    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1996


                                                       REGISTRATION NO. 33-65357
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                  4841                                 73-1435149
    (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
     Incorporation or Organization)           Classification Code Number)                Identification Number)

                             ---------------------

                903 NORTH BOWSER, SUITE 140                                      JOHN R. BAILEY
                  RICHARDSON, TEXAS 75081                               SENIOR VICE PRESIDENT -- FINANCE
                      (214) 479-9244                                 HEARTLAND WIRELESS COMMUNICATIONS, INC.
    (Address, including zip code, and telephone number,                    903 NORTH BOWSER, SUITE 140
                          including                                          RICHARDSON, TEXAS 75081
  area code, of Registrant's principal executive offices)                        (214) 479-9244
                                                                (Name, address, including zip code, and telephone
                                                               number, including area code, of agent for service)

                             ---------------------
                                With copies to:

       ROBERT H. GREENWOOD, ESQ.                VICTOR B. ZANETTI, ESQ.                  STEPHEN W. RUBIN, ESQ.
        YOUNG, DIMERO & SAYOVITZ                     ARTER & HADDEN              PROSKAUER ROSE GOETZ & MENDELSOHN LLP
         414 EAGLE ROCK AVENUE                1717 MAIN STREET, SUITE 4100                   1585 BROADWAY
         WEST ORANGE, NJ 07052                      DALLAS, TX 75201                       NEW YORK, NY 10036
         RICHARD B. STAGG, ESQ.                 ROBERT E. MORRISON, ESQ.                  EARL H. COHEN, ESQ.
     O'CONNOR, CAVANAGH, ANDERSON,          BROWN MCCARROLL & OAKS HARTLINE             MANSFIELD & TANICK, P.A.
     KILLINGSWORTH & BESHEARS, P.A.          300 CRESCENT COURT, STE. 1400             1560 INTERNATIONAL CENTER
  ONE EAST CAMELBACK ROAD, SUITE 1100               DALLAS, TX 75201                      900 2ND AVENUE SOUTH
           PHOENIX, AZ 85012                                                             MINNEAPOLIS, MN 55402

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon (1) the effective time of the proposed merger (the "AWS Merger") of a wholly owned subsidiary of the Registrant with and into American Wireless Systems, Inc. ("AWS"), (2) the effective time of the proposed merger (the "CMAX Merger") of a wholly owned subsidiary of the Registrant with and into CableMaxx, Inc. ("CMAX"), (3) the consummation of the Amended and Restated Asset Purchase Agreement between the Registrant and Fort Worth Wireless Cable T.V. Associates ("FTW Partnership"), pursuant to which (a) Heartland will acquire FTW Partnership's 79.99% joint venture interest (the "FTW Interest") in and to the joint venture that owns and operates a wireless cable television system in Fort Worth, Texas, and (b) FTW Partnership will receive certain shares of the Registrant's common stock (the "FTW Shares") and distribute the FTW Shares in connection with the liquidation and dissolution of FTW Partnership (the "FTW Transaction"), (4) the consummation of the Amended and Restated Asset Purchase Agreement between the Registrant and Wireless Cable TV Associates #38 (the "Minneapolis Partnership"), pursuant to which (a) Heartland will acquire the Minneapolis Partnership's 75% membership interest (the "Minneapolis Interest") in and to American Wireless System of Minneapolis, L.L.C., a limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota, and (b) the Minneapolis Partnership will receive certain shares of the Registrant's common stock (the "Minneapolis Shares") and distribute the Minneapolis Shares in connection with the liquidation and dissolution of the Minneapolis Partnership (the "Minneapolis Transaction") and/or (5) the consummation of the Amended and Restated Asset Purchase Agreement among the Registrant, Three Sixty Corp. ("TSC"), and Technivision, Inc., formerly a subsidiary of TSC that has been merged with and into TSC ("Technivision"), pursuant to which (a) Heartland will acquire substantially all of the assets formerly held by Technivision, and (b) TSC will receive certain shares of the Registrant's common stock (the "TSC Shares") and distribute the TSC Shares in connection with the liquidation and dissolution of TSC (the "TSC Transaction"). Collectively, the AWS Merger, CMAX Merger, FTW Transaction, Minneapolis Transaction and TSC Transaction are referred to as the "Transactions."

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                       CAPTION IN PROXY STATEMENT
     ----------------------------------------------    -----------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
     1.   Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus...    Facing Page of Registration Statement;
                                                       Cross-Reference Sheet; Outside Front
                                                       Cover Page of Proxy Statement
     2.   Inside Front and Outside Back Cover Pages
          of Prospectus............................    Table of Contents; Available Information
     3.   Risk Factors, Ratio of Earnings to Fixed
          Charges, and Other Information...........    Summary; Risk Factors
     4.   Terms of the Transaction.................    Summary; Information Concerning
                                                       Heartland; Recommendations of the
                                                       Heartland Board; Opinions of Heartland's
                                                       Advisor; The AWS Merger; The FTW
                                                       Transaction; The Minneapolis Transaction;
                                                       The CMAX Merger; The TSC Transaction
     5.   Pro Forma Financial Information..........    Summary; Pro Forma Financial Information
                                                       Relative to the Transactions
     6.   Material Contacts with the Company Being
          Acquired.................................    *
     7.   Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters.......................    *
     8.   Interests of Named Experts and Counsel...    *
     9.   Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..............................    *
B.   INFORMATION ABOUT THE REGISTRANT
     10.  Information with Respect to S-3
          Registrants..............................    *
     11.  Incorporation of Certain Information by
          Reference................................    *
     12.  Information With Respect to S-2 or S-3
          Registrants..............................    *
     13.  Incorporation of Certain Information by
          Reference................................    *
     14.  Information With Respect to Registrants
          Other Than S-2 or S-3 Registrants........    Available Information; Summary
                                                       Information Concerning Heartland;
                                                       Selected Consolidated Financial
                                                       Information of Heartland;
                                                       Heartland -- Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Index to
                                                       Consolidated Financial Statements and
                                                       Unaudited Pro Forma Financial Information

                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                       CAPTION IN PROXY STATEMENT
     ----------------------------------------------    -----------------------------------------
C.   INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED
     15.  Information With Respect to S-3
          Companies................................    *
     16.  Information With Respect to S-2 or S-3
          Companies................................    *
     17.  Information With Respect to Companies
          Other Than S-2 or S-3 Companies..........    Available Information; Summary; Appendix
                                                       B -- Information Concerning AWS; Appendix
                                                       E -- Information Concerning FTW
                                                       Partnership; Appendix J -- Information
                                                       Concerning Minneapolis Partnership;
                                                       Appendix N -- Information Concerning
                                                       CMAX; Appendix P -- Information
                                                       Concerning TSC; Index to Consolidated
                                                       Financial Statements and Unaudited Pro
                                                       Forma Financial Information
D.   VOTING AND MANAGEMENT INFORMATION
     18.  Information if Proxies, Consents or
          Authorizations Are to be Solicited.......    Outside Front Cover Page of Heartland
                                                       Proxy Statement; Available Information;
                                                       Information Concerning Heartland; The
                                                       Heartland Meeting; The AWS Meeting; The
                                                       FTW Consent Solicitation; The Minneapolis
                                                       Partnership Meeting; The CMAX Meeting;
                                                       The TSC Meeting; Appendix
                                                       B -- Information Concerning AWS; Appendix
                                                       E -- Information Concerning FTW
                                                       Partnership; Appendix J -- Information
                                                       Concerning Minneapolis Partnership;
                                                       Appendix N -- Information Concerning
                                                       CMAX; Appendix P -- Information
                                                       Concerning TSC
     19.  Information if Proxies, Consents or
          Authorizations Are Not to be Solicited,
          or in an Exchange Offer..................    *

---------------

*Not applicable or answer is in the negative.

                        AMERICAN WIRELESS SYSTEMS, INC.
                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                        WIRELESS CABLE TV ASSOCIATES #38

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                  CAPTION IN PROXY STATEMENT/PROSPECTUS
     ----------------------------------------------    -----------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
     1.   Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus...    Facing Page of Registration Statement;
                                                       Cross-Reference Sheet; Outside Front
                                                       Cover Page of Proxy Statement/Prospectus
     2.   Inside Front and Outside Back Cover Pages
          of Prospectus............................    Table of Contents; Available Information
     3.   Risk Factors, Ratio of Earnings to Fixed
          Charges, and Other Information...........    Summary; Risk Factors
     4.   Terms of the Transaction.................    Summary; Information Concerning
                                                       Heartland; The Combined Company; The AWS
                                                       Merger; The FTW Transaction; The
                                                       Minneapolis Transaction; Comparison of
                                                       Rights of Security Holders of Heartland
                                                       and AWS; Comparison of Rights of Equity
                                                       Holders of Heartland and FTW Partnership;
                                                       Comparison of Rights of Equity Holders of
                                                       Heartland and Minneapolis Partnership
     5.   Pro Forma Financial Information..........    Summary; Pro Forma Financial Information
                                                       Relative to the Transactions
     6.   Material Contacts with the Company Being
          Acquired.................................    *
     7.   Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters.......................    *
     8.   Interests of Named Experts and Counsel...    *
     9.   Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..............................    *
B.   INFORMATION ABOUT THE REGISTRANT
     10.  Information with Respect to S-3
          Registrants..............................    *
     11.  Incorporation of Certain Information by
          Reference................................    *
     12.  Information With Respect to S-2 or S-3
          Registrants..............................    *
     13.  Incorporation of Certain Information by
          Reference................................    *
     14.  Information With Respect to Registrants
          Other Than S-2 or S-3 Registrants........    Available Information; Information
                                                       Concerning Heartland; Selected
                                                       Consolidated Financial Information of
                                                       Heartland; Heartland -- Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations;
                                                       Index to Consolidated Financial
                                                       Statements and Unaudited Pro Forma
                                                       Financial Information

                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                  CAPTION IN PROXY STATEMENT/PROSPECTUS
     ----------------------------------------------    -----------------------------------------
C.   INFORMATION ABOUT THE COMPANIES
     BEING ACQUIRED
     15.  Information With Respect to S-3
          Companies................................    *
     16.  Information With Respect to S-2 or S-3
          Companies................................    *
     17.  Information With Respect to Companies
          Other Than S-2 or S-3 Companies..........    Available Information; Summary;
                                                       Information Concerning AWS; Information
                                                       Concerning FTW Partnership; Information
                                                       Concerning Minneapolis Partnership; Index
                                                       to Consolidated Financial Statements and
                                                       Unaudited Pro Forma Financial
                                                       Information; Pro Forma Financial
                                                       Information Relative to the Transactions;
                                                       AWS -- Selected Financial Information;
                                                       AWS -- Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; FTW
                                                       Partnership -- Selected Financial
                                                       Information; FTW
                                                       Partnership -- Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Minneapolis
                                                       Partnership -- Selected Financial
                                                       Information; Minneapolis
                                                       Partnership -- Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations
D.   VOTING AND MANAGEMENT INFORMATION
     18.  Information if Proxies, Consents or
          Authorizations Are to be Solicited.......    Outside Front Cover Page of Proxy
                                                       Statement; Available Information;
                                                       Summary; Information Concerning AWS;
                                                       Information Concerning FTW Partnership;
                                                       Information Concerning Minneapolis
                                                       Partnership; The AWS Meeting; The FTW
                                                       Consent Solicitation; The Minneapolis
                                                       Partnership Meeting; The AWS Merger; The
                                                       FTW Transaction; The Minneapolis
                                                       Transaction
     19.  Information if Proxies, Consents or
          Authorizations Are Not to be Solicited,
          or in an Exchange Offer..................    *

---------------

*Not applicable or answer is in the negative.

                                CABLEMAXX, INC.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                  CAPTION IN PROXY STATEMENT/PROSPECTUS
     ----------------------------------------------    -----------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
     1.   Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus...    Facing Page of Registration Statement;
                                                       Cross-Reference Sheet; Outside Front
                                                       Cover Page of Proxy Statement/Prospectus
     2.   Inside Front and Outside Back Cover Pages
          of Prospectus............................    Table of Contents; Available Information
     3.   Risk Factors, Ratio of Earnings to Fixed
          Charges, and Other Information...........    Summary; Risk Factors
     4.   Terms of the Transaction.................    Summary; Information Concerning
                                                       Heartland; The Combined Company; The AWS
                                                       Merger; The FTW Transaction; The
                                                       Minneapolis Transaction; Comparison of
                                                       Rights of Holders of Heartland and CMAX
     5.   Pro Forma Financial Information..........    Summary; Pro Forma Financial Information
                                                       Relative to the Transactions
     6.   Material Contacts with the Company Being
          Acquired.................................    *
     7.   Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters.......................    *
     8.   Interests of Named Experts and Counsel...    *
     9.   Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..............................    *
B.   INFORMATION ABOUT THE REGISTRANT
     10.  Information with Respect to S-3
          Registrants..............................    *
     11.  Incorporation of Certain Information by
          Reference................................    *
     12.  Information With Respect to S-2 or S-3
          Registrants..............................    *
     13.  Incorporation of Certain Information by
          Reference................................    *
     14.  Information With Respect to Registrants
          Other Than S-2 or S-3 Registrants........    Available Information; Summary
                                                       Information Concerning Heartland;
                                                       Selected Consolidated Financial
                                                       Information of Heartland;
                                                       Heartland -- Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Index to
                                                       Consolidated Financial Statements and
                                                       Unaudited Pro Forma Financial Information

                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                  CAPTION IN PROXY STATEMENT/PROSPECTUS
     ----------------------------------------------    -----------------------------------------
C.   INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED
     15.  Information With Respect to S-3
          Companies................................    *
     16.  Information With Respect to S-2 or S-3
          Companies................................    *
     17.  Information With Respect to Companies
          Other Than S-2 or S-3 Companies..........    Available Information; Summary;
                                                       Information Concerning CMAX; Index to
                                                       Consolidated Financial Statements and
                                                       Unaudited Pro Forma Financial
                                                       Information; Pro Forma Financial
                                                       Information Relative to the Transactions;
                                                       Selected Consolidated Financial
                                                       Information of CMAX; Pro Forma
                                                       Information of 1992 Acquisition; CMAX --
                                                       Management's Discussion and Analysis of
                                                       Financial Condition and Results of
                                                       Operations
D.   VOTING AND MANAGEMENT INFORMATION
     18.  Information if Proxies, Consents or
          Authorizations Are to be Solicited.......    Outside Front Cover Page of Proxy
                                                       Statement/Prospectus; Available
                                                       Information; Summary; Information
                                                       Concerning CMAX; The CMAX Meeting; The
                                                       CMAX Merger
     19.  Information if Proxies, Consents or
          Authorizations Are Not to be Solicited,
          or in an Exchange Offer..................    *

---------------

*Not applicable or answer is in the negative.

                               THREE-SIXTY CORP.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4


                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                  CAPTION IN PROXY STATEMENT/PROSPECTUS
     ----------------------------------------------    -----------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
     1.   Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus...    Facing Page of Registration Statement;
                                                       Cross-Reference Sheet; Outside Front
                                                       Cover Page of Proxy Statement/Prospectus
     2.   Inside Front and Outside Back Cover Pages
          of Prospectus............................    Table of Contents; Available Information
     3.   Risk Factors, Ratio of Earnings to Fixed
          Charges, and Other Information...........    Summary; Risk Factors
     4.   Terms of the Transaction.................    Summary; Information Concerning
                                                       Heartland; The Combined Company; The AWS
                                                       Merger; The FTW Transaction; The
                                                       Minneapolis Transaction; Comparison of
                                                       Rights of Security Holders of Heartland
                                                       and TSC
     5.   Pro Forma Financial Information..........    Summary; Pro Forma Financial Information
                                                       Relative to the Transactions
     6.   Material Contacts with the Company Being
          Acquired.................................    *
     7.   Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters.......................    *
     8.   Interests of Named Experts and Counsel...    *
     9.   Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..............................    *
B.   INFORMATION ABOUT THE REGISTRANT
     10.  Information with Respect to S-3
          Registrants..............................    *
     11.  Incorporation of Certain Information by
          Reference................................    *
     12.  Information With Respect to S-2 or S-3
          Registrants..............................    *
     13.  Incorporation of Certain Information by
          Reference................................    *
     14.  Information With Respect to Registrants
          Other Than S-2 or S-3 Registrants........    Available Information; Summary
                                                       Information Concerning Heartland;
                                                       Selected Consolidated Financial
                                                       Information of Heartland;
                                                       Heartland -- Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Index to
                                                       Consolidated Financial Statements and
                                                       Unaudited Pro Forma Financial Information

                        FORM S-4                                      LOCATION OR
                ITEM NUMBER AND CAPTION                  CAPTION IN PROXY STATEMENT/PROSPECTUS
     ----------------------------------------------    -----------------------------------------
C.   INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED
     15.  Information With Respect to S-3
          Companies................................    *
     16.  Information With Respect to S-2 or S-3
          Companies................................    *
     17.  Information With Respect to Companies
          Other Than S-2 or S-3 Companies..........    Available Information; Summary;
                                                       Information Concerning TSC; Index to
                                                       Consolidated Financial Statements and
                                                       Unaudited Pro Forma Financial
                                                       Information; Pro Forma Financial
                                                       Information Relative to the Transactions;
                                                       Selected Consolidated Financial
                                                       Information of TSC; TSC -- Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations
D.   VOTING AND MANAGEMENT INFORMATION
     18.  Information if Proxies, Consents or
          Authorizations Are to be Solicited.......    Outside Front Cover Page of Proxy
                                                       Statement/Prospectus; Available
                                                       Information; Summary; Information
                                                       Concerning TSC; The TSC Meeting; The TSC
                                                       Transaction
     19.  Information if Proxies, Consents or
          Authorizations Are Not to be Solicited,
          or in an Exchange Offer..................    *

---------------

*Not applicable or answer is in the negative.

                                      LOGO

                                January 26, 1996

Dear Stockholder:

     You are cordially invited to attend the special meeting of the stockholders (the "Special Meeting") of HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland"), which will be held on February 22, 1996 at 10:00 a.m., local time, at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494.

     At this important Special Meeting, you will be asked to approve and adopt the following five (5) separate, but related, agreements (collectively, the "Agreements") and the issuance of a maximum of 10,721,302 shares of common stock, par value $.001 per share of Heartland (the "Heartland Common Stock") in connection therewith or 45.95% of the total number of shares of Heartland Common Stock then outstanding (collectively, the "Transactions"):

1. MERGER WITH AMERICAN              The Amended and Restated Agreement and Plan of Merger,
   WIRELESS SYSTEMS, INC.            dated as of September 11, 1995 (the "AWS Merger
                                     Agreement"), by and among American Wireless Systems,
                                     Inc., a Delaware corporation ("AWS"), Heartland and
                                     Heartland Merger Sub, Inc., a Delaware corporation and
                                     wholly owned subsidiary of Heartland ("AWS Merger Sub").
                                     THE AWS MERGER IS MORE COMPLETELY DESCRIBED IN THE
                                     ACCOMPANYING PROXY STATEMENT, AND A COPY OF THE AWS
                                     MERGER AGREEMENT IS ATTACHED AS APPENDIX C THERETO.
2. ACQUISITION OF VENTURE            The Amended and Restated Asset Purchase Agreement, dated
   INTEREST IN FORT WORTH            as of October 4, 1995 (the "FTW Agreement"), by and
   MARKET                            between Heartland and Fort Worth Wireless Cable T.V.
                                     Associates, a California general partnership ("FTW
                                     Partnership").
                                     THE FTW AGREEMENT AND THE TRANSACTIONS RELATED THERETO
                                     (COLLECTIVELY, THE "FTW TRANSACTION") ARE MORE
                                     COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT
                                     AND A COPY OF THE FTW AGREEMENT IS ATTACHED AS APPENDIX
                                     F THERETO.
3. ACQUISITION OF MEMBERSHIP         The Amended and Restated Asset Purchase Agreement, dated
   INTEREST IN MINNEAPOLIS MARKET    as of October 4, 1995 (the "Minneapolis Agreement"), by
                                     and between Heartland and Wireless Cable TV Associates
                                     #38, a California general partnership ("Minneapolis
                                     Partnership").
                                     THE MINNEAPOLIS AGREEMENT AND THE TRANSACTIONS RELATED
                                     THERETO (COLLECTIVELY, THE "MINNEAPOLIS TRANSACTION")
                                     ARE MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY
                                     STATEMENT, AND A COPY OF THE MINNEAPOLIS AGREEMENT IS
                                     ATTACHED AS APPENDIX K THERETO.
4. MERGER WITH                       The Amended and Restated Agreement and Plan of Merger,
   CABLEMAXX, INC.                   dated as of September 11, 1995 (the "CMAX Merger
                                     Agreement"), by and among Heartland, CableMaxx, Inc., a
                                     Delaware corporation ("CMAX"), and Heartland Merger Sub
                                     2, Inc., a Delaware corporation and wholly owned
                                     subsidiary of Heartland ("CMAX Merger Sub").
                                     THE CMAX MERGER IS MORE COMPLETELY DESCRIBED IN THE
                                     ACCOMPANYING PROXY STATEMENT, AND A COPY OF THE CMAX
                                     MERGER AGREEMENT IS ATTACHED AS APPENDIX O THERETO.

5. ASSET PURCHASE FROM THREE SIXTY   The Amended and Restated Asset Purchase Agreement, dated
   CORP. (SUCCESSOR IN INTEREST TO   as of October 19, 1995 (the "TSC Agreement"), by and
   TECHNIVISION)                     among Heartland, Three Sixty Corp., a New Jersey
                                     corporation ("TSC"), and Technivision, Inc., formerly a
                                     subsidiary of TSC that has been merged with and into TSC
                                     ("Technivision").
                                     THE TSC AGREEMENT AND THE TRANSACTIONS RELATED THERETO
                                     (COLLECTIVELY, THE "TSC TRANSACTION") ARE MORE
                                     COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY
                                     STATEMENT, AND A COPY OF THE TSC AGREEMENT IS ATTACHED
                                     AS APPENDIX Q THERETO.

     At the Special Meeting, the stockholders of Heartland will be asked to approve the issuance of additional shares as part of a single approval. THE STOCKHOLDERS OF HEARTLAND ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE AFOREMENTIONED FIVE TRANSACTIONS.

     Although the stockholders of Heartland will be approving the issuance of up to 10,721,302 shares of Heartland Common Stock in connection with the Transactions, management of the Company anticipates that the actual number of shares to be issued will be less. Assuming, among other things, a closing average of $28 per share of the Heartland Common Stock, the approximate closing average of the Heartland Common Stock over the preceding ten and 20 day trading periods, Heartland would issue approximately 6,763,949 shares of Heartland Common Stock or 34.91% of the total number of shares of Heartland Common Stock then outstanding in connection with the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection With the Transactions" in the accompanying Proxy Statement.

     AT THE DIRECTORS' MEETING HELD TO CONSIDER THE TRANSACTIONS, THE PARTICIPATING DIRECTORS OF HEARTLAND CAREFULLY CONSIDERED AND APPROVED THE TERMS OF SUCH AGREEMENTS AND RELATED ISSUANCES OF SHARES OF HEARTLAND COMMON STOCK AS BEING IN THE BEST INTERESTS OF HEARTLAND AND ITS STOCKHOLDERS. THE HEARTLAND BOARD OF DIRECTORS RECOMMENDS THAT THE HEARTLAND STOCKHOLDERS VOTE FOR THE APPROVAL OF EACH AGREEMENT AND THE RELATED ISSUANCE OF SHARES OF HEARTLAND COMMON STOCK IN CONNECTION THEREWITH.

     Pursuant to applicable Delaware law, the stockholders of Heartland who object to the Agreements or related Transactions will not be afforded appraisal rights or the right to receive cash for their shares of Heartland Common Stock.

     The enclosed Proxy Statement sets forth information, including financial data, relating to Heartland, AWS, FTW Partnership, Minneapolis Partnership, CMAX and TSC and describes the terms and conditions of each of the Transactions. The Board of Directors recognizes that this Proxy Statement is a lengthy document. However, this document necessarily results from the complexity of the Transactions and the need to furnish you with all appropriate information. Accordingly, the Board of Directors of Heartland requests that you carefully review these materials before completing the enclosed Proxy Card. SIGNED BUT UNMARKED PROXY CARDS RETURNED BY A HEARTLAND STOCKHOLDER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE TRANSACTIONS.

     Should you require assistance in completing your Proxy Card or if you have any questions about the voting procedure or the accompanying Proxy Statement, please feel free to contact Heartland at 903 N. Bowser, Suite 140, Richardson, Texas 75081 (telephone (214) 479-9244).

                                            Very truly yours,

                                            LOGO
                                            John R. Bailey
                                            Senior Vice President -- Finance,
                                            Chief Financial Officer,
                                            Treasurer and Secretary

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                          903 NORTH BOWSER, SUITE 140
                            RICHARDSON, TEXAS 75081

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 22, 1996

TO THE STOCKHOLDERS OF HEARTLAND WIRELESS COMMUNICATIONS, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (together with any adjournments or postponements thereof, the "Special Meeting") of the stockholders of Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), will be held at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494, on February 22, 1996 at 10:00 a.m., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

          1. To consider and vote upon a proposal to approve and adopt each of the following agreements (collectively, the "Agreements") and the issuance of up to 10,721,302 shares, or 45.95% of the total number of shares of Heartland Common Stock then outstanding (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable, and certain additional assumptions -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" of the accompanying Proxy Statement), of common stock, $.001 par value per share, of Heartland ("Heartland Common Stock") in connection therewith (collectively, the "Transactions"):

             (A) The Amended and Restated Agreement and Plan of Merger, dated as of September 11, 1995 (the "AWS Merger Agreement"), by and among American Wireless Systems, Inc., a Delaware corporation ("AWS"), Heartland and Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("AWS Merger Sub"), as a result of which AWS Merger Sub will be merged with and into AWS (the "AWS Merger") and AWS will become a wholly owned subsidiary of Heartland.

             (B) The Amended and Restated Asset Purchase Agreement, dated as of October 4, 1995 (the "FTW Agreement"), by and between Heartland and Fort Worth Wireless Cable T.V. Associates, a California general partnership ("FTW Partnership"), pursuant to which Heartland proposes to acquire substantially all of the assets of FTW Partnership (consisting of a 79.99% interest in a joint venture that owns and operates a wireless cable television system in Fort Worth, Texas).

             (C) The Amended and Restated Asset Purchase Agreement, dated as of October 4, 1995 (the "Minneapolis Agreement"), by and between Heartland and Wireless Cable TV Associates #38, a California general partnership ("Minneapolis Partnership"), pursuant to which Heartland proposes to acquire substantially all of the assets of the Minneapolis Partnership (consisting of a 75% membership interest in and to American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota).

             (D) The Amended and Restated Agreement and Plan of Merger, dated as of September 11, 1995 (the "CMAX Merger Agreement"), by and among Heartland, CableMaxx, Inc., a Delaware corporation ("CMAX"), and Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("CMAX Merger Sub"), as a result of which CMAX Merger Sub will be merged with and into CMAX (the "CMAX Merger") and CMAX will become a wholly owned subsidiary of Heartland.

             (E) The Amended and Restated Asset Purchase Agreement, dated as of October 19, 1995 (the "TSC Agreement"), by and among Heartland, Three Sixty Corp., a New Jersey corporation

        ("TSC"), and Technivision, Inc., formerly a subsidiary of TSC that has been merged with and into TSC ("Technivision"). Pursuant to the TSC Agreement, Heartland proposes to acquire substantially all of the assets of Technivision.

          2. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors has fixed the close of business on January 17, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Pursuant to the Proxy Statement, Heartland is seeking the affirmative vote of the holders of shares representing the majority of the outstanding voting power of Heartland Common Stock to approve the AWS Merger Agreement, the FTW Agreement, the Minneapolis Agreement, the CMAX Merger Agreement, the TSC Agreement and the related issuance of Heartland Common Stock in connection therewith.

     Pursuant to applicable Delaware law, the stockholders of Heartland who object to the Agreements or related Transactions, or any of them, will not be afforded appraisal rights or the right to receive cash for their shares of Heartland Common Stock.

YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED HEARTLAND PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. SIGNED BUT UNMARKED PROXY CARDS RETURNED BY A HEARTLAND STOCKHOLDER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE TRANSACTIONS. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                            By Order of the Board of Directors,

                                            /s/ JOHN R. BAILEY
                                            John R. Bailey
                                            Senior Vice President -- Finance,
                                            Chief Financial Officer,
                                            Treasurer and Secretary

DALLAS, TEXAS
January 26, 1996

                                      LOGO

                                January 26, 1996

Dear Stockholder:

     You are cordially invited to attend the special meeting of stockholders (the "Special Meeting") of CableMaxx, Inc., a Delaware corporation ("CMAX"), which will be held on February 22, 1996 at 10:00 a.m., local time at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, 75240, (214) 934-9494.

     At this important Special Meeting, you will be asked to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger (the "CMAX Merger Agreement"), dated as of September 11, 1995, by and among CMAX, Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), and Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("CMAX Merger Sub"), pursuant to which CMAX Merger Sub will be merged with and into CMAX (the "CMAX Merger") and CMAX will become a wholly owned subsidiary of Heartland. If the CMAX Merger Agreement is approved and the CMAX Merger is consummated, each outstanding share of common stock, par value $.01 per share, of CMAX ("CMAX Common Stock") will be converted into the right to receive that portion of a newly issued publicly tradeable share of common stock, par value $.001 per share, of Heartland ("Heartland Common Stock") having an exchange value of $8.50 per share of CMAX Common Stock for an aggregate exchange value for all shares of CMAX Common Stock of approximately $80.8 million, subject to reduction by the amount that CMAX's Net Liabilities exceed its Permitted Net Liabilities (each as defined in the CMAX Merger Agreement). The exchange value of the Heartland Common Stock to be issued in the CMAX Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, CMAX STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE CMAX STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. See "The CMAX Meeting -- Proxies" of the enclosed Proxy Statement/Prospectus for information regarding the revocability of CMAX proxies.

     THE CMAX MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE CMAX MERGER AGREEMENT IS ATTACHED AS APPENDIX A THERETO.

     AT THE DIRECTORS' MEETING HELD TO CONSIDER THE CMAX MERGER AGREEMENT AND CMAX MERGER, THE DIRECTORS OF CMAX CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE CMAX MERGER AGREEMENT AND CMAX MERGER AS BEING IN THE BEST INTERESTS OF CMAX AND ITS STOCKHOLDERS. THE CMAX BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE CMAX MERGER AGREEMENT.

     Bear, Stearns & Co., Inc., CMAX's financial advisor, has rendered an opinion to the Board of Directors of CMAX that the transaction contemplated by the CMAX Merger Agreement is fair to the CMAX stockholders from a financial point of view as of the date of such opinion. The analysis, support and limitations of this opinion are discussed in the enclosed Proxy Statement/Prospectus with the opinion itself contained as Appendix B thereto.

     The Board of Directors has fixed the close of business on January 11, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. The affirmative vote of a majority of the outstanding shares of CMAX Common Stock is required to approve the CMAX Merger Agreement. Abstentions or broker non-votes will have the same effect as a vote "against" the CMAX Merger Agreement.

     Pursuant to applicable Delaware law, the stockholders of CMAX who object to the CMAX Merger Agreement or CMAX Merger will not be afforded appraisal rights or the right to receive cash for their shares of CMAX Common Stock.

     The enclosed Proxy Statement/Prospectus sets forth information, including financial data, relating to Heartland, CMAX and certain other parties involved in the other transactions described in this Proxy Statement/Prospectus, (the "Other Transactions") and describes the terms and conditions of the CMAX Merger and the Other Transactions. The Board of Directors recognizes that this Proxy Statement/Prospectus is a lengthy document. However, this document necessarily results from the complexity of the CMAX Merger and the Other Transactions and the need to furnish you with all appropriate information. Accordingly, the Board of Directors of CMAX requests that you carefully review these materials before completing the enclosed Proxy Card. SIGNED BUT UNMARKED PROXY CARDS RETURNED BY A CMAX STOCKHOLDER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE CMAX MERGER AGREEMENT AND CMAX MERGER.

     Please do not send in your stock certificates with your proxy. If the stockholders of CMAX approve the CMAX Merger Agreement and the CMAX Merger is consummated, you will receive a Letter of Transmittal with instructions for the surrender and exchange of your shares.

     Should you require assistance in completing your Proxy Card or if you have questions about the voting procedure or the accompanying Proxy
Statement/Prospectus, please feel free to contact CMAX at 6850 Austin Center Boulevard, Suite 320, Austin, Texas 78731 (telephone (512) 345-1001).

                                            Very truly yours,

                                            /s/ A. LAWRENCE FAGAN
                                            A. Lawrence Fagan,
                                            Chairman of the Board

                                CABLEMAXX, INC.
                    6850 AUSTIN CENTER BOULEVARD, SUITE 320
                              AUSTIN, TEXAS 78731

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 22, 1996

TO THE STOCKHOLDERS OF CABLEMAXX, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (together with any adjournments or postponements thereof, the "Special Meeting") of the stockholders of CableMaxx, Inc., a Delaware corporation ("CMAX"), will be held at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, 75240,
(214)934-9494 on February 22, 1996 at 10:00 a.m., local time, for the following purposes, as more fully described in the accompanying Proxy
Statement/Prospectus:

          1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger (the "CMAX Merger Agreement"), dated as of September 11, 1995, by and among CMAX, Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), and Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("CMAX Merger Sub"), pursuant to which CMAX Merger Sub will be merged with and into CMAX (the "CMAX Merger") and CMAX will become a wholly owned subsidiary of Heartland. If the CMAX Merger Agreement is approved and the CMAX Merger is consummated, each outstanding share of common stock, par value $.01 per share, of CMAX ("CMAX Common Stock") will be converted into the right to receive that portion of a newly issued publicly tradeable share of common stock, par value $.001 per share, of Heartland ("Heartland Common Stock") having an exchange value of $8.50 per share of CMAX Common Stock for an aggregate exchange value for all shares of CMAX Common Stock of approximately $80.8 million, subject to reduction by the amount that CMAX's Net Liabilities exceed its Permitted Net Liabilities (each as defined in the CMAX Merger Agreement). The exchange value of the Heartland Common Stock to be issued in the CMAX Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). Pursuant to the terms of the CMAX Merger Agreement, CMAX stockholders will receive cash in lieu of fractional shares of Heartland Common Stock. The CMAX Merger is described in detail in the accompanying Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors has fixed the close of business on January 11, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. The affirmative vote of a majority of the outstanding shares of CMAX Common Stock is necessary to approve the CMAX Merger Agreement. Abstentions or broker non-votes will have the same effect as a vote "against" the CMAX Merger Agreement.

     Charter Wireless Cable Holdings, L.L.C. ("Charter Wireless"), the holder of approximately 52.7% of the outstanding shares of CMAX Common Stock, has agreed to vote all such shares in favor of the CMAX Merger Agreement. Accordingly, stockholder approval of the CMAX Merger Agreement is assured.

     Pursuant to applicable Delaware law, the stockholders of CMAX who object to the CMAX Merger Agreement or CMAX Merger will not be afforded appraisal rights or the right to receive cash for their shares of CMAX Common Stock.

YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED CMAX PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. SIGNED BUT UNMARKED PROXY CARDS RETURNED BY A CMAX STOCKHOLDER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE CMAX MERGER AGREEMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, CMAX STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE CMAX STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

                                            By Order of the Board of Directors,

                                            /s/ STEPHEN W. RUBIN
                                            Stephen W. Rubin,
                                            Secretary

AUSTIN, TEXAS
January 26, 1996

                                      LOGO

                                January 26, 1996

Dear Stockholder:

     You are cordially invited to attend the special meeting of stockholders (the "Special Meeting") of AMERICAN WIRELESS SYSTEMS, INC., a Delaware corporation ("AWS"), which will be held on February 22, 1996 at 10:00 a.m., local time at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494.

     At this important Special Meeting, you will be asked to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger (the "AWS Merger Agreement"), dated as of September 11, 1995, by and among AWS, Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), and Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("AWS Merger Sub"), pursuant to which AWS Merger Sub will be merged with and into AWS (the "AWS Merger"), AWS will become a wholly owned subsidiary of Heartland, and Heartland will issue to the holders of AWS common stock, $.01 par value per share ("AWS Common Stock"), that number of newly issued publicly tradeable shares of Heartland common stock, $.001 par value per share ("Heartland Common Stock"), having an aggregate exchange value of $34 million (subject to certain reductions and escrow requirements). The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996), provided however that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, AWS STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE AWS STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. SEE "THE AWS MEETING -- PROXIES" OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS FOR INFORMATION REGARDING THE REVOCABILITY OF AWS PROXIES.

     THE AWS MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE AWS MERGER AGREEMENT IS ATTACHED AS APPENDIX A THERETO.

     AT THE DIRECTORS' MEETING HELD TO CONSIDER THE AWS MERGER, THE DIRECTORS OF AWS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE AWS MERGER AS BEING IN THE BEST INTERESTS OF AWS AND ITS STOCKHOLDERS. THE AWS BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AWS MERGER AGREEMENT.

     Daniels & Associates, L.P., AWS' financial advisor, has rendered an opinion to the Board of Directors that the consideration to be received by the AWS stockholders pursuant to the terms of the AWS Merger

Agreement is fair to such stockholders from a financial point of view as of the date of such opinion. The analysis, support and limitations of this opinion are discussed in the enclosed Proxy Statement/Prospectus with the opinion itself contained as Appendix C thereto.

     The AWS Merger is only one of five (5) separate, but related, transactions (the "Transactions") which Heartland intends to consummate at or about the same time. The shares of Heartland Common Stock to be issued in connection with each of the Transactions are being registered on a single Registration Statement consisting of multiple Proxy Statements/Prospectuses, of which the enclosed Proxy Statement/Prospectus forms a part. The consummation of the AWS Merger is conditioned on, among other things, the requisite approval by AWS and Heartland stockholders of the AWS Merger Agreement, the AWS Merger and transactions related thereto. Additionally, the AWS Merger is conditioned upon the consummation of the Amended and Restated Asset Purchase Agreements between (a) Heartland and Fort Worth Wireless Cable T.V. Associates and (b) Heartland and Wireless Cable TV Associates #38, which agreements are further discussed in the accompanying Proxy Statement/Prospectus.

     The affirmative vote of the holders of shares representing a majority of the outstanding voting power of AWS Common Stock is necessary to approve the AWS Merger Agreement and AWS Merger. The holders of approximately 37% of the outstanding shares of AWS Common Stock have placed such shares in a voting trust pursuant to which such stockholders will vote in favor of the AWS Merger Agreement and AWS Merger.

     Pursuant to applicable Delaware law, the stockholders of AWS who object to the AWS Merger Agreement and AWS Merger and who vote against or abstain from voting in favor thereof may be afforded certain appraisal rights, including the right to receive cash for their shares of AWS Common Stock. Stockholders who wish to exercise their appraisal rights must follow the procedures set forth in
Section 262 of the Delaware General Corporation Law. See "The AWS
Merger -- Appraisal Rights" in the Proxy Statement/Prospectus.

     The enclosed Proxy Statement/Prospectus sets forth information, including financial data, relating to Heartland, AWS and certain other parties involved in the other transactions described in this Proxy Statement/Prospectus (the "Other Transactions") and describes the terms and conditions of the AWS Merger and the Other Transactions. The Board of Directors recognizes that this Proxy Statement/Prospectus is a lengthy document. However, this document necessarily results from the complexity of the AWS Merger and the Other Transactions and the need to furnish you with all appropriate information. Accordingly, the Board of Directors of AWS requests that you carefully review these materials before completing the enclosed Proxy Card. SIGNED BUT UNMARKED PROXY CARDS RETURNED BY AN AWS STOCKHOLDER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE AWS MERGER AGREEMENT AND AWS MERGER. ACCORDINGLY, AWS STOCKHOLDERS RETURNING SIGNED BUT UNMARKED PROXY CARDS WILL WAIVE THEIR APPRAISAL RIGHTS.

     Please do not send in your stock certificates with your proxy. If the stockholders of AWS approve the AWS Merger Agreement and the AWS Merger is consummated, you will receive a Letter of Transmittal with instructions for the surrender and exchange of your shares.

     Should you require assistance in completing your Proxy Card or if you have questions about the voting procedure or the accompanying Proxy
Statement/Prospectus, please feel free to contact AWS at 7426 E. Stetson Drive, Suite 220, Scottsdale, Arizona 85251 (telephone (602) 994-4301).

                                            Very truly yours,

                                            /s/ STEVEN G. JOHNSON
                                            Steven G. Johnson
                                            President and Chief Executive
                                            Officer

                        AMERICAN WIRELESS SYSTEMS, INC.
                        7426 E. STETSON DRIVE, SUITE 220
                           SCOTTSDALE, ARIZONA 85251

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 22, 1996

TO THE STOCKHOLDERS OF AMERICAN WIRELESS SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (together with any adjournments or postponements thereof, the "Special Meeting") of the stockholders of American Wireless Systems, Inc., a Delaware corporation ("AWS"), will be held at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494 on February 22, 1996 at 10:00 a.m., local time, for the following purposes, as more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon the Amended and Restated Agreement and Plan of Merger ("AWS Merger Agreement"), dated as of September 11, 1995, by and among AWS, Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), and Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("AWS Merger Sub"), pursuant to which AWS Merger Sub will merge with and into AWS ("AWS Merger"), AWS will become a wholly owned subsidiary of Heartland, and Heartland will issue to the holders of AWS common stock, $.01 par value per share ("AWS Common Stock"), that number of newly issued publicly tradeable shares of Heartland common stock, $.001 par value per share ("Heartland Common Stock"), having an aggregate exchange value of $34 million (subject to certain reductions and the escrow requirements discussed below). If the AWS Merger Agreement is consummated, each share of AWS Common Stock issued and outstanding immediately prior to the AWS Merger, subject to certain adjustments provided therein, will be converted into shares of Heartland Common Stock having an exchange value of approximately $5.90, of which approximately $0.56 will be held in the escrow described below. The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided, however, that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in connection with the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable. Pursuant to the AWS Merger Agreement, shares of Heartland Common Stock having an aggregate exchange value of up to $3.25 million (subject to reduction upon the resolution of certain claims against AWS) will be held in escrow for a period of approximately twelve (12) months to satisfy certain indemnification obligations of AWS to Heartland. Any shares of Heartland Common Stock remaining at the termination of such escrow will be released to the holders of AWS Common Stock. Subject to the terms of the AWS Merger Agreement, AWS stockholders will receive cash in lieu of fractional shares of Heartland Common Stock. The terms of the AWS Merger are more fully described in detail in the accompanying Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors has fixed the close of business on January 17, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. The affirmative vote of the holders of shares representing the majority of the outstanding voting power of AWS Common Stock is necessary to approve the AWS Merger Agreement and AWS Merger. Certain stockholders of AWS holding approximately 37% of the outstanding shares of the AWS Common Stock have placed such shares in a voting trust pursuant to which such stockholders will vote in favor of the AWS Merger Agreement and AWS Merger.

     Pursuant to applicable Delaware law, the stockholders of AWS who object to the AWS Merger Agreement and AWS Merger and who vote against or abstain from voting in favor thereof may be afforded certain appraisal rights including the right to receive cash for their shares of AWS Common Stock. Stockholders who wish to exercise their appraisal rights must follow the procedures set forth in
Section 262 of the Delaware General Corporation Law. See "The AWS
Merger -- Appraisal Rights" in the Proxy Statement/Prospectus.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED AWS PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. SIGNED BUT UNMARKED PROXY CARDS RETURNED BY AN AWS STOCKHOLDER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE AWS MERGER AGREEMENT AND AWS MERGER. ACCORDINGLY, AWS STOCKHOLDERS RETURNING SIGNED BUT UNMARKED PROXY CARDS WILL WAIVE THEIR APPRAISAL RIGHTS. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, AWS STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE AWS STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

                                     By Order of the Board of Directors,

                                     LOGO
                                     John R. Hardesty
                                     Chairman of the Board

SCOTTSDALE, ARIZONA
January 26, 1996

                        WIRELESS CABLE TV ASSOCIATES #38
                             C/O MANSFIELD & TANICK
                           1560 INTERNATIONAL CENTER
                            900 SECOND AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55402
                             ---------------------

                                January 26, 1996

Dear Partner:

     You are cordially invited to attend the special meeting (the "Partners Meeting") of general partners (the "Minneapolis Partners") of WIRELESS CABLE TV ASSOCIATES #38, a California general partnership ("Minneapolis Partnership"), which will be held on February 22, 1996 at 10:00 a.m., local time at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494.

     At this important Partners Meeting, you will be asked to consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement attached as Appendix J to the accompanying Proxy Statement/Prospectus (the "Minneapolis Agreement"), dated as of October 4, 1995, by and between Minneapolis Partnership and Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), pursuant to which (i) Minneapolis Partnership will sell to Heartland substantially all of its assets, consisting of a 75% membership interest in and to American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota (the "Minneapolis LLC"), (ii) Heartland will issue to Minneapolis Partnership that number of newly issued publicly tradeable shares (the "Minneapolis Shares") of common stock, par value $.001 per share, of Heartland ("Heartland Common Stock") having an aggregate exchange value equal to the sum of (A) $18.0 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") as of the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently estimated to be 1,000 Additional Subscribers, and not anticipated to exceed 2,000 Additional Subscribers), (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to American Wireless Systems, Inc., a Delaware corporation ("AWS"), and (iv) Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Agreement will assign to Heartland certain claims (the "Minneapolis Claims") against AWS, its predecessors and their respective affiliates (the "Minneapolis Claim Assignment"). The exchange value of the Minneapolis Shares will be equal to either (a) the lesser of $23 per share and the average closing price of Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) or (b) if such closing average is equal to or in excess of $30 per share, then (i) the product of the closing average multiplied by $23, divided by (ii) $30. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE MINNEAPOLIS PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH MINNEAPOLIS PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. As a part of the approval of the Minneapolis Agreement, the Minneapolis Partners will also be asked to approve the liquidation and dissolution of Minneapolis Partnership ("Minneapolis Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix L to the accompanying Proxy Statement/Prospectus (the "Minneapolis Liquidation Plan"), pursuant to which the Minneapolis Shares will be distributed. The transactions contemplated by the Minneapolis Agreement, the Minneapolis Claim Assignment, the Minneapolis Liquidation Plan, and the consummation thereof, are collectively referred to herein as the "Minneapolis Transaction."

     THE MINNEAPOLIS TRANSACTION IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND COPIES OF THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT AND THE MINNEAPOLIS LIQUIDATION PLAN ARE ATTACHED AS APPENDIX J, APPENDIX K AND APPENDIX L, RESPECTIVELY, THERETO.

     AT THE MEETING OF THE MANAGEMENT COMMITTEE OF MINNEAPOLIS PARTNERSHIP ("MINNEAPOLIS COMMITTEE") HELD TO CONSIDER THE MINNEAPOLIS TRANSACTION, THE MINNEAPOLIS COMMITTEE CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MINNEAPOLIS TRANSACTION AS BEING IN THE BEST INTEREST OF MINNEAPOLIS PARTNERSHIP AND THE MINNEAPOLIS PARTNERS. THE MINNEAPOLIS COMMITTEE RECOMMENDS THAT THE MINNEAPOLIS PARTNERS VOTE FOR THE PROPOSAL TO APPROVE THE MINNEAPOLIS TRANSACTION.

     AT THE PARTNERS MEETING, THE MINNEAPOLIS PARTNERS WILL BE ASKED TO APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT, THE MINNEAPOLIS LIQUIDATION PLAN AND THE TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE MINNEAPOLIS PARTNERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, MINNEAPOLIS CLAIM ASSIGNMENT, MINNEAPOLIS LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

     Pursuant to the terms of the Minneapolis Agreement, the affirmative vote of Minneapolis Partners representing two-thirds ( 2/3) of the outstanding partnership interests in Minneapolis Partnership is necessary to approve the Minneapolis Transaction.

     Neither applicable California partnership law nor the partnership agreement for Minneapolis Partnership provides for any dissenters or appraisal rights to any Minneapolis Partner abstaining from or voting against the Minneapolis Transaction.

     The Minneapolis Transaction is only one of five (5) separate, but related, transactions (collectively, the "Transactions") which Heartland intends to consummate at or about the same time. The shares of Heartland Common Stock to be issued in connection with each of the Transactions are being registered on a single Registration Statement consisting of multiple Proxy Statements/Prospectuses, of which the enclosed Proxy Statement/Prospectus forms a part. The consummation of the Minneapolis Transaction is conditioned on, among other things, the requisite approval by Heartland stockholders of the Minneapolis Agreement and transactions related thereto. Additionally, the consummation of the Minneapolis Transaction is conditioned upon the consummation of an Amended and Restated Agreement and Plan of Merger between AWS and Heartland, which agreement is further discussed in the accompanying Proxy Statement/Prospectus.

     The enclosed Proxy Statement/Prospectus sets forth information, including financial data, relating to Heartland, Minneapolis Partnership and certain other parties involved in the Transactions and describes the terms and conditions of the Minneapolis Transaction and the other Transactions. The Minneapolis Committee recognizes that this Proxy Statement/Prospectus is a lengthy document. However, this document necessarily results from the complexity of the Minneapolis Transaction and the other Transactions and the need to furnish you with all appropriate information. Accordingly, the Minneapolis Committee requests that you carefully review these materials before attending the Partners Meeting and/or completing the enclosed Consent. SIGNED BUT UNMARKED CONSENTS RETURNED BY A MINNEAPOLIS PARTNER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE MINNEAPOLIS TRANSACTIONS.

     Should you have any questions about the voting procedure completing your Consent, or the accompanying Proxy Statement/Prospectus, please feel free to contact Minneapolis Partnership at Mansfield & Tanick, 1560 International Center, 900 Second Avenue South, Minneapolis, Minnesota, 55402 (telephone (612) 339-4295).

                                            Very truly yours,


                                              /s/  DAMON OSTIS


                                            Damon Ostis


                                            Deputy Chairman of Management


                                            Committee

                        WIRELESS CABLE TV ASSOCIATES #38
                             C/O MANSFIELD & TANICK
                           1560 INTERNATIONAL CENTER
                            900 SECOND AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55402
                             ---------------------

                 NOTICE OF SPECIAL MEETING OF GENERAL PARTNERS
                          TO BE HELD FEBRUARY 22, 1996

TO THE PARTNERS OF WIRELESS CABLE TV ASSOCIATES #38:

     NOTICE IS HEREBY GIVEN that a special meeting (together with any adjournments or postponements thereof, the "Partners Meeting") of the general partners (the "Minneapolis Partners") of Wireless Cable TV Associates #38, a California general partnership ("Minneapolis Partnership"), will be held at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, 75240, (214) 934-9494 on February 22, 1996 at 10:00 a.m., local time, for the following purposes, as more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement (the "Minneapolis Agreement"), dated as of October 4, 1995, by and between Minneapolis Partnership and Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), pursuant to which (i) Minneapolis Partnership will sell to Heartland substantially all of its assets, consisting of a 75% membership interest in and to American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota (the "Minneapolis LLC"), (ii) Heartland will issue to Minneapolis Partnership that number of newly issued publicly tradeable shares (the "Minneapolis Shares") of common stock, par value $.001 per share, of Heartland ("Heartland Common Stock") having an aggregate exchange value equal to the sum of (A) $18.0 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") as of the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently estimated to be 1,000 Additional Subscribers, and not anticipated to exceed 2,000 Additional Subscribers), (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to American Wireless System, Inc., a Delaware corporation ("AWS"), and (iv) Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Agreement will assign to Heartland certain claims ("Minneapolis Claims") against AWS, its predecessors and their respective affiliates (the "Minneapolis Claim Assignment"). The exchange value of the Minneapolis Shares will be equal to either (a) the lesser of $23 per share and the average closing price of Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) or (b) if such closing average is equal to or in excess of $30 per share, then (i) the product of the closing average multiplied by $23, divided by (ii) $30. As a part of the approval of the Minneapolis Agreement, the Minneapolis Partners will be asked to approve the liquidation and dissolution of Minneapolis Partnership (the "Minneapolis Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix L to the accompanying Proxy Statement/Prospectus (the "Minneapolis Liquidation Plan"), pursuant to which the Minneapolis Shares will be distributed. The enclosed Proxy Statement/Prospectus describes in detail the Minneapolis Agreement, the Minneapolis Claim Assignment, the Minneapolis Liquidation Plan and the transactions contemplated in connection therewith (collectively, the "Minneapolis Transaction"). If the Minneapolis Transaction is consummated, the management committee of Minneapolis Partnership ("Minneapolis Committee") anticipates that (a) Minneapolis Shares having an aggregate exchange value of approximately $1,500,000 ($721.50 per general partnership interest) will be sold by the exchange agent for the Minneapolis Transaction, on behalf of Minneapolis Partnership (in the open market or as otherwise directed by the Minneapolis Committee) to satisfy the known and contingent liabilities (other than the liabilities to be assumed by Heartland) and to fund its costs of the Minneapolis Transaction and pay expenses of the winddown of the Minneapolis Partnership's operation of the Minneapolis Partnership, and (b) Minneapolis Shares having an aggregate exchange value of approximately $17 million ($8,177 per general partnership interest) will be available for distribution to the Minneapolis Partners. Upon the completion of the liquidation and dissolution of Minneapolis Partnership, the Minneapolis Partners will receive any remaining Minneapolis Shares or the proceeds thereof in proportion to their respective ownership interest in the Minneapolis Partnership.

     2. To transact such other business as may properly come before the Partners Meeting.

     Pursuant to the terms of the Minneapolis Agreement, the affirmative vote of Minneapolis Partners representing two-thirds ( 2/3) of the outstanding partnership units in Minneapolis Partnership is necessary to approve the Minneapolis Transaction, as further described in the accompanying Proxy Statement/Prospectus. As of the date of this letter, there were 2,079 general partnership interests outstanding. Consequently, Minneapolis Partners representing at least 1,386 of the outstanding general partnership interests of Minneapolis Partnership must vote in favor of the Minneapolis Transaction in order for it to be approved.

     AT THE PARTNERS MEETING, THE MINNEAPOLIS PARTNERS WILL BE ASKED TO APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT, THE MINNEAPOLIS LIQUIDATION PLAN AND THE TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE MINNEAPOLIS PARTNERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT, THE MINNEAPOLIS LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

     The rights of Minneapolis Partnership are governed by California law. Neither California law nor the partnership agreement for Minneapolis Partnership requires that Minneapolis Partners who object to the Minneapolis Transaction and who vote against or abstain from voting in favor thereof be afforded any appraisal rights or the right to receive cash for their general partnership interest.

     Because the affirmative vote of Minneapolis Partners holding at least two-thirds of the general partnership interests in Minneapolis Partnership is required to approve the Minneapolis Transaction, abstentions or failures to vote will have the same effect as a vote "against" the Minneapolis Transaction.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE PARTNERS MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED MINNEAPOLIS PARTNERSHIP CONSENT AND RETURN IT IN THE ACCOMPANYING ENVELOPE. SIGNED BUT UNMARKED CONSENTS RETURNED BY A MINNEAPOLIS PARTNER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE MINNEAPOLIS TRANSACTIONS.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE MINNEAPOLIS PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH MINNEAPOLIS PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

                                            By Order of the Management
                                            Committee,


                                              /s/  DAMON OSTIS

                                            Damon Ostis
                                            Deputy Chairman of Management
                                            Committee
MINNEAPOLIS, MINNESOTA
January 26, 1996

LOGO

                                January 26, 1996

Dear Stockholder:

     You are cordially invited to attend the special meeting of stockholders (the "Special Meeting") of Three Sixty Corp., a New Jersey corporation ("TSC"), which will be held on February 22, 1996, at 10:00 a.m., local time at 120 Floral Avenue, New Providence, New Jersey 07974.

     At this important Special Meeting, you will be asked to consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement (the "TSC Agreement"), dated as of October 19, 1995, by and among Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), TSC, and Technivision, Inc., formerly a subsidiary of TSC that has been merged with and into TSC ("Technivision"), pursuant to which (a) TSC will sell to Heartland substantially all of the assets formerly held by Technivision, consisting of wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas, and (b) Heartland will issue to TSC that number of newly issued publicly tradeable shares ("TSC Shares") of Heartland common stock, par value $.001 per share ("Heartland Common Stock"), having an aggregate exchange value of (i) $36.75 million plus (ii) $1,200 for each wireless cable television subscriber on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration will not exceed $3.5 million), minus (iii) the amount of any obligations assumed by Heartland (not to exceed $5 million, and currently estimated to be $5 million), minus (iv) if the wireless cable television assets relative to the Dayton, Ohio market are sold prior to the consummation of the TSC Agreement, certain proceeds thereof to be retained by TSC. The exchange value of the Heartland Common Stock to be issued pursuant to the TSC Agreement will be equal to the average closing price of the Heartland Common Stock on the Nasdaq Stock Market's National Market over the 20-trading-day period ending on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, TSC STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE TSC STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. As a part of the approval of the TSC Agreement, the TSC stockholders will be asked to approve the liquidation and dissolution of TSC (the "TSC Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix C to the accompanying Proxy Statement/Prospectus (the "TSC Liquidation Plan"), pursuant to which the TSC Shares (and the remaining assets of TSC) will be distributed. Pursuant to the terms of the TSC Agreement, TSC Shares having an aggregate exchange value of $5 million will be held in escrow for a period of up to 18 months to satisfy certain indemnification obligations of TSC to Heartland, and additional TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be held in a separate escrow for up to six months (subject to extension) to secure the performance of certain post-closing covenants of TSC. The transactions contemplated by the TSC Agreement, TSC Liquidation Plan and the consummation thereof are collectively referred to herein as the "TSC Transaction."

     THE TSC TRANSACTION IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND A COPY OF THE TSC AGREEMENT AND TSC LIQUIDATION PLAN ARE ATTACHED AS APPENDIX A AND APPENDIX C, RESPECTIVELY THERETO.

     AT THE DIRECTORS MEETING HELD TO CONSIDER THE TSC TRANSACTION, THE DIRECTORS OF TSC CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE TSC TRANSACTION AS BEING IN THE BEST INTERESTS OF TSC AND ITS STOCKHOLDERS. THE TSC BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE TSC TRANSACTION.

     AT THE SPECIAL MEETING, THE TSC STOCKHOLDERS WILL BE ASKED TO APPROVE AND ADOPT THE TSC AGREEMENT, THE TSC LIQUIDATION PLAN AND THE TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE TSC STOCKHOLDERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE TSC AGREEMENT, TSC LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

     The TSC Transaction is only one of five (5) separate, but related, transactions (collectively, the "Transactions") which Heartland intends to consummate at or about the same time. The shares of Heartland Common Stock to be issued in connection with each of the Transactions are being registered on a single Registration Statement consisting of multiple Proxy Statements/Prospectuses, of which the enclosed Proxy Statement/Prospectus forms a part. Consummation of the TSC Transaction is conditioned upon, among other things, the requisite approval by the Heartland stockholders of the TSC Agreement and transactions contemplated thereby.

     The affirmative vote of a majority of the votes cast by the holders of the TSC Common Stock is necessary to approve the TSC Transaction. Abstentions and broker non-votes will have no effect on the approval of the TSC Transaction (assuming a majority of the shares of TSC Common Stock is present at the Special Meeting).

     Pursuant to the New Jersey Business Corporation Act ("NJBCA") holders of TSC Common Stock who vote against the TSC Transaction and comply with the detailed provisions contained in Chapter 11 of NJBCA will be entitled to dissent from the TSC Transaction and to seek payment of the fair value of their TSC Common Stock. A copy of Chapter 11 of the NJBCA is reproduced as Appendix D to the attached Proxy Statement/Prospectus. TSC stockholders wishing to dissent from the TSC Transaction should read such materials carefully.

     The enclosed Proxy Statement/Prospectus sets forth, or incorporates by reference, information, including financial data, relating to Heartland, TSC and certain other parties involved in the Transactions and describes the terms and conditions of the TSC Transaction and the other Transactions. The Board of Directors recognizes that this Proxy Statement/Prospectus is a lengthy document. However, this document necessarily results from the complexity of the TSC Transaction and the other Transactions and the need to furnish you with all appropriate information. Accordingly, the Board of Directors of TSC requests that you carefully review these materials before completing the enclosed Proxy Card. SIGNED BUT UNMARKED PROXY CARDS RETURNED BY A TSC STOCKHOLDER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE TSC AGREEMENT AND THE TSC TRANSACTION. ACCORDINGLY, TSC STOCKHOLDERS RETURNING SIGNED BUT UNMARKED PROXY CARDS WILL WAIVE THEIR APPRAISAL RIGHTS.

     Please do not send in your stock certificates with your proxy. If the stockholders of TSC approve the TSC Transaction, you will receive a Letter of Transmittal with instructions for the surrender and exchange of your shares.

     Should you require assistance in completing your Proxy Card or if you have any questions about the voting procedure or the accompanying Proxy Statement/Prospectus, please feel free to contact TSC c/o Nowalk & Associates, 2650 Route 130 North, Cranbury, New Jersey 08512, (telephone (609) 655-4100).

                                          Very truly yours,

                                          /s/ ROBERT D. BILODEAU
                                          Robert D. Bilodeau
                                          President

                               THREE SIXTY CORP.
                               120 FLORAL AVENUE
                        NEW PROVIDENCE, NEW JERSEY 07974

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 22, 1996

TO THE STOCKHOLDERS OF THREE SIXTY CORP.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (together with any adjournments or postponements thereof, the "Special Meeting") of the stockholders of Three Sixty Corp., a New Jersey corporation ("TSC"), will be held at 120 Floral Avenue, New Providence, New Jersey 07974 on February 22, 1996 at 10:00 a.m., local time, for the following purposes, as more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement (the "TSC Agreement"), dated as of October 19, 1995, by and among TSC, Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), and Technivision, Inc., formerly a subsidiary of TSC that has been merged with and into TSC ("Technivision"), pursuant to which (a) TSC will sell to Heartland substantially all of the assets formerly held by Technivision, consisting of wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas, and (b) Heartland will issue to TSC that number of newly issued publicly tradeable shares ("TSC Shares") of Heartland common stock, par value $.001 per share ("Heartland Common Stock"), having an aggregate exchange value of (i) $36.75 million plus (ii) $1,200 for each wireless cable television subscriber on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration will not exceed $3.5 million), minus (iii) the amount of any obligations assumed by Heartland (not to exceed $5 million, and currently estimated to be $5 million), minus (iv) if the wireless cable television assets relative to the Dayton, Ohio market are sold prior to the consummation of the TSC Agreement, certain proceeds thereof to be retained by TSC. The exchange value of the Heartland Common Stock to be issued pursuant to the TSC Agreement will be equal to the average closing price of the Heartland Common Stock on the Nasdaq Stock Market's National Market over the 20-trading-day period ending on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). AS A PART OF THE APPROVAL OF THE TSC AGREEMENT, THE TSC STOCKHOLDERS WILL BE ASKED TO APPROVE THE LIQUIDATION AND DISSOLUTION OF TSC (THE "TSC LIQUIDATION") IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE AGREEMENT AND PLAN OF LIQUIDATION attached as Appendix C to the accompanying Proxy Statement/Prospectus (the "TSC Liquidation Plan"), pursuant to which the TSC Shares (and the remaining assets of TSC) will be distributed. Pursuant to the terms of the TSC Agreement, TSC Shares having an aggregate exchange value of $5 million will be held in escrow for a period of up to 18 months to satisfy certain indemnification obligations of TSC to Heartland, and additional TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be held in a separate escrow for six months (subject to extension) to secure the performance of certain post-closing covenants of TSC. The transactions contemplated by the TSC Agreement, the TSC Liquidation Plan and the consummation thereof are collectively referred to herein as the "TSC Transaction." If the TSC Transaction is consummated, the Board of Directors of TSC ("TSC Board") anticipates that TSC Shares having an aggregate exchange value of approximately $20 million (or approximately $2,865 per share of TSC Common Stock) will be distributed to certain creditors of TSC or sold (in the open market or as otherwise directed by the TSC Board) in accordance with the TSC Liquidation Plan to satisfy the known and contingent claims against TSC, and the remaining TSC Shares (currently estimated to have an aggregate exchange value of approximately $13.25 million, or approximately $1,900 per share of TSC Common Stock, assuming (i) TSC elects to cause Heartland to assume $5 million of liabilities at closing, (ii) $1.5 million of additional subscriber consideration and (iii) the Dayton system is not sold prior to closing) will, subject to certain escrow requirements, be available for distribution to the TSC stockholders. Upon the completion of the liquidation and dissolution of TSC, any remaining proceeds from the liquidated TSC Shares will be distributed among the TSC stockholders. The enclosed Proxy Statement/Prospectus describes in detail the TSC Agreement and the TSC Liquidation Plan and the transactions contemplated in connection therewith.

          2. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors has fixed the close of business on January 17, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. The affirmative vote of a majority of the votes cast by the holders of the TSC Common Stock is necessary to approve the TSC Transaction.

     AT THE SPECIAL MEETING, THE TSC STOCKHOLDERS WILL BE ASKED TO APPROVE AND ADOPT THE TSC AGREEMENT, THE TSC LIQUIDATION PLAN AND THE TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE TSC STOCKHOLDERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE TSC AGREEMENT, TSC LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

     Pursuant to the New Jersey Business Corporation Act ("NJBCA"), holders of TSC Common Stock who vote against the TSC Transaction and comply with the detailed provisions contained in Chapter 11 of the NJBCA will be entitled to dissent from the TSC Transaction and to seek payment of the fair value of their TSC Common Stock. Because an executed Proxy Card will be voted "FOR" the TSC Transaction unless otherwise specified, a stockholder returning a signed but unmarked Proxy Card will waive his or her right to dissent from the TSC Transaction. A copy of Chapter 11 of the NJBCA is reproduced as Appendix D to the attached Proxy Statement/Prospectus. TSC stockholders wishing to dissent from the TSC Transaction should read such materials carefully.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED TSC PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, TSC STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE TSC STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

                                            By Order of the Board of Directors,

                                            /s/ ROBERT H. GREENWOOD
                                            Robert H. Greenwood
                                            Secretary

NEW PROVIDENCE, NEW JERSEY
January 26, 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION -- DATED JANUARY 26, 1996


                             ---------------------

                                PROXY STATEMENT

                                      FOR

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                            903 N. BOWSER, SUITE 140
                            RICHARDSON, TEXAS 75081

                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 22, 1996

                             ---------------------

     This Proxy Statement and the accompanying appendices and other materials are being furnished in connection with the solicitation of proxies by the Board of Directors of Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), to be used at a Special Meeting of Stockholders of Heartland to be held on February 22, 1996 (the "Heartland Meeting").

     The proxies solicited hereby for the Heartland Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the Heartland Meeting.

SEE "RISK FACTORS" BEGINNING ON PAGE 31 FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED IN ADDITION TO THE OTHER INFORMATION HEREIN, BEFORE VOTING UPON THE VARIOUS TRANSACTIONS TO BE CONSIDERED AT THE HEARTLAND
 MEETING. THE SECURITIES TO BE ISSUED PURSUANT TO THE REGISTRATION STATEMENT
     OF WHICH THIS PROXY STATEMENT FORMS A PART HAVE NOT BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All undefined capitalized items shall have the meanings set forth on page 165 of this Proxy Statement.

     This Proxy Statement and the accompanying appendices and Proxy Card are first being mailed to the stockholders of Heartland on or about January 26, 1996.

             THE DATE OF THIS PROXY STATEMENT IS JANUARY 26, 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..................................................................     2
SUMMARY................................................................................     3
  The Industry.........................................................................     3
  The Parties..........................................................................     3
  The Heartland Meeting................................................................    12
  The Transactions.....................................................................    13
  The Combined Company.................................................................    26
RISK FACTORS...........................................................................    31
INFORMATION CONCERNING HEARTLAND.......................................................    41
  The Business.........................................................................    41
  Recent Transactions..................................................................    50
  Dividends on and Market Prices of Heartland Common Stock.............................    53
  Calculation and Listing of Shares to be Issued in Connection with the Transactions...    54
  Management...........................................................................    57
  Security Ownership of Principal Stockholders and Management..........................    64
  Certain Transactions.................................................................    65
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND...............................    68
PRO FORMA FINANCIAL INFORMATION RELATIVE TO THE TRANSACTIONS...........................    70
HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................    95
RECOMMENDATIONS OF THE HEARTLAND BOARD; OPINIONS OF HEARTLAND'S ADVISOR................   106
  Recommendations of the Heartland Board of Directors..................................   106
  Background of the Transactions.......................................................   106
  Board Deliberations..................................................................   110
  Opinions of Heartland's Advisor......................................................   112
THE HEARTLAND MEETING..................................................................   114
  Time, Place and Date of Heartland Meeting............................................   114
  Purpose of the Heartland Meeting.....................................................   114
  Record Date; Voting Rights...........................................................   114
  Vote Required........................................................................   115
  Solicitation of Proxies and Expenses.................................................   115
  Proxies..............................................................................   115
  Other Matters to be Considered.......................................................   116
  Stockholder Proposals................................................................   116
  Lack of Appraisal Rights.............................................................   116
THE COMBINED COMPANY...................................................................   117
  Business of the Combined Company After the Transactions..............................   117
  Management of the Combined Company...................................................   122
  Principal Holders....................................................................   122
  Planned Divestitures.................................................................   123
THE AWS MERGER.........................................................................   127
  Reasons for the AWS Merger...........................................................   127
  Terms of AWS Merger Agreement........................................................   127
  Stock Options; Warrants..............................................................   130
  Effective Time.......................................................................   130
  Representations and Warranties.......................................................   130
  Covenants and Obligations............................................................   130
  No Solicitation......................................................................   131
  Conditions...........................................................................   131
  Regulatory Approvals.................................................................   132

  Termination..........................................................................   132
  Resales; Affiliates..................................................................   133
  Accounting Treatment.................................................................   133
  Interested Parties...................................................................   133
  Voting Agreements....................................................................   133
  Certain Expenses.....................................................................   133
THE FTW TRANSACTION....................................................................   134
  Reasons for the FTW Transaction......................................................   134
  Terms of FTW Agreement...............................................................   134
  Representations and Warranties.......................................................   135
  Covenants and Obligations............................................................   136
  No Solicitation......................................................................   136
  Conditions...........................................................................   136
  Regulatory Approvals.................................................................   137
  Termination..........................................................................   137
  Indemnification......................................................................   138
  Description of FTW Claims............................................................   138
  Accounting Treatment.................................................................   139
  Interested Parties...................................................................   139
  Certain Expenses.....................................................................   139
THE MINNEAPOLIS TRANSACTION............................................................   139
  Reasons for the Minneapolis Transaction..............................................   140
  Terms of the Minneapolis Agreement...................................................   140
  Representations and Warranties.......................................................   141
  Covenants and Obligations............................................................   141
  No Solicitation......................................................................   142
  Conditions...........................................................................   142
  Regulatory Approvals.................................................................   143
  Termination..........................................................................   143
  Indemnification......................................................................   143
  Description of Minneapolis Claims....................................................   143
  Accounting Treatment.................................................................   143
  Interested Parties...................................................................   144
  Certain Expenses.....................................................................   144
THE CMAX MERGER........................................................................   145
  Reasons for the CMAX Merger..........................................................   145
  Terms of the CMAX Merger Agreement...................................................   145
  Effective Time.......................................................................   147
  Representations and Warranties.......................................................   147
  Covenants and Obligations............................................................   147
  No Solicitation......................................................................   148
  Conditions...........................................................................   148
  Regulatory Approvals.................................................................   149
  Termination..........................................................................   149
  Voting Agreements....................................................................   150
  Indemnification......................................................................   150
  Resales; Affiliates; Registration Rights.............................................   150
  Accounting Treatment.................................................................   150
  Interested Parties...................................................................   150
  Material Contacts....................................................................   151
  Certain Expenses.....................................................................   151

THE TSC TRANSACTION....................................................................   152
  Reasons for the TSC Transaction......................................................   152
  Terms of the TSC Agreement...........................................................   152
  Other Assets.........................................................................   153
  Representations and Warranties.......................................................   153
  Covenants and Obligations............................................................   153
  No Solicitation......................................................................   154
  Conditions...........................................................................   154
  Regulatory Approvals.................................................................   155
  Termination..........................................................................   155
  Indemnification......................................................................   155
  Accounting Treatment.................................................................   155
  Interested Parties...................................................................   156
WIRELESS CABLE INDUSTRY................................................................   156
  Cable Industry Overview..............................................................   156
  Wireless Cable Technology............................................................   156
  Traditional Hard-Wire Cable Technology...............................................   157
  Regulatory Environment...............................................................   157
  Availability of Programming..........................................................   160
  Pay Television Industry Trends.......................................................   161
  Competition..........................................................................   162
EXPERTS................................................................................   164
LEGAL MATTERS..........................................................................   164
GLOSSARY...............................................................................   165
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA FINANCIAL
  INFORMATION..........................................................................   F-1

                                   APPENDICES

  Appendix A  -- Heartland Fairness Opinions
  Appendix B  -- Information Concerning AWS
  Appendix C  -- Amended and Restated AWS Merger Agreement
  Appendix D  -- AWS Escrow Agreement
  Appendix E  -- Information Concerning FTW Partnership
  Appendix F  -- Amended and Restated FTW Asset Purchase Agreement
  Appendix G  -- FTW Claim Release
  Appendix H  -- FTW Claim Assignment
  Appendix I  -- FTW Liquidation Plan
  Appendix J  -- Information Concerning Minneapolis Partnership
  Appendix K  -- Amended and Restated Minneapolis Asset Purchase Agreement
  Appendix L  -- Minneapolis Claim Assignment
  Appendix M  -- Minneapolis Liquidation Plan
  Appendix N  -- Information Concerning CMAX
  Appendix O  -- Amended and Restated CMAX Merger Agreement
  Appendix P  -- Information Concerning TSC
  Appendix Q  -- Amended and Restated TSC Asset Purchase Agreement
  Appendix R  -- TSC Escrow Agreement
  Appendix S  -- TSC Liquidation Plan

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HEARTLAND OR ANY OTHER PERSON OR ENTITY. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES IN CONNECTION HEREWITH SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HEARTLAND, AWS, FTW PARTNERSHIP, MINNEAPOLIS PARTNERSHIP, CMAX OR TSC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Heartland, AWS and CMAX are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). The reports, proxy statements and other information filed by Heartland, AWS and CMAX with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. The common stock of each of Heartland and CMAX is listed on the Nasdaq Stock Market's National Market. ("Nasdaq-NMS") and the common stock of AWS is listed on the Nasdaq Stock Market's OTC Bulletin Board. Reports, proxy statements and other information concerning Heartland, AWS and CMAX can also be inspected at the offices of The National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Heartland has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the transactions described herein. The Registration Statement contains one proxy statement and three proxy statement/prospectuses. As permitted by the rules and regulations of the Commission, this Proxy Statement does not contain all of the information set forth in the Registration Statement. Copies of the Registration Statement containing such omitted information are available from the Commission upon payment of certain fees prescribed by the Commission or without charge from Heartland as described below. Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to herein are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an appendix and/or exhibit to the Registration Statement or such other document and each such statement is qualified in all respects by such reference.

     TO OBTAIN, WITHOUT CHARGE, COPIES OF THE PROXY STATEMENT/PROSPECTUSES CONSTITUTING PART OF THE REGISTRATION STATEMENT, PLEASE CONTACT HEARTLAND AT 903
N. BOWSER, SUITE 140, RICHARDSON, TEXAS 75081, TELEPHONE NUMBER 214-479-9244.

     The term "Heartland" when used herein shall mean Heartland Wireless Communications, Inc. and its subsidiaries and affiliates through which it conducts business, unless the context indicates otherwise. The term "CMAX" when used herein shall mean CableMaxx, Inc. and its subsidiaries through which it conducts business, unless the context indicates otherwise. The term "AWS" when used herein shall mean American Wireless Systems, Inc. and its one subsidiary through which it conducts business, unless the context indicates otherwise.

                                    SUMMARY

     The following is a summary of information contained elsewhere in this Proxy Statement. This Summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Proxy Statement and the Appendices hereto, all of which should be carefully reviewed. The information contained herein with respect to Heartland, AWS, FTW Partnership, Minneapolis Partnership, CMAX and TSC has been supplied by each such respective entity. Additionally, the information contained herein with respect to the AWS Merger, the FTW Transaction, the Minneapolis Transaction, the CMAX Merger and the TSC Transaction is qualified by reference to the AWS Merger Agreement, FTW Agreement, Minneapolis Agreement, CMAX Merger Agreement and TSC Agreement attached hereto as Appendix C, F, K, O and Q, respectively, and incorporated herein by reference. Unless otherwise indicated, year-end financial and other information referencing a particular year with respect to Heartland, AWS, FTW Partnership or the Minneapolis Partnership is as of or for the fiscal year ended December 31, with respect to CMAX is as of or for the fiscal year ended June 30, and with respect to TSC is as of or for the fiscal year ended May 31. Cross-references in this Summary refer to indicated captions or portions of this Proxy Statement.

     This Proxy Statement is one of four proxy statements or proxy statement/prospectuses that are contained in the Registration Statement of which this Proxy Statement constitutes a part. Each proxy statement/prospectus, including this Proxy Statement, describes one or more of five separate but related transactions pursuant to which Heartland proposes to (i) cause a wholly owned subsidiary to merge with and into AWS, (ii) cause a wholly owned subsidiary to merge with and into CMAX, (iii) acquire FTW Partnership's 79.99% joint venture interest in and to the joint venture that owns and operates the wireless cable television systems in Fort Worth, Texas, (iv) acquire the Minneapolis Partnership's 75% membership interest in and to American Wireless System of Minneapolis, L.L.C., a limited liability company that owns and operates the wireless cable television system in Minneapolis, Minnesota, and (v) acquire substantially all of the assets formerly held by Technivision (collectively the "Transactions"). To obtain, without charge, copies of any other proxy statement or prospectus contained therein, see "Additional Information."

     THE STOCKHOLDERS OF HEARTLAND ARE BEING ASKED ONLY TO CONSIDER A PROPOSAL TO ISSUE CERTAIN ADDITIONAL SHARES OF HEARTLAND COMMON STOCK IN CONNECTION WITH THE TRANSACTIONS. THE STOCKHOLDERS OF HEARTLAND ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE AFOREMENTIONED FIVE TRANSACTIONS.

    EACH OF THE TRANSACTIONS INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS."

                                  THE INDUSTRY

     Wireless cable is an alternative to traditional hard-wire cable television systems that offers various types of programming including local off-air VHF/UHF channels (such as ABC, CBS, NBC and Fox) and premium channels (such as HBO, Showtime, Disney, MTV, etc.). Like traditional hard-wire cable, wireless cable operates from a head-end consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. Generally, this requires that subscribers be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises). See "Wireless Cable Industry."

                                  THE PARTIES

HEARTLAND WIRELESS COMMUNICATIONS, INC.

     General. Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), develops, owns and operates wireless cable television systems primarily in small to mid-size markets located in the central United States. As of November 30, 1995, Heartland had wireless cable channel rights in 79 existing markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland estimates are serviceable by LOS transmissions. Heartland currently operates wireless cable television systems in 32 markets, representing approximately 3.4 million households, approximately 2.9 million of which Heartland estimates are serviceable by LOS transmissions. On November 30, 1995, Heartland's existing wireless cable television systems provided service to approximately 80,600 subscribers.

     Certain of the wireless cable assets presently held by or sought to be acquired by Heartland pursuant to the Transactions are not included in the discussion of Heartland's business because such assets are not part of Heartland's current long-term business plan (the excluded assets being collectively referred to as the "Heartland Disposition Assets"). Heartland is currently pursuing opportunities to dispose of the Heartland Disposition Assets and expects to sell, contribute or exchange such assets in one or more transactions. See "Summary -- The Combined Company -- Planned Divestitures". Although no assurance can be given that any or all of the Heartland Disposition Assets will be disposed of on terms acceptable to Heartland or when such transactions might be consummated, if such dispositions are consummated, Heartland will have acquired pursuant to the Transactions wireless cable channel rights in nine markets representing an aggregate of approximately 1.3 million households, approximately 1.0 million of which can be served by LOS transmissions, and four operating systems serving an aggregate of approximately 37,940 subscribers as of November 30, 1995. Assuming the Transactions are consummated and the Heartland Disposition Assets are sold, contributed or exchanged, Heartland would hold wireless cable channel rights in 79 markets (33 operating markets serving approximately 117,000 subscribers) representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates are serviceable by LOS transmission. See "The Combined Company -- Business of the Combined Company After the Transactions."

     Heartland estimates that, within the 79 wireless cable markets following the consummation of the Transactions and the proposed divestitures, approximately 2.4 million LOS households, or approximately 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     The executive offices of Heartland are located at 903 N. Bowser, Suite 140, Richardson, Texas 75081, and its telephone number is (214) 479-9244. See "Information Concerning Heartland."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Heartland. The data was derived from the more detailed information and the consolidated financial statements of Heartland appearing elsewhere in this Proxy Statement. The data should be read in conjunction with "Selected Consolidated Financial Information of Heartland," "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                     ---------------------------------------    ---------------------------
                                                        1992          1993          1994           1994            1995
                                                     ----------    ----------    -----------    -----------    ------------
Statement of Operations Data:
  Total revenues...................................  $  205,382    $  868,765    $ 2,229,494    $ 1,289,526    $  9,292,837
  Total operating expenses.........................     218,888     1,105,982      6,043,476      3,016,138      14,309,893
  Operating loss...................................     (13,506)     (237,217)    (3,813,982)    (1,726,612)     (5,017,056)
  Interest income (expense), net...................        (207)      (73,306)      (210,113)        60,519      (6,864,367)
  Income tax benefit...............................          --            --      1,594,963        649,510       1,307,137
  Net loss.........................................     (50,822)     (406,101)    (3,043,321)    (1,213,894)    (11,178,095)
  Net loss per common share........................  $     (.01)   $     (.05)   $      (.30)   $      (.13)   $       (.96)
Weighted average shares outstanding................   8,000,000     8,000,000     10,041,000      9,693,000      11,624,000
Operating and Other Financial Data:
  EBITDA(1)........................................  $   21,413    $  (98,657)   $(2,716,314)   $(1,307,652)   $ (1,050,936)
  Capital expenditures(2)..........................   1,401,737     5,141,021     44,500,351     18,126,653      44,016,522
Number of systems in operation (at end of
  period)..........................................           1             5             13              8              30
Estimated LOS households in systems in operation
  (at end of period)...............................      24,319       371,652      1,108,230        843,904       2,723,365
Subscribers (at end of period).....................       1,076         2,731         19,838          8,040          64,357

                                                                          DECEMBER 31,
                                                                    -------------------------                 SEPTEMBER 30,
                                                                       1993          1994                         1995
                                                                    ----------    -----------                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted
    investments.....................................                $  815,305    $11,985,953                 $ 37,155,064
  Restricted investments............................                        --             --                   24,747,214
  Total assets......................................                 8,665,066     77,921,528                  200,150,474
  Long-term debt, including current portion.........                 1,592,529     40,505,852                  140,045,039
  Total stockholders' equity........................                 4,492,568     30,080,885                   48,293,817

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures of leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay, Oklahoma system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment and $2,465,265 for leased licenses and $11,649,908 for the investment in RuralVision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of system and equipment, $1,592,024 for expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

AMERICAN WIRELESS SYSTEMS, INC.

     General. American Wireless Systems, Inc., a Delaware corporation ("AWS"), currently owns a minority interest in and manages the operations of wireless cable systems in Minneapolis, Minnesota and Fort Worth, Texas and owns the rights to certain wireless cable rights in Dallas, Texas, Los Angeles, California and Memphis, Tennessee. The Minneapolis and Fort Worth markets combined have approximately 1,500,000 households, of which AWS estimates approximately 1,325,000 are serviceable by LOS transmissions.

     AWS owns a 25% membership interest in American Wireless System of Minneapolis, LLC, a Delaware limited liability company ("Minneapolis LLC"), that owns and operates the Minneapolis system, which system was launched in March 1993. The Minneapolis system provides 29 channels of service, including eight local television stations, to approximately 2,740 subscribers as of November 30, 1995. AWS owns an interest in and manages the operations of the Minneapolis system pursuant to joint venture and management agreements with Minneapolis LLC and its joint venture partner, Wireless Cable TV Associates #38 ("Minneapolis Partnership"), the owner of the 75% membership interest in the Minneapolis LLC. In connection with these agreements, AWS has loaned to Minneapolis Partnership $2,000,000, the proceeds of which have been contributed to the Minneapolis LLC and used to fund operating expenses and the costs of subscriber growth.

     AWS owns a 20.01% beneficial interest in a joint venture that owns and operates the Fort Worth system (the "FTW Venture"), which system was launched in November 1992. The Fort Worth system provides 27 channels of service, including 13 local television stations, to approximately 1,550 subscribers as of November 30, 1995. AWS also has acquired the rights to eight additional wireless cable channels that AWS anticipates will be added to the Fort Worth system.

     AWS directly owns the rights to 16 wireless cable channels in Dallas, nine wireless cable channels in Los Angeles and 22 wireless cable channels in Memphis. In Dallas, AWS is negotiating to acquire additional wireless cable channel rights. On November 7, 1995, AWS entered into a contract with TruVision Cable, Inc. ("TruVision") to sell all of AWS's assets in Memphis for $3,900,000 in cash. Pursuant to the AWS Merger Agreement, at least $750,000 of the proceeds of such transaction will be held in a deposit account for the benefit of Heartland pending the consummation of the AWS Merger and the remaining proceeds will be used to offset the permitted liabilities of AWS. AWS anticipates that this transaction will close by February 29, 1996.

     The executive offices of AWS are located at 7426 East Stetson Drive, Suite 220, Scottsdale, Arizona 85251, and its telephone number is (602) 994-4301. See Appendix B: "Information Concerning AWS."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for AWS. The data was derived from the more detailed information and the financial statements of AWS appearing elsewhere in this Proxy Statement. The data should be read in conjunction with Appendix B: "Information Concerning AWS -- Selected Financial Information,"
"-- AWS -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of AWS contained elsewhere in this Proxy Statement. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                        TEN MONTHS                                       NINE MONTHS ENDED
                                          ENDED         YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                       DECEMBER 31,    --------------------------    --------------------------
                                           1992           1993           1994           1994           1995
                                       ------------    -----------    -----------    -----------    -----------
Statement of Operations Data:
  Total revenues(1)..................  $        --     $        --    $    83,333    $    58,333    $    75,000
  Total operating expenses...........    3,358,526       2,758,934      4,158,462      2,770,860      1,599,231
  Operating loss.....................   (3,358,526)     (2,758,934)    (4,075,129)    (2,712,527)    (1,524,231)
  Interest expense, net..............           --        (775,525)      (976,867)      (978,695)      (126,119)
  Net loss...........................   (3,443,736)     (3,650,160)    (5,726,780)    (4,377,096)      (984,570)
Net loss per common share............  $     (1.33)    $     (1.16)   $     (1.26)   $     (1.06)   $      (.17)
Weighted average shares
  outstanding........................    2,595,689       3,159,397      4,540,362      4,135,431      5,709,187
Other Financial Data:
  EBITDA(2)..........................  $(3,324,205)    $(2,316,001)   $(3,438,080)   $(2,098,810)   $(1,458,152)
  Capital expenditures(3)............  $   910,355     $   832,326    $ 4,107,603    $ 3,788,011    $   702,125

                                                                         DECEMBER 31,
                                                                   ------------------------    SEPTEMBER 30,
                                                                      1993          1994           1995
                                                                   ----------    ----------    -------------
Balance Sheet Data:
  Cash and cash equivalents......................................  $3,244,275    $  376,621     $ 1,182,653
  Total assets...................................................   9,301,293     6,949,900       7,554,298
  Long-term debt, including current portion......................   7,707,000            --       1,899,442
  Total stockholders' equity.....................................     903,575     5,767,859       4,783,289

---------------

(1) Since inception AWS' only revenue source has been from management fees. The first such fees were received in March 1994. Because AWS owns a minority interest in each of the systems it currently operates, AWS does not recognize revenues from operations from these systems.

(2) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(3) For the year ended December 31, 1992 capital expenditures were comprised of $160,960 for purchases of property and equipment and $749,395 for expenditures for investment in wireless systems; for the year ended December 31, 1993 capital expenditures were comprised of $77,055 for purchases of property and equipment and $755,271 for expenditures for investment in wireless systems; for the year ended December 31, 1994 capital expenditures were comprised of $287,291 for purchases of property and equipment and $3,820,312 for expenditures for investment in wireless systems; for the nine months ended September 30, 1994 capital expenditures were comprised of $241,677 for purchase of property and equipment and $3,546,334 of expenditures for investment in wireless systems; and for the nine months ended September 30, 1995 capital expenditures were comprised of $40,035 for purchase of property and equipment and $662,090 of expenditures for investment in wireless systems.

HEARTLAND MERGER SUB, INC.

     Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("AWS Merger Sub"), was formed by Heartland for the purpose of effecting the transaction described herein with AWS. AWS Merger Sub does not maintain executive offices. AWS Merger Sub's mailing address is c/o Heartland Wireless Communications, Inc., 903 N. Bowser, Suite 140, Richardson, Texas 75081 and the telephone number is (214) 479-9244.

FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

     General. Fort Worth Wireless Cable T.V. Associates, a California general partnership ("FTW Partnership"), owns as its principal asset a 79.99% interest (the "FTW Interest") in the FTW Venture, the owner and operator of the Fort Worth system. AWS owns the remaining 20.01% beneficial interest in FTW Venture.

     FTW Partnership does not maintain executive offices. FTW Partnership matters may be directed to its legal counsel in care of Robert E. Morrison, Esq. at Brown McCarroll & Oaks Hartline, 300 Crescent Court, Suite 1400, Dallas, Texas 75201 and the telephone number is (214) 999-6100. See Appendix E:
"Information Concerning FTW Partnership."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for FTW Partnership. The data was derived from the more detailed information and the consolidated financial statements of FTW Partnership appearing elsewhere in this Proxy Statement. The data should be read in conjunction with Appendix E: "Information Concerning FTW Partnership -- Selected Financial Information," "-- FTW
Partnership -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of FTW Partnership contained elsewhere in this Proxy Statement. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                                                                                                      NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       ----------------------------------------    ------------------------
                                                          1992          1993           1994           1994          1995
                                                       ----------    -----------    -----------    ----------    ----------
Statement of Operations Data:
  Net revenues.......................................  $  144,381    $   791,877    $   667,260    $  505,259    $  451,581
  Total operating expenses...........................     888,577      1,862,604      2,050,023     1,574,601     1,481,663
  Operating loss.....................................    (744,196)    (1,070,727)    (1,382,763)   (1,069,342)   (1,030,082)
  Net loss...........................................    (667,750)    (1,013,038)    (1,320,482)   (1,021,368)     (986,034)
Other Financial Data:
  EBITDA(1)..........................................  $ (493,981)   $  (316,611)   $  (596,191)   $ (460,618)   $ (448,631)
  Capital expenditures(2)............................  $1,933,269    $   738,967    $    86,365    $   62,761    $   22,984

                                                                                  DECEMBER 31,
                                                                            -------------------------     SEPTEMBER 30,
                                                                               1993           1994            1995
                                                                            ----------     ----------     -------------
Balance Sheet Data:
  Cash and cash equivalents...............................................  $   94,898     $   21,836      $    25,014
  Total assets............................................................   4,667,216      3,860,932        3,266,499
  Long-term debt, including current portion...............................          --             --               --
  Total partners' equity..................................................   4,265,962      2,945,480        1,959,446

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should to be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the year ended December 31, 1992 were comprised of $1,498,371 for purchase of systems and equipment and $434,898 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of 738,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $73,865 for purchase of systems and equipment and $12,500 for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $62,761 for purchase of systems and equipment and $-0- of expenditures for leased licenses; for the nine months ended September 30, 1995 were comprised of $22,984 for purchase of systems and equipment and $-0- of expenditures for leased licenses.

WIRELESS CABLE TV ASSOCIATES #38

     General. Wireless Cable TV Associates #38, a California general partnership ("Minneapolis Partnership"), owns as its principal asset a 75% membership interest (the "Minneapolis Interest") in Minneapolis LLC, the owner and operator of the Minneapolis system. AWS owns the remaining 25% membership interest in Minneapolis LLC.

     Minneapolis Partnership does not maintain executive offices. Minneapolis Partnership matters may be directed to its legal counsel in care of Earl H. Cohen, Esq. at Mansfield & Tanick, P.A., 1560 International Center, 900 Second Avenue South, Minneapolis, Minnesota, 55402 and the telephone number is (612) 339-4295. See Appendix J: "Information Concerning Minneapolis Partnership."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Minneapolis Partnership. The data was derived from the more detailed information and the consolidated financial statements of Minneapolis Partnership appearing elsewhere in this Proxy Statement. The data should be read in conjunction with Appendix J:
"Information Concerning Minneapolis Partnership -- Selected Financial Information," " -- Minneapolis Partnership -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Minneapolis Partnership contained elsewhere in this Proxy Statement. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                                                  PERIOD FROM
                                                  FEBRUARY 28,
                                                      1992
                                                  (INCEPTION)                                        NINE MONTHS ENDED
                                                       TO          YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                  DECEMBER 31,    --------------------------    ---------------------------
                                                      1992           1993           1994           1994           1995
                                                  ------------    -----------    -----------    ----------    -------------
Statement of Operations Data:
  Total revenues................................   $    23,694    $   272,152    $   535,046    $  329,757     $    740,595
  Total operating expenses......................        94,894      1,944,348      2,628,422     1,821,390        2,264,471
  Operating loss................................       (71,200)    (1,672,196)    (2,093,376)   (1,491,633)      (1,523,876)
  Net loss......................................       (62,436)    (1,544,979)    (1,955,221)   (1,389,145)      (1,433,248)
Other Financial Data:
  EBITDA(1).....................................   $   (65,042)   $  (933,336)   $(1,115,905)   $ (772,588)    $   (724,722)
  Capital expenditures(2).......................   $ 5,983,256    $ 1,214,519    $   520,967    $  334,408     $    203,093

                                                                                   DECEMBER 31,
                                                                             -------------------------    SEPTEMBER 30,
                                                                                1993           1994           1995
                                                                             ----------     ----------    -------------
Balance Sheet Data:
  Cash and cash equivalents................................................  $  167,897     $  620,058     $    177,941
  Total assets.............................................................   7,391,740      7,425,224        6,484,576
  Long-term debt, including current portion................................      26,287      2,016,692        2,578,562
  Total partners' equity...................................................   6,772,243      4,817,022        3,383,774

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the ten months ended December 31, 1992 were comprised of $428,269 for purchase of systems and equipment and $5,554,987 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of $35,938 for purchase of systems and equipment and $1,178,581 for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $520,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $334,408 for purchase of systems and equipment and $-0- of expenditures for leased licenses; for the nine months ended September 30, 1995 were comprised of $203,093 for purchase of systems and equipment and $-0-of expenditures for leased licenses.

CABLEMAXX, INC.

     General. CableMaxx, Inc., a Delaware corporation ("CMAX"), owns, develops and operates wireless cable television systems and currently provides subscription television services to approximately 34,300 subscribers (as of November 30, 1995) in a cluster of wireless cable television systems located in Texas (the "Texas Cluster"). The Texas Cluster provides service to customers in a 250 mile long and 70 mile wide area encompassing the cities of San Antonio, Austin, Temple/Killeen and Waco through the utilization of four separate head-end/transmission facilities. CMAX also presently holds wireless cable channel rights in Sherman/Denison, Lubbock, Athens and Amarillo, Texas (the "Additional Texas Systems") and Salt Lake City, Utah (the "Salt Lake City System"). In connection with the CMAX Merger Agreement, CMAX entered into a Sublease and Purchase Agreement with Heartland (the "Sublease Agreement") pursuant to which CMAX subleased to Heartland all of its wireless cable channel rights in the Additional Texas Systems. CMAX estimates that the Texas Cluster, the Additional Texas Systems and the Salt Lake City System collectively represent approximately 1,614,000 households which can be served by LOS transmissions. CMAX also estimates that approximately 233,000 households in these markets are not passed by traditional hard-wire cable systems.

     The executive offices of CMAX are located at 6850 Austin Center Boulevard, Suite 320, Austin, Texas 78731, and its telephone number is (512) 345-1001. See Appendix N: "Information Concerning CMAX."

  Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for CMAX. The data was derived from the more detailed information and the consolidated financial statements of CMAX appearing elsewhere in this Proxy Statement. The data should be read in conjunction with Appendix N: "Information Concerning CMAX -- Selected Consolidated Financial Information," "-- CMAX -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of CMAX and the predecessor of CMAX's business (the "CMAX Predecessor") contained elsewhere in this Proxy Statement. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                                             CMAX                                       CMAX
                                        PREDECESSOR(1)    -----------------------------------------------------------------
                                        --------------                   PRO FORMA
                                         PERIOD FROM      PERIOD FROM     FISCAL                            THREE MONTHS
                                           JULY 1,        DECEMBER 18,     YEAR         FISCAL YEAR             ENDED
                                           1992 TO          1992 TO        ENDED       ENDED JUNE 30,       SEPTEMBER 30,
                                         DECEMBER 17,       JUNE 30,     JUNE 30,    ------------------   -----------------
                                             1992             1993        1993(2)     1994       1995      1994      1995
                                        --------------    ------------   ---------   -------   --------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)          (UNAUDITED)
Statement of Operations Data:
  Total revenues........................    $  1,835        $  2,277      $ 4,112    $ 7,709   $ 13,463   $ 3,144   $ 3,633
  Total operating expenses..............       3,033           3,766        6,701     15,123     23,626     5,362     6,135
  Operating loss........................      (1,198)         (1,489)      (2,589)    (7,414)   (10,163)   (2,218)   (2,502)
  Interest expense......................        (343)           (288)        (525)      (506)      (875)     (101)     (311)
  Net loss..............................      (1,036)         (1,775)      (3,107)    (7,499)   (10,783)   (2,237)   (2,796)
Net loss per common share...............          --          $(0.35)      $(0.61)    $(1.05)    $(1.21)  $ (0.26)  $ (0.29)
Weighted average shares outstanding.....          --           5,100        5,100      7,142      8,902     8,600     9,507
Other Financial Data:
  EBITDA(3).............................    $    (49)       $   (151)     $  (272)   $(3,175)  $ (1,889)  $  (486)  $    12
  Capital expenditures(4)...............         655          21,768       22,423     17,299      9,798     3,939     1,122

                                                                                        JUNE 30,
                                                                                   -------------------   SEPTEMBER 30,
                                                                                    1994        1995         1995
                                                                                   -------    --------   -------------
                                                                                     (IN THOUSANDS)       (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents, and short-term investments.........................   $14,558    $  2,206      $   786
  Total assets..................................................................    53,203      51,954       49,445
  Long-term debt................................................................     3,200      10,808       10,808
  Total stockholders' equity....................................................    44,086      37,709       34,913

---------------

(1) Includes consolidated operations of Austin and San Antonio systems, the assets of which were acquired by CMAX on December 18, 1992 (the "1992 Acquisition") from the CMAX Predecessor.

(2) Presented on a pro forma basis as if the 1992 Acquisition had occurred on July 1, 1992.

(3) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(4) Capital expenditures for the period from December 18, 1992 to June 30, 1993 were comprised of $3,645 for purchases of systems and equipment and $18,123 for the purchase of certain wireless cable systems. Capital expenditures for all other periods presented consist solely of purchases of systems and equipment.

HEARTLAND MERGER SUB 2, INC.

     Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("CMAX Merger Sub"), was formed by Heartland for the purpose of effecting the transactions described herein with CMAX. CMAX Merger Sub does not maintain executive offices. CMAX Merger Sub's mailing address is c/o Heartland Wireless Communications, Inc., 903 N. Bowser, Suite 140, Richardson, Texas 75081 and the telephone number is (214) 479-9244.

THREE SIXTY CORP.

     General. Three Sixty Corp., a New Jersey corporation ("TSC"), is the former parent of TechniVision, Inc., a Texas corporation ("Technivision"). Technivision was merged into TSC in January 1996 in order to facilitate the TSC Transaction.

     Prior to its merger into TSC, Technivision developed, owned and operated wireless cable television systems in Corpus Christi, Texas and Dayton, Ohio. In addition, Technivision owned the rights to develop and operate a wireless cable television system with 27 channels in El Paso, Texas (collectively with the Corpus Christi system and the Dayton system, the "TSC Systems"). Technivision management estimates that the Corpus Christi, El Paso and Dayton markets have approximately 795,000 households of which 588,000 are serviceable by LOS transmissions. The Corpus Christi system, which was launched in April 1990, provides 31 channels of service, including six off-air local television stations, to approximately 15,468 subscribers as of November 30, 1995. The Dayton system, which was launched in November 1993, provides 31 channels of service, including five off-air local television stations, to approximately 3,242 subscribers as of November 30, 1995.

     In addition to the TSC Systems, TSC owns and operates two SMATV systems in New Jersey and engages in certain other business activities. See "The TSC Transaction -- Other Assets." Because the TSC Transaction relates only to the TSC Systems, no description of the other business activities of TSC is contained in this Proxy Statement. Unless the context otherwise requires, references herein to TSC relate to TSC as successor to Technivision.

     The executive offices of TSC are located at 120 Floral Avenue, New Providence, New Jersey and its telephone number is (908) 665-0094. See Appendix
P: "Information Concerning TSC."

  Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Technivision. The data was derived from the more detailed information and the financial statements of Technivision appearing elsewhere in this Proxy Statement. The data should be read in conjunction with Appendix P: "Information Concerning TSC -- Selected Financial Information," "-- TSC -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of Technivision contained elsewhere in this Proxy Statement. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                                                                                  SIX MONTHS ENDED
                                                              YEAR ENDED MAY 31,                    NOVEMBER 30,
                                                    --------------------------------------    ------------------------
                                                       1993          1994          1995          1994          1995
                                                    ----------    ----------    ----------    ----------    ----------
Statement of Operations Data:
  Revenues........................................  $3,903,922    $5,439,575    $6,756,133    $3,371,705    $3,332,351
  Total operating expenses........................   5,304,204     8,027,539     9,069,832     4,548,518     4,413,488
  Operating loss..................................  (1,400,282)   (2,587,964)   (2,313,699)   (1,176,813)   (1,081,137)
  Interest expense, net...........................  (1,063,620)     (959,647)   (1,338,292)     (543,326)     (674,295)
  Net loss........................................  (2,463,902)   (3,652,611)     (289,761)   (1,720,139)   (1,502,080)
Other Financial Data:
  EBITDA(1).......................................  $  577,070    $ (216,073)   $  310,037    $  146,849    $  218,466
  Capital expenditures(2).........................  $1,255,104    $4,645,998    $1,678,178    $  501,726    $  603,216

                                                                                     MAY 31,
                                                                             ------------------------    NOVEMBER 30,
                                                                                1994          1995           1995
                                                                             ----------    ----------    ------------
Balance Sheet Data:
  Cash and cash equivalents................................................  $    3,197    $   51,637     $    78,124
  Total assets.............................................................  14,358,235    14,877,585      14,551,185
  Long-term debt, including current portion................................  19,053,522    17,242,089      18,338,157
  Total stockholders' deficit..............................................  (8,342,640)   (6,882,947)     (8,385,027)

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the fiscal year ended May 31, 1993 were comprised of $1,225,104 for purchases of systems and equipment; for the fiscal year ended May 31, 1994 were comprised of $4,506,900 for purchases of systems and equipment and $139,098 for expenditures for leased licenses; for the fiscal year ended May 31, 1995 were comprised of $1,514,822 for purchases of systems and equipment and $163,354 for expenditures for leased licenses; for the six months ended November 30, 1994 were comprised of $501,726 for purchases of systems and equipment; and for the six months ended November 30, 1995 were comprised of $603,216 for purchases of systems and equipment.

                             THE HEARTLAND MEETING

SPECIAL MEETING OF THE STOCKHOLDERS OF HEARTLAND

     Time, Place and Date. A Special Meeting of Stockholders of Heartland (the "Heartland Meeting") is scheduled to be held on February 22, 1996 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, 75240, (214) 934-9494 commencing at 10:00 a.m. local time.

     Record Date; Shares Entitled to Vote. Holders of record of Heartland common stock, par value $.001 per share ("Heartland Common Stock"), at the close of business on January 17, 1996 (the "Heartland Record Date") will be entitled to notice of, and to vote at, the Heartland Meeting. At the close of business on the Heartland Record Date, 12,611,132 shares of Heartland Common Stock were issued and outstanding. Each outstanding share of Heartland Common Stock is entitled to one vote with respect to each matter to be voted on at the Heartland Meeting.

     Purpose. At the Heartland Meeting, Heartland's stockholders will consider and vote upon a proposal to approve and adopt each of the following agreements and the Transactions contemplated thereby: (i) the AWS Merger Agreement (as hereinafter defined) and the AWS Merger (as hereinafter defined), (ii) the FTW Agreement (as hereinafter defined) and the transactions relating thereto, (iii) the Minneapolis Agreement (as hereinafter defined) and the transactions relating thereto, (iv) the CMAX Merger Agreement (as hereinafter defined) and the CMAX Merger (as hereinafter defined), and (v) the TSC Agreement (as hereinafter defined) and the transactions relating thereto (the AWS Merger Agreement, FTW Agreement, Minneapolis Agreement, CMAX Merger Agreement and TSC Agreement being collectively referred to as the "Agreements"). In addition, at the Heartland Meeting, the Heartland stockholders may consider and vote upon such other business as may properly come before the Heartland Meeting or any adjournment or postponement thereof.

     Because the exact number of shares of Heartland Common Stock ultimately issued in each of the five Transactions will depend upon a number of variables, certain of which are outside of the control of Heartland and the other parties hereto and certain of which will not occur until after the date of the respective meetings or consent deadlines, the number of shares of Heartland Common Stock issuable in connection with the Transactions described above will not be determined until immediately prior to consummation thereof. In no event will the aggregate number of shares of Heartland Common Stock issuable in connection with the Transactions exceed 10,721,302 shares or 45.95% of the total number of shares of Heartland Common Stock then outstanding. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions -- Assumptions for Calculation of Maximum Shares." Management of Heartland currently estimates that approximately 6,763,949 shares of Heartland Common Stock, or 34.91% of the total number of shares of Heartland Common Stock then outstanding, in connection with the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions -- Assumptions for Calculation of Anticipated Shares" of the accompanying Proxy Statement."

     Vote Required. The affirmative vote of a majority of the outstanding shares of Heartland Common Stock is required for the approval of the Agreements and the Transactions. Because the affirmative vote of the holders of a majority of the outstanding shares of Heartland Common Stock is required to approve the Agreements, abstentions and broker non-votes will have the same effect as negative votes. The percentage of currently outstanding shares of Heartland Common Stock entitled to vote held by directors, executive officers and their affiliates, assuming the exercise in full of options to purchase Heartland Common Stock held by such persons, is 63.33% or, 8,106,825 shares of Heartland Common Stock. As of the Heartland Record Date, David E. Webb, the President and Chief Executive Officer of Heartland, L. Allen Wheeler, a member of the Board of Directors of Heartland, and Hunt Capital Group, L.L.C., a stockholder of Heartland and an affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, collectively have record or beneficial ownership of approximately 62.68% or 7,905,225 million shares of the Heartland Common Stock outstanding as of such date. Messrs. Webb and Wheeler and Hunt Capital Group, L.L.C. have agreed to vote in favor of approving and adopting the CMAX Merger Agreement and CMAX Merger. As a result, approval of the Agreements by the requisite vote of the outstanding shares of Heartland Common Stock is assured.

     Appraisal Rights. The stockholders of Heartland will not have appraisal rights with respect to any of the Transactions.

     Risk Factors. The proposed Transactions involve substantial risk. The following risk factors, together with all of the other information appearing elsewhere in this Proxy Statement, should be carefully considered by the stockholders, in light of their particular investment objectives and financial circumstances, prior to determining how to vote: (i) there are significant uncertainties and risks relating to the integration by Heartland of the businesses to be acquired as a result of the Transactions in the event that the planned divestiture of the Heartland Disposition Assets is not consummated; (ii) Heartland may in the future make additional acquisitions or may be unsuccessful in consummating planned divestitures, each of which could adversely affect the liquidity, results of operation and financial condition of Heartland; (iii) substantial risks are associated with the potential volatility in the market price of the Heartland Common Stock upon consummation of the Transactions and subsequent liquidation of shares of Heartland Common Stock to satisfy certain obligations of the parties to the Transactions; (iv) the Transactions, if consummated, will have the effect of substantially increasing the number of shares of Heartland Common Stock outstanding and (v) substantial risks to Heartland may be associated with the rescission rights of partners of Minneapolis Partnership and FTW Partnership. See "Risk Factors."

                                THE TRANSACTIONS

MERGER OF HEARTLAND AFFILIATE WITH AND INTO AWS

     AWS Merger; Consideration. Upon the consummation of the AWS Merger, AWS Merger Sub will be merged with and into AWS, and AWS will be the surviving corporation. Under the AWS Merger Agreement, all of the shares of AWS Common Stock outstanding immediately prior to the effective time of the AWS Merger (the "AWS Effective Time") will be converted into the right to receive a proportionate number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of approximately $34 million (subject to certain reductions and the escrow requirements discussed below), resulting in each such share of AWS Common Stock, subject to certain adjustments, being converted into the right to receive shares of Heartland Common Stock having an exchange value of approximately $5.90 per share of AWS Common Stock, of which shares having an exchange value of approximately $0.56 per share of AWS Common Stock will be held in the escrow described below. The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided however that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable. As a result, a maximum of 1,700,000 shares of Heartland Common Stock are issuable in connection with the AWS Merger. See "The AWS Merger -- Terms of the AWS Merger Agreement." See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

     At the closing of the AWS Merger, shares of Heartland Common Stock to be delivered to the AWS stockholders having an aggregate exchange value of up to $3.25 million will be held in escrow pursuant to the terms of an escrow agreement ("AWS Escrow Agreement") for a period of approximately one year. A form of the AWS Escrow Agreement is attached as Appendix D to this Proxy Statement. Pursuant to the terms of the AWS Escrow Agreement, Heartland will have the right to submit claims to the Exchange Agent (defined below) and, following a claims procedure, seek to recover the escrowed shares or proceeds thereof for any claims for which indemnity is proper pursuant to the terms of the AWS Merger Agreement. The AWS Escrow Agreement includes provisions pursuant to which certain claims are fully indemnified by AWS from the escrow fund (including all liabilities in excess of $3.15 million, subject to adjustment) and other claims are shared equally by the escrow fund and Heartland. Pursuant to the terms of the AWS Escrow Agreement, if certain litigation pending against AWS is dismissed prior to the consummation of the AWS Merger, the exchange value of the shares of Heartland Common Stock to be held in escrow will be reduced from $3.25 million to $2.75 million and the exchange value of the shares of Heartland Common Stock initially to be distributed to the AWS stockholders will be increased from $30.75 million to $31.25 million. See "The AWS Merger -- Terms of the AWS Merger
Agreement -- Indemnity Escrow; Contingent AWS Distribution."

     Heartland has previously loaned to AWS the principal sum of $1.8 million (the "AWS Loan"). The AWS Loan is secured by a first lien on the wireless cable channel rights of AWS in the Dallas, Texas market. Upon the consummation of the AWS Merger, the AWS Loan will remain in place as an intercompany obligation from AWS to Heartland. The AWS Merger Agreement provides that specified amounts ("Exclusivity Fees") are to be periodically offset against the AWS Loan as additional consideration for the non-solicitation covenant contained in the AWS Merger Agreement. The AWS Merger Agreement and documents relating to the AWS Loan further provide (a) if the AWS Merger Agreement is terminated as a result of a competing proposal to acquire AWS or its material assets, then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan will be immediately due and payable; (b) if the AWS Merger Agreement is terminated as a result of certain specified events (generally arising from the conduct or past conduct of AWS or its predecessors), then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan is to be repaid in accordance with its terms; (c) if Heartland fails to consummate the AWS Merger after all of the conditions precedent to its obligations to consummate the AWS Merger Agreement have been satisfied or waived, then the remaining balance of the AWS Loan will be forfeited by Heartland as liquidated damages; and (d) upon any other termination under the AWS Merger Agreement, the AWS Loan (reduced by any previously offset Exclusivity Fees) is to be repaid to Heartland within one year following the date of termination of the AWS Merger Agreement. See "The AWS Merger -- Terms of the AWS Merger Agreement -- AWS Loan."

     Stock Options; Warrants. Upon the AWS Effective Time, no options or warrant agreements allowing the holder to exercise rights thereunder to receive shares of AWS Common Stock shall exist. However, at the AWS Effective Time, any unexercised warrants will be converted into warrants to purchase shares of Heartland Common Stock on an adjusted basis. The holders of such warrants have certain demand registration rights attached to the warrant agreements that will survive the AWS Merger. See "The AWS Merger -- Stock Options; Warrants."

     Recommendations of the Heartland Board; Reasons for the AWS Merger. The Board of Directors of Heartland (the "Heartland Board") has approved and adopted the AWS Merger Agreement and recommends that the stockholders of Heartland vote FOR the Agreements and thereby approve and adopt the AWS Merger Agreement. The Heartland Board believes that the AWS Merger is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the AWS Merger would provide Heartland with wireless cable television systems and channel rights targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of their acquisition. Further, if the planned disposition of all of AWS's channel rights is not consummated, the Heartland Board believes that the AWS Merger would increase Heartland's competitive position in the industry by increasing the aggregate number and size of its wireless cable television systems and channel rights at favorable acquisition costs. Such systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor" and "The Combined
Company -- Planned Divestitures."

     Opinions of Heartland's Advisor. On October 1, 1995, Heartland retained Lazard Freres & Co. LLC ("Heartland's Advisor") to act as Heartland's financial advisor in connection with the Transactions (including the AWS Merger) and, at the option of Heartland, render an opinion to the Heartland Board as to the fairness to Heartland from a financial point of view of the consideration payable in each individual Transaction. A copy of the opinions of Heartland's Advisor are attached to this Proxy Statement as Appendix A and should be read carefully and in their entirety. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor."

     Accounting Treatment. The AWS Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The AWS Merger -- Accounting Treatment."

     Conditions to Consummation of the AWS Merger. Consummation of the AWS Merger is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the AWS Merger Agreement. For a detailed description of the conditions to the AWS Merger, see "The AWS Merger -- Conditions."

     Regulatory Approvals. In addition to the federal and state regulatory approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part, Heartland and AWS have made or expect to make certain regulatory filings with the Federal Communications Commission ("FCC") for the transfer of AWS' commercial wireless cable television licenses to Heartland. The AWS Merger Agreement is conditioned upon receipt of FCC approval regarding the transfer of such commercial wireless cable television licenses. See "The AWS Merger -- Regulatory Approvals."

     Effective Time of the AWS Merger. If the AWS Merger is approved by the requisite vote of the stockholders of AWS and the other conditions to the consummation of the AWS Merger are satisfied or waived (where permissible), the AWS Merger will become immediately effective at the time a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware. See "The AWS Merger -- Effective Time." The Certificate of Merger for the AWS Merger will be filed only upon satisfaction or waiver of the conditions contained in the AWS Merger Agreement. See "The AWS Merger -- Conditions," and "-- Termination."

     Termination of the AWS Merger Agreement. In general, the AWS Merger Agreement may be terminated (i) by mutual consent of Heartland and AWS, (ii) by either Heartland or AWS if the AWS Merger has not been consummated by February 29, 1996, and (iii) under certain other circumstances. See "The AWS
Merger -- Termination."

     Interests of Certain Persons in AWS Merger. If the AWS Merger is consummated, Heartland intends to terminate all AWS employees immediately following the AWS Effective Time. Certain executive officers of AWS, including Steven G. Johnson, Daniel A. Cartwright and Todd J. Parriott, have employment agreements with AWS, certain of which provides for certain severance payments to be made following a termination. The total amount of payments to be made to those officers by AWS following their terminations is approximately $830,000. Heartland has entered into a non-competition and consulting agreement with Mr. Johnson pursuant to which, in lieu of any amounts owed to him as a result of any termination of his employment, Mr. Johnson will receive approximately $700,000 over a period of two years in consideration of transitional and other assistance to be provided to Heartland following the AWS Merger and Mr. Johnson's agreement not to compete with Heartland or its affiliates for a period of three years following the AWS Merger. See "Information Concerning Heartland -- Certain Transactions."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the AWS Common Stock certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended, and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. Neither Heartland nor AWS has declared any cash dividends. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes of Heartland and AWS and "Pro Forma Financial Information Relative to the Transactions" and the other pro forma financial information included elsewhere in this Proxy Statement.

                                                                       HEARTLAND      AWS
                                                                       ---------     ------
    Book Value Per Share as of
      December 31, 1994..............................................   $  2.71      $ 1.01
      September 30, 1995.............................................   $  3.87      $  .84
    Pro Forma Equivalent Book Value Per Share as of September 30,
      1995(1)........................................................   $ 12.66      $ 2.90
    Net Loss Per Share
      for the year ended December 31, 1994...........................   $  (.30)     $(1.26)
      for the nine months ended September 30, 1995...................   $  (.96)     $ (.17)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994...........................   $  (.71)     $ (.16)
      for the nine months ended September 30, 1995...................   $  (.74)     $ (.17)

---------------

(1) The pro forma information for AWS reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 1,307,692 shares of Heartland Common Stock are issued upon consummation of the AWS Merger, resulting in an exchange ratio of one Heartland share for 4.366 AWS shares (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the AWS Merger is $28 and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The Heartland Common Stock is listed on the Nasdaq-NMS under the symbol "HART" and the AWS Common Stock is listed on the Nasdaq Stock Market's-OTC Bulletin Board under the symbol "AWSY."

     On September 11, 1995, the last full trading day preceding the public announcement of the execution of the AWS Merger Agreement, the closing sale price per share of Heartland Common Stock was $21.50 and the last sale bid price per share of the AWS Common Stock was $4.375. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25 and the last sale bid price per share of AWS Common Stock was $4.625.

     The following table sets forth the last sale bid and closing sale price per share of AWS Common Stock and Heartland Common Stock, respectively, as reported on the appropriate exchanges, and the equivalent per share price of AWS Common Stock on September 11, 1995, the business date preceding public announcement of the AWS Merger, and on January 22, 1996.

                                                                                     EQUIVALENT
                                                       AWS           HEARTLAND       PER SHARE
                                                   COMMON STOCK     COMMON STOCK       PRICE
                                                   ------------     ------------     ----------
    September 11, 1995...........................     $4.375           $21.50          $ 5.96
    January 22, 1996.............................     $4.625           $29.25          $ 6.70

TRANSACTION WITH FTW PARTNERSHIP

     Asset Purchase; Consideration. Pursuant to the FTW Agreement, (i) FTW Partnership will assign to Heartland the FTW Interest, (ii) FTW Partnership and the FTW Partners approving the FTW Transaction will assign (the "FTW Claim Assignment") to Heartland or release (the "FTW Claim Release") the FTW Claims,
(iii) Heartland will assume up to $570,000 of certain types of liabilities (including disputed liabilities) of FTW Partnership to AWS, and (iv) Heartland will issue to FTW Partnership the FTW Shares having an aggregate exchange value of $13.3 million. The exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Agreement will be equal to the average closing price of the Heartland Common Stock as quoted on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the FTW Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) provided that if such average closing price is in excess of $23 per share, the exchange value will be $23 per share. Further, either FTW Partnership or Heartland, at its option, may terminate the FTW Agreement if such average closing price is below $17 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 782,353 shares of Heartland Common Stock are issuable in connection with the FTW Agreement. The FTW Agreement also grants to Heartland a right of first refusal with regard to the FTW Interest. See "The FTW Transaction -- Terms of the FTW Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

     In connection with the FTW Agreement, Heartland (a) deposited in escrow $100,000 on October 12, 1995, $55,000 on November 7, 1995, $55,000 on December
1, 1995, $55,000 on January 5, 1996 and has agreed to deposit in escrow an additional $55,000 on the first day of each month thereafter (collectively, "FTW Earnest Money"), and (b) has agreed to loan to FTW Partnership up to $500,000 ("FTW Loan"), $350,000 of which has been advanced through January 15, 1996, to enable FTW Partnership to pay accrued expenses of FTW Partnership, primarily legal fees, accounting fees, and reimbursable expenses incurred by members of FTW Committee. The FTW Loan is secured by a first lien on the FTW Interest pursuant to the terms of a security agreement between Heartland and FTW Partnership. Upon the consummation of the FTW Transaction, the FTW Loan will be repaid to Heartland from the proceeds of FTW Shares to be liquidated in connection with the dissolution of FTW Partnership. See "The FTW
Transaction -- Terms of the FTW Agreement -- FTW Earnest Money; FTW Loan."

     Recommendations of the Heartland Board; Reasons for the FTW Transaction. The Heartland Board has approved and adopted the FTW Agreement and recommends that the stockholders of Heartland vote FOR the Agreements and thereby approve and adopt the FTW Agreement. The Heartland Board believes that the FTW Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the FTW Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including the FTW Interest) is not consummated, the Heartland Board believes the FTW Transaction would increase Heartland's competitive position in the Fort Worth, Texas and Dallas, Texas markets (coupled with the consummation of the AWS Merger) by consolidating the wireless cable television markets of Fort Worth, Texas and Dallas, Texas. Such markets would substantially add to Heartland's geographic cluster of markets in the northern regions of the State of Texas. Such systems would then be held for disposition or strategic exchange for other systems and channel rights, which the Heartland Board believes would enhance Heartland's competitive position. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor" and "The Combined Company -- Planned Divestitures."

     Opinions of Heartland's Advisor. On October 1, 1995, Heartland retained Heartland's Advisor to act as Heartland's financial advisor in connection with the Transactions (including the FTW Transaction) and, at the option of Heartland, render an opinion to the Heartland Board as to the fairness to Heartland from a financial point of view of the consideration payable in each individual Transaction. A copy of the opinions of Heartland's Advisor are attached to this Proxy Statement as Appendix A and should be read carefully and in their entirety. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor."

     Accounting Treatment. The FTW Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The FTW Transaction -- Accounting Treatment."

     Conditions to Consummation of the FTW Transaction. The consummation of the FTW Agreement is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the FTW Agreement. For a detailed description of the conditions to the FTW Agreement, see "The FTW Transaction -- Conditions."

     Regulatory Approvals. The FTW Transaction does not require any regulatory approvals other than federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part. See "The FTW Transaction -- Regulatory Approvals."

     Consummation of the FTW Agreement. If the FTW Transaction is approved by the requisite vote of the FTW Partners and the other conditions to the consummation of the FTW Transaction are satisfied or waived where permissible, the FTW Agreement will be consummated upon the transfer of the FTW Interest, the assignment or release of the FTW Claims, and the delivery of the FTW Shares to the Exchange Agent. It is anticipated that such transactions will occur as soon as practicable after the satisfaction or waiver where permissible of the conditions noted above. It is anticipated that the FTW Liquidation Plan will be consummated within one year of the consummation of the FTW Agreement.

     Termination of the FTW Agreement. In general, the FTW Agreement may be terminated (i) by mutual consent of Heartland and FTW Partnership, (ii) by either Heartland or FTW Partnership if the FTW Agreement has not been consummated by March 15, 1996, and (iii) under certain other circumstances. See "The FTW Transaction -- Termination."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the FTW Units certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor FTW Partnership has paid any cash dividends or distributions. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical financial statements and accompanying notes of Heartland and FTW Partnership and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement.

                                                                                       FTW
                                                                     HEARTLAND     PARTNERSHIP
                                                                     ---------     -----------
    Book Value Per Share (Unit) as of
      December 31, 1994............................................   $  2.71       $ 2,018.83
      September 30, 1995...........................................   $  3.87       $ 1,343.01
    Pro Forma Equivalent Book Value Per Share (Unit) as of
      September 30, 1995(1)........................................   $ 12.66       $ 5,023.81
    Net Loss Per Share (Unit)
      for the year ended December 31, 1994.........................   $  (.30)      $  (905.06)
      for the nine months ended September 30, 1995.................   $  (.96)      $  (675.83)
    Pro Forma Equivalent Net Loss Per Share (Unit)(1)
      for the year ended December 31, 1994.........................   $  (.71)      $  (281.75)
      for the nine months ended September 30, 1995.................   $  (.74)      $  (293.65)

---------------

(1) The pro forma information for FTW Partnership reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 578,261 shares of Heartland Common Stock are issued upon consummation of the FTW Transaction, resulting in an exchange ratio of one Heartland share for .00252 Units of the FTW Partnership, (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the FTW Transaction is $28, and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The FTW Units are not traded on any public exchange or automated quotation system, and, as a result no market price is available for such interests as of September 11, 1995. On September 11, 1995, the last full trading day preceding the public announcement of Heartland's intent to purchase the FTW Interest, the closing price per share of Heartland was $21.50. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25.

TRANSACTION WITH MINNEAPOLIS PARTNERSHIP

     Asset Purchase; Consideration. Pursuant to the terms of the Minneapolis Agreement, (i) Minneapolis Partnership will assign to Heartland the Minneapolis Interest, (ii) Minneapolis Partnership and Minneapolis

Partners approving the Minneapolis Agreement will assign to Heartland the Minneapolis Claims, (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to AWS, and (iv) Heartland will issue to Minneapolis Partnership the Minneapolis Shares having an aggregate exchange value equal to the sum of (A) $18 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently anticipated to be 1,000 Additional Subscribers on the relevant date, and not anticipated to exceed 2,000 Additional Subscribers). Under the terms of the Minneapolis Agreement, certain claims may be resolved by mutual agreement of the parties prior to closing, with any agreed damages relating thereto ("Stipulated Damages") to be paid from the liquidation of Minneapolis Shares in connection with the dissolution of Minneapolis Partnership; provided that the aggregate amount of such Stipulated Damages may not exceed $1 million. Pursuant to the terms of the Minneapolis Agreement, claims by Heartland against Minneapolis Partnership for breaches of the Minneapolis Agreement (other than Stipulated Damages) may only be made during the six-month period following the consummation of the Minneapolis Agreement, and Heartland will not have any recourse to Minneapolis Partners other than to the extent that the Minneapolis Committee is in possession of the proceeds of Minneapolis Shares liquidated for the payment of contingent claims (which Minneapolis Shares will have an aggregate exchange value of at least $500,000). Any claims asserted against Minneapolis Partnership by Heartland after the closing of the Minneapolis Transaction will be subject to the alternative dispute resolution procedures set forth in the Minneapolis Agreement.

     The exchange value of the Heartland Common Stock to be issued in the Minneapolis Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided, however, that if such average is (a) greater than or equal to $23 per share but less than $30 per share, then the exchange value will be $23 per share, and (b) greater than or equal to $30 per share, then the exchange value will be (i) the product of the closing average multiplied by $23, divided by (ii) $30, and the number of Minneapolis Shares will be adjusted accordingly. Further, either Minneapolis Partnership or Heartland, at its option, may terminate the Minneapolis Agreement if such average closing price is below $17 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 1,117,647 shares of Heartland Common Stock are issuable in connection with the Minneapolis Agreement (assuming that there are 4,500 subscribers on the relevant date.) See "The Minneapolis Transaction -- Terms of the Minneapolis Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

     In connection with the Minneapolis Agreement, Heartland has agreed to loan to the Minneapolis LLC up to $1,575,000 (the "Minneapolis Loan"), of which (a) $575,000 was advanced on October 31, 1995 and used to repay an existing obligation, and (b) $1 million ("Subscriber Proceeds") may be used for general working capital purposes (not to exceed $100,000) and for subscriber growth. Heartland advanced $250,000 of the Subscriber Proceeds on October 31, 1995 and $234,000 on December 20, 1995 to fund working capital needs and subscriber growth. The Minneapolis Loan is secured by a first lien on the wireless cable channel assets in the Minneapolis, Minnesota market, and, upon the consummation of the Minneapolis Transaction, the Minneapolis Partnership will be responsible for the repayment of a portion of the Minneapolis Loan (approximately $215,000) from the proceeds of the Minneapolis Shares to be liquidated in connection with the dissolution of the Minneapolis Partnership. The Minneapolis Agreement also grants to Heartland a right of first refusal with regard to the Minneapolis Interest. See "The Minneapolis Transaction -- Terms of the Minneapolis Agreement -- Minneapolis Loan."

     Recommendations of the Heartland Board; Reasons for the Minneapolis Transaction. The Heartland Board has approved and adopted the Minneapolis Agreement and recommends that the stockholders of

Heartland vote FOR the Agreements and thereby approve and adopt the Minneapolis Agreement. The Heartland Board believes that the Minneapolis Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the Minneapolis Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including the Minneapolis Interest) is not consummated, the Minneapolis system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position. See "Recommendations of the Heartland Board; Opinion of Heartland's Advisor" and "The Combined Company -- Planned Divestitures."

     Opinions of Heartland's Advisor. On October 1, 1995, Heartland retained Heartland's Advisor to act as Heartland's financial advisor in connection with the Transactions (including the Minneapolis Transaction) and, at the option of Heartland, to render an opinion to the Heartland Board as to the fairness to Heartland from a financial point of view of the consideration payable in each individual Transaction. A copy of the opinions of Heartland's Advisor are attached to this Proxy Statement as Appendix A and should be read carefully and in their entirety. See "Recommendations of Heartland Board; Opinions of Heartland's Advisor."

     Accounting Treatment. The Minneapolis Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The Minneapolis Transaction -- Accounting Treatment."

     Conditions to Consummation of the Minneapolis Transaction. The consummation of the Minneapolis Agreement is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the Minneapolis Agreement. The Minneapolis Agreement is also subject to the closing of the AWS Merger. For a detailed description of the conditions to the Minneapolis Agreement, see "The Minneapolis Transaction -- Conditions."

     Regulatory Approvals. The Minneapolis Transaction does not require any regulatory approvals other than federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part and FCC approval regarding the transfer of control of commercial wireless cable television licenses held by Minneapolis LLC. See "The Minneapolis Transaction -- Regulatory Approvals."

     Consummation of the Minneapolis Agreement. If the Minneapolis Transaction is approved by the requisite vote of the Minneapolis Partners and other conditions to the consummation of the Minneapolis Agreement are satisfied or waived (where permissible), the Minneapolis Agreement will be consummated upon the transfer of the Minneapolis Interest, the assignment of the Minneapolis Claims, and the delivery of the Minneapolis Shares to the Exchange Agent. It is anticipated that such transactions will occur as soon as practicable after the satisfaction or waiver (where permissible) of the conditions noted above. It is anticipated that the Minneapolis Liquidation Plan will be consummated within one year of the consummation of the Minneapolis Agreement.

     Termination of the Minneapolis Agreement. In general, the Minneapolis Agreement may be terminated (i) by mutual consent of Heartland and the Minneapolis Partnership, (ii) by either Heartland or the Minneapolis Partnership if the Minneapolis Agreement has not been consummated by March 15, 1996, and
(iii) under certain other circumstances. See "The Minneapolis
Transaction -- Termination."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the Minneapolis Units certain historical pro forma and equivalent pro forma per unit financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor Minneapolis Partnership has paid any cash dividends or distributions. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the consideration paid by Heartland. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical financial statements and accompanying notes of Heartland and Minneapolis Partnership and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement.

                                                                                  MINNEAPOLIS
                                                                    HEARTLAND     PARTNERSHIP
                                                                    ---------     -----------
    Book Value Per Share (Unit) as of
      December 31, 1994...........................................   $  2.71       $2,316.99
      September 30, 1995..........................................   $  3.87       $1,627.60
    Pro Forma Equivalent Book Value Per Share (Unit) as of
      September 30, 1995(1).......................................   $ 12.66       $4,759.40
    Net Loss Per Share (Unit)
      for the year ended December 31, 1994........................   $  (.30)      $ (940.46)
      for the nine months ended September 30, 1995................   $  (.96)      $ (689.39)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994........................   $  (.71)      $ (266.92)
      for the nine months ended September 30, 1995................   $  (.74)      $ (278.20)

---------------

(1) The pro forma information for Minneapolis Partnership reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 782,609 shares of Heartland Common Stock are issued upon consummation of the Minneapolis Transaction, resulting in an exchange ratio of one Heartland share for .00266 Units of the Minneapolis Partnership (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the Minneapolis Transaction is $28, and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The Minneapolis Units are not traded on any public exchange or automated quotation system, and, as a result no market price is available for such interest as of September 11, 1995. On September 11, 1995, the last full trading day preceding the public announcement of Heartland's intent to purchase the Minneapolis Interest, the closing price per share of Heartland was $21.50. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25.

MERGER OF HEARTLAND AFFILIATE WITH AND INTO CMAX

     CMAX Merger; Consideration. Upon consummation of the CMAX Merger, CMAX Merger Sub will be merged with and into CMAX and CMAX will become a wholly owned subsidiary of Heartland. Under the CMAX Merger Agreement, each share of CMAX Common Stock issued and outstanding immediately prior to the CMAX Merger (excluding the shares of CMAX Common Stock held by CMAX as treasury stock, all of which will be cancelled) will be converted into the right to receive that portion of a newly issued publicly tradeable share of Heartland Common Stock having an exchange value of $8.50 per share of CMAX Common Stock for an aggregate exchange value of approximately $80.8 million for all shares of CMAX Common Stock, subject to adjustment (the "CMAX Merger Consideration"). The exchange value of the Heartland Common Stock to be issued pursuant to the CMAX Merger will be equal to the average closing price of Heartland Common Stock as reported on the Nasdaq-NMS for the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). If CMAX's Net Liabilities exceed its Permitted Net Liabilities (each as defined in the CMAX Merger Agreement) as of the closing of the CMAX Merger Agreement (such excess being referred to as "CMAX Excess Liabilities"), then the CMAX Merger Consideration will be reduced by the amount of the CMAX Excess Liabilities. Heartland, at its option, may terminate the CMAX Merger Agreement if such average closing price is below $10 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 8,081,214 shares of Heartland Common Stock are issuable in connection with the CMAX Merger. CMAX, at its option, may terminate the CMAX Merger Agreement if the average closing price of Heartland Common Stock is above $34 per share. See "The CMAX Merger -- Terms of the CMAX Merger Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

     In connection with the execution of the CMAX Merger Agreement, CMAX entered into a Sublease and Purchase Agreement (the "Sublease Agreement") with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and Heartland paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of the acceptance by the Board of Directors of CMAX of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland will acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland. See "The CMAX Merger -- Terms of the CMAX Merger Agreement -- CMAX Sublease Agreement."

     In connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     In connection with the CMAX Merger, Heartland will grant registration rights to Charter Wireless, the majority stockholder of CMAX, with respect to shares to be issued to such stockholder in connection with the CMAX Merger Agreement that are subject to the restrictions on transfer contained in Rules 144 and 145 promulgated by the SEC under the Securities Act.

     For a period of three years from and after the date of the consummation of the CMAX Merger, Charterhouse Equity Partners, L.P., an affiliate of Charter Wireless, and Tommy L. Gleason, the President and Chief Executive Officer of CMAX, have agreed not to own or operate a wireless cable television business within a fifty-mile radius of any wireless television cable market acquired by Heartland from CMAX.

     Stock Options; Warrants. Pursuant to the terms of the CMAX Agreement, all stock options and warrants to acquire shares of CMAX Common Stock will be exercised or terminated prior to the CMAX Effective Time. See "The CMAX
Merger -- Terms of the CMAX Merger Agreement -- Options and Warrants."

     Recommendations of the Heartland Board; Reasons for the CMAX Merger. The Heartland Board has approved and adopted the CMAX Merger and the CMAX Merger Agreement and recommends that the stockholders of Heartland vote FOR the Agreements and thereby approve and adopt the CMAX Merger Agreement. The Heartland Board believes that the CMAX Merger is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the CMAX Merger will provide Heartland with (i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (Amarillo, Athens, Austin, Lubbock, Sherman/Denison, Temple/Killeen and Waco, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (ii) wireless cable television systems and channel rights targeted for disposition (Salt Lake City, Utah and San Antonio, Texas) on terms and conditions favorable to Heartland in comparison with their cost of acquisition. If the planned disposition is not consummated, the San Antonio and Salt Lake City systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland

Board believes would enhance Heartland's competitive position. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor" and "The Combined Company -- Planned Divestitures."

     Opinions of Heartland Advisor. On October 1, 1995, Heartland retained Heartland's Advisor to act as Heartland's financial advisor in connection with the Transactions (including the CMAX Merger) and, at the option of Heartland, to render an opinion to the Heartland Board as to the fairness to Heartland from a financial point of view of the consideration payable in each individual Transaction. A copy of the opinions of Heartland's Advisor are attached to this Proxy Statement as Appendix A and should be read carefully and in their entirety. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor."

     Accounting Treatment. The CMAX Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The CMAX Merger -- Accounting Treatment."

     Conditions to Consummation of the CMAX Merger. The consummation of the CMAX Merger is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the CMAX Merger Agreement. For a detailed description of the conditions to the CMAX Merger, see "The CMAX
Merger -- Conditions."

     Regulatory Approvals. In addition to the federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part, the CMAX Merger requires the early termination of or lapse of waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which early termination was received by Heartland and CMAX effective as of October 26, 1995. See "The CMAX Merger -- Regulatory Approvals."

     Effective Time of the CMAX Merger. If the CMAX Merger is approved by the requisite vote of the stockholders of CMAX and the other conditions of the consummation of the CMAX Merger are satisfied or, where permissible, waived, the CMAX Merger will become effective immediately upon the filing of a Certificate of Merger with the Secretary of State of Delaware (the "CMAX Effective Time"). See "The CMAX Merger -- Effective Time." The Certificate of Merger for the CMAX Merger will be filed only upon satisfaction or waiver (where permissible) of the conditions contained in the CMAX Merger Agreement and only if no party has exercised any right of termination provided in the CMAX Merger Agreement. See "The CMAX Merger -- Conditions" and "-- Termination."

     Termination of the CMAX Merger Agreement. In general, the CMAX Merger Agreement may be terminated (i) by mutual consent of Heartland and CMAX, (ii) by either Heartland or CMAX if the CMAX Merger has not been consummated by February 29, 1996, and (iii) under certain other circumstances. See "The CMAX
Merger -- Termination."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the CMAX Common Stock certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor CMAX has paid any cash dividends. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes of Heartland and CMAX and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement.

                                                                       HEARTLAND      CMAX
                                                                       ---------     ------
    Book Value Per Share as of
      December 31, 1994..............................................   $  2.71      $ 4.62
      September 30, 1995.............................................   $  3.87      $ 3.67
    Pro Forma Equivalent Book Value Per Share as of September 30,
      1995(1)........................................................   $ 12.66      $ 3.84
    Net Loss Per Share
      for the year ended December 31, 1994...........................   $  (.30)     $(1.05)
      for the nine months ended September 30, 1995...................   $  (.96)     $ (.99)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994...........................   $  (.71)     $ (.22)
      for the nine months ended September 30, 1995...................   $  (.74)     $ (.22)

---------------

(1) The pro forma information for CMAX reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 2,886,148 shares of Heartland Common Stock are issued upon consummation of the CMAX Merger, resulting in an exchange ratio of one Heartland share for 3.294 CMAX shares, (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the CMAX Merger is $28, and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The Heartland Common Stock and the CMAX Common Stock are listed on the Nasdaq-NMS under the symbols "HART" and "CMAX," respectively.

     On September 11, 1995, the last full trading day preceding the public announcement of the execution of the CMAX Merger Agreement, the closing sale price per share of Heartland Common Stock was $21.50 and the closing sale price per share of the CMAX Common Stock was $6.87. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25 and the closing sale price per share of CMAX Common Stock was $7.68.

     The following table sets forth the closing sale price per share of CMAX Common Stock and Heartland Common Stock as reported on the Nasdaq-NMS, and the "equivalent per share" price of CMAX Common Stock on September 11, 1995, the business date preceding public announcement of the CMAX Merger, and on January 22, 1996.

                                                                                     EQUIVALENT
                                                       CMAX          HEARTLAND       PER SHARE
                                                   COMMON STOCK     COMMON STOCK       PRICE
                                                   ------------     ------------     ----------
    September 11, 1995...........................     $ 6.87           $21.50          $ 8.50
    January 22, 1996.............................     $ 7.68           $29.25          $ 8.50

TRANSACTION WITH TSC

     Asset Purchase; Consideration. Pursuant to the TSC Agreement, TSC will sell to Heartland substantially all of the assets formerly held by Technivision, consisting of wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas, and Heartland will issue to TSC the TSC Shares having an aggregate exchange value of (a) $36.75 million plus (b) $1,200 for each wireless cable television subscriber on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration shall not exceed $3.5 million) minus (c) the amount of any obligations assumed by Heartland (not to exceed $5 million and currently estimated to be $5 million), minus (d) if the wireless cable television assets relative to the Dayton, Ohio market are sold prior to the consummation of the TSC Agreement, certain proceeds thereof to be retained by TSC. Pursuant to the terms of the TSC Agreement, TSC Shares having an aggregate exchange value of $5 million will be held in escrow for a period of approximately 18 months to satisfy certain indemnification obligations of TSC to Heartland, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be held in a separate escrow for up to six months (subject to extension) to secure the performance of certain post-closing covenants of TSC. The exchange value for the shares of Heartland Common Stock to be issued in the TSC Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the 20-trading-day period ending on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). Heartland, at its option, may terminate the TSC Agreement if such average closing price is below $16 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 2,515,625 shares of Heartland Common Stock (assuming $3.5 million in additional subscriber consideration and the assumption of no liabilities at closing) are issuable in connection with the TSC Transaction. See "The TSC Transaction -- Terms of the TSC Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

     Recommendations of the Heartland Board; Reasons for the TSC Transaction. The Heartland Board has approved and adopted the TSC Agreement and recommends that the stockholders of Heartland vote FOR the Agreements and thereby approve and adopt the TSC Agreement. The Heartland Board believes that the TSC Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the TSC Transaction would provide Heartland with (i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (El Paso and Corpus Christi, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (ii) a wireless cable television system targeted for disposition (Dayton, Ohio) on terms and conditions favorable to Heartland in comparison with its cost of acquisition. If the planned disposition is not consummated, the Dayton system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor" and "The Combined Company -- Planned Divestitures."

     Opinions of Heartland's Advisor. On October 1, 1995, Heartland retained Heartland's Advisor to act as Heartland's financial advisor in connection with the Transactions (including the TSC Transaction) and, at the option of Heartland, to render an opinion to the Heartland Board as to the fairness to Heartland from a financial point of view of the consideration payable in each individual Transaction. A copy of the opinions of Heartland's Advisor are attached to this Proxy Statement as Appendix A and should be read carefully and in their entirety. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor."

     Accounting Treatment. The TSC Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The TSC Transaction -- Accounting Treatment."

     Conditions to Consummation of the TSC Transaction. The consummation of the TSC Agreement is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the TSC Agreement. For a detailed description of the conditions to the TSC Transactions, see the "TSC Agreement -- Conditions."

     Regulatory Approvals. In addition to the federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part, Heartland and TSC have made or expect to make certain regulatory filings with (1) the FCC for the transfer of TSC's commercial wireless cable television licenses to Heartland and (2) the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act. The TSC Agreement is conditioned upon the notification of expiration of the waiting period under the HSR Act. See "The TSC
Transaction -- Regulatory Approvals."

     Termination of the TSC Agreement. The TSC Agreement may be terminated (i) by mutual consent of Heartland and TSC, (ii) by either Heartland or TSC if the TSC Agreement has not been consummated by February 29, 1996, and (iii) under certain other circumstances. See "The TSC Transaction -- Termination."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the TSC Common Stock certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and for the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor TSC has paid any cash dividends. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes to Heartland and Technivision and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement.

                                                                    HEARTLAND       TSC(2)
                                                                    ---------     ----------
    Book Value Per Share as of
      December 31, 1994 (November 30, 1994 for TSC)...............   $  2.71      $(1,332.26)
      September 30, 1995 (November 30, 1995 for TSC)..............   $  3.87      $(1,201.98)
    Pro Forma Equivalent Book Value Per Share as of September 30,
      1995(1).....................................................   $ 12.66      $ 2,041.94
    Net Loss Per Share
      for the year ended December 31, 1994 (November 30, 1994 for
         TSC).....................................................   $  (.30)     $  (596.38)
      for the nine months ended September 30, 1995 (November 30,
         1995 for TSC)............................................   $  (.96)     $  (314.12)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994........................   $  (.71)     $  (114.52)
      for the nine months ended September 30, 1995................   $  (.74)     $  (119.35)

---------------

(1) The pro forma information for TSC reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 1,133,929 shares of Heartland Common Stock are issued upon consummation of the TSC Transaction, resulting in an exchange ratio of one Heartland share for .0062 TSC shares outstanding, (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the TSC Transaction is $28, (iii) no additional subscriber consideration and the assumption by Heartland of $5 million of liabilities, and (iv) all of the Transactions are consummated.

(2) The computations of historical and equivalent per share data for the TSC Transaction were made using the number of shares of TSC outstanding (6,976 shares), not that of Technivision. Management of TSC believes that the use of the TSC shares outstanding provides more meaningful data because Technivision is a wholly owned subsidiary of TSC and represents the only TSC interests being sold to Heartland.

     Comparative Market Price Data. The Heartland Common Stock is listed on the Nasdaq-NMS under the symbol "HART." The TSC Common Stock is not listed on any public exchange or automated quotation system, and, as a result, no market price is available for September 11, 1995.

     On September 11, 1995, the last full trading day preceding the public announcement of Heartland's intent to pursue the TSC Agreement, the closing sale price per share of Heartland Common Stock was $21.50. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25.

                              THE COMBINED COMPANY

     Generally. Following the consummation of the Transactions and the disposition of the Heartland Disposition Assets, if this should occur, Heartland, together with the combined operations and businesses of one or more of AWS, CMAX, FTW Venture, Minneapolis LLC and TSC (collectively, the "Combined Company") will be in the business of developing, owning and operating wireless cable television systems in primarily small and mid-sized markets within the central United States. The Combined Company will continue to build out its existing markets substantially in accordance with the business plan adopted by the management of Heartland and described herein. Management of Heartland does not currently anticipate material changes in the Combined Company's business strategy or market focus, although the Combined Company expects to respond as its management deems appropriate to changes in its markets or competitive environment. The Combined Company will continue to aggregate wireless cable channel rights and locate operations in geographic clusters of small to mid-sized markets that have a substantial number of households not currently passed by traditional hard-wire cable. The Combined Company will also continue its strategy of launching most markets with only 12 channels of programming, focusing on areas with limited access to local off-air VHF/UHF broadcast channels. No assurance can be given that any of the Transactions will be consummated and, if consummated, no assurance can be given that the businesses combined thereby can be successfully integrated. See "The Combined Company -- Business of the Combined Company After the Transactions."

     Management of the Combined Company. The Combined Company will be managed after consummation of the Transactions by Heartland's existing management, and has entered into a noncompetition and consulting agreement with Steven G. Johnson, the President of AWS. The Combined Company does not expect to retain executive officers (other than Mr. Johnson under a consulting and noncompetition agreement) or any significant numbers of management personnel from AWS or CMAX. No management personnel will be hired from TSC, Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain other employees of AWS, CMAX or TSC. No member of the Board of Directors of AWS, CMAX or TSC will continue to serve as a member of the Board of Directors of the Combined Company following the consummation of the Transactions.

     Principal Holders. The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent (5%) or more of the shares of Heartland Common Stock and (b) persons that will beneficially own five percent (5%) or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72%    4,000,000        17.14%    4,000,000        20.65%
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78
Charter Wireless Cable
  Holdings, L.L.C........         0            0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....         0            0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in accordance with the TSC Liquidation Plan. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

     Markets. The following table sets forth certain information with respect to the markets to be acquired by Heartland in the Transactions.

                                                                             CURRENT
                                                             ESTIMATED       CHANNELS          NUMBER OF
                                              ESTIMATED       LINE-OF-      (INCLUDING       SUBSCRIBERS AT
                                                TOTAL          SIGHT         OFF-AIR          NOVEMBER 30,
 TRANSACTION              MARKET              HOUSEHOLDS     HOUSEHOLDS     CHANNELS)             1995
--------------  --------------------------    ----------     ----------     ----------       --------------
CMAX            Salt Lake City, UT*.......       454,000        434,000         27(2)                --
                Amarillo, TX(1)(5)........        90,000         80,000          9(3)                --
                Athens, TX(1)(5)..........        90,000         60,000          7(3)                --
                Austin, TX................       360,000        250,000         31               12,299
                Lubbock, TX(1)(5).........       110,000        100,000         12(4)                --
                San Antonio, TX*..........       550,000        440,000         37               11,805
                Sherman/Denison, TX(5)....       100,000         90,000         31(6)                --
                Temple/Killeen, TX........       110,000         80,000         35                6,312
                Waco, TX..................       100,000         80,000         35                3,860
                                               ---------      ---------                          ------
                                               1,964,000      1,614,000                          34,276
                                               ---------      ---------                          ------
AWS             Los Angeles, CA*..........     3,029,500      2,726,500          9(7)                --
                Minneapolis, MN(8)*.......       958,900        882,200         29                2,744
                Fort Worth, TX(8)*........       539,700        442,500         35(9)             1,554
                Dallas, TX*...............       981,500        872,400         16(7)                --
                Memphis, TN*..............       376,900        350,600         22(7)                --
                                               ---------      ---------                          ------
                                               5,886,500      5,274,200                           4,298
                                               ---------      ---------                          ------
TSC             Dayton, OH*...............       460,000        300,000         31                3,242
                Corpus Christi, TX........       135,000        108,000         31               15,468
                El Paso, TX...............       200,000        180,000         27                   --
                                               ---------      ---------                          ------
                                                 795,000        588,000                          18,710
                                               ---------      ---------                          ------
                                               8,645,500      7,476,200                          57,284
                                               =========      =========                          ======

---------------

 *  Constitutes part of the Heartland Disposition Assets.

(1) Heartland currently has an operating system in Lubbock, Texas and certain wireless cable channel rights in the Amarillo and Corsicana/Athens, Texas markets.

(2) Of these channels, 7 are the subject of pending applications.

(3) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(4) Of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

(5) Currently subleased by Heartland pursuant to the Sublease Agreement with CMAX.

(6) Of these channels, 8 are the subject of uncontested application proceedings.

(7) These systems are not in operation and do not include off-air channels.

(8) Includes acquisition of assets from the FTW Partnership and the Minneapolis Partnership in the FTW Transaction and Minneapolis Transaction, as the case may be.

(9) Includes 8 channels which must be co-located at AWS's headend transmission facility before programming may be effected on these channels.

     Planned Divestitures. The Board of Directors of Heartland has identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Bloom Center/Napoleon, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Fort Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions (collectively, the "Heartland Disposition Assets") as being markets for which

Heartland should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, Heartland believes that some or all of such markets, properly developed and operated, offer attractive opportunities to participate in the wireless cable television industry.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets. Heartland expects to sell the Flippin market to TruVision for $1.5 million contemporaneously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     Effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), and CS Wireless Systems, Inc., a Delaware corporation and a wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or its contributing subsidiaries) will receive (i) shares of Newco common stock (the "Newco Common Stock") constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing and secured by proceeds of a contemplated issuance by Newco of $125 million of senior discount notes (the "Newco Financing") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing, and prepayable from asset sales and certain other events. Within six months of closing, CAI and Heartland will complete certain so called post-closing net working capital calculations. Components of such calculations include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following the completion of these calculations, an increase or decrease will occur in the principal amounts of the promissory notes received by Heartland from Newco, and CAI will either contribute to or be entitled to a distribution of cash from Newco, depending upon such calculations.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain major transactions will require the affirmative approval of at least 70% (or 7 of 9) of the Directors of Newco.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor -- Background of the Transactions," "-- Board Deliberations," "The Combined Company -- Business of the Combined Company After the Transactions" and "-- Planned Divestitures."

     Summary Pro Forma Financial Information. The following table sets forth summary pro forma financial data of Heartland. The summary unaudited pro forma statement of operations data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to January 1, 1994, as if such events had occurred on January 1, 1994. The summary unaudited balance sheet data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to September 30, 1995, as if such events had occurred on September 30, 1995. The information contained in this table should be read in conjunction with "Pro Forma Financial Information Relative to the Transactions" and "Pro Forma Financial Information for Consummated Events" appearing elsewhere in this Proxy Statement.

                                                                            PRO FORMA
                                                                  ------------------------------
                                                                                    NINE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1994             1995
                                                                  ------------     -------------
Statement of Operations Data:
  Total revenues................................................  $ 20,091,635     $  20,757,529
  Total operating expenses......................................    34,716,226        33,264,971
  Operating loss................................................   (14,624,591)      (12,507,442)
  Interest expense, net.........................................     5,303,165         8,789,219
  Income tax benefit............................................     7,282,895         7,839,079
  Net loss......................................................   (13,649,455)      (14,253,813)
  Net loss per common share.....................................  $       (.71)    $        (.74)
  Weighted average shares outstanding...........................    19,230,083        19,280,566
Other financial data:
  EBITDA(1).....................................................  $ (3,449,980)    $    (783,996)

                                                                                   PRO FORMA
                                                                                 SEPTEMBER 30,
                                                                                     1995
                                                                                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted investments..................  $  68,613,369
  Restricted investments.......................................................     24,747,214
  Total assets.................................................................    428,093,782
  Long-term debt, including current portion....................................    141,407,486
  Total stockholders' equity...................................................    244,133,989

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement, all of the risk factors listed below should be considered carefully by the stockholders of Heartland. These factors should be considered in conjunction with the other information included in this Proxy Statement.

LIMITED OPERATING HISTORY; NET LOSSES SINCE INCEPTION

     Although Heartland's business commenced in 1990, it did not generate any revenues until April 1992. As of September 30, 1995, Heartland has recorded net losses of approximately $14.8 million since inception, due primarily to interest expense and charges for depreciation and amortization of capital expenditures to develop its wireless cable systems. Until such time as the Combined Company substantially increases its subscriber base, resulting in higher subscription fee revenues, it will continue to experience losses. Because of the costs associated with launching a wireless cable television system and expanding its subscriber base, continued growth by the Combined Company will tend to reduce net income, if any, or increase net losses. As a result, Heartland expects to continue to experience net losses whether or not the Transactions are consummated and for an indefinite period thereafter while it develops and expands its wireless cable systems even if mature individual systems of the Combined Company are profitable.

SUBSTANTIAL INDEBTEDNESS OF THE COMBINED COMPANY; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

     The Combined Company will have a high level of indebtedness. As of September 30, 1995, on a pro forma basis after giving effect to the consummation of the Transactions, the Combined Company would have had approximately $158.6 million of long-term debt and other liabilities ($8.8 million of which is attributable to the Transactions) including the current portion of the long-term debt of $2.0 million. For the years ended December 31, 1992, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, Heartland's earnings were insufficient to cover fixed charges by $50,822, $406,101, $4,638,284, $1,863,404 and $12,485,232, respectively. The ability of the Combined Company to make payments of principal and interest on its indebtedness will be largely dependent upon its future financial performance. Many factors, some of which will be beyond the Combined Company's control (such as prevailing economic conditions), will affect its financial performance. There can be no assurance that the Combined Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Combined Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Combined Company, that the Combined Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. The Combined Company's high level of indebtedness has several important consequences, including, but not limited to: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on the Combined Company's ability to obtain financing, make capital expenditures and acquisitions and take advantage of other business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. There can be no assurance that the Combined Company will be profitable in the future.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES

     Heartland has experienced rapid growth in the number of its employees and the scope of its operating and financial systems. This growth has resulted in an increased level of responsibility for both existing and new management personnel. The consummation of the Transactions will result in additional significant growth of Heartland's operations, particularly if the planned divestiture of assets by Heartland is not consummated. To manage its growth effectively, Heartland will be required to implement and improve its operating and financial systems and controls and to expand, train and manage its employee base. In addition, Heartland may be required to integrate into its business one or more of the businesses acquired from CMAX, AWS, FTW Venture, the Minneapolis LLC and TSC, although Heartland anticipates disposing of all of the business acquired through AWS, the FTW Venture and the Minneapolis LLC. Heartland currently has no plans for the Combined Company to retain any of the executive officers of AWS, CMAX or TSC, other than Steven G. Johnson, the President of AWS, with whom Heartland has entered into a consulting and non-competition agreement. As a result, the Combined Company will be dependent upon the existing management of Heartland to assume and perform the management functions formerly performed by management of each of the parties to the Transactions. To the extent that Heartland's existing management is unable to assume or perform these combined duties, the Combined Company could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future, whether or not Heartland consummates one or more of the Transactions.

     In addition, promptly following the consummation of the Transactions, management of the Combined Company will be required to make and implement a number of strategic and operational decisions regarding the integration of the entity's various operations and the exploitation of its assets and businesses. The timing and manner of the implementation of decisions made with respect to the ongoing business of the Combined Company following the consummation of the Transactions will materially affect the operations of the Combined Company. Given the range of potential outcomes arising from such decisions, and the interrelationships among decisions to be made, it is difficult to quantify with precision the composition of the Combined Company. There can also be no assurance that any acquired businesses will be integrated successfully into Heartland's business.

NEED FOR ADDITIONAL FINANCING FOR GROWTH

     The growth of the Combined Company's business requires substantial investment on a continuing basis to finance capital expenditures and expenses related to subscriber growth and system development. Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

POTENTIAL SIGNIFICANT INDUSTRY TRANSACTIONS

     Significant industry transactions such as acquisitions and dispositions of channel rights, joint ventures and other business transactions between and among participants in the wireless cable television industry have occurred with some frequency in the past, and Heartland's management expects this trend to continue in the foreseeable future. Although Heartland regularly engages in discussions concerning such industry transactions with other industry participants, Heartland is not currently subject to any material definitive agreements in such regard except as disclosed herein or in those documents incorporated herein by reference. Whether Heartland proceeds with any of these discussions and whether the Combined Company ultimately negotiates and/or consummates any additional significant industry transactions will depend, among other things, upon the business and prospects of the Combined Company, industry conditions, investment and growth opportunities available to the Combined Company, stock market conditions, availability and suitability of financing for such transactions, regulatory and legal considerations, and other plans and requirements of the Combined

Company. No assurance can be given that, if consummated, any such significant industry transactions could be successfully integrated into the Combined Company's business.

INVESTMENT IN NEWCO

     Pursuant to the Newco Transaction, Heartland shall contribute or sell the Heartland Disposition Assets, other than the Memphis and Flippin, Tennessee markets to be disposed of in the Memphis Transaction, and the Los Angeles channel rights (which Heartland will seek to sell directly to a third party), to Newco in exchange for cash, promissory notes and a retained equity interest. The Stockholders Agreement provides that Heartland will have the right to appoint less than a majority of the directors of Newco. Therefore, the Combined Company will not control the management of Newco, and it will be dependent upon the skill, expertise and managerial efforts of the management of Newco to achieve a return on this proposed substantial investment. To the extent that Newco proves unsuccessful in its business, the value of the Combined Company's investment therein will be adversely affected. Further, consummation of the Newco Transaction is subject to significant customary closing conditions. No assurance can be given that such conditions will be satisfied. See "The Combined
Company -- Business of the Combined Company After the Transactions" and "Planned Divestitures".

DEPENDENCE ON EXISTING MANAGEMENT; KEY EMPLOYEES

     Heartland is dependent in large part on the experience and knowledge of existing management. Heartland has not entered into any employment agreements with, or obtained key-man life insurance for, any of its executive officers and there can be no assurance that any of such persons will remain in Heartland's employ in the future. The Combined Company's success is also dependent upon its ability to attract and retain qualified employees to develop and operate its wireless cable systems.

COMPETITION

     The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, satellite master antenna television systems, direct broadcast satellites and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of subscription television, cable television systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In addition, within each market, the Combined Company initially must compete with others to acquire, from the limited number of channel licenses issued, rights to a minimum number of channels needed to establish a viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies, from a proposed new wireless service known as local multi-point distribution and from emerging trends and technologies. Heartland has targeted its marketing in its Existing Systems (as hereafter defined) to households that are unpassed by traditional hard-wire cable and that have limited access to local off-air VHF/UHF broadcast channels. Accordingly, to date Heartland has not encountered significant direct competition from traditional hard-wire cable companies. It is likely, given the markets involved in the Transactions, that the Combined Company will face significant direct competition from traditional hard-wire cable companies in the future, especially in the urban markets acquired in the Transactions if the planned divestiture of such markets described herein is not consummated. The basic programming package offered in each of Heartland's existing systems is comparable to that offered by the local traditional hard-wire cable operators. However, certain of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland. In addition, as the telecommunications industry continues to evolve, the Combined Company may face additional competition from new providers of entertainment and data services. In particular, there are a rapidly growing number of information and data service providers serving consumers via informal communications networks, such as the Internet and World Wide Web. Although the Combined Company is unaware of any such provider delivering programming like that available over wireless cable television, there can be no assurance that continuing advances in technology will not make such delivery possible. Even if such direct competition does not exist in the future, however, the Combined Company's services will compete, indirectly, with entertainment services generally, including those provided by operators using evolving technology. Many actual and potential competitors have greater financial, marketing and other resources than Heartland. No assurance can be given that the Combined Company will compete successfully in any or all of its markets.

GOVERNMENT REGULATION

     The right to transmit on wireless cable channels is regulated by the Federal Communications Commission (the "FCC") and the copyright for the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

     Cable Act. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems. Heartland cannot predict precisely what effect these regulations or other governmental regulations may have on traditional hard-wire cable operators as to price and service. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on Heartland in particular.

     Copyright Act. Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The United States Congress recently adopted legislation extending the compulsory copyright licensing system to include wireless cable systems. As a result of this action, wireless cable operators may engage in secondary transmissions of distant programming without the copyright holder's approval, provided that such operators file certain reports and pay certain fees set by the Copyright Royalty Tribunal. See "Risk Factors -- Dependence on Program Material Agreements."

     Regulation of Retransmission. Effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that the Combined Company will be able to obtain such consents on terms satisfactory to the Combined Company.

     Other Regulations. Wireless cable operators are also subject to regulation by the Federal Aviation Administration (the "FAA") with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Combined Company will not be required to incur additional costs in complying with such regulations and restrictions. No assurance can be given that new regulations will not be imposed or that existing regulations will not be changed. Any such new or modified regulations could have a material adverse effect on the wireless cable industry as a whole and on Heartland and the Combined Company in particular.

DEPENDENCE ON CHANNEL LEASES; LOSS OF LICENSES BY LESSORS

     Heartland is dependent, and the Combined Company will be dependent, on leases with unaffiliated third parties for most of its wireless cable channel rights. Heartland has entered into leases for substantially all of its wireless cable channel rights with channel license holders, applicants for channel licenses and applicants that have had previously-filed applications returned without prejudice by the FCC and which will be refiled. Heartland's channel leases typically cover four instructional television fixed service ("ITFS") and/or one to four multi-point distribution service ("MDS") wireless cable channels each. Generally, ITFS channels may only be owned by qualified non-profit educational organizations and in general must use a minimum of 20 hours per week per channel for educational programming. The remaining excess ITFS channel air time may be leased to wireless cable operators for commercial use without further restriction. MDS channels may be owned by commercial entities and allow full-time usage without programming restrictions. See "Wireless Cable
Industry -- Regulatory Environment." Under the rules of the FCC, the term of an ITFS channel lease cannot exceed ten years. There is no such restriction for MDS channel leases. ITFS licenses generally are granted for a term of ten years and are subject to the renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. The use of such channels by the license holders is subject to regulation by the FCC and Heartland's ability to continue to enjoy the benefits of its leases with channel license holders is dependent upon the continuing compliance by the channel license holders with applicable regulations including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators. The remaining initial terms of most of Heartland's channel leases are approximately 5 to 10 years, although certain of Heartland's channel leases have initial terms expiring during the next several years. Most of Heartland's leases grant Heartland a right of first refusal to purchase the channels after the expiration of the lease if FCC rules and regulations so permit, provide for automatic renewal of the lease term upon FCC renewal of the license and/or require the parties to negotiate lease renewals in good faith. The termination of or failure to renew a channel lease or termination of the channel license, or the failure to grant an application for an extension of time to construct an authorized station, would result in Heartland being unable to deliver television programming on such channel(s). Although Heartland does not believe that the termination of or failure to renew a single channel lease or license would adversely affect the Combined Company, several of such terminations or failures in one or more markets that Heartland actively serves could have a material adverse effect on the Combined Company. Additionally, FCC licenses also specify construction deadlines, which, if not met, could result in the loss of the license. Requests for additional time to construct may be filed and are subject to review pursuant to FCC rules. Certain of Heartland's channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request.

UNCERTAINTY OF GRANT OF PENDING APPLICATIONS

     Applications for wireless cable licenses are subject to approval by the FCC. Applicants with whom Heartland has entered into leases have filed a series of applications with the FCC for a number of wireless cable channels and Heartland has entered into leases for additional channels with applicants that have had previously-filed applications returned without prejudice by the FCC and which have been refiled. The vast majority of such leases are in the form of lease agreements with qualified non-profit educational organizations for ITFS channels. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next several months. There is no limit on the time that may elapse between filing the application with the FCC for a modification or new license and action thereon by the FCC. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications ("Competing Applications") must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. A number of competing applicants for channel licenses have filed with the

FCC petitions to deny the applications in which Heartland has acquired channel rights, based upon alleged substantive defects in the applicant or in technical or other aspects of the application. Heartland anticipates that the FCC will deny most of the current petitions to deny the applications in which Heartland has acquired channel rights. However, no assurance can be given as to the precise number of such petitions that will be denied. Although Heartland does not believe that any single award of a channel license to an applicant that has filed a Competing Application or the granting of any single petition to deny an application in which Heartland has acquired channel rights would adversely affect Heartland, several of such awards or grants could have a material adverse effect on Heartland.

UNCERTAINTY OF ABILITY TO OBTAIN FCC AUTHORIZATIONS

     Wireless cable systems transmit programming over wireless cable channels that are licensed by the FCC. Generally, Heartland believes that a minimum of twelve wireless cable channels are necessary to offer a commercially viable wireless cable system in most rural markets and that more channels are required in more competitive markets, such as those well served by traditional cable television systems. In some of its long-term launch markets, Heartland does not currently have the right to operate twelve channels from the same transmitter site. In those markets, Heartland is dependent upon (i) the grant of pending applications for modification of existing licenses for unbuilt ITFS stations,
(ii) the grant of such license modification applications which have not been filed and/or (iii) the grant of applications for new ITFS licenses, some of which have not been filed. There can be no assurance that any or all of the modification applications and new license applications actually made or anticipated to be made by Heartland will be granted by the FCC. Although Heartland does not believe that the denial of any single modification or new license application will adversely affect it, the denial of several such applications, particularly if concentrated in one or a few of Heartland's markets, could have a material adverse effect on its growth. See "Wireless Cable Industry -- Cable Industry Overview" and "-- Regulatory Environment."

INTERFERENCE ISSUES

     Under current FCC regulations, a wireless cable operator may install receive-site equipment and serve any point where its signal can be received, subject to the interference protection rights of certain other wireless cable systems. Interference from other wireless cable systems can limit the ability of a wireless cable system to serve particular points, in the same manner that interference from one television station limits the ability of a viewer to receive another television station broadcasting on the same frequency. In licensing ITFS and multi-point distribution service stations, a primary concern of the FCC is avoiding situations where proposed stations are predicted to cause interference to the reception of existing station signals. Pursuant to current FCC regulations, a wireless cable license holder is generally protected from interference within 35 miles of the transmission site. Heartland's business plan involves moving the authorized transmitter site of various of its MDS and ITFS licensed stations and obtaining the grant of licenses to new stations that Heartland will use in its wireless cable systems. The FCC interference protection standards may make one or more of those proposed relocations or new grants unavailable. In any such event, it may be necessary to negotiate interference agreements with the licensees of stations which would otherwise block such relocations or new grants. There can be no assurance that the Combined Company will be able to negotiate any required interference agreements on terms acceptable to it. In the event that the Combined Company cannot obtain interference agreements required to implement its plans for a given market, the Combined Company may have to curtail or modify operations in that market. Any substantial modification or curtailment of the Combined Company's operations in its markets could have a material adverse effect on its growth or financial performance. In addition, the Combined Company's leases with MDS and ITFS licensees require their cooperation, it is possible that one or more of the Combined Company's channel lessors may hinder or delay the Combined Company's efforts to use the channels in accordance with its plans for a particular market.

AUCTION OF BASIC TRADING AREAS

     As a result of legislation authorizing the FCC to utilize competitive bidding (auctions) for the award of initial licenses or construction permits for certain commercial services when mutually exclusive applications have been filed, on June 15, 1995 the FCC adopted new rules replacing lottery procedures with auctions for the awarding of commercial licenses where two or more parties have filed applications for the same frequencies. Auctions under the new rules began November 13, 1995 for the award of initial commercial licenses for "Basic Trading Areas" or "BTA's" (as defined by Rand McNally); however, the new auction rules do not apply when a license is to be renewed. The new rules are effective although pleadings have been filed which might result in changes in the rules, and any auctions conducted pursuant thereto. License holders that obtain an MDS license via an auction must provide interference protection to the 35-mile protected service area of existing license holders. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's objective criteria.

DEPENDENCE ON PROGRAM MATERIAL AGREEMENTS

     In connection with its distribution of television programming, Heartland is dependent, and the Combined Company will be dependent, on fixed-term contracts with various program suppliers. Generally, the terms of such contracts are for periods of one to five years and began to expire in 1995. Although Heartland has no reason to believe that any such contracts will be cancelled or will not be renewed upon expiration, if such contracts are cancelled or not renewed, the Combined Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Combined Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Combined Company's subscribers. The likelihood that program material will be unavailable to the Combined Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by a vertically integrated cable operator, and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The Cable Act is the subject of various legal challenges and if it were found to be unconstitutional, program suppliers might raise their prices or make their program material unavailable to the Combined Company.

PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION

     Wireless cable programming is transmitted via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations without the use of signal boosters. Consequently, the Combined Company may not be able to supply services to certain potential subscribers. In addition, in limited circumstances, extremely adverse weather can damage transmission and receiving antennas as well as transmit site equipment.

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

     While wireless cable television is not a new technology, it is a relatively new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

POSSIBLE ADDITIONAL CAPITAL EXPENDITURES FOR HEARTLAND DISPOSITION ASSETS

     No assurance can be given that the planned disposition of the Heartland Disposition Assets will be consummated. Consummation of such planned disposition may require, among other items, consents of CAI's lenders to the Newco Transaction, financing secured by Newco on terms acceptable to CAI and Heartland, and consents of the licensees to the assignment of channel leases to Newco, and of the Flippin and Memphis channel rights to TruVision. Accordingly, Heartland may be required to expend a substantial amount of additional capital to maintain certain assets and/or fund lease payments attributable to the Heartland Disposition Assets. Further, no assurance can be given that the disposition of the Heartland Disposition Assets will have the desired impact on the Combined Company's business or financial affairs.

POSSIBLE ADVERSE TAX CONSEQUENCES ATTRIBUTABLE TO HEARTLAND DISPOSITION ASSETS

     The cash and promissory note portion of the consideration received by Heartland and/or its subsidiaries from consummation of the Memphis Transaction and Newco Transaction may result in the recognition of gain for federal income tax purposes. The amount of any tax liability attributable thereto will depend upon numerous factors, including the tax basis of the assets conveyed, the net operating losses available to Heartland and other factors. Certain of these factors will depend upon the tax attributes of CMAX, AWS and TCS as of the closing of the Transactions. There can be no assurance that sufficient tax bases and net operating losses will exist to defray a material amount of any such gain, thereby requiring Heartland to pay certain tax liabilities to federal and/or state authorities. Any such payments would negatively impact the Combined Company's cash flow.

ASSIGNABILITY OF HEARTLAND DISPOSITION ASSETS CHANNEL LEASES

     Substantially all of the channel leases associated with the Heartland Disposition Assets require the consents of the licensees prior to the assignment thereof. No assurance can be given that such consents will be obtained to the assignment of such channel leases to Newco in the Newco Transaction. The failure to obtain any such consents may prevent the Newco Transaction from being consummated, which could have a material adverse effect on the Combined Company's business or financial affairs. See "Risk Factors -- Possible Additional Capital Expenditures for Heartland Disposition Assets." Further, the consent of the FCC is required prior to the assignment of any MDS channels associated with the Heartland Disposition Assets. Heartland will take appropriate action to obtain such consents with respect to such MDS channels to be acquired by Heartland and thereafter conveyed to Newco as part of any Newco Transaction. Such consents are generally received three to five months after application is made with the FCC. Although Heartland expects to lease any acquired MDS channels to Newco as part of any Newco Transaction pending receipt of server approval, there can be no assurance that the FCC will consent to the assignment of such licenses to Heartland or Newco.

CERTAIN SUBSIDIARIES NOT WHOLLY OWNED

     Heartland generally conducts its business through subsidiaries. Heartland's subsidiaries include non-operating subsidiaries that hold interests in channels, subsidiaries that operate systems and subsidiaries that do both. Heartland also has an operating subsidiary that installs wireless cable systems in various markets served by Heartland and its subsidiaries. Certain of Heartland's subsidiaries are not wholly owned and most subsidiaries are indirectly owned by Heartland as a result of its majority ownership of other entities. Although Heartland has a sufficient interest in its subsidiaries to be able to exercise control over them, Heartland may owe a fiduciary duty to the holders of various minority interests in its subsidiaries. Accordingly, Heartland may not exercise unfettered control over such subsidiaries and may be required to deal with such subsidiaries on terms no less favorable to such subsidiaries than could be obtained from unaffiliated third parties. Heartland believes that all of its dealings with its subsidiaries have been on such terms. In addition, dividends or other distributions paid or made by such subsidiaries must be paid or made on a pro rata basis to all stockholders.

     Further, Heartland owns approximately 27% of the outstanding common stock of Wireless One, Inc., a Delaware corporation ("Wireless One"). Although David
E. Webb and J. R. Holland, Jr., Directors of Heartland, serve as Directors of Wireless One, Heartland cannot exercise unfettered control over this substantial investment. Similarly, upon consummation of the Newco Transaction, Heartland will own approximately 39.76% (prior to dilution) of the outstanding common stock of Newco. Although David E. Webb and J.R. Holland, Jr., Directors of Heartland, are expected to serve as Directors of Newco, Heartland will not be able to exercise unfettered control over this proposed substantial investment.

CONTROL BY PRINCIPAL STOCKHOLDERS; AGREEMENT TO VOTE FOR BOARD DESIGNEE OF JUPITER; CO-SALE-RIGHT

     David E. Webb, the President and Chief Executive Officer of Heartland, L. Allen Wheeler, a member of the Board of Directors of Heartland and Hunt Capital Group, L.L.C. ("Hunt Capital"), a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, collectively own approximately 62.68% of the outstanding Heartland Common Stock and, if they act together, will be able to control the election of the members of Heartland's Board of Directors and generally to exercise control over Heartland's affairs. Assuming consummation of each of the Transactions and an average closing price of Heartland's Common Stock of $28, such parties will own approximately 40.81% (33.87% if the maximum number of shares are issued) of the outstanding common stock of the Combined Company. Accordingly, following consummation of the Transactions, such persons acting together will not be able to totally control the election of the members of Heartland's Board of Directors. Pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement"), entered into in connection with the private placement of $40.2 million of 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"), each of Hunt Capital, David E. Webb and L. Allen Wheeler, have agreed to vote their shares of Heartland Common Stock (i) in favor of the election to Heartland's Board of Directors of one designee of the purchaser of the Convertible Notes ("Jupiter") and (ii) in favor of Heartland's Board of Directors consisting of at least three and not more than seven members for so long as Jupiter retains a 25% interest in the Convertible Notes originally purchased by it and/or the shares of Heartland Common Stock issued or issuable upon conversion thereof (the "Conversion Shares") originally issuable to it. The agreement of such stockholders to elect Jupiter's designee to the Board of Directors may restrict the ability of such stockholders to elect their preferred slate of directors to manage Heartland, which may result in a member of the Board of Directors having interests that conflict with those of the other stockholders of Heartland. In addition, under the terms of the Stockholders' Agreement, each of Hunt Capital, David E. Webb and L. Allen Wheeler have agreed that, for so long as Jupiter holds such 25% interest, in the event of any proposed sale or series of sales of Heartland Common Stock by any such stockholder to a non-affiliate for aggregate consideration greater than $15 million or representing in excess of 5% of the outstanding Heartland Common Stock at such time, such stockholder shall not effect such sale unless Jupiter is permitted to participate in such sale on a pro rata basis with such stockholder. The co-sale right may reduce the likelihood of a change in control of Heartland because any potential purchaser of stock held by the controlling stockholders may also be required to purchase shares owned by Jupiter.

LIMITED TRADING VOLUME AND POSSIBLE VOLATILITY OF HEARTLAND COMMON STOCK

     During 1994 and for the first nine months of 1995, the average trading volume of shares of Heartland Common Stock on Nasdaq-NMS was approximately 22,800 and 34,200 shares per day, respectively. As of December 31, 1995, approximately 12,611,132 shares of the Heartland Common Stock were issued and outstanding, including 8,106,825 (including 190,600 shares subject to exercisable options) shares held by executive officers, directors and their affiliates. In connection with the Transactions, Heartland may issue up to an additional 10,721,302 shares (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), or 6,763,949 shares (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods) of Heartland Common Stock, some or all of which will be liquidated by FTW Associates, the Minneapolis Partnership and TSC in connection with their respective plans of liquidation. In addition, some recipients of Heartland Common Stock in the Transactions can be expected to immediately dispose of such shares to meet tax or other obligations. There can be no assurance, given the relatively low volume of trading typically exhibited by the Heartland Common Stock that all of those holders seeking to dispose of Heartland Common Stock will be able to do so or at what price such shares will be sold if dispositions are made. It is also possible that there will be much greater volatility in the price of the Heartland Common Stock during the period immediately preceding the Transactions and for some time thereafter. Finally, the market price of the Heartland Common Stock could fluctuate substantially in the future for a variety of reasons, including performance of the Combined Company, investor expectations for the Combined Company and the wireless cable television industry, general economic conditions and fluctuations in the overall stock market. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

NO HEARTLAND COMMON STOCK DIVIDENDS

     Heartland has not paid dividends on Heartland Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

POSSIBLE FUTURE ACQUISITIONS

     Heartland has in the past and is in the process of making a number of acquisitions and may in the future make additional acquisitions. The Combined Company can be expected to seek to acquire additional channel rights, both in its existing markets and in other markets, both directly and indirectly by acquiring other wireless cable television providers. Such acquisitions may be in geographic areas or markets outside of Heartland's traditional focus of small to mid sized markets in the central United States. In addition, it is possible that the Combined Company might make one or more acquisitions outside of the business of providing wireless cable television services. Any such acquisitions may be made for cash, securities, including Heartland Common Stock, or combinations thereof. Under applicable law and regulations, in many circumstances, approval by the Combined Company's stockholders of any such acquisitions may not be required. The Combined Company may pay for such acquisitions in cash or by issuing equity or debt securities. The issuance of equity to effect or finance such acquisitions would have the effect of reducing the percentage ownership of the Combined Company held by each pre-acquisition stockholder and the incurrence of indebtedness in connection with such acquisitions could adversely affect the liquidity, results of operations and financial condition of the Combined Company.

RESCISSION RIGHTS OF PARTNERS OF MINNEAPOLIS PARTNERSHIP AND FTW PARTNERSHIP

     Prior to the date hereof, a predecessor of AWS, through an affiliate, participated in the offer and sale of approximately $29 million of general partnership interests in three general partnerships, including FTW Partnership and Minneapolis Partnership, without registration under any federal or state securities laws. Following an investigation by the Commission, AWS, Steven G. Johnson, a director and officer of AWS, Jeffrey D. Howes, formerly a director and officer of AWS, and Dexter S. Cohen and Kevin C. King, each of whom own greater than five percent of AWS Common Stock, without admitting or denying any wrongdoing, consented to an SEC order to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act. In addition, securities administrators in 22 states have also investigated or are presently investigating the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which AWS, the issuing general partnerships and Messrs. Johnson and Howes, as officers of AWS, were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. In certain cases, such parties have entered into consent decrees with state regulatory authorities, including an order in Arizona requiring AWS to offer to purchase such general partnership interests sold to residents of Arizona or to pay the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or approximately $566,000, plus interest from the time of investment. AWS has advised the Arizona Corporation Commission that it does not intend to make such offer to purchase pending consummation of the transactions described herein.

     On September 29, 1995, AWS and the third general partnership in which interests were sold (the "Pittsburgh Partnership") jointly sold (the "Pittsburgh Sale"), their respective interest in the joint venture operating the wireless cable television system in Pittsburgh, Pennsylvania to CAI Wireless Systems, Inc.

("CAI"). General partners holding approximately 72% of the general partnership interests in the Pittsburgh Partnership (the "Pittsburgh Partners") executed and delivered written consents to such sale, each of which included a release of AWS and certain related parties from certain contingent claims including claims arising from the offer and sale of the general partnership interests to the Pittsburgh Partners. There can be no assurance that the Minneapolis Partners and the FTW Partners who do not vote in favor of the Minneapolis Transaction or the FTW Transaction, respectively, or the Pittsburgh Partners who did not vote in favor of the Pittsburgh Sale, or any governmental agency will not institute proceedings against AWS or Heartland, as the successor to AWS, based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. No assurance can be given that a successful claim against the predecessors of AWS could not be asserted against the Combined Company based on a number of theories involving successor liability. The institution of legal action against the Combined Company arising out of the offer and sale of general partnership interests by AWS' predecessors could result in substantial defense costs to the Combined Company and the diversion of efforts by the Combined Company's management, and the imposition of liabilities against the Combined Company could have an adverse effect on the Combined Company.

                        INFORMATION CONCERNING HEARTLAND

                                  THE BUSINESS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located in the central United States. Heartland has wireless cable channel rights in 79 markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland believes can be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises).

     Heartland targets small to mid-size markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable. Many of these households, particularly in rural areas, have limited access to local off-air VHF/UHF channels (such as ABC, NBC, CBS and Fox), and typically do not have access to pay television service except via satellite receivers. As a result, Heartland believes that its wireless cable television service is an attractive alternative to existing choices for such households. Heartland estimates that within its 79 wireless cable markets, approximately 2.4 million LOS households, or 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     Heartland's 79 markets include (i) 32 markets in which Heartland has systems in operation (the "Heartland Existing Systems"), (ii) nine markets in which Heartland's system is under construction, (iii) 23 near-term launch markets in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 15 long-term launch markets, including 11 in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four in which Heartland has leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC within the next 24 months. As of November 30, 1995, Heartland was providing wireless cable service to an aggregate of approximately 80,600 subscribers through 32 operational systems located in seven states.

     Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna, by utilizing up to 200 MHz of radio spectrum allocated by the FCC to wireless cable operators. Traditional hard-wire cable systems also transmit signals from a transmission facility, but deliver the signal to a subscriber's location through an extensive network of coaxial cable and amplifiers. Since wireless cable systems do not require such an extensive cable network, wireless cable operators such as Heartland can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable traditional hard-wire systems due to lower network maintenance and depreciation expense.

     Like traditional hard-wire operators, Heartland can offer its subscribers local off-air VHF/UHF channels, as well as HBO, Showtime, Disney, ESPN, CNN, USA, WGN, WTBS, Discovery, the Nashville Network, A&E and other programming services. The channels that Heartland offers in each market will vary depending upon the channel rights secured in such market at the time of system launch. In addition, the available channels in a market will typically change as Heartland continues to acquire channel rights. See "Information Concerning
Heartland -- The Business -- Business Strategy."

     Substantially all of Heartland's subscribers have set-top converters that are fully "impulse addressable," which will allow its subscribers to receive impulse pay-per-view programming. Only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability.

BUSINESS STRATEGY

     Heartland's primary business objective is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income rapidly after system launch and then expand such system while increasing such system's operating income.

     Rural Market Focus. Heartland aggregates wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a substantial number of households not currently passed by traditional hard-wire cable. Heartland believes that this size market typically has a stable economic base, less competition from alternative forms of entertainment and terrain and other conditions conducive to wireless cable transmissions.

     Managed Subscriber Penetration. Heartland attempts to manage system launch and subscriber growth in order to contain system launch costs and to achieve positive cash flow rapidly. Typically, Heartland's operating systems achieve positive monthly operating cash flow upon obtaining an average of approximately 1,500 subscribers. Within a system, Heartland initially directs its marketing at unpassed households, which typically have limited access to local off-air VHF/UHF broadcast channels. Accordingly, Heartland believes it can launch service successfully in most of its markets with only 12 channels of programming, allowing it to contain system launch costs and achieve positive cash flow with a lower number of subscribers. Generally, once a system achieves positive cash flow, Heartland will expand the channel offering and add subscribers while increasing such system's positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems were generating positive monthly operating cash flow. The remaining operating systems that were not generating positive monthly operating cash flow had not reached an average of 1,500 subscribers.

     Low Cost Structure. Wireless cable systems typically cost significantly less to build and operate than traditional hard-wire cable systems for several reasons. First, while both traditional hard-wire cable operators and wireless cable operators must construct a head-end, traditional hard-wire cable operators must also install an extensive network of coaxial cable and amplifiers in order to transmit signals from the head-end to subscribers. Once the head-end is constructed, Heartland estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers. Second, without an extensive cable network, wireless cable operators typically incur lower system maintenance costs and depreciation expense. Third, programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Fourth, Heartland currently experiences a low rate of subscriber turnover of on average approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. Finally, by locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service.

     Acquisition of ITFS Channel Rights. Because Heartland believes it can launch service successfully in its markets with as few as 12 channels of programming, Heartland focuses on development of the 20 available ITFS channels. See "Wireless Cable Industry -- Regulatory Environment -- General." In most of Heartland's markets, few, if any, licenses for ITFS channels had been granted by the FCC to any non-profit educational organizations prior to Heartland's initial development of such markets. Heartland cooperates with many non-profit educational organizations in obtaining ITFS licenses from the FCC. Once Heartland has secured rights to at least 12 ITFS channels in a market, Heartland believes it can launch a commercially viable system in such market. Heartland believes that its strategy of first developing the ITFS channels, in lieu of the MDS channels, has resulted in aggregate leased license expense in its operating systems that is less than the industry-wide average leased license expense.

PLANNED DIVESTITURES

     Certain of the wireless cable assets currently held by Heartland and certain of the assets sought to be acquired by Heartland in the Transactions are not part of Heartland's current long-term business plan, either because they are inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. For example, Heartland will seek to sell AWS' channel rights in Los Angeles to a third party. Also Heartland and AWS have agreed to sell the Flippin and Memphis, Tennessee markets to TruVision for $1.5 million and $3.9 million, respectively. Further, Heartland has entered into the Participation Agreement with CAI pursuant to which Heartland shall convey and sell to Newco the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline, Michigan, Napoleon/Bloom Center, Indiana, Dallas, Ft. Worth and San Antonio, Texas, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to Newco for approximately $28.3 million of cash, $40 million of promissory notes and a retained equity interest of approximately
39.76 percent. Each of these proposed dispositions is subject to significant customary closing conditions, and no assurance can be given that all or any of such assets will be disposed of on such terms. In addition, sales of assets of Newco are dependent upon the consummation by Newco of certain financing transactions. If the divestiture of any of such assets is not effected as currently anticipated by the Heartland Board, the assets not disposed of will be held by Heartland until other strategic uses can be found therefor. See "The Combined Company -- Planned Divestitures."

HEARTLAND EXISTING SYSTEMS AND HEARTLAND'S MARKETS

     The table below provides information regarding the 79 existing markets in which Heartland currently has wireless cable channel rights, unless otherwise noted, as of November 30, 1995.

                                       ESTIMATED        ESTIMATED                           NUMBER OF
                                         TOTAL        LINE-OF-SIGHT       CURRENT        SUBSCRIBERS AT
               MARKET                  HOUSEHOLDS     HOUSEHOLDS(1)     CHANNELS(2)     NOVEMBER 30, 1995
-------------------------------------  ----------     -------------     -----------     -----------------
EXISTING SYSTEMS
  Ada, OK............................      30,399          24,319            32                6,508
  Wichita Falls, TX..................      78,290          74,376            28                6,093
  Midland, TX........................     120,037         114,035            26                5,017
  Abilene, TX........................      86,676          82,344            23                4,020
  Lawton, OK.........................      97,023          92,172            27                6,334
  Laredo, TX.........................     313,406(3)      297,736(3)         27                5,420
  Enid, OK...........................      76,602          72,772            21                3,694
  Lindsay, OK........................      51,041          40,833            32                3,267
  Ardmore, OK........................      60,192          51,163            20                3,233
  Mt. Pleasant, TX...................      33,589          26,871            16                1,684
  Lufkin, TX.........................     117,534          88,150            12                   --(4)
  Shaw, KS...........................      47,223          42,763            30                3,961
  Texarkana, TX......................     118,204          94,563            20                1,997
  Stillwater, OK.....................      54,562          40,922            20                5,428
  Lubbock, TX........................     123,934         105,323            34(5)             5,934
  McLeansboro, IL....................      80,136          60,102            34                  859
  Vandalia, IL.......................      73,593          55,195            20                1,365
  Olney, IL..........................      67,812          50,859            20                1,195
  Lykens, OH.........................     210,800         168,640            20                  700
  Paragould, AR......................      77,523          58,500            21                2,157
  Sikeston, MO.......................      69,837          52,378            24                2,163
  Taylorville, IL....................     159,596         119,697            20                1,336
  Peoria, IL.........................     276,446         248,801            19                  762
  Manhattan, KS......................      56,473          42,355            20                  945
  O'Donnell, TX......................      68,940          65,493            27                1,053
  Olton, TX..........................      32,548          30,921            28                  933
  Monroe City/Lakenan, MO............      46,376          34,782            27                  978
  Grand Rapids/Moline, MI(6).........     458,455         343,841            22                  216
  Sweet Springs, MO(6)...............      64,113          48,085            28                  588
  Maysville, MO(6)...................      69,307          51,980            25                  557
  Paris, TX..........................      55,445          41,584            20                   79
  Champaign, IL(7)...................     164,992         148,493            23                2,120
                                        ---------       ---------                             ------
  Total -- Existing Systems..........   3,441,104       2,870,048                             80,596
                                        =========       =========                             ======

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------  ---------------    -------------    ------------
SYSTEMS UNDER CONSTRUCTION
  Corsicana/Athens, TX(9)...........................        69,161            62,245           23(10)
  Harper/Freeport, IL...............................       125,269            93,952           20
  Hamilton, TX......................................        28,551            21,413           20
  Peaksville, MO....................................        48,157            36,118           15
  Marion, KS........................................        53,881            40,411           19
  Sherman/Denison, TX(12)...........................       100,000            90,000           31(13)
  Sterling, KS......................................        45,213            38,431           24
  Strawn/Ranger, TX.................................        34,488            25,866           20
  Walnut Grove, IL..................................        84,226            63,170           20
                                                         ---------         ---------
          Total -- Systems Under Construction.......       588,946           471,606
                                                         ---------         ---------
NEAR-TERM LAUNCH MARKETS(14)
  Adairsville, GA(11)...............................       205,662           154,247           16
  Amarillo, TX......................................       106,670           101,337           26(15)
  Anthony, KS.......................................        15,798            11,845           16
  Bellflower, MO....................................        63,384            57,046           20
  Bloom Center/Napoleon, IN(6)......................       140,749           112,599           20
  Bluffs, IL........................................        46,389            34,792           20
  Columbia, MO......................................       149,622           127,179           18
  Forrest City, AR..................................        55,642            41,732           21
  Flippin, TN(16)...................................       104,980            83,984           24
  Holdenville, OK...................................        50,637            45,573           16
  Kossuth, TX.......................................        52,490            39,368           20
  Lenapah, OK.......................................        51,921            38,941           12
  Mayfield, KY......................................       175,948           155,972           21
  Muskogee, OK......................................        66,510            53,208           18
  Powers Crossroads, GA(11).........................       135,037           101,278           20
  Purdin, MO........................................        25,001            18,751           20
  Rutledge, GA(11)..................................       141,370           106,028           16
  Shreveport, LA....................................       214,315           182,168           24
  Springfield, MO...................................       139,706           118,750           16
  Tulsa, OK.........................................       321,922           273,634           16
  Tyler, TX.........................................       233,416           186,734           14
  Weatherford, OK...................................        31,445            29,873           16
  Wick, OH..........................................       336,098           268,878           21
                                                         ---------         ---------
          Total -- Near-Term Launch Markets.........     2,864,712         2,343,917
                                                         ---------         ---------
LONG-TERM LAUNCH MARKETS(17)
  Altus, OK.........................................        30,653            29,120           16
  Burnet, TX........................................        24,917            18,688           16
  Charlotte, TX.....................................        32,771            24,578           16
  Crow, TX..........................................        71,421            57,137           12
  Des Moines, IA....................................       267,279           240,551           16
  El Dorado, AR.....................................        54,727            38,310           16
  Elk City, OK......................................        26,379            21,103           17
  Fischer, TX.......................................       317,039           237,779           20
  Henryetta, OK.....................................        31,968            25,574           16
  Ingram, TX........................................        26,235            19,676           20
  McAlester, OK.....................................        36,475            25,533           16
  Miami, OK.........................................        70,820            60,197           15

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------     ---------         ---------
  Seminole, OK......................................        42,204            35,873           19
  Sabinal, TX.......................................        15,795            11,846           20
  Topeka, KS........................................       211,762           190,586           16
                                                         ---------         ---------
          Total -- Long Term Launch Markets.........     1,260,445         1,036,551
                                                         ---------         ---------
TOTAL -- ALL COMPANY MARKETS........................     8,155,207         6,722,122
                                                         =========         =========

---------------

 (1) Estimated Line-of-Sight Households for each market represents Heartland's estimate of the total number of households within the service area of the primary transmitter in each market that can receive an unobstructed signal based on topographical and engineering analysis and other relevant factors.

 (2) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (3) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (4) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (5) Includes additional channels subleased pursuant to the Sublease Agreement with CMAX. See "The CMAX Merger -- Terms of the CMAX Merger
     Agreement -- The CMAX Sublease Agreement." Channel capacity has been increased by 12 channels in the Lubbock System, of which four are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (6) These markets are included in the Heartland Disposition Assets. See "The Combined Company -- Planned Divestitures."

 (7) Heartland consummated the acquisition of the system in Champaign, Illinois on January 16, 1996.

 (8) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch include channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (9) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

(10) Heartland currently subleases 7 of these channels from CMAX pursuant to the Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(11) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(12) Heartland currently subleases the wireless channel rights in the Sherman/Denison System pursuant to the Sublease Agreement with CMAX.

(13) Of these channels, 8 are the subject of uncontested application proceedings.

(14) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(15) Heartland currently subleases 9 of these channels from CMAX pursuant to the Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(16) Heartland is currently a party to an agreement relating to the disposition of this market. See "The Combined Company -- Planned Divestitures."

(17) Such markets include six markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC within the next 24 months. See "Risk Factors -- Uncertainty of Grant of Pending Applications."

     Existing Systems. Heartland currently has 32 Existing Systems. Heartland generally offers 16 to 24 basic cable channels, one to three premium channels (HBO, Showtime and Cinemax) and one pay-per-view channel. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered, resulting in aggregate offerings of approximately 18 to 32 channels. Generally, Heartland's Existing Systems lease all of their wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging from years 1998 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The Heartland Existing Systems transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Systems Under Construction. Heartland currently has nine additional systems under construction, which are located in Corsicana/Athens, Texas (certain channels of which were subleased from CMAX pursuant to the Sublease Agreement), Harper/Freeport, Illinois, Hamilton, Texas, Peaksville, Missouri, Marion, Kansas, Sherman/Denison, Texas (which was subleased from CMAX pursuant to the Sublease Agreement), Sterling, Kansas, Strawn/Ranger, Texas and Walnut Grove, Illinois. In each of the systems under construction, Heartland has ordered equipment to commence construction necessary to transmit on its channels in such markets.

     Generally, Heartland's systems under construction lease all of their wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging from years 2001 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The systems under construction transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Near-term and Long-term Launch Markets. In these markets, Heartland has aggregated or is aggregating additional wireless cable channel rights. In the near-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system. In six of the long-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and in four of such markets, Heartland has leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC within the next 24 months. The vast majority of Heartland's channel rights in the long-term launch markets are in the form of lease agreements with educational entities that have pending applications for ITFS channels or that have had applications returned without prejudice by the FCC which will be refiled. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next 24 months. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed and Competing Applications may be filed with respect to the applications to be refiled. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. Heartland therefore anticipates that a substantial number of the pending applications and applications to be refiled will be granted by the FCC over the next 24 months. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. See "Risk Factors -- Dependence on Channel Leases" and "Risk Factors -- Uncertainty of Grant of Pending Applications."

     Heartland currently plans to finish construction of all systems currently under construction during the first quarter of 1996. In addition, Heartland currently expects to construct 20 to 25 additional systems through the end of 1996. Construction will entail the construction of a transmission building near a transmission tower and the installation of transmission equipment and, in certain cases, the construction of the transmission tower. The construction of the transmission facility will enable Heartland to launch wireless cable service in such markets. Heartland is analyzing the appropriate construction schedule for its additional markets. This analysis is being performed based upon multiple factors, including, but not limited to, the expiration dates of leases and FCC construction permits, the number of potential subscribers in each market, the availability of capital and the proximity of a market to its existing systems or other markets ready for construction.

SYSTEM COSTS

     Traditional hard-wire cable systems typically cost significantly more to build than wireless cable systems. Heartland estimates that the current cost per market for transmission (or head-end) equipment for its wireless cable systems will average approximately $750,000 to $900,000 depending upon the type and sophistication of the equipment and whether Heartland is required to construct a transmission tower. Although traditional hard-wire cable operators must also construct a transmission (or head-end) facility, hard-wire systems must also install a network of coaxial cable and amplifiers in order to deliver signals to their subscribers. This considerable cost is not incurred by wireless cable operators and is only partially offset by the cost a wireless cable operator incurs to purchase and install the wireless frequency receiving antenna and related equipment necessary for each subscriber's location. Heartland estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers.

     The system operating costs for wireless cable systems also are generally lower than those for comparable traditional hard-wire systems. This is attributable to lower system network maintenance and depreciation expense. Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. By locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Each of the Heartland's operating systems or system clusters is managed by a general manager who reports directly to a regional manager. General managers are responsible for the day-to-day operations of their respective systems. Each operating system is staffed with customer service and sales representatives and service technicians. All other functions, including engineering, marketing, billing, and finance and administration, are centralized.

MARKETING AND CUSTOMER SERVICE

     Heartland markets its wireless cable service by highlighting four major competitive advantages over traditional hard-wire cable services and other pay-television alternatives: (1) picture quality and reliability, (2) customer service, (3) programming features and (4) price.

     Picture Quality and Reliability. Heartland's transmission facilities use the latest available technology. Heartland believes that it is positioning itself as a reliable alternative to traditional hard-wire cable by delivering a high quality signal throughout the entire signal area of the Heartland Existing Systems. Wireless cable subscribers enjoy substantially outage-free, highly reliable picture quality because there is no coaxial cable, amplifiers or processing and filtering equipment between the head-end and the subscriber's household, as in the case of traditional hard-wire cable. Within the signal range of the Heartland Existing Systems, the picture quality of Heartland's service is at least as good as that typically received by traditional hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between Heartland's head-end and the subscriber. See "Risk Factors -- Physical Limitations of Wireless Cable Transmission."

     Customer Service. Heartland has established the goal of maintaining high levels of customer satisfaction. In furtherance of that goal, Heartland emphasizes responsiveness and convenient installation scheduling. Heartland has established customer retention and referral programs in an effort to obtain and retain new subscribers. Heartland plans to expand its customer service operations and management information systems as its systems in operation expand. Because municipal franchises created virtual monopolies for traditional hard-wire cable companies, in the past, few have had an incentive to provide as high levels of customer service as Heartland provides. The regulations authorized under the Cable Act will require traditional hard-wire cable companies to provide improved customer service which may decrease Heartland's competitive advantage in this area.

     Programming Features. In the Heartland Existing Systems (other than the Lufkin, Texas System) and markets under construction, Heartland believes that it has assembled sufficient channel rights and programming agreements to provide a programming package competitive with those offered by traditional hard-wire cable operators. Additionally, Heartland has the capacity to offer pay-per-view programming and impulse addressability not currently widely offered by traditional hard-wire cable operators. Heartland's typical channel offering includes between 16 and 24 basic cable channels, one to three premium channels (HBO, Showtime or Cinemax) and one pay-per-view channel on an event-by-event basis. Specific programming packages vary according to particular market demand. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered and resulting in aggregate offerings of approximately 18 to 32 channels.

     Price. Heartland offers its subscribers a programming package consisting of basic service and premium programs. Heartland can offer a price to its subscribers for basic service that is competitive with traditional hard-wire cable operators because of lower capital and operating costs. Heartland is unable to predict precisely what effect FCC regulations enacted pursuant to the Cable Act will have on the rates charged by traditional hard-wire cable operators. Notwithstanding the regulations, Heartland believes it will continue to be price competitive with traditional hard-wire cable operators with respect to comparable programming. Heartland's typical pricing structure is $17.95 to $19.95 for basic service and $5.95 to $9.95 for one premium service channel or $14.95 for a combination premium service. Depending on market demand and competition, Heartland offers a combination package consisting of basic service, rental of the receive-site equipment and two premium channels for $29.95 per month.

LEGAL PROCEEDINGS

     On June 21, 1995, TruVision Cable, Inc. ("TruVision") filed a lawsuit in the Circuit Court of Rankin County, Mississippi naming Heartland and AWS as defendants. TruVision asserted in its original pleadings that it had an agreement to purchase from AWS certain wireless cable assets in Memphis, Tennessee ("Memphis Market") for approximately $2,200,000 which agreement Heartland interfered with by entering into negotiations and an alleged agreement with AWS. In its original pleadings, TruVision alleged that Heartland entered into an agreement to acquire AWS, which agreement is alleged to have valued AWS's assets relating to the Memphis Market at $7,000,000. As a result, TruVision sought actual damages of $4,800,000. Subsequently, on June 29, 1995, TruVision filed its First Amended Complaint asserting that in addition to damages sought in its original pleadings, TruVision was entitled to additional damages of an amount as yet undetermined by TruVision, but estimated by TruVision to be $28,196,642, in respect of diminution in the value of TruVision's assets outside of the Memphis Market caused by the alleged agreement between AWS and Heartland and actions related thereto. TruVision is also seeking $20,000,000 in punitive damages. On July 26, 1995, Heartland filed a Motion to Dismiss this litigation for lack of personal jurisdiction. Heartland intends to vigorously defend this lawsuit. On November 7, 1995, Heartland and TruVision entered into an Asset Purchase Agreement providing for the sale by Heartland to TruVision of the Flippin, Tennessee wireless cable market for $1.5 million in cash. On November 7, 1995, TruVision and AWS entered into an Asset Purchase Agreement providing for the sale by AWS to TruVision of the Memphis, Tennessee wireless cable market for $3,900,000 in cash, subject to adjustment. Consummation of each such agreement is contingent upon the consummation of the other agreement. Further, each agreement provides that, prior to closing, each party agrees that this lawsuit would be stayed. Assuming consummation of each Transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision shall have the right to prosecute the lawsuit, and AWS and Heartland shall have the right to raise all defenses and counterclaims associated therewith.

     Certain subsidiaries of Heartland are named as defendants in a lawsuit in the United States District Court, Western Division of Louisiana, Monroe Division, commenced on May 15, 1995 by TCG of Monroe, Inc. On May 18, 1995, a subsidiary of Heartland acquired for $100,000 cash all of the outstanding capital stock of Cotton Country Cable, Inc. ("Cotton Country") which held certain wireless cable channel rights in the Monroe, Louisiana market. Cotton Country owes its former shareholders $500,000, which sum is subject to offset for any damages suffered by Cotton Country or Heartland as a result of this lawsuit. These former shareholders are also named as defendants in the lawsuit. The plaintiff has requested, among other items, declaratory relief and specific performance to enforce an alleged prior contract of sale of these cable rights to it from Cotton Country. Further, the plaintiff sought injunctive relief, which was denied on August 8, 1995. Heartland believes all claims against its subsidiaries are without merit and intends to vigorously defend the lawsuit. In addition, Heartland believes that an adverse outcome, if any, would not have a material adverse effect on Heartland. In connection with consummation of the Wireless One Transaction (as hereinafter defined), Heartland conveyed its rights in the Monroe, Louisiana wireless cable market to Wireless One, and agreed to indemnify, defend and hold harmless Wireless One from and against this lawsuit.

     Heartland is a party, from time to time, to routine litigation or employment litigation incident to its business. No provision has been reflected in the Heartland financial statements for any litigation. It is the opinion of management that no pending litigation matter will have a material adverse effect on Heartland's financial condition, results of operations or properties.

EMPLOYEES

     As of December 31, 1995, Heartland had approximately 790 employees. None of Heartland's employees is subject to a collective bargaining agreement. Heartland has experienced no work stoppages and believes that it has good relations with its employees. Heartland also presently utilizes the services of independent contractors to build and install certain of its wireless cable systems and market its services.

PROPERTIES

     Heartland leases approximately 5,500 square feet of office space for its executive offices in Richardson, Texas under a lease that expires September 30, 1998. Heartland pays approximately $35,000 per annum rent for such space. Heartland leases from an affiliate of Messrs. Webb and Wheeler approximately 2,400 square feet for its operating offices in Durant, Oklahoma under a lease that expires May 31, 2000. Heartland pays $18,000 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 5,000 square feet of office space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires March 1, 2000 subject to a 5-year renewal option. Heartland pays $29,004 per annum rent for such space. Heartland leases approximately an additional 1,126 square feet from an affiliate of Messrs. Webb and Wheeler under a lease that expires on May 31, 2000. Heartland pays $8,448 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 10,000 square feet of warehouse space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires on August 1, 2000. Heartland pays $16,000 per annum rent for such space. See "-- Certain Transactions." Heartland believes that these facilities are adequate for the foreseeable future.

     The principal physical assets of a wireless cable system consist of satellite signal reception equipment, radio transmitters and transmission antennae, as well as office space and transmission tower space. Heartland leases office space for the Heartland Existing Systems and will, in the future, purchase or lease additional office space in other locations where it launches other wireless cable systems. Heartland also owns transmission towers or leases space on transmission towers located in its markets. The current capacity range of Heartland's transmission facilities is from 10 to 50 watts, capable of generating a signal over a 35 to 50 mile range. Heartland believes that office space and space on transmission towers currently is readily available on acceptable terms in the markets where Heartland intends to operate wireless cable system.

                              RECENT TRANSACTIONS
CONSENT SOLICITATION

     Between September 12, 1995 and September 29, 1995, Heartland engaged in the solicitation of consents (the "Consent Solicitation") of the holders of its 13% Senior Notes due 2003 (the "Senior Notes") to

(i) amend certain provisions of the indenture then in effect governing the Senior Notes (the "Original Indenture") to permit Heartland to consummate the Wireless One Transaction (as hereinafter defined) and the Transactions and (ii) additionally amend certain definitions and covenants in the Original Indenture, which imposed restrictions on Heartland's ability to pursue certain additional acquisition, divestiture, financing and other opportunities that Heartland believed were necessary to enhance the value of Heartland. The amendments referred to in (i) and (ii) above and sought by Heartland in the Consent Solicitation are referred to herein as the "Proposed Amendments."

     In the Original Indenture Heartland agreed, among other things, to certain restrictions on its and its subsidiaries, ability to make certain investments, to incur certain indebtedness and to consummate certain asset sales. Accordingly, in order to enable Heartland to consummate the Transactions and to facilitate Heartland's ability to pursue such additional opportunities, if and when they arise, Heartland engaged in the Consent Solicitation.

     The Proposed Amendments required the approval of at least a majority in aggregate principal amount of the Senior Notes that were outstanding on or prior to September 29, 1995, the expiration date of the Consent Solicitation. The Proposed Amendments received approval of approximately 95.5% in aggregate principal amount of the Senior Notes and, accordingly, became effective as of October 2, 1995 upon the execution of a supplemental indenture embodying such Proposed Amendments. Promptly after the effectiveness of the supplemental indenture including the Proposed Amendments, Heartland paid to each holder of the Senior Notes who delivered a properly completed and executed consent form $10 in cash for each $1,000 principal amount of Senior Notes for which such consent form was delivered by such holder. Heartland paid an aggregate of $955,000 to the holders of the Senior Notes in this regard.

EXCHANGE OFFER OF SENIOR NOTES

     In connection with the issuance and sale of the Senior Notes, Heartland agreed (i) to file within 30 days after the date of issuance of the Senior Notes (the "Issue Date"), and to cause to become effective within 120 days after the Issue Date (August 24, 1995), a registration statement (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Senior Notes for exchange notes which will have terms identical in all material respects to the Senior Notes (the "Exchange Notes"), except that the Exchange Notes will not contain terms with respect to transfer restrictions, and (ii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Senior Notes. Heartland filed the Exchange Offer Registration Statement with the Commission on May 5, 1995, but the Exchange Offer Registration Statement has not yet been declared effective. Since Heartland has not complied with its registration obligations in a timely manner, it will be required to pay additional interest (in addition to the scheduled payment of interest) during the first 90 day period of such default in an amount equal to 0.50% per annum at the end of such 90-day period. The amount of the additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2% per annum.

THE WIRELESS ONE TRANSACTION

     Effective October 24, 1995, Heartland and certain affiliates of Wireless One, Inc., a newly formed Delaware corporation ("Wireless One") consummated a transaction (the "Wireless One Transaction") pursuant to which Heartland and such affiliates contributed all of their respective wireless cable assets in various markets in Alabama, Florida, Georgia, Louisiana and Texas in exchange for $10 million and common stock of Wireless One. Heartland contributed assets relating to 28 markets, including 16 of which were either previously held for sale or were markets in which Heartland had not yet aggregated sufficient wireless cable channel rights to launch a commercially viable wireless cable system. As a result of the Wireless One Transaction, and after giving effect to the initial public offering of its common stock contemporaneously therewith, Heartland became the beneficial owner of approximately 26% (after exercise of its over-allotment) of the outstanding common stock of Wireless One.

     In connection with the Wireless One Transaction, Heartland granted Wireless One the option to purchase the wireless cable channel rights of Heartland and its subsidiaries in certain additional markets located in Florida, for either Wireless One Common Stock or cash, at Wireless One's option. Further, following consummation of the Wireless One Transaction, Heartland and Wireless One entered into a letter of intent providing Wireless One an option, exercisable prior to February 29, 1996, to purchase the wireless cable channel rights of Heartland in three markets in Georgia for aggregate consideration of approximately $7.2 million, payable in cash.

     Heartland and certain of the Old Wireless One Stockholders, who beneficially own in the aggregate 57.3% of the outstanding Wireless One Common Stock, are parties to a stockholders agreement (the "Wireless One Stockholders Agreement") whereby, among other things, they agreed to vote their shares of Wireless One Common Stock so that the Board of Directors of Wireless One will have up to seven members, up to three of whom will be designated by Heartland (at least one of whom cannot be an affiliate of Wireless One or Heartland), up to three of whom will be designated by the Old Wireless One Stockholders who are parties to the Wireless One Stockholders Agreement, including Chase Manhattan Capital Company ("CMCC") (at least one of whom must be independent of Wireless One and such stockholders), and one of whom will be designated by CMCC.

     In addition, Heartland has agreed that with certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Heartland will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Alabama, Georgia, Florida, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee, except for the Memphis, Tennessee market and certain existing markets owned by Heartland in these states as of the date of consummation of the Wireless One Transaction. Wireless One has agreed that, also subject to certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Wireless One will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Arizona, Arkansas, Colorado, Illinois, Indiana, Iowa, Kansas, Michigan, Missouri, New Hampshire, Oklahoma, Ohio, Texas and Wyoming, except for certain existing wireless cable markets owned by Wireless One in these states as of the closing of the Wireless One Transaction.

AMENDMENT TO NOTE PURCHASE AGREEMENT

     On October 3, 1995, Heartland and Jupiter entered into that certain Second Amendment to Note Purchase Agreement (the "Second Amendment") to the Note Purchase Agreement for the Convertible Notes (the "Note Purchase Agreement"). Heartland agreed to such amendments in connection with Jupiter's agreement to consent, pursuant to the terms of the Note Purchase Agreement, to the CMAX Merger. Such amendments included the following:

          (a) Heartland's agreement that Jupiter's consent would be required for all acquisitions prior to December 31, 1997, except the acquisition of channel rights in any wireless cable market where Heartland previously owned or leased 16 or more channels or a lease of channel rights in any wireless cable market where Heartland previously owned or leased 12 or more channels, in each case subject to maximum aggregate consideration of $900,000 in cash and 100,000 shares of restricted Heartland Common Stock, without registration rights;

          (b) The parties clarification that an acquisition of channel rights for purposes of the foregoing restriction would include any loan made in connection with an agreement to enter into a purchase transaction, including any option agreement;

          (c) Heartland's agreement that Permitted Dispositions (as defined in the Note Purchase Agreement) would be limited to dispositions for cash, with Jupiter approval required for any non-cash dispositions and the contribution of assets to any non-wholly owned entity.

          (d) The definition of a Change of Control (as defined in the Note Purchase Agreement) being amended to include a series of transactions consummated prior to December 31, 1997, culminating in a Change of Control;

          (e) The period for which a Change of Control triggers a Material Default (as defined in the Note Purchase Agreement) being extended until December 31, 1997;

          (f) The definition of a Material Default being clarified to confirm that a Change of Control is a Material Default, whether or not the transaction resulting in a Change of Control is approved by Jupiter; and

          (g) The Jupiter nominee which is elected to the Board of Directors of Heartland serving as a member of the Compensation Committee of Heartland.

NEWCO TRANSACTION

     Effective December 12, 1995, Heartland, CAI and CS Wireless Systems, Inc., a Delaware corporation and wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement, pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of certain specified Heartland Disposition Assets. Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain of its subsidiaries. See "The Combined Company -- Planned Divestitures."

            DIVIDENDS ON AND MARKET PRICES OF HEARTLAND COMMON STOCK

     Heartland Common Stock has been traded on the Nasdaq-NMS under the symbol "HART" since April 28, 1994. On December 31, 1995, there were approximately 92 holders of record of Heartland Common Stock.

     The following table sets forth the high and low closing sales prices per share of Heartland Common Stock as reported on the Nasdaq-NMS for the periods indicated.

                                                                           HEARTLAND
                                                                      COMMON STOCK PRICES
                                                                     ---------------------
                                                                       HIGH         LOW
                                                                     --------     --------
    CALENDAR YEAR 1994:
      2nd Quarter*.................................................  $  11.50     $  10.00
      3rd Quarter..................................................  $  15.50     $   9.50
      4th Quarter..................................................  $  15.75     $  11.00
    CALENDAR YEAR 1995:
      1st Quarter..................................................  $  17.25     $  11.75
      2nd Quarter..................................................  $  24.25     $  15.50
      3rd Quarter..................................................  $  25.75     $  19.50
      4th Quarter..................................................  $  31.50     $  27.00
    CALENDAR YEAR 1996:
      1st Quarter (through January 22, 1996).......................  $  29.75     $  28.75

---------------

* From April 28, 1994.

     The market quotations in the chart above reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. RECIPIENTS OF THIS PROXY STATEMENT ARE ENCOURAGED TO CHECK THE MOST RECENT MARKET PRICES OF THE HEARTLAND COMMON STOCK.

     No dividends have ever been paid or declared on the Heartland Common Stock. Heartland does not expect to declare any dividends on Heartland Common Stock in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full.

     On September 11, 1995, the last full trading day prior to the public announcement of the Transactions, the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $21.50. On January 22, 1996 the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $29.25.

                       CALCULATION AND LISTING OF SHARES
                TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS

CALCULATION

     Generally. The exact number of shares of Heartland Common Stock ultimately issued in each of the five Transactions will not be determined until the consummation thereof. In general, and subject to certain maximums and minimums, the number of shares of Heartland Common Stock to be issued will be determined by dividing, in the case of each Transaction, a particular dollar amount by the average trading price of such stock during a period preceding consummation. See "The AWS Merger -- Terms of the AWS Merger Agreement", "The FTW
Transaction -- Terms of the FTW Agreement", "The Minneapolis Transaction -- Terms of the Minneapolis Agreement", "The CMAX Merger -- Terms of the CMAX Merger Agreement", "The TSC Transaction -- Terms of the TSC Agreement."

     Assumptions for Purposes of Calculating Maximum Shares. In determining the maximum aggregate number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 4,500 wireless cable television subscribers to the Minneapolis system on the relevant date based upon the capital costs of adding each additional subscriber and the limited capital resources available, (b) the TSC Transaction, Heartland has assumed that (i) the aggregate exchange value will include the maximum additional subscriber consideration attributable to the TSC Transaction of $3.5 million, (ii) Heartland will not assume any liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that the CMAX Net Liabilities will not exceed its Permitted Net Liabilities.

     The chart below sets forth the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions, subject to the foregoing assumptions and assuming that Heartland elects to exercise its right to terminate each transaction if the relevant closing average is less than the respective specified amount. Because the number of shares of Heartland Common Stock issuable in each Transaction either decreases or remains fixed as the relevant closing average increases, the chart below shows the maximum number of shares issuable at each price at which Heartland has such a termination right ($10 in the CMAX Merger, $16 in the TSC Transaction, and $17 in the Minneapolis and FTW Transactions). At closing averages above $17 per share, the aggregate number of shares issuable in connection with the Transactions begins to decrease and therefore closing averages above $17 are not relevant to determining the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions. As shown below, the maximum aggregate number of shares of Heartland Common Stock issuable in connection with the Transactions is 10,721,302 shares, based upon a closing average of $17 per share for each Transaction.

                                                                  CLOSING AVERAGE(A)
                                                          -----------------------------------
                                                            $10          $16           $17
                                                          --------     --------     ---------
TRANSACTION
AWS Merger(B)
  Aggregate..............................................       (B)     1,700,000    1,700,000
  Per Share..............................................       (B)        .2978         .2978
FTW Transaction(C)
  Aggregate..............................................       (D)          (D)       782,353
  Per Unit...............................................       (D)          (D)      536.2255
Minneapolis Transaction(E)
  Aggregate..............................................       (D)          (D)     1,117,647
  Per Unit...............................................       (D)          (D)      537.5887
CMAX Merger(F)
  Aggregate.............................................. 8,081,214    5,050,759     4,753,655
  Per Share..............................................       .85        .5313            .5
TSC Transaction(G)
  Aggregate..............................................       (D)    2,515,625     2,367,647
  Per Share..............................................       (D)     360.6114      339.3989
                                                          =========    =========    ==========
Total.................................................... 8,081,214    9,266,384    10,721,302
Percent of Outstanding Shares(H).........................     39.05        42.36         45.95

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on the fifth business day preceding the consummation of the TSC Agreement, or CMAX Merger, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23,
    1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on the fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Calculation is based upon a merger consideration of $34 million divided by the exchange price for the AWS Merger (equal to $20 per share for closing averages less than $20 per share, subject to the right of AWS to terminate the AWS Merger if such closing average is less than $12 per share). AWS intends to exercise its termination right, upon which such Transaction will be abandoned. Accordingly, if the exchange price is less than $20 per share but not less than $12 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly less than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 1,459 general partnership units outstanding.

(D) Heartland intends to exercise its termination right, upon which such Transaction will be abandoned.

(E) Based upon an acquisition consideration of $19 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 2,079 general partnership units outstanding.

(F) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

(G) Based upon an acquisition consideration of $40.25 million divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(H) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

     Assumptions for Purposes of Calculating Anticipated Shares. In determining the anticipated number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 3,500 wireless cable television subscribers to the Minneapolis system on the relevant date, (b) the TSC Transaction, Heartland has assumed (i) the aggregate exchange value will include the additional subscriber consideration attributable to the TSC Transaction of $1.5 million, (ii) Heartland will assume $5 million of liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that CMAX Net Liabilities will not exceed its Permitted Net Liabilities. Because Heartland and the various parties to the Agreements anticipate that such assumptions in the relevant Transactions will be true at the closing of each Transaction, the calculation of the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions reflects these assumptions. Notwithstanding the stated assumptions for determining the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions, no assurance can be given that such assumptions will be correct on the relevant closing dates. Set forth below is a chart indicating the anticipated number of shares issuable in connection with each Transaction at various closing averages, subject to the assumptions set forth above.

                                                            CLOSING AVERAGE(A)
                                --------------------------------------------------------------------------
                                   $23          $26          $28          $30          $32          $34
                                ---------    ---------    ---------    ---------    ---------    ---------
TRANSACTION
AWS Merger(B)
  Aggregate...................  1,478,281    1,307,692    1,307,692    1,307,692    1,307,692    1,307,692
  Per Share...................      .2589        .2291        .2291        .2291        .2291        .2291
FTW Transaction(C)
  Aggregate...................    578,261      578,261      578,261      578,261      578,261      578,261
  Per Unit....................   396.3406     396.3406     396.3406     396.3406     396.3406     396.3406
Minneapolis Transaction(D)
  Aggregate...................    804,348      804,348      804,348      804,348      754,076      709,719
  Per Unit....................    386.892      386.892      386.892      386.892      362.711      341.375
CMAX Merger(E)
  Aggregate...................  3,513,571    3,108,159    2,886,148    2,693,738    2,525,379    2,376,828
  Per Share...................      .3696        .3269        .3036        .2833        .2656          .25
TSC Transaction(F)
  Aggregate...................  1,445,652    1,278,846    1,187,500    1,108,333    1,039,063      977,941
  Per Share...................   207.2323      183.321      170.226      158.878      148.948     140.1865
                                =========    =========    =========    =========    =========    =========
Total.........................  7,820,093    7,077,306    6,763,949    6,492,372    6,204,471    5,950,441
Percent of Outstanding
  Shares(G)...................      38.28        35.95        34.91        33.99        32.98        32.06

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on the fifth business day preceding the consummation of the TSC Agreement or CMAX Merger, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23,
    1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on the fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Based upon a merger consideration of $34 million divided by the AWS exchange price (equal to the lesser of the closing average or $26 if the closing average is equal to or in excess of $20, subject to the right of Heartland to terminate the AWS Merger if such closing is more than $32 per share). Accordingly, if the exchange price is more than $26 per share but not more than $32 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly more than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by the exchange price (equal $23 if the closing average is in excess of $23). Per unit calculation based upon 1,459 general partnership units outstanding.

(D) Based upon an acquisition consideration of $18.5 million divided by the exchange price (equal to (i) $23 if the closing average is greater than $23 and less than or equal to $30, and (ii) the closing average times $23, divided by $30 if the closing average is in excess of $30). Per unit calculation based upon 2,079 general partnership units outstanding.

(E) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

(F) Based upon an acquisition consideration of $33.25 million (assumes $1.5 million of additional subscriber consideration and the assumption of $5.0 million of liabilities) divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(G) Based upon 12,611,132 shares outstanding as of December 31, 1995.

LISTING

     The shares of Heartland Common Stock to be issued in connection with the Transactions will be tradeable on the Nasdaq-NMS. Heartland intends to file the appropriate Nasdaq National Market Notification Form for Listing of Additional Shares and notification pursuant to SEC Rule 10b-17 immediately upon closing of the Transactions and calculation of the exact number of shares of Heartland Common Stock issuable in connection therewith.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of the date of this Proxy Statement with respect to each person who is an executive officer or director of Heartland:

               NAME                  AGE                     POSITION
-----------------------------------  ---    -------------------------------------------
J.R. Holland, Jr.(1)...............  52     Chairman of the Board
David E. Webb......................  49     President, Chief Executive Officer and
                                            Director
John R. Bailey.....................  42     Senior Vice President -- Finance, Chief
                                            Financial Officer, Treasurer and Secretary
Randy R. Hendrix...................  35     Senior Vice President -- Marketing
Thomas W. Dixon....................  48     Senior Vice President -- Operations
Robert R. Story....................  40     Senior Vice President -- Installations
David D. Hagey.....................  35     Vice President, Controller and Assistant
                                            Secretary
Alvin H. Lane, Jr.(2)..............  53     Director
Dennis M. O'Rourke(1)..............  53     Director
John A. Sprague....................  43     Director
Wes W. Watkins(2)..................  57     Director
L. Allen Wheeler(1)(2).............  63     Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     J. R. Holland, Jr., began advising Heartland as a consultant in October 1992 and became Chairman of the Board of Directors in October 1993. Mr. Holland has been employed as President of Unity Hunt Resources, Inc. since September 1991. Unity Hunt Resources is a large international, private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President of Hunt Capital. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management." From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified, international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. In addition, Mr. Holland is currently a director of Placid Refining Company, Optical Securities Group, Inc. and Wireless One, Inc.

     David E. Webb, co-founder of Heartland, has been President and Chief Executive Officer and a director of Heartland since its formation in September 1990. During 1989 and 1990, Mr. Webb began acquiring rights to wireless cable channels. From 1979 to January 1989, Mr. Webb was a shareholder, director and manager of Durant Cablevision, Inc. and its predecessor, a traditional hard-wire cable system company. Mr. Webb has been a shareholder and director of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Webb is also a director of Wireless One, Inc.

     John R. Bailey, began advising Heartland as a financial consultant in July 1992 and joined Heartland in September 1993 as Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary. Mr. Bailey was named Senior Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary in August 1994. From 1988 to September 1993, Mr. Bailey was the founder and Managing Director of Berkshire Partners, Inc., a private investment bank focusing upon private placements and mergers and acquisitions for communications clients. From February 1991 to February 1992, Mr. Bailey was a Senior Vice President and Chief Financial Officer of Comstock Resources, Inc., an energy company. From October 1989 to February 1991 and from 1980 to September 1985, Mr. Bailey was employed by Eppler, Guerin & Turner, Inc., an investment bank, as Vice
President -- Corporate Finance. Prior to 1988, Mr. Bailey was employed by Bear, Stearns & Co., Inc. as an Associate Director and Kidder, Peabody & Co. Incorporated as a Vice President in Corporate Finance.

     Randy R. Hendrix began advising Heartland as a marketing consultant in January 1991 and joined Heartland as Vice President -- Marketing in September 1993. Mr. Hendrix was named Senior Vice President -- Marketing in August 1994. From 1986 to January 1991, Mr. Hendrix was employed as a Registered Representative for the Equitable Life Assurance Society. Prior to that, Mr. Hendrix served as Marketing Director -- Franchise Development for Curtis Mathis Corporation, a manufacturer and retailer of electronic appliances.

     Thomas W. Dixon began advising Heartland as an operations consultant in March 1992 and joined Heartland as Vice President -- Operations in September 1993. Mr. Dixon was named Senior Vice President -- Operations in August 1994. From 1985 to March 1992, Mr. Dixon was employed as a Vice President of Long Distance Savers, Inc., a long distance telephone company. Mr. Dixon's responsibilities included opening, staffing and training new company offices, as well as sales and marketing in the Louisiana-Texas-Oklahoma tri-state area.

     Robert R. Story has been an adviser to Heartland since its formation on construction, installations and related technical matters. Mr. Story also assisted Heartland with numerous strategic acquisitions. Previously, Mr. Story was President of United States Wireless Cable, Inc., an Austin, Texas based wireless cable operator. In connection with Heartland's purchase of the Lubbock operating system in May 1995, Mr. Story was named Senior Vice
President -- Installations. Mr. Story is responsible for the development of all residential receive sites, special application installations and the training of Heartland personnel for these installations. Mr. Story has been a shareholder and officer of Clear-Vue TV, Inc., Durant Cablevision, Inc. and Green Country Radio, Inc.

     David D. Hagey joined Heartland in June 1994 as Vice President, Controller and Assistant Secretary. Prior to joining Heartland, Mr. Hagey was employed by KPMG Peat Marwick LLP for 11 years, most recently as Senior Manager.

     Alvin H. Lane, Jr., became a director of Heartland in January 1994. In 1983, Mr. Lane founded, and since then has been the President of, Lane and Associates, a management consulting firm. Since October 1993, Mr. Lane has been the President of AHL Finance Company, L.L.C. From 1972 to 1983, Mr. Lane was the Chief Financial Officer and Secretary of the Dr Pepper Company. Mr. Lane is also Chairman of the Board of Love Bottling Company, a soft drink bottling franchise.

     Dennis M. O'Rourke became a director of Heartland in January 1994. In 1985, Mr. O'Rourke founded, and since then has been the Chairman of the Board and Chief Executive Officer of, O'Rourke Companies

Inc., a human resources consulting firm. Prior to that, Mr. O'Rourke was employed in various capacities by Boise Cascade Corporation, American Hospital Supply Corporation and General Motors Corporation.

     John A. Sprague became a director of Heartland in January 1995. Since March 1994, Mr. Sprague has been the managing partner of Jupiter Partners L.P., an investment firm. From January 1993 until February 1994, Mr. Sprague was an independent investor. Prior to that, Mr. Sprague served as a General Partner of Forstmann Little & Co., an investment firm. Mr. Sprague is also a director of Insignia Financial Group, Inc.

     Wes W. Watkins became a director of Heartland in January 1994. Since January 1991, Mr. Watkins has been the President of World Export Services, Inc., a company that invests in telecommunications, real estate and oil production. Mr. Watkins is also the Secretary and Representative for international trade for the State of Oklahoma. From January 1991 until December 1993, Mr. Watkins was the President of Global Communications, Inc., a wireless cable and satellite telecommunications consulting corporation. Prior to that, Mr. Watkins served for 14 years as a member of the House of Representatives of the United States Congress from the State of Oklahoma, serving on the Banking, Finance and Urban Affairs Committee and the House Appropriations Committee.

     L. Allen Wheeler, co-founder of Heartland, has served as a director of Heartland since its formation in September 1990. Mr. Wheeler has owned and managed diversified investments through Allen Wheeler Management, Inc., a personal holding company, for over 20 years. Mr. Wheeler's investments have emphasized the media/communications industries. Mr. Wheeler has been a shareholder, director and officer of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Wheeler is currently Chairman and Chief Executive Officer of Green Country Radio, Inc., which owns and operates one AM and one FM radio station and a television station.

     Executive officers serve at the discretion of the Board of Directors. All directors serve on the Board of Directors of Heartland until the next annual meeting of stockholders of Heartland and until their successors are elected and qualified. Non-employee directors receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as directors of Heartland. In addition, each non-employee director of Heartland (other than Mr. Wheeler) is entitled to receive stock options under Heartland's Stock Option Plan for Non-Employee Directors for his services as a director. See "Information Concerning
Heartland -- Management -- Stock Option Plans." Directors who are also employees do not receive any additional compensation for their services as directors.

     The Board of Directors has established two committees. The Compensation Committee is comprised of Messrs. Holland, O'Rourke, Wheeler and Sprague and makes recommendations to the Board with respect to general compensation and benefit levels, determines the compensation and benefits for Heartland's executive officers and administers Heartland's Employee Stock Option Plan. The Audit Committee is comprised of Messrs. Lane, Watkins and Wheeler and oversees the activities of Heartland's independent auditors and internal accounting controls.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation of Heartland's Chief Executive Officer and each other executive officer of Heartland who earned in excess of $100,000 in annual salary and bonus during Heartland's fiscal year ended December 31, 1994 (collectively, the "Named Executive Officers"), for services rendered in all capacities to Heartland during Heartland's fiscal years ended December 31, 1994 and 1993, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-
                                                                                                  TERM
                                                                                                COMPEN-
                                                                                                 SATION
                                                                                                 AWARDS
                                                               ANNUAL COMPENSATION             ----------
                                                       ------------------------------------    SECURITIES
                                                                                  OTHER        UNDERLYING        ALL
                                                                                  ANNUAL        OPTIONS/        OTHER
                                                        SALARY       BONUS     COMPENSATION       SARS       COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR      ($)          ($)         ($)(1)          (#)            ($)
---------------------------------------------  ----    --------      ------    ------------    ----------    ------------
David E. Webb................................  1994    $120,000      $   --       $7,306              --       $ 13,228(2)
  President and Chief Executive Officer        1993      60,750(3)       --           --              --          2,250(2)
John R. Bailey...............................  1994      90,000      45,000        4,200         100,000             --
  Senior Vice President -- Finance, Chief      1993      94,850(3)       --           --              --             --
  Financial Officer, Treasurer and Secretary
Randy R. Hendrix.............................  1994      90,000      45,000        6,668         130,000             --
  Senior Vice President -- Marketing           1993      59,782(3)       --           --              --             --
Thomas W. Dixon..............................  1994      81,000      45,000        4,200          50,000             --
  Senior Vice President -- Operations........  1993      30,000(3)       --           --              --             --

---------------

(1) Other annual compensation is comprised of car allowances.

(2) Rental income paid by Heartland for its operating offices. See "Information Concerning Heartland -- The Business -- Properties" and "Information Concerning Heartland -- Certain Transactions."

(3) Paid by Heartland in the form of consulting fees.

     Since April 1994, Mr. Holland's annual base compensation for the fiscal year ended December 31, 1994, was $120,000. Such compensation is paid to Mr. Holland by Unity Hunt Resources, Inc., an affiliate of Hunt Capital, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland devotes approximately 20 hours per week to Heartland. See "Information Concerning Heartland -- Certain Transactions."

     The following table sets forth, for the fiscal year ended December 31, 1994, the number of individual grants of stock options made during such fiscal year to each of the Named Executive Officers. All options granted during the last fiscal year were granted pursuant to the 1994 Employee Stock Option Plan (the "Employee Option Plan") at an exercise price equal to the fair market value on the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------     POTENTIAL REALIZABLE
                         NUMBER OF                                                      VALUE AT ASSUMED
                         SECURITIES     PERCENT OF                                   ANNUAL RATES OF STOCK
                         UNDERLYING       TOTAL                                      PRICE APPRECIATION FOR
                          OPTIONS/     OPTIONS/SARS    EXERCISE                          OPTION TERM(1)
                            SARS        GRANTED TO     OR BASE                       ----------------------
                         GRANTED(2)    EMPLOYEES IN     PRICE        EXPIRATION         5%          10%
         NAME               (#)        FISCAL YEAR      ($/SH)          DATE           ($)          ($)
-----------------------  ----------    ------------    --------    --------------    --------    ----------
David E. Webb..........          0       N/A             N/A            N/A            N/A          N/A
John R. Bailey.........    100,000         18.8%        $10.50     April 21, 2001    $427,500    $  996,200
Randy R. Hendrix.......    130,000         24.5%        $10.50     April 21, 2001    $555,700    $1,295,000
Thomas W. Dixon........     50,000          9.4%        $10.50     April 21, 2001    $213,700    $  498,100

---------------

(1) Potential realizable value is based on the assumption that the price of Heartland Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the seven-year option term. The values are calculated in accordance with rules promulgated by the Commission and do not reflect Heartland's estimate of future stock price appreciation.

(2) All options granted are non-qualified options granted at an exercise price equal to fair market value on the date of grant, are 40% vested and will continue to vest at a rate of 20% per year, subject to acceleration upon the death of the optionee or termination of the optionee following a Change of Control (as defined in the option agreements), and have a term of seven years.

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1994, by each of the Named Executive Officers and the number of options held at fiscal year end and the aggregate value of in-the-money options held at fiscal year end.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  SHARES                        UNDERLYING                  IN-THE-MONEY
                                 ACQUIRED                     OPTION/SARS AT               OPTION/SARS AT
                                    ON        VALUE           FISCAL-YEAR-END              FISCAL-YEAR-END
                                 EXERCISE    REALIZED               (#)                          ($)
                                   (#)         ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                 --------    --------    -------------------------    -------------------------
David E. Webb..................         0      N/A               N/A                           N/A
John R. Bailey.................        --          --          40,000/60,000              $ 90,000/$135,000
Randy R. Hendrix...............        --          --          52,000/78,000              $117,000/$175,000
Thomas W. Dixon................        --          --          20,000/30,000              $ 45,000/$ 67,500

NONCOMPETITION AGREEMENTS

     Heartland has entered into noncompetition agreements with Messrs. Holland, Webb, Bailey, Hendrix, Dixon and Wheeler. The noncompetition agreements provide that none of such persons will engage in competitive activities during the term of their service with Heartland and for a period of one year thereafter. In addition, Steven G. Johnson's consulting agreement with Heartland following the AWS Merger also contains certain noncompetition agreements associated with the markets acquired by Heartland through the AWS Merger.

STOCK OPTION PLANS

     Employee Stock Option Plan. Heartland adopted, effective upon Heartland's initial public offering on April 28, 1994 ("the Initial Public Offering"), the Employee Option Plan which provides for the grant to officers and employees of both "incentive stock options" within the meaning of Section 422 of the Code and stock options that are non-qualified for Federal income tax purposes. The total number of shares of Heartland Common Stock for which options may be granted pursuant to the Employee Option Plan is 950,000. The Employee Option Plan will terminate on the tenth anniversary of the consummation of the Initial Public Offering, and is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines which of Heartland's officers and employees receive options, the time when options are granted, whether the options are incentive stock options or non-qualified stock options, the terms of such options, the exercise date of any options and the number of shares subject to options. Members of the Compensation Committee (including Mr. Holland) are not eligible to receive options under the Employee Option Plan. Mr. Webb is not eligible to receive options under the Employee Option Plan. Directors who are also employees (other than Mr. Webb) are eligible to receive options under the Employee Option Plan. Non-employee directors are not eligible to receive options under the Employee Option Plan.

     The exercise price of incentive stock options granted under the Employee Option Plan may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant and the term of any option may not exceed 10 years. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of Heartland, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant and the term of such option may not exceed five years.

     The exercise price of a non-qualified stock option is determined by the Compensation Committee on the date the option is granted. However, the exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant.

     Options granted under the Employee Option Plan are nontransferable and, with certain exceptions in the event of the death or disability of an optionee, may be exercised by the optionee only during employment. Options granted under the Employee Option Plan typically vest over a five-year period, although options granted to certain employees (including Messrs. Bailey, Dixon and Hendrix) are 40% vested upon grant and vest an additional 20% per year over a three-year period. Upon the death of an optionee or the termination of the optionee following a Change of Control (as defined in the option agreements), the vesting of an option accelerates. Options granted under the Employee Option Plan expire after seven years, unless terminated earlier.

     Heartland has granted options to purchase an aggregate of 772,000 shares of Heartland Common Stock to eighteen employees, including 160,000, 154,000, 130,000, 65,000 and 20,000 shares, respectively, to each of Messrs. Bailey, Hendrix, Dixon, Story and Hagey, at a weighted average exercise price per share equal to $13.52 per share. Options to purchase 130,000 shares of Heartland Common Stock have been cancelled.

     Stock Option Plan for Non-Employee Directors. Heartland adopted, effective upon consummation of the Initial Public Offering, the 1994 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). The purpose of the Non-Employee Directors Plan is to attract and retain the services of experienced and knowledgeable independent directors of Heartland for the benefit of Heartland and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of Heartland and its stockholders through continuing ownership of Heartland Common Stock. A total of 50,000 shares of Heartland Common Stock may be issued through the exercise of options granted pursuant to the Non-Employee Directors Plan. No option may be granted under the Non-Employee Directors Plan after 10 years following consummation of the Initial Public Offering.

     The Non-Employee Directors Plan is administered by the Board of Directors. Subject to the terms of the Non-Employee Directors Plan, the Board of Directors has the sole authority to determine questions arising under, and to adopt rules for the administration of, the Non-Employee Directors Plan. The Non-Employee Directors Plan may be terminated at any time by the Board of Directors, but such action will not affect options previously granted pursuant thereto.

     Directors of Heartland who are not, and who have not been during the immediately preceding 12-month period, employees of Heartland or any subsidiary of Heartland (each, a "Non-Employee Director") are automatically participants in the Non-Employee Directors Plan. There are currently four directors, Messrs. Lane, O'Rourke, Sprague and Watkins, who are eligible to receive options under the Non-Employee Directors Plan. Mr. Wheeler is excluded from participating in the Non-Employee Directors Plan. More than one option may be granted to any one person and be outstanding at any time.

     Each Non-Employee Director who was in office on the consummation of the Initial Public Offering (Messrs. Lane, O'Rourke and Watkins) was, upon such consummation, automatically granted an option to acquire 4,000 shares of Heartland Common Stock at an exercise price per share equal to $10.50. Each Non-Employee Director who is in office on November 15 of any year (commencing with November 15, 1995) will, on the immediately succeeding January 1, automatically be granted an option to acquire 2,000 shares of Heartland Common Stock. The price of shares that may be purchased upon exercise of an option is the fair market value of the Heartland Common Stock on the date of grant, as evidenced by the average of the high and low sales prices of Heartland Common Stock on such date as reported on the Nasdaq-NMS. The price of shares that may be purchased upon exercise of an option granted upon the consummation of the Initial Public Offering is the initial public offering price. Options granted pursuant to the Non-Employee Directors Plan, except as discussed below, are exercisable in installments of 25% upon each anniversary of the date of grant. The term of each option, except as discussed below, is for a period not exceeding seven years from the date of grant. Options may not be assigned or transferred except by will or by operation of the laws of descent and distribution.

     In the event of a Change in Control of Heartland (as defined below), an option granted to a Non-Employee Director will become fully exercisable if, within one year of such Change in Control, such Non-Employee Director ceases for any reason to be a member of the Board of Directors. A Change in Control will be deemed to have occurred if (a) there is consummated (i) any consolidation or merger of Heartland in which Heartland is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a merger of Heartland in which the holders of Heartland Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Heartland; (b) the shareholders approve any plan or proposal for the liquidation or dissolution of Heartland; (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding Heartland Common Stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Heartland's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Any exercise of an option permitted in the event of a Change of Control must be made within 180 days of the relevant Non-Employee Director's termination as a director of Heartland.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth (a) certain information regarding the ownership of the Heartland Common Stock as of December 31, 1995 with respect to
(i) each person known by Heartland to own beneficially more than 5% of the outstanding shares of Heartland Common Stock, (ii) each of Heartland's directors, (iii) the Named Executive Officers and (iv) all directors and officers as a group, and (b) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share, the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof, or $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions, of Heartland Common Stock, as noted) on the amount and percentage of current holdings of shares of Heartland Common Stock owned beneficially by each of such persons. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions." Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Heartland Wireless Communications, Inc., 903 North Bowser, Suite 140, Richardson, Texas 75081.

                                     BENEFICIAL OWNERSHIP            PRO FORMA BENEFICIAL OWNERSHIP
                                          BEFORE THE                     AFTER THE TRANSACTIONS
                                       TRANSACTIONS(1)       -----------------------------------------------
                                     --------------------                   PERCENT(2)         PERCENT(3)
                                        NO.       PERCENT       NO.       ($17 PER SHARE)    ($28 PER SHARE)
                                     ---------    -------    ---------    ---------------    ---------------
Hunt Capital Group, L.L.C..........  4,000,000    31.72%     4,000,000         17.14%             20.65%
David E. Webb......................  1,900,425     15.07     1,900,425          8.14               9.81
L. Allen Wheeler...................  2,004,800     15.90     2,004,800          8.59              10.35
Jupiter Partners, L.P.(4)..........  2,837,688     18.37     2,837,688         10.84              12.78
J. R. Holland, Jr.(5)..............         --                      --
Alvin H. Lane, Jr.(6)..............      5,000         *         5,000             *                  *
Dennis M. O'Rourke(7)..............      1,000         *         1,000             *                  *
John A. Sprague(8).................         --                      --
Wes W. Watkins(9)..................      1,000         *         1,000             *                  *
John R. Bailey(10).................     49,700         *        49,700             *                  *
Randy R. Hendrix(11)...............     87,600         *        87,600             *                  *
Thomas W. Dixon(12)................     55,300         *        55,300             *                  *
All officers and directors as a
  group
  (11 persons)(5)(6)(7)(8)(9)
  (10)(11)(12)(13).................  4,106,825     32.08     4,106,825         17.46              20.99

---------------

  *  Less than 1%.

 (1) Based upon 12,611,132 shares of Heartland Common Stock outstanding on December 31, 1995.

 (2) Percentage based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), assuming (i) that there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
     Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (3) Percentage based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods), assuming (i) that there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (4) Address is 30 Rockefeller Plaza, Suite 4525, New York, N.Y. 10112. Jupiter Partners, L.P. ("Jupiter") is the holder of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

 (5) Address is 1962 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201. Mr. Holland is the sole director, Manager and President of Hunt Capital. Hunt Capital is owned by trusts, of which Mr. Holland serves as a trustee. Mr. Holland disclaims beneficial ownership of the shares of Heartland Common Stock owned by Hunt Capital.

 (6) Includes 1,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are not presently exercisable.

 (7) Includes 1,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are not presently exercisable.

 (8) Mr. Sprague is indirectly a controlling general partner of Jupiter. Accordingly, Mr. Sprague may be deemed to be a beneficial owner of the shares issuable to Jupiter on conversion of the Convertible Notes. Mr. Sprague shares voting and investment power as to shares issuable to Jupiter on conversion of the Convertible Notes with Terry J. Blumer. Mr. Sprague disclaims beneficial ownership of such shares.

 (9) Includes 1,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are not presently exercisable.

(10) Includes 44,000 shares issuable upon the exercise of presently exercisable options. Excludes 76,000 shares issuable upon the exercise of options that are not presently exercisable.

(11) Includes 87,600 shares issuable upon the exercise of presently exercisable options. Excludes 66,400 shares issuable upon the exercise of options that are not presently exercisable.

(12) Includes 54,000 shares issuable upon the exercise of presently exercisable options. Excludes 56,000 shares issuable upon the exercise of options that are not presently exercisable.

(13) Includes 2,000 shares issuable upon the exercise of presently exercisable options issued to David D. Hagey, for a total of 190,600 shares issuable upon the exercise of presently exercisable options held by officers and directors. Excludes 18,000 shares issuable upon the exercise of options issued to Mr. Hagey that are not presently exercisable.

                              CERTAIN TRANSACTIONS

     Heartland's founders, David E. Webb, the President and Chief Executive Officer, and L. Allen Wheeler, a member of the Board of Directors, began acquiring licenses, leases and options to wireless cable channels in 1989, both individually and through various controlled entities. In September 1990, Messrs. Webb and Wheeler formed Wireless Communications, Inc., an Oklahoma corporation ("WCI"), and contributed to it certain assets in exchange for capital stock of WCI. In September 1993, WCI issued the Hunt Note to Unity Hunt, Inc. ("Unity Hunt"), an affiliate of Hunt Capital, pursuant to a loan agreement that provided for a one-year term loan in the principal amount of $988,000, to bear interest at the rate of 10% per annum, which was secured by substantially all of the assets of WCI. The proceeds of this loan were used primarily by WCI to acquire wireless cable channel rights. In October 1993, Hunt Capital, a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, purchased the Hunt Note from Unity Hunt in connection with an internal restructuring that included the dissolution of Unity Hunt. Hunt Capital purchased the Hunt Note for $996,390 (representing the outstanding principal balance plus accrued and unpaid interest through the date of transfer).

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by Messrs. Webb and Wheeler, directly and indirectly through various controlled entities, including WCI. Messrs. Webb and Wheeler contributed all capital stock of entities engaged in the wireless cable businesses owned by them to Heartland and Hunt Capital contributed the Hunt Note, including accrued interest, and approximately $2,000,000 in cash to Heartland. In exchange therefor, Messrs. Webb and Wheeler were each issued 2,000,000 shares of Heartland Common Stock by Heartland and Hunt Capital was issued 4,000,000 shares. In addition, Messrs. Webb and Wheeler leased all other wireless cable channel license rights controlled, directly and indirectly, by them to Heartland for a nominal amount and granted to Heartland an option to purchase such license rights at a nominal price. Finally, the net amount (approximately $68,740) of all advances made to Heartland's predecessors by, and all advances made from Heartland's predecessors to, Messrs. Webb and Wheeler and certain entities controlled by them engaged in the wireless cable business was contributed to Heartland. Such advances, in the form of non-interest-bearing cash transfers, generally arose as a result of borrowings made or services rendered, and included various amounts loaned by a wholly-owned subsidiary of Heartland to Reed's Rail Service, Inc., an affiliate of Messrs. Webb and Wheeler, to fund such entity's railroad repair operations and the purchase of equipment; the outstanding balance of such indebtedness at December 31, 1992 was $117,284. Also included in such advances are various amounts loaned by Preferred Capital Corporation, an affiliate of Messrs. Webb and Wheeler, to a wholly-owned subsidiary of Heartland for general corporate purposes; the outstanding balance of such indebtedness at December 31, 1992 was $42,235.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $52,078, $116,315, $376,206 and $24,000, respectively, to various entities controlled by Messrs. Webb and Wheeler for services performed in connection with the development of wireless cable systems or the acquisition of wireless cable channel rights. Such payments included $52,800 during the year ended December 31, 1992 and $258,555 during the year ended December 31, 1993 to Green Country Radio, an affiliate of Mr. Wheeler, for engineering and consulting services. Heartland has not retained the services of such entities since the Initial Public Offering, and does not intend to do so in the future. During the year ended December 31, 1993, Mr. Robert R. Story was a director, officer and minority shareholder of Green Country. Mr. Story is currently the Senior Vice President -- Installations of Heartland.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $2,034, $17,850, $38,776 and $50,559, respectively, to an accounting firm controlled by Mr. Webb for services rendered to Heartland.

     During the year ended December 31, 1993, Heartland paid $40,600 to World Export Services, Inc., an entity controlled by Wes W. Watkins, a director of Heartland, for consulting services provided in connection with the acquisition of certain wireless cable channel rights. In June 1993, World Export Services, Inc. purchased approximately 10% and 5% minority interests, respectively, in two of Heartland's subsidiaries for an aggregate of $45,000. Pursuant to a public exchange offer made by Heartland pursuant to a prospectus dated February 13, 1995 wherein Heartland offered to exchange up to an aggregate of 380,000 shares of Heartland Common Stock for the minority interests in 23 of Heartland's subsidiaries (the "Minority Interests Exchange Offer"), World Export Services, Inc. was issued an aggregate of 4,526 shares of Heartland Common Stock in exchange for such minority interests.

     Heartland leases approximately 2,400 square feet for its operating offices in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler for which the expense amounted to approximately $18,000 annually for the years ended December 31, 1991, 1992, 1993 and 1994. Heartland also leases an aggregate of approximately an additional 6,126 square feet of office space in Durant, Oklahoma from affiliates of Messrs. Webb and Wheeler for which the expense amounted to approximately $4,000 for the year ended December 31, 1994. See "Information Concerning Heartland -- The Business -- Properties."

     Messrs. Webb and Wheeler pledged certain personal assets to secure, and personally guaranteed, notes payable by Heartland to a bank totaling $970,000. Such notes were due in March 1995 and bore interest at variable and fixed rates ranging from 6% to 8% at December 31, 1994. Heartland repaid such notes from the net proceeds of its Initial Public Offering.

     Mr. Holland's annual base compensation for 1994 was $120,000, which was paid to him by Unity Hunt Resources, Inc., an affiliate of Hunt Capital of which Mr. Holland is President, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland's base compensation for 1995 was $120,000.

     In connection with a $1.0 million principal amount loan to United States Wireless Cable, Inc. ("U.S. Wireless") by First National Bank of Durant ("First National"), Heartland agreed to purchase such loan upon demand from First National for the aggregate amount of principal and interest thereon plus any other amounts owed to First National by U.S. Wireless. U.S. Wireless is a stockholder of Heartland. The loan was paid in full upon the consummation by Heartland's acquisition of the Lubbock market. In addition, on December 15, 1994, Heartland (i) loaned $2.0 million to U.S. Wireless, which loan was secured by 300,000 shares of Heartland's Common Stock owned by U.S. Wireless and all of the rights of U.S. Wireless in and to the Tulsa, Oklahoma wireless cable market,
(ii) acquired the rights of U.S. Wireless in the Amarillo, Texas market and
(iii) was granted an option to acquire the Tulsa, Oklahoma market. In May 1995, Heartland exercised its option on the Tulsa market and closed the acquisition of the Tulsa market. U.S. Wireless and a subsidiary to U.S. Wireless ("USWS") repaid the $2.0 million loan in full upon the consummation of the acquisition of the Tulsa market.

     On May 3, 1995, Heartland acquired from Robert R. Story, a former affiliate of USWS and U.S. Wireless and current officer of Heartland, all of the issued and outstanding capital stock of Robert R. Story, Inc., which owns and operates the Lubbock System, for $5.4 million in cash. Immediately prior to the consummation of the acquisition of the Lubbock market, Robert R. Story, Inc. acquired from USWS all of USWS's rights in the Lubbock system. Upon the consummation of the Lubbock Acquisition, the $1,000,000 principal amount loan to U.S. Wireless by First National was paid in full.

     Pursuant to an interim loan arrangement, Hunt Capital and Mr. Wheeler agreed to loan Heartland up to an aggregate of $4.0 million ($2.0 million each) and Jupiter agreed to loan to Heartland, or to guarantee a bank loan to Heartland in the amount of, $2.0 million. Borrowings under the loan agreement could be used solely for working capital. Borrowings under the loan agreement bore interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the loan agreement would have been due and payable in full on June 30, 1995, subject to prepayment upon the receipt by Heartland of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the loan agreement could not be reborrowed. Borrowings under the loan agreement were secured by the capital stock and assets of Heartland's subsidiaries operating the Lindsay and Shaw systems. Heartland borrowed $2.0 million under the loan agreement, funded $1.0 million each by Hunt Capital and Mr. Wheeler. Heartland used a portion of the net proceeds of the sale of the 100,000 Units (the "Units"), consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock, to repay all amounts owed under the loan agreement on April 26, 1995.

     Pursuant to a Chemical Bank Loan arrangement (the "Chemical Bank Loan"), Chemical Bank agreed to loan Heartland up to an aggregate of $2.0 million. Borrowings under the Chemical Bank Loan bore interest at the prime rate plus 1% per annum. All accrued interest on, and the principal amount of, all borrowings under the Chemical Bank Loan would have been due and payable on demand, but in any event not later than June 30, 1995. Heartland paid Chemical Bank a facility fee of $5,000. Amounts borrowed and repaid under the Chemical Bank Loan could not be reborrowed. Borrowings under the Chemical Bank Loan were guaranteed by Jupiter and Mr. Sprague. Heartland borrowed $1.0 million under the Chemical Bank Loan. Heartland used a portion of the net proceeds of the sale of the Units to repay all amounts owed under the Chemical Bank Loan on April 26, 1995.

     The terms of the transactions described above were determined by the parties thereto, and Heartland believes that such transactions involving affiliates were on terms no less favorable to Heartland than could have been obtained from unaffiliated third parties. All future transactions between Heartland and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to Heartland than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of Heartland.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND

     The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement. The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1990, 1991 and 1992, and for the period from September 1, 1990 (inception of Wireless Communications, Inc., Heartland's predecessor in interest) to December 31, 1990 and the year ended December 31, 1991 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, but which are not included in this Proxy Statement. The selected consolidated statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited consolidated financial statements of Heartland, which are included elsewhere in this Proxy Statement and which, in the opinion of management of Heartland, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                             PERIOD FROM
                             SEPTEMBER 1,
                                 1990                                                                  NINE MONTHS ENDED
                            (INCEPTION) TO                YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                             DECEMBER 31,    ---------------------------------------------------   ---------------------------
                                 1990          1991          1992         1993          1994          1994          1995
                            --------------   ---------    ----------    ---------    -----------   -----------    ------------
Statement of Operations
  Data:
  Revenues................     $     --      $      --    $  205,382    $ 868,765    $ 2,229,494    $1,289,526    $  9,292,837
                            -----------      ---------    ----------    ---------    -----------   -----------    ------------
  Operating expenses:
    Systems operations....           --             --        36,042      118,649        527,476       320,029       2,894,074
    Cost of goods sold....           --             --            --      202,162        235,025       235,025              --
    Selling, general and
      administrative......       21,026         64,158       147,927      646,611      4,183,307     2,042,124       7,449,699
    Depreciation and
      amortization........        1,000          2,000        34,919      138,560      1,097,668       418,960       3,966,120
                            -----------      ---------    ----------    ---------    -----------   -----------    ------------
        Total operating
          expenses........       22,026         66,158       218,888    1,105,982      6,043,476     3,016,138      14,309,893
  Operating loss..........      (22,026)       (66,158)      (13,506)    (237,217)    (3,813,982)   (1,726,612)     (5,017,056)
  Interest income
    (expense), net........           --             --          (207)     (73,306)      (210,113)       60,519      (6,864,367)
  Equity in losses of
    joint venture.........           --             --            --           --       (386,985)     (163,119)       (128,663)
  Other income
    (expense).............           --             --       (37,109)     (95,578)      (227,204)      (34,192)       (475,146)
  Income tax benefit......           --             --            --           --      1,594,963       649,510       1,307,137
                            -----------      ---------    ----------    ---------    -----------   -----------    ------------
        Net loss..........     $(22,026)     $ (66,158)   $  (50,822)   $(406,101)   $(3,043,321)  $(1,213,894)   $(11,178,095)
                            ===========      =========    ==========    =========    ===========   ===========    ============
Net loss per common
  share...................           --      $    (.01)   $     (.01)   $    (.05)   $      (.30)  $      (.13)   $       (.96)
                            ===========      =========    ==========    =========    ===========   ===========    ============
Weighted average shares
  outstanding.............    8,000,000      8,000,000     8,000,000    8,000,000     10,041,000     9,693,000      11,624,000
                            ===========      =========    ==========    =========    ===========   ===========    ============
Other Financial Data:
  EBITDA(1)...............     $(21,026)     $ (64,158)   $   21,413    $ (98,657)   $(2,716,314)  $(1,307,652)   $ (1,050,936)
  Capital
    expenditures(2).......       42,065        306,484     1,401,737    5,141,021     44,500,351    18,126,653      44,016,522

                                                       DECEMBER 31,
                              ---------------------------------------------------------------     SEPTEMBER 30,
                               1990         1991         1992          1993           1994            1995
                              -------     --------     ---------     ---------     -----------    -------------
Balance Sheet Data:
  Cash and cash equivalents,
    excluding restricted
    investments.............  $ 8,399     $ 53,246     $ 164,971     $ 815,305     $11,985,953      $37,155,064
  Restricted investments....       --           --            --            --              --       24,747,214
  Total assets..............   49,514      426,771     2,267,500     8,665,066      77,921,528      200,150,474
  Long-term debt, including
    current portion.........       --           --            --     1,592,529      40,505,852      140,045,039
  Total stockholders'
    equity..................    6,357      173,409     1,003,882     4,492,568      30,080,885       48,293,817

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from September 1, 1990 (inception) to December 31, 1990 were comprised of $10,000 for purchases of systems and equipment and $32,065 for expenditures for leased licenses; for the year ended December 31, 1991 were comprised of $25,000 for purchases of systems and equipment and $281,484 for expenditures for leased licenses; for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures for leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment, $2,465,265 for leased licenses and $11,649,908 for the investment in Rural Vision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of systems and equipment, $1,592,024 of expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

                        PRO FORMA FINANCIAL INFORMATION
                          RELATIVE TO THE TRANSACTIONS

     The following unaudited pro forma condensed consolidated financial information presents pro forma financial information of Heartland in three sets of pro forma financial statements. The pro forma financial information consists of (1) an Unaudited Pro Forma Condensed Combined Balance Sheet for the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Combined Statements of Operations for the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995, (collectively, the "Combined Pro Forma Statements for the Transactions"), (2) an Unaudited Pro Forma Condensed Balance Sheet for each of the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for each of the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Individual Pro Forma Statements for the Transactions") and (3) an Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Pro Forma Statements for Consummated Events") (all such pro forma financial information together, the "Pro Forma Statements"). The Pro Forma Statements for the Transactions and the Individual Pro Forma Statements for the Transactions follow on pages 71 to 94 of this Proxy Statement. The Pro Forma Statements for Consummated Events have been included on pages F-84 to F-89 of the Proxy Statement.

     The Pro Forma Statements for the Transactions adjust the Pro Forma Statements for Consummated Events to give effect to the Transactions as if the Transactions had occurred on September 30, 1995 for balance sheet information and January 1, 1994 for statement of operations information. The Pro Forma Statements for the Transactions assume that all the Transactions and the proposed Heartland Disposition Assets will be consummated by Heartland. However, because there can be no certainty regarding which of the Transactions, if any, will be consummated and because, correspondingly, it is impossible to precisely determine the ultimate plan of disposition (some assets from each of the Transactions will potentially be disposed of by Heartland or its predecessors), a large number of other potential pro forma outcomes are possible. As a result, Heartland has presented the Individual Pro Forma Statements for the Transactions which include pro forma adjustments related to each separate Transaction and associated disposition. This method of presentation provides readers with all of the information necessary to recalculate, should they so desire, Heartland's pro forma financial information under any possible scenario that might arise from the acquisition and disposition plans described in this Proxy Statement.

     The Transactions will be accounted for by the purchase method of accounting. With respect to the Transactions, the purchase price has been allocated on a preliminary basis to the assets and liabilities acquired based on the estimated fair values of such assets and liabilities.

     The Pro Forma Statements and accompanying notes should be read in conjunction with Heartland's consolidated financial statements (including notes thereto) appearing elsewhere in the Proxy Statement. The Pro Forma Statements do not purport to represent what Heartland's results of operations or financial position actually would have been had such transactions or events occurred on the dates specified, or to project Heartland's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that Heartland's management believes are reasonable. In the opinion of Heartland's management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

   UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET FOR THE TRANSACTIONS
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                                                   FTW        MINNEAPOLIS
                                   HEARTLAND         CMAX           AWS        PARTNERSHIP    PARTNERSHIP    TECHNIVISION
                                  PRO FORMA(A)   PRO FORMA(B)   PRO FORMA(C)   PRO FORMA(D)   PRO FORMA(E)   PRO FORMA(F)
                                  ------------   ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents.......  $  47,155,064  $    786,392   $  5,082,653   $        --    $        --    $    56,297
Restricted investments..........     11,669,874            --             --            --             --             --
Net assets held for cash sale or
  exchange......................      2,200,000            --      7,250,000            --             --             --
Note receivable.................             --            --             --            --             --             --
Other current assets............      3,035,281       673,913         89,724            --             --        281,895
                                  -------------  ------------   ------------   ------------   -----------    -----------
        Total current assets....     64,060,219     1,460,305     12,422,377            --             --        338,192
Systems and equipment, net......     43,368,952    17,035,351        218,404            --             --      6,151,964
Leased license investment,
  net...........................     60,482,276    32,556,597             --            --             --     18,687,753
Investment in Wireless One......     14,602,442            --             --            --             --             --
Investment in CS Wireless.......             --            --             --            --             --             --
Excess of cost over fair value
  of net assets acquired........      4,470,286     8,549,540      9,015,248            --             --      6,066,024
Net assets held for exchange....             --    43,610,341     27,498,434    16,191,304     21,913,052     10,720,791
Restricted investments..........     13,077,340            --             --            --             --             --
Note receivable.................             --            --             --            --             --             --
Other assets, net...............     10,435,034            --         77,179            --             --          5,300
                                  -------------  ------------   ------------   -----------    -----------    -----------
                                  $ 210,496,549  $103,212,134   $ 49,231,642   $16,191,304    $21,913,052    $41,970,024
                                  =============  ============   ============   ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current portion of long-term
  debt..........................  $    616,610   $    787,500   $     99,442   $        --    $        --    $ 1,263,005
Other current liabilities.......    10,130,631      3,042,950      1,468,523            --             --      2,890,995
                                  ------------   ------------   ------------   -----------    -----------    -----------
        Total current
          liabilities...........    10,747,241      3,830,450      1,567,965            --             --      4,154,000
Long-term debt, less current
  portion.......................   139,428,429     10,020,000      1,800,000            --             --             --
Deferred income taxes...........     1,189,080      8,549,540      9,015,248            --             --      6,066,024
Other liabilities...............       279,695             --        233,044            --             --             --
Stockholders' equity............    58,852,104     80,812,144     36,615,385    16,191,304     21,913,052     31,750,000
                                  ------------   ------------   ------------   -----------    -----------    -----------
                                  $210,496,549   $103,212,134   $ 49,231,642   $16,191,304    $21,913,052    $41,970,024
                                  ============   ============   ============   ===========    ===========    ===========


                                    PRO FORMA
                                   ADJUSTMENTS         PRO FORMA
                                  -------------       ------------
Cash and cash equivalents.......  $ (10,807,500)(G)   $ 68,613,369
                                     (2,000,000)(H)
                                     28,340,463(I)
Restricted investments..........                        11,669,874
Net assets held for cash sale or
  exchange......................                         9,450,000
Note receivable.................     25,000,000(I)      25,000,000
Other current assets............        (74,316)(I)      4,006,497
                                  -------------       ------------
        Total current assets....     40,458,647        118,739,740
Systems and equipment, net......     (2,038,608)(I)     64,736,063
Leased license investment,
  net...........................     (2,482,706)(I)    109,243,920
Investment in Wireless One......                        14,602,442
Investment in CS Wireless.......     55,875,666(I)      55,875,666
Excess of cost over fair value
  of net assets acquired........                        28,101,098
Net assets held for exchange....   (119,933,922)(I)             --
Restricted investments..........                        13,077,340
Note receivable.................     15,000,000(I)      15,000,000
Other assets, net...............     (1,800,000)(G)      8,717,513
                                  -------------       ------------
                                  $ (14,920,923)      $428,093,782
                                  =============       ============
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current portion of long-term
  debt..........................  $    (787,500)(G)   $  1,979,057
Other current liabilities.......       (313,423)(I)     17,219,676
                                  -------------       ------------
        Total current
          liabilities...........     (1,100,923)        19,198,733
Long-term debt, less current
  portion.......................    (11,820,000)(G)    139,428,429
Deferred income taxes...........                        24,819,892
Other liabilities...............                           512,739
Stockholders' equity............     (2,000,000)(H)    244,133,989
                                  -------------       ------------
                                  $ (14,920,923)      $428,093,782
                                  =============       ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                         FTW        MINNEAPOLIS
                                         HEARTLAND         CMAX           AWS        PARTNERSHIP    PARTNERSHIP    TECHNIVISION
                                        PRO FORMA(A)   PRO FORMA(B)   PRO FORMA(C)   PRO FORMA(D)   PRO FORMA(E)   PRO FORMA(F)
                                        ------------   ------------   ------------   ------------   ------------   ------------
Total revenues........................  $ 7,590,823    $ 6,765,741     $       --      $     --       $     --     $ 5,735,071
                                        -----------    -----------     ----------      --------       --------     -----------
Operating expenses:
  Systems operations..................    4,188,612      3,270,598             --            --             --       2,662,495
  Selling, general and
    administrative....................    6,377,969      5,229,087             --            --             --       1,812,854
  Depreciation and amortization.......    3,263,717      4,934,844             --            --             --       2,976,050
                                        -----------    -----------     ----------      --------       --------     -----------
      Total operating expenses........   13,830,298     13,434,529             --            --             --       7,451,399
                                        -----------    -----------     ----------      --------       --------     -----------
        Operating loss................   (6,239,475)    (6,668,788)            --            --             --      (1,716,328)
Interest expense......................   (4,185,033)      (459,536)            --            --             --      (1,388,263)
Equity in losses of investment........   (1,004,594)            --             --            --             --              --
Interest income and other.............      152,450        577,217             --            --             --              --
                                        -----------    -----------     ----------      --------       --------     -----------
      Loss before income taxes........  (11,276,652)    (6,551,107)            --            --             --      (3,104,591)
Income tax benefit....................    2,458,812      2,265,743             --            --             --       1,148,699
                                        -----------    -----------     ----------      --------       --------     -----------
      Net loss........................  $(8,817,840)   $(4,285,364)    $       --      $     --       $     --     $(1,955,892)
                                        ===========    ===========     ==========      ========       ========     ===========
Net loss per share....................  $     (0.70)   $        --     $       --      $     --       $     --     $        --
                                        ===========    ===========     ==========      ========       ========     ===========
Weighted average shares outstanding...   12,541,444      2,886,148      1,307,692       578,261        782,609       1,133,929
                                        ===========    ===========     ==========      ========       ========     ===========


                                         PRO FORMA
                                        ADJUSTMENTS     PRO FORMA
                                        -----------    ------------
Total revenues........................  $       --     $ 20,091,635
                                        ----------     ------------
Operating expenses:
  Systems operations..................                   10,121,705
  Selling, general and
    administrative....................                   13,419,910
  Depreciation and amortization.......                   11,174,611
                                        ----------     ------------
      Total operating expenses........          --       34,716,226
                                        ----------     ------------
        Operating loss................                  (14,624,591)
Interest expense......................                   (6,032,832)
Equity in losses of investment........                   (1,004,594)
Interest income and other.............                      729,667
                                        ----------     ------------
      Loss before income taxes........          --      (20,932,350)
Income tax benefit....................   1,409,641(J)     7,282,895
                                        ----------     ------------
      Net loss........................  $1,409,641     $(13,649,455)
                                        ==========     ============
Net loss per share....................  $       --     $      (0.71)
                                        ==========     ============
Weighted average shares outstanding...          --       19,230,083
                                        ==========     ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                         FTW        MINNEAPOLIS
                                         HEARTLAND         CMAX           AWS        PARTNERSHIP    PARTNERSHIP    TECHNIVISION
                                        PRO FORMA(A)   PRO FORMA(B)   PRO FORMA(C)   PRO FORMA(D)   PRO FORMA(E)   PRO FORMA(F)
                                        ------------   ------------   ------------   ------------   ------------   ------------
Total revenues........................  $ 9,944,209    $ 6,674,530     $       --      $     --       $     --     $ 4,138,790
                                        -----------    -----------     ----------      --------       --------     -----------
Operating expenses:
  Systems operations..................    3,371,531      2,973,011             --            --             --       2,056,387
  Selling, general and
    administrative....................    7,689,026      4,294,351             --            --             --       1,157,219
  Depreciation and amortization.......    4,396,920      5,210,043             --            --             --       2,116,483
                                        -----------    -----------     ----------      --------       --------     -----------
      Total operating expenses........   15,457,477     12,477,405             --            --             --       5,330,089
                                        -----------    -----------     ----------      --------       --------     -----------
        Operating loss................   (5,513,268)    (5,802,875)            --            --             --      (1,191,299)
Interest expense......................   (8,908,459)      (945,475)            --            --             --        (625,728)
Equity in losses of investees.........   (1,049,583)            --             --            --             --              --
Interest income and other.............    1,568,946        121,497             --            --             --         253,352
                                        -----------    -----------     ----------      --------       --------     -----------
      Loss before income taxes........  (13,902,364)    (6,626,853)            --            --             --      (1,563,675)
Income tax benefit....................           --      2,333,311             --            --             --         494,394
                                        -----------    -----------     ----------      --------       --------     -----------
      Net loss........................  $(13,902,364)  $(4,293,542)    $       --      $     --       $     --     $(1,069,281)
                                        ===========    ===========     ==========      ========       ========     ===========
Net loss per share....................  $     (1.10)   $        --     $       --      $     --       $     --     $        --
                                        ===========    ===========     ==========      ========       ========     ===========
Weighted average shares outstanding...   12,591,927      2,886,148      1,307,692       578,261        782,609       1,133,929
                                        ===========    ===========     ==========      ========       ========     ===========


                                         PRO FORMA
                                        ADJUSTMENTS     PRO FORMA
                                        -----------    ------------
Total revenues........................  $       --     $ 20,757,529
                                        ----------     ------------
Operating expenses:
  Systems operations..................                    8,400,929
  Selling, general and
    administrative....................                   13,140,596
  Depreciation and amortization.......                   11,723,446
                                        ----------     ------------
      Total operating expenses........          --       33,264,971
                                        ----------     ------------
        Operating loss................          --      (12,507,442)
Interest expense......................                  (10,479,662)
Equity in losses of investees.........                   (1,049,583)
Interest income and other.............                    1,943,795
                                        ----------     ------------
      Loss before income taxes........          --      (22,092,892)
Income tax benefit....................   5,011,374 (J)    7,839,079
                                        ----------     ------------
      Net loss........................  $5,011,374     $(14,253,813)
                                        ==========     ============
Net loss per share....................  $       --     $      (0.74)
                                        ==========     ============
Weighted average shares outstanding...          --       19,280,566
                                        ==========     ============

                 See accompanying notes to Pro Forma Statements

          NOTES TO COMBINED PRO FORMA STATEMENTS FOR THE TRANSACTIONS

(A) Reflects pro forma information for events previously consummated by Heartland. See pages F-84 to F-89 for detailed pro forma adjustments related to events previously consummated by Heartland.

(B) Reflects pro forma information for the CMAX Merger. See pages 75 to 78 for detailed pro forma adjustments relating to the CMAX Merger.

(C) Reflects pro forma information for the AWS Merger. See pages 79 to 82 for detailed pro forma adjustments relating to the AWS Merger.

(D) Reflects pro forma information for the FTW Transaction. See pages 83 to 86 for detailed pro forma adjustments relating to the FTW Transaction.

(E) Reflects pro forma information for the Minneapolis Transaction. See pages 87 to 90 for detailed pro forma adjustments relating to the Minneapolis Transaction.

(F) Reflects pro forma information for the TSC Transaction. See pages 91 to 94 for detailed pro forma adjustments relating to the TSC Transaction.

(G) Reflects the repayment of certain indebtedness of CMAX by Heartland upon consummation of the CMAX Merger and the elimination of Heartland's $1.8 million note receivable from AWS. Any differences between historical interest expense recognized by CMAX on the retired indebtedness and interest expense which would be recognized by Heartland on a pro forma basis is not material.

(H) Reflects estimated costs to be incurred in connection with the issuance of Heartland's Common Stock upon consummation of the Transactions.

(I) Reflects Heartland's contribution to Newco of the Heartland Disposition Assets and the receipt by Heartland of (i) 39.76% of the outstanding common shares of Newco, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a $25 million promissory note payable 9 months from closing and (iv) a $15 million promissory note payable 10 years from the closing of the Participation Agreement.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                CMAX UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                       DISPOSITION            CMAX
                                       CMAX       ADJUSTMENTS         SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                    -----------   ------------       ------------   ------------       ------------
Cash and cash equivalents.........  $   786,392   $                  $    786,392   $                  $    786,392
Other current assets..............      938,437                           938,437       (264,524)(D)        673,913
                                    -----------   ------------       ------------   ------------       ------------
          Total current assets....    1,724,829             --          1,724,829       (264,524)         1,460,305
Systems and equipment, net........   26,447,933                        26,447,933     (9,412,582)(D)     17,035,351
Leased license investment, net....   21,271,892     45,899,604(B)      67,171,496    (34,614,899)(D)     32,556,597
Excess of cost over fair value of
  net assets acquired.............           --      8,549,540(C)       8,549,540                         8,549,540
Net assets held for exchange......           --                                --     43,610,341(D)      43,610,341
                                    -----------   ------------       ------------   ------------       ------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                     ==========    ===========        ===========    ===========        ===========
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt............................  $   787,500   $                  $    787,500   $                  $    787,500
Other current liabilities.........    3,724,614                         3,724,614       (681,664)(D)      3,042,950
                                    -----------   ------------       ------------   ------------       ------------
          Total current
            liabilities...........    4,512,114             --          4,512,114       (681,664)         3,830,450
Long-term debt, less current
  portion.........................   10,020,000                        10,020,000                        10,020,000
Deferred income taxes.............           --      8,549,540(C)       8,549,540                         8,549,540
Stockholders' equity..............   34,912,540     80,812,144(A)      80,812,144                        80,812,144
                                                   (34,912,540)(A)
                                    -----------   ------------       ------------   ------------       ------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                     ==========    ===========        ===========    ===========        ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                       PURCHASE
                                        HISTORICAL    ACCOUNTING                      DISPOSITION          CMAX
                                           CMAX       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS        PRO FORMA
                                        -----------   -----------       -----------   -----------       -----------
Total revenues........................  $11,283,709   $        --       $11,283,709   $(4,517,968)(D)   $ 6,765,741
                                        -----------   -----------       -----------   -----------       -----------
Operating expenses:
  Systems operations..................    5,310,478                       5,310,478    (2,039,880)(D)     3,270,598
  Selling, general and
     administrative...................    9,027,094    (1,382,000)(E)     7,645,094    (2,416,007)(D)     5,229,087
  Depreciation and amortization.......    6,106,007     1,385,643(F)      7,919,127    (2,984,283)(D)     4,934,844
                                                          427,477(G)
                                        -----------   -----------       -----------   -----------       -----------
       Total operating expenses.......   20,443,579       431,120        20,874,699    (7,440,170)       13,434,529
                                        -----------   -----------       -----------   -----------       -----------
          Operating loss..............   (9,159,870)     (431,120)       (9,590,990)    2,922,202        (6,668,788)
Interest expense......................     (459,536)                       (459,536)                       (459,536)
Interest income and other.............      577,217                         577,217                         577,217
                                        -----------   -----------       -----------   -----------       -----------
       Loss before income taxes.......   (9,042,189)     (431,120)       (9,473,309)    2,922,202        (6,551,107)
Income tax benefit....................           --     3,346,958(H)      3,346,958    (1,081,215)(D)     2,265,743
                                        -----------   -----------       -----------   -----------       -----------
       Net loss.......................  $(9,042,189)  $ 2,915,838       $(6,126,351)  $ 1,840,987       $(4,285,364)
                                        ===========   ===========       ===========   ===========       ===========
Net loss per share....................                                  $     (2.12)                    $     (1.48)
                                                                        ===========                     ===========
Weighted average shares outstanding...                  2,886,148(A)      2,886,148                       2,886,148
                                                      ===========       ===========                     ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                  PURCHASE
                                  HISTORICAL     ACCOUNTING                      DISPOSITION          CMAX
                                     CMAX        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                  -----------    -----------      -----------    -----------       -----------
Total revenues..................  $10,621,647    $        --      $10,621,647    $(3,947,117)(D)   $ 6,674,530
                                  -----------    -----------      -----------    -----------       -----------
Operating expenses:
  Systems operations............    4,937,148                       4,937,148     (1,964,137)(D)     2,973,011
  Selling, general and
     administrative.............    6,829,999     (1,364,926)(E)    5,465,073     (1,170,722)(D)     4,294,351
  Depreciation and
     amortization...............    7,251,068        607,918(F)     8,179,594     (2,969,551)(D)     5,210,043
                                                     320,608(G)
                                  -----------    -----------      -----------    -----------       -----------
       Total operating
          expenses..............   19,018,215       (436,400)      18,581,815     (6,104,410)       12,477,405
                                  -----------    -----------      -----------    -----------       -----------
          Operating loss........   (8,396,568)       436,400       (7,960,168)     2,157,293        (5,802,875)
Interest expense................     (945,475)                       (945,475)                        (945,475)
Interest income and other.......      121,497                         121,497                          121,497
                                  -----------    -----------      -----------    -----------       -----------
       Loss before income
          taxes.................   (9,220,546)       436,400       (8,784,146)     2,157,293        (6,626,853)
Income tax benefit..............           --      3,131,509(H)     3,131,509       (798,198) (D)    2,333,311
                                  -----------    -----------      -----------    -----------       -----------
       Net loss.................  $(9,220,546)   $ 3,567,909      $(5,652,637)   $ 1,359,095       $(4,293,542)
                                  ===========    ===========      ===========    ===========       ===========
Net loss per share..............                                  $     (1.96)                     $     (1.49)
                                                                  ===========                      ===========
Weighted average shares
  outstanding...................                   2,886,148(A)     2,886,148                        2,886,148
                                                 ===========      ===========                      ===========

                 See accompanying notes to Pro Forma Statements

               NOTES TO PRO FORMA STATEMENTS FOR THE CMAX MERGER

     The CMAX historical statement of operations for the year ended December 31, 1994 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1994 and unaudited statements of operations for the six months ended December 31, 1993 and 1994. The CMAX historical statement of operations for the nine months ended September 30, 1995 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1995 and unaudited statements of operations for the six months ended December 31, 1994 and three months ended September 30, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of CMAX's historical equity and the issuance of 2,886,148 shares of Heartland Common Stock at an estimated average closing price of $28 per share in exchange for all outstanding shares of CMAX Common Stock. In addition, subsequent to September 30, 1995, Heartland paid CMAX a $2.4 million deposit with respect to the sublease of certain wireless cable channel rights in various Texas markets and agreed to loan CMAX up to $1,000,000. With respect to the $1,000,000 loan, $500,000 was advanced on December 29, 1995 to be used for working capital purposes and $500,000 may be used for subscriber growth.

(B) Reflects the fair value of approximately $67.2 million assigned to leased license investment for the acquisition of CMAX, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the CMAX net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the CMAX Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of CMAX that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel and professional fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the CMAX Merger. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the CMAX Merger, additional amortization of leased license investment has been calculated from January 1, 1994 since all current operating systems (except for Waco and Temple/Kileen, Texas systems) began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the CMAX Merger.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                AWS UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                PURCHASE
                                   HISTORICAL  ACCOUNTING                     DISPOSITION          AWS
                                      AWS      ADJUSTMENTS        SUB-TOTAL   ADJUSTMENTS       PRO FORMA
                                   ----------  -----------       -----------  -----------       -----------
Cash and cash equivalents........  $ 1,182,65  $ 3,900,000(B)    $ 5,082,653  $                 $ 5,082,653
Net assets held for cash sale or
  exchange.......................          --                             --    7,250,000(E)      7,250,000
Other current assets.............      89,724                         89,724                         89,724
                                   ----------  -----------       - ---------  -----------       -----------
          Total current assets...   1,272,377    3,900,000         5,172,377    7,250,000        12,422,377
Systems and equipment, net.......     218,404                        218,404                        218,404
Leased license investment, net...   2,987,940   23,478,317(B)     23,396,257  (23,396,257)(E)            --
                                                (3,900,000)(B)
                                                   830,000(D)
Investment in joint ventures.....   2,998,398    8,353,779(B)     11,352,177  (11,352,177)(E)            --
Excess of cost over fair value of
  net assets acquired............          --    9,015,248(C)      9,015,248                      9,015,248
Net assets held for exchange.....          --                                  27,498,434(E)     27,498,434
Other assets, net................      77,179                         77,179                         77,179
                                   ----------  -----------       -----------  -----------       -----------
                                   $7,554,298  $41,677,344       $49,231,642  $        --       $49,231,642
                                   ==========  ===========       ===========  ===========       ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt...........................  $   99,442  $                 $    99,442  $                 $    99,442
Other current liabilities........     638,523      830,000(D)      1,468,523                      1,468,523
                                   ----------  -----------       -----------  -----------       -----------
          Total current
            liabilities..........     737,965      830,000         1,567,965           --         1,567,965
Long-term debt, less current
  portion........................   1,800,000                      1,800,000                      1,800,000
Deferred income taxes............          --    9,015,248(C)      9,015,248                      9,015,248
Other liabilities................     233,044                        233,044                        233,044
Stockholders' equity.............   4,783,289   36,615,385(A)     36,615,385                     36,615,385
                                                (4,783,289)(A)
                                   ----------  -----------       -----------  -----------       -----------
                                   $7,554,298  $41,677,344       $49,231,642  $        --       $49,231,642
                                   ==========  ===========       ===========  ===========       ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                   PURCHASE
                                    HISTORICAL    ACCOUNTING                      DISPOSITION          AWS
                                        AWS       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS       PRO FORMA
                                    -----------   -----------       -----------   -----------       ----------
Total revenues....................  $    83,333   $        --       $    83,333   $   (83,333)(E)   $       --
                                    -----------   -----------       -----------   -----------       ----------
Operating expenses:
  Systems operations..............           --
  Selling, general and
     administrative...............    3,521,413      (960,001)(F)     2,911,412    (2,911,412)(E)           --
                                                      350,000(G)
  Depreciation and amortization...      637,049       450,762(I)      1,087,811    (1,087,811)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Total operating expenses...    4,158,462      (159,239)        3,999,223    (3,999,223)              --
                                    -----------   -----------       -----------   -----------       ----------
          Operating loss..........   (4,075,129)      159,239        (3,915,890)    3,915,890               --
Interest expense..................     (976,867)                       (976,867)      976,867(E)            --
Equity in losses of investees.....     (200,436)     (281,439)(H)      (481,875)      481,875(E)            --
Interest income and other.........     (474,348)                       (474,348)      474,348(E)            --
                                    -----------   -----------       -----------   -----------       ----------
       Loss before income taxes...   (5,726,780)     (122,200)       (5,848,980)    5,848,980               --
Income tax benefit................           --     1,997,341(J)      1,997,341    (1,997,341)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Net loss...................  $(5,726,780)  $ 1,875,141       $(3,851,639)  $ 3,851,639               --
                                    ===========   ===========       ===========   ===========       ==========
Net loss per share................                                  $     (2.95)                    $       --
                                                                    ===========                     ==========
Weighted average shares
  outstanding.....................                  1,307,692(A)      1,307,692                      1,307,692
                                                  ===========       ===========                     ==========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION          AWS
                                        AWS        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    -----------    -----------      -----------    -----------       ----------
Total revenues....................  $    75,000    $        --      $    75,000    $   (75,000)(E)   $       --
                                    -----------    -----------      -----------    -----------       ----------
Operating expenses:
  Systems operations..............
  Selling, general and
     administrative...............    1,533,152       (315,035)(F)    1,480,617     (1,480,617)(E)           --
                                                       262,500(G)
  Depreciation and amortization...       66,079        338,072(I)       404,151       (404,151)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Total operating expenses...    1,599,231        285,537        1,884,768     (1,884,768)              --
                                    -----------    -----------      -----------    -----------       ----------
          Operating loss..........   (1,524,231)      (285,537)      (1,809,768)     1,809,768               --
Interest expense..................     (126,119)                       (126,119)       126,119(E)            --
Equity in losses of investees.....     (136,298)      (196,338)(H)     (332,636)       332,636(E)            --
Interest income and other.........      802,078                         802,078       (802,078)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Loss before income taxes...     (984,570)      (481,875)      (1,466,445)     1,466,455               --
Income tax benefit................           --        417,498(J)       417,498       (417,498)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Net loss...................  $  (984,570)   $   (64,377)     $(1,048,947)   $ 1,048,947       $       --
                                    ===========    ===========      ===========    ===========       ==========
Net loss per share................                                  $     (0.80)                     $       --
                                                                    ===========                      ==========
Weighted average shares
  outstanding.....................                   1,307,692(A)     1,307,692                       1,307,692
                                                     =========      ===========                      ==========

                 See accompanying notes to Pro Forma Statements

                NOTES TO PRO FORMA STATEMENTS FOR THE AWS MERGER

(A) Reflects the elimination of AWS's historical equity and the issuance of 1,307,692 shares of Heartland Common Stock at an estimated market price of $28 per share in exchange for all outstanding shares of AWS Common Stock. Pursuant to the terms of the AWS Merger Agreement and AWS Exchange Agreement, shares of Heartland Common Stock having an aggregate exchange value of $3.25 million ($2.75 million if certain litigation pending against AWS is resolved prior to the AWS Effective Time) will be placed in escrow for approximately one year to satisfy certain indemnification obligations of AWS to Heartland.

(B) Reflects the fair values of approximately $23.4 million and $11.4 million assigned to leased license investment and investment in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. The sale by AWS of the Memphis market for cash of $3.9 million has also been reflected in the pro forma balance sheet. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the AWS net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the recognition of liabilities for severance payments to certain executive officers of AWS.

(E) Reflects the reclassification of certain assets and liabilities acquired in the AWS Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(F) Reflects the elimination of certain historical corporate general and administrative expenses of AWS that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel, directors and officers insurance and professional fees.

(G) Reflects the additional expense from the non-competition and consulting agreement with an AWS executive officer.

(H) Reflects AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

(I) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the AWS Merger.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

          FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                              FTW
                                      FTW        ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $    25,014    $                $    25,014    $    (25,014)(C)   $        --
Other current assets............       62,456                          62,456         (62,456)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............       87,470             --           87,470         (87,470)               --
Systems and equipment, net......    1,001,027                       1,001,027      (1,001,027)(C)            --
Leased license investment,
  net...........................    2,178,002     17,542,631(B)    19,720,633     (19,720,633)(C)            --
Net assets held for exchange....           --                                      16,191,304(C)     16,191,304
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt..........................  $        --    $                $        --    $                  $        --
Other current liabilities.......    1,207,311       (637,311)(B)      570,000        (570,000)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    1,207,311       (637,311)         570,000        (570,000)               --
Minority interest...............       99,742      3,948,084(B)     4,047,826      (4,047,826)(C)            --
Stockholders' equity............    1,959,446     16,191,304(A)    16,191,304                        16,191,304
                                                  (1,959,446)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                              FTW
                                         FTW        ACCOUNTING                       DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------       -----------    -----------       -----------
Total revenues.....................  $   667,260    $       --        $   667,260    $  (667,260)(C)   $       --
                                     -----------    ----------        -----------    -----------       -----------
Operating expenses:
  Systems operations...............      567,461                          567,461       (567,461)(C)            --
  Selling, general and
     administrative................      695,990      (100,000)(D)        595,990       (595,990)(C)            --
  Depreciation and amortization....      786,572       535,809(E)       1,322,381     (1,322,381)(C)            --
                                     -----------    -----------       -----------    -----------       -----------
       Total operating expenses....    2,050,023       435,809          2,485,832     (2,485,832)               --
                                     -----------    -----------       -----------    -----------       -----------
          Operating loss...........   (1,382,763)     (435,809)        (1,818,572)     1,818,572                --
Interest income and other..........       62,281        87,161(F)         149,442       (149,442)(C)            --
                                     -----------    ----------        -----------    -----------       -----------
       Loss before income taxes....   (1,320,482)     (348,648)        (1,669,130)     1,669,130                --
Income tax benefit.................           --                               --                               --
                                     -----------    ----------        -----------    -----------       -----------
     Net loss......................  $(1,320,482)   $ (348,648)       $(1,669,130)   $ 1,669,130       $        --
                                     ===========    ==========        ===========    ===========       ===========
Net loss per share.................                                   $     (2.89)                     $        --
                                                                      ===========                      ===========
Weighted average shares
  outstanding......................                    578,261(A)         578,261                          578,261
                                                    ==========        ===========                      ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                      HISTORICAL      PURCHASE                                             FTW
                                          FTW        ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                      PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                      -----------    -----------      -----------    -----------       -----------
Total revenues......................  $   451,581    $        --      $    451,581   $  (451,581)(C)   $        --
                                      -----------    -----------      ------------   -----------       -----------
Operating expenses:
  Systems operations................      396,302                          396,302      (396,302)(C)            --
  Selling, general and
     administrative.................      503,910        (75,000)(D)       428,910      (428,910)(C)            --
  Depreciation and amortization.....      581,451        408,612(E)        990,063      (990,063)(C)            --
                                      -----------    -----------      ------------   -----------       -----------
       Total operating expenses.....    1,481,663        333,612         1,815,275    (1,815,275)               --
                                      -----------    -----------      ------------   -----------       -----------
          Operating loss............   (1,030,082)      (333,612)       (1,363,694)    1,363,694                --
Interest income and other...........       44,048         66,722(F)        110,770      (110,770)(C)            --
                                      -----------    -----------      ------------   -----------       -----------
       Loss before income taxes.....     (986,034)      (266,890)       (1,252,924)    1,252,924                --
Income tax benefit..................           --                               --                              --
                                      -----------    -----------      ------------   -----------       -----------
       Net loss.....................  $  (986,034)   $  (266,890)     $ (1,252,924)  $ 1,252,924       $        --
                                      ===========    ===========      ============   ===========       ===========
Net loss per share..................                                  $      (2.17)                    $        --
                                                                      ============                     ===========
Weighted average shares
  outstanding.......................                    578,261(A)         578,261                         578,261
                                                      =========       ============                     ===========

                 See accompanying notes to Pro Forma Statements

             NOTES TO PRO FORMA STATEMENTS FOR THE FTW TRANSACTION

(A) Reflects the elimination of FTW Partnership's historical equity and the issuance of 578,261 shares of Heartland Common Stock at an estimated market price of $28 per share to FTW Partnership. In addition, subsequent to September 30, 1995, Heartland had deposited in escrow $265,000 on behalf of the FTW Partnership and agreed to make cash loans of $500,000 to the FTW Partnership.

(B) Reflects the fair values of approximately $19.7 million and $4.0 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Under terms of the FTW Agreement, total liabilities to be assumed by Heartland will not exceed $570,000 of certain types of liabilities (including disputed liabilities). Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the FTW Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of FTW Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental depreciation and amortization of leased license investment associated with the FTW Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the FTW Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Fort Worth systems began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

      MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                          MINNEAPOLIS
                                  MINNEAPOLIS    ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $   177,941    $                $   177,941    $   (177,941)(C)   $        --
Other current assets............      223,218                         223,218        (223,218)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............      401,159             --          401,159        (401,159)               --
Systems and equipment, net......    1,480,218                       1,480,218      (1,480,218)(C)            --
Leased license investment,
  net...........................    4,603,199     25,543,892(B)    30,147,091     (30,147,091)(C)            --
Net assets held for exchange....                                                   21,913,052(C)     21,913,052
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468     (10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt..........................  $ 2,000,000               (B)     2,000,000      (2,000,000)(C)   $        --
Other current liabilities.......      811,065                         811,065        (811,065)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    2,811,065             --        2,811,065      (2,811,065)               --
Minority interest...............      289,737      7,014,614(B)     7,304,351      (7,304,351)(C)            --
Stockholders' equity............    3,383,774     21,913,052(A)    21,913,052                        21,913,052
                                                  (3,383,774)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468    $(10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   535,046    $      --       $   535,046    $  (535,046)(C)    $      --
                                     -----------    ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations...............    1,187,795                      1,187,795     (1,187,795)(C)           --
  Selling, general and
     administrative................      463,156      (83,333)(D)       379,823       (379,823)(C)           --
  Depreciation and amortization....      977,471      860,445(E)      1,837,916     (1,837,916)(C)           --
                                     -----------    ---------       -----------    -----------        ---------
       Total operating expenses....    2,628,422      777,112         3,405,534     (3,405,534)              --
                                     -----------    ---------       -----------    -----------        ---------
          Operating loss...........   (2,093,376)    (777,112)       (2,870,488)     2,870,488               --
Interest income and other..........      138,155      194,278(F)        332,433       (332,433)(C)           --
                                     -----------    ---------       -----------    -----------        ---------
       Loss before income taxes....   (1,955,221)    (582,834)       (2,538,055)     2,538,055               --
Income tax benefit.................           --                             --             --               --
                                     -----------    ---------       -----------    -----------        ---------
       Net loss....................  $(1,955,221)   $(582,834)      $(2,538,055)   $ 2,538,055        $      --
                                     ===========    =========       ===========    ===========        =========
Net loss per share.................                                 $     (3.24)                      $      --
                                                                    ===========                       =========
Weighted average shares
  outstanding......................                   782,609(A)        782,609                         782,609
                                                    =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   740,595    $       --       $   740,595    $  (740,595)(C)   $       --
                                     -----------    ----------       -----------    -----------       ----------
Operating expenses:
  Systems operations...............    1,092,248                       1,092,248     (1,092,248)(C)           --
  Selling, general and
     administrative................      373,069       (75,000)(D)       298,069       (298,069)(C)           --
  Depreciation and amortization....      799,154       593,465(E)      1,392,619     (1,392,619)(C)           --
                                     -----------    ----------       -----------    -----------       ----------
       Total operating expenses....    2,264,471       518,465         2,782,936     (2,782,936)              --
                                     -----------    ----------       -----------    -----------       ----------
          Operating loss...........   (1,523,876)     (518,465)       (2,042,341)     2,042,341               --
Interest income and other..........       90,628       129,616(F)        220,244       (220,244)(C)           --
                                     -----------    ----------       -----------    -----------       ----------
       Loss before income taxes....   (1,433,248)     (388,849)       (1,822,095)     1,822,095               --
Income tax benefit.................           --                              --                              --
                                     -----------    ----------       -----------    -----------       ----------
       Net loss....................  $(1,433,248)   $ (388,849)      $(1,822,095)   $ 1,822,095       $       --
                                     ===========    ==========       ===========    ===========       ==========
Net loss per share.................                                  $     (2.33)                     $       --
                                                                     ===========                      ==========
Weighted average shares
  outstanding......................                    782,609(A)        782,609                         782,609
                                                    ==========       ===========                      ==========

                 See accompanying notes to Pro Forma Statements

         NOTES TO PRO FORMA STATEMENTS FOR THE MINNEAPOLIS TRANSACTION

(A) Reflects the elimination of Minneapolis Partnership historical equity and the issuance of 782,609 shares of Heartland Common Stock at an estimated market price of $28 per share to Minneapolis Partnership. The Pro Forma Statements for the Minneapolis Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by the Minneapolis Partnership. In addition, subsequent to September 30, 1995, Heartland made cash loans to the Minneapolis LLC in the amount of $1,059,000.

(B) Reflects the fair values of approximately $30.1 million and $7.3 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the Minneapolis Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of Minneapolis Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental amortization of leased license investment associated with the Minneapolis Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the Minneapolis Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Minneapolis System began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

            TECHNIVISION UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                   HISTORICAL      ACCOUNTING                      DISPOSITION      TECHNIVISION
                                  TECHNIVISION    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                  ------------    ------------      -----------    -----------      ------------
Cash and cash equivalents.......  $     78,124    $                 $    78,124    $   (21,827)(D)  $     56,297
Other current assets............       477,325                          477,325       (195,430)(D)       281,895
                                  ------------    ------------      -----------    -----------      ------------
          Total current
            assets..............       555,449              --          555,449       (217,257)          338,192
Systems and equipment, net......     9,001,797                        9,001,797     (2,849,833)(D)     6,151,964
Leased license investment,
  net...........................     3,552,846      23,634,608(B)    27,187,454     (8,499,701)(D)    18,687,753
Excess of cost over fair value
  of net assets acquired........            --       6,066,024(C)     6,066,024                        6,066,024
Net assets held for exchange....                                             --     10,720,791(D)     10,720,791
Other assets, net...............     1,441,093      (1,435,793)(B)        5,300                            5,300
                                  ------------    ------------      -----------    -----------      ------------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========      ============
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt..........................  $ 13,232,882    $(11,874,953)(B)    1,357,929        (94,924)(D)     1,263,005
Other current liabilities.......     3,642,071                        3,642,071       (751,076)(D)     2,890,995
                                  ------------    ------------      -----------    -----------      ------------
          Total current
            liabilities.........    16,874,953     (11,874,953)       5,000,000       (846,000)        4,154,000
Long-term debt, less current
  portion.......................     6,061,259      (6,061,259)(B)           --                               --
Deferred income taxes...........            --       6,066,024(C)     6,066,024                        6,066,024
Stockholders' equity............    (8,385,027)     31,750,000(A)    31,750,000                       31,750,000
                                                     8,385,027(A)
                                  ------------    ------------      -----------    -----------      ------------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========      ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                   TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                   ------------    -----------      -----------    -----------      ------------
Total revenues...................  $  6,587,547    $        --      $ 6,587,547    $  (852,476)(D)  $  5,735,071
                                   ------------    -----------      -----------    -----------      ------------
Operating expenses:
  Systems operations.............     3,726,212                       3,726,212     (1,063,717)(D)     2,662,495
  Selling, general and
     administrative..............     2,977,792       (270,000)(E)    2,707,792       (894,938)(D)     1,812,854
  Depreciation and
     amortization................     2,552,134        864,668(F)     3,718,634       (742,584)(D)     2,976,050
                                                       301,832(G)
                                   ------------    -----------      -----------    -----------      ------------
       Total operating
          expenses...............     9,256,138        896,500       10,152,638     (2,701,239)        7,451,399
                                   ------------    -----------      -----------    -----------      ------------
          Operating loss.........    (2,668,591)      (896,500)      (3,565,091)     1,848,763        (1,716,328)
Interest expense.................    (1,491,725)                     (1,491,725)       103,462(D)     (1,388,263)
                                   ------------    -----------      -----------    -----------      ------------
       Loss before income
          taxes..................    (4,160,316)      (896,500)      (5,056,816)     1,952,225        (3,104,591)
Income tax benefit...............            --      1,759,344(H)     1,759,344       (610,645)(D)     1,148,699
                                   ------------    -----------      -----------    -----------      ------------
       Net loss..................  $ (4,160,316)   $   862,844      $(3,297,472)   $ 1,341,580      $ (1,955,892)
                                   ============    ===========      ===========    ===========      ============
Net loss per share...............                                   $     (2.91)                    $      (1.72)
                                                                    ===========                     ============
Weighted average shares
  outstanding....................                    1,133,929(A)     1,133,929                        1,133,929
                                                   ===========      ===========                     ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                     PURCHASE
                                     HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                    TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    ------------    -----------      -----------    -----------      ------------
Total revenues....................  $  5,029,037    $        --      $ 5,029,037    $  (890,247)(D)  $  4,138,790
Operating expenses:
  Systems operations..............     2,675,570                       2,675,570       (619,183)(D)     2,056,387
  Selling, general and
     administrative...............     1,777,721       (202,500)(E)    1,575,221       (418,002)(D)     1,157,219
  Depreciation and amortization...     2,311,943        576,755(F)     3,116,174       (999,691)(D)     2,116,483
                                                        227,476(G)
                                    ------------    -----------      -----------    -----------      ------------
       Total operating expenses...     6,765,234        601,731        7,366,965     (2,036,876)        5,330,089
                                    ------------    -----------      -----------    -----------      ------------
          Operating loss..........    (1,736,197)      (601,731)      (2,337,928)     1,146,629        (1,191,299)
Interest expense..................      (708,446)                       (708,446)        82,718(D)       (625,728)
Interest income and other.........       253,352                         253,352                          253,352
                                    ------------    -----------      -----------    -----------      ------------
       Income before income
          taxes...................    (2,191,291)      (601,731)      (2,793,022)     1,229,347        (1,563,675)
Income tax benefit................            --        949,252(H)       949,252(H)    (454,858)          494,394
                                    ------------    -----------      -----------    -----------      ------------
       Net income.................  $ (2,191,291)   $  (601,731)     $(1,843,770)   $   774,489      $ (1,069,281)
                                    ============    ===========      ===========    ===========      ============
Net income per share..............                                   $     (1.63)                    $       (.94)
                                                                     ===========                     ============
Weighted average shares
  outstanding.....................                    1,133,929(A)     1,133,929                        1,133,929
                                                    ===========      ===========                     ============

                 See accompanying notes to Pro Forma Statements

             NOTES TO PRO FORMA STATEMENTS FOR THE TSC TRANSACTION

     The Technivision Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1995 and Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1994 and nine months ended September 30, 1995 have been determined utilizing the historical unaudited balance sheet of Technivision as of November 30, 1995 and unaudited statements of operations for the year ended November 30, 1994 and nine months ended November 30, 1995. The Technivision historical statement of operations for the year ended November 30, 1994 has been derived utilizing Technivision's historical audited statement of operations for the year ended May 31, 1995 and unaudited statements of operations for the six months ended May 31, 1994 and 1995. The Technivision historical statement of operations for the nine months ended November 30, 1995 has been derived utilizing Technivision's historical statement of operations for the six months ended November 30, 1995 and three months ended May 31, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of Technivision historical equity and the issuance of 1,133,929 shares of Heartland Common Stock at an estimated market price of $28 per share to Technivision. The Pro Forma Statements for the TSC Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by Technivision. Pursuant to the terms of the TSC Agreement and the TSC Exchange Agreement, TSC Shares having an aggregate exchange value of $5 million will be placed in escrow for approximately 18 months to satisfy certain indemnification obligations of TSC to Heartland, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be placed in escrow for up to six months (subject to extension) to satisfy certain post-closing obligations of TSC to Heartland regarding third party consents to the transfer of certain assets to Heartland.

(B) Reflects the fair value of approximately $27.2 million assigned to leased license investment for the acquisition of Technivision, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. In addition, under terms of the TSC Agreement, certain marketable securities of Technivision will not be acquired by Heartland and total liabilities to be assumed by Heartland will not exceed $5 million of liabilities of Technivision. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the Technivision net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the TSC Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of TechniVision that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the TSC Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the TSC Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Corpus Christi and Dayton systems began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the TSC Transaction.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems. Heartland has wireless cable channel rights in small to mid-size wireless cable television markets, located principally in the central United States, with a significant number of households not currently passed by traditional hard-wire cable systems. WCI launched its first system, located in Ada, Oklahoma, in April 1992. Subsequently, WCI or Heartland have also launched service in Wichita Falls, Texas; Midland, Texas; Abilene, Texas; Lawton, Oklahoma; Laredo, Texas; Enid, Oklahoma; Monroe, Louisiana; Ardmore, Oklahoma; Mt. Pleasant, Texas; Lufkin, Texas; Texarkana, Texas; and Stillwater, Oklahoma. On December 1, 1994, Heartland purchased the Milano System from RuralVision Joint Venture. On December 29, 1994, Heartland acquired the Lindsay System, for approximately $2.3 million. In addition, Heartland received the distribution of the Shaw System from RuralVision Joint Venture on January 27, 1995. On May 3, 1995, Heartland acquired the Lubbock System for approximately $5.4 million. The systems described in this paragraph are referred to in this Management's Discussion as the "Heartland Existing Systems" or "Existing Systems."

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by WCI. David E. Webb, the President and Chief Executive Officer and a principal stockholder of Heartland and L. Allen Wheeler, a director and principal stockholder of Heartland were the founders of WCI. Heartland's primary business strategy is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income in a particular market rapidly after system launch and then expand such system while increasing such system's operating income. Heartland executes this strategy by developing wireless cable channel rights and locating operations in geographic clusters of small to mid-size markets with a significant number of households not currently passed by traditional hard-wire cable. Heartland's strategy allows it to contain system launch costs because Heartland can launch its service with fewer channels of programming and initially utilize lower power transmission equipment. In addition, by developing wireless cable channel rights and locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Although Heartland has recorded net losses since inception, four operating markets had positive cash flow in their first year of operations. None of the other Systems had achieved positive cash flow or generated operating income, primarily as a result of their early stages of development and number of subscribers.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994

     Management believes that period-to-period comparisons of Heartland's consolidated financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to Heartland's historically high growth rate and system launches during the periods presented.

     The table below sets forth for each of the Existing Systems the launch or acquisition date, the current channel offering and the approximate number of subscribers at December 31, 1994:

                                                                                    APPROXIMATE
                                                     LAUNCH OR        CURRENT      SUBSCRIBERS AT
                                                    ACQUISITION       CHANNEL       DECEMBER 31,
                       MARKET                          DATE         OFFERING(1)         1994
    --------------------------------------------  ---------------   -----------    --------------
    Ada, Oklahoma...............................  April 1992             32             5,020
    Wichita Falls, Texas........................  October 1993           26             2,690
    Midland, Texas..............................  December 1993          26             1,420
    Abilene, Texas..............................  February 1994          23             2,020
    Lawton, Oklahoma............................  August 1994            27             3,150
    Other Existing Systems:
      Laredo, Texas.............................  September 1994         27             1,110
      Enid, Oklahoma(2).........................  October 1994           21               970
      Monroe, Louisiana(3)......................  N/A                    10               200
      Lindsay, Oklahoma(4)......................  December 1994          32             1,410
      Ardmore, Oklahoma.........................  December 1994          20               170
      Mt. Pleasant, Texas(5)....................  December 1994          16                --
      Lufkin, Texas(6)..........................  N/A                    12                --
      Milano, Texas(7)..........................  December 1994          26             1,680
      Shaw, Kansas(8)...........................  January 1995           30             3,520

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (2) Construction of the Enid System was completed in February 1993. However, Heartland did not begin actively marketing its service in the Enid System until October 1994 when it achieved an increase in its channel offering.

 (3) Construction of the Monroe System was completed in March 1993. Heartland is not actively marketing its service in the Monroe System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Heartland acquired the Lindsay System on December 29, 1994.

 (5) Heartland launched the Mt. Pleasant System in December 1994.

 (6) Heartland completed construction of the Lufkin System in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless channels available to Heartland.

 (7) Heartland acquired the Milano System on December 1, 1994.

 (8) Heartland acquired the Shaw System on January 27, 1995.

  Revenues

     Heartland's first system, the Ada System, was launched in April 1992 and Heartland had no revenues prior to 1992. Heartland's revenues were generated from the following sources for the three years ended December 31, 1994:

                                                               YEAR ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1992        1993         1994
                                                          --------    --------    ----------
    Subscription revenues:
      Ada System........................................  $170,457    $591,741    $  893,126
      Wichita Falls System..............................        --      15,861       313,729
      Midland System....................................        --       3,516       164,816
      Abilene System....................................        --          --       171,830
      Lawton System.....................................        --          --       154,424
      Other Existing Systems............................        --      14,343       155,929
    Installation and service revenues...................    34,925     243,304       375,640
                                                          --------    --------    ----------
              Total.....................................  $205,382    $868,765    $2,229,494
                                                          ========    ========     =========

     The following table sets forth the number of subscribers in the Heartland Existing Systems on the dates indicated:

     JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
       1992       1992        1992        1993        1993        1993        1993       1994        1994       1994        1994
     --------   ---------   --------   ----------   ---------   ---------   --------   ---------   --------   ---------   --------
Ada
System...    475    760       1,075       1,460       1,540       1,970       2,110      2,235       2,275      3,440       5,020
Wichita
  Falls
  System...   --     --          --          --          --          --         315        475         710      1,530       2,690
Midland
System...     --     --          --          --          --          --         130        370         450        690       1,420
Abilene
System...     --     --          --          --          --          --          --        140         330      1,230       2,020
Lawton
System...     --     --          --          --          --          --          --         --          --        790       3,150
Other
Existing
Systems...    --     --          --          --          10         120         180        205         220        360       5,540

     Historically, Heartland's subscribers have been located predominantly in single-family homes. In the fiscal year ended December 31, 1994, the number of subscribers located in multiple-dwelling units in the Heartland Existing Systems (including the Shaw System) increased as a percentage of total subscribers to approximately 9.6%. Multiple-dwelling unit subscribers typically generate lower per-subscriber revenue than single-family units due to discounted programs offered to these subscribers.

     Subscription Revenues from Ada System. Revenues from the Ada System consist principally of television subscription revenues. The increase in television subscription revenues from $170,457 for 1992 to $591,741 for 1993 (a 247% increase) and to $893,126 for 1994 (a 51% increase) is principally attributable to an increase in the number of subscribers. The Ada System was not yet operational on December 31, 1991. The Ada System had approximately 1,075 subscribers on December 31, 1992, approximately 2,110 subscribers on December 31, 1993 and approximately 5,020 subscribers on December 31, 1994, of which approximately 1,580 subscribers (or 46%) were added in the last quarter of 1994.

     Television subscription revenues consist of monthly fees paid by subscribers for the Ada System's basic programming package, for premium programming services and for equipment rental. The average monthly television subscription revenue per Ada System subscriber in 1992, 1993 and 1994 was $27.90, $30.27 (a 9% increase) and $26.98 (a 10% decrease), respectively. The increase in average monthly subscription revenue per subscriber in 1993 as compared to 1992 was primarily due to the increase in the percentage (from 61% to 80%, respectively) of customers that rented, rather than purchased, the receive-site equipment. The decrease in average monthly subscription revenue per subscriber in 1994 as compared to 1993 was primarily due to the number of subscribers added during the fourth quarter of 1994 who live in multiple-dwelling units, which typically generate lower per-subscriber revenue than single-family units, and certain promotional offerings of premium channel units. During 1994, the standard charge for the basic Ada System programming package of 29 channels (including one local off-air VHF/UHF channel) was $17.95 per month, $9.95 per month for each premium programming service and $6.00 per month for rental of the basic receive-site equipment package. The Ada System had approximately 5,020 subscribers on December 31, 1994, in excess of 80% of whom rented, rather than purchased, the receive-site equipment. Heartland initiated pay-per-view programming in the Ada System on April 1, 1995.

     Subscription Revenues from Wichita Falls System. The Wichita Falls System was launched in October 1993 with 24 channels (including four local off-air VHF/UHF channels). The Wichita Falls System had approximately 315 subscribers on December 31, 1993 and approximately 2,690 subscribers on December 31, 1994. The Wichita Falls System currently offers 26 channels (including two local off-air VHF/UHF channels which are being retransmitted). The average monthly television subscription revenue per Wichita Falls System subscriber for 1994 was $26.46, which consisted of the standard charge of $17.95 per month for the basic Wichita Falls System programming package, $9.95, $8.95 and $2.95 per month, respectively, for certain premium programming services and $6.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Wichita Falls System.

     Subscription Revenues from Midland System. The Midland System was launched in December 1993 with 24 channels (including four local off-air VHF/UHF channels). The Midland System had approximately 130 subscribers on December 31, 1993 and approximately 1,420 subscribers on December 31, 1994. The average monthly television subscription revenue per Midland System subscriber for 1994 was $23.54, which consisted of the standard charge of $19.95 per month for the basic Midland System programming package, $9.95 for premium programming services and $9.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Midland System.

     Subscription Revenues from Abilene System. The Abilene System was launched in February 1994 with 23 channels (including three local off-air VHF/UHF channels). The Abilene System had approximately 2,020 subscribers on December 31, 1994. The average monthly television subscription revenue per Abilene System subscribers in 1994 was $23.20, which consisted of the standard charge of $18.95 per month for the basic Abilene System programming package, $10.95 and $2.95 per month, respectively, for premium programming services and $8.90 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Abilene System.

     Subscription Revenues from Lawton System. The Lawton System was launched in August 1994 with 19 channels (including seven local off-air VHF/UHF channels). The Lawton System had approximately 3,150 subscribers on December 31, 1994. The average monthly television subscription revenue per Lawton System subscribers was $26.65 in 1994, which consisted of the standard charge of $17.95 per month for the basic Lawton System programming package, $9.95 per month for a premium programming service and $8.00 per month for rental of the basic receive-site equipment package. Substantially all single-family unit subscribers in the Lawton System rent the receive-site equipment. Multiple-dwelling unit subscribers in the Lawton System (approximately one-third of the total number of subscribers) do not pay a fee to rent the receive-site equipment.

     Subscription Revenues from Other Existing Systems. Television subscription revenues from Existing Systems other than the Ada System, the Wichita Falls System, the Midland System, the Abilene System and the Lawton System were $155,929 in 1994 compared to $14,343 in 1993. This increase is attributable to the increase in subscriber base related to these systems, the number of systems launched in 1994 and the acquisition in December 1994 of one of these systems.

     The Laredo System was launched in September 1994 with 23 channels (including three local off-air VHF/UHF channels). The Laredo System had approximately 1,110 subscribers on December 31, 1994.

     Heartland completed construction of the Enid System in February 1993 in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. Initially, subscribers were obtained without active marketing efforts by Heartland. An increase in the Enid System channel offering was achieved in September 1994 and Heartland began actively marketing its service in the Enid System in October 1994. The Enid System currently offers 21 channels (including two local off-air VHF/UHF channels). The Enid System had approximately 970 subscribers on December 31, 1994.

     Heartland completed construction of the Monroe System, which currently offers 10 channels (including five local off-air VHF/UHF channels), in March 1993. The Monroe System had approximately 160 subscribers on December 31, 1994. The Monroe System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Monroe market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     Heartland acquired the Lindsay System on December 29, 1994. The Lindsay System currently offers 32 channels (including 10 local off-air VHF/UHF channels). The Lindsay System had approximately 1,410 subscribers on December 31, 1994.

     The Ardmore System was launched in December 1994 with 20 channels (including four local off-air VHF/UHF channels). The Ardmore System had approximately 170 subscribers on December 31, 1994.

     The Mt. Pleasant System was launched in December 1994 with 14 channels (including four local off-air VHF/UHF channels). The Mt. Pleasant System had no subscribers on December 31, 1994.

     Heartland completed construction of the Lufkin System, which currently offers 12 channels (including four local off-air VHF/UHF channels), in December 1994. The Lufkin System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Lufkin market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     The Milano System was acquired on December 1, 1994 from RuralVision Joint Venture. The Milano System currently offers 26 channels (including six local off-air VHF/UHF channels). The Milano System had approximately 1,680 subscribers on December 31, 1994.

     The Shaw System was acquired on January 27, 1995, in accordance with the terms of the Venture Distribution Agreement. The Shaw System currently offers 30 channels (including four local off-air VHF/UHF channels). The Shaw System had approximately 3,520 subscribers on December 31, 1994.

     Installation and Service Revenues. Installation and service revenues represent installation fees charged by Heartland to certain new subscribers, sales of receive-site equipment to certain subscribers and service income. Installation fees are recognized upon origination of service to a customer to the extent of subscriber acquisition costs incurred to obtain subscribers. Revenue from the sale of receive-site equipment to subscribers is recognized upon delivery of such equipment to a subscriber. Installation revenues included installation fees of $34,925 in 1992, $27,289 in 1993 and $107,803 in 1994.
Installation fees declined as a percentage of revenues in 1994 due to selected promotional campaigns in several of Heartland's markets during the period from August 1994 to December 1994 and a higher level of revenues. Sales of receive-site equipment to subscribers were $213,005 for 1993 and $237,730 for 1994, respectively. Through September 1993, installations and sales of receive-site equipment were performed by a formerly affiliated installation company. Subsequent to this period, such installations and sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Additionally, Heartland recorded service income of $30,107 in 1994, a 900% increase from $3,010 in 1993.

     In order to conserve its capital, upon system launch, Heartland initially required the purchase (rather than the rental) of its receive-site equipment by subscribers. Upon system launch in 1992, a new Ada System subscriber was required to purchase the receive-site equipment for approximately $325, but no installation fee was charged. Since September 1992, Heartland has offered potential subscribers in the Ada System the option of purchasing the receive-site equipment or renting such equipment for a monthly charge of approximately $6. In the Ada System, an installation fee of $25 and a deposit of $25 (designed to encourage the return of receive-site equipment) is currently charged to subscribers selecting the monthly rental option. Additional fees are charged for various other installation services. Heartland believes that charging an up-front installation fee better qualifies potential subscribers, reducing subscriber turnover. Reduced subscriber turnover reduces installation and marketing expenses incurred by Heartland. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Currently, approximately 80% of the subscribers in the Ada System rent the receive-site equipment. Through April 1994, the other Existing Systems required a new subscriber to purchase the receive-site equipment. In order to accelerate system expansion after Heartland's initial public offering in April 1994 ("Initial Public Offering"), Heartland began offering new subscribers the option to rent receive-site equipment. Typically, an installation fee of $50 is currently charged to subscribers selecting the monthly rental option in the Existing Systems other than the Ada System. From time to time, Heartland offers no-fee installation on a promotional basis.

     Systems Operations and Cost of Goods Sold. Systems operations include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and certain repairs and maintenance expenditures. Programming costs (with the exception of minimum payments), cost of program guides and channel lease payments (with the exception of certain fixed payments) are variable expenses which increase as the number of subscribers increases. Prior to 1992, Heartland had no operations and therefore no systems operations expense. Heartland incurred $36,042 of systems operations expense in 1992 (all related to the Ada

System). For 1993, Heartland incurred systems operations expense of $118,649 (a 229% increase). The increase is attributable primarily to the 96% increase in the number of subscribers during 1993 as compared to 1992. Systems operations for 1994 increased 345% from 1993 to $527,476. The increase was attributable primarily to the 240% increase in the average number of subscribers for 1994 compared to 1993.

     Cost of goods sold includes the cost of receive-site equipment sold to subscribers. Such costs amounted to $202,162 in 1993 and $235,025 in 1994. Through September 1993, receive-site equipment was sold to subscribers by a formerly affiliated installation company. Subsequent to this period, such sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Subsequent to the Initial Public Offering, sales of receive-site equipment have been nominal.

     Selling, General and Administrative Expenses. Heartland has experienced increasing selling, general and administrative expenses ("SG&A") since its inception as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers and additional compensation expense. SG&A increased from $147,927 for 1992 to $646,611 for 1993 (a 337% increase). During 1992, the Ada System was launched and SG&A increased significantly due to the expense incurred in launching such system and additional accounting and support costs and sales commissions relating to the increasing number of subscribers. These factors and the expense incurred in launching two more systems and constructing two other systems caused the increase in SG&A for 1993 as compared to 1992. SG&A increased 547% to $4,183,307 in 1994 compared to $646,611 in 1993, principally due to the commencement of the direct payment of compensation to certain of Heartland's executive officers who had previously served as consultants and the addition of personnel, and, to a lesser extent, increased sales commissions relating to the increasing number of subscribers, bonuses to management and employees, implementation of a group health insurance plan and the expenses of being a public company.

     Depreciation and Amortization. Depreciation and amortization expense includes depreciation of systems and equipment and amortization of channel rights and the excess of cost over fair value of net assets acquired. Depreciation and amortization relating to the Ada System equipment and channel rights began in 1992 and totaled $34,920. Depreciation and amortization expense for the year ended December 31, 1993 included depreciation on the equipment in the Ada, Enid, Monroe and Midland Systems as well as amortization of channel rights for such systems and totaled $138,560, a 297% increase over the same period in 1992 during which only the Ada System was operational. Depreciation and amortization expense for 1994 increased 692% to $1,097,668 compared to $138,560 in 1993. The increase was due to additional systems and equipment in connection with systems launched throughout 1994, and increased amortization expense on leased license investment of systems in operation and excess of cost over fair value of net assets acquired related to the acquisition of U.S. Wireless and the acquisition of minority interests in certain other subsidiaries of Heartland. Heartland anticipates that depreciation and amortization expense will increase as a result of such acquisition of minority interests in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest Expense. In 1993, Heartland incurred interest expense of $82,916 compared to $1,392 in 1992 due to an increase in borrowed funds. In 1994, Heartland incurred interest expense of $589,767, which included non-cash interest of $301,125 related to one month's interest on the Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). The remaining interest expense is principally related to (i) the portion of that bridge loan provided by Internationale Nederlanden (U.S.) Capital Corporation ("ING") in the original amount of approximately $10.0 million which closed during July, 1994 (the "ING Bridge Loan") that was used by RuralVision Joint Venture to acquire certain RuralVision Assets that Heartland expects to retain and (ii) interest expense on short-term borrowings that were repaid in connection with Heartland's initial public offering in April 1994.

     Interest Income. Interest income for the year ended December 31, 1994 relates to interest earned on Heartland's cash equivalents since the Initial Public Offering.

     Other Expenses. Other expenses are comprised primarily of other non-operating expenses. In 1992, Heartland incurred $18,003 of other non-operating expenses. For the year ended December 31, 1993,

Heartland incurred $60,467 of other non-operating expenses, which included a charge of $57,163 relating to a settlement with a formerly affiliated installation company (see Note 9 of Notes to Consolidated Financial Statements appearing as pages F-17 to F-18 elsewhere in this Proxy Statement). In 1994, Heartland incurred a recapitalization charge of $205,575. This charge related to costs incurred in connection with a rescinded offering of securities.

     Minority Interests. In connection with the development of certain wireless cable markets, Heartland has sold stock in certain of its subsidiaries principally for cash. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in such systems. Minority ownership interests in such subsidiaries range from 5% to 49.9999% (other than (i) Northern Oklahoma Wireless Cable, Inc., serving the Enid, Oklahoma area, in which minority interest holders own 18% of the outstanding common stock and 100% of the outstanding preferred stock; and (ii) Central Oklahoma Wireless Cable, Inc., serving the Ada, Oklahoma area, in which minority interest holders own 50% of the outstanding preferred stock). Minority interests in earnings of subsidiaries of $19,106 and $35,111 for the years ended December 31, 1992 and 1993, respectively, relate to the minority interest owners' share of net earnings from the Ada System and net losses from the Enid System subsidiaries and dividends on preferred stock of the Ada and Enid System subsidiaries. The increase in the minority interests in earnings of subsidiaries during these periods is related to increased earnings in the Ada System, offset partially by losses during 1993 in the Enid System. Minority interests in losses of subsidiaries of $20,108 for the year ended December 31, 1994 relate to the minority interest owners' share of net earnings from the Ada System subsidiary through April 1994, losses of the Enid System subsidiary and dividends on preferred stock issued by the Ada System ($16,715) and Enid System ($19,600) subsidiaries. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

     Income Tax Benefit. Income tax benefit of $1,594,963 for the year ended December 31, 1994 represents the tax benefit related to Heartland's net operating losses incurred during the period April 28, 1994 through December 31, 1994. Heartland has recognized such tax benefit to the extent of future reversals of existing taxable temporary differences.

     Net Loss. During 1991, Heartland had no revenues and incurred a loss of $66,158, primarily due to SG&A. During 1992, Heartland's Ada System was launched and generated operating income of $71,071 on total revenues of $205,382, which substantially offset Heartland's expenses. Heartland incurred a net loss of $50,822 for the year ended December 31, 1992, primarily due to the increase in SG&A at the corporate level, the increase in other non-operating expenses and accrued dividends on preferred stock of subsidiaries. For 1993, Heartland's Ada System generated operating income of $256,856 on total revenues of $602,837. Nonetheless, due to increased SG&A related to the development of Heartland's other wireless cable markets and increased other expenses (including a settlement charge of $57,163), Heartland incurred a net loss of $406,101. As a result of the above factors, for the year ended December 31, 1994, Heartland incurred a net loss of $3,043,321 as compared to a net loss of $406,101 for the same period in 1993. Heartland expects to continue to incur net operating losses at least through the end of 1996.

RESULTS OF OPERATIONS FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1994

     Revenues consist principally of subscription revenues, installation fees (for 1994 periods) and sales of receive-site equipment to subscribers. Subscription revenues principally consist of monthly fees paid by subscribers for the basic programming package and for premium programming services. Subscription revenues for the nine-month period ended September 30, 1995 increased to $9,292,837 from $984,299 for the same period in 1994, an increase of 944%. Subscription revenues for the three-month period ended September 30, 1995 increased to $4,176,855 from $359,595 for the same period in 1994, an increase of 1,062%. The increase in subscription revenues is principally attributable to a 891% increase in the average number of subscribers for the first nine months of 1995 compared to the same period in 1994. The increase in subscribers is due to Heartland launching two systems in the third quarter of 1994 (Lawton, Oklahoma and Laredo, Texas) and two systems in the fourth quarter of 1994 (Ardmore, Oklahoma and Mt. Pleasant, Texas); the acquisition of two operating systems in the fourth quarter of 1994 (Lindsay, Oklahoma and Milano, Texas); the acquisition of one system (Shaw, Kansas) in the first quarter of 1995; the launching of the system in Texarkana, Texas in the first quarter of 1995; the acquisition of one system (Lubbock, Texas) and the launching of five systems in Illinois (McLeansboro, Vandalia, Olney and Taylorville) and Stillwater, Oklahoma in the second quarter of 1995; the launching of the systems in Peoria, Illinois, Manhattan, Kansas, Olton and O'Donnell, Texas, Grand Rapids, Michigan, and Monroe City, Missouri in the third quarter of 1995; and the acquisition of the operating systems in Bucyrus, Ohio, Paragould, Arkansas and Sikeston, Missouri in the third quarter of 1995. The number of subscribers in Heartland's wireless cable systems increased to 64,350 at September 30, 1995 compared to 43,500 at June 30, 1995.

     On a "same system" basis (comparing systems that were operational for all of each of the three-month periods ended September 30, 1994 and 1995), subscription revenues increased $1,102,038 or 301%, to $1,468,157 as compared to $380,648 for the three-month period ended September 30, 1994. Same systems during this period consisted of Heartland's Ada, Wichita Falls, Midland, Abilene and Enid systems. The average number of subscribers in these systems increased approximately 331% during the three months ended September 30, 1995 as compared to the same period in 1994.

     For the three and nine months ended September 30, 1994, revenues included installation fees of $54,530 and $100,159, respectively. Installation fees for the three and nine months ended September 30, 1995 of $63,355 and $452,853, respectively, were offset against direct costs of subscriber installations (See note 2 to consolidated condensed financial statements regarding change in accounting method). Sales of receive-site equipment to subscribers were $205,068 in 1994 (none in 1995). The increase in installation fees is due to the increased number of installations during the three- and nine-month periods ended September 30, 1995, partially offset by lower per subscriber installation charges in certain systems, compared to the same period of 1994. Installation fees vary widely by system based on local market conditions. Recently, Heartland has waived installation charges as part of selected promotional campaigns. Since Heartland's Initial Public Offering, predominately all new subscribers rent, rather than purchase, receive-site equipment, resulting in decreased revenues from the sale of receive-site equipment during the nine-month period ended September 30, 1995 compared to the nine-month period ended September 30, 1994.

     Systems operations expenses include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and repairs and maintenance expenditures. Programming costs, cost of program guides and channel lease payments (with the exception of minimum payments) are variable expenses which increase as the number of subscribers increases. Systems operations expenses for the three- and six-month periods ended September 30, 1995 increased 775% to $1,326,358 from $151,499 and 804% to $2,894,074 from
$320,029 compared to the same periods in 1994. This increase is attributable primarily to the 416% and 700% increases, respectively, in the average number of subscribers for such periods in 1995 compared to such periods in 1994 and rental expense under channel rights lease agreements of $977,241 related to non-operational systems.

     Costs of goods sold include the cost of receive-site equipment sold to subscribers. The decrease in costs of goods sold of $65,808 and $235,025 for the three- and nine-month periods ended September 30, 1995 from the same periods in 1994 is related to the corresponding decrease in sales of receive-site equipment.

     SG&A increased 139% to $2,796,889 from $1,169,598 and 265% to $7,449,699 from $2,042,124, respectively, for the three- and nine-month periods ended September 30, 1995 and 1994, respectively. Heartland has experienced increasing SG&A as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers. Additionally, SG&A increased during the first half of 1995 as compared to the corresponding period in 1994 due to the implementation of a group health insurance plan in August 1994 and investor relations expenses.

     Depreciation and amortization expense for the nine-month period ended September 30, 1995 increased 847% to $3,966,120 from $418,960 for the corresponding period in 1994. Additionally, depreciation and amortization expense for the three-month period ended September 30, 1995 increased 764% to $1,948,576 from $229,055 for the corresponding period in 1994. The increase is due to additional systems and equipment related to systems launched and acquired in 1994 and 1995 and additional amortization expense on leased license investment of systems in operation and excess of costs over the fair value of assets acquired due to acquisitions of minority interests. Heartland anticipates that depreciation and amortization expense will increase as a result of the minority interests exchange offer in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest expense increased to $8,908,459 for the nine-month period ended September 30, 1995 from $128,789 for the corresponding period in the preceding year. Interest expense increased to $4,516,446 for the three-month period ended September 30, 1995 from $72,089 for the corresponding period in the preceding year. The increase is principally due to the accretion on the Convertible Notes that were issued in the fourth quarter of 1994 and the interest on Heartland's 13% Senior Notes due 2003 that were issued on April 26, 1995.

     Interest income increased to $1,034,441 from $91,130 and $2,044,092 from $189,308, respectively, for the three and nine-month periods ended September 30, 1995 compared to the same periods in 1994, principally due to interest earned on the increase in Heartland's cash equivalents since the initial public offering in April 1994 and Heartland's debt offerings in November 1994 and April 1995.

     Equity in losses of RuralVision Joint Venture for the nine-month period ended September 30, 1995, relates to the Heartland's 50% share of losses related to the joint venture for the period January 1, 1995 through January 27, 1995.

     Income tax benefit increased to $1,307,137 from $649,510 for the nine-month period ended September 30, 1995 compared to the same period in 1994. Income tax benefit has been recognized to the extent deferred tax assets can be realized through future reversals of existing taxable temporary differences.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Since inception, Heartland has expended funds to lease or otherwise acquire channel rights in various markets and systems in operation, to construct or acquire operating systems in more than 30 markets, to commence construction of the systems under construction, to install equipment in new subscribers' homes and to finance initial operating losses and other working capital requirements. Heartland intends to expand the Existing Systems and launch additional wireless cable systems and may require funds therefore in excess of the funds currently available to it.

     Heartland's capital expenditures during the years ended December 31, 1992, 1993 and 1994 were approximately $1.4 million, $5.1 million, and $44.5 million, respectively. For the nine months ended September 30, 1994 and 1995, Heartland's capital expenditures were approximately $18.1 million and $44.0 million, respectively. Such expenditures were primarily for the construction and expansion of Heartland's wireless cable systems installation of equipment in new subscribers' homes and the acquisition of operating systems and channel rights in other markets.

     Heartland estimates that a launch of a wireless cable system in a typical market (assuming an initial programming package of 12 channels) will involve the initial expenditure of approximately $350,000 to $500,000 for wireless cable system transmission equipment and tower construction and incremental installation costs of approximately $395 to $435 per subscriber for equipment, labor and overhead charges and direct commissions. Other launch costs include the cost of securing adequate space for marketing and warehouse facilities, as well as costs related to employees. As a result of these costs, operating losses are likely to be incurred by a system during the start-up period. Subsequent additions of transmission equipment to enhance the channel offering of the system will approximate $400,000, but may vary depending upon the power of the transmission equipment.

     Heartland expects that under its current plans it will have capital expenditures of approximately $13 million during the fourth quarter of 1995 and $60.0 million in 1996 for system construction, development, launch and expansion activities associated with its current operating systems, systems under construction, near-term launch markets and certain long-term launch markets. Heartland currently expects to launch an aggregate of approximately 20, and as many as 25, systems during the period from November 1995 through the end of 1996. Heartland does not anticipate any other material capital requirements, except as set forth below with regard to certain assets to be acquired in connection with the Transactions by Heartland. Heartland expects to continue to incur significant capital expenditures in 1997 and subsequent years in connection with system construction, development, launch and expansion activities.

     Under Heartland's existing debt structure, no material principal or interest payment obligations are required (other than accrued interest due under the Senior Notes which has been escrowed through April 1997) until October 1997. Commencing in October 1997 and every six months thereafter through April 2003, semi-annual accrued interest of $6.5 million under the Senior Notes is due and payable.

     On April 26, 1995, Heartland sold 100,000 Units (the "Units") consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock. Heartland placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. Additionally, Heartland has used approximately $9.5 million in connection with acquisitions for operating systems in Lubbock, Texas and wireless cable channel rights in Tulsa, Oklahoma. During the second and third quarter of 1995, Heartland has sold certain wireless cable channel rights in 12 markets for approximately $3.3 million in cash and a $562,500 note receivable, plus additional contingent consideration of up to $280,000 in cash. Additionally, Heartland has contributed other wireless cable markets for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10 million in notes which was paid upon consummation of an equity and debt offering by Wireless One and in November 1995, Heartland entered into an agreement to sell its wireless cable channel rights in Flippin, Tennessee for $1.5 million in cash. Heartland intends to use the balance of the net proceeds of the sale of the Units, together with cash on hand and cash generated from operations or sale of assets, for system construction, development, launch and expansion activities, to provide working capital and for other general corporate purposes. Subject to certain limitations set forth in the indenture relating to the Notes (the "Indenture"), Heartland may use a portion of such net proceeds to acquire additional wireless cable channel rights, including the purchase of MDS and multichannel MDS ("MMDS") wireless cable channel rights in the December 1995 BTA auction.

     Upon consummation of the Transactions, Heartland, directly or through its ownership of AWS and CMAX, will be required to pay between $15 million and $20 million of liabilities associated with the assets acquired in the Transactions. Such liabilities include bank indebtedness, payables, severance obligations and similar liabilities which will be due and owing upon, or shortly following, consummation of the Transactions. As a result of consummating the Transactions, Heartland expects that it will incur additional capital expenditures of approximately $15.0 million in 1996 for system construction, development, launch and expansion activities associated with the acquired operating systems and other acquired markets that it expects to launch in 1996. All of the operating markets to be acquired and retained are currently generating positive monthly operating cash flow which will supplement Heartland's capital needs in 1996.

     In connection with the Newco Transaction, Heartland expects to receive $28.3 million in cash payable by Newco at the closing and a promissory note in the principal sum of $25 million payable nine (9) months from the closing. Heartland expects that the remaining proceeds from the sale of the Units and the proceeds from the Newco Transaction, together with cash on hand and cash generated from operations, will be sufficient to satisfy Heartland's capital needs through at least the end of 1996. In order to accelerate its growth rate, to respond to competitive pressures or regulatory changes and, subject to certain limitations set forth in the Indenture, to finance the acquisition of additional wireless cable channel rights and businesses, general corporate activities and the launch or build-out of additional systems, Heartland may, subject to the provisions of the note purchase agreement relating to the Convertible Notes (the "Note Purchase Agreement") and the Indenture, supplement its existing sources of funds with financing arrangements at the operating system level, or through additional borrowings, the sale of debt or equity securities, joint ventures or other arrangements. Heartland is presently in the initial stages of locating and negotiating for a suitable revolving credit facility consistent with the terms of the Indenture and Note Purchase Agreement with one or more third parties. Assuming such financing can be secured on acceptable terms, management of Heartland currently intends to draw down funds under such facility upon consummation of the Transactions to repay certain of the obligations incurred or assumed in the Transactions. No assurance can be given that Heartland will locate such an acceptable credit facility. As a further capital resource, subject to the terms of the Note Purchase Agreement and the Indenture, Heartland may sell or lease certain wireless cable channel rights as appropriate opportunities become available.

     As an alternative source of financing, Heartland believes a primary factor in obtaining debt financing at the operating system level is the generation of positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems are generating positive monthly cash flow. Heartland expects that the other Existing Systems and the wireless cable systems anticipated to be launched will generate positive monthly operating cash flow, typically within six months from commencement of operations and after attaining 1,500 subscribers, thereby making further bank debt financing available at the operating system level. There can be no assurance, however, that such positive operating cash flow will be generated or will be maintained or that debt financing will be available.

     Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

INCOME TAX MATTERS

     Heartland and certain of its subsidiaries will file a consolidated Federal tax return. Subsidiaries in which Heartland owns less than 80% of the voting stock will file separate Federal tax returns. Heartland has had no material state or Federal income tax expense since inception. As of December 31, 1994, Heartland had approximately $2.9 million in net operating losses for tax purposes, expiring in years 2005 through 2009. The Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of loss carryforwards that a company can use to offset future income upon the occurrence of certain changes in ownership. As a result of the investment in Heartland by Hunt Capital and the Initial Public Offering, Heartland has undergone more than a 50% change in ownership and will therefore be limited in its utilization of its tax loss carryforwards.

INFLATION

     Heartland's management does not believe that inflation has had or is likely to have any significant impact on Heartland's operations. Management believes that Heartland will be able to increase subscriber rates, if necessary, to keep pace with inflationary increases in costs.

OTHER

     Heartland does not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Accounting Standards Nos. 106 and 112.

     Heartland currently intends to adopt Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" in 1996 with respect to its financial statement disclosure. Heartland does not intend to change its accounting method with regard to this statement.

                    RECOMMENDATIONS OF THE HEARTLAND BOARD;
                        OPINIONS OF HEARTLAND'S ADVISOR

RECOMMENDATIONS OF THE HEARTLAND BOARD OF DIRECTORS

     THE HEARTLAND BOARD HAS APPROVED AND ADOPTED EACH OF THE AGREEMENTS AND THE RELATED TRANSACTIONS AND RECOMMENDS THAT HOLDERS OF HEARTLAND COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE ISSUANCE OF HEARTLAND COMMON STOCK IN CONNECTION THEREWITH. SEE "INFORMATION CONCERNING HEARTLAND -- CALCULATION AND LISTING OF SHARES TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS" FOR INFORMATION REGARDING THE NUMBER OF SHARES OF HEARTLAND COMMON STOCK ISSUABLE IN THE TRANSACTIONS.

     The Heartland Board believes that each Transaction is fair to and in the best interest of the Heartland stockholders. The terms of each of the Transactions are the result of arms length negotiations between Heartland and CMAX, AWS, FTW Partnership, Minneapolis Partnership and TSC, respectively, with each such party conducting its own analysis and acting with the advice of its own legal counsel. In negotiating such terms, the Heartland Board considered various factors hereafter described. L. Allen Wheeler, David E. Webb and Hunt Capital, holders of a majority of the outstanding Heartland Common Stock, have contractually agreed to vote their shares of Heartland Common Stock in favor of the CMAX Merger and have expressed their current intent to vote in favor of adopting and approving each of the other Agreements and the Transactions contemplated thereby. Thus, assuming such parties vote in favor of the Transactions, the approval of the Heartland stockholders is assured.

     The Heartland Board approved each Transaction at a special meeting on September 7, 1995, with each Director, other than L. Allen Wheeler, voting in favor of each Transaction. Mr. Wheeler voted in favor of each of the Transactions other than the CMAX Merger. Mr. Wheeler has an indirect beneficial interest of less than 5% of CMAX Common Stock. After disclosing his beneficial ownership of CMAX Common Stock to the Heartland Board, Mr. Wheeler abstained from voting with regard to the CMAX Merger. The Heartland Board reaffirmed its prior approval of each of the Transactions at a special meeting on November 29, 1995.

BACKGROUND OF THE TRANSACTIONS

     In late May 1995, the Heartland Board reviewed a management proposal to acquire AWS, and authorized officers of Heartland to proceed with negotiations toward a definitive agreement. Thereafter, Heartland's management engaged in negotiations with AWS and on May 25, 1995, Heartland entered into a non-binding letter of intent with AWS providing for the potential acquisition of AWS by Heartland. Pursuant to this letter of intent, Heartland paid $200,000 to AWS for an exclusive "no shop" agreement pursuant to which AWS agreed, subject to certain conditions, to refrain from seeking transactions with third parties during the period from May 26, 1995 through June 26, 1995. The termination of AWS's no shop obligation was subsequently extended until June 30, 1995. Further, in connection with entering into the letter of intent with AWS, Heartland loaned AWS $1.8 million on May 26, 1995, which loan bears interest at prime rate plus 2% and is secured by a first lien security interest in and to the wireless cable channel rights of AWS in the Dallas, Texas wireless cable market (the "AWS Loan").

     During May 1995, at the invitation of CAI Wireless Systems, Inc. ("CAI"), representatives of Heartland met with representatives of CAI and Bell Atlantic Corporation ("Bell Atlantic"). Heartland, CAI and Bell Atlantic discussed a potential transaction pursuant to which CAI or Bell Atlantic would acquire CMAX, Heartland would acquire AWS and the assets of the two acquired entities would be jointly contributed to a venture (the "Proposed Venture") to be owned by CAI and/or Bell Atlantic and Heartland together with a cash component payable to Heartland. At this time, Bell Atlantic was a substantial investor in CAI and CAI had approached CMAX about a purchase of CMAX Common Stock held by Charter Wireless, but no other affiliation existed among CAI, Bell Atlantic, AWS, CMAX and/or Heartland. The proposed transaction included contributions by Heartland of wireless cable television channel rights and related assets in Heartland's existing Texas markets. Management of Heartland believed that this proposed transaction offered it an ability to participate in the development and exploitation of wireless cable television services in Texas markets such as Dallas, Fort Worth and San Antonio that were outside of its traditional rural market focus. In the proposed transaction, Heartland would have contributed certain markets located in Texas currently held by it and the Dallas and Fort Worth markets to be obtained from AWS and FTW Partnership. CAI and/or Bell Atlantic would have contributed the San Antonio, Austin, Temple/Killeen, Waco, Sherman/Denison, Lubbock, Athens and Amarillo, Texas markets to be obtained from CMAX. Following the consummation of this transaction, the Proposed Venture would have retained or otherwise disposed of
(i) the Minneapolis system contributed by Heartland and to be obtained from AWS and the Minneapolis Partnership, (ii) AWS's channel rights in Memphis and Los Angeles contributed by Heartland and to be obtained from AWS and (iii) CMAX's channel rights in Salt Lake City contributed by CAI and/or Bell Atlantic and to be obtained from CMAX. Heartland was informed on May 24, 1995 that CMAX had signed a "no shop" agreement with Bell Atlantic, reflecting Bell Atlantic's interest in directly investing in the wireless cable industry outside of its regional service area, pursuant to which CMAX agreed to discontinue discussions with other potential investors or acquiring parties. Heartland then proceeded to negotiate the structure of the AWS acquisition. Heartland offered to acquire the assets of AWS in exchange for, at Heartland's option, cash or Heartland Common Stock. AWS rejected that proposal when the parties' respective tax counsel advised that the transaction might be treated as a taxable asset acquisition followed by a taxable liquidation of AWS, resulting in two layers of tax on the consideration received by the AWS Stockholders. The parties agreed that a cash purchase of assets would cause such result. The parties also did not believe a tax-free reorganization was possible, since Heartland's disclosed divestiture plan of substantially all of the AWS assets would prevent the transaction from satisfying the continuity of enterprise test of the reorganization rules. Also, Heartland determined not to proceed with a purchase of the AWS Common Stock for cash following termination of the discussions with CAI and Bell Atlantic for the formation of the Proposed Venture (which would have been the source of financing the transaction). After substantial analysis and negotiations, Heartland then offered to acquire all of the AWS Common Stock for Heartland Common Stock in a merger. Shortly thereafter, Heartland provided a first draft of the AWS Merger Agreement. Significant negotiations occurred through early July (notwithstanding the termination of the letter of intent on June 30, 1995) concerning specific terms of the AWS Merger Agreement. Also, during this time period representatives of Heartland commenced negotiations with representatives of FTW Partnership and the Minneapolis Partnership.

     In mid-July 1995, Heartland was informed that Bell Atlantic had terminated its no shop agreement with CMAX and had discontinued negotiations with CMAX citing a lack of interest in investing in the wireless cable industry directly. Upon being informed of Bell Atlantic's decision not to pursue the acquisition of CMAX, Heartland disclosed this fact to AWS management, with each company jointly agreeing not to extend the exclusivity provisions of the letter of intent. However, representatives of Heartland and AWS continued general discussions with regard to a potential transaction. Further, general discussions continued between Heartland and FTW Partnership and Minneapolis Partnership. Heartland continued discussions with AWS, FTW Partnership and Minneapolis Partnership because it believed that notwithstanding the termination of exclusivity of negotiations between CMAX and Bell Atlantic, an opportunity to utilize some or all of the assets acquired from AWS, FTW Partnership and Minneapolis Partnership would likely present itself prior to the consummation of such transactions. Such belief was based in part upon management's belief that providers of wireless cable television services were likely to seek to consolidate their markets geographically in the future, and that any other party conducting discussions with CMAX would be interested in acquiring the Dallas and Fort Worth markets Heartland would acquire from AWS.

     On August 17, 1995, the Heartland Board met to discuss the decision of Bell Atlantic not to pursue the acquisition of CMAX. Among other items discussed, the Heartland Board considered a potential acquisition of CMAX, together with a potential acquisition of AWS and the FTW Interest and Minneapolis Interest and a plan for utilizing the assets of these entities once acquired. In general, the Heartland Board proposed to contribute assets relating to the Dallas, Fort Worth, Los Angeles, Memphis, Minneapolis, San Antonio and Salt Lake City markets to a newly formed entity in exchange for common stock, cash and notes. Consistent with the view of Heartland's management that providers of wireless cable television services would seek to consolidate their markets geographically, Heartland's Board felt that Heartland's financial strength would permit it to participate in the consolidation process and to obtain in connection therewith an ongoing economic interest in the development and exploitation of wireless cable television services, particularly in Texas, without requiring Heartland to modify its strategic market approach of concentrating on rural markets underserved by traditional cable television. Following its discussion of these matters, the Heartland Board authorized its executive officers to negotiate and execute a non-binding letter of intent to acquire CMAX at a valuation of $8.50 per share of CMAX Common Stock and to negotiate and execute an exclusive negotiating agreement with AWS pursuant to which AWS would agree to negotiate exclusively with Heartland regarding a potential transaction involving it or its assets and Heartland would pay a $350,000 fee to AWS (in the form of a cancellation of a portion of the outstanding balance of the AWS Loan). At this meeting, the Heartland Board noted that the potential acquisition of CMAX and AWS would require the consent of the holders of Heartland's Senior Discount $100 million 13% Notes Due 2003 (the "Noteholders"). The Heartland Board also noted that Heartland had previously committed to seek the consent of the Noteholders to consummate the Wireless One Transaction (See "Information Concerning
Heartland -- Recent Transactions"), and that the potential acquisition of CMAX and AWS (including the FTW Interest and the Minneapolis Interest), together with potential divestitures of certain of the acquired assets, could be sought in a single solicitation. Following extensive discussion, the Heartland Board further authorized Heartland management to undertake a solicitation of the Noteholders to seek consent to the Wireless One Transaction, and, assuming approval of definitive agreements by the Heartland Board, the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction and any further transactions negotiated by management of Heartland relating to CMAX, AWS, FTW Partnership, Minneapolis Partnership or their respective assets. Thereafter, the Heartland Board further authorized that such solicitation include consent to the TSC Transaction.

     Following the August 17, 1995 Heartland Board meeting, Heartland approached CMAX with a proposal for a merger at a valuation of $8.50 per share of CMAX Common Stock. On August 24, 1995, CMAX signed a letter of intent with Heartland to merge with a subsidiary of Heartland at a valuation of $8.50 per share of CMAX Common Stock in a stock-for-stock merger. The definitive CMAX Merger Agreement was signed on September 11, 1995.

     On August 17, 1995, Heartland and AWS entered into the exclusive negotiating agreement previously authorized by the Heartland Board and, following further negotiations, the definitive AWS Merger Agreement providing for the merger of AWS with a subsidiary of Heartland at a valuation of $34 million of Heartland Common Stock was signed on September 11, 1995.

     In August and continuing through early September 1995, Heartland continued negotiations with FTW Partnership and Minneapolis Partnership and (i) on August 16, 1995 executed a letter of intent with FTW Partnership providing for the acquisition of the FTW Interest for a purchase price of $13.3 million to be paid in Heartland Common Stock, and (ii) on September 1, 1995 executed a letter of intent with the Minneapolis Partnership providing for the acquisition of the Minneapolis Interest for $18 million (together with the assumption of an approximate $2.2 million loan owed by the Minneapolis Partnership to AWS) to be paid in Heartland Common Stock. On October 4, 1995 Heartland and FTW Partnership executed the definitive FTW Agreement and Heartland and the Minneapolis Partnership executed the definitive Minneapolis Agreement.

     During August 1995, Heartland also held discussions with TSC which were initiated by TSC through its financial advisor concerning the potential acquisition by Heartland of substantially all of Technivision's assets (consisting of the wireless cable television systems of Dayton, Ohio and Corpus Christi, Texas and channel rights in El Paso, Texas). On September 5, 1995, Heartland and TSC entered into a letter of intent providing for the acquisition by Heartland of substantially all of the assets of Technivision in a tax free reorganization, with the consideration to be paid in Heartland Common Stock with a value equal to the difference between $37 million less any and all liabilities of TSC to be assumed by Heartland. The definitive TSC Agreement was executed on October 19, 1995.

     At a meeting on September 7, 1995, the Heartland Board approved the execution of definitive agreements with respect to each Transaction, subject to customary closing conditions including receipt of approval or consent from the Noteholders and of Jupiter Partners L.P., the holder of Heartland's Subordinate $40 million 9% Convertible Notes due 2004 ("Jupiter"). At that meeting, discussions continued concerning each of the Transactions, including analysis of potential divestiture plans associated with certain of the assets to be acquired. The Heartland Board reiterated its belief that participating in the ownership of an entity operating wireless cable television systems focused in certain urban markets, particularly in Texas, offered Heartland the opportunity to participate in the development and exploitation of attractive markets that were outside of its traditional rural market focus.

     On September 11, 1995, Heartland secured the approval of Jupiter to consummate the CMAX Merger Agreement. In September 1995, Heartland secured the approval of the Noteholders to consummate all of the Transactions. In September 1995, Heartland secured the consent of Jupiter to execute the AWS Merger Agreement, the FTW Agreement and the Minneapolis Agreement (consent to execute the TSC Agreement by Jupiter was not required) and to proceed forward, but not to consummate, any of the Transactions other than the CMAX Merger without Jupiter's further written consent. On October 31, 1995, Jupiter extended, until December 1, 1995, Heartland's right to continue to proceed forward, but not to consummate (other than the CMAX Merger), the Transactions. On November 29, 1995, Jupiter (i) extended until the expected closing dates, Heartland's right to continue to proceed forward with, but not to consummate, the AWS Transaction, the FTW Transaction and the Minneapolis Transaction, and (ii) consented to the consummation of the TSC Transaction, assuming TSC agreed to extend the termination date of the TSC Agreement from January 31, 1996 until February 29, 1996.

     Commencing in September 1995, Steven G. Johnson, the Chief Executive Officer of AWS, began to accompany representatives of Heartland to certain meetings relating to the sale or other disposition of the Heartland Disposition Assets. At these meetings, Heartland asked Mr. Johnson to address, from time to time, questions raised by third parties regarding the assets of AWS constituting part of the Heartland Disposition Assets. Mr. Johnson attended each of the meetings to which he was invited as a representative of AWS, consistent with AWS's rights and obligations under its agreements with Heartland. Mr. Johnson was not compensated by Heartland in connection with these meetings nor was he specially compensated by AWS therefor.

     On October 1, 1995, Heartland retained Lazard Freres & Co. LLC ("Heartland's Advisor") to provide financial advisory services with respect to the Transactions and entered into an engagement letter in connection therewith. Heartland's Advisor was not involved directly in the negotiation of any of the Transactions or the Newco Transaction. See "-- Opinions of Heartland's Advisor" for a summary of the fairness opinions delivered by Heartland's Advisor with respect to the Transactions and the Newco Transaction.

     During September and October, 1995 Heartland met with representatives of Pacific Telesis Co. (with AWS's approval) to discuss the divestiture of AWS's Los Angeles, California channel rights. These negotiations terminated, without an agreement in principle, on November 9, 1995.

     During October and continuing through early December 1995, Heartland met with representatives of CAI regarding the Newco Transaction. Following extensive negotiations, and certain limited agreements regarding the conduct of their respective businesses during the pendency of such negotiations, effective December 12, 1995, Heartland and CAI entered into the Participation Agreement, pursuant to which Heartland or its subsidiaries agreed to contribute or sell to Newco the wireless cable assets and all related liabilities of the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline, Michigan, Napoleon/Bloom Center, Indiana markets currently owned by Heartland and the Dallas, Ft. Worth and San Antonio, Texas, Dayton, Ohio, Salt Lake City, Utah and Minneapolis markets to be acquired in the Transactions for consideration consisting of (i) shares of Newco Common Stock constituting approximately 39.76 percent of the outstanding shares of Newco Common Stock at the closing (subject to potential dilution), (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine months from the closing and secured by proceeds from the contemplated Newco Financing, and (iv) a promissory note in the sum of $15 million payable ten years from the closing, and pre-payable from, among other items, asset sales and any proceeds from any initial public offering consummated by Newco. CAI will contribute to Newco all of the capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities associated with the Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California markets, all of which are currently held by CAI or its subsidiaries. The Heartland Board required that the Newco Transaction close contemporaneously with or immediately following consummation of the Transactions. The Heartland Board believed that consummation of the Transactions, together with consummation of the Newco Transaction, would allow Heartland (A) to acquire additional wireless cable television systems and channel rights (i) consistent with Heartland's rural market focus and (ii) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (B) through Newco, the opportunity to participate in the development and exploitation of larger wireless cable television systems, particularly in the state of Texas, without requiring Heartland to modify its strategic market approach of concentrating on rural markets under served by traditional cable television. Heartland's Board determined that Heartland's existing markets of Maysville and Sweet Springs, Missouri, Grand Rapids/Moline, Michigan and Napoleon/Bloom Center, Indiana should be contributed to Newco because of such markets strategic fit with Newco and because such markets did not otherwise fit within Heartland's long-term strategic plan.

     The Heartland Board determined that the consideration to be received from Newco was favorable both with respect to the cost of obtaining the assets to be contributed thereto and in relation to the markets contributed by CAI in exchange for CAI's interest in Newco. At a special meeting of the Heartland Board on December 5, 1995, the Heartland Board authorized its executive officers to execute the Participation Agreement and to proceed forward with consummation of the Newco Transaction, subject to satisfaction of all customary closing conditions, including without limitation, Newco obtaining the Newco Financing on terms satisfactory to Heartland, certain regulatory approvals, receipt of certain consents, and satisfactory due diligence review by Heartland of the CAI assets to be contributed to Newco.

     In connection with its discussions with third parties regarding the Heartland Disposition Assets, representatives of Heartland and AWS entered into discussions with TruVision Cable, Inc. ("TruVision") relating to the sale by AWS and Heartland, respectively, of the Memphis and Flippin, Tennessee markets to TruVision. On November 7, 1995, AWS and Heartland entered into definitive agreements with TruVision, pursuant which TruVision will acquire AWS's Memphis market for $3.9 million and Heartland's Flippin, Tennessee market for $1.5 million. The closing of these transactions is subject to various conditions, including (i) resolution of certain issues relating to AWS's channel rights and
(ii) other customary closing conditions.

     Heartland's Board elected to sell its wireless cable channel rights in Flippin, Tennessee and those to be obtained from AWS in Memphis because the Board determined that the Memphis market was larger than Heartland's traditional markets and thus outside of its traditional demographic focus and that the Flippin market's proximity to Memphis made development of that market otherwise than in connection with the Memphis market less attractive. Further, such sale facilitated the settlement of certain prior litigation commenced by TruVision against AWS and Heartland.

     Heartland's management continues to review options relative to the direct sale of the wireless cable channel rights of AWS in the Los Angeles, California market to a third party and will seek to dispose of such rights following consummation of the AWS Transaction.

BOARD DELIBERATIONS

     As part of its deliberations, the Heartland Board reviewed its strategy to increase its subscriber base and LOS households through the acquisition of wireless cable television systems and channel rights. Further, the Heartland Board reviewed Heartland's strategy of focusing on rural markets with the geographic area roughly consisting of the central and southwestern regions of the United States. The Heartland Board also reviewed industry trends, including the current and future perceived value of wireless cable television channel rights and belief by Heartland's management that a trend toward consolidation, both geographically and otherwise was underway, and that such trend was consistent with general and industry economic and competitive conditions.

     In reaching its conclusion to recommend approval of the Transactions, the Heartland Board contemplated the disposition of various of the assets to be acquired and took into account information concerning Heartland, CMAX, AWS, FTW Partnership, the Minneapolis Partnership and TSC acquired during the negotiating period and also considered, without assessing relative weights to, the following other factors which it believed in general supported approval of the
Transactions:

          (i) The terms and conditions of each Transaction, including the amount and form of consideration to be paid and the proposed consideration to be received with respect to the Heartland Common Stock to be issued.

          (ii) The historical and prospective business of Heartland, including among other things, the current financial and future prospects of Heartland and the Combined Company, the strategic direction of Heartland's and the Combined Company's business, the current conditions in, and future prospects of, the wireless cable television industry, the competitive position of Heartland in that industry, the historical business and future prospects of CMAX, AWS and TSC, and the proposed divestiture of the assets to be acquired.

          (iii) The geographic location of the acquired markets, together with the anticipated divestitures, which would give Heartland the opportunity to increase its cluster of markets, particularly in the State of Texas, and to participate, through the Newco Transaction, in the development of Texas-based markets and other large markets outside of its traditional focus on small to mid-sized markets.

          (iv) The effect and likelihood of consummation of the planned divestiture of assets of the Combined Company, including analysis of the probable conditions precedent to the consummation thereof.

          (v) Historical data relating to market prices in the wireless cable television industry.

     The Heartland Board also considered a variety of potentially negative factors in its deliberation concerning the Transactions, including, but not limited to: (i) the potential effect on the market price of Heartland's Common Stock if holders of a substantial portion of the shares of Heartland Common Stock received in the Transactions determine to sell such shares following the closing; (ii) the aggregate indebtedness of the Combined Company following consummation of the Transactions, (iii) the possibility that the proposed divestiture plan for the Heartland Disposition Assets (particularly the Newco Transaction) might not be consummated promptly or on terms favorable to the Combined Company; and (iv) the other risks described under "Risk Factors".

     The Heartland Board believes that the CMAX Merger will provide Heartland with (i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (Amarillo, Athens, Austin, Lubbock, Sherman/Denison, Temple/Killeen and Waco, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (ii) wireless cable television systems and channel rights targeted for disposition (San Antonio, Texas and Salt Lake City, Utah) in the Newco Transaction. The Heartland Board also believes that the TSC Transaction will provide Heartland with (i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (El Paso and Corpus Christi, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (ii) a wireless cable television system targeted for disposition (Dayton, Ohio) in the Newco Transaction. The Heartland Board believes that Newco, following the Newco Transaction, will be better able to exploit the Heartland Disposition Assets being acquired by it than the Combined Company because those assets are outside of Heartland's traditional focus on small to middle sized markets but within Newco's expected focus on larger metropolitan areas. In addition, because of its larger size and anticipated financial resources, the Heartland Board believes that Newco will be better able to develop and operate those of the Heartland Disposition Assets to be acquired from AWS, FTW Partnership, the Minneapolis Partnership, CMAX and TSC than the respective entities from which they are being acquired. As a result, the Heartland Board expects the value of the cash, promissory notes and retained equity interest to be received by the Combined Company in exchange for the Heartland Disposition Assets will exceed the cost of the acquisition thereof, and further offer the Combined Company a more attractive way to participate in the exploitation of the markets represented thereby than retaining such assets. Notwithstanding its favorable determination regarding the Newco Transaction, the Heartland Board believes that if the anticipated divestiture of the Heartland Disposition Assets is not consummated, the AWS Merger, the FTW Transaction, the Minneapolis Transaction, the CMAX Merger (with respect to the Salt Lake City, Utah and San Antonio, Texas, markets) and the TSC Transaction (with respect to the Dayton, Ohio Market) will increase Heartland's competitive position in the industry by increasing the aggregate number and size of its wireless cable television systems at favorable acquisition costs. Such systems would then be held for disposition or strategic exchange for other systems which the Heartland Board believes would enhance Heartland's competitive position or better fit Heartland's strategic market focus.

     Based upon the foregoing, the Heartland Board believes that each of the Transactions is fair to and in the best interest of Heartland and its stockholders. Accordingly, the Heartland Board approved and adopted each of the Agreements.

OPINIONS OF HEARTLAND'S ADVISOR

     On October 1, 1995, Heartland retained Lazard Freres & Co. LLC ("Heartland's Advisor") to act as Heartland's financial advisor in connection with the Transactions. Pursuant to such engagement, Heartland's Advisor delivered to the Heartland Board separate written opinions, each dated January 12, 1996, for each of the Transactions to the effect that, based upon and subject to various considerations set forth in such opinion, as of such date, the consideration to be paid by Heartland to the Subject Entity (as defined below) or to the holders of the Subject Entity's common stock, as the case may be, in connection with the related Transaction is fair to Heartland from a financial point of view. In addition, pursuant to such engagement, Heartland's Advisor delivered to the Heartland Board its opinion, dated January 12, 1996, to the effect that, based upon and subject to various considerations set forth in such opinion, as of such date, the consideration to be received by Heartland in connection with the Newco Transaction is fair to Heartland from a financial point of view. No limitations were imposed by the Heartland Board upon Heartland's Advisor regarding the investigations to be made or the procedures to be followed by Heartland's Advisor in rendering its opinions. For purposes of this and the following paragraphs, references to the "Transactions" will include the Newco Transaction, references to the "Agreements" will include the Participation Agreement, and references to "Subject Entities" will mean, collectively, AWS, FTW Partnership, Minneapolis Partnership, CMAX, TSC and, unless the context otherwise requires, Newco.

     THE FULL TEXT OF THE HEARTLAND ADVISOR'S OPINIONS CONCERNING THE TRANSACTIONS, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, ARE ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. HOLDERS OF HEARTLAND COMMON STOCK ARE URGED TO READ THE OPINIONS CAREFULLY AND IN THEIR ENTIRETY. THE HEARTLAND ADVISOR'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION PAYABLE OR RECEIVABLE FROM A FINANCIAL POINT OF VIEW AND DO NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTIONS OR CONSTITUTE A RECOMMENDATION TO ANY HEARTLAND OR OTHER STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINIONS OF HEARTLAND'S ADVISOR SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS.

     In rendering each opinion, Heartland's Advisor: (i) reviewed the financial terms and conditions of the related Agreement; (ii) analyzed certain historical business and financial information relating to Heartland and the related Subject Entity (or, in the case of the FTW and Minneapolis Partnerships and TSC, the related wireless cable systems or assets); (iii) reviewed certain financial forecasts and other data provided to Heartland's Advisor by Heartland relating to the respective businesses of Heartland and the Subject Entity (separate financial forecasts and other data prepared by CMAX and Newco were provided to Heartland's Advisor for each such Subject Entity; Heartland's Advisor was not furnished with separate financial forecasts or other data prepared by any other Subject Entity, as Heartland's Advisor was told that no such forecasts or data existed); (iv) held discussions with members of the senior management of Heartland and the Subject

Entity (or, in the case of FTW and Minneapolis Partnerships, AWS; however, no discussions were held with senior management of TSC) with respect to the businesses of Heartland and the Subject Entity (or the related wireless cable systems or assets, as the case may be), respectively, and the possible benefits which might be realized following the related Transaction; (v) reviewed public information with respect to certain other companies in lines of businesses Heartland's Advisor believed to be comparable to the businesses of Heartland and the Subject Entity (or the related wireless cable systems or assets, as the case may be); (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses Heartland's Advisor believed to be comparable to those of Heartland and the Subject Entity (or the related wireless cable systems or assets, as the case may be); (vii) except with respect to the Newco Transaction, reviewed the historical stock prices and trading volumes of Heartland Common Stock (and, with respect to the AWS and CMAX Mergers, the Common Stock of the related Subject Entity); and (viii) conducted such other financial studies, analyses and investigations as Heartland's Advisor deemed appropriate.

     Heartland's Advisor relied upon the accuracy and completeness of the financial and other information that was reviewed by Heartland's Advisor, and did not assume any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Heartland or any Subject Entity (including, in the case of the FTW and Minneapolis Partnerships and TSC, the related wireless cable systems or assets), nor was Heartland's Advisor provided with any such appraisals. With respect to the financial forecasts referred to above, Heartland's Advisor assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Heartland (and, in the case of CMAX and Newco, the respective management of CMAX and Newco) as to the future financial performance of the businesses of Heartland and each Subject Entity (or the related wireless cable systems or assets, as the case may be) and the projected benefits of each Transaction to Heartland. Heartland's Advisor assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Further, Heartland's Advisor opinions were necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinions. Heartland's Advisor's opinions do not address Heartland's underlying business decision to effect the Transactions.

     In rendering each opinion, Heartland's Advisor assumed that each Transaction would be consummated on the terms described in the related Agreement, without any waiver of any terms or conditions by Heartland which individually or in the aggregate would be material, and that obtaining the necessary regulatory approvals for the Transaction would not have an adverse effect on Heartland, the related Subject Entity (or the related wireless cable systems or assets, as the case may be) or the projected benefits of the Transaction to Heartland.

     Heartland's Advisor is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. Heartland selected Heartland's Advisor to act as its financial advisor on the basis of Heartland's Advisor's international reputation and familiarity with Heartland and its industry. Heartland's Advisor was not involved directly in the negotiation of any of the Transactions. An affiliate of Heartland's Advisor, together with BT Securities, was the initial purchaser of the Units sold by Heartland on April 26, 1995, for $100,000,000. In January 1995, Heartland retained Heartland's Advisor to act as exclusive financial advisor for a six month period in connection with obtaining a prospective senior secured bank credit facility. Heartland decided not to arrange a senior secured bank credit facility during the six month period and the engagement expired. The Heartland Advisor did not receive any compensation as a result of such engagement. A significant number of general members of Heartland's Advisor are limited partners of Jupiter. Heartland's Advisor also is a limited partner of the general partner of Jupiter.

     Pursuant to the engagement letter between Heartland and Heartland's Advisor, Heartland agreed to pay Heartland's Advisor a fee of $300,000 for its financial advisory services. Of this amount, $150,000 was payable upon execution of the engagement letter, and $150,000 was payable on January 1, 1996. In addition, a fee of $1,000,000 was payable to Heartland's Advisor upon delivery of the fairness opinions. Heartland has also agreed to reimburse Heartland's Advisor for expenses reasonably incurred by Heartland's Advisor (including fees and expenses of legal counsel). In connection with the execution of the engagement letter, Heartland and

Heartland's Advisor also entered into an indemnification letter providing for the indemnification of Heartland's Advisor and its members, employees, agents, affiliates and controlling persons against certain expenses and liabilities, including liabilities under the federal securities laws, in connection with its services.

                             THE HEARTLAND MEETING

TIME, PLACE AND DATE OF HEARTLAND MEETING

     This Proxy Statement is being furnished to the holders of Heartland Common Stock in connection with the solicitation of proxies by and on behalf of the Heartland Board for use at the Special Meeting of Stockholders of Heartland (together with any adjournments or postponements thereof, the "Heartland Meeting") to be held at 10:00 a.m. on February 22, 1996 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240. The telephone number for the location of the Heartland Meeting is (214) 934-9494.

PURPOSE OF THE HEARTLAND MEETING

     At the Heartland Meeting, holders of Heartland Common Stock are being asked to consider and vote upon a proposal to approve and adopt each of the following Agreements and the Transactions contemplated thereby, including the issuance of up to 10,721,302 shares of Heartland Common Stock in connection therewith:

          (i) The AWS Merger Agreement attached as Appendix C hereto and the AWS Merger;

          (ii) The FTW Agreement attached as Appendix F hereto and the transactions relating thereto;

          (iii) The Minneapolis Agreement attached as Appendix K hereto and the transactions relating thereto;

          (iv) The CMAX Merger Agreement attached as Appendix O hereto and the CMAX Merger; and

          (v) The TSC Agreement attached as Appendix Q hereto and the transactions relating thereto.

     In addition, at the Heartland Meeting, the holders of the Heartland Common Stock may consider and vote upon such other business as may properly come before the Heartland Meeting or any adjournment or postponement thereby. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor -- Recommendations of the Heartland Board of Directors."

     Because the number of shares of Heartland Common Stock ultimately issued in each of the five Transactions will depend upon the average market price of the Heartland Common Stock over five separate specified periods prior to the consummation of each such Transaction and the number of subscribers and amount of liabilities associated with certain Transactions, Heartland has reserved the right to terminate each such Transaction if the average price of the Heartland Common Stock during the relevant period is less than a specified amount. If applicable, Heartland intends to exercise each such termination right. Assuming the exercise of such termination rights by Heartland, the aggregate number of shares of Heartland Common Stock issuable in connection with the Transactions will not exceed 10,721,302 shares of Common Stock (calculated based upon a closing average of $17 per share and certain assumptions). Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

THE HEARTLAND BOARD OF DIRECTORS HAS APPROVED EACH TRANSACTION AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE TRANSACTIONS.

RECORD DATE; VOTING RIGHTS

     Only the holders of shares of Heartland Common Stock of record at the close of business on January 17, 1996 (the "Heartland Record Date") are entitled to notice of, and to vote at, the Heartland Meeting regarding the approval and adoption of each Transaction and upon each other matter properly submitted at the Heartland Meeting. On the Heartland Record Date there were outstanding and entitled to vote 12,611,132 shares of Heartland Common Stock, owned by approximately 92 holders of record. Each share of Heartland Common Stock is entitled to one vote upon the approval and adoption of each Transaction and any other matter properly submitted at the Heartland Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Heartland Common Stock entitled to vote will constitute a quorum at the Heartland Meeting. The affirmative vote of the holders of more than 50% of the outstanding shares of Heartland Common Stock entitled to vote is required for approval and adoption of the Agreements and the Transactions contemplated in connection therewith, including the issuance of up to 10,721,302 shares of Heartland Common Stock in connection therewith. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued In Connection with the Transactions." Pursuant to a Voting Agreement with CMAX, the shares of Heartland Common Stock held by David E. Webb, the President and Chief Executive Officer of Heartland, L. Allen Wheeler, a member of the Board of Directors of Heartland, and Hunt Capital, a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, representing an aggregate of 7,905,225 shares of Heartland Common Stock (approximately 62.68% of the outstanding shares of Heartland Common Stock) have agreed to vote for the approval and adoption of the CMAX Merger Agreement and the CMAX Merger. The Agreements are being submitted to the stockholders, for approval or disapproval, as a group, with a single vote being taken on the group as a whole. AS A RESULT, IF MESSRS. WEBB AND WHEELER AND HUNT CAPITAL VOTE IN ACCORDANCE WITH THE VOTING AGREEMENT DISCUSSED ABOVE, THEY WILL VOTE FOR APPROVAL OF EACH AGREEMENT AND APPROVAL THEREOF BY THE REQUISITE VOTE OF THE OUTSTANDING SHARES OF HEARTLAND COMMON STOCK WILL BE ASSURED. Pursuant to applicable Delaware law, the stockholders of Heartland who object to the Agreement or related Transactions, or any of them, will not be afforded the right to receive cash for their shares of Heartland Common Stock.

     As of December 31, 1995, the directors, executive officers of Heartland and their affiliates owned an aggregate of 8,106,825 shares (63.33%) of the then outstanding shares of Heartland Common Stock, assuming the exercise in full of options to purchase Heartland Common Stock held by such persons. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

     Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power at that time and has not received instructions from the beneficial owner) are counted for the purposes of determining the presence or absence of a quorum at the Heartland Meeting. Because the affirmative votes of the holders of a majority of the outstanding shares of Heartland Common Stock is required to approve each of the Agreements and the transactions contemplated in connection therewith, including the issuance of additional shares of Heartland Common Stock, abstentions and broker non-votes will have the same effect as negative votes.

SOLICITATION OF PROXIES AND EXPENSES

     This Proxy Statement, the accompanying notice and proxy are being mailed on or about January 26, 1996 to holders of Heartland Common Stock entitled to notice of, and to vote at, the Heartland Meeting. The cost of preparing, assembling, printing, filing and mailing the Proxy Statement will generally be borne by Heartland. Brokers, nominees and fiduciaries and other custodians have been requested to forward soliciting materials to beneficial owners of shares of Heartland Common Stock held of record by them, and such custodians will be reimbursed for their expenses. Certain officers, directors and employees of Heartland may solicit proxies by telephone or personal contact. Such officers, directors and employees will not be additionally compensated for such solicitation (other than their regular salaries), but will be reimbursed by Heartland for out-of-pocket expenses incurred by them in the course of such solicitation.

PROXIES

     Holders of Heartland Common Stock are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Heartland Common Stock represented by properly executed proxies received by Heartland and not revoked will be voted at the Heartland Meeting in accordance with the instructions contained therein. If instructions are not contained therein, proxies will be voted (i) FOR approval and adoption of the Agreements and the Transactions contemplated in connection therewith, including the issuance of additional shares of Heartland Common Stock , and (ii) in the discretion of the holders of the proxy with respect to any other procedural matters incident to the conduct of the Heartland Meeting that may properly come before the Heartland Meeting.

     Any proxy signed and returned by a holder of Heartland Common Stock may be revoked by such holder at any time before it is voted either by giving due written notice of such revocation to Heartland, or by signing and duly delivering a proxy bearing a later date, or by attending the Heartland Meeting and voting in person. Signed but unmarked proxies will be deemed to be a vote FOR approval and adoption of the Agreements. Attendance at the Heartland Meeting will not in and of itself constitute a revocation of a proxy.

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any matter other than those discussed in this Proxy Statement will be brought before the Heartland Meeting. If other matters are presented, proxies for Heartland Common Stock will be voted in accordance with the best judgment of the proxy holders.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of Heartland must be received by Heartland by December 26, 1995 in the order to be considered for inclusion in Heartland's proxy statement relating to such meeting.

LACK OF APPRAISAL RIGHTS

     The stockholders of Heartland will not have appraisal or dissenters rights with respect to any of the Transactions.

                              THE COMBINED COMPANY

BUSINESS OF THE COMBINED COMPANY AFTER THE TRANSACTIONS

     Following the consummation of the Transactions, but prior to any dispositions of Heartland Disposition Assets consummated in connection therewith or thereafter, Heartland, directly or through one or more subsidiaries, will acquire all the assets and liabilities and succeed to the businesses of AWS and CMAX and acquire substantially all of the assets and certain of the liabilities and succeed to all of the businesses of FTW Venture, Minneapolis LLC and TSC formerly conducted through Technivision (as operated by Heartland following consummation of the Transactions, such businesses, assets and liabilities, together with the current business, assets and liabilities of Heartland, are hereinafter referred to collectively as the "Combined Company"). To the extent that any of the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction or the TSC Transaction are not consummated, the assets and liabilities of AWS, CMAX, FTW Partnership, Minneapolis Partnership or TSC, respectively, will not constitute a part of the Combined Company. In addition, to the extent that any of the Heartland Disposition Assets are not sold or otherwise disposed of by Heartland, such assets will continue to be owned and operated by the Combined Company, but held for disposition.

     The Combined Company will be in the business of developing, owning and operating wireless cable television systems in primarily small to mid-sized markets within the central United States. The Combined Company expects to continue targeting small to mid-sized markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable and to otherwise pursue the business strategy employed by Heartland to date. Assuming the consummation of each of the Transactions and the disposition of all of the assets constituting Heartland Disposition Assets, the Combined Company will have wireless cable channel rights in 79 markets, representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates will be serviceable by LOS transmissions. Heartland further estimates that within these markets, approximately 2.4 million LOS households, or approximately 36% of the Combined Company's total LOS households, are currently unpassed by traditional hard-wire cable systems. The Combined Company's 79 markets will include (i) approximately 33 markets in which the Combined Company will have wireless cable television systems in operation, (ii) nine markets in which the Combined Company will have wireless cable television systems under construction,
(iii) 21 near-term launch markets in which the Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 16 long-term launch markets, including 11 in which the Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and five in which the Combined Company will have leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC. Assuming consummation of the Transactions and disposition of the Heartland Disposition Assets, as of November 30, 1995, the 33 systems which Heartland anticipates the Combined Company will operate were providing wireless cable service to approximately 117,000 subscribers. Although management of Heartland is currently performing an ongoing evaluation regarding the nature and scope of the operations of the Combined Company following the consummation of the Transactions, various short- and long-term strategic considerations will need to be addressed following such consummation with regard to the integration and consolidation of the various businesses comprising the Combined Company. Many of the operational and strategic decisions with respect to the business of the Combined Company have not been made and may not be made prior to the consummation of the Transactions. Significant uncertainties and risks relating to the businesses and operations of the Combined Company and the integration of its various businesses and assets exist as of the date hereof and can be expected to continue to exist following consummation of the Transactions. The quality, timing and manner of decisions made by management of the Combined Company with respect to the integration and operation of its various businesses and assets following the consummation of the Transactions will materially affect the operations of the Combined Company and its financial results. See "Risk Factors" and "The Combined Company Planned Divestitures."

     In addition to developing, owning and operating wireless cable television systems in small to mid-sized markets located in the central United States, the Combined Company will have an equity investment in Wireless One which it currently proposes to hold indefinitely. Assuming consummation of a Newco

Transaction, the Combined Company will also have an equity interest in Newco which it currently intends to hold indefinitely. The Wireless One and Newco investments will permit Heartland to participate, indirectly as an equity owner, in the ownership, development and operation of wireless cable television systems in markets outside of Heartland's traditional demographic and geographic focus. No assurance can be given that the Combined Company will experience an increase in value or return on its investment, if any, in Newco. Heartland does not anticipate receiving any cash dividends from its investment in Wireless One or Newco, if the Newco Transaction is consummated, in the foreseeable future. Heartland is not obligated to fund the future capital requirements of Wireless One, and will not be required to fund the capital requirements of Newco. Because the Combined Company is expected to hold its investment in Wireless One and its proposed investment in Newco indefinitely, and because neither Wireless One nor Newco is expected to pay cash dividends in the foreseeable future, neither investment should materially affect the liquidity of the Combined Company. There can be no assurance that a market for the Combined Company's investment in Wireless One or Newco will exist in the future or to what extent such investments will affect the liquidity and capital resources of the Combined Company. See "Information Concerning Heartland -- The Business -- Recent Transactions."

     The Combined Company will continue to be subject to all of the liabilities of Heartland, AWS and CMAX and certain of the liabilities, as discussed herein, of FTW Partnership, the Minneapolis Partnership and TSC. Included among these liabilities will be litigation to which Heartland, AWS and CMAX are parties. Pursuant to the terms of the TSC Agreement, the FTW Agreement and the Minneapolis Agreement, Heartland will only assume known liabilities. Although Heartland anticipates that the Combined Company will continue to operate AWS and CMAX as wholly owned subsidiaries, litigation or other liabilities affecting those entities may still materially affect the Combined Company. For a more complete description of litigation and other liabilities affecting AWS, FTW Partnership, the Minneapolis Partnership, CMAX, and TSC, and their respective assets, see Appendices B, E, J, N and P, respectively.

     The summary pro forma financial information for the Combined Company indicates pro forma annual revenues of approximately $20.1 million and operating loss of approximately $14.6 million for the prior pro forma fiscal year. The pro forma balance sheet for the Combined Company reflects cash of approximately $68.6 million, working capital of approximately $99.5 million and a current ratio of 6.18-to-one as of September 30, 1995. Management of Heartland believes that, subject to consummation of each of the Transactions and disposition of all of the Heartland Disposition Assets, the Combined Company will experience a reduction in annual operating costs as a result of the elimination of duplicative public company expenses such as investor relations, regulatory filings and related legal and accounting costs, and as a result of the elimination of duplicative executive officers and related staffing. See "Pro Forma Financial Information Relative to the Transactions."

     The table below provides information regarding the 79 markets (excluding Heartland Disposition Assets) in which Heartland has or, upon consummation of the Transactions, will have wireless cable channel rights that it currently intends to retain and develop.

                                                                                               NUMBER OF
                                               ESTIMATED       ESTIMATED                     SUBSCRIBERS AT
                                                 TOTAL       LINE-OF-SIGHT      CURRENT       NOVEMBER 30,
                   MARKET                      HOUSEHOLDS     HOUSEHOLDS      CHANNELS(1)         1995
---------------------------------------------  ----------    -------------    -----------    --------------
Existing Systems
  Ada, OK....................................      30,399         24,319           32              6,508
  Wichita Falls, TX..........................      78,290         74,376           28              6,093
  Midland, TX................................     120,037        114,035           26              5,017
  Abilene, TX................................      86,676         82,344           23              4,020
  Lawton, OK.................................      97,023         92,172           27              6,334
  Laredo, TX.................................     313,406(2)     297,736(2)        27              5,420
  Enid, OK...................................      76,602         72,772           21              3,694
  Lindsay, OK................................      51,041         40,833           32              3,267
  Ardmore, OK................................      60,192         51,163           20              3,233
  Mt. Pleasant, TX...........................      33,589         26,871           16              1,684
  Lufkin, TX.................................     117,534         88,150           12                 --(3)
  Shaw, KS...................................      47,223         42,763           30              3,961
  Texarkana, TX..............................     118,204         94,563           20              1,997
  Stillwater, OK.............................      54,562         40,922           20              5,428
  Lubbock, TX................................     123,934        105,323           34(4)           5,934
  McLeansboro, IL............................      80,136         60,102           18                859
  Vandalia, IL...............................      73,593         55,195           20              1,365
  Olney, IL..................................      67,812         50,859           20              1,195
  Lykens, OH.................................     210,800        168,640           24                700
  Paragould, AR..............................      77,523         58,500           21              2,157
  Sikeston, MO...............................      69,837         52,378           24              2,163
  Taylorville, IL............................     159,596        119,697           20              1,336
  Peoria, IL.................................     276,446        248,801           22                762
  Manhattan, KS..............................      56,473         42,355           20                945
  O'Donnell, TX..............................      68,940         65,493           20              1,053
  Olton, TX..................................      32,548         30,921           20                933
  Monroe City/Lakenan, MO....................      46,376         34,782           27                978
  Paris, TX..................................      55,445         41,584           20                 79
  Champaign, IL(5)...........................     164,992        148,493           23              2,120
  Austin, TX(6)..............................     360,000        250,000           31             12,299
  Temple/Killeen, TX(6)......................     110,000         80,000           35              6,312
  Waco, TX(6)................................     100,000         80,000           35              3,860
  Corpus Christi, TX(6)......................     135,000        108,000           31             15,468
                                               ----------     ----------                      ----------
          Total -- Existing Systems..........   3,554,229      2,944,142                         117,174
                                               ==========     ==========                      ==========

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
SYSTEMS UNDER CONSTRUCTION(8)
  Corsicana/Athens, TX...............................       69,161           62,245            23(9)
  Hamilton, TX.......................................       28,551           21,413            20
  Harper/Freeport, IL................................      125,269           93,952            20
  Marion, KS.........................................       53,881           40,411            19
  Peaksville, MO.....................................       48,157           36,118            15
  Sherman/Denison, TX................................      100,000           90,000            31(11)
  Sterling, KS.......................................       45,213           38,431            24
  Strawn/Ranger, TX..................................       34,488           25,866            20
  Walnut Grove, IL...................................       84,226           63,170            20
                                                        ----------       ----------
          Total -- Systems Under Construction........      588,946          471,606
                                                        ----------       ----------
NEAR-TERM LAUNCH MARKETS(12)
  Adairsville, GA(10)................................      205,662          154,247            16
  Amarillo, TX.......................................      106,670          101,337            26(13)
  Anthony, KS........................................       15,798           11,845            16
  Bellflower, MO.....................................       63,384           57,046            20
  Bluffs, IL.........................................       46,389           34,792            20
  Columbia, MO.......................................      149,622          127,179            18
  Forrest City, AR...................................       55,642           41,732            21
  Holdenville, OK....................................       50,637           45,573            16
  Kossuth, TX........................................       52,490           39,368            20
  Lenapah, OK........................................       51,921           38,941            12
  Mayfield, KY.......................................      175,948          155,972            21
  Muskogee, OK.......................................       66,510           53,208            18
  Powers Crossroads, GA(10)..........................      135,037          101,278            20
  Purdin, MO.........................................       25,001           18,751            20
  Rutledge, GA(10)...................................      141,370          106,028            16
  Shreveport, LA.....................................      214,315          182,168            24
  Springfield, MO....................................      139,706          118,750            16
  Tulsa, OK..........................................      321,922          273,634            16
  Tyler, TX..........................................      233,416          186,734            14
  Weatherford, OK....................................       31,445           29,873            16
  Wick, OH...........................................      336,098          268,878            21
                                                        ----------       ----------
          Total -- Near-Term Launch Markets..........    2,618,983        2,147,334
                                                        ----------       ----------

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
LONG-TERM LAUNCH MARKETS(14)
  Altus, OK..........................................       30,653           29,120            16
  Burnet, TX.........................................       24,917           18,688            16
  Charlotte, TX......................................       32,771           24,578            16
  Crow, TX...........................................       71,421           57,137            12
  Des Moines, IA.....................................      267,279          240,551            16
  El Dorado, AR......................................       54,727           38,310            16
  El Paso, TX(6).....................................      200,000          180,000            27
  Elk City, OK.......................................       26,379           21,103            16
  Fischer, TX........................................      317,039          237,779            20
  Henryetta, OK......................................       31,968           25,574            16
  Ingram, TX.........................................       26,235           19,676            20
  McAlester, OK......................................       36,475           25,533            16
  Miami, OK..........................................       70,820           60,197            15
  Sabinal, TX........................................       15,795           11,846            20
  Seminole, OK.......................................       42,204           35,873            19
  Topeka, KS.........................................      211,762          190,586            16
                                                         ---------        ---------
          Total -- Long-Term Launch Markets..........    1,460,445        1,216,551
                                                         ---------        ---------
          Total -- All Company Markets...............    8,222,603        6,779,633
                                                         =========        =========

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by the Combined Company over wireless cable channels.

 (2) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (3) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 12 channels in the Lubbock System, of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (5) Heartland acquired the system in Champaign, Illinois on January 16, 1996.

 (6) Heartland will acquire the Austin, Temple/Killeen, Waco, Corpus Christi and El Paso, Texas markets upon the consummation of the Transactions.

 (7) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch includes channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (8) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

 (9) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 7 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(10) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(11) Channels acquired pursuant to the Sublease Agreement with CMAX. Of these channels, eight are the subject of uncontested application proceedings.

(12) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(13) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 9 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(14) Such markets include seven markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC.

MANAGEMENT OF THE COMBINED COMPANY

     Following the consummation of the Transactions, management of Heartland will manage the Combined Company and the Board of Directors of the Combined Company will consist entirely of the Board of Directors of Heartland. Although Heartland has entered into a consulting and noncompetition agreement with Steven
G. Johnson, the President of AWS, management of Heartland does not otherwise expect to retain executive officers or significant numbers of other management personnel of AWS or CMAX or to enter into employment relationships with executive officers or management personnel of TSC, the Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain nonmanagerial employees of AWS, CMAX or TSC. Mr. Johnson has entered into a consulting and noncompetition agreement with Heartland pursuant to which Mr. Johnson, following consummation of the AWS Merger, will provide consulting and transition services to the Combined Company with regard to AWS and its assets and will refrain from competing with the Combined Company or any of its transferees in any wireless cable television market owned or operated by AWS as of October 31, 1995 for a period of three years. In exchange for entering into the consulting and noncompetition agreement, Mr. Johnson will receive a total of $700,000 payable over a two-year period. No member of the Board of Directors of AWS or CMAX will continue to serve as a member of the Board of Directors or as an executive officer of the Combined Company or of AWS or CMAX, respectively. No member of the Board of Directors of TSC or of the management committees of either the Minneapolis Partnership or FTW Partnership will serve as a member of the Board of Directors or as an executive officer of the Combined Company or any of its subsidiaries following the consummation of the TSC Transaction, the FTW Transaction or the Minneapolis Transaction. See "Information Concerning Heartland -- Management."

PRINCIPAL HOLDERS

     The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions, an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions, as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent or more of the shares of Heartland Common Stock; and (b) persons that will beneficially own five percent or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72%    4,000,000        17.14%    4,000,000        20.65%
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78
Charter Wireless Cable
  Holdings, L.L.C........          0           0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....          0           0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, (iv) the Dayton System will not be sold prior to the consummation of the Transactions and (v) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the current owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in accordance with the TSC Liquidation Plan. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

PLANNED DIVESTITURES

     In connection with approving the Transactions, Heartland's Board determined that certain of the markets currently held by Heartland and certain of those to be acquired in the Transactions should be disposed of, either because their demographics are inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. In particular, the Heartland Board identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Napoleon/Bloom Center, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Ft. Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions as being markets for which Heartland's management should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, the Heartland Board felt that some or all of such markets, properly developed and operated, offered attractive opportunities to participate in the wireless cable television industry. As a result, the Heartland Board further directed Heartland's management to seek one or more opportunities to dispose of the Heartland Disposition Markets which might offer Heartland the ability to retain an equity interest, directly or indirectly, in the disposed of markets.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets, of which Flippin, Tennessee is currently owned by Heartland. Heartland will sell the Flippin market to TruVision for $1.5 million contemporaneously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     After substantial discussions and certain limited agreements regarding the conduct of their respective businesses during the pending of such negotiations, effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), and CS Wireless Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or one or more of its subsidiaries) will receive (i) shares of Newco common stock, $.001 par value per share (the "Newco Common Stock"), constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing (the "First Note") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing (the "Second Note"). The First Note will (i) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall be applied immediately to the repayment of a portion of the First Note; (ii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for Newco's Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied to the repayment of the First Note; (iii) provide assurances, satisfactory to Heartland, that, to the extent not otherwise repaid, the First Note will be payable from $25 million of the net proceeds of $125 million of proceeds of senior discount notes contemplated to be issued by Newco (the "Newco Financing"), which is a condition to consummation of the Newco Transaction, which will be appropriately secured for such purpose; and (iv) bear interest at the effective rate of interest received by Newco from the investment of the $25 million of the net proceeds of the Newco Financing which are security for repayment of the First Note. The Second Note will (i) bear interest at the annual rate of 10%, subject to adjustment as described below; (ii) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall, to the extent available after repayment of the First Note, be applied by Newco to the repayment of a portion of the Second Note; (iii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for the Newco Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied, to the extent available after the repayment of the First Note, to the repayment of the Second Note; (iv) provide that, if the Second Note is not paid in full within one year of the consummation of the Newco Transaction, the annual interest rate on the Second Note shall increase to 15% from and after the first anniversary of the closing; and (v) provide that all interest on the Second Note shall be payable in kind (interest computed rather than payable currently) to the first interest payment date after the Newco senior discount notes to be issued as part of the contemplated Newco Financing have been paid in full. The equity interests of Heartland and CAI in Newco will be subject to dilution for the issuance of (i) Newco Common Stock or warrants to acquire Newco Common Stock which may be issued as a part of the Newco Financing; (ii) options to acquire Newco Common Stock which may be issued to Newco's management; and (iii) warrants or options to acquire up to 10% of Newco's Common Stock (prior to the issuance of any warrants as part of the Newco Financing or options to Newco's management) to BANX, a partnership comprised of Bell Atlantic Corporation and NYNEX Corporation, which is a substantial investor in CAI. Within six months of closing, CAI and Heartland will complete certain post-closing net working capital calculations. Components of such calculations will include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following such calculations, an increase or decrease will occur in the principal amount of the promissory notes to be received by Heartland from Newco, and CAI will either contribute or be entitled to a distribution of cash from Newco, depending upon such calculations.

     Pursuant to an agreement dated October 10, 1995, each of CAI and Heartland agreed to cooperate in the filing of applications for continuing participation in the public auctions for available spectrums in the multipoint and/or multichannel distribution service in 487 basic trading areas ("BTAs") and six
(6) additional BTA-like geographic areas. The auctions were commenced by the FCC on or about November 13, 1995 with respect to certain markets, including markets which are expected to be conveyed to Newco. In the event of the award of any such licenses to either CAI or Heartland, Newco shall reimburse such entity for the amounts paid by such party upon conveyance of the applicable licenses to Newco.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that CAI has not disposed of more than one-half of the Newco Common Stock it held on the effective date of such agreement); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that Heartland has not disposed of more than one-half of Newco Common Stock it held on the effective date of such agreement); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain transactions will require the affirmative approval of at least 70% (7 of 9) of the Directors of Newco. Such transactions include (i) the participation of Newco in a merger or consolidation, or the sale, lease, exchange or other disposition of all or any substantial part of the assets of Newco, or the liquidation of all or a substantial part of Newco; (ii) the issuance or sale by Newco of any capital stock of Newco, including the type and amount to be issued or sold, except for the options and warrants contemplated as part of the transaction; (iii) the taking of any action by Newco in its capacity as a stockholder of any subsidiary of Newco similar to the foregoing; (iv) any increase or decrease in the total number of directorships of Newco; (v) engaging in any business other than the designated business of Newco (transmitting video, voice or data, inclusive of related activities and services, including the use of wireless channels for any commercial purpose permitted by the FCC); (vi) establishing any executive or other committee of the Board of Newco; (vii) the creation, incurrence, assumption or guaranty of or in any manner becoming liable by Newco or any of its subsidiaries upon any obligation for money borrowed in excess of $10 million in the aggregate principal amount at any time outstanding or the incurrence of any obligation in excess of such amount in connection with the acquisition of property; (viii) the making of or having outstanding any loans or advances to any of Newco's past or present officers, directors or stockholders or to any member of their immediate family; (ix) the entering into, directly or indirectly, of any arrangement, contract or agreement not in the ordinary course of business with a monetary value in excess of $10 million; (x) the sale or other disposal (including contribution) of assets or capital stock (by merger or otherwise) of Newco or any of its subsidiaries, the value of which exceeds $10 million in either original cost or appraised value within any one-year period; (xi) the acquisition of securities or assets by Newco or any of its subsidiaries, the value of which exceeds $10 million in appraised value within any one year period; (xii) any change in the business of Newco from its stated business; or
(xiii) replacement of the Chief Executive Officer or the Chief Financial Officer of Newco.

     Further, the Participation Agreement and Stockholders Agreement provide that Newco may actively engage in discussions and activities with the goal of
(i) acquiring additional geographic markets and assets related to its business;
(ii) selling or otherwise disposing of some or all of its assets (including a sale of all or a portion of the Newco Common Stock by merger or otherwise); and
(iii) creating one or more joint ventures or other joint operations which may involve, among other matters, contributing all or a portion of Newco's assets to such joint venture or operation in exchange for an equity interest therein, cash, notes or other suitable consideration; provided, however, that (A) no such activity shall be undertaken unless the Newco Board determines that each such activity is in the best interest of Newco and (B) with respect to the activities described in clauses (ii) and (iii) above, (i) such sales, contributions and dispositions shall be limited to the markets contributed by Heartland and CAI to Newco; (ii) if any such sales are agreed to or consummated prior to the consummation of the Newco Transaction, the initial purchaser of the Newco Financing shall give its written consent thereto prior to effecting the Newco Financing; (iii) the proposed underwriter mutually selected by CAI and Heartland for an initial public offering, if any, of the Newco Common Stock proposed to be initiated during the first year after the closing shall state in writing that any such proposed sale, disposition or joint venture would not have a negative impact on said initial public offering; and (iv) Newco shall not sell, contribute or otherwise dispose of any of its assets (or shares of Newco Common Stock by merger or otherwise) having a value in excess of $10 million in either original cost or appraised value unless the consideration received by Newco shall approximate the greater of (I) the then fair market value of such asset;

or (II) an amount equal to the aggregate of (x) the valuation given to such assets at the time of contribution to Newco by Heartland and CAI, as the case may be, plus (y) the amount of any cash investments made by Newco with respect to such assets (such as new subscriber or head-end equipment) plus (z) the full effective after tax cost to Newco of that portion of the Newco Financing (including without limitation the interest rate, initial purchaser's discount, cost of complying with the requirements of the Newco Financing documents and, if applicable, cost of warrants, prepayment penalties and/or change in control premiums) equal to the net proceeds to be received from such sale, contribution or disposition. So long as such transaction is reasonably likely to be consummated within one year after the date of the Participation Agreement and if each of the above requirements are met, CAI and Heartland have each agreed to take any and all actions (on a timely basis) necessary to effect said transaction, including without limitation voting (or causing the vote of) all of the shares of Newco Common Stock held by Heartland and CAI in favor of such transaction.

     If (i) the Newco Transaction is terminated without the closing having occurred, following satisfaction of all material conditions to the closing by Heartland specified in the Participation Agreement; (ii) CAI has not undertaken any action reasonably calculated to prevent the closing; and (iii) Heartland has not at any time prior to the termination of the Participation Agreement, or within one year after such termination, engaged in a transaction involving the sale, transfer or other disposition of at least two of the three markets of Dallas-Fort Worth, Texas (counted as one market), Salt Lake City, Utah and Minneapolis, Minnesota, Heartland shall pay to CAI a break-up fee equal to $3 million, which shall be payable immediately upon the consummation of such transaction as the sole and exclusive remedy to CAI and Newco for Heartland's failure to close the Newco Transaction in breach of the Participation Agreement. CAI is required to pay a break-up fee of $3 million to Heartland if it fails to consummate the Newco Transaction following satisfaction of all material conditions to closing by CAI and it engages in a transaction involving the sale, transfer or other disposition of the Cleveland, Ohio market prior to or within one year following termination of the Participation Agreement, which shall be Heartland's sole and exclusive remedy for CAI's failure to close the Newco Transaction.

     Pursuant to the Participation Agreement, all representations and warranties of CAI and Heartland survive closing of the Newco Transaction for a period of four months. Each party indemnifies the other from and against all damages resulting from a breach of such representations and warranties; provided, however, that no indemnification payment is made for any portion of the initial $500,000 of damages claimed. Either party may reimburse the other for such damages through a combination of cash (or, in the case of Heartland, reduction of the First Note and Second Note) or the assignment of Newco Common Stock not to exceed 50% of the amount of said damages, with shares thereof valued at the values agreed upon by Heartland and CAI as of the consummation of the Newco Transaction.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "Recommendations of the Heartland Board; Opinions of Heartland's Advisor -- Background of the Transactions," "-- Board Deliberations," "The Combined Company -- Business of the Combined Company After the Transactions" and "-- Planned Divestitures."

                                 THE AWS MERGER

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE AWS MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AWS MERGER AGREEMENT, ATTACHED HERETO AS APPENDIX C, WHICH IS INCORPORATED HEREIN BY REFERENCE.

     FOR A DESCRIPTION OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF HEARTLAND CONCERNING THE AWS MERGER AND REASONS GIVEN THEREFOR, TOGETHER WITH A DESCRIPTION OF THE OPINION OF HEARTLAND'S ADVISOR, SEE "RECOMMENDATIONS OF THE HEARTLAND BOARD; OPINIONS OF HEARTLAND'S ADVISOR."

REASONS FOR THE AWS MERGER

     The Board of Directors of AWS (the "AWS Board") approved and adopted the AWS Merger Agreement as being in the best interest of the AWS stockholders primarily for the following reasons:

          1. The AWS Merger provides for the issuance of approximately $34 million of Heartland Common Stock, a value of approximately $5.90 for each share of AWS Common Stock, a price that represents a substantial premium over the market price of AWS Common Stock on the date AWS and Heartland entered into the AWS Merger Agreement.

          2. The Heartland Common Stock to be received by the holders of AWS Common Stock will be freely tradeable immediately following the consummation of the AWS Merger, providing each holder an opportunity either to liquidate or retain the investment in Heartland Common Stock.

          3. Heartland Common Stock represents an interest in a wireless cable company that is significantly larger than AWS, has substantially greater financial resources than AWS, and is better situated than AWS to fully develop its wireless cable systems.

          4. The Heartland Common Stock to be received by the holders of AWS Common Stock will be listed on the Nasdaq-NMS, which will provide such holders greater liquidity relative to trading in AWS Common Stock.

          5. Assuming the approval and consummation of the FTW Agreement and the Minneapolis Agreement, the issuance of Heartland Common Stock to the FTW Partners and Minneapolis Partners is likely to reduce the potential liability arising from the prior sale of general partnership interests by a predecessor of AWS without registration under federal or state securities laws.

TERMS OF AWS MERGER AGREEMENT

     The AWS Merger. On September 11, 1995, Heartland, AWS Merger Sub and AWS executed the AWS Merger Agreement. Subject to the terms of the AWS Merger Agreement, at the AWS Effective Time (as hereinafter defined), (i) AWS Merger Sub will merge with and into AWS, (ii) the separate existence of AWS Merger Sub will cease, (iii) AWS will be the surviving corporation in the AWS Merger (the "AWS Surviving Corporation"), and (iv) the internal corporate affairs of the AWS Surviving Corporation will continue to be governed by the laws of the State of Delaware.

     Certificate of Incorporation and Bylaws. The AWS Merger Agreement provides that the Certificate of Incorporation and Bylaws of the AWS Merger Sub as in effect immediately prior to the AWS Effective Time will become the Certificate of Incorporation and Bylaws of the AWS Surviving Corporation.

     Directors and Officers. The directors and officers of the AWS Merger Sub (certain of the directors and executive officers of Heartland) at the AWS Effective Time will become the directors and officers of the AWS Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Conversion of AWS Common Stock in the AWS Merger. At the AWS Effective Time, all of the issued and outstanding shares of AWS Common Stock will be converted into the right to receive (a) upon the AWS

Effective Time, a proportionate number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of approximately $30.75 million (subject to increase to $31.25 million upon the resolution of certain claims prior to closing), rounded up to the nearest whole share (the "Initial AWS Distribution"), and (b) upon the expiration of the AWS Escrow Period (as hereinafter defined), shares of Heartland Common Stock having an aggregate exchange value of up to $3.25 million (subject to reduction to $2.75 million upon the resolution of certain claims against AWS prior to closing), as reduced by the amount of the rounding of any fractional shares in connection with the Initial AWS Distribution (the "Contingent AWS Distribution"). As a result of the AWS Merger Agreement, each share of AWS Common Stock will be converted into the right to receive (i) upon the Initial AWS Distribution, shares of Heartland Common Stock having an exchange value of approximately $5.34 per share (subject to reduction upon the exercise of any options or warrants prior to the AWS Effective Time for cash, as opposed to "cashless" exercise of options or warrants (see discussion below)), and (ii) upon the Contingent AWS Distribution (subject to reduction in connection with claims for indemnification made by Heartland against such shares), if any, shares of Heartland Common Stock having an exchange value of up to approximately $0.56 per share. The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided however that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable.

     The number of shares of Heartland Common Stock into which each share of AWS Common Stock will be converted at the AWS Effective Time is based upon the number of shares of AWS Common Stock deemed to be outstanding at the AWS Effective Time. Pursuant to the AWS Merger Agreement, a portion of the shares of AWS Common Stock subject to warrants and options with exercise prices less than the exchange value per share of AWS Common Stock (collectively, such options and warrants are referred to as "Value Options") will be deemed to be outstanding if such Value Options remain unexercised at the AWS Effective Time. Because the AWS Merger consideration is based upon a fixed amount ($34 million), the exercise of any warrants or options prior to the AWS Effective Time will reduce the merger consideration (or exchange value) per share of AWS Common Stock to be received by each AWS stockholder. The estimated amount of the per share distributions set forth above assumes that the Value Options remain unexercised at the AWS Effective Time. The number of shares of AWS Common Stock deemed outstanding at the AWS Effective Time attributable to unexercised Value Options will be determined based upon a formula which calculates the number of shares of AWS Common Stock that would be issued in a "cashless" exercise, meaning that a portion of the option or warrant value is used as consideration for the exercise of the option or warrant, resulting in the issuance of a number of shares of AWS Common Stock upon the exercise of a Value Option net of the share consideration deemed to have been paid in connection with such exercise. Currently, Value Options to acquire 138,658 shares of AWS Common Stock exercisable at $3.75 per share are outstanding, resulting in an additional 51,416 shares of AWS Common Stock being deemed outstanding for purposes of the AWS Merger Agreement. If all outstanding Value Options are exercised in full for cash prior to the AWS Effective Time, then (a) an additional 138,658 shares of AWS Common Stock will be outstanding at the AWS Effective Time; (b) AWS will receive approximately $519,968 in cash proceeds upon the exercise of such Value Options, and (c) at the AWS Effective Time each share of AWS Common Stock will be converted into the right to receive (i) upon the Initial AWS Distribution, shares of Heartland Common Stock having an exchange value of approximately $5.26 per share, and (ii) upon the Contingent AWS Distribution (subject to reduction in connection with claims for indemnification made by Heartland against such shares), shares of Heartland Common Stock having an exchange value of up to $.56 per share. AWS is negotiating to pay cash to holders of such Value Options in exchange for the cancellation thereof. If AWS is successful and each such Value Option is terminated, each share of AWS Common Stock will be converted at the AWS Effective Time into the right to receive (i) upon the Initial AWS Distribution, shares of Heartland Common Stock having an exchange value of approximately $5.39 per share and (ii) upon the Contingent AWS Distribution (subject to reduction in connection with claims for indemnification made by Heartland against such shares), shares of Heartland Common Stock having an exchange value of up to $.57 per share.

     Fractional Shares. No fractional shares of Heartland Common Stock will be issued in the AWS Merger. In the Initial AWS Distribution to the holders of the AWS Common Stock, fractional shares of Heartland Common Stock will be rounded up to the nearest whole share. In the Contingent AWS Distribution (following the termination of the AWS Escrow Agreement (as hereinafter defined)) to the former holders of AWS Common Stock, Heartland will repurchase from the escrow any fractional shares to be distributed to the former AWS Stockholders based upon the exchange value for the Heartland Common Stock, and the cash proceeds thereof will be distributed with any whole shares of Heartland Common Stock to the AWS stockholders upon the liquidation of such escrow in connection with the Contingent AWS Distribution.

     Indemnity Escrow; Contingent AWS Distribution. At the closing of the AWS Merger, the shares of Heartland Common Stock representing the Contingent AWS Distribution will be held in escrow by Harris Trust Company of New York ("Exchange Agent") pursuant to the terms of an escrow agreement ("AWS Escrow Agreement") for a period of approximately one year ("AWS Escrow Period"). The AWS Escrow Agreement is attached hereto as Appendix D and is incorporated herein by reference, and is to be attached as an exhibit to and form a part of the AWS Exchange Agreement described below. Pursuant to the terms of the AWS Escrow Agreement, Heartland will have the right to submit claims for indemnification to the Exchange Agent and, following a claims procedure, recover all or a portion of the Contingent AWS Distribution or proceeds thereof for any claims for which indemnity is proper pursuant to the terms of the AWS Merger Agreement. Pursuant to the AWS Escrow Agreement, Heartland is entitled to indemnification from the escrow fund (a) for all of the damages arising from certain claims (including liabilities of AWS determined in accordance with generally accepted accounting principles and certain other liabilities in excess of $3.15 million subject to adjustment), and (b) for one-half of the damages arising from other claims. The indemnification obligations of AWS to Heartland will be limited to and satisfied solely from the Contingent AWS Distribution. Pursuant to the terms of the AWS Merger Agreement, if certain litigation pending against AWS is dismissed prior to the consummation of the AWS Merger, the exchange value of the shares of Heartland Common Stock (a) to be distributed as a part of the Initial AWS Distribution will be increased from $30.75 million to $31.25 million, and (b) to be held in escrow and distributed as part of the Contingent AWS Distribution will be reduced from $3.25 million to $2.75 million. Pursuant to the terms of the AWS Escrow Agreement, certain fees and expenses of the escrow will be paid from the proceeds of the shares held in escrow representing the Contingent AWS Distribution. Generally, the resolution of claims for indemnity will be decided in accordance with the alternative dispute resolution procedures set forth in the AWS Escrow Agreement. Daniel A. Cartwright, the Chief Financial Officer of AWS, will serve as the representative of the former AWS Stockholders for purposes of administering claims under the AWS Escrow Agreement, and will be compensated $10,000 quarterly for such services from the escrow fund.

     AWS Loan. Heartland has previously loaned to AWS the principal sum of $1.8 million (the "AWS Loan"). The AWS Loan is secured by a first lien on the wireless cable channel assets of AWS in the Dallas, Texas market. Upon consummation of the AWS Merger, the AWS Loan will remain in place as an intercompany obligation from AWS to Heartland. The AWS Merger Agreement provides that specified amounts ("Exclusivity Fees") are to be periodically offset against the AWS Loan as additional consideration for the non-solicitation covenant contained in the AWS Merger Agreement. The AWS Merger Agreement and documents relating to the AWS Loan further provide that (a) if the AWS Merger Agreement is terminated as a result of a competing proposal to acquire AWS or its material assets, then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan will be immediately due and payable; (b) if the AWS Merger Agreement is terminated arising from specified events (generally arising from the conduct or past conduct of AWS or its predecessors), then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan will be repaid in accordance with its terms; (c) if Heartland fails to consummate the AWS Merger after all of the conditions precedent to its obligations to consummate the AWS Merger Agreement have been satisfied or waived, then the remaining balance of the AWS Loan will be forfeited by Heartland as liquidated damages; and (d) upon any other termination under the AWS Merger Agreement, the AWS Loan (reduced by any previously offset Exclusivity Fees) will be repaid to Heartland within one year following the date of termination of the AWS Merger Agreement. Upon consummation of the AWS Merger, the AWS Loan (plus any previously offset Exclusivity Fees) is to remain in place as an intercompany obligation of Heartland.

STOCK OPTIONS; WARRANTS

     At the AWS Effective Time, no options or warrant agreements allowing the holder to exercise rights thereunder to receive shares of AWS Common Stock after the closing of the AWS Merger Agreement may exist. These options and warrants also entitle the holders to certain demand registration rights. As of December 31, 1995, options and warrants to purchase approximately 713,230 shares of AWS Common Stock were outstanding that would convert by their terms into the right to purchase shares of Heartland Common Stock, subject to certain adjustments. Pursuant to the AWS Merger Agreement, AWS has agreed to use reasonable efforts to cause the holders of such options and warrants to exercise, terminate or cancel such options or warrants.

EFFECTIVE TIME

     Promptly following receipt of all required governmental approvals and satisfaction or waiver (where permissible) of the other conditions to the AWS Merger, the AWS Merger will be consummated and will become effective at the time at which the certificate of merger to be filed pursuant to the Delaware General Corporation Law ("DGCL") is accepted for filing by the Secretary of State of the State of Delaware or such later date and time as may be specified in the certificate of merger (the "AWS Effective Time"). See "The AWS
Merger -- Conditions." It is currently anticipated that if all conditions under the AWS Merger Agreement have been satisfied or waived, where permissible, including the approval and adoption of the AWS Merger Agreement by the stockholders of AWS and Heartland, the AWS Effective Time will occur on or after the later of the AWS Special Meeting or the Heartland Special Meeting.

REPRESENTATIONS AND WARRANTIES

     The AWS Merger Agreement contains various representations and warranties of the parties thereto. Generally, the representations and warranties of AWS relate to (i) the corporate organization and standing of AWS and its subsidiaries, (ii) the capitalization of and rights to acquire securities of or interests in AWS and its subsidiaries, (iii) the authority and enforceability of the AWS Merger Agreement and the non-contravention of the AWS Merger Agreement with any agreement, law or charter document of AWS, (iv) the financial statements of AWS and absence of undisclosed liabilities, (v) tax matters, (vi) the assets, liabilities and operations of AWS and its subsidiaries, (vii) regulatory matters and compliance with laws, (viii) agreements or contracts with third parties and affiliates, (ix) consents or approvals required in connection with the AWS Merger Agreement, (x) employee matters, (xi) disclosures regarding pending and threatened litigation, and (xii) the accuracy of information provided by AWS for inclusion in this Proxy Statement and the Registration Statement.

     Generally, the representations and warranties of Heartland and AWS Merger Sub relate to (i) their respective corporate organization and standing, (ii) the authority and enforceability of the AWS Merger Agreement and the non-contravention of the AWS Merger Agreement with any charter documents, (iii) the absence of pending or threatened litigation, (iv) consents or approvals required in connection with the AWS Merger Agreement, (v) capitalization, (vi) the accuracy of Heartland's financial statements and securities filings, and
(vii) the accuracy of the information provided by Heartland or AWS Merger Sub for inclusion in the Proxy Statement and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Earlier of the AWS Effective Time and the Abandonment or Termination of the AWS Merger.The AWS Merger Agreement sets forth certain obligations of AWS pending the earlier of the AWS Effective Time and the abandonment or termination of the AWS Merger. See "The AWS Merger -- Termination." AWS has agreed that it will, and will cause its subsidiary to, do the following, among other things: (i) give Heartland prior written notice before engaging in any practice or taking any action other than in the ordinary course of business, (ii) use reasonable efforts to keep its business, properties, and business relationships substantially intact, (iii) pay and perform all of its debts and liabilities except to the extent being contested in good faith or as to which adequate liabilities have been accrued and recorded,
(iv) perform its material obligations under FCC authorizations and material agreements, (v) comply in all material respects with governmental rules, (vi) not take any action that would cause or constitute a material breach of the AWS Merger Agreement, (vii) use reasonable efforts to preserve, protect and maintain its rights and interests in its channel leases, FCC licenses, and material agreements, (viii) not amend or terminate any channel lease, FCC license, permit, application or material agreement without prior notice to Heartland, (ix) not repurchase, declare or pay any dividends, or make any other distributions, or issue or sell any shares of capital stock, or options or warrants with respect thereto, (x) not sell, lease or transfer any assets except as provided for in the AWS Merger Agreement or in the ordinary course of business, (xi) not increase the base compensation of or enter into any new compensation arrangements with any officers, directors or employees of AWS or pay any salaries except in the ordinary course of business, other than as provided for in the AWS Agreement, and (xii) not transfer any interest in any subsidiary.

     Other Agreements. Pursuant to the AWS Merger Agreement, each of AWS and Heartland is obligated to call a special meeting of its stockholders to consider and vote upon the adoption and approval of the AWS Merger Agreement and the AWS Merger. In addition, AWS has agreed to (i) use reasonable efforts to obtain all consents and governmental approvals required in connection with the AWS Merger,
(ii) assist Heartland in obtaining certain estoppel certificates and additional consents prior to the AWS Effective Time, (iii) obtain estoppel certificates from each creditor of AWS anticipated to be owed in excess of $50,000 at the AWS Effective Time certifying the amount owed to such person, (iv) timely file or cause to be filed all required reports with the FCC, and (v) use reasonable efforts to cause the holders of its options and warrants to exercise, terminate or cancel such options or warrants.

NO SOLICITATION

     Pursuant to the AWS Merger Agreement, AWS has agreed that, prior to the consummation of the AWS Merger Agreement, neither it nor any of its officers, directors, employees, agents, or other representatives will solicit, initiate, encourage or engage in any discussions or negotiations with any third party concerning a tender or exchange offer, merger, consolidation or other business combination involving AWS or any of its subsidiaries, or any proposal to acquire either (i) a substantial equity interest in AWS or any subsidiary, or (ii) any material assets of AWS or any subsidiary (an "AWS Acquisition Proposal"); provided, however, that AWS may (x) furnish information to or enter into negotiations with persons making an unsolicited offer to acquire AWS or a substantial portion of its assets pursuant to a merger, consolidation, share exchange or other business combination if the Board of Directors of AWS determines that such action is required to comply with its fiduciary duty to its stockholders, (y) comply with Rule 14e-2 promulgated under the Exchange Act, and
(z) solicit and receive offers for the sale of the wireless cable television system owned by AWS in the Memphis, Tennessee market in accordance with the terms of the AWS Merger Agreement. AWS has agreed to notify Heartland immediately of any inquiries or proposals with respect to any such transactions that are received by, or any such negotiations or discussions that are sought to be initiated with, AWS or any of its subsidiaries.

CONDITIONS

     The respective obligations of the parties to consummate the AWS Merger are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement which includes this Proxy Statement filed in connection with the AWS Merger and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect and has the effect of prohibiting the AWS Merger or any of the transactions contemplated by the AWS Merger Agreement or otherwise making the consummation of the AWS Merger or any of the transactions contemplated thereby illegal, (iii) the sale of the wireless cable system owned by AWS in the Pittsburgh, Pennsylvania market (which occurred on September 29, 1995), and (iv) AWS's receipt of a fairness opinion from Daniels & Associates, L.P., which fairness opinion shall not have been withdrawn prior to the AWS Effective Time.

     The obligation of Heartland to consummate the AWS Merger is also subject to the satisfaction or waiver (where permissible) of the following conditions: (i) the requisite approval of the AWS Merger, the FTW Transaction and the Minneapolis Transaction by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of AWS set forth in the AWS Merger Agreement, (iii) the delivery of certain documents, certificates and legal opinions by AWS, (iv) the absence of any material adverse change with respect to AWS or any subsidiary of AWS, (v) the holders of no more than 10% of the outstanding shares of AWS Common Stock immediately prior to the AWS Effective Time shall have exercised appraisal rights, (vi) the voting trust agreement, pursuant to which the holders of approximately 37% of the outstanding shares of AWS Common Stock have agreed to vote in favor of the AWS Merger, remaining in full force and effect, (vii) Heartland's prior or concurrent acquisition of the FTW Partnership's interest in the FTW Venture and Minneapolis Partnership's interest in the Minneapolis LLC, (viii) the receipt of a consent letter from AWS's accountants, (ix) the performance in all material respects by AWS of all obligations required to be performed by AWS prior to the closing of the AWS Merger, (x) the exercise, termination or cancellation of any options or warrants to purchase shares of AWS Common Stock that will not convert by their terms into the right to receive shares of Heartland Common Stock, and (xi) the average closing price per share not being greater than $32.00. See "The FTW Transaction -- Conditions" and "The Minneapolis Transaction -- Conditions."

     The obligation of AWS to consummate the AWS Merger Agreement is subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the requisite stockholder approval of the AWS Merger by the stockholders of AWS,
(ii) the accuracy in all material respects of the representations and warranties of Heartland and AWS Merger Sub set forth in the AWS Merger Agreement, (iii) the delivery of certain documents, certificates and legal opinions by Heartland and AWS Merger Sub, (iv) the absence of any change in the business or affairs of Heartland requiring an amendment or supplement to this Proxy Statement, and (v) the average closing price per share not being less than $12.

REGULATORY APPROVALS

     In addition to the federal and state filings and approvals required under applicable securities laws in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part, the AWS Merger requires regulatory filings with the FCC for the transfer of AWS' commercial wireless cable television licenses to Heartland.

TERMINATION

     The AWS Merger Agreement may be terminated at any time prior to the AWS Effective Time, before or after the approval of the AWS Merger Agreement by the stockholders of AWS and Heartland, and by the mutual consent of Heartland, AWS Merger Sub and AWS. In addition, the AWS Merger Agreement may be terminated by AWS in the event that the conditions to closing for AWS have not been satisfied in full or, where permissible, waived on or before February 29, 1996. The AWS Merger Agreement may be terminated and the AWS Merger may be abandoned by Heartland or AWS Merger Sub if the closing conditions to their performance have not been satisfied in full or, where permissible, waived on or before February 29, 1996; provided that Heartland shall have the right to terminate the AWS Merger Agreement within fifteen (15) days of the disclosure by AWS to Heartland of supplemental information representing a material adverse change from information previously disclosed to Heartland regarding AWS.

     If the AWS Merger Agreement is terminated as the result of an AWS Acquisition Proposal, then AWS shall pay to Heartland within two (2) days after such event a fee equal to the sum of $1.8 million and the outstanding principal and accrued interest under the AWS Loan (together with any Exclusivity Fees previously offset against the AWS Loan). If Heartland and/or AWS Merger Sub fail to consummate the AWS Merger after the conditions to their performance have been satisfied or, where permissible, waived, then AWS shall not be obligated to repay the AWS Loan and the proceeds thereof shall be retained by AWS as liquidated damages. If the AWS Merger Agreement is terminated (i) by Heartland arising from a supplemental adverse disclosure, (ii) by AWS or Heartland as a result of the failure to obtain any required authorization under federal or state securities or blue sky laws primarily as a result of past or previous acts or omissions by AWS or related parties, (iii) by Heartland for the failure of AWS to provide certain estoppel certificates and consents, (iv) by AWS for the failure to obtain AWS stockholder approval, (v) by Heartland for the failure of the representations and warranties of AWS to be true and correct in all material respects, or

(vi) by Heartland as a result of a material adverse change in the condition of AWS, then all Exclusivity Fees previously offset against the AWS Loan shall be added back to the principal balance thereof and the AWS Loan shall be repaid in accordance with its terms with the maturity date being extended until one year from the date of such termination. If the AWS Merger Agreement is terminated for any other reason, then the AWS Loan (as reduced by any Exclusivity Fees previously offset against the AWS Loan) shall be repaid in accordance with its terms.

RESALES; AFFILIATES

     The shares of Heartland Common Stock to be issued to the AWS stockholders in connection with the AWS Merger will be freely tradeable under the Securities Act, except for shares of Heartland Common Stock issued to any person deemed to be an affiliate of AWS for purposes of Rule 145 under the Securities Act at the time of the AWS Meeting ("AWS Affiliates"). AWS Affiliates may not resell the shares of Heartland Common Stock acquired in connection with the AWS Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or compliance with Rule 144 or Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the AWS Merger Agreement, AWS has agreed, prior to the AWS Effective Time, to deliver to Heartland a letter identifying all persons who at the time of the AWS Meeting may be deemed to be AWS Affiliates.

ACCOUNTING TREATMENT

     The AWS Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. Accordingly, the aggregate consideration paid by Heartland in connection with the AWS Merger will be allocated to AWS's assets based upon their fair values, and the results of operations of AWS will be included in the results of operations of Heartland only for periods subsequent to the AWS Effective Time.

INTERESTED PARTIES

     If the AWS Merger is consummated, Heartland intends to terminate all AWS employees immediately following the AWS Effective Time. Certain executive officers of AWS, including Steven G. Johnson, Daniel A. Cartwright and Todd J. Parriott, have employment agreements with AWS, each of which provides for certain severance payments to be made following a termination. The total amount of payments to be made by AWS following the termination is approximately $830,000. Heartland has entered into a non-competition and consulting agreement with Mr. Johnson, pursuant to which, in lieu of any amounts owed to him as a result of the termination of his employment, Mr. Johnson will receive payment in consideration of transactional and other assistance to be provided to Heartland following the AWS Merger and Mr. Johnson's agreement not to compete with Heartland or its affiliates for a period of three years following the AWS Merger. In addition, the executive officers and directors of AWS hold options to acquire 74,997 shares of AWS Common Stock. See "Terms of AWS the AWS
Merger -- Terms of AWS Merger Agreement -- Conversion of AWS Common Stock in the AWS Merger." See "Information Concerning Heartland -- Certain Transactions."

VOTING AGREEMENTS

     Concurrently with the execution of the AWS Merger Agreement, certain stockholders of AWS holding approximately 37% of the outstanding shares of AWS Common Stock placed their shares in a voting trust pursuant to the terms of a voting trust agreement, pursuant to which such stockholders agreed to vote in favor of the AWS Merger.

CERTAIN EXPENSES

     Pursuant to the provisions of the AWS Merger Agreement, AWS is responsible for its own expenses, including legal and accounting fees incurred in connection with the negotiation, execution and delivery of the AWS Merger Agreement and certain of the expenses to be incurred in connection with the consummation of the transactions contemplated hereby.

                              THE FTW TRANSACTION

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE FTW AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE FTW AGREEMENT, ATTACHED HERETO AS APPENDIX F, WHICH IS INCORPORATED HEREIN BY REFERENCE.

     FOR A DESCRIPTION OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF HEARTLAND CONCERNING THE FTW TRANSACTION AND THE REASONS GIVEN THEREFOR, TOGETHER WITH A DESCRIPTION OF THE OPINION OF HEARTLAND'S ADVISOR, SEE "RECOMMENDATIONS OF THE HEARTLAND BOARD; OPINIONS OF HEARTLAND'S ADVISOR."

REASONS FOR THE FTW TRANSACTION

     The FTW Committee approved the FTW Agreement and FTW Transaction contemplated thereunder based upon its determination that the FTW Transaction was likely to provide the FTW Partners with increased liquidity for their ownership interest, represented a favorable means of resolving certain claims arising from the organization of FTW Partnership, and was likely to result in a greater potential for long-term value than FTW Partnership would have if it continued as a participant in the FTW Venture.

TERMS OF THE FTW AGREEMENT

     Acquisition; Consideration. Effective October 4, 1995, Heartland and FTW Partnership executed the FTW Agreement. Upon the consummation of and pursuant to the FTW Agreement, (i) FTW Partnership will assign to Heartland substantially all of its assets, consisting of the FTW Interest, (ii) FTW Partnership and the FTW Partners approving the FTW Transaction will either assign (the "FTW Claim Assignment") to Heartland or release (the "FTW Claim Release") the FTW Claims (as hereinafter defined), (iii) Heartland will assume up to $570,000 of certain types of liabilities (including disputed liabilities) of FTW Partnership to AWS, and (iv) Heartland will issue to FTW Partnership newly issued freely tradeable shares of Heartland Common Stock ("FTW Shares") having an aggregate exchange value of $13.3 million. The exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Agreement will be equal to the average closing price of the Heartland Common Stock as quoted on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the FTW Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided that if such average closing price is in excess of $23 per share, the exchange value shall be $23 per share. Further, either FTW Partnership or Heartland, at its option, may terminate the FTW Agreement if such average closing price is below $17 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 782,353 shares of Heartland Common Stock are issuable in connection with the FTW Agreement. The FTW Agreement also grants to Heartland a right of first refusal with regard to the FTW Interest.

     Mutual Release or Assignment of FTW Claims. FTW Partnership and AWS have ongoing disagreements as to the respective rights and obligations of AWS on one hand and FTW Partnership and the FTW Partners on the other. FTW Partnership believes that the factual background of the relationship between FTW Partnership and AWS, and certain acts (or omissions) of AWS and its current and former officers, directors, and related parties, potentially form the basis of certain causes of action by the FTW Partners and FTW Partnership against AWS and its current and former officers, directors, and related parties for which FTW Partnership could seek recovery of monetary damages. Such causes of action are referred to herein as the FTW Claims and are further described herein. See "The FTW Transaction -- Description of FTW Claims." On the other hand, AWS has asserted that it is owed certain amounts, including management fees, by the FTW Venture (for which the FTW Partners and FTW Partnership could be liable), which assertion FTW Partnership disputes. The FTW Agreement provides two alternatives with respect to the rights and obligations of FTW Partnership and Heartland in regard to the FTW Claims. As one alternative, Heartland will obtain from AWS and its current officers, directors, and certain related parties, Wireless California, AWS

Liquidating, L.L.C., Micom Products, Ltd., Jeffrey D. Howes, Dexter S. Cohen, Kevin C. King and Steven G. Johnson (collectively, the "AWS Parties") execution and delivery of a mutual release ("FTW Claim Release") in the form attached hereto as Appendix G, which FTW Claim Release would also be executed by FTW Partnership. FTW Partners consenting to the FTW Transaction will, by their consent, become a party to the FTW Claim Release. The FTW Claim Release will be a mutual release of any and all claims and causes of action that each AWS Party and FTW Partnership and FTW Partners consenting to the FTW Transaction may have as to any other party to the release, including, without limitation, the FTW Claims.

     In the event the FTW Claim Release is not executed by such parties, the FTW Agreement provides that FTW Partnership and FTW Partners approving the FTW Transaction would assign the FTW Claims (or certain of those claims) to Heartland at the closing in the form of FTW Claim Assignment attached hereto as Appendix H ("FTW Claim Assignment"). Through the FTW Claim Assignment, FTW Partnership and FTW Partners approving the FTW Transaction would assign to Heartland all of such parties' right, title, and interest in the FTW Claims, provided however, FTW Partnership would retain an interest in the FTW Claims from and after the closing which will allow FTW Partnership to assert the FTW Claims in connection with or as a defense to any action brought by any AWS Party against FTW Partnership or any FTW Partner. Additionally, through the FTW Claim Assignment, Heartland would indemnify FTW Partnership and FTW Partners approving the FTW Transaction from the FTW Claims as set forth in the FTW Claim Assignment.

     FTW Earnest Money; FTW Loan. In connection with the FTW Agreement, Heartland (a) deposited in escrow $100,000 on October 12, 1995, $55,000 on November 7, 1995, $55,000 on December 1, 1995, $55,000 on January 5, 1996 and
has agreed to deposit in escrow an additional $55,000 on the first day of each month thereafter (collectively, "FTW Earnest Money"), and (b) has agreed to loan to the FTW Partnership up to $500,000 (the "FTW Loan"), $350,000 of which has been advanced through January 15, 1996. The FTW Loan is secured by a first lien on the FTW Interest pursuant to a security agreement between Heartland and FTW Partnership, and the proceeds thereof will be disbursed and utilized in accordance with a loan agreement ("FTW Loan Agreement"), promissory note ("FTW Note"), and security agreement each between FTW Partnership and Heartland (collectively, the "FTW Loan Documents"). As set forth in the FTW Loan Agreement, the proceeds of the FTW Loan have been or will be used by FTW Partnership to pay certain outstanding expenses of FTW Partnership, including legal and accounting fees, and expenses incurred or to be incurred to consummate the FTW Transaction.

     The outstanding principal balance of the FTW Note and all accrued but unpaid interest thereon are due and payable in full on the first to occur of the following dates: (i) if the FTW Transaction is consummated in accordance with the FTW Agreement, then the date of closing thereunder from the proceeds of FTW Shares to be liquidated pursuant to the FTW Liquidation Plan; (ii) if the FTW Agreement is terminated by FTW Partnership because of the failure of any representation or warranty made by the FTW Partnership to be true in all material respects, or the failure of the FTW Partnership to materially perform all of its obligations under the FTW Agreement, or if the FTW Agreement is terminated by any party thereto arising from the failure of the FTW Transaction to be approved by FTW Partners representing two-thirds ( 2/3) of the FTW Units, then 90 days after the date of such termination; (iii) if the FTW Agreement is terminated for reasons not otherwise provided for in the FTW Note, then six months after the date of such termination; or (iv) if the FTW Agreement is terminated as a result of a competing acquisition proposal and Heartland does not exercise its right of first refusal regarding such acquisition proposal in accordance with the FTW Agreement, then upon such termination.

REPRESENTATIONS AND WARRANTIES

     Generally, the representations and warranties of FTW Partnership relate to
(i) the organization and operations of FTW Partnership, (ii) the absence of undisclosed rights or liens with respect to the FTW Venture and FTW Interest,
(iii) the authority and enforceability of the FTW Agreement and the non-contravention of the FTW Agreement with any agreement, law, or organizational document of FTW Partnership, (iv) the financial statements of FTW Partnership and absence of undisclosed liabilities, (v) the assets, liabilities and operations of FTW Partnership and the FTW Venture, (vi) agreements or contracts with third parties and affiliates, (vii) regulatory matters, and compliance with laws, (viii) consents and approvals required in connection with the FTW Agreement, (ix) tax and litigation matters,
(x) the FTW Partners and the required approval for the FTW Transaction and (xi) the accuracy of information for inclusion in the Proxy Statement and Registration Statement. Generally, representations and warranties of Heartland relate to (i) its corporation organization and standing, (ii) the authorization and enforceability of the FTW Agreement and non-contravention of the FTW Agreement with its charter documents, (iii) the absence of pending or threatened litigation, (iv) consents and approvals required in connection with the FTW Agreement, (v) capitalization, (vi) the accuracy of Heartland's financial statements and securities filings, and (vii) the accuracy of information to be included in the Proxy Statement and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Consummation or Termination of the FTW Agreement. FTW Partnership has agreed that it will, and will use reasonable efforts to cause the FTW Venture, to do the following, among other things: (i) not engage in any practice or take any action other than in the ordinary course of business, (ii) keep its business, properties and business relationships substantially intact,
(iii) pay and perform its debts and liabilities other than liabilities being contested in good faith or as to which reserves have been established, (iv) not take any action that would constitute a material breach of the FTW Agreement,
(v) use reasonable efforts to preserve, protect and maintain its rights under various licenses and agreements, (vi) not amend or terminate any channel lease, FCC license or other agreements, (vii) not make any distributions to FTW Partnership, AWS or any FTW Partners, or sell or agree to sell any equity interest or options or rights with respect thereto, (viii) not lease, transfer or otherwise dispose of any assets, (ix) not increase the base compensation of, enter into any new compensation arrangement with, or pay any salaries to any employees except in the ordinary course of business, (x) not grant or transfer any rights to the FTW Interest or FTW Claims, or (xi) not take any action that would cause the FTW Transactions to be subject to subpart 900 of Regulation S-K, promulgated under the Securities Act and Exchange Act ("Roll-up Rules").

     Other Agreements. FTW Partnership has also agreed to assist Heartland in obtaining all governmental approvals required in connection with the FTW Transaction and to file, or use reasonable efforts to cause the FTW Venture to file, all required reports with the FCC.

NO SOLICITATION

     Under the FTW Agreement, FTW Partnership has agreed that neither it nor any of its executive committee members, officers, managers, employees, agents or other representatives will solicit, initiate or encourage any discussions or negotiations with any third party concerning any tender or exchange offer, merger, consolidation or other business combination involving FTW Partnership or the FTW Venture or any proposal to acquire any substantial equity interest in, or substantial portion of the assets of, FTW Partnership or the FTW Venture, other than the transactions contemplated by the FTW Agreement (collectively "FTW Acquisition Proposal"); provided, however, that FTW Partnership may furnish information or enter into discussions with a third party that makes an unsolicited bona fide offer to acquire FTW Partnership or a substantial portion of its assets to the extent that the FTW Committee determines that such action is required to comply with its fiduciary duties to the FTW Partners. FTW Partnership has agreed to notify Heartland immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, FTW Partnership. Further, the ability of FTW Partnership to accept a competing offer or proposal is subject to Heartland's right of first refusal.

CONDITIONS

     The respective obligations of the parties to consummate the FTW Agreement are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement which includes this Proxy Statement, filed in connection with the FTW Transaction and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect that has the effect of prohibiting the FTW Agreement or the FTW Transaction or otherwise making the consummation of the FTW Transaction or any of the transactions contemplated thereby illegal, (iii) the FTW Transaction shall have been approved by FTW Partners holding two-thirds ( 2/3) of the

FTW Units, (iv) Heartland shall not be required to comply with the Roll-up Rules, and (v) the exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Transaction shall not be less than $17 per share.

     The obligation of Heartland to consummate the FTW Transaction are also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) requisite stockholder approval of the FTW Transaction by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of FTW Partnership set forth in the FTW Agreement, (iii) the delivery of certain documents, certificates and legal opinions of FTW Partnership, (iv) the absence of any material adverse change with regard to FTW Partnership and the FTW Venture, (v) the performance by FTW Partnership in all material respects of its obligations under the FTW Agreement,
(vi) the receipt of a consent letter from FTW Partnership's accountants, and
(vii) the receipt of all necessary and appropriate governmental and third party consents and approvals.

     The obligation of FTW Partnership to consummate the FTW Agreement are also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the approval of the FTW Transaction by FTW Partners holding no less than two-thirds ( 2/3) of the FTW Units, (ii) the accuracy in all material respects of the representations and warranties of Heartland set forth in the FTW Agreement, (iii) the delivery of certain documents, certificates and legal opinions by Heartland, (iv) the performance by Heartland in all material respects of their respective obligations under the FTW Agreement, and (v) the absence of any change in the business or its Heartland requiring an amendment or supplement to this Proxy Statement.

REGULATORY APPROVALS

     The FTW Transaction does not require any regulatory approvals other than federal and state filings and approvals required under applicable securities laws in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part.

TERMINATION

     The FTW Agreement may be terminated and abandoned at any time prior to closing, before or after the approval by the FTW Partners and the stockholders of Heartland, by the mutual consent of Heartland and FTW Partnership. The FTW Agreement may be terminated and the FTW Transaction abandoned by FTW Partnership
(i) if the conditions to closing for FTW Partnership have not been satisfied in full or, where permissible, waived on or before March 15, 1996, or earlier date set forth therein, (ii) upon a default by Heartland in its obligations under the FTW Loan, or (iii) upon the determination by FTW Partnership that the requirements of any governmental or regulatory authority asserting jurisdiction with respect to the FTW Transaction requires actions that the FTW Committee, in its sole discretion, deems unreasonable. The FTW Agreement may be terminated and the FTW Transaction may be abandoned by Heartland (i) if the closing conditions for the performance by Heartland have not been satisfied or, where permissible, waived on or before March 15, 1996, or earlier date set forth in the FTW Agreement, or (ii) at any time prior to such date, at Heartland's election, upon written notice to FTW Partnership from Heartland and the payment (or offset against the FTW Loan) of the FTW Earnest Money.

     In the event that the FTW Agreement is terminated as a result of an FTW Acquisition Proposal, FTW Partnership shall, within two days of such termination, deliver to Heartland the sum of $250,000 plus the outstanding principal and accrued interest under the FTW Loan, and the FTW Earnest Money shall be returned to Heartland. In general, if the FTW Agreement is terminated by Heartland as a result of a breach of a representation, warranty or covenant of FTW Partnership, then the FTW Earnest Money is to be returned to Heartland and the FTW Loan is to be repaid in accordance with its terms. If the FTW Agreement is terminated for any other reason, then the FTW Earnest Money will be offset against the FTW Loan, and the remainder of the FTW Loan shall be repaid in accordance with its terms.

INDEMNIFICATION

     FTW Partnership has agreed to indemnify, defend and hold harmless Heartland from and against any damages incurred by Heartland arising out of (i) the breach of a representation or warranty under the FTW Agreement, (ii) any failure by FTW Partnership to perform any of its obligations under the FTW Agreement, (iii) any liabilities of FTW Partnership (including the FTW Loan), other than liabilities assumed by Heartland; and (iv) the operations and activities of FTW Partnership and its affiliates, including those related to the FTW Interest, prior to the consummation of the FTW Agreement. Pursuant to the terms of the FTW Agreement, the indemnification obligations of FTW Partnership generally continue for a period of four years following the consummation of the FTW Agreement. Because FTW Partnership is a general partnership, and notwithstanding the anticipated liquidation and dissolution of FTW Partnership, the FTW Partners will remain personally liable for the indemnification obligations of FTW Partnership under the FTW Agreement. In connection with the FTW Liquidation Plan, the FTW Committee anticipates liquidating FTW Shares having an aggregate value of approximately $1,350,000 to satisfy the estimated known and contingent liabilities of FTW Partnership. In the event that claims are asserted against FTW Partnership in excess of the proceeds of the FTW Shares or after the completion of the liquidation and dissolution of FTW Partnership, the FTW Partners may be jointly and severally liable to Heartland or any other third parties asserting claims against FTW Partnership.

     Heartland has agreed to indemnify, defend and hold FTW Partnership harmless from and against damages incurred by it by reason of or arising out of or in connection with (i) any breach of any representation or warranty of Heartland contained in the FTW Agreement, (ii) any failure by Heartland to perform any of its obligations under the FTW Agreement, and (iii) liabilities of FTW Partnership expressly assumed by Heartland pursuant to the FTW Agreement.

DESCRIPTION OF FTW CLAIMS

     The nature of the legal relationship between FTW Partnership and AWS as an informal joint venture is not disputed by FTW Partnership, and is described as such by AWS and its auditors in various public filings with the SEC. However, FTW Partnership and AWS have ongoing disagreements as to the specific obligations (both past and present) of AWS to FTW Partnership and the FTW Partners. In particular, FTW Partnership believes that the factual background of the relationship between FTW Partnership and AWS, and certain acts (or omissions) of AWS, Wireless California, and certain of their current and former officers, directors, and certain other affiliated or related parties (the "Potential Defendants"), may form the basis of certain causes of action by FTW Partnership against the Potential Defendants for which FTW Partnership could seek recovery of monetary damage. In general, FTW Partnership believes that it has possible claims against the Potential Defendants for, but not limited to (i) breach of fiduciary duties owed by the Potential Defendants to FTW Partnership by reason of and in connection with the fiduciary relationship between the parties, including usurpation of FTW Venture opportunities by AWS as regards the wireless cable industry in the Dallas, Texas, Memphis, Tennessee, and Los Angeles, California markets; self-dealing by the Potential Defendants; and use of FTW Partnership and FTW Venture funds for unauthorized purposes by the Potential Defendants; (ii) breach of the terms of a purported joint venture arrangement by the Potential Defendants by their failure to cause the FTW Venture to achieve positive cash flow, obtain debt financing, and assure the assets of the system were both as represented to the FTW Partnership and owned by an appropriate entity; and (iii) various securities law violations primarily directed at affiliates of AWS (collectively, the "FTW Claims").

     FTW Partnership has discussed with AWS its general position regarding the FTW Claims, and AWS has disputed both the facts upon which such claims would be based and the interpretation of laws that would control a resolution thereof. Notwithstanding FTW Partnership's belief that causes of action may exist against the Potential Defendants, FTW Partnership cannot predict the likelihood of a favorable outcome to FTW Partnership in the event the FTW Claims are pursued.

     As part of the FTW Transaction, FTW Partnership and the FTW Partners approving the FTW Transaction will either release the AWS Parties from the FTW Claims, or in the event the release by

FTW Partnership and AWS is not executed, FTW Partnership will assign to Heartland the FTW Claims (which assignment would be subject to the retention by FTW Partnership of certain rights and which would be accompanied by certain indemnifications of Heartland to FTW Partnership).

ACCOUNTING TREATMENT

     The FTW Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. Accordingly, the aggregate consideration paid by Heartland in connection with the FTW Transaction will be allocated to FTW Partnership's assets based upon their fair values, and the results of operations of FTW Partnership will be included in the results of operations of Heartland only for periods subsequent to the consummation of the FTW Transaction.

INTERESTED PARTIES

     In regard to the FTW Transaction, no substantial interests of any member of the FTW Committee exists in or to the FTW Transaction, except with respect to interests arising from the ownership of FTW Units (for which benefits relating thereto are shared only on a pro rata basis with all other FTW Partners).

CERTAIN EXPENSES

     Pursuant to the provisions of the FTW Agreement, FTW Partnership is responsible for its own expenses, including legal and accounting fees incurred in connection with the negotiation, execution and delivery of the FTW Agreement and certain of the expenses to be incurred in connection with the consummation of the transactions contemplated thereby. FTW Partnership will not be responsible for, and Heartland will pay, the fees and expenses of the Exchange Agent, printing costs associated with the registration of the FTW Shares and the solicitation of the partners of FTW Partnership, filing fees with the Commission and the FCC, fees payable to third parties for certain consents and expenses incurred in connection with any audit of FTW Partnership's financial statements. In addition, FTW Partnership has incurred substantial legal and accounting fees and expenses related to the conduct of its business since its formation. Finally, FTW Partnership will incur and be responsible for expenses relating to its dissolution and the winding up of its affairs. These expenses will include legal and accounting fees and expenses relating to the preparation and distribution of FTW Partnership final tax return. The fees and expenses to be borne by FTW Partnership will be paid from the proceeds received by FTW Partnership in connection with the FTW Transaction. These fees and expenses will be deducted from the gross proceeds received by FTW Partnership, or held by the Exchange Agent on its behalf, prior to any distributions to FTW Partners. As a result, distribution to each FTW Partner will be reduced by such partner's pro rata share of the fees and expenses incurred by FTW Partnership prior to the FTW Agreement and in connection with the negotiation, execution, delivery and consummation of the transactions contemplated hereby. Through December 31, 1995, FTW Partnership has incurred approximately $691,000 in fees and expenses to be paid out of proceeds of the FTW Transaction and expects to incur approximately $209,000 in additional fees and expenses to be paid therefrom after the date hereof.

                          THE MINNEAPOLIS TRANSACTION

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE MINNEAPOLIS AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MINNEAPOLIS AGREEMENT ATTACHED HERETO AS APPENDIX K WHICH IS INCORPORATED HEREIN BY REFERENCE.

     FOR A DESCRIPTION OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF HEARTLAND CONCERNING THE MINNEAPOLIS TRANSACTION AND THE REASONS GIVEN THEREFOR, TOGETHER WITH A DESCRIPTION OF THE OPINION OF HEARTLAND'S ADVISOR, SEE "RECOMMENDATIONS OF THE HEARTLAND BOARD; OPINIONS OF HEARTLAND'S ADVISOR."

REASONS FOR THE MINNEAPOLIS TRANSACTION

     The Minneapolis Committee approved the Minneapolis Transaction and Minneapolis Agreement based upon its determination that the Minneapolis Transaction was likely to provide the Minneapolis Partners with increased liquidity for their ownership interest, represented a favorable means of resolving certain questions and concerns arising from the organization of the Minneapolis Partnership, and was likely to result in a greater potential for long-term value than Minneapolis Partnership would have if it continued as a member in the Minneapolis LLC.

TERMS OF THE MINNEAPOLIS AGREEMENT

     Acquisition; Consideration. On October 4, 1995, Heartland and the Minneapolis Partnership executed the Minneapolis Agreement. Upon the consummation of and pursuant to the Minneapolis Agreement, (i) the Minneapolis Partnership will assign to Heartland the Minneapolis Interest, (ii) the Minneapolis Partnership and Minneapolis Partners will assign to Heartland the Minneapolis Claims (iii) Heartland will assume up to $2.2 million of liabilities of the Minneapolis Partnership to AWS, and (iv) Heartland will issue to the Minneapolis Partnership that number of shares (the "Minneapolis Shares") of Heartland Common Stock having an aggregate exchange value equal to the sum of
(A) $18 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently estimated to be 1,000 Additional Subscribers, and not anticipated to exceed 2,000 Additional Subscribers, based upon the costs of adding additional subscribers and the capital revenues currently available to the Minneapolis LLC and Minneapolis Partnership). Assuming there are 1,000 Additional Subscribers on the relevant date, Minneapolis Partnership will receive Minneapolis Shares having an aggregate exchange value of $18.5 million. The exchange value of the Heartland Common Stock to be issued in the Minneapolis Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten trading day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided, however, that if such average is (a) greater than or equal to $23 per share but less than $30 per share, then the exchange value will be $23 per share, and (b) greater than or equal to $30 per share, then the exchange value will be (i) the product of the closing average multiplied by $23, divided by (ii) $30 per share, and the number of Minneapolis Shares will be adjusted accordingly. Further, either Minneapolis Partnership or Heartland, at its option, may terminate Minneapolis Agreement is such closing average is below $17 per share. Heartland currently intends to exercise such right. As a result, a maximum of 1,117,647 shares of Heartland Common Stock are issuable in connection with the Minneapolis Agreement (assuming that there will be no more than 4,500 subscribers to the Minneapolis System on the fifth business day preceding the consummation of the Minneapolis Agreement). The Minneapolis Agreement also grants to Heartland a right of first refusal with regard to the Minneapolis Interest.

     Assignment of Minneapolis Claims. Upon the consummation of the Minneapolis Agreement, Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Transaction will assign to Heartland all of such parties' right, title and interest in the Minneapolis Claims. See "The Minneapolis
Transaction -- Description of Minneapolis Claims."

     Resolutions of Disputes. Under the terms of the Minneapolis Agreement, certain claims may be resolved by mutual agreement of the parties prior to closing, with any agreed damages relating thereto ("Stipulated Damages") to be paid from the liquidation of Minneapolis Shares in connection with the dissolution of Minneapolis Partnership pursuant to the Minneapolis Liquidation Plan (as hereinafter defined); provided that the aggregate amount of such Stipulated Damages may not exceed $1 million. Pursuant to the terms of the Minneapolis Agreement, claims by Heartland against Minneapolis Partnership for breaches of the Minneapolis Agreement (other than Stipulated Damages) may only be made during the six month period following the consummation of the Minneapolis Transaction ("Claims Period"), and Heartland shall not have any recourse to the Minneapolis Partners other than to the extent that the Minneapolis Committee is in possession of the proceeds of Minneapolis Shares liquidated for the payment of contingent claims (which Minneapolis Shares shall have an aggregate exchange value of at least $500,000). Any claims asserted against the Minneapolis Partnership by Heartland after the closing of the Minneapolis Transaction shall be subject to the alternative dispute resolution procedures set forth in the Minneapolis Agreement.

     Minneapolis Loan. In connection with the Minneapolis Agreement, Heartland agreed to make the Minneapolis Loan. The Minneapolis Loan is secured by a first lien on the wireless cable channel assets in the Minneapolis, Minnesota market, and upon the consummation of the Minneapolis Agreement, the Minneapolis Partnership will be responsible for the repayment of a portion of the Minneapolis Loan (approximately $215,000 plus interest) from the proceeds of the Minneapolis Shares to be liquidated in connection with the dissolution of the Minneapolis Partnership. Approximately $575,000 of proceeds from the Minneapolis Loan have been used to repay certain indebtedness of the Minneapolis LLC, and up to $1 million ($484,000 of which has been advanced) of the Minneapolis Loan are available for use for the purpose of either funding operating deficits (not to exceed $100,000) of Minneapolis LLC or paying costs associated with adding subscribers to the Minneapolis wireless cable television system.

REPRESENTATIONS AND WARRANTIES

     Generally, the representations and warranties of Minneapolis Partnership relate to (i) the organization and operations of Minneapolis Partnership, (ii) the absence of undisclosed rights or liens with respect to the Minneapolis LLC or Minneapolis Interest, (iii) the authority and enforceability of the Minneapolis Agreement and the non-contravention of the Minneapolis Agreement with any agreement, law, or organizational document of the Minneapolis Partnership, (iv) the financial statements of Minneapolis Partnership and absence of undisclosed liabilities, (v) the assets, liabilities and operations of Minneapolis Partnership and the Minneapolis LLC, (vi) agreements or contracts with third parties and affiliates, (vii) regulatory matters, and compliance with laws, (viii) consents and approvals required in connection with the Minneapolis Agreement, (ix) tax and litigation matters, (x) the Minneapolis Partners and the required approval for the Minneapolis Transaction, and (xi) the accuracy of information for inclusion in the Proxy Statement and in the Registration Statement. Generally, representations and warranties of Heartland relate to (i) its corporation organization and standing, (ii) the authorization and enforceability of the Minneapolis Agreement and non-contravention of the Minneapolis Agreement with its charter documents, (iii) the absence of pending or threatened litigation, (iv) consents and approvals required in connection with the Minneapolis Agreement, (v) capitalization, (vi) the accuracy of Heartland's financial statements and securities filings, and (vii) the accuracy of information to be included in the Proxy Statement and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Consummation or Termination of the Minneapolis Agreement. The Minneapolis Partnership has agreed, among other things, that prior to the consummation of the Minneapolis Agreement or earlier termination thereof, except as contemplated by the Minneapolis Agreement, the Minneapolis Partnership will, and will use reasonable efforts to cause the Minneapolis LLC, to do the following: (i) not engage in any practice or take any action other than in the ordinary course of business, (ii) use its best efforts to keep its business, properties and business relationships substantially intact, (iii) pay all of its debts and liabilities except to the extent being contested in good faith and as to which reserves have been established, (iv) not take any action that would cause or constitute a material breach of the Minneapolis Agreement,
(v) preserve, protect and maintain its rights and channel leases, FCC licenses and other contracts, (vi) not enter into, amend or terminate any channel lease, FCC license, FCC permit, FCC application or other agreement, (vii) not make any distributions to Minneapolis Partnership, AWS or the Minneapolis Partners, or issue or sell any equity interests or options or rights with respect thereto,
(viii) not lease, transfer or otherwise dispose of any assets, (ix) not increase in any manner the base compensation of, enter into any new compensation arrangement with, or pay any salaries to any employees except in the ordinary course of business, (x) not grant or transfer any rights to the Minneapolis Interest or Minneapolis Claims, or (xi) not take any actions that would cause the transactions contemplated hereby to be subject to subpart 900 of Regulation S-K, promulgated under the Securities Act and the Exchange Act (the "Roll-up Rules").

     Other Agreements. Minneapolis Partnership has also agreed to file, and to use its best efforts to cause the Minneapolis LLC to file, all required reports with the FCC. In addition, Minneapolis Partnership has agreed to obtain certain consents and approvals required in connection with the Minneapolis Transaction prior to the consummation thereof.

NO SOLICITATION

     Under the Minneapolis Agreement, Minneapolis Partnership has agreed that neither it nor any of its executive committee members, officers, managers, employees, agents or other representatives will solicit, initiate or encourage any discussions or negotiations with any third party concerning any tender or exchange offer, merger, consolidation or other business combination involving Minneapolis Partnership or the Minneapolis LLC or any proposal to acquire any substantial equity interest in, or substantial portion of the assets of, Minneapolis Partnership or the Minneapolis LLC (collectively "Minneapolis Acquisition Proposal"), other than the transactions contemplated by the Minneapolis Agreement; provided, however, that the Minneapolis Partnership may furnish information or enter into discussions with a third party that makes an unsolicited bona fide offer to acquire Minneapolis Partnership or the Minneapolis LLC or a substantial portion of its assets to the extent that the Minneapolis Committee determines that such action is required to comply with its fiduciary duties to the Minneapolis Partners. Minneapolis Partnership has agreed to notify Heartland immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, Minneapolis Partnership.

CONDITIONS

     The respective obligations of the parties to consummate the Minneapolis Agreement are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement, which includes this Proxy Statement, filed in connection with the Minneapolis Transaction and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect that has the effect of prohibiting the Minneapolis Agreement or the Minneapolis Transaction or otherwise making the consummation of the Minneapolis Transactions or any of the transactions contemplated thereby illegal, (iii) the approval of Minneapolis Partners holding two-thirds ( 2/3) of the Minneapolis Units, (iv) Heartland not being required to comply with the provisions of the Roll-up Rules, and (v) the exchange value for the shares of Heartland Common Stock to be issued in connection with the Minneapolis Transaction not being less than $17 per share.

     The obligation of Heartland to consummate the Minneapolis Agreement is also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) stockholder approval of the Minneapolis Agreement and related issuance of shares of Heartland Common Stock by the stockholders of Heartland,
(ii) the accuracy in all material respects of the representations and warranties of the Minneapolis Partnership set forth in the Minneapolis Agreement, (iii) the delivery of certain documents, certificates, legal opinions and all necessary and appropriate governmental and third party consents and approvals by the Minneapolis Partnership, (iv) the absence of any material adverse change with regard to the Minneapolis Partnership or Minneapolis LLC, (v) the performance by the Minneapolis Partnership in all material respects of its obligations under the Minneapolis Agreement, and (vi) consummation of the AWS Merger.

     The obligation of the Minneapolis Partnership to consummate the Minneapolis Agreement is also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the approval of Minneapolis Partners holding no less than two-thirds of the Minneapolis Units, (ii) the accuracy in all material respects of the representatives and warranties of Heartland, (iii) the delivery of certain documents, certificates and legal opinions by Heartland, (iv) the performance by Heartland in all material respects of its obligations under the Minneapolis Agreement, and (v) the absence of any change in the business or affairs of Heartland requiring an amendment or supplement to this Proxy Statement.

REGULATORY APPROVALS

     The Minneapolis Transaction will not require any regulatory approvals other than federal and state filings and approvals required under applicable securities laws in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part and FCC approval regarding the transfer of control of commercial wireless cable television licenses held by Minneapolis LLC.

TERMINATION

     The Minneapolis Agreement may be terminated and abandoned at any time prior to closing, before or after the approval by the Minneapolis Partners and the stockholders of Heartland, by the mutual consent of Heartland and Minneapolis Partnership. The Minneapolis Agreement may be terminated and the Minneapolis Transaction abandoned by Minneapolis Partnership, if the conditions to closing for the Minneapolis Partnership have not been satisfied in full or, where permissible, waived on or before March 15, 1996. The Minneapolis Agreement may be terminated and the Minneapolis Transaction may be abandoned by Heartland (i) if the closing conditions for the performance by Heartland shall not have been satisfied or, where permissible, waived on or before March 15, 1996, or (ii) at any time prior to such date, at Heartland's election, upon written notice from Heartland and the payment (or offset against the Minneapolis Loan) of $500,000 ("Termination Fee").

     In the event that the Minneapolis Agreement is terminated as a result of a Minneapolis Acquisition Proposal, Minneapolis Partnership shall, within two days of such termination, deliver to Heartland the sum of $750,000 plus the outstanding principal and accrued interest under the Minneapolis Loan. In general, if the Minneapolis Agreement is terminated by Heartland as a result of a breach of a representation, warranty or covenant of Minneapolis Partnership, then the Minneapolis Loan is to be repaid in accordance with its terms and the parties will have no further liabilities or objections to each other. Generally, if the Minneapolis Agreement is terminated for any other reason, then Heartland will pay to Minneapolis Partnership (or offset against the Minneapolis Loan) the Termination Fee, and the remainder of the Minneapolis Loan shall be repaid in accordance with its terms.

INDEMNIFICATION

     Pursuant to the terms of the Minneapolis Agreement, Heartland and the Minneapolis Partnership may mutually resolve certain claims prior to the consummation of the Minneapolis Agreement, with the amount of such claims (not to exceed $1.0 million) to be paid to Heartland from the proceeds of Minneapolis Shares to be liquidated in connection with the Minneapolis Liquidation Plan. The Minneapolis Agreement provides that the representations, warranties and covenants of the Minneapolis Partnership will survive for the six month Claims Period during which the Minneapolis Partnership will engage in the winding-up and liquidation of its affairs in accordance with the Minneapolis Liquidation Plan, ("Minneapolis Liquidation Period"). During the Minneapolis Liquidation Period, Heartland may pursue any remedies available at law or in equity against the Minneapolis Partnership for breaches of the covenants, representations or warranties under the Minneapolis Agreement. In addition, pursuant to the Minneapolis Agreement, the Minneapolis Committee has agreed to liquidate Minneapolis Shares having an aggregate exchange value of no less than $500,000 for potential claims of Heartland and third parties, and Heartland have agreed that the proceeds of such shares will be the sole recourse to Heartland for the breach of any representations, warranties or covenants under the Minneapolis Agreement. Therefore, the Minneapolis Partners will not have personal liability for any claims by Heartland under the Minneapolis Agreement following the consummation of the Minneapolis Liquidation Plan. The resolution of disputes between Heartland and the Minneapolis Partnership during the Minneapolis Liquidation Period will be resolved in accordance with alternative dispute resolution procedures set forth in the Dispute Resolution Agreement attached as
Exhibit 9.2 to the Minneapolis Agreement.

DESCRIPTION OF MINNEAPOLIS CLAIMS

     Prior to the date hereof, a predecessor of AWS, through an affiliate, participated in the offer and sale of approximately $11 million of general partnership interest in the Minneapolis Partnership without registration under any federal or states securities laws. Following an investigation by the Commission, AWS, Stephen G. Johnson, a director and officer of AWS and Jeffery
D. Howes, formerly a director and officer of AWS, without admitting or denying any wrongdoing, agreed to consent to a proposed Order of the Commission to cease and desist from committing or causing any violation and any future violations of the securities registrations provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act. In addition, securities administrators in 22 states also have investigated or are presently investigating the activities related to the unregistered sale of the general partnership interest of the Minneapolis Partnership as well as two other general partnerships.

     The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which AWS, the issuing general partnerships and Messrs. Johnson and Howes, as officers of AWS, were required to cease selling general partnership interests without registration, to offer recision to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. There can be no assurances that other states will not investigate these activities or issue similar orders.

     Further research or investigation by counsel for Minneapolis Partnership indicated that the partners might be entitled to request recision and to seek monetary damages in addition to recision and refund of all amounts paid, although it is possible that certain of these claims may be barred by one or more relevant state or federal statutes of limitations.

     If the claims were pursued successfully, it is possible that Minneapolis Partnership or the individual Minneapolis partners could receive an award of damages. However, the Minneapolis Partnership can not predict the likelihood of unfavorable outcome if the Minneapolis Claims were pursued and whether the defendants would have adequate resources to pay any judgment.

ACCOUNTING TREATMENT

     The Minneapolis Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. Accordingly, the aggregate consideration paid by Heartland in connection with the Minneapolis Transaction will be allocated to the Minneapolis Partnership's asset based upon their fair values, and the results of operations of the Minneapolis Partnership will be included in the results of operations of Heartland only for periods subsequent to the consummation of the Minneapolis Transaction.

INTERESTED PARTIES

     In regard to the Minneapolis Transaction, no substantial interests of any member of Minneapolis Committee exists in or to the Minneapolis Transaction, except with respect to interest arising from the ownership of the Minneapolis Units (for which benefits relating thereto are only shared on a pro rata basis with the other Minneapolis Partners).

CERTAIN EXPENSES

     Pursuant to the provisions of the Minneapolis Agreement, the Minneapolis Partnership is responsible for its own expenses incurred in connection with the negotiation, execution and delivery of the Minneapolis Agreement and the consummation of the transactions contemplated thereby. Minneapolis Partnership will not be responsible for, and Heartland will pay, the fees and expenses of the Exchange Agent, printing costs associated with the registration of its Minneapolis Shares and solicitation of the partners of Minneapolis Partnership and filing fees with the Commission and FCC. Among these expenses will be legal and accounting fees incurred and expenses relating to the conduct of the Minneapolis Meeting. Following the Minneapolis Meeting and consummation of the Minneapolis Transaction, if that occurs, the Minneapolis Partnership will incur and be responsible for expenses relating to its dissolution and the winding up of its affairs. These expenses will include legal and accounting fees and expenses relating to the preparation and distribution of the Minneapolis Partnership's final tax return. The fees and expenses to be borne by the Minneapolis Partnership will be paid from the proceeds received in connection with the Minneapolis Transaction. These fees will be deducted from the gross proceeds received by the Minneapolis Partnership prior to any distributions to partners. As a result, distributions to each Minneapolis Partner will be reduced by such partner's pro rata share of the fees and expenses incurred by the Minneapolis Partnership in connection with the negotiation, execution, delivery and consummation of the Minneapolis Agreement and the transactions contemplated thereby.

                                THE CMAX MERGER

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE CMAX MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE CMAX MERGER AGREEMENT ATTACHED HERETO AS APPENDIX O, WHICH IS INCORPORATED HEREIN BY REFERENCE.

     FOR A DESCRIPTION OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF HEARTLAND CONCERNING THE CMAX MERGER AND THE REASONS GIVEN THEREFOR, TOGETHER WITH A DESCRIPTION OF THE OPINION OF HEARTLAND'S ADVISOR. SEE, "RECOMMENDATIONS OF THE HEARTLAND BOARD; OPINIONS OF HEARTLAND'S ADVISOR."

REASONS FOR THE CMAX MERGER

     The Board of Directors of CMAX (the "CMAX Board") determined that the CMAX Merger and the CMAX Merger Agreement are advisable and in the best interests of CMAX and its stockholders and unanimously approved the CMAX Merger and the CMAX Merger Agreement.

TERMS OF THE CMAX MERGER AGREEMENT

     The CMAX Merger. On September 11, 1995, Heartland, CMAX Merger Sub and CMAX executed the CMAX Merger Agreement. Subject to the terms of CMAX Merger Agreement, at the CMAX Effective Time (as defined hereafter), (i) CMAX Merger Sub will merge with and into CMAX, (ii) the separate existence of CMAX Merger Sub will cease, (iii) CMAX will be the surviving corporation in the CMAX Merger (the "CMAX Surviving Corporation"), and the internal corporate affairs of the CMAX Surviving Corporation will continue to governed by the laws of the State of Delaware.

     Certificate of Incorporation and Bylaws. The CMAX Merger Agreement provides that the Certificate of Incorporation and Bylaws of the CMAX Merger Sub as in effect immediately prior to the CMAX Effective Time will become the Certificate of Incorporation and Bylaws of the CMAX Surviving Corporation; provided, however, that the provisions in such Certificate or Bylaws relating to director and officer indemnification shall be substantially the same as the provisions currently contained in the Certificate of Incorporation and Bylaws of CMAX.

     Directors and Officers. The directors and officers of the CMAX Merger Sub (certain of the directors and executive officers of Heartland) at the CMAX Effective Time will become the directors and officers of the CMAX Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Conversion of CMAX Common Stock in the CMAX Merger. At the CMAX Effective Time, all of the issued and outstanding shares of CMAX Common Stock will be converted into the right to receive a proportionate amount of that number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of approximately $80.8 million for all the shares of CMAX Common Stock (the "CMAX Merger Consideration") resulting in each share of CMAX Common Stock, subject to adjustment, being converted into the right to receive that portion of a share of Heartland Common Stock having an exchange value of $8.50 per share. The exchange value of the Heartland Common Stock to be issued pursuant to the CMAX Merger will be equal to the average closing price of Heartland Common Stock as reported on the Nasdaq-NMS for the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of

February 23, 1996). If CMAX's Net Liabilities exceed its Permitted Net Liabilities (each as defined in the CMAX Merger Agreement) (such excess being referred to as "CMAX Excess Liabilities"), the CMAX Merger Consideration shall be reduced by the amount of the CMAX Excess Liabilities. Further, Heartland, at its option, may terminate the CMAX Merger Agreement if such average closing price is below $10 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 8,081,214 shares of Heartland Common Stock are issuable in connection with the CMAX Merger. CMAX, at its option, may terminate the CMAX Merger Agreement if such average closing price is above $34.00 per share.

     Fractional Shares. No fractional shares of Heartland Common Stock will be issued in the CMAX Merger. Holders of CMAX Common Stock who would otherwise have been entitled to a fractional share of Heartland Common Stock shall be entitled to receive cash in lieu of such fractional share based upon its exchange value.

     CMAX Sublease Agreement. In connection with the execution of the CMAX Merger Agreement, CMAX entered into a Sublease and Purchase Agreement (the "Sublease Agreement") with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and Heartland paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of the acceptance by the Board of Directors of CMAX of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland. CMAX has agreed to use the non-refundable deposit from the Sublease Agreement solely for the purposes of marketing, purchasing equipment or paying associated labor costs.

     CMAX Loan. In connection with the CMAX Merger Agreement, Heartland has agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     Noncompetition Agreements. For a period of three years from and after the date of the consummation of the CMAX Merger, Charterhouse Equity Partners, L.P. ("CEP"), an affiliate of Charter Wireless, and Tommy L. Gleason, the President and Chief Executive Officer of CMAX, have agreed not to own or operate a wireless cable television business within a fifty-mile radius of any wireless television cable market acquired by Heartland from CMAX.

     Sale of Salt Lake City System. Pursuant to the CMAX Merger Agreement, CMAX has the right to solicit bids for and negotiate the sale of the Salt Lake City System, provided that (i) CMAX shall keep Heartland fully informed regarding the status of any negotiation regarding the sale of the Salt Lake City System; (ii) Heartland has the right to approve, in its reasonable discretion, the terms of any proposed disposition of the Salt Lake City System, and the execution of a definitive agreement is subject to Heartland's approval; and (iii) the gross proceeds of any such disposition shall be placed in an escrow account and shall remain in such account through the closing of the CMAX Merger Agreement.

     Options and Warrants. CMAX has agreed that any outstanding stock options and warrants to purchase shares of CMAX Common Stock not exercised prior to the CMAX Effective Time shall be terminated as of the CMAX Effective Time. As of December 31, 1995, officers and other key employees of CMAX held a total of 117,500 outstanding stock options exercisable at a price of $12.00 per share, which is in excess of the consideration of $8.50 per share, subject to adjustment, to be received pursuant to the CMAX Merger.

EFFECTIVE TIME

     Promptly following the receipt of all required governmental approvals and satisfaction or waiver (where permissible) of the other conditions to the CMAX Merger, the CMAX Merger will be consummated and will become effective at the time at which the certificate of merger to be filed pursuant to the DGCL is accepted for filing by the Secretary of State of Delaware or such later date and time as may be specified in the certificate of merger (the "CMAX Effective Time"). See "The CMAX Merger -- Conditions." It is currently anticipated that if all conditions under the CMAX Merger Agreement have been met or (where applicable) waived, including the approval and adoption of the CMAX Merger Agreement by the stockholders of CMAX and Heartland, the CMAX Effective Time will occur on or after the later of the CMAX Special Meeting or the Heartland Special Meeting.

REPRESENTATIONS AND WARRANTIES

     The CMAX Merger Agreement contains certain representations, warranties and agreements of CMAX, Heartland and CMAX Merger Sub. CMAX has made certain representations and warranties regarding, without limitation, its organization and qualification and the listing of its shares, subsidiaries, capitalization, authority to enter into the CMAX Merger Agreement, absence of conflicts between the CMAX Merger Agreement and other agreements and documents, financial statements, absence of material adverse changes since June 30, 1995, taxes, title to and condition of real and personal property, receivables, material contracts, FCC matters, insurance, litigation, registration rights, insurance, certain activities and services, governmental permits, compliance with laws, environmental matters, intellectual property, encumbrances and liens on CMAX's assets, regulatory compliance, interference issues, employee plans, finders' fees, compliance with the Copyright Act, programming agreements, adequacy of filings with the Commission, information regarding directors, officers and employees, bank accounts, certain claims, site leases and site options, affiliates for purposes of Rule 145 of the Securities Act, wireless cable television systems and subscribers.

     Each of Heartland and CMAX Merger Sub have made certain representations and warranties regarding its organization and qualification, authority to enter into the CMAX Merger Agreement, absence of conflicts between the CMAX Merger Agreement and other agreements and documents, litigation, government consents and approvals, capitalization, issuance of Heartland Common Stock, financial statements, adequacy of filings with the Commission and finders' fees.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Earlier of the CMAX Effective Time and the Abandonment or Termination of the CMAX Merger. The CMAX Merger Agreement sets forth certain obligations of CMAX pending the earlier of the CMAX Effective Time and the abandonment or termination of the CMAX Merger. See "The CMAX Merger-Termination." CMAX has agreed that it will, and will cause its subsidiaries, to do the following, among other things: (i) operate the business of CMAX only in the ordinary course, (ii) use reasonable efforts to preserve its business, properties and business relationships substantially intact, (iii) comply with and perform in all material respects the provisions of all franchises, permits, licenses, or similar authorizations relating to CMAX's business and the payment of all obligations when due, (iv) not materially breach or take any action which would materially breach any of the representations and warranties of CMAX in the CMAX Merger Agreement and to limit CMAX's liabilities,
(v) keep in full force and effect all of the FCC licenses, channel leases, any obligations with respect to signal interference, certifications and permits and all other material agreements related to the foregoing, (vi) not terminate or amend any of its material contracts and governmental permits, except in accordance with the CMAX Merger Agreement, (vii) not make any distributions or dividends of cash or securities, (viii) not cause its subsidiaries to sell any assets, except in the ordinary course of business, (ix) pay salaries or compensation only in the ordinary course of business, (x) not transfer any interest in any subsidiary and (xi) maintain CMAX Common Stock as a Nasdaq-NMS security.

     Other Agreements of CMAX, Heartland and CMAX Merger Sub. Pursuant to the CMAX Merger Agreement, each of Heartland and CMAX is obligated to call a special meeting of its stockholders to consider and vote upon the adoption and approval of the CMAX Merger Agreement. Subject to its fiduciary duty to stockholders, the Board of Directors of each of CMAX is obligated to recommend to the stockholders the adoption and approval of the CMAX Merger Agreement. In addition, CMAX will (i) assist Heartland in obtaining estoppel certificates in connection with material contracts and channel leases and certain accounts payable and (ii) timely file or cause to be filed all required reports with the FCC.

NO SOLICITATION

     CMAX has agreed that it will not, and it will not permit any of its officers, employees, representatives or agents (collectively, "CMAX Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a CMAX Acquisition Proposal (as hereafter defined) from any person or engage in any discussion or negotiations relating thereto or accept any CMAX Acquisition Proposal. For purposes of the CMAX Merger Agreement, the term "CMAX Acquisition Proposal" means any proposal or offer considered by the Board of Directors of CMAX to be bona fide, other than a proposal or offer by Heartland or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving CMAX or any of its subsidiaries or any proposal to acquire in any manner a substantial equity interest in (x) CMAX or any of its subsidiaries, (y) any rights of CMAX or any of its subsidiaries to any wireless cable channels or (z) any wireless cable television system held by CMAX. Notwithstanding the foregoing, nothing in the CMAX Merger Agreement shall prohibit the Board of Directors of CMAX from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal with respect to a CMAX Acquisition Proposal, if and only to the extent that, (A) the Board of Directors of CMAX determines in good faith that such action is required for the Board of Directors of CMAX to comply with its fiduciary duties to its stockholders, and (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, to the extent permitted by applicable law, CMAX provides notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) to the extent permitted by applicable law, CMAX keeps Heartland informed, on a current basis, of the status of any such discussions or negotiations; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a CMAX Acquisition Proposal; or (iii) soliciting or receiving offers for, negotiating the sale of, or selling the Salt Lake City System. See "The CMAX Merger -- Termination."

     CMAX has agreed to promptly inform Heartland as to the fact that information is to be provided in response to an unsolicited inquiry with respect to a CMAX Acquisition Proposal or that an offer has been received and has agreed to furnish to Heartland the identity of the recipient of such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

     CMAX has also agreed to terminate all discussions heretofore held with third parties regarding possible CMAX Acquisition Proposals. CMAX has covenanted that it will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

CONDITIONS

     The respective obligations of the parties to consummate the CMAX Merger are subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) effectiveness of the Registration Statement which includes this Proxy Statement, filed in connection with the CMAX Merger and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect and has the effect of prohibiting the CMAX Merger or any of the transactions contemplated by the CMAX Merger Agreement or otherwise making the consummation of the CMAX Merger or any of the transactions contemplated thereby illegal, and (iii) receipt of required consents and approvals, including the termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act").

     The obligations of Heartland to consummate the CMAX Merger are also subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) the requisite stockholder approval of the CMAX Merger by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of CMAX set forth in the CMAX Merger Agreement, (iii) the delivery of certain documents, certificates and legal opinions by CMAX, (iv) the absence of any material adverse change to the business of CMAX, (v) the receipt of a letter from CMAX's accountants, (vi) the performance in all material respects by CMAX of all obligations required to be performed by CMAX prior to the closing of the CMAX Merger, (vii) the delivery of non-competition agreements by Mr. Gleason and CEP, and (viii) the Closing Share Price of Heartland Common Stock (as defined in the CMAX Merger Agreement) not being less than $10.00 per share.

     The obligations of CMAX to consummate the CMAX Merger Agreement are subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) the requisite stockholder approval of the CMAX Merger by the stockholders of CMAX, (ii) the accuracy in all material respects of the representations and warranties of Heartland and CMAX Merger Sub set forth in the CMAX Merger Agreement, (iii) the delivery of certain documents, certificates and legal opinions by Heartland and CMAX Merger Sub, (iv) the performance in all material respects by Heartland and CMAX Merger Sub of all obligations required to be performed by Heartland and CMAX Merger Sub prior to the closing of the CMAX Merger, (v) the absence of any change in the business or affairs of Heartland requiring an amendment or supplement to this Proxy Statement and (vi) the Closing Share Price of Heartland Common Stock (as defined in the CMAX Merger Agreement) not being greater than $34.00 per share.

REGULATORY APPROVALS

     In addition to the federal and state approvals required in connection with the effectiveness of this Proxy Statement, the CMAX Merger requires the early termination of or lapse of waiting periods under the HSR Act, which early termination was received by Heartland and CMAX, effective as of October 26, 1995.

TERMINATION

     The CMAX Merger Agreement may be terminated and the CMAX Merger may be abandoned at any time prior to the filing of the Certificate of Merger, before or after the approval by holders of CMAX Common Stock and Heartland Common Stock, by the mutual consent of Heartland, CMAX Merger Sub and CMAX.

     The CMAX Merger Agreement may be terminated and the CMAX Merger may be abandoned by Heartland and CMAX Merger Sub if (a) the conditions to closing for Heartland or CMAX Merger Sub have not been satisfied or where permissible, waived on or before February 29, 1996, provided that if certain liabilities of CMAX on the closing of the CMAX Merger Agreement exceed the permitted liabilities allowed therein, Heartland shall not have the right to terminate the CMAX Merger Agreement but may reduce the CMAX Merger Consideration by the CMAX Excess Liabilities or (b) CMAX's stockholders do not approve the CMAX Merger and the CMAX Merger Agreement at the CMAX Meeting.

     The CMAX Merger Agreement may be terminated and the CMAX Merger may be abandoned by CMAX if (a) Heartland or CMAX Merger Sub shall have failed to satisfy the covenants or agreements contained in the CMAX Merger Agreement or such covenants or agreements have not been waived on or before February 29, 1996, or (b) if the CMAX Board of Directors approves the execution of an agreement relating to CMAX Acquisition Proposal or recommends to the CMAX stockholders the acceptance of any CMAX Acquisition Proposal.

     In the event that the CMAX Merger is terminated as a result of a CMAX Acquisition Proposal by a third party to CMAX that is approved by the CMAX Board or recommended to the CMAX stockholders by the CMAX Board, then CMAX shall promptly pay to Heartland all amounts outstanding under the CMAX Loan and a fee of $2 million as reimbursement to Heartland for all costs and expenses incurred in connection with the CMAX Merger Agreement and the transactions contemplated thereby. In the event of any other termination of the CMAX Merger Agreement, any rights and remedies which any of the parties to the CMAX Merger Agreement may have against any such other party by reason of such termination shall not be affected thereby but shall be preserved and may be exercised in accordance in applicable law.

VOTING AGREEMENTS

     In connection with the execution of the CMAX Merger Agreement, Charter Wireless, the holder of approximately 52.7% of the outstanding shares of CMAX Common Stock (or 5,010,900 shares of CMAX Common Stock) has agreed to vote all shares held by it in favor of the CMAX Merger. ACCORDINGLY, STOCKHOLDER APPROVAL OF THE CMAX MERGER IS ASSURED. The approval of a majority of outstanding shares of CMAX Common Stock is required for the approval of the CMAX Merger Agreement.

INDEMNIFICATION

     The CMAX Merger Agreement provides that Heartland shall, and shall cause the CMAX Surviving Corporation to (i) not change, for three years after the closing of the CMAX Merger Agreement, the provisions of its Certificate of Incorporation and Bylaws in effect on the closing of the CMAX Merger Agreement, in each case relating to indemnification of each present or former director and officer of CMAX and its subsidiaries (together with any successor by operation of law, individually an "Indemnified Party" and collectively the "Indemnified Parties") in a manner which adversely affects the rights of such Indemnified Party to indemnification thereunder and (ii) perform its obligations thereunder. Notwithstanding the foregoing, nothing in the CMAX Merger Agreement shall constitute a waiver of, or otherwise operate to adversely affect, the existing rights of the Indemnified Parties under the Certificate of Incorporation or By-laws of CMAX in effect on the date of execution of the CMAX Merger Agreement.

     The CMAX Merger Agreement also provides that Heartland shall cause the CMAX Surviving Corporation to maintain for a period of three years, directors' and officers' liability insurance covering those persons who are currently covered by CMAX's current directors' and officers' liability insurance policy ("D&O Policy") on terms comparable to those now applicable to directors or officers of CMAX, provided that Heartland may, in lieu of maintaining such existing D&O Policy, cause comparable coverage to be provided under any other policy, including without limitation a policy maintained for the benefit of Heartland or any of its subsidiaries, so long as the material terms thereof are no less advantageous to such covered persons than those of the existing D&O Policy or at any time after September 11, 1996, elect to assume the obligations of such covered persons of the insurance company under the D&O Policy (subject to limits, deductions and exclusions of such D&O Policy) through the date which is three years following the closing of the CMAX Merger Agreement.

RESALES; AFFILIATES; REGISTRATION RIGHTS

     In connection with the CMAX Merger, Heartland will grant registration rights to Charter Wireless Cable Holdings, L.L.C., the majority stockholder of CMAX ("Charter Wireless"), with respect to shares to be issued to such stockholder in connection with the CMAX Merger Agreement that are subject to the restrictions on transfer contained in Rules 144 and 145 promulgated by the Commission under the Securities Act.

ACCOUNTING TREATMENT

     It is anticipated that the CMAX Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles.

INTERESTED PARTIES

     Certain members of CMAX's management may receive economic benefits as a result of the CMAX Merger and may have other interests in the CMAX Merger. The Board of Directors was aware of these interests and considered them along with the other matters described above under "The CMAX Merger -- Background of the CMAX Merger."

     Certain employees and management of CMAX will receive severance payments upon the termination or the closing of the CMAX Merger Agreement in the aggregate amount of $330,000. James E. Bray, Executive Vice President and Chief Operating Officer, Ralph G. Kelly, Vice President -- Chief Financial Officer and

Douglas E. Montandon, Vice President -- Marketing, will each receive $75,000 upon the closing of the CMAX Merger Agreement.

     Share Ownership. As of December 31, 1995, officers of CMAX owned of record or beneficially an aggregate of 11,600 shares of CMAX Common Stock (exclusive of shares which could be acquired upon exercise of exercisable options pursuant to the CMAX Option Plan since the exercise price of such options exceeds the price per share of CMAX Common Stock to be received in the CMAX Merger) in the individual amounts hereinafter stated under the caption Appendix N: "Information Concerning CMAX -- Security Ownership and Principal Stockholders of CMAX," for which they will receive the same consideration as other holders of CMAX Common Stock. In the event the CMAX Merger is consummated, Tommy L. Gleason, President and Chief Executive Officer, and Messrs. Bray, Kelly and Montandon, will receive a combination of shares of Heartland Common Stock and cash equal to $63,750, $17,000, $8,500 and $9,350, respectively, without giving any effect to any option exercise under the CMAX Option Plan. See "The CMAX Merger -- Terms of the CMAX Merger Agreement" and Appendix N: "Information Concerning CMAX -- Security Ownership and Principal Stockholders and Management."

     Stock Option Plan. The officers of CMAX held a total of 105,000 outstanding stock options as of December 31, 1995 issued under the 1993 CableMaxx, Inc. Stock Option Plan. Each of such options is exercisable at a price of $12.00 per share which is in excess of the per share consideration to be received by the CMAX stockholders in the CMAX Merger. Accordingly, none of such options will be exercised in connection with the CMAX Merger and all of such options will terminate upon the effectiveness of the CMAX Merger.

     Directors' and Officers' Indemnification. The CMAX Merger Agreement provides that for a period of three years from the CMAX Effective Time, the current or former directors or officers of CMAX will continue to enjoy all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the CMAX Effective Time existing in their favor as of the date of the CMAX Merger Agreement as provided in the CMAX Certificate of Incorporation and Bylaws. In addition, Heartland has agreed to cause to be maintained for a period of three years from the CMAX Effective Time CMAX's D&O Policy or other policies with comparable coverage or may at any time after September 11, 1996 elect to assume the obligations under the D&O Policy through the date which is three years following the closing of the CMAX Merger Agreement. See "The CMAX Merger -- Indemnification."

MATERIAL CONTACTS

     During 1994, CMAX and Heartland had preliminary discussions regarding exchanging some of CMAX's wireless cable channel rights in some of its smaller markets for wireless cable channel rights of Heartland and cash. Heartland later expressed interest in possibly acquiring all of CMAX and a confidentiality agreement was signed on February 3, 1995. Heartland discontinued its discussions with CMAX while it pursued a high-yield debt offering.

CERTAIN EXPENSES

     The CMAX Merger Agreement provides that each party will pay its own fees and expenses incident to preparing for, entering into and carrying out the CMAX Merger Agreement and the consummation of the CMAX Merger.

                              THE TSC TRANSACTION

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO THE TSC AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE TSC AGREEMENT ATTACHED HERETO AS APPENDIX Q WHICH IS INCORPORATED HEREIN BY REFERENCE.

     FOR A DESCRIPTION OF THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF HEARTLAND CONCERNING THE TSC TRANSACTION AND THE REASONS GIVEN THEREFOR, TOGETHER WITH A DESCRIPTION OF THE OPINION OF HEARTLAND'S ADVISOR, SEE, "RECOMMENDATIONS OF THE HEARTLAND BOARD; OPINIONS OF FINANCIAL ADVISOR."

REASONS FOR THE TSC TRANSACTION

     The TSC Board approved the TSC Agreement and believes the transactions contemplated thereby are fair to, and in the best interests of, the stockholders of TSC. In reaching its decision to approve the TSC Transaction, the TSC Board concluded, among other things, that (i) the valuation given the assets of TSC in the TSC Agreement were attractive in light of prevailing market conditions, (ii) the TSC Transaction represented an attractive alternative, to the TSC stockholder, to the other business alternatives available to TSC and (iii) the structure of the TSC Transaction might offer a favorable tax treatment to the TSC stockholders in comparison to other possible transactions involving TSC's assets or the TSC Common Stock.

TERMS OF THE TSC AGREEMENT

     Acquisition; Consideration. On October 19, 1995, Heartland, TSC and Technivision executed the TSC Agreement. Upon the consummation of and pursuant to the TSC Agreement, TSC will sell to Heartland substantially all of its assets, consisting of the wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas, and El Paso, Texas ("TSC Markets"), and Heartland will issue to TSC (subject to the escrow requirements described below) that number of shares of Heartland Common Stock ("TSC Shares") having an aggregate exchange value of (a) $36.75 million plus (b) $1,200 for each wireless cable television subscriber on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration shall not exceed $3.5 million) minus (c) the amount of certain obligations to be assumed by Heartland (not to exceed $5 million and currently anticipated to be $5 million), minus (d) certain proceeds to be retained by TSC from any sale of the Dayton, Ohio wireless cable television system prior to the consummation of the TSC Agreement (collectively, the "TSC Consideration"). The exchange value for the shares of Heartland Common Stock to be issued in the TSC Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS of the 20-day-trading period ending on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). Heartland, at its option, may terminate the TSC Agreement if such average closing price is below $16 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 2,515,625 shares of Heartland Common Stock are issuable in connection with the TSC Transaction.

     Indemnity Escrow; Consent Escrow. Upon the consummation of the TSC Agreement, Heartland will deliver to the Exchange Agent TSC Shares having an aggregate exchange value of $5 million ("Indemnity Shares") to be held in escrow pursuant to the TSC Exchange Agreement for a period of up to 18 months to satisfy the indemnification obligations to TSC to Heartland under the TSC Agreement, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be held in escrow pursuant to the TSC Escrow Agreement (attached as Appendix R to the Proxy Statement) pending TSC's delivery of specified FCC consents and other approvals that are not delivered on the date the TSC Agreement is consummated ("Consent Shares"). Pursuant to the terms of the TSC Escrow Agreement, (a) the Indemnity Shares will be held in escrow for up to 18 months ("Indemnity Period"), during which period Heartland will have the right to submit claims for indemnification to the Exchange Agent subject to certain minimum amounts, and, following a claims procedure, recover Indemnity Shares or the proceeds thereof for any claims for which indemnity is proper pursuant to the terms of the TSC Agreement, and (b) the Consent Shares will be held in escrow for a period of up to six (6) months (subject to extension) ("Consent Period"), during which period TSC is to deliver to Heartland specified FCC consents and other approvals required under the TSC Agreement ("Required Consents"). Any remaining Consent Shares at the expiration of the Consent Period shall be released to Heartland.

     Noncompetition. In connection with the TSC Agreement, TSC has agreed that for a period of five (5) years following the consummation of the TSC Agreement, it will not engage in a competing business within a 100-mile radius of the TSC Markets.

     Sale of Dayton Market. Pursuant to the TSC Agreement and subject to the consent of certain creditors of TSC, TSC and Heartland have the right to solicit bids for the sale of the wireless cable television assets servicing the Dayton, Ohio market ("Dayton Market"). In the event that the sale of the Dayton Market occurs prior to the consummation of the TSC Agreement, then TSC will be entitled to retain up to $11.7 million ("Dayton Proceeds") of such proceeds, plus $1,200 for each wireless cable television subscriber in the Dayton Market in excess of 3,050, and Heartland will be entitled to receive any proceeds in excess thereof ("Excess Dayton Proceeds"). Upon the sale of the Dayton Market prior to the closing under the TSC Agreement, the TSC Consideration will be reduced by the amount of the Dayton Proceeds.

     Assumption of Liabilities. Pursuant to the TSC Agreement, Heartland has agreed to assume and pay up to $5 million of liabilities of TSC at closing, and any liabilities so assumed shall reduce the TSC Consideration.

OTHER ASSETS

     In addition to the Technivision systems, TSC currently owns certain other assets which are not being sold to Heartland pursuant to the TSC Transaction. Such assets are comprised of (i) two SMATV systems in New Jersey operated by TSC's subsidiary, Clearview Inc., (ii) two notes payable from third parties and
(iii) certain investment securities. Certain of these assets have been pledged to creditors of TSC. In addition, the marketability and/or ultimate collectibility of certain of these assets is in doubt. TSC is currently in the process of seeking one or more purchasers for these assets. Pursuant to the TSC Liquidation Plan, in the event that such assets are not sold prior to distribution date established pursuant to the TSC Liquidation Plan, such assets may be distributed in kind to the TSC stockholders pro rata in accordance with their interests.

REPRESENTATIONS AND WARRANTIES

     Generally, the representations and warranties of TSC (and its predecessor, Technivision) relate to (i) corporate organization and qualification, (ii) ownership and outstanding rights to assets, (iii) capitalization, (iv) the authority and enforceability of the TSC Agreement and non-contravention of the TSC Agreement with other agreements, laws or organizational documents, (v) the accuracy of the financial statements of TSC, (vi) assets, liabilities and contracts, (vii) regulatory matters, (viii) compliance with laws, (ix) litigation and tax matters, (x) consents and approvals required in connection with the TSC Agreement, and (xi) the accuracy of information to be included in the Proxy Statement and the Registration Statement. Generally, the representations and warranties of Heartland relate to (i) its corporate organization and standing, (ii) authorization and enforceability of the TSC Agreement and noncontravention of the TSC Agreement with its charter documents,
(iii) the absence of pending or threatened litigation, (iv) consents and approvals required in connection with the TSC Agreement, (v) capitalization,
(vi) the accuracy of Heartland's financial statements and securities filings and
(vii) the accuracy of information to be included in the Proxy Statement and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Consummation or Termination of the TSC Agreement. TSC has agreed, among other things, that prior to the consummation of the TSC Agreement or earlier termination thereof and with respect to the TSC Markets, except as contemplated by the TSC Agreement, TSC will (i) not engage in any practice or take any action other than in the ordinary course of business, (ii) use reasonable efforts to keep its business, properties and business relationships substantially in tact, (iii) pay and perform all of its debts and obligations except to the extent being contested in good faith and as to which adequate reserves have been established,
(iv) perform its material obligations under its governmental authorizations and contracts, (v) comply in all material respects with all governmental rules, (vi) not take any action that would cause a material breach of the TSC Agreement,
(vii) use reasonable efforts to preserve, protect and maintain its rights in channel leases, FCC licenses and other agreements, (viii) not enter into, amend or terminate any channel lease, FCC license, permit, application or contract,
(ix) not make any distributions to the TSC stockholders or sell any equity interest or options or rights with respect thereto, (x) not sell, lease, transfer or otherwise dispose of any assets except as contemplated in the TSC Agreement, (xi) enter into any new compensation arrangements with its employees or pay any salaries other than in the ordinary course of business, and (xii) not take any action that would cause the transactions contemplated by the TSC Agreement to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and Exchange Act ("Roll-up Rules").

     Other Agreements. TSC has agreed to (a) use reasonable efforts to obtain any required consents for the transfer of wireless cable television channel rights to Heartland, (b) provide estoppel certificates from specified parties certifying that TSC is not in default under the relevant agreements and that the transactions contemplated by the TSC Agreement would not cause a default thereunder, and (c) not take any action that would cause the net operating losses of TSC to be less than $9.5 million or deny Heartland the ability to use such losses following the close of the TSC Agreement.

NO SOLICITATION

     Pursuant to the TSC Agreement, TSC has agreed that neither it nor any of its officers, directors or other representatives will solicit, initiate, or encourage any discussions or negotiations with any third party concerning any tender offer, exchange offer, merger, consolidation or other business combination involving TSC or any proposal to acquire a substantial equity in, or a substantial portion in the assets of, TSC, other than transactions contemplated by the TSC Agreement.

CONDITIONS

     The respective obligations of the parties to consummate the TSC Agreement are subject to the satisfaction of or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement, filed in connection with the TSC Transaction and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect that has the effect of prohibiting the TSC Agreement or the TSC Transaction or otherwise making consummation of the TSC Transaction or any other transactions contemplated thereby illegal, (iii) the receipt of all required consents and approvals, including the termination of all applicable waiting periods under the HSR Act, and (iv) the approval of the TSC Transaction by certain lenders of Heartland and TSC.

     The obligations of Heartland to consummate the TSC Transaction are also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) required stockholder approval of the TSC Transaction by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of TSC set forth in the TSC Agreement, (iii) the delivery of certain documents, certificates and legal opinions of TSC, (iv) the absence of any material adverse change with regard to TSC, (v) the execution of a noncompetition agreement by TSC, (vi) the performance by TSC in all material respects of its obligations under the TSC Agreement, (vii) the exchange value not being less than $16 per share of Heartland Common Stock.

     The obligations of TSC to consummate the TSC Transaction are also subject to the satisfaction or, where permissible, waiver of the following conditions:
(i) the approval of the TSC Stockholders of the TSC Agreement, (ii) the accuracy in all material respects of the representations and warranties of Heartland,
(iii) the delivery of certain documents, certificates and legal opinions by Heartland, (iv) the performance by Heartland, in all material respects of their respective obligations under the TSC Agreement, (v) the absence of any change in the business or affairs of Heartland acquiring amendment or supplement to this Proxy Statement, and (vi) the exchange value shall not be greater than $40 per share of Heartland Common Stock.

REGULATORY APPROVALS

     In addition to the federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement forms a part, Heartland and TSC have made or expect to make certain regulatory filings with (1) the FCC for the transfer of TSC's commercial wireless cable television licenses to Heartland and (2) the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act. The TSC Agreement is conditioned upon notification of expiration of the waiting period under the HSR Act.

TERMINATION

     The TSC Agreement may be terminated and abandoned at any time prior to closing, before or after the approval of the stockholders of TSC and Heartland, by the mutual consent of Heartland and TSC. The TSC Agreement may be terminated by TSC if the conditions to closing for TSC have not been satisfied in full or, where permissible, waived on or before February 29, 1996. The TSC Agreement may be terminated by Heartland (i) if the closing conditions for the performance by Heartland have not been satisfied or, where permissible, waived on or before February 29, 1996, or earlier date set forth therein, and (ii) in connection with TSC's delivery of a supplemental schedule containing material changes from any prior disclosure to Heartland, adverse to Heartland.

     In the event that the TSC Agreement is terminated as a result of the failure of TSC to receive the required consents of certain creditors to the TSC transaction, TSC has agreed to pay Heartland the sum of $350,000 as liquidated damages.

INDEMNIFICATION

     TSC has agreed to indemnify, defend and hold harmless Heartland from and against any damages incurred by Heartland arising out of (i) a breach of a representation or warranty under the TSC Agreement, (ii) any failure by TSC to perform any of its obligations under the TSC Agreement, (iii) any liabilities of TSC, other than liabilities assumed by Heartland, and (iv) the operations and activities of TSC and its affiliates, including activities relating to the assets to be acquired by Heartland, prior to the consummation of the TSC Agreement. Pursuant to the terms of the TSC Agreement, the indemnification obligations of TSC continue for the duration of the Indemnity Period (approximately 18 months). Heartland and TSC have agreed to the measure of damages for breaches involving (i) the amount of net operating losses to transfer with the assets to be acquired by Heartland, (ii) the number of channels to which TSC has secured channel rights in each TSC Market, and (iii) the number of subscribers in each TSC Market.

     Heartland has agreed to indemnify, defend and hold TSC harmless from and against damages incurred by TSC arising out of (i) any breach of any representation or warranty of Heartland contained in the TSC Agreement, (ii) any obligations assumed by Heartland, or (iii) any failure by Heartland to perform its obligations under the TSC Agreement.

ACCOUNTING TREATMENT

     As required by generally accepted accounting principles, the TSC Transaction will be accounted for as a purchase. Under purchase accounting principles, the assets of TSC to be purchased by Heartland and the liabilities of TSC to be assumed by Heartland will be recorded at their fair market value on the books and records of Heartland. Any purchase price in excess of such fair market value will be recorded as an intangible asset (goodwill) and amortized over its estimated useful life.

INTERESTED PARTIES

     Certain of the directors and executive officers of TSC have interests in one or more creditors of TSC. To the extent that the TSC Transaction will result in the payment of such creditors in full, those directors and executive officers may be deemed to have an interest in the TSC Transaction. Except as described above, to the knowledge of TSC, no director or executive officer of TSC has a substantial interest, direct or indirect, in the TSC Transaction, other than any interest arising from the ownership of securities of TSC.

                            WIRELESS CABLE INDUSTRY

                            CABLE INDUSTRY OVERVIEW

     The cable television industry began in the late 1940s and 1950s to serve the needs of residents in predominantly rural areas with limited access to local off-air VHF/UHF broadcasts. The cable television industry expanded to metropolitan areas due to, among other things, better reception and more programming. Today, cable television systems offer various types of programming, which generally include basic service, premium service and, in some instances, pay-per-view service.

                           WIRELESS CABLE TECHNOLOGY

     Initially, most cable systems were hard-wire systems, using coaxial cable and amplifiers to transmit television signals. In 1983, the Federal Communications Commission (the "FCC") allocated a portion of the radio spectrum from 2500 to 2700 MHz, which had previously been allocated entirely for educational use, to commercial wireless cable operation. Simultaneously, the FCC also modified its rules on the usage of the remaining portion of such spectrum allocated for educational use. Nevertheless, regulatory and other obstacles impeded the growth of the wireless cable industry through the remainder of the 1980s. The FCC maintained burdensome restrictions on the commercial use of educational channel capacity. In addition, before the Cable Act became effective, many program suppliers were unwilling to provide programming to wireless cable operators on terms comparable to those offered to traditional hard-wire cable operators, if at all. During the 1990s, several factors have contributed to the growth of the wireless cable industry, including (i) Congressional scrutiny of the rates and practices of the traditional hard-wire cable industry, (ii) improved technology, particularly signal encryption, (iii) regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry, including permitting channel aggregation, (iv) increased availability of programming for wireless cable systems, (v) consumer demand for alternatives to traditional hard-wire cable service, and (vi) increased availability of capital to wireless cable operators in the public and private markets.

     Like a traditional hard-wire cable system, wireless cable operates from a head-end, consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. At the subscriber's location, the microwave signals are converted to frequencies that can pass through conventional coaxial cable into an addressable descrambling converter located on top of a television set. Wireless cable requires a clear line-of-sight, because the microwave frequencies used will not pass through large trees, hills, tall buildings or other obstructions. However, many signal blockages can be overcome with the use of signal boosters which retransmit an otherwise blocked signal over a limited area. Heartland believes that its coverage will be further enhanced upon the implementation of digital technology and/or cellularization. Because wireless cable systems do not require an extensive network of coaxial cable and amplifiers, wireless cable operators can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems.

                     TRADITIONAL HARD-WIRE CABLE TECHNOLOGY

     Traditional hard-wire cable operators transmit signals from a head-end, delivering local and satellite-delivered programming via a distribution network consisting of coaxial cable, amplifiers and other components to subscribers. As a direct result of the use of coaxial cable to deliver signals throughout a service area, traditional hard-wire cable systems are susceptible to signal problems. Signals can only be transmitted via coaxial cable a fixed distance without amplification. Each time a television signal passes through an amplifier, some measure of noise is added. A series of amplifiers between the head-end and the viewer leads to progressively greater noise and, accordingly, for some viewers a grainier picture. Also, an amplifier must be properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain will black out all of the system drawing signal from that point. Regular system maintenance is required due to water ingress, temperature changes and other equipment problems, all of which may affect the quality of signals delivered to subscribers. Some traditional hard-wire cable companies have begun installing fiber optic cable networks. While this technology will substantially improve the transmission and reception problems currently experienced by traditional hard-wire cable systems, the high costs associated with such technology may slow the conversion to all fiber optic systems and further enhance the typical cost advantages of wireless cable.

                             REGULATORY ENVIRONMENT

GENERAL

     The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and other reporting requirements on wireless cable operators.

     In the 50 largest markets, 33 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels). In Heartland's markets, 32 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels), 12 of which can be owned by for-profit entities for full-time usage without programming restrictions (MDS channels). Except in limited circumstances, the other 20 wireless cable channels can generally only be owned by qualified non-profit educational organizations, and, in general, each must be used a minimum of 20 hours per week for educational programming (ITFS channels). The remaining excess air time on an ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week per channel for educational programming). Certain programs (e.g., The Discovery Channel and A&E) qualify as educational and thereby facilitate full-time usage of an ITFS channel by commercial wireless cable operators. Additionally, a technique known as "channel mapping" permits ITFS licensees to meet their minimum educational programming requirements by transmitting educational programming over several ITFS channels at different times, but the viewer sees the transmission as one channel. In addition, lessees of ITFS excess air time, including Heartland, generally have the right to transmit to their subscribers the educational programming provided by the lessor at no incremental cost. The remaining 12 wireless cable channels (commonly referred to as MDS or commercial channels) available in most of Heartland's operating and targeted markets are made available by the FCC for full-time commercial usage without programming restrictions. The FCC recently amended its rules to permit "channel loading." Channel loading permits ITFS license holders to consolidate their educational programming on one or more of their ITFS channels thereby providing wireless cable operators leasing such channels, including Heartland, with greater flexibility in their use of ITFS channels. The FCC's allocation of frequencies to wireless cable is subject to change and in the future the FCC might propose to alter the present wireless cable allocation to provide a portion of the spectrum for other emerging technologies. Recently, the FCC formally inquired as to whether certain wireless cable frequencies should be reallocated for new computer-based communications services. This inquiry is at a preliminary stage, and it is uncertain whether any definitive action will be taken with respect to this inquiry. Heartland believes that if any such action were taken to reallocate these channels, the FCC would allocate substitute frequency rights to the wireless cable industry or provide other concessions. See "Wireless Cable Industry -- Competition -- Local Multi-Point Distribution Service."

     In 1985, the FCC established a lottery procedure for awarding MDS licenses. In 1990, the FCC established a filing "window" system for new multichannel MDS ("MMDS") applications. The FCC's selection among more than one acceptable MMDS application filed during the same filing window was determined by a lottery. Generally, once an MMDS application is selected by the FCC and the applicant resolves any deficiencies identified by the FCC, a conditional license is issued, allowing construction of the station to commence. Construction generally must be completed within one year of the date of grant of the conditional license, in the case of MMDS channels, or 18 months, in the case of ITFS channels. ITFS and MMDS licenses generally have terms of 10 years. Licenses must be renewed and may be revoked for cause in a manner similar to other FCC licenses. FCC rules prohibit the sale for profit of an MMDS conditional license or of a controlling interest in the conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. The FCC, however, does permit the leasing of 100% of an MMDS license holder's spectrum capacity to a third party and the granting of options to purchase a controlling interest in a license once the required license holding period has lapsed and certain other conditions are met.

     In April 1992, the FCC imposed a freeze on the filing of applications and amendments to applications for new MMDS channel licenses. In February 1993, the FCC imposed a similar freeze on the filing of applications for new ITFS licenses and for major ITFS modifications. The freezes were intended to allow time for the FCC to update its wireless cable data base and to allow the FCC to review and possibly modify its application rules related to these services. The FCC subsequently lifted the freeze on the filing of applications for major ITFS modifications, but indicated that it would accept such applications only until September 15, 1995. Subsequent to the September 15, 1995 deadline, the FCC announced that it would accept new ITFS station applications, and major ITFS modification applications not filed on or before September 15, 1995, from October 16 through October 20, 1995. Competing applications filed in the same window would be processed under existing comparative criteria.

     Recently the FCC adopted a competitive bidding (auction) mechanism for the award of initial licenses for MDS channels to replace the lottery procedure. Auctions to award initial MDS licenses began on November 13, 1995. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTAs" (as defined by Rand McNally) on all MDS channels. The blanket authorization will be subject to the submission of applications for MDS channels demonstrating interference protection to the 35-mile-radius protected service areas of MDS and ITFS stations licensed, or for which there is an application for a license pending as of September 15, 1995. A BTA license holder must show coverage of at least two-thirds of the BTA within five years of receiving the BTA authorization. Auctions for each of the 493 BTAs commenced on November 13, 1995 for qualified bidders that had filed initial "short-form" applications and submitted appropriate upfront payments by specified deadlines. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's existing comparative criteria.

     Application for renewal of MDS and ITFS licenses must be filed within a certain period prior to expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation for violations of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to hold a license. Heartland's lease agreements with license holders typically require the license holders, at Heartland's expense, to use their best efforts, in cooperation with Heartland, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. Heartland believes this reduces the likelihood that a license will be revoked, cancelled or not renewed by the FCC.

     Wireless cable transmissions are governed by FCC regulations governing interference and reception quality. These regulations specify important signal characteristics such as modulation (i.e., AM/FM) or encoding formats (i.e., analog or digital). Current FCC regulations require wireless cable systems to transmit only analog signals.

     The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the collocation of a commercially viable number of channels operating with common technical characteristics. In order to commence operations in many of Heartland's unlaunched markets, Heartland has filed or will be required to file applications with the FCC to modify licenses for unbuilt stations. In applying for these modifications, Heartland must demonstrate that its proposed signal does not violate interference standards in the FCC-protected area of another wireless cable channel license holder. A wireless cable license holder generally is protected from interference within 35 miles of the transmission site. An ITFS license holder has protection to all of its receive sites, but only a 35 mile protected service area during excess capacity use by a wireless cable operator. If such changes would cause Heartland's signal to cause interference in the FCC-protected area of another wireless cable channel license holder, Heartland would be required to obtain the consent of such other license holder; however, there can be no assurance that such consent would be received and the failure to receive such consent could adversely affect Heartland's ability to serve the affected market.

     When the FCC implements competitive bidding in the awarding of initial MMDS licenses, Heartland cannot predict whether any increase in costs of renewing its leases will result from increased license costs to the initial licensee. However, Heartland does not believe that any such increased costs would materially affect Heartland's operations or financial condition.

THE CABLE ACT

     On October 5, 1992, Congress passed the Cable Act, which imposes greater regulation on traditional hard-wire cable operators and permits regulation of prices in areas in which there is no "effective competition." The Cable Act, among other things, directs the FCC to adopt comprehensive new federal standards for local regulation of certain rates charged by traditional hard-wire cable operators. The legislation also provides for deregulation of traditional hard-wire cable in a given market once other multi-channel video providers serve, in the aggregate, at least 15% of the cable franchise area. Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the Cable Act.

     On May 3, 1993, the FCC issued new regulations implementing the rate regulation provisions in the Cable Act. Traditional hard-wire cable operators with rates above a price benchmark average for basic services were directed to reduce their rates by approximately 10%. On February 22, 1994, the FCC announced that it would require traditional hardwire cable operators to implement a further reduction in rates of another 7%. On November 18, 1994, the FCC adopted some exceptions to its cable rate regulations which would allow certain flow-through item rate increases and after rate flexibility. These and other aspects of the FCC's rate regulation of traditional hard-wire cable subscriber fees have and will continue to be met by challenges both in the courts and at the FCC. The FCC has also adopted regulations implementing the Cable Act that require traditional hard-wire cable operators to establish standardized levels of customer service. Heartland is currently unable to predict what effect these regulations may have on Heartland's price and service competitiveness.

     While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have a material adverse effect on the industry as a whole and on Heartland in particular. In addition, a number of legal challenges to the Cable Act and the regulations promulgated thereunder have been filed, both in the courts and before the FCC. These challenges, if successful, could substantially increase Heartland's operating costs, make some programming unavailable to Heartland and otherwise have a material adverse effect on the wireless cable industry as a whole or Heartland in particular. In particular, those sections of the Cable Act which prohibit discriminatory or unfair practices in the sale of satellite cable and satellite broadcast programming to competing multichannel video programming distributors have been challenged. Heartland's costs to acquire satellite cable and broadcast programming may be affected by the outcome of those challenges. See "Wireless Cable Industry -- Availability of Programming." Other aspects of the Cable Act that have been challenged, the outcome of which could adversely affect Heartland and the wireless cable industry in general, are the Cable Act's provisions governing rate regulation and customer service standards to be met by traditional hard-wire cable companies. The Cable Act empowered the FCC to regulate the subscription rates charged by traditional hard-wire cable operators. As described above, the FCC recently issued rules requiring such cable operators, under certain circumstances, to reduce the rates charged for basic services by 17%. The Cable Act also empowered the FCC to establish certain minimum customer service standards to be maintained by traditional hard-wire cable operators. These standards include prompt responses to customer telephone inquiries, reliable and timely installations and repairs and readily understandable billing practices. Should these provisions withstand court and regulatory challenges, the extent to which wireless cable operators may continue to maintain an advantage over traditional hard-wire cable operators in price and customer service practices could be diminished.

     Legislation currently pending before Congress could materially impact wireless cable ownership rules and the competitive environment in which Heartland operates. The House and the Senate have passed bills, H.R. 1555 and S.652, that, if enacted into law, would remove certain barriers to investment by telephone companies in hard-wire cable companies. The proposed legislation would lift the current statutory cross-ownership ban contained in the Communications Act of 1934, as amended (the "Communications Act"), that prevents a telephone company from using hard-wire facilities to provide cable television service to the same community where it provides telephone service. The constitutionality of this statutory cross-ownership ban is currently being considered by the U.S. Supreme Court. This statutory ban has never been applied to a telephone company's investment in wireless cable. If the pending legislation is enacted in its current form or the U.S. Supreme Court determines that the cross-ownership ban is unconstitutional, telephone companies operating in the markets serviced by Heartland would be legally permitted to build, lease or purchase hard-wire cable systems and become competitors of Heartland.

OTHER REGULATIONS

     Since the vast complex of coaxial cable utilized by traditional hard-wire cable operators requires a "right of way" to cross municipal streets, such operators must acquire a municipal franchise and pay municipal franchise fees. Since wireless cable uses FCC approved frequencies, it does not require a municipal right of way. Accordingly, wireless cable operators are not subject to those franchise fees. Traditional hard-wire cable operators are also required to set aside public access channels for municipal and local resident use. Wireless cable operators are not subject to these requirements.

     Wireless cable license holders are subject to regulation by the FAA with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that Heartland will not be required to incur additional costs in complying with such regulations and restrictions.

                          AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted.

GENERAL

     Currently, with the exception of the retransmission of local off-air VHF/UHF broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to Heartland has been significantly mitigated by the Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by vertically integrated multiple cable system operators and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The basic programming package offered in each of the Heartland Existing Systems is comparable to that offered by the local traditional hard-wire cable operators. However, several of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland.

COPYRIGHT

     Under the Federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under
Section 111 of the Copyright Act, certain "cable systems" are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports and the payment of certain fees set by the Copyright Royalty Tribunal.

     Wireless cable operators may rely on Section 111. The United States Congress recently enacted legislation that confirmed the ability of wireless cable operators to obtain the benefit of the compulsory copyright license. Periodically, Congress has considered proposals to phase out the compulsory license. Since the Heartland Existing Systems retransmit only a limited number of broadcast channels, Heartland does not believe that the termination of the compulsory copyright license would have a material adverse effect on Heartland.

     Effective October 6, 1993, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that Heartland will be able to obtain such consents on terms satisfactory to Heartland, if at all.

                         PAY TELEVISION INDUSTRY TRENDS

     Heartland's business will be affected by pay television industry trends and, in order to maintain and increase its subscriber base in the years ahead, Heartland will need to adapt rapidly to industry trends and modify its practices to remain competitive. Due to the limited number of physical components of the wireless transmission system, Heartland believes it will be less expensive for it to adapt to coming industry trends than for traditional hard-wire cable operators. The cost of such adaptation by Heartland could nonetheless be substantial.

COMPRESSION

     Several decoder manufacturing companies are developing digital compression technology, which would allow several programs to be carried in the amount of bandwidth where only one program is carried now. Manufacturers have projected varying compression ratios for future equipment, with more conservative estimates ranging from 3-to-1 to 10-to-1. Within 12 months, Heartland believes compression technology, allowing six to 10 channels within one 6-MHz bandwidth, will be available. It is generally expected that the intended use for this expanded channel capacity would be for pay-per-view video services. Wireless cable will be able to immediately use digital compression technology when it becomes available, through existing and upgraded set-top converters. Heartland believes traditional hard-wire cable companies will be required to expend significant funds on upgrading current systems in order to utilize digitally-compressed signals.

ADDRESSABILITY AND PAY-PER-VIEW

     "Addressability" means the ability to implement specific orders from or send other communications to each subscriber without having to modify a subscriber's equipment. "Impulse" addressability allows a subscriber to select specialized programming, such as pay-per-view, on an immediate basis simply through the remote control. While Heartland, like many wireless cable operators, uses impulse addressable set-top converters, only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability. Without addressability, a traditional hard-wire cable customer not subscribing to a premium channel must make two trips to the traditional hard-wire cable operator's offices, once to obtain the descrambling device and once to return it. A customer subscribing to a premium channel must telephone the traditional hard-wire cable operator in advance. Heartland believes this lack of convenience has hindered pay-per-view sales. Pay-per-view is expected to become more popular as additional exclusive events become available for distribution on pay-per-view. Compression technology will greatly expand the channel capacity available for such programming. Heartland believes that it will then have an additional advantage over most traditional hard-wire cable operators because its impulse addressable converters provide greater convenience for its subscribers. Traditional hard-wire cable operators will incur significant expenditures to upgrade their systems to be able to offer impulse addressability.

ADVERTISING

     Until recently, most advertising on cable has been sold by program suppliers, who sell national advertising time as part of the signal they deliver to cable operators. Recently, however, advertisers have begun placing advertisements on channels dedicated exclusively to advertising, as well as in local available time (typically, two minutes each hour) set aside by program suppliers for local insertions in their programming of advertisements sold by cable operators. Use of local available time requires automatic spot insertion equipment, which is readily available today at a minimal capital cost.

INTERACTIVITY

     Certain traditional hard-wire cable operators have announced their intentions to develop interactive features for use by their subscribers. Interactivity would allow subscribers to utilize their televisions for two-way communications such as video games and home shopping. Wireless cable operators will be able to utilize a frequency which the FCC has made available for interactive communications. At this time, Heartland believes that commercial viability of interactivity in Heartland's markets is at least several years away.

                                  COMPETITION

     In addition to competition from established traditional hard-wire cable television systems, wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the pay television industry, some of which are described below.

SATELLITE RECEIVERS

     Satellite receivers are generally seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity, although Heartland will to some degree compete with these systems in marketing its services.

DIRECT BROADCAST SATELLITE

     DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a rooftop or in the yard. In 1994, Hughes Communications, Inc. began offering DBS services capable of delivering approximately 150 channels of programming. DBS receiver equipment for a single television set costs approximately $700 per customer, plus installation fees. Each additional, independent outlet requires a separate descrambling device at additional cost to the subscriber. Primestar is offering DBS service for a monthly fee covering programming services and equipment financing and is capable of providing approximately 70 channels of programming. DBS subscribers pay monthly subscription fees.

SATELLITE MASTER ANTENNA TELEVISION

     SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, except that it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service a specific multiple-dwelling unit. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz band.

TELEPHONE COMPANIES

     Under the Communications Act, local exchange carriers ("LECs") formerly were prohibited from providing video programming directly to subscribers in their respective telephone service areas. The FCC has recently ruled, however, that LECs may acquire wireless cable channel operations. Moreover, certain U.S. District Courts and Courts of Appeal have held that the "telco-cable cross-ownership ban" abridges the First Amendment rights of LECs to free expression under the U.S. Constitution. Such rulings are currently under appeal or are expected to be appealed. The United States Senate and the United States House of Representatives have each passed a bill which, if enacted into law, could lift carriers to the provision of cable television service by telephone companies. The FCC already permits LECs to provide "video dial-tone" service, thereby allowing such carriers to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others.

VIDEO STORES

     Retail stores rent VCRs and/or video tapes, and are a major participant in the television program delivery industry. According to Paul Kagan Associates, Inc., there are over 75.5 million households with VCRs now in use in the United States.

LOCAL OFF-AIR VHF/UHF BROADCASTS

     Local off-air VHF/UHF broadcasts (such as ABC, NBC, CBS and Fox) provide a free programming alternative to the public. Previously, wireless cable systems could retransmit these broadcast signals without permission. However, effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. Heartland has obtained such consents in the Existing Systems where Heartland is retransmitting on a wireless cable channel. See "Risk
Factors -- Factors Relevant to All of the Parties -- Government Regulation." The FCC also has recently permitted broadcasters to acquire, subject to certain restrictions, ownership interests in traditional hard-wire cable systems.

LOCAL MULTI-POINT DISTRIBUTION SERVICE

     In 1993, the FCC proposed to redesignate the 28 gigahertz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Sufficient spectrum for up to 49 analog channels has been designated for the LMDS service. The FCC has not determined how many licenses it will award in each BTA. Final rules for LMDS have not been established. Auctions are not expected to begin until later in 1996.

LOW POWER TELEVISION ("LPTV")

     Low Power Television ("LPTV") utilizes a limited portion of the spectrum allocated by the FCC for local off-air VHF/UHF broadcasts, but LPTV utilizes lower power transmission equipment than local off-air VHF/UHF broadcasts and its signal may be encrypted. LPTV typically has only a 15 to 20 mile signal range. LPTV requires a separate transmitter for each channel and a standard antenna at the receiving site.

                                    EXPERTS


     The consolidated financial statements and schedules of Heartland as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994, and the balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The report of KPMG Peat Marwick LLP covering the financial statements of Cross Country Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Cross Country Division. As a result of the acquisition, financial information of Cross Country Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.


     The financial statements of Technivision as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994, financial statements contains an explanatory paragraph that states that the Technivision recurring losses from operations and excess of current liabilities over current assets raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated balance sheets as of June 30, 1994 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows of CMAX for the period December 18, 1992 to June 30, 1993 and the fiscal years ended June 30, 1994 and 1995, and of the CMAX Predecessor for the period commencing July 1, 1992 to December 17, 1992, included in this Proxy Statement have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their report with respect thereto, which includes an explanatory paragraph which states that specified circumstances raise substantial doubt about CMAX's ability to continue as a going concern, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The financial statements of American Wireless Systems, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Fort Worth Wireless Cable T.V. Associates included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that describes factors raising substantial doubt about the Company's ability to continue as a going concern.

     The consolidated financial statements of Wireless Cable TV Associates #38 included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that describes factors raising substantial doubt about the Company's ability to continue as a going concern.


     The combined financial statements of RuralVision Central, Inc. and RuralVision South, Inc. included in this Prospectus have been included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing herein and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the shares of Heartland Common Stock being offered hereby is being passed upon for Heartland by Arter & Hadden, 1717 Main Street, Suite 4100, Dallas, Texas 75201.

                                    GLOSSARY

     As used in this Proxy Statement, the following terms shall have the meaning set forth below:

     "AWS" means American Wireless Systems, Inc., a Delaware corporation.

     "AWS Merger" means the merger of AWS Merger Sub into AWS pursuant to the terms of the AWS Merger Agreement.

     "AWS Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among AWS, AWS Merger Sub and Heartland.

     "AWS Merger Sub" means Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland.

     "CMAX" means CableMaxx, Inc., a Delaware corporation.

     "CMAX Merger" means the merger of CMAX Merger Sub into CMAX pursuant to the terms of the CMAX Merger Agreement.

     "CMAX Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among CMAX, CMAX Merger Sub and Heartland.

     "CMAX Merger Sub" means Heartland Merger Sub 2, Inc. a Delaware corporation and wholly owned subsidiary of Heartland.

     "Combined Company" means the businesses and operations of Heartland following the consummation, to the extent consummated, of the Transactions.

     "FTW Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between FTW Partnership and Heartland.

     "FTW Partnership" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

     "FTW Transaction" means the transactions contemplated by the FTW Agreement.

     "FTW Venture" means the informal joint venture between FTW Partnership and AWS that owns and operates a wireless cable television system in Fort Worth, Texas.

     "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

     "Heartland Disposition Assets" means those assets of (i) Heartland, (ii) AWS, (iii) CMAX, (iv) the FTW Venture, (v) the Minneapolis LLC and (vi) TSC, that Heartland has determined to dispose of prior to, following or contemporaneously with the consummation of the Transactions.

     "Minneapolis Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between Heartland and Minneapolis Partnership.

     "Minneapolis LLC" means American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota, of which Minneapolis Partnership owns a 75% equity interest and AWS owns a 25% membership interest.

     "Minneapolis Partnership" means Wireless Cable TV Associates # 38, a California general partnership.

     "Minneapolis Transaction" means the transactions contemplated by the Minneapolis Agreement.

     "Technivision" means Technivision, Inc., a former subsidiary of TSC that has been merged with TSC.

     "Transactions" means the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction and the TSC Transaction.

     "TSC" means Three Sixty Corp., a New Jersey corporation.

     "TSC Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 19, 1995 among Heartland, Technivision and TSC.

     "TSC Transaction" means the transactions contemplated by the TSC Agreement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                 AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

Financial Statements:                                                                   PAGE
                                                                                       -----
Heartland Wireless Communications, Inc.:
  Independent Auditors' Report.......................................................    F-3
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited).....................................................................    F-4
  Consolidated Statements of Operations for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995
     (unaudited).....................................................................    F-5
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1992, 1993 and 1994 and for the nine months ended September 30, 1995
     (unaudited).....................................................................    F-6
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995
     (unaudited).....................................................................    F-7
  Notes to Consolidated Financial Statements.........................................    F-8
American Wireless Systems, Inc.:
  Report of Independent Public Accountants...........................................   F-22
  Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited).....................................................................   F-23
  Statements of Operations for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and for the nine months ended September 30,
     1994 and 1995 (unaudited).......................................................   F-24
  Statements of Stockholders' Equity for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and for the nine months ended September
     30, 1995
     (unaudited).....................................................................   F-25
  Statements of Cash Flows for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and for the nine months ended September 30,
     1994 and 1995 (unaudited).......................................................   F-26
  Notes to Financial Statements......................................................   F-27
Fort Worth Wireless Cable T.V. Associates:
  Report of Independent Public Accountants...........................................   F-39
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited).....................................................................   F-40
  Consolidated Statements of Operations for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995
     (unaudited).....................................................................   F-41
  Consolidated Statements of Partners' Equity for the years ended December 31, 1992,
     1993 and 1994 and for the nine months ended September 30, 1995 (unaudited)......   F-42
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995
     (unaudited).....................................................................   F-43
  Notes to Consolidated Financial Statements.........................................   F-44
Wireless Cable T.V. Associates #38:
  Report of Independent Public Accountants...........................................   F-49
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited).....................................................................   F-50
  Consolidated Statements of Operations for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and the nine months ended September
     30, 1994 and 1995 (unaudited)...................................................   F-51
  Consolidated Statements of Partners' Equity for the ten months ended December 31,
     1992, the years ended December 31, 1993 and 1994 and the nine months ended
     September 30, 1995 (unaudited)..................................................   F-52
  Consolidated Statements of Cash Flows for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and the nine months ended September
     30, 1994 and 1995 (unaudited)...................................................   F-53
  Notes to Consolidated Financial Statements.........................................   F-54

Financial Statements:                                                                 PAGE
                                                                                      ----
CableMaxx, Inc. and Supreme Cable Co., Inc. and Subsidiaries:
  Report of Independent Accountants..................................................   F-59
  Consolidated Balance Sheets as of June 30, 1994 and 1995, and September 30, 1995
     (unaudited).....................................................................   F-60
  Consolidated Statements of Operations for the period of July 1, 1992 to December
     17, 1992, the period of December 18, 1992 to June 30, 1993, the years ended June
     30, 1994 and 1995, and the three month periods ended September 30, 1994 and
     1995, (unaudited)...............................................................   F-61
  Consolidated Statements of Stockholders' Equity for the period of December 18, 1992 to June 30, 1993, the years ended June 30, 1994 and 1995, and the three month
     period ended September 30, 1995, (unaudited)....................................   F-62
  Consolidated Statements of Cash Flows for the period of July 1, 1992 to December
     17, 1992, the period of December 18, 1992 to June 30, 1993, the years ended June
     30, 1994 and 1995, and the three month periods ended September 30, 1994 and
     1995, (unaudited)...............................................................   F-63
  Notes to Consolidated Financial Statements.........................................   F-64
TechniVision, Inc.
  Independent Auditors' Report.......................................................   F-74
  Balance Sheets as of May 31, 1994 and 1995 and November 30, 1995 (unaudited).......   F-75
  Statements of Operations for the years ended May 31, 1993, 1994 and 1995 and for
     the six months ended November 30, 1994 and 1995 (unaudited).....................   F-76
  Statements of Stockholders' Deficit for the years ended May 31, 1993, 1994 and 1995
     and for the six months ended November 30, 1995 (unaudited)......................   F-77
  Statements of Cash Flows for the years ended May 31, 1993, 1994 and 1995 and for
     the six months ended November 30, 1994 and 1995 (unaudited).....................   F-78
  Notes to Financial Statements......................................................   F-79
Unaudited Pro Forma Financial Information:
Heartland Wireless Communications, Inc.:
  Introduction to Unaudited Pro Forma Condensed Financial Statements for Consummated
     Events..........................................................................   F-84
  Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as
     of September 30, 1995...........................................................   F-85
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated
     Events for the year ended December 31, 1994.....................................   F-86
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated
     Events for the nine months ended September 30, 1995.............................   F-87
  Notes to Pro Forma Statements for Consummated Events...............................   F-88
RuralVision Central, Inc. and RuralVision South, Inc.:
  Report of Independent Certified Public Accountants.................................   F-90
  Combined Balance Sheets as of December 31, 1992 and 1993 and August 18, 1994
     (unaudited).....................................................................   F-91
  Combined Statements of Operations for the years ended December 31, 1991, 1992 and
     1993 and for the six months ended June 30, 1993 (unaudited) and the period from
     January 1, 1994 to August 18, 1994 (unaudited)..................................   F-92
  Combined Statements of Stockholders' Deficit for the years ended December 31, 1991,
     1992 and 1993 and the period from January 1, 1994 to August 18, 1994
     (unaudited).....................................................................   F-93
  Combined Statements of Cash Flows for the years ended December 31, 1991, 1992 and
     1993 and for the six months ended June 30, 1993 (unaudited) and the period from
     January 1, 1994 to August 18, 1994 (unaudited)..................................   F-94
  Notes to Combined Financial Statements.............................................   F-95
Cross Country Division:
  Independent Auditors' Report.......................................................  F-102
  Balance Sheets as of December 31, 1993 and 1994 and June 30, 1995 (unaudited)......  F-103
  Statements of Operations and Division Equity for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994, the six months ended June
     30, 1994 (unaudited), the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 (unaudited)..................................  F-104
  Statements of Cash Flows for the year ended December 31, 1993, the period from
     January 1, 1994 to August 18, 1994, the six months ended June 30, 1994
     (unaudited), the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 (unaudited)..........................................  F-105
  Notes to Financial Statements......................................................  F-106

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 3, 1995, except as to note 11
  which is as of March 27, 1995

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS




                                                               DECEMBER 31            SEPTEMBER
                                                        -------------------------        30,
                                                           1993          1994            1995
                                                        ----------    -----------    ------------
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $  815,305    $11,985,953    $ 37,155,064
  Restricted assets -- investments in debt
     securities.......................................          --             --      11,669,874
  Subscriber receivables, net of allowance for
     doubtful accounts of $25,082 in 1993, $122,901 in
     1994 and $551,866 in 1995........................      74,560        219,287       1,407,830
  Prepaid expenses and other..........................     300,967        829,790       1,981,640
  Note receivable (note 9)............................          --      2,000,000              --
  Assets held for sale (note 8).......................          --     12,500,000       9,200,000
                                                        ----------    -----------    ------------
          Total current assets........................   1,190,832     27,535,030      61,414,408
                                                        ----------    -----------    ------------
Investment in joint venture (note 8)..................          --     12,044,392              --
Systems and equipment, net (notes 2 and 3)............   3,036,226     16,765,179      46,027,017
Leased license investment, net of accumulated
  amortization of $14,167 in 1993, $179,593 in 1994
  and $785,362 in 1995 (note 8).......................   4,286,867     16,740,139      64,726,389
Excess of cost over fair value of net assets acquired,
  net of accumulated amortization of $80,815 in 1994
  and $223,819 in 1995 (note 4).......................          --      2,565,178       4,470,286
Restricted assets -- investment in debt securities....          --             --      13,077,340
Other assets, net.....................................     151,141      2,271,610      10,435,034
                                                        ----------    -----------    ------------
                                                        $8,665,066    $77,921,528    $200,150,474
                                                        ==========    ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $  522,240    $ 3,840,744    $  3,745,724
  Accrued expenses and other liabilities..............     329,783      1,062,253       6,498,639
  Current portion of long-term debt (note 3)..........     338,851         19,918         616,610
                                                        ----------    -----------    ------------
          Total current liabilities...................   1,190,874      4,922,915      10,860,973
                                                        ----------    -----------    ------------
Long-term debt, less current portion (note 3).........   1,253,678     40,485,934     139,428,429
Deferred income taxes (note 6)........................          --      1,045,959       1,287,560
Other long-term liabilities...........................      13,520             --              --
Minority interests in subsidiaries (note 4)...........   1,714,426      1,385,835         279,695
Stockholders' equity (note 5):
  Common stock, $.001 par value; authorized 50,000,000
     shares, issued 8,000,000 shares in 1993,
     11,109,280 shares in 1994 and 12,476,393 shares
     in 1995..........................................       8,000         11,109          12,476
  Additional paid-in capital..........................   5,029,675     33,658,204      63,047,864
  Accumulated deficit.................................    (545,107)    (3,588,428)    (14,766,523)
                                                        ----------    -----------    ------------
          Total stockholders' equity..................   4,492,568     30,080,885      48,293,817
                                                        ----------    -----------    ------------
Commitments and contingencies (notes 7, 8 and 10)       $8,665,066    $77,921,528    $200,150,474
                                                        ==========    ===========    ============

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED DECEMBER 31          NINE MONTHS ENDED SEPTEMBER 30
                                          -------------------------------------  ------------------------------
                                            1992         1993          1994           1994            1995
                                          --------    ----------    -----------    -----------    ------------
                                                                                           (UNAUDITED)
Revenues................................  $205,382    $  868,765    $ 2,229,494    $ 1,289,526    $  9,292,837
                                          --------    ----------    -----------    -----------    ------------
Operating expenses:
  Systems operations....................    36,042       118,649        527,476        320,029       2,894,074
  Cost of goods sold....................        --       202,162        235,025        235,025              --
  Selling, general and administrative...   147,927       646,611      4,183,307      2,042,124       7,449,699
  Depreciation and amortization.........    34,919       138,560      1,097,668        418,960       3,966,120
                                          --------    ----------    -----------    -----------    ------------
          Total operating expenses......   218,888     1,105,982      6,043,476      3,016,138      14,309,893
                                          --------    ----------    -----------    -----------    ------------
          Operating loss................   (13,506)     (237,217)    (3,813,982)    (1,726,612)     (5,017,056)
Other income (expense):
  Interest income.......................     1,185         9,610        379,654        189,308       2,044,092
  Interest expense......................    (1,392)      (82,916)      (589,767)      (128,789)     (8,908,459)
  Equity in losses of joint venture
     (note 8)...........................        --            --       (386,985)      (163,119)       (128,663)
  Other expense (notes 3, 4 and 9)......   (37,109)      (95,578)      (227,204)       (34,192)       (475,146)
                                          --------    ----------    -----------    -----------    ------------
          Total other income
            (expense)...................   (37,316)     (168,884)      (824,302)      (136,792)     (7,468,176)
                                          --------    ----------    -----------    -----------    ------------
          Loss before income taxes......   (50,822)     (406,101)    (4,638,284)    (1,863,404)    (12,485,232)
Income tax benefit (note 6).............        --            --      1,594,963        649,510       1,307,137
                                          --------    ----------    -----------    -----------    ------------
          Net loss......................  $(50,822)   $ (406,101)   $(3,043,321)   $(1,213,894)   $(11,178,095)
                                          ========    ==========    ===========    ===========    ============
Net loss per common share...............  $   (.01)   $     (.05)   $      (.30)   $      (.13)   $       (.96)
                                          ========    ==========    ===========    ===========    ============

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK       ADDITIONAL
                                              -------------------    PAID-IN     ACCUMULATED
                                               SHARES     AMOUNT     CAPITAL       DEFICIT         TOTAL
                                              ---------   -------   ----------   -----------    -----------
Balance, December 31, 1991..................  8,000,000   $ 8,000   $   253,593   $   (88,184)  $   173,409
Equity transactions of subsidiaries (note
  4)........................................          --       --       881,235            --       881,235
Net loss....................................          --       --            --       (50,822)      (50,822)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1992........  8,000,000     8,000     1,134,828      (139,006)    1,003,822
Formation of Heartland Wireless
  Communications, Inc. (note 1).............          --       --     3,000,000            --     3,000,000
Equity transactions of subsidiaries (note
  4)........................................          --       --       807,472            --       807,472
Other (note 9)..............................          --       --        87,375            --        87,375
Net loss....................................          --       --            --      (406,101)     (406,101)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1993........   8,000,000    8,000     5,029,675      (545,107)    4,492,568
Issuance of common stock pursuant to initial
  public offering (note 5)..................   2,415,000    2,415    22,349,798            --    22,352,213
Issuance of common stock for acquisitions
  (note 4)..................................     694,280      694     6,278,731            --     6,279,425
Net loss....................................          --       --            --    (3,043,321)   (3,043,321)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1994........  11,109,280   11,109    33,658,204    (3,588,428)   30,080,885
Issuance of common stock, primarily for
  minority interests and other acquisitions
  (unaudited)...............................   1,367,113    1,367    29,389,660            --    29,391,027
Net loss (unaudited)........................          --       --            --   (11,178,095)  (11,178,095)
                                              ----------  -------   -----------  ------------   -----------
          Balance, September 30, 1995
            (unaudited).....................  12,476,393  $12,476   $63,047,864  $(14,766,523)  $48,293,817
                                              ==========  =======   ===========  ============   ===========

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                                    ----------------------------------------   --------------------------
                                                       1992          1993           1994          1994           1995
                                                    -----------   -----------   ------------   -----------   ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $   (50,822)  $  (406,101)  $ (3,043,321)  $(1,213,894)  $(11,178,095)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.................       34,919       138,560      1,097,668       418,960      3,966,120
    Deferred income tax benefit...................           --            --     (1,594,963)     (649,510)    (1,307,137)
    Accretion on convertible discount
      notes.......................................           --            --        301,125            --      3,156,858
    Equity in losses of joint venture.............           --            --        386,985       163,119        128,663
    Other.........................................        5,100        65,668        (16,205)        7,890         12,216
    Changes in assets and liabilities:
      Subscriber receivables......................       (6,123)      (68,437)       (57,362)      (21,942)    (1,160,242)
      Inventories.................................           --      (251,172)            --            --             --
      Prepaid expenses and other..................       (6,496)     (395,300)      (656,061)     (308,385)      (765,834)
      Accounts payable, accrued expenses and other
         liabilities..............................       51,442       809,962      4,292,617       567,250      4,789,383
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by (used in) operating
           activities.............................       28,020      (106,820)       710,483    (1,036,512)    (2,358,068)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from investing activities:
  Investment in joint venture.....................           --            --    (12,431,379)  (11,649,908)    (5,426,432)
  Proceeds from assets held for sale..............           --            --             --            --      3,323,250
  Purchases of systems and equipment..............     (604,082)   (2,072,937)   (12,414,501)   (4,011,480)   (25,575,252)
  Expenditures for leased licenses................     (797,655)   (3,068,084)    (3,354,471)   (2,465,265)    (1,592,024)
  Restricted assets -- investment in debt
    securities....................................           --            --             --    (7,283,777)   (24,747,214)
  Acquisitions....................................           --            --    (16,300,000)           --    (11,422,814)
  Issuance of note receivable.....................           --            --     (2,000,000)           --             --
  Other...........................................           --            --             --            --     (2,250,000)
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash used in investing
           activities.............................   (1,401,737)   (5,141,021)   (46,500,351)  (25,410,430)   (67,690,486)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........           --     2,000,000     22,352,213    22,283,365             --
  Proceeds from Units Offering....................           --            --             --            --    100,000,000
  Proceeds from minority interest owners..........    1,430,900     1,553,355             --            --             --
  Purchase of minority interests..................           --            --     (1,608,895)   (1,408,858)            --
  Proceeds from short-term borrowings and notes
    payable.......................................           --     2,992,364     10,408,542    10,408,542      3,070,070
  Proceeds from convertible discount notes........           --            --     40,150,000
  Payments on short-term borrowings and notes
    payable.......................................           --      (399,835)   (11,946,344)   (2,001,071)    (3,105,977)
  Payments to stockholders and affiliates.........     (523,493)     (727,189)            --            --             --
  Proceeds from stockholders and affiliates.......      578,035       479,480             --            --             --
  Debt issuance costs.............................           --            --     (2,395,000)     (495,000)    (4,783,975)
  Other...........................................           --            --             --            --         37,547
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by financing
           activities.............................    1,485,442     5,898,175     56,960,516    28,786,978     95,217,665
                                                    -----------   -----------   ------------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents.....................................      111,725       650,334     11,170,648     2,340,036     25,169,111
Cash and cash equivalents at beginning of
  period..........................................       53,246       164,971        815,305       815,305     11,985,953
                                                    -----------   -----------   ------------   -----------   ------------
Cash and cash equivalents at end of period........  $   164,971   $   815,305   $ 11,985,953   $ 3,155,341   $ 37,155,064
                                                    ===========   ===========   ============   ===========   ============

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1994
          (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1994 AND 1995 IS UNAUDITED)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and History

     Heartland Wireless Communications, Inc. (the "Company") develops, owns and operates wireless cable television systems. The Company has wireless cable channel rights in various wireless cable television markets located primarily in the central United States. The Company's first operational system, located in Ada, Oklahoma, commenced operations in April 1992. Currently, the Company provides service in fifteen markets located in Texas, Oklahoma, Kansas and Louisiana. Systems in other markets are currently under construction and development by the Company.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany balances and transactions between the entities have been eliminated in consolidation.

     The Company was formed in October 1993 to succeed to the wireless cable businesses previously conducted by two of the current principal stockholders of the Company. The two stockholders contributed their ownership in all capital stock of entities engaged in the wireless cable businesses, including Wireless Communications, Inc. ("WCI") which was formed in September 1990. In addition, the stockholders agreed to lease all other wireless cable channel lease rights controlled by them to the Company and grant to the Company an option to purchase such channel rights at a nominal cost. The formation of the Company and consolidation of the existing wireless cable businesses has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests. Accordingly, the Company's results of operations for periods prior to its formation include the results of operations of all wireless cable businesses previously conducted, either directly or indirectly, through various controlled entities of the stockholders, including WCI.

  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and costs associated with subscriber installations are capitalized. Upon subscriber disconnect, the Company continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service in each respective market. As of December 31, 1994, approximately $12,040,000 of the leased license investment was not yet subject to amortization. The Company continually reevaluates the propriety of the carrying amounts of the leased license investment with respect to each market as well as the amortization period based on

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES management's estimate of the fair value of each market to determine whether current events and circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period of service. Revenues from the sale of subscriber premises equipment are recognized upon delivery of such equipment to a subscriber ($237,730 in 1994 and $213,005 in 1993). Installation fees are recognized upon origination of service to a subscriber to the extent of costs incurred to obtain subscribers. Installation revenues in excess of such costs will be deferred and amortized over six years.

  (f) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  (h) Sales of Subsidiary Stock

     Gains and losses from the sales of stock by the Company's majority-owned subsidiaries are accounted for as equity transactions in consolidation.

  (i) Net Loss Per Common Share

     Net loss per common share is based on the net loss applicable to the weighted average number of common shares outstanding of 8,000,000 for the years ended December 31, 1992 and 1993, 10,041,000 for the year ended December 31, 1994 and 9,693,000 and 11,624,000 for the nine-month periods ended September 30, 1994 and 1995, respectively. The weighted average number of common shares outstanding in each period gives retroactive effect to an 8,000-for-one split of the Company's common stock (see note 5).

     Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation. Fully-diluted loss per common share is not presented as it would not materially differ from primary loss per common share.

  (j) Statements of Cash Flows

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     During the years ended December 31, 1992 and 1993, the Company had noncash investing and financing activities. During 1992, an affiliate contributed systems and equipment in the amount of $133,403 for preferred stock in a subsidiary of the Company. During 1993, the Company acquired certain systems and equipment by assuming notes payable in the amount of $388,017, certain individuals contributed assets and services in the amount of $96,000 in exchange for common and preferred stock in certain of the Company's subsidiaries, and stockholders of the Company contributed certain equipment and channel rights in the amount of $114,511.

     Cash paid during 1993 and 1994 for interest was $67,124 and $296,596, respectively (none in 1992).

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     (k) Interim Financial Information

     In the opinion of management, the accompanying unaudited consolidated condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of September 30, 1995, and the results of operations and cash flows for the nine months ended September 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                    1993          1994
                                                                  ---------    ----------
    Equipment awaiting installation.............................  $  336,920   $ 3,034,453
    Subscriber premises equipment and installation costs........     676,347     6,581,632
    Transmission equipment and system construction costs........   1,969,039     7,350,607
    Office furniture and equipment..............................     139,946       406,936
    Buildings and leasehold improvements........................      70,286       145,550
                                                                  ----------   -----------
                                                                   3,192,538    17,519,178
    Accumulated depreciation and amortization...................    (156,312)     (753,999)
                                                                  ----------   -----------
                                                                  $3,036,226   $16,765,179
                                                                  ==========   ===========

     As of December 31, 1994, equipment awaiting installation and approximately $914,000 of transmission equipment and system construction costs were not yet subject to depreciation.

(3) LONG-TERM DEBT

     Long-term debt at December 31, 1993 and 1994 consists of the following:

                                                                    1993          1994
                                                                  ---------    ----------
    Convertible subordinated discount notes.....................  $       --   $40,451,125
    Notes payable...............................................   1,592,529        54,727
                                                                  ----------   -----------
                                                                   1,592,529    40,505,852
    Less current portion........................................     338,851        19,918
                                                                  ----------   -----------
                                                                  $1,253,678   $40,485,934
                                                                  ==========   ===========

     On November 30, 1994, the Company consummated the private placement of $40,150,000 in gross proceeds of 9% Convertible Subordinated Discount Notes ("Convertible Notes") pursuant to the terms of a Note Purchase Agreement. The Convertible Notes accrete at a rate of 9% compounded semiannually, to an aggregate principal amount of $62.4 million at November 30, 1999. Thereafter, interest accrues at the rate of 9% per annum and is payable semiannually from November 30, 1999 or earlier upon the occurrence of a Material Default (as defined in the Note Purchase Agreement). The Convertible Notes mature on November 1, 2004 and are subordinated as to all existing and future indebtedness of the Company other than indebtedness that is expressly subordinated to the Convertible Notes. The Note Purchase Agreement contains covenants that, among other things, prohibit or limit the ability of the Company and its subsidiaries to pay dividends, to sell or lease channel rights, to make certain acquisitions and incur certain indebtedness.

     At the option of a holder, the Convertible Notes are convertible into common stock of the Company at $15.34 per share (the "Conversion Price"). The Convertible Notes are redeemable at the option of the Company at any time on or after November 30, 1999 at 100% of the principal amount at maturity plus accrued

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES and unpaid interest. However, such redemption right is only available if the market price of the Company's common stock exceeds 150% of the Conversion Price for a specified trading period. As the Convertible Notes have been outstanding for only a short period of time, the carrying amounts of borrowings outstanding at December 31, 1994 approximate estimated fair value.

     On March 31, 1994, the Company entered into an agreement with a bank for a $15,000,000 Revolving Credit Facility (the "Facility"). Outstanding borrowings under the Facility will bear interest at the bank's corporate base rate plus 1.5% per annum or LIBOR plus 4.0% per annum, at the Company's option. The Facility will be on a revolving basis for three years with all outstanding borrowings at the end of the third year converting to a term loan payable in equal quarterly installments over three years. The Company must pay an annual commitment fee of 3/8% per annum on the unused portion of the Facility. The total amount of borrowings under the Facility will be subject to certain limitations. Borrowings under the Facility will be secured by substantially all the Company's assets and the capital stock of the Company's subsidiaries. The Facility contains certain restrictive covenants that, among other things, require the Company to satisfy certain financial ratios, and limit the ability of the Company and its subsidiaries to pay dividends, repurchase Company stock and incur additional indebtedness. No amounts were outstanding under the Facility at December 31, 1994. Prior to borrowing any funds under the Facility, the Company would need to obtain a waiver from the bank of certain conditions and covenants relating to the sale of the Convertible Notes. The Company does not currently intend to borrow any funds under the Facility. The Company is actively pursuing alternative bank financing on terms, including an increased amount of a facility, which the Company believes are more favorable than those under the Facility.

     In 1994, the Company incurred a recapitalization charge of $205,575 that is included in other expense in the accompanying statement of operations. This charge related to costs incurred in connection with a rescinded offering of debt securities.

     Aggregate maturities of long-term debt as of December 31, 1994 for the five years ending December 31, 1999 are as follows: 1995 -- $19,918; 1996 -- $21,054 and 1997 -- $13,755.

(4) MINORITY INTERESTS

     In connection with the development of certain wireless cable television markets, the Company has sold stock in certain of its subsidiary companies principally for cash. Total consideration received from the sales of subsidiary stock amounted to $1,430,900 in 1992 and $1,553,355 in 1993. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in the related wireless cable systems. Minority ownership interests in the outstanding common stock of such subsidiary companies range from 5% to 49.9999%.

     As a result of the sales of subsidiary stock, the Company's investment in majority-owned subsidiaries increased by $881,235 in 1992 and $807,472 in 1993. Such increases have been recorded by the Company as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. The Company has not provided deferred income taxes on such increases since the Company ultimately expects to recover its investments in the subsidiaries in a tax-free manner.

     Certain of the Company's subsidiaries have issued preferred stock, a portion of which is held by outside third parties. Preferred stock owned by outside third parties in the amounts of $453,935 at December 31, 1993 and 1994 has been reflected as minority interests in the accompanying consolidated balance sheets. Dividends on the preferred stock accrue at 8% of the stated value per share per year and are cumulative. Preferred stock dividends of the subsidiaries with respect to the third party ownership were $14,006 in 1992, $26,606 in 1993 and $36,315 in 1994 and are included in other expense in the accompanying statements of operations.

     In April 1994, the Company acquired all of the outstanding minority ownership interests held by the minority interest owner in six of the Company's majority-owned subsidiaries in exchange for the issuance by

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES the Company of 650,000 restricted shares of common stock. As a result of the acquisition, the six subsidiaries became wholly-owned subsidiaries of the Company. Additionally, at various dates during 1994, the Company acquired minority interests in certain other subsidiaries for an aggregate of approximately $1,609,000 in cash and 44,280 restricted shares of common stock.

     The acquisitions of the minority ownership interests were accounted for as purchases. For financial reporting purposes, the total purchase price was approximately $7,882,000 and assumes a value per share of $8.93 to $10.75 for the restricted shares. The excess (approximately $2,646,000) of the purchase price over the fair value of the net identifiable assets acquired will be amortized on a straight-line basis over 20 years. Pro forma disclosures that include the effects of the acquisitions of the minority interests would not be materially different from historical information and have not been presented.

     In February 1995, the Company offered to exchange approximately 380,000 shares of its common stock for the minority interests in certain of its subsidiaries (the "Minority Interest Exchange Offer"). The exchange ratio with respect to each minority interest was determined by management of the Company based upon the estimated fair market value of each respective subsidiary. The Minority Interest Exchange Offer expired on March 15, 1995. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

(5) STOCKHOLDERS' EQUITY

  (a) Change in Capital Structure

     On January 18, 1994, the board of directors filed a restated certificate of incorporation to increase the number of authorized shares of common stock to 50,000,000, change the common stock from $.01 par to $.001 par value and authorize 10,000,000 shares of preferred stock at $.01 par value per share. In addition, the Company effected an 8,000-for-one split of its common stock. The consolidated financial statements, including all references to the number of shares of common stock and all per share information, have been adjusted to reflect the common stock split and other changes in the capital structure on a retroactive basis.

  (b) Public Offering

     On April 28, 1994, the Company completed an initial public offering of 2,100,000 shares of its common stock. On June 9, 1994, the Company sold an additional 315,000 shares of common stock upon exercise by the underwriters of their over-allotment option. The aggregate net proceeds to the Company were approximately $22.3 million. The net proceeds have been used to repay indebtedness, construct operating systems, finance operating losses in certain markets and corporate overhead, acquire certain minority interests in subsidiaries, acquire or secure the Company's existing channel rights and fund a portion of the acquisition of certain RuralVision Joint Venture assets.

  (c) Stock Options

     In April 1994, the Company adopted the 1994 Employee Stock Option Plan which provides for the granting of options to purchase a maximum of 950,000 shares of common stock. Options may be granted to key employees at exercise prices of not less than 100% of the fair market value of the common stock on the date of grant. Options typically vest over a five-year period (although options granted to certain employees are 40% vested upon grant and vest an additional 20% per year over a three-year period) and expire at the end of option periods of not more than seven years.

     During 1994, the Company also adopted the 1994 Stock Option Plan for Non-Employee Directors which provides for the granting of options to purchase a maximum of 50,000 shares of common stock. Generally, each non-employee director will be granted on an annual basis an option to acquire 2,000 shares of common stock at exercise prices equal to the fair market value of the common stock on the date of grant. Options

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES granted generally become exercisable in 25% cumulative annual installments beginning one year from the date of grant and expire at the end of option periods of not more than seven years.

     The following table summarizes the 1994 activity in stock options under these plans:

                                                               NUMBER OF
                                                                OPTIONS       PRICE RANGE
                                                               ---------    ----------------
    Granted..................................................    543,000    $10.50 - $11.125
    Cancelled................................................   (130,000)   $10.50
                                                                --------
      Outstanding at December 31, 1994.......................    413,000    $10.50 -  11.125
                                                                ========
      Exercisable at December 31, 1994.......................    148,000    $10.50
                                                                ========

     As of December 31, 1994, 587,000 shares were available for grant under the stock option plans.

(6) INCOME TAXES

     Income tax benefit of $1,594,963 for the year ended December 31, 1994 consists of a deferred tax benefit.

     Income tax benefit for the years ended December 31, 1992, 1993 and 1994 differed from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                          1992        1993          1994
                                                        --------    ---------    ----------
    Computed "expected" tax benefit...................  $(17,299)   $(138,074)   $(1,577,017)
    Amortization of goodwill..........................        --           --         27,540
    State tax benefit, net............................        --           --       (103,500)
    Loss for which no tax benefit was recognized......    17,299      138,074         58,014
                                                        --------    ---------    -----------
                                                        $     --    $      --    $(1,594,963)
                                                        ========    =========    ===========

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                                   1993           1994
                                                                 ---------     ----------
    Deferred tax assets:
      Accounts receivable, principally due to allowance for
         doubtful accounts.....................................  $   8,528     $   45,473
      Basis differences between assigned values and tax bases
         of stock of subsidiaries..............................         --        791,453
      Investment in joint venture..............................         --        609,668
      Accretion on Convertible Notes...........................         --        115,486
      Leased license investment, principally due to start-up
         costs not yet deductible for tax purposes.............    120,538        120,538
      Net operating loss carryforwards.........................    136,359      1,082,567
                                                                 ---------     ----------
              Total gross deferred tax assets..................    265,425      2,765,185
      Less valuation allowance.................................   (183,295)      (791,553)
                                                                 ---------     ----------
              Net deferred tax assets..........................     82,130      1,973,632
                                                                 ---------     ----------
    Deferred tax liabilities:
      Systems and equipment, principally due to differences in
         depreciation..........................................    (82,130)       (81,575)
      Leased license investment................................         --     (2,938,016)
                                                                 ---------     ----------
              Total gross deferred tax liabilities.............    (82,130)    (3,019,591)
                                                                 ---------     ----------
              Net deferred tax liability.......................  $      --     $1,045,959
                                                                 =========     ==========

     The net changes in the total valuation allowance for the years ended December 31, 1994 and 1993 were increases of $183,295 and $791,553, respectively. The Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

     As of December 31, 1994, the Company has approximately $2,926,000 of federal income tax loss carryforwards which expire in years 2005 through 2009.

(7) LEASES

     The Company leases from third parties channel rights licensed by the FCC. Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of the Company's channel leases range from 5 to 10 years, although certain of the Company's channel leases have initial terms expiring in the next several years. Most of the Company's leases provide for either a right of first refusal or automatic renewal of their terms upon FCC renewal of the underlying license, grant the Company a right of first refusal to purchase the channels after the expiration of the lease and/or require the parties to negotiate renewal in good faith. Although the Company does not believe that the termination of or failure to renew a single channel lease would adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various subscriber levels.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     Payments under the channel rights lease agreements begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expense was $1,000, $25,260 and $94,865 for the years ended December 31, 1992, 1993 and 1994, respectively.

     In connection with the purchase of certain assets on December 1, 1994 for RuralVision Joint Venture as discussed in note 8, the Company is obligated under channel rights lease agreements which require royalty payments upon grant of the channel rights. Channel rights lease expense was $72,132 for year ended December 31, 1994.

     The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was $24,375, $41,761 and $205,210 for the years ended December 31, 1992, 1993 and 1994, respectively.

     Future minimum lease payments due under channel rights leases for operational systems and other noncancellable operating leases in effect at December 31, 1994 are as follows:

                                                     CHANNEL        OTHER
YEAR ENDING                                          RIGHTS       OPERATING
DECEMBER 31,                                         LEASES        LEASES
------------                                        ---------     ---------
   1995...........................................  $1,481,275    $25,941
   1996...........................................   1,599,500     26,139
   1997...........................................   1,650,000     25,573
   1998...........................................   1,649,450     16,461
   1999...........................................   1,629,100      1,212

(8) RURALVISION ACQUISITION

     On August 19, 1994, RuralVision Joint Venture ("RuralVision Joint Venture"), a newly-formed general partnership in which each of the Company and Cross Country Wireless Inc. ("Cross Country") have a 50% interest, purchased certain assets (the "Rural Vision Assets"), including five operating wireless cable systems and channel rights in approximately 100 markets, from RuralVision Central, Inc. and RuralVision South, Inc. (collectively, "RuralVision"). The aggregate purchase price of approximately $50.0 million for the RuralVision Assets was comprised of a $46.0 million note bearing interest at the rate of 8% per annum (the "RuralVision Note") and approximately $4.0 million of acquisition-related costs paid primarily by the Company and Cross Country. The Company and Cross Country have guaranteed the payment of the RuralVision Note. As of December 31, 1994, the remaining balance outstanding under the RuralVision Note was $8.0 million. The Company's investment in RuralVision Joint Venture has been accounted for under the equity method of accounting.

     On January 27, 1995, the Company, Cross Country and RuralVision entered into the Venture Distribution Agreement, as a result of which the Company (i) paid an additional $4.32 million (including accrued interest of $320,000) in satisfaction of 50% of the remaining balance of the RuralVision Note, (ii) paid $513,000 (including accrued interest of $13,000) in satisfaction of 50% of the remaining balance of certain liabilities which RuralVision Joint Venture had assumed, and (iii) received a distribution (the "RuralVision Distribution") from RuralVision Joint Venture of an operating wireless cable system and wireless cable channel rights in 36 other markets with a carrying amount of approximately $16.0 million. As part of this transaction, the Company granted to Cross Country the right to "put" or sell certain remaining RuralVision Joint Venture assets to the Company for $3.25 million (reduced dollar for dollar by the proceeds of any prior partial sales of such assets) on May 17, 1995. Although the Company remains a 50% partner in RuralVision Joint Venture, the Company, pursuant to the Venture Distribution Agreement, has no economic interest in any remaining RuralVision Joint Venture assets or liabilities other than certain immaterial amounts

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES of office furniture and equipment. As a result, subsequent to January 27, 1995, the carrying amount of the Company's investment in RuralVision Joint Venture is zero.

     Summarized condensed financial information of RuralVision Joint Venture follows:

                              BALANCE SHEET AS OF
                               DECEMBER 31, 1994

                                     ASSETS

    Current assets, including assets to be sold of $20,000,000............    $20,969,043
    Systems and equipment.................................................      6,118,015
    Leased license investment.............................................      4,626,244
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========
                       LIABILITIES AND VENTURERS' EQUITY

    Current liabilities, including notes payable of $9,000,000............    $10,537,272
    Venturers' equity.....................................................     21,176,030
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========

                        STATEMENT OF OPERATIONS FOR THE
                   PERIOD FROM AUGUST 19, 1994 (INCEPTION) TO
                               DECEMBER 31, 1994

    Subscription revenues.................................................    $ 1,269,184
    Operating expenses....................................................      2,043,154
                                                                              -----------
              Net loss....................................................    $  (773,970)
                                                                              ===========

     On December 1, 1994 the Company acquired an operating wireless cable system and wireless cable channel rights in 37 other markets from RuralVision Joint Venture for an aggregate purchase price of $14.0 million in cash. The Company has allocated the purchase price on a preliminary basis to the assets acquired and liabilities assumed based on the estimated fair values of such assets and liabilities.

     In connection with the Company's allocation of the purchase price of the acquisition on December 1, 1994, the Company has identified wireless cable channel rights in certain markets which management expects to sell and has classified $12.5 million of such assets as assets held for sale as of December 31, 1994. Based on management's analysis of additional assets to be sold that were included in the assets distributed to the Company as part of the January 27, 1995 Venture Distribution Agreement, the assets held for sale increased to $21.5 million. The assets held for sale as of December 31, 1994 represent wireless cable channel rights in 26 markets.

     Management's determination of the carrying amount of the assets held for sale is based on a number of factors including the markets' stage of development; the value of any channel rights lease agreements held by a market; the potential number of households in the relevant market; the number of channels available in the relevant market; the number of channel rights granted or pending in the relevant market; the capital necessary to commence operations in the relevant market; competitive factors; and the estimated rental payments under channel rights lease agreements and certain other costs that will be capitalized during the estimated holding period. The Company expects to sell certain markets within one year from the date of acquisition from RuralVision Joint Venture. Rental expense under channel rights lease agreements and other costs associated with the assets held for sale amounting to approximately $30,000 have been capitalized and included in assets held for sale. Since the assets held for sale are nonoperating markets, no other operating profit or loss has been

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES excluded from the Company's 1994 consolidated statement of operations. Additionally, any difference between the carrying amounts and the sale prices on the ultimate disposition of the assets held for sale will be treated as an adjustment of the original purchase price allocation.

     Although the Company expects to sell the assets held for sale for $12.5 million ($21.5 million subsequent to the Venture Distribution Agreement) within one year from the date of their acquisition from RuralVision Joint Venture, there can be no assurance that any sales will be consummated. The Company has entered into definitive agreements and letters of intent to sell certain of the assets held for sale for $4.19 million comprised of $3.515 million of cash and a $675,000 note receivable. In the event the Company is unable to dispose of the assets held for sale within such time frame, the Company would fund approximately $500,000 to $750,000 of rental payments and other costs related to the assets held for sale through August 1995 from the Company's existing available cash, proceeds from the sale of assets held for sale, or other sources of financing, if secured. In addition, if the Company is unable to dispose of certain of the assets held for sale the Company may be required, due to the expiration of construction permits, to construct operating systems for certain assets held for sale. The amount of such funding would approximate $3,000,000 for the period from the estimated date of disposition through December 31, 1995. Should construction of operating systems of certain assets held for sale be required, the Company believes that the value of the constructed systems would be significantly enhanced. However, based on the estimated dates of disposition, the Company currently does not anticipate that such construction will be required during 1995. The amount and timing of the Company's obligations to fund rental payments and other costs attributable to the assets held for sale will depend upon a number of factors, many of which are not within the control of the Company, including the timing of the disposition of the assets held for sale, programming costs and equipment costs.

     Unaudited consolidated condensed pro forma results of operations for 1993 and 1994, as if the December 1, 1994 acquisition of assets from RuralVision Joint Venture discussed above had occurred at the beginning of the respective periods, follow:

                                                                    1993           1994
                                                                 ----------     -----------
    Subscription revenues......................................  $1,709,433     $ 3,087,379
                                                                 ==========     ===========
    Net loss...................................................  $ (565,005)    $(3,870,410)
                                                                 ==========     ===========
    Loss per common share......................................  $     (.07)    $      (.35)
                                                                 ==========     ===========

(9) RELATED PARTY TRANSACTIONS

     The Company has had certain advances to and from stockholders and affiliates. As of October 31, 1993, these advances were converted to equity by the Company and the stockholders and affiliates. The net amount of such conversion of $68,743 has been recorded as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. Generally, these amounts arose as a result of advances to and from stockholders and affiliates for borrowings, or for services rendered in connection with the development of wireless cable television systems or acquisition of wireless cable channel rights. Such amounts were noninterest bearing.

     The Company paid $134,165 in 1992, $414,982 in 1993 and $74,559 in 1994 to
various affiliates for services performed in connection with the development of wireless cable television systems, acquisition of wireless cable channel rights and certain administrative services.

     During 1993, an entity owned by a director of the Company was paid $40,660 for consulting services provided in connection with the acquisition of certain wireless cable channel rights. Such amount has been included as part of the leased license investment in the accompanying consolidated balance sheets. Additionally, such entity purchased approximately 10% and 5% minority interests, respectively, in two of the Company's subsidiaries for $45,000.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     Subsequent to its formation in 1990, WCI utilized the services of several third-party consultants in conducting its business activities. Consulting services provided by these persons related principally to WCI's acquisition of wireless cable channel rights. In September and October 1993, certain of the persons that provided such consulting services to WCI joined the Company as executive officers.

     During 1993, the Company received inventory and other assets totaling $114,969 in exchange for forgiveness of advances of $172,132 to a formerly affiliated installation company. The Company has reflected the settlement of $57,163 in other expense in the accompanying 1993 consolidated statement of operations.

     The Company leases office space from an entity owned by certain stockholders of the Company for which the expense amounted to approximately $18,000 in 1992 and 1993 and $22,224 in 1994.

     On December 15, 1994, the Company entered into an agreement with a stockholder and its affiliate pursuant to which the Company loaned $2.0 million to the stockholder secured by 300,000 shares of the Company's common stock owned by the stockholder and all of the affiliate's assets in and to the Tulsa, Oklahoma wireless cable market. The loan bears interest at 12% per annum with all accrued interest and the outstanding principal balance due on June 15, 1995. In addition, on December 15, 1994, the affiliate granted to the Company an option for the Company to acquire the Tulsa, Oklahoma wireless cable market. The option is exercisable at any time after January 20, 1995 and continuing through June 15, 1995. The purchase price to be paid upon any exercise of the option is up to a maximum of $5.2 million, subject to adjustment based on the number of granted channels. In addition, the affiliate has the right to obtain a release of this option at any time prior to June 15, 1995, by payment of a $300,000 release price and payment in full of the loan.

(10) COMMITMENTS AND CONTINGENCIES

     The Company has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1994 through 1998. The agreements generally require monthly payments based upon the number of subscribers to the Company's systems, subject to certain minimums.

     In connection with a $1,000,000 loan from a bank to a stockholder of the Company, the Company has agreed to purchase such loan upon demand from the bank for the aggregate amount of principal and interest thereon plus any other amounts owed to the bank by the stockholder. The loan is secured by all of the wireless cable assets of the stockholder relating to the Lubbock, Texas market, including wireless cable channel rights, equipment and accounts receivable.

     The Company is a party to a legal proceeding incidental to its business which, in the opinion of management, is not expected to have a material adverse effect on the Company's consolidated financial position or operating results.

(11) SUBSEQUENT EVENT

     Pursuant to a loan agreement dated March 27, 1995 (the "Loan Agreement"), two stockholders of the Company have agreed to loan the Company up to an aggregate of $4.0 million ($2.0 million each) and a holder of the Convertible Notes has agreed to loan to the Company, or to guarantee a bank loan to the Company in the amount of, $2.0 million. Borrowings under the Loan Agreement may be used solely for working capital. Borrowings under the Loan Agreement will bear interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the Loan Agreement will be due and payable in full on June 30, 1995, subject to prepayment upon the receipt by the Company of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the Loan Agreement may not be reborrowed. Borrowings under the Loan Agreement will be secured by the capital stock and assets of two of the Company's operating subsidiaries. As of March 27, 1995, the Company had borrowed $2.0 million under the Loan Agreement, funded $1.0 million each by the two stockholders.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

(12) OTHER SUBSEQUENT INFORMATION (UNAUDITED)

     (a) Accounting Change

     In the third quarter of 1995, the Company changed, effective January 1, 1995, its method of accounting for the direct costs and installation fees related to subscriber installations to achieve a better matching of its revenues and expenses and to conform its accounting practices with those of other companies in the wireless cable industry. Pursuant to the change, the Company's policy is to capitalize the excess of direct costs of subscriber installations over installation fees. These direct costs include reception materials and equipment on subscriber premises, installation labor and overhead charges, and direct commissions. Such capitalized costs are amortized on a subscriber-by-subscriber basis over the estimated average subscription term (presently six years). Any unamortized balance of the non-recoverable portion of the cost of a subscriber installation is fully depreciated upon subscriber disconnect and the related cost and accumulated depreciation are removed from the balance sheet. The Company periodically evaluates the estimated amortization period and the recoverability of these costs to determine whether circumstances warrant adjustments to the carrying amounts or revised estimates of the useful life. An impairment loss would be recognized if the expected future operating cash flows from subscribers in an individual market are less than the carrying amount of subscriber installation costs in such market.

     Prior to the accounting change, the Company's policy was to expense all direct commissions associated with subscriber installations and to recognize as revenue all installation fees to the extent of selling costs (including direct commissions) incurred to obtain subscribers. Historically, such selling costs have exceeded installation fees. In addition, upon subscriber disconnect, the Company continued to depreciate the full capitalized installation cost subsequent to the disconnection. The Company has not presented the cumulative effect of the change in accounting because the effect of this change on periods prior to January 1, 1995 was not material. In addition, the results of operations for any prior annual period would not differ materially from results under the new method of accounting. The effect of this change on the nine-month period ended September 30, 1995 was to decrease net loss by approximately $210,000 ($.02 per common share).

     (b) Units Offering

     On April 26, 1995, the Company consummated a private placement of 100,000 units (the "Units") consisting of $100.0 million aggregate principal amount of 13% Senior Notes due 2003 ("Senior Notes") and 600,000 warrants to purchase an equal number of shares of common stock at an exercise price of $19.525 per share to the initial purchasers. The Company placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. In connection with the issuance of the Senior Notes, the Company agreed, among other things, to file within 30 days of the issue date a registration statement with the Securities and Exchange Commission (the "Commission") with respect to an offer to exchange new notes registered under the Securities Act of 1933 for the Senior Notes, which new notes will be identical in all respects to the Senior Notes, except that the new notes will not contain terms with respect to transfer restrictions and to cause such registration statement to become effective within 120 days of the issue date. As of September 30, 1995, the Company had not caused such registration statement to become effective within the 120-day period. As a result, subsequent to August 24, 1995, the Company has been required to pay additional interest on the outstanding Senior Notes. The amount of additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2.00% per annum.

     Between September 12, 1995 and September 29, 1995, the Company engaged in the solicitation of consents from the holders of the Senior Notes to amend certain provisions of the indenture to permit the Company to consummate the Wireless One Transaction and the Transactions (as hereinafter defined) and additionally amend certain definitions and covenants. The proposed amendments to the indenture received

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES approval of approximately 95.5% in aggregate principle amount of the Senior Notes and became effective as of October 2, 1995 upon the execution of a supplemental indenture. The Company paid an aggregate of $955,000 to consenting holders in October 1995.

     The amounts placed in the escrow account have been invested in U.S. Treasury Notes. As of September 30, 1995, $100.0 million aggregate principal amount of the Senior Notes remain outstanding.

     (c) Acquisitions of Minority Interests in Subsidiaries

     On March 15, 1995, the Company consummated the Minority Interest Exchange offer and issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries (18 of which are now wholly-owned). The Company has used the purchase method to account for the acquisitions of these minority interests. For financial statement purposes, the total purchase price was approximately $5.1 million, including out-of-pocket expenses of approximately $500,000. A deferred tax liability of approximately $1.4 million has been recorded for differences between the assigned values and the tax bases of assets and liabilities recognized in the acquisitions of the minority interests. A corresponding amount has been recorded as excess purchase price over the fair value of net identifiable assets acquired and will be amortized over a 20-year period.

     Pro forma disclosures that include the effects of the acquisitions of the minority interests are not materially different from historical information and are not presented.

     (d) Rural Vision Joint Venture

     On May 17, 1995, Cross Country exercised its right to sell certain remaining RuralVision Joint Venture assets to the Company and, as a consequence, the Company acquired such markets. In addition, on May 17, 1995, the Company assigned its remaining interest in RuralVision Joint Venture to an unrelated third party in exchange for nominal consideration and, as a result, ceased to be a joint venturer thereof on such date.

     In connection with the RuralVision Distribution and the Company's acquisition of other wireless cable channel rights from RuralVision Joint Venture in December 1994, the Company identified wireless cable channel rights in certain markets which will be either sold, exchanged or conveyed. The remaining balance at September 30, 1995 of $9.2 million of assets held for sale represents assets that were sold or conveyed for cash subsequent to September 30, 1995.

     (e) Other Acquisitions and Divestitures

     In May 1995, the Company purchased an operating wireless cable system in the Lubbock, Texas market and wireless cable channel rights in the Tulsa, Oklahoma market for approximately $5.4 million (plus approximately $0.2 million of acquisition-related costs) and $3.8 million (plus approximately $0.1 million of acquisition-related costs) in cash, respectively (the "Lubbock and Tulsa Acquisitions").

     In May 1995, the Company sold certain wireless cable channel rights in five markets to an unaffiliated entity for $2.7 million in cash. These assets comprised a portion of the assets held for sale.

     On July 18, 1995, the Company privately placed 1,029,707 shares of its common stock to RuralVision Joint Venture in exchange for $20,000,000 in cash. Immediately subsequent to the issuance of the shares to RuralVision Joint Venture, the Company acquired substantially all of the remaining assets of RuralVision Joint Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in additional markets located in five states for $20,000,000 in cash (the "Cross Country Acquisition").

     Summarized below is the unaudited pro forma information for the nine months ended September 30, 1994 and 1995 as if the Cross Country Acquisition and the Lubbock and Tulsa Acquisitions had been consummated as of the beginning of 1994 and 1995. The pro forma information does not purport to represent

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES what the Company's results of operations actually would have been had such transactions or events occurred on the dates specified, or to project the Company's results of operations for any future period.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                           ----------------------------
                                                              1994             1995
                                                           -----------     ------------
        Revenues........................................   $ 3,075,000     $ 10,872,000
                                                           ===========     ============
        Net loss........................................   $(1,655,000)    $(11,794,000)
                                                           ===========     ============
        Net loss per common share.......................   $      (.54)    $       (.93)
                                                           ===========     ============

     (f) Wireless One

     In October 1995, the Company contributed certain assets and related liabilities with respect to two operating wireless cable systems and certain other wireless cable markets in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One, Inc. ("Wireless One") for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10.0 million of notes. A portion of these assets comprise the assets held for sale presented in the accompanying balance sheet. Wireless One is a newly-formed corporation into which Wireless One Operating Company, a privately-held wireless cable company, was merged. On October 18, 1995, Wireless One completed an initial public offering of 3,000,000 shares of its common stock and, concurrently therewith, consummated the sale of $150,000,000 in gross proceeds of 13% Senior Notes due 2003. As a result and pursuant to the merger agreement, Wireless One repaid the $10.0 million of notes from the proceeds of the offerings.

     In October 1995, the Company executed an agreement to sell wireless cable channel rights in Flippen, Tennessee for $1.5 million in cash. The transaction is subject to customary closing conditions, including each party's Board of Directors and lender approvals, due diligence review and other conditions.

     (g) Pending Acquisitions

     In September 1995, the Company executed an agreement to acquire Cablemaxx, Inc. ("Cablemaxx") for approximately $80.8 million in common stock of the Company. The agreement provides for the conversion of the common stock of Cablemaxx at a rate of $8.50 per share, subject to adjustment, into common stock of the Company, with the exchange rate determined by the average price of the Company's common stock preceding the closing date of the transaction.

     In September 1995, the Company entered into agreements to acquire American Wireless Cable Systems, Inc. ("AWS") and the assets of Wireless Cable TV Associates #38 (the "Minneapolis Partnership") and Fort Worth Wireless Cable TV Associates (the "Fort Worth Partnership") for an aggregate of approximately $65.3 million of common stock of the Company.

     In October 1995, the Company entered into a definitive agreement with Technivision, Inc. ("Technivision") whereby the Company will acquire substantially all of the assets of Technivision for approximately $36.75 million of the Company's common stock, less an amount of assumed obligations which shall not exceed $5.0 million.

     These transactions (collectively, the "Transactions") are subject to certain conditions, including, without limitation, approval by the shareholders of each company.

     The Company is also currently pursuing opportunities to dispose of certain wireless cable channel rights, presently held by or sought to be acquired by the Company pursuant to the Transactions, and expects to sell, contribute or exchange such assets in one or more transactions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of American Wireless Systems, Inc.:

     We have audited the accompanying balance sheets of American Wireless Systems, Inc. (a Delaware corporation) as of December 31, 1993 and 1994, and the related statements of operations, stockholders' equity and cash flows for the ten months ended December 31, 1992, and the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Wireless Systems, Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the ten months ended December 31, 1992, and the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 19, 1995.

                        AMERICAN WIRELESS SYSTEMS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994
                       AND SEPTEMBER 30, 1995 (UNAUDITED)

                                     ASSETS

                                                         1993          1994           1995
                                                      ----------    -----------    -----------
Cash and cash equivalents (note 2)..................  $3,244,275    $   376,621    $ 1,182,653
Marketable securities (note 2)......................   2,318,252             --             --
Income tax receivable (note 10).....................     401,316             --             --
Debt issuance costs (note 2)........................     591,957             --             --
Prepaid expenses and other current assets...........     227,180        186,242         89,724
                                                      ----------    -----------    -----------
          Total current assets......................   6,782,980        562,863      1,272,377
Property and equipment, at cost, net (note 2).......     228,782        431,790        218,404
Investments in and advances to joint ventures (note
  4)................................................   1,208,709      3,436,048      2,998,398
Investments in wireless cable systems (notes 1 and
  4)................................................     957,813      2,430,866      2,987,940
License deposits and other assets (note 2)..........     123,009         88,333         77,179
                                                      ----------    -----------    -----------
                                                      $9,301,293    $ 6,949,900    $ 7,554,298
                                                      ==========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $  300,939    $   482,342    $   419,186
  Accrued liabilities...............................     389,779        345,063        219,337
  Convertible subordinated notes payable (note 7)...   7,707,000             --             --
  Notes payable -- current portion..................          --             --         99,442
                                                      ----------    -----------    -----------
          Total current liabilities.................   8,397,718        827,405        737,965
                                                      ----------    -----------    -----------
Deferred compensation (note 6)......................          --        354,636        233,044
                                                      ----------    -----------    -----------
Notes payable (note 1)..............................          --             --      1,800,000
                                                      ----------    -----------    -----------
Commitments and contingencies (note 9)
Stockholders' equity (notes 1, 3, 7, 8, 9 and 10):
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 3,346,841 shares outstanding in
     1993 and 5,709,187 shares outstanding in 1994
     and 1995 (unaudited)...........................      33,468         57,092         57,092
  Additional paid-in capital........................   9,671,629     20,239,069     20,239,069
  Accumulated deficit...............................  (8,801,522)   (14,528,302)   (15,512,872)
                                                      ----------    -----------    -----------
          Total stockholders' equity................     903,575      5,767,859      4,783,289
                                                      ----------    -----------    -----------
                                                      $9,301,293    $ 6,949,900    $ 7,554,298
                                                      ==========    ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                        AMERICAN WIRELESS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                  FOR THE TEN MONTHS ENDED DECEMBER 31, 1992,
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                       SEPTEMBER 30
                                                                                  -----------------------
                                              1992         1993         1994         1994         1995
                                           ----------   ----------   ----------   ----------   ----------
                                                                                        (UNAUDITED)
Revenue:
  Management fees........................ $        --  $        --   $    83,333   $    58,333  $   75,000
                                          -----------  -----------   -----------   -----------  ----------
General and administrative expenses:
  Compensation...........................   1,786,719    1,502,006     1,920,002     1,554,057     630,070
  Outside services.......................     552,018      476,008     1,111,104       409,267     335,807
  Other..................................   1,019,789      780,920     1,127,356       807,536     633,354
                                          -----------  -----------   -----------   -----------  ----------
          Total expenses.................   3,358,526    2,758,934     4,158,462     2,770,860    1,599,231
                                          -----------  -----------   -----------   -----------  ----------
Loss from operations.....................  (3,358,526)  (2,758,934)   (4,075,129)   (2,712,527) (1,524,231)
                                          -----------  -----------   -----------   -----------  ----------
Loss from operations of joint ventures...     (85,210)    (184,906)     (200,436)     (157,794)   (136,298)
                                          -----------  -----------   -----------   -----------  ----------
Other income (expense), net
  Interest expense.......................          --     (775,525)     (976,867)     (978,695)   (126,119)
  Other (note 7).........................          --       69,205      (474,348)     (528,080)    802,078
                                          -----------  -----------   -----------   -----------  ----------
                                                   --     (706,320)   (1,451,215)   (1,506,775)    675,959
                                          -----------  -----------   -----------   -----------  ----------
Net loss................................. $(3,443,736) $(3,650,160)  $(5,726,780)  $(4,377,096) $ (984,570)
                                          ===========  ===========   ===========   ===========  ==========
Net loss per share (note 2).............. $     (1.33) $     (1.16)  $     (1.26)  $     (1.06) $     (.17)
                                          ===========  ===========   ===========   ===========  ==========
Weighted average shares outstanding......   2,595,689    3,159,397     4,540,362     4,135,431   5,709,187
                                          ===========  ===========   ===========   ===========  ==========

        The accompanying notes are an integral part of these statements.

                        AMERICAN WIRELESS SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE TEN MONTHS ENDED DECEMBER 31, 1992,
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                                 COMMON STOCK         ADDITIONAL
                                            ----------------------      PAID-IN
                                             SHARES      PAR VALUE      CAPITAL        DEFICIT          TOTAL
                                            ---------    ---------    -----------    ------------    -----------
Balance, March 1, 1992....................  2,469,120     $  1,333    $     2,667    $ (1,707,626)   $(1,703,626)
Sale of common stock to officer...........    102,880           56            111              --            167
Assumption of net liabilities by
  shareholders (note 3)...................         --       24,331      7,202,219              --      7,226,550
Issuance of common stock in connection
  with Short Takes, Inc. merger, net of
  offering costs of $102,060 (note 1).....    546,666        5,467        561,473              --        566,940
Net loss..................................         --           --             --      (3,443,736)    (3,443,736)
                                            ---------     --------    -----------    ------------    -----------
Balance, December 31, 1992................  3,118,666       31,187      7,766,470      (5,151,362)     2,646,295
Private placements of common stock, net of
  offering costs of $361,123 (note 1).....    346,666        3,466      2,547,411              --      2,550,877
Redemption of common stock owned by
  Wireless California (note 3)............   (258,333)      (2,583)    (2,167,417)             --     (2,170,000)
Contribution of income tax receivable
  (note 10)...............................         --           --        401,316              --        401,316
Conversion of notes.......................    126,509        1,265        973,982              --        975,247
Common stock issued.......................     13,333          133        149,867              --        150,000
Net loss..................................         --           --             --      (3,650,160)    (3,650,160)
                                            ---------     --------    -----------    ------------    -----------
Balance, December 31, 1993................  3,346,841       33,468      9,671,629      (8,801,522)       903,575
Private placements of common stock, net of
  offering costs of $48,990 (note 1)......    240,000        2,400      1,964,610              --      1,967,010
Conversion of notes.......................  2,105,679       21,057      8,542,356              --      8,563,413
Exercise of common stock warrants at
  $3.75...................................        667            7          2,493              --          2,500
Exercise of common stock warrants at
  $3.00...................................     13,333          133         39,867              --         40,000
Common stock to be issued.................      2,667           27         29,973              --         30,000
Contribution of income tax receivable
  (note 10)...............................         --           --        (11,859)             --        (11,859)
Net loss..................................         --           --             --      (5,726,780)    (5,726,780)
                                            ---------     --------    -----------    ------------    -----------
Balance, December 31, 1994................  5,709,187       57,092     20,239,069     (14,528,302)     5,767,859
Net loss (unaudited)......................         --           --             --        (984,570)      (984,570)
                                            ---------     --------    -----------    ------------    -----------
Balance, September 30, 1995 (unaudited)...  5,709,187     $ 57,092    $20,239,069    $(15,512,872)   $ 4,783,289
                                            =========     ========    ===========    ============    ===========

        The accompanying notes are an integral part of these statements.

                        AMERICAN WIRELESS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                  FOR THE TEN MONTHS ENDED DECEMBER 31, 1992,
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                                  SEPTEMBER 30
                                                                                            ------------------------
                                                     1992          1993          1994          1994          1995
                                                  ----------    ----------    ----------    ----------    ----------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................... $(3,443,736)  $(3,650,160)  $(5,726,780)  $(4,377,096)  $ (984,570)
  Adjustments to reconcile net loss to cash used
    for operating activities:
    Depreciation and amortization...............      34,321       442,933       637,049       613,717        66,079
    Loss on disposal of assets..................          --        16,136        55,043        49,090       200,357
    Gain on sale of assets......................          --            --            --            --      (786,646)
    Loss from operations of joint ventures......      85,210       184,906       200,436       157,794       136,298
    Repricing of common stock warrants (note
      7)........................................          --            --       425,000       425,000            --
    Deferred compensation (note 6)..............          --            --       529,462       566,381            --
    Changes in assets and liabilities:
      Decrease (increase) in prepaid expenses
         and other assets.......................      46,292      (198,332)      438,793      (128,280)       96,518
      Decrease (increase) in accounts payable
         and accrued liabilities................    (291,485)      530,142       232,831        (2,276)     (199,321)
                                                 -----------   -----------   -----------   -----------    ----------
         Net cash used for operating
           activities...........................  (3,569,398)   (2,674,375)   (3,208,166)   (2,695,670)   (1,471,285)
                                                 -----------   -----------   -----------   -----------    ----------
Cash flows from investing activities:
  Acquisition of property and equipment.........    (160,960)      (77,055)     (287,291)     (241,677)      (40,035)
  Investment in and advances to wireless cable
    systems.....................................    (749,395)     (755,271)   (3,820,312)   (3,546,334)     (662,090)
  Purchases of marketable securities............          --    (2,318,252)           --            --            --
  Proceeds from sales of marketable
    securities..................................          --            --     2,438,604     1,325,950            --
  Proceeds from sale of wireless cable
    television system...........................          --            --            --            --     1,250,000
  Deposits made on license acquisitions.........          --       (69,122)           --            --         1,154
                                                 -----------   -----------   -----------   -----------    ----------
         Net cash used for investing
           activities...........................    (910,355)   (3,219,700)   (1,668,999)   (2,462,061)      549,029
                                                 -----------   -----------   -----------   -----------    ----------
Cash flows from financing activities:
  Proceeds from issuance of notes
    payable.....................................          --            --            --            --     2,800,000
  Proceeds from issuance of convertible notes
    payable.....................................          --     8,736,000            --            --            --
  Payment of notes payable......................          --            --            --            --    (1,071,712)
  Net proceeds from sale of common
    stock.......................................     567,107     2,550,877     2,009,511     2,009,511            --
  Redemption of common stock....................          --    (2,170,000)           --            --            --
  Deferred debt issuance costs..................          --    (1,083,371)           --            --            --
  Cash received from affiliates.................   4,425,875       525,000            --            --            --
                                                 -----------   -----------   -----------   -----------    ----------
         Net cash provided by financing
           activities...........................   4,992,982     8,558,506     2,009,511     2,009,511     1,728,288
                                                 -----------   -----------   -----------   -----------    ----------
Net (decrease) increase in cash and cash
  equivalents...................................     513,229     2,664,431    (2,867,654)   (3,148,220)      806,032
Cash and cash equivalents, beginning of
  year/period...................................      66,615       579,844     3,244,275     3,244,275       376,621
                                                 -----------   -----------   -----------   -----------    ----------
Cash and cash equivalents, end of year/period... $   579,844   $ 3,244,275   $   376,621   $    96,055    $1,182,653
                                                 ===========   ===========   ===========   ===========    ==========
Supplemental disclosure of cash flow
  information -- cash paid during the
  year/period for interest...................... $        --   $        --   $   351,510   $   351,510    $  134,566
                                                 ===========   ===========   ===========   ===========    ==========
Supplemental disclosure of noncash activities --
  During 1993 and 1994, respectively, 126,509
  and 2,105,679 shares of the Company's common
  stock were issued pursuant to the conversion
  of $975,247 and $8,563,413 in principal amount
  of convertible notes payable plus accrued
  interest......................................

        The accompanying notes are an integral part of these statements.

                        AMERICAN WIRELESS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
         DECEMBER 31, 1994 AND 1993 AND SEPTEMBER 30, 1995 (UNAUDITED)

(1) BACKGROUND, ORGANIZATION AND OPERATIONS

  (a) Background and Organization

     American Wireless Systems, Inc. (the Company) was originally incorporated in Minnesota in 1988 as Short Takes, Inc. The Company ceased its prior business activities in April 1991, at which time the Company began searching for a suitable business for acquisition or merger. Its sole asset was cash of $669,000 on December 17, 1992, when it acquired certain operating assets and liabilities of AWS, Inc. (formerly American Wireless Systems, Inc.), a California corporation (Wireless California) in exchange for 2,572,000 shares of common stock which represented 82.5% of the outstanding common stock of the Company. For accounting purposes, this transaction has been treated as an issuance of common stock for cash by Wireless California (the reverse acquisition). See Note 3 for additional discussion of this transaction.

     In April 1993, the stockholders approved changing the Company's name from Short Takes, Inc. to American Wireless Systems, Inc. In addition, the Company was reincorporated in the state of Delaware and declared a reverse stock split of 1-for-2.5. On October 18, 1994, the stockholders of the Company approved a reverse stock split of 1-for-3. The accompanying financial statements have been retroactively restated to reflect these reverse stock splits.

  (b) Operations

     The Company currently owns an interest in and manages the operations of wireless cable television systems in Minneapolis and Fort Worth, and holds an interest in or owns the rights to certain wireless cable television channels in Los Angeles, Dallas, Memphis and formerly Pittsburgh. Wireless cable is an emerging business that provides television programming to subscribers by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission (FCC) to antennae located at the subscriber's premises.

     The Company's wireless cable systems are all in either the initial development stage or in the early operating stage; therefore, significant additional investment will be required to develop those systems to a level which will provide positive cash flow.

     During 1993 and 1994, the Company raised an aggregate of approximately $13,664,000, including $8,736,000 of convertible subordinated notes (the "Notes") through three private placements of common stock and notes. The Notes matured July 15, 1994, and have been converted into shares of the Company's common stock (see Note 7).

     In April 1994, the Company filed a Registration Statement on Form SB-2 in connection with a proposed public offering, which was amended to include the offer and sale of 2,500,000 units, each unit consisting of two shares of common stock and one warrant to purchase one share of common stock. For a variety of reasons, the Company elected not to proceed with the proposed offering.

     Since January 1995, the Company has been pursuing various financing options which culminated in signing of an Agreement Of Merger with Heartland Wireless Communications, Inc. (Heartland) on September 11, 1995 (the "Merger Agreement"). The Merger Agreement provides for the Company's stockholders to exchange their stock in the Company for stock in Heartland. The Merger with Heartland will give the Company's stockholders $34,000,000 in Heartland common stock, of which $30,750,000 will be distributed immediately and $3,250,000 will be held in escrow for one year to indemnify Heartland for potential liabilities (Note 9). The conversion ratio into Heartland common stock will be the trading price of Heartland stock based on the average closing price for the 10 trading days ending on the fifth day before consummation of the Merger, provided Heartland's trading price is at least $20 per share and not greater than

                        AMERICAN WIRELESS SYSTEMS, INC.

$26 per share. If Heartland's trading price is below $20 per share, the exchange price will be $20 per share; if the trading price is above $26 per share, the exchange price will be $26 per share.

     In February and April 1995, the Company obtained loans totalling $1,000,000 from a shareholder of the Company. These loans carried an interest rate of 15% per annum, were secured by various assets of the Company and were paid off in September 1995.

     In connection with the Merger Agreement, the Company received a $200,000 nonrefundable deposit and a loan for $1,800,000. The promissory note, dated May 26, 1995 and amended August 17, 1995, is due 12 months after the Heartland Merger Agreement is consummated or abandoned, carries an interest rate of 2% above the prime rate with interest payable quarterly, and is secured by a security interest in the Company's wireless channel rights in the Dallas market.

     On September 29, 1995, the Company sold its assets in the Pittsburgh market for $1,250,000 in cash.

     The Company is currently negotiating to sell its assets in the Memphis market for $3,900,000. The Company is currently involved in litigation with the same company that has offered to purchase this market. According to the proposed agreement, at the time of closing of this transaction, all litigation between the two parties will be withdrawn and all claims will be waived (note 9).

(2) SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the
following accounting policies:   (a) Cash Equivalents

     The Company considers all highly liquid investments and time deposits with an initial maturity of three months or less to be cash equivalents.

  (b) Marketable Securities

     Marketable securities are carried at the lower of cost or market. The Company primarily invests in treasury securities.

  (c) Debt Issuance Costs

     The costs associated with the issuance of debt are deferred and amortized over the life of the debt using the effective interest rate method. Amortization of debt issuance costs for the years ended December 31, 1994 and 1993, was approximately $592,000 and $405,000, respectively.

  (d) Property and Equipment

     Property and equipment represent corporate furniture and equipment unrelated to the wireless cable television systems. Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets.

                        AMERICAN WIRELESS SYSTEMS, INC.

     Property and equipment consists of the following:

                                           DEPRECIABLE         DECEMBER 31,          SEPTEMBER 30,
                                              LIFE         ---------------------         1995
                                             (YEARS)         1993         1994       -------------
                                           -----------     --------     --------      (UNAUDITED)
    Computer equipment...................     5            $ 86,074     $112,083       $ 103,756
    Furniture and fixtures...............     7              60,645       58,093          26,369
    Office and other equipment...........    5-7            135,461      384,782         213,508
    Autos................................     5               4,700           --              --
                                                           --------     --------       ---------
                                                            286,880      554,958         343,633
    Less accumulated depreciation........                   (58,098)    (123,168)       (125,229)
                                                           --------     --------       ---------
                                                           $228,782     $431,790       $ 218,404
                                                           ========     ========       =========

  (e) Investment in Joint Ventures

     The Company accounts for its investments in joint ventures under the equity method of accounting.

  (f) Investment in Wireless Cable Systems

     Investment in wireless cable systems consists principally of payments for channel rights which are amortized over their estimated useful life of ten years once placed in service.

  (g) License Deposits

     License deposits represent deposits made under agreements to acquire FCC frequency rights.

  (h) Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS No.
109). Under SFAS No. 109, deferred taxes are provided based on the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities, using enacted tax rates in the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Net Loss Per Share

     The calculation of net loss per share is based on the weighted average number of shares outstanding. Common stock equivalents are not considered as their effect would be anti-dilutive.

  (j) Unaudited Financial Information

     The financial statements as of September 30, 1995, and for the nine months ended September 30, 1994 and 1995, have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for such periods.

(3) THE REVERSE ACQUISITION

     Wireless California, the predecessor to certain of the Company's wireless cable operations, was incorporated in April 1991 to acquire and subsequently sell or develop wireless cable systems in various

                        AMERICAN WIRELESS SYSTEMS, INC.

markets in the United States. In accordance with the terms of the asset purchase agreement between Wireless California and the Company, only the assets and liabilities related solely to the Wireless California wireless cable systems development and operations were acquired by the Company. The transaction specifically excluded any assets or liabilities related to Wireless California's activities in selling its interests in the wireless cable systems (see Note 9).

     Subsequent to the reverse acquisition, Wireless California began to wind down its affairs until, on August 30, 1993, its remaining net assets (consisting primarily of common stock of the Company) were distributed to its shareholders who then contributed such assets, except for the common stock of the Company, to a limited liability corporation, AWS Liquidating, L.L.C. (AWS LLC).

     In connection with its private placements in 1993, the Company redeemed 138,333 shares of common stock owned by Wireless California and 120,000 shares of common stock of the Company owned by the shareholders of Wireless California. The redemption price of $8.40 per share was equal to the offering price in the private placements. A substantial amount of the proceeds were used to discharge the remaining obligations of Wireless California.

(4) INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND WIRELESS CABLE SYSTEMS

     Investments in and advances to joint ventures and wireless cable systems represent the historical costs incurred to develop the wireless cable systems, including the acquisition of the FCC frequency rights and the head-end transmission equipment and consists of the following:


                                                            DECEMBER 31,
                                                      ------------------------    SEPTEMBER 30,
                         MARKET                          1993          1994           1995
    ------------------------------------------------  ----------    ----------    -------------
                                                                                   (UNAUDITED)
    Jointly Owned Systems:
      Minneapolis/St. Paul, Minnesota...............  $  545,655    $  436,446     $   345,819
      Advances to Minneapolis/St. Paul, Minnesota...          --     2,050,882       2,079,386
      Ft. Worth, Texas..............................     261,720       243,054         205,389
      Advances to Ft. Worth, Texas..................          --       253,177         367,804
      Pittsburgh, Pennsylvania......................     401,334       452,489              --
                                                      ----------    ----------     -----------
                                                      $1,208,709    $3,436,048     $ 2,998,398
                                                      ==========    ==========     ===========
    Wholly Owned Systems:
      Los Angeles, California.......................  $       --    $  972,653     $ 1,469,444
      Memphis, Tennessee............................     571,462       733,153         799,960
      Dallas, Texas.................................     386,351       725,060         718,536
                                                      ----------    ----------     -----------
                                                      $  957,813    $2,430,866     $ 2,987,940
                                                      ==========    ==========     ===========

  (a) Jointly Owned Systems

     The Company currently owns an equity interest in operating wireless cable systems in Minneapolis, Minnesota (AWS-Minneapolis) (25% interest) and Ft. Worth, Texas (AWS-Ft. Worth) (20% interest) and formerly owned an equity interest in a wireless cable system under development in Pittsburgh, Pennsylvania (25% interest).

     The Minneapolis system has been in operation since March 1993. The Company's joint venture partner is a general partnership which was formed to acquire an interest in and jointly develop and operate the Minneapolis wireless cable system. In accordance with the terms of the joint venture agreement, losses are to be allocated in accordance with contributed capital and profits are to be allocated (i) in accordance with

                        AMERICAN WIRELESS SYSTEMS, INC.

contributed capital to the extent of previously allocated losses and then (ii) 25% to the Company and 75% to the general partnership.

     In April 1994, the Company loaned the Minneapolis general partnership $2,000,000 to fund additional development of the system. The loan bears interest at 8% per annum and was originally payable in full in 18 months. Prior to the due date, the Company agreed to extend the maturity of the loan until the earlier of (i) February 28, 1996 or (ii) the abandonment of the Heartland Merger Agreement. In the event that the loan is not repaid by the due date, the Company will receive an additional equity interest in the Minneapolis joint venture of approximately 10%.

     AWS-Minneapolis received additional funding in May 1995 of $550,000 from Tsunami Capital Corporation (Tsunami). The loan was made by Tsunami in anticipation of a reverse merger between AWS-Minneapolis and Tsunami. The loan is due December 31, 1995, and carries an interest rate of 12% per annum.

     On October 4, 1995, the Company's joint venture partner signed a contract to sell its 75% interest in AWS-Minneapolis to Heartland. As part of this agreement Heartland agreed to loan AWS-Minneapolis up to $1,575,000, of which $575,000 will be used to repay Tsunami and the remainder to fund subscriber growth.

     The Ft. Worth system has been in operation since November 1992. The Company's joint venture partner is a general partnership which was formed to acquire an interest in and jointly develop and operate the Ft. Worth wireless cable system. The Ft. Worth system has been operated through an informal joint venture agreement. The accompanying financial statements include an estimate of the Company's pro rata losses in this system.

     AWS-Ft. Worth does not have sufficient funds to continue development of the system. The Company's joint venture partner also does not have funds to contribute to the joint venture and has expressed its belief that either Wireless California or the Company is obligated to provide additional funds to develop the system to a positive cash flow position. Neither Wireless California nor the Company believes it has such an obligation; however, the Company is negotiating the terms of additional funding to continue development of the system in conjunction with definitive joint venture and management agreements. In order to protect the Company's interest in the assets of AWS-Ft. Worth, the Company has advanced $253,177 through December 31, 1994 and an additional $114,627 during 1995 to fund negative cash flow of the system and maintain the current subscriber base.

     On October 4, 1995, the Company's joint venture partner in AWS-Ft. Worth signed a contract with Heartland to sell its 80% interest in AWS-Ft. Worth. Pursuant to the agreement, Heartland has agreed to assume up to $570,000 of amounts due to the Company. Additionally, Heartland has agreed to loan the Ft. Worth partnership $500,000 secured by its interest in AWS-Ft. Worth.

     The Pittsburgh system is still in its initial development stage. On September 29, 1995, the Company sold all of its interest in the assets of the Pittsburgh market for $1,250,000 in cash.

     Selected combined balance sheet data related to the Company's jointly owned operating systems is as follows (in 000's):

                                                            DECEMBER 31,
                                                         -------------------     SEPTEMBER 30,
                                                          1993        1994           1995
                                                         -------     -------     -------------
                                                                                  (UNAUDITED)
    Current assets.....................................  $   461     $   402        $   450
    Total assets.......................................   12,001      10,846          9,713
    Total liabilities..................................      296         790          1,577
    Members equity.....................................   11,705      10,056          8,136
    AWS' interest......................................      725         525            389

                        AMERICAN WIRELESS SYSTEMS, INC.

     Selected combined operating data related to the Company's jointly owned operating systems is as follows (in 000's):

                                               DECEMBER 31,                  SEPTEMBER 30,
                                        ---------------------------    --------------------------
                                        1992      1993       1994         1994           1995
                                        -----    -------    -------    -----------    -----------
                                                                       (UNAUDITED)    (UNAUDITED)
    Revenues..........................  $ 146    $ 1,064    $ 1,187    $     822      $   1,191
    Operating expenses................   (947)    (3,814)    (4,363)      (3,181)        (3,494)
                                        -----    -------    -------    ---------      ---------
    Net loss..........................  $(801)   $(2,750)   $(3,176)   $  (2,359)     $  (2,303)
                                        =====    =======    =======    =========      =========
    AWS' interest.....................  $ (85)   $  (185)   $  (200)   $    (158)     $    (136)
                                        =====    =======    =======    =========      =========

  (b) Wholly Owned Systems

     The Company's investment in wholly owned systems consists primarily of the costs to acquire the rights to FCC licenses in Dallas (16), Los Angeles (9) and Memphis (22). The lease agreements provide for the Company to pay for the excess airtime use, new transmission equipment and all other operating expenses of the channels including co-location costs.

     The Company is currently negotiating a contract to sell its assets in the Memphis market for $3,900,000 to TruVision Cable, Inc. (TruVision) (Note 9).

(5) RELATED PARTIES

  (a) Wireless California

     Since the reverse acquisition on December 17, 1992, the Company has entered into certain transactions with Wireless California, including the redemption of 258,333 shares of common stock owned by Wireless California and the shareholders of Wireless California (see Note 3), certain transactions related to income taxes (see Note 10), the purchase of additional FCC licenses not covered by the original acquisition agreement for $80,000 and the payment of certain lease expenses related to the Pittsburgh wireless cable system. In 1994, the Company advanced $35,000 to pay administrative penalties assessed Wireless California by the State of Arizona (see Note 9). The members of AWS L.L.C. have agreed to reimburse the Company upon sale of the previously escrowed shares (see Note 8). All transactions with Wireless California subsequent to August 1993 have been approved by a majority of the independent directors of the Company.

  (b) AWS-Ft. Worth and AWS-Minneapolis

     The Company serves as the manager and operator of the Minneapolis joint venture. The terms of the Management Agreement, which was signed in April 1994, provide for annual management service fees equal to the greater of 5% of collected gross revenues or $100,000.

     The Company also serves as the manager to the Ft. Worth joint venture although no formal management agreement exists. No management service fees have been accrued relative to the Ft. Worth system.

     In its capacity as manager, the Company contracted for subscriber installation services and subscriber equipment on behalf of AWS-Ft. Worth and AWS-Minneapolis to Wireless Technologies, Inc. (WTI), a Texas corporation engaged in the business of providing subscriber installation services and distributing subscriber equipment with respect to traditional and wireless cable systems. WTI is a wholly owned subsidiary of North American Cable Corporation
(NACC), a Texas corporation engaged in the engineering, construction and maintenance of cable television systems, local area networks, fiber optic networks and wireless cable television systems, with operations and business experience in the United States, England and several other countries around the world. A former officer and director of the Company beneficially owns 50% of the stock of North American Cable Corporation.

                        AMERICAN WIRELESS SYSTEMS, INC.

     WTI purchased certain of the subscriber equipment that it sold to AWS-Ft. Worth and AWS-Minneapolis from Micom Products, Ltd., a Delaware limited liability company engaged in the distribution of subscriber equipment for wireless cable systems. Micom is owned by the beneficial owners of approximately 36% of the Company's common stock.

     In 1992, 1993 and 1994, payments were made by the Company, Wireless California and the joint ventures to WTI of $421,650, $924,054 and $74,449, respectively, for installation services and related subscriber equipment. In 1992, 1993 and 1994, payments were made by WTI to Micom of $22,018, $114,644 and $2,766, respectively, for subscriber equipment.

  (c) American Wireless Systems, Inc.

     In connection with the acquisition of the rights to utilize the FCC licenses in Los Angeles (Note 4), the Company agreed to pay a finder's fee of $75,000 to the president of NACC as consideration for the introduction of the Company to the license holder of the eight channels.

     In February and April 1995, the Company obtained loans totalling $1,000,000 from a shareholder of the Company who is a principal in the firm which served as the placement agent for the Company's private offerings in 1993 and 1994 (Note
1). In addition, this individual and certain other related entities are shareholders of the Company's common stock.

(6) SEVERANCE AGREEMENT

     Effective August 1994, an individual who held the position of Chairman of the Board, President and Chief Financial Officer resigned. In connection with such resignation, this individual entered into a severance agreement with the Company, whereby the Company agreed to pay this individual his annual base salary, as provided by the terms of his employment agreement, a bonus, if any, consistent with the bonuses awarded to certain other officers and certain other expenses for a period of three years. As a result, the Company recognized approximately $566,000 of expense in the third quarter of 1994, of which approximately $355,000 is a long-term liability. Upon the consummation of the merger with Heartland (Note 1), the unpaid portion becomes due and payable in full.

     In September 1994, this individual resigned as a director of the Company. In connection with such resignation, the Company granted this individual a warrant to acquire 33,333 shares of common stock at $8.40 per share. This warrant was granted on October 1, 1994, has a ten-year term and became fully exercisable on April 1, 1994.

(7) CONVERTIBLE SUBORDINATED NOTES PAYABLE

     At December 31, 1993, the Company had $7,707,000 in convertible subordinated notes ("Notes") outstanding. Through May 1994, $462,000 in principal amount of the Notes had been converted into shares of the Company's common stock. The remaining $7,245,000 in Notes were called for prepayment by the Company in May 1994. Holders of $4,232,000 in principal amount of the Notes elected to receive cash payment for their investment as opposed to converting their Notes into shares of the Company's common stock. Because the Company did not anticipate the relatively high level of repayment, the Company did not have adequate funds available to pay all of the Noteholders who elected repayment. In accordance with the terms of the Notes, the conversion price of the Notes was adjusted from $8.40 per share to $3.75 per share. Following the redemption date, the Company agreed to permit all of the Noteholders, including the Noteholders that had elected repayment, to elect repayment or to convert their Notes into shares of the Company's common stock at the adjusted conversion price of $3.75 per share. Holders of all but $703,500 in principal amount of the Notes agreed to convert their Notes into shares of the Company's common stock at $3.75 per share. The placement agent for the Notes arranged for the holders of the remaining $703,500 in

                        AMERICAN WIRELESS SYSTEMS, INC.

principal amount of the Notes to sell their Notes to certain accredited investors who converted such Notes into shares of common stock at $3.75 per share by September 30, 1994.

     As consideration for services rendered in connection with the conversion of the Notes, the Company agreed to adjust the exercise price of existing warrants held by the placement agent to acquire 165,732 shares of common stock held by certain affiliates of the placement agent. As a result, the Company recognized other expense of approximately $425,000 in the third quarter of 1994.

     In connection with the issuance of the Notes in 1993, the Company also granted contingent warrants (see Note 8).

(8) STOCKHOLDERS' EQUITY

  (a) Outstanding Warrants and Options

     As of December 31, 1994, the Company had outstanding warrants and options as follows:

    Warrants to acquire common stock assumed in the reverse acquisition;
      exercisable at $10.08 through November 1996.............................  $ 27,066
    Warrants to acquire common stock assumed in the reverse acquisition;
      exercisable at $3.75 through April 1995.................................    19,333
    Warrants to acquire common stock issued to the placement agent in connection with the 1993 private placements; exercisable at $3.75
      through August and November 1998........................................   138,666
    Contingent warrants to acquire common stock issued to the Noteholders in connection with the 1993 private placements; exercisable at $12.00
      through July 1995.......................................................    15,833
    Contingent warrants to acquire common stock issued to the Noteholders in connection with the 1993 private placements; exercisable at $12.00
      through July 1996.......................................................   330,833
    Warrants to acquire common stock issued to a third party for services
      provided to the Company; exercisable at $6.75 through August 2004.......     8,333
    Warrants to acquire common stock issued to a private investor; exercisable
      at $12.00 through July 1996.............................................    60,000
    Warrants to acquire common stock issued to a former officer and director of the Company in connection with a severance agreement; exercisable at
      $8.40 through September 2004............................................    33,333

  (b) Escrowed Shares

     Approximately 1.88 million shares of the Company's outstanding common stock, which were owned by the former owners of Wireless California, were released from escrow in February 1995. The shares were pledged by the former shareholders to secure the indemnification of the Company by Wireless California for potential losses incurred from claims arising out of the prior offerings of general partnership interests by Wireless California (see Note 9). In December 1994, the Company made a $35,000 claim on the escrowed shares for an advance to Wireless California (see Note 5). All but 50,000 shares were released from escrow and distributed to the members of AWS L.L.C. in February 1995. The remaining 50,000 shares have been retained to potentially fund a claim made by the Company which is currently being disputed by AWS L.L.C. The shares will remain in escrow until the dispute is resolved. No other claims were made on the escrowed shares.

  (c) Stock Option Plan

     In April 1993, the Company adopted the 1993 Stock Option Plan (the Plan) which reserved 416,666 shares of common stock to be issued to officers, directors, key employees and independent consultants who

                        AMERICAN WIRELESS SYSTEMS, INC.

provide valuable services to the Company. The terms of the options are to be established by the Board of Directors on the date of grant.

     Activity in the Plan is as follows:

                                                                     NUMBER     OPTION PRICE
                                                                    OF SHARES    PER SHARE
                                                                    ---------   ------------
    Options outstanding at December 31, 1992......................        --         --
    Granted.......................................................   151,666    $6.75-$15.75
    Canceled......................................................        --         --
    Exercised.....................................................        --         --
                                                                     -------
    Options outstanding at December 31, 1993......................   151,666    $6.75-$15.75
    Granted.......................................................    25,000       $15.75
    Canceled......................................................   (13,333)   $6.75-$15.75
    Exercised.....................................................        --         --
                                                                     -------
    Options outstanding at December 31, 1994......................   163,333    $6.75-$15.75
    Granted.......................................................        --         --
    Canceled (unaudited)..........................................   (48,333)   $6.75-$ 8.40
    Exercised.....................................................        --         --
                                                                     -------
    Options outstanding at September 30, 1995 (unaudited).........   115,000    $6.75-$15.75
                                                                     =======
    Options available for grant (unaudited).......................   301,666
                                                                     =======
    Exercisable at end of period (unaudited)......................    74,582    $6.75-$15.75
                                                                     =======

     Prior to the completion of the merger with Heartland, the Company intends to terminate the Plan.

(9) COMMITMENTS AND CONTINGENCIES

  (a) Commitments

     The Company leases office space, equipment and licenses under various operating leases. Future obligations under these leases are as follows for years ending December 31:

                                                                    AMOUNT
                                                                   ---------
                1995.............................................  $  568,000
                1996.............................................     265,000
                1997.............................................     255,000
                1998.............................................     170,000
                1999.............................................      48,000
                Thereafter.......................................      72,000
                                                                   ----------
                                                                   $1,378,000
                                                                   ==========

  (b) Prior Offerings of General Partnership Interests by Wireless California

     Prior to the sale of certain assets by Wireless California to the Company, approximately $29,000,000 was raised in connection with the offering of general partnership interests in three general partnerships, each of which was formed for the purpose of acquiring an interest in the rights to develop and operate a wireless cable television system in Ft. Worth, Minneapolis and Pittsburgh. Through an affiliate, Wireless California participated in the offer and sale of the general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities

                        AMERICAN WIRELESS SYSTEMS, INC.

under federal and applicable state laws. Certain current and former officers and directors of the Company were formerly officers and directors of Wireless California.

     Following an investigation by the Securities and Exchange Commission (the Commission) involving the activities of Wireless California in connection with the offer and sale of the general partnership interests as described above, the Company and certain of its current and former officers, without admitting or denying any wrongdoing, agreed to consent to an order of the Commission to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the 1993 Act and the broker-dealer registration provisions of the Exchange Act.

     Securities administrators in 22 states also have conducted or are presently conducting investigations of the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which Wireless California, the issuing general partnerships, and certain officers of Wireless California were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. In addition, AWS L.L.C. has entered into a consent order with the State of Illinois pursuant to which AWS L.L.C. agreed to cease and desist from selling general partnership interests without registration, to pay an administrative penalty, and to cause a rescission offer to be made to Illinois residents. Following an investigation by the State of Arizona, AWS L.L.C. and current and former officers of the Company consented to an order of the Arizona Corporation Commission to cease and desist from selling securities unless the sale is registered or exempt from registration and to the imposition of an administrative penalty against AWS L.L.C. The Company also consented to a separate order that requires the Company to make an offer of rescission to all general partners who are Arizona residents or who were offered and sold their interests from Arizona. To the knowledge of the Company, there are no other active federal or state regulatory proceedings or investigations.

     Following the completion of the Company's proposed public offering, the Company intended to effect a rescission offer to purchase the interests of the general partners in the three general partnerships that own an interest in joint ventures with the Company. Due to the Company's inability to complete the offering and its current lack of funds, the Company is currently unable to offer to purchase the general partnership interests, and will not have the ability to complete the orders of rescission imposed by the State of Arizona unless alternative financing is obtained or alternatives to rescission are arranged. Accordingly, the Company will seek to amend the order to provide for alternatives to rescission, although there can be no assurance that the Company will be successful in this regard. The Arizona order provides that if the offers to purchase are not made, the Company will be required to pay to the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or approximately $566,000, plus interest from the time of investment. There can be no assurance that the Company will be able to satisfy the Arizona rescission orders.

     Since October 31, 1992, Wireless California, the general partnerships and the current and former officers of the Company have ceased all activities involving the offer and sale of general partnership interests, although one of the general partnerships continued to raise funds through capital calls to existing general partners after such date. In addition to the rescission offer described above, Wireless California and the general partnership issuers voluntarily elected to offer to purchase the general partnership interests of certain general partners in exchange for cash in an amount equal to the funds contributed by such general partners. As of October 19, 1995, approximately 1,170 of the approximately 1,930 purchasers of general partnership interests had been offered rescission or a return of their investment by Wireless California or the general partnership issuers and approximately 80 had accepted the offer, all of which have been paid. None of such offers, however, were necessarily conducted in accordance with the statutory requirements of the various states. To the extent such requirements were not met, potential securities liability arising from the offer and sale of the general

                        AMERICAN WIRELESS SYSTEMS, INC.

partnership interests will not be statutorily eliminated until the statutes of limitation with respect to such claims have expired or an offer is made in accordance with the statutory rescission requirements of any state.

     In September 1995, AWS and the Pittsburgh general partnership sold all of their wireless cable assets in the Pittsburgh market to a publicly held wireless cable company. As consideration for the sale of its assets in the Pittsburgh market, the Pittsburgh general partnership received approximately $11,250,000 in cash and short-term notes, which amount exceeded the aggregate amount that would have been required if all Pittsburgh general partners were offered and accepted rescission.

     There can be no assurance that current general partners or any governmental agency will not institute proceedings against Wireless California or the Company as the successor to Wireless California based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. In connection with the acquisition of certain assets of Wireless California, the Company expressly disclaimed any liabilities of Wireless California arising out of the offer and sale of the general partnership interests described above. There is a possibility, however, that a successful claim against Wireless California could be asserted against the Company based on a number of theories involving successor liability. The institution of legal action against the Company arising out of the offer and sale of general partnership interests by Wireless California could result in substantial defense costs to the Company and the diversion of efforts by the Company's management, and the imposition of liabilities which could have a material adverse effect on the Company. Based on its experience to date, however, taking into account the status of investigations by various state securities administrators, the absence of any asserted claim for rescission having been instituted by any of the general partners against any of the general partnerships, Wireless California or the Company, the Company's assessment of the current value of the general partnership interests, the relatively small number of general partners who have accepted previous offers by Wireless California or its shareholders to purchase general partnership interests, the existence of a number of possible defenses to any claims asserted against it, the existence and terms of the agreements between the Fort Worth and Minneapolis general partnerships and Heartland (Note
4) and other factors, the Company does not believe the ultimate resolution of this matter will have a material impact on its financial condition or its results of operations.

  (c) Other Contingencies

     The Company is currently named as a defendant in two separate lawsuits. On May 16, 1995, William R. Jenkins, the former Chief Executive Officer of the Company, filed a lawsuit in Arizona state court alleging breach of his employment contract and requesting as damages all amounts due under the employment contract, treble damages under the Arizona statute, attorney's fees and costs. On June 2, 1995, the Company filed a Petition to Compel Arbitration and an Answer including counterclaims. The Company estimates that the amount due under Mr. Jenkins' employment contract, if he were successful, is approximately $167,000. The Company maintains that no amounts are due to Mr. Jenkins as he was terminated for cause and breached his employment contract. The Company believes it has adequate grounds to successfully defend this lawsuit.

     On June 21, 1995, TruVision, with whom the Company had entered into a letter of intent relating to the sale of the Company's Memphis assets, filed a lawsuit, as amended on June 29, 1995, in the state of Mississippi alleging that the Company breached the letter of intent, that the parties entered into a binding agreement which was breached, and that the Company committed fraud and negligent misrepresentation. The Company disputes these claims based on the position that it lawfully terminated the letter of intent. The Amended Complaint requests damages in the amount of $28,196,642 and punitive damages in the amount of $20,000,000, together with interest and all costs of court. The Company believes it has adequate grounds to successfully defend this lawsuit. The Company is currently negotiating with TruVision to sell its assets in the Memphis market under a new contract. According to the terms of the contract, at the time of closing, each party will sign a release of all claims against the other.

                        AMERICAN WIRELESS SYSTEMS, INC.

     The Company is also the subject of two threatened lawsuits. American Telecasting, Inc. ("ATI") has sent letters to the Company claiming that the Company breached a term sheet and has requested payment of $1,800,000 as the alleged termination fee owed to ATI under the term sheet, plus expenses. The Company has responded to ATI and disputes all of ATI's claims. The Company believes that ATI's claims are without merit and would vigorously defend any lawsuit filed.

     By letter dated January 31, 1995, Laidlaw Holdings, Inc. ("Laidlaw"), the underwriter of the Company's proposed public offering, claims that the Company owes Laidlaw $182,165 as accountable expenses under a Letter Agreement between the parties dated November 20, 1994. A follow-up letter was sent to the Company on July 13, 1995. By letter dated February 3, 1995, from the Company to Laidlaw, the Company asserted that Laidlaw terminated the Letter Agreement and believes that if a claim is filed by Laidlaw, the Company has adequate grounds to successfully defend the claim.

(10) INCOME TAXES

     In connection with the reverse acquisition, the basis in the assets acquired and liabilities assumed by the Company were substantially the same for book and tax purposes.

     For income tax reporting purposes, the Company was included in the consolidated tax returns of Wireless California through August 13, 1993, the date that Wireless California's ownership interest in the Company dropped below 80%. As a result, the net operating losses generated by the Company from December 18, 1992 (the date subsequent to the reverse acquisition) through August 13, 1993, of approximately $1,000,000 were utilized by Wireless California to reduce its tax obligations and to recapture approximately $300,000 of previously paid taxes. In exchange, Wireless California agreed to contribute this refund to the capital of the Company.

     Since December 18, 1992, the Company has generated $8,199,000 in net operating losses of which $890,000 was utilized by Wireless California through August 13, 1993, and an additional $310,000 has been recognized for financial reporting purposes to recapture taxes previously paid by Wireless California as described above. Approximately $517,000 in net operating losses were utilized to offset taxable income in prior year consolidated tax returns filed with Wireless California. As of December 31, 1994, therefore, the Company has approximately $6,482,000 in net operating loss carryforwards available for financial reporting and income tax purposes which expire in 2009.

     In 1994 and 1995, there were no material temporary differences between financial reporting and income tax reporting. As a result, at December 31, 1994 and September 30, 1995 (unaudited), the Company has a net deferred tax asset of approximately $2,593,000 and $2,931,000, respectively, which relates primarily to its available net operating loss carryforwards. As the realizability of this tax asset is solely dependent on the Company's ability to generate future taxable income, this asset has been fully reserved.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee and Partners of
Fort Worth Wireless Cable T.V. Associates:

     We have audited the accompanying consolidated balance sheets of FORT WORTH WIRELESS CABLE T.V. ASSOCIATES (WCTVA or the Partnership) (a general partnership) as of December 31, 1993 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for the years ended December 31, 1992, 1993 and 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WCTVA as of December 31, 1993 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1992, 1993 and 1994, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in
Note 1 to the financial statements, the Partnership has incurred losses since inception and expects to incur additional losses until it is able to generate sufficient income to cover operating expenses. The Partnership currently does not have sufficient cash reserves to cover such anticipated losses. These factors raise substantial doubt about the Partnership's ability to continue as a going concern. The Partnership's current plans are also discussed in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 19, 1995.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                          CONSOLIDATED BALANCE SHEETS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

                                     ASSETS

                                                                                       1995
                                                           1993          1994       -----------
                                                        ----------    ----------    (UNAUDITED)
Current assets:
  Cash and cash equivalents (note 1)..................  $   94,898    $   21,836    $    25,014
  Accounts receivable.................................      90,458        51,750         45,931
  Prepaid expenses and other current assets...........      18,230        23,923         16,525
                                                        ----------    ----------    -----------
          Total current assets........................     203,586        97,509         87,470
Investment in wireless systems and equipment, at cost,
  net (notes 1 and 4).................................   4,463,630     3,763,423      3,179,029
                                                        ----------    ----------    -----------
                                                        $4,667,216    $3,860,932    $ 3,266,499
                                                        ==========    ==========    ===========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............  $   85,451    $  300,047    $   547,286
  Advances from affiliates (note 1)...................     109,730       471,613        660,025
                                                        ----------    ----------    -----------
          Total current liabilities...................     195,181       771,660      1,207,311
                                                        ----------    ----------    -----------
Minority interest (note 1)............................     206,073       143,792         99,742
                                                        ----------    ----------    -----------
Commitments and contingencies (note 6)
Partners' equity (note 2):
  General partners' equity............................   7,384,979     6,064,497      5,078,463
     Less syndication costs...........................  (3,119,017)   (3,119,017)    (3,119,017)
                                                        ----------    ----------    -----------
          Total partners' equity......................   4,265,962     2,945,480      1,959,446
                                                        ----------    ----------    -----------
                                                        $4,667,216    $3,860,932    $ 3,266,499
                                                        ==========    ==========    ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                 SEPTEMBER 30
                                                                           -------------------------
                                  1992          1993           1994           1994           1995
                                ---------    -----------    -----------    -----------    ----------
                                                                                  (UNAUDITED)
Revenues:
  Subscriber..................  $  55,119    $   646,745    $   650,214    $   493,034    $  443,564
  Installation................     76,121         84,554          7,517          6,112         5,054
  Other.......................     13,141         60,578          9,529          6,113         2,963
                                ---------    -----------    -----------    -----------    ----------
          Total revenues......    144,381        791,877        667,260        505,259       451,581
                                ---------    -----------    -----------    -----------    ----------
Operating expenses:
  Operating and
     installation.............    232,148        594,747        567,461        420,763       396,302
  Selling and marketing.......    106,422        101,089          3,206          3,393         3,144
  General and
     administrative...........    299,792        412,652        692,784        541,721       500,766
  Depreciation and
     amortization.............    250,215        754,116        786,572        608,724       581,451
                                ---------    -----------    -----------    -----------    ----------
          Total operating
            expenses..........    888,577      1,862,604      2,050,023      1,574,601     1,481,663
                                ---------    -----------    -----------    -----------    ----------
Loss from operations..........   (744,196)    (1,070,727)    (1,382,763)    (1,069,342)   (1,030,082)
Minority interest in losses...     76,446         57,689         62,281         47,974        44,048
                                ---------    -----------    -----------    -----------    ----------
Net loss......................  $(667,750)   $(1,013,038)   $(1,320,482)   $(1,021,368)   $ (986,034)
                                =========    ===========    ===========    ===========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                                          GENERAL                        TOTAL
                                                         PARTNERS'     SYNDICATION     PARTNERS'
                                                          EQUITY          COSTS         EQUITY
                                                        -----------    -----------    -----------
Balance, December 31, 1991............................  $ 4,959,517    $(2,424,000)   $ 2,535,517
Capital contributions.................................    4,668,750       (695,017)     3,973,733
Return of capital.....................................     (550,000)            --       (550,000)
Net loss..............................................     (667,750)            --       (667,750)
                                                        -----------    -----------    -----------
Balance, December 31, 1992............................    8,410,517     (3,119,017)     5,291,500
Return of capital.....................................      (12,500)            --        (12,500)
Net loss..............................................   (1,013,038)            --     (1,013,038)
                                                        -----------    -----------    -----------
Balance, December 31, 1993............................    7,384,979     (3,119,017)     4,265,962
Net loss..............................................   (1,320,482)            --     (1,320,482)
                                                        -----------    -----------    -----------
Balance, December 31, 1994............................    6,064,497     (3,119,017)     2,945,480
Net loss (unaudited)..................................     (986,034)            --       (986,034)
                                                        -----------    -----------    -----------
Balance, September 30, 1995 (unaudited)...............  $ 5,078,463    $(3,119,017)   $ 1,959,446
                                                        ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                        SEPTEMBER 30
                                                                                   -----------------------
                                               1992         1993         1994         1994         1995
                                            ----------   ----------   ----------   -----------   ---------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $ (667,750) $(1,013,038) $(1,320,482)  $(1,021,368)  $(986,034)
  Adjustments to reconcile net loss to net
     cash used for operating activities:
     Depreciation and amortization........     250,215      754,116      786,572       608,724     581,451
     Gain on sale of equipment............          --           --           --            --      (9,048)
     Loss on disposal of assets...........          --           --           --            --       4,570
     Minority interest in losses..........     (76,446)     (57,689)     (62,281)      (47,974)    (44,048)
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable......................     (48,335)     (42,123)      38,708        37,282       5,819
       (Increase) decrease in prepaid
          expenses and other current
          assets..........................     (24,170)       5,940       (5,693)       (1,569)      7,398
       Increase (decrease) in accounts
          payable and accrued
          liabilities.....................     241,045     (155,594)     214,596       132,914     247,239
                                            ----------   ----------   ----------   -----------   ---------
          Net cash used for operating
            activities....................    (325,441)    (508,388)    (348,580)     (291,991)   (192,653)
                                            ----------   ----------   ----------   -----------   ---------
Cash flows from investing activities:
  Investment in wireless systems and
     equipment............................  (1,933,269)    (738,967)     (86,365)      (62,761)    (22,984)
  Proceeds from sale of equipment.........          --           --           --            --      30,403
                                            ----------   ----------   ----------   -----------   ---------
          Net cash (used for) provided by
            investing activities..........  (1,933,269)    (738,967)     (86,365)      (62,761)      7,419
                                            ----------   ----------   ----------   -----------   ---------
Cash flows from financing activities:
  Cash contributed by (returned to)
     partners, net........................   4,118,750      (12,500)          --            --          --
  Syndication costs paid..................    (695,017)          --           --            --          --
  Net advances (to) from affiliates.......    (257,254)     366,984      361,883       285,780     188,412
                                            ----------   ----------   ----------   -----------   ---------
           Net cash provided by (used for)
            financing activities..........   3,166,479      354,484      361,883       285,780     188,412
                                            ----------   ----------   ----------   -----------   ---------
Net increase (decrease) in cash and cash
  equivalents.............................     907,769     (892,871)     (73,062)      (68,972)      3,178
Cash and cash equivalents, beginning of
  period..................................      80,000      987,769       94,898        94,898      21,836
                                            ----------   ----------   ----------   -----------   ---------
Cash and cash equivalents, end of
  period..................................  $  987,769   $   94,898   $   21,836   $    25,926   $  25,014
                                            ==========   ==========   ==========   ===========   =========

 The accompanying notes are an integral part of these consolidated statements.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

(1) ORGANIZATION

  (a) Background, Nature of Organization and Significant Accounting Policies

     Fort Worth Wireless Cable T.V. Associates (the Partnership), a California general partnership, was formed as of July 1, 1992. The Partnership is comprised of certain partners of Wireless Cable T.V. Associates #34 (WCTVA), a California general partnership, which was formed in 1991, who exchanged their interest in WCTVA for an interest in the Partnership, and some new partners who were admitted to the Partnership upon contributing cash thereto. Upon its formation, the Partnership acquired the assets and assumed the operations of WCTVA.

     Concurrent with its formation, WCTVA entered into a Services and Acquisition Agreement (the Agreement) with American Wireless Systems, Inc., a California corporation (Wireless California). Under the terms of the Agreement, Wireless California was obligated to provide various services including assistance with Federal Communications Commission (FCC) filings, market projections, and engineering services involving equipment assurances and new market evaluation assistance. In addition, Wireless California was to coordinate construction of broadcast facilities (commonly referred to as head-end equipment) and assign to WCTVA a 75% interest in certain FCC licenses.

     Wireless Cable television is an emerging business that provides television programming to subscribers by transmitting a signal via microwave frequencies licensed by the FCC to antennae located at the subscriber's premises.

     The development and operations of the system have been conducted through an informal joint venture relationship between the Partnership and American Wireless Systems, Inc., a Delaware corporation (AWS-Delaware), which acquired its interest in the informal joint venture from Wireless California in December 1992. American Wireless Systems of Ft. Worth (AWS-Ft. Worth), a general partnership, has been established through which the operations of the informal joint venture have been conducted. AWS-Ft. Worth was initially capitalized through the contribution by WCTVA and Wireless California of their respective interests in the FCC licenses and head-end equipment. Subsequent to the formation of AWS-Ft. Worth, the Partnership acquired an additional 4.99% interest in AWS-Ft. Worth such that the ownership is now 79.99% for the Partnership and 20.01% for AWS-Delaware.

  (b) Operations

     The system had approximately 1,900 and 1,750 subscribers at December 31, 1993 and 1994, respectively, which is not sufficient to provide positive cash flow. Additionally, neither the joint venture nor the Partnership has sufficient funds to support the installation of additional subscribers sufficient to enable the joint venture to reach a positive cash flow. The Partnership's joint venture partner, AWS-Delaware, has indicated that it is not required to provide any funding to support system growth, however, AWS-Delaware has advanced $253,177 from May 1, 1993 to December 31, 1994, and an additional $114,627 during 1995 (unaudited) to fund negative cash flow. Such advances are included in advances from affiliates in the accompanying consolidated financial statements.

     On September 11, 1995, AWS-Delaware and Heartland Wireless Communications, Inc. ("Heartland") executed an Agreement and Plan of Merger, pursuant to which a wholly-owned subsidiary of Heartland would be merged into AWS and AWS would become a wholly-owned subsidiary of Heartland. On October 4, 1995, the Partnership and Heartland executed an Asset Purchase Agreement (the "Fort Worth Agreement") pursuant to which Heartland would purchase the Partnership's 79.99% interest in AWS-Ft. Worth. Pursuant to the Fort Worth Agreement, Heartland has agreed to assume up to $570,000 of liabilities associated with its joint venture interest. The consideration to be paid to the Partnership under the Fort Worth Agreement is

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$13.3 million payable in Heartland Common Stock, based upon an exchange value equal to the average trading price of Heartland Common Stock over the 10-day period ending five business days prior to closing; provided that if such closing average is in excess of $23.00 per share, then the exchange value will be $23.00 per share. Subject to approval of two-thirds of the partners, the Partnership has agreed to effectuate the Agreement and Plan of Liquidation and, in connection therewith, liquidate shares of Heartland Common Stock having an aggregate exchange value in an amount necessary to satisfy certain known and contingent liabilities of the Partnership.

     In connection with the Fort Worth Agreement, Heartland has funded an Escrow Agreement with a third-party escrow agent in the amount of $100,000, and is obligated to fund an additional $55,000 per month starting November 1, 1995, until the transaction closes. In addition, Heartland has agreed to loan the Partnership $500,000 secured by the Partnership's interest in AWS-Ft. Worth. The loan carries an interest rate of 10% per annum prior to maturity and is due in accordance with the terms of the documents evidencing and securing the loan.

  (c) Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and AWS-Ft. Worth. All significant intercompany accounts have been eliminated in consolidation.

  (d) Cash Equivalents

     The Partnership considers all highly liquid instruments and time deposits with an initial maturity of three months or less to be cash equivalents.

  (e) Property and Equipment

     Property and equipment is stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  (f) Frequency Rights

     Included in investment in wireless systems and equipment is $3,218,864, $3,231,364 and $3,231,364 of frequency rights as of December 31, 1993 and 1994, and September 30, 1995 (unaudited), respectively, which are being amortized over a ten-year period.

  (g) Revenue Recognition

     Subscription revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up.

  (h) Income Taxes

     No income tax liability or benefit is presented in the accompanying consolidated financial statements as it will accrue to the partners.

  (i) Unaudited Financial Information

     The unaudited financial statements as of September 30, 1995, and for the nine months ended September 30, 1994 and 1995, have been prepared by the Partnership without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information included herein, reflects, in the

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for such periods.

(2) PARTNERS' EQUITY

     In 1991 WCTVA, sold approximately 800 general partnership units at $6,250 each, which provided capital of $5,000,000. Subsequent to their initial contribution, certain partners requested a return of their capital; therefore, $40,483 of the gross proceeds were returned. The initial offer and sale of WCTVA interests were made by Wireless California (Note 6). Approximately $2,424,000 was paid for costs incurred in connection with the offering. Such costs are reflected as an offset to equity in the accompanying consolidated financial statements.

     As discussed in note 1, the Partnership was formed in July 1992. The partners of WCTVA were given the option to either exchange their interest in WCTVA for an interest in the Partnership or to receive a return of their initial contribution. The owners of 88 WCTVA partnership units elected to receive a return of their contribution. An additional 747 units of the Partnership were sold which provided additional capital of $4,668,750. The offer and sale of the Partnership units were also made by Wireless California. Approximately $695,000 was paid for costs incurred in connection with this offering. Such costs are reflected as an offset to equity in the accompanying consolidated financial statements.

(3) JOINT VENTURE

     As indicated in note 1, AWS-Ft. Worth has been operated through an informal joint venture agreement (the "Agreement"). Key aspects of the Agreement utilized in the development of the accompanying consolidated financial statements are as follows:

  (a) Initial Capital Contributions

     Each member contributed to AWS-Ft. Worth their respective interests in the wireless cable system assets to the joint venture in exchange for their ownership interests of 79.99% (the Partnership) and 20.01% (AWS-Delaware.) The accompanying consolidated financial statements reflect such contributed assets at their respective owners' historical cost which does not directly correlate to the ownership interests.

  (b) Allocations of Profits and Losses

     Profits and losses have been allocated in accordance with the respective ownership percentages (the initial ownership percentages as adjusted for additional cash contributions).

  (c) Management

     Wireless California, and it's successor, AWS-Delaware, have provided management services to the joint venture since its inception. These services have been provided through an informal management agreement. Management services expense of $16,666, $100,000, $100,000, $75,000 and $75,000 has been provided in the accompanying consolidated financial statements for the years ended December 31, 1992, 1993 and 1994, and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) INVESTMENT IN WIRELESS SYSTEMS AND EQUIPMENT

     Investment in wireless systems and equipment consists of the following:


                                          ESTIMATED           DECEMBER 31,
                                         USEFUL LIFE    ------------------------    SEPTEMBER 30,
                                          IN YEARS         1993          1994           1995
                                         -----------    ----------    ----------    -------------
                                                                                     (UNAUDITED)
    Frequency rights...................       10        $3,218,864    $3,231,364     $  3,231,364
    Broadcast equipment and
      inventory........................      3-7         2,094,317     2,166,958        2,157,402
    Vehicles...........................        5            48,593        48,689           48,173
    Office equipment...................      5-7           100,653       101,582           93,053
    Leasehold improvements.............        7             5,534         5,534            8,770
                                                        ----------    ----------     ------------
                                                         5,467,961     5,554,127        5,538,762
    Less: Accumulated depreciation and
      amortization.....................                 (1,004,331)   (1,790,704)      (2,359,733)
                                                        ----------    ----------     ------------
                                                        $4,463,630    $3,763,423     $  3,179,029
                                                        ==========    ==========     ============

(5) RELATED PARTY TRANSACTIONS

     The Partnership had several transactions with Wireless California including the original sale of general partnership interests, the transactions contemplated under the services and acquisition agreement and the informal joint venture and management agreements. In addition to the Partnership and AWS-Ft. Worth, AWS-Delaware is the minority owner of a wireless cable system joint venture with another partnership in Minneapolis/St. Paul, Minnesota.

     AWS-Ft. Worth had contracted subscriber installation services to Wireless Technologies, Inc. (WTI), a Texas corporation engaged in the business of providing subscriber installation services and distributing subscriber equipment with respect to traditional and wireless cable systems. WTI is a wholly owned subsidiary of North American Cable Corporation, a Texas corporation engaged in the engineering, construction and maintenance of cable television systems, local area networks, fiber optic networks and wireless cable television systems, with operations in the United States, England and several other countries around the world. A former Chief Executive Officer and Director of AWS-Delaware beneficially owns 50% of the stock of North American Cable Corporation.

     WTI purchased certain of the subscriber equipment that it sold to AWS-Ft. Worth from Micom Products, Ltd. (Micom), a Delaware limited liability company engaged in the distribution of subscriber equipment for traditional and wireless cable systems. Micom is owned by the beneficial owners of approximately 36% of AWS-Delaware.

     In 1992 and 1993, payments of $196,860 and $542,521, respectively, were made to WTI for installation services and related subscriber equipment. In 1992, payments of $22,018 were made by WTI to Micom. Effective July 1993, AWS-Ft. Worth ceased utilizing the services of WTI.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) COMMITMENTS AND CONTINGENCIES

  (a) Commitments

     AWS-Ft. Worth leases office space under an operating lease. Future obligations under this lease are as follows for years ending December 31:

                1995..............................................  $ 57,968
                1996..............................................    60,570
                1997..............................................    61,200
                1998..............................................    15,300
                                                                    --------
                                                                    $195,038
                                                                    ========

     Lease expense of $34,224, $62,347, $55,830, $41,873 and $43,060 has been recorded for the years ended December 31, 1992, 1993 and 1994, and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

     AWS-Ft. Worth holds frequency rights to 14 wireless cable channels in the Ft. Worth market under several leases. Thirteen local broadcast channels are also transmitted for a total programming package of 27 channels. The channel leases have original lease periods from five to ten years with options to renew. Future minimum lease payments for the FCC licenses are as follows for years ending December 31:

                1995..............................................  $108,300
                1996..............................................   108,300
                1997..............................................    60,500
                1998..............................................     1,200
                1999..............................................     1,200
                Thereafter........................................     2,900
                                                                    --------
                                                                    $282,400
                                                                    ========

     Lease expense of $62,918, $93,013, $90,460, $63,235 and $81,225 has been recorded for the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

  (b) Contingencies

     The original formation of WCTVA and the subsequent formation of the Partnership involved the sale of general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities under federal and applicable state laws. As of December 31, 1994, securities administrators in 20 states as well as the Securities and Exchange Commission (SEC) have conducted or are currently conducting investigations of the activities related to the unregistered sale of the general partnership interests.

     To date, the investigations have focused on Wireless California and its successor AWS-Delaware, the Partnership's joint venture partner in AWS-Ft. Worth, however, there is a possibility that future actions could be taken against the Partnership. Such actions could involve fines, administrative penalties and the requirement for the Partnership to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended. Management believes that any such penalties or fines should be the responsibility of Wireless California and does not believe that any such actions will have a material impact on its financial condition or its operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee and Partners of
Wireless Cable T.V. Associates #38:

     We have audited the accompanying consolidated balance sheets of Wireless Cable T.V. Associates #38 (WCTVA or the Partnership) (a general partnership) as of December 31, 1993 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WCTVA as of December 31, 1993 and 1994, and the results of their operations and their cash flows for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in
Note 1 to the financial statements, the Partnership has incurred losses since inception and expects to incur additional losses until it is able to generate sufficient income to cover operating expenses. The Partnership currently does not have sufficient cash reserves to cover such anticipated losses. These factors raise substantial doubt about the Partnership's ability to continue as a going concern. The Partnership's current plans are also discussed in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 19, 1995.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                          CONSOLIDATED BALANCE SHEETS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

                                     ASSETS

                                                                                       1995
                                                         1993           1994        -----------
                                                      ----------     ----------     (UNAUDITED)
Current assets:
  Cash and cash equivalents (note 1)................  $  167,897     $  620,058     $   177,941
  Accounts receivable...............................      17,862        111,848         197,300
  Prepaid expenses and other current assets.........      69,999         13,840          25,918
                                                      ----------     ----------     -----------
          Total current assets......................     255,758        745,746         401,159
Investment in wireless systems and equipment, at
  cost, net (notes 1 and 5).........................   7,135,982      6,679,478       6,083,417
                                                      ----------     ----------     -----------
                                                      $7,391,740     $7,425,224     $ 6,484,576
                                                      ==========     ==========     ===========

                               LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..........  $   74,690     $  162,033     $   177,199
  Advances from affiliates..........................          --         49,112          55,304
  Notes payable and obligations under capital lease
     (notes 1 and 4)................................      26,287      2,016,692       2,578,562
                                                      ----------     ----------     -----------
          Total current liabilities.................     100,977      2,227,837       2,811,065
                                                      ----------     ----------     -----------
Minority interest (note 1)..........................     518,520        380,365         289,737
                                                      ----------     ----------     -----------
Commitments and contingencies (note 7)
Partners' equity (note 2):
  General partners' equity..........................  11,388,243      9,433,022       7,999,774
     Less syndication costs.........................  (4,616,000)    (4,616,000)     (4,616,000)
                                                      ----------     ----------     -----------
          Total partners' equity....................   6,772,243      4,817,022       3,383,774
                                                      ----------     ----------     -----------
                                                      $7,391,740     $7,425,224     $ 6,484,576
                                                      ==========     ==========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE TEN MONTHS ENDED DECEMBER 31, 1992 AND
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                 SEPTEMBER 30
                                                                          --------------------------
                                  1992         1993           1994           1994           1995
                                --------    -----------    -----------    -----------    -----------
                                                                                 (UNAUDITED)
Revenues:
  Subscriber..................  $  9,261    $   220,537    $   459,215    $   285,484    $   643,381
  Installation................        --         31,584         11,360          8,629         10,896
  Other.......................    14,433         20,031         64,471         35,644         86,318
                                --------    -----------    -----------    -----------    -----------
          Total revenues......    23,694        272,152        535,046        329,757        740,595
                                --------    -----------    -----------    -----------    -----------
Operating expenses:
  Operating and
     installation.............    62,053        690,835      1,187,795        826,474      1,092,248
  Selling and marketing.......       237         70,881         71,317         39,539         11,137
  General and
     administrative...........    26,446        443,772        391,839        236,332        361,932
  Depreciation and
     amortization.............     6,158        738,860        977,471        719,045        799,154
                                --------    -----------    -----------    -----------    -----------
          Total operating
            expenses..........    94,894      1,944,348      2,628,422      1,821,390      2,264,471
                                --------    -----------    -----------    -----------    -----------
Loss from operations..........   (71,200)    (1,672,196)    (2,093,376)    (1,491,633)    (1,523,876)
Minority interest in losses...     8,764        127,217        138,155        102,488         90,628
                                --------    -----------    -----------    -----------    -----------
Net loss......................  $(62,436)   $(1,544,979)   $(1,955,221)   $(1,389,145)   $(1,433,248)
                                ========    ===========    ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                 FOR THE TEN MONTHS ENDED DECEMBER 31, 1992 AND THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                                       GENERAL                        TOTAL
                                                      PARTNERS'      SYNDICATION    PARTNERS'
                                                        EQUITY         COSTS          EQUITY
                                                      ----------     ----------     ----------
Balance, February 28, 1992 (inception)..............  $       --     $        --     $       --
Capital contributions...............................  12,075,082      (4,616,000)     7,459,082
Net loss............................................     (62,436)             --        (62,436)
                                                      ----------     -----------     ----------
Balance, December 31, 1992..........................  12,012,646      (4,616,000)     7,396,646
Capital contributions...............................     920,576              --        920,576
Net loss............................................  (1,544,979)             --     (1,544,979)
                                                      ----------     -----------     ----------
Balance, December 31, 1993..........................  11,388,243      (4,616,000)     6,772,243
Net loss............................................  (1,955,221)             --     (1,955,221)
                                                      ----------     -----------     ----------
Balance, December 31, 1994..........................   9,433,022      (4,616,000)     4,817,022
Net loss (unaudited)................................  (1,433,248)             --     (1,433,248)
                                                      ----------     -----------     ----------
Balance, September 30, 1995 (unaudited).............  $7,999,774     $(4,616,000)    $3,383,774
                                                      ==========     ===========     ==========

 The accompanying notes are an integral part of these consolidated statements.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE TEN MONTHS ENDED DECEMBER 31, 1992 AND
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                      SEPTEMBER 30,
                                                                                 ------------------------
                                          1992          1993          1994          1994          1995
                                       ----------    ----------    ----------    ----------    ----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................  $  (62,436)  $(1,544,979)  $(1,955,221)  $(1,389,145)  $(1,433,248)
  Adjustments to reconcile net loss
     to net cash provided by (used
     for) operating activities:
     Depreciation and amortization...       6,158       738,860       977,471       719,045       799,154
     Minority interest in losses.....      (8,764)     (127,217)     (138,155)     (102,488)      (90,628)
     Changes in assets and
       liabilities:
       (Increase) decrease in
          accounts receivable........      (3,631)      (14,222)      (93,986)       15,524       (85,452)
       (Increase) decrease in prepaid
          expenses and other current
          assets.....................      (5,901)      (64,098)       56,159          (497)      (29,078)
       Increase (decrease) in
          accounts payable and
          accrued liabilities........     177,855      (103,166)       87,343       152,593        51,231
                                       ----------   -----------   -----------    ----------    ----------
          Net cash provided by (used
            for) operating
            activities...............     103,281    (1,114,822)   (1,066,389)     (604,968)     (788,021)
                                       ----------   -----------   -----------    ----------    ----------
Cash flows from investing activities:
  Investment in wireless systems and
     equipment.......................  (5,983,256)   (1,214,519)     (520,967)     (334,408)     (203,093)
                                       ----------   -----------   -----------    ----------    ----------
          Net cash used for investing
            activities...............  (5,983,256)   (1,214,519)     (520,967)     (334,408)     (203,093)
                                       ----------   -----------   -----------    ----------    ----------
Cash flows from financing activities:
  Cash contributed by partners,
     net.............................  12,075,082       920,576            --            --            --
  Proceeds from issuance of notes
     payable.........................          --            --     2,000,000     2,000,000       550,000
  Net advances (to) from
     affiliates......................    (178,844)      178,844        49,112      (104,336)        6,192
  Syndication costs paid.............  (4,616,000)           --            --            --            --
  Payments on capital lease..........          --        (2,445)       (9,595)       (4,797)       (7,195)
                                       ----------   -----------   -----------    ----------    ----------
          Net cash provided by
            financing activities.....   7,280,238     1,096,975     2,039,517     1,890,867       548,997
                                       ----------   -----------   -----------    ----------    ----------
Net increase (decrease) in cash and
  cash equivalents...................   1,400,263    (1,232,366)      452,161       951,491      (442,117)
Cash and cash equivalents, beginning
  of period..........................          --     1,400,263       167,897       167,897       620,058
                                       ----------   -----------   -----------    ----------    ----------
Cash and cash equivalents, end of
  period.............................  $1,400,263   $   167,897   $   620,058    $1,119,388    $  177,941
                                       ==========   ===========   ===========    ==========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

(1) ORGANIZATION:

  (a) Background, Nature of Organization and Significant Accounting Policies

     Wireless Cable T.V. Associates #38 (WCTVA or the Partnership) was formed in February 1992 to develop and operate a wireless cable television system in Minneapolis, Minnesota as a joint venture partner with American Wireless Systems, Inc., a California corporation (Wireless California).

     Wireless cable television is an emerging business that provides television programming to subscribers by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission (FCC) to antennae located at the subscriber's premises.

     Concurrent with its formation, WCTVA entered into a Services and Acquisition Agreement (the "Agreement") with Wireless California. Under the terms of the Agreement, Wireless California provided various services including assistance with Federal Communications Commission (FCC) filings, market projections, and engineering services involving equipment assurances and new market evaluation assistance. In addition, Wireless California coordinated construction of broadcast facilities (commonly referred to as head-end equipment) and assigned to WCTVA a 75% interest in certain FCC licenses previously held by Wireless California.

     Subsequent to the construction of the head-end equipment in March 1993, the development and operations of the system have been conducted through a joint venture relationship between WCTVA and Wireless California (see Note 3). American Wireless Systems of Minneapolis L.L.C. ("AWS-Minneapolis"), a limited liability company, was established through which the operations of the joint venture have been conducted. AWS-Minneapolis was initially capitalized through the contribution by WCTVA and Wireless California of their respective interests in the FCC licenses and head-end equipment.

     In December 1992, the Partnership's joint venture partner, Wireless California, sold substantially all of its assets, including its remaining 25% interest in AWS Minneapolis, to a publicly traded company which also subsequently assumed the name of American Wireless Systems, Inc.
("AWS-Delaware"). The former shareholders of Wireless California, beneficially own approximately 36% of AWS-Delaware.

  (b) Operations

     The system, which was launched in March 1993, had approximately 800 and 2,200 subscribers at December 31, 1993 and 1994, respectively, which is not sufficient to provide positive cash flow. Additionally, neither the joint venture nor the Partnership has sufficient funds to support the installation of additional subscribers to enable the joint venture to reach positive cash flow. As a result of these factors, in April 1994, the Partnership borrowed $2,000,000 from AWS-Delaware to fund additional development of the system. AWS-Minneapolis received additional funding in May 1995, of $550,000 from Tsunami Capital Corp. ("Tsunami"). The loan was made by Tsunami in anticipation of a reverse merger between AWS-Minneapolis and Tsunami.

     On September 11, 1995, AWS-Delaware and Heartland Wireless Communications, Inc. ("Heartland") executed an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of Heartland would be merged into AWS-Delaware and AWS-Delaware would become a wholly-owned subsidiary of Heartland. On October 4, 1995, the Partnership and Heartland executed an Asset Purchase Agreement pursuant to which the Partnership agreed to sell to Heartland its membership interest in AWS-Minneapolis ("Minneapolis Agreement"). In addition, pursuant to the Minneapolis Agreement, Heartland has agreed to assume the obligation to repay the $2,000,000 note owned by the Partnership to AWS-Delaware. The consideration to be paid to the Partnership under the Minneapolis Agreement is $18 million (plus the assumption of liabilities)

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plus $500 per subscriber added from October 4, 1995 to the closing date, payable in Heartland Common Stock, based upon an exchange value equal to either (a) the lesser of $23 per share and the average closing price of Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the date of the closing of the Minneapolis Agreement or (b) if such closing average is equal to or in excess of $30 per share, then (i) the product of the closing average multiplied by $23, divided by (ii) $30. Subject to the approval of two-thirds of the partners, the Partnership has agreed to effectuate the Agreement and Plan of Liquidation and, in connection therewith, liquidate shares of Heartland Common Stock having an aggregate exchange value in an amount necessary to satisfy certain contingent liabilities of the Partnership.

     In connection with the Heartland transaction, AWS-Minneapolis received a $1,575,000 loan from Heartland of which $575,000 was utilized to pay the Tsunami note plus interest and the remaining $1,000,000 can be utilized to fund subscriber growth. The $1,000,000 loan can be drawn down in increments of not less than $25,000 and not more than $250,000, and carries an interest rate of prime plus 2%, as defined, and is due on the earlier of (i) the closing of the Heartland transaction, (ii) the termination of the Heartland transaction, as defined, or (iii) February 28, 1997.

  (c) Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and AWS-Minneapolis. All significant intercompany accounts have been eliminated in consolidation.

  (d) Cash Equivalents

     The Partnership considers all highly liquid instruments and time deposits with an initial maturity of three months or less to be cash equivalents. At December 31, 1993 and 1994 and September 30, 1995 (unaudited), cash equivalents include a $105,000 restricted deposit collateralizing the AWS-Minneapolis office lease.

  (e) Property and Equipment

     Property and equipment is stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  (f) Frequency Rights

     Included in investment in wireless systems and equipment is $6,204,332 of frequency rights as of December 31, 1993 and 1994 and September 30, 1995 (unaudited), which are being amortized over a ten-year period.

  (g) Revenue Recognition

     Subscription revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up.

  (h) Income Taxes

     No income tax liability or benefit is presented in the accompanying consolidated financial statements as it will accrue to the partners.

  (i) Unaudited Consolidated Financial Information

     The unaudited consolidated financial statements as of September 30, 1995, and for the nine months ended September 30, 1994 and 1995, have been prepared by the Partnership without audit, pursuant to the

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

rules and regulations of the Securities and Exchange Commission. The information furnished herein, reflects, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for such periods.

(2) PARTNERS' EQUITY

     In 1992, WCTVA sold approximately 1,744 general partnership units at $6,250 each, which provided capital of $10,900,000. Additional funds of $1,175,082 (188 units) and $920,576 (147 units) were contributed by existing partners during 1992 and 1993, respectively. The initial offer and sale of WCTVA units were made by Wireless California. WCTVA reimbursed Wireless California approximately $4,616,000 for costs incurred in connection with the offering. Such costs are reflected as an offset to equity in the accompanying consolidated financial statements.

(3) JOINT VENTURE

     As indicated in Note 1, the Minneapolis wireless cable system has been operated through a joint venture agreement (the "Agreement"). A summary of the provisions of this agreement are as follows:

  (a) Initial Capital Contributions

     Each member contributed to AWS-Minneapolis their respective interests in the wireless cable system assets to the joint venture in exchange for their initial ownership interests of 75% (the Partnership) and 25% (AWS-Delaware.) The accompanying consolidated financial statements reflect such contributed assets at their respective owners' historical cost which does not directly correlate to the ownership interests.

  (b) Additional Capital Contributions

     The Partnership is to make additional cash contributions to develop and operate the system as it deems necessary. AWS-Delaware is only permitted to make additional contributions with the consent of the Partnership.

  (c) Allocations of Profits and Losses

     Profits and losses are to be allocated in accordance with the respective ownership percentages (the initial ownership percentages as adjusted for additional cash contributions).

  (d) Cash Distributions

     Distributions of available operating cash flows are to be made in accordance with the member's existing capital contribution percentages.

  (e) Management

     AWS-Delaware has provided management services to the joint venture since its inception under the terms of a management agreement which provides for an annual fee to AWS-Delaware equal to the greater of 5% of collected gross revenues or $100,000 annually. The Partnership has the right to terminate the management agreement upon 30 days' prior notice. Management services expense of $-0-, $-0-, $83,333, $58,334 and $75,000 has been provided for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (4) NOTES PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASE

     Notes payable, including accrued interest, and obligations under capital lease consist of the following:

                                                            DECEMBER 31,
                                                        --------------------    SEPTEMBER 30,
                                                         1993        1994           1995
                                                        -------    ---------    -------------
                                                                                (UNAUDITED)
    Note payable to AWS-Delaware, interest at 8%, due
      February 28, 1995; secured by a 10% interest in
      the joint venture, as defined...................  $    --    $2,000,000    $2,000,000
    Note payable to Tsunami, interest at 12%, due
      December 31, 1995, subject to alternate payment
      arrangements, as defined........................       --            --       569,067
    Obligations under capital lease, aggregate monthly
      payments of $810 through September 1996.........   26,287        16,692         9,495
                                                        -------    ----------    ----------
                                                        $26,287    $2,016,692    $2,578,562
                                                        =======    ==========    ==========

(5) INVESTMENT IN WIRELESS SYSTEMS AND EQUIPMENT

     Investment in wireless systems and equipment consists of the following:

                                              ESTIMATED         DECEMBER 31,        SEPTEMBER 30,
                                             USEFUL LIFE   ----------------------       1995
                                              IN YEARS       1993         1994      -------------
                                             -----------   ---------   ----------    (UNAUDITED)
    Frequency rights.......................    10          $6,204,332  $6,204,332    $  6,204,332
    Broadcast equipment and inventory......    3-7          1,513,430   2,010,842       2,240,796
    Vehicles...............................     5              77,271      77,271          77,271
    Office equipment.......................    5-7             83,279     106,834          78,747
    Leasehold improvements.................     7               1,450       1,450           1,450
                                                           ----------  ----------    ------------
                                                            7,879,762   8,400,729       8,602,596
    Less: Accumulated depreciation and
      amortization.........................                  (743,780) (1,721,251)     (2,519,179)
                                                           ----------  ----------    ------------
                                                           $7,135,982  $6,679,478    $  6,083,417
                                                           ==========  ==========    ============

(6) RELATED PARTY TRANSACTIONS

     The Partnership had several transactions with Wireless California including the original sale of general partnership interests and the transactions contemplated under the services and acquisition agreement. In addition to the Partnership and AWS-Minneapolis, AWS-Delaware is the minority owner of a wireless cable system joint venture with another general partnership in Ft. Worth, Texas.

     In its capacity as manager of AWS-Minneapolis, AWS-Delaware contracted subscriber installation services to Wireless Technologies, Inc. (WTI), a Texas corporation engaged in the business of providing subscriber installation services and distributing subscriber equipment with respect to traditional and wireless cable systems. WTI is a wholly owned subsidiary of North American Cable Corporation, a Texas corporation engaged in the engineering, construction and maintenance of cable television systems, local area networks, fiber optic networks and wireless cable television systems, with operations in the United States, England and several other countries around the world. A former Chief Executive Officer and Director of AWS-Delaware beneficially owns 50% of the stock of North American Cable Corporation.

     WTI purchased certain of the subscriber equipment that it sold to AWS-Minneapolis from Micom Products, Ltd. (Micom), a Delaware limited liability company engaged in the distribution of subscriber equipment for traditional and wireless cable systems. Micom is owned by the beneficial owners of approximately 36% of AWS-Delaware.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1993, payments of $381,534 were made to WTI for installation services and related subscriber equipment. In 1993 and 1994, payments of $114,644 and $2,766, respectively, were made by WTI to Micom. Effective August 1993, AWS-Minneapolis ceased utilizing the services of WTI.

(7) COMMITMENTS AND CONTINGENCIES

  (a) Commitments

     Beginning January 1, 1993, AWS-Minneapolis began leasing office space under an operating lease. Future obligations under this lease are as follows for years ending December 31:

                1995..............................................  $ 89,496
                1996..............................................    98,280
                1997..............................................    98,280
                1998..............................................    98,280
                                                                    --------
                                                                    $384,336
                                                                    ========

     Lease expense of $62,378, $57,269, $43,541 and $66,971 has been recorded for the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995 (unaudited).

     AWS-Minneapolis holds frequency rights to 21 wireless cable channels in the Minneapolis market under several leases. Eight local broadcast channels are also transmitted for a total programming package of 29 channels. The channel leases have original lease periods from five to ten years with options to renew. Future minimum lease payments for the FCC licenses are as follows for years ending December 31:

                1995.............................................  $  368,488
                1996.............................................     371,488
                1997.............................................     324,988
                1998.............................................     303,988
                1999.............................................     303,988
                Thereafter.......................................     467,912
                                                                   ----------
                                                                   $2,140,852
                                                                   ==========

Lease expense of $21,292, $248,350, $317,180, $235,610 and $263,560 has been recorded for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

  Contingencies

     The original formation of WCTVA involved the sale of general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities under federal and applicable state laws. Securities administrators in 22 states as well as the Securities and Exchange Commission (SEC) have conducted or are currently conducting investigations of the activities related to the unregistered sale of the general partnership interests.

     To date, the investigations have focused on Wireless California and its successor, AWS-Delaware, the Partnership's joint venture partner in AWS-Minneapolis, however, there is a possibility that future actions could be taken against the Partnership. Such actions could involve fines, administrative penalties and the requirement for the Partnership to file required 1934 Act information with the SEC. Management believes that any such penalties or fines should be the responsibility of Wireless California and does not believe that any such actions will have a material impact on its financial condition or its operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
CableMaxx, Inc.
Supreme Cable, Inc.

     We have audited the accompanying consolidated balance sheets of CableMaxx, Inc. as of June 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the period December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995. We have also audited the consolidated statements of operations and cash flows of Supreme Cable Co., Inc. and Subsidiaries (the "Predecessor") for the period from July 1, 1992 to December 17, 1992. These financial statements are the responsibility of CableMaxx, Inc.'s and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CableMaxx, Inc. as of June 30, 1994 and 1995, and the results of its operations and its cash flows for the period from December 18, 1992 to June 30, 1993 and the years ended June 30, 1994 and 1995, and the consolidated results of operations and cash flows of the Predecessor for the period from July 1, 1992 to December 17, 1992, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11, the Company has entered into a merger agreement which is pending approval. However, the Company's inability to generate through operations or borrow under its revolving credit facility sufficient cash flows to fund operations, the Company's expectation that it will not meet certain financial covenant requirements under its revolving credit facility and the Company's inability to meet the debt service requirements as currently exist under its revolving credit facility raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustment relating to the recoverability of asset carrying amounts or the amount of liabilities that might result should the Company be unable to continue as a going concern.

                                            COOPERS & LYBRAND L.L.P.

Austin, Texas
August 25, 1995

                                CABLEMAXX, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              JUNE 30,
                                                      -------------------------    SEPTEMBER 30,
                                                         1994          1995            1995
                                                      ----------    -----------    -------------
                                                                                    (UNAUDITED)
Cash and cash equivalents...........................  $   875,963   $ 2,206,303    $     786,392
Investments.........................................   13,682,358            --               --
Subscriber receivables, net of allowance for
  doubtful accounts of approximately $211,000,
  $64,000, and $86,000 (unaudited) as of June 30,
  1994 and 1995 and September 30, 1995,
  respectively......................................      398,602       341,974          457,733
Prepaids and other..................................      653,054       318,300          480,704
Systems and equipment, net..........................   24,681,896    27,424,267       26,447,933
Intangible assets, net..............................   12,910,798    21,663,254       21,271,892
                                                      -----------   -----------    -------------
          Total assets..............................  $53,202,671   $51,954,098    $  49,444,654
                                                      ===========   ===========    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities............  $ 5,131,799   $ 2,687,361    $   2,851,680
Due to affiliates...................................      260,198       235,476          366,004
Subscriber deposits.................................      262,089       207,241          198,751
Deferred revenue....................................      262,650       307,954          308,179
Notes payable.......................................    3,200,000    10,807,500       10,807,500
                                                      -----------   -----------    -------------
          Total liabilities........................ .   9,116,736    14,245,532       14,532,114
                                                      -----------   -----------    -------------
Commitments
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized, none issued and outstanding........           --            --               --
  Common stock, $.01 par value; 20,000,000 shares
     authorized, 8,600,000, 9,507,311, and 9,507,311
     (unaudited) shares issued and outstanding as of
     June 30, 1994 and 1995 and September 30, 1995,
     respectively...................................       86,000        95,073           95,073
  Additional paid-in capital........................   53,274,159    57,670,727       57,670,727
  Accumulated deficit...............................   (9,274,224)  (20,057,234)     (22,853,260)
                                                      -----------   -----------    -------------
          Total stockholders' equity................   44,085,935    37,708,566       34,912,540
                                                      -----------   -----------    -------------
          Total liabilities and stockholders'
            equity..................................  $53,202,671   $51,954,098    $  49,444,654
                                                      ===========   ===========    =============

          See accompanying notes to consolidated financial statements.

                                CABLEMAXX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  PREDECESSOR
                                  CONSOLIDATED
                                  ------------
                                  PERIOD FROM     PERIOD FROM
                                  JULY 1, 1992    DECEMBER 18,                                   THREE MONTHS ENDED
                                  TO DECEMBER     1992 TO JUNE   YEAR ENDED     YEAR ENDED          SEPTEMBER 30,
                                      17,             30,         JUNE 30,       JUNE 30,     -------------------------
                                      1992            1993          1994           1995          1994          1995
                                  ------------    ------------   -----------   ------------   -----------   -----------
                                                                                                     (UNAUDITED)
Revenues........................  $  1,834,789    $  2,276,602   $ 7,709,411   $ 13,463,076   $ 3,143,660   $ 3,633,462
                                  ------------    ------------   -----------   ------------   -----------   -----------
Operating expenses:
  Systems operations............       855,503       1,091,694     3,758,927      6,301,007     1,441,821     1,540,162
  Selling, general and
     administrative.............     1,028,220       1,335,557     7,125,701      9,051,185     2,188,320     2,080,532
  Depreciation and
     amortization...............     1,149,138       1,338,356     4,239,005      8,274,058     1,732,175     2,514,350
                                  ------------    ------------   -----------   ------------   -----------   -----------
          Total operating
            expenses............     3,032,861       3,765,607    15,123,633     23,626,250     5,362,316     6,135,044
                                  ------------    ------------   -----------   ------------   -----------   -----------
Operating loss..................    (1,198,072)     (1,489,005)   (7,414,222)   (10,163,174)   (2,218,656)   (2,501,582)
Interest expense................      (343,214)       (288,320)     (505,928)      (875,109)     (100,502)     (311,169)
Other income....................       505,488           2,073       421,178        255,273        81,569        16,725
                                  ------------    ------------   -----------   ------------   -----------   -----------
          Net loss..............  $ (1,035,798)   $ (1,775,252)  $(7,498,972)  $(10,783,010)  $(2,237,589)  $(2,796,026)
                                  ============    ============   ===========   ============   ===========   ===========
Net loss per share..............                  $      (0.35)  $     (1.05)  $      (1.21)  $     (0.26)  $     (0.29)
                                                  ============   ===========   ============   ===========   ===========
Weighted average number of
  shares outstanding............                     5,100,000     7,141,667      8,902,437     8,600,000     9,507,311
                                                  ============   ===========   ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                                CABLEMAXX, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                PREFERRED STOCK      COMMON STOCK      ADDITIONAL
                                ---------------   ------------------    PAID-IN
                                SHARES   AMOUNT    SHARES    AMOUNT     CAPITAL       DEFICIT        TOTAL
                                ------   ------   --------   -------   ----------   -----------   -----------
Balance, December 18, 1992....    --        --          --        --           --            --            --
Issuance of common stock......    --        --    5,100,000  $51,000   $15,199,000           --   $15,250,000
Net loss for period...........    --        --          --        --           --   $(1,775,252)   (1,775,252)
                                ----     -----    ---------  -------   ----------   -----------   -----------
Balance, June 30, 1993........    --        --    5,100,000   51,000   15,199,000    (1,775,252)   13,474,748
                                ----     -----    ---------  -------   ----------   -----------   -----------

Issuance of common stock......    --        --    3,500,000   35,000   38,075,159            --    38,110,159
Net loss for the year.........    --        --          --        --           --    (7,498,972)   (7,498,972)
                                ----     -----    ---------  -------   ----------   -----------   -----------
Balance, June 30, 1994........    --        --    8,600,000   86,000   53,274,159    (9,274,224)   44,085,935
                                ====     =====    =========  =======   ===========  ============  ===========

Issuance of common stock......    --        --     907,311     9,073    4,396,568            --     4,405,641
Net loss for the year.........    --        --          --        --           --   (10,783,010)  (10,783,010)
                                ----     -----    ---------  -------   ----------   -----------   -----------
Balance, June 30, 1995........    --        --    9,507,311   95,073   57,670,727   (20,057,234)   37,708,566
                                ----     -----    ---------  -------   ----------   -----------   -----------
Net loss, for the three months
  ended September 30, 1995
  (unaudited).................    --        --          --        --           --    (2,796,026)   (2,796,026)
Balance September 30, 1995
  (unaudited).................    --        --    9,507,311  $95,073   $57,670,727  $(22,853,260) $34,912,540
                                ====     =====    =========  =======   ===========  ============  ===========

          See accompanying notes to consolidated financial statements.

                                CABLEMAXX, INC.

                            STATEMENTS OF CASH FLOWS

                                      PREDECESSOR
                                      CONSOLIDATED
                                      ------------
                                      PERIOD FROM     PERIOD FROM
                                        JULY 1,       DECEMBER 18,                                        THREE MONTHS ENDED
                                        1992 TO         1992 TO        YEAR ENDED      YEAR ENDED            SEPTEMBER 30,
                                      DECEMBER 17,      JUNE 30,        JUNE 30,        JUNE 30,      ---------------------------
                                          1992            1993            1994            1995            1994           1995
                                      ------------    ------------    ------------    ------------    ------------    -----------
                                                                                                              (UNAUDITED)
Cash flows from operating
  activities:
  Net loss..........................  $(1,035,798)    $(1,775,252)    $ (7,498,972)   $(10,783,010)   $ (2,237,589)   $(2,796,026)
  Adjustments to reconcile net loss
    to net cash provided by (used
    in) operating activities:
    Depreciation and amortization...    1,149,138       1,338,356        4,239,005       8,274,058       1,732,175      2,514,350
    Interest capitalized into notes
      payable.......................           --              --          150,000         157,500              --             --
    (Gain)/loss on sale of
      short-term investments........           --              --         (100,164)         16,696          16,696             --
    Accretion of discount on
      short-term
      investments...................           --              --         (238,561)        (76,567)        (76,567)            --
    Changes in assets and
      liabilities:
      Subscriber receivables........      200,353         (28,055)        (259,539)         56,628        (129,824)      (115,759)
      Prepaids and other............     (200,973)        (44,675)        (571,390)        334,754         (63,829)      (162,404)
      Accounts payable and accrued
        liabilities.................      652,411       1,154,420          735,938      (2,828,438)     (3,004,028)      (152,681)
      Due to affiliates.............           --         203,629           56,569         (24,722)       (223,495)       130,528
      Subscriber deposits...........      (28,455)        (16,158)         (78,080)        (54,848)         (9,822)        (8,490)
      Deferred revenue..............           --              --          170,166          45,304          28,977            225
                                      -----------     -----------     ------------    ------------    ------------    -----------
        Net cash provided by (used
          in) operating
          activities................      736,676         832,265       (3,395,028)     (4,882,645)     (3,967,306)      (590,257)
                                      -----------     -----------     ------------    ------------    ------------    -----------
Cash flows from investing
  activities:
  Acquisition of wireless cable
    systems.........................           --     (12,372,712)              --              --
  Purchases of systems and
    equipment.......................     (654,581)     (3,175,684)     (14,445,866)     (9,414,480)     (2,620,827)      (804,667)
  Purchases of rights/options.......      (27,073)             --       (3,248,830)     (5,456,264)        (19,497)       (24,987)
  Purchase of trademark/tradename...           --         (10,000)              --              --              --             --
  Purchase of investments...........           --              --      (69,470,839)             --              --             --
  Proceeds from sale of
    investments.....................           --              --       56,127,206      13,742,229      13,742,229             --
                                      -----------     -----------     ------------    ------------    ------------    -----------
        Net cash used in investing
          activities................     (681,654)    (15,558,396)     (31,038,329)     (1,128,515)     11,101,905       (829,654)
                                      -----------     -----------     ------------    ------------    ------------    -----------
Cash flows from financing
  activities:
  Proceeds from issuance of common
    stock...........................           --      12,500,000       38,110,159              --              --             --
  Proceeds from borrowings..........       64,797       2,854,161        3,689,692       7,450,000              --             --
  Repayments of borrowings..........     (577,778)       (153,322)      (6,490,531)             --              --             --
  Loan acquisition costs............           --        (474,708)              --        (108,500)             --             --
                                      -----------     -----------     ------------    ------------    ------------    -----------
        Net cash provided by (used
          in) financing
          activities................     (512,981)     14,726,131       35,309,320       7,341,500              --             --
                                      -----------     -----------     ------------    ------------    ------------    -----------
Net increase (decrease) in cash.....     (457,959)             --          875,963       1,330,340       7,134,599     (1,419,911)
Cash and cash equivalents, beginning
  of period.........................      502,406              --               --         875,963         875,963      2,206,303
                                      -----------     -----------     ------------    ------------    ------------    -----------
Cash and cash equivalents, end of
  period............................  $    44,447     $        --     $    875,963    $  2,206,303    $  8,010,562    $   786,392
                                      ===========     ===========     ============    ============    ============    ===========

          See accompanying notes to consolidated financial statements.

                                CABLEMAXX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following notes, insofar as they are applicable to the three month periods ended September 30, 1994 and 1995, are not audited. In management's opinion, all adjustments consisting of only normal recurring accruals considered necessary for the fair presentation of such financial statements are included. Interim results are not necessarily indicative of results for a full year.

(1) DESCRIPTION OF BUSINESS

     CableMaxx, Inc. develops, owns and operates wireless cable television systems and currently provides wireless cable television service to subscribers in Austin, San Antonio, Temple/Killeen and Waco, Texas.

     On December 18, 1992, Charter Cable Corporation and Charter Cable (San Antonio), Inc. acquired the Austin and San Antonio wireless cable systems from certain sellers (collectively, the "Predecessor"). These corporations were wholly-owned by Charter Wireless Cable Holdings, L.L.C. ("Charter Holdings"). Charter Holdings is owned by an affiliate of Charterhouse Group International, Inc. ("Charterhouse"), Galaxy Cablevision, L.P. ("Galaxy") and Galaxy Management, Inc. CableMaxx, Inc. was capitalized with $12,500,000 cash, $2,000,000 previously deposited with the Predecessor by Galaxy, and an ownership interest in Charter Holdings valued at $750,000 which was conveyed to the Predecessor in connection with the acquisition.

     In September 1993, Charter Cable (San Antonio), Inc. was merged with and into Charter Cable Corporation, which changed its name to CableMaxx, Inc. and which simultaneously increased its authorized and outstanding shares of $.01 par value Common Stock to 20,000,000 and 5,100,000 shares, respectively. This merger and change in capital structure have been reflected in the financial statements as of June 30, 1993. The Board of Directors is authorized to determine all rights and privileges associated with the preferred stock, including dividend and voting rights, redemption provisions and liquidation preferences.

     In November 1993, CableMaxx, Inc. sold in an initial public offering ("IPO"), 3,500,000 shares of its common stock, par value $.01 per share ("Common Stock"), at an initial price of $12.00 per share, resulting in net proceeds to the Company of $38,110,159 after underwriting discounts and costs in connection with the IPO.

     In connection with the IPO, in November 1993, CableMaxx, Inc. granted to one of the representatives of the Underwriters warrants to purchase an aggregate of 100,000 shares of Common Stock (the "Warrants"). The consideration for the Warrants was $10,000. The Warrants are exercisable from November 29, 1994 through November 28, 1998, at an exercise price of $14.40 per share of Common Stock, subject to adjustment pursuant to the terms of the Warrants.

     In December, 1994, in order to create a holding company structure to facilitate CableMaxx, Inc.'s access to sources of financing, CM Newco, Inc., a wholly-owned subsidiary of CableMaxx Holdings, Inc. ("Holdings"), was merged with and into CableMaxx, Inc. As a result of such merger, (i) Holdings changed its name to CableMaxx, Inc. (the "Company"), is now owned by the stockholders of the former CableMaxx, Inc., immediately prior to such merger, and (ii) CableMaxx, Inc., which changed its name to CableMaxx (Texas), Inc., is now a wholly-owned subsidiary of the Company.

     The accompanying balance sheets as of June 30, 1994 and 1995 and the statements of operations and cash flows for the period December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995 include the consolidated accounts of the Company. All significant intercompany balances and transactions between the entities have been eliminated.

                                CABLEMAXX, INC.

(2) ACQUISITIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Acquisitions

     On December 18, 1992, the Company acquired assets and assumed liabilities related to the Austin and San Antonio wireless cable operations of the Predecessor. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the total acquisition cost has been allocated to the net assets acquired based on the fair values of the assets and liabilities at the date of acquisition. The results of operations of the Austin and San Antonio wireless cable systems are included in the financial statements since the date of acquisition. The acquisition included the following assets and liabilities (amounts rounded):

                                                               ACQUIRED      PREDECESSOR COST
                                                              ASSETS AND    OF ACQUIRED ASSETS
                                                              LIABILITIES    AND LIABILITIES
                                                              ----------    ------------------
    Accounts receivable, net................................  $  111,000        $  111,000
    Systems and equipment...................................   8,095,000         7,295,000
    Intangible assets.......................................  10,397,000           224,000
    Deposits................................................      37,000            37,000
    Subscriber deposits and deferred revenue................    (517,000)         (517,000)
                                                              -----------      -----------
              Net assets acquired...........................  $18,123,000       $7,150,000
                                                              ===========      ===========

     The acquisition costs consisted of the following (amounts rounded):

    Cash paid to Predecessor and certain of their
      affiliates............................................                    $9,934,000
    Amount previously deposited with Predecessor by
      Galaxy................................................                     2,000,000
    Subordinated seller note................................                     3,000,000
    Ownership interest in Charter Holdings..................                       750,000
    Acquisition costs.......................................                     2,439,000
                                                                               -----------
                                                                               $18,123,000
                                                                               ===========

     The ownership interest in Charter Holdings was purchased from the Predecessor by Galaxy for $750,000 in February 1993.

     In connection with the acquisition, the Company also received options to acquire wireless cable channel leases, tower leases and head-end sites in the Sherman/Denison, Temple/Killeen, Waco, Lubbock, Athens and Amarillo, Texas markets which did not constitute existing operating wireless cable systems. For an aggregate price of approximately $1,133,000, the Company exercised these options in April 1994, and reimbursed Galaxy approximately $217,000 for costs necessary to maintain the options assets and properties during the option period. Upon exercise of the options, the Company negotiated a settlement with a third party totalling $500,000 to terminate all disputes and claims related to channel rights in certain of the aforementioned markets. All such costs are classified as "Intangible assets -- channel rights."

     In February 1995, the Company completed the acquisition of wireless cable channel rights in Salt Lake City, Utah for approximately $11 million, consisting of cash in the amount of $6.6 million and the issuance of 907,311 shares of common stock. These rights do not constitute an existing operating wireless cable system. Under the Acquisition Agreement, the Company is obligated to maintain the related licenses and perform all other obligations imposed under each channel lease.

  (b) Cash and Cash Equivalents

     All investments including repurchase agreements purchased with remaining maturities of three months or less are cash equivalents. Cash and cash equivalents balances generally do not exceed FDIC coverage.

                                CABLEMAXX, INC.

  (c) Investments

     At June 30, 1994, the Company's short-term investments consisted primarily of U.S. Government instruments and were carried at the lower of amortized cost or market, with cost approximating market at fiscal year end. Realized gains or losses if any are determined on the specific identification method and are reflected in income.

  (d) Systems and Equipment

     Systems and equipment is carried at cost and includes the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and outside contractor costs associated with subscriber installations including successful and unsuccessful transmission reception testing are capitalized. Upon subscriber disconnect, the Predecessor expensed remaining unamortized installation labor and certain materials. The Company has elected to depreciate the full capitalized installation cost subsequent to disconnect. Capitalized installation costs are accounted for under the composite method. Cost of maintenance and repairs is charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from their respective accounts, and any resulting gain or loss is credited or charged to income.

     Systems and equipment is depreciated as follows:

                                                COMPANY                            PREDECESSOR
                                    --------------------------------    ---------------------------------
                                        METHOD             TERM             METHOD             TERM
                                    --------------    --------------    --------------    ---------------
Wireless cable systems:
  Subscriber installations:
     Material.....................  Straight-line     5.5 to 7 years    Straight-line     7 years
     Outside contract labor.......  Straight-line     3 years           Straight-line     7 years
  Head-end, tower and transmission
     equipment....................  Straight-line     7 to 10 years     Straight-line     7 to 20 years
Vehicles, furniture and
  equipment.......................  Straight-line     3 to 10 years     Straight-line     5 years
Leasehold improvements............  Straight-line     10 years                --                --

     During the fiscal years ended June 30, 1994 and 1995 the Company transferred ownership of installation materials to independent contractors. As a result, ownership of materials removed from disconnected homes remains with the independent contractors. Accordingly, the lives for this equipment are shorter than estimated in prior years. The Company has changed the useful lives for installation materials to 5.5 years, effective July 1, 1994. The effect of this change in estimate increased depreciation expense and increased net loss in the year ended June 30, 1995 by approximately $543,000. The effect of this change was not significant in the year ended June 30, 1994.

                                CABLEMAXX, INC.

  (e) Intangible Assets

     Intangible assets are amortized as follows:

                                             COMPANY                            PREDECESSOR
                                 --------------------------------   ------------------------------------
                                        METHOD            TERM          METHOD              TERM
                                 --------------------   ---------   --------------   -------------------
Channel rights and goodwill....  Straight-line          15 years    Straight-line    Original term of
                                                                                     channel lease -- 5
                                                                                     to 10 years
Trademark/tradename............  Straight-line          15 years    Straight-line    10 years
Loan acquisition costs.........  Straight-line which    6 years           --                 --
                                 approximates
                                 interest method

     Channel rights and goodwill include the allocation of the excess of purchase price over the fair value of tangible assets and liabilities acquired. The Company reviews goodwill for impairment from time to time, measuring impairment based upon expected future undiscounted cash flows from operations.

  (f) Revenue Recognition

     Revenues from subscribers are recognized in the month that the service is provided. Installation fees are recognized as revenue upon origination of service to subscribers to the extent of any costs incurred to obtain the subscriber, which are expensed as incurred.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(3) SYSTEMS AND EQUIPMENT

     Systems and equipment consisted of the following:

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Wireless cable systems....................................  $26,606,302     $35,805,422
    Vehicles, furniture and equipment.........................    1,678,329       2,156,052
    Building and leasehold improvements.......................      704,474         820,102
    Land......................................................       50,030          50,030
                                                                -----------     -----------
                                                                 29,039,135      38,831,606
    Accumulated depreciation and amortization.................   (4,357,239)    (11,407,339)
                                                                -----------     -----------
                                                                $24,681,896     $27,424,267
                                                                ===========     ===========

                                CABLEMAXX, INC.

(4) INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Channel rights and goodwill...............................  $13,645,276     $23,507,181
    Loan acquisition costs....................................      475,644         584,144
    Trademark/tradename.......................................       10,000          10,000
                                                                -----------     -----------
                                                                 14,130,920      24,101,325
    Accumulated amortization..................................   (1,220,122)     (2,438,071)
                                                                -----------     -----------
                                                                $12,910,798     $21,663,254
                                                                ===========     ===========

(5) NOTES PAYABLE

     Notes payable consisted of the following:

                                                                          JUNE 30,
                                                                 --------------------------
                                                                    1994           1995
                                                                 ----------     -----------
    Revolving credit and term loan.............................  $   50,000     $ 7,500,000
    Subordinated seller note...................................   3,150,000       3,307,500
                                                                 ----------     -----------
                                                                 $3,200,000     $10,807,500
                                                                 ==========     ===========

     On December 18, 1992, the Company entered into a revolving credit and term loan agreement (the "Agreement") with Fleet National Bank allowing it to borrow up to $14.5 million to fund up to $1 million of closing costs in connection with the acquisition and for working capital and capital expenditures in connection with the construction, ownership and operation of the existing wireless cable systems.

     Advances under the Agreement are subject to limits based on multiples of the Company's annualized adjusted net operating income and certain other performance factors. As a result of such limits, the Company's availability under the Agreement will vary over time. Subject to certain mandatory payment provisions as set forth in the Agreement, amounts borrowed are not required to be repaid prior to December 31, 1995 at which time the outstanding amounts borrowed convert to a term loan with quarterly repayments of principal due as follows:

                                                                                 ANNUAL
                                                                              PERCENTAGE OF
                                                                               OUTSTANDING
                                QUARTERLY DATES                               PRINCIPAL DUE
    ------------------------------------------------------------------------  -------------
    March 31, 1996 through December 31, 1996................................        21%
    March 31, 1997 through December 31, 1997................................        37%
    March 31, 1998 through December 31, 1998................................        42%

     In addition to the specified quarterly principal repayments, the Agreement provides for a mandatory repayment based upon excess cash flow, as defined, for annual periods ending December 31, 1996 and after.

     Interest on the revolving credit and term loan is due on the last day of each quarter. The Company has the option to elect either a fixed rate or floating rate based on prime or LIBOR plus applicable margin of interest from time to time throughout the term of the loan. The interest rate in effect on amounts borrowed under this Agreement was 11.58% at June 30, 1995. The Company is also required to pay a commitment fee

                                CABLEMAXX, INC.

equal to one-half of one percent of the unused portion of the line of credit. Amounts borrowed are collateralized by substantially all of the Company's assets, including its interests in channel lease agreements.

     The Agreement contains restrictions on capital expenditures and payments to affiliates, as well as certain restrictive covenants that require the Company to maintain specific financial ratios, minimum subscriber levels and minimum net operating income, among other criteria, as defined by the Agreement. While the Company has obtained a waiver of fiscal 1995 covenant violations, it expects to violate certain of these restrictive financial covenants during fiscal 1996, resulting in expected events of default under the existing terms of the Agreement and leading to possible acceleration of indebtedness by the Lender. The Company is currently seeking to amend the Agreement in order to resolve these expected events of default. The Company obtained a waiver for a covenant violation for the fiscal quarter ended September 30, 1995 (unaudited).

     The current Agreement does not provide for any more advances to the Company. Current cash reserves may not be sufficient to meet future operating needs and liabilities. In connection with the proposed merger discussed in Note 11, the Company sold its channel rights in Sherman, Lubbock, Amarillo and Athens for approximately $2.4 million (unaudited). In addition, the merger agreement was amended to allow the Company to borrow, if necessary, up to $1,000,000 (unaudited). The Company expects that these funds will enable the Company to continue operations through the proposed closing date of the merger. If the merger is not completed, the Company will have to find additional funding for operations. Management will continue to negotiate and seek to amend the current revolving credit facility and also pursue other areas of financing.

     The subordinated seller note is payable to the Predecessor as part of the consideration for the Company's acquisition of the wireless cable systems. The note is due December 18, 1998. Interest accrues on the note at the rate of 10% per annum. Fifty percent of interest accrued for the preceding twelve-month period as of each anniversary date is payable on the last day of the month of the next anniversary date. The remaining accrued interest is payable at 10% per annum on the note's due date. Obligations under this note are subordinated to the Company's indebtedness under the Agreement, and are subject to acceleration upon the occurrence of certain events.

     As of June 30, 1995, the aggregate scheduled maturities of notes payable due for each of the next five years are as follows:

YEAR ENDING
 JUNE 30,                                              AMOUNT
-----------                                           ---------
  1996..............................................  $ 787,500
  1997..............................................  2,175,000
  1998..............................................  2,962,500
  1999..............................................  4,882,500

(6) INCOME TAXES

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The Company has a net operating loss carryforward for income tax purposes of approximately $19,211,000, which expires beginning in 2007. SFAS 109 requires that the tax benefit of net operating losses be reported as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not. Since the Company has had net losses since inception, a valuation allowance of approximately $6,807,000 has been recorded to offset the deferred tax asset.

                                CABLEMAXX, INC.

     Deferred income taxes result from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The source of these differences and tax effect of each is as follows (amounts rounded):

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax liability:
      Excess book basis over tax basis........................  $  (559,000)             --
    Deferred tax assets:
         Net operating loss carryforward......................    3,491,000     $ 6,532,000
         Deferred revenue.....................................       89,000         105,000
         Allowance for doubtful accounts......................       72,000          22,000
         Accrued liabilities..................................       51,000          23,000
         Excess of tax over book basis........................           --         125,000
                                                                -----------     -----------
                                                                  3,703,000       6,807,000
    Valuation allowance.......................................   (3,144,000)     (6,807,000)
                                                                -----------     -----------
                                                                $        --     $        --
                                                                ===========     ===========

     The valuation allowance adjustments of $2,541,000 and $3,663,000 for 1994 and 1995, respectively, offset the income tax benefit computed by applying the U.S. Federal statutory tax rates to pretax loss.

(7) COMMITMENTS AND CONTINGENCIES

     The Company and its Predecessor lease from third parties channel rights licensed by the Federal Communication Commission ("FCC"). Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable frequencies range from five to ten years, and there is no automatic renewal of such licenses. The use of such frequencies by the third party lessors is subject to regulation by the FCC, and therefore the Company's ability to enjoy the benefit of these leases is dependent upon the third party lessors' continuing compliance with applicable regulations. The remaining terms of the Company's leases range from approximately one year to seven years. Most of the Company's leases provide for renewal of their terms upon FCC renewal of the underlying license or require the parties to negotiate renewal in good faith. Although the Company has no reason to believe that its leases will not be renewed or that the underlying FCC licenses will be canceled or not renewed, such event would prevent the Company from delivering programming over the affected frequencies, which could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various factors including subscriber levels, subscriber revenues, the cost of transmission equipment and facilities, and facility operating costs as specified in the agreements.

     Payments under the leases begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expenses were approximately $168,000, $539,000 and $875,000 for the period from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995, respectively, and $198,000 and $240,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

                                CABLEMAXX, INC.

     Future minimum lease payments due under channel rights leases are as follows:

YEAR ENDING
 JUNE 30,                                                AMOUNT
-----------                                             --------
  1996................................................  $516,400
  1997................................................   555,500
  1998................................................   560,500
  1999................................................   479,500
  2000................................................   360,000

     The Company and its Predecessor also have operating leases for office space and equipment, land for head-ends, and transmission facilities. Rental expenses incurred in connection with these leases approximated $64,000, $173,000 and $408,000 for the period from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995, respectively, and $83,000 and $117,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     Future minimum lease payments under such leases are as follows:

YEAR ENDING
 JUNE 30,                                                AMOUNT
-----------                                             --------
  1996................................................  $434,100
  1997................................................   420,800
  1998................................................   427,600
  1999................................................   440,500
  2000................................................   361,200

     Wireless cable system equipment, excluding television-top converters which are provided by the Company, site reception testing and installation are provided through a third party contractor under three year agreement commencing in fiscal year 1994, which establish rate structures for such equipment and services by service area subject to periodic adjustment, specifying minimum charges aggregating $28,400 per month.

(8) RELATED PARTY TRANSACTIONS

     Prior to the IPO, the Company incurred management fees and expenses pursuant to the terms of a management agreement with Galaxy Management, Inc., an affiliate of Galaxy, under which it managed a significant portion of the Company's business. In addition to reimbursing expenses, the Company paid a management fee based on 3.5% of operating revenues as defined in the management agreement. Subsequent to the IPO, Galaxy Management, Inc. ceased to manage the Company's business, but continued to provide certain administrative services for the Company for which it receives reimbursement for certain of its salaries and expenses. Management fees and reimbursable expenses incurred in association with these agreements approximated $269,000 for the period from December 18, 1992 to June 30, 1993 and $523,000 and $320,000 for the years ended June 30, 1994 and 1995, respectively, and $88,000 and $47,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively. The Company's president and CEO who receives an annual salary of $200,000 under provisions of a two-year employment agreement is the principal stockholder and president of Galaxy Management, Inc.

     The Company shares certain operational and administrative expenses and facilities in Austin, Texas with Galaxy and its affiliates, and certain of its customer service representatives and executive and administrative personnel also provide such services for Galaxy. Shared expenses are allocated based upon the Company subscribers to Galaxy subscribers in Austin, Texas. Total expenses allocated to Galaxy for the period from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995 approximated $100,000,

                                CABLEMAXX, INC.

$12,000 and $0, respectively, and $0 and $0 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     Pursuant to the terms of a financial consulting agreement with Charterhouse, the Company was charged a consulting fee at the rate of $400,000 per annum through the IPO closing date and at the rate of $280,000 per annum thereafter. Expenses incurred in connection with this agreement approximated $214,000 for the period December 18, 1992 to June 30, 1993, and $330,000 and $280,000 for the years ended June 30, 1994 and 1995, respectively, and $70,000 and $70,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively. Payments in connection with this agreement are subordinated under the Company's revolving credit and term loan agreement. Certain directors of the Company also serve as officers of Charterhouse. In addition, certain other directors of the Company are also officers of Charter Communications.

     Commencing after the IPO through October 1994, the Company was charged a consulting fee of $10,000 per month under an agreement with Charter Communications. Expenses incurred in connection with this agreement approximated $70,000 and $40,000 for the years ended June 30, 1994 and 1995, respectively, and $30,000 and $0 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     Amounts related to the above arrangements are included in due to affiliates as of June 30, 1994 and 1995.

     In connection with negotiating and structuring the acquisition, Charterhouse and Galaxy were paid fees of $330,000 and $500,000, respectively, which have been included in the purchase price allocation.

(9) SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The Company and its Predecessor paid $119,000, $359,000 and $709,000 in interest (net of amounts capitalized into principal on notes payable) for the periods from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995, respectively, and $20,000 and $148,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     The Predecessor had noncash investing and financing activities related to the acquisition and initial capitalization as disclosed in Notes 1 and 2. The Company had obligations amounting to approximately $2,853,000 and $384,000 related to systems and equipment additions which are included in accounts payable at June 30, 1994 and June 30, 1995, respectively, and $1,318,000 and $317,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively. Noncash financing activities included $150,000 and $157,500 of interest capitalized into the principal balance of notes payable during the years ended June 30, 1994 and June 30, 1995, respectively, and $0 and $0 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

(10) STOCK OPTION PLAN

     In December 1993, the Company adopted the CableMaxx, Inc. 1993 Stock Option Plan (the "Plan"). The Plan, which is administered by a committee of the Company's Board of Directors, provides for the grant of incentive stock options and nonqualified stock options to key managerial employees and consultants of the Company as determined by the committee. The Plan provides that the total number of shares of Common Stock that may be subject to options shall be 250,000 shares. The exercise price of the options granted under the Plan shall be at least 100% of the fair market value of the Common Stock on the date of grant. As of June 30, 1995, options for 117,500 shares have been granted at an exercise price of $12.00 per share, with one-third being exercisable.

                                CABLEMAXX, INC.

(11) SUBSEQUENT EVENTS (UNAUDITED)

     In September 1995, the Company entered into a agreement (the "Merger Agreement") to merge with a subsidiary of Heartland Wireless Communications, Inc. ("Heartland"). The Merger Agreement provides for the conversion of the common stock of the Company at value of $8.50 per share, subject to adjustment, into Heartland common stock, with the exchange ratio determined by the average price of Heartland stock preceding the transaction date. The transaction is subject to approval by the shareholders' of each company and is subject, among other things, to consent by the Heartland bondholders. Should the Merger Agreement be terminated as a result of a third party acquisition proposal that is approved by the Board of Directors of the Company or recommended to the stockholders of the Company by the Board of Directors, a $2 million fee is payable to Heartland.

     In October 1995, the Company sold certain channel rights to Heartland for approximately $2.4 million subject to adjustment to the appraised value of such channel rights should the Merger Agreement be terminated for any reason other than the Company's breach thereof or the Company's acceptance of a third party's acquisition proposal.

     In connection with the Merger Agreement on December 26, 1995, the Company entered into a Loan Agreement (the "CMAX Loan") with Heartland for up to $1,000,000 bearing interest at a published prime rate plus 2% of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 is to be used for subscriber growth funded at a rate of $500 per additional subscriber. The CMAX Loan will not increase the amount of CMAX Excess Liabilities as set forth in the Merger Agreement. Upon consummation of the Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from the Company to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TechniVision, Inc.:

     We have audited the accompanying balance sheets of TechniVision, Inc. as of May 31, 1994 and 1995, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TechniVision, Inc. as of May 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended May 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred cumulative losses since inception of $14,870,712 through May 31, 1995, and as of that date current liabilities exceeded current assets by $15,086,000. Additional capital or financing is needed to enable the Company to meet its debt service requirements in fiscal year 1996. These factors, as more fully discussed in note 2, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            KPMG Peat Marwick LLP

Dallas, Texas
October 25, 1995

                               TECHNIVISION, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                                                     NOVEMBER
                                                         MAY 31,       MAY 31,          30,
                                                           1994          1995          1995
                                                        ----------    ----------    -----------
                                                                      (UNAUDITED)
Current assets:
  Cash................................................ $     3,197   $    51,637    $    78,124
  Subscriber receivables, net of allowance for
     doubtful accounts of $48,996 in 1994 and $80,715
     in 1995..........................................     349,702       386,390        324,281
  Prepaid expenses and other..........................      51,287        38,147        153,044
                                                       -----------   -----------    -----------
          Total current assets........................     404,186       476,174        555,449
Investment in equity security (note 6)................          --     1,638,629      1,134,473
Systems and equipment, net (notes 3 and 4)............  10,310,235     9,401,638      9,001,797
Leased license investment, net of accumulated
  amortization of $668,739 in 1994 and $863,504 in
  1995................................................   3,238,648     3,144,649      3,552,846
Other assets, net.....................................     405,166       216,495        306,620
                                                       -----------   -----------    -----------
                                                       $14,358,235   $14,877,585    $14,551,185
                                                       ===========   ===========    ===========
                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................... $ 1,909,767   $ 1,990,880    $ 2,676,813
  Accounts payable -- affiliates......................      63,312       468,886        158,905
  Accrued expenses and other liabilities..............   1,185,073     1,642,771        806,353
  Current portion of long-term debt (note 4)..........  11,875,980    11,043,590     12,276,898
  Note payable -- affiliates..........................     489,201       415,906        955,984
                                                       -----------   -----------    -----------
          Total current liabilities...................  15,523,333    15,562,033     16,874,953
Long-term debt, less current portion (note 4).........   7,177,542     6,198,499      6,061,259
Stockholders' deficit:
  Common stock, $1 par value; authorized 30,000
     shares, issued 30,000 shares in 1994 and 1995....      30,000        30,000         30,000
  Paid-in capital.....................................   6,208,311     7,957,765      7,957,765
  Accumulated deficit................................. (14,580,951)  (14,870,712)   (16,372,792)
                                                       -----------   -----------    -----------
          Total stockholders' deficit.................  (8,342,640)   (6,882,947)    (8,385,027)
Commitments (notes 5 and 8)
                                                       ===========   ===========    ===========
                                                       $14,358,235   $14,877,585    $14,551,185
                                                       ===========   ===========    ===========

                See accompanying notes to financial statements.

                               TECHNIVISION, INC.

                            STATEMENTS OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                    YEARS ENDED MAY 31                      NOVEMBER 30
                                         -----------------------------------------    ------------------------
                                            1993           1994           1995           1994          1995
                                         -----------    -----------    -----------    ----------    ----------
                                                                                      (UNAUDITED)
Revenues:
  Subscription.........................  $ 3,796,172    $ 5,214,508    $ 6,663,988    $3,330,288    $3,268,823
  Installation.........................      107,750        225,067         92,145        41,417        63,528
                                         -----------    -----------    -----------    ----------    ----------
          Total revenues...............    3,903,922      5,439,575      6,756,133     3,371,705     3,332,351
                                         -----------    -----------    -----------    ----------    ----------
Operating expenses:
  Systems operations...................    1,709,254      2,991,486      3,642,681     2,086,496     1,749,005
  Selling, general and
     administrative....................    1,617,598      2,664,162      2,803,415     1,138,360     1,364,880
  Depreciation and amortization........    1,977,352      2,371,891      2,623,736     1,323,662     1,299,603
                                         -----------    -----------    -----------    ----------    ----------
          Total operating expenses.....    5,304,204      8,027,539      9,069,832     4,548,518     4,413,488
                                         -----------    -----------    -----------    ----------    ----------
          Operating loss...............   (1,400,282)    (2,587,964)    (2,313,699)   (1,176,813)   (1,081,137)
                                         -----------    -----------    -----------    ----------    ----------
Other income (expense):
  Gain on sale of assets (note 6)......           --             --      3,362,230            --       253,352
  Interest expense.....................   (1,063,620)      (959,647)    (1,338,292)     (543,326)     (674,295)
  Other expense........................           --       (105,000)            --            --            --
                                         -----------    -----------    -----------    ----------    ----------
          Total other income
            (expense)..................   (1,063,620)    (1,064,647)     2,023,938      (543,326)     (420,943)
                                         -----------    -----------    -----------    ----------    ----------
          Net loss.....................  $(2,463,902)   $(3,652,611)   $  (289,761)   (1,720,139)   (1,502,080)
                                         ===========    ===========    ===========    ==========    ==========
Net loss per common share..............  $    (82.13)   $   (121.75)   $     (9.66)   $   (57.34)       (50.07)
                                         ===========    ===========    ===========    ==========    ==========

                See accompanying notes to financial statements.

                               TECHNIVISION, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                        COMMON STOCK       ADDITIONAL
                                      -----------------     PAID-IN     ACCUMULATED
                                      SHARES    AMOUNT      CAPITAL       DEFICIT        TOTAL
                                      ------    -------    ----------   -----------    ----------
Balance, May 31, 1992...............  30,000    $30,000    $4,739,185    $ (8,464,438)  $(3,695,253)
Net investment by parent............      --         --     1,183,344              --     1,183,344
Net loss............................      --         --            --      (2,463,902)   (2,463,902)
                                      ------    -------    ----------   -------------   -----------
Balance, May 31, 1993...............  30,000     30,000     5,922,529     (10,928,340)   (4,975,811)
Net investment by parent............      --         --       285,782              --       285,782
Net loss............................      --         --            --      (3,652,611)   (3,652,611)
                                      ------    -------    ----------   -------------   -----------
Balance, May 31, 1994...............  30,000     30,000     6,208,311     (14,580,951)   (8,342,640)
Net investment by parent............      --         --     1,749,454              --     1,749,454
Net loss............................      --         --            --        (289,761)     (289,761)
                                      ------    -------    ----------   -------------   -----------
Balance, May 31, 1995...............  30,000     30,000     7,957,765     (14,870,712)   (6,882,947)
Net loss (unaudited)................      --         --            --      (1,502,080)   (1,502,080)
                                      ------    -------    ----------   -------------   -----------
Balance, November 30, 1995
  (unaudited).......................  30,000    $30,000    $7,957,765    $(16,372,792)  $(8,385,027)
                                      ======    =======    ==========    ============   ===========

                 See accompanying notes to financial statements

                               TECHNIVISION, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                     SIX MONTHS ENDED
                                                YEARS ENDED MAY 31,                    NOVEMBER 30,
                                       --------------------------------------    ------------------------
                                          1993          1994          1995          1994          1995
                                       ----------    ----------    ----------    ----------    ----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss............................ $(2,463,902)  $(3,652,611)  $ (289,761)   $(1,720,139)  $(1,502,080)
  Adjustments to reconcile net loss to
     net cash provided by (used in)
     operating activities:
     Depreciation and amortization....  1,977,352     2,371,891     2,623,736     1,323,662     1,299,603
     Gain on sale of assets...........         --            --    (3,362,230)           --      (253,352)
     Changes in assets and
       liabilities:
       Subscriber receivables.........    (35,566)     (176,261)      (36,688)     (146,225)      (62,109)
       Prepaid expenses and other.....    (45,088)     (139,846)       23,875       (57,090)     (114,897)
       Accounts payable, accrued
          expenses and other
          liabilities.................   (220,915)      128,918       944,385       544,053         8,425
                                       -----------   -----------   -----------    ---------     ---------
          Net cash provided by (used
            in) operating
            activities................   (788,119)   (1,467,909)      (96,683)      (55,739)     (624,410)
                                       -----------   -----------   -----------    ---------     ---------
Cash flows from investing activities:
  Proceeds from sale of assets........         --            --     1,958,575            --       757,508
  Purchases of systems and
     equipment........................ (1,225,104)   (4,506,900)   (1,514,824)     (501,726)     (603,216)
  Expenditures for leased licenses....         --      (139,098)     (163,354)      (81,677)           --
                                       -----------   -----------   -----------    ---------     ---------
          Net cash provided by (used
            in)
            investing activities...... (1,225,104)   (4,645,998)      280,397      (583,403)      154,292
                                       -----------   -----------   -----------    ---------     ---------
Cash flows from financing activities:
  Net investment by parent............  1,183,344       285,782     1,749,454       988,824            --
  Advances from investors.............  1,124,000     5,876,000            --            --            --
  Proceeds (payments) on notes
     payable..........................   (294,370)      (46,178)   (1,884,728)     (309,728)      496,605
                                       -----------   -----------   -----------    ---------     ---------
          Net cash provided by (used
            in) financing
            activities................  2,012,974     6,115,604      (135,274)      679,096       496,605
                                       -----------   -----------   -----------    ---------     ---------
Net increase (decrease) in cash.......       (249)        1,697        48,440        39,954        26,487
Cash at beginning of period...........      1,749         1,500         3,197         3,197        51,637
                                       -----------   -----------   -----------    ---------     ---------
Cash at end of period................. $    1,500    $    3,197    $   51,637    $   43,151    $   78,124
                                       ===========   ===========   ===========    =========     =========

                See accompanying notes to financial statements.

                               TECHNIVISION, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         THREE YEARS ENDED MAY 31, 1995
       (INFORMATION AS OF NOVEMBER 30, 1995 AND FOR THE SIX-MONTH PERIODS
                 ENDED NOVEMBER 30, 1994 AND 1995 IS UNAUDITED)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     TechniVision, Inc. ("TechniVision" or the "Company") develops, owns and operates wireless cable television systems. The Company currently has wireless cable channel rights in three markets (Dayton, Ohio and El Paso and Corpus Christi, Texas) and has operational systems in the Dayton and Corpus Christi markets. The Company is a majority-owned subsidiary of Three Sixty Corp. ("Three Sixty").

  (b) Investment in Equity Security

     The Company's investment in equity security is stated at cost and earnings are realized as dividends are received.

  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and costs associated with initial subscriber installations are capitalized. Upon subscriber disconnect, the Company continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 3 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Intangible Assets

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over an estimated useful life of 20 years beginning with inception of service in each respective market. As of May 31, 1994 and 1995, approximately $276,567 and $184,155 of the leased license investment was not yet subject to amortization. The Company continually reevaluates the propriety of the carrying amounts of the leased license investment based on undiscounted future cash flows with respect to each market as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period that the service is provided. Installation fees are recognized upon origination of service to a subscriber to the extent of costs incurred to obtain subscribers. Installation revenues in excess of such costs will be deferred and amortized over six years.

  (f) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services.

                               TECHNIVISION, INC.

  (g) Income Taxes

     The Company is included in the consolidated federal income tax return of Three Sixty. Total current and deferred tax expense is allocated to the Company as if such taxes were calculated on a separate return basis under the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." For the three years ended May 31, 1995, no tax benefit or expense was recorded by the Company as a result of losses incurred by the Company.

  (h) Statements of Cash Flows

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     Cash paid for interest during 1993, 1994 and 1995 was $1,049,926, $780,570 and $1,334,496, respectively.

  (i) Interim Financial Information

     In the opinion of management, the accompanying unaudited condensed financial information of the Company contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly the Company's financial position as of November 30, 1995, and the results of its operations and its cash flows for the six-month periods ended November 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) REALIZATION OF ASSETS

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown on the accompanying balance sheet, the Company's current liabilities exceeded its current assets by $15,086,000 at May 31, 1995. In addition, the Company has sustained losses through May 31, 1995 of $14,780,712. In order for the Company to meet its debt service requirements in fiscal year 1996, the Company must obtain additional capital or financing. Given these facts, the ability of the Company to continue as a going concern and the recoverability of a major portion of its recorded asset amounts is dependent upon its ability to meet its financing requirements on a continuing basis.

     The Company and its stockholders have been exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. As a result, in October 1995, the Company entered into a definitive agreement with Heartland Wireless Communications, Inc. ("Heartland") whereby Heartland will acquire substantially all of the assets of the Company for approximately $36.75 million of Heartland common stock, less an amount of assumed obligations which shall not exceed $5.0 million. This transaction is subject to certain conditions and there can be no assurance that the Company will be able to consummate such transaction. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or amounts of liabilities that might be necessary depending upon the outcome of these uncertainties.

                               TECHNIVISION, INC.

(3) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at May 31, 1994 and 1995:

                                                                   1994           1995
                                                                ----------     ----------
    Equipment awaiting installation...........................  $   497,757    $   385,596
    Subscriber premises equipment and installation costs......   10,865,123     11,762,796
    Transmission equipment and system construction costs......    3,384,604      3,922,033
    Office furniture and equipment............................    1,063,133      1,200,060
    Buildings and leasehold improvements......................      342,199        342,199
                                                                -----------     ----------
                                                                 16,152,816     17,612,684
    Accumulated depreciation and amortization.................   (5,842,581)    (8,211,046)
                                                                -----------     ----------
                                                                $10,310,235     $9,401,638
                                                                ===========     ==========

     As of May 31, 1994 and 1995, equipment awaiting installation and approximately $285,435 and $230,481 of transmission equipment and system construction costs were not yet subject to depreciation.

(4) LONG-TERM DEBT

     Long-term debt at May 31, 1994 and 1995 consists of the following:

                                                                   1994            1995
                                                                -----------     -----------
    Philips Credit Corporation................................  $10,000,000     $ 9,326,358
    Addison Group.............................................    1,660,000       1,600,000
    Investor advances/UCL Disgorgement Fund...................    7,000,000       6,000,000
    Other.....................................................      393,522         315,731
                                                                -----------     -----------
                                                                 19,053,522      17,242,089
    Less current portion......................................   11,875,980      11,043,590
                                                                -----------     -----------
                                                                $ 7,177,542     $ 6,198,499
                                                                ===========     ===========

     In 1990, TechniVision and Philips Credit Corporation ("PCC") entered into a credit agreement, as amended, whereby the Company could borrow a maximum of $10.0 million to finance principally the construction of and initial operational costs for the wireless cable system located in Corpus Christi. As of May 31, 1995, outstanding borrowings under the credit agreement amounted to $9,326,000. The note is secured by an interest in certain assets of the Company and bears interest at a rate floating at prime (9.00% at May 31, 1995) plus 1.85%.

     The Company has failed to make payments to PCC in accordance with the credit agreement and has failed to comply with certain financial and other covenants. As a result, on March 27, 1995, PCC and the Company entered into a forbearance agreement which, among other things, extended the due date of the note to January 2, 1996, contingent upon the Company entering into an agreement by September 30, 1995 to sell the assets of the Company.

     In connection with Three Sixty's acquisition of TechniVision in October 1989, the Company entered into a compensation agreement with the seller that provided for additional payments during the first five years after launching a market based on the number of subscribers added or a payment of $750,000 for each market sold during such period. Amounts paid under the compensation agreement with respect to additional subscribers are recorded as additional leased license investment. As of May 31, 1995, the Company has remaining obligations of $1,600,000 relating to the Dayton and Corpus Christi systems. The notes are secured by security interests in certain assets of the Company and bear interest at rates ranging from 8% to 10%. The obligations are currently due, and the lenders may, at their option, give notice that the amounts outstanding are

                               TECHNIVISION, INC.

immediately payable. As discussed in note 2, the Company and its stockholders have been exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. If the sale of the Company to Heartland is consummated, an additional $750,000 will be payable to the seller related to the El Paso market.

     During 1993, the Company entered into a series of agreements with certain third parties for the purpose of raising capital for the development of the Dayton, Corpus Christi, El Paso and Salt Lake City systems. The third parties were to receive interests in such systems in consideration for raising the agreed upon capital. Solely as a result of having received funds derived from securities laws violations committed by others, the Company was named as a relief defendant by the Securities and Exchange Commission ("SEC"). As a result, in February 1995, the Company voluntarily entered into an agreement with the SEC to disgorge the sum of $7.0 million, representing the proceeds it received from securities laws violations committed by others. The note is noninterest-bearing and is payable in full on December 31, 1996 or upon the sale of TechniVision. In April 1995, the Company paid $1.0 million on the note out of the proceeds from the sale of the Salt Lake City market (see note 6).

(5) LEASES

     The Company leases from third parties channel rights licensed by the FCC. Under FCC policy, the base term of most of these leases cannot exceed ten years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels range from five to ten years, and there is no automatic renewal of such licenses. The use of such channels by third parties is subject to regulation by the FCC and, therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the third party lessor's continuing compliance with applicable regulations. The remaining terms of the Company's channel leases range from less than one year to 10 years. Most of the Company's leases provide for automatic renewal of their terms upon FCC renewal of the underlying license, grant the Company a right of first refusal and/or require the parties to negotiate renewal in good faith. Although the Company does not believe that the termination of or failure to renew a single channel lease could adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various factors, such as subscriber levels or subscriber revenues.

     Payments under the channel rights lease agreements begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expense was $61,190, $123,510 and $169,964 for the years ended May 31, 1993, 1994 and 1995, respectively.

     The Company also has certain operating leases for office space and transmission tower space. Rent expense incurred in connection with other operating leases was $90,059, $142,326 and $159,383 for the years ended May 31, 1993, 1994 and 1995, respectively.

     Future minimum lease payments due under channel rights leases for operational systems and other noncancellable operating leases in effect at May 31, 1995 are as follows:

                                                    CHANNEL       OTHER
YEAR ENDING                                          RIGHTS      OPERATING
  MAY 31,                                            LEASES       LEASES
-----------                                         --------     --------
  1996............................................  $307,889     $148,770
  1997............................................   307,889      158,970
  1998............................................   325,889      163,170
  1999............................................   361,889      116,000
  2000............................................   361,889       99,600

                               TECHNIVISION, INC.

(6) SETTLEMENT AGREEMENT/SALE OF SALT LAKE CITY MARKET

     In February 1995, the Company sold its wireless cable channel rights in the Salt Lake City market to CableMaxx, Inc. ("CableMaxx"). The sales price consisted of cash of $5.85 million and 907,311 restricted shares of CableMaxx common stock. In April 1995, the Company entered into a settlement agreement with various third parties with respect to certain claims and disputes which arose in connection with the development of the Dayton, Corpus Christi, El Paso and Salt Lake City systems (see note 4). The settlement agreement provided for, among other things, the dismissal of certain actions and mutual releases of claims among the parties and the manner of distribution among the parties to the settlement agreement of the cash and CableMaxx common stock from the sale of the Salt Lake City wireless cable channel rights. As a result of the sale of the channel rights and the settlement agreement, the Company received 50% of the proceeds from the sale and recorded a gain from the sale of the Salt Lake City channel rights of $3,362,000 during the year ended May 31, 1995.

(7) RELATED PARTY TRANSACTIONS

     The Company paid $305,496 in 1993, $1,055,029 in 1994 and $632,130 in 1995
to various affiliates for services performed in connection with the development of wireless cable television systems and certain administrative services.

(8) COMMITMENTS

     The Company has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1994 through 1997. The agreements generally require monthly payments based upon the number of subscribers to the Company's systems, subject to certain minimums.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             PRO FORMA FINANCIAL INFORMATION FOR CONSUMMATED EVENTS

     The following Pro Forma Statements for Consummated Events present pro forma financial information of the Company with respect to various events (other than the Transactions). The Pro Forma Statements for Consummated Events are further adjusted for the effects of the Transactions as set forth on pages 71 to 94 of the Registration Statement.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 gives effect to (i) the October 18, 1995 contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One (the "Wireless One Transaction"), (ii) the issuance of approximately 91,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One, (iii) the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and the subsequent repayment of such notes, and (iv) the increase in the Company's equity interest in Wireless One as part of the Wireless One Transaction as if such events had occurred on September 30, 1995. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 give effect to (i) the issuance of 2,415,000 shares of Heartland Common Stock in the Company's initial public offering in April 1994, (ii) the sale in November 1994 of the Convertible Notes, (iii) the 1994 acquisitions of wireless cable systems in Milano, Texas and Lindsay, Oklahoma, (iv) the 1995 acquisitions of wireless cable systems in Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas and Sikeston, Missouri and wireless cable channel rights in certain non-operating markets, (v) the 1994 and 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture, (vi) the issuance of 998,318 shares of Heartland Common Stock in 1994 and 1995 in exchange for minority interests in certain of the Company's subsidiaries, (vii) the issuance in July 1995 of 1,029,707 shares of Heartland Common Stock to RuralVision Joint Venture in exchange for $20,000,000 cash, (viii) the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One in connection with the Wireless One Transaction and
(ix) the Company's equity in pro forma losses of Wireless One, as if such events had occurred on January 1, 1994.

     The pro forma statements of operations financial information does not give effect to the sale of the Notes by the Company in April 1995. Assuming the Notes had been issued on January 1, 1994, interest expense, amortization of related debt issuance costs and amortization of debt discount would have increased by approximately $14 million and $4.6 million for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively.

     The Pro Forma Statements for Consummated Events and accompanying notes should be read in conjunction with the Company's consolidated financial statements (including notes thereto) appearing elsewhere in the Prospectus. The Pro Forma Statements for Consummated Events do not purport to represent what the Company's results of operations or financial position actually would have been had such events occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements for Consummated Events.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET FOR CONSUMMATED EVENTS
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                                  WIRELESS
                                               HISTORICAL            ONE            HEARTLAND
                                                HEARTLAND        TRANSACTION        PRO FORMA
                                               -----------       -----------       -----------
Cash and cash equivalents....................  $ 37,155,064     $10,000,000 (B)    $47,155,064
Restricted investments.......................    11,669,874              --         11,669,874
Net assets held for cash sale or exchange....     9,200,000      (7,000,000)(B)      2,200,000
Other current assets.........................     3,389,470        (354,189)(A)      3,035,281
                                               ------------     -----------        -----------
          Total current assets...............    61,414,408       2,645,811         64,060,219
Systems and equipment, net...................    46,027,017      (2,658,065)(A)     43,368,952
Leased license investment, net...............    64,726,389      (4,244,113)(A)     60,482,276
Investment in Wireless One...................            --      14,044,155 (A)     14,602,442
                                                                (10,000,000)(B)
                                                                  2,000,000 (C)
                                                                  8,558,287 (D)
Notes receivable.............................            --                                 --
Excess of cost over fair value of net assets
  acquired...................................     4,470,286                          4,470,286
Restricted investments.......................    13,077,340                         13,077,340
Net assets held for exchange.................            --                                 --
Other assets , net...........................    10,435,034                         10,435,034
                                               ------------     -----------       ------------
                                               $200,150,474     $10,346,075       $210,496,549
                                               ============     ===========       ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt............  $    616,610     $                 $    616,610
Other current liabilities....................    10,244,363        (113,732)(A)     10,130,631
                                               ------------     -----------       ------------
          Total current
            liabilities......................    10,860,973        (113,732)        10,747,241
Long-term debt, less current portion.........   139,428,429                        139,428,429
Deferred income taxes........................     1,287,560         (98,480)(A)      1,189,080
Other liabilities............................       279,695                            279,695
Stockholders' equity.........................    48,293,817       2,000,000 (C)     58,852,104
                                                                  8,558,287 (D)
                                               ------------     -----------       ------------
                                               $200,150,474     $10,346,075       $210,496,549
                                               ============     ===========       ============

                See accompanying notes to pro forma statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                                        PRO FORMA ADJUSTMENTS
                                                                                                     ----------------------------
                                                                                                       WIRELESS
                                                                    HISTORICAL    ACQUISITIONS            ONE           HEARTLAND
                                                                    HEARTLAND      AND OTHER          TRANSACTION       PRO FORMA
                                                                    ----------    ------------        -----------       ----------
Total revenues....................................................  $ 2,229,494    $ 5,472,554 (E)    $ (111,225)(M)    $ 7,590,823
                                                                    -----------    -----------        ----------        -----------
Operating expenses:
  Systems operations..............................................      762,501      2,362,388 (E)       (55,590)(M)      4,188,612
                                                                                     1,119,313 (F)
  Selling, general and administrative.............................    4,183,307      2,300,261 (E)      (105,599)(M)      6,377,969
  Depreciation and amortization...................................    1,097,668      1,322,786 (E)       (44,931)(M)      3,263,717
                                                                                        68,778 (G)
                                                                                       819,416 (H)
                                                                    -----------    -----------        ----------        -----------
        Total operating expenses..................................    6,043,476      7,992,942          (206,120)        13,830,298
                                                                    -----------    -----------        ----------        -----------
        Operating loss............................................   (3,813,982)    (2,520,388)           94,895         (6,239,475)
Interest expense..................................................     (589,767)    (3,595,266)(I)                       (4,185,033)
Equity in losses of investees.....................................     (386,985)       386,985 (J)    (1,004,594)(N)     (1,004,594)
Interest income and other.........................................      152,450             --                              152,450
                                                                    -----------    -----------        ----------        -----------
        Loss before income taxes..................................   (4,638,284)    (5,728,669)         (909,699)       (11,276,652)
Income tax benefit................................................    1,594,963        863,849 (K)                        2,458,812
                                                                    -----------    -----------        ----------        -----------
        Net loss..................................................  $(3,043,321)   $(4,864,820)       $ (909,699)       $(8,817,840)
                                                                    ===========    ===========        ==========        ===========
Net loss per share................................................  $    (0.30)                                         $     (0.70)
                                                                                                                        ===========
Weighted average shares outstanding...............................   10,041,000      2,407,412 (L)        93,032 (C)     12,541,444
                                                                    ===========    ===========        ==========        ===========

                See accompanying notes to pro forma statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                     PRO FORMA ADJUSTMENTS
                                                                                 ------------------------------
                                                                                                     WIRELESS
                                                                 HISTORICAL      ACQUISITIONS           ONE            HEARTLAND
                                                                  HEARTLAND       AND OTHER         TRANSACTION        PRO FORMA
                                                                 -----------     ------------       -----------       -----------
Total revenues.................................................  $ 9,292,837      $1,283,545 (O)    $ (632,173)(M)    $  9,944,209
                                                                ------------     -----------        ----------        ------------
Operating expenses:
  Systems operations...........................................    2,894,074         627,144 (O)      (399,687)(M)       3,371,531
                                                                                     250,000 (P)
  Selling, general and administrative..........................    7,449,699         587,774 (O)      (348,447)(M)       7,689,026
  Depreciation and amortization................................    3,966,120         350,966 (O)      (193,962)(M)       4,396,920
                                                                                     256,602 (Q)
                                                                                      17,194 (G)
                                                                ------------     -----------        ----------        ------------
        Total operating expenses...............................   14,309,893       2,089,680          (942,096)         15,457,477
                                                                ------------     -----------        ----------        ------------
        Operating loss.........................................   (5,017,056)       (806,135)          309,923          (5,513,268)
Interest expense...............................................   (8,908,459)                                           (8,908,459)
Equity in losses of investees..................................     (128,663)        128,663 (J)    (1,049,583)(N)      (1,049,583)
Interest income and other......................................    1,568,946                                             1,568,946
                                                                ------------     -----------        ----------        ------------
        Loss before income taxes...............................  (12,485,232)       (677,472)         (739,660)        (13,902,364)
Income tax benefit.............................................    1,307,137      (1,307,137)(K)                                --
                                                                ------------     -----------        ----------        ------------
        Net loss............................................... $(11,178,095)    $(1,984,609)         (739,660)       $(13,902,364)
                                                                ============     ===========        ==========        ============
Net loss per share.............................................       $(0.96)                                               $(1.10)
                                                                ============
Weighted average shares outstanding............................   11,624,000         874,895 (L)        93,032 (C)      12,591,927
                                                                ============     ===========        ==========        ============

                See accompanying notes to pro forma statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

              NOTES TO PRO FORMA STATEMENTS FOR CONSUMMATED EVENTS

(A) Reflects the contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One.

(B) Reflects the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and subsequent repayment of such notes.

(C) Reflects the issuance of approximately 93,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One.

(D) Reflects the increase in Heartland's equity interest in Wireless One as part of the Wireless One Transaction as if such event had occurred on September 30, 1995. Subsequent to the Wireless One Transaction, Heartland's equity interest in Wireless One was approximately 26.6%.

(E) Reflects the historical revenues and expenses associated with the acquisitions of wireless cable systems in Milano, Texas in December 1994, Lindsay, Oklahoma in December 1994, Shaw, Kansas in January 1995, Lubbock, Texas in May 1995, Lykens, Ohio in July 1995, Paragould, Arkansas in July 1995, and Sikeston, Missouri in July 1995, until the respective acquisition dates of such systems.

(F) Reflects the incremental lease rental payments associated with the 1994 and 1995 purchases by and distribution to Heartland of certain non-operating markets previously owned by RuralVision Joint Venture.

(G) Reflects incremental amortization of the excess purchase price over the fair value of net identifiable assets acquired associated with the acquisitions of certain minority interests. Amortization of the excess purchase price over the fair value of net identifiable assets acquired is based on an estimated useful life of 20 years.

(H) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Milano, Texas, Lindsay, Oklahoma, Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

(I) Reflects incremental interest expense on $40 million of Convertible Notes issued by Heartland in November 1994 at a rate of 9.0% and incremental amortization of related debt issuance costs by the interest method over the life of such notes.

(J) Reflects the reversal of equity in losses in RuralVision Joint Venture due to the termination of such venture in January 1995 and acquisition of such venture's markets by Heartland.

(K) Reflects the adjustment to income tax benefit related to pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable differences.

(L) Reflects the incremental increase in weighted average shares of Heartland Common Stock outstanding related to the issuance of 2,415,000 shares in Heartland's initial public offering in April 1994, the exchange of 694,280 and 304,038 shares for minority interests in certain of the Company's subsidiaries in 1994 and 1995, respectively, and the issuance of 1,029,707 shares in July 1995 to RuralVision Joint Venture in exchange for $20,000,000 cash.

(M) Reflects the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One.

(N) Reflects Heartland's equity in pro forma losses of Wireless One as if the Wireless One Transaction had occurred on January 1, 1994.

(O) Reflects the historical revenues and expenses associated with the wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri until their respective acquisition dates. The acquisition dates of each respective system are set forth in note (E).

(P) Reflects the incremental lease rental payments associated with the 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture.

(Q) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
RuralVision Central, Inc. and RuralVision South, Inc.

We have audited the accompanying combined balance sheets of RuralVision Central, Inc. and RuralVision South, Inc. (Kansas and Texas corporations, respectively) as of December 31, 1993 and 1992, and the related combined statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of RuralVision Central, Inc. and RuralVision South, Inc. as of December 31, 1993 and 1992, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Companies will continue as going concerns. As discussed in Note 2 to the financial statements, the Companies have incurred cumulative losses since inception of $17,269,353 through December 31, 1993, and as of that date liabilities exceeded assets by $17,204,736. Additional capital or financing is needed to enable pending licenses to be secured and additional systems to be built. These factors, among others, more fully discussed in Note 2, raise substantial doubt about the Companies' ability to continue as going concerns. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON

Kansas City, Missouri
February 10, 1994

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                            COMBINED BALANCE SHEETS

                                                           DECEMBER 31,
                                                   -----------------------------      AUGUST 18,
                                                       1992             1993             1994
                                                   ------------     ------------     ------------
                                                                                     (UNAUDITED)
                     ASSETS
Cash.............................................  $     25,907     $    248,271     $     97,598
Accounts receivable -- trade, net of allowance
  for doubtful accounts of $46,495 in 1992,
  $89,423 in 1993 and $106,987 in 1994 (note
  1(c))..........................................        35,979          205,170          201,838
Inventories of subscriber reception equipment
  (note 1(i))....................................       790,406          498,080          509,675
Prepaid expenses and deposits....................       438,410          821,400        1,381,756
Property and equipment, net (notes 1(d) and 4)...     7,734,063        7,468,540        7,268,923
Deferred licensing costs (notes 1(c) and 3)......     1,059,500        1,024,459        1,553,941
Investment in joint venture (note 9).............            --           62,763               --
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============
    LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable.................................  $  1,576,331     $    398,303     $    465,271
Accrued expenses.................................       358,471          352,980          139,976
Notes payable -- related party (note 5)..........    16,980,983       25,836,878       30,459,609
Other notes payable (note 5).....................     1,127,362          744,109        1,022,247
Other liabilities................................       152,150          201,149          200,975
Loss in excess of basis in joint venture (note
  8).............................................         8,549               --               --
                                                   ------------     ------------     ------------
                                                     20,203,846       27,533,419       32,288,078
Stockholders' deficit:
  Common stock (note 7)..........................        21,996           24,440           24,440
  Additional paid-in capital.....................        42,621           40,177           40,177
  Accumulated deficit............................   (10,184,198)     (17,269,353)     (21,338,964)
                                                   ------------     ------------     ------------
                                                    (10,119,581)     (17,204,736)     (21,274,347)
Commitments and contingencies (note 6)...........
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                          YEARS ENDED DECEMBER 31,              SIX MONTHS        FOR THE PERIOD
                                   ---------------------------------------        ENDED         JANUARY 1, 1994 TO
                                      1991          1992          1993        JUNE 30, 1993      AUGUST 18, 1994
                                   -----------   -----------   -----------   ----------------   ------------------
                                                                                          (UNAUDITED)
Wireless Cable Operations:
  Revenues:
    Pay television revenue.......  $   176,922   $ 2,225,128   $ 4,203,430     $  2,032,697        $  3,042,203
    Installation revenue.........       97,101       247,320       136,305           88,597              53,390
                                   -----------   -----------   -----------     ------------        ------------
         Total revenues..........      274,023     2,472,448     4,339,735        2,121,294           3,095,593
  Costs and expenses:
    Programming costs............       33,401       528,088       980,254          464,116             699,245
    Direct selling and
      marketing..................       49,762       431,419       244,588          178,616             113,754
    Airtime lease fees...........       18,000        90,208       183,083           84,792             151,062
    Depreciation and
      amortization...............      131,694       678,094     1,038,891          718,201             836,693
    Management fee paid to
      related party (note 8).....       12,000       249,422       439,305          214,113             295,992
    Other operating costs........      466,184     1,600,453     2,086,797        1,086,607           1,018,874
                                   -----------   -----------   -----------     ------------        ------------
                                       711,041     3,577,684     4,972,918        2,746,445           3,115,620
                                   -----------   -----------   -----------     ------------        ------------
                                      (437,018)   (1,105,236)     (633,183)        (625,151)            (20,027)
Licensing activities:
  Salaries.......................       90,073       235,316       346,602          307,800             206,512
  Engineering....................      871,610     1,723,912       784,549          491,358             173,481
  Legal fees.....................      214,169       341,221       345,307          150,504             282,597
  Airtime lease fees on
    nonoperating sites...........      360,672       403,347       968,254          338,040           1,003,511
  Other licensing costs..........      124,420       646,252       222,669           62,146             279,565
  Less capitalized licensing
    costs........................   (1,027,430)      (28,350)           --               --                  --
                                   -----------   -----------   -----------     ------------        ------------
                                       633,514     3,321,698     2,667,381        1,349,847           1,945,666
Expenses:
  General and administrative
    expenses.....................    1,211,742     1,521,560     1,381,405          976,346             598,935
  Interest expense -- related
    party........................      287,795     1,536,566     2,406,124        1,049,403           2,073,012
  Interest expense -- other......           --        18,520       140,742           45,572              38,251
  Equity in loss of joint
    venture......................           --       110,549        66,422               --              80,043
                                   -----------   -----------   -----------     ------------        ------------
                                     1,499,537     3,187,195     3,994,693        2,071,321           2,790,242
Other income.....................           --            --      (210,102)         (16,798)           (686,323)
                                   -----------   -----------   -----------     ------------        ------------
  Net loss.......................  $(2,570,069)  $(7,614,129)  $(7,085,155)    $ (4,029,521)       $ (4,069,611)
                                   ===========   ===========   ===========     ============        ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                      COMMON STOCK
                                        (NOTE 7)          ADDITIONAL
                                   ------------------      PAID-IN       ACCUMULATED
                                   SHARES     AMOUNT       CAPITAL         DEFICIT           TOTAL
                                   ------     -------     ----------     ------------     ------------
Balance January 1, 1991..........      20     $10,000      $     --      $         --     $     10,000
Net loss.........................      --          --            --        (2,570,069)      (2,570,069)
Issued during the year...........  10,000      11,996        38,004                --           50,000
                                   ------     -------     ---------      ------------     ------------
Balance December 31, 1991........  10,020      21,996        38,004        (2,570,069)      (2,510,069)
Net loss.........................      --          --            --        (7,614,129)      (7,614,129)
Issuance of warrants (note 7)....      --          --         4,617                --            4,617
                                   ------     -------     ---------      ------------     ------------
Balance December 31, 1992
  (note 11)......................  10,020      21,996        42,621       (10,184,198)     (10,119,581)
Net loss.........................      --          --            --        (7,085,155)      (7,085,155)
Issuance of officer stock award
  (notes 10 and 11)..............   1,113       2,444        (2,444)               --               --
                                   ------     -------     ---------      ------------     ------------
Balance December 31, 1993........  11,133      24,440        40,177       (17,269,353)     (17,204,736)
Net loss (unaudited).............      --          --            --        (4,069,611)      (4,069,611)
                                   ------     -------     ---------      ------------     ------------
Balance August 18, 1994..........  11,133     $24,440      $ 40,177      $(21,338,964)    $(21,274,347)
                                   ======     =======      ========      ============     ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED DECEMBER 31,                                 FOR THE PERIOD
                                               -----------------------------------------   SIX MONTHS ENDED   JANUARY 1, 1994 TO
                                                  1991           1992           1993        JUNE 30, 1993      AUGUST 18, 1994
                                               -----------    -----------    -----------   ----------------   ------------------
                                                                                                       (UNAUDITED)
Cash flows used in operating activities:
  Net loss...................................  $(2,570,069)   $(7,614,129)   $(7,085,155)    $ (4,029,521)       $ (4,069,611)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
    Gain on sale of asset....................           --             --        (34,350)              --                  --
    Depreciation and amortization............      174,210        854,521      1,194,897          718,203             836,693
    Equity in loss of joint venture..........           --        110,549         66,422               --              80,043
    (Increase) decrease in assets:
      Accounts receivable....................      (10,147)       (15,832)      (169,191)        (109,341)             50,436
      Inventories............................     (748,690)       (41,716)       292,326            5,952             (11,595)
      Prepaid expenses.......................     (131,343)      (283,899)      (382,990)        (421,660)           (607,460)
      Deferred licensing costs...............     (903,001)      (192,499)        35,041               --            (510,455)
    (Decrease) increase in liabilities:
      Accounts payable.......................      668,232        887,346     (1,178,028)        (823,856)            (88,027)
      Accrued expenses.......................      173,401        185,070         (5,491)         704,668            (234,063)
      Accrued interest.......................      286,880      1,532,740      2,406,124        1,049,403           2,073,012
      Other liabilities......................       67,170         84,980         64,263           32,423              (1,701)
                                               -----------    -----------    -----------     ------------        ------------
         Total adjustments...................     (423,288)     3,121,260      2,289,023        1,155,792           1,762,937
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in operating
           activities........................   (2,993,357)    (4,492,869)    (4,796,132)      (2,873,729)         (2,306,674)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from investing activities:
  Proceeds from sale of vehicles.............           --             --        198,000               --                  --
  Purchase of towers and transmitting
    equipment................................   (2,476,615)    (1,764,007)            --               --                  --
  Purchase of subscriber equipment...........     (619,396)    (2,824,655)      (933,288)        (690,006)           (655,076)
  Purchase of other property and equipment...     (247,134)      (740,946)      (175,000)              --                  --
  Investment in joint venture................           --        (66,000)      (137,734)         (63,737)            (17,280)
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in investing
           activities........................   (3,343,145)    (5,395,608)    (1,048,022)        (753,743)           (672,356)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock.....       50,000             --             --               --                  --
  Proceeds from issuance of warrants.........           --          4,617             --               --                  --
  Borrowings from stockholder................    5,862,182      9,190,929      6,449,771        3,936,110            (853,771)
  Line of credit.............................           --        907,996       (189,807)        (161,058)            (25,914)
  Other borrowings...........................           --        219,366       (193,446)              --           2,000,000
  Advances from affiliate....................      467,560       (467,560)            --               --                  --
                                               -----------    -----------    -----------     ------------        ------------
         Net cash provided by financing
           activities........................    6,379,742      9,855,348      6,066,518        3,775,052           2,827,857
                                               -----------    -----------    -----------     ------------        ------------
Net increase (decrease) in cash..............       43,240        (33,129)       222,364          147,580            (151,173)
Cash at beginning of period..................       15,796         59,036         25,907           25,907             248,271
                                               -----------    -----------    -----------     ------------        ------------
Cash at end of period........................  $    59,036         25,907        248,271          173,487              96,735
                                               ===========    ===========    ===========     ============        ============
Supplemental disclosures of cash flow
  information:
    Cash paid for interest...................  $        --    $    10,041    $    98,124     $     36,265        $         --
                                               ===========    ===========    ===========     ============        ============
Noncash investing and financing activities:
  Licenses transferred to joint venture......  $        --    $    36,000    $        --     $         --        $         --
                                               ===========    ===========    ===========     ============        ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
     (INFORMATION AS OF AUGUST 18, 1994 AND FOR THE SIX-MONTH PERIOD ENDED
       JUNE 30, 1993 AND JANUARY 1, 1994 TO AUGUST 18, 1994 IS UNAUDITED)

(1)  Summary of Accounting Policies

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.

     (a)  Principles of Combination

     The accompanying combined financial statements include the accounts of RuralVision Central, Inc. and RuralVision South, Inc. Voting control of each company is vested in the same stockholders and the companies are under common management. Because of these relationships, the financial statements of the companies (hereinafter collectively referred to as RuralVision or the Company) have been prepared as if they were a single entity. All significant intercompany balances and transactions have been eliminated.

     (b)  History and Business Activity

     Wireless Cable TV, Inc. was formed in May 1990, later named LDH Cablevision, Inc., and ultimately renamed RuralVision Central, Inc. RuralVision, Inc. was formed in December 1990 and its name was later changed to RuralVision South, Inc. Since inception, RuralVision has been in the business of developing wireless cable television systems in nonurban and rural markets in the United States. RuralVision controls or has pending applications for channels in 103 separate markets. The Company has commenced wireless service in five of these markets. The Company also has an interest in licenses in seven additional markets through agreements with other parties.

     (c)  Deferred Licensing Costs

     RuralVision defers outside legal and engineering fees incurred to develop licenses in wireless cable markets. All additional costs related to site modifications and legal and engineering expenses associated with license amendments and defense of applications are expensed in the periods in which they are incurred. Capitalized costs are amortized over the ten-year life of the underlying licenses upon grant. Deferred costs related to abandoned markets are expensed when the licenses are abandoned. Management continually evaluates the recoverability of these deferred costs.

     (d)  Property and Equipment

     Initial subscriber installation costs that are capitalized include reception equipment on subscriber premises, direct labor, outside contract labor and allocated overhead. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization is provided for on a straight-line basis over the following useful lives:

            Subscriber installation costs...........................  7 years
            Tower systems...........................................  10 years
            Furniture, fixtures and equipment.......................  5 to 7 years
            Buildings...............................................  20 years

     (e)  Revenue Recognition

     Subscriber revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up to the extent of costs incurred to obtain subscribers.

     (f)  Airtime Leases

     Payments on granted airtime leases are expensed ratably in the year to which they relate.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     (g)  Income Taxes

     Income taxes on any net earnings of RuralVision Central, Inc. and RuralVision South, Inc. would be payable by the stockholders pursuant to an election as an S Corporation under the Internal Revenue Code not to have the Company taxed as a corporation. Losses incurred also flow to the tax return of the stockholders. No income taxes would have been payable had this election not been made.

     (h)  Inventories

     Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

     (i)  Interim Financial Information

     In the opinion of management, the accompanying unaudited combined condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's results of operations and cash flows for the six months ended June 30, 1993 and the period from January 1, 1994 to August 18, 1994, and changes in stockholders' deficit for the period from January 1, 1994 to August 18, 1994. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2)  Realization of Assets

     The accompanying combined financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown on the accompanying balance sheet, the Company's liabilities exceeded its assets by $17,204,736 at December 31, 1993. In addition, the Company has sustained losses through December 31, 1993 of $17,269,353. Continued losses are anticipated as pending licenses are secured and systems are developed. The Company must obtain additional capital to develop and secure licenses, build systems, obtain customers and become profitable. Given these facts, the ability of the Company to continue as a going concern and the recoverability of a major portion of its recorded asset amounts is dependent upon its ability to meet its financing requirements on a continuing basis, to maintain its present financing and to succeed in its future operations.

     The Company and its stockholders are currently exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. There can be no assurance that the Company will be able to obtain additional capital or financing.

     The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or amounts of liabilities that might be necessary depending upon the outcome of these uncertainties.

(3)  Deferred Licensing Costs

     The Company has ownership and lease interests in applications pending and granted for both commercial and noncommercial wireless cable TV licenses. The noncommercial licenses are those that have been set aside by the Federal Communications Commission for "eligible" entities that provide instructional television services. Typically, four television channels are granted to each noncommercial licensee. Pursuant to exclusive lease agreements with noncommercial eligible entities, RuralVision incurs the cost of preparing and filing the applications, constructing the wireless cable systems, and providing certain minimum hours of educational programming per week. In exchange, the noncommercial licensees lease excess airtime exclusively to the Company, which may be used for commercial television services. The Company applies for commercial licenses in its own name; these licenses consist of one to four commercial channels.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Deferred licensing costs consist of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1992           1993
                                                                  ----------     ----------
    Granted licenses............................................  $  304,000     $  497,859
    Pending licenses............................................     785,000        585,500
                                                                  ----------     ----------
                                                                   1,089,000      1,083,359
    Less accumulated amortization on granted licenses...........      29,500        (58,900)
                                                                  ----------     ----------
                                                                  $1,059,500     $1,024,459
                                                                  ==========     ==========

     The following is a summary of licenses:

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................  357      257
         Granted...........................................................  152      225
                                                                             ---      ---
                                                                             509      482
                                                                             ===      ===
    Commercial:
         Pending...........................................................  180      129
         Granted...........................................................   12        7
                                                                             ---      ---
                                                                             192      136
                                                                             ===      ===

     The Company has an interest in the following licenses through ventures with other parties (see note 9):

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................   21       11
         Granted...........................................................   15       23
                                                                             ---      ---
                                                                              36       34
                                                                             ===      ===
    Commercial:
         Pending...........................................................    2        6
         Granted...........................................................    5        5
                                                                             ---      ---
                                                                               7       11
                                                                             ===      ===

     In addition, the Company has certain rights to seven microwave frequencies in other markets. Subsequent to December 31, 1993, management was negotiating the sale of these rights to a nonrelated third party.

     Five commercial licenses in one of the Company's currently operating markets have been granted in the name of related parties. Management intends to enter into agreements with these parties to lease the frequencies for nominal amounts.

     The ability to establish a viable wireless cable service market is dependent on the Company obtaining the rights to a sufficient number of channels in the market. The Company had licenses granted or pending, either directly or through joint ventures, in 110 markets as of December 31, 1993. Management believes that RuralVision will obtain channel rights in a significant number of these markets. In markets where, due to

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

competing applications, the Company does not obtain sufficient channel rights to warrant construction of a system, the Company has historically been able to recover its capitalized costs through negotiated settlements with the competing applicants. Management believes this will continue to be the case.

(4)  Property and Equipment

     Property and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Tower systems.............................................  $ 4,240,622     $ 4,167,820
    Subscriber installation costs.............................    3,444,051       4,185,899
    Vehicles..................................................      239,500              --
    Land and buildings........................................      286,328         366,381
    Furniture, fixtures and equipment.........................      552,293         646,934
                                                                -----------     -----------
                                                                  8,762,794       9,367,034
    Less accumulated depreciation.............................   (1,028,731)     (1,898,494)
                                                                -----------     -----------
                                                                $ 7,734,063     $ 7,468,540
                                                                ===========     ===========

(5)  Notes Payable

     Notes payable consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Related party notes payable:
         Stockholder loans....................................  $15,161,363     $21,611,134
         Accrued interest on stockholder loans................    1,819,620       4,225,744
                                                                -----------     -----------
                                                                 16,980,983      25,836,878
    Other notes payable:
         Bank line of credit..................................      907,997         718,195
         Vehicle loan.........................................      188,365              --
         Other................................................       31,000          25,914
                                                                -----------     -----------
                                                                $ 1,127,362     $   744,109
                                                                ===========     ===========

     The stockholder loans consist of two unsecured notes payable on demand or, if no demand is made, on December 1, 1994. The notes bear interest at the rate of 12% compounded annually.

     The bank line of credit provides for available borrowings of $810,000 and bears interest at the rate of 8% payable quarterly. The line is payable on demand, or, if no demand is made, in May 1994. The line is secured by real estate held in an affiliated company and the guarantee of the estate of the majority stockholder. In July 1994, the bank line of credit, of which $718,195 was outstanding, was assigned to the estate of the majority stockholder and accordingly has been reflected as an increase in the balance of notes payable-related party in the combined balance sheet as of August 18, 1994.

     The vehicle loan is payable in monthly payments of $1,787, including interest at prime plus 1% (7% at December 31, 1992). The vehicle that secured the loan was sold in 1993 and the loan was paid off.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(6)  Commitments and Contingencies

     As noted above, the Company has entered into agreements with educational institutions to lease excess airtime on noncommercial licenses. The standard agreement has a 10-year term and provides that the Company has the right to match any outside offer to lease the institution's excess air time at the end of the 10-year period. The leases require payments as follows:

        Initial nonrefundable fee...................................  $1,000
        Fee upon grant of license...................................           $ 4,000
        One year from the date of grant.............................   7,500
        Annual payment in years three through ten...................            10,000

     The Company has also entered into options to lease, and leases for, land for tower sites in the majority of the markets in which the Company has pending or granted lease rights. The option price generally averages $300 for a one-year option period and is renewable for an additional year at the same price. The lease terms are generally 15 years with a 10-year renewal option. The leases call for annual payments averaging $2,500 per year and allow for inflation increases based on the Consumer Price Index after the initial year. At December 31, 1993, the Company was committed on land leases for its five operating sites.

     The Company also leases vehicles, equipment and facilities under noncancellable operating leases.

     Minimum rental commitments under lease obligations are as follows:

                                                                GRANTED       ALL OTHER
                                                                AIRTIME       EXECUTED
                                                                LEASES         LEASES
                                                              -----------     ---------
        1994................................................  $ 2,097,500     $ 241,416
        1995................................................    2,290,000        36,731
        1996................................................    2,290,000        17,178
        1997................................................    2,290,000        13,150
        1998................................................    2,290,000        11,400
        Thereafter..........................................    7,370,000        86,000
                                                              -----------     ---------
                                                              $18,627,500     $ 405,875
                                                              ===========     =========

     The rental commitments shown above do not include lease obligations related to pending noncommercial licenses. Airtime lease obligations will increase substantially if additional pending noncommercial licenses are granted.

     Lease expense in 1993, 1992 and 1991 under airtime leases was $1,151,337, $493,555 and $378,672, respectively. Rental expense under all other noncancellable operating leases in 1993, 1992 and 1991 was $339,939, $332,919 and $203,368, respectively.

     The Company has entered into agreements with certain corporate officers. The agreements provide that in the event of a sale of the Company, if the officers' employment is not continued, they will be paid a bonus of one year's salary.

(7)  Common Stock

     RuralVision Central, Inc. has 100 authorized shares of $500 par value common stock, of which 26.667 shares were outstanding at December 31, 1993. RuralVision South, Inc. has 100,000 authorized shares of $1 par value common stock, of which 11,106.66 shares were outstanding at December 31, 1993.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     In 1992 warrants to purchase 16 shares of RuralVision Central, Inc. common stock at a price of $1,250 per share were issued for total consideration of $3,840. At the same time, warrants to purchase 6,664 shares of RuralVision South, Inc. common stock at a price of $.65 per share were issued for total consideration of $777. The warrants were issued to related parties of the Company's stockholder. They can be exercised any time after December 31, 1995 and before April 1, 1996. The consideration paid was based upon an appraisal.

(8)  Related Party Transactions

     The Company leases facilities under a noncancellable operating lease from a stockholder. The lease provides for monthly rent of $6,600 through August 1994. Rental expense paid under the lease was $79,200, $79,200 and $60,000 in 1993, 1992 and 1991, respectively.

     The Company also operates under a management agreement with an affiliated company. Under the terms of the agreement, the Company pays the affiliate 10% of gross revenues for administrative services. Management fee expense in 1993, 1992 and 1991 was $439,305, $249,422 and $12,000, respectively. The Company also leased an airplane from the affiliate in 1992 and 1991. Total expense under this agreement was $85,500 in 1992 and 1991.

(9)  Joint Ventures

     The Company entered into a 50% joint venture with a conflicting cable license applicant in 1992. The joint venture, RuralVision of Southern Illinois, was formed to combine the license rights of the two parties and develop four wireless cable systems. The Company contributed license rights with related deferred costs of $36,000 and cash of $66,000 in 1992 and cash of $137,734 in 1993.

     The summarized unaudited financial position of the unconsolidated joint venture at December 31, 1993 is as follows:

            Cable systems in progress.................................  $604,000
            Other assets..............................................    72,000
                                                                        --------
                                                                        $676,000
                                                                        --------
            Accounts payable..........................................     6,000
            Capital...................................................   670,000
                                                                        --------
                                                                        $676,000
                                                                        ========

     The Company also has an agreement with another party in a market where RuralVision licenses are pending whereby the other party has a 10% interest in future net profits when the cable system is developed. The other party is also required to contribute toward development of the system.

     In addition, the Company has entered into agreements with conflicting license applicants to assign its noncommercial license applications in two markets and abandon noncommercial licenses in one market. As consideration the other parties have agreed to pay RuralVision $128,500. The Company will also receive approximately $.91 per subscriber per month in one market and 2% of gross revenues in the other market for a period of 10 years. The Company has no obligations to contribute to the development of the cable systems in any of these markets.

(10)  Stock Grant

     In December 1992, common stock of both companies was awarded to an officer for services rendered. The award represents a 10% interest in each company after considering the additional shares granted. The

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

stock was distributed to the officer in January 1993. In 1993 an additional cash bonus of $685,354 was awarded to the same officer. See note 11.

(11)  Prior Period Adjustment

     The combined balance sheet at December 31, 1992, and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended have been restated to reflect the correction of an overstatement of officer's compensation expense and the related accrual of $1,050,000 arising from the award of stock to an officer of the Company (see note 10). The accrued stock compensation, as originally determined, was based on inaccurate information. Accordingly, the 1992 combined financial statements have been restated by reducing the expense for the officer's stock award and the net loss by $1,050,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Cross Country Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cross Country Division as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on August 19, 1994, RuralVision Joint Venture, a general partnership in which Cross Country Wireless, Inc. had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, in a business combination accounted for as a purchase. As a result of the acquisition, financial information for periods after August 18, 1994 is presented on a different cost basis than that for the periods before August 18, 1994 and, therefore, such information is not comparable.

                                        KPMG Peat Marwick LLP

Dallas, Texas
July 28, 1995

                             CROSS COUNTRY DIVISION

                                 BALANCE SHEETS



                                                        DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                            1993             1994            1995
                                                        ------------     ------------     -----------
                                                                                          (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................   $   50,370       $   41,745       $    9,348
  Subscriber receivables, net of allowance for
     doubtful accounts of $50,977 in 1993 and $77,979
     in 1994..........................................       65,675           77,979          132,317
  Prepaid expenses and other..........................      200,886          228,080          223,218
                                                         ----------       ----------       ----------
          Total current assets........................      317,021          347,804          364,883
Systems and equipment, net (note 2)...................    3,630,952        3,260,737        3,072,768
Leased license investment, net of accumulated
  amortization of $13,850 in 1993 and $45,847 in 1994
  (note 1(d)).........................................       55,150        6,232,469        6,170,347
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========
           LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............   $  208,627       $  121,169       $  646,460
  Unearned revenue....................................       98,630           93,715          151,389
                                                         ----------       ----------       ----------
          Total current liabilities...................      307,257          214,884          797,849
Division equity (note 1(a))...........................    3,695,886        9,626,126        8,810,149
Commitments (notes 3 and 5)...........................
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========


                See accompanying notes to financial statements.

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF OPERATIONS
                              AND DIVISION EQUITY


                                                                    SIX                            SIX
                                                  JANUARY 1,      MONTHS        AUGUST 19,       MONTHS
                                   YEAR ENDED      1994 TO         ENDED         1994 TO          ENDED
                                  DECEMBER 31,    AUGUST 18,     JUNE 30,      DECEMBER 31,     JUNE 30,
                                      1993           1994          1994            1994           1995
                                  ------------    ----------    -----------    ------------    -----------
                                                                (UNAUDITED)                    (UNAUDITED)
Revenue..........................  $1,952,207     $1,416,375    $ 1,064,905     $  710,697     $ 1,008,608
                                   ----------     ----------    -----------     ----------     -----------
Operating expenses:
  Systems operations.............     966,153        733,688        498,055        421,074         540,997
  Selling, general and
     administrative..............     839,522        398,938        331,511        242,206         297,127
  Depreciation and
     amortization................     493,478        339,838        247,881        208,922         287,439
                                   ----------     ----------    -----------     ----------     -----------
          Total operating
            expenses.............   2,299,153      1,472,464      1,077,447        872,202       1,125,563
                                   ----------     ----------    -----------     ----------     -----------
          Net loss...............    (346,946)       (56,089)       (12,542)      (161,505)       (116,955)
Division equity at beginning of
  period.........................   3,599,438      3,695,866      3,695,866      3,533,807       9,626,126
Elimination of RuralVision equity
  (note 1(a))....................          --             --             --     (3,533,807)             --
Net investment in and advances
  from (to) parents..............     443,374       (105,970)      (225,328)     9,787,631        (699,022)
                                   ----------     ----------    -----------     ----------     -----------
Division equity at end of
  period.........................  $3,695,866     $3,533,807    $ 3,457,996     $9,626,126     $ 8,810,149
                                   ==========     ==========    ===========     ==========     ===========


                See accompanying notes to financial statements.

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF CASH FLOWS



                                                   JANUARY 1,     SIX MONTHS      AUGUST 19,     SIX MONTHS
                                    YEAR ENDED       1994 TO         ENDED         1994 TO          ENDED
                                   DECEMBER 31,    AUGUST 18,      JUNE 30,      DECEMBER 31,     JUNE 30,
                                       1993           1994           1994            1994           1995
                                   ------------    -----------    -----------    ------------    -----------
                                                                  (UNAUDITED)                    (UNAUDITED)
Cash flows from operating
  activities:
  Net loss........................  $ (346,946)     $  (56,809)    $  (12,542)    $  (161,505)    $ (116,955)
  Adjustments to reconcile net
     loss to net cash used in
     operating activities:
     Depreciation and
       amortization...............     493,478         339,838        247,881         208,922        287,439
     Other........................      96,538          71,574        121,634          55,363         14,551
     Changes in assets and
       liabilities:
       Subscriber receivables.....     (58,738)        (12,471)         6,332             257        (54,338)
       Prepaid expenses and
          other...................     (84,676)        (15,931)       (85,336)        (22,263)         4,862
       Accounts payable and
          accrued expenses........     (91,592)        (89,441)        29,092           1,983        525,291
       Unearned revenue...........      27,118           2,332        (11,316)         10,924         57,674
                                    ----------      ----------     ----------     -----------     ----------
          Net cash from provided
            by operating
            activities............      35,182         239,812        295,745          86,510        718,524
                                    ----------      ----------     ----------     -----------     ----------
Cash flows used in investing
  activities -- capital
  expenditures....................    (442,117)       (169,824)      (100,670)     (9,846,784)       (51,899)
                                    ----------      ----------     ----------     -----------     ----------
Cash flows provided by (used in)
  financing activities -- net
  investment in and advances from
  (to) parents....................     443,374        (105,970)      (225,328)      9,787,631       (699,022)
                                    ----------      ----------     ----------     -----------     ----------
Net increase (decrease) in cash...      36,439         (35,982)       (30,253)         27,357        (32,397)
Cash at beginning of period.......      13,931          50,370         50,370          14,388         41,745
                                    ----------      ----------     ----------     -----------     ----------
Cash at end of period.............  $   50,370          14,388     $   20,117          41,745     $    9,348
                                    ==========      ==========     ==========     ===========     ==========


                See accompanying notes to financial statements.

                             CROSS COUNTRY DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) General and Basis of Presentation


     Heartland Wireless Communications, Inc. ("Heartland") develops, owns and operates wireless cable television systems. On July 18, 1995, Heartland entered into an agreement with Cross Country Wireless, Inc. ("Cross Country"), whereby Heartland issued 1,029,707 shares of its common stock to RuralVision Joint Venture (the "Venture"), a general partnership in which Cross Country owns a 50% interest, in exchange for $20,000,000 cash in a single privately negotiated transaction. Immediately subsequent to the issuance of the shares to the Venture, Heartland acquired substantially all of the remaining assets of the Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in 12 markets located in five states (collectively, "Cross Country Division") for $20,000,000 cash.



     The accompanying financial statements reflect the historical financial position, results of operations and cash flows of the assets and liabilities comprising Cross Country Division. Until August 18, 1994, the assets and liabilities comprising Cross Country Division were owned by RuralVision Central, Inc. ("RuralVision"). Accordingly, the financial information as of and for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the six months ended June 30, 1994 includes historical financial information from RuralVision with respect to the assets and liabilities comprising Cross Country Division.



     On August 19, 1994, the Venture, a general partnership in which each of Heartland and Cross Country had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, from RuralVision. The Venture accounted for the acquisition as a purchase and, accordingly, established a new cost basis with respect to the assets purchased from RuralVision. Subsequent to August 19, 1994, the assets and liabilities comprising Cross Country Division were owned by the Venture. Accordingly, the financial information as of December 31, 1994 and for the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 includes historical financial information from the Venture with respect to the assets and liabilities comprising Cross Country Division. As a result of the acquisition and the different cost basis with respect to the assets and liabilities comprising Cross Country Division, financial information for periods before and after August 19, 1994 is not comparable.


     On May 17, 1995, Heartland assigned its remaining interest in the Venture to an unrelated third party in exchange for nominal consideration and, as a result ceased to be a joint venturer thereof on such date.

     The accompanying financial statements include the assets, liabilities, revenues and expenses that are directly related to Cross Country Division. The financial statements do not include general unallocated corporate assets, liabilities, revenues and expenses of the parent entities which are not directly related to Cross Country Division or debt financing and associated interest expense and, therefore, may not necessarily reflect what the financial position and results of operations of Cross Country Division would have been had it been a separate, stand-alone entity during the periods covered by the financial statements.

  (b) Cash Management

     Cross Country Division primarily utilized central cash management systems of its parent entities to finance its operations. Cash requirements were satisfied either by transactions between Cross Country Division and its parent entities or by cash from operations. Such transactions are included in the division equity account in the balance sheets and as net investment in and advances (to) from parents in the statements of cash flows.

                             CROSS COUNTRY DIVISION

                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Receive-site equipment on subscriber premises and costs associated with subscriber installations are capitalized. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Such costs were incurred by the parent entities on behalf of Cross Country Division and have been allocated to Cross Country Division on a proportional basis under a method that management believes is systematic and rational. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service. Prior to August 19, 1994, leased license investment costs were amortized over ten years beginning at the grant of the license. As of December 31, 1994, approximately $3,800,000 of leased license investment was not subject to amortization. Cross Country Division continually reevaluates the propriety of the carrying amounts of the leased license investment as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period service is provided.

  (f) Channel Leases

     Prepayments on granted channel leases are expensed ratably in the year to which they relate.

  (g) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services. Such amounts are charged to expense in the period incurred.

  (h) Income Taxes

     No provision for income taxes has been made as the liability for such taxes was that of the individual stockholders of RuralVision (as an S Corporation) or the Venturers rather than Cross Country Division.

  (i) Interim Financial Information


     In the opinion of management, the accompanying unaudited condensed financial information of Cross Country Division contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly Cross Country Division's financial position as of June 30, 1995, and the results of operations and cash flows for the six-month periods ended June 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

                             CROSS COUNTRY DIVISION

                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                1993          1994
                                                              ---------     ---------
        Equipment awaiting installation.....................  $  239,472    $  327,958
        Subscriber premises equipment and installation
          costs.............................................   1,868,122     1,317,882
        Transmission equipment and system construction
          costs.............................................   2,188,227     1,692,845
        Other, principally office furniture and equipment...      54,285        70,344
                                                              ----------    ----------
                                                               4,350,106     3,409,029
        Accumulated depreciation............................    (719,154)     (148,292)
                                                              ----------    ----------
                                                              $3,630,952    $3,260,737
                                                              ==========    ==========

(3) LEASES

     Cross Country Division leases from third parties channel rights licensed by the FCC. Cross Country Division, through affiliates, has entered into leases with channel license holders and leases with applicants for channel licenses. Under FCC policy, the base term of most leases cannot exceed ten years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, Cross Country Division's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of Cross Country Division's leases range from 4 to 10 years. Most of Cross Country Division's leases grant Cross Country Division a right of first refusal to match another lease offer after expiration of the lease and/or require the parties to negotiate renewal in good faith. The termination of or failure to renew a channel lease or termination of the channel license would result in Cross Country Division being unable to deliver television programming on such channel. Although Cross Country Division does not believe that the termination of or failure to renew a single channel lease could adversely affect Cross Country Division, several of such terminations or failures in one or more markets that Cross Country Division actively serves could have a material adverse effect on Cross Country Division. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based on various subscriber levels.

     Payments under the channel rights lease agreements generally begin upon the grant of the channel rights. Channel rights lease expense was $138,417, $158,875 and $96,458 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

     Future minimum lease payments due under channel rights leases in effect at December 31, 1994 are as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
               1995...................................................  $ 410,650
               1996...................................................    437,500
               1997...................................................    437,500
               1998...................................................    437,500
               1999...................................................    437,500

                             CROSS COUNTRY DIVISION

                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


     Cross Country Division also has certain operating leases for office space and transmission tower space which are generally cancellable or with terms less than one year. Rent expense incurred in connection with these leases was $22,184, $24,691 and $13,883 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

(4) LIQUIDITY


     The growth of Cross Country Division's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and system development. These activities may be financed in whole or in part by Cross Country Division through cash flows from operations or other sources of financing. The amount and timing of Cross Country Division's future capital requirements will depend upon a number of factors, many of which are not within Cross Country Division's control, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. Failure to obtain any required additional financing could have a material adverse effect on the growth of Cross Country Division and the development of its markets.


(5) COMMITMENTS

     Cross Country Division has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1995 through 1998. The agreements generally require monthly payments based upon the number of subscribers to Cross Country Division's systems, subject to certain minimums.

A
                                                                      APPENDIX A

                          HEARTLAND FAIRNESS OPINIONS

A

                                      LOGO

                                                                January 12, 1996

The Board of Directors
Heartland Wireless Communications, Inc.
903 North Bowser, Suite 140
Richardson, Texas 75081

Dear Members of the Board:

     We understand that Heartland Wireless Communications, Inc. (the "Company"), Heartland Merger Sub, Inc., a wholly owned subsidiary of the Company ("Sub"), and American Wireless Systems, Inc. ("AWS") have entered into an Agreement and Plan of Merger dated as of September 11, 1995 (the "Agreement"), pursuant to which Sub will be merged with and into AWS, with AWS becoming a wholly owned subsidiary of the Company (the "Merger"). Under the Agreement, upon consummation of the Merger, the Company will issue to holders of common stock, par value $.01 per share ("AWS Common Stock"), of AWS that number of shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company having an aggregate exchange value of $34,000,000, subject to certain reductions and escrow requirements as set forth in the Agreement. The exchange value for Company Common Stock will be equal to the average closing price of Company Common Stock as reported on Nasdaq-NMS over the ten-trading day period ending on the fifth business day preceding consummation of the Merger, unless such average is less than $20 or more than $26 per share, in which event the exchange value will be $20 or $26 per share, as applicable. Based on the current trading price for Company Common Stock and the above-described price collar mechanism, the aggregate market value of the shares of Company Common Stock to be issued to the holders of AWS Common Stock would equal, as of the date hereof, approximately $37,923,000.

     You have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company to the holders of AWS Common Stock in connection with the Merger. In rendering this opinion, we have:

          (i) reviewed the financial terms and conditions of the Agreement;

          (ii) analyzed certain historical business and financial information relating to the Company and AWS;

          (iii) reviewed certain financial forecasts and other data provided to us by the Company relating to the respective businesses of the Company and AWS (we have not been furnished with financial forecasts or other data prepared by AWS, as we have been told that no such forecasts or data exist);

          (iv) held discussions with members of the senior management of the Company and AWS with respect to the businesses of the Company and AWS, respectively, and the possible benefits which might be realized following the Merger;

          (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of the Company and AWS;

          (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of the Company and AWS;

          (vii) reviewed the historical stock prices and trading volumes of Company Common Stock and AWS Common Stock; and

          (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information that have been reviewed by us, and have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or AWS, nor have we been provided with any such appraisals. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the respective businesses of the Company and AWS and the projected benefits of the Merger to the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without waiver of any terms or conditions by the Company which individually or in the aggregate would be material, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company, AWS or the projected benefits of the Merger to the Company.

     Lazard Freres & Co. LLC has acted as financial advisor to the Company in connection with the Merger, although we were not involved directly in the negotiation of the Merger. We will receive a fee for our services, a substantial portion of which is payable upon delivery of this opinion. Lazard has in the past provided and is currently providing investment banking and financial advisory services to the Company, for which we received customary fees. In addition, a significant number of general members of Lazard are limited partners of Jupiter Partners L.P., a significant securityholder of the Company. Lazard also is a limited partner of the general partner of Jupiter Partners L.P.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be paid by the Company to the holders of AWS Common Stock in connection with the Merger is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By /s/ PETER R. EZERSKY
                                                   Managing Director

A

                                      LOGO

                                                                January 12, 1996

The Board of Directors
Heartland Wireless
  Communications, Inc.
903 North Bowser, Suite 140
Richardson, Texas 75081

Dear Members of the Board:

     We understand that Heartland Wireless Communications, Inc. (the "Company") and Fort Worth Wireless Cable T.V. Associates ("FTW Partnership") have entered into an Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 (the "Agreement"), pursuant to which FTW Partnership will transfer to the Company its 79.99% equity interest in a joint venture that owns and operates a wireless cable television system (the "FTW System") in Forth Worth, Texas (the "Acquisition"). Under the Agreement, upon consummation of the Acquisition, Heartland will issue to FTW Partnership that number of shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company having an aggregate exchange value of $13,300,000. The exchange value for Company Common Stock will be equal to the average closing price of Company Common Stock as reported on Nasdaq-NMS over the ten-trading day period ending on the fifth business day preceding consummation of the Acquisition, unless such average is in excess of $23 per share, in which event the exchange value will be $23 per share. Based on the current trading price for Company Common Stock and the above-described price collar mechanism, the aggregate market value of the shares of Company Common Stock to be issued to FTW Partnership would equal, as of the date hereof, approximately $16,770,000. In addition, pursuant to the Agreement, Heartland will assume up to $570,000 of certain liabilities of FTW Partnership, and FTW Partnership and its partners who approve the Acquisition will assign to Heartland or release certain claims against American Wireless Systems, Inc., its predecessors and their respective affiliates.

     You have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company to FTW Partnership in connection with the Acquisition. In rendering this opinion, we have:

          (i) reviewed the financial terms and conditions of the Agreement;

          (ii) analyzed certain historical business and financial information relating to the Company and the FTW System;

          (iii) reviewed certain financial forecasts and other data provided to us by the Company relating to the respective businesses of the Company and the FTW System (we have not been furnished with financial forecasts or other data prepared by FTW Partnership or American Wireless Systems, Inc. ("AWS"), which manages the FTW System, as we have been told that no such forecasts or data exist);

          (iv) held discussions with members of the senior management of the Company and AWS with respect to the businesses of the Company and the FTW System, respectively, and the possible benefits which might be realized following the Acquisition;

          (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of the Company and the FTW System;

          (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of the Company and the FTW System;

          (vii) reviewed the historical stock prices and trading volumes of Company Common Stock; and

          (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information that have been reviewed by us, and have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or FTW Partnership (including the FTW System), nor have we been provided with any such appraisals. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the businesses of the Company and the FTW System and the projected benefits of the Acquisition to the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the Company's underlying business decision to effect the Acquisition.

     In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the Agreement, without waiver of any terms or conditions by the Company which individually or in the aggregate would be material, and that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on the Company, the FTW System or the projected benefits of the Acquisition to the Company.

     Lazard Freres & Co. LLC has acted as financial advisor to the Company in connection with the Acquisition, although we were not involved directly in the negotiation of the Acquisition. We will receive a fee for our services, a substantial portion of which is payable upon delivery of this opinion. Lazard has in the past provided and is currently providing investment banking and financial advisory services to the Company, for which we received customary fees. In addition, a significant number of general members of Lazard are limited partners of Jupiter Partners L.P., a significant securityholder of the Company. Lazard also is a limited partner of the general partner of Jupiter Partners L.P.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be paid by the Company to FTW Partnership in connection with the Acquisition is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By /s/ PETER R. EZERSKY
                                                   Managing Director

A

                                      LOGO

                                                                January 12, 1996

The Board of Directors
Heartland Wireless
  Communications, Inc.
903 North Bowser, Suite 140
Richardson, Texas 75081

Dear Members of the Board:

     We understand that Heartland Wireless Communications, Inc. (the "Company") and Wireless Cable TV Associates #38 ("Minneapolis Partnership") have entered into an Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 (the "Agreement"), pursuant to which Minneapolis Partnership will transfer to the Company its 75% membership interest in and to a limited liability company that owns and operates a wireless cable television system (the "Minneapolis System") in Minneapolis, Minnesota (the "Acquisition"). Under the Agreement, upon consummation of the Acquisition, the Company will issue to Minneapolis Partnership that number of shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company having an aggregate exchange value equal to the sum of (i) $18,000,000 plus (ii) $500 for each wireless cable television subscriber in excess of 2,500 as of the fifth business day prior to consummation of the Acquisition. The exchange value for Company Common Stock will be equal to either (a) the lesser of $23 per share and the average closing price of Company Common Stock as reported on Nasdaq-NMS over the ten-trading day period ending on the fifth business day preceding consummation of the Acquisition or (b) if such average closing price is equal to or in excess of $30 per share, then (x) the product of such average closing price multiplied by $23 divided by (y) $30 per share. Based on the current trading price for Company Common Stock and the above-described price collar mechanism, the aggregate market value of the shares of Company Common Stock to be issued to Minneapolis Partnership would equal, as of the date hereof, approximately $22,696,000. In addition, pursuant to the Agreement, Heartland will assume up to $2,200,000 of certain liabilities of Minneapolis Partnership, and Minneapolis Partnership and its partners who approve the Acquisition will assign to Heartland certain claims against American Wireless Systems, Inc., its predecessors and their respective affiliates.

     You have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company to Minneapolis Partnership in connection with the Acquisition. In rendering this opinion, we have:

          (i) reviewed the financial terms and conditions of the Agreement;

          (ii) analyzed certain historical business and financial information relating to the Company and the Minneapolis System;

          (iii) reviewed certain financial forecasts and other data provided to us by the Company relating to the respective businesses of the Company and the Minneapolis System (we have not been furnished with financial forecasts or other data prepared by Minneapolis Partnership or American Wireless Systems, Inc. ("AWS"), which manages the Minneapolis System, as we have been told that no such forecasts or other data exist);

          (iv) held discussions with members of the senior management of the Company and AWS with respect to the businesses of the Company and the Minneapolis System, respectively, and the possible benefits which might be realized following the Acquisition;

          (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of the Company and the Minneapolis System;

          (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of the Company and the Minneapolis System;

          (vii) reviewed the historical stock prices and trading volumes of Company Common Stock; and

          (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information that have been reviewed by us, and have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Minneapolis Partnership (including the Minneapolis System), nor have we been provided with any such appraisals. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the businesses of the Company and the Minneapolis System and the projected benefits of the Acquisition to the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the Company's underlying business decision to effect the Acquisition.

     In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the Agreement, without waiver of any terms or conditions by the Company which individually or in the aggregate would be material, and that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on the Company, the Minneapolis System or the projected benefits of the Acquisition to the Company.

     Lazard Freres & Co. LLC has acted as financial advisor to the Company in connection with the Acquisition, although we were not involved directly in the negotiation of the Acquisition. We will receive a fee for our services, a substantial portion of which is payable upon delivery of this opinion. Lazard has in the past provided and is currently providing investment banking and financial advisory services to the Company, for which we received customary fees. In addition, a significant number of general members of Lazard are limited partners of Jupiter Partners L.P., a significant securityholder of the Company. Lazard also is a limited partner of the general partner of Jupiter Partners L.P.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be paid by the Company to Minneapolis Partnership in connection with the Acquisition is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By /s/ PETER R. EZERSKY
                                                   Managing Director

A

                                      LOGO

                                                                January 12, 1996

The Board of Directors
Heartland Wireless
  Communications, Inc.
903 North Bowser, Suite 140
Richardson, Texas 75081

Dear Members of the Board:

     We understand that Heartland Wireless Communications, Inc. (the "Company"), Heartland Merger Sub 2, Inc., a wholly owned subsidiary of the Company ("Sub"), and CableMaxx, Inc. ("CMAX") have entered into an Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 (the "Agreement"), pursuant to which Sub will be merged with and into CMAX, with CMAX becoming a wholly owned subsidiary of the Company (the "Merger"). Under the Agreement, upon consummation of the Merger, the Company will issue to the holders of common stock, par value $.01 per share ("CMAX Common Stock"), of CMAX that number of shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company having an aggregate exchange value of $80,812,143, subject to reduction for certain liabilities of CMAX in excess of $13,635,000. The exchange value for Company Common Stock will be equal to the average closing price of Company Common Stock as reported on Nasdaq-NMS over the twenty-trading day period ending on the fifth business day preceding consummation of the Merger.

     You have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company to the holders of CMAX Common Stock in connection with the Merger. In rendering this opinion, we have:

          (i) reviewed the financial terms and conditions of the Agreement;

          (ii) analyzed certain historical business and financial information relating to the Company and CMAX;

          (iii) reviewed certain financial forecasts and other data provided to us by the Company and CMAX relating to their respective businesses;

          (iv) held discussions with members of the senior management of the Company and CMAX with respect to the businesses of the Company and CMAX, respectively, and the possible benefits which might be realized following the Merger;

          (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of the Company and CMAX;

          (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of the Company and CMAX;

          (vii) reviewed the historical stock prices and trading volumes of Company Common Stock and CMAX Common Stock; and

          (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information that have been reviewed by us, and have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or CMAX, nor have we been provided with any such appraisals. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and CMAX as to the future financial performance of their businesses and the projected benefits of the Merger to the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without waiver of any terms or conditions by the Company which individually or in the aggregate would be material, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company, CMAX or the projected benefits of the Merger to the Company.

     Lazard Freres & Co. LLC has acted as financial advisor to the Company in connection with the Merger, although we were not involved directly in the negotiation of the Merger. We will receive a fee for our services, a substantial portion of which is payable upon delivery of this opinion. Lazard has in the past provided and is currently providing investment banking and financial advisory services to the Company, for which we received customary fees. In addition, a significant number of general members of Lazard are limited partners of Jupiter Partners L.P., a significant securityholder of the Company. Lazard also is a limited partner of the general partner of Jupiter Partners L.P.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be paid by the Company to the holders of CMAX Common Stock in connection with the Merger is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By  /s/ PETER R. EZERSKY
                                                    Managing Director

A

                                      LOGO

                                                                January 12, 1996

The Board of Directors
Heartland Wireless
  Communications, Inc.
903 North Bowser, Suite 140
Richardson, Texas 75081

Dear Members of the Board:

     We understand that Heartland Wireless Communications, Inc. (the "Company"), Three Sixty Corp. ("TSC") and Technivision, Inc. ("Technivision"), formerly a subsidiary of TSC that has been merged with and into TSC, have entered into an Amended and Restated Asset Purchase Agreement dated as of October 19, 1995 (the "Agreement"), pursuant to which TSC will transfer to the Company substantially all the assets formerly held by Technivision, consisting of wireless cable television assets (the "Assets") in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas (the "Acquisition"). Under the Agreement, upon consummation of the Acquisition, Heartland will issue, subject to certain reductions and escrow arrangements, to TSC that number of shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company having an aggregate exchange value equal to the sum of (i) $36,750,000 plus (ii) $1,200 for each wireless cable television subscriber on the fifth day preceding consummation of the Acquisition in excess of amounts specified in the Agreement (provided that the aggregate of such additional subscriber consideration will not exceed $3,500,000), minus (iii) the amount of any obligations of TSC assumed by the Company (not to exceed $5,000,000) minus (iv) if the wireless cable television assets of TSC relating to the Dayton, Ohio market are sold prior to consummation of the Acquisition, certain proceeds thereof to be retained by TSC. The exchange value for Company Common Stock will be equal to the average closing price of Company Common Stock as reported on Nasdaq-NMS over the twenty-trading day period ending on the fifth business day preceding consummation of the Acquisition.

     You have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company to TSC in connection with the Acquisition. In rendering this opinion, we have:

          (i) reviewed the financial terms and conditions of the Agreement;

          (ii) analyzed certain historical business and financial information relating to the Company and the Assets;

          (iii) reviewed certain financial forecasts and other data provided to us by the Company relating to the respective businesses of the Company and the Assets (we have not been furnished with financial forecasts or other data prepared by TSC, as we have been told that no such forecasts or other data exist);

          (iv) held discussions with members of the senior management of the Company with respect to the respective businesses of the Company and the Assets and the possible benefits which might be realized following the Acquisition;

          (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of the Company and the Assets;

          (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of the Company and the Assets;

          (vii) reviewed the historical stock prices and trading volumes of Company Common Stock; and

          (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information that have been reviewed by us, and have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or TSC (including the Assets), nor have we been provided with any such appraisals. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the respective businesses of the Company and the Assets and the projected benefits of the Acquisition to the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the Company's underlying business decision to effect the Acquisition.

     In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the Agreement, without waiver of any terms or conditions by the Company which individually or in the aggregate would be material, and that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on the Company, the Assets or the projected benefits of the Acquisition to the Company.

     Lazard Freres & Co. LLC has acted as financial advisor to the Company in connection with the Acquisition, although we were not involved directly in the negotiation of the Acquisition. We will receive a fee for our services, a substantial portion of which is payable upon delivery of this opinion. Lazard has in the past provided and is currently providing investment banking and financial advisory services to the Company, for which we received customary fees. In addition, a significant number of general members of Lazard are limited partners of Jupiter Partners L.P., a significant securityholder of the Company. Lazard also is a limited partner of the general partner of Jupiter Partners L.P.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be paid by the Company to TSC in connection with the Acquisition is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By /s/ PETER R. EZERSKY
                                                   Managing Director

A

                                      LOGO

                                                                January 12, 1996

The Board of Directors
Heartland Wireless
  Communications, Inc.
903 North Bowser, Suite 140
Richardson, Texas 75081

Dear Members of the Board:

     We understand that Heartland Wireless Communications, Inc. (the "Company"), CAI Wireless Systems, Inc. ("CAI") and CS Wireless Systems, Inc., a wholly owned subsidiary of CAI ("CS Wireless"), have entered into a Participation Agreement dated as of December 12, 1995 (the "Agreement"), pursuant to which CS Wireless will be reorganized as a joint venture between the Company and CAI. Under the Agreement, the Company and CAI will contribute certain of their respective wireless cable assets (including, in the case of the Company, certain assets to be acquired in pending transactions) in exchange for a number of shares of common stock, par value $.001 per share ("CS Common Stock"), of CS Wireless initially equal to 39.76482% and 60.23518%, respectively, of the CS Common Stock outstanding on the date of such contribution. In addition, the Company will receive a cash payment from CS Wireless equal to $28,340,463 and two promissory notes of CS Wireless, having the terms set forth in the Agreement, in an aggregate principal amount equal to $40,000,000. In connection with the reorganization of CS Wireless, BANX, an affiliate of Bell Atlantic Corporation and NYNEX Corporation, will be issued warrants of CS Wireless exercisable for 10% of the CS Common Stock on a fully-diluted basis. Upon the exercise of such warrants, the Company and CAI would hold 35.788338% and 54.211662%; respectively, of the outstanding CS Common Stock. In addition, CAI, the Company and CS Wireless will enter into a Stockholders' Agreement in the form attached to the Agreement to set forth, among other things, certain governance provisions with respect to CS Wireless and to establish certain requirements with respect to ownership of CS Common Stock.

     You have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in connection with the reorganization of CS Wireless. In rendering this opinion, we have:

          (i) reviewed the financial terms and conditions of the Agreement;

          (ii) analyzed certain historical business and financial information relating to the Company and CS Wireless;

          (iii) reviewed certain financial forecasts and other data provided to us by the Company and CS Wireless relating to their respective businesses;

          (iv) held discussions with members of the senior management of the Company and CS Wireless with respect to the businesses of the Company and CS Wireless, respectively, and the possible benefits which might be realized following the reorganization of CS Wireless;

          (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be comparable to the businesses of the Company and CS Wireless;

          (vi) reviewed the financial terms of certain recent business combinations involving companies in lines of businesses we believe to be comparable to those of the Company and CS Wireless; and

          (vii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information that have been reviewed by us, and have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, CAI or CS Wireless, nor have we been provided with any such appraisals. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and CS Wireless as to the future financial performance of their businesses and the projected benefits of the reorganization of CS Wireless. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the Company's underlying business decision to enter into the Agreement.

     In rendering our opinion, we have assumed that CS Wireless will be reorganized on the terms described in the Agreement, without waiver of any terms or conditions by the Company which individually or in the aggregate would be material, and that obtaining the necessary regulatory approvals for such reorganization will not have an adverse effect on the Company, CS Wireless or the projected benefits of such reorganization to the Company.

     Lazard Freres & Co. LLC has acted as financial advisor to the Company in connection with the reorganization of CS Wireless, although we were not involved directly in the negotiation of such reorganization. We will receive a fee for our services, a substantial portion of which is payable upon delivery of this opinion. Lazard has in the past provided and is currently providing investment banking and financial advisory services to the Company, for which we received customary fees. In addition, a significant number of general members of Lazard are limited partners of Jupiter Partners L.P., a significant securityholder of the Company. Lazard also is a limited partner of the general partner of Jupiter Partners L.P.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be received by the Company in connection with the reorganization of CS Wireless is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By /s/ PETER R. EZERSKY
                                                   Managing Director

                                                                             [B]

                                                                      APPENDIX B

                           INFORMATION CONCERNING AWS

B

                               TABLE OF CONTENTS

Business of AWS.......................................................................   B-1
AWS -- Selected Financial Information.................................................  B-12
AWS -- Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................  B-13
Dividends on and Market Value of AWS Common Stock.....................................  B-20
Security Ownership of Certain Beneficial Owners and Management of AWS.................  B-21
Comparison of Rights of Security Holders of Heartland and AWS.........................  B-22

B

                                BUSINESS OF AWS

     AWS was incorporated under Minnesota law in November 1988 to conduct an unrelated business. In 1991, AWS discontinued this business. AWS remained inactive until December 17, 1992, when AWS acquired various wireless cable assets, including the interests in the wireless cable systems in Fort Worth and Minneapolis described below, and certain wireless cable channel rights in Dallas and Pittsburgh, from American Wireless Systems, Inc., a California corporation ("Wireless California"), which was the predecessor to AWS's wireless cable business.

     AWS maintains its principal executive offices at 7426 East Stetson Drive, Suite 220, Scottsdale, Arizona 85251, and its telephone number is (602) 994-4301.

GENERAL

     AWS currently owns a minority interest in and manages the operations of wireless cable systems in Minneapolis and Fort Worth, and owns the rights to certain wireless cable channels in Dallas, Los Angeles and Memphis. The Minneapolis and Fort Worth markets combined have approximately 1,500,000 households, of which AWS estimates approximately 1,325,000 are serviceable by LOS transmissions.

     AWS owns a 25% beneficial interest in the Minneapolis LLC, which started operations in March 1993. As of November 30, 1995 the Minneapolis system provided 29 channels of service, including eight local television stations, to approximately 2,740 subscribers. AWS owns an interest in and manages the operations of the Minneapolis LLC pursuant to joint venture and management agreements with the Minneapolis LLC and the Minneapolis Partnership, its joint venture partner. In connection with these agreements, AWS has lent the Minneapolis Partnership $2,000,000, which has been contributed to the Minneapolis LLC to meet operating expenses and to fund the costs of subscriber growth.

     AWS owns a 20.01% beneficial interest in FTW Venture, which started operations in November 1992. As of November 30, 1995 the FTW system provided 27 channels of service, including 13 local television stations, to approximately 1,550 subscribers. AWS also has acquired the rights to eight additional wireless cable channels that AWS anticipates will be added to the Fort Worth system.

     AWS directly owns the rights to 16 wireless cable channels in Dallas, nine wireless cable channels in Los Angeles and 22 wireless cable channels in Memphis. In Dallas, AWS is negotiating to acquire additional wireless cable channel rights. AWS currently does not expect to acquire additional channel capacity in Los Angeles. AWS believes single-family residential service could be launched in Los Angeles with nine channels if digital compression technology becomes available on economically favorable terms. Digital compression technology permits the transmission of more than one channel in the bandwidth currently used to transmit a single channel. On November 7, 1995, AWS entered into a contract with TruVision Cable, Inc. ("TruVision") to sell all of AWS' assets in Memphis for $3,900,000 in cash. AWS anticipates this transaction will close before February 29, 1996. See Appendix B "Information Concerning
AWS -- Business of AWS -- Legal Proceedings."

     In April 1994, AWS filed a Registration Statement on Form SB-2 in connection with a proposed public offering of common stock. For a variety of reasons, including AWS' difficulties in securing the necessary clearances to offer and sell its securities from various government authorities and obtaining approval to list its securities for trading on Nasdaq, as well as the fact that AWS' independent public accountants could not, at that time, express an opinion on AWS' December 31, 1994 financial statements as required by the registration provisions of the Securities Act of 1933, AWS was unable to complete its offering as contemplated. Accordingly, AWS was not successful in obtaining sufficient funds required to develop, launch and expand the existing and proposed wireless cable systems in which it holds an interest. In addition, due to its lack of revenues and inability to obtain financing, AWS did not believe it had the ability to secure the necessary funds for continued development of these systems. Accordingly, AWS pursued a number of options, including the sale of one or more of its assets, merger with a third party or the sale of AWS as a whole.

MARKETS

     AWS and the joint ventures in which it owns an interest currently own, lease or are negotiating to acquire wireless cable channel rights in Minneapolis, Fort Worth, Dallas, Los Angeles, and Memphis. AWS selected these markets based on the size of the market, availability of wireless cable channels on acceptable terms, demographics of subscribers in the market, the quality and scope of existing traditional cable services, and the suitability of the market, based on topography and foliage, to wireless cable signal transmission.

     The following table sets forth certain information as of November 30, 1995 concerning each of AWS' markets. Information regarding potentially serviceable households is subject to assumptions and estimates which AWS believes to be reasonable. There can be no assurance that the actual numbers will not differ materially from those set forth below.

                                      EXISTING SYSTEMS                 PROPOSED SYSTEMS
                               ------------------------------   -------------------------------
                               MINNEAPOLIS(1)   FORT WORTH(1)   DALLAS    LOS ANGELES   MEMPHIS    TOTAL
                               --------------   -------------   -------   -----------   -------   --------
MSA Ranking(2)................          14              35           12            1         50
Estimated Number of TV
  Households(3)...............     958,900         539,700      981,500    3,029,500    376,900   5,886,500
Potentially Serviceable
  Households(4)...............     882,200         442,500      872,400    2,726,500    350,600   5,274,200
Number of Wireless Cable
  Subscribers.................       2,740           1,550           --           --         --       4,290
Wireless Cable Channels
  Licensed or Leased by
  Company.....................          21(5)           22(6)        16            9         22
Estimated Number of Cable
  Subscribers.................     450,700         264,400      480,900    1,787,400    218,600   3,202,000
Estimated Number of Households
  Passed by Cable.............     939,800         528,900      961,900    2,968,900    369,400   5,768,900

---------------

(1) The existing systems in Minneapolis and Fort Worth are owned by joint ventures in which AWS owns a minority interest of 25% and 20.01%, respectively. Information shown is for each system as a whole and has not been adjusted to reflect AWS' minority interest in such system.

(2) Metropolitan Statistical Area ranking in terms of population using 1990 census data.

(3) Estimates are derived from 1990 census data on households within the projected service area (signal pattern).

(4) Represents AWS' estimate of households that are potentially serviceable by AWS' existing or proposed systems, after adjustment for the anticipated coverage loss due to obstruction of wireless cable signals by terrain obstructions, but does not reflect adjustments due to the use of beambenders (which would increase the number of potentially serviceable households) or dense foliage (which would decrease the number of potentially serviceable households).

(5) Does not include four channels for which an application is currently pending before the FCC.

(6) Includes 8 channels which must be co-located at AWS' headend transmission facility before programming may be effected on these channels.

     Each of AWS's markets has up to 33 channels available for wireless cable transmission. AWS believes that it needs sufficient channel capacity to offer a minimum of 14 channels of commercial cable programming to successfully market its wireless cable services to single-family residential consumers and to compete with traditional hard-wire cable operators, although this number may vary in a particular market. The ability of wireless cable systems to accommodate local or "over-the-air" television programming, including ABC, CBS, NBC, Fox and PBS, increases the number of channels available to the subscriber. Subject to securing additional financing, management of AWS intends to pursue upgrading each of its systems to 50 watts.

MINNEAPOLIS

     The Minneapolis LLC is owned by a joint venture between AWS, which owns a 25% equity interest, and the Minneapolis Partnership, which owns a 75% equity interest. The system commenced operations in March 1993 and, as of November 30, 1995, had approximately 2,740 subscribers.

B

     Channels and Programming. The Minneapolis system currently offers subscribers 21 wireless cable channels and eight local television stations for a total of 29 channels of programming. The Minneapolis LLC also has acquired the rights to four additional wireless cable channels for which an application is on file at the FCC and which must be approved before these channels can be added to the Minneapolis System. The programming offered to subscribers by the Minneapolis LLC is set forth below.

CHANNEL               PROGRAMMING                CHANNEL         PROGRAMMING
--------  -----------------------------------    --------  ------------------------
    2     KTCA (PBS)                                17     KTCI (PBS)
    3     CNN                                       18     MTV
    4     WCCO (CBS)                                19     USA NETWORK
    5     KSTP (ABC)                                20     THE DISCOVERY CHANNEL
    6     ESPN                                      21     THE NASHVILLE NETWORK
    7     TBS (Atlanta)                             22     ARTS & ENTERTAINMENT
    8     WGN (Chicago)                             23     KLGT (Independent)
    9     KMSP (Independent)                        24     NICKELODEON
   10     MIDWEST SPORTS CHANNEL                    25     THE FAMILY CHANNEL
   11     KARE (NBC)                                26     LIFETIME TELEVISION
   12     THE WEATHER CHANNEL                       27     TURNER NETWORK TELEVISION
   13     SHOWTIME*                                 28     MIND EXTENSION UNIVERSITY
   14     THE DISNEY CHANNEL*                       29     KITN (Fox)
   15     THE MOVIE CHANNEL*                        30     PAY-PER-VIEW
   16     HBO*

---------------

* Premium channels

     Demographics. The Minneapolis-St. Paul Metropolitan Statistical Area ("MSA") is the 14th largest in the country in terms of population with a population of 2,464,124. The Minneapolis-St. Paul Designated Market Area ("DMA") is the 14th largest television market in the country. The Minneapolis LLC transmits signals to subscribers in the Minneapolis-St. Paul market at 10 watts. If upgraded to 50 watts, the Minneapolis LLC's signal pattern will encompass an estimated 958,900 television households, approximately 8% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 882,200 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or exclude households that cannot be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Minneapolis has relatively flat terrain. The transmission facility for the Minneapolis LLC is located on top of the tallest building in Minneapolis. Management of AWS believes that this location provides an acceptable LOS angle to serve the market. AWS considers the foliage in the Minneapolis market to be moderate.

     Competition. AWS estimates that within its signal pattern there are approximately 939,800 households passed by traditional cable (98% of television households) with approximately 450,700 cable subscribers (48% of households passed). The primary competitors are Paragon Cable, Continental Cablevision and King Cable, which have approximately 23%, 19% and 11%, respectively, of the cable subscribers in the Minneapolis market. Paragon Cable offers a basic service of 52 channels with addressable converter and remote control plus Showtime, The Movie Channel and The Disney Channel for $42.23 per month. Continental Cablevision offers a 50 channel basic service package plus Showtime, The Movie Channel and The Disney Channel for $53.04 per month. King Cable offers a 46 channel basic service package plus Showtime, The Movie Channel and The Disney Channel for $53.04 per month. The Minneapolis system offers a basic service package of 25 channels with addressable converter and remote control plus Showtime, The Movie Channel and The Disney Channel for $28.90 per month.

     System Management. AWS and the Minneapolis Partnership have formalized their joint venture arrangement by forming the Minneapolis LLC as a limited liability company pursuant to the terms of a limited liability company agreement. The agreement provides for additional capital contributions or loans to be made by either member subject to certain conditions. Losses are to be allocated in accordance with contributed capital and profits are to be allocated (i) in accordance with contributed capital to the extent of previously allocated losses and then (ii) 25% to AWS and 75% to the Minneapolis Partnership. The agreement also provides that AWS will manage the system in accordance with the terms of a management agreement. The management agreement provides that the Minneapolis LLC will pay AWS an annual management fee equal to the greater of $100,000 or 5% of gross revenue received by the system. AWS lent the Minneapolis Partnership $2,000,000, which has been contributed to the Minneapolis LLC to pay operating expenses of the system and to fund the cost of installing additional subscribers in Minneapolis. The Minneapolis LLC has also entered into a loan agreement with Heartland pursuant to which the Minneapolis LLC will borrow up to $1,575,000. Of this amount, $575,000 was used to repay a short term loan in October 1995. The remaining $1,000,000 available under the loan agreement will be disbursed in non-revolving draws of up to $250,000 and used to add subscribers to and fund certain operating expenses of the Minneapolis LLC. The full amount of the loan, together with interest accrued on the outstanding principal amount, is due and payable on February 28, 1997 unless the loan matures earlier in accordance with its terms.

FORT WORTH

     The Fort Worth system is owned by the FTW Venture, a joint venture between AWS, which owns a 20.01% equity interest, and the FTW Partnership, which owns a 79.99% equity interest. The Fort Worth system commenced operations in November 1992 and as of November 30, 1995 had approximately 1,550 subscribers.

     Channels and Programming. The Fort Worth system currently offers subscribers 14 wireless cable channels and 13 local television stations, for a total of 27 channels of programming. AWS also has acquired the rights to eight additional wireless cable channels which must be co-located at the head-end transmission facility before these channels can be added to the Fort Worth system. The programming offered to subscribers by the Fort Worth system is set forth below.

CHANNEL         PROGRAMMING         CHANNEL                 PROGRAMMING
-------     --------------------    -------     ------------------------------------
    2       KDTN (PBS)                 15       USA
    3       CNN                        16       THE DISCOVERY CHANNEL
    4       KDFW (CBS)                 17       HBO*
    5       KXAS (NBC)                 18       THE WEATHER CHANNEL
    6       SHOWTIME*                  19       NICKELODEON
    7       THE DISNEY CHANNEL*        20       CMTV
    8       WFAA (ABC)                 21       KXTA (Independent)
    9       KDFA (Fox)                 22       WTBS (Atlanta)
   10       ESPN                       23       WOR (New York)
   11       KTVT (Independent)         24       KDFI (Independent)
   12       TNN                        25       KXTX (Independent)
   13       KERA (PBS)                 26       KHSX (Home Shopping Network)
   14       WGN (Chicago)              27       KFWD (Telemundo)
                                       28       KDTX (Trinity Broadcasting Network)

---------------

* Premium channels

     Demographics. The Fort Worth-Arlington MSA is the 35th largest in the country in terms of population with a population of 1,332,053. The Fort Worth-Arlington MSA constitutes part of the larger Fort Worth-Dallas DMA, which is the eighth largest television market in the country. The Fort Worth system transmits signals to subscribers in the Fort Worth-Arlington market at 10 watts. If upgraded to 50 watts, the Fort Worth system's signal pattern will encompass an estimated 539,700 television households, approximately 18% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 442,500 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or

B

exclude households that cannot be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Fort Worth is a relatively flat area with moderate foliage. The transmission tower for the Fort Worth system is located on one of the tallest buildings in Fort Worth, which allows clear transmission to the farthest edges of the projected service area. The location of this tower in relation to other large buildings in Fort Worth minimizes coverage loss in this market. Accordingly, AWS believes that Fort Worth is an excellent market for the transmission of wireless cable.

     Competition. AWS estimates that within its signal pattern there are approximately 528,900 households passed by traditional cable (98% of television households) with approximately 264,400 cable subscribers (50% of households passed). Marcus Cable, the dominant traditional cable operator with approximately 35% of the cable subscribers in the Fort Worth market, offers a basic service of 57 channels plus Showtime and The Disney Channel for $46.26 per month. The Fort Worth system offers a basic service of 24 channels plus Showtime and The Disney Channel for $24.45 per month.

     System Development. Currently, neither the FTW Partnership nor the FTW Venture has sufficient funds to install additional subscribers. In addition, AWS and the FTW Venture have not entered into formal joint venture and management agreements. AWS is currently advancing an average of $30,000 per month to the joint venture to cover operating expenses of the Fort Worth system. As of December 31, 1995, AWS has advanced over $400,000.

DALLAS

     Channels. AWS currently holds the licenses or leases the rights to 16 wireless cable channels in Dallas. These channels have not been co-located. With 13 local television stations available, AWS anticipates that the system could provide at least 29 channels of programming.

     Demographics. The Dallas MSA is the 12th largest in the country in terms of population with a population of 2,553,362. The Dallas MSA constitutes part of the larger Fort Worth-Dallas DMA, which is the eighth largest television market in the country. The channels are currently authorized to transmit at 10 watts. If increased to 50 watts, the signal pattern would encompass an estimated 981,500 television households, about 12% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 872,400 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or exclude households that could not be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Dallas is a relatively flat area with moderate foliage. Accordingly, Dallas is an ideal market for the transmission of wireless cable.

     Competition. AWS believes that the primary cable operators in Dallas are TCI, Telecable and Paragon, which have approximately 32%, 9% and 6%, respectively, of the cable subscribers in the Dallas market. AWS estimates that within its signal pattern there are approximately 961,900 households passed by traditional cable (98% of television households) with approximately 480,900 cable subscribers (50% of households passed).

LOS ANGELES

     Channels. AWS currently holds the rights to utilize the excess capacity provided by eight educational wireless cable channels in Los Angeles and one additional commercial wireless cable channel. There is substantial competition in Los Angeles among cable companies attempting to acquire a sufficient number of wireless cable channels to develop a wireless cable system. AWS currently does not have sufficient channel capacity to commence operations marketed to residential subscribers. AWS believes that a single-family residential service could be launched in Los Angeles with nine channels if digital compression technology becomes available on economically favorable terms. With 17 local television stations available, AWS anticipates that the Los Angeles system could provide at least 26 channels of programming.

     Demographics. The Los Angeles-Long Beach MSA is the largest in the country in terms of population with a population of 8,863,164. The Los Angeles DMA is the second largest television market in the country. AWS estimates that a system using a transmitter output power of 50 watts will encompass an estimated 3,029,500 television households, about 10% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 2,726,500 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or exclude households that could not be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. The Los Angeles metropolitan area is a slightly hilly coastal plain with limited foliage. The anticipated transmission sight in the San Gabriel mountains east of Los Angeles is over 6,000 feet above sea level and provides excellent LOS transmission to the Los Angeles metropolitan area. Accordingly, AWS believes that Los Angeles is an excellent market for transmission of wireless cable.

     Competition. The primary cable operators in Los Angeles include Continental Cablevision, Century Southwest Cable Television, Crown Media and TCI, which have approximately 11%, 9%, 6% and 5%, respectively, of the cable subscribers in the Los Angeles market. AWS estimates that within its signal pattern there are approximately 2,968,900 households passed by traditional cable (98% of television households) with approximately 1,787,400 traditional cable subscribers (60% of households passed).

MEMPHIS

     Channels and Programming. AWS currently leases the rights to 22 wireless cable channels in Memphis. On November 7, 1995, AWS entered into a contract with TruVision to sell all of its assets in Memphis to TruVision for $3,900,000 in cash. AWS anticipates this transaction will close by February 29, 1996. The purchase price will be reduced by $250,000 for each channel that cannot be transferred to TruVision up to a maximum reduction of $500,000. See Appendix B:
"Information Concerning AWS -- Business of AWS -- Legal Proceedings."

     Demographics. The Memphis MSA is the 50th largest in the country in terms of population with a population of 981,747. The Memphis DMA is the 42nd largest television market in the country. With transmitter output power of 50 watts, AWS' signal pattern will encompass an estimated 376,900 television households, about 7% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 350,600 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders nor exclude households that could not be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Memphis is characterized by fairly flat terrain, although there are numerous areas of dense foliage which may block AWS' signal, which AWS expects will significantly reduce the number of households that can receive AWS' wireless cable transmissions.

     Competition. AWS estimates that within its signal pattern there are approximately 369,400 households passed by traditional cable (98% of television households) with approximately 218,600 cable subscribers (59% of households passed). The primary competitor is Time Warner, which has approximately 71% of the cable subscribers in the Memphis market.

                                                                             [B]

PRICING

     The following table sets forth a comparison of AWS' monthly charge for its most popular service package, including basic service plus the indicated premium channels, addressable converter and remote control, to the traditional hard-wire cable subscriber's monthly charge for a comparable package of service in the same market.

                                                        TRADITIONAL CABLE               PERCENTAGE
                          MARKET                           OPERATOR(1)         AWS      DIFFERENCE
    --------------------------------------------------  -----------------    -------    ----------
    Fort Worth(2).....................................       $ 46.26         $24.45         47%
    Minneapolis(3)....................................       $ 42.23         $28.90         32%

---------------

(1) Monthly charge shown is that of the dominant traditional cable operator in the specified market.

(2) Service package consists of basic service plus Showtime and The Disney Channel.

(3) Service package consists of basic service plus Showtime, The Movie Channel and The Disney Channel.

     In Fort Worth, the dominant hard-wire cable system offers a 57-channel basic service that includes 19 satellite-delivered cable channels and 12 local television stations. By comparison, AWS delivers a 24-channel basic service that includes 11 satellite-delivered cable channels and 13 local television stations. Of the 11 satellite-delivered basic cable networks carried by AWS, seven are in the top 11 rated cable networks as rated by Neilsen. Two of the remaining four channels, The Nashville Network and Country Music Television, are popular in the Fort Worth metropolitan area.

     In Minneapolis, the dominant hard-wire cable operator offers a 52-channel basic service that includes 32 satellite-delivered cable channels and eight local television stations. By comparison, AWS delivers a 24-channel basic service that includes 16 satellite-delivered channels and eight local television stations. Of these 16 satellite-delivered basic cable networks carried by AWS, 12 are in the top 15 rated cable networks as rated by Neilsen. One of the remaining four channels, Midwest Sports Channel, is a popular regional sports network.

     AWS typically uses third-party contractors to install subscribers to its systems and charges an installation fee of approximately $50 per installed subscriber. This fee can be raised or lowered periodically to influence the volume of new subscribers. In addition, AWS offers remote controls and additional outlets at rates comparable to those charged by local traditional cable operators.

     On average, the installation of each additional wireless cable subscriber requires an incremental capital expenditure of approximately $530, assuming 50% of wireless cable subscribers request two outlets in the household. This amount consists of $420 of material costs (including one converter per outlet) and $110 of installation labor costs. AWS does not incur these capital expenditures until the time of the subscription. Generally, AWS can recover and reuse the material component of the capital cost (approximately $345) if a subscriber disconnects service. Although the incremental cost of installation for an additional traditional cable subscriber is less than the incremental cost of installation for an additional wireless cable subscriber, traditional hard-wire cable systems typically cost significantly more to build or purchase than wireless cable systems, resulting in debt burdens per subscriber generally higher than the debt burden per subscriber of wireless cable operators such as AWS. Moreover, the costs of maintaining wireless cable systems are lower than those of traditional hard-wire cable systems.

MARKETING AND CUSTOMER SERVICE

     AWS primarily offers two basic tiers of residential service. The basic package includes all channels other than premium channels. The second tier of service includes the basic package plus two or three premium channels and a remote control. A significant majority of AWS' subscribers have selected the second tier of service which consists of basic service plus Showtime and The Disney Channel (and in Minneapolis, The Movie Channel). AWS typically offers these premium channels in its family package in order to qualify for a discounted rate offered by the premium programming provider to systems which meet certain penetration levels relative to the number of subscribers to that system. "Penetration level" means the number of subscribers who purchase premium programming compared to the total number of subscribers to that system. Because traditional hard-wire cable operators typically are unable to meet these specified penetration levels, AWS has a competitive cost advantage compared to such traditional cable operators regarding the provision of The Disney Channel, Showtime and The Movie Channel.

     AWS markets its residential service directly to potential subscribers, combining door-to-door delivery of promotional materials with telemarketing and personal solicitation. Because wireless cable technology requires LOS transmission, AWS initially conducts a survey to identify a specific area within a market that is well suited to the reception of wireless cable signals. To conduct this survey, AWS uses a site data vehicle equipped with a telescopic boom and global positioning satellite system that permits AWS to gather data regarding signal reception for each household passed by the site data vehicle. This data is entered into a central computer system for subsequent use by marketing, dispatch and inventory personnel.

     Once a specific area has been targeted, AWS typically delivers a package of promotional materials to each household within the target market area. The marketing package used generally includes a brochure and video describing wireless cable and its advantages. Shortly thereafter a telemarketer contacts each household within the target market area and attempts to sell service to the prospective subscriber or schedule an appointment with an AWS salesperson. The sales personnel emphasize comparable picture quality and better service at a lower price than traditional hard-wire cable systems can provide.

     In addition to price and comparable programming, AWS competes on a quality of service basis. Within its signal range, the picture quality of AWS' service is comparable to or better than that received by traditional hard-wire cable subscribers because there is less opportunity for signal degradation between AWS' headend facility and the subscriber. Wireless cable service also has proven very reliable, primarily due to the absence of distribution system components that can fail and thereby cause system-wide outages. AWS is positioning itself as a reliable, cost-effective alternative to traditional hard-wire cable systems by delivering a high quality signal throughout its signal area and more personalized service to its subscribers than traditional cable operators.

PROPERTIES

     AWS leases its executive office space in Scottsdale. The term of the lease is through February 1998. AWS believes that the leased space is adequate for its current and reasonably anticipated needs. The Minneapolis LLC leases approximately 12,700 square feet of office and warehouse space in Minneapolis pursuant to a lease which expires in December 1998. The FTW Venture leases approximately 15,000 square feet of office and warehouse space in Fort Worth pursuant to a lease that expires in April 1996. In addition to office space, AWS leases space on the top of buildings or transmission towers located in the markets where it operates wireless cable systems. AWS locates its wireless cable transmitters on these buildings or towers. Currently, AWS believes that office space and space on buildings or transmission towers currently is readily available on acceptable terms in the markets where AWS operates or owns wireless cable channel rights.

LEGAL PROCEEDINGS

     Prior to the sale of certain assets by Wireless California to AWS, approximately $29,000,000 was raised in connection with the offering of general partnership interests in the Minneapolis Partnership, the FTW Partnership and the Pittsburgh Partnership, each of which was formed for the purpose of acquiring an interest in the rights to develop and operate a wireless cable television system in Minneapolis, Fort Worth, and Pittsburgh, respectively. Through an affiliate, Wireless California participated in the offer and sale of the general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities under federal and applicable state laws. Certain current and former officers and directors of AWS were formerly officers and directors of Wireless California.

     Following an investigation by the Commission involving the activities of Wireless California in connection with the offer and sale of the general partnership interests as described above, AWS and certain of its current and former officers, without admitting or denying any wrongdoing, agreed to consent to an order of

B

the Commission to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act.

     Securities administrators in 22 states also have conducted or are presently conducting investigations of the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which Wireless California, the issuing general partnerships, and certain officers of Wireless California were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. In addition, AWS Liquidating, L.L.C., the entity into which Wireless California was liquidated ("AWS L.L.C."), has entered into a consent order with the State of Illinois pursuant to which AWS L.L.C. agreed to cease and desist from selling general partnership interests without registration, to pay an administrative penalty, and to cause a rescission offer to be made to Illinois residents. AWS L.L.C. did not comply with the order and the State of Illinois filed a complaint on August 14, 1995. Following an investigation by the State of Arizona, AWS L.L.C. and current and former officers of AWS consented to an order of the Arizona Corporation Commission to cease and desist from selling securities unless the sale is registered or exempt from registration and to the imposition of an administrative penalty against AWS L.L.C. AWS also consented to a separate order that requires AWS to make an offer of rescission to all general partners who are Arizona residents or who were offered and sold their interests from Arizona. To the knowledge of AWS, there are no other active federal or state regulatory proceedings or investigations.

     AWS is currently attempting to amend the Arizona order to provide for alternatives to rescission, although there can be no assurance that AWS will be successful in this regard. The Arizona order currently provides that if the rescission offers are not made, AWS will be required to pay to the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or approximately $566,000, plus interest from the time of investment. There can be no assurance that AWS will be able to satisfy the Arizona rescission order.

     Since October 31, 1992, Wireless California, the general partnerships and the current and former officers of AWS have ceased all activities involving the offer and sale of general partnership interests, although one of the general partnerships continued to raise funds through capital calls to existing general partners after such date. In addition to the rescission offers described above, Wireless California and the general partnership issuers voluntarily elected to offer to purchase the general partnership interests of certain general partners in exchange for cash in an amount equal to the funds contributed by such general partners. As of the date of this Proxy Statement/Prospectus, approximately 1,170 of the approximately 1,930 purchasers of general partnership interests had been offered rescission or a return of their investment by Wireless California or the general partnership issuers and approximately 80 had accepted the offer, all of which have been paid. None of such offers, however, were necessarily conducted in accordance with the statutory requirements of the various states. To the extent such requirements were not met, potential securities liability arising from the offer and sale of the general partnership interests will not be statutorily eliminated until the statutes of limitation with respect to such claims have expired or an offer is made in accordance with the statutory rescission requirements of any state.

     In September 1995, AWS and the Pittsburgh general partnership sold all of their wireless cable assets in the Pittsburgh market to a publicly held wireless cable company. As consideration for the sale of its assets in the Pittsburgh market, the Pittsburgh general partnership received approximately $11,250,000 in cash and short term notes, which amount exceeded the aggregate amount that would have been required if all Pittsburgh general partners were offered and accepted rescission. Additionally, holders of approximately 72% of the Pittsburgh general partnership interests executed and delivered releases relieving AWS, Wireless California and certain related parties from any claims including claims arising from the offer and sale of the general partnership interests.

     There can be no assurance that current general partners or any governmental agency will not institute proceedings for rescission against Wireless California or AWS as the successor to Wireless California based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. In connection with the acquisition of certain assets of Wireless California, AWS expressly disclaimed any liabilities of Wireless California arising out of the offer and sale of the general partnership interests described above. There is a possibility, however, that a successful claim against Wireless California could be asserted against AWS based on a number of theories involving successor liability. The institution of legal action against AWS arising out of the offer and sale of general partnership interests by Wireless California could result in substantial defense costs to AWS and the diversion of efforts by AWS' management, and the imposition of liabilities against AWS could have a material adverse effect on AWS. Based on its experience to date, however, taking into account the status of investigations by various state securities administrators, the absence of any asserted claim for rescission having been instituted by any of the general partners against any of the general partnerships, Wireless California or AWS, AWS' assessment of the current value of the general partnership interests, the relatively small number of general partners who have accepted previous offers by Wireless California or its shareholders to purchase general partnership interests, the existence of a number of possible defenses to any claims asserted against it, the existence and terms of the FTW Agreement and the Minneapolis Agreement, and other factors, AWS does not believe the ultimate resolution of this matter will have a material adverse impact on its financial condition.

     AWS is currently named as a defendant in two separate lawsuits. On May 16, 1995, William R. Jenkins, the former Chief Executive Officer of AWS, filed a lawsuit in Arizona state court alleging breach of his employment contract and requesting as damages all amounts due under the employment contract, treble damages under the Arizona statute, attorney's fees and costs. On June 2, 1995, AWS filed a Petition to Compel Arbitration and an Answer including counterclaims. As a result, the dispute was referred to an arbitration hearing and the lawsuit was dismissed. AWS estimates that the amount due under Mr. Jenkins' employment contract, if he were successful, would be approximately $167,000, which amount could be trebled under the Arizona statute.

     On June 21, 1995, TruVision, with whom AWS had entered into a letter of intent relating to the sale of AWS' Memphis assets for $2,200,000, filed a lawsuit, as amended on June 29, 1995, in the Circuit Court of Rankin County, Mississippi alleging that AWS breached the letter of intent, that the parties entered into a binding agreement which AWS breached, and that AWS committed fraud and negligent misrepresentation. AWS disputes these claims based on the position that it lawfully terminated the letter of intent. The Amended Complaint requests damages in the amount of $28,196,642 and punitive damages in the amount of $20,000,000, together with interest and all costs of court. On November 7, 1995, AWS entered into an agreement with TruVision pursuant to which AWS has agreed to sell, with Heartland's consent, the Memphis assets to TruVision for $3,900,000. The agreement provides for the settlement and release of all claims by and among AWS, TruVision and Heartland relating to the Memphis assets, subject to consummation of the AWS Merger Agreement. Further, each agreement provides that, prior to closing, each party agrees that the lawsuit filed by TruVision would be stayed. Assuming consummation of each transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision shall have the right to prosecute the lawsuit, and AWS and Heartland shall have the right to raise all defenses and counterclaims associated therewith.

     AWS believes it has adequate grounds to successfully defend both lawsuits. AWS does not expect that a judgment against AWS, if any, would have a material adverse effect on its financial condition or results of operations.

     AWS is also the subject of two threatened lawsuits. American Telecasting, Inc. ("ATI") has sent letters to AWS claiming that AWS breached a term sheet and requesting payment of $1,800,000 as the alleged termination fee owed to ATI under the term sheet, plus expenses. AWS has responded to ATI and disputes all of ATI's claims.

                                                                             [B]

     By letter dated January 31, 1995, Laidlaw Holdings, Inc. ("Laidlaw"), the underwriter of AWS' proposed public offering, claimed that AWS owes Laidlaw $182,166 as accountable expenses under a Letter Agreement between the parties dated November 20, 1994. A follow-up letter was sent to AWS on July 13, 1995. By letter dated February 3, 1995 from AWS to Laidlaw, AWS asserted that Laidlaw terminated the Letter Agreement. AWS believes that if a claim is filed by Laidlaw, AWS has adequate grounds to successfully defend the claim.

                                      AWS

                         SELECTED FINANCIAL INFORMATION

     The selected statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994 were derived from the financial statements of AWS, which were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of February 29, 1992 and for the period from April 17, 1991 (inception) to February 29, 1992 were derived from the financial statements of AWS, which were audited by Arthur Andersen LLP, but which are not included in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of AWS, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of AWS, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of AWS contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

                                        PERIOD FROM
                                       APRIL 17, 1991     TEN MONTHS                                       NINE MONTHS ENDED
                                       (INCEPTION) TO       ENDED         YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        FEBRUARY 29,     DECEMBER 31,    --------------------------    --------------------------
                                          1992(1)          1992(1)          1993           1994           1994           1995
                                       --------------    ------------    -----------    -----------    -----------    -----------
Operating Data:
  Revenues...........................   $         --     $        --     $        --    $    83,333    $    58,333    $    75,000
                                        ------------     -----------     -----------    -----------    -----------    -----------
  Operating expenses:
    Systems operations...............             --              --              --             --             --             --
    Selling, general and
      administrative.................      2,819,810       3,324,205       2,316,001      3,521,413      2,157,143      1,533,152
    Depreciation and amortization....          4,785          34,321         442,933        637,049        613,717         66,079
                                        ------------     -----------     -----------    -----------    -----------    -----------
        Total operating expenses.....      2,824,595       3,358,526       2,758,934      4,158,462      2,770,860      1,599,231
                                        ------------     -----------     -----------    -----------    -----------    -----------
  Operating loss.....................     (2,824,595)     (3,358,526)     (2,758,934)    (4,075,129)    (2,712,527)    (1,524,231)
  Interest income (expense), net.....         16,969              --        (775,525)      (976,867)      (978,695)      (126,119)
  Equity in losses of joint
    venture..........................             --         (85,210)       (184,906)      (200,436)      (157,794)      (136,298)
  Other income (expense).............      1,100,000              --          69,205       (474,348)      (528,080)       802,078
                                        ------------     -----------     -----------    -----------    -----------    -----------
        Net loss.....................   $ (1,707,626)    $(3,443,736)    $(3,650,160)   $(5,726,780)   $(4,377,096)   $  (984,570)
                                        ============     ===========     ===========    ===========    ===========    ===========
Net loss per common share............             --     $     (1.33)    $     (1.16)   $     (1.26)   $     (1.06)   $      (.17)
                                        ============     ===========     ===========    ===========    ===========    ===========
Weighted average shares
  outstanding........................             --       2,595,689       3,159,397      4,540,362      4,135,431      5,709,187
                                        ============     ===========     ===========    ===========    ===========    ===========
Other Financial Data:
  EBITDA(2)..........................   $ (2,819,810)    $(3,324,205)    $(2,316,001)   $(3,438,080)   $(2,098,810)   $(1,458,152)
  Capital expenditures(3)............   $  2,237,170     $   910,355     $   832,326    $ 4,107,603    $ 3,788,011    $   702,125

                                                            FEBRUARY
                                                               29,                     DECEMBER 31,
                                                           -----------    --------------------------------------    SEPTEMBER 30,
                                                              1992           1992          1993          1994           1995
                                                           -----------    ----------    ----------    ----------    -------------
Balance Sheet Data:
  Cash and cash equivalents.............................   $    66,615    $  579,844    $3,244,275    $  376,621     $ 1,182,653
  Total assets..........................................     4,471,753     2,808,651     9,301,293     6,949,900       7,554,298
  Long-term debt, including current portion.............        44,445            --     7,707,000            --       1,899,442
  Total stockholders' equity (deficit)..................    (1,703,640)    2,648,075       903,575     5,767,859       4,783,289

---------------

(1) On December 17, 1992, AWS acquired the wireless cable operations of Wireless California. For accounting purposes, this transaction was treated as an issuance of stock for cash by Wireless California (a reverse acquisition). All income and expense items are comparable with the exception of other income (expense) for the period from April 17, 1991 to February 29, 1992 which is an income tax benefit item.

(2) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(3) Capital expenditures for the period from April 17, 1991 (inception) to February 29, 1992 were comprised of $71,185 for purchase of systems and equipment and $2,165,985 of expenditures for investment in wireless systems; for the year ended December 31, 1992 were comprised of $160,960 for purchases of systems and equipment and $749,395 for expenditures for investment in wireless systems; For the year ended December 31, 1993 were comprised of $77,055 for purchases of systems and equipment, $755,271 for expenditures for investment in wireless systems; for the year ended December 31, 1994 were comprised of $287,291 for purchases of systems and equipment, $3,820,312 for expenditures for investment in wireless systems; for the nine months ended September 30, 1994 were comprised of $241,677 for purchase of systems and equipment and $3,546,334 of expenditures for investment in wireless systems; and for the nine months ended September 30, 1995 were comprised of $40,035 for purchase of systems and equipment and $662,090 of expenditures for investment in wireless systems.

B

                                      AWS

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     American Wireless Systems, Inc. ("AWS") currently owns a minority interest in and manages the operations of wireless cable systems in Minneapolis, Minnesota and Fort Worth, Texas and owns the rights to certain wireless cable television rights in Los Angeles, California, Dallas, Texas and Memphis, Tennessee. Launched in March 1993 and November 1992, respectively, the Minneapolis and Fort Worth systems served approximately 2,740 and 1,550 subscribers, respectively, as of November 30, 1995.

     The wireless cable business is a capital intensive business. Initially, significant capital is required to acquire the rights to wireless cable channels, construct the headend facility, co-locate the channels and fund negative cash flow until the system is able to install a sufficient number of subscribers to fund its operating expenses. After operations have been launched, AWS estimates that the incremental cost per subscriber is approximately $530 (assuming one-half of the subscribers order additional outlets which require additional equipment and labor). AWS does not expect either of the Minneapolis or Fort Worth systems to provide cash flow unless significant additional capital can be obtained.

     The Minneapolis and Fort Worth systems are operational. However, the Minneapolis and Fort Worth systems are currently installing a minimal number of subscribers each month. AWS' proposed wireless cable systems in Los Angeles, Dallas and Memphis are currently in the development stage. None of the systems has sufficient subscribers, or the financing necessary to add sufficient subscribers, to generate positive cash flow from operations.

     AWS will require additional financing in the first quarter of 1996 to fund its operating expenses; however, AWS anticipates that the proposed AWS Merger will be consummated prior to the close of the first quarter of 1996, thereby eliminating AWS' need to fund future operating and development expenses. Under the terms of the AWS Merger Agreement with Heartland, AWS stockholders will receive approximately $34,000,000 in Heartland Common Stock, subject to adjustments in certain events. If the AWS Merger is not consummated, AWS will continue to pursue other financing options including the sale of some or all of its assets or a merger with a third party.

     In Minneapolis, AWS owns a 25% membership interest in the Minneapolis LLC, which owns and operates the Minneapolis system. The limited liability company agreement governing the Minneapolis LLC requires AWS' joint venture partner, Minneapolis Partnership, to contribute all financing required by the Minneapolis system. Pursuant to a management agreement, AWS currently serves as the manager of the Minneapolis LLC. In April, 1994 AWS lent Minneapolis Partnership $2,000,000, which has been contributed to Minneapolis LLC to fund the operation of the system. In May 1995, the Minneapolis LLC obtained a loan of $550,000 from Tsunami Capital Corp. ("Tsunami"). In October 1995, the Minneapolis LLC obtained a loan commitment for $1,575,000 from Heartland, of which $575,000 was used to repay the Tsunami loan, including interest, and $1,000,000 ($484,000 of which has been advanced as of December 31, 1995) of which is available to add subscribers and pay for certain corporate overhead. The Minneapolis LLC will require additional funding beyond the $1,000,000 during the first quarter of 1996 to continue installing subscribers. If the AWS Merger is not consummated, AWS will assist its joint venture partner in its efforts to obtain additional funding for Minneapolis LLC.

     AWS owns a 20.01% equity interest in the entity that owns and operates the Fort Worth system (the "FTW Venture") and currently serves as the manager of the FTW Venture pursuant to an informal management agreement, but to date has not been compensated for its efforts. In addition, the joint venture agreement between AWS and FTW Partnership, AWS' joint venture partner in the FTW Venture, is informal. Over the past two and one-half years, AWS and FTW Partnership have been negotiating the terms of a definitive joint venture arrangement and a management agreement to formalize the relationship; however, to date, no agreement has been reached. AWS is currently advancing approximately $30,000 per month to the FTW Venture to fund negative cash flow. As of December 31, 1995, AWS has advanced approximately $400,000 to the FTW Venture. If the AWS Merger is not consummated, AWS will continue to negotiate with

FTW Partnership with respect to formal joint venture and management agreements and additional funding for the system.

     In Dallas, AWS currently owns or leases the rights to 16 wireless cable channels. From September 1994 to December 1994, AWS prepared for the launch of a wireless cable system in Dallas which would offer a business-oriented programming package to subscribers. AWS anticipated that funding for the launch would be available from the proceeds of AWS' proposed public offering in 1994. Because the proposed offering was not successful, a launch has been delayed indefinitely.

     In Los Angeles, AWS currently owns or leases the rights to nine wireless cable channels. AWS intended to launch a wireless cable system in Los Angeles which would offer a business oriented programming package to business subscribers. Until additional financing is obtained, AWS does not plan to launch a wireless cable system in Los Angeles.

     In order to expand the Dallas and Los Angeles systems to include residential subscribers, AWS believes additional channel capacity must be acquired, either through the acquisition of additional channel rights or the use of digital compression. AWS has encountered and expects to continue to encounter substantial competition in acquiring additional channel capacity in Dallas and Los Angeles.

     In Memphis, AWS owns or leases the rights to 22 wireless cable channels. On November 7, 1995 AWS entered into a contract to sell its assets in the Memphis market to TruVision for $3,900,000 in cash. AWS anticipates that this transaction will close before February 29, 1996. AWS is currently involved in litigation with TruVision. According to the AWS Merger Agreement, at the closing of such agreement, all litigation between AWS and TruVision will be withdrawn and all claims will be waived.

     On September 29, 1995, AWS sold its assets in the Pittsburgh market for $1,250,000 in cash.

RESULTS OF OPERATIONS

     Years Ended December 31, 1994 and December 31, 1993. As described above, AWS has interests in, but does not have any wholly owned operating wireless cable systems, and therefore had no operating revenue in either 1994 or 1993. AWS received management fees from the Minneapolis system of $83,333 in 1994 only.

     For the years ended December 31, 1994 and December 31, 1993, AWS had net losses of $5,726,780 and $3,650,160, respectively. General and administrative expenses increased by approximately $1,400,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993. The primary components of general and administrative expenses include compensation, professional services, including legal and accounting services, rental expense, depreciation and travel and entertainment. Compensation expense increased approximately $418,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993. This increase was due primarily to authorization of a severance package for AWS' former President and Chairman of the Board pursuant to which AWS recognized approximately $566,000 in compensation expense. This was offset by the lack of employee bonuses in 1994, which were approximately $105,000 in 1993. Outside services expense increased approximately $635,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993, primarily due to the expenses associated with AWS' proposed public offering. See "-- Liquidity and Capital Resources." Other general and administrative expenses increased approximately $346,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993, primarily due to expenses associated with maintaining the assets in the Dallas and Pittsburgh markets.

     During 1994 and 1993, AWS raised an aggregate of approximately $13,664,000 through three private placements of Common Stock and convertible subordinated notes (the "Notes"). Interest expense, including amortization of debt issuance costs, on the Notes totalled $976,867 for the year ended December 31, 1994 and $775,525 for the year ended December 31, 1993. The increase was due to approximately two additional months of interest accrued in 1994 as compared to 1993.

                                                                             [B]

     Other income decreased approximately $544,000 from $69,205 for the year ended December 31, 1993 to other expense of $474,348 for the year ended December 31, 1994 primarily due to recognition of $425,000 of other expense associated with repricing certain warrants.

     Minneapolis LLC began adding subscribers in March 1993 and continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. In April 1994, AWS lent its joint venture partner $2,000,000, which has been contributed to the Minneapolis LLC to fund operating expenses and subscriber growth. This loan bears interest at a per annum rate of 8% and is due in full on February 28, 1996. In the event this loan is not repaid when due, AWS will receive an additional equity interest in the Minneapolis LLC of approximately 10%. The system had approximately $520,000 in revenue during 1994 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the addition of approximately 1900 subscribers in 1994. Operating expenses in 1994 were approximately $1,591,000 and approximately $1,149,000 in 1993. The increase was due to the addition of approximately 900 more subscribers in 1994 as compared to 1993. Depreciation expense increased to approximately $977,000 in 1994 from approximately $739,000 in 1993. The increase was due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $2,048,000 in 1994 and approximately $1,616,000 in 1993. The change was due to the re-launch of the system in April 1994 and the addition of 900 more subscribers in 1994 as compared to 1993. AWS' share of those losses was approximately $138,000 in 1994 and $127,000 in 1993. AWS' allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, AWS' allocated share of the losses on a percentage basis is less than its beneficial interest.

     The FTW Venture began adding subscribers in November 1992 and subscribers continued to be added to the system until April 1993, when the FTW Venture's cash resources were nearly depleted. The system had revenue of approximately $667,000 during 1994 and approximately $792,000 during 1993. The decrease in revenue was due to the loss of approximately 500 subscribers from its subscriber base due to disconnections. Operating expenses were approximately $1,008,000 in 1994 and approximately $1,056,000 in 1993. The decrease was due to the lack of installation activity throughout 1994. Depreciation expense increased to approximately $787,000 in 1994 from approximately $754,000 in 1993. The increase was due to the addition of subscriber equipment to complete a minimal number of installations in order to offset the decline in the subscriber base due to disconnections. The FTW Venture's net loss was approximately $1,128,000 in 1994 and approximately $1,018,000 in 1993. The net loss is comparable, which reflects the effect of increased revenues and operating costs when the system was actively installing subscribers in early 1993. AWS' share of these operating losses was approximately $62,000 in 1994 and $58,000 in 1993. AWS' recorded losses are based on the anticipated terms of the joint venture agreement, which AWS currently is negotiating.

  Year Ended December 31, 1993 and Ten Months Ended December 31, 1992. General and administrative expenses declined by approximately $600,000 for the year ended December 31, 1993 as compared to the ten-month period ended December 31, 1992. The primary components of general and administrative expenses include compensation, professional services including legal and accounting services, rental expense, depreciation and travel and entertainment. Compensation expense declined $285,000 for the year ended December 31, 1993 as compared with the ten-month period ended December 31, 1992, reflecting decreases in executive compensation partially offset by an increase in the number of employees. Other general and administrative expenses, including outside services, declined $315,000 as the result of the imposition by management of tighter controls over expenditures.

     The losses from operations of the joint ventures increased from $85,210 in 1992 to $184,906 in 1993. The increase was due primarily to the beginning of operations in Minneapolis and a full year of operations in Fort Worth.

     The Minneapolis LLC began adding subscribers in March 1993 and continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. The Minneapolis LLC had approximately $10,000 in revenue during 1992 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the launch of the Minneapolis system and the addition of approximately

950 subscribers in 1993. Operating expenses were approximately $89,000 in 1992 and approximately $1,149,000 in 1993. The increase was also due to the launch of the system in 1993. Depreciation expense increased from approximately $6,000 in 1992 to approximately $739,000 in 1993 due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $71,000 in 1992 and approximately $1,616,000 in 1993. The change was also due to the launch of the system in 1993. AWS' share of these losses was $9,000 in 1992 and $127,000 in 1993. AWS' allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, AWS' allocated share of losses on a percentage basis is less than its beneficial interest.

     The FTW Venture began adding subscribers in November 1992. Subscribers continued to be added to the system until April 1993, when the joint venture's cash resources were nearly depleted. The FTW Venture had revenue of approximately $144,000 in 1992 and $792,000 in 1993. The increase in revenue was due to the addition of approximately 1,630 subscribers in 1993 compared to 550 subscribers in 1992 and a full 12 months of operations in 1993. Operating expenses in 1992 were approximately $638,000 and approximately $1,109,000 in 1993. The increase was due to a full 12 months of operations in 1993. Depreciation expense increased from $250,000 in 1992 to $754,000 in 1993 due to the addition of subscriber, headend and office equipment. The joint venture's net loss was $744,000 in 1992 and $1,071,000 in 1993. The change was due to a full 12 months of operations in 1993. AWS' share of these operating losses was $76,000 in 1992 and $58,000 in 1993. AWS' recorded losses are based on the anticipated terms of the joint venture agreement, which AWS currently is negotiating.

     Interest expense, including amortization of debt issuance costs, on the Notes totalled $775,525 for 1993. There was no interest expense in 1992.

     Nine Months Ended September 30, 1995 and September 30, 1994. As previously noted, AWS has interests in, but does not have any wholly owned operating wireless cable systems, and therefore had no operating revenue for the nine months ended September 30, 1995 or September 30, 1994. AWS received management fees from the Minneapolis system of $75,000 for the nine months ended September 30, 1995 and $58,333 for the nine months ended September 30, 1994 only.

     For the nine months ended September 30, 1995 and September 30, 1994, AWS had net losses of $984,570 and $4,377,096, respectively. General and administrative expenses decreased by approximately $1,172,000 for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. A decrease in compensation of approximately $924,000 for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994 comprises the majority of the decrease in total general and administrative expenses. Compensation decreased due to recognition of approximately 566,000 in September 1994 of compensation expense related to authorization of a severance package to a former officer as well as the reduction in the number of employees including one executive officer and approximately ten staff personnel in January and February 1995. The remaining decrease in general and administrative expenses was the result of relocating the corporate office to a more economical facility in February 1995. Interest expense decreased approximately $853,000 because $7,707,000 of the Notes were converted in September 1994 and, therefore, no interest was incurred on the Notes for the nine months ended September 30, 1995. Other income for the nine months ended September 30, 1995 is primarily comprised of approximately a $787,000 gain from the sale of the Company's interest in the Pittsburgh market. Other expense for the nine months ended September 30, 1994 is primarily comprised of $425,000 in expense related to repricing certain of the Company's outstanding warrants.

     The $2,000,000 lent to the Minneapolis Partnership was subsequently contributed to the Minneapolis LLC in April 1994. The Minneapolis LLC obtained a loan of $550,000 in May 1995 from Tsunami, to fund the installation of subscribers and operating overhead. This loan bore interest at a per annum rate of 12% and was due in full on the earlier of December 31, 1995 or the date that certain merger discussions between Tsunami and the Minneapolis LLC were halted. In connection with the proposed Heartland transaction, Minneapolis LLC received a loan of up to $1,575,000 in October 1995, of which $575,000 was used to repay Tsunami.

                                                                             [B]

     The Minneapolis LLC had approximately $739,000 in revenue for the nine months ended September 30, 1995 as compared to approximately $317,000 in revenue for the nine months ended September 30, 1994. The increase of approximately $422,000 was due to the addition of approximately 1,260 subscribers. Operating expenses were approximately $1,446,000 for the nine months ended September 30, 1995 and $1,089,000 for the nine months ended September 30, 1994. The increase of approximately $357,000 is due to the addition of approximately 960 more subscribers for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. Depreciation expense increased to approximately $799,000 for the nine months ended September 30, 1995 as compared to approximately $719,000 for the nine months ended September 30, 1994. The increase was due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $1,506,000 for the nine months ended September 30, 1995 as compared to $1,490,000 for the nine months ended September 30, 1994. The change was due to increased operating expenses from the addition of approximately 960 more subscribers over the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. AWS' share of these losses was approximately $91,000 for the nine months ended September 30, 1995 and $104,000 for the nine months ended September 30, 1994.

     The FTW Venture did not have funding available to actively install subscribers. Therefore, the FTW Venture's primary focus was to maintain the subscriber base for both nine month periods ended September 30, 1994 and September 30, 1995. The FTW Venture had revenue of approximately $452,000 for the nine months ended September 30, 1995 and approximately $505,000 for the nine months ended September 30, 1994. The decrease was due to the loss of subscribers due to disconnections between the two periods. Operating expenses were approximately $668,000 for the nine months ended September 30, 1995 and approximately $768,000 for the nine months ended September 30, 1994. The decrease of approximately $100,000 is due to reductions in operating and overhead expenses. Depreciation expense was approximately $581,000 for the nine months ended September 30, 1995 and approximately $609,000 for the nine months ended September 30, 1994. The decrease of approximately $28,000 was due to the write off of subscriber equipment. The FTW Venture's net loss was approximately $798,000 for the nine months ended September 30, 1995 and approximately $869,000 for the nine months ended September 30, 1994. The net loss is similar because operating activities during the two periods were comparable. AWS' share of these losses was approximately $45,000 for the nine months ended September 30, 1995 and $54,000 for the nine months ended September 30, 1994.

INCOME TAXES

     AWS follows the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." In connection with the reverse acquisition of Wireless California on December 17, 1992, the basis in the assets acquired and liabilities assumed by AWS were substantially the same for book and tax purposes; therefore, no significant deferred tax assets or liabilities existed. During the year ended December 31, 1993, AWS was able to utilize a portion of its losses generated to recapture previous taxes paid by Wireless California. Such recapture has been treated as a capital contribution to AWS by Wireless California.

     At December 31, 1994, AWS had no significant deferred tax assets or liabilities. AWS has available net operating loss carry forwards of approximately $6,482,000 that begin expiring in 2009. The net operating loss carry forward for the nine months ended September 30, 1995 is approximately $7,328,000. No benefit from these net operating loss carryforwards has been realized in AWS' financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     All of AWS' wireless cable systems are either in the development stage or early operating stage. AWS' efforts to date have been directed primarily toward the acquisition of channel rights and launch of systems. As a result of difficulties encountered in raising significant capital arising from the problems associated with the prior offer and sale of general partnership interests, AWS has been unable to obtain the financing required to sufficiently develop its markets to be able to generate significant revenues. Accordingly, AWS has incurred losses since inception, and expects to incur additional losses. For the years ended December 31, 1993 and December 31, 1994, AWS had net losses from operations of $2,758,934 and $4,075,129, respectively, and net losses of $3,650,160 and $5,726,780, respectively. Since none of AWS' existing or proposed systems have advanced beyond the early operating or development stage, AWS anticipates that it will be dependent upon external financing and continue to incur losses. Due to AWS' financing constraints, AWS was unable to produce audited financial statements for the fiscal year ended December 31, 1994 until October 19, 1995.

     The AWS Convertible Notes were due on July 15, 1994 and originally were convertible into AWS common stock at $8.40 per share. In addition, the noteholders of the Notes received contingent warrants to acquire up to 346,666 shares of AWS common stock at $12 per share. Through May 11, 1994, holders of $1,491,000 in principal amount of the Notes had converted their Notes into AWS common stock. The remaining $7,245,000 in Notes were called for prepayment by AWS in May 1994. Due to an unanticipated decline in AWS' share price, among other factors, holders of $4,232,000 in principal amount of the Notes elected to accept repayment rather than convert their Notes into shares of AWS' common stock. Because AWS did not anticipate the relatively high level of repayment, AWS did not have adequate funds available to pay all of the noteholders who elected repayment. As a result, the conversion price of the Notes was adjusted from $8.40 per share to $3.75 per share in accordance with their terms. Following the redemption date, AWS agreed to permit all of the noteholders, including the noteholders that had elected repayment, to elect repayment or to convert their Notes into shares of AWS' common stock at the adjusted conversion price of $3.75 per share. Holders of all but $703,500 in principal amount of the Notes agreed to convert their Notes into shares of AWS' common stock at $3.75 per share. The placement agent for the Notes arranged for the holders of the remaining $703,500 in principal amount of the Notes to sell their Notes to certain accredited investors who agreed to convert such Notes into shares of AWS common stock at $3.75 per share by September 30, 1994. As a consequence, none of the Notes remain outstanding and 2,047,920 additional shares of AWS common stock were issued at an effective purchase price of $3.75 per share.

     As consideration for services rendered in connection with conversion of the Notes, AWS agreed to adjust the exercise price of existing warrants to acquire 169,333 shares of AWS common stock held by certain affiliates of the placement agent of the Notes. As a result, AWS recognized expense of approximately $425,000 in the third quarter of 1994.

     Since January 1995, AWS has pursued various financing options which culminated in signing the AWS Merger Agreement with Heartland on September 11, 1995. The AWS Merger Agreement calls for AWS stockholders to exchange their stock in AWS for Heartland Common Stock. The conversion price per share of Heartland Common Stock will be the average of the closing prices of Heartland Common Stock during the 10 trading days ending on the fifth business day before the closing of the AWS Merger. If Heartland's trading price is below $20 per share, the exchange price will be $20 per share; if the trading price is above $26 per share, the exchange price will be $26 per share.

     In February and April 1995, AWS obtained loans totalling $1,000,000 from an AWS stockholder. These loans bore interest at a per annum rate of 15%, were secured by various assets of AWS and were repaid in full in September 1995.

     On May 25, 1995, AWS and Heartland entered into a non-binding letter of intent providing for the potential acquisition of AWS by Heartland. Pursuant to this letter of intent, Heartland paid $200,000 to AWS for an exclusive "no shop" agreement pursuant to which AWS agreed, subject to certain conditions, to refrain from seeking transactions with third parties during the period from May 26, 1995 through June 26, 1995. The termination of AWS' no shop obligation was subsequently extended until June 30, 1995. The $200,000 was deposited into an escrow account by Heartland and released to AWS on June 23, 1995 pursuant to the letter of intent. In addition, Heartland loaned to AWS $1,800,000 on May 26, 1995, which loan bears interest at a prime rate plus two percent and is secured by a first lien security interest in and to the wireless cable channel rights of AWS in the Dallas, Texas wireless cable market (the "AWS Loan"). The AWS Loan is secured by AWS' interest in all of its assets related to the Dallas, Texas market pursuant to the asset security agreement between AWS and Heartland. The AWS Loan bears interest at the lesser of the maximum rate of interest allowed by applicable law or two percent over the prime rate with interest payable every three months beginning October 1, 1995. The AWS Loan is due on or before January 31, 1997. The AWS Merger Agreement provides that specified amounts ("Exclusivity Fees") are to be periodically offset against the

B

AWS Loan as additional consideration for the non-solicitation covenant in the AWS Merger Agreement. If AWS terminates or fails to consummate the AWS Merger as a result of certain specified events, payment of the AWS Loan may be accelerated and previously offset Exclusivity Fees may be added back to the AWS Loan. If Heartland terminates or fails to consummate the AWS Merger after all conditions to its obligations have been satisfied or waived, then the balance of the AWS Loan may be forfeited as liquidated damages. "The AWS Merger -- Terms of the AWS Merger Agreement -- AWS Loan."

     On September 29, 1995, AWS sold its assets in the Pittsburgh market for $1,250,000 in cash.

     On June 21, 1995, TruVision, with whom AWS has entered into a letter of intent relating to the sale of AWS' Memphis assets, filed a lawsuit, as amended on June 29, 1995, in the state of Mississippi alleging that AWS breached the letter of intent, that the parties entered into a binding agreement which AWS breached, and that AWS committed fraud and negligent misrepresentation. AWS disputes these claims based on the proposition that it lawfully terminated the letter of intent. The Amended Complaint requests damages in the amount of $28,196,642 and punitive damages in the amount of $20,000,000, together with interest and all costs of court. On November 7, 1995, AWS entered into an agreement pursuant to which AWS has agreed to sell, with Heartland's consent, the Memphis assets to TruVision for $3,900,000. The agreement provides for the settlement and release of all claims by and among AWS, TruVision and Heartland relating to the Memphis assets, subject to consummation of the AWS Merger Agreement. Further, each agreement provides that, prior to closing, each party agrees that the lawsuit filed by TruVision would be stayed. Assuming consummation of each transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision will have the right to pursue the lawsuit, and AWS and Heartland will have the right to raise all defenses and counterclaims associated therewith.

     The FTW Venture does not have sufficient funds to continue development of the Fort Worth system. The FTW Partnership also does not have funds to contribute to the FTW Venture and has expressed its belief that AWS is obligated to provide additional funds to develop the system to a positive cash flow position. AWS does not believe it has such an obligation. In order to protect AWS' interest in the assets of the FTW Venture, AWS has advanced over $400,000 to the FTW Venture through December 31, 1995. The funds were used to fund negative cash flow of the system and maintain the current subscriber base. If the AWS Merger is not consummated, AWS will continue to negotiate the terms of additional funding to continue development of the system in conjunction with definitive joint venture and management agreements.

     Given AWS' inability to acquire sufficient financing to launch and add a significant number of subscribers to its wireless cable systems, AWS does not believe that any of its systems will generate sufficient cash flow to meet operating expenses in the near future. If additional financing is not obtained to continue development of its systems or if the AWS Merger or alternative financing is not obtained as outlined above, AWS' assets and current operating activities could be materially and adversely affected.

               DIVIDENDS ON AND MARKET VALUE OF AWS COMMON STOCK

     AWS Common Stock has been traded since 1989 in the over-the-counter market and currently is quoted on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the high and low bid quotations per share for the Common Stock as adjusted to reflect (i) the recapitalization of the Common Stock effected on April 27, 1993, pursuant to which each 2.5 outstanding shares of Common Stock were converted into one share of Common Stock and (ii) a one-for-three reverse stock split of the Common Stock effected on October 18, 1994, pursuant to which each three outstanding shares of Common Stock were converted into one share of Common Stock. There can be no assurance that the adjusted prices would accurately reflect the actual prices of the Common Stock had the recapitalization occurred prior to the periods indicated. These quotations reflect inter-dealer prices, without adjustments for retail mark-ups, mark-downs or commissions, and do not represent actual transactions.

                                                                      HIGH       LOW
                                                                     ------     ------
        Calendar Year 1993:
          1st Quarter..............................................  $15.00     $11.25
          2nd Quarter..............................................   13.89       4.68
          3rd Quarter..............................................   28.50       9.00
          4th Quarter..............................................   36.00      20.25
        Calendar Year 1994:
          1st Quarter..............................................   24.75      18.00
          2nd Quarter..............................................   24.00      10.50
          3rd Quarter..............................................   13.50       7.89
          4th Quarter..............................................    8.63       3.75
        Calendar Year 1995:
          1st Quarter..............................................    5.50       2.88
          2nd Quarter..............................................    4.75       4.00
          3rd Quarter..............................................    4.81       3.00
          4th Quarter..............................................    4.63       3.00
        Calendar Year 1996:
          1st Quarter (through January 22, 1996)...................    4.69       4.50

     AWS has not paid dividends on its Common Stock and does not anticipate that it will do so in the future. AWS currently does not intend to declare or pay any cash dividends, but intends to retain any future earnings for reinvestment in its business. Payments of dividends in the future will depend upon AWS's growth, profitability, financial condition and other factors which the Board of Directors may deem relevant.

     On September 11, 1995, the last trading day prior to the public announcement of the AWS Merger, the last sale bid price of AWS Common Stock was $4.375 per share, as reported on the OTC Bulletin Board. On January 22, 1996, the last sale bid price of AWS Common Stock as reported on the OTC Bulletin Board was $4.625. On January 17, 1996, there were approximately 358 holders of record of AWS Common Stock.

B

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AWS

     The following table sets forth as of December 31, 1995 certain information regarding the outstanding shares of AWS Common Stock beneficially owned by each person who is known by AWS to own beneficially or exercise voting or dispositive control over more than 5% of AWS Common Stock, by each of AWS' directors, by each of the named executive officers and by all directors and officers as a group. Unless otherwise indicated below, to the knowledge of AWS, all persons listed below have sole voting and investment power with respect to their shares of AWS Common Stock, except to the extent that authority is shared by spouses under applicable law.

                                                              NUMBER OF SHARES
                      NAME AND ADDRESS OF                       BENEFICIALLY         PERCENT OF
                        BENEFICIAL OWNER                          OWNED(1)            CLASS(1)
    --------------------------------------------------------  ----------------       ----------
    Steven G. Johnson(2)....................................       439,696              7.70%
    Robert A. Mayer(2)......................................        48,656              *
    John R. Hardesty(2).....................................        38,743              *
    James N. Orth(2)........................................        16,666              *
    Daniel A. Cartwright(2).................................        12,500(3)           *
    Todd J. Parriott(2).....................................        12,500(3)           *
    All directors and executive officers as a group (six
      persons)..............................................       568,761              9.81%
    Jeffrey D. Howes(4).....................................       500,606              8.77%
    Dexter S. Cohen(5)......................................       438,606              7.68%
    Kevin C. King(5)........................................       438,606              7.68%

---------------

 *  Less than one percent

(1) Includes shares of AWS Common Stock issuable to the identified person pursuant to convertible securities that may be exercised or converted within 60 days after December 31, 1995. In calculating the percentage of ownership, shares issuable to the identified person upon exercise of stock options or contingent warrants are deemed to be outstanding for the purpose of computing the percentage of shares of AWS Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of AWS Common Stock owned by any other stockholders.

(2) Each of such persons may be reached through the Company at 7426 East Stetson Drive, Suite 220, Scottsdale, Arizona 85251.

(3) Includes options to acquire 12,500 shares of AWS Common Stock granted under the Company's 1993 Stock Option Plan.

(4) Mr. Howes may be reached at 11300 West Olympic Boulevard, Suite 700, Los Angeles, California 90064.

(5) Each of such individuals may be reached at CK Capital Corporation, 180 Newport Center Drive, Suite 180, Newport Beach, California 92660.

         COMPARISON OF RIGHTS OF SECURITY HOLDERS OF HEARTLAND AND AWS

     The rights of the stockholders of AWS are governed by the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation and Bylaws of AWS. Upon the consummation of the AWS Merger Agreement, the former AWS stockholders will become stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of Heartland, such Minority Holders' rights will differ in certain respects from those rights presently held since their rights will be governed by the Heartland Certificate of Incorporation (the "Heartland Certificate") and Bylaws (the "Heartland Bylaws") rather than the Certificate of Incorporation and Bylaws of AWS.

     Certain differences and similarities between the rights of AWS' stockholders and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the Heartland Certificate, Heartland Bylaws and the Certificate of Incorporation and Bylaws of AWS.

GENERALLY

     The Certificate of Incorporation of AWS (the "AWS Certificate") authorizes an aggregate of 40,000,000 shares of common stock, par value $.01 per share (the "AWS Common Stock") and an aggregate of 5,000,000 shares of serial preferred stock, par value $.01 per share (the "AWS Preferred Stock"). As of December 31, 1995, 5,709,187 shares of AWS Common Stock were issued by AWS and no shares of AWS Preferred Stock were issued.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $.001 per share ("Heartland Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Heartland Preferred Stock"). As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Heartland Preferred Stock have been issued.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD"). Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland will not receive dissenters or appraisal rights. The stockholders of AWS will receive dissenters and appraisal rights.

                                                                             [B]

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

     Pursuant to the AWS Certificate, AWS has elected not to be governed by
Section 203 of the DGCL until such time, if ever, as both of the following conditions exist: (i) Section 203 by its terms would, but for the provision in the AWS Certificate, apply to AWS and (ii) no stockholder owns more than 25% of the outstanding voting stock of AWS. Once AWS shall become governed by Section 203 pursuant to the preceding conditions, AWS shall be governed by Section 203 for as long as the terms shall apply, regardless of whether any one stockholder shall thereafter hold more than 25% of the outstanding voting stock of AWS.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     Pursuant to the AWS Certificate, an amendment to the provisions in the AWS Certificate regarding (i) removal of directors; (ii) alteration of the Bylaws by stockholders; and (iii) special meetings of the stockholders requires, in addition to the requirements imposed by law, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all shares of stock entitled to vote. In addition, no provision imposing cumulative voting in the election of directors may be added to the AWS Certificate unless such action is approved by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all shares of stock entitled to vote.

AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter, amend and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the board of directors. The Heartland Certificate and the AWS Certificate (subject to the restriction described above) each vest in their respective Boards of Directors the power to adopt, alter, amend, or repeal Bylaws.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. Neither the Heartland Certificate nor the AWS Certificate provide for preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide any additional requirements regarding the distribution of dividends. The AWS Certificate does not provide any additional requirements regarding the distribution of dividends.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy. The AWS Bylaws do not alter the effective period of a proxy.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     Pursuant to the AWS Certificate, no action that is required or permitted to be taken by the AWS stockholders at any annual or special meeting of the stockholders may be effected by written consent in lieu of a meeting of the stockholders unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have been expressly approved in advance by the Board of Directors of AWS.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of the stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

B

     The AWS Certificate permits only the Board of Directors or a committee of the Board of Directors (whose powers and authority includes the power to call such meetings) to call a special meeting of the stockholders for any purpose or purposes. No other such person or persons may call a special meeting of the stockholders of AWS.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. Neither the Heartland Certificate nor the AWS Certificate provide for cumulative voting for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Heartland Certificate does not fix the number of directors.

     Pursuant to the AWS Certificate, the number of board members shall be not fewer than three (3) but shall not be greater than fifteen (15), the exact number to be determined by a resolution adopted by the Board of Directors.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Neither Heartland nor AWS have established a classified Board of Directors.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by the written consent of the stockholders.

     Pursuant to the AWS Certificate, any director may be removed from office only by the affirmative vote of the holders of record of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the outstanding shares of all classes and series of AWS stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, and as otherwise provided by law, whenever the holders of AWS Preferred Stock shall have the right, voting separately as a class, to elect one or more directors, the foregoing provision will not apply with respect to the director or directors elected by holders of AWS Preferred Stock.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Neither the Heartland Certificate nor the Heartland Bylaws provide additional requirements regarding vacancies on its Board of Directors. Neither the AWS Certificate nor the AWS Bylaws provide additional requirements regarding vacancies on its Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL. The AWS Certificate provides that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys's fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland and AWS to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS.

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of

                                                                             [B]

certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL. The AWS Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

                                                                             [C]

                                                                      APPENDIX C

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

C

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 11, 1995

                                    BETWEEN

                        AMERICAN WIRELESS SYSTEMS, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                           HEARTLAND MERGER SUB, INC.
                            (A DELAWARE CORPORATION)

                                                                             [C]

                         AMENDED AND RESTATED AGREEMENT
                               AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of the 11th day of September, 1995, by and among AMERICAN WIRELESS SYSTEMS, INC., a Delaware corporation ("AWS"), HEARTLAND MERGER SUB, INC., a Delaware corporation ("MergerSub") and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of AWS, MergerSub and Heartland have approved the merger of MergerSub with and into AWS pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of AWS ("AWS Common Share") will be converted into the right to receive the Conversion Amount as hereinafter defined; and

     WHEREAS, AWS, Heartland and MergerSub (also known as Heartland MergerSub, Inc.) have previously entered into an Agreement and Plan of Merger, dated as of the date hereof ("Original Agreement"), and have agreed to amend and restate the Original Agreement as provided herein; and

     WHEREAS, AWS, MergerSub and Heartland desire to make certain representations, warranties and agreements in connection with the Merger and also to set forth the various conditions to the Merger; and

     WHEREAS, the Board of Directors of AWS, MergerSub and Heartland have adopted resolutions approving this Agreement; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 12 hereof.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1. THE MERGER

     1.1 THE MERGER. At the Effective Time, MergerSub will merge with and into AWS (the "Merger") in accordance with the terms and conditions of this Agreement. AWS shall be the corporation surviving the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified under the Delaware General Corporation Law ("DGCL").

     1.2 EFFECT OF THE MERGER. (A) EFFECTIVE TIME. At the Effective Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, (i) MergerSub will merge with and into AWS by the filing with the Secretary of the State of Delaware of a Certificate of Merger; (ii) each AWS Common Share outstanding at the Effective Time, by said occurrence and with no further action on the part of the holder thereof, shall be transformed and converted into the right to receive, upon surrender of the certificate for such AWS Common Share, the Conversion Amount, without interest or any similar payment thereon or with respect thereto; (iii) each share of common stock of MergerSub outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into one share of common stock of the Surviving Corporation, so that thereafter Heartland will be the sole and exclusive owner of equity securities of the Surviving Corporation; (iv) each warrant or AWS Stock Option to acquire AWS Common Stock outstanding at the Effective Time and not exercised or terminated, which are convertible by their respective terms into the right to receive Heartland Common Shares upon the consummation of the Merger, shall be so converted; and (v) the Surviving Corporation shall be the owner of all of the business, assets, rights and other attributes thereto of, or held by, either AWS or MergerSub.

     (B) CONVERSION AMOUNT. On the Closing Date, each outstanding AWS Common Share shall be converted into the right to receive the number of Heartland Common Shares (the "Conversion Amount") equal to the sum of (i) the Initial Amount and (ii) upon the expiration of the Escrow Period and after any adjustments in accordance with Article 11, the Contingent Amount. As used herein, the "Initial Amount" shall mean the number of Heartland Common Shares equal to the product of (i) the Initial Consideration divided by the Merger Consideration, multiplied by (ii) the Conversion Ratio, and the "Contingent Amount" shall mean the number of Heartland Common Shares equal to the product of
(i) the Contingent Consideration divided by the Merger Consideration, multiplied by (ii) the Conversion Ratio, subject to adjustment as provided in Article 11, as such amounts may be adjusted for the rounding of fractional shares as provided in Section 2.1(i). As used herein, the "Conversion Ratio" means the number of Heartland Common Shares to be exchanged for each AWS Common Share, which number of Heartland Common Shares is equal to (i) the Merger Consideration divided by (ii) the product of (A) the total number of Outstanding AWS Shares at the Effective Time multiplied by (B) the Exchange Price.

     (C) OUTSTANDING AWS SHARES. As used herein, the "Outstanding AWS Shares" means (i) the total number of AWS Common Shares outstanding at the Effective Time plus (ii) the aggregate number of AWS Common Shares, determined for each AWS Stock Option or warrant to acquire AWS Common Shares outstanding at the Effective Time, equal to the quotient of (A) the AWS Share Value minus the exercise price of such option or warrant, divided by (B) the AWS Share Value. As used herein, the "AWS Share Value" means the Merger Consideration divided by the aggregate number of AWS Common Shares outstanding at the Effective Time.

     (D) EXCHANGE PRICE. As used herein, "Exchange Price" means (i) if the Closing Share Price is greater than or equal to the Minimum Collar Price and less than or equal to the Maximum Collar Price, then the Closing Share Price,
(ii) if the Closing Share Price is less than the Minimum Collar Price, then the Minimum Collar Price, or (iii) if the Closing Share Price is greater than the Maximum Collar Price, then the Maximum Collar Price; subject to each party's respective right to terminate this Agreement as set forth in Section 10.2 or 10.3, as applicable, for the failure of the applicable condition precedent to the Merger set forth in Section 8.15 or 9.6, as applicable, if the Closing Share Price is either greater than the Maximum Termination Price or less than the Minimum Termination Price.

     (E) CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of MergerSub immediately prior to the Effective Time.

     (F) BYLAWS OF THE SURVIVING CORPORATION. The bylaws of the Surviving Corporation shall be the bylaws of MergerSub immediately prior to the Effective Time.

     (G) BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The board of directors and officers of MergerSub immediately prior to the Effective Time shall be the board of directors and the officers of the Surviving Corporation, respectively, immediately upon the Effective Time, and such persons shall serve in such positions for the respective terms provided by law or in the bylaws of the Surviving Corporation and until their respective successors are elected and qualified.

     (H) HEARTLAND TO ESTABLISH ESCROW. Harris Trust Company of New York ("Harris") shall act as exchange agent hereunder (the "Exchange Agent"). In the event Harris is unable or unwilling to act as the Exchange Agent, AWS and Heartland shall, upon mutual agreement, seek to select a comparable party to act as Exchange Agent. Heartland Common Shares shall be held by the Exchange Agent pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit 1.2(h) hereto. Immediately prior to the Effective Time, Heartland shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the holders of AWS Common Shares the aggregate Conversion Amount issuable pursuant to Section 1.2(i) in exchange for outstanding AWS Common Shares (the "Exchange Fund").

     (I) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of AWS Common Shares a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing AWS Common Shares (the

                                                                             [C]

"Certificates") shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Conversion Amount. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall receive in exchange therefor (subject to the rounding of any fractional shares as provided in this Section 1.2(i)) the Initial Amount and shall be entitled to receive, upon the expiration of the Escrow Period, the Contingent Amount (as adjusted in accordance with Article 11) for the AWS Common Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.2(i), each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Conversion Amount with respect to each AWS Common Share represented thereby in accordance with the terms of this Agreement, as follows:

          (i) Upon the Closing Date, each holder of a Certificate shall receive the Initial Amount (rounded up to the nearest whole Heartland Common Share) for the AWS Common Shares represented by a Certificate; and

          (ii) Upon the expiration of the Escrow Period and upon the satisfaction of the conditions set forth in Article 11 (subject to the adjustments provided for therein), each holder of a Certificate shall be entitled to receive the Contingent Amount, minus any fractional shares not distributed pursuant to Subsection (i) above ("Holdback Amount") for the AWS Common Shares represented by a Certificate, subject to adjustment as provided in Article 11.

     (J) DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on Heartland Common Shares or are payable to the holders of record of Heartland Common Shares on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive Heartland Common Shares until such persons surrender their Certificates, as provided in this Article 1. Subject to the effect of applicable law, there shall be paid to the record holder of Heartland Common Shares (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole Heartland Common Shares and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to Heartland Common Shares and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Common Shares are to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Common Shares in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (K) NO FRACTIONAL SHARES. No certificates or scrip representing fractional Heartland Common Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and, except as provided in this Section 1.2(k), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Heartland. In lieu of any fractional security, each holder of AWS Common Shares who would otherwise have been entitled to a fraction of a Heartland Common Share upon surrender of Certificates for exchange pursuant to this Article 1 will be paid an amount in cash (without interest) equal to the value of the fractional share based upon the Closing Share Price. No fractional interests shall be issued in connection with the disbursement of the Initial Amount, as further provided in
Section 1.2(i). Upon the expiration of the Escrow Period, in connection with the distribution of Heartland Common Shares remaining in the Exchange Fund, Heartland shall repurchase any fractional shares from the Exchange Fund at the Exchange Price, and the proceeds thereof shall be disbursed to the former holders of AWS Common Shares as a part of the Contingent Amount, in accordance with the Escrow Agreement.

     (L) RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Common Shares which remain undistributed to the former holders of AWS Common Shares for three (3) months after the expiration of the Escrow Period shall be delivered to Heartland, upon demand of Heartland, and any former holders of AWS Common Shares who have not theretofore complied with this Article 1 shall thereafter look only to the Surviving Corporation and Heartland for payment of their claim for the Conversion Amount into which such AWS Common Shares are convertible, any cash in lieu of fractional Heartland Common Shares, and any dividends or distributions with respect to Heartland Common Shares.

     (M) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All Heartland Common Shares issued, and all cash paid pursuant to this Section 1.2, upon the surrender for exchange of Certificates in accordance with the terms hereof, shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the AWS Common Shares.

     (N) CLOSING OF AWS TRANSFER BOOKS. At the Effective Time, the stock transfer books of AWS shall be closed and no transfer of AWS Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 1.

     (O) FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of AWS, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each such corporation, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

     (P) DISSENTERS' RIGHTS. To the extent that holders of AWS Common Shares exercise dissenters' rights pursuant to applicable provisions of the DGCL, the AWS Common Shares of such holders shall not be converted to a right to receive the Conversion Amount, but Heartland Common Shares representing the Conversion Amount attributable to such shares shall be held by Escrow Agent subject to the provisions of such law. If any such holder fails to perfect or withdraws or loses its dissenter's rights, such AWS Common Shares shall then be treated as if they had been converted as of the Effective Time into a right to receive the Conversion Amount (in accordance with Section 1.2(i)).

     1.3 CLOSING. The Closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, unless another date or place is agreed to in writing by the parties hereto, at the offices of Arter, Hadden, Johnson & Bromberg, Dallas, Texas, or some other mutually agreeable location in Dallas, Texas.

     1.4 ESCROW NOTE. Upon the Closing of the Merger, the aggregate amount of all Exclusivity Fees (as defined in Section 6.17) previously offset against the Escrow Note (as defined in Section 6.17) shall be added back to the principal amount outstanding under the Escrow Note and shall be repaid in accordance with the terms thereof.

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ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF AWS.

     AWS hereby represents and warrants to Heartland and MergerSub, that as of the date hereof, and subject to the provisions of Article 3 and Article 11:

     2.1 ORGANIZATION; GOOD STANDING. AWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AWS is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.1.

     2.2 SUBSIDIARIES. AWS Holdings, Inc., a Delaware corporation ("AWS Holdings"), the Texas joint venture formed to own and operate a wireless cable television system in Fort Worth, Texas ("AWS Fort Worth") and American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota ("AWS Minneapolis"), are the only Subsidiaries of AWS. Except as set forth on Schedule 2.2, (a) AWS owns directly, free and clear of liens, all outstanding shares or equity interests of AWS Holdings, and all such shares are validly issued, fully paid, non-assessable and not subject to preemptive rights, (b) AWS owns directly, free and clear of liens, a 20.01% joint venture interest in AWS Fort Worth and (c) AWS owns directly, free and clear of liens, a 25% membership interest in AWS Minneapolis. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating AWS Minneapolis, AWS Holdings, or to the Knowledge of AWS, AWS Fort Worth, to issue, deliver or sell additional shares of its capital stock or equity interests of any class or any securities convertible into or exchangeable for any such capital stock or equity interests, and there are no rights of first refusal, transfer restrictions or similar rights or obligations with respect to the ownership interests of AWS in any Subsidiary. Except as set forth on Schedule 2.2, AWS does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, Joint Venture, association or other Person. Schedule 2.2 sets forth the record and, to the Knowledge of AWS, the beneficial owners of AWS Fort Worth, AWS Minneapolis, and the equity owners of any partnership or similar organization (other than AWS) formed to own an equity interest in AWS Fort Worth or AWS Minneapolis.

     2.3 CAPITALIZATION. The authorized capital stock of AWS as of the date of this Agreement consists of 40,000,000 shares of common stock, $.01 par value per share, of which 5,709,187 are issued and outstanding. Schedule 2.3 sets forth as of the date of this Agreement, a true and correct list of all outstanding options, warrants, calls, puts, commitments and other rights to purchase, or securities or other rights convertible or exchangeable into, capital stock of AWS indicating the record and, to the Knowledge of AWS, the beneficial owner thereof, the exercise, conversion or exchange price and period thereof, the term and any vesting or other conditions thereof. All securities issued or issuable by AWS have been paid for and delivered in accordance with the terms of applicable agreements or instruments, duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; none of such securities were issued in violation of the preemptive rights of any holder of any security of AWS or any similar rights granted by AWS or applicable laws.

     2.4 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. AWS has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. AWS has the corporate power and authority (subject to shareholder approval as set forth in Section 9.1 and obtaining all required Consents as set forth in Sections 5.2 and 8.3) to execute and deliver this Agreement and all other documents required to be executed and delivered by AWS hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by AWS pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by AWS hereunder have been duly authorized by all corporate action necessary on the part of AWS (subject to shareholder approval as set forth in Section 9.1 and obtaining all required Consents as set forth in Sections 5.2 and 8.3) and have been duly or will when executed and delivered be duly executed and delivered by AWS and constitute the legal, valid and binding obligations of AWS, enforceable against AWS in accordance with their terms. Except as disclosed in Schedule 2.4, neither the execution nor the delivery of this Agreement and all other documents required to be executed and delivered by AWS hereunder or the consummation of the transactions hereby contemplated by AWS (i) conflicts with or constitutes any violation or breach of the Certificate of Incorporation or the Bylaws of AWS; (ii) to the Knowledge of AWS, constitutes any violation or breach of, or gives any other Person any rights (including any right of acceleration, termination or cancellation) under, any Material Contract, License, Channel Lease, Governmental Permit, or other document or agreement to which AWS is a party; (iii) to the Knowledge of AWS, constitutes a violation of any Order or Legal Requirement; or (iv) to the Knowledge of AWS, will result in the creation of any Lien on any of the assets or properties of AWS.

     2.5 FINANCIAL STATEMENTS. (A) Schedule 2.5 lists the audited financial statements of AWS as of, and for the period(s) ending, December 31, 1992 and 1993 including the balance sheets and related statements of income and expense, and unaudited consolidated financial statements of AWS and each Subsidiary as of and for the year ending December 31, 1994 and the three (3) month periods ending March 31, 1995 and June 30, 1995 (collectively, the "Financial Statements"). The Financial Statements and all notes thereto are complete and correct in all material respects, in accordance with the books and records of AWS and each Subsidiary, fairly present the financial position and results of operations of AWS and each Subsidiary as of the date thereof and for the periods referenced therein, all in accordance with GAAP, and have been delivered to Heartland.

     (B) Since June 30, 1995, except as set forth on Schedule 2.5, (i) AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth have conducted its or their businesses in the ordinary, regular course thereof; (ii) there has been no change in the financial condition of AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth which has had a Material Adverse Effect, or any damage, destruction or loss, not covered by insurance, which has had a Material Adverse Effect, or any change in the nature, or in the condition, of the businesses of AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth which has had a Material Adverse Effect; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect; and (iii) except in the ordinary and regular course of its or their businesses, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has made any dispositions of any of its or their assets; disposed of any records relating to its or their assets or properties; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent; paid, discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it or them; waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor.

     (C) Neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has any Liabilities (including, without limitation, any Liabilities arising from the Pittsburgh Sale Agreements), except as described or provided for in the Financial Statements or otherwise set forth on Schedule 2.5 which individually or in the aggregate would constitute a Material Adverse Effect. There has been no capital stock of AWS repurchased, any dividend declared or paid or any distribution made by AWS with respect to such capital stock, since June 30, 1995.

     2.6  TAXES.

     (A) All federal, state, county, local and foreign taxes, including without limitation, income, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property, and other taxes, duties or charges (collectively, "Taxes") levied, assessed, or imposed upon AWS or any Subsidiary or its or their businesses, assets or properties as of such date have been duly and fully paid or have been adequately provided for on the Balance Sheet of AWS or any Subsidiary as of June 30, 1995. In addition, all filings, returns, and reports with respect to Taxes required by any foreign or domestic law or regulation to be filed by AWS or any Subsidiary on or prior to the date hereof have been duly and timely filed. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor are there any actions, suits, proceedings, inquiries, investigations or claims of

                                                                             [C]

any nature or kind whatsoever now pending or, to the Knowledge of AWS, threatened, against AWS or any Subsidiary with respect to any such returns or reports, or any such Taxes, or any matters under discussion with any federal, state, county, local or other authority relating to Taxes.

     (B) Except as otherwise disclosed on Schedule 2.6, (i) AWS and each Subsidiary has made all payments of estimated Taxes required to be made under
Section 6655 of the Code and any comparable provisions of state, local, federal or other law; (ii) all amounts of any Taxes, including payroll and federal excise taxes, that are required to be collected or withheld by AWS or any Subsidiary have been duly collected or withheld, and have been duly remitted or deposited in accordance with law; (iii) no power of attorney has been granted by AWS or any Subsidiary that is currently in force with respect to any matter relating to Taxes; (iv) none of AWS nor any Subsidiary has any deferred gain or loss (A) arising from deferred inter-company transactions, within the meaning of Treas. Regs. Section 1.1502-13 or any successor regulations, or (B) with respect to the stock or obligations of any member of the affiliated group of which AWS is the common parent, as described in Treas. Regs. Section 1.1502-14; (v) no taxes relating to periods ending before December 31, 1994 were paid by or charged to any Subsidiary on or after such date; (vi) neither AWS nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is the IRS or any other taxing authority considering any such change in accounting method; (vii) neither AWS nor any Subsidiary has disposed of any property which has been accounted for Tax purposes under the installment method; (viii) other than AWS Fort Worth, AWS Minneapolis, and the Joint Venture owning the wireless cable television system in Pittsburgh, Pennsylvania, neither AWS nor any Subsidiary owns any interest in any entity which is characterized as a partnership for federal income tax purposes; (ix) neither AWS nor any Subsidiary would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Closing Date; (x) neither AWS nor any Subsidiary will have any "non-recaptured net Section 1231 losses," within the meaning of Section 1231(c) of the Code on the Closing Date; (xi) no election under Section 1504(d) of the Code has been made with respect to any Subsidiary; (xii) no claim or assertion has been made against AWS or any Subsidiary by any tax authority in any jurisdiction in which no tax return has been filed by AWS or said Subsidiary that it may be subject to Tax in that jurisdiction or otherwise is required to file a tax return.

     (C) AWS has a regular tax operating loss carryforward from its last filed federal corporate income tax return for the year ending February 28, 1994, in the amount of $2,447,845. The March 1, 1994 through December 31, 1994, tax return has not yet been prepared, but AWS has estimated a net operating loss for that year of 4.8 million dollars leaving a total net operating loss through December 31, 1994, of approximately $7,250,000. AWS represents that it has not undergone a Section 382 ownership change which would limit the ability to utilize these losses.

     2.7  PROPERTY.

     (A) Schedule 2.7(a) lists and describes, as of the date thereof, all of the Equipment, except small hand tools, office equipment and supplies, and similar equipment which are generally described by category and number.

     (B) Schedule 2.7(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is any construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

     (C) AWS and each Subsidiary own and hold good title, free and clear of any Liens, to all of the Equipment and Facilities, except as set forth on Schedule 2.7(c) or 2.9, and all of such Equipment and Facilities necessary to the conduct of the business of AWS and each Subsidiary at their present levels of operation is in serviceable condition; conforms to or complies with all applicable Orders and Legal Requirements, the violation of which has not had or would not have a Material Adverse Effect; and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the business operations of AWS and each Subsidiary.

     2.8 RECEIVABLES. All accounts receivable of AWS and each Subsidiary reflected in the Balance Sheet of AWS or each Subsidiary, as applicable, as of June 30, 1995, represent valid obligations arising from sales made in the ordinary and regular course of the Business. The accounts receivable reflected in the Balance Sheet of AWS or each Subsidiary, as applicable, as of June 30, 1995, are net of reserves therefor, valid receivables that have arisen in the ordinary course of the operations of AWS and each Subsidiary and, to the Knowledge of AWS, are net of reserves therefor, collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.9  CONTRACTS.

     (A) Except as set forth elsewhere on Schedules 2.10, 2.11, 2.26 or 2.31,
Schedule 2.9 sets forth a complete and correct list of the following types of contracts to which AWS or any Subsidiary is a party and which as of the date hereof are executory in nature or under which AWS or any Subsidiary has any obligation to pay, or right to receive, money; provided that the contracts to be disclosed pursuant to subsections (xiii) or (xiv) below shall include all of such contracts to which AWS or any Subsidiary is or has ever been a party (collectively, the "Material Contracts"):

          (i) all contracts of a character required to be described in AWS's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 or Quarterly Report Form 10-Q for the fiscal quarter ended June 30, 1995;

          (ii) all Channel Leases;

          (iii) all contracts or agreements of any kind with any director, executive officer or other officer of AWS or any Subsidiary;

          (iv) any loan agreements, lease agreements, notes, mortgages, indentures, guarantees, security agreements, letters of credit, financing documents or other agreements for the borrowing or lending of money by AWS or any Subsidiary in excess of $25,000;

          (v) all agreements relating to the acquisition of any Subsidiary;

          (vi) all Joint Venture agreements;

          (vii) all agreements involving an aggregate amount in excess of $50,000 to provide goods or perform services or for the payment for goods or services;

          (viii) any commitment or agreement for any capital expenditure or leasehold improvement in excess of $25,000;

          (ix) any agreement, contract or commitment limiting or restraining AWS or any Subsidiary from engaging or competing in any manner or in any business;

          (x) all programming agreements;

          (xi) all agreements with respect to resolution of interference issues;

          (xii) all collective bargaining agreements, employment agreements, consulting agreements and severance agreements;

          (xiii) all agreements for the offer or sale of securities whether outstanding on the date hereof or to which AWS or any Subsidiary has been a party in the past;

          (xiv) all agreements with investment bankers or brokers whether outstanding on the date hereof or to which AWS or any Subsidiary has been a party in the past;

          (xv) all agreements under which either AWS or any Subsidiary is entitled to indemnification and under which the potential claims subject to indemnification could reasonably be expected to exceed $25,000;

          (xvi) all agreements to which either AWS or any Subsidiary is a party and involving an aggregate amount in excess of $10,000 under which either AWS or any Subsidiary or the other party to the

                                                                             [C]

     agreement has, or has been alleged to have, breached, failed to perform under or otherwise failed to comply with the terms of, such agreement;

          (xvii) any agreement with any Governmental Authority;

          (xviii) any material agreement, contract or commitment not made in the ordinary course of business; and

          (xix) any agreement or other arrangement with any Affiliate of AWS, or any Subsidiary or, to the Knowledge of AWS, any former officer or director of AWS (such agreements or arrangements shall be separately identified or described in such other Schedules or in Schedule 2.9 as "Affiliate Agreements").

     (B) True and correct copies of all the Material Contracts have been delivered to Heartland by or on behalf of AWS. To the Knowledge of AWS, each of the Material Contracts is valid and enforceable in accordance with its terms. To the Knowledge of AWS, neither AWS nor any Subsidiary is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default thereunder.

     2.10  FCC MATTERS.

     (A) Schedule 2.10(a) is a true and correct list of all Channel Leases. Except as set forth on Schedule 2.10(a), (i) AWS and each Subsidiary have performed in all material respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable against them in accordance with their respective terms and in full force and effect, and there are no defaults (or to the Knowledge of AWS events which, with notice or lapse of time or both, would constitute a default) by AWS or any other party to any such Channel Leases;
(iii) Channel Leases set forth in the name of Persons other than AWS or a Subsidiary, as lessee, are identified on Schedule 2.10(a) and have been duly and validly assigned with all requisite consents and approvals of all parties thereto to AWS or a Subsidiary, and remain in full force and effect as if AWS or a Subsidiary were the initial "lessee" thereunder; (iv) to the Knowledge of AWS, no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (v) the Channel Leases comply in all respects with the Act and the FCC Rules, and each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

     (B) Listed in Schedule 2.10(b) are all of the Licenses and FCC Permits held or leased by AWS or any Subsidiary. All Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.10(b). All reports or other documents required to be filed by AWS or any Subsidiary and to the Knowledge of AWS, any third party, with respect to any such Licenses have been filed. The Licenses and the FCC Permits listed on Schedule 2.10(b), constitute all of the Authorizations held or leased by AWS and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for AWS and Subsidiary to lawfully conduct its and their business operations. To the Knowledge of AWS, each of the Licenses and the FCC Permits, except as otherwise expressly noted on Schedule 2.10(b), (i) is currently and validly held by the Person identified as the holder thereof on Schedule 2.10(b);
(ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels; (iii) was validly issued; (iv) is validly existing and in full force and effect; and (v) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. To the Knowledge of AWS, there are no existing or threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which, if adversely determined, would result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Application or Material Authorization.

     (C) Schedule 2.10(c) indicates all Applications and all amendments or other filings thereto. To the Knowledge of AWS, the information contained in each Application is true and correct in all material respects, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

     (D) Except as otherwise expressly noted on Schedule 2.10(d), AWS and each Subsidiary and, to the Knowledge of AWS, the FCC Licensees and the FCC Permittees have each submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect; or (ii) hinder the ability of AWS and Subsidiary to fully perform its and their material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.10(d), to the Knowledge of AWS, no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.10(c). True and accurate copies of all amendments, notices, reports and other documents filed by AWS and, to the Knowledge of AWS, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits, with the FCC, the FAA, the copyright office and other governmental authorities have been either delivered to Heartland by AWS or otherwise identified by AWS and made available for Heartland's review.

     2.11 INSURANCE. Schedule 2.11 is a certificate of insurance which lists all insurance policies held by AWS and which are in full force and effect.

     2.12 LITIGATION. Except as set forth on Schedule 2.12, there is no Proceeding, in each case domestic or foreign, pending or, to the Knowledge of AWS, threatened against, or involving the properties or business of AWS or any Subsidiary which (a) questions the validity of the issuance of the capital stock or equity interests of AWS or any Subsidiary, this Agreement or any action taken or to be taken by AWS pursuant to or in connection with this Agreement; (b) is required to be, and has not been so, disclosed in the filings with the SEC by AWS (and such proceedings are as summarized in such SEC Filings accurately summarized in all material respects); (c) materially adversely affects the Channel Leases or FCC Licenses or the operation of the Channels and transmission facilities relating thereto and the Wireless Cable Business; or (d) would otherwise have a Material Adverse Effect.

     2.13 REGISTRATION RIGHTS. Except as set forth on Schedule 2.13, no Person has rights to the registration of any securities of AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth.

     2.14 KEY-PERSON INSURANCE. Neither AWS nor any Subsidiary has any key-person insurance on the life of any officer, director or employee of AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth.

     2.15 CERTAIN ACTIVITIES AND SERVICES. Except as set forth on Schedule 2.15, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth engages in any business other than the Wireless Cable Business.

     2.16 GOVERNMENTAL PERMITS. AWS and each Subsidiary own, hold or possess all Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct their business as currently conducted, except with respect to Applications for which Licenses have not been granted, if any.

     2.17 COMPLIANCE WITH LAWS. To the Knowledge of AWS, except for violations that would not have a Material Adverse Effect, AWS and each Subsidiary have complied in all respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or them or its or their operations, including, but not limited to, all FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, anti-monopoly or anti-competitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. Except as set forth on Schedule 2.17, there are no Orders outstanding and in effect against AWS or any Subsidiary, its or their assets, the transactions contemplated by this Agreement, or, to the Knowledge of AWS, any of the parties to Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which would, individually or in the aggregate: (i) have a Material Adverse Effect, or (ii) hinder in any material respect the ability of AWS or any Subsidiary to fully perform its or their material obligations under this Agreement.

                                                                             [C]

Except as set forth in Schedule 2.17, AWS has not received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, AWS or any Subsidiary is not in compliance with any applicable law, ordinance, regulation, building or zoning law, and AWS and each Subsidiary have no Knowledge that any presently existing circumstances would result in a violation of any such law, statute, ordinance or regulation, the non-compliance with which would have a Material Adverse Effect.

     2.18 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 2.18, to the Knowledge of AWS:

          (A) Neither AWS nor any Subsidiary, nor any predecessor thereof or anyone else, has Managed or Released any Hazardous Substances at, on, in, to or from any property or business now or previously owned, operated, leased, controlled, used, occupied or conducted by AWS or any Subsidiary, or any predecessor thereof in quantities or concentrations which violate any applicable Environmental Law such as to have a Material Adverse Effect.

          (B) Neither AWS nor any Subsidiary has received any request for information, notice of claims, demand or notification that it is or may be a potentially responsible party with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance, and no environmental inspections, audits, tests, reviews or other analysis are being conducted in relation to any property now or previously owned, operated, leased, controlled, used, occupied or conducted by AWS or any Subsidiary.

          (C) No written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of AWS or any Subsidiary in relation to any property or business now or previously owned, operated, leased, controlled, used, occupied or conducted by AWS or any Subsidiary.

          (D) There are no facts or circumstances related to environmental matters concerning its properties or business now or previously owned, operated, leased, controlled, used, occupied, or conducted by AWS or any Subsidiary, or any predecessor thereof, that would reasonably be expected to lead to any material future environmental claims, liabilities or responsibilities against Heartland or against AWS or any Subsidiary, or any predecessor thereof.

     2.19 INTELLECTUAL PROPERTY. To the Knowledge of AWS, Schedule 2.19 is a true and correct list of all Intellectual Property owned or used by AWS or any Subsidiary. To the Knowledge of AWS, no person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on Schedule 2.19, AWS owns each of said properties; has not granted to any other Person any interest in any of said properties, as licensee or otherwise; and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. To the Knowledge of AWS, none of said properties is invalid and none infringes upon the personal or property rights of any third party.

     2.20 LIENS. Except as set forth on Schedule 2.20, AWS and each Subsidiary have good title to all of its and their assets, free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable and except for those assets disposed of in the ordinary course of business.

     2.21 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, to the Knowledge of AWS, AWS, each Subsidiary, the Licensees and the FCC Permittees, are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, to the Knowledge of AWS, neither AWS nor any Subsidiary has received any notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. Except as set forth in Schedule 2.21, to the Knowledge of AWS, no condition exists or event has occurred with respect to AWS or any Subsidiary, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules; (ii) constitute a default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.10(c) or 2.10(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or non-renewal of any License or FCC Permit, or (iv) adversely affect any of the material rights of AWS or any Subsidiary, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.22  INTERFERENCE. To the Knowledge of AWS, except as set forth in
Schedule 2.22, neither AWS or any Subsidiary, nor any other party to a Channel Lease Agreement, has accepted the electrical interference to the channels from any source, has consented to the grant of any application involved with the FCC that demonstrates any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities which demonstrate that they would cause objectionable electrical interference to the Channels. To the Knowledge of AWS, except as otherwise expressly noted on
Schedule 2.22, neither AWS, any Subsidiary, any FCC Licensee, any FCC Permittee, nor any other party to a Channel Lease Agreement, will experience interference which will materially and adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or will create interference which will materially and adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.22, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB.

     2.23  EMPLOYEE PLANS. To the Knowledge of AWS:

          (A) Schedule 2.23 sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of AWS or any Subsidiary or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by AWS or to which AWS or any Subsidiary contributes or is or has been obligated or required to contribute or with respect to which AWS or any Subsidiary may have any liability or obligation (collectively, the "Plans"). AWS has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

          (B) All Plans conform (and at all times within the five years preceding the date hereof have conformed) in all material respects to, and are being administered and operated (and have at all times within the five years preceding the date hereof been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Plans, that could subject AWS or any Subsidiary to any penalty or tax imposed under the Code or ERISA. Neither AWS nor any Subsidiary maintains or has maintained any Plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Neither AWS nor any Subsidiary has any announced plan or legally binding commitment to create any Plans or to materially amend or modify any existing Plan.

          (C) There are no pending or threatened claims asserted or instituted against (i) any Plans or its assets, (ii) any fiduciary with respect to any such Plan or (iii) AWS or any Subsidiary or any of its officers, directors or employees under ERISA or any other applicable laws and rules and regulations promulgated thereunder, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for such claim. To the Knowledge of AWS, the Plans are not the subject of any investigation, audit or action by any governmental agency, including, but not limited to, the IRS,

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     the Department of Labor, the Equal Employment Opportunity Commission or the Pension Benefit Guaranty Corporation ("PBGC").

     2.24 FINDER'S FEES. Except as set forth on Schedule 2.24, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.25 COPYRIGHT ACT. Except as set forth in Schedule 2.25, AWS and each Subsidiary have submitted all requisite notices (if any are required) under the Copyright Act of 1976, as amended (together with all rules and regulations thereunder, the "Copyright Act"), for the carriage of all broadcast stations as currently carried over any of the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, AWS and each Subsidiary have filed with the Copyright Office all required documents, instruments and statements of account and has remitted payments of all required royalty fees with respect to the compulsory licenses provided for in Section 111 of the Copyright Act for the carriage of broadcast signals in connection with the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, neither AWS nor any Subsidiary is liable to any Person for copyright infringement under the Copyright Act as a result of its business operations. Except as set forth in Schedule 2.25, there have been no inquiries received from the Copyright Office, or, any other party, which questioned such statements of account or any copyright royalty payments made by AWS or any Subsidiary with respect to the Wireless Cable Television Systems, and no claim, action or demand for copyright infringement or for non-payment of royalties is pending or, to the Knowledge of AWS, threatened against AWS or any Subsidiary with respect to the Wireless Cable Television Systems.

     2.26 PROGRAMMING AGREEMENTS. Schedule 2.26 sets forth a true and correct list of all agreements for programming and for each programming agreement (i) the name of the programmer; (ii) the programming service; (iii) the rate, and all factors that affect rate changes through the end of the term of such agreement; (iv) the term and any rights for early termination or extensions of the term of any party thereof; (v) any renegotiation rights; (vi) the relevant channels and geographic market; and (vii) any provisions relating to advertising. Neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth is a party to any agreements providing for the retransmission of any broadcast signals.

     2.27 SEC FILINGS. AWS has previously delivered to Heartland the AWS SEC Filings. Except as set froth in Schedule 2.27, each AWS SEC Filing was timely filed with the SEC and does not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time such document was filed. Except as set forth in Schedule 2.27, no other document or report has been required to be filed by AWS with the SEC which has not been filed, and no event or transaction has occurred prior to the date hereof, which will hereafter be required to be disclosed by AWS in a Form 10-Q, Form 8-K or similar filing.

     2.28 DIRECTORS, OFFICERS AND EMPLOYEES. Schedule 2.28 sets forth a list of all directors and officers of AWS and AWS Holdings and managers of AWS Fort Worth and AWS Minneapolis. Except as set forth on Schedule 2.28, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has any outstanding loans or extension of credit to, or any contracts, agreements or understandings with, any executive officer or director or member of their immediate family or any person with which any such person has a material relationship. Schedule 2.28 sets forth a list of (a) the names and positions of each employee of AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth who was paid an aggregate compensation for the fiscal year ended December 31, 1994 in excess of $50,000, together with the amount thereof; and (b) any agreement or arrangement with any current or former employees, officers or directors of such parties that would entitle such person to receive any compensation or other payment upon or arising from (i) the termination of such person's services as an employee, officer or director, or (ii) the consummation of the Merger, together with the amount thereof (such aggregate amount, other than the amount payable to Steven G. Johnson, is referred to herein as "Severance Obligations"). AWS has made available to Heartland a true and correct copy of the current payroll which lists all employees of

AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth by category of employment and salary.

     2.29 BANK ACCOUNTS, ETC. Schedule 2.29 sets forth a list of all (i) bank accounts of AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth and the persons authorized to draw thereon and the balances thereof as of the date of this Agreement; (ii) safe deposit boxes of AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth and the persons who have access thereto; and (iii) powers of attorney for tax purposes or otherwise and a summary of the terms thereof.

     2.30  CERTAIN CLAIMS. With respect to the Potential Claims (as defined in
Section 6.13), AWS has previously delivered to Heartland a claim inventory for each Potential Claim that contains copies of all written correspondence between AWS and the potential claimant, and summaries of all material oral correspondence between such parties. Each such claim inventory is true and correct in all material respects.

     2.31 SITE LEASES AND SITE OPTIONS. Schedule 2.31 sets forth a true and correct list of each Site Lease and Site Option which AWS or any Subsidiary is a party or is otherwise bound. Each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities, and permits the transmissions from the property of signals containing video and audio programming.

     2.32 SUBSCRIBERS. Schedule 2.32 sets forth a true and correct list of the number of subscribers for each Wireless Cable Television System.

     2.33 FURTHER REPRESENTATION. No representation or warranty of AWS contained in this Agreement contains any untrue statement of, or omits to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. To the Knowledge of AWS, all books, statements, documents, schedules and records furnished or given by it to Heartland or Heartland's agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine (and contain no misstatements or omissions of material facts).

ARTICLE 3. SCOPE OF AWS REPRESENTATIONS AND WARRANTIES.

     3.1 MINNEAPOLIS AND FORT WORTH MARKETS. AWS owns a 25% membership interest in AWS Minneapolis and a 20.01% venture interest in AWS Fort Worth, which entities were formed to own and operate wireless cable television systems in Minneapolis, Minnesota ("Minneapolis System") and Fort Worth, Texas ("Fort Worth System"), and each of which are a Subsidiary of AWS for purposes of this Agreement. AWS is presently acting as the manager of the Fort Worth System and AWS Minneapolis but has no right to remain in the position of manager of either the Fort Worth System and AWS Minneapolis should AWS's Joint Venture partners terminate AWS as manager. AWS shall use reasonable efforts to assist Heartland in acquiring the interest of third parties in AWS Minneapolis and AWS Fort Worth. All representations, warranties and covenants regarding AWS and its Subsidiaries contained herein shall, to the extent provided in such representation, warranty or covenant, include, without limitation, AWS Minneapolis and AWS Fort Worth; provided that Heartland's right to indemnification as provided in Article 11 and in the Escrow Agreement for breaches of representations, warranties and covenants by AWS with respect to the Fort Worth System or Minneapolis System shall be reduced to reflect the percentage ownership interest of AWS in AWS Fort Worth or AWS Minneapolis, meaning that the liability of AWS for any Damages arising therefrom shall be proportionately reduced; provided further that all representations and warranties regarding the Fort Worth System shall be limited to the Knowledge of AWS. In the event AWS is terminated as the manager of either AWS Fort Worth or AWS Minneapolis after the date hereof but prior to the Closing Date, then the representations and warranties contained herein with respect to such Subsidiaries shall be true and correct as of the date hereof and the date of such termination, AWS shall be in compliance with all covenants contained in
Article 5 and to the extent applicable Article 6 regarding such Subsidiaries as of such termination date, and AWS shall have no liabilities hereunder for breaches of either (a) the representations and warranties made by AWS with respect to such Subsidiary arising from changes in conditions or circumstances occurring after the date of termination, or (b) the failure to perform any covenants regarding such Subsidiaries after any such

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termination; provided, however, that AWS shall use its good faith efforts to remain as the manager of each such Subsidiary through the Closing Date and shall not voluntarily withdraw or resign as the manager of either such Subsidiary.

     3.2 PITTSBURGH MARKET. AWS has agreed to sell its interest in the Joint Venture ("Pittsburgh Venture") which operates the wireless cable television system in the Pittsburgh, Pennsylvania area ("Pittsburgh System") and has entered into that certain agreement ("Pittsburgh Sale Agreement") in connection therewith. The Pittsburgh Sale Agreement is a Material Contract and is listed on
Schedule 2.9. As set forth in Section 7.4 hereof, the consummation of the sale of the Pittsburgh Market in accordance with the terms of the Pittsburgh Sale Agreement is a condition precedent to the closing of the Merger. None of the representations, warranties or schedules contained in this Agreement are being made with respect to or contain the assets being transferred to or liabilities being assumed by the purchaser of the Pittsburgh System under the Pittsburgh Sale Agreement; provided that nothing contained herein shall limit the indemnification obligations of AWS hereunder for liabilities arising under or from the Pittsburgh Sale Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF MERGERSUB AND HEARTLAND.

     Heartland and MergerSub each hereby represent and warrant to AWS and to the shareholders of AWS, the following:

     4.1 ORGANIZATION AND GOOD STANDING. Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has corporate power and authority (subject to shareholder approval as set forth in Section 8.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval as set forth in Section 8.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement and all the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland. MergerSub has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. MergerSub has corporate power and authority (subject to shareholder approval as set forth in Section 8.1) to execute and deliver this Agreement and all other documents required to be executed by MergerSub, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by MergerSub pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by MergerSub hereunder have been duly authorized by all corporate action necessary on the part of MergerSub (subject to shareholder approval as set forth in Section 8.1) and have been duly or will when executed and delivered be duly executed and delivered by MergerSub, and constitute the legal, valid and binding obligations of MergerSub enforceable against MergerSub in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by MergerSub hereunder or the consummation of the transactions hereby contemplated by MergerSub conflict with or constitute a violation or breach of the Certificate of Incorporation or the Bylaws of MergerSub.

     4.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. There is no Proceeding pending or, to MergerSub's Knowledge, threatened against or affecting MergerSub that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

     4.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland or MergerSub in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     4.5 CAPITALIZATION. The authorized capital stock of Heartland as of the date hereof consists of 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share, of which 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. Heartland Common Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

     4.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     4.7 SEC FILINGS. Heartland has previously delivered to AWS copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995, (iii) its Registration Statement on Form S-3 (File No. 33-94838) declared effective by the SEC on August 4, 1995, and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended.

     4.8 FINDER'S FEES. Heartland has not taken any action which would impose upon AWS any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.9 FURTHER REPRESENTATION. No representation or warranty of MergerSub or Heartland contained in this Agreement contains or will contain any untrue statement of, or omit to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. To the Knowledge of Heartland and MergerSub, all books, statements, documents, schedules and records furnished or given by it or them to AWS or AWS's agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine (and contain no misstatement or omissions of material facts).

ARTICLE 5. COVENANTS OF AWS.

     AWS hereby agrees to perform as follows:

     5.1  OPERATION PRIOR TO THE CLOSING DATE. Subject to the provisions of
Section 5.4, from the date hereof through the Closing Date:

          (A) AWS shall give Heartland prior written notice before AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth, shall engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business.

          (B) AWS will, and will cause each Subsidiary to, use reasonable efforts to keep its business, properties and business relationships substantially intact.

          (C) AWS will (i) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent either (A) being contested in good faith or (B) as to which adequate liabilities have been accrued and recorded (determined in accordance with GAAP), (ii) perform its material obligations

                                                                             [C]

     under all Authorizations and Material Contracts, and (iii) comply in all material respects with all Governmental Rules.

          (D) AWS agrees that (i) AWS will not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach; (ii) AWS will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said
     Article 2, give notice thereof to Heartland; (iii) use reasonable efforts not to allow the aggregate Net Permitted Liabilities (excluding the indebtedness evidenced by the Escrow Note) of AWS on the Closing Date to exceed the Net Permitted Liability Basket; and (iv) AWS shall use reasonable efforts to prevent or promptly to remedy such breach.

          (E) AWS will, and will cause each of its Subsidiaries to, use reasonable efforts to preserve, protect and maintain its and their rights and interests in the Channel Leases, FCC Licenses, and Material Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

          (F) AWS will not, and will not cause any of its Subsidiaries to, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Material Contract without giving prior written notice to Heartland.

          (G) AWS shall not repurchase, declare or pay any dividends, or make any other distributions consisting of cash or marketable securities or any contribution thereof, nor shall AWS or any of its Subsidiaries issue, sell or agree to sell any shares of its capital stock, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock.

          (H) AWS will not, and will not cause any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its assets, except as provided for by, or contemplated in, this Agreement, or in the ordinary course of business.

          (I) AWS will not, and will not cause any of its Subsidiaries to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or employees, pay bonuses to any such director, officer of employee, to the extent the aggregate of the foregoing exceeds $250 (provided that none of such $250,000 shall be paid to any directors of AWS), or pay any salaries except in the ordinary course of business, except as required under any existing written employment agreement with any officer, director or employee of AWS or any Subsidiary.

          (J) AWS shall not transfer any interest in any Subsidiary.

     5.2 ESTOPPEL CERTIFICATES AND CONSENTS. Except as otherwise provided herein, AWS shall use reasonable efforts to obtain or cause to be made, all consents, governmental authorizations, approvals and filings necessary by virtue of the Merger contemplated by this Agreement on or before the Closing Date, so as to endeavor to ensure that the Surviving Corporation will as of the Effective Time enjoy all of the rights and privileges currently enjoyed by AWS and each Subsidiary under each of the Channel Leases, Licenses and Material Contracts. Upon request of Heartland, AWS shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases and Material Contracts
(a) estoppel certificates in the form of Exhibit 5.2 ("Estoppel Certificates"), certifying (i) that AWS or a Subsidiary, as applicable, is not in breach or violation of or in default under any of such Channel Leases or Material Contracts and that it will not be by virtue of the transaction contemplated hereby, and (ii) other matters specified therein, and (b) consents ("Affiliate Transfer Consents") to future assignments of the rights thereunder to an affiliate of Heartland as further described therein. AWS shall seek any appropriate amendments, modifications or changes to each of such Channel Leases and Material Contracts so as to ensure that after the Effective Time, the licensees, permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Material Contract. In addition to the other Estoppel Certificates to be delivered pursuant to this Section 5.2, AWS shall obtain Estoppel Certificates, dated no more than 15 days prior to the Closing Date, from each Person that would be owed, or is anticipated to be owed, in excess of $50,000 on the Closing Date, certifying the amount then owed to such Person and amount anticipated to be owing to such Person by AWS as of the Closing Date ("Account Estoppels").

     5.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. AWS shall, and shall cause each Subsidiary to:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to either AWS or any Subsidiary remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, AWS shall file, or cause to be filed, at the request of and as an accommodation to Heartland, such reasonable applications for modification of their outstanding construction permits or licenses to implement the Merger. AWS shall utilize reasonable efforts to prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 5.3.

          (B) use reasonable efforts to assure that the licensees or permittees under the Channel Leases timely file all applications, reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. AWS shall use its reasonable efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. AWS shall promptly disclose to Heartland any information it receives regarding any conditions or circumstances that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     5.4 NO SOLICITATION. Subject to the provisions of Section 6.18 (regarding the sale of the Memphis Market), from and after the date hereof, AWS will not, and will not authorize any of its officers, directors, employees, agents and other representatives or those of any Subsidiary (collectively, "AWS Representatives") to, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any Person or engage in any discussion or negotiations relating thereto, or accept any Acquisition Proposal. AWS shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any parties conducted heretofore by AWS or any AWS Representatives with respect to any of the foregoing. To the extent permitted by applicable law, AWS will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer considered by the Board of Directors of AWS to be bona fide, other than a proposal or offer by Heartland or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving AWS or any Subsidiary or any proposal to acquire in any manner (a) a substantial equity interest in AWS or any Subsidiary, (b) any rights of AWS or any Subsidiary to any Channels or (c) any Wireless Cable Television System. Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit the Board of Directors of AWS from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire AWS or any Subsidiary pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that
(A) the Board of Directors determines in good faith that such

C

action is required for the Board of Directors to comply with its fiduciary duty to its stockholders, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, to the extent permitted by applicable law, AWS provides notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) to the extent permitted by applicable law, AWS keeps Heartland informed, on a current basis, of the status of any such discussions or negotiations; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; and (iii) soliciting or receiving offers for negotiating the sale of, or selling, the Memphis Market in accordance with Section 6.18. AWS will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

     5.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, AWS will have audits conducted and completed so that AWS can provide audited financial statements of AWS as of, and for the period ending, December 31, 1994, including the balance sheets and related statements of income and expense, and such financial statements shall conform in all material respects with the unaudited financial statements previously delivered by AWS to Heartland.

     5.6 DELIVERY OF SCHEDULES OR OTHER ITEMS. Notwithstanding any other statements contained herein to the contrary, AWS shall deliver to Heartland all schedules and documents stated to have been delivered herein on or before December 13, 1995.

     5.7 RESIGNATION OF DIRECTORS OF AWS. AWS shall deliver to Heartland on the Closing Date, except as otherwise requested by Heartland, the written resignation of all directors of AWS and AWS Holdings.

ARTICLE 6. ADDITIONAL AGREEMENTS.

     6.1 SHAREHOLDERS MEETING. AWS and Heartland shall each take all action necessary in accordance with applicable law and in accordance with their respective certificates of incorporation and bylaws to convene a meeting of their respective stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC, to consider and vote upon the approval of this Agreement. AWS and Heartland each, through its board of directors, shall recommend to its stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such stockholders and lenders.

     6.2  REGISTRATION STATEMENT AND PROXY STATEMENT.

          (A) Heartland shall prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 ("Registration Statement") with respect to the Heartland Common Shares issuable in the Merger and in the acquisition of the Fort Worth Interest and Minneapolis Interest, a portion of which shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of Heartland and AWS to approve the Merger, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with Heartland Common Shares prior to the Closing. AWS shall furnish Heartland all information concerning AWS and its Subsidiaries and the holders of its common stock required for use in the Registration Statement, and AWS shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by AWS pursuant to this Section 6.2. None of the information furnished by or on behalf of AWS for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) AWS shall prepare and file with the SEC as soon as practicable a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of AWS's stockholders with respect to the consummation of the transactions set forth in this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in any case in the form or forms mailed to AWS's stockholders, is herein called the "Proxy Statement"). Heartland shall furnish AWS all information concerning Heartland and MergerSub required for use in the Proxy Statement, and Heartland shall take such other action as AWS may reasonably request in connection with the preparation of the Proxy Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     6.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and AWS's corporate offices; will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of AWS and each Subsidiary; and will be permitted to discuss the affairs and accounts of AWS and each Subsidiary with the directors, officers, employees, counsel, and accountants of AWS and each Subsidiary. Such investigation shall not, however, affect the representations and warranties of AWS set forth in
Article 2 hereof. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to AWS all such documents (including copies thereof) furnished by or on behalf of AWS and/or each Subsidiary to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning AWS and/or each Subsidiary obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information was at the time of its use or disclosure to any third party by Heartland in the public domain other than as a result of any breach of this provision by Heartland or (b) such disclosure is required by law.

     6.4 COMPLIANCE WITH SECURITIES ACT. AWS has caused to be prepared and delivered to Heartland and MergerSub a list identifying all persons who, to the Knowledge of AWS, as of the date hereof, may be deemed to be "Affiliates" of AWS and its Subsidiaries as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, AWS shall cause to be prepared and delivered to Heartland and MergerSub an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons who at the time of AWS's shareholder meeting may be deemed to be a Rule 145 Affiliate.

     6.5  STOCK OPTIONS.

          (A) All options and stock appreciation rights previously granted, if any, under any AWS stock option plan for its directors or employees or the directors or employees of any Subsidiary (the "AWS Stock Option Plans") that are unexercised, whether or not then exercisable (the "AWS Stock Options"), shall be, on or prior to the Effective Time, immediately exercisable. AWS will permit all of the AWS Stock Options to be exercised by the tender to AWS of any of (i) cash in the amount of the exercise price, (ii) shares of Common Stock of AWS with a fair market value (as such term is defined in the AWS Stock Option Plans) equal to the exercise price, or (iii) the withholding by AWS of whole shares of Common Stock of AWS having a fair market value equal to the exercise price from the shares issued upon the exercise of the AWS Stock Options. Holders of the AWS Stock Options who so exercise such Stock Options prior to the Effective Time shall be entitled to exchange the shares of AWS Common Stock subject to such Stock Options for the Conversion Amount on the same basis as the other shareholders of AWS Common Stock. Any AWS Stock Options remaining unexercised at the Effective Time shall be either terminated or, if such AWS Stock Option is convertible by its terms into the right to receive Heartland Common Shares upon the consummation of the Merger, so converted. All AWS Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of AWS or any Subsidiary, shall be deleted as of the Effective Time, and AWS shall take all action necessary to ensure that following the Effective Time no participant in any AWS Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of AWS, the Surviving Corporation or any subsidiary thereof, and to terminate all such rights.

          (B) AWS shall cause each holder of Non-Plan Options (whether or not exercisable) to consent to the cancellation of the Non-Plan Options to take effect on or prior to the Effective Time in consideration

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     for the payment to such holders of the Conversion Amount for each share of AWS Common Stock subject to the Non-Plan Options, upon the payment by each holder of the applicable option exercise price. AWS will permit holders of Non-Plan Options to tender the applicable option exercise price by the tender to AWS of any of (i) cash in the amount of the exercise price, (ii) shares of Common Stock of AWS with a fair market value equal to the exercise price, or (iii) the withholding by AWS of whole shares of Common Stock of AWS having a fair market value equal to the exercise price from the shares issued upon the exercise of the Non-Plan Options. Cancellation of the Non-Plan Options in exchange for the consideration set forth in this
     Section 6.5 shall be deemed a release of any and all rights each holder had or may have had in the Non-Plan Options or the AWS Common Stock in respect of such options. The agreement or resolutions referenced in clauses (i) and
     (ii) of this subsection (b) shall be terminated and be of no further force and effect following the Effective Time. "Non-Plan Options" shall mean the options to acquire AWS common stock that are unexercised and were previously granted to Jeffrey D. Howes and Ernie Huls.

          (C) No employee of AWS or any Subsidiary who held options for AWS Common Stock prior to the Effective Time shall have any right to participate in Heartland's stock option plan with respect to all or any portion of any calendar year unless expressly so provided in any agreement between Heartland and such employee.

     6.6 WARRANTS. AWS will use reasonable efforts to cause each holder of warrants to acquire AWS Common Stock (whether or not then exercisable) to consent to the cancellation of such warrants to take effect on or prior to the Effective Time in consideration of the payment to such holder of the Conversion Amount for each share of AWS Common Stock subject to such warrant, upon the payment by such holder of the applicable warrant exercise price. Cancellation of such warrants in exchange for the consideration set forth in this Section 6.6 shall be deemed a release of any and all rights the holder had or may have had in the warrant or the AWS Common Stock in respect of such warrant.

     6.7 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     6.8 PUBLIC ANNOUNCEMENTS. Heartland and MergerSub, on the one hand, and AWS, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     6.9 NOTIFICATION OF CERTAIN MATTERS. AWS shall give to Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Heartland shall give AWS (a) from and after the date of this Agreement, prompt notice of the occurrence of any event that would require

Heartland to file a current report on Form 8-K or issue a press release under applicable securities laws, and (b) from and after the date of the mailing of the Proxy Statement, prompt notice of the occurrence of any event that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     6.10 LETTERS OF AWS'S ACCOUNTANTS. AWS shall use reasonable efforts to cause to be delivered to Heartland a letter of Arthur Andersen, LLP, AWS's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement ("Accountant's Consent Letter").

     6.11 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     6.12 D&O INSURANCE; RELEASE. Until the first anniversary of the Effective Time, Heartland shall cause the Surviving Corporation to maintain in effect with respect to matters occurring prior to the Effective Time, to the extent available, the policies of directors' and officers' liability insurance currently maintained by AWS; provided that the Surviving Corporation may substitute therefor policies containing coverage, terms and conditions which are no less advantageous. On the Closing Date, Heartland shall, and shall cause the Surviving Corporation to, execute a written release of the parties listed on
Schedule 6.12 in the form attached hereto as Exhibit 6.12 ("Release").

     6.13 CERTAIN CLAIMS. Prior to the Effective Time, AWS shall use reasonable efforts to respond to and defend any claims asserted (a) by TruVision Cable, Inc. ("TruVision") relative to the wireless cable rights and assets of AWS in Memphis, Tennessee ("Memphis Market"), (b) by American Telecasting, Inc. ("ATI") relative to the acquisition of AWS, (c) by Laidlaw regarding certain broker fees, and (d) by William Jenkins arising from the termination of his employment with AWS (collectively the "Potential Claims"). AWS shall give Heartland prior written notice of any settlement of a Potential Claim.

     6.14 SEC FILINGS. AWS shall cause to be filed and deliver to Heartland its Form 10-KSB for the fiscal year ended December 31, 1994 and its Form 10-QSB for the period ended March 31, 1995, and June 30, 1995, and all periodic and current reports required to be filed with the SEC for all periods after the execution of this Agreement through the Closing Date. Heartland shall cause to be filed and deliver to AWS all periodic and current reports required to be filed with SEC for all periods after the execution of this Agreement through the Closing Date.

     6.15 ACQUISITION OF CERTAIN INTERESTS. Heartland shall use reasonable good faith efforts to enter into a binding contract to acquire (a) the 79.99% joint venture interest held by Fort Worth Wireless Cable TV Associates, a California general partnership, in AWS Fort Worth ("Fort Worth Interest") and (b) the 75% membership interest held by WCTVA38, a California general partnership, in AWS Minneapolis ("Minneapolis Interest"), and to have such agreement (or a letter of intent for such agreement) executed within forty-five (45) days from the date of this Agreement. As a part of Heartland's good faith effort to acquire such interests, Heartland shall initially offer to acquire the Minneapolis Interest for $15,000,000 and the Fort Worth Interest for $10,000,000, in each case with customary closing conditions and representations, warranties, indemnifications and releases reasonably acceptable to Heartland.

     6.16 SUPPLEMENTAL SCHEDULES. AWS may supplement any Schedule to this Agreement (a) at any time through the date of the Due Diligence Notice without the consent or approval of Heartland, and (b) after the date of the Due Diligence Notice but prior to the Closing Date without the prior consent or approval of Heartland; provided that, if the disclosure in such supplemental Schedule represents a material change from

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any disclosure to Heartland on or prior to the date of the Due Diligence Notice, adverse to Heartland, Heartland shall be entitled to terminate this Agreement within fifteen (15) days of its receipt of such supplemental Schedule, as further provided in Article 10.

     6.17 EXCLUSIVITY FEE. As consideration for the covenant of AWS contained in Section 5.4, Heartland shall pay to AWS, until the Closing hereunder or earlier termination hereof in accordance with Article 10, a fee ("Exclusivity Fee") of $350,000 upon the date of the execution of this Agreement and $150,000 on the first date of each calendar month thereafter. The Exclusivity Fee shall be paid solely from the offset of such amounts against the accrued interest and outstanding principal amount under the Promissory Note from AWS to Heartland dated May 26, 1995 in the original principal amount of $1,800,000 ("Escrow Note") (all of which remains outstanding as of the date hereof), which offset shall occur automatically and without further notice from Heartland on each such date until the Closing under or earlier termination of this Agreement.

     6.18 SALE OF MEMPHIS MARKET. Notwithstanding any provisions contained herein to the contrary, AWS shall have the right to solicit bids for and negotiate the sale of the Wireless Cable Television System and related assets servicing the Memphis Market; provided that (i) AWS shall keep Heartland fully informed regarding the status of any negotiations regarding the sale of the Memphis Market or offers therefor, including without limitation, the identity of the proposed purchaser and the consideration offered or requested, (ii) Heartland shall have the right to approve, in its reasonable discretion, the terms of any disposition of the Memphis Market for an aggregate consideration of less than $3,900,000 and AWS shall not execute a definitive agreement to dispose of the Memphis Market for an aggregate consideration of less than $3,900,000 without Heartland's written approval, which shall not be unreasonably withheld, and (iii) the gross proceeds of any such disposition received by AWS ("Memphis Proceeds") shall reduce, dollar for dollar, the amount of the Net Permitted Liability Basket, and the excess Memphis Proceeds (meaning the amount of Memphis Proceeds in excess of $3,150,000, subject to adjustment as provided in Section
6.21 below) shall either be placed into an escrow account and shall remain in such account through the Closing Date or shall reduce, dollar for dollar, the Merger Consideration.

     6.19 TERMINATION OF CERTAIN AGREEMENTS. On the Closing Date and at the request of Heartland, AWS shall terminate any Affiliate Agreements and employment or other management agreements designated by Heartland.

     6.20 EXHIBITS. Heartland and AWS agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 29, 1995, and agree to cooperate and negotiate in good faith in the preparation of such exhibits.

     6.21 BTA AMOUNT. Heartland and AWS intend to enter into an agreement ("BTA Agreement") with regard to the proposed FCC auction ("BTA Auction") of MDS frequencies in certain "Basic Trading Areas" and similar geographic regions throughout the United States (collectively "BTAs"), and agree that any amounts paid to acquire MDS frequencies in the BTA Auction (including any nonrefunded deposits associated therewith) ("BTA Amounts") will increase dollar for dollar the Net Permitted Liability Basket.

ARTICLE 7. CONDITIONS PRECEDENT TO MERGER.

     The obligation of the parties hereto to consummate the Merger is subject to fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     7.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     7.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or any of the transactions contemplated hereby or otherwise making the consummation of the Merger or any of the transactions contemplated hereby illegal.

     7.3 OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by AWS, Heartland and MergerSub, shall have been made or obtained (as the case may be) without restrictions.

     7.4 SALE OF PITTSBURGH SYSTEM. The sale of the Pittsburgh System shall be consummated in accordance with the terms of the Pittsburgh Sale Agreement.

     7.5 DUE DILIGENCE NOTICE. Heartland shall have delivered to AWS written notice ("Due Diligence Notice") that Heartland is satisfied, in its sole discretion, with the results of the due diligence investigations of AWS conducted through the date of the Due Diligence Notice, which date shall be not later than December 13, 1995. Heartland's failure to deliver such notice within the time period specified herein shall constitute a waiver of such condition by Heartland and a waiver of its right to terminate this Agreement for matters set forth in the Disclosure Schedules delivered to Heartland on or before December 6, 1995.

     7.6  Intentionally Omitted.

     7.7 OTHER ACQUISITIONS. Heartland shall have delivered to AWS written notice ("Notice of Agreement") that it has entered into binding agreements to acquire the Fort Worth Interest and Minneapolis Interest. Such notice shall be delivered within forty-five (45) days of the execution of this Agreement, and shall be accompanied by a copy of the agreement to acquire the Fort Worth Interest or Minneapolis Interest, as applicable.

     7.8 FAIRNESS OPINIONS. AWS shall have delivered to Heartland and Merger Sub (i) on or before the 20th day following the date of this Agreement, an opinion of the AWS Advisor as to the fairness of the Merger to the stockholders of AWS from a financial point of view and (ii) on or before the date the joint proxy statement/prospectus constituting a part of the Registration Statement referred to in Section 6.2(a) shall be first mailed to stockholders of AWS, a letter from the AWS Advisor, dated as of the date of such joint proxy statement/prospectus, confirming its opinion (collectively, the "Fairness Opinion"). The Fairness Opinion shall be satisfactory in form and substance to AWS on the date of initial delivery thereof and on the date of any confirmation thereof contemplated in the preceding sentence, and on the Closing Date shall not have been withdrawn.

     7.9 EXHIBITS. On or before December 29, 1995, Heartland and AWS shall have agreed upon the form of each exhibit to this Agreement and each such Exhibit shall be attached hereto.

ARTICLE 8. CONDITIONS PRECEDENT TO CLOSING BY HEARTLAND AND MERGERSUB.

     The obligations of Heartland and MergerSub to consummate the Merger are subject to fulfillment, or written waiver signed by Heartland and MergerSub, of each of the following conditions precedent on or prior to the Closing Date.

     8.1 STOCKHOLDER APPROVAL. The Merger and the acquisition of the Fort Worth Interest and Minneapolis Interest shall have been approved by the requisite vote of the holders of Heartland Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by AWS shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

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     8.3 AWS DOCUMENTS. AWS shall have delivered the following to Heartland in form and substance satisfactory to Heartland and its counsel:

          (A) A certificate signed by the chief executive officer of AWS, on behalf of and in his capacity as an officer of AWS, confirming, on and as of the Closing Date, that each representation and warranty set forth in
     Section 2 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date and that AWS is in compliance with the applicable covenants set forth in Articles 5, 6 and 7.

          (B) Evidence that Channel Leases are in place for the Channels and that such agreements are in full force and effect.

          (C) An opinion of special counsel to AWS and an opinion of FCC counsel to AWS and each Subsidiary in the forms attached hereto as Exhibit 8-3(c).1 and Exhibit 8-3(c).2, respectively.

          (D) The minute books, bylaws, certificate of incorporation and other organizational documents of AWS and each Subsidiary and the stock books and stock ledgers of AWS Holdings.

          (E) All Account Estoppels and Estoppel Certificates and other necessary and appropriate governmental and third party Consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, receipt of a "final" order by the FCC approving, without any materially adverse or onerous conditions, of the transfer of control of AWS as licensee of the owned Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

     8.4 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to AWS or any Subsidiary, or their respective assets from the date hereof through the Closing Date which would have a Material Adverse Effect.

     8.5 DISSENTERS' RIGHTS. The shareholders of AWS Common Stock requesting an appraisal of their shares of AWS Common Stock or exercising the dissenter rights referred to in Section 1.2(p) hereof shall not hold more than an aggregate of 10% of all outstanding AWS Common Shares.

     8.6  VOTING TRUST AGREEMENT. Each of the AWS shareholders identified on
Schedule 8.6 shall have executed the Voting Trust Agreement in the form attached hereto as Exhibit 8.6 and such agreement shall be in effect on the Closing Date.

     8.7 ACQUISITIONS OF OTHER INTERESTS. Heartland shall have acquired, or shall simultaneously acquire, the Fort Worth Interest and Minneapolis Interest.

     8.8 ACCOUNTANT'S CONSENT LETTER. Heartland shall have received from AWS the Accountant's Consent Letter.

     8.9 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF AWS. Each of the conditions precedent to the obligations of AWS set forth in Article 7 or 9 shall have been satisfied or waived by AWS, except for the provisions of Section 9.1, which shall be satisfied and may not be waived by AWS.

     8.10 AWS OBLIGATIONS PERFORMED. All obligations of AWS to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.11 WARRANTS. Each warrant to purchase AWS Common Shares that would give the holder thereof the right to purchase any shares of capital stock of AWS (meaning warrants that do not by their terms convert into the right to purchase Heartland Common Shares) after the Closing Date shall have been exercised, cancelled or otherwise terminated.

     8.12 CLOSING SHARE PRICE. The Closing Share Price shall not be greater than the Maximum Termination Price.

ARTICLE 9. CONDITIONS PRECEDENT TO CLOSING BY AWS.

     The obligation of AWS to consummate the Merger is subject to fulfillment, or written waiver signed by AWS, of each of the following conditions precedent on or prior to the Closing Date.

     9.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of the AWS Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     9.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland and/or MergerSub shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     9.3 HEARTLAND AND/OR MERGERSUB DOCUMENTS. Heartland and/or MergerSub, as the applicable case may be, shall have executed and delivered to AWS in form and substance satisfactory to AWS and to counsel:

          (A) A certificate of the chief executive officer of Heartland and MergerSub, on behalf of and in his respective capacity as an officer of Heartland or MergerSub, confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 4 hereof was true and correct in all material respects on the date made and are true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland and/or MergerSub in the form attached hereto as Exhibit 9.3.

          (C) The Escrow Agreement, executed by Heartland and the Exchange
     Agent.

     9.4 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF HEARTLAND AND MERGERSUB. Each of the conditions precedent to the obligations of Heartland and MergerSub set forth in Article 8 shall have been satisfied or otherwise waived by Heartland and MergerSub.

     9.5 HEARTLAND AND MERGERSUB OBLIGATIONS PERFORMED. All obligations of Heartland and MergerSub to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     9.6 CLOSING SHARE PRICE. The Closing Share Price shall not be less than the Minimum Termination Price.

     9.7 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws.

ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of AWS and Heartland, by the mutual consent of Heartland, MergerSub and AWS.

     10.2 TERMINATION BY AWS. This Agreement may be terminated and the Merger may be abandoned by AWS if the Closing conditions set forth in Articles 7 and 9 shall not have been satisfied in full or waived on or before February 29, 1996.

     10.3 TERMINATION BY HEARTLAND OR MERGERSUB. This Agreement may be terminated and the Merger may be abandoned by Heartland or MergerSub if the Closing conditions set forth in Articles 7 and 8 shall not have been satisfied in full or waived on or before February 29, 1996; provided that Heartland shall have the absolute right to terminate this Agreement (a) at any time prior to the date of the Due Diligence Notice or (b) within fifteen (15) days after the occurrence of an event described in Section 6.16.

     10.4  EFFECT OF TERMINATION AND ABANDONMENT.

     (A) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 10, no party hereto (or any directors or officers) shall have any liability or further obligation to the other parties to this Agreement, except as provided in Article 10, and the remedies set forth below shall be

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each party's sole and exclusive remedy for any claims arising from this Agreement or the termination thereof. The payments specified below to be made hereunder are each party's reasonable estimate of the Damages arising from the other party's conduct leading to the termination hereof, and shall constitute liquidated damages for any claims based thereon.

     (B) In the event that any Person shall have made an Acquisition Proposal and the Board of Directors of AWS approves the execution of an agreement relating thereto or recommends to the AWS stockholders the acceptance of any Acquisition Proposal, then AWS shall promptly, but in no event later than two
(2) days after the date of such event, pay Heartland a fee equal to the sum of
(i) One Million Eight Hundred Thousand Dollars ($1,800,000) and (ii) the outstanding principal and accrued interest under the Escrow Note, and (iii) the aggregate amount of all Exclusivity Fees previously offset against the Escrow Note pursuant to Section 6.17, which amount shall be paid by wire transfer of same day funds. AWS acknowledges that the agreements contained in this Section 10.4(b) are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland and MergerSub would not enter into this Agreement; accordingly, if AWS fails to promptly pay the amount due and pursuant to Section 10.4(b), and, in order to obtain such payment, Heartland or MergerSub commences a suit which results in a judgment against AWS for the fee set forth in this subparagraph (b), the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the interest rate specified in the Escrow Note in effect on the date such payment was required to be made.

     (C) In the event that Heartland and/or MergerSub fail to consummate the Merger after all conditions set forth in Articles 7 and 8 have been satisfied or waived, then the indebtedness evidenced by the Escrow Note and the lien of the Asset Security Agreement ("Security Agreement") dated of even date therewith shall immediately, and without further acts or actions by Heartland or MergerSub, be released and discharged, AWS shall have no obligation to repay the amounts outstanding under the Escrow Note, Heartland shall release the security interest created by the Security Agreement, Heartland shall execute written releases of all UCC-1 financing statements executed to perfect the lien of the Security Agreement, the parties shall have no further obligations hereunder or under the Escrow Note or Security Agreement, and this Agreement shall terminate.

     (D) In the event that this Agreement is terminated (i) by Heartland in accordance with Section 6.16, (ii) by either party for the failure of the condition precedent set forth in Section 7.1 primarily as a result of past or present acts or omissions of AWS, predecessors or Affiliates of AWS, or their respective officers, directors or agents, (iii) by Heartland for the failure of the condition precedent set forth in Section 8.3(e) arising solely from the failure to obtain an FCC Consent, (iv) by AWS for the failure of the condition precedent set forth in Section 9.1, or (v) by Heartland for the failure of the condition precedent set forth in Section 8.2 or Section 8.4, then all Exclusivity Fees previously offset against the Escrow Note shall be added back to the principal balance of the Escrow Note and the Escrow Note shall thereafter be repaid to Heartland in accordance with the terms thereof; provided that, upon any such termination, the Escrow Note shall be modified to enter the maturity date thereof until the date which is one (1) year from the date of such termination.

     (E) In the event that this Agreement is terminated for any reason other than as set forth in subsections (b), (c) or (d) above, then the Escrow Note (less any Exclusivity Fees offset against the Escrow Note in accordance with Section 6.17, prorated through the date of termination) shall be repaid in accordance with its terms, and the parties shall have no further liabilities to each other (other than the obligation of AWS under the Escrow Note and Security Agreement); provided that, upon any such termination, the Escrow Note shall be modified to enter the maturity date thereof until the date which is one (1) year from the date of such termination.

ARTICLE 11. CONDITIONS FOR RELEASE OF HOLDBACK AMOUNT

     11.1 PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS. The statements, certifications, representations and warranties made by AWS in this Agreement, in any Schedule, or in any Exhibit, certificate or other instrument delivered by or on behalf of AWS or any Subsidiary pursuant to this Agreement shall survive the Merger for a period of one year from the Closing Date. Subject to the limitations contained in Section
3.1 regarding the Fort Worth System and Minneapolis System, AWS shall indemnify and hold Heartland and MergerSub, their respective officers and directors ("Heartland Indemnitees") harmless from any and all Damages relating to or arising from the following ("Primary Claims"):

          (A) the existence of any Net Permitted Liabilities (excluding the indebtedness evidenced by the Escrow Note) on the Closing Date in excess of $3,150,000 ("Net Permitted Liability Basket"), as adjusted pursuant to Sections 6.18 and 6.21;

          (B) any material breach of the representations and warranties contained in Section 2.30, which breach may be established by (i) the discovery of undisclosed correspondence, documents or other materials originated by or established to have been received by AWS relating to a Potential Claim, or (ii) the admission, statement or testimony of any executive officer or director of AWS (including, without limitation, statements or disclosures in interrogatory responses, deposition testimony, settlement negotiations or other Proceedings), which conflicts with or contradicts any disclosure which is the subject of the representations and warranties contained in Section 2.30;

          (C) any Potential Claims of Laidlaw and Jenkins; and

          (D) any Claims arising from the willful malfeasance or any fraudulent acts of AWS or its officers or directors;

     and AWS shall indemnify and hold the Heartland Indemnitees harmless from fifty percent (50%) of any Damages relating to or arising out of the following ("Secondary Claims"), to the extent such Damages are not the subject of a Primary Claim:

             (X) any breach or nonperformance (partial or total) of or in any representation or warranty or covenant of AWS contained in this Agreement;

             (Y) any Partnership Claims; and

             (Z) the Potential Claims of ATI and TruVision; provided that AWS shall not have any liability to the Heartland Indemnitees hereunder for any Damages arising from the Potential Claim of TruVision in excess of $1,800,000 (meaning the maximum liability of AWS to the Heartland Indemnitees hereunder for such claim shall be $900,000);

     provided that, with respect to Secondary Claims, Heartland shall not make any claim for a Secondary Claim less than $10,000 ("Minimum Claim Amount"), and Heartland shall not assert any claims hereunder, until the aggregate amount of all Secondary Claims exceeds $250,000 ("Secondary Claim Floor"), and then Heartland shall only have the right to make claims hereunder for Secondary Claims to the extent that the aggregate amount of the Secondary Claims exceeds the Secondary Claim Floor. AWS, Heartland and MergerSub acknowledge and agree that, for purposes of determining the Secondary Claim Floor, one hundred percent (100%) of all Secondary Claims equal to or greater than the Minimum Claim Amount shall be included, and that the indemnification obligations of AWS for Secondary Claims in excess of the Secondary Claim Floor shall be limited to fifty percent (50%) of such excess.

     11.2 ESCROW HOLDBACK. The Holdback Amount shall be held by the Exchange Agent pursuant to the terms of the Escrow Agreement (attached as Exhibit 1.2(h)), which shall remain in effect until the expiration of the Escrow Period. The indemnification obligations of AWS shall be limited to and satisfied solely from the Holdback Amount in accordance with the terms of the Escrow Agreement. Upon the expiration of the Escrow Period, the Contingent Amount to be received by each former holder of AWS Common Shares shall be proportionately reduced by the aggregate of the Primary Claims and Secondary Claims properly charged against the Holdback Amount, to the extent such Holdback Amount is reduced by such claim as provided in the Escrow Agreement and herein. It is acknowledged and agreed that there shall be no remedy or other recourse by Heartland or MergerSub, or its successors or assigns, against AWS or its shareholders, or their successors and assigns (but only in their capacity as shareholders) of any nature whatsoever, including, but not limited to, breaches of the representations, warranties or covenants of this Agreement, other than to the

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Holdback Amount, and that the Holdback Amount shall be the sole remedy and recourse by Heartland or MergerSub against AWS or its shareholders (but only in their capacity as shareholders).

     11.3 ADJUSTMENT TO CONTINGENT CONSIDERATION AND INITIAL CONSIDERATION. In the event that the Potential Claim of TruVision is resolved and AWS and Heartland receive a full release from TruVision regarding its Potential Claim prior to the Closing Date, then (i) the Contingent Consideration shall be reduced by $500,000 and (ii) the Initial Consideration shall be increased by $500,000.

ARTICLE 12. DEFINITIONS.

     12.1 The terms used in this Agreement have the respective meanings specified or referred to in this Article 12:

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     5.4.

          "ACT" means The Communication Act of 1934, as amended.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AFFILIATE TRANSFER CONSENTS" shall have the meaning set forth in
     Section 5.2

          "ANNUAL FCC REPORT" means the reports which a licensee in the MMDS service is required to file annually with the FCC pursuant to Section
     21.911 of the FCC Rules.

          "APPLICATION" means a pending application by AWS or Institution or other Parties to the FCC for a License.

          "ATI" shall have the meaning set forth in Section 6.13.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to AWS by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with the provision of wireless cable services, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedules 2.10(b) and 2.10(d).

          "AWS ADVISOR" shall mean Daniels & Associates.

          "AWS COMMON SHARES" shall mean all of the issued and outstanding capital stock of AWS immediately before the Merger.

          "AWS SEC FILINGS" means AWS's Form 10-KSB filed for the fiscal years ended December 31, 1993 and 1994, Form SB-2 (File No. 33-78354) filed with the SEC on April 29, 1994, Form SB-2 (File No. 33-75190) filed with the SEC on February 14, 1993, and all intervening Form 10-QSBs, 8-Ks and proxy statements filed with the SEC.

          "AWS FORT WORTH" shall have the meaning set forth in Section 2.2.

          "AWS HOLDINGS" shall have the meaning set forth in Section 2.2.

          "AWS MINNEAPOLIS" shall have the meaning set forth in Section 2.2.

          "AWS REPRESENTATIVES" shall have the meaning set forth in Section 5.4.

          "AWS SHARE VALUE" shall have the meaning set forth in Section 1.2(c).

          "AWS STOCK OPTION PLANS" shall have the meaning set forth in Section 6.5(a).

          "AWS STOCK OPTIONS" shall have the meaning set forth in Section
     6.5(a).

          "CERTIFICATES" shall have the meaning set forth in Section 1.2(i).

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the AWS or Subsidiary.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.3.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.3.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Common Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the ten (10) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Common Shares do not trade on any date within such ten-day period, the closing price for such date shall be deemed to be the closing price for the day preceding such date of purposes of determining the Closing Share Price.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONSENTS" means the consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Material Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for Heartland to conduct the operations currently conducted by AWS after the Closing, but does not include Affiliate Transfer Consents.

          "CONTINGENT AMOUNT" shall have the meaning set forth in Section
     1.2(b).

          "CONTINGENT CONSIDERATION" means $3,250,000, as adjusted pursuant to
     Section 11.3.

          "CONVERSION AMOUNT" shall be the amount of consideration per share for the acquisition of AWS as provided for in Section 1.2(b).

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DGCL" means the Delaware General Corporation Law.

          "DUE DILIGENCE NOTICE" shall have the meaning set forth in Section
     7.5.

          "EFFECTIVE TIME" shall mean the date and time of the filing of the applicable certificate of merger in the State of Delaware.

          "EMPLOYEE" shall have the meaning set forth in Section 2.23(a).

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants,

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     contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to AWS.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.2(h).

          "ESCROW NOTE" shall have the meaning set forth in Section 6.17.

          "ESCROW PERIOD" means the period commencing on the Closing Date and continuing for a period of one year, as extended pending the resolution of any Claims made within one year of the Closing Date and pending the administration of such Claims, as further provided in the Escrow Agreement.

          "ESTOPPEL CERTIFICATE" shall have the meaning set forth in Section
     5.2.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 1.2(h).

          "EXCHANGE FUND" shall have the meaning set forth in Section 1.2(h).

          "EXCHANGE PRICE" shall have the meaning set forth in Section 1.2(d).

          "EXCLUSIVITY FEE" shall have the meaning set forth in Section 6.17.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by AWS or leased by or the use of which are leased by the AWS.

          "FAIRNESS OPINION" shall have the meaning set forth in Section 7.8.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.5.

          "FORT WORTH INTEREST" shall have the meaning set forth in Section
     6.15.

          "FORT WORTH SYSTEM" shall have the meaning set forth in Section 3.1

          "GAAP" means generally accepted accounting principles in effect as of the applicable time or the date of any financial statements in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and
     (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GAAP LIABILITIES" means liabilities on the Closing Date which would be properly reportable on a balance sheet for AWS as of the Closing Date prepared in accordance with GAAP.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government or any federal, state or local regulatory authority.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority to AWS or Subsidiary.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND COMMON SHARES" means shares of common stock, $.001 par value per share, Heartland Wireless Communications, Inc.

          "HEARTLAND INDEMNITEES" shall have the meaning set forth in Section 11.1.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     4.7.

          "HOLDBACK AMOUNT" shall have the meaning set forth in Section 1.2(i).

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "INITIAL AMOUNT" shall have the meaning set forth in Section 1.2(b).

          "INITIAL CONSIDERATION" means $30,750,000, as adjusted pursuant to
     Section 11.3.

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with AWS or any Subsidiary.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of AWS or any Affiliate of AWS which are used or available for use in connection with the Business.

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          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "JOINT VENTURE" means a joint venture, partnership, limited liability company or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if such individual is actually aware or has reason to know, after due inquiry, of such fact or other matter; and (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has "knowledge" of such fact or other matter.

          "LAIDLAW" means Laidlaw Holdings, Inc.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline applicable to or against AWS or Subsidiary.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals which are required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance against any assets or properties of AWS or its Subsidiaries.

          "MANAGE OR MANAGEMENT" means the use, possession, processing, generation, treatment, storage, disposal, recycling, transportation or arranging for the transportation of any Hazardous Substance.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in or is reasonably likely to result in a material adverse change in (i) the financial condition, business, operations or properties of AWS or any Subsidiary, taken as a whole other than general economic change over which neither AWS nor any Subsidiary has any control; (ii) the ability of AWS or any Subsidiary prior to the Effective Time to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

          "MATERIAL CONTRACTS" shall have the meaning set forth in Section 2.9.

          "MAXIMUM COLLAR PRICE" means $26.00.

          "MAXIMUM TERMINATION PRICE" means $32.00.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MEMPHIS MARKET" shall have the meaning set forth in Section 6.12.

          "MEMPHIS PROCEEDS" shall have the meaning set forth in Section 6.18.

          "MERGER" means the merger described in Section 1.1.

          "MERGER CONSIDERATION" means $34,000,000.00.

          "MINIMUM CLAIM AMOUNT" shall have the meaning set forth in Section
     11.1.

          "MINIMUM COLLAR PRICE" means $20.00.

          "MINIMUM TERMINATION PRICE" means $12.00.

          "MINNEAPOLIS INTEREST" shall have the meaning set forth in Section
     6.15.

          "MINNEAPOLIS SYSTEM" shall have the meaning set forth in Section 3.1.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "NET PERMITTED LIABILITIES" means (i) Permitted Liabilities minus (ii) cash held in deposit accounts to be retained and available for use by the Surviving Corporation following the Merger.

          "NET PERMITTED LIABILITY BASKET" shall have the meaning set forth in
     Section 11.1(a).

          "NON-PLAN OPTIONS" shall have the meaning set forth in Section 6.5(a).

          "NOTICE OF AGREEMENT" shall have the meaning set forth in Section 7.7.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator as to which AWS or Subsidiary is a party.

          "OUTSTANDING AWS SHARES" shall have the meaning set forth in Section 1.2(c).

          "PARTNERSHIP CLAIMS" shall mean the aggregate claims for Damages arising from the organization of Wireless Cable T.V. Associates No. 34, Wireless Cable T.V. Associates No. 37, Wireless Cable T.V. Associates No. 38, or Fort Worth Wireless Cable T.V. Associates, each a California general partnership.

          "PBGC" shall have the meaning set forth in Section 2.23(c).

          "PERMITTED LIABILITIES" shall mean the sum of (i) GAAP Liabilities,
     (ii) Severance Obligations (excluding Severance Obligations which are included in the calculation of GAAP Liabilities), and (iii) twenty-five percent (25%) of the indebtedness of AWS Minneapolis to Heartland outstanding under that certain promissory note in the original principal amount of $560,000 for the purpose of repaying the loan to Tsunami Capital Corporation.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "PITTSBURGH SALE AGREEMENT" shall have the meaning set forth in
     Section 3.2.

          "PITTSBURGH SYSTEM" shall have the meaning set forth in Section 3.2.

          "PLANS" shall have the meaning set forth in Section 2.23(a).

          "POTENTIAL CLAIMS" shall have the meaning set forth in Section 6.13.

          "PRIMARY CLAIMS" shall have the meaning set forth in Section 11.1.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 6.2(b).

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 6.2(a).

          "RELEASE" means the releasing, spilling, leaking, discharging, pumping, pouring, emitting, emptying, ejecting, leaching, dumping, disposing or allowing to escape any Hazardous Substance.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 6.4.

          "SEC" means the United States Securities and Exchange Commission.

          "SECONDARY CLAIMS" shall have the meaning set forth in Section 11.1.

          "SECONDARY CLAIM FLOOR" shall have the meaning set forth in Section 11.1.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

                                                                             [C]

          "SECURITY AGREEMENT" shall have the meaning set forth in Section 10.4(c).

          "SEVERANCE OBLIGATIONS" shall have the meaning set forth in Section 2.28.

          "SITE" means a wireless cable television site with respect to which AWS is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean an agreement for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "SUBSIDIARY" means AWS Holdings, AWS Forth Worth and AWS Minneapolis, or any other entity in which AWS has the ability to direct the management or affairs, excluding the Pittsburgh Venture.

          "SUPPLEMENTAL DISCLOSURE" shall have the meaning set forth in Section 12.11.

          "SURVIVING CORPORATION" shall have the meaning set forth in Section
     1.1.

          "TAX" or "TAXES" shall have the meaning set forth in Section 2.6.

          "TRUVISION" shall have the meaning set forth in Section 6.13.

          "US TRUST" means U.S. Trust Company of Texas, N.A.

          "VOTING TRUST AGREEMENT" shall have the meaning set forth in Section 8.6.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

          "WIRELESS CABLE TELEVISION SYSTEMS" means the Dallas, Fort Worth, Los Angeles, Memphis and Minneapolis wireless cable television systems, whether or not operational, and all assets relating thereto.

     12.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 13. MISCELLANEOUS.

     13.1 EXPENSES OF THE TRANSACTION. Each of AWS, Heartland and MergerSub agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated.

     13.2 FURTHER ASSURANCES. Each of AWS, Heartland and MergerSub agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

     13.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        902 N. Bowser, Suite 140
        Richardson, Texas 75081
        Attn: John R. Bailey

     With copy to:

        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75202
        Attn: Victor B. Zanetti

     If to AWS, to:

        American Wireless Systems, Inc.
        7426 E. Stetson Drive
        Suite 220
        Scottsdale, AZ 85251
        Attn: Steven G. Johnson

     With copy to:

        O'Connor Cavanagh
        One East Camelback Road
        Suite 1100
        Phoenix, AZ 85012
        Attn: Richard Stagg

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

     13.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     13.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     13.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     13.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties. Any purported assignment contrary to the terms of this Agreement shall be void.

     13.8 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Date, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland and AWS; provided, Heartland and AWS shall be entitled to disclose the transactions contemplated hereby without the prior approval of the other, but with prior notice to the other, to the extent reasonably necessary for Heartland or AWS to comply with applicable securities laws.

     13.9 CHOICE OF LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Delaware, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein.

     13.10 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     13.11 SCHEDULES. The Schedules referred to herein and delivered to Heartland and/or MergerSub upon execution hereof are hereby made a part of this Agreement. All Schedules delivered to Heartland and/or

                                                                             [C]

MergerSub shall be subject to modification prior to the Closing Date, provided that such modifications are designated as a "Supplemental Disclosure" and delivered pursuant to notice given in accordance with Section 13.3.

     13.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

     IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            AWS:

                                            AMERICAN WIRELESS SYSTEMS, INC.


                                            By:    /s/  STEVEN G. JOHNSON
                                            Name:  Steven G. Johnson
                                            Title: President/CEO

                                            HEARTLAND:

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.


                                            By:    /s/  JOHN R. BAILEY
                                            Name:  John R. Bailey
                                            Title: CFO

                                            MERGERSUB:

                                            HEARTLAND MERGERSUB, INC.


                                            By:    /s/  JOHN R. BAILEY
                                            Name:  John R. Bailey
                                            Title: CFO

                                                                             [D]

                                                                      APPENDIX D

                              AWS ESCROW AGREEMENT

D                                   -------

                                 EXHIBIT 1.2(H)

                                ESCROW AGREEMENT

          [NOTE: THIS AGREEMENT IS INTENDED TO ADDRESS THE $3.25 MM
                 HOLDBACK. DISTRIBUTION OF THE $30.75 MM AMOUNT WILL BE HANDLED IN AN EXCHANGE AGENT AGREEMENT]

     THIS ESCROW AGREEMENT(the "Agreement") is made as of                , 1996
by and among AMERICAN WIRELESS SYSTEMS, INC., a Delaware corporation ("AWS"), HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland"), HARRIS TRUST COMPANY OF NEW YORK (the "Escrow Agent") and Daniel A. Cartwright (the "Stockholder Representative"). Capitalized terms used but not defined herein shall have the meanings given to them in that certain Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 11, 1995, among AWS, Heartland and Heartland Merger Sub, Inc. ("Merger Sub").

                                   RECITALS:

     WHEREAS, AWS, Heartland and Merger Sub have entered into the Merger Agreement to provide for the merger of Merger Sub with and into AWS (the "Merger"); and

     WHEREAS, the Closing of the transactions contemplated by the Merger Agreement is taking place as of the date hereof and, in connection with the distribution of the shares of Heartland Common Stock to be issued to the AWS Stockholders in the Merger, Heartland and the Escrow Agent have also entered into the Exchange Agent Agreement (herein so called); and

     WHEREAS, Heartland has relied upon the representations, warranties and covenants of AWS provided in the Merger Agreement and in schedules, certificates and other documents delivered pursuant to the Merger Agreement; and

     WHEREAS, pursuant to Article 11 of the Merger Agreement, AWS has agreed, as the sole remedy and recourse of Heartland against AWS and its shareholders (but only in their capacity as shareholders of stock subject to this Agreement), to indemnify and hold the Heartland Indemnitees harmless from Primary Claims and the Secondary Claims (collectively, the "Claims") as further provided therein.

     NOW, THEREFORE, to induce Heartland to proceed with the Closing and the Merger, and in consideration of such Closing and Merger, and in further consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

1. APPOINTMENT OF STOCKHOLDER REPRESENTATIVE.

     AWS hereby appoints the Stockholder Representative, and the Stockholder Representative agrees to act, as the representative of the persons entitled to receive (subject to the terms hereof and the Merger Agreement) the Holdback Amount, in accordance with this Escrow Agreement. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive $10,000 quarterly as compensation for services hereunder. The Escrow Agent, Heartland and AWS are hereby relieved from any liability for any acts done by them, or any of them, in accordance with any such resolution, action, decision, consent or instruction of the Stockholder Representative.

2. APPOINTMENT OF ESCROW AGENT; ESCROW FUND.

     (A) Heartland, AWS and the Stockholder Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as the agent of such parties in performing the duties of the Escrow Agent provided herein. As compensation for Escrow Agent's services hereunder, Escrow Agent shall receive a compensation of $2,500 ($1,500 of which shall be payable upon the execution hereof and $1,000 of which shall be payable upon the termination of this Agreement) and the reimbursement of all other Administrative Costs (as such term is defined in Section 6(d)).

     (B) On the date hereof, Heartland shall cause to be deposited with the Escrow Agent Heartland Common Shares (the "Escrow Shares") representing the Contingent Amount (subject to adjustment for the rounding of fractional shares as provided in Section 1.2(i) of the Merger Agreement) to be received by the holders of AWS Common Shares ("AWS Stockholders") pursuant to the Merger Agreement, such deposit, together with any dividends or other distributions paid thereon, to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. Upon compliance with the terms hereof, Heartland shall be entitled to receive payment from the Escrow Fund for all Claims for which Heartland or the Surviving Corporation is entitled to indemnification under
Article 11 of the Merger Agreement. The indemnification obligations of AWS to Heartland or the Surviving Corporation under Article 11 of the Merger Agreement shall be limited to the Escrow Fund.

     (C) The Escrow Agent shall hold, safeguard and dispose of the Escrow Fund in accordance with the terms hereof.

     (D) For purposes of this Agreement, each Escrow Share shall have a value
equal to $          (the "Exchange Value") and such valuation shall apply
throughout the duration of the Escrow Period.

3. ESCROW PERIOD. The escrow created hereby shall remain in existence until the date all of the Escrow Shares and other assets in the Escrow Fund have been distributed in accordance herewith (such period being referred to herein as the "Escrow Period").

4. CLAIM SUBMISSION PERIOD. With respect to each Claim, Heartland shall deliver (in accordance with Section 13 below) to the Escrow Agent within one (1) year from the date hereof (the "Claim Submission Period"), a certificate signed by an executive officer of Heartland ("Officer's Certificate"):

          (I) stating that Heartland or the Surviving Corporation has paid, suffered or properly accrued, or Heartland or the Surviving Corporation in good faith reasonably anticipates that Heartland or the Surviving Corporation will have to pay, suffer or accrue, Damages in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith) and, with respect to a Qualifying Offer, that the Qualifying Offer (a copy of which is to be attached to the Officer's Certificate) has been made and not accepted within the time period specified therein and the amount of additional Damages (meaning attorneys' fees and other expenses) associated therewith); and further stating that Heartland or the Surviving Corporation is entitled to indemnification out of the Escrow Fund pursuant to this Agreement and the Merger Agreement; and

          (II) specifying in reasonable detail (A) the individual items of Damages included in the amount so stated (or the amount of the Qualifying Offer and additional Damages, such as attorneys' fees and other expenses, associated therewith), (B) the date each such item was paid or properly accrued or the basis for such anticipated liability, (C) the nature of the liability, misrepresentation, breach of warranty or covenant or other matter to which such items are related, (D) whether the Claim constitutes a Primary Claim or a Secondary Claim, and (E) if the Claim is a Secondary Claim, the aggregate of all Secondary Claims agreed to or determined to be proper hereunder.

Upon the Escrow Agent's receipt of the Officer's Certificate, such Claim shall be administered by the Escrow Agent pursuant to Section 6 below.

5. THIRD PARTY CLAIMS; QUALIFYING OFFERS; QUARTERLY REPORTS.

     (A) Within 15 days after receipt by Heartland of notice of any Claim by a third party relating to transactions, matters or events occurring or existing on or prior to the Effective Time as to which indemnification may be sought under
Article 11 of the Merger Agreement (a "Third Party Claim," which includes, without limitation, the Potential Claims and Partnership Claims), Heartland shall deliver to the Stockholder Representative written notice thereof; provided that the omission to so notify the Stockholder Representative will not affect Heartland's right of recourse to the Escrow Fund hereunder and that Heartland

D

shall not be required to deliver notice of the Potential Claims disclosed in, or other Claims disclosed in any schedule to, the Merger Agreement. The Stockholder Representative shall have the right to participate in any such proceeding and Heartland shall have the right (but not the duty) to control the defense thereof. Whether or not the Stockholder Representative chooses to participate in the defense of any proceeding involving a Third Party Claim, each party hereto and their respective successors and assigns agree to cooperate in the defense and to take all actions in connection with such defense as may be reasonably requested.

     (B) At any time during the first eleven (11) months of the Claim Submission Period, Heartland shall have the right to make a written offer to the adverse party in any Third Party Claim to settle such Claim for an amount specified in such offer (a "Qualifying Offer"), and Heartland shall give such third party no less than twenty (20) days to accept such Qualifying Offer. If a Qualifying Offer is accepted and the Claim is settled, Heartland may seek indemnification for such Claim within the Claim Submission Period in accordance with Section 4. If such Qualifying Offer is rejected or not accepted within such twenty (20) day period, then Heartland shall be entitled to seek indemnification within ten (10) days from the earlier of Heartland's receipt of a written rejection of a Qualifying Offer or the expiration of such twenty (20) day period for the amount of such Qualifying Offer (together with all expenses and costs relating thereto, including without limitation attorneys' fees) from the Escrow Fund in accordance with Section 4.

     (C) Heartland shall use reasonable efforts to provide to the Stockholder Representative a report on each date which is three, six and nine months from the date hereof identifying with reasonable detail any potential Claim or circumstances which may lead to a Claim that have not previously been the subject of a Claim Notice; provided, that the failure of Heartland to deliver such report or identify any Claim shall not constitute a waiver of or otherwise affect any rights of Heartland hereunder or under the Merger Agreement with regard to such Claim.

6. ADMINISTRATION OF CLAIMS.

     (A) ACCEPTED CLAIMS. At the time of delivery of an Officer's Certificate to the Escrow Agent pursuant to Section 4, a duplicate copy of such Officer's Certificate shall be delivered by Heartland to the Stockholder Representative ("Claim Notice"). The Stockholder Representative shall have a period of ten (10) business days from its receipt of a Claim Notice ("Rejection Period") to review the Officer's Certificate and deliver to Heartland and Escrow Agent written notice of its rejection of all or a portion of the Claim referenced therein ("Rejection Notice"). If no Rejection Notice is received by Heartland and Escrow Agent within the Rejection Period, then such Claim shall become an "Accepted Claim."

     (B) REJECTED CLAIMS. For any Claim which is the subject of a Rejection Notice (a "Rejected Claim"), the Stockholder Representative and Heartland shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If the Stockholder Representative and Heartland so agree, a memorandum setting forth such agreement shall be prepared and signed by Heartland and the Stockholder Representative and shall be furnished to the Escrow Agent and such Rejected Claim shall become an "Accepted Claim."

     (C) RESOLUTION OF DISPUTE. If no such agreement between the Stockholder Representative and Heartland can be reached with respect to a Rejected Claim after good faith negotiation within thirty (30) days of Heartland's receipt of a Rejection Notice, Heartland and the Stockholder Representative shall mutually select an independent third party (the "Designated Party") whose determination of the Rejected Claim and the amount of Damage (if any) associated therewith shall be final, nonappealable and binding; provided that, with respect to Claims which are the subject of a Qualifying Offer, the Designated Party shall only be entitled to determine whether such Claim is subject to the indemnification obligations of AWS under the Merger Agreement (and if so, whether a Primary or Secondary Claim); and the Designated Party shall have no authority to reduce or increase the amount of such Claim from the amount of the Qualifying Offer and Damages associated therewith. The Designated Party shall be a person knowledgeable regarding the wireless cable television business and the value of related assets, and shall be generally knowledgeable with regard to business and financial matters. In the event Heartland and the Stockholder Representative fail to agree upon the Designated Party within forty (40) days after Heartland's receipt of a Rejection Notice, the Designated

Party shall be the managing partner of the Denver, Colorado offices of an independent "Big Six" accounting firm other than KPMG Peat Marwick, L.L.P. and Arthur Andersen, LLP, as selected jointly by the managing partner of the Denver, Colorado office of said firms or their respective designees, and in the absence of said joint election, as selected by the managing partner of the Denver, Colorado office of KPMG Peat Marwick, L.L.P. or his designee. Upon the determination of the Designated Party in accordance herewith with respect to a Rejected Claim, the determination of the value of such Claim, if any, by the Designated Party shall become an "Accepted Claim." All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

     (d) ADMINISTRATIVE COSTS AND STOCKHOLDERS EXPENSES.

          (I) All costs and expenses of administering this Agreement (including, without limitation, fees and expenses of the Escrow Agent and any Designated Party) ("Administrative Costs") shall be borne equally by Heartland and the Escrow Fund. Administrative Costs shall be paid by Heartland within fifteen (15) business days after Heartland's receipt of an invoice from the Escrow Agent therefor. Within five (5) business days of either the payment of such costs to the Escrow Agent or Heartland's delivery to the Escrow Agent of evidence that such Administrative Cost has been paid, Heartland shall be entitled to receive Escrow Shares having an aggregate Exchange Value equal to fifty percent (50%) of the amount of such payment. Heartland shall be under no obligation to bear any expenses pursuant to this Section 6(d) at any time that the Escrow Fund shall be exhausted or following the termination of this Agreement.

          (II) The Escrow Agent shall be indemnified and saved harmless by Heartland from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subjected by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Fund made by the Escrow Agent pursuant to this Agreement, unless caused by the gross negligence or willful misconduct of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Heartland, and this right of indemnification shall survive the termination of this Agreement, and/or the resignation or removal of the Escrow Agent. The indemnification and other obligations of Heartland to the Escrow Agent set forth in this Subsection 6(d)(ii) shall be borne by Escrow Fund, and the Escrow Agent shall release to Heartland Escrow Shares having an aggregate Exchange Value equal to the amount of any such payment by Heartland within five (5) business days of the Escrow Agent's receipt of a written request by Heartland therefor; provided that if the Escrow Agent is entitled to indemnification in excess of the aggregate Exchange Value of the Escrow Shares and any other amounts in the Escrow Fund, then such indemnification obligation shall be borne directly by Heartland.

          (III) The Stockholder Representative shall be entitled to indemnification from the Escrow Fund (or Heartland, subject to the limitations set forth below) for any liabilities, costs or expenses, arising from actions or decisions made in good faith in managing and discharging his or her duties and responsibilities in accordance with the terms hereof ("Indemnified Amounts"). All Indemnified Amounts, costs and expenses of, and compensation payable to, the Stockholder Representative (including, without limitation, those payable to attorneys and other third parties hired by the Stockholder Representative) ("Stockholder Expenses") shall be advanced by Heartland upon the submission by the Stockholder Representative of a certificate ("Representative's Certificate") certifying
     (A) the nature of the expenses incurred, (B) the amount of the expenses incurred, and (C) that the expenses were properly incurred in connection with the performance of the duties of the Stockholder Representative hereunder and, with respect to Indemnified Amounts, that such indemnification or reimbursement is proper hereunder. Heartland shall have ten (10) business days to review the Representative's Certificate and deliver its written objection to any expenses contained therein to the Stockholder Representative and Escrow Agent. In the event that Heartland does not object to any expenses in the Representative Certificate within such ten (10) day period, Heartland shall, within five (5) business days thereafter, pay to the Stockholder Representative or its designee the Stockholder Expenses identified in the Representative's Certificate. If Heartland and the Stockholder Representative cannot agree on the propriety of a Stockholder Expense identified in a Representative's Certificate, then such matter shall be referred to the Designated Party and

D                                   -------

     decided in accordance with Section 6(c) hereof. At any time after the payment of a Stockholder Expense, Heartland shall be entitled to submit the Representative's Certificate along with a certificate signed by an executive officer of Heartland that the Stockholder Expenses referred to in the Representative's Certificate have been paid, and within five (5) days from the receipt of such items by the Escrow Agent, the Escrow Agent shall release to Heartland Escrow Shares having an aggregate Exchange Value equal to one hundred percent (100%) of such Stockholder Expenses. Notwithstanding the foregoing, Heartland shall have no obligation to pay or reimburse any Stockholder Expenses (other than Indemnified Amounts) at any time in which the aggregate amount of outstanding Claims submitted to the Escrow Agent that are to be paid from the Escrow Fund exceed the value of the Escrow Shares remaining in the Escrow Fund. In the event that there are insufficient Escrow Shares in the Escrow Fund to satisfy an Indemnified Amount, then Heartland shall pay such Indemnified Amount to the Stockholder Representative; provided that such obligation of Heartland shall be limited to the aggregate Exchange Value of Escrow Shares released to Heartland hereunder, other than Escrow Shares released to Heartland in connection with the payment of an Indemnified Amount.

          (E) PAYMENT OF CLAIMS AND EXPENSES. The Administrative Costs and Stockholder Expenses shall be paid in accordance with Section 6(d) above. Once a Claim has become an Accepted Claim in accordance with the terms of this Agreement, the Escrow Agent shall, within five (5) business days of the written request of Heartland, deliver to Heartland Escrow Shares having an aggregate Exchange Value equal to the amount of the Claim for which Heartland is entitled to indemnification, rounded to the nearest whole share (with fractional shares equal to or less than .50 being rounded down).

7. EXPIRATION OF ESCROW PERIOD.

     (A) Upon expiration of the Escrow Period, any Escrow Shares and any other assets (including dividends) remaining in the Escrow Fund shall be delivered to the AWS Stockholders on a prorata basis based upon the number of shares of Heartland Common Stock received by each such AWS Stockholder upon the distribution of the Initial Amount in the Merger in accordance with the Exchange Agent Agreement. Such shares and any other amounts shall be distributed in accordance with the Exchange Agent Agreement to which this Escrow Agreement is attached. Any fractional shares remaining in the Escrow Fund shall be repurchased by Heartland for the aggregate Exchange Value for such Escrow Shares and the proceeds thereof shall be distributed among the AWS Stockholders. The wire transfer instructions for the transfer of such funds are as follows:
Chemical Bank, ABA #021000128, for the account of Harris Trust Company of New York, as Escrow Agent for Heartland Wireless Communications, Inc., Account No. 617999988. The Escrow Agent shall be authorized to draw funds from such account and to prepare checks in the amount appropriate for inclusion with the mailing of the certificates evidencing Heartland Common Stock upon the termination of this Escrow Agreement. All checks, other than checks delivered at the Escrow Agent's window or to the Book-Entry Transfer Facilities, shall be forwarded by first class mail.

     (B) Following the expiration of the Escrow Period and distribution in accordance herewith of the Escrow Fund, the Escrow created hereby and this Agreement, other than the provisions of Section 11 and the indemnification obligations contained in Sections 6(d)(ii) and 6(d)(iii) hereof and under the Exchange Agent Agreement, shall terminate.

8. DISTRIBUTIONS; VOTING; TRANSFER RESTRICTIONS.

     (A) Any cash dividends, dividends payable in securities or other distributions of any kind (including, without limitation, any shares received upon a stock split) made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The Escrow Agent shall invest any cash held in the Escrow Fund in an interest-bearing account or money market instruments in accordance with written instructions from Heartland. Any interest payable on the funds shall be added to the Escrow Fund and become a part thereof. The parties acknowledge that the Escrow Agent shall not be liable for any diminution in the Escrow Fund due to losses resulting from investments made pursuant to this Agreement.

     (B) The Escrow Shares shall be issued and held in the name of the Escrow Agent. Upon receipt of written notice from Heartland of a proposed meeting of Heartland stockholders, the Escrow Agent will arrange for the mailing of a request for instructions to vote ("Request for Instructions") to each former AWS Stockholder with regard to that number of whole Escrow Shares such person would be entitled to receive if the Escrow Fund were disbursed as of the record date for the meeting at which such Escrow Shares are entitled to vote. The Escrow Agent hereby grants to the Stockholder Representative an irrevocable proxy to vote the Escrow Shares and shall deliver to the Stockholder Representative the results of the responses to Requests for Instructions. The Stockholder Representative shall have voting rights with respect to the Escrow Shares (and on any voting securities added to the Escrow Fund) so long as such Escrow Shares or other voting securities are held in the Escrow Fund; provided that the Stockholder Representative shall vote Escrow Shares for which Requests for Instructions are returned in accordance therewith. The Escrow Agent shall execute and deliver to the Stockholder Representative, upon request, all such proxies, forms for election or other instruments which it receives as may be required with respect to the Escrow Shares in order to give effect to the foregoing.

     (C) Former AWS Stockholders shall not transfer, and the Escrow Agent shall not be required to register the transfer of, any interest in the Escrow Shares until the expiration of the Escrow Period and distribution of the Escrow Shares, if any, to the AWS Stockholders. Any purported transfer in violation of this
Section 8(c) shall be void.

9. STOCKHOLDER REPRESENTATIVE'S RIGHTS AND RESPONSIBILITIES.

     (A) The Stockholder Representative is vested with the authority, duty and responsibility to represent the interests of the AWS Stockholders in the Escrow Fund as set forth herein, and the Stockholder Representative agrees to manage and discharge his or her duties and responsibilities as agent in accordance with the terms hereof. The resolution, action, decision, consent or instruction of the Stockholder Representative shall be final, conclusive and absolutely binding upon each of the AWS Stockholders, and Heartland may rely upon any such resolution, action, decision, consent or instruction of the Stockholder Representative as being the resolution, action, decision, consent or instruction of each and all of the AWS Stockholders. Notwithstanding anything to the contrary contained herein, express or implied, the Stockholder Representative shall not be personally liable for actions or decisions taken or made in good faith in managing and discharging his or her duties and responsibilities in accordance with the terms hereof.

     (B) In discharging his or her duties and responsibilities hereunder, the Stockholder Representative shall have all rights and powers necessary and incident to the proper discharge thereof, including, without limitation, the right and power to engage and pay for professional and other services. Without limitation upon the foregoing, the Stockholder Representative shall have the duty and authority on behalf of the AWS Stockholders to do any thing required of the Stockholder Representative under this Agreement, including without limitation:

          (I) to interpret and construe the provisions of this Agreement;

          (II) to determine and resolve any disputes that may arise under this Agreement, using his or her best efforts to dispose of all such disputes by agreed settlement;

          (III) to retain counsel and third parties with regard to Claims or the defense thereof and to incur fees and expenses on behalf of the Escrow Fund in connection therewith;

          (IV) to give any and all written instructions to the Escrow Agent for disbursement of the Escrow Fund, or any part thereof; and

          (V) to perform all other acts as deemed appropriate by the Stockholder Representative on behalf of AWS to fully effectuate and carry out the provisions of this Agreement.

     (C) To the extent that any funds or property representing proceeds received in respect of or relating to any Claim are held or come to be held by the Stockholder Representative after all of his duties hereunder are discharged, such funds shall be delivered to the Escrow Agent and held in, and constitute a part of, the Escrow Fund.

D

     (D) In the event of the death, disability or resignation of Daniel A. Cartwright as Stockholder Representative, the members of the AWS Board of Directors immediately preceding the AWS Merger shall designate a successor member to fill each vacancy so created. Such appointment and designation shall be immediately effective and shall be binding on all AWS Stockholders.

10. ESCROW AGENT'S RIGHTS AND RESPONSIBILITIES.

     To induce the Escrow Agent to act hereunder, it is further agreed that:

          (A) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.

          (B) The Escrow Agent may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions while acting in good faith and exercising reasonable judgment.

          (C) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (D) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (E) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (F) The Escrow Agent is authorized to rely on the written instructions of the Stockholder Representative as being the act of all of the AWS Stockholders and the written instructions of the President or any executive officer of Heartland as being the act of Heartland.

          (G) This Agreement sets forth the exclusive duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of the Escrow Agent shall be read into this Agreement.

          (H) The Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

          (I) The Escrow Agent shall be deemed to have fully complied with its obligations hereunder to transfer the Escrow Shares by delivery to the transfer agent of Heartland (the "Transfer Agent") of the Escrow Shares, all in form satisfactory to such Transfer Agent, of certificates properly endorsed for transfer with instructions to the Transfer Agent to issue in the name of and deliver to the person to whom such transfer is to be made a certificate or certificates for the required number of shares. Transfer taxes, if any, applicable to such transfer shall be payable by the person to whom the Escrow Shares are being transferred.

          (J) The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper parties. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and is not charged with any duties or responsibilities in connection with any other document or agreement.

11. RECORDS; FINAL ACCOUNTING.

     The Escrow Agent shall maintain a record of all Claims against the Escrow Fund filed with it pursuant to Sections 4 and 5, a record of all such Claims which shall become payable claims as provided in Section 5 and a record of all payments or distributions from the Escrow Fund. Upon the termination or resignation of the Escrow Agent or termination or expiration of this Agreement, the Escrow Agent shall within ten (10) business days deliver to Heartland and the Stockholder Representative a full and final accounting with regard to the Escrow Fund.

12. RESIGNATION OF ESCROW AGENT.

     The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving written notice thereof to Heartland and the Stockholder Representative. Such resignation shall become effective following such written notice upon the earlier of the appointment by Heartland and the Stockholder Representative of a successor Escrow Agent that accepts the appointment and agrees to be bound by the provisions of this Agreement or the expiration of 60 days thereafter. Upon the effectiveness of such resignation, all duties of the Escrow Agent so resigning shall cease, other than the duty to account in accordance with Section
11. Heartland and the Stockholder Representative shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor Escrow Agent that has accepted the appointment and agreed to be bound by the provisions of this Agreement. In the event of such termination, the Escrow Agent shall turn over and deliver to such successor Escrow Agent the Escrow Fund, and any other sums and the records and instruments held by it under this Agreement and render the accounting required by Section 11.

13. NOTICES.

     All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized, overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed by a copy sent by courier or registered or certified mail) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

     To Heartland:

        903 N. Bowser, Ste. 140
        Richardson, TX 75081
        Telefax: 214/479-1023
        Attn: Chief Financial Officer

     with a copy to:

        Victor B. Zanetti, Esq.
        Arter, Hadden, Johnson & Bromberg
        1717 Main, Ste. 4100
        Dallas, TX 75201
        Telefax: 214/741-7139

     To the Stockholder Representative:

        Daniel A. Cartwright
        _______________________________

        _______________________________

D

     with a copy to:

          ------------------------------------

          ------------------------------------

          ------------------------------------

     To the Escrow Agent:

          Harris Trust Company of New York

          -----------------------------------

          -----------------------------------

          -----------------------------------

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized, overnight courier, on the business day following dispatch, (c) in the case of mailing, on the 5th business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been received pursuant to clause (a), (b) or (c)).

14. SUCCESSORS AND ASSIGNS.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

15. GOVERNING LAW.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely in Delaware.

16. PREVAILING PARTY.

     In the event of any dispute which results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relief to which such party or parties may be entitled to recover) may recover from the non-prevailing party or parties reasonable attorneys' fees and other costs incurred in any action or proceeding.

17. COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

     IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first above written.

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:
                                               ---------------------------

                                            Title:
                                                  ----------------------------

                                            AMERICAN WIRELESS SYSTEMS, INC.

                                            By:
                                               -------------------------------
                                            Title:
                                                  ----------------------------

                                            HARRIS TRUST COMPANY OF NEW YORK

                                            By:
                                               -------------------------------
                                            Title:
                                                  ----------------------------

                                            STOCKHOLDER REPRESENTATIVE

                                            ----------------------------------

                                            ----------------------------------

E
                                                                      APPENDIX E

                     INFORMATION CONCERNING FTW PARTNERSHIP

E

                               TABLE OF CONTENTS

Business of FTW Partnership...........................................................   E-1
FTW Partnership -- Selected Financial Information.....................................   E-2
FTW Partnership -- Management's Discussion and Analysis of Financial Condition and
  Results of Operations...............................................................   E-3
Market for and Distributions on FTW Units.............................................   E-5
FTW Unit Ownership of Certain Persons and Management..................................   E-5
Comparison of Rights of Equity Holders of Heartland and FTW Partnership...............   E-7

E

                          BUSINESS OF FTW PARTNERSHIP

     Fort Worth Wireless Cable T.V. Associates, a California general partnership ("FTW Partnership") was formed pursuant to the Agreement of General Partnership of FTW Partnership (the "FTW Partnership Agreement") as of July 1, 1992 among the partners thereof. The purposes for which FTW Partnership was organized include the following: (i) to acquire the assets and assume the liabilities of Wireless Cable T.V. Associates #34 (the "FTW Predecessor Partnership"), a California general partnership which owned a 75% interest in a wireless cable television system in the metropolitan area of Fort Worth, Texas (the "FTW System"), and (ii) to acquire additional equipment and facilities necessary to operate the wireless cable system acquired from the FTW Predecessor Partnership.

     The FTW Predecessor Partnership had been formed in 1991 upon the contribution of capital by the partners thereof which capital was to fund the development and operation of a wireless cable television system in Fort Worth, Texas. However, when the FTW Predecessor Partnership had insufficient funds to "launch" its system, additional capital for the proposed system was raised pursuant to the formation of FTW Partnership, which purchased all of the assets of the FTW Predecessor Partnership. This additional capital consisted of proceeds from the sale of units of FTW Partnership ("FTW Units") to partners of the FTW Predecessor Partnership as well as new investors who became partners in FTW Partnership ("FTW Partners"). In addition, the partners of the FTW Predecessor Partnership who are FTW Partners exchanged their units in the FTW Predecessor Partnership for FTW Units.

     FTW Partnership's business consists of the ownership of a 79.99% equity interest ("FTW Interest") in the joint venture that owns and operates the FTW System (the "FTW Venture"). American Wireless Systems, Inc. ("AWS") beneficially owns the remaining 20.01% interest in the FTW Venture, and manages the operations of the Fort Worth System. For a description of the wireless cable television industry and the wireless cable television service provided by FTW Venture, see "Information Concerning AWS -- Business of AWS." Neither FTW Partnership nor FTW Venture have ever operated profitably, nor have any distributions on equity ever been paid by either entity.

     As of December 31, 1995, the FTW Partnership has (and has previously had) no full-time employees. During that time, FTW Partnership has not paid any compensation to any of the nine members of the management committee of FTW Committee ("FTW Committee") although such persons have effectively worked part-time for FTW Partnership. Of the nine members of the FTW Committee, one person devotes approximately 50% of his time to FTW Partnership's business; other members of the FTW Committee devote 10% or less of their time to FTW Partnership's business. FTW Partnership has reimbursed the expenses of the members of the FTW Committee in connection with their attendance at meetings and incidental expenses, as well as the expenses of certain FTW Partners participating in FTW Committee meetings at the request of the FTW Committee.

     FTW Partnership does not itself own or lease any real property. FTW Partnership owns a 79.99% interest in FTW Venture, which leases various facilities in Arlington and Fort Worth, Texas, including office and warehouse space, transmission sites and tower sites.

     FTW Partnership is not a party to, and none of FTW Partnership's property is subject to, any pending legal proceedings. However, the failure of FTW Partnership to resolve (through litigation, arbitration, settlement, or otherwise) certain claims FTW Partnership may have against AWS could have a materially adverse effect on FTW Partnership's business, results of operations, and financial condition. (See "The FTW Transaction -- Description of FTW Claims")

                                FTW PARTNERSHIP

                         SELECTED FINANCIAL INFORMATION

    The selected consolidated statement of operations and balance data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 were derived from the financial statements of FTW Partnership, which were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected unaudited consolidated statement of operations and balance sheet data presented below as of December 31, 1991 and for the period from June 2, 1991 (inception) to December 31, 1991 were derived from the unaudited consolidated financial statements of FTW Partnership which are not included in this Proxy Statement/Prospectus. The selected unaudited statement of operations and balance data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of FTW Partnership, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of FTW Partnership, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of FTW Partnership contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."






                                       PERIOD FROM
                                         JUNE 2,
                                           1991                                                        NINE MONTHS ENDED
                                       (INCEPTION)             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                       TO DECEMBER     ----------------------------------------    --------------------------
                                       31, 1991(3)        1992          1993           1994           1994           1995
                                       ------------    ----------    -----------    -----------    -----------    -----------
                                       (UNAUDITED)                                                        (UNAUDITED)
Statement of Operations Data:
  Revenues...........................   $       --     $  144,381    $   791,877    $   667,260    $   505,259    $   451,581
                                        ----------     ----------    -----------    -----------    -----------    -----------
  Operating expenses:
    Systems operations...............           --        232,148        594,747        567,461        420,763        396,302
    Selling, general and
      administrative.................           --        406,214        513,741        695,990        545,114        503,910
    Depreciation and amortization....           --        250,215        754,116        786,572        608,724        581,451
                                        ----------     ----------    -----------    -----------    -----------    -----------
        Total operating expenses.....           --        888,577      1,862,604      2,050,023      1,574,601      1,481,663
                                        ----------     ----------    -----------    -----------    -----------    -----------
  Operating loss.....................           --       (744,196)    (1,070,727)    (1,382,763)    (1,069,342)    (1,030,082)
  Minority interest in losses........           --         76,446         57,689         62,281         47,974         44,048
                                        ----------     ----------    -----------    -----------    -----------    -----------
        Net loss.....................   $       --     $ (667,750)   $(1,013,038)   $(1,320,482)   $(1,021,368)   $  (986,034)
                                        ==========     ==========    ===========    ===========    ===========    ===========
Other Financial data:
  EBITDA(1)..........................   $       --     $ (493,981)   $  (316,611)   $  (596,191)   $  (460,618)   $  (448,631)
  Capital expenditures(2)............   $2,522,682     $1,933,269    $   738,967    $    86,365    $    62,761    $    22,984

                                                                         DECEMBER 31,
                                                     -----------------------------------------------------    SEPTEMBER 30,
                                                        1991           1992          1993          1994           1995
                                                     -----------    ----------    ----------    ----------    -------------
                                                     (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents.......................   $  106,682     $  987,769    $   94,898    $   21,836     $    25,014
  Total assets....................................    2,602,682      5,812,973     4,667,216     3,860,932       3,266,499
  Long-term debt, including current portion.......           --             --            --            --              --
  Total partners' equity..........................    2,576,000      5,291,500     4,265,962     2,945,480       1,959,446

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from June 2, 1991 (inception) to December 31, 1991 were comprised of $-0- for purchase of systems and equipment and $2,522,682 of expenditures for leased licenses; for the year ended December 31, 1992 were comprised of $1,498,371 for purchase of systems and equipment and $434,898 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of $738,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $73,865 for purchase of systems and equipment and $12,500 for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $62,761 for purchase of systems and equipment and $-0- of expenditure for leased licenses; for the nine months ended September 30, 1995 were comprised of $22,984 for purchase of systems and equipment and $-0- of expenditures for leased licenses.

(3) FTW Partnership was capitalized during 1991, and began initial development of the system, which consisted of capital expenditures only. There were no operations during this period.

E

      FTW PARTNERSHIP -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The wireless cable business is a capital intensive business and to date the FTW System has been financed through capital contributed by the FTW Partners and funds provided by AWS. Initially, significant capital is required to acquire the rights to wireless cable channels, construct the headend facility, co-locate the channels and fund negative cash flow until the system is able to install a sufficient number of subscribers to fund its operating expenses. After operations have been launched, the estimated incremental cost per subscriber is approximately $530 (assuming one-half of the subscribers order additional outlets which require additional equipment and labor). FTW Partnership does not expect its system to provide positive cash flow unless significant additional capital can be obtained.

     FTW Partnership will require additional financing in the first quarter of 1996 to fund its administrative expenses and the FTW Venture requires funding of operating and development expenditures on a continuing basis. However, FTW Partnership anticipates that the proposed sale of its FTW Interest to Heartland (if approved by FTW Partners representing two-thirds ( 2/3) of the FTW Units) will be consummated prior to the close of the first quarter of 1996, thereby eliminating FTW Partnership's need to fund future operating and development expenses. Under the terms of the Amended and Restated Asset Purchase Agreement between Heartland and FTW Partnership (the "FTW Agreement"), if the subject transaction is consummated, FTW Partnership will receive Heartland Common Stock with an aggregate exchange value of $13,300,000.

     The FTW Venture operates through an informal joint venture arrangement. The FTW Partnership and AWS have been unable to reach an agreement regarding their respective rights and obligations relative to providing financing for the FTW System. AWS serves as the manager of the FTW Venture through an informal arrangement.

RESULTS OF OPERATIONS

     Years Ended December 31, 1994 and December 31, 1993. FTW Partnership's assets consist primarily of its 79.99% equity interest in the FTW Venture and cash. The FTW Venture began adding subscribers in October 1992. The FTW Venture continued adding subscribers to the system until April 1993, when the FTW Venture's cash resources were nearly depleted. Since May 1993, AWS has been funding the operations of the FTW Venture. FTW Partnership had approximately $667,000 in revenue during 1994 and approximately $792,000 in revenue during 1993. The decrease in revenue was due to the loss of approximately 500 subscribers in 1994. Operating expenses (exclusive of depreciation and amortization) in 1994 were approximately $1,263,000 and approximately $1,108,000 in 1993. The decrease was due to the lack of installation activity in 1994 as compared to 1993. Depreciation expense increased to approximately $787,000 in 1994 from approximately $754,000 in 1993. The increase was due to the addition of subscriber equipment to complete the minimum number of installations in order to offset the decline in subscriber base due to disconnections. FTW Partnership's net loss was approximately $1,320,000 in 1994 and approximately $1,013,000 in 1993. The increase in the net loss reflects the effect of decreased installation revenues and increased general and administrative expenses. FTW Partnership's allocated losses from the FTW Venture are based on contributed capital rather than its beneficial percentage interest. Accordingly, FTW Partnership's allocated share of the losses on a percentage basis is more than its beneficial interest. FTW Partnership's share of losses of the FTW Venture was approximately $1,066,000 for the year ended December 31, 1994 and $961,000 for the year ended December 31, 1993.

     Years Ended December 31, 1993 and December 31, 1992. The system had revenue of approximately $144,000 in 1992 and $792,000 in 1993. The increase in revenue was due to the addition of approximately 1,630 subscribers in 1993 compared to 550 subscribers in 1992 and a full 12 months of operations in 1993. Operating expenses (exclusive of depreciation and amortization) in 1992 were approximately $638,000 and approximately $1,108,000 in 1993. Again, the increase was due to a full 12 months of operations in 1993. Depreciation expense increased from $250,000 in 1992 to $754,000 in 1993 due to the addition of subscriber, headend and office equipment. FTW Partnership's net loss was approximately $667,750 and $1,013,038 in 1992 and 1993, respectively. The change was due to a full 12 months of operations in 1993. The FTW

Partnership's allocated losses from the FTW Venture are based on contributed capital rather than its beneficial interest. Accordingly, the FTW Partnership's allocated share of losses on a percentage basis is more than its beneficial interest.

     Nine Months Ended September 30, 1995 and September 30, 1994. The FTW Partnership did not have funding available to actively install subscribers, therefore the FTW Partnership attempted to maintain the subscriber base for both nine month periods ended September 30, 1994 and September 30, 1995. The FTW Partnership had revenue of approximately $452,000 for the nine months ended September 30, 1995 and approximately $505,000 for the nine months ended September 30, 1994. The decrease is due to the loss of subscribers due to disconnections between the two periods. Operating expenses (exclusive of depreciation and amortization) were approximately $900,000 for the nine months ended September 30, 1995 and approximately $966,000 for the nine months ended September 30, 1994. The decrease of approximately $66,000 is due to decreases in operating and overhead expenses. Depreciation expense was approximately $581,000 for the nine months ended September 30, 1995 and approximately $609,000 for the nine months ended September 30, 1994. The decrease of approximately $28,000 is due to the write off of subscriber equipment. The FTW Partnership's net loss was approximately $986,000 for the nine months ended September 30, 1995 and approximately $1,021,000 for the nine months ended September 30, 1994. The decrease in the net loss was due to the decrease in operating expenses. FTW Partnership's share of losses of the FTW Venture was approximately $754,000 for the nine months ended September 30, 1995 and $821,000 for the nine months ended September 30, 1994.

INCOME TAXES

     FTW Partnership does not have income tax liability or benefit due to the fact that all tax attributes of FTW Partnership are passed through to its partners.

LIQUIDITY AND CAPITAL RESOURCES

     The FTW System is in the early stages of operation. Its focus since October 1992, has been to add subscribers to the system to the extent funds were available for that purpose. The FTW System is currently operating at a negative cash flow level. FTW Partnership has limited financial resources, has incurred losses since inception and expects to incur additional losses. For the years ended December 31, 1993 and December 31, 1994, FTW Partnership had net losses of $1,013,038 and $1,320,482, respectively. Since the FTW System is still in the early operating stage, FTW Partnership anticipates that it will depend on external financing to develop the FTW System and continue to incur losses. As a result, in their independent public accountants reports for years ended December 31, 1993 and December 31, 1994, there was an explanatory paragraph that described factors raising substantial doubt about FTW Partnership's ability to continue as a going concern.

     The current operations of the FTW Venture are being funded by AWS. The current cash requirements of the FTW System are approximately $30,000 per month. As of December 31, 1995, AWS has provided over $400,000 to fund operations.

     If the FTW Agreement is consummated, FTW Partnership will transfer to Heartland the FTW Interest for Heartland Common Stock with an aggregate exchange value of $13.3 million and the assumption of up to $570,000 of potential liabilities of the FTW Partnership to AWS. If the transactions contemplated by the FTW Agreement are consummated, the FTW Partnership will distribute sales proceeds (in the form of FTW Shares) with an aggregate value of approximately $11,950,000 (or approximately $8,190 per FTW Unit) to the FTW Partners. The remainder of the sales proceeds from the FTW Transaction (also in the form of FTW Shares and with an estimated aggregate value of $1,350,000) will be sold on behalf of the FTW Partnership, and the proceeds thereof will be utilized by the FTW Partnership to wind down operations and pay or reserve for certain known and contingent liabilities consisting primarily of legal and accounting fees, reimbursable expenses incurred by the FTW Committee, repayment of the FTW Loan and all expenses incurred by FTW Partnership to consummate the sale of the FTW Interest to Heartland.

E

     Pursuant to the FTW Agreement Heartland has agreed to loan to FTW Partnership up to $500,000. Proceeds of the loan will be available to fund certain obligations of FTW Partnership. The $500,000 loan can be drawn down in increments of not less than $25,000 and carries an interest rate of 10% per annum. As of January 15, 1996, $350,000 of such loan has been advanced.

     FTW Partnership does not currently have sufficient financing to develop the FTW system to the point where it can generate positive cash flow. If additional financing is not obtained to continue the development of the FTW System or if the transactions contemplated by the FTW Agreement are not consummated as detailed above, FTW Partnership's assets and current operating activities could be materially and adversely affected.

                   MARKET FOR AND DISTRIBUTIONS ON FTW UNITS

     There is no market or market price for the FTW Units. To the contrary, no FTW Partner may transfer such units, except in accordance with specific provisions of the FTW Partnership Agreement.

     As of December 31, 1995, there were approximately 602 FTW Partners or assignees thereof. As of that date, each member of the FTW Committee owned less than one percent (1%) of the outstanding FTW Units, although the members of the FTW Committee as a group (nine persons) owned 1.58% of the outstanding FTW Units. Upon consummating the transactions contemplated by the FTW Agreement, proforma based on current ownership of FTW Units, each FTW Partner would own less than 1% of the outstanding shares of Heartland Common Stock.

     The FTW Partnership has never made any distributions to FTW Partners in respect of the FTW Units.

              FTW UNIT OWNERSHIP OF CERTAIN PERSONS AND MANAGEMENT

     The following table sets forth, as of December 31, 1995, the FTW Units beneficially owned by (i) each member of the FTW Committee, and (ii) the FTW Committee as a group (nine persons). "Percent of Total FTW Units" is based on 1,459 FTW Units outstanding. The persons named below have sole voting and investment power with respect to all FTW Units owned, unless otherwise noted. As of December 31, 1995, no FTW Partner beneficially owned more than five percent (5%) of the FTW Units.

                        NAME AND ADDRESS                      NUMBER OF       PERCENT OF TOTAL
                      OF BENEFICIAL OWNER                     FTW UNITS          FTW UNITS
    --------------------------------------------------------  ---------       ----------------
    Michael Leo.............................................       2(1)           *
      11718 Barrington Court
      Suite 228
      Los Angeles, CA 90049
    Donald McGee............................................       2(2)           *
      200 Balboa Court
      Irving, Texas 75062
    Daniel Stevens..........................................       3              *
      1080 St. Jean
      Florissant, MO 63031
    Peggy Sumner............................................       2              *
      211 Santa Barbara
      Corpus Christi, TX 78411
    George William Walker, Jr...............................       2              *
      821 Miner Road
      Crownsville, MD 21032

                        NAME AND ADDRESS                      NUMBER OF       PERCENT OF TOTAL
                      OF BENEFICIAL OWNER                     FTW UNITS          FTW UNITS
    --------------------------------------------------------  ---------       ----------------
    Edwin Watts.............................................       4                  *
      2014 Rockcreek Drive
      Arlington, TX 76010
    Terry Wertz.............................................       2                  *
      1215 Yellowbrick Road
      Pendleton, IN 46064
    Loran Whitehorn, Jr.....................................       4                  *
      15018 Zieglinde Dr.
      Lake Elsinore, CA 92530
    James Williamson........................................       2                  *
      30 Thomas Oaks Dr.
      Pottstown, PA 19464
    FTW Committee as a group (9 persons)....................      23                1.58%

---------------

 *  Less than 1%

(1) Represents FTW Units beneficially owned by XTALK Associates, a business trust organization of which Mr. Leo is manager.

(2) Represents FTW Units beneficially owned by Mr. McGee through BD2 Inc., a corporation which is owned 50% by Mr. McGee.

E

                     COMPARISON OF RIGHTS OF EQUITY HOLDERS
                        OF HEARTLAND AND FTW PARTNERSHIP

     The rights of the FTW Partners in FTW Partnership are governed by the California Uniform Partnership Act (the "UPA"). Upon the tender and acceptance of their shares of Heartland Common Stock and the consummation of the FTW Agreement, the former FTW Partners will become stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of a Delaware corporation, their rights will differ in certain respects from those of a holder of a partnership interest in a California general partnership. Their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of the FTW Partners and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the UPA and by the Heartland Certificate and Heartland Bylaws and the Agreement of General Partnership of FTW Partnership (the "FTW Partnership Agreement").

GENERALLY

     Unless a creditor otherwise agrees, each FTW Partner is liable, jointly and severally, for each of the debts and obligations of the FTW Partnership, including those arising as a result of the operation of the FTW Venture and its wireless cable television business. FTW Partnership is not an incorporated entity, but a general partnership organized pursuant to the UPA. The FTW Partnership Agreement does not state a period of duration for the partnership, but instead provides that dissolution of FTW Partnership shall occur upon the earliest of (i) the failure of the partnership to maintain its licenses or other channel rights as contemplated in the FTW Partnership Agreement; (ii) the termination of the license or other lease rights relating to alternative channels; (iii) the election, by a majority vote of the partners, to terminate the partnership; or (iv) the date that the partnership does not hold any interest, whether as owner, secured creditor or otherwise, in the license. FTW Partnership is structured whereby proprietary interests in the FTW Partnership are acquired in units, (a "FTW Unit"). As of December 31, 1995, 1,459 FTW Units were outstanding and no FTW Partner owned more than 5% of the outstanding FTW Units.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Heartland Preferred Stock have been issued. Stockholders of Heartland are generally not liable for its debts and obligations.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

     Pursuant to the UPA, a California general partnership may be merged into
(i) another general partnership; (ii) a limited partnership; or (iii) a limited liability company, provided that the merger is specifically permitted by the general partnership agreement and was approved by at least a majority in interest in profits from current operations of all general partners. The FTW Partnership Agreement provides that no partner shall sell, convey, assign, or encumber all or a portion of its FTW Units, unless the partner first offers the FTW Units to the FTW Partnership. Furthermore, no assignee shall have the right to become an FTW partner in place of the assignor unless (i) a duly executed and acknowledged written instrument of assignment has been filed with the partnership; (ii) the assignee has executed assignment documents acceptable to the other partners; and (iii) the transfer complies with all federal and state securities and FCC laws as evidenced by a legal opinion acceptable to the other partners.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or, designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland will not receive dissenters or appraisal rights in connection with the Transactions. Neither the UPA nor the FTW Partnership Agreement have any provisions which give the FTW Partners dissenters or appraisal rights.

BUSINESS COMBINATIONS WITH INTERESTED PARTIES

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

     Neither the UPA nor the FTW Partnership Agreement have any provisions similar to that of Section 203 of the DGCL.

E

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     A California general partnership is not required to file any organizational document with the Secretary of State's office. As a result, no provision exists under either the UPA or the FTW Partnership Agreement to amend such a document.

AMENDMENTS TO BYLAWS OR PARTNERSHIP AGREEMENT

     Under the DGCL, the power to adopt, alter and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the Board of Directors. The Heartland Certificate vests in its Board of Directors the power to adopt, amend or repeal Bylaws.

     The UPA does not provide any provisions relating to amendments of a partnership agreement. Pursuant to the FTW Partnership Agreement, an amendment to the FTW Partnership Agreement requires the consent of a majority of the FTW Units. In addition, the FTW Partnership Agreement may not be amended without the consent of the partner(s) to be adversely affected by the amendment to (i) alter the interest of a partner in income, gain, losses, deductions, credits and distributions; (ii) increase, add or alter any obligation of any partner; (iii) affect the status of the partnership as a partnership for federal income tax purposes; or (iv) alter any provisions in the FTW Partnership Agreement regarding allocation of profits and losses, distributions to partners and power, duties and restrictions of the partners.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Heartland Certificate does not provide for preemptive rights.

     Neither the UPA nor the FTW Partnership Agreement have any provisions relating to preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide any additional requirements regarding the distribution of dividends.

     Pursuant to the FTW Partnership Agreement, distributions of distributable cash (any excess of total cash received by the partnership after reasonable working capital requirements are met) shall be made quarterly no later than thirty (30) days after the end of the fiscal quarter. Distributions are to be distributed to the partners in the following order and priority: (i) first, to the partners in proportion to and the extent of their adjusted capital contribution; and (ii) thereafter, the balance, if any, to the partners in proportion to the number of Units owned by each.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy. Neither the UPA nor the FTW Partnership Agreement have any provisions relating to the execution or use of proxies by the partners of a California general partnership.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     The UPA provides that all partners have equal rights in the management and conduct of the partnership business. Pursuant to the FTW Partnership Agreement, each FTW Partner has the absolute right to participate in the management and control of the FTW Partnership and the partnership business in proportion to the number of FTW Units owned by such partner. Each FTW Partner shall have one (1) vote for each FTW Unit owned and all voting shall require a majority vote of a quorum (meaning a majority of Units). FTW Partners vote on election of FTW Partners to serve on a management committee, which committee shall devote such time to the FTW Partnership business as shall be necessary to efficiently and prudently manage the business of the FTW Partnership. The management committee may not, without prior written consent of a majority of the FTW Partners (i) sell, transfer or otherwise dispose of the partnership's license; (ii) dissolve the partnership, except as specifically provided in the FTW Partnership Agreement; (iii) change the nature of the partnership business; (iv) continue the partnership after expiration of its term; (v) do any act which would make it impossible to carry on the ordinary business of the partnership; (vi) confess a judgment against the partnership; (vii) do any act in contravention of the FTW Partnership Agreement; or (viii) execute or deliver any assignment for the benefit of the creditors of the partnership.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of the Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     Neither the UPA nor the FTW Partnership Agreement make any provisions regarding special meetings.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Heartland Certificate does not provide for cumulative voting for the election of directors.

     Neither the UPA nor the FTW Partnership Agreement make any provisions for cumulative voting.

NUMBER AND ELECTION OF DIRECTORS/MANAGERS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Heartland Certificate does not fix the number of directors.

E

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Heartland has not established a classified board of directors.

     The UPA makes no provision for the number or election of managers. Pursuant to the FTW Partnership Agreement, the FTW Partners have elected a management committee to manage the business affairs of the FTW Partnership.

REMOVAL OF DIRECTORS/MANAGERS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by written consent of the stockholders.

     The UPA makes no provision for the removal of managers. The FTW Partnership Agreement provides that the other partners shall have the right to replace any or all members of the management committee and to assume the duties of the management committee upon the written vote of the majority of the FTW Units.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Heartland Certificate does not provide additional requirements regarding vacancies on its Board of Directors.

     Neither the UPA nor the FTW Partnership Agreement make any provisions regarding vacancies.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Under the UPA, a partnership must indemnify every partner with respect to payments made and personal liabilities reasonably incurred by a partner in the ordinary and proper conduct of the partnership business, or for the preservation of the partnership business or property. Pursuant to the FTW Partnership Agreement, the partnership shall indemnify each partner, any employee or agent of each partner, and any partnership, employee or agent, against any loss or threat of loss as a result of any claim or legal proceeding related to the performance or nonperformance of any act concerning the activities of the partnership so long as any party against whom the claim is made is not guilty of fraud, gross negligence or bad faith in such performance or nonperformance. The indemnification provided shall include payment of reasonable attorneys' fees or other expenses incurred in settling any claim or threatened action or incurred in any finally adjudicated legal proceeding, and the removal of any liens affecting any property of the indemnitee shall be made from the assets of the partnership. All judgments against the partnership and a partner, wherein a partner (including any employee, partner, officer and/or director of a partner or its partners) is entitled to indemnification, must first be satisfied from partnership assets before the partner is responsible for these obligations.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate contains a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

E

     Under the UPA, all partners are jointly and severally liable for everything chargeable to the partnership regarding (i) a partner's wrongful act or omission when acting in the ordinary course of the business of the partnership or with the authority of the co-partners; and (ii) a partner's breach of trust to a third party. All partners are jointly liable for all other debts and obligations of the partnership. Pursuant to the FTW Partnership Agreement, no partner shall be liable to the other partners for any act or omission provided the partner is not guilty of fraud, gross negligence or bad faith in such performance or failure.

F
                                                                      APPENDIX F

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

F

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 4, 1995

                                    BETWEEN

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

                                   AS SELLER,

                                      AND

                     HEARTLAND WIRELESS COMMUNICATION, INC.

                                    AS BUYER

F

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1. CLOSING; EXCHANGE..........................................................   F-1
   1.1       Closing, Closing Time, Date and Place....................................   F-1
   1.2       Transfer of Venture Interest; Assignment of AWS Claims...................   F-1
   1.3       Consideration............................................................   F-2
   1.4       Liquidation of Seller; Distribution of Distributable Shares..............   F-2
   1.5       Distribution Procedures..................................................   F-2
   1.6       Registration of Acquisition Shares.......................................   F-3
   1.7       Dividends; Transfer Taxes................................................   F-3
   1.8       Return of Exchange Fund..................................................   F-3
   1.9       Further Assurances.......................................................   F-3
   1.10      Earnest Money............................................................   F-3
   1.11      Extension of Closing Date................................................   F-4
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER...................................   F-4
   2.1       Organization; Doing Business.............................................   F-4
   2.2       Outstanding Rights.......................................................   F-4
   2.3       Authority; Enforceability; Non-Contravention.............................   F-4
   2.4       Financial Statements.....................................................   F-4
   2.5       Property.................................................................   F-5
   2.6       Receivables..............................................................   F-5
   2.7       Contracts................................................................   F-5
   2.8       FCC Matters..............................................................   F-6
   2.9       Insurance................................................................   F-7
   2.10      Litigation...............................................................   F-7
   2.11      Governmental Permits.....................................................   F-7
   2.12      Compliance With Laws.....................................................   F-7
   2.13      Environmental Matters....................................................   F-7
   2.14      Intellectual Property....................................................   F-8
   2.15      Liens....................................................................   F-8
   2.16      Regulatory Compliance....................................................   F-8
   2.17      Interference.............................................................   F-8
   2.18      Employees; Benefit Plans.................................................   F-8
   2.19      Finder's Fees............................................................   F-9
   2.20      Programming Agreements...................................................   F-9
   2.21      Further Representation...................................................   F-9
   2.22      Certain Activities.......................................................   F-9
   2.23      Partnership Books and Records............................................   F-9
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND................................   F-9
   3.1       Organization and Good Standing...........................................   F-9
   3.2       Authority; Enforceability; Non-Contravention.............................   F-9
   3.3       Litigation...............................................................  F-10
   3.4       Consents and Approvals...................................................  F-10
   3.5       Capitalization...........................................................  F-10
   3.6       Financial Statements.....................................................  F-10
   3.7       SEC Filings..............................................................  F-10

                                                                                        PAGE
                                                                                        ----
ARTICLE 4. COVENANTS OF SELLER........................................................  F-10
   4.1       Operation Prior to the Closing Date......................................  F-10
   4.2       Consents.................................................................  F-11
   4.3       Renewal or Extension of FCC Authorizations...............................  F-11
   4.4       No Solicitation..........................................................  F-12
   4.5       Audit of Financial Statements............................................  F-12
ARTICLE 5. ADDITIONAL AGREEMENTS......................................................  F-13
   5.1       Shareholders and Partners Meeting........................................  F-13
   5.2       Registration Statement and Proxy Statement...............................  F-13
   5.3       Access...................................................................  F-14
   5.4       Compliance with the Securities Act.......................................  F-14
   5.5       Reasonable Efforts.......................................................  F-14
   5.6       Public Announcements.....................................................  F-15
   5.7       Notification of Certain Matters..........................................  F-15
   5.8       Letters of Seller's Accountants..........................................  F-15
   5.9       Hart-Scott-Rodino Act Filing.............................................  F-15
   5.10      Heartland Loan...........................................................  F-15
   5.11      Right of First Refusal...................................................  F-15
   5.12      Employees................................................................  F-16
   5.13      Exhibits.................................................................  F-16
   5.14      Delivery of Schedules and Other Items....................................  F-16
   5.15      Certain Limitations......................................................  F-16
   5.16      AWS Claims...............................................................  F-16
ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION........................................  F-17
   6.1       Registration Statement...................................................  F-17
   6.2       No Order.................................................................  F-17
   6.3       Other Approvals..........................................................  F-17
   6.4       Exhibits.................................................................  F-17
   6.5       Partner Approval.........................................................  F-17
   6.6       Applicability of the Roll-up Rules.......................................  F-17
   6.7       Closing Share Price......................................................  F-17
   6.8       Lenders' Consents........................................................  F-17
ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING..........................................  F-17
   7.1       Stockholder and Other Approval...........................................  F-17
   7.2       Representations and Warranties...........................................  F-18
   7.3       Seller's Documents.......................................................  F-18
   7.4       Registration Statement Effective.........................................  F-18
   7.5       No Material Adverse Change...............................................  F-18
   7.6       Audited Financial Statements.............................................  F-18
   7.7       Accountant's Consent Letter..............................................  F-18
   7.8       Seller's Obligations Performed...........................................  F-18
   7.9       Consents and Approvals...................................................  F-18
ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.............................................  F-18
   8.1       Partner Approval.........................................................  F-19
   8.2       Representations and Warranties...........................................  F-19
   8.3       Heartland Documents......................................................  F-19
   8.4       Heartland Obligations Performed..........................................  F-19
   8.5       No Material Changes......................................................  F-19

F

                                                                                        PAGE
                                                                                        ----
ARTICLE 9. INDEMNIFICATION............................................................  F-19
   9.1       Provisions Regarding Representations and Warranties......................  F-19
   9.2       Indemnification by Seller................................................  F-19
   9.3       Limitation on Claims of Heartland........................................  F-19
   9.4       Indemnification by Heartland.............................................  F-20
   9.5       Limitation on Claims of Seller...........................................  F-20
   9.6       Notice of Claims.........................................................  F-20
   9.7       Third Party Claims.......................................................  F-20
ARTICLE 10. TERMINATION...............................................................  F-21
  10.1       Termination by Mutual Consent............................................  F-21
  10.2       Termination by Seller....................................................  F-21
  10.3       Termination by Heartland.................................................  F-21
  10.4       Effect of Termination and Abandonment....................................  F-21
ARTICLE 11. DEFINITIONS...............................................................  F-22
  11.1       Definitions..............................................................  F-22
  11.2       Defined Terms............................................................  F-28
ARTICLE 12. POST-CLOSING COVENANTS....................................................  F-28
  12.1       Cooperation and Exchange of Information..................................  F-28
ARTICLE 13. MISCELLANEOUS.............................................................  F-28
  13.1       Expenses of the Transaction..............................................  F-28
  13.2       Notices..................................................................  F-28
  13.3       No Modification Except in Writing........................................  F-29
  13.4       Entire Agreement.........................................................  F-29
  13.5       Severability.............................................................  F-29
  13.6       Assignment...............................................................  F-29
  13.7       Publicity; Announcements.................................................  F-29
  13.8       Consent to Jurisdiction..................................................  F-30
  13.9       Captions; Construction...................................................  F-30
  13.10      Schedules................................................................  F-30
  13.11      Counterparts.............................................................  F-30
EXHIBITS:
   1.3       Exchange Agreement
   1.4       Agreement and Plan of Liquidation
   1.10      Escrow Agreement
   5.4       Lock-Up
   5.10(a)   Heartland Loan Agreement
   5.10(b)   Heartland Note
   5.10(c)   Heartland Security Agreement
   7.3(b)    Legal Opinion of Seller's Counsel
   7.3(d)-1  Assignment of Venture Interest
   7.3(d)-2  Assignment of AWS Claims
   8.3(b)    Legal Opinion of Heartland's Counsel
   8.3(d)    Release or Indemnification Agreement
SCHEDULES:
   1.2       Excluded Assets
   2.2       Outstanding Rights
   2.3       Adverse Disclosures Regarding Authority, Enforceability and
             Non-Competition
   2.4       Financial Statements

                                                                                        PAGE
                                                                                        ----
   2.5(a)    Equipment
   2.5(b)    Facilities
   2.5(c)    Exceptions to Title
   2.6       Receivables
   2.7       Contracts
   2.8(a)    Channel Leases
   2.8(b)    Licenses and FCC Permits
   2.8(c)    Applications
   2.8(d)    Adverse Channel Disclosures
   2.9       Insurance
   2.10      Litigation
   2.11      Adverse Disclosures Regarding Governmental Permits
   2.12      Adverse Disclosures Regarding Compliance with Laws
   2.14      Intellectual Property
   2.15      Liens
   2.17      Interference
   2.18      Employees
   2.20      Programming Agreements
   2.23      Partners

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                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 4th day of October, 1995, by and between FORT WORTH WIRELESS CABLE T.V. ASSOCIATES, a California general partnership ("Seller") and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware Corporation ("Heartland").

                              W I T N E S S E T H:

     WHEREAS, Seller and American Wireless Systems, Inc., a Delaware corporation ("AWS") are the sole joint venturers in the joint venture ("Venture") owning 100% of the wireless cable television assets that provide wireless cable television service in the metropolitan area of Fort Worth, Texas (the "Market"); and

     WHEREAS, Seller owns an 79.99% equity interest in the Venture ("Venture Interest"), and desires to sell, and Heartland desires to purchase, the Venture Interest; and

     WHEREAS, AWS and Heartland have entered into that certain Agreement and Plan of Merger dated September 11, 1995 ("Merger Agreement"), pursuant to which a wholly owned subsidiary of Heartland ("Merger Sub") will be merged with and into AWS and the Merger Sub will succeed to AWS's interest in the Venture; and

     WHEREAS, in connection with the proposed acquisition of the Venture Interest by Heartland as set forth herein ("Acquisition"), Heartland and Seller desire to make certain representations and warranties regarding their respective operations and, with respect to Seller, matters relating to the Venture and the Market; and

     WHEREAS, Seller, Heartland and a wholly owned subsidiary of Heartland ("Hartacq") have previously executed an Asset Purchase Agreement ("Original Agreement") dated as of the date hereof, pursuant to which the Venture Interest would be acquired by Hartacq; and

     WHEREAS, Seller and Heartland have agreed that the Venture Interest will be acquired by Heartland directly, and have agreed to amend and restate the Original Agreement to so provide and to extend certain dates contained therein; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 11.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1. CLOSING; EXCHANGE.

     1.1 CLOSING, CLOSING TIME, DATE AND PLACE. The closing (the "Closing") of the transactions set forth herein shall take place at 10:00 A.M., Dallas, Texas time, following satisfaction of the closing conditions set forth in Articles 6, 7 and 8 at the offices of Arter, Hadden, Johnson & Bromberg, 1717 Main, Ste. 4100, Dallas, Texas 75201, or at such other time or at such other place as Heartland and Seller may agree, but no later than January 31, 1996, subject to extension as provided in Section 1.11. (Hereinafter, such date, as extended, is referred to as the "Closing Date", such time on the Closing Date is referred to as the "Closing Time", and such offices are referred to as the "Closing Place".)

     1.2 TRANSFER OF VENTURE INTEREST; ASSIGNMENT OF AWS CLAIMS. Seller agrees that, at the Closing Time and at the Closing Place, it shall transfer to Heartland all right, title, and interest in and to the Venture Interest and assign to Heartland, subject to the terms of Section 5.16, the AWS Claims. To the Knowledge of Seller, any and all assets, real, personal and mixed, tangible and intangible, used in the conduct of the Wireless Cable Business and operations of Joint Venture (the "Business") (including but not limited to all Contracts, Governmental Permits, Licenses, Equipment, Documents, Facilities, Prepaid Subscriber Fees, Causes of Action, Intellectual Property, accounts, accounts receivable, credits, prepaid expenses, advance payments, security deposits, prepaid items, goodwill and other intangible assets of the Business, and any other real, personal, tangible or intangible property or rights of Seller used or useful in the conduct of the Business) (collectively, the "Assets"), whether held in the name of Seller, any of its equity owners or otherwise, are owned by the Venture, and, except as set forth on Schedule 1.2 (such assets being referred to as the "Excluded Assets"), Seller does not own or have any material rights to any assets other than the Venture Interest and AWS Claims.

     1.3 CONSIDERATION. As consideration for the sale of the Venture Interest and assignment of the AWS Claims by Seller, upon the Closing Date Heartland shall (a) assume the Assumed Liabilities and (b) deliver to the Exchange Agent the number of shares of common stock, $.001 par value per share, of Heartland ("Heartland Shares") equal to (i) Thirteen Million Three Hundred Thousand and no/100 Dollars ($13,300,000) ("Purchase Price") divided by (ii) the Exchange Price (such Heartland Shares being referred to as the "Acquisition Shares"), which Acquisition Shares shall be held by the Exchange Agent pending their distribution to, or liquidation on behalf of, the Partners pursuant to the terms of an Exchange Agreement in the form attached as Exhibit 1.3 (such Acquisition Shares, any dividends thereon or proceeds thereof being referred to herein as the "Exchange Fund"). As used herein, the term "Exchange Price" shall mean (i) if the Closing Share Price is greater than or equal to $23.00 per share, then $23.00 or (ii) if the Closing Share Price is less than $23.00 per share, then the Closing Share Price; subject to each party's right to terminate this Agreement as set forth in Section 6.7 if the Closing Share Price is less than $17.00 per share.

     1.4 LIQUIDATION OF SELLER; DISTRIBUTION OF DISTRIBUTABLE SHARES. Subject to the provisions of the Exchange Agreement and to the requirements of the California Revised Uniform Partnership Act, the Exchange Agent (on behalf of and at the direction of Seller) shall (a) deliver to Seller's equity owners ("Partners") on the Closing Date Acquisition Shares having an aggregate Exchange Price equal to the Purchase Price minus the sum of (i) the Liquidated Liabilities and (ii) an amount determined by the Executive Committee as necessary and appropriate to satisfy Seller's contingent liabilities (which amount shall not be less than $500,000) (such Heartland Shares being referred to as the "Distributable Shares") and (b) in connection with resales to be made by Seller, pursuant to the Registration Statement, deliver the remaining Acquisition Shares (the "Liquidated Shares"), each in completing the winding-up and liquidation of Seller pursuant to the terms of the Agreement and Plan of Liquidation attached as Exhibit 1.4. Such liquidation shall be made as specified in the Seller's organizational and governing documents with due regard and as required by the California Revised Uniform Partnership Act. Fractional Heartland Shares will not be issued in connection with the delivery of the Distributable Shares, but shall be added to the Liquidated Shares and the remaining proceeds thereof shall be distributed among the Partners in accordance with the Agreement and Plan of Liquidation. Seller's executive committee ("Executive Committee") shall establish a record date for the purposes of determining the Partners of Seller entitled to receive the Distributable Shares or proceeds of the Liquidated Shares ("Distribution Record Date"). In the discretion of Seller's Executive Committee, such record date may, but shall not be required to be, the Closing Date but in no event shall the Distribution Record Date be later than the Closing Date. Seller shall (i) certify to Heartland a list of Partners, as shown on Seller's books and records, on each of the date hereof, the date of the mailing of Seller's Disclosure Statement, and the Closing Date, and (ii) shall indemnify and hold Heartland harmless from any inaccuracies in such lists. Any purported transfer of an interest in Seller shall be immediately reported by Seller to Heartland.

     1.5 DISTRIBUTION PROCEDURES. At the time of the mailing of the Seller's Disclosure Statement, the Exchange Agent shall mail to each Partner a letter of transmittal in a form mutually acceptable to Heartland and Seller which shall contain instructions regarding each Partner's receipt of their respective portions of the Distributable Shares. Upon the return of the duly executed letter of transmittal (the execution of which shall also constitute such Partner's consent and approval of (i) the sale of the Venture Interest pursuant to the terms of this Agreement, (ii) the adoption of the Agreement and Plan of Liquidation, and (iii) the release or assignment of the AWS Claims), each Partner shall be entitled to receive the number of Distributable Shares equal to such Partner's percentage ownership interest of Seller multiplied by the number of Distributable Shares, and upon the completion of the dissolution and winding up of Seller, such Partner's pro rata interest in the remaining proceeds, if any, of the Liquidated Shares. Until the letter of transmittal is executed and returned to the Exchange Agent by a Partner and surrendered as contemplated by this Section 1.5 or as otherwise provided in the Exchange Agreement, each Partner's interest in the Seller shall, at and after the

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Closing Date, be deemed to represent only the right to receive such Partner's pro rata interest in the Distributable Shares and the remaining proceeds, if any, of the Liquidated Shares.

     1.6 REGISTRATION OF ACQUISITION SHARES. As soon as practicable after the execution of this Agreement, Heartland shall file a registration statement on Form S-4 (the "Registration Statement") with the SEC for the purpose of registering the Acquisition Shares for either (i) distribution to Seller's equity owners (with respect to the Distributable Shares) or (ii) distribution to the Partnership and concurrent offering for sale to the public (with respect to the Liquidated Shares), each pursuant to the Agreement and Plan of Liquidation. Heartland shall pay all costs of registration, excluding attorneys' fees and accounting fees of Seller's counsel and its independent accountants (other than audit expenses), and costs and expenses associated with the solicitation of proxies or consents relative to the Acquisition from Seller's partners. Heartland will use reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Subject to Sections 5.2(b) and 5.15, Seller shall cooperate and use reasonable efforts to supply Heartland with all requisite information necessary to complete the Registration Statement, including, but not limited to, information relative to solicitations of the Partners for approval of the transactions contemplated herein.

     1.7 DIVIDENDS; TRANSFER TAXES. Any dividends or other distributions that are declared on or after the Closing Date on Heartland Shares or are payable to the holders of record of Heartland Shares on or after the Effective Time will be paid to the person(s) entitled to receive such Heartland Shares. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Shares are to be paid to or issued in a name other than that of a Partner as indicated on Seller's books and records, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Shares in a name other than that of the registered Partner or shall establish to the satisfaction of the Escrow Agent that such tax has been paid or is not applicable.

     1.8 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Shares which remain undistributed to the former Partners of Seller for six (6) months after the Closing Date shall be delivered to Seller and administered pursuant to the Agreement and Plan of Liquidation, and any former Partners of Seller who have not theretofore complied with this Article 1 shall thereafter look only to the Seller for payment of any liquidating distributions, Distributable Shares and any dividends or distributions with respect to Heartland Shares; provided that the Exchange Agent shall, upon its receipt of written request from Seller, periodically disburse cash proceeds from the Exchange Fund for purpose consistent with the Agreement and Plan of Liquidation, as further specified in the Exchange Agreement.

     1.9 FURTHER ASSURANCES. If at any time after the Closing Date Heartland on the one hand, or Seller on the other, shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Heartland, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Seller, or (b) otherwise to carry out the purposes of this Agreement, Heartland or Seller, as the case may be, and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Seller or Heartland, as the case may be, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such entities, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such entities and otherwise to carry out the purposes of this Agreement.

     1.10 EARNEST MONEY. Heartland shall deposit in escrow with Escrow Agent (a) on the date hereof One Hundred Thousand and No/100 Dollars ($100,000.00) (together with any interest thereon, the "Initial Earnest Money") and (b) commencing on November 1, 1995 and on the first day of each month thereafter until the earlier of the Closing hereunder or termination of this Agreement, Fifty Five Thousand and No/100 Dollars ($55,000.00) (each payment, together with any interest thereon, being the "Additional Earnest Money" and together with the Initial Earnest Money referred to as the "Earnest Money"), which Earnest

Money shall be held and disbursed pursuant to the terms of this Agreement and the Escrow Agreement attached as Exhibit 1.10. Any interest accruing on the Earnest Money shall be for the benefit of the party receiving such Earnest Money, and any income tax thereon shall be paid by such party; provided that if the Earnest Money has not been disbursed on or prior to December 31, 1995, any taxes thereon shall by payable by Heartland.

     1.11 EXTENSION OF CLOSING DATE. In the event that the Registration Statement has been declared effective on or before January 31, 1996 but the Closing hereunder has not occurred, Heartland shall have the right to extend the Closing Date until March 15, 1996 upon written notice to Seller; provided, however, that if the Registration Statement has been declared effective on or before December 31, 1995, and Seller has obtained the required consent from its Partners pursuant to Section 6.5 on or before January 31, 1996, Seller's consent to any such extension shall be required, which consent may be withheld at Seller's sole discretion.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

     To induce Heartland to enter into this Agreement, Seller hereby represents and warrants to Heartland that:

     2.1 ORGANIZATION; DOING BUSINESS. Seller is, and at the Closing Time shall be, a partnership organized under the laws of the State of California. Except for business conducted by or on behalf of the Venture, Seller has conducted no business and owns no material assets outside of the State of Texas.

     2.2 OUTSTANDING RIGHTS. Except as set forth on Schedule 2.2, (a) Seller owns, free and clear of any liens, the Venture Interest; (b) there are no rights of first refusal, transfer restrictions (other than restrictions generally imposed under applicable securities laws) or similar rights or obligations with respect to the Venture Interest; (c) the Venture Interest represents a 79.99% interest in the Venture; and (d) to the Knowledge of Seller, there are no outstanding subscriptions, options, conversion or exchange rights, commitments or agreements of any character relating to the Venture or the Venture Interest.

     2.3 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Except as set forth on
Schedule 2.3, Seller and, to the Knowledge of Seller, the Venture have full power and authority to conduct all of the business and activities conducted by it (including without limitation the Business) and to own or lease all of the Assets owned or leased by them. Seller has full power and authority (subject to the approval of Seller's Partners as set forth in Section 6.5) to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Seller pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Seller hereunder have been duly authorized by all action necessary on the part of Seller (subject to the approval of Seller's Partners as set forth in Section 6.5) and have been duly or will be duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. Except as set forth on Schedule 2.3, neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by Seller hereunder or the consummation of the transactions hereby contemplated by Seller will (i) conflict with or constitute any violation or breach of the Partnership Agreement of Seller, (ii) subject to the consent of AWS to the transfer of the Venture Interest ("AWS Consent"), constitute any violation or breach of, or give any other Person any rights (including any right of acceleration, termination or cancellation) under, any Contract, License, Governmental Permit, or similar document to which Seller is a party or is bound, either which constitute a portion of the Assets or by which the Assets may be affected, or (iii) constitute a violation of any Order or Legal Requirement, or
(iv) result in the creation of any Lien on any of the Assets.

     2.4 FINANCIAL STATEMENTS. (A) Schedule 2.4 lists the financial statements of Seller for the periods set forth therein (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller; are complete and correct; fairly present the financial position and results of operations of Seller and, to the Knowledge of Seller, with respect to the Market and the Business, as of the dates thereof and for the periods referenced therein; are in accordance with GAAP; and have been delivered to Heartland.

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     (B) Since the date of the Financial Statements, except as set forth on
Schedule 2.4, (i) Seller has conducted its business in the ordinary, regular course thereof; (ii) there has been no change in the business of Seller or, to the Knowledge of Seller, the Venture, or in the condition, financial or otherwise, of Seller or, to the Knowledge of Seller, the Venture, or assets or liabilities reflected in the Financial Statements which have had a Material Adverse Effect upon the Venture Interest or Assets; or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on the Venture Interest, the Business or the Assets or which is substantial in amount, or any change in the nature; or in the condition, of the business of Seller which has had a Material Adverse Effect upon the Venture Interest or the Assets; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect upon the Venture Interest or the Assets; (iii) except in the ordinary and regular course of its business, Seller and, to the Knowledge of Seller, the Venture, have not made any dispositions of any of the Venture Interest, AWS Claims, or Assets; disposed of any records relating to the Venture Interest, AWS Claims, or Assets; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent paid; discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it or waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor, all with respect to or as relate to the Venture Interest or Assets; and (iv) Seller and, to the Knowledge of Seller, the Venture, have not done any act or permitted to be done any act or admitted any act which has or will cause the breach of any representation or warranty of Seller set forth in this Agreement.

     (C) Seller and, to the Knowledge of Seller, the Venture have no Liabilities, absolute, contingent or otherwise, direct or indirect, material or immaterial, asserted or unasserted, attributable to Seller, the Venture, the Business or the Assets, except as set forth on Schedule 2.4 attached hereto. To the Knowledge of Seller, there has been no change in the business financial condition, operations or prospects of the Venture since the date of the most recent Financial Statement which could have Material Adverse Effect.

     2.5 PROPERTY. To the Knowledge of Seller:

          (A) Schedule 2.5(a) lists and describes in detail as of the date thereof all of the Equipment, except small hand tools and similar equipment which are generally described by category and number.

          (B) Schedule 2.5(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is no construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

          (C) The Venture owns and holds good and marketable title to all of the Equipment and Facilities, except as set forth on Schedules 2.5(c) or 2.7, and all of such Equipment and Facilities is in good and serviceable condition; conforms to or complies with all applicable Orders and Legal Requirements; and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the ownership and operation of the Business.

     2.6 RECEIVABLES. To the Knowledge of Seller, all accounts receivable of the Business are reflected in Schedule 2.6 and represent, and at the Closing Time will represent, valid obligations arising from sales made in the ordinary and regular course of the Business. To the Knowledge of Seller, the accounts receivable are valid receivables that have arisen in the ordinary course of the operation of the Venture's Business in the Market and are collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.7 CONTRACTS.

          (A) Schedule 2.7 is a complete and correct list of all Contracts to which Seller or, to the Knowledge of Seller, the Venture, is a party or is otherwise bound other than (i) policies of insurance which are listed in
     Schedule 2.9 and (ii) Channel Leases which are listed in Schedule 2.8(a).

          (B) To the Knowledge of Seller, except as set forth on Schedule 2.7,
     (i) Seller and the Venture, as applicable, have performed in all respects all obligations required to be performed by it under each of the Contracts;
     (ii) all of the Contracts are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller or the Venture, as applicable, or any other party to any such Contract; and (iii) no default under any of the Contracts will be caused by the consummation of the transactions contemplated hereby; and (iv) Seller and the Venture (as applicable) shall have performed and discharged all obligations due or accrued under each Contract relating to periods prior to and including the Closing Date. There exists no management or related agreements between Seller and any of its Affiliates with respect to the Assets or Venture Interest which would require Heartland to make any payment whatsoever in the form of management fees or related payments to Seller or its Affiliates with respect to the Venture Interest, Assets or Business following the Closing.

          (C) To the Knowledge of Seller, each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities and permits the transmission from the property of signals containing video and audio programming.

          (D) To the Knowledge of Seller, true, complete and accurate copies of all Contracts have been delivered to Heartland by Seller.

     2.8 FCC MATTERS.

          (A) To the Knowledge of Seller, Schedule 2.8(a) is a complete and correct list of all Channel Leases and, except as set forth on Schedule 2.8(a), (i) the Venture has performed in all respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Venture, or any other party to any such Channel Leases; (iii) no default under any of the Channel Leases will be caused by the consummation of the transactions contemplated hereby; (iv) Channel Leases set forth in the name of Persons other than the Venture, as lessee, have been duly and validly assigned with all requisite consents and approvals of all parties thereto to the Venture, and remain in full force and effect as if the Venture were the initial "lessee" thereunder; (v) no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (vi) the Channel Leases comply in all respects with the Act and the FCC Rules and, each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

          (B) To the Knowledge of Seller, listed in Schedule 2.8(b) are all of the Licenses and FCC Permits held or leased by the Venture; all Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.8(b); all reports or other documents required to be filed with respect to any such License have been timely filed; and the Licenses and the FCC Permits listed on Schedule 2.8(b) attached hereto constitute all of the Authorizations held or leased by the Venture and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for the Venture to lawfully conduct its business operations. Except as otherwise expressly noted on Schedule 2.8(b), to the Knowledge of Seller, each of the Licenses and the FCC Permits (i) is currently and validly held by the Person identified as the holder thereof on Schedule 2.8(b), (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels, (iii) was validly issued, (iv) is validly existing and in full force and effect, and (v) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. To Seller's Knowledge, there are no existing or threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which could result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

          (C) To Seller's Knowledge, Schedule 2.8(c) indicates all Applications and all amendments or other filings thereto. To Seller's Knowledge, the information contained in each Application is materially true and correct, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

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          (D) Except as otherwise expressly noted on Schedule 2.8(d), Seller and, to Seller's Knowledge, the Venture, AWS, the FCC Licensees and the FCC Permittees have each timely submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect, (ii) hinder the Venture's ability to fully perform its material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.8(d), to the Knowledge of Seller, no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.8(c). True, complete and accurate copies of all amendments, notices, reports and other documents filed, to Seller's Knowledge, by the Venture, AWS, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits with the FCC, the FAA, the Copyright Office and other Governmental Authorities have been delivered to Heartland.

     2.9 INSURANCE. Schedule 2.9 is a complete and correct list and brief description of all insurance policies held by the Seller or to Seller's Knowledge, the Venture, related to the Venture Interest or the Assets, each of which are in full force and effect.

     2.10 LITIGATION. Except as set forth in Schedule 2.10, there is no Proceeding pending, or to Seller's Knowledge threatened, against Seller or the Venture relating to the Venture Interest or the Assets or the propriety or validity of the transactions contemplated hereby. Except as set forth in said
Schedule 2.10, neither Seller nor, to the Knowledge of Seller, the Venture, is subject to or in default under or with respect to any Order. There are no judgments of any court which in any way may currently constitute the lien or at some future time may be perfected into a lien upon or against the Venture Interest or any portion of the Assets, and, there is no Proceeding pending or threatened against, relating to or affecting the Venture Interest or any portion of the Assets.

     2.11 GOVERNMENTAL PERMITS. Except as set forth in Schedule 2.11, Seller, or, to the Knowledge of Seller, the Venture, owns, holds or possesses all Governmental Permits which are necessary to entitle it to own or lease, operate and use its Assets and to carry on and conduct its business as currently conducted except with respect to Applications for which Licenses have not been granted, if any.

     2.12 COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.12, Seller and, to the Knowledge of Seller, the Venture, have complied in all respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or its operations, including, but not limited to, all FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, antimonopoly or anticompetitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. There are no Orders outstanding or in effect against or relating to Seller, or, to the Knowledge of Seller, the Venture, the Assets, the transactions contemplated by this Agreement, or to any of the Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which could, individually or in the aggregate, (i) have a Material Adverse Effect, (ii) hinder Seller's ability to fully perform its material obligations under this Agreement, or (iii) eliminate or materially diminish the benefits of this Agreement for Heartland. Except as set forth in Schedule 2.12, Seller has not received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, Seller or the Venture is not in compliance with any applicable law, ordinance, regulation, building or zoning law relating to the Assets or the Business and Seller has no reason to anticipate that any presently existing circumstances are likely to result in a violation of any such law, statute, ordinance or regulation.

     2.13 ENVIRONMENTAL MATTERS. (A) Neither Seller nor, to the Knowledge of Seller, the Venture, has used, generated, manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law with respect to the property under Seller's or the Venture's control at any Facility.

     (B) Seller has no Knowledge of any prior owner, occupant, tenant or user of any Facility that has ever used, generated, manufactured, refined, transported, treated, stored, leached, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law, at, on or from the property under Seller's or the Venture's control at any Facility.

     (C) Seller has not received notice of any pending or threatened Proceeding, Order or citizen suit instituted by any private party, employee or Governmental Authority arising out of the conduct or the operations of its business, in connection with Environmental Laws, or as a result of any Environmental Condition relating to the property under Seller's or the Venture's control at any Facility.

     2.14 INTELLECTUAL PROPERTY. Neither Seller nor, to the Knowledge of Seller, the Venture owns or uses any Intellectual Property in the Business.

     2.15 LIENS. Except as set forth on Schedule 2.15, the Seller has good, marketable and valid title to the Venture Interest, and, to the Knowledge of Seller, Venture has good, valid and marketable title to all of its Assets, each free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable.

     2.16 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, Seller and, to Seller's Knowledge, the Venture, the FCC Licensees and the FCC Permittees are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, Seller has no Knowledge and has received no notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. No condition exists or event has occurred with respect to Seller and, to Seller's Knowledge, the Venture, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules, (ii) constitute a default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.8(c) or 2.8(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or nonrenewal of any License or FCC Permit, or (iv) adversely affect any of the material rights of Seller, the Venture, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.17 INTERFERENCE. Neither Seller, nor, to Seller's Knowledge, the Venture or any party to a Channel Lease, has accepted the electrical interference to the Channels from any source, has consented to the grant of any application involved with the FCC that is likely to result in any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities that could reasonably be anticipated to cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on
Schedule 2.17 attached hereto, neither Seller, nor, to Seller's Knowledge, the Venture, any FCC Licensee or FCC Permittee or any other party to a Channel Lease, is likely to experience interference which will adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or is likely to create interference which will adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.17, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB.

     2.18 EMPLOYEES; BENEFIT PLANS. To Seller's Knowledge, the employees listed on Schedule 2.18 are the Venture's or Seller's only employees associated with the Market. To Seller's Knowledge, except as set forth on Schedule 2.18 hereof, neither Seller nor the Venture has or has had any bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Seller ("Benefit Plan"). To Seller's Knowledge, neither Seller nor the Venture has been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee

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Retirement Income Security Act of 1974, as amended. To Seller's Knowledge, with respect to the Benefit Plans listed on Schedule 2.18 hereof, (i) all payments due from Seller or the Venture to date for the employees with respect to such Plans have been made and all amounts properly accrued to date as Liabilities of Seller or the Venture are set forth on Schedule 2.18 hereof; and (ii) all reports and information relating to such Plan required to be filed with any governmental entity have been filed. Seller has not (i) experienced any material labor disputes or work stoppages, or (ii) received any notice that there is any unfair labor practice, charge or complaint pending or threatened, except as is already set out herein.

     2.19 FINDER'S FEES. Neither Seller nor, to the Knowledge of Seller, the Venture has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.20 PROGRAMMING AGREEMENTS. To Seller's Knowledge, Schedule 2.20 sets forth a true and complete list of all agreements for programming and for each programming agreement (i) the name of the programmer, (ii) the programming service, (iii) the rate, and all factors that affect rate changes through the end of the term of such agreement, (iv) the term and any rights for early termination or extensions of the term of any party thereof, (v) any renegotiation rights, (vi) the relevant channels, and (vii) any provisions relating to advertising.

     2.21 FURTHER REPRESENTATION. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of, or will omit to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. All books, statements, documents, schedules and records furnished or given by it to Heartland or their agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine and contain no material misrepresentations or omissions of material facts.

     2.22 CERTAIN ACTIVITIES. Neither Seller nor, to the Knowledge of Seller, the Venture engages in any business other than the Wireless Cable Business in the Market. The Venture Interest, the AWS Claims and the Excluded Assets are the only material assets of Seller.

     2.23 PARTNERSHIP BOOKS AND RECORDS. Schedule 2.23 contains a true and correct list of each Partner of Seller, indicating the percentage interest owned by each such person. Under the applicable provisions of Seller's Partnership Agreement and applicable law, the approval of a majority of the general partnership interest in Seller is required to approve and adopt the Agreement and the transactions contemplated hereby.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.

     Heartland hereby represents and warrants to Seller as follows:

     3.1 ORGANIZATION AND GOOD STANDING. Heartland is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has the corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement or any of the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

     3.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any), or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. Heartland is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share. As of the date hereof, 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. The Acquisition Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

     3.6 FINANCIAL STATEMENTS. The financial statements contained in Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     3.7 SEC FILINGS. Heartland has previously delivered to Seller copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995, (iii) its Form S-3 Registration Statement (33-94838) declared effective by the SEC on August 4, 1995 and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and Securities Act of 1933, as amended.

ARTICLE 4. COVENANTS OF SELLER.

     Seller hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. From the date hereof through the Closing Date:

          (A) Seller shall not, and shall not cause the Venture to, engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland.

          (B) Seller will use reasonable efforts to keep the business, properties and business relationships substantially intact.

          (C) Seller will pay and perform all of its debts, liabilities and obligations as and when due, except (i) to the extent being contested in good faith or (ii) as to which adequate reserves (determined in accordance with GAAP) have been established (which Heartland acknowledges may be paid at Closing).

          (D) Seller agrees that (i) Seller will not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach of this Agreement; (ii) Seller will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said Article 2,

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     give notice thereof to Heartland; and (iii) Seller shall use reasonable efforts to prevent or promptly to remedy such breach.

          (E) Seller will use reasonable efforts to, and to cause the Venture to, preserve, protect and maintain their rights and interests in the Channel Leases, FCC Licenses, and Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

          (F) Seller shall not, and shall not cause the Venture to, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Contract.

          (G) Seller shall not, and shall not cause the Venture to, make any distributions to Seller, AWS or any Partners, as applicable, nor shall Seller issue or cause the Venture to issue, sell or agree to sell any equity interests or options or rights with respect thereto.

          (H) Seller shall not, and shall not cause the Venture to, sell, lease, transfer or otherwise dispose of any assets of Seller or the Venture, as applicable, except as provided for by, or contemplated in, this Agreement.

          (I) Seller shall not, and shall not cause the Venture to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its managers, officers or employees, pay bonuses to any such manager, officer or employee, nor shall Seller pay any salaries except in the ordinary course of business.

          (J) Seller shall not grant or transfer any rights to the Venture Interest or AWS Claims.

          (K) Seller shall not take any actions which would cause the transactions contemplated hereby to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Roll-up Rules").

     4.2 CONSENTS. Except as otherwise provided herein, Seller shall, upon the request and with the assistance of Heartland, obtain or cause to be made, all consents, governmental authorizations, approvals and filings as may be necessary by virtue of the transaction contemplated by this Agreement on or before the Closing Date, so as to ensure that the Venture will continue to enjoy all of the rights and privileges currently under each of the Channel Leases, Licenses and Contracts. Upon request of Heartland, Seller shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases and Material Contracts estoppel certificates certifying that neither Seller nor the Venture is in breach or violation of or in default under any of such Channel Leases or Contracts and that it would not be by virtue of the transactions contemplated hereby. Seller shall, upon the request and with the assistance of Heartland, seek any appropriate amendments, modifications or changes to each of such Channel Leases and Contracts so as to ensure that the licensees, permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Contract. In addition to the foregoing, Seller shall obtain a written consent from AWS consenting to the transfer of the Venture Interest to Heartland, admitting Heartland as a joint venturer in the Venture, and acknowledging that such transfer will not cause a dissolution of the Venture.

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. Seller shall, and shall use reasonable efforts to cause the Venture to:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to the Venture remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's Rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, Seller shall join in filing (subject to the consent of AWS), at the request of and as an accommodation to

     Heartland, such applications for modification of their outstanding construction permits or licenses to implement the purposes contemplated hereunder. Seller shall utilize reasonable efforts to diligently and properly prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 4.3.

          (B) assure that the licensees or permittees under the Channel Leases timely file all applications reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. Seller shall, and shall use reasonable efforts to cause the Venture to, use reasonable efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. Seller shall promptly disclose to Heartland any information it receives regarding any condition or circumstance that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. From and after the date hereof, Seller will not, and will not authorize or permit any of its Executive Committee members, officers, managers, employees, agents and other representatives (collectively, "Seller Representatives") to solicit, initiate or encourage any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Seller or any Seller Representatives with respect to any of the foregoing. Seller will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal. As used in this Agreement "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Seller or the Venture or any proposal to acquire in any manner a substantial equity interest in, a substantial portion of the assets of, or any rights to any Channels or Licenses of, Seller or the Venture. Notwithstanding the foregoing and subject to Heartland's rights set forth in Section 5.11, nothing in this Section 4.4 shall prohibit the Executive Committee of Seller from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that (A) the Executive Committee determines in good faith that such action is required for the Executive Committee to comply with its fiduciary duty to its Partners, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, Seller provides written notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) Seller keeps buyer informed, on a current basis, of the status of any such discussions or negotiations; and (ii) in complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Seller will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

     4.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, Seller will have audits conducted and completed, at the expense of Heartland or AWS, so that Seller can provide audited financial statements of Seller as of, and for the period ending, December 31, 1994, including the balance sheets and related statements of income and expense and for any other period for which audited financial statements are required in the Registration Statement.

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ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS AND PARTNERS MEETING. Heartland shall take all action necessary in accordance with applicable law and in accordance with its certificate of incorporation and bylaws to convene a meeting of its stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller shall take all action necessary in accordance with applicable law and its partnership agreement to obtain the approval of the transactions described in this Agreement by its Partners promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller and Heartland each, through its Executive Committee or board of directors, as applicable, shall recommend to its partners or stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such partners, stockholders and lenders. Seller acknowledges that the consummation of the transactions contemplated by this Agreement by Heartland requires (and therefore is subject to) the approval of certain lenders of Heartland, and Heartland agrees to seek to obtain the written approval of such lenders on or before December 1, 1995.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

          (A) Heartland shall prepare and file with the SEC as soon as practicable the Registration Statement containing a proxy statement/prospectus in connection with the registration under the Securities Act of Heartland Shares issuable pursuant to the terms of this Agreement, a portion of which shall also serve as the proxy statement with respect to the meetings of the stockholders of Heartland to approve the Acquisition and a portion of which shall constitute the prospectus to be delivered to the Partners of Seller with regard to Heartland Shares issuable pursuant to this Agreement, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with Heartland Shares prior to the Closing. Subject to Sections 5.2(b) and 5.15, Seller shall furnish Heartland all information concerning Seller and the holders of its equity interests required for use in the Registration Statement, and take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by Seller pursuant to this Section 5.2. None of the information furnished by or on behalf of Seller for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) Seller shall prepare as soon as practicable a disclosure statement (together with any amendments thereof or supplements thereto in the form or forms distributed to Seller's Partners, the "Seller Disclosure Statement") for distribution to Seller's Partners in connection with the solicitation of proxies or consents to the consummation of the transactions set forth in this Agreement. Seller contemplates preparing the Seller Disclosure Statement as a separate document designed to inform Seller's Partners with respect to all material aspects of the Acquisition and further anticipates transmitting the proxy statement/prospectus constituting a part of the Registration Statement to Seller's Partners. Seller's Disclosure Statement shall be in form and substance satisfactory to Heartland and shall comply with applicable law relating thereto and to the use thereof contemplated in this Agreement. Seller's Disclosure Statement shall be delivered to Heartland for filing by Heartland with the SEC as a part of or in connection with the Registration Statement. Subject to Section 10.2, Seller shall make such modifications in Seller's Disclosure Statement as Heartland shall request at any time prior to the distribution thereof to Seller's Partners. When distributed to Seller's Partners, the Seller's Disclosure Statement shall be accompanied by such additional materials as Heartland shall require. Subject to Section 10.2, following distribution of the Seller Disclosure Statement to Seller's Partners, Seller shall distribute such amendments or supplements thereto as Heartland shall require. Heartland shall furnish Seller all information concerning Heartland required for use in the Seller's Disclosure Statement, and Heartland shall take such other action as Seller may reasonably request in connection with the preparation of the Seller Disclosure Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. The Seller's Disclosure Statement shall not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.3 ACCESS. Subject to the consent of AWS (with respect to the operations and properties of the Venture), Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and Seller's principal offices, will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of Seller and will be permitted to discuss the affairs, and accounts of Seller with the Executive Committee, AWS, manager, officers, employees, counsel, and accountants of Seller. Such investigation shall not, however, affect the representations and warranties of Seller set forth in
Article 2 hereof; provided that in the event that Heartland acquires actual knowledge of any fact or circumstance prior to the mailing of Seller's Disclosure Statement that represents a breach of any representation, warranty or covenant of Seller to the extent, and only to the extent, such representation, warranty or covenant relates to the Venture (including, without limitation, the Assets or the Business) Heartland shall deliver to Seller written notice of the same; provided further, that to the extent that the Registration Statement contains any information that conflicts with the representations, warranties or covenants of Seller under this Agreement, to the extent, and only to the extent that such representations, warranties or covenants relate to the Venture (including, without limitation, the Assets or the Business), then Heartland shall be deemed to have waived such breach. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to Seller all such documents (including copies thereof) furnished by Seller to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning Seller obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information (i) previously disclosed to Heartland by AWS prior to the date hereof, (ii) subsequently disclosed to Heartland by AWS in connection with the preparation of the Merger Agreement, or (iii) was at the time of its use or disclosure to any third party by Heartland in the public domain other than as a result of any breach of this provision by Heartland or (b) such disclosure is required by law; provided that notwithstanding the termination of this Agreement, Heartland shall have the right to use or disclose any information delivered by Seller to Heartland hereunder in connection with the Merger Agreement and any registration statement relating thereto. Nothing contained herein shall be deemed to require Seller to deliver or make available to Heartland any information which Seller reasonably believes is subject to an attorney-client or other privilege and which, if disclosed, would no longer be subject to such privilege.

     5.4 COMPLIANCE WITH THE SECURITIES ACT. Seller has caused to be prepared and delivered to Heartland a list identifying all persons who, as of the date hereof, may be deemed to be "Affiliates" of Seller as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, Seller shall cause to be prepared and delivered to Heartland an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons who at the time of Seller's partner meeting may be deemed to be a Rule 145 Affiliate. Seller shall use all reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to delivered to Heartland on or prior to the Closing Date a written agreement, in the form attached hereto as Exhibit 5.4, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Distributable Shares issued to such Rule 145 Affiliate pursuant to this Agreement, except pursuant to an effective Registration Statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     5.5 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as

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may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (e) not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

     5.6 PUBLIC ANNOUNCEMENTS. Heartland and Seller will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation, which notice or other communication is received by any member of the Executive Committee or Ed Pankey (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on such party, or
(iii) any written notice or other written communication from any third party received by any member of the Executive Committee or Ed Pankey alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.8 LETTERS OF SELLER'S ACCOUNTANTS. Seller shall cooperate with Heartland in connection with Heartland's obtaining a letter ("Accountant's Consent Letter") from the auditors engaged pursuant to Section 4.5, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.9 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     5.10 HEARTLAND LOAN. Concurrently with the execution of this Agreement, Heartland has agreed to loan ("Heartland Loan") to Seller up to Five Hundred Thousand and No/100 Dollars, which funds are to be disbursed and used for the purposes set forth in the loan agreement in the form attached as Exhibit 5.10(a) ("Heartland Loan Agreement") and the promissory note and security agreement executed in connection therewith. The Heartland Loan shall be evidenced by a promissory note ("Heartland Note") in the form attached hereto as Exhibit 5.10(b), and secured by a first and superior lien granted by Seller in and to the Venture Interest created pursuant to the terms of a Security Agreement ("Heartland Security Agreement") in the form attached as Exhibit 5.10(c).

     5.11 RIGHT OF FIRST REFUSAL. Notwithstanding any other provisions of this Agreement to the contrary (including, without limitation, Section 4.4), Seller hereby grants to Heartland a right of first refusal to purchase or otherwise acquire any assets or interests that are the subject of an Acquisition Proposal, determined by the Executive Committee to be bona fide and that the Executive Committee intends to accept, upon the terms set forth for this Section 4.4. Upon the Executive Committee's receipt an Acquisition Proposal that it determines is bona fide and that it determines to accept, the terms of such proposal shall be delivered to Heartland in a written notice ("Offer Notice") which shall contain a copy of any written Acquisition Proposal or a summary of the material terms of any oral Acquisition Proposal. Heartland shall have a period of ten (10) business days from its receipt of an Offer Notice to exercise its right of first refusal to consummate the transaction which is the subject of the Acquisition Proposal by written notice to Seller of such election ("Election Notice"). If Heartland so elects to exercise such right, Heartland shall then proceed to consummate the Acquisition Proposal in accordance with the terms described in the Offer Notice; provided that (a) in the event the consent of Heartland's shareholders or lenders is required, Heartland shall have a period of thirty (30) days to obtain such consents, (b) in the event that consent of any other third party (such as the FCC or a License holder) is required, Seller shall be responsible for, and Heartland shall cooperate in, obtaining such consent, and (c) any proposed closing of a transaction described in an Acquisition Proposal shall occur no earlier than (i) ten (10) days after Heartland's delivery of the Election Notice or (ii) ten (10) days from the date of Heartland's receipt of any consent referred to in clause (a) or (b) above, whichever is later. In the event that Heartland fails to deliver to Seller an Election Notice within the time period specified herein, Seller may consummate the Acquisition Proposal upon the terms and conditions described to Heartland in the Offer Notice, and upon the consummation of the transaction described in the Offer Notice, Heartland's rights hereunder shall terminate; provided that Heartland's rights hereunder shall not terminate upon the consummation of any Acquisition Proposal with an Affiliate of Seller. In the event any terms and conditions of the Acquisition Proposal deviate or are subsequently modified in any material aspect from the terms described to Heartland in the Offer Notice, then Seller shall resubmit the Offer Notice to Heartland as if a new Acquisition Proposal had been received. Heartland's right of first refusal granted in this
Section 5.11 shall terminate upon termination of this Agreement.

     5.12 EMPLOYEES. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Heartland shall have the right to contact any employees of Seller and/or, subject to the consent of AWS, the Venture regarding the potential employment of such persons following the Closing Date. Any such employees hired by Heartland shall be considered "newly hired," and Heartland shall not be responsible for any benefit or compensation of such persons arising prior to the Closing Date.

     5.13 EXHIBITS. Heartland and Seller agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before November 30, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits.

     5.14 DELIVERY OF SCHEDULES AND OTHER ITEMS. Notwithstanding any other statements contained herein to the contrary, Seller shall deliver to Heartland all Schedules and documents stated to have been delivered herein on or before October 20, 1995.

     5.15 CERTAIN LIMITATIONS. Heartland acknowledges that the Venture has been managed by AWS and that Seller has little or no independent information regarding the Venture's operations, properties, assets or liabilities (including, without limitation, the Assets and the Business), other than information provided to Seller by AWS, and that the representations and warranties of Seller regarding the Venture are limited to the Knowledge of Seller principally derived from inquiry of and/or information provided by AWS. Heartland and Seller further acknowledge and agree that (i) notwithstanding any language to the contrary contained herein, express or implied (including without limitation the use of the words "shall" or "will" with respect to certain covenants and obligations of Seller), that Seller's obligations with respect to either (A) obtaining, preparing and/or delivering information regarding the Venture, the Assets, the Business or information regarding Seller or Seller's Partners that is not in Seller's possession, or (B) preparing (or responding to request from the Heartland, the SEC or any state regulatory authority regarding) the Registration Statement or Seller's Disclosure Statement, shall be limited to Seller's reasonable efforts, without the expenditure of any significant amounts or the commencement of litigation, and Seller shall not be in breach of this agreement so long as Seller has taken reasonable efforts to perform or cause the performance of such covenants or obligations; and (ii) the parties' respective obligations for fees and expenses associated with the performance of the covenants and transactions contemplated hereby shall be subject to the provisions of Section 13.1.

     5.16 AWS CLAIMS. If, at Closing, Seller on one hand, and the AWS Parties on the other, do not execute a mutual release of any and all claims and causes of action that each such party may have as to the other party, in a form reasonably acceptable to the parties thereto (the "Mutual Releases"), then Seller shall retain an interest in the AWS Claims from and after Closing which will allow Seller to assert the AWS Claims, in

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whole or in part, in connection with or as a defense to any action brought by AWS or an AWS Party against Seller or any Partner of Seller. The form of the agreement implementing this provision shall be attached hereto as Exhibit 5.16. In the event that upon the Closing Heartland consummates the Merger Agreement with AWS and AWS delivers the release contemplated by Section 8.3(d), then Seller shall indemnify Heartland for any costs or expenses to Heartland attributable to any indemnification obligations of AWS existing immediately prior to September 11, 1995 (to which Heartland would succeed by operation of law pursuant to the Merger Agreement) to the AWS Parties, in the stated capacity, if any, arising from any actions or proceedings between the AWS Parties, on the one hand, and Seller or any Partner on the other.

ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION.

     The obligation of the parties hereto to consummate the Acquisition is subject to the fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     6.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition or the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller and Heartland shall have been made or obtained (as the case may be) without restrictions.

     6.4 EXHIBITS. On or before November 30, 1995, Heartland and Seller shall have agreed upon the form of each Exhibit to this Agreement and each such Exhibit shall be attached hereto.

     6.5 PARTNER APPROVAL. The sale of the Venture Interest, the Partner's release or assignment of the AWS Claims, the Agreement and Plan of Liquidation and all other transactions contemplated hereunder shall have been approved by the Partners holding two-thirds ( 2/3) of the outstanding equity and voting interest of Seller.

     6.6 APPLICABILITY OF THE ROLL-UP RULES. Heartland and Seller shall not be required to comply with the Roll-up Rules in consummating the Acquisition in accordance with the terms of this Agreement.

     6.7 CLOSING SHARE PRICE. The Closing Share Price shall not be less than $17.00 per Heartland Share.

     6.8 LENDERS' CONSENTS. Heartland shall have delivered to Seller written notice ("Approval Notice") that the Acquisition has been approved or consented to by Jupiter Partners, L.P. and the holders of $100,000,000 of 13% Senior Notes due 2003 of Heartland relative to the transactions contemplated by this Agreement on or before December 1, 1995.

ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING.

     The obligations of Heartland to consummate the Acquisition are subject to the fulfillment, or written waiver signed by Heartland, of each of the following conditions precedent on or prior to the Closing Date.

     7.1 STOCKHOLDER AND OTHER APPROVAL. The Acquisition shall have been approved by the requisite votes of the holders of Heartland Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Seller shall be true and correct in all material respects when made and shall be true and correct in all material respects as if initially made on and as of the Closing Date.

     7.3 SELLER'S DOCUMENTS. Seller shall have delivered the following to Heartland in form and substance satisfactory to Heartland and its counsel:

          (A) A certificate signed by an authorized member of Seller's Executive Committee confirming, on and as of the Closing Date, that each representation and warranty set forth in Section 2 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date and that Seller is in compliance with the applicable covenants set forth in Articles 4, 5 and 6 hereof.

          (B) An opinion of special counsel to Seller in the form attached hereto as Exhibit 7.3(b).

          (C) Copies of the partnership records, list of Partners, minute books, operating agreements and organization documents of Seller.

          (D) An Assignment of Venture Interest in the form attached hereto as
     Exhibit 7.3(d)-1 and either (i) an Assignment of AWS Claims in the form of
     Exhibit 7.3(d)-2 or (ii) the Mutual Release in the form of Exhibit 5.16.

     7.4 REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have been declared effective by the SEC in accordance with the Securities Act and the rules and regulations promulgated thereunder.

     7.5 NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred with respect to Seller, the Venture, the Venture Interest or Assets, or prospects of any thereof from the date hereof through the Closing Date, and as of the Closing Date, the Liabilities of Seller (a) to AWS associated with the Venture or the Business shall not exceed (i) if the Closing Date is on or before January 31, 1996, $510,000; (ii) if the Closing Date is between February 1 and February 29, 1996, $540,000; and (iii) if the Closing Date is between March 1 and March 31, 1996, $570,000; and (b) to any other third parties (directly or indirectly through the Venture) other than Liquidated Liabilities shall not exceed $100,000 in the aggregate.

     7.6 AUDITED FINANCIAL STATEMENTS. Heartland shall have obtained audited financial statements of Seller as of, and for the period ending, December 31, 1994, and for any other periods for which audited financial statements of Seller are required for the Regulation Statement, including balance sheets and related statements of income and expense, and such financial statements shall conform in all material respects to the unaudited financial statements previously delivered by Seller to Heartland.

     7.7 ACCOUNTANT'S CONSENT LETTER. Heartland shall have received the Accountant's Consent Letter.

     7.8 SELLER'S OBLIGATIONS PERFORMED. All obligations of Seller to be performed to the Closing Date shall have been performed in all material respects.

     7.9 CONSENTS AND APPROVALS. All necessary and appropriate governmental and third party consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, receipt of the AWS Consent and a "final" order by the FCC approving, without any materially adverse or onerous conditions, Heartland (or a commonly owned entity) as licensee of the owned FCC Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.

     The obligation of Seller to consummate the Acquisition is subject to fulfillment, or written waiver signed by Seller, of each of the following conditions precedent on or prior to the Closing Date.

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     8.1 PARTNER APPROVAL. The Acquisition shall have been approved by the requisite votes (but in no event less than a two-thirds ( 2/3) vote) of Seller's Partners in accordance with applicable law and its partnership agreement and/or other organizational documents.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND DOCUMENTS. Heartland shall have executed and delivered to Seller in form and substance satisfactory to Seller and its counsel:

          (A) A certificate of an executive officer of Heartland confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 3 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland addressed to Seller in the form attached hereto as Exhibit 8.3(b).

          (C) The Exchange Agreement, executed by Heartland and the Exchange Agent.

          (D) Either the Mutual Release in the form of Exhibit 5.16, if reasonably obtainable, or an assumption and indemnification from such claims in the form attached hereto as Exhibit 8.3(d); provided that if Heartland consummates the Merger Agreement with AWS on or before the Closing Date, then Heartland shall deliver or cause AWS to deliver to Seller the Mutual Release.

     8.4 HEARTLAND OBLIGATIONS PERFORMED. All obligations of Heartland to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.5 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the proxy statement to be amended or supplemented under applicable securities laws.

ARTICLE 9. INDEMNIFICATION.

     9.1 PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES. All statements, certifications, representations and warranties made by the parties hereto in this Agreement, in any Schedule, or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years. All covenants, agreements and indemnifications made by the parties hereto in this Agreement, in any Schedule or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing for a period of four (4) years.

     9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Heartland from and against, and shall reimburse Heartland with respect to, any and all Damages incurred by Heartland by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Seller contained or referred to herein, in any Schedule hereto, or in any certificate or other instrument executed by Seller in connection with this Agreement;

          (B) any failure by Seller to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement;

          (C) the Excluded Liabilities; or

          (D) the operations and activities of Seller and its Affiliates, including those related to the Venture Interest and the Assets, prior to and including the Closing Date.

     9.3 LIMITATION ON CLAIMS OF HEARTLAND. Notwithstanding anything in Section
9.2 hereof to the contrary, Heartland shall not have any claim against Seller pursuant to Section 9.2 hereof to the extent that Heartland receives payment with regard to such claim from any third party provided that Heartland need not pursue or exhaust remedies, if any, against such third party. If, at any time after Seller has made an indemnifying payment to Heartland with respect to a claim hereunder, Heartland receives (or has a right to receive) payment with respect to such claim from a third party, Heartland will promptly refund Seller the aggregate amount of such third party payments or will assign to Seller the rights of Heartland to receive such third party payment (provided, however, that Seller shall not be entitled to receive from Heartland, whether by way of payment from Heartland or by way of collection pursuant to rights assigned by Heartland, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Seller to Heartland with respect to such claim).

     9.4 INDEMNIFICATION BY HEARTLAND. Heartland shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller for, any and all Damages incurred by it by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Heartland contained or referred to herein, or in any certificate, or other instrument executed by it in connection with this Agreement;

          (B) any Assumed Liabilities; or

          (C) any failure by Heartland to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement.

     9.5 LIMITATION ON CLAIMS OF SELLER. Notwithstanding anything in Section 9.4 hereof to the contrary, Seller shall not have any claim against Heartland pursuant to Section 9.4 hereof to the extent that Seller receives payment with regard to such claim from any third party provided that Seller need not pursue or exhaust remedies, if any, against such third party. If, at any time after Heartland has made an indemnifying payment to Seller with respect to a claim hereunder, Seller receives (or has a right to receive) payment with respect to such claim from a third party, Seller will promptly refund Heartland the aggregate amount of such third party payments or will assign to Heartland the rights of Seller to receive such third party payment (provided, however, that Heartland shall not be entitled to receive from Seller, whether by way of payment from Seller or by way of collection pursuant to rights assigned by Seller, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Heartland to Seller with respect to such claim).

     9.6 NOTICE OF CLAIMS. Any party seeking indemnification hereunder (an "Indemnitee") shall give to each party obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

     9.7 THIRD PARTY CLAIMS. In the event of any third party claim, deficiency or demand asserted or any action commenced or notice given of any audit, administrative or other proceeding against an Indemnitee (a "Claim"), as to which indemnification may be sought from an Indemnitor, the Indemnitee shall promptly deliver a Claim Notice to the Indemnitor; provided, however, that the failure by the Indemnitee to give such prompt notice shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent such failure prejudices the Indemnitor. The Indemnitor shall be entitled to assume the defense of any Claim, with counsel reasonably satisfactory to the Indemnitee, if the Indemnitor shall agree in writing within fifteen (15) days after receipt of such Claim Notice that it is required, pursuant to this Article 9, to indemnify the Indemnitee for the full amount of such Claim (the "Claim Acknowledgement Procedure"). If the Indemnitor assumes the defense of any Claim, the Indemnitee shall cooperate with the Indemnitor in connection therewith, and the Indemnitee shall be kept informed with respect to, and shall have the right to participate in, the contest, defense, settlement or compromise of any such Claim. If the Indemnitor does not assume the defense of any such Claim, does not comply with the Claim Acknowledgement Procedure, fails in the reasonable judgment of the Indemnitee to conduct such defense in a satisfactory manner, or fails to engage counsel reasonably satisfactory to the Indemnitee, the Indemnitee shall be entitled to conduct the defense of

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such Claim at the Indemnitor's expense. In any case, the Indemnitor may not settle or compromise any such Claim without the prior written consent of each Indemnitee, which in the case of a settlement solely involving monetary damages shall not be unreasonably withheld.

ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Partners of Seller and shareholders of Heartland, by the mutual consent of Heartland and Seller.

     10.2 TERMINATION BY SELLER. This Agreement may be terminated and the Acquisition may be abandoned by Seller either (a) if the Closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of
Section 1.11, or earlier date set forth therein, (b) at any time prior to such date upon a default by Heartland in its obligations under the Heartland Loan Agreement or documents executed in connection therewith or (c) in the event that Heartland or any governmental or regulatory authority asserting jurisdiction with respect to the transactions contemplated in this Agreement shall require a modification to the form or substance of Seller's Disclosure Statement or the taking of any action in connection with the solicitation of Seller's Partners with respect to the transactions contemplated herein which Seller deems, in its sole discretion, unreasonable, inappropriate or burdensome, in the circumstances in which Seller shall find itself at the time.

     10.3 TERMINATION BY HEARTLAND. This Agreement may be terminated and the Acquisition may be abandoned by Heartland either (a) if the Closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of Section 1.11, or earlier date set forth therein, or (b) at any time prior to such date, at Heartland's election, upon written notice from Heartland, upon the payment (or offset against the Heartland Note) of the Earnest Money, as set forth in Section 10.4(d) below; provided, however, that the right of Heartland to terminate this Agreement pursuant to this Section 10.3 shall be subordinate to the right of Seller to terminate this Agreement pursuant to Section 10.2(c).

     10.4 EFFECT OF TERMINATION AND ABANDONMENT.

          (A) In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article 10, no party hereto (or any directors, managers or officers) shall have any liability or further obligation to the other parties to this Agreement, except as provided in
     Article 10, and the remedies set forth below shall be each party's sole and exclusive remedy for such claims. The payments to be made hereunder are each party's reasonable estimate of the Damages arising from the other party's conduct leading to the termination hereof, and shall constitute liquidated damages for any claims based thereon.

          (B) In the event that any Person shall have made an Acquisition Proposal and the Executive Committee of Seller approves the execution of an agreement relating thereto or recommends to the Partners the acceptance of any Acquisition Proposal and Heartland does not exercise its right of first refusal set forth in Section 5.11, then Seller shall promptly, but in no event later than two (2) days after the date of the expiration of the period in which Heartland may deliver the Election Notice (or earlier date if Heartland delivers to Seller a written waiver of its right of first refusal), pay Heartland a fee equal to the sum of (i) Two Hundred Fifty Thousand Dollars ($250,000) and (ii) the outstanding principal and accrued interest under the Heartland Note, and all Earnest Money shall be released to Heartland. Seller acknowledges that the agreements contained in this
     Section 10.4(b) are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland would not enter into this Agreement; accordingly, if Seller fails to promptly pay the amount due and pursuant to Section 10.4(b), and, in order to obtain such payment, Heartland commences a suit which results in a judgment against Seller for the fee set forth in this subparagraph (b) or forecloses under the Heartland Security Agreement, the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the interest rate specified in the Heartland Note in effect on the date such payment was required to be made.

          (C) In the event that this Agreement is terminated (i) by Heartland pursuant to Section 10.3 because of the failure of a condition precedent set forth in Section 7.2 or 7.8, or (ii) by either party pursuant to
     Section 10.2 or 10.3, as applicable, arising from the failure of the condition precedent set forth in Section 6.5 (and to the extent arising from the failure of such condition, the condition set forth in Section 6.6), then the Escrow Agent shall disburse the Earnest Money to Heartland, and Seller shall repay the Heartland Note in accordance with the terms thereof.

          (D) In the event that this Agreement is terminated for any reason other than as set forth in subsections (b) or (c) above or in connection with Heartland's exercise of its right of first refusal (as set forth in Section 5.11, upon the consummation of which this Agreement shall terminate without the payment of any additional consideration, other than as specified in the Offer Notice), then Escrow Agent shall disburse the Earnest Money deposited by Heartland through such date to Heartland to the extent (but only to the extent) the amount of the Heartland Loan exceeds the amount of the Earnest Money to be disbursed, the amount of the Earnest Money so disbursed shall be offset against the amount of the Heartland Note, and Seller shall thereafter repay the Heartland Note (as reduced) in accordance with the terms thereof.

ARTICLE 11. DEFINITIONS.

     11.1 DEFINITIONS. The terms used in this Agreement have the respective meanings specified or referred to in this Article 9:

          "ACCOUNTANT'S CONSENT LETTER" shall have the meaning set forth in
     Section 5.8.

          "ACQUISITION" shall have the meaning set forth in the Recitals.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACQUISITION SHARES" shall have the meaning set forth in Section 1.3.

          "ACT" means The Communication Act of 1934, as amended.

          "ADDITIONAL EARNEST MONEY" shall have the meaning set forth in Section 1.10.

          "APPLICATION" means a pending application by Seller or Institution or other Parties to the FCC for a License.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Agreement, the term "Affiliate" of any party hereto shall not include AWS or its predecessors.

          "ASSETS" shall have the meaning set forth in Section 1.2

          "ASSUMED LIABILITIES" means the (i) Liabilities of Seller (directly or indirectly through the Venture) for indebtedness owed to AWS as of the Closing Date associated with the operations of the Venture and the Business, to the extent and only to the extent such indebtedness (including any accrued interest thereon) does not exceed on or before January 31, 1996, $510,000; on or before February 29, 1996, $540,000; and on or before March 31, 1996, $570,000; (ii) any contingent Liabilities of Seller to AWS arising from matters disclosed in Schedule 2.4 and (iii) any Liabilities associated with the Venture Interest arising after the Closing Date.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to Seller by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with any Market and the provision thereon of wireless

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     cable services in and around any Market, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedule 2.8(a), (b) and (c).

          "AWS CLAIMS" means all causes of action, lawsuits, litigation files, demands, judgments and claims of any nature available to or being pursued by Seller or any Partner, as applicable, against AWS or any AWS Party.

          "AWS CONSENT" shall have the meaning set forth in Section 2.3.

          "AWS PARTIES" means (i) AWS or its current officers, directors, or existing Affiliates in their capacity as such; (ii) Micom Products, Ltd., a Delaware limited liability company; and (iii) Steven G. Johnson (both in his individual capacity and in his capacity as a party listed in clause (i) above).

          "BENEFIT PLAN" shall have the meaning set forth in Section 2.18.

          "BUSINESS" shall have the meaning set forth in Section 1.2.

          "CAUSES OF ACTION" means all causes of action, lawsuits, litigation files, demands, judgments, and claims of any nature available to or being pursued by Seller with respect or relating to the Business or the ownership, use, function, or value of any Asset, whether arising by way of counterclaim or otherwise, other than AWS Claims.

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the Seller.

          "CLAIM" shall have the meaning set forth in Section 9.7.

          "CLAIM ACKNOWLEDGEMENT PROCEDURE" shall have the meaning set forth in
     Section 9.7.

          "CLAIM NOTICE" shall have the meaning set forth in Section 9.6.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.1.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.1.

          "CLOSING PLACE" means the offices where the Closing shall take place on the Closing Date as provided for in Section 1.1.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the ten (10) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Shares do not trade on any day within such ten-day period, the closing price for any such day shall be deemed to be the closing price for the date preceding such date for purposes of determining the Closing Share Price.

          "CLOSING TIME" means the time on the Closing Date that the Closing shall take place as provided for in Section 1.1.

          "CONSENT" means any and consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for the Business to be conducted or the Assets to be used or available for use in the conduct of the Business after the Closing Date substantially in the manner as before the Closing Date.

          "CONTRACTS" means all Channel Leases, Site Leases, Site Options, programming agreements, equipment leases, management agreements, joint venture agreements, notes, guaranties, covenants not to compete, employment agreements, consulting agreements, permits, participation agreements, policies, purchase and sale orders, quotations and other executed or executory commitments understandings and instruments to which Seller or the Venture is a party, or of which Seller or the Venture is to receive the benefit or by which any of the Assets of Seller or the Venture is bound relating to the Market or Business, whether written or oral and whether originally entered into by Seller or the Venture or another party.

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DISTRIBUTABLE SHARES" shall have the meaning set forth in Section
     1.4.

          "DISTRIBUTION RECORD DATE" shall have the meaning set forth in Section 1.4.

          "DOCUMENTS" means, with respect to the Venture Interest, Business or the Assets, all applications, engineering or market or other studies, reports, and analysis or memoranda, or records and other documents or data related to the Venture Interest or the Business which are in the possession or under the control of Seller whether or not any such document is reproduced or maintained on paper or stored or retained in or on audio or video tapes or computer hardware disks or by other electronic, magnetic or other means or methods.

          "EARNEST MONEY" shall have the meaning set forth in Section 1.10.

          "ELECTION NOTICE" shall have the meaning set forth in Section 5.11.

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off the Site, whether yet discovered, which could or does result in Damages, including any condition resulting from the operations of the Venture or Seller.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to Seller, the Venture, the Venture Interest, or any Assets.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property used or available for use in the Business or located at any of the Facilities and related to the Business.

F

          "ESCROW AGENT" means US Trust Company.

          "EXCHANGE AGENT" shall mean Norwest Bank Minneapolis, National Association.

          "EXCHANGE AGREEMENT" shall have the meaning set forth in Section 1.3.

          "EXCHANGE PRICE" shall have the meaning set forth in Section 1.3.

          "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.2.

          "EXCLUDED LIABILITIES" shall mean any Liabilities of Seller (direct or indirect through the Venture) other than Assumed Liabilities, including, without limitation, the Heartland Loan.

          "EXECUTIVE COMMITTEE" shall have the meaning set forth in Section 1.4.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means, with respect to the Business or the Assets, all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by the Venture or Seller or leased by or the use of which are leased by the Venture or Seller.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.4.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are consistent with the principles promulgated and adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Govern-mental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND LOAN" shall have the meaning set forth in Section 5.10.

          "HEARTLAND LOAN AGREEMENT" shall have the meaning set forth in Section 5.10.

          "HEARTLAND NOTE" shall have the meaning set forth in Section 5.10.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HEARTLAND SECURITY AGREEMENT" shall have the meaning set forth in
     Section 5.10.

          "HEARTLAND SHARES" shall have the meaning set forth in Section 1.3.

          "HSR ACT" shall have the meaning set forth in Section 5.9.

          "INDEMNITEE" shall have the meaning set forth in Section 9.6.

          "INDEMNITOR" shall have the meaning set forth in Section 9.6.

          "INITIAL EARNEST MONEY" shall have the meaning set forth in Section 1.10.

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with Seller, the Venture or their respective Affiliates.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of Seller or any Affiliate of Seller which are used or available for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) an individual should have known of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a manager, director or officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to warranties made by Seller, that Seller, based upon a reasonable investigation, believes the warranty is true. A "reasonable investigation" by Seller with respect to the Venture, the Business or the Assets shall be deemed to have been made in the event Seller requests that AWS confirm the representations and warranties are true and correct, and if AWS refuses to confirm the accuracy of such representations and warranties, the reason for such refusal.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

F

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals necessary or required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance.

          "LIQUIDATED LIABILITIES" shall mean all Excluded Liabilities, other than Liabilities of Seller arising through the Venture, the Business or the Assets, whether to AWS or any other third parties, except to the extent Seller elects to pay such Liabilities with the proceeds of the Liquidated Shares as a part of its Agreement and Plan of Liquidation.

          "LIQUIDATED SHARES" shall have the meaning set forth in Section 1.4.

          "MARKET" means the Fort Worth, Texas Standard Metropolitan Area.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in, or is reasonably likely to result in, a material adverse change in the business, operations, properties, prospects relating to the Venture Interest taken as a whole other than general economic change over which Seller has no control.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "OFFER NOTICE" shall have the meaning set forth in Section 5.11.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

          "PARTIES" shall mean all parties to Contracts other than Seller from which Consents are required.

          "PERMITTED ENCUMBRANCES" means deposits under Workmen's Compensation, Unemployment Insurance or Social Security laws, or to secure statutory obligations or surety or other similar bonds; mechanics, suppliers, carriers, warehousemen's or other similar liens; liens securing Taxes, government charges or other governmental levies which are not yet due and payable, or being contested in good faith by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; and the interest or title of any lessor in property pursuant to a lease of that property.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "PREPAID SUBSCRIBER FEES" means all amounts received by Seller or the Venture from customers or subscribers in the Market (whether held as cash, cash equivalents or otherwise) for periods of service from and after the Closing Date.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PURCHASE PRICE" shall have the meaning set forth in Section 1.3.

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 1.6.

          "ROLL-UP RULES" shall have the meaning set forth in Section 4.1.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 5.4.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" shall have the meaning set forth in the Recitals.

          "SELLER'S DISCLOSURE STATEMENT" shall have the meaning set forth in
     Section 5.2(b).

          "SELLER'S REPRESENTATIVE" shall have the meaning set forth in Section 4.4.

          "SITE" means a wireless cable television site with respect to which Seller is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean a Contract for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "VENTURE" shall have the meaning set forth in the Recitals.

          "VENTURE INTEREST" shall have the meaning set forth in the Recitals.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

     11.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 12. POST-CLOSING COVENANTS.

     12.1 COOPERATION AND EXCHANGE OF INFORMATION. Following the Closing, Heartland and Seller shall provide to each other, upon reasonable prior notice and during normal business hours, access to the books and records in the possession of the other which relate to the Venture Interest or the Assets to the extent such access may be required (i) to facilitate the investigation, litigation and final disposition of any claims which have been made or may be made against (A) Seller that relate to the Venture Interest for periods of time prior to the Closing, or (B) Heartland that relate to the Venture Interest for periods of time from and after the Closing; and (ii) for any other reasonable business purpose, but in either case only to the extent that such access does not unreasonably interfere with the business and operations of such party or violate any law, order, contract or license applicable to such party.

ARTICLE 13. MISCELLANEOUS.

     13.1 EXPENSES OF THE TRANSACTION. Each of Seller and Heartland agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated; provided that (a) the following fees and expenses shall be the responsibility of Heartland: (i) the fees of the Exchange Agent, (ii) the printing costs for the Registration Statement, Seller's Disclosure Statement and any other solicitation materials, (iii) costs of mailing the Seller's Disclosure Statement and any other solicitation materials mailed therewith, (iv) SEC filing fees for the filing of the Registration Statement, (v) FCC filing or Consent fees arising from the transactions contemplated hereby, (vi) fees payable to third parties for obtaining any other Consents necessary to consummate the transactions contemplated hereby, and (vii) expenses for the audit of Seller's financial statements; (b) Seller shall be solely responsible for any brokerage fees or commissions payable with regard to the sale of the Liquidated Shares; and (c) the fees and expenses of the Escrow Agent shall be paid by the party receiving the Earnest Money. The parties acknowledge and agree that Seller shall be entitled to use a portion of the proceeds of the Heartland Loan for the payment of its costs incurred in connection with this Agreement, as further set forth in the Heartland Loan Agreement.

     13.2 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

F

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        903 N. Bowser, Suite 140
        Richardson, Texas 75081
        Fax: (214) 479-1023
        Attn: Mr. John R. Bailey

     With copy to:

        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75201
        Fax: (214) 741-7139
        Attn: Victor B. Zanetti, Esq.

     If to Seller, to:

        Fort Worth Wireless Cable TV Associates
        200 Balboa Court
        Irving, TX 75062
        Fax: (214) 541-7761
        Attn: Mr. Don McGee

     With copy to:

        Brown McCarroll & Oaks Hartline
        300 Crescent Court, Suite 1400
        Dallas, TX 75201
        Fax: (214) 999-6170
        Attn: Robert E. Morrison, Esq.

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided. Any notice personally delivered or transmitted via facsimile after 5:30 p.m. in Dallas, Texas shall be deemed to have been received on the following day.

     13.3 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     13.4 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits (if any) hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     13.5 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     13.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by Seller except with the prior written consent of Heartland. Any purported assignment by Seller contrary to the terms of this Agreement shall be void. Notwithstanding the foregoing, Heartland may assign this Agreement and all of its rights and obligations hereunder, to any party. Promptly following said assignment, Heartland shall notify Seller of the name of said assignee.

     13.7 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Time, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland and Seller; provided, Heartland shall be entitled to disclose the transactions contemplated hereby without the prior approval of Seller to the extent reasonably necessary for Heartland to comply with applicable securities laws.

     13.8 CONSENT TO JURISDICTION. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Texas, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Heartland and Seller hereby irrevocably submit to the jurisdiction of the state courts of the State of Texas and to the jurisdiction of the United States District Court for the Northern District of Texas, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or thereof brought by either party or its successors or assigns. Each party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby consents to service of process by registered mail at the address to which notices are to be given. Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. Final judgment against either party in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (x) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability therein described or
(y) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that the party may at its option bring suit, or institute other judicial proceedings against the other party or any of its Assets in any state or Federal court of the United States or of any country or place where that party or such Assets may be found.

     13.9 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     13.10 SCHEDULES. The Schedules referred to herein and delivered to Heartland upon execution hereof are hereby made a part of this Agreement, and may not be changed, substituted or altered without Heartland's prior written consent.

     13.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

F

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            SELLER:

                                            FORT WORTH WIRELESS CABLE T.V.
                                            ASSOCIATES,
                                            a California general partnership

                                            By:    /s/  DONALD MCGEE
                                            Name: Donald McGee
                                            Title:  Co-Chairman
                                                    Management Committee

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.,
                                            a Delaware corporation

                                            By:    /s/  JOHN R. BAILEY
                                            Name: John R. Bailey
                                            Title:  Chief Financial Officer

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                            903 N. Bowser, Suite 140
                            Richardson, Texas 75081

                               December 13, 1995

Fort Worth Wireless Cable T.V. Associates
200 Balboa Court
Irving, Texas 75062

     Re:  Extension of Certain Dates under the
          Amended and Restated Asset Purchase Agreement

Gentlemen:

     Reference is hereby made to that certain Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between Fort Worth Wireless Cable T.V. Associates ("FTW") and Heartland Wireless Communications, Inc. ("Heartland"), as amended by the letter agreement dated November 30, 1995 (as amended, the "Agreement"). Capitalized terms not defined herein shall have the meaning ascribed thereto in the Agreement.

     By their signatures hereto, FTW and Heartland each agree to extend the Exhibit Delivery Date from December 13, 1995 until December 29, 1995.

     Except as set forth herein, the remaining terms of the Agreement shall be unaltered and remain in full force and effect. This letter may be executed in one or more counterparts and by facsimile signature.

                                      Yours very truly,

                                      HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                      By:   /s/  JOHN R. BAILEY
                                      Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

By:   /s/  DONALD MCGEE
Title: Co-Chairman
      Management Committee

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                            903 N. Bowser, Suite 140
                            Richardson, Texas 75081

                               November 30, 1995

Fort Worth Wireless Cable T.V. Associates
200 Balboa Court
Irving, Texas 75062

     Re:  Extension of Certain Dates under the
          Amended and Restated Asset Purchase Agreement

Gentlemen:

     Reference is hereby made to that certain Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 ("Signing Date") between Fort Worth Wireless Cable T.V. Associates ("FTW") and Heartland Wireless Communications, Inc. ("Heartland") (the "Agreement"). Capitalized terms not defined herein shall have the meaning ascribed thereto in the Agreement.

     Pursuant to Section 5.13 of the Agreement, FTW and Heartland have agreed that any Exhibit not attached thereto on the Signing Date may be prepared and attached on or before November 30, 1995 (the "Exhibit Delivery Date"), and to cooperate and negotiate in good faith in the preparation of such Exhibits. Pursuant to Section 6.4 of the Agreement, the Agreement of FTW and Heartland on the form of each Exhibit and the attachment thereof to the Agreement on or before the Exhibit Delivery Date is a condition precedent to the obligations of FTW and Heartland to close under the Agreement. By their signatures hereto, FTW and Heartland each agree to extend the Exhibit Delivery Date until December 13, 1995.

     By their signatures hereto, the parties hereto agree that Section 6.8 and all references thereto and to the Approval Notice in this Agreement shall be deleted in their entirety.

     Except as set forth herein, the remaining terms of the Agreement shall be unaltered and remain in full force and effect. This letter may be executed in one or more counterparts and by facsimile signature.

                                      Yours very truly,

                                      HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                      By:   /s/  JOHN R. BAILEY
                                      Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

By:   /s/  DONALD MCGEE
Title: Co-Chairman
      Management Committee

G
                                                                      APPENDIX G

                               FTW CLAIM RELEASE

G

                                 MUTUAL RELEASE

     This Mutual Release ("Release") is executed to be effective      the day of
February, 1996, by the AWS Parties (as hereafter defined) and the FWW Parties (as hereafter defined) for the mutual benefit of the FWW Parties and the AWS Parties.

                                   RECITALS:

     Capitalized terms in these Recitals have the definitions set forth in paragraph 1. Heretofore, FWW and Heartland entered into the Purchase Agreement. A part of the consideration for the execution of the Purchase Agreement is the delivery by AWS and FWW of this mutual Release.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    RELEASE

     1. DEFINITIONS. Capitalized terms have the definitions set forth in the provisions of this Release. The following terms shall have the indicated definitions or the meanings set forth in the indicated part of this Release:

          (a) "Additional AWS Parties" means Dexter A. Cohen, Jeffrey D. Howes and Kevin C. King, if and only if such person or persons execute this Release as an "AWS Party."

          (b) "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or is a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Release, the term "Affiliate" does not include AWS or its predecessors.

          (c) "Approving Partners" means the general partners of FWW voting (by consent, proxy or otherwise) for the approval of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Release), as further described in the Proxy Statement.

          (d) "AWS" means American Wireless Systems, Inc., a Delaware corporation.

          (e) "AWS Parties" means (i) AWS, or its current officers, directors, or existing Affiliates in their capacity as such; (ii) Micom Products, Ltd., a Delaware limited liability company; (iii) Steven G. Johnson (both in his individual capacity and in his capacity as a party listed in (i) above and (iv) any Additional AWS Parties.

          (f) "Consent" means the written form of approval of the Approving Partners of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Release).

          (g) "FWW" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

          (h) "FWW Parties" means FWW, the Approving Partners, present and former management committee members, agents, servants, employees, assigns, predecessors (including, without limitation, Wireless Cable T.V. Associates No. 34, a California general partnership, and the partners thereof), successors and legal representatives.

          (i) "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

          (j) "Person" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity.

          (k) "Proxy Statement" means the Proxy Statement/Prospectus and
     Disclosure Statement dated January   , 1996 relative to the proposed
     distribution of shares of common stock, $.001 par value per share of Heartland.

          (l) "Purchase Agreement" means that certain Amended and Restated Asset Purchase Agreement between FWW and Heartland dated effective October 4, 1995.

     2. AWS RELEASE. The AWS Parties release and forever discharge the FWW Parties from any and all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by the AWS Parties or any AWS Party, as applicable, against FWW or any FWW Party. It is intended that the claims and causes of action (collectively the "AWS Claims") released pursuant to this paragraph shall include those known, unknown, fixed or contingent. Provided, however, this Release is not intended to nor does it release any claims arising subsequent to the date hereof.

     3. FWW RELEASE. FWW and the Approving Partners release and forever discharge the AWS Parties from any and all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by FWW and the Approving Partners against AWS or any AWS Party. It is intended that the claims and causes of action (collectively the "FWW Claims") released pursuant to this paragraph shall include those known, unknown, fixed or contingent, and shall include, without limitation, the claims described in the Proxy Statement. Provided, however, this Release is not intended to nor does it release any claims arising subsequent to the date hereof.

     4. AWS REPRESENTATIONS. The AWS Parties each jointly and severally represent and warrant to the FWW Parties the following:

          (a) the execution and delivery of this Release has been duly authorized and approved by all appropriate parties and authorities and this Release is binding on and enforceable against the AWS Parties;

          (b) The AWS Parties have not transferred, assigned, encumbered or otherwise burdened any of the AWS Claims; and

          (c) The AWS Parties are the sole owners of the AWS Claims free and clear of all liens, security interests, rights or powers.

     5. FWW REPRESENTATIONS. FWW and the Approving Partners represent and warrant to the AWS Parties the following:

          (a) the execution and delivery of this Release has been duly authorized and approved by all appropriate parties and authorities and this Release is binding on and enforceable against FWW and the Approving Partners;

          (b) FWW and the Approving Partners have not transferred, assigned, encumbered or otherwise burdened any of the FWW Claims;

          (c) FWW and the Approving Partners, as applicable, are the sole owners of the FWW Claims free and clear of all liens, security interests, rights or powers; and

          (d) FWW and each Approving Partner has read and had the opportunity to discuss with legal counsel the effect of this Release and has received and read the Proxy Statement, including without limitation, the portions thereof describing certain claims that may be asserted by the FWW Parties which are included in this Release.

     6. LIMITATIONS; SURVIVAL. The remedy for the breach of any representation contained herein shall be limited strictly to a remedy against the party actually breaching the representation (meaning that, without limitation, FWW and each Approving Partner shall in no event be liable for the breach of any representation by any other party hereto). The representations contained herein shall survive for the period specified for statements, certifications, representations and warranties pursuant to Section 9.1 of the Purchase Agreement.

G

     7. APPLICABLE LAW. Except to the extent the laws of the United States are applicable, this Release shall be construed in accordance with the laws of the State of Texas. Any litigation involving the terms of this Release shall be brought in the appropriate state or United States Court in the State of Texas.

     8. COUNTERPARTS. This Release may be executed in one or more counterparts, each of which shall be deemed an original. Each FWW Party acknowledges that the approval of the transactions contemplated by the Purchase Agreement shall constitute each Approving Partner's agreement to be bound by and receive the benefits of this Release, and that the execution of any written document approving such transaction shall constitute the execution and approval of this Release. This Release may also be executed by facsimile signature.

     9. WAIVER. Each party hereto knowingly and voluntarily waives any and all provisions of any applicable law (including, without limitation, any statutes, common law, regulation or other legal requirement or concept) relating to this Release or limiting the scope or effect hereof, including, without limitation, the provisions of Section 1542 of the California Civil Code, which provides that "A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. . . . " Each party hereto acknowledges that this waiver is an essential and material term of this Release.

     Executed to be effective the      day of February, 1996.

                                            AWS PARTIES:

                                            AMERICAN WIRELESS SYSTEMS, INC.,
                                            a Delaware corporation

                                            By:
                                               -------------------------------
                                              Steven G. Johnson,
                                              President and Chief Executive
                                                Officer

                                            MICOM PRODUCTS, LTD., a Delaware
                                            limited liability company
                                             By:
                                                ------------------------------
                                             Name:
                                                  ----------------------------
                                             Title:
                                                   ---------------------------

                                            ----------------------------------
                                            Steven G. Johnson

                                            Additional AWS Parties:

                                            ----------------------------------
                                            Dexter A. Cohen

                                            ----------------------------------
                                            Jeffrey D. Howes

                                            ----------------------------------
                                            Kevin C. King

                                            FWW PARTIES:

                                            FORT WORTH WIRELESS CABLE T.V.
                                            ASSOCIATES, a California general
                                            partnership

                                            By:
                                              ----------------------------------
                                              Don McGee, Member of the Executive
                                              Committee of the Management
                                                Committee

                                            Approving Partners:

                                            ------------------------------------
                                            [signature on form of Consent
                                            shall constitute the execution
                                            hereof by such parties]

H
                                                                      APPENDIX H

                              FTW CLAIM ASSIGNMENT

                              ASSIGNMENT OF CLAIMS

     This Assignment of Claims ("Assignment") is executed to be effective the day of February, 1996, by FWW (as hereafter defined) and Heartland (as hereafter defined).

                                   RECITALS:

     Capitalized terms in these Recitals have the definitions set forth in paragraph 1. Heretofore, FWW and Heartland entered into the Purchase Agreement. A part of the consideration for the execution of the Purchase Agreement is the execution and delivery of this Assignment.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ASSIGNMENT

     1. DEFINITIONS. Capitalized terms have the definitions set forth in the provisions of this Assignment. The following terms shall have the indicated definitions or the meanings set forth in the indicated part of this Assignment:

          (a) "Additional AWS Party" means any of Dexter Cohen, Jeffrey Howes and/or Kevin C. King, if and only if such person(s) elects to execute the release contemplated in Paragraph 3.

          (b) "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or is a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Assignment, the term "Affiliate" of any party hereto shall not include AWS or its predecessors.

          (c) "Approving Partners" means the general partners of FWW voting (by consent, proxy or otherwise) for the approval of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Assignment), as further described in the Proxy Statement.

          (d) "Assumed Liabilities" has the meaning given in the Purchase Agreement.

          (e) "AWS" means American Wireless Systems, Inc., a Delaware corporation.

          (f) "AWS Parties" means (i) AWS, or its current officers, directors, or existing Affiliates in their capacity as such; (ii) Micom Products, Ltd., a Delaware limited liability company; (iii) Steven G. Johnson (both in his individual capacity and in his capacity as a party listed in (i) above and (iv) any Additional AWS Parties.

          (g) "Consent" means the written form of approval of the Approving Partners of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Assignment).

          (h) "FWW" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

          (i) "FWW Parties" means FWW, its general partners, present and former management committee members, agents, servants, employees, assigns, predecessors (including, without limitation, Wireless Cable T.V. Associates No. 34, a California general partnership, and the partners thereof), successors and legal representatives.

          (j) "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

          (k) "Person" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity.

          (l) "Proxy Statement" means the Proxy Statement/Prospectus and
     Disclosure Statement dated January   , 1996 relative to the proposed
     distribution of shares of common stock, $.001 par value per share of Heartland.

          (m) "Purchase Agreement" means that certain Amended and Restated Asset Purchase Agreement between FWW and Heartland dated effective October 4, 1995.

     2. ASSIGNMENT. Subject to the provisions and reservations contained in paragraph 3., FWW and the Approving Partners hereby assign, sell, transfer and deliver to Heartland all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by FWW and the Approving Partners against AWS or any AWS Party. It is intended that the claims and causes of action (collectively the "FWW Claims") assigned pursuant to this paragraph shall include those known, unknown, fixed or contingent, and shall include, without limitation, the claims described in the Proxy Statement. Provided, however, FWW and the Approving Partners are not assigning any claims arising subsequent to the date hereof.

     3. RESERVATIONS. The assignment in paragraph 2. is conditioned upon the receipt by FWW of a release from each of the AWS Parties releasing the FWW Parties from any and all causes of action, demands, rights and claims of any nature whatsoever, whether known or unknown, fixed or contingent, now or hereafter available to or owned by the AWS Parties against the FWW Parties. If any AWS Party fails to deliver such a release to FWW prior to or contemporaneously with the execution of this Assignment (a "Non-Releasing AWS Party"), FWW expressly reserves the right to assert the AWS Claims against any such Non-Releasing AWS Party, and FWW shall retain the AWS Claims as they relate to any Non-Releasing AWS Party. In addition, FWW reserves the right to assert the AWS Claims in any action or proceeding brought by any Person against any FWW Party and retains its interest in the AWS Claims to the extent necessary to assert the AWS Claims in any such action or proceeding.

     4. INDEMNIFICATION. Heartland agrees to indemnify, protect, defend and hold harmless FWW and each Approving Partner from and against any and all causes of action, damages, demands, lawsuits, judgments and expenses, including attorneys' fees, rights and claims of any nature, known or unknown, fixed or contingent, now or hereafter available to or owned by the AWS Parties or any AWS Party, as applicable, including but not limited to the Assumed Liabilities (collectively, the "AWS Claims"), against FWW or any Approving Partner. Provided, however, this indemnification is not intended nor does it cover any claims arising subsequent to the date hereof. In the event of the assertion of any AWS Claim against FWW or any Approving Partner, Heartland shall assume on behalf of FWW or such Approving Partner and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to FWW or such Approving Partner; provided, however, that FWW and the Approving Partner shall have the right, at their option, to be represented therein by advisory counsel of their own selection and at their own expense. In the event of failure by Heartland to fully perform in accordance with this indemnification provision, FWW or the applicable Approving Partner may, at their option, and without relieving Heartland of its obligations hereunder, may so perform, but all costs and expenses so incurred by FWW or the Approving Partner in that event shall be reimbursed by Heartland to FWW or the Approving Partner, together with interest on the same from the date any such expense was paid by FWW or the Approving Partner until reimbursed by Heartland, at the rate of interest provided to be paid on judgments under the laws of the State of Texas. The indemnification provided in this Paragraph 4 does not cover, and specifically excludes, any claims brought by a Non-Releasing AWS Party in the event that FWW has reserved its right to assert the FWW claims against such Non-Releasing AWS Party pursuant to Paragraph 3 hereof, and has not assigned the FWW claims to Heartland with regard to such Non-Releasing AWS Party.

     5. REPRESENTATIONS.

     (a) FWW and the Approving Partners represent and warrant to Heartland the following:

          (i) the execution and delivery of this Assignment has been duly authorized and approved by all appropriate parties and authorities and this Assignment is binding on and enforceable against FWW and the Approving Partners;

          (ii) FWW and the Approving Partners, as applicable, have not otherwise transferred, assigned, encumbered or otherwise burdened any of the FWW Claims; and

          (iii) FWW and the Approving Partners, as applicable, are the sole owners of the FWW Claims free and clear of all liens, security interests, rights or powers.

          (iv) FWW and each Approving Partner has read and had the opportunity to discuss with legal counsel the effect of this Assignment and has received and read the Proxy Statement, including without limitation, the portions thereof describing certain claims that may be asserted by FWW which are included in this Assignment.

     (b) The remedy for the breach of any representation contained herein shall be limited strictly to a remedy against the party actually breaching the representation, such that FWW and each Approving Partner shall in no event be liable for the breach of any representation by any other party hereto.

     (c) The representations contained herein shall survive for the period specified for statements, certifications, representations and warranties pursuant to Section 9.1 of the Purchase Agreement.

     6. APPLICABLE LAW. Except to the extent the laws of the United States are applicable, this Release shall be construed in accordance with the laws of the State of Texas. Any litigation involving the terms of this Release shall be brought in the appropriate state or United States Court in the State of Texas.

     7. WAIVER. Each party hereto knowingly and voluntarily waives any and all provisions of any applicable law (including, without limitation, any statutes, common law, regulation or other legal requirement or concept) relating to this Assignment or limiting the scope or effect hereof. Each party hereto acknowledges that this waiver is an essential and material term of this Assignment.

     Executed to be effective the      day of February, 1996.

                                            FORT WORTH WIRELESS CABLE T.V.
                                            ASSOCIATES, a California general
                                            partnership

                                            By:
                                              ----------------------------------
                                              Don McGee, Member of the Executive
                                              Committee of the Management
                                              Committee

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC., a Delaware
                                            corporation

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            Approving Partners:


                                            ------------------------------------
                                            [signature on form of Consent
                                            shall constitute the execution
                                            hereof by such parties]

I
                                                                      APPENDIX I

                              FTW LIQUIDATION PLAN

I

                       AGREEMENT AND PLAN OF LIQUIDATION
                                       OF
                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

     This Agreement and Plan of Liquidation of Fort Worth Wireless Cable T.V. Associates ("Plan") is made by Fort Worth Wireless Cable T.V. Associates, a California general partnership (the "Partnership") and provides for the complete winding up, liquidation, and dissolution of the Partnership by providing for the distribution to its partners (the "Partners") of the net proceeds of the Partnership (after paying or providing for all liabilities and expenses of the Partnership) to be realized from the sale of the Partnership's assets.

                                   RECITALS:

     A. The Partnership is a California general partnership formed as of July 1, 1992 pursuant to the Partnership Agreement of Fort Worth Wireless Cable T.V. Associates (the "Partnership Agreement"). The Partnership and American Wireless Systems, Inc. ("AWS") have heretofore been co-venturer's in the informal joint venture (the "Joint Venture") owning 100% of the wireless cable television assets that provide wireless cable television service in the metropolitan area of Fort Worth, Texas (the "Fort Worth System"). The Partnership has heretofore owned a 79.99% interest in the Joint Venture (the "Venture Interest").

     B. The Partnership has entered into the Amended and Restated Asset Purchase Agreement between the Partnership and Heartland Wireless Communications, Inc. ("Heartland") dated as of October 4, 1994 (the "Agreement") pursuant to which the Partnership agreed to sell and assign to Heartland substantially all of the assets ("Partnership Assets") of the Partnership (including its Venture Interest and certain claims the Partnership and Partners may have against AWS and AWS related parties) in exchange for the assumption by Heartland of up to $570,000 of certain known potential liabilities and certain contingent liabilities of the Partnership to AWS, and the issuance, for ultimate distribution to the Partners, and in part, for liquidation and satisfaction of obligations of the Partnership, of a number of shares of common stock of Heartland having an aggregate exchange value of Thirteen Million Three Hundred Thousand and No/100 Dollars ($13,300,000) (the "Purchase Price"). The Agreement also contemplates the liquidation and dissolution of the Partnership. The Agreement and this Plan are subject to approval of Partners representing at least two-thirds (66 2/3%) of the outstanding ownership units of the Partnership ("Partnership Units").

     C. Upon the sale and assignment of the Partnership Assets to Heartland, the Partnership shall not have any ongoing business activities, and the management committee of the Partnership (the "Management Committee") has determined that the best interests of the Partnership and the Partners would be served by the liquidation and dissolution of the Partnership and the winding up of its affairs pursuant to this Plan. By approval of the Agreement, the Partners approve, authorize, and consent to the voluntary liquidation and dissolution of the Partnership, and hereby direct that such liquidation and dissolution be effected as promptly as possible in accordance with this Plan (the "Liquidation").

                                 TERMS OF PLAN

     1. SALE OF PARTNERSHIP ASSETS AND TERMINATION OF BUSINESS. The Partnership shall consummate the sale of Partnership Assets as contemplated by the Agreement, and upon the closing of the sale, the Partnership shall not perform business activities except as required for winding up its affairs (including post-closing obligations of the Partnership under the Agreement), preserving the value of its assets, and distributing its assets in accordance with this Plan.

     2. RECEIPT OF THE ACQUISITION SHARES. Pursuant to the Agreement, Heartland shall deliver to Harris Trust Company of New York (the "Exchange Agent") the number of shares of common stock, $.001 par value per share, of Heartland (the "Acquisition Shares") equal to the Purchase Price divided by the an exchange price ("Exchange Price") calculated as the average closing price of the Heartland common stock as quoted on the NASDAQ National Market System over the ten day period ending on the fifth business day preceding the closing of the Agreement (provided that if such average closing price is in excess of $23.00 per share, the

Exchange Price shall be $23.00). The Exchange Agent is hereby authorized by the Partnership to receive delivery of the Acquisition Shares (for distribution in whole shares, but not fractional shares, to the Partners in accordance with this
Plan) (the "Distributable Shares") having an aggregate Exchange Price equal to the Purchase Price minus a number of such shares sold to yield proceeds to the Partnership in an amount equal to the sum of (i) Total Liquidated Liabilities, and (ii) the Contingency Reserve. The amount of the "Total Liquidated Liabilities" shall be the amount of the known liquidated liabilities of the Partnership (other than those assumed by the Buyer), including without limitation reimbursement by the Partnership to Management Committee members for expenses incurred by such members on behalf of the Partnership, accounting fees, legal fees, and all expenses incurred by the Partnership to consummate the sale of Partnership Assets to the Buyer. The Contingency Reserve shall be the amount of $350,000.00, which amount has been determined by the Management Committee as the sum that, as of the closing of the Agreement, should reasonably be retained by the Partnership to satisfy contingent or other future liabilities of the Partnership; provided, however, that in the event the Mutual Release (as such term is defined in the Agreement) is not obtained at Closing, the Contingency Reserve shall be $450,000.00. The Exchange Agent is also hereby authorized by the Partnership to receive delivery from Heartland of all remaining Acquisition Shares (for resale by the Partnership), the sale of which shares shall result in proceeds to the Partnership equal to the Total Liquidated Liabilities, the Contingency Reserve, and the value of Acquisition Shares excluded from Distributable Shares by virtue of being fractional shares not distributable to the Partners by the terms of the Agreement (collectively, the "Liquidated Shares").

     3. DISTRIBUTION OF DISTRIBUTABLE SHARES. The Partnership hereby instructs the Exchange Agent, on behalf of the Partnership, to distribute the Distributable Shares to the Partners based on the pro rata ownership of each Partner in the outstanding Partnership Units, as reflected on Exhibit A attached hereto. Provided, however, no fractional shares shall be issued in connection with the delivery of the Distributable Shares; instead, any fractional shares shall be added to other Liquidated Shares and proceeds thereof shall be distributed to the Partners along with any distributions (by or on behalf of the Partnership) of the proceeds of the Liquidated Shares.

     4. RESALE OF THE LIQUIDATED SHARES. The Partnership hereby instructs the Exchange Agent, on behalf of the Partnership, to resell the Liquidated Shares in the open market or in private transactions as instructed by the Liquidating Partner (defined below), and to pay from the proceeds thereof such amounts and to such persons or entities as instructed by the Liquidating Partner.

     5. UTILIZATION OF PROCEEDS OF LIQUIDATED SHARES. The Liquidating Partner shall, on behalf of the Partnership, pay and/or distribute (or cause the Exchange Agent to pay and/or distribute) Distributable Funds (defined below), if any, in the following order:

        (a) Payment of the Total Liquidated Liabilities (it being understood that the Exchange Agent and the Liquidating Partner shall cooperate so as to provide, to the extent possible, for funds available for payment of the Total Liquidated Liabilities upon the closing of sale of Partnership Assets under the Agreement).

        (b) Payment of any debts, liabilities, or obligations of the Partnership not satisfied by payment of the Total Liquidated Liabilities or provided for by establishment of the Contingency Reserve.

        (c) Distribution to each Partner of that portion of the proceeds of the sale of Liquidated Shares representing proceeds of fractional shares that would have been delivered to such Partner in the event fractional shares had been distributed by the Exchange Agent.

        (d) Distribution to the Partners in accordance with the Partnership Agreement (which requires that such amounts be first distributed to the Partners in proportion to, and to the extent of, their capital account; and next to the Partners in proportion to the number of Partnership Units owned by each).

     For purposes of this Plan, the term "Distributable Funds" shall refer to the net cash assets or cash equivalents of the Partnership reduced by the amount which, in the sole reasonable discretion of the Liquidating Partner, is necessary to provide a reasonable reserve for any future claims, expenses, or contingencies that may be incurred during the remainder of the Liquidation. To the extent all funds cannot be

I

distributed because of contingent liabilities of the Partnership, subsequent distributions of the Distributable Funds, if any, shall be made no less often than quarterly.

     6. TRANSFER OF UNDISTRIBUTED ASSETS TO LIQUIDATING PARTNER. The Distributable Shares shall be distributed by the Exchange Agent in accordance with the procedures set forth in the Exchange Agent Agreement between the Partnership, Heartland, and the Exchange Agent (the "Exchange Agreement"). On the date six (6) months following the closing of the Agreement, the Exchange Agent shall deliver to the Liquidating Partner all assets or other rights held by the Exchange Agent for the benefit of the Partnership or its Partners, including without limitation: (i) Distributable Shares held by the Exchange Agent as a result of any Partner's failure to comply with established procedures for receipt of his or her respective Distributable Shares or the inability to locate a Partner, (ii) undistributed dividends or other distributions paid to the Exchange Agent on the Acquisition Shares, (iii) remaining proceeds of the sale of Liquidated Shares, and (iv) Liquidated Shares, if any, not sold by the Exchange Agent (collectively, the "Undistributed Assets").

     At the sole option of the Liquidating Partner, the Liquidating Partner may (but is not required to) take reasonable steps during the Liquidation to attempt to locate Partners who have failed to provide an accurate mailing address to the Partnership; provided, however, any expenses directly incurred in attempting to locate a Partner shall offset any distributions otherwise payable to such Partner.

     7. COMPLETION OF LIQUIDATION BY THE LIQUIDATING PARTNER. After receipt of the Undistributed Assets but in no event later than completion of all other aspects of the Liquidation, the Liquidating Partner is authorized to and shall sell the Distributable Shares of each Partner that has not been located by the Partnership ("Unlocated Partner"). The proceeds of such sale(s), along with all other funds distributable to an Unlocated Partner shall be transferred by the Liquidating Partner on behalf of the Partnership to a state official, trustee, or other person authorized by law to receive distributions for the benefit of each Unlocated Partner as may be determined by the Liquidating Partner. Such proceeds shall thereafter be held solely for the benefit of and ultimate distribution to each respective Unlocated Partner entitled to receive same. In no event shall any of such proceeds revert to or become the property of the Partnership.

     In addition, in the event the Liquidating Partner receives as Undistributed Assets any Liquidated Shares from the Exchange Agent (as the result of the Exchange Agent being previously unable to sell such shares for the benefit of the Partnership on acceptable terms), the Liquidating Partner shall sell such shares on behalf of the Partnership. After receipt of the Undistributed Assets and sale of any remaining Liquidated Shares, the Liquidating Partner shall take any and all other actions as may be reasonably necessary to promptly resolve any matters with respect to which any portion of the Contingency Reserve is being held. Upon resolution of all such matters, the Liquidation shall be deemed complete.

     8. ALLOCATION OF INCOME AND/OR LOSS. Net Income and net loss of the Partnership as a result of the sale of the Partnership's Assets, and following the date of adoption of this Plan, shall be determined and allocated to the Partners' capital accounts in accordance with the terms of the Partnership Agreement.

     9. PROVISIONS FOR LIQUIDATING PARTNER. The terms and provisions of this Plan shall be carried out by the Partnership by and through a liquidating partner (the "Liquidating Partner"). Until a successor is duly selected by the Management Committee, BD2, Inc., a Texas corporation, shall serve as Liquidating Partner. The Liquidating Partner and the Partnership agree to the following:

        (a) The Liquidating Partner shall receive compensation for its services hereunder as may be provided for in the Partnership Agreement, if any, and shall serve without bond.

        (b) The Liquidating Partner shall not be personally liable (and shall be fully indemnified by the Partnership) for any assessments, charges, or damages, or for any obligations in carrying out or effectuating the purposes of this Plan; provided, however, that nothing shall relieve the Liquidating Partner from liabilities arising out of his own willful misconduct, bad faith, or gross negligence.

        (c) The Liquidating Partner shall not be responsible in any manner whatsoever for the validity or sufficiency of this Plan.

        (d) The Liquidating Partner is entitled to act upon any paper or document believed by him to be genuine.

        (e) The Liquidating Partner may retain and consult with legal counsel, accountants, and other appropriate professionals, and any act or failure to act done or omitted in good faith in accordance with the opinion of any such person shall create no liability on the part of the Liquidating Partner. The Liquidating Partner may pay reasonable compensation to such persons for services rendered.

        (f) The Liquidating Partner shall not be liable for any acts or omissions of any agents or attorneys elected or appointed by or acting for him or the Partnership.

        (g) The Liquidating Partner shall keep, or cause to be kept, (at the Partnership's expense) just, true, and, correct books of account, which shall reflect all of the receipts and disbursements of the accounts of the Partnership in connection with the Liquidation.

     10. POWERS OF LIQUIDATING PARTNER. The Liquidating Partner shall have the following powers:

        (a) To act on behalf of the Partnership after the closing of the sale of the Partnership Assets under the Agreement as regards any decision, authorization, or action required or contemplated under the Agreement or Exchange Agreement, which includes without limitation, authority to ask for and receive Undistributed Assets from the Exchange Agent.

        (b) To invest amounts received by the Partnership pending distribution, but such investment powers shall be limited to powers to invest in fully insured demand and time deposits in banks and savings institutions, or the highest grade of temporary investments such as short-term certificates of deposit or treasury bills.

        (c) To pay proper expenses of the Partnership, including without limitation the reasonable and necessary expenses incurred in completing the Liquidation.

        (d) Sell, and hold the proceeds of the sale of, in accordance with the terms of this Plan, any Distributable Shares not properly claimed by a Partner.

        (e) Maintain financial and other records, at the Partnership's expense, of the Liquidation.

        (f) Cause to be prepared and filed, and execute on behalf of the Partnership, all appropriate tax returns, reports, or filings required of the Partnership.

        (f) Generally, to do everything necessary or advisable in order to carry out the purposes of this Plan.

     11. RESIGNATION OR REMOVAL OF THE LIQUIDATING PARTNER. The Liquidating Partner may resign at any time by delivering to the other members of the Management Committee a written resignation, in which event the resignation shall take effect immediately. The Liquidating Partner may be removed upon a finding by the other members of the Management Committee that the Liquidating Partner has failed to carry out the responsibilities of his position as set forth herein. Upon the death, dissolution, bankruptcy, resignation, removal, or inability to act as Liquidating Partner, the remaining members of the Management Committee shall promptly select a replacement to fill the vacancy of the Liquidating Partner.

I

     12. TERMINATION OF POSITION. The position of Liquidating Partner shall continue only so long as reasonably necessary to complete the Liquidation under this Plan. Upon completion of the Liquidation, the Liquidating Partner shall thereupon be fully released and discharged and his duties shall cease.

Dated             , 1996

                                            FORT WORTH WIRELESS CABLE T.V.
                                              ASSOCIATES,
                                            a California general partnership

                                            By:
                                               -------------------------------
                                               Donald McGee, Co-Chairman,
                                               Management Committee

Accepted and Agreed to as Liquidating Partner

BD2, Inc., a Texas corporation

By:
    ---------------------------
    Donald McGee, President

J
                                                                      APPENDIX J

               INFORMATION CONCERNING THE MINNEAPOLIS PARTNERSHIP

J

                               TABLE OF CONTENTS

Business of Minneapolis Partnership...................................................  J-1
Minneapolis Partnership -- Selected Financial Information.............................  J-2
Minneapolis Partnership -- Management's Discussion and Analysis of Financial Condition
  and Results of Operations...........................................................  J-3
Market For and Distributions on Minneapolis Partnership Interests.....................  J-5
General Partnership Interests of Certain Persons and Management.......................  J-6
Comparison of Rights of Equity Holders of Heartland and Minneapolis Partnership.......  J-6

J

                      BUSINESS OF MINNEAPOLIS PARTNERSHIP

     Description of Minneapolis Partnership. Wireless Cable TV Associates #38, a California general partnership (the "Minneapolis Partnership") was formed for the purpose of acquiring a 75% interest in the assets compromising the wireless cable television system in Minneapolis, Minnesota. The remaining 25% interest in the assets was retained by AWS.

     In January 1993, the Minneapolis Partnership contributed its 75% interest in the assets used in the wireless cable television system in Minneapolis, Minnesota to a limited liability company, American Wireless System of Minneapolis LLC (the "Minneapolis LLC") in return for a 75% membership interest.

     Simultaneously, AWS contributed its 25% interest in the asset in return for a 25% interest in the Minneapolis, LLC. AWS was elected as Chief Manager. The Minneapolis LLC entered into a Management Agreement with AWS for the management of the wireless cable system.

     By the summer of 1993, it became apparent to the Minneapolis Committee that the Minneapolis Partnership, and the Minneapolis LLC, did not have sufficient capital to meet the LLC's operating expenses and increase the Minneapolis LLC's subscriber base. Moreover, without a significant increase in its subscriber base, the Minneapolis Committee determined that near term profitability was unlikely. (See "The Minneapolis Transaction and Background of Minneapolis Transaction").

     Since the formation of the Minneapolis LLC and the contribution of the Minneapolis Partnership of its 75% interest in the assets to the Minneapolis LLC, the Minneapolis Partnership has neither owned directly any of the assets used in the operation of the wireless cable system, nor directly conducted the business of the operation of the wireless cable system in Minneapolis, Minnesota.

     Description of the Minneapolis LLC. The Minneapolis LLC was formed under the name American Wireless System of Minneapolis, LLC. The members are the Minneapolis Partnership which currently holds a 75% membership interest and AWS which holds a 25% membership interest. The LLC owns and operates the wireless cable system in the Minneapolis/St. Paul Minnesota metropolitan area. (For a description of the wireless cable television industry and the wireless cable television service provided by the Minneapolis LLC, see "Information Concerning AWS -- Business of AWS".)

     Employees. As of January 12, 1996, the Minneapolis Partnership has (and has previously had) no full-time employees. During that time, the Minneapolis Partnership has not paid any compensation to any of the 9 members of the Minneapolis Committee, although such persons have effectively worked part-time for the Minneapolis Partnership. Of the 9 original members of the management committee, two have resigned, leaving 7 remaining members. The members of the Management Committee devote 10% or less of their time to the Minneapolis Partnership's business. The Minneapolis Partnership has reimbursed the expenses of the members of the Management Committee in connection with their attendance at meetings and incidental expenses as well as the expenses of certain Minneapolis Partnership partners participating in management committee meetings at the request of the management committee.

     Properties. The Minneapolis Partnership does not itself own or lease any real property. However, as discussed herein (see "Information Concerning
AWS -- Business of AWS"), the Minneapolis Partnership owns a 75% interest in the Minneapolis LLC. The Minneapolis LLC leases various facilities in Egan, Minnesota, a suburb of Minneapolis, Minnesota, including office and warehouse space, transmission sites and tower sites.

     Legal Proceedings. The Minneapolis Partnership is not a party to, and none of the Minneapolis Partnership's property is subject to any pending legal proceedings. However, the failure of the Minneapolis Partnership to resolve (through litigation, arbitration, settlement or otherwise), certain potential claims that the Minneapolis Partnership may have against AWS could have a materially adverse effect on the Minneapolis Partnership's business, result of operations and financial condition. (See "The Minneapolis
Transaction -- Minneapolis Claims".)

                            MINNEAPOLIS PARTNERSHIP

                         SELECTED FINANCIAL INFORMATION

     The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994 were derived from the consolidated financial statements of Minneapolis Partnership, which were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of Minneapolis Partnership, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of Minneapolis Partnership, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Minneapolis Partnership contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

                                                PERIOD FROM
                                                FEBRUARY 28,
                                                    1992
                                                (INCEPTION)             YEAR ENDED                 NINE MONTHS ENDED
                                                     TO                DECEMBER 31,                  SEPTEMBER 30,
                                                DECEMBER 31,     -------------------------     -------------------------
                                                    1992            1993           1994           1994           1995
                                                ------------     ----------     ----------     ----------     ----------
Statement of Operations Data:
  Revenues....................................   $   23,694      $  272,152     $   535,046    $   329,757    $   740,595
                                                 ----------      ----------     -----------    -----------    -----------
  Operating expenses:
    Systems operations........................       62,053         690,835       1,187,795        826,474      1,092,248
    Selling, general and administrative.......       26,683         514,653         463,156        275,871        373,069
    Depreciation and amortization.............        6,158         738,860         977,471        719,045        799,154
                                                 ----------      ----------     -----------    -----------    -----------
        Total operating expenses..............       94,894       1,944,348       2,628,422      1,821,390      2,264,471
                                                 ----------      ----------     -----------    -----------    -----------
  Operating loss..............................      (71,200)     (1,672,196)     (2,093,376)    (1,491,633)    (1,523,876)
  Interest expense, net.......................           --              --             --              --             --
  Minority interests in losses................        8,764         127,217         138,155        102,488         90,628
                                                 ----------      ----------     -----------    -----------    -----------
        Net loss..............................   $  (62,436)    $(1,544,979)    $(1,955,221)   $(1,389,145)   $(1,433,248)
                                                 ==========     ===========     ===========    ===========    ===========
Other Financial Data:
  EBITDA(1)...................................   $  (65,042)    $  (933,336)    $(1,115,905)   $  (772,588)   $  (724,722)
  Capital expenditures(2).....................   $5,983,256     $ 1,214,519     $   520,967    $   334,408    $   203,093

                                                                               DECEMBER 31,                   SEPTEMBER
                                                                  --------------------------------------         30,
                                                                     1992          1993          1994            1995
                                                                  ----------     ---------     ---------     ------------
Balance Sheet Data:
  Cash and cash equivalents....................                   $1,400,263     $ 167,897     $ 620,058      $  177,941
  Total assets.................................                    8,220,286     7,391,740     7,425,224       6,484,576
  Long-term debt, including current portion....                           --        26,287     2,016,692       2,578,562
  Total partners' equity.......................                    7,396,646     6,772,243     4,817,022       3,383,774

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from February 28, 1992 (inception) to December 31, 1992 were comprised of $428,269 for purchase of systems and equipment and $5,554,987 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of $35,938 for purchase of systems and equipment and $1,178,581 for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $520,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $334,408 for purchase of systems and equipment and $-0- of expenditures for leased licenses; for the nine months ended September 30, 1995 were comprised of $203,093 for purchase of systems and equipment and $-0- of expenditures for leased licenses.

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       MINNEAPOLIS PARTNERSHIP -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Minneapolis Partnership owns as its principal asset a 75% membership interest in the Minneapolis LLC, which owns and operates a wireless cable system in Minneapolis, Minnesota. The Minneapolis system was launched in March 1993 and, as of November 30, 1995, served approximately 2,740 subscribers.

     The wireless cable business is a capital intensive business and to date Minneapolis LLC has been financed through capital contributed by the partners of Minneapolis Partnership and various loans. Initially, significant capital is required to acquire the rights to wireless cable channels, construct the headend facility, co-locate the channels and fund negative cash flow until the system is able to install a sufficient number of subscribers to fund its operating expenses. After operations have been launched, the estimated incremental cost per subscriber is approximately $530 (assuming one-half of the subscribers order additional outlets which require additional equipment and labor). Minneapolis Partnership does not expect its system to provide positive cash flow unless significant additional capital can be obtained.

     Minneapolis Partnership will require additional financing in the first quarter of 1996 to fund its operating expenses. However, Minneapolis Partnership anticipates that the sale of its assets to Heartland Wireless Communications, Inc. ("Heartland") will be consummated prior to the close of the first quarter of 1996, thereby eliminating the Minneapolis Partnership's need to fund future operating and development expenses. Under the terms of the Minneapolis Agreement, it is anticipated that the Minneapolis Partnership will receive shares of Heartland common stock having an aggregate exchange value of $18.5 million (assuming $500,000 of additional subscribers consideration), subject to adjustments in certain events. If the Heartland transaction is not consummated, the Minneapolis Partnership will pursue other financing options including the sale of its interest in the Minneapolis LLC.

     Pursuant to the Minneapolis LLC organizational agreement, the Minneapolis Partnership is required to contribute all of the financing required by the system. Pursuant to the management agreement the Minneapolis Partnership's joint venture partner, American Wireless System, Inc. ("AWS") serves as the manager of the Minneapolis LLC. Minneapolis Partnership borrowed $2,000,000 from AWS to fund the Minneapolis LLC. These funds allowed the Minneapolis LLC to install approximately 2,700 subscribers. In May 1995, the Minneapolis LLC obtained a loan of $550,000 from Tsunami Capital Corp. ("Tsunami"). In October 1995, Minneapolis obtained a loan commitment of up to $1,575,000 from Heartland, of which $575,000 was used to repay the Tsunami loan. The system will require additional funding in the first quarter of 1996 to continue adding subscribers. If the Minneapolis transaction is not consummated, the Minneapolis Partnership will be required to obtain additional financing.

RESULTS OF OPERATIONS

     Years Ended December 31, 1994 and December 31, 1993. The Minneapolis Partnership's assets consist of its 75% membership's interest in the Minneapolis LLC and cash. The Minneapolis LLC began adding subscribers in March 1993. Minneapolis LLC continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. In April 1994, the Minneapolis Partnership borrowed $2,000,000 from AWS. The Minneapolis Partnership contributed these loan proceeds to the Minneapolis LLC to fund operating expenses and subscriber growth. This loan carries an interest rate of 8% per annum and is due in full on February 26, 1996. In the event this loan is not repaid when due, AWS will receive an additional equity interest in the Minneapolis LLC of approximately 10%. The Partnership had approximately $535,000 in revenue during 1994 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the addition of approximately 1900 subscribers in 1994. Operating expenses in 1994 were approximately $1,651,000 and approximately $1,205,000 in 1993. The increase was due to the addition of approximately 900 more subscribers in 1994 as compared to 1993. Depreciation expense increased to approximately $977,000 in 1994 from approximately $739,000 in 1993. The increase was due to the addition of subscriber, headend, and office equipment. The Minneapolis Partnership's net loss was approximately $1,955,000 in 1994 and approximately $1,545,000 in 1993. The change was due to the re-launch of the system in April 1994 and the addition of 900 more subscribers in 1994 as compared to 1993. The Minneapolis

Partnership's share of those losses was approximately $1,910,000 in 1994 and $1,489,000 in 1993. The Minneapolis Partnership's allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, the Minneapolis Partnership's allocated share of the losses on a percentage basis is more than its beneficial interest.

     Year Ended December 31, 1993 and December 31, 1992. The Minneapolis LLC began adding subscribers in March 1993. The joint venture continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. The Minneapolis LLC had approximately $10,000 in revenue during 1992 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the launch of the system and the addition of approximately 950 subscribers in 1993. Operating expenses in 1992 were approximately $89,000 and approximately $1,205,000 in 1993. The increase was due to the launch of the system in 1993. Depreciation expense increased from approximately $6,000 in 1992 to approximately $739,000 in 1993 due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $71,000 in 1992 and approximately $1,672,000 in 1993. The change was due to the launch of the system in 1993. The Minneapolis Partnership's share of these losses was $62,436 and $1,544,979 in 1992 and 1993, respectively. The Minneapolis Partnership's allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, the Minneapolis Partnership's allocated share of losses on a percentage basis is more than its beneficial interest.

     Nine Months Ended September 30, 1995 and September 30, 1994. In April 1995, the Minneapolis LLC's operating funds were nearly depleted. The Minneapolis LLC obtained a loan of $550,000 in May 1995 from Tsunami to fund the installation of subscribers and operating overhead. In connection with the proposed Heartland transaction, the Minneapolis LLC received a loan commitment of up to $1,575,000 in October 1995, of which $575,000 was used to repay Tsunami and the remaining $1,000,000 will be used to fund subscriber growth.

     The Minneapolis Partnership had approximately $741,000 in revenue for the nine months ended September 30, 1995 as compared to approximately $330,000 in revenue for the nine months ended September 30, 1994. The increase of approximately $411,000 is due to an increase of approximately 1,260 subscribers to the subscriber base. Operating expenses were approximately $1,465,000 for the nine months ended September 30, 1995 and $1,102,000 for the nine months ended September 30, 1994. The increase of approximately $363,000 is due to the expense attributed to the addition of approximately 960 more subscribers for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. Depreciation expense increased to approximately $799,000 for the nine months ended September 30, 1995 as compared to approximately $719,000 for the nine months ended September 30, 1994. The increase was due to the addition of subscriber, headend and office equipment. Minneapolis Partnership's net loss was approximately $1,433,000 for the nine months ended September 30, 1995 as compared to $1,389,000 for the nine months ended September 30, 1994. The change was due to the addition of approximately 960 more subscribers over the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. The Minneapolis Partnership's share of these losses was approximately $1,415,000 for the nine months ended September 30, 1995 and $1,388,000 for the nine months ended September 30, 1994.

INCOME TAXES

     The Minneapolis Partnership does not have income tax liability or benefit due to the fact that all tax attributes of the Minneapolis Partnership are passed through to its partners.

LIQUIDITY AND CAPITAL RESOURCES

     The Minneapolis System is in the early stages of operation. Its focus since March 1993 has been to add subscribers to the system. The Minneapolis LLC is currently operating at a negative cash flow level. The Minneapolis Partnership has limited financial resources, has incurred losses since inception and expects to incur additional losses. For the years ended December 31, 1993 and December 31, 1994, the Minneapolis Partnership had net losses from operations of $1,544,979 and $1,955,221, respectively. Because the Minneapolis System is still in the early operating stage, the Minneapolis Partnership anticipates that it will depend on

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external financing to develop the Minneapolis LLC system and continue to incur losses. As a result, in their independent public accountants reports for years ended December 31, 1993 and December 31, 1994, there was an explanatory paragraph that described factors raising substantial doubt about the Minneapolis Partnership's ability to continue as a going concern.

     In November 1992, the Minneapolis Partnership under the terms of its partnership agreement raised $2,095,658 from its partners to begin operations of the system. In April 1994, the Minneapolis Partnership borrowed $2,000,000 from AWS its joint venture partner to fund additional development of the system. The loan carries an interest rate of 8% per annum, is collateralized by 10% of the Minneapolis LLC and is due February 28, 1996. The Minneapolis LLC borrowed $550,000 from Tsunami to fund operations of the system. The loan was made by Tsunami in anticipation of a merger, the loan carried an interest rate of 12% and was due December 31, 1995. The note was repaid in October 1995 with the proceeds of the loan from Heartland.

     In October 1995, the Minneapolis Partnership signed a contract to sell its interest in Minneapolis LLC to Heartland. The Minneapolis Agreement allows Heartland to purchase all right, title and interest in and to the Minneapolis LLC that the Minneapolis Partnership owns. In connection with this agreement Heartland has agreed to assume certain liabilities associated with the wireless assets.

     If the Minneapolis Transaction is consummated, the Minneapolis Partnership will retain shares with an estimated exchange value of $1.5 million (or $721.50 per Minneapolis Unit) to wind down operations and pay certain known and contingent liabilities. The remainder of the sales proceeds from the Minneapolis Transaction, with an estimated exchange value of $17 million (or $8,177 per Minneapolis Unit) will be distributed to the Minneapolis Partners. The known and contingent liabilities include the following: repayment of the Heartland Loan; payment of certain Heartland Claims in amounts that may aggregate to no more than $1,000,000; legal fees for the representation in the Minneapolis Transaction and for completion of the Plan of Liquidation; accounting fees for preparation of the Minneapolis Partnership federal and state income tax returns for 1995 and 1996.

     The Minneapolis Partnership does not currently have sufficient financing to develop its wireless cable system to the point were it can generate positive cash flow. If additional financing is not obtained to continue the development of its wireless cable system or if the proposed Minneapolis asset purchase transaction is not consummated as detailed above, the Minneapolis Partnership's assets and current operating activities could be materially adversely affected.

       MARKET FOR AND DISTRIBUTIONS ON MINNEAPOLIS PARTNERSHIP INTERESTS

     There is no market or market price for the interests held by the Minneapolis Partners in the Minneapolis Partnership. To the contrary, no Minneapolis Partner may transfer his, her or its interest in the Minneapolis Partnership, except in accordance with the specific provisions of the Minneapolis Partnership Agreement.

     As of December 31, 1995, there were approximately 742 Minneapolis Partners. As of that date, each member of the Minneapolis Committee owned less than one percent (1%) of the outstanding general partnership interests in the Minneapolis Partnership, although the members of the Minneapolis Committee as a group (7 persons) beneficially own approximately one and one-half percent (1 1/2%) of the outstanding general partnership interests in the Minneapolis Partnership. Upon effectuating the Minneapolis Transaction pro forma based on current ownership of general partnership interests in the Minneapolis Partnership, each Minneapolis Partner would own less than one percent (1%) of the outstanding shares of Heartland Common Stock.

     The Minneapolis Partnership has never made any distributions to Minneapolis Partners in respect of the general partnership interests in the Minneapolis Partnership.

        GENERAL PARTNERSHIP INTERESTS OF CERTAIN PERSONS AND MANAGEMENT

     As of December 31, 1995, no member of the Minneapolis Committee owned more than one (1%) of the general partnership interests in the Minneapolis Partnership; however, the Minneapolis Committee as a group (7 persons) held approximately one and one-half percent (1 1/2%) of the general partnership interests therein. As of December 31, 1995, no Minneapolis Partner beneficially owned more than one percent (1%) of the general partnership interests therein.

                   COMPARISON OF RIGHTS OF EQUITY HOLDERS OF
                     HEARTLAND AND MINNEAPOLIS PARTNERSHIP

     The rights of the Minneapolis Partners in the Minneapolis Partnership are governed by the UPA. Upon the tender and acceptance of their shares of Heartland Common Stock and the consummation of the Minneapolis Agreement, the former Minneapolis Partners will become stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of a Delaware corporation, their rights will differ in certain respects from those of a holder of a partnership interest in a California general partnership. Their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of the Minneapolis Partners and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the UPA, the Heartland Certificate, the Heartland Bylaws and the Agreement of General Partnership of the Minneapolis Partnership (the "Minneapolis Partnership Agreement").

GENERALLY

     The Minneapolis Partnership is not an incorporated entity, but a general partnership organized pursuant to the UPA. Unless a creditor otherwise agrees, each Minneapolis Partner is liable, jointly and severally, for the debts and obligations of the Minneapolis Partnership. The Minneapolis Partnership Agreement does not state a period of duration for the partnership, but instead provides that dissolution of the Minneapolis Partnership shall occur upon the earliest of (i) the failure of the partnership to maintain its licenses or other channel rights as contemplated in the Minneapolis Partnership Agreement; (ii) the termination of the license or other lease rights relating to alternative channels; (iii) the election, by a majority vote of the partners, to terminate the partnership; or (iv) the partnership does not hold any interest, whether as owner, secured creditor or otherwise, in the license. The Minneapolis Partnership is structured whereby proprietary interests in the partnership are acquired in units, (a "Minneapolis Unit"). As of December 31, 1995, 2,079 Minneapolis Units were outstanding and each Minneapolis Partner owned less than 1% of the outstanding Minneapolis Units.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Preferred Stock have been issued. Stockholders of Heartland are generally not responsible for its debts and obligations.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

     Pursuant to the UPA, a California general partnership may be merged into
(i) another general partnership; (ii) a limited partnership; or (iii) a limited liability company, provided that the merger is specifically permitted by the general partnership agreement and was approved by at least a majority in interest in profits from current operations of all general partners. The Minneapolis Partnership Agreement provides that no partner shall sell, convey, assign, or encumber all or a portion of its Minneapolis Units, unless the

J

partner first offers the Minneapolis Units to the partnership. Furthermore, no assignee shall have the right to become a partner in place of the assignor unless (i) a duly executed and acknowledged written instrument of assignment has been filed with the partnership; (ii) the assignee has executed a written acceptance and adoption of the provisions of the Minneapolis Partnership Agreement; and (iii) the transfer complies with all federal and state securities and FCC laws.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland will not receive dissenters or appraisal rights in connection with the Transactions. Neither the UPA nor the Minneapolis Partnership Agreement have any provisions which give the Minneapolis Partners dissenters or appraisal rights.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

     Neither the UPA nor the Minneapolis Partnership Agreement have any provisions similar to that of Section 203 of the DGCL.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR PARTNERSHIP AGREEMENT

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     A California general partnership is not required to file any organizational documents with the Secretary of State's office. As a result, no provision exists under either the UPA or the Minneapolis Agreement to amend such a document.

AMENDMENTS TO BYLAWS OR PARTNERSHIP AGREEMENT

     Under the DGCL, the power to adopt, alter and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the Board of Directors. The Heartland Certificate vests in its Board of Directors the power to adopt, amend or repeal Bylaws.

     The UPA does not provide any provisions relating to amendments to a partnership agreement. Pursuant to the Minneapolis Partnership Agreement, an amendment to the Minneapolis Partnership Agreement requires the consent of a majority of the Units. In addition, the Minneapolis Partnership Agreement may not be amended without the consent of the partner(s) to be adversely affected by the amendment to (i) alter the interest of a partner in income, gain, losses, deductions, credits and distributions; (ii) increase, add or alter any obligation of any partner; (iii) affect the status of the partnership as a partnership for federal income tax purposes; or (iv) alter any provisions in the Minneapolis Partnership Agreement regarding allocation of profits and losses, distributions to partners and power, duties and restrictions of the partners.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Heartland Certificate does not provide for preemptive rights.

     Neither the UPA nor the Minneapolis Partnership Agreement have any provisions relating to the preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide additional requirements regarding the distribution of dividends.

     Pursuant to the Minneapolis Partnership Agreement, distributions of distributable cash (any excess of total cash received by the partnership after reasonable working capital requirements are met) shall be made

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quarterly no later than thirty (30) days after the end of the fiscal quarter. Distributions are to be distributed to the partners in the following order and priority: (i) first, to the partners in proportion to and the extent of their adjusted capital contribution; and (ii) thereafter, the balance, if any, to the partners in proportion to the number of Minneapolis Units owned by each.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy. Neither the UPA nor the Minneapolis Partnership Agreement make any provisions for the execution or use of proxies by the partners of a California general partnership.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     The UPA provides that all partners have equal rights in the management and conduct of the partnership business. Pursuant to the Minneapolis Partnership Agreement, each Minneapolis Partner has the absolute right to participate in the management and control of the Minneapolis Partnership and the partnership business in proportion to the number of Minneapolis Units owned by such partner. Each Minneapolis Partner shall have one (1) vote for each Minneapolis Unit owned and all voting shall require a majority vote of a quorum (meaning a majority of Minneapolis Units). Minneapolis Partners vote on election of Minneapolis Partners to serve on the management committee, which committee shall devote such time to the Minneapolis Partnership business as shall be necessary to efficiently and prudently manage the business of the Minneapolis Partnership. The management committee may not, without prior written consent of a majority of the partners (i) sell, transfer or otherwise dispose of the partnership's license; (ii) dissolve the partnership, except as specifically provided in the Minneapolis Partnership Agreement; (iii) change the nature of the partnership business; (iv) continue the partnership after expiration of its term; (v) do any act which would make it impossible to carry on the ordinary business of the partnership; (vi) confess a judgment against the partnership; (vii) do any act in contravention of the Minneapolis Partnership Agreement; or (viii) execute or deliver any assignment for the benefit of the creditors of the partnership.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of the Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     Neither the UPA nor the Minneapolis Partnership Agreement make any provisions regarding special meetings.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Heartland Certificate does not provide for cumulative voting for the election of directors.

     Neither the UPA nor the Minneapolis Partnership Agreement make any provisions for cumulative voting.

NUMBER AND ELECTION OF DIRECTORS/MANAGERS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Heartland Certificate does not fix the number of directors.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Heartland has not established a classified board of directors.

     The UPA makes no provision for the number or election of managers. Pursuant to the Minneapolis Partnership Agreement, the Minneapolis Partners have elected a management committee to manage the business affairs of the Minneapolis Partnership.

REMOVAL OF DIRECTORS/MANAGERS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed with or without cause, at any time by vote at an election of directors or by written consent of the stockholders.

     The UPA makes no provision for the removal of directors. The Minneapolis Partnership Agreement provides that the other partners shall have the right to replace any or all members of the management committee and to assume the duties of the management committee upon the written vote of the majority of the Units.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Heartland Certificate does not provide additional requirements regarding vacancies on its Board of Directors.

     Neither the UPA nor the Minneapolis Partnership Agreement make any provisions regarding vacancies.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Under the UPA, a partnership must indemnify every partner with respect to payments made and personal liabilities reasonably incurred by a partner in the ordinary and proper conduct of the partnership business, or for the preservation of the partnership business or property. Pursuant to the Minneapolis Partnership Agreement, the partnership shall indemnify each partner, any employee or agent of each partner, and any partnership, employee or agent, against any loss or threat of loss as a result of any claim or legal proceeding related to the performance or nonperformance of any act concerning the activities of the partnership so long as any party against whom the claim is made is not guilty of fraud, gross negligence or bad faith in such performance or nonperformance. The indemnification provided shall include payment of reasonable attorneys' fees or other expenses incurred in settling any claim or threatened action or incurred in any finally adjudicated legal proceeding, and the removal of any liens affecting any property of the indemnitee shall be made from the assets of the partnership. All judgments against the partnership and a partner, wherein a partner (including any employee, partner, officer and/or director of a partner or its partners) is entitled to indemnification, must first be satisfied from partnership assets before the partner is responsible for these obligations.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate contains a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

     Under the UPA, all partners are jointly and severally liable for everything chargeable to the partnership regarding (i) a partner's wrongful act or omission when acting in the ordinary course of the business of the partnership or with the authority of the co-partners; and (ii) a partner's breach of trust to a third party. All partners are jointly liable for all other debts and obligations of the partnership. Pursuant to the Minneapolis Partnership Agreement, no partner shall be liable to the other partners for any act or omission provided the partner is not guilty of fraud, gross negligence or bad faith in such performance or failure.

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                                                                      APPENDIX K

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

K

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 4, 1995

                                    BETWEEN

                      WIRELESS CABLE TV ASSOCIATES NO. 38

                                   AS SELLER

                                      AND

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                    AS BUYER

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                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1. CLOSING; EXCHANGE..........................................................   K-1
   1.1       Closing, Closing Time, Date and Place....................................   K-1
   1.2       Transfer of LLC Interest; Assignment of AWS Claims.......................   K-1
   1.3       Consideration............................................................   K-2
   1.4       Liquidation of Seller; Distribution of Distributable Shares..............   K-2
   1.5       Distribution Procedures..................................................   K-2
   1.6       Registration of Acquisition Shares.......................................   K-3
   1.7       Dividends; Transfer Taxes................................................   K-3
   1.8       Return of Exchange Fund..................................................   K-3
   1.9       Further Assurances.......................................................   K-3
   1.10      Extension of Closing Date................................................   K-3
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER...................................   K-4
   2.1       Organization; Doing Business.............................................   K-4
   2.2       Outstanding Rights.......................................................   K-4
   2.3       Authority; Enforceability; Non-Contravention.............................   K-4
   2.4       Financial Statements.....................................................   K-4
   2.5       Property.................................................................   K-5
   2.6       Receivables..............................................................   K-5
   2.7       Contracts................................................................   K-5
   2.8       FCC Matters..............................................................   K-6
   2.9       Insurance................................................................   K-7
   2.10      Litigation...............................................................   K-7
   2.11      Governmental Permits.....................................................   K-7
   2.12      Compliance With Laws.....................................................   K-7
   2.13      Environmental Matters....................................................   K-7
   2.14      Intellectual Property....................................................   K-7
   2.15      Taxes and Fees...........................................................   K-8
   2.16      Liens....................................................................   K-8
   2.17      Regulatory Compliance....................................................   K-8
   2.18      Interference.............................................................   K-8
   2.19      Employees; Benefit Plans.................................................   K-8
   2.20      Finder's Fees............................................................   K-9
   2.21      Programming Agreements...................................................   K-9
   2.22      Further Representation...................................................   K-9
   2.23      Certain Activities.......................................................   K-9
   2.24      Partnership Books and Records............................................   K-9
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND................................   K-9
   3.1       Organization and Good Standing...........................................   K-9
   3.2       Authority; Enforceability; Non-Contravention.............................   K-9
   3.3       Litigation...............................................................   K-9
   3.4       Consents and Approvals...................................................   K-9
   3.5       Capitalization...........................................................  K-10
   3.6       Financial Statements.....................................................  K-10
   3.7       SEC Filings..............................................................  K-10
ARTICLE 4. COVENANTS OF SELLER........................................................  K-10
   4.1       Operation Prior to the Closing Date......................................  K-10
   4.2       Consents.................................................................  K-11

                                                                                        PAGE
                                                                                        ----
   4.3       Renewal or Extension of FCC Authorizations...............................  K-11
   4.4       No Solicitation..........................................................  K-12
   4.5       Audit of Financial Statements............................................  K-12
ARTICLE 5. ADDITIONAL AGREEMENTS......................................................  K-12
   5.1       Shareholders and Partners Meeting........................................  K-12
   5.2       Registration Statement and Proxy Statement...............................  K-13
   5.3       Access...................................................................  K-13
   5.4       Compliance with the Securities Act.......................................  K-13
   5.5       Reasonable Efforts.......................................................  K-14
   5.6       Public Announcements.....................................................  K-14
   5.7       Notification of Certain Matters..........................................  K-14
   5.8       Letters of Seller's Accountants..........................................  K-14
   5.9       Hart-Scott-Rodino Act Filing.............................................  K-14
   5.10      Employees................................................................  K-14
   5.11      Right of First Refusal...................................................  K-15
   5.12      Exhibits.................................................................  K-15
   5.13      Heartland Loan...........................................................  K-15
   5.14      Delivery of Schedules and Other Items....................................  K-16
ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION........................................  K-16
   6.1       Registration Statement...................................................  K-16
   6.2       No Order.................................................................  K-16
   6.3       Other Approvals..........................................................  K-16
   6.4       Fairness Opinions........................................................  K-16
   6.5       Partner Approval.........................................................  K-16
   6.6       Applicability of the Roll-up Rules.......................................  K-16
   6.7       Closing Share Price......................................................  K-16
   6.8       Intentionally Omitted....................................................  K-16
   6.9       Exhibits.................................................................  K-16
ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING..........................................  K-16
   7.1       Stockholder and Other Approval...........................................  K-16
   7.2       Representations and Warranties...........................................  K-16
   7.3       Seller's Documents.......................................................  K-16
   7.4       Registration Statement Effective.........................................  K-17
   7.5       No Material Adverse Change...............................................  K-17
   7.6       Satisfaction or Waiver of Conditions Precedent of Seller.................  K-17
   7.7       Seller's Obligations Performed...........................................  K-17
   7.8       Consummation of Merger Agreement.........................................  K-17
ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.............................................  K-17
   8.1       Partner Approval.........................................................  K-17
   8.2       Representations and Warranties...........................................  K-17
   8.3       Heartland Documents......................................................  K-17
   8.4       Satisfaction or Waiver of Conditions Precedent of Heartland..............  K-18
   8.5       Heartland Obligations Performed..........................................  K-18
   8.6       No Material Changes......................................................  K-18
ARTICLE 9. CERTAIN CLAIMS.............................................................  K-18
   9.1       Pre-Closing Claims.......................................................  K-18
   9.2       Post-Closing Claims......................................................  K-18

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                                                                                        PAGE
                                                                                        ----
ARTICLE 10. TERMINATION...............................................................  K-19
  10.1       Termination by Mutual Consent............................................  K-19
  10.2       Termination by Seller....................................................  K-19
  10.3       Termination by Heartland.................................................  K-19
  10.4       Effect of Termination and Abandonment....................................  K-19
ARTICLE 11. DEFINITIONS...............................................................  K-20
  11.1       Definitions..............................................................  K-20
  11.2       Defined Terms............................................................  K-25
ARTICLE 12. POST-CLOSING COVENANTS....................................................  K-25
  12.1       Cooperation and Exchange of Information..................................  K-25
ARTICLE 13. MISCELLANEOUS.............................................................  K-26
  13.1       Expenses of the Transaction..............................................  K-26
  13.2       Further Assurances.......................................................  K-26
  13.3       Notices..................................................................  K-26
  13.4       No Modification Except in Writing........................................  K-26
  13.5       Entire Agreement.........................................................  K-27
  13.6       Severability.............................................................  K-27
  13.7       Assignment...............................................................  K-27
  13.8       Publicity; Announcements.................................................  K-27
  13.9       Consent to Jurisdiction..................................................  K-27
  13.10      Captions; Construction...................................................  K-27
  13.11      Schedules................................................................  K-27
  13.12      Counterparts.............................................................  K-28
EXHIBITS:
   1.3       Exchange Agreement
   1.4       Agreement and Plan of Liquidation
   5.4       Lock-Up
   7.3(c)    Legal Opinion of Seller's Counsel
   7.3(f)-1  Assignment of LLC Interest
   7.3(f)-2  Assignment of AWS Claims
   8.3       Legal Opinion of Heartland's Counsel
   9.2       Dispute Resolution Agreement

                                                                                        PAGE
                                                                                        ----
SCHEDULES:
   1.2       Excluded Assets
   2.2       Outstanding Rights
   2.4       Financial Statements
   2.5(a)    Equipment
   2.5(b)    Facilities
   2.5(c)    Exceptions to Title
   2.6       Receivables
   2.7       Contracts
   2.8(a)    Channel Leases
   2.8(b)    Licenses and FCC Permits
   2.8(c)    Applications
   2.8(d)    Adverse Channel Disclosures
   2.9       Insurance
   2.10      Litigation
   2.14      Intellectual Property
   2.16      Liens
   2.18      Interference
   2.19      Employees; Benefit Plans
   2.21      Programming Agreements
   2.24      Partners

K

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 4th day of October, 1995, by and between WIRELESS CABLE TV ASSOCIATES NO. 38, a California general partnership ("Seller"), and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware Corporation ("Heartland").

                              W I T N E S S E T H:

     WHEREAS, Seller and American Wireless Systems, Inc., a Delaware corporation ("AWS") are the sole members in American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company ("LLC") owning 100% of the wireless cable television assets necessary and appropriate to provide wireless cable television service in the metropolitan area of Minneapolis, Minnesota (the "Market");

     WHEREAS, Seller owns a 75% equity interest in the LLC ("LLC Interest"), and desires to sell, and Heartland desires to purchase, the LLC Interest; and

     WHEREAS, AWS and Heartland have entered into that certain Agreement and Plan of Merger dated September 11, 1995 ("Merger Agreement"), pursuant to which a wholly owned subsidiary of Heartland ("Merger Sub") will be merged with and into AWS and the Merger Sub will succeed to AWS's interest in the LLC; and

     WHEREAS, in connection with the proposed acquisition of the LLC Interest by Heartland as set forth herein ("Acquisition"), Heartland and Seller desire to make certain representations and warranties regarding their respective operations and, with respect to Seller, matters relating to the LLC and the Market; and

     WHEREAS, Seller, Heartland and a wholly owned subsidiary of Heartland ("Hartacq") have previously executed an Asset Purchase Agreement, dated as of the date hereof ("Original Agreement"), pursuant to which the LLC Interest and AWS Claims (as defined herein) would be acquired by Heartland; and

     WHEREAS, Seller and Heartland have agreed to amend and restate the Original Agreement as amended to extend certain dates and clarify other matters contained therein; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 11.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1. CLOSING; EXCHANGE.

     1.1 CLOSING, CLOSING TIME, DATE AND PLACE. The closing (the "Closing") of the transactions set forth herein shall take place at 10:00 A.M., Dallas, Texas time, following satisfaction of the closing conditions set forth in Articles 6, 7 and 8 at the offices of Arter, Hadden, Johnson & Bromberg, 1717 Main, Ste. 4100, Dallas, Texas 75201, or at such other time or at such other place as Heartland and Seller may agree, but no later than January 31, 1996, subject to extension as provided in Section 1.11. (Hereinafter, such date, as extended, is referred to as the "Closing Date", such time on the Closing Date is referred to as the "Closing Time", and such offices are referred to as the "Closing Place".)

     1.2 TRANSFER OF LLC INTEREST; ASSIGNMENT OF AWS CLAIMS. Seller agrees that, at the Closing Time and at the Closing Place, it shall transfer to Heartland all right, title, and interest in and to the LLC Interest and assign to Heartland the AWS Claims. Any and all assets, real, personal and mixed, tangible and intangible, used in the conduct of the Wireless Cable Business and operations of the LLC (the "Business") (including but not limited to all Contracts, Governmental Permits, Licenses, Equipment, Documents, Facilities, Prepaid Subscriber Fees, Causes of Action, Intellectual Property, accounts, accounts receivable, credits, prepaid expenses, advance payments, security deposits, prepaid items, goodwill and other intangible assets of the Business, and any other real, personal, tangible or intangible property or rights of Seller used or useful in the conduct of the Business) (collectively, the "Assets"), whether held in the name of Seller, any of its equity owners or otherwise, are owned by the LLC. Except as set forth on Schedule 1.2 (such assets being referred to as the "Excluded Assets"), Seller does not own or have any rights to any assets other than the LLC Interest and AWS Claims.

     1.3 CONSIDERATION. As consideration for the sale of the LLC Interest and assignment of the AWS Claims by Seller, upon the Closing Date Heartland shall
(a) assume the Assumed Liabilities and (b) deliver to the Exchange Agent the number of shares of common stock, $.001 par value per share, of Heartland ("Heartland Shares") equal to (i) the sum of (A) Eighteen Million and no/100 Dollars ($18,000,000) plus (B) $500 multiplied by each Additional Subscriber (collectively, the "Purchase Price") divided by (ii) the Exchange Price (such Heartland Shares being referred to as the "Acquisition Shares"), which Acquisition Shares shall be held by the Exchange Agent pending their distribution to, or liquidation on behalf of, the Partners pursuant to the terms of an Exchange Agreement in the form attached as Exhibit 1.3 (such Acquisition Shares, any dividends thereon or proceeds thereof being referred to herein as the "Exchange Fund"). As used herein, the term "Exchange Price" shall mean (i) if the Closing Share Price is greater than or equal to $23.00 per share but less than $30.00 per share, then $23.00; (ii) if the Closing Share Price is greater than or equal to $30.00 per share, then (A) the product of the Closing Share Price multiplied by $23, divided by (B) $30; or (iii) if the Closing Share Price is less than $23.00 per share, then the Closing Share Price; subject to each party's right to terminate this Agreement as set forth in Section 6.7 if the Closing Share Price is less than $17.00 per share.

     1.4 LIQUIDATION OF SELLER; DISTRIBUTION OF DISTRIBUTABLE SHARES. Subject to the provisions of the Exchange Agreement and to the requirements of the California Revised Uniform Partnership Act, the Exchange Agent (on behalf of and at the direction of Seller) (a) shall deliver to Seller's equity owners ("Partners") on the Closing Date Acquisition Shares having an aggregate Exchange Price equal to the Purchase Price minus the sum of (i) the Excluded Liabilities and (ii) an amount determined by the Executive Committee as necessary and appropriate to satisfy Seller's contingent liabilities (which amount shall not be less than $500,000) (such Heartland Shares being referred to as the "Distributable Shares") and (b) in connection with resales to be made by Seller pursuant to the Registration Statement, deliver the remaining Acquisition Shares (the "Liquidated Shares") for the benefit of Seller, each in completing the winding-up and liquidation of Seller pursuant to the terms of the Agreement and Plan of Liquidation attached as Exhibit 1.4 in accordance with the Exchange Agent Agreement. Such liquidation shall be made as specified in the Seller's organizational and governing documents with due regard and as required by the California Revised Uniform Partnership Act. Fractional Heartland Shares will not be issued in connection with the delivery of the Distributable Shares, but shall be added to the Liquidated Shares and the remaining proceeds thereof shall be distributed among the Partners in accordance with the Agreement and Plan of Liquidation. The Agreement and Plan of Liquidation shall provide for the disposition of the Seller's assets, satisfaction of Seller's liabilities and termination of the existence of Seller for purposes other than the winding-up and liquidation of Seller. After Seller's receipt of the requisite Partner approval of the Agreement and Plan of Liquidation, Seller will not engage in any business activity except as appropriate to wind up and liquidate its business and affairs. Seller's executive committee ("Executive Committee") shall establish a record date for the purposes of determining the Partners of Seller entitled to receive the Distributable Shares or proceeds of the Liquidated Shares ("Distribution Record Date"). In the discretion of Seller's Executive Committee, such record date may, but shall not be required to be, the Closing Date but in no event shall the Distribution Record Date be later than the Closing Date. Seller's Executive Committee shall also prohibit any transfer of an interest in Seller from and after the date of this Agreement, and any such transfer shall be null and void. Any purported transfer of an interest in Seller shall be immediately reported by Seller to Heartland. Seller shall (i) certify to Heartland a list of Partners, as shown on Seller's books and records, on each of the date hereof, the date of the mailing of the Proxy Statement, and the Closing Date and (ii) shall indemnify and hold Heartland harmless from any inaccuracies in such lists, subject to the limitations set forth in Article 9 below. Seller's Executive Committee, in its discretion, may also require each Partner to surrender any evidences of the partnership interests of Seller prior to receiving any distribution of Acquisition Shares (or the proceeds thereof), and may establish such procedures for the distribution of the Acquisition Shares (or proceeds thereof) as it deems necessary and appropriate.

     1.5 DISTRIBUTION PROCEDURES. At the time of the mailing of the Proxy Statement, the Exchange Agent shall mail to each Partner a letter of transmittal which shall contain instructions regarding each Partner's receipt of their respective portions of the Distributable Shares. Upon the return of the duly executed letter of transmittal (the execution of which shall also constitute such Partner's consent and approval of (i) the sale of

K

the LLC Interest pursuant to the terms of this Agreement, (ii) the adoption of the Agreement and Plan of Liquidation, and (iii) the assignment of the AWS Claims), each Partner shall be entitled to receive the number of Distributable Shares equal to such Partner's percentage ownership interest of Seller multiplied by the number of Distributable Shares, and upon the completion of the dissolution and winding up of Seller, such Partner's pro rata interest and the remaining proceeds, if any, of the Liquidated Shares. Until the letter of transmittal is executed and returned to the Escrow Agent by a Partner and surrendered as contemplated by this Section 1.5, each Partner's interest in the Seller shall, at and after the Closing Date, be deemed to represent only the right to receive such Partner's pro rata interest in the Distributable Shares and the remaining proceeds, if any, of the Liquidated Shares.

     1.6 REGISTRATION OF ACQUISITION SHARES. As soon as practicable after the execution of this Agreement, Heartland shall file a registration statement on Form S-4 (the "Registration Statement") with the SEC for the purpose of registering the Acquisition Shares for either (i) distribution to Seller's equity owners (with respect to the Distributable Shares) or (ii) distribution to the Partnership and concurrent reoffering for sale to the public (with respect to the Liquidated Shares), each pursuant to the Agreement and Plan of Liquidation. Heartland shall pay all costs of registration and the cost of obtaining approval from all state and federal regulatory authorities, excluding attorneys' fees and accounting fees of Seller's counsel and its independent accountants, and costs and expenses associated with the solicitation of proxies from Seller's shareholders. Heartland will use reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Seller shall cooperate and use its best efforts to supply Heartland with all requisite information necessary to complete the Registration Statement, including, but not limited to, information relative to proxy solicitations of the Partners for approval of the transactions contemplated herein.

     1.7 DIVIDENDS; TRANSFER TAXES. Any dividends or other distributions that are either declared on or after the Closing Date on Heartland Shares or payable to the holders of record of Heartland Shares on or after the Effective Time will be paid to the persons entitled to receive such Heartland Shares. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Shares are to be paid to or issued in a name other than that of a Partner as indicated on Seller's books and records, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Shares in a name other than that of the registered Partner or shall establish to the satisfaction of the Escrow Agent that such tax has been paid or is not applicable.

     1.8 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Shares which remain undistributed to the former Partners of Seller for one year after the Closing Date shall be delivered to Seller and administered pursuant to the Agreement and Plan of Liquidation, and any former Partners of Seller who have not theretofore complied with this Article 1 shall thereafter look only to the Seller for payment of any liquidating distributions, Distributable Shares and any dividends or distributions with respect to Heartland Shares.

     1.9 FURTHER ASSURANCES. If at any time after the Closing Date Heartland shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Heartland, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Seller, or (b) otherwise to carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Seller, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

     1.10 EXTENSION OF CLOSING DATE. In the event that the Registration Statement has been declared effective on or before January 31, 1996 but the Closing hereunder has not occurred, Heartland shall have the right to extend the Closing Date until March 15, 1996 upon written notice to Seller.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

     To induce Heartland to enter into this Agreement, Seller hereby represents and warrants to Heartland that:

     2.1 ORGANIZATION; DOING BUSINESS. Seller is, and at the Closing Time shall be, a partnership organized under the laws of the State of California. Seller has conducted no business and owns no assets outside of the State of Minnesota.

     2.2 OUTSTANDING RIGHTS. Except as set forth on Schedule 2.2, (a) Seller owns, free and clear of any liens, the LLC Interest; (b) there are no rights of first refusal, transfer restrictions (other than restrictions generally imposed under applicable securities laws) or similar rights or obligations with respect to the LLC Interest; (c) the LLC Interest represents a 75% interest in the LLC; and (d) to the Knowledge of Seller, there are no outstanding subscriptions, options, conversion or exchange rights, commitments or agreements of any character relating to the LLC or the LLC Interest.

     2.3 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Seller and, to the Knowledge of Seller, the LLC have full power and authority to conduct all of the business and activities conducted by it (including without limitation the Business) and to own or lease all of the Assets owned or leased by them. Seller has full power and authority (subject to the approval of Seller's Partners as set forth in Section 6.5) to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Seller pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Seller hereunder have been duly authorized by all action necessary on the part of Seller (subject to the approval of Seller's Partners as set forth in Section 6.5) and have been duly or will be duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by Seller hereunder or the consummation of the transactions hereby contemplated by Seller will (i) conflict with or constitute any violation or breach of the Partnership Agreement of Seller, (ii) subject to the consent of AWS to the transfer of the LLC Interest ("AWS Consent"), constitute any violation or breach of, or give any other Person any rights (including any right of acceleration, termination or cancellation) under, any Contract, License, Governmental Permit, or similar document to which Seller is a party or is bound, either which constitute a portion of the Assets or by which the Assets may be affected, or (iii) constitute a violation of any Order or Legal Requirement, or
(iv) result in the creation of any Lien on any of the Assets.

     2.4 FINANCIAL STATEMENTS. (A) Schedule 2.4 lists the audited financial statements of Seller as of, and for the period(s) ending December 31, 1994, an unaudited financial statements of Seller for the period ended June 30, 1995 including the balance sheets and related statements of income and expense (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller; are complete and correct; fairly present the financial position and results of operations of Seller and, to the Knowledge of Seller, with respect to the Market and the Business, as of the dates thereof and for the periods referenced therein; are in accordance with GAAP; and have been delivered to Heartland.

     (B) Since the date of the Financial Statements, except as set forth on
Schedule 2.4, (i) Seller has conducted its business (including without limitation the Business) in the ordinary, regular course thereof; (ii) there has been no change in the business of Seller or, to the Knowledge of Seller, the LLC, or in the condition, financial or otherwise, of Seller or, to the Knowledge of Seller, the LLC, or assets or liabilities reflected in the Financial Statements which have had a Material Adverse Effect upon the LLC Interest or Assets; or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on the LLC Interest, the Business or the Assets or which is substantial in amount, or any change in the nature; or in the condition, of the business of Seller which has had a Material Adverse Effect upon the LLC Interest or the Assets; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect upon the LLC Interest or the Assets; (iii) except in the ordinary and regular course of its business, Seller and, to the Knowledge of Seller, the LLC, have not made any dispositions of any of the LLC Interest, AWS Claims, or Assets; disposed of any records relating to

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the LLC Interest, AWS Claims, or Assets; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent paid; discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it or waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor, all with respect to or as relate to the LLC Interest or Assets; and (iv) Seller and, to the Knowledge of Seller, the LLC, have not done any act or permitted to be done any act or admitted any act which has or will cause the breach of any representation or warranty of Seller set forth in this Agreement.

     (C) Seller and, to the Knowledge of Seller, the LLC have no Liabilities, absolute, contingent or otherwise, direct or indirect, material or immaterial, asserted or unasserted, attributable to Seller, the LLC, the Business or the Assets, except as set forth on Schedule 2.4 attached hereto. To the Knowledge of Seller, there has been no change in the business financial condition, operations or prospects of the LLC since the date of the most recent Financial Statement which could have Material Adverse Effect.

     2.5 PROPERTY. To the Knowledge of Seller:

          (A) Schedule 2.5(a) lists and describes in detail as of the date thereof all of the Equipment, except small hand tools and similar equipment which are generally described by category and number.

          (B) Schedule 2.5(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is no construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

          (C) The LLC owns and holds good and marketable title to all of the Equipment and Facilities, except as set forth on Schedules 2.5(c) or 2.7, and all of such Equipment and Facilities is in good and serviceable condition; conforms to or complies with all applicable Orders and Legal Requirements; and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the ownership and operation of the Business.

     2.6 RECEIVABLES. To the Knowledge of Seller, all accounts receivable of the Business are reflected in Schedule 2.6 and represent, and at the Closing Time will represent, valid obligations arising from sales made in the ordinary and regular course of the Business. To the Knowledge of Seller, the accounts receivable are valid receivables that have arisen in the ordinary course of the operation of the LLC's Business in the Market and are collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.7 CONTRACTS. (A) Schedule 2.7 is a complete and correct list of all Contracts to which Seller or, to the Knowledge of Seller, the LLC, is a party or is otherwise bound other than (i) policies of insurance which are listed in
Schedule 2.9 and (ii) Channel Leases which are listed in Schedule 2.8(a).

     (B) Except as set forth on Schedule 2.7, the Seller and, to the Knowledge of Seller, the LLC, as applicable, have performed in all respects all obligations required to be performed by it under each of the Contracts. Except as set forth on Schedule 2.7, to the Knowledge of Seller, all of the Contracts are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller or, to the Knowledge of Seller, the LLC, as applicable, or any other party to any such Contract. Except as otherwise set forth in Schedule 2.7, to the Knowledge of Seller, no default under any of the Contracts will be caused by the consummation of the transactions contemplated hereby, and Seller and, to the Knowledge of Seller, the LLC (as applicable), shall have performed and discharged all obligations due or accrued under each Contract relating to periods prior to and including the Closing Date. There exists no management or related agreements between Seller and any of its Affiliates with respect to the Assets or LLC Interest which would require Heartland to make any payment whatsoever in the form of management fees or related payments to Seller or its Affiliates with respect to the LLC Interest, Assets or Business following the Closing.

     (C) To the Knowledge of Seller, each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities and permits the transmission from the property of signals containing video and audio programming.

     (D) To the Knowledge of Seller, true, complete and accurate copies of all Contracts have been delivered to Heartland by Seller.

     2.8 FCC MATTERS.

          (A) To the Knowledge of Seller, Schedule 2.8(a) is a complete and correct list of all Channel Leases and, except as set forth on Schedule 2.8(a), (i) the LLC has performed in all respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the LLC, or any other party to any such Channel Leases; (iii) no default under any of the Channel Leases will be caused by the consummation of the transactions contemplated hereby; (iv) Channel Leases set forth in the name of Persons other than the LLC, as lessee, have been duly and validly assigned with all requisite consents and approvals of all parties thereto to the LLC, and remain in full force and effect as if the LLC were the initial "lessee" thereunder; (v) no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (vi) the Channel Leases comply in all respects with the Act and the FCC Rules and, each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

          (B) To the Knowledge of Seller, listed in Schedule 2.8(b) are all of the Licenses and FCC Permits held or leased by the LLC; all Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.8(b); all reports or other documents required to be filed with respect to any such License have been timely filed; and the Licenses and the FCC Permits listed on Schedule 2.8(b) attached hereto constitute all of the Authorizations held or leased by the LLC and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for the LLC to lawfully conduct its business operations. Except as otherwise expressly noted on Schedule 2.8(b), to the Knowledge of Seller, each of the Licenses and the FCC Permits (i) is currently and validly held by the Person identified as the holder thereof on Schedule 2.8(b), (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels, (iii) was validly issued, (iv) is validly existing and in full force and effect, and (v) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. To Seller's Knowledge, there are no existing or threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which could result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

          (C) To Seller's Knowledge, Schedule 2.8(c) indicates all Applications and all amendments or other filings thereto. To Seller's Knowledge, the information contained in each Application is materially true and correct, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

          (D) Except as otherwise expressly noted on Schedule 2.8(d), Seller and, to Seller's Knowledge, the LLC, AWS, the FCC Licensees and the FCC Permittees have each timely submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect, (ii) hinder the LLC's ability to fully perform its material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.8(d), to the Knowledge of Seller, no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.8(c). True, complete and accurate copies of all amendments, notices, reports and other documents filed, to Seller's Knowledge, by the LLC, AWS, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits with the FCC, the FAA, the Copyright Office and other Governmental Authorities have been delivered to Heartland.

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     2.9 INSURANCE. Schedule 2.9 is a complete and correct list and brief description of all insurance policies held by the Seller or to Seller's Knowledge, the LLC, related to the LLC Interest or the Assets, each of which are in full force and effect.

     2.10 LITIGATION. Except as set forth in Schedule 2.10, there is no Proceeding pending, or to Seller's Knowledge threatened, against Seller or the LLC relating to the LLC Interest or the Assets or the propriety or validity of the transactions contemplated hereby. Except as set forth in said Schedule 2.10, neither Seller nor, to the Knowledge of Seller, the LLC, is subject to or in default under or with respect to any Order. There are no judgments of any court which in any way may currently constitute the lien or at some future time may be perfected into a lien upon or against the LLC Interest or any portion of the Assets, and, there is no Proceeding pending or threatened against, relating to or affecting the LLC Interest or any portion of the Assets.

     2.11 GOVERNMENTAL PERMITS. Seller, or, to the Knowledge of Seller, the LLC, owns, holds or possesses all Governmental Permits which are necessary to entitle it to own or lease, operate and use its Assets and to carry on and conduct its business as currently conducted except with respect to Applications for which Licenses have not been granted, if any.

     2.12 COMPLIANCE WITH LAWS. Seller and, to the Knowledge of Seller, the LLC, have complied in all respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or its operations, including, but not limited to, all FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, antimonopoly or anticompetitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. There are no Orders outstanding or in effect against or relating to Seller, the LLC, the Assets, the transactions contemplated by this Agreement, or to any of the Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which could, individually or in the aggregate, (i) have a Material Adverse Effect,
(ii) hinder Seller's ability to fully perform its material obligations under this Agreement, or (iii) eliminate or materially diminish the benefits of this Agreement for Heartland. Seller has not received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, Seller or the LLC is not in compliance with any applicable law, ordinance, regulation, building or zoning law relating to the Assets or the Business and Seller has no reason to anticipate that any presently existing circumstances are likely to result in a violation of any such law, statute, ordinance or regulation.

     2.13 ENVIRONMENTAL MATTERS. (A) Neither Seller nor, to the Knowledge of Seller, the LLC, has used, generated, manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law with respect to the property under Seller's or the LLC's control at any Facility.

     (B) Seller has no Knowledge of any prior owner, occupant, tenant or user of any Facility that has ever used, generated, manufactured, refined, transported, treated, stored, leached, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law, at, on or from the property under Seller's or the LLC's control at any Facility.

     (C) Seller has not received notice of any pending or threatened Proceeding, Order or citizen suit instituted by any private party, employee or Governmental Authority arising out of the conduct or the operations of its business, in connection with Environmental Laws, or as a result of any Environmental Condition relating to the property under Seller's or the LLC's control at any Facility.

     2.14 INTELLECTUAL PROPERTY. Schedule 2.14 is a complete and correct list of all Intellectual Property owned or used by the LLC in the Business. To the Knowledge of Seller, no person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on said
Schedule 2.14, to the Knowledge of Seller, the LLC owns each of said properties; has not granted to any other Person any interest in any of said properties, as licensee or otherwise; and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. None of said properties is invalid and none infringes upon the personal or property rights of any third party.

     2.15 TAXES AND FEES. Seller and, to the Knowledge of Seller, the LLC have each timely filed all Federal, state and local Tax returns required to be filed by Seller or the LLC. Seller and, to the Knowledge of Seller, the LLC have each paid and shall pay all Taxes due and payable for all periods ending prior to the Closing Date.

     2.16 LIENS. Except as set forth on Schedule 2.16, the Seller has good, marketable and valid title to the LLC Interest, and, to the Knowledge of Seller, LLC has good, valid and marketable title to all of its Assets, each free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable.

     2.17 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, Seller and, to Seller's Knowledge, the LLC, the FCC Licensees and the FCC Permittees are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, Seller has no Knowledge and has received no notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. No condition exists or event has occurred with respect to Seller and, to Seller's Knowledge, the LLC, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules, (ii) constitute a default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.8(c) or 2.8(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or nonrenewal of any License or FCC Permit, or (iv) adversely affect any of the material rights of Seller, the LLC, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.18 INTERFERENCE. Neither Seller, nor, to Seller's Knowledge, the LLC or any party to a Channel Lease, has accepted the electrical interference to the Channels from any source, has consented to the grant of any application involved with the FCC that is likely to result in any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities that could reasonably be anticipated to cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on
Schedule 2.18 attached hereto, neither Seller, nor, to Seller's Knowledge, the LLC, any FCC Licensee or FCC Permittee or any other party to a Channel Lease, is likely to experience interference which will adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or is likely to create interference which will adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.18, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB.

     2.19 EMPLOYEES; BENEFIT PLANS. The employees listed on Schedule 2.19 are the LLC's or Seller's only employees associated with the Market. Except as set forth on Schedule 2.19 hereof, neither Seller nor, to the Knowledge of Seller, the LLC has or has had any bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Seller ("Benefit Plan"). Neither Seller nor the LLC has been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended. With respect to the Benefit Plans listed on Schedule 2.19 hereof, (i) all payments due from Seller or the LLC to date for the employees with respect to such Plans have been made and all amounts properly accrued to date as Liabilities of Seller or the LLC are set forth on Schedule 2.19 hereof; and (ii) all reports and information relating to such Plan required to be filed with any governmental entity have been filed. Seller has not (i) experienced any material labor disputes or work stoppages, or
(ii) received any notice that there is any unfair labor practice, charge or complaint pending or threatened, except as is already set out herein.

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     2.20 FINDER'S FEES. Neither Seller nor, to the Knowledge of Seller, the LLC has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.21 PROGRAMMING AGREEMENTS. Schedule 2.21 sets forth a true and complete list of all agreements for programming and for each programming agreement (i) the name of the programmer, (ii) the programming service, (iii) the rate, and all factors that affect rate changes through the end of the term of such agreement, (iv) the term and any rights for early termination or extensions of the term of any party thereof, (v) any renegotiation rights, (vi) the relevant channels, and (vii) any provisions relating to advertising.

     2.22 FURTHER REPRESENTATION. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement or will admit to or state a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. All books, statements, documents, schedules and records furnished or given by it to Heartland or its agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine and contain no material misrepresentations or omissions of material facts.

     2.23 CERTAIN ACTIVITIES. Neither Seller nor, to the Knowledge of Seller, the LLC engages in any business other than the Wireless Cable Business in the Market. The LLC Interest, the AWS Claims and the Excluded Assets are the only assets of Seller.

     2.24 PARTNERSHIP BOOKS AND RECORDS. Schedule 2.24 contains a true and correct list of each Partner of Seller, indicating the percentage interest owned by each such person. Under the applicable provisions of Seller's Partnership Agreement and applicable law, the vote of a majority of the general partnership interest in Seller is required to approve and adopt the Agreement and the transactions contemplated hereby.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.

     Heartland hereby represents and warrants to Seller as follows:

     3.1 ORGANIZATION AND GOOD STANDING. Heartland is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has the corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement or any of the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

     3.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any), or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. Heartland is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share. As of the date hereof, 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. The Acquisition Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

     3.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     3.7 SEC FILINGS. Heartland has previously delivered to Seller copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995, (iii) its Form S-3 Registration Statement (33-94838) declared effective by the SEC on August 4, 1995 and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended.

ARTICLE 4. COVENANTS OF SELLER.

     Seller hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. From the date hereof through the Closing Date:

          (A) Seller shall not, and shall not cause the LLC to, engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland.

          (B) Seller will use its best efforts to keep the business, properties and business relationships substantially intact.

          (C) Seller will, and will use its best efforts to cause the LLC to,
     (a) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established, (b) perform its material obligations under all Authorizations and Contracts, and (c) comply in all material respects with all Governmental Rules.

          (D) Seller agrees that (i) Seller will not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach of this Agreement; (ii) Seller will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said Article 2, give notice thereof to Heartland; and (iii) Seller shall use its best efforts to prevent or promptly to remedy such breach.

          (E) Seller will use its best efforts to, and to cause the LLC to, preserve, protect and maintain their rights and interests in the Channel Leases, FCC Licenses, and Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

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          (F) Seller shall not, and shall not cause the LLC to, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Contract.

          (G) Seller shall not, and shall not cause the LLC to, make any distributions to Seller, AWS or any Partners, as applicable, nor shall Seller issue or cause the LLC to issue, sell or agree to sell any equity interests or options or rights with respect thereto.

          (H) Seller shall not, and shall not cause the LLC to, sell, lease, transfer or otherwise dispose of any assets of Seller or the LLC, as applicable, except as provided for by, or contemplated in, this Agreement.

          (I) Seller shall not, and shall not cause the LLC to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its managers, officers or employees, pay bonuses to any such manager, officer or employee, nor shall Seller pay any salaries except in the ordinary course of business.

          (J) Seller shall not grant or transfer any rights to the LLC Interest or AWS Claims.

          (K) Seller shall not take any actions which would cause the transactions contemplated hereby to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Roll-up Rules").

     4.2 CONSENTS. Except as otherwise provided herein, Seller shall obtain or cause to be made, all consents, governmental authorizations, approvals and filings as may be necessary by virtue of the transaction contemplated by this Agreement on or before the Closing Date, so as to ensure that the LLC will continue to enjoy all of the rights and privileges currently under each of the Channel Leases, Licenses and Contracts. Upon request of Heartland, Seller shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases and Material Contracts estoppel certificates certifying that neither Seller nor the LLC is in breach or violation of or in default under any of such Channel Leases or Contracts and that it would not be by virtue of the transactions contemplated hereby. Seller shall seek any appropriate amendments, modifications or changes to each of such Channel Leases and Contracts held in the name of Seller or under which Seller is to receive notices of default so as to ensure that the licensees, permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Contract. In addition to the foregoing, Seller shall obtain a written consent from AWS consenting to the transfer of the LLC Interest to Heartland, admitting Heartland as a member in the LLC, and acknowledging that such transfer will not cause a dissolution of the LLC.

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. Seller shall, and shall use its best efforts to cause the LLC to:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to the LLC remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's Rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, Seller shall file, at the request of and as an accommodation to Heartland, such applications for modification of their outstanding construction permits or licenses to implement the purposes contemplated hereunder. Seller shall utilize its best efforts to diligently and properly prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 4.3.

          (B) assure that the licensees or permittees under the Channel Leases timely file all applications reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. Seller shall, and shall use its best efforts to cause the LLC to, use its best efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. Seller shall promptly disclose to Heartland any information it receives regarding any condition or circumstance that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. From and after the date hereof, Seller will not, and will not authorize or permit any of its Executive Committee members, officers, managers, employees, agents and other representatives (collectively, "Seller Representatives") to solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Seller or any Seller Representatives with respect to any of the foregoing. Seller will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal. As used in this Agreement "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Seller or the LLC or any proposal to acquire in any manner a substantial equity interest in, a substantial portion of the assets of, or any rights to any Channels or Licenses of, Seller or the LLC. Notwithstanding the foregoing and subject to Heartland's rights set forth in
Section 5.11, nothing in this Section 4.4 shall prohibit the Executive Committee of Seller from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that (A) the Executive Committee determines in good faith that such action is required for the Executive Committee to comply with its fiduciary duty to its Partners, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, Seller provides written notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) Seller keeps buyer informed, on a current basis, of the status of any such discussions or negotiations; and (ii) in complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Seller will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

     4.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, Seller will have audits conducted and completed so that Seller can provide audited financial statements of Seller as of, and for the period ending, December 31, 1994, including the balance sheets and related statements of income and expense and any subsequent proceeds required by Regulation S-K promulgated under the Securities Act.

ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS AND PARTNERS MEETING. Heartland shall take all action necessary in accordance with applicable law and in accordance with its certificate of incorporation and bylaws to convene a meeting of its stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller shall take all action necessary in accordance with applicable law and its partnership agreement to convene a meeting of its Partners promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller and Heartland each, through its Executive Committee or board of directors, as applicable, shall recommend to its partners or stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such partners, stockholders and lenders. Seller acknowledges that the consummation of the transactions contemplated by this Agreement by Heartland

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requires (and therefore is subject to) the approval of certain lenders of Heartland, and Heartland agrees to seek to obtain the written approval of such lenders on or before December 1, 1995.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

          (A) Heartland shall prepare and file with the SEC as soon as practicable the Registration Statement containing a proxy statement/prospectus in connection with the registration under the Securities Act of the Heartland Shares issuable pursuant to the terms of this Agreement, a portion of which shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of Heartland and partners of Seller to approve the Acquisition, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with the Heartland Shares prior to the Closing. Seller shall furnish Heartland all information concerning Seller and the holders of its equity interests required for use in the Registration Statement, and Seller shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by Seller pursuant to this Section 5.2. None of the information furnished by or on behalf of Seller for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) Seller shall prepare and file with the SEC as soon as practicable a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of Seller's partners with respect to the consummation of the transactions set forth in this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in any case in the form or forms mailed to Seller's partners, is herein called the "Proxy Statement"). Heartland shall furnish Seller all information concerning Heartland required for use in the Proxy Statement, and Heartland shall take such other action as Seller may reasonably request in connection with the preparation of the Proxy Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and Seller's principal offices, will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of Seller and will be permitted to discuss the affairs, and accounts of Seller with the Executive Committee, AWS, manager, officers, employees, counsel, and accountants of Seller. Such investigation shall not, however, affect the representations and warranties of Seller set forth in Article 2 hereof. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to Seller all such documents (including copies thereof) furnished by Seller to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning Seller obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information (i) previously disclosed to Heartland by AWS prior to the date hereof, (ii) subsequently disclosed to Heartland by AWS in connection with the preparation of the Merger Agreement, or (iii) was at the time of its use or disclosure to any third party by Heartland in the public domain other than as a result of any breach of this provision by Heartland or
(b) such disclosure is required by law; provided that notwithstanding the termination of this Agreement, Heartland shall have the right to use or disclose any information delivered by Seller to Heartland hereunder in connection with the Merger Agreement and any registration statement relating thereto.

     5.4 COMPLIANCE WITH THE SECURITIES ACT. Seller has caused to be prepared and delivered to Heartland a list identifying all persons who, as of the date hereof, may be deemed to be "Affiliates" of Seller as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, Seller shall cause to be prepared and delivered to Heartland an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons who at the time of Seller's partner meeting may be deemed to be a Rule 145 Affiliate. Seller shall use all reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to delivered to Heartland on or prior to the Closing Date a written agreement, in the form attached hereto as Exhibit 5.4, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Distributable Shares issued to such Rule 145 Affiliate pursuant to this Agreement, except pursuant to an effective Registration Statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     5.5 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (e) not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

     5.6 PUBLIC ANNOUNCEMENTS. Heartland and Seller will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation, (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on such party, or (iii) Seller's receipt of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.8 LETTERS OF SELLER'S ACCOUNTANTS. Seller shall cause to be delivered to Heartland a letter ("Accountant's Consent Letter") from the accountants engaged pursuant to Section 4.5, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.9 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     5.10 EMPLOYEES. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Heartland shall have the right to contact any employees of Seller and/or the LLC regarding the potential employment of such persons following the Closing Date. Any such employees hired by Heartland

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shall be considered newly hired and Heartland shall not be responsible for any benefits to such employees arising prior to the Closing Date.

     5.11 RIGHT OF FIRST REFUSAL. Notwithstanding any other provisions of this Agreement to the contrary (including, without limitation, Section 4.4), Seller hereby grants to Heartland a right of first refusal ("Right of First Refusal") to purchase or otherwise acquire the LLC Interest upon the receipt of an offer therefor, determined by the Executive Committee to be bona fide and that the Executive Committee intends to accept ("Qualifying Offer"), upon the terms set forth for this Section 5.11. Upon the Executive Committee's receipt of a Qualifying Offer, the terms of such Qualifying Offer shall be delivered to Heartland in a written notice ("Offer Notice") which shall contain a copy of any written Qualifying Offer or a summary of the material terms of any oral Qualifying Offer. Heartland shall have a period of ten (10) business days from its receipt of an Offer Notice to exercise its Right of First Refusal by written notice to Seller of such election ("Election Notice"). If Heartland so elects to exercise the Right of First Refusal, Heartland shall then proceed to consummate the Qualifying Offer in accordance with the terms described in the Offer Notice; provided that (a) in the event the consent of Heartland's shareholders or lenders is required, Heartland shall have a period of thirty (30) days to obtain such consents, (b) in the event that consent of any other third party (such as the FCC or a License holder) is required, Seller shall be responsible for, and Heartland shall cooperate in, obtaining such consent, and (c) any proposed closing of a transaction described in a Qualifying Offer shall occur no earlier than (i) twenty (20) days after Heartland's delivery of the Election Notice or
(ii) twenty (20) days from the date of Heartland's receipt of any consent referred to in clause (b) or (c) above, whichever is later. In the event that Heartland fails to deliver to Seller an Election Notice within the time period specified herein or (ii) fails to obtain any consent referred to in clause (a) of the preceding sentence within the time period specified therein, then Seller may consummate the transaction described in the Offer Notice upon the terms and conditions described to Heartland in the Offer Notice, and upon the consummation of the transaction described in the Offer Notice, Heartland's rights hereunder shall terminate; provided that Heartland's rights hereunder shall not terminate upon the consummation of any transaction described in the Offer Notice with an Affiliate of Seller. In the event any terms and conditions of the Transaction described in the Offer Notice deviate or are subsequently modified in any material aspect from the terms described to Heartland in the Offer Notice, then Seller shall resubmit the Offer Notice to Heartland as if a new Qualifying Offer had been receive. In the event Heartland elects to exercise its Right of First Refusal and consummates the transaction described in the Offer Notice, then this Agreement shall terminate and the parties shall have no further rights or obligations hereunder. Heartland's right of first refusal granted in this
Section 5.11 shall continue so long as Seller (or any Affiliate of Seller) owns the LLC Interest.

     5.12 EXHIBITS. Heartland and Seller agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 1, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits.

     5.13 HEARTLAND LOAN. Concurrently with the execution hereof, Heartland and the LLC have executed that certain Loan Agreement, pursuant to which Heartland will loan (i) to the LLC approximately $575,000, which indebtedness shall be evidenced by a promissory note ("Primary Note"), the proceeds of which shall be used to repay certain indebtedness of the LLC to Tsunami Capital Corporation, and (ii) to the LLC up to $1,000,000.00, which indebtedness shall be evidenced by a promissory note ("Subscriber Note"), the proceeds of which ("Restricted Proceeds") shall be used solely for the following purposes: (A) up to $100,000 of the Restricted Proceeds may be used to fund operating deficits of the LLC attributable to periods from and after the date hereof, and (B) the remainder of such Restricted Proceeds shall be used to purchase broadcast transmission equipment or receive-site equipment or pay labor costs associated with the installation thereof. Upon the written request of Heartland, Seller shall, or shall cause the LLC to, furnish written evidence reasonably satisfactory to Heartland that such Restricted Proceeds were used in accordance with the provisions of this Section 5.13, which evidence shall include copies of third party receipts and invoices and evidence of the payment thereof.

     5.14 DELIVERY OF SCHEDULES AND OTHER ITEMS. Notwithstanding any statements contained herein to the contrary, Seller shall deliver to Heartland all schedules and documents stated to have been delivered herein on or before November 7, 1995.

ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION.

     The obligation of the parties hereto to consummate the Acquisition is subject to the fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     6.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition or the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller and Heartland shall have been made or obtained (as the case may be) without restrictions.

     6.4 FAIRNESS OPINIONS. Intentionally omitted.

     6.5 PARTNER APPROVAL. The sale of the LLC Interest, the Partner's release or assignment of the AWS Claims, the Agreement and Plan of Liquidation and all other transactions contemplated hereunder shall have been approved by the Partners holding two-thirds ( 2/3) of the outstanding equity and voting interest of Seller.

     6.6 APPLICABILITY OF THE ROLL-UP RULES. Heartland and Seller shall not be required to comply with the Roll-up Rules in consummating the Acquisition in accordance with the terms of this Agreement.

     6.7 CLOSING SHARE PRICE. The Closing Share Price shall not be less than $17.00 per Heartland Share.

     6.8 INTENTIONALLY OMITTED.

     6.9 EXHIBITS. On or before December 29, 1995, Heartland and Seller shall have agreed upon the form of each Exhibit to this Agreement and each such Exhibit shall be attached hereto.

ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING.

     The obligations of Heartland to consummate the Acquisition are subject to the fulfillment, or written waiver signed by Heartland, of each of the following conditions precedent on or prior to the Closing Date.

     7.1 STOCKHOLDER AND OTHER APPROVAL. The Acquisition shall have been approved by the requisite votes of the holders of Heartland Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Seller shall be true and correct in all material respects when made and shall be true and correct in all material respects as if initially made on and as of the Closing Date.

     7.3 SELLER'S DOCUMENTS. Seller shall have delivered the following to Heartland in form and substance satisfactory to Heartland and its counsel:

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          (A) A certificate signed by an authorized member of Seller's Executive Committee confirming, on and as of the Closing Date, that each representation and warranty set forth in Section 2 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date and that Seller is in compliance with the applicable covenants set forth in Articles 4 and 5 hereof.

          (B) Evidence that Channel Leases are in place for the Channels and that such agreements shall be effective and fully enforceable.

          (C) An opinion of special counsel to Seller in the form attached hereto as Exhibit 7.3(c).

          (D) The partnership records, list of Partners, minute books, operating agreements and organization documents of Seller.

          (E) All necessary and appropriate governmental and third party consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, receipt of the AWS Consent and a "final" order by the FCC approving, without any materially adverse or onerous conditions, Heartland (or a commonly owned entity) as licensee of the owned FCC Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

          (F) An Assignment of LLC Interest in the form attached hereto as
     Exhibit 7.3(f)-1 and an Assignment of AWS Claims in the form of Exhibit 7.3(f)-2.

          (G) The Dispute Resolution Agreement.

     7.4 REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have been declared effective by the SEC in accordance with the Securities Act and the rules and regulations promulgated thereunder.

     7.5 NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred with respect to Seller, the LLC, the LLC Interest or Assets, or prospects of any thereof from the date hereof through the Closing Date.

     7.6 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF SELLER. Each of the conditions precedent to the obligations of Seller set forth in Article 6 or 8 shall have been satisfied or waived by Seller.

     7.7 SELLER'S OBLIGATIONS PERFORMED. All obligations of Seller to be performed to the Closing Date shall have been performed in all material respects.

     7.8 CONSUMMATION OF MERGER AGREEMENT. The Merger Agreement between Merger Sub, Heartland and AWS shall have been consummated.

ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.

     The obligation of Seller to consummate the Acquisition is subject to fulfillment, or written waiver signed by Seller, of each of the following conditions precedent on or prior to the Closing Date.

     8.1 PARTNER APPROVAL. The Acquisition shall have been approved by the requisite votes (but in no event less than a two-thirds ( 2/3) vote) of Seller's Partners in accordance with applicable law and its partnership agreement and/or other organizational documents.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND DOCUMENTS. Heartland shall have executed and delivered to Seller in form and substance satisfactory to Seller and its counsel:

          (A) A certificate of an executive officer of Heartland confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 3 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland addressed to Seller in the form attached hereto as Exhibit 8.3.

          (C) The Exchange Agreement, executed by Heartland and the Exchange Agent.

          (D) The Dispute Resolution Agreement.

     8.4 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF HEARTLAND. The conditions precedent to the obligations of Heartland set forth in Article 7 shall have been satisfied or otherwise waived by Heartland.

     8.5 HEARTLAND OBLIGATIONS PERFORMED. All obligations of Heartland to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.6 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the proxy statement to be amended or supplemented under applicable securities laws.

ARTICLE 9. CERTAIN CLAIMS.

     9.1 PRE-CLOSING CLAIMS. In the event that Heartland reasonably believes, at any time on or prior to the Closing Date, that (i) any representation or warranty of Seller hereunder is not true as of the date hereof, or (ii) any representation or warranty of Seller will not be true, or any covenant or obligation of Seller hereunder will not be performed, on or prior to the Closing Date, then Heartland shall deliver to Seller written notice of such matter(s) ("Claim Notice") describing in detail the nature of the alleged or anticipated breach or default under this Agreement and the amount of the damages reasonably anticipated to be suffered by Heartland as the result of such breach or default. Upon Seller's receipt of a Claim Notice, Seller may, at any time prior to the Closing Date, either (a) acknowledge in writing the breach or default by Seller hereunder and agree to the amount of damages specified in the Claim Notice, (b) negotiate with Heartland to resolve the matters set forth in the Claim Notice, the resolution of which, if any, shall be set forth in writing, or (c) deny or dispute the matters set forth in the Claim Notice and elect not to resolve such matter (in which case, Heartland would be entitled to exercise any rights provided in this Agreement in the event that any representation or warranty of Seller hereunder is not true and correct as of the applicable date or Seller fails to perform any covenant or obligation hereunder). If Seller agrees to the damages set forth in the Claim Notice or Seller and Heartland resolve such matters in writing, the agreed damages, if any, arising from such claim ("Stipulated Damages") shall constitute a portion of the Excluded Liabilities and shall be paid to Heartland upon the liquidation of the Liquidated Shares. Notwithstanding anything else contained herein to the contrary, in no event may the aggregate amount of the Stipulated Damages exceed $1,000,000.00.

     9.2 POST-CLOSING CLAIMS. The representations, warranties and covenants of Seller hereunder shall survive for the six-month period following the Closing Date ("Claim Period"). During the Claim Period, Heartland shall be entitled to pursue any claims arising from the breach of the representations, warranties or covenants of Seller hereunder in accordance with applicable law, to the extent and only to the extent that Seller is in possession of proceeds of the Liquidated Shares which have been allocated to contingent claims (which amount shall not be less than $500,000.00), and then only to the extent that such proceeds have not previously been disbursed by or on behalf of Seller to satisfy contingent claims of Seller. Heartland shall not have any recourse to Seller or its Partners other than to such proceeds of the Liquidated Shares. Any claims by Heartland during the Claim Period shall be subject to the alternate dispute resolution procedures set forth in Exhibit 9.2 attached hereto ("Dispute Resolution Agreement") and each party agrees to be bound thereby.

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ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Partners of Seller and shareholders of Heartland, by the mutual consent of Heartland and Seller.

     10.2 TERMINATION BY SELLER. This Agreement may be terminated and the Acquisition may be abandoned by Seller if the Closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of Section 1.10.

     10.3 TERMINATION BY HEARTLAND. This Agreement may be terminated and the Acquisition may be abandoned by Heartland either (a) if the Closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of Section 1.10 or (b) at any time prior to such date, at Heartland's election upon written notice from Heartland and the payment of the amount specified in
Section 10.4(d) or (e) below, as applicable.

     10.4 EFFECT OF TERMINATION AND ABANDONMENT.

          (A) In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article 10, no party hereto (or any directors, managers or officers) shall have any liability or further obligation to the other parties to this Agreement, except as provided in
     Article 10, and the remedies set forth below shall be each party's sole and exclusive remedy for any claims arising from this Agreement or the termination thereof. The payments to be made hereunder are each party's reasonable estimate of the Damages arising from the other party's conduct leading to the termination hereof, and shall constitute liquidated damages for any claims based thereon.

          (B) In the event that any Person shall have made an Acquisition Proposal and the Executive Committee of Seller approves the execution of an agreement relating thereto or recommends to the Partners the acceptance of any Acquisition Proposal and Heartland does not exercise its right of first refusal set forth in Section 5.11, then Seller shall promptly, but in no event later than two (2) days after the date of the expiration of the period in which Heartland may deliver the Election Notice (or earlier date if Heartland delivers to Seller a written waiver of its right of first refusal), (i) pay Heartland a fee of Seven Hundred Fifty Thousand Dollars ($750,000), and (ii) pay to Heartland the aggregate principal balance, plus any accrued interest, outstanding on such date under the Primary Note and Subscriber Note (upon the payment of which such notes shall be discharged and Heartland shall release any liens securing the same). Seller acknowledges that the agreements contained in this Section 10.4(b) are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland would not enter into this Agreement; accordingly, if Seller fails to promptly pay the amount due and pursuant to Section 10.4(b), and, in order to obtain such payment, Heartland commences a suit which results in a judgment against Seller for the fee set forth in this subparagraph (b) the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the interest rate specified in the Subscriber Note in effect on the date such payment was required to be made.

          (C) In the event that this Agreement is terminated (i) by Heartland pursuant to Section 10.2 arising from the failure of a condition precedent set forth in Section 7.2 or 7.7, or (ii) by either party pursuant to Sections 10.2 or 10.3, as applicable, arising from the failure of the condition precedent set forth in Section 6.5 or 6.6, then this Agreement shall terminate and the parties shall have no further obligation or liability to each other.

          (D) This Agreement may be terminated by Heartland in its sole discretion at any time prior to (i) November 1, 1995, upon the payment to Seller of a fee equal to One Hundred Thousand Dollars ($100,000), or (ii) December 1, 1995, upon the payment to Seller of a fee equal to One Hundred Sixty Five Dollars ($165,000).

          (E) In the event that this Agreement is terminated for any reason other than as set forth in subsections (b), (c) or (d) above or in connection with Heartland's exercise of its Right of First Refusal

     (as set forth in Section 5.11, upon the consummation of which this Agreement shall terminate without the payment of any additional consideration, other than as specified in the Offer Notice), then Heartland shall pay to Seller Five Hundred Thousand Dollars ($500,000).

          (F) The parties acknowledge and agree (i) that nothing contained herein shall affect the obligation of the LLC to repay the Subscriber Note and Primary Note in accordance with the terms thereof, and (ii) that Heartland, at its election, may in lieu of paying the termination fees specified in subsections (d) and (e) above, offset such amounts against amounts owing under the Primary Note and Subscriber Note.

ARTICLE 11. DEFINITIONS.

     11.1 DEFINITIONS. The terms used in this Agreement have the respective meanings specified or referred to in this Article 9:

          "ACCOUNTANT'S CONSENT LETTER" shall have the meaning set forth in
     Section 5.8.

          "ACQUISITION" shall have the meaning set forth in the Recitals.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACQUISITION SHARES" shall have the meaning set forth in Section 1.3.

          "ACT" means The Communication Act of 1934, as amended.

          "ADDITIONAL SUBSCRIBERS" means the number of subscribers receiving and paying for wireless cable television transmissions from the LLC in the Market equal to (i) the number of such subscribers on the date which is five (5) business days prior to the Closing Date minus (ii) the number of such subscribers on the date hereof of (meaning 2,500 subscribers).

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Agreement, the term "Affiliate" of any party shall not include AWS or its predecessors.

          "APPLICATION" means a pending application by Seller or Institution or other Parties to the FCC for a License.

          "ASSETS" shall have the meaning set forth in Section 1.2.

          "ASSUMED LIABILITIES" means the Liabilities of Seller for indebtedness owed to AWS as of the Closing Date, to the extent and only to the extent such indebtedness (including any accrued interest thereon) does not exceed Two Million Two Hundred Thousand Dollars ($2,200,000.00), and any liabilities associated with the LLC Interest arising after the Closing Date.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to Seller by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with any Market and the provision thereon of wireless cable services in and around any Market, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedule 2.8(b).

          "AWS CLAIMS" means all causes of action, lawsuits, litigation files, demands, judgments and claims of any nature available to or being pursued by Seller or any Partner, as applicable, against AWS or its predecessor, current or former officers or directors, or Affiliates.

          "AWS CONSENT" shall have the meaning set forth in Section 2.3.

          "BENEFIT PLAN" shall have the meaning set forth in Section 2.19.

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          "BUSINESS" shall have the meaning set forth in Section 1.2.

          "CAUSES OF ACTION" means all causes of action, lawsuits, litigation files, demands, judgments, and claims of any nature available to or being pursued by Seller with respect or relating to the Business or the ownership, use, function, or value of any Asset, whether arising by way of counterclaim or otherwise, other than AWS Claims.

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the Seller.

          "CLAIM NOTICE" shall have the meaning set forth in Section 9.1.

          "CLAIM PERIOD" shall have the meaning set forth in Section 9.2.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.1.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.1.

          "CLOSING PLACE" means the offices where the Closing shall take place on the Closing Date as provided for in Section 1.1.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the ten (10) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Shares do not trade on any date within such ten-day period, the closing price for such date shall be deemed to be the closing price for the day preceding such date for purposes of determining the Closing Share Price.

          "CLOSING TIME" means the time on the Closing Date that the Closing shall take place as provided for in Section 1.1.

          "CONSENT" means any and consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for the Business to be conducted or the Assets to be used or available for use in the conduct of the Business after the Closing Date substantially in the manner as before the Closing Date.

          "CONTRACTS" means all Channel Leases, Site Leases, Site Options, programming agreements, equipment leases, management agreements, joint venture agreements, notes, guaranties, covenants not to compete, employment agreements, consulting agreements, permits, participation agreements, policies, purchase and sale orders, quotations and other executed or executory commitments understandings and instruments to which Seller or the LLC is a party, or of which Seller or the LLC is to receive the benefit or by which any of the Assets of Seller or the LLC is bound relating to the Market or Business, whether written or oral and whether originally entered into by Seller or the LLC or another party.

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DISPUTE RESOLUTION AGREEMENT" shall have the meaning set forth in
     Section 9.2.

          "DISTRIBUTABLE SHARES" shall have the meaning set forth in Section
     1.4.

          "DISTRIBUTION RECORD DATE" shall have the meaning set forth in Section 1.4.

          "DOCUMENTS" means, with respect to the LLC Interest, Business or the Assets, all applications, engineering or market or other studies, reports, and analysis or memoranda, or records and other documents or data related to the LLC Interest or the Business which are in the possession or under the control of Seller whether or not any such document is reproduced or maintained on paper or stored or retained in or on audio or video tapes or computer hardware disks or by other electronic, magnetic or other means or methods.

          "ELECTION NOTICE" shall have the meaning set forth in Section 5.11.

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off the Site, whether yet discovered, which could or does result in Damages, including any condition resulting from the operations of the LLC or Seller.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to Seller, the LLC, the LLC Interest, or any Assets.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property used or available for use in the Business or located at any of the Facilities and related to the Business.

          "EXCHANGE AGENT" shall mean Harris Trust Company of New York.

          "EXCHANGE AGREEMENT" shall have the meaning set forth in Section 1.3.

          "EXCHANGE PRICE" shall have the meaning set forth in Section 1.3.

          "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.2.

          "EXCLUDED LIABILITIES" shall mean (i) any Liabilities of Seller other than Assumed Liabilities and (ii) 37.5% of the indebtedness outstanding under the Primary Note.

          "EXECUTIVE COMMITTEE" shall have the meaning set forth in Section 1.4.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

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          "FACILITIES" means, with respect to the Business or the Assets, all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by the LLC or Seller or leased by or the use of which are leased by the LLC or Seller.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.4.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are (a) consistent with the principles promulgated and adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HEARTLAND SHARES" shall have the meaning set forth in Section 1.3.

          "HSR ACT" shall have the meaning set forth in Section 5.9.

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with Seller, the LLC or their respective Affiliates.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of Seller or any Affiliate of Seller which are used or available for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) an individual should have known of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a manager, director or officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to warranties made by Seller, that Seller, based upon a reasonable investigation, believes the warranty is true.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals necessary or required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance.

          "LIQUIDATED SHARES" shall have the meaning set forth in Section 1.4.

          "LLC" shall have the meaning set forth in the Recitals.

          "LLC INTEREST" shall have the meaning set forth in the Recitals.

          "MARKET" means the Minneapolis, Minnesota Standard Metropolitan Area.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in, or is reasonably likely to result in, a material adverse change in the business, operations, properties, prospects relating to the LLC Interest taken as a whole other than general economic change over which Seller has no control.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "OFFER NOTICE" shall have the meaning set forth in Section 5.11.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

          "PARTIES" shall mean all parties to Contracts other than Seller from which Consents are required.

          "PERMITTED ENCUMBRANCES" means deposits under Workmen's Compensation, Unemployment Insurance or Social Security laws, or to secure statutory obligations or surety or other similar bonds; mechanics, suppliers, carriers, warehousemen's or other similar liens; liens securing Taxes, government charges or other governmental levies which are not yet due and payable, or being contested in good faith

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     by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; and the interest or title of any lessor in property pursuant to a lease of that property.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "PREPAID SUBSCRIBER FEES" means all amounts received by Seller or the LLC from customers or subscribers in the Market (whether held as cash, cash equivalents or otherwise) for periods of service from and after the Closing Date.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 5.2(b).

          "PURCHASE PRICE" shall have the meaning set forth in Section 1.3.

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 1.6.

          "ROLL-UP RULES" shall have the meaning set forth in Section 4.1.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 5.4.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" shall have the meaning set forth in the Recitals.

          "SELLER'S REPRESENTATIVE" shall have the meaning set forth in Section 4.4.

          "SITE" means a wireless cable television site with respect to which Seller is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean a Contract for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "STIPULATED DAMAGES" shall have the meaning set forth in Section 9.1.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

     11.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 12. POST-CLOSING COVENANTS.

     12.1 COOPERATION AND EXCHANGE OF INFORMATION. Following the Closing, Heartland and Seller shall provide to each other, upon reasonable prior notice and during normal business hours, access to the books and records in the possession of the other which relate to the LLC Interest or the Assets to the extent such access may be required (i) to facilitate the investigation, litigation and final disposition of any claims which have been made or may be made against (A) Seller that relate to the LLC Interest for periods of time prior to the Closing, or (B) Heartland that relate to the LLC Interest for periods of time from and after the Closing; and (ii) for any other reasonable business purpose, but in either case only to the extent that such access does not unreasonably interfere with the business and operations of such party or violate any law, order, contract or license applicable to such party.

ARTICLE 13. MISCELLANEOUS.

     13.1 EXPENSES OF THE TRANSACTION. Each of Seller and Heartland agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated; provided that (a) the following fees and expenses shall be the responsibility of Heartland: (i) the fees of the Exchange Agent, (ii) the printing costs for the Registration Statement and any other solicitation materials, (iii) the cost of mailing the Proxy Statement/Prospectus and any other solicitation materials mailed therewith, (iv) SEC filing fees for the filing of the Registration Statement, and (v) FCC filing or Consent Fees arising from or necessary to consummate the transactions contemplated hereby; and (b) Seller shall be solely responsible for any brokerage fees or commissions payable with regard to the sale of the Liquidated Shares.

     13.2 FURTHER ASSURANCES. Each of Seller and Heartland agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

     13.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        903 N. Bowser, Suite 140
        Richardson, Texas 75081
        Fax: (214) 479-1023
        Attn: John R. Bailey

     With copy to:

        Victor B. Zanetti
        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75201

     If to Seller, to:

        Wireless Cable TV Associates No. 38
        c/o Mansfield & Tanick, P.A.
        1560 International Centre
        900 Second Avenue South
        Minneapolis, Minnesota 55402-3383
        Attn: Earl H. Cohen

     With copy to:

        Earl Cohen
        Mansfield & Tanick, P.A.
        1560 International Centre
        900 Second Avenue South
        Minneapolis, Minnesota 55402-3383

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

     13.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by

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performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     13.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits (if any) hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     13.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     13.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by Seller except with the prior written consent of Heartland. Any purported assignment by Seller contrary to the terms of this Agreement shall be void. Notwithstanding the foregoing, Heartland may assign this Agreement and all of its rights and obligations hereunder, to any party. Promptly following said assignment, Heartland shall notify Seller of the name of said assignee.

     13.8 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Time, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland and Seller; provided, Heartland shall be entitled to disclose the transactions contemplated hereby without the prior approval of Seller to the extent reasonably necessary for Heartland to comply with applicable securities laws.

     13.9 CONSENT TO JURISDICTION. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Texas, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Heartland and Seller hereby irrevocably submit to the jurisdiction of the state courts of the State of Texas and to the jurisdiction of the United States District Court for the Northern District of Texas, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or thereof brought by either party or its successors or assigns. Each party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby consents to service of process by registered mail at the address to which notices are to be given. Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. Final judgment against either party in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (x) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability therein described or
(y) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that the party may at its option bring suit, or institute other judicial proceedings against the other party or any of its Assets in any state or Federal court of the United States or of any country or place where that party or such Assets may be found.

     13.10 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     13.11 SCHEDULES. The Schedules referred to herein and delivered to Heartland upon execution hereof as delivered in accordance with Section 5.14 are hereby made a part of this Agreement, and may not be changed, substituted or altered without Heartland's prior written consent.

     13.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

                  [Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

                                             SELLER:

                                             WIRELESS CABLE TV ASSOCIATES No.
                                             38,
                                             a California general partnership

                                             By:/s/ CARL TURNER
                                               Carl Turner, M.D.
                                               Chairman of Management
                                               Committee

                                             By:/s/ DAMON OSTIS
                                               Damon Ostis
                                               Deputy Chairman of Management
                                                Committee

                                             BUYER:

                                             HEARTLAND WIRELESS
                                             COMMUNICATIONS, INC.,
                                             a Delaware corporation

                                             By:    /s/ JOHN R. BAILEY
                                             Name: John R. Bailey
                                             Title:  Chief Financial Officer

                                                                     EXHIBIT 9.2

                          DISPUTE RESOLUTION AGREEMENT

     THIS DISPUTE RESOLUTION AGREEMENT (the "Agreement") dated February   , 1996
between WIRELESS CABLE TV ASSOCIATES NO. 38 ("Seller"), a California general partnership, and HEARTLAND WIRELESS COMMUNICATIONS, INC. ("Heartland"), a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings given to them in that certain Amended and Restated Asset Purchase Agreement (the "Purchase Agreement") dated as of October 5, 1995 between Seller and Heartland.

                                   RECITALS:

     WHEREAS, Seller and Heartland have entered into the Purchase Agreement in order to provide for the sale by Seller to Heartland of the LLC Interest, as set forth in the Purchase Agreement (the "Purchase"); and

     WHEREAS, Heartland has relied upon the representations, warranties and covenants of Seller set forth in the Purchase Agreement and in schedules, certificates and other documents delivered pursuant to the Purchase Agreement; and

     WHEREAS, pursuant to Section 9.2 of the Purchase Agreement, Heartland is entitled, during the Claim Period, to pursue claims arising from the breach of such representations, warranties and covenants and, in connection therewith, the parties to the Purchase Agreement have agreed to enter into this Agreement in order to establish a mechanism for resolving promptly any disputes which may arise regarding any such claims;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

                               ARTICLE 1. CLAIMS.

     1.1 CLAIM SUBMISSION. With respect to each claim ("Claim") made by Heartland during the Claim Period pursuant to Section 9.2 of the Purchase Agreement, Heartland shall deliver to Seller a certificate signed by an executive officer of Heartland (an "Officer's Certificate"):

          (a) stating that Heartland has paid, suffered or properly accrued, or Heartland in good faith reasonably anticipates that Heartland will have to pay, suffer or accrue, Damages in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith) and, with respect to a Qualifying Offer (as hereinafter defined), that the Qualifying Offer (a copy of which is to be attached to the Officer's Certificate) has been made and not accepted within the time period specified therein and the amount of additional Damages (meaning attorneys' fees and other expenses associated therewith); and further stating that Heartland is entitled to payment by Seller of the amount of such Claim pursuant to this Agreement and Section 9.2 of the Purchase Agreement; and

          (b) specifying in reasonable detail (i) the individual items of Damages included in the amount so stated (or the amount of the Qualifying Offer and additional Damages, such as attorneys' fees and other expenses, associated therewith), (ii) the date each such item was paid or properly accrued or the basis for such anticipated liability, and (iii) the nature of the liability, misrepresentation, breach of warranty or covenant or other matter to which such items is related.

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Upon Seller's receipt of the Officer's Certificate, such Claim shall be treated as set forth in Section 1.3 below.

1.2 THIRD PARTY CLAIMS; QUALIFYING OFFERS.

     (a) Within 15 days after receipt by Heartland of notice of any Claim by a third party (a "Third Party Claim") for which Heartland intends to seek payment from Seller pursuant to Section 9.2 of the Purchase Agreement, Heartland shall deliver to Seller written notice thereof; provided that the omission to so notify Seller will not affect Heartland's right of recourse hereunder and that Heartland shall not be required to deliver notice of other Claims disclosed in the Purchase Agreement or in any schedule thereto. Seller shall have the right to participate in any such proceeding and Heartland shall have the right (but not the duty) to control the defense thereof. Whether or not Seller chooses to participate in the defense of any proceeding involving a Third Party Claim, each party hereto and their respective successors and assigns agree to cooperate in the defense and to take all actions in connection with such defense as may be reasonably requested.

     (b) At any time during the first five (5) months of the Claim Period, Heartland shall have the right to make a written offer to the adverse party in any Third Party Claim to settle such Claim for an amount specified in such offer (a "Qualifying Offer"), and Heartland shall give such third party no less than twenty (20) days to accept such Qualifying Offer. If a Qualifying Offer is accepted and the Claim is settled, Heartland may seek payment from Seller for such Claim within the Claim Period in accordance with Section 1.1. If such Qualifying Offer is rejected or not accepted within such twenty (20) day period, then Heartland shall be entitled to seek payment from Seller within ten (10) days from the earlier of Heartland's receipt of a written rejection of a Qualifying Offer or the expiration of such twenty (20) day period for the amount of such Qualifying Offer (together with all expenses and costs relating thereto, including without limitation attorneys' fees) from Seller in accordance with
Section 1.1.

1.3 TREATMENT OF CLAIMS.

     (a) Accepted and Rejected Claims. Seller shall have a period of ten (10) business days from its receipt of an Officer's Certificate delivered to it pursuant to Section 1.1 ("Rejection Period") to review the Officer's Certificate and deliver to Heartland written notice of its rejection of all or a portion of the Claim referenced therein ("Rejection Notice"). If no Rejection Notice is received by Heartland within the Rejection Period, then such Claim shall become an "Accepted Claim."

     (b) Administration of Rejected Claims. For any Claim which is the subject of a Rejection Notice (a "Rejected Claim"), Seller and Heartland shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If Seller and Heartland so agree, a memorandum setting forth such agreement shall be prepared and signed by Heartland and Seller and such Rejected Claim shall become an "Accepted Claim."

     (c) Resolution of Dispute. If no such agreement between Seller and Heartland can be reached with respect to a Rejected Claim after good faith negotiation within thirty (30) days of Heartland's receipt of a Rejection Notice, Heartland and Seller shall each select an independent third party (the "Designated Party") whose determination of the Rejected Claim and the amount of Damage (if any) associated therewith shall be final, nonappealable and binding; provided that, with respect to Claims which are the subject of a Qualifying Offer, the Designated Party shall only be entitled to determine whether such Claim is subject to payment by Seller to Heartland under Section 9.2 of the Purchase Agreement; and the Designated Party shall have no authority to reduce or increase the amount of such Claim from the amount of the Qualifying Offer and Damages associated therewith. The Designated Party shall be a person knowledgeable regarding the wireless cable television business and the value of related assets, and shall be generally knowledgeable with regard to business and financial matters. In the event Heartland and Seller fail to agree upon the Designated Party within forty (40) days after Heartland's receipt of a Rejection Notice, the Designated Party shall be the managing partner of the Dallas, Texas office of an independent "Big Six" accounting firm other than KPMG Peat Marwick, L.L.P. and Arthur Andersen & Co., as selected jointly by the managing partner of the Dallas, Texas offices of said firms or their respective designees, and in the absence of said joint election, as selected by the managing partner of the
Dallas, Texas office of                          or his designee. Upon the
determination of the Designated Party in accordance herewith with respect to a Rejected Claim, the determination of the value of such Claim, if any, by the Designated Party shall become an "Accepted Claim."

All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

     (d) Payment of Claims. Subject to the provisions of Section 9.2 of the Purchase Agreement (including, without limitation, the limitation of the recourse of Heartland to the proceeds of the Liquidated Shares), once a Claim has become an Accepted Claim in accordance with the terms of this Agreement, Seller shall, within five (5) business days of such date, pay to Heartland the amount of such Claim.

     1.4 COSTS AND EXPENSES. All costs and expenses of the Designated Party shall be borne equally by Seller and Heartland. All other costs and expenses shall be borne by the party incurring such costs and expenses.

                            ARTICLE 2. MISCELLANEOUS

     2.1 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be given in accordance with Section 13.3 of the Purchase Agreement to the parties at the addresses for such parties set forth in such Section 13.3.

     2.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

     2.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

     2.4 PREVAILING PARTY. In the event of any dispute which results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relief to which such party or parties may be entitled to recover) may recover from the nonprevailing party or parties reasonable attorneys' fees and other costs incurred in any action or proceeding.

     2.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                By:
                                   -----------------------------------------
                                Title:
                                      --------------------------------------

                                WIRELESS CABLE TV ASSOCIATES NO. 38
                                a California general partnership

                                By:
                                   -----------------------------------------
                                   Carl Turner, M.D.
                                   Chairman of Management Committee

                                By:
                                   -----------------------------------------
                                   Damon Ostis
                                   Deputy Chairman of Management Committee

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                                                                      APPENDIX L

                          MINNEAPOLIS CLAIM ASSIGNMENT

L

                                                               EXHIBIT 7.3 (F-2)

                            ASSIGNMENT OF AWS CLAIMS

     THIS ASSIGNMENT OF AWS CLAIMS ("Assignment") is made and entered into on
this      day of                , 1996 ("Effective Date") by and between
Wireless Cable TV Associates #38, a California general partnership ("Seller"), and each general partner of Seller approving the transactions ("Approving Partners") contemplated by the Purchase Agreement (as defined below) (collectively, Seller and each Approving Partner are referred to as "Assignor") and Heartland Wireless Communications, Inc., a Delaware corporation ("Assignee").

                                  WITNESSETH:

     WHEREAS, Seller and Assignee have executed that certain Amended and Restated Asset Purchase Agreement ("Purchase Agreement") dated as of October 4, 1995, pursuant to which Seller is to convey to Assignee a 75% equity interest ("Membership Interest") in American Wireless System of Minneapolis, LLC, a Delaware limited liability company ("LLC") that owns 100% of the wireless cable television assets that provide wireless cable television service in the metropolitan area of Minneapolis, Minnesota the ("Market").

     WHEREAS, pursuant to the Purchase Agreement and the consents solicited thereby, Assignor has agreed to assign to Assignee the AWS Claims held by Assignor against the AWS Parties (defined below);

     WHEREAS, Assignor and Assignee desire to evidence the assignment of the AWS Claims to Assignee;

     NOW, THEREFORE, for and in consideration of the above-stated premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee do hereby agree as follows:

     1. Definitions. The terms used in this Assignment shall have the respective meanings set forth below:

          "Affiliate" means with respect to any Person, or any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or is a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AWS" means American Wireless Systems, Inc., a Delaware corporation.

          "AWS Claims" means any and all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by Assignor against any AWS Party, whether known, unknown, fixed or contingent.

          "AWS Parties" means AWS, its predecessors, current or former directors or officers of AWS or its predecessors, or any Affiliate of AWS.

          "Consent" shall mean the written approval of the Approving Partners of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of Seller and the execution of this Assignment).

          "Person" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or governmental authority.

          "Proxy Statement" means the Proxy Statement/Prospectus dated January 1996 relative to the proposed distribution of shares of common stock, $.001 par value per share, of Heartland.

     2. Assignment. Each Assignor does hereby SELL, ASSIGN, TRANSFER AND DELIVER to Assignee the AWS Claims, to have and to hold the above AWS Claims unto Assignee and its successors and assigns, forever.

     3. Representations of Assignor. Each Assignor represents and warrants unto Assignee the following:

          (a) The execution and delivery of this Assignment has been duly authorized and approved by all appropriate parties and authorities and this Assignment is binding on and enforceable against each Assignor;

          (b) Assignor has not transferred, assigned, encumbered or otherwise burdened any of the AWS Claims;

          (c) Each Assignor owns the AWS Claims purported to be transferred hereby free and clear of all liens, security interests, rights or powers; and

          (d) Each Assignor has read and had the opportunity to discuss with legal counsel the effect of this Assignment and has received and read the Proxy Statement, including without limitation the portions thereof describing certain claims that may be enacted by Assignor which are included in that Assignment.

Notwithstanding the foregoing representations and warranties, Assignor makes no representations or warranties regarding the passage or tolling of any applicable statutes or limitations with regard to the AWS Claims, the validity of the AWS Claims, the value (if any) of the AWS Claims, or the collectability of the AWS Claims.

     4. Applicable Law. Except to the extent the laws of the United States are applicable, this Assignment shall be construed in accordance with the laws of the State of Texas, and any litigation involving the terms of this Assignment shall be brought in the appropriate state or United States court in the State of Texas.

     5. Certain Waivers. Each party hereto knowingly and voluntarily waives any and all provisions of applicable law (including, without limitation, any statutes, common law, regulation or other legal requirement or concept) relating to this Assignment or limiting the scope or effect hereof. To the extent applicable to this Assignment, each Assignee hereby waives all rights provided by the following statutory language of section 1542 of the California Civil Code (and any securities provisions provided under the laws of any other state):

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor."

     6. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original. Each Assignor and Assignee acknowledge that the approval of the transactions contemplated by the Purchase Agreement shall constitute each Approving Partner's agreement to be bound by the terms of this Assignment and that the execution of any written document approving such transaction shall constitute the execution and approval of the terms of this Assignment. This Assignment may also be executed by facsimile signature.

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     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.


                      Seller: Wireless Cable Television Associates #38, a California General Partnership

                                     By:
                                        ---------------------------------------
                                     Printed Name:
                                                  -----------------------------
                                     Its:
                                         --------------------------------------
                      Approving
                      Partner:
                                     ------------------------------------------
                      (Entity)       By:
                                        ---------------------------------------
                                     Printed Name:
                                                  -----------------------------
                                     Its:
                                         --------------------------------------

                      Approving
                      Partner:
                      (Individual)   Printed Name:
                                                  -----------------------------
                      Assignee:      Heartland Wireless Communications, Inc.,
                                     a Delaware corporation

                                     By:
                                        ---------------------------------------
                                     Printed Name:
                                                  -----------------------------
                                     Its:
                                         --------------------------------------

M
                                                                      APPENDIX M

                          MINNEAPOLIS LIQUIDATION PLAN

M

                              PLAN OF LIQUIDATION

                                       OF

                        WIRELESS CABLE TV ASSOCIATES #38

     1. The General Partners ("General Partners") of Wireless Cable TV Associates #38, a California general partnership ("the Partnership"), hereby approve, authorize and consent to the voluntary dissolution of the Partnership, and hereby direct that such dissolution be affected as promptly as possible in accordance with the Plan of Liquidation set forth herein.

     2. Effective October 4, 1995, the Partnership entered into the Amended and Restated Asset Purchase Agreement by and between Heartland Wireless Communications, Inc. ("Heartland") and the Partnership pursuant to which Heartland proposes to purchase the Partnership's 75% membership interest in and to American Wireless System of Minneapolis, LLC, a Delaware limited liability company that owns and operates the wireless cable television system in Minneapolis, Minnesota and issue to the Partnership in exchange therefore shares of common stock, $.001 par value per share, of Heartland ("Acquisition Shares"). Upon the closing of the transaction contemplated by the Amended and Restated Asset Purchase Agreement which is anticipated to occur no later than February 28, 1996, the Partnership shall not perform business activities thereafter except as required for the winding up of its affairs, preserving the value of its assets and distributing its assets in accordance with this plan.

     3. Net income and net loss of the Partnership following the date of adoption of this plan shall be determined and allocated to the General Partners' capital accounts in accordance with the terms of the General Partnership Agreement of the Partnership. After giving effect to such allocations, (a) the Acquisition Shares or liquidation proceeds thereof and (b) the proceeds from the liquidation of the Partnership's remaining assets and collection of any accounts receivable of the Partnership are to be distributed in the following order of priority: (i) first, to the payment and discharge of all of the Partnership's debts and liabilities; (ii) second, to the creation of any reserves which the Management Committee of the Partnership deems necessary and in accordance with the Asset Purchase Agreement; (iii) to the General Partners in proportion and to the extent to their capital accounts; and (iv) the balance, if any, to the General Partners in proportion to the general partnership owned by each of them.

     4. The members of the Management Committee of the Partnership, or any one of them, shall execute and file all tax returns, certificates, documents and information required to be filed by reason of the complete liquidation and dissolution of the Partnership.

     5. The members of the Management Committee of the Partnership shall consummate this Plan of Liquidation as set forth herein and shall have full power and authority to adopt all resolutions, execute all documents, file all papers and take all actions they deem necessary or advisable for the complete liquidation and dissolution of the Partnership.

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                                                                      APPENDIX N

                          INFORMATION CONCERNING CMAX

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                               TABLE OF CONTENTS

Business of CMAX....................................................................     N-1
CMAX -- Selected Consolidated Financial Information.................................    N-11
Pro Forma Information of 1992 Acquisition...........................................    N-12
CMAX -- Management's Discussion and Analysis of Financial Condition and
  Results of Operations.............................................................    N-13
Dividends on and Market Value of CMAX Common Stock..................................    N-21
Security Ownership of Principal Stockholders and Management.........................    N-22
Comparison of Rights of Holders of Heartland and CMAX...............................    N-23

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                                BUSINESS OF CMAX

     CMAX owns, develops and operates wireless cable television systems and currently provides subscription television services to approximately 34,300 subscribers (as of November 30, 1995) in a cluster of wireless cable television systems located in Texas (the "Texas Cluster"). The Texas Cluster provides service to customers in a 250 mile long and 70 mile wide area encompassing the cities of San Antonio, Austin, Temple/Killeen and Waco through the utilization of four separate head-end/transmission facilities. CMAX also presently holds wireless cable channel rights in Sherman/Denison, Lubbock, Athens and Amarillo, Texas (the "Additional Texas Systems") and Salt Lake City, Utah (the "Salt Lake City System"). CMAX estimates that the Texas Cluster, the Additional Texas Systems and the Salt Lake City System collectively represent approximately 1,614,000 households which can be served by LOS transmissions. CMAX also estimates that approximately 233,000 households in these markets are not passed by traditional hard-wire cable systems. Unless the context requires otherwise, the term "CMAX" shall refer to CableMaxx, Inc. and its subsidiaries through which it conducts business.

     On September 11, 1995, CMAX signed the Agreement and Plan of Merger ("CMAX Merger Agreement") among CMAX, Heartland and CMAX Merger Sub. Pursuant to the CMAX Merger Agreement, at the closing, CMAX Merger Sub will be merged with and into CMAX, and the stockholders of CMAX will receive newly issued publicly tradeable shares of Heartland Common Stock valued at $8.50 per share of CMAX common stock, subject to adjustment. Effective upon the closing of the CMAX Merger, CMAX will become a wholly owned subsidiary of Heartland. The total consideration under the CMAX Merger Agreement is valued at approximately $80.8 million, subject to adjustment. The consummation of the CMAX Merger Agreement is subject to customary closing conditions, including the approval of the stockholders of CMAX. There can be no assurance that all such conditions will be met.

     In connection with the execution of the CMAX Merger Agreement, the principal stockholders of CMAX and Heartland, respectively, executed voting agreements agreeing to vote all shares of CMAX or Heartland Common Stock held by them, as the case may be, in favor of the CMAX Merger Agreement in connection with any meetings of the stockholders of CMAX or Heartland, as the case may be. Such agreements will remain in effect until the termination or consummation of the CMAX Merger Agreement by its terms.

     Also in connection with the execution of the CMAX Merger Agreement, CMAX entered into the Sublease Agreement with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland.

     Also, in connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     Wireless cable television programming is transmitted through the air via microwave frequencies in a direct line-of-sight from the transmission facility to an antenna located at the subscriber's location by utilizing up to 200 MHz of radio spectrum allocated by the FCC for wireless cable operations. Wireless cable technology eliminates the extensive networks of cable and amplifiers utilized by traditional hard-wire cable operators which substantially reduces the cost to build, operate and maintain a television distribution system. Unlike a traditional hard-wire cable system, a significant portion of the capital costs of a wireless cable system are not incurred until shortly before a subscriber has been added and is about to generate revenue for CMAX.

Management believes that CMAX provides customers with (i) an equivalent or higher quality picture, (ii) a more reliable signal resulting in fewer transmission disruptions and (iii) lower average monthly rates, compared to those generally provided by traditional hard-wire cable operators. Despite these lower rates, CMAX's average monthly service revenue per subscriber has increased from $30.22 in fiscal 1993 to $30.75 in fiscal 1994 to $32.76 in fiscal 1995. The estimated 1994 national average monthly service revenue per subscriber for comparable services for traditional hard-wire cable operators was $28.24 according to Paul Kagan Associates, Inc., a national media research firm. CMAX believes that its average monthly service revenue per subscriber is comparable to that of traditional hard-wire cable operators primarily as a result of the relatively high number of CMAX customers who pay for premium service and multiple television outlets. Like traditional hard-wire cable operators, CMAX offers a full range of basic and premium programming including local off-air channels, A&E, CNN, The Disney Channel, HBO, MTV, USA Network and WTBS. All of CMAX's set-top converters are addressable, allowing its subscribers to receive pay-per-view programming.

     In December 1992, a newly organized affiliate of Charterhouse Group International, Inc. ("Charterhouse"), together with Galaxy Cablevision, L.P. ("Galaxy Cablevision") and Galaxy Management, Inc. ("Galaxy") acquired CMAX's business (the "1992 Acquisition") from certain sellers (collectively, the "CMAX Predecessor"). In connection with the 1992 Acquisition, CMAX entered into a $14.5 million revolving credit and term loan facility from Fleet National Bank (the "CMAX Credit Facility"). In November 1993, CMAX effected an initial public offering of 3,500,000 shares of its Common Stock (the "CMAX IPO") from which it raised gross proceeds of $42.0 million. In February 1995 CMAX acquired the Salt Lake City System for a price of approximately $11.0 million.

BUSINESS STRATEGY

     CMAX's strategy is to own, develop and operate wireless cable channel systems with full channel line-ups in geographic clusters which focus on mid-sized cities and their surrounding areas. This clustering enables CMAX to take advantage of economies of scale in management, customer service, training and marketing. CMAX believes these economies help to reduce the number of subscribers required for a system to reach a break-even operating cash flow. CMAX also intends to focus on cities that have growing populations and stable economic bases, particularly in cities in which it believes it is less likely to face competition from alternative forms of entertainment. CMAX has implemented several strategies, including requiring up-front payments for the cost of installation and the first month's service, in order to attract subscribers that are less likely to disconnect voluntarily or to be disconnected as a result of delinquent payment.

     CMAX's marketing strategy is to attract potential subscribers in the following priority: (i) households in geographical areas not passed by traditional hard-wire cable systems; (ii) commercial establishments which are currently not passed by traditional hard-wire cable systems; (iii) households which are passed by, but currently do not subscribe to, traditional hard-wire cable systems; and (iv) households subscribing to traditional hard-wire cable systems.

     To differentiate its product offering from other subscription television providers, CMAX uses marketing themes of dependability, price, popular programming, picture quality and customer service.

     - Dependability. CMAX's subscribers enjoy a substantially higher level of signal reliability compared to traditional hard-wire cable subscribers. This higher level of dependability is the result of the elimination of the extensive network of coaxial cables, amplifiers and processing equipment between the head-end/transmission facility and the subscriber's location. In addition, CMAX has installed back-up power systems and redundant components in all of its head-end/transmission facilities which virtually eliminate the potential for system outages due to power or component failures. Traditional hard-wire cable systems on the other hand are subject to failure due to multiple components in their networks of coaxial cable and amplifiers. If a failure does occur in CMAX's system, it is generally easier to diagnose and repair due to the smaller number of system components.

     - Price. CMAX offers its customers attractively priced program packages which it believes are generally lower than those for comparable programming offered by its traditional hard-wire cable competitors. A key

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component of CMAX's product offering is the inclusion of The Disney Channel as part of its basic plus subscription package. All of CMAX's competitors currently charge an additional fee for this channel. CMAX believes including The Disney Channel as part of CMAX's basic plus service makes its service more attractive to families.

     - Popular Programming. CMAX offers a full range of basic and premium programming featuring the most popular channels. CMAX also offers instructional programming in conjunction with educational institution partners. In addition, all of CMAX's set-top converters are fully addressable, allowing subscribers to receive pay-per-view programming which provides subscribers with access to movies, special sporting events and concerts.

     - Picture Quality. CMAX emphasizes that wireless picture transmission generally offers an equivalent or higher quality picture than traditional hard-wire cable because there is less opportunity for signal degradation between CMAX's head-end and the subscriber's location. In contrast, in a traditional hard-wire cable system, each time a television signal passes through an amplifier, some measure of signal noise is added which can result in a grainier picture.

     - Customer Service. CMAX has established the goal of maintaining high levels of customer satisfaction. To this end, CMAX seeks to provide superior customer service through extended daily customer service hours (7am to 7pm), flexible installation scheduling, responsiveness to customer inquiries and well-trained uniformed field personnel. CMAX also has a policy of calling new subscribers three times over a 45-day period after installation to ensure that the subscriber is satisfied with the installation and understands all the features of CMAX's equipment.

CMAX'S MARKETS

     The following table outlines the markets in which CMAX is operating or in which CMAX holds or has the right to acquire wireless cable channel rights as of November 30, 1995:

                                                                                                ESTIMATED      ESTIMATED
                                              MHZ OF RADIO                                      LINE-OF-       HOUSEHOLDS
                        DMA      NUMBER OF      SPECTRUM                        NUMBER OF         SIGHT         UNPASSED
       MARKET         RANK(1)    CHANNELS(4)   AVAILABLE       LAUNCH DATE     SUBSCRIBERS     HOUSEHOLDS       BY CABLE
--------------------  -------    ---------    ------------    --------------   -----------    -------------    ----------
Austin..............     65          31            186        November 1989       12,299          250,000         50,000
San Antonio.........     39          37            186          March 1993        11,805          440,000         45,000
Temple/Killeen......     98(2)       35            186          April 1994         6,312           80,000         25,000
Waco................     98(2)       35            186          July 1994          3,860           80,000         25,000
Salt Lake City......     37          27(5)         162             (10)               --          434,000         20,000
Sherman/Denison*....    159          31(6)         186             (10)               --           90,000         30,000
Amarillo*...........    130           9(7)          54             (10)               --           80,000          8,000
Lubbock*............    152          12(8)          72             (10)               --          100,000         30,000
Athens, Texas*......      8(3)        7(9)          42             (10)               --           60,000             NA
                                                                               ---------       -----------     ---------
    Total...........     --          --             --              --            34,276        1,614,000        233,000
                                                                               =========       ===========     =========

---------------

 * CMAX's wireless cable channel rights in this market are covered by the Sublease Agreement which gives Heartland the right to acquire such wireless cable channel rights.
 (1) DMA rank is the Designated Market Areas ranking of television homes among United States markets as determined by the Nielsen Media Research Company for the 1994/1995 television season.
 (2) Temple/Killeen and Waco share the same DMA household market.
 (3) Athens shares the same DMA household market with Dallas, Texas.
 (4) Includes 6, 4 and 4 off-air channels in San Antonio, Temple/Killeen and Waco, respectively. CMAX's primary traditional hard-wire competitors in each of the markets included within the Texas Cluster offer between 39 and 58 channels to their subscribers.
 (5) Of these channels, 7 are the subject of pending applications.
 (6) Of these channels, 8 are the subject of uncontested application proceedings.
 (7) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.
 (8) Of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.
 (9) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.
(10) CMAX has not yet set a launch date for these systems. There can be no assurance that the systems in these markets will be launched.

     CMAX, as a whole, has experienced negative cash flow from operations in each year since its formation due to its system development, expansion and acquisition activities. Until sufficient cash flow is generated from operations CMAX will have to utilize external sources of funding to satisfy its working capital needs. Accordingly, in order to conserve cash pending the availability of external funding, CMAX has, since June 30, 1994, reduced the rate of growth of new subscribers. CMAX believes that it needs between 3,000 and 5,000 subscribers to generate operating cash flow in any of its markets. Operating cash flow is revenue less costs of sales other than depreciation and other non-cash charges. All four of the systems in the Texas Cluster are presently generating positive operating cash flow, while CMAX has experienced negative cash flow.

  The Texas Cluster

     Austin. The city of Austin is the state capital of Texas and is the home of numerous state agencies which employ approximately 119,000 people within the five county area in and surrounding Austin. Additionally, Austin is the home of the main campus of the University of Texas which has an enrollment of approximately 50,000 students. CMAX presently provides service to nearly 3,000 dormitory rooms at the University of Texas at Austin. According to the 1990 census, the Austin metropolitan area had a total population of 781,572 which grew 45.6% from 1980 to 1990. Austin has experienced job growth of approximately 5.1% over the past five years, and its metropolitan-wide unemployment rate for July 1995 was 3.4%, significantly below the national average of 5.7% for the same period. Austin is the fourth largest metropolitan area in Texas and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is sixty-fifth nationally in the number of television households.

     The following table sets forth a description of the programming currently offered by the Austin system:

                            AUSTIN CHANNEL OFFERINGS

CHANNEL                 NETWORK                       CHANNEL                 NETWORK
--------  -----------------------------------         --------  -----------------------------------
    2     KBVO (FOX)                                     21     Access*
    3     KVUE (ABC)                                     22     Trinity Broadcast Network*
    4     KXAN (NBC)                                     23     The Weather Channel
    5     KEYE (CBS)                                     24     The Nashville Network
    6     ESPN                                           25     Country Music Television*
    7     CNN                                            26     Concordia College*
    8     Home Sports Entertainment*                     27     The Learning Channel*
    9     KLRU (PBS)                                     28     ACCI
   10     The Family Channel                             29     ACCII*
   11     TBS Superstation                               30     Black Entertainment Television*
   12     Turner Network Television                      31     HBO
   13     KVCTV                                          32     Showtime
   14     Nickelodeon                                    33     The Movie Channel
   15     The Disney Channel                             34     QVC Shopping*
   16     American Movie Classics                        35     Home Shopping*
   17     USA Network                                    36     Pay Per View
   18     Headline News                                  37     MTV
   19     The Discovery Channel                          39     Univision
   20     Arts & Entertainment


---------------

* These channels are only available during certain parts of the day.

     San Antonio. According to the 1990 census, the San Antonio metropolitan area had a total population of 1,302,099 which grew 21.5% from 1980 to 1990. San Antonio has experienced job growth of approximately 2.8% over the past five years, and its metropolitan-wide unemployment rate for July 1995 was 5.0%, below the national average of 5.7% for the same period. San Antonio is the third largest metropolitan area in Texas and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is thirty-ninth nationally in the number of television households.

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     The following table sets forth a description of the programming currently offered by the San Antonio system: San Antonio Channel Offerings

                         SAN ANTONIO CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    2     Preview Guide                             22     USA Network
    3     CNN                                       23     The Weather Channel
    4     KMOL (NBC) San Antonio+                   24     The Nashville Network
    5     KENS (CBS) San Antonio+                   25     Country Music Television
    6     ESPN                                      26     MTV
    7     KRRT (UPN)                                27     American Movie Classics
    8     Home Sports Entertainment                 28     C-Span House of Representatives
    9     KLRN (PBS) San Antonio+                   29     KABB (FOX) San Antonio+
   10     The Family Channel                        30     Arts & Entertainment
   11     Black Entertainment Television            31     HBO
   12     KSAT (ABC) San Antonio+                   32     Showtime
   13     WTBS (IND) Atlanta                        33     The Movie Channel
   14     Nickelodeon                               34     FLIX
   15     The Disney Channel                        35     QVC Shopping/Pay-Per-View
   16     The Learning Channel                      36     Cable Video Store
   17     Mind Extension University*                37     Pay-Per-View I
   18     Headline News*                            38     Pay-Per-View II
   19     The Discovery Channel                     39     WGN
   20     Turner Network Television                 41     Univision
   21     EWTN Catholic Network                     60     Telemundo+

---------------

+ These channels are received off-air through an additional antenna at the subscriber's location.

* These channels are only available during certain parts of the day.

     Temple/Killeen. The cities of Temple and Killeen, Texas are located 55 miles northeast of Austin and are the home of Fort Hood, one of the U.S. Army's largest bases worldwide. According to the 1990 census, the Temple/Killeen metropolitan area had a total population of 255,301 which grew 19% from 1980 to 1990. The Temple/Killeen metropolitan area has experienced job growth of 4.0% over the past five years and its metropolitan-wide unemployment rate for July 1995 was 5.2%, below the national average of 5.7% for the same period. The DMA ranking of Temple/Killeen as reported by the Nielsen Media Research Company for 1994/1995 is ninety-eighth nationally in the number of television households.

     The following table sets forth a description of the programming currently offered by the Temple/Killeen system:

                        TEMPLE/KILLEEN CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    1     Preview Channel                           19     Turner Classic Movies
    2     KWTX (CBS) Waco+                          20     Home Sports Entertainment
    3     KCEN (NBC) Temple+                        21     MTV
    4     KNCT Killeen                              22     The Nashville Network
    5     KXXV (ABC) Waco+                          23     Country Music Television
    6     ESPN                                      24     Black Entertainment Television
    7     KWKT (FOX) Waco+                          25     The Weather Channel
    8     USA Network                               26     Headline News
    9     The Disney Channel                        27     C-SPAN*
   10     CNN                                       28     EWTN Catholic Network
   11     Discovery Channel                         30     HBO
   12     Arts & Entertainment                      31     Showtime
   13     Nickelodeon                               32     The Movie Channel
   14     The Family Channel                        33     QVC*
   15     Univision                                 34     Mind Extension University*
   16     American Movie Classics                   35     Turner Network Television
   17     The Learning Channel                      36     Trinity Broadcasting Network*
   18     TBS                                       38     Request*

---------------

+ These channels are received off-air through an additional antenna at the subscriber's location.

* These channels are only available during certain parts of the day.

     Waco. Waco is located 90 miles northeast of Austin and is the home of Baylor University, which has an enrollment of approximately 12,500 students. According to the 1990 census, the Waco metropolitan area had a total population of 189,123 which grew 10.8% from 1980 to 1990. Waco has experienced job growth of approximately 2.2% over the past five years, and its metropolitan-wide unemployment rate for July 1995 was 5.4%, below the national average of 5.7% for the same period. The DMA ranking of Waco as reported by the Nielsen Media Research Company for 1994/1995 is ninety-eighth nationally in the number of television households.

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     The following table sets forth a description of the programming currently offered by the Waco system: Waco Channel Offerings

                             WACO CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    1     Preview Channel                           19     Turner Classic Movies
    2     KWTX (CBS) Waco+                          20     Home Sports Entertainment
    3     KCEN (NBC) Temple+                        21     MTV
    4     KNCT Killeen                              22     The Nashville Network
    5     KXXV (ABC) Waco+                          23     Country Music Television
    6     ESPN                                      24     Black Entertainment Television
    7     KWKT (FOX) Waco+                          25     The Weather Channel
    8     USA Network                               26     Headline News
    9     The Disney Channel                        27     C-SPAN*
   10     CNN                                       28     EWTN Catholic Network
   11     Discovery Channel                         30     HBO
   12     Arts & Entertainment                      31     Showtime
   13     Nickelodeon                               32     The Movie Channel
   14     The Family Channel                        33     QVC*
   15     Univision                                 34     Mind Extension University
   16     American Movie Classics                   35     Turner Network Television
   17     The Learning Channel                      36     Trinity Broadcasting Network*
   18     TBS                                       38     Request*

---------------

+ These channels are received off-air through an additional antenna at the subscriber's location.

* These channels are only available during certain parts of the day.

     CMAX transmits the signal for the Austin system at 100 watts and the San Antonio, Temple/Killeen and Waco systems at 50 watts. CMAX estimates each system's coverage radius to be approximately 35 miles.

     Salt Lake City. The city of Salt Lake City is the state capital of Utah and is the home of the world headquarters of the Church of Jesus Christ of Latter-day Saints and the University of Utah, which has an enrollment of approximately 24,100 students. According to the 1990 census, the Salt Lake City metropolitan area had a total population of 1,072,227 which grew 17.8% from 1980 to 1990. Salt Lake City has experienced job growth of approximately 4.48% over the past five years, and its metropolitan-wide unemployment rate for June 1995 was 3.2%, one of the lowest rates in the United States for the same period. Salt Lake City is the largest metropolitan area in Utah and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is thirty-seventh nationally in the number of television households.

     The Additional Texas Systems are subject to the Sublease Agreement which gives Heartland the right to acquire such systems. In the markets for some of the Additional Texas Systems, CMAX believes that additional channels have been assembled by third parties, which could make it uneconomic for CMAX to develop such systems. No assurances can be given that, in the event the transactions contemplated by the Sublease Agreement are not consummated, CMAX will be successful in obtaining sufficient additional channel leases to enable CMAX to operate wireless cable systems in each such market.

MARKETING

     CMAX has established marketing and sales operations in the Texas Cluster and plans to establish similar marketing and sales operations as additional systems are launched. CMAX's direct sales efforts are primarily door-to-door by its sales force which, as of December 31, 1995, was comprised of 3 individuals in Austin, 9 individuals in San Antonio, 6 individuals in Temple/Killeen and 6 individuals in Waco. Members of the sales force are responsible for assigned geographic areas and are compensated on a commission basis. CMAX also utilizes telemarketing to potential subscribers responding to CMAX's promotional activities. In addition, CMAX utilizes television, direct mail, radio and print advertising and special events to further its marketing efforts.

INSTALLATION

     Subscriber installation in the Texas Cluster is provided for various fixed fees by independent contractors who assume the inventory risk of all installation material, including antennae, masts and down converters, but not set-top converters, which are provided by, and remain the property of, CMAX. This arrangement eliminates CMAX's need to maintain an installation workforce and reduces the amount of inventory it must carry.

COMPETITION

     Wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the cable television industry, some of which are described below. Many of CMAX's competitors have far greater financial resources than CMAX.

     Traditional Hard-Wire Cable. CMAX believes that its primary competition is from traditional hard-wire cable operators. CMAX's primary traditional hard-wire competitors in the Texas Cluster during fiscal 1995 included Time Warner Cable in Austin, Paragon Houston Industries, Inc. in San Antonio and Metrovision in Temple/Killeen and Waco, all of which are significantly larger and have substantially greater financial resources than CMAX. Time Warner Cable has recently announced the proposed acquisition of Paragon Houston Industries, Inc. in San Antonio and Metrovision in Temple/Killeen and Waco. Currently, these primary traditional hard-wire cable competitors in the Texas Cluster offer between 39 and 58 channels to their subscribers compared to between 31 and 37 channels offered by CMAX. The technology used by such operators is a coaxial cable system which transmits signals from a head-end, delivering local and satellite-delivered programming via a distribution network consisting of amplifiers, cable and other components to subscribers.

     Direct Broadcast Satellite ("DBS"). DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a rooftop or in the yard. DBS receiver equipment for a single television set costs approximately $700 per customer, plus installation fees. Each additional, independent outlet requires a separate descrambling device at additional cost to the subscriber.

     Due to the cost of receiving equipment as well as the broader availability of local programming offered by wireless cable systems, CMAX believes that wireless cable systems currently enjoy a comparative cost and local programming advantage over DBS systems.

     Telephone Companies. Under the Communications Act of 1934, as amended (the "Communications Act"), local exchange carriers ("LECs") are currently prohibited from providing video programming directly to subscribers in their respective telephone service areas. Certain Federal courts have recently ruled, however, that this "teleco-cable cross-ownership ban" abridges the First Amendment rights of LECs under the U.S. Constitution. These rulings are currently under appeal or are expected to be appealed. Proposals to lift the teleco-cable cross-ownership ban are also currently under review by the U.S. Congress. In light of these court decisions, the FCC has indicated that it will look favorably on waivers of the teleco-cable cross-ownership ban under certain circumstances. The FCC already permits LECs to provide "video dialtone" service, thereby allowing such carriers to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others. The FCC has ruled that the teleco-cable cross-ownership ban does not apply to wireless cable.

     Satellite Master Antenna Television ("SMATV"). SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, only it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service one or more

N

multiple dwelling units. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz ("GHz") band.

     Local Multi-Point Distribution Service. In 1993, the FCC proposed to redesignate the 28 GHz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). As proposed by the FCC, LMDS would provide two licensees up to 49 channels each for the distribution of video programming in prescribed geographic areas. Numerous satellite system operators, including, among others, the National Aeronautics and Space Administration, Motorola Satellite Communications, Inc., Hughes Space and Communications Co., Ameritech, and Loral Quilcomm Satellite Services, Inc., opposed in whole or in part, the redesignation of the 28 GHz band for video distribution. The FCC recently proposed that the 28 GHz band be shared by terrestrial and satellite services, that competitive bidding be used to award LMDS and satellite authorizations, and that LMDS authorizations be based on 493 geographic areas known as basic trading areas ("BTAs").

     Satellite Receive Dishes. Satellite receive dishes are generally seven to twelve foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of scrambling, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity, although CMAX competes with these systems to some degree in marketing its services.

     Off-Air Local Broadcasts. Off-air local broadcasts (e.g., ABC, NBC, CBS, Fox and PBS) provide a free programming alternative to the public. CMAX currently retransmits certain off-air local broadcasts to its wireless cable subscribers, but its ability to do so is generally dependent upon receipt of retransmission consent.

     Video Stores. Retail stores rent video tapes and are a major participant in the television program delivery industry. According to the Cable Television's Fact Book, in 1994 there were approximately 76,312,700 households with video cassette recorders in the United States.

AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to utilize specified frequencies, the operator must then obtain the right to use the programming to be transmitted over those frequencies.

     General. Currently, with the exception of the retransmission of off-air broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to CMAX has been significantly mitigated by the Cable Act and various FCC regulations promulgated thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Of the major cable television programming services carried by CMAX, only ESPN, USA Network and A&E are not currently directly owned by vertically integrated multiple cable system operators, and CMAX historically has not had difficulty in arranging satisfactory contracts for these services.

     Copyright. Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under Section 111 of the Copyright Act, as amended, certain cable systems and wireless cable systems are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports with and the payment of certain fees to the U.S. Copyright Office.

     Certain FCC rules require wireless and traditional hard-wire cable operators to secure the consent of certain local commercial television broadcast stations in order to retransmit their signals. However, wireless cable systems, unlike traditional hard-wire cable systems, are not required under the FCC's "must carry" rules to retransmit a specified number of local commercial television or qualified low power television signals. Although there can be no assurances that CMAX will be able to obtain requisite broadcaster consents, CMAX believes in most cases it will be able to do so for little or no additional cost.

EMPLOYEES

     As of December 31, 1995, CMAX had a total of 153 employees, 42 of whom were located in Austin, 49 of whom were located in San Antonio, 37 of whom were located in Temple/Killeen and 25 of whom were located in Waco. Of such employees, 39 provide technical services, 81 are office personnel and customer service representatives (of which 22 are part-time), 24 are marketing and sales staff and 9 are executive and administrative personnel. New subscriber installations are performed by an independent contractor, thus reducing the number of persons employed by CMAX. None of CMAX's employees is subject to a collective bargaining agreement. CMAX has experienced no work stoppages and believes that its relations with its employees are good.

PROPERTY OF CMAX

     CMAX leases approximately 17,000 square feet in Austin, approximately 29,000 square feet in San Antonio and approximately 10,000 square feet in Waco for its customer service and warehouse needs. Such leases run through April 2010, mid-April 2004 and May 1999, respectively. CMAX also leases approximately 6,800 square feet in Austin for its executive offices pursuant to a lease expiring in December 1999. CMAX owns an approximately 10,000 square foot customer service and warehouse facility in the Temple/Killeen area. CMAX believes that space meeting its physical and cost requirements is readily available in Austin, San Antonio and Waco and intends to lease new facilities upon the expiration of its current leases. In addition to office space, CMAX leases land on which it has constructed its head-ends and transmission towers for the Texas Cluster. CMAX's beambenders are located on private lots with the landlord receiving free wireless cable service or nominal rent. CMAX believes that office space and space for head-ends and transmission towers are readily available on acceptable terms in the markets where CMAX intends to operate wireless cable systems.

LEGAL PROCEEDINGS

     CMAX is not a party to any litigation that would have a material adverse effect on its business.

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                                      CMAX

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated statement of operations and balance sheet data presented below for the periods ended December 17, 1992 and June 30, 1993 and the fiscal years ended June 30, 1994 and 1995 and as of June 30, 1994 and 1995, were derived from the consolidated financial statements of CMAX and the predecessor of CMAX's business (the "CMAX Predecessor"), which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated statement of operations data presented below for the fiscal years ended June 30, 1991 and 1992 were derived from the financial statements of CMAX Predecessor, but which are not included in this Proxy Statement/Prospectus. The pro forma statement of operations data give effect to the acquisition of the Austin and San Antonio Systems in December 1992 (the "1992 Acquisition") as if it had occurred July 1, 1992. See "Pro Forma Information for 1992 Acquisition." The statement of operations data for the three months ended September 30, 1994 and 1995 and the balance sheet data as of September 30, 1995 have been derived from the unaudited financial statements of CMAX included elsewhere in this Proxy/Prospectus, but, in the opinion of CMAX, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results for the three months ended September 30, 1994 and 1995 are not necessarily indicative of results to be expected for a full fiscal year. The selected consolidated financial data should be read in conjunction with "CMAX -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of CMAX and CMAX Predecessor contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                                          CMAX PREDECESSOR(1)                       CMAX
                                                  ------------------------------------    -------------------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                          PRO FORMA
                                                                                                           FISCAL
                                                  FISCAL YEAR ENDED      PERIOD FROM      PERIOD FROM       YEAR
                                                       JUNE 30,          JULY 1, 1992     DECEMBER 18,      ENDED
                                                  ------------------     TO DECEMBER      1992 TO JUNE    JUNE 30,
                                                   1991       1992         17, 1992         30, 1993       1993(2)
                                                  -------    -------    --------------    ------------    ---------

Statement of Operations Data:
  Total revenues................................. $ 1,182    $ 2,675       $  1,835         $  2,277       $ 4,112
  Operating expenses:
    Systems operations...........................     658      1,282            856            1,092         1,948
    Selling, general and administrative..........   1,467      1,855          1,028            1,336         2,436
    Depreciation and amortization................     781      1,661          1,149            1,338         2,317
                                                  -------    -------        -------          -------       -------
        Total operating expenses.................   2,906      4,798          3,033            3,766         6,701
                                                  -------    -------        -------          -------       -------
  Operating loss.................................  (1,724)    (2,123)        (1,198)          (1,489)       (2,589)
  Interest expense...............................    (193)      (713)          (343)            (288)         (525)
  Other income...................................       3          5            505                2             7
                                                  -------    -------        -------          -------       -------
        Loss before minority interest............  (1,914)    (2,831)        (1,036)          (1,775)       (3,107)
  Minority interest in consolidated net loss.....     245        176             --               --            --
                                                  -------    -------        -------          -------       -------
        Net loss................................. $(1,669)   $(2,655)      $ (1,036)        $ (1,775)      $(3,107)
                                                  =======    =======        =======          =======       =======
Net loss per common share........................      --         --             --         $  (0.35)      $ (0.61)
                                                  =======    =======        =======          =======       =======
Weighted average shares outstanding..............      --         --             --            5,100         5,100
                                                  =======    =======        =======          =======       =======
Other Financial Data:
  EBITDA(3)......................................      --         --       $    (49)        $   (151)      $  (272)
  Capital expenditures(4)........................      --         --            655           21,768        22,423
                                                                     CMAX
                                                  -----------------------------------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                       JUNE 30,            SEPTEMBER 30,
                                                  -------------------    ------------------
                                                   1994        1995       1994       1995
                                                  -------    --------    -------    -------
                                                                            (UNAUDITED)
Statement of Operations Data:
  Total revenues................................. $ 7,709    $ 13,463    $ 3,144    $ 3,633
  Operating expenses:
    Systems operations...........................   3,759       6,301      1,442      1,540
    Selling, general and administrative..........   7,125       9,051      2,188      2,081
    Depreciation and amortization................   4,239       8,274      1,732      2,514
                                                  -------    --------    -------    -------
        Total operating expenses.................  15,123      23,626      5,362      6,135
                                                  -------    --------    -------    -------
  Operating loss.................................  (7,414)    (10,163)    (2,218)    (2,502)
  Interest expense...............................    (506)       (875)      (101)      (311)
  Other income...................................     421         255         82         17
                                                  -------    --------    -------    -------
        Loss before minority interest............  (7,499)    (10,783)    (2,237)    (2,796)
  Minority interest in consolidated net loss.....      --          --         --         --
                                                  -------    --------    -------    -------
        Net loss................................. $(7,499)   $(10,783)   $(2,237)   $(2,796)
                                                  =======    ========    =======    =======
Net loss per common share........................ $ (1.05)   $  (1.21)   $ (0.26)   $ (0.29)
                                                  =======    ========    =======    =======
Weighted average shares outstanding..............   7,142       8,902      8,600      9,507
                                                  =======    ========    =======    =======
Other Financial Data:
  EBITDA(3)...................................... $(3,175)   $ (1,889)   $  (486)   $    12
  Capital expenditures(4)........................  17,299       9,798      3,939      1,122

                                                                                                 JUNE 30,
                                                                                            -------------------     SEPTEMBER 30,
                                                                                             1994        1995           1995
                                                                                            -------     -------     -------------
                                                                                                                     (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents and short-term investments..................................    $14,558     $ 2,206        $   786
  Total assets..........................................................................     53,203      51,954         49,445
  Long-term debt........................................................................      3,200      10,808         10,808
  Total stockholders' equity............................................................     44,086      37,709         34,913

---------------

(1) Includes consolidated operations of CMAX Predecessor's Austin and San Antonio systems, the assets of which were acquired by CMAX on December 18, 1992.

(2) Presented on a pro forma basis as if the 1992 Acquisition had occurred on July 1, 1992.

(3) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(4) Capital expenditures for the period from December 18, 1992 to June 30, 1993 were comprised of $3,645 for purchases of systems and equipment and $18,123 for the purchase of certain wireless cable systems. Capital expenditures for all other periods presented consist solely of purchases of systems and equipment.

                   PRO FORMA INFORMATION OF 1992 ACQUISITION

     CMAX acquired the assets of the CMAX Predecessor's Austin and San Antonio wireless cable television systems in the 1992 Acquisition on December 18, 1992. The Pro Forma Statement of Operations for the year ended June 30, 1993 has been derived from the CMAX Predecessor's audited statement of operations for the period from July 1, 1992 to December 17, 1992 and CMAX's audited statement of operations for the period from December 18, 1992 to June 30, 1993. The Pro Forma Information gives effect to the 1992 Acquisition as if it had occurred July 1, 1992.

     The 1992 Acquisition was accounted for as a purchase. In accordance with Accounting Principles Board Opinion No. 16, the purchase price was allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities. The Pro Forma Information has been prepared by CMAX and all adjustments have been made by CMAX based on assumptions deemed appropriate by CMAX. The Pro Forma Information is presented for information purposes only and does not purport to be indicative of the results of operations which actually would have occurred had the 1992 Acquisition occurred on July 1, 1992 or which may be expected to occur in the future. The Pro Forma Information should be read in conjunction with the Consolidated Financial Statements and Notes included elsewhere in this Proxy/Prospectus.

                                                                        CMAX
                                          --------------------------------------------------------------
                                              CMAX
                                           PREDECESSOR
                                           -----------
                                           PERIOD FROM       PERIOD FROM                       PRO FORMA
                                         JULY 1, 1992 TO    DECEMBER 18,                      FISCAL YEAR
                                          DECEMBER 17,      1992 TO JUNE                      ENDED JUNE
                                              1992            30, 1993       ADJUSTMENTS       30, 1993
                                         ---------------    -------------    -----------      -----------
                                          (AS REPORTED)     (AS REPORTED)
                                                                 (IN THOUSANDS)
    Total revenues.....................      $ 1,835           $ 2,277                          $ 4,112
    Operating expenses:
      Systems operations...............          856             1,092                            1,948
      Selling, general and
         administrative................        1,028             1,336          $   72(1)         2,436
      Depreciation and amortization....        1,149             1,338           (170)(2)         2,317
                                             -------           -------          --------        -------
              Total operating
                expenses...............        3,033             3,766               (98)         6,701
                                             -------           -------          --------        -------
    Operating loss.....................       (1,198)           (1,489)               98         (2,589)
    Interest expense...................         (343)             (288)            106(3)          (525)
    Other income.......................          505                 2           (500)(4)             7
                                             -------           -------          --------        -------
              Net loss.................      $(1,036)          $(1,775)         $   (296)       $(3,107)
                                             =======           =======          ========        =======

---------------

(1) Represents executive compensation and related charges as reported by the CMAX Predecessor totalling $192,000 for the fiscal year ended June 30, 1993, which have been reversed and replaced by a pro forma charge for management and consulting fees to CMAX affiliates totalling 3.5% of total revenue and $400,000 annually, respectively.

(2) Represents an increase in depreciation and amortization resulting from step-up in system and equipment assets and intangibles as a result of CMAX's acquisition of certain CMAX Predecessor assets including channel rights amortization related to the certain options of approximately $308,000 for the fiscal year ended June 30, 1993, offset by a reduction in depreciation expense resulting from CMAX's utilization of composite depreciable lives for installation assets in the amount of $478,000 for the fiscal year ended June 30, 1993. See Note 2 to the Notes to Consolidated Financial Statements.

(3) Represents interest expense as reported on CMAX Predecessor borrowings principally from stockholders and related parties totalling $343,000 for the fiscal year ended June 30, 1993, which has been reversed and replaced, for the fiscal year ended June 30, 1993, by interest on CMAX's $3,000,000 subordinated seller note and the CMAX Credit Facility as if the maximum amount borrowed during the fiscal year ended June 30, 1993 was outstanding during the entire period.

(4) Represents a forfeited nonrefundable purchase option extension payment not considered a component of the acquired operations.

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                      CMAX -- MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following should be read in conjunction with the Consolidated Financial Statements and Notes thereto, and other financial information appearing elsewhere in this Proxy Statement/Prospectus. For purposes of this Section, references to CMAX include the CMAX Predecessor.

OVERVIEW

     CMAX is a wireless cable operator with current operations in Austin, San Antonio, Temple/Killeen and Waco. CMAX's four operating systems currently provide wireless cable service to approximately 34,300 subscribers (as of November 30, 1995) in the Texas Cluster. In addition to its existing operating systems, CMAX has significant channel positions in Salt Lake City, Utah, and holds wireless cable channel rights in the Additional Texas Systems. In managing its portfolio of wireless channel rights, CMAX may, at its option, exchange existing rights in unlaunched markets for existing channel rights of others in markets which have a greater strategic value to CMAX or sell, or lease such channel rights.

     In December 1992, CMAX's business was acquired from the CMAX Predecessor by a newly-organized affiliate of Charterhouse together with Galaxy Cablevision for $15.7 million. CMAX's recent financial performance reflects CMAX's brief operating history, the significant costs incurred to launch new systems and the expansion of CMAX's infrastructure in order to manage the expected growth in its subscriber base. See "-- Results of Operations."

     CMAX's strategy is to own, develop and operate wireless cable channel systems with full channel line-ups in geographic clusters which focus on mid-sized cities and their surrounding areas. This clustering enables CMAX to take advantage of economies of scale in management, customer service, training and marketing. CMAX believes these economies help to reduce the number of subscribers required for a system to reach a break-even operating cash flow.

     The growth of CMAX's subscriber base requires a substantial ongoing capital investment. A significant portion of the cost of a wireless cable system is incurred incrementally as subscribers are added to the system. The capital cost of adding a new subscriber is approximately $360 per installation plus convertor boxes, of which approximately $100 of materials plus converter boxes are recoverable upon disconnect. See "-- Liquidity and Capital Resources."

     On September 11, 1995, CMAX signed the CMAX Merger Agreement, with Heartland and its wholly-owned subsidiary, CMAX MergerSub. Pursuant to the CMAX Merger Agreement, at the closing, CMAX MergerSub will be merged with and into CMAX, and the stockholders of CMAX will receive newly issued publicly tradeable shares of Heartland Common Stock valued at $8.50 per share of CMAX Common Stock, subject to adjustment. Effective upon the closing, CMAX will become a wholly owned subsidiary of Heartland. The total consideration under the CMAX Merger Agreement is valued at approximately $80.8 million, subject to adjustment. The consummation of the CMAX Merger Agreement is subject to customary closing conditions, including the approval of the stockholders of CMAX. There can be no assurance that all such conditions will be met.

     Also in connection with the execution of the CMAX Merger Agreement, CMAX entered into the Sublease Agreement with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland.

     Also, in connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on or about December 29, 1995 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

RESULTS OF OPERATIONS

  Fiscal Years Ended June 30, 1993, 1994 and 1995

     The following table presents, for the periods indicated, the amounts and percentages of CMAX's revenues represented by certain expense items. All statement of operations information in the table and the discussion and analysis that follows with respect to the fiscal year ended June 30, 1993 is derived from the pro forma financial information which gives effect to the 1992 Acquisition as if it had occurred on July 1, 1992.

                                                           FISCAL YEAR ENDED JUNE 30,
                                         --------------------------------------------------------------
                                            PRO FORMA 1993            1994                1995
                                         -------------------   ------------------    ------------------
                                                      % OF                 % OF                  % OF
                                          AMOUNT    REVENUES   AMOUNT    REVENUES    AMOUNT    REVENUES
                                         --------   --------   ------    --------    ------    --------
                                                  (DOLLARS IN THOUSANDS EXCEPT SUBSCRIBER DATA)
Total revenues..........................  $ 4,112    100.0%    $ 7,709    100.0%    $ 13,463    100.0%
Operating expenses:
  Systems operations....................    1,948     47.4%      3,759     48.8%       6,301     46.8%
  Selling, general and administrative...    2,436     59.2%      7,125     92.4%       9,051     67.2%
  Depreciation and amortization.........    2,317     56.4%      4,239     55.0%       8,274     61.5%
                                          -------    ------    -------    ------    --------    ------
     Total operating expenses...........    6,701    163.0%     15,123    196.2%      23,626    175.5%
                                          -------    ------    -------    ------    --------    ------
Operating loss..........................   (2,589)              (7,414)              (10,163)
Interest expense........................     (525)    12.8%       (506)     6.6%        (875)     6.5%
Other income............................        7      0.2%        421      5.5%         255      1.9%
                                          -------    ------    -------    ------    --------    ------

Net loss................................  $(3,107)             $(7,499)             $(10,783)
                                          =======              =======              ========
Subscriber data:
  Number of subscribers at period end...   11,475               28,024                33,123
  Average monthly service revenue per
     subscriber.........................  $ 30.22              $ 30.75              $  32.76

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     CMAX and the CMAX Predecessor have experienced increasing net losses during each period of their operations. These net losses are attributable to the start-up costs, marketing and advertising costs, interest expense and depreciation and amortization of capital expenditures resulting from the development of the Texas Cluster. These costs are higher during periods when a new system is being launched and during periods when many subscribers are being added to CMAX's systems. CMAX expects to continue experiencing net losses for at least the next several years as a result of expansion of the Texas Cluster. This period of losses could continue longer, especially if CMAX is unable to obtain additional sources of financing.

     The following table presents, as of the dates indicated, the number of subscribers in each market in the Texas Cluster.

                                                    SYSTEM       JUNE 30,    JUNE 30,    JUNE 30,
                                                 LAUNCH DATE       1993        1994        1995
                                                 -----------     --------    --------    --------
    Number of subscribers at period end in:
      Austin..................................  November 1989      9,959      14,249      12,443
      San Antonio.............................    March 1993       1,516      11,520      11,846
      Temple/Killeen..........................    April 1994          --       2,255       5,738
      Waco....................................    July 1994           --          --       3,096
                                                                  ------      ------      ------
              Total...........................                    11,475      28,024      33,123
                                                                  ======      ======      ======

FISCAL YEARS ENDED JUNE 30, 1993, 1994 AND 1995

  Revenue Analysis

     Total revenues for CMAX increased 87.5% or $3,597,000 from fiscal 1993 to fiscal 1994 and 74.6% or $5,754,000 from fiscal 1994 to fiscal 1995. The increase in total revenue was primarily due to the increase in the average number of subscribers and an increase in the number of premium subscription units sold to subscribers during such periods. The following table sets forth the various components of revenue for the fiscal years ended June 30, 1993, 1994 and 1995.

                                                          FISCAL YEAR ENDED JUNE 30,
                                        ---------------------------------------------------------------
                                          PRO FORMA 1993             1994                  1995
                                        ------------------    ------------------    -------------------
                                                    % OF                  % OF                   % OF
                                        AMOUNT    REVENUES    AMOUNT    REVENUES    AMOUNT     REVENUES
                                        ------    --------    ------    --------    -------    --------
                                                           (DOLLARS IN THOUSANDS)
Basic revenue.........................  $2,540      61.8%     $4,675      60.6%     $ 8,068      59.9%
Premium and pay-per-view revenue......   1,045      25.4%      1,665      21.6%       3,031      22.5%
Other revenue.........................     527      12.8%      1,369      17.8%       2,364      17.6%
                                        ------     ------     ------     ------     -------     ------
          Total revenues..............  $4,112     100.0%     $7,709     100.0%     $13,463     100.0%
                                        ======     ======     ======     ======     =======     ======

     Basic Revenue. Basic revenue increased 84.1% or $2,135,000 from fiscal 1993 to fiscal 1994, and increased 72.6% or $3,393,000 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to fiscal 1994 was primarily the result of an increase in the average number of subscribers in the Austin and San Antonio Systems, plus the addition of subscribers in the Temple/Killeen System which commenced operations in April 1994. The increase from fiscal 1994 to fiscal 1995 was primarily the result of an increase in the average number of subscribers, due chiefly to the subscriber gains in Temple/Killeen and Waco.

     Premium and Pay-Per-View Revenue. Premium and pay-per-view revenue increased 59.3% or $620,000 from fiscal 1993 to fiscal 1994, and increased 82.0% or $1,366,000 from fiscal 1994 to fiscal 1995. The increase in premium and pay-per-view revenue was primarily due to the increase in subscribers discussed above. CMAX's ratio of premium units to basic subscribers at June 30, 1994 and 1995 was 142% and 138%, respectively. This favorable ratio is the result of CMAX's retail policy of packaging and discounting premium services. Following the 1992 Acquisition, CMAX offered The Disney Channel, previously a premium channel, as part of its basic plus service package at all systems.

     Other Revenue. Other revenue is comprised primarily of service and installation revenue, fees for additional outlets and late fees. Other revenue was 12.8% of total revenues in fiscal 1993, 17.8% of total revenues in fiscal 1994 and 17.6% in fiscal 1995. At the end of fiscal 1993 CMAX began charging installation fees and late fees. The increase from fiscal 1993 to fiscal 1994 was due to a full year of recognizing installation revenue, an increase in the number and percentage of additional outlets sold and the effect of a full year of charging late fees to customers. The decrease during fiscal 1995 to 17.6% of revenue was due to the reduced revenue from installation fees as a result of less installation activity. CMAX believes that charging an up-front installation fee better qualifies potential subscribers. Reduced subscriber turnover improves the overall profitability and cash flow of CMAX's business.

  Operating Expense Analysis

     Total operating expenses increased 125.7% or $8,422,000 from fiscal 1993 to fiscal 1994 and 56.2% or $8,503,000 from fiscal 1994 to fiscal 1995. The increase in operating expenses was primarily due to the significant development of CMAX's corporate infrastructure and the expansion of CMAX's Texas Cluster into Temple/Killeen and Waco. The expansion of CMAX's infrastructure was designed to enable it to serve a larger subscriber base in the future. Further increases in operating expenses were due to an increase in the average number of subscribers during such periods. Operating expenses are comprised of the following: systems operations; selling, general and administrative; and depreciation and amortization. The following table sets forth information regarding CMAX's operating expenses for the fiscal years ended June 30, 1993, 1994 and 1995:

                                                        FISCAL YEAR ENDED JUNE 30,
                                        -----------------------------------------------------------
                                         PRO FORMA 1993            1994                 1995
                                        -----------------   ------------------   ------------------
                                                   % OF                 % OF                 % OF
                                        AMOUNT   REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES
                                        ------   --------   -------   --------   -------   --------
                                                          (DOLLARS IN THOUSANDS)
    System operations.................  $1,948     47.4%    $ 3,759     48.8%    $ 6,301     46.8%
    Selling, general and
      administrative..................   2,436     59.2%      7,125     92.4%      9,051     67.2%
    Depreciation and amortization.....   2,317     56.4%      4,239     55.0%      8,274     61.5%
                                        ------                -----                -----
              Total operating
                expenses..............  $6,701              $15,123              $23,626
                                        ======                =====                =====

     Systems Operations. Systems operations expenses increased 93.0% or $1,811,000 from fiscal 1993 to fiscal 1994 and 67.6% or $2,542,000 from fiscal 1994 to fiscal 1995. Systems operations expenses are comprised primarily of programming (which is the largest component); channel leases; and technical and maintenance costs. Programming expenses increased from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 primarily as a result of increases in the number of subscribers, contractual rate increases and increases in the average number of channels available for programming. Channel leasing costs are a function of the number of subscribers and total revenues, and such costs have increased as the number of systems, subscribers and corresponding revenue have increased.

     Selling, General and Administrative. Selling, general and administrative expenses increased 192.5% or $4,689,000 from fiscal 1993 to fiscal 1994 and increased 27.0% or $1,926,000 from fiscal 1994 to fiscal 1995. Selling, general and administrative expenses are comprised primarily of the following expenses: administrative salaries and management fees; advertising and marketing; sales commissions; bad debt expense; insurance; copyright; and facilities expense. Increases in selling, general and administrative expenses from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 are primarily the result of the significant development of CMAX's corporate infrastructure, costs resulting from CMAX's status as a public company, and the launching of the San Antonio, Temple/Killeen and Waco Systems. Administrative salaries increased as a result of additional employees required to manage and operate CMAX's systems, which increased during fiscal 1994 from two to three such systems and increased from three to four such systems during fiscal 1995.

     Advertising and marketing expenses increased from fiscal 1993 to fiscal 1994 as a result of an increased number of subscribers from 11,475 to 28,024 during fiscal 1994 and the initiation of and preparation for

N

operations in Temple/Killeen and Waco. As a result of slower subscriber growth, advertising and marketing and sales commissions expenses decreased from fiscal 1994 to fiscal 1995.

     Depreciation and Amortization. Depreciation and amortization increased 83.0% or $1,922,000 from fiscal 1993 to fiscal 1994, and 95.2% or $4,035,000 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 is due to increased amortization of intangibles as a result of the 1992 Acquisition and increased depreciation associated with the increased base of property and equipment installed to serve CMAX's larger subscriber base.

  Interest Expense Analysis

     Interest expense decreased 3.6% or $19,000 from fiscal 1993 to fiscal 1994 due to a reduction of debt levels following the CMAX IPO. Interest expense increased by 73.0% or $369,000 from fiscal 1994 to fiscal 1995 due to increased borrowings under the CMAX Credit Facility.

  Other Income Analysis

     Other income consists primarily of interest income. Interest income increased during fiscal 1994 primarily as a result of interest earned on the proceeds held by CMAX following the CMAX IPO. Interest income decreased during fiscal 1995 as the balance of cash and cash equivalents decreased.

RESULTS OF OPERATIONS

  Fiscal Quarters Ended September 30, 1994 and 1995

     The following table sets forth the percentage relationship of selected statement of operations items versus revenues for the periods indicated. Dollar amounts in the table below are in thousands.

                                                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                   -------------------------------------------
                                                          1994                    1995
                                                   -------------------     -------------------
                                                                % OF                    % OF
                                                   AMOUNT      REVENUE     AMOUNT      REVENUE
                                                   -------     -------     -------     -------
    Total revenues...............................  $ 3,144      100.0%     $ 3,633      100.0%
    Operating expenses:
      System operations..........................    1,442       45.9%       1,540       42.4%
      Selling, general and administrative........    2,188       69.6%       2,081       57.3%
      Depreciation and amortization..............    1,732       55.1%       2,514       69.2%
                            -----      -------      -----
              Total operating expenses...........    5,362     170.5%        6,135     168.9%
                            -----      -------      -----
    Operating loss...............................   (2,218)     (70.5)%     (2,502)     (68.9)%
    Interest expense.............................     (101)      (3.2)%       (311)      (8.6)%
    Other income.................................       82        2.6%          17        0.5%
                            -----      -------      -----
              Net loss...........................  $(2,237)     (71.2)%    $(2,796)     (77.0)%
                                                   =======      =====      =======      =====

                                                                           THREE MONTHS
                                                                               ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
    Number of subscribers at period end................................  30,432     33,357
    Average number of subscribers......................................  29,448     33,143

     CMAX separately accounts for general and administrative costs incurred by the four operating systems and by the corporate administrative staff. Costs incurred by the corporate administrative staff for the three months ended September 30, 1995, were approximately $620,000, and were included in Selling, General and Administrative expenses on the Statements of Operations. Excluding these corporate administrative costs and excluding operating costs related to the unbuilt markets, each of the four operating systems generated operating income before depreciation and amortization and the total operating income before depreciation and amortization for the four markets combined was approximately $674,000 for the three months ended September 30, 1995.

     CMAX has experienced increasing net losses during each period of its operation. These losses are attributable to start-up costs, marketing costs and depreciation and amortization of capital expenditures related to the development of the existing systems. These costs are higher during the periods when new systems are being launched and during periods when many subscribers are being added to the systems. CMAX expects to continue experiencing net losses through the date of the merger with Heartland as a result of the continued expansion in the existing systems.

REVENUE ANALYSIS

     Total revenues for the three months ended September 30, 1995, for CMAX increased 15.6% when compared to the similar quarter of the prior year. These increases were primarily due to the increase in the number of subscribers between years. Average monthly service revenue per subscriber for the quarter ended September 30, 1995 was $33.69, excluding installation revenue and late charges. Average monthly service revenue per subscriber for the quarter ended September 30, 1995, was $32.15, excluding installation revenue and late charges.

     The following tables set forth the various components of revenue for the three months ended September 30, 1995 and 1994. Dollar amounts below are in thousands.

                                                       FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                       ----------------------------------------
                                                              1994                  1995
                                                       ------------------    ------------------
                                                                   % OF                  % OF
                                                       AMOUNT    REVENUES    AMOUNT    REVENUES
                                                       ------    --------    ------    --------
    Basic............................................  $1,879       59.8%    $2,063       56.8%
    Premiums & PPV...................................     705       22.4%       884       24.3%
    Other Revenue....................................     560       17.8%       686       18.9%
                                                       ------      -----     ------      -----
              Total Revenue..........................  $3,144      100.0%    $3,633      100.0%
                                                       ------      -----     ------      -----

     Basic Revenue. Basic revenue increased $184,000 or 9.8%, for the quarter ended September 30, 1995 when compared to the similar quarter in the prior year. This increase was due to the increase in the average number of subscribers, primarily as a result of the growth of the operating systems in Temple and Waco.

     Premium and Pay-Per-View Revenue. Premium and pay-per-view revenue increased $179,000 or 25.4% for the quarter ended September 30, 1995 when compared to the similar quarter in the prior year. This increase is primarily the result of the increase in the number of premium services subscribed to by customers and, second, the result of an increase in Pay-Per-View revenue from $76,000 to $164,000 between periods. CMAX's ratio of premium units per basic subscriber decreased slightly to approximately 138% during the three months ended September 30, 1995, from approximately 140% during the quarter ended September 30, 1994.

     Other Revenue. Other revenue increased $126,000 or 22.5% for the quarter ended September 30, 1995 when compared to the similar quarter of the prior year. Other revenue consists primarily of installation revenue, fees for additional outlets and late charges. The increase in other revenue for the three months ended September 30, 1995 was primarily due to the increase in subscribers.

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OPERATING EXPENSE ANALYSIS

     Total operating expenses increased 14.4% or $773,000 when comparing the quarter ended September 30, 1995 to September 30, 1994. The increase was primarily due to the increase in the number of subscribers served and the significant level of start-up costs associated with launching wireless service into new markets. The following table sets forth information regarding CMAX's operating expenses for the three months ended September 30, 1995 and 1994. Dollar amounts are in the thousands.

                                                              FOR THE THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                       ----------------------------------------
                                                             1994                  1995
                                                       ------------------    ------------------
                                                                   % OF                  % OF
                                                       AMOUNT    REVENUES    AMOUNT    REVENUES
                                                       ------    --------    ------    --------
    Systems operations................................ $1,442      45.9%     $1,540      42.4%
    Selling, general and administrative...............  2,188      69.6%      2,081      57.3%
    Depreciation and amortization.....................  1,732      55.1%      2,514      69.2%
                                                       ------     ------     ------     ------
              Total operating expenses................ $5,362     170.5%     $6,135     168.9%
                                                       ======     ======     ======     ======

     Systems Operations. Systems operations costs increased by $98,000 or 6.8% during the quarter ended September 30, 1995 when compared to the similar quarter during 1994. As a percent of revenue, system operations costs have decreased slightly during the current quarter as certain fixed operating costs are being supported by a larger subscriber base. However, the majority of operating costs are variable and have increased consistent with the increases in subscribers served. These variable costs include programming costs and channel lease costs.

     Selling, General and Administrative. Selling, general and administrative expenses decreased by 4.9% or $107,000 for the quarter ended September 30, 1995 versus the quarter ended September 30, 1994. Selling, general and administrative expenses are composed primarily of marketing and advertising, administrative and customer service salaries and facilities expense. Administrative and customer service salaries rose as a result of additional employees required to manage and operate CMAX's systems, which increased from three to four such systems between the comparable periods. However, selling expenses decreased by approximately $215,000 between comparable quarters, primarily due to a lower volume of customer sales during the current quarter.

     Depreciation and Amortization. Depreciation and amortization expense increased by $782,000 or 45.2% during the quarter ended September 30, 1995, versus the similar quarter of 1994. This increase is due to depreciation related to the increased base of systems and equipment and, second, due to additional amortization related to the increased base of intangible assets following the purchase of channel rights in Salt Lake City.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Cash flow generated from CMAX's operations has not been sufficient to fund the cost of operations, and servicing existing indebtedness, and CMAX expects this trend to continue. In fiscal years 1993, 1994 and 1995 and for the three months ended September 30, 1994 and 1995, net cash used in (provided by) operations and investing activities approximated $14.7 million, $34.6 million, $6.2 million, ($7.1) million and $1.4 million, respectively. Included in those amounts are capital expenditures and acquisitions of approximately $16.2 million, $17.7 million, $14.9 million, $3.9 million and $1.1 million, respectively.

     On September 11, 1995, CMAX signed the CMAX Merger Agreement, with Heartland and its wholly owned subsidiary, CMAX Merger Sub. Pursuant to the CMAX Merger Agreement, at the closing, CMAX Merger Sub will be merged with and into CMAX, and the stockholders of CMAX will receive newly issued publicly tradeable shares of Heartland Common Stock valued at $8.50 per share of CMAX Common Stock, subject to adjustment. Effective upon the closing, CMAX will become a wholly owned subsidiary of Heartland. The total consideration under the CMAX Merger Agreement is valued at approximately

$80.8 million, subject to adjustment. The consummation of the CMAX Merger Agreement is subject to customary closing conditions, including the approval of the stockholders of CMAX. There can be no assurance that all such conditions will be met.

     During December 1992, CMAX's business was acquired from the CMAX Predecessor for a purchase price of $15.7 million, comprised of a $3.0 million subordinated note due December 1998 bearing interest at 10% per annum, application of a $2.0 million deposit, $9.9 million in cash, and an interest in Charter Wireless Cable Holdings, L.L.C. As part of the 1992 Acquisition, the CMAX Predecessor granted options to CMAX to purchase wireless channel rights in Temple/Killeen and Waco systems and the Additional Texas Systems.

     During the period after the 1992 Acquisition through June 30, 1993, CMAX financed its subscriber additions in its Austin System and the launch of the San Antonio System primarily from proceeds from borrowings under its existing $14.5 million CMAX Credit Facility. On November 29, 1993, CMAX consummated an initial public offering of 3,500,000 shares of CMAX Common Stock at an initial public offering price of $12.00 per share. CMAX raised gross proceeds of $42.0 million, resulting in net proceeds to CMAX of approximately $38.1 million. Proceeds of the CMAX IPO were utilized to reduce outstanding indebtedness under the CMAX Credit Facility, for working capital needs, to construct transmission facilities and establish offices in the Temple/Killeen and Waco Systems, and to finance the capital expenditures associated with subscriber additions in the Texas Cluster Systems. In addition, CMAX utilized approximately $3.2 million of the proceeds of the CMAX IPO to exercise the option from the CMAX Predecessor to acquire the wireless channel rights in the Temple/Killeen and Waco systems and the Additional Texas Systems.

     In February 1995, CMAX completed the acquisition of wireless cable channel rights to the Salt Lake City System from Technivision, Inc., Omnivision, Inc. and Interactive Communications Network, Inc. for a purchase price of approximately $11.0 million, which included $6.6 million in cash and the issuance of a total of 907,311 restricted shares of CMAX Common Stock to such sellers and their designees, valued at approximately $4.4 million.

     CMAX believes that continuing expansion of the Texas Cluster will require significant ongoing capital investment. The initial capital costs required to construct a head-end/transmission facility and establish an operations facility are estimated at approximately $1.3 million per market. The incremental capital costs associated with adding a new subscriber are estimated to be approximately $360 per installation plus the cost of converters, depending on the type of set-top converter utilized. Utilizing refurbished subscriber equipment removed from former customers, however, significantly reduces the cost of adding an additional subscriber. Approximately $100 of materials plus the converter boxes are recoverable upon disconnect.

     As of June 30, 1994 and 1995 and September 30, 1995, outstanding borrowings under the CMAX Credit Facility were $50,000, $7,500,000 and $7,500,000, respectively. Such outstanding amount of $7,500,000 represents the present availability under such bank financing.

     In order to fund the cost of operations through the closing date of the CMAX Merger Agreement, CMAX has entered into the Sublease Agreement with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and, Heartland paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of the acceptance by the Board of Directors of CMAX of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland.

     In connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced December 29, 1996 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided,

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that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     If the transactions contemplated by the CMAX Merger Agreement are not consummated, CMAX will have to find additional funding for ongoing operations. Management will continue to negotiate and seek to amend the current CMAX Credit Facility and also pursue other areas of financing.

     If the merger with Heartland is not consummated, CMAX will have to find additional financing for ongoing operations. Management will then attempt to negotiate to amend the existing credit facility and also pursue other areas of financing.

     The operation of CMAX's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for operations. Management believes that CMAX's existing cash and cash equivalents and the CMAX Credit Facility will not be sufficient to fund presently foreseeable operations. In addition, there is no assurance that alternative sources of funding will be available on satisfactory terms and conditions, if at all. Accordingly, if the proposed merger agreement with Heartland is not consummated, CMAX may be unable to continue as a going concern.

               DIVIDENDS ON AND MARKET VALUE OF CMAX COMMON STOCK

     The Common Stock, $.01 par value, of CMAX (the "CMAX Common Stock"), began trading on the Nasdaq-NMS under the symbol "CMAX" on November 19, 1993. The following table sets forth, on a per share basis for the periods shown, the high and low closing bid prices of the CMAX Common Stock as reported by the Nasdaq-NMS. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The price of the CMAX Common Stock in its initial public offering was $12.00 per share.

                                                                           CLOSING SALE
                                                                               PRICE
                                            ----------
                                                                          HIGH       LOW
                                                                         ------     ------
    Fiscal Year Ended June 30, 1994:
      Second Quarter (from November 19, 1993)..........................  $12.25     $10.00
      Third Quarter....................................................  $13.12     $10.25
      Fourth Quarter...................................................  $11.25     $ 6.31
    Fiscal Year Ended June 30, 1995:
      First Quarter....................................................  $ 8.00     $ 6.25
      Second Quarter...................................................  $ 8.00     $ 3.00
      Third Quarter....................................................  $ 6.25     $ 3.88
      Fourth Quarter...................................................  $ 7.75     $ 5.25
    Fiscal Year Ended June 30, 1996:
      First Quarter....................................................  $ 8.00     $ 6.00
      Second Quarter...................................................  $ 7.75     $ 6.59
      Third Quarter (through January   , 1996).........................  $          $

     On January   , 1996, the reported last sale price for the CMAX Common Stock
as reported on the Nasdaq NMS was $     per share and there were approximately
100 holders of record and approximately 1,400 beneficial owners of the CMAX Common Stock.

     CMAX has never declared or paid any cash dividends and does not expect to declare any such dividends for the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of CMAX, CMAX's credit facilities and other factors CMAX's Board of Directors considers appropriate. CMAX currently intends to retain earnings, if any, to support continuing growth and expansion.

     The terms of the CMAX Credit Facility prohibit CMAX from paying cash dividends.

              SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS OF CMAX

DIRECTORS AND OFFICER OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership as of December 31, 1995 as to each (i) director, (ii) the four most highly compensated executive officers of CMAX, including CMAX's Chief Executive Officer, and (iii) all directors and executive officers of CMAX as a group:

                                                                SHARES OF
                                                                   CMAX             PERCENT OF
                            NAME OF                            COMMON STOCK            CMAX
                        BENEFICIAL OWNER                    BENEFICIALLY OWNED     COMMON STOCK
    --------------------------------------------------------------------------     ------------
    David J. Aldrich........................................            --            --
    Barry L. Babcock........................................         4,000            *
    James E. Bray (1).......................................        27,000            *
    Thomas C. Dircks (2)....................................         1,000            *
    A. Lawrence Fagan (2)...................................            --            --
    Tommy L. Gleason (1) (3)................................        47,500            *
    Jerald L. Kent..........................................         2,000            *
    Ralph G. Kelly (1)......................................        26,000            *
    Douglas E. Montandon (1)................................        16,100            *
    George H. More III......................................         1,000            *
    Ronald L. Voss (3)......................................            --           --
    All directors and executive directors as a group
      (11 persons) (1)(2)(3)................................       124,600          1.3%

---------------

* Less than 1%.

(1) The beneficial ownership of shares shown includes stock options exercisable within 60 days of the filing, which were granted to various individuals in this table, or included in this group, pursuant to the 1993 CableMaxx, Inc. Stock Option Plan (the "CMAX Option Plan"). The exercise price per share for such options is $12.00 per share, which is greater than the consideration of $8.50 per share to be received by CMAX stockholders in the CMAX Merger. Pursuant to the CMAX Option Plan and the CMAX Merger Agreement, stock options held by such individuals and other option holders are exercisable in full, without regard to any limitations on exercisability contained in such individual's stock option agreement, during the period prior to the consummation of the CMAX Merger, including 40,000 shares for Tommy L. Gleason, Jr., 25,000 shares for James E. Bray, 25,000 shares for Ralph G. Kelly and 15,000 shares for Douglas E. Montandon.

(2) A. Lawrence Fagan is an executive officer, director and stockholder of Charterhouse and Thomas C. Dircks is an executive officer of Charterhouse. Each of Messrs. Fagan and Dircks disclaims beneficial ownership of the shares of CMAX Common Stock beneficially owned by Charter Wireless. See "Security Ownership and Principal Stockholders of CMAX -- Other Ownership of CMAX's Common Stock."

(3) Tommy L. Gleason, Jr. is the individual general partner of Galaxy Cablevision and an affiliate of Mr. Gleason is the corporate General Partner of Galaxy Cablevision. In addition, Mr. Gleason is the principal stockholder of Galaxy. Ronald L. Voss is the Vice President of Corporate Development and the corporate general partner of Galaxy Cablevision and certain of its affiliates. Each of Messrs. Gleason and Voss disclaims beneficial ownership of the shares of CMAX Common Stock beneficially owned by Charter Wireless. See "Security Ownership and Principal Stockholders of CMAX -- Other Ownership of CMAX's Common Stock."

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OTHER OWNERSHIP OF CMAX'S COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership as of December 31, 1995 as to each person known to CMAX to be the beneficial owners of more than 5% of the outstanding shares of CMAX Common
Stock:

                                                                SHARES OF           PERCENT OF
                            NAME OF                         CMAX COMMON STOCK      CMAX COMMON
                        BENEFICIAL OWNER                    BENEFICIALLY OWNED        STOCK
    --------------------------------------------------------------------------     ------------
    Charter Wireless Cable Holdings, L.L.C.(1)..............      5,010,900            52.7%
      c/o Charterhouse Group International, Inc.
      535 Madison Avenue
      New York, New York 10022
    Weiss, Peck & Greer, L.L.C.(2)..........................        699,494             7.4%
      One New York Plaza
      New York, New York 10004

---------------

(1) Each of CEP, Galaxy, Galaxy Cablevision and the Predecessor are members of Charter Wireless Holdings. Their respective ownership interests in Charter Wireless are as follows: CEP: 74%; Galaxy Cablevision: 15%; Galaxy: 6%; and the CMAX Predecessor: 5%. The general partner of CEP is an affiliate of Charterhouse. Accordingly, Charterhouse which may be deemed to control Charter Wireless. As a result of the foregoing, all of the shares of CMAX Common Stock held by Charter Wireless would, for purposes of Section 13(d) of the Exchange Act be considered to be beneficially owned by Charterhouse.

(2) Weiss, Peck & Greer, L.L.C. is a limited liability company organized under Delaware law ("Weiss Peck") which is registered under Section 15 of the Exchange Act and is registered under Section 203 of the Investment Advisers Act of 1940, as amended. As of December 31, 1995, Weiss Peck held 699,494 shares of CMAX Common Stock for the discretionary accounts of certain clients. For purposes of Section 13(d) of the Exchange Act, such shares would be considered to be beneficially owned by Weiss Peck. Weiss Peck disclaims beneficial ownership of such shares. The principals of Weiss Peck also disclaim beneficial ownership of such shares other than those shares of CMAX Common Stock owned of record by such principals.

     As of December 31, 1995, CMAX's management knows of no other beneficial owner of CMAX of greater than 5% of the outstanding shares of CMAX Common Stock.

                  COMPARISON OF RIGHTS OF SECURITY HOLDERS OF
                               HEARTLAND AND CMAX

     The rights of the stockholders of CMAX are governed by the DGCL. Upon the consummation of the CMAX Merger Agreement, the former CMAX stockholders will become minority stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of Heartland, such Minority Holders' rights will differ in certain respects from those presently held since their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of CMAX's shareholders and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the Heartland Certificate, the Heartland Bylaws and the Certificate of Incorporation and Bylaws of CMAX.

GENERALLY

     The Certificate of Incorporation of CMAX (the "CMAX Certificate") authorizes an aggregate of 20,000,000 shares of common stock, par value $.01 per share (the "CMAX Common Stock") and an aggregate of 5,000,000 shares of preferred stock, par value $.01 per share (the "CMAX Preferred Stock"). As of December 31, 1995, 9,507,311 shares of CMAX Common Stock have been issued by CMAX and no shares of CMAX Preferred Stock have been issued.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock, and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Heartland Preferred Stock have been issued.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets prior to be consummation.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or
(d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland and CMAX will not receive dissenters or appraisal rights.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the

N

holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland and CMAX have not adopted an amendment to their Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     Neither the Heartland Certificate nor the CMAX Certificate provides for additional requirements regarding amendments to its Certificate of Incorporation.

AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter, amend and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the board of directors. The Heartland Certificate and the CMAX Certificate each vest in their respective Boards of Directors the power to adopt, alter, amend, or repeal Bylaws.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. Neither the Heartland Certificate nor the CMAX Certificate provide for preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide additional requirements regarding the distribution of dividends.

     The Certificate of Incorporation of CMAX provides that the shares of CMAX Common Stock shall be entitled to receive a dividend only as declared from time to time by the Board of Directors and only (i) after requirements with respect to prior dividend rights of holders of CMAX Preferred Stock are met; (ii) after requirements with respect to the setting aside of sums as sinking funds or redemption or purchase accounts; and (iii) subject to any other conditions which may be fixed by the Board of Directors.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. Neither the Heartland Bylaws nor the CMAX Bylaws alter the effective period of a proxy.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate and the CMAX Certificate do not provide additional requirements regarding stockholder action by written consent.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     The CMAX Bylaws provide that the Board of Directors or the Chairman of the Board may call a special meeting of the shareholders. In addition, upon the written request of a majority of the Board of Directors or of the holders of a majority of CMAX's issued and outstanding capital stock that is entitled to vote, the President or Secretary is required to call a special meeting of the stockholders.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. Neither the Heartland Certificate nor the CMAX Certificate provides for cumulative voting for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. Heartland's Certificate does not fix the number of directors.

     The CMAX Bylaws fix the number of directors at eight (8). The CMAX Bylaws also provide that the number of Directors may be changed by either a majority of the Board of Directors or by the stockholders.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Neither Heartland nor CMAX have established a classified Board of Directors.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect

N

such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by the written consent of the stockholders.

     Under the CMAX Bylaws, a director may be removed from office with or without cause, by the vote of the stockholders.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or by Bylaws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Heartland Certificate does not provide additional requirements regarding vacancies of directors.

     Under the CMAX Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the number of directors may be filled for the unexpired portion of the term by a majority of the remaining directors, even though that majority constitutes less than a quorum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL. The CMAX Certificate provides that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the stockholders.

     The DGCL requires Heartland and CMAX to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS.

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     Each of the Heartland Certificate and the CMAX Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted by the DGCL.

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                                                                      APPENDIX O

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

O

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 11, 1995

                                    BETWEEN

                                CABLEMAXX, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                          HEARTLAND MERGER SUB 2, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                            (A DELAWARE CORPORATION)

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                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE 1. THE MERGER..................................................................   O-1
      1.1   The Merger.................................................................   O-1
      1.2   Effect of the Merger.......................................................   O-1
      1.3   Closing....................................................................   O-4
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF CABLEMAXX.................................   O-4
      2.1   Organization; Good Standing; Listing.......................................   O-4
      2.2   Subsidiaries...............................................................   O-4
      2.3   Capitalization.............................................................   O-4
      2.4   Authority; Enforceability; Non-Contravention...............................   O-5
      2.5   Financial Statements.......................................................   O-5
      2.6   Taxes......................................................................   O-6
      2.7   Property...................................................................   O-6
      2.8   Receivables................................................................   O-7
      2.9   Contracts..................................................................   O-7
     2.10   FCC Matters................................................................   O-8
     2.11   Insurance..................................................................   O-9
     2.12   Litigation.................................................................   O-9
     2.13   Registration Rights........................................................   O-9
     2.14   Key-Person Insurance.......................................................   O-9
     2.15   Certain Activities and Services............................................   O-9
     2.16   Governmental Permits.......................................................  O-10
     2.17   Compliance With Laws.......................................................  O-10
     2.18   Environmental Matters......................................................  O-10
     2.19   Intellectual Property......................................................  O-10
     2.20   Liens......................................................................  O-11
     2.21   Regulatory Compliance......................................................  O-11
     2.22   Interference...............................................................  O-11
     2.23   Employee Plans.............................................................  O-11
     2.24   Finder's Fees..............................................................  O-12
     2.25   Copyright Act..............................................................  O-12
     2.26   Programming Agreements.....................................................  O-12
     2.27   SEC Filings................................................................  O-12
     2.28   Directors, Officers and Employees..........................................  O-13
     2.29   Bank Accounts, etc.........................................................  O-13
     2.30   Certain Claims.............................................................  O-13
     2.31   Site Leases and Site Options...............................................  O-13
     2.32   Rule 145 Affiliates........................................................  O-13
     2.33   Wireless Cable Television Systems; Subscribers.............................  O-13
     2.34   Further Representation.....................................................  O-13
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF MERGERSUB AND HEARTLAND...................  O-13

      3.1   Organization and Good Standing.............................................  O-14
      3.2   Authority; Enforceability; Non-Contravention...............................  O-14
      3.3   Litigation.................................................................  O-14
      3.4   Governmental Consents and Approvals........................................  O-14
      3.5   Capitalization.............................................................  O-14
      3.6   Financial Statements.......................................................  O-15

                                                                                         PAGE
                                                                                         ----
      3.7   SEC Filings................................................................  O-15
      3.8   Finder's Fees..............................................................  O-15
      3.9   Further Representation.....................................................  O-15
ARTICLE 4. COVENANTS OF CABLEMAXX......................................................  O-15
      4.1   Operation Prior to the Closing Date........................................  O-15
      4.2   Estoppel Certificates......................................................  O-16
      4.3   Renewal or Extension of FCC Authorizations.................................  O-16
      4.4   No Solicitation............................................................  O-17
ARTICLE 5. ADDITIONAL AGREEMENTS.......................................................  O-17
      5.1   Shareholders Meeting.......................................................  O-17
      5.2   Registration Statement and Proxy Statement; Listing of Heartland Common
            Shares.....................................................................  O-18
      5.3   Access.....................................................................  O-18
      5.4   Compliance with Securities Act; Registration Rights Agreement..............  O-19
      5.5   Stock Options..............................................................  O-19
      5.6   Warrants...................................................................  O-19
      5.7   Reasonable Efforts.........................................................  O-19
      5.8   Public Announcements.......................................................  O-20
      5.9   Notification of Certain Matters............................................  O-20
     5.10   Letters of CableMaxx's Accountants.........................................  O-20
     5.11   Hart-Scott-Rodino Act Filing...............................................  O-20
     5.12   SEC Filings................................................................  O-20
     5.13   Termination of Certain Agreements..........................................  O-20
     5.14   Sale of Salt Lake City Market..............................................  O-21
     5.15   Exhibits...................................................................  O-21
     5.16   Use of Proceeds from Sublease/Option Agreement.............................  O-21
     5.17   Indemnification............................................................  O-21
     5.18   Repayment of Indebtedness..................................................  O-22
     5.19   Net Liabilities............................................................  O-22
     5.20   Resignation of Directors of CableMaxx......................................  O-22
     5.21   Heartland Loan.............................................................  O-22
     5.22   Interference Resolution....................................................  O-22
ARTICLE 6. CONDITIONS PRECEDENT TO MERGER..............................................  O-22
      6.1   Registration Statement.....................................................  O-22
      6.2   No Order...................................................................  O-22
      6.3   Other Approvals............................................................  O-22
      6.4   Lender's Consents..........................................................  O-23
      6.5   Fairness Opinions..........................................................  O-23
ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING BY HEARTLAND AND MERGERSUB..................  O-23

      7.1   Stockholder Approval.......................................................  O-23
      7.2   Representations and Warranties.............................................  O-23
      7.3   CableMaxx Documents........................................................  O-23
      7.4   No Material Adverse Change.................................................  O-23
      7.5   Dissenters' Rights.........................................................  O-23
      7.6   Accountant's Consent Letter................................................  O-23
      7.7   CableMaxx Obligations Performed............................................  O-24
      7.8   Satisfaction or Waiver of Conditions Precedent of CableMaxx................  O-24
      7.9   Non-Competition............................................................  O-24
     7.10   Terminal Price.............................................................  O-24
     7.11   Audit Results..............................................................  O-24

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                                                                                         PAGE
                                                                                         ----
ARTICLE 8. CONDITIONS PRECEDENT TO CLOSING BY CABLEMAXX................................  O-24
      8.1   Stockholder Approval.......................................................  O-24
      8.2   Representations and Warranties.............................................  O-24
      8.3   Heartland and/or MergerSub Documents.......................................  O-24
      8.4   Satisfaction or Waiver of Conditions Precedent of Heartland and
            MergerSub..................................................................  O-24
      8.5   Heartland and MergerSub Obligations Performed..............................  O-24
      8.6   No Material Changes........................................................  O-24
      8.7   Terminal Price.............................................................  O-24
ARTICLE 9. TERMINATION; ADJUSTMENTS TO MERGER CONSIDERATION............................  O-25
      9.1   Termination by Mutual Consent..............................................  O-25
      9.2   Termination by CableMaxx...................................................  O-25
      9.3   Termination by Heartland or MergerSub; Adjustment to Merger
            Consideration..............................................................  O-25
      9.4   Termination Resulting from Acquisition Proposals...........................  O-25
      9.5   Effect of Termination......................................................  O-25
ARTICLE 10. DEFINITIONS................................................................  O-25
     10.2   Defined Terms..............................................................  O-31
ARTICLE 11. MISCELLANEOUS..............................................................  O-31
     11.1   Expenses of the Transaction................................................  O-31
     11.2   Further Assurances.........................................................  O-31
     11.3   Notices....................................................................  O-31
     11.4   No Modification Except in Writing..........................................  O-32
     11.5   Entire Agreement...........................................................  O-32
     11.6   Severability...............................................................  O-32
     11.7   Assignment.................................................................  O-32
     11.8   Publicity; Announcements...................................................  O-32
     11.9   Choice of Law..............................................................  O-32
    11.10   Captions; Construction.....................................................  O-32
    11.11   Schedules; Exhibits........................................................  O-33
    11.12   Counterparts...............................................................  O-33
    11.13   No Survival................................................................  O-33

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                         AMENDED AND RESTATED AGREEMENT
                               AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of the 11th day of September, 1995, by and among CABLEMAXX, INC., a Delaware corporation ("CableMaxx"), HEARTLAND MERGER SUB 2, INC., a Delaware corporation ("MergerSub"), and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of CableMaxx, MergerSub and Heartland have approved the merger of MergerSub with and into CableMaxx pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of CableMaxx ("CableMaxx Common Share") will be converted into the right to receive the Conversion Amount (as hereinafter defined);

     WHEREAS, CableMaxx, MergerSub and Heartland have previously executed the Agreement and Plan of Merger, also dated as of the date hereof ("Original Agreement"), and desire to amend the Original Agreement to provide for the extension of certain dates and a loan from Heartland to CableMaxx as further provided herein;

     WHEREAS, CableMaxx, MergerSub and Heartland desire to make certain representations, warranties and agreements in connection with the Merger and also to set forth the various conditions to the Merger;

     WHEREAS, the Board of Directors of CableMaxx, MergerSub and Heartland have adopted resolutions approving this Agreement;

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 10 hereof.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows: ARTICLE 1. THE MERGER

     1.1 THE MERGER. At the Effective Time, MergerSub will merge with and into CableMaxx (the "Merger") in accordance with the terms and conditions of this Agreement. CableMaxx shall be the corporation surviving the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified under the DGCL.

     1.2  EFFECT OF THE MERGER.

          (A) EFFECTIVE TIME. At the Effective Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, (i) MergerSub will merge with and into CableMaxx by the filing with the Secretary of the State of Delaware of a Certificate of Merger;
     (ii) each CableMaxx Common Share outstanding at the Effective Time, by said occurrence and with no further action on the part of the holder thereof, shall be transformed and converted into the right to receive, upon surrender of a certificate representing such CableMaxx Common Share ("Certificate"), the Conversion Amount, without interest or any similar payment thereon or with respect thereto; (iii) each share of common stock of MergerSub outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into one share of common stock of the Surviving Corporation, so that thereafter Heartland will be the sole and exclusive owner of equity securities of the Surviving Corporation; and (iv) the Surviving Corporation shall be the owner of all of the business, assets, rights and other attributes thereto of, or held by, either CableMaxx or MergerSub.

          (B) CONVERSION AMOUNT. On the Closing Date, each outstanding CableMaxx Common Share shall be converted into the right to receive the number of Heartland Common Shares (the "Conversion

     Amount") equal to (i) Merger Consideration divided by (ii) the product of
     (A) the number of CableMaxx Common Shares outstanding at the Effective Time, multiplied by (B) the Closing Share Price; subject to each party's respective right to terminate this Agreement as set forth in Section 9.2 or 9.3, as applicable, for the failure of the applicable condition precedent to the Merger set forth in Section 7.13 or 8.7, as applicable, if the Terminal Price is either greater than the Maximum Termination Price or less than the Minimum Termination Price.

          (C) CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub immediately prior to the Effective Time; provided that the provisions in such certificate relating to director and officer indemnification shall be substantially the same as the provisions currently contained in the certificate of incorporation of CableMaxx.

          (D) BYLAWS OF THE SURVIVING CORPORATION. The bylaws of the Surviving Corporation shall be the bylaws of MergerSub immediately prior to the Effective Time; provided that the provisions in such bylaws relating to director and officer indemnification shall be substantially the same as the provisions currently contained in the bylaws of CableMaxx.

          (E) BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The board of directors and officers of MergerSub immediately prior to the Effective Time shall be the board of directors and the officers of the Surviving Corporation, respectively, immediately upon the Effective Time, and such persons shall serve in such positions for the respective terms provided by law or in the bylaws of the Surviving Corporation and until their respective successors are elected and qualified.

          (F) HEARTLAND TO ESTABLISH ESCROW. Harris Trust Company of New York shall act as exchange agent hereunder (the "Exchange Agent"). In the event Harris Trust Company of New York is unable or unwilling to act as the Exchange Agent, CableMaxx and Heartland shall, upon mutual agreement, seek to select a comparable party to act as Exchange Agent. Heartland Common Shares shall be held by the Exchange Agent pursuant to the terms of an Exchange Agreement (the "Exchange Agreement") in the form attached hereto as Exhibit 1.2(f) hereto. Immediately prior to the Effective Time, Heartland shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the holders of CableMaxx Common Shares the aggregate Conversion Amount (together with cash in an amount sufficient to be issued in lieu of fractional shares) issuable pursuant to Section 1.2(b) in exchange for outstanding CableMaxx Common Shares (the "Exchange Fund").

          (G) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of CableMaxx Common Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Conversion Amount). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall receive in exchange therefor the Conversion Amount for the CableMaxx Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.2(g), each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Conversion Amount with respect to each CableMaxx Common Share represented thereby in accordance with the terms of this Agreement.

          (H) DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on Heartland Common Shares or are payable to the holders of record of Heartland Common Shares on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive Heartland Common Shares until such persons surrender their Certificates, as provided in this Article 1. Subject to the effect of applicable law, there shall be paid to the record holder of Heartland Common Shares (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole Heartland Common Shares and having a record date on or after the Effective Time and a payment date prior to such surrender and

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     (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to Heartland Common Shares and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Common Shares are to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Common Shares in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (I) NO FRACTIONAL SHARES. No certificates or scrip representing fractional Heartland Common Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and, except as provided in this Section 1.2(i), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Heartland. In lieu of any fractional security, each holder of CableMaxx Common Shares who would otherwise have been entitled to a fraction of a Heartland Common Share upon surrender of Certificates for exchange pursuant to this Article 1 will be paid an amount in cash (without interest) equal to the value of the fractional share based upon the Closing Share Price. Any such payment of cash in lieu of fractional Heartland Common Shares shall be delivered to each former holder of CableMaxx Common Shares by check concurrent with the delivery of the portion of the Conversion Amount represented by Heartland Common Shares.

          (J) RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Common Shares which remain undistributed to the former holders of CableMaxx Common Shares for six (6) months after the Effective Time shall be delivered to Heartland, upon demand of Heartland, and any former holders of CableMaxx Common Shares who have not theretofore complied with this Article 1 shall thereafter look only to the Surviving Corporation and Heartland for payment of their claim for the Conversion Amount into which such CableMaxx Common Shares are convertible, any cash in lieu of fractional Heartland Common Shares, and any dividends or distributions with respect to Heartland Common Shares.

          (K) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All Heartland Common Shares issued, and all cash paid pursuant to this Section 1.2, upon the surrender for exchange of Certificates in accordance with the terms hereof, shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the CableMaxx Common Shares.

          (L) CLOSING OF CABLEMAXX TRANSFER BOOKS. At the Effective Time, the stock transfer books of CableMaxx shall be closed and no transfer of CableMaxx Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1.

          (M) FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of CableMaxx, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each such corporation, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

          (N) CERTAIN ADJUSTMENTS. The Closing Share Price, Terminal Price, Maximum Termination Price, Minimum Termination Price, Conversion Amount and/or number of Heartland Common Shares, as applicable, to be issued in connection with the Merger shall be subject to appropriate adjustment in the event of a stock split, stock dividend, cash dividend or distribution, asset dividend or distribution or other corporate distribution, reorganization or recapitalization subsequent to the date hereof on or prior to the Effective Time.

     1.3 CLOSING. The Closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Articles 6, 7 and 8 hereof, unless another date or place is agreed to in writing by the parties hereto, at the offices of Arter, Hadden, Johnson & Bromberg, Dallas, Texas, or some other mutually agreeable location in Dallas, Texas; provided that the Closing Date shall occur on or before February 29, 1996.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF CABLEMAXX.

     CableMaxx hereby represents and warrants to Heartland and MergerSub that as of the date hereof:

     2.1 ORGANIZATION; GOOD STANDING; LISTING. CableMaxx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CableMaxx is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.1. The CableMaxx Common Shares are currently quoted and traded on the NASDAQ-NMS. CableMaxx is in compliance with the NASDAQ-NMS listing standards as promulgated by the National Association of Securities Dealers, Inc., and has not received any notices and is not aware of any circumstances which may adversely affect such listing.

     2.2 SUBSIDIARIES. CableMaxx (Texas), Inc. ("CM Texas") is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. CM Texas is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.2. Supreme Cable Metroplex, Inc. ("SCM") is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas. SCM is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.2. CM Texas and SCM are the only Subsidiaries of CableMaxx. CableMaxx owns directly, free and clear of liens, all outstanding shares of CM Texas, and all such shares are validly issued, fully paid, non-assessable and not subject to preemptive rights, and CM Texas owns directly, free and clear of liens, all outstanding shares of SCM, and all such shares are validly issued, fully paid, non-assessable and not subject to preemptive rights. Except as set forth on
Schedule 2.2,there are no outstanding subscriptions, options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating any Subsidiary to issue, deliver or sell additional shares of its capital stock or equity interests of any class or any securities convertible into or exchangeable for any such capital stock or equity interests, and there are no rights of first refusal, transfer restrictions or similar rights or obligations with respect to the ownership interests of CableMaxx in any Subsidiary. Except as set forth on Schedule 2.2, CableMaxx does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, Joint Venture, association or other Person.

     2.3 CAPITALIZATION. The authorized capital stock of CableMaxx as of the date of this Agreement, consists of 20,000,000 shares of common stock, $.01 par value per share, of which 9,507,311 are issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value per share, of which no shares have been issued. Schedule 2.3 sets forth as of the date of this Agreement, a true and correct list of all outstanding options, warrants, calls, puts, commitments and other rights to purchase, or securities or other rights convertible or exchangeable into, capital stock of CableMaxx indicating the record and, to the Knowledge of

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CableMaxx, the beneficial owner thereof, the exercise, conversion or exchange price and period thereof, the term and any vesting or other conditions thereof. All securities issued or issuable by CableMaxx or any Subsidiary have been paid for and delivered in accordance with the terms of applicable agreements or instruments, duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; none of such securities were issued in violation of the preemptive rights of any holder of any security of CableMaxx or any Subsidiary or any similar rights granted by CableMaxx or any Subsidiary or applicable laws.

     2.4 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. CableMaxx and each Subsidiary have the corporate power and authority to conduct the business and activities conducted by it or them and to own or lease the assets owned or leased by it or them. CableMaxx has the corporate power and authority (subject to shareholder approval as set forth in Section 8.1) to execute and deliver this Agreement and all other documents required to be executed and delivered by CableMaxx hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by CableMaxx pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by CableMaxx hereunder have been duly authorized by all corporate action necessary on the part of CableMaxx (subject to shareholder approval as set forth in Section 8.1) and have been duly or will when executed and delivered be duly executed and delivered by CableMaxx and constitute the legal, valid and binding obligations of CableMaxx, enforceable against CableMaxx in accordance with their terms. Except as disclosed in Schedule 2.4, neither the execution nor the delivery of this Agreement and all other documents required to be executed and delivered by CableMaxx hereunder or the consummation of the transactions hereby contemplated by CableMaxx (i) conflicts with or constitutes any violation or breach of the Certificate of Incorporation or the Bylaws of CableMaxx; (ii) constitutes any violation or breach of, or gives any other Person any rights (including any right of acceleration, termination or cancellation) under, any Material Contract, License, Channel Lease, Governmental Permit, or other document or agreement to which CableMaxx or any Subsidiary is a party; or (iii) constitutes a violation of any Order or Legal Requirement; or
(iv) will result in the creation of any Lien on any of the assets or properties of CableMaxx or any Subsidiary.

     2.5 FINANCIAL STATEMENTS. (A) Schedule 2.5 lists the audited financial statements of CableMaxx as of, and for the fiscal years ending June 30, 1992, 1993 and 1994 and the unaudited financial statement for the fiscal year ending June 30, 1995, including the balance sheets and related statements of income and expense (collectively, the "Financial Statements"). The Financial Statements and all notes thereto are complete and correct, in accordance with the books and records of CableMaxx and each Subsidiary, fairly present the financial position and results of operations of CableMaxx and each Subsidiary as of the date thereof and for the periods referenced therein, all in accordance with GAAP, and have been delivered to Heartland.

          (B) Since June 30, 1995, except as set forth on Schedule 2.5, (i) CableMaxx and the Subsidiaries have conducted its or their businesses in the ordinary, regular course thereof; (ii) there has been no change in the financial condition of CableMaxx or any Subsidiary which has had a Material Adverse Effect, or any damage, destruction or loss, not covered by insurance, which has had a Material Adverse Effect, or any change in the nature, or in the condition, of the businesses of CableMaxx and the Subsidiaries which has had a Material Adverse Effect; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect; and (iii) except in the ordinary and regular course of its or their businesses, neither CableMaxx nor any Subsidiary has made any dispositions of any of assets; disposed of any records relating to assets or properties; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent; paid, discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; canceled any debts owed to it or them; waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor.

          (C) Neither CableMaxx nor any Subsidiary has any material Liabilities or Severance Obligations, except as described in the Financial Statements or otherwise set forth on Schedule 2.5. Except as set forth on Schedule 2.5, there has been no change in the business, financial condition, operations or prospects of

     CableMaxx or any Subsidiary, any repurchase of any capital stock of CableMaxx, any dividend declared or paid or any distribution made by CableMaxx with respect to such capital stock, since June 30, 1995 which has had or reasonably could be anticipated to have a Material Adverse Effect.

     2.6  TAXES.

          (A) All federal, state, county, local and foreign taxes, including without limitation, income, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property, and other taxes, duties or charges (collectively, "Taxes") levied, assessed, or imposed upon CableMaxx or any Subsidiary or its or their businesses, assets or properties as of such date have been duly and fully paid or have been adequately provided for on the Balance Sheet of CableMaxx or any Subsidiary as of June 30, 1995. In addition, all filings, returns, and reports with respect to Taxes required by any foreign or domestic law or regulation to be filed by CableMaxx or any Subsidiary on or prior to the date hereof have been duly and timely filed. Except as set forth in Schedule 2.6, there are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor, except as set forth on Schedule 2.6, are there any actions, suits, proceedings, inquiries, investigations or claims of any nature or kind whatsoever now pending or, to the Knowledge of CableMaxx, threatened, against CableMaxx or any Subsidiary with respect to any such returns or reports, or any such Taxes, or any matters under discussion with any federal, state, county, local or other authority relating to Taxes.

          (B) Except as otherwise disclosed on Schedule 2.6, (i) CableMaxx and each Subsidiary has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local, federal or other law; (ii) all amounts of any Taxes, including payroll and federal excise taxes, that are required to be collected or withheld by CableMaxx or any Subsidiary have been duly collected or withheld, and have been duly remitted or deposited in accordance with law;
     (iii) no power of attorney has been granted by CableMaxx or any Subsidiary that is currently in force with respect to any matter relating to Taxes;
     (iv) none of CableMaxx nor any Subsidiary has any deferred gain or loss (A) arising from deferred inter-company transactions, within the meaning of Treas. Regs. Section 1.1502-13 or any successor regulations, or (B) with respect to the stock or obligations of any member of the affiliated group of which CableMaxx is the common parent, as described in Treas. Regs.
     Section 1.1502-14; (v) no taxes relating to periods ending before June 30, 1994 were paid by or charged to any Subsidiary on or after such date; (vi) neither CableMaxx nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is the IRS or any other taxing authority considering any such change in accounting method; (vii) neither CableMaxx nor any Subsidiary has disposed of any property which has been accounted for Tax purposes under the installment method; (viii) neither CableMaxx nor any Subsidiary owns any interest in any entity which is characterized as a partnership for federal income tax purposes; (ix) neither CableMaxx nor any Subsidiary would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Closing Date; (x) neither CableMaxx nor any Subsidiary will have any "non-recaptured net Section 1231 losses," within the meaning of Section 1231(c) of the Code on the Closing Date; (xi) no election under Section 1504(d) of the Code has been made with respect to any Subsidiary; and (xii) no claim or assertion has been made against CableMaxx or any Subsidiary by any tax authority in any jurisdiction in which no tax return has been filed by CableMaxx or said Subsidiary that it may be subject to Tax in that jurisdiction or otherwise is required to file a tax return.

          (C) CableMaxx has a regular tax operating loss carryforward from its last filed federal corporate income tax return for the year ending June 30, 1994, in the approximate amount of $9.5 million. CableMaxx represents that it has not undergone a Section 382 ownership change which would limit the ability to utilize these losses.

     2.7  PROPERTY.

          (A) Schedule 2.7(a) contains a general description, by category, as of the date thereof, all of the Equipment, except small hand tools, office equipment and supplies, and similar equipment.

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          (B) Schedule 2.7(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is any construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

          (C) CableMaxx and each Subsidiary own and hold good title, free and clear of any Liens, to all of the owned Equipment and owned Facilities, except as set forth on Schedule 2.7(c) or 2.9, and all of such Equipment and Facilities necessary to the conduct of the business of CableMaxx and each Subsidiary at their present levels of operation is in serviceable condition, conforms to or complies in all material respects with all applicable Orders and Legal Requirements and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the business operations of CableMaxx and each Subsidiary.

     2.8 RECEIVABLES. All accounts receivable of CableMaxx and each Subsidiary reflected in the Balance Sheet of CableMaxx or each Subsidiary, as applicable, as of June 30, 1995, represent valid obligations arising from sales made in the ordinary and regular course of the Business. The accounts receivable reflected in the Balance Sheet of CableMaxx or each Subsidiary, as applicable, as of June 30, 1995, are net of reserves therefor, valid receivables that have arisen in the ordinary course of the operations of CableMaxx and each Subsidiary and, are net of reserves therefor, collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.9  CONTRACTS.

          (A) Except as set forth elsewhere on Schedules 2.10, 2.11, 2.26 or 2.31, Schedule 2.9 sets forth a complete and correct list of the following types of contracts to which CableMaxx or any Subsidiary is a party or is otherwise bound (the "Material Contracts"):

             (i) all contracts of a character required to be described in CableMaxx's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 or Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995;

             (ii) all Channel Leases;

             (iii) all contracts or agreements of any kind with any director, executive officer or other officer of CableMaxx or any Subsidiary;

             (iv) any loan agreements, lease agreements, notes, mortgages, indentures, guarantees, security agreements, letters of credit, financing documents or other agreements for the borrowing or lending of money by CableMaxx or any Subsidiary in excess of $25,000;

             (v) all agreements relating to the acquisition of any Subsidiary;

             (vi) all Joint Venture agreements;

             (vii) all agreements involving an aggregate amount in excess of $50,000 to provide goods or perform services or for the payment for goods or services;

             (viii) any commitment or agreement for any capital expenditure or leasehold improvement in excess of $25,000;

             (ix) any agreement, contract or commitment limiting or restraining CableMaxx or any Subsidiary from engaging or competing in any manner or in any business;

             (x) all programming agreements;

             (xi) all agreements with respect to resolution of interference issues;

             (xii) all collective bargaining agreements, employment agreements, consulting agreements and severance agreements;

             (xiii) all agreements for the offer or sale of securities;

             (xiv) all agreements with investment bankers or brokers;

             (xv) all agreements under which either CableMaxx or any Subsidiary is entitled to indemnification and under which the potential claims subject to indemnification could reasonably be expected to exceed $25,000;

             (xvi) all agreements to which either CableMaxx or any Subsidiary is a party and involving an aggregate amount in excess of $10,000 under which, since January 1, 1994, either CableMaxx or any Subsidiary or the other party to the agreement has, or has been alleged to have, breached, failed to perform under or otherwise failed to comply with the terms of, such agreement;

             (xvii) any agreement with any Governmental Authority;

             (xviii) any material agreement, contract or commitment not made in the ordinary course of business; and

             (xix) any agreements or other arrangements with any Affiliates of CableMaxx or any Subsidiary (such agreements or arrangements to be separately identified or described in such other Schedules or Schedule
        2.9 as "Affiliate Agreements").

          (B) True and correct copies of all the Material Contracts have been delivered to Heartland by or on behalf of CableMaxx. Each of the Material Contracts is valid and enforceable in accordance with its terms. Neither CableMaxx nor any Subsidiary is in default in any material respect in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and, to the Knowledge of CableMaxx, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default thereunder.

     2.10  FCC MATTERS.

          (A) Schedule 2.10(a) is a true and correct list of all Channel Leases setting forth (i) the lessor/licensee and lessee, (ii) the frequency rights and/or Channels leased/call signal, (iii) the payments thereunder, (iv) the term of the Channel Lease, (v) the number of Channels available for analog,
     (vi) any material obligations continuing after the termination of the Channel Lease, (vii) any material conditions that are unfulfilled under a Channel Lease, and (viii) a summary of the obligations of the lessee under the Channel Leases and restrictions on full time usage. Except as set forth on Schedule 2.10(a), (i) CableMaxx and each Subsidiary have performed in all material respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable against them in accordance with their respective terms and in full force and effect, and there are no defaults (or to the Knowledge of CableMaxx events which, with notice or lapse of time or both, would constitute a default) by CableMaxx or any other party to any such Channel Leases; (iii) Channel Leases set forth in the name of Persons other than CableMaxx or a Subsidiary, as lessee, are identified on
     Schedule 2.10(a) and have been duly and validly assigned with all requisite consents and approvals of all parties thereto to CableMaxx or a Subsidiary, and remain in full force and effect as if CableMaxx or a Subsidiary were the initial "lessee" thereunder; (iv) since January 1, 1994, no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (v) the Channel Leases comply in all material respects with the Act and the FCC Rules, and each of the Channel Leases, and all amendments thereto, to the extent required, have been filed with and approved by the FCC.

          (B) Listed in Schedule 2.10(b) are all of the Licenses and FCC Permits, and all amendments or other pending filings thereto (except Applications), held or leased by CableMaxx or any Subsidiary. No Licenses or FCC Permits are held by CableMaxx or any Subsidiary, and except as set forth on Schedule 2.10(b), no FCC Consents will be required in connection with the Merger. All reports or other documents required to be filed with respect to any such Licenses have been filed, except where the failure to do so could not reasonable be anticipated to hinder the ability of CableMaxx, any Subsidiary or the holder of any License to receive the benefits thereof. The Licenses and the FCC Permits listed on Schedule 2.10(b), constitute all of the Authorizations held or leased by CableMaxx and are all of the

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     Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for CableMaxx and Subsidiary to lawfully conduct its and their business operations as currently conducted. Each of the Licenses and the FCC Permits, except as otherwise expressly noted on Schedule 2.10(b), (i) is currently held by the Person identified as the holder thereof on Schedule 2.10(b); (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels; (iii) is existing and in full force and effect; and (iv) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. There are no existing or, to the Knowledge of CableMaxx, threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which, if adversely determined, could be reasonably anticipated to result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

          (C) Schedule 2.10(c) indicates all Applications and all amendments or other filings thereto. To the Knowledge of CableMaxx, the information contained in each Application is true and correct in all material respects, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

          (D) Except as otherwise expressly noted on Schedule 2.10(d), CableMaxx and each Subsidiary and, to the Knowledge of CableMaxx, the FCC Licensees and the FCC Permittees have each submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect, or (ii) hinder the ability of CableMaxx or any Subsidiary to fully perform its and their material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.10(d), no petitions to deny or, to the Knowledge of CableMaxx, informal objections have been filed against any of the amendments listed on Schedule 2.10(c). True and accurate copies of all material amendments, notices, reports and other documents filed by CableMaxx and, to the Knowledge of CableMaxx, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits, with the FCC, the FAA, the copyright office and other governmental authorities have been either delivered to Heartland by CableMaxx or otherwise identified by CableMaxx and made available for Heartland's review.

     2.11 INSURANCE. Schedule 2.11 is a certificate of insurance which lists all insurance policies held by CableMaxx and which are in full force and effect.

     2.12 LITIGATION. Except as set forth on Schedule 2.12, there is no claim or Proceeding, in each case domestic or foreign, pending or, to the Knowledge of CableMaxx, threatened against, or involving the properties or business of CableMaxx or any Subsidiary which (a) questions the validity of the issuance of the capital stock of CableMaxx or any Subsidiary, this Agreement or any action taken or to be taken by CableMaxx pursuant to or in connection with this Agreement; (b) is required to be, and has not been so, disclosed in the filings with the SEC by CableMaxx (and such proceedings are as summarized in such SEC Filings accurately summarized in all material respects); (c) materially adversely affects the Channel Leases or FCC Licenses or the operation of the Channels and transmission facilities relating thereto and the Wireless Cable Business; or (d) would otherwise have a Material Adverse Effect (such claims or Proceedings being collectively referred to as the "Potential Claims").

     2.13 REGISTRATION RIGHTS. Except as set forth on Schedule 2.13, no Person has rights to the registration of any securities of CableMaxx or any Subsidiary.

     2.14 KEY-PERSON INSURANCE. Neither CableMaxx nor any Subsidiary has any key-person insurance on the life of any officer, director or employee of CableMaxx or any Subsidiary.

     2.15 CERTAIN ACTIVITIES AND SERVICES. Except as set forth on Schedule 2.15, neither CableMaxx nor any Subsidiary engages in any business other than the Wireless Cable Business.

     2.16 GOVERNMENTAL PERMITS. CableMaxx and each Subsidiary own, hold or possess all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct their business as currently conducted, except with respect to Applications for which Licenses have not been granted, if any.

     2.17 COMPLIANCE WITH LAWS. CableMaxx and each Subsidiary have complied in all material respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or them or its or their operations, including, but not limited to, all material FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, anti-monopoly or anti-competitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. Except as set forth on Schedule 2.17, there are no Orders outstanding and in effect against CableMaxx or any Subsidiary, its or their assets, the transactions contemplated by this Agreement, or, to the Knowledge of CableMaxx, any of the parties to Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which would, individually or in the aggregate: (i) have a Material Adverse Effect, or (ii) hinder in any material respect the ability of CableMaxx or any Subsidiary to fully perform its or their material obligations under this Agreement. Except as set forth in Schedule 2.17, CableMaxx has not received any written notice or, to its Knowledge, oral notice from any Person to the effect that, or otherwise been advised that, CableMaxx or any Subsidiary is not in compliance with any applicable law, ordinance, regulation, building or zoning law, and CableMaxx and each Subsidiary have no reason to reasonably anticipate that any existing circumstances are likely to result in a violation of any material law, statute, ordinance or regulation, the non-compliance or partial compliance with which could reasonably be anticipated to have a Material Adverse Effect.

     2.18  ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 2.18:

          (A) Neither CableMaxx nor any Subsidiary, nor to the Knowledge of CableMaxx, any predecessor thereof or anyone else, has Managed or Released any Hazardous Substances at, on, in, to or from any property or business now or previously owned, operated, leased, controlled, used, occupied or conducted by CableMaxx or any Subsidiary, or any predecessor thereof in quantities or concentrations which violate any applicable Environmental Law such as to have a Material Adverse Effect.

          (B) Neither CableMaxx nor any Subsidiary has received any request for information, notice of claims, demand or notification that it is or may be a potentially responsible party with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance, and, to the Knowledge of CableMaxx, no environmental inspections, audits, tests, reviews or other analysis are being conducted in relation to any property now or previously owned, operated, leased, controlled, used, occupied or conducted by CableMaxx or any Subsidiary.

          (C) No written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of CableMaxx or any Subsidiary in relation to any property or business now or, to the Knowledge of CableMaxx, previously owned, operated, leased, controlled, used, occupied or conducted by CableMaxx or any Subsidiary.

          (D) There are no facts or circumstances related to environmental matters concerning its properties or business now or previously owned, operated, leased, controlled, used, occupied, or conducted by CableMaxx or any Subsidiary, or any predecessor thereof, that reasonably could be expected to lead to any future environmental claims, liabilities or responsibilities against Heartland or against CableMaxx or any Subsidiary, or any predecessor thereof that could reasonably be anticipated to have a Material Adverse Effect.

     2.19 INTELLECTUAL PROPERTY. Schedule 2.19 is a true and correct list of all Intellectual Property owned or used by CableMaxx or any Subsidiary. No person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on Schedule 2.19, CableMaxx owns each of said properties; has not granted to any other Person any interest in any of said properties, as licensee or otherwise;

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and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. None of said properties is invalid and none infringes upon the personal or property rights of any third party.

     2.20 LIENS. Except as set forth on Schedule 2.20, CableMaxx and each Subsidiary have good and marketable title to all of its and their owned assets, free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable and except for those assets disposed of in the ordinary course of business.

     2.21 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, CableMaxx and each Subsidiary, and to the Knowledge of CableMaxx, the Licensees and the FCC Permittees, are in material compliance with, and not in material default under or in material violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, neither CableMaxx nor any Subsidiary has received any notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. Except as set forth in Schedule 2.21, to the Knowledge of CableMaxx, no condition exists or event has occurred with respect to CableMaxx or any Subsidiary, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a material violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules; (ii) constitute a material default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.10(c) or 2.10(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or non-renewal of any License or FCC Permit, or
(iv) adversely affect any of the material rights of CableMaxx or any Subsidiary, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.22 INTERFERENCE. Except as set forth in Schedule 2.22, neither CableMaxx nor any Subsidiary, nor to the Knowledge of CableMaxx, any other party to a Channel Lease, has agreed to accept objectionable electrical interference to the Channels from any source, has consented to the grant of any application filed with the FCC that demonstrates any objectionable electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities which demonstrate that they would cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on Schedule 2.22, neither CableMaxx nor any Subsidiary, nor, to the Knowledge of CableMaxx, any FCC Licensee or FCC Permittee or any other party to a Channel Lease Agreement, will experience interference which will materially and adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or will create interference which will materially and adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.22, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB, unless frequency offset or other engineering solutions are employed.

     2.23  EMPLOYEE PLANS.

          (A) Schedule 2.23 sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of CableMaxx or any Subsidiary or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by CableMaxx or to which CableMaxx or any Subsidiary contributes or is or has been obligated or required to contribute or with respect to which CableMaxx or any Subsidiary may have any liability or obligation (collectively, the "Plans"). CableMaxx has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

          (B) All Plans conform (and at all times within the five years preceding the date hereof have conformed) in all material respects to, and are being administered and operated (and have at all times within the five years preceding the date hereof been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Plans, that could subject CableMaxx or any Subsidiary to any penalty or tax imposed under the Code or ERISA. Except as disclosed in Schedule 2.23, neither CableMaxx nor any Subsidiary maintains or has maintained any Plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Neither CableMaxx nor any Subsidiary has any announced plan or legally binding commitment to create any Plans or to materially amend or modify any existing Plan.

          (C) There are no pending or, to the Knowledge of CableMaxx, threatened claims asserted or instituted against (i) any Plans or its assets, (ii) any fiduciary with respect to any such Plan or (iii) CableMaxx or any Subsidiary or any of its officers, directors or employees under ERISA or any other applicable laws and rules and regulations promulgated thereunder, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for such claim. To the Knowledge of CableMaxx, the Plans are not the subject of any investigation, audit or action by any governmental agency, including, but not limited to, the IRS, the Department of Labor, the Equal Employment Opportunity Commission or the Pension Benefit Guaranty Corporation ("PBGC").

     2.24 FINDER'S FEES. Except as set forth on Schedule 2.24, neither CableMaxx nor any Subsidiary has taken any action which would impose any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.25 COPYRIGHT ACT. Except as set forth in Schedule 2.25, CableMaxx and each Subsidiary have submitted all requisite notices (if any are required) under the Copyright Act of 1976, as amended (together with all rules and regulations thereunder, the "Copyright Act"), for the carriage of all broadcast stations as currently carried over any of the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, CableMaxx and each Subsidiary have filed with the Copyright Office all required documents, instruments and statements of account and has remitted payments of all required royalty fees with respect to the compulsory licenses provided for in Section 111 of the Copyright Act for the carriage of broadcast signals in connection with the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, neither CableMaxx nor any Subsidiary is liable to any Person for copyright infringement under the Copyright Act as a result of its business operations. Except as set forth in
Schedule 2.25, there have been no unresolved inquiries received from the Copyright Office, or, any other party, which questioned such statements of account or any copyright royalty payments made by CableMaxx or any Subsidiary with respect to the Wireless Cable Television Systems to which a response has not been filed, and no claim, action or demand for copyright infringement or for non-payment of royalties is pending or, to the Knowledge of CableMaxx, threatened against CableMaxx or any Subsidiary with respect to the Wireless Cable Television Systems.

     2.26 PROGRAMMING AGREEMENTS. Schedule 2.26 sets forth a true and correct list of all agreements for programming and for each programming agreement. Except as set forth on Schedule 2.26, neither CableMaxx nor any Subsidiary is a party to any agreements providing for the retransmission of any broadcast signals.

     2.27 SEC FILINGS. CableMaxx has previously delivered to Heartland the CableMaxx SEC Filings. Each CableMaxx SEC Filing was timely filed with the SEC and does not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time such document was filed. Except as set forth in Schedule 2.27, no other

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document or report required to have been be filed by CableMaxx with the SEC has not been filed, and no event or transaction has occurred prior to the date hereof which will hereafter be required to be disclosed by CableMaxx in a Form 10-Q, Form 8-K or similar filing.

     2.28 DIRECTORS, OFFICERS AND EMPLOYEES. Schedule 2.28 sets forth a list of all directors, officers or managers of CableMaxx and each Subsidiary. Except as set forth on Schedule 2.28, neither CableMaxx nor any Subsidiary has any outstanding loans or extension of credit to, or any contracts, agreements or understandings with, any executive officer or director or member of their immediate family or any person with which any such person has a material relationship. Schedule 2.28 sets forth a list of (a) the names and positions of each employee of CableMaxx and each Subsidiary who was paid an aggregate compensation for the fiscal year ended June 30, 1995 in excess of $75,000, together with the amount thereof; and (b) any agreements or arrangements with any current or former employees, officers or directors that would entitle such person to receive any compensation or other payments upon or arising from either
(i) the termination of such person's services as an employee, officer or director or (ii) the consummation of the Merger, together with the amount thereof (such aggregate amount referred to herein as "Severance Obligations"). CableMaxx has made available to Heartland a true and correct copy of the current payroll which lists all employees of CableMaxx and each Subsidiary by category of employment and salary.

     2.29 BANK ACCOUNTS, ETC. Schedule 2.29 sets forth a list of all (i) bank accounts of CableMaxx and each Subsidiary and the persons authorized to draw thereon and the balances thereof as of July 31, 1995; (ii) safe deposit boxes of CableMaxx and each Subsidiary and the persons who have access thereto; and (iii) powers of attorney for tax purposes or otherwise and a summary of the terms thereof.

     2.30  CERTAIN CLAIMS. With respect to the Potential Claims listed on
Schedule 2.12, CableMaxx has previously delivered to Heartland a claim inventory for each Potential Claim that contains copies of all material written correspondence between CableMaxx, any Subsidiary, and the potential claimant, and summaries of all material oral correspondence between such parties. Each such claim inventory is true and correct in all material respects.

     2.31 SITE LEASES AND SITE OPTIONS. Schedule 2.31 sets forth a true and correct list of each Site Lease and Site Option which CableMaxx or any Subsidiary is a party or is otherwise bound. Each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities, and permits the transmissions from the property of signals containing video and audio programming.

     2.32 RULE 145 AFFILIATES. The only Person deemed to be an "Affiliate" of CableMaxx or any Subsidiary as such term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act (a "Rule 145 Affiliate") is Charter Wireless Cable Holdings, L.L.C. ("CWCH").

     2.33 WIRELESS CABLE TELEVISION SYSTEMS; SUBSCRIBERS. The Wireless Cable Television Systems constitute all of the wireless cable channel rights or pending applications to acquire wireless cable channel rights of CableMaxx.
Schedule 2.33 sets forth a true and correct list of the number of subscribers for each Wireless Cable Television System as of August 31, 1995.

     2.34 FURTHER REPRESENTATION. No representation or warranty of CableMaxx contained in this Agreement contains any untrue statement of, or omits to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. Copies of all documents listed in the Schedules and furnished or given by CableMaxx to Heartland or Heartland's agents are true, complete and genuine.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF MERGERSUB AND HEARTLAND.

     Heartland and MergerSub each hereby represent and warrant to CableMaxx and to the shareholders of CableMaxx, the following:

     3.1 ORGANIZATION AND GOOD STANDING. Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement and all the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute (i) any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland or (ii) subject to lender approval as set forth in Section 6.4, any material violation or breach of any contract or agreement of Heartland, the result of which would have a Material Adverse Effect. MergerSub has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. MergerSub has corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by MergerSub, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by MergerSub pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by MergerSub hereunder have been duly authorized by all corporate action necessary on the part of MergerSub (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by MergerSub, and constitute the legal, valid and binding obligations of MergerSub enforceable against MergerSub in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by MergerSub hereunder or the consummation of the transactions hereby contemplated by MergerSub conflict with or constitute a violation or breach of the Certificate of Incorporation or the Bylaws of MergerSub.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. There is no Proceeding pending or, to MergerSub's Knowledge, threatened against or affecting MergerSub that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. Except as described in Heartland's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, Heartland is not a party to any Proceeding, the adverse resolution of which is reasonably anticipated to have a Material Adverse Effect.

     3.4 GOVERNMENTAL CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any) or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland or MergerSub in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. The authorized capital stock of Heartland as of the date hereof consists of 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share, of which 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. Heartland Common Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

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     3.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the dates thereof and for the periods referenced therein, all in accordance with GAAP.

     3.7  SEC FILINGS. Heartland has previously delivered to CableMaxx copies of
(i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995,
(iii) its Registration Statement on Form S-3 (File No. 33-94838) declared effective by the SEC on August 4, 1995, and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. No other document or report required to have been filed by Heartland with the SEC has not been filed, and no event or transaction has occurred prior to the date hereof that will hereafter be required to be disclosed by Heartland in a Form 10-Q, Form 8-K or similar filing.

     3.8 FINDER'S FEES. Heartland has not taken any action which would impose upon CableMaxx any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.9 FURTHER REPRESENTATION. No representation or warranty of MergerSub or Heartland contained in this Agreement contains or will contain any untrue statement of, or omit to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. Copies of all documents specified herein to have been delivered by Heartland to CableMaxx or CableMaxx's agents, are true, complete and genuine.

ARTICLE 4. COVENANTS OF CABLEMAXX.

     CableMaxx hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. Subject to the provisions of Sections 4.4 and 5.14, from the date hereof through the Closing Date:

          (A) Neither CableMaxx nor any of its Subsidiaries shall engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland.

          (B) CableMaxx shall, and shall cause each Subsidiary to, use its best efforts to keep its business, properties and business relationships substantially intact.

          (C) CableMaxx shall and shall cause each Subsidiary to (i) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established, (ii) perform its material obligations under all Authorizations and Material Contracts, and (iii) comply in all material respects with all Governmental Rules.

          (D) CableMaxx shall (i) not take any action, and shall endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach, or would, if such action or event had occurred prior to the date of this Agreement, have caused or constituted a material breach, of any of the representations and warranties set forth in
     Article 2 hereof; (ii) in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in Article 2, give notice thereof to Heartland; (iii) endeavor in good faith not take any action which would result in the aggregate Net Liabilities of CableMaxx and its Subsidiaries on the Closing Date to exceed $13.635 million (such amount, subject to adjustment as provided in Section 5.22, being the "Permitted Net Liabilities"); and (iv) use its best efforts to prevent or promptly to remedy such breach.

          (E) CableMaxx and each of its Subsidiaries shall use their best efforts to preserve, protect and maintain their rights and interests in the Channel Leases, FCC Licenses, and Material Contracts, including, but not limited to, filing or requesting that licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

          (F) CableMaxx shall not, and shall not cause any of its Subsidiaries to enter into, amend or terminate, or agree to enter into, amend or terminate, except to comply with this Agreement, any Channel Lease, License, Permit, Application or Material Contract.

          (G) CableMaxx shall not repurchase, declare or pay any dividends, or make any other distributions consisting of cash or marketable securities or any contribution thereof, nor shall CableMaxx or any of its Subsidiaries issue, sell or agree to sell any shares of its capital stock, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock.

          (H) CableMaxx shall not, and shall not cause any of its Subsidiaries to sell, lease, transfer or otherwise dispose of any of its assets, except as provided for by, or contemplated in, this Agreement, or in the ordinary course of business.

          (I) CableMaxx shall not, and shall not cause any of its Subsidiaries to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or employees, pay bonuses to any such director, officer of employee, or pay any salaries except in the ordinary course of business, except as required under any existing written employment agreement with any officer, director or employee of CableMaxx or any Subsidiary.

          (J) CableMaxx shall not transfer any interest in any Subsidiary.

          (K) CableMaxx shall maintain, and shall not take any action that may jeopardize, the designation of the CableMaxx Common Shares as a NASDAQ-NMS security.

     4.2 ESTOPPEL CERTIFICATES. Upon request of Heartland, CableMaxx shall assist Heartland to obtain from each of the other respective parties to each Channel Lease and Material Contract estoppel certificates in the form of Exhibit
4.2 ("Estoppel Certificates"), certifying that CableMaxx or the Subsidiaries, as applicable, is not in breach or violation of or in default under any of such Channel Leases or Material Contracts or arrangements and that it would not be by virtue of the transaction contemplated hereby. In addition to the other Estoppel Certificates to be obtained pursuant to this Section 4.2, CableMaxx shall obtain either (i) estoppel certificates or (ii) other evidence of amounts owed reasonably satisfactory to Heartland, dated no more than fifteen (15) days prior to the Closing Date, from each Person (other than the State of Texas or parties to programming agreements) that will be owed, or is anticipated to be owed, in excess of $100,000 on the Closing Date, certifying the amount then owed to such Person and amount anticipated to be owing to such Person by CableMaxx or any Subsidiary as of the Closing Date ("Account Estoppels").

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. CableMaxx shall, and shall cause each Subsidiary to:

          (A) timely file, or cause to be filed, all material applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to either CableMaxx or any Subsidiary remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification results from changes in the FCC's rules or policies of general applicability. After the applications, if any, are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, CableMaxx shall file, or cause to be filed, at the request of and as an accommodation to Heartland, such applications for modification of their outstanding construction Permits or Licenses as are reasonably required to implement the Merger. CableMaxx shall utilize its best efforts to diligently prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 4.3.

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          (B) use its best efforts to assure that the licensees or permittees under the Channel Leases timely file all applications, reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. CableMaxx shall use its reasonable efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. CableMaxx shall promptly disclose to Heartland any information it receives regarding any conditions or circumstances that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. Subject to the provisions of Section 5.14 (regarding the proposed sale of the Salt Lake City Market), from and after the date hereof, CableMaxx will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any Subsidiary (collectively, "CableMaxx Representatives") to directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any Person or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. CableMaxx shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any parties conducted heretofore by CableMaxx or any CableMaxx Representatives with respect to any of the foregoing. To the extent permitted by applicable law, CableMaxx will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including (a) the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and (b) the material terms and conditions of any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer considered by the Board of Directors of CableMaxx to be bona fide, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving CableMaxx or any Subsidiary or any proposal to acquire in any manner a substantial equity interest in (x) CableMaxx or any Subsidiary, (y) any rights of CableMaxx or any Subsidiary to any Channels or (z) any Wireless Cable Television System. Notwithstanding the foregoing, nothing in this Section 4.4 shall prohibit the Board of Directors of CableMaxx from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire CableMaxx or any Subsidiary pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that (A) the Board of Directors determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duty to its stockholders, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, to the extent permitted by applicable law, CableMaxx provides notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and
(C) to the extent permitted by applicable law, CableMaxx keeps Heartland informed, on a current basis, of the status of any such discussions or negotiations; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and (iii) soliciting or receiving offers for, negotiating the sale of, or selling the Salt Lake City Market in accordance with Section 5.14. CableMaxx will use reasonable efforts to cause a Person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS MEETING. CableMaxx and Heartland shall each take all action necessary in accordance with applicable law and in accordance with their respective certificates of incorporation and bylaws to convene a meeting of their respective stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC, to consider and vote upon the approval of this Agreement. CableMaxx (subject to the provisions of Sections 4.4 and Section 9.4) and Heartland each, through its board of directors, shall recommend to its stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such stockholders and lenders. CableMaxx acknowledges that the consummation of the transactions contemplated by this Agreement by MergerSub and Heartland requires (and therefore is subject to) the approval of the holders of the Senior Notes and Heartland agrees to seek to obtain the written approval of such holders on or before October 9, 1995.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT; LISTING OF HEARTLAND COMMON SHARES.

          (A) Heartland shall prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 ("Registration Statement") with respect to the Heartland Common Shares issuable in the Merger, a portion of which shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of Heartland and CableMaxx to approve the Merger, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with Heartland Common Shares prior to the Closing. CableMaxx shall furnish Heartland all information concerning CableMaxx and its Subsidiaries and the holders of its common stock required for use in the Registration Statement, and CableMaxx shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by CableMaxx pursuant to this Section 5.2. None of the information furnished by or on behalf of CableMaxx for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) CableMaxx shall prepare and file with the SEC as soon as practicable a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of CableMaxx's stockholders with respect to the consummation of the transactions set forth in this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in any case in the form or forms mailed to CableMaxx's stockholders, is herein called the "Proxy Statement"). Heartland shall furnish CableMaxx all information concerning Heartland and MergerSub required for use in the Proxy Statement, and Heartland shall take such other action as CableMaxx may reasonably request in connection with the preparation of the Proxy Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (C) Within a reasonable period of time after the Closing Date, Heartland shall file with the National Association of Securities Dealer, Inc. a Nasdaq National Market Notification Form for Listing Additional Shares and Notification Pursuant to SEC Rule 10b-17 with regard to the Heartland Common Shares to be issued in the Merger.

     5.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and CableMaxx's corporate offices; will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of CableMaxx and each Subsidiary; and will be permitted to discuss the affairs and accounts of CableMaxx and each Subsidiary with the directors, officers, employees, counsel, and accountants of CableMaxx and each Subsidiary. Such investigation shall not, however, affect the representations and warranties of CableMaxx set forth in Article 2 hereof. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to CableMaxx all such documents (including copies thereof) furnished by or on behalf of CableMaxx and/or each Subsidiary to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning CableMaxx and/or each Subsidiary obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information was at the time of its use or disclosure to any third party by Heartland in the public

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domain other than as a result of any breach of this provision by Heartland or
(b) such disclosure is required by law.

     5.4 COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS AGREEMENT. Prior to the Closing Date, CableMaxx shall cause to be prepared and delivered to Heartland and MergerSub an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons in addition to CWCH who at the time of CableMaxx's shareholder meeting may be deemed to be a Rule 145 Affiliate. On the Closing Date, Heartland and CWCH shall execute a Registration Rights Agreement in the form attached as Exhibit 5.4 providing for the registration of the sale of the Heartland Common Shares to be received by CWCH in the Merger, as further provided therein.

     5.5  STOCK OPTIONS.

          (A) All options and stock appreciation rights previously granted, if any, under any CableMaxx stock option plan for its directors or employees or the directors or employees of any Subsidiary (the "CableMaxx Stock Option Plans") that are unexercised, whether or not then exercisable (the "CableMaxx Stock Options"), shall be, on or prior to the Effective time, immediately exercisable. CableMaxx will permit all of the CableMaxx Stock Options to be exercised by the tender to CableMaxx of any of (i) cash in the amount of the exercise price, (ii) shares of Common Stock of CableMaxx with a fair market value (as such term is defined in the CableMaxx Stock Option Plans) equal to the exercise price, or (iii) the withholding by CableMaxx of whole shares of Common Stock of CableMaxx having a fair market value equal to the exercise price from the shares issued upon the exercise of the CableMaxx Stock Options. Holders of the CableMaxx Stock Options who so exercise such Stock Options prior to the Effective Time shall be entitled to exchange the shares of CableMaxx Common Stock subject to such Stock Options for the Conversion Amount on the same basis as the other shareholders of CableMaxx Common Stock. Any Stock Options remaining unexercised at the Effective Time shall be terminated. All CableMaxx Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of CableMaxx or any Subsidiary shall be deleted as of the Effective Time. CableMaxx shall take all action necessary to ensure that following the Effective Time no participant in any CableMaxx Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of CableMaxx, the Surviving Corporation or any subsidiary thereof, and to terminate all such rights.

          (B) No employee of CableMaxx or any Subsidiary who held options for CableMaxx Common Stock prior to the Effective Time shall have any right to participate in Heartland's stock option plan with respect to all or any portion of any calendar year unless expressly so provided in any agreement between Heartland and such employee.

          (C) The proceeds received by CableMaxx upon the exercise of any option from the date hereof through the Closing Date shall be placed in a separate escrow account and shall remain in such account through the Closing Date.

     5.6 WARRANTS. CableMaxx shall cause each holder of warrants to acquire CableMaxx Common Shares (whether or not then exercisable) to consent to either
(i) the cancellation of such warrants to take effect on or prior to the Effective Time in consideration of the payment to such holder of the Conversion Amount for each share of CableMaxx Common Shares subject to such warrant, upon the payment by such holder of the applicable warrant exercise price or (ii) the termination thereof. Cancellation of such warrants in exchange for the consideration set forth in this Section 5.6 shall be deemed a release of any and all rights the holder had or may have had in the warrant or the CableMaxx Common Stock in respect of such warrant. Any warrants remaining unexercised at the Effective Time shall be terminated. The proceeds received by CableMaxx upon the exercise of any warrant from the date hereof through the Closing Date shall be placed in a separate escrow account and shall remain in such account through the Closing Date.

     5.7 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     5.8 PUBLIC ANNOUNCEMENTS. Heartland and MergerSub, on the one hand, and CableMaxx, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     5.9 NOTIFICATION OF CERTAIN MATTERS. CableMaxx shall give to Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Heartland shall give CableMaxx
(a) from and after the date of this Agreement, prompt notice of the occurrence of any event that would require Heartland to file a current report on Form 8-K or issue a press release under applicable securities laws, and (b) from and after the date of the mailing of the Proxy Statement, prompt notice of the occurrence of any event that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.10 LETTERS OF CABLEMAXX'S ACCOUNTANTS. CableMaxx shall use reasonable efforts to deliver to Heartland a letter of Coopers & Lybrand, L.L.P., CableMaxx's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement ("Accountant's Consent Letter").

     5.11 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     5.12 SEC FILINGS. CableMaxx and Heartland shall cause to be filed all periodic and current reports required to be filed with the SEC for all periods after the execution of this Agreement through the Closing Date.

     5.13 TERMINATION OF CERTAIN AGREEMENTS. On or prior to the Closing Date and at the request of Heartland, CableMaxx shall terminate all Affiliate Agreements without compensation and employment or other management agreements without compensation except as set forth in Schedule 2.28, as designated by Heartland.

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     5.14 SALE OF SALT LAKE CITY MARKET. Notwithstanding any provisions contained herein to the contrary, CableMaxx shall have the right to solicit bids for and negotiate the sale of the Wireless Cable Television System and related assets servicing the Salt Lake City, Utah Standard Metropolitan Area (collectively, such assets are referred to as the "Salt Lake City Market"); provided that (i) CableMaxx shall keep Heartland fully informed regarding the status of any negotiations regarding the sale of Salt Lake City Market or offers therefor, including without limitation, the identity of the proposed purchaser and the consideration offered or requested, (ii) Heartland shall have the right to approve, in its reasonable discretion, the terms of any proposed disposition of the Salt Lake City Market, and CableMaxx (or any Subsidiary) shall not execute a definitive agreement to dispose of the Salt Lake City Market without Heartland's written approval, and (iii) the gross proceeds of any such disposition shall be placed in an escrow account and shall remain in such account through the Closing Date.

     5.15 EXHIBITS. Heartland and CableMaxx agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 29, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits.

     5.16 USE OF PROCEEDS FROM SUBLEASE/OPTION AGREEMENT. CableMaxx and Heartland have entered into a Sublease Agreement with Option to Purchase ("Sublease/Option Agreement") with regard to certain wireless cable markets identified therein. CableMaxx hereby covenants and agrees that any proceeds received by CableMaxx from Heartland ("Sublease Proceeds") (whether in the form of lease or sublease rentals, payments of option or purchase amounts, or otherwise) shall be used by CableMaxx solely for the purposes of marketing, purchasing transmission equipment, set top converters, home antennae and masts, or paying labor costs associated with the installation thereof ("Permitted Subscriber Expenditures"). CableMaxx shall, upon written request of Heartland, furnish written evidence reasonably satisfactory to Heartland that such Sublease Proceeds were used in accordance with the provisions of this Section 5.16, which shall include copies of third party receipts and invoices and evidence of the payment thereof.

     5.17  INDEMNIFICATION.

          (A) SURVIVING CORPORATION INDEMNIFICATION PROVISIONS. Heartland agrees to cause the Surviving Corporation (i) not to change, for three years after the Closing Date, the provisions of its certificate of incorporation and bylaws in effect on the Closing date in each case relating to indemnification of each present or former director and officer of CableMaxx and its Subsidiaries (together with any successor by operation of law, individually an "Indemnified party" and collectively the "Indemnified Parties") in a manner which adversely affects the rights of such Indemnified Party to indemnification thereunder and (ii) to perform its obligations thereunder. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of, or otherwise operate to adversely affect, the existing rights of the Indemnified Parties under the certificate of incorporation or bylaws of CableMaxx in effect on the date hereof.

          (B) D&O INSURANCE. Heartland will cause the Surviving Corporation to maintain in effect for a period of three (3) years, directors' and officers' liability insurance covering those persons ("Covered Persons") who are currently covered by CableMaxx's current directors' and officers' liability insurance policy (a copy of which has heretofore been delivered to Heartland) ("D&O Policy") on terms comparable to those now applicable to directors or officers of CableMaxx, provided, that Heartland may, in lieu of maintaining such existing directors' and officers' liability insurance, either (i) cause comparable coverage to be provided for such period under any other policy, including, without limitation, a policy maintained for the benefit of Heartland or any of its Subsidiaries, so long as the material terms thereof are no less advantageous to the Covered Persons than those of the D&O Policy, or (ii) at any time after one year from the date hereof, elect to assume the obligations to the Covered Persons of the insurance company under the D&O Policy (subject to limits, deductibles and exclusions of such D&O Policy) through the date which is three (3) years following the Closing Date.

          (C) EFFECT OF SUBSECTIONS (A) AND (B). The provisions of Subsections
     (a) and (b) of this Section 5.17 shall survive the Closing Date, are intended to benefit each of the Indemnified Parties and

     Covered Parties, as applicable (each of whom shall be entitled to enforce such subsections against the Surviving Corporation or Heartland, as the case may be).

     5.18 REPAYMENT OF INDEBTEDNESS. Immediately prior to Closing, Heartland shall advance to CableMaxx sufficient funds to enable CableMaxx to repay and discharge, and CableMaxx upon receiving such advance shall so repay and discharge, the indebtedness ("Subordinated Indebtedness") evidenced by that certain Subordinated Non-Negotiable Note, dated December 18, 1992, by Charter Cable Corporation and Charter Cable (San Antonio), Inc., predecessors to a Subsidiary of CableMaxx, to Supreme Cable Co., Inc.

     5.19 NET LIABILITIES. Within fifteen (15) days prior to the Closing Date, but no later than ten (10) days prior to the Closing Date, CableMaxx shall deliver to Heartland an estimate of the Net Liabilities anticipated at the Closing, with reasonable detail showing the calculation of such amount. Heartland shall be entitled to discuss the information used to calculate the Net Liabilities with any officers, attorneys, accountants, representatives, agents, contractors or lenders of CableMaxx or its Subsidiaries to verify the calculation of such amount, and CableMaxx shall cooperate in good faith in assisting Heartland to verify the Net Liabilities and providing Heartland and its representatives access to information necessary to verify such calculation.

     5.20 RESIGNATION OF DIRECTORS OF CABLEMAXX. CableMaxx shall deliver to Heartland, except as otherwise requested by Heartland, the written resignation of all directors of CableMaxx and each Subsidiary.

     5.21 HEARTLAND LOAN. On December 26, 1995, Heartland and CableMaxx shall enter into the Loan Agreement attached as Exhibit 5.21 (the "Heartland Loan"). For purposes of determining the Net Liabilities of CableMaxx, (a) the obligation of CableMaxx to repay the Heartland Loan shall be excluded as a liability, and
(b) the amount of the unspent proceeds of the Heartland Loan shall be subtracted from the cash or cash equivalents of CableMaxx (which amount would otherwise reduce the amount of Net Liabilities).

     5.22 INTERFERENCE RESOLUTION. Notwithstanding any of the covenants to the contrary contained herein, CableMaxx may pay up to $75,000 (the amount of such payment being referred to as the "Interference Resolution Amount") to resolve certain disclosed channel interference arising from Provo, Utah, and the Permitted Net Liabilities shall be increased by the Interference Resolution Amount.

     5.23 PAYMENT OF APPROVED EXPENSES. At Closing, Heartland shall pay all expenses owed to the parties listed on Schedule 5.23, provided that such parties deliver to Heartland any of the following: (i) Estoppel Certificates, (ii) Account Estoppels or (iii) similar evidence of the amounts owed reasonably satisfactory to Heartland; provided further that the aggregate amount of such payments shall not exceed the Permitted Net Liabilities.

ARTICLE 6. CONDITIONS PRECEDENT TO MERGER.

     The obligation of the parties hereto to consummate the Merger is subject to fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     6.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or any of the transactions contemplated hereby or otherwise making the consummation of the Merger or any of the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the

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consummation of the transactions contemplated hereby by CableMaxx, Heartland and MergerSub, shall have been made or obtained (as the case may be) without restrictions.

     6.4 LENDER'S CONSENTS. Heartland shall have delivered to CableMaxx written notice ("Approval Notice") that the merger has been approved or consented to by the holders of the Senior Notes of Heartland relative to the transactions contemplated by this Agreement on or before October 9, 1995.

     6.5 FAIRNESS OPINIONS. CableMaxx shall have delivered to Heartland and MergerSub on or before the tenth (10th) day following the date of this Agreement, an opinion of the CableMaxx Advisor as to the fairness of the Merger to the stockholders of CableMaxx from a financial point of view (the "Fairness Opinion"). The Fairness Opinion shall be satisfactory in form and substance to CableMaxx.

ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING BY HEARTLAND AND MERGERSUB.

     The obligations of Heartland and MergerSub to consummate the Merger are subject to fulfillment, or written waiver signed by Heartland and MergerSub, of each of the following conditions precedent on or prior to the Closing Date.

     7.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of Heartland Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by CableMaxx shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     7.3 CABLEMAXX DOCUMENTS. CableMaxx shall have delivered the following to Heartland in form and substance reasonably satisfactory to Heartland and its counsel:

          (A) A certificate signed by the chief executive officer of CableMaxx, on behalf of and in his capacity as an officer of CableMaxx, confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 2 hereof was true and correct in all material respects on the date made and are true and correct in all material respects on and as of the Closing Date and that CableMaxx is in compliance in all material respects with the applicable covenants set forth in Articles 4, 5 and 6.

          (B) An opinion of special counsel to CableMaxx and an opinion of FCC counsel to CableMaxx and each Subsidiary in the forms attached hereto as
     Exhibit 7-3(c).1 and Exhibit 7-3(c).2, respectively.

          (C) The minute books, bylaws, certificate of incorporation of CableMaxx and each Subsidiary and the stock books and stock ledgers of each Subsidiary.

          (D) Substantially all of the Estoppel Certificates and all of the Account Estoppels; provided that, if CableMaxx is unable to obtain substantially all of the Estoppel Certificates to be delivered hereunder on or prior to the Closing Date, CableMaxx shall have the right to provide in lieu thereof, and Heartland shall accept, any of (i) evidence reasonably satisfactory to Heartland that all payments under the contract which is the subject of such non-delivered Estoppel Certificate have been made during the preceding twelve (12) months, (ii) copies of all correspondence, if any, received from the other party to such contract during the preceding twelve (12) months (none of which shall indicate any default or dispute has arisen thereunder) or (iii) evidence reasonably satisfactory to Heartland (such as an invoice or other billing statement) of the amount owed to such creditor, vendor, supplier or third party.

     7.4 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to CableMaxx or any Subsidiary, or their respective assets from the date hereof through the Closing Date which would have a Material Adverse Effect.

     7.5 DISSENTERS' RIGHTS. The shareholders of CableMaxx Common Stock shall not be entitled to exercise any appraisal remedies or other dissenter's rights under DGCL in connection with the Merger.

     7.6 ACCOUNTANT'S CONSENT LETTER. Heartland shall have received from CableMaxx the Accountant's Consent Letter.

     7.7 CABLEMAXX OBLIGATIONS PERFORMED. All obligations of CableMaxx to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     7.8 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF CABLEMAXX. Each of the conditions precedent to the obligations of CableMaxx set forth in Article 6 or 8 shall have been satisfied or waived by CableMaxx, except for the provisions of Section 8.1, which shall be satisfied and may not be waived by CableMaxx.

     7.9 NON-COMPETITION. The persons identified on Schedule 7.9 shall have executed a Non-Competition Agreement in the form attached hereto as Exhibit 7.9.

     7.10 TERMINAL PRICE. The Terminal Price shall not be less than the Minimum Termination Price.

     7.11 AUDIT RESULTS. The information contained in the audited financial statement of CableMaxx and its Subsidiaries for the fiscal year ended June 30, 1995 shall conform in all material respects to the information contained in the unaudited financial statement delivered to Heartland on or prior to the date hereof for such fiscal year.

ARTICLE 8. CONDITIONS PRECEDENT TO CLOSING BY CABLEMAXX.

     The obligation of CableMaxx to consummate the Merger is subject to fulfillment, or written waiver signed by CableMaxx, of each of the following conditions precedent on or prior to the Closing Date.

     8.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of the CableMaxx Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland and/or MergerSub shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND AND/OR MERGERSUB DOCUMENTS. Heartland and/or MergerSub, as the applicable case may be, shall have executed and delivered to CableMaxx in form and substance reasonably satisfactory to CableMaxx and to counsel:

          (A) A certificate of the chief executive officer of Heartland and MergerSub, on behalf of and in his respective capacity as an officer of Heartland or Merger Sub, confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 4 hereof was true and correct in all material respects on the date made and are true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland and/or MergerSub in the form attached hereto as Exhibit 8.3.

          (C) The Registration Rights Agreement, executed by Heartland.

     8.4 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF HEARTLAND AND MERGERSUB. Each of the conditions precedent to the obligations of Heartland and MergerSub set forth in Article 8 shall have been satisfied or otherwise waived by Heartland and MergerSub.

     8.5 HEARTLAND AND MERGERSUB OBLIGATIONS PERFORMED. All obligations of Heartland and MergerSub to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.6 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws.

     8.7 TERMINAL PRICE. The Terminal Price shall not be greater than the Maximum Termination Price.

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ARTICLE 9. TERMINATION; ADJUSTMENTS TO MERGER CONSIDERATION.

     9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of CableMaxx and Heartland, by the mutual consent of Heartland, MergerSub and CableMaxx.

     9.2 TERMINATION BY CABLEMAXX. This Agreement may be terminated and the Merger may be abandoned by CableMaxx if the closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein.

     9.3 TERMINATION BY HEARTLAND OR MERGERSUB; ADJUSTMENT TO MERGER CONSIDERATION. This Agreement may be terminated and the Merger may be abandoned by Heartland or MergerSub if the closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein; provided that if on the Closing Date the Net Liabilities exceed the Permitted Net Liabilities (such excess being referred to as "Excess Net Liabilities"), (i) Heartland shall not have the right to terminate this Agreement or abandon the Merger, and (ii) the Merger Consideration shall be automatically reduced by the amount of the Excess Net Liabilities.

     9.4 TERMINATION RESULTING FROM ACQUISITION PROPOSALS. In the event that any Person shall have made an Acquisition Proposal and the Board of Directors of CableMaxx either approves the execution of an agreement relating thereto or recommends to the CableMaxx stockholders the acceptance of any Acquisition Proposal, then CableMaxx shall promptly, but in no event later than two days after the date of such Board approval or recommendation, (a) pay Heartland a fee of Two Million Dollars ($2,000,000) and (b) prepay all principal and accrued interest outstanding under the Heartland Loan, by wire transfer of same day funds as liquidated damages, this Agreement shall terminate and the parties shall have no further liability or obligations hereunder. CableMaxx acknowledges that the agreements contained in this Section 9.4 are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland and MergerSub would not enter into this Agreement; accordingly, if CableMaxx fails to promptly pay the amount due and pursuant to Section 9.4, and, in order to obtain such payment, Heartland or MergerSub commences a suit which results in a judgment against CableMaxx for the fee set forth in this Section 9.4, the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on such amounts at the interest rate applicable to the Heartland Loan.

     9.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement and abandonment of the Merger other than (i) as provided in Section
9.4 above, in which case the payment of the amount specified therein shall be deemed to be liquidated damages for any claims under this Agreement arising from a termination resulting from an Acquisition Proposal or (ii) by Heartland arising from the failure of the condition precedent set forth in Section 6.4, in which case this Agreement shall terminate and the parties shall have no liabilities or obligations to each other hereunder, each party shall have all rights at law or in equity against the other, if any.

ARTICLE 10. DEFINITIONS.

     10.1 The terms used in this Agreement have the respective meanings specified or referred to in this Article 12:

          "ACCOUNT ESTOPPELS" shall have the meaning set forth in Section 4.2.

          "ACCOUNTANT'S CONSENT LETTER" shall have the meaning set forth in
     Section 5.10.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACT" means The Communication Act of 1934, as amended.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AFFILIATE AGREEMENTS" shall have the meaning set forth in Section
     2.9.

          "ANNUAL FCC REPORT" means the reports which a licensee in the MMDS service is required to file annually with the FCC pursuant to Section
     21.911 of the FCC Rules.

          "APPLICATION" means a pending application by CableMaxx or Institution or other Parties to the FCC for a License.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to CableMaxx by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with the provision of wireless cable services, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedules 2.10(b) and 2.10(d).

          "CABLEMAXX ADVISOR" means Bear, Stearns & Co., Inc.

          "CABLEMAXX COMMON SHARE" shall have the meaning set forth in the Recitals.

          "CABLEMAXX COMMON SHARES" shall mean all of the issued and outstanding capital stock of CableMaxx immediately before the Merger.

          "CABLEMAXX REPRESENTATIVES" shall have the meaning set forth in
     Section 4.4.

          "CABLEMAXX SEC FILINGS" means CableMaxx's Form 10-K filed for the fiscal years ended June 30, 1993 and 1994, Form S-4 (File No. 33-82862) filed with the SEC on October 20, 1994, Form 10-Qs filed for the fiscal quarters ended September 30, 1994, December 31, 1994 and March 31, 1995, and all intervening Form 10-Ks, 10-Qs, 8-Ks and proxy statements filed with the SEC.

          "CABLEMAXX STOCK OPTION PLANS" shall have the meaning set forth in
     Section 4.5(a).

          "CABLEMAXX STOCK OPTIONS" shall have the meaning set forth in Section 4.5(a).

          "CERTIFICATES" shall have the meaning set forth in Section 1.2(a).

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the CableMaxx or Subsidiary.

          "CLOSE" or "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.3.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.3.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Common Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the twenty (20) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Common Shares do not trade on any day during such twenty-day period, then the closing price for such date shall be deemed to be the closing price for the day preceding such date for purposes of determining the Closing Share Price.

          "CM TEXAS" means CableMaxx (Texas), Inc., a Delaware corporation.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONSENTS" means the consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Material Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other

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     transaction contemplated by this Agreement, or (ii) necessary or desirable for Heartland to conduct the operations currently conducted by CableMaxx after the Closing.

          "CONVERSION AMOUNT" shall be the amount of consideration per share for the acquisition of CableMaxx as provided for in Section 1.2(b).

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "COVERED PERSONS" shall have the meaning set forth in Section 5.17(b).

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DGCL" means the Delaware General Corporation Law.

          "D&O POLICY" shall have the meaning set forth in Section 5.17(b).

          "EFFECTIVE TIME" shall mean the date and time of the filing of the applicable certificate of merger in the State of Delaware.

          "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 2.23(a).

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to CableMaxx.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ESTOPPEL CERTIFICATE" shall have the meaning set forth in Section
     4.2.

          "EXCHANGE ACT" means the Security Exchange Act of 1934, as amended.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 1.2(f).

          "EXCHANGE AGREEMENT" shall have the meaning set forth in Section
     1.2(f).

          "EXCHANGE FUND" shall have the meaning set forth in Section 1.2(f).

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by CableMaxx or leased by or the use of which are leased by the CableMaxx.

          "FAIRNESS OPINION" shall have the meaning set forth in Section 6.5.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.5.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are
     (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government or any federal, state or local regulatory authority.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority to CableMaxx or Subsidiary.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials and including radon gas.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

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          "HEARTLAND COMMON SHARES" means shares of common stock, $.001 par value per share, Heartland Wireless Communications, Inc.

          "HEARTLAND LOAN" shall have the meaning set forth in Section 5.21.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 5.17(a).

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with CableMaxx or any Subsidiary.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of CableMaxx or any Affiliate of CableMaxx which are used or available for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "JOINT VENTURE" means a joint venture, partnership, limited liability company or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if such individual is aware or should reasonably be aware, after due inquiry, of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to the warranties made by CableMaxx that CableMaxx, based upon a reasonable investigation, believes is true.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline applicable to or against CableMaxx or Subsidiary.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals which are required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance against any assets or properties of CableMaxx or its Subsidiaries.

          "MANAGE OR MANAGEMENT" means the use, possession, processing, generation, treatment, storage, disposal, recycling, transportation or arranging for the transportation of any Hazardous Substance.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in or is reasonably likely to result in a material adverse change in (i) the financial condition, business, operations, properties or prospects of CableMaxx or any Subsidiary taken as a whole, other than either general economic changes or regulatory or competitive changes that affect the wireless cable television industry generally over which neither CableMaxx nor any Subsidiary has no control; (ii) the ability of CableMaxx or any Subsidiary prior to the Effective Time to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

          "MATERIAL CONTRACTS" shall have the meaning set forth in Section 2.9.

          "MAXIMUM TERMINATION PRICE" means $34.00 per share.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MINIMUM TERMINATION PRICE" means $10.00 per share.

          "MERGER" means the merger described in Section 1.1.

          "MERGER CONSIDERATION" means $80,812,143, as adjusted pursuant to
     Section 9.3.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "NASDAQ-NMS" means the National Association of Securities Dealers Automated Quotation National Market System.

          "NET LIABILITIES" means certain liabilities of CableMaxx (including, without limitation, the Subordinated Indebtedness to be repaid at or prior to Closing) less cash or cash equivalents (other than any escrowed proceeds from the sale of the Salt Lake City Market), calculated as of the Closing Date consistent with Schedule A.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator as to which CableMaxx or Subsidiary is a party.

          "PBGC" shall have the meaning set forth in Section 2.23(c).

          PERMITTED SUBSCRIBER EXPENDITURES" shall have the meaning set forth in
     Section 5.16.

          "PERMITTED NET LIABILITIES" shall have the meaning set forth in
     Section 4.1(d).

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "POTENTIAL CLAIMS" shall have the meaning set forth in Section 2.12.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 5.2(b).

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 5.2(a).

          "RELEASE" means the releasing, spilling, leaking, discharging, pumping, pouring, emitting, emptying, ejecting, leaching, dumping, disposing or allowing to escape any Hazardous Substance.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 2.32.

          "SCM" means Supreme Cable Metroplex, Inc., a Texas corporation.

          "SALT LAKE CITY MARKET" shall have the meaning set forth in Section 6.15.

          "SEC" means the United States Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SENIOR NOTES" means the $100 million of 13% Senior Notes due 2003 of Heartland.

          "SEVERANCE OBLIGATIONS" shall have the meaning set forth in Section 2.28.

          "SITE" means a wireless cable television site with respect to which CableMaxx is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

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          "SITE LEASE" shall mean an agreement for the lease of real estate or power space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "SUBORDINATED INDEBTEDNESS" shall have the meaning set forth in
     Section 5.18.

          "SUBSIDIARY" means CM Texas, SCM or any other entity in which CableMaxx has the ability to direct the management or affairs.

          "SURVIVING CORPORATION" shall have the meaning set forth in Section
     1.1.

          "TAX" OR "TAXES" shall have the meaning set forth in Section 2.6.

          "TERMINAL PRICE" means with respect to Heartland Common Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the five (5) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Common Shares do not trade on any day during such five-day period, then the closing price for such date shall be deemed to be the closing price for the day preceding such date for purposes of determining the Terminal Price.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

          "WIRELESS CABLE TELEVISION SYSTEMS" means the Austin, Texas; San Antonio, Texas; Temple/Kileen, Texas; Waco, Texas; Salt Lake City, Utah; Sherman/Denison, Texas; Amarillo, Texas; Lubbock, Texas; and Athens, Texas wireless cable television systems and/or channel rights in such geographic areas.

     10.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 11. MISCELLANEOUS.

     11.1 EXPENSES OF THE TRANSACTION. Each of CableMaxx, Heartland and MergerSub agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated.

     11.2 FURTHER ASSURANCES. Each of CableMaxx, Heartland and MergerSub agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

     11.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        902 N. Bowser, Suite 140
        Richardson, Texas 75081
        Attn: Mr. John R. Bailey
        Phone: (214) 479-9244
        Fax: (214) 479-1023

     With copy to:

        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100

        Dallas, TX 75202
        Attn: Victor B. Zanetti, Esq.
        Phone: (214) 761-4475
        Fax: (214) 741-7139

     If to CableMaxx, to:

        CableMaxx, Inc.
        6850 Austin Center Blvd., Suite 320
        Austin, Texas 78731
        Attn: Mr. Tommy L. Gleason, Jr.
        Phone: (512) 345-1001
        Fax: (512) 345-2557

     With copy to:

        Proskauer Rose Goetz & Mendelsohn, L.L.P.
        1585 Broadway
        New York, New York 10036
        Attn: Stephen W. Rubin, Esq.
        Phone: (212) 969-3000
        Fax: (212) 969-2900

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

     11.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     11.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     11.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     11.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties. Any purported assignment contrary to the terms of this Agreement shall be void.

     11.8 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Date, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland and CableMaxx; provided, Heartland and CableMaxx shall be entitled to disclose the transactions contemplated hereby without the prior approval of the other, but with prior notice to the other, to the extent reasonably necessary for Heartland or CableMaxx to comply with applicable securities laws.

     11.9 CHOICE OF LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Delaware, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein.

     11.10 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a

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limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     11.11 SCHEDULES; EXHIBITS. The Schedules referred to herein and delivered to Heartland and/or MergerSub upon execution hereof are hereby made a part of this Agreement. Subject to Section 5.15, all Exhibits referred to herein are hereby made a part of this Agreement.

     11.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

     11.13 NO SURVIVAL. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement (other than the agreements contained or referred to in Sections 5.4 (registration rights agreement), 5.17 (indemnification and insurance obligations), and 7.9 (non-competition) which shall continue for the periods specified therein) shall be conditions to the Merger and shall not survive the Merger.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            CABLEMAXX:

                                            CABLEMAXX, INC.

                                            By:    /s/  TOMMY L. GLEASON
                                                       Tommy L. Gleason
                                                          President

                                            HEARTLAND:

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:     /s/  JOHN R. BAILEY
                                                        John R. Bailey
                                                   Chief Financial Officer

                                            HEARTLAND MERGER SUB 2, INC.:

                                            By:     /s/  JOHN R. BAILEY
                                                        John R. Bailey
                                                   Chief Financial Officer

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                                                                      APPENDIX P

                           INFORMATION CONCERNING TSC

P                                   -------

                               TABLE OF CONTENTS

Business of TSC......................................................................    P-1
TSC -- Selected Financial Information................................................    P-8
TSC -- Management's Discussion and Analysis of Financial Condition
        and Results of Operations....................................................    P-9
Dividends on and Market Value of TSC Common Stock....................................   P-10
Security Ownership of Principal Stockholders and Management of TSC...................   P-10
Comparison of Rights of Security Holders of Heartland and TSC........................   P-11

P                                   -------

                                BUSINESS OF TSC

     Technivision has developed, owned and operated wireless cable television systems in Corpus Christi, Texas and Dayton, Ohio. In addition, Technivision owned the rights to develop and operate a wireless cable television system with 27 channels in El Paso, Texas. Management estimates that the Corpus Christi, El Paso and Dayton markets have approximately 795,000 households of which 588,000 are serviceable by LOS transmissions. The Corpus Christi system, which was launched in April 1990, provides 31 channels of service, including six off-air local television stations, to approximately 15,468 subscribers as of November 30, 1995. The Dayton system, which was launched in November 1993, provides 31 channels of service, including five off-air local television stations, to approximately 3,242 subscribers as of November 30, 1995.

     In January 1996, Technivision was merged into its parent corporation, TSC, in order to facilitate the TSC Transaction. In addition to the Technivision systems, TSC owns and operates SMATV systems in New Jersey and engages in certain other business activities. Because the TSC Transaction relates only to the Technivision systems, no description of the other business activities of TSC is contained in this Proxy Statement/Prospectus. Unless the context otherwise requires, references herein to TSC relate to TSC as successor to the Technivision assets.

     The executive offices of TSC are located at 120 Floral Avenue, New Providence, New Jersey and its telephone number is (908) 665-0094. See "The TSC Transaction -- Information Concerning TSC."

SEC CONSENT; ARRANGEMENTS WITH PHILIPS CREDIT CORP.

     Technivision acquired the right to build wireless cable television systems in Corpus Christi, Texas, El Paso, Texas, Dayton, Ohio and Salt Lake City, Utah in 1989. Following the acquisition, Technivision sought to raise the funds necessary to finance the construction and operations of the TSC systems. Technivision received a proposal from Philips to provide sufficient financing for that purpose. Unfortunately, Technivision ultimately received only a portion of the funds needed due to adverse conditions in the credit markets generally. With the reduced level of funding made available by Philips, Technivision began to build the system in Corpus Christi because management believed that it was the closest to being ready to launch. In April 1990, the system in Corpus Christi commenced commercial operation.

     The construction and operation of the Corpus Christi system required significant amounts of capital. By April 1991, the funds provided by Philips had been fully employed to acquire the necessary equipment, obtain licensing and programming rights, and build the installed base of subscribers for the system. Thereafter, Technivision began to seek additional funding for its operations from new sources of capital. Representatives of Technivision met with potential sources of funding over a period that stretched from the fall of 1990 through the fall of 1992, but were unable to obtain any financing commitments.

     Commencing in November 1992, representatives of Technivision began negotiations with a group led by Mr. Greg Parker regarding a proposed equity infusion. Ultimately, on January 8, 1993 Technivision entered into certain financing arrangements with an entity formed by Mr. Parker. Pursuant to those arrangements, Mr. Parker agreed to cause certain entities to be formed which would raise money from investors to invest in joint ventures to be formed by Mr. Parker. In exchange, Technivision would contribute its wireless cable television rights to those joint ventures. However, according to a complaint subsequently filed by the Commission against Mr. Parker and his associates, Mr. Parker raised the money to be invested in the joint ventures through the illegal sale of securities to the public. Although the proposed transfers of the Technivision systems never took place because Technivision was unable to procure Philips' consent thereto, Technivision ultimately received approximately $7 million from the entities formed by Mr. Parker which were used to finance the expansion of the Corpus Christi system and the construction of the Dayton system. In addition, in September 1994, Technivision sold the rights to the Salt Lake City system to CMAX for $10.2 million, a portion of which was ultimately paid to the Parker group.

     Upon becoming aware of the nature of Mr. Parker's conduct, Technivision sought to terminate all ties with him. In order to avoid the potential adverse effects of protracted proceedings regarding Mr. Parker's activities, Technivision entered into the Consent pursuant to which Technivision agreed to repay all amounts it had received from the entities formed by Parker to the Trust. Pursuant to the Consent, Technivision is required to sell the TSC systems on or prior to December 31, 1996 and to pay the Trust $7 million out of the proceeds of such sale. As a result of the liquidation of certain other assets, Technivision had reduced the amount owed to the Trust to approximately $6 million as of November 1, 1995. Upon the merger of Technivision into TSC, TSC succeeded to Technivision's obligations under the Consent.

     In connection with the negotiation of the Consent, Technivision also entered into discussions with Philips regarding the terms and conditions of the repayment of Technivision's loan. Pursuant to the terms of the Forbearance Agreement (as amended), Technivision agreed to sell the TSC systems under a specified time schedule. In exchange, Philips agreed to refrain from exercising certain remedies available to it as a result of Technivision's default in the terms of its loan. In addition, Philips agreed that if its loan was repaid on or prior to March 31, 1996, Philips would forego its right to share in the proceeds of the sale of the TSC systems. In the event that Technivision does not repay Philips by March 31, 1996, or upon the occurrence of certain other events, under the terms of the Forbearance Agreement, Technivision will not be entitled to the benefits described above and Philips will have the right after April 30, 1996 to obtain possession of the TSC systems through an instrument of peaceful possession delivered by Technivision at the time the Forbearance Agreement was executed. Upon the merger of Technivision into TSC, TSC succeeded to Technivision's obligations to Philips and under the Forbearance Agreement.

INDUSTRY OVERVIEW

     Wireless cable television programming is transmitted through the air via microwave frequencies in a direct line-of-sight from the transmission facility to an antenna located at the subscriber's location by utilizing up to 200 MHz of radio spectrum allocated by the FCC for wireless cable operations. Wireless cable technology eliminates the extensive networks of cable and amplifiers utilized by traditional hard-wire cable operators which substantially reduces the cost to build, operate and maintain a television distribution system. Unlike a traditional hard-wire cable system, a significant portion of the capital costs of a wireless cable system are not incurred until shortly before a subscriber has been added and is about to generate revenue for TSC. Management believes that the Technivision systems provide customers with (i) an equivalent or higher quality picture, (ii) a more reliable signal resulting in fewer transmission disruptions and (iii) lower average monthly rates, compared to those generally provided by traditional hard-wire cable operators. The estimated 1994 national average monthly service revenue per subscriber for comparable services for traditional hard-wire cable operators was $28.24 according to Paul Kagan Associates, Inc., a national media research firm. Management believes that Technivision's average monthly service revenue per subscriber is comparable to that of traditional hard-wire cable operators primarily as a result of the relatively high number of customers of the Technivision systems who pay for premium service and multiple television outlets. Like traditional hard-wire cable operators, the Technivision systems offer a full range of basic and premium programming including local off-air channels, A&E, CNN, The Disney Channel, HBO, MTV, USA Network and WTBS. All of Technivision's set-top converters are addressable, allowing its subscribers to receive pay-per-view programming.

BUSINESS STRATEGY

     Technivision's business strategy had been to acquire the rights to operate wireless cable television systems in geographic areas where a combination of appropriate topography and population density made the proposed systems economically viable. In pursuit of this strategy, Technivision acquired the rights to construct and operate wireless cable television systems in Corpus Christi, Texas, El Paso Texas, Dayton, Ohio and Salt Lake City, Utah (which was sold in September 1994 to CMAX). As described above, the Corpus system was launched in April 1990. The Dayton system became operational in November 1993.

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     The marketing strategy for the Technivision systems is to attract potential subscribers in the following priority: (i) households in geographical areas not passed by traditional hard-wire cable systems; (ii) commercial establishments which are currently not passed by traditional hard-wire cable systems; (iii) households which are passed by, but currently do not subscribe to, traditional hard-wire cable systems; and (iv) households subscribing to traditional hard-wire cable systems.

     To differentiate their product offering from other subscription television providers, the Technivision systems use marketing themes of dependability, price, popular programming, picture quality and customer service.

     - Dependability. Subscribers of the Technivision systems enjoy a substantially higher level of signal reliability compared to traditional hard-wire cable subscribers. This higher level of dependability is the result of the elimination of the extensive network of coaxial cables, amplifiers and processing equipment between the head-end/transmission facility and the subscriber's location. In addition, back-up power systems and redundant components have been installed in all of the head-end/transmission facilities of the Technivision systems which virtually eliminate the potential for system outages due to power or component failures. Traditional hard-wire cable systems on the other hand are subject to failure due to multiple components in their networks of coaxial cable and amplifiers. If a failure does occur in a Technivision system, it is generally easier to diagnose and repair due to the smaller number of system components.

     - Price. Customers of the Technivision systems receive attractive priced program packages which management believes are generally lower than those for comparable programming offered by traditional hard-wire cable competitors. A key component of the product offering of the Technivision systems is the inclusion of The Disney Channel as part of their basic plus subscription package. Certain competitors currently charge an additional fee for this channel. Management believes including The Disney Channel as part of the basic plus service of the Technivision systems makes their service more attractive to families.

     - Popular Programming. The Technivision systems offer a full range of basic and premium programming featuring the most popular channels. The Technivision systems also offer instructional programming in conjunction with educational institution partners. In addition, all of their set-top converters are fully addressable, allowing subscribers to receive pay-per-view programming which provides subscribers with access to movies, special sporting events and concerts.

     - Picture Quality. Technivision emphasizes that wireless picture transmission generally offers an equivalent or higher quality picture than traditional hard-wire cable because there is less opportunity for signal degradation between its head-end and the subscriber's location. In contrast, in a traditional hard-wire cable system, each time a television signal passes through an amplifier, some measure of signal noise is added which can result in a grainier picture.

     - Customer Service. Each Technivision system has established the goal of maintaining high levels of customer satisfaction. To this end, each Technivision system seeks to provide superior customer service through extended daily customer service hours (8a.m. to 6p.m.), flexible installation scheduling, responsiveness to customer inquiries and well-trained uniformed field personnel.

MARKETS

     The following table outlines the markets in which the Technivision systems are operating or in which TSC holds or has the right to acquire wireless cable channel rights as of November 30, 1995:

                                     DMA                   AVAILABLE                                               SERVED
             MARKET                RANK(1)   CHANNELS(2)   SPECTRUM     LAUNCH DATE    SUBSCRIBERS   HOUSEHOLDS   BY CABLE
---------------------------------  -------   -----------   ---------   --------------  -----------   ----------   --------
Corpus Christi...................    128          37          186      April 1990         15,468       135,000     60,000
Dayton...........................     53          36          186      November 1993       3,242       460,000    235,000
El Paso..........................    100          27          162      (3)                    --       200,000    100,000
        Total....................     --          --           --      --                 18,710       795,000    395,000
                                                                                          ======       =======    =======

---------------

(1) DMA rank is the Designated Market Areas ranking of television homes among United States markets as determined by the Nielsen Media Research Company for the 1994/1995 television season.

(2) Includes 6 off-air channels in Corpus Christi and 5 off-air channels in Dayton, respectively.

(3) At this time, TSC has no plans to launch this system.

     Technivision, as a whole, has experienced negative cash flow from operations in each year since its formation due to its system development, expansion and acquisition activities. Until sufficient cash flow is generated from operations external sources of funding will have to be utilized to satisfy the working capital needs of the Technivision systems. Accordingly, in order to conserve cash pending the availability of external funding, Technivision has, since June 30, 1994, reduced the rate of growth of new subscribers. Management estimates that between 3,000 and 5,000 subscribers are needed to generate operating cash flow in any of the Technivision markets. Operating cash flow is revenue less costs of sales other than depreciation and other non-cash charges. The Corpus Christi system is presently generating positive operating cash flow while the Dayton system has experienced negative cash flow.

CORPUS CHRISTI

     Corpus Christi. Corpus Christi is the sixth largest port in the United States (in terms of tonnage). According to the 1990 census, the Corpus Christi metropolitan area had a total population of approximately 350,000 which grew approximately 7.3% from 1980 to 1990. Corpus Christi has experienced job growth of approximately 4.1% over the past five years. Corpus Christi is the seventh largest metropolitan area in Texas and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is 128th nationally in the number of television households.

     The following table sets forth a description of the programming currently offered by the Corpus system:

                            CORPUS CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    2     C-SPAN                                    17     TBS-Superstation Atlanta
    3     KIII (ABC)                                18     HBO
    4     The Weather Channel                       19     Home Shopping Club/Preview Guide
    5     USA Network                               20     The Nashville Network
    6     KRIS (NBC)                                21     The Disney Channel
    7     Turner Classic Movies                     22     ESPN
    8     Arts & Entertainment                      23     Cinemax
    9     WGN (Chicago)                             24     Discovery
   10     KZTV (CBS)                                25     MTV
   11     Sci-Fi Channel                            26     Del Mar College/The Learning Channel*
   12     Turner Network Television                 27     Catholic Community Network
   13     KDF (Fox)                                 28     KORO
   14     Headline News                             29     CNN
   15     Nickelodeon                               30     The Family Channel
   16     KEDT (PBS)                                31     Pay Per View
                                                    32     Galavision

     Dayton. According to the 1990 census, the Dayton metropolitan area had a total population of approximately 574,000 which grew approximately 1.0% from 1980 to 1990. Dayton is the sixth largest metropolitan area in Ohio and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is 53rd nationally in the number of television households.

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     The following table sets forth a description of the programming currently offered by the Dayton system:

                            DAYTON CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    2     WDTN (ABC)                                28     USA Network
    3     ESPN                                      29     The Learning Channel
    4     Sci-Fi Channel                            30     CNN
    5     The Weather Channel                       33     Sinclair College
    6     Turner Network Television                 21     The Disney Channel
    7     WHIO (CBS)                                34     Nickelodeon
    8     FOX                                       35     The Nashville Network
    9     WGN (Chicago)                             37     Lifetime
   14     WPTO -- Oxford                            39     The Family Channel
   16     Greater Dayton PBS                        42     The Disney Channel
   17     TBS-Superstation Atlanta                  44     Cinemax
   18     HBO                                       48     Discovery
   22     WKEF (NBC)                                50     Arts & Entertainment
   24     Mind Extension University                 51     MTV
   25     Pay Per View                              52     Headline News
                                                    54     QVC

MARKETING

     Marketing and sales operations are maintained in Corpus Christi and Dayton. Each TSC system engages in television, direct mail, radio and print advertising and special events promotions to generate leads for its marketing efforts. Telemarketers then contact potential subscribers responding to those promotional activities.

INSTALLATION

     Subscriber installation in Corpus Christi is provided for various fixed fees by independent contractors using equipment which the Corpus Christi system purchases on an as-needed basis. In Dayton, installation is handled by in-house personnel also using equipment owned by the Dayton system.

COMPETITION

     Wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the cable television industry, some of which are described below. Many competitors of the TSC systems have far greater financial resources than either TSC or Technivision.

     Traditional Hard-Wire Cable. TSC believes that the primary competition for the Technivision systems is from traditional hard-wire cable operators. Primary traditional hard-wire competitors in Corpus Christi include Tele-Communications, Inc. ("TCI") and Falcon and in Dayton include TimeWarner, TCI and Continental Cablevision, all of which are significantly larger and have substantially greater financial resources than TSC. Currently, these primary traditional hard-wire cable competitors offer between 39 and 58 channels to their subscribers compared to the 31 channels offered by the TSC systems. The technology used by such operators is a coaxial cable system which transmits signals from a head-end. delivering local and satellite-delivered programming via a distribution network consisting of amplifiers, cable and other components to subscribers.

     Direct Broadcast Satellite ("DBS"). DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a roof top or in the yard. DBS receiver equipment for a single television set costs approximately $700 per customer, plus installation fees. In additional, each independent outlet requires a separate de-scrambling device at additional cost to the subscriber.

     Due to the cost of receiving equipment as well as the broader availability of local programming offered by wireless cable systems, management believes that wireless cable systems currently enjoy a comparative cost and local programming advantage over DBS systems, although no assurance can be given that such advantage will continue.

     Telephone Companies. Under the Communications Act of 1934, as amended (the "Communications Act"), local exchange carriers ("LECs") are currently prohibited from providing video programming directly to subscribers in their respective telephone service areas. Certain Federal Courts have recently ruled, however, that this "teleco-cable cross-ownership ban" abridges the First Amendment rights of LECs under the U.S. Constitution. These rulings are currently under appeal or are expected to be appealed. Proposals to lift the teleco-cable cross-ownership ban are also currently under review by the U.S. Congress. In light of these court decisions, the FCC has indicated that it will look favorably on waivers of the teleco-cable cross-ownership ban under certain circumstances. The FCC already permits LECs to provide "video dialtone" service, thereby allowing such carriers to make available to multiple service providers on a non discriminatory common carrier bass, a basic platform that will permit end users to access video program services provided by others. The FCC has ruled that the teleco-cable cross-ownership ban does not apply to wireless cable.

     Satellite Master Antenna Television ("SMATV"). SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, only it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service one or more multiple dwelling units. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz ("GHz") band.

     Local Multi-Point Distribution Service. In 1993, the FCC proposed to re-designate the 28 GHz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). As proposed by the FCC, LMDS would provide two licensees up to 49 channels each for the distribution of video programming in prescribed geographic areas. Numerous satellite system operators, including, among others, the National Aeronautics and Space Administration, Motorola Satellite Communications, Inc., Hughes Space and Communications Co., Ameritech, and Loral Quilcomm Satellite Services, Inc., opposed in whole or in part, the redesignation of the 28 GHz band for video distribution. The FCC recently proposed that the 28 GHz band be shared by terrestrial and satellite services, that competitive bidding be used to award LMDS and satellite authorizations, and that LMDS authorizations be based on 493 geographic areas known as basic training areas ("BTAs").

     Satellite Receive Dishes. Satellite receive dishes are generally seven to twelve foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of scrambling, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity although TSC competes with these systems to some degree in marketing its services.

     Off-Air Local Broadcasts. Off-air local broadcasts (e.g., ABC, NBC, CBS, Fox and PBS) provide a free programming alterative to the public. Each TSC system currently re-transmits certain off-air local broadcasts to its wireless cable subscribers, but its ability to do so is generally dependent upon receipt of re-transmission consent.

     Video Stores. Retail stores rent video tapes and are a major participant in the television program delivery industry. According to the Cable Television's Fact Book, in 1994 there were approximately 76,312,700 households with video cassette recorders in the United States.

AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to utilize specified frequencies, the operator must then obtain the right to use the programming to be transmitted over those frequencies.

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     General. Currently, with the exception of the re-transmission of off-air broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to the TSC systems has been significantly mitigated by the Cable Act and various FCC regulations promulgated thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Of the major cable television programming services carried by the TSC systems, only ESPN, USA Network and A&E are not currently directly owned by vertically integrated multiple cable system operators, and the Technivision systems historically have not had difficulty in arranging satisfactory contracts for these services.

     Copyright. Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program may be re-transmitted. Under Section III of the Copyright Act, as amended, certain cable systems and wireless cable systems are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports with and the payment of certain fees to the U.S. Copyright Office.

     Certain FCC rules require wireless and traditional hard-wire cable operators to secure the consent of certain local commercial television broadcast stations in order to re-transmit their signals. However, wireless cable systems, unlike traditional hard-wire cable systems, are not required under the FCC's "must carry" rules to re-transmit a specified number of local commercial television or qualified low power television signals. Although there can be no assurances that the TSC systems will be able to obtain requisite broadcaster consents, management believes in most cases the TSC systems will be able to do so for little or no additional cost.

EMPLOYEES

     As of November 1, 1995, the Technivision systems had a total of 61 employees, 43 of whom were located in Corpus Christi, and 18 of whom were located in Dayton. Of such employees, 21 provide technical services, 24 are office personnel and customer service representatives, eight are marketing and sales staff and eight are executive and administrative personnel. None of such employees is subject to a collective bargaining agreement. The TSC systems have experienced no work stoppages and Management believes that relations with such employees are good.

PROPERTY

     The Technivision systems lease approximately 7,360 square feet in Corpus Christi and approximately 6,400 square feet in Dayton for their customer service and warehouse needs. Such leases run through March 2000 and June 1998, respectively. Management believes that space meeting the physical and cost requirements of the Technivision systems is readily available in each of these locations at market rates. In addition to office space, the Technivision systems lease land on which their head-ends and transmission towers are constructed in Corpus Christi, Dayton and El Paso. Management believes that office space and space for head-ends and transmission towers are readily available on acceptable terms in the markets where the Technivision systems are located.

LEGAL PROCEEDINGS

     TSC is not currently a party to any litigation that would have an adverse effect on its business. See "-- SEC Consent; Arrangements with Philips Credit Corp."

                                      TSC

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected statement of operations and balance sheet data presented below as of May 31, 1994 and 1995 and for the years ended May 31, 1993, 1994 and 1995 were derived from the financial statements of TechniVision, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of May 31, 1991, 1992 and 1993, and for the years ended May 31, 1991 and 1992 were derived from the financial statements of TechniVision, but which are not included in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of November 30, 1995 and for the six months ended November 30, 1994 and 1995 were derived from the unaudited financial statements of TechniVision, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of TechniVision, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of TechniVision contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

                                                                                                       SIX MONTHS ENDED
                                                     YEAR ENDED MAY 31,                                  NOVEMBER 30,
                             ------------------------------------------------------------------    ------------------------
                                1991          1992          1993          1994          1995          1994          1995
                             ----------    ----------    ----------    ----------    ----------    ----------    ----------
Statement of Operations
  Data:
  Revenues.................. $ 2,360,694    $ 2,086,528    $ 3,903,922    $ 5,439,575    $ 6,756,133    $ 3,371,705    $ 3,332,351
  Operating expenses:
    Systems operations......   1,054,109      1,743,387      1,709,254      2,991,486      3,642,681      2,086,496      1,749,605
    Selling, general and
      administrative........   1,074,606      1,562,002      1,617,598      2,664,162      2,803,415      1,138,360      1,364,880
    Depreciation and
      amortization..........     879,242      1,600,147      1,977,352      2,371,891      2,623,736      1,323,662      1,299,603
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
        Total operating
          expenses..........   3,007,957      4,905,536      5,304,204      8,027,539      9,069,832      4,548,518      4,413,488
  Operating loss............    (647,263)    (2,819,008)    (1,400,282)    (2,587,964)    (2,313,699)    (1,176,813)    (1,081,137)
  Interest expense, net.....    (746,271)    (1,061,354)    (1,063,620)      (959,647)    (1,338,292)      (543,326)      (674,295)
  Other income (expense)....    (536,759)            --             --       (105,000)     3,362,230             --        253,352
                             -----------    -----------    -----------    ----------     -----------    ----------     ----------
        Net loss............ $(1,930,266)   $(3,880,362)   $(2,463,902)   $(3,652,611)   $  (289,761)   $(1,720,139)   $(1,502,080)
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========
Net loss per common share... $    (64.34)   $   (124,34)   $    (82.13)   $   (121.75)   $     (9.66)   $    (57.34)   $    (50.07)
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========
Weighted average shares
  outstanding...............      30,000         30,000         30,000         30,000         30,000         30,000         30,000
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========
Other Financial Data:
  EBITDA(1)................. $   231,979    $(1,218,861)   $   577,070    $  (216,073)   $   310,037    $   146,849    $   218,466
  Capital expenditures(2)... $ 6,850,043    $   171,266    $ 1,255,104    $ 4,645,998    $ 1,678,188    $   501,726    $   603,216

                                                                       MAY 31,                                   NOVEMBER
             -----------------------------------------------------------        30,
                                             1991          1992          1993          1994          1995          1995
             ---    ----------    ----------    ----------    ----------    -----------
Balance Sheet Data:
  Cash and cash equivalents.............. $   57,471    $    1,749    $    1,500    $    3,197    $   51,637    $    78,124
  Total assets........................... 13,104,004    10,668,693     9,998,929    14,358,235    14,877,585     14,551,185
  Long-term debt, including current
    portion.............................. 10,059,494    10,999,402    11,941,820    19,053,522    17,242,089     18,338,157
  Total stockholders' equity (deficit)...     33,249    (3,695,253)   (4,975,811)   (8,342,640)   (6,882,947)    (8,385,027)

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the fiscal year ended May 31, 1991 were comprised of $6,796,147 for purchase of systems and equipment and $53,896 of expenditures for leased licenses; for the fiscal year ended May 31, 1992 were comprised of $171,266 for purchases of systems and equipment; for the fiscal year ended May 31, 1993 were comprised of $1,225,104 for the purchase of system and equipment; for the fiscal year ended May 31, 1994 were comprised of $4,506,900 for purchases of system and equipment and $139,098 for expenditures for leased licenses; for the fiscal year ended May 31, 1995 were comprised of $1,514,822 for purchases of system and equipment and $163,354 for expenditures for leased licenses; for the six months ended November 30, 1994 were comprised of $501,726 for purchase of systems and equipment and for the six months ended November 30, 1995 $603,216 for the purchase of systems and equipment.

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Revenue Analysis. Total revenues for Technivision increased 39.4% or $1,535,653 from fiscal 1993 to 1994 and 24.2% or $1,316,558 from fiscal 1994 to
1995. Revenues increased primarily due to the increase in the average number of subscribers and an increase in the number of premium subscription units sold to subscribers during such periods.

     Basic Revenue. Basic Revenue increased 38.1% or $946,076 from fiscal 1993 to fiscal 1994 and increased 33.8% or $1,159,777 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to fiscal 1994 was primarily the result of an increase in the average number of subscribers in the Corpus system and the addition of subscribers in the Dayton system which commenced operations in November 1993. The increase from fiscal 1994 to fiscal 1995 was primarily the result of an increase in the average number of subscribers in the Corpus and Dayton systems.

     Premium and Pay-Per-View Revenue. Premium and pay-per-view revenue increased 9.8% or $125,820 from fiscal 1993 to fiscal 1994, and increased 13.3% or $188,342 from fiscal 1994 to fiscal 1995. The increase in premium and pay-per-view revenue was primarily due to the increase in subscribers discussed above. Technivision's ratio of premium units to basic subscribers for fiscal 1995 was 63%, which is slightly below the estimated national ratio for the traditional hard-wire cable industry in 1995 of 73% according to Paul Kagan Associates, Inc. Technivision offers The Disney Channel, previously a premium channel, as part of its basic service package at its systems.

     Other Revenue. Other revenue is comprised primarily of service and installation revenue, fees for additional outlets and late fees. Other revenue was 11.0% of total revenues in fiscal 1994 and 8.4% of total revenues in fiscal 1995. The decrease from fiscal 1994 to fiscal 1995 primarily resulted from the increase in basic and premium revenues as they relate to the total revenue.

     Operating Expense Analysis. Total operating expenses increased 51.3% or $2,723,335 from fiscal 1993 to fiscal 1994 and 13.0% or $1,042,293 from fiscal 1994 to fiscal 1995. The increase in operating expenses was primarily due to the expansion of Technivision's Corpus and Dayton operations. Further increases in operating expenses were due to an increase in the average number of subscribers during such periods. Operating expenses are comprised of the following: systems operations; selling, general and administrative; and depreciation and amortization.

     Systems Operations. Systems operations expenses increased 75.0% or $1,282,232 from fiscal 1993 to fiscal 1994 and 21.8% or $651,195 from fiscal 1994 to fiscal 1995. Systems operations expenses are comprised primarily of programming (which is the largest component); channel leases; and technical and maintenance costs. Programming expenses increased from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 primarily as a result of increases in the number of subscribers, contractual rate increases and increases in the average number of channels available for programming. Channel leasing costs are a function of the number of subscribers and total revenues, and such costs have increased as the number of systems, subscribers and corresponding revenue have increased.

     Selling, General and Administrative. Selling, general and administrative expenses increased 64.7% or $1,046,564 from fiscal 1993 to fiscal 1994 and increased 5.2% or $139,253 from fiscal 1994 to fiscal 1995. Selling, general and administrative expenses are comprised primarily of the following expenses: administrative salaries and management fees; advertising and marketing; bad debt expense; insurance; copyright; and facilities expense. Salaries and management fees increased from fiscal 1993 to fiscal 1994 primarily as a result of increases in the subscriber base and the launching of the Dayton system. Increases in selling, general and administrative expenses from fiscal 1994 to fiscal 1995 are primarily the result of the continued increase of the subscriber base in the Corpus and Dayton systems.

     Depreciation and Amortization. Depreciation and amortization increased 19.9% or $394,539 from fiscal 1993 to fiscal 1994 and 10.6% or $251,845 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 is due to increased depreciation associated with the increased base of property and equipment installed to serve Technivision's larger subscriber base.

     Interest Expense Analysis. Interest expense decreased 9.8% or $103,973 from fiscal 1993 to fiscal 1994 due to reductions in interest rate levels. Interest expense increased 39.5% or $378,645 from fiscal 1994 to fiscal 1995 due to the increase in debt levels accruing interest.

     Other Income Analysis. Other income consists primarily of the gain on sale of assets in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Cash flow generated from Technivision's operations has not been sufficient to fund the cost of operations, the cost of expanding the Corpus and Dayton systems and servicing existing indebtedness, and the Company expects this trend to continue as it expands and develops the systems. In fiscal years 1993, 1994 and 1995, net cash used in operations and investing activities approximated $2.0 million, $6.5 million and $.5 million, respectively. Included in those amounts are capital expenditures of approximately $1.2 million, $4.9 million and $1.5 million, respectively.

     During the period through May 31, 1995, Technivision financed its subscriber additions in its systems primarily from advances from its parent and investors. Approximately $7 million was lent by investors during this period and $3 million was advanced from the parent.

     Technivision believes that the development of its markets will require significant ongoing capital investment. The incremental capital costs associated with adding a new subscriber are estimated to be between $360 and $600, depending on the amount of installation materials and number and type of set-top converter utilized. Utilizing refurbished subscriber equipment removed from former customers, however, significantly reduces the cost of adding an additional subscriber by $100 to $200, depending upon the amount of installation materials and type of set-top converter utilized

     The operation of the TSC systems requires substantial investment on a continuing basis to finance capital expenditures and related expenses for operations, expansion of the subscriber base and system development. In addition, as described under "Risk Factors" above, significant amounts of additional financing would be necessary to repay amounts owed to creditors of TSC. Management believes that TSC's existing cash and cash equivalents will not be sufficient to fund the presently foreseeable needs of the TSC systems. In addition, management believes that it is unlikely that alternative sources of funding will be available on satisfactory terms and conditions, if at all. Accordingly, if the TSC Transaction is not consummated, TSC may be unable to continue as a going concern. See "Risk Factors."

               DIVIDENDS ON AND MARKET VALUE OF TSC COMMON STOCK

MARKET PRICE OF TSC COMMON STOCK; DIVIDENDS

     The TSC Common Stock is not listed on any exchange or traded or quoted in any established securities market. TSC has never declared or paid any cash dividends and does not expect to declare any such dividends for the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of TSC, TSC's credit facilities and other factors TSC's Board of Directors considers appropriate. TSC currently intends to retain earnings, if any, to support continuing growth and expansion. TSC is prevented from paying any dividends to its shareholders under the terms of TSC's indebtedness.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                             AND MANAGEMENT OF TSC

     The following table presents certain information regarding the beneficial ownership as of November 1, 1995 of (i) each director, (ii) the executive officers of TSC, (iii) all directors and executive officers of TSC as a group, and (iv) each person who, to the knowledge of TSC, is a beneficial owner of 5% or more of the outstanding shares of TSC Common Stock. The business address of each person listed below is 120 Floral

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Avenue, New Providence, New Jersey 07974. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                       NAME                         NUMBER OF SHARES(1)       PERCENTAGE OF OUTSTANDING
--------------------------------------------------  -------------------       -------------------------
Walter J. Mecleary................................         1,168(2)                      16.2%
Three Sixty Associates............................           790                         11.0
Salvatore Lamarca.................................           790(3)                      11.0
Richard G. Nowalk.................................           790(4)                      11.0
Roy D. Tartaglia..................................           762(5)(6)                   10.9
Richard A. Thomas.................................           630(5)                       9.0
Waterville Partners, L.P. ........................           575                          8.1
Robert D. Bilodeau................................           543(7)                       7.7
Earnest H. Manuwald...............................           495(8)                       7.0
Barry Weshnak.....................................           399(9)                       5.7
Rand Capital Corp. ...............................           400                          5.7
Robert H. Greenwood...............................           230                          3.3
All directors and executive
  officers as a group (9 persons).................         3,217                         50.0%

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(1) Includes shares issuable upon conversion of TSC's Convertible Debentures (the "Debentures").

(2) Includes 595 shares owned by Three Sixty Associates ("Associates") plus 195 shares issuable upon the conversion of Debentures owned by Associates. Mr. Mecleary is a General Partner of Associates and therefore is deemed to have beneficial ownership of all shares held by Associates. Mr. Mecleary disclaims beneficial ownership of all of such shares except to the extent of his pecuniary interest therein.

(3) Consists of 595 shares owned by Associates plus 195 shares issuable upon the conversion of Debentures owned by Associates. Mr. Lamarca is a General Partner of Associates and therefore is deemed to have beneficial ownership of all shares held by Associates. Mr. Lamarca disclaims beneficial ownership of all of such shares except to the extent of his pecuniary interest therein.

(4) Consists of 595 shares owned by Associates plus 195 shares issuable upon the conversion of Debentures owned by Associates. Mr. Nowalk is a General Partner of Associates and therefore is deemed to have beneficial ownership of all shares held by Associates. Mr. Nowalk disclaims beneficial ownership of all of such shares except to the extent of his pecuniary interest therein.

(5) Includes 470 shares held by RTK Corporation ("RTK"). Mr. Tartaglia and Mr. Thomas jointly control RTK and therefore are deemed to share beneficial ownership of all shares held by RTK.

(6) Includes 132 shares held by Mr. Tartaglia's spouse.

(7) Includes 140 shares held by Mr. Bilodeau's spouse and 20 shares issuable to Mr. Bilodeau's spouse upon conversion of the Debentures.

(8) Includes 120 shares held by Mr. Manuwald's spouse and 40 shares issuable to Mr. Manuwald's spouse upon conversion of the Debentures.

(9) Includes 69 shares held in trust for Mr. Weshnak's children for which Mr. Weshnak act as trustee and 5 shares issuable to the trust upon conversion of the Debentures.

         COMPARISON OF RIGHTS OF SECURITY HOLDERS OF HEARTLAND AND TSC

     The rights of the stockholders of TSC are governed by the NJBCA. Upon the tender and acceptance of their shares of Heartland Common Stock and the consummation of the TSC Agreement, the former TSC stockholders will become minority stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of Heartland, such Minority Holders rights will differ in certain respects from those presently held since their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of TSC's stockholders and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the NJBCA, the Heartland Certificate, the Heartland Bylaws and the Certificate of Incorporation and Bylaws of TSC.

GENERALLY

     The Certificate of Incorporation of TSC (the "TSC Certificate"), as amended by the Certificate of Amendment to the Certificate of Incorporation of TSC, dated June 2, 1987, authorizes an aggregate of 12,000 shares of common stock, no par value (the "TSC Common Stock"). As of December 31, 1995, 6,976 shares of TSC Common Stock have been issued.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Preferred Stock have been issued.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange, of all or substantially all the corporation's assets to be consummated.

     Under the NJBCA, approvals of mergers and consolidations and of sales of all or substantially all of the assets of the corporation, other than in the ordinary course of the business of such corporation, requires the approval of a majority of the outstanding shares of the corporation, except that no vote of stockholders of the corporation surviving a merger (unless its Certificate of Incorporation provides otherwise) is necessary if: (i) the plan of merger does not amend the certificate of incorporation of the surviving corporation which is required by the provisions of the NJBCA to be approved by the shareholders; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of participating shares of the surviving corporation outstanding immediately before the merger. The TSC Certificate does not provide additional requirements regarding business combinations.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the

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corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c). The stockholders of Heartland will not receive dissenters or appraisal rights in connection with the Transaction.

     Under the NJBCA, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, provided that, unless the Certificate of Incorporation otherwise provides, the stockholder shall not have the right to dissent (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (ii) from a transaction pursuant to a plan of dissolution of a corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (a) cash or (b) shares, obligations or other securities which, upon consummation or the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or (c) cash and other such securities; or
(iii) from a sale pursuant to an order of a court having jurisdiction.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

     Under the NJBCA, section 14A:10A-4 provides, among other things, that no resident domestic corporation may engage in any business combination with any "interested stockholder" of such corporation (defined as a holder of 10% or more of stock) for a period of five years unless that business combination is approved by the Board of Directors prior to the date on which the interested stockholder made its stock acquisition. In addition to the restrictions stated in the preceding sentence, no such corporation may engage in a business combination with an interested stockholder other than one in which (i) the Board of Directors has approved such business combination prior to such interested stockholder's stock acquisition date; (ii) such business combination is approved by the affirmative vote of the holders of two-thirds ( 2/3) of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) the aggregate amount of cash and the market value, as of the consummation date, of consideration to be received per share by holders of outstanding shares of common stock in the business combination is at least equal to a certain "fair price" as determined by various criteria set forth in the statute, subject to certain provisions.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     Under the NJBCA, amendments to the Certificates of Incorporation must be approved by the Board of Directors, adopted and approved by the affirmative vote of holders of a majority of all shares entitled to vote thereon and in addition, if any class or series of shares is entitled to vote thereon, a majority of the votes cast in each class vote; except that if the Certificate of Incorporation requires the vote of a greater proportion of all or any class of the stockholders than is required by the NJBCA to effect such amendment, such provision shall control and may not be amended, altered or repealed except by such greater vote. The TSC Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter, amend and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the board of directors. The Heartland Certificate vests in its Board of Directors the power to adopt, alter, amend, or repeal Bylaws.

     Under the NJBCA, the power to adopt, alter, amend and appeal the Bylaws is vested exclusively in the board of directors, unless such power is reserved to the shareholders in the Certificate of Incorporation, but Bylaws made by the board of directors may be altered or repealed, and new Bylaws made by the shareholders. The shareholders may prescribe in the Bylaws that any bylaw made by them shall not be altered or repealed by the board of directors. Pursuant to the Bylaws of TSC (the "TSC Bylaws"), the TSC Bylaws may be altered, amended or repealed by the shareholders or the Board of Directors; provided that any Bylaw adopted, amended or repealed by the shareholders may be amended or repealed by the Board of Directors, unless the resolution of the shareholders adopting such Bylaw expressly reserves to the shareholders the right to amend or repeal it.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Heartland Certificate does not provide for preemptive rights.

     Under the NJBCA, a stockholder does not possess preemptive rights unless its rights are specifically granted in the Certificate of Incorporation. Pursuant to the Certificate of Amendment to the Certificate of Incorporation of TSC, dated November 30, 1988, a resolution by the shareholders gave the stockholders of TSC Common Stock preemptive rights, exercisable by written notice to TSC given within 30 days after receipt of notice from TSC to such stockholders, to acquire ratably, (i) any shares of TSC Common Stock hereafter issued or sold; (ii) any warrants, options or rights hereafter issued or sold to subscribe for, purchase, or otherwise acquire shares of TSC Common Stock; and
(iii) any securities hereafter issued or sold which are exchanged for or convertible into shares of TSC Common Stock; but in any case only at such prices, and upon such terms and conditions, as may be determined from time to time by the Board of Directors. However, no preemptive rights shall exist with respect to the issuance of (a) securities of TSC issued upon exercise, conversation or exchange of any warrant, option or rider security which itself was, when issued, subject to the provisions of the provision or (b) securities of TSC issued with respect to any stock rights outstanding as of

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June 3, 1987, specifically and including all 8% convertible debentures issued in connection with the private placement memorandum of June 26, 1986, and all additional stock rights provided for in connection with such offering.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired. The Heartland Certificate does not provide additional requirements regarding the distribution of dividends.

     Under the NJBCA, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation; provided, however, that a corporation may not make a distribution if, after giving effect thereto, either (i) the corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) the corporation's total assets would be less than its total liabilities. The corporation may pay dividends on its shares in cash, in its own shares, in its bonds or in other property, including the shares or bonds of other corporations. The TSC Certificate does not provide additional requirements regarding the distribution of dividends.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid for more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy.

     Under the NJBCA, no proxy is valid for more than eleven months, unless a longer period is expressly provided in the proxy. The TSC Bylaws do not alter the effective period of a proxy.

STOCKHOLDER ACTION

     Action requiring the vote of stockholders may be taken without a meeting, without prior notice and without a vote, by the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and acted. The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     Action requiring the vote of stockholders may be taken without a meeting, by the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voting, except that written consent for the annual election of directors must be unanimous. The TSC Bylaws provide that the shareholders may act without a meeting, if, prior or subsequent to such action, each shareholder who would have been entitled to vote upon such action shall consent in writing to such action. Such written consent or consents shall be filed in the minute book of TSC. Owners of non-voting shares must either consent or be notified in the case of mergers, consolidations or sales of substantially all assets.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     Under the NJBCA, special meetings may be called by the President, the Chairman of the Board, a majority of the directors, stockholders of not less than 10% of the shares entitled to vote at the meeting (unless the Articles of Incorporation or Bylaws provide for a smaller percentage) or such other officers or persons as may be provided in the Articles of Incorporation or Bylaws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Superior Court may, upon the application of any shareholder, summarily order the meeting. The TSC Bylaws provide that a special meeting of the shareholders may be called for any purpose by the President or the Board of Directors.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Heartland Certificate does not provide for cumulative voting for the election of directors.

     The NJBCA permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The TSC Certificate does not provide for cumulative voting for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. Heartland's Certificate does not fix the number of directors.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Heartland has not established a classified board of directors or managers.

     Under the NJBCA, the Board of Directors of a corporation shall consist of one or more members. Subject to any provisions contained in the Certificate of Incorporation, the Bylaws shall specify the number of directors, or that the number of directors shall not be less than a stated minimum nor more than a stated maximum, with the actual number to be determined in the manner prescribed in the Bylaws, except as to the number constituting the first board. Pursuant to the TSC Bylaws, the number of board members shall not be fewer than three (3), but shall not be greater than twenty-five (25). The Certificate of Amendment to the Certificate of Incorporation of TSC, dated May 15, 1985, fixed the number of board members at 16.

     Under the NJBCA, a corporation may provide in its Certificate of Incorporation for the classification of its directors in respect to the time for which they shall severally hold office, but no class of directors shall hold office for a term shorter than one year or longer than five years, and the term of office of at least one class shall expire in each year. No classification of directors shall be effective prior to the first annual meeting of shareholders. TSC has not established a classified board.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part. The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by the written consent of the stockholders.

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     Under the NJBCA, one or more or all the directors of a corporation may be removed for cause, or, unless otherwise provided in the Certificate of Incorporation, without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors, except that (i) in any case where cumulative voting is authorized, if less than the total number of directors then serving on the board of directors is to be removed by the shareholders, no one of the directors may be so removed if the votes cast again his removal would be sufficient to elect him if then voted cumulatively at the election of the entire board or, if there are classes of directors, at an election of the class of directors of which he is part; (ii) a director elected by a class vote, as authorized by section 14A:6-4(2) of the NJBCA, may be removed only by a class vote of the holders of shares entitled to vote for his election; (iii) if the Certificate of Incorporation requires a greater vote than a plurality of the votes cast for the election of directors, no director may be removed except by the greater vote required to elect him, and (iv) shareholders of a corporation whose board of directors is classified as provided in section 14A:6-4(1) of the NJBCA shall not be entitled to remove directors without cause. The Certificate of Incorporation or a Bylaw adopted by the shareholders may provide that the board of directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal. The TSC Bylaws do not provide additional requirements regarding the removal of directors.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office. The Heartland Certificate does not provide additional requirements regarding vacancies of directors.

     Under the NJBCA, unless otherwise provided in the Certificate of Incorporation or the Bylaws, any directorship not filled at the annual meeting, any vacancy, however caused, occurring in the board, and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director. A director so elected by the board shall hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified. Unless otherwise provided in the Certificate of Incorporation or Bylaws when one or more directors shall resign from the board effective at a future date, a majority of the directors, then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations have become effective, and each director so chosen shall hold office as herein provided in the filling of other vacancies. Any directorship not filled by the board may be filled by the shareholders at any annual meeting or at a special meeting of shareholders called for that purpose. If by reason of death, resignation or other cause a corporation has no directors in office, any shareholder or the executor or administrator of a deceased shareholder may call a special meeting of shareholders for the election of directors. The TSC Bylaws provide that any vacancy in the board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board, or by a sole remaining director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Under the NJBCA, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the New Jersey Superior Court determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The TSC Bylaws do not provide any additional provisions with respect to indemnification of directors.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the NJBCA's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The NJBCA states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The

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determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the stockholders.

     The NJBCA requires TSC to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS.

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

     The NJBCA provides that a director of a corporation who votes for, or concurs in for any of the following corporate actions shall be jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent of any injuries suffered by such persons, as a result of such action: (i) the declaration of any dividend or any distribution of assets to shareholders contrary to the provisions of this act or contrary to any restrictions contained in the Certificate of Incorporation; (ii) the purchase of the shares of the corporation contrary to the provisions of this act or contrary to any restrictions contained in the Certificate of Incorporation;
(iii) the distribution of assets to shareholders during or after dissolution of the corporation without paying, or adequately providing for, all known debts, obligations and liabilities of the corporation, except that directors shall be liable only to the extent of the value of assets so distributed and to the extent that such debts, obligations and liabilities of the corporation are not thereafter paid, discharged, or barred by statute or otherwise; (iv) the complete liquidation of the corporation and distribution of all of its assets to its shareholders without dissolving or providing for the dissolution of the corporation and the payment of all fees, taxes and other expenses incidental thereto, except that the director shall be liable only to the extent of the value of the assets so distributed and to the extent that such fees, taxes and other expenses incidental to dissolution are not thereafter paid; and (v) the making of any loan to an officer, director or employee of the corporation or of any subsidiary thereof contrary to the provisions of this act. Any director against whom a claim is successfully asserted under the NJBCA shall be entitled to contribution from the other directors who voted for, or concurred in, the action upon which the claim is asserted. The TSC Certificate does not provide any additional provisions with respect to limitations of personal liability of directors.

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                                                                      APPENDIX Q

                              AMENDED AND RESTATED

                          TSC ASSET PURCHASE AGREEMENT

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                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               THREE SIXTY CORP.,

                              TECHNIVISION, INC.,

                                      AND

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                OCTOBER 19, 1995

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                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE 1. CLOSING; EXCHANGE...........................................................   Q-2
      1.1       Purchase and Sale of Assets............................................   Q-2
      1.2       Acquisition Consideration..............................................   Q-2
      1.3       Liquidation of Seller; Creation of Escrows: Distribution of Shares.....   Q-2
      1.4       Prorations.............................................................   Q-4
      1.5       Further Assurances.....................................................   Q-5
      1.6       Closing, Closing Time, Date and Place..................................   Q-5
      1.7       Allocation of Acquisition Consideration................................   Q-5
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER....................................   Q-5
      2.1       Organization; Qualification............................................   Q-5
      2.2       Title to Assets; Outstanding Rights....................................   Q-5
      2.3       Capitalization.........................................................   Q-5
      2.4       Authority; Enforceability; Non-Contravention...........................   Q-6
      2.5       Financial Statements...................................................   Q-6
      2.6       Property...............................................................   Q-7
      2.7       Receivables............................................................   Q-7
      2.8       Contracts..............................................................   Q-7
      2.9       FCC Matters............................................................   Q-8
      2.10      Insurance..............................................................   Q-9
      2.11      Litigation.............................................................   Q-9
      2.12      Governmental Permits...................................................   Q-9
      2.13      Compliance With Laws...................................................   Q-9
      2.14      Environmental Matters..................................................   Q-9
      2.15      Intellectual Property..................................................   Q-9
      2.16      Taxes and Fees.........................................................  Q-10
      2.17      Regulatory Compliance..................................................  Q-10
      2.18      Interference...........................................................  Q-11
      2.19      Employees..............................................................  Q-11
      2.20      Finder's Fees..........................................................  Q-11
      2.21      Programming and Retransmission Agreements..............................  Q-11
      2.22      Certain Activities.....................................................  Q-12
      2.23      Subscribers............................................................  Q-12
      2.24      Others Approvals.......................................................  Q-12
      2.25      Further Representation.................................................  Q-12
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.................................  Q-12
      3.1       Organization; Qualification............................................  Q-12
      3.2       Authority; Enforceability; Non-Contravention...........................  Q-12
      3.3       Litigation.............................................................  Q-12
      3.4       Consents and Approvals.................................................  Q-12
      3.5       Capitalization.........................................................  Q-12
      3.6       Financial Statements...................................................  Q-13
      3.7       SEC Filings............................................................  Q-13
      3.8       .......................................................................  Q-13
      3.9       .......................................................................  Q-13
      3.10      Finder's Fees..........................................................  Q-13
      3.11      Further Representation.................................................  Q-13

                                                                                         PAGE
                                                                                         ----
ARTICLE 4. COVENANTS OF SELLER.........................................................  Q-13
      4.1       Operation Prior to the Closing Date....................................  Q-13
      4.2       Consents...............................................................  Q-14
      4.3       Renewal or Extension of FCC Authorizations.............................  Q-14
      4.4       No Solicitation........................................................  Q-15
      4.5       Audit of Financial Statements..........................................  Q-15
      4.6       Reorganization.........................................................  Q-15
      4.7       NOLs...................................................................  Q-15
ARTICLE 5. ADDITIONAL AGREEMENTS.......................................................  Q-16
      5.1       Shareholders Meeting...................................................  Q-16
      5.2       Registration Statement and Proxy Statement.............................  Q-16
      5.3       Access.................................................................  Q-17
      5.4       Compliance with the Securities Act.....................................  Q-17
      5.5       Reasonable Efforts.....................................................  Q-17
      5.6       Public Announcements...................................................  Q-18
      5.7       Notification of Certain Matters........................................  Q-18
      5.8       Hart-Scott-Rodino Act Filing...........................................  Q-18
      5.9       Employees..............................................................  Q-18
      5.10      Exhibits and Schedules.................................................  Q-18
      5.11      Sale of Dayton, Ohio Market............................................  Q-18
      5.12      Noncompetition.........................................................  Q-19
      5.13      Excess Consents........................................................  Q-19
      5.14      Updated Schedules......................................................  Q-19
      5.15      Lender Arrangements....................................................  Q-20
ARTICLE 6. GENERAL CONDITIONS TO CLOSING...............................................  Q-21
      6.1       Registration Statement.................................................  Q-21
      6.2       No Order...............................................................  Q-21
      6.3       Other Approvals........................................................  Q-21
      6.4       Heartland Lenders' Consents............................................  Q-21
      6.5       Seller Creditors' Consents.............................................  Q-21
      6.6       Lender Arrangements....................................................  Q-21
      6.7       Exhibits...............................................................  Q-21
ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING...........................................  Q-21
      7.1       Heartland Approval.....................................................  Q-21
      7.2       Representations and Warranties.........................................  Q-22
      7.3       Seller's Documents.....................................................  Q-22
      7.4       No Material Adverse Change.............................................  Q-22
      7.5       Non-Competition........................................................  Q-22
      7.6       Seller's Obligations Performed.........................................  Q-22
      7.7       Heartland's Investigation..............................................  Q-22
      7.8       Closing Share Price....................................................  Q-23
      7.9       Minimum Consents.......................................................  Q-23
ARTICLE 8. SELLER'S CONDITIONS TO CLOSING..............................................  Q-23
      8.1       Stockholder Approval...................................................  Q-23
      8.2       Representations and Warranties.........................................  Q-23
      8.3       Heartland's Documents..................................................  Q-23
      8.4       Heartland Obligations Performed........................................  Q-23
      8.5       No Material Changes....................................................  Q-23
      8.6       Closing Share Price....................................................  Q-23

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                                                                                         PAGE
                                                                                         ----
ARTICLE 9. INDEMNIFICATION.............................................................  Q-23
      9.1       Provisions Regarding Representations and Warranties....................  Q-23
      9.2       Indemnification by Seller..............................................  Q-24
      9.3       Limitation on Claims of Heartland......................................  Q-24
      9.4       Indemnification by Heartland...........................................  Q-24
      9.5       Limitation on Claims of Seller.........................................  Q-24
      9.6       Notice of Claims.......................................................  Q-25
      9.7       Third Party Claims.....................................................  Q-25
ARTICLE 10. TERMINATION................................................................  Q-25
     10.1       Termination............................................................  Q-25
     10.2       Termination by Seller..................................................  Q-25
     10.3       Termination by Heartland...............................................  Q-25
     10.4       Effect of Termination..................................................  Q-26
ARTICLE 11. DEFINITIONS................................................................  Q-26
     11.1       Definitions............................................................  Q-26
     11.2       Defined Terms..........................................................  Q-33
ARTICLE 12. GENERAL PROVISIONS AND OTHER AGREEMENTS....................................  Q-34
     12.1       Notices................................................................  Q-34
     12.2       Fees and Expenses......................................................  Q-34
     12.3       Interpretation.........................................................  Q-34
     12.4       Counterparts...........................................................  Q-34
     12.5       Miscellaneous..........................................................  Q-35

EXHIBITS

Exhibit 1.2          Form of Assumption Agreement
Exhibit 1.3(a)       Form of Exchange Agreement
Exhibit 1.3(c)       Three Sixty Liquidation Plan
Exhibit 4.3          Form of Estoppel Certificate
Exhibit 5.4          Lock-Up Agreement for Rule 145 Affiliates
Exhibit 5.13         Form of Management/Option Agreement
Exhibit 7.3(a)       Form of Bill of Sale
Exhibit 7.3(e)-1     Form of Seller Legal Opinion
Exhibit 7.3(e)-2     Form of Seller FCC Opinion
Exhibit 7.5          Form of Non-Competition Agreement
Exhibit 8.3          Form of Heartland Legal Opinion

SCHEDULES

Schedule 1.1         Excluded Assets
Schedule 2.2         Exceptions to Title; Outstanding Rights
Schedule 2.3         Three Sixty Stockholders and Holders of Certain Rights
Schedule 2.4         Adverse Disclosure Regarding Non-Contravention
Schedule 2.5         Financial Statements
Schedule 2.6(a)      Equipment
Schedule 2.6(b)      Facilities
Schedule 2.6(c)      Non-owned Property
Schedule 2.7         Accounts Receivable
Schedule 2.8         Contracts
Schedule 2.9(a)      Channel Leases
Schedule 2.9(b)      Licenses and FCC Permits
Schedule 2.9(c)      Applications
Schedule 2.9(d)      Adverse FCC Disclosures
Schedule 2.10        Insurance
Schedule 2.11        Litigation
Schedule 2.13        Adverse Disclosures Regarding Compliance with Laws
Schedule 2.14        Adverse Disclosures Regarding Environmental Matters
Schedule 2.15        Intellectual Property
Schedule 2.16        Adverse Disclosures Regarding Taxes
Schedule 2.16(c)     NOLs as of May 31, 1995
Schedule 2.17        Adverse Disclosures Regarding Regulatory Compliance
Schedule 2.18        Interference
Schedule 2.19        Employees
Schedule 2.21        Programming and Retransmission Agreements
Schedule 2.22        Certain Activities
Schedule 2.23        Subscribers
Schedule 5.13        Required Consents; Stipulated Consent Amounts
Schedule 7.5         Persons to Execute Non-Competition Agreement

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                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of the 19th day of October, 1995, by and between THREE SIXTY CORP., a New Jersey corporation ("Seller"), TECHNIVISION, INC., a Texas corporation ("Technivision"), and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland").

                            RECITALS OF THE PARTIES:

     WHEREAS, Seller owns substantially all of the Common Stock of Technivision;

     WHEREAS, Technivision is the owner of certain wireless cable television assets necessary and appropriate to provide wireless cable television service in the metropolitan areas of Corpus Christi, Texas, El Paso, Texas and Dayton, Ohio (collectively, the "Markets") and is so providing such service in the Corpus Christi, Texas and Dayton, Ohio Markets;

     WHEREAS, Seller has agreed, prior to the Effective Date, to cause Technivision to be merged with and into Seller ("Reorganization"), in connection with which Seller will be the surviving corporation and succeed by operation of law to the assets and liabilities of Technivision;

     WHEREAS, Seller desires to sell, and Heartland desires to purchase, substantially all of the assets and certain of the liabilities of Technivision relating to the Markets, in accordance with the terms and conditions set forth herein;

     WHEREAS, pursuant to this Agreement, Seller and Heartland intend to effect a tax-free reorganization under Sections 354 and 368(a)(1)(C) of the Code, whereby Seller will transfer to Heartland the Assets;

     WHEREAS, within one year following the Closing Date and pursuant to a plan of reorganization, Seller will dissolve (the "Dissolution") and, pursuant to the Dissolution, will distribute Heartland's Shares and any other assets of Seller as of such time to the Three Sixty Stockholders, subject to the arrangements that provide for the payment of, or reserving for, all contingent and other liabilities of Seller (other than the Assumed Liabilities);

     WHEREAS, this Agreement, together with the authorizations of the Board of Directors of Seller and the Three Sixty Stockholders are intended to constitute the plan of reorganization pursuant to which the reorganization under Sections 354 and 368(a)(1)(C) of the Code will be effected;

     WHEREAS, Seller, Technivision, Heartland and a wholly owned subsidiary of Heartland ("Hartacq") have previously entered into an Asset Purchase Agreement ("Original Agreement") dated as of the date hereof, pursuant to which the Assets (as defined herein) would be acquired by Hartacq;

     WHEREAS, Seller, Technivision and Heartland have agreed that the Assets will be acquired by Heartland directly, and have agreed to amend and restate the Original Agreement to so provide and to extend certain dates contained therein; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 11 hereto.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby adopt the above recitals and agree as follows:

                                  AGREEMENTS:

ARTICLE 1. CLOSING; EXCHANGE.

     1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of the Operative Documents, the parties hereto agree that, at the Closing Time and at the Closing Place, Seller shall sell, transfer, assign, convey and deliver to Heartland and Heartland shall purchase from Seller, all of Seller's right, title, and interest in and to any and all assets, real, personal and mixed, tangible and intangible, used in the conduct of the Business (including, but not limited to, all Contracts, Governmental Permits (to the extent assignable), Licenses (to the extent assignable), Equipment, Documents, Facilities (to the extent assignable), Prepaid Subscriber Fees, Causes of Action, Intellectual Property (to the extent assignable), Customer Data, Real Property, supplier data, accounts, accounts receivable, credits, prepaid expenses, advance payments, security deposits, prepaid items, goodwill and other intangible assets of the Business (general and specific), and any other real, personal, tangible or intangible property or rights of Seller used or held for use in the conduct of the Business) (collectively, the "Assets") free and clear of all Liens, other than the Permitted Encumbrances. Notwithstanding those assets listed in this
Section 1.1, the foregoing definition of Assets shall exclude those items specifically identified on Schedule 1.1 hereto (the "Excluded Assets"); provided that, to the extent the Excluded Assets purport to exclude cash or deposit accounts, the parties agree that any cash or deposit accounts representing Prepaid Subscriber Fees shall, subject to Section 1.4, constitute a portion of the Assets. Seller, Technivision and Heartland acknowledge and agree that (a) substantially all of the Assets are currently owned by Technivision, (b) prior to the Effective Date, Seller shall have succeeded to the ownership of the Assets by operation of law pursuant to the Reorganization, and (c) the description of the Assets is intended to include all assets (other than Excluded Assets) currently held by either Technivision or Seller, which Assets shall be held by Seller as of the Closing Date.

     1.2 ACQUISITION CONSIDERATION. As consideration for the sale of the Assets by Seller, upon the Closing, Heartland shall (a) assume the Assumed Liabilities pursuant to the terms of an Assumption Agreement, the form of which is attached as Exhibit 1.2 hereto ("Assumption Agreement") and (b) deliver to the Exchange Agent that number of Heartland Shares ("Acquisition Shares") equal to (i) the Acquisition Consideration divided by (ii) the Closing Share Price, subject to each party's right to terminate this Agreement as set forth in Section 10.2 or 10.3, as applicable, if the Closing Share Price is either greater than the Maximum Termination Price or less than the Minimum Termination Price. As used herein, the term "Acquisition Consideration" shall mean the sum of (A) Thirty Six Million Seven Hundred Fifty Thousand Dollars ($36,750,000) plus (B) the Additional Subscriber Consideration, minus (C) the amount of Permitted GAAP Liabilities minus (D) any Dayton Proceeds other than Additional Dayton Consideration. On or prior to the Closing Date, Seller shall designate those GAAP Liabilities (and the amounts thereof) which shall constitute Permitted GAAP Liabilities (and thereby Assumed Liabilities) hereunder.

     1.3 LIQUIDATION OF SELLER; CREATION OF ESCROWS: DISTRIBUTION OF SHARES.

     (a) EXCHANGE FUND. At the Closing, Heartland shall deposit the Acquisition Shares with Harris Trust Company of New York as exchange agent (the "Exchange Agent") to be held thereby pursuant to the terms of that Exchange Agreement attached as Exhibit 1.3(a) hereto (the "Exchange Agreement") as part of the pending liquidation of Seller and subsequent distribution of such Acquisition Shares pursuant to the Three Sixty Liquidation Plan (as defined below). In the event Harris Trust Company of New York is unable or unwilling to act as Exchange Agent, Heartland and the Sellers shall, upon mutual agreement, seek to select a comparable party to act as Exchange Agent. The Acquisition Shares deposited with the Escrow Agent and any dividends thereon or proceeds thereof shall be referred to herein as the "Exchange Fund."

     (b) ESCROW SHARES. The Exchange Agent shall hold a number of Acquisition Shares equal to (i) $5,000,000 divided by the Closing Share Price ("Escrow Shares") in escrow ("Escrow") for a period of up to eighteen (18) months following the Closing Date ("Escrow Period"), in accordance with the terms of the Exchange Agreement, for the purpose of satisfying the post-closing indemnification obligations of Seller to Heartland under this Agreement and (ii) the aggregate of the "Stipulated Consent Amounts" for the Excess Consents that have not been obtained prior to the Closing Date divided by the Closing Share Price ("Consent

Q

Shares") in escrow ("Consent Escrow") for a period of up to six (6) months following the Closing Date ("Consent Period"), in accordance with the terms of the Exchange Agreement. The Acquisition Shares, other than the Escrow Shares and Consent Shares, shall be referred to herein as the "Initial Shares."

     (c) DISTRIBUTION OF SHARES.

     (I) The Acquisition Shares shall be held by the Exchange Agent pending their distribution or liquidation pursuant to the terms of the Exchange Agreement and the Agreement and Plan of Liquidation attached as Exhibit 1.3(c) hereto (the "Three Sixty Liquidation Plan") which provides, among other things, for the disposition of the Seller's assets (including specifically the Initial Shares and, upon release from the escrows created pursuant to the Exchange Agreement, any Escrow Shares and Consent Shares), satisfaction of, or reserve for, Seller's liabilities, and subsequent termination of existence of Seller.

     (II) In accordance with the terms and provisions of the Three Sixty Liquidation Plan and Section 1.3(c)(i) hereunder, Seller hereby undertakes to prepare as soon as practicable after the execution of this Agreement, a proxy statement/prospectus and a form of proxy, in connection with the solicitation by the Board of Directors of Seller respecting the Three Sixty Liquidation Plan and the other transactions set forth in this Agreement to be included in the Registration Statement to be filed by Heartland with the SEC (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, herein called the "Proxy Statement"). Thereafter, on the basis of such Registration Statement and subject to the provisions of the Exchange Agreement and the requirements of applicable law, the Exchange Agent (on behalf of and at the direction of Seller) (a) shall deliver to Seller or the Three Sixty Stockholders, as applicable, on the Closing Date, a number of Acquisition Shares ("Distributable Shares") equal to the number of Initial Shares minus that number of Heartland Shares having an aggregate Closing Share Price equal to the sum of
(i) the Excluded GAAP Liabilities and (ii) an amount determined by the Board of Directors of Seller in its discretion as necessary and appropriate to satisfy Seller's contingent liabilities (including, without limitation, any Dissenters' Payments), (b) pursuant to the terms of the Three Sixty Liquidation Plan, either deliver a portion of the Acquisition Shares to certain Creditors (as defined in Section 5.1) or, in connection with resales to be made by Seller to the public pursuant to the Registration Statement, deliver the remaining Initial Shares (collectively, the "Liquidated Shares") for the benefit of Seller, (c) shall hold during the Consent Period the Consent Shares and shall deliver to Heartland any Consent Shares that have not been distributed pursuant to the terms of the Exchange Agreement to Seller or the Three Sixty Stockholders upon the expiration of the Consent Period, and (d) shall hold during the Escrow Period the Escrow Shares (other than Escrow Shares that are to be released prior to the expiration of the Escrow Period) and shall distribute any Escrow Shares that have not been delivered to Heartland or previously distributed to the Three Sixty Stockholders pursuant to the terms of the Exchange Agreement upon the expiration of the Escrow Period, all in completing the winding-up and liquidation of Seller pursuant to the terms of the Three Sixty Liquidation Plan. Fractional Heartland Shares will not be issued in connection with the delivery of the Distributable Shares, but shall be added to the Liquidated Shares and the remaining proceeds thereof shall be distributed in accordance with the Three Sixty Liquidation Plan. After Seller's receipt of the requisite Three Sixty Stockholders' approval of the Three Sixty Liquidation Plan, Seller will not engage in any business activity except as expressly contemplated hereby or as appropriate to wind up and liquidate its business and affairs. The Board of Directors of Seller shall establish a record date for the purposes of determining the Three Sixty Stockholders entitled to receive the Distributable Shares, any remaining proceeds of the Liquidated Shares and/or any remaining Escrow Shares or Consent Shares ("Distribution Record Date"). In the discretion of the Board of Directors of Seller such record date may, but shall not be required to be, the Closing Date but in no event shall the Distribution Record Date be later than the Closing Date. Seller shall (i) certify to Heartland a list of Three Sixty Stockholders, as shown on Seller's books and records, on each of the date hereof, the date of the mailing of the Proxy Statement, and the Closing Date and
(ii) shall indemnify and hold Heartland and the Exchange Agent harmless from any inaccuracies in such lists.

     (D) DISTRIBUTION PROCEDURES. At the time of the mailing of the Proxy Statement, the Exchange Agent shall mail to each Three Sixty Stockholder a letter of transmittal which shall contain instructions regarding each such Three Sixty Stockholder's receipt of their respective portion of (i) the Distributable Shares, (ii) the proceeds of the Liquidated Shares after satisfaction of the Seller's claims and obligations, if any, (iii) any Consent Shares to be distributed to the Three Sixty Stockholders, and/or (iv) any remaining Escrow Shares upon the expiration of the Escrow Period, or earlier release of Escrow Shares from the Escrow. Upon the return of the duly executed letter of transmittal, each Three Sixty Stockholder shall be entitled to receive (i) the number of Distributable Shares equal to such Three Sixty Stockholder's percentage ownership interest of Seller multiplied by the number of Distributable Shares, (ii) upon the completion of the dissolution and winding up of Seller, such Three Sixty Stockholder's pro rata interest in the remaining proceeds, if any, of the Liquidated Shares, (iii) upon the distribution of Consent Shares from the Consent Escrow, such Three Sixty Stockholder's pro rata interest in such Consent Shares and (iv) upon the expiration of the Escrow Period or earlier release of Escrow Shares from the Escrow, such Three Sixty Stockholder's pro rata interest in the remaining Escrow Shares, if any. As contemplated by the Three Sixty Liquidation Plan, until the letter of transmittal is executed and returned to the Exchange Agent by a Three Sixty Stockholder and surrendered as contemplated by this Section 1.3(d), each Three Sixty Stockholder's interest in the Seller shall, at and after the Closing Date, be deemed to represent only the right to receive such Three Sixty Stockholder's pro rata interest in (i) the Distributable Shares, (ii) the remaining proceeds, if any, of the Liquidated Shares, (iii) any Consent Shares to be distributed to the Three Sixty Stockholders, and (iv) any remaining Escrow Shares.

     (E) RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Shares which remain undistributed for three (3) months after the expiration of the Escrow Period shall be delivered to Seller, and any Three Sixty Stockholders who have not theretofore complied with the distribution procedures of Section 1.3(d) above shall thereafter look only to Seller for their portion of the Acquisition Shares (or proceeds thereof).

     (F) CERTAIN ADJUSTMENTS. The Closing Share Price, Maximum Termination Price, Minimum Termination Price, and/or number of Heartland Shares to be issued in connection with this Agreement, as applicable, shall be subject to appropriate adjustment in the event of a stock split, stock dividend, cash dividend or distribution, asset dividend or distribution or other corporate distribution, reorganization, or recapitalization subsequent to the date hereof on or prior to the Closing Date.

     (G) DIVIDEND; TRANSFER TAXES. Any dividends or other distributions that are declared on or after the Closing Date on Heartland Shares or payable to the holders of record of Heartland Shares upon or after the Closing Date will be paid to the person(s) entitled to receive such Heartland Shares. In no event shall the person entitled to receive such distributions or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Shares are to be paid or issued in a name other than that of the person entitled thereto as indicated on Seller's books and records, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Shares in a name other than that of the person so entitled or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (H) DISSENTERS' AND APPRAISAL RIGHTS. TSC shall be responsible for the payment of any amounts payable in connection with the exercise of dissenters' or appraisal rights by any Three Sixty Stockholder arising in connection with this Agreement (such payments being collectively referred to herein as "Dissenters' Payments").

     1.4 PRORATIONS. Seller and Heartland shall each pay their respective pro rata portion of all 1995 ad valorem or similar personal property taxes under any property or lease included in the Assets. Seller shall pay to Heartland at the Closing (or designate as Permitted GAAP Liabilities) estimated ad valorem or similar personal property taxes for the current year (based on the prior year's taxes) pro rated to the Closing Date. Seller shall make available to Heartland copies of all statements and assessments reflecting such prior year's taxes. Heartland shall pay such sum and any additional amounts required to pay such taxes in full to the appropriate taxing authorities when due, prior to becoming delinquent. Heartland shall promptly forward to Seller, after receipt by Heartland, copies of all 1995 tax assessments under any such property or lease. If the 1995 taxes are greater than the prior year's taxes, Seller shall pay (or designate as Permitted GAAP Liabilities) its pro rata share of any difference promptly upon notice of such taxes having been paid by

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Heartland. If such 1995 taxes are less than the prior year's taxes, Heartland shall refund to Seller its pro rata share of such reduction upon payment by Heartland. Except as provided in this Section 1.4, Heartland shall have no other liability for Taxes payable by Seller (including income Taxes) relating to the operations or business of Seller or the transactions contemplated by this Agreement. Subscriber fees (cash) shall be prorated for the month of Closing.

     1.5 FURTHER ASSURANCES. If at any time after the Closing Date Heartland shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Heartland, Seller's right, title or interest in, to or under any of the Assets, or (b) to carry out the purposes of this Agreement, Seller shall promptly undertake such actions as requested by either in writing. If at any time after the Closing Date, Seller shall consider or be advised that any agreements, assurances or any other acts or things are necessary, desirable or proper to (y) confirm Heartland's assumption of the Assumed Liabilities or (z) to carry out the purposes of this Agreement, Heartland shall promptly undertake such actions as requested by Seller in writing.

     1.6 CLOSING, CLOSING TIME, DATE AND PLACE. The closing (the "Closing") of the transactions set forth herein shall take place at 10:00 a.m., Dallas, Texas time, following satisfaction of the closing conditions set forth in Articles 6, 7 and 8 at the offices of Arter, Hadden, Johnson & Bromberg, 1717 Main Street, Suite 4100, Dallas, Texas 75201, or at such other time and/or at such other place as Heartland and Seller may agree, but no later than February 29, 1996. (Hereinafter, such date is referred to as the "Closing Date", such time on the Closing Date is referred to as the "Closing Time", and such offices are referred to as the "Closing Place".)

     1.7 ALLOCATION OF ACQUISITION CONSIDERATION. Prior to the Closing Date, Seller and Heartland shall mutually agree on the allocation of the Acquisition Consideration among the Assets.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF SELLER AND TECHNIVISION.

     Seller and Technivision, jointly and severally, hereby represent and warrant to Heartland the following:

     2.1 ORGANIZATION; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller is qualified as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect. Technivision is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Technivision is qualified as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect.

     2.2 TITLE TO ASSETS; OUTSTANDING RIGHTS. Except as set forth on Schedule 2.2, (a) Seller or Technivision, as applicable, has good, marketable and indefeasible title to the Assets and such Assets are free and clear of any and all Liens, except the Permitted Encumbrances; (b) there are no rights of first refusal, transfer restrictions (other than restrictions generally imposed under applicable securities laws) or similar rights or obligations with respect to the Assets; and (c) there are no outstanding subscription rights, options, conversion or exchange rights, commitments or agreements of any character relating to the Business or the Assets. Except for the Excluded Assets, neither Seller nor Technivision owns, or otherwise has any rights to, any assets other than the Assets.

     2.3 CAPITALIZATION. The authorized capital stock of Seller consists of 12,000 shares of common stock, no par value per share, of which 6,976 shares are issued and outstanding as of October 11, 1995. Schedule 2.3 hereto contains a complete and accurate list of the holders of any class or series of capital stock of Seller (including, without limitation, the Three Sixty Stockholders) as of the date hereof. Seller is the owner and holder of substantially all of the issued and outstanding capital stock of Technivision, and there are no outstanding options, warrants, calls, puts, commitments or other rights to purchase, or securities or other rights convertible or exchangeable into, capital stock of Technivision. Schedule 2.3 sets forth, as of the date hereof, a complete and accurate list of all outstanding options, warrants, calls, puts, commitments and other rights to purchase, or securities or other rights convertible or exchangeable into, capital stock of Seller indicating the record and, to the Knowledge of Seller or Technivision (as applicable) the beneficial owner thereof, the exercise, conversion or exchange price and period thereof, the term and any vesting or other conditions thereof. All securities issued or issuable by Seller have been paid for and delivered in accordance with the terms of applicable agreements instruments and Legal Requirements, are duly authorized and validly issued and are fully paid and nonassessable; the holders thereof have no rights of rescission with respect thereto; none of such securities were issued in violation of the preemptive rights of any holder of any security of Seller or any similar rights granted by Seller or applicable laws.

     2.4 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Seller or Technivision, as applicable, has corporate power and authority to conduct the business and activities conducted by it (including without limitation the Business) and to own or lease all of the Assets owned or leased by it. Seller or Technivision, as applicable, has the corporate power and authority (subject to shareholders approval and obtaining lenders' consent to the sale of the Assets and/or proposed Recapitalization as set forth in Sections 8.1 and 6.5) to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller or Technivision, as applicable, hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Seller or Technivision, as applicable, pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Seller or Technivision, as applicable, hereunder have been duly authorized by all corporate action necessary on the part of Seller or Technivision, as applicable (subject to shareholders approval and obtaining lenders' consent to the sale of the Assets and/or proposed Recapitalization as set forth in Sections 8.1 and 6.5) and have been duly or will be duly executed and delivered by Seller or Technivision, as applicable, and constitute, or when executed and delivered will constitute, the legal, valid and binding obligations of Seller or Technivision, as applicable, enforceable against Seller or Technivision, as applicable, in accordance with their terms. Except as set forth in Schedule 2.4, neither the execution nor delivery of this Agreement or any of the other Operative Documents to be executed and delivered by Seller or Technivision, as applicable, or the consummation of the transactions hereby contemplated by Seller or Technivision (including, without limitation, the Reorganization) will (subject to shareholders approval and obtaining lenders' consent to the sale of the Assets and/or proposed Recapitalization as set forth in Sections 8.1 and 6.5) (i) conflict with or constitute any violation or breach of the Certificate of Incorporation or Bylaws of Seller or Technivision, as applicable, (ii) constitute any violation or breach of, or give any other Person any rights (including any right of acceleration, termination or cancellation) under, any Contract, License, Governmental Permit, or similar document to which Seller or Technivision, as applicable, is a party or is bound, either which constitute a portion of the Assets or by which the Assets may be affected, (iii) constitute a violation of any Order or Legal Requirement, or (iv) result in the creation of any Lien on any of the Assets.

     2.5 FINANCIAL STATEMENTS. (a) Schedule 2.5 lists the consolidated financial statements of Seller as of, and for the period(s) ending May 31, 1995, including the balance sheets and related statements of income and expense (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with the books and records of Seller; are complete and correct; fairly present the financial position and results of operations of Seller as of the date and for the periods covered thereby; are in accordance with GAAP; and have been delivered to Heartland.

     (B) Since the date of the Financial Statements, except as set forth on
Schedule 2.5, (i) Seller or Technivision, as applicable, has conducted its business (including, without limitation, the Business) in the ordinary and regular course thereof; (ii) there has been no change in the business of Seller or Technivision (including, without limitation, the Business) or, in the condition, financial or otherwise, of Seller or Technivision or assets or liabilities reflected in the Financial Statements which have had a Material Adverse Effect on Seller or Technivision; or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on Seller or Technivision or which is substantial in amount; or any change in the nature, or in the condition, of the business of Seller or Technivision which has had a Material Adverse Effect on Seller or Technivision; or any event, condition or state of facts of any character whatsoever, the occurrence of which has had a Material Adverse Effect on Seller or Technivision, other than the general economic conditions and events, conditions or states of facts affecting the wireless cable television industry

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generally; (iii) except in the ordinary and regular course of its business, neither Seller nor Technivision has made any dispositions of any of the Assets; disposed of any records relating to the Assets; borrowed any funds; become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent; paid, discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it; waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor, all with respect to or as it may relate to the Assets; and (iv) neither Technivision nor Seller has done any act or permitted to be done any act or omitted to perform any act which has or will cause the breach of any representation or warranty of Technivision or Seller set forth in this Agreement.

     (C) Neither Seller nor Technivision has any material Liabilities attributable to Seller, Technivision, the Business or the Assets, except as disclosed in the Financial Statements or set forth on Schedule 2.5 attached hereto.

     2.6 PROPERTY. Schedule 2.6(a) contains a general description, by category, as of the date thereof, of all of the Equipment, except small hand tools and similar equipment. Schedule 2.6(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is any construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site. Such Equipment and Facilities are in serviceable condition; conform to or comply in all material respects with all applicable Orders and Legal Requirements; and constitute all of the Equipment and Facilities that are used or held for use in the Business. Schedule 2.6(c) sets forth a description of all real and personal property currently leased or otherwise occupied, used or exploited by Seller or Technivision in the Business but not owned by Seller or Technivision.

     2.7 RECEIVABLES. Schedule 2.7 contains a complete and accurate list of all accounts receivable (including aged accounts receivables, loan receivables and advances) of the Business as of May 31, 1995 which represent bona fide obligations arising from sales made in the ordinary and regular course of the Business in the Markets. Except as set forth on Schedule 2.7, the accounts receivable (net of reserves therefor) are collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.8 CONTRACTS. (A) Schedule 2.8 is a complete and accurate list of all Contracts to which Seller or Technivision is a party or is otherwise bound other than (i) policies of insurance which are listed in Schedule 2.10, (ii) programming agreements which are listed on Schedule 2.21, (iii) Channel Leases which are listed in Schedule 2.9(a), and (iv) Contracts under which the liability or aggregate payments of Seller or Technivision, as applicable, during any twelve-month period from and after the date hereof is reasonably anticipated to be less than $10,000.

     (B) Except as set forth on Schedule 2.8, Seller or Technivision has performed in all material respects all obligations required to be performed by it under each of the Contracts. Except as set forth on Schedule 2.8, all of the Contracts are legal, valid and binding obligations of Seller or Technivision enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller or Technivision or, to the Knowledge of Seller or Technivision, any other party to any such Contract. Except as otherwise set forth in Schedule 2.8, no default under any of the Contracts will be caused by the consummation of the transactions contemplated hereby, and Seller or Technivision shall have performed and discharged all obligations due or accrued under each Contract relating to periods prior to and including the Closing Date. Except as set forth and separately identified on
Schedule 2.8, there exists no management or related agreements between Seller or Technivision and any of their respective Affiliates with respect to the Assets which would require Heartland to make any payment whatsoever in the form of management fees or related payments to Seller or its Affiliates with respect to the Assets or Business following the Closing.

     (C) Each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities and permits the transmission from the property of signals containing video and audio programming.

     (D) True, complete and accurate copies of all Contracts have been delivered to Heartland by Seller.

     2.9 FCC MATTERS.

     (A) Schedule 2.9(a) is a complete and accurate list of all Channel Leases and, except as set forth on Schedule 2.9(a), (i) Seller or Technivision has performed, in all respects, all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or, to the Knowledge of Seller or Technivision (as applicable) events which, with notice or lapse of time or both, would constitute a default) by Seller or Technivision, or any other party to any such Channel Leases; (iii) no default under any of the Channel Leases will be caused by the consummation of the transactions contemplated hereby; (iv) Channel Leases set forth in the name of Persons other than Seller or Technivision, as lessee, have been duly and validly assigned with all requisite consents and approvals of all parties thereto to Seller or Technivision, and remain in full force and effect as if Seller or Technivision were the initial "lessee" thereunder; (v) no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (vi) the Channel Leases comply in all material respects with the Act and the FCC Rules and, each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

     (B) Schedule 2.9(b) is a complete and accurate list of all of the Licenses and FCC Permits held or leased by Seller or Technivision; all Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.9(b). Except as set forth in Schedule 2.9(b), all reports or other documents required to be filed with respect to any such License have been timely filed; and the Licenses and the FCC Permits listed on Schedule 2.9(b)attached hereto constitute all of the Authorizations held or leased by the Seller and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for Seller or Technivision to lawfully conduct its business operations as currently conducted. Except as otherwise expressly noted on Schedule 2.9(b), each of the Licenses and the FCC Permits (i) is currently held by the Person identified as the holder thereof on
Schedule 2.9(b), (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels, and (iii) is in full force and effect, and (iv) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. Except as set forth in Schedule 2.9(b), there are no existing or, to the Knowledge of Seller, or Technivision (as applicable) threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Body which could result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

     (C) Schedule 2.9(c) is a complete and accurate list of all Applications and all amendments or other filings thereto. To the Knowledge of Seller or Technivision (as applicable) the information contained in each Application is materially true and correct, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

     (D) Except as otherwise expressly noted on Schedule 2.9(d), Seller or Technivision, as applicable, and, to the Knowledge of Seller or Technivision (as applicable), the FCC Licensees and the FCC Permittees have each timely submitted to the FCC, the FAA and all other Governmental Bodies all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect on the business of Seller or Technivision, as applicable, or (ii) hinder the ability or Seller or Technivision, as applicable, to fully perform its material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.9(d), no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.9(c). True, complete and accurate copies of all amendments, notices, reports and other documents filed by the Seller or Technivision, as applicable, and, to the Knowledge of Seller or Technivision (as applicable), the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits with the FCC, the FAA, the Copyright Office and other Governmental Bodies have been delivered to Heartland.

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     2.10 INSURANCE. Schedule 2.10 contains a complete and accurate list and brief description of all insurance policies currently held by the Seller or Technivision, as applicable, related to the Assets, all of which are in full force and effect as of the date hereof.

     2.11 LITIGATION. Except as set forth in Schedule 2.11, there is no Proceeding pending, or to Seller's Knowledge threatened, against Seller or Technivision, as applicable, relating to the Assets or the propriety or validity of the transactions contemplated hereby. Except as set forth in said Schedule 2.11, (a) neither Seller nor Technivision is subject to or in default under or with respect to any Order, (b) there are no judgments of any court which in any way may currently constitute a Lien or at some future time may be perfected into a Lien upon or against any portion of the Assets, and (c) there is no Proceeding pending or, to the Knowledge of Seller or Technivision (as applicable), threatened against, relating to or affecting any portion of the Assets.

     2.12 GOVERNMENTAL PERMITS. Seller or Technivision, as applicable, owns, holds or possesses all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its Assets and to carry on and conduct its business as currently conducted except with respect to Applications for which Licenses have not been granted, if any.

     2.13 COMPLIANCE WITH LAWS. Seller or Technivision, as applicable, has complied in all material respects with all applicable Legal Requirements and Orders of any Governmental Body having jurisdiction over it or its operations, including, but not limited to, all material FCC Rules and any laws, rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, antitrust, antimonopoly or anticompetitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. Except as set forth in Schedule 2.13, there are no Orders outstanding and in effect against or relating to Seller, Technivision, the Assets, the transactions contemplated by this Agreement, or, to the Knowledge of Seller or Technivision (as applicable) any of the parties to the Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which could, individually or in the aggregate, (i) have a Material Adverse Effect, or (ii) hinder in any material respect the ability of Seller or Technivision to fully perform their respective material obligations under this Agreement. Except as set forth on Schedule 2.13 neither Seller nor Technivision has received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, either Seller or Technivision is not in compliance with any applicable law, ordinance, regulation, building or zoning law relating to the Assets or the Business, and neither Seller nor Technivision has any reason to anticipate that any presently existing circumstances are likely to result in a violation of any such law, statute, ordinance or regulation, the non-compliance or partial compliance with which could reasonably be anticipated to have a Material Adverse Effect.

     2.14 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 2.14,

     (A) Neither Seller nor Technivision has used, generated, manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in violation of any Environmental Law with respect to the property under Seller's control at any Facility.

     (B) Neither Seller nor Technivision has any Knowledge of any prior owner, occupant, tenant or user of any Facility that has ever used, generated, manufactured, refined, transported, treated, stored, leached, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in violation of any Environmental Law, at, on or from the property under control of Seller or Technivision at any Facility.

     (C) Neither Seller nor Technivision has received notice of any pending or threatened Proceeding, Order or citizen suit instituted by any private party, employee or Governmental Body arising out of the conduct or the operations of its business, in connection with Environmental Laws, or as a result of any Environmental Condition relating to the property under control of Seller or Technivision at any Facility.

     2.15 INTELLECTUAL PROPERTY. Schedule 2.15 contains a complete and accurate list of all Intellectual Property owned or used by the Seller or Technivision in the Business. No person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on said Schedule 2.15, either Seller or Technivision owns each of said properties; and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. Except as set forth on Schedule 2.15, neither Seller nor Technivision has granted to any other Person any interest in any of said properties, as licensee or otherwise. None of said properties is invalid and none infringes upon the personal or property rights of any third party.

     2.16 TAXES AND FEES.

     (A) All federal, state, county, local and foreign taxes, including, without limitation, income, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property and other taxes, duties or charges (collectively, the "Taxes") levied, assessed, or imposed upon Seller or Technivision or their respective businesses, assets or properties as of such date have been duly and fully paid or have been adequately provided for on the consolidated balance sheet of Seller as of May 31, 1995 constituting a part of the Financial Statements. In addition, all filings, returns or reports with respect to Taxes required by any foreign or domestic law or regulation to be filed by Seller or Technivision on or prior to the date hereof have been duly and timely filed. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor, except as set forth on Schedule 2.16, are there any actions, suits, proceedings, inquiries, investigations or claims of any nature or any kind whatsoever now pending or, to the Knowledge of Seller or Technivision, threatened, against Seller or Technivision with respect to any such returns or reports, or any such Taxes or any matters under discussion with any federal, state, county, local or other authorities relating to Taxes.

     (B) Except as otherwise disclosed on Schedule 2.16, (i) Seller or Technivision, as applicable, has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local, federal or other law; (ii) all amounts of any Taxes, including payroll and federal excise taxes, that are required to be collected or withheld by Seller or Technivision have been duly collected or withheld, and have been duly remitted or deposited in accordance with law; (iii) no power of attorney has been granted by Seller or Technivision that is currently in force with respect to any matter relating to Taxes; (iv) neither Seller nor Technivision, as applicable, has had any deferred gain or loss (A) arising from deferred inter-company transactions, within the meaning of Treas. Regs. Section 1.1502-13 or any successor regulations, or (B) with respect to the stock or obligations of any member of the affiliated group of Seller of which Seller is the common parent, as described in Treas. Regs. Section 1.1502-14; (v) no taxes relating to periods ending before May 31, 1995 were paid by or charged to any subsidiary of Seller on or after such date; (vi) neither Seller nor Technivision is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulation) by reason of a change in accounting method, nor is the IRS or any other taxing authority considering any such change in accounting method; (vii) neither Seller nor Technivision has disposed of any property which has been accounted for Tax purposes under the installment method;
(viii) neither Seller nor Technivision owns any interest in any entity which is characterized as a partnership for federal income tax purposes; (ix) neither Seller nor Technivision is liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Closing Date;
(x) neither Seller nor Technivision will have any "non-recaptured net Section 1231 losses," within the meaning of Section 1231(c) of the Code on the Closing Date; (xi) no election under Section 1504(d) of the Code has been made with respect to any subsidiary; and (xii) no claim or assertion has been made against Seller or Technivision, as applicable, by any tax authority in any jurisdiction in which no tax return has been filed by Seller or Technivision, as applicable, that it may be subject to Tax in that jurisdiction or otherwise is required to file a tax return.

     (C) Seller has regular tax operating loss carryforward from its last filed federal corporate income tax return for the year ending May 31, 1995, in the approximate amount set forth in Schedule 2.16(c). Seller represents that it has not undergone a Section 382 ownership change which would limit the ability to utilize these losses.

     2.17 REGULATORY COMPLIANCE. Except as otherwise expressly set forth on
Schedule 2.17, Seller or Technivision, as applicable, and, to the Knowledge of Seller or Technivision (as applicable), the FCC Licensees and FCC Permittees are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules and other Legal Requirements

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applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, neither Seller nor Technivision has any no Knowledge and has received no notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. No condition exists or event has occurred with respect to Seller, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a material violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules, (ii) constitute a material default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.9(c) or 2.9(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or nonrenewal of any License or FCC Permit, or
(iv) adversely affect any of the material rights of Seller, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.18 INTERFERENCE. Neither Seller, Technivision nor, to the Knowledge of Seller, or Technivision (as applicable), any party to a Channel Lease, has accepted the electrical interference to the Channels from any source, has consented to the grant of any application involved with the FCC that is likely to result in any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities that could reasonably be anticipated to cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on Schedule 2.18 attached hereto, neither Seller nor Technivision nor, to the Knowledge of Seller or technivision (as applicable), any FCC Licensee or FCC Permittee or any other party to a Channel Lease, is likely to experience interference which will adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or is likely to create interference which will adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.18, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB, unless frequency offset or other engineering solutions are employed.

     2.19 EMPLOYEES. The employees listed on Schedule 2.19 are the only employees of Seller or Technivision associated with the Markets. Except as set forth on Schedule 2.19 hereof, neither Technivision nor Seller has any bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Seller or Technivision, as applicable ("Benefit Plan"), and neither Seller nor Technivision has any continuing unfulfilled obligations under any similar benefit plans that may have been terminated prior to the date hereof. Neither Seller nor Technivision has been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended. With respect to the Benefit Plans listed on Schedule 2.19 hereof, (i) all payments due from Seller or Technivision, as applicable, to date for the employees with respect to such Benefit Plans have been made and all amounts properly accrued to date as Liabilities of Seller or Technivision, as applicable, are set forth on Schedule 2.19 hereof; and (ii) all reports and information relating to such Benefit Plan required to be filed with any governmental entity have been filed. Neither Technivision nor Seller has (i) experienced any material labor disputes or work stoppages, or (ii) received any notice that there is any unfair labor practice, charge or complaint pending or threatened, except as is already set out herein.

     2.20 FINDER'S FEES. Neither Technivision nor Seller has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Subject to the provisions of Section 12.2, Seller shall be solely responsible for any costs for any broker fee payable to Gerard Klauer Mattison & Co., Inc. (or any other party engaged by Seller or Technivision).

     2.21 PROGRAMMING AND RETRANSMISSION AGREEMENTS. Schedule 2.21 sets forth a true and complete list of all agreements (a) for programming and (b) providing for the retransmission of any broadcast signals.

     2.22 CERTAIN ACTIVITIES. Except as set forth on Schedule 2.22, neither Technivision nor Seller engages in any business other than the Business in the Markets.

     2.23 SUBSCRIBERS. Schedule 2.23 sets forth a true and correct list of the number of Bona Fide Subscribers in each Market as of the date hereof.

     2.24 OTHER APPROVALS. No filings shall be required under the HSR Act with respect to the acquisition by TSC of the Acquisition Shares in accordance with the terms of this Agreement.

     2.25 FURTHER REPRESENTATION. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to or state a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. All books, statements, documents, schedules and records furnished or given by it to Heartland or its agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are, as of their respective dates, true, complete and genuine and contain no material misrepresentations or omissions of material facts.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.

     Heartland hereby represents and warrants to Seller and Technivision, and to each of them, the following :

     3.1 ORGANIZATION; QUALIFICATION. Heartland is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has the corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 6.4) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 6.4) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement and all the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute (i) any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland or (ii) subject to lender approval as set forth in Section 6.4, any material violation or breach of any contract or agreement of Heartland, the result of which would have a Material Adverse Effect.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. Except as described in Heartland's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, Heartland is not a party to any Proceedings, the adverse resolution of which is reasonably anticipated to have a Material Adverse Effect.

     3.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any), or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required on behalf of Heartland in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. Heartland is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of August 31, 1995, 12,476,393 shares of Heartland Common Stock are issued and outstanding and no shares of preferred stock

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have been issued. The Acquisition Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable, and subject to no pre-emptive or other subscription rights.

     3.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     3.7 SEC FILINGS. Heartland has previously delivered to Seller copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three month periods ended March 31, 1995 and June 30, 1995, (iii) its Form S-3 Registration Statement (33-94838) declared effective by the SEC on August 4, 1995 and (iv) all Form 8-Ks filed with the SEC after December 31, 1994 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No other document or report required to have been filed by Heartland with the SEC has not been filed, and no event or transaction has occurred prior to the date hereof that will hereafter be required to be disclosed by Heartland in a Form 10-Q, Form 8-K or similar filing.

     3.8 Intentionally omitted.

     3.9 Intentionally omitted.

     3.10 FINDER'S FEES. No person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from Heartland or any of its subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

     3.11 FURTHER REPRESENTATION. No representation or warranty of Heartland contained in this Agreement contains or will contain any untrue statements of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 4. COVENANTS OF SELLER.

     Prior to the Closing Date or the termination of this Agreement as provided herein, Seller or Technivision, as applicable, hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. From the date hereof through the Closing Date, except as expressly disclosed or set forth in this Agreement, Technivision shall, and Seller, with respect to the Assets or the Business, shall:

          (A) not engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland;

          (B) use reasonable efforts to keep the business, properties and business relationships substantially intact;

          (C) (i) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established, (ii) perform its material obligations under all Authorizations and Contracts, and (iii) comply in all material respects with all Governmental Rules;

          (D) (i) not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach of this Agreement; (ii) in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in Article 2 hereof, give notice thereof to Heartland; and (iii) use its best efforts to prevent or promptly to remedy such breach;

          (E) use reasonable efforts to preserve, protect and maintain its rights and interests in the Channel Leases, FCC Licenses, and Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect;

          (F) not, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Contract;

          (G) not make any distributions to the Three Sixty Stockholders nor shall Seller issue, sell or agree to sell any equity interests or options or rights with respect thereto;

          (H) not sell, lease, transfer or otherwise dispose of any Assets except as provided for by, or contemplated in, this Agreement;

          (I) except in the ordinary course of business, not pay any salaries to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its managers, officers or employees; or pay bonuses to any such manager, officer or employee;

          (J) not take any actions which would cause the transactions contemplated hereby to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and the Exchange Act (the "Roll-up Rules").

     4.2 CONSENTS. Except as otherwise provided herein (including, without limitation, Section 5.13), Seller or Technivision, as applicable, shall, at its sole cost and expense, use reasonable efforts to obtain or cause to be made, all Consents, governmental authorizations, approvals and filings as may be necessary by virtue of the transactions contemplated by this Agreement (including, without limitation, the Reorganization) on or before the Closing Date, so as to ensure that Heartland will continue to enjoy following the Closing all of the rights and privileges currently held by Seller or Technivision, as applicable, under each of the Channel Leases, Licenses and Contracts. Upon request of Heartland, Seller or Technivision, as applicable, shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases or Contracts estoppel certificates in the form attached as Exhibit 4.3 ("Estoppel Certificates") certifying that neither Technivision nor Seller, as applicable, is in breach or violation of or in default under any of such Channel Leases or Contracts and that it would not be by virtue of the transactions contemplated hereby. At the request of Heartland, Seller or Technivision shall use reasonable efforts to obtain with each Consent an Estoppel Certificate. Seller or Technivision shall seek any appropriate amendments, modifications or changes to each of such Channel Leases and Contracts so as to ensure that the licensees, permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Contract.

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. Seller or Technivision, as applicable, shall:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to the Seller remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's Rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an Affiliate of Heartland, Seller or Technivision, as applicable, shall file, at the request of and as an accommodation to Heartland such applications for modification of their outstanding construction permits or licenses to implement the purposes contemplated hereunder. Seller or Technivision, as applicable, shall utilize its best efforts to diligently and properly prosecute in good faith all applications, reports and submissions submitted in accordance with this
     Section 4.3.

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          (B) assure that the licensees or permittees under the Channel Leases timely file all applications reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. Seller or Technivision, as applicable, shall use its best efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. Seller or Technivision, as applicable, shall promptly disclose to Heartland any information it receives regarding any condition or circumstance that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. Subject only to the provisions of Section 5.11 hereunder (regarding the proposed sale of the Dayton, Ohio Market), from and after the date hereof, neither Seller nor Technivision will, or will authorize or permit any of their respective officers, employees, agents and other representatives (collectively, "Seller Representatives") to solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Seller or Technivision, as applicable, shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Seller or Technivision, as applicable, or any Seller Representatives with respect to any of the foregoing. Seller or Technivision, as applicable, will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal. As used in this Agreement "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Seller or Technivision, as applicable, or any proposal to acquire in any manner a substantial equity interest in, a substantial portion of the assets of, or any rights to any Channels or Licenses of, Seller or Technivision, as applicable.

     4.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, Seller shall have audits conducted and completed by an accounting firm of national reputation, reasonably acceptable to Heartland so that Seller can provide audited financial statements of Seller as of, and for the period ending, May 31, 1995, including the balance sheets and related statements of income and expense, and any other periods required by Regulation 3-05 of Regulation S-X.

     4.6 REORGANIZATION. On or prior to the Effective Date, Seller shall cause the Reorganization to occur, Seller shall be the surviving corporation of the Reorganization, and the certificate of incorporation for the surviving corporation shall be that of Seller. At the time of such Reorganization, Seller and Technivision shall have obtained all necessary Consents so that Seller shall succeed to all rights of Technivision in the Assets held by Technivision immediately prior to the Reorganization, and no continuing default under any Contract, License or other Asset shall be caused thereby. Upon the consummation of the Reorganization, Seller shall succeed to all obligations and liabilities of Technivision for the covenants, representations and warranties of Technivision contained herein, as if such representations and warranties were made by Seller as of the date hereof and such covenant was made directly by Seller to Purchaser hereunder. On the Closing Date, Seller shall remake all representations or warranties of Technivision contained herein, subject to
Section 5.14, and shall be responsible for the performance of all covenants of Technivision hereunder.

     4.7 NOLS. Neither Seller nor Technivision shall take any action, other than the sale of the Dayton Market as contemplated in Section 5.11, which would cause the net operating losses of Seller on the Closing Date to be less than $9.5 million or deny Heartland the ability to use the full amount of such net operating losses after the Closing Date.

ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS MEETING. Seller shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of the Three Sixty Stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement, the Three Sixty Liquidation Plan and the other transactions contemplated hereby. Seller shall, through its Board of Directors, recommend to the Three Sixty Stockholders approval of all such action and shall use reasonable efforts to obtain approval and adoption by such Three Sixty Stockholders. Seller acknowledges that the consummation of the transactions contemplated by this Agreement by Heartland requires (and therefore is subject to), among other things, (a) the approval of certain lenders of Heartland, and (b) the approval of the holders of the Heartland Shares of the issuance of a block of Heartland Shares, certain (but not all) of which are issuable pursuant to the terms hereof. Heartland shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws and to convene a meeting of its stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the issuance of the Acquisition Shares. Heartland shall, through its Board of Directors, recommend to the Heartland stockholders the approval of such action and shall use reasonable efforts to obtain the approval and adoption by such Heartland stockholders. Heartland shall use reasonable efforts to obtain the written approval of its lenders on or before December 1, 1995. Heartland acknowledges that the consummation of the transactions contemplated by this Agreement (including, without limitation, the Three Sixty Liquidation Plan) by Seller requires (and therefore is subject to), among other things, the approval of (a) the stockholders of Three Sixty, (b) the UCL Disgorgement Trust (the "Trust"), (c) Philips Credit Corporation ("Philips"), (d) Howard Addison, Charles Lowe and Bruce Davis (collectively, the "Addison Group"), and (e) certain other creditors of Seller (collectively, the Trust, Phillips and the Addison Group are referred to as the "Creditors"). Seller shall use reasonable efforts to obtain the written approval of the Creditors within ten (10) days of the Effective Date.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

     (A) Heartland shall prepare and file with the SEC as soon as practicable after the execution of this Agreement a Registration Statement on Form S-4 (the "Registration Statement") in connection with the registration under the Securities Act of the offer and sale of the Acquisition Shares. Heartland shall include the Proxy Statement as part of the joint proxy statement/prospectus required in the Registration Statement. Heartland shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. Heartland shall also take any action required to be taken under applicable "blue sky" or state securities laws in connection with the Heartland Shares to be registered thereby prior to the Closing. Seller shall furnish Heartland all information concerning Seller or Technivision, as applicable, and the Three Sixty Stockholders required for use in the Registration Statement, and Seller shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by Seller pursuant to this
Section 5.2. None of the information furnished by or on behalf of Seller for use in the Registration Statement or Proxy Statement, and neither the Registration Statement when declared effective nor the Proxy Statement when mailed to the Three Sixty Stockholders (or any supplement or amendment thereto) shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. All documents which Seller or Technivision are responsible for filing with the SEC and any regulatory authority in connections with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

     (B) Heartland shall furnish Seller all information concerning (i) Heartland and (ii) the other entities to be acquired by Heartland required for use in the Proxy Statement ("Heartland Information"), and Heartland shall take such other action as Seller may reasonably request in connection with the preparation of the Proxy Statement. None of the Heartland Information, and neither the Registration Statement when declared effective nor the Proxy Statement when mailed to the Three Sixty Stockholders (or any supplement or amendment thereto), shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. All documents which Heartland is

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responsible for filing with the SEC and any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

     (C) Heartland will bear all costs and expenses (including its legal, accounting and printing costs and filing fees payable to the SEC and other Governmental Bodies but excluding attorneys' fees and accounting fees of Sellers and costs and expenses associated with the solicitation of proxies from the Three Sixty Stockholders) related to the preparation and filing of the Registration Statement.

     (D) Within a reasonable period of time after the Closing Date, Heartland shall file with the National Association of Securities Dealers, Inc. a Nasdaq National Market Notification Form for Listing of Additional Shares and Notification Pursuant to SEC Rule 10b-17 with regard to the Heartland Shares to be issued in connection with this Agreement.

     5.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours upon reasonable notice be permitted reasonable access to the Facilities and the offices of Seller and Technivision, will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of Seller and Technivision relating solely to the Business and the Assets and will be permitted to discuss the affairs, and accounts of Seller and Technivision relating solely to the Business and the Assets with the Board of Directors, officers, employees, counsel, and accountants of Seller and Technivision. Such investigation shall not, however, affect the representations and warranties of Seller and Technivision set forth in Article 2 hereof. All such information shall be subject to the terms of the Confidentiality Agreement between Heartland and Technivision dated September 5, 1995 ("Confidentiality Agreement").

     5.4 COMPLIANCE WITH THE SECURITIES ACT. Seller has caused to be prepared and delivered to Heartland a list identifying all persons who, as of the date hereof, may be deemed to be "Affiliates" of Seller as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, Seller shall cause to be prepared and delivered to Heartland an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons who at the time of Seller's stockholders meeting may be deemed to be a Rule 145 Affiliate. Seller shall use all reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such updated list to deliver to Heartland on or prior to the Closing Date a written agreement, in the form attached hereto as Exhibit 5.4, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Distributable Shares, Consent Shares or Escrow Shares issued to such Rule 145 Affiliate pursuant to this Agreement, except pursuant to the effective Registration Statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     5.5 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (e) not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

     5.6 PUBLIC ANNOUNCEMENTS. Heartland, on the one hand, and Seller and Technivision, on the other hand, will consult with each other before issuing any press release or other communication with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation and the consent of such other party, provided, however, that if either of such parties has a duty to disclose such information under the Securities Act, the Exchange Act or other Legal Requirement such party may upon prior notice to the other party and its legal counsel as set forth herein, disclose such information; provided, further, that if the timing of any required disclosure renders consultation with the other party impractical and the failure to timely disclose could be deemed a material violation of applicable law, consultation is not required hereunder provided notice is given to the other party as soon as reasonably practical.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement under any note, license, agreement or other instrument or obligation, and (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on such party. Heartland shall give Seller (a) from and after the date of this Agreement, prompt notice of the occurrence of any event that would require Heartland to file a current report on Form 8-K or issue a press release under applicable securities laws, and (b) from and after the date of the mailing of the Proxy Statement, prompt notice of the occurrence of any event that would require the Heartland Information contained in the Proxy Statement to be amended or supplemented under applicable securities laws. Each party shall give the other prompt notice the receipt of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.8 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and will use their respective reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable; provided, however, that no party hereto shall be required to respond to a "second request" in connection therewith.

     5.9 EMPLOYEES. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Heartland shall have the right to contact any employees of Seller or Technivision involved in the Business regarding the potential employment of such persons following the Closing Date. Any such employees hired by Heartland shall be considered newly hired and Heartland shall not be liable to or responsible for any benefits to such employees arising prior to the Closing Date.

     5.10 EXHIBITS AND SCHEDULES. Heartland and Seller agree that (a) any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 29, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits, (b) any Schedules not attached hereto on the date hereof may be attached on or before December 20, 1995; provided that Purchaser shall have the absolute right to terminate this Agreement without liability within ten (10) days after the initial delivery of any such Schedule, as further provided in Section 10.3.

     5.11 SALE OF DAYTON, OHIO MARKET. Subject to the consent of Philips, the Trust and the Addison Group, notwithstanding any provisions contained herein to the contrary, Seller or Technivision, as applicable, and Heartland shall have the right to solicit bids for and negotiate the sale of wireless cable television assets held for the purpose of servicing the Market located in Dayton, Ohio (collectively, such assets are referred to as the "Dayton Market"); provided that (i) Seller or Technivision, as applicable and Heartland shall keep each other fully informed regarding the status of any negotiations regarding the sale of the Dayton Market or offers therefor, including without limitation, the identity of the proposed purchaser and the consideration offered or requested,
(ii) Heartland shall have the right to approve, in its sole discretion, the terms of any proposed disposition of the Dayton Market, and neither Seller nor Technivision shall execute a definitive agreement to

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dispose of the Dayton Market without such written approval by Heartland, and
(iii) the gross proceeds of the sale of the Dayton Market (less reasonable transaction costs, but excluding any taxes or brokerage fees payable to Gerard Klauer Mattison & Co.) (the "Dayton Consideration") shall be payable as follows:
(I) $11.7 million plus the Additional Dayton Consideration (collectively, the "Dayton Proceeds") shall be paid to Seller and shall constitute an Excluded Asset, and (II) the excess, if any, of the Dayton Consideration over the Dayton Proceeds ("Excess Dayton Proceeds") shall be paid to Heartland upon such disposition (in cash to the extent the gross proceeds from such disposition consist of cash) as compensation to Heartland for services rendered in connection with such disposition. To the extent that the Dayton Consideration is payable other than in cash or instruments in a stated amount, Seller and Heartland shall mutually agree to the valuation of such assets. Other than Gerard Klauer Mattison & Co., neither party currently has any arrangements with any brokers regarding the sale of the Dayton Market, and neither party shall enter into any such arrangement without the approval of the other.

     5.12 NONCOMPETITION. Seller agrees that if the transactions contemplated by this Agreement are consummated, the Seller shall not, for a period of five (5) years after the Closing Date, directly or indirectly, alone or with others, Engage in any Competing Business within a one hundred (100) mile radius of any Market. For purposes of this Agreement, (a) "Engage" means that the Seller is or becomes an owner or operator or, directly or indirectly, a shareholder, lender, borrower, consultant, partner, joint venturer, or participant in any other capacity whatsoever in any business enterprise (regardless of whether it is a corporation, partnership, sole proprietorship or business association); provided, however, that Seller may own up to five percent (5%) of the voting securities of any company engaged in a Competing Business solely as a passive investor and (b) a "Competing Business" shall mean any business enterprise which is engaged in the business of owning, leasing or operating ITFS, MDS or MMDS Channels.

     5.13 EXCESS CONSENTS. If Seller or Technivision, as applicable, fails to deliver any of the Primary Consents or Secondary Consents (collectively, "Excess Consents") prior to the Closing Date, then the Consent Shares attributable to such Excess Consents shall be held in the Consent Escrow for the Consent Period in accordance with the terms of the Exchange Agreement. In the event Seller or Technivision, as applicable, is unable to obtain an Excess Consent prior to the Closing Date, using reasonable efforts, then the Contract or License that is the subject of such Excess Consent shall remain in the name of Seller or Technivision, as applicable, and Seller or Technivision, as applicable, shall retain title to such Contract or License for Heartland's account pending the obtaining of such Excess Consent (with an Estoppel Certificate containing no adverse disclosures). Revenue therefrom, if any, shall be the property of Heartland. In the event that any FCC Consent is not obtained prior to the Closing Date with regard to any MDS or MMDS Channels, such Channels shall be subleased to Heartland pending Seller's obtaining such Consent pursuant to the terms of a management/option agreement in the form attached hereto as Exhibit
5.13. If any Excess Consent which is not obtained prior to the Closing is obtained prior to the expiration of the Consent Period, Seller shall have the right to direct the Exchange Agent to release Consent Shares having an aggregate Closing Share Price equal to the Stipulated Consent Amount related to such Excess Consent to Seller or as Seller otherwise directs, without offset or deduction of any kind or nature whatsoever in accordance with the terms of the Exchange Agreement. If an Excess Consent is not obtained on or before the expiration of the Consent Period, Seller shall, at its option upon written notice to Heartland and Exchange Agent, either extend the Consent Period pending the receipt of an Excess Consent, or forfeit the Stipulated Consent Amount related to such Excess Consent and direct the Exchange Agent to pay such amount to Heartland or as Heartland otherwise directs, without offset or deduction of any kind or nature whatsoever. Any such Consent Shares held by the Exchange Agent shall not be deemed to be part of the Escrow Shares for any purpose hereunder.

     5.14 UPDATED SCHEDULES. Seller shall have the right to update the Schedules to be delivered hereunder at any time prior to (a) December 20, 1995 without the consent or approval of Heartland, and (b) after December 20, 1995 but prior to the tenth (10th) day preceding the Closing Date without the prior consent or approval of Heartland; provided that if the disclosure in such updated or supplemented Schedule represents a material change from any disclosure to Heartland on or prior to December 20, 1995, adverse to Heartland, Heartland shall, within five (5) days of Seller's delivery of such supplemental Schedule, deliver to Seller written notice of any objection to such supplemental Schedule, and if Seller does not deliver to Heartland written notice that Seller has elected to withdraw its supplemental Schedule within five (5) days thereafter, then Heartland shall have the right to terminate this Agreement within fifteen (15) days of their receipt of such updated or supplemented Schedule, as further provided in Section 10.3, in which case Seller's delivery of such supplemental Schedule shall be deemed to be a breach of this Agreement ("Schedule Breach"). If Heartland does not terminate this Agreement as provided herein and proceeds to Close under this Agreement, then, except as provided below with respect to Adverse Subscriber Disclosure or Adverse Channel Disclosure, Heartland shall be deemed to have accepted such supplemental Schedule and waived the Schedule Breach; provided further that Seller shall not have the right to supplement any Schedule within ten (10) days prior to the Closing Date.

     In addition to and not in limitation of Heartland's right to terminate this Agreement as provided above, in the event that the final updated Schedules delivered by Seller or Technivision, as the case may be, disclose that the number of Bona Fide Subscribers in (x) the Corpus Market ("Corpus Subscribers") is less than 15,300 or (y) in the Dayton Market ("Dayton Subscribers") is less than 3,050 (such Schedule constituting an "Adverse Subscriber Disclosure"), then Heartland shall have the right to Close under this Agreement without waiving its claim for Damages arising from such Schedule Breach, and shall be entitled to indemnification from the Escrow Shares for Damages in an amount equal to $1,200 times the sum of (A)(i) 15,300 minus (ii) the actual number of Corpus Subscribers and (B)(i) 3,050 minus (ii) the actual number of Dayton Subscribers ("Subscriber Damages"); provided, however, that the provisions of this sentence relating to the Dayton Market shall not apply in the event that the Dayton Market is sold pursuant to Section 5.11 prior to Closing.

     In addition to and not in limitation of Heartland's right to terminate this Agreement as provided above, in the event that the final updated Schedules delivered by Seller or Technivision, as the case may be, disclose that the number of Channels leased by Seller or Technivision in (x) the Corpus Market (the "Corpus Channels") is less than 31 (the "Corpus Denominator"), (y) the Dayton Market (the "Dayton Channels") is less than 31 (the "Dayton Denominator"), or (z) in the El Paso Market (the "El Paso Channels") is less than 27 (the "El Paso Denominator) (such Schedule constituting an "Adverse Channel Disclosure"), then Heartland shall have the right to Close under this Agreement without waiving its claim for Damages arising from such Schedule Breach, and shall be entitled to indemnification from the Escrow Shares for Damages in the following amounts (collectively, "Channel Damages"):

          (x) with respect to the Corpus Market, an amount equal to the product of (A) $20,050,000 and (B) one minus a fraction, the numerator of which is the Corpus Channels and the denominator of which is the Corpus Denominator;

          (y) with respect to the Dayton Market, an amount equal to the product of (A) $11,700,000 and (B) one minus a fraction, the numerator of which is the Dayton Channels and the denominator of which is the Dayton Denominator;

          (z) with respect to the El Paso Market, an amount equal to the product of (A) $5,000,000 and (B) one minus a fraction, the numerator of which is the El Paso Channels and the denominator of which is the El Paso Denominator;

     provided, however, that the provisions of this sentence relating to the Dayton Market shall not apply in the event that the Dayton Market is sold pursuant to Section 5.11 prior to Closing. Heartland and Seller acknowledge and agree that the Subscriber Damages and Channel Damages are reasonable estimates of the Damages attributed to the relevant Schedule Breach and shall constitute liquidated damages hereunder.

     5.15 LENDER ARRANGEMENTS. Heartland and Seller acknowledge that it is their mutual intention that the Creditors shall receive Acquisition Shares at the Closing, whether resulting from the recapitalization of the indebtedness held by the Creditors ("Recapitalization") or otherwise, pursuant to the Three Sixty Liquidation Plan in satisfaction of any amounts owed to them so that (i) such Acquisition Shares will be freely transferrable by the Creditors and (ii) neither Heartland nor Seller will recognize any gain for federal income tax purposes in connection with the delivery of such shares to the Creditors or the disposition of those shares

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by the Creditors. In accordance with the foregoing, the parties agree to negotiate in good faith to structure the transactions contemplated hereby so that the intent of the parties described in the preceding sentence is realized; provided that Heartland shall not have any obligation to grant to such Creditors any registration rights or file additional registration statements relative to the Acquisition Shares to be received by such Creditors.

ARTICLE 6. GENERAL CONDITIONS TO CLOSING.

     The obligation of the parties hereto to consummate the transactions contemplated by this Agreement is subject to fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date set forth therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received and shall be in full force and effect.

     6.2 NO ORDER. No Governmental Body or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the transactions contemplated by this Agreement or otherwise making the consummation of the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all filings required to be made with, and all, subject to Section 5.13, consents, approvals, permits and authorizations required to be obtained from, any Governmental Body in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by any of the parties hereto shall have been made or obtained (as the case may be) without restrictions.

     6.4 HEARTLAND LENDERS' CONSENTS. The transactions contemplated by this Agreement shall have been approved or consented to by Jupiter Partners, L.P. and the holders of the $100,000,000 of 13% Senior Notes due 2003 of Heartland on or before December 1, 1995, and Heartland shall have delivered to Seller written notice of the same ("Heartland Approval Notice").

     6.5 SELLER CREDITORS' CONSENTS. The transactions contemplated by this Agreement and the Recapitalization or other transaction agreed to by the parties pursuant to Section 5.15 shall have been approved or consented to by the Creditors within ten (10) days after the Effective Date, and Seller shall have delivered to Heartland on or prior to such date written notice of the same ("Seller's Approval Notice").

     6.6 LENDER ARRANGEMENTS. Heartland and Seller shall have reached a mutual agreement on the structure of the transactions described in Section 5.15 on or before December 1, 1995.

     6.7 EXHIBITS. Seller and Heartland shall have agreed on the form of all exhibits hereto, and such exhibits shall be attached hereto, on or before December 29, 1995.

ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING.

     The obligation of Heartland to consummate the transactions contemplated by this Agreement are subject to the fulfillment, or written waiver signed by Heartland, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     7.1 HEARTLAND APPROVAL. The transactions contemplated by this Agreement shall have been approved by the requisite votes of the holders of Heartland Shares in accordance with applicable law, its Certificate of Incorporation and Bylaws.

     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Seller or Technivision shall be true and correct in all material respects when made and shall be true and correct in all material respects as if initially made on and as of the Closing Date.

     7.3 SELLER'S DOCUMENTS. Seller shall have executed and/or delivered the following to Heartland in form and substance reasonably satisfactory to Heartland and its counsel:

          (A) Bill of Sale in the form attached as Exhibit 7.3(a).

          (B) Intentionally omitted.

          (C) A certificate signed by the President of Seller (i) confirming, on and as of the Closing Date, that each representation and warranty set forth in Section 2 hereof was true and correct in all material respects on the date made and, subject to the provisions of Section 5.14, is true and correct in all material respects on and as of the Closing Date, (ii) that Seller is in compliance in all material respects with the applicable covenants set forth in Articles 4, 5 and 6 hereof and (iii) confirming that the copies of the resolutions duly adopted by the Board of Directors of Seller and Technivision, as applicable, and Three Sixty Stockholders approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby are true and correct in all respects and have not been superseded or amended in any way.

          (D) Subject to Section 5.13, evidence that Channel Leases are in place for the Channels and that such agreements shall be effective and fully enforceable.

          (E) An opinion of special counsel to Seller and an opinion of FCC counsel to Seller substantially to the effect set forth in Exhibit 7.3(e)-1 and Exhibit 7.3(e)-2, respectively.

          (F) Certified copies of the Certificate of Incorporation, Bylaws, minute books, transfer ledgers and any other organizational documents of Seller.

          (G) Subject to Section 5.13, all necessary and appropriate governmental and third party Consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, a "final" order by the FCC approving, without any materially adverse or onerous conditions, Heartland (or a commonly owned entity) as licensee of the owned FCC Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

          (H) Possession or constructive possession of the Assets.

     7.4 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to Seller, the Assets, the Business or prospects of any thereof from the date hereof through the Closing Date which would have a Material Adverse Effect.

     7.5 NON-COMPETITION. The persons identified on Schedule 7.5 shall have executed non-competition agreements in the form attached hereto as Exhibit 7.5.

     7.6 SELLER'S OBLIGATIONS PERFORMED. All obligations of Seller to be performed to the Closing Date shall have been performed in all material respects.

     7.7 HEARTLAND'S INVESTIGATION. The investigation by Heartland and its representatives in connection with the transactions contemplated by this Agreement shall not have caused Heartland, or its respective representatives to become aware of any facts or circumstances which relate to the business, operations, assets, properties, liabilities, financial conditions, results of operation or affairs of Seller that, in the good faith business judgment of Heartland represents a material adverse change or a state of facts that could reasonably be expected to result in a material adverse change in the Business, operations, Assets, properties or prospects of Seller or Technivision, as applicable. Heartland shall deliver, based upon its review of the Schedules and other information delivered on or prior to December 20, 1995, to Seller a written notice (the "Due Diligence Notice") that Heartland are satisfied with the results of their due diligence investigations of Seller or prior to

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December 29, 1995. Heartland's failure to deliver the Due Diligence Notice on or prior to December 29, 1995 shall constitute a waiver of this condition by Heartland.

     7.8 CLOSING SHARE PRICE. The Closing Share Price shall not be less than the Minimum Termination Price.

     7.9 MINIMUM CONSENTS. Seller shall have delivered to Heartland the Minimum Consents required for each Market in a form reasonably acceptable to Heartland.

ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.

     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment, or written waiver signed by Seller, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     8.1 STOCKHOLDER APPROVAL. The transactions contemplated by this Agreement shall have been approved by the requisite votes of the Three Sixty Stockholders in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND'S DOCUMENTS. Heartland shall have executed and/or delivered to Seller in form and substance reasonably satisfactory to Seller and its counsel:

          (A) Assumption Agreement.

          (B) A certificate signed by an executive officer of Heartland (i) confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 3 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date, (ii) that Heartland is in material compliance with the applicable covenants set forth in Articles 5 and 6 hereof and (iii) confirming that the resolutions adopted by the Board of Directors of Heartland approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby is true and correct in all respects and has not been amended or superseded in any way.

          (C) An opinion of counsel to Heartland addressed to Seller substantially to the effect set forth in Exhibit 8.3.

          (D) The Exchange Agreement, executed by Heartland and the Exchange Agent.

     8.4 HEARTLAND OBLIGATIONS PERFORMED. All obligations of Heartland to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.5 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws.

     8.6 CLOSING SHARE PRICE. The Closing Share Price shall not be greater than the Maximum Termination Price.

ARTICLE 9. INDEMNIFICATION.

     9.1 PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES. All statements, certifications, representations and warranties made by the parties hereto in this Agreement, in any Schedule, or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of the Escrow Period. All covenants, agreements and indemnifications made by the parties hereto in this Agreement, in any Schedule or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of the Escrow Period.

     9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Heartland from and against, and shall reimburse Heartland with respect to, any and all Damages incurred by Heartland by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Seller contained or referred to herein, in any Schedule hereto, or in any certificate or other instrument executed by Seller in connection with this Agreement;

          (B) any failure by Seller to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement;

          (C) the Excluded Liabilities; or

          (D) the operations and activities of Seller and its Affiliates, including the Assets, prior to and including the Closing Date; provided that Heartland shall not make any claims until the aggregate of such claims exceeds $100,000, and then Heartland shall only have the right to make claims hereunder to the extent such claims do not exceed the value of the Escrow Shares, except that Heartland shall be entitled to seek up to the full amount of the Acquisition Consideration with respect to the breach of
     Section 2.2 (Title to Assets; Outstanding Rights) hereunder; provided further that if a claim is asserted by Heartland for a breach of the covenant contained in Section 4.7, the parties agree that the Damages arising therefrom shall be equal to the product of (a) the difference between $9.5 million (as reduced in connection with any sale of the Dayton Market as provided in Section 5.11) minus the actual net operating losses of Seller to which Acquisition will succeed on the Closing Date multiplied by (b) thirty-five percent (35%); provided further that if a claim is asserted by Heartland relative to a Schedule Breach arising from an Adverse Subscriber Disclosure or Adverse Channel Disclosure, the parties agree that Heartland shall be entitled to indemnification from Escrow Shares for the amount of the Subscriber Damages or Channel Damages, as applicable, as further provided in Section 5.14. The provisions of this Section 9.2 shall constitute the sole and exclusive remedy of Heartland for any breach of the representations, warranties, covenants and agreements of Seller or Technivision hereunder.

     9.3 LIMITATION ON CLAIMS OF HEARTLAND. Notwithstanding anything in Section
9.2 hereof to the contrary, Heartland shall not have any claim against Seller pursuant to Section 9.2 hereof to the extent that Heartland receives payment with regard to such claim from any third party provided that Heartland need not pursue or exhaust remedies, if any, against such third party. If, at any time after Seller has made an indemnifying payment to Heartland with respect to a claim hereunder, Heartland receives (or has a right to receive) payment with respect to such claim from a third party, Heartland will promptly refund Seller the aggregate amount of such third party payments or will assign to Seller the rights of Heartland to receive such third party payment (provided, however, that Seller shall not be entitled to receive from Heartland, whether by way of payment from Heartland or by way of collection pursuant to rights assigned by Heartland, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Seller to Heartland with respect to such claim).

     9.4 INDEMNIFICATION BY HEARTLAND. Heartland shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller for, any and all Damages incurred by it by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Heartland contained or referred to herein, or in any certificate, or other instrument executed by it in connection with this Agreement;

          (B) any Assumed Obligations; or

          (C) any failure by purchasers to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement.

     9.5 LIMITATION ON CLAIMS OF SELLER. Notwithstanding anything in Section 9.4 hereof to the contrary, Seller shall not have any claim against Heartland pursuant to Section 9.4 hereof to the extent that Seller receives payment with regard to such claim from any third party provided that Seller need not pursue or exhaust remedies, if any, against such third party. If, at any time after Heartland has made an indemnifying

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payment to Seller with respect to a claim hereunder, Seller receives (or has a right to receive) payment with respect to such claim from a third party, Seller will promptly refund Heartland the aggregate amount of such third party payments or will assign to Heartland the rights of Seller to receive such third party payment (provided, however, that Heartland shall not be entitled to receive from Seller, whether by way of payment from Seller or by way of collection pursuant to rights assigned by Seller, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Heartland to Seller with respect to such claim).

     9.6 NOTICE OF CLAIMS. In the event Seller shall seek indemnification hereunder, Seller shall give to Heartland a notice (a "Seller Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Seller Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. In the event Heartland shall seek indemnification hereunder, Heartland shall comply with the indemnification claim procedure set forth in the Exchange Agreement.

     9.7 THIRD PARTY CLAIMS. In the event of any third party claim, deficiency or demand asserted or any action commenced or notice given of any audit, administrative or other proceeding against Seller (a "Seller Claim"), as to which indemnification may be sought from Heartland, as applicable, Seller shall promptly deliver a Seller Claim Notice to Heartland; provided, however, that the failure by Seller to give such prompt notice shall not release Heartland of its indemnification obligations hereunder, except to the extent such failure materially prejudices Heartland. Heartland shall have the right to defend and direct the defense against any such Seller Claim, in its name or in the name of Seller, as the case may be, at the expense of Heartland and with counsel selected by Heartland and reasonably satisfactory to Seller unless (i) such Seller Claim seeks an order, injunction or other equitable relief against Seller, or (ii) Seller shall have reasonably concluded that (x) there is a conflict of interest between the Seller and Heartland in the conduct of the defense of such Seller Claim or (y) Seller has one or more defenses not available to Heartland. Seller shall have the right to participate in the defense of any Seller Claim with counsel employed at its own expense; provided, however, that in the case of any Seller Claim described in clause (i) or (ii) of the preceding sentence or as to which Heartland has not in fact employed counsel to assume the defense of such Seller Claim within fifteen (15) days after receipt of such Seller Claim Notice that Heartland is required, pursuant to this
Article 9 to indemnify Seller for the full amount of such Seller Claim, the reasonable fees and disbursements of such counsel shall be at the expense of Heartland. In any case, Heartland may not settle or compromise any such Seller Claim without the prior written consent of Seller, which in the case of a settlement solely involving monetary damages shall not be unreasonably withheld. In the event of any third party claim, deficiency or demand asserted or any action commenced or notice given of any audit, administrative or other proceeding against Heartland as to which indemnification may be sought from Seller, Heartland shall proceed in accordance with the claims procedures set forth in the Exchange Agreement.

ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Closing Date, before or after the respective meetings of the stockholders of Seller and Heartland, by the mutual consent of the parties.

     10.2 TERMINATION BY SELLER. This Agreement may be terminated by Seller (a) if the Closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein, (b) at any time on or prior to December 29, 1995 upon written notice to Heartland upon the failure of the Closing conditions set forth in Sections 6.4, 6.6, or 6.7, or (c) upon the failure of the Closing condition set forth in
Section 6.5.

     10.3 TERMINATION BY HEARTLAND. This Agreement may be terminated by Heartland if the Closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein, or (b) at any time on or prior to December 29, 1995 upon written notice to Seller (i) in accordance with Section 5.10(b) or (ii) upon the failure of the Closing conditions set forth in

Sections 6.4, 6.6, 6.7 or 7.7, (c) in accordance with Section 5.14(b), or (d) upon the failure of the Closing condition set forth in Section 6.5; provided that Heartland shall not have the right to terminate this Agreement arising from a breach of the covenant set forth in Section 4.7, the Damages from which shall be calculated in accordance with Section 9.2 and administered pursuant to the terms of the Exchange Agreement.

     10.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided herein, this Agreement shall become wholly void and have no further force and effect except as hereinafter provided; there shall be no continuing obligations on the part of Heartland, Acquisition, Technivision or Seller (or their respective officers or directors) except to comply with the provisions of the Confidentiality Agreement; Section 12.2 (Fees and Expenses) and except as otherwise provided herein. Nothing contained herein shall relieve any party from liability for its breach of this Agreement; provided that the parties hereby agree that upon a termination (a) by Seller or Heartland pursuant to Sections 10.2(b) or 10.3(b), as applicable, neither party shall have any liability to the other under this Agreement, (b) by Seller or Heartland pursuant to Sections 10.2(c) or 10.3(d), as applicable, Seller shall pay to Heartland Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), which the parties agree is a reasonable estimate of the expenses to be incurred by Heartland hereunder.

ARTICLE 11. DEFINITIONS.

     11.1 DEFINITIONS. The terms used in this Agreement have the respective meanings specified or referred to in this Article 11:

          "ACQUISITION CONSIDERATION" shall have the meaning set forth in
     Section 1.2

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACQUISITION SHARES" shall have the meaning set forth in Section 1.2.

          "ACT" means The Communication Act of 1934, as amended.

          "ADDISON GROUP" shall have the meaning set forth in Section 5.1.

          "ADDITIONAL DAYTON CONSIDERATION" means the aggregate number of Bona Fide Subscribers on the date that the Dayton Market is sold, if at all, in accordance with Section 5.11, in excess of 3,050, multiplied by $1,200; provided that in no event shall the Additional Dayton Consideration exceed $3,500,000.

          "ADDITIONAL SUBSCRIBER CONSIDERATION" means the lesser of (i) $1,200 multiplied by each Additional Subscriber; and (ii) an amount equal to $3,500,000 minus the Additional Dayton Consideration (if the Dayton Market is sold prior to Closing).

          "ADDITIONAL SUBSCRIBERS" means the aggregate number of Bona Fide Subscribers on the fifth (5th) business day prior to the Closing Date equal to the sum of (i) the number of Bona Fide Subscribers being served by the Corpus Christi, Texas Market in excess of 15,300 and (ii) the number of Bona Fide Subscribers being served by the Dayton Market in excess of 3,050; provided that, if the Dayton Market is sold prior to Closing, then any Additional Subscribers attributable to the Dayton Market shall be excluded from the calculation of the Additional Subscriber Consideration.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AGREEMENT" shall mean this Asset Purchase Agreement, as amended, if at all.

          "APPLICATION" means a pending application by Seller, Technivision, or any Institution or other Parties to the FCC for a License related to the Markets.

          "ASSETS" shall have the meaning set forth in Section 1.1.

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          "ASSUMPTION AGREEMENT" shall mean an executed Assumption Agreement in the form of Exhibit 1.2 hereto.

          "ASSUMED LIABILITIES" means (i) Permitted GAAP Liabilities, (ii) the obligations of Seller under the Contracts and Licenses arising from and attributable to periods occurring after the Closing Date, (iii) counterclaims arising from Causes of Action (to the extent and any to the extent that the amount of such counterclaim does not exceed the amount being asserted in the Cause of Action), (iv) ad valorem or similar Taxes to be prorated pursuant to Section 1.4 and (v) all liabilities and obligations arising from the operation of the Business for periods commencing after the Closing.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to Seller or Technivision, as applicable, by a Governmental Body which is used, useable or held for use in or in conjunction with or otherwise associated with any of the Markets and the provision thereon of wireless cable services in and around any Market, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedule 2.9.

          "BENEFIT PLAN" shall have the meaning set forth in Section 2.19.

          "BILL OF SALE" shall mean a Bill of Sale in the form of Exhibit
     7.3(a).

          "BONA FIDE SUBSCRIBERS" means a customer or subscriber receiving and paying for regular monthly basic wireless cable television services in a Market who has paid for at least one (1) full month of basic service in full without discount, whose service rates are not less than the rates generally charged when that subscriber became a subscriber and whose account receivable for such service does not include any balance due for services provided more than sixty (60) days before the date of determination.

          "BUSINESS" means the business of transmitting programming to subscribers in the Markets through the use of MMDS, MDS or ITFS licenses as conducted by Seller or Technivision on the date hereof.

          "CAUSES OF ACTION" means all causes of action, lawsuits, litigation files, demands, judgments, and claims of any nature available to or being pursued by Seller or Technivision with respect or relating to the Business or the ownership, use, function, or value of any Asset, whether arising by way of counterclaim or otherwise.

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the Seller or Technivision, as applicable, in the Markets.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.6.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.6.

          "CLOSING PLACE" means the offices where the Closing shall take place on the Closing Date as provided for in Section 1.6.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the twenty (20) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Shares do not trade on any date within such twenty-day period, then the closing price for such date shall be deemed to be the closing price for the day preceding such date on which such trading took place for purposes of determining the Closing Share Price.

          "CLOSING TIME" means the time on the Closing Date that the Closing shall take place as provided for in Section 1.6.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPETING BUSINESS" shall have the meaning set forth in Section 5.12.

          "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
     Section 5.3.

          "CONSENT" means any and all consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for the Business to be conducted or the Assets to be used or available for use in the conduct of the Business after the Closing Date substantially in the manner as before the Closing Date.

          "CONSENT ESCROW" shall have the meaning set forth in Section 1.3(b).

          "CONSENT PERIOD" shall have the meaning set forth in Section 1.3(b).

          "CONSENT SHARES" shall have the meaning set forth in Section 1.3(b).

          "CONTRACTS" means all Channel Leases, Site Leases, Site Options, leasehold interests in and to ITFS lease agreements, subscriber contracts, programming agreements, tower and equipment leases, management agreements, joint venture agreements, notes, guaranties, covenants not to compete, employment agreements, consulting agreements, permits, participation agreements, policies, purchase and sale orders, quotations and other executed or executory commitments understandings and instruments with respect to the Business to which Seller or Technivision is a party, or of which Seller or Technivision is to receive the benefit or by which any of the Assets of Seller or Technivision is bound relating to the Markets or Business, whether written or oral and whether originally entered into by Seller or Technivision or another party.

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "CREDITORS" shall have the meaning set forth in Section 5.1.

          "CUSTOMER DATA" means all of the customer lists, records, databases, lists of potential customers, sales and service records, telephone numbers and other customer data (including credit data) of Seller or Technivision relating to the Business.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DAYTON MARKET" shall have the meaning set forth in Section 5.11.

          "DAYTON PROCEEDS" shall have the meaning set forth in Section 5.11.

          "DISSENTERS' PAYMENTS" shall have the meaning set forth in Section 1.3(h).

          "DISTRIBUTABLE SHARES" shall have the meaning set forth in Section 1.3(c).

          "DISTRIBUTION RECORD DATE" shall have the meaning set forth in Section 1.3(c).

          "DOCUMENTS" means, with respect to the Business or the Assets, all applications, engineering or market or other studies, reports, and analysis or memoranda, or records and other documents or data related to the Business or the Assets which are in the possession or under the control of Seller or Technivision whether or not any such document is reproduced or maintained on paper or stored or retained in or on audio or video tapes or computer hardware disks or by other electronic, magnetic or other means or methods.

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          "DUE DILIGENCE NOTICE" shall have the meaning set forth in Section
     7.7.

          "EFFECTIVE DATE" shall mean the time and date that the Registration Statement is declared effective by the SEC.

          "ENGAGE" shall have the meaning set forth in Section 5.12.

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off the Site, whether yet discovered, which could or does result in Damages, including any condition resulting from the operations of Seller or Technivision.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all Legal Requirements of courts and other Governmental Bodies pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to Seller, Technivision or any Assets.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, waveguides, combiners and related items, subscriber receive equipment, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property and goods owned by Seller or Technivision and used or held for use in the Business.

          "ESCROW" shall have the meaning set forth in Section 1.3(b).

          "ESCROW PERIOD" shall have the meaning set forth in Section 1.3(b).

          "ESCROW SHARES" shall have the meaning set forth in Section 1.3(b).

          "ESTOPPEL CERTIFICATES" shall have the meaning set forth in Section
     4.3.

          "EXCESS CONSENTS" shall mean the Primary Consents and Secondary Consents.

          "EXCESS DAYTON PROCEEDS" shall have the meaning set forth in Section 5.11.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 1.3(a).

          "EXCHANGE AGREEMENT" shall mean an executed Exchange Agreement in the form of Exhibit 1.3(a) hereto.

          "EXCHANGE FUND" shall have the meaning set forth in Section 1.3(a).

          "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.1.

          "EXCLUDED GAAP LIABILITIES" shall mean any GAAP Liabilities of Seller on the Closing Date other than Permitted GAAP Liabilities.

          "EXCLUDED LIABILITIES" shall mean any Liabilities of Seller other than the Assumed Liabilities.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means, with respect to the Business or the Assets, all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers, leasehold improvements, and other real property interests and related facilities which are either owned by the Seller or Technivision, as applicable, or leased by or the use of which are leased by Seller or Technivision, as applicable.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC LICENSEE" shall mean a person who holds a License authorized by the FCC.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.5.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are (a) consistent with the principles promulgated and adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GAAP LIABILITIES" means Liabilities on the Closing Date that would be properly reportable on a balance sheet for Seller as of the Closing Date prepared in accordance with GAAP.

          "GOVERNMENTAL BODY" means any federal, state, local, municipal, foreign or other government.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Body.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Body; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

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          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND APPROVAL NOTICE" shall have the meaning set forth in
     Section 6.4.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HEARTLAND SHARES" shall mean shares of common stock, $.001 par value per share, of Heartland.

          "HSR ACT" shall have the meaning set forth in Section 5.8.

          "INITIAL SHARES" shall have the meaning set forth in Section 1.3(b).

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with Seller, or any of it Affiliates.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of Seller or any Affiliate of Seller which are used or held for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if such individual is aware or should reasonably be aware, after due inquiry, of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a director or executive officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to warranties made by Seller or Technivision, as applicable, that Seller or Technivision, as applicable, based upon a reasonable investigation, believes the warranty is true.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals necessary or required to transmit commercial programming, educational programming or any other use currently authorized by law, including, without limitation, all rights, title and interest in and to all MDS and MMDS commercial channel licenses associated with the Markets.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, or encumbrance of any kind.

          "LIQUIDATED SHARES" shall have the meaning set forth in Section
     1.3(c).

          "MARKETS" shall collectively refer to the metropolitan areas of Corpus Christi, Texas, El Paso, Texas and Dayton, Ohio and "MARKET" shall refer to one of such markets as the context of the provision shall note.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in, or is reasonably likely to result in, a material adverse change in the business, operations, assets, properties or prospects of the specified entity, or would affect, in any material respect, such entity's ability to perform its obligations under this Agreement.

          "MAXIMUM TERMINATION PRICE" shall mean $40.00 per share.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MINIMUM CONSENTS" shall mean (a) with respect to the Dayton Market and Corpus Christi Market, Consents for the transfer to Heartland of the rights of Seller (i) broadcast or head-end facilities in each Market and
     (ii) 23 Channels in each Market, and (b) with respect to the El Paso Market, Consents for the transfer to Heartland of the rights of Seller in
     (i) the broadcast or head-end facilities in such Market and (ii) 20 Channels in such Market.

          "MINIMUM TERMINATION PRICE" shall mean $16.00 per share.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "NASDAQ-NMS" shall mean the Nasdaq Stock Market's National Market.

          "OPERATIVE DOCUMENTS" shall mean this Agreement, the Assumption Agreement, the Bill of Sale, the Exchange Agreement, the Three Sixty Liquidation Plan and all other agreements, instruments, documents and certificates executed and delivered by or on behalf of the parties hereto at or prior to the Closing pursuant to this Agreement.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          "PARTIES" shall mean all parties to Contracts other than Seller or Technivision from which Consents are required.

          "PERMITTED ENCUMBRANCES" means deposits under Workmen's Compensation, Unemployment Insurance or Social Security laws, or to secure statutory obligations or surety or other similar bonds; government charges or other governmental levies which are not yet due and payable, or being contested in good faith by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; statutory liens imposed by law incurred in the ordinary course of business or obligations not yet due to carriers, warehousemen, laborers or materialmen; easements and restrictions of record relative to the Real Property that do not affect title thereto or interfere with or prohibit the current use of such Real Property by Seller or Technivision; liens or encumbrances arising from any Assumed Liabilities; and the interest or title of any lessor in property pursuant to a lease of that property.

          "PERMITTED GAAP LIABILITIES" means GAAP Liabilities as of the Closing Date, to the extent and only to the extent such GAAP Liabilities, in the aggregate, do not exceed $5.0 million.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Body.

          "PHILIPS" shall have the meaning set forth in Section 5.1.

          "PREPAID SUBSCRIBER FEES" means all amounts received by Seller or Technivision from customers or subscribers in the Markets (whether held as cash, cash equivalents or otherwise) for periods of service from and after the Closing Date.

          "PRIMARY CONSENT" shall mean a Consent to the transfer of the rights of Seller to Heartland in the first four Channels in a Market in excess of Channels subject to Minimum Consents in the Market.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 1.3(c).

          "REAL PROPERTY" shall mean include tower locations and related real property rights.

          "RECAPITALIZATION" shall have the meaning set forth in Section 5.15.

          "REORGANIZATION" shall have the meaning set forth in the Recitals.

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          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 5.2.

          "REQUIRED CONSENTS" shall have the meaning set forth in Section 5.13.

          "ROLL-UP RULES" shall have the meaning set forth in Section 4.1(j).

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 5.4.

          "SEC" means the Securities and Exchange Commission.

          "SECONDARY CONSENT" shall mean a Consent to the transfer of the rights of Seller to Heartland in up to three Channels in a Market in excess of Channels subject to Minimum Consents and Primary Consents in a Market.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" shall have the meaning set forth in the Recitals.

          "SELLER CLAIM" shall have the meaning set forth in Section 9.7.

          "SELLER CLAIM NOTICE" shall have the meaning set forth in Section 9.6.

          "SELLER'S APPROVAL NOTICE" shall have the meaning set forth in Section 6.5.

          "SELLER'S REPRESENTATIVES" shall have the meaning set forth in Section 4.4.

          "SITE" means a wireless cable television site with respect to which Seller or Technivision is operating the Business or any part thereof and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean a Contract for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "STIPULATED CONSENT AMOUNT" shall mean with respect to any Primary Consent, $225,000 per Channel subject to a Primary Consent, and with respect to any Secondary Consent, $100,000, per Channel subject to a Secondary Consent.

          "TAXES" shall mean any federal, state, local or foreign income, sales, excise, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interests and penalties) imposed by any Legal Requirement.

          "TECHNIVISION" shall have the meaning set forth in the Recitals.

          "THREE SIXTY COMMON STOCK" shall mean all of the issued and outstanding shares of common stock, no par value, of Seller.

          "THREE SIXTY LIQUIDATION PLAN" shall have the meaning set forth in
     Section 1.3(c).

          "THREE SIXTY STOCKHOLDERS" shall mean the holders of the Three Sixty Common Stock.

          "TRUST" shall have the meaning set forth in Section 5.1.

     11.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 12. GENERAL PROVISIONS AND OTHER AGREEMENTS

     12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex, telecopy (receipt confirmed) or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

     (A) If to Heartland:

        Heartland Wireless Communications, Inc.
        903 N. Bowser, Suite 140
        Richardson, Texas 75081
        Attention: John R. Bailey
        Telecopy: (214) 479-1023

         with a copy to:

        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, Texas 75201
        Attention: Victor B. Zanetti, Esq.
        Telecopy: (214) 741-7139

     (B) If to Seller:

        Technivision, Inc.
        c/o Nowalk & Associates
        Constitution Center
        880 Route 130 North
        Cranbury, New Jersey 08512
        Attention: Mr. Richard Nowalk
        Telecopy: (609) 655-5271

         with a copy to:

        Young Dimero & Sayovitz
        414 Eagle Rock Avenue
        West Orange, New Jersey 07052
         Attention: Bob Greenwood, Esq.
        Telecopy: (201) 669-8149

     12.2 FEES AND EXPENSES. Except as otherwise expressly set forth herein, each of the parties hereto shall pay their own costs, fees and expenses, including, but not limited to, costs and expenses associated with legal counsel, accountants and other advisers. Seller shall be solely responsible for any costs
(i) for any broker fee payable to Gerard Klauer Mattison & Co., Inc. (or any other party engaged by Seller) and (ii) associated with securing necessary consents or approvals for the assignment of the Assets to Heartland. Seller shall have the right to designate all such fees and expenses, including fees and disbursements of counsel and other advisors, as Permitted GAAP Liabilities to be paid by Heartland at the Closing.

     12.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

     12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     12.5 MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) is not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof, except for rights that may expressly arise as a consequence of the Transaction;
(c) may not be assigned by operation of law or otherwise; (d) has been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto; (e) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Delaware without regard to conflict of law provisions; and (f) shall be binding upon and inure to the benefit of each party's successors and assigns.

     [The remainder of this page has intentionally been left blank]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officer.

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:    /s/  JOHN R. BAILEY
                                               ------------------------------
                                            Name: John R. Bailey
                                                 ----------------------------
                                            Title:
                                                  ---------------------------

                                            TECHNIVISION, INC.

                                            By:    /s/  ROBERT BILODEAU
                                               -----------------------------
                                            Name: Robert Bilodeau
                                                 ---------------------------
                                            Title:  President
                                                  --------------------------

                                            THREE SIXTY CORP.

                                            By:    /s/  ROBERT BILODEAU
                                               -----------------------------
                                            Name: Robert Bilodeau
                                                 ---------------------------
                                            Title:  President
                                                  --------------------------

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                                                                      APPENDIX R

                         TSC INDEMNITY ESCROW AGREEMENT

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                                ESCROW AGREEMENT
                     [To be attached to Exchange Agreement]

     THIS ESCROW AGREEMENT (the "Agreement") is made as of                , 1996
by and among THREE SIXTY CORPORATION, a New Jersey corporation ("TSC"), HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland"), and HARRIS TRUST COMPANY OF NEW YORK (the "Escrow Agent"). Capitalized terms used but not defined herein shall have the meanings given to them in that certain Amended and Restated Asset Purchase Agreement (the "Purchase Agreement"), dated as of October 19, 1995, among Heartland, TSC and Technivision, Inc., a Texas corporation ("Technivision").

                                   RECITALS:

     WHEREAS, TSC, Technivision and Heartland have entered into the Purchase Agreement in order to provide for the sale by TSC to Heartland of substantially all of the assets and certain of the liabilities formerly held by Technivision (subsequently merged with and into TSC), as set forth in the Purchase Agreement (the "Purchase"); and

     WHEREAS, the Closing of the Purchase is taking place as of the date hereof; and

     WHEREAS, Heartland has relied upon the representations, warranties and covenants of TSC and Technivision provided in the Purchase Agreement and in schedules, certificates and other documents delivered pursuant to the Purchase Agreement; and

     WHEREAS, pursuant to Article 9 of the Purchase Agreement, TSC has agreed to indemnify and hold Heartland harmless from and against certain losses, obligations, liabilities and damages, as further provided therein and, in connection therewith, the parties to the Purchase Agreement have agreed, pursuant to Section 1.3(b) thereof, to establish an escrow for the purpose of satisfying such indemnification obligations (the "Indemnity Escrow"); and

     WHEREAS, pursuant to Section 5.13 of the Purchase Agreement, TSC and Technivision have agreed to deliver to Heartland the Excess Consents and, in connection with such agreement, the parties to the Purchase Agreement have agreed, pursuant to Section 1.3(b) thereof, to establish an escrow for the purpose of ensuring the obtaining of such consents (the "Consent Escrow");

     NOW, THEREFORE, to induce Heartland to proceed with the Closing of the Purchase, and in consideration of such Closing and in further consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

         ARTICLE 1. TSC AS REPRESENTATIVE; APPOINTMENT OF ESCROW AGENT

1.1 TSC AS REPRESENTATIVE OF THREE SIXTY STOCKHOLDERS.

     TSC shall act as the representative of the persons entitled to receive (subject to the terms hereof and the Purchase Agreement) the Escrow Shares and the Consent Shares, in accordance with this Escrow Agreement. No bond shall be required of TSC, and TSC shall not receive compensation for services hereunder. The Escrow Agent is hereby relieved from any liability for any acts done by it in accordance with any resolution, action, decision, consent or instruction of TSC.

1.2 APPOINTMENT OF ESCROW AGENT; EXCHANGE VALUE.

     (A) Heartland and TSC hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as the agent of such parties in performing the duties of the Escrow Agent provided herein. As compensation for Escrow Agent's services hereunder, Escrow Agent shall receive compensation of $1,500 payable within ten
(10) days from the date hereof, $1,000 upon the last to occur of the termination of the Consent Escrow and the Indemnity Escrow, and the reimbursement of all other Administrative Costs (as such term is defined in Section 4.2).

     (B) For purposes of this Agreement, each Heartland Share constituting
Escrow Shares or Consent Shares shall have a value equal to $          (the
"Exchange Value") and such valuation shall apply throughout the duration of this Agreement.

                          ARTICLE 2. INDEMNITY ESCROW

2.1 INDEMNITY ESCROW.

     (A) On the date hereof, Heartland shall cause to be deposited with the Escrow Agent the Escrow Shares, such deposit, together with any dividends or other distributions paid thereon properly allocable to the Escrow Shares in accordance with the Purchase Agreement, to constitute an escrow fund (the "Indemnity Fund") to be governed by the terms set forth herein. Upon full compliance with all of the terms hereof, Heartland shall be entitled to receive payment from the Indemnity Fund for all claims ("Claims") for which Heartland is entitled to indemnification under Article 9 of the Purchase Agreement.

     (B) The Escrow Agent shall hold, safeguard and dispose of the Indemnity Fund in accordance with the terms hereof, and shall treat such fund as a trust fund in accordance with the terms hereof and not as the property of TSC, the Three Sixty Stockholders or Heartland.

     (C) The Indemnity Fund created hereby shall remain in existence until the date all of the Escrow Shares and other assets in the Indemnity Fund have been distributed in accordance herewith (such period being referred to herein as the "Indemnity Period").

2.2 CLAIM SUBMISSION PERIOD. In order to assert a Claim against the Indemnity Fund, Heartland shall deliver (in accordance with Section 5.1 below) to TSC and the Escrow Agent within eighteen (18) months from the date hereof (as such period may be extended for certain Third Party Claims pursuant to Section 2.3(b) below, the "Claim Submission Period"), a certificate signed by an executive officer of Heartland ("Officer's Certificate"):

          (I) stating that Heartland has paid, suffered or properly accrued, or Heartland in good faith reasonably anticipates that Heartland will have to pay, suffer or accrue, Damages in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith) ; and further stating that Heartland is entitled to indemnification out of the Indemnity Fund pursuant to this Agreement and the Purchase Agreement; and

          (II) specifying in reasonable detail (A) the individual items of Damages included in the amount so stated, (B) the date each such item was paid or properly accrued or the basis for such anticipated liability, and
     (C) the nature of the liability, misrepresentation, breach of warranty or covenant or other matter to which such items is related.

Upon the Escrow Agent's and TSC's receipt of the Officer's Certificate, such Claim shall be administered by the Escrow Agent pursuant to Section 2.4 below.

2.3 THIRD PARTY CLAIMS.

     (A) Within 15 days after receipt by Heartland of notice ("Third Party Claim Notice") of any Claim by a third party ("Third Party Claim"), Heartland shall deliver to TSC written notice thereof; provided that the omission to so notify TSC will not affect Heartland's right of recourse to the Indemnity Fund hereunder so long as TSC is not prejudiced thereby. TSC shall have the right to defend and direct the defense against any such Third Party Claim, at the expense of TSC and with counsel selected by TSC and reasonably satisfactory to Heartland unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against Heartland, or (ii) Heartland shall have reasonably concluded that
(x) there is a conflict of interest between TSC and Heartland in the conduct of the defense of such Third Party Claim or (y) Heartland has one or more defenses not available to TSC. Heartland shall have the right to participate in the defense of any Third Party

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Claim with counsel employed at its own expense; provided, however, that in the case of any Third Party Claim described in clause (i) or (ii) of the preceding sentence or as to which TSC has not in fact employed counsel to assume the defense of such Third Party Claim within fifteen (15) days after receipt of such Third Party Claim Notice that TSC is required, pursuant to Article 9 of the Purchase Agreement, to indemnify Heartland, the reasonable fees and disbursements of such counsel shall be at the expense of TSC. In any case, TSC may not settle or compromise any such Third Party Claim without the prior written consent of Heartland, which in the case of a settlement solely involving monetary damages shall not be unreasonably withheld.

     (B) If Heartland has delivered to TSC and Escrow Agent a Third Party Claim Notice within eighteen (18) months from the date of this Agreement and the Claim that is the subject of such notice has not been resolved within such 18-month period, then the Claim Submission Period with respect to each such Third Party Claim shall be extended until the final resolution of such Claim.

2.4 ADMINISTRATION OF CLAIMS.

     (A) ACCEPTED AND REJECTED CLAIMS. TSC shall have a period of ten (10) business days from its receipt of an Officer's Certificate ("Rejection Period") to review the Officer's Certificate and deliver to Heartland and Escrow Agent written notice of its rejection of all or a portion of the Claim referenced therein ("Rejection Notice"). During the Rejection Period, Heartland shall, upon written request from TSC, make available or provide any records reasonably requested by TSC relevant to such Claim, and such Rejection Period shall be tolled until five business days following the receipt by TSC of such records. If no Rejection Notice is received by Heartland and Escrow Agent within the Rejection Period, then such Claim shall become an "Accepted Claim."

     (B) ADMINISTRATION OF REJECTED CLAIMS. For any Claim which is the subject of a Rejection Notice (a "Rejected Claim"), TSC and Heartland shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If TSC and Heartland so agree, a memorandum setting forth such agreement shall be prepared and signed by Heartland and TSC and shall be furnished to the Escrow Agent and such Rejected Claim shall become an "Accepted Claim."

     (C) RESOLUTION OF DISPUTES. If no such agreement between TSC and Heartland can be reached with respect to a Rejected Claim after good faith negotiation within thirty (30) days of Heartland's receipt of a Rejection Notice, Heartland and TSC shall mutually select an independent third party (the "Designated Party") whose determination of the Rejected Claim and the amount of Damage (if any) associated therewith shall be final, nonappealable and binding. The Designated Party shall be a person knowledgeable regarding the wireless cable television business and the value of related assets, and shall be generally knowledgeable with regard to business and financial matters. In the event Heartland and TSC fail to agree upon the Designated Party within forty (40) days after Heartland's receipt of a Rejection Notice, the Designated Party shall be
the managing partner of the                offices of an independent "Big Six"
accounting firm other than KPMG Peat Marwick, L.L.P., as selected jointly by TSC and Heartland, and in the absence of said joint election, as selected by the
managing partner of the                office of KPMG Peat Marwick, L.L.P. or
his designee. Upon the determination of the Designated Party in accordance herewith with respect to a Rejected Claim, the determination of the value of such Claim, if any, by the Designated Party shall become an "Accepted Claim." All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

     (D) PAYMENT OF CLAIMS. Subject to Section 9.2 of the Purchase Agreement, once a Claim has become an Accepted Claim in accordance with the terms of this Agreement, the Escrow Agent shall, within five (5) business days of the written request of Heartland, deliver to Heartland Escrow Shares having an aggregate Exchange Value equal to the amount of the Claim for which Heartland is entitled to indemnification, rounded down to the nearest whole share.

                           ARTICLE 3. CONSENT ESCROW

3.1 CONSENT ESCROW.

     (A) On the date hereof, Heartland shall cause to be deposited with the Escrow Agent the Consent Shares, such deposit, together with any dividends or other distributions paid thereon properly allocable to the Consent Shares in accordance with the Purchase Agreement, to constitute an escrow fund (the "Consent Fund") to be governed by the terms set forth herein. Upon compliance with the terms hereof, TSC shall be entitled to receive disbursement of the Consent Shares from the Consent Fund for disbursement to the Three Sixty Stockholders.

     (B) The Escrow Agent shall hold, safeguard and dispose of the Consent Fund in accordance with the terms hereof, and shall treat such fund as a trust fund in accordance with the terms hereof and not as the property of TSC, the Three Sixty Stockholders or Heartland.

     (C) The Consent Escrow created hereby shall remain in existence for six (6) months from the date of this Agreement or earlier termination of the Consent Escrow; provided, however, that TSC shall have the right to extend the Consent Escrow for two additional six-month periods upon written notice to Heartland and the Escrow Agent (such period as it may be extended pursuant to the terms hereof) being referred to herein as the "Consent Period").

3.2 ADMINISTRATION OF CONSENT FUND.

     (A) During the Consent Period, TSC may deliver to the Escrow Agent and Heartland copies of Excess Consents received by it together with written instructions to the Escrow Agent requesting the Escrow Agent to deliver to TSC Consent Shares having an aggregate Exchange Value equal to the Stipulated Consent Amounts specified for the Excess Consent covered thereby (the "Instructions"). If the Escrow Agent receives Contrary Instructions (as defined in subparagraph (c) of this Section 3.2) from Heartland within fifteen (15) calendar days after the receipt of the Instructions by Heartland, the Escrow Agent shall promptly deliver a copy of such Contrary Instructions to TSC and shall take no action with respect to the Consent Fund as to the amount in dispute with respect to such Instructions, but shall continue to hold the affected portion of the Consent Fund until jointly directed by Heartland and TSC or until such dispute is resolved in accordance with Section 3.2(d) below. If the Escrow Agent does not receive Contrary Instructions from Heartland within such fifteen (15) day period or if such Contrary Instructions apply only to a portion of the Excess Consents covered thereby, Consent Shares having an aggregate Exchange Value equal to the sum of the Stipulated Consent Amounts relating to the Consent(s) set forth in the Instructions as to which there is no dispute, rounded to the nearest whole share (with fractional shares equal to or greater than .5 being rounded up), shall be released from the Consent Escrow ("Released Consent Shares") and shall be disbursed in accordance with the Three Sixty Liquidation Plan, as directed in writing by TSC, within five business days thereafter.

     (B) Instructions (i) shall be in writing, addressed to the Escrow Agent, dated currently, and signed on behalf of TSC by officers thereof, (ii) shall refer to this Agreement, (iii) shall identify the Excess Consent as a Primary Consent or Secondary Consent, and (iv) shall be accompanied by a copy of each such Consent (the original of which shall be delivered to Heartland by TSC).

     (C) "Contrary Instructions" shall mean the filing of a notice with the Escrow Agent by Heartland (which Heartland shall concurrently send to TSC) stating that the Instructions delivered by TSC are inaccurate (with a reasonably detailed description setting forth the basis of such inaccuracy) and that all or a portion of the Consent Fund should not be disbursed in connection with such Instructions until the resolution of such dispute in accordance with Section 3.2(d) below.

     (D) In the event that Contrary Instructions are filed with the Escrow Agent by Heartland and Heartland and TSC do not execute mutual instructions to the Escrow Agent regarding the resolution of such dispute within ten business days of Heartland's delivery of Contrary Instructions, then the Designated Party (selected in accordance with Section 2.4(c) hereof) shall determine whether the Instructions and Excess Consent that is the subject thereof are sufficient for purposes of this Agreement and the Purchase Agreement, and the

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determination of the Designated Party shall be final, not appealable and binding. All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

       ARTICLE 4. EXPIRATION OF ESCROWS; COSTS; CERTAIN RESPONSIBILITIES

4.1 EXPIRATION OF ESCROW PERIODS.

     (A) Subject to the provisions of Section 4(d) below regarding the early release of Escrow Shares from the Indemnity Fund, upon resolution of each Claim that is the subject of a properly submitted Officer's Certificate within the Claim Submission Period, any Escrow Shares remaining in the Indemnity Fund and any dividends or distributions paid with respect thereto shall be delivered in accordance with the Three Sixty Liquidation Plan, as directed in writing by TSC. Any fractional shares remaining in the Indemnity Fund shall be repurchased by Heartland for the aggregate Exchange Value for such Escrow Shares and the proceeds thereof shall be distributed on the basis set forth in the preceding sentence.

     (B) Upon the expiration of the Consent Period, the Escrow Agent shall deliver to Heartland any Consent Shares remaining in the Consent Fund after delivery of the Released Consent Shares pursuant to Section 3.2(a) above.

     (C) Following the expiration of the Indemnity Period and the Consent Period and distribution in accordance herewith of the Indemnity Fund and the Consent Fund, the escrows created hereby and this Agreement, other than the provisions of Section 4.6 shall terminate.

     (D) If, upon the date which is one year from the date hereof, Heartland has not submitted Officer's Certificates relating to Claims that, in the aggregate, exceed $500,000, then Escrow Agent shall, within five business days of such date, release from the Indemnity Fund and deliver, in accordance with the Three Sixty Liquidation Plan (as directed in writing by TSC), Escrow Shares having an aggregate Exchange Value of $1.3 million. If, upon the date which is one (1) year from the date hereof, Heartland has submitted Officer's Certificates relating to Claims that, in the aggregate, exceed $500,000, then Escrow Agent shall, within five (5) business days of such date, release from the Indemnity Fund and deliver, in accordance with the Three Sixty Liquidation Plan (as directed in writing by TSC), Escrow Shares having an aggregate Exchange Value equal to the difference between (a) $1.3 million minus (b) a product of .26 multiplied by the aggregate amount of such Claims. If, on the date which is eighteen months from the date hereof, there are any outstanding Rejected Claims or Third Party Claims for which Heartland has delivered Third Party Claim Notices, the Escrow Agent shall release from the Indemnity Fund all Escrow Shares other than Disputed Escrow Shares. As used herein, the term "Disputed Escrow Shares" means Escrow Shares that are the subject of an unresolved Rejected Claim or Third Party Claim Notice on the date which is eighteen months from the date hereof having an aggregate Exchange Value equal to the maximum amount of Damages set forth in such Officer's Certificate or Third Party Claim Notice (or in the absence of a specified amount, an amount agreed to in writing by Heartland and TSC).

4.2 ADMINISTRATIVE COSTS AND INDEMNIFICATION.

     All costs and expenses of administering this Agreement (including, without limitation, fees and expenses of the Escrow Agent and any Designated Party) ("Administrative Costs") shall be borne equally by the Indemnity Fund and Heartland. The Escrow Agent shall from time to time invoice such costs and expenses in accordance with its standard practice and provide copies thereof to TSC and Heartland. Within fifteen (15) business days after Heartland's receipt of an invoice from the Escrow Agent, Heartland shall pay to the Escrow Agent the amount of such invoice for use by the Escrow Agent in paying or reimbursing such costs and expenses and the Escrow Agent shall thereupon deliver to Heartland Escrow Shares having an aggregate Exchange Value equal to 50% of the amount of the related invoice rounded down to the nearest whole share. The Escrow Agent shall be indemnified and saved harmless by TSC and Heartland from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subject by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Funds made by the Escrow Agent pursuant to this Escrow Agreement, unless caused by the gross negligence or willful misconduct of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by TSC and Heartland. This right of indemnification shall survive the termination of this Agreement and/or the resignation or removal of the Escrow Agent.

4.3 VOTING.

     (A) The Escrow Agent shall invest any cash held in either Escrow Fund in an interest-bearing account or money market instruments in accordance with written instructions from TSC. Any interest payable on the funds shall be added to the appropriate Escrow Fund and become a part thereof. The parties acknowledge that the Escrow Agent shall not be liable for any diminution in the Escrow Fund due to losses resulting from investments made pursuant to this Escrow Agreement.

     (B) The Escrow Shares and the Consent Shares shall be issued and held in the name of the Escrow Agent, and the Escrow Agent hereby grants to TSC an irrevocable proxy to vote the Escrow Shares and the Consent Shares. TSC shall have voting rights with respect to the Escrow Shares and the Consent Shares (and on any voting securities added to the respective escrow funds) held by the Escrow Agent so long as such Escrow Shares or Consent Shares or other voting securities are held in the Escrow Fund. The Escrow Agent shall execute and deliver to TSC upon request all such proxies, forms for election or other instruments which it receives as may be required with respect to the Escrow Shares and the Consent Shares in order to give effect to the foregoing.

4.4 TSC'S RESPONSIBILITIES HEREUNDER.

     TSC is vested with the authority, duty and responsibility to represent the interests of the Three Sixty Stockholders in the escrow funds as set forth herein, and TSC agrees to manage and discharge its duties and responsibilities as agent in accordance with the terms hereof. The resolution, action, decision, consent or instruction of TSC shall be final, conclusive and absolutely binding upon each of the Three Sixty Stockholders, and Heartland and the Escrow Agent may rely upon any such resolution, action, decision, consent or instruction of TSC as being the resolution, action, decision, consent or instruction of each and all of the Three Sixty Stockholders.

4.5 ESCROW AGENT'S RIGHTS AND RESPONSIBILITIES.

     To induce the Escrow Agent to act hereunder, it is further agreed that:

          (A) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.

          (B) The Escrow Agent may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions while acting in good faith and exercising reasonable judgment.

          (C) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (D) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (E) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case

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     the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (F) The Escrow Agent is authorized to rely on the written instructions of TSC as being the act of all of the Three Sixty Stockholders and the written instructions of the President or any executive officer of Heartland as being the act of Heartland.

          (G) This Agreement sets forth the exclusive duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of the Escrow Agent shall be read into this Agreement.

          (H) The Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

          (I) The Escrow Agent shall be deemed to have fully complied with its obligations hereunder to transfer the Escrow Shares and Consent Shares by delivery to the transfer agent of Heartland (the "Transfer Agent") of the Escrow Shares and Consent Shares, all in form satisfactory to such Transfer Agent, of certificates properly endorsed for transfer with instructions to the Transfer Agent to issue in the name of and deliver to the person to whom such transfer is to be made a certificate or certificates for the required number of shares. Transfer taxes, if any, applicable to such transfer shall be payable by the person whom the Escrow Shares and Consent Shares, as the case may be, are being transferred.

          (J) The Escrow Agent shall be fully protected in acting in accordance with any instructions given to it hereunder and believed by it to have been executed by the proper parties. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and is not charged with any duties or responsibilities in connection with any other document or agreement.

4.6 RECORDS; FINAL ACCOUNTING.

     The Escrow Agent shall maintain a record of all Claims against the Indemnity Fund filed with it pursuant to Sections 2.2 and 2.3, a record of all such Claims which shall become payable claims as provided in Section 2.3 and a record of all payments or distributions from the Indemnity Fund and the Consent Fund. Upon the termination or resignation of the Escrow Agent or termination or expiration of this Agreement, the Escrow Agent shall within ten (10) business days deliver to Heartland and TSC a full and final accounting with regard to the Indemnity Fund and the Consent Fund.

4.7 RESIGNATION OF ESCROW AGENT.

     The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving written notice thereof to Heartland and TSC. Such resignation shall become effective following such written notice upon the earlier of the appointment by Heartland and TSC of a successor Escrow Agent that accepts the appointment and agrees to be bound by the provisions of this Agreement or the expiration of 60 days thereafter. Upon the effectiveness of such resignation, all duties of the Escrow Agent so resigning shall cease, other than the duty to account in accordance with Section 4.6. Heartland and TSC shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor Escrow Agent that has accepted the appointment and agreed to be bound by the provisions of this Agreement, or an agreement executed by Heartland and TSC directing the release or payment of the remaining Escrow Shares or amounts in the Indemnity Fund. In event of such termination, the Escrow Agent shall turn over and deliver to such successor Escrow Agent the Indemnity Fund, the Consent Fund, and any other sums and the records and instruments held by it under this Agreement and render the accounting required by Section 4.6.

                            ARTICLE 5. MISCELLANEOUS

5.1 NOTICES.

     All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized, overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed by a copy sent by courier or registered or certified mail) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

     To Heartland:

          John R. Bailey
          903 N. Bowser, Suite 104
          Richardson, TX 75081
          Telefax: 214/479-1023

     with a copy to:

          Victor B. Zanetti, Esq.
          Arter, Hadden, Johnson & Bromberg
          1717 Main Street, Suite 4100
          Dallas, TX 75201
          Telefax: 214/741-7139

     To TSC:

        c/o Nowalk & Associates
        Constitution Center
        880 Route 130 North
        Cranbury, New Jersey 08512
        Attn: Mr. Richard Nowalk
        Telefax: (609) 655-5271

     with a copy to:

        Young, Dimero & Sayovitz
        414 Eagle Rock Avenue
        West Orange, New Jersey 07052
        Attn: Bob Greenwood, Esq.
        Telefax: (201) 669-8149

     To the Escrow Agent:

        Harris Trust Company of New York

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery or by a nationally recognized overnight courier, on the date of such delivery, (b) in the case of mailing, on the date received, and (c) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication.

5.2 SUCCESSORS AND ASSIGNS.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

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5.3 GOVERNING LAW.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely in Delaware.

5.4 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:
                                               -------------------------

                                            Title:
                                                  ----------------------

                                            THREE SIXTY CORPORATION

                                            By:
                                               -------------------------

                                            Title:
                                                  ----------------------

                                            HARRIS TRUST COMPANY OF NEW YORK

                                            By:
                                               -------------------------

                                            Title:
                                                  ----------------------

S
                                                                      APPENDIX S

                              TSC LIQUIDATION PLAN

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                    PLAN OF LIQUIDATION OF THREE SIXTY CORP.

     WHEREAS, the Corporation is about to sell substantially all of its assets in exchange for the stock of Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), in an exchange governed by Sections 354 and 368(a)(1)(C) of the Internal Revenue Code, as amended (the "Code") pursuant to an Agreement among Heartland, Technivision, Inc. and Three Sixty Corp. ("Corporation") dated October 19, 1995 (the "Heartland Agreement") and

     WHEREAS, in accordance with such section of the Code, the Corporation must liquidate as soon as reasonably practical, therefore it is

     RESOLVED, that this Board of Directors hereby adopts the following plan of liquidation of the assets of the Corporation:

          1. The following plan of liquidation is adopted for the assembling and marshaling of the assets of the Corporation, the paying of all known debts and liabilities or the making of adequate provisions of the creditors and debtors of the Corporation, and the distribution of the remaining assets among the shareholders according to their respective rights and interests.

          2. The Heartland Agreement is hereby ratified and approved. The Corporation shall sell substantially all of its assets pursuant to the Heartland Agreement, subject to the assumption by Heartland of certain of its business liabilities.

          3. Ancillary to the Heartland Agreement, the Corporation shall enter into an agreement (the "TSC Exchange Agreement") among Heartland, the Corporation and Harris Trust Company of New York (the "Exchange Agent") for the purpose of effecting the delivery of the Heartland shares to be received by the Corporation pursuant to the Heartland Agreement. The Exchange Agent shall participate in the liquidation and distribution of the assets of the Corporation as described in Section 1.3 of the Heartland Agreement and under the TSC Exchange Agreement.

          4. All liabilities and obligations of the Corporation will be paid or discharged, or adequate provision will be made for any remaining liabilities and obligations of the Corporation including federal and state tax liabilities. Such payments shall be made from the Heartland shares delivered to the Exchange Agent or otherwise from the assets of the Corporation. In particular, obligations to Philips Credit Corp. and the SEC shall be satisfied immediately upon closing of the Heartland Agreement.

          5. The officers of the Corporation are authorized to sell (or to request the Exchange Agent or others to sell with respect to the Heartland shares) any or all corporate assets on the terms and conditions, and for the consideration, that the officers deem reasonable or expedient, and to execute any instruments necessary to transfer title to these assets.

          6. After the provision for, or the payment of, the known debts and liabilities of the Corporation, and the creation of any reserves deemed reasonable by the officers, the officers of the Corporation are authorized and directed to distribute the remaining assets of the Corporation to the shareholders of record of the Corporation on the date of closing of the Heartland Agreement (or such earlier date as the Board may hereafter determine) in the following manner:

             a. with respect to any cash held by the Corporation, by distributing to each shareholder of record an amount of cash equal to the proportion that the shares owned by the shareholder bears to the total issued and outstanding shares of the Corporation;

             b. with respect to assets consisting of shares of stock in any other corporation, by distributing to each shareholder of record the number of shares of any such stock that results from dividing the number of such shares by the number of shares of the Corporation issued and outstanding, the manner of distributing fractional shares to be left to the discretion of the Corporation's officers; such shares of stock to be distributed to include (but not be limited to) potentially, shares of stock of Heartland Communications, Inc., CableMaxx, Inc., Transworld Telecommunications, Inc., Dom's

        Tele Cable, Inc., and any subsidiary of the Corporation, including Clearview Cable, Inc. and Three Sixty Delaware, Inc.;

             c. with respect to any other assets, by distributing to each shareholder of record an undivided interest in each of the assets equal to the proportion that the shares of the Corporation owned by each shareholder bears to the total issued and outstanding shares of the Corporation; and

             d. at the time that the officers and directors determine that all liabilities of the Corporation have been paid or adequately provided for and there is no further need for a reserve fund, the balance in the reserve fund, if any, shall be distributed as provided above.

     To the extent that the direct distribution to the shareholders of the Corporation of any non-cash assets of the Corporation is impossible or impractical, the officers are hereby authorized to establish such liquidating trust or trusts as they deem necessary or desirable for the prompt effectuation of the plan of liquidation. The Board may, but need not, make one or more interim distributions, provided it is satisfied that any such distribution shall not interfere with the ability of the corporation to pay in full all actual or contingent claims of creditors.

          7. The distribution of the assets shall be made to the shareholders of the Corporation on the following conditions:

             a. that each shareholder properly endorse and surrender the certificate or certificates evidencing that shareholder's ownership of shares of the Corporation;

             b. that the distribution shall be in complete satisfaction of the rights of each shareholder of the Corporation upon distribution and liquidation of assets; and

             c. that this plan of liquidation and distribution be approved by the shareholders.

          8. The officers of the Corporation are authorized and directed to take appropriate measures to obtain the shareholders' approval of the plan of liquidation authorized in these resolutions, including soliciting approval at a shareholders meeting pursuant to a joint proxy statement-prospectus filed as part of a Registration Statement on Form S-4 by Heartland.

          9. The officers of the Corporation are authorized to do whatever acts and to take whatever steps that may be necessary or convenient to effect these resolutions, including, but not limited to, the execution of any instruments required to vest title to the assets of the Corporation in the shareholders (or in any liquidating trust).

          10. The Board is authorized:

             (a) to continue the employment of officers and other employees to the extent reasonably necessary to carry out the provisions of this plan and to retain counsel, accountants, and other experts to assist it in effecting the dissolution and liquidation of the corporation in an orderly, expeditious, and economical fashion;

             (b) to cause the corporation to establish reserves, to provide for the administration of the reserves, and to purchase insurance to provide for the payment of pending contested, contingent, known or unknown liabilities that might be asserted in the future; and

             (c) to cause the corporation to take the steps necessary to notify creditors to present their claims in writing and to bar such claims if not presented within the times prescribed by law.

          11. The Corporation shall not undertake any new business activities after the closing of the Heartland transaction, but it shall fulfill its existing contractual obligations.

          12. The Corporation shall be dissolved, as proposed by the Board and approved by the shareholders. The officers and directors shall take all steps necessary to effect the formal dissolution of the Corporation by filing a certificate of dissolution with the Secretary of State of New Jersey. The certificate shall be filed

S

     at whatever time the Board deems appropriate, taking into account the nature of the winding up business activities of the Corporation and relevant, legal, tax and regulatory requirements.

          13. The current members of the Board and the current officers shall remain the same, notwithstanding the dissolution of the corporation, subject to their removal or replacement as provided in the by-laws of the Corporation and by law.

          14. The only business activities of the Corporation following dissolution shall be those necessary or desirable for the purpose of winding up the affairs of the Corporation, as determined by the board in its business judgment.

          15. The officers and directors of the Corporation are authorized and directed to take any action necessary or proper to carry out, perform, implement, and consummate this plan of liquidation and distribution and to wind up corporate affairs as soon as feasible following the closing of the sale of substantially all of the assets of the Corporation to Heartland, in exchange for its stock pursuant to the Heartland Agreement.

          16. This plan may be amended from time to time by the Board of Directors. Any amendment, however, that would permit the Corporation to engage in new business activities or cause the Corporation to engage in its existing business activities for longer than one year from the date of adoption of this plan must be approved by the shareholders.

S

                                                             APPENDICES
                ----------------------------------------------------------------------------------------------------
[A]             Appendix A  -- Heartland Fairness Opinions
                ----------------------------------------------------------------------------------------------------
                ----------------------------------------------------------------------------------------------------
[B]             Appendix B  -- Information Concerning AWS
[C]             Appendix C  -- Amended and Restated AWS Merger Agreement
[D]             Appendix D  -- AWS Escrow Agreement
                ----------------------------------------------------------------------------------------------------
                ----------------------------------------------------------------------------------------------------
[E]             Appendix E  -- Information Concerning FTW Partnership
[F]             Appendix F  -- Amended and Restated FTW Asset Purchase Agreement
[G]             Appendix G  -- FTW Claim Release
[H]             Appendix H  -- FTW Claim Assignment
[I]             Appendix I  -- FTW Liquidation Plan
                ----------------------------------------------------------------------------------------------------
                ----------------------------------------------------------------------------------------------------
[J]             Appendix J  -- Information Concerning Minneapolis Partnership
[K]             Appendix K  -- Amended and Restated Minneapolis Asset Purchase Agreement
[L]             Appendix L  -- Minneapolis Claim Assignment
[M]             Appendix M  -- Minneapolis Liquidation Plan
                ----------------------------------------------------------------------------------------------------
                ----------------------------------------------------------------------------------------------------
[N]             Appendix N  -- Information Concerning CMAX
[O]             Appendix O  -- Amended and Restated CMAX Merger Agreement
                ----------------------------------------------------------------------------------------------------
                ----------------------------------------------------------------------------------------------------
[P]             Appendix P  -- Information Concerning TSC
[Q]             Appendix Q  -- Amended and Restated TSC Asset Purchase Agreement
[R]             Appendix R  -- TSC Escrow Agreement
[S]             Appendix S  -- TSC Liquidation Plan
                ----------------------------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                SUBJECT TO COMPLETION -- DATED JANUARY 26, 1996


                                PROXY STATEMENT

                                      FOR

 AMERICAN WIRELESS SYSTEMS, INC.             WIRELESS CABLE TV
      7426 E. STETSON DRIVE                    ASSOCIATES #38
            SUITE 220                   C/O MANSFIELD & TANICK, P.A.
    SCOTTSDALE, ARIZONA 85251            1560 INTERNATIONAL CENTRE
 SPECIAL MEETING OF STOCKHOLDERS           900 SECOND AVENUE SOUTH
 TO BE HELD ON FEBRUARY 22, 1996         MINNEAPOLIS, MINNESOTA 55402
                                      SPECIAL MEETING OF THE PARTNERS
                                        TO BE HELD ON FEBRUARY 22, 1996

                                   PROSPECTUS

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                     UP TO 3,600,000 SHARES OF COMMON STOCK
                             ---------------------
     This Proxy Statement/Prospectus and the accompanying appendices and other materials are being furnished in connection with (1) the solicitation of proxies by the Board of Directors of American Wireless Systems, Inc., a Delaware corporation ("AWS"), to be used at a Special Meeting of Stockholders of AWS to be held on February 22, 1996 (the "AWS Meeting"); (2) the solicitation of written consents by the Management Committee of Fort Worth Wireless Cable T.V. Associates, a California general partnership ("FTW Partnership"), for approval of certain transactions discussed herein ("FTW Consent Solicitation"); and (3) the solicitation of written consents by the Management Committee of Wireless Cable TV Associates #38, a California general partnership ("Minneapolis Partnership"), to be used at a Special Meeting of the Partners to be held on February 22, 1996 (the "Minneapolis Meeting"). The AWS Meeting, the FTW Consent Solicitation and the Minneapolis Meeting are collectively referred to herein as the "Meetings."

     The proxies or consents solicited hereby for the Meetings may be revoked, subject to the procedures described herein, at any time up to and including the date of the applicable Meetings.

     SEE "RISK FACTORS" BEGINNING ON PAGE 28 FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED IN ADDITION TO THE OTHER INFORMATION HEREIN, BEFORE VOTING UPON THE VARIOUS TRANSACTIONS TO BE CONSIDERED AT THE MEETINGS.

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE
  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
    OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All undefined capitalized terms shall have the meanings set forth in the Glossary on page 220 of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus and the accompanying appendices, Proxy Cards and Consent Cards are first being mailed to the stockholders of AWS and to the general partners of the FTW Partnership and the Minneapolis Partnership on or about January 26, 1996.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 26, 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..................................................................     2
SUMMARY................................................................................     3
  The Industry.........................................................................     3
  The Parties..........................................................................     3
  The Meeting..........................................................................     8
  The AWS Merger, FTW Transaction and Minneapolis Transaction..........................    11
  Certain Information Regarding Other Transactions.....................................    22
  The Combined Company.................................................................    23
RISK FACTORS...........................................................................    28
  Factors Relevant to All of the Parties...............................................    28
  Factors Specific to AWS Stockholders.................................................    38
  Factors Specific to FTW Partners.....................................................    40
  Factors Specific to Minneapolis Partners.............................................    42
INFORMATION CONCERNING HEARTLAND.......................................................    43
  The Business.........................................................................    43
  Recent Transactions..................................................................    53
  Dividends on and Market Prices of Heartland Common Stock.............................    55
  Calculation and Listing of Shares to be Issued in Connection with the Transactions...    56
  Management...........................................................................    59
  Security Ownership of Principal Stockholders and Management..........................    66
  Certain Transactions.................................................................    67
INFORMATION CONCERNING AWS.............................................................    70
  Business of AWS......................................................................    70
  Dividends on and Market Value of AWS Common Stock....................................    80
  Security Ownership of Certain Beneficial Owners and Management of AWS................    81
INFORMATION CONCERNING FTW PARTNERSHIP.................................................    82
  Business of FTW Partnership..........................................................    82
  Market for and Distributions on FTW Units............................................    82
  FTW Unit Ownership of Certain Persons and Management.................................    83
INFORMATION CONCERNING MINNEAPOLIS PARTNERSHIP.........................................    84
  Business of Minneapolis Partnership..................................................    84
  Market for and Distributions on Minneapolis Partnership Interests....................    85
  General Partnership Interests of Certain Persons and Management......................    85
CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS.......................................    85
THE COMBINED COMPANY...................................................................    87
  Business of the Combined Company After the Transactions..............................    87
  Management of the Combined Company...................................................    92
  Principal Holders....................................................................    92
  Planned Divestitures.................................................................    93
  Reasons for the Transactions.........................................................    96
PRO FORMA FINANCIAL INFORMATION RELATIVE TO THE TRANSACTIONS...........................    98
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND...............................   123
HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................   125
AWS -- SELECTED FINANCIAL INFORMATION..................................................   136
AWS -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..................................................   137
FTW PARTNERSHIP -- SELECTED FINANCIAL INFORMATION......................................   144
FTW PARTNERSHIP -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................................   145
MINNEAPOLIS PARTNERSHIP -- SELECTED FINANCIAL INFORMATION..............................   148
MINNEAPOLIS PARTNERSHIP -- MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................   149

THE AWS MEETING........................................................................   151
  Time, Place and Date of AWS Meeting..................................................   151
  Purpose of the AWS Meeting...........................................................   151
  Record Date; Voting Rights...........................................................   152
  Vote Required........................................................................   152
  Solicitation of Proxies and Expenses.................................................   152
  Proxies..............................................................................   152
  Other Matters to be Considered.......................................................   153
  Stockholder Proposals................................................................   153
THE FTW CONSENT SOLICITATION...........................................................   153
  The Written Consent Procedure........................................................   153
  Purpose of the Written Consents......................................................   153
  Voting Rights........................................................................   154
  Vote Required........................................................................   154
THE MINNEAPOLIS PARTNERSHIP MEETING....................................................   155
  Time, Place and Date of Minneapolis Partnership Meeting..............................   155
  Purpose of Minneapolis Partnership Meeting...........................................   155
  Voting Rights........................................................................   155
  Vote Required........................................................................   155
  Expenses.............................................................................   156
  Consents.............................................................................   156
  Other Matters to be Considered.......................................................   156
THE AWS MERGER.........................................................................   157
  Background of the AWS Merger.........................................................   157
  Recommendation of the AWS Board of Directors; Reasons for the AWS Merger.............   158
  Opinion of AWS Advisor...............................................................   158
  Terms of AWS Merger Agreement........................................................   159
  Stock Options; Warrants..............................................................   162
  Effective Time.......................................................................   162
  Exchange of Certificates.............................................................   162
  Representations and Warranties.......................................................   163
  Covenants and Obligations............................................................   164
  No Solicitation......................................................................   164
  Conditions...........................................................................   165
  Regulatory Approvals.................................................................   165
  Termination..........................................................................   165
  Resales; Affiliates..................................................................   166
  Accounting Treatment.................................................................   166
  Federal Income Tax Consequences......................................................   166
  Appraisal Rights.....................................................................   168
  Interested Parties...................................................................   171
  Voting Agreements....................................................................   171
  Certain Expenses.....................................................................   171
THE FTW TRANSACTION....................................................................   171
  Background of the FTW Transaction....................................................   171
  Recommendation of the FTW Committee; Reasons for the FTW Transaction.................   175
  Terms of FTW Agreement...............................................................   177
  Distribution of FTW Shares...........................................................   179
  Representations and Warranties.......................................................   179
  Covenants and Obligations............................................................   179
  No Solicitation......................................................................   180
  Conditions...........................................................................   180
  Regulatory Approvals.................................................................   181
  Termination..........................................................................   181
  Indemnification......................................................................   181
  Description of FTW Claims............................................................   182
  Accounting Treatment.................................................................   182

  Certain Federal Income Tax Consequences..............................................   182
  Absence of Dissenters and Appraisal Rights...........................................   183
  Interested Parties...................................................................   183
  Certain Expenses.....................................................................   183
THE MINNEAPOLIS TRANSACTION............................................................   184
  Background of the Minneapolis Transaction............................................   184
  Recommendation of the Minneapolis Committee; Reasons for the Minneapolis
     Transaction.......................................................................   185
  Terms of Minneapolis Agreement.......................................................   186
  Distribution of Minneapolis Shares...................................................   188
  Representations and Warranties.......................................................   188
  Covenants and Obligations............................................................   189
  No Solicitation......................................................................   189
  Conditions...........................................................................   189
  Regulatory Approvals.................................................................   190
  Termination..........................................................................   190
  Indemnification......................................................................   190
  Description of Minneapolis Claims....................................................   191
  Accounting Treatment.................................................................   191
  Certain Federal Income Tax Consequences..............................................   192
  Absence of Dissenters and Appraisal Rights...........................................   192
  Interested Parties...................................................................   192
  Certain Expenses.....................................................................   192
WIRELESS CABLE INDUSTRY................................................................   193
  Cable Industry Overview..............................................................   193
  Wireless Cable Technology............................................................   193
  Traditional Hard-Wire Cable Technology...............................................   194
  Regulatory Environment...............................................................   194
  Availability of Programming..........................................................   197
  Pay Television Industry Trends.......................................................   198
  Competition..........................................................................   199
COMPARISON OF RIGHTS OF SECURITY HOLDERS OF HEARTLAND AND AWS..........................   201
COMPARISON OF RIGHTS OF EQUITY HOLDERS OF HEARTLAND AND FTW PARTNERSHIP................   207
COMPARISON OF RIGHTS OF EQUITY HOLDERS OF HEARTLAND AND MINNEAPOLIS PARTNERSHIP........   213
EXPERTS................................................................................   219
LEGAL MATTERS..........................................................................   219
GLOSSARY...............................................................................   220
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA FINANCIAL
  INFORMATION..........................................................................   F-1

                                   APPENDICES

--------------------------------------------------------------------------------
  Appendix A  -- Amended and Restated AWS Merger Agreement
  Appendix B  -- AWS Escrow Agreement
  Appendix C  -- AWS Fairness Opinion
  Appendix D  -- Notice of Appraisal Rights Applicable to AWS Stockholders
--------------------------------------------------------------------------------
  Appendix E  -- Amended and Restated FTW Asset Purchase Agreement
  Appendix F  -- FTW Claim Release
  Appendix G  -- FTW Claim Assignment
  Appendix H  -- FTW Liquidation Plan
  Appendix I  -- FTW Disclosure Statement
--------------------------------------------------------------------------------
  Appendix J  -- Amended and Restated Minneapolis Asset Purchase Agreement
  Appendix K  -- Minneapolis Claim Assignment
  Appendix L  -- Minneapolis Liquidation Plan
--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR CONSENTS OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HEARTLAND, AWS, FTW PARTNERSHIP, MINNEAPOLIS PARTNERSHIP, OR ANY OTHER PERSON OR ENTITY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY OR CONSENT, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HEARTLAND, AWS, FTW PARTNERSHIP OR MINNEAPOLIS PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Heartland and AWS are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). The reports, proxy statements and other information filed by Heartland and AWS with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. The common stock of Heartland is listed on the Nasdaq Stock Market's National Market ("Nasdaq-NMS") and the common stock of AWS is listed on the Nasdaq Stock Market's OTC Bulletin Board. Reports, proxy statements and other information concerning Heartland and AWS can also be inspected at the offices of The National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Heartland has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the transactions described herein and certain other transactions to be consummated contemporaneously with the transactions described herein (the "Other Transactions"). The Registration Statement contains one proxy statement and three proxy statement/prospectuses. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. In particular, certain information relating to the Other Transactions is omitted from this Proxy Statement/Prospectus. Copies of the Registration Statement containing such omitted information are available from the Commission upon payment of certain fees prescribed by the Commission or without charge from Heartland as described below. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an appendix and/or exhibit to the Registration Statement or such other document and each such statement is qualified in all respects by such reference.

     TO OBTAIN, WITHOUT CHARGE, COPIES OF THE OTHER PROXY STATEMENT/PROSPECTUSES CONSTITUTING PART OF THE REGISTRATION STATEMENT, PLEASE CONTACT HEARTLAND AT 903
N. BOWSER, SUITE 140, RICHARDSON, TEXAS 75081, TELEPHONE NUMBER (214) 479-9244.

     The term "Heartland" when used herein shall mean Heartland Wireless Communications, Inc. and its subsidiaries and affiliates through which it conducts business, unless the context indicates otherwise. The term "AWS" when used herein shall mean American Wireless Systems, Inc. and its one subsidiary through which it conducts business, unless the context indicates otherwise.

                                    SUMMARY

     The following is a summary of information contained elsewhere in this Proxy Statement/Prospectus. This Summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus, the Appendices hereto and the material incorporated by reference, all of which should be carefully reviewed. The information contained herein with respect to Heartland, AWS, FTW Partnership and Minneapolis Partnership has been supplied by each such respective entity. Additionally, the information contained herein with respect to the AWS Merger, the FTW Transaction and the Minneapolis Transaction is qualified by reference to the AWS Merger Agreement, the FTW Agreement and the Minneapolis Agreement, attached hereto as Appendix A, E and J, respectively, and incorporated herein by reference. Unless otherwise indicated, year-end financial and other information referencing a particular year with respect to Heartland, AWS, FTW Partnership or Minneapolis Partnership is as of or for the fiscal year ended December 31. Cross-references in this Summary refer to indicated captions or portions of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus is one of four proxy statements or prospectuses that are contained in the Registration Statement of which this Proxy Statement/Prospectus constitutes a part. Each proxy statement/prospectus, including this Proxy Statement/Prospectus, describes one or more of five separate but related transactions pursuant to which Heartland proposes to (i) cause a wholly owned subsidiary to merge with and into AWS, (ii) cause a wholly owned subsidiary to merge with and into CMAX, (iii) acquire FTW Partnership's 79.99% joint venture interest in and to the joint venture that owns and operates the wireless cable television system in Fort Worth, Texas, (iv) acquire the Minneapolis Partnership's 75% membership interest in and to American Wireless System of Minneapolis, L.L.C., a limited liability company that owns and operates the wireless cable television system in Minneapolis, Minnesota, and (v) acquire substantially all of the assets formerly held by Technivision (collectively the "Transactions"). To obtain, without charge, copies of any other proxy statement or prospectus contained therein, see "Additional Information." For a summary discussion of the transactions that are not the subject of this Proxy Statement/Prospectus ("Other Transactions"), see "Certain Information Regarding Other Transactions."

EACH OF THE AWS MERGER, THE FTW TRANSACTION AND THE MINNEAPOLIS TRANSACTION (AS
      HEREINAFTER DEFINED) INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS."

                                  THE INDUSTRY

     Wireless cable is an alternative to traditional hard-wire cable television systems that offers various types of programming including local off-air VHF/UHF channels (such as ABC, CBS, NBC and Fox) and premium channels (such as HBO, Showtime, Disney, MTV, etc.). Like traditional hard-wire cable, wireless cable operates from a head-end consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. Generally, this requires that subscribers be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises). See "Wireless Cable Industry."

                                  THE PARTIES

HEARTLAND WIRELESS COMMUNICATIONS, INC.

     General. Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), develops, owns and operates wireless cable television systems primarily in small to mid-size markets located in the central United States. As of November 30, 1995, Heartland had wireless cable channel rights in 79 existing markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland estimates are serviceable by LOS transmissions. Heartland currently operates wireless cable television systems in 32 markets, representing approximately 3.4 million households, approximately 2.9 million of which

Heartland estimates are serviceable by LOS transmissions. On November 30, 1995, Heartland's existing wireless cable television systems provided service to approximately 80,600 subscribers.

     Certain of the wireless cable assets presently held by or sought to be acquired by Heartland pursuant to the Transactions are not included in the discussion of Heartland's business because such assets are not part of Heartland's current long-term business plan (the excluded assets being collectively referred to as the "Heartland Disposition Assets"). Heartland is currently pursuing opportunities to dispose of the Heartland Disposition Assets and expects to sell, contribute or exchange such assets in one or more transactions. See "Summary -- The Combined Company -- Planned Divestitures". Although no assurance can be given that any or all of the Heartland Disposition Assets will be disposed of on terms acceptable to Heartland or when such transactions might be consummated, if such dispositions are consummated, Heartland will have acquired pursuant to the Transactions wireless cable channel rights in nine markets representing an aggregate of approximately 1.3 million households, approximately 1.0 million of which can be served by LOS transmissions, and four operating systems serving an aggregate of approximately 37,940 subscribers as of November 30, 1995. Assuming the Transactions are consummated and the Heartland Disposition Assets are sold, contributed or exchanged, Heartland would hold wireless cable channel rights in 79 markets (33 operating markets serving approximately 117,000 subscribers) representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates are serviceable by LOS transmission. See "The Combined Company -- Business of the Combined Company After the Transactions."

     Heartland estimates that, within the 79 wireless cable markets following the consummation of the Transactions and the proposed divestitures, approximately 2.4 million LOS households, or approximately 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     The executive offices of Heartland are located at 903 N. Bowser, Suite 140, Richardson, Texas 75081, and its telephone number is (214) 479-9244. See "Information Concerning Heartland."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Heartland. The data was derived from the more detailed information and the consolidated financial statements of Heartland appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with "Selected Consolidated Financial Information of Heartland," "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                     ---------------------------------------    ---------------------------
                                                        1992          1993          1994           1994            1995
                                                     ----------    ----------    -----------    -----------    ------------
Statement of Operations Data:
  Total revenues...................................  $  205,382    $  868,765    $ 2,229,494    $ 1,289,526    $  9,292,837
  Total operating expenses.........................     218,888     1,105,982      6,043,476      3,016,138      14,309,893
  Operating loss...................................     (13,506)     (237,217)    (3,813,982)    (1,726,612)     (5,017,056)
  Interest income (expense), net...................        (207)      (73,306)      (210,113)        60,519      (6,864,367)
  Income tax benefit...............................          --            --      1,594,963        649,510       1,307,137
  Net loss.........................................     (50,822)     (406,101)    (3,043,321)    (1,213,894)    (11,178,095)
  Net loss per common share........................  $     (.01)   $     (.05)   $      (.30)   $      (.13)   $       (.96)
Weighted average shares outstanding................   8,000,000     8,000,000     10,041,000      9,693,000      11,624,000
Operating and Other Financial Data:
  EBITDA(1)........................................  $   21,413    $  (98,657)   $(2,716,314)   $(1,307,652)   $ (1,050,936)
  Capital expenditures(2)..........................   1,401,737     5,141,021     44,500,351     18,126,653      44,016,522
Number of systems in operation (at end of
  period)..........................................           1             5             13              8              30
Estimated LOS households in systems in operation
  (at end of period)...............................      24,319       371,652      1,108,230        843,904       2,723,365
Subscribers (at end of period).....................       1,076         2,731         19,838          8,040          64,357

                                                                          DECEMBER 31,
                                                                    -------------------------                 SEPTEMBER 30,
                                                                       1993          1994                         1995
                                                                    ----------    -----------                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted
    investments.....................................                $  815,305    $11,985,953                 $ 37,155,064
  Restricted investments............................                        --             --                   24,747,214
  Total assets......................................                 8,665,066     77,921,528                  200,150,474
  Long-term debt, including current portion.........                 1,592,529     40,505,852                  140,045,039
  Total stockholders' equity........................                 4,492,568     30,080,885                   48,293,817

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures of leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay, Oklahoma system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment and $2,465,265 for leased licenses and $11,649,908 for the investment in RuralVision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of system and equipment, $1,592,024 for expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

AMERICAN WIRELESS SYSTEMS, INC.

     General. American Wireless Systems, Inc., a Delaware corporation ("AWS"), currently owns a minority interest in and manages the operations of wireless cable systems in Minneapolis, Minnesota and Fort Worth, Texas and owns the rights to certain wireless cable rights in Dallas, Texas, Los Angeles, California and Memphis, Tennessee. The Minneapolis and Fort Worth markets combined have approximately 1,500,000 households, of which AWS estimates approximately 1,325,000 are serviceable by LOS transmissions.

     AWS owns a 25% membership interest in American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company ("Minneapolis LLC"), that owns and operates the Minneapolis system, which system was launched in March 1993. The Minneapolis system provides 29 channels of service, including eight local television stations, to approximately 2,740 subscribers as of November 30, 1995. AWS owns an interest in and manages the operations of the Minneapolis system pursuant to joint venture and management agreements with Minneapolis LLC and its joint venture partner, Wireless Cable TV Associates #38 ("Minneapolis Partnership"), the owner of the 75% membership interest in the Minneapolis LLC. In connection with these agreements, AWS has loaned to Minneapolis Partnership $2,000,000, the proceeds of which have been contributed to the Minneapolis LLC and used to fund operating expenses and the costs of subscriber growth.

     AWS owns a 20.01% beneficial interest in a joint venture that owns and operates the Fort Worth system (the "FTW Venture"), which system was launched in November 1992. The Fort Worth system provides 27 channels of service, including 13 local television stations, to approximately 1,550 subscribers as of November 30, 1995. AWS also has acquired the rights to eight additional wireless cable channels that AWS anticipates will be added to the Fort Worth system.

     AWS directly owns the rights to 16 wireless cable channels in Dallas, nine wireless cable channels in Los Angeles and 22 wireless cable channels in Memphis. In Dallas, AWS is negotiating to acquire additional wireless cable channel rights. On November 7, 1995, AWS entered into a contract with TruVision Cable, Inc. ("TruVision") to sell all of AWS's assets in Memphis for $3,900,000 in cash. Pursuant to the AWS Merger Agreement, at least $750,000 of the proceeds of such transaction will be held in a deposit account for the benefit of Heartland pending the consummation of the AWS Merger and the remaining proceeds will be used to offset the permitted liabilities of AWS. AWS anticipates that this transaction will close by February 29, 1996.

     The executive offices of AWS are located at 7426 East Stetson Drive, Suite 220, Scottsdale, Arizona 85251, and its telephone number is (602) 994-4301. See "Information Concerning AWS."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for AWS. The data was derived from the more detailed information and the financial statements of AWS appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with "AWS -- Selected Financial Information,"
"-- AWS -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of AWS contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                        TEN MONTHS                                       NINE MONTHS ENDED
                                          ENDED         YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                       DECEMBER 31,    --------------------------    --------------------------
                                           1992           1993           1994           1994           1995
                                       ------------    -----------    -----------    -----------    -----------
Statement of Operations Data:
  Total revenues(1)..................  $        --     $        --    $    83,333    $    58,333    $    75,000
  Total operating expenses...........    3,358,526       2,758,934      4,158,462      2,770,860      1,599,231
  Operating loss.....................   (3,358,526 )    (2,758,934)    (4,075,129)    (2,712,527)    (1,524,231)
  Interest expense, net..............           --        (775,525)      (976,867)      (978,695)      (126,119)
  Net loss...........................   (3,443,736 )    (3,650,160)    (5,726,780)    (4,377,096)      (984,570)
Net loss per common share............  $     (1.33 )   $     (1.16)   $     (1.26)   $     (1.06)   $      (.17)
Weighted average shares
  outstanding........................    2,595,689       3,159,397      4,540,362      4,135,431      5,709,187
Other Financial Data:
  EBITDA(2)..........................  $(3,324,205 )   $(2,316,001)   $(3,438,080)   $(2,098,810)   $(1,458,152)
  Capital expenditures(3)............  $   910,355     $   832,326    $ 4,107,603    $ 3,788,011    $   702,125

                                                                         DECEMBER 31,
                                                                   ------------------------    SEPTEMBER 30,
                                                                      1993          1994           1995
                                                                   ----------    ----------    -------------
Balance Sheet Data:
  Cash and cash equivalents......................................  $3,244,275    $  376,621     $ 1,182,653
  Total assets...................................................   9,301,293     6,949,900       7,554,298
  Long-term debt, including current portion......................   7,707,000            --       1,899,442
  Total stockholders' equity.....................................     903,575     5,767,859       4,783,289

---------------

(1) Since inception AWS' only revenue source has been from management fees. The first such fees were received in March 1994. Because AWS owns a minority interest in each of the systems it currently operates, AWS does not recognize revenues from operations from these systems.

(2) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(3) For the year ended December 31, 1992 capital expenditures were comprised of $160,960 for purchases of property and equipment and $749,395 for expenditures for investment in wireless systems; for the year ended December 31, 1993 capital expenditures were comprised of $77,055 for purchases of property and equipment and $755,271 for expenditures for investment in wireless systems; for the year ended December 31, 1994 capital expenditures were comprised of $287,291 for purchases of property and equipment and $3,820,312 for expenditures for investment in wireless systems; for the nine months ended September 30, 1994 capital expenditures were comprised of $241,677 for purchase of property and equipment and $3,546,334 of expenditures for investment in wireless systems; and for the nine months ended September 30, 1995 capital expenditures were comprised of $40,035 for purchase of property and equipment and $662,090 of expenditures for investment in wireless systems.

HEARTLAND MERGER SUB, INC.

     Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("AWS Merger Sub"), was formed by Heartland for the purpose of effecting the transaction described herein with AWS. AWS Merger Sub does not maintain executive offices. AWS Merger Sub's mailing address is c/o Heartland Wireless Communications, Inc., 903 N. Bowser, Suite 140, Richardson, Texas 75081 and the telephone number is (214) 479-9244.

FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

     General. Fort Worth Wireless Cable T.V. Associates, a California general partnership ("FTW Partnership"), owns as its principal asset a 79.99% interest (the "FTW Interest") in the FTW Venture, the owner and operator of the Fort Worth system. AWS owns the remaining 20.01% beneficial interest in FTW Venture.

     FTW Partnership does not maintain executive offices. FTW Partnership matters may be directed to its legal counsel in care of Robert E. Morrison, Esq. at Brown McCarroll & Oaks Hartline, 300 Crescent Court, Suite 1400, Dallas, Texas 75201 and the telephone number is (214) 999-6100. See "Information Concerning FTW Partnership" and the FTW Disclosure Statement attached as Appendix I.

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for FTW Partnership. The data was derived from the more detailed information and the consolidated financial statements of FTW Partnership appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with "FTW Partnership -- Selected Financial Information," "-- FTW
Partnership -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of FTW Partnership contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                                                                                      NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                       ----------------------------------------    ------------------------
                                                          1992          1993           1994           1994          1995
                                                       ----------    -----------    -----------    ----------    ----------
Statement of Operations Data:
  Net revenues.......................................  $  144,381    $   791,877    $   667,260    $  505,259    $  451,581
  Total operating expenses...........................     888,577      1,862,604      2,050,023     1,574,601     1,481,663
  Operating loss.....................................    (744,196)    (1,070,727)    (1,382,763)   (1,069,342)   (1,030,082)
  Net loss...........................................    (667,750)    (1,013,038)    (1,320,482)   (1,021,368)     (986,034)
Other Financial Data:
  EBITDA(1)..........................................  $ (493,981)   $  (316,611)   $  (596,191)   $ (460,618)   $ (448,631)
  Capital expenditures(2)............................  $1,933,269    $   738,967    $    86,365    $   62,761    $   22,984

                                                                                  DECEMBER 31,
                                                                            -------------------------     SEPTEMBER 30,
                                                                               1993           1994            1995
                                                                            ----------     ----------     -------------
Balance Sheet Data:
  Cash and cash equivalents...............................................  $   94,898     $   21,836      $    25,014
  Total assets............................................................   4,667,216      3,860,932        3,266,499
  Long-term debt, including current portion...............................          --             --               --
  Total partners' equity..................................................   4,265,962      2,945,480        1,959,446

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should to be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the year ended December 31, 1992 were comprised of $1,498,371 for purchase of systems and equipment and $434,898 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of 738,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $73,865 for purchase of systems and equipment and $12,500 for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $62,761 for purchase of systems and equipment and $-0- of expenditures for leased licenses; for the nine months ended September 30, 1995 were comprised of $22,984 for purchase of systems and equipment and $-0- of expenditures for leased licenses.

WIRELESS CABLE TV ASSOCIATES #38

     General. Wireless Cable TV Associates #38, a California general partnership ("Minneapolis Partnership"), owns as its principal asset a 75% membership interest (the "Minneapolis Interest") in Minneapolis LLC, the owner and operator of the Minneapolis system. AWS owns the remaining 25% membership interest in Minneapolis LLC.

     Minneapolis Partnership does not maintain executive offices. Minneapolis Partnership matters may be directed to its legal counsel in care of Earl H. Cohen, Esq. at Mansfield & Tanick, 1560 International Center, 900 Second Avenue South, Minneapolis, Minnesota, 55402 and the telephone number is (612) 339-4295. See "Information Concerning Minneapolis Partnership."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Minneapolis Partnership. The data was derived from the more detailed information and the consolidated financial statements of Minneapolis Partnership appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with "Minneapolis Partnership -- Selected Financial Information," " -- Minneapolis Partnership -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Minneapolis Partnership contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                                  PERIOD FROM
                                                  FEBRUARY 28,
                                                      1992
                                                  (INCEPTION)                                        NINE MONTHS ENDED
                                                       TO          YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                  DECEMBER 31,    --------------------------    ---------------------------
                                                      1992           1993           1994           1994           1995
                                                  ------------    -----------    -----------    ----------    -------------
Statement of Operations Data:
  Total revenues................................   $    23,694    $   272,152    $   535,046    $  329,757     $    740,595
  Total operating expenses......................        94,894      1,944,348      2,628,422     1,821,390        2,264,471
  Operating loss................................       (71,200)    (1,672,196)    (2,093,376)   (1,491,633)      (1,523,876)
  Net loss......................................       (62,436)    (1,544,979)    (1,955,221)   (1,389,145)      (1,433,248)
Other Financial Data:
  EBITDA(1).....................................   $   (65,042)   $  (933,336)   $(1,115,905)   $ (772,588)    $   (724,722)
  Capital expenditures(2).......................   $ 5,983,256    $ 1,214,519    $   520,967    $  334,408     $    203,093

                                                                                   DECEMBER 31,
                                                                             -------------------------    SEPTEMBER 30,
                                                                                1993           1994           1995
                                                                             ----------     ----------    -------------
Balance Sheet Data:
  Cash and cash equivalents................................................  $  167,897     $  620,058     $    177,941
  Total assets.............................................................   7,391,740      7,425,224        6,484,576
  Long-term debt, including current portion................................      26,287      2,016,692        2,578,562
  Total partners' equity...................................................   6,772,243      4,817,022        3,383,774

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the ten months ended December 31, 1992 were comprised of $428,269 for purchase of systems and equipment and $5,554,987 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of $35,938 for purchase of systems and equipment and $1,178,581 for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $520,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $334,408 for purchase of systems and equipment and $-0- of expenditures for leased licenses; for the nine months ended September 30, 1995 were comprised of $203,093 for purchase of systems and equipment and $-0-of expenditures for leased licenses.

                                  THE MEETINGS

AWS MEETING

     Time, Place and Date. A Special Meeting of Stockholders of AWS (the "AWS Meeting") is scheduled to be held on February 22, 1996 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, 75240 (214) 934-9494, commencing at 10:00 a.m. local time.

     Record Date; Shares Entitled to Vote. Holders of record of AWS common stock, par value $.01 per share ("AWS Common Stock"), at the close of business on January 17, 1996 (the "AWS Record Date") will be entitled to notice of, and to vote at, the AWS Meeting. At the close of business on the AWS Record Date,

5,709,187 shares of AWS Common Stock were issued and outstanding. Each outstanding share of AWS Common Stock is entitled to one vote with respect to each matter to be voted on at the AWS Meeting.

     Purpose. At the AWS Meeting, AWS' stockholders will consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of September 11, 1995 (the "AWS Merger Agreement"), by and among AWS, Heartland and AWS Merger Sub, pursuant to which AWS Merger Sub will be merged with and into AWS (the "AWS Merger") and AWS will become a wholly owned subsidiary of Heartland.

     Vote Required. The affirmative vote of a majority of the outstanding shares of AWS Common Stock is required to adopt and approve the AWS Merger Agreement and the AWS Merger. Because the affirmative vote of a majority of the outstanding shares of AWS Common Stock is required, abstentions and broker non-votes will have the effect of negative votes. The percentage of outstanding shares of AWS Common Stock entitled to vote with regard to the AWS Merger Agreement held by AWS directors, executive officers and their affiliates, assuming the exercise in full of options to purchase AWS Common Stock held by such persons as of December 31, 1995, is 9.81%, or 568,761 shares of AWS Common Stock, 436,106 of which currently are subject to the voting trust described below. Certain record and beneficial holders of approximately 37% of the outstanding shares of AWS Common Stock have placed such shares in a voting trust pursuant to which, among other things, such shares will be voted in favor of adopting and approving the AWS Merger Agreement and the AWS Merger. Pursuant to applicable Delaware law, the stockholders of AWS who object to the AWS Merger and vote against or abstain from voting in favor thereof may be afforded certain appraisal rights including the right to receive cash for their shares of AWS Common Stock. Any stockholder who wishes to exercise appraisal rights, or preserve his or her right to do so, should carefully review the discussion set forth in "The AWS Merger -- Appraisal Rights" and a copy of Section 262 of the Delaware General Corporation Law, which is attached to this Proxy Statement/Prospectus as Appendix D.

FTW CONSENT SOLICITATION

     Written Consents; Partners Entitled to Vote. No meeting of the general partners of FTW Partnership (the "FTW Partners") to vote on the FTW Transaction (as hereafter defined) is currently scheduled. Instead, the Management Committee of FTW Partnership ("FTW Committee") is soliciting approval of the FTW Transaction from the FTW Partners by written consent. Each copy of this Proxy Statement/Prospectus mailed to the FTW Partners (along with the separate FTW Disclosure Statement) is accompanied by a written consent form ("Written Consent") which is being furnished for use by the FTW Partners in voting for or against approval of the FTW Transaction. Under the Agreement of General Partnership of FTW Partnership ("FTW Partnership Agreement"), each unit of ownership in FTW Partnership ("FTW Unit") is entitled to one vote on the FTW Transaction for which consents are being solicited. The Written Consent is the form by which this vote will be exercised by a FTW Partner for FTW Units owned by such FTW Partner. Each FTW Partner owning a FTW Unit in accordance with the provisions of the FTW Partnership Agreement will be entitled to vote on the FTW Transaction through execution of a Written Consent.

     Purpose. Through the Written Consents, the FTW Partners will consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement, dated as of October 4, 1995 (the "FTW Agreement"), by and between FTW Partnership and Heartland, pursuant to which (i) FTW Partnership will sell to Heartland the FTW Interest; (ii) Heartland will issue to FTW Partnership that number of newly issued publicly tradeable shares (the "FTW Shares") of Heartland common stock, par value $.001 per share ("Heartland Common Stock") having an aggregate exchange value of $13.3 million; (iii) Heartland will assume up to $570,000 of certain types of liabilities (including disputed liabilities) of FTW Partnership to AWS; and (iv) FTW Partnership and the FTW Partners approving the FTW Agreement will assign ("FTW Claim Assignment") to Heartland or release (the "FTW Claim Release") certain claims (the "FTW Claims") against AWS, its predecessors and certain related parties. As part of the approval of the FTW Agreement, the FTW Partners will be asked to approve the liquidation and dissolution of the FTW Partnership (the "FTW Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix H to this Proxy Statement/Prospectus (the "FTW Liquidation Plan"), pursuant to which the FTW Shares will be distributed. The transactions contemplated by the FTW

Agreement, the FTW Claim Release or FTW Claim Assignment, as applicable, the FTW Liquidation Plan, and the consummation thereof, are collectively referred to herein as the "FTW Transaction."

     Vote Required. Pursuant to the terms of the FTW Agreement, the affirmative vote of the FTW Partners representing two-thirds ( 2/3) of the outstanding FTW Units is necessary to approve the FTW Agreement and the FTW Transaction. The percentage of currently outstanding FTW Units entitled to be voted by FTW Committee members and their affiliates is 1.58% or 23 FTW Units. On an individual basis, each member of the FTW Committee owns less than one percent (1%) of the outstanding FTW Units. Because the affirmative vote and consent of FTW Partners holding two-thirds ( 2/3) of the FTW Units is required to approve the FTW Agreement, abstentions or other non-votes will have the effect of negative votes.

     THE FTW PARTNERS ARE BEING ASKED TO APPROVE AND ADOPT THE FTW AGREEMENT, FTW RELEASE (OR FTW CLAIM ASSIGNMENT, AS APPLICABLE), FTW LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE FTW PARTNERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE FTW AGREEMENT, FTW CLAIM RELEASE (OR FTW CLAIM ASSIGNMENT, AS APPLICABLE), FTW LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

MINNEAPOLIS PARTNERSHIP MEETING

     Time, Place and Date. A Special Meeting of the general partners of Minneapolis Partnership (the "Minneapolis Partnership Meeting") is scheduled to be held on February 22, 1996 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, 75240 (214) 934-9494 commencing at 10:00 a.m. local time.

     At December 31, 1995 there were 2,079 general partnership units ("Minneapolis Units") of Minneapolis Partnership, held by 742 general partners of Minneapolis Partnership (the "Minneapolis Partners") entitled to vote at the Minneapolis Partnership Meeting. In accordance with the applicable provisions of the partnership agreement for Minneapolis Partnership (the "Minneapolis Partnership Agreement), each unit of ownership in Minneapolis Partnership ("Minneapolis Unit") is entitled to one vote with respect to each matter to be voted on at the Minneapolis Partnership Meeting.

     Purpose. At the Minneapolis Partnership Meeting, the Minneapolis Partners will consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement, dated as of October 4, 1995 (the "Minneapolis Agreement"), pursuant to which (i) Minneapolis Partnership will sell to Heartland substantially all of its assets, consisting of a 75% membership interest in the Minneapolis LLC, (ii) Heartland will issue to Minneapolis Partnership that number of newly issued publicly tradeable shares (the "Minneapolis Shares") of Heartland Common Stock having an aggregate exchange value equal to the sum of
(A) $18 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") as of the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently estimated to be 1,000 Additional Subscribers as of the relevant date and not anticipated to exceed 2,000 Additional Subscribers), (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to AWS, and (iv) Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Agreement will assign to Heartland certain claims (the "Minneapolis Claims") against AWS, its predecessors and their respective affiliates (the "Minneapolis Claim Assignment"). As a part of the approval of the Minneapolis Agreement, the Minneapolis Partners will be asked to approve the liquidation and dissolution of the Minneapolis Partnership (the "Minneapolis Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix L to this Proxy Statement/Prospectus (the "Minneapolis Liquidation Plan"), pursuant to which the Minneapolis Shares will be distributed. The transactions contemplated by the Minneapolis Agreement, the Minneapolis Claim Assignment, the Minneapolis Liquidation Plan, and the consummation thereof, are collectively referred to herein as the "Minneapolis Transaction." In addition, at the Minneapolis Partnership Meeting, Minneapolis Partners may consider and vote upon such other matters as may properly come before the Minneapolis Partnership Meeting or any adjournment or postponement thereof.

     Vote Required. Pursuant to the terms of the Minneapolis Agreement, the affirmative vote of Minneapolis Partners representing two-thirds ( 2/3) of the Minneapolis Units is necessary to approve the Minneapolis Agreement and the Minneapolis Transaction. AWS owns less than 1% of the Minneapolis Units. The percentage of currently outstanding Minneapolis Units entitled to be voted by Minneapolis Committee members and their affiliates is 1.34% or 27.8 Minneapolis Units. On an individual basis, each member of the Minneapolis Committee owns less than one percent (1%) of the outstanding Minneapolis Units. Because the affirmative vote or consent of partners holding two-thirds ( 2/3) of the Minneapolis Units is required to approve the Minneapolis Agreement, abstentions or other non-votes will have the effect of negative votes. Applicable California partnership law does not provide for any dissenters or appraisal rights to the Minneapolis Partners abstaining from voting or voting against the Minneapolis Transaction.

     AT THE MINNEAPOLIS PARTNERSHIP MEETING, THE MINNEAPOLIS PARTNERS WILL BE ASKED TO APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT, MINNEAPOLIS LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE MINNEAPOLIS PARTNERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, MINNEAPOLIS CLAIM ASSIGNMENT, MINNEAPOLIS LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

          THE AWS MERGER, FTW TRANSACTION AND MINNEAPOLIS TRANSACTION

MERGER OF HEARTLAND AFFILIATE WITH AND INTO AWS

     AWS Merger; Consideration. Upon the consummation of the AWS Merger, AWS Merger Sub will be merged with and into AWS, and AWS will be the surviving corporation. Under the AWS Merger Agreement, all of the shares of AWS Common Stock outstanding immediately prior to the effective time of the AWS Merger (the "AWS Effective Time") will be converted into the right to receive a proportionate number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of approximately $34 million (subject to certain reductions and the escrow requirements discussed below), resulting in each such share of AWS Common Stock, subject to certain adjustments, being converted into the right to receive shares of Heartland Common Stock having an exchange value of approximately $5.90 per share of AWS Common Stock, of which shares having an exchange value of approximately $0.56 per share of AWS Common Stock will be held in the escrow described below. The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided however that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable. As a result, a maximum of 1,700,000 shares of Heartland Common Stock are issuable in connection with the AWS Merger. See "The AWS Merger -- Terms of the AWS Merger Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, AWS STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE AWS STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

     At the closing of the AWS Merger, shares of Heartland Common Stock to be delivered to the AWS stockholders having an aggregate exchange value of up to $3.25 million will be held in escrow pursuant to the terms of an escrow agreement ("AWS Escrow Agreement") for a period of approximately one year. A form of the AWS Escrow Agreement is attached as Appendix B to this Proxy Statement/Prospectus. Pursuant to the terms of the AWS Escrow Agreement, Heartland will have the right to submit claims to the Exchange Agent (defined below) and, following a claims procedure, seek to recover the escrowed shares or proceeds thereof for any claims for which indemnity is proper pursuant to the terms of the AWS Merger Agreement. The AWS Escrow Agreement includes provisions pursuant to which certain claims are fully indemnified by AWS from the escrow fund (including all liabilities in excess of $3.15 million, subject to adjustment) and other claims are shared equally by the escrow fund and Heartland. Pursuant to the terms of the AWS Escrow Agreement, if certain litigation pending against AWS is dismissed prior to the consummation of the AWS Merger, the exchange value of the shares of Heartland Common Stock to be held in escrow will be reduced from $3.25 million to $2.75 million and the exchange value of the shares of Heartland Common Stock initially to be distributed to the AWS stockholders will be increased from $30.75 million to $31.25 million. See "The AWS Merger -- Terms of the AWS Merger
Agreement -- Indemnity Escrow; Contingent AWS Distribution."

     Heartland has previously loaned to AWS the principal sum of $1.8 million (the "AWS Loan"). The AWS Loan is secured by a first lien on the wireless cable channel rights of AWS in the Dallas, Texas market. Upon the consummation of the AWS Merger, the AWS Loan will remain in place as an intercompany obligation from AWS to Heartland. The AWS Merger Agreement provides that specified amounts ("Exclusivity Fees") are to be periodically offset against the AWS Loan as additional consideration for the non-solicitation covenant contained in the AWS Merger Agreement. The AWS Merger Agreement and documents relating to the AWS Loan further provide (a) if the AWS Merger Agreement is terminated as a result of a competing proposal to acquire AWS or its material assets, then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan will be immediately due and payable; (b) if the AWS Merger Agreement is terminated as a result of certain specified events (generally arising from the conduct or past conduct of AWS or its predecessors), then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan is to be repaid in accordance with its terms; (c) if Heartland fails to consummate the AWS Merger after all of the conditions precedent to its obligations to consummate the AWS Merger Agreement have been satisfied or waived, then the remaining balance of the AWS Loan will be forfeited by Heartland as liquidated damages; and (d) upon any other termination under the AWS Merger Agreement, the AWS Loan (reduced by any previously offset Exclusivity Fees) is to be repaid to Heartland within one year following the date of termination of the AWS Merger Agreement. See "The AWS Merger -- Terms of the AWS Merger Agreement -- AWS Loan."

     Exchange of Shares of AWS Common Stock. Harris Trust Company of New York has been selected to act as an exchange agent (the "Exchange Agent") pursuant to the terms of the Exchange Agent Agreement ("AWS Exchange Agreement") among Heartland, AWS and the Exchange Agent (to be executed immediately prior to the AWS Effective Time) for the purpose of effectuating the delivery of the shares of Heartland Common Stock (or proceeds thereof) to be issued in the AWS Merger. Pursuant to the terms of the AWS Merger Agreement and AWS Exchange Agreement, shares of Heartland Common Stock having an aggregate exchange value of $30.75 million (or $31.25 million if certain litigation pending against AWS is resolved prior to the AWS Effective Time) will be distributed to the former AWS stockholders, and shares of Heartland Common Stock having an aggregate exchange value of $3.25 million ($2.75 million if certain litigation pending against AWS is resolved prior to the AWS Effective Time) will be placed in escrow for approximately one year to satisfy certain indemnification obligations of AWS to Heartland. Promptly after the AWS Effective Time, Heartland will cause the Exchange Agent to send to each holder of AWS Common Stock at the AWS Effective Time a Letter of Transmittal advising such holders of the terms of the exchange of AWS Common Stock effected by the AWS Merger and the procedures for surrendering AWS stock certificates in exchange for the consideration provided for in the AWS Merger Agreement. ELECTIONS BY AWS STOCKHOLDERS MADE IN THE LETTER OF TRANSMITTAL ARE IRREVOCABLE. AWS STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. See "The AWS
Merger -- Exchange of Certificates."

     Upon the initial distribution of Heartland Common Stock, all fractional shares will be rounded up to the nearest whole share, and the contingent distribution, if any, will be proportionately reduced by the amount of such rounding. Upon the expiration of the AWS Escrow Agreement, holders of AWS Common Stock will receive cash in lieu of fractional shares of Heartland Common Stock. See "The AWS Merger -- Terms of the AWS Merger Agreement -- Fractional Shares."

     Stock Options; Warrants. Upon the AWS Effective Time, no options or warrant agreements allowing the holder to exercise rights thereunder to receive shares of AWS Common Stock shall exist. However, at the AWS Effective Time, any unexercised warrants will be converted into warrants to purchase shares of Heartland Common Stock on an adjusted basis. The holders of such warrants have certain demand registration rights attached to the warrant agreements that will survive the AWS Merger. See "The AWS Merger -- Stock Options; Warrants."

  Recommendation of AWS Board of Directors; Reasons for the AWS Merger.

     The Board of Directors of AWS (the "AWS Board") has approved and adopted the AWS Merger Agreement and recommends that the stockholders of AWS vote FOR the AWS Merger and thereby approve and adopt the AWS Merger Agreement. The AWS Board recommends approval primarily for the following reasons:

          1. The AWS Merger provides for the issuance of approximately $34 million of Heartland Common Stock, a value of approximately $5.90 for each share of AWS Common Stock, a price that represents a substantial premium over the market price of AWS Common Stock on the date AWS and Heartland entered into the AWS Merger Agreement.

          2. The Heartland Common Stock to be received by the holders of AWS Common Stock will be freely tradeable immediately following the consummation of the AWS Merger, providing each holder an opportunity either to liquidate or retain the investment in Heartland Common Stock.

          3. Heartland Common Stock represents an interest in a wireless cable company that is significantly larger than AWS, has substantially greater financial resources than AWS, and is better situated than AWS to fully develop its wireless cable systems.

          4. The Heartland Common Stock to be received by the holders of AWS Common Stock will be listed on the Nasdaq-NMS, which will provide such holders greater liquidity relative to trading in AWS Common Stock.

          5. Assuming the approval and consummation of the FTW Agreement and the Minneapolis Agreement, the issuance of Heartland Common Stock to the FTW Partners and Minneapolis Partners is likely to reduce the potential liability arising from the prior sale of general partnership interests by a predecessor of AWS without registration under federal or state securities laws.

     Opinion of AWS Advisor. Daniels & Associates, L.P. ("AWS Advisor"), delivered its oral opinion to the AWS Board of Directors on October 27, 1995, and its written opinion dated as of September 11, 1995, updated as of the date of this Proxy Statement/Prospectus, to the effect that, as of each such date, and subject to certain matters as stated in its opinion, the consideration to be received in connection with the AWS Merger is fair, from a financial point of view, to the stockholders of AWS. A copy of the opinion of the AWS Advisor is attached to this Proxy Statement/Prospectus as Appendix C and should be read in its entirety. See "The AWS Merger -- Opinion of AWS Advisor."

     Risk Factors. The proposed AWS Merger involves substantial risk. The following risk factors, together with all of the other information appearing in this Proxy Statement/Prospectus, should be carefully considered by stockholders, in light of their particular investment objectives and financial circumstances, prior to determining how to vote: (i) there are significant uncertainties and risks relating to the integration of AWS' and Heartland's operations in the event that the planned divestiture of the assets of AWS is not consummated; (ii) Heartland may in the future make additional acquisitions or may be unsuccessful in consummating planned divestitures, each of which could adversely affect the liquidity, results of operation and financial condition of Heartland; (iii) substantial risks are associated with the potential volatility in the market price of the Heartland Common Stock upon consummation of the Transactions and subsequent liquidation of shares of Heartland Common Stock to satisfy certain obligations of the parties to the Transactions; and

(iv) simultaneously with the AWS Merger, Heartland proposes to enter into several other transactions the result of which, if consummated, will be to substantially increase the number of shares of Heartland Common Stock outstanding. See "Risk Factors."

     Certain Federal Income Tax Consequences. The AWS Merger will be treated as a fully taxable exchange between Heartland and each holder of AWS Common Stock. Accordingly, each AWS stockholder will recognize a gain or loss (depending upon his or her adjusted tax basis) on the exchange. For a discussion of the methodology for calculating gain or loss, see "The AWS Merger -- Federal Income Tax Consequences."

     Accounting Treatment. The AWS Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The AWS Merger -- Accounting Treatment."

     Appraisal Rights. Under applicable Delaware law, holders of the AWS Common Stock not voting in favor of the AWS Merger have certain appraisal rights with respect to their shares, and, as a result, may be entitled to receive, in cash, fair value for such shares from Heartland, provided that such holders comply with the appropriate procedures for appraisal rights required by applicable Delaware law. Heartland may, at its option, decline to consummate the AWS Merger if holders of an aggregate of more than 10% of the outstanding shares of AWS Common Stock exercise such appraisal rights. See "The AWS Merger -- Appraisal Rights."

     Conditions to Consummation of the AWS Merger. Consummation of the AWS Merger is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the AWS Merger Agreement. For a detailed description of the conditions to the AWS Merger, see "The AWS Merger -- Conditions."

     Regulatory Approvals. In addition to the federal and state regulatory approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part, Heartland and AWS have made or expect to make certain regulatory filings with the Federal Communications Commission ("FCC") for the transfer of AWS' commercial wireless cable television licenses to Heartland. The AWS Merger Agreement is conditioned upon receipt of FCC approval regarding the transfer of such commercial wireless cable television licenses. See "The AWS Merger -- Regulatory Approvals."

     Effective Time of the AWS Merger. If the AWS Merger is approved by the requisite vote of the stockholders of AWS and the other conditions to the consummation of the AWS Merger are satisfied or waived (where permissible), the AWS Merger will become immediately effective at the time a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware. See "The AWS Merger -- Effective Time." The Certificate of Merger for the AWS Merger will be filed only upon satisfaction or waiver of the conditions contained in the AWS Merger Agreement. See "The AWS Merger -- Conditions," and "-- Termination."

     Termination of the AWS Merger Agreement. In general, the AWS Merger Agreement may be terminated (i) by mutual consent of Heartland and AWS, (ii) by either Heartland or AWS if the AWS Merger has not been consummated by February 29, 1996, and (iii) under certain other circumstances. See "The AWS
Merger -- Termination."

     Interests of Certain Persons in AWS Merger. If the AWS Merger is consummated, Heartland intends to terminate all AWS employees immediately following the AWS Effective Time. Certain executive officers of AWS, including Steven G. Johnson, Daniel A. Cartwright and Todd J. Parriott, have employment agreements with AWS, certain of which provides for certain severance payments to be made following a termination. The total amount of payments to be made to those officers by AWS following their terminations is approximately $830,000. Heartland has entered into a non-competition and consulting agreement with Mr. Johnson pursuant to which, in lieu of any amounts owed to him as a result of any termination of his employment, Mr. Johnson will receive approximately $700,000 over a period of two years in consideration of transitional and other assistance to be provided to Heartland following the AWS Merger and Mr. Johnson's agreement not to compete with Heartland or its affiliates for a period of three years following the AWS Merger. See "Information Concerning Heartland -- Certain Transactions."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the AWS Common Stock certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended, and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. Neither Heartland nor AWS has declared any cash dividends. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes of Heartland and AWS and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement/ Prospectus.

                                                                       HEARTLAND      AWS
                                                                       ---------     ------
    Book Value Per Share as of
      December 31, 1994..............................................   $  2.71      $ 1.01
      September 30, 1995.............................................   $  3.87      $  .84
    Pro Forma Equivalent Book Value Per Share as of September 30,
      1995(1)........................................................   $ 12.66      $ 2.90
    Net Loss Per Share
      for the year ended December 31, 1994...........................   $  (.30)     $(1.26)
      for the nine months ended September 30, 1995...................   $  (.96)     $ (.17)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994...........................   $  (.71)     $ (.16)
      for the nine months ended September 30, 1995...................   $  (.74)     $ (.17)

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(1) The pro forma information for AWS reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 1,307,692 shares of Heartland Common Stock are issued upon consummation of the AWS Merger, resulting in an exchange ratio of one Heartland share for 4.366 AWS shares (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the AWS Merger is $28 and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The Heartland Common Stock is listed on the Nasdaq-NMS under the symbol "HART" and the AWS Common Stock is listed on the Nasdaq Stock Market's-OTC Bulletin Board under the symbol "AWSY."

     On September 11, 1995, the last full trading day preceding the public announcement of the execution of the AWS Merger Agreement, the closing sale price per share of Heartland Common Stock was $21.50 and the last sale bid price per share of the AWS Common Stock was $4.375. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25 and the last sale bid price per share of AWS Common Stock was $4.625. Stockholders AWS are urged to obtain current market quotations for Heartland Common Stock and AWS Common Stock.

     The following table sets forth the last sale bid or closing sale price per share of AWS Common Stock or Heartland Common Stock, respectively, as reported on the appropriate exchanges, and the equivalent per share price of AWS Common Stock on September 11, 1995, the business date preceding public announcement of the AWS Merger, and on January 22, 1996.

                                                                                     EQUIVALENT
                                                       AWS           HEARTLAND       PER SHARE
                                                   COMMON STOCK     COMMON STOCK       PRICE
                                                   ------------     ------------     ----------
    September 11, 1995...........................     $4.375           $21.50          $ 5.96
    January 22, 1996.............................     $4.625           $29.25          $ 6.70

TRANSACTION WITH FTW PARTNERSHIP

     FTW PARTNERS AND OTHER INTERESTED PARTIES SHOULD CAREFULLY READ AND CONSIDER THE FTW DISCLOSURE STATEMENT ATTACHED AS APPENDIX I HERETO.

     Asset Purchase; Consideration. Pursuant to the FTW Agreement, (i) FTW Partnership will assign to Heartland the FTW Interest, (ii) FTW Partnership and the FTW Partners approving the FTW Transaction will assign (the "FTW Claim Assignment") to Heartland or release (the "FTW Claim Release") the FTW Claims,
(iii) Heartland will assume up to $570,000 of certain types of liabilities (including disputed liabilities) of FTW Partnership to AWS, and (iv) Heartland will issue to FTW Partnership the FTW Shares having an aggregate exchange value of $13.3 million. The exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Agreement will be equal to the average closing price of the Heartland Common Stock as quoted on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the FTW Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided that if such average closing price is in excess of $23 per share, the exchange value will be $23 per share. Further, either FTW Partnership or Heartland, at its option, may terminate the FTW Agreement if such average closing price is below $17 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 782,353 shares of Heartland Common Stock are issuable in connection with the FTW Agreement. The FTW Agreement also grants to Heartland a right of first refusal with regard to the FTW Interest. See "The FTW
Transaction -- Terms of the FTW Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE FTW PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH FTW PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

     In connection with the FTW Agreement, Heartland (a) deposited in escrow $100,000 on October 12, 1995, $55,000 on November 7, 1995, $55,000 on December
1, 1995, $55,000 on January 5, 1996 and has agreed to deposit in escrow an additional $55,000 on the first day of each month thereafter (collectively, "FTW Earnest Money"), and (b) has agreed to loan to FTW Partnership up to $500,000 ("FTW Loan"), $350,000 of which has been advanced through January 15, 1996, to enable FTW Partnership to pay accrued expenses of FTW Partnership, primarily legal fees, accounting fees, and reimbursable expenses incurred by members of FTW Committee. The FTW Loan is secured by a first lien on the FTW Interest pursuant to the terms of a security agreement between Heartland and FTW Partnership. Upon the consummation of the FTW Transaction, the FTW Loan will be repaid to Heartland from the proceeds of FTW Shares to be liquidated in connection with the dissolution of FTW Partnership. See "The FTW
Transaction -- Terms of the FTW Agreement -- FTW Earnest Money; FTW Loan."

     Distribution; Dissolution and Liquidation. As a part of the approval of the FTW Agreement, the FTW Partners are being asked to approve and adopt the FTW Liquidation Plan, pursuant to which the FTW Shares will be distributed. To facilitate the distribution of the FTW Shares, Harris Trust Company of New York has been selected to act as an exchange agent (the "Exchange Agent") for the purpose of effectuating the delivery of the FTW Shares. Pursuant to the terms of the FTW Agreement and the Exchange Agent Agreement among FTW Partnership, Heartland and the Exchange Agent ("FTW Exchange Agreement"), Heartland will deliver to the Exchange Agent the FTW Shares for distribution on behalf of FTW Partnership in accordance with the terms of the FTW Liquidation Plan. The FTW Committee anticipates that upon the consummation of the FTW Transaction, FTW Shares having an aggregate value of approximately $1,350,000 (or approximately $925 per FTW Unit) will be sold by the Exchange Agent on behalf of FTW Partnership (in the open market or as otherwise directed by the FTW Committee) to satisfy the known and contingent claims of FTW Partnership, and FTW Shares having an aggregate value of approximately $11,950,000 (or approximately $8,190 per FTW Unit) will be available for distribution to the FTW Partners (assuming receipt of stock worth $13.3 million at closing). Upon the completion of the FTW Liquidation, any remaining FTW Shares (or proceeds thereof) will be distributed among the FTW Partners.

  Recommendation of the FTW Committee; Reasons for the FTW Transaction.

     The FTW Committee has approved the FTW Agreement and FTW Transaction contemplated thereunder, and recommends that the FTW Partners vote FOR approval of the FTW Transaction and thereby approve and adopt the FTW Agreement and FTW Liquidation Plan. The FTW Committee believes that the FTW Transaction will provide the FTW Partners with increased liquidity for their ownership interest, is a favorable means of resolving certain claims arising from the organization of FTW Partnership, and will result in a greater potential for long-term value than FTW Partnership would have if it continued as a participant in the FTW Venture. See "The FTW Transaction -- Recommendation of the FTW Committee; Reasons for the FTW Transaction."

     Opinion of FTW Advisor. The FTW Committee has elected not to retain a financial advisor in connection with the FTW Transaction.

     Risk Factors. The proposed FTW Transaction involves substantial risk. The following risk factors together with all of the other information appearing in this Proxy Statement/Prospectus and the FTW Disclosure Statement should be carefully considered by the FTW Partners, in light of their particular investment objectives and financial circumstances, prior to determining how to vote: (i) there are significant uncertainties and risks relating to the integration of the entities' operations in the event that the planned divestiture of the Fort Worth system is not consummated; (ii) the value of the FTW Claims to be released or assigned to Heartland may, together with the consideration to be received for the FTW Interest, be more or less valuable than the Heartland Common Stock to be received by the FTW Partners upon the dissolution of FTW Partnership; (iii) Heartland may in the future make additional acquisitions or may be unsuccessful in consummating planned divestitures, each of which could adversely affect the liquidity, results of operations and financial condition of Heartland; (iv) the FTW Partners, as general partners, are jointly and severally liable for the obligations and liabilities of FTW Partnership, including, without limitation, any liabilities or obligations to Heartland arising under the FTW Agreement; (v) substantial risks are associated with the potential volatility in the market price of the Heartland Common Stock upon the consummation of the Transactions and subsequent liquidation of shares of Heartland Common Stock to satisfy certain obligations of the parties to the Transactions; (vi) there is a risk that FTW Partnership will be unable to fulfill its liquidating obligations from the proceeds of the FTW Shares anticipated to be liquidated pursuant to the FTW Liquidation Plan; and (vii) simultaneously with the FTW Transaction, Heartland proposes to enter into several other transactions the result of which, if consummated, will be to substantially increase the number of shares of Heartland Common Stock outstanding. See "Risk Factors" herein, and "Risk Factors" within the FTW Disclosure Statement attached as Appendix I, for a discussion of certain other factors that should be considered carefully by the stockholders of Heartland and FTW Partners in evaluating the FTW Transaction.

     Certain Federal Income Tax Consequences. If consummated, the FTW Transaction will be treated as a taxable transaction of FTW Partnership, and each FTW Partner will report a proportionate share of any taxable gain recognized by FTW Partnership. See "The FTW Transaction -- Certain Federal Income Tax Consequences."

     Accounting Treatment. The FTW Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The FTW Transaction -- Accounting Treatment."

     Dissenters Rights. Pursuant to the terms of the FTW Agreement, the approval of FTW Partners owning two-thirds( 2/3) of the outstanding FTW Units is required to approve the FTW Transaction. Under applicable California partnership law, FTW Partners that do not approve the FTW Transaction will not be entitled to exercise dissenters or appraisal rights. See "The FTW Transaction -- Absence of Dissenters and Appraisal Rights."

     Conditions to Consummation of the FTW Transaction. The consummation of the FTW Agreement is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the FTW Agreement. For a detailed description of the conditions to the FTW Agreement, see "The FTW Transaction -- Conditions."

     Regulatory Approvals. The FTW Transaction does not require any regulatory approvals other than federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy
Statement/Prospectus forms a part. See "The FTW Transaction -- Regulatory Approvals."

     Consummation of the FTW Agreement. If the FTW Transaction is approved by the requisite vote of the FTW Partners and the other conditions to the consummation of the FTW Transaction are satisfied or waived where permissible, the FTW Agreement will be consummated upon the transfer of the FTW Interest, the assignment or release of the FTW Claims, and the delivery of the FTW Shares to the Exchange Agent. It is anticipated that such transactions will occur as soon as practicable after the satisfaction or waiver where permissible of the conditions noted above. It is anticipated that the FTW Liquidation Plan will be consummated within one year of the consummation of the FTW Agreement.

     Termination of the FTW Agreement. In general, the FTW Agreement may be terminated (i) by mutual consent of Heartland and FTW Partnership, (ii) by either Heartland or FTW Partnership if the FTW Agreement has not been consummated by March 15, 1996, and (iii) under certain other circumstances. See "The FTW Transaction -- Termination."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the FTW Units certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor FTW Partnership has paid any cash dividends or distributions. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical financial statements and accompanying notes of Heartland and FTW Partnership and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement/ Prospectus.

                                                                                       FTW
                                                                     HEARTLAND     PARTNERSHIP
                                                                     ---------     -----------
    Book Value Per Share (Unit) as of
      December 31, 1994............................................   $  2.71       $ 2,018.83
      September 30, 1995...........................................   $  3.87       $ 1,343.01
    Pro Forma Equivalent Book Value Per Share (Unit) as of
      September 30, 1995(1)........................................   $ 12.66       $ 5,023.81
    Net Loss Per Share (Unit)
      for the year ended December 31, 1994.........................   $  (.30)      $  (905.06)
      for the nine months ended September 30, 1995.................   $  (.96)      $  (675.83)
    Pro Forma Equivalent Net Loss Per Share (Unit)(1)
      for the year ended December 31, 1994.........................   $  (.71)      $  (281.75)
      for the nine months ended September 30, 1995.................   $  (.74)      $  (293.65)

---------------

(1) The pro forma information for FTW Partnership reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 578,261 shares of Heartland Common Stock are issued upon consummation of the FTW Transaction, resulting in an exchange ratio of one Heartland share for .00252 Units of the FTW Partnership, (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the FTW Transaction is $28, and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The FTW Units are not traded on any public exchange or automated quotation system, and, as a result no market price is available for such interests as of September 11, 1995. On September 11, 1995, the last full trading day preceding the public announcement of Heartland's intent to purchase the FTW Interest, the closing price per share of Heartland was $21.50. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25. FTW Partners are urged to obtain current market quotations for Heartland Common Stock.

TRANSACTION WITH MINNEAPOLIS PARTNERSHIP

     Asset Purchase; Consideration. Pursuant to the terms of the Minneapolis Agreement, (i) Minneapolis Partnership will assign to Heartland the Minneapolis Interest, (ii) Minneapolis Partnership and Minneapolis Partners approving the Minneapolis Agreement will assign to Heartland the Minneapolis Claims, (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to AWS, and (iv) Heartland will issue to Minneapolis Partnership the Minneapolis Shares having an aggregate exchange value equal to the sum of (A) $18 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") as of the fifth business day preceding the consummation of the Minneapolis Agreement (or February 16, 1996 based upon a contemplated closing date of February 23, 1996) (currently anticipated to be 1,000 Additional Subscribers on the relevant date, and not anticipated to exceed 2,000 Additional Subscribers). Under the terms of the Minneapolis Agreement, certain claims may be resolved by mutual agreement of the parties prior to closing, with any agreed damages relating thereto ("Stipulated Damages") to be paid from the liquidation of Minneapolis Shares in connection with the dissolution of Minneapolis Partnership; provided that the aggregate amount of such Stipulated Damages may not exceed $1 million. Pursuant to the terms of the Minneapolis Agreement, claims by Heartland against Minneapolis Partnership for breaches of the Minneapolis Agreement (other than Stipulated Damages) may only be made during the six-month period following the consummation of the Minneapolis Agreement, and Heartland will not have any recourse to Minneapolis Partners other than to the extent that the Minneapolis Committee is in possession of the proceeds of Minneapolis Shares liquidated for the payment of contingent claims (which Minneapolis Shares will have an aggregate exchange value of at least $500,000). Any claims asserted against Minneapolis Partnership by Heartland after the closing of the Minneapolis Transaction will be subject to the alternative dispute resolution procedures set forth in the Minneapolis Agreement.

     The exchange value of the Heartland Common Stock to be issued in the Minneapolis Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided, however, that if such average is (a) greater than or equal to $23 per share but less than $30 per share, then the exchange value will be $23 per share, and (b) greater than or equal to $30 per share, then the exchange value will be (i) the product of the closing average multiplied by $23, divided by (ii) $30, and the number of Minneapolis Shares will be adjusted accordingly. Further, either Minneapolis Partnership or Heartland, at its option, may terminate the Minneapolis Agreement if such average closing price is below $17 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 1,117,647 shares of Heartland Common Stock are issuable in connection with the Minneapolis Agreement (assuming that there are 4,500 subscribers on the relevant date.) See "The Minneapolis Transaction -- Terms of Minneapolis Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE SIX TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SIX DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE MINNEAPOLIS PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH MINNEAPOLIS PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

     In connection with the Minneapolis Agreement, Heartland has agreed to loan to the Minneapolis LLC up to $1,575,000 (the "Minneapolis Loan"), of which (a) $575,000 was advanced on October 31, 1995 and used to repay an existing obligation, and (b) $1 million ("Subscriber Proceeds") may be used for general working capital purposes (not to exceed $100,000) and for subscriber growth. Heartland advanced $250,000 of the Subscriber Proceeds on October 31, 1995 and $234,000 on December 20, 1995 to fund working capital needs and subscriber growth. The Minneapolis Loan is secured by a first lien on the wireless cable channel assets in the Minneapolis, Minnesota market, and, upon the consummation of the Minneapolis Transaction, the Minneapolis Partnership will be responsible for the repayment of a portion of the Minneapolis Loan (approximately $215,000) from the proceeds of the Minneapolis Shares to be liquidated in connection with the dissolution of the Minneapolis Partnership. The Minneapolis Agreement also grants to Heartland a right of first refusal with regard to the Minneapolis Interest. See "The Minneapolis Transaction -- Terms of Minneapolis
Agreement -- Minneapolis Loan."

     Distribution; Dissolution and Liquidation. As a part of the approval of the Minneapolis Agreement, the Minneapolis Partners are being asked to approve the Minneapolis Liquidation Plan, pursuant to which the Minneapolis Shares will be distributed. To facilitate the distribution of the Minneapolis Shares, Harris Trust Company of New York has been selected to act as an exchange agent (the "Exchange Agent") for the purpose of effectuating the delivery of the Minneapolis Shares. Pursuant to the terms of the Minneapolis Agreement and the Exchange Agent Agreement among the Minneapolis Partnership, Heartland and the Exchange Agent ("Minneapolis Exchange Agreement"), Heartland will deliver to the Exchange Agent the Minneapolis Shares for distribution in accordance with the terms of the Minneapolis Liquidation Plan. The Minneapolis Committee anticipates that upon the consummation of the Minneapolis Transaction, Minneapolis Shares having an aggregate value of approximately $1.5 million (or $721.50 per Minneapolis Unit) will be sold by the Exchange Agent on behalf of Minneapolis Partnership (in the open market or as otherwise directed by the Minneapolis Committee) to satisfy the known and contingent claims of the Minneapolis Partnership and to pay the Minneapolis Partnership's costs of the Minneapolis Transactions and to pay certain costs associated with the winddown and termination of the Minneapolis Partnership's operation, and Minneapolis Shares having an aggregate value equal to $17 million (or $8,177 per Minneapolis Unit) will be available for distribution to the Minneapolis Partners. Upon the completion of the Minneapolis Liquidation, any remaining Minneapolis Shares (or proceeds thereof) will be distributed among the Minneapolis Partners. No fractional shares will be issued in connection with the Minneapolis Transaction. Instead, fractional Minneapolis Shares will be liquidated by the Exchange Agent on behalf of Minneapolis Partnership and distributed in accordance with the Minneapolis Liquidation Plan.

  Recommendation of the Minneapolis Committee; Reasons for the Minneapolis Transaction.

     The Minneapolis Committee has approved the Minneapolis Transaction and Minneapolis Agreement and recommends that the Minneapolis Partners vote FOR the Minneapolis Transaction and thereby approve and adopt the Minneapolis Agreement and Minneapolis Liquidation Plan. The Minneapolis Committee believes that the Minneapolis Transaction will provide the Minneapolis Partners with increased liquidity for their ownership interest, is a favorable means of resolving certain questions and concerns arising from the organization of the Minneapolis Partnership, and will result in a greater potential for long-term value than Minneapolis Partnership would have if it continued as a member in the Minneapolis LLC. See "The Minneapolis Transaction -- Recommendation of the Minneapolis Committee; Reasons for the Minneapolis Transaction."

     Opinion of Minneapolis Advisor. The Minneapolis Committee has elected not to retain a financial advisor in connection with the Minneapolis Transaction.

     Risk Factors. The proposed Minneapolis Transaction involves substantial risk. The following risk factors, together with all the other information appearing in this Proxy Statement/Prospectus should be carefully considered by the Minneapolis Partners, in light of their particular investment objections and financial circumstances, prior to determining how to vote: (i) there are significant uncertainties and risks relating to the integration of the entities' operations in the event that the planned divestiture of the Minneapolis system is not consummated; (ii) the value of the Minneapolis Claims to be released or assigned to Heartland may, together with the consideration to be received for the Minneapolis Interest, be more or less valuable than the Heartland Common Stock to be received by the Minneapolis Partners upon the dissolution of the Minneapolis Partnership; (iii) Heartland may in the future make additional acquisitions or may be unsuccessful in consummating planned divestitures, each of which could adversely affect the liquidity, results of operations and financial condition of Heartland; (iv) the Minneapolis Partners, as general partners, are jointly and severally liable for the obligations and liabilities of the Minneapolis Partnership; (v) substantial risks are associated with the potential volatility in the market of the Heartland Common Stock upon the consummation of the Transactions and subsequent liquidation of shares of Heartland Common Stock to satisfy certain obligations of the parties to the Transactions; (vi) there is a risk that the Minneapolis Partnership will be unable to fulfill its liquidating obligations from the proceeds of the Minneapolis Shares anticipated to be liquidated pursuant to the Minneapolis Liquidation Plan; and (vii) simultaneously with the Minneapolis Transaction, Heartland proposes to enter into several other transactions the result of which, if consummated, will be to substantially increase the number of shares of Heartland Common Stock outstanding. See "Risk Factors."

     Certain Federal Income Tax Consequences. If consummated, the Minneapolis Transaction will be treated as a taxable transaction of the Minneapolis Partnership, and each Minneapolis Partner will report a proportionate share of any taxable gain recognized by Minneapolis Partnership. See "The Minneapolis Transaction -- Certain Federal Income Tax Consequences."

     Accounting Treatment. The Minneapolis Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The Minneapolis Transaction -- Accounting Treatment."

     Dissenters Rights. The approval of Minneapolis Partners owning two-thirds
( 2/3) of the outstanding Minneapolis Units is required to approve the Minneapolis Transaction. Under applicable California partnership law, Minneapolis Partners that do not approve the Minneapolis Transaction will not be entitled to exercise dissenters or appraisal rights. See "The Minneapolis Transaction -- Absence of Dissenters or Appraisal Rights."

     Conditions to Consummation of the Minneapolis Transaction. The consummation of the Minneapolis Agreement is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the Minneapolis Agreement. The Minneapolis Agreement is also subject to the closing of the AWS Merger. For a detailed description of the conditions to the Minneapolis Agreement, see "The Minneapolis Transaction -- Conditions."

     Regulatory Approvals. The Minneapolis Transaction does not require any regulatory approvals other than federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part and FCC approval regarding the transfer of control of commercial wireless cable television licenses held by Minneapolis LLC. See "The Minneapolis Transaction -- Regulatory Approvals."

     Consummation of the Minneapolis Agreement. If the Minneapolis Transaction is approved by the requisite vote of the Minneapolis Partners and other conditions to the consummation of the Minneapolis Agreement are satisfied or waived (where permissible), the Minneapolis Agreement will be consummated upon the transfer of the Minneapolis Interest, the assignment of the Minneapolis Claims, and the delivery of the Minneapolis Shares to the Exchange Agent. It is anticipated that such transactions will occur as soon as practicable after the satisfaction or waiver (where permissible) of the conditions noted above. It is anticipated that the Minneapolis Liquidation Plan will be consummated within one year of the consummation of the Minneapolis Agreement.

     Termination of the Minneapolis Agreement. In general, the Minneapolis Agreement may be terminated (i) by mutual consent of Heartland and the Minneapolis Partnership, (ii) by either Heartland or the Minneapolis Partnership if the Minneapolis Agreement has not been consummated by March 15, 1996, and
(iii) under certain other circumstances. See "The Minneapolis
Transaction -- Termination."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the Minneapolis Units certain historical pro forma and equivalent pro forma per unit financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor Minneapolis Partnership has paid any cash dividends or distributions. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the consideration paid by Heartland. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical financial statements and accompanying notes of Heartland and Minneapolis Partnership and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information incorporated by reference or included elsewhere in this Proxy Statement/Prospectus.

                                                                                  MINNEAPOLIS
                                                                    HEARTLAND     PARTNERSHIP
                                                                    ---------     -----------
    Book Value Per Share (Unit) as of
      December 31, 1994...........................................   $  2.71       $2,316.99
      September 30, 1995..........................................   $  3.87       $1,627.60
    Pro Forma Equivalent Book Value Per Share (Unit) as of
      September 30, 1995(1).......................................   $ 12.66       $4,759.40
    Net Loss Per Share (Unit)
      for the year ended December 31, 1994........................   $  (.30)      $ (940.46)
      for the nine months ended September 30, 1995................   $  (.96)      $ (689.39)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994........................   $  (.71)      $ (266.92)
      for the nine months ended September 30, 1995................   $  (.74)      $ (278.20)

---------------

(1) The pro forma information for Minneapolis Partnership reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 782,609 shares of Heartland Common Stock are issued upon consummation of the Minneapolis Transaction, resulting in an exchange ratio of one Heartland share for .00266 Units of the Minneapolis Partnership (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the Minneapolis Transaction is $28, and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The Minneapolis Units are not traded on any public exchange or automated quotation system, and, as a result no market price is available for such interest as of September 11, 1995. On September 11, 1995, the last full trading day preceding the public announcement of Heartland's intent to purchase the Minneapolis Interest, the closing price per share of Heartland was $21.50. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25. The Minneapolis Partners are urged to obtain current market quotations for Heartland Common Stock.

                CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS

     Contemporaneously with the transactions described in this Proxy Statement/Prospectus, Heartland proposes to consummate the following transactions (collectively, the "Other Transactions" and together with the AWS Merger, FTW Transaction and Minneapolis Transaction, the "Transactions") (i) the merger ("CMAX Merger") of Heartland Merger Sub 2, Inc. ("CMAX Merger Sub") into CableMaxx, Inc. ("CMAX") pursuant to the terms of an Amended and Restated Merger Agreement (the "CMAX Merger Agreement"), dated September 11, 1995 among Heartland, CMAX and CMAX Merger Sub, and (ii) the acquisition of substantially all of the assets formerly held by Technivision, Inc. ("Technivision"), a former subsidiary of Three Sixty Corp. ("TSC") that has been merged into TSC, from TSC pursuant to the terms of the Amended and Restated Asset Purchase Agreement ("TSC Agreement") dated as of October 19, 1995 among Heartland, Technivision and TSC, and other transactions related thereto (collectively, the "TSC Transaction"). This Proxy Statement/Prospectus is one of four proxy statements or prospectuses that are contained in the Registration Statement of which this Proxy Statement/Prospectus forms a part. To obtain, without charge, copies of any other proxy statement or prospectus contained therein, see "Additional Information." For a summary discussion of the Other Transactions that are the subject of such other proxy statements or prospectuses, see "Certain Information Regarding Other Transactions." There can be no assurance that any of the Other Transactions will be consummated.

                              THE COMBINED COMPANY

     Generally. Following the consummation of the Transactions and the disposition of the Heartland Disposition Assets, if this should occur, Heartland, together with the combined operations and businesses of one or more of AWS, FTW Venture, Minneapolis LLC, CMAX and TSC (collectively, the "Combined Company") will be in the business of developing, owning and operating wireless cable television systems in primarily small and mid-sized markets within the central United States. The Combined Company will continue to build out its existing markets substantially in accordance with the business plan adopted by the management of Heartland and described herein. Management of Heartland does not currently anticipate material changes in the Combined Company's business strategy or market focus, although the Combined Company expects to respond as its management deems appropriate to changes in its markets or competitive environment. The Combined Company will continue to aggregate wireless cable channel rights and locate operations in geographic clusters of small to mid-sized markets that have a substantial number of households not currently passed by traditional hard-wire cable. The Combined Company will also continue its strategy of launching most markets with only 12 channels of programming, focusing on areas with limited access to local off-air VHF/UHF broadcast channels. No assurance can be given that any of the Transactions will be consummated and, if consummated, no assurance can be given that the businesses combined thereby can be successfully integrated. See "The Combined
Company -- Business of the Combined Company After the Transactions."

     Management of the Combined Company. The Combined Company will be managed after consummation of the Transactions by Heartland's existing management, and has entered into a noncompetition and consulting agreement with Steven G. Johnson, the President of AWS. The Combined Company does not expect to retain executive officers (other than Mr. Johnson under a consulting and noncompetition agreement) or any significant numbers of management personnel from AWS or CMAX. No management personnel will be hired from TSC, Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain other employees of AWS, CMAX or TSC. No member of the Board of Directors of AWS, CMAX or TSC will continue to serve as a member of the Board of Directors of the Combined Company following the consummation of the Transactions.

     Principal Holders. The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent (5%) or more of the shares of Heartland Common Stock and (b) persons that will beneficially own five percent (5%) or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72%    4,000,000        17.14%    4,000,000        20.65%
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  ---------      ------     ---------       ------     ---------       ------
Charter Wireless Cable
  Holdings, L.L.C........         0            0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....         0            0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in connection with the liquidation of TSC. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

     Markets. The following table sets forth certain information with respect to the markets to be acquired by Heartland in the Transactions.

                                                                             CURRENT
                                                             ESTIMATED       CHANNELS          NUMBER OF
                                              ESTIMATED       LINE-OF-      (INCLUDING       SUBSCRIBERS AT
                                                TOTAL          SIGHT         OFF-AIR          NOVEMBER 30,
 TRANSACTION              MARKET              HOUSEHOLDS     HOUSEHOLDS     CHANNELS)             1995
--------------  --------------------------    ----------     ----------     ----------       --------------
CMAX            Salt Lake City, UT*.......       454,000        434,000         27(2)                --
                Amarillo, TX(1)(5)........        90,000         80,000          9(3)                --
                Athens, TX(1)(5)..........        90,000         60,000          7(3)                --
                Austin, TX................       360,000        250,000         31               12,299
                Lubbock, TX(1)(5).........       110,000        100,000         12(4)                --
                San Antonio, TX*..........       550,000        440,000         37               11,805
                Sherman/Denison, TX(5)....       100,000         90,000         31(6)                --
                Temple/Killeen, TX........       110,000         80,000         35                6,312
                Waco, TX..................       100,000         80,000         35                3,860
                                               ---------      ---------                          ------
                                               1,964,000      1,614,000                          34,276
                                               ---------      ---------                          ------
AWS             Los Angeles, CA*..........     3,029,500      2,726,500          9(7)                --
                Minneapolis, MN(8)*.......       958,900        882,200         29                2,744
                Fort Worth, TX(8)*........       539,700        442,500         35(9)             1,554
                Dallas, TX*...............       981,500        872,400         16(7)                --
                Memphis, TN*..............       376,900        350,600         22(7)                --
                                               ---------      ---------                          ------
                                               5,886,500      5,274,200                           4,298
                                               ---------      ---------                          ------
TSC             Dayton, OH*...............       460,000        300,000         31                3,242
                Corpus Christi, TX........       135,000        108,000         31               15,468
                El Paso, TX...............       200,000        180,000         27                   --
                                               ---------      ---------                          ------
                                                 795,000        588,000                          18,710
                                               ---------      ---------                          ------
                                               8,645,500      7,476,200                          57,284
                                               =========      =========                          ======

---------------

 *  Constitutes part of the Heartland Disposition Assets.

(1) Heartland currently has an operating system in Lubbock, Texas and certain wireless cable channel rights in the Amarillo and Corsicana/Athens, Texas markets.

(2) Of these channels, 7 are the subject of pending applications.

(3) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(4) Of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

(5) Currently subleased by Heartland pursuant to a Sublease Agreement with CMAX.

(6) Of these channels, 8 are the subject of uncontested application proceedings.

(7) These systems are not in operation and do not include off-air channels.

(8) Includes acquisition of assets from the FTW Partnership and the Minneapolis Partnership in the FTW Transaction and Minneapolis Transaction, as the case may be.

(9) Includes 8 channels which must be co-located at AWS's headend transmission facility before programming may be effected on these channels.

     Planned Divestitures. The Board of Directors of Heartland has identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Bloom Center/Napoleon, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Fort Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions (collectively, the "Heartland Disposition Assets") as being markets for which Heartland should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, Heartland believes that some or all of such markets, properly developed and operated, offer attractive opportunities to participate in the wireless cable television industry.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets. Heartland expects to sell the Flippin market to TruVision for $1.5 million contemporaneously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     Effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), and CS Wireless Systems, Inc., a Delaware corporation and a wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or its contributing subsidiaries) will receive (i) shares of Newco common stock (the "Newco Common Stock") constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing and secured by proceeds of a contemplated issuance by Newco of $125 million of senior discount notes (the "Newco Financing") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing, and prepayable from asset sales and certain other events. Within six months of closing, CAI and Heartland will complete certain so called post-closing net working capital calculations. Components of such calculations include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following the completion of these calculations, an increase or decrease will occur in the principal amounts of the promissory notes received by Heartland from Newco, and CAI will either contribute to or be entitled to a distribution of cash from Newco, depending upon such calculations.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain major transactions will require the affirmative approval of at least 70% (or 7 of 9) of the Directors of Newco.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "The Combined Company -- Business of the Combined Company After the Transactions", "-- Planned Divestitures" and
"-- Reasons for the Transactions."

     Summary Pro Forma Financial Information. The following table sets forth summary pro forma financial data of Heartland. The summary unaudited pro forma statement of operations data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to January 1, 1994, as if such events had occurred on January 1, 1994. The summary unaudited balance sheet data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to September 30, 1995, as if such events had occurred on September 30, 1995. The information contained in this table should be read in conjunction with "Pro Forma Financial Information Relative to the Transactions" and the other pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus.

                                                                            PRO FORMA
                                                                  ------------------------------
                                                                                    NINE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1994             1995
                                                                  ------------     -------------
Statement of Operations Data:
  Total revenues................................................  $ 20,091,635     $  20,757,529
  Total operating expenses......................................    34,716,226        33,264,971
  Operating loss................................................   (14,624,591)      (12,507,442)
  Interest expense, net.........................................     5,303,165         8,789,219
  Income tax benefit............................................     7,282,895         7,839,079
  Net loss......................................................   (13,649,455)      (14,253,813)
  Net loss per common share.....................................  $       (.71)    $        (.74)
  Weighted average shares outstanding...........................    19,230,083        19,280,566
Other financial data:
  EBITDA(1).....................................................  $ (3,449,980)    $    (783,996)

                                                                                   PRO FORMA
                                                                                 SEPTEMBER 30,
                                                                                     1995
                                                                                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted investments..................  $  68,613,369
  Restricted investments.......................................................     24,747,214
  Total assets.................................................................    428,093,782
  Long-term debt, including current portion....................................    141,407,486
  Total stockholders' equity...................................................    244,133,989

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, all of the risk factors listed below should be considered carefully by the stockholders of AWS and the FTW Partners and the Minneapolis Partners. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

                     FACTORS RELEVANT TO ALL OF THE PARTIES

LIMITED OPERATING HISTORY; NET LOSSES SINCE INCEPTION

     Although Heartland's business commenced in 1990, it did not generate any revenues until April 1992. As of September 30, 1995, Heartland has recorded net losses of approximately $14.8 million since inception, due primarily to interest expense and charges for depreciation and amortization of capital expenditures to develop its wireless cable systems. Until such time as the Combined Company substantially increases its subscriber base, resulting in higher subscription fee revenues, it will continue to experience losses. Because of the costs associated with launching a wireless cable television system and expanding its subscriber base, continued growth by the Combined Company will tend to reduce net income, if any, or increase net losses. As a result, Heartland expects to continue to experience net losses whether or not the Transactions are consummated and for an indefinite period thereafter while it develops and expands its wireless cable systems even if mature individual systems of the Combined Company are profitable.

SUBSTANTIAL INDEBTEDNESS OF THE COMBINED COMPANY; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

     The Combined Company will have a high level of indebtedness. As of September 30, 1995, on a pro forma basis after giving effect to the consummation of the Transactions, the Combined Company would have had approximately $158.6 million of long-term debt and other liabilities ($8.8 million of which is attributable to the Transactions) including the current portion of the long-term debt of $2.0 million. For the years ended December 31, 1992, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, Heartland's earnings were insufficient to cover fixed charges by $50,822, $406,101, $4,638,284, $1,863,404 and $12,485,232, respectively. The ability of the Combined Company to make payments of principal and interest on its indebtedness will be largely dependent upon its future financial performance. Many factors, some of which will be beyond the Combined Company's control (such as prevailing economic conditions), will affect its financial performance. There can be no assurance that the Combined Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Combined Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Combined Company, that the Combined Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. The Combined Company's high level of indebtedness has several important consequences, including, but not limited to: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on the Combined Company's ability to obtain financing, make capital expenditures and acquisitions and take advantage of other business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. There can be no assurance that the Combined Company will be profitable in the future.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES

     Heartland has experienced rapid growth in the number of its employees and the scope of its operating and financial systems. This growth has resulted in an increased level of responsibility for both existing and new management personnel. The consummation of the Transactions will result in additional significant growth of Heartland's operations, particularly if the planned divestiture of assets by Heartland is not consummated. To manage its growth effectively, Heartland will be required to implement and improve its operating and financial systems and controls and to expand, train and manage its employee base. In addition, Heartland may be required to integrate into its business one or more of the businesses acquired from CMAX, AWS, FTW Venture, the Minneapolis LLC and TSC, although Heartland anticipates disposing of all of the business acquired through AWS, the FTW Venture and the Minneapolis LLC. Heartland currently has no plans for the Combined Company to retain any of the executive officers of AWS, CMAX or TSC, other than Steven G. Johnson, the President of AWS, with whom Heartland has entered into a consulting and non-competition agreement. As a result, the Combined Company will be dependent upon the existing management of Heartland to assume and perform the management functions formerly performed by management of each of the parties to the Transactions. To the extent that Heartland's existing management is unable to assume or perform these combined duties, the Combined Company could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future, whether or not Heartland consummates one or more of the Transactions.

     In addition, promptly following the consummation of the Transactions, management of the Combined Company will be required to make and implement a number of strategic and operational decisions regarding the integration of the entity's various operations and the exploitation of its assets and businesses. The timing and manner of the implementation of decisions made with respect to the ongoing business of the Combined Company following the consummation of the Transactions will materially affect the operations of the Combined Company. Given the range of potential outcomes arising from such decisions, and the interrelationships among decisions to be made, it is difficult to quantify with precision the composition of the Combined Company. There can also be no assurance that any acquired businesses will be integrated successfully into Heartland's business.

NEED FOR ADDITIONAL FINANCING FOR GROWTH

     The growth of the Combined Company's business requires substantial investment on a continuing basis to finance capital expenditures and expenses related to subscriber growth and system development. Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

POTENTIAL SIGNIFICANT INDUSTRY TRANSACTIONS

     Significant industry transactions such as acquisitions and dispositions of channel rights, joint ventures and other business transactions between and among participants in the wireless cable television industry have occurred with some frequency in the past, and Heartland's management expects this trend to continue in the foreseeable future. Although Heartland regularly engages in discussions concerning such industry transactions with other industry participants, Heartland is not currently subject to any material definitive agreements in such regard except as disclosed herein or in those documents incorporated herein by reference. Whether Heartland proceeds with any of these discussions and whether the Combined Company ultimately negotiates and/or consummates any additional significant industry transactions will depend, among other things, upon the business and prospects of the Combined Company, industry conditions, investment and growth opportunities available to the Combined Company, stock market conditions, availability and suitability of financing for such transactions, regulatory and legal considerations, and other plans and requirements of the Combined Company. No assurance can be given that, if consummated, any such significant industry transactions could be successfully integrated into the Combined Company's business.

INVESTMENT IN NEWCO

     Pursuant to the Newco Transaction, Heartland shall contribute or sell the Heartland Disposition Assets, other than the Memphis and Flippin, Tennessee markets to be disposed of in the Memphis Transaction, and the Los Angeles channel rights (which Heartland will seek to sell directly to a third party), to Newco in exchange for cash, promissory notes and a retained equity interest. The Stockholders Agreement provides that Heartland will have the right to appoint less than a majority of the directors of Newco. Therefore, the Combined Company will not control the management of Newco, and it will be dependent upon the skill, expertise and managerial efforts of the management of Newco to achieve a return on this proposed substantial investment. To the extent that Newco proves unsuccessful in its business, the value of the Combined Company's investment therein will be adversely affected. Further, consummation of the Newco Transaction is subject to significant customary closing conditions. No assurance can be given that such conditions will be satisfied. See "The Combined
Company -- Business of the Combined Company After the Transactions" and
"-- Planned Divestitures".

DEPENDENCE ON EXISTING MANAGEMENT; KEY EMPLOYEES

     Heartland is dependent in large part on the experience and knowledge of existing management. Heartland has not entered into any employment agreements with, or obtained key-man life insurance for, any of its executive officers and there can be no assurance that any of such persons will remain in Heartland's employ in the future. The Combined Company's success is also dependent upon its ability to attract and retain qualified employees to develop and operate its wireless cable systems.

COMPETITION

     The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, satellite master antenna television systems, direct broadcast satellites and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of subscription television, cable television systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In addition, within each market, the Combined Company initially must compete with others to acquire, from the limited number of channel licenses issued, rights to a minimum number of channels needed to establish a viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies, from a proposed new wireless service known as local multi-point distribution and from emerging trends and technologies. Heartland has targeted its marketing in its Existing Systems (as hereafter defined) to households that are unpassed by traditional hard-wire cable and that have limited access to local off-air VHF/UHF broadcast channels. Accordingly, to date Heartland has not encountered significant direct competition from traditional hard-wire cable companies. It is likely, given the markets involved in the Transactions, that the Combined Company will face significant direct competition from traditional hard-wire cable companies in the future, especially in the urban markets acquired in the Transactions if the planned divestiture of such markets described herein is not consummated. The basic programming package offered in each of Heartland's existing systems is comparable to that offered by the local traditional hard-wire cable operators. However, certain of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland. In addition, as the telecommunications industry continues to evolve, the Combined Company may face additional competition from new providers of entertainment and data services. In particular, there are a rapidly growing number of information and data service providers serving consumers via informal communications networks, such as the Internet and World Wide Web. Although the Combined Company is unaware of any such provider delivering programming like that available over wireless cable television, there can be no assurance that continuing advances in technology will not make such delivery possible. Even if such direct competition does not exist in the future, however, the Combined Company's services will compete, indirectly, with entertainment services generally, including those provided by operators using evolving technology. Many actual and potential competitors have greater financial, marketing and other resources than Heartland. No assurance can be given that the Combined Company will compete successfully in any or all of its markets.

GOVERNMENT REGULATION

     The right to transmit on wireless cable channels is regulated by the Federal Communications Commission (the "FCC") and the copyright for the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

     Cable Act. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems. Heartland cannot predict precisely what effect these regulations or other governmental regulations may have on traditional hard-wire cable operators as to price and service. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on Heartland in particular.

     Copyright Act. Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The United States Congress recently adopted legislation extending the compulsory copyright licensing system to include wireless cable systems. As a result of this action, wireless cable operators may engage in secondary transmissions of distant programming without the copyright holder's approval, provided that such operators file certain reports and pay certain fees set by the Copyright Royalty Tribunal. See "Risk Factors -- Factors Relevant to All of the Parties -- Dependence on Program Material Agreements."

     Regulation of Retransmission. Effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that the Combined Company will be able to obtain such consents on terms satisfactory to the Combined Company.

     Other Regulations. Wireless cable operators are also subject to regulation by the Federal Aviation Administration (the "FAA") with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Combined Company will not be required to incur additional costs in complying with such regulations and restrictions. No assurance can be given that new regulations will not be imposed or that existing regulations will not be changed. Any such new or modified regulations could have a material adverse effect on the wireless cable industry as a whole and on Heartland and the Combined Company in particular.

DEPENDENCE ON CHANNEL LEASES; LOSS OF LICENSES BY LESSORS

     Heartland is dependent, and the Combined Company will be dependent, on leases with unaffiliated third parties for most of its wireless cable channel rights. Heartland has entered into leases for substantially all of its wireless cable channel rights with channel license holders, applicants for channel licenses and applicants that have had previously-filed applications returned without prejudice by the FCC and which will be refiled. Heartland's channel leases typically cover four instructional television fixed service ("ITFS") and/or one to four multi-point distribution service ("MDS") wireless cable channels each. Generally, ITFS channels may only be owned by qualified non-profit educational organizations and in general must use a minimum of 20 hours per week per channel for educational programming. The remaining excess ITFS channel air time may be leased to wireless cable operators for commercial use without further restriction. MDS channels may be owned by commercial entities and allow full-time usage without programming restrictions. See "Wireless Cable Industry -- Regulatory Environment." Under the rules of the FCC, the term of an ITFS channel lease cannot exceed ten years. There is no such restriction for MDS channel leases. ITFS licenses generally are granted for a term of ten years and are subject to the renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. The use of such channels by the license holders is subject to regulation by the FCC and Heartland's ability to continue to enjoy the benefits of its leases with channel license holders is dependent upon the continuing compliance by the channel license holders with applicable regulations including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators. The remaining initial terms of most of Heartland's channel leases are approximately 5 to 10 years, although certain of Heartland's channel leases have initial terms expiring during the next several years. Most of Heartland's leases grant Heartland a right of first refusal to purchase the channels after the expiration of the lease if FCC rules and regulations so permit, provide for automatic renewal of the lease term upon FCC renewal of the license and/or require the parties to negotiate lease renewals in good faith. The termination of or failure to renew a channel lease or termination of the channel license, or the failure to grant an application for an extension of time to construct an authorized station, would result in Heartland being unable to deliver television programming on such channel(s). Although Heartland does not believe that the termination of or failure to renew a single channel lease or license would adversely affect the Combined Company, several of such terminations or failures in one or more markets that Heartland actively serves could have a material adverse effect on the Combined Company. Additionally, FCC licenses also specify construction deadlines, which, if not met, could result in the loss of the license. Requests for additional time to construct may be filed and are subject to review pursuant to FCC rules. Certain of Heartland's channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request.

UNCERTAINTY OF GRANT OF PENDING APPLICATIONS

     Applications for wireless cable licenses are subject to approval by the FCC. Applicants with whom Heartland has entered into leases have filed a series of applications with the FCC for a number of wireless cable channels and Heartland has entered into leases for additional channels with applicants that have had previously-filed applications returned without prejudice by the FCC and which have been refiled. The vast majority of such leases are in the form of lease agreements with qualified non-profit educational organizations for ITFS channels. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next several months. There is no limit on the time that may elapse between filing the application with the FCC for a modification or new license and action thereon by the FCC. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications ("Competing Applications") must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of

Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. A number of competing applicants for channel licenses have filed with the FCC petitions to deny the applications in which Heartland has acquired channel rights, based upon alleged substantive defects in the applicant or in technical or other aspects of the application. Heartland anticipates that the FCC will deny most of the current petitions to deny the applications in which Heartland has acquired channel rights. However, no assurance can be given as to the precise number of such petitions that will be denied. Although Heartland does not believe that any single award of a channel license to an applicant that has filed a Competing Application or the granting of any single petition to deny an application in which Heartland has acquired channel rights would adversely affect Heartland, several of such awards or grants could have a material adverse effect on Heartland.

UNCERTAINTY OF ABILITY TO OBTAIN FCC AUTHORIZATIONS

     Wireless cable systems transmit programming over wireless cable channels that are licensed by the FCC. Generally, Heartland believes that a minimum of twelve wireless cable channels are necessary to offer a commercially viable wireless cable system in most rural markets and that more channels are required in more competitive markets, such as those well served by traditional cable television systems. In some of its long-term launch markets, Heartland does not currently have the right to operate twelve channels from the same transmitter site. In those markets, Heartland is dependent upon (i) the grant of pending applications for modification of existing licenses for unbuilt ITFS stations,
(ii) the grant of such license modification applications which have not been filed and/or (iii) the grant of applications for new ITFS licenses, some of which have not been filed. There can be no assurance that any or all of the modification applications and new license applications actually made or anticipated to be made by Heartland will be granted by the FCC. Although Heartland does not believe that the denial of any single modification or new license application will adversely affect it, the denial of several such applications, particularly if concentrated in one or a few of Heartland's markets, could have a material adverse effect on its growth. See "Wireless Cable Industry -- Cable Industry Overview" and "-- Regulatory Environment."

INTERFERENCE ISSUES

     Under current FCC regulations, a wireless cable operator may install receive-site equipment and serve any point where its signal can be received, subject to the interference protection rights of certain other wireless cable systems. Interference from other wireless cable systems can limit the ability of a wireless cable system to serve particular points, in the same manner that interference from one television station limits the ability of a viewer to receive another television station broadcasting on the same frequency. In licensing ITFS and multi-point distribution service stations, a primary concern of the FCC is avoiding situations where proposed stations are predicted to cause interference to the reception of existing station signals. Pursuant to current FCC regulations, a wireless cable license holder is generally protected from interference within 35 miles of the transmission site. Heartland's business plan involves moving the authorized transmitter site of various of its MDS and ITFS licensed stations and obtaining the grant of licenses to new stations that Heartland will use in its wireless cable systems. The FCC interference protection standards may make one or more of those proposed relocations or new grants unavailable. In any such event, it may be necessary to negotiate interference agreements with the licensees of stations which would otherwise block such relocations or new grants. There can be no assurance that the Combined Company will be able to negotiate any required interference agreements on terms acceptable to it. In the event that the Combined Company cannot obtain interference agreements required to implement its plans for a given market, the Combined Company may have to curtail or modify operations in that market. Any substantial modification or curtailment of the Combined Company's operations in its markets could have a material adverse effect on its growth or financial performance. In addition, while the Combined Company's leases with MDS and ITFS licensees require their cooperation, it is possible that one or more of the Combined Company's channel lessors may hinder or delay the Combined Company's efforts to use the channels in accordance with its plans for a particular market.

AUCTION OF BASIC TRADING AREAS

     As a result of legislation authorizing the FCC to utilize competitive bidding (auctions) for the award of initial licenses or construction permits for certain commercial services when mutually exclusive applications have been filed, on June 15, 1995 the FCC adopted new rules replacing lottery procedures with auctions for the awarding of commercial licenses where two or more parties have filed applications for the same frequencies. Auctions under the new rules began November 13, 1995 for the award of initial commercial licenses for "Basic Trading Areas" or "BTA's" (as defined by Rand McNally); however, the new auction rules do not apply when a license is to be renewed. The new rules are effective although pleadings have been filed which might result in changes in the rules, and any auctions conducted pursuant thereto. License holders that obtain an MDS license via an auction must provide interference protection to the 35-mile protected service area of existing license holders. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's objective criteria.

DEPENDENCE ON PROGRAM MATERIAL AGREEMENTS

     In connection with its distribution of television programming, Heartland is dependent, and the Combined Company will be dependent, on fixed-term contracts with various program suppliers. Generally, the terms of such contracts are for periods of one to five years and began to expire in 1995. Although Heartland has no reason to believe that any such contracts will be cancelled or will not be renewed upon expiration, if such contracts are cancelled or not renewed, the Combined Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Combined Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Combined Company's subscribers. The likelihood that program material will be unavailable to the Combined Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by a vertically integrated cable operator, and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The Cable Act is the subject of various legal challenges and if it were found to be unconstitutional, program suppliers might raise their prices or make their program material unavailable to the Combined Company.

PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION

     Wireless cable programming is transmitted via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations without the use of signal boosters. Consequently, the Combined Company may not be able to supply services to certain potential subscribers. In addition, in limited circumstances, extremely adverse weather can damage transmission and receiving antennas as well as transmit site equipment.

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

     While wireless cable television is not a new technology, it is a relatively new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

POSSIBLE ADDITIONAL CAPITAL EXPENDITURES FOR HEARTLAND DISPOSITION ASSETS

     No assurance can be given that the planned disposition of the Heartland Disposition Assets will be consummated. Consummation of such planned disposition may require, among other items, consents of CAI's lenders to the Newco Transaction, financing secured by Newco on terms acceptable to CAI and Heartland, and consents of the licensees to the assignment of channel leases to Newco, and of the Flippin and Memphis channel rights to TruVision. Accordingly, Heartland may be required to expend a substantial amount of additional capital to maintain certain assets and/or fund lease payments attributable to the Heartland Disposition Assets. Further, no assurance can be given that the disposition of the Heartland Disposition Assets will have the desired impact on the Combined Company's business or financial affairs.

POSSIBLE ADVERSE TAX CONSEQUENCES ATTRIBUTABLE TO HEARTLAND DISPOSITION ASSETS

     The cash and promissory note portion of the consideration received by Heartland and/or its subsidiaries from consummation of the Memphis Transaction and Newco Transaction may result in the recognition of gain for federal income tax purposes. The amount of any tax liability attributable thereto will depend upon numerous factors, including the tax basis of the assets conveyed, the net operating losses available to Heartland and other factors. Certain of these factors will depend upon the tax attributes of CMAX, AWS and TCS as of the closing of the Transactions. There can be no assurance that sufficient tax bases and net operating losses will exist to defray a material amount of any such gain, thereby requiring Heartland to pay certain tax liabilities to federal and/or state authorities. Any such payments would negatively impact the Combined Company's cash flow.

ASSIGNABILITY OF HEARTLAND DISPOSITION ASSETS CHANNEL LEASES

     Substantially all of the channel leases associated with the Heartland Disposition Assets require the consents of the licensees prior to the assignment thereof. No assurance can be given that such consents will be obtained to the assignment of such channel leases to Newco in the Newco Transaction. The failure to obtain any such consents may prevent the Newco Transaction from being consummated, which could have a material adverse effect on the Combined Company's business or financial affairs. See "Risk Factors -- Factors Relevant to All of the Parties -- Possible Additional Capital Expenditures for Heartland Disposition Assets." Further, the consent of the FCC is required prior to the assignment of any MDS channels associated with the Heartland Disposition Assets. Heartland will take appropriate action to obtain such consents with respect to such MDS channels to be acquired by Heartland and thereafter conveyed to Newco as part of any Newco Transaction. Such consents are generally received three to five months after application is made with the FCC. Although Heartland expects to lease any acquired MDS channels to Newco as part of any Newco Transaction pending receipt of server approval, there can be no assurance that the FCC will consent to the assignment of such licenses to Heartland or Newco.

CERTAIN SUBSIDIARIES NOT WHOLLY OWNED

     Heartland generally conducts its business through subsidiaries. Heartland's subsidiaries include non-operating subsidiaries that hold interests in channels, subsidiaries that operate systems and subsidiaries that do both. Heartland also has an operating subsidiary that installs wireless cable systems in various markets served by Heartland and its subsidiaries. Certain of Heartland's subsidiaries are not wholly owned and most subsidiaries are indirectly owned by Heartland as a result of its majority ownership of other entities. Although Heartland has a sufficient interest in its subsidiaries to be able to exercise control over them, Heartland may owe a fiduciary duty to the holders of various minority interests in its subsidiaries. Accordingly, Heartland may not exercise unfettered control over such subsidiaries and may be required to deal with such subsidiaries on terms no less favorable to such subsidiaries than could be obtained from unaffiliated third parties. Heartland believes that all of its dealings with its subsidiaries have been on such terms. In addition, dividends or other distributions paid or made by such subsidiaries must be paid or made on a pro rata basis to all stockholders.

     Further, Heartland owns approximately 27% of the outstanding common stock of Wireless One, Inc., a Delaware corporation ("Wireless One"). Although David
E. Webb and J. R. Holland, Jr., Directors of Heartland, serve as Directors of Wireless One, Heartland cannot exercise unfettered control over this substantial investment. Similarly, upon consummation of the Newco Transaction, Heartland will own approximately 39.76% (prior to dilution) of the outstanding common stock of Newco. Although David E. Webb and J.R. Holland, Jr., Directors of Heartland, are expected to serve as Directors of Newco, Heartland will not be able to exercise unfettered control over this proposed substantial investment.

CONTROL BY PRINCIPAL STOCKHOLDERS; AGREEMENT TO VOTE FOR BOARD DESIGNEE OF JUPITER; CO-SALE-RIGHT

     David E. Webb, the President and Chief Executive Officer of Heartland, L. Allen Wheeler, a member of the Board of Directors of Heartland and Hunt Capital Group, L.L.C. ("Hunt Capital"), a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, collectively own approximately 62.68% of the outstanding Heartland Common Stock and, if they act together, will be able to control the election of the members of Heartland's Board of Directors and generally to exercise control over Heartland's affairs. Assuming consummation of each of the Transactions and an average closing price of Heartland's Common Stock of $28, such parties will own approximately 40.81% (33.87% if the maximum number of shares are issued) of the outstanding common stock of the Combined Company. Accordingly, following consummation of the Transactions, such persons acting together will not be able to totally control the election of the members of Heartland's Board of Directors. Pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement"), entered into in connection with the private placement of $40.2 million of 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"), each of Hunt Capital, David E. Webb and L. Allen Wheeler, have agreed to vote their shares of Heartland Common Stock (i) in favor of the election to Heartland's Board of Directors of one designee of the purchaser of the Convertible Notes ("Jupiter") and (ii) in favor of Heartland's Board of Directors consisting of at least three and not more than seven members for so long as Jupiter retains a 25% interest in the Convertible Notes originally purchased by it and/or the shares of Heartland Common Stock issued or issuable upon conversion thereof (the "Conversion Shares") originally issuable to it. The agreement of such stockholders to elect Jupiter's designee to the Board of Directors may restrict the ability of such stockholders to elect their preferred slate of directors to manage Heartland, which may result in a member of the Board of Directors having interests that conflict with those of the other stockholders of Heartland. In addition, under the terms of the Stockholders' Agreement, each of Hunt Capital, David E. Webb and L. Allen Wheeler have agreed that, for so long as Jupiter holds such 25% interest, in the event of any proposed sale or series of sales of Heartland Common Stock by any such stockholder to a non-affiliate for aggregate consideration greater than $15 million or representing in excess of 5% of the outstanding Heartland Common Stock at such time, such stockholder shall not effect such sale unless Jupiter is permitted to participate in such sale on a pro rata basis with such stockholder. The co-sale right may reduce the likelihood of a change in control of Heartland because any potential purchaser of stock held by the controlling stockholders may also be required to purchase shares owned by Jupiter.

LIMITED TRADING VOLUME AND POSSIBLE VOLATILITY OF HEARTLAND COMMON STOCK

     During 1994 and for the first nine months of 1995, the average trading volume of shares of Heartland Common Stock on Nasdaq-NMS was approximately 22,800 and 34,200 shares per day, respectively. As of December 31, 1995, approximately 12,611,132 shares of the Heartland Common Stock were issued and outstanding, including 8,106,825 (including 190,600 shares subject to exercisable options) shares held by executive officers, directors and their affiliates. In connection with the Transactions, Heartland may issue up to an additional 10,721,302 shares (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), or 6,763,949 shares (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods) of Heartland Common Stock, some or all of which will be liquidated by FTW Associates, the Minneapolis Partnership and TSC in connection with their respective plans of liquidation. In addition, some recipients of Heartland Common Stock in the Transactions can be expected to immediately dispose of such shares to meet tax or other obligations. There can be no assurance, given the relatively low volume of trading typically exhibited by the Heartland Common Stock that all of those holders seeking to dispose of Heartland Common Stock will be able to do so or at what price such shares will be sold if dispositions are made. It is also possible that there will be much greater volatility in the price of the Heartland Common Stock during the period immediately preceding the Transactions and for some time thereafter. Finally, the market price of the Heartland Common Stock could fluctuate substantially in the future for a variety of reasons, including performance of the Combined Company, investor expectations for the Combined Company and the wireless cable television industry, general economic conditions and fluctuations in the overall stock market. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

NO HEARTLAND COMMON STOCK DIVIDENDS

     Heartland has not paid dividends on Heartland Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

POSSIBLE FUTURE ACQUISITIONS

     Heartland has in the past and is in the process of making a number of acquisitions and may in the future make additional acquisitions. The Combined Company can be expected to seek to acquire additional channel rights, both in its existing markets and in other markets, both directly and indirectly by acquiring other wireless cable television providers. Such acquisitions may be in geographic areas or markets outside of Heartland's traditional focus of small to mid sized markets in the central United States. In addition, it is possible that the Combined Company might make one or more acquisitions outside of the business of providing wireless cable television services. Any such acquisitions may be made for cash, securities, including Heartland Common Stock, or combinations thereof. Under applicable law and regulations, in many circumstances, approval by the Combined Company's stockholders of any such acquisitions may not be required. The Combined Company may pay for such acquisitions in cash or by issuing equity or debt securities. The issuance of equity to effect or finance such acquisitions would have the effect of reducing the percentage ownership of the Combined Company held by each pre-acquisition stockholder and the incurrence of indebtedness in connection with such acquisitions could adversely affect the liquidity, results of operations and financial condition of the Combined Company.

RESCISSION RIGHTS OF PARTNERS OF MINNEAPOLIS PARTNERSHIP AND FTW PARTNERSHIP

     AWS, its predecessor and certain of its executive officers have been investigated by the Commission and certain state regulatory authorities in connection with the offer and sale of general partnership interests without registration under applicable federal and state securities laws, including the sale of general partnership interests in FTW Partnership and Minneapolis Partnership. In certain cases, such parties have entered into consent decrees with state regulatory authorities, including an order in Arizona requiring AWS to offer to purchase such general partnership interests sold to residents of Arizona or to pay the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or approximately $566,000, plus interest from the time of investment. AWS has advised the Arizona Corporation Commission that it does not intend to make such offer to purchase pending consummation of the transactions described herein. On September 29, 1995, AWS and a general partnership (the "Pittsburgh Partnership") jointly sold their respective interest in the joint venture operating the wireless cable television system in Pittsburgh, Pennsylvania to CAI Wireless Systems, Inc. ("CAI") (the "Pittsburgh Sale"). General partners holding approximately 72% of the general partnership interests of the Pittsburgh Partnership (the "Pittsburgh Partners") executed and delivered written consents to such sale, each of which included a release of AWS and certain related parties from certain contingent claims including claims arising from the offer and sale of the general partnership interests to the Pittsburgh Partners. There can be no assurance that the Minneapolis Partners and the FTW Partners who do not vote in favor of the Minneapolis Transaction or the FTW Transaction, respectively, or the Pittsburgh Partners who did not vote in favor of the Pittsburgh Sale, or any governmental agency will not institute proceedings against AWS or Heartland, as the successor to AWS, based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. No assurance can be given that a successful claim against the predecessors of AWS could not be asserted against Heartland based on a number of theories involving successor liability. The institution of legal action against Heartland arising out of the offer and sale of general partnership interests by AWS' predecessors could result in substantial defense costs to Heartland and the diversion of efforts by Heartland's management, and the imposition of liabilities against Heartland could have an adverse effect on Heartland. See "Risk Factors -- Factors Specific to AWS Stockholders -- Regulatory Actions Regarding Prior Offerings of General Partnership Interests."

                      FACTORS SPECIFIC TO AWS STOCKHOLDERS

HISTORICAL AND ANTICIPATED OPERATING LOSSES

     AWS' efforts to date have been directed primarily toward the acquisition of channel rights and launch of systems. AWS has limited sources of revenue, has incurred losses since inception, and unless the AWS Merger is consummated, expects to incur additional losses until it is able to develop systems to the point at which subscriber revenue is sufficient to cover operating expenses and overhead. For the nine-month period ended September 30, 1995 and the years ended December 31, 1994 and 1993, AWS had net losses from operations of $1,524,231, $4,075,129 and $2,758,934, respectively, and net losses of $984,570, $5,726,780 and $3,650,160, respectively.

NEED FOR AND LACK OF EXISTING SOURCES OF FINANCING

     Without the AWS Merger, each of AWS' existing and proposed systems will require substantial investment on a continuing basis to finance capital expenditures and related expenses for system development and subscriber growth. To the extent that AWS is unable to obtain substantial equity financing and attract a substantial number of additional subscribers to its existing systems, the ability to obtain debt financing with respect to such systems to fund the costs of continued system expansion will be adversely affected. AWS will require additional funding in the first quarter of 1996. AWS' future capital requirements will depend on a number of factors, including consummation of the AWS Merger, the proposed sale of the Memphis, Tennessee market, sale of other assets, subscriber growth, marketing expenses and staffing levels as well as other factors not within AWS' control, such as competitive conditions, programming costs and capital costs. There can be no assurance that financing necessary to complete the development and launch of each of AWS' proposed systems or to meet the cost of installing additional subscribers to its existing systems will be available on satisfactory terms and conditions, if at all.

     In addition, the ability of AWS to fund its continuing operations through the first quarter of 1996 and thereafter is dependent upon the consummation of the AWS Transaction or obtaining other financing. There can be no assurance that AWS will be able to obtain financing if the AWS Transaction is not consummated.

TAX CONSEQUENCES TO AWS STOCKHOLDERS

     The AWS Merger will be a taxable transaction to AWS stockholders. Because the AWS Merger Agreement provides for the issuance of Heartland Common Stock to AWS stockholders, AWS stockholders may recognize a taxable gain in connection with the consummation of the AWS Merger and will not receive cash to pay any taxes due in connection with the receipt of the Heartland Common Stock. For a discussion of the methodology for calculating gain or loss in connection with the exchange, see "The AWS Merger -- Certain Federal Income Tax Consequences." In addition, AWS stockholders who seek to sell shares of Heartland Common Stock to satisfy any tax liability will be subject to certain risks related to the limited trading volume of Heartland Common Stock. See "Risk Factors -- Factors Relevant to All of the Parties -- Limited Trading Volume and Possible Volatility of Heartland Common Stock."

LIMITED TRADING VOLUME FOR AWS COMMON STOCK

     Because AWS Common Stock is traded on the Nasdaq Stock Market's OTC Bulletin Board rather than on Nasdaq or a recognized stock exchange, AWS Common Stock has had a limited trading volume and reported prices may not accurately reflect the market value of such stock. If the AWS Merger is not approved, AWS stockholders will likely continue to experience limited liquidity with respect to the resale of their shares. Generally, the trading volume of the Heartland Common Stock, which is traded on the Nasdaq-NMS, exceeds the trading volume of the AWS Common Stock. Therefore, the consummation of the AWS Merger is expected to increase the liquidity of the investment of the current AWS stockholders.

STATUS OF FTW VENTURE

     AWS believes that unless the FTW Transaction is consummated, the Fort Worth system will require additional funds before that system can achieve positive cash flow from operations. To the extent that the FTW Venture is unsuccessful in obtaining additional capital from AWS or other sources, the ability of the FTW Venture to achieve positive cash flow will be adversely affected. In such case, the value of AWS' interest in the FTW Venture will be diminished and the potential for litigation of the FTW Claims will be increased.

STATUS OF AMERICAN WIRELESS SYSTEM OF MINNEAPOLIS L.L.C.

     On April 14, 1994, AWS lent $2,000,000 to Minneapolis Partnership, the proceeds of which were contributed to the Minneapolis LLC, the entity which owns and operates the Minneapolis system, to cover operating expense and the cost of installing additional subscribers to that system. In connection with the Minneapolis Agreement, Heartland agreed to loan the Minneapolis LLC $1,575,000, of which $575,000 was advanced on October 31, 1995 to repay certain indebtedness and an additional $484,000 has been advanced through January 15, 1996 to fund operating expenses and the cost of installing additional subscriber equipment. Despite the capital contribution from the Minneapolis Partnership and the loan from Heartland, AWS believes that unless the Minneapolis Transaction is consummated, the Minneapolis system will require additional funds before that system will achieve positive cash flow from operations. To the extent that the Minneapolis LLC is unsuccessful in obtaining additional capital from AWS or other sources, the ability of the Minneapolis LLC to achieve positive cash flow will be adversely affected. In such case, the value of AWS' interest in the Minneapolis LLC will be diminished and the potential for litigation of the Minneapolis Claims will be increased.

REGULATORY ACTIONS REGARDING PRIOR OFFERINGS OF GENERAL PARTNERSHIP INTERESTS

     Prior to the date hereof, a predecessor of AWS, through an affiliate, participated in the offer and sale of approximately $29 million of general partnership interests in three general partnerships, including FTW Partnership and Minneapolis Partnership, without registration under any federal or state securities laws. Following an investigation by the Securities and Exchange Commission ("SEC" or the "Commission"), AWS, Steven G. Johnson, a director and officer of AWS, Jeffrey D. Howes, formerly a director and officer of AWS, and Dexter S. Cohen and Kevin C. King, each of whom own greater than five percent of AWS Common Stock, without admitting or denying any wrongdoing, consented to an SEC order to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act. In addition, securities administrators in 22 states also have investigated or are presently investigating the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which AWS, the issuing general partnerships and Messrs. Johnson and Howes, as officers of AWS, were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. There can be no assurance that other states will not investigate these activities or issue similar orders. See "Information Concerning AWS -- Business of AWS -- Legal Proceedings."

     There can be no assurance that current general partners or any governmental agency will not institute proceedings for rescission against Wireless California or AWS as the successor to Wireless California based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. In connection with the acquisition of certain assets of Wireless California, AWS expressly disclaimed any liabilities of Wireless California arising out of the offer and sale of the general partnership interests described above. There is a possibility, however, that a successful claim against Wireless California could be asserted against AWS based on a number of theories involving successor liability. The institution of legal action against AWS arising out of the offer and sale of general partnership interests by Wireless California could result in substantial defense costs to AWS and the diversion of efforts by AWS' management, and the imposition of liabilities against AWS could have a material adverse effect on AWS. See "Factors Specific to FTW Partners -- Release of AWS" and "Factors Specific to Minneapolis Partners -- Release of AWS."

DILUTION OF NEW STOCKHOLDERS

     At September 30, 1995, the net tangible book value per share of the Heartland Common Stock was $(2.09). "Net tangible book value per share of Heartland Common Stock" represents the amount of total tangible assets less total liabilities (excluding deferred income taxes) divided by the number of shares of Heartland Common Stock outstanding. The issuance of the shares of Heartland Common Stock in connection with the Transactions will result in a pro forma net tangible book value per share of Heartland Common Stock of $6.52 at September 30, 1995 assuming 6,688,639 shares of Heartland Common Stock are issued in the Transactions (based upon the number of shares assumed to be issued for purposes of the Pro Forma Statements and a closing average of $28 per share). Thus AWS stockholders will suffer dilution equal to approximately $21.48 per share of Heartland Common Stock if all of the Transactions are consummated.

                        FACTORS SPECIFIC TO FTW PARTNERS

LIMITED BUSINESS HISTORY; LACK OF OPERATIONS; GOING CONCERN OPINION

     FTW Venture has a limited operating history in the wireless cable business. FTW Partnership has no sources of revenue, has incurred losses since inception and expects to incur additional losses until the FTW Venture is able to further develop the wireless cable television system in Fort Worth, Texas (the "FTW System") to the point at which subscriber revenue is sufficient to cover operating expenses and overhead. The ability of FTW Partnership to meet continuing operating expenses of the FTW Venture depends on obtaining financing. There can be no assurance that FTW Partnership or the FTW Venture will be able to develop, launch or expand the FTW System or that FTW Partnership or the FTW Venture will achieve profitability in future years. For the nine month period ended September 30, 1995 and the years ended December 31, 1994 and 1993, the FTW Partnership had net losses from operations of $1,030,082, $1,382,763 and $1,070,727, respectively, and net losses of $986,034, $1,320,482 and $1,013,038, respectively. As a result, in their report on FTW Partnership's financial statements as of December 31, 1994 and 1993, the FTW Partnership's independent public accountants have included an explanatory paragraph that describes factors raising substantial doubt about the FTW Partnership's ability to continue as a going concern.

NEED FOR AND LACK OF EXISTING SOURCES OF FINANCING

     The FTW Venture will require substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth. Future capital requirements will depend on a number of factors including subscriber growth, marketing expenses and staffing levels, as well as other factors not within FTW Partnership's or the FTW Venture's control, such as competitive conditions, programming costs and capital costs. FTW Partnership does not currently have any definitive agreements, arrangements or commitments to secure financing. There can be no assurance that financing necessary to complete the development of the FTW System will be available on satisfactory terms and conditions, if at all.

RELEASE OF AWS

     As a condition to the obligations of Heartland and FTW Partnership to close the transactions contemplated by the FTW Agreement, FTW Partnership and the FTW Partners are required to deliver to Heartland the FTW Claim Release or FTW Claim Assignment, as applicable, executed on behalf of FTW Partnership and FTW Partners holding at least two-thirds ( 2/3) of the FTW Units, whereby FTW Partnership and the FTW Partners approving the FTW Transaction agree to either release or assign to Heartland, as applicable, any and all claims and causes of action of any kind or nature against AWS and certain related parties, including but not limited to claims or causes of action based on alleged violations of securities laws. The FTW Claim Release will be in the form of a joinder in the mutual release by virtue of the consenting FTW Partner delivering its Written Consent to the FTW Transaction. The FTW Partners should be aware that if FTW Partners representing at least two-thirds ( 2/3) of the FTW Units approve the FTW Transaction, FTW Partnership and the consenting FTW Partners will be giving up the right to any potential claim they may have against AWS and certain related parties for damages arising out of their actions or failure to act with respect to the FTW System. There can be no assurance that the value of the consideration to be received by such FTW Partners in the FTW Agreement equals or exceeds the value of the FTW Claims released or assigned to Heartland.

RISKS RELATING TO FTW LIQUIDATION PLAN

     Pursuant to the FTW Liquidation Plan, a portion of the Heartland Common Stock to be received pursuant to the FTW Transaction will be sold on behalf of the FTW Partnership to satisfy the known and contingent claims against FTW Partnership (the "Liquidated Shares"); the remainder of the Heartland Common Stock received pursuant to the FTW Transaction will be distributed to the FTW Partners in accordance with the FTW Liquidation Plan. Although the FTW Committee believes that it has identified and properly accounted for all material liabilities of FTW Partnership, there can be no assurance that FTW Partnership will be able to fulfill all of its liquidating obligations out of the proceeds of the Liquidated Shares or that any shares of Heartland Common Stock will be available for distribution thereafter.

GENERAL PARTNERSHIP LIABILITY

     FTW Partnership is a general partnership organized under the laws of the state of California. As a result, unless a creditor otherwise specifically agrees, each FTW Partner is liable, jointly and severally, for each of the debts or obligations of FTW Partnership, including those arising as a result of its investment in the operation of the FTW Venture and its wireless cable television business. Among other liabilities, individual FTW Partners may be liable personally for certain of the fees and expenses incurred to date and to be incurred in the future by FTW Partnership in connection with its ongoing disputes with AWS. If the FTW Transaction is not consummated and FTW Partnership is not otherwise able to satisfy its obligations, including its obligation to repay the FTW Loan (as hereinafter defined) to Heartland, each of the FTW Partners can be called upon by creditors of FTW Partnership, including Heartland, to personally perform such obligations in their entirety.

DILUTION OF NEW STOCKHOLDERS

     At September 30, 1995, the net tangible book value per share of the Heartland Common Stock was $(2.09). "Net tangible book value per share of Heartland Common Stock" represents the amount of total tangible assets less total liabilities (excluding deferred income taxes) divided by the number of shares of Heartland Common Stock outstanding. The issuance of the shares of Heartland Common Stock in connection with the Transactions will result in a pro forma net tangible book value per share of Heartland Common Stock of $6.52 at September 30, 1995 assuming 6,688,639 shares of Heartland Common Stock are issued in the Transactions (based upon the number of shares assumed to be issued for purposes of the Pro Forma Statements and a closing average of $28 per share). Thus, FTW Partners will suffer dilution equal to approximately $21.48 per share of Heartland Common Stock if all of the Transactions are consummated.

                    FACTORS SPECIFIC TO MINNEAPOLIS PARTNERS

LIMITED BUSINESS HISTORY; LACK OF OPERATIONS; GOING CONCERN OPINION

     The Minneapolis LLC has a limited operating history in the wireless cable business. Minneapolis Partnership has no sources of revenue, has incurred losses since inception and expects to incur additional losses until the Minneapolis LLC is able to further develop the wireless cable television system in Minneapolis, Minnesota (the "Minneapolis System") to the point at which subscriber revenue is sufficient to cover operating expenses and overhead. The ability of the Minneapolis Partnership to meet continuing operating expenses of the Minneapolis LLC depends on obtaining financing. For the nine month period ended September 30, 1995, the years ended December 31, 1994 and 1993, the Minneapolis Partnership had net losses from operations of $1,523,876, $2,093,376 and $1,672,196, respectively and net losses of $1,433,248, $1,955,221 and
$1,544,979, respectively. As a result, in their report on AWS' financial statements as of December 31, 1993, the Minneapolis Partnership's independent public accountants have included an explanatory paragraph that describes factors raising substantial doubt about the Minneapolis Partnership's ability to continue as a going concern.

WORKING CAPITAL REQUIREMENTS

     The Minneapolis Committee believes that the Minneapolis LLC will require significant additional working capital to fund continuing operating deficits and to fund equipment purchases for additional customer installations. There are currently no commitments to fund such working capital requirements other than funds to be advanced by Heartland pursuant to the Minneapolis Agreement. There can be no assurance, if the Minneapolis Transaction is not consummated, that Minneapolis Partnership will be able to obtain sufficient working capital to permit subscriber growth by the Minneapolis LLC. Without subscriber growth, there can be no assurance that the Minneapolis LLC or the Minneapolis Partnership will achieve profitability.

RELEASE OF AWS

     As a condition to the obligations of Heartland and Minneapolis Partnership to close the transactions contemplated by the Minneapolis Agreement, Minneapolis Partnership is required to deliver to Heartland the Minneapolis Claim Assignment executed on behalf of Minneapolis Partnership and Minneapolis Partners holding at least two-thirds ( 2/3rds) of the Minneapolis Units, whereby Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Transaction agree to assign to Heartland any and all claims and causes of action of any kind or nature against AWS and certain related parties, including but not limited to claims or causes of action based on alleged violations of securities laws. The Minneapolis Partners should be aware that if Minneapolis Partners representing at least two-thirds of the Minneapolis Units approve the Minneapolis Transaction, Minneapolis Partnership and such approving Minneapolis Partners will be giving up the right to any potential claim they may have against AWS and certain related parties for damages arising out of their actions or failure to act with respect to the Minneapolis System. There can be no assurance that the value of the consideration to be received by such Minneapolis Partners in the Minneapolis Agreement equals or exceeds the value of the Minneapolis Claims to be assigned to Heartland. See "The Minneapolis Transaction -- Description of the Minneapolis Claims."

RISKS RELATING TO MINNEAPOLIS LIQUIDATION PLAN

     Pursuant to the Minneapolis Liquidation Plan, the assets of Minneapolis Partnership (including Heartland Common Stock to be received pursuant to the Minneapolis Transaction) will be sold on behalf of Minneapolis Partnership's Management Committee to satisfy the known and contingent claims against Minneapolis Partnership, with any remaining proceeds to be distributed to the Minneapolis Partners in accordance with the Minneapolis Liquidation Plan. Although the Minneapolis Committee believes that it has identified and properly accounted for all material liabilities of Minneapolis Partnership, there can be no assurance that Minneapolis Partnership will be able to fulfill all of its liquidating obligations out of the proceeds of the Heartland Common Stock anticipated to be liquidated pursuant to the Minneapolis Liquidation Plan or that any shares of Heartland Common Stock will be available for distribution thereafter.

GENERAL PARTNERSHIP LIABILITY

     The Minneapolis Partnership is a general partnership organized under the laws of the State of California. As a result, unless a creditor otherwise specifically agrees, each Minneapolis Partner is liable, jointly and severally for each of the debts or other obligations of Minneapolis Partnership. Among other liabilities, individual Minneapolis Partners may be personally liable for certain of the fees and expenses incurred to date and to be incurred in the future by Minneapolis Partnership. If the Minneapolis Transaction is not consummated and Minneapolis Partnership is not otherwise able to satisfy its obligations, each of the Minneapolis Partners can be called upon by creditors of Minneapolis Partnership who have not waived their right to do so to personally perform such obligations in their entirety. Heartland has agreed to look only to the assets of Minneapolis Partnership and not to the Minneapolis Partners individually, with respect to any liabilities of Minneapolis Partnership to Heartland.

DILUTION OF NEW STOCKHOLDERS

     At September 30, 1995, the net tangible book value per share of the Heartland Common Stock was $(2.09). "Net tangible book value per share of Heartland Common Stock" represents the amount of total tangible assets less total liabilities (excluding deferred income taxes) divided by the number of shares of Heartland Common Stock outstanding. The issuance of the shares of Heartland Common Stock in connection with the Transactions will result in a pro forma net tangible book value per share of Heartland Common Stock of $6.52 at September 30, 1995 assuming 6,688,639 shares of Heartland Common Stock are issued in the Transactions (based upon the number of shares assumed to be issued for purposes of the Pro Forma Statements and a closing average of $28 per share). Thus Minneapolis Partners will suffer dilution equal to approximately $21.48 per share of Heartland Common Stock if all of the Transactions are consummated.

                        INFORMATION CONCERNING HEARTLAND

                                  THE BUSINESS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located in the central United States. Heartland has wireless cable channel rights in 79 markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland believes can be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises).

     Heartland targets small to mid-size markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable. Many of these households, particularly in rural areas, have limited access to local off-air VHF/UHF channels (such as ABC, NBC, CBS and Fox), and typically do not have access to pay television service except via satellite receivers. As a result, Heartland believes that its wireless cable television service is an attractive alternative to existing choices for such households. Heartland estimates that within its 79 wireless cable markets, approximately 2.4 million LOS households, or 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     Heartland's 79 markets include (i) 32 markets in which Heartland has systems in operation (the "Heartland Existing Systems"), (ii) nine markets in which Heartland's system is under construction, (iii) 23 near-term launch markets in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 15 long-term launch markets, including 11 in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four in which Heartland has leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC within the next 24 months. As of November 30, 1995, Heartland was providing wireless cable service to an aggregate of approximately 80,600 subscribers through 32 operational systems located in seven states.

     Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna, by utilizing up to 200 MHz of radio spectrum allocated by the FCC to wireless cable operators. Traditional hard-wire cable systems also transmit signals from a transmission facility, but deliver the signal to a subscriber's location through an extensive network of coaxial cable and amplifiers. Since wireless cable systems do not require such an extensive cable network, wireless cable operators such as Heartland can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable traditional hard-wire systems due to lower network maintenance and depreciation expense.

     Like traditional hard-wire operators, Heartland can offer its subscribers local off-air VHF/UHF channels, as well as HBO, Showtime, Disney, ESPN, CNN, USA, WGN, WTBS, Discovery, the Nashville Network, A&E and other programming services. The channels that Heartland offers in each market will vary depending upon the channel rights secured in such market at the time of system launch. In addition, the available channels in a market will typically change as Heartland continues to acquire channel rights. See "Information Concerning
Heartland -- The Business -- Business Strategy."

     Substantially all of Heartland's subscribers have set-top converters that are fully "impulse addressable," which will allow its subscribers to receive impulse pay-per-view programming. Only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability.

BUSINESS STRATEGY

     Heartland's primary business objective is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income rapidly after system launch and then expand such system while increasing such system's operating income.

     Rural Market Focus. Heartland aggregates wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a substantial number of households not currently passed by traditional hard-wire cable. Heartland believes that this size market typically has a stable economic base, less competition from alternative forms of entertainment and terrain and other conditions conducive to wireless cable transmissions.

     Managed Subscriber Penetration. Heartland attempts to manage system launch and subscriber growth in order to contain system launch costs and to achieve positive cash flow rapidly. Typically, Heartland's operating systems achieve positive monthly operating cash flow upon obtaining an average of approximately 1,500 subscribers. Within a system, Heartland initially directs its marketing at unpassed households, which typically have limited access to local off-air VHF/UHF broadcast channels. Accordingly, Heartland believes it can launch service successfully in most of its markets with only 12 channels of programming, allowing it to contain system launch costs and achieve positive cash flow with a lower number of subscribers. Generally, once a system achieves positive cash flow, Heartland will expand the channel offering and add subscribers while increasing such system's positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems were generating positive monthly operating cash flow. The remaining operating systems that were not generating positive monthly operating cash flow had not reached an average of 1,500 subscribers.

     Low Cost Structure. Wireless cable systems typically cost significantly less to build and operate than traditional hard-wire cable systems for several reasons. First, while both traditional hard-wire cable operators and wireless cable operators must construct a head-end, traditional hard-wire cable operators must also install an extensive network of coaxial cable and amplifiers in order to transmit signals from the head-end to subscribers. Once the head-end is constructed, Heartland estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers. Second, without an extensive cable network, wireless cable operators typically incur lower system maintenance costs and depreciation expense. Third, programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Fourth, Heartland currently experiences a low rate of subscriber turnover of on average approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. Finally, by locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service.

     Acquisition of ITFS Channel Rights. Because Heartland believes it can launch service successfully in its markets with as few as 12 channels of programming, Heartland focuses on development of the 20 available ITFS channels. See "Wireless Cable Industry -- Regulatory Environment -- General." In most of Heartland's markets, few, if any, licenses for ITFS channels had been granted by the FCC to any non-profit educational organizations prior to Heartland's initial development of such markets. Heartland cooperates with many non-profit educational organizations in obtaining ITFS licenses from the FCC. Once Heartland has secured rights to at least 12 ITFS channels in a market, Heartland believes it can launch a commercially viable system in such market. Heartland believes that its strategy of first developing the ITFS channels, in lieu of the MDS channels, has resulted in aggregate leased license expense in its operating systems that is less than the industry-wide average leased license expense.

PLANNED DIVESTITURES

     Certain of the wireless cable assets currently held by Heartland and certain of the assets sought to be acquired by Heartland in the Transactions are not part of Heartland's current long-term business plan, either because they were inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. For example, Heartland will seek to sell AWS's channel rights in Los Angeles to a third party. Also, Heartland and AWS have agreed to sell the Flippin and Memphis, Tennessee markets to TruVision for $1.5 million and $3.9 million, respectively. Further, Heartland has entered into the Participation Agreement with CAI pursuant to which Heartland shall convey and sell to Newco the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline, Michigan, Napoleon/Bloom Center, Indiana, Dallas, Ft. Worth and San Antonio, Texas, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to Newco for approximately $28.3 million of cash, $40 million of promissory notes and a retained equity interest of approximately
39.76 percent. Each of these proposed dispositions is subject to significant customary closing conditions, and no assurance can be given that all or any of such assets will be disposed of on such terms. In addition sales of assets to Newco are dependent upon the consummation by Newco of certain financing transactions. If the divestiture of any of such assets is not effected as currently anticipated by the Heartland Board, the assets not disposed of will be held by Heartland until other strategic uses can be found therefor. See "The Combined Company -- Planned Divestitures."

HEARTLAND EXISTING SYSTEMS AND HEARTLAND'S MARKETS

     The table below provides information regarding the 79 existing markets in which Heartland currently has wireless cable channel rights, unless otherwise noted, as of November 30, 1995.

                                       ESTIMATED        ESTIMATED                           NUMBER OF
                                         TOTAL        LINE-OF-SIGHT       CURRENT        SUBSCRIBERS AT
               MARKET                  HOUSEHOLDS     HOUSEHOLDS(1)     CHANNELS(2)     NOVEMBER 30, 1995
-------------------------------------  ----------     -------------     -----------     -----------------
EXISTING SYSTEMS
  Ada, OK............................      30,399          24,319            32                6,508
  Wichita Falls, TX..................      78,290          74,376            28                6,093
  Midland, TX........................     120,037         114,035            26                5,017
  Abilene, TX........................      86,676          82,344            23                4,020
  Lawton, OK.........................      97,023          92,172            27                6,334
  Laredo, TX.........................     313,406(3)      297,736(3)         27                5,420
  Enid, OK...........................      76,602          72,772            21                3,694
  Lindsay, OK........................      51,041          40,833            32                3,267
  Ardmore, OK........................      60,192          51,163            20                3,233
  Mt. Pleasant, TX...................      33,589          26,871            16                1,684
  Lufkin, TX.........................     117,534          88,150            12                   --(4)
  Shaw, KS...........................      47,223          42,763            30                3,961
  Texarkana, TX......................     118,204          94,563            20                1,997
  Stillwater, OK.....................      54,562          40,922            20                5,428
  Lubbock, TX........................     123,934         105,323            34(5)             5,934
  McLeansboro, IL....................      80,136          60,102            34                  859
  Vandalia, IL.......................      73,593          55,195            20                1,365
  Olney, IL..........................      67,812          50,859            20                1,195
  Lykens, OH.........................     210,800         168,640            20                  700
  Paragould, AR......................      77,523          58,500            21                2,157
  Sikeston, MO.......................      69,837          52,378            24                2,163
  Taylorville, IL....................     159,596         119,697            20                1,336
  Peoria, IL.........................     276,446         248,801            19                  762
  Manhattan, KS......................      56,473          42,355            20                  945
  O'Donnell, TX......................      68,940          65,493            27                1,053
  Olton, TX..........................      32,548          30,921            28                  933
  Monroe City/Lakenan, MO............      46,376          34,782            27                  978
  Grand Rapids/Moline, MI(6).........     458,455         343,841            22                  216
  Sweet Springs, MO(6)...............      64,113          48,085            28                  588
  Maysville, MO(6)...................      69,307          51,980            25                  557
  Paris, TX..........................      55,445          41,584            20                   79
  Champaign, IL(7)...................     164,992         148,493            23                2,120
                                        ---------       ---------                             ------
  Total -- Existing Systems..........   3,441,104       2,870,048                             80,596
                                        =========       =========                             ======

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------  ---------------    -------------    ------------
SYSTEMS UNDER CONSTRUCTION
  Corsicana/Athens, TX(9)...........................        69,161            62,245           23(10)
  Harper/Freeport, IL...............................       125,269            93,952           20
  Hamilton, TX......................................        28,551            21,413           20
  Peaksville, MO....................................        48,157            36,118           15
  Marion, KS........................................        53,881            40,411           19
  Sherman/Denison, TX(12)...........................       100,000            90,000           31(13)
  Sterling, KS......................................        45,213            38,431           24
  Strawn/Ranger, TX.................................        34,488            25,866           20
  Walnut Grove, IL..................................        84,226            63,170           20
                                                         ---------         ---------
          Total -- Systems Under Construction.......       588,946           471,606
                                                         ---------         ---------
NEAR-TERM LAUNCH MARKETS(14)
  Adairsville, GA(11)...............................       205,662           154,247           16
  Amarillo, TX......................................       106,670           101,337           26(15)
  Anthony, KS.......................................        15,798            11,845           16
  Bellflower, MO....................................        63,384            57,046           20
  Bloom Center/Napoleon, IN(6)......................       140,749           112,599           20
  Bluffs, IL........................................        46,389            34,792           20
  Columbia, MO......................................       149,622           127,179           18
  Forrest City, AR..................................        55,642            41,732           21
  Flippin, TN(16)...................................       104,980            83,984           24
  Holdenville, OK...................................        50,637            45,573           16
  Kossuth, TX.......................................        52,490            39,368           20
  Lenapah, OK.......................................        51,921            38,941           12
  Mayfield, KY......................................       175,948           155,972           21
  Muskogee, OK......................................        66,510            53,208           18
  Powers Crossroads, GA(11).........................       135,037           101,278           20
  Purdin, MO........................................        25,001            18,751           20
  Rutledge, GA(11)..................................       141,370           106,028           16
  Shreveport, LA....................................       214,315           182,168           24
  Springfield, MO...................................       139,706           118,750           16
  Tulsa, OK.........................................       321,922           273,634           16
  Tyler, TX.........................................       233,416           186,734           14
  Weatherford, OK...................................        31,445            29,873           16
  Wick, OH..........................................       336,098           268,878           21
                                                         ---------         ---------
          Total -- Near-Term Launch Markets.........     2,864,712         2,343,917
                                                         ---------         ---------
LONG-TERM LAUNCH MARKETS(17)
  Altus, OK.........................................        30,653            29,120           16
  Burnet, TX........................................        24,917            18,688           16
  Charlotte, TX.....................................        32,771            24,578           16
  Crow, TX..........................................        71,421            57,137           12
  Des Moines, IA....................................       267,279           240,551           16
  El Dorado, AR.....................................        54,727            38,310           16
  Elk City, OK......................................        26,379            21,103           17
  Fischer, TX.......................................       317,039           237,779           20
  Henryetta, OK.....................................        31,968            25,574           16
  Ingram, TX........................................        26,235            19,676           20
  McAlester, OK.....................................        36,475            25,533           16
  Miami, OK.........................................        70,820            60,197           15

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------     ---------         ---------
  Seminole, OK......................................        42,204            35,873           19
  Sabinal, TX.......................................        15,795            11,846           20
  Topeka, KS........................................       211,762           190,586           16
                                                         ---------         ---------
          Total -- Long Term Launch Markets.........     1,260,445         1,036,551
                                                         ---------         ---------
TOTAL -- ALL COMPANY MARKETS........................     8,155,207         6,722,122
                                                         =========         =========

---------------

 (1) Estimated Line-of-Sight Households for each market represents Heartland's estimate of the total number of households within the service area of the primary transmitter in each market that can receive an unobstructed signal based on topographical and engineering analysis and other relevant factors.

 (2) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (3) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (4) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (5) Includes additional channels subleased pursuant to a Sublease Agreement with CMAX. Channel capacity has been increased by 12 channels in the Lubbock System, of which four are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (6) These markets are included in the Heartland Disposition Assets. See "The Combined Company -- Planned Divestitures."

 (7) Heartland consummated the acquisition of the system in Champaign, Illinois on January 16, 1996.

 (8) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch include channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (9) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

(10) Heartland currently subleases 7 of these channels from CMAX pursuant to a Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(11) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(12) Heartland currently subleases the wireless channel rights in the Sherman/Denison System pursuant to a Sublease Agreement with CMAX.

(13) Of these channels, 8 are the subject of uncontested application proceedings.

(14) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(15) Heartland currently subleases 9 of these channels from CMAX pursuant to a Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(16) Heartland is currently a party to an agreement relating to the disposition of this market. See "The Combined Company -- Planned Divestitures."

(17) Such markets include six markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC within the next 24 months. See "Risk Factors -- Factors Relevant to All of the
     Parties -- Uncertainty of Grant of Pending Applications."

     Existing Systems. Heartland currently has 32 Existing Systems. Heartland generally offers 16 to 24 basic cable channels, one to three premium channels (HBO, Showtime and Cinemax) and one pay-per-view channel. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered, resulting in aggregate offerings of approximately 18 to 32 channels. Generally, Heartland's Existing Systems lease all of their wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging from years 1998 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The Heartland Existing Systems transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Systems Under Construction. Heartland currently has nine additional systems under construction, which are located in Corsicana/Athens, Texas (certain channels of which were subleased from CMAX pursuant to the Sublease Agreement), Harper/Freeport, Illinois, Hamilton, Texas, Peaksville, Missouri, Marion, Kansas, Sherman/Denison, Texas (which was subleased from CMAX pursuant to the Sublease Agreement), Sterling, Kansas, Strawn/Ranger, Texas and Walnut Grove, Illinois. In each of the systems under construction, Heartland has ordered equipment to commence construction necessary to transmit on its channels in such markets.

     Generally, Heartland's systems under construction lease all of their wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging from years 2001 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The systems under construction transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Near-term and Long-term Launch Markets. In these markets, Heartland has aggregated or is aggregating additional wireless cable channel rights. In the near-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system. In six of the long-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and in four of such markets, Heartland has leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC within the next 24 months. The vast majority of Heartland's channel rights in the long-term launch markets are in the form of lease agreements with educational entities that have pending applications for ITFS channels or that have had applications returned without prejudice by the FCC which will be refiled. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next 24 months. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed and Competing Applications may be filed with respect to the applications to be refiled. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. Heartland therefore anticipates that a substantial number of the pending applications and applications to be refiled will be granted by the FCC over the next 24 months. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. See "Risk Factors -- Factors Relevant to All of the Parties -- Dependence on Channel Leases" and "Risk Factors -- Factors Relevant to All of the Parties -- Uncertainty of Grant of Pending Applications."

     Heartland currently plans to finish construction of all systems currently under construction during the first quarter of 1996. In addition, Heartland currently expects to construct 20 to 25 additional systems through the end of 1996. Construction will entail the construction of a transmission building near a transmission tower and the installation of transmission equipment and, in certain cases, the construction of the transmission tower. The construction of the transmission facility will enable Heartland to launch wireless cable service in such markets. Heartland is analyzing the appropriate construction schedule for its additional markets. This analysis is being performed based upon multiple factors, including, but not limited to, the expiration dates of leases and FCC construction permits, the number of potential subscribers in each market, the availability of capital and the proximity of a market to its existing systems or other markets ready for construction.

SYSTEM COSTS

     Traditional hard-wire cable systems typically cost significantly more to build than wireless cable systems. Heartland estimates that the current cost per market for transmission (or head-end) equipment for its wireless cable systems will average approximately $750,000 to $900,000 depending upon the type and sophistication of the equipment and whether Heartland is required to construct a transmission tower. Although traditional hard-wire cable operators must also construct a transmission (or head-end) facility, hard-wire systems must also install a network of coaxial cable and amplifiers in order to deliver signals to their subscribers. This considerable cost is not incurred by wireless cable operators and is only partially offset by the cost a wireless cable operator incurs to purchase and install the wireless frequency receiving antenna and related equipment necessary for each subscriber's location. Heartland estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers.

     The system operating costs for wireless cable systems also are generally lower than those for comparable traditional hard-wire systems. This is attributable to lower system network maintenance and depreciation expense. Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. By locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Each of the Heartland's operating systems or system clusters is managed by a general manager who reports directly to a regional manager. General managers are responsible for the day-to-day operations of their respective systems. Each operating system is staffed with customer service and sales representatives and service technicians. All other functions, including engineering, marketing, billing, and finance and administration, are centralized.

MARKETING AND CUSTOMER SERVICE

     Heartland markets its wireless cable service by highlighting four major competitive advantages over traditional hard-wire cable services and other pay-television alternatives: (1) picture quality and reliability, (2) customer service, (3) programming features and (4) price.

     Picture Quality and Reliability. Heartland's transmission facilities use the latest available technology. Heartland believes that it is positioning itself as a reliable alternative to traditional hard-wire cable by delivering a high quality signal throughout the entire signal area of the Heartland Existing Systems. Wireless cable subscribers enjoy substantially outage-free, highly reliable picture quality because there is no coaxial cable, amplifiers or processing and filtering equipment between the head-end and the subscriber's household, as in the case of traditional hard-wire cable. Within the signal range of the Heartland Existing Systems, the picture quality of Heartland's service is at least as good as that typically received by traditional hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between Heartland's head-end and the subscriber. See "Risk Factors -- Factors Relevant to All of the
Parties -- Physical Limitations of Wireless Cable Transmission."

     Customer Service. Heartland has established the goal of maintaining high levels of customer satisfaction. In furtherance of that goal, Heartland emphasizes responsiveness and convenient installation scheduling. Heartland has established customer retention and referral programs in an effort to obtain and retain new subscribers. Heartland plans to expand its customer service operations and management information systems as its systems in operation expand. Because municipal franchises created virtual monopolies for traditional hard-wire cable companies, in the past, few have had an incentive to provide as high levels of customer service as Heartland provides. The regulations authorized under the Cable Act will require traditional hard-wire cable companies to provide improved customer service which may decrease Heartland's competitive advantage in this area.

     Programming Features. In the Heartland Existing Systems (other than the Lufkin, Texas System) and markets under construction, Heartland believes that it has assembled sufficient channel rights and programming agreements to provide a programming package competitive with those offered by traditional hard-wire cable operators. Additionally, Heartland has the capacity to offer pay-per-view programming and impulse addressability not currently widely offered by traditional hard-wire cable operators. Heartland's typical channel offering includes between 16 and 24 basic cable channels, one to three premium channels (HBO, Showtime or Cinemax) and one pay-per-view channel on an event-by-event basis. Specific programming packages vary according to particular market demand. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered and resulting in aggregate offerings of approximately 18 to 32 channels.

     Price. Heartland offers its subscribers a programming package consisting of basic service and premium programs. Heartland can offer a price to its subscribers for basic service that is competitive with traditional hard-wire cable operators because of lower capital and operating costs. Heartland is unable to predict precisely what effect FCC regulations enacted pursuant to the Cable Act will have on the rates charged by traditional hard-wire cable operators. Notwithstanding the regulations, Heartland believes it will continue to be price competitive with traditional hard-wire cable operators with respect to comparable programming. Heartland's typical pricing structure is $17.95 to $19.95 for basic service and $5.95 to $9.95 for one premium service channel or $14.95 for a combination premium service. Depending on market demand and competition, Heartland offers a combination package consisting of basic service, rental of the receive-site equipment and two premium channels for $29.95 per month.

LEGAL PROCEEDINGS

     On June 21, 1995, TruVision Cable, Inc. ("TruVision") filed a lawsuit in the Circuit Court of Rankin County, Mississippi naming Heartland and AWS as defendants. TruVision asserted in its original pleadings that it had an agreement to purchase from AWS certain wireless cable assets in Memphis, Tennessee ("Memphis Market") for approximately $2,200,000 which agreement Heartland interfered with by entering into negotiations and an alleged agreement with AWS. In its original pleadings, TruVision alleged that Heartland entered into an agreement to acquire AWS, which agreement is alleged to have valued AWS's assets relating to the Memphis Market at $7,000,000. As a result, TruVision sought actual damages of $4,800,000. Subsequently, on June 29, 1995, TruVision filed its First Amended Complaint asserting that in addition to damages sought in its original pleadings, TruVision was entitled to additional damages of an amount as yet undetermined by TruVision, but estimated by TruVision to be $28,196,642, in respect of diminution in the value of TruVision's assets outside of the Memphis Market caused by the alleged agreement between AWS and Heartland and actions related thereto. TruVision is also seeking $20,000,000 in punitive damages. On July 26, 1995, Heartland filed a Motion to Dismiss this litigation for lack of personal jurisdiction. Heartland intends to vigorously defend this lawsuit. On November 7, 1995, Heartland and TruVision entered into an Asset Purchase Agreement providing for the sale by Heartland to TruVision of the Flippin, Tennessee wireless cable market for $1.5 million in cash. On November 7, 1995, TruVision and AWS entered into an Asset Purchase Agreement providing for the sale by AWS to TruVision of the Memphis, Tennessee wireless cable market for $3,900,000 in cash, subject to adjustment. Consummation of each such agreement is contingent upon the consummation of the other agreement. Further, each agreement provides that, prior to closing, each party agrees that this lawsuit would be stayed. Assuming consummation of each Transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision shall have the right to prosecute the lawsuit, and AWS and Heartland shall have the right to raise all defenses and counterclaims associated therewith.

     Certain subsidiaries of Heartland are named as defendants in a lawsuit in the United States District Court, Western Division of Louisiana, Monroe Division, commenced on May 15, 1995 by TCG of Monroe, Inc. On May 18, 1995, a subsidiary of Heartland acquired for $100,000 cash all of the outstanding capital stock of Cotton Country Cable, Inc. ("Cotton Country") which held certain wireless cable channel rights in the Monroe, Louisiana market. Cotton Country owes its former shareholders $500,000, which sum is subject to offset for any damages suffered by Cotton Country or Heartland as a result of this lawsuit. These former shareholders are also named as defendants in the lawsuit. The plaintiff has requested, among other items, declaratory relief and specific performance to enforce an alleged prior contract of sale of these cable rights to it from Cotton Country. Further, the plaintiff sought injunctive relief, which was denied on August 8, 1995. Heartland believes all claims against its subsidiaries are without merit and intends to vigorously defend the lawsuit. In addition, Heartland believes that an adverse outcome, if any, would not have a material adverse effect on Heartland. In connection with consummation of the Wireless One Transaction (as hereinafter defined), Heartland conveyed its rights in the Monroe, Louisiana wireless cable market to Wireless One, and agreed to indemnify, defend and hold harmless Wireless One from and against this lawsuit.

     Heartland is a party, from time to time, to routine litigation or employment litigation incident to its business. No provision has been reflected in the Heartland financial statements for any litigation. It is the opinion of management that no pending litigation matter will have a material adverse effect on Heartland's financial condition, results of operations or properties.

EMPLOYEES

     As of December 31, 1995, Heartland had approximately 790 employees. None of Heartland's employees is subject to a collective bargaining agreement. Heartland has experienced no work stoppages and believes that it has good relations with its employees. Heartland also presently utilizes the services of independent contractors to build and install certain of its wireless cable systems and market its services.

PROPERTIES

     Heartland leases approximately 5,500 square feet of office space for its executive offices in Richardson, Texas under a lease that expires September 30, 1998. Heartland pays approximately $35,000 per annum rent for such space. Heartland leases from an affiliate of Messrs. Webb and Wheeler approximately 2,400 square feet for its operating offices in Durant, Oklahoma under a lease that expires May 31, 2000. Heartland pays $18,000 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 5,000 square feet of office space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires March 1, 2000 subject to a 5-year renewal option. Heartland pays $29,004 per annum rent for such space. Heartland leases approximately an additional 1,126 square feet from an affiliate of Messrs. Webb and Wheeler under a lease that expires on May 31, 2000. Heartland pays $8,448 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 10,000 square feet of warehouse space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires on August 1, 2000. Heartland pays $16,000 per annum rent for such space. See "-- Certain Transactions." Heartland believes that these facilities are adequate for the foreseeable future.

     The principal physical assets of a wireless cable system consist of satellite signal reception equipment, radio transmitters and transmission antennae, as well as office space and transmission tower space. Heartland leases office space for the Heartland Existing Systems and will, in the future, purchase or lease additional office space in other locations where it launches other wireless cable systems. Heartland also owns transmission towers or leases space on transmission towers located in its markets. The current capacity range of Heartland's transmission facilities is from 10 to 50 watts, capable of generating a signal over a 35 to 50 mile range. Heartland believes that office space and space on transmission towers currently is readily available on acceptable terms in the markets where Heartland intends to operate wireless cable system.

                              RECENT TRANSACTIONS
CONSENT SOLICITATION

     Between September 12, 1995 and September 29, 1995, Heartland engaged in the solicitation of consents (the "Consent Solicitation") of the holders of its 13% Senior Notes due 2003 (the "Senior Notes") to (i) amend certain provisions of the indenture then in effect governing the Senior Notes (the "Original Indenture") to permit Heartland to consummate the Wireless One Transaction (as hereinafter defined) and the Transactions and (ii) additionally amend certain definitions and covenants in the Original Indenture, which imposed restrictions on Heartland's ability to pursue certain additional acquisition, divestiture, financing and other opportunities that Heartland believed were necessary to enhance the value of Heartland. The amendments referred to in (i) and (ii) above and sought by Heartland in the Consent Solicitation are referred to herein as the "Proposed Amendments."

     In the Original Indenture Heartland agreed, among other things, to certain restrictions on its and its subsidiaries, ability to make certain investments, to incur certain indebtedness and to consummate certain asset sales. Accordingly, in order to enable Heartland to consummate the Transactions and to facilitate Heartland's ability to pursue such additional opportunities, if and when they arise, Heartland engaged in the Consent Solicitation.

     The Proposed Amendments required the approval of at least a majority in aggregate principal amount of the Senior Notes that were outstanding on or prior to September 29, 1995, the expiration date of the Consent Solicitation. The Proposed Amendments received approval of approximately 95.5% in aggregate principal amount of the Senior Notes and, accordingly, became effective as of October 2, 1995 upon the execution of a supplemental indenture embodying such Proposed Amendments. Promptly after the effectiveness of the supplemental indenture including the Proposed Amendments, Heartland paid to each holder of the Senior Notes who delivered a properly completed and executed consent form $10 in cash for each $1,000 principal amount of Senior Notes for which such consent form was delivered by such holder. Heartland paid an aggregate of $955,000 to the holders of the Senior Notes in this regard.

EXCHANGE OFFER OF SENIOR NOTES

     In connection with the issuance and sale of the Senior Notes, Heartland agreed (i) to file within 30 days after the date of issuance of the Senior Notes (the "Issue Date"), and to cause to become effective within 120 days after the Issue Date (August 24, 1995), a registration statement (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Senior Notes for exchange notes which will have terms identical in all material respects to the Senior Notes (the "Exchange Notes"), except that the Exchange Notes will not contain terms with respect to transfer restrictions, and (ii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Senior Notes. Heartland filed the Exchange Offer Registration Statement with the Commission on May 5, 1995, but the Exchange Offer Registration Statement has not yet been declared effective. Since Heartland has not complied with its registration obligations in a timely manner, it will be required to pay additional interest (in addition to the scheduled payment of interest) during the first 90 day period of such default in an amount equal to 0.50% per annum at the end of such 90-day period. The amount of the additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2% per annum.

THE WIRELESS ONE TRANSACTION

     Effective October 24, 1995, Heartland and certain affiliates of Wireless One, Inc., a newly formed Delaware corporation ("Wireless One") consummated a transaction (the "Wireless One Transaction") pursuant to which Heartland and such affiliates contributed all of their respective wireless cable assets in various markets in Alabama, Florida, Georgia, Louisiana and Texas in exchange for $10 million and common stock of Wireless One. Heartland contributed assets relating to 28 markets, including 16 of which were either previously held for sale or were markets in which Heartland had not yet aggregated sufficient wireless cable channel rights to launch a commercially viable wireless cable system. As a result of the Wireless One

Transaction, and after giving effect to the initial public offering of its common stock contemporaneously therewith, Heartland became the beneficial owner of approximately 26% (after exercise of its over-allotment) of the outstanding common stock of Wireless One.

     In connection with the Wireless One Transaction, Heartland granted Wireless One the option to purchase the wireless cable channel rights of Heartland and its subsidiaries in certain additional markets located in Florida, for either Wireless One Common Stock or cash, at Wireless One's option. Further, following consummation of the Wireless One Transaction, Heartland and Wireless One entered into a letter of intent providing Wireless One an option, exercisable prior to February 29, 1996, to purchase the wireless cable channel rights of Heartland in three markets in Georgia for aggregate consideration of approximately $7.2 million, payable in cash.

     Heartland and certain of the Old Wireless One Stockholders, who beneficially own in the aggregate 57.3% of the outstanding Wireless One Common Stock, are parties to a stockholders agreement (the "Wireless One Stockholders Agreement") whereby, among other things, they agreed to vote their shares of Wireless One Common Stock so that the Board of Directors of Wireless One will have up to seven members, up to three of whom will be designated by Heartland (at least one of whom cannot be an affiliate of Wireless One or Heartland), up to three of whom will be designated by the Old Wireless One Stockholders who are parties to the Wireless One Stockholders Agreement, including Chase Manhattan Capital Company ("CMCC") (at least one of whom must be independent of Wireless One and such stockholders), and one of whom will be designated by CMCC.

     In addition, Heartland has agreed that with certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Heartland will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Alabama, Georgia, Florida, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee, except for the Memphis, Tennessee market and certain existing markets owned by Heartland in these states as of the date of consummation of the Wireless One Transaction. Wireless One has agreed that, also subject to certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Wireless One will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Arizona, Arkansas, Colorado, Illinois, Indiana, Iowa, Kansas, Michigan, Missouri, New Hampshire, Oklahoma, Ohio, Texas and Wyoming, except for certain existing wireless cable markets owned by Wireless One in these states as of the closing of the Wireless One Transaction.

AMENDMENT TO NOTE PURCHASE AGREEMENT

     On October 3, 1995, Heartland and Jupiter entered into that certain Second Amendment to Note Purchase Agreement (the "Second Amendment") to the Note Purchase Agreement for the Convertible Notes (the "Note Purchase Agreement"). Heartland agreed to such amendments in connection with Jupiter's agreement to consent, pursuant to the terms of the Note Purchase Agreement, to the CMAX Merger. Such amendments included the following:

          (a) Heartland's agreement that Jupiter's consent would be required for all acquisitions prior to December 31, 1997, except the acquisition of channel rights in any wireless cable market where Heartland previously owned or leased 16 or more channels or a lease of channel rights in any wireless cable market where Heartland previously owned or leased 12 or more channels, in each case subject to maximum aggregate consideration of $900,000 in cash and 100,000 shares of restricted Heartland Common Stock, without registration rights;

          (b) The parties clarification that an acquisition of channel rights for purposes of the foregoing restriction would include any loan made in connection with an agreement to enter into a purchase transaction, including any option agreement;

          (c) Heartland's agreement that Permitted Dispositions (as defined in the Note Purchase Agreement) would be limited to dispositions for cash, with Jupiter approval required for any non-cash dispositions and the contribution of assets to any non-wholly owned entity.

          (d) The definition of a Change of Control (as defined in the Note Purchase Agreement) being amended to include a series of transactions consummated prior to December 31, 1997, culminating in a Change of Control;

          (e) The period for which a Change of Control triggers a Material Default (as defined in the Note Purchase Agreement) being extended until December 31, 1997;

          (f) The definition of a Material Default being clarified to confirm that a Change of Control is a Material Default, whether or not the transaction resulting in a Change of Control is approved by Jupiter; and

          (g) The Jupiter nominee which is elected to the Board of Directors of Heartland serving as a member of the Compensation Committee of Heartland.

NEWCO TRANSACTION

     Effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI") and CS Wireless Systems, Inc., a Delaware corporation and wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement, pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of certain specified Heartland Disposition Assets. Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain of its subsidiaries. See "The Combined Company -- Planned Divestitures."

            DIVIDENDS ON AND MARKET PRICES OF HEARTLAND COMMON STOCK

     Heartland Common Stock has been traded on the Nasdaq-NMS under the symbol "HART" since April 28, 1994. On December 31, 1995, there were approximately 92 holders of record of Heartland Common Stock.

     The following table sets forth the high and low closing sales prices per share of Heartland Common Stock as reported on the Nasdaq-NMS for the periods indicated.

                                                                             HEARTLAND
                                                                           COMMON STOCK
                                                                              PRICES
                                                                         -----------------
                                                                          HIGH       LOW
                                                                         ------     ------
    CALENDAR YEAR 1994:
      2nd Quarter*.....................................................  $11.50     $10.00
      3rd Quarter......................................................  $15.50     $ 9.50
      4th Quarter......................................................  $15.75     $11.00
    CALENDAR YEAR 1995:
      1st Quarter......................................................  $17.25     $11.75
      2nd Quarter......................................................  $24.25     $15.50
      3rd Quarter......................................................  $25.75     $19.50
      4th Quarter......................................................  $31.50     $27.00
    CALENDAR YEAR 1996:
      1st Quarter (through January 22, 1996)...........................  $29.75     $28.75

---------------

* From April 28, 1994.

     The market quotations in the chart above reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. RECIPIENTS OF THIS PROXY STATEMENT/PROSPECTUS ARE ENCOURAGED TO CHECK THE MOST RECENT MARKET PRICES OF THE HEARTLAND COMMON STOCK.

     No dividends have ever been paid or declared on the Heartland Common Stock. Heartland does not expect to declare any dividends on Heartland Common Stock in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full.

     On September 11, 1995, the last full trading day prior to the public announcement of the Transactions, the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $21.50. On January 22, 1996 the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $29.25.

                       CALCULATION AND LISTING OF SHARES
                TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS

CALCULATION

     Generally. The exact number of shares of Heartland Common Stock ultimately issued in each of the five Transactions will not be determined until the consummation thereof. In general, and subject to certain maximums and minimums, the number of shares of Heartland Common Stock to be issued will be determined by dividing, in the case of each Transaction, a particular dollar amount by the average trading price of such stock during a period preceding consummation. See "The AWS Merger -- Terms of the AWS Merger Agreement", "The FTW
Transaction -- Terms of the FTW Agreement", "The Minneapolis Transaction -- Terms of the Minneapolis Agreement" and "Certain Information Regarding Other Transactions."

     Assumptions for Purposes of Calculating Maximum Shares. In determining the maximum aggregate number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 4,500 wireless cable television subscribers to the Minneapolis system on the relevant date based upon the capital costs of adding each additional subscriber and the limited capital resources available, (b) the TSC Transaction, Heartland has assumed that (i) the aggregate exchange value will include the maximum additional subscriber consideration attributable to the TSC Transaction of $3.5 million, (ii) Heartland will not assume any liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that the CMAX net liabilities will not exceed specified amounts.

     The chart below sets forth the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions, subject to the foregoing assumptions and assuming that Heartland elects to exercise its right to terminate each transaction if the relevant closing average is less than the respective specified amount. Because the number of shares of Heartland Common Stock issuable in each Transaction either decreases or remains fixed as the relevant closing average increases, the chart below shows the maximum number of shares issuable at each price at which Heartland has such a termination right ($10 in the CMAX Merger, $16 in the TSC Transaction, and $17 in the Minneapolis and FTW Transactions). At closing averages above $17 per share, the aggregate number of shares issuable in connection with the Transactions begins to decrease and therefore closing averages above $17 are not relevant to determining the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions. As shown below, the maximum aggregate number of shares of Heartland Common Stock issuable in connection with the Transactions is 10,721,302 shares, based upon a closing average of $17 per share for each Transaction.

                                                                   CLOSING AVERAGE(A)
                                                           -----------------------------------
                                                             $10          $16           $17
                                                           --------     --------     ---------
TRANSACTION
AWS Merger(B)
  Aggregate..............................................       (B)    1,700,000     1,700,000
  Per Share..............................................       (B)        .2978         .2978
FTW Transaction(C)
  Aggregate..............................................       (D)          (D)       782,353
  Per Unit...............................................       (D)          (D)      536.2255
Minneapolis Transaction(E)
  Aggregate..............................................       (D)          (D)     1,117,647
  Per Unit...............................................       (D)          (D)      537.5887
CMAX Merger(F)
  Aggregate.............................................. 8,081,214    5,050,759     4,753,655
  Per Share..............................................       .85        .5313            .5
TSC Transaction(G)
  Aggregate..............................................       (D)    2,515,625     2,367,647
  Per Share..............................................       (D)     360.6114      339.3989
                                                          =========    =========    ==========
Total.................................................... 8,081,214    9,266,384    10,721,302
Percent of Outstanding Shares(H).........................     39.05        42.36         45.95

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on the fifth business day preceding the consummation of the TSC Agreement or CMAX Merger, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23,
    1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on the fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Calculation is based upon a merger consideration of $34 million divided by the exchange price for the AWS Merger (equal to $20 per share for closing averages less than $20 per share, subject to the right of AWS to terminate the AWS Merger if such closing average is less than $12 per share). AWS intends to exercise its termination right, upon which such Transaction will be abandoned. Accordingly, if the exchange price is less than $20 per share but not less than $12 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly less than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 1,459 general partnership units outstanding.

(D) Heartland intends to exercise its termination right, upon which such Transaction will be abandoned.

(E) Based upon an acquisition consideration of $19 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 2,079 general partnership units outstanding.

(F) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

(G) Based upon an acquisition consideration of $40.25 million divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(H) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

     Assumptions for Purposes of Calculating Anticipated Shares. In determining the anticipated number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 3,500 wireless cable television subscribers to the Minneapolis system on the relevant date, (b) the TSC Transaction, Heartland has assumed (i) the aggregate exchange value will include the additional subscriber consideration attributable to the TSC Transaction of $1.5 million, (ii) Heartland will assume $5 million of liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that CMAX net liabilities will not exceed specified amounts. Because Heartland and the various parties to the Agreements anticipate that such assumptions in the relevant Transactions will be true at the closing of each Transaction, the calculation of the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions reflects these assumptions. Notwithstanding the stated assumptions for determining the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions, no assurance can be given that such assumptions will be correct on the relevant closing dates. Set forth below is a chart indicating the anticipated number of shares issuable in connection with each Transaction at various closing averages, subject to the assumptions set forth above.

                                                        CLOSING AVERAGE(A)
                                  ---------------------------------------------------------------
                                    $23        $26        $28        $30        $32        $34
                                  --------   --------   --------   --------   --------   --------
TRANSACTION
AWS Merger(B)
  Aggregate.....................  1,478,281  1,307,692  1,307,692  1,307,692  1,307,692  1,307,692
  Per Share.....................      .2589      .2291      .2291      .2291      .2291      .2291
FTW Transaction(C)
  Aggregate.....................    578,261    578,261    578,261    578,261    578,261    578,261
  Per Unit......................   396.3406   396.3406   396.3406   396.3406   396.3406   396.3406
Minneapolis Transaction(D)
  Aggregate.....................    804,348    804,348    804,348    804,348    754,076    709,719
  Per Unit......................    386.892    386.892    386.892    386.892    362.711    341.375
CMAX Merger(E)
  Aggregate.....................  3,513,571  3,108,159  2,886,148  2,693,738  2,525,379  2,376,828
  Per Share.....................      .3696      .3269      .3036      .2833      .2656        .25
TSC Transaction(F)
  Aggregate.....................  1,445,652  1,278,846  1,187,500  1,108,333  1,039,063    977,941
  Per Share.....................   207.2323    183.321    170.226    158.878    148.948   140.1865
                                  =========  =========  =========  =========  =========  =========
Total...........................  7,820,093  7,077,306  6,763,949  6,492,372  6,204,471  5,950,441
Percent of Outstanding
  Shares(G).....................      38.28      35.95      34.91      33.99      32.98      32.06

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on the fifth business day preceding the consummation of the TSC Agreement or CMAX Merger, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23,
    1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on the fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Based upon a merger consideration of $34 million divided by the AWS exchange price (equal to the lesser of the closing average or $26 if the closing average is equal to or in excess of $20, subject to the right of Heartland to terminate the AWS Merger if such closing is more than $32 per share). Accordingly, if the exchange price is more than $26 per share but not more than $32 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly more than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by the exchange price (equal $23 if the closing average is in excess of $23). Per unit calculation based upon 1,459 general partnership units outstanding.

(D) Based upon an acquisition consideration of $18.5 million divided by the exchange price (equal to (i) $23 if the closing average is greater than $23 and less than or equal to $30, and (ii) the closing average times $23, divided by $30 if the closing average is in excess of $30). Per unit calculation based upon 2,079 general partnership units outstanding.

(E) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

(F) Based upon an acquisition consideration of $33.25 million (assumes $1.5 million of additional subscriber consideration and the assumption of $5.0 million of liabilities) divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(G) Based upon 12,611,132 shares outstanding as of December 31, 1995.

LISTING

     The shares of Heartland Common Stock to be issued in connection with the Transactions will be tradeable on the Nasdaq-NMS. Heartland intends to file the appropriate Nasdaq National Market Notification Form for Listing of Additional Shares and notification pursuant to SEC Rule 10b-17 immediately upon closing of the Transactions and calculation of the exact number of shares of Heartland Common Stock issuable in connection therewith.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of the date of this Proxy Statement/Prospectus with respect to each person who is an executive officer or director of Heartland:

               NAME                  AGE                     POSITION
-----------------------------------  ---    -------------------------------------------
J.R. Holland, Jr.(1)...............  52     Chairman of the Board
David E. Webb......................  49     President, Chief Executive Officer and
                                            Director
John R. Bailey.....................  42     Senior Vice President -- Finance, Chief
                                            Financial Officer, Treasurer and Secretary
Randy R. Hendrix...................  35     Senior Vice President -- Marketing
Thomas W. Dixon....................  48     Senior Vice President -- Operations
Robert R. Story....................  40     Senior Vice President -- Installations
David D. Hagey.....................  35     Vice President, Controller and Assistant
                                            Secretary
Alvin H. Lane, Jr.(2)..............  53     Director
Dennis M. O'Rourke(1)..............  53     Director
John A. Sprague....................  43     Director
Wes W. Watkins(2)..................  57     Director
L. Allen Wheeler(1)(2).............  63     Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     J. R. Holland, Jr., began advising Heartland as a consultant in October 1992 and became Chairman of the Board of Directors in October 1993. Mr. Holland has been employed as President of Unity Hunt Resources, Inc. since September 1991. Unity Hunt Resources is a large international, private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President of Hunt Capital. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management." From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified, international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. In addition, Mr. Holland is currently a director of Placid Refining Company, Optical Securities Group, Inc. and Wireless One, Inc.

     David E. Webb, co-founder of Heartland, has been President and Chief Executive Officer and a director of Heartland since its formation in September 1990. During 1989 and 1990, Mr. Webb began acquiring rights to wireless cable channels. From 1979 to January 1989, Mr. Webb was a shareholder, director and manager of Durant Cablevision, Inc. and its predecessor, a traditional hard-wire cable system company. Mr. Webb has been a shareholder and director of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Webb is also a director of Wireless One, Inc.

     John R. Bailey, began advising Heartland as a financial consultant in July 1992 and joined Heartland in September 1993 as Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary. Mr. Bailey was named Senior Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary in August 1994. From 1988 to September 1993, Mr. Bailey was the founder and Managing Director of Berkshire Partners, Inc., a private investment bank focusing upon private placements and mergers and acquisitions for communications clients. From February 1991 to February 1992, Mr. Bailey was a Senior Vice President and Chief Financial Officer of Comstock Resources, Inc., an energy company. From October 1989 to February 1991 and from 1980 to September 1985, Mr. Bailey was employed by Eppler, Guerin & Turner, Inc., an investment bank, as Vice
President -- Corporate Finance. Prior to 1988, Mr. Bailey was employed by Bear, Stearns & Co., Inc. as an Associate Director and Kidder, Peabody & Co. Incorporated as a Vice President in Corporate Finance.

     Randy R. Hendrix began advising Heartland as a marketing consultant in January 1991 and joined Heartland as Vice President -- Marketing in September 1993. Mr. Hendrix was named Senior Vice President -- Marketing in August 1994. From 1986 to January 1991, Mr. Hendrix was employed as a Registered Representative for the Equitable Life Assurance Society. Prior to that, Mr. Hendrix served as Marketing Director -- Franchise Development for Curtis Mathis Corporation, a manufacturer and retailer of electronic appliances.

     Thomas W. Dixon began advising Heartland as an operations consultant in March 1992 and joined Heartland as Vice President -- Operations in September 1993. Mr. Dixon was named Senior Vice President -- Operations in August 1994. From 1985 to March 1992, Mr. Dixon was employed as a Vice President of Long Distance Savers, Inc., a long distance telephone company. Mr. Dixon's responsibilities included opening, staffing and training new company offices, as well as sales and marketing in the Louisiana-Texas-Oklahoma tri-state area.

     Robert R. Story has been an adviser to Heartland since its formation on construction, installations and related technical matters. Mr. Story also assisted Heartland with numerous strategic acquisitions. Previously, Mr. Story was President of United States Wireless Cable, Inc., an Austin, Texas based wireless cable operator. In connection with Heartland's purchase of the Lubbock operating system in May 1995, Mr. Story was named Senior Vice
President -- Installations. Mr. Story is responsible for the development of all residential receive sites, special application installations and the training of Heartland personnel for these installations. Mr. Story has been a shareholder and officer of Clear-Vue TV, Inc., Durant Cablevision, Inc. and Green Country Radio, Inc.

     David D. Hagey joined Heartland in June 1994 as Vice President, Controller and Assistant Secretary. Prior to joining Heartland, Mr. Hagey was employed by KPMG Peat Marwick LLP for 11 years, most recently as Senior Manager.

     Alvin H. Lane, Jr., became a director of Heartland in January 1994. In 1983, Mr. Lane founded, and since then has been the President of, Lane and Associates, a management consulting firm. Since October 1993, Mr. Lane has been the President of AHL Finance Company, L.L.C. From 1972 to 1983, Mr. Lane was the Chief Financial Officer and Secretary of the Dr Pepper Company. Mr. Lane is also Chairman of the Board of Love Bottling Company, a soft drink bottling franchise.

     Dennis M. O'Rourke became a director of Heartland in January 1994. In 1985, Mr. O'Rourke founded, and since then has been the Chairman of the Board and Chief Executive Officer of, O'Rourke Companies Inc., a human resources consulting firm. Prior to that, Mr. O'Rourke was employed in various capacities by Boise Cascade Corporation, American Hospital Supply Corporation and General Motors Corporation.

     John A. Sprague became a director of Heartland in January 1995. Since March 1994, Mr. Sprague has been the managing partner of Jupiter Partners L.P., an investment firm. From January 1993 until February 1994, Mr. Sprague was an independent investor. Prior to that, Mr. Sprague served as a General Partner of Forstmann Little & Co., an investment firm. Mr. Sprague is also a director of Insignia Financial Group, Inc.

     Wes W. Watkins became a director of Heartland in January 1994. Since January 1991, Mr. Watkins has been the President of World Export Services, Inc., a company that invests in telecommunications, real estate and oil production. Mr. Watkins is also the Secretary and Representative for international trade for the State of Oklahoma. From January 1991 until December 1993, Mr. Watkins was the President of Global Communications, Inc., a wireless cable and satellite telecommunications consulting corporation. Prior to that, Mr. Watkins served for 14 years as a member of the House of Representatives of the United States Congress from the State of Oklahoma, serving on the Banking, Finance and Urban Affairs Committee and the House Appropriations Committee.

     L. Allen Wheeler, co-founder of Heartland, has served as a director of Heartland since its formation in September 1990. Mr. Wheeler has owned and managed diversified investments through Allen Wheeler Management, Inc., a personal holding company, for over 20 years. Mr. Wheeler's investments have emphasized the media/communications industries. Mr. Wheeler has been a shareholder, director and officer of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Wheeler is currently Chairman and Chief Executive Officer of Green Country Radio, Inc., which owns and operates one AM and one FM radio station and a television station.

     Executive officers serve at the discretion of the Board of Directors. All directors serve on the Board of Directors of Heartland until the next annual meeting of stockholders of Heartland and until their successors are elected and qualified. Non-employee directors receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as directors of Heartland. In addition, each non-employee director of Heartland (other than Mr. Wheeler) is entitled to receive stock options under Heartland's Stock Option Plan for Non-Employee Directors for his services as a director. See "Information Concerning
Heartland -- Management -- Stock Option Plans." Directors who are also employees do not receive any additional compensation for their services as directors.

     The Board of Directors has established two committees. The Compensation Committee is comprised of Messrs. Holland, O'Rourke, Wheeler and Sprague and makes recommendations to the Board with respect to general compensation and benefit levels, determines the compensation and benefits for Heartland's executive officers and administers Heartland's Employee Stock Option Plan. The Audit Committee is comprised of Messrs. Lane, Watkins and Wheeler and oversees the activities of Heartland's independent auditors and internal accounting controls.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation of Heartland's Chief Executive Officer and each other executive officer of Heartland who earned in excess of $100,000 in annual salary and bonus during Heartland's fiscal year ended December 31, 1994 (collectively, the "Named Executive Officers"), for services rendered in all capacities to Heartland during Heartland's fiscal years ended December 31, 1994 and 1993, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-
                                                                                                  TERM
                                                                                                COMPEN-
                                                                                                 SATION
                                                                                                 AWARDS
                                                               ANNUAL COMPENSATION             ----------
                                                       ------------------------------------    SECURITIES
                                                                                  OTHER        UNDERLYING        ALL
                                                                                  ANNUAL        OPTIONS/        OTHER
                                                        SALARY       BONUS     COMPENSATION       SARS       COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR      ($)          ($)         ($)(1)          (#)            ($)
---------------------------------------------  ----    --------      ------    ------------    ----------    ------------
David E. Webb................................  1994    $120,000      $   --       $7,306              --       $ 13,228(2)
  President and Chief Executive Officer        1993      60,750(3)       --           --              --          2,250(2)
John R. Bailey...............................  1994      90,000      45,000        4,200         100,000             --
  Senior Vice President -- Finance, Chief      1993      94,850(3)       --           --              --             --
  Financial Officer, Treasurer and Secretary
Randy R. Hendrix.............................  1994      90,000      45,000        6,668         130,000             --
  Senior Vice President -- Marketing           1993      59,782(3)       --           --              --             --
Thomas W. Dixon..............................  1994      81,000      45,000        4,200          50,000             --
  Senior Vice President -- Operations........  1993      30,000(3)       --           --              --             --

---------------

(1) Other annual compensation is comprised of car allowances.

(2) Rental income paid by Heartland for its operating offices. See "Information Concerning Heartland -- The Business -- Properties" and "Information Concerning Heartland -- Certain Transactions."

(3) Paid by Heartland in the form of consulting fees.

     Since April 1994, Mr. Holland's annual base compensation for the fiscal year ended December 31, 1994, was $120,000. Such compensation is paid to Mr. Holland by Unity Hunt Resources, Inc., an affiliate of Hunt Capital, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland devotes approximately 20 hours per week to Heartland. See "Information Concerning Heartland -- Certain Transactions."

     The following table sets forth, for the fiscal year ended December 31, 1994, the number of individual grants of stock options made during such fiscal year to each of the Named Executive Officers. All options granted during the last fiscal year were granted pursuant to the 1994 Employee Stock Option Plan (the "Employee Option Plan") at an exercise price equal to the fair market value on the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------     POTENTIAL REALIZABLE
                         NUMBER OF                                                      VALUE AT ASSUMED
                         SECURITIES     PERCENT OF                                   ANNUAL RATES OF STOCK
                         UNDERLYING       TOTAL                                      PRICE APPRECIATION FOR
                          OPTIONS/     OPTIONS/SARS    EXERCISE                          OPTION TERM(1)
                            SARS        GRANTED TO     OR BASE                       ----------------------
                         GRANTED(2)    EMPLOYEES IN     PRICE        EXPIRATION         5%          10%
         NAME               (#)        FISCAL YEAR      ($/SH)          DATE           ($)          ($)
-----------------------  ----------    ------------    --------    --------------    --------    ----------
David E. Webb..........          0       N/A             N/A            N/A            N/A          N/A
John R. Bailey.........    100,000         18.8%        $10.50     April 21, 2001    $427,500    $  996,200
Randy R. Hendrix.......    130,000         24.5%        $10.50     April 21, 2001    $555,700    $1,295,000
Thomas W. Dixon........     50,000          9.4%        $10.50     April 21, 2001    $213,700    $  498,100

---------------

(1) Potential realizable value is based on the assumption that the price of Heartland Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the seven-year option term. The values are calculated in accordance with rules promulgated by the Commission and do not reflect Heartland's estimate of future stock price appreciation.

(2) All options granted are non-qualified options granted at an exercise price equal to fair market value on the date of grant, are 40% vested and will continue to vest at a rate of 20% per year, subject to acceleration upon the death of the optionee or termination of the optionee following a Change of Control (as defined in the option agreements), and have a term of seven years.

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1994, by each of the Named Executive Officers and the number of options held at fiscal year end and the aggregate value of in-the-money options held at fiscal year end.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  SHARES                        UNDERLYING                  IN-THE-MONEY
                                 ACQUIRED                     OPTION/SARS AT               OPTION/SARS AT
                                    ON        VALUE           FISCAL-YEAR-END              FISCAL-YEAR-END
                                 EXERCISE    REALIZED               (#)                          ($)
                                   (#)         ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                 --------    --------    -------------------------    -------------------------
David E. Webb..................         0      N/A               N/A                           N/A
John R. Bailey.................        --          --          40,000/60,000              $ 90,000/$135,000
Randy R. Hendrix...............        --          --          52,000/78,000              $117,000/$175,000
Thomas W. Dixon................        --          --          20,000/30,000              $ 45,000/$ 67,500

NONCOMPETITION AGREEMENTS

     Heartland has entered into noncompetition agreements with Messrs. Holland, Webb, Bailey, Hendrix, Dixon and Wheeler. The noncompetition agreements provide that none of such persons will engage in competitive activities during the term of their service with Heartland and for a period of one year thereafter. In addition, Steven G. Johnson's consulting agreement with Heartland following the AWS Merger also contains certain noncompetition agreements associated with the markets acquired by Heartland through the AWS Merger.

STOCK OPTION PLANS

     Employee Stock Option Plan. Heartland adopted, effective upon Heartland's initial public offering on April 28, 1994 ("the Initial Public Offering"), the Employee Option Plan which provides for the grant to officers and employees of both "incentive stock options" within the meaning of Section 422 of the Code and stock options that are non-qualified for Federal income tax purposes. The total number of shares of Heartland Common Stock for which options may be granted pursuant to the Employee Option Plan is 950,000. The Employee Option Plan will terminate on the tenth anniversary of the consummation of the Initial Public Offering, and is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines which of Heartland's officers and employees receive options, the time when options are granted, whether the options are incentive stock options or non-qualified stock options, the terms of such options, the exercise date of any options and the number of shares subject to options. Members of the Compensation Committee (including Mr. Holland) are not eligible to receive options under the Employee Option Plan. Mr. Webb is not eligible to receive options under the Employee Option Plan. Directors who are also employees (other than Mr. Webb) are eligible to receive options under the Employee Option Plan. Non-employee directors are not eligible to receive options under the Employee Option Plan.

     The exercise price of incentive stock options granted under the Employee Option Plan may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant and the term of any option may not exceed 10 years. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of Heartland, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant and the term of such option may not exceed five years.

     The exercise price of a non-qualified stock option is determined by the Compensation Committee on the date the option is granted. However, the exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant.

     Options granted under the Employee Option Plan are nontransferable and, with certain exceptions in the event of the death or disability of an optionee, may be exercised by the optionee only during employment. Options granted under the Employee Option Plan typically vest over a five-year period, although options granted to certain employees (including Messrs. Bailey, Dixon and Hendrix) are 40% vested upon grant and vest an additional 20% per year over a three-year period. Upon the death of an optionee or the termination of the optionee following a Change of Control (as defined in the option agreements), the vesting of an option accelerates. Options granted under the Employee Option Plan expire after seven years, unless terminated earlier.

     Heartland has granted options to purchase an aggregate of 772,000 shares of Heartland Common Stock to eighteen employees, including 160,000, 154,000, 130,000, 65,000 and 20,000 shares, respectively, to each of Messrs. Bailey, Hendrix, Dixon, Story and Hagey, at a weighted average exercise price per share equal to $13.52 per share. Options to purchase 130,000 shares of Heartland Common Stock have been cancelled.

     Stock Option Plan for Non-Employee Directors. Heartland adopted, effective upon consummation of the Initial Public Offering, the 1994 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). The purpose of the Non-Employee Directors Plan is to attract and retain the services of experienced and knowledgeable independent directors of Heartland for the benefit of Heartland and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of Heartland and its stockholders through continuing ownership of Heartland Common Stock. A total of 50,000 shares of Heartland Common Stock may be issued through the exercise of options granted pursuant to the Non-Employee Directors Plan. No option may be granted under the Non-Employee Directors Plan after 10 years following consummation of the Initial Public Offering.

     The Non-Employee Directors Plan is administered by the Board of Directors. Subject to the terms of the Non-Employee Directors Plan, the Board of Directors has the sole authority to determine questions arising under, and to adopt rules for the administration of, the Non-Employee Directors Plan. The Non-Employee Directors Plan may be terminated at any time by the Board of Directors, but such action will not affect options previously granted pursuant thereto.

     Directors of Heartland who are not, and who have not been during the immediately preceding 12-month period, employees of Heartland or any subsidiary of Heartland (each, a "Non-Employee Director") are automatically participants in the Non-Employee Directors Plan. There are currently four directors, Messrs. Lane, O'Rourke, Sprague and Watkins, who are eligible to receive options under the Non-Employee Directors Plan. Mr. Wheeler is excluded from participating in the Non-Employee Directors Plan. More than one option may be granted to any one person and be outstanding at any time.

     Each Non-Employee Director who was in office on the consummation of the Initial Public Offering (Messrs. Lane, O'Rourke and Watkins) was, upon such consummation, automatically granted an option to acquire 4,000 shares of Heartland Common Stock at an exercise price per share equal to $10.50. Each Non-Employee Director who is in office on November 15 of any year (commencing with November 15, 1995) will, on the immediately succeeding January 1, automatically be granted an option to acquire 2,000 shares of Heartland Common Stock. The price of shares that may be purchased upon exercise of an option is the fair market value of the Heartland Common Stock on the date of grant, as evidenced by the average of the high and low sales prices of Heartland Common Stock on such date as reported on the Nasdaq-NMS. The price of shares that may be purchased upon exercise of an option granted upon the consummation of the Initial Public Offering is the initial public offering price. Options granted pursuant to the Non-Employee Directors Plan, except as discussed below, are exercisable in installments of 25% upon each anniversary of the date of grant. The term of each option, except as discussed below, is for a period not exceeding seven years from the date of grant. Options may not be assigned or transferred except by will or by operation of the laws of descent and distribution.

     In the event of a Change in Control of Heartland (as defined below), an option granted to a Non-Employee Director will become fully exercisable if, within one year of such Change in Control, such Non-Employee Director ceases for any reason to be a member of the Board of Directors. A Change in Control will be deemed to have occurred if (a) there is consummated (i) any consolidation or merger of Heartland in which Heartland is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a merger of Heartland in which the holders of Heartland Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Heartland; (b) the shareholders approve any plan or proposal for the liquidation or dissolution of Heartland; (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding Heartland Common Stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Heartland's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Any exercise of an option permitted in the event of a Change of Control must be made within 180 days of the relevant Non-Employee Director's termination as a director of Heartland.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth (a) certain information regarding the ownership of the Heartland Common Stock as of December 31, 1995 with respect to
(i) each person known by Heartland to own beneficially more than 5% of the outstanding shares of Heartland Common Stock, (ii) each of Heartland's directors, (iii) the Named Executive Officers and (iv) all directors and officers as a group, and (b) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share, the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof, or $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions, of Heartland Common Stock, as noted) on the amount and percentage (5%) of current holdings of shares of Heartland Common Stock owned beneficially by each of such persons. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions." Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Heartland Wireless Communications, Inc., 903 North Bowser, Suite 140, Richardson, Texas 75081.

                                     BENEFICIAL OWNERSHIP            PRO FORMA BENEFICIAL OWNERSHIP
                                          BEFORE THE                     AFTER THE TRANSACTIONS
                                       TRANSACTIONS(1)       -----------------------------------------------
                                     --------------------                   PERCENT(2)         PERCENT(3)
                                        NO.       PERCENT       NO.       ($17 PER SHARE)    ($28 PER SHARE)
                                     ---------    -------    ---------    ---------------    ---------------
Hunt Capital Group, L.L.C..........  4,000,000    31.72%     4,000,000        17.14%             20.65%
David E. Webb......................  1,900,425     15.07     1,900,425          8.14               9.81
L. Allen Wheeler...................  2,004,800     15.90     2,004,800          8.59              10.35
Jupiter Partners, L.P.(4)..........  2,837,688     18.37     2,837,688         10.84              12.78
J. R. Holland, Jr.(5)..............         --                      --
Alvin H. Lane, Jr.(6)..............      5,000         *         5,000             *                  *
Dennis M. O'Rourke(7)..............      1,000         *         1,000             *                  *
John A. Sprague(8).................         --                      --
Wes W. Watkins(9)..................      1,000         *         1,000             *                  *
John R. Bailey(10).................     49,700         *        49,700             *                  *
Randy R. Hendrix(11)...............     87,600         *        87,600             *                  *
Thomas W. Dixon(12)................     55,300         *        55,300             *                  *
All officers and directors as a
  group
  (11 persons)(5)(6)(7)(8)(9)
  (10)(11)(12)(13).................  4,106,825     32.08     4,106,825         17.46              20.99

---------------

  *  Less than 1%.

 (1) Based upon 12,611,132 shares of Heartland Common Stock outstanding on December 31, 1995.

 (2) Percentage based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), assuming (i) that there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
     Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (3) Percentage based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods), assuming (i) that there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (4) Address is 30 Rockefeller Plaza, Suite 4525, New York, N.Y. 10112. Jupiter Partners, L.P. ("Jupiter") is the holder of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

 (5) Address is 1962 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201. Mr. Holland is the sole director, Manager and President of Hunt Capital. Hunt Capital is owned by trusts, of which Mr. Holland serves as a trustee. Mr. Holland disclaims beneficial ownership of the shares of Heartland Common Stock owned by Hunt Capital.

 (6) Includes 1,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are not presently exercisable.

 (7) Includes 1,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are not presently exercisable.

 (8) Mr. Sprague is indirectly a controlling general partner of Jupiter. Accordingly, Mr. Sprague may be deemed to be a beneficial owner of the shares issuable to Jupiter on conversion of the Convertible Notes. Mr. Sprague shares voting and investment power as to shares issuable to Jupiter on conversion of the Convertible Notes with Terry J. Blumer. Mr. Sprague disclaims beneficial ownership of such shares.

 (9) Includes 1,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are not presently exercisable.

(10) Includes 44,000 shares issuable upon the exercise of presently exercisable options. Excludes 76,000 shares issuable upon the exercise of options that are not presently exercisable.

(11) Includes 87,600 shares issuable upon the exercise of presently exercisable options. Excludes 66,400 shares issuable upon the exercise of options that are not presently exercisable.

(12) Includes 54,000 shares issuable upon the exercise of presently exercisable options. Excludes 56,000 shares issuable upon the exercise of options that are not presently exercisable.

(13) Includes 2,000 shares issuable upon the exercise of presently exercisable options issued to David D. Hagey, for a total of 190,600 shares issuable upon the exercise of presently exercisable options held by officers and directors. Excludes 18,000 shares issuable upon the exercise of options issued to Mr. Hagey that are not presently exercisable.

                              CERTAIN TRANSACTIONS

     Heartland's founders, David E. Webb, the President and Chief Executive Officer, and L. Allen Wheeler, a member of the Board of Directors, began acquiring licenses, leases and options to wireless cable channels in 1989, both individually and through various controlled entities. In September 1990, Messrs. Webb and Wheeler formed Wireless Communications, Inc., an Oklahoma corporation ("WCI"), and contributed to it certain assets in exchange for capital stock of WCI. In September 1993, WCI issued the Hunt Note to Unity Hunt, Inc. ("Unity Hunt"), an affiliate of Hunt Capital, pursuant to a loan agreement that provided for a one-year term loan in the principal amount of $988,000, to bear interest at the rate of 10% per annum, which was secured by substantially all of the assets of WCI. The proceeds of this loan were used primarily by WCI to acquire wireless cable channel rights. In October 1993, Hunt Capital, a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, purchased the Hunt Note from Unity Hunt in connection with an internal restructuring that included the dissolution of Unity Hunt. Hunt Capital purchased the Hunt Note for $996,390 (representing the outstanding principal balance plus accrued and unpaid interest through the date of transfer).

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by Messrs. Webb and Wheeler, directly and indirectly through various controlled entities, including WCI. Messrs. Webb and Wheeler contributed all capital stock of entities engaged in the wireless cable businesses owned by them to Heartland and Hunt Capital contributed the Hunt Note, including accrued interest, and approximately $2,000,000 in cash to Heartland. In exchange therefor, Messrs. Webb and Wheeler were each issued 2,000,000 shares of Heartland Common Stock by Heartland and Hunt Capital was issued 4,000,000 shares. In addition, Messrs. Webb and Wheeler leased all other wireless cable channel license rights controlled, directly and indirectly, by them to Heartland for a nominal amount and granted to Heartland an option to purchase such license rights at a nominal price. Finally, the net amount (approximately $68,740) of all advances made to Heartland's predecessors by, and all advances made from Heartland's predecessors to, Messrs. Webb and Wheeler and certain entities controlled by them engaged in the wireless cable business was contributed to Heartland. Such advances, in the form of non-interest-bearing cash transfers, generally arose as a result of borrowings made or services rendered, and included various amounts loaned by a wholly-owned subsidiary of Heartland to Reed's Rail Service, Inc., an affiliate of Messrs. Webb and Wheeler, to fund such entity's railroad repair operations and the purchase of equipment; the outstanding balance of such indebtedness at December 31, 1992 was $117,284. Also included in such advances are various amounts loaned by Preferred Capital Corporation, an affiliate of Messrs. Webb and Wheeler, to a wholly-owned subsidiary of Heartland for general corporate purposes; the outstanding balance of such indebtedness at December 31, 1992 was $42,235.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $52,078, $116,315, $376,206 and $24,000, respectively, to various entities controlled by Messrs. Webb and Wheeler for services performed in connection with the development of wireless cable systems or the acquisition of wireless cable channel rights. Such payments included $52,800 during the year ended December 31, 1992 and $258,555 during the year ended December 31, 1993 to Green Country Radio, an affiliate of Mr. Wheeler, for engineering and consulting services. Heartland has not retained the services of such entities since the Initial Public Offering, and does not intend to do so in the future. During the year ended December 31, 1993, Mr. Robert R. Story was a director, officer and minority shareholder of Green Country. Mr. Story is currently the Senior Vice President -- Installations of Heartland.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $2,034, $17,850, $38,776 and $50,559, respectively, to an accounting firm controlled by Mr. Webb for services rendered to Heartland.

     During the year ended December 31, 1993, Heartland paid $40,600 to World Export Services, Inc., an entity controlled by Wes W. Watkins, a director of Heartland, for consulting services provided in connection with the acquisition of certain wireless cable channel rights. In June 1993, World Export Services, Inc. purchased approximately 10% and 5% minority interests, respectively, in two of Heartland's subsidiaries for an aggregate of $45,000. Pursuant to a public exchange offer made by Heartland pursuant to a prospectus dated February 13, 1995 wherein Heartland offered to exchange up to an aggregate of 380,000 shares of Heartland Common Stock for the minority interests in 23 of Heartland's subsidiaries (the "Minority Interests Exchange Offer"), World Export Services, Inc. was issued an aggregate of 4,526 shares of Heartland Common Stock in exchange for such minority interests.

     Heartland leases approximately 2,400 square feet for its operating offices in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler for which the expense amounted to approximately $18,000 annually for the years ended December 31, 1991, 1992, 1993 and 1994. Heartland also leases an aggregate of approximately an additional 6,126 square feet of office space in Durant, Oklahoma from affiliates of Messrs. Webb and Wheeler for which the expense amounted to approximately $4,000 for the year ended December 31, 1994. See "Information Concerning Heartland -- The Business -- Properties."

     Messrs. Webb and Wheeler pledged certain personal assets to secure, and personally guaranteed, notes payable by Heartland to a bank totaling $970,000. Such notes were due in March 1995 and bore interest at variable and fixed rates ranging from 6% to 8% at December 31, 1994. Heartland repaid such notes from the net proceeds of its Initial Public Offering.

     Mr. Holland's annual base compensation for 1994 was $120,000, which was paid to him by Unity Hunt Resources, Inc., an affiliate of Hunt Capital of which Mr. Holland is President, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland's base compensation for 1995 will be $120,000.

     In connection with a $1.0 million principal amount loan to United States Wireless Cable, Inc. ("U.S. Wireless") by First National Bank of Durant ("First National"), Heartland agreed to purchase such loan upon demand from First National for the aggregate amount of principal and interest thereon plus any other amounts owed to First National by U.S. Wireless. U.S. Wireless is a stockholder of Heartland. The loan was paid in full upon the consummation by Heartland's acquisition of the Lubbock market. In addition, on December 15, 1994, Heartland (i) loaned $2.0 million to U.S. Wireless, which loan was secured by 300,000 shares of Heartland's Common Stock owned by U.S. Wireless and all of the rights of U.S. Wireless in and to the Tulsa, Oklahoma wireless cable market,
(ii) acquired the rights of U.S. Wireless in the Amarillo, Texas market and
(iii) was granted an option to acquire the Tulsa, Oklahoma market. In May 1995, Heartland exercised its option on the Tulsa market and closed the acquisition of the Tulsa market. U.S. Wireless and a subsidiary to U.S. Wireless ("USWS") repaid the $2.0 million loan in full upon the consummation of the acquisition of the Tulsa market.

     On May 3, 1995, Heartland acquired from Robert R. Story, a former affiliate of USWS and U.S. Wireless and current officer of Heartland, all of the issued and outstanding capital stock of Robert R. Story, Inc., which owns and operates the Lubbock System, for $5.4 million in cash. Immediately prior to the consummation of the acquisition of the Lubbock market, Robert R. Story, Inc. acquired from USWS all of USWS's rights in the Lubbock system. Upon the consummation of the Lubbock Acquisition, the $1,000,000 principal amount loan to U.S. Wireless by First National was paid in full.

     Pursuant to an interim loan arrangement, Hunt Capital and Mr. Wheeler agreed to loan Heartland up to an aggregate of $4.0 million ($2.0 million each) and Jupiter agreed to loan to Heartland, or to guarantee a bank loan to Heartland in the amount of, $2.0 million. Borrowings under the loan agreement could be used solely for working capital. Borrowings under the loan agreement bore interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the loan agreement would have been due and payable in full on June 30, 1995, subject to prepayment upon the receipt by Heartland of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the loan agreement could not be reborrowed. Borrowings under the loan agreement were secured by the capital stock and assets of Heartland's subsidiaries operating the Lindsay and Shaw systems. Heartland borrowed $2.0 million under the loan agreement, funded $1.0 million each by Hunt Capital and Mr. Wheeler. Heartland used a portion of the net proceeds of the sale of the 100,000 Units (the "Units"), consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock, to repay all amounts owed under the loan agreement on April 26, 1995.

     Pursuant to a Chemical Bank Loan arrangement (the "Chemical Bank Loan"), Chemical Bank agreed to loan Heartland up to an aggregate of $2.0 million. Borrowings under the Chemical Bank Loan bore interest at the prime rate plus 1% per annum. All accrued interest on, and the principal amount of, all borrowings under the Chemical Bank Loan would have been due and payable on demand, but in any event not later than June 30, 1995. Heartland paid Chemical Bank a facility fee of $5,000. Amounts borrowed and repaid under the Chemical Bank Loan could not be reborrowed. Borrowings under the Chemical Bank Loan were guaranteed by Jupiter and Mr. Sprague. Heartland borrowed $1.0 million under the Chemical Bank Loan. Heartland used a portion of the net proceeds of the sale of the Units to repay all amounts owed under the Chemical Bank Loan on April 26, 1995.

     The terms of the transactions described above were determined by the parties thereto, and Heartland believes that such transactions involving affiliates were on terms no less favorable to Heartland than could have been obtained from unaffiliated third parties. All future transactions between Heartland and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to Heartland than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of Heartland.

                           INFORMATION CONCERNING AWS

                                BUSINESS OF AWS

GENERAL

     AWS was incorporated under Minnesota law in November 1988 to conduct an unrelated business. In 1991, AWS discontinued this business. AWS remained inactive until December 17, 1992, when AWS acquired various wireless cable assets, including the interests in the wireless cable systems in Fort Worth and Minneapolis described below, and certain wireless cable channel rights in Dallas and Pittsburgh, from American Wireless Systems, Inc., a California corporation ("Wireless California"), which was the predecessor to AWS's wireless cable business.

     AWS maintains its principal executive offices at 7426 East Stetson Drive, Suite 220, Scottsdale, Arizona 85251, and its telephone number is (602) 994-4301.

     AWS currently owns a minority interest in and manages the operations of wireless cable systems in Minneapolis and Fort Worth, and owns the rights to certain wireless cable channels in Dallas, Los Angeles and Memphis. The Minneapolis and Fort Worth markets combined have approximately 1,500,000 households, of which AWS estimates approximately 1,325,000 are serviceable by LOS transmissions.

     AWS owns a 25% beneficial interest in the Minneapolis LLC, which started operations in March 1993. As of November 30, 1995 the Minneapolis system provided 29 channels of service, including eight local television stations, to approximately 2,740 subscribers. AWS owns an interest in and manages the operations of the Minneapolis LLC pursuant to joint venture and management agreements with the Minneapolis LLC and the Minneapolis Partnership, its joint venture partner. In connection with these agreements, AWS has lent the Minneapolis Partnership $2,000,000, which has been contributed to the Minneapolis LLC to meet operating expenses and to fund the costs of subscriber growth.

     AWS owns a 20.01% beneficial interest in FTW Venture, which started operations in November 1992. As of November 30, 1995 the FTW system provided 27 channels of service, including 13 local television stations, to approximately 1,550 subscribers. AWS also has acquired the rights to eight additional wireless cable channels that AWS anticipates will be added to the Fort Worth system.

     AWS directly owns the rights to 16 wireless cable channels in Dallas, nine wireless cable channels in Los Angeles and 22 wireless cable channels in Memphis. In Dallas, AWS is negotiating to acquire additional wireless cable channel rights. AWS currently does not expect to acquire additional channel capacity in Los Angeles. AWS believes single-family residential service could be launched in Los Angeles with nine channels if digital compression technology becomes available on economically favorable terms. Digital compression technology permits the transmission of more than one channel in the bandwidth currently used to transmit a single channel. On November 7, 1995, AWS entered into a contract with TruVision Cable, Inc. ("TruVision") to sell all of AWS' assets in Memphis for $3,900,000 in cash. AWS anticipates this transaction will close before February 29, 1996. See "-- Legal Proceedings."

     In April 1994, AWS filed a Registration Statement on Form SB-2 in connection with a proposed public offering of common stock. For a variety of reasons, including AWS' difficulties in securing the necessary clearances to offer and sell its securities from various government authorities and obtaining approval to list its securities for trading on Nasdaq, as well as the fact that AWS' independent public accountants could not, at that time, express an opinion on AWS' December 31, 1994 financial statements as required by the registration provisions of the Securities Act of 1933, AWS was unable to complete its offering as contemplated. Accordingly, AWS was not successful in obtaining sufficient funds required to develop, launch and expand the existing and proposed wireless cable systems in which it holds an interest. In addition, due to its lack of revenues and inability to obtain financing, AWS did not believe it had the ability to secure the necessary funds for continued development of these systems. Accordingly, AWS pursued a number of options, including the sale of one or more of its assets, merger with a third party or the sale of AWS as a whole.

MARKETS

     AWS and the joint ventures in which it owns an interest currently own, lease or are negotiating to acquire wireless cable channel rights in Minneapolis, Fort Worth, Dallas, Los Angeles, and Memphis. AWS selected these markets based on the size of the market, availability of wireless cable channels on acceptable terms, demographics of subscribers in the market, the quality and scope of existing traditional cable services, and the suitability of the market, based on topography and foliage, to wireless cable signal transmission.

     The following table sets forth certain information as of November 30, 1995 concerning each of AWS' markets. Information regarding potentially serviceable households is subject to assumptions and estimates which AWS believes to be reasonable. There can be no assurance that the actual numbers will not differ materially from those set forth below.

                                      EXISTING SYSTEMS                 PROPOSED SYSTEMS
                               ------------------------------   -------------------------------
                               MINNEAPOLIS(1)   FORT WORTH(1)   DALLAS    LOS ANGELES   MEMPHIS    TOTAL
                               --------------   -------------   -------   -----------   -------   --------
MSA Ranking(2)................          14              35           12            1         50
Estimated Number of TV
  Households(3)...............     958,900         539,700      981,500    3,029,500    376,900   5,886,500
Potentially Serviceable
  Households(4)...............     882,200         442,500      872,400    2,726,500    350,600   5,274,200
Number of Wireless Cable
  Subscribers.................       2,740           1,550           --           --         --       4,290
Wireless Cable Channels
  Licensed or Leased by
  Company.....................          21(5)           22(6)        16            9         22
Estimated Number of Cable
  Subscribers.................     450,700         264,400      480,900    1,787,400    218,600   3,202,000
Estimated Number of Households
  Passed by Cable.............     939,800         528,900      961,900    2,968,900    369,400   5,768,900

---------------

(1) The existing systems in Minneapolis and Fort Worth are owned by joint ventures in which AWS owns a minority interest of 25% and 20.01%, respectively. Information shown is for each system as a whole and has not been adjusted to reflect AWS' minority interest in such system.

(2) Metropolitan Statistical Area ranking in terms of population using 1990 census data.

(3) Estimates are derived from 1990 census data on households within the projected service area (signal pattern).

(4) Represents AWS' estimate of households that are potentially serviceable by AWS' existing or proposed systems, after adjustment for the anticipated coverage loss due to obstruction of wireless cable signals by terrain obstructions, but does not reflect adjustments due to the use of beambenders (which would increase the number of potentially serviceable households) or dense foliage (which would decrease the number of potentially serviceable households).

(5) Does not include four channels for which an application is currently pending before the FCC.

(6) Includes 8 channels which must be co-located at AWS' headend transmission facility before programming may be effected on these channels.

     Each of AWS's markets has up to 33 channels available for wireless cable transmission. AWS believes that it needs sufficient channel capacity to offer a minimum of 14 channels of commercial cable programming to successfully market its wireless cable services to single-family residential consumers and to compete with traditional hard-wire cable operators, although this number may vary in a particular market. The ability of wireless cable systems to accommodate local or "over-the-air" television programming, including ABC, CBS, NBC, Fox and PBS, increases the number of channels available to the subscriber. Subject to securing additional financing, management of AWS intends to pursue upgrading each of its systems to 50 watts.

MINNEAPOLIS

     The Minneapolis LLC is owned by a joint venture between AWS, which owns a 25% equity interest, and the Minneapolis Partnership, which owns a 75% equity interest. The system commenced operations in March 1993 and, as of November 30, 1995, had approximately 2,740 subscribers.

     Channels and Programming. The Minneapolis system currently offers subscribers 21 wireless cable channels and eight local television stations for a total of 29 channels of programming. The Minneapolis LLC also has acquired the rights to four additional wireless cable channels for which an application is on file at the FCC and which must be approved before these channels can be added to the Minneapolis System. The programming offered to subscribers by the Minneapolis LLC is set forth below.


CHANNEL               PROGRAMMING                    CHANNEL               PROGRAMMING
--------  -----------------------------------        --------  -----------------------------------
    2     KTCA (PBS)                                    17     KTCI (PBS)
    3     CNN                                           18     MTV
    4     WCCO (CBS)                                    19     USA NETWORK
    5     KSTP (ABC)                                    20     THE DISCOVERY CHANNEL
    6     ESPN                                          21     THE NASHVILLE NETWORK
    7     TBS (Atlanta)                                 22     ARTS & ENTERTAINMENT
    8     WGN (Chicago)                                 23     KLGT (Independent)
    9     KMSP (Independent)                            24     NICKELODEON
   10     MIDWEST SPORTS CHANNEL                        25     THE FAMILY CHANNEL
   11     KARE (NBC)                                    26     LIFETIME TELEVISION
   12     THE WEATHER CHANNEL                           27     TURNER NETWORK TELEVISION
   13     SHOWTIME*                                     28     MIND EXTENSION UNIVERSITY
   14     THE DISNEY CHANNEL*                           29     KITN (Fox)
   15     THE MOVIE CHANNEL*                            30     PAY-PER-VIEW
   16     HBO*

---------------

* Premium channels

     Demographics. The Minneapolis-St. Paul Metropolitan Statistical Area ("MSA") is the 14th largest in the country in terms of population with a population of 2,464,124. The Minneapolis-St. Paul Designated Market Area ("DMA") is the 14th largest television market in the country. The Minneapolis LLC transmits signals to subscribers in the Minneapolis-St. Paul market at 10 watts. If upgraded to 50 watts, the Minneapolis LLC's signal pattern will encompass an estimated 958,900 television households, approximately 8% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 882,200 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or exclude households that cannot be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Minneapolis has relatively flat terrain. The transmission facility for the Minneapolis LLC is located on top of the tallest building in Minneapolis. Management of AWS believes that this location provides an acceptable LOS angle to serve the market. AWS considers the foliage in the Minneapolis market to be moderate.

     Competition. AWS estimates that within its signal pattern there are approximately 939,800 households passed by traditional cable (98% of television households) with approximately 450,700 cable subscribers (48% of households passed). The primary competitors are Paragon Cable, Continental Cablevision and King Cable, which have approximately 23%, 19% and 11%, respectively, of the cable subscribers in the Minneapolis market. Paragon Cable offers a basic service of 52 channels with addressable converter and remote control plus Showtime, The Movie Channel and The Disney Channel for $42.23 per month. Continental Cablevision offers a 50 channel basic service package plus Showtime, The Movie Channel and The Disney Channel for $53.04 per month. King Cable offers a 46 channel basic service package plus Showtime, The Movie Channel and The Disney Channel for $53.04 per month. The Minneapolis system offers a basic service package of 25 channels with addressable converter and remote control plus Showtime, The Movie Channel and The Disney Channel for $28.90 per month.

     System Management. AWS and the Minneapolis Partnership have formalized their joint venture arrangement by forming the Minneapolis LLC as a limited liability company pursuant to the terms of a limited liability company agreement. The agreement provides for additional capital contributions or loans to be made by either member subject to certain conditions. Losses are to be allocated in accordance with contributed capital and profits are to be allocated (i) in accordance with contributed capital to the extent of previously allocated losses and then (ii) 25% to AWS and 75% to the Minneapolis Partnership. The agreement also provides that AWS will manage the system in accordance with the terms of a management agreement. The management agreement provides that the Minneapolis LLC will pay AWS an annual management fee equal to the greater of $100,000 or 5% of gross revenue received by the system. AWS lent the Minneapolis Partnership $2,000,000, which has been contributed to the Minneapolis LLC to pay operating expenses of the system and to fund the cost of installing additional subscribers in Minneapolis. The Minneapolis LLC has also entered into a loan agreement with Heartland pursuant to which the Minneapolis LLC will borrow up to $1,575,000. Of this amount, $575,000 was used to repay a short term loan in October 1995. The remaining $1,000,000 available under the loan agreement will be disbursed in non-revolving draws of up to $250,000 and used to add subscribers to and fund certain operating expenses of the Minneapolis LLC. The full amount of the loan, together with interest accrued on the outstanding principal amount, is due and payable on February 28, 1997 unless the loan matures earlier in accordance with its terms.

FORT WORTH

     The Fort Worth system is owned by the FTW Venture, a joint venture between AWS, which owns a 20.01% equity interest, and the FTW Partnership, which owns a 79.99% equity interest. The Fort Worth system commenced operations in November 1992 and as of November 30, 1995 had approximately 1,550 subscribers.

     Channels and Programming. The Fort Worth system currently offers subscribers 14 wireless cable channels and 13 local television stations, for a total of 27 channels of programming. AWS also has acquired the rights to eight additional wireless cable channels which must be co-located at the head-end transmission facility before these channels can be added to the Fort Worth system. The programming offered to subscribers by the Fort Worth system is set forth below.

CHANNEL         PROGRAMMING         CHANNEL                 PROGRAMMING
-------     --------------------    -------     ------------------------------------
    2       KDTN (PBS)                 15       USA
    3       CNN                        16       THE DISCOVERY CHANNEL
    4       KDFW (CBS)                 17       HBO*
    5       KXAS (NBC)                 18       THE WEATHER CHANNEL
    6       SHOWTIME*                  19       NICKELODEON
    7       THE DISNEY CHANNEL*        20       CMTV
    8       WFAA (ABC)                 21       KXTA (Independent)
    9       KDFA (Fox)                 22       WTBS (Atlanta)
   10       ESPN                       23       WOR (New York)
   11       KTVT (Independent)         24       KDFI (Independent)
   12       TNN                        25       KXTX (Independent)
   13       KERA (PBS)                 26       KHSX (Home Shopping Network)
   14       WGN (Chicago)              27       KFWD (Telemundo)
                                       28       KDTX (Trinity Broadcasting Network)

---------------

* Premium channels

     Demographics. The Fort Worth-Arlington MSA is the 35th largest in the country in terms of population with a population of 1,332,053. The Fort Worth-Arlington MSA constitutes part of the larger Fort Worth-Dallas DMA, which is the eighth largest television market in the country. The Fort Worth system transmits signals to subscribers in the Fort Worth-Arlington market at 10 watts. If upgraded to 50 watts, the Fort Worth system's signal pattern will encompass an estimated 539,700 television households, approximately 18% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 442,500 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or exclude households that cannot be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Fort Worth is a relatively flat area with moderate foliage. The transmission tower for the Fort Worth system is located on one of the tallest buildings in Fort Worth, which allows clear transmission to the farthest edges of the projected service area. The location of this tower in relation to other large buildings in Fort Worth minimizes coverage loss in this market. Accordingly, AWS believes that Fort Worth is an excellent market for the transmission of wireless cable.

     Competition. AWS estimates that within its signal pattern there are approximately 528,900 households passed by traditional cable (98% of television households) with approximately 264,400 cable subscribers (50% of households passed). Marcus Cable, the dominant traditional cable operator with approximately 35% of the cable subscribers in the Fort Worth market, offers a basic service of 57 channels plus Showtime and The Disney Channel for $46.26 per month. The Fort Worth system offers a basic service of 24 channels plus Showtime and The Disney Channel for $24.45 per month.

     System Development. Currently, neither the FTW Partnership nor the FTW Venture has sufficient funds to install additional subscribers. In addition, AWS and the FTW Venture have not entered into formal joint venture and management agreements. AWS is currently advancing an average of $30,000 per month to the joint venture to cover operating expenses of the Fort Worth system. As of December 31, 1995, AWS has advanced over $400,000.

DALLAS

     Channels. AWS currently holds the licenses or leases the rights to 16 wireless cable channels in Dallas. These channels have not been co-located. With 13 local television stations available, AWS anticipates that the system could provide at least 29 channels of programming.

     Demographics. The Dallas MSA is the 12th largest in the country in terms of population with a population of 2,553,362. The Dallas MSA constitutes part of the larger Fort Worth-Dallas DMA, which is the eighth largest television market in the country. The channels are currently authorized to transmit at 10 watts. If increased to 50 watts, the signal pattern would encompass an estimated 981,500 television households, about 12% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 872,400 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or exclude households that could not be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Dallas is a relatively flat area with moderate foliage. Accordingly, Dallas is an ideal market for the transmission of wireless cable.

     Competition. AWS believes that the primary cable operators in Dallas are TCI, Telecable and Paragon, which have approximately 32%, 9% and 6%, respectively, of the cable subscribers in the Dallas market. AWS estimates that within its signal pattern there are approximately 961,900 households passed by traditional cable (98% of television households) with approximately 480,900 cable subscribers (50% of households passed).

LOS ANGELES

     Channels. AWS currently holds the rights to utilize the excess capacity provided by eight educational wireless cable channels in Los Angeles and one additional commercial wireless cable channel. There is substantial competition in Los Angeles among cable companies attempting to acquire a sufficient number of wireless cable channels to develop a wireless cable system. AWS currently does not have sufficient channel capacity to commence operations marketed to residential subscribers. AWS believes that a single-family residential service could be launched in Los Angeles with nine channels if digital compression technology becomes available on economically favorable terms. With 17 local television stations available, AWS anticipates that the Los Angeles system could provide at least 26 channels of programming.

     Demographics. The Los Angeles-Long Beach MSA is the largest in the country in terms of population with a population of 8,863,164. The Los Angeles DMA is the second largest television market in the country. AWS estimates that a system using a transmitter output power of 50 watts will encompass an estimated 3,029,500 television households, about 10% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 2,726,500 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders or exclude households that could not be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. The Los Angeles metropolitan area is a slightly hilly coastal plain with limited foliage. The anticipated transmission sight in the San Gabriel mountains east of Los Angeles is over 6,000 feet above sea level and provides excellent LOS transmission to the Los Angeles metropolitan area. Accordingly, AWS believes that Los Angeles is an excellent market for transmission of wireless cable.

     Competition. The primary cable operators in Los Angeles include Continental Cablevision, Century Southwest Cable Television, Crown Media and TCI, which have approximately 11%, 9%, 6% and 5%, respectively, of the cable subscribers in the Los Angeles market. AWS estimates that within its signal pattern there are approximately 2,968,900 households passed by traditional cable (98% of television households) with approximately 1,787,400 traditional cable subscribers (60% of households passed).

MEMPHIS

     Channels and Programming. AWS currently leases the rights to 22 wireless cable channels in Memphis. On November 7, 1995, AWS entered into a contract with TruVision to sell all of its assets in Memphis to TruVision for $3,900,000 in cash. AWS anticipates this transaction will close by February 29, 1996. The purchase price will be reduced by $250,000 for each channel that cannot be transferred to TruVision up to a maximum reduction of $500,000. See "-- Legal Proceedings."

     Demographics. The Memphis MSA is the 50th largest in the country in terms of population with a population of 981,747. The Memphis DMA is the 42nd largest television market in the country. With transmitter output power of 50 watts, AWS' signal pattern will encompass an estimated 376,900 television households, about 7% of which are shadowed by LOS terrain obstructions. Accordingly, AWS estimates that 350,600 television households in the market are serviceable by LOS transmissions. This estimate of potentially serviceable television households does not include households that could be added through the use of beambenders nor exclude households that could not be served due to signal blockage created by foliage or some other limitation (e.g., rooftop antenna restrictions).

     Terrain and Foliage. Memphis is characterized by fairly flat terrain, although there are numerous areas of dense foliage which may block AWS' signal, which AWS expects will significantly reduce the number of households that can receive AWS' wireless cable transmissions.

     Competition. AWS estimates that within its signal pattern there are approximately 369,400 households passed by traditional cable (98% of television households) with approximately 218,600 cable subscribers (59% of households passed). The primary competitor is Time Warner, which has approximately 71% of the cable subscribers in the Memphis market.

PRICING

     The following table sets forth a comparison of AWS' monthly charge for its most popular service package, including basic service plus the indicated premium channels, addressable converter and remote control, to the traditional hard-wire cable subscriber's monthly charge for a comparable package of service in the same market.

                                                        TRADITIONAL CABLE               PERCENTAGE
                          MARKET                           OPERATOR(1)         AWS      DIFFERENCE
    --------------------------------------------------  -----------------    -------    ----------
    Fort Worth(2).....................................       $ 46.26         $24.45         47%
    Minneapolis(3)....................................       $ 42.23         $28.90         32%

---------------

(1) Monthly charge shown is that of the dominant traditional cable operator in the specified market.

(2) Service package consists of basic service plus Showtime and The Disney Channel.

(3) Service package consists of basic service plus Showtime, The Movie Channel and The Disney Channel.

     In Fort Worth, the dominant hard-wire cable system offers a 57-channel basic service that includes 19 satellite-delivered cable channels and 12 local television stations. By comparison, AWS delivers a 24-channel basic service that includes 11 satellite-delivered cable channels and 13 local television stations. Of the 11 satellite-delivered basic cable networks carried by AWS, seven are in the top 11 rated cable networks as rated by Neilsen. Two of the remaining four channels, The Nashville Network and Country Music Television, are popular in the Fort Worth metropolitan area.

     In Minneapolis, the dominant hard-wire cable operator offers a 52-channel basic service that includes 32 satellite-delivered cable channels and eight local television stations. By comparison, AWS delivers a 24-channel basic service that includes 16 satellite-delivered channels and eight local television stations. Of these 16 satellite-delivered basic cable networks carried by AWS, 12 are in the top 15 rated cable networks as rated by Neilsen. One of the remaining four channels, Midwest Sports Channel, is a popular regional sports network.

     AWS typically uses third-party contractors to install subscribers to its systems and charges an installation fee of approximately $50 per installed subscriber. This fee can be raised or lowered periodically to influence the volume of new subscribers. In addition, AWS offers remote controls and additional outlets at rates comparable to those charged by local traditional cable operators.

     On average, the installation of each additional wireless cable subscriber requires an incremental capital expenditure of approximately $530, assuming 50% of wireless cable subscribers request two outlets in the household. This amount consists of $420 of material costs (including one converter per outlet) and $110 of installation labor costs. AWS does not incur these capital expenditures until the time of the subscription. Generally, AWS can recover and reuse the material component of the capital cost (approximately $345) if a subscriber disconnects service. Although the incremental cost of installation for an additional traditional cable subscriber is less than the incremental cost of installation for an additional wireless cable subscriber, traditional hard-wire cable systems typically cost significantly more to build or purchase than wireless cable systems, resulting in debt burdens per subscriber generally higher than the debt burden per subscriber of wireless cable operators such as AWS. Moreover, the costs of maintaining wireless cable systems are lower than those of traditional hard-wire cable systems.

MARKETING AND CUSTOMER SERVICE

     AWS primarily offers two basic tiers of residential service. The basic package includes all channels other than premium channels. The second tier of service includes the basic package plus two or three premium channels and a remote control. A significant majority of AWS' subscribers have selected the second tier of service which consists of basic service plus Showtime and The Disney Channel (and in Minneapolis, The Movie Channel). AWS typically offers these premium channels in its family package in order to qualify for a discounted rate offered by the premium programming provider to systems which meet certain penetration levels relative to the number of subscribers to that system. "Penetration level" means the number of subscribers who purchase premium programming compared to the total number of subscribers to that system. Because traditional hard-wire cable operators typically are unable to meet these specified penetration levels, AWS has a competitive cost advantage compared to such traditional cable operators regarding the provision of The Disney Channel, Showtime and The Movie Channel.

     AWS markets its residential service directly to potential subscribers, combining door-to-door delivery of promotional materials with telemarketing and personal solicitation. Because wireless cable technology requires LOS transmission, AWS initially conducts a survey to identify a specific area within a market that is well suited to the reception of wireless cable signals. To conduct this survey, AWS uses a site data vehicle equipped with a telescopic boom and global positioning satellite system that permits AWS to gather data regarding signal reception for each household passed by the site data vehicle. This data is entered into a central computer system for subsequent use by marketing, dispatch and inventory personnel.

     Once a specific area has been targeted, AWS typically delivers a package of promotional materials to each household within the target market area. The marketing package used generally includes a brochure and video describing wireless cable and its advantages. Shortly thereafter a telemarketer contacts each household within the target market area and attempts to sell service to the prospective subscriber or schedule an appointment with an AWS salesperson. The sales personnel emphasize comparable picture quality and better service at a lower price than traditional hard-wire cable systems can provide.

     In addition to price and comparable programming, AWS competes on a quality of service basis. Within its signal range, the picture quality of AWS' service is comparable to or better than that received by traditional hard-wire cable subscribers because there is less opportunity for signal degradation between AWS' headend facility and the subscriber. Wireless cable service also has proven very reliable, primarily due to the absence of distribution system components that can fail and thereby cause system-wide outages. AWS is positioning itself as a reliable, cost-effective alternative to traditional hard-wire cable systems by delivering a high quality signal throughout its signal area and more personalized service to its subscribers than traditional cable operators.

PROPERTIES

     AWS leases its executive office space in Scottsdale. The term of the lease is through February 1998. AWS believes that the leased space is adequate for its current and reasonably anticipated needs. The Minneapolis LLC leases approximately 12,700 square feet of office and warehouse space in Minneapolis pursuant to a lease which expires in December 1998. The FTW Venture leases approximately 15,000 square feet of office and warehouse space in Fort Worth pursuant to a lease that expires in April 1996. In addition to office space, AWS leases space on the top of buildings or transmission towers located in the markets where it operates wireless cable systems. AWS locates its wireless cable transmitters on these buildings or towers. Currently, AWS believes that office space and space on buildings or transmission towers currently is readily available on acceptable terms in the markets where AWS operates or owns wireless cable channel rights.

LEGAL PROCEEDINGS

     Prior to the sale of certain assets by Wireless California to AWS, approximately $29,000,000 was raised in connection with the offering of general partnership interests in the Minneapolis Partnership, the FTW Partnership and the Pittsburgh Partnership, each of which was formed for the purpose of acquiring an interest in the rights to develop and operate a wireless cable television system in Minneapolis, Fort Worth, and Pittsburgh, respectively. Through an affiliate, Wireless California participated in the offer and sale of the general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities under federal and applicable state laws. Certain current and former officers and directors of AWS were formerly officers and directors of Wireless California.

     Following an investigation by the Commission involving the activities of Wireless California in connection with the offer and sale of the general partnership interests as described above, AWS and certain of its current and former officers, without admitting or denying any wrongdoing, agreed to consent to an order of the Commission to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act.

     Securities administrators in 22 states also have conducted or are presently conducting investigations of the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which Wireless California, the issuing general partnerships, and certain officers of Wireless California were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. In addition, AWS Liquidating, L.L.C., the entity into which Wireless

California was liquidated ("AWS L.L.C."), has entered into a consent order with the State of Illinois pursuant to which AWS L.L.C. agreed to cease and desist from selling general partnership interests without registration, to pay an administrative penalty, and to cause a rescission offer to be made to Illinois residents. AWS L.L.C. did not comply with the order and the State of Illinois filed a complaint on August 14, 1995. Following an investigation by the State of Arizona, AWS L.L.C. and current and former officers of AWS consented to an order of the Arizona Corporation Commission to cease and desist from selling securities unless the sale is registered or exempt from registration and to the imposition of an administrative penalty against AWS L.L.C. AWS also consented to a separate order that requires AWS to make an offer of rescission to all general partners who are Arizona residents or who were offered and sold their interests from Arizona. To the knowledge of AWS, there are no other active federal or state regulatory proceedings or investigations.

     AWS is currently attempting to amend the Arizona order to provide for alternatives to rescission, although there can be no assurance that AWS will be successful in this regard. The Arizona order currently provides that if the rescission offers are not made, AWS will be required to pay to the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or approximately $566,000, plus interest from the time of investment. There can be no assurance that AWS will be able to satisfy the Arizona rescission order.

     Since October 31, 1992, Wireless California, the general partnerships and the current and former officers of AWS have ceased all activities involving the offer and sale of general partnership interests, although one of the general partnerships continued to raise funds through capital calls to existing general partners after such date. In addition to the rescission offers described above, Wireless California and the general partnership issuers voluntarily elected to offer to purchase the general partnership interests of certain general partners in exchange for cash in an amount equal to the funds contributed by such general partners. As of the date of this Proxy Statement/Prospectus, approximately 1,170 of the approximately 1,930 purchasers of general partnership interests had been offered rescission or a return of their investment by Wireless California or the general partnership issuers and approximately 80 had accepted the offer, all of which have been paid. None of such offers, however, were necessarily conducted in accordance with the statutory requirements of the various states. To the extent such requirements were not met, potential securities liability arising from the offer and sale of the general partnership interests will not be statutorily eliminated until the statutes of limitation with respect to such claims have expired or an offer is made in accordance with the statutory rescission requirements of any state.

     In September 1995, AWS and the Pittsburgh general partnership sold all of their wireless cable assets in the Pittsburgh market to a publicly held wireless cable company. As consideration for the sale of its assets in the Pittsburgh market, the Pittsburgh general partnership received approximately $11,250,000 in cash and short term notes, which amount exceeded the aggregate amount that would have been required if all Pittsburgh general partners were offered and accepted rescission. Additionally, holders of approximately 72% of the Pittsburgh general partnership interests executed and delivered releases relieving AWS, Wireless California and certain related parties from any claims including claims arising from the offer and sale of the general partnership interests.

     There can be no assurance that current general partners or any governmental agency will not institute proceedings for rescission against Wireless California or AWS as the successor to Wireless California based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. In connection with the acquisition of certain assets of Wireless California, AWS expressly disclaimed any liabilities of Wireless California arising out of the offer and sale of the general partnership interests described above. There is a possibility, however, that a successful claim against Wireless California could be asserted against AWS based on a number of theories involving successor liability. The institution of legal action against AWS arising out of the offer and sale of general partnership interests by Wireless California could result in substantial defense costs to AWS and the diversion of efforts by AWS' management, and the imposition of liabilities against AWS could have a material adverse effect on AWS. Based on its experience to date, however, taking into account the status of investigations by various state securities administrators, the absence of any asserted claim for rescission having been instituted by any of the general partners against any of the general partnerships, Wireless California or AWS, AWS' assessment of the current value of the general partnership interests, the relatively small number of general partners who have accepted previous offers by Wireless California or its shareholders to purchase general partnership interests, the existence of a number of possible defenses to any claims asserted against it, the existence and terms of the FTW Agreement and the Minneapolis Agreement, and other factors, AWS does not believe the ultimate resolution of this matter will have a material adverse impact on its financial condition.

     AWS is currently named as a defendant in two separate lawsuits. On May 16, 1995, William R. Jenkins, the former Chief Executive Officer of AWS, filed a lawsuit in Arizona state court alleging breach of his employment contract and requesting as damages all amounts due under the employment contract, treble damages under the Arizona statute, attorney's fees and costs. On June 2, 1995, AWS filed a Petition to Compel Arbitration and an Answer including counterclaims. As a result, the dispute was referred to an arbitration hearing and the lawsuit was dismissed. AWS estimates that the amount due under Mr. Jenkins' employment contract, if he were successful, would be approximately $167,000, which amount could be trebled under the Arizona statute.

     On June 21, 1995, TruVision, with whom AWS had entered into a letter of intent relating to the sale of AWS' Memphis assets for $2,200,000, filed a lawsuit, as amended on June 29, 1995, in the Circuit Court of Rankin County, Mississippi alleging that AWS breached the letter of intent, that the parties entered into a binding agreement which AWS breached, and that AWS committed fraud and negligent misrepresentation. AWS disputes these claims based on the position that it lawfully terminated the letter of intent. The Amended Complaint requests damages in the amount of $28,196,642 and punitive damages in the amount of $20,000,000, together with interest and all costs of court. On November 7, 1995, AWS entered into an agreement with TruVision pursuant to which AWS has agreed to sell, with Heartland's consent, the Memphis assets to TruVision for $3,900,000. The agreement provides for the settlement and release of all claims by and among AWS, TruVision and Heartland relating to the Memphis assets, subject to consummation of the AWS Merger Agreement. Further, each agreement provides that, prior to closing, each party agrees that the lawsuit filed by TruVision would be stayed. Assuming consummation of each transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision shall have the right to prosecute the lawsuit, and AWS and Heartland shall have the right to raise all defenses and counterclaims associated therewith.

     AWS believes it has adequate grounds to successfully defend both lawsuits. AWS does not expect that a judgment against AWS, if any, would have a material adverse effect on its financial condition or results of operations.

     AWS is also the subject of two threatened lawsuits. American Telecasting, Inc. ("ATI") has sent letters to AWS claiming that AWS breached a term sheet and requesting payment of $1,800,000 as the alleged termination fee owed to ATI under the term sheet, plus expenses. AWS has responded to ATI and disputes all of ATI's claims.

     By letter dated January 31, 1995, Laidlaw Holdings, Inc. ("Laidlaw"), the underwriter of AWS' proposed public offering, claimed that AWS owes Laidlaw $182,166 as accountable expenses under a Letter Agreement between the parties dated November 20, 1994. A follow-up letter was sent to AWS on July 13, 1995. By letter dated February 3, 1995 from AWS to Laidlaw, AWS asserted that Laidlaw terminated the Letter Agreement. AWS believes that if a claim is filed by Laidlaw, AWS has adequate grounds to successfully defend the claim.

               DIVIDENDS ON AND MARKET VALUE OF AWS COMMON STOCK

     AWS Common Stock has been traded since 1989 in the over-the-counter market and currently is quoted on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the high and low bid quotations per share for the Common Stock as adjusted to reflect (i) the recapitalization of the Common Stock effected on April 27, 1993, pursuant to which each 2.5 outstanding shares of Common Stock were converted into one share of Common Stock and (ii) a one-for-three reverse stock split of the Common Stock effected on October 18, 1994, pursuant to which each three outstanding shares of Common Stock were converted into one share of Common Stock. There can be no assurance that the adjusted prices would accurately reflect the actual prices of the Common Stock had the recapitalization occurred prior to the periods indicated. These quotations reflect inter-dealer prices, without adjustments for retail mark-ups, mark-downs or commissions, and do not represent actual transactions.

                                                                      HIGH       LOW
                                                                     ------     ------
        Calendar Year 1993:
          1st Quarter..............................................  $15.00     $11.25
          2nd Quarter..............................................   13.89       4.68
          3rd Quarter..............................................   28.50       9.00
          4th Quarter..............................................   36.00      20.25
        Calendar Year 1994:
          1st Quarter..............................................   24.75      18.00
          2nd Quarter..............................................   24.00      10.50
          3rd Quarter..............................................   13.50       7.89
          4th Quarter..............................................    8.63       3.75
        Calendar Year 1995:
          1st Quarter..............................................    5.50       2.88
          2nd Quarter..............................................    4.75       4.00
          3rd Quarter..............................................    4.81       3.00
          4th Quarter..............................................    4.63       3.00
        Calendar Year 1996:
          1st Quarter (through January 22, 1996)...................    4.69       4.50

     AWS has not paid dividends on its Common Stock and does not anticipate that it will do so in the future. AWS currently does not intend to declare or pay any cash dividends, but intends to retain any future earnings for reinvestment in its business. Payments of dividends in the future will depend upon AWS's growth, profitability, financial condition and other factors which the Board of Directors may deem relevant.

     On September 11, 1995, the last trading day prior to the public announcement of the AWS Merger, the last sale bid price of AWS Common Stock was $4.375 per share, as reported on the OTC Bulletin Board. On January 22, 1996, the last sale bid price of AWS Common Stock as reported on the OTC Bulletin Board was $4.625. On January 17, 1996, there were approximately 358 holders of record of AWS Common Stock.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AWS

     The following table sets forth as of December 31, 1995 certain information regarding the outstanding shares of AWS Common Stock beneficially owned by each person who is known by AWS to own beneficially or exercise voting or dispositive control over more than 5% of AWS Common Stock, by each of AWS' directors, by each of the named executive officers and by all directors and officers as a group. Unless otherwise indicated below, to the knowledge of AWS, all persons listed below have sole voting and investment power with respect to their shares of AWS Common Stock, except to the extent that authority is shared by spouses under applicable law.

                                                              NUMBER OF SHARES
                      NAME AND ADDRESS OF                       BENEFICIALLY         PERCENT OF
                        BENEFICIAL OWNER                          OWNED(1)            CLASS(1)
    --------------------------------------------------------  ----------------       ----------
    Steven G. Johnson(2)....................................       439,696              7.70%
    Robert A. Mayer(2)......................................        48,656              *
    John R. Hardesty(2).....................................        38,743              *
    James N. Orth(2)........................................        16,666              *
    Daniel A. Cartwright(2).................................        12,500(3)           *
    Todd J. Parriott(2).....................................        12,500(3)           *
    All directors and executive officers as a group (six
      persons)..............................................       568,761              9.81%
    Jeffrey D. Howes(4).....................................       500,606              8.77%
    Dexter S. Cohen(5)......................................       438,606              7.68%
    Kevin C. King(5)........................................       438,606              7.68%

---------------

 *   Less than one percent

(1) Includes shares of AWS Common Stock issuable to the identified person pursuant to convertible securities that may be exercised or converted within 60 days after December 31, 1995. In calculating the percentage of ownership, shares issuable to the identified person upon exercise of stock options or contingent warrants are deemed to be outstanding for the purpose of computing the percentage of shares of AWS Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of AWS Common Stock owned by any other stockholders.

(2) Each of such persons may be reached through the Company at 7426 East Stetson Drive, Suite 220, Scottsdale, Arizona 85251.

(3) Includes options to acquire 12,500 shares of AWS Common Stock granted under the Company's 1993 Stock Option Plan.

(4) Mr. Howes may be reached at 11300 West Olympic Boulevard, Suite 700, Los Angeles, California 90064.

(5) Each of such individuals may be reached at CK Capital Corporation, 180 Newport Center Drive, Suite 180, Newport Beach, California 92660.

                     INFORMATION CONCERNING FTW PARTNERSHIP

                          BUSINESS OF FTW PARTNERSHIP

     Fort Worth Wireless Cable T.V. Associates, a California general partnership ("FTW Partnership") was formed pursuant to the Agreement of General Partnership of FTW Partnership (the "FTW Partnership Agreement") as of July 1, 1992 among the partners thereof. The purposes for which FTW Partnership was organized include the following: (i) to acquire the assets and assume the liabilities of Wireless Cable T.V. Associates #34 (the "FTW Predecessor Partnership"), a California general partnership which owned a 75% interest in a wireless cable television system in the metropolitan area of Fort Worth, Texas (the "FTW System"), and (ii) to acquire additional equipment and facilities necessary to operate the wireless cable system acquired from the FTW Predecessor Partnership.

     The FTW Predecessor Partnership had been formed in 1991 upon the contribution of capital by the partners thereof which capital was to fund the development and operation of a wireless cable television system in Fort Worth, Texas. However, when the FTW Predecessor Partnership had insufficient funds to "launch" its system, additional capital for the proposed system was raised pursuant to the formation of FTW Partnership, which purchased all of the assets of the FTW Predecessor Partnership. This additional capital consisted of proceeds from the sale of units of FTW Partnership ("FTW Units") to partners of the FTW Predecessor Partnership as well as new investors who became partners in FTW Partnership ("FTW Partners"). In addition, the partners of the FTW Predecessor Partnership who are FTW Partners exchanged their units in the FTW Predecessor Partnership for FTW Units.

     FTW Partnership's business consists of the ownership of a 79.99% equity interest ("FTW Interest") in the joint venture that owns and operates the FTW System (the "FTW Venture"). American Wireless Systems, Inc. ("AWS") beneficially owns the remaining 20.01% interest in the FTW Venture, and manages the operations of the Fort Worth System. For a description of the wireless cable television industry and the wireless cable television service provided by FTW Venture, see "Information Concerning AWS -- Business of AWS." Neither FTW Partnership nor FTW Venture have ever operated profitably, nor have any distributions on equity ever been paid by either entity.

     As of December 31, 1995, the FTW Partnership has (and has previously had) no full-time employees. During that time, FTW Partnership has not paid any compensation to any of the nine members of the management committee of FTW Committee ("FTW Committee") although such persons have effectively worked part-time for FTW Partnership. Of the nine members of the FTW Committee, one person devotes approximately 50% of his time to FTW Partnership's business; other members of the FTW Committee devote 10% or less of their time to FTW Partnership's business. FTW Partnership has reimbursed the expenses of the members of the FTW Committee in connection with their attendance at meetings and incidental expenses, as well as the expenses of certain FTW Partners participating in FTW Committee meetings at the request of the FTW Committee.

     FTW Partnership does not itself own or lease any real property. FTW Partnership owns a 79.99% interest in FTW Venture, which leases various facilities in Arlington and Fort Worth, Texas, including office and warehouse space, transmission sites and tower sites.

     FTW Partnership is not a party to, and none of FTW Partnership's property is subject to, any pending legal proceedings. However, the failure of FTW Partnership to resolve (through litigation, arbitration, settlement, or otherwise) certain claims FTW Partnership may have against AWS could have a materially adverse effect on FTW Partnership's business, results of operations, and financial condition. (See "The FTW Transaction -- Description of FTW Claims")

                   MARKET FOR AND DISTRIBUTIONS ON FTW UNITS

     There is no market or market price for the FTW Units. To the contrary, no FTW Partner may transfer such units, except in accordance with specific provisions of the FTW Partnership Agreement.

     As of December 31, 1995, there were approximately 602 FTW Partners or assignees thereof. As of that date, each member of the FTW Committee owned less than one percent (1%) of the outstanding FTW Units, although the members of the FTW Committee as a group (nine persons) owned 1.58% of the outstanding FTW Units. Upon consummating the transactions contemplated by the FTW Agreement, proforma based on current ownership of FTW Units, each FTW Partner would own less than 1% of the outstanding shares of Heartland Common Stock.

     The FTW Partnership has never made any distributions to FTW Partners in respect of the FTW Units.

              FTW UNIT OWNERSHIP OF CERTAIN PERSONS AND MANAGEMENT

     The following table sets forth, as of December 31, 1995, the FTW Units beneficially owned by (i) each member of the FTW Committee, and (ii) the FTW Committee as a group (nine persons). "Percent of Total FTW Units" is based on 1,459 FTW Units outstanding. The persons named below have sole voting and investment power with respect to all FTW Units owned, unless otherwise noted. As of December 31, 1995, no FTW Partner beneficially owned more than five percent (5%) of the FTW Units.

                        NAME AND ADDRESS                      NUMBER OF       PERCENT OF TOTAL
                      OF BENEFICIAL OWNER                     FTW UNITS          FTW UNITS
    --------------------------------------------------------  ---------       ----------------
    Michael Leo.............................................       2(1)                *
      11718 Barrington Court
      Suite 228
      Los Angeles, CA 90049
    Donald McGee............................................       2(2)                *
      200 Balboa Court
      Irving, Texas 75062
    Daniel Stevens..........................................       3                   *
      1080 St. Jean
      Florissant, MO 63031
    Peggy Sumner............................................       2                   *
      211 Santa Barbara
      Corpus Christi, TX 78411
    George William Walker, Jr...............................       2                   *
      821 Miner Road
      Crownsville, MD 21032
    Edwin Watts.............................................       4                   *
      2014 Rockcreek Drive
      Arlington, TX 76010
    Terry Wertz.............................................       2                   *
      1215 Yellowbrick Road
      Pendleton, IN 46064
    Loran Whitehorn, Jr.....................................       4                   *
      15018 Zieglinde Dr.
      Lake Elsinore, CA 92530
    James Williamson........................................       2                   *
      30 Thomas Oaks Dr.
      Pottstown, PA 19464
    FTW Committee as a group (9 persons)....................      23                1.58%

---------------

 *   Less than 1%

(1) Represents FTW Units beneficially owned by XTALK Associates, a business trust organization of which Mr. Leo is manager.

(2) Represents FTW Units beneficially owned by Mr. McGee through BD2 Inc., a corporation which is owned 50% by Mr. McGee.

                 INFORMATION CONCERNING MINNEAPOLIS PARTNERSHIP

                      BUSINESS OF MINNEAPOLIS PARTNERSHIP

     Description of Minneapolis Partnership. Wireless Cable TV Associates #38, a California general partnership (the "Minneapolis Partnership") was formed for the purpose of acquiring a 75% interest in the assets compromising the wireless cable television system in Minneapolis, Minnesota. The remaining 25% interest in the assets was retained by AWS.

     In January 1993, the Minneapolis Partnership contributed its 75% interest in the assets used in the wireless cable television system in Minneapolis, Minnesota to a limited liability company, American Wireless System of Minneapolis LLC (the "Minneapolis LLC") in return for a 75% membership interest.

     Simultaneously, AWS contributed its 25% interest in the asset in return for a 25% interest in the Minneapolis, LLC. AWS was elected as Chief Manager. The Minneapolis LLC entered into a Management Agreement with AWS for the management of the wireless cable system.

     By the summer of 1993, it became apparent to the Minneapolis Committee that the Minneapolis Partnership, and the Minneapolis LLC, did not have sufficient capital to meet the LLC's operating expenses and increase the Minneapolis LLC's subscriber base. Moreover, without a significant increase in its subscriber base, the Minneapolis Committee determined that near term profitability was unlikely. See "The Minneapolis Transaction -- Background of Minneapolis Transaction."

     Since the formation of the Minneapolis LLC and the contribution of the Minneapolis Partnership of its 75% interest in the assets to the Minneapolis LLC, the Minneapolis Partnership has neither owned directly any of the assets used in the operation of the wireless cable system, nor directly conducted the business of the operation of the wireless cable system in Minneapolis, Minnesota.

     Description of the Minneapolis LLC. The Minneapolis LLC was formed under the name American Wireless System of Minneapolis, LLC. The members are the Minneapolis Partnership which currently holds a 75% membership interest and AWS which holds a 25% membership interest. The LLC owns and operates the wireless cable system in the Minneapolis/St. Paul Minnesota metropolitan area. (For a description of the wireless cable television industry and the wireless cable television service provided by the Minneapolis LLC, see "Information Concerning AWS -- Business of AWS".)

     Employees. As of January 12, 1996, the Minneapolis Partnership has (and has previously had) no full-time employees. During that time, the Minneapolis Partnership has not paid any compensation to any of the 9 members of the Minneapolis Committee, although such persons have effectively worked part-time for the Minneapolis Partnership. Of the 9 original members of the management committee, two have resigned, leaving 7 remaining members. The members of the Management Committee devote 10% or less of their time to the Minneapolis Partnership's business. The Minneapolis Partnership has reimbursed the expenses of the members of the Management Committee in connection with their attendance at meetings and incidental expenses as well as the expenses of certain Minneapolis Partnership partners participating in management committee meetings at the request of the management committee.

     Properties. The Minneapolis Partnership does not itself own or lease any real property. However, as discussed herein (see "Information Concerning
AWS -- Business of AWS"), the Minneapolis Partnership owns a 75% interest in the Minneapolis LLC. The Minneapolis LLC leases various facilities in Egan, Minnesota, a suburb of Minneapolis, Minnesota, including office and warehouse space, transmission sites and tower sites.

     Legal Proceedings. The Minneapolis Partnership is not a party to, and none of the Minneapolis Partnership's property is subject to any pending legal proceedings. However, the failure of the Minneapolis Partnership to resolve (through litigation, arbitration, settlement or otherwise), certain potential claims that the Minneapolis Partnership may have against AWS could have a materially adverse effect on the Minneapolis Partnership's business, result of operations and financial condition. (See "The Minneapolis
Transaction -- Minneapolis Claims".)

       MARKET FOR AND DISTRIBUTIONS ON MINNEAPOLIS PARTNERSHIP INTERESTS

     There is no market or market price for the interests held by the Minneapolis Partners in the Minneapolis Partnership. To the contrary, no Minneapolis Partner may transfer his, her or its interest in the Minneapolis Partnership, except in accordance with the specific provisions of the Minneapolis Partnership Agreement.

     As of December 31, 1995, there were approximately 742 Minneapolis Partners. As of that date, each member of the Minneapolis Committee owned less than one percent (1%) of the outstanding general partnership interests in the Minneapolis Partnership, although the members of the Minneapolis Committee as a group (7 persons) beneficially own approximately one and one-half percent (1 1/2%) of the outstanding general partnership interests in the Minneapolis Partnership. Upon effectuating the Minneapolis Transaction pro forma based on current ownership of general partnership interests in the Minneapolis Partnership, each Minneapolis Partner would own less than one percent (1%) of the outstanding shares of Heartland Common Stock.

     The Minneapolis Partnership has never made any distributions to Minneapolis Partners in respect of the general partnership interests in the Minneapolis Partnership.

        GENERAL PARTNERSHIP INTERESTS OF CERTAIN PERSONS AND MANAGEMENT

     As of December 31, 1995, no member of the Minneapolis Committee owned more than one (1%) of the general partnership interests in the Minneapolis Partnership; however, the Minneapolis Committee as a group (7 persons) held approximately one and one-half percent (1 1/2%) of the general partnership interests therein. As of December 31, 1995, no Minneapolis Partner beneficially owned more than one percent (1%) of the general partnership interests therein.

                CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS

     In addition to the AWS Merger Agreement, FTW Agreement and Minneapolis Agreement, Heartland has entered into various other agreements that may be consummated contemporaneously with such agreements. These agreements, and the transactions contemplated thereby ("Other Transactions"), are described below.

THE CMAX MERGER

     Pursuant to the terms of the CMAX Merger Agreement, CMAX Merger Sub will be merged with and into CMAX and CMAX will become a wholly owned subsidiary of Heartland. If the CMAX Merger Agreement is approved and the CMAX Merger is consummated, each outstanding share of common stock, par value $.01 per share, of CMAX ("CMAX Common Stock") will be converted into the right to receive that portion of a newly issued publicly tradeable share of Heartland Common Stock having an exchange value of $8.50 per share of CMAX Common Stock for an aggregate exchange value for all shares of CMAX Common Stock of approximately $80.8 million, subject to reduction by the amount of certain excess liabilities. The exchange value of the Heartland Common Stock to be issued in the CMAX Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996).

THE TSC TRANSACTION

     Pursuant to the terms of the TSC Agreement, (a) TSC will sell to Heartland substantially all of the assets formerly held by Technivision, consisting of wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas, and (b) Heartland will issue to TSC that number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of (i) $36.75 million plus (ii) $1,200 for each wireless cable television subscriber as of the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of

February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration will not exceed $3.5 million), minus (iii) the amount of any obligations assumed by Heartland (not to exceed $5 million, and currently estimated to be $5 million), minus (iv) if the wireless cable television assets relative to the Dayton, Ohio market are sold prior to the consummation of the TSC Agreement, certain proceeds thereof to be retained by TSC. The exchange value of the Heartland Common Stock to be issued pursuant to the TSC Agreement will be equal to the average closing price of the Heartland Common Stock on the Nasdaq Stock Market's National Market over the 20-trading-day period ending on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996).

                              THE COMBINED COMPANY

BUSINESS OF THE COMBINED COMPANY AFTER THE TRANSACTIONS

     Following the consummation of the Transactions, but prior to any dispositions of Heartland Disposition Assets consummated in connection therewith or thereafter, Heartland, directly or through one or more subsidiaries, will acquire all the assets and liabilities and succeed to the businesses of AWS and CMAX and acquire substantially all of the assets and certain of the liabilities and succeed to all of the businesses of FTW Venture, Minneapolis LLC and TSC formerly conducted through Technivision (as operated by Heartland following consummation of the Transactions, such businesses, assets and liabilities, together with the current business, assets and liabilities of Heartland, are hereinafter referred to collectively as the "Combined Company"). To the extent that any of the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction or the TSC Transaction are not consummated, the assets and liabilities of AWS, CMAX, FTW Partnership, Minneapolis Partnership or TSC, respectively, will not constitute a part of the Combined Company. In addition, to the extent that any of the Heartland Disposition Assets are not sold or otherwise disposed of by Heartland, such assets will continue to be owned and operated by the Combined Company, but held for disposition.

     The Combined Company will be in the business of developing, owning and operating wireless cable television systems in primarily small to mid-sized markets within the central United States. The Combined Company expects to continue targeting small to mid-sized markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable and to otherwise pursue the business strategy employed by Heartland to date. Assuming the consummation of each of the Transactions and the disposition of all of the assets constituting Heartland Disposition Assets, the Combined Company will have wireless cable channel rights in 79 markets, representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates will be serviceable by LOS transmissions. Heartland further estimates that within these markets, approximately 2.4 million LOS households, or approximately 36% of the Combined Company's total LOS households, are currently unpassed by traditional hard-wire cable systems. The Combined Company's 79 markets will include (i) approximately 33 markets in which the Combined Company will have wireless cable television systems in operation, (ii) nine markets in which the Combined Company will have wireless cable television systems under construction,
(iii) 21 near-term launch markets in which the Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 16 long-term launch markets, including 11 in which the Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and five in which the Combined Company will have leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC. Assuming consummation of the Transactions and disposition of the Heartland Disposition Assets, as of November 30, 1995, the 33 systems which Heartland anticipates the Combined Company will operate were providing wireless cable service to approximately 117,000 subscribers. Although management of Heartland is currently performing an ongoing evaluation regarding the nature and scope of the operations of the Combined Company following the consummation of the Transactions, various short- and long-term strategic considerations will need to be addressed following such consummation with regard to the integration and consolidation of the various businesses comprising the Combined Company. Many of the operational and strategic decisions with respect to the business of the Combined Company have not been made and may not be made prior to the consummation of the Transactions. Significant uncertainties and risks relating to the businesses and operations of the Combined Company and the integration of its various businesses and assets exist as of the date hereof and can be expected to continue to exist following consummation of the Transactions. The quality, timing and manner of decisions made by management of the Combined Company with respect to the integration and operation of its various businesses and assets following the consummation of the Transactions will materially affect the operations of the Combined Company and its financial results. See "Risk Factors -- Factors Relevant to All of the Parties" and "The Combined Company Planned Divestitures."

     In addition to developing, owning and operating wireless cable television systems in small to mid-sized markets located in the central United States, the Combined Company will have an equity investment in

Wireless One which it currently proposes to hold indefinitely. Assuming consummation of a Newco Transaction, the Combined Company will also have an equity interest in Newco which it currently intends to hold indefinitely. The Wireless One and Newco investments will permit Heartland to participate, indirectly as an equity owner, in the ownership, development and operation of wireless cable television systems in markets outside of Heartland's traditional demographic and geographic focus. No assurance can be given that the Combined Company will experience an increase in value or return on its investment, if any, in Newco. Heartland does not anticipate receiving any cash dividends from its investment in Wireless One or Newco, if the Newco Transaction is consummated, in the foreseeable future. Heartland is not obligated to fund the future capital requirements of Wireless One, and will not be required to fund the capital requirements of Newco. Because the Combined Company is expected to hold its investment in Wireless One and its proposed investment in Newco indefinitely, and because neither Wireless One nor Newco is expected to pay cash dividends in the foreseeable future, neither investment should materially affect the liquidity of the Combined Company. There can be no assurance that a market for the Combined Company's investment in Wireless One or Newco will exist in the future or to what extent such investments will affect the liquidity and capital resources of the Combined Company. See "Information Concerning Heartland -- The Business -- Recent Transaction."

     The Combined Company will continue to be subject to all of the liabilities of Heartland, AWS and CMAX and certain of the liabilities, as discussed herein, of FTW Partnership, the Minneapolis Partnership and TSC. Included among these liabilities will be litigation to which Heartland, AWS and CMAX are parties. Pursuant to the terms of the TSC Agreement, the FTW Agreement and the Minneapolis Agreement, Heartland will only assume known liabilities. Although Heartland anticipates that the Combined Company will continue to operate AWS and CMAX as wholly owned subsidiaries, litigation or other liabilities affecting those entities may still materially affect the Combined Company. For a more complete description of litigation and other liabilities affecting AWS, FTW Partnership and the Minneapolis Partnership and their respective assets, see "Information Concerning AWS -- Legal Proceedings", "Information Concerning FTW Partnership -- Business of FTW Partnership", the FTW Disclosure Statement attached as Appendix I, and "Information Concerning the Minneapolis
Partnership -- Legal Proceedings", respectively.

     The summary pro forma financial information for the Combined Company indicates pro forma annual revenues of approximately $20.1 million and operating loss of approximately $14.6 million for the prior pro forma fiscal year. The pro forma balance sheet for the Combined Company reflects cash of approximately $68.6 million, working capital of approximately $99.5 million and a current ratio of 6.18-to-one as of September 30, 1995. Management of Heartland believes that, subject to consummation of each of the Transactions and disposition of all of the Heartland Disposition Assets, the Combined Company will experience a reduction in annual operating costs as a result of the elimination of duplicative public company expenses such as investor relations, regulatory filings and related legal and accounting costs, and as a result of the elimination of duplicative executive officers and related staffing. See "Pro Forma Financial Information Relative to the Transactions."

     The table below provides information regarding the 79 markets (excluding Heartland Disposition Assets) in which Heartland has or, upon consummation of the Transactions, will have wireless cable channel rights that it currently intends to retain and develop.

                                                                                               NUMBER OF
                                               ESTIMATED       ESTIMATED                     SUBSCRIBERS AT
                                                 TOTAL       LINE-OF-SIGHT      CURRENT       NOVEMBER 30,
                   MARKET                      HOUSEHOLDS     HOUSEHOLDS      CHANNELS(1)         1995
---------------------------------------------  ----------    -------------    -----------    --------------
Existing Systems
  Ada, OK....................................      30,399         24,319           32              6,508
  Wichita Falls, TX..........................      78,290         74,376           28              6,093
  Midland, TX................................     120,037        114,035           26              5,017
  Abilene, TX................................      86,676         82,344           23              4,020
  Lawton, OK.................................      97,023         92,172           27              6,334
  Laredo, TX.................................     313,406(2)     297,736(2)        27              5,420
  Enid, OK...................................      76,602         72,772           21              3,694
  Lindsay, OK................................      51,041         40,833           32              3,267
  Ardmore, OK................................      60,192         51,163           20              3,233
  Mt. Pleasant, TX...........................      33,589         26,871           16              1,684
  Lufkin, TX.................................     117,534         88,150           12                 --(3)
  Shaw, KS...................................      47,223         42,763           30              3,961
  Texarkana, TX..............................     118,204         94,563           20              1,997
  Stillwater, OK.............................      54,562         40,922           20              5,428
  Lubbock, TX................................     123,934        105,323           34(4)           5,934
  McLeansboro, IL............................      80,136         60,102           18                859
  Vandalia, IL...............................      73,593         55,195           20              1,365
  Olney, IL..................................      67,812         50,859           20              1,195
  Lykens, OH.................................     210,800        168,640           24                700
  Paragould, AR..............................      77,523         58,500           21              2,157
  Sikeston, MO...............................      69,837         52,378           24              2,163
  Taylorville, IL............................     159,596        119,697           20              1,336
  Peoria, IL.................................     276,446        248,801           22                762
  Manhattan, KS..............................      56,473         42,355           20                945
  O'Donnell, TX..............................      68,940         65,493           20              1,053
  Olton, TX..................................      32,548         30,921           20                933
  Monroe City/Lakenan, MO....................      46,376         34,782           27                978
  Paris, TX..................................      55,445         41,584           20                 79
  Champaign, IL(5)...........................     164,992        148,493           23              2,120
  Austin, TX(6)..............................     360,000        250,000           31             12,299
  Temple/Killeen, TX(6)......................     110,000         80,000           35              6,312
  Waco, TX(6)................................     100,000         80,000           35              3,860
  Corpus Christi, TX(6)......................     135,000        108,000           31             15,468
                                                ---------     ----------                        --------
          Total -- Existing Systems..........   3,554,229      2,944,142                         117,174
                                                =========     ==========                        ========

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
SYSTEMS UNDER CONSTRUCTION(8)
  Corsicana/Athens, TX...............................       69,161           62,245            23(9)
  Hamilton, TX.......................................       28,551           21,413            20
  Harper/Freeport, IL................................      125,269           93,952            20
  Marion, KS.........................................       53,881           40,411            19
  Peaksville, MO.....................................       48,157           36,118            15
  Sherman/Denison, TX................................      100,000           90,000            31(11)
  Sterling, KS.......................................       45,213           38,431            24
  Strawn/Ranger, TX..................................       34,488           25,866            20
  Walnut Grove, IL...................................       84,226           63,170            20
                                                         ---------        ---------
          Total -- Systems Under Construction........      588,946          471,606
                                                         ---------        ---------
NEAR-TERM LAUNCH MARKETS(12)
  Adairsville, GA(10)................................      205,662          154,247            16
  Amarillo, TX.......................................      106,670          101,337            26(13)
  Anthony, KS........................................       15,798           11,845            16
  Bellflower, MO.....................................       63,384           57,046            20
  Bluffs, IL.........................................       46,389           34,792            20
  Columbia, MO.......................................      149,622          127,179            18
  Forrest City, AR...................................       55,642           41,732            21
  Holdenville, OK....................................       50,637           45,573            16
  Kossuth, TX........................................       52,490           39,368            20
  Lenapah, OK........................................       51,921           38,941            12
  Mayfield, KY.......................................      175,948          155,972            21
  Muskogee, OK.......................................       66,510           53,208            18
  Powers Crossroads, GA(10)..........................      135,037          101,278            20
  Purdin, MO.........................................       25,001           18,751            20
  Rutledge, GA(10)...................................      141,370          106,028            16
  Shreveport, LA.....................................      214,315          182,168            24
  Springfield, MO....................................      139,706          118,750            16
  Tulsa, OK..........................................      321,922          273,634            16
  Tyler, TX..........................................      233,416          186,734            14
  Weatherford, OK....................................       31,445           29,873            16
  Wick, OH...........................................      336,098          268,878            21
                                                         ---------        ---------
          Total -- Near-Term Launch Markets..........    2,618,983        2,147,334
                                                         ---------        ---------

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
LONG-TERM LAUNCH MARKETS(14)
  Altus, OK..........................................       30,653           29,120            16
  Burnet, TX.........................................       24,917           18,688            16
  Charlotte, TX......................................       32,771           24,578            16
  Crow, TX...........................................       71,421           57,137            12
  Des Moines, IA.....................................      267,279          240,551            16
  El Dorado, AR......................................       54,727           38,310            16
  El Paso, TX(6).....................................      200,000          180,000            27
  Elk City, OK.......................................       26,379           21,103            16
  Fischer, TX........................................      317,039          237,779            20
  Henryetta, OK......................................       31,968           25,574            16
  Ingram, TX.........................................       26,235           19,676            20
  McAlester, OK......................................       36,475           25,533            16
  Miami, OK..........................................       70,820           60,197            15
  Sabinal, TX........................................       15,795           11,846            20
  Seminole, OK.......................................       42,204           35,873            19
  Topeka, KS.........................................      211,762          190,586            16
                                                         ---------        ---------
          Total -- Long-Term Launch Markets..........    1,460,445        1,216,551
                                                         ---------        ---------
          Total -- All Company Markets...............    8,222,603        6,779,633
                                                         =========        =========

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by the Combined Company over wireless cable channels.

 (2) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (3) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Includes additional channels acquired pursuant to a Sublease Agreement with CMAX. Channel capacity has been increased by 12 channels in the Lubbock System, of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (5) Heartland acquired the system in Champaign, Illinois on January 16, 1996.

 (6) Heartland will acquire the Austin, Temple/Killeen, Waco, Corpus Christi and El Paso, Texas markets upon the consummation of the Transactions.

 (7) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch includes channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (8) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

 (9) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 7 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(10) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(11) Channels acquired pursuant to a Sublease Agreement with CMAX. Of these channels, eight are the subject of uncontested application proceedings.

(12) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(13) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 9 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(14) Such markets include seven markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC.

MANAGEMENT OF THE COMBINED COMPANY

     Following the consummation of the Transactions, management of Heartland will manage the Combined Company and the Board of Directors of the Combined Company will consist entirely of the Board of Directors of Heartland. Although Heartland has entered into a consulting and noncompetition agreement with Steven
G. Johnson, the President of AWS, management of Heartland does not otherwise expect to retain executive officers or significant numbers of other management personnel of AWS or CMAX or to enter into employment relationships with executive officers or management personnel of TSC, the Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain nonmanagerial employees of AWS, CMAX or TSC. Mr. Johnson has entered into a consulting and noncompetition agreement with Heartland pursuant to which Mr. Johnson, following consummation of the AWS Merger, will provide consulting and transition services to the Combined Company with regard to AWS and its assets and will refrain from competing with the Combined Company or any of its transferees in any wireless cable television market owned or operated by AWS as of October 31, 1995 for a period of three years. In exchange for entering into the consulting and noncompetition agreement, Mr. Johnson will receive a total of $700,000 payable over a two-year period. No member of the Board of Directors of AWS or CMAX will continue to serve as a member of the Board of Directors or as an executive officer of the Combined Company or of AWS or CMAX, respectively. No member of the Board of Directors of TSC or of the management committees of either the Minneapolis Partnership or FTW Partnership will serve as a member of the Board of Directors or as an executive officer of the Combined Company or any of its subsidiaries following the consummation of the TSC Transaction, the FTW Transaction or the Minneapolis Transaction. See "Information Concerning Heartland -- Management."

PRINCIPAL HOLDERS

     The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions, an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions, as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent or more of the shares of Heartland Common Stock; and (b) persons that will beneficially own five percent or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72%    4,000,000        17.14%    4,000,000        20.65%
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78
Charter Wireless Cable
  Holdings, L.L.C........         0            0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....         0            0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, (iv) the Dayton System will not be sold prior to the consummation of the Transactions and (v) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the current owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in accordance with the TSC Liquidation Plan. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

PLANNED DIVESTITURES

     In connection with approving the Transactions, Heartland's Board determined that certain of the markets currently held by Heartland and certain of those to be acquired in the Transactions should be disposed of, either because their demographics are inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. In particular, the Heartland Board identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Napoleon/Bloom Center, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Ft. Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions as being markets for which Heartland's management should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, the Heartland Board felt that some or all of such markets, properly developed and operated, offered attractive opportunities to participate in the wireless cable television industry. As a result, the Heartland Board further directed Heartland's management to seek one or more opportunities to dispose of the Heartland Disposition Markets which might offer Heartland the ability to retain an equity interest, directly or indirectly, in the disposed of markets.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets, of which Flippin, Tennessee is currently owned by Heartland. Heartland will sell the Flippin market to TruVision for $1.5 million contemporaneously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     After substantial discussions and certain limited agreements regarding the conduct of their respective businesses during the pending of such negotiations, effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), and CS Wireless Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or one or more of its subsidiaries) will receive (i) shares of Newco common stock, $.001 par value per share (the "Newco Common Stock"), constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing (the "First Note") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing (the "Second Note"). The First Note will (i) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall be applied immediately to the repayment of a portion of the First Note; (ii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for Newco's Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied to the repayment of the First Note; (iii) provide assurances, satisfactory to Heartland, that, to the extent not otherwise repaid, the First Note will be payable from $25 million of the net proceeds of $125 million of proceeds of senior discount notes contemplated to be issued by Newco (the "Newco Financing"), which is a condition to consummation of the Newco Transaction, which will be appropriately secured for such purpose; and (iv) bear interest at the effective rate of interest received by Newco from the investment of the $25 million of the net proceeds of the Newco Financing which are security for repayment of the First Note. The Second Note will (i) bear interest at the annual rate of 10%, subject to adjustment as described below; (ii) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall, to the extent available after repayment of the First Note, be applied by Newco to the repayment of a portion of the Second Note; (iii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for the Newco Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied, to the extent available after the repayment of the First Note, to the repayment of the Second Note; (iv) provide that, if the Second Note is not paid in full within one year of the consummation of the Newco Transaction, the annual interest rate on the Second Note shall increase to 15% from and after the first anniversary of the closing; and (v) provide that all interest on the Second Note shall be payable in kind (interest computed rather than payable currently) to the first interest payment date after the Newco senior discount notes to be issued as part of the contemplated Newco Financing have been paid in full. The equity interests of Heartland and CAI in Newco will be subject to dilution for the issuance of (i) Newco Common Stock or warrants to acquire Newco Common Stock which may be issued as a part of the Newco Financing; (ii) options to acquire Newco Common Stock which may be issued to Newco's management; and (iii) warrants or options to acquire up to 10% of Newco's Common Stock (prior to the issuance of any warrants as part of the Newco Financing or options to Newco's management) to BANX, a partnership comprised of Bell Atlantic Corporation and NYNEX Corporation, which is a substantial investor in CAI. Within six months of closing, CAI and Heartland will complete certain post-closing net working capital calculations. Components of such calculations will include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following such calculations, an increase or decrease will occur in the principal amount of the promissory notes to be received by Heartland from Newco, and CAI will either contribute or be entitled to a distribution of cash from Newco, depending upon such calculations.

     Pursuant to an agreement dated October 10, 1995, each of CAI and Heartland agreed to cooperate in the filing of applications for continuing participation in the public auctions for available spectrums in the multipoint and/or multichannel distribution service in 487 basic trading areas ("BTAs") and six
(6) additional BTA-like geographic areas. The auctions were commenced by the FCC on or about November 13, 1995 with respect to certain markets, including markets which are expected to be conveyed to Newco. In the event of the award of any such licenses to either CAI or Heartland, Newco shall reimburse such entity for the amounts paid by such party upon conveyance of the applicable licenses to Newco.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that CAI has not disposed of more than one-half of the Newco Common Stock it held on the effective date of such agreement); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that Heartland has not disposed of more than one-half of Newco Common Stock it held on the effective date of such agreement); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain transactions will require the affirmative approval of at least 70% (7 of 9) of the Directors of Newco. Such transactions include (i) the participation of Newco in a merger or consolidation, or the sale, lease, exchange or other disposition of all or any substantial part of the assets of Newco, or the liquidation of all or a substantial part of Newco; (ii) the issuance or sale by Newco of any capital stock of Newco, including the type and amount to be issued or sold, except for the options and warrants contemplated as part of the transaction; (iii) the taking of any action by Newco in its capacity as a stockholder of any subsidiary of Newco similar to the foregoing; (iv) any increase or decrease in the total number of directorships of Newco; (v) engaging in any business other than the designated business of Newco (transmitting video, voice or data, inclusive of related activities and services, including the use of wireless channels for any commercial purpose permitted by the FCC); (vi) establishing any executive or other committee of the Board of Newco; (vii) the creation, incurrence, assumption or guaranty of or in any manner becoming liable by Newco or any of its subsidiaries upon any obligation for money borrowed in excess of $10 million in the aggregate principal amount at any time outstanding or the incurrence of any obligation in excess of such amount in connection with the acquisition of property; (viii) the making of or having outstanding any loans or advances to any of Newco's past or present officers, directors or stockholders or to any member of their immediate family; (ix) the entering into, directly or indirectly, of any arrangement, contract or agreement not in the ordinary course of business with a monetary value in excess of $10 million; (x) the sale or other disposal (including contribution) of assets or capital stock (by merger or otherwise) of Newco or any of its subsidiaries, the value of which exceeds $10 million in either original cost or appraised value within any one-year period; (xi) the acquisition of securities or assets by Newco or any of its subsidiaries, the value of which exceeds $10 million in appraised value within any one year period; (xii) any change in the business of Newco from its stated business; or
(xiii) replacement of the Chief Executive Officer or the Chief Financial Officer of Newco.

     Further, the Participation Agreement and Stockholders Agreement provide that Newco may actively engage in discussions and activities with the goal of
(i) acquiring additional geographic markets and assets related to its business;
(ii) selling or otherwise disposing of some or all of its assets (including a sale of all or a portion of the Newco Common Stock by merger or otherwise); and
(iii) creating one or more joint ventures or other joint operations which may involve, among other matters, contributing all or a portion of Newco's assets to such joint venture or operation in exchange for an equity interest therein, cash, notes or other suitable consideration; provided, however, that (A) no such activity shall be undertaken unless the Newco Board determines that each such activity is in the best interest of Newco and (B) with respect to the activities described in clauses (ii) and (iii) above, (i) such sales, contributions and dispositions shall be limited to the markets contributed by Heartland and CAI to Newco; (ii) if any such sales are agreed to or consummated prior to the consummation of the Newco Transaction, the initial purchaser of the Newco Financing shall give its written consent thereto prior to effecting the Newco Financing; (iii) the proposed underwriter mutually selected by CAI and Heartland for an initial public offering, if any, of the Newco Common Stock proposed to be initiated during the first year after the closing shall state in writing that any such proposed sale, disposition or joint venture would not have a negative impact on said initial public offering; and (iv) Newco shall not sell, contribute or otherwise dispose of any of its assets (or shares of Newco Common Stock by merger or otherwise) having a value in excess of $10 million in either original cost or appraised value unless the consideration received by Newco shall approximate the greater of (I) the then fair market value of such asset;

or (II) an amount equal to the aggregate of (x) the valuation given to such assets at the time of contribution to Newco by Heartland and CAI, as the case may be, plus (y) the amount of any cash investments made by Newco with respect to such assets (such as new subscriber or head-end equipment) plus (z) the full effective after tax cost to Newco of that portion of the Newco Financing (including without limitation the interest rate, initial purchaser's discount, cost of complying with the requirements of the Newco Financing documents and, if applicable, cost of warrants, prepayment penalties and/or change in control premiums) equal to the net proceeds to be received from such sale, contribution or disposition. So long as such transaction is reasonably likely to be consummated within one year after the date of the Participation Agreement and if each of the above requirements are met, CAI and Heartland have each agreed to take any and all actions (on a timely basis) necessary to effect said transaction, including without limitation voting (or causing the vote of) all of the shares of Newco Common Stock held by Heartland and CAI in favor of such transaction.

     If (i) the Newco Transaction is terminated without the closing having occurred, following satisfaction of all material conditions to the closing by Heartland specified in the Participation Agreement; (ii) CAI has not undertaken any action reasonably calculated to prevent the closing; and (iii) Heartland has not at any time prior to the termination of the Participation Agreement, or within one year after such termination, engaged in a transaction involving the sale, transfer or other disposition of at least two of the three markets of Dallas-Fort Worth, Texas (counted as one market), Salt Lake City, Utah and Minneapolis, Minnesota, Heartland shall pay to CAI a break-up fee equal to $3 million, which shall be payable immediately upon the consummation of such transaction as the sole and exclusive remedy to CAI and Newco for Heartland's failure to close the Newco Transaction in breach of the Participation Agreement. CAI is required to pay a break-up fee of $3 million to Heartland if it fails to consummate the Newco Transaction following satisfaction of all material conditions to closing by CAI and it engages in a transaction involving the sale, transfer or other disposition of the Cleveland, Ohio market prior to or within one year following termination of the Participation Agreement, which shall be Heartland's sole and exclusive remedy for CAI's failure to close the Newco Transaction.

     Pursuant to the Participation Agreement, all representations and warranties of CAI and Heartland survive closing of the Newco Transaction for a period of four months. Each party indemnifies the other from and against all damages resulting from a breach of such representations and warranties; provided, however, that no indemnification payment is made for any portion of the initial $500,000 of damages claimed. Either party may reimburse the other for such damages through a combination of cash (or, in the case of Heartland, reduction of the First Note and Second Note) or the assignment of Newco Common Stock not to exceed 50% of the amount of said damages, with shares thereof valued at the values agreed upon by Heartland and CAI as of the consummation of the Newco Transaction.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "The Combined Company -- Business of the Combined Company After the Transactions," and "-- Planned Divestitures" and
"-- Reasons for the Transactions."

REASONS FOR THE TRANSACTIONS

     The AWS Merger. The Board of Directors of Heartland (the "Heartland Board") has approved and adopted the AWS Merger Agreement. The Heartland Board believes that the AWS Merger is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the AWS Merger would provide Heartland with wireless cable television systems and channel rights targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of their acquisition. Further, if the planned disposition of all of AWS's channel rights is not consummated, the Heartland Board believes that the AWS Merger would increase Heartland's competitive position in the industry by increasing the aggregate number and size of its wireless cable television systems and channel rights at favorable acquisition costs. Such systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The FTW Transaction. The Heartland Board has approved and adopted the FTW Agreement. The Heartland Board believes that the FTW Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the FTW Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including the FTW Interest) is not consummated, the Heartland Board believes the FTW Transaction would increase Heartland's competitive position in the Fort Worth, Texas and Dallas, Texas markets (coupled with the consummation of the AWS Merger) by consolidating the wireless cable television markets of Fort Worth, Texas and Dallas, Texas. Such markets would substantially add to Heartland's geographic cluster of markets in the northern regions of the State of Texas. Such systems would then be held for disposition or strategic exchange for other systems and channel rights, which the Heartland Board believes would enhance Heartland's competitive position.

     The Minneapolis Transaction. The Heartland Board has approved and adopted the Minneapolis Agreement. The Heartland Board believes that the Minneapolis Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the Minneapolis Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including the rights held by the Minneapolis Partnership in the Minneapolis LLC) is not consummated, the Minneapolis system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The CMAX Merger. The Heartland Board has approved and adopted the CMAX Merger and the CMAX Merger Agreement. The Heartland Board believes that the CMAX Merger is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the CMAX Merger will provide Heartland with
(i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (Amarillo, Athens, Austin, Lubbock, Sherman/Denison, Temple/Killeen and Waco, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and
(ii) wireless cable television systems and channel rights targeted for disposition (Salt Lake City, Utah and San Antonio, Texas) on terms and conditions favorable to Heartland in comparison with their cost of acquisition. If the planned disposition is not consummated, the San Antonio and Salt Lake City systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The TSC Transaction. The Heartland Board has approved and adopted the TSC Agreement. The Heartland Board believes that the TSC Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the TSC Transaction would provide Heartland with (i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (El Paso and Corpus Christi, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (ii) wireless cable television systems targeted for disposition (Dayton, Ohio) on terms and conditions favorable to Heartland in comparison with its cost of acquisition. If the planned disposition is not consummated, the Dayton system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

                        PRO FORMA FINANCIAL INFORMATION
                          RELATIVE TO THE TRANSACTIONS

     The following unaudited pro forma condensed consolidated financial information presents pro forma financial information of Heartland in three sets of pro forma financial statements. The pro forma financial information consists of (1) an Unaudited Pro Forma Condensed Combined Balance Sheet for the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Combined Statements of Operations for the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995, (collectively, the "Combined Pro Forma Statements for the Transactions"), (2) an Unaudited Pro Forma Condensed Balance Sheet for each of the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for each of the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Individual Pro Forma Statements for the Transactions") and (3) an Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Pro Forma Statements for Consummated Events") (all such pro forma financial information together, the "Pro Forma Statements"). The Pro Forma Statements for the Transactions and the Individual Pro Forma Statements for the Transactions follow on pages 99 to 122 of this Proxy Statement/Prospectus. The Pro Forma Statements for Consummated Events have been included on pages F-59 to F-64 of the Proxy Statement/Prospectus.

     The Pro Forma Statements for the Transactions adjust the Pro Forma Statements for Consummated Events to give effect to the Transactions as if the Transactions had occurred on September 30, 1995 for balance sheet information and January 1, 1994 for statement of operations information. The Pro Forma Statements for the Transactions assume that all the Transactions and the proposed Heartland Disposition Assets will be consummated by Heartland. However, because there can be no certainty regarding which of the Transactions, if any, will be consummated and because, correspondingly, it is impossible to precisely determine the ultimate plan of disposition (some assets from each of the Transactions will potentially be disposed of by Heartland or its predecessors), a large number of other potential pro forma outcomes are possible. As a result, Heartland has presented the Individual Pro Forma Statements for the Transactions which include pro forma adjustments related to each separate Transaction and associated disposition. This method of presentation provides readers with all of the information necessary to recalculate, should they so desire, Heartland's pro forma financial information under any possible scenario that might arise from the acquisition and disposition plans described in this Proxy Statement/Prospectus.

     The Transactions will be accounted for by the purchase method of accounting. With respect to the Transactions, the purchase price has been allocated on a preliminary basis to the assets and liabilities acquired based on the estimated fair values of such assets and liabilities.

     The Pro Forma Statements and accompanying notes should be read in conjunction with Heartland's consolidated financial statements (including notes thereto) appearing elsewhere in the Proxy Statement/Prospectus. The Pro Forma Statements do not purport to represent what Heartland's results of operations or financial position actually would have been had such transactions or events occurred on the dates specified, or to project Heartland's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that Heartland's management believes are reasonable. In the opinion of Heartland's management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

   UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET FOR THE TRANSACTIONS
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                                                           FTW        MINNEAPOLIS
                                            HEARTLAND         CMAX           AWS        PARTNERSHIP    PARTNERSHIP
                                          PRO FORMA(A)   PRO FORMA(B)   PRO FORMA(C)   PRO FORMA(D)   PRO FORMA(E)
                                          ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents..........       $ 47,155,064   $    786,392   $ 5,082,653     $        --   $        --


Restricted investments.............         11,669,874             --            --              --            --
Net assets held for cash sale or
  exchange.........................          2,200,000             --     7,250,000              --            --
Note receivable....................                 --             --            --              --            --
Other current assets...............          3,035,281        673,913        89,724              --            --
                                          ------------   ------------   -----------     -----------   -----------
       Total current assets........         64,060,219      1,460,305    12,422,377              --            --
Systems and equipment, net.........         43,368,952     17,035,351       218,404              --            --
Leased license investment, net.....         60,482,276     32,556,597            --              --            --
Investment in Wireless One.........         14,602,442             --            --              --            --
Investment in CS Wireless..........                 --             --            --              --            --
Excess of cost over fair value of
  net assets acquired..............          4,470,286      8,549,540     9,015,248              --            --
Net assets held for exchange.......                 --     43,610,341    27,498,434      16,191,304    21,913,052
Restricted investments.............         13,077,340             --            --              --            --
Note receivable....................                 --             --            --              --            --
Other assets, net..................         10,435,034             --        77,179              --            --
                                          ------------   ------------   -----------     -----------   -----------
                                          $210,496,549   $103,212,134   $49,231,642     $16,191,304   $21,913,052
                                          ============   ============   ===========     ===========   ===========

                                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term
  debt.............................       $    616,610   $    787,500   $    99,442     $        --   $        --
Other current liabilities..........         10,130,631      3,042,950     1,468,523              --            --
                                          ------------   ------------   -----------     -----------   -----------
       Total current liabilities...         10,747,241      3,830,450     1,567,965              --            --
Long-term debt, less current
  portion..........................        139,428,429     10,020,000     1,800,000              --            --
Deferred income taxes..............          1,189,080      8,549,540     9,015,248              --            --
Other liabilities..................            279,695             --       233,044              --            --
Stockholders' equity...............         58,852,104     80,812,144    36,615,385      16,191,304    21,913,052
                                          ------------   ------------   -----------     -----------   -----------
                                          $210,496,549   $103,212,134   $49,231,642     $16,191,304   $21,913,052
                                          ============   ============   ===========     ===========   ===========

                                           TECHNIVISION     PRO FORMA
                                           PRO FORMA(F)    ADJUSTMENTS         PRO FORMA
                                           ------------   -------------       ------------
Cash and cash equivalents..........       $    56,297     $ (10,807,500)(G)   $ 68,613,369
                                                             (2,000,000)(H)
                                                             28,340,463 (I)
Restricted investments.............                --                           11,669,874
Net assets held for cash sale or
  exchange.........................                --                            9,450,000
Note receivable....................                --        25,000,000 (I)     25,000,000
Other current assets...............           281,895           (74,316)(I)      4,006,497
                                          -----------     -------------       ------------
       Total current assets........           338,192        40,458,647        118,739,740
Systems and equipment, net.........         6,151,964        (2,038,608)(I)     64,736,063
Leased license investment, net.....        18,687,753        (2,482,706)(I)    109,243,920
Investment in Wireless One.........                --                           14,602,442
Investment in CS Wireless..........                --        55,875,666 (I)     55,875,666
Excess of cost over fair value of
  net assets acquired..............         6,066,024                           28,101,098
Net assets held for exchange.......        10,720,791      (119,933,922)(I)             --
Restricted investments.............                --                           13,077,340
Note receivable....................                --        15,000,000 (I)     15,000,000
Other assets, net..................             5,300        (1,800,000)(G)      8,717,513
                                          -----------     -------------       ------------
                                          $41,970,024     $ (14,920,923)      $428,093,782
                                          ===========     =============       ============

                                            LIABILITIES AND STOCKHOLDERS' EQUITY


Current portion of long-term
  debt.............................       $ 1,263,005     $    (787,500)(G)   $  1,979,057
Other current liabilities..........         2,890,995          (313,423)(I)     17,219,676
                                          -----------     -------------       ------------
       Total current liabilities...         4,154,000        (1,100,923)        19,198,733
Long-term debt, less current
  portion..........................                --       (11,820,000)(G)    139,428,429
Deferred income taxes..............         6,066,024                           24,819,892
Other liabilities..................                --                              512,739
Stockholders' equity...............        31,750,000        (2,000,000)(H)    244,133,989
                                          -----------     -------------       ------------
                                          $41,970,024     $ (14,920,923)      $428,093,782
                                          ===========     =============       ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                   FTW        MINNEAPOLIS
                                  HEARTLAND         CMAX            AWS        PARTNERSHIP    PARTNERSHIP
                                 PRO FORMA(A)   PRO FORMA(B)    PRO FORMA(C)   PRO FORMA(D)   PRO FORMA(E)
                                 ------------   ------------    ------------   ------------   ------------
Total revenues.................. $  7,590,823  $  6,765,741      $       --       $     --      $     --
                                 ------------  ------------      ----------       --------      --------
Operating expenses:
  Systems operations............    4,188,612     3,270,598              --             --            --
  Selling, general and
    administrative..............    6,377,969     5,229,087              --             --            --
  Depreciation and
    amortization................    3,263,717     4,934,844              --             --            --
                                 ------------  ------------      ----------       --------      --------
     Total operating
       expenses.................   13,830,298    13,434,529              --             --            --
                                 ------------  ------------      ----------       --------      --------
       Operating loss...........   (6,239,475)   (6,668,788)             --             --            --
Interest expense................   (4,185,033)     (459,536)             --             --            --
Equity in losses of investment..   (1,004,594)           --              --             --            --
Interest income and other.......      152,450       577,217              --             --            --
                                 ------------  ------------      ----------       --------      --------
      Loss before income
        taxes..................   (11,276,652)   (6,551,107)             --             --            --
Income tax benefit.............     2,458,812     2,265,743              --             --            --
                                 ------------  ------------      ----------       --------      --------
      Net loss.................  $ (8,817,840) $ (4,285,364)     $       --       $     --      $     --
                                =============  ============      ==========       ========      ========
Net loss per share.............  $      (0.70) $         --      $       --       $     --      $     --
                                =============  ============      ==========       ========      ========
Weighted average shares
  outstanding..................    12,541,444     2,886,148       1,307,692        578,261       782,609
                                =============  ============      ==========       ========      ========

                                 TECHNIVISION     PRO FORMA
                                 PRO FORMA(F)    ADJUSTMENTS       PRO FORMA
                                 ------------    -----------      ------------
Total revenues.................. $  5,735,071     $       --      $ 20,091,635
                                 ------------     ----------      ------------
Operating expenses:
  Systems operations............    2,662,495                       10,121,705
  Selling, general and
    administrative..............    1,812,854                       13,419,910
  Depreciation and
    amortization................    2,976,050                       11,174,611
                                 ------------     ----------      ------------
     Total operating
       expenses.................    7,451,399             --        34,716,226
                                 ------------     ----------      ------------
       Operating loss...........   (1,716,328)                     (14,624,591)
Interest expense................   (1,388,263)                      (6,032,832)
Equity in losses of investment..           --                       (1,004,594)
Interest income and other.......           --                          729,667
                                 ------------     ----------      ------------
      Loss before income
        taxes..................    (3,104,591)            --       (20,932,350)
Income tax benefit.............     1,148,699      1,409,641(J)      7,282,895
                                 ------------     ----------      ------------
      Net loss.................  $ (1,955,892)    $1,409,641      $(13,649,455)
                                 ============     ==========      ============
Net loss per share.............  $         --     $       --      $      (0.71)
                                 ============     ==========      ============
Weighted average shares
  outstanding..................     1,133,929             --        19,230,083
                                 ============     ==========      ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                           FTW
                                             HEARTLAND         CMAX          AWS       PARTNERSHIP
                                            PRO FORMA(A)   PRO FORMA(B)  PRO FORMA(C)  PRO FORMA(D)
                                            ------------   ------------  ------------  ------------
Total revenues..........................    $ 9,944,209   $ 6,674,530    $       --     $     --
                                            -----------   -----------    ----------     --------
Operating expenses:
  Systems operations....................      3,371,531     2,973,011            --           --
  Selling, general and administrative...      7,689,026     4,294,351            --           --
  Depreciation and amortization.........      4,396,920     5,210,043            --           --
                                            -----------   -----------    ----------     --------
    Total operating expenses............     15,457,477    12,477,405            --           --
                                            -----------   -----------    ----------     --------
    Operating loss......................     (5,513,268)   (5,802,875)           --           --
Interest expense........................     (8,908,459)     (945,475)           --           --
Equity in losses of investees...........     (1,049,583)           --            --           --
Interest income and other...............      1,568,946       121,497            --           --
                                            -----------   -----------    ----------     --------
    Loss before income taxes............    (13,902,364)   (6,626,853)           --           --
Income tax benefit......................             --     2,333,311            --           --
                                           ------------   -----------    ----------     --------
    Net loss............................   $(13,902,364)  $(4,293,542)   $       --     $     --
                                           ============   ===========    ==========     ========
Net loss per share......................   $      (1.10)  $        --    $       --     $     --
                                           ============   ===========    ==========     ========
Weighted average shares outstanding.....     12,591,927     2,886,148     1,307,692      578,261
                                           ============   ===========    ==========     ========

                                              MINNEAPOLIS
                                              PARTNERSHIP   TECHNIVISION   PRO FORMA
                                              PRO FORMA(E)  PRO FORMA(F)  ADJUSTMENTS    PRO FORMA
                                              ------------  ------------  -----------   ------------
Total revenues..........................       $     --    $ 4,138,790   $       --    $ 20,757,529
                                               --------    -----------   ----------    ------------
Operating expenses:
  Systems operations....................             --      2,056,387                    8,400,929
  Selling, general and administrative...             --      1,157,219                   13,140,596
  Depreciation and amortization.........             --      2,116,483                   11,723,446
                                               --------    -----------   ----------    ------------
    Total operating expenses............             --      5,330,089           --      33,264,971
                                               --------    -----------   ----------    ------------
    Operating loss......................             --     (1,191,299)          --     (12,507,442)
Interest expense........................             --       (625,728)                 (10,479,662)
Equity in losses of investees...........             --             --                   (1,049,583)
Interest income and other...............             --        253,352                    1,943,795
                                               --------    -----------   ----------    ------------
    Loss before income taxes............             --     (1,563,675)          --     (22,092,892)
Income tax benefit......................             --        494,394    5,011,374(J)    7,839,079
                                               --------    -----------   ----------    ------------
    Net loss............................       $     --    $(1,069,281)  $5,011,374    $(14,253,813)
                                               ========    ===========   ==========    ============
Net loss per share......................       $     --    $        --   $       --    $      (0.74)
                                               ========    ===========   ==========    ============
Weighted average shares outstanding.....        782,609      1,133,929           --      19,280,566
                                               ========    ===========   ==========     ===========

                 See accompanying notes to Pro Forma Statements

          NOTES TO COMBINED PRO FORMA STATEMENTS FOR THE TRANSACTIONS

(A) Reflects pro forma information for events previously consummated by Heartland. See pages F-59 to F-64 for detailed pro forma adjustments related to events previously consummated by Heartland.

(B) Reflects pro forma information for the CMAX Merger. See pages 103 to 106 for detailed pro forma adjustments relating to the CMAX Merger.

(C) Reflects pro forma information for the AWS Merger. See pages 107 to 110 for detailed pro forma adjustments relating to the AWS Merger.

(D) Reflects pro forma information for the FTW Transaction. See pages 111 to 114 for detailed pro forma adjustments relating to the FTW Transaction.

(E) Reflects pro forma information for the Minneapolis Transaction. See pages 115 to 118 for detailed pro forma adjustments relating to the Minneapolis Transaction.

(F) Reflects pro forma information for the TSC Transaction. See pages 119 to 122 for detailed pro forma adjustments relating to the TSC Transaction.

(G) Reflects the repayment of certain indebtedness of CMAX by Heartland upon consummation of the CMAX Merger and the elimination of Heartland's $1.8 million note receivable from AWS. Any differences between historical interest expense recognized by CMAX on the retired indebtedness and interest expense which would be recognized by Heartland on a pro forma basis is not material.

(H) Reflects estimated costs to be incurred in connection with the issuance of Heartland's Common Stock upon consummation of the Transactions.

(I) Reflects Heartland's contribution to Newco of the Heartland Disposition Assets and the receipt by Heartland of (i) 39.76% of the outstanding common shares of Newco, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a $25 million promissory note payable 9 months from closing and (iv) a $15 million promissory note payable 10 years from the closing of the Participation Agreement.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                CMAX UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                       DISPOSITION            CMAX
                                       CMAX       ADJUSTMENTS         SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                    -----------   ------------       ------------   ------------       ------------
Cash and cash equivalents.........  $   786,392   $                  $    786,392   $                  $    786,392
Other current assets..............      938,437                           938,437       (264,524)(D)        673,913
                                    -----------   ------------       ------------   ------------       ------------
          Total current assets....    1,724,829             --          1,724,829       (264,524)         1,460,305
Systems and equipment, net........   26,447,933                        26,447,933     (9,412,582)(D)     17,035,351
Leased license investment, net....   21,271,892     45,899,604(B)      67,171,496    (34,614,899)(D)     32,556,597
Excess of cost over fair value of
  net assets acquired.............           --      8,549,540(C)       8,549,540                         8,549,540
Net assets held for exchange......           --                                --     43,610,341(D)      43,610,341
                                    -----------   ------------       ------------   ------------       ------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                    ===========   ============       ============   ============       ============
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt............................  $   787,500   $                  $    787,500   $                  $    787,500
Other current liabilities.........    3,724,614                         3,724,614       (681,664)(D)      3,042,950
                                    -----------   ------------       ------------   ------------       ------------
          Total current
            liabilities...........    4,512,114             --          4,512,114       (681,664)         3,830,450
Long-term debt, less current
  portion.........................   10,020,000                        10,020,000                        10,020,000
Deferred income taxes.............           --      8,549,540(C)       8,549,540                         8,549,540
Stockholders' equity..............   34,912,540     80,812,144(A)      80,812,144                        80,812,144
                                                   (34,912,540)(A)
                                    -----------   ------------       ------------   ------------       ------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                    ===========   ============       ============   ============       ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                       PURCHASE
                                        HISTORICAL    ACCOUNTING                      DISPOSITION          CMAX
                                           CMAX       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS        PRO FORMA
                                        -----------   -----------       -----------   -----------       -----------
Total revenues........................  $11,283,709   $        --       $11,283,709   $(4,517,968)(D)   $ 6,765,741
                                        -----------   -----------       -----------   -----------       -----------
Operating expenses:
  Systems operations..................    5,310,478                       5,310,478    (2,039,880)(D)     3,270,598
  Selling, general and
     administrative...................    9,027,094    (1,382,000)(E)     7,645,094    (2,416,007)(D)     5,229,087
  Depreciation and amortization.......    6,106,007     1,385,643(F)      7,919,127    (2,984,283)(D)     4,934,844
                                                          427,477(G)
                                        -----------   -----------       -----------   -----------       -----------
       Total operating expenses.......   20,443,579       431,120        20,874,699    (7,440,170)       13,434,529
                                        -----------   -----------       -----------   -----------       -----------
          Operating loss..............   (9,159,870)     (431,120)       (9,590,990)    2,922,202        (6,668,788)
Interest expense......................     (459,536)                       (459,536)                       (459,536)
Interest income and other.............      577,217                         577,217                         577,217
                                        -----------   -----------       -----------   -----------       -----------
       Loss before income taxes.......   (9,042,189)     (431,120)       (9,473,309)    2,922,202        (6,551,107)
Income tax benefit....................           --     3,346,958(H)      3,346,958    (1,081,215)(D)     2,265,743
                                        -----------   -----------       -----------   -----------       -----------
       Net loss.......................  $(9,042,189)  $ 2,915,838       $(6,126,351)  $ 1,840,987       $(4,285,364)
                                        ===========   ===========       ===========   ===========       ===========
Net loss per share....................                                  $     (2.12)                    $     (1.48)
                                                                        ===========                     ===========
Weighted average shares outstanding...                  2,886,148(A)      2,886,148                       2,886,148
                                                      ===========       ===========                     ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                  PURCHASE
                                  HISTORICAL     ACCOUNTING                      DISPOSITION          CMAX
                                     CMAX        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                  -----------    -----------      -----------    -----------       -----------
Total revenues..................  $10,621,647    $        --      $10,621,647    $(3,947,117)(D)   $ 6,674,530
                                  -----------    -----------      -----------    -----------       -----------
Operating expenses:
  Systems operations............    4,937,148                       4,937,148     (1,964,137)(D)     2,973,011
  Selling, general and
     administrative.............    6,829,999     (1,364,926)(E)    5,465,073     (1,170,722)(D)     4,294,351
  Depreciation and
     amortization...............    7,251,068        607,918(F)     8,179,594     (2,969,551)(D)     5,210,043
                                                     320,608(G)
                                  -----------    -----------      -----------    -----------       -----------
       Total operating
          expenses..............   19,018,215       (436,400)      18,581,815     (6,104,410)       12,477,405
                                  -----------    -----------      -----------    -----------       -----------
          Operating loss........   (8,396,568)       436,400       (7,960,168)     2,157,293        (5,802,875)
Interest expense................     (945,475)                       (945,475)                        (945,475)
Interest income and other.......      121,497                         121,497                          121,497
                                  -----------    -----------      -----------    -----------       -----------
       Loss before income
          taxes.................   (9,220,546)       436,400       (8,784,146)     2,157,293        (6,626,853)
Income tax benefit..............           --      3,131,509(H)     3,131,509       (798,198) (D)    2,333,311
                                  -----------    -----------      -----------    -----------       -----------
       Net loss.................  $(9,220,546)   $ 3,567,909      $(5,652,637)   $ 1,359,095       $(4,293,542)
                                  ===========    ===========      ===========    ===========       ===========
Net loss per share..............                                  $     (1.96)                     $     (1.49)
                                                                  ===========                      ===========
Weighted average shares
  outstanding...................                   2,886,148(A)     2,886,148                        2,886,148
                                                 ===========      ===========                      ===========

                 See accompanying notes to Pro Forma Statements

               NOTES TO PRO FORMA STATEMENTS FOR THE CMAX MERGER

     The CMAX historical statement of operations for the year ended December 31, 1994 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1994 and unaudited statements of operations for the six months ended December 31, 1993 and 1994. The CMAX historical statement of operations for the nine months ended September 30, 1995 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1995 and unaudited statements of operations for the six months ended December 31, 1994 and three months ended September 30, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of CMAX's historical equity and the issuance of 2,886,148 shares of Heartland Common Stock at an estimated average closing price of $28 per share in exchange for all outstanding shares of CMAX Common Stock. In addition, subsequent to September 30, 1995, Heartland paid CMAX a $2.4 million deposit with respect to the sublease of certain wireless cable channel rights in various Texas markets and agreed to loan CMAX up to $1,000,000. With respect to the $1,000,000 loan, $500,000 was advanced on December 29, 1995 to be used for working capital purposes and $500,000 may be used for subscriber growth.

(B) Reflects the fair value of approximately $67.2 million assigned to leased license investment for the acquisition of CMAX, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the CMAX net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the CMAX Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of CMAX that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel and professional fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the CMAX Merger. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the CMAX Merger, additional amortization of leased license investment has been calculated from January 1, 1994 since all current operating systems (except for Waco and Temple/Kileen, Texas systems) began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the CMAX Merger.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                AWS UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                PURCHASE
                                   HISTORICAL  ACCOUNTING                     DISPOSITION          AWS
                                      AWS      ADJUSTMENTS       SUB-TOTAL    ADJUSTMENTS       PRO FORMA
                                   ---------   -----------       ----------   -----------       ----------
Cash and cash equivalents........  $1,182,653  $ 3,900,000(B)    $ 5,082,653  $                 $ 5,082,653
Net assets held for cash sale or
  exchange.......................          --                             --    7,250,000(E)      7,250,000
Other current assets.............      89,724                         89,724                         89,724
                                   ----------  -----------       -----------  -----------       -----------
          Total current assets...   1,272,377    3,900,000         5,172,377    7,250,000        12,422,377
Systems and equipment, net.......     218,404                        218,404                        218,404
Leased license investment, net...   2,987,940   23,478,317(B)     23,396,257  (23,396,257)(E)            --
                                                (3,900,000)(B)
                                                   830,000(D)
Investment in joint ventures.....   2,998,398    8,353,779(B)     11,352,177  (11,352,177)(E)            --
Excess of cost over fair value of
  net assets acquired............          --    9,015,248(C)      9,015,248                      9,015,248
Net assets held for exchange.....          --                                  27,498,434(E)     27,498,434
Other assets, net................      77,179                         77,179                         77,179
                                   ----------  -----------       -----------  -----------       -----------
                                   $7,554,298  $41,677,344       $49,231,642  $        --       $49,231,642
                                   ==========  ===========       ===========  ===========       ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt...........................  $   99,442  $                 $    99,442  $                 $    99,442
Other current liabilities........     638,523      830,000(D)      1,468,523                      1,468,523
                                   ----------  -----------       -----------  -----------       -----------
          Total current
            liabilities..........     737,965      830,000         1,567,965           --         1,567,965
Long-term debt, less current
  portion........................   1,800,000                      1,800,000                      1,800,000
Deferred income taxes............          --    9,015,248(C)      9,015,248                      9,015,248
Other liabilities................     233,044                        233,044                        233,044
Stockholders' equity.............   4,783,289   36,615,385(A)     36,615,385                     36,615,385
                                                (4,783,289)(A)
                                   ----------  -----------       -----------  -----------       -----------
                                   $7,554,298  $41,677,344       $49,231,642  $        --       $49,231,642
                                   ==========  ===========       ===========  ===========       ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                   PURCHASE
                                    HISTORICAL    ACCOUNTING                      DISPOSITION          AWS
                                        AWS       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS       PRO FORMA
                                    -----------   -----------       -----------   -----------       ----------
Total revenues....................  $    83,333   $        --       $    83,333   $   (83,333)(E)   $       --
                                    -----------   -----------       -----------   -----------       ----------
Operating expenses:
  Systems operations..............           --
  Selling, general and
     administrative...............    3,521,413      (960,001)(F)     2,911,412    (2,911,412)(E)           --
                                                      350,000(G)
  Depreciation and amortization...      637,049       450,762(I)      1,087,811    (1,087,811)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Total operating expenses...    4,158,462      (159,239)        3,999,223    (3,999,223)              --
                                    -----------   -----------       -----------   -----------       ----------
          Operating loss..........   (4,075,129)      159,239        (3,915,890)    3,915,890               --
Interest expense..................     (976,867)                       (976,867)      976,867(E)            --
Equity in losses of investees.....     (200,436)     (281,439)(H)      (481,875)      481,875(E)            --
Interest income and other.........     (474,348)                       (474,348)      474,348(E)            --
                                    -----------   -----------       -----------   -----------       ----------
       Loss before income taxes...   (5,726,780)     (122,200)       (5,848,980)    5,848,980               --
Income tax benefit................           --     1,997,341(J)      1,997,341    (1,997,341)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Net loss...................  $(5,726,780)  $ 1,875,141       $(3,851,639)  $ 3,851,639               --
                                    ===========   ===========       ===========   ===========       ==========
Net loss per share................                                  $     (2.95)                    $       --
                                                                    ===========                     ==========
Weighted average shares
  outstanding.....................                  1,307,692(A)      1,307,692                      1,307,692
                                                  ===========       ===========                     ==========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION          AWS
                                        AWS        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    -----------    -----------      -----------    -----------       ----------
Total revenues....................  $    75,000    $        --      $    75,000    $   (75,000)(E)   $       --
                                    -----------    -----------      -----------    -----------       ----------
Operating expenses:
  Systems operations..............
  Selling, general and
     administrative...............    1,533,152       (315,035)(F)    1,480,617     (1,480,617)(E)           --
                                                       262,500(G)
  Depreciation and amortization...       66,079        338,072(I)       404,151       (404,151)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Total operating expenses...    1,599,231        285,537        1,884,768     (1,884,768)              --
                                    -----------    -----------      -----------    -----------       ----------
          Operating loss..........   (1,524,231)      (285,537)      (1,809,768)     1,809,768               --
Interest expense..................     (126,119)                       (126,119)       126,119(E)            --
Equity in losses of investees.....     (136,298)      (196,338)(H)     (332,636)       332,636(E)            --
Interest income and other.........      802,078                         802,078       (802,078)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Loss before income taxes...     (984,570)      (481,875)      (1,466,445)     1,466,455               --
Income tax benefit................           --        417,498(J)       417,498       (417,498)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Net loss...................  $  (984,570)   $   (64,377)     $(1,048,947)   $ 1,048,947       $       --
                                    ===========    ===========      ===========    ===========       ==========
Net loss per share................                                  $     (0.80)                     $       --
                                                                    ===========                      ==========
Weighted average shares
  outstanding.....................                   1,307,692(A)     1,307,692                       1,307,692
                                                   ===========      ===========                      ==========

                 See accompanying notes to Pro Forma Statements

                NOTES TO PRO FORMA STATEMENTS FOR THE AWS MERGER

(A) Reflects the elimination of AWS's historical equity and the issuance of 1,307,692 shares of Heartland Common Stock at an estimated market price of $28 per share in exchange for all outstanding shares of AWS Common Stock. Pursuant to the terms of the AWS Merger Agreement and AWS Exchange Agreement, shares of Heartland Common Stock having an aggregate exchange value of $3.25 million ($2.75 million if certain litigation pending against AWS is resolved prior to the AWS Effective Time) will be placed in escrow for approximately one year to satisfy certain indemnification obligations of AWS to Heartland.

(B) Reflects the fair values of approximately $23.4 million and $11.4 million assigned to leased license investment and investment in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. The sale by AWS of the Memphis market for cash of $3.9 million has also been reflected in the pro forma balance sheet. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the AWS net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the recognition of liabilities for severance payments to certain executive officers of AWS.

(E) Reflects the reclassification of certain assets and liabilities acquired in the AWS Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(F) Reflects the elimination of certain historical corporate general and administrative expenses of AWS that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel, directors and officers insurance and professional fees.

(G) Reflects the additional expense from the non-competition and consulting agreement with an AWS executive officer.

(H) Reflects AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

(I) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the AWS Merger.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

          FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                              FTW
                                      FTW        ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $    25,014    $                $    25,014    $    (25,014)(C)   $        --
Other current assets............       62,456                          62,456         (62,456)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............       87,470             --           87,470         (87,470)               --
Systems and equipment, net......    1,001,027                       1,001,027      (1,001,027)(C)            --
Leased license investment,
  net...........................    2,178,002     17,542,631(B)    19,720,633     (19,720,633)(C)            --
Net assets held for exchange....           --                                      16,191,304(C)     16,191,304
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt..........................  $        --    $                $        --    $                  $        --
Other current liabilities.......    1,207,311       (637,311)(B)      570,000        (570,000)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    1,207,311       (637,311)         570,000        (570,000)               --
Minority interest...............       99,742      3,948,084(B)     4,047,826      (4,047,826)(C)            --
Stockholders' equity............    1,959,446     16,191,304(A)    16,191,304                        16,191,304
                                                  (1,959,446)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                              FTW
                                         FTW        ACCOUNTING                       DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------       -----------    -----------       -----------
Total revenues.....................  $   667,260     $      --        $   667,260    $  (667,260)(C)    $      --
                                     -----------     ---------        -----------    -----------        ---------
Operating expenses:
  Systems operations...............      567,461                          567,461       (567,461)(C)           --
  Selling, general and
     administrative................      695,990      (100,000)(D)        595,990       (595,990)(C)           --
  Depreciation and amortization....      786,572       535,809(E)       1,322,381     (1,322,381)(C)           --
                                     -----------     ---------        -----------    -----------        ---------
       Total operating expenses....    2,050,023       435,809          2,485,832     (2,485,832)              --
                                     -----------     ---------        -----------    -----------        ---------
          Operating loss...........   (1,382,763)     (435,809)        (1,818,572)     1,818,572               --
Interest income and other..........       62,281        87,161(F)         149,442       (149,442)(C)           --
                                     -----------     ---------        -----------    -----------        ---------
       Loss before income taxes....   (1,320,482)     (348,648)        (1,669,130)     1,669,130               --
Income tax benefit.................           --                               --                              --
                                     -----------     ---------        -----------    -----------        ---------
     Net loss......................  $(1,320,482)    $(348,648)       $(1,669,130)   $ 1,669,130        $      --
                                     ===========     =========        ===========    ===========        =========
Net loss per share.................                                   $     (2.89)                      $      --
                                                                      ===========                       =========
Weighted average shares
  outstanding......................                    578,261(A)         578,261                         578,261
                                                     =========        ===========                       =========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                      HISTORICAL      PURCHASE                                             FTW
                                          FTW        ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                      PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                      -----------    -----------      -----------    -----------       -----------
Total revenues......................  $   451,581     $      --       $   451,581    $  (451,581)(C)    $      --
                                      -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations................      396,302                         396,302       (396,302)(C)           --
  Selling, general and
     administrative.................      503,910       (75,000)(D)       428,910       (428,910)(C)           --
  Depreciation and amortization.....      581,451       408,612(E)        990,063       (990,063)(C)           --
                                      -----------     ---------       -----------    -----------        ---------
       Total operating expenses.....    1,481,663       333,612         1,815,275     (1,815,275)              --
                                      -----------     ---------       -----------    -----------        ---------
          Operating loss............   (1,030,082)     (333,612)       (1,363,694)     1,363,694               --
Interest income and other...........       44,048        66,722(F)        110,770       (110,770)(C)           --
                                      -----------     ---------       -----------    -----------        ---------
       Loss before income taxes.....     (986,034)     (266,890)       (1,252,924)     1,252,924               --
Income tax benefit..................           --                              --                              --
                                      -----------     ---------       -----------    -----------        ---------
       Net loss.....................  $  (986,034)    $(266,890)      $(1,252,924)   $ 1,252,924        $      --
                                      ===========     =========       ===========    ===========        =========
Net loss per share..................                                  $     (2.17)                      $      --
                                                                      ===========                       =========
Weighted average shares
  outstanding.......................                    578,261(A)        578,261                         578,261
                                                      =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

             NOTES TO PRO FORMA STATEMENTS FOR THE FTW TRANSACTION

(A) Reflects the elimination of FTW Partnership's historical equity and the issuance of 578,261 shares of Heartland Common Stock at an estimated market price of $28 per share to FTW Partnership. In addition, subsequent to September 30, 1995, Heartland had deposited in escrow $265,000 on behalf of the FTW Partnership and agreed to make cash loans of $500,000 to the FTW Partnership.

(B) Reflects the fair values of approximately $19.7 million and $4.0 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Under terms of the FTW Agreement, total liabilities to be assumed by Heartland will not exceed $570,000 of certain types of liabilities (including disputed liabilities). Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the FTW Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of FTW Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental depreciation and amortization of leased license investment associated with the FTW Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the FTW Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Fort Worth systems began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

      MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                          MINNEAPOLIS
                                  MINNEAPOLIS    ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $   177,941    $                $   177,941    $   (177,941)(C)   $        --
Other current assets............      223,218                         223,218        (223,218)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............      401,159             --          401,159        (401,159)               --
Systems and equipment, net......    1,480,218                       1,480,218      (1,480,218)(C)            --
Leased license investment,
  net...........................    4,603,199     25,543,892(B)    30,147,091     (30,147,091)(C)            --
Net assets held for exchange....                                                   21,913,052(C)     21,913,052
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468     (10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt..........................  $ 2,000,000               (B)     2,000,000      (2,000,000)(C)   $        --
Other current liabilities.......      811,065                         811,065        (811,065)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    2,811,065             --        2,811,065      (2,811,065)               --
Minority interest...............      289,737      7,014,614(B)     7,304,351      (7,304,351)(C)            --
Stockholders' equity............    3,383,774     21,913,052(A)    21,913,052                        21,913,052
                                                  (3,383,774)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468    $(10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   535,046     $      --       $   535,046    $  (535,046)(C)    $      --
                                     -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations...............    1,187,795                       1,187,795     (1,187,795)(C)           --
  Selling, general and
     administrative................      463,156       (83,333)(D)       379,823       (379,823)(C)           --
  Depreciation and amortization....      977,471       860,445(E)      1,837,916     (1,837,916)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Total operating expenses....    2,628,422       777,112         3,405,534     (3,405,534)              --
                                     -----------     ---------       -----------    -----------        ---------
          Operating loss...........   (2,093,376)     (777,112)       (2,870,488)     2,870,488               --
Interest income and other..........      138,155       194,278(F)        332,433       (332,433)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Loss before income taxes....   (1,955,221)     (582,834)       (2,538,055)     2,538,055               --
Income tax benefit.................           --                              --             --               --
                                     -----------     ---------       -----------    -----------        ---------
       Net loss....................  $(1,955,221)    $(582,834)      $(2,538,055)   $ 2,538,055        $      --
                                     ===========     =========       ===========    ===========        =========
Net loss per share.................                                  $     (3.24)                      $      --
                                                                     ===========                       =========
Weighted average shares
  outstanding......................                    782,609(A)        782,609                         782,609
                                                     =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   740,595     $      --       $   740,595    $  (740,595)(C)    $      --
                                     -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations...............    1,092,248                       1,092,248     (1,092,248)(C)           --
  Selling, general and
     administrative................      373,069       (75,000)(D)       298,069       (298,069)(C)           --
  Depreciation and amortization....      799,154       593,465(E)      1,392,619     (1,392,619)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Total operating expenses....    2,264,471       518,465         2,782,936     (2,782,936)              --
                                     -----------     ---------       -----------    -----------        ---------
          Operating loss...........   (1,523,876)     (518,465)       (2,042,341)     2,042,341               --
Interest income and other..........       90,628       129,616(F)        220,244       (220,244)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Loss before income taxes....   (1,433,248)     (388,849)       (1,822,095)     1,822,095               --
Income tax benefit.................           --                              --                              --
                                     -----------     ---------       -----------    -----------        ---------
       Net loss....................  $(1,433,248)    $(388,849)      $(1,822,095)   $ 1,822,095        $      --
                                     ===========     =========       ===========    ===========        =========
Net loss per share.................                                  $     (2.33)                      $      --
                                                                     ===========                       =========
Weighted average shares
  outstanding......................                    782,609(A)        782,609                         782,609
                                                     =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

         NOTES TO PRO FORMA STATEMENTS FOR THE MINNEAPOLIS TRANSACTION

(A) Reflects the elimination of Minneapolis Partnership historical equity and the issuance of 782,609 shares of Heartland Common Stock at an estimated market price of $28 per share to Minneapolis Partnership. The Pro Forma Statements for the Minneapolis Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by the Minneapolis Partnership. In addition, subsequent to September 30, 1995, Heartland made cash loans to the Minneapolis LLC in the amount of $1,059,000.

(B) Reflects the fair values of approximately $30.1 million and $7.3 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the Minneapolis Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of Minneapolis Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental amortization of leased license investment associated with the Minneapolis Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the Minneapolis Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Minneapolis System began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

            TECHNIVISION UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                   HISTORICAL      ACCOUNTING                      DISPOSITION      TECHNIVISION
                                  TECHNIVISION    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                  ------------    ------------      -----------    -----------      ------------
Cash and cash equivalents.......  $     78,124    $                 $    78,124    $   (21,827)(D)  $     56,297
Other current assets............       477,325                          477,325       (195,430)(D)       281,895
                                  ------------    ------------      -----------    -----------       -----------
          Total current
            assets..............       555,449              --          555,449       (217,257)          338,192
Systems and equipment, net......     9,001,797                        9,001,797     (2,849,833)(D)     6,151,964
Leased license investment,
  net...........................     3,552,846      23,634,608(B)    27,187,454     (8,499,701)(D)    18,687,753
Excess of cost over fair value
  of net assets acquired........            --       6,066,024(C)     6,066,024                        6,066,024
Net assets held for exchange....                                             --     10,720,791(D)     10,720,791
Other assets, net...............     1,441,093      (1,435,793)(B)        5,300                            5,300
                                  ------------    ------------      -----------    -----------       -----------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========       ===========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt..........................  $ 13,232,882    $(11,874,953)(B)    1,357,929        (94,924)(D)     1,263,005
Other current liabilities.......     3,642,071                        3,642,071       (751,076)(D)     2,890,995
                                  ------------    ------------      -----------    -----------       -----------
          Total current
            liabilities.........    16,874,953     (11,874,953)       5,000,000       (846,000)        4,154,000
Long-term debt, less current
  portion.......................     6,061,259      (6,061,259)(B)           --                               --
Deferred income taxes...........            --       6,066,024(C)     6,066,024                        6,066,024
Stockholders' equity............    (8,385,027)     31,750,000(A)    31,750,000                       31,750,000
                                                     8,385,027(A)
                                  ------------    ------------      -----------    -----------       -----------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========       ===========

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                   TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                   ------------    -----------      -----------    -----------      ------------
Total revenues...................  $  6,587,547    $        --      $ 6,587,547    $  (852,476)(D)  $  5,735,071
                                   ------------    -----------      -----------    -----------      ------------
Operating expenses:
  Systems operations.............     3,726,212                       3,726,212     (1,063,717)(D)     2,662,495
  Selling, general and
     administrative..............     2,977,792       (270,000)(E)    2,707,792       (894,938)(D)     1,812,854
  Depreciation and
     amortization................     2,552,134        864,668(F)     3,718,634       (742,584)(D)     2,976,050
                                                       301,832(G)
                                   ------------    -----------      -----------    -----------      ------------
       Total operating
          expenses...............     9,256,138        896,500       10,152,638     (2,701,239)        7,451,399
                                   ------------    -----------      -----------    -----------      ------------
          Operating loss.........    (2,668,591)      (896,500)      (3,565,091)     1,848,763        (1,716,328)
Interest expense.................    (1,491,725)                     (1,491,725)       103,462(D)     (1,388,263)
                                   ------------    -----------      -----------    -----------      ------------
       Loss before income
          taxes..................    (4,160,316)      (896,500)      (5,056,816)     1,952,225        (3,104,591)
Income tax benefit...............            --      1,759,344(H)     1,759,344       (610,645)(D)     1,148,699
                                   ------------    -----------      -----------    -----------      ------------
       Net loss..................  $ (4,160,316)   $   862,844      $(3,297,472)   $ 1,341,580      $ (1,955,892)
                                   ============    ===========      ===========    ===========      ============
Net loss per share...............                                   $     (2.91)                    $      (1.72)
                                                                    ===========                     ============
Weighted average shares
  outstanding....................                    1,133,929(A)     1,133,929                        1,133,929
                                                   ===========      ===========                     ============

                 See accompanying notes to Pro Forma Statements

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                     PURCHASE
                                     HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                    TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    ------------    -----------      -----------    -----------      ------------
Total revenues....................  $  5,029,037    $        --      $ 5,029,037    $  (890,247)(D)  $  4,138,790
Operating expenses:
  Systems operations..............     2,675,570                       2,675,570       (619,183)(D)     2,056,387
  Selling, general and
     administrative...............     1,777,721       (202,500)(E)    1,575,221       (418,002)(D)     1,157,219
  Depreciation and amortization...     2,311,943        576,755(F)     3,116,174       (999,691)(D)     2,116,483
                                                        227,476(G)
                                    ------------    -----------      -----------    -----------      ------------
       Total operating expenses...     6,765,234        601,731        7,366,965     (2,036,876)        5,330,089
                                    ------------    -----------      -----------    -----------      ------------
          Operating loss..........    (1,736,197)      (601,731)      (2,337,928)     1,146,629        (1,191,299)
Interest expense..................      (708,446)                       (708,446)        82,718(D)       (625,728)
Interest income and other.........       253,352                         253,352                          253,352
                                    ------------    -----------      -----------    -----------      ------------
       Income before income
          taxes...................    (2,191,291)      (601,731)      (2,793,022)     1,229,347        (1,563,675)
Income tax benefit................            --        949,252(H)       949,252(H)    (454,858)          494,394
                                    ------------    -----------      -----------    -----------      ------------
       Net income.................  $ (2,191,291)   $  (601,731)     $(1,843,770)   $   774,489      $ (1,069,281)
                                    ============    ===========      ===========    ===========      ============
Net income per share..............                                   $     (1.63)                    $       (.94)
                                                                     ===========                     ============
Weighted average shares
  outstanding.....................                    1,133,929(A)     1,133,929                        1,133,929
                                                    ===========      ===========                     ============

                 See accompanying notes to Pro Forma Statements

             NOTES TO PRO FORMA STATEMENTS FOR THE TSC TRANSACTION

     The Technivision Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1995 and Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1994 and nine months ended September 30, 1995 have been determined utilizing the historical unaudited balance sheet of Technivision as of November 30, 1995 and unaudited statements of operations for the year ended November 30, 1994 and nine months ended November 30, 1995. The Technivision historical statement of operations for the year ended November 30, 1994 has been derived utilizing Technivision's historical audited statement of operations for the year ended May 31, 1995 and unaudited statements of operations for the six months ended May 31, 1994 and 1995. The Technivision historical statement of operations for the nine months ended November 30, 1995 has been derived utilizing Technivision's historical statement of operations for the six months ended November 30, 1995 and three months ended May 31, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of Technivision historical equity and the issuance of 1,133,929 shares of Heartland Common Stock at an estimated market price of $28 per share to Technivision. The Pro Forma Statements for the TSC Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by Technivision. Pursuant to the terms of the TSC Agreement and the TSC Exchange Agreement, TSC Shares having an aggregate exchange value of $5 million will be placed in escrow for approximately 18 months to satisfy certain indemnification obligations of TSC to Heartland, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be placed in escrow for up to six months (subject to extension) to satisfy certain post-closing obligations of TSC to Heartland regarding third party consents to the transfer of certain assets to Heartland.

(B) Reflects the fair value of approximately $27.2 million assigned to leased license investment for the acquisition of Technivision, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. In addition, under terms of the TSC Agreement, certain marketable securities of Technivision will not be acquired by Heartland and total liabilities to be assumed by Heartland will not exceed $5 million of liabilities of Technivision. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the Technivision net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the TSC Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of TechniVision that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the TSC Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the TSC Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Corpus Christi and Dayton systems began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the TSC Transaction.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND

     The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1990, 1991 and 1992, and for the period from September 1, 1990 (inception of Wireless Communications, Inc., Heartland's predecessor in interest) to December 31, 1990 and the year ended December 31, 1991 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, but which are not included in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited consolidated financial statements of Heartland, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of Heartland, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                             PERIOD FROM
                             SEPTEMBER 1,
                                 1990                                                                  NINE MONTHS ENDED
                            (INCEPTION) TO                YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                             DECEMBER 31,    --------------------------------------------------    -------------------------
                                 1990          1991          1992         1993          1994          1994          1995
                            --------------   --------     ----------    ---------    ----------    ----------    -----------
Statement of Operations
  Data:
  Revenues................   $       --      $      --    $  205,382    $ 868,765   $ 2,229,494   $ 1,289,526   $  9,292,837
                             ----------      ---------    ----------    ---------   -----------   -----------   ------------
  Operating expenses:
    Systems operations....           --             --        36,042      118,649       527,476       320,029      2,894,074
    Cost of goods sold....           --             --            --      202,162       235,025       235,025             --
    Selling, general and
      administrative......       21,026         64,158       147,927      646,611     4,183,307     2,042,124      7,449,699
    Depreciation and
      amortization........        1,000          2,000        34,919      138,560     1,097,668       418,960      3,966,120
                             ----------      ---------    ----------    ---------   -----------   -----------   ------------
        Total operating
          expenses........       22,026         66,158       218,888    1,105,982     6,043,476     3,016,138     14,309,893
  Operating loss..........      (22,026)       (66,158)      (13,506)    (237,217)   (3,813,982)   (1,726,612)    (5,017,056)
  Interest income
    (expense), net........           --             --          (207)     (73,306)     (210,113)       60,519     (6,864,367)
  Equity in losses of
    joint venture.........           --             --            --           --      (386,985)     (163,119)      (128,663)
  Other income
    (expense).............           --             --       (37,109)     (95,578)     (227,204)      (34,192)      (475,146)
  Income tax benefit......           --             --            --           --     1,594,963       649,510      1,307,137
                             ----------      ---------    ----------    ---------   -----------   -----------   ------------
        Net loss..........   $  (22,026)     $ (66,158)   $  (50,822)   $(406,101)  $(3,043,321)  $(1,213,894)  $(11,178,095)
                             ==========      =========    ==========    =========   ===========   ===========   ============
Net loss per common
  share...................           --      $    (.01)   $     (.01)   $    (.05)  $      (.30)  $      (.13)  $       (.96)
                             ==========      =========    ==========    =========   ===========   ===========   ============
Weighted average shares
  outstanding.............    8,000,000      8,000,000     8,000,000    8,000,000    10,041,000     9,693,000     11,624,000
                             ==========      =========    ==========    =========   ===========   ===========   ============
Other Financial Data:
  EBITDA(1)...............   $  (21,026)     $ (64,158)   $   21,413    $ (98,657)  $(2,716,314)  $(1,307,652)  $ (1,050,936)
  Capital
    expenditures(2).......       42,065       306,484      1,401,737    5,141,021    44,500,351    18,126,653     44,016,522

                                                       DECEMBER 31,
                              ---------------------------------------------------------------     SEPTEMBER 30,
                               1990         1991         1992          1993           1994            1995
                              -------     --------     ---------     ---------     ----------     -------------
Balance Sheet Data:
  Cash and cash equivalents,
    excluding restricted
    investments.............  $ 8,399     $ 53,246     $ 164,971     $ 815,305    $11,985,953      $37,155,064
  Restricted investments....       --           --            --            --             --       24,747,214
  Total assets..............   49,514      426,771     2,267,500     8,665,066     77,921,528      200,150,474
  Long-term debt, including
    current portion.........       --           --            --     1,592,529     40,505,852      140,045,039
  Total stockholders'
    equity..................    6,357      173,409     1,003,882     4,492,568     30,080,885       48,293,817

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from September 1, 1990 (inception) to December 31, 1990 were comprised of $10,000 for purchases of systems and equipment and $32,065 for expenditures for leased licenses; for the year ended December 31, 1991 were comprised of $25,000 for purchases of systems and equipment and $281,484 for expenditures for leased licenses; for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures for leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment, $2,465,265 for leased licenses and $11,649,908 for the investment in Rural Vision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of systems and equipment, $1,592,024 of expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

         HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems. Heartland has wireless cable channel rights in small to mid-size wireless cable television markets, located principally in the central United States, with a significant number of households not currently passed by traditional hard-wire cable systems. Wireless Communications, Inc., a wholly owned subsidiary of Heartland and its predecessor in interest ("WCI"), launched its first system, located in Ada, Oklahoma, in April 1992. Subsequently, WCI or Heartland have also launched service in Wichita Falls, Texas; Midland, Texas; Abilene, Texas; Lawton, Oklahoma; Laredo, Texas; Enid, Oklahoma; Monroe, Louisiana; Ardmore, Oklahoma; Mt. Pleasant, Texas; Lufkin, Texas; Texarkana, Texas; and Stillwater, Oklahoma. On December 1, 1994, Heartland purchased the Milano System from RuralVision Joint Venture. On December 29, 1994, Heartland acquired the Lindsay System, for approximately $2.3 million. In addition, Heartland received the distribution of the Shaw System from RuralVision Joint Venture on January 27, 1995. On May 3, 1995, Heartland acquired the Lubbock System for approximately $5.4 million. The systems described in this paragraph are referred to in this Management's Discussion as the "Heartland Existing Systems" or "Existing Systems."

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by WCI. David E. Webb, the President and Chief Executive Officer and a principal stockholder of Heartland and L. Allen Wheeler, a director and principal stockholder of Heartland were the founders of WCI. Heartland's primary business strategy is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income in a particular market rapidly after system launch and then expand such system while increasing such system's operating income. Heartland executes this strategy by developing wireless cable channel rights and locating operations in geographic clusters of small to mid-size markets with a significant number of households not currently passed by traditional hard-wire cable. Heartland's strategy allows it to contain system launch costs because Heartland can launch its service with fewer channels of programming and initially utilize lower power transmission equipment. In addition, by developing wireless cable channel rights and locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Although Heartland has recorded net losses since inception, four operating markets had positive cash flow in their first year of operations. None of the other Systems had achieved positive cash flow or generated operating income, primarily as a result of their early stages of development and number of subscribers.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994

     Management believes that period-to-period comparisons of Heartland's consolidated financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to Heartland's historically high growth rate and system launches during the periods presented.

     The table below sets forth for each of the Existing Systems the launch or acquisition date, the current channel offering and the approximate number of subscribers at December 31, 1994:

                                                                                    APPROXIMATE
                                                     LAUNCH OR        CURRENT      SUBSCRIBERS AT
                                                    ACQUISITION       CHANNEL       DECEMBER 31,
                       MARKET                          DATE         OFFERING(1)         1994
    --------------------------------------------  ---------------   -----------    --------------
    Ada, Oklahoma...............................  April 1992             32             5,020
    Wichita Falls, Texas........................  October 1993           26             2,690
    Midland, Texas..............................  December 1993          26             1,420
    Abilene, Texas..............................  February 1994          23             2,020
    Lawton, Oklahoma............................  August 1994            27             3,150
    Other Existing Systems:
      Laredo, Texas.............................  September 1994         27             1,110
      Enid, Oklahoma(2).........................  October 1994           21               970

                                                                                    APPROXIMATE
                                                     LAUNCH OR        CURRENT      SUBSCRIBERS AT
                                                    ACQUISITION       CHANNEL       DECEMBER 31,
                       MARKET                          DATE         OFFERING(1)         1994
    --------------------------------------------  ---------------   -----------    --------------
    Monroe, Louisiana(3)........................  N/A                        10               200
    Lindsay, Oklahoma(4)........................  December 1994              32             1,410
    Ardmore, Oklahoma...........................  December 1994              20               170
    Mt. Pleasant, Texas(5)......................  December 1994              16                --
    Lufkin, Texas(6)............................  N/A                        12                --
    Milano, Texas(7)............................  December 1994              26             1,680
    Shaw, Kansas(8).............................  January 1995               30             3,520

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (2) Construction of the Enid System was completed in February 1993. However, Heartland did not begin actively marketing its service in the Enid System until October 1994 when it achieved an increase in its channel offering.

 (3) Construction of the Monroe System was completed in March 1993. Heartland is not actively marketing its service in the Monroe System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Heartland acquired the Lindsay System on December 29, 1994.

 (5) Heartland launched the Mt. Pleasant System in December 1994.

 (6) Heartland completed construction of the Lufkin System in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless channels available to Heartland.

 (7) Heartland acquired the Milano System on December 1, 1994.

 (8) Heartland acquired the Shaw System on January 27, 1995.

  Revenues

     Heartland's first system, the Ada System, was launched in April 1992 and Heartland had no revenues prior to 1992. Heartland's revenues were generated from the following sources for the three years ended December 31, 1994:

                                                               YEAR ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1992        1993         1994
                                                          --------    --------    ----------
    Subscription revenues:
      Ada System........................................  $170,457    $591,741    $  893,126
      Wichita Falls System..............................        --      15,861       313,729
      Midland System....................................        --       3,516       164,816
      Abilene System....................................        --          --       171,830
      Lawton System.....................................        --          --       154,424
      Other Existing Systems............................        --      14,343       155,929
    Installation and service revenues...................    34,925     243,304       375,640
                                                          --------    --------    ----------
              Total.....................................  $205,382    $868,765    $2,229,494
                                                          ========    ========    ==========

     The following table sets forth the number of subscribers in the Heartland Existing Systems on the dates indicated:

     JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
       1992       1992        1992        1993        1993        1993        1993       1994        1994       1994        1994
     --------   ---------   --------   ----------   ---------   ---------   --------   ---------   --------   ---------   --------
Ada
System...    475    760       1,075       1,460       1,540       1,970       2,110      2,235       2,275      3,440       5,020
Wichita
  Falls
  System...   --     --          --          --          --          --         315        475         710      1,530       2,690
Midland
System...     --     --          --          --          --          --         130        370         450        690       1,420
Abilene
System...     --     --          --          --          --          --          --        140         330      1,230       2,020
Lawton
System...     --     --          --          --          --          --          --         --          --        790       3,150
Other
Existing
Systems...    --     --          --          --          10         120         180        205         220        360       5,540

     Historically, Heartland's subscribers have been located predominantly in single-family homes. In the fiscal year ended December 31, 1994, the number of subscribers located in multiple-dwelling units in the Heartland Existing Systems (including the Shaw System) increased as a percentage of total subscribers to approximately 9.6%. Multiple-dwelling unit subscribers typically generate lower per-subscriber revenue than single-family units due to discounted programs offered to these subscribers.

     Subscription Revenues from Ada System. Revenues from the Ada System consist principally of television subscription revenues. The increase in television subscription revenues from $170,457 for 1992 to $591,741 for 1993 (a 247% increase) and to $893,126 for 1994 (a 51% increase) is principally attributable to an increase in the number of subscribers. The Ada System was not yet operational on December 31, 1991. The Ada System had approximately 1,075 subscribers on December 31, 1992, approximately 2,110 subscribers on December 31, 1993 and approximately 5,020 subscribers on December 31, 1994, of which approximately 1,580 subscribers (or 46%) were added in the last quarter of 1994.

     Television subscription revenues consist of monthly fees paid by subscribers for the Ada System's basic programming package, for premium programming services and for equipment rental. The average monthly television subscription revenue per Ada System subscriber in 1992, 1993 and 1994 was $27.90, $30.27 (a 9% increase) and $26.98 (a 10% decrease), respectively. The increase in average monthly subscription revenue per subscriber in 1993 as compared to 1992 was primarily due to the increase in the percentage (from 61% to 80%, respectively) of customers that rented, rather than purchased, the receive-site equipment. The decrease in average monthly subscription revenue per subscriber in 1994 as compared to 1993 was primarily due to the number of subscribers added during the fourth quarter of 1994 who live in multiple-dwelling units, which typically generate lower per-subscriber revenue than single-family units, and certain promotional offerings of premium channel units. During 1994, the standard charge for the basic Ada System programming package of 29 channels (including one local off-air VHF/UHF channel) was $17.95 per month, $9.95 per month for each premium programming service and $6.00 per month for rental of the basic receive-site equipment package. The Ada System had approximately 5,020 subscribers on December 31, 1994, in excess of 80% of whom rented, rather than purchased, the receive-site equipment. Heartland initiated pay-per-view programming in the Ada System on April 1, 1995.

     Subscription Revenues from Wichita Falls System. The Wichita Falls System was launched in October 1993 with 24 channels (including four local off-air VHF/UHF channels). The Wichita Falls System had approximately 315 subscribers on December 31, 1993 and approximately 2,690 subscribers on December 31, 1994. The Wichita Falls System currently offers 26 channels (including two local off-air VHF/UHF channels which are being retransmitted). The average monthly television subscription revenue per Wichita Falls System subscriber for 1994 was $26.46, which consisted of the standard charge of $17.95 per month for the basic Wichita Falls System programming package, $9.95, $8.95 and $2.95 per month, respectively, for certain premium programming services and $6.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Wichita Falls System.

     Subscription Revenues from Midland System. The Midland System was launched in December 1993 with 24 channels (including four local off-air VHF/UHF channels). The Midland System had approximately 130 subscribers on December 31, 1993 and approximately 1,420 subscribers on December 31, 1994. The average monthly television subscription revenue per Midland System subscriber for 1994 was $23.54, which consisted of the standard charge of $19.95 per month for the basic Midland System programming package, $9.95 for premium programming services and $9.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Midland System.

     Subscription Revenues from Abilene System. The Abilene System was launched in February 1994 with 23 channels (including three local off-air VHF/UHF channels). The Abilene System had approximately 2,020 subscribers on December 31, 1994. The average monthly television subscription revenue per Abilene System subscribers in 1994 was $23.20, which consisted of the standard charge of $18.95 per month for the basic Abilene System programming package, $10.95 and $2.95 per month, respectively, for premium programming services and $8.90 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Abilene System.

     Subscription Revenues from Lawton System. The Lawton System was launched in August 1994 with 19 channels (including seven local off-air VHF/UHF channels). The Lawton System had approximately 3,150 subscribers on December 31, 1994. The average monthly television subscription revenue per Lawton System subscribers was $26.65 in 1994, which consisted of the standard charge of $17.95 per month for the basic Lawton System programming package, $9.95 per month for a premium programming service and $8.00 per month for rental of the basic receive-site equipment package. Substantially all single-family unit subscribers in the Lawton System rent the receive-site equipment. Multiple-dwelling unit subscribers in the Lawton System (approximately one-third of the total number of subscribers) do not pay a fee to rent the receive-site equipment.

     Subscription Revenues from Other Existing Systems. Television subscription revenues from Existing Systems other than the Ada System, the Wichita Falls System, the Midland System, the Abilene System and the Lawton System were $155,929 in 1994 compared to $14,343 in 1993. This increase is attributable to the increase in subscriber base related to these systems, the number of systems launched in 1994 and the acquisition in December 1994 of one of these systems.

     The Laredo System was launched in September 1994 with 23 channels (including three local off-air VHF/UHF channels). The Laredo System had approximately 1,110 subscribers on December 31, 1994.

     Heartland completed construction of the Enid System in February 1993 in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. Initially, subscribers were obtained without active marketing efforts by Heartland. An increase in the Enid System channel offering was achieved in September 1994 and Heartland began actively marketing its service in the Enid System in October 1994. The Enid System currently offers 21 channels (including two local off-air VHF/UHF channels). The Enid System had approximately 970 subscribers on December 31, 1994.

     Heartland completed construction of the Monroe System, which currently offers 10 channels (including five local off-air VHF/UHF channels), in March 1993. The Monroe System had approximately 160 subscribers on December 31, 1994. The Monroe System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Monroe market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     Heartland acquired the Lindsay System on December 29, 1994. The Lindsay System currently offers 32 channels (including 10 local off-air VHF/UHF channels). The Lindsay System had approximately 1,410 subscribers on December 31, 1994.

     The Ardmore System was launched in December 1994 with 20 channels (including four local off-air VHF/UHF channels). The Ardmore System had approximately 170 subscribers on December 31, 1994.

     The Mt. Pleasant System was launched in December 1994 with 14 channels (including four local off-air VHF/UHF channels). The Mt. Pleasant System had no subscribers on December 31, 1994.

     Heartland completed construction of the Lufkin System, which currently offers 12 channels (including four local off-air VHF/UHF channels), in December 1994. The Lufkin System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Lufkin market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     The Milano System was acquired on December 1, 1994 from RuralVision Joint Venture. The Milano System currently offers 26 channels (including six local off-air VHF/UHF channels). The Milano System had approximately 1,680 subscribers on December 31, 1994.

     The Shaw System was acquired on January 27, 1995, in accordance with the terms of the Venture Distribution Agreement. The Shaw System currently offers 30 channels (including four local off-air VHF/UHF channels). The Shaw System had approximately 3,520 subscribers on December 31, 1994.

     Installation and Service Revenues. Installation and service revenues represent installation fees charged by Heartland to certain new subscribers, sales of receive-site equipment to certain subscribers and service income. Installation fees are recognized upon origination of service to a customer to the extent of subscriber acquisition costs incurred to obtain subscribers. Revenue from the sale of receive-site equipment to subscribers is recognized upon delivery of such equipment to a subscriber. Installation revenues included installation fees of $34,925 in 1992, $27,289 in 1993 and $107,803 in 1994.
Installation fees declined as a percentage of revenues in 1994 due to selected promotional campaigns in several of Heartland's markets during the period from August 1994 to December 1994 and a higher level of revenues. Sales of receive-site equipment to subscribers were $213,005 for 1993 and $237,730 for 1994, respectively. Through September 1993, installations and sales of receive-site equipment were performed by a formerly affiliated installation company. Subsequent to this period, such installations and sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Additionally, Heartland recorded service income of $30,107 in 1994, a 900% increase from $3,010 in 1993.

     In order to conserve its capital, upon system launch, Heartland initially required the purchase (rather than the rental) of its receive-site equipment by subscribers. Upon system launch in 1992, a new Ada System subscriber was required to purchase the receive-site equipment for approximately $325, but no installation fee was charged. Since September 1992, Heartland has offered potential subscribers in the Ada System the option of purchasing the receive-site equipment or renting such equipment for a monthly charge of approximately $6. In the Ada System, an installation fee of $25 and a deposit of $25 (designed to encourage the return of receive-site equipment) is currently charged to subscribers selecting the monthly rental option. Additional fees are charged for various other installation services. Heartland believes that charging an up-front installation fee better qualifies potential subscribers, reducing subscriber turnover. Reduced subscriber turnover reduces installation and marketing expenses incurred by Heartland. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Currently, approximately 80% of the subscribers in the Ada System rent the receive-site equipment. Through April 1994, the other Existing Systems required a new subscriber to purchase the receive-site equipment. In order to accelerate system expansion after Heartland's initial public offering in April 1994 ("Initial Public Offering"), Heartland began offering new subscribers the option to rent receive-site equipment. Typically, an installation fee of $50 is currently charged to subscribers selecting the monthly rental option in the Existing Systems other than the Ada System. From time to time, Heartland offers no-fee installation on a promotional basis.

     Systems Operations and Cost of Goods Sold. Systems operations include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and certain repairs and maintenance expenditures. Programming costs (with the exception of minimum payments), cost of program guides and channel lease payments (with the exception of certain fixed payments) are variable expenses which increase as the number of subscribers increases. Prior to 1992, Heartland had no operations and therefore no systems operations expense. Heartland incurred $36,042 of systems operations expense in 1992 (all related to the Ada System). For 1993, Heartland incurred systems operations expense of $118,649 (a 229% increase). The increase is attributable primarily to the 96% increase in the number of subscribers during 1993 as compared to 1992. Systems operations for 1994 increased 345% from 1993 to $527,476. The increase was attributable primarily to the 240% increase in the average number of subscribers for 1994 compared to 1993.

     Cost of goods sold includes the cost of receive-site equipment sold to subscribers. Such costs amounted to $202,162 in 1993 and $235,025 in 1994. Through September 1993, receive-site equipment was sold to subscribers by a formerly affiliated installation company. Subsequent to this period, such sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Subsequent to the Initial Public Offering, sales of receive-site equipment have been nominal.

     Selling, General and Administrative Expenses. Heartland has experienced increasing selling, general and administrative expenses ("SG&A") since its inception as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers and additional compensation expense. SG&A increased from $147,927 for 1992 to $646,611 for

1993 (a 337% increase). During 1992, the Ada System was launched and SG&A increased significantly due to the expense incurred in launching such system and additional accounting and support costs and sales commissions relating to the increasing number of subscribers. These factors and the expense incurred in launching two more systems and constructing two other systems caused the increase in SG&A for 1993 as compared to 1992. SG&A increased 547% to $4,183,307 in 1994 compared to $646,611 in 1993, principally due to the commencement of the direct payment of compensation to certain of Heartland's executive officers who had previously served as consultants and the addition of personnel, and, to a lesser extent, increased sales commissions relating to the increasing number of subscribers, bonuses to management and employees, implementation of a group health insurance plan and the expenses of being a public company.

     Depreciation and Amortization. Depreciation and amortization expense includes depreciation of systems and equipment and amortization of channel rights and the excess of cost over fair value of net assets acquired. Depreciation and amortization relating to the Ada System equipment and channel rights began in 1992 and totaled $34,920. Depreciation and amortization expense for the year ended December 31, 1993 included depreciation on the equipment in the Ada, Enid, Monroe and Midland Systems as well as amortization of channel rights for such systems and totaled $138,560, a 297% increase over the same period in 1992 during which only the Ada System was operational. Depreciation and amortization expense for 1994 increased 692% to $1,097,668 compared to $138,560 in 1993. The increase was due to additional systems and equipment in connection with systems launched throughout 1994, and increased amortization expense on leased license investment of systems in operation and excess of cost over fair value of net assets acquired related to the acquisition of U.S. Wireless and the acquisition of minority interests in certain other subsidiaries of Heartland. Heartland anticipates that depreciation and amortization expense will increase as a result of such acquisition of minority interests in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest Expense. In 1993, Heartland incurred interest expense of $82,916 compared to $1,392 in 1992 due to an increase in borrowed funds. In 1994, Heartland incurred interest expense of $589,767, which included non-cash interest of $301,125 related to one month's interest on the Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). The remaining interest expense is principally related to (i) the portion of the bridge loan provided by Internationale Nederlanden (U.S.) Capital Corporation ("ING") in the original amount of approximately $10.0 million which closed in July 1994 (the "ING Bridge Loan") that was used by RuralVision Joint Venture to acquire certain RuralVision Assets that Heartland expects to retain and (ii) interest expense on short-term borrowings that were repaid in connection with Heartland's initial public offering in April 1994.

     Interest Income. Interest income for the year ended December 31, 1994 relates to interest earned on Heartland's cash equivalents since the Initial Public Offering.

     Other Expenses. Other expenses are comprised primarily of other non-operating expenses. In 1992, Heartland incurred $18,003 of other non-operating expenses. For the year ended December 31, 1993, Heartland incurred $60,467 of other non-operating expenses, which included a charge of $57,163 relating to a settlement with a formerly affiliated installation company (see
Note 9 of Notes to Consolidated Financial Statements appearing as pages F-17 to F-18 elsewhere in this Proxy Statement/Prospectus). In 1994, Heartland incurred a recapitalization charge of $205,575. This charge related to costs incurred in connection with a rescinded offering of securities.

     Minority Interests. In connection with the development of certain wireless cable markets, Heartland has sold stock in certain of its subsidiaries principally for cash. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in such systems. Minority ownership interests in such subsidiaries range from 5% to 49.9999% (other than (i) Northern Oklahoma Wireless Cable, Inc., serving the Enid, Oklahoma area, in which minority interest holders own 18% of the outstanding common stock and 100% of the outstanding preferred stock; and (ii) Central Oklahoma Wireless Cable, Inc., serving the Ada, Oklahoma area, in which minority interest holders own 50% of the outstanding preferred stock). Minority interests in earnings of subsidiaries of $19,106 and $35,111 for the years ended December 31, 1992 and 1993, respectively, relate to the minority interest owners' share of net earnings from the Ada System and net losses from the Enid System subsidiaries and dividends on preferred stock of the Ada and Enid System subsidiaries. The increase in the minority interests in earnings of subsidiaries during these periods is related to increased earnings in the Ada System, offset partially by losses during 1993 in the Enid System. Minority interests in losses of subsidiaries of $20,108 for the year ended December 31, 1994 relate to the minority interest owners' share of net earnings from the Ada System subsidiary through April 1994, losses of the Enid System subsidiary and dividends on preferred stock issued by the Ada System ($16,715) and Enid System ($19,600) subsidiaries. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

     Income Tax Benefit. Income tax benefit of $1,594,963 for the year ended December 31, 1994 represents the tax benefit related to Heartland's net operating losses incurred during the period April 28, 1994 through December 31, 1994. Heartland has recognized such tax benefit to the extent of future reversals of existing taxable temporary differences.

     Net Loss. During 1991, Heartland had no revenues and incurred a loss of $66,158, primarily due to SG&A. During 1992, Heartland's Ada System was launched and generated operating income of $71,071 on total revenues of $205,382, which substantially offset Heartland's expenses. Heartland incurred a net loss of $50,822 for the year ended December 31, 1992, primarily due to the increase in SG&A at the corporate level, the increase in other non-operating expenses and accrued dividends on preferred stock of subsidiaries. For 1993, Heartland's Ada System generated operating income of $256,856 on total revenues of $602,837. Nonetheless, due to increased SG&A related to the development of Heartland's other wireless cable markets and increased other expenses (including a settlement charge of $57,163), Heartland incurred a net loss of $406,101. As a result of the above factors, for the year ended December 31, 1994, Heartland incurred a net loss of $3,043,321 as compared to a net loss of $406,101 for the same period in 1993. Heartland expects to continue to incur net operating losses at least through the end of 1996.

RESULTS OF OPERATIONS FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1994

     Revenues consist principally of subscription revenues, installation fees (for 1994 periods) and sales of receive-site equipment to subscribers. Subscription revenues principally consist of monthly fees paid by subscribers for the basic programming package and for premium programming services. Subscription revenues for the nine-month period ended September 30, 1995 increased to $9,292,837 from $984,299 for the same period in 1994, an increase of 944%. Subscription revenues for the three-month period ended September 30, 1995 increased to $4,176,855 from $359,595 for the same period in 1994, an increase of 1,062%. The increase in subscription revenues is principally attributable to a 891% increase in the average number of subscribers for the first nine months of 1995 compared to the same period in 1994. The increase in subscribers is due to Heartland launching two systems in the third quarter of 1994 (Lawton, Oklahoma and Laredo, Texas) and two systems in the fourth quarter of 1994 (Ardmore, Oklahoma and Mt. Pleasant, Texas); the acquisition of two operating systems in the fourth quarter of 1994 (Lindsay, Oklahoma and Milano, Texas); the acquisition of one system (Shaw, Kansas) in the first quarter of 1995; the launching of the system in Texarkana, Texas in the first quarter of 1995; the acquisition of one system (Lubbock, Texas) and the launching of five systems in Illinois (McLeansboro, Vandalia, Olney and Taylorville) and Stillwater, Oklahoma in the second quarter of 1995; the launching of the systems in Peoria, Illinois, Manhattan, Kansas, Olton and O'Donnell, Texas, Grand Rapids, Michigan, and Monroe City, Missouri in the third quarter of 1995; and the acquisition of the operating systems in Bucyrus, Ohio, Paragould, Arkansas and Sikeston, Missouri in the third quarter of 1995. The number of subscribers in Heartland's wireless cable systems increased to 64,350 at September 30, 1995 compared to 43,500 at June 30, 1995.

     On a "same system" basis (comparing systems that were operational for all of each of the three-month periods ended September 30, 1994 and 1995), subscription revenues increased $1,102,038 or 301%, to $1,468,157 as compared to $380,648 for the three-month period ended September 30, 1994. Same systems during this period consisted of Heartland's Ada, Wichita Falls, Midland, Abilene and Enid systems. The average number of subscribers in these systems increased approximately 331% during the three months ended September 30, 1995 as compared to the same period in 1994.

     For the three and nine months ended September 30, 1994, revenues included installation fees of $54,530 and $100,159, respectively. Installation fees for the three and nine months ended September 30, 1995 of $63,355 and $452,853, respectively, were offset against direct costs of subscriber installations (See note 2 to consolidated condensed financial statements regarding change in accounting method). Sales of receive-site equipment to subscribers were $205,068 in 1994 (none in 1995). The increase in installation fees is due to the increased number of installations during the three- and nine-month periods ended September 30, 1995, partially offset by lower per subscriber installation charges in certain systems, compared to the same period of 1994. Installation fees vary widely by system based on local market conditions. Recently, Heartland has waived installation charges as part of selected promotional campaigns. Since Heartland's initial public offering in April 1994 (the "Initial Public Offering"), predominately all new subscribers rent, rather than purchase, receive-site equipment, resulting in decreased revenues from the sale of receive-site equipment during the nine-month period ended September 30, 1995 compared to the nine-month period ended September 30, 1994.

     Systems operations expenses include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and repairs and maintenance expenditures. Programming costs, cost of program guides and channel lease payments (with the exception of minimum payments) are variable expenses which increase as the number of subscribers increases. Systems operations expenses for the three- and six-month periods ended September 30, 1995 increased 775% to $1,326,358 from $151,499 and 804% to $2,894,074 from
$320,029 compared to the same periods in 1994. This increase is attributable primarily to the 416% and 700% increases, respectively, in the average number of subscribers for such periods in 1995 compared to such periods in 1994 and rental expense under channel rights lease agreements of $977,241 related to non-operational systems.

     Costs of goods sold include the cost of receive-site equipment sold to subscribers. The decrease in costs of goods sold of $65,808 and $235,025 for the three- and nine-month periods ended September 30, 1995 from the same periods in 1994 is related to the corresponding decrease in sales of receive-site equipment.

     SG&A increased 139% to $2,796,889 from $1,169,598 and 265% to $7,449,699 from $2,042,124, respectively, for the three- and nine-month periods ended September 30, 1995 and 1994, respectively. Heartland has experienced increasing SG&A as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers. Additionally, SG&A increased during the first half of 1995 as compared to the corresponding period in 1994 due to the implementation of a group health insurance plan in August 1994 and investor relations expenses.

     Depreciation and amortization expense for the nine-month period ended September 30, 1995 increased 847% to $3,966,120 from $418,960 for the corresponding period in 1994. Additionally, depreciation and amortization expense for the three-month period ended September 30, 1995 increased 764% to $1,948,576 from $229,055 for the corresponding period in 1994. The increase is due to additional systems and equipment related to systems launched and acquired in 1994 and 1995 and additional amortization expense on leased license investment of systems in operation and excess of costs over the fair value of assets acquired due to acquisitions of minority interests. Heartland anticipates that depreciation and amortization expense will increase as a result of the minority interests exchange offer in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest expense increased to $8,908,459 for the nine-month period ended September 30, 1995 from $128,789 for the corresponding period in the preceding year. Interest expense increased to $4,516,446 for the three-month period ended September 30, 1995 from $72,089 for the corresponding period in the preceding year. The increase is principally due to the accretion on the Convertible Notes that were issued in the fourth quarter of 1994 and the interest on Heartland's 13% Senior Notes due 2003 that were issued on April 26, 1995.

     Interest income increased to $1,034,441 from $91,130 and $2,044,092 from $189,308, respectively, for the three and nine-month periods ended September 30, 1995 compared to the same periods in 1994, principally due to interest earned on the increase in Heartland's cash equivalents since the initial public offering in April 1994 and Heartland's debt offerings in November 1994 and April 1995.

     Equity in losses of RuralVision Joint Venture for the nine-month period ended September 30, 1995, relates to the Heartland's 50% share of losses related to the joint venture for the period January 1, 1995 through January 27, 1995.

     Income tax benefit increased to $1,307,137 from $649,510 for the nine-month period ended September 30, 1995 compared to the same period in 1994. Income tax benefit has been recognized to the extent deferred tax assets can be realized through future reversals of existing taxable temporary differences.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Since inception, Heartland has expended funds to lease or otherwise acquire channel rights in various markets and systems in operation, to construct or acquire operating systems in more than 30 markets, to commence construction of the systems under construction, to install equipment in new subscribers' homes and to finance initial operating losses and other working capital requirements. Heartland intends to expand the Existing Systems and launch additional wireless cable systems and may require funds therefore in excess of the funds currently available to it.

     Heartland's capital expenditures during the years ended December 31, 1992, 1993 and 1994 were approximately $1.4 million, $5.1 million, and $44.5 million, respectively. For the nine months ended September 30, 1994 and 1995, Heartland's capital expenditures were approximately $18.1 million and $44.0 million, respectively. Such expenditures were primarily for the construction and expansion of Heartland's wireless cable systems installation of equipment in new subscribers' homes and the acquisition of operating systems and channel rights in other markets.

     Heartland estimates that a launch of a wireless cable system in a typical market (assuming an initial programming package of 12 channels) will involve the initial expenditure of approximately $350,000 to $500,000 for wireless cable system transmission equipment and tower construction and incremental installation costs of approximately $395 to $435 per subscriber for equipment, labor and overhead charges and direct commissions. Other launch costs include the cost of securing adequate space for marketing and warehouse facilities, as well as costs related to employees. As a result of these costs, operating losses are likely to be incurred by a system during the start-up period. Subsequent additions of transmission equipment to enhance the channel offering of the system will approximate $400,000, but may vary depending upon the power of the transmission equipment.

     Heartland expects that under its current plans it will have capital expenditures of approximately $13 million during the fourth quarter of 1995 and $60.0 million in 1996 for system construction, development, launch and expansion activities associated with its current operating systems, systems under construction, near-term launch markets and certain long-term launch markets. Heartland currently expects to launch an aggregate of approximately 20, and as many as 25, systems during the period from November 1995 through the end of 1996. Heartland does not anticipate any other material capital requirements, except as set forth below with regard to certain assets to be acquired in connection with the Transactions by Heartland. Heartland expects to continue to incur significant capital expenditures in 1997 and subsequent years in connection with system construction, development, launch and expansion activities.

     Under Heartland's existing debt structure, no material principal or interest payment obligations are required (other than accrued interest due under the Senior Notes which has been escrowed through April 1997) until October 1997. Commencing in October 1997 and every six months thereafter through April 2003, semi-annual accrued interest of $6.5 million under the Senior Notes is due and payable.

     On April 26, 1995, Heartland sold 100,000 Units (the "Units") consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock. Heartland placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. Additionally, Heartland has used approximately $9.5 million in connection with acquisitions for operating systems in Lubbock, Texas and wireless cable channel rights in Tulsa, Oklahoma. During the second and third quarter of 1995, Heartland has sold certain wireless cable channel rights in 12 markets for approximately $3.3 million in cash and a $562,500 note receivable, plus additional contingent consideration of up to $280,000 in cash. Additionally, Heartland has contributed other wireless cable markets for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10 million in notes which was paid upon consummation of an equity and debt offering by Wireless One and in November 1995, Heartland entered into an agreement to sell its wireless cable channel rights in Flippin, Tennessee for $1.5 million in cash. Heartland intends to use the balance of the net proceeds of the sale of the Units, together with cash on hand and cash generated from operations or sale of assets, for system construction, development, launch and expansion activities, to provide working capital and for other general corporate purposes. Subject to certain limitations set forth in the indenture relating to the Notes (the "Indenture"), Heartland may use a portion of such net proceeds to acquire additional wireless cable channel rights, including the purchase of MDS and multichannel MDS ("MMDS") wireless cable channel rights in the December 1995 BTA auction.

     Upon consummation of the Transactions, Heartland, directly or through its ownership of AWS and CMAX, will be required to pay between $15 million and $20 million of liabilities associated with the assets acquired in the Transactions. Such liabilities include bank indebtedness, payables, severance obligations and similar liabilities which will be due and owing upon, or shortly following, consummation of the Transactions. As a result of consummating the Transactions, Heartland expects that it will incur additional capital expenditures of approximately $15.0 million in 1996 for system construction, development, launch and expansion activities associated with the acquired operating systems and other acquired markets that it expects to launch in 1996. All of the operating markets to be acquired and retained are currently generating positive monthly operating cash flow which will supplement Heartland's capital needs in 1996.

     In connection with the Newco Transaction, Heartland expects to receive $28.3 million in cash payable by Newco at the closing and a promissory note in the principal sum of $25 million payable nine (9) months from the closing. Heartland expects that the remaining proceeds from the sale of the Units and the proceeds from the Newco Transaction, together with cash on hand and cash generated from operations, will be sufficient to satisfy Heartland's capital needs through at least the end of 1996. In order to accelerate its growth rate, to respond to competitive pressures or regulatory changes and, subject to certain limitations set forth in the Indenture, to finance the acquisition of additional wireless cable channel rights and businesses, general corporate activities and the launch or build-out of additional systems, Heartland may, subject to the provisions of the note purchase agreement relating to the Convertible Notes (the "Note Purchase Agreement") and the Indenture, supplement its existing sources of funds with financing arrangements at the operating system level, or through additional borrowings, the sale of debt or equity securities, joint ventures or other arrangements. Heartland is presently in the initial stages of locating and negotiating for a suitable revolving credit facility consistent with the terms of the Indenture and Note Purchase Agreement with one or more third parties. Assuming such financing can be secured on acceptable terms, management of Heartland currently intends to draw down funds under such facility upon consummation of the Transactions to repay certain of the obligations incurred or assumed in the Transactions. No assurance can be given that Heartland will locate such an acceptable credit facility. As a further capital resource, subject to the terms of the Note Purchase Agreement and the Indenture, Heartland may sell or lease certain wireless cable channel rights as appropriate opportunities become available.

     As an alternative source of financing, Heartland believes a primary factor in obtaining debt financing at the operating system level is the generation of positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems are generating positive monthly cash flow. Heartland expects that the other Existing Systems and the wireless cable systems anticipated to be launched will generate positive monthly operating cash flow, typically within six months from commencement of operations and after attaining 1,500 subscribers, thereby making further bank debt financing available at the operating system level. There can be no assurance, however, that such positive operating cash flow will be generated or will be maintained or that debt financing will be available.

     Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

INCOME TAX MATTERS

     Heartland and certain of its subsidiaries will file a consolidated Federal tax return. Subsidiaries in which Heartland owns less than 80% of the voting stock will file separate Federal tax returns. Heartland has had no material state or Federal income tax expense since inception. As of December 31, 1994, Heartland had approximately $2.9 million in net operating losses for tax purposes, expiring in years 2005 through 2009. The Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of loss carryforwards that a company can use to offset future income upon the occurrence of certain changes in ownership. As a result of the investment in Heartland by Hunt Capital and the Initial Public Offering, Heartland has undergone more than a 50% change in ownership and will therefore be limited in its utilization of its tax loss carryforwards.

INFLATION

     Heartland's management does not believe that inflation has had or is likely to have any significant impact on Heartland's operations. Management believes that Heartland will be able to increase subscriber rates, if necessary, to keep pace with inflationary increases in costs.

OTHER

     Heartland does not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Accounting Standards Nos. 106 and 112.

     Heartland currently intends to adopt Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" in 1996 with respect to its financial statement disclosure. Heartland does not intend to change its accounting method with regard to this statement.

                                      AWS

                         SELECTED FINANCIAL INFORMATION

     The selected statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994 were derived from the financial statements of AWS, which were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of February 29, 1992 and for the period from April 17, 1991 (inception) to February 29, 1992 were derived from the financial statements of AWS, which were audited by Arthur Andersen LLP, but which are not included in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of AWS, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of AWS, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of AWS contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

                                        PERIOD FROM
                                       APRIL 17, 1991     TEN MONTHS                                       NINE MONTHS ENDED
                                       (INCEPTION) TO       ENDED         YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        FEBRUARY 29,     DECEMBER 31,    --------------------------    --------------------------
                                          1992(1)          1992(1)          1993           1994           1994           1995
                                       --------------    ------------    -----------    -----------    -----------    -----------
Operating Data:
  Revenues...........................   $         --     $        --     $        --    $    83,333    $    58,333    $    75,000
                                         -----------     -----------     -----------    -----------    -----------    -----------
  Operating expenses:
    Systems operations...............             --              --              --             --             --             --
    Selling, general and
      administrative.................      2,819,810       3,324,205       2,316,001      3,521,413      2,157,143      1,533,152
    Depreciation and amortization....          4,785          34,321         442,933        637,049        613,717         66,079
                                         -----------     -----------     -----------    -----------    -----------    -----------
        Total operating expenses.....      2,824,595       3,358,526       2,758,934      4,158,462      2,770,860      1,599,231
                                         -----------     -----------     -----------    -----------    -----------    -----------
  Operating loss.....................     (2,824,595)     (3,358,526)     (2,758,934)    (4,075,129)    (2,712,527)    (1,524,231)
  Interest income (expense), net.....         16,969              --        (775,525)      (976,867)      (978,695)      (126,119)
  Equity in losses of joint
    venture..........................             --         (85,210)       (184,906)      (200,436)      (157,794)      (136,298)
  Other income (expense).............      1,100,000              --          69,205       (474,348)      (528,080)       802,078
                                         -----------     -----------     -----------    -----------    -----------    -----------
        Net loss.....................   $ (1,707,626)    $(3,443,736)    $(3,650,160)   $(5,726,780)   $(4,377,096)   $  (984,570)
                                         ===========     ===========     ===========    ===========    ===========    ===========
Net loss per common share............             --     $     (1.33)    $     (1.16)   $     (1.26)   $     (1.06)   $      (.17)
                                         ===========     ===========     ===========    ===========    ===========    ===========
Weighted average shares
  outstanding........................             --       2,595,689       3,159,397      4,540,362      4,135,431      5,709,187
                                         ===========     ===========     ===========    ===========    ===========    ===========
Other Financial Data:
  EBITDA(2)..........................   $ (2,819,810)    $(3,324,205)    $(2,316,001)   $(3,438,080)   $(2,098,810)   $(1,458,152)
  Capital expenditures(3)............   $  2,237,170     $   910,355     $   832,326    $ 4,107,603    $ 3,788,011    $   702,125

                                                            FEBRUARY
                                                               29,                     DECEMBER 31,
                                                           -----------    --------------------------------------    SEPTEMBER 30,
                                                              1992           1992          1993          1994           1995
                                                           -----------    ----------    ----------    ----------    -------------
Balance Sheet Data:
  Cash and cash equivalents.............................   $    66,615    $  579,844    $3,244,275    $  376,621     $ 1,182,653
  Total assets..........................................     4,471,753     2,808,651     9,301,293     6,949,900       7,554,298
  Long-term debt, including current portion.............        44,445            --     7,707,000            --       1,899,442
  Total stockholders' equity (deficit)..................    (1,703,640)    2,648,075       903,575     5,767,859       4,783,289

---------------

(1) On December 17, 1992, AWS acquired the wireless cable operations of Wireless California. For accounting purposes, this transaction was treated as an issuance of stock for cash by Wireless California (a reverse acquisition). All income and expense items are comparable with the exception of other income (expense) for the period from April 17, 1991 to February 29, 1992 which is an income tax benefit item.

(2) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(3) Capital expenditures for the period from April 17, 1991 (inception) to February 29, 1992 were comprised of $71,185 for purchase of systems and equipment and $2,165,985 of expenditures for investment in wireless systems; for the year ended December 31, 1992 were comprised of $160,960 for purchases of systems and equipment and $749,395 for expenditures for investment in wireless systems; For the year ended December 31, 1993 were comprised of $77,055 for purchases of systems and equipment, $755,271 for expenditures for investment in wireless systems; for the year ended December 31, 1994 were comprised of $287,291 for purchases of systems and equipment, $3,820,312 for expenditures for investment in wireless systems; for the nine months ended September 30, 1994 were comprised of $241,677 for purchase of systems and equipment and $3,546,334 of expenditures for investment in wireless systems; and for the nine months ended September 30, 1995 were comprised of $40,035 for purchase of systems and equipment and $662,090 of expenditures for investment in wireless systems.

                                      AWS

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     American Wireless Systems, Inc. ("AWS") currently owns a minority interest in and manages the operations of wireless cable systems in Minneapolis, Minnesota and Fort Worth, Texas and owns the rights to certain wireless cable television rights in Los Angeles, California, Dallas, Texas and Memphis, Tennessee. Launched in March 1993 and November 1992, respectively, the Minneapolis and Fort Worth systems served approximately 2,740 and 1,550 subscribers, respectively, as of November 30, 1995.

     The wireless cable business is a capital intensive business. Initially, significant capital is required to acquire the rights to wireless cable channels, construct the headend facility, co-locate the channels and fund negative cash flow until the system is able to install a sufficient number of subscribers to fund its operating expenses. After operations have been launched, AWS estimates that the incremental cost per subscriber is approximately $530 (assuming one-half of the subscribers order additional outlets which require additional equipment and labor). AWS does not expect either of the Minneapolis or Fort Worth systems to provide cash flow unless significant additional capital can be obtained.

     The Minneapolis and Fort Worth systems are operational. However, the Minneapolis and Fort Worth systems are currently installing a minimal number of subscribers each month. AWS' proposed wireless cable systems in Los Angeles, Dallas and Memphis are currently in the development stage. None of the systems has sufficient subscribers, or the financing necessary to add sufficient subscribers, to generate positive cash flow from operations.

     AWS will require additional financing in the first quarter of 1996 to fund its operating expenses; however, AWS anticipates that the proposed AWS Merger will be consummated prior to the close of the first quarter of 1996, thereby eliminating AWS' need to fund future operating and development expenses. Under the terms of the AWS Merger Agreement with Heartland, AWS stockholders will receive approximately $34,000,000 in Heartland Common Stock, subject to adjustments in certain events. If the AWS Merger is not consummated, AWS will continue to pursue other financing options including the sale of some or all of its assets or a merger with a third party.

     In Minneapolis, AWS owns a 25% membership interest in the Minneapolis LLC, which owns and operates the Minneapolis system. The limited liability company agreement governing the Minneapolis LLC requires AWS' joint venture partner, Minneapolis Partnership, to contribute all financing required by the Minneapolis system. Pursuant to a management agreement, AWS currently serves as the manager of the Minneapolis LLC. In April, 1994 AWS lent Minneapolis Partnership $2,000,000, which has been contributed to Minneapolis LLC to fund the operation of the system. In May 1995, the Minneapolis LLC obtained a loan of $550,000 from Tsunami Capital Corp. ("Tsunami"). In October 1995, the Minneapolis LLC obtained a loan commitment for $1,575,000 from Heartland, of which $575,000 was used to repay the Tsunami loan, including interest, and $1,000,000 ($484,000 of which has been advanced as of December 31, 1995) of which is available to add subscribers and pay for certain corporate overhead. The Minneapolis LLC will require additional funding beyond the $1,000,000 during the first quarter of 1996 to continue installing subscribers. If the AWS Merger is not consummated, AWS will assist its joint venture partner in its efforts to obtain additional funding for Minneapolis LLC.

     AWS owns a 20.01% equity interest in the entity that owns and operates the Fort Worth system (the "FTW Venture") and currently serves as the manager of the FTW Venture pursuant to an informal management agreement, but to date has not been compensated for its efforts. In addition, the joint venture agreement between AWS and FTW Partnership, AWS' joint venture partner in the FTW Venture, is informal. Over the past two and one-half years, AWS and FTW Partnership have been negotiating the terms of a definitive joint venture arrangement and a management agreement to formalize the relationship; however, to date, no agreement has been reached. AWS is currently advancing approximately $30,000 per month to the FTW Venture to fund negative cash flow. As of December 31, 1995, AWS has advanced approximately $400,000 to the FTW Venture. If the AWS Merger is not consummated, AWS will continue to negotiate with

FTW Partnership with respect to formal joint venture and management agreements and additional funding for the system.

     In Dallas, AWS currently owns or leases the rights to 16 wireless cable channels. From September 1994 to December 1994, AWS prepared for the launch of a wireless cable system in Dallas which would offer a business-oriented programming package to subscribers. AWS anticipated that funding for the launch would be available from the proceeds of AWS' proposed public offering in 1994. Because the proposed offering was not successful, a launch has been delayed indefinitely.

     In Los Angeles, AWS currently owns or leases the rights to nine wireless cable channels. AWS intended to launch a wireless cable system in Los Angeles which would offer a business oriented programming package to business subscribers. Until additional financing is obtained, AWS does not plan to launch a wireless cable system in Los Angeles.

     In order to expand the Dallas and Los Angeles systems to include residential subscribers, AWS believes additional channel capacity must be acquired, either through the acquisition of additional channel rights or the use of digital compression. AWS has encountered and expects to continue to encounter substantial competition in acquiring additional channel capacity in Dallas and Los Angeles.

     In Memphis, AWS owns or leases the rights to 22 wireless cable channels. On November 7, 1995 AWS entered into a contract to sell its assets in the Memphis market to TruVision for $3,900,000 in cash. AWS anticipates that this transaction will close before February 29, 1996. AWS is currently involved in litigation with TruVision. According to the AWS Merger Agreement, at the closing of such agreement, all litigation between AWS and TruVision will be withdrawn and all claims will be waived.

     On September 29, 1995, AWS sold its assets in the Pittsburgh market for $1,250,000 in cash.

RESULTS OF OPERATIONS

     Years Ended December 31, 1994 and December 31, 1993. As described above, AWS has interests in, but does not have any wholly owned operating wireless cable systems, and therefore had no operating revenue in either 1994 or 1993. AWS received management fees from the Minneapolis system of $83,333 in 1994 only.

     For the years ended December 31, 1994 and December 31, 1993, AWS had net losses of $5,726,780 and $3,650,160, respectively. General and administrative expenses increased by approximately $1,400,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993. The primary components of general and administrative expenses include compensation, professional services, including legal and accounting services, rental expense, depreciation and travel and entertainment. Compensation expense increased approximately $418,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993. This increase was due primarily to authorization of a severance package for AWS' former President and Chairman of the Board pursuant to which AWS recognized approximately $566,000 in compensation expense. This was offset by the lack of employee bonuses in 1994, which were approximately $105,000 in 1993. Outside services expense increased approximately $635,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993, primarily due to the expenses associated with AWS' proposed public offering. See "-- Liquidity and Capital Resources." Other general and administrative expenses increased approximately $346,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993, primarily due to expenses associated with maintaining the assets in the Dallas and Pittsburgh markets.

     During 1994 and 1993, AWS raised an aggregate of approximately $13,664,000 through three private placements of Common Stock and convertible subordinated notes (the "Notes"). Interest expense, including amortization of debt issuance costs, on the Notes totalled $976,867 for the year ended December 31, 1994 and $775,525 for the year ended December 31, 1993. The increase was due to approximately two additional months of interest accrued in 1994 as compared to 1993.

     Other income decreased approximately $544,000 from $69,205 for the year ended December 31, 1993 to other expense of $474,348 for the year ended December 31, 1994 primarily due to recognition of $425,000 of other expense associated with repricing certain warrants.

     Minneapolis LLC began adding subscribers in March 1993 and continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. In April 1994, AWS lent its joint venture partner $2,000,000, which has been contributed to the Minneapolis LLC to fund operating expenses and subscriber growth. This loan bears interest at a per annum rate of 8% and is due in full on February 28, 1996. In the event this loan is not repaid when due, AWS will receive an additional equity interest in the Minneapolis LLC of approximately 10%. The system had approximately $520,000 in revenue during 1994 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the addition of approximately 1900 subscribers in 1994. Operating expenses in 1994 were approximately $1,591,000 and approximately $1,149,000 in 1993. The increase was due to the addition of approximately 900 more subscribers in 1994 as compared to 1993. Depreciation expense increased to approximately $977,000 in 1994 from approximately $739,000 in 1993. The increase was due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $2,048,000 in 1994 and approximately $1,616,000 in 1993. The change was due to the re-launch of the system in April 1994 and the addition of 900 more subscribers in 1994 as compared to 1993. AWS' share of those losses was approximately $138,000 in 1994 and $127,000 in 1993. AWS' allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, AWS' allocated share of the losses on a percentage basis is less than its beneficial interest.

     The FTW Venture began adding subscribers in November 1992 and subscribers continued to be added to the system until April 1993, when the FTW Venture's cash resources were nearly depleted. The system had revenue of approximately $667,000 during 1994 and approximately $792,000 during 1993. The decrease in revenue was due to the loss of approximately 500 subscribers from its subscriber base due to disconnections. Operating expenses were approximately $1,008,000 in 1994 and approximately $1,056,000 in 1993. The decrease was due to the lack of installation activity throughout 1994. Depreciation expense increased to approximately $787,000 in 1994 from approximately $754,000 in 1993. The increase was due to the addition of subscriber equipment to complete a minimal number of installations in order to offset the decline in the subscriber base due to disconnections. The FTW Venture's net loss was approximately $1,128,000 in 1994 and approximately $1,018,000 in 1993. The net loss is comparable, which reflects the effect of increased revenues and operating costs when the system was actively installing subscribers in early 1993. AWS' share of these operating losses was approximately $62,000 in 1994 and $58,000 in 1993. AWS' recorded losses are based on the anticipated terms of the joint venture agreement, which AWS currently is negotiating.

  Year Ended December 31, 1993 and Ten Months Ended December 31, 1992. General and administrative expenses declined by approximately $600,000 for the year ended December 31, 1993 as compared to the ten-month period ended December 31, 1992. The primary components of general and administrative expenses include compensation, professional services including legal and accounting services, rental expense, depreciation and travel and entertainment. Compensation expense declined $285,000 for the year ended December 31, 1993 as compared with the ten-month period ended December 31, 1992, reflecting decreases in executive compensation partially offset by an increase in the number of employees. Other general and administrative expenses, including outside services, declined $315,000 as the result of the imposition by management of tighter controls over expenditures.

     The losses from operations of the joint ventures increased from $85,210 in 1992 to $184,906 in 1993. The increase was due primarily to the beginning of operations in Minneapolis and a full year of operations in Fort Worth.

     The Minneapolis LLC began adding subscribers in March 1993 and continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. The Minneapolis LLC had approximately $10,000 in revenue during 1992 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the launch of the Minneapolis system and the addition of approximately 950 subscribers in 1993. Operating expenses were approximately $89,000 in 1992 and approximately

$1,149,000 in 1993. The increase was also due to the launch of the system in 1993. Depreciation expense increased from approximately $6,000 in 1992 to approximately $739,000 in 1993 due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $71,000 in 1992 and approximately $1,616,000 in 1993. The change was also due to the launch of the system in 1993. AWS' share of these losses was $9,000 in 1992 and $127,000 in 1993. AWS' allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, AWS' allocated share of losses on a percentage basis is less than its beneficial interest.

     The FTW Venture began adding subscribers in November 1992. Subscribers continued to be added to the system until April 1993, when the joint venture's cash resources were nearly depleted. The FTW Venture had revenue of approximately $144,000 in 1992 and $792,000 in 1993. The increase in revenue was due to the addition of approximately 1,630 subscribers in 1993 compared to 550 subscribers in 1992 and a full 12 months of operations in 1993. Operating expenses in 1992 were approximately $638,000 and approximately $1,109,000 in 1993. The increase was due to a full 12 months of operations in 1993. Depreciation expense increased from $250,000 in 1992 to $754,000 in 1993 due to the addition of subscriber, headend and office equipment. The joint venture's net loss was $744,000 in 1992 and $1,071,000 in 1993. The change was due to a full 12 months of operations in 1993. AWS' share of these operating losses was $76,000 in 1992 and $58,000 in 1993. AWS' recorded losses are based on the anticipated terms of the joint venture agreement, which AWS currently is negotiating.

     Interest expense, including amortization of debt issuance costs, on the Notes totalled $775,525 for 1993. There was no interest expense in 1992.

     Nine Months Ended September 30, 1995 and September 30, 1994. As previously noted, AWS has interests in, but does not have any wholly owned operating wireless cable systems, and therefore had no operating revenue for the nine months ended September 30, 1995 or September 30, 1994. AWS received management fees from the Minneapolis system of $75,000 for the nine months ended September 30, 1995 and $58,333 for the nine months ended September 30, 1994 only.

     For the nine months ended September 30, 1995 and September 30, 1994, AWS had net losses of $984,570 and $4,377,096, respectively. General and administrative expenses decreased by approximately $1,172,000 for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. A decrease in compensation of approximately $924,000 for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994 comprises the majority of the decrease in total general and administrative expenses. Compensation decreased due to recognition of approximately 566,000 in September 1994 of compensation expense related to authorization of a severance package to a former officer as well as the reduction in the number of employees including one executive officer and approximately ten staff personnel in January and February 1995. The remaining decrease in general and administrative expenses was the result of relocating the corporate office to a more economical facility in February 1995. Interest expense decreased approximately $853,000 because $7,707,000 of the Notes were converted in September 1994 and, therefore, no interest was incurred on the Notes for the nine months ended September 30, 1995. Other income for the nine months ended September 30, 1995 is primarily comprised of approximately a $787,000 gain from the sale of the Company's interest in the Pittsburgh market. Other expense for the nine months ended September 30, 1994 is primarily comprised of $425,000 in expense related to repricing certain of the Company's outstanding warrants.

     The $2,000,000 lent to the Minneapolis Partnership was subsequently contributed to the Minneapolis LLC in April 1994. The Minneapolis LLC obtained a loan of $550,000 in May 1995 from Tsunami, to fund the installation of subscribers and operating overhead. This loan bore interest at a per annum rate of 12% and was due in full on the earlier of December 31, 1995 or the date that certain merger discussions between Tsunami and the Minneapolis LLC were halted. In connection with the proposed Heartland transaction, Minneapolis LLC received a loan of up to $1,575,000 in October 1995, of which $575,000 was used to repay Tsunami.

     The Minneapolis LLC had approximately $739,000 in revenue for the nine months ended September 30, 1995 as compared to approximately $317,000 in revenue for the nine months ended September 30, 1994. The increase of approximately $422,000 was due to the addition of approximately 1,260 subscribers. Operating expenses were approximately $1,446,000 for the nine months ended September 30, 1995 and $1,089,000 for the nine months ended September 30, 1994. The increase of approximately $357,000 is due to the addition of approximately 960 more subscribers for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. Depreciation expense increased to approximately $799,000 for the nine months ended September 30, 1995 as compared to approximately $719,000 for the nine months ended September 30, 1994. The increase was due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $1,506,000 for the nine months ended September 30, 1995 as compared to $1,490,000 for the nine months ended September 30, 1994. The change was due to increased operating expenses from the addition of approximately 960 more subscribers over the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. AWS' share of these losses was approximately $91,000 for the nine months ended September 30, 1995 and $104,000 for the nine months ended September 30, 1994.

     The FTW Venture did not have funding available to actively install subscribers. Therefore, the FTW Venture's primary focus was to maintain the subscriber base for both nine month periods ended September 30, 1994 and September 30, 1995. The FTW Venture had revenue of approximately $452,000 for the nine months ended September 30, 1995 and approximately $505,000 for the nine months ended September 30, 1994. The decrease was due to the loss of subscribers due to disconnections between the two periods. Operating expenses were approximately $668,000 for the nine months ended September 30, 1995 and approximately $768,000 for the nine months ended September 30, 1994. The decrease of approximately $100,000 is due to reductions in operating and overhead expenses. Depreciation expense was approximately $581,000 for the nine months ended September 30, 1995 and approximately $609,000 for the nine months ended September 30, 1994. The decrease of approximately $28,000 was due to the write off of subscriber equipment. The FTW Venture's net loss was approximately $798,000 for the nine months ended September 30, 1995 and approximately $869,000 for the nine months ended September 30, 1994. The net loss is similar because operating activities during the two periods were comparable. AWS' share of these losses was approximately $45,000 for the nine months ended September 30, 1995 and $54,000 for the nine months ended September 30, 1994.

INCOME TAXES

     AWS follows the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." In connection with the reverse acquisition of Wireless California on December 17, 1992, the basis in the assets acquired and liabilities assumed by AWS were substantially the same for book and tax purposes; therefore, no significant deferred tax assets or liabilities existed. During the year ended December 31, 1993, AWS was able to utilize a portion of its losses generated to recapture previous taxes paid by Wireless California. Such recapture has been treated as a capital contribution to AWS by Wireless California.

     At December 31, 1994, AWS had no significant deferred tax assets or liabilities. AWS has available net operating loss carry forwards of approximately $6,482,000 that begin expiring in 2009. The net operating loss carry forward for the nine months ended September 30, 1995 is approximately $7,328,000. No benefit from these net operating loss carryforwards has been realized in AWS' financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     All of AWS' wireless cable systems are either in the development stage or early operating stage. AWS' efforts to date have been directed primarily toward the acquisition of channel rights and launch of systems. As a result of difficulties encountered in raising significant capital arising from the problems associated with the prior offer and sale of general partnership interests, AWS has been unable to obtain the financing required to sufficiently develop its markets to be able to generate significant revenues. Accordingly, AWS has incurred losses since inception, and expects to incur additional losses. For the years ended December 31, 1993 and December 31, 1994, AWS had net losses from operations of $2,758,934 and $4,075,129, respectively, and net losses of $3,650,160 and $5,726,780, respectively. Since none of AWS' existing or proposed systems have advanced beyond the early operating or development stage, AWS anticipates that it will be dependent upon external financing and continue to incur losses. Due to AWS' financing constraints, AWS was unable to produce audited financial statements for the fiscal year ended December 31, 1994 until October 19, 1995.

     The AWS Convertible Notes were due on July 15, 1994 and originally were convertible into AWS common stock at $8.40 per share. In addition, the noteholders of the Notes received contingent warrants to acquire up to 346,666 shares of AWS common stock at $12 per share. Through May 11, 1994, holders of $1,491,000 in principal amount of the Notes had converted their Notes into AWS common stock. The remaining $7,245,000 in Notes were called for prepayment by AWS in May 1994. Due to an unanticipated decline in AWS' share price, among other factors, holders of $4,232,000 in principal amount of the Notes elected to accept repayment rather than convert their Notes into shares of AWS' common stock. Because AWS did not anticipate the relatively high level of repayment, AWS did not have adequate funds available to pay all of the noteholders who elected repayment. As a result, the conversion price of the Notes was adjusted from $8.40 per share to $3.75 per share in accordance with their terms. Following the redemption date, AWS agreed to permit all of the noteholders, including the noteholders that had elected repayment, to elect repayment or to convert their Notes into shares of AWS' common stock at the adjusted conversion price of $3.75 per share. Holders of all but $703,500 in principal amount of the Notes agreed to convert their Notes into shares of AWS' common stock at $3.75 per share. The placement agent for the Notes arranged for the holders of the remaining $703,500 in principal amount of the Notes to sell their Notes to certain accredited investors who agreed to convert such Notes into shares of AWS common stock at $3.75 per share by September 30, 1994. As a consequence, none of the Notes remain outstanding and 2,047,920 additional shares of AWS common stock were issued at an effective purchase price of $3.75 per share.

     As consideration for services rendered in connection with conversion of the Notes, AWS agreed to adjust the exercise price of existing warrants to acquire 169,333 shares of AWS common stock held by certain affiliates of the placement agent of the Notes. As a result, AWS recognized expense of approximately $425,000 in the third quarter of 1994.

     Since January 1995, AWS has pursued various financing options which culminated in signing the AWS Merger Agreement with Heartland on September 11, 1995. The AWS Merger Agreement calls for AWS stockholders to exchange their stock in AWS for Heartland Common Stock. The conversion price per share of Heartland Common Stock will be the average of the closing prices of Heartland Common Stock during the 10 trading days ending on the fifth business day before the closing of the AWS Merger. If Heartland's trading price is below $20 per share, the exchange price will be $20 per share; if the trading price is above $26 per share, the exchange price will be $26 per share.

     In February and April 1995, AWS obtained loans totalling $1,000,000 from an AWS stockholder. These loans bore interest at a per annum rate of 15%, were secured by various assets of AWS and were repaid in full in September 1995.

     On May 25, 1995, AWS and Heartland entered into a non-binding letter of intent providing for the potential acquisition of AWS by Heartland. Pursuant to this letter of intent, Heartland paid $200,000 to AWS for an exclusive "no shop" agreement pursuant to which AWS agreed, subject to certain conditions, to refrain from seeking transactions with third parties during the period from May 26, 1995 through June 26, 1995. The termination of AWS' no shop obligation was subsequently extended until June 30, 1995. The $200,000 was deposited into an escrow account by Heartland and released to AWS on June 23, 1995 pursuant to the letter of intent. In addition, Heartland loaned to AWS $1,800,000 on May 26, 1995, which loan bears interest at a prime rate plus two percent and is secured by a first lien security interest in and to the wireless cable channel rights of AWS in the Dallas, Texas wireless cable market (the "AWS Loan"). The AWS Loan is secured by AWS' interest in all of its assets related to the Dallas, Texas market pursuant to the asset security agreement between AWS and Heartland. The AWS Loan bears interest at the lesser of the maximum rate of interest allowed by applicable law or two percent over the prime rate with interest payable every three months beginning October 1, 1995. The AWS Loan is due on or before January 31, 1997. The AWS Merger Agreement provides that specified amounts ("Exclusivity Fees") are to be periodically offset against the AWS Loan as additional consideration for the non-solicitation covenant in the AWS Merger Agreement. If AWS terminates or fails to consummate the AWS Merger as a result of certain specified events, payment of the AWS Loan may be accelerated and previously offset Exclusivity Fees may be added back to the AWS Loan. If Heartland terminates or fails to consummate the AWS Merger after all conditions to its obligations have been satisfied or waived, then the balance of the AWS Loan may be forfeited as liquidated damages. "The AWS Merger -- Terms of the AWS Merger Agreement -- AWS Loan."

     On September 29, 1995, AWS sold its assets in the Pittsburgh market for $1,250,000 in cash.

     On June 21, 1995, TruVision, with whom AWS has entered into a letter of intent relating to the sale of AWS' Memphis assets, filed a lawsuit, as amended on June 29, 1995, in the state of Mississippi alleging that AWS breached the letter of intent, that the parties entered into a binding agreement which AWS breached, and that AWS committed fraud and negligent misrepresentation. AWS disputes these claims based on the proposition that it lawfully terminated the letter of intent. The Amended Complaint requests damages in the amount of $28,196,642 and punitive damages in the amount of $20,000,000, together with interest and all costs of court. On November 7, 1995, AWS entered into an agreement pursuant to which AWS has agreed to sell, with Heartland's consent, the Memphis assets to TruVision for $3,900,000. The agreement provides for the settlement and release of all claims by and among AWS, TruVision and Heartland relating to the Memphis assets, subject to consummation of the AWS Merger Agreement. Further, each agreement provides that, prior to closing, each party agrees that the lawsuit filed by TruVision would be stayed. Assuming consummation of each transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision will have the right to pursue the lawsuit, and AWS and Heartland will have the right to raise all defenses and counterclaims associated therewith.

     The FTW Venture does not have sufficient funds to continue development of the Fort Worth system. The FTW Partnership also does not have funds to contribute to the FTW Venture and has expressed its belief that AWS is obligated to provide additional funds to develop the system to a positive cash flow position. AWS does not believe it has such an obligation. In order to protect AWS' interest in the assets of the FTW Venture, AWS has advanced over $400,000 to the FTW Venture through December 31, 1995. The funds were used to fund negative cash flow of the system and maintain the current subscriber base. If the AWS Merger is not consummated, AWS will continue to negotiate the terms of additional funding to continue development of the system in conjunction with definitive joint venture and management agreements.

     Given AWS' inability to acquire sufficient financing to launch and add a significant number of subscribers to its wireless cable systems, AWS does not believe that any of its systems will generate sufficient cash flow to meet operating expenses in the near future. If additional financing is not obtained to continue development of its systems or if the AWS Merger or alternative financing is not obtained as outlined above, AWS' assets and current operating activities could be materially and adversely affected.

                                FTW PARTNERSHIP

                         SELECTED FINANCIAL INFORMATION

     The selected consolidated statement of operations and balance data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 were derived from the financial statements of FTW Partnership, which were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected unaudited consolidated statement of operations and balance sheet data presented below as of December 31, 1991 and for the period from June 2, 1991 (inception) to December 31, 1991 were derived from the unaudited consolidated financial statements of FTW Partnership which are not included in this Proxy Statement/Prospectus. The selected unaudited statement of operations and balance data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of FTW Partnership, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of FTW Partnership, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of FTW Partnership contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."






                                       PERIOD FROM
                                         JUNE 2,
                                           1991                                                        NINE MONTHS ENDED
                                       (INCEPTION)             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                       TO DECEMBER     ----------------------------------------    --------------------------
                                       31, 1991(3)        1992          1993           1994           1994           1995
                                       ------------    ----------    -----------    -----------    -----------    -----------
                                       (UNAUDITED)                                                        (UNAUDITED)
Statement of Operations Data:
  Revenues...........................   $       --     $  144,381    $   791,877    $   667,260    $   505,259    $   451,581
                                        ----------     ----------    -----------    -----------    -----------    -----------
  Operating expenses:
    Systems operations...............           --        232,148        594,747        567,461        420,763        396,302
    Selling, general and
      administrative.................           --        406,214        513,741        695,990        545,114        503,910
    Depreciation and amortization....           --        250,215        754,116        786,572        608,724        581,451
                                        ----------     ----------    -----------    -----------    -----------    -----------
        Total operating expenses.....           --        888,577      1,862,604      2,050,023      1,574,601      1,481,663
                                        ----------     ----------    -----------    -----------    -----------    -----------
  Operating loss.....................           --       (744,196)    (1,070,727)    (1,382,763)    (1,069,342)    (1,030,082)
  Minority interest in losses........           --         76,446         57,689         62,281         47,974         44,048
                                        ----------     ----------    -----------    -----------    -----------    -----------
        Net loss.....................   $       --     $ (667,750)   $(1,013,038)   $(1,320,482)   $(1,021,368)   $  (986,034)
                                        ==========     ==========    ===========    ===========    ===========    ===========
Other Financial data:
  EBITDA(1)..........................   $       --     $ (493,981)   $  (316,611)   $  (596,191)   $  (460,618)   $  (448,631)
  Capital expenditures(2)............   $2,522,682     $1,933,269    $   738,967    $    86,365    $    62,761    $    22,984

                                                                         DECEMBER 31,
                                                     -----------------------------------------------------    SEPTEMBER 30,
                                                        1991           1992          1993          1994           1995
                                                     -----------    ----------    ----------    ----------    -------------
                                                     (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents.......................   $  106,682     $  987,769    $   94,898    $   21,836     $    25,014
  Total assets....................................    2,602,682      5,812,973     4,667,216     3,860,932       3,266,499
  Long-term debt, including current portion.......           --             --            --            --              --
  Total partners' equity..........................    2,576,000      5,291,500     4,265,962     2,945,480       1,959,446

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from June 2, 1991 (inception) to December 31, 1991 were comprised of $-0- for purchase of systems and equipment and $2,522,682 of expenditures for leased licenses; for the year ended December 31, 1992 were comprised of $1,498,371 for purchase of systems and equipment and $434,898 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of $738,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $73,865 for purchase of systems and equipment and $12,500 for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $62,761 for purchase of systems and equipment and $-0- of expenditure for leased licenses; for the nine months ended September 30, 1995 were comprised of $22,984 for purchase of systems and equipment and $-0- of expenditures for leased licenses.

(3) FTW Partnership was capitalized during 1991, and began initial development of the system, which consisted of capital expenditures only. There were no operations during this period.

      FTW PARTNERSHIP -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The wireless cable business is a capital intensive business and to date the FTW System has been financed through capital contributed by the FTW Partners and funds provided by AWS. Initially, significant capital is required to acquire the rights to wireless cable channels, construct the headend facility, co-locate the channels and fund negative cash flow until the system is able to install a sufficient number of subscribers to fund its operating expenses. After operations have been launched, the estimated incremental cost per subscriber is approximately $530 (assuming one-half of the subscribers order additional outlets which require additional equipment and labor). FTW Partnership does not expect its system to provide positive cash flow unless significant additional capital can be obtained.

     FTW Partnership will require additional financing in the first quarter of 1996 to fund its administrative expenses and the FTW Venture requires funding of operating and development expenditures on a continuing basis. However, FTW Partnership anticipates that the proposed sale of its FTW Interest to Heartland (if approved by FTW Partners representing two-thirds ( 2/3) of the FTW Units) will be consummated prior to the close of the first quarter of 1996, thereby eliminating FTW Partnership's need to fund future operating and development expenses. Under the terms of the Amended and Restated Asset Purchase Agreement between Heartland and FTW Partnership (the "FTW Agreement"), if the subject transaction is consummated, FTW Partnership will receive Heartland Common Stock with an aggregate exchange value of $13,300,000.

     The FTW Venture operates through an informal joint venture arrangement. The FTW Partnership and AWS have been unable to reach an agreement regarding their respective rights and obligations relative to providing financing for the FTW System. AWS serves as the manager of the FTW Venture through an informal arrangement.

RESULTS OF OPERATIONS

     Years Ended December 31, 1994 and December 31, 1993. FTW Partnership's assets consist primarily of its 79.99% equity interest in the FTW Venture and cash. The FTW Venture began adding subscribers in October 1992. The FTW Venture continued adding subscribers to the system until April 1993, when the FTW Venture's cash resources were nearly depleted. Since May 1993, AWS has been funding the operations of the FTW Venture. FTW Partnership had approximately $667,000 in revenue during 1994 and approximately $792,000 in revenue during 1993. The decrease in revenue was due to the loss of approximately 500 subscribers in 1994. Operating expenses (exclusive of depreciation and amortization) in 1994 were approximately $1,263,000 and approximately $1,108,000 in 1993. The decrease was due to the lack of installation activity in 1994 as compared to 1993. Depreciation expense increased to approximately $787,000 in 1994 from approximately $754,000 in 1993. The increase was due to the addition of subscriber equipment to complete the minimum number of installations in order to offset the decline in subscriber base due to disconnections. FTW Partnership's net loss was approximately $1,320,000 in 1994 and approximately $1,013,000 in 1993. The increase in the net loss reflects the effect of decreased installation revenues and increased general and administrative expenses. FTW Partnership's allocated losses from the FTW Venture are based on contributed capital rather than its beneficial percentage interest. Accordingly, FTW Partnership's allocated share of the losses on a percentage basis is more than its beneficial interest. FTW Partnership's share of losses of the FTW Venture was approximately $1,066,000 for the year ended December 31, 1994 and $961,000 for the year ended December 31, 1993.

     Years Ended December 31, 1993 and December 31, 1992. The system had revenue of approximately $144,000 in 1992 and $792,000 in 1993. The increase in revenue was due to the addition of approximately 1,630 subscribers in 1993 compared to 550 subscribers in 1992 and a full 12 months of operations in 1993. Operating expenses (exclusive of depreciation and amortization) in 1992 were approximately $638,000 and approximately $1,108,000 in 1993. Again, the increase was due to a full 12 months of operations in 1993. Depreciation expense increased from $250,000 in 1992 to $754,000 in 1993 due to the addition of subscriber, headend and office equipment. FTW Partnership's net loss was approximately $667,750 and $1,013,038 in 1992 and 1993, respectively. The change was due to a full 12 months of operations in 1993. The FTW

Partnership's allocated losses from the FTW Venture are based on contributed capital rather than its beneficial interest. Accordingly, the FTW Partnership's allocated share of losses on a percentage basis is more than its beneficial interest.

     Nine Months Ended September 30, 1995 and September 30, 1994. The FTW Partnership did not have funding available to actively install subscribers, therefore the FTW Partnership attempted to maintain the subscriber base for both nine month periods ended September 30, 1994 and September 30, 1995. The FTW Partnership had revenue of approximately $452,000 for the nine months ended September 30, 1995 and approximately $505,000 for the nine months ended September 30, 1994. The decrease is due to the loss of subscribers due to disconnections between the two periods. Operating expenses (exclusive of depreciation and amortization) were approximately $900,000 for the nine months ended September 30, 1995 and approximately $966,000 for the nine months ended September 30, 1994. The decrease of approximately $66,000 is due to decreases in operating and overhead expenses. Depreciation expense was approximately $581,000 for the nine months ended September 30, 1995 and approximately $609,000 for the nine months ended September 30, 1994. The decrease of approximately $28,000 is due to the write off of subscriber equipment. The FTW Partnership's net loss was approximately $986,000 for the nine months ended September 30, 1995 and approximately $1,021,000 for the nine months ended September 30, 1994. The decrease in the net loss was due to the decrease in operating expenses. FTW Partnership's share of losses of the FTW Venture was approximately $754,000 for the nine months ended September 30, 1995 and $821,000 for the nine months ended September 30, 1994.

INCOME TAXES

     FTW Partnership does not have income tax liability or benefit due to the fact that all tax attributes of FTW Partnership are passed through to its partners.

LIQUIDITY AND CAPITAL RESOURCES

     The FTW System is in the early stages of operation. Its focus since October 1992, has been to add subscribers to the system to the extent funds were available for that purpose. The FTW System is currently operating at a negative cash flow level. FTW Partnership has limited financial resources, has incurred losses since inception and expects to incur additional losses. For the years ended December 31, 1993 and December 31, 1994, FTW Partnership had net losses of $1,013,038 and $1,320,482, respectively. Since the FTW System is still in the early operating stage, FTW Partnership anticipates that it will depend on external financing to develop the FTW System and continue to incur losses. As a result, in their independent public accountants reports for years ended December 31, 1993 and December 31, 1994, there was an explanatory paragraph that described factors raising substantial doubt about FTW Partnership's ability to continue as a going concern.

     The current operations of the FTW Venture are being funded by AWS. The current cash requirements of the FTW System are approximately $30,000 per month. As of December 31, 1995, AWS has provided over $400,000 to fund operations.

     If the FTW Agreement is consummated, FTW Partnership will transfer to Heartland the FTW Interest for Heartland Common Stock with an aggregate exchange value of $13.3 million and the assumption of up to $570,000 of potential liabilities of the FTW Partnership to AWS. If the transactions contemplated by the FTW Agreement are consummated, the FTW Partnership will distribute sales proceeds (in the form of FTW Shares) with an aggregate value of approximately $11,950,000 (or approximately $8,190 per FTW Unit) to the FTW Partners. The remainder of the sales proceeds from the FTW Transaction (also in the form of FTW Shares and with an estimated aggregate value of $1,350,000) will be sold on behalf of the FTW Partnership, and the proceeds thereof will be utilized by the FTW Partnership to wind down operations and pay or reserve for certain known and contingent liabilities consisting primarily of legal and accounting fees, reimbursable expenses incurred by the FTW Committee, repayment of the FTW Loan and all expenses incurred by FTW Partnership to consummate the sale of the FTW Interest to Heartland.

     Pursuant to the FTW Agreement Heartland has agreed to loan to FTW Partnership up to $500,000. Proceeds of the loan will be available to fund certain obligations of FTW Partnership. The $500,000 loan can be drawn down in increments of not less than $25,000 and carries an interest rate of 10% per annum. As of January 15, 1996, $350,000 of such loan has been advanced.

     FTW Partnership does not currently have sufficient financing to develop the FTW system to the point where it can generate positive cash flow. If additional financing is not obtained to continue the development of the FTW System or if the transactions contemplated by the FTW Agreement are not consummated as detailed above, FTW Partnership's assets and current operating activities could be materially and adversely affected.

                            MINNEAPOLIS PARTNERSHIP

                         SELECTED FINANCIAL INFORMATION

     The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994 were derived from the consolidated financial statements of Minneapolis Partnership, which were audited by Arthur Andersen LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of Minneapolis Partnership, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of Minneapolis Partnership, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Minneapolis Partnership contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

                                                PERIOD FROM
                                                FEBRUARY 28,
                                                    1992
                                                (INCEPTION)             YEAR ENDED                 NINE MONTHS ENDED
                                                     TO                DECEMBER 31,                  SEPTEMBER 30,
                                                DECEMBER 31,     --------------------------    --------------------------
                                                    1992            1993           1994           1994           1995
                                                ------------     -----------    -----------    -----------    -----------
Statement of Operations Data:
  Revenues....................................  $     23,694     $   272,152    $   535,046    $   329,757    $   740,595
                                                ------------     -----------    -----------    -----------    -----------
  Operating expenses:
    Systems operations........................        62,053         690,835      1,187,795        826,474      1,092,248
    Selling, general and administrative.......        26,683         514,653        463,156        275,871        373,069
    Depreciation and amortization.............         6,158         738,860        977,471        719,045        799,154
                                                ------------     -----------    -----------    -----------    -----------
        Total operating expenses..............        94,894       1,944,348      2,628,422      1,821,390      2,264,471
                                                ------------     -----------    -----------    -----------    -----------
  Operating loss..............................       (71,200)     (1,672,196)    (2,093,376)    (1,491,633)    (1,523,876)
  Interest expense, net.......................            --              --             --             --             --
  Minority interests in losses................         8,764         127,217        138,155        102,488         90,628
                                                ------------     -----------    -----------    -----------    -----------
        Net loss..............................  $    (62,436)    $(1,544,979)   $(1,955,221)   $(1,389,145)   $(1,433,248)
                                                ============     ===========    ===========    ===========    ===========
Other Financial Data:
  EBITDA(1)...................................  $    (65,042)    $  (933,336)   $(1,115,905)   $  (772,588)   $  (724,722)
  Capital expenditures(2).....................  $  5,983,256     $ 1,214,519    $   520,967    $   334,408    $   203,093

                                                                               DECEMBER 31,                   SEPTEMBER
                                                                  --------------------------------------         30,
                                                                     1992          1993          1994            1995
                                                                  ----------     ---------     ---------     ------------
Balance Sheet Data:
  Cash and cash equivalents....................                   $1,400,263     $ 167,897     $ 620,058      $  177,941
  Total assets.................................                    8,220,286     7,391,740     7,425,224       6,484,576
  Long-term debt, including current portion....                           --        26,287     2,016,692       2,578,562
  Total partners' equity.......................                    7,396,646     6,772,243     4,817,022       3,383,774

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from February 28, 1992 (inception) to December 31, 1992 were comprised of $428,269 for purchase of systems and equipment and $5,554,987 of expenditures for leased licenses; for the year ended December 31, 1993 were comprised of $35,938 for purchase of systems and equipment and $1,178,581 for expenditures for leased licenses; for the year ended December 31, 1994 were comprised of $520,967 for purchase of systems and equipment and $-0- for expenditures for leased licenses; for the nine months ended September 30, 1994 were comprised of $334,408 for purchase of systems and equipment and $-0- of expenditures for leased licenses; for the nine months ended September 30, 1995 were comprised of $203,093 for purchase of systems and equipment and $-0- of expenditures for leased licenses.

       MINNEAPOLIS PARTNERSHIP -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Minneapolis Partnership owns as its principal asset a 75% membership interest in the Minneapolis LLC, which owns and operates a wireless cable system in Minneapolis, Minnesota. The Minneapolis system was launched in March 1993 and, as of November 30, 1995, served approximately 2,740 subscribers.

     The wireless cable business is a capital intensive business and to date Minneapolis LLC has been financed through capital contributed by the partners of Minneapolis Partnership and various loans. Initially, significant capital is required to acquire the rights to wireless cable channels, construct the headend facility, co-locate the channels and fund negative cash flow until the system is able to install a sufficient number of subscribers to fund its operating expenses. After operations have been launched, the estimated incremental cost per subscriber is approximately $530 (assuming one-half of the subscribers order additional outlets which require additional equipment and labor). Minneapolis Partnership does not expect its system to provide positive cash flow unless significant additional capital can be obtained.

     Minneapolis Partnership will require additional financing in the first quarter of 1996 to fund its operating expenses. However, Minneapolis Partnership anticipates that the sale of its assets to Heartland Wireless Communications, Inc. ("Heartland") will be consummated prior to the close of the first quarter of 1996, thereby eliminating the Minneapolis Partnership's need to fund future operating and development expenses. Under the terms of the Minneapolis Agreement, it is anticipated that the Minneapolis Partnership will receive shares of Heartland common stock having an aggregate exchange value of $18.5 million (assuming $500,000 of additional subscribers consideration), subject to adjustments in certain events. If the Heartland transaction is not consummated, the Minneapolis Partnership will pursue other financing options including the sale of its interest in the Minneapolis LLC.

     Pursuant to the Minneapolis LLC organizational agreement, the Minneapolis Partnership is required to contribute all of the financing required by the system. Pursuant to the management agreement the Minneapolis Partnership's joint venture partner, American Wireless System, Inc. ("AWS") serves as the manager of the Minneapolis LLC. Minneapolis Partnership borrowed $2,000,000 from AWS to fund the Minneapolis LLC. These funds allowed the Minneapolis LLC to install approximately 2,700 subscribers. In May 1995, the Minneapolis LLC obtained a loan of $550,000 from Tsunami Capital Corp. ("Tsunami"). In October 1995, Minneapolis obtained a loan commitment of up to $1,575,000 from Heartland, of which $575,000 was used to repay the Tsunami loan. The system will require additional funding in the first quarter of 1996 to continue adding subscribers. If the Minneapolis transaction is not consummated, the Minneapolis Partnership will be required to obtain additional financing.

RESULTS OF OPERATIONS

     Years Ended December 31, 1994 and December 31, 1993. The Minneapolis Partnership's assets consist of its 75% membership's interest in the Minneapolis LLC and cash. The Minneapolis LLC began adding subscribers in March 1993. Minneapolis LLC continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. In April 1994, the Minneapolis Partnership borrowed $2,000,000 from AWS. The Minneapolis Partnership contributed these loan proceeds to the Minneapolis LLC to fund operating expenses and subscriber growth. This loan carries an interest rate of 8% per annum and is due in full on February 26, 1996. In the event this loan is not repaid when due, AWS will receive an additional equity interest in the Minneapolis LLC of approximately 10%. The Partnership had approximately $535,000 in revenue during 1994 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the addition of approximately 1900 subscribers in 1994. Operating expenses in 1994 were approximately $1,651,000 and approximately $1,205,000 in 1993. The increase was due to the addition of approximately 900 more subscribers in 1994 as compared to 1993. Depreciation expense increased to approximately $977,000 in 1994 from approximately $739,000 in 1993. The increase was due to the addition of subscriber, headend, and office equipment. The Minneapolis Partnership's net loss was approximately $1,955,000 in 1994 and approximately $1,545,000 in 1993. The change was due to the re-launch of the system in April 1994 and the addition of 900 more subscribers in 1994 as compared to 1993. The Minneapolis

Partnership's share of those losses was approximately $1,910,000 in 1994 and $1,489,000 in 1993. The Minneapolis Partnership's allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, the Minneapolis Partnership's allocated share of the losses on a percentage basis is more than its beneficial interest.

     Year Ended December 31, 1993 and December 31, 1992. The Minneapolis LLC began adding subscribers in March 1993. The joint venture continued adding subscribers to the system until August 1993, when the Minneapolis LLC's cash resources were nearly depleted. The Minneapolis LLC had approximately $10,000 in revenue during 1992 and approximately $272,000 in revenue during 1993. The increase in revenue was due to the launch of the system and the addition of approximately 950 subscribers in 1993. Operating expenses in 1992 were approximately $89,000 and approximately $1,205,000 in 1993. The increase was due to the launch of the system in 1993. Depreciation expense increased from approximately $6,000 in 1992 to approximately $739,000 in 1993 due to the addition of subscriber, headend and office equipment. The Minneapolis LLC's net loss was approximately $71,000 in 1992 and approximately $1,672,000 in 1993. The change was due to the launch of the system in 1993. The Minneapolis Partnership's share of these losses was $62,436 and $1,544,979 in 1992 and 1993, respectively. The Minneapolis Partnership's allocated losses are based on contributed capital rather than its beneficial interest. Accordingly, the Minneapolis Partnership's allocated share of losses on a percentage basis is more than its beneficial interest.

     Nine Months Ended September 30, 1995 and September 30, 1994. In April 1995, the Minneapolis LLC's operating funds were nearly depleted. The Minneapolis LLC obtained a loan of $550,000 in May 1995 from Tsunami to fund the installation of subscribers and operating overhead. In connection with the proposed Heartland transaction, the Minneapolis LLC received a loan commitment of up to $1,575,000 in October 1995, of which $575,000 was used to repay Tsunami and the remaining $1,000,000 will be used to fund subscriber growth.

     The Minneapolis Partnership had approximately $741,000 in revenue for the nine months ended September 30, 1995 as compared to approximately $330,000 in revenue for the nine months ended September 30, 1994. The increase of approximately $411,000 is due to an increase of approximately 1,260 subscribers to the subscriber base. Operating expenses were approximately $1,465,000 for the nine months ended September 30, 1995 and $1,102,000 for the nine months ended September 30, 1994. The increase of approximately $363,000 is due to the expense attributed to the addition of approximately 960 more subscribers for the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. Depreciation expense increased to approximately $799,000 for the nine months ended September 30, 1995 as compared to approximately $719,000 for the nine months ended September 30, 1994. The increase was due to the addition of subscriber, headend and office equipment. Minneapolis Partnership's net loss was approximately $1,433,000 for the nine months ended September 30, 1995 as compared to $1,389,000 for the nine months ended September 30, 1994. The change was due to the addition of approximately 960 more subscribers over the nine months ended September 30, 1995 as compared to the nine months ended September 30, 1994. The Minneapolis Partnership's share of these losses was approximately $1,415,000 for the nine months ended September 30, 1995 and $1,388,000 for the nine months ended September 30, 1994.

INCOME TAXES

     The Minneapolis Partnership does not have income tax liability or benefit due to the fact that all tax attributes of the Minneapolis Partnership are passed through to its partners.

LIQUIDITY AND CAPITAL RESOURCES

     The Minneapolis System is in the early stages of operation. Its focus since March 1993 has been to add subscribers to the system. The Minneapolis LLC is currently operating at a negative cash flow level. The Minneapolis Partnership has limited financial resources, has incurred losses since inception and expects to incur additional losses. For the years ended December 31, 1993 and December 31, 1994, the Minneapolis Partnership had net losses from operations of $1,544,979 and $1,955,221, respectively. Because the Minneapolis System is still in the early operating stage, the Minneapolis Partnership anticipates that it will depend on external financing to develop the Minneapolis LLC system and continue to incur losses. As a result, in their independent public accountants reports for years ended December 31, 1993 and December 31, 1994, there was an explanatory paragraph that described factors raising substantial doubt about the Minneapolis Partnership's ability to continue as a going concern.

     In November 1992, the Minneapolis Partnership under the terms of its partnership agreement raised $2,095,658 from its partners to begin operations of the system. In April 1994, the Minneapolis Partnership borrowed $2,000,000 from AWS its joint venture partner to fund additional development of the system. The loan carries an interest rate of 8% per annum, is collateralized by 10% of the Minneapolis LLC and is due February 28, 1996. The Minneapolis LLC borrowed $550,000 from Tsunami to fund operations of the system. The loan was made by Tsunami in anticipation of a merger, the loan carried an interest rate of 12% and was due December 31, 1995. The note was repaid in October 1995 with the proceeds of the loan from Heartland.

     In October 1995, the Minneapolis Partnership signed a contract to sell its interest in Minneapolis LLC to Heartland. The Minneapolis Agreement allows Heartland to purchase all right, title and interest in and to the Minneapolis LLC that the Minneapolis Partnership owns. In connection with this agreement Heartland has agreed to assume certain liabilities associated with the wireless assets.

     If the Minneapolis Transaction is consummated, the Minneapolis Partnership will retain shares with an estimated exchange value of $1.5 million (or $721.50 per Minneapolis Unit) to wind down operations and pay certain known and contingent liabilities. The remainder of the sales proceeds from the Minneapolis Transaction, with an estimated exchange value of $17 million (or $8,177 per Minneapolis Unit) will be distributed to the Minneapolis Partners. The known and contingent liabilities include the following: repayment of the Heartland Loan; payment of certain Heartland Claims in amounts that may aggregate to no more than $1,000,000; legal fees for the representation in the Minneapolis Transaction and for completion of the Plan of Liquidation; accounting fees for preparation of the Minneapolis Partnership federal and state income tax returns for 1995 and 1996.

     The Minneapolis Partnership does not currently have sufficient financing to develop its wireless cable system to the point were it can generate positive cash flow. If additional financing is not obtained to continue the development of its wireless cable system or if the proposed Minneapolis asset purchase transaction is not consummated as detailed above, the Minneapolis Partnership's assets and current operating activities could be materially adversely affected.

                                THE AWS MEETING

TIME, PLACE AND DATE OF AWS MEETING

     This Proxy Statement/Prospectus is being furnished to the holders of AWS Common Stock in connection with the solicitation of proxies by and on behalf of the AWS Board for use at the Special Meeting of Stockholders of AWS (together with any adjournments or postponements thereof, the "AWS Meeting") to be held at 10:00 a.m. on February 22 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240 (214) 934-9494.

PURPOSE OF THE AWS MEETING

     At the AWS Meeting, holders of AWS Common Stock are being asked to consider and vote upon a proposal to approve and adopt the AWS Merger Agreement attached as Appendix A hereto, providing for the merger of AWS Merger Sub, a wholly owned subsidiary of Heartland, with and into AWS and such other matters as may properly be brought before the AWS Meeting. See "The AWS
Merger -- Recommendation of the AWS Board; Reasons for the AWS Merger."

THE AWS BOARD OF DIRECTORS HAS APPROVED THE AWS MERGER AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AWS MERGER.

RECORD DATE; VOTING RIGHTS

     Only the holders of shares of AWS Common Stock of record at the close of business on January 17, 1996 (the "AWS Record Date") are entitled to notice of, and to vote at, the AWS Meeting regarding the approval and adoption of the AWS Merger and upon each other matter properly submitted at the AWS Meeting. On the AWS Record Date there were outstanding and entitled to vote 5,709,187 shares of AWS Common Stock, owned by approximately 358 holders of record. Each share of AWS Common Stock is entitled to one vote upon the approval and adoption of the AWS Merger and any other matter properly submitted at the AWS Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of AWS Common Stock entitled to vote will constitute a quorum at the AWS Meeting. Pursuant to Delaware General Corporation Law, the affirmative vote of the holders of more than 50% of the outstanding shares of AWS Common Stock entitled to vote is required for approval and adoption of the AWS Merger. Pursuant to a voting trust agreement, holders of approximately 37% of the outstanding shares of AWS Common Stock (representing 2,134,736 shares) have placed their shares in a voting trust, pursuant to which such shares will be voted in favor of the AWS Merger. See "The AWS Merger -- Appraisal Rights" for a discussion of the rights available to AWS stockholders who vote against or abstain from voting for the approval of the AWS Merger Agreement and AWS Merger.

     As of December 31, 1995, the directors and executive officers of AWS and their affiliates owned an aggregate of 596,761 shares (10.33%) of the then outstanding shares of AWS Common Stock, assuming the exercise in full of options to purchase AWS Common Stock (436,106 of which are already subject to the voting trust). These persons have informed AWS of their intention to vote their shares of AWS Common Stock in favor of the AWS Merger. See "Information Concerning
AWS -- Security Ownership of Principal Stockholders and Management."

     Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power at that time and has not received instructions from the beneficial owner) are counted for the purposes of determining the presence or absence of a quorum at the AWS Meeting. However, because the affirmative vote of the holders of a majority of the outstanding shares of AWS Common Stock is required to approve the AWS Merger and the AWS Merger Agreement, abstentions and broker non-votes will have the same affect as negative votes.

SOLICITATION OF PROXIES AND EXPENSES

     This Proxy Statement/Prospectus, the accompanying notice and proxy are being mailed on or about January 26, 1996 to holders of AWS Common Stock entitled to notice of, and to vote at, the AWS Meeting. The cost of preparing, assembling, printing, filing and mailing the Proxy Statement/Prospectus will be borne jointly by AWS and Heartland. Brokers, nominees and fiduciaries and other custodians have been requested to forward soliciting materials to beneficial owners of shares of AWS Common Stock held of record by them, and such custodians will be reimbursed for their expenses. Certain officers, directors and employees of AWS may solicit proxies by telephone or personal contact. Such officers, directors and employees will not be additionally compensated for such solicitation (other than their regular salaries), but will be reimbursed by AWS for out-of-pocket expenses incurred by them in the course of such solicitation.

PROXIES

     Holders of AWS Common Stock are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of AWS Common Stock represented by properly executed proxies received by AWS and not revoked will be voted at the AWS Meeting in accordance with the instructions contained therein. If instructions are not contained therein, proxies will be voted (i) FOR approval and adoption of the AWS Merger, and (ii) in the discretion of the holders of the proxy with respect to any other procedural matters incident to the conduct of the AWS Meeting that may properly come before the AWS Meeting.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, AWS STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE AWS STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. IN THE EVENT OF THE OCCURRENCE OF ANY MATERIAL EVENT NOT DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, AWS WILL PROMPTLY PROVIDE YOU WITH APPROPRIATE DISCLOSURE RELATING THERETO.

     Any proxy signed and returned by a holder of AWS Common Stock may be revoked by such holder at any time before it is voted either by giving written notice of such revocation to AWS, or by signing and delivering a proxy bearing a later date, or by attending the AWS Meeting and voting in person. Attendance at the AWS Meeting will not in and of itself constitute a revocation of a proxy. Signed but unmarked proxies will be deemed to be a vote FOR approval and adoption of the Agreements.

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any matter other than those discussed in this Proxy Statement/Prospectus will be brought before the AWS Meeting. If other matters are presented, proxies for AWS Common Stock will be voted in accordance with the best judgment of the proxy holders.

STOCKHOLDER PROPOSALS

     AWS will hold an Annual Meeting of Stockholders only if the AWS Merger is not consummated prior to the time thereof. In the event of such a meeting, stockholder proposals must be received by AWS no later than March 31, 1996 to be considered for inclusion in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders. AWS will provide timely advance notice to the AWS Stockholders of any change in that date.

                          THE FTW CONSENT SOLICITATION

THE WRITTEN CONSENT PROCEDURE

     The FTW Committee has determined that the requirements of the FTW Partnership Agreement and the interests of the FTW Partners would be best served by providing the FTW Partners the opportunity to vote on the FTW Transactions by way of execution of a Written Consent furnished to the FTW Partners along with this Proxy Statement/Prospectus and the FTW Disclosure Statement. As such, a meeting of the FTW Partners to vote in person on the FTW Transaction is not presently scheduled. Under the FTW Partnership Agreement, each FTW Unit is entitled to one vote on the FTW Transaction for which consents are being solicited. The Written Consent is the form by which the vote will be exercised by a FTW Partner for FTW Units owned by such FTW Partner.

PURPOSE OF THE WRITTEN CONSENTS

     Through the Written Consents, which are being solicited by the FTW Committee, the FTW Partners are being asked to approve and adopt the FTW Agreement attached as Appendix E hereto and the related FTW Transaction. See "The FTW Transaction -- Recommendation of the FTW Committee; Reasons for the FTW Transaction."

     THE FTW PARTNERS ARE BEING ASKED TO APPROVE AND ADOPT THE FTW AGREEMENT, FTW CLAIM RELEASE OR FTW CLAIM ASSIGNMENT, AS APPLICABLE, FTW LIQUIDATION PLAN AND THE TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE FTW PARTNERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE FTW AGREEMENT, FTW CLAIM

RELEASE OR FTW CLAIM ASSIGNMENT, AS APPLICABLE, FTW LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

THE FTW COMMITTEE HAS UNANIMOUSLY APPROVED THE FTW TRANSACTION AND HAS RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE FTW TRANSACTION.

VOTING RIGHTS

     Under the FTW Partnership Agreement, each FTW Unit is entitled to one vote. The Written Consent is the form by which this vote will be exercised by the FTW Partner. Only persons who are FTW Partners in accordance with the provisions of the FTW Partnership Agreement are entitled to vote on the FTW Transaction through execution of a Written Consent.

     Any FTW Partner who has delivered a Written Consent may revoke it at any time before the FTW Partnership has received Written Consents approving the FTW Transaction from FTW Partners holding at least two-thirds ( 2/3) of the FTW Units. Revocation of a Written Consent must be in writing and shall be effective when received by the FTW Partnership at the following address: Attention Donald McGee, c/o Robert E. Morrison, 300 Crescent Court, Suite 1400, Dallas, Texas 75201. Upon receipt by the FTW Partnership of Written Consents (approving the FTW Transaction) from FTW Partners holding at least two-thirds ( 2/3) of the FTW Units, a FTW Partner's right to revoke a Written Consent approving the FTW Transaction will terminate.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE FTW PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH FTW PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

     The printing and mailing costs of this Proxy Statement/Prospectus (and all items enclosed herewith) are being paid by Heartland; certain other costs of soliciting the Written Consents from FTW Partners are being borne by FTW Partnership.

VOTE REQUIRED

     Pursuant to the FTW Agreement, the affirmative vote of FTW Partners owning two-thirds ( 2/3) of the FTW Units is required to approve the FTW Transaction. At such time, if any, that the FTW Partnership receives Written Consents from holders of two-thirds ( 2/3) or more of the FTW Units, FTW Partnership shall, assuming satisfaction of the remaining closing conditions set forth in the FTW Agreement, immediately proceed with consummation of the FTW Transaction contemplated by the FTW Agreement. As of December 31, 1995, there were 1,459 FTW Units outstanding. Consequently, FTW Partners representing at least 973 of the FTW Units must vote in favor of the FTW Transaction in order for it to be approved. The failure of a FTW Partner to return a properly executed Written Consent form will have the same effect as a vote against the FTW Transaction.

     As of December 31, 1995, the members of the FTW Committee beneficially owned an aggregate of 23 FTW Units representing approximately 1.58% of the total outstanding FTW Units in the FTW Partnership. See "Information Concerning FTW Partnership -- FTW Unit Ownership of Certain Persons and Management." Applicable California partnership law does not provide for any dissenters or appraisal rights to FTW Partners abstaining from or voting against the FTW Transaction. See "The FTW Transaction -- Absence of Dissenters and Appraisal Rights."

     The FTW Disclosure Statement is attached as Appendix I hereto and is incorporated herein by reference. Each recipient of the Proxy
Statement/Prospectus is encouraged to carefully read and consider the FTW Disclosure Statement. Additionally, each recipient of the FTW Disclosure Statement is encouraged to carefully read and consider this Proxy
Statement/Prospectus.

                      THE MINNEAPOLIS PARTNERSHIP MEETING

TIME, PLACE AND DATE OF MINNEAPOLIS PARTNERSHIP MEETING

     This Proxy Statement/Prospectus is being furnished to the Minneapolis Partners in connection with the solicitation of consents by and on behalf of the Minneapolis Committee for use at the Special Meeting of the Minneapolis Partners (together with any adjournments or postponements thereof, the "Minneapolis Partnership Meeting") to be held at 10:00 a.m. on February 22, 1996 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240 (214) 934-9494.

PURPOSE OF MINNEAPOLIS PARTNERSHIP MEETING

     At the Minneapolis Partnership Meeting, the Minneapolis Partners will consider and vote upon a proposal to approve the Minneapolis Agreement attached as Appendix J hereto and the related Minneapolis Transaction. See "The Minneapolis Transaction -- Recommendation of the Minneapolis Committee; Reasons for Minneapolis Transaction."

     AT THE MINNEAPOLIS PARTNERSHIP MEETING, THE MINNEAPOLIS PARTNERS WILL BE ASKED TO APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT, MINNEAPOLIS LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE MINNEAPOLIS PARTNERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, MINNEAPOLIS CLAIM ASSIGNMENT, MINNEAPOLIS LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

VOTING RIGHTS

     No record date will be set for the Minneapolis Partnership Meeting. All Minneapolis Partners of the Minneapolis Partnership on the date of the Minneapolis Partnership Meeting will be entitled to vote at such meeting to consider the proposal to approve the Minneapolis Agreement and the other Minneapolis Transactions. Under the partnership agreement of the Minneapolis Partnership, each Minneapolis Partner of the Minneapolis Partnership is entitled to one vote for each Minneapolis Unit in the Minneapolis Partnership held by him or her for the approval and adoption of the Minneapolis Agreement and the related Minneapolis Transaction and any other matter properly submitted at the Minneapolis Partnership Meeting.

VOTE REQUIRED

     The affirmative vote by Minneapolis Partners holding two-thirds ( 2/3) of the Minneapolis Units in the Minneapolis Partnership is required to approve the Minneapolis Agreement and the related Minneapolis Transaction. As of December 31, 1995, there were 2,079 Minneapolis Units outstanding. Consequently, Minneapolis Partners representing at least 1,386 Minneapolis Units must vote in favor of the Minneapolis Transaction for it to be approved. Applicable California partnership law does not provide for any dissenters or appraisal rights to Minneapolis Partners abstaining from or voting against the Minneapolis Transaction. See "The Minneapolis Transaction -- Absence of Dissenters and Appraisal Rights."

     Any consent signed and returned by a Minneapolis Partner may be revoked by such Minneapolis Partner at any time before it is voted either by giving due written notice of such revocation to Minneapolis Partnership, or by signing and delivering a consent bearing a later date, or by attending the Minneapolis Partnership Meeting and voting in person. Attendance at the Minneapolis Partnership Meeting will not in and of itself constitute a revocation of a proxy. The failure of a Minneapolis Partner to return a properly executed consent will have the same effect as a vote against the Minneapolis Transaction.

     As of December 31, 1995, the members of the Minneapolis Committee beneficially owned an aggregate of 27.8 Minneapolis Units representing approximately 1.34% of the total outstanding Minneapolis Units in the Minneapolis Partnership.

EXPENSES

     This Proxy Statement/Prospectus, the accompanying notice and written consent are being mailed on or about January 22, 1996 to the Minneapolis Partners. The cost of preparing, assembling, printing, filing and mailing the Proxy Statement/Prospectus will be borne by Heartland.

     Certain members of the Minneapolis Committee may encourage the return of written consents or the attendance at the Partners Meeting by telephone or personal contact. Such members of the Minneapolis Committee will not be additionally compensated for such activity (other than their regular salaries), but will be reimbursed by Minneapolis Partnership for out-of-pocket expenses incurred, if any.

CONSENTS

     Minneapolis Partners are requested to complete, date, sign and promptly return the accompanying form of consent in the enclosed envelope. Properly executed consents received by Minneapolis Partnership and not revoked will be voted at the Minneapolis Partnership Meeting in accordance with the instructions contained therein. Any consent not properly executed or not properly returned will be treated as a negative vote at the Minneapolis Partnership Meeting.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE MINNEAPOLIS PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH MINNEAPOLIS PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

     Any consent signed and returned by a Minneapolis Partner may be revoked at any time before it is voted either by giving due written notice of such revocation to Minneapolis Partnership, or by signing and duly delivering a consent bearing a later date, or by attending the Minneapolis Partnership Meeting and voting in person. Attendance at the Minneapolis Partnership Meeting will not in and of itself constitute revocation of a consent.

     Nonconsenting/dissenting Minneapolis Partners will not be afforded rights of appraisal or the right to receive cash payment for their Unit. See "The Minneapolis Transaction -- Absence of Dissenters' and Appraisal Rights."

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any other matter other than those discussed in this Proxy Statement/Prospectus will be brought before the Minneapolis Partnership Meeting.

                                 THE AWS MERGER

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE AWS MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AWS MERGER AGREEMENT, ATTACHED HERETO AS APPENDIX A, WHICH IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND OF THE AWS MERGER

     AWS filed a registration statement in April 1994, which was amended on September 19, 1994 and November 4, 1994, in connection with a proposed public offering of its Common Stock. The proceeds of that offering were to be used primarily to develop AWS' existing and proposed systems and to fund a proposed offer to purchase the general partnership interests in the Minneapolis Partnership, FTW Partnership and the Pittsburgh Partnership. For a variety of reasons, including AWS' difficulties in securing the necessary clearances to offer and sell its securities from various government authorities and obtaining approval to list its securities for trading on Nasdaq, as well as the fact that AWS' independent public accountants could not express an opinion on AWS' December 31, 1994 financial statements as required by the registration provisions of the Securities Act, AWS was unable to complete its offering as contemplated. As a result, AWS was not successful in obtaining sufficient funds required to develop, launch and expand the existing and proposed wireless cable systems in which it holds an interest or to fund the proposed offer to purchase described above. In addition, due to its lack of revenues and inability to obtain financing, AWS did not believe it had the ability to secure the necessary funds to continue development of these systems or to effectuate the proposed offer to purchase. Accordingly, AWS pursued a number of options, including the sale of one or more of its assets, merger with a third party, or the sale of AWS as a whole.

     On March 27, 1995, AWS engaged Daniels & Associates, L.P. as its financial advisor in connection with the possible sale of AWS or its assets. AWS entered into discussions with a number of parties regarding the acquisition of AWS or one or more of its assets. In May 1995, Heartland approached AWS with an offer to purchase AWS, at Heartland's option, for cash or Heartland Common Stock. After reviewing these offers, the AWS Board approved the execution of a non-binding letter of intent from Heartland on May 25, 1995. Pursuant to the letter of intent, Heartland paid $200,000 to AWS for an exclusive "no shop" agreement pursuant to which AWS agreed, subject to certain conditions, to refrain from seeking transactions with third parties during the period from May 26, 1995 through June 26, 1995. The termination of AWS' no shop obligation was subsequently extended until June 30, 1995. In addition, Heartland lent $1.8 million to AWS on May 26, 1995, which loan bears interest at the prime rate plus two percent and is secured by a first lien security interest in and to the wireless cable channel rights of AWS in the Dallas, Texas wireless cable market.

     Negotiations regarding the possible transaction between Heartland and AWS continued through June, July and August, 1995. AWS determined to reject an offer to purchase assets of AWS for cash or Heartland Common Stock when the parties' respective tax counsel advised that the transaction would be treated as a taxable asset acquisition followed by a taxable liquidation of AWS, resulting in two layers of tax on the consideration received by the AWS stockholders. Further, Heartland advised AWS that it would not agree to proceed with the purchase of the AWS Common Stock for cash following termination of the discussions among Heartland, CAI and Bell Atlantic relating to the formation of the Proposed Venture (which Heartland disclosed would have been the source of financing the transaction). Accordingly, Heartland and AWS continued negotiations with Heartland offering to acquire all of the AWS Common Stock for Heartland Common Stock in a merger. In August 1995, AWS and Heartland entered into an exclusive negotiating agreement expiring on September 15, 1995. Heartland and AWS subsequently entered into the AWS Merger Agreement on September 11, 1995. The AWS Merger Agreement provides that specified amounts ("Exclusivity Fees") are to be periodically offset against the AWS Loan as additional consideration for a non-solicitation covenant contained in the AWS Merger Agreement. At a meeting on July 25, 1995, the AWS Board approved the execution of the AWS Merger Agreement, subject to customary closing conditions, including the requisite stockholder approval of the AWS Merger by the AWS stockholders, the accuracy in all material respects of the representations and warranties of Heartland set forth in the AWS Merger Agreement, the delivery of certain documents, certificates and legal opinions by Heartland, the absence of any change in the business or affairs of Heartland requiring an amendment or supplement to this Proxy Statement/Prospectus, and the average closing price of Heartland Common Stock being not less than $12 per share. At that meeting, the AWS Board extensively discussed the terms of the AWS Merger and other options available to AWS. Based primarily on the factors set forth below, the AWS Board approved the AWS Merger Agreement and the AWS Merger.

RECOMMENDATION OF THE AWS BOARD OF DIRECTORS; REASONS FOR THE AWS MERGER

     THE BOARD OF DIRECTORS OF AWS (THE "AWS BOARD") HAS APPROVED AND ADOPTED THE AWS MERGER AND THE AWS MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF AWS COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE AWS MERGER AND THE AWS MERGER AGREEMENT.

     In reaching their determinations, the AWS Board considered the following factors, among others, all of which supported their determination: (i) the AWS Merger provides for the issuance of approximately $34 million of Heartland Common Stock, a value of approximately $5.90 for each share of AWS Common Stock, a price that represents a substantial premium over the market price of AWS Common Stock on the date AWS and Heartland entered into the AWS Merger Agreement; (ii) the Heartland Common Stock to be received by the holders of AWS Common Stock (other than certain persons deemed to be affiliates of AWS) will be freely tradeable immediately following the consummation of the AWS Merger, providing each holder an opportunity either to liquidate or retain the investment in Heartland Common Stock; (iii) Heartland Common Stock represents an interest in a wireless cable company that is significantly larger than AWS, has substantially greater financial resources than AWS, and is better situated than AWS to fully develop its wireless cable systems; (iv) the Heartland Common Stock to be received by the holders of AWS Common Stock will be listed on the Nasdaq-NMS, which will provide such holders greater liquidity and improved execution relative to trading in AWS Common Stock, and (v) assuming the approval and consummation of the FTW Agreement and the Minneapolis Agreement, the issuance of Heartland Common Stock to the FTW Partnership and Minneapolis Partnership is likely to reduce the potential successor liability of AWS arising from the prior sale of general partnership interests by a predecessor of AWS without registration under federal or state securities laws.

     The foregoing discussion of the information and factors considered by the AWS Board is not intended to be exhaustive but is believed to include all material factors used by the AWS Board in developing its recommendation. The AWS Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the AWS Merger is in the best interests of its stockholders.

OPINION OF AWS ADVISOR

     On March 27, 1995, AWS retained Daniels & Associates, L.P. ("Daniels") to act as a representative of AWS in identifying and soliciting potential purchasers of AWS's assets or equity interests. AWS selected Daniels as its financial advisor because of its experience in analyzing and evaluating companies in the wireless cable television industry. On July 20, 1995, the engagement agreement between Daniels and AWS was amended to engage Daniels to render an opinion to the AWS Board as to the fairness to the AWS stockholders, from a financial point of view, of the AWS Merger, based on the consideration negotiated by Heartland and AWS. No limitations have been imposed by the AWS Board upon Daniels regarding the investigation to be made or the procedures to be followed by Daniels in fulfilling its review of the AWS Merger.

     THE FULL TEXT OF DANIELS' OPINION CONCERNING THE AWS MERGER IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. DANIELS' OPINION SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN. HOLDERS OF AWS COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY, PARTICULARLY WITH REGARD TO THE ASSUMPTIONS MADE AND MATTERS CONSIDERED BY DANIELS. DANIELS' OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AWS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD

VOTE AT THE AWS MEETING. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Daniels, among other things, (i) reviewed the Registration Statement, including the Proxy Statement/Prospectus; (ii) reviewed AWS's annual reports and related financial information for the four fiscal years ended December 31, 1994, and the most recently available unaudited financial information as well as certain budgets and projections, all as prepared by management of AWS; and reviewed Heartland's annual report for the fiscal year ended December 31, 1994, and the most recently available unaudited financial information as prepared by management of Heartland; (iii) reviewed various other filings with the SEC made by AWS in the past year; (iv) reviewed certain information relating to the business, earnings, cash flow, assets, and prospects of AWS and Heartland provided by AWS and Heartland; (v) conducted discussions with members of senior management of AWS regarding the business and prospects of AWS; (vi) reviewed minutes of meetings of the AWS Board which took place in the past year, including all meetings at which the AWS Merger was discussed; (vii) compared financial and license positions of AWS with those of certain other companies in the wireless communications industry; (viii) compared the proposed financial terms of the AWS Merger contemplated by the AWS Merger Agreement with certain terms of other mergers and acquisitions which Daniels deems to be relevant; (ix) reviewed a copy of the AWS Merger Agreement, as well as the Escrow Agreement; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Daniels deemed necessary for purposes of its opinion.

     Daniels is a leading investment banking and brokerage firm specializing in communications businesses. Daniels is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, private placements, and valuations for corporate, estate and other purposes. On the basis of the expertise and experience of Daniels in the communications industry, AWS selected Daniels to analyze whether the consideration negotiated by Heartland and AWS in connection with the AWS Merger is fair from a financial point of view to the AWS stockholders.

     Pursuant to an engagement letter dated March 27, 1995, between Daniels and AWS, AWS agreed to pay Daniels a fee of 1.5% of the sales price of any assets brokered by Daniels. AWS also agreed to reimburse Daniels for expenses reasonably incurred by Daniels (including fees and expenses of legal counsel). Such engagement agreement was amended to require AWS to pay Daniels 1.5% of the merger consideration ($525,000) at the closing of the AWS Merger. As part of the amended engagement letter, AWS and Daniels also entered into an indemnification agreement providing for the indemnification of Daniels and its members, employees, agents, affiliates and controlling persons against certain expenses and liabilities in connection with its services.

     AWS also retained Daniels in June 1992 to assist the FTW Venture in securing debt financing to develop the Fort Worth System. This engagement was terminated in December 1992. No debt financing was arranged and AWS paid no fees or expenses in connection with such engagement.

TERMS OF AWS MERGER AGREEMENT

     The AWS Merger. On September 11, 1995, Heartland, AWS Merger Sub and AWS executed the AWS Merger Agreement. Subject to the terms of the AWS Merger Agreement, at the AWS Effective Time (as hereinafter defined), (i) AWS Merger Sub will merge with and into AWS, (ii) the separate existence of AWS Merger Sub will cease, (iii) AWS will be the surviving corporation in the AWS Merger (the "AWS Surviving Corporation"), and (iv) the internal corporate affairs of the AWS Surviving Corporation will continue to be governed by the laws of the State of Delaware.

     Certificate of Incorporation and Bylaws. The AWS Merger Agreement provides that the Certificate of Incorporation and Bylaws of the AWS Merger Sub as in effect immediately prior to the AWS Effective Time will become the Certificate of Incorporation and Bylaws of the AWS Surviving Corporation.

     Directors and Officers. The directors and officers of the AWS Merger Sub (certain of the directors and executive officers of Heartland) at the AWS Effective Time will become the directors and officers of the AWS Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Conversion of AWS Common Stock in the AWS Merger. At the AWS Effective Time, all of the issued and outstanding shares of AWS Common Stock will be converted into the right to receive (a) upon the AWS Effective Time, a proportionate number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of approximately $30.75 million (subject to increase to $31.25 million upon the resolution of certain claims prior to closing), rounded up to the nearest whole share (the "Initial AWS Distribution"), and (b) upon the expiration of the AWS Escrow Period (as hereinafter defined), shares of Heartland Common Stock having an aggregate exchange value of up to $3.25 million (subject to reduction to $2.75 million upon the resolution of certain claims against AWS prior to closing), as reduced by the amount of the rounding of any fractional shares in connection with the Initial AWS Distribution (the "Contingent AWS Distribution"). As a result of the AWS Merger Agreement, each share of AWS Common Stock will be converted into the right to receive (i) upon the Initial AWS Distribution, shares of Heartland Common Stock having an exchange value of approximately $5.34 per share (subject to reduction upon the exercise of any options or warrants prior to the AWS Effective Time for cash, as opposed to "cashless" exercise of options or warrants (see discussion below)), and (ii) upon the Contingent AWS Distribution (subject to reduction in connection with claims for indemnification made by Heartland against such shares), if any, shares of Heartland Common Stock having an exchange value of up to approximately $0.56 per share. The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided however that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, AWS STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE AWS STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

     The number of shares of Heartland Common Stock into which each share of AWS Common Stock will be converted at the AWS Effective Time is based upon the number of shares of AWS Common Stock deemed to be outstanding at the AWS Effective Time. Pursuant to the AWS Merger Agreement, a portion of the shares of AWS Common Stock subject to warrants and options with exercise prices less than the exchange value per share of AWS Common Stock (collectively, such options and warrants are referred to as "Value Options") will be deemed to be outstanding if such Value Options remain unexercised at the AWS Effective Time. Because the AWS Merger consideration is based upon a fixed amount ($34 million), the exercise of any warrants or options prior to the AWS Effective Time will reduce the merger consideration (or exchange value) per share of AWS Common Stock to be received by each AWS stockholder. The estimated amount of the per share distributions set forth above assumes that the Value Options remain unexercised at the AWS Effective Time. The number of shares of AWS Common Stock deemed outstanding at the AWS Effective Time attributable to unexercised Value Options will be determined based upon a formula which calculates the number of shares of AWS Common Stock that would be issued in a "cashless" exercise, meaning that a portion of the option or warrant value is used as consideration for the exercise of the option or warrant, resulting in the issuance of a number of shares of AWS Common Stock upon the exercise of a Value Option net of the share consideration deemed to have been paid in connection with such exercise. Currently, Value Options to acquire 138,658 shares of AWS Common Stock exercisable at $3.75 per share are outstanding, resulting in an additional 51,416 shares of AWS Common Stock being deemed outstanding for purposes of the AWS Merger Agreement. If all outstanding Value Options are exercised in full for cash prior to the AWS

Effective Time, then (a) an additional 138,658 shares of AWS Common Stock will be outstanding at the AWS Effective Time; (b) AWS will receive approximately $519,968 in cash proceeds upon the exercise of such Value Options, and (c) at the AWS Effective Time each share of AWS Common Stock will be converted into the right to receive (i) upon the Initial AWS Distribution, shares of Heartland Common Stock having an exchange value of approximately $5.26 per share, and (ii) upon the Contingent AWS Distribution (subject to reduction in connection with claims for indemnification made by Heartland against such shares), shares of Heartland Common Stock having an exchange value of up to $.56 per share. AWS is negotiating to pay cash to holders of such Value Options in exchange for the cancellation thereof. If AWS is successful and each such Value Option is terminated, each share of AWS Common Stock will be converted at the AWS Effective Time into the right to receive (i) upon the Initial AWS Distribution, shares of Heartland Common Stock having an exchange value of approximately $5.39 per share and (ii) upon the Contingent AWS Distribution (subject to reduction in connection with claims for indemnification made by Heartland against such shares), shares of Heartland Common Stock having an exchange value of up to $.57 per share.

     Fractional Shares. No fractional shares of Heartland Common Stock will be issued in the AWS Merger. In the Initial AWS Distribution to the holders of the AWS Common Stock, fractional shares of Heartland Common Stock will be rounded up to the nearest whole share. In the Contingent AWS Distribution (following the termination of the AWS Escrow Agreement (as hereinafter defined)) to the former holders of AWS Common Stock, Heartland will repurchase from the escrow any fractional shares to be distributed to the former AWS Stockholders based upon the exchange value for the Heartland Common Stock, and the cash proceeds thereof will be distributed with any whole shares of Heartland Common Stock to the AWS stockholders upon the liquidation of such escrow in connection with the Contingent AWS Distribution.

     Indemnity Escrow; Contingent AWS Distribution. At the closing of the AWS Merger, the shares of Heartland Common Stock representing the Contingent AWS Distribution will be held in escrow by Harris Trust Company of New York ("Exchange Agent") pursuant to the terms of an escrow agreement ("AWS Escrow Agreement") for a period of approximately one year ("AWS Escrow Period"). The AWS Escrow Agreement is attached hereto as Appendix B and is incorporated herein by reference, and is to be attached as an exhibit to and form a part of the AWS Exchange Agreement described below. Pursuant to the terms of the AWS Escrow Agreement, Heartland will have the right to submit claims for indemnification to the Exchange Agent and, following a claims procedure, recover all or a portion of the Contingent AWS Distribution or proceeds thereof for any claims for which indemnity is proper pursuant to the terms of the AWS Merger Agreement. Pursuant to the AWS Escrow Agreement, Heartland is entitled to indemnification from the escrow fund (a) for all of the damages arising from certain claims (including liabilities of AWS determined in accordance with generally accepted accounting principles and certain other liabilities in excess of $3.15 million subject to adjustment), and (b) for one-half of the damages arising from other claims. The indemnification obligations of AWS to Heartland will be limited to and satisfied solely from the Contingent AWS Distribution. Pursuant to the terms of the AWS Merger Agreement, if certain litigation pending against AWS is dismissed prior to the consummation of the AWS Merger, the exchange value of the shares of Heartland Common Stock (a) to be distributed as a part of the Initial AWS Distribution will be increased from $30.75 million to $31.25 million, and (b) to be held in escrow and distributed as part of the Contingent AWS Distribution will be reduced from $3.25 million to $2.75 million. Pursuant to the terms of the AWS Escrow Agreement, certain fees and expenses of the escrow will be paid from the proceeds of the shares held in escrow representing the Contingent AWS Distribution. Generally, the resolution of claims for indemnity will be decided in accordance with the alternative dispute resolution procedures set forth in the AWS Escrow Agreement. Daniel A. Cartwright, the Chief Financial Officer of AWS, will serve as the representative of the former AWS Stockholders for purposes of administering claims under the AWS Escrow Agreement, and will be compensated $10,000 quarterly for such services from the escrow fund.

     AWS Loan. Heartland has previously loaned to AWS the principal sum of $1.8 million (the "AWS Loan"). The AWS Loan is secured by a first lien on the wireless cable channel assets of AWS in the Dallas, Texas market. Upon consummation of the AWS Merger, the AWS Loan will remain in place as an intercompany obligation from AWS to Heartland. The AWS Merger Agreement provides that specified amounts ("Exclusivity Fees") are to be periodically offset against the AWS Loan as additional consideration for the non-solicitation covenant contained in the AWS Merger Agreement. The AWS Merger Agreement and documents relating to the AWS Loan further provide that (a) if the AWS Merger Agreement is terminated as a result of a competing proposal to acquire AWS or its material assets, then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan will be immediately due and payable; (b) if the AWS Merger Agreement is terminated arising from specified events (generally arising from the conduct or past conduct of AWS or its predecessors), then the aggregate amount of all previously offset Exclusivity Fees will be added back to the AWS Loan and the AWS Loan will be repaid in accordance with its terms; (c) if Heartland fails to consummate the AWS Merger after all of the conditions precedent to its obligations to consummate the AWS Merger Agreement have been satisfied or waived, then the remaining balance of the AWS Loan will be forfeited by Heartland as liquidated damages; and (d) upon any other termination under the AWS Merger Agreement, the AWS Loan (reduced by any previously offset Exclusivity Fees) will be repaid to Heartland within one year following the date of termination of the AWS Merger Agreement. Upon consummation of the AWS Merger, the AWS Loan (plus any previously offset Exclusivity Fees) is to remain in place as an intercompany obligation of Heartland.

STOCK OPTIONS; WARRANTS

     At the AWS Effective Time, no options or warrant agreements allowing the holder to exercise rights thereunder to receive shares of AWS Common Stock after the closing of the AWS Merger Agreement may exist. These options and warrants also entitle the holders to certain demand registration rights. As of December 31, 1995, options and warrants to purchase approximately 713,230 shares of AWS Common Stock were outstanding that would convert by their terms into the right to purchase shares of Heartland Common Stock, subject to certain adjustments. Pursuant to the AWS Merger Agreement, AWS has agreed to use reasonable efforts to cause the holders of such options and warrants to exercise, terminate or cancel such options or warrants.

EFFECTIVE TIME

     Promptly following receipt of all required governmental approvals and satisfaction or waiver (where permissible) of the other conditions to the AWS Merger, the AWS Merger will be consummated and will become effective at the time at which the certificate of merger to be filed pursuant to the Delaware General Corporation Law ("DGCL") is accepted for filing by the Secretary of State of the State of Delaware or such later date and time as may be specified in the certificate of merger (the "AWS Effective Time"). See "The AWS
Merger -- Conditions." It is currently anticipated that if all conditions under the AWS Merger Agreement have been satisfied or waived, where permissible, including the approval and adoption of the AWS Merger Agreement by the stockholders of AWS and Heartland, the AWS Effective Time will occur on or after the later of the AWS Special Meeting or the Heartland Special Meeting.

EXCHANGE OF CERTIFICATES

     Harris Trust Company of New York has been selected to act as the Exchange Agent (the "Exchange Agent") pursuant to the terms of the Exchange Agent Agreement ("AWS Exchange Agreement") among Heartland and the Exchange Agent (to be executed immediately prior to the AWS Effective Time), for the purpose of effectuating the delivery of the shares of Heartland Common Stock (or proceeds thereof) to be issued in the AWS Merger. Promptly after the AWS Effective Time, Heartland will cause the Exchange Agent to send to each holder of AWS Common Stock at the AWS Effective Time a letter of transmittal ("Letter of Transmittal") advising such holders of the terms of the exchange of AWS Common Stock certificates in exchange for the consideration provided for in the AWS Merger Agreement. STOCKHOLDERS OF AWS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. ELECTIONS BY AWS STOCKHOLDERS MADE IN THE LETTER OF TRANSMITTAL WILL BE IRREVOCABLE.

     At and after the AWS Effective Time and until surrendered as provided above, each certificate for AWS Common Stock ("AWS Certificate") will be deemed to represent the right to receive (i) certificates representing that number of whole shares of Heartland Common Stock issuable in connection with the Initial AWS Distribution into which the shares of AWS Common Stock formerly represented by an AWS

Certificate were converted in the AWS Merger, (ii) certificates representing that number of whole shares of Heartland Common Stock issuable in connection with the Contingent AWS Distribution into which the shares of AWS Common Stock formerly represented by an AWS Certificate were converted in the AWS Merger, and
(iii) a cash payment in lieu of any fractional shares (based upon the exchange value of the Heartland Common Stock). THE HOLDERS OF AWS CERTIFICATES WILL NOT BE ENTITLED TO RECEIVE DIVIDENDS OR ANY OTHER DISTRIBUTIONS FROM HEARTLAND UNTIL SUCH CERTIFICATES ARE SO SURRENDERED. Upon the surrender of an AWS Certificate, the person in whose name such shares of Heartland Common Stock are issued will be entitled to receive any dividends or other distributions which have a record date after the AWS Effective Time and which become payable prior to surrender with respect to such shares of Heartland Common Stock. After such surrender, the person in whose name the shares of Heartland Common Stock are issued will be entitled to receive any dividends or other distributions on such shares which have a record date after the AWS Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     If any check or any certificate representing shares of Heartland Common Stock is to be issued to any person other than the registered holder of the shares of AWS Common Stock represented by the certificate or certificates surrendered in exchange therefor, it will be a condition to such issuance that the certificate or certificates so surrendered be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent or Heartland that such taxes have been paid or are not payable.

     After the AWS Effective Time, there will be no further registration of transfers of shares of AWS Common Stock. If, at the AWS Effective Time, an AWS Certificate is presented for transfer, such certificate will be cancelled and exchanged for certificates representing the number of whole shares of Heartland Common Stock, to be issued in connection with the Initial AWS Distribution, and the right to receive a pro rata portion of the Contingent AWS Distribution, if any, pursuant to the terms of the AWS Merger Agreement.

     Any certificates for shares of Heartland Common Stock deposited with the Exchange Agent for distribution in connection with the Initial AWS Distribution with respect to the formerly outstanding shares of AWS Common Stock that remain unclaimed for three months after the AWS Effective Time will be delivered to Heartland upon demand and those holders of AWS Certificates who have not surrendered their AWS Certificates shall look only to Heartland or the AWS Surviving Corporation for redemption and payment with respect thereto. After such time, holders of AWS Certificates may submit such certificates to Heartland at 903 N. Bowser, Suite 140, Richardson, Texas 75081, attention: Chief Financial Officer.

REPRESENTATIONS AND WARRANTIES

     The AWS Merger Agreement contains various representations and warranties of the parties thereto. Generally, the representations and warranties of AWS relate to (i) the corporate organization and standing of AWS and its subsidiaries, (ii) the capitalization of and rights to acquire securities of or interests in AWS and its subsidiaries, (iii) the authority and enforceability of the AWS Merger Agreement and the non-contravention of the AWS Merger Agreement with any agreement, law or charter document of AWS, (iv) the financial statements of AWS and absence of undisclosed liabilities, (v) tax matters, (vi) the assets, liabilities and operations of AWS and its subsidiaries, (vii) regulatory matters and compliance with laws, (viii) agreements or contracts with third parties and affiliates, (ix) consents or approvals required in connection with the AWS Merger Agreement, (x) employee matters, (xi) disclosures regarding pending and threatened litigation, and (xii) the accuracy of information provided by AWS for inclusion in this Proxy Statement/Prospectus and the Registration Statement.

     Generally, the representations and warranties of Heartland and AWS Merger Sub relate to (i) their respective corporate organization and standing, (ii) the authority and enforceability of the AWS Merger Agreement and the non-contravention of the AWS Merger Agreement with any charter documents, (iii) the absence of pending or threatened litigation, (iv) consents or approvals required in connection with the AWS Merger Agreement, (v) capitalization, (vi) the accuracy of Heartland's financial statements and securities filings, and (vii) the accuracy of the information provided by Heartland or AWS Merger Sub for inclusion in the Proxy Statement/Prospectus and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Earlier of the AWS Effective Time and the Abandonment or Termination of the AWS Merger. The AWS Merger Agreement sets forth certain obligations of AWS pending the earlier of the AWS Effective Time and the abandonment or termination of the AWS Merger. See "The AWS Merger -- Termination." AWS has agreed that it will, and will cause its subsidiary to, do the following, among other things: (i) give Heartland prior written notice before engaging in any practice or taking any action other than in the ordinary course of business, (ii) use reasonable efforts to keep its business, properties, and business relationships substantially intact, (iii) pay and perform all of its debts and liabilities except to the extent being contested in good faith or as to which adequate liabilities have been accrued and recorded,
(iv) perform its material obligations under FCC authorizations and material agreements, (v) comply in all material respects with governmental rules, (vi) not take any action that would cause or constitute a material breach of the AWS Merger Agreement, (vii) use reasonable efforts to preserve, protect and maintain its rights and interests in its channel leases, FCC licenses, and material agreements, (viii) not amend or terminate any channel lease, FCC license, permit, application or material agreement without prior notice to Heartland,
(ix) not repurchase, declare or pay any dividends, or make any other distributions, or issue or sell any shares of capital stock, or options or warrants with respect thereto, (x) not sell, lease or transfer any assets except as provided for in the AWS Merger Agreement or in the ordinary course of business, (xi) not increase the base compensation of or enter into any new compensation arrangements with any officers, directors or employees of AWS or pay any salaries except in the ordinary course of business, other than as provided for in the AWS Agreement, and (xii) not transfer any interest in any subsidiary.

     Other Agreements. Pursuant to the AWS Merger Agreement, each of AWS and Heartland is obligated to call a special meeting of its stockholders to consider and vote upon the adoption and approval of the AWS Merger Agreement and the AWS Merger. In addition, AWS has agreed to (i) use reasonable efforts to obtain all consents and governmental approvals required in connection with the AWS Merger,
(ii) assist Heartland in obtaining certain estoppel certificates and additional consents prior to the AWS Effective Time, (iii) obtain estoppel certificates from each creditor of AWS anticipated to be owed in excess of $50,000 at the AWS Effective Time certifying the amount owed to such person, (iv) timely file or cause to be filed all required reports with the FCC, and (v) use reasonable efforts to cause the holders of its options and warrants to exercise, terminate or cancel such options or warrants.

NO SOLICITATION

     Pursuant to the AWS Merger Agreement, AWS has agreed that, prior to the consummation of the AWS Merger Agreement, neither it nor any of its officers, directors, employees, agents, or other representatives will solicit, initiate, encourage or engage in any discussions or negotiations with any third party concerning a tender or exchange offer, merger, consolidation or other business combination involving AWS or any of its subsidiaries, or any proposal to acquire either (i) a substantial equity interest in AWS or any subsidiary, or (ii) any material assets of AWS or any subsidiary (an "AWS Acquisition Proposal"); provided, however, that AWS may (x) furnish information to or enter into negotiations with persons making an unsolicited offer to acquire AWS or a substantial portion of its assets pursuant to a merger, consolidation, share exchange or other business combination if the Board of Directors of AWS determines that such action is required to comply with its fiduciary duty to its stockholders, (y) comply with Rule 14e-2 promulgated under the Exchange Act, and
(z) solicit and receive offers for the sale of the wireless cable television system owned by AWS in the Memphis, Tennessee market in accordance with the terms of the AWS Merger Agreement. AWS has agreed to notify Heartland immediately of any inquiries or proposals with respect to any such transactions that are received by, or any such negotiations or discussions that are sought to be initiated with, AWS or any of its subsidiaries.

CONDITIONS

     The respective obligations of the parties to consummate the AWS Merger are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement which includes this Proxy Statement/Prospectus filed in connection with the AWS Merger and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect and has the effect of prohibiting the AWS Merger or any of the transactions contemplated by the AWS Merger Agreement or otherwise making the consummation of the AWS Merger or any of the transactions contemplated thereby illegal, (iii) the sale of the wireless cable system owned by AWS in the Pittsburgh, Pennsylvania market (which occurred on September 29, 1995), and (iv) AWS's receipt of a fairness opinion from Daniels & Associates, L.P., which fairness opinion shall not have been withdrawn prior to the AWS Effective Time.

     The obligation of Heartland to consummate the AWS Merger is also subject to the satisfaction or waiver (where permissible) of the following conditions: (i) the requisite approval of the AWS Merger, the FTW Transaction and the Minneapolis Transaction by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of AWS set forth in the AWS Merger Agreement, (iii) the delivery of certain documents, certificates and legal opinions by AWS, (iv) the absence of any material adverse change with respect to AWS or any subsidiary of AWS, (v) the holders of no more than 10% of the outstanding shares of AWS Common Stock immediately prior to the AWS Effective Time shall have exercised appraisal rights, (vi) the voting trust agreement, pursuant to which the holders of approximately 37% of the outstanding shares of AWS Common Stock have agreed to vote in favor of the AWS Merger, remaining in full force and effect, (vii) Heartland's prior or concurrent acquisition of the FTW Partnership's interest in the FTW Venture and Minneapolis Partnership's interest in the Minneapolis LLC, (viii) the receipt of a consent letter from AWS's accountants, (ix) the performance in all material respects by AWS of all obligations required to be performed by AWS prior to the closing of the AWS Merger, (x) the exercise, termination or cancellation of any options or warrants to purchase shares of AWS Common Stock that will not convert by their terms into the right to receive shares of Heartland Common Stock, and (xi) the average closing price per share not being greater than $32.00. See "The FTW Transaction -- Conditions" and "The Minneapolis Transaction -- Conditions."

     The obligation of AWS to consummate the AWS Merger Agreement is subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the requisite stockholder approval of the AWS Merger by the stockholders of AWS,
(ii) the accuracy in all material respects of the representations and warranties of Heartland and AWS Merger Sub set forth in the AWS Merger Agreement, (iii) the delivery of certain documents, certificates and legal opinions by Heartland and AWS Merger Sub, (iv) the absence of any change in the business or affairs of Heartland requiring an amendment or supplement to this Proxy Statement/Prospectus, and (v) the average closing price per share not being less than $12.

REGULATORY APPROVALS

     In addition to the federal and state filings and approvals required under applicable securities laws in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part, the AWS Merger requires regulatory filings with the FCC for the transfer of AWS' commercial wireless cable television licenses to Heartland.

TERMINATION

     The AWS Merger Agreement may be terminated at any time prior to the AWS Effective Time, before or after the approval of the AWS Merger Agreement by the stockholders of AWS and Heartland, and by the mutual consent of Heartland, AWS Merger Sub and AWS. In addition, the AWS Merger Agreement may be terminated by AWS in the event that the conditions to closing for AWS have not been satisfied in full or, where permissible, waived on or before February 29, 1996. The AWS Merger Agreement may be terminated and the AWS Merger may be abandoned by Heartland or AWS Merger Sub if the closing conditions to their performance have not been satisfied in full or, where permissible, waived on or before February 29, 1996;

provided that Heartland shall have the right to terminate the AWS Merger Agreement within fifteen (15) days of the disclosure by AWS to Heartland of supplemental information representing a material adverse change from information previously disclosed to Heartland regarding AWS.

     If the AWS Merger Agreement is terminated as the result of an AWS Acquisition Proposal, then AWS shall pay to Heartland within two (2) days after such event a fee equal to the sum of $1.8 million and the outstanding principal and accrued interest under the AWS Loan (together with any Exclusivity Fees previously offset against the AWS Loan). If Heartland and/or AWS Merger Sub fail to consummate the AWS Merger after the conditions to their performance have been satisfied or, where permissible, waived, then AWS shall not be obligated to repay the AWS Loan and the proceeds thereof shall be retained by AWS as liquidated damages. If the AWS Merger Agreement is terminated (i) by Heartland arising from a supplemental adverse disclosure, (ii) by AWS or Heartland as a result of the failure to obtain any required authorization under federal or state securities or blue sky laws primarily as a result of past or previous acts or omissions by AWS or related parties, (iii) by Heartland for the failure of AWS to provide certain estoppel certificates and consents, (iv) by AWS for the failure to obtain AWS stockholder approval, (v) by Heartland for the failure of the representations and warranties of AWS to be true and correct in all material respects, or (vi) by Heartland as a result of a material adverse change in the condition of AWS, then all Exclusivity Fees previously offset against the AWS Loan shall be added back to the principal balance thereof and the AWS Loan shall be repaid in accordance with its terms with the maturity date being extended until one year from the date of such termination. If the AWS Merger Agreement is terminated for any other reason, then the AWS Loan (as reduced by any Exclusivity Fees previously offset against the AWS Loan) shall be repaid in accordance with its terms.

RESALES; AFFILIATES

     The shares of Heartland Common Stock to be issued to the AWS stockholders in connection with the AWS Merger will be freely tradeable under the Securities Act, except for shares of Heartland Common Stock issued to any person deemed to be an affiliate of AWS for purposes of Rule 145 under the Securities Act at the time of the AWS Meeting ("AWS Affiliates"). AWS Affiliates may not resell the shares of Heartland Common Stock acquired in connection with the AWS Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or compliance with Rule 144 or Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the AWS Merger Agreement, AWS has agreed, prior to the AWS Effective Time, to deliver to Heartland a letter identifying all persons who at the time of the AWS Meeting may be deemed to be AWS Affiliates.

ACCOUNTING TREATMENT

     The AWS Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. Accordingly, the aggregate consideration paid by Heartland in connection with the AWS Merger will be allocated to AWS's assets based upon their fair values, and the results of operations of AWS will be included in the results of operations of Heartland only for periods subsequent to the AWS Effective Time.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences of the AWS Merger, but does not purport to be a complete analysis of all the potential tax effects of the AWS Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action, and any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations.

     The AWS Merger will not be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Instead, it will be treated as a fully taxable exchange in which shares of AWS Common Stock are exchanged for shares of Heartland Common Stock (the "Exchange"). Each holder of AWS Common Stock will be treated as if that holder sold such stock in exchange for Heartland Common Stock. As a result, each holder of AWS Common Stock will recognize taxable gain or loss on the Exchange. Moreover, any recognized gain from the Exchange may not be reported under the installment method of accounting because the AWS Common Stock is publicly traded on an established securities market, and the use of the installment method of accounting is prohibited in connection with sales of stock or securities that are traded on an established securities market.

     In general, upon the sale of an asset, the seller will recognize gain or loss in an amount equal to the difference between the seller's Amount Realized and the seller's tax basis in the asset sold. The "Amount Realized" is cash plus the fair market value of property other than cash received by the seller. The consideration receivable in the Exchange by each holder of AWS Common Stock is comprised of the Initial AWS Distribution and the Contingent AWS Distribution. The fair market value of the Initial AWS Distribution will be the market price of a share of the Heartland Common Stock at the AWS Effective Time multiplied by the number of shares of Heartland Common Stock included in the Initial AWS Distribution. Based upon the provisions of the AWS Escrow Agreement governing the Contingent AWS Distribution, the IRS would more likely than not assert that the fair market value of the Contingent AWS Distribution is also equal to the market price of a share of Heartland Common Stock multiplied by the number of shares of Heartland Common Stock included in the Contingent AWS Distribution because the shares of Heartland Common Stock included in the Contingent AWS Distribution would be considered constructively issued to the holders of the AWS Common Stock at the AWS Effective Time. The AWS Escrow Agreement effectively provides the holders of AWS Common Stock with the dividends and voting rights associated with the Heartland Common Stock comprising the Contingent AWS Distribution, which are considered significant attributes of stock ownership. The holders of AWS Common Stock therefore would likely have beneficial ownership of the Heartland Common Stock comprising the Contingent AWS Distribution. Consequently, even though the Contingent AWS Distribution is not immediately receivable, the IRS would more likely than not assert that the Contingent AWS Distribution is constructively issued at the AWS Effective Time. Thus, an AWS Common Stock holder would have to treat the entire amount of the Heartland Common Stock potentially receivable in the Exchange, including the Contingent AWS Distribution, as an Amount Realized at the AWS Effective Time. If the Contingent AWS Distribution is reduced or not made, an AWS Common Stock holder would have a loss in an amount equal to the Heartland Common Stock not received multiplied by the fair market value of such Heartland Common Stock at the AWS Effective Time.

     Another possible characterization, however, is that the Contingent AWS Distribution would not be considered constructively issued to a holder of AWS Common Stock at the AWS Effective Time. In that instance, the Exchange could either be treated as an "open" transaction, in which case no valuation of the Contingent AWS Distribution would be required for holders on the cash method of accounting, or it could be treated as a "closed" transaction and the value of each holder's rights in the Contingent AWS Distribution would have to be valued. "Open" transaction reporting, however, is appropriate only in rare and extraordinary cases involving sales for a contingent payment obligation in which the fair market value of the obligation cannot be reasonably ascertained. As such, transactions reported as "open" often receive greater scrutiny from taxing authorities. AWS stockholders should consult with their tax advisors before reporting the Exchange as an "open" transaction.

     If the transaction was treated as "open" because the Contingent AWS Distribution was not considered constructively issued at the AWS Effective Time, any AWS stockholders on the cash method of accounting would treat the value of the Initial AWS Distribution as a recovery of the tax basis of their AWS Common Stock. If the value of the Initial AWS Distribution is less than such basis, no loss would be recognized at that time. If the value of the Initial AWS Distribution is in excess of such tax basis, gain would be recognized in an amount equal to such excess. To the extent that any of the Contingent AWS Distribution was actually received, it would be treated as a further recovery of basis. If the value of the Initial AWS Distribution and the value of the Contingent AWS Distribution remains less than the tax basis of the AWS Common Stock, a loss would be recognized on the termination date of the AWS Escrow Agreement. If the value of the Initial AWS Distribution and the value of the Contingent AWS Distribution exceeds the tax basis of the AWS Common

Stock, gain would be recognized on the termination date of the AWS Escrow Agreement in an amount equal to such excess less the gain previously reported at the AWS Effective Time. The value of the Contingent AWS Distribution would be calculated on the termination date of the AWS Escrow Agreement and not at the AWS Effective Time.

     If the Contingent AWS Distribution were not treated as constructively issued at the AWS Effective Time and if the transaction were treated as "closed," any AWS stockholder on the cash method of accounting would have to calculate the fair market value of such holder's rights to the AWS Contingent Distribution. Such value plus the fair market value of the Initial AWS Distribution would be the "Amount Realized" at the AWS Effective Time for purposes of calculating gain or loss as discussed above. Any additional value received by a holder on the termination of the AWS Escrow Agreement would not be treated as gain, however, because, if the transaction were treated as closed at the AWS Effective Time, the Contingent AWS Distribution would not be received in connection with the sale or exchange. Thus, the additional value would be treated as ordinary income by such holder.

     If the Contingent AWS Distribution was treated as not constructively received at the AWS Effective Time, any AWS stockholder on the accrual method of accounting would calculate gain or loss in a manner similar to the "closed" transaction method discussed above.

     The character of any gain or loss recognized by a holder of AWS Common Stock upon the Exchange will depend on an AWS Common Stock holder's individual circumstances. If the AWS Common Stock to be surrendered in the Exchange would be a capital asset in the hands of the holder, any gain or loss would be treated as capital gain or loss for that holder. The capital gain or loss would be short term if the AWS Common Stock had been held for one year or less as of the AWS Effective Time and long term if the AWS Common Stock had been held for more than one year as of the AWS Effective Time. Each holder of AWS Common Stock should consult with the holder's tax advisor regarding whether the holder's AWS Common Stock is a capital asset and the differences in tax treatment between long term and short term capital gains and losses. The holders of AWS Common Stock should also be aware that they will not receive any cash in the Exchange. As a result, if a holder of AWS Common Stock recognizes taxable gain on the Exchange, that holder will have to pay the associated taxes out of the holder's own funds.

     An issuance by Heartland of its own stock is not a taxable event. Therefore, Heartland will not recognize any taxable gain or loss on the Exchange. In addition, AWS and the existing holders of the Heartland Common Stock will have no federal income tax consequences as a result of the Exchange.

APPRAISAL RIGHTS

     Holders of shares of AWS Common Stock are entitled to appraisal rights in connection with the AWS Merger under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"). Under the DGCL, holders of shares of AWS Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of AWS Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the AWS Merger, together with a fair rate of interest, as determined by such court. Any stockholder who wishes to exercise appraisal rights, or to preserve his or her rights to do so, should carefully review the following discussion and the text of Section 262, which is attached to the Proxy Statement/Prospectus as Appendix
D. Failure to timely and properly comply with the procedures set forth in
Section 262 will result in the loss of appraisal rights under the DGCL.

     Under Section 262, when a merger is to be submitted for approval at a stockholder meeting, not less than 20 days prior to the meeting, a corporation must notify its stockholders of the availability of appraisal rights and include in such notice a copy of Section 262. This Proxy Statement/Prospectus constitutes such notice.

     EACH AWS STOCKHOLDER ELECTING TO DEMAND APPRAISAL OF HIS OR HER SHARES OF AWS COMMON STOCK MUST DELIVER TO AWS A WRITTEN DEMAND FOR APPRAISAL OF SUCH SHARES BEFORE TAKING OF A VOTE ON THE AWS MERGER. A proxy or vote against the AWS Merger does not constitute such a demand. This written demand for appraisal must be in addition to and separate from any proxy or vote concerning the AWS Merger. In addition, a holder of shares of AWS Common Stock wishing to exercise his or her appraisal rights must hold of record such shares of AWS Common Stock on the date the written demand for appraisal is made and must continue to hold such shares until the AWS Effective Time. Lastly, a stockholder wishing to exercise his or her appraisal rights must not vote in favor of the AWS Merger Agreement. A failure to vote will satisfy this requirement, but a vote in favor of the AWS Merger Agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval of the AWS Merger Agreement, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal. If any holder of shares of AWS Common Stock fails to comply with any of these conditions and the AWS Merger becomes effective, the holder of shares of AWS Common Stock will be entitled to receive the consideration receivable with respect to such shares in accordance with the AWS Merger Agreement.

     Within ten days after the AWS Effective Time, AWS must notify each stockholder of AWS who has complied with Section 262 and has not voted in favor of or consented to the AWS Merger.

     Only a holder of record of shares of AWS Common Stock is entitled to assert appraisal rights for the shares of AWS Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on his or her stock certificates. The demand must state that the stockholder intends to demand payment for his shares of AWS Common Stock if the AWS Merger is consummated. If the AWS Merger Agreement is approved by AWS' stockholders, each stockholder who has filed an objection complying with the requirements of Section 262 and who did not vote in favor of the AWS Merger Agreement will be notified in writing of such approval within ten days following the Effective Time of the AWS Merger. If the shares of AWS Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, execution of the demand should be made in that capacity. If the shares of AWS Common Stock are owned of record by more than one person, as in a joint tenancy or tenants in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one of joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of AWS Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of AWS Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of AWS Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of AWS Common Stock as to which appraisal is sought and where no number of shares of AWS Common Stock is expressly mentioned the demand will be presumed to cover all shares of AWS Common Stock held in the name of the record owner. Stockholders who hold their shares of AWS Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal pursuant to Section 262 should be sent or delivered to AWS at 7426 East Stetson Drive, Suite 220, Scottsdale, Arizona 85251, Attention: Daniel A. Cartwright.

     Within 120 days after the AWS Effective Time, AWS or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of AWS Common Stock entitled to appraisal. AWS is under no obligation and has no present intention to file a petition with respect to the appraisal of the fair market value of the shares of AWS Common Stock. Accordingly, it is the obligation of the stockholders of AWS to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. At any time within 60 days after the Effective Time of the AWS Merger, any holder of shares of AWS Common Stock who has demanded appraisal has the right to withdraw the demand and accept the consideration offered pursuant to the AWS Merger Agreement. Any attempt by a holder of shares of AWS Common Stock to withdraw his or her appraisal demand more than 60 days after the AWS Effective Time will require the written approval of AWS.

     Within 120 days after the AWS Effective Time, any stockholder of AWS who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from AWS a statement setting forth the aggregate number of shares of AWS Common Stock not voted in favor of the AWS Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within ten days after a written request therefor has been received by AWS.

     If a petition for an appraisal is timely filed by a holder of shares of AWS Common Stock and a copy thereof is delivered to AWS, AWS will then be obligated within 20 days to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders of AWS who have demanded an appraisal of their shares. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under that section. The Court of Chancery may require the holders of shares of AWS Common Stock who demanded the payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

     If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of AWS Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the AWS Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of AWS Common Stock as determined by Section 262 could be more than, the same as, or less than the consideration they would receive pursuant to the AWS Merger if they did not seek appraisal of their shares of AWS Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to the fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and are otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court also will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of AWS Common Stock have been appraised. The cost of the action may be determined by the Court and allocated to the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in appraisal proceedings, be charged pro rata against the value of all the shares of AWS Common Stock entitled to be appraised.

     Any holder of shares of AWS Common Stock who has demanded an appraisal in compliance with Section 262 will not, after the AWS Effective Time, be entitled to vote the shares of AWS Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of AWS Common Stock (except dividends or other distributions payable to stockholders of record at a date prior to the AWS Effective Time).

     If any stockholder who demands appraisal of his or her shares of AWS Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his or her rights to appraisal, as provided in the DGCL, the shares of AWS Common Stock of such stockholder will be converted into the right to receive shares of Heartland Common Stock pursuant to the AWS Merger Agreement. A stockholder will fail to perfect, effectively lose or withdraw, his or her rights to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the AWS Merger.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in a loss of such rights (in which event a stockholder will be entitled to receive shares of Heartland Common Stock in accordance with the AWS Merger Agreement for each share of AWS Common Stock owned by him or her).

     Heartland may, at its option, decline to consummate the AWS Merger if holders of an aggregate of more than 10% of the outstanding shares of AWS Common Stock shall have exercised such appraisal rights, provided, however, that such holders comply with the appropriate procedures for appraisal rights required by Delaware law.

INTERESTED PARTIES

     If the AWS Merger is consummated, Heartland intends to terminate all AWS employees immediately following the AWS Effective Time. Certain executive officers of AWS, including Steven G. Johnson, Daniel A. Cartwright and Todd J. Parriott, have employment agreements with AWS, each of which provides for certain severance payments to be made following a termination. The total amount of payments to be made by AWS following the termination is approximately $830,000. Heartland has entered into a non-competition and consulting agreement with Mr. Johnson, pursuant to which, in lieu of any amounts owed to him as a result of the termination of his employment, Mr. Johnson will receive payment in consideration of transactional and other assistance to be provided to Heartland following the AWS Merger and Mr. Johnson's agreement not to compete with Heartland or its affiliates for a period of three years following the AWS Merger. In addition, the executive officers and directors of AWS hold options to acquire 74,997 shares of AWS Common Stock. See "Terms of AWS the AWS
Merger -- Terms of AWS Merger Agreement -- Conversion of AWS Common Stock in the AWS Merger." See "Information Concerning Heartland -- Certain Transactions."

VOTING AGREEMENTS

     Concurrently with the execution of the AWS Merger Agreement, certain stockholders of AWS holding approximately 37% of the outstanding shares of AWS Common Stock placed their shares in a voting trust pursuant to the terms of a voting trust agreement, pursuant to which such stockholders agreed to vote in favor of the AWS Merger.

CERTAIN EXPENSES

     Pursuant to the provisions of the AWS Merger Agreement, AWS is responsible for its own expenses, including legal and accounting fees incurred in connection with the negotiation, execution and delivery of the AWS Merger Agreement and certain of the expenses to be incurred in connection with the consummation of the transactions contemplated hereby.

                              THE FTW TRANSACTION

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE FTW AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE FTW AGREEMENT, ATTACHED HERETO AS APPENDIX E, WHICH IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND OF THE FTW TRANSACTION

     Generally. FTW Partnership and AWS are joint venturers in the FTW Venture, which owns the wireless cable television assets and provides wireless cable television service in the metropolitan area of Fort Worth, Texas (the "FTW System"). FTW Partnership owns a 79.99% equity interest (the "FTW Interest") in the FTW Venture. The relationship between FTW Partnership and AWS has been strained due to several factors. First, FTW Partnership and AWS have been unable to reach a definitive agreement regarding their respective rights and obligations with respect to the FTW Venture. In particular, FTW Partnership and AWS have disputed the respective obligations of the parties relative to obtaining or providing additional equity and debt financing for the FTW System. Second, FTW Partnership has questioned whether the original offer and sale of interests in FTW Partnership by American Wireless Systems, Inc., a California corporation and predecessor to the assets of AWS ("Wireless California"), constituted the offer and sale of unregistered securities in violation of federal and state securities laws. In this regard, AWS, Wireless California and certain of the principals thereof have been the subject of investigations by the Commission and investigations and actions by various state securities administrators regarding the prior offer and sale of the general partnership units of FTW Partnership (the "FTW Units"). Third, FTW Partnership has maintained that AWS has taken and has failed to take certain actions, which actions and failures to act might be detrimental to the best interests of the FTW Venture and FTW Partnership. As a result of these and other factors, the future prospects of FTW Partnership and the FTW Venture and the ability of FTW Partnership to obtain financing or the FTW

Venture to generate positive cash flow so as to be able to provide FTW Partners with a return on their initial investment have been uncertain.

     FTW Partnership was formed as of July 1, 1992, and the first meeting of the FTW Partners was held in early 1993, at which the initial management committee of FTW Partnership was elected ("FTW Committee"). Upon their election, the FTW Committee commenced a review of the facts regarding the formation of FTW Partnership and FTW Partnership's relationship with AWS. At that time, FTW Partnership had access to $80,000 of the funds contributed by the FTW Partners with which to operate, and all of the remaining funds contributed by the FTW Partners were held and utilized by Wireless California and/or AWS, directly or on behalf of the FTW Venture.

     At the conclusion of their review, the FTW Committee determined that, among other issues facing the FTW Partnership, the following were and are significant issues or problems that impact its business and operations, and significantly affect the alternatives available to the FTW Partners and FTW Partnership:

          a. FTW Partnership does not have any cash resources with which to conduct its business and retain and pay for (on a current basis) the services of wireless cable specialists, attorneys, accountants, or other professionals necessary to advise the FTW Committee and FTW Partnership regarding various matters.

          b. AWS and FTW Partnership have never reached agreement regarding management of the FTW Venture, management of the FTW System, or any aspect of the parties' relative rights and responsibilities in connection with the FTW Venture or the FTW System.

          c. Third-party financing is not now and has not been available to fund future growth of the FTW System under the existing facts and circumstances.

          d. The channel licenses or the leases of those licenses "owned" by the FTW Venture are in the name of AWS or an affiliate thereof rather than the FTW Venture. Certain FCC rules and regulations preclude direct ownership of the channel licenses by the FTW Partnership as it is constituted because some of the FTW Units were sold to "foreign" persons or entities. The other assets and agreements necessary for the FTW Venture to operate are also in the name of AWS or an affiliate thereof rather than the FTW Venture.

          e. The FTW Venture does not have sufficient funds to add additional subscribers. A net loss of subscribers to the FTW System has occurred and continues to occur, resulting in larger cash shortfalls. While AWS has funded the operating shortfall, there is no agreement as to who should bear the ultimate responsibility therefor nor any agreement or assurance from AWS as to the amount or length of time it will continue (or be able to continue) to pay the shortfall.

          f. FTW Partnership may be subject to various securities laws and regulations. Because of that, FTW Partnership may be required to comply with the reporting and other requirements of those laws and regulations. FTW Partnership does not have sufficient resources with which to comply with such requirements.

          g. The nature of the entity and certain provisions of the Agreement of General Partnership of FTW Partnership ("FTW Partnership Agreement") make it difficult to efficiently transact business and protect the FTW Partners. The FTW Committee believes that it would be advantageous to reorganize into an entity more appropriate for carrying on the business of the FTW Partnership and one that would protect the FTW Partners; however, the FTW Partnership Agreement indirectly precludes such a reorganization. In this regard, the FTW Committee has been and remains concerned about the joint and several liability of the FTW Partners for FTW Partnership and FTW Venture liabilities and the ability of general partners to bind the FTW Partnership. In addition, the current FTW Partnership Agreement and form of doing business, coupled with various securities law issues, adversely affect the ability of FTW Partnership to efficiently transmit information to the FTW Partners and have meetings or obtain consents without undue exposure or risk to FTW Partnership or FTW Committee members. FTW Partnership cannot reorganize into corporate form without 100% approval of the FTW Partners. Finally, the FTW Partnership Agreement, securities law compliance, and management issues make it a practical impossibility, under the current facts and circumstances, to reorganize into a limited liability form (other than a corporation -- i.e., a limited liability company or a limited partnership) without taking some extraordinary action, such as bankruptcy. In short, the FTW Committee was and is convinced that the structure of the FTW Partnership as a general partnership coupled with the provisions of the FTW Partnership Agreement create a myriad of problems that are difficult and costly to deal with.

          h. The members of the FTW Committee were not selected for their knowledge of the wireless cable industry or their management experience or expertise. When elected, the members of the FTW Committee did not represent that they had, and in fact do not have, any material experience or expertise in the wireless cable television industry except that which has been gained as a result of dealing with the FTW Partnership and the issues referred to herein.

     Based on the foregoing, as well as other considerations, the FTW Committee has sought and considered various alternatives that may be available to FTW Partnership.

     Alternatives Considered. The FTW Committee pursued and considered various alternatives with a number of professionals, management concerns, and participants in the wireless cable industry during the past two years. These discussions resulted in several preliminary offers or proposals and substantive negotiation of some of the offers. Most of the inquiries and offers were accompanied by requirements of confidentiality. Because of those requirements, only the general terms and concepts of the different types of proposals and/or offers received and alternatives considered may be presented here, followed by a listing of some of the persons and entities with whom the more material discussions were held.

     Settlement with AWS. FTW Partnership engaged in numerous conversations and negotiating sessions with AWS in an effort to resolve the existing disputes. These negotiations culminated in an outline of the general agreement of the parties, and drafts of documents to implement those terms were prepared and circulated. The ultimate results of the proposed settlement would have generally included the infusion of cash in both the FTW Venture and FTW Partnership by AWS, reorganization of FTW Partnership into a corporate form (through a bankruptcy action), and definitive agreements with AWS regarding the FTW System and the assets thereof. In early 1995, the negotiations terminated when AWS informed FTW Partnership that the funding required by AWS to implement the proposed settlement would not be available.

     Litigation Alternative. The FTW Committee considered filing a lawsuit against Wireless California, AWS, and certain of their current and former officers, directors, and related parties. See "The FTW
Transaction -- Description of FTW Claims." This course of action was discussed with counsel to the FTW Partnership in the context of a contingent fee arrangement. The FTW Committee considered the risks of this course of action including the time period involved in pursuing the litigation, the chances of recovery, the results of a favorable outcome (with consideration that the law firm would own a significant portion of the recovery), the solvency and/or liquidity (or lack thereof) of the persons and entities that would be defendants in the litigation, and the risk that AWS may cease funding the FTW Venture in the event the litigation was instituted and continued for any period of time. In light of these risks, and considering the other alternatives available to FTW Partnership, the FTW Committee determined to postpone pursuit of litigation against AWS and related parties.

     Joint Venture Arrangement With Third Party. Discussions were held with several entities in connection with a potential joint venture or partnership arrangement the essential terms of each of which included FTW Partnership contributing its interest in the FTW System and/or FTW Venture (along with any and all claims it may have against AWS and related parties) to a new partnership or joint venture with the new entity. The new entity would contribute cash and commit to obtain additional financing upon the occurrence of certain events. Each of these proposals involved the new entity managing the FTW System and coupled the proposal with litigation and/or settlement with AWS and the AWS-related parties. Generally, each of these proposals required FTW Partnership to effectively transfer up to 50% of the FTW Interest to the new entity and/or subordinate its interest to any new funds contributed, along with giving the new entity a substantial interest in any increase in value in the assets conveyed by FTW Partnership above an assumed value (which was, in each case, based on a deeply discounted liquidation value of the FTW Interest rather than the market value). Questions regarding ownership of assets (particularly channel licenses), books and records, and similar issues were obvious problems to each potential venturer or partner, causing valuation discounts because of the perceived risks. In each proposed joint venture arrangement, the maximum cash infusion offered was $2,000,000. None of the funds would have been directly available to FTW Partnership except in the form of a loan. The FTW Committee ultimately concluded that the possible arrangements with third parties were not economically fair to the FTW Partnership and FTW Partners.

     Sale of All of FTW Partnership's Assets. FTW Partnership engaged in substantive negotiations for a proposed cash sale of all of its interest in the FTW System and any and all causes of action it may have against AWS or any of the parties related thereto. The purchase price was to be $13,500,000 and the assumption of certain liabilities (subject to a stated maximum) alleged to be owed by FTW Partnership to AWS or an affiliate. The general terms of the proposed transaction were considered by the FTW Committee to be favorable to FTW Partnership; however, various issues arose in connection with the negotiation of a detailed letter of intent which caused concern to the FTW Committee. Significantly, the proposed agreement required that 10% of the proposed purchase price, or $1,350,000, be held in escrow for one (1) year as a fund against which any alleged breaches of representations, warranties, or covenants could be charged. The proposed agreement also required a relatively complex mix of cross-indemnifications with regard to potential actions by and/or against AWS or related parties, and the parties were not able to reach an acceptable agreement regarding the concepts of such an indemnification arrangement. Based on the inability to reach conceptual agreement on these issues and the judgement of the FTW Committee that (i) the exposure and time period required to deal with both the indemnification and the "holdback" of funds would increase the costs of the proposed transaction by a material amount (with estimates of a minimum of $250,000) and (ii) the risks of the FTW Partners and the FTW Partnership being involved in litigation (without clear and effective indemnification rights on the part of FTW Partnership and FTW Partners) were great if the transaction was completed and the purchaser was not able to reach an agreement with AWS that the purchaser deemed acceptable (which was not in the control of FTW Partnership), the FTW Committee elected to forego the proposed sale in favor of the FTW Transaction being recommended herein.

     Raising Funds from FTW Partners or Third Parties. This alternative was seriously considered by the FTW Committee as a means of giving FTW Partnership the funds necessary to effectively deal with the various issues facing FTW Partnership without giving up management and control of FTW Partnership and its assets. Raising funds in this manner would have provided the FTW Partnership with sufficient funds to pay its expenses, cover any negative cash flow from operations of the FTW System, engage professional wireless cable management familiar with those operations, deal with AWS from a stronger financial position, and begin to add subscribers (or some combination of those) is an appealing alternative in some respects; however, there were and are practical limitations to this alternative. Those limitations include (i) the cost and effort to comply with applicable securities laws and regulations, including registration of any securities offered or assuring compliance with applicable exemptions from such laws and regulations; (ii) the cost of engaging management and system operations personnel; (iii) the risk involved to any new investor in FTW Partnership (or the risks of the "new investment" of existing FTW Partners), given the facts and circumstances existent with regard to the lack of documentation of the FTW Venture and the potential claims and cross-claims as among FTW Partnership and AWS and its related parties; (iv) the lack of management personnel with experience in the wireless cable television industry;
(v) the risk of dealing with the FCC and AWS and/or the lessor of the licenses in connection with FTW Partnership's control of the FTW Venture and operation of the FTW System (particularly if the FTW Partnership and AWS were then in an adversarial relationship); (vi) risks associated with establishing contracts with programmers and billing systems (again, particularly if FTW Partnership and AWS were in an adversarial relationship); and (vii) the requirement to modify the FTW Partnership Agreement to provide reasonable procedures to implement such a plan and/or modify the form of entity, both of which may require unanimous approval of the FTW Partners.

     Entities or Persons Contacted by or Contacting FTW Partnership. The following persons and/or entities either contacted FTW Partnership or were contacted by it in connection with considering the various alternatives described above and other matters, as noted:

         PERSON OR ENTITY                          ALTERNATIVE(S) DISCUSSED
-----------------------------------    ------------------------------------------------
Laidlaw Holdings, Inc.                 Brokerage of Assets
CAI Wireless Systems, Inc.             Sale of Assets
American Telecasting, Inc.             Management of the System; Joint Venture; Sale of
                                       Assets
People's Choice TV Corp.               Sale of Entire System; Informal Consultation on
                                       Valuation
James Communication Partners           Management of the FTW Venture and System
Hardin and Associates, Inc.            Management of the FTW Venture and System
Columbia Capital                       Joint Venture; Management (with Hardin and
                                       Associates, Inc.)
Liberty South Cable                    Management of the System
Digital & Wireless, L.L.C.             Joint Venture; Management of the FTW and System
(Dee S. Osborne, principal)
Brown Nietert & Kaufman, Chartered     Proposal to Act as Consultants/Brokerage for
  Gerard Klauer Mattison & Co.         Offers for Assets/Financing, Etc.
  Spectrum Resources, Ltd.
  (all three of foregoing combined
  for this proposal)
Transworld Telecommunications, Inc.    Sale of Entire System
Penn Group Incorporated                Joint Venture Arrangement/Management
Whatley Financial Group, Inc.          Proposed Capitalization/Sale of Securities
Eagleview Technologies, Inc.           Joint Venture
Ted Holder                             Sale of Assets
CableMaxx, Inc.                        Sale of Assets/System
Le Groupe Videotron Itee               Sale of Assets/System
Century Merchant Bankers Co., Ltd.     Merger into a Public Corporation
OmniVision, Inc.                       Acquisition of Majority Interest in System;
                                       Management and Capitalization of System

     In addition to the foregoing, other persons and entities were contacted by or contacted FTW Partnership. None of those additional contacts resulted in any additional discussions or specific proposals. Entities included in this group are GTE Southwest and Southwestern Bell Telephone.

     In early June of 1995, members of the FTW Committee and their representatives held preliminary discussions with representatives of Heartland and AWS regarding Heartland's interest in acquiring the FTW System. After various meetings and negotiations, Heartland and the FTW Partnership executed a letter of intent on August 16, 1995 that outlined the proposed terms of Heartland's acquisition of the FTW Interest and prohibited the solicitation or negotiation of offers from third parties to acquire the FTW Interest. Upon the execution of the letter of intent, counsel for FTW Partnership and Heartland commenced preparing a definitive agreement for the acquisition of the FTW Interest and, effective October 4, 1995, the FTW Agreement was executed.

RECOMMENDATION OF THE FTW COMMITTEE; REASONS FOR THE FTW TRANSACTION

     THE FTW COMMITTEE HAS UNANIMOUSLY RECOMMENDED THE APPROVAL OF THE FTW TRANSACTIONS BY THE FTW PARTNERS AND THE CONSUMMATION THEREOF BY FTW PARTNERSHIP.

     In reaching its decision, the FTW Committee considered, without assigning relative weights to each factor, the background and current circumstances of the FTW Venture and FTW Partnership, future prospects for and indications of value of the FTW Venture, and alternatives to the FTW Transaction described herein, as well as the overall fairness of the FTW Transaction. As a result of the proposals, negotiations, and consultations with the companies listed above, the FTW Committee has developed a working knowledge of some of the more common methods used by the companies in and around the wireless cable television industry in valuing systems and businesses similar to the FTW System. Although valuation techniques vary, some of the more commonly used techniques for markets that are not mature (e.g., not a significant penetration of the market in terms of subscribers and not significant marketing efforts) involve an analysis of the number of line-of-sight ("LOS") households (i.e., those capable of receiving a wireless transmission signal) in the particular market and applying varying levels of discounts/additions depending on the number of channels available, the potential interference issues, the actual number of subscribers, operating expense history, type of equipment available, and other similar issues and considerations. This type of analysis typically results in application of a value per LOS household to the LOS households in the market, as adjusted by the factors noted above. By using the information and offers obtained through the processes described above, the FTW Committee has, therefore, developed a range of value for the FTW Interest and the FTW System and, with information and analysis from counsel for FTW Partnership, has developed a belief as to the value of the assets held by the FTW Partnership, including any claims it may have against Wireless California, AWS, and certain related parties. The range of value for the FTW Interest and the FTW System considered by the FTW Committee is discussed below. See "Range of Value."

     In addition to the foregoing, FTW Partnership has reviewed research released by Alex. Brown & Sons, which is recognized as knowledgeable in the wireless cable television industry. Finally, FTW Partnership has obtained confirmation of certain other recent transactions including one which closed in October 1995 (involving a partnership with a background similar to the FTW Partnership which owned rights to certain licenses in the Pittsburgh, Pennsylvania market), as well as the transactions which were announced by Heartland at the time the proposed FTW Transaction was announced (which transactions are described herein). The FTW Committee believes that this information gives it a reasonable basis on which to determine whether or not the amount paid or to be paid for FTW Partnership's assets in connection with the proposed FTW Transaction is fair and reasonable under the circumstances.

     General Concepts. There are certain facts regarding the FTW System that have a material bearing on its value. For example, the number of channel leases/available channels, population in the service area, LOS households in the service area, number of subscribers, and revenue per subscriber are all used in various ways and with varying degrees of importance in determining the value of a system or market. Other issues that have an impact on the valuation are the percentage of homes in the market that have access to cable television, "shadowing" and other issues involving the availability of the wireless signal to the LOS households, the perceived availability of other channels, estimated costs of adding new subscribers (to the extent those costs may vary in the particular market as opposed to other markets), interference issues with other markets and signals, competition for subscribers in the market, and the type and desirability of the equipment available in the market (such as the FTW System in which the transmission equipment is in place).

     In situations such as the FTW System, it appears that the actual operation of the system is not as important as the potential in the marketplace, since the system is not "mature" and the penetration of the market in terms of subscribers, advertisement, and attempts to gain new subscribers is not significant.

     Specific Market Information. With regard to the FTW System, it appears that the estimated number of TV households in the Fort Worth, Texas market is approximately 539,700. Of those, approximately 442,500 are LOS households. The number of subscribers for the FTW System on or about November 30, 1995 was approximately 1,550, and the number of wireless cable channels owned by the FTW System (out of 33 available) was 14 (however, AWS has acquired the rights to 8 additional channels which are not yet co-located with the existing channels). Service provided to subscribers is 27 channels, including 13 "off-air" channels.

     Range of Value. Generally, the wireless cable industry attributes approximately $1,500 to each subscriber for a particular system, with any additional value being attributed to the LOS households, adjusted for a factor for the subscribers already counted (e.g., subtract from the LOS households ten times the number of subscribers) and less a factor for the number of channels, which are not available to the system. Using this general method of valuation, and assuming that the stock to be received as consideration pursuant to the FTW Agreement is worth $13,300,000 (and further, ascribing no value to the debt assumed by Heartland as part of the FTW Transactions), it appears that the value per LOS household being received by FTW Partnership is in the range of $33 (without discount for channel capacity) to $49 (assuming a channel discount factor of 67%

[22 of 33 channels available]). When the purchase price is adjusted to include the assumption of approximately $540,000 in indebtedness (assuming closing occurs in February, 1996), the value (without discount for channel capacity) increases to approximately $35 per LOS household. This value compares favorably with other similar transactions reviewed by the FTW Committee, including those which are part of Heartland's acquisitions as described in this Proxy Statement/Prospectus. In addition to reviewing the Heartland acquisitions described in this Proxy Statement, the FTW Committee has reviewed a transaction involving a partnership which owned assets/joint venture interest in the Pittsburgh, Pennsylvania market, which partnership had a background similar to that of FTW Partnership. A review of those transactions and the offers and inquiries as noted above (see "Entities or Persons Contacted by or Contacting FTW Partnership") previously made to the FTW Partnership, indicates that purchase prices for the markets involved range from approximately $8 to $27 per LOS household, without discount for channel capacity, and $14 to $43 per LOS household with certain assumptions regarding a discount for channel capacity. The foregoing values, when compared to the range of values for the FTW System, support the FTW Committee's recommendation to approve the FTW Agreement.

     Fairness of the FTW Transaction. Based on all of the foregoing, the FTW Committee believes that the FTW Transaction is fair and reasonable to the FTW Partnership and the FTW Partners. Because of the all of the contacts made by or on behalf of the FTW Committee, the issues relating to FTW Partnership, and the FTW Partners, and considering the costs of obtaining a fairness opinion from a qualified person, the FTW Committee has determined that it is not necessary or appropriate to expend those funds. Thus, no third-party fairness opinion will be obtained in connection with the FTW Transaction.

TERMS OF THE FTW AGREEMENT

     Acquisition; Consideration. Effective October 4, 1995, Heartland and FTW Partnership executed the FTW Agreement. Upon the consummation of and pursuant to the FTW Agreement, (i) FTW Partnership will assign to Heartland substantially all of its assets, consisting of the FTW Interest, (ii) FTW Partnership and the FTW Partners approving the FTW Transaction will either assign (the "FTW Claim Assignment") to Heartland or release (the "FTW Claim Release") the FTW Claims (as hereinafter defined), (iii) Heartland will assume up to $570,000 of certain types of liabilities (including disputed liabilities) of FTW Partnership to AWS, and (iv) Heartland will issue to FTW Partnership newly issued freely tradeable shares of Heartland Common Stock ("FTW Shares") having an aggregate exchange value of $13.3 million. The exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Agreement will be equal to the average closing price of the Heartland Common Stock as quoted on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the FTW Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided that if such average closing price is in excess of $23 per share, the exchange value shall be $23 per share. Further, either FTW Partnership or Heartland, at its option, may terminate the FTW Agreement if such average closing price is below $17 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 782,353 shares of Heartland Common Stock are issuable in connection with the FTW Agreement. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE FTW PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH FTW PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. The FTW Agreement also grants to Heartland a right of first refusal with regard to the FTW Interest.

     Mutual Release or Assignment of FTW Claims. FTW Partnership and AWS have ongoing disagreements as to the respective rights and obligations of AWS on one hand and FTW Partnership and the FTW Partners on the other. FTW Partnership believes that the factual background of the relationship between FTW Partnership and AWS, and certain acts (or omissions) of AWS and its current and former officers, directors, and related parties, potentially form the basis of certain causes of action by the FTW Partners and FTW Partnership against AWS and its current and former officers, directors, and related parties for which FTW

Partnership could seek recovery of monetary damages. Such causes of action are referred to herein as the FTW Claims and are further described herein. See "The FTW Transaction -- Description of FTW Claims." On the other hand, AWS has asserted that it is owed certain amounts, including management fees, by the FTW Venture (for which the FTW Partners and FTW Partnership could be liable), which assertion FTW Partnership disputes. The FTW Agreement provides two alternatives with respect to the rights and obligations of FTW Partnership and Heartland in regard to the FTW Claims. As one alternative, Heartland will obtain from AWS and its current officers, directors, and certain related parties, Wireless California, AWS Liquidating, L.L.C., Micom Products, Ltd., Jeffrey D. Howes, Dexter S. Cohen, Kevin C. King and Steven G. Johnson (collectively, the "AWS Parties") execution and delivery of a mutual release ("FTW Claim Release") in the form attached hereto as Appendix F, which FTW Claim Release would also be executed by FTW Partnership. FTW Partners consenting to the FTW Transaction will, by their consent, become a party to the FTW Claim Release. The FTW Claim Release will be a mutual release of any and all claims and causes of action that each AWS Party and FTW Partnership and FTW Partners consenting to the FTW Transaction may have as to any other party to the release, including, without limitation, the FTW Claims.

     In the event the FTW Claim Release is not executed by such parties, the FTW Agreement provides that FTW Partnership and FTW Partners approving the FTW Transaction would assign the FTW Claims (or certain of those claims) to Heartland at the closing in the form of FTW Claim Assignment attached hereto as Appendix G ("FTW Claim Assignment"). Through the FTW Claim Assignment, FTW Partnership and FTW Partners approving the FTW Transaction would assign to Heartland all of such parties' right, title, and interest in the FTW Claims, provided however, FTW Partnership would retain an interest in the FTW Claims from and after the closing which will allow FTW Partnership to assert the FTW Claims in connection with or as a defense to any action brought by any AWS Party against FTW Partnership or any FTW Partner. Additionally, through the FTW Claim Assignment, Heartland would indemnify FTW Partnership and FTW Partners approving the FTW Transaction from the FTW Claims as set forth in the FTW Claim Assignment.

     FTW Earnest Money; FTW Loan. In connection with the FTW Agreement, Heartland (a) deposited in escrow $100,000 on October 12, 1995, $55,000 on November 7, 1995, $55,000 on December 1, 1995, $55,000 on January 5, 1996 and
has agreed to deposit in escrow an additional $55,000 on the first day of each month thereafter (collectively, "FTW Earnest Money"), and (b) has agreed to loan to the FTW Partnership up to $500,000 (the "FTW Loan"), $350,000 of which has been advanced through January 15, 1996. The FTW Loan is secured by a first lien on the FTW Interest pursuant to a security agreement between Heartland and FTW Partnership, and the proceeds thereof will be disbursed and utilized in accordance with a loan agreement ("FTW Loan Agreement"), promissory note ("FTW Note"), and security agreement each between FTW Partnership and Heartland (collectively, the "FTW Loan Documents"). As set forth in the FTW Loan Agreement, the proceeds of the FTW Loan have been or will be used by FTW Partnership to pay certain outstanding expenses of FTW Partnership, including legal and accounting fees, and expenses incurred or to be incurred to consummate the FTW Transaction.

     The outstanding principal balance of the FTW Note and all accrued but unpaid interest thereon are due and payable in full on the first to occur of the following dates: (i) if the FTW Transaction is consummated in accordance with the FTW Agreement, then the date of closing thereunder from the proceeds of FTW Shares to be liquidated pursuant to the FTW Liquidation Plan; (ii) if the FTW Agreement is terminated by FTW Partnership because of the failure of any representation or warranty made by the FTW Partnership to be true in all material respects, or the failure of the FTW Partnership to materially perform all of its obligations under the FTW Agreement, or if the FTW Agreement is terminated by any party thereto arising from the failure of the FTW Transaction to be approved by FTW Partners representing two-thirds ( 2/3) of the FTW Units, then 90 days after the date of such termination; (iii) if the FTW Agreement is terminated for reasons not otherwise provided for in the FTW Note, then six months after the date of such termination; or (iv) if the FTW Agreement is terminated as a result of a competing acquisition proposal and Heartland does not exercise its right of first refusal regarding such acquisition proposal in accordance with the FTW Agreement, then upon such termination.

DISTRIBUTION OF FTW SHARES

     As a part of the approval of the FTW Agreement, the FTW Partners are being asked to approve and adopt the liquidation and dissolution of FTW Partnership ("FTW Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix H (the "FTW Liquidation Plan"), pursuant to which the FTW Shares will be distributed. To facilitate the distribution of the FTW Shares, Harris Trust Company of New York has been selected to act as an exchange agent (the "Exchange Agent") for the purpose of effectuating the delivery of the FTW Shares. Pursuant to the terms of the FTW Agreement and the Exchange Agent Agreement between FTW Partnership, Heartland and the Exchange Agent ("FTW Exchange Agreement"), Heartland will deliver to the Exchange Agent the FTW Shares for distribution on behalf of FTW Partnership in accordance with the terms of the FTW Liquidation Plan. The FTW Committee anticipates that upon the consummation of the FTW Transaction, FTW Shares having an aggregate value of approximately $1,350,000 (or approximately $925 per FTW
Unit) ("FTW Liquidated Shares") will be sold by the Exchange Agent on behalf of FTW Partnership in the open market or as otherwise directed by the FTW Committee to satisfy the known and contingent claims against FTW Partnership, and FTW Shares having an aggregate value of approximately $11,950,000 (or approximately $8,190 per FTW Unit) ("FTW Distributable Shares") will be available for distribution to the FTW Partners (assuming receipt of stock worth $13.3 million at closing). The FTW Partnership will sell, as a selling securityholder, that number of FTW Shares (up to 782,353 shares) necessary to effectuate the FTW Liquidation Plan. Prior to this reoffer, the FTW Partnership will own a maximum of 782,353 shares of Heartland Common Stock. Thereafter, and after distributing the remaining FTW Shares to the FTW Partners, the FTW Partnership expects to own no shares of Heartland Common Stock. None of the FTW Partnership, nor any member of the FTW Committee, has any material relationship or affiliation with Heartland, and none has had any such relationship in the prior three years. The number of FTW Distributable Shares to be received by each FTW Partner will be rounded down to the nearest whole share, and any fractional shares will be added to the FTW Liquidated Shares, with the proceeds thereof to be distributed pursuant to the FTW Liquidation Plan. Upon the completion of the FTW Liquidation, any remaining FTW Shares (or proceeds thereof) will be distributed among the FTW Partners.

REPRESENTATIONS AND WARRANTIES

     Generally, the representations and warranties of FTW Partnership relate to
(i) the organization and operations of FTW Partnership, (ii) the absence of undisclosed rights or liens with respect to the FTW Venture and FTW Interest,
(iii) the authority and enforceability of the FTW Agreement and the non-contravention of the FTW Agreement with any agreement, law, or organizational document of FTW Partnership, (iv) the financial statements of FTW Partnership and absence of undisclosed liabilities, (v) the assets, liabilities and operations of FTW Partnership and the FTW Venture, (vi) agreements or contracts with third parties and affiliates, (vii) regulatory matters, and compliance with laws, (viii) consents and approvals required in connection with the FTW Agreement, (ix) tax and litigation matters, (x) the FTW Partners and the required approval for the FTW Transaction and (xi) the accuracy of information for inclusion in the Proxy Statement/Prospectus and Registration Statement. Generally, representations and warranties of Heartland relate to (i) its corporation organization and standing, (ii) the authorization and enforceability of the FTW Agreement and non-contravention of the FTW Agreement with its charter documents, (iii) the absence of pending or threatened litigation, (iv) consents and approvals required in connection with the FTW Agreement, (v) capitalization,
(vi) the accuracy of Heartland's financial statements and securities filings, and (vii) the accuracy of information to be included in the Proxy Statement/Prospectus and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants pending the consummation or termination of the FTW Agreement. FTW Partnership has agreed that it will, and will use reasonable efforts to cause the FTW Venture, to do the following, among other things: (i) not engage in any practice or take any action other than in the ordinary course of business, (ii) keep its business, properties and business relationships substantially intact,
(iii) pay and perform its debts and
liabilities other than liabilities being contested in good faith or as to which reserves have been established, (iv) not take any action that would constitute a material breach of the FTW Agreement, (v) use reasonable efforts to preserve, protect and maintain its rights under various licenses and agreements, (vi) not amend or terminate any channel lease, FCC license or other agreements, (vii) not make any distributions to FTW Partnership, AWS or any FTW Partners, or sell or agree to sell any equity interest or options or rights with respect thereto,
(viii) not lease, transfer or otherwise dispose of any assets, (ix) not increase the base compensation of, enter into any new compensation arrangement with, or pay any salaries to any employees except in the ordinary course of business, (x) not grant or transfer any rights to the FTW Interest or FTW Claims, or (xi) not take any action that would cause the FTW Transactions to be subject to subpart 900 of Regulation S-K, promulgated under the Securities Act and Exchange Act ("Roll-up Rules").

     Other Agreements. FTW Partnership has also agreed to assist Heartland in obtaining all governmental approvals required in connection with the FTW Transaction and to file, or use reasonable efforts to cause the FTW Venture to file, all required reports with the FCC.

NO SOLICITATION

     Under the FTW Agreement, FTW Partnership has agreed that neither it nor any of its executive committee members, officers, managers, employees, agents or other representatives will solicit, initiate or encourage any discussions or negotiations with any third party concerning any tender or exchange offer, merger, consolidation or other business combination involving FTW Partnership or the FTW Venture or any proposal to acquire any substantial equity interest in, or substantial portion of the assets of, FTW Partnership or the FTW Venture, other than the transactions contemplated by the FTW Agreement (collectively "FTW Acquisition Proposal"); provided, however, that FTW Partnership may furnish information or enter into discussions with a third party that makes an unsolicited bona fide offer to acquire FTW Partnership or a substantial portion of its assets to the extent that the FTW Committee determines that such action is required to comply with its fiduciary duties to the FTW Partners. FTW Partnership has agreed to notify Heartland immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, FTW Partnership. Further, the ability of FTW Partnership to accept a competing offer or proposal is subject to Heartland's right of first refusal.

CONDITIONS

     The respective obligations of the parties to consummate the FTW Agreement are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement which includes this Proxy Statement/Prospectus, filed in connection with the FTW Transaction and the receipt of any required authorizations from state securities agencies,
(ii) the absence of any action or proceeding which is then in effect that has the effect of prohibiting the FTW Agreement or the FTW Transaction or otherwise making the consummation of the FTW Transaction or any of the transactions contemplated thereby illegal, (iii) the FTW Transaction shall have been approved by FTW Partners holding two-thirds ( 2/3) of the FTW Units, (iv) Heartland shall not be required to comply with the Roll-up Rules, and (v) the exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Transaction shall not be less than $17 per share.

     The obligation of Heartland to consummate the FTW Transaction are also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) requisite stockholder approval of the FTW Transaction by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of FTW Partnership set forth in the FTW Agreement, (iii) the delivery of certain documents, certificates and legal opinions of FTW Partnership, (iv) the absence of any material adverse change with regard to FTW Partnership and the FTW Venture, (v) the performance by FTW Partnership in all material respects of its obligations under the FTW Agreement,
(vi) the receipt of a consent letter from FTW Partnership's accountants, and
(vii) the receipt of all necessary and appropriate governmental and third party consents and approvals.

     The obligation of FTW Partnership to consummate the FTW Agreement are also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the approval of the FTW Transaction by FTW Partners holding no less than two-thirds ( 2/3) of the FTW Units, (ii) the accuracy in all material respects of the representations and warranties of Heartland set forth in the FTW Agreement, (iii) the delivery of certain documents, certificates and legal opinions by Heartland, (iv) the performance by Heartland in all material respects of their respective obligations under the FTW Agreement, and (v) the absence of any change in the business or its Heartland requiring an amendment or supplement to this Proxy Statement/Prospectus.

REGULATORY APPROVALS

     The FTW Transaction does not require any regulatory approvals other than federal and state filings and approvals required under applicable securities laws in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part.

TERMINATION

     The FTW Agreement may be terminated and abandoned at any time prior to closing, before or after the approval by the FTW Partners and the stockholders of Heartland, by the mutual consent of Heartland and FTW Partnership. The FTW Agreement may be terminated and the FTW Transaction abandoned by FTW Partnership
(i) if the conditions to closing for FTW Partnership have not been satisfied in full or, where permissible, waived on or before March 15, 1996, or earlier date set forth therein, (ii) upon a default by Heartland in its obligations under the FTW Loan, or (iii) upon the determination by FTW Partnership that the requirements of any governmental or regulatory authority asserting jurisdiction with respect to the FTW Transaction requires actions that the FTW Committee, in its sole discretion, deems unreasonable. The FTW Agreement may be terminated and the FTW Transaction may be abandoned by Heartland (i) if the closing conditions for the performance by Heartland have not been satisfied or, where permissible, waived on or before March 15, 1996, or earlier date set forth in the FTW Agreement, or (ii) at any time prior to such date, at Heartland's election, upon written notice to FTW Partnership from Heartland and the payment (or offset against the FTW Loan) of the FTW Earnest Money.

     In the event that the FTW Agreement is terminated as a result of an FTW Acquisition Proposal, FTW Partnership shall, within two days of such termination, deliver to Heartland the sum of $250,000 plus the outstanding principal and accrued interest under the FTW Loan, and the FTW Earnest Money shall be returned to Heartland. In general, if the FTW Agreement is terminated by Heartland as a result of a breach of a representation, warranty or covenant of FTW Partnership, then the FTW Earnest Money is to be returned to Heartland and the FTW Loan is to be repaid in accordance with its terms. If the FTW Agreement is terminated for any other reason, then the FTW Earnest Money will be offset against the FTW Loan, and the remainder of the FTW Loan shall be repaid in accordance with its terms.

INDEMNIFICATION

     FTW Partnership has agreed to indemnify, defend and hold harmless Heartland from and against any damages incurred by Heartland arising out of (i) the breach of a representation or warranty under the FTW Agreement, (ii) any failure by FTW Partnership to perform any of its obligations under the FTW Agreement, (iii) any liabilities of FTW Partnership (including the FTW Loan), other than liabilities assumed by Heartland; and (iv) the operations and activities of FTW Partnership and its affiliates, including those related to the FTW Interest, prior to the consummation of the FTW Agreement. Pursuant to the terms of the FTW Agreement, the indemnification obligations of FTW Partnership generally continue for a period of four years following the consummation of the FTW Agreement. Because FTW Partnership is a general partnership, and notwithstanding the anticipated liquidation and dissolution of FTW Partnership, the FTW Partners will remain personally liable for the indemnification obligations of FTW Partnership under the FTW Agreement. In connection with the FTW Liquidation Plan, the FTW Committee anticipates liquidating FTW Shares having an aggregate value of approximately $1,350,000 to satisfy the estimated known and contingent liabilities of FTW Partnership. In the event that claims are asserted against FTW Partnership in excess of the proceeds of the FTW Shares or after the completion of the liquidation and dissolution of FTW Partnership, the FTW Partners may be jointly and severally liable to Heartland or any other third parties asserting claims against FTW Partnership.

     Heartland has agreed to indemnify, defend and hold FTW Partnership harmless from and against damages incurred by it by reason of or arising out of or in connection with (i) any breach of any representation or warranty of Heartland contained in the FTW Agreement, (ii) any failure by Heartland to perform any of its obligations under the FTW Agreement, and (iii) liabilities of FTW Partnership expressly assumed by Heartland pursuant to the FTW Agreement.

DESCRIPTION OF FTW CLAIMS

     The nature of the legal relationship between FTW Partnership and AWS as an informal joint venture is not disputed by FTW Partnership, and is described as such by AWS and its auditors in various public filings with the SEC. However, FTW Partnership and AWS have ongoing disagreements as to the specific obligations (both past and present) of AWS to FTW Partnership and the FTW Partners. In particular, FTW Partnership believes that the factual background of the relationship between FTW Partnership and AWS, and certain acts (or omissions) of AWS, Wireless California, and certain of their current and former officers, directors, and certain other affiliated or related parties (the "Potential Defendants"), may form the basis of certain causes of action by FTW Partnership against the Potential Defendants for which FTW Partnership could seek recovery of monetary damage. In general, FTW Partnership believes that it has possible claims against the Potential Defendants for, but not limited to (i) breach of fiduciary duties owed by the Potential Defendants to FTW Partnership by reason of and in connection with the fiduciary relationship between the parties, including usurpation of FTW Venture opportunities by AWS as regards the wireless cable industry in the Dallas, Texas, Memphis, Tennessee, and Los Angeles, California markets; self-dealing by the Potential Defendants; and use of FTW Partnership and FTW Venture funds for unauthorized purposes by the Potential Defendants; (ii) breach of the terms of a purported joint venture arrangement by the Potential Defendants by their failure to cause the FTW Venture to achieve positive cash flow, obtain debt financing, and assure the assets of the system were both as represented to the FTW Partnership and owned by an appropriate entity; and (iii) various securities law violations primarily directed at affiliates of AWS (collectively, the "FTW Claims").

     FTW Partnership has discussed with AWS its general position regarding the FTW Claims, and AWS has disputed both the facts upon which such claims would be based and the interpretation of laws that would control a resolution thereof. Notwithstanding FTW Partnership's belief that causes of action may exist against the Potential Defendants, FTW Partnership cannot predict the likelihood of a favorable outcome to FTW Partnership in the event the FTW Claims are pursued.

     As part of the FTW Transaction, FTW Partnership and the FTW Partners approving the FTW Transaction will either release the AWS Parties from the FTW Claims, or in the event the release by FTW Partnership and AWS is not executed, FTW Partnership will assign to Heartland the FTW Claims (which assignment would be subject to the retention by FTW Partnership of certain rights and which would be accompanied by certain indemnifications of Heartland to FTW Partnership).

ACCOUNTING TREATMENT

     The FTW Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. Accordingly, the aggregate consideration paid by Heartland in connection with the FTW Transaction will be allocated to FTW Partnership's assets based upon their fair values, and the results of operations of FTW Partnership will be included in the results of operations of Heartland only for periods subsequent to the consummation of the FTW Transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     If consummated, the FTW Transaction will be treated as a taxable transaction of FTW Partnership. Each FTW Partner will report its share of any taxable gain recognized by FTW Partnership upon the sale of the

FTW Interest to Heartland because the FTW Partnership is a pass-through entity for tax purposes. Under Section 1231 of the Code, as amended, a portion of any gain recognized by the FTW Partnership will be treated as capital gain and reported by the FTW Partners on their personal tax returns. The balance of any gain (also reported by the FTW Partners on their personal tax returns) will be ordinary income.

     As liquidating distributions are received and the FTW Partnership is wound up pursuant to the FTW Liquidation Plan, each FTW Partner will report income based upon the excess of the cash or Heartland Common Stock distributed over such FTW Partner's adjusted tax basis in his or her FTW Units. The adjusted tax basis will be increased by the amount of any taxable gain and ordinary income recognized by the FTW Partners upon the sale of the FTW Interest to Heartland. The gain (or loss) recognized upon the disposition of the FTW Units (as a result of the FTW Liquidation) will be long term capital gain (or loss) if the FTW Units were held for more than 12 months for investment purposes.

     On a per unit basis, it is anticipated by the FTW Committee that each FTW Unit will have taxable income of approximately $6,900 from the sale of the FTW Interest to Heartland. Most of that income will be treated as gain from the sale of assets used in business and treated as capital gains under Code Section 1231. If any FTW Partner has prior unrecaptured Section 1231 losses, a portion of that capital gain may be recaptured and will have to be reported as ordinary income. After payment of expenses and costs and establishment of a reserve pursuant to the FTW Liquidation Plan, it is anticipated by the FTW Committee that each FTW Unit will receive approximately $8,190 in cumulative value of stock of Heartland (assuming the receipt of stock by FTW Partnership worth $13.3 million at Closing, with $1,350,000 thereof being utilized for expenses and obligations of FTW Partnership) and cash distributions from FTW Partnership as part of its liquidation.

     Under the terms of the FTW Agreement, it is possible that FTW Partnership will receive Heartland stock at closing with an aggregate fair market value in excess of $13.3 million. In such circumstances, the amount of taxable income from the sale of the FTW Interest and the cumulative value of Heartland stock and cash received pursuant to the FTW Liquidation Plan, on a per FTW Unit basis, will be proportionately greater than that disclosed above.

ABSENCE OF DISSENTERS AND APPRAISAL RIGHTS

     The rights of FTW Partnership are governed by California law. Neither California law nor the FTW Partnership Agreement requires that FTW Partners who object to the FTW Transaction and who vote against or abstain from voting in favor of the FTW Transaction be afforded any appraisal rights or the right to receive cash from FTW Partnership for their general partnership interests. FTW Partnership does not intend to make available any such rights to the FTW Partners.

INTERESTED PARTIES

     In regard to the FTW Transaction, no substantial interests of any member of the FTW Committee exists in or to the FTW Transaction, except with respect to interests arising from the ownership of FTW Units (for which benefits relating thereto are shared only on a pro rata basis with all other FTW Partners).

CERTAIN EXPENSES

     Pursuant to the provisions of the FTW Agreement, FTW Partnership is responsible for its own expenses, including legal and accounting fees incurred in connection with the negotiation, execution and delivery of the FTW Agreement and certain of the expenses to be incurred in connection with the consummation of the transactions contemplated thereby. FTW Partnership will not be responsible for, and Heartland will pay, the fees and expenses of the Exchange Agent, printing costs associated with the registration of the FTW Shares and the solicitation of the partners of FTW Partnership, filing fees with the Commission and the FCC, fees payable to third parties for certain consents and expenses incurred in connection with any audit of FTW Partnership's financial statements. In addition, FTW Partnership has incurred substantial legal and accounting fees and expenses related to the conduct of its business since its formation. Finally, FTW Partnership will incur and be responsible for expenses relating to its dissolution and the winding up of its affairs. These expenses will include legal and accounting fees and expenses relating to the preparation and distribution of

FTW Partnership final tax return. The fees and expenses to be borne by FTW Partnership will be paid from the proceeds received by FTW Partnership in connection with the FTW Transaction. These fees and expenses will be deducted from the gross proceeds received by FTW Partnership, or held by the Exchange Agent on its behalf, prior to any distributions to FTW Partners. As a result, distribution to each FTW Partner will be reduced by such partner's pro rata share of the fees and expenses incurred by FTW Partnership prior to the FTW Agreement and in connection with the negotiation, execution, delivery and consummation of the transactions contemplated hereby. Through December 31, 1995, FTW Partnership has incurred approximately $691,000 in fees and expenses to be paid out of proceeds of the FTW Transaction and expects to incur approximately $209,000 in additional fees and expenses to be paid therefrom after the date hereof.

                          THE MINNEAPOLIS TRANSACTION

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE MINNEAPOLIS AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MINNEAPOLIS AGREEMENT ATTACHED HERETO AS APPENDIX J WHICH IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND OF THE MINNEAPOLIS TRANSACTION

     Minneapolis Partnership and AWS are the sole members of the Minneapolis LLC with the Minneapolis Partnership and AWS owning a 75% and 25% membership interest therein, respectively. The Minneapolis Partnership's 75% membership interest in the Minneapolis LLC ("Minneapolis Interest") is its primary asset. The Minneapolis LLC owns a wireless cable television system in the metropolitan area of Minneapolis, Minnesota. For information regarding the organization of the Minneapolis LLC, see "Information Concerning Minneapolis
Partnership -- Business of Minneapolis Partnership."

     The Minneapolis Partnership was formed in 1992 to own and participate in the operation of the wireless cable television system in the metropolitan area of Minneapolis, Minnesota. In January, 1993, the Minneapolis Committee (as hereinafter defined) reached agreement with AWS for the Minneapolis Partnership and AWS to form an LLC to be known as American Wireless System of Minneapolis, LLC. Pursuant to that agreement, the Minneapolis Partnership contributed certain equipment and intangibles, including certain broadcast lease rights to the entity in return for a 75% membership interest. Minneapolis Partnership contributed certain equipment and intangibles, including certain broadcast lease rights to the LLC in return for a 75% membership interest. AWS contributed certain equipment and other assets in return for a 25% membership interest.

     However, by the summer of 1993 it became apparent to the management committee of Minneapolis Partnership ("Minneapolis Committee") that the Minneapolis LLC did not have sufficient capital to meet its operating expenses or increase the Minneapolis LLC's subscriber base. Moreover, without a significant increase in its subscriber base, the Minneapolis Committee determined that near term profitability was unlikely. As a result the Minneapolis Committee examined a number of alternatives, including long and short term debt financing, the raising of funds through the sale of equity securities and the possible sale of the Minneapolis Partnership or its assets.

     In connection with its evaluation of possible solutions to the capital deficiencies, the Minneapolis Committee became aware that certain questions had arisen as to whether the original offer and sale of interests in the Minneapolis Partnership by a predecessor and its affiliates to AWS constituted an offer and sale of unregistered securities in violation of federal and state securities laws. Such uncertainties together with the relative unprofitability of the Minneapolis LLC and legal structure of the Minneapolis Partnership (e.g., as a general partnership) made the Minneapolis Partnership and Minneapolis LLC a relatively unlikely candidates for conventional financing. Moreover, the questions regarding the initial structure of the Minneapolis Partnership, and the continuing investigations of parties which sold general partnership interests in wireless cable ventures concerning such questions, made any attempt to raise funds through the offering of securities problematic because of the difficulties of quantifying the risks resulting therefrom.

     As a result of these factors, the Minneapolis Committee actively commenced exploring the possibility of disposing of its membership interest in the Minneapolis LLC, or, in the alternative, selling the assets of the Minneapolis LLC and the ongoing business. In connection therewith, the Minneapolis Committee retained Brown, Neitert & Kaufman, Chartered, a Washington, D.C. law firm ("BNK"), to provide assistance in the possible sale of the Minneapolis Partnership or of its assets. The Minneapolis Partnership and BNK contacted approximately eight entities which they believed might have an interest in acquiring the Minneapolis Partnership or its membership interest in the Minneapolis LLC during August-October, 1993. All of the initial responses to this solicitation were deemed unsatisfactory to the Minneapolis Committee. In November 1993, the Minneapolis Committee scheduled further meetings with several of the potential bidders in an attempt to solicit more significant offers from such potential acquirers.

     In December of 1993, the Minneapolis Committee received revised conditional offers from several of the bidders to sell the Minneapolis Partnership's membership interest in the Minneapolis LLC. Of such offers, a conditional proposal from AWS (the consideration for which primarily consisted of 3,000,000 shares of AWS common stock (with a then aggregate approximate value of $24,750,000) and a loan of $2,000,000 which would only be required to be repaid in the event the transaction did not close) and a conditional proposal from TTI, Inc. ("TTI") (consisting of stock with an approximate value of $13,250,000 and cash of $7,000,000) were deemed the most valuable of all the offers received by the Minneapolis Committee and were submitted to the Minneapolis Partners. Although the Minneapolis Committee did not recommend the adoption of one proposal over the other, it did recommend that a proposal be approved (as opposed to inaction). However, prior to the vote of the Minneapolis Partners, the Minneapolis Committee learned that TTI intended to issue to Minneapolis Partnership (for distribution to the Minneapolis Partners) shares of Common Stock of TTI in a private offering (resulting in the Minneapolis Partners receiving restricted securities) rather than in an offering registered under the Securities Act (resulting in the Minneapolis Partners receiving freely tradeable securities) resulting in a diminution of the value of such shares. During January 1994, the Minneapolis Partners approved the AWS proposal.

     The AWS proposal was in part conditioned upon AWS' ability to raise certain funds in a public offering of its common stock. However, by the late fall and early winter of 1994, it became apparent to the Minneapolis Committee that such a public offering was unlikely to occur.

     The Minneapolis Committee reviewed other alternatives and in February 1994 obtained short term financing for the Minneapolis LLC in the amount of $550,000 from Tsunami Capital Corp. ("Tsunami"). The Minneapolis Committee undertook further negotiations with Tsunami towards a potential merger with Tsunami, which is a public company, and independently reviewed the alternative of an initial public offering. However, such alternatives still proved to be problematic because of (i) dilutive effect on the ownership of the surviving entity under the Tsunami proposal and (ii) the various concerns regarding potential violations of federal and state securities laws in connection with the formation of the Minneapolis Partnership made an initial public offering difficult.

     In July and August of 1995 the Minneapolis Committee entered into negotiations with USA Wireless, Inc. and Heartland for a possible acquisition of the Minneapolis Partnership. By the end of August 1995, discussions with USA Wireless, Inc. were suspended and the Minneapolis Committee entered into detailed negotiations with Heartland. These negotiations resulted in the execution of an agreement on September 1, 1995 by the Minneapolis Partnership not to solicit other offers for a period of 15 days and the Minneapolis Agreement on October 4, 1995. In connection with the Minneapolis Agreement, Heartland agreed to loan the Minneapolis LLC $1,575,000 (the Minneapolis Loan") of which $575,000 was advanced on October 31, 1995 to repay the Tsunami loan. See "The Minneapolis Transaction -- Term of the Minneapolis Agreement -- The Minneapolis Loan."

RECOMMENDATION OF THE MINNEAPOLIS COMMITTEE; REASONS FOR THE MINNEAPOLIS TRANSACTION

     THE MINNEAPOLIS COMMITTEE HAS APPROVED AND ADOPTED THE MINNEAPOLIS AGREEMENT AND THE MINNEAPOLIS TRANSACTION AND RECOMMENDS THAT THE MINNEAPOLIS PARTNERS VOTE FOR APPROVAL AND ADOPTION OF THE MINNEAPOLIS AGREEMENT AND THE MINNEAPOLIS TRANSACTION.

     The Minneapolis Committee has approved and adopted its Minneapolis Agreement and recommends that each of the Minneapolis Partners vote for approval and adoption of the Minneapolis Agreement and the Minneapolis Transaction.

     In reaching their determinations, the Minneapolis Committee relied upon the following factors, all of which supported their determination:

          (a) The structure of the Minneapolis Transaction provides each of the Minneapolis Partners with the ability to receive a liquid security (registered shares of Heartland Common Stock) in exchange for the relatively illiquid partnership interest in the Minneapolis Partnership.

          (b) The Minneapolis Agreement affords a method for the Minneapolis Partners to resolve the concerns regarding the formation of the entity in a cost effective and timely manner.

          (c) Although the Minneapolis Committee has not obtained a fairness opinion for the consideration to be received in the Minneapolis Agreement, the Minneapolis Committee deems the price offered to be fair and in the best interest of the Minneapolis Partners based upon the lengthy sale process which began more than two years prior to the execution of the Minneapolis Agreement and involved the evaluation of bids and further negotiations with ten entities in the wireless cable television business.

          (d) The shares of Heartland Common Stock to be issued in the Minneapolis Agreement provide the Minneapolis Partners with a greater potential for long-term value than a continued ownership of a partnership interest in a partnership whose primary asset is a 75% membership interest in the Minneapolis LLC.

          (e) As a result of the questions concerning the potential violations of federal and state securities law in connection with the formation of the Minneapolis Partnership, and given the limited number of entities in the wireless cable television business, the Minneapolis Committee deemed it unlikely that a better alternative will be available to the Minneapolis Partners within a reasonable time frame.

          (f) The Minneapolis Loan provided to the Minneapolis LLC in connection with the Minneapolis Agreement provided the Minneapolis LLC with access to working capital which might not otherwise be available.

          (g) The alternative to approval and adoption of the Minneapolis Agreement and the Minneapolis Transaction is for the Minneapolis Partnership to remain independent and the Minneapolis LLC to continue operating the wireless cable television system in the metropolitan area of Minneapolis, Minnesota. The Minneapolis Committee believes that the Minneapolis LLC will require significant additional working capital to fund continuing operating deficits and to fund equipment purchases for additional customers installations. There are currently no commitments to fund the working capital requirements. The Minneapolis Committee is unable to represent that the funding of such working capital requirements would be available without such financial commitments.

     In reaching their determination, the Minneapolis Committee did not assign any weight to the factors above. The Minneapolis Committee has elected not to retain an independent financial advisor for the purpose of rendering financial advisory services to Minneapolis Partnership in connection with the Minneapolis Transaction.

TERMS OF MINNEAPOLIS AGREEMENT

     Acquisition; Consideration. On October 4, 1995, Heartland and the Minneapolis Partnership executed the Minneapolis Agreement. Upon the consummation of and pursuant to the Minneapolis Agreement, (i) the Minneapolis Partnership will assign to Heartland the Minneapolis Interest, (ii) the Minneapolis Partnership and Minneapolis Partners will assign to Heartland the Minneapolis Claims (iii) Heartland will assume up to $2.2 million of liabilities of the Minneapolis Partnership to AWS, and (iv) Heartland will issue to the Minneapolis Partnership that number of shares (the "Minneapolis Shares") of Heartland Common Stock having an aggregate exchange value equal to the sum of
(A) $18 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently estimated to be 1,000 Additional Subscribers, and not anticipated to exceed

2,000 Additional Subscribers, based upon the costs of adding additional subscribers and the capital revenues currently available to the Minneapolis LLC and Minneapolis Partnership). Assuming there are 1,000 Additional Subscribers on the relevant date, Minneapolis Partnership will receive Minneapolis Shares having an aggregate exchange value of $18.5 million. The exchange value of the Heartland Common Stock to be issued in the Minneapolis Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten trading day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided, however, that if such average is (a) greater than or equal to $23 per share but less than $30 per share, then the exchange value will be $23 per share, and (b) greater than or equal to $30 per share, then the exchange value will be (i) the product of the closing average multiplied by $23, divided by (ii) $30 per share, and the number of Minneapolis Shares will be adjusted accordingly. Further, either Minneapolis Partnership or Heartland, at its option, may terminate Minneapolis Agreement is such closing average is below $17 per share. Heartland currently intends to exercise such right. As a result, a maximum of 1,117,647 shares of Heartland Common Stock are issuable in connection with the Minneapolis Agreement (assuming that there will be no more than 4,500 subscribers to the Minneapolis System on the fifth business day preceding the consummation of the FTW Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996)). IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE MINNEAPOLIS PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH MINNEAPOLIS PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. The Minneapolis Agreement also grants to Heartland a right of first refusal with regard to the Minneapolis Interest.

     Assignment of Minneapolis Claims. Upon the consummation of the Minneapolis Agreement, Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Transaction will assign to Heartland all of such parties' right, title and interest in the Minneapolis Claims. See "The Minneapolis
Transaction -- Description of Minneapolis Claims."

     Resolutions of Disputes. Under the terms of the Minneapolis Agreement, certain claims may be resolved by mutual agreement of the parties prior to closing, with any agreed damages relating thereto ("Stipulated Damages") to be paid from the liquidation of Minneapolis Shares in connection with the dissolution of Minneapolis Partnership pursuant to the Minneapolis Liquidation Plan (as hereinafter defined); provided that the aggregate amount of such Stipulated Damages may not exceed $1 million. Pursuant to the terms of the Minneapolis Agreement, claims by Heartland against Minneapolis Partnership for breaches of the Minneapolis Agreement (other than Stipulated Damages) may only be made during the six month period following the consummation of the Minneapolis Transaction ("Claims Period"), and Heartland shall not have any recourse to the Minneapolis Partners other than to the extent that the Minneapolis Committee is in possession of the proceeds of Minneapolis Shares liquidated for the payment of contingent claims (which Minneapolis Shares shall have an aggregate exchange value of at least $500,000). Any claims asserted against the Minneapolis Partnership by Heartland after the closing of the Minneapolis Transaction shall be subject to the alternative dispute resolution procedures set forth in the Minneapolis Agreement.

     Minneapolis Loan. In connection with the Minneapolis Agreement, Heartland agreed to make the Minneapolis Loan. The Minneapolis Loan is secured by a first lien on the wireless cable channel assets in the Minneapolis, Minnesota market, and upon the consummation of the Minneapolis Agreement, the Minneapolis Partnership will be responsible for the repayment of a portion of the Minneapolis Loan (approximately $215,000 plus interest) from the proceeds of the Minneapolis Shares to be liquidated in connection with the dissolution of the Minneapolis Partnership. Approximately $575,000 of proceeds from the Minneapolis Loan have been used to repay certain indebtedness of the Minneapolis LLC, and up to $1 million ($484,000 of which has been advanced) of the Minneapolis Loan are available for use for the purpose of either funding operating deficits (not to exceed $100,000) of Minneapolis LLC or paying costs associated with adding subscribers to the Minneapolis wireless cable television system.

DISTRIBUTION OF MINNEAPOLIS SHARES

     As a part of the approval of the Minneapolis Agreement, the Minneapolis Partners are being asked to approve the liquidation and dissolution of the Minneapolis Partnership ("Minneapolis Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix L to this Proxy Statement/Prospectus (the "Minneapolis Liquidation Plan"), pursuant to which the Minneapolis Shares will be distributed. To facilitate the distribution of the Minneapolis Shares, Harris Trust Company of New York has been selected to act as an exchange agent (the "Exchange Agent") for the purpose of effectuating the delivery of the Minneapolis Shares. Pursuant to the terms of the Minneapolis Agreement and the Exchange Agent Agreement between the Minneapolis Partnership, Heartland and the Exchange Agent ("Minneapolis Exchange Agreement"), Heartland will deliver to the Exchange Agent the Minneapolis Shares for distribution in accordance with the terms of the Minneapolis Liquidation Plan. The Minneapolis Committee anticipates that upon the consummation of the Minneapolis Transaction, Minneapolis Shares having an aggregate exchange value of approximately $1.5 million (or approximately $722 per Minneapolis Unit) ("Minneapolis Liquidated Shares") will be sold by the Exchange Agent on behalf of the Minneapolis Partnership in the open market or as otherwise directed by the Minneapolis Committee to satisfy the known and contingent claims of the Minneapolis Partnership together with amounts necessary to pay for the winddown of the Minneapolis Partnership's operation, and Minneapolis Shares having an aggregate exchange value equal to approximately $17 million (or approximately $8,177 per Minneapolis Unit) ("Minneapolis Distributable Shares") will be available for distribution to the Minneapolis Partners. The Minneapolis Partnership will sell, as a selling security holder, that number of Minneapolis Liquidated Shares (estimated to be 53,571 shares assuming a market value of $28 per share) necessary to provide the cash to be utilized in the Minneapolis Liquidation Plan. Thereafter, and after distributing the remaining Minneapolis Shares, the Minneapolis Partnership expects to own no shares of Heartland Common Stock. None of the Minneapolis Partnership, nor any member of the Minneapolis Committee, has any material relationship or affiliation with Heartland, and none has had any such relationship in the prior three years. The number of Minneapolis Distributable Shares to be received by each Minneapolis Partner will be rounded down to the nearest whole share and any fractional shares will be added to the Minneapolis Liquidated Shares with the proceeds thereof to be distributed pursuant to Minneapolis Liquidation Plan. Upon the completion of the Minneapolis Liquidation, any remaining Minneapolis Shares (or proceeds thereof) will be distributed among the Minneapolis Partners.

REPRESENTATIONS AND WARRANTIES

     Generally, the representations and warranties of Minneapolis Partnership relate to (i) the organization and operations of Minneapolis Partnership, (ii) the absence of undisclosed rights or liens with respect to the Minneapolis LLC or Minneapolis Interest, (iii) the authority and enforceability of the Minneapolis Agreement and the non-contravention of the Minneapolis Agreement with any agreement, law, or organizational document of the Minneapolis Partnership, (iv) the financial statements of Minneapolis Partnership and absence of undisclosed liabilities, (v) the assets, liabilities and operations of Minneapolis Partnership and the Minneapolis LLC, (vi) agreements or contracts with third parties and affiliates, (vii) regulatory matters, and compliance with laws, (viii) consents and approvals required in connection with the Minneapolis Agreement, (ix) tax and litigation matters, (x) the Minneapolis Partners and the required approval for the Minneapolis Transaction, and (xi) the accuracy of information for inclusion in the Proxy Statement/Prospectus and in the Registration Statement. Generally, representations and warranties of Heartland relate to (i) its corporation organization and standing, (ii) the authorization and enforceability of the Minneapolis Agreement and non-contravention of the Minneapolis Agreement with its charter documents, (iii) the absence of pending or threatened litigation, (iv) consents and approvals required in connection with the Minneapolis Agreement, (v) capitalization, (vi) the accuracy of Heartland's financial statements and securities filings, and (vii) the accuracy of information to be included in the Proxy Statement/Prospectus and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Consummation or Termination of the Minneapolis Agreement. The Minneapolis Partnership has agreed, among other things, that prior to the consummation of the Minneapolis Agreement or earlier termination thereof, except as contemplated by the Minneapolis Agreement, the Minneapolis Partnership will, and will use reasonable efforts to cause the Minneapolis LLC, to do the following: (i) not engage in any practice or take any action other than in the ordinary course of business, (ii) use its best efforts to keep its business, properties and business relationships substantially intact, (iii) pay all of its debts and liabilities except to the extent being contested in good faith and as to which reserves have been established, (iv) not take any action that would cause or constitute a material breach of the Minneapolis Agreement,
(v) preserve, protect and maintain its rights and channel leases, FCC licenses and other contracts, (vi) not enter into, amend or terminate any channel lease, FCC license, FCC permit, FCC application or other agreement, (vii) not make any distributions to Minneapolis Partnership, AWS or the Minneapolis Partners, or issue or sell any equity interests or options or rights with respect thereto,
(viii) not lease, transfer or otherwise dispose of any assets, (ix) not increase in any manner the base compensation of, enter into any new compensation arrangement with, or pay any salaries to any employees except in the ordinary course of business, (x) not grant or transfer any rights to the Minneapolis Interest or Minneapolis Claims, or (xi) not take any actions that would cause the transactions contemplated hereby to be subject to subpart 900 of Regulation S-K, promulgated under the Securities Act and the Exchange Act (the "Roll-up Rules").

     Other Agreements. Minneapolis Partnership has also agreed to file, and to use its best efforts to cause the Minneapolis LLC to file, all required reports with the FCC. In addition, Minneapolis Partnership has agreed to obtain certain consents and approvals required in connection with the Minneapolis Transaction prior to the consummation thereof.

NO SOLICITATION

     Under the Minneapolis Agreement, Minneapolis Partnership has agreed that neither it nor any of its executive committee members, officers, managers, employees, agents or other representatives will solicit, initiate or encourage any discussions or negotiations with any third party concerning any tender or exchange offer, merger, consolidation or other business combination involving Minneapolis Partnership or the Minneapolis LLC or any proposal to acquire any substantial equity interest in, or substantial portion of the assets of, Minneapolis Partnership or the Minneapolis LLC (collectively "Minneapolis Acquisition Proposal"), other than the transactions contemplated by the Minneapolis Agreement; provided, however, that the Minneapolis Partnership may furnish information or enter into discussions with a third party that makes an unsolicited bona fide offer to acquire Minneapolis Partnership or the Minneapolis LLC or a substantial portion of its assets to the extent that the Minneapolis Committee determines that such action is required to comply with its fiduciary duties to the Minneapolis Partners. Minneapolis Partnership has agreed to notify Heartland immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, Minneapolis Partnership.

CONDITIONS

     The respective obligations of the parties to consummate the Minneapolis Agreement are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement, which includes this Proxy Statement/Prospectus, filed in connection with the Minneapolis Transaction and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect that has the effect of prohibiting the Minneapolis Agreement or the Minneapolis Transaction or otherwise making the consummation of the Minneapolis Transactions or any of the transactions contemplated thereby illegal, (iii) the approval of Minneapolis Partners holding two-thirds ( 2/3) of the Minneapolis Units, (iv) Heartland not being required to comply with the provisions of the Roll-up Rules, and (v) the exchange value for the shares of Heartland Common Stock to be issued in connection with the Minneapolis Transaction not being less than $17 per share.

     The obligation of Heartland to consummate the Minneapolis Agreement is also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) stockholder approval of the Minneapolis Agreement and related issuance of shares of Heartland Common Stock by the stockholders of Heartland,
(ii) the accuracy in all material respects of the representations and warranties of the Minneapolis Partnership set forth in the Minneapolis Agreement, (iii) the delivery of certain documents, certificates, legal opinions and all necessary and appropriate governmental and third party consents and approvals by the Minneapolis Partnership, (iv) the absence of any material adverse change with regard to the Minneapolis Partnership or Minneapolis LLC, (v) the performance by the Minneapolis Partnership in all material respects of its obligations under the Minneapolis Agreement, and (vi) consummation of the AWS Merger.

     The obligation of the Minneapolis Partnership to consummate the Minneapolis Agreement is also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) the approval of Minneapolis Partners holding no less than two-thirds of the Minneapolis Units, (ii) the accuracy in all material respects of the representatives and warranties of Heartland, (iii) the delivery of certain documents, certificates and legal opinions by Heartland, (iv) the performance by Heartland in all material respects of its obligations under the Minneapolis Agreement, and (v) the absence of any change in the business or affairs of Heartland requiring an amendment or supplement to this Proxy Statement/Prospectus.

REGULATORY APPROVALS

     The Minneapolis Transaction will not require any regulatory approvals other than federal and state filings and approvals required under applicable securities laws in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part and FCC approval regarding the transfer of control of commercial wireless cable television licenses held by Minneapolis LLC.

TERMINATION

     The Minneapolis Agreement may be terminated and abandoned at any time prior to closing, before or after the approval by the Minneapolis Partners and the stockholders of Heartland, by the mutual consent of Heartland and Minneapolis Partnership. The Minneapolis Agreement may be terminated and the Minneapolis Transaction abandoned by Minneapolis Partnership, if the conditions to closing for the Minneapolis Partnership have not been satisfied in full or, where permissible, waived on or before March 15, 1996. The Minneapolis Agreement may be terminated and the Minneapolis Transaction may be abandoned by Heartland (i) if the closing conditions for the performance by Heartland shall not have been satisfied or, where permissible, waived on or before March 15, 1996, or (ii) at any time prior to such date, at Heartland's election, upon written notice from Heartland and the payment (or offset against the Minneapolis Loan) of $500,000 ("Termination Fee").

     In the event that the Minneapolis Agreement is terminated as a result of a Minneapolis Acquisition Proposal, Minneapolis Partnership shall, within two days of such termination, deliver to Heartland the sum of $750,000 plus the outstanding principal and accrued interest under the Minneapolis Loan. In general, if the Minneapolis Agreement is terminated by Heartland as a result of a breach of a representation, warranty or covenant of Minneapolis Partnership, then the Minneapolis Loan is to be repaid in accordance with its terms and the parties will have no further liabilities or objections to each other. Generally, if the Minneapolis Agreement is terminated for any other reason, then Heartland will pay to Minneapolis Partnership (or offset against the Minneapolis Loan) the Termination Fee, and the remainder of the Minneapolis Loan shall be repaid in accordance with its terms.

INDEMNIFICATION

     Pursuant to the terms of the Minneapolis Agreement, Heartland and the Minneapolis Partnership may mutually resolve certain claims prior to the consummation of the Minneapolis Agreement, with the amount of such claims (not to exceed $1.0 million) to be paid to Heartland from the proceeds of Minneapolis Shares to be liquidated in connection with the Minneapolis Liquidation Plan. The Minneapolis Agreement provides that the representations, warranties and covenants of the Minneapolis Partnership will survive for the six month

Claims Period during which the Minneapolis Partnership will engage in the winding-up and liquidation of its affairs in accordance with the Minneapolis Liquidation Plan, ("Minneapolis Liquidation Period"). During the Minneapolis Liquidation Period, Heartland may pursue any remedies available at law or in equity against the Minneapolis Partnership for breaches of the covenants, representations or warranties under the Minneapolis Agreement. In addition, pursuant to the Minneapolis Agreement, the Minneapolis Committee has agreed to liquidate Minneapolis Shares having an aggregate exchange value of no less than $500,000 for potential claims of Heartland and third parties, and Heartland have agreed that the proceeds of such shares will be the sole recourse to Heartland for the breach of any representations, warranties or covenants under the Minneapolis Agreement. Therefore, the Minneapolis Partners will not have personal liability for any claims by Heartland under the Minneapolis Agreement following the consummation of the Minneapolis Liquidation Plan. The resolution of disputes between Heartland and the Minneapolis Partnership during the Minneapolis Liquidation Period will be resolved in accordance with alternative dispute resolution procedures set forth in the Dispute Resolution Agreement attached as Exhibit 9.2 to the Minneapolis Agreement.

DESCRIPTION OF MINNEAPOLIS CLAIMS

     Prior to the date hereof, a predecessor of AWS, through an affiliate, participated in the offer and sale of approximately $11 million of general partnership interest in the Minneapolis Partnership without registration under any federal or states securities laws. Following an investigation by the Commission, AWS, Stephen G. Johnson, a director and officer of AWS and Jeffery
D. Howes, formerly a director and officer of AWS, without admitting or denying any wrongdoing, agreed to consent to a proposed Order of the Commission to cease and desist from committing or causing any violation and any future violations of the securities registrations provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act. In addition, securities administrators in 22 states also have investigated or are presently investigating the activities related to the unregistered sale of the general partnership interest of the Minneapolis Partnership as well as two other general partnerships.

     The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which AWS, the issuing general partnerships and Messrs. Johnson and Howes, as officers of AWS, were required to cease selling general partnership interests without registration, to offer recision to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. There can be no assurances that other states will not investigate these activities or issue similar orders.

     Further research or investigation by counsel for Minneapolis Partnership indicated that the partners might be entitled to request recision and to seek monetary damages in addition to recision and refund of all amounts paid, although it is possible that certain of these claims may be barred by one or more relevant state or federal statutes of limitations.

     If the claims were pursued successfully, it is possible that Minneapolis Partnership or the individual Minneapolis partners could receive an award of damages. However, the Minneapolis Partnership can not predict the likelihood of unfavorable outcome if the Minneapolis Claims were pursued and whether the defendants would have adequate resources to pay any judgment.

ACCOUNTING TREATMENT

     The Minneapolis Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. Accordingly, the aggregate consideration paid by Heartland in connection with the Minneapolis Transaction will be allocated to the Minneapolis Partnership's asset based upon their fair values, and the results of operations of the Minneapolis Partnership will be included in the results of operations of Heartland only for periods subsequent to the consummation of the Minneapolis Transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     If consummated, the Minneapolis Transaction will be treated as a taxable transaction of Minneapolis Partnership. Each Minneapolis Partner will report its share of that income because the Minneapolis Partnership is a pass-through entity for tax purposes. Under Section 1221 of the Code, a portion of any gain recognized by the Minneapolis Partnership will be treated as capital gain and reported by the Minneapolis Partners on their personal tax returns. The balance of any gain (also reported by the Minneapolis Partners on their personal tax returns) may be ordinary income.

     As liquidating distributions are received and the Minneapolis Partnership is wound up pursuant to the Minneapolis Liquidation Plan, each Minneapolis Partner will report income based upon the excess of the cash or Heartland Common Stock distributed over the Minneapolis Partner's adjusted tax basis in their Minneapolis Units. The adjusted tax basis will be increased by the amount of any taxable gain and ordinary income recognized by the Minneapolis Partners upon the sale of the Minneapolis Interest to Heartland. The gain or loss recognized upon the disposition of the Minneapolis Units (as a result of the Minneapolis Liquidation) will be long term capital gain (or loss) if the Minneapolis Units were held for more than 12 months for investment purposes.

     On a per unit basis, it is anticipated by the Minneapolis Committee that each Minneapolis Unit will have taxable income of approximately $2,000 from the sale of the Minneapolis Interest to Heartland, assuming the 1993 through 1995 passive losses from the Partnership were not deducted due to the passive activity loss rules. Most of that income will be treated as capital gains under Code Section 1221. After payment of expenses and costs and establishment of a reserve pursuant to the Minneapolis Liquidation Plan, it is anticipated by the Minneapolis Committee that each Minneapolis Unit will receive approximately $8,200 in cumulative value of stock of Heartland (assuming the receipt of stock by Minneapolis Partnership worth $18.5 million at Closing, with $1.5 million thereof being utilized for expenses and obligations of Minneapolis Partnership) and cash, if any, distributions from Minneapolis Partnership as part of its liquidation.

     Under the terms of the Minneapolis Agreement, it is possible that Minneapolis Partnership will receive Heartland stock at Closing with an aggregate fair market value in excess of $18.5 million. In such circumstances the amount of taxable income from the sale of the Minneapolis Interest and the cumulative value of Heartland stock and cash received at liquidation, on a per Minneapolis Unit basis, will be proportionately greater than that disclosed above.

ABSENCE OF DISSENTERS AND APPRAISAL RIGHTS

     The rights of the Minneapolis Partnership are governed by California law. Neither California law nor the Partnership Agreement for the Minneapolis Partnership requires that Minneapolis Partners who object to the Minneapolis Transaction and who vote against or abstain from voting in favor of the Minneapolis Transaction be afforded any appraisal rights or the right to receive cash from the Minneapolis Partnership for their general partnership interest. The Minneapolis Partnership does not intend to make available any such right to the Minneapolis Partners.

INTERESTED PARTIES

     In regard to the Minneapolis Transaction, no substantial interests of any member of Minneapolis Committee exists in or to the Minneapolis Transaction, except with respect to interest arising from the ownership of the Minneapolis Units (for which benefits relating thereto are only shared on a pro rata basis with the other Minneapolis Partners).

CERTAIN EXPENSES

     Pursuant to the provisions of the Minneapolis Agreement, the Minneapolis Partnership is responsible for its own expenses incurred in connection with the negotiation, execution and delivery of the Minneapolis Agreement and the consummation of the transactions contemplated thereby. Minneapolis Partnership will not be responsible for, and Heartland will pay, the fees and expenses of the Exchange Agent, printing costs associated with the registration of its Minneapolis Shares and solicitation of the partners of Minneapolis Partnership and filing fees with the Commission and FCC. Among these expenses will be legal and accounting fees incurred and expenses relating to the conduct of the Minneapolis Meeting. Following the Minneapolis Meeting and consummation of the Minneapolis Transaction, if that occurs, the Minneapolis Partnership will incur and be responsible for expenses relating to its dissolution and the winding up of its affairs. These expenses will include legal and accounting fees and expenses relating to the preparation and distribution of the Minneapolis Partnership's final tax return. The fees and expenses to be borne by the Minneapolis Partnership will be paid from the proceeds received in connection with the Minneapolis Transaction. These fees will be deducted from the gross proceeds received by the Minneapolis Partnership prior to any distributions to partners. As a result, distributions to each Minneapolis Partner will be reduced by such partner's pro rata share of the fees and expenses incurred by the Minneapolis Partnership in connection with the negotiation, execution, delivery and consummation of the Minneapolis Agreement and the transactions contemplated thereby.

                            WIRELESS CABLE INDUSTRY

                            CABLE INDUSTRY OVERVIEW

     The cable television industry began in the late 1940s and 1950s to serve the needs of residents in predominantly rural areas with limited access to local off-air VHF/UHF broadcasts. The cable television industry expanded to metropolitan areas due to, among other things, better reception and more programming. Today, cable television systems offer various types of programming, which generally include basic service, premium service and, in some instances, pay-per-view service.

                           WIRELESS CABLE TECHNOLOGY

     Initially, most cable systems were hard-wire systems, using coaxial cable and amplifiers to transmit television signals. In 1983, the Federal Communications Commission (the "FCC") allocated a portion of the radio spectrum from 2500 to 2700 MHz, which had previously been allocated entirely for educational use, to commercial wireless cable operation. Simultaneously, the FCC also modified its rules on the usage of the remaining portion of such spectrum allocated for educational use. Nevertheless, regulatory and other obstacles impeded the growth of the wireless cable industry through the remainder of the 1980s. The FCC maintained burdensome restrictions on the commercial use of educational channel capacity. In addition, before the Cable Act became effective, many program suppliers were unwilling to provide programming to wireless cable operators on terms comparable to those offered to traditional hard-wire cable operators, if at all. During the 1990s, several factors have contributed to the growth of the wireless cable industry, including (i) Congressional scrutiny of the rates and practices of the traditional hard-wire cable industry, (ii) improved technology, particularly signal encryption, (iii) regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry, including permitting channel aggregation, (iv) increased availability of programming for wireless cable systems, (v) consumer demand for alternatives to traditional hard-wire cable service, and (vi) increased availability of capital to wireless cable operators in the public and private markets.

     Like a traditional hard-wire cable system, wireless cable operates from a head-end, consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. At the subscriber's location, the microwave signals are converted to frequencies that can pass through conventional coaxial cable into an addressable descrambling converter located on top of a television set. Wireless cable requires a clear line-of-sight, because the microwave frequencies used will not pass through large trees, hills, tall buildings or other obstructions. However, many signal blockages can be overcome with the use of signal boosters which retransmit an otherwise blocked signal over a limited area. Heartland believes that its coverage will be further enhanced upon the implementation of digital technology and/or cellularization. Because wireless cable systems do not require an extensive network of coaxial cable and amplifiers, wireless cable operators can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems.

                     TRADITIONAL HARD-WIRE CABLE TECHNOLOGY

     Traditional hard-wire cable operators transmit signals from a head-end, delivering local and satellite-delivered programming via a distribution network consisting of coaxial cable, amplifiers and other components to subscribers. As a direct result of the use of coaxial cable to deliver signals throughout a service area, traditional hard-wire cable systems are susceptible to signal problems. Signals can only be transmitted via coaxial cable a fixed distance without amplification. Each time a television signal passes through an amplifier, some measure of noise is added. A series of amplifiers between the head-end and the viewer leads to progressively greater noise and, accordingly, for some viewers a grainier picture. Also, an amplifier must be properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain will black out all of the system drawing signal from that point. Regular system maintenance is required due to water ingress, temperature changes and other equipment problems, all of which may affect the quality of signals delivered to subscribers. Some traditional hard-wire cable companies have begun installing fiber optic cable networks. While this technology will substantially improve the transmission and reception problems currently experienced by traditional hard-wire cable systems, the high costs associated with such technology may slow the conversion to all fiber optic systems and further enhance the typical cost advantages of wireless cable.

                             REGULATORY ENVIRONMENT

GENERAL

     The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and other reporting requirements on wireless cable operators.

     In the 50 largest markets, 33 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels). In Heartland's markets, 32 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels), 12 of which can be owned by for-profit entities for full-time usage without programming restrictions (MDS channels). Except in limited circumstances, the other 20 wireless cable channels can generally only be owned by qualified non-profit educational organizations, and, in general, each must be used a minimum of 20 hours per week for educational programming (ITFS channels). The remaining excess air time on an ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week per channel for educational programming). Certain programs (e.g., The Discovery Channel and A&E) qualify as educational and thereby facilitate full-time usage of an ITFS channel by commercial wireless cable operators. Additionally, a technique known as "channel mapping" permits ITFS licensees to meet their minimum educational programming requirements by transmitting educational programming over several ITFS channels at different times, but the viewer sees the transmission as one channel. In addition, lessees of ITFS excess air time, including Heartland, generally have the right to transmit to their subscribers the educational programming provided by the lessor at no incremental cost. The remaining 12 wireless cable channels (commonly referred to as MDS or commercial channels) available in most of Heartland's operating and targeted markets are made available by the FCC for full-time commercial usage without programming restrictions. The FCC recently amended its rules to permit "channel loading." Channel loading permits ITFS license holders to consolidate their educational programming on one or more of their ITFS channels thereby providing wireless cable operators leasing such channels, including Heartland, with greater flexibility in their use of ITFS channels. The FCC's allocation of frequencies to wireless cable is subject to change and in the future the FCC might propose to alter the present wireless cable allocation to provide a portion of the spectrum for other emerging technologies. Recently, the FCC formally inquired as to whether certain wireless cable frequencies should be reallocated for new computer-based communications services. This inquiry is at a preliminary stage, and it is uncertain whether any definitive action will be taken with respect to this inquiry. Heartland believes that if any such action were taken to reallocate these channels, the FCC would allocate substitute frequency rights to the wireless cable industry or provide other concessions. See "Wireless Cable Industry -- Competition -- Local Multi-Point Distribution Service."

     In 1985, the FCC established a lottery procedure for awarding MDS licenses. In 1990, the FCC established a filing "window" system for new multichannel MDS ("MMDS") applications. The FCC's selection among more than one acceptable MMDS application filed during the same filing window was determined by a lottery. Generally, once an MMDS application is selected by the FCC and the applicant resolves any deficiencies identified by the FCC, a conditional license is issued, allowing construction of the station to commence. Construction generally must be completed within one year of the date of grant of the conditional license, in the case of MMDS channels, or 18 months, in the case of ITFS channels. ITFS and MMDS licenses generally have terms of 10 years. Licenses must be renewed and may be revoked for cause in a manner similar to other FCC licenses. FCC rules prohibit the sale for profit of an MMDS conditional license or of a controlling interest in the conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. The FCC, however, does permit the leasing of 100% of an MMDS license holder's spectrum capacity to a third party and the granting of options to purchase a controlling interest in a license once the required license holding period has lapsed and certain other conditions are met.

     In April 1992, the FCC imposed a freeze on the filing of applications and amendments to applications for new MMDS channel licenses. In February 1993, the FCC imposed a similar freeze on the filing of applications for new ITFS licenses and for major ITFS modifications. The freezes were intended to allow time for the FCC to update its wireless cable data base and to allow the FCC to review and possibly modify its application rules related to these services. The FCC subsequently lifted the freeze on the filing of applications for major ITFS modifications, but indicated that it would accept such applications only until September 15, 1995. Subsequent to the September 15, 1995 deadline, the FCC announced that it would accept new ITFS station applications, and major ITFS modification applications not filed on or before September 15, 1995, from October 16 through October 20, 1995. Competing applications filed in the same window would be processed under existing comparative criteria.

     Recently the FCC adopted a competitive bidding (auction) mechanism for the award of initial licenses for MDS channels to replace the lottery procedure. Auctions to award initial MDS licenses began on November 13, 1995. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTAs" (as defined by Rand McNally) on all MDS channels. The blanket authorization will be subject to the submission of applications for MDS channels demonstrating interference protection to the 35-mile-radius protected service areas of MDS and ITFS stations licensed, or for which there is an application for a license pending as of September 15, 1995. A BTA license holder must show coverage of at least two-thirds of the BTA within five years of receiving the BTA authorization. Auctions for each of the 493 BTAs commenced on November 13, 1995 for qualified bidders that had filed initial "short-form" applications and submitted appropriate upfront payments by specified deadlines. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's existing comparative criteria.

     Application for renewal of MDS and ITFS licenses must be filed within a certain period prior to expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation for violations of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to hold a license. Heartland's lease agreements with license holders typically require the license holders, at Heartland's expense, to use their best efforts, in cooperation with Heartland, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. Heartland believes this reduces the likelihood that a license will be revoked, cancelled or not renewed by the FCC.

     Wireless cable transmissions are governed by FCC regulations governing interference and reception quality. These regulations specify important signal characteristics such as modulation (i.e., AM/FM) or encoding formats (i.e., analog or digital). Current FCC regulations require wireless cable systems to transmit only analog signals.

     The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the collocation of a commercially viable number of channels operating with common technical characteristics. In order to commence operations in many of Heartland's unlaunched markets, Heartland has filed or will be required to file applications with the FCC to modify licenses for unbuilt stations. In applying for these modifications, Heartland must demonstrate that its proposed signal does not violate interference standards in the FCC-protected area of another wireless cable channel license holder. A wireless cable license holder generally is protected from interference within 35 miles of the transmission site. An ITFS license holder has protection to all of its receive sites, but only a 35 mile protected service area during excess capacity use by a wireless cable operator. If such changes would cause Heartland's signal to cause interference in the FCC-protected area of another wireless cable channel license holder, Heartland would be required to obtain the consent of such other license holder; however, there can be no assurance that such consent would be received and the failure to receive such consent could adversely affect Heartland's ability to serve the affected market.

     When the FCC implements competitive bidding in the awarding of initial MMDS licenses, Heartland cannot predict whether any increase in costs of renewing its leases will result from increased license costs to the initial licensee. However, Heartland does not believe that any such increased costs would materially affect Heartland's operations or financial condition.

THE CABLE ACT

     On October 5, 1992, Congress passed the Cable Act, which imposes greater regulation on traditional hard-wire cable operators and permits regulation of prices in areas in which there is no "effective competition." The Cable Act, among other things, directs the FCC to adopt comprehensive new federal standards for local regulation of certain rates charged by traditional hard-wire cable operators. The legislation also provides for deregulation of traditional hard-wire cable in a given market once other multi-channel video providers serve, in the aggregate, at least 15% of the cable franchise area. Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the Cable Act.

     On May 3, 1993, the FCC issued new regulations implementing the rate regulation provisions in the Cable Act. Traditional hard-wire cable operators with rates above a price benchmark average for basic services were directed to reduce their rates by approximately 10%. On February 22, 1994, the FCC announced that it would require traditional hardwire cable operators to implement a further reduction in rates of another 7%. On November 18, 1994, the FCC adopted some exceptions to its cable rate regulations which would allow certain flow-through item rate increases and after rate flexibility. These and other aspects of the FCC's rate regulation of traditional hard-wire cable subscriber fees have and will continue to be met by challenges both in the courts and at the FCC. The FCC has also adopted regulations implementing the Cable Act that require traditional hard-wire cable operators to establish standardized levels of customer service. Heartland is currently unable to predict what effect these regulations may have on Heartland's price and service competitiveness.

     While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have a material adverse effect on the industry as a whole and on Heartland in particular. In addition, a number of legal challenges to the Cable Act and the regulations promulgated thereunder have been filed, both in the courts and before the FCC. These challenges, if successful, could substantially increase Heartland's operating costs, make some programming unavailable to

Heartland and otherwise have a material adverse effect on the wireless cable industry as a whole or Heartland in particular. In particular, those sections of the Cable Act which prohibit discriminatory or unfair practices in the sale of satellite cable and satellite broadcast programming to competing multichannel video programming distributors have been challenged. Heartland's costs to acquire satellite cable and broadcast programming may be affected by the outcome of those challenges. See "Wireless Cable Industry -- Availability of Programming." Other aspects of the Cable Act that have been challenged, the outcome of which could adversely affect Heartland and the wireless cable industry in general, are the Cable Act's provisions governing rate regulation and customer service standards to be met by traditional hard-wire cable companies. The Cable Act empowered the FCC to regulate the subscription rates charged by traditional hard-wire cable operators. As described above, the FCC recently issued rules requiring such cable operators, under certain circumstances, to reduce the rates charged for basic services by 17%. The Cable Act also empowered the FCC to establish certain minimum customer service standards to be maintained by traditional hard-wire cable operators. These standards include prompt responses to customer telephone inquiries, reliable and timely installations and repairs and readily understandable billing practices. Should these provisions withstand court and regulatory challenges, the extent to which wireless cable operators may continue to maintain an advantage over traditional hard-wire cable operators in price and customer service practices could be diminished.

     Legislation currently pending before Congress could materially impact wireless cable ownership rules and the competitive environment in which Heartland operates. The House and the Senate have passed bills, H.R. 1555 and S.652, that, if enacted into law, would remove certain barriers to investment by telephone companies in hard-wire cable companies. The proposed legislation would lift the current statutory cross-ownership ban contained in the Communications Act of 1934, as amended (the "Communications Act"), that prevents a telephone company from using hard-wire facilities to provide cable television service to the same community where it provides telephone service. The constitutionality of this statutory cross-ownership ban is currently being considered by the U.S. Supreme Court. This statutory ban has never been applied to a telephone company's investment in wireless cable. If the pending legislation is enacted in its current form or the U.S. Supreme Court determines that the cross-ownership ban is unconstitutional, telephone companies operating in the markets serviced by Heartland would be legally permitted to build, lease or purchase hard-wire cable systems and become competitors of Heartland.

OTHER REGULATIONS

     Since the vast complex of coaxial cable utilized by traditional hard-wire cable operators requires a "right of way" to cross municipal streets, such operators must acquire a municipal franchise and pay municipal franchise fees. Since wireless cable uses FCC approved frequencies, it does not require a municipal right of way. Accordingly, wireless cable operators are not subject to those franchise fees. Traditional hard-wire cable operators are also required to set aside public access channels for municipal and local resident use. Wireless cable operators are not subject to these requirements.

     Wireless cable license holders are subject to regulation by the FAA with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that Heartland will not be required to incur additional costs in complying with such regulations and restrictions.

                          AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted.

GENERAL

     Currently, with the exception of the retransmission of local off-air VHF/UHF broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to Heartland has been significantly mitigated by the Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by vertically integrated multiple cable system operators and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The basic programming package offered in each of the Heartland Existing Systems is comparable to that offered by the local traditional hard-wire cable operators. However, several of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland.

COPYRIGHT

     Under the Federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under
Section 111 of the Copyright Act, certain "cable systems" are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports and the payment of certain fees set by the Copyright Royalty Tribunal.

     Wireless cable operators may rely on Section 111. The United States Congress recently enacted legislation that confirmed the ability of wireless cable operators to obtain the benefit of the compulsory copyright license. Periodically, Congress has considered proposals to phase out the compulsory license. Since the Heartland Existing Systems retransmit only a limited number of broadcast channels, Heartland does not believe that the termination of the compulsory copyright license would have a material adverse effect on Heartland.

     Effective October 6, 1993, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that Heartland will be able to obtain such consents on terms satisfactory to Heartland, if at all.

                         PAY TELEVISION INDUSTRY TRENDS

     Heartland's business will be affected by pay television industry trends and, in order to maintain and increase its subscriber base in the years ahead, Heartland will need to adapt rapidly to industry trends and modify its practices to remain competitive. Due to the limited number of physical components of the wireless transmission system, Heartland believes it will be less expensive for it to adapt to coming industry trends than for traditional hard-wire cable operators. The cost of such adaptation by Heartland could nonetheless be substantial.

COMPRESSION

     Several decoder manufacturing companies are developing digital compression technology, which would allow several programs to be carried in the amount of bandwidth where only one program is carried now. Manufacturers have projected varying compression ratios for future equipment, with more conservative estimates ranging from 3-to-1 to 10-to-1. Within 12 months, Heartland believes compression technology, allowing six to 10 channels within one 6-MHz bandwidth, will be available. It is generally expected that the intended use for this expanded channel capacity would be for pay-per-view video services. Wireless cable will be able to immediately use digital compression technology when it becomes available, through existing and upgraded set-top converters. Heartland believes traditional hard-wire cable companies will be required to expend significant funds on upgrading current systems in order to utilize digitally-compressed signals.

ADDRESSABILITY AND PAY-PER-VIEW

     "Addressability" means the ability to implement specific orders from or send other communications to each subscriber without having to modify a subscriber's equipment. "Impulse" addressability allows a subscriber to select specialized programming, such as pay-per-view, on an immediate basis simply through the remote control. While Heartland, like many wireless cable operators, uses impulse addressable set-top converters, only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability. Without addressability, a traditional hard-wire cable customer not subscribing to a premium channel must make two trips to the traditional hard-wire cable operator's offices, once to obtain the descrambling device and once to return it. A customer subscribing to a premium channel must telephone the traditional hard-wire cable operator in advance. Heartland believes this lack of convenience has hindered pay-per-view sales. Pay-per-view is expected to become more popular as additional exclusive events become available for distribution on pay-per-view. Compression technology will greatly expand the channel capacity available for such programming. Heartland believes that it will then have an additional advantage over most traditional hard-wire cable operators because its impulse addressable converters provide greater convenience for its subscribers. Traditional hard-wire cable operators will incur significant expenditures to upgrade their systems to be able to offer impulse addressability.

ADVERTISING

     Until recently, most advertising on cable has been sold by program suppliers, who sell national advertising time as part of the signal they deliver to cable operators. Recently, however, advertisers have begun placing advertisements on channels dedicated exclusively to advertising, as well as in local available time (typically, two minutes each hour) set aside by program suppliers for local insertions in their programming of advertisements sold by cable operators. Use of local available time requires automatic spot insertion equipment, which is readily available today at a minimal capital cost.

INTERACTIVITY

     Certain traditional hard-wire cable operators have announced their intentions to develop interactive features for use by their subscribers. Interactivity would allow subscribers to utilize their televisions for two-way communications such as video games and home shopping. Wireless cable operators will be able to utilize a frequency which the FCC has made available for interactive communications. At this time, Heartland believes that commercial viability of interactivity in Heartland's markets is at least several years away.

                                  COMPETITION

     In addition to competition from established traditional hard-wire cable television systems, wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the pay television industry, some of which are described below.

SATELLITE RECEIVERS

     Satellite receivers are generally seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity, although Heartland will to some degree compete with these systems in marketing its services.

DIRECT BROADCAST SATELLITE

     DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a rooftop or in the yard. In 1994, Hughes Communications, Inc. began offering DBS services capable of delivering approximately 150 channels of programming. DBS receiver equipment for a single television set costs approximately $700 per customer, plus installation fees. Each additional, independent outlet requires a separate descrambling device at additional cost to the subscriber. Primestar is offering DBS service for a monthly fee covering programming services and equipment financing and is capable of providing approximately 70 channels of programming. DBS subscribers pay monthly subscription fees.

SATELLITE MASTER ANTENNA TELEVISION

     SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, except that it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service a specific multiple-dwelling unit. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz band.

TELEPHONE COMPANIES

     Under the Communications Act, local exchange carriers ("LECs") formerly were prohibited from providing video programming directly to subscribers in their respective telephone service areas. The FCC has recently ruled, however, that LECs may acquire wireless cable channel operations. Moreover, certain U.S. District Courts and Courts of Appeal have held that the "telco-cable cross-ownership ban" abridges the First Amendment rights of LECs to free expression under the U.S. Constitution. Such rulings are currently under appeal or are expected to be appealed. The United States Senate and the United States House of Representatives have each passed a bill which, if enacted into law, could lift carriers to the provision of cable television service by telephone companies. The FCC already permits LECs to provide "video dial-tone" service, thereby allowing such carriers to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others.

VIDEO STORES

     Retail stores rent VCRs and/or video tapes, and are a major participant in the television program delivery industry. According to Paul Kagan Associates, Inc., there are over 75.5 million households with VCRs now in use in the United States.

LOCAL OFF-AIR VHF/UHF BROADCASTS

     Local off-air VHF/UHF broadcasts (such as ABC, NBC, CBS and Fox) provide a free programming alternative to the public. Previously, wireless cable systems could retransmit these broadcast signals without permission. However, effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. Heartland has obtained such consents in the Existing Systems where Heartland is retransmitting on a wireless cable channel. See "Risk
Factors -- Factors Relevant to All of the Parties -- Government Regulation." The FCC also has recently permitted broadcasters to acquire, subject to certain restrictions, ownership interests in traditional hard-wire cable systems.

LOCAL MULTI-POINT DISTRIBUTION SERVICE

     In 1993, the FCC proposed to redesignate the 28 gigahertz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Sufficient spectrum for up to 49 analog channels has been designated for the LMDS service. The FCC has not determined how many licenses it will award in each BTA. Final rules for LMDS have not been established. Auctions are not expected to begin until later in 1996.

LOW POWER TELEVISION ("LPTV")

     Low Power Television ("LPTV") utilizes a limited portion of the spectrum allocated by the FCC for local off-air VHF/UHF broadcasts, but LPTV utilizes lower power transmission equipment than local off-air

VHF/UHF broadcasts and its signal may be encrypted. LPTV typically has only a 15 to 20 mile signal range. LPTV requires a separate transmitter for each channel and a standard antenna at the receiving site.

         COMPARISON OF RIGHTS OF SECURITY HOLDERS OF HEARTLAND AND AWS

     The rights of the stockholders of AWS are governed by the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation and Bylaws of AWS. Upon the consummation of the AWS Merger Agreement, the former AWS stockholders will become stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of Heartland, such Minority Holders' rights will differ in certain respects from those rights presently held since their rights will be governed by the Heartland Certificate of Incorporation (the "Heartland Certificate") and Bylaws (the "Heartland Bylaws") rather than the Certificate of Incorporation and Bylaws of AWS.

     Certain differences and similarities between the rights of AWS' stockholders and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the Heartland Certificate, Heartland Bylaws and the Certificate of Incorporation and Bylaws of AWS.

GENERALLY

     The Certificate of Incorporation of AWS (the "AWS Certificate") authorizes an aggregate of 40,000,000 shares of common stock, par value $.01 per share (the "AWS Common Stock") and an aggregate of 5,000,000 shares of serial preferred stock, par value $.01 per share (the "AWS Preferred Stock"). As of December 31, 1995, 5,709,187 shares of AWS Common Stock were issued by AWS and no shares of AWS Preferred Stock were issued.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $.001 per share ("Heartland Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Heartland Preferred Stock"). As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Heartland Preferred Stock have been issued.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD"). Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland will not receive dissenters or appraisal rights. The stockholders of AWS will receive dissenters and appraisal rights.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

     Pursuant to the AWS Certificate, AWS has elected not to be governed by
Section 203 of the DGCL until such time, if ever, as both of the following conditions exist: (i) Section 203 by its terms would, but for the provision in the AWS Certificate, apply to AWS and (ii) no stockholder owns more than 25% of the outstanding voting stock of AWS. Once AWS shall become governed by Section 203 pursuant to the preceding conditions, AWS shall be governed by Section 203 for as long as the terms shall apply, regardless of whether any one stockholder shall thereafter hold more than 25% of the outstanding voting stock of AWS.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     Pursuant to the AWS Certificate, an amendment to the provisions in the AWS Certificate regarding (i) removal of directors; (ii) alteration of the Bylaws by stockholders; and (iii) special meetings of the stockholders requires, in addition to the requirements imposed by law, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all shares of stock entitled to vote. In addition, no provision imposing cumulative voting in the election of directors may be added to the AWS

Certificate unless such action is approved by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all shares of stock entitled to vote.

AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter, amend and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the board of directors. The Heartland Certificate and the AWS Certificate (subject to the restriction described above) each vest in their respective Boards of Directors the power to adopt, alter, amend, or repeal Bylaws.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. Neither the Heartland Certificate nor the AWS Certificate provide for preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide any additional requirements regarding the distribution of dividends. The AWS Certificate does not provide any additional requirements regarding the distribution of dividends.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy. The AWS Bylaws do not alter the effective period of a proxy.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     Pursuant to the AWS Certificate, no action that is required or permitted to be taken by the AWS stockholders at any annual or special meeting of the stockholders may be effected by written consent in lieu of a meeting of the stockholders unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have been expressly approved in advance by the Board of Directors of AWS.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of the stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     The AWS Certificate permits only the Board of Directors or a committee of the Board of Directors (whose powers and authority includes the power to call such meetings) to call a special meeting of the stockholders for any purpose or purposes. No other such person or persons may call a special meeting of the stockholders of AWS.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. Neither the Heartland Certificate nor the AWS Certificate provide for cumulative voting for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Heartland Certificate does not fix the number of directors.

     Pursuant to the AWS Certificate, the number of board members shall be not fewer than three (3) but shall not be greater than fifteen (15), the exact number to be determined by a resolution adopted by the Board of Directors.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Neither Heartland nor AWS have established a classified Board of Directors.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by the written consent of the stockholders.

     Pursuant to the AWS Certificate, any director may be removed from office only by the affirmative vote of the holders of record of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the outstanding shares of all classes and series of AWS stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, and as otherwise provided by law, whenever the holders of AWS Preferred Stock shall have the right, voting separately as a class, to elect one or more directors, the foregoing provision will not apply with respect to the director or directors elected by holders of AWS Preferred Stock.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Neither the Heartland Certificate nor the Heartland Bylaws provide additional requirements regarding vacancies on its Board of Directors. Neither the AWS Certificate nor the AWS Bylaws provide additional requirements regarding vacancies on its Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL. The AWS Certificate provides that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys's fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland and AWS to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS.

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for

(i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL. The AWS Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

                     COMPARISON OF RIGHTS OF EQUITY HOLDERS
                        OF HEARTLAND AND FTW PARTNERSHIP

     The rights of the FTW Partners in FTW Partnership are governed by the California Uniform Partnership Act (the "UPA"). Upon the tender and acceptance of their shares of Heartland Common Stock and the consummation of the FTW Agreement, the former FTW Partners will become stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of a Delaware corporation, their rights will differ in certain respects from those of a holder of a partnership interest in a California general partnership. Their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of the FTW Partners and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the UPA and by the Heartland Certificate and Heartland Bylaws and the Agreement of General Partnership of FTW Partnership (the "FTW Partnership Agreement").

GENERALLY

     Unless a creditor otherwise agrees, each FTW Partner is liable, jointly and severally, for each of the debts and obligations of the FTW Partnership, including those arising as a result of the operation of the FTW Venture and its wireless cable television business. FTW Partnership is not an incorporated entity, but a general partnership organized pursuant to the UPA. The FTW Partnership Agreement does not state a period of duration for the partnership, but instead provides that dissolution of FTW Partnership shall occur upon the earliest of (i) the failure of the partnership to maintain its licenses or other channel rights as contemplated in the FTW Partnership Agreement; (ii) the termination of the license or other lease rights relating to alternative channels; (iii) the election, by a majority vote of the partners, to terminate the partnership; or (iv) the date that the partnership does not hold any interest, whether as owner, secured creditor or otherwise, in the license. FTW Partnership is structured whereby proprietary interests in the FTW Partnership are acquired in units, (a "FTW Unit"). As of December 31, 1995, 1,459 FTW Units were outstanding and no FTW Partner owned more than 5% of the outstanding FTW Units.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Heartland Preferred Stock have been issued. Stockholders of Heartland are generally not liable for its debts and obligations.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

     Pursuant to the UPA, a California general partnership may be merged into
(i) another general partnership; (ii) a limited partnership; or (iii) a limited liability company, provided that the merger is specifically permitted by the general partnership agreement and was approved by at least a majority in interest in profits from current operations of all general partners. The FTW Partnership Agreement provides that no partner shall sell, convey, assign, or encumber all or a portion of its FTW Units, unless the partner first offers the FTW Units to the FTW Partnership. Furthermore, no assignee shall have the right to become an FTW partner in place of the assignor unless (i) a duly executed and acknowledged written instrument of assignment has been filed with the partnership; (ii) the assignee has executed assignment documents acceptable to the other partners; and (iii) the transfer complies with all federal and state securities and FCC laws as evidenced by a legal opinion acceptable to the other partners.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or, designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland will not receive dissenters or appraisal rights in connection with the Transactions. Neither the UPA nor the FTW Partnership Agreement have any provisions which give the FTW Partners dissenters or appraisal rights.

BUSINESS COMBINATIONS WITH INTERESTED PARTIES

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

     Neither the UPA nor the FTW Partnership Agreement have any provisions similar to that of Section 203 of the DGCL.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     A California general partnership is not required to file any organizational document with the Secretary of State's office. As a result, no provision exists under either the UPA or the FTW Partnership Agreement to amend such a document.

AMENDMENTS TO BYLAWS OR PARTNERSHIP AGREEMENT

     Under the DGCL, the power to adopt, alter and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the Board of Directors. The Heartland Certificate vests in its Board of Directors the power to adopt, amend or repeal Bylaws.

     The UPA does not provide any provisions relating to amendments of a partnership agreement. Pursuant to the FTW Partnership Agreement, an amendment to the FTW Partnership Agreement requires the consent of a majority of the FTW Units. In addition, the FTW Partnership Agreement may not be amended without the consent of the partner(s) to be adversely affected by the amendment to (i) alter the interest of a partner in income, gain, losses, deductions, credits and distributions; (ii) increase, add or alter any obligation of any partner; (iii) affect the status of the partnership as a partnership for federal income tax purposes; or (iv) alter any provisions in the FTW Partnership Agreement regarding allocation of profits and losses, distributions to partners and power, duties and restrictions of the partners.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Heartland Certificate does not provide for preemptive rights.

     Neither the UPA nor the FTW Partnership Agreement have any provisions relating to preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide any additional requirements regarding the distribution of dividends.

     Pursuant to the FTW Partnership Agreement, distributions of distributable cash (any excess of total cash received by the partnership after reasonable working capital requirements are met) shall be made quarterly no later than thirty (30) days after the end of the fiscal quarter. Distributions are to be distributed to the partners in the following order and priority: (i) first, to the partners in proportion to and the extent of their adjusted capital contribution; and (ii) thereafter, the balance, if any, to the partners in proportion to the number of Units owned by each.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy. Neither the UPA nor the FTW Partnership Agreement have any provisions relating to the execution or use of proxies by the partners of a California general partnership.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     The UPA provides that all partners have equal rights in the management and conduct of the partnership business. Pursuant to the FTW Partnership Agreement, each FTW Partner has the absolute right to participate in the management and control of the FTW Partnership and the partnership business in proportion to the number of FTW Units owned by such partner. Each FTW Partner shall have one (1) vote for each FTW Unit owned and all voting shall require a majority vote of a quorum (meaning a majority of Units). FTW Partners vote on election of FTW Partners to serve on a management committee, which committee shall devote such time to the FTW Partnership business as shall be necessary to efficiently and prudently manage the business of the FTW Partnership. The management committee may not, without prior written consent of a majority of the FTW Partners (i) sell, transfer or otherwise dispose of the partnership's license; (ii) dissolve the partnership, except as specifically provided in the FTW Partnership Agreement; (iii) change the nature of the partnership business; (iv) continue the partnership after expiration of its term; (v) do any act which would make it impossible to carry on the ordinary business of the partnership; (vi) confess a judgment against the partnership; (vii) do any act in contravention of the FTW Partnership Agreement; or (viii) execute or deliver any assignment for the benefit of the creditors of the partnership.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of the Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     Neither the UPA nor the FTW Partnership Agreement make any provisions regarding special meetings.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Heartland Certificate does not provide for cumulative voting for the election of directors.

     Neither the UPA nor the FTW Partnership Agreement make any provisions for cumulative voting.

NUMBER AND ELECTION OF DIRECTORS/MANAGERS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Heartland Certificate does not fix the number of directors.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Heartland has not established a classified board of directors.

     The UPA makes no provision for the number or election of managers. Pursuant to the FTW Partnership Agreement, the FTW Partners have elected a management committee to manage the business affairs of the FTW Partnership.

REMOVAL OF DIRECTORS/MANAGERS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by written consent of the stockholders.

     The UPA makes no provision for the removal of managers. The FTW Partnership Agreement provides that the other partners shall have the right to replace any or all members of the management committee and to assume the duties of the management committee upon the written vote of the majority of the FTW Units.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Heartland Certificate does not provide additional requirements regarding vacancies on its Board of Directors.

     Neither the UPA nor the FTW Partnership Agreement make any provisions regarding vacancies.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Under the UPA, a partnership must indemnify every partner with respect to payments made and personal liabilities reasonably incurred by a partner in the ordinary and proper conduct of the partnership business, or for the preservation of the partnership business or property. Pursuant to the FTW Partnership Agreement, the partnership shall indemnify each partner, any employee or agent of each partner, and any partnership, employee or agent, against any loss or threat of loss as a result of any claim or legal proceeding related to the performance or nonperformance of any act concerning the activities of the partnership so long as any party against whom the claim is made is not guilty of fraud, gross negligence or bad faith in such performance or nonperformance. The indemnification provided shall include payment of reasonable attorneys' fees or other expenses incurred in settling any claim or threatened action or incurred in any finally adjudicated legal proceeding, and the removal of any liens affecting any property of the indemnitee shall be made from the assets of the partnership. All judgments against the partnership and a partner, wherein a partner (including any employee, partner, officer and/or director of a partner or its partners) is entitled to indemnification, must first be satisfied from partnership assets before the partner is responsible for these obligations.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate contains a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

     Under the UPA, all partners are jointly and severally liable for everything chargeable to the partnership regarding (i) a partner's wrongful act or omission when acting in the ordinary course of the business of the partnership or with the authority of the co-partners; and (ii) a partner's breach of trust to a third party. All partners are jointly liable for all other debts and obligations of the partnership. Pursuant to the FTW Partnership Agreement, no partner shall be liable to the other partners for any act or omission provided the partner is not guilty of fraud, gross negligence or bad faith in such performance or failure.

                   COMPARISON OF RIGHTS OF EQUITY HOLDERS OF
                     HEARTLAND AND MINNEAPOLIS PARTNERSHIP

     The rights of the Minneapolis Partners in the Minneapolis Partnership are governed by the UPA. Upon the tender and acceptance of their shares of Heartland Common Stock and the consummation of the Minneapolis Agreement, the former Minneapolis Partners will become stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of a Delaware corporation, their rights will differ in certain respects from those of a holder of a partnership interest in a California general partnership. Their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of the Minneapolis Partners and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the UPA, the Heartland Certificate, the Heartland Bylaws and the Agreement of General Partnership of the Minneapolis Partnership (the "Minneapolis Partnership Agreement").

GENERALLY

     The Minneapolis Partnership is not an incorporated entity, but a general partnership organized pursuant to the UPA. Unless a creditor otherwise agrees, each Minneapolis Partner is liable, jointly and severally, for the debts and obligations of the Minneapolis Partnership. The Minneapolis Partnership Agreement does not state a period of duration for the partnership, but instead provides that dissolution of the Minneapolis Partnership shall occur upon the earliest of (i) the failure of the partnership to maintain its licenses or other channel rights as contemplated in the Minneapolis Partnership Agreement; (ii) the termination of the license or other lease rights relating to alternative channels; (iii) the election, by a majority vote of the partners, to terminate the partnership; or (iv) the partnership does not hold any interest, whether as owner, secured creditor or otherwise, in the license. The Minneapolis Partnership is structured whereby proprietary interests in the partnership are acquired in units, (a "Minneapolis Unit"). As of December 31, 1995, 2,079 Minneapolis Units were outstanding and each Minneapolis Partner owned less than 1% of the outstanding Minneapolis Units.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Preferred Stock have been issued. Stockholders of Heartland are generally not responsible for its debts and obligations.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

     Pursuant to the UPA, a California general partnership may be merged into
(i) another general partnership; (ii) a limited partnership; or (iii) a limited liability company, provided that the merger is specifically permitted by the general partnership agreement and was approved by at least a majority in interest in profits from current operations of all general partners. The Minneapolis Partnership Agreement provides that no partner shall sell, convey, assign, or encumber all or a portion of its Minneapolis Units, unless the partner first offers the Minneapolis Units to the partnership. Furthermore, no assignee shall have the right to become a partner in place of the assignor unless (i) a duly executed and acknowledged written instrument of assignment has been filed with the partnership; (ii) the assignee has executed a written acceptance and adoption of the provisions of the Minneapolis Partnership Agreement; and (iii) the transfer complies with all federal and state securities and FCC laws.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland will not receive dissenters or appraisal rights in connection with the Transactions. Neither the UPA nor the Minneapolis Partnership Agreement have any provisions which give the Minneapolis Partners dissenters or appraisal rights.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

     Neither the UPA nor the Minneapolis Partnership Agreement have any provisions similar to that of Section 203 of the DGCL.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR PARTNERSHIP AGREEMENT

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     A California general partnership is not required to file any organizational documents with the Secretary of State's office. As a result, no provision exists under either the UPA or the Minneapolis Agreement to amend such a document.

AMENDMENTS TO BYLAWS OR PARTNERSHIP AGREEMENT

     Under the DGCL, the power to adopt, alter and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the Board of Directors. The Heartland Certificate vests in its Board of Directors the power to adopt, amend or repeal Bylaws.

     The UPA does not provide any provisions relating to amendments to a partnership agreement. Pursuant to the Minneapolis Partnership Agreement, an amendment to the Minneapolis Partnership Agreement requires the consent of a majority of the Units. In addition, the Minneapolis Partnership Agreement may not be amended without the consent of the partner(s) to be adversely affected by the amendment to (i) alter the interest of a partner in income, gain, losses, deductions, credits and distributions; (ii) increase, add or alter any obligation of any partner; (iii) affect the status of the partnership as a partnership for federal income tax purposes; or (iv) alter any provisions in the Minneapolis Partnership Agreement regarding allocation of profits and losses, distributions to partners and power, duties and restrictions of the partners.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Heartland Certificate does not provide for preemptive rights.

     Neither the UPA nor the Minneapolis Partnership Agreement have any provisions relating to the preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide additional requirements regarding the distribution of dividends.

     Pursuant to the Minneapolis Partnership Agreement, distributions of distributable cash (any excess of total cash received by the partnership after reasonable working capital requirements are met) shall be made quarterly no later than thirty (30) days after the end of the fiscal quarter. Distributions are to be distributed to the partners in the following order and priority: (i) first, to the partners in proportion to and the extent of their adjusted capital contribution; and (ii) thereafter, the balance, if any, to the partners in proportion to the number of Minneapolis Units owned by each.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy. Neither the UPA nor the Minneapolis Partnership Agreement make any provisions for the execution or use of proxies by the partners of a California general partnership.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     The UPA provides that all partners have equal rights in the management and conduct of the partnership business. Pursuant to the Minneapolis Partnership Agreement, each Minneapolis Partner has the absolute right to participate in the management and control of the Minneapolis Partnership and the partnership business in proportion to the number of Minneapolis Units owned by such partner. Each Minneapolis Partner shall have one (1) vote for each Minneapolis Unit owned and all voting shall require a majority vote of a quorum (meaning a majority of Minneapolis Units). Minneapolis Partners vote on election of Minneapolis Partners to serve on the management committee, which committee shall devote such time to the Minneapolis Partnership business as shall be necessary to efficiently and prudently manage the business of the Minneapolis Partnership. The management committee may not, without prior written consent of a majority of the partners (i) sell, transfer or otherwise dispose of the partnership's license; (ii) dissolve the partnership, except as specifically provided in the Minneapolis Partnership Agreement; (iii) change the nature of the partnership business; (iv) continue the partnership after expiration of its term; (v) do any act which would make it impossible to carry on the ordinary business of the partnership; (vi) confess a judgment against the partnership; (vii) do any act in contravention of the Minneapolis Partnership Agreement; or (viii) execute or deliver any assignment for the benefit of the creditors of the partnership.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of the Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     Neither the UPA nor the Minneapolis Partnership Agreement make any provisions regarding special meetings.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Heartland Certificate does not provide for cumulative voting for the election of directors.

     Neither the UPA nor the Minneapolis Partnership Agreement make any provisions for cumulative voting.

NUMBER AND ELECTION OF DIRECTORS/MANAGERS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Heartland Certificate does not fix the number of directors.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Heartland has not established a classified board of directors.

     The UPA makes no provision for the number or election of managers. Pursuant to the Minneapolis Partnership Agreement, the Minneapolis Partners have elected a management committee to manage the business affairs of the Minneapolis Partnership.

REMOVAL OF DIRECTORS/MANAGERS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed with or without cause, at any time by vote at an election of directors or by written consent of the stockholders.

     The UPA makes no provision for the removal of directors. The Minneapolis Partnership Agreement provides that the other partners shall have the right to replace any or all members of the management committee and to assume the duties of the management committee upon the written vote of the majority of the Units.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Heartland Certificate does not provide additional requirements regarding vacancies on its Board of Directors.

     Neither the UPA nor the Minneapolis Partnership Agreement make any provisions regarding vacancies.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Under the UPA, a partnership must indemnify every partner with respect to payments made and personal liabilities reasonably incurred by a partner in the ordinary and proper conduct of the partnership business, or for the preservation of the partnership business or property. Pursuant to the Minneapolis Partnership Agreement, the partnership shall indemnify each partner, any employee or agent of each partner, and any partnership, employee or agent, against any loss or threat of loss as a result of any claim or legal proceeding related to the performance or nonperformance of any act concerning the activities of the partnership so long as any party against whom the claim is made is not guilty of fraud, gross negligence or bad faith in such performance or nonperformance. The indemnification provided shall include payment of reasonable attorneys' fees or other expenses incurred in settling any claim or threatened action or incurred in any finally adjudicated legal proceeding, and the removal of any liens affecting any property of the indemnitee shall be made from the assets of the partnership. All judgments against the partnership and a partner, wherein a partner (including any employee, partner, officer and/or director of a partner or its partners) is entitled to indemnification, must first be satisfied from partnership assets before the partner is responsible for these obligations.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for

(i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate contains a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

     Under the UPA, all partners are jointly and severally liable for everything chargeable to the partnership regarding (i) a partner's wrongful act or omission when acting in the ordinary course of the business of the partnership or with the authority of the co-partners; and (ii) a partner's breach of trust to a third party. All partners are jointly liable for all other debts and obligations of the partnership. Pursuant to the Minneapolis Partnership Agreement, no partner shall be liable to the other partners for any act or omission provided the partner is not guilty of fraud, gross negligence or bad faith in such performance or failure.

                                    EXPERTS


     The consolidated financial statements and schedule of Heartland Wireless Communications, Inc. as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994, and the balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The report of KPMG Peat Marwick LLP covering the financial statements of Cross Country Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Cross Country Division. As a result of the acquisition, financial information of Cross Country Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.


     The financial statements of American Wireless Systems, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Fort Worth Wireless Cable T.V. Associates included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that describes factors raising substantial doubt about the Company's ability to continue as a going concern.

     The consolidated financial statements of Wireless Cable T.V. Associates #38 included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that describes factors raising substantial doubt about the Company's ability to continue as a going concern.


     The combined financial statements of RuralVision Central, Inc. and RuralVision South, Inc. included in this Prospectus have been included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing herein and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Heartland Common Stock being offered hereby is being passed upon for Heartland by Arter & Hadden, 1717 Main Street, Suite 4100, Dallas, Texas 75201.

                                    GLOSSARY

     As used in this Proxy Statement/Prospectus, the following terms shall have the meaning set forth below:

     "AWS" means American Wireless Systems, Inc., a Delaware corporation.

     "AWS Merger" means the merger of AWS Merger Sub into AWS pursuant to the terms of the AWS Merger Agreement.

     "AWS Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among AWS, AWS Merger Sub and Heartland.

     "AWS Merger Sub" means Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland.

     "CMAX" means CableMaxx, Inc., a Delaware corporation.

     "CMAX Merger" means the merger of CMAX Merger Sub into CMAX pursuant to the terms of the CMAX Merger Agreement.

     "CMAX Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among CMAX, CMAX Merger Sub and Heartland.

     "CMAX Merger Sub" means Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland.

     "Combined Company" means the businesses and operations of Heartland following the consummation, to the extent consummated, of the Transactions.

     "FTW Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between FTW Partnership and Heartland.

     "FTW Partnership" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

     "FTW Transaction" means the transactions contemplated by the FTW Agreement.

     "FTW Venture" means the informal joint venture between FTW Partnership and AWS that owns and operates a wireless cable television system in Fort Worth, Texas.

     "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

     "Heartland Disposition Assets" means those assets of Heartland, AWS, CMAX, the FTW Venture, the Minneapolis LLC and TSC that Heartland has determined to dispose of prior to, following or contemporaneously with the consummation of the Transactions.

     "Minneapolis Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between Heartland and Minneapolis Partnership.

     "Minneapolis LLC" means American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota, of which Minneapolis Partnership owns a 75% equity interest and AWS owns a 25% membership interest.

     "Minneapolis Partnership" means Wireless Cable TV Associates # 38, a California general partnership.

     "Minneapolis Transaction" means the transactions contemplated by the Minneapolis Agreement.

     "Technivision" means Technivision, Inc., a former subsidiary of TSC that has been merged with TSC.

     "Transactions" means the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction and the TSC Transaction.

     "TSC" means Three Sixty Corp., a New Jersey corporation.

     "TSC Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 19, 1995 among Heartland, Technivision and TSC.

     "TSC Transaction" means the transactions contemplated by the TSC Agreement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                 AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                                Financial Statements:                                   PAGE
                                                                                        ----
Heartland Wireless Communications, Inc.:
  Independent Auditors' Report........................................................   F-3
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited)......................................................................   F-4
  Consolidated Statements of Operations for the years ended December 31, 1992, 1993
     and 1994 and for the nine months ended September 30, 1994 and 1995 (unaudited)...   F-5
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1992, 1993 and 1994 and for the nine months ended September 30, 1995
     (unaudited)......................................................................   F-6
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993
     and 1994 and for the nine months ended September 30, 1994 and 1995 (unaudited)...   F-7
  Notes to Consolidated Financial Statements..........................................   F-8
American Wireless Systems, Inc.:
  Report of Independent Public Accountants............................................  F-22
  Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited)......................................................................  F-23
  Statements of Operations for the ten months ended December 31, 1992, the years ended
     December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and
     1995 (unaudited).................................................................  F-24
  Statements of Stockholders' Equity for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and for the nine months ended September
     30, 1995
     (unaudited)......................................................................  F-25
  Statements of Cash Flows for the ten months ended December 31, 1992, the years ended
     December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and
     1995 (unaudited).................................................................  F-26
  Notes to Financial Statements.......................................................  F-27
Fort Worth Wireless Cable T.V. Associates:
  Report of Independent Public Accountants............................................  F-39
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited)......................................................................  F-40
  Consolidated Statements of Operations for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995 (unaudited)...  F-41
  Consolidated Statements of Partners' Equity for the years ended December 31, 1992,
     1993 and 1994 and for the nine months ended September 30, 1995 (unaudited).......  F-42
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995 (unaudited)...  F-43
  Notes to Consolidated Financial Statements..........................................  F-44
Wireless Cable T.V. Associates #38:
  Report of Independent Public Accountants............................................  F-49
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
     (unaudited)......................................................................  F-50
  Consolidated Statements of Operations for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and the nine months ended September
     30, 1994 and 1995 (unaudited)....................................................  F-51
  Consolidated Statements of Partners' Equity for the ten months ended December 31,
     1992, the years ended December 31, 1993 and 1994 and the nine months ended
     September 30, 1995 (unaudited)...................................................  F-52

Financial Statements:                                                                   PAGE
                                                                                        ----
  Consolidated Statements of Cash Flows for the ten months ended December 31, 1992, the years ended December 31, 1993 and 1994 and the nine months ended September
     30, 1994 and 1995 (unaudited)....................................................  F-53
  Notes to Consolidated Financial Statements..........................................  F-54
Unaudited Pro Forma Financial Information:
Heartland Wireless Communications, Inc.:
  Introduction to Unaudited Pro Forma Condensed Financial Statements for Consummated
     Events...........................................................................  F-59
  Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as
     of September 30, 1995............................................................  F-60
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated
     Events for the year ended December 31, 1994......................................  F-61
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated
     Events for the nine months ended September 30, 1995..............................  F-62
  Notes to Pro Forma Statements for Consummated Events................................  F-63
RuralVision Central, Inc. and RuralVision South, Inc.:
  Report of Independent Certified Public Accounts.....................................  F-65
  Combined Balance Sheets as of December 31, 1992 and 1993 and August 18, 1994
     (unaudited)......................................................................  F-66
  Combined Statements of Operations for the years ended December 31, 1991, 1992 1993 and for the six months ended June 30, 1993 (unaudited) and the period from
     January 1, 1994 to August 18, 1994 (unaudited)...................................  F-67
  Combined Statements of Stockholders' Deficit for the years ended December 31, 1991,
     1992 and 1993 and the period from January 1, 1994 to August 18, 1994
     (unaudited)......................................................................  F-68
  Combined Statements of Cash Flows for the years ended December 31, 1991, 1992 and
     1993 and for the six months ended June 30, 1993 (unaudited) and the period from
     January 1, 1994 to August 18, 1994 (unaudited)...................................  F-69
  Notes to Combined Financial Statements..............................................  F-70
Cross Country Division:
  Independent Auditor's Report........................................................  F-77
  Balance Sheets as of December 31, 1993 and 1994 and June 30, 1995 (unaudited).......  F-78
  Statements of Operations and Division Equity for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994, the six months ended June 30,
     1994 (unaudited), the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 (unaudited).......................................  F-79
  Statements of Cash Flows for the year ended December 31, 1993, the period from
     January 1, 1994 to August 18, 1994, the six months ended June 30, 1994
     (unaudited), the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 (unaudited)...........................................  F-80
  Notes to Financial Statements.......................................................  F-81

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 3, 1995, except as to note 11
  which is as of March 27, 1995

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS




                                                               DECEMBER 31            SEPTEMBER
                                                        -------------------------        30,
                                                           1993          1994            1995
                                                        ----------    -----------    ------------
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $  815,305    $11,985,953    $ 37,155,064
  Restricted assets -- investments in debt
     securities.......................................          --             --      11,669,874
  Subscriber receivables, net of allowance for
     doubtful accounts of $25,082 in 1993, $122,901 in
     1994 and $551,866 in 1995........................      74,560        219,287       1,407,830
  Prepaid expenses and other..........................     300,967        829,790       1,981,640
  Note receivable (note 9)............................          --      2,000,000              --
  Assets held for sale (note 8).......................          --     12,500,000       9,200,000
                                                        ----------    -----------    ------------
          Total current assets........................   1,190,832     27,535,030      61,414,408
                                                        ----------    -----------    ------------
Investment in joint venture (note 8)..................          --     12,044,392              --
Systems and equipment, net (notes 2 and 3)............   3,036,226     16,765,179      46,027,017
Leased license investment, net of accumulated
  amortization of $14,167 in 1993, $179,593 in 1994
  and $785,362 in 1995 (note 8).......................   4,286,867     16,740,139      64,726,389
Excess of cost over fair value of net assets acquired,
  net of accumulated amortization of $80,815 in 1994
  and $223,819 in 1995 (note 4).......................          --      2,565,178       4,470,286
Restricted assets -- investment in debt securities....          --             --      13,077,340
Other assets, net.....................................     151,141      2,271,610      10,435,034
                                                        ----------    -----------    ------------
                                                        $8,665,066    $77,921,528    $200,150,474
                                                        ==========    ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $  522,240    $ 3,840,744    $  3,745,724
  Accrued expenses and other liabilities..............     329,783      1,062,253       6,498,639
  Current portion of long-term debt (note 3)..........     338,851         19,918         616,610
                                                        ----------    -----------    ------------
          Total current liabilities...................   1,190,874      4,922,915      10,860,973
                                                        ----------    -----------    ------------
Long-term debt, less current portion (note 3).........   1,253,678     40,485,934     139,428,429
Deferred income taxes (note 6)........................          --      1,045,959       1,287,560
Other long-term liabilities...........................      13,520             --              --
Minority interests in subsidiaries (note 4)...........   1,714,426      1,385,835         279,695
Stockholders' equity (note 5):
  Common stock, $.001 par value; authorized 50,000,000
     shares, issued 8,000,000 shares in 1993,
     11,109,280 shares in 1994 and 12,476,393 shares
     in 1995..........................................       8,000         11,109          12,476
  Additional paid-in capital..........................   5,029,675     33,658,204      63,047,864
  Accumulated deficit.................................    (545,107)    (3,588,428)    (14,766,523)
                                                        ----------    -----------    ------------
          Total stockholders' equity..................   4,492,568     30,080,885      48,293,817
                                                        ----------    -----------    ------------
Commitments and contingencies (notes 7, 8 and 10)       $8,665,066    $77,921,528    $200,150,474
                                                        ==========    ===========    ============

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED DECEMBER 31          NINE MONTHS ENDED SEPTEMBER 30
                                          -------------------------------------  ------------------------------
                                            1992         1993          1994           1994            1995
                                          --------    ----------    -----------    -----------    -------------
                                                                                           (UNAUDITED)
Revenues................................  $205,382    $  868,765    $ 2,229,494    $ 1,289,526    $   9,292,837
                                          --------    ----------    -----------    -----------    -------------
Operating expenses:
  Systems operations....................    36,042       118,649        527,476        320,029        2,894,074
  Cost of goods sold....................        --       202,162        235,025        235,025               --
  Selling, general and administrative...   147,927       646,611      4,183,307      2,042,124        7,449,699
  Depreciation and amortization.........    34,919       138,560      1,097,668        418,960        3,966,120
                                          --------    ----------    -----------    -----------    -------------
          Total operating expenses......   218,888     1,105,982      6,043,476      3,016,138       14,309,893
                                          --------    ----------    -----------    -----------    -------------
          Operating loss................   (13,506)     (237,217)    (3,813,982)    (1,726,612)      (5,017,056)
Other income (expense):
  Interest income.......................     1,185         9,610        379,654        189,308        2,044,092
  Interest expense......................    (1,392)      (82,916)      (589,767)      (128,789)      (8,908,459)
  Equity in losses of joint venture
     (note 8)...........................        --            --       (386,985)      (163,119)        (128,663)
  Other expense (notes 3, 4 and 9)......   (37,109)      (95,578)      (227,204)       (34,192)        (475,146)
                                          --------    ----------    -----------    -----------    -------------
          Total other income
            (expense)...................   (37,316)     (168,884)      (824,302)      (136,792)      (7,468,176)
                                          --------    ----------    -----------    -----------    -------------
          Loss before income taxes......   (50,822)     (406,101)    (4,638,284)    (1,863,404)     (12,485,232)
Income tax benefit (note 6).............        --            --      1,594,963        649,510        1,307,137
                                          --------    ----------    -----------    -----------    -------------
          Net loss......................  $(50,822)   $ (406,101)   $(3,043,321)   $(1,213,894)   $ (11,178,095)
                                          ========    ==========    ===========    ===========    =============
Net loss per common share...............  $   (.01)   $     (.05)   $      (.30)   $      (.13)   $        (.96)
                                          ========    ==========    ===========    ===========    =============

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK       ADDITIONAL
                                              -------------------    PAID-IN     ACCUMULATED
                                               SHARES     AMOUNT     CAPITAL       DEFICIT         TOTAL
                                              ---------   -------   ----------   -----------    -----------
Balance, December 31, 1991..................  8,000,000   $ 8,000   $   253,593   $   (88,184)  $   173,409
Equity transactions of subsidiaries (note
  4)........................................          --       --       881,235            --       881,235
Net loss....................................          --       --            --       (50,822)      (50,822)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1992........  8,000,000     8,000     1,134,828      (139,006)    1,003,822
Formation of Heartland Wireless
  Communications, Inc. (note 1).............          --       --     3,000,000            --     3,000,000
Equity transactions of subsidiaries (note
  4)........................................          --       --       807,472            --       807,472
Other (note 9)..............................          --       --        87,375            --        87,375
Net loss....................................          --       --            --      (406,101)     (406,101)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1993........   8,000,000    8,000     5,029,675      (545,107)    4,492,568
Issuance of common stock pursuant to initial
  public offering (note 5)..................   2,415,000    2,415    22,349,798            --    22,352,213
Issuance of common stock for acquisitions
  (note 4)..................................     694,280      694     6,278,731            --     6,279,425
Net loss....................................          --       --            --    (3,043,321)   (3,043,321)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1994........  11,109,280   11,109    33,658,204    (3,588,428)   30,080,885
Issuance of common stock, primarily for
  minority interests and other acquisitions
  (unaudited)...............................   1,367,113    1,367    29,389,660            --    29,391,027
Net loss (unaudited)........................          --       --            --   (11,178,095)  (11,178,095)
                                              ----------  -------   -----------  ------------   -----------
          Balance, September 30, 1995
            (unaudited).....................  12,476,393  $12,476   $63,047,864  $(14,766,523)  $48,293,817
                                              ==========  =======   ===========  ============   ===========

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                                    ----------------------------------------   --------------------------
                                                       1992          1993           1994          1994           1995
                                                    -----------   -----------   ------------   -----------   ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $   (50,822)  $  (406,101)  $ (3,043,321)  $(1,213,894)  $(11,178,095)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.................       34,919       138,560      1,097,668       418,960      3,966,120
    Deferred income tax benefit...................           --            --     (1,594,963)     (649,510)    (1,307,137)
    Accretion on convertible discount
      notes.......................................           --            --        301,125            --      3,156,858
    Equity in losses of joint venture.............           --            --        386,985       163,119        128,663
    Other.........................................        5,100        65,668        (16,205)        7,890         12,216
    Changes in assets and liabilities:
      Subscriber receivables......................       (6,123)      (68,437)       (57,362)      (21,942)    (1,160,242)
      Inventories.................................           --      (251,172)            --            --             --
      Prepaid expenses and other..................       (6,496)     (395,300)      (656,061)     (308,385)      (765,834)
      Accounts payable, accrued expenses and other
         liabilities..............................       51,442       809,962      4,292,617       567,250      4,789,383
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by (used in) operating
           activities.............................       28,020      (106,820)       710,483    (1,036,512)    (2,358,068)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from investing activities:
  Investment in joint venture.....................           --            --    (12,431,379)  (11,649,908)    (5,426,432)
  Proceeds from assets held for sale..............           --            --             --            --      3,323,250
  Purchases of systems and equipment..............     (604,082)   (2,072,937)   (12,414,501)   (4,011,480)   (25,575,252)
  Expenditures for leased licenses................     (797,655)   (3,068,084)    (3,354,471)   (2,465,265)    (1,592,024)
  Restricted assets -- investment in debt
    securities....................................           --            --             --    (7,283,777)   (24,747,214)
  Acquisitions....................................           --            --    (16,300,000)           --    (11,422,814)
  Issuance of note receivable.....................           --            --     (2,000,000)           --             --
  Other...........................................           --            --             --            --     (2,250,000)
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash used in investing
           activities.............................   (1,401,737)   (5,141,021)   (46,500,351)  (25,410,430)   (67,690,486)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........           --     2,000,000     22,352,213    22,283,365             --
  Proceeds from Units Offering....................           --            --             --            --    100,000,000
  Proceeds from minority interest owners..........    1,430,900     1,553,355             --            --             --
  Purchase of minority interests..................           --            --     (1,608,895)   (1,408,858)            --
  Proceeds from short-term borrowings and notes
    payable.......................................           --     2,992,364     10,408,542    10,408,542      3,070,070
  Proceeds from convertible discount notes........           --            --     40,150,000
  Payments on short-term borrowings and notes
    payable.......................................           --      (399,835)   (11,946,344)   (2,001,071)    (3,105,977)
  Payments to stockholders and affiliates.........     (523,493)     (727,189)            --            --             --
  Proceeds from stockholders and affiliates.......      578,035       479,480             --            --             --
  Debt issuance costs.............................           --            --     (2,395,000)     (495,000)    (4,783,975)
  Other...........................................           --            --             --            --         37,547
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by financing
           activities.............................    1,485,442     5,898,175     56,960,516    28,786,978     95,217,665
                                                    -----------   -----------   ------------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents.....................................      111,725       650,334     11,170,648     2,340,036     25,169,111
Cash and cash equivalents at beginning of
  period..........................................       53,246       164,971        815,305       815,305     11,985,953
                                                    -----------   -----------   ------------   -----------   ------------
Cash and cash equivalents at end of period........  $   164,971   $   815,305   $ 11,985,953   $ 3,155,341   $ 37,155,064
                                                    ===========   ===========   ============   ===========   ============

          See accompanying notes to consolidated financial statements.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1994
          (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1994 AND 1995 IS UNAUDITED)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and History

     Heartland Wireless Communications, Inc. (the "Company") develops, owns and operates wireless cable television systems. The Company has wireless cable channel rights in various wireless cable television markets located primarily in the central United States. The Company's first operational system, located in Ada, Oklahoma, commenced operations in April 1992. Currently, the Company provides service in fifteen markets located in Texas, Oklahoma, Kansas and Louisiana. Systems in other markets are currently under construction and development by the Company.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany balances and transactions between the entities have been eliminated in consolidation.

     The Company was formed in October 1993 to succeed to the wireless cable businesses previously conducted by two of the current principal stockholders of the Company. The two stockholders contributed their ownership in all capital stock of entities engaged in the wireless cable businesses, including Wireless Communications, Inc. ("WCI") which was formed in September 1990. In addition, the stockholders agreed to lease all other wireless cable channel lease rights controlled by them to the Company and grant to the Company an option to purchase such channel rights at a nominal cost. The formation of the Company and consolidation of the existing wireless cable businesses has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests. Accordingly, the Company's results of operations for periods prior to its formation include the results of operations of all wireless cable businesses previously conducted, either directly or indirectly, through various controlled entities of the stockholders, including WCI.

  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and costs associated with subscriber installations are capitalized. Upon subscriber disconnect, the Company continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service in each respective market. As of December 31, 1994, approximately $12,040,000 of the leased license investment was not yet subject to amortization. The Company continually reevaluates the propriety of the carrying amounts of the leased license investment with respect to each market as well as the amortization period based on

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES management's estimate of the fair value of each market to determine whether current events and circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period of service. Revenues from the sale of subscriber premises equipment are recognized upon delivery of such equipment to a subscriber ($237,730 in 1994 and $213,005 in 1993). Installation fees are recognized upon origination of service to a subscriber to the extent of costs incurred to obtain subscribers. Installation revenues in excess of such costs will be deferred and amortized over six years.

  (f) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  (h) Sales of Subsidiary Stock

     Gains and losses from the sales of stock by the Company's majority-owned subsidiaries are accounted for as equity transactions in consolidation.

  (i) Net Loss Per Common Share

     Net loss per common share is based on the net loss applicable to the weighted average number of common shares outstanding of 8,000,000 for the years ended December 31, 1992 and 1993, 10,041,000 for the year ended December 31, 1994 and 9,693,000 and 11,624,000 for the nine-month periods ended September 30, 1994 and 1995, respectively. The weighted average number of common shares outstanding in each period gives retroactive effect to an 8,000-for-one split of the Company's common stock (see note 5).

     Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation. Fully-diluted loss per common share is not presented as it would not materially differ from primary loss per common share.

  (j) Statements of Cash Flows

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     During the years ended December 31, 1992 and 1993, the Company had noncash investing and financing activities. During 1992, an affiliate contributed systems and equipment in the amount of $133,403 for preferred stock in a subsidiary of the Company. During 1993, the Company acquired certain systems and equipment by assuming notes payable in the amount of $388,017, certain individuals contributed assets and services in the amount of $96,000 in exchange for common and preferred stock in certain of the Company's subsidiaries, and stockholders of the Company contributed certain equipment and channel rights in the amount of $114,511.

     Cash paid during 1993 and 1994 for interest was $67,124 and $296,596, respectively (none in 1992).

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     (k) Interim Financial Information

     In the opinion of management, the accompanying unaudited consolidated condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of September 30, 1995, and the results of operations and cash flows for the nine months ended September 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                    1993          1994
                                                                  ---------    ----------
    Equipment awaiting installation.............................  $  336,920   $ 3,034,453
    Subscriber premises equipment and installation costs........     676,347     6,581,632
    Transmission equipment and system construction costs........   1,969,039     7,350,607
    Office furniture and equipment..............................     139,946       406,936
    Buildings and leasehold improvements........................      70,286       145,550
                                                                  ----------   -----------
                                                                   3,192,538    17,519,178
    Accumulated depreciation and amortization...................    (156,312)     (753,999)
                                                                  ----------   -----------
                                                                  $3,036,226   $16,765,179
                                                                  ==========   ===========

     As of December 31, 1994, equipment awaiting installation and approximately $914,000 of transmission equipment and system construction costs were not yet subject to depreciation.

(3) LONG-TERM DEBT

     Long-term debt at December 31, 1993 and 1994 consists of the following:

                                                                    1993          1994
                                                                  ---------    ----------
    Convertible subordinated discount notes.....................  $       --   $40,451,125
    Notes payable...............................................   1,592,529        54,727
                                                                  ----------   -----------
                                                                   1,592,529    40,505,852
    Less current portion........................................     338,851        19,918
                                                                  ----------   -----------
                                                                  $1,253,678   $40,485,934
                                                                  ==========   ===========

     On November 30, 1994, the Company consummated the private placement of $40,150,000 in gross proceeds of 9% Convertible Subordinated Discount Notes ("Convertible Notes") pursuant to the terms of a Note Purchase Agreement. The Convertible Notes accrete at a rate of 9% compounded semiannually, to an aggregate principal amount of $62.4 million at November 30, 1999. Thereafter, interest accrues at the rate of 9% per annum and is payable semiannually from November 30, 1999 or earlier upon the occurrence of a Material Default (as defined in the Note Purchase Agreement). The Convertible Notes mature on November 1, 2004 and are subordinated as to all existing and future indebtedness of the Company other than indebtedness that is expressly subordinated to the Convertible Notes. The Note Purchase Agreement contains covenants that, among other things, prohibit or limit the ability of the Company and its subsidiaries to pay dividends, to sell or lease channel rights, to make certain acquisitions and incur certain indebtedness.

     At the option of a holder, the Convertible Notes are convertible into common stock of the Company at $15.34 per share (the "Conversion Price"). The Convertible Notes are redeemable at the option of the Company at any time on or after November 30, 1999 at 100% of the principal amount at maturity plus accrued

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES and unpaid interest. However, such redemption right is only available if the market price of the Company's common stock exceeds 150% of the Conversion Price for a specified trading period. As the Convertible Notes have been outstanding for only a short period of time, the carrying amounts of borrowings outstanding at December 31, 1994 approximate estimated fair value.

     On March 31, 1994, the Company entered into an agreement with a bank for a $15,000,000 Revolving Credit Facility (the "Facility"). Outstanding borrowings under the Facility will bear interest at the bank's corporate base rate plus 1.5% per annum or LIBOR plus 4.0% per annum, at the Company's option. The Facility will be on a revolving basis for three years with all outstanding borrowings at the end of the third year converting to a term loan payable in equal quarterly installments over three years. The Company must pay an annual commitment fee of 3/8% per annum on the unused portion of the Facility. The total amount of borrowings under the Facility will be subject to certain limitations. Borrowings under the Facility will be secured by substantially all the Company's assets and the capital stock of the Company's subsidiaries. The Facility contains certain restrictive covenants that, among other things, require the Company to satisfy certain financial ratios, and limit the ability of the Company and its subsidiaries to pay dividends, repurchase Company stock and incur additional indebtedness. No amounts were outstanding under the Facility at December 31, 1994. Prior to borrowing any funds under the Facility, the Company would need to obtain a waiver from the bank of certain conditions and covenants relating to the sale of the Convertible Notes. The Company does not currently intend to borrow any funds under the Facility. The Company is actively pursuing alternative bank financing on terms, including an increased amount of a facility, which the Company believes are more favorable than those under the Facility.

     In 1994, the Company incurred a recapitalization charge of $205,575 that is included in other expense in the accompanying statement of operations. This charge related to costs incurred in connection with a rescinded offering of debt securities.

     Aggregate maturities of long-term debt as of December 31, 1994 for the five years ending December 31, 1999 are as follows: 1995 -- $19,918; 1996 -- $21,054 and 1997 -- $13,755.

(4) MINORITY INTERESTS

     In connection with the development of certain wireless cable television markets, the Company has sold stock in certain of its subsidiary companies principally for cash. Total consideration received from the sales of subsidiary stock amounted to $1,430,900 in 1992 and $1,553,355 in 1993. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in the related wireless cable systems. Minority ownership interests in the outstanding common stock of such subsidiary companies range from 5% to 49.9999%.

     As a result of the sales of subsidiary stock, the Company's investment in majority-owned subsidiaries increased by $881,235 in 1992 and $807,472 in 1993. Such increases have been recorded by the Company as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. The Company has not provided deferred income taxes on such increases since the Company ultimately expects to recover its investments in the subsidiaries in a tax-free manner.

     Certain of the Company's subsidiaries have issued preferred stock, a portion of which is held by outside third parties. Preferred stock owned by outside third parties in the amounts of $453,935 at December 31, 1993 and 1994 has been reflected as minority interests in the accompanying consolidated balance sheets. Dividends on the preferred stock accrue at 8% of the stated value per share per year and are cumulative. Preferred stock dividends of the subsidiaries with respect to the third party ownership were $14,006 in 1992, $26,606 in 1993 and $36,315 in 1994 and are included in other expense in the accompanying statements of operations.

     In April 1994, the Company acquired all of the outstanding minority ownership interests held by the minority interest owner in six of the Company's majority-owned subsidiaries in exchange for the issuance by

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES the Company of 650,000 restricted shares of common stock. As a result of the acquisition, the six subsidiaries became wholly-owned subsidiaries of the Company. Additionally, at various dates during 1994, the Company acquired minority interests in certain other subsidiaries for an aggregate of approximately $1,609,000 in cash and 44,280 restricted shares of common stock.

     The acquisitions of the minority ownership interests were accounted for as purchases. For financial reporting purposes, the total purchase price was approximately $7,882,000 and assumes a value per share of $8.93 to $10.75 for the restricted shares. The excess (approximately $2,646,000) of the purchase price over the fair value of the net identifiable assets acquired will be amortized on a straight-line basis over 20 years. Pro forma disclosures that include the effects of the acquisitions of the minority interests would not be materially different from historical information and have not been presented.

     In February 1995, the Company offered to exchange approximately 380,000 shares of its common stock for the minority interests in certain of its subsidiaries (the "Minority Interest Exchange Offer"). The exchange ratio with respect to each minority interest was determined by management of the Company based upon the estimated fair market value of each respective subsidiary. The Minority Interest Exchange Offer expired on March 15, 1995. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

(5) STOCKHOLDERS' EQUITY

  (a) Change in Capital Structure

     On January 18, 1994, the board of directors filed a restated certificate of incorporation to increase the number of authorized shares of common stock to 50,000,000, change the common stock from $.01 par to $.001 par value and authorize 10,000,000 shares of preferred stock at $.01 par value per share. In addition, the Company effected an 8,000-for-one split of its common stock. The consolidated financial statements, including all references to the number of shares of common stock and all per share information, have been adjusted to reflect the common stock split and other changes in the capital structure on a retroactive basis.

  (b) Public Offering

     On April 28, 1994, the Company completed an initial public offering of 2,100,000 shares of its common stock. On June 9, 1994, the Company sold an additional 315,000 shares of common stock upon exercise by the underwriters of their over-allotment option. The aggregate net proceeds to the Company were approximately $22.3 million. The net proceeds have been used to repay indebtedness, construct operating systems, finance operating losses in certain markets and corporate overhead, acquire certain minority interests in subsidiaries, acquire or secure the Company's existing channel rights and fund a portion of the acquisition of certain RuralVision Joint Venture assets.

  (c) Stock Options

     In April 1994, the Company adopted the 1994 Employee Stock Option Plan which provides for the granting of options to purchase a maximum of 950,000 shares of common stock. Options may be granted to key employees at exercise prices of not less than 100% of the fair market value of the common stock on the date of grant. Options typically vest over a five-year period (although options granted to certain employees are 40% vested upon grant and vest an additional 20% per year over a three-year period) and expire at the end of option periods of not more than seven years.

     During 1994, the Company also adopted the 1994 Stock Option Plan for Non-Employee Directors which provides for the granting of options to purchase a maximum of 50,000 shares of common stock. Generally, each non-employee director will be granted on an annual basis an option to acquire 2,000 shares of common stock at exercise prices equal to the fair market value of the common stock on the date of grant. Options

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES granted generally become exercisable in 25% cumulative annual installments beginning one year from the date of grant and expire at the end of option periods of not more than seven years.

     The following table summarizes the 1994 activity in stock options under these plans:

                                                               NUMBER OF
                                                                OPTIONS       PRICE RANGE
                                                               ---------    ----------------
    Granted..................................................    543,000    $10.50 - $11.125
    Cancelled................................................   (130,000)   $10.50
                                                                --------
      Outstanding at December 31, 1994.......................    413,000    $10.50 -  11.125
                                                                ========
      Exercisable at December 31, 1994.......................    148,000    $10.50
                                                                ========

     As of December 31, 1994, 587,000 shares were available for grant under the stock option plans.

(6) INCOME TAXES

     Income tax benefit of $1,594,963 for the year ended December 31, 1994 consists of a deferred tax benefit.

     Income tax benefit for the years ended December 31, 1992, 1993 and 1994 differed from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                          1992        1993          1994
                                                        --------    ---------    ----------
    Computed "expected" tax benefit...................  $(17,299)   $(138,074)   $(1,577,017)
    Amortization of goodwill..........................        --           --         27,540
    State tax benefit, net............................        --           --       (103,500)
    Loss for which no tax benefit was recognized......    17,299      138,074         58,014
                                                        --------    ---------    -----------
                                                        $     --    $      --    $(1,594,963)
                                                        ========    =========    ===========

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                                   1993           1994
                                                                 ---------     ----------
    Deferred tax assets:
      Accounts receivable, principally due to allowance for
         doubtful accounts.....................................  $   8,528     $   45,473
      Basis differences between assigned values and tax bases
         of stock of subsidiaries..............................         --        791,453
      Investment in joint venture..............................         --        609,668
      Accretion on Convertible Notes...........................         --        115,486
      Leased license investment, principally due to start-up
         costs not yet deductible for tax purposes.............    120,538        120,538
      Net operating loss carryforwards.........................    136,359      1,082,567
                                                                 ---------     ----------
              Total gross deferred tax assets..................    265,425      2,765,185
      Less valuation allowance.................................   (183,295)      (791,553)
                                                                 ---------     ----------
              Net deferred tax assets..........................     82,130      1,973,632
                                                                 ---------     ----------
    Deferred tax liabilities:
      Systems and equipment, principally due to differences in
         depreciation..........................................    (82,130)       (81,575)
      Leased license investment................................         --     (2,938,016)
                                                                 ---------     ----------
              Total gross deferred tax liabilities.............    (82,130)    (3,019,591)
                                                                 ---------     ----------
              Net deferred tax liability.......................  $      --     $1,045,959
                                                                 =========     ==========

     The net changes in the total valuation allowance for the years ended December 31, 1994 and 1993 were increases of $183,295 and $791,553, respectively. The Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

     As of December 31, 1994, the Company has approximately $2,926,000 of federal income tax loss carryforwards which expire in years 2005 through 2009.

(7) LEASES

     The Company leases from third parties channel rights licensed by the FCC. Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of the Company's channel leases range from 5 to 10 years, although certain of the Company's channel leases have initial terms expiring in the next several years. Most of the Company's leases provide for either a right of first refusal or automatic renewal of their terms upon FCC renewal of the underlying license, grant the Company a right of first refusal to purchase the channels after the expiration of the lease and/or require the parties to negotiate renewal in good faith. Although the Company does not believe that the termination of or failure to renew a single channel lease would adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various subscriber levels.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     Payments under the channel rights lease agreements begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expense was $1,000, $25,260 and $94,865 for the years ended December 31, 1992, 1993 and 1994, respectively.

     In connection with the purchase of certain assets on December 1, 1994 for RuralVision Joint Venture as discussed in note 8, the Company is obligated under channel rights lease agreements which require royalty payments upon grant of the channel rights. Channel rights lease expense was $72,132 for year ended December 31, 1994.

     The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was $24,375, $41,761 and $205,210 for the years ended December 31, 1992, 1993 and 1994, respectively.

     Future minimum lease payments due under channel rights leases for operational systems and other noncancellable operating leases in effect at December 31, 1994 are as follows:

                                                     CHANNEL        OTHER
YEAR ENDING                                          RIGHTS       OPERATING
DECEMBER 31,                                         LEASES        LEASES
------------                                        ---------     ---------
   1995...........................................  $1,481,275    $25,941
   1996...........................................   1,599,500     26,139
   1997...........................................   1,650,000     25,573
   1998...........................................   1,649,450     16,461
   1999...........................................   1,629,100      1,212

(8) RURALVISION ACQUISITION

     On August 19, 1994, RuralVision Joint Venture ("RuralVision Joint Venture"), a newly-formed general partnership in which each of the Company and Cross Country Wireless Inc. ("Cross Country") have a 50% interest, purchased certain assets (the "Rural Vision Assets"), including five operating wireless cable systems and channel rights in approximately 100 markets, from RuralVision Central, Inc. and RuralVision South, Inc. (collectively, "RuralVision"). The aggregate purchase price of approximately $50.0 million for the RuralVision Assets was comprised of a $46.0 million note bearing interest at the rate of 8% per annum (the "RuralVision Note") and approximately $4.0 million of acquisition-related costs paid primarily by the Company and Cross Country. The Company and Cross Country have guaranteed the payment of the RuralVision Note. As of December 31, 1994, the remaining balance outstanding under the RuralVision Note was $8.0 million. The Company's investment in RuralVision Joint Venture has been accounted for under the equity method of accounting.

     On January 27, 1995, the Company, Cross Country and RuralVision entered into the Venture Distribution Agreement, as a result of which the Company (i) paid an additional $4.32 million (including accrued interest of $320,000) in satisfaction of 50% of the remaining balance of the RuralVision Note, (ii) paid $513,000 (including accrued interest of $13,000) in satisfaction of 50% of the remaining balance of certain liabilities which RuralVision Joint Venture had assumed, and (iii) received a distribution (the "RuralVision Distribution") from RuralVision Joint Venture of an operating wireless cable system and wireless cable channel rights in 36 other markets with a carrying amount of approximately $16.0 million. As part of this transaction, the Company granted to Cross Country the right to "put" or sell certain remaining RuralVision Joint Venture assets to the Company for $3.25 million (reduced dollar for dollar by the proceeds of any prior partial sales of such assets) on May 17, 1995. Although the Company remains a 50% partner in RuralVision Joint Venture, the Company, pursuant to the Venture Distribution Agreement, has no economic interest in any remaining RuralVision Joint Venture assets or liabilities other than certain immaterial amounts

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES of office furniture and equipment. As a result, subsequent to January 27, 1995, the carrying amount of the Company's investment in RuralVision Joint Venture is zero.

     Summarized condensed financial information of RuralVision Joint Venture follows:

                              BALANCE SHEET AS OF
                               DECEMBER 31, 1994

                                     ASSETS

    Current assets, including assets to be sold of $20,000,000............    $20,969,043
    Systems and equipment.................................................      6,118,015
    Leased license investment.............................................      4,626,244
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========
                       LIABILITIES AND VENTURERS' EQUITY

    Current liabilities, including notes payable of $9,000,000............    $10,537,272
    Venturers' equity.....................................................     21,176,030
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========

                        STATEMENT OF OPERATIONS FOR THE
                   PERIOD FROM AUGUST 19, 1994 (INCEPTION) TO
                               DECEMBER 31, 1994

    Subscription revenues.................................................    $ 1,269,184
    Operating expenses....................................................      2,043,154
                                                                              -----------
              Net loss....................................................    $  (773,970)
                                                                              ===========

     On December 1, 1994 the Company acquired an operating wireless cable system and wireless cable channel rights in 37 other markets from RuralVision Joint Venture for an aggregate purchase price of $14.0 million in cash. The Company has allocated the purchase price on a preliminary basis to the assets acquired and liabilities assumed based on the estimated fair values of such assets and liabilities.

     In connection with the Company's allocation of the purchase price of the acquisition on December 1, 1994, the Company has identified wireless cable channel rights in certain markets which management expects to sell and has classified $12.5 million of such assets as assets held for sale as of December 31, 1994. Based on management's analysis of additional assets to be sold that were included in the assets distributed to the Company as part of the January 27, 1995 Venture Distribution Agreement, the assets held for sale increased to $21.5 million. The assets held for sale as of December 31, 1994 represent wireless cable channel rights in 26 markets.

     Management's determination of the carrying amount of the assets held for sale is based on a number of factors including the markets' stage of development; the value of any channel rights lease agreements held by a market; the potential number of households in the relevant market; the number of channels available in the relevant market; the number of channel rights granted or pending in the relevant market; the capital necessary to commence operations in the relevant market; competitive factors; and the estimated rental payments under channel rights lease agreements and certain other costs that will be capitalized during the estimated holding period. The Company expects to sell certain markets within one year from the date of acquisition from RuralVision Joint Venture. Rental expense under channel rights lease agreements and other costs associated with the assets held for sale amounting to approximately $30,000 have been capitalized and included in assets held for sale. Since the assets held for sale are nonoperating markets, no other operating profit or loss has been

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES excluded from the Company's 1994 consolidated statement of operations. Additionally, any difference between the carrying amounts and the sale prices on the ultimate disposition of the assets held for sale will be treated as an adjustment of the original purchase price allocation.

     Although the Company expects to sell the assets held for sale for $12.5 million ($21.5 million subsequent to the Venture Distribution Agreement) within one year from the date of their acquisition from RuralVision Joint Venture, there can be no assurance that any sales will be consummated. The Company has entered into definitive agreements and letters of intent to sell certain of the assets held for sale for $4.19 million comprised of $3.515 million of cash and a $675,000 note receivable. In the event the Company is unable to dispose of the assets held for sale within such time frame, the Company would fund approximately $500,000 to $750,000 of rental payments and other costs related to the assets held for sale through August 1995 from the Company's existing available cash, proceeds from the sale of assets held for sale, or other sources of financing, if secured. In addition, if the Company is unable to dispose of certain of the assets held for sale the Company may be required, due to the expiration of construction permits, to construct operating systems for certain assets held for sale. The amount of such funding would approximate $3,000,000 for the period from the estimated date of disposition through December 31, 1995. Should construction of operating systems of certain assets held for sale be required, the Company believes that the value of the constructed systems would be significantly enhanced. However, based on the estimated dates of disposition, the Company currently does not anticipate that such construction will be required during 1995. The amount and timing of the Company's obligations to fund rental payments and other costs attributable to the assets held for sale will depend upon a number of factors, many of which are not within the control of the Company, including the timing of the disposition of the assets held for sale, programming costs and equipment costs.

     Unaudited consolidated condensed pro forma results of operations for 1993 and 1994, as if the December 1, 1994 acquisition of assets from RuralVision Joint Venture discussed above had occurred at the beginning of the respective periods, follow:

                                                                    1993           1994
                                                                 ----------     -----------
    Subscription revenues......................................  $1,709,433     $ 3,087,379
                                                                 ==========     ===========
    Net loss...................................................  $ (565,005)    $(3,870,410)
                                                                 ==========     ===========
    Loss per common share......................................  $     (.07)    $      (.35)
                                                                 ==========     ===========

(9) RELATED PARTY TRANSACTIONS

     The Company has had certain advances to and from stockholders and affiliates. As of October 31, 1993, these advances were converted to equity by the Company and the stockholders and affiliates. The net amount of such conversion of $68,743 has been recorded as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. Generally, these amounts arose as a result of advances to and from stockholders and affiliates for borrowings, or for services rendered in connection with the development of wireless cable television systems or acquisition of wireless cable channel rights. Such amounts were noninterest bearing.

     The Company paid $134,165 in 1992, $414,982 in 1993 and $74,559 in 1994 to
various affiliates for services performed in connection with the development of wireless cable television systems, acquisition of wireless cable channel rights and certain administrative services.

     During 1993, an entity owned by a director of the Company was paid $40,660 for consulting services provided in connection with the acquisition of certain wireless cable channel rights. Such amount has been included as part of the leased license investment in the accompanying consolidated balance sheets. Additionally, such entity purchased approximately 10% and 5% minority interests, respectively, in two of the Company's subsidiaries for $45,000.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

     Subsequent to its formation in 1990, WCI utilized the services of several third-party consultants in conducting its business activities. Consulting services provided by these persons related principally to WCI's acquisition of wireless cable channel rights. In September and October 1993, certain of the persons that provided such consulting services to WCI joined the Company as executive officers.

     During 1993, the Company received inventory and other assets totaling $114,969 in exchange for forgiveness of advances of $172,132 to a formerly affiliated installation company. The Company has reflected the settlement of $57,163 in other expense in the accompanying 1993 consolidated statement of operations.

     The Company leases office space from an entity owned by certain stockholders of the Company for which the expense amounted to approximately $18,000 in 1992 and 1993 and $22,224 in 1994.

     On December 15, 1994, the Company entered into an agreement with a stockholder and its affiliate pursuant to which the Company loaned $2.0 million to the stockholder secured by 300,000 shares of the Company's common stock owned by the stockholder and all of the affiliate's assets in and to the Tulsa, Oklahoma wireless cable market. The loan bears interest at 12% per annum with all accrued interest and the outstanding principal balance due on June 15, 1995. In addition, on December 15, 1994, the affiliate granted to the Company an option for the Company to acquire the Tulsa, Oklahoma wireless cable market. The option is exercisable at any time after January 20, 1995 and continuing through June 15, 1995. The purchase price to be paid upon any exercise of the option is up to a maximum of $5.2 million, subject to adjustment based on the number of granted channels. In addition, the affiliate has the right to obtain a release of this option at any time prior to June 15, 1995, by payment of a $300,000 release price and payment in full of the loan.

(10) COMMITMENTS AND CONTINGENCIES

     The Company has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1994 through 1998. The agreements generally require monthly payments based upon the number of subscribers to the Company's systems, subject to certain minimums.

     In connection with a $1,000,000 loan from a bank to a stockholder of the Company, the Company has agreed to purchase such loan upon demand from the bank for the aggregate amount of principal and interest thereon plus any other amounts owed to the bank by the stockholder. The loan is secured by all of the wireless cable assets of the stockholder relating to the Lubbock, Texas market, including wireless cable channel rights, equipment and accounts receivable.

     The Company is a party to a legal proceeding incidental to its business which, in the opinion of management, is not expected to have a material adverse effect on the Company's consolidated financial position or operating results.

(11) SUBSEQUENT EVENT

     Pursuant to a loan agreement dated March 27, 1995 (the "Loan Agreement"), two stockholders of the Company have agreed to loan the Company up to an aggregate of $4.0 million ($2.0 million each) and a holder of the Convertible Notes has agreed to loan to the Company, or to guarantee a bank loan to the Company in the amount of, $2.0 million. Borrowings under the Loan Agreement may be used solely for working capital. Borrowings under the Loan Agreement will bear interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the Loan Agreement will be due and payable in full on June 30, 1995, subject to prepayment upon the receipt by the Company of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the Loan Agreement may not be reborrowed. Borrowings under the Loan Agreement will be secured by the capital stock and assets of two of the Company's operating subsidiaries. As of March 27, 1995, the Company had borrowed $2.0 million under the Loan Agreement, funded $1.0 million each by the two stockholders.

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

(12) OTHER SUBSEQUENT INFORMATION (UNAUDITED)

     (a) Accounting Change

     In the third quarter of 1995, the Company changed, effective January 1, 1995, its method of accounting for the direct costs and installation fees related to subscriber installations to achieve a better matching of its revenues and expenses and to conform its accounting practices with those of other companies in the wireless cable industry. Pursuant to the change, the Company's policy is to capitalize the excess of direct costs of subscriber installations over installation fees. These direct costs include reception materials and equipment on subscriber premises, installation labor and overhead charges, and direct commissions. Such capitalized costs are amortized on a subscriber-by-subscriber basis over the estimated average subscription term (presently six years). Any unamortized balance of the non-recoverable portion of the cost of a subscriber installation is fully depreciated upon subscriber disconnect and the related cost and accumulated depreciation are removed from the balance sheet. The Company periodically evaluates the estimated amortization period and the recoverability of these costs to determine whether circumstances warrant adjustments to the carrying amounts or revised estimates of the useful life. An impairment loss would be recognized if the expected future operating cash flows from subscribers in an individual market are less than the carrying amount of subscriber installation costs in such market.

     Prior to the accounting change, the Company's policy was to expense all direct commissions associated with subscriber installations and to recognize as revenue all installation fees to the extent of selling costs (including direct commissions) incurred to obtain subscribers. Historically, such selling costs have exceeded installation fees. In addition, upon subscriber disconnect, the Company continued to depreciate the full capitalized installation cost subsequent to the disconnection. The Company has not presented the cumulative effect of the change in accounting because the effect of this change on periods prior to January 1, 1995 was not material. In addition, the results of operations for any prior annual period would not differ materially from results under the new method of accounting. The effect of this change on the nine-month period ended September 30, 1995 was to decrease net loss by approximately $210,000 ($.02 per common share).

     (b) Units Offering

     On April 26, 1995, the Company consummated a private placement of 100,000 units (the "Units") consisting of $100.0 million aggregate principal amount of 13% Senior Notes due 2003 ("Senior Notes") and 600,000 warrants to purchase an equal number of shares of common stock at an exercise price of $19.525 per share to the initial purchasers. The Company placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. In connection with the issuance of the Senior Notes, the Company agreed, among other things, to file within 30 days of the issue date a registration statement with the Securities and Exchange Commission (the "Commission") with respect to an offer to exchange new notes registered under the Securities Act of 1933 for the Senior Notes, which new notes will be identical in all respects to the Senior Notes, except that the new notes will not contain terms with respect to transfer restrictions and to cause such registration statement to become effective within 120 days of the issue date. As of September 30, 1995, the Company had not caused such registration statement to become effective within the 120-day period. As a result, subsequent to August 24, 1995, the Company has been required to pay additional interest on the outstanding Senior Notes. The amount of additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2.00% per annum.

     Between September 12, 1995 and September 29, 1995, the Company engaged in the solicitation of consents from the holders of the Senior Notes to amend certain provisions of the indenture to permit the Company to consummate the Wireless One Transaction and the Transactions (as hereinafter defined) and additionally amend certain definitions and covenants. The proposed amendments to the indenture received

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES approval of approximately 95.5% in aggregate principle amount of the Senior Notes and became effective as of October 2, 1995 upon the execution of a supplemental indenture. The Company paid an aggregate of $955,000 to consenting holders in October 1995.

     The amounts placed in the escrow account have been invested in U.S. Treasury Notes. As of September 30, 1995, $100.0 million aggregate principal amount of the Senior Notes remain outstanding.

     (c) Acquisitions of Minority Interests in Subsidiaries

     On March 15, 1995, the Company consummated the Minority Interest Exchange offer and issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries (18 of which are now wholly-owned). The Company has used the purchase method to account for the acquisitions of these minority interests. For financial statement purposes, the total purchase price was approximately $5.1 million, including out-of-pocket expenses of approximately $500,000. A deferred tax liability of approximately $1.4 million has been recorded for differences between the assigned values and the tax bases of assets and liabilities recognized in the acquisitions of the minority interests. A corresponding amount has been recorded as excess purchase price over the fair value of net identifiable assets acquired and will be amortized over a 20-year period.

     Pro forma disclosures that include the effects of the acquisitions of the minority interests are not materially different from historical information and are not presented.

     (d) Rural Vision Joint Venture

     On May 17, 1995, Cross Country exercised its right to sell certain remaining RuralVision Joint Venture assets to the Company and, as a consequence, the Company acquired such markets. In addition, on May 17, 1995, the Company assigned its remaining interest in RuralVision Joint Venture to an unrelated third party in exchange for nominal consideration and, as a result, ceased to be a joint venturer thereof on such date.

     In connection with the RuralVision Distribution and the Company's acquisition of other wireless cable channel rights from RuralVision Joint Venture in December 1994, the Company identified wireless cable channel rights in certain markets which will be either sold, exchanged or conveyed. The remaining balance at September 30, 1995 of $9.2 million of assets held for sale represents assets that were sold or conveyed for cash subsequent to September 30, 1995.

     (e) Other Acquisitions and Divestitures

     In May 1995, the Company purchased an operating wireless cable system in the Lubbock, Texas market and wireless cable channel rights in the Tulsa, Oklahoma market for approximately $5.4 million (plus approximately $0.2 million of acquisition-related costs) and $3.8 million (plus approximately $0.1 million of acquisition-related costs) in cash, respectively (the "Lubbock and Tulsa Acquisitions").

     In May 1995, the Company sold certain wireless cable channel rights in five markets to an unaffiliated entity for $2.7 million in cash. These assets comprised a portion of the assets held for sale.

     On July 18, 1995, the Company privately placed 1,029,707 shares of its common stock to RuralVision Joint Venture in exchange for $20,000,000 in cash. Immediately subsequent to the issuance of the shares to RuralVision Joint Venture, the Company acquired substantially all of the remaining assets of RuralVision Joint Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in additional markets located in five states for $20,000,000 in cash (the "Cross Country Acquisition").

     Summarized below is the unaudited pro forma information for the nine months ended September 30, 1994 and 1995 as if the Cross Country Acquisition and the Lubbock and Tulsa Acquisitions had been consummated as of the beginning of 1994 and 1995. The pro forma information does not purport to represent

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES what the Company's results of operations actually would have been had such transactions or events occurred on the dates specified, or to project the Company's results of operations for any future period.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                           ----------------------------
                                                              1994             1995
                                                           -----------     ------------
        Revenues........................................   $ 3,075,000     $ 10,872,000
                                                           ===========     ============
        Net loss........................................   $(1,655,000)    $(11,794,000)
                                                           ===========     ============
        Net loss per common share.......................   $      (.54)    $       (.93)
                                                           ===========     ============

     (f) Wireless One

     In October 1995, the Company contributed certain assets and related liabilities with respect to two operating wireless cable systems and certain other wireless cable markets in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One, Inc. ("Wireless One") for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10.0 million of notes. A portion of these assets comprise the assets held for sale presented in the accompanying balance sheet. Wireless One is a newly-formed corporation into which Wireless One Operating Company, a privately-held wireless cable company, was merged. On October 18, 1995, Wireless One completed an initial public offering of 3,000,000 shares of its common stock and, concurrently therewith, consummated the sale of $150,000,000 in gross proceeds of 13% Senior Notes due 2003. As a result and pursuant to the merger agreement, Wireless One repaid the $10.0 million of notes from the proceeds of the offerings.

     In October 1995, the Company executed an agreement to sell wireless cable channel rights in Flippen, Tennessee for $1.5 million in cash. The transaction is subject to customary closing conditions, including each party's Board of Directors and lender approvals, due diligence review and other conditions.

     (g) Pending Acquisitions

     In September 1995, the Company executed an agreement to acquire Cablemaxx, Inc. ("Cablemaxx") for approximately $80.8 million in common stock of the Company. The agreement provides for the conversion of the common stock of Cablemaxx at a rate of $8.50 per share, subject to adjustment, into common stock of the Company, with the exchange rate determined by the average price of the Company's common stock preceding the closing date of the transaction.

     In September 1995, the Company entered into agreements to acquire American Wireless Cable Systems, Inc. ("AWS") and the assets of Wireless Cable TV Associates #38 (the "Minneapolis Partnership") and Fort Worth Wireless Cable TV Associates (the "Fort Worth Partnership") for an aggregate of approximately $65.3 million of common stock of the Company.

     In October 1995, the Company entered into a definitive agreement with Technivision, Inc. ("Technivision") whereby the Company will acquire substantially all of the assets of Technivision for approximately $36.75 million of the Company's common stock, less an amount of assumed obligations which shall not exceed $5.0 million.

     These transactions (collectively, the "Transactions") are subject to certain conditions, including, without limitation, approval by the shareholders of each company.

     The Company is also currently pursuing opportunities to dispose of certain wireless cable channel rights, presently held by or sought to be acquired by the Company pursuant to the Transactions, and expects to sell, contribute or exchange such assets in one or more transactions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of American Wireless Systems, Inc.:

     We have audited the accompanying balance sheets of American Wireless Systems, Inc. (a Delaware corporation) as of December 31, 1993 and 1994, and the related statements of operations, stockholders' equity and cash flows for the ten months ended December 31, 1992, and the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Wireless Systems, Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the ten months ended December 31, 1992, and the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 19, 1995.

                        AMERICAN WIRELESS SYSTEMS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994
                       AND SEPTEMBER 30, 1995 (UNAUDITED)

                                     ASSETS

                                                         1993          1994           1995
                                                      ----------    -----------    -----------
Cash and cash equivalents (note 2)..................  $3,244,275    $   376,621    $ 1,182,653
Marketable securities (note 2)......................   2,318,252             --             --
Income tax receivable (note 10).....................     401,316             --             --
Debt issuance costs (note 2)........................     591,957             --             --
Prepaid expenses and other current assets...........     227,180        186,242         89,724
                                                      ----------    -----------    -----------
          Total current assets......................   6,782,980        562,863      1,272,377
Property and equipment, at cost, net (note 2).......     228,782        431,790        218,404
Investments in and advances to joint ventures (note
  4)................................................   1,208,709      3,436,048      2,998,398
Investments in wireless cable systems (notes 1 and
  4)................................................     957,813      2,430,866      2,987,940
License deposits and other assets (note 2)..........     123,009         88,333         77,179
                                                      ----------    -----------    -----------
                                                      $9,301,293    $ 6,949,900    $ 7,554,298
                                                      ==========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $  300,939    $   482,342    $   419,186
  Accrued liabilities...............................     389,779        345,063        219,337
  Convertible subordinated notes payable (note 7)...   7,707,000             --             --
  Notes payable -- current portion..................          --             --         99,442
                                                      ----------    -----------    -----------
          Total current liabilities.................   8,397,718        827,405        737,965
                                                      ----------    -----------    -----------
Deferred compensation (note 6)......................          --        354,636        233,044
                                                      ----------    -----------    -----------
Notes payable (note 1)..............................          --             --      1,800,000
                                                      ----------    -----------    -----------
Commitments and contingencies (note 9)
Stockholders' equity (notes 1, 3, 7, 8, 9 and 10):
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 3,346,841 shares outstanding in
     1993 and 5,709,187 shares outstanding in 1994
     and 1995 (unaudited)...........................      33,468         57,092         57,092
  Additional paid-in capital........................   9,671,629     20,239,069     20,239,069
  Accumulated deficit...............................  (8,801,522)   (14,528,302)   (15,512,872)
                                                      ----------    -----------    -----------
          Total stockholders' equity................     903,575      5,767,859      4,783,289
                                                      ----------    -----------    -----------
                                                      $9,301,293    $ 6,949,900    $ 7,554,298
                                                      ==========    ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                        AMERICAN WIRELESS SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                  FOR THE TEN MONTHS ENDED DECEMBER 31, 1992,
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                       SEPTEMBER 30
                                                                                  -----------------------
                                              1992         1993         1994         1994         1995
                                           ----------   ----------   ----------   ----------   ----------
                                                                                        (UNAUDITED)
Revenue:
  Management fees........................ $        --  $        --   $    83,333   $    58,333  $   75,000
                                          -----------  -----------   -----------   -----------  ----------
General and administrative expenses:
  Compensation...........................   1,786,719    1,502,006     1,920,002     1,554,057     630,070
  Outside services.......................     552,018      476,008     1,111,104       409,267     335,807
  Other..................................   1,019,789      780,920     1,127,356       807,536     633,354
                                          -----------  -----------   -----------   -----------  ----------
          Total expenses.................   3,358,526    2,758,934     4,158,462     2,770,860    1,599,231
                                          -----------  -----------   -----------   -----------  ----------
Loss from operations.....................  (3,358,526)  (2,758,934)   (4,075,129)   (2,712,527) (1,524,231)
                                          -----------  -----------   -----------   -----------  ----------
Loss from operations of joint ventures...     (85,210)    (184,906)     (200,436)     (157,794)   (136,298)
                                          -----------  -----------   -----------   -----------  ----------
Other income (expense), net
  Interest expense.......................          --     (775,525)     (976,867)     (978,695)   (126,119)
  Other (note 7).........................          --       69,205      (474,348)     (528,080)    802,078
                                          -----------  -----------   -----------   -----------  ----------
                                                   --     (706,320)   (1,451,215)   (1,506,775)    675,959
                                          -----------  -----------   -----------   -----------  ----------
Net loss................................. $(3,443,736) $(3,650,160)  $(5,726,780)  $(4,377,096) $ (984,570)
                                          ===========  ===========   ===========   ===========  ==========
Net loss per share (note 2).............. $     (1.33) $     (1.16)  $     (1.26)  $     (1.06) $     (.17)
                                          ===========  ===========   ===========   ===========  ==========
Weighted average shares outstanding......   2,595,689    3,159,397     4,540,362     4,135,431   5,709,187
                                          ===========  ===========   ===========   ===========  ==========

        The accompanying notes are an integral part of these statements.

                        AMERICAN WIRELESS SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE TEN MONTHS ENDED DECEMBER 31, 1992,
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                                 COMMON STOCK         ADDITIONAL
                                            ----------------------      PAID-IN
                                             SHARES      PAR VALUE      CAPITAL        DEFICIT          TOTAL
                                            ---------    ---------    -----------    ------------    -----------
Balance, March 1, 1992....................  2,469,120     $  1,333    $     2,667    $ (1,707,626)   $(1,703,626)
Sale of common stock to officer...........    102,880           56            111              --            167
Assumption of net liabilities by
  shareholders (note 3)...................         --       24,331      7,202,219              --      7,226,550
Issuance of common stock in connection
  with Short Takes, Inc. merger, net of
  offering costs of $102,060 (note 1).....    546,666        5,467        561,473              --        566,940
Net loss..................................         --           --             --      (3,443,736)    (3,443,736)
                                            ---------     --------    -----------    ------------    -----------
Balance, December 31, 1992................  3,118,666       31,187      7,766,470      (5,151,362)     2,646,295
Private placements of common stock, net of
  offering costs of $361,123 (note 1).....    346,666        3,466      2,547,411              --      2,550,877
Redemption of common stock owned by
  Wireless California (note 3)............   (258,333)      (2,583)    (2,167,417)             --     (2,170,000)
Contribution of income tax receivable
  (note 10)...............................         --           --        401,316              --        401,316
Conversion of notes.......................    126,509        1,265        973,982              --        975,247
Common stock issued.......................     13,333          133        149,867              --        150,000
Net loss..................................         --           --             --      (3,650,160)    (3,650,160)
                                            ---------     --------    -----------    ------------    -----------
Balance, December 31, 1993................  3,346,841       33,468      9,671,629      (8,801,522)       903,575
Private placements of common stock, net of
  offering costs of $48,990 (note 1)......    240,000        2,400      1,964,610              --      1,967,010
Conversion of notes.......................  2,105,679       21,057      8,542,356              --      8,563,413
Exercise of common stock warrants at
  $3.75...................................        667            7          2,493              --          2,500
Exercise of common stock warrants at
  $3.00...................................     13,333          133         39,867              --         40,000
Common stock to be issued.................      2,667           27         29,973              --         30,000
Contribution of income tax receivable
  (note 10)...............................         --           --        (11,859)             --        (11,859)
Net loss..................................         --           --             --      (5,726,780)    (5,726,780)
                                            ---------     --------    -----------    ------------    -----------
Balance, December 31, 1994................  5,709,187       57,092     20,239,069     (14,528,302)     5,767,859
Net loss (unaudited)......................         --           --             --        (984,570)      (984,570)
                                            ---------     --------    -----------    ------------    -----------
Balance, September 30, 1995 (unaudited)...  5,709,187     $ 57,092    $20,239,069    $(15,512,872)   $ 4,783,289
                                            =========     ========    ===========    ============    ===========

        The accompanying notes are an integral part of these statements.

                        AMERICAN WIRELESS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                  FOR THE TEN MONTHS ENDED DECEMBER 31, 1992,
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                                  SEPTEMBER 30
                                                                                            ------------------------
                                                     1992          1993          1994          1994          1995
                                                  ----------    ----------    ----------    ----------    ----------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................... $(3,443,736)  $(3,650,160)  $(5,726,780)  $(4,377,096)  $ (984,570)
  Adjustments to reconcile net loss to cash used
    for operating activities:
    Depreciation and amortization...............      34,321       442,933       637,049       613,717        66,079
    Loss on disposal of assets..................          --        16,136        55,043        49,090       200,357
    Gain on sale of assets......................          --            --            --            --      (786,646)
    Loss from operations of joint ventures......      85,210       184,906       200,436       157,794       136,298
    Repricing of common stock warrants (note
      7)........................................          --            --       425,000       425,000            --
    Deferred compensation (note 6)..............          --            --       529,462       566,381            --
    Changes in assets and liabilities:
      Decrease (increase) in prepaid expenses
         and other assets.......................      46,292      (198,332)      438,793      (128,280)       96,518
      Decrease (increase) in accounts payable
         and accrued liabilities................    (291,485)      530,142       232,831        (2,276)     (199,321)
                                                 -----------   -----------   -----------   -----------    ----------
         Net cash used for operating
           activities...........................  (3,569,398)   (2,674,375)   (3,208,166)   (2,695,670)   (1,471,285)
                                                 -----------   -----------   -----------   -----------    ----------
Cash flows from investing activities:
  Acquisition of property and equipment.........    (160,960)      (77,055)     (287,291)     (241,677)      (40,035)
  Investment in and advances to wireless cable
    systems.....................................    (749,395)     (755,271)   (3,820,312)   (3,546,334)     (662,090)
  Purchases of marketable securities............          --    (2,318,252)           --            --            --
  Proceeds from sales of marketable
    securities..................................          --            --     2,438,604     1,325,950            --
  Proceeds from sale of wireless cable
    television system...........................          --            --            --            --     1,250,000
  Deposits made on license acquisitions.........          --       (69,122)           --            --         1,154
                                                 -----------   -----------   -----------   -----------    ----------
         Net cash used for investing
           activities...........................    (910,355)   (3,219,700)   (1,668,999)   (2,462,061)      549,029
                                                 -----------   -----------   -----------   -----------    ----------
Cash flows from financing activities:
  Proceeds from issuance of notes
    payable.....................................          --            --            --            --     2,800,000
  Proceeds from issuance of convertible notes
    payable.....................................          --     8,736,000            --            --            --
  Payment of notes payable......................          --            --            --            --    (1,071,712)
  Net proceeds from sale of common
    stock.......................................     567,107     2,550,877     2,009,511     2,009,511            --
  Redemption of common stock....................          --    (2,170,000)           --            --            --
  Deferred debt issuance costs..................          --    (1,083,371)           --            --            --
  Cash received from affiliates.................   4,425,875       525,000            --            --            --
                                                 -----------   -----------   -----------   -----------    ----------
         Net cash provided by financing
           activities...........................   4,992,982     8,558,506     2,009,511     2,009,511     1,728,288
                                                 -----------   -----------   -----------   -----------    ----------
Net (decrease) increase in cash and cash
  equivalents...................................     513,229     2,664,431    (2,867,654)   (3,148,220)      806,032
Cash and cash equivalents, beginning of
  year/period...................................      66,615       579,844     3,244,275     3,244,275       376,621
                                                 -----------   -----------   -----------   -----------    ----------
Cash and cash equivalents, end of year/period... $   579,844   $ 3,244,275   $   376,621   $    96,055    $1,182,653
                                                 ===========   ===========   ===========   ===========    ==========
Supplemental disclosure of cash flow
  information -- cash paid during the
  year/period for interest...................... $        --   $        --   $   351,510   $   351,510    $  134,566
                                                 ===========   ===========   ===========   ===========    ==========
Supplemental disclosure of noncash activities --
  During 1993 and 1994, respectively, 126,509
  and 2,105,679 shares of the Company's common
  stock were issued pursuant to the conversion
  of $975,247 and $8,563,413 in principal amount
  of convertible notes payable plus accrued
  interest......................................

        The accompanying notes are an integral part of these statements.

                        AMERICAN WIRELESS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
         DECEMBER 31, 1994 AND 1993 AND SEPTEMBER 30, 1995 (UNAUDITED)

(1) BACKGROUND, ORGANIZATION AND OPERATIONS

  (a) Background and Organization

     American Wireless Systems, Inc. (the Company) was originally incorporated in Minnesota in 1988 as Short Takes, Inc. The Company ceased its prior business activities in April 1991, at which time the Company began searching for a suitable business for acquisition or merger. Its sole asset was cash of $669,000 on December 17, 1992, when it acquired certain operating assets and liabilities of AWS, Inc. (formerly American Wireless Systems, Inc.), a California corporation (Wireless California) in exchange for 2,572,000 shares of common stock which represented 82.5% of the outstanding common stock of the Company. For accounting purposes, this transaction has been treated as an issuance of common stock for cash by Wireless California (the reverse acquisition). See Note 3 for additional discussion of this transaction.

     In April 1993, the stockholders approved changing the Company's name from Short Takes, Inc. to American Wireless Systems, Inc. In addition, the Company was reincorporated in the state of Delaware and declared a reverse stock split of 1-for-2.5. On October 18, 1994, the stockholders of the Company approved a reverse stock split of 1-for-3. The accompanying financial statements have been retroactively restated to reflect these reverse stock splits.

  (b) Operations

     The Company currently owns an interest in and manages the operations of wireless cable television systems in Minneapolis and Fort Worth, and holds an interest in or owns the rights to certain wireless cable television channels in Los Angeles, Dallas, Memphis and formerly Pittsburgh. Wireless cable is an emerging business that provides television programming to subscribers by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission (FCC) to antennae located at the subscriber's premises.

     The Company's wireless cable systems are all in either the initial development stage or in the early operating stage; therefore, significant additional investment will be required to develop those systems to a level which will provide positive cash flow.

     During 1993 and 1994, the Company raised an aggregate of approximately $13,664,000, including $8,736,000 of convertible subordinated notes (the "Notes") through three private placements of common stock and notes. The Notes matured July 15, 1994, and have been converted into shares of the Company's common stock (see Note 7).

     In April 1994, the Company filed a Registration Statement on Form SB-2 in connection with a proposed public offering, which was amended to include the offer and sale of 2,500,000 units, each unit consisting of two shares of common stock and one warrant to purchase one share of common stock. For a variety of reasons, the Company elected not to proceed with the proposed offering.

     Since January 1995, the Company has been pursuing various financing options which culminated in signing of an Agreement Of Merger with Heartland Wireless Communications, Inc. (Heartland) on September 11, 1995 (the "Merger Agreement"). The Merger Agreement provides for the Company's stockholders to exchange their stock in the Company for stock in Heartland. The Merger with Heartland will give the Company's stockholders $34,000,000 in Heartland common stock, of which $30,750,000 will be distributed immediately and $3,250,000 will be held in escrow for one year to indemnify Heartland for potential liabilities (Note 9). The conversion ratio into Heartland common stock will be the trading price of Heartland stock based on the average closing price for the 10 trading days ending on the fifth day before consummation of the Merger, provided Heartland's trading price is at least $20 per share and not greater than

                        AMERICAN WIRELESS SYSTEMS, INC.

$26 per share. If Heartland's trading price is below $20 per share, the exchange price will be $20 per share; if the trading price is above $26 per share, the exchange price will be $26 per share.

     In February and April 1995, the Company obtained loans totalling $1,000,000 from a shareholder of the Company. These loans carried an interest rate of 15% per annum, were secured by various assets of the Company and were paid off in September 1995.

     In connection with the Merger Agreement, the Company received a $200,000 nonrefundable deposit and a loan for $1,800,000. The promissory note, dated May 26, 1995 and amended August 17, 1995, is due 12 months after the Heartland Merger Agreement is consummated or abandoned, carries an interest rate of 2% above the prime rate with interest payable quarterly, and is secured by a security interest in the Company's wireless channel rights in the Dallas market.

     On September 29, 1995, the Company sold its assets in the Pittsburgh market for $1,250,000 in cash.

     The Company is currently negotiating to sell its assets in the Memphis market for $3,900,000. The Company is currently involved in litigation with the same company that has offered to purchase this market. According to the proposed agreement, at the time of closing of this transaction, all litigation between the two parties will be withdrawn and all claims will be waived (note 9).

(2) SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the
following accounting policies:   (a) Cash Equivalents

     The Company considers all highly liquid investments and time deposits with an initial maturity of three months or less to be cash equivalents.

  (b) Marketable Securities

     Marketable securities are carried at the lower of cost or market. The Company primarily invests in treasury securities.

  (c) Debt Issuance Costs

     The costs associated with the issuance of debt are deferred and amortized over the life of the debt using the effective interest rate method. Amortization of debt issuance costs for the years ended December 31, 1994 and 1993, was approximately $592,000 and $405,000, respectively.

  (d) Property and Equipment

     Property and equipment represent corporate furniture and equipment unrelated to the wireless cable television systems. Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets.

                        AMERICAN WIRELESS SYSTEMS, INC.

     Property and equipment consists of the following:

                                           DEPRECIABLE         DECEMBER 31,          SEPTEMBER 30,
                                              LIFE         ---------------------         1995
                                             (YEARS)         1993         1994       -------------
                                           -----------     --------     --------      (UNAUDITED)
    Computer equipment...................     5            $ 86,074     $112,083       $ 103,756
    Furniture and fixtures...............     7              60,645       58,093          26,369
    Office and other equipment...........    5-7            135,461      384,782         213,508
    Autos................................     5               4,700           --              --
                                                           --------     --------       ---------
                                                            286,880      554,958         343,633
    Less accumulated depreciation........                   (58,098)    (123,168)       (125,229)
                                                           --------     --------       ---------
                                                           $228,782     $431,790       $ 218,404
                                                           ========     ========       =========

  (e) Investment in Joint Ventures

     The Company accounts for its investments in joint ventures under the equity method of accounting.

  (f) Investment in Wireless Cable Systems

     Investment in wireless cable systems consists principally of payments for channel rights which are amortized over their estimated useful life of ten years once placed in service.

  (g) License Deposits

     License deposits represent deposits made under agreements to acquire FCC frequency rights.

  (h) Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS No.
109). Under SFAS No. 109, deferred taxes are provided based on the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities, using enacted tax rates in the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Net Loss Per Share

     The calculation of net loss per share is based on the weighted average number of shares outstanding. Common stock equivalents are not considered as their effect would be anti-dilutive.

  (j) Unaudited Financial Information

     The financial statements as of September 30, 1995, and for the nine months ended September 30, 1994 and 1995, have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for such periods.

(3) THE REVERSE ACQUISITION

     Wireless California, the predecessor to certain of the Company's wireless cable operations, was incorporated in April 1991 to acquire and subsequently sell or develop wireless cable systems in various

                        AMERICAN WIRELESS SYSTEMS, INC.

markets in the United States. In accordance with the terms of the asset purchase agreement between Wireless California and the Company, only the assets and liabilities related solely to the Wireless California wireless cable systems development and operations were acquired by the Company. The transaction specifically excluded any assets or liabilities related to Wireless California's activities in selling its interests in the wireless cable systems (see Note 9).

     Subsequent to the reverse acquisition, Wireless California began to wind down its affairs until, on August 30, 1993, its remaining net assets (consisting primarily of common stock of the Company) were distributed to its shareholders who then contributed such assets, except for the common stock of the Company, to a limited liability corporation, AWS Liquidating, L.L.C. (AWS LLC).

     In connection with its private placements in 1993, the Company redeemed 138,333 shares of common stock owned by Wireless California and 120,000 shares of common stock of the Company owned by the shareholders of Wireless California. The redemption price of $8.40 per share was equal to the offering price in the private placements. A substantial amount of the proceeds were used to discharge the remaining obligations of Wireless California.

(4) INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND WIRELESS CABLE SYSTEMS

     Investments in and advances to joint ventures and wireless cable systems represent the historical costs incurred to develop the wireless cable systems, including the acquisition of the FCC frequency rights and the head-end transmission equipment and consists of the following:


                                                            DECEMBER 31,
                                                      ------------------------    SEPTEMBER 30,
                         MARKET                          1993          1994           1995
    ------------------------------------------------  ----------    ----------    -------------
                                                                                   (UNAUDITED)
    Jointly Owned Systems:
      Minneapolis/St. Paul, Minnesota...............  $  545,655    $  436,446     $   345,819
      Advances to Minneapolis/St. Paul, Minnesota...          --     2,050,882       2,079,386
      Ft. Worth, Texas..............................     261,720       243,054         205,389
      Advances to Ft. Worth, Texas..................          --       253,177         367,804
      Pittsburgh, Pennsylvania......................     401,334       452,489              --
                                                      ----------    ----------     -----------
                                                      $1,208,709    $3,436,048     $ 2,998,398
                                                      ==========    ==========     ===========
    Wholly Owned Systems:
      Los Angeles, California.......................  $       --    $  972,653     $ 1,469,444
      Memphis, Tennessee............................     571,462       733,153         799,960
      Dallas, Texas.................................     386,351       725,060         718,536
                                                      ----------    ----------     -----------
                                                      $  957,813    $2,430,866     $ 2,987,940
                                                      ==========    ==========     ===========

  (a) Jointly Owned Systems

     The Company currently owns an equity interest in operating wireless cable systems in Minneapolis, Minnesota (AWS-Minneapolis) (25% interest) and Ft. Worth, Texas (AWS-Ft. Worth) (20% interest) and formerly owned an equity interest in a wireless cable system under development in Pittsburgh, Pennsylvania (25% interest).

     The Minneapolis system has been in operation since March 1993. The Company's joint venture partner is a general partnership which was formed to acquire an interest in and jointly develop and operate the Minneapolis wireless cable system. In accordance with the terms of the joint venture agreement, losses are to be allocated in accordance with contributed capital and profits are to be allocated (i) in accordance with

                        AMERICAN WIRELESS SYSTEMS, INC.

contributed capital to the extent of previously allocated losses and then (ii) 25% to the Company and 75% to the general partnership.

     In April 1994, the Company loaned the Minneapolis general partnership $2,000,000 to fund additional development of the system. The loan bears interest at 8% per annum and was originally payable in full in 18 months. Prior to the due date, the Company agreed to extend the maturity of the loan until the earlier of (i) February 28, 1996 or (ii) the abandonment of the Heartland Merger Agreement. In the event that the loan is not repaid by the due date, the Company will receive an additional equity interest in the Minneapolis joint venture of approximately 10%.

     AWS-Minneapolis received additional funding in May 1995 of $550,000 from Tsunami Capital Corporation (Tsunami). The loan was made by Tsunami in anticipation of a reverse merger between AWS-Minneapolis and Tsunami. The loan is due December 31, 1995, and carries an interest rate of 12% per annum.

     On October 4, 1995, the Company's joint venture partner signed a contract to sell its 75% interest in AWS-Minneapolis to Heartland. As part of this agreement Heartland agreed to loan AWS-Minneapolis up to $1,575,000, of which $575,000 will be used to repay Tsunami and the remainder to fund subscriber growth.

     The Ft. Worth system has been in operation since November 1992. The Company's joint venture partner is a general partnership which was formed to acquire an interest in and jointly develop and operate the Ft. Worth wireless cable system. The Ft. Worth system has been operated through an informal joint venture agreement. The accompanying financial statements include an estimate of the Company's pro rata losses in this system.

     AWS-Ft. Worth does not have sufficient funds to continue development of the system. The Company's joint venture partner also does not have funds to contribute to the joint venture and has expressed its belief that either Wireless California or the Company is obligated to provide additional funds to develop the system to a positive cash flow position. Neither Wireless California nor the Company believes it has such an obligation; however, the Company is negotiating the terms of additional funding to continue development of the system in conjunction with definitive joint venture and management agreements. In order to protect the Company's interest in the assets of AWS-Ft. Worth, the Company has advanced $253,177 through December 31, 1994 and an additional $114,627 during 1995 to fund negative cash flow of the system and maintain the current subscriber base.

     On October 4, 1995, the Company's joint venture partner in AWS-Ft. Worth signed a contract with Heartland to sell its 80% interest in AWS-Ft. Worth. Pursuant to the agreement, Heartland has agreed to assume up to $570,000 of amounts due to the Company. Additionally, Heartland has agreed to loan the Ft. Worth partnership $500,000 secured by its interest in AWS-Ft. Worth.

     The Pittsburgh system is still in its initial development stage. On September 29, 1995, the Company sold all of its interest in the assets of the Pittsburgh market for $1,250,000 in cash.

     Selected combined balance sheet data related to the Company's jointly owned operating systems is as follows (in 000's):

                                                            DECEMBER 31,
                                                         -------------------     SEPTEMBER 30,
                                                          1993        1994           1995
                                                         -------     -------     -------------
                                                                                  (UNAUDITED)
    Current assets.....................................  $   461     $   402        $   450
    Total assets.......................................   12,001      10,846          9,713
    Total liabilities..................................      296         790          1,577
    Members equity.....................................   11,705      10,056          8,136
    AWS' interest......................................      725         525            389

                        AMERICAN WIRELESS SYSTEMS, INC.

     Selected combined operating data related to the Company's jointly owned operating systems is as follows (in 000's):

                                               DECEMBER 31,                  SEPTEMBER 30,
                                        ---------------------------    --------------------------
                                        1992      1993       1994         1994           1995
                                        -----    -------    -------    -----------    -----------
                                                                       (UNAUDITED)    (UNAUDITED)
    Revenues..........................  $ 146    $ 1,064    $ 1,187    $     822      $   1,191
    Operating expenses................   (947)    (3,814)    (4,363)      (3,181)        (3,494)
                                        -----    -------    -------    ---------      ---------
    Net loss..........................  $(801)   $(2,750)   $(3,176)   $  (2,359)     $  (2,303)
                                        =====    =======    =======    =========      =========
    AWS' interest.....................  $ (85)   $  (185)   $  (200)   $    (158)     $    (136)
                                        =====    =======    =======    =========      =========

  (b) Wholly Owned Systems

     The Company's investment in wholly owned systems consists primarily of the costs to acquire the rights to FCC licenses in Dallas (16), Los Angeles (9) and Memphis (22). The lease agreements provide for the Company to pay for the excess airtime use, new transmission equipment and all other operating expenses of the channels including co-location costs.

     The Company is currently negotiating a contract to sell its assets in the Memphis market for $3,900,000 to TruVision Cable, Inc. (TruVision) (Note 9).

(5) RELATED PARTIES

  (a) Wireless California

     Since the reverse acquisition on December 17, 1992, the Company has entered into certain transactions with Wireless California, including the redemption of 258,333 shares of common stock owned by Wireless California and the shareholders of Wireless California (see Note 3), certain transactions related to income taxes (see Note 10), the purchase of additional FCC licenses not covered by the original acquisition agreement for $80,000 and the payment of certain lease expenses related to the Pittsburgh wireless cable system. In 1994, the Company advanced $35,000 to pay administrative penalties assessed Wireless California by the State of Arizona (see Note 9). The members of AWS L.L.C. have agreed to reimburse the Company upon sale of the previously escrowed shares (see Note 8). All transactions with Wireless California subsequent to August 1993 have been approved by a majority of the independent directors of the Company.

  (b) AWS-Ft. Worth and AWS-Minneapolis

     The Company serves as the manager and operator of the Minneapolis joint venture. The terms of the Management Agreement, which was signed in April 1994, provide for annual management service fees equal to the greater of 5% of collected gross revenues or $100,000.

     The Company also serves as the manager to the Ft. Worth joint venture although no formal management agreement exists. No management service fees have been accrued relative to the Ft. Worth system.

     In its capacity as manager, the Company contracted for subscriber installation services and subscriber equipment on behalf of AWS-Ft. Worth and AWS-Minneapolis to Wireless Technologies, Inc. (WTI), a Texas corporation engaged in the business of providing subscriber installation services and distributing subscriber equipment with respect to traditional and wireless cable systems. WTI is a wholly owned subsidiary of North American Cable Corporation
(NACC), a Texas corporation engaged in the engineering, construction and maintenance of cable television systems, local area networks, fiber optic networks and wireless cable television systems, with operations and business experience in the United States, England and several other countries around the world. A former officer and director of the Company beneficially owns 50% of the stock of North American Cable Corporation.

                        AMERICAN WIRELESS SYSTEMS, INC.

     WTI purchased certain of the subscriber equipment that it sold to AWS-Ft. Worth and AWS-Minneapolis from Micom Products, Ltd., a Delaware limited liability company engaged in the distribution of subscriber equipment for wireless cable systems. Micom is owned by the beneficial owners of approximately 36% of the Company's common stock.

     In 1992, 1993 and 1994, payments were made by the Company, Wireless California and the joint ventures to WTI of $421,650, $924,054 and $74,449, respectively, for installation services and related subscriber equipment. In 1992, 1993 and 1994, payments were made by WTI to Micom of $22,018, $114,644 and $2,766, respectively, for subscriber equipment.

  (c) American Wireless Systems, Inc.

     In connection with the acquisition of the rights to utilize the FCC licenses in Los Angeles (Note 4), the Company agreed to pay a finder's fee of $75,000 to the president of NACC as consideration for the introduction of the Company to the license holder of the eight channels.

     In February and April 1995, the Company obtained loans totalling $1,000,000 from a shareholder of the Company who is a principal in the firm which served as the placement agent for the Company's private offerings in 1993 and 1994 (Note
1). In addition, this individual and certain other related entities are shareholders of the Company's common stock.

(6) SEVERANCE AGREEMENT

     Effective August 1994, an individual who held the position of Chairman of the Board, President and Chief Financial Officer resigned. In connection with such resignation, this individual entered into a severance agreement with the Company, whereby the Company agreed to pay this individual his annual base salary, as provided by the terms of his employment agreement, a bonus, if any, consistent with the bonuses awarded to certain other officers and certain other expenses for a period of three years. As a result, the Company recognized approximately $566,000 of expense in the third quarter of 1994, of which approximately $355,000 is a long-term liability. Upon the consummation of the merger with Heartland (Note 1), the unpaid portion becomes due and payable in full.

     In September 1994, this individual resigned as a director of the Company. In connection with such resignation, the Company granted this individual a warrant to acquire 33,333 shares of common stock at $8.40 per share. This warrant was granted on October 1, 1994, has a ten-year term and became fully exercisable on April 1, 1994.

(7) CONVERTIBLE SUBORDINATED NOTES PAYABLE

     At December 31, 1993, the Company had $7,707,000 in convertible subordinated notes ("Notes") outstanding. Through May 1994, $462,000 in principal amount of the Notes had been converted into shares of the Company's common stock. The remaining $7,245,000 in Notes were called for prepayment by the Company in May 1994. Holders of $4,232,000 in principal amount of the Notes elected to receive cash payment for their investment as opposed to converting their Notes into shares of the Company's common stock. Because the Company did not anticipate the relatively high level of repayment, the Company did not have adequate funds available to pay all of the Noteholders who elected repayment. In accordance with the terms of the Notes, the conversion price of the Notes was adjusted from $8.40 per share to $3.75 per share. Following the redemption date, the Company agreed to permit all of the Noteholders, including the Noteholders that had elected repayment, to elect repayment or to convert their Notes into shares of the Company's common stock at the adjusted conversion price of $3.75 per share. Holders of all but $703,500 in principal amount of the Notes agreed to convert their Notes into shares of the Company's common stock at $3.75 per share. The placement agent for the Notes arranged for the holders of the remaining $703,500 in

                        AMERICAN WIRELESS SYSTEMS, INC.

principal amount of the Notes to sell their Notes to certain accredited investors who converted such Notes into shares of common stock at $3.75 per share by September 30, 1994.

     As consideration for services rendered in connection with the conversion of the Notes, the Company agreed to adjust the exercise price of existing warrants held by the placement agent to acquire 165,732 shares of common stock held by certain affiliates of the placement agent. As a result, the Company recognized other expense of approximately $425,000 in the third quarter of 1994.

     In connection with the issuance of the Notes in 1993, the Company also granted contingent warrants (see Note 8).

(8) STOCKHOLDERS' EQUITY

  (a) Outstanding Warrants and Options

     As of December 31, 1994, the Company had outstanding warrants and options as follows:

    Warrants to acquire common stock assumed in the reverse acquisition;
      exercisable at $10.08 through November 1996.............................  $ 27,066
    Warrants to acquire common stock assumed in the reverse acquisition;
      exercisable at $3.75 through April 1995.................................    19,333
    Warrants to acquire common stock issued to the placement agent in connection with the 1993 private placements; exercisable at $3.75
      through August and November 1998........................................   138,666
    Contingent warrants to acquire common stock issued to the Noteholders in connection with the 1993 private placements; exercisable at $12.00
      through July 1995.......................................................    15,833
    Contingent warrants to acquire common stock issued to the Noteholders in connection with the 1993 private placements; exercisable at $12.00
      through July 1996.......................................................   330,833
    Warrants to acquire common stock issued to a third party for services
      provided to the Company; exercisable at $6.75 through August 2004.......     8,333
    Warrants to acquire common stock issued to a private investor; exercisable
      at $12.00 through July 1996.............................................    60,000
    Warrants to acquire common stock issued to a former officer and director of the Company in connection with a severance agreement; exercisable at
      $8.40 through September 2004............................................    33,333

  (b) Escrowed Shares

     Approximately 1.88 million shares of the Company's outstanding common stock, which were owned by the former owners of Wireless California, were released from escrow in February 1995. The shares were pledged by the former shareholders to secure the indemnification of the Company by Wireless California for potential losses incurred from claims arising out of the prior offerings of general partnership interests by Wireless California (see Note 9). In December 1994, the Company made a $35,000 claim on the escrowed shares for an advance to Wireless California (see Note 5). All but 50,000 shares were released from escrow and distributed to the members of AWS L.L.C. in February 1995. The remaining 50,000 shares have been retained to potentially fund a claim made by the Company which is currently being disputed by AWS L.L.C. The shares will remain in escrow until the dispute is resolved. No other claims were made on the escrowed shares.

  (c) Stock Option Plan

     In April 1993, the Company adopted the 1993 Stock Option Plan (the Plan) which reserved 416,666 shares of common stock to be issued to officers, directors, key employees and independent consultants who

                        AMERICAN WIRELESS SYSTEMS, INC.

provide valuable services to the Company. The terms of the options are to be established by the Board of Directors on the date of grant.

     Activity in the Plan is as follows:

                                                                     NUMBER     OPTION PRICE
                                                                    OF SHARES    PER SHARE
                                                                    ---------   ------------
    Options outstanding at December 31, 1992......................        --         --
    Granted.......................................................   151,666    $6.75-$15.75
    Canceled......................................................        --         --
    Exercised.....................................................        --         --
                                                                     -------
    Options outstanding at December 31, 1993......................   151,666    $6.75-$15.75
    Granted.......................................................    25,000       $15.75
    Canceled......................................................   (13,333)   $6.75-$15.75
    Exercised.....................................................        --         --
                                                                     -------
    Options outstanding at December 31, 1994......................   163,333    $6.75-$15.75
    Granted.......................................................        --         --
    Canceled (unaudited)..........................................   (48,333)   $6.75-$ 8.40
    Exercised.....................................................        --         --
                                                                     -------
    Options outstanding at September 30, 1995 (unaudited).........   115,000    $6.75-$15.75
                                                                     =======
    Options available for grant (unaudited).......................   301,666
                                                                     =======
    Exercisable at end of period (unaudited)......................    74,582    $6.75-$15.75
                                                                     =======

     Prior to the completion of the merger with Heartland, the Company intends to terminate the Plan.

(9) COMMITMENTS AND CONTINGENCIES

  (a) Commitments

     The Company leases office space, equipment and licenses under various operating leases. Future obligations under these leases are as follows for years ending December 31:

                                                                    AMOUNT
                                                                   ---------
                1995.............................................  $  568,000
                1996.............................................     265,000
                1997.............................................     255,000
                1998.............................................     170,000
                1999.............................................      48,000
                Thereafter.......................................      72,000
                                                                   ----------
                                                                   $1,378,000
                                                                   ==========

  (b) Prior Offerings of General Partnership Interests by Wireless California

     Prior to the sale of certain assets by Wireless California to the Company, approximately $29,000,000 was raised in connection with the offering of general partnership interests in three general partnerships, each of which was formed for the purpose of acquiring an interest in the rights to develop and operate a wireless cable television system in Ft. Worth, Minneapolis and Pittsburgh. Through an affiliate, Wireless California participated in the offer and sale of the general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities

                        AMERICAN WIRELESS SYSTEMS, INC.

under federal and applicable state laws. Certain current and former officers and directors of the Company were formerly officers and directors of Wireless California.

     Following an investigation by the Securities and Exchange Commission (the Commission) involving the activities of Wireless California in connection with the offer and sale of the general partnership interests as described above, the Company and certain of its current and former officers, without admitting or denying any wrongdoing, agreed to consent to an order of the Commission to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the 1993 Act and the broker-dealer registration provisions of the Exchange Act.

     Securities administrators in 22 states also have conducted or are presently conducting investigations of the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which Wireless California, the issuing general partnerships, and certain officers of Wireless California were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. In addition, AWS L.L.C. has entered into a consent order with the State of Illinois pursuant to which AWS L.L.C. agreed to cease and desist from selling general partnership interests without registration, to pay an administrative penalty, and to cause a rescission offer to be made to Illinois residents. Following an investigation by the State of Arizona, AWS L.L.C. and current and former officers of the Company consented to an order of the Arizona Corporation Commission to cease and desist from selling securities unless the sale is registered or exempt from registration and to the imposition of an administrative penalty against AWS L.L.C. The Company also consented to a separate order that requires the Company to make an offer of rescission to all general partners who are Arizona residents or who were offered and sold their interests from Arizona. To the knowledge of the Company, there are no other active federal or state regulatory proceedings or investigations.

     Following the completion of the Company's proposed public offering, the Company intended to effect a rescission offer to purchase the interests of the general partners in the three general partnerships that own an interest in joint ventures with the Company. Due to the Company's inability to complete the offering and its current lack of funds, the Company is currently unable to offer to purchase the general partnership interests, and will not have the ability to complete the orders of rescission imposed by the State of Arizona unless alternative financing is obtained or alternatives to rescission are arranged. Accordingly, the Company will seek to amend the order to provide for alternatives to rescission, although there can be no assurance that the Company will be successful in this regard. The Arizona order provides that if the offers to purchase are not made, the Company will be required to pay to the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or approximately $566,000, plus interest from the time of investment. There can be no assurance that the Company will be able to satisfy the Arizona rescission orders.

     Since October 31, 1992, Wireless California, the general partnerships and the current and former officers of the Company have ceased all activities involving the offer and sale of general partnership interests, although one of the general partnerships continued to raise funds through capital calls to existing general partners after such date. In addition to the rescission offer described above, Wireless California and the general partnership issuers voluntarily elected to offer to purchase the general partnership interests of certain general partners in exchange for cash in an amount equal to the funds contributed by such general partners. As of October 19, 1995, approximately 1,170 of the approximately 1,930 purchasers of general partnership interests had been offered rescission or a return of their investment by Wireless California or the general partnership issuers and approximately 80 had accepted the offer, all of which have been paid. None of such offers, however, were necessarily conducted in accordance with the statutory requirements of the various states. To the extent such requirements were not met, potential securities liability arising from the offer and sale of the general

                        AMERICAN WIRELESS SYSTEMS, INC.

partnership interests will not be statutorily eliminated until the statutes of limitation with respect to such claims have expired or an offer is made in accordance with the statutory rescission requirements of any state.

     In September 1995, AWS and the Pittsburgh general partnership sold all of their wireless cable assets in the Pittsburgh market to a publicly held wireless cable company. As consideration for the sale of its assets in the Pittsburgh market, the Pittsburgh general partnership received approximately $11,250,000 in cash and short-term notes, which amount exceeded the aggregate amount that would have been required if all Pittsburgh general partners were offered and accepted rescission.

     There can be no assurance that current general partners or any governmental agency will not institute proceedings against Wireless California or the Company as the successor to Wireless California based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. In connection with the acquisition of certain assets of Wireless California, the Company expressly disclaimed any liabilities of Wireless California arising out of the offer and sale of the general partnership interests described above. There is a possibility, however, that a successful claim against Wireless California could be asserted against the Company based on a number of theories involving successor liability. The institution of legal action against the Company arising out of the offer and sale of general partnership interests by Wireless California could result in substantial defense costs to the Company and the diversion of efforts by the Company's management, and the imposition of liabilities which could have a material adverse effect on the Company. Based on its experience to date, however, taking into account the status of investigations by various state securities administrators, the absence of any asserted claim for rescission having been instituted by any of the general partners against any of the general partnerships, Wireless California or the Company, the Company's assessment of the current value of the general partnership interests, the relatively small number of general partners who have accepted previous offers by Wireless California or its shareholders to purchase general partnership interests, the existence of a number of possible defenses to any claims asserted against it, the existence and terms of the agreements between the Fort Worth and Minneapolis general partnerships and Heartland (Note
4) and other factors, the Company does not believe the ultimate resolution of this matter will have a material impact on its financial condition or its results of operations.

  (c) Other Contingencies

     The Company is currently named as a defendant in two separate lawsuits. On May 16, 1995, William R. Jenkins, the former Chief Executive Officer of the Company, filed a lawsuit in Arizona state court alleging breach of his employment contract and requesting as damages all amounts due under the employment contract, treble damages under the Arizona statute, attorney's fees and costs. On June 2, 1995, the Company filed a Petition to Compel Arbitration and an Answer including counterclaims. The Company estimates that the amount due under Mr. Jenkins' employment contract, if he were successful, is approximately $167,000. The Company maintains that no amounts are due to Mr. Jenkins as he was terminated for cause and breached his employment contract. The Company believes it has adequate grounds to successfully defend this lawsuit.

     On June 21, 1995, TruVision, with whom the Company had entered into a letter of intent relating to the sale of the Company's Memphis assets, filed a lawsuit, as amended on June 29, 1995, in the state of Mississippi alleging that the Company breached the letter of intent, that the parties entered into a binding agreement which was breached, and that the Company committed fraud and negligent misrepresentation. The Company disputes these claims based on the position that it lawfully terminated the letter of intent. The Amended Complaint requests damages in the amount of $28,196,642 and punitive damages in the amount of $20,000,000, together with interest and all costs of court. The Company believes it has adequate grounds to successfully defend this lawsuit. The Company is currently negotiating with TruVision to sell its assets in the Memphis market under a new contract. According to the terms of the contract, at the time of closing, each party will sign a release of all claims against the other.

                        AMERICAN WIRELESS SYSTEMS, INC.

     The Company is also the subject of two threatened lawsuits. American Telecasting, Inc. ("ATI") has sent letters to the Company claiming that the Company breached a term sheet and has requested payment of $1,800,000 as the alleged termination fee owed to ATI under the term sheet, plus expenses. The Company has responded to ATI and disputes all of ATI's claims. The Company believes that ATI's claims are without merit and would vigorously defend any lawsuit filed.

     By letter dated January 31, 1995, Laidlaw Holdings, Inc. ("Laidlaw"), the underwriter of the Company's proposed public offering, claims that the Company owes Laidlaw $182,165 as accountable expenses under a Letter Agreement between the parties dated November 20, 1994. A follow-up letter was sent to the Company on July 13, 1995. By letter dated February 3, 1995, from the Company to Laidlaw, the Company asserted that Laidlaw terminated the Letter Agreement and believes that if a claim is filed by Laidlaw, the Company has adequate grounds to successfully defend the claim.

(10) INCOME TAXES

     In connection with the reverse acquisition, the basis in the assets acquired and liabilities assumed by the Company were substantially the same for book and tax purposes.

     For income tax reporting purposes, the Company was included in the consolidated tax returns of Wireless California through August 13, 1993, the date that Wireless California's ownership interest in the Company dropped below 80%. As a result, the net operating losses generated by the Company from December 18, 1992 (the date subsequent to the reverse acquisition) through August 13, 1993, of approximately $1,000,000 were utilized by Wireless California to reduce its tax obligations and to recapture approximately $300,000 of previously paid taxes. In exchange, Wireless California agreed to contribute this refund to the capital of the Company.

     Since December 18, 1992, the Company has generated $8,199,000 in net operating losses of which $890,000 was utilized by Wireless California through August 13, 1993, and an additional $310,000 has been recognized for financial reporting purposes to recapture taxes previously paid by Wireless California as described above. Approximately $517,000 in net operating losses were utilized to offset taxable income in prior year consolidated tax returns filed with Wireless California. As of December 31, 1994, therefore, the Company has approximately $6,482,000 in net operating loss carryforwards available for financial reporting and income tax purposes which expire in 2009.

     In 1994 and 1995, there were no material temporary differences between financial reporting and income tax reporting. As a result, at December 31, 1994 and September 30, 1995 (unaudited), the Company has a net deferred tax asset of approximately $2,593,000 and $2,931,000, respectively, which relates primarily to its available net operating loss carryforwards. As the realizability of this tax asset is solely dependent on the Company's ability to generate future taxable income, this asset has been fully reserved.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee and Partners of
Fort Worth Wireless Cable T.V. Associates:

     We have audited the accompanying consolidated balance sheets of FORT WORTH WIRELESS CABLE T.V. ASSOCIATES (WCTVA or the Partnership) (a general partnership) as of December 31, 1993 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for the years ended December 31, 1992, 1993 and 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WCTVA as of December 31, 1993 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1992, 1993 and 1994, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in
Note 1 to the financial statements, the Partnership has incurred losses since inception and expects to incur additional losses until it is able to generate sufficient income to cover operating expenses. The Partnership currently does not have sufficient cash reserves to cover such anticipated losses. These factors raise substantial doubt about the Partnership's ability to continue as a going concern. The Partnership's current plans are also discussed in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 19, 1995.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                          CONSOLIDATED BALANCE SHEETS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

                                     ASSETS

                                                                                       1995
                                                           1993          1994       -----------
                                                        ----------    ----------    (UNAUDITED)
Current assets:
  Cash and cash equivalents (note 1)..................  $   94,898    $   21,836    $    25,014
  Accounts receivable.................................      90,458        51,750         45,931
  Prepaid expenses and other current assets...........      18,230        23,923         16,525
                                                        ----------    ----------    -----------
          Total current assets........................     203,586        97,509         87,470
Investment in wireless systems and equipment, at cost,
  net (notes 1 and 4).................................   4,463,630     3,763,423      3,179,029
                                                        ----------    ----------    -----------
                                                        $4,667,216    $3,860,932    $ 3,266,499
                                                        ==========    ==========    ===========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............  $   85,451    $  300,047    $   547,286
  Advances from affiliates (note 1)...................     109,730       471,613        660,025
                                                        ----------    ----------    -----------
          Total current liabilities...................     195,181       771,660      1,207,311
                                                        ----------    ----------    -----------
Minority interest (note 1)............................     206,073       143,792         99,742
                                                        ----------    ----------    -----------
Commitments and contingencies (note 6)
Partners' equity (note 2):
  General partners' equity............................   7,384,979     6,064,497      5,078,463
     Less syndication costs...........................  (3,119,017)   (3,119,017)    (3,119,017)
                                                        ----------    ----------    -----------
          Total partners' equity......................   4,265,962     2,945,480      1,959,446
                                                        ----------    ----------    -----------
                                                        $4,667,216    $3,860,932    $ 3,266,499
                                                        ==========    ==========    ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                 SEPTEMBER 30
                                                                           -------------------------
                                  1992          1993           1994           1994           1995
                                ---------    -----------    -----------    -----------    ----------
                                                                                  (UNAUDITED)
Revenues:
  Subscriber..................  $  55,119    $   646,745    $   650,214    $   493,034    $  443,564
  Installation................     76,121         84,554          7,517          6,112         5,054
  Other.......................     13,141         60,578          9,529          6,113         2,963
                                ---------    -----------    -----------    -----------    ----------
          Total revenues......    144,381        791,877        667,260        505,259       451,581
                                ---------    -----------    -----------    -----------    ----------
Operating expenses:
  Operating and
     installation.............    232,148        594,747        567,461        420,763       396,302
  Selling and marketing.......    106,422        101,089          3,206          3,393         3,144
  General and
     administrative...........    299,792        412,652        692,784        541,721       500,766
  Depreciation and
     amortization.............    250,215        754,116        786,572        608,724       581,451
                                ---------    -----------    -----------    -----------    ----------
          Total operating
            expenses..........    888,577      1,862,604      2,050,023      1,574,601     1,481,663
                                ---------    -----------    -----------    -----------    ----------
Loss from operations..........   (744,196)    (1,070,727)    (1,382,763)    (1,069,342)   (1,030,082)
Minority interest in losses...     76,446         57,689         62,281         47,974        44,048
                                ---------    -----------    -----------    -----------    ----------
Net loss......................  $(667,750)   $(1,013,038)   $(1,320,482)   $(1,021,368)   $ (986,034)
                                =========    ===========    ===========    ===========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                                          GENERAL                        TOTAL
                                                         PARTNERS'     SYNDICATION     PARTNERS'
                                                          EQUITY          COSTS         EQUITY
                                                        -----------    -----------    -----------
Balance, December 31, 1991............................  $ 4,959,517    $(2,424,000)   $ 2,535,517
Capital contributions.................................    4,668,750       (695,017)     3,973,733
Return of capital.....................................     (550,000)            --       (550,000)
Net loss..............................................     (667,750)            --       (667,750)
                                                        -----------    -----------    -----------
Balance, December 31, 1992............................    8,410,517     (3,119,017)     5,291,500
Return of capital.....................................      (12,500)            --        (12,500)
Net loss..............................................   (1,013,038)            --     (1,013,038)
                                                        -----------    -----------    -----------
Balance, December 31, 1993............................    7,384,979     (3,119,017)     4,265,962
Net loss..............................................   (1,320,482)            --     (1,320,482)
                                                        -----------    -----------    -----------
Balance, December 31, 1994............................    6,064,497     (3,119,017)     2,945,480
Net loss (unaudited)..................................     (986,034)            --       (986,034)
                                                        -----------    -----------    -----------
Balance, September 30, 1995 (unaudited)...............  $ 5,078,463    $(3,119,017)   $ 1,959,446
                                                        ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                        SEPTEMBER 30
                                                                                   -----------------------
                                               1992         1993         1994         1994         1995
                                            ----------   ----------   ----------   -----------   ---------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $ (667,750) $(1,013,038) $(1,320,482)  $(1,021,368)  $(986,034)
  Adjustments to reconcile net loss to net
     cash used for operating activities:
     Depreciation and amortization........     250,215      754,116      786,572       608,724     581,451
     Gain on sale of equipment............          --           --           --            --      (9,048)
     Loss on disposal of assets...........          --           --           --            --       4,570
     Minority interest in losses..........     (76,446)     (57,689)     (62,281)      (47,974)    (44,048)
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable......................     (48,335)     (42,123)      38,708        37,282       5,819
       (Increase) decrease in prepaid
          expenses and other current
          assets..........................     (24,170)       5,940       (5,693)       (1,569)      7,398
       Increase (decrease) in accounts
          payable and accrued
          liabilities.....................     241,045     (155,594)     214,596       132,914     247,239
                                            ----------   ----------   ----------   -----------   ---------
          Net cash used for operating
            activities....................    (325,441)    (508,388)    (348,580)     (291,991)   (192,653)
                                            ----------   ----------   ----------   -----------   ---------
Cash flows from investing activities:
  Investment in wireless systems and
     equipment............................  (1,933,269)    (738,967)     (86,365)      (62,761)    (22,984)
  Proceeds from sale of equipment.........          --           --           --            --      30,403
                                            ----------   ----------   ----------   -----------   ---------
          Net cash (used for) provided by
            investing activities..........  (1,933,269)    (738,967)     (86,365)      (62,761)      7,419
                                            ----------   ----------   ----------   -----------   ---------
Cash flows from financing activities:
  Cash contributed by (returned to)
     partners, net........................   4,118,750      (12,500)          --            --          --
  Syndication costs paid..................    (695,017)          --           --            --          --
  Net advances (to) from affiliates.......    (257,254)     366,984      361,883       285,780     188,412
                                            ----------   ----------   ----------   -----------   ---------
           Net cash provided by (used for)
            financing activities..........   3,166,479      354,484      361,883       285,780     188,412
                                            ----------   ----------   ----------   -----------   ---------
Net increase (decrease) in cash and cash
  equivalents.............................     907,769     (892,871)     (73,062)      (68,972)      3,178
Cash and cash equivalents, beginning of
  period..................................      80,000      987,769       94,898        94,898      21,836
                                            ----------   ----------   ----------   -----------   ---------
Cash and cash equivalents, end of
  period..................................  $  987,769   $   94,898   $   21,836   $    25,926   $  25,014
                                            ==========   ==========   ==========   ===========   =========

 The accompanying notes are an integral part of these consolidated statements.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

(1) ORGANIZATION

  (a) Background, Nature of Organization and Significant Accounting Policies

     Fort Worth Wireless Cable T.V. Associates (the Partnership), a California general partnership, was formed as of July 1, 1992. The Partnership is comprised of certain partners of Wireless Cable T.V. Associates #34 (WCTVA), a California general partnership, which was formed in 1991, who exchanged their interest in WCTVA for an interest in the Partnership, and some new partners who were admitted to the Partnership upon contributing cash thereto. Upon its formation, the Partnership acquired the assets and assumed the operations of WCTVA.

     Concurrent with its formation, WCTVA entered into a Services and Acquisition Agreement (the Agreement) with American Wireless Systems, Inc., a California corporation (Wireless California). Under the terms of the Agreement, Wireless California was obligated to provide various services including assistance with Federal Communications Commission (FCC) filings, market projections, and engineering services involving equipment assurances and new market evaluation assistance. In addition, Wireless California was to coordinate construction of broadcast facilities (commonly referred to as head-end equipment) and assign to WCTVA a 75% interest in certain FCC licenses.

     Wireless Cable television is an emerging business that provides television programming to subscribers by transmitting a signal via microwave frequencies licensed by the FCC to antennae located at the subscriber's premises.

     The development and operations of the system have been conducted through an informal joint venture relationship between the Partnership and American Wireless Systems, Inc., a Delaware corporation (AWS-Delaware), which acquired its interest in the informal joint venture from Wireless California in December 1992. American Wireless Systems of Ft. Worth (AWS-Ft. Worth), a general partnership, has been established through which the operations of the informal joint venture have been conducted. AWS-Ft. Worth was initially capitalized through the contribution by WCTVA and Wireless California of their respective interests in the FCC licenses and head-end equipment. Subsequent to the formation of AWS-Ft. Worth, the Partnership acquired an additional 4.99% interest in AWS-Ft. Worth such that the ownership is now 79.99% for the Partnership and 20.01% for AWS-Delaware.

  (b) Operations

     The system had approximately 1,900 and 1,750 subscribers at December 31, 1993 and 1994, respectively, which is not sufficient to provide positive cash flow. Additionally, neither the joint venture nor the Partnership has sufficient funds to support the installation of additional subscribers sufficient to enable the joint venture to reach a positive cash flow. The Partnership's joint venture partner, AWS-Delaware, has indicated that it is not required to provide any funding to support system growth, however, AWS-Delaware has advanced $253,177 from May 1, 1993 to December 31, 1994, and an additional $114,627 during 1995 (unaudited) to fund negative cash flow. Such advances are included in advances from affiliates in the accompanying consolidated financial statements.

     On September 11, 1995, AWS-Delaware and Heartland Wireless Communications, Inc. ("Heartland") executed an Agreement and Plan of Merger, pursuant to which a wholly-owned subsidiary of Heartland would be merged into AWS and AWS would become a wholly-owned subsidiary of Heartland. On October 4, 1995, the Partnership and Heartland executed an Asset Purchase Agreement (the "Fort Worth Agreement") pursuant to which Heartland would purchase the Partnership's 79.99% interest in AWS-Ft. Worth. Pursuant to the Fort Worth Agreement, Heartland has agreed to assume up to $570,000 of liabilities associated with its joint venture interest. The consideration to be paid to the Partnership under the Fort Worth Agreement is

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$13.3 million payable in Heartland Common Stock, based upon an exchange value equal to the average trading price of Heartland Common Stock over the 10-day period ending five business days prior to closing; provided that if such closing average is in excess of $23.00 per share, then the exchange value will be $23.00 per share. Subject to approval of two-thirds of the partners, the Partnership has agreed to effectuate the Agreement and Plan of Liquidation and, in connection therewith, liquidate shares of Heartland Common Stock having an aggregate exchange value in an amount necessary to satisfy certain known and contingent liabilities of the Partnership.

     In connection with the Fort Worth Agreement, Heartland has funded an Escrow Agreement with a third-party escrow agent in the amount of $100,000, and is obligated to fund an additional $55,000 per month starting November 1, 1995, until the transaction closes. In addition, Heartland has agreed to loan the Partnership $500,000 secured by the Partnership's interest in AWS-Ft. Worth. The loan carries an interest rate of 10% per annum prior to maturity and is due in accordance with the terms of the documents evidencing and securing the loan.

  (c) Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and AWS-Ft. Worth. All significant intercompany accounts have been eliminated in consolidation.

  (d) Cash Equivalents

     The Partnership considers all highly liquid instruments and time deposits with an initial maturity of three months or less to be cash equivalents.

  (e) Property and Equipment

     Property and equipment is stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  (f) Frequency Rights

     Included in investment in wireless systems and equipment is $3,218,864, $3,231,364 and $3,231,364 of frequency rights as of December 31, 1993 and 1994, and September 30, 1995 (unaudited), respectively, which are being amortized over a ten-year period.

  (g) Revenue Recognition

     Subscription revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up.

  (h) Income Taxes

     No income tax liability or benefit is presented in the accompanying consolidated financial statements as it will accrue to the partners.

  (i) Unaudited Financial Information

     The unaudited financial statements as of September 30, 1995, and for the nine months ended September 30, 1994 and 1995, have been prepared by the Partnership without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information included herein, reflects, in the

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for such periods.

(2) PARTNERS' EQUITY

     In 1991 WCTVA, sold approximately 800 general partnership units at $6,250 each, which provided capital of $5,000,000. Subsequent to their initial contribution, certain partners requested a return of their capital; therefore, $40,483 of the gross proceeds were returned. The initial offer and sale of WCTVA interests were made by Wireless California (Note 6). Approximately $2,424,000 was paid for costs incurred in connection with the offering. Such costs are reflected as an offset to equity in the accompanying consolidated financial statements.

     As discussed in note 1, the Partnership was formed in July 1992. The partners of WCTVA were given the option to either exchange their interest in WCTVA for an interest in the Partnership or to receive a return of their initial contribution. The owners of 88 WCTVA partnership units elected to receive a return of their contribution. An additional 747 units of the Partnership were sold which provided additional capital of $4,668,750. The offer and sale of the Partnership units were also made by Wireless California. Approximately $695,000 was paid for costs incurred in connection with this offering. Such costs are reflected as an offset to equity in the accompanying consolidated financial statements.

(3) JOINT VENTURE

     As indicated in note 1, AWS-Ft. Worth has been operated through an informal joint venture agreement (the "Agreement"). Key aspects of the Agreement utilized in the development of the accompanying consolidated financial statements are as follows:

  (a) Initial Capital Contributions

     Each member contributed to AWS-Ft. Worth their respective interests in the wireless cable system assets to the joint venture in exchange for their ownership interests of 79.99% (the Partnership) and 20.01% (AWS-Delaware.) The accompanying consolidated financial statements reflect such contributed assets at their respective owners' historical cost which does not directly correlate to the ownership interests.

  (b) Allocations of Profits and Losses

     Profits and losses have been allocated in accordance with the respective ownership percentages (the initial ownership percentages as adjusted for additional cash contributions).

  (c) Management

     Wireless California, and it's successor, AWS-Delaware, have provided management services to the joint venture since its inception. These services have been provided through an informal management agreement. Management services expense of $16,666, $100,000, $100,000, $75,000 and $75,000 has been provided in the accompanying consolidated financial statements for the years ended December 31, 1992, 1993 and 1994, and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) INVESTMENT IN WIRELESS SYSTEMS AND EQUIPMENT

     Investment in wireless systems and equipment consists of the following:


                                          ESTIMATED           DECEMBER 31,
                                         USEFUL LIFE    ------------------------    SEPTEMBER 30,
                                          IN YEARS         1993          1994           1995
                                         -----------    ----------    ----------    -------------
                                                                                     (UNAUDITED)
    Frequency rights...................       10        $3,218,864    $3,231,364     $  3,231,364
    Broadcast equipment and
      inventory........................      3-7         2,094,317     2,166,958        2,157,402
    Vehicles...........................        5            48,593        48,689           48,173
    Office equipment...................      5-7           100,653       101,582           93,053
    Leasehold improvements.............        7             5,534         5,534            8,770
                                                        ----------    ----------     ------------
                                                         5,467,961     5,554,127        5,538,762
    Less: Accumulated depreciation and
      amortization.....................                 (1,004,331)   (1,790,704)      (2,359,733)
                                                        ----------    ----------     ------------
                                                        $4,463,630    $3,763,423     $  3,179,029
                                                        ==========    ==========     ============

(5) RELATED PARTY TRANSACTIONS

     The Partnership had several transactions with Wireless California including the original sale of general partnership interests, the transactions contemplated under the services and acquisition agreement and the informal joint venture and management agreements. In addition to the Partnership and AWS-Ft. Worth, AWS-Delaware is the minority owner of a wireless cable system joint venture with another partnership in Minneapolis/St. Paul, Minnesota.

     AWS-Ft. Worth had contracted subscriber installation services to Wireless Technologies, Inc. (WTI), a Texas corporation engaged in the business of providing subscriber installation services and distributing subscriber equipment with respect to traditional and wireless cable systems. WTI is a wholly owned subsidiary of North American Cable Corporation, a Texas corporation engaged in the engineering, construction and maintenance of cable television systems, local area networks, fiber optic networks and wireless cable television systems, with operations in the United States, England and several other countries around the world. A former Chief Executive Officer and Director of AWS-Delaware beneficially owns 50% of the stock of North American Cable Corporation.

     WTI purchased certain of the subscriber equipment that it sold to AWS-Ft. Worth from Micom Products, Ltd. (Micom), a Delaware limited liability company engaged in the distribution of subscriber equipment for traditional and wireless cable systems. Micom is owned by the beneficial owners of approximately 36% of AWS-Delaware.

     In 1992 and 1993, payments of $196,860 and $542,521, respectively, were made to WTI for installation services and related subscriber equipment. In 1992, payments of $22,018 were made by WTI to Micom. Effective July 1993, AWS-Ft. Worth ceased utilizing the services of WTI.

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) COMMITMENTS AND CONTINGENCIES

  (a) Commitments

     AWS-Ft. Worth leases office space under an operating lease. Future obligations under this lease are as follows for years ending December 31:

                1995..............................................  $ 57,968
                1996..............................................    60,570
                1997..............................................    61,200
                1998..............................................    15,300
                                                                    --------
                                                                    $195,038
                                                                    ========

     Lease expense of $34,224, $62,347, $55,830, $41,873 and $43,060 has been recorded for the years ended December 31, 1992, 1993 and 1994, and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

     AWS-Ft. Worth holds frequency rights to 14 wireless cable channels in the Ft. Worth market under several leases. Thirteen local broadcast channels are also transmitted for a total programming package of 27 channels. The channel leases have original lease periods from five to ten years with options to renew. Future minimum lease payments for the FCC licenses are as follows for years ending December 31:

                1995..............................................  $108,300
                1996..............................................   108,300
                1997..............................................    60,500
                1998..............................................     1,200
                1999..............................................     1,200
                Thereafter........................................     2,900
                                                                    --------
                                                                    $282,400
                                                                    ========

     Lease expense of $62,918, $93,013, $90,460, $63,235 and $81,225 has been recorded for the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

  (b) Contingencies

     The original formation of WCTVA and the subsequent formation of the Partnership involved the sale of general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities under federal and applicable state laws. As of December 31, 1994, securities administrators in 20 states as well as the Securities and Exchange Commission (SEC) have conducted or are currently conducting investigations of the activities related to the unregistered sale of the general partnership interests.

     To date, the investigations have focused on Wireless California and its successor AWS-Delaware, the Partnership's joint venture partner in AWS-Ft. Worth, however, there is a possibility that future actions could be taken against the Partnership. Such actions could involve fines, administrative penalties and the requirement for the Partnership to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended. Management believes that any such penalties or fines should be the responsibility of Wireless California and does not believe that any such actions will have a material impact on its financial condition or its operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management Committee and Partners of
Wireless Cable T.V. Associates #38:

     We have audited the accompanying consolidated balance sheets of Wireless Cable T.V. Associates #38 (WCTVA or the Partnership) (a general partnership) as of December 31, 1993 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WCTVA as of December 31, 1993 and 1994, and the results of their operations and their cash flows for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in
Note 1 to the financial statements, the Partnership has incurred losses since inception and expects to incur additional losses until it is able to generate sufficient income to cover operating expenses. The Partnership currently does not have sufficient cash reserves to cover such anticipated losses. These factors raise substantial doubt about the Partnership's ability to continue as a going concern. The Partnership's current plans are also discussed in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
October 19, 1995.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                          CONSOLIDATED BALANCE SHEETS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

                                     ASSETS

                                                                                       1995
                                                         1993           1994        -----------
                                                      ----------     ----------     (UNAUDITED)
Current assets:
  Cash and cash equivalents (note 1)................  $  167,897     $  620,058     $   177,941
  Accounts receivable...............................      17,862        111,848         197,300
  Prepaid expenses and other current assets.........      69,999         13,840          25,918
                                                      ----------     ----------     -----------
          Total current assets......................     255,758        745,746         401,159
Investment in wireless systems and equipment, at
  cost, net (notes 1 and 5).........................   7,135,982      6,679,478       6,083,417
                                                      ----------     ----------     -----------
                                                      $7,391,740     $7,425,224     $ 6,484,576
                                                      ==========     ==========     ===========

                               LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..........  $   74,690     $  162,033     $   177,199
  Advances from affiliates..........................          --         49,112          55,304
  Notes payable and obligations under capital lease
     (notes 1 and 4)................................      26,287      2,016,692       2,578,562
                                                      ----------     ----------     -----------
          Total current liabilities.................     100,977      2,227,837       2,811,065
                                                      ----------     ----------     -----------
Minority interest (note 1)..........................     518,520        380,365         289,737
                                                      ----------     ----------     -----------
Commitments and contingencies (note 7)
Partners' equity (note 2):
  General partners' equity..........................  11,388,243      9,433,022       7,999,774
     Less syndication costs.........................  (4,616,000)    (4,616,000)     (4,616,000)
                                                      ----------     ----------     -----------
          Total partners' equity....................   6,772,243      4,817,022       3,383,774
                                                      ----------     ----------     -----------
                                                      $7,391,740     $7,425,224     $ 6,484,576
                                                      ==========     ==========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE TEN MONTHS ENDED DECEMBER 31, 1992 AND
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                 SEPTEMBER 30
                                                                          --------------------------
                                  1992         1993           1994           1994           1995
                                --------    -----------    -----------    -----------    -----------
                                                                                 (UNAUDITED)
Revenues:
  Subscriber..................  $  9,261    $   220,537    $   459,215    $   285,484    $   643,381
  Installation................        --         31,584         11,360          8,629         10,896
  Other.......................    14,433         20,031         64,471         35,644         86,318
                                --------    -----------    -----------    -----------    -----------
          Total revenues......    23,694        272,152        535,046        329,757        740,595
                                --------    -----------    -----------    -----------    -----------
Operating expenses:
  Operating and
     installation.............    62,053        690,835      1,187,795        826,474      1,092,248
  Selling and marketing.......       237         70,881         71,317         39,539         11,137
  General and
     administrative...........    26,446        443,772        391,839        236,332        361,932
  Depreciation and
     amortization.............     6,158        738,860        977,471        719,045        799,154
                                --------    -----------    -----------    -----------    -----------
          Total operating
            expenses..........    94,894      1,944,348      2,628,422      1,821,390      2,264,471
                                --------    -----------    -----------    -----------    -----------
Loss from operations..........   (71,200)    (1,672,196)    (2,093,376)    (1,491,633)    (1,523,876)
Minority interest in losses...     8,764        127,217        138,155        102,488         90,628
                                --------    -----------    -----------    -----------    -----------
Net loss......................  $(62,436)   $(1,544,979)   $(1,955,221)   $(1,389,145)   $(1,433,248)
                                ========    ===========    ===========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                 FOR THE TEN MONTHS ENDED DECEMBER 31, 1992 AND THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                                       GENERAL                        TOTAL
                                                      PARTNERS'      SYNDICATION    PARTNERS'
                                                        EQUITY         COSTS          EQUITY
                                                      ----------     ----------     ----------
Balance, February 28, 1992 (inception)..............  $       --     $        --     $       --
Capital contributions...............................  12,075,082      (4,616,000)     7,459,082
Net loss............................................     (62,436)             --        (62,436)
                                                      ----------     -----------     ----------
Balance, December 31, 1992..........................  12,012,646      (4,616,000)     7,396,646
Capital contributions...............................     920,576              --        920,576
Net loss............................................  (1,544,979)             --     (1,544,979)
                                                      ----------     -----------     ----------
Balance, December 31, 1993..........................  11,388,243      (4,616,000)     6,772,243
Net loss............................................  (1,955,221)             --     (1,955,221)
                                                      ----------     -----------     ----------
Balance, December 31, 1994..........................   9,433,022      (4,616,000)     4,817,022
Net loss (unaudited)................................  (1,433,248)             --     (1,433,248)
                                                      ----------     -----------     ----------
Balance, September 30, 1995 (unaudited).............  $7,999,774     $(4,616,000)    $3,383,774
                                                      ==========     ===========     ==========

 The accompanying notes are an integral part of these consolidated statements.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE TEN MONTHS ENDED DECEMBER 31, 1992 AND
                 THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 (UNAUDITED)

                                                                                      SEPTEMBER 30,
                                                                                 ------------------------
                                          1992          1993          1994          1994          1995
                                       ----------    ----------    ----------    ----------    ----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................  $  (62,436)  $(1,544,979)  $(1,955,221)  $(1,389,145)  $(1,433,248)
  Adjustments to reconcile net loss
     to net cash provided by (used
     for) operating activities:
     Depreciation and amortization...       6,158       738,860       977,471       719,045       799,154
     Minority interest in losses.....      (8,764)     (127,217)     (138,155)     (102,488)      (90,628)
     Changes in assets and
       liabilities:
       (Increase) decrease in
          accounts receivable........      (3,631)      (14,222)      (93,986)       15,524       (85,452)
       (Increase) decrease in prepaid
          expenses and other current
          assets.....................      (5,901)      (64,098)       56,159          (497)      (29,078)
       Increase (decrease) in
          accounts payable and
          accrued liabilities........     177,855      (103,166)       87,343       152,593        51,231
                                       ----------   -----------   -----------    ----------    ----------
          Net cash provided by (used
            for) operating
            activities...............     103,281    (1,114,822)   (1,066,389)     (604,968)     (788,021)
                                       ----------   -----------   -----------    ----------    ----------
Cash flows from investing activities:
  Investment in wireless systems and
     equipment.......................  (5,983,256)   (1,214,519)     (520,967)     (334,408)     (203,093)
                                       ----------   -----------   -----------    ----------    ----------
          Net cash used for investing
            activities...............  (5,983,256)   (1,214,519)     (520,967)     (334,408)     (203,093)
                                       ----------   -----------   -----------    ----------    ----------
Cash flows from financing activities:
  Cash contributed by partners,
     net.............................  12,075,082       920,576            --            --            --
  Proceeds from issuance of notes
     payable.........................          --            --     2,000,000     2,000,000       550,000
  Net advances (to) from
     affiliates......................    (178,844)      178,844        49,112      (104,336)        6,192
  Syndication costs paid.............  (4,616,000)           --            --            --            --
  Payments on capital lease..........          --        (2,445)       (9,595)       (4,797)       (7,195)
                                       ----------   -----------   -----------    ----------    ----------
          Net cash provided by
            financing activities.....   7,280,238     1,096,975     2,039,517     1,890,867       548,997
                                       ----------   -----------   -----------    ----------    ----------
Net increase (decrease) in cash and
  cash equivalents...................   1,400,263    (1,232,366)      452,161       951,491      (442,117)
Cash and cash equivalents, beginning
  of period..........................          --     1,400,263       167,897       167,897       620,058
                                       ----------   -----------   -----------    ----------    ----------
Cash and cash equivalents, end of
  period.............................  $1,400,263   $   167,897   $   620,058    $1,119,388    $  177,941
                                       ==========   ===========   ===========    ==========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         DECEMBER 31, 1993 AND 1994 AND SEPTEMBER 30, 1995 (UNAUDITED)

(1) ORGANIZATION:

  (a) Background, Nature of Organization and Significant Accounting Policies

     Wireless Cable T.V. Associates #38 (WCTVA or the Partnership) was formed in February 1992 to develop and operate a wireless cable television system in Minneapolis, Minnesota as a joint venture partner with American Wireless Systems, Inc., a California corporation (Wireless California).

     Wireless cable television is an emerging business that provides television programming to subscribers by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission (FCC) to antennae located at the subscriber's premises.

     Concurrent with its formation, WCTVA entered into a Services and Acquisition Agreement (the "Agreement") with Wireless California. Under the terms of the Agreement, Wireless California provided various services including assistance with Federal Communications Commission (FCC) filings, market projections, and engineering services involving equipment assurances and new market evaluation assistance. In addition, Wireless California coordinated construction of broadcast facilities (commonly referred to as head-end equipment) and assigned to WCTVA a 75% interest in certain FCC licenses previously held by Wireless California.

     Subsequent to the construction of the head-end equipment in March 1993, the development and operations of the system have been conducted through a joint venture relationship between WCTVA and Wireless California (see Note 3). American Wireless Systems of Minneapolis L.L.C. ("AWS-Minneapolis"), a limited liability company, was established through which the operations of the joint venture have been conducted. AWS-Minneapolis was initially capitalized through the contribution by WCTVA and Wireless California of their respective interests in the FCC licenses and head-end equipment.

     In December 1992, the Partnership's joint venture partner, Wireless California, sold substantially all of its assets, including its remaining 25% interest in AWS Minneapolis, to a publicly traded company which also subsequently assumed the name of American Wireless Systems, Inc.
("AWS-Delaware"). The former shareholders of Wireless California, beneficially own approximately 36% of AWS-Delaware.

  (b) Operations

     The system, which was launched in March 1993, had approximately 800 and 2,200 subscribers at December 31, 1993 and 1994, respectively, which is not sufficient to provide positive cash flow. Additionally, neither the joint venture nor the Partnership has sufficient funds to support the installation of additional subscribers to enable the joint venture to reach positive cash flow. As a result of these factors, in April 1994, the Partnership borrowed $2,000,000 from AWS-Delaware to fund additional development of the system. AWS-Minneapolis received additional funding in May 1995, of $550,000 from Tsunami Capital Corp. ("Tsunami"). The loan was made by Tsunami in anticipation of a reverse merger between AWS-Minneapolis and Tsunami.

     On September 11, 1995, AWS-Delaware and Heartland Wireless Communications, Inc. ("Heartland") executed an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of Heartland would be merged into AWS-Delaware and AWS-Delaware would become a wholly-owned subsidiary of Heartland. On October 4, 1995, the Partnership and Heartland executed an Asset Purchase Agreement pursuant to which the Partnership agreed to sell to Heartland its membership interest in AWS-Minneapolis ("Minneapolis Agreement"). In addition, pursuant to the Minneapolis Agreement, Heartland has agreed to assume the obligation to repay the $2,000,000 note owned by the Partnership to AWS-Delaware. The consideration to be paid to the Partnership under the Minneapolis Agreement is $18 million (plus the assumption of liabilities)

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plus $500 per subscriber added from October 4, 1995 to the closing date, payable in Heartland Common Stock, based upon an exchange value equal to either (a) the lesser of $23 per share and the average closing price of Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the date of the closing of the Minneapolis Agreement or (b) if such closing average is equal to or in excess of $30 per share, then (i) the product of the closing average multiplied by $23, divided by (ii) $30. Subject to the approval of two-thirds of the partners, the Partnership has agreed to effectuate the Agreement and Plan of Liquidation and, in connection therewith, liquidate shares of Heartland Common Stock having an aggregate exchange value in an amount necessary to satisfy certain contingent liabilities of the Partnership.

     In connection with the Heartland transaction, AWS-Minneapolis received a $1,575,000 loan from Heartland of which $575,000 was utilized to pay the Tsunami note plus interest and the remaining $1,000,000 can be utilized to fund subscriber growth. The $1,000,000 loan can be drawn down in increments of not less than $25,000 and not more than $250,000, and carries an interest rate of prime plus 2%, as defined, and is due on the earlier of (i) the closing of the Heartland transaction, (ii) the termination of the Heartland transaction, as defined, or (iii) February 28, 1997.

  (c) Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and AWS-Minneapolis. All significant intercompany accounts have been eliminated in consolidation.

  (d) Cash Equivalents

     The Partnership considers all highly liquid instruments and time deposits with an initial maturity of three months or less to be cash equivalents. At December 31, 1993 and 1994 and September 30, 1995 (unaudited), cash equivalents include a $105,000 restricted deposit collateralizing the AWS-Minneapolis office lease.

  (e) Property and Equipment

     Property and equipment is stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  (f) Frequency Rights

     Included in investment in wireless systems and equipment is $6,204,332 of frequency rights as of December 31, 1993 and 1994 and September 30, 1995 (unaudited), which are being amortized over a ten-year period.

  (g) Revenue Recognition

     Subscription revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up.

  (h) Income Taxes

     No income tax liability or benefit is presented in the accompanying consolidated financial statements as it will accrue to the partners.

  (i) Unaudited Consolidated Financial Information

     The unaudited consolidated financial statements as of September 30, 1995, and for the nine months ended September 30, 1994 and 1995, have been prepared by the Partnership without audit, pursuant to the

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

rules and regulations of the Securities and Exchange Commission. The information furnished herein, reflects, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for such periods.

(2) PARTNERS' EQUITY

     In 1992, WCTVA sold approximately 1,744 general partnership units at $6,250 each, which provided capital of $10,900,000. Additional funds of $1,175,082 (188 units) and $920,576 (147 units) were contributed by existing partners during 1992 and 1993, respectively. The initial offer and sale of WCTVA units were made by Wireless California. WCTVA reimbursed Wireless California approximately $4,616,000 for costs incurred in connection with the offering. Such costs are reflected as an offset to equity in the accompanying consolidated financial statements.

(3) JOINT VENTURE

     As indicated in Note 1, the Minneapolis wireless cable system has been operated through a joint venture agreement (the "Agreement"). A summary of the provisions of this agreement are as follows:

  (a) Initial Capital Contributions

     Each member contributed to AWS-Minneapolis their respective interests in the wireless cable system assets to the joint venture in exchange for their initial ownership interests of 75% (the Partnership) and 25% (AWS-Delaware.) The accompanying consolidated financial statements reflect such contributed assets at their respective owners' historical cost which does not directly correlate to the ownership interests.

  (b) Additional Capital Contributions

     The Partnership is to make additional cash contributions to develop and operate the system as it deems necessary. AWS-Delaware is only permitted to make additional contributions with the consent of the Partnership.

  (c) Allocations of Profits and Losses

     Profits and losses are to be allocated in accordance with the respective ownership percentages (the initial ownership percentages as adjusted for additional cash contributions).

  (d) Cash Distributions

     Distributions of available operating cash flows are to be made in accordance with the member's existing capital contribution percentages.

  (e) Management

     AWS-Delaware has provided management services to the joint venture since its inception under the terms of a management agreement which provides for an annual fee to AWS-Delaware equal to the greater of 5% of collected gross revenues or $100,000 annually. The Partnership has the right to terminate the management agreement upon 30 days' prior notice. Management services expense of $-0-, $-0-, $83,333, $58,334 and $75,000 has been provided for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (4) NOTES PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASE

     Notes payable, including accrued interest, and obligations under capital lease consist of the following:

                                                            DECEMBER 31,
                                                        --------------------    SEPTEMBER 30,
                                                         1993        1994           1995
                                                        -------    ---------    -------------
                                                                                (UNAUDITED)
    Note payable to AWS-Delaware, interest at 8%, due
      February 28, 1995; secured by a 10% interest in
      the joint venture, as defined...................  $    --    $2,000,000    $2,000,000
    Note payable to Tsunami, interest at 12%, due
      December 31, 1995, subject to alternate payment
      arrangements, as defined........................       --            --       569,067
    Obligations under capital lease, aggregate monthly
      payments of $810 through September 1996.........   26,287        16,692         9,495
                                                        -------    ----------    ----------
                                                        $26,287    $2,016,692    $2,578,562
                                                        =======    ==========    ==========

(5) INVESTMENT IN WIRELESS SYSTEMS AND EQUIPMENT

     Investment in wireless systems and equipment consists of the following:

                                              ESTIMATED         DECEMBER 31,        SEPTEMBER 30,
                                             USEFUL LIFE   ----------------------       1995
                                              IN YEARS       1993         1994      -------------
                                             -----------   ---------   ----------    (UNAUDITED)
    Frequency rights.......................    10          $6,204,332  $6,204,332    $  6,204,332
    Broadcast equipment and inventory......    3-7          1,513,430   2,010,842       2,240,796
    Vehicles...............................     5              77,271      77,271          77,271
    Office equipment.......................    5-7             83,279     106,834          78,747
    Leasehold improvements.................     7               1,450       1,450           1,450
                                                           ----------  ----------    ------------
                                                            7,879,762   8,400,729       8,602,596
    Less: Accumulated depreciation and
      amortization.........................                  (743,780) (1,721,251)     (2,519,179)
                                                           ----------  ----------    ------------
                                                           $7,135,982  $6,679,478    $  6,083,417
                                                           ==========  ==========    ============

(6) RELATED PARTY TRANSACTIONS

     The Partnership had several transactions with Wireless California including the original sale of general partnership interests and the transactions contemplated under the services and acquisition agreement. In addition to the Partnership and AWS-Minneapolis, AWS-Delaware is the minority owner of a wireless cable system joint venture with another general partnership in Ft. Worth, Texas.

     In its capacity as manager of AWS-Minneapolis, AWS-Delaware contracted subscriber installation services to Wireless Technologies, Inc. (WTI), a Texas corporation engaged in the business of providing subscriber installation services and distributing subscriber equipment with respect to traditional and wireless cable systems. WTI is a wholly owned subsidiary of North American Cable Corporation, a Texas corporation engaged in the engineering, construction and maintenance of cable television systems, local area networks, fiber optic networks and wireless cable television systems, with operations in the United States, England and several other countries around the world. A former Chief Executive Officer and Director of AWS-Delaware beneficially owns 50% of the stock of North American Cable Corporation.

     WTI purchased certain of the subscriber equipment that it sold to AWS-Minneapolis from Micom Products, Ltd. (Micom), a Delaware limited liability company engaged in the distribution of subscriber equipment for traditional and wireless cable systems. Micom is owned by the beneficial owners of approximately 36% of AWS-Delaware.

                       WIRELESS CABLE T.V. ASSOCIATES #38
                            (A GENERAL PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1993, payments of $381,534 were made to WTI for installation services and related subscriber equipment. In 1993 and 1994, payments of $114,644 and $2,766, respectively, were made by WTI to Micom. Effective August 1993, AWS-Minneapolis ceased utilizing the services of WTI.

(7) COMMITMENTS AND CONTINGENCIES

  (a) Commitments

     Beginning January 1, 1993, AWS-Minneapolis began leasing office space under an operating lease. Future obligations under this lease are as follows for years ending December 31:

                1995..............................................  $ 89,496
                1996..............................................    98,280
                1997..............................................    98,280
                1998..............................................    98,280
                                                                    --------
                                                                    $384,336
                                                                    ========

     Lease expense of $62,378, $57,269, $43,541 and $66,971 has been recorded for the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995 (unaudited).

     AWS-Minneapolis holds frequency rights to 21 wireless cable channels in the Minneapolis market under several leases. Eight local broadcast channels are also transmitted for a total programming package of 29 channels. The channel leases have original lease periods from five to ten years with options to renew. Future minimum lease payments for the FCC licenses are as follows for years ending December 31:

                1995.............................................  $  368,488
                1996.............................................     371,488
                1997.............................................     324,988
                1998.............................................     303,988
                1999.............................................     303,988
                Thereafter.......................................     467,912
                                                                   ----------
                                                                   $2,140,852
                                                                   ==========

Lease expense of $21,292, $248,350, $317,180, $235,610 and $263,560 has been recorded for the ten months ended December 31, 1992 and the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995 (unaudited), respectively.

  Contingencies

     The original formation of WCTVA involved the sale of general partnership interests without registration under any federal or state securities laws based on the belief that the general partnership interests did not constitute securities under federal and applicable state laws. Securities administrators in 22 states as well as the Securities and Exchange Commission (SEC) have conducted or are currently conducting investigations of the activities related to the unregistered sale of the general partnership interests.

     To date, the investigations have focused on Wireless California and its successor, AWS-Delaware, the Partnership's joint venture partner in AWS-Minneapolis, however, there is a possibility that future actions could be taken against the Partnership. Such actions could involve fines, administrative penalties and the requirement for the Partnership to file required 1934 Act information with the SEC. Management believes that any such penalties or fines should be the responsibility of Wireless California and does not believe that any such actions will have a material impact on its financial condition or its operations.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             PRO FORMA FINANCIAL INFORMATION FOR CONSUMMATED EVENTS

     The following Pro Forma Statements for Consummated Events present pro forma financial information of the Company with respect to various events (other than the Transactions). The Pro Forma Statements for Consummated Events are further adjusted for the effects of the Transactions as set forth on pages 99 to 102 of the Registration Statement.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 gives effect to (i) the October 18, 1995 contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One (the "Wireless One Transaction"), (ii) the issuance of approximately 91,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One, (iii) the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and the subsequent repayment of such notes, and (iv) the increase in the Company's equity interest in Wireless One as part of the Wireless One Transaction as if such events had occurred on September 30, 1995. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 give effect to (i) the issuance of 2,415,000 shares of Heartland Common Stock in the Company's initial public offering in April 1994, (ii) the sale in November 1994 of the Convertible Notes, (iii) the 1994 acquisitions of wireless cable systems in Milano, Texas and Lindsay, Oklahoma, (iv) the 1995 acquisitions of wireless cable systems in Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas and Sikeston, Missouri and wireless cable channel rights in certain non-operating markets, (v) the 1994 and 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture, (vi) the issuance of 998,318 shares of Heartland Common Stock in 1994 and 1995 in exchange for minority interests in certain of the Company's subsidiaries, (vii) the issuance in July 1995 of 1,029,707 shares of Heartland Common Stock to RuralVision Joint Venture in exchange for $20,000,000 cash, (viii) the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One in connection with the Wireless One Transaction and
(ix) the Company's equity in pro forma losses of Wireless One, as if such events had occurred on January 1, 1994.

     The pro forma statements of operations financial information does not give effect to the sale of the Notes by the Company in April 1995. Assuming the Notes had been issued on January 1, 1994, interest expense, amortization of related debt issuance costs and amortization of debt discount would have increased by approximately $14 million and $4.6 million for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively.

     The Pro Forma Statements for Consummated Events and accompanying notes should be read in conjunction with the Company's consolidated financial statements (including notes thereto) appearing elsewhere in the Prospectus. The Pro Forma Statements for Consummated Events do not purport to represent what the Company's results of operations or financial position actually would have been had such events occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements for Consummated Events.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET FOR CONSUMMATED EVENTS
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                                  WIRELESS
                                               HISTORICAL            ONE            HEARTLAND
                                                HEARTLAND        TRANSACTION        PRO FORMA
                                               -----------       -----------       -----------
Cash and cash equivalents....................  $ 37,155,064      $10,000,000(B)    $ 47,155,064
Restricted investments.......................    11,669,874               --         11,669,874
Net assets held for cash sale or exchange....     9,200,000       (7,000,000)(B)      2,200,000
Other current assets.........................     3,389,470         (354,189)(A)      3,035,281
                                               ------------      -----------       ------------
          Total current assets...............    61,414,408        2,645,811         64,060,219
Systems and equipment, net...................    46,027,017       (2,658,065)(A)     43,368,952
Leased license investment, net...............    64,726,389       (4,244,113)(A)     60,482,276
Investment in Wireless One...................            --       14,044,155(A)      14,602,442
                                                                 (10,000,000)(B)
                                                                   2,000,000(C)
                                                                   8,558,287(D)
Notes receivable.............................            --                                  --
Excess of cost over fair value of net assets
  acquired...................................     4,470,286                           4,470,286
Restricted investments.......................    13,077,340                          13,077,340
Net assets held for exchange.................            --                                  --
Other assets , net...........................    10,435,034                          10,435,034
                                               ------------      -----------       ------------
                                               $200,150,474      $10,346,075       $210,496,549
                                               ============      ===========       ============
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt............  $    616,610      $                 $    616,610
Other current liabilities....................    10,244,363         (113,732)(A)     10,130,631
                                               ------------      -----------       ------------
          Total current
            liabilities......................    10,860,973         (113,732)        10,747,241
Long-term debt, less current portion.........   139,428,429                         139,428,429
Deferred income taxes........................     1,287,560          (98,480)(A)      1,189,080
Other liabilities............................       279,695                             279,695
Stockholders' equity.........................    48,293,817        2,000,000(C)      58,852,104
                                                                   8,558,287(D)
                                               ------------      -----------       ------------
                                               $200,150,474      $10,346,075       $210,496,549
                                               ============      ===========       ============

                See accompanying notes to pro forma statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                                        PRO FORMA ADJUSTMENTS
                                                                                                     ----------------------------
                                                                                                      WIRELESS
                                                                    HISTORICAL    ACQUISITIONS           ONE           HEARTLAND
                                                                    HEARTLAND      AND OTHER         TRANSACTION       PRO FORMA
                                                                    ----------    ------------       -----------       ----------
Total revenues....................................................  $ 2,229,494    $ 5,472,554(E)    $ (111,225)(M)    $ 7,590,823
                                                                    -----------    -----------       ----------        -----------
Operating expenses:
  Systems operations..............................................      762,501      2,362,388(E)       (55,590)(M)      4,188,612
                                                                                     1,119,313(F)
  Selling, general and administrative.............................    4,183,307      2,300,261(E)      (105,599)(M)      6,377,969
  Depreciation and amortization...................................    1,097,668      1,322,786(E)       (44,931)(M)      3,263,717
                                                                                        68,778(G)
                                                                                       819,416(H)
                                                                    -----------    -----------       ----------        -----------
        Total operating expenses..................................    6,043,476      7,992,942         (206,120)        13,830,298
                                                                    -----------    -----------       ----------        -----------
        Operating loss............................................   (3,813,982)    (2,520,388)          94,895         (6,239,475)
Interest expense..................................................     (589,767)    (3,595,266)(I)                      (4,185,033)
Equity in losses of investees.....................................     (386,985)       386,985(J)    (1,004,594)(N)     (1,004,594)
Interest income and other.........................................      152,450             --                             152,450
                                                                    -----------    -----------       ----------        -----------
        Loss before income taxes..................................   (4,638,284)    (5,728,669)        (909,699)       (11,276,652)
Income tax benefit................................................    1,594,963        863,849(K)                        2,458,812
                                                                    -----------    -----------       ----------        -----------
        Net loss..................................................  $(3,043,321)   $(4,864,820)      $ (909,699)       $(8,817,840)
                                                                    ===========    ===========       ==========        ===========
Net loss per share................................................  $     (0.30)                                       $     (0.70)
                                                                    ===========                                        ===========
Weighted average shares outstanding...............................   10,041,000     2,407,412(L)         93,032 (C)     12,541,444
                                                                    ===========    ===========       ==========        ===========

                See accompanying notes to pro forma statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                     PRO FORMA ADJUSTMENTS
                                                                                 ------------------------------
                                                                                                      WIRELESS
                                                                  HISTORICAL      ACQUISITIONS          ONE            HEARTLAND
                                                                   HEARTLAND       AND OTHER        TRANSACTION        PRO FORMA
                                                                 ------------     -----------       -----------       ------------
Total revenues.................................................  $  9,292,837     $ 1,283,545(O)    $  (632,173) (M)  $  9,944,209
                                                                 ------------     -----------       -----------       ------------
Operating expenses:
  Systems operations...........................................     2,894,074         627,144(O)       (399,687) (M)     3,371,531
                                                                                      250,000(P)
  Selling, general and administrative..........................     7,449,699         587,774(O)       (348,447) (M)     7,689,026
  Depreciation and amortization................................     3,966,120         350,966(O)       (193,962) (M)     4,396,920
                                                                                      256,602(Q)
                                                                                       17,194(G)
                                                                 ------------     -----------       -----------       ------------
        Total operating expenses...............................    14,309,893       2,089,680          (942,096)        15,457,477
                                                                 ------------     -----------       -----------       ------------
        Operating loss.........................................    (5,017,056)       (806,135)          309,923         (5,513,268)
Interest expense...............................................    (8,908,459)                                          (8,908,459)
Equity in losses of investees..................................      (128,663)        128,663(J)     (1,049,583) (N)    (1,049,583)
Interest income and other......................................     1,568,946                                            1,568,946
                                                                 ------------     -----------       -----------       ------------
        Loss before income taxes...............................   (12,485,232)       (677,472)         (739,660)       (13,902,364)
Income tax benefit.............................................     1,307,137      (1,307,137)(K)                               --
                                                                 ------------     -----------       -----------       ------------
        Net loss...............................................  $(11,178,095)    $(1,984,609)         (739,660)      $(13,902,364)
                                                                 ============     ===========       ===========       ============
Net loss per share.............................................       $ (0.96)                                             $ (1.10)
                                                                      =======                                              =======
Weighted average shares outstanding............................    11,624,000         874,895(L)         93,032 (C)     12,591,927
                                                                 ============     ===========       ===========       ============

                See accompanying notes to pro forma statements.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

              NOTES TO PRO FORMA STATEMENTS FOR CONSUMMATED EVENTS

(A) Reflects the contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One.

(B) Reflects the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and subsequent repayment of such notes.

(C) Reflects the issuance of approximately 93,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One.

(D) Reflects the increase in Heartland's equity interest in Wireless One as part of the Wireless One Transaction as if such event had occurred on September 30, 1995. Subsequent to the Wireless One Transaction, Heartland's equity interest in Wireless One was approximately 26.6%.

(E) Reflects the historical revenues and expenses associated with the acquisitions of wireless cable systems in Milano, Texas in December 1994, Lindsay, Oklahoma in December 1994, Shaw, Kansas in January 1995, Lubbock, Texas in May 1995, Lykens, Ohio in July 1995, Paragould, Arkansas in July 1995, and Sikeston, Missouri in July 1995, until the respective acquisition dates of such systems.

(F) Reflects the incremental lease rental payments associated with the 1994 and 1995 purchases by and distribution to Heartland of certain non-operating markets previously owned by RuralVision Joint Venture.

(G) Reflects incremental amortization of the excess purchase price over the fair value of net identifiable assets acquired associated with the acquisitions of certain minority interests. Amortization of the excess purchase price over the fair value of net identifiable assets acquired is based on an estimated useful life of 20 years.

(H) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Milano, Texas, Lindsay, Oklahoma, Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

(I) Reflects incremental interest expense on $40 million of Convertible Notes issued by Heartland in November 1994 at a rate of 9.0% and incremental amortization of related debt issuance costs by the interest method over the life of such notes.

(J) Reflects the reversal of equity in losses in RuralVision Joint Venture due to the termination of such venture in January 1995 and acquisition of such venture's markets by Heartland.

(K) Reflects the adjustment to income tax benefit related to pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable differences.

(L) Reflects the incremental increase in weighted average shares of Heartland Common Stock outstanding related to the issuance of 2,415,000 shares in Heartland's initial public offering in April 1994, the exchange of 694,280 and 304,038 shares for minority interests in certain of the Company's subsidiaries in 1994 and 1995, respectively, and the issuance of 1,029,707 shares in July 1995 to RuralVision Joint Venture in exchange for $20,000,000 cash.

(M) Reflects the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One.

(N) Reflects Heartland's equity in pro forma losses of Wireless One as if the Wireless One Transaction had occurred on January 1, 1994.

(O) Reflects the historical revenues and expenses associated with the wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri until their respective acquisition dates. The acquisition dates of each respective system are set forth in note (E).

(P) Reflects the incremental lease rental payments associated with the 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture.

(Q) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
RuralVision Central, Inc. and RuralVision South, Inc.

We have audited the accompanying combined balance sheets of RuralVision Central, Inc. and RuralVision South, Inc. (Kansas and Texas corporations, respectively) as of December 31, 1993 and 1992, and the related combined statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of RuralVision Central, Inc. and RuralVision South, Inc. as of December 31, 1993 and 1992, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Companies will continue as going concerns. As discussed in Note 2 to the financial statements, the Companies have incurred cumulative losses since inception of $17,269,353 through December 31, 1993, and as of that date liabilities exceeded assets by $17,204,736. Additional capital or financing is needed to enable pending licenses to be secured and additional systems to be built. These factors, among others, more fully discussed in Note 2, raise substantial doubt about the Companies' ability to continue as going concerns. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON

Kansas City, Missouri
February 10, 1994

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                            COMBINED BALANCE SHEETS

                                                           DECEMBER 31,
                                                   -----------------------------      AUGUST 18,
                                                       1992             1993             1994
                                                   ------------     ------------     ------------
                                                                                     (UNAUDITED)
ASSETS
Cash.............................................  $     25,907     $    248,271     $     97,598
Accounts receivable -- trade, net of allowance
  for doubtful accounts of $46,495 in 1992,
  $89,423 in 1993 and $106,987 in 1994 (note
  1(c))..........................................        35,979          205,170          201,838
Inventories of subscriber reception equipment
  (note 1(i))....................................       790,406          498,080          509,675
Prepaid expenses and deposits....................       438,410          821,400        1,381,756
Property and equipment, net (notes 1(d) and 4)...     7,734,063        7,468,540        7,268,923
Deferred licensing costs (notes 1(c) and 3)......     1,059,500        1,024,459        1,553,941
Investment in joint venture (note 9).............            --           62,763               --
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable.................................  $  1,576,331     $    398,303     $    465,271
Accrued expenses.................................       358,471          352,980          139,976
Notes payable -- related party (note 5)..........    16,980,983       25,836,878       30,459,609
Other notes payable (note 5).....................     1,127,362          744,109        1,022,247
Other liabilities................................       152,150          201,149          200,975
Loss in excess of basis in joint venture (note
  8).............................................         8,549               --               --
                                                   ------------     ------------     ------------
                                                     20,203,846       27,533,419       32,288,078
Stockholders' deficit:
  Common stock (note 7)..........................        21,996           24,440           24,440
  Additional paid-in capital.....................        42,621           40,177           40,177
  Accumulated deficit............................   (10,184,198)     (17,269,353)     (21,338,964)
                                                   ------------     ------------     ------------
                                                    (10,119,581)     (17,204,736)     (21,274,347)
Commitments and contingencies (note 6)...........
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                          YEARS ENDED DECEMBER 31,              SIX MONTHS        FOR THE PERIOD
                                   ---------------------------------------        ENDED         JANUARY 1, 1994 TO
                                      1991          1992          1993        JUNE 30, 1993      AUGUST 18, 1994
                                   -----------   -----------   -----------   ----------------   ------------------
                                                                                          (UNAUDITED)
Wireless Cable Operations:
  Revenues:
    Pay television revenue.......  $   176,922   $ 2,225,128   $ 4,203,430     $  2,032,697        $  3,042,203
    Installation revenue.........       97,101       247,320       136,305           88,597              53,390
                                   -----------   -----------   -----------     ------------        ------------
         Total revenues..........      274,023     2,472,448     4,339,735        2,121,294           3,095,593
  Costs and expenses:
    Programming costs............       33,401       528,088       980,254          464,116             699,245
    Direct selling and
      marketing..................       49,762       431,419       244,588          178,616             113,754
    Airtime lease fees...........       18,000        90,208       183,083           84,792             151,062
    Depreciation and
      amortization...............      131,694       678,094     1,038,891          718,201             836,693
    Management fee paid to
      related party (note 8).....       12,000       249,422       439,305          214,113             295,992
    Other operating costs........      466,184     1,600,453     2,086,797        1,086,607           1,018,874
                                   -----------   -----------   -----------     ------------        ------------
                                       711,041     3,577,684     4,972,918        2,746,445           3,115,620
                                   -----------   -----------   -----------     ------------        ------------
                                      (437,018)   (1,105,236)     (633,183)        (625,151)            (20,027)
Licensing activities:
  Salaries.......................       90,073       235,316       346,602          307,800             206,512
  Engineering....................      871,610     1,723,912       784,549          491,358             173,481
  Legal fees.....................      214,169       341,221       345,307          150,504             282,597
  Airtime lease fees on
    nonoperating sites...........      360,672       403,347       968,254          338,040           1,003,511
  Other licensing costs..........      124,420       646,252       222,669           62,146             279,565
  Less capitalized licensing
    costs........................   (1,027,430)      (28,350)           --               --                  --
                                   -----------   -----------   -----------     ------------        ------------
                                       633,514     3,321,698     2,667,381        1,349,847           1,945,666
Expenses:
  General and administrative
    expenses.....................    1,211,742     1,521,560     1,381,405          976,346             598,935
  Interest expense -- related
    party........................      287,795     1,536,566     2,406,124        1,049,403           2,073,012
  Interest expense -- other......           --        18,520       140,742           45,572              38,251
  Equity in loss of joint
    venture......................           --       110,549        66,422               --              80,043
                                   -----------   -----------   -----------     ------------        ------------
                                     1,499,537     3,187,195     3,994,693        2,071,321           2,790,242
Other income.....................           --            --      (210,102)         (16,798)           (686,323)
                                   -----------   -----------   -----------     ------------        ------------
  Net loss.......................  $(2,570,069)  $(7,614,129)  $(7,085,155)    $ (4,029,521)       $ (4,069,611)
                                   ===========   ===========   ===========     ============        ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                      COMMON STOCK
                                        (NOTE 7)          ADDITIONAL
                                   ------------------      PAID-IN       ACCUMULATED
                                   SHARES     AMOUNT       CAPITAL         DEFICIT           TOTAL
                                   ------     -------     ----------     ------------     ------------
Balance January 1, 1991..........      20     $10,000      $     --      $         --     $     10,000
Net loss.........................      --          --            --        (2,570,069)      (2,570,069)
Issued during the year...........  10,000      11,996        38,004                --           50,000
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1991........  10,020      21,996        38,004        (2,570,069)      (2,510,069)
Net loss.........................      --          --            --        (7,614,129)      (7,614,129)
Issuance of warrants (note 7)....      --          --         4,617                --            4,617
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1992
  (note 11)......................  10,020      21,996        42,621       (10,184,198)     (10,119,581)
Net loss.........................      --          --            --        (7,085,155)      (7,085,155)
Issuance of officer stock award
  (notes 10 and 11)..............   1,113       2,444        (2,444)               --               --
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1993........  11,133      24,440        40,177       (17,269,353)     (17,204,736)
Net loss (unaudited).............      --          --            --        (4,069,611)      (4,069,611)
                                   ------     -------      --------      ------------     ------------
Balance August 18, 1994..........  11,133     $24,440      $ 40,177      $(21,338,964)    $(21,274,347)
                                   ======     =======      ========      ============     ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED DECEMBER 31,                                 FOR THE PERIOD
                                               -----------------------------------------   SIX MONTHS ENDED   JANUARY 1, 1994 TO
                                                  1991           1992           1993        JUNE 30, 1993      AUGUST 18, 1994
                                               -----------    -----------    -----------   ----------------   ------------------
                                                                                                        (UNAUDITED)
Cash flows used in operating activities:
  Net loss...................................  $(2,570,069)   $(7,614,129)   $(7,085,155)    $ (4,029,521)       $ (4,069,611)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
    Gain on sale of asset....................           --             --        (34,350)              --                  --
    Depreciation and amortization............      174,210        854,521      1,194,897          718,203             836,693
    Equity in loss of joint venture..........           --        110,549         66,422               --              80,043
    (Increase) decrease in assets:
      Accounts receivable....................      (10,147)       (15,832)      (169,191)        (109,341)             50,436
      Inventories............................     (748,690)       (41,716)       292,326            5,952             (11,595)
      Prepaid expenses.......................     (131,343)      (283,899)      (382,990)        (421,660)           (607,460)
      Deferred licensing costs...............     (903,001)      (192,499)        35,041               --            (510,455)
    (Decrease) increase in liabilities:
      Accounts payable.......................      668,232        887,346     (1,178,028)        (823,856)            (88,027)
      Accrued expenses.......................      173,401        185,070         (5,491)         704,668            (234,063)
      Accrued interest.......................      286,880      1,532,740      2,406,124        1,049,403           2,073,012
      Other liabilities......................       67,170         84,980         64,263           32,423              (1,701)
                                               -----------    -----------    -----------     ------------        ------------
         Total adjustments...................     (423,288)     3,121,260      2,289,023        1,155,792           1,762,937
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in operating
           activities........................   (2,993,357)    (4,492,869)    (4,796,132)      (2,873,729)         (2,306,674)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from investing activities:
  Proceeds from sale of vehicles.............           --             --        198,000               --                  --
  Purchase of towers and transmitting
    equipment................................   (2,476,615)    (1,764,007)            --               --                  --
  Purchase of subscriber equipment...........     (619,396)    (2,824,655)      (933,288)        (690,006)           (655,076)
  Purchase of other property and equipment...     (247,134)      (740,946)      (175,000)              --                  --
  Investment in joint venture................           --        (66,000)      (137,734)         (63,737)            (17,280)
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in investing
           activities........................   (3,343,145)    (5,395,608)    (1,048,022)        (753,743)           (672,356)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock.....       50,000             --             --               --                  --
  Proceeds from issuance of warrants.........           --          4,617             --               --                  --
  Borrowings from stockholder................    5,862,182      9,190,929      6,449,771        3,936,110            (853,771)
  Line of credit.............................           --        907,996       (189,807)        (161,058)            (25,914)
  Other borrowings...........................           --        219,366       (193,446)              --           2,000,000
  Advances from affiliate....................      467,560       (467,560)            --               --                  --
                                               -----------    -----------    -----------     ------------        ------------
         Net cash provided by financing
           activities........................    6,379,742      9,855,348      6,066,518        3,775,052           2,827,857
                                               -----------    -----------    -----------     ------------        ------------
Net increase (decrease) in cash..............       43,240        (33,129)       222,364          147,580            (151,173)
Cash at beginning of period..................       15,796         59,036         25,907           25,907             248,271
                                               -----------    -----------    -----------     ------------        ------------
Cash at end of period........................  $    59,036         25,907        248,271          173,487              96,735
                                               ===========    ===========    ===========     ============        ============
Supplemental disclosures of cash flow
  information:
    Cash paid for interest...................  $        --    $    10,041    $    98,124     $     36,265        $         --
                                               ===========    ===========    ===========     ============        ============
Noncash investing and financing activities:
  Licenses transferred to joint venture......  $        --    $    36,000    $        --     $         --        $         --
                                               ===========    ===========    ===========     ============        ============

See accompanying notes to combined financial statements.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
     (INFORMATION AS OF AUGUST 18, 1994 AND FOR THE SIX-MONTH PERIOD ENDED
       JUNE 30, 1993 AND JANUARY 1, 1994 TO AUGUST 18, 1994 IS UNAUDITED)

(1)  Summary of Accounting Policies

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.

     (a)  Principles of Combination

     The accompanying combined financial statements include the accounts of RuralVision Central, Inc. and RuralVision South, Inc. Voting control of each company is vested in the same stockholders and the companies are under common management. Because of these relationships, the financial statements of the companies (hereinafter collectively referred to as RuralVision or the Company) have been prepared as if they were a single entity. All significant intercompany balances and transactions have been eliminated.

     (b)  History and Business Activity

     Wireless Cable TV, Inc. was formed in May 1990, later named LDH Cablevision, Inc., and ultimately renamed RuralVision Central, Inc. RuralVision, Inc. was formed in December 1990 and its name was later changed to RuralVision South, Inc. Since inception, RuralVision has been in the business of developing wireless cable television systems in nonurban and rural markets in the United States. RuralVision controls or has pending applications for channels in 103 separate markets. The Company has commenced wireless service in five of these markets. The Company also has an interest in licenses in seven additional markets through agreements with other parties.

     (c)  Deferred Licensing Costs

     RuralVision defers outside legal and engineering fees incurred to develop licenses in wireless cable markets. All additional costs related to site modifications and legal and engineering expenses associated with license amendments and defense of applications are expensed in the periods in which they are incurred. Capitalized costs are amortized over the ten-year life of the underlying licenses upon grant. Deferred costs related to abandoned markets are expensed when the licenses are abandoned. Management continually evaluates the recoverability of these deferred costs.

     (d)  Property and Equipment

     Initial subscriber installation costs that are capitalized include reception equipment on subscriber premises, direct labor, outside contract labor and allocated overhead. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization is provided for on a straight-line basis over the following useful lives:

            Subscriber installation costs...........................  7 years
            Tower systems...........................................  10 years
            Furniture, fixtures and equipment.......................  5 to 7 years
            Buildings...............................................  20 years

     (e)  Revenue Recognition

     Subscriber revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up to the extent of costs incurred to obtain subscribers.

     (f)  Airtime Leases

     Payments on granted airtime leases are expensed ratably in the year to which they relate.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     (g)  Income Taxes

     Income taxes on any net earnings of RuralVision Central, Inc. and RuralVision South, Inc. would be payable by the stockholders pursuant to an election as an S Corporation under the Internal Revenue Code not to have the Company taxed as a corporation. Losses incurred also flow to the tax return of the stockholders. No income taxes would have been payable had this election not been made.

     (h)  Inventories

     Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

     (i)  Interim Financial Information

     In the opinion of management, the accompanying unaudited combined condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's results of operations and cash flows for the six months ended June 30, 1993 and the period from January 1, 1994 to August 18, 1994, and changes in stockholders' deficit for the period from January 1, 1994 to August 18, 1994. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2)  Realization of Assets

     The accompanying combined financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown on the accompanying balance sheet, the Company's liabilities exceeded its assets by $17,204,736 at December 31, 1993. In addition, the Company has sustained losses through December 31, 1993 of $17,269,353. Continued losses are anticipated as pending licenses are secured and systems are developed. The Company must obtain additional capital to develop and secure licenses, build systems, obtain customers and become profitable. Given these facts, the ability of the Company to continue as a going concern and the recoverability of a major portion of its recorded asset amounts is dependent upon its ability to meet its financing requirements on a continuing basis, to maintain its present financing and to succeed in its future operations.

     The Company and its stockholders are currently exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. There can be no assurance that the Company will be able to obtain additional capital or financing.

     The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or amounts of liabilities that might be necessary depending upon the outcome of these uncertainties.

(3)  Deferred Licensing Costs

     The Company has ownership and lease interests in applications pending and granted for both commercial and noncommercial wireless cable TV licenses. The noncommercial licenses are those that have been set aside by the Federal Communications Commission for "eligible" entities that provide instructional television services. Typically, four television channels are granted to each noncommercial licensee. Pursuant to exclusive lease agreements with noncommercial eligible entities, RuralVision incurs the cost of preparing and filing the applications, constructing the wireless cable systems, and providing certain minimum hours of educational programming per week. In exchange, the noncommercial licensees lease excess airtime exclusively to the Company, which may be used for commercial television services. The Company applies for commercial licenses in its own name; these licenses consist of one to four commercial channels.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Deferred licensing costs consist of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1992           1993
                                                                  ----------     ----------
    Granted licenses............................................  $  304,000     $  497,859
    Pending licenses............................................     785,000        585,500
                                                                  ----------     ----------
                                                                   1,089,000      1,083,359
    Less accumulated amortization on granted licenses...........      29,500        (58,900)
                                                                  ----------     ----------
                                                                  $1,059,500     $1,024,459
                                                                  ==========     ==========

     The following is a summary of licenses:

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................  357      257
         Granted...........................................................  152      225
                                                                             ---      ---
                                                                             509      482
                                                                             ===      ===
    Commercial:
         Pending...........................................................  180      129
         Granted...........................................................   12        7
                                                                             ---      ---
                                                                             192      136
                                                                             ===      ===

     The Company has an interest in the following licenses through ventures with other parties (see note 9):

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................   21       11
         Granted...........................................................   15       23
                                                                             ---      ---
                                                                              36       34
                                                                             ===      ===
    Commercial:
         Pending...........................................................    2        6
         Granted...........................................................    5        5
                                                                             ---      ---
                                                                               7       11
                                                                             ===      ===

     In addition, the Company has certain rights to seven microwave frequencies in other markets. Subsequent to December 31, 1993, management was negotiating the sale of these rights to a nonrelated third party.

     Five commercial licenses in one of the Company's currently operating markets have been granted in the name of related parties. Management intends to enter into agreements with these parties to lease the frequencies for nominal amounts.

     The ability to establish a viable wireless cable service market is dependent on the Company obtaining the rights to a sufficient number of channels in the market. The Company had licenses granted or pending, either directly or through joint ventures, in 110 markets as of December 31, 1993. Management believes that RuralVision will obtain channel rights in a significant number of these markets. In markets where, due to

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

competing applications, the Company does not obtain sufficient channel rights to warrant construction of a system, the Company has historically been able to recover its capitalized costs through negotiated settlements with the competing applicants. Management believes this will continue to be the case.

(4)  Property and Equipment

     Property and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Tower systems.............................................  $ 4,240,622     $ 4,167,820
    Subscriber installation costs.............................    3,444,051       4,185,899
    Vehicles..................................................      239,500              --
    Land and buildings........................................      286,328         366,381
    Furniture, fixtures and equipment.........................      552,293         646,934
                                                                -----------     -----------
                                                                  8,762,794       9,367,034
    Less accumulated depreciation.............................   (1,028,731)     (1,898,494)
                                                                -----------     -----------
                                                                $ 7,734,063     $ 7,468,540
                                                                ===========     ===========

(5)  Notes Payable

     Notes payable consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Related party notes payable:
         Stockholder loans....................................  $15,161,363     $21,611,134
         Accrued interest on stockholder loans................    1,819,620       4,225,744
                                                                -----------     -----------
                                                                 16,980,983      25,836,878
    Other notes payable:
         Bank line of credit..................................      907,997         718,195
         Vehicle loan.........................................      188,365              --
         Other................................................       31,000          25,914
                                                                -----------     -----------
                                                                $ 1,127,362     $   744,109
                                                                ===========     ===========

     The stockholder loans consist of two unsecured notes payable on demand or, if no demand is made, on December 1, 1994. The notes bear interest at the rate of 12% compounded annually.

     The bank line of credit provides for available borrowings of $810,000 and bears interest at the rate of 8% payable quarterly. The line is payable on demand, or, if no demand is made, in May 1994. The line is secured by real estate held in an affiliated company and the guarantee of the estate of the majority stockholder. In July 1994, the bank line of credit, of which $718,195 was outstanding, was assigned to the estate of the majority stockholder and accordingly has been reflected as an increase in the balance of notes payable-related party in the combined balance sheet as of August 18, 1994.

     The vehicle loan is payable in monthly payments of $1,787, including interest at prime plus 1% (7% at December 31, 1992). The vehicle that secured the loan was sold in 1993 and the loan was paid off.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(6)  Commitments and Contingencies

     As noted above, the Company has entered into agreements with educational institutions to lease excess airtime on noncommercial licenses. The standard agreement has a 10-year term and provides that the Company has the right to match any outside offer to lease the institution's excess air time at the end of the 10-year period. The leases require payments as follows:

        Initial nonrefundable fee...................................  $1,000
        Fee upon grant of license...................................           $ 4,000
        One year from the date of grant.............................   7,500
        Annual payment in years three through ten...................            10,000

     The Company has also entered into options to lease, and leases for, land for tower sites in the majority of the markets in which the Company has pending or granted lease rights. The option price generally averages $300 for a one-year option period and is renewable for an additional year at the same price. The lease terms are generally 15 years with a 10-year renewal option. The leases call for annual payments averaging $2,500 per year and allow for inflation increases based on the Consumer Price Index after the initial year. At December 31, 1993, the Company was committed on land leases for its five operating sites.

     The Company also leases vehicles, equipment and facilities under noncancellable operating leases.

     Minimum rental commitments under lease obligations are as follows:

                                                                GRANTED       ALL OTHER
                                                                AIRTIME       EXECUTED
                                                                LEASES         LEASES
                                                              -----------     ---------
        1994................................................  $ 2,097,500     $ 241,416
        1995................................................    2,290,000        36,731
        1996................................................    2,290,000        17,178
        1997................................................    2,290,000        13,150
        1998................................................    2,290,000        11,400
        Thereafter..........................................    7,370,000        86,000
                                                              -----------     ---------
                                                              $18,627,500     $ 405,875
                                                              ===========     =========

     The rental commitments shown above do not include lease obligations related to pending noncommercial licenses. Airtime lease obligations will increase substantially if additional pending noncommercial licenses are granted.

     Lease expense in 1993, 1992 and 1991 under airtime leases was $1,151,337, $493,555 and $378,672, respectively. Rental expense under all other noncancellable operating leases in 1993, 1992 and 1991 was $339,939, $332,919 and $203,368, respectively.

     The Company has entered into agreements with certain corporate officers. The agreements provide that in the event of a sale of the Company, if the officers' employment is not continued, they will be paid a bonus of one year's salary.

(7)  Common Stock

     RuralVision Central, Inc. has 100 authorized shares of $500 par value common stock, of which 26.667 shares were outstanding at December 31, 1993. RuralVision South, Inc. has 100,000 authorized shares of $1 par value common stock, of which 11,106.66 shares were outstanding at December 31, 1993.

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     In 1992 warrants to purchase 16 shares of RuralVision Central, Inc. common stock at a price of $1,250 per share were issued for total consideration of $3,840. At the same time, warrants to purchase 6,664 shares of RuralVision South, Inc. common stock at a price of $.65 per share were issued for total consideration of $777. The warrants were issued to related parties of the Company's stockholder. They can be exercised any time after December 31, 1995 and before April 1, 1996. The consideration paid was based upon an appraisal.

(8)  Related Party Transactions

     The Company leases facilities under a noncancellable operating lease from a stockholder. The lease provides for monthly rent of $6,600 through August 1994. Rental expense paid under the lease was $79,200, $79,200 and $60,000 in 1993, 1992 and 1991, respectively.

     The Company also operates under a management agreement with an affiliated company. Under the terms of the agreement, the Company pays the affiliate 10% of gross revenues for administrative services. Management fee expense in 1993, 1992 and 1991 was $439,305, $249,422 and $12,000, respectively. The Company also leased an airplane from the affiliate in 1992 and 1991. Total expense under this agreement was $85,500 in 1992 and 1991.

(9)  Joint Ventures

     The Company entered into a 50% joint venture with a conflicting cable license applicant in 1992. The joint venture, RuralVision of Southern Illinois, was formed to combine the license rights of the two parties and develop four wireless cable systems. The Company contributed license rights with related deferred costs of $36,000 and cash of $66,000 in 1992 and cash of $137,734 in 1993.

     The summarized unaudited financial position of the unconsolidated joint venture at December 31, 1993 is as follows:

            Cable systems in progress.................................  $604,000
            Other assets..............................................    72,000
                                                                        --------
                                                                        $676,000
                                                                        --------
            Accounts payable..........................................     6,000
            Capital...................................................   670,000
                                                                        --------
                                                                        $676,000
                                                                        ========

     The Company also has an agreement with another party in a market where RuralVision licenses are pending whereby the other party has a 10% interest in future net profits when the cable system is developed. The other party is also required to contribute toward development of the system.

     In addition, the Company has entered into agreements with conflicting license applicants to assign its noncommercial license applications in two markets and abandon noncommercial licenses in one market. As consideration the other parties have agreed to pay RuralVision $128,500. The Company will also receive approximately $.91 per subscriber per month in one market and 2% of gross revenues in the other market for a period of 10 years. The Company has no obligations to contribute to the development of the cable systems in any of these markets.

(10)  Stock Grant

     In December 1992, common stock of both companies was awarded to an officer for services rendered. The award represents a 10% interest in each company after considering the additional shares granted. The

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

stock was distributed to the officer in January 1993. In 1993 an additional cash bonus of $685,354 was awarded to the same officer. See note 11.

(11)  Prior Period Adjustment

     The combined balance sheet at December 31, 1992, and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended have been restated to reflect the correction of an overstatement of officer's compensation expense and the related accrual of $1,050,000 arising from the award of stock to an officer of the Company (see note 10). The accrued stock compensation, as originally determined, was based on inaccurate information. Accordingly, the 1992 combined financial statements have been restated by reducing the expense for the officer's stock award and the net loss by $1,050,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Cross Country Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cross Country Division as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on August 19, 1994, RuralVision Joint Venture, a general partnership in which Cross Country Wireless, Inc. had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, in a business combination accounted for as a purchase. As a result of the acquisition, financial information for periods after August 18, 1994 is presented on a different cost basis than that for the periods before August 18, 1994 and, therefore, such information is not comparable.

                                        KPMG Peat Marwick LLP

Dallas, Texas
July 28, 1995

                             CROSS COUNTRY DIVISION

                                 BALANCE SHEETS


                                                        DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                            1993             1994            1995
                                                        ------------     ------------     -----------
                                                                                          (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................   $   50,370       $   41,745       $    9,348
  Subscriber receivables, net of allowance for
     doubtful accounts of $50,977 in 1993 and $77,979
     in 1994..........................................       65,675           77,979          132,317
  Prepaid expenses and other..........................      200,886          228,080          223,218
                                                         ----------       ----------       ----------
          Total current assets........................      317,021          347,804          364,883
Systems and equipment, net (note 2)...................    3,630,952        3,260,737        3,072,768
Leased license investment, net of accumulated
  amortization of $13,850 in 1993 and $45,847 in 1994
  (note 1(d)).........................................       55,150        6,232,469        6,170,347
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========
           LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............   $  208,627       $  121,169       $  646,460
  Unearned revenue....................................       98,630           93,715          151,389
                                                         ----------       ----------       ----------
          Total current liabilities...................      307,257          214,884          797,849
Division equity (note 1(a))...........................    3,695,886        9,626,126        8,810,149
Commitments (notes 3 and 5)...........................
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========



                See accompanying notes to financial statements.

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF OPERATIONS
                              AND DIVISION EQUITY


                                                                    SIX                            SIX
                                                  JANUARY 1,      MONTHS        AUGUST 19,       MONTHS
                                   YEAR ENDED      1994 TO         ENDED         1994 TO          ENDED
                                  DECEMBER 31,    AUGUST 18,     JUNE 30,      DECEMBER 31,     JUNE 30,
                                      1993           1994          1994            1994           1995
                                  ------------    ----------    -----------    ------------    -----------
                                                                (UNAUDITED)                    (UNAUDITED)
Revenue..........................  $1,952,207     $1,416,375    $ 1,064,905     $  710,697     $ 1,008,608
                                   ----------     ----------    -----------     ----------     -----------
Operating expenses:
  Systems operations.............     966,153        733,688        498,055        421,074         540,997
  Selling, general and
     administrative..............     839,522        398,938        331,511        242,206         297,127
  Depreciation and
     amortization................     493,478        339,838        247,881        208,922         287,439
                                   ----------     ----------    -----------     ----------     -----------
          Total operating
            expenses.............   2,299,153      1,472,464      1,077,447        872,202       1,125,563
                                   ----------     ----------    -----------     ----------     -----------
          Net loss...............    (346,946)       (56,089)       (12,542)      (161,505)       (116,955)
Division equity at beginning of
  period.........................   3,599,438      3,695,866      3,695,866      3,533,807       9,626,126
Elimination of RuralVision equity
  (note 1(a))....................          --             --             --     (3,533,807)             --
Net investment in and advances
  from (to) parents..............     443,374       (105,970)      (225,328)     9,787,631        (699,022)
                                   ----------     ----------    -----------     ----------     -----------
Division equity at end of
  period.........................  $3,695,866     $3,533,807    $ 3,457,996     $9,626,126     $ 8,810,149
                                   ==========     ==========    ===========     ==========     ===========



                See accompanying notes to financial statements.

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF CASH FLOWS


                                                   JANUARY 1,     SIX MONTHS      AUGUST 19,     SIX MONTHS
                                    YEAR ENDED       1994 TO         ENDED         1994 TO          ENDED
                                   DECEMBER 31,    AUGUST 18,      JUNE 30,      DECEMBER 31,     JUNE 30,
                                       1993           1994           1994            1994           1995
                                   ------------    -----------    -----------    ------------    -----------
                                                                  (UNAUDITED)                    (UNAUDITED)
Cash flows from operating
  activities:
  Net loss........................  $ (346,946)     $  (56,809)    $  (12,542)    $  (161,505)    $ (116,955)
  Adjustments to reconcile net
     loss to net cash used in
     operating activities:
     Depreciation and
       amortization...............     493,478         339,838        247,881         208,922        287,439
     Other........................      96,538          71,574        121,634          55,363         14,551
     Changes in assets and
       liabilities:
       Subscriber receivables.....     (58,738)        (12,471)         6,332             257        (54,338)
       Prepaid expenses and
          other...................     (84,676)        (15,931)       (85,336)        (22,263)         4,862
       Accounts payable and
          accrued expenses........     (91,592)        (89,441)        29,092           1,983        525,291
       Unearned revenue...........      27,118           2,332        (11,316)         10,924         57,674
                                    ----------       ---------     ----------     -----------     ----------
          Net cash from provided
            by operating
            activities............      35,182         239,812        295,745          86,510        718,524
                                    ----------       ---------     ----------     -----------     ----------
Cash flows used in investing
  activities -- capital
  expenditures....................    (442,117)       (169,824)      (100,670)     (9,846,784)       (51,899)
                                    ----------       ---------     ----------     -----------     ----------
Cash flows provided by (used in)
  financing activities -- net
  investment in and advances from
  (to) parents....................     443,374        (105,970)      (225,328)      9,787,631       (699,022)
                                    ----------       ---------     ----------     -----------     ----------
Net increase (decrease) in cash...      36,439         (35,982)       (30,253)         27,357        (32,397)
Cash at beginning of period.......      13,931          50,370         50,370          14,388         41,745
                                    ----------       ---------     ----------     -----------     ----------
Cash at end of period.............  $   50,370          14,388     $   20,117          41,745     $    9,348
                                    ==========       =========     ==========     ===========     ==========



                See accompanying notes to financial statements.

                             CROSS COUNTRY DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) General and Basis of Presentation


     Heartland Wireless Communications, Inc. ("Heartland") develops, owns and operates wireless cable television systems. On July 18, 1995, Heartland entered into an agreement with Cross Country Wireless, Inc. ("Cross Country"), whereby Heartland issued 1,029,707 shares of its common stock to RuralVision Joint Venture (the "Venture"), a general partnership in which Cross Country owns a 50% interest, in exchange for $20,000,000 cash in a single privately negotiated transaction. Immediately subsequent to the issuance of the shares to the Venture, Heartland acquired substantially all of the remaining assets of the Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in 12 markets located in five states (collectively, "Cross Country Division") for $20,000,000 cash.



     The accompanying financial statements reflect the historical financial position, results of operations and cash flows of the assets and liabilities comprising Cross Country Division. Until August 18, 1994, the assets and liabilities comprising Cross Country Division were owned by RuralVision Central, Inc. ("RuralVision"). Accordingly, the financial information as of and for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the six months ended June 30, 1994 includes historical financial information from RuralVision with respect to the assets and liabilities comprising Cross Country Division.



     On August 19, 1994, the Venture, a general partnership in which each of Heartland and Cross Country had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, from RuralVision. The Venture accounted for the acquisition as a purchase and, accordingly, established a new cost basis with respect to the assets purchased from RuralVision. Subsequent to August 19, 1994, the assets and liabilities comprising Cross Country Division were owned by the Venture. Accordingly, the financial information as of December 31, 1994 and for the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 includes historical financial information from the Venture with respect to the assets and liabilities comprising Cross Country Division. As a result of the acquisition and the different cost basis with respect to the assets and liabilities comprising Cross Country Division, financial information for periods before and after August 19, 1994 is not comparable.



     On May 17, 1995, Heartland assigned its remaining interest in the Venture to an unrelated third party in exchange for nominal consideration and, as a result ceased to be a joint venturer thereof on such date.


     The accompanying financial statements include the assets, liabilities, revenues and expenses that are directly related to Cross Country Division. The financial statements do not include general unallocated corporate assets, liabilities, revenues and expenses of the parent entities which are not directly related to Cross Country Division or debt financing and associated interest expense and, therefore, may not necessarily reflect what the financial position and results of operations of Cross Country Division would have been had it been a separate, stand-alone entity during the periods covered by the financial statements.

  (b) Cash Management

     Cross Country Division primarily utilized central cash management systems of its parent entities to finance its operations. Cash requirements were satisfied either by transactions between Cross Country Division and its parent entities or by cash from operations. Such transactions are included in the division equity account in the balance sheets and as net investment in and advances (to) from parents in the statements of cash flows.

                             CROSS COUNTRY DIVISION

                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Receive-site equipment on subscriber premises and costs associated with subscriber installations are capitalized. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Such costs were incurred by the parent entities on behalf of Cross Country Division and have been allocated to Cross Country Division on a proportional basis under a method that management believes is systematic and rational. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service. Prior to August 19, 1994, leased license investment costs were amortized over ten years beginning at the grant of the license. As of December 31, 1994, approximately $3,800,000 of leased license investment was not subject to amortization. Cross Country Division continually reevaluates the propriety of the carrying amounts of the leased license investment as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period service is provided.

  (f) Channel Leases

     Prepayments on granted channel leases are expensed ratably in the year to which they relate.

  (g) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services. Such amounts are charged to expense in the period incurred.

  (h) Income Taxes

     No provision for income taxes has been made as the liability for such taxes was that of the individual stockholders of RuralVision (as an S Corporation) or the Venturers rather than Cross Country Division.

  (i) Interim Financial Information


     In the opinion of management, the accompanying unaudited condensed financial information of Cross Country Division contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly Cross Country Division's financial position as of June 30, 1995, and the results of operations and cash flows for the six-month periods ended June 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

                             CROSS COUNTRY DIVISION

                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                1993          1994
                                                              ---------     ---------
        Equipment awaiting installation.....................  $  239,472    $  327,958
        Subscriber premises equipment and installation
          costs.............................................   1,868,122     1,317,882
        Transmission equipment and system construction
          costs.............................................   2,188,227     1,692,845
        Other, principally office furniture and equipment...      54,285        70,344
                                                              ----------    ----------
                                                               4,350,106     3,409,029
        Accumulated depreciation............................    (719,154)     (148,292)
                                                              ----------    ----------
                                                              $3,630,952    $3,260,737
                                                              ==========    ==========

(3) LEASES

     Cross Country Division leases from third parties channel rights licensed by the FCC. Cross Country Division, through affiliates, has entered into leases with channel license holders and leases with applicants for channel licenses. Under FCC policy, the base term of most leases cannot exceed ten years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, Cross Country Division's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of Cross Country Division's leases range from 4 to 10 years. Most of Cross Country Division's leases grant Cross Country Division a right of first refusal to match another lease offer after expiration of the lease and/or require the parties to negotiate renewal in good faith. The termination of or failure to renew a channel lease or termination of the channel license would result in Cross Country Division being unable to deliver television programming on such channel. Although Cross Country Division does not believe that the termination of or failure to renew a single channel lease could adversely affect Cross Country Division, several of such terminations or failures in one or more markets that Cross Country Division actively serves could have a material adverse effect on Cross Country Division. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based on various subscriber levels.

     Payments under the channel rights lease agreements generally begin upon the grant of the channel rights. Channel rights lease expense was $138,417, $158,875 and $96,458 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

     Future minimum lease payments due under channel rights leases in effect at December 31, 1994 are as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
               1995...................................................  $ 410,650
               1996...................................................    437,500
               1997...................................................    437,500
               1998...................................................    437,500
               1999...................................................    437,500

                             CROSS COUNTRY DIVISION

                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


     Cross Country Division also has certain operating leases for office space and transmission tower space which are generally cancellable or with terms less than one year. Rent expense incurred in connection with these leases was $22,184, $24,691 and $13,883 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

(4) LIQUIDITY


     The growth of Cross Country Division's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and system development. These activities may be financed in whole or in part by Cross Country Division through cash flows from operations or other sources of financing. The amount and timing of Cross Country Division's future capital requirements will depend upon a number of factors, many of which are not within Cross Country Division's control, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. Failure to obtain any required additional financing could have a material adverse effect on the growth of Cross Country Division and the development of its markets.


(5) COMMITMENTS

     Cross Country Division has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1995 through 1998. The agreements generally require monthly payments based upon the number of subscribers to Cross Country Division's systems, subject to certain minimums.

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                                                                      APPENDIX A

                            AMENDED AND RESTATED AWS
                                MERGER AGREEMENT

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                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 11, 1995

                                    BETWEEN

                        AMERICAN WIRELESS SYSTEMS, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                           HEARTLAND MERGER SUB, INC.
                            (A DELAWARE CORPORATION)

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                         AMENDED AND RESTATED AGREEMENT
                               AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of the 11th day of September, 1995, by and among AMERICAN WIRELESS SYSTEMS, INC., a Delaware corporation ("AWS"), HEARTLAND MERGER SUB, INC., a Delaware corporation ("MergerSub") and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of AWS, MergerSub and Heartland have approved the merger of MergerSub with and into AWS pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of AWS ("AWS Common Share") will be converted into the right to receive the Conversion Amount as hereinafter defined; and

     WHEREAS, AWS, Heartland and MergerSub (also known as Heartland MergerSub, Inc.) have previously entered into an Agreement and Plan of Merger, dated as of the date hereof ("Original Agreement"), and have agreed to amend and restate the Original Agreement as provided herein; and

     WHEREAS, AWS, MergerSub and Heartland desire to make certain representations, warranties and agreements in connection with the Merger and also to set forth the various conditions to the Merger; and

     WHEREAS, the Board of Directors of AWS, MergerSub and Heartland have adopted resolutions approving this Agreement; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 12 hereof.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1. THE MERGER

     1.1 THE MERGER. At the Effective Time, MergerSub will merge with and into AWS (the "Merger") in accordance with the terms and conditions of this Agreement. AWS shall be the corporation surviving the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified under the Delaware General Corporation Law ("DGCL").

     1.2 EFFECT OF THE MERGER. (A) EFFECTIVE TIME. At the Effective Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, (i) MergerSub will merge with and into AWS by the filing with the Secretary of the State of Delaware of a Certificate of Merger; (ii) each AWS Common Share outstanding at the Effective Time, by said occurrence and with no further action on the part of the holder thereof, shall be transformed and converted into the right to receive, upon surrender of the certificate for such AWS Common Share, the Conversion Amount, without interest or any similar payment thereon or with respect thereto; (iii) each share of common stock of MergerSub outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into one share of common stock of the Surviving Corporation, so that thereafter Heartland will be the sole and exclusive owner of equity securities of the Surviving Corporation; (iv) each warrant or AWS Stock Option to acquire AWS Common Stock outstanding at the Effective Time and not exercised or terminated, which are convertible by their respective terms into the right to receive Heartland Common Shares upon the consummation of the Merger, shall be so converted; and (v) the Surviving Corporation shall be the owner of all of the business, assets, rights and other attributes thereto of, or held by, either AWS or MergerSub.

     (B) CONVERSION AMOUNT. On the Closing Date, each outstanding AWS Common Share shall be converted into the right to receive the number of Heartland Common Shares (the "Conversion Amount") equal to the sum of (i) the Initial Amount and (ii) upon the expiration of the Escrow Period and after any adjustments in accordance with Article 11, the Contingent Amount. As used herein, the "Initial Amount" shall mean the number of Heartland Common Shares equal to the product of (i) the Initial Consideration divided by the Merger Consideration, multiplied by (ii) the Conversion Ratio, and the "Contingent Amount" shall mean the number of Heartland Common Shares equal to the product of
(i) the Contingent Consideration divided by the Merger Consideration, multiplied by (ii) the Conversion Ratio, subject to adjustment as provided in Article 11, as such amounts may be adjusted for the rounding of fractional shares as provided in Section 2.1(i). As used herein, the "Conversion Ratio" means the number of Heartland Common Shares to be exchanged for each AWS Common Share, which number of Heartland Common Shares is equal to (i) the Merger Consideration divided by (ii) the product of (A) the total number of Outstanding AWS Shares at the Effective Time multiplied by (B) the Exchange Price.

     (C) OUTSTANDING AWS SHARES. As used herein, the "Outstanding AWS Shares" means (i) the total number of AWS Common Shares outstanding at the Effective Time plus (ii) the aggregate number of AWS Common Shares, determined for each AWS Stock Option or warrant to acquire AWS Common Shares outstanding at the Effective Time, equal to the quotient of (A) the AWS Share Value minus the exercise price of such option or warrant, divided by (B) the AWS Share Value. As used herein, the "AWS Share Value" means the Merger Consideration divided by the aggregate number of AWS Common Shares outstanding at the Effective Time.

     (D) EXCHANGE PRICE. As used herein, "Exchange Price" means (i) if the Closing Share Price is greater than or equal to the Minimum Collar Price and less than or equal to the Maximum Collar Price, then the Closing Share Price,
(ii) if the Closing Share Price is less than the Minimum Collar Price, then the Minimum Collar Price, or (iii) if the Closing Share Price is greater than the Maximum Collar Price, then the Maximum Collar Price; subject to each party's respective right to terminate this Agreement as set forth in Section 10.2 or 10.3, as applicable, for the failure of the applicable condition precedent to the Merger set forth in Section 8.15 or 9.6, as applicable, if the Closing Share Price is either greater than the Maximum Termination Price or less than the Minimum Termination Price.

     (E) CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of MergerSub immediately prior to the Effective Time.

     (F) BYLAWS OF THE SURVIVING CORPORATION. The bylaws of the Surviving Corporation shall be the bylaws of MergerSub immediately prior to the Effective Time.

     (G) BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The board of directors and officers of MergerSub immediately prior to the Effective Time shall be the board of directors and the officers of the Surviving Corporation, respectively, immediately upon the Effective Time, and such persons shall serve in such positions for the respective terms provided by law or in the bylaws of the Surviving Corporation and until their respective successors are elected and qualified.

     (H) HEARTLAND TO ESTABLISH ESCROW. Harris Trust Company of New York ("Harris") shall act as exchange agent hereunder (the "Exchange Agent"). In the event Harris is unable or unwilling to act as the Exchange Agent, AWS and Heartland shall, upon mutual agreement, seek to select a comparable party to act as Exchange Agent. Heartland Common Shares shall be held by the Exchange Agent pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit 1.2(h) hereto. Immediately prior to the Effective Time, Heartland shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the holders of AWS Common Shares the aggregate Conversion Amount issuable pursuant to Section 1.2(i) in exchange for outstanding AWS Common Shares (the "Exchange Fund").

     (I) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of AWS Common Shares a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing AWS Common Shares (the

A

"Certificates") shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Conversion Amount. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall receive in exchange therefor (subject to the rounding of any fractional shares as provided in this Section 1.2(i)) the Initial Amount and shall be entitled to receive, upon the expiration of the Escrow Period, the Contingent Amount (as adjusted in accordance with Article 11) for the AWS Common Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.2(i), each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Conversion Amount with respect to each AWS Common Share represented thereby in accordance with the terms of this Agreement, as follows:

          (i) Upon the Closing Date, each holder of a Certificate shall receive the Initial Amount (rounded up to the nearest whole Heartland Common Share) for the AWS Common Shares represented by a Certificate; and

          (ii) Upon the expiration of the Escrow Period and upon the satisfaction of the conditions set forth in Article 11 (subject to the adjustments provided for therein), each holder of a Certificate shall be entitled to receive the Contingent Amount, minus any fractional shares not distributed pursuant to Subsection (i) above ("Holdback Amount") for the AWS Common Shares represented by a Certificate, subject to adjustment as provided in Article 11.

     (J) DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on Heartland Common Shares or are payable to the holders of record of Heartland Common Shares on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive Heartland Common Shares until such persons surrender their Certificates, as provided in this Article 1. Subject to the effect of applicable law, there shall be paid to the record holder of Heartland Common Shares (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole Heartland Common Shares and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to Heartland Common Shares and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Common Shares are to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Common Shares in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (K) NO FRACTIONAL SHARES. No certificates or scrip representing fractional Heartland Common Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and, except as provided in this Section 1.2(k), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Heartland. In lieu of any fractional security, each holder of AWS Common Shares who would otherwise have been entitled to a fraction of a Heartland Common Share upon surrender of Certificates for exchange pursuant to this Article 1 will be paid an amount in cash (without interest) equal to the value of the fractional share based upon the Closing Share Price. No fractional interests shall be issued in connection with the disbursement of the Initial Amount, as further provided in
Section 1.2(i). Upon the expiration of the Escrow Period, in connection with the distribution of Heartland Common Shares remaining in the Exchange Fund, Heartland shall repurchase any fractional shares from the Exchange Fund at the Exchange Price, and the proceeds thereof shall be disbursed to the former holders of AWS Common Shares as a part of the Contingent Amount, in accordance with the Escrow Agreement.

     (L) RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Common Shares which remain undistributed to the former holders of AWS Common Shares for three (3) months after the expiration of the Escrow Period shall be delivered to Heartland, upon demand of Heartland, and any former holders of AWS Common Shares who have not theretofore complied with this Article 1 shall thereafter look only to the Surviving Corporation and Heartland for payment of their claim for the Conversion Amount into which such AWS Common Shares are convertible, any cash in lieu of fractional Heartland Common Shares, and any dividends or distributions with respect to Heartland Common Shares.

     (M) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All Heartland Common Shares issued, and all cash paid pursuant to this Section 1.2, upon the surrender for exchange of Certificates in accordance with the terms hereof, shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the AWS Common Shares.

     (N) CLOSING OF AWS TRANSFER BOOKS. At the Effective Time, the stock transfer books of AWS shall be closed and no transfer of AWS Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 1.

     (O) FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of AWS, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each such corporation, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

     (P) DISSENTERS' RIGHTS. To the extent that holders of AWS Common Shares exercise dissenters' rights pursuant to applicable provisions of the DGCL, the AWS Common Shares of such holders shall not be converted to a right to receive the Conversion Amount, but Heartland Common Shares representing the Conversion Amount attributable to such shares shall be held by Escrow Agent subject to the provisions of such law. If any such holder fails to perfect or withdraws or loses its dissenter's rights, such AWS Common Shares shall then be treated as if they had been converted as of the Effective Time into a right to receive the Conversion Amount (in accordance with Section 1.2(i)).

     1.3 CLOSING. The Closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, unless another date or place is agreed to in writing by the parties hereto, at the offices of Arter, Hadden, Johnson & Bromberg, Dallas, Texas, or some other mutually agreeable location in Dallas, Texas.

     1.4 ESCROW NOTE. Upon the Closing of the Merger, the aggregate amount of all Exclusivity Fees (as defined in Section 6.17) previously offset against the Escrow Note (as defined in Section 6.17) shall be added back to the principal amount outstanding under the Escrow Note and shall be repaid in accordance with the terms thereof.

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ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF AWS.

     AWS hereby represents and warrants to Heartland and MergerSub, that as of the date hereof, and subject to the provisions of Article 3 and Article 11:

     2.1 ORGANIZATION; GOOD STANDING. AWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AWS is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.1.

     2.2 SUBSIDIARIES. AWS Holdings, Inc., a Delaware corporation ("AWS Holdings"), the Texas joint venture formed to own and operate a wireless cable television system in Fort Worth, Texas ("AWS Fort Worth") and American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota ("AWS Minneapolis"), are the only Subsidiaries of AWS. Except as set forth on Schedule 2.2, (a) AWS owns directly, free and clear of liens, all outstanding shares or equity interests of AWS Holdings, and all such shares are validly issued, fully paid, non-assessable and not subject to preemptive rights, (b) AWS owns directly, free and clear of liens, a 20.01% joint venture interest in AWS Fort Worth and (c) AWS owns directly, free and clear of liens, a 25% membership interest in AWS Minneapolis. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating AWS Minneapolis, AWS Holdings, or to the Knowledge of AWS, AWS Fort Worth, to issue, deliver or sell additional shares of its capital stock or equity interests of any class or any securities convertible into or exchangeable for any such capital stock or equity interests, and there are no rights of first refusal, transfer restrictions or similar rights or obligations with respect to the ownership interests of AWS in any Subsidiary. Except as set forth on Schedule 2.2, AWS does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, Joint Venture, association or other Person. Schedule 2.2 sets forth the record and, to the Knowledge of AWS, the beneficial owners of AWS Fort Worth, AWS Minneapolis, and the equity owners of any partnership or similar organization (other than AWS) formed to own an equity interest in AWS Fort Worth or AWS Minneapolis.

     2.3 CAPITALIZATION. The authorized capital stock of AWS as of the date of this Agreement consists of 40,000,000 shares of common stock, $.01 par value per share, of which 5,709,187 are issued and outstanding. Schedule 2.3 sets forth as of the date of this Agreement, a true and correct list of all outstanding options, warrants, calls, puts, commitments and other rights to purchase, or securities or other rights convertible or exchangeable into, capital stock of AWS indicating the record and, to the Knowledge of AWS, the beneficial owner thereof, the exercise, conversion or exchange price and period thereof, the term and any vesting or other conditions thereof. All securities issued or issuable by AWS have been paid for and delivered in accordance with the terms of applicable agreements or instruments, duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; none of such securities were issued in violation of the preemptive rights of any holder of any security of AWS or any similar rights granted by AWS or applicable laws.

     2.4 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. AWS has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. AWS has the corporate power and authority (subject to shareholder approval as set forth in Section 9.1 and obtaining all required Consents as set forth in Sections 5.2 and 8.3) to execute and deliver this Agreement and all other documents required to be executed and delivered by AWS hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by AWS pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by AWS hereunder have been duly authorized by all corporate action necessary on the part of AWS (subject to shareholder approval as set forth in Section 9.1 and obtaining all required Consents as set forth in Sections 5.2 and 8.3) and have been duly or will when executed and delivered be duly executed and delivered by AWS and constitute the legal, valid and binding obligations of AWS, enforceable against AWS in accordance with their terms. Except as disclosed in Schedule 2.4, neither the execution nor the delivery of this Agreement and all other documents required to be executed and delivered by AWS hereunder or the consummation of the transactions hereby contemplated by AWS (i) conflicts with or constitutes any violation or breach of the Certificate of Incorporation or the Bylaws of AWS; (ii) to the Knowledge of AWS, constitutes any violation or breach of, or gives any other Person any rights (including any right of acceleration, termination or cancellation) under, any Material Contract, License, Channel Lease, Governmental Permit, or other document or agreement to which AWS is a party; (iii) to the Knowledge of AWS, constitutes a violation of any Order or Legal Requirement; or (iv) to the Knowledge of AWS, will result in the creation of any Lien on any of the assets or properties of AWS.

     2.5 FINANCIAL STATEMENTS. (A) Schedule 2.5 lists the audited financial statements of AWS as of, and for the period(s) ending, December 31, 1992 and 1993 including the balance sheets and related statements of income and expense, and unaudited consolidated financial statements of AWS and each Subsidiary as of and for the year ending December 31, 1994 and the three (3) month periods ending March 31, 1995 and June 30, 1995 (collectively, the "Financial Statements"). The Financial Statements and all notes thereto are complete and correct in all material respects, in accordance with the books and records of AWS and each Subsidiary, fairly present the financial position and results of operations of AWS and each Subsidiary as of the date thereof and for the periods referenced therein, all in accordance with GAAP, and have been delivered to Heartland.

     (B) Since June 30, 1995, except as set forth on Schedule 2.5, (i) AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth have conducted its or their businesses in the ordinary, regular course thereof; (ii) there has been no change in the financial condition of AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth which has had a Material Adverse Effect, or any damage, destruction or loss, not covered by insurance, which has had a Material Adverse Effect, or any change in the nature, or in the condition, of the businesses of AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth which has had a Material Adverse Effect; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect; and (iii) except in the ordinary and regular course of its or their businesses, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has made any dispositions of any of its or their assets; disposed of any records relating to its or their assets or properties; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent; paid, discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it or them; waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor.

     (C) Neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has any Liabilities (including, without limitation, any Liabilities arising from the Pittsburgh Sale Agreements), except as described or provided for in the Financial Statements or otherwise set forth on Schedule 2.5 which individually or in the aggregate would constitute a Material Adverse Effect. There has been no capital stock of AWS repurchased, any dividend declared or paid or any distribution made by AWS with respect to such capital stock, since June 30, 1995.

     2.6  TAXES.

     (A) All federal, state, county, local and foreign taxes, including without limitation, income, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property, and other taxes, duties or charges (collectively, "Taxes") levied, assessed, or imposed upon AWS or any Subsidiary or its or their businesses, assets or properties as of such date have been duly and fully paid or have been adequately provided for on the Balance Sheet of AWS or any Subsidiary as of June 30, 1995. In addition, all filings, returns, and reports with respect to Taxes required by any foreign or domestic law or regulation to be filed by AWS or any Subsidiary on or prior to the date hereof have been duly and timely filed. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor are there any actions, suits, proceedings, inquiries, investigations or claims of

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any nature or kind whatsoever now pending or, to the Knowledge of AWS, threatened, against AWS or any Subsidiary with respect to any such returns or reports, or any such Taxes, or any matters under discussion with any federal, state, county, local or other authority relating to Taxes.

     (B) Except as otherwise disclosed on Schedule 2.6, (i) AWS and each Subsidiary has made all payments of estimated Taxes required to be made under
Section 6655 of the Code and any comparable provisions of state, local, federal or other law; (ii) all amounts of any Taxes, including payroll and federal excise taxes, that are required to be collected or withheld by AWS or any Subsidiary have been duly collected or withheld, and have been duly remitted or deposited in accordance with law; (iii) no power of attorney has been granted by AWS or any Subsidiary that is currently in force with respect to any matter relating to Taxes; (iv) none of AWS nor any Subsidiary has any deferred gain or loss (A) arising from deferred inter-company transactions, within the meaning of Treas. Regs. Section 1.1502-13 or any successor regulations, or (B) with respect to the stock or obligations of any member of the affiliated group of which AWS is the common parent, as described in Treas. Regs. Section 1.1502-14; (v) no taxes relating to periods ending before December 31, 1994 were paid by or charged to any Subsidiary on or after such date; (vi) neither AWS nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is the IRS or any other taxing authority considering any such change in accounting method; (vii) neither AWS nor any Subsidiary has disposed of any property which has been accounted for Tax purposes under the installment method; (viii) other than AWS Fort Worth, AWS Minneapolis, and the Joint Venture owning the wireless cable television system in Pittsburgh, Pennsylvania, neither AWS nor any Subsidiary owns any interest in any entity which is characterized as a partnership for federal income tax purposes; (ix) neither AWS nor any Subsidiary would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Closing Date; (x) neither AWS nor any Subsidiary will have any "non-recaptured net Section 1231 losses," within the meaning of Section 1231(c) of the Code on the Closing Date; (xi) no election under Section 1504(d) of the Code has been made with respect to any Subsidiary; (xii) no claim or assertion has been made against AWS or any Subsidiary by any tax authority in any jurisdiction in which no tax return has been filed by AWS or said Subsidiary that it may be subject to Tax in that jurisdiction or otherwise is required to file a tax return.

     (C) AWS has a regular tax operating loss carryforward from its last filed federal corporate income tax return for the year ending February 28, 1994, in the amount of $2,447,845. The March 1, 1994 through December 31, 1994, tax return has not yet been prepared, but AWS has estimated a net operating loss for that year of 4.8 million dollars leaving a total net operating loss through December 31, 1994, of approximately $7,250,000. AWS represents that it has not undergone a Section 382 ownership change which would limit the ability to utilize these losses.

     2.7  PROPERTY.

     (A) Schedule 2.7(a) lists and describes, as of the date thereof, all of the Equipment, except small hand tools, office equipment and supplies, and similar equipment which are generally described by category and number.

     (B) Schedule 2.7(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is any construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

     (C) AWS and each Subsidiary own and hold good title, free and clear of any Liens, to all of the Equipment and Facilities, except as set forth on Schedule 2.7(c) or 2.9, and all of such Equipment and Facilities necessary to the conduct of the business of AWS and each Subsidiary at their present levels of operation is in serviceable condition; conforms to or complies with all applicable Orders and Legal Requirements, the violation of which has not had or would not have a Material Adverse Effect; and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the business operations of AWS and each Subsidiary.

     2.8 RECEIVABLES. All accounts receivable of AWS and each Subsidiary reflected in the Balance Sheet of AWS or each Subsidiary, as applicable, as of June 30, 1995, represent valid obligations arising from sales made in the ordinary and regular course of the Business. The accounts receivable reflected in the Balance Sheet of AWS or each Subsidiary, as applicable, as of June 30, 1995, are net of reserves therefor, valid receivables that have arisen in the ordinary course of the operations of AWS and each Subsidiary and, to the Knowledge of AWS, are net of reserves therefor, collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.9  CONTRACTS.

     (A) Except as set forth elsewhere on Schedules 2.10, 2.11, 2.26 or 2.31,
Schedule 2.9 sets forth a complete and correct list of the following types of contracts to which AWS or any Subsidiary is a party and which as of the date hereof are executory in nature or under which AWS or any Subsidiary has any obligation to pay, or right to receive, money; provided that the contracts to be disclosed pursuant to subsections (xiii) or (xiv) below shall include all of such contracts to which AWS or any Subsidiary is or has ever been a party (collectively, the "Material Contracts"):

          (i) all contracts of a character required to be described in AWS's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 or Quarterly Report Form 10-Q for the fiscal quarter ended June 30, 1995;

          (ii) all Channel Leases;

          (iii) all contracts or agreements of any kind with any director, executive officer or other officer of AWS or any Subsidiary;

          (iv) any loan agreements, lease agreements, notes, mortgages, indentures, guarantees, security agreements, letters of credit, financing documents or other agreements for the borrowing or lending of money by AWS or any Subsidiary in excess of $25,000;

          (v) all agreements relating to the acquisition of any Subsidiary;

          (vi) all Joint Venture agreements;

          (vii) all agreements involving an aggregate amount in excess of $50,000 to provide goods or perform services or for the payment for goods or services;

          (viii) any commitment or agreement for any capital expenditure or leasehold improvement in excess of $25,000;

          (ix) any agreement, contract or commitment limiting or restraining AWS or any Subsidiary from engaging or competing in any manner or in any business;

          (x) all programming agreements;

          (xi) all agreements with respect to resolution of interference issues;

          (xii) all collective bargaining agreements, employment agreements, consulting agreements and severance agreements;

          (xiii) all agreements for the offer or sale of securities whether outstanding on the date hereof or to which AWS or any Subsidiary has been a party in the past;

          (xiv) all agreements with investment bankers or brokers whether outstanding on the date hereof or to which AWS or any Subsidiary has been a party in the past;

          (xv) all agreements under which either AWS or any Subsidiary is entitled to indemnification and under which the potential claims subject to indemnification could reasonably be expected to exceed $25,000;

          (xvi) all agreements to which either AWS or any Subsidiary is a party and involving an aggregate amount in excess of $10,000 under which either AWS or any Subsidiary or the other party to the

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     agreement has, or has been alleged to have, breached, failed to perform under or otherwise failed to comply with the terms of, such agreement;

          (xvii) any agreement with any Governmental Authority;

          (xviii) any material agreement, contract or commitment not made in the ordinary course of business; and

          (xix) any agreement or other arrangement with any Affiliate of AWS, or any Subsidiary or, to the Knowledge of AWS, any former officer or director of AWS (such agreements or arrangements shall be separately identified or described in such other Schedules or in Schedule 2.9 as "Affiliate Agreements").

     (B) True and correct copies of all the Material Contracts have been delivered to Heartland by or on behalf of AWS. To the Knowledge of AWS, each of the Material Contracts is valid and enforceable in accordance with its terms. To the Knowledge of AWS, neither AWS nor any Subsidiary is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default thereunder.

     2.10  FCC MATTERS.

     (A) Schedule 2.10(a) is a true and correct list of all Channel Leases. Except as set forth on Schedule 2.10(a), (i) AWS and each Subsidiary have performed in all material respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable against them in accordance with their respective terms and in full force and effect, and there are no defaults (or to the Knowledge of AWS events which, with notice or lapse of time or both, would constitute a default) by AWS or any other party to any such Channel Leases;
(iii) Channel Leases set forth in the name of Persons other than AWS or a Subsidiary, as lessee, are identified on Schedule 2.10(a) and have been duly and validly assigned with all requisite consents and approvals of all parties thereto to AWS or a Subsidiary, and remain in full force and effect as if AWS or a Subsidiary were the initial "lessee" thereunder; (iv) to the Knowledge of AWS, no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (v) the Channel Leases comply in all respects with the Act and the FCC Rules, and each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

     (B) Listed in Schedule 2.10(b) are all of the Licenses and FCC Permits held or leased by AWS or any Subsidiary. All Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.10(b). All reports or other documents required to be filed by AWS or any Subsidiary and to the Knowledge of AWS, any third party, with respect to any such Licenses have been filed. The Licenses and the FCC Permits listed on Schedule 2.10(b), constitute all of the Authorizations held or leased by AWS and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for AWS and Subsidiary to lawfully conduct its and their business operations. To the Knowledge of AWS, each of the Licenses and the FCC Permits, except as otherwise expressly noted on Schedule 2.10(b), (i) is currently and validly held by the Person identified as the holder thereof on Schedule 2.10(b);
(ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels; (iii) was validly issued; (iv) is validly existing and in full force and effect; and (v) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. To the Knowledge of AWS, there are no existing or threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which, if adversely determined, would result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Application or Material Authorization.

     (C) Schedule 2.10(c) indicates all Applications and all amendments or other filings thereto. To the Knowledge of AWS, the information contained in each Application is true and correct in all material respects, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

     (D) Except as otherwise expressly noted on Schedule 2.10(d), AWS and each Subsidiary and, to the Knowledge of AWS, the FCC Licensees and the FCC Permittees have each submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect; or (ii) hinder the ability of AWS and Subsidiary to fully perform its and their material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.10(d), to the Knowledge of AWS, no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.10(c). True and accurate copies of all amendments, notices, reports and other documents filed by AWS and, to the Knowledge of AWS, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits, with the FCC, the FAA, the copyright office and other governmental authorities have been either delivered to Heartland by AWS or otherwise identified by AWS and made available for Heartland's review.

     2.11 INSURANCE. Schedule 2.11 is a certificate of insurance which lists all insurance policies held by AWS and which are in full force and effect.

     2.12 LITIGATION. Except as set forth on Schedule 2.12, there is no Proceeding, in each case domestic or foreign, pending or, to the Knowledge of AWS, threatened against, or involving the properties or business of AWS or any Subsidiary which (a) questions the validity of the issuance of the capital stock or equity interests of AWS or any Subsidiary, this Agreement or any action taken or to be taken by AWS pursuant to or in connection with this Agreement; (b) is required to be, and has not been so, disclosed in the filings with the SEC by AWS (and such proceedings are as summarized in such SEC Filings accurately summarized in all material respects); (c) materially adversely affects the Channel Leases or FCC Licenses or the operation of the Channels and transmission facilities relating thereto and the Wireless Cable Business; or (d) would otherwise have a Material Adverse Effect.

     2.13 REGISTRATION RIGHTS. Except as set forth on Schedule 2.13, no Person has rights to the registration of any securities of AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth.

     2.14 KEY-PERSON INSURANCE. Neither AWS nor any Subsidiary has any key-person insurance on the life of any officer, director or employee of AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth.

     2.15 CERTAIN ACTIVITIES AND SERVICES. Except as set forth on Schedule 2.15, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth engages in any business other than the Wireless Cable Business.

     2.16 GOVERNMENTAL PERMITS. AWS and each Subsidiary own, hold or possess all Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct their business as currently conducted, except with respect to Applications for which Licenses have not been granted, if any.

     2.17 COMPLIANCE WITH LAWS. To the Knowledge of AWS, except for violations that would not have a Material Adverse Effect, AWS and each Subsidiary have complied in all respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or them or its or their operations, including, but not limited to, all FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, anti-monopoly or anti-competitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. Except as set forth on Schedule 2.17, there are no Orders outstanding and in effect against AWS or any Subsidiary, its or their assets, the transactions contemplated by this Agreement, or, to the Knowledge of AWS, any of the parties to Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which would, individually or in the aggregate: (i) have a Material Adverse Effect, or (ii) hinder in any material respect the ability of AWS or any Subsidiary to fully perform its or their material obligations under this Agreement.

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Except as set forth in Schedule 2.17, AWS has not received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, AWS or any Subsidiary is not in compliance with any applicable law, ordinance, regulation, building or zoning law, and AWS and each Subsidiary have no Knowledge that any presently existing circumstances would result in a violation of any such law, statute, ordinance or regulation, the non-compliance with which would have a Material Adverse Effect.

     2.18 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 2.18, to the Knowledge of AWS:

          (A) Neither AWS nor any Subsidiary, nor any predecessor thereof or anyone else, has Managed or Released any Hazardous Substances at, on, in, to or from any property or business now or previously owned, operated, leased, controlled, used, occupied or conducted by AWS or any Subsidiary, or any predecessor thereof in quantities or concentrations which violate any applicable Environmental Law such as to have a Material Adverse Effect.

          (B) Neither AWS nor any Subsidiary has received any request for information, notice of claims, demand or notification that it is or may be a potentially responsible party with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance, and no environmental inspections, audits, tests, reviews or other analysis are being conducted in relation to any property now or previously owned, operated, leased, controlled, used, occupied or conducted by AWS or any Subsidiary.

          (C) No written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of AWS or any Subsidiary in relation to any property or business now or previously owned, operated, leased, controlled, used, occupied or conducted by AWS or any Subsidiary.

          (D) There are no facts or circumstances related to environmental matters concerning its properties or business now or previously owned, operated, leased, controlled, used, occupied, or conducted by AWS or any Subsidiary, or any predecessor thereof, that would reasonably be expected to lead to any material future environmental claims, liabilities or responsibilities against Heartland or against AWS or any Subsidiary, or any predecessor thereof.

     2.19 INTELLECTUAL PROPERTY. To the Knowledge of AWS, Schedule 2.19 is a true and correct list of all Intellectual Property owned or used by AWS or any Subsidiary. To the Knowledge of AWS, no person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on Schedule 2.19, AWS owns each of said properties; has not granted to any other Person any interest in any of said properties, as licensee or otherwise; and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. To the Knowledge of AWS, none of said properties is invalid and none infringes upon the personal or property rights of any third party.

     2.20 LIENS. Except as set forth on Schedule 2.20, AWS and each Subsidiary have good title to all of its and their assets, free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable and except for those assets disposed of in the ordinary course of business.

     2.21 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, to the Knowledge of AWS, AWS, each Subsidiary, the Licensees and the FCC Permittees, are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, to the Knowledge of AWS, neither AWS nor any Subsidiary has received any notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. Except as set forth in Schedule 2.21, to the Knowledge of AWS, no condition exists or event has occurred with respect to AWS or any Subsidiary, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules; (ii) constitute a default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.10(c) or 2.10(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or non-renewal of any License or FCC Permit, or (iv) adversely affect any of the material rights of AWS or any Subsidiary, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.22  INTERFERENCE. To the Knowledge of AWS, except as set forth in
Schedule 2.22, neither AWS or any Subsidiary, nor any other party to a Channel Lease Agreement, has accepted the electrical interference to the channels from any source, has consented to the grant of any application involved with the FCC that demonstrates any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities which demonstrate that they would cause objectionable electrical interference to the Channels. To the Knowledge of AWS, except as otherwise expressly noted on
Schedule 2.22, neither AWS, any Subsidiary, any FCC Licensee, any FCC Permittee, nor any other party to a Channel Lease Agreement, will experience interference which will materially and adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or will create interference which will materially and adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.22, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB.

     2.23  EMPLOYEE PLANS. To the Knowledge of AWS:

          (A) Schedule 2.23 sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of AWS or any Subsidiary or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by AWS or to which AWS or any Subsidiary contributes or is or has been obligated or required to contribute or with respect to which AWS or any Subsidiary may have any liability or obligation (collectively, the "Plans"). AWS has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

          (B) All Plans conform (and at all times within the five years preceding the date hereof have conformed) in all material respects to, and are being administered and operated (and have at all times within the five years preceding the date hereof been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Plans, that could subject AWS or any Subsidiary to any penalty or tax imposed under the Code or ERISA. Neither AWS nor any Subsidiary maintains or has maintained any Plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Neither AWS nor any Subsidiary has any announced plan or legally binding commitment to create any Plans or to materially amend or modify any existing Plan.

          (C) There are no pending or threatened claims asserted or instituted against (i) any Plans or its assets, (ii) any fiduciary with respect to any such Plan or (iii) AWS or any Subsidiary or any of its officers, directors or employees under ERISA or any other applicable laws and rules and regulations promulgated thereunder, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for such claim. To the Knowledge of AWS, the Plans are not the subject of any investigation, audit or action by any governmental agency, including, but not limited to, the IRS,

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     the Department of Labor, the Equal Employment Opportunity Commission or the Pension Benefit Guaranty Corporation ("PBGC").

     2.24 FINDER'S FEES. Except as set forth on Schedule 2.24, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.25 COPYRIGHT ACT. Except as set forth in Schedule 2.25, AWS and each Subsidiary have submitted all requisite notices (if any are required) under the Copyright Act of 1976, as amended (together with all rules and regulations thereunder, the "Copyright Act"), for the carriage of all broadcast stations as currently carried over any of the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, AWS and each Subsidiary have filed with the Copyright Office all required documents, instruments and statements of account and has remitted payments of all required royalty fees with respect to the compulsory licenses provided for in Section 111 of the Copyright Act for the carriage of broadcast signals in connection with the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, neither AWS nor any Subsidiary is liable to any Person for copyright infringement under the Copyright Act as a result of its business operations. Except as set forth in Schedule 2.25, there have been no inquiries received from the Copyright Office, or, any other party, which questioned such statements of account or any copyright royalty payments made by AWS or any Subsidiary with respect to the Wireless Cable Television Systems, and no claim, action or demand for copyright infringement or for non-payment of royalties is pending or, to the Knowledge of AWS, threatened against AWS or any Subsidiary with respect to the Wireless Cable Television Systems.

     2.26 PROGRAMMING AGREEMENTS. Schedule 2.26 sets forth a true and correct list of all agreements for programming and for each programming agreement (i) the name of the programmer; (ii) the programming service; (iii) the rate, and all factors that affect rate changes through the end of the term of such agreement; (iv) the term and any rights for early termination or extensions of the term of any party thereof; (v) any renegotiation rights; (vi) the relevant channels and geographic market; and (vii) any provisions relating to advertising. Neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth is a party to any agreements providing for the retransmission of any broadcast signals.

     2.27 SEC FILINGS. AWS has previously delivered to Heartland the AWS SEC Filings. Except as set froth in Schedule 2.27, each AWS SEC Filing was timely filed with the SEC and does not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time such document was filed. Except as set forth in Schedule 2.27, no other document or report has been required to be filed by AWS with the SEC which has not been filed, and no event or transaction has occurred prior to the date hereof, which will hereafter be required to be disclosed by AWS in a Form 10-Q, Form 8-K or similar filing.

     2.28 DIRECTORS, OFFICERS AND EMPLOYEES. Schedule 2.28 sets forth a list of all directors and officers of AWS and AWS Holdings and managers of AWS Fort Worth and AWS Minneapolis. Except as set forth on Schedule 2.28, neither AWS, AWS Holdings, AWS Minneapolis nor, to the Knowledge of AWS, AWS Fort Worth has any outstanding loans or extension of credit to, or any contracts, agreements or understandings with, any executive officer or director or member of their immediate family or any person with which any such person has a material relationship. Schedule 2.28 sets forth a list of (a) the names and positions of each employee of AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth who was paid an aggregate compensation for the fiscal year ended December 31, 1994 in excess of $50,000, together with the amount thereof; and (b) any agreement or arrangement with any current or former employees, officers or directors of such parties that would entitle such person to receive any compensation or other payment upon or arising from (i) the termination of such person's services as an employee, officer or director, or (ii) the consummation of the Merger, together with the amount thereof (such aggregate amount, other than the amount payable to Steven G. Johnson, is referred to herein as "Severance Obligations"). AWS has made available to Heartland a true and correct copy of the current payroll which lists all employees of

AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth by category of employment and salary.

     2.29 BANK ACCOUNTS, ETC. Schedule 2.29 sets forth a list of all (i) bank accounts of AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth and the persons authorized to draw thereon and the balances thereof as of the date of this Agreement; (ii) safe deposit boxes of AWS, AWS Holdings, AWS Minneapolis and, to the Knowledge of AWS, AWS Fort Worth and the persons who have access thereto; and (iii) powers of attorney for tax purposes or otherwise and a summary of the terms thereof.

     2.30  CERTAIN CLAIMS. With respect to the Potential Claims (as defined in
Section 6.13), AWS has previously delivered to Heartland a claim inventory for each Potential Claim that contains copies of all written correspondence between AWS and the potential claimant, and summaries of all material oral correspondence between such parties. Each such claim inventory is true and correct in all material respects.

     2.31 SITE LEASES AND SITE OPTIONS. Schedule 2.31 sets forth a true and correct list of each Site Lease and Site Option which AWS or any Subsidiary is a party or is otherwise bound. Each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities, and permits the transmissions from the property of signals containing video and audio programming.

     2.32 SUBSCRIBERS. Schedule 2.32 sets forth a true and correct list of the number of subscribers for each Wireless Cable Television System.

     2.33 FURTHER REPRESENTATION. No representation or warranty of AWS contained in this Agreement contains any untrue statement of, or omits to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. To the Knowledge of AWS, all books, statements, documents, schedules and records furnished or given by it to Heartland or Heartland's agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine (and contain no misstatements or omissions of material facts).

ARTICLE 3. SCOPE OF AWS REPRESENTATIONS AND WARRANTIES.

     3.1 MINNEAPOLIS AND FORT WORTH MARKETS. AWS owns a 25% membership interest in AWS Minneapolis and a 20.01% venture interest in AWS Fort Worth, which entities were formed to own and operate wireless cable television systems in Minneapolis, Minnesota ("Minneapolis System") and Fort Worth, Texas ("Fort Worth System"), and each of which are a Subsidiary of AWS for purposes of this Agreement. AWS is presently acting as the manager of the Fort Worth System and AWS Minneapolis but has no right to remain in the position of manager of either the Fort Worth System and AWS Minneapolis should AWS's Joint Venture partners terminate AWS as manager. AWS shall use reasonable efforts to assist Heartland in acquiring the interest of third parties in AWS Minneapolis and AWS Fort Worth. All representations, warranties and covenants regarding AWS and its Subsidiaries contained herein shall, to the extent provided in such representation, warranty or covenant, include, without limitation, AWS Minneapolis and AWS Fort Worth; provided that Heartland's right to indemnification as provided in Article 11 and in the Escrow Agreement for breaches of representations, warranties and covenants by AWS with respect to the Fort Worth System or Minneapolis System shall be reduced to reflect the percentage ownership interest of AWS in AWS Fort Worth or AWS Minneapolis, meaning that the liability of AWS for any Damages arising therefrom shall be proportionately reduced; provided further that all representations and warranties regarding the Fort Worth System shall be limited to the Knowledge of AWS. In the event AWS is terminated as the manager of either AWS Fort Worth or AWS Minneapolis after the date hereof but prior to the Closing Date, then the representations and warranties contained herein with respect to such Subsidiaries shall be true and correct as of the date hereof and the date of such termination, AWS shall be in compliance with all covenants contained in
Article 5 and to the extent applicable Article 6 regarding such Subsidiaries as of such termination date, and AWS shall have no liabilities hereunder for breaches of either (a) the representations and warranties made by AWS with respect to such Subsidiary arising from changes in conditions or circumstances occurring after the date of termination, or (b) the failure to perform any covenants regarding such Subsidiaries after any such

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termination; provided, however, that AWS shall use its good faith efforts to remain as the manager of each such Subsidiary through the Closing Date and shall not voluntarily withdraw or resign as the manager of either such Subsidiary.

     3.2 PITTSBURGH MARKET. AWS has agreed to sell its interest in the Joint Venture ("Pittsburgh Venture") which operates the wireless cable television system in the Pittsburgh, Pennsylvania area ("Pittsburgh System") and has entered into that certain agreement ("Pittsburgh Sale Agreement") in connection therewith. The Pittsburgh Sale Agreement is a Material Contract and is listed on
Schedule 2.9. As set forth in Section 7.4 hereof, the consummation of the sale of the Pittsburgh Market in accordance with the terms of the Pittsburgh Sale Agreement is a condition precedent to the closing of the Merger. None of the representations, warranties or schedules contained in this Agreement are being made with respect to or contain the assets being transferred to or liabilities being assumed by the purchaser of the Pittsburgh System under the Pittsburgh Sale Agreement; provided that nothing contained herein shall limit the indemnification obligations of AWS hereunder for liabilities arising under or from the Pittsburgh Sale Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF MERGERSUB AND HEARTLAND.

     Heartland and MergerSub each hereby represent and warrant to AWS and to the shareholders of AWS, the following:

     4.1 ORGANIZATION AND GOOD STANDING. Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has corporate power and authority (subject to shareholder approval as set forth in Section 8.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval as set forth in Section 8.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement and all the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland. MergerSub has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. MergerSub has corporate power and authority (subject to shareholder approval as set forth in Section 8.1) to execute and deliver this Agreement and all other documents required to be executed by MergerSub, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by MergerSub pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by MergerSub hereunder have been duly authorized by all corporate action necessary on the part of MergerSub (subject to shareholder approval as set forth in Section 8.1) and have been duly or will when executed and delivered be duly executed and delivered by MergerSub, and constitute the legal, valid and binding obligations of MergerSub enforceable against MergerSub in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by MergerSub hereunder or the consummation of the transactions hereby contemplated by MergerSub conflict with or constitute a violation or breach of the Certificate of Incorporation or the Bylaws of MergerSub.

     4.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. There is no Proceeding pending or, to MergerSub's Knowledge, threatened against or affecting MergerSub that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

     4.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland or MergerSub in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     4.5 CAPITALIZATION. The authorized capital stock of Heartland as of the date hereof consists of 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share, of which 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. Heartland Common Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

     4.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     4.7 SEC FILINGS. Heartland has previously delivered to AWS copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995, (iii) its Registration Statement on Form S-3 (File No. 33-94838) declared effective by the SEC on August 4, 1995, and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended.

     4.8 FINDER'S FEES. Heartland has not taken any action which would impose upon AWS any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.9 FURTHER REPRESENTATION. No representation or warranty of MergerSub or Heartland contained in this Agreement contains or will contain any untrue statement of, or omit to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. To the Knowledge of Heartland and MergerSub, all books, statements, documents, schedules and records furnished or given by it or them to AWS or AWS's agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine (and contain no misstatement or omissions of material facts).

ARTICLE 5. COVENANTS OF AWS.

     AWS hereby agrees to perform as follows:

     5.1  OPERATION PRIOR TO THE CLOSING DATE. Subject to the provisions of
Section 5.4, from the date hereof through the Closing Date:

          (A) AWS shall give Heartland prior written notice before AWS, AWS Holdings, AWS Minneapolis or, to the Knowledge of AWS, AWS Fort Worth, shall engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business.

          (B) AWS will, and will cause each Subsidiary to, use reasonable efforts to keep its business, properties and business relationships substantially intact.

          (C) AWS will (i) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent either (A) being contested in good faith or (B) as to which adequate liabilities have been accrued and recorded (determined in accordance with GAAP), (ii) perform its material obligations

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     under all Authorizations and Material Contracts, and (iii) comply in all material respects with all Governmental Rules.

          (D) AWS agrees that (i) AWS will not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach; (ii) AWS will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said
     Article 2, give notice thereof to Heartland; (iii) use reasonable efforts not to allow the aggregate Net Permitted Liabilities (excluding the indebtedness evidenced by the Escrow Note) of AWS on the Closing Date to exceed the Net Permitted Liability Basket; and (iv) AWS shall use reasonable efforts to prevent or promptly to remedy such breach.

          (E) AWS will, and will cause each of its Subsidiaries to, use reasonable efforts to preserve, protect and maintain its and their rights and interests in the Channel Leases, FCC Licenses, and Material Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

          (F) AWS will not, and will not cause any of its Subsidiaries to, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Material Contract without giving prior written notice to Heartland.

          (G) AWS shall not repurchase, declare or pay any dividends, or make any other distributions consisting of cash or marketable securities or any contribution thereof, nor shall AWS or any of its Subsidiaries issue, sell or agree to sell any shares of its capital stock, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock.

          (H) AWS will not, and will not cause any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its assets, except as provided for by, or contemplated in, this Agreement, or in the ordinary course of business.

          (I) AWS will not, and will not cause any of its Subsidiaries to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or employees, pay bonuses to any such director, officer of employee, to the extent the aggregate of the foregoing exceeds $250 (provided that none of such $250,000 shall be paid to any directors of AWS), or pay any salaries except in the ordinary course of business, except as required under any existing written employment agreement with any officer, director or employee of AWS or any Subsidiary.

          (J) AWS shall not transfer any interest in any Subsidiary.

     5.2 ESTOPPEL CERTIFICATES AND CONSENTS. Except as otherwise provided herein, AWS shall use reasonable efforts to obtain or cause to be made, all consents, governmental authorizations, approvals and filings necessary by virtue of the Merger contemplated by this Agreement on or before the Closing Date, so as to endeavor to ensure that the Surviving Corporation will as of the Effective Time enjoy all of the rights and privileges currently enjoyed by AWS and each Subsidiary under each of the Channel Leases, Licenses and Material Contracts. Upon request of Heartland, AWS shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases and Material Contracts
(a) estoppel certificates in the form of Exhibit 5.2 ("Estoppel Certificates"), certifying (i) that AWS or a Subsidiary, as applicable, is not in breach or violation of or in default under any of such Channel Leases or Material Contracts and that it will not be by virtue of the transaction contemplated hereby, and (ii) other matters specified therein, and (b) consents ("Affiliate Transfer Consents") to future assignments of the rights thereunder to an affiliate of Heartland as further described therein. AWS shall seek any appropriate amendments, modifications or changes to each of such Channel Leases and Material Contracts so as to ensure that after the Effective Time, the licensees,

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permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Material Contract. In addition to the other Estoppel Certificates to be delivered pursuant to this Section 5.2, AWS shall obtain Estoppel Certificates, dated no more than 15 days prior to the Closing Date, from each Person that would be owed, or is anticipated to be owed, in excess of $50,000 on the Closing Date, certifying the amount then owed to such Person and amount anticipated to be owing to such Person by AWS as of the Closing Date ("Account Estoppels").

     5.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. AWS shall, and shall cause each Subsidiary to:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to either AWS or any Subsidiary remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, AWS shall file, or cause to be filed, at the request of and as an accommodation to Heartland, such reasonable applications for modification of their outstanding construction permits or licenses to implement the Merger. AWS shall utilize reasonable efforts to prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 5.3.

          (B) use reasonable efforts to assure that the licensees or permittees under the Channel Leases timely file all applications, reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. AWS shall use its reasonable efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. AWS shall promptly disclose to Heartland any information it receives regarding any conditions or circumstances that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     5.4 NO SOLICITATION. Subject to the provisions of Section 6.18 (regarding the sale of the Memphis Market), from and after the date hereof, AWS will not, and will not authorize any of its officers, directors, employees, agents and other representatives or those of any Subsidiary (collectively, "AWS Representatives") to, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any Person or engage in any discussion or negotiations relating thereto, or accept any Acquisition Proposal. AWS shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any parties conducted heretofore by AWS or any AWS Representatives with respect to any of the foregoing. To the extent permitted by applicable law, AWS will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer considered by the Board of Directors of AWS to be bona fide, other than a proposal or offer by Heartland or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving AWS or any Subsidiary or any proposal to acquire in any manner (a) a substantial equity interest in AWS or any Subsidiary, (b) any rights of AWS or any Subsidiary to any Channels or (c) any Wireless Cable Television System. Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit the Board of Directors of AWS from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire AWS or any Subsidiary pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that
(A) the Board of Directors determines in good faith that such

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action is required for the Board of Directors to comply with its fiduciary duty to its stockholders, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, to the extent permitted by applicable law, AWS provides notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) to the extent permitted by applicable law, AWS keeps Heartland informed, on a current basis, of the status of any such discussions or negotiations; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; and (iii) soliciting or receiving offers for negotiating the sale of, or selling, the Memphis Market in accordance with Section 6.18. AWS will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

     5.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, AWS will have audits conducted and completed so that AWS can provide audited financial statements of AWS as of, and for the period ending, December 31, 1994, including the balance sheets and related statements of income and expense, and such financial statements shall conform in all material respects with the unaudited financial statements previously delivered by AWS to Heartland.

     5.6 DELIVERY OF SCHEDULES OR OTHER ITEMS. Notwithstanding any other statements contained herein to the contrary, AWS shall deliver to Heartland all schedules and documents stated to have been delivered herein on or before December 13, 1995.

     5.7 RESIGNATION OF DIRECTORS OF AWS. AWS shall deliver to Heartland on the Closing Date, except as otherwise requested by Heartland, the written resignation of all directors of AWS and AWS Holdings.

ARTICLE 6. ADDITIONAL AGREEMENTS.

     6.1 SHAREHOLDERS MEETING. AWS and Heartland shall each take all action necessary in accordance with applicable law and in accordance with their respective certificates of incorporation and bylaws to convene a meeting of their respective stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC, to consider and vote upon the approval of this Agreement. AWS and Heartland each, through its board of directors, shall recommend to its stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such stockholders and lenders.

     6.2  REGISTRATION STATEMENT AND PROXY STATEMENT.

          (A) Heartland shall prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 ("Registration Statement") with respect to the Heartland Common Shares issuable in the Merger and in the acquisition of the Fort Worth Interest and Minneapolis Interest, a portion of which shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of Heartland and AWS to approve the Merger, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with Heartland Common Shares prior to the Closing. AWS shall furnish Heartland all information concerning AWS and its Subsidiaries and the holders of its common stock required for use in the Registration Statement, and AWS shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by AWS pursuant to this Section 6.2. None of the information furnished by or on behalf of AWS for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) AWS shall prepare and file with the SEC as soon as practicable a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of AWS's stockholders with respect to the consummation of the transactions set forth in this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in any case in the form or forms mailed to AWS's stockholders, is herein called the "Proxy Statement"). Heartland shall furnish AWS all information concerning Heartland and MergerSub

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     required for use in the Proxy Statement, and Heartland shall take such other action as AWS may reasonably request in connection with the preparation of the Proxy Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     6.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and AWS's corporate offices; will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of AWS and each Subsidiary; and will be permitted to discuss the affairs and accounts of AWS and each Subsidiary with the directors, officers, employees, counsel, and accountants of AWS and each Subsidiary. Such investigation shall not, however, affect the representations and warranties of AWS set forth in
Article 2 hereof. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to AWS all such documents (including copies thereof) furnished by or on behalf of AWS and/or each Subsidiary to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning AWS and/or each Subsidiary obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information was at the time of its use or disclosure to any third party by Heartland in the public domain other than as a result of any breach of this provision by Heartland or (b) such disclosure is required by law.

     6.4 COMPLIANCE WITH SECURITIES ACT. AWS has caused to be prepared and delivered to Heartland and MergerSub a list identifying all persons who, to the Knowledge of AWS, as of the date hereof, may be deemed to be "Affiliates" of AWS and its Subsidiaries as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, AWS shall cause to be prepared and delivered to Heartland and MergerSub an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons who at the time of AWS's shareholder meeting may be deemed to be a Rule 145 Affiliate.

     6.5  STOCK OPTIONS.

          (A) All options and stock appreciation rights previously granted, if any, under any AWS stock option plan for its directors or employees or the directors or employees of any Subsidiary (the "AWS Stock Option Plans") that are unexercised, whether or not then exercisable (the "AWS Stock Options"), shall be, on or prior to the Effective Time, immediately exercisable. AWS will permit all of the AWS Stock Options to be exercised by the tender to AWS of any of (i) cash in the amount of the exercise price, (ii) shares of Common Stock of AWS with a fair market value (as such term is defined in the AWS Stock Option Plans) equal to the exercise price, or (iii) the withholding by AWS of whole shares of Common Stock of AWS having a fair market value equal to the exercise price from the shares issued upon the exercise of the AWS Stock Options. Holders of the AWS Stock Options who so exercise such Stock Options prior to the Effective Time shall be entitled to exchange the shares of AWS Common Stock subject to such Stock Options for the Conversion Amount on the same basis as the other shareholders of AWS Common Stock. Any AWS Stock Options remaining unexercised at the Effective Time shall be either terminated or, if such AWS Stock Option is convertible by its terms into the right to receive Heartland Common Shares upon the consummation of the Merger, so converted. All AWS Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of AWS or any Subsidiary, shall be deleted as of the Effective Time, and AWS shall take all action necessary to ensure that following the Effective Time no participant in any AWS Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of AWS, the Surviving Corporation or any subsidiary thereof, and to terminate all such rights.

          (B) AWS shall cause each holder of Non-Plan Options (whether or not exercisable) to consent to the cancellation of the Non-Plan Options to take effect on or prior to the Effective Time in consideration

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     for the payment to such holders of the Conversion Amount for each share of AWS Common Stock subject to the Non-Plan Options, upon the payment by each holder of the applicable option exercise price. AWS will permit holders of Non-Plan Options to tender the applicable option exercise price by the tender to AWS of any of (i) cash in the amount of the exercise price, (ii) shares of Common Stock of AWS with a fair market value equal to the exercise price, or (iii) the withholding by AWS of whole shares of Common Stock of AWS having a fair market value equal to the exercise price from the shares issued upon the exercise of the Non-Plan Options. Cancellation of the Non-Plan Options in exchange for the consideration set forth in this
     Section 6.5 shall be deemed a release of any and all rights each holder had or may have had in the Non-Plan Options or the AWS Common Stock in respect of such options. The agreement or resolutions referenced in clauses (i) and
     (ii) of this subsection (b) shall be terminated and be of no further force and effect following the Effective Time. "Non-Plan Options" shall mean the options to acquire AWS common stock that are unexercised and were previously granted to Jeffrey D. Howes and Ernie Huls.

          (C) No employee of AWS or any Subsidiary who held options for AWS Common Stock prior to the Effective Time shall have any right to participate in Heartland's stock option plan with respect to all or any portion of any calendar year unless expressly so provided in any agreement between Heartland and such employee.

     6.6 WARRANTS. AWS will use reasonable efforts to cause each holder of warrants to acquire AWS Common Stock (whether or not then exercisable) to consent to the cancellation of such warrants to take effect on or prior to the Effective Time in consideration of the payment to such holder of the Conversion Amount for each share of AWS Common Stock subject to such warrant, upon the payment by such holder of the applicable warrant exercise price. Cancellation of such warrants in exchange for the consideration set forth in this Section 6.6 shall be deemed a release of any and all rights the holder had or may have had in the warrant or the AWS Common Stock in respect of such warrant.

     6.7 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     6.8 PUBLIC ANNOUNCEMENTS. Heartland and MergerSub, on the one hand, and AWS, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     6.9 NOTIFICATION OF CERTAIN MATTERS. AWS shall give to Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Heartland shall give AWS (a) from and after the date of this Agreement, prompt notice of the occurrence of any event that would require

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Heartland to file a current report on Form 8-K or issue a press release under applicable securities laws, and (b) from and after the date of the mailing of the Proxy Statement, prompt notice of the occurrence of any event that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     6.10 LETTERS OF AWS'S ACCOUNTANTS. AWS shall use reasonable efforts to cause to be delivered to Heartland a letter of Arthur Andersen, LLP, AWS's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement ("Accountant's Consent Letter").

     6.11 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     6.12 D&O INSURANCE; RELEASE. Until the first anniversary of the Effective Time, Heartland shall cause the Surviving Corporation to maintain in effect with respect to matters occurring prior to the Effective Time, to the extent available, the policies of directors' and officers' liability insurance currently maintained by AWS; provided that the Surviving Corporation may substitute therefor policies containing coverage, terms and conditions which are no less advantageous. On the Closing Date, Heartland shall, and shall cause the Surviving Corporation to, execute a written release of the parties listed on
Schedule 6.12 in the form attached hereto as Exhibit 6.12 ("Release").

     6.13 CERTAIN CLAIMS. Prior to the Effective Time, AWS shall use reasonable efforts to respond to and defend any claims asserted (a) by TruVision Cable, Inc. ("TruVision") relative to the wireless cable rights and assets of AWS in Memphis, Tennessee ("Memphis Market"), (b) by American Telecasting, Inc. ("ATI") relative to the acquisition of AWS, (c) by Laidlaw regarding certain broker fees, and (d) by William Jenkins arising from the termination of his employment with AWS (collectively the "Potential Claims"). AWS shall give Heartland prior written notice of any settlement of a Potential Claim.

     6.14 SEC FILINGS. AWS shall cause to be filed and deliver to Heartland its Form 10-KSB for the fiscal year ended December 31, 1994 and its Form 10-QSB for the period ended March 31, 1995, and June 30, 1995, and all periodic and current reports required to be filed with the SEC for all periods after the execution of this Agreement through the Closing Date. Heartland shall cause to be filed and deliver to AWS all periodic and current reports required to be filed with SEC for all periods after the execution of this Agreement through the Closing Date.

     6.15 ACQUISITION OF CERTAIN INTERESTS. Heartland shall use reasonable good faith efforts to enter into a binding contract to acquire (a) the 79.99% joint venture interest held by Fort Worth Wireless Cable TV Associates, a California general partnership, in AWS Fort Worth ("Fort Worth Interest") and (b) the 75% membership interest held by WCTVA38, a California general partnership, in AWS Minneapolis ("Minneapolis Interest"), and to have such agreement (or a letter of intent for such agreement) executed within forty-five (45) days from the date of this Agreement. As a part of Heartland's good faith effort to acquire such interests, Heartland shall initially offer to acquire the Minneapolis Interest for $15,000,000 and the Fort Worth Interest for $10,000,000, in each case with customary closing conditions and representations, warranties, indemnifications and releases reasonably acceptable to Heartland.

     6.16 SUPPLEMENTAL SCHEDULES. AWS may supplement any Schedule to this Agreement (a) at any time through the date of the Due Diligence Notice without the consent or approval of Heartland, and (b) after the date of the Due Diligence Notice but prior to the Closing Date without the prior consent or approval of Heartland; provided that, if the disclosure in such supplemental Schedule represents a material change from

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any disclosure to Heartland on or prior to the date of the Due Diligence Notice, adverse to Heartland, Heartland shall be entitled to terminate this Agreement within fifteen (15) days of its receipt of such supplemental Schedule, as further provided in Article 10.

     6.17 EXCLUSIVITY FEE. As consideration for the covenant of AWS contained in Section 5.4, Heartland shall pay to AWS, until the Closing hereunder or earlier termination hereof in accordance with Article 10, a fee ("Exclusivity Fee") of $350,000 upon the date of the execution of this Agreement and $150,000 on the first date of each calendar month thereafter. The Exclusivity Fee shall be paid solely from the offset of such amounts against the accrued interest and outstanding principal amount under the Promissory Note from AWS to Heartland dated May 26, 1995 in the original principal amount of $1,800,000 ("Escrow Note") (all of which remains outstanding as of the date hereof), which offset shall occur automatically and without further notice from Heartland on each such date until the Closing under or earlier termination of this Agreement.

     6.18 SALE OF MEMPHIS MARKET. Notwithstanding any provisions contained herein to the contrary, AWS shall have the right to solicit bids for and negotiate the sale of the Wireless Cable Television System and related assets servicing the Memphis Market; provided that (i) AWS shall keep Heartland fully informed regarding the status of any negotiations regarding the sale of the Memphis Market or offers therefor, including without limitation, the identity of the proposed purchaser and the consideration offered or requested, (ii) Heartland shall have the right to approve, in its reasonable discretion, the terms of any disposition of the Memphis Market for an aggregate consideration of less than $3,900,000 and AWS shall not execute a definitive agreement to dispose of the Memphis Market for an aggregate consideration of less than $3,900,000 without Heartland's written approval, which shall not be unreasonably withheld, and (iii) the gross proceeds of any such disposition received by AWS ("Memphis Proceeds") shall reduce, dollar for dollar, the amount of the Net Permitted Liability Basket, and the excess Memphis Proceeds (meaning the amount of Memphis Proceeds in excess of $3,150,000, subject to adjustment as provided in Section
6.21 below) shall either be placed into an escrow account and shall remain in such account through the Closing Date or shall reduce, dollar for dollar, the Merger Consideration.

     6.19 TERMINATION OF CERTAIN AGREEMENTS. On the Closing Date and at the request of Heartland, AWS shall terminate any Affiliate Agreements and employment or other management agreements designated by Heartland.

     6.20 EXHIBITS. Heartland and AWS agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 29, 1995, and agree to cooperate and negotiate in good faith in the preparation of such exhibits.

     6.21 BTA AMOUNT. Heartland and AWS intend to enter into an agreement ("BTA Agreement") with regard to the proposed FCC auction ("BTA Auction") of MDS frequencies in certain "Basic Trading Areas" and similar geographic regions throughout the United States (collectively "BTAs"), and agree that any amounts paid to acquire MDS frequencies in the BTA Auction (including any nonrefunded deposits associated therewith) ("BTA Amounts") will increase dollar for dollar the Net Permitted Liability Basket.

ARTICLE 7. CONDITIONS PRECEDENT TO MERGER.

     The obligation of the parties hereto to consummate the Merger is subject to fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     7.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     7.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting

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the Merger or any of the transactions contemplated hereby or otherwise making the consummation of the Merger or any of the transactions contemplated hereby illegal.

     7.3 OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by AWS, Heartland and MergerSub, shall have been made or obtained (as the case may be) without restrictions.

     7.4 SALE OF PITTSBURGH SYSTEM. The sale of the Pittsburgh System shall be consummated in accordance with the terms of the Pittsburgh Sale Agreement.

     7.5 DUE DILIGENCE NOTICE. Heartland shall have delivered to AWS written notice ("Due Diligence Notice") that Heartland is satisfied, in its sole discretion, with the results of the due diligence investigations of AWS conducted through the date of the Due Diligence Notice, which date shall be not later than December 13, 1995. Heartland's failure to deliver such notice within the time period specified herein shall constitute a waiver of such condition by Heartland and a waiver of its right to terminate this Agreement for matters set forth in the Disclosure Schedules delivered to Heartland on or before December 6, 1995.

     7.6  Intentionally Omitted.

     7.7 OTHER ACQUISITIONS. Heartland shall have delivered to AWS written notice ("Notice of Agreement") that it has entered into binding agreements to acquire the Fort Worth Interest and Minneapolis Interest. Such notice shall be delivered within forty-five (45) days of the execution of this Agreement, and shall be accompanied by a copy of the agreement to acquire the Fort Worth Interest or Minneapolis Interest, as applicable.

     7.8 FAIRNESS OPINIONS. AWS shall have delivered to Heartland and Merger Sub (i) on or before the 20th day following the date of this Agreement, an opinion of the AWS Advisor as to the fairness of the Merger to the stockholders of AWS from a financial point of view and (ii) on or before the date the joint proxy statement/prospectus constituting a part of the Registration Statement referred to in Section 6.2(a) shall be first mailed to stockholders of AWS, a letter from the AWS Advisor, dated as of the date of such joint proxy statement/prospectus, confirming its opinion (collectively, the "Fairness Opinion"). The Fairness Opinion shall be satisfactory in form and substance to AWS on the date of initial delivery thereof and on the date of any confirmation thereof contemplated in the preceding sentence, and on the Closing Date shall not have been withdrawn.

     7.9 EXHIBITS. On or before December 29, 1995, Heartland and AWS shall have agreed upon the form of each exhibit to this Agreement and each such Exhibit shall be attached hereto.

ARTICLE 8. CONDITIONS PRECEDENT TO CLOSING BY HEARTLAND AND MERGERSUB.

     The obligations of Heartland and MergerSub to consummate the Merger are subject to fulfillment, or written waiver signed by Heartland and MergerSub, of each of the following conditions precedent on or prior to the Closing Date.

     8.1 STOCKHOLDER APPROVAL. The Merger and the acquisition of the Fort Worth Interest and Minneapolis Interest shall have been approved by the requisite vote of the holders of Heartland Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by AWS shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

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     8.3 AWS DOCUMENTS. AWS shall have delivered the following to Heartland in form and substance satisfactory to Heartland and its counsel:

          (A) A certificate signed by the chief executive officer of AWS, on behalf of and in his capacity as an officer of AWS, confirming, on and as of the Closing Date, that each representation and warranty set forth in
     Section 2 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date and that AWS is in compliance with the applicable covenants set forth in Articles 5, 6 and 7.

          (B) Evidence that Channel Leases are in place for the Channels and that such agreements are in full force and effect.

          (C) An opinion of special counsel to AWS and an opinion of FCC counsel to AWS and each Subsidiary in the forms attached hereto as Exhibit 8-3(c).1 and Exhibit 8-3(c).2, respectively.

          (D) The minute books, bylaws, certificate of incorporation and other organizational documents of AWS and each Subsidiary and the stock books and stock ledgers of AWS Holdings.

          (E) All Account Estoppels and Estoppel Certificates and other necessary and appropriate governmental and third party Consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, receipt of a "final" order by the FCC approving, without any materially adverse or onerous conditions, of the transfer of control of AWS as licensee of the owned Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

     8.4 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to AWS or any Subsidiary, or their respective assets from the date hereof through the Closing Date which would have a Material Adverse Effect.

     8.5 DISSENTERS' RIGHTS. The shareholders of AWS Common Stock requesting an appraisal of their shares of AWS Common Stock or exercising the dissenter rights referred to in Section 1.2(p) hereof shall not hold more than an aggregate of 10% of all outstanding AWS Common Shares.

     8.6  VOTING TRUST AGREEMENT. Each of the AWS shareholders identified on
Schedule 8.6 shall have executed the Voting Trust Agreement in the form attached hereto as Exhibit 8.6 and such agreement shall be in effect on the Closing Date.

     8.7 ACQUISITIONS OF OTHER INTERESTS. Heartland shall have acquired, or shall simultaneously acquire, the Fort Worth Interest and Minneapolis Interest.

     8.8 ACCOUNTANT'S CONSENT LETTER. Heartland shall have received from AWS the Accountant's Consent Letter.

     8.9 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF AWS. Each of the conditions precedent to the obligations of AWS set forth in Article 7 or 9 shall have been satisfied or waived by AWS, except for the provisions of Section 9.1, which shall be satisfied and may not be waived by AWS.

     8.10 AWS OBLIGATIONS PERFORMED. All obligations of AWS to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.11 WARRANTS. Each warrant to purchase AWS Common Shares that would give the holder thereof the right to purchase any shares of capital stock of AWS (meaning warrants that do not by their terms convert into the right to purchase Heartland Common Shares) after the Closing Date shall have been exercised, cancelled or otherwise terminated.

     8.12 CLOSING SHARE PRICE. The Closing Share Price shall not be greater than the Maximum Termination Price.

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ARTICLE 9. CONDITIONS PRECEDENT TO CLOSING BY AWS.

     The obligation of AWS to consummate the Merger is subject to fulfillment, or written waiver signed by AWS, of each of the following conditions precedent on or prior to the Closing Date.

     9.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of the AWS Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     9.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland and/or MergerSub shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     9.3 HEARTLAND AND/OR MERGERSUB DOCUMENTS. Heartland and/or MergerSub, as the applicable case may be, shall have executed and delivered to AWS in form and substance satisfactory to AWS and to counsel:

          (A) A certificate of the chief executive officer of Heartland and MergerSub, on behalf of and in his respective capacity as an officer of Heartland or MergerSub, confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 4 hereof was true and correct in all material respects on the date made and are true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland and/or MergerSub in the form attached hereto as Exhibit 9.3.

          (C) The Escrow Agreement, executed by Heartland and the Exchange
     Agent.

     9.4 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF HEARTLAND AND MERGERSUB. Each of the conditions precedent to the obligations of Heartland and MergerSub set forth in Article 8 shall have been satisfied or otherwise waived by Heartland and MergerSub.

     9.5 HEARTLAND AND MERGERSUB OBLIGATIONS PERFORMED. All obligations of Heartland and MergerSub to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     9.6 CLOSING SHARE PRICE. The Closing Share Price shall not be less than the Minimum Termination Price.

     9.7 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws.

ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of AWS and Heartland, by the mutual consent of Heartland, MergerSub and AWS.

     10.2 TERMINATION BY AWS. This Agreement may be terminated and the Merger may be abandoned by AWS if the Closing conditions set forth in Articles 7 and 9 shall not have been satisfied in full or waived on or before February 29, 1996.

     10.3 TERMINATION BY HEARTLAND OR MERGERSUB. This Agreement may be terminated and the Merger may be abandoned by Heartland or MergerSub if the Closing conditions set forth in Articles 7 and 8 shall not have been satisfied in full or waived on or before February 29, 1996; provided that Heartland shall have the absolute right to terminate this Agreement (a) at any time prior to the date of the Due Diligence Notice or (b) within fifteen (15) days after the occurrence of an event described in Section 6.16.

     10.4  EFFECT OF TERMINATION AND ABANDONMENT.

     (A) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 10, no party hereto (or any directors or officers) shall have any liability or further obligation to the other parties to this Agreement, except as provided in Article 10, and the remedies set forth below shall be

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each party's sole and exclusive remedy for any claims arising from this Agreement or the termination thereof. The payments specified below to be made hereunder are each party's reasonable estimate of the Damages arising from the other party's conduct leading to the termination hereof, and shall constitute liquidated damages for any claims based thereon.

     (B) In the event that any Person shall have made an Acquisition Proposal and the Board of Directors of AWS approves the execution of an agreement relating thereto or recommends to the AWS stockholders the acceptance of any Acquisition Proposal, then AWS shall promptly, but in no event later than two
(2) days after the date of such event, pay Heartland a fee equal to the sum of
(i) One Million Eight Hundred Thousand Dollars ($1,800,000) and (ii) the outstanding principal and accrued interest under the Escrow Note, and (iii) the aggregate amount of all Exclusivity Fees previously offset against the Escrow Note pursuant to Section 6.17, which amount shall be paid by wire transfer of same day funds. AWS acknowledges that the agreements contained in this Section 10.4(b) are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland and MergerSub would not enter into this Agreement; accordingly, if AWS fails to promptly pay the amount due and pursuant to Section 10.4(b), and, in order to obtain such payment, Heartland or MergerSub commences a suit which results in a judgment against AWS for the fee set forth in this subparagraph (b), the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the interest rate specified in the Escrow Note in effect on the date such payment was required to be made.

     (C) In the event that Heartland and/or MergerSub fail to consummate the Merger after all conditions set forth in Articles 7 and 8 have been satisfied or waived, then the indebtedness evidenced by the Escrow Note and the lien of the Asset Security Agreement ("Security Agreement") dated of even date therewith shall immediately, and without further acts or actions by Heartland or MergerSub, be released and discharged, AWS shall have no obligation to repay the amounts outstanding under the Escrow Note, Heartland shall release the security interest created by the Security Agreement, Heartland shall execute written releases of all UCC-1 financing statements executed to perfect the lien of the Security Agreement, the parties shall have no further obligations hereunder or under the Escrow Note or Security Agreement, and this Agreement shall terminate.

     (D) In the event that this Agreement is terminated (i) by Heartland in accordance with Section 6.16, (ii) by either party for the failure of the condition precedent set forth in Section 7.1 primarily as a result of past or present acts or omissions of AWS, predecessors or Affiliates of AWS, or their respective officers, directors or agents, (iii) by Heartland for the failure of the condition precedent set forth in Section 8.3(e) arising solely from the failure to obtain an FCC Consent, (iv) by AWS for the failure of the condition precedent set forth in Section 9.1, or (v) by Heartland for the failure of the condition precedent set forth in Section 8.2 or Section 8.4, then all Exclusivity Fees previously offset against the Escrow Note shall be added back to the principal balance of the Escrow Note and the Escrow Note shall thereafter be repaid to Heartland in accordance with the terms thereof; provided that, upon any such termination, the Escrow Note shall be modified to enter the maturity date thereof until the date which is one (1) year from the date of such termination.

     (E) In the event that this Agreement is terminated for any reason other than as set forth in subsections (b), (c) or (d) above, then the Escrow Note (less any Exclusivity Fees offset against the Escrow Note in accordance with Section 6.17, prorated through the date of termination) shall be repaid in accordance with its terms, and the parties shall have no further liabilities to each other (other than the obligation of AWS under the Escrow Note and Security Agreement); provided that, upon any such termination, the Escrow Note shall be modified to enter the maturity date thereof until the date which is one (1) year from the date of such termination.

ARTICLE 11. CONDITIONS FOR RELEASE OF HOLDBACK AMOUNT

     11.1  PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATIONS. The statements, certifications, representations and warranties made by AWS in this Agreement, in any Schedule, or in any Exhibit,

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certificate or other instrument delivered by or on behalf of AWS or any Subsidiary pursuant to this Agreement shall survive the Merger for a period of one year from the Closing Date. Subject to the limitations contained in Section
3.1 regarding the Fort Worth System and Minneapolis System, AWS shall indemnify and hold Heartland and MergerSub, their respective officers and directors ("Heartland Indemnitees") harmless from any and all Damages relating to or arising from the following ("Primary Claims"):

          (A) the existence of any Net Permitted Liabilities (excluding the indebtedness evidenced by the Escrow Note) on the Closing Date in excess of $3,150,000 ("Net Permitted Liability Basket"), as adjusted pursuant to Sections 6.18 and 6.21;

          (B) any material breach of the representations and warranties contained in Section 2.30, which breach may be established by (i) the discovery of undisclosed correspondence, documents or other materials originated by or established to have been received by AWS relating to a Potential Claim, or (ii) the admission, statement or testimony of any executive officer or director of AWS (including, without limitation, statements or disclosures in interrogatory responses, deposition testimony, settlement negotiations or other Proceedings), which conflicts with or contradicts any disclosure which is the subject of the representations and warranties contained in Section 2.30;

        (C) any Potential Claims of Laidlaw and Jenkins; and

          (D) any Claims arising from the willful malfeasance or any fraudulent acts of AWS or its officers or directors;

     and AWS shall indemnify and hold the Heartland Indemnitees harmless from fifty percent (50%) of any Damages relating to or arising out of the following ("Secondary Claims"), to the extent such Damages are not the subject of a Primary Claim:

             (X) any breach or nonperformance (partial or total) of or in any representation or warranty or covenant of AWS contained in this Agreement;

             (Y) any Partnership Claims; and

             (Z) the Potential Claims of ATI and TruVision; provided that AWS shall not have any liability to the Heartland Indemnitees hereunder for any Damages arising from the Potential Claim of TruVision in excess of $1,800,000 (meaning the maximum liability of AWS to the Heartland Indemnitees hereunder for such claim shall be $900,000);

     provided that, with respect to Secondary Claims, Heartland shall not make any claim for a Secondary Claim less than $10,000 ("Minimum Claim Amount"), and Heartland shall not assert any claims hereunder, until the aggregate amount of all Secondary Claims exceeds $250,000 ("Secondary Claim Floor"), and then Heartland shall only have the right to make claims hereunder for Secondary Claims to the extent that the aggregate amount of the Secondary Claims exceeds the Secondary Claim Floor. AWS, Heartland and MergerSub acknowledge and agree that, for purposes of determining the Secondary Claim Floor, one hundred percent (100%) of all Secondary Claims equal to or greater than the Minimum Claim Amount shall be included, and that the indemnification obligations of AWS for Secondary Claims in excess of the Secondary Claim Floor shall be limited to fifty percent (50%) of such excess.

     11.2 ESCROW HOLDBACK. The Holdback Amount shall be held by the Exchange Agent pursuant to the terms of the Escrow Agreement (attached as Exhibit 1.2(h)), which shall remain in effect until the expiration of the Escrow Period. The indemnification obligations of AWS shall be limited to and satisfied solely from the Holdback Amount in accordance with the terms of the Escrow Agreement. Upon the expiration of the Escrow Period, the Contingent Amount to be received by each former holder of AWS Common Shares shall be proportionately reduced by the aggregate of the Primary Claims and Secondary Claims properly charged against the Holdback Amount, to the extent such Holdback Amount is reduced by such claim as provided in the Escrow Agreement and herein. It is acknowledged and agreed that there shall be no remedy or other recourse by Heartland or MergerSub, or its successors or assigns, against AWS or its shareholders, or their successors and assigns (but only in their capacity as shareholders) of any nature whatsoever, including, but not limited to, breaches of the representations, warranties or covenants of this Agreement, other than to the

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Holdback Amount, and that the Holdback Amount shall be the sole remedy and recourse by Heartland or MergerSub against AWS or its shareholders (but only in their capacity as shareholders).

     11.3 ADJUSTMENT TO CONTINGENT CONSIDERATION AND INITIAL CONSIDERATION. In the event that the Potential Claim of TruVision is resolved and AWS and Heartland receive a full release from TruVision regarding its Potential Claim prior to the Closing Date, then (i) the Contingent Consideration shall be reduced by $500,000 and (ii) the Initial Consideration shall be increased by $500,000.

ARTICLE 12. DEFINITIONS.

     12.1 The terms used in this Agreement have the respective meanings specified or referred to in this Article 12:

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     5.4.

          "ACT" means The Communication Act of 1934, as amended.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AFFILIATE TRANSFER CONSENTS" shall have the meaning set forth in
     Section 5.2

          "ANNUAL FCC REPORT" means the reports which a licensee in the MMDS service is required to file annually with the FCC pursuant to Section
     21.911 of the FCC Rules.

          "APPLICATION" means a pending application by AWS or Institution or other Parties to the FCC for a License.

          "ATI" shall have the meaning set forth in Section 6.13.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to AWS by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with the provision of wireless cable services, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedules 2.10(b) and 2.10(d).

          "AWS ADVISOR" shall mean Daniels & Associates.

          "AWS COMMON SHARES" shall mean all of the issued and outstanding capital stock of AWS immediately before the Merger.

          "AWS SEC FILINGS" means AWS's Form 10-KSB filed for the fiscal years ended December 31, 1993 and 1994, Form SB-2 (File No. 33-78354) filed with the SEC on April 29, 1994, Form SB-2 (File No. 33-75190) filed with the SEC on February 14, 1993, and all intervening Form 10-QSBs, 8-Ks and proxy statements filed with the SEC.

          "AWS FORT WORTH" shall have the meaning set forth in Section 2.2.

          "AWS HOLDINGS" shall have the meaning set forth in Section 2.2.

          "AWS MINNEAPOLIS" shall have the meaning set forth in Section 2.2.

          "AWS REPRESENTATIVES" shall have the meaning set forth in Section 5.4.

          "AWS SHARE VALUE" shall have the meaning set forth in Section 1.2(c).

          "AWS STOCK OPTION PLANS" shall have the meaning set forth in Section 6.5(a).

          "AWS STOCK OPTIONS" shall have the meaning set forth in Section
     6.5(a).

          "CERTIFICATES" shall have the meaning set forth in Section 1.2(i).

         1012

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the AWS or Subsidiary.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.3.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.3.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Common Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the ten (10) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Common Shares do not trade on any date within such ten-day period, the closing price for such date shall be deemed to be the closing price for the day preceding such date of purposes of determining the Closing Share Price.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONSENTS" means the consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Material Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for Heartland to conduct the operations currently conducted by AWS after the Closing, but does not include Affiliate Transfer Consents.

          "CONTINGENT AMOUNT" shall have the meaning set forth in Section
     1.2(b).

          "CONTINGENT CONSIDERATION" means $3,250,000, as adjusted pursuant to
     Section 11.3.

          "CONVERSION AMOUNT" shall be the amount of consideration per share for the acquisition of AWS as provided for in Section 1.2(b).

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DGCL" means the Delaware General Corporation Law.

          "DUE DILIGENCE NOTICE" shall have the meaning set forth in Section
     7.5.

          "EFFECTIVE TIME" shall mean the date and time of the filing of the applicable certificate of merger in the State of Delaware.

          "EMPLOYEE" shall have the meaning set forth in Section 2.23(a).

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants,

         1013

A

     contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to AWS.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.2(h).

          "ESCROW NOTE" shall have the meaning set forth in Section 6.17.

          "ESCROW PERIOD" means the period commencing on the Closing Date and continuing for a period of one year, as extended pending the resolution of any Claims made within one year of the Closing Date and pending the administration of such Claims, as further provided in the Escrow Agreement.

          "ESTOPPEL CERTIFICATE" shall have the meaning set forth in Section
     5.2.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 1.2(h).

          "EXCHANGE FUND" shall have the meaning set forth in Section 1.2(h).

          "EXCHANGE PRICE" shall have the meaning set forth in Section 1.2(d).

          "EXCLUSIVITY FEE" shall have the meaning set forth in Section 6.17.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by AWS or leased by or the use of which are leased by the AWS.

          "FAIRNESS OPINION" shall have the meaning set forth in Section 7.8.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.5.

         1014

          "FORT WORTH INTEREST" shall have the meaning set forth in Section
     6.15.

          "FORT WORTH SYSTEM" shall have the meaning set forth in Section 3.1

          "GAAP" means generally accepted accounting principles in effect as of the applicable time or the date of any financial statements in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and
     (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GAAP LIABILITIES" means liabilities on the Closing Date which would be properly reportable on a balance sheet for AWS as of the Closing Date prepared in accordance with GAAP.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government or any federal, state or local regulatory authority.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority to AWS or Subsidiary.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND COMMON SHARES" means shares of common stock, $.001 par value per share, Heartland Wireless Communications, Inc.

          "HEARTLAND INDEMNITEES" shall have the meaning set forth in Section 11.1.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     4.7.

          "HOLDBACK AMOUNT" shall have the meaning set forth in Section 1.2(i).

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "INITIAL AMOUNT" shall have the meaning set forth in Section 1.2(b).

          "INITIAL CONSIDERATION" means $30,750,000, as adjusted pursuant to
     Section 11.3.

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with AWS or any Subsidiary.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of AWS or any Affiliate of AWS which are used or available for use in connection with the Business.

         1015

A

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "JOINT VENTURE" means a joint venture, partnership, limited liability company or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if such individual is actually aware or has reason to know, after due inquiry, of such fact or other matter; and (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has "knowledge" of such fact or other matter.

          "LAIDLAW" means Laidlaw Holdings, Inc.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline applicable to or against AWS or Subsidiary.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals which are required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance against any assets or properties of AWS or its Subsidiaries.

          "MANAGE OR MANAGEMENT" means the use, possession, processing, generation, treatment, storage, disposal, recycling, transportation or arranging for the transportation of any Hazardous Substance.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in or is reasonably likely to result in a material adverse change in (i) the financial condition, business, operations or properties of AWS or any Subsidiary, taken as a whole other than general economic change over which neither AWS nor any Subsidiary has any control; (ii) the ability of AWS or any Subsidiary prior to the Effective Time to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

          "MATERIAL CONTRACTS" shall have the meaning set forth in Section 2.9.

          "MAXIMUM COLLAR PRICE" means $26.00.

          "MAXIMUM TERMINATION PRICE" means $32.00.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MEMPHIS MARKET" shall have the meaning set forth in Section 6.12.

          "MEMPHIS PROCEEDS" shall have the meaning set forth in Section 6.18.

          "MERGER" means the merger described in Section 1.1.

          "MERGER CONSIDERATION" means $34,000,000.00.

          "MINIMUM CLAIM AMOUNT" shall have the meaning set forth in Section
     11.1.

          "MINIMUM COLLAR PRICE" means $20.00.

          "MINIMUM TERMINATION PRICE" means $12.00.

         1016

          "MINNEAPOLIS INTEREST" shall have the meaning set forth in Section
     6.15.

          "MINNEAPOLIS SYSTEM" shall have the meaning set forth in Section 3.1.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "NET PERMITTED LIABILITIES" means (i) Permitted Liabilities minus (ii) cash held in deposit accounts to be retained and available for use by the Surviving Corporation following the Merger.

          "NET PERMITTED LIABILITY BASKET" shall have the meaning set forth in
     Section 11.1(a).

          "NON-PLAN OPTIONS" shall have the meaning set forth in Section 6.5(a).

          "NOTICE OF AGREEMENT" shall have the meaning set forth in Section 7.7.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator as to which AWS or Subsidiary is a party.

          "OUTSTANDING AWS SHARES" shall have the meaning set forth in Section 1.2(c).

          "PARTNERSHIP CLAIMS" shall mean the aggregate claims for Damages arising from the organization of Wireless Cable T.V. Associates No. 34, Wireless Cable T.V. Associates No. 37, Wireless Cable T.V. Associates No. 38, or Fort Worth Wireless Cable T.V. Associates, each a California general partnership.

          "PBGC" shall have the meaning set forth in Section 2.23(c).

          "PERMITTED LIABILITIES" shall mean the sum of (i) GAAP Liabilities,
     (ii) Severance Obligations (excluding Severance Obligations which are included in the calculation of GAAP Liabilities), and (iii) twenty-five percent (25%) of the indebtedness of AWS Minneapolis to Heartland outstanding under that certain promissory note in the original principal amount of $560,000 for the purpose of repaying the loan to Tsunami Capital Corporation.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "PITTSBURGH SALE AGREEMENT" shall have the meaning set forth in
     Section 3.2.

          "PITTSBURGH SYSTEM" shall have the meaning set forth in Section 3.2.

          "PLANS" shall have the meaning set forth in Section 2.23(a).

          "POTENTIAL CLAIMS" shall have the meaning set forth in Section 6.13.

          "PRIMARY CLAIMS" shall have the meaning set forth in Section 11.1.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 6.2(b).

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 6.2(a).

          "RELEASE" means the releasing, spilling, leaking, discharging, pumping, pouring, emitting, emptying, ejecting, leaching, dumping, disposing or allowing to escape any Hazardous Substance.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 6.4.

          "SEC" means the United States Securities and Exchange Commission.

          "SECONDARY CLAIMS" shall have the meaning set forth in Section 11.1.

          "SECONDARY CLAIM FLOOR" shall have the meaning set forth in Section 11.1.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

         1017

A

          "SECURITY AGREEMENT" shall have the meaning set forth in Section 10.4(c).

          "SEVERANCE OBLIGATIONS" shall have the meaning set forth in Section 2.28.

          "SITE" means a wireless cable television site with respect to which AWS is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean an agreement for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "SUBSIDIARY" means AWS Holdings, AWS Forth Worth and AWS Minneapolis, or any other entity in which AWS has the ability to direct the management or affairs, excluding the Pittsburgh Venture.

          "SUPPLEMENTAL DISCLOSURE" shall have the meaning set forth in Section 12.11.

          "SURVIVING CORPORATION" shall have the meaning set forth in Section
     1.1.

          "TAX" or "TAXES" shall have the meaning set forth in Section 2.6.

          "TRUVISION" shall have the meaning set forth in Section 6.13.

          "US TRUST" means U.S. Trust Company of Texas, N.A.

          "VOTING TRUST AGREEMENT" shall have the meaning set forth in Section 8.6.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

          "WIRELESS CABLE TELEVISION SYSTEMS" means the Dallas, Fort Worth, Los Angeles, Memphis and Minneapolis wireless cable television systems, whether or not operational, and all assets relating thereto.

     12.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 13. MISCELLANEOUS.

     13.1 EXPENSES OF THE TRANSACTION. Each of AWS, Heartland and MergerSub agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated.

     13.2 FURTHER ASSURANCES. Each of AWS, Heartland and MergerSub agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

     13.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        902 N. Bowser, Suite 140
        Richardson, Texas 75081
        Attn: John R. Bailey

         1018

     With copy to:

        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75202
        Attn: Victor B. Zanetti

     If to AWS, to:

        American Wireless Systems, Inc.
        7426 E. Stetson Drive
        Suite 220
        Scottsdale, AZ 85251
        Attn: Steven G. Johnson

     With copy to:

        O'Connor Cavanagh
        One East Camelback Road
        Suite 1100
        Phoenix, AZ 85012
        Attn: Richard Stagg

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

     13.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     13.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     13.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     13.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties. Any purported assignment contrary to the terms of this Agreement shall be void.

     13.8 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Date, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland and AWS; provided, Heartland and AWS shall be entitled to disclose the transactions contemplated hereby without the prior approval of the other, but with prior notice to the other, to the extent reasonably necessary for Heartland or AWS to comply with applicable securities laws.

     13.9 CHOICE OF LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Delaware, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein.

     13.10 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     13.11 SCHEDULES. The Schedules referred to herein and delivered to Heartland and/or MergerSub upon execution hereof are hereby made a part of this Agreement. All Schedules delivered to Heartland and/or

         1019

A

MergerSub shall be subject to modification prior to the Closing Date, provided that such modifications are designated as a "Supplemental Disclosure" and delivered pursuant to notice given in accordance with Section 13.3.

     13.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

     IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            AWS:

                                            AMERICAN WIRELESS SYSTEMS, INC.

                                            By:    /s/  STEVEN G. JOHNSON
                                            Name: Steven G. Johnson
                                            Title:  President/CEO

                                            HEARTLAND:

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:    /s/  JOHN R. BAILEY
                                            Name: John R. Bailey
                                            Title:  CFO

                                            MERGERSUB:

                                            HEARTLAND MERGERSUB, INC.

                                            By:    /s/  JOHN R. BAILEY
                                            Name: John R. Bailey
                                            Title:  CFO

         1020

B
                                                                      APPENDIX B

                              AWS ESCROW AGREEMENT
         1021

B


                                ESCROW AGREEMENT


          [NOTE: THIS AGREEMENT IS INTENDED TO ADDRESS THE $3.25 MM
                 HOLDBACK. DISTRIBUTION OF THE $30.75 MM AMOUNT WILL BE HANDLED IN AN EXCHANGE AGENT AGREEMENT]

     THIS ESCROW AGREEMENT(the "Agreement") is made as of                , 1996
by and among AMERICAN WIRELESS SYSTEMS, INC., a Delaware corporation ("AWS"), HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland"), HARRIS TRUST COMPANY OF NEW YORK (the "Escrow Agent") and Daniel A. Cartwright (the "Stockholder Representative"). Capitalized terms used but not defined herein shall have the meanings given to them in that certain Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 11, 1995, among AWS, Heartland and Heartland Merger Sub, Inc. ("Merger Sub").

                                   RECITALS:

     WHEREAS, AWS, Heartland and Merger Sub have entered into the Merger Agreement to provide for the merger of Merger Sub with and into AWS (the "Merger"); and

     WHEREAS, the Closing of the transactions contemplated by the Merger Agreement is taking place as of the date hereof and, in connection with the distribution of the shares of Heartland Common Stock to be issued to the AWS Stockholders in the Merger, Heartland and the Escrow Agent have also entered into the Exchange Agent Agreement (herein so called); and

     WHEREAS, Heartland has relied upon the representations, warranties and covenants of AWS provided in the Merger Agreement and in schedules, certificates and other documents delivered pursuant to the Merger Agreement; and

     WHEREAS, pursuant to Article 11 of the Merger Agreement, AWS has agreed, as the sole remedy and recourse of Heartland against AWS and its shareholders (but only in their capacity as shareholders of stock subject to this Agreement), to indemnify and hold the Heartland Indemnitees harmless from Primary Claims and the Secondary Claims (collectively, the "Claims") as further provided therein.

     NOW, THEREFORE, to induce Heartland to proceed with the Closing and the Merger, and in consideration of such Closing and Merger, and in further consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

1. APPOINTMENT OF STOCKHOLDER REPRESENTATIVE.

     AWS hereby appoints the Stockholder Representative, and the Stockholder Representative agrees to act, as the representative of the persons entitled to receive (subject to the terms hereof and the Merger Agreement) the Holdback Amount, in accordance with this Escrow Agreement. No bond shall be required of the Stockholder Representative. The Stockholder Representative shall receive $10,000 quarterly as compensation for services hereunder. The Escrow Agent, Heartland and AWS are hereby relieved from any liability for any acts done by them, or any of them, in accordance with any such resolution, action, decision, consent or instruction of the Stockholder Representative.

2. APPOINTMENT OF ESCROW AGENT; ESCROW FUND.

     (A) Heartland, AWS and the Stockholder Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as the agent of such parties in performing the duties of the Escrow Agent provided herein. As compensation for Escrow Agent's services hereunder, Escrow Agent shall receive a compensation of $2,500 ($1,500 of which shall be payable upon the execution hereof and $1,000 of which

         1022

shall be payable upon the termination of this Agreement) and the reimbursement of all other Administrative Costs (as such term is defined in Section 6(d)).

     (B) On the date hereof, Heartland shall cause to be deposited with the Escrow Agent Heartland Common Shares (the "Escrow Shares") representing the Contingent Amount (subject to adjustment for the rounding of fractional shares as provided in Section 1.2(i) of the Merger Agreement) to be received by the holders of AWS Common Shares ("AWS Stockholders") pursuant to the Merger Agreement, such deposit, together with any dividends or other distributions paid thereon, to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. Upon compliance with the terms hereof, Heartland shall be entitled to receive payment from the Escrow Fund for all Claims for which Heartland or the Surviving Corporation is entitled to indemnification under
Article 11 of the Merger Agreement. The indemnification obligations of AWS to Heartland or the Surviving Corporation under Article 11 of the Merger Agreement shall be limited to the Escrow Fund.

     (C) The Escrow Agent shall hold, safeguard and dispose of the Escrow Fund in accordance with the terms hereof.

     (D) For purposes of this Agreement, each Escrow Share shall have a value
equal to $          (the "Exchange Value") and such valuation shall apply
throughout the duration of the Escrow Period.

3. ESCROW PERIOD. The escrow created hereby shall remain in existence until the date all of the Escrow Shares and other assets in the Escrow Fund have been distributed in accordance herewith (such period being referred to herein as the "Escrow Period").

4. CLAIM SUBMISSION PERIOD. With respect to each Claim, Heartland shall deliver (in accordance with Section 13 below) to the Escrow Agent within one (1) year from the date hereof (the "Claim Submission Period"), a certificate signed by an executive officer of Heartland ("Officer's Certificate"):

          (I) stating that Heartland or the Surviving Corporation has paid, suffered or properly accrued, or Heartland or the Surviving Corporation in good faith reasonably anticipates that Heartland or the Surviving Corporation will have to pay, suffer or accrue, Damages in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith) and, with respect to a Qualifying Offer, that the Qualifying Offer (a copy of which is to be attached to the Officer's Certificate) has been made and not accepted within the time period specified therein and the amount of additional Damages (meaning attorneys' fees and other expenses) associated therewith); and further stating that Heartland or the Surviving Corporation is entitled to indemnification out of the Escrow Fund pursuant to this Agreement and the Merger Agreement; and

          (II) specifying in reasonable detail (A) the individual items of Damages included in the amount so stated (or the amount of the Qualifying Offer and additional Damages, such as attorneys' fees and other expenses, associated therewith), (B) the date each such item was paid or properly accrued or the basis for such anticipated liability, (C) the nature of the liability, misrepresentation, breach of warranty or covenant or other matter to which such items are related, (D) whether the Claim constitutes a Primary Claim or a Secondary Claim, and (E) if the Claim is a Secondary Claim, the aggregate of all Secondary Claims agreed to or determined to be proper hereunder.

Upon the Escrow Agent's receipt of the Officer's Certificate, such Claim shall be administered by the Escrow Agent pursuant to Section 6 below.

5. THIRD PARTY CLAIMS; QUALIFYING OFFERS; QUARTERLY REPORTS.

     (A) Within 15 days after receipt by Heartland of notice of any Claim by a third party relating to transactions, matters or events occurring or existing on or prior to the Effective Time as to which indemnification may be sought under
Article 11 of the Merger Agreement (a "Third Party Claim," which includes, without limitation, the Potential Claims and Partnership Claims), Heartland shall deliver to the Stockholder Representative written notice thereof; provided that the omission to so notify the Stockholder Representative will not affect Heartland's right of recourse to the Escrow Fund hereunder and that Heartland

         1023

B

shall not be required to deliver notice of the Potential Claims disclosed in, or other Claims disclosed in any schedule to, the Merger Agreement. The Stockholder Representative shall have the right to participate in any such proceeding and Heartland shall have the right (but not the duty) to control the defense thereof. Whether or not the Stockholder Representative chooses to participate in the defense of any proceeding involving a Third Party Claim, each party hereto and their respective successors and assigns agree to cooperate in the defense and to take all actions in connection with such defense as may be reasonably requested.

     (B) At any time during the first eleven (11) months of the Claim Submission Period, Heartland shall have the right to make a written offer to the adverse party in any Third Party Claim to settle such Claim for an amount specified in such offer (a "Qualifying Offer"), and Heartland shall give such third party no less than twenty (20) days to accept such Qualifying Offer. If a Qualifying Offer is accepted and the Claim is settled, Heartland may seek indemnification for such Claim within the Claim Submission Period in accordance with Section 4. If such Qualifying Offer is rejected or not accepted within such twenty (20) day period, then Heartland shall be entitled to seek indemnification within ten (10) days from the earlier of Heartland's receipt of a written rejection of a Qualifying Offer or the expiration of such twenty (20) day period for the amount of such Qualifying Offer (together with all expenses and costs relating thereto, including without limitation attorneys' fees) from the Escrow Fund in accordance with Section 4.

     (C) Heartland shall use reasonable efforts to provide to the Stockholder Representative a report on each date which is three, six and nine months from the date hereof identifying with reasonable detail any potential Claim or circumstances which may lead to a Claim that have not previously been the subject of a Claim Notice; provided, that the failure of Heartland to deliver such report or identify any Claim shall not constitute a waiver of or otherwise affect any rights of Heartland hereunder or under the Merger Agreement with regard to such Claim.

6. ADMINISTRATION OF CLAIMS.

     (A) ACCEPTED CLAIMS. At the time of delivery of an Officer's Certificate to the Escrow Agent pursuant to Section 4, a duplicate copy of such Officer's Certificate shall be delivered by Heartland to the Stockholder Representative ("Claim Notice"). The Stockholder Representative shall have a period of ten (10) business days from its receipt of a Claim Notice ("Rejection Period") to review the Officer's Certificate and deliver to Heartland and Escrow Agent written notice of its rejection of all or a portion of the Claim referenced therein ("Rejection Notice"). If no Rejection Notice is received by Heartland and Escrow Agent within the Rejection Period, then such Claim shall become an "Accepted Claim."

     (B) REJECTED CLAIMS. For any Claim which is the subject of a Rejection Notice (a "Rejected Claim"), the Stockholder Representative and Heartland shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If the Stockholder Representative and Heartland so agree, a memorandum setting forth such agreement shall be prepared and signed by Heartland and the Stockholder Representative and shall be furnished to the Escrow Agent and such Rejected Claim shall become an "Accepted Claim."

     (C) RESOLUTION OF DISPUTE. If no such agreement between the Stockholder Representative and Heartland can be reached with respect to a Rejected Claim after good faith negotiation within thirty (30) days of Heartland's receipt of a Rejection Notice, Heartland and the Stockholder Representative shall mutually select an independent third party (the "Designated Party") whose determination of the Rejected Claim and the amount of Damage (if any) associated therewith shall be final, nonappealable and binding; provided that, with respect to Claims which are the subject of a Qualifying Offer, the Designated Party shall only be entitled to determine whether such Claim is subject to the indemnification obligations of AWS under the Merger Agreement (and if so, whether a Primary or Secondary Claim); and the Designated Party shall have no authority to reduce or increase the amount of such Claim from the amount of the Qualifying Offer and Damages associated therewith. The Designated Party shall be a person knowledgeable regarding the wireless cable television business and the value of related assets, and shall be generally knowledgeable with regard to business and financial matters. In the event Heartland and the Stockholder Representative fail to agree upon the Designated Party within forty (40) days after Heartland's receipt of a Rejection Notice, the Designated

         1024

Party shall be the managing partner of the Denver, Colorado offices of an independent "Big Six" accounting firm other than KPMG Peat Marwick, L.L.P. and Arthur Andersen, LLP, as selected jointly by the managing partner of the Denver, Colorado office of said firms or their respective designees, and in the absence of said joint election, as selected by the managing partner of the Denver, Colorado office of KPMG Peat Marwick, L.L.P. or his designee. Upon the determination of the Designated Party in accordance herewith with respect to a Rejected Claim, the determination of the value of such Claim, if any, by the Designated Party shall become an "Accepted Claim." All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

     (d) ADMINISTRATIVE COSTS AND STOCKHOLDERS EXPENSES.

          (I) All costs and expenses of administering this Agreement (including, without limitation, fees and expenses of the Escrow Agent and any Designated Party) ("Administrative Costs") shall be borne equally by Heartland and the Escrow Fund. Administrative Costs shall be paid by Heartland within fifteen (15) business days after Heartland's receipt of an invoice from the Escrow Agent therefor. Within five (5) business days of either the payment of such costs to the Escrow Agent or Heartland's delivery to the Escrow Agent of evidence that such Administrative Cost has been paid, Heartland shall be entitled to receive Escrow Shares having an aggregate Exchange Value equal to fifty percent (50%) of the amount of such payment. Heartland shall be under no obligation to bear any expenses pursuant to this Section 6(d) at any time that the Escrow Fund shall be exhausted or following the termination of this Agreement.

          (II) The Escrow Agent shall be indemnified and saved harmless by Heartland from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subjected by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Fund made by the Escrow Agent pursuant to this Agreement, unless caused by the gross negligence or willful misconduct of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Heartland, and this right of indemnification shall survive the termination of this Agreement, and/or the resignation or removal of the Escrow Agent. The indemnification and other obligations of Heartland to the Escrow Agent set forth in this Subsection 6(d)(ii) shall be borne by Escrow Fund, and the Escrow Agent shall release to Heartland Escrow Shares having an aggregate Exchange Value equal to the amount of any such payment by Heartland within five (5) business days of the Escrow Agent's receipt of a written request by Heartland therefor; provided that if the Escrow Agent is entitled to indemnification in excess of the aggregate Exchange Value of the Escrow Shares and any other amounts in the Escrow Fund, then such indemnification obligation shall be borne directly by Heartland.

          (III) The Stockholder Representative shall be entitled to indemnification from the Escrow Fund (or Heartland, subject to the limitations set forth below) for any liabilities, costs or expenses, arising from actions or decisions made in good faith in managing and discharging his or her duties and responsibilities in accordance with the terms hereof ("Indemnified Amounts"). All Indemnified Amounts, costs and expenses of, and compensation payable to, the Stockholder Representative (including, without limitation, those payable to attorneys and other third parties hired by the Stockholder Representative) ("Stockholder Expenses") shall be advanced by Heartland upon the submission by the Stockholder Representative of a certificate ("Representative's Certificate") certifying
     (A) the nature of the expenses incurred, (B) the amount of the expenses incurred, and (C) that the expenses were properly incurred in connection with the performance of the duties of the Stockholder Representative hereunder and, with respect to Indemnified Amounts, that such indemnification or reimbursement is proper hereunder. Heartland shall have ten (10) business days to review the Representative's Certificate and deliver its written objection to any expenses contained therein to the Stockholder Representative and Escrow Agent. In the event that Heartland does not object to any expenses in the Representative Certificate within such ten (10) day period, Heartland shall, within five (5) business days thereafter, pay to the Stockholder Representative or its designee the Stockholder Expenses identified in the Representative's Certificate. If Heartland and the Stockholder Representative cannot agree on the propriety of a Stockholder Expense identified in a Representative's Certificate, then such matter shall be referred to the Designated Party and

         1025

B

     decided in accordance with Section 6(c) hereof. At any time after the payment of a Stockholder Expense, Heartland shall be entitled to submit the Representative's Certificate along with a certificate signed by an executive officer of Heartland that the Stockholder Expenses referred to in the Representative's Certificate have been paid, and within five (5) days from the receipt of such items by the Escrow Agent, the Escrow Agent shall release to Heartland Escrow Shares having an aggregate Exchange Value equal to one hundred percent (100%) of such Stockholder Expenses. Notwithstanding the foregoing, Heartland shall have no obligation to pay or reimburse any Stockholder Expenses (other than Indemnified Amounts) at any time in which the aggregate amount of outstanding Claims submitted to the Escrow Agent that are to be paid from the Escrow Fund exceed the value of the Escrow Shares remaining in the Escrow Fund. In the event that there are insufficient Escrow Shares in the Escrow Fund to satisfy an Indemnified Amount, then Heartland shall pay such Indemnified Amount to the Stockholder Representative; provided that such obligation of Heartland shall be limited to the aggregate Exchange Value of Escrow Shares released to Heartland hereunder, other than Escrow Shares released to Heartland in connection with the payment of an Indemnified Amount.

          (E) PAYMENT OF CLAIMS AND EXPENSES. The Administrative Costs and Stockholder Expenses shall be paid in accordance with Section 6(d) above. Once a Claim has become an Accepted Claim in accordance with the terms of this Agreement, the Escrow Agent shall, within five (5) business days of the written request of Heartland, deliver to Heartland Escrow Shares having an aggregate Exchange Value equal to the amount of the Claim for which Heartland is entitled to indemnification, rounded to the nearest whole share (with fractional shares equal to or less than .50 being rounded down).

7. EXPIRATION OF ESCROW PERIOD.

     (A) Upon expiration of the Escrow Period, any Escrow Shares and any other assets (including dividends) remaining in the Escrow Fund shall be delivered to the AWS Stockholders on a prorata basis based upon the number of shares of Heartland Common Stock received by each such AWS Stockholder upon the distribution of the Initial Amount in the Merger in accordance with the Exchange Agent Agreement. Such shares and any other amounts shall be distributed in accordance with the Exchange Agent Agreement to which this Escrow Agreement is attached. Any fractional shares remaining in the Escrow Fund shall be repurchased by Heartland for the aggregate Exchange Value for such Escrow Shares and the proceeds thereof shall be distributed among the AWS Stockholders. The wire transfer instructions for the transfer of such funds are as follows:
Chemical Bank, ABA #021000128, for the account of Harris Trust Company of New York, as Escrow Agent for Heartland Wireless Communications, Inc., Account No. 617999988. The Escrow Agent shall be authorized to draw funds from such account and to prepare checks in the amount appropriate for inclusion with the mailing of the certificates evidencing Heartland Common Stock upon the termination of this Escrow Agreement. All checks, other than checks delivered at the Escrow Agent's window or to the Book-Entry Transfer Facilities, shall be forwarded by first class mail.

     (B) Following the expiration of the Escrow Period and distribution in accordance herewith of the Escrow Fund, the Escrow created hereby and this Agreement, other than the provisions of Section 11 and the indemnification obligations contained in Sections 6(d)(ii) and 6(d)(iii) hereof and under the Exchange Agent Agreement, shall terminate.

8. DISTRIBUTIONS; VOTING; TRANSFER RESTRICTIONS.

     (A) Any cash dividends, dividends payable in securities or other distributions of any kind (including, without limitation, any shares received upon a stock split) made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The Escrow Agent shall invest any cash held in the Escrow Fund in an interest-bearing account or money market instruments in accordance with written instructions from Heartland. Any interest payable on the funds shall be added to the Escrow Fund and become a part thereof. The parties acknowledge that the Escrow Agent shall not be liable for any diminution in the Escrow Fund due to losses resulting from investments made pursuant to this Agreement.

         1026

     (B) The Escrow Shares shall be issued and held in the name of the Escrow Agent. Upon receipt of written notice from Heartland of a proposed meeting of Heartland stockholders, the Escrow Agent will arrange for the mailing of a request for instructions to vote ("Request for Instructions") to each former AWS Stockholder with regard to that number of whole Escrow Shares such person would be entitled to receive if the Escrow Fund were disbursed as of the record date for the meeting at which such Escrow Shares are entitled to vote. The Escrow Agent hereby grants to the Stockholder Representative an irrevocable proxy to vote the Escrow Shares and shall deliver to the Stockholder Representative the results of the responses to Requests for Instructions. The Stockholder Representative shall have voting rights with respect to the Escrow Shares (and on any voting securities added to the Escrow Fund) so long as such Escrow Shares or other voting securities are held in the Escrow Fund; provided that the Stockholder Representative shall vote Escrow Shares for which Requests for Instructions are returned in accordance therewith. The Escrow Agent shall execute and deliver to the Stockholder Representative, upon request, all such proxies, forms for election or other instruments which it receives as may be required with respect to the Escrow Shares in order to give effect to the foregoing.

     (C) Former AWS Stockholders shall not transfer, and the Escrow Agent shall not be required to register the transfer of, any interest in the Escrow Shares until the expiration of the Escrow Period and distribution of the Escrow Shares, if any, to the AWS Stockholders. Any purported transfer in violation of this
Section 8(c) shall be void.

9. STOCKHOLDER REPRESENTATIVE'S RIGHTS AND RESPONSIBILITIES.

     (A) The Stockholder Representative is vested with the authority, duty and responsibility to represent the interests of the AWS Stockholders in the Escrow Fund as set forth herein, and the Stockholder Representative agrees to manage and discharge his or her duties and responsibilities as agent in accordance with the terms hereof. The resolution, action, decision, consent or instruction of the Stockholder Representative shall be final, conclusive and absolutely binding upon each of the AWS Stockholders, and Heartland may rely upon any such resolution, action, decision, consent or instruction of the Stockholder Representative as being the resolution, action, decision, consent or instruction of each and all of the AWS Stockholders. Notwithstanding anything to the contrary contained herein, express or implied, the Stockholder Representative shall not be personally liable for actions or decisions taken or made in good faith in managing and discharging his or her duties and responsibilities in accordance with the terms hereof.

     (B) In discharging his or her duties and responsibilities hereunder, the Stockholder Representative shall have all rights and powers necessary and incident to the proper discharge thereof, including, without limitation, the right and power to engage and pay for professional and other services. Without limitation upon the foregoing, the Stockholder Representative shall have the duty and authority on behalf of the AWS Stockholders to do any thing required of the Stockholder Representative under this Agreement, including without limitation:

          (I) to interpret and construe the provisions of this Agreement;

          (II) to determine and resolve any disputes that may arise under this Agreement, using his or her best efforts to dispose of all such disputes by agreed settlement;

          (III) to retain counsel and third parties with regard to Claims or the defense thereof and to incur fees and expenses on behalf of the Escrow Fund in connection therewith;

          (IV) to give any and all written instructions to the Escrow Agent for disbursement of the Escrow Fund, or any part thereof; and

          (V) to perform all other acts as deemed appropriate by the Stockholder Representative on behalf of AWS to fully effectuate and carry out the provisions of this Agreement.

     (C) To the extent that any funds or property representing proceeds received in respect of or relating to any Claim are held or come to be held by the Stockholder Representative after all of his duties hereunder are discharged, such funds shall be delivered to the Escrow Agent and held in, and constitute a part of, the Escrow Fund.

         1027

B

     (D) In the event of the death, disability or resignation of Daniel A. Cartwright as Stockholder Representative, the members of the AWS Board of Directors immediately preceding the AWS Merger shall designate a successor member to fill each vacancy so created. Such appointment and designation shall be immediately effective and shall be binding on all AWS Stockholders.

10. ESCROW AGENT'S RIGHTS AND RESPONSIBILITIES.

     To induce the Escrow Agent to act hereunder, it is further agreed that:

          (A) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.

          (B) The Escrow Agent may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions while acting in good faith and exercising reasonable judgment.

          (C) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (D) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (E) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (F) The Escrow Agent is authorized to rely on the written instructions of the Stockholder Representative as being the act of all of the AWS Stockholders and the written instructions of the President or any executive officer of Heartland as being the act of Heartland.

          (G) This Agreement sets forth the exclusive duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of the Escrow Agent shall be read into this Agreement.

          (H) The Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

          (I) The Escrow Agent shall be deemed to have fully complied with its obligations hereunder to transfer the Escrow Shares by delivery to the transfer agent of Heartland (the "Transfer Agent") of the Escrow Shares, all in form satisfactory to such Transfer Agent, of certificates properly endorsed for transfer with instructions to the Transfer Agent to issue in the name of and deliver to the person to whom such transfer is to be made a certificate or certificates for the required number of shares. Transfer taxes, if any, applicable to such transfer shall be payable by the person to whom the Escrow Shares are being transferred.

          (J) The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper parties. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and is not charged with any duties or responsibilities in connection with any other document or agreement.

         1028

11. RECORDS; FINAL ACCOUNTING.

     The Escrow Agent shall maintain a record of all Claims against the Escrow Fund filed with it pursuant to Sections 4 and 5, a record of all such Claims which shall become payable claims as provided in Section 5 and a record of all payments or distributions from the Escrow Fund. Upon the termination or resignation of the Escrow Agent or termination or expiration of this Agreement, the Escrow Agent shall within ten (10) business days deliver to Heartland and the Stockholder Representative a full and final accounting with regard to the Escrow Fund.

12. RESIGNATION OF ESCROW AGENT.

     The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving written notice thereof to Heartland and the Stockholder Representative. Such resignation shall become effective following such written notice upon the earlier of the appointment by Heartland and the Stockholder Representative of a successor Escrow Agent that accepts the appointment and agrees to be bound by the provisions of this Agreement or the expiration of 60 days thereafter. Upon the effectiveness of such resignation, all duties of the Escrow Agent so resigning shall cease, other than the duty to account in accordance with Section
11. Heartland and the Stockholder Representative shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor Escrow Agent that has accepted the appointment and agreed to be bound by the provisions of this Agreement. In the event of such termination, the Escrow Agent shall turn over and deliver to such successor Escrow Agent the Escrow Fund, and any other sums and the records and instruments held by it under this Agreement and render the accounting required by Section 11.

13. NOTICES.

     All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized, overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed by a copy sent by courier or registered or certified mail) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

     To Heartland:

        903 N. Bowser, Ste. 140
        Richardson, TX 75081
        Telefax: 214/479-1023
        Attn: Chief Financial Officer

     with a copy to:

        Victor B. Zanetti, Esq.
        Arter, Hadden, Johnson & Bromberg
        1717 Main, Ste. 4100
        Dallas, TX 75201
        Telefax: 214/741-7139

     To the Stockholder Representative:

        Daniel A. Cartwright

        -------------------------------

        -------------------------------

         1029

B

     with a copy to:

       --------------------------------------

       --------------------------------------

       --------------------------------------

     To the Escrow Agent:

          Harris Trust Company of New York

       --------------------------------------

       --------------------------------------

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized, overnight courier, on the business day following dispatch, (c) in the case of mailing, on the 5th business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been received pursuant to clause (a), (b) or (c)).

14. SUCCESSORS AND ASSIGNS.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

15. GOVERNING LAW.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely in Delaware.

16. PREVAILING PARTY.

     In the event of any dispute which results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relief to which such party or parties may be entitled to recover) may recover from the non-prevailing party or parties reasonable attorneys' fees and other costs incurred in any action or proceeding.

17. COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

     IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first above written.

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.


                                            By:
                                               ----------------------------

         1030

                                            Title:
                                                  -----------------------------

                                            AMERICAN WIRELESS SYSTEMS, INC.


                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------

                                            HARRIS TRUST COMPANY OF NEW YORK


                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------

                                            STOCKHOLDER REPRESENTATIVE

                                            -----------------------------------

                                            -----------------------------------

         1031

C
                                                                      APPENDIX C

                              AWS FAIRNESS OPINION
         1032

C

LOGO
                               December 18, 1995

Board of Directors
American Wireless Systems, Inc.
7426 E. Stetson Drive, Suite 220
Scottsdale, Arizona 85251

Gentlemen:

     American Wireless Systems, Inc. ("AWS"), Heartland Mergersub, Inc. ("Mergersub"), and Heartland Wireless Communications, Inc. ("Heartland") propose to merge Mergersub with and into AWS (the "Merger Transaction"), pursuant to and subject to the terms and conditions of an Agreement and Plan of Merger, as of September 11, 1995 (the "Merger Agreement"). Upon the effective date of the Merger Transaction, AWS will become a wholly-owned subsidiary of Heartland and each outstanding share of AWS common stock will be converted into the right to receive the "Conversion Amount" (as that term is defined in the Merger Agreement) consisting of Heartland common stock and certain cash payments representing the value of any resulting fractional shares.

     As you know, Daniels & Associates, L.P. was engaged by AWS on March 23, 1995 to assist AWS in finding a buyer of AWS through an asset sale or a stock transaction. On July 25, 1995, our engagement agreement was amended to include services for the provision of a fairness opinion from us to you relating to the proposed Merger Transaction involving Heartland and Mergersub. At the closing of the Merger Transaction, Daniels will receive a fee in the aggregate amount of 1.5% of the Merger Consideration (as defined in the Merger Agreement) for its services under the original and amended engagement agreements.

     In arriving at the opinion set forth below, we have, among other things, done the following:

          (1) Reviewed the Form S-4 Registration Statement, including the Prospectus and the Proxy Statement of AWS and Heartland;

          (2) Reviewed AWS's annual reports and related financial information for the four fiscal years ended December 31, 1994, and AWS's unaudited quarterly reports and financial statements through September 30, 1995, as well as certain budgets and projections prepared by management of AWS; reviewed Heartland's annual report for the fiscal year ended December 31, 1994, and the most recently available unaudited financial information as prepared by management of Heartland;

          (3) Reviewed various other filings with the SEC made by AWS in the past year;

          (4) Reviewed certain information, including interest from other prospective buyers, channel control, maturity of operations (cash flow and penetration), and foliage, among other factors, relating to the business, earnings, cash flow, assets, and prospects of AWS and Heartland, furnished to us by AWS and Heartland;

          (5) Conducted discussions with members of senior management of AWS regarding the business and prospects of AWS;

          (6) Reviewed minutes of meetings of the Board of Directors of AWS which took place in the past year, including all meetings at which the proposed Merger Transaction was discussed;

         1033

Board of Directors

American Wireless Systems, Inc.
December 18, 1995

          (7) Reviewed a copy of the Merger Agreement and the Escrow Agreement;

          (8) Compared the proposed financial terms of the Merger Transaction contemplated by the Merger Agreement with certain terms of other mergers and acquisitions which we deemed to be relevant. In particular, we calculated the relevant market multiples which, for the wireless cable industry, are based on a combination of dollars per line of sight home and dollars per subscriber. We also analyzed the Merger Transaction utilizing the following parameters: proposed price vs. estimated value; ability to obtain financing; liquidity; public market value of Heartland's assets versus AWS's assets; and tax considerations;

          (9) Compared financial and license positions of AWS with those of certain other companies in the wireless communications industry;

          (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of our opinion.

     In preparing our opinion, we have relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to us by AWS and/or Heartland, and we have not independently verified such information and/or made or obtained any independent evaluation or appraisal of the assets of AWS or Heartland. This opinion does not constitute a recommendation to any of the shareholders of AWS as to how such shareholders should vote on the Merger Transaction. This opinion does not address the relative merits of the Merger Transaction as compared with any other transactions or proposed transactions submitted to AWS or discussed by the Board of Directors of AWS as alternatives to the Merger Transaction or the decision of the Board of Directors of AWS to proceed with the Merger Transaction. This opinion is based on market, economic, financial and other conditions as they existed and could be evaluated as of the date of this letter.

     In rendering this opinion, we have not been engaged to act as an agent or fiduciary of AWS. This opinion is rendered solely to AWS and does not create any rights in or duties to the shareholders of AWS or any third parties.

     On the basis of and subject to the foregoing, we are of the opinion that, as of December 18, 1995, the aggregate consideration received and to be received via the proposed Merger Transaction is fair, from a financial point of view, to AWS's shareholders.

     We hereby consent to the mention of our name in the Registration Statement on Form S-4 of Heartland and the inclusion of this opinion in the Prospectus and Proxy Statement of Heartland and AWS constituting a part thereof.

                                            Very truly yours,

                                            /s/  DANIELS & ASSOCIATES, L.P.
                                            DANIELS & ASSOCIATES, L.P.

         1034

D
                                                                      APPENDIX D

                           NOTICE OF APPRAISAL RIGHTS
                         APPLICABLE TO AWS STOCKHOLDERS
         1035

D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the world "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a

         1036

provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown

         1037

D

on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendancy of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         1038

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

         1039

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                                                                      APPENDIX E

                            AMENDED AND RESTATED FTW
                            ASSET PURCHASE AGREEMENT
         1040

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                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 4, 1995

                                    BETWEEN

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

                                   AS SELLER,

                                      AND

                     HEARTLAND WIRELESS COMMUNICATION, INC.

                                    AS BUYER
         1041

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                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1. CLOSING; EXCHANGE..........................................................   E-1
   1.1       Closing, Closing Time, Date and Place....................................   E-1
   1.2       Transfer of Venture Interest; Assignment of AWS Claims...................   E-1
   1.3       Consideration............................................................   E-2
   1.4       Liquidation of Seller; Distribution of Distributable Shares..............   E-2
   1.5       Distribution Procedures..................................................   E-2
   1.6       Registration of Acquisition Shares.......................................   E-3
   1.7       Dividends; Transfer Taxes................................................   E-3
   1.8       Return of Exchange Fund..................................................   E-3
   1.9       Further Assurances.......................................................   E-3
   1.10      Earnest Money............................................................   E-3
   1.11      Extension of Closing Date................................................   E-4
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER...................................   E-4
   2.1       Organization; Doing Business.............................................   E-4
   2.2       Outstanding Rights.......................................................   E-4
   2.3       Authority; Enforceability; Non-Contravention.............................   E-4
   2.4       Financial Statements.....................................................   E-4
   2.5       Property.................................................................   E-5
   2.6       Receivables..............................................................   E-5
   2.7       Contracts................................................................   E-5
   2.8       FCC Matters..............................................................   E-6
   2.9       Insurance................................................................   E-7
   2.10      Litigation...............................................................   E-7
   2.11      Governmental Permits.....................................................   E-7
   2.12      Compliance With Laws.....................................................   E-7
   2.13      Environmental Matters....................................................   E-7
   2.14      Intellectual Property....................................................   E-8
   2.15      Liens....................................................................   E-8
   2.16      Regulatory Compliance....................................................   E-8
   2.17      Interference.............................................................   E-8
   2.18      Employees; Benefit Plans.................................................   E-8
   2.19      Finder's Fees............................................................   E-9
   2.20      Programming Agreements...................................................   E-9
   2.21      Further Representation...................................................   E-9
   2.22      Certain Activities.......................................................   E-9
   2.23      Partnership Books and Records............................................   E-9
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND................................   E-9
   3.1       Organization and Good Standing...........................................   E-9
   3.2       Authority; Enforceability; Non-Contravention.............................   E-9
   3.3       Litigation...............................................................  E-10
   3.4       Consents and Approvals...................................................  E-10
   3.5       Capitalization...........................................................  E-10
   3.6       Financial Statements.....................................................  E-10
   3.7       SEC Filings..............................................................  E-10

         1042

                                                                                        PAGE
                                                                                        ----
ARTICLE 4. COVENANTS OF SELLER........................................................  E-10
   4.1       Operation Prior to the Closing Date......................................  E-10
   4.2       Consents.................................................................  E-11
   4.3       Renewal or Extension of FCC Authorizations...............................  E-11
   4.4       No Solicitation..........................................................  E-12
   4.5       Audit of Financial Statements............................................  E-12
ARTICLE 5. ADDITIONAL AGREEMENTS......................................................  E-13
   5.1       Shareholders and Partners Meeting........................................  E-13
   5.2       Registration Statement and Proxy Statement...............................  E-13
   5.3       Access...................................................................  E-14
   5.4       Compliance with the Securities Act.......................................  E-14
   5.5       Reasonable Efforts.......................................................  E-14
   5.6       Public Announcements.....................................................  E-15
   5.7       Notification of Certain Matters..........................................  E-15
   5.8       Letters of Seller's Accountants..........................................  E-15
   5.9       Hart-Scott-Rodino Act Filing.............................................  E-15
   5.10      Heartland Loan...........................................................  E-15
   5.11      Right of First Refusal...................................................  E-15
   5.12      Employees................................................................  E-16
   5.13      Exhibits.................................................................  E-16
   5.14      Delivery of Schedules and Other Items....................................  E-16
   5.15      Certain Limitations......................................................  E-16
   5.16      AWS Claims...............................................................  E-16
ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION........................................  E-17
   6.1       Registration Statement...................................................  E-17
   6.2       No Order.................................................................  E-17
   6.3       Other Approvals..........................................................  E-17
   6.4       Exhibits.................................................................  E-17
   6.5       Partner Approval.........................................................  E-17
   6.6       Applicability of the Roll-up Rules.......................................  E-17
   6.7       Closing Share Price......................................................  E-17
   6.8       Lenders' Consents........................................................  E-17
ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING..........................................  E-17
   7.1       Stockholder and Other Approval...........................................  E-17
   7.2       Representations and Warranties...........................................  E-18
   7.3       Seller's Documents.......................................................  E-18
   7.4       Registration Statement Effective.........................................  E-18
   7.5       No Material Adverse Change...............................................  E-18
   7.6       Audited Financial Statements.............................................  E-18
   7.7       Accountant's Consent Letter..............................................  E-18
   7.8       Seller's Obligations Performed...........................................  E-18
   7.9       Consents and Approvals...................................................  E-18
ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.............................................  E-18
   8.1       Partner Approval.........................................................  E-19
   8.2       Representations and Warranties...........................................  E-19
   8.3       Heartland Documents......................................................  E-19
   8.4       Heartland Obligations Performed..........................................  E-19
   8.5       No Material Changes......................................................  E-19

         1043

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                                                                                        PAGE
                                                                                        ----
ARTICLE 9. INDEMNIFICATION............................................................  E-19
   9.1       Provisions Regarding Representations and Warranties......................  E-19
   9.2       Indemnification by Seller................................................  E-19
   9.3       Limitation on Claims of Heartland........................................  E-19
   9.4       Indemnification by Heartland.............................................  E-20
   9.5       Limitation on Claims of Seller...........................................  E-20
   9.6       Notice of Claims.........................................................  E-20
   9.7       Third Party Claims.......................................................  E-20
ARTICLE 10. TERMINATION...............................................................  E-21
  10.1       Termination by Mutual Consent............................................  E-21
  10.2       Termination by Seller....................................................  E-21
  10.3       Termination by Heartland.................................................  E-21
  10.4       Effect of Termination and Abandonment....................................  E-21
ARTICLE 11. DEFINITIONS...............................................................  E-22
  11.1       Definitions..............................................................  E-22
  11.2       Defined Terms............................................................  E-28
ARTICLE 12. POST-CLOSING COVENANTS....................................................  E-28
  12.1       Cooperation and Exchange of Information..................................  E-28
ARTICLE 13. MISCELLANEOUS.............................................................  E-28
  13.1       Expenses of the Transaction..............................................  E-28
  13.2       Notices..................................................................  E-28
  13.3       No Modification Except in Writing........................................  E-29
  13.4       Entire Agreement.........................................................  E-29
  13.5       Severability.............................................................  E-29
  13.6       Assignment...............................................................  E-29
  13.7       Publicity; Announcements.................................................  E-29
  13.8       Consent to Jurisdiction..................................................  E-30
  13.9       Captions; Construction...................................................  E-30
  13.10      Schedules................................................................  E-30
  13.11      Counterparts.............................................................  E-30
EXHIBITS:
   1.3       Exchange Agreement
   1.4       Agreement and Plan of Liquidation
   1.10      Escrow Agreement
   5.4       Lock-Up
   5.10(a)   Heartland Loan Agreement
   5.10(b)   Heartland Note
   5.10(c)   Heartland Security Agreement
   7.3(b)    Legal Opinion of Seller's Counsel
   7.3(d)-1  Assignment of Venture Interest
   7.3(d)-2  Assignment of AWS Claims
   8.3(b)    Legal Opinion of Heartland's Counsel
   8.3(d)    Release or Indemnification Agreement
SCHEDULES:
   1.2       Excluded Assets
   2.2       Outstanding Rights
   2.3       Adverse Disclosures Regarding Authority, Enforceability and
             Non-Competition
   2.4       Financial Statements

         1044

                                                                                        PAGE
                                                                                        ----
   2.5(a)    Equipment
   2.5(b)    Facilities
   2.5(c)    Exceptions to Title
   2.6       Receivables
   2.7       Contracts
   2.8(a)    Channel Leases
   2.8(b)    Licenses and FCC Permits
   2.8(c)    Applications
   2.8(d)    Adverse Channel Disclosures
   2.9       Insurance
   2.10      Litigation
   2.11      Adverse Disclosures Regarding Governmental Permits
   2.12      Adverse Disclosures Regarding Compliance with Laws
   2.14      Intellectual Property
   2.15      Liens
   2.17      Interference
   2.18      Employees
   2.20      Programming Agreements
   2.23      Partners

         1045

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                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 4th day of October, 1995, by and between FORT WORTH WIRELESS CABLE T.V. ASSOCIATES, a California general partnership ("Seller") and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware Corporation ("Heartland").

                              W I T N E S S E T H:

     WHEREAS, Seller and American Wireless Systems, Inc., a Delaware corporation ("AWS") are the sole joint venturers in the joint venture ("Venture") owning 100% of the wireless cable television assets that provide wireless cable television service in the metropolitan area of Fort Worth, Texas (the "Market"); and

     WHEREAS, Seller owns an 79.99% equity interest in the Venture ("Venture Interest"), and desires to sell, and Heartland desires to purchase, the Venture Interest; and

     WHEREAS, AWS and Heartland have entered into that certain Agreement and Plan of Merger dated September 11, 1995 ("Merger Agreement"), pursuant to which a wholly owned subsidiary of Heartland ("Merger Sub") will be merged with and into AWS and the Merger Sub will succeed to AWS's interest in the Venture; and

     WHEREAS, in connection with the proposed acquisition of the Venture Interest by Heartland as set forth herein ("Acquisition"), Heartland and Seller desire to make certain representations and warranties regarding their respective operations and, with respect to Seller, matters relating to the Venture and the Market; and

     WHEREAS, Seller, Heartland and a wholly owned subsidiary of Heartland ("Hartacq") have previously executed an Asset Purchase Agreement ("Original Agreement") dated as of the date hereof, pursuant to which the Venture Interest would be acquired by Hartacq; and

     WHEREAS, Seller and Heartland have agreed that the Venture Interest will be acquired by Heartland directly, and have agreed to amend and restate the Original Agreement to so provide and to extend certain dates contained therein; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 11.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1. CLOSING; EXCHANGE.

     1.1 CLOSING, CLOSING TIME, DATE AND PLACE. The closing (the "Closing") of the transactions set forth herein shall take place at 10:00 A.M., Dallas, Texas time, following satisfaction of the closing conditions set forth in Articles 6, 7 and 8 at the offices of Arter, Hadden, Johnson & Bromberg, 1717 Main, Ste. 4100, Dallas, Texas 75201, or at such other time or at such other place as Heartland and Seller may agree, but no later than January 31, 1996, subject to extension as provided in Section 1.11. (Hereinafter, such date, as extended, is referred to as the "Closing Date", such time on the Closing Date is referred to as the "Closing Time", and such offices are referred to as the "Closing Place".)

     1.2 TRANSFER OF VENTURE INTEREST; ASSIGNMENT OF AWS CLAIMS. Seller agrees that, at the Closing Time and at the Closing Place, it shall transfer to Heartland all right, title, and interest in and to the Venture Interest and assign to Heartland, subject to the terms of Section 5.16, the AWS Claims. To the Knowledge of Seller, any and all assets, real, personal and mixed, tangible and intangible, used in the conduct of the Wireless Cable Business and operations of Joint Venture (the "Business") (including but not limited to all Contracts, Governmental Permits, Licenses, Equipment, Documents, Facilities, Prepaid Subscriber Fees, Causes of Action, Intellectual Property, accounts, accounts receivable, credits, prepaid expenses, advance payments, security deposits, prepaid items, goodwill and other intangible assets of the Business, and any other real,

         1046

personal, tangible or intangible property or rights of Seller used or useful in the conduct of the Business) (collectively, the "Assets"), whether held in the name of Seller, any of its equity owners or otherwise, are owned by the Venture, and, except as set forth on Schedule 1.2 (such assets being referred to as the "Excluded Assets"), Seller does not own or have any material rights to any assets other than the Venture Interest and AWS Claims.

     1.3 CONSIDERATION. As consideration for the sale of the Venture Interest and assignment of the AWS Claims by Seller, upon the Closing Date Heartland shall (a) assume the Assumed Liabilities and (b) deliver to the Exchange Agent the number of shares of common stock, $.001 par value per share, of Heartland ("Heartland Shares") equal to (i) Thirteen Million Three Hundred Thousand and no/100 Dollars ($13,300,000) ("Purchase Price") divided by (ii) the Exchange Price (such Heartland Shares being referred to as the "Acquisition Shares"), which Acquisition Shares shall be held by the Exchange Agent pending their distribution to, or liquidation on behalf of, the Partners pursuant to the terms of an Exchange Agreement in the form attached as Exhibit 1.3 (such Acquisition Shares, any dividends thereon or proceeds thereof being referred to herein as the "Exchange Fund"). As used herein, the term "Exchange Price" shall mean (i) if the Closing Share Price is greater than or equal to $23.00 per share, then $23.00 or (ii) if the Closing Share Price is less than $23.00 per share, then the Closing Share Price; subject to each party's right to terminate this Agreement as set forth in Section 6.7 if the Closing Share Price is less than $17.00 per share.

     1.4 LIQUIDATION OF SELLER; DISTRIBUTION OF DISTRIBUTABLE SHARES. Subject to the provisions of the Exchange Agreement and to the requirements of the California Revised Uniform Partnership Act, the Exchange Agent (on behalf of and at the direction of Seller) shall (a) deliver to Seller's equity owners ("Partners") on the Closing Date Acquisition Shares having an aggregate Exchange Price equal to the Purchase Price minus the sum of (i) the Liquidated Liabilities and (ii) an amount determined by the Executive Committee as necessary and appropriate to satisfy Seller's contingent liabilities (which amount shall not be less than $500,000) (such Heartland Shares being referred to as the "Distributable Shares") and (b) in connection with resales to be made by Seller, pursuant to the Registration Statement, deliver the remaining Acquisition Shares (the "Liquidated Shares"), each in completing the winding-up and liquidation of Seller pursuant to the terms of the Agreement and Plan of Liquidation attached as Exhibit 1.4. Such liquidation shall be made as specified in the Seller's organizational and governing documents with due regard and as required by the California Revised Uniform Partnership Act. Fractional Heartland Shares will not be issued in connection with the delivery of the Distributable Shares, but shall be added to the Liquidated Shares and the remaining proceeds thereof shall be distributed among the Partners in accordance with the Agreement and Plan of Liquidation. Seller's executive committee ("Executive Committee") shall establish a record date for the purposes of determining the Partners of Seller entitled to receive the Distributable Shares or proceeds of the Liquidated Shares ("Distribution Record Date"). In the discretion of Seller's Executive Committee, such record date may, but shall not be required to be, the Closing Date but in no event shall the Distribution Record Date be later than the Closing Date. Seller shall (i) certify to Heartland a list of Partners, as shown on Seller's books and records, on each of the date hereof, the date of the mailing of Seller's Disclosure Statement, and the Closing Date, and (ii) shall indemnify and hold Heartland harmless from any inaccuracies in such lists. Any purported transfer of an interest in Seller shall be immediately reported by Seller to Heartland.

     1.5 DISTRIBUTION PROCEDURES. At the time of the mailing of the Seller's Disclosure Statement, the Exchange Agent shall mail to each Partner a letter of transmittal in a form mutually acceptable to Heartland and Seller which shall contain instructions regarding each Partner's receipt of their respective portions of the Distributable Shares. Upon the return of the duly executed letter of transmittal (the execution of which shall also constitute such Partner's consent and approval of (i) the sale of the Venture Interest pursuant to the terms of this Agreement, (ii) the adoption of the Agreement and Plan of Liquidation, and (iii) the release or assignment of the AWS Claims), each Partner shall be entitled to receive the number of Distributable Shares equal to such Partner's percentage ownership interest of Seller multiplied by the number of Distributable Shares, and upon the completion of the dissolution and winding up of Seller, such Partner's pro rata interest in the remaining proceeds, if any, of the Liquidated Shares. Until the letter of transmittal is executed and returned to the Exchange Agent by a Partner and surrendered as contemplated by this Section 1.5 or as otherwise provided in the Exchange Agreement, each Partner's interest in the Seller shall, at and after the

         1047

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Closing Date, be deemed to represent only the right to receive such Partner's pro rata interest in the Distributable Shares and the remaining proceeds, if any, of the Liquidated Shares.

     1.6 REGISTRATION OF ACQUISITION SHARES. As soon as practicable after the execution of this Agreement, Heartland shall file a registration statement on Form S-4 (the "Registration Statement") with the SEC for the purpose of registering the Acquisition Shares for either (i) distribution to Seller's equity owners (with respect to the Distributable Shares) or (ii) distribution to the Partnership and concurrent offering for sale to the public (with respect to the Liquidated Shares), each pursuant to the Agreement and Plan of Liquidation. Heartland shall pay all costs of registration, excluding attorneys' fees and accounting fees of Seller's counsel and its independent accountants (other than audit expenses), and costs and expenses associated with the solicitation of proxies or consents relative to the Acquisition from Seller's partners. Heartland will use reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Subject to Sections 5.2(b) and 5.15, Seller shall cooperate and use reasonable efforts to supply Heartland with all requisite information necessary to complete the Registration Statement, including, but not limited to, information relative to solicitations of the Partners for approval of the transactions contemplated herein.

     1.7 DIVIDENDS; TRANSFER TAXES. Any dividends or other distributions that are declared on or after the Closing Date on Heartland Shares or are payable to the holders of record of Heartland Shares on or after the Effective Time will be paid to the person(s) entitled to receive such Heartland Shares. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Shares are to be paid to or issued in a name other than that of a Partner as indicated on Seller's books and records, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Shares in a name other than that of the registered Partner or shall establish to the satisfaction of the Escrow Agent that such tax has been paid or is not applicable.

     1.8 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Shares which remain undistributed to the former Partners of Seller for six (6) months after the Closing Date shall be delivered to Seller and administered pursuant to the Agreement and Plan of Liquidation, and any former Partners of Seller who have not theretofore complied with this Article 1 shall thereafter look only to the Seller for payment of any liquidating distributions, Distributable Shares and any dividends or distributions with respect to Heartland Shares; provided that the Exchange Agent shall, upon its receipt of written request from Seller, periodically disburse cash proceeds from the Exchange Fund for purpose consistent with the Agreement and Plan of Liquidation, as further specified in the Exchange Agreement.

     1.9 FURTHER ASSURANCES. If at any time after the Closing Date Heartland on the one hand, or Seller on the other, shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Heartland, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Seller, or (b) otherwise to carry out the purposes of this Agreement, Heartland or Seller, as the case may be, and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Seller or Heartland, as the case may be, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such entities, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such entities and otherwise to carry out the purposes of this Agreement.

     1.10 EARNEST MONEY. Heartland shall deposit in escrow with Escrow Agent (a) on the date hereof One Hundred Thousand and No/100 Dollars ($100,000.00) (together with any interest thereon, the "Initial Earnest Money") and (b) commencing on November 1, 1995 and on the first day of each month thereafter until the earlier of the Closing hereunder or termination of this Agreement, Fifty Five Thousand and No/100 Dollars ($55,000.00) (each payment, together with any interest thereon, being the "Additional Earnest Money" and together with the Initial Earnest Money referred to as the "Earnest Money"), which Earnest

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Money shall be held and disbursed pursuant to the terms of this Agreement and the Escrow Agreement attached as Exhibit 1.10. Any interest accruing on the Earnest Money shall be for the benefit of the party receiving such Earnest Money, and any income tax thereon shall be paid by such party; provided that if the Earnest Money has not been disbursed on or prior to December 31, 1995, any taxes thereon shall by payable by Heartland.

     1.11 EXTENSION OF CLOSING DATE. In the event that the Registration Statement has been declared effective on or before January 31, 1996 but the Closing hereunder has not occurred, Heartland shall have the right to extend the Closing Date until March 15, 1996 upon written notice to Seller; provided, however, that if the Registration Statement has been declared effective on or before December 31, 1995, and Seller has obtained the required consent from its Partners pursuant to Section 6.5 on or before January 31, 1996, Seller's consent to any such extension shall be required, which consent may be withheld at Seller's sole discretion.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

     To induce Heartland to enter into this Agreement, Seller hereby represents and warrants to Heartland that:

     2.1 ORGANIZATION; DOING BUSINESS. Seller is, and at the Closing Time shall be, a partnership organized under the laws of the State of California. Except for business conducted by or on behalf of the Venture, Seller has conducted no business and owns no material assets outside of the State of Texas.

     2.2 OUTSTANDING RIGHTS. Except as set forth on Schedule 2.2, (a) Seller owns, free and clear of any liens, the Venture Interest; (b) there are no rights of first refusal, transfer restrictions (other than restrictions generally imposed under applicable securities laws) or similar rights or obligations with respect to the Venture Interest; (c) the Venture Interest represents a 79.99% interest in the Venture; and (d) to the Knowledge of Seller, there are no outstanding subscriptions, options, conversion or exchange rights, commitments or agreements of any character relating to the Venture or the Venture Interest.

     2.3 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Except as set forth on
Schedule 2.3, Seller and, to the Knowledge of Seller, the Venture have full power and authority to conduct all of the business and activities conducted by it (including without limitation the Business) and to own or lease all of the Assets owned or leased by them. Seller has full power and authority (subject to the approval of Seller's Partners as set forth in Section 6.5) to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Seller pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Seller hereunder have been duly authorized by all action necessary on the part of Seller (subject to the approval of Seller's Partners as set forth in Section 6.5) and have been duly or will be duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. Except as set forth on Schedule 2.3, neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by Seller hereunder or the consummation of the transactions hereby contemplated by Seller will (i) conflict with or constitute any violation or breach of the Partnership Agreement of Seller, (ii) subject to the consent of AWS to the transfer of the Venture Interest ("AWS Consent"), constitute any violation or breach of, or give any other Person any rights (including any right of acceleration, termination or cancellation) under, any Contract, License, Governmental Permit, or similar document to which Seller is a party or is bound, either which constitute a portion of the Assets or by which the Assets may be affected, or (iii) constitute a violation of any Order or Legal Requirement, or
(iv) result in the creation of any Lien on any of the Assets.

     2.4 FINANCIAL STATEMENTS. (A) Schedule 2.4 lists the financial statements of Seller for the periods set forth therein (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller; are complete and correct; fairly present the financial position and results of operations of Seller and, to the Knowledge of Seller, with respect to the Market and the Business, as of the dates thereof and for the periods referenced therein; are in accordance with GAAP; and have been delivered to Heartland.

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     (B) Since the date of the Financial Statements, except as set forth on
Schedule 2.4, (i) Seller has conducted its business in the ordinary, regular course thereof; (ii) there has been no change in the business of Seller or, to the Knowledge of Seller, the Venture, or in the condition, financial or otherwise, of Seller or, to the Knowledge of Seller, the Venture, or assets or liabilities reflected in the Financial Statements which have had a Material Adverse Effect upon the Venture Interest or Assets; or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on the Venture Interest, the Business or the Assets or which is substantial in amount, or any change in the nature; or in the condition, of the business of Seller which has had a Material Adverse Effect upon the Venture Interest or the Assets; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect upon the Venture Interest or the Assets; (iii) except in the ordinary and regular course of its business, Seller and, to the Knowledge of Seller, the Venture, have not made any dispositions of any of the Venture Interest, AWS Claims, or Assets; disposed of any records relating to the Venture Interest, AWS Claims, or Assets; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent paid; discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it or waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor, all with respect to or as relate to the Venture Interest or Assets; and (iv) Seller and, to the Knowledge of Seller, the Venture, have not done any act or permitted to be done any act or admitted any act which has or will cause the breach of any representation or warranty of Seller set forth in this Agreement.

     (C) Seller and, to the Knowledge of Seller, the Venture have no Liabilities, absolute, contingent or otherwise, direct or indirect, material or immaterial, asserted or unasserted, attributable to Seller, the Venture, the Business or the Assets, except as set forth on Schedule 2.4 attached hereto. To the Knowledge of Seller, there has been no change in the business financial condition, operations or prospects of the Venture since the date of the most recent Financial Statement which could have Material Adverse Effect.

     2.5 PROPERTY. To the Knowledge of Seller:

          (A) Schedule 2.5(a) lists and describes in detail as of the date thereof all of the Equipment, except small hand tools and similar equipment which are generally described by category and number.

          (B) Schedule 2.5(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is no construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

          (C) The Venture owns and holds good and marketable title to all of the Equipment and Facilities, except as set forth on Schedules 2.5(c) or 2.7, and all of such Equipment and Facilities is in good and serviceable condition; conforms to or complies with all applicable Orders and Legal Requirements; and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the ownership and operation of the Business.

     2.6 RECEIVABLES. To the Knowledge of Seller, all accounts receivable of the Business are reflected in Schedule 2.6 and represent, and at the Closing Time will represent, valid obligations arising from sales made in the ordinary and regular course of the Business. To the Knowledge of Seller, the accounts receivable are valid receivables that have arisen in the ordinary course of the operation of the Venture's Business in the Market and are collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.7 CONTRACTS.

          (A) Schedule 2.7 is a complete and correct list of all Contracts to which Seller or, to the Knowledge of Seller, the Venture, is a party or is otherwise bound other than (i) policies of insurance which are listed in
     Schedule 2.9 and (ii) Channel Leases which are listed in Schedule 2.8(a).

          (B) To the Knowledge of Seller, except as set forth on Schedule 2.7,
     (i) Seller and the Venture, as applicable, have performed in all respects all obligations required to be performed by it under each of the Contracts;
     (ii) all of the Contracts are legal, valid and binding obligations enforceable in accordance with

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     their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller or the Venture, as applicable, or any other party to any such Contract; and (iii) no default under any of the Contracts will be caused by the consummation of the transactions contemplated hereby; and (iv) Seller and the Venture (as applicable) shall have performed and discharged all obligations due or accrued under each Contract relating to periods prior to and including the Closing Date. There exists no management or related agreements between Seller and any of its Affiliates with respect to the Assets or Venture Interest which would require Heartland to make any payment whatsoever in the form of management fees or related payments to Seller or its Affiliates with respect to the Venture Interest, Assets or Business following the Closing.

          (C) To the Knowledge of Seller, each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities and permits the transmission from the property of signals containing video and audio programming.

          (D) To the Knowledge of Seller, true, complete and accurate copies of all Contracts have been delivered to Heartland by Seller.

     2.8 FCC MATTERS.

          (A) To the Knowledge of Seller, Schedule 2.8(a) is a complete and correct list of all Channel Leases and, except as set forth on Schedule 2.8(a), (i) the Venture has performed in all respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Venture, or any other party to any such Channel Leases; (iii) no default under any of the Channel Leases will be caused by the consummation of the transactions contemplated hereby; (iv) Channel Leases set forth in the name of Persons other than the Venture, as lessee, have been duly and validly assigned with all requisite consents and approvals of all parties thereto to the Venture, and remain in full force and effect as if the Venture were the initial "lessee" thereunder; (v) no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (vi) the Channel Leases comply in all respects with the Act and the FCC Rules and, each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

          (B) To the Knowledge of Seller, listed in Schedule 2.8(b) are all of the Licenses and FCC Permits held or leased by the Venture; all Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.8(b); all reports or other documents required to be filed with respect to any such License have been timely filed; and the Licenses and the FCC Permits listed on Schedule 2.8(b) attached hereto constitute all of the Authorizations held or leased by the Venture and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for the Venture to lawfully conduct its business operations. Except as otherwise expressly noted on Schedule 2.8(b), to the Knowledge of Seller, each of the Licenses and the FCC Permits (i) is currently and validly held by the Person identified as the holder thereof on Schedule 2.8(b), (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels, (iii) was validly issued, (iv) is validly existing and in full force and effect, and (v) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. To Seller's Knowledge, there are no existing or threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which could result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

          (C) To Seller's Knowledge, Schedule 2.8(c) indicates all Applications and all amendments or other filings thereto. To Seller's Knowledge, the information contained in each Application is materially true and correct, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

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          (D) Except as otherwise expressly noted on Schedule 2.8(d), Seller and, to Seller's Knowledge, the Venture, AWS, the FCC Licensees and the FCC Permittees have each timely submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect, (ii) hinder the Venture's ability to fully perform its material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.8(d), to the Knowledge of Seller, no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.8(c). True, complete and accurate copies of all amendments, notices, reports and other documents filed, to Seller's Knowledge, by the Venture, AWS, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits with the FCC, the FAA, the Copyright Office and other Governmental Authorities have been delivered to Heartland.

     2.9 INSURANCE. Schedule 2.9 is a complete and correct list and brief description of all insurance policies held by the Seller or to Seller's Knowledge, the Venture, related to the Venture Interest or the Assets, each of which are in full force and effect.

     2.10 LITIGATION. Except as set forth in Schedule 2.10, there is no Proceeding pending, or to Seller's Knowledge threatened, against Seller or the Venture relating to the Venture Interest or the Assets or the propriety or validity of the transactions contemplated hereby. Except as set forth in said
Schedule 2.10, neither Seller nor, to the Knowledge of Seller, the Venture, is subject to or in default under or with respect to any Order. There are no judgments of any court which in any way may currently constitute the lien or at some future time may be perfected into a lien upon or against the Venture Interest or any portion of the Assets, and, there is no Proceeding pending or threatened against, relating to or affecting the Venture Interest or any portion of the Assets.

     2.11 GOVERNMENTAL PERMITS. Except as set forth in Schedule 2.11, Seller, or, to the Knowledge of Seller, the Venture, owns, holds or possesses all Governmental Permits which are necessary to entitle it to own or lease, operate and use its Assets and to carry on and conduct its business as currently conducted except with respect to Applications for which Licenses have not been granted, if any.

     2.12 COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.12, Seller and, to the Knowledge of Seller, the Venture, have complied in all respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or its operations, including, but not limited to, all FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, antimonopoly or anticompetitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. There are no Orders outstanding or in effect against or relating to Seller, or, to the Knowledge of Seller, the Venture, the Assets, the transactions contemplated by this Agreement, or to any of the Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which could, individually or in the aggregate, (i) have a Material Adverse Effect, (ii) hinder Seller's ability to fully perform its material obligations under this Agreement, or (iii) eliminate or materially diminish the benefits of this Agreement for Heartland. Except as set forth in Schedule 2.12, Seller has not received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, Seller or the Venture is not in compliance with any applicable law, ordinance, regulation, building or zoning law relating to the Assets or the Business and Seller has no reason to anticipate that any presently existing circumstances are likely to result in a violation of any such law, statute, ordinance or regulation.

     2.13 ENVIRONMENTAL MATTERS. (A) Neither Seller nor, to the Knowledge of Seller, the Venture, has used, generated, manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law with respect to the property under Seller's or the Venture's control at any Facility.

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     (B) Seller has no Knowledge of any prior owner, occupant, tenant or user of any Facility that has ever used, generated, manufactured, refined, transported, treated, stored, leached, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law, at, on or from the property under Seller's or the Venture's control at any Facility.

     (C) Seller has not received notice of any pending or threatened Proceeding, Order or citizen suit instituted by any private party, employee or Governmental Authority arising out of the conduct or the operations of its business, in connection with Environmental Laws, or as a result of any Environmental Condition relating to the property under Seller's or the Venture's control at any Facility.

     2.14 INTELLECTUAL PROPERTY. Neither Seller nor, to the Knowledge of Seller, the Venture owns or uses any Intellectual Property in the Business.

     2.15 LIENS. Except as set forth on Schedule 2.15, the Seller has good, marketable and valid title to the Venture Interest, and, to the Knowledge of Seller, Venture has good, valid and marketable title to all of its Assets, each free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable.

     2.16 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, Seller and, to Seller's Knowledge, the Venture, the FCC Licensees and the FCC Permittees are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, Seller has no Knowledge and has received no notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. No condition exists or event has occurred with respect to Seller and, to Seller's Knowledge, the Venture, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules, (ii) constitute a default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.8(c) or 2.8(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or nonrenewal of any License or FCC Permit, or (iv) adversely affect any of the material rights of Seller, the Venture, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.17 INTERFERENCE. Neither Seller, nor, to Seller's Knowledge, the Venture or any party to a Channel Lease, has accepted the electrical interference to the Channels from any source, has consented to the grant of any application involved with the FCC that is likely to result in any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities that could reasonably be anticipated to cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on
Schedule 2.17 attached hereto, neither Seller, nor, to Seller's Knowledge, the Venture, any FCC Licensee or FCC Permittee or any other party to a Channel Lease, is likely to experience interference which will adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or is likely to create interference which will adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.17, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB.

     2.18 EMPLOYEES; BENEFIT PLANS. To Seller's Knowledge, the employees listed on Schedule 2.18 are the Venture's or Seller's only employees associated with the Market. To Seller's Knowledge, except as set forth on Schedule 2.18 hereof, neither Seller nor the Venture has or has had any bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Seller ("Benefit Plan"). To Seller's Knowledge, neither Seller nor the Venture has been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee

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Retirement Income Security Act of 1974, as amended. To Seller's Knowledge, with respect to the Benefit Plans listed on Schedule 2.18 hereof, (i) all payments due from Seller or the Venture to date for the employees with respect to such Plans have been made and all amounts properly accrued to date as Liabilities of Seller or the Venture are set forth on Schedule 2.18 hereof; and (ii) all reports and information relating to such Plan required to be filed with any governmental entity have been filed. Seller has not (i) experienced any material labor disputes or work stoppages, or (ii) received any notice that there is any unfair labor practice, charge or complaint pending or threatened, except as is already set out herein.

     2.19 FINDER'S FEES. Neither Seller nor, to the Knowledge of Seller, the Venture has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.20 PROGRAMMING AGREEMENTS. To Seller's Knowledge, Schedule 2.20 sets forth a true and complete list of all agreements for programming and for each programming agreement (i) the name of the programmer, (ii) the programming service, (iii) the rate, and all factors that affect rate changes through the end of the term of such agreement, (iv) the term and any rights for early termination or extensions of the term of any party thereof, (v) any renegotiation rights, (vi) the relevant channels, and (vii) any provisions relating to advertising.

     2.21 FURTHER REPRESENTATION. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of, or will omit to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. All books, statements, documents, schedules and records furnished or given by it to Heartland or their agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine and contain no material misrepresentations or omissions of material facts.

     2.22 CERTAIN ACTIVITIES. Neither Seller nor, to the Knowledge of Seller, the Venture engages in any business other than the Wireless Cable Business in the Market. The Venture Interest, the AWS Claims and the Excluded Assets are the only material assets of Seller.

     2.23 PARTNERSHIP BOOKS AND RECORDS. Schedule 2.23 contains a true and correct list of each Partner of Seller, indicating the percentage interest owned by each such person. Under the applicable provisions of Seller's Partnership Agreement and applicable law, the approval of a majority of the general partnership interest in Seller is required to approve and adopt the Agreement and the transactions contemplated hereby.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.

     Heartland hereby represents and warrants to Seller as follows:

     3.1 ORGANIZATION AND GOOD STANDING. Heartland is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has the corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement or any of the documents required to be executed and delivered by Heartland

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hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

     3.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any), or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. Heartland is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share. As of the date hereof, 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. The Acquisition Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

     3.6 FINANCIAL STATEMENTS. The financial statements contained in Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     3.7 SEC FILINGS. Heartland has previously delivered to Seller copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995, (iii) its Form S-3 Registration Statement (33-94838) declared effective by the SEC on August 4, 1995 and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and Securities Act of 1933, as amended.

ARTICLE 4. COVENANTS OF SELLER.

     Seller hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. From the date hereof through the Closing Date:

          (A) Seller shall not, and shall not cause the Venture to, engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland.

          (B) Seller will use reasonable efforts to keep the business, properties and business relationships substantially intact.

          (C) Seller will pay and perform all of its debts, liabilities and obligations as and when due, except (i) to the extent being contested in good faith or (ii) as to which adequate reserves (determined in accordance with GAAP) have been established (which Heartland acknowledges may be paid at Closing).

          (D) Seller agrees that (i) Seller will not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach of this Agreement; (ii) Seller will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said Article 2,

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     give notice thereof to Heartland; and (iii) Seller shall use reasonable efforts to prevent or promptly to remedy such breach.

          (E) Seller will use reasonable efforts to, and to cause the Venture to, preserve, protect and maintain their rights and interests in the Channel Leases, FCC Licenses, and Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

          (F) Seller shall not, and shall not cause the Venture to, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Contract.

          (G) Seller shall not, and shall not cause the Venture to, make any distributions to Seller, AWS or any Partners, as applicable, nor shall Seller issue or cause the Venture to issue, sell or agree to sell any equity interests or options or rights with respect thereto.

          (H) Seller shall not, and shall not cause the Venture to, sell, lease, transfer or otherwise dispose of any assets of Seller or the Venture, as applicable, except as provided for by, or contemplated in, this Agreement.

          (I) Seller shall not, and shall not cause the Venture to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its managers, officers or employees, pay bonuses to any such manager, officer or employee, nor shall Seller pay any salaries except in the ordinary course of business.

          (J) Seller shall not grant or transfer any rights to the Venture Interest or AWS Claims.

          (K) Seller shall not take any actions which would cause the transactions contemplated hereby to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Roll-up Rules").

     4.2 CONSENTS. Except as otherwise provided herein, Seller shall, upon the request and with the assistance of Heartland, obtain or cause to be made, all consents, governmental authorizations, approvals and filings as may be necessary by virtue of the transaction contemplated by this Agreement on or before the Closing Date, so as to ensure that the Venture will continue to enjoy all of the rights and privileges currently under each of the Channel Leases, Licenses and Contracts. Upon request of Heartland, Seller shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases and Material Contracts estoppel certificates certifying that neither Seller nor the Venture is in breach or violation of or in default under any of such Channel Leases or Contracts and that it would not be by virtue of the transactions contemplated hereby. Seller shall, upon the request and with the assistance of Heartland, seek any appropriate amendments, modifications or changes to each of such Channel Leases and Contracts so as to ensure that the licensees, permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Contract. In addition to the foregoing, Seller shall obtain a written consent from AWS consenting to the transfer of the Venture Interest to Heartland, admitting Heartland as a joint venturer in the Venture, and acknowledging that such transfer will not cause a dissolution of the Venture.

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. Seller shall, and shall use reasonable efforts to cause the Venture to:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to the Venture remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's Rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, Seller shall join in filing (subject to the consent of AWS), at the request of and as an accommodation to

         1056

     Heartland, such applications for modification of their outstanding construction permits or licenses to implement the purposes contemplated hereunder. Seller shall utilize reasonable efforts to diligently and properly prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 4.3.

          (B) assure that the licensees or permittees under the Channel Leases timely file all applications reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. Seller shall, and shall use reasonable efforts to cause the Venture to, use reasonable efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. Seller shall promptly disclose to Heartland any information it receives regarding any condition or circumstance that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. From and after the date hereof, Seller will not, and will not authorize or permit any of its Executive Committee members, officers, managers, employees, agents and other representatives (collectively, "Seller Representatives") to solicit, initiate or encourage any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Seller or any Seller Representatives with respect to any of the foregoing. Seller will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal. As used in this Agreement "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Seller or the Venture or any proposal to acquire in any manner a substantial equity interest in, a substantial portion of the assets of, or any rights to any Channels or Licenses of, Seller or the Venture. Notwithstanding the foregoing and subject to Heartland's rights set forth in Section 5.11, nothing in this Section 4.4 shall prohibit the Executive Committee of Seller from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that (A) the Executive Committee determines in good faith that such action is required for the Executive Committee to comply with its fiduciary duty to its Partners, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, Seller provides written notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) Seller keeps buyer informed, on a current basis, of the status of any such discussions or negotiations; and (ii) in complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Seller will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

     4.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, Seller will have audits conducted and completed, at the expense of Heartland or AWS, so that Seller can provide audited financial statements of Seller as of, and for the period ending, December 31, 1994, including the balance sheets and related statements of income and expense and for any other period for which audited financial statements are required in the Registration Statement.

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ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS AND PARTNERS MEETING. Heartland shall take all action necessary in accordance with applicable law and in accordance with its certificate of incorporation and bylaws to convene a meeting of its stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller shall take all action necessary in accordance with applicable law and its partnership agreement to obtain the approval of the transactions described in this Agreement by its Partners promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller and Heartland each, through its Executive Committee or board of directors, as applicable, shall recommend to its partners or stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such partners, stockholders and lenders. Seller acknowledges that the consummation of the transactions contemplated by this Agreement by Heartland requires (and therefore is subject to) the approval of certain lenders of Heartland, and Heartland agrees to seek to obtain the written approval of such lenders on or before December 1, 1995.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

          (A) Heartland shall prepare and file with the SEC as soon as practicable the Registration Statement containing a proxy statement/prospectus in connection with the registration under the Securities Act of Heartland Shares issuable pursuant to the terms of this Agreement, a portion of which shall also serve as the proxy statement with respect to the meetings of the stockholders of Heartland to approve the Acquisition and a portion of which shall constitute the prospectus to be delivered to the Partners of Seller with regard to Heartland Shares issuable pursuant to this Agreement, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with Heartland Shares prior to the Closing. Subject to Sections 5.2(b) and 5.15, Seller shall furnish Heartland all information concerning Seller and the holders of its equity interests required for use in the Registration Statement, and take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by Seller pursuant to this Section 5.2. None of the information furnished by or on behalf of Seller for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) Seller shall prepare as soon as practicable a disclosure statement (together with any amendments thereof or supplements thereto in the form or forms distributed to Seller's Partners, the "Seller Disclosure Statement") for distribution to Seller's Partners in connection with the solicitation of proxies or consents to the consummation of the transactions set forth in this Agreement. Seller contemplates preparing the Seller Disclosure Statement as a separate document designed to inform Seller's Partners with respect to all material aspects of the Acquisition and further anticipates transmitting the proxy statement/prospectus constituting a part of the Registration Statement to Seller's Partners. Seller's Disclosure Statement shall be in form and substance satisfactory to Heartland and shall comply with applicable law relating thereto and to the use thereof contemplated in this Agreement. Seller's Disclosure Statement shall be delivered to Heartland for filing by Heartland with the SEC as a part of or in connection with the Registration Statement. Subject to Section 10.2, Seller shall make such modifications in Seller's Disclosure Statement as Heartland shall request at any time prior to the distribution thereof to Seller's Partners. When distributed to Seller's Partners, the Seller's Disclosure Statement shall be accompanied by such additional materials as Heartland shall require. Subject to Section 10.2, following distribution of the Seller Disclosure Statement to Seller's Partners, Seller shall distribute such amendments or supplements thereto as Heartland shall require. Heartland shall furnish Seller all information concerning Heartland required for use in the Seller's Disclosure Statement, and Heartland shall take such other action as Seller may reasonably request in connection with the preparation of the Seller Disclosure Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact

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     or any fact necessary to make the statements contained therein not misleading. The Seller's Disclosure Statement shall not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.3 ACCESS. Subject to the consent of AWS (with respect to the operations and properties of the Venture), Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and Seller's principal offices, will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of Seller and will be permitted to discuss the affairs, and accounts of Seller with the Executive Committee, AWS, manager, officers, employees, counsel, and accountants of Seller. Such investigation shall not, however, affect the representations and warranties of Seller set forth in
Article 2 hereof; provided that in the event that Heartland acquires actual knowledge of any fact or circumstance prior to the mailing of Seller's Disclosure Statement that represents a breach of any representation, warranty or covenant of Seller to the extent, and only to the extent, such representation, warranty or covenant relates to the Venture (including, without limitation, the Assets or the Business) Heartland shall deliver to Seller written notice of the same; provided further, that to the extent that the Registration Statement contains any information that conflicts with the representations, warranties or covenants of Seller under this Agreement, to the extent, and only to the extent that such representations, warranties or covenants relate to the Venture (including, without limitation, the Assets or the Business), then Heartland shall be deemed to have waived such breach. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to Seller all such documents (including copies thereof) furnished by Seller to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning Seller obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information (i) previously disclosed to Heartland by AWS prior to the date hereof, (ii) subsequently disclosed to Heartland by AWS in connection with the preparation of the Merger Agreement, or (iii) was at the time of its use or disclosure to any third party by Heartland in the public domain other than as a result of any breach of this provision by Heartland or (b) such disclosure is required by law; provided that notwithstanding the termination of this Agreement, Heartland shall have the right to use or disclose any information delivered by Seller to Heartland hereunder in connection with the Merger Agreement and any registration statement relating thereto. Nothing contained herein shall be deemed to require Seller to deliver or make available to Heartland any information which Seller reasonably believes is subject to an attorney-client or other privilege and which, if disclosed, would no longer be subject to such privilege.

     5.4 COMPLIANCE WITH THE SECURITIES ACT. Seller has caused to be prepared and delivered to Heartland a list identifying all persons who, as of the date hereof, may be deemed to be "Affiliates" of Seller as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, Seller shall cause to be prepared and delivered to Heartland an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons who at the time of Seller's partner meeting may be deemed to be a Rule 145 Affiliate. Seller shall use all reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to delivered to Heartland on or prior to the Closing Date a written agreement, in the form attached hereto as Exhibit 5.4, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Distributable Shares issued to such Rule 145 Affiliate pursuant to this Agreement, except pursuant to an effective Registration Statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     5.5 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as

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may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (e) not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

     5.6 PUBLIC ANNOUNCEMENTS. Heartland and Seller will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation, which notice or other communication is received by any member of the Executive Committee or Ed Pankey (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on such party, or
(iii) any written notice or other written communication from any third party received by any member of the Executive Committee or Ed Pankey alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.8 LETTERS OF SELLER'S ACCOUNTANTS. Seller shall cooperate with Heartland in connection with Heartland's obtaining a letter ("Accountant's Consent Letter") from the auditors engaged pursuant to Section 4.5, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.9 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     5.10 HEARTLAND LOAN. Concurrently with the execution of this Agreement, Heartland has agreed to loan ("Heartland Loan") to Seller up to Five Hundred Thousand and No/100 Dollars, which funds are to be disbursed and used for the purposes set forth in the loan agreement in the form attached as Exhibit 5.10(a) ("Heartland Loan Agreement") and the promissory note and security agreement executed in connection therewith. The Heartland Loan shall be evidenced by a promissory note ("Heartland Note") in the form attached hereto as Exhibit 5.10(b), and secured by a first and superior lien granted by Seller in and to the Venture Interest created pursuant to the terms of a Security Agreement ("Heartland Security Agreement") in the form attached as Exhibit 5.10(c).

     5.11 RIGHT OF FIRST REFUSAL. Notwithstanding any other provisions of this Agreement to the contrary (including, without limitation, Section 4.4), Seller hereby grants to Heartland a right of first refusal to purchase or otherwise acquire any assets or interests that are the subject of an Acquisition Proposal, determined by the Executive Committee to be bona fide and that the Executive Committee intends to accept, upon the terms set forth for this Section 4.4. Upon the Executive Committee's receipt an Acquisition Proposal that it determines is bona fide and that it determines to accept, the terms of such proposal shall be delivered to Heartland in a written notice ("Offer Notice") which shall contain a copy of any written Acquisition Proposal or a summary of the material terms of any oral Acquisition Proposal. Heartland shall have a period of

         1060

ten (10) business days from its receipt of an Offer Notice to exercise its right of first refusal to consummate the transaction which is the subject of the Acquisition Proposal by written notice to Seller of such election ("Election Notice"). If Heartland so elects to exercise such right, Heartland shall then proceed to consummate the Acquisition Proposal in accordance with the terms described in the Offer Notice; provided that (a) in the event the consent of Heartland's shareholders or lenders is required, Heartland shall have a period of thirty (30) days to obtain such consents, (b) in the event that consent of any other third party (such as the FCC or a License holder) is required, Seller shall be responsible for, and Heartland shall cooperate in, obtaining such consent, and (c) any proposed closing of a transaction described in an Acquisition Proposal shall occur no earlier than (i) ten (10) days after Heartland's delivery of the Election Notice or (ii) ten (10) days from the date of Heartland's receipt of any consent referred to in clause (a) or (b) above, whichever is later. In the event that Heartland fails to deliver to Seller an Election Notice within the time period specified herein, Seller may consummate the Acquisition Proposal upon the terms and conditions described to Heartland in the Offer Notice, and upon the consummation of the transaction described in the Offer Notice, Heartland's rights hereunder shall terminate; provided that Heartland's rights hereunder shall not terminate upon the consummation of any Acquisition Proposal with an Affiliate of Seller. In the event any terms and conditions of the Acquisition Proposal deviate or are subsequently modified in any material aspect from the terms described to Heartland in the Offer Notice, then Seller shall resubmit the Offer Notice to Heartland as if a new Acquisition Proposal had been received. Heartland's right of first refusal granted in this
Section 5.11 shall terminate upon termination of this Agreement.

     5.12 EMPLOYEES. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Heartland shall have the right to contact any employees of Seller and/or, subject to the consent of AWS, the Venture regarding the potential employment of such persons following the Closing Date. Any such employees hired by Heartland shall be considered "newly hired," and Heartland shall not be responsible for any benefit or compensation of such persons arising prior to the Closing Date.

     5.13 EXHIBITS. Heartland and Seller agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before November 30, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits.

     5.14 DELIVERY OF SCHEDULES AND OTHER ITEMS. Notwithstanding any other statements contained herein to the contrary, Seller shall deliver to Heartland all Schedules and documents stated to have been delivered herein on or before October 20, 1995.

     5.15 CERTAIN LIMITATIONS. Heartland acknowledges that the Venture has been managed by AWS and that Seller has little or no independent information regarding the Venture's operations, properties, assets or liabilities (including, without limitation, the Assets and the Business), other than information provided to Seller by AWS, and that the representations and warranties of Seller regarding the Venture are limited to the Knowledge of Seller principally derived from inquiry of and/or information provided by AWS. Heartland and Seller further acknowledge and agree that (i) notwithstanding any language to the contrary contained herein, express or implied (including without limitation the use of the words "shall" or "will" with respect to certain covenants and obligations of Seller), that Seller's obligations with respect to either (A) obtaining, preparing and/or delivering information regarding the Venture, the Assets, the Business or information regarding Seller or Seller's Partners that is not in Seller's possession, or (B) preparing (or responding to request from the Heartland, the SEC or any state regulatory authority regarding) the Registration Statement or Seller's Disclosure Statement, shall be limited to Seller's reasonable efforts, without the expenditure of any significant amounts or the commencement of litigation, and Seller shall not be in breach of this agreement so long as Seller has taken reasonable efforts to perform or cause the performance of such covenants or obligations; and (ii) the parties' respective obligations for fees and expenses associated with the performance of the covenants and transactions contemplated hereby shall be subject to the provisions of Section 13.1.

     5.16 AWS CLAIMS. If, at Closing, Seller on one hand, and the AWS Parties on the other, do not execute a mutual release of any and all claims and causes of action that each such party may have as to the other party, in a form reasonably acceptable to the parties thereto (the "Mutual Releases"), then Seller shall retain an interest in the AWS Claims from and after Closing which will allow Seller to assert the AWS Claims, in

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whole or in part, in connection with or as a defense to any action brought by AWS or an AWS Party against Seller or any Partner of Seller. The form of the agreement implementing this provision shall be attached hereto as Exhibit 5.16. In the event that upon the Closing Heartland consummates the Merger Agreement with AWS and AWS delivers the release contemplated by Section 8.3(d), then Seller shall indemnify Heartland for any costs or expenses to Heartland attributable to any indemnification obligations of AWS existing immediately prior to September 11, 1995 (to which Heartland would succeed by operation of law pursuant to the Merger Agreement) to the AWS Parties, in the stated capacity, if any, arising from any actions or proceedings between the AWS Parties, on the one hand, and Seller or any Partner on the other.

ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION.

     The obligation of the parties hereto to consummate the Acquisition is subject to the fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     6.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition or the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller and Heartland shall have been made or obtained (as the case may be) without restrictions.

     6.4 EXHIBITS. On or before November 30, 1995, Heartland and Seller shall have agreed upon the form of each Exhibit to this Agreement and each such Exhibit shall be attached hereto.

     6.5 PARTNER APPROVAL. The sale of the Venture Interest, the Partner's release or assignment of the AWS Claims, the Agreement and Plan of Liquidation and all other transactions contemplated hereunder shall have been approved by the Partners holding two-thirds ( 2/3) of the outstanding equity and voting interest of Seller.

     6.6 APPLICABILITY OF THE ROLL-UP RULES. Heartland and Seller shall not be required to comply with the Roll-up Rules in consummating the Acquisition in accordance with the terms of this Agreement.

     6.7 CLOSING SHARE PRICE. The Closing Share Price shall not be less than $17.00 per Heartland Share.

     6.8 LENDERS' CONSENTS. Heartland shall have delivered to Seller written notice ("Approval Notice") that the Acquisition has been approved or consented to by Jupiter Partners, L.P. and the holders of $100,000,000 of 13% Senior Notes due 2003 of Heartland relative to the transactions contemplated by this Agreement on or before December 1, 1995.

ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING.

     The obligations of Heartland to consummate the Acquisition are subject to the fulfillment, or written waiver signed by Heartland, of each of the following conditions precedent on or prior to the Closing Date.

     7.1 STOCKHOLDER AND OTHER APPROVAL. The Acquisition shall have been approved by the requisite votes of the holders of Heartland Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

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     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Seller shall be true and correct in all material respects when made and shall be true and correct in all material respects as if initially made on and as of the Closing Date.

     7.3 SELLER'S DOCUMENTS. Seller shall have delivered the following to Heartland in form and substance satisfactory to Heartland and its counsel:

          (A) A certificate signed by an authorized member of Seller's Executive Committee confirming, on and as of the Closing Date, that each representation and warranty set forth in Section 2 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date and that Seller is in compliance with the applicable covenants set forth in Articles 4, 5 and 6 hereof.

          (B) An opinion of special counsel to Seller in the form attached hereto as Exhibit 7.3(b).

          (C) Copies of the partnership records, list of Partners, minute books, operating agreements and organization documents of Seller.

          (D) An Assignment of Venture Interest in the form attached hereto as
     Exhibit 7.3(d)-1 and either (i) an Assignment of AWS Claims in the form of
     Exhibit 7.3(d)-2 or (ii) the Mutual Release in the form of Exhibit 5.16.

     7.4 REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have been declared effective by the SEC in accordance with the Securities Act and the rules and regulations promulgated thereunder.

     7.5 NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred with respect to Seller, the Venture, the Venture Interest or Assets, or prospects of any thereof from the date hereof through the Closing Date, and as of the Closing Date, the Liabilities of Seller (a) to AWS associated with the Venture or the Business shall not exceed (i) if the Closing Date is on or before January 31, 1996, $510,000; (ii) if the Closing Date is between February 1 and February 29, 1996, $540,000; and (iii) if the Closing Date is between March 1 and March 31, 1996, $570,000; and (b) to any other third parties (directly or indirectly through the Venture) other than Liquidated Liabilities shall not exceed $100,000 in the aggregate.

     7.6 AUDITED FINANCIAL STATEMENTS. Heartland shall have obtained audited financial statements of Seller as of, and for the period ending, December 31, 1994, and for any other periods for which audited financial statements of Seller are required for the Regulation Statement, including balance sheets and related statements of income and expense, and such financial statements shall conform in all material respects to the unaudited financial statements previously delivered by Seller to Heartland.

     7.7 ACCOUNTANT'S CONSENT LETTER. Heartland shall have received the Accountant's Consent Letter.

     7.8 SELLER'S OBLIGATIONS PERFORMED. All obligations of Seller to be performed to the Closing Date shall have been performed in all material respects.

     7.9 CONSENTS AND APPROVALS. All necessary and appropriate governmental and third party consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, receipt of the AWS Consent and a "final" order by the FCC approving, without any materially adverse or onerous conditions, Heartland (or a commonly owned entity) as licensee of the owned FCC Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.

     The obligation of Seller to consummate the Acquisition is subject to fulfillment, or written waiver signed by Seller, of each of the following conditions precedent on or prior to the Closing Date.

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     8.1 PARTNER APPROVAL. The Acquisition shall have been approved by the requisite votes (but in no event less than a two-thirds ( 2/3) vote) of Seller's Partners in accordance with applicable law and its partnership agreement and/or other organizational documents.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND DOCUMENTS. Heartland shall have executed and delivered to Seller in form and substance satisfactory to Seller and its counsel:

          (A) A certificate of an executive officer of Heartland confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 3 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland addressed to Seller in the form attached hereto as Exhibit 8.3(b).

          (C) The Exchange Agreement, executed by Heartland and the Exchange Agent.

          (D) Either the Mutual Release in the form of Exhibit 5.16, if reasonably obtainable, or an assumption and indemnification from such claims in the form attached hereto as Exhibit 8.3(d); provided that if Heartland consummates the Merger Agreement with AWS on or before the Closing Date, then Heartland shall deliver or cause AWS to deliver to Seller the Mutual Release.

     8.4 HEARTLAND OBLIGATIONS PERFORMED. All obligations of Heartland to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.5 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the proxy statement to be amended or supplemented under applicable securities laws.

ARTICLE 9. INDEMNIFICATION.

     9.1 PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES. All statements, certifications, representations and warranties made by the parties hereto in this Agreement, in any Schedule, or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years. All covenants, agreements and indemnifications made by the parties hereto in this Agreement, in any Schedule or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing for a period of four (4) years.

     9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Heartland from and against, and shall reimburse Heartland with respect to, any and all Damages incurred by Heartland by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Seller contained or referred to herein, in any Schedule hereto, or in any certificate or other instrument executed by Seller in connection with this Agreement;

          (B) any failure by Seller to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement;

          (C) the Excluded Liabilities; or

          (D) the operations and activities of Seller and its Affiliates, including those related to the Venture Interest and the Assets, prior to and including the Closing Date.

     9.3 LIMITATION ON CLAIMS OF HEARTLAND. Notwithstanding anything in Section
9.2 hereof to the contrary, Heartland shall not have any claim against Seller pursuant to Section 9.2 hereof to the extent that Heartland

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receives payment with regard to such claim from any third party provided that Heartland need not pursue or exhaust remedies, if any, against such third party. If, at any time after Seller has made an indemnifying payment to Heartland with respect to a claim hereunder, Heartland receives (or has a right to receive) payment with respect to such claim from a third party, Heartland will promptly refund Seller the aggregate amount of such third party payments or will assign to Seller the rights of Heartland to receive such third party payment (provided, however, that Seller shall not be entitled to receive from Heartland, whether by way of payment from Heartland or by way of collection pursuant to rights assigned by Heartland, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Seller to Heartland with respect to such claim).

     9.4 INDEMNIFICATION BY HEARTLAND. Heartland shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller for, any and all Damages incurred by it by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Heartland contained or referred to herein, or in any certificate, or other instrument executed by it in connection with this Agreement;

        (B) any Assumed Liabilities; or

          (C) any failure by Heartland to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement.

     9.5 LIMITATION ON CLAIMS OF SELLER. Notwithstanding anything in Section 9.4 hereof to the contrary, Seller shall not have any claim against Heartland pursuant to Section 9.4 hereof to the extent that Seller receives payment with regard to such claim from any third party provided that Seller need not pursue or exhaust remedies, if any, against such third party. If, at any time after Heartland has made an indemnifying payment to Seller with respect to a claim hereunder, Seller receives (or has a right to receive) payment with respect to such claim from a third party, Seller will promptly refund Heartland the aggregate amount of such third party payments or will assign to Heartland the rights of Seller to receive such third party payment (provided, however, that Heartland shall not be entitled to receive from Seller, whether by way of payment from Seller or by way of collection pursuant to rights assigned by Seller, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Heartland to Seller with respect to such claim).

     9.6 NOTICE OF CLAIMS. Any party seeking indemnification hereunder (an "Indemnitee") shall give to each party obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

     9.7 THIRD PARTY CLAIMS. In the event of any third party claim, deficiency or demand asserted or any action commenced or notice given of any audit, administrative or other proceeding against an Indemnitee (a "Claim"), as to which indemnification may be sought from an Indemnitor, the Indemnitee shall promptly deliver a Claim Notice to the Indemnitor; provided, however, that the failure by the Indemnitee to give such prompt notice shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent such failure prejudices the Indemnitor. The Indemnitor shall be entitled to assume the defense of any Claim, with counsel reasonably satisfactory to the Indemnitee, if the Indemnitor shall agree in writing within fifteen (15) days after receipt of such Claim Notice that it is required, pursuant to this Article 9, to indemnify the Indemnitee for the full amount of such Claim (the "Claim Acknowledgement Procedure"). If the Indemnitor assumes the defense of any Claim, the Indemnitee shall cooperate with the Indemnitor in connection therewith, and the Indemnitee shall be kept informed with respect to, and shall have the right to participate in, the contest, defense, settlement or compromise of any such Claim. If the Indemnitor does not assume the defense of any such Claim, does not comply with the Claim Acknowledgement Procedure, fails in the reasonable judgment of the Indemnitee to conduct such defense in a satisfactory manner, or fails to engage counsel reasonably satisfactory to the Indemnitee, the Indemnitee shall be entitled to conduct the defense of

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such Claim at the Indemnitor's expense. In any case, the Indemnitor may not settle or compromise any such Claim without the prior written consent of each Indemnitee, which in the case of a settlement solely involving monetary damages shall not be unreasonably withheld.

ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Partners of Seller and shareholders of Heartland, by the mutual consent of Heartland and Seller.

     10.2 TERMINATION BY SELLER. This Agreement may be terminated and the Acquisition may be abandoned by Seller either (a) if the Closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of
Section 1.11, or earlier date set forth therein, (b) at any time prior to such date upon a default by Heartland in its obligations under the Heartland Loan Agreement or documents executed in connection therewith or (c) in the event that Heartland or any governmental or regulatory authority asserting jurisdiction with respect to the transactions contemplated in this Agreement shall require a modification to the form or substance of Seller's Disclosure Statement or the taking of any action in connection with the solicitation of Seller's Partners with respect to the transactions contemplated herein which Seller deems, in its sole discretion, unreasonable, inappropriate or burdensome, in the circumstances in which Seller shall find itself at the time.

     10.3 TERMINATION BY HEARTLAND. This Agreement may be terminated and the Acquisition may be abandoned by Heartland either (a) if the Closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of Section 1.11, or earlier date set forth therein, or (b) at any time prior to such date, at Heartland's election, upon written notice from Heartland, upon the payment (or offset against the Heartland Note) of the Earnest Money, as set forth in Section 10.4(d) below; provided, however, that the right of Heartland to terminate this Agreement pursuant to this Section 10.3 shall be subordinate to the right of Seller to terminate this Agreement pursuant to Section 10.2(c).

     10.4 EFFECT OF TERMINATION AND ABANDONMENT.

          (A) In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article 10, no party hereto (or any directors, managers or officers) shall have any liability or further obligation to the other parties to this Agreement, except as provided in
     Article 10, and the remedies set forth below shall be each party's sole and exclusive remedy for such claims. The payments to be made hereunder are each party's reasonable estimate of the Damages arising from the other party's conduct leading to the termination hereof, and shall constitute liquidated damages for any claims based thereon.

          (B) In the event that any Person shall have made an Acquisition Proposal and the Executive Committee of Seller approves the execution of an agreement relating thereto or recommends to the Partners the acceptance of any Acquisition Proposal and Heartland does not exercise its right of first refusal set forth in Section 5.11, then Seller shall promptly, but in no event later than two (2) days after the date of the expiration of the period in which Heartland may deliver the Election Notice (or earlier date if Heartland delivers to Seller a written waiver of its right of first refusal), pay Heartland a fee equal to the sum of (i) Two Hundred Fifty Thousand Dollars ($250,000) and (ii) the outstanding principal and accrued interest under the Heartland Note, and all Earnest Money shall be released to Heartland. Seller acknowledges that the agreements contained in this
     Section 10.4(b) are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland would not enter into this Agreement; accordingly, if Seller fails to promptly pay the amount due and pursuant to Section 10.4(b), and, in order to obtain such payment, Heartland commences a suit which results in a judgment against Seller for the fee set forth in this subparagraph (b) or forecloses under the Heartland Security Agreement, the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at

         1066

     the interest rate specified in the Heartland Note in effect on the date such payment was required to be made.

          (C) In the event that this Agreement is terminated (i) by Heartland pursuant to Section 10.3 because of the failure of a condition precedent set forth in Section 7.2 or 7.8, or (ii) by either party pursuant to
     Section 10.2 or 10.3, as applicable, arising from the failure of the condition precedent set forth in Section 6.5 (and to the extent arising from the failure of such condition, the condition set forth in Section 6.6), then the Escrow Agent shall disburse the Earnest Money to Heartland, and Seller shall repay the Heartland Note in accordance with the terms thereof.

          (D) In the event that this Agreement is terminated for any reason other than as set forth in subsections (b) or (c) above or in connection with Heartland's exercise of its right of first refusal (as set forth in Section 5.11, upon the consummation of which this Agreement shall terminate without the payment of any additional consideration, other than as specified in the Offer Notice), then Escrow Agent shall disburse the Earnest Money deposited by Heartland through such date to Heartland to the extent (but only to the extent) the amount of the Heartland Loan exceeds the amount of the Earnest Money to be disbursed, the amount of the Earnest Money so disbursed shall be offset against the amount of the Heartland Note, and Seller shall thereafter repay the Heartland Note (as reduced) in accordance with the terms thereof.

ARTICLE 11. DEFINITIONS.

     11.1 DEFINITIONS. The terms used in this Agreement have the respective meanings specified or referred to in this Article 9:

          "ACCOUNTANT'S CONSENT LETTER" shall have the meaning set forth in
     Section 5.8.

          "ACQUISITION" shall have the meaning set forth in the Recitals.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACQUISITION SHARES" shall have the meaning set forth in Section 1.3.

          "ACT" means The Communication Act of 1934, as amended.

          "ADDITIONAL EARNEST MONEY" shall have the meaning set forth in Section 1.10.

          "APPLICATION" means a pending application by Seller or Institution or other Parties to the FCC for a License.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Agreement, the term "Affiliate" of any party hereto shall not include AWS or its predecessors.

          "ASSETS" shall have the meaning set forth in Section 1.2

          "ASSUMED LIABILITIES" means the (i) Liabilities of Seller (directly or indirectly through the Venture) for indebtedness owed to AWS as of the Closing Date associated with the operations of the Venture and the Business, to the extent and only to the extent such indebtedness (including any accrued interest thereon) does not exceed on or before January 31, 1996, $510,000; on or before February 29, 1996, $540,000; and on or before March 31, 1996, $570,000; (ii) any contingent Liabilities of Seller to AWS arising from matters disclosed in Schedule 2.4 and (iii) any Liabilities associated with the Venture Interest arising after the Closing Date.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to Seller by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with any Market and the provision thereon of wireless

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     cable services in and around any Market, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedule 2.8(a), (b) and (c).

          "AWS CLAIMS" means all causes of action, lawsuits, litigation files, demands, judgments and claims of any nature available to or being pursued by Seller or any Partner, as applicable, against AWS or any AWS Party.

          "AWS CONSENT" shall have the meaning set forth in Section 2.3.

          "AWS PARTIES" means (i) AWS or its current officers, directors, or existing Affiliates in their capacity as such; (ii) Micom Products, Ltd., a Delaware limited liability company; and (iii) Steven G. Johnson (both in his individual capacity and in his capacity as a party listed in clause (i) above).

          "BENEFIT PLAN" shall have the meaning set forth in Section 2.18.

          "BUSINESS" shall have the meaning set forth in Section 1.2.

          "CAUSES OF ACTION" means all causes of action, lawsuits, litigation files, demands, judgments, and claims of any nature available to or being pursued by Seller with respect or relating to the Business or the ownership, use, function, or value of any Asset, whether arising by way of counterclaim or otherwise, other than AWS Claims.

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the Seller.

          "CLAIM" shall have the meaning set forth in Section 9.7.

          "CLAIM ACKNOWLEDGEMENT PROCEDURE" shall have the meaning set forth in
     Section 9.7.

          "CLAIM NOTICE" shall have the meaning set forth in Section 9.6.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.1.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.1.

          "CLOSING PLACE" means the offices where the Closing shall take place on the Closing Date as provided for in Section 1.1.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the ten (10) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Shares do not trade on any day within such ten-day period, the closing price for any such day shall be deemed to be the closing price for the date preceding such date for purposes of determining the Closing Share Price.

          "CLOSING TIME" means the time on the Closing Date that the Closing shall take place as provided for in Section 1.1.

          "CONSENT" means any and consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for the Business to be conducted or the Assets to be used or available for use in the conduct of the Business after the Closing Date substantially in the manner as before the Closing Date.

          "CONTRACTS" means all Channel Leases, Site Leases, Site Options, programming agreements, equipment leases, management agreements, joint venture agreements, notes, guaranties, covenants not to

         1068

     compete, employment agreements, consulting agreements, permits, participation agreements, policies, purchase and sale orders, quotations and other executed or executory commitments understandings and instruments to which Seller or the Venture is a party, or of which Seller or the Venture is to receive the benefit or by which any of the Assets of Seller or the Venture is bound relating to the Market or Business, whether written or oral and whether originally entered into by Seller or the Venture or another party.

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DISTRIBUTABLE SHARES" shall have the meaning set forth in Section
     1.4.

          "DISTRIBUTION RECORD DATE" shall have the meaning set forth in Section 1.4.

          "DOCUMENTS" means, with respect to the Venture Interest, Business or the Assets, all applications, engineering or market or other studies, reports, and analysis or memoranda, or records and other documents or data related to the Venture Interest or the Business which are in the possession or under the control of Seller whether or not any such document is reproduced or maintained on paper or stored or retained in or on audio or video tapes or computer hardware disks or by other electronic, magnetic or other means or methods.

          "EARNEST MONEY" shall have the meaning set forth in Section 1.10.

          "ELECTION NOTICE" shall have the meaning set forth in Section 5.11.

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off the Site, whether yet discovered, which could or does result in Damages, including any condition resulting from the operations of the Venture or Seller.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to Seller, the Venture, the Venture Interest, or any Assets.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property used or available for use in the Business or located at any of the Facilities and related to the Business.

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          "ESCROW AGENT" means US Trust Company.

          "EXCHANGE AGENT" shall mean Norwest Bank Minneapolis, National Association.

          "EXCHANGE AGREEMENT" shall have the meaning set forth in Section 1.3.

          "EXCHANGE PRICE" shall have the meaning set forth in Section 1.3.

          "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.2.

          "EXCLUDED LIABILITIES" shall mean any Liabilities of Seller (direct or indirect through the Venture) other than Assumed Liabilities, including, without limitation, the Heartland Loan.

          "EXECUTIVE COMMITTEE" shall have the meaning set forth in Section 1.4.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means, with respect to the Business or the Assets, all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by the Venture or Seller or leased by or the use of which are leased by the Venture or Seller.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.4.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are consistent with the principles promulgated and adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Govern-

         1070

     mental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND LOAN" shall have the meaning set forth in Section 5.10.

          "HEARTLAND LOAN AGREEMENT" shall have the meaning set forth in Section 5.10.

          "HEARTLAND NOTE" shall have the meaning set forth in Section 5.10.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HEARTLAND SECURITY AGREEMENT" shall have the meaning set forth in
     Section 5.10.

          "HEARTLAND SHARES" shall have the meaning set forth in Section 1.3.

          "HSR ACT" shall have the meaning set forth in Section 5.9.

          "INDEMNITEE" shall have the meaning set forth in Section 9.6.

          "INDEMNITOR" shall have the meaning set forth in Section 9.6.

          "INITIAL EARNEST MONEY" shall have the meaning set forth in Section 1.10.

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with Seller, the Venture or their respective Affiliates.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of Seller or any Affiliate of Seller which are used or available for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) an individual should have known of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a manager, director or officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to warranties made by Seller, that Seller, based upon a reasonable investigation, believes the warranty is true. A "reasonable investigation" by Seller with respect to the Venture, the Business or the Assets shall be deemed to have been made in the event Seller requests that AWS confirm the representations and warranties are true and correct, and if AWS refuses to confirm the accuracy of such representations and warranties, the reason for such refusal.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

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          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals necessary or required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance.

          "LIQUIDATED LIABILITIES" shall mean all Excluded Liabilities, other than Liabilities of Seller arising through the Venture, the Business or the Assets, whether to AWS or any other third parties, except to the extent Seller elects to pay such Liabilities with the proceeds of the Liquidated Shares as a part of its Agreement and Plan of Liquidation.

          "LIQUIDATED SHARES" shall have the meaning set forth in Section 1.4.

          "MARKET" means the Fort Worth, Texas Standard Metropolitan Area.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in, or is reasonably likely to result in, a material adverse change in the business, operations, properties, prospects relating to the Venture Interest taken as a whole other than general economic change over which Seller has no control.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "OFFER NOTICE" shall have the meaning set forth in Section 5.11.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

          "PARTIES" shall mean all parties to Contracts other than Seller from which Consents are required.

          "PERMITTED ENCUMBRANCES" means deposits under Workmen's Compensation, Unemployment Insurance or Social Security laws, or to secure statutory obligations or surety or other similar bonds; mechanics, suppliers, carriers, warehousemen's or other similar liens; liens securing Taxes, government charges or other governmental levies which are not yet due and payable, or being contested in good faith by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; and the interest or title of any lessor in property pursuant to a lease of that property.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "PREPAID SUBSCRIBER FEES" means all amounts received by Seller or the Venture from customers or subscribers in the Market (whether held as cash, cash equivalents or otherwise) for periods of service from and after the Closing Date.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PURCHASE PRICE" shall have the meaning set forth in Section 1.3.

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 1.6.

          "ROLL-UP RULES" shall have the meaning set forth in Section 4.1.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 5.4.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" shall have the meaning set forth in the Recitals.

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          "SELLER'S DISCLOSURE STATEMENT" shall have the meaning set forth in
     Section 5.2(b).

          "SELLER'S REPRESENTATIVE" shall have the meaning set forth in Section 4.4.

          "SITE" means a wireless cable television site with respect to which Seller is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean a Contract for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "VENTURE" shall have the meaning set forth in the Recitals.

          "VENTURE INTEREST" shall have the meaning set forth in the Recitals.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

     11.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 12. POST-CLOSING COVENANTS.

     12.1 COOPERATION AND EXCHANGE OF INFORMATION. Following the Closing, Heartland and Seller shall provide to each other, upon reasonable prior notice and during normal business hours, access to the books and records in the possession of the other which relate to the Venture Interest or the Assets to the extent such access may be required (i) to facilitate the investigation, litigation and final disposition of any claims which have been made or may be made against (A) Seller that relate to the Venture Interest for periods of time prior to the Closing, or (B) Heartland that relate to the Venture Interest for periods of time from and after the Closing; and (ii) for any other reasonable business purpose, but in either case only to the extent that such access does not unreasonably interfere with the business and operations of such party or violate any law, order, contract or license applicable to such party.

ARTICLE 13. MISCELLANEOUS.

     13.1 EXPENSES OF THE TRANSACTION. Each of Seller and Heartland agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated; provided that (a) the following fees and expenses shall be the responsibility of Heartland: (i) the fees of the Exchange Agent, (ii) the printing costs for the Registration Statement, Seller's Disclosure Statement and any other solicitation materials, (iii) costs of mailing the Seller's Disclosure Statement and any other solicitation materials mailed therewith, (iv) SEC filing fees for the filing of the Registration Statement, (v) FCC filing or Consent fees arising from the transactions contemplated hereby, (vi) fees payable to third parties for obtaining any other Consents necessary to consummate the transactions contemplated hereby, and (vii) expenses for the audit of Seller's financial statements; (b) Seller shall be solely responsible for any brokerage fees or commissions payable with regard to the sale of the Liquidated Shares; and (c) the fees and expenses of the Escrow Agent shall be paid by the party receiving the Earnest Money. The parties acknowledge and agree that Seller shall be entitled to use a portion of the proceeds of the Heartland Loan for the payment of its costs incurred in connection with this Agreement, as further set forth in the Heartland Loan Agreement.

     13.2 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

         1073

E

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        903 N. Bowser, Suite 140
        Richardson, Texas 75081
        Fax: (214) 479-1023
        Attn: Mr. John R. Bailey

     With copy to:

        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75201
        Fax: (214) 741-7139
        Attn: Victor B. Zanetti, Esq.

     If to Seller, to:

        Fort Worth Wireless Cable TV Associates
        200 Balboa Court
        Irving, TX 75062
        Fax: (214) 541-7761
        Attn: Mr. Don McGee

     With copy to:

        Brown McCarroll & Oaks Hartline
        300 Crescent Court, Suite 1400
        Dallas, TX 75201
        Fax: (214) 999-6170
        Attn: Robert E. Morrison, Esq.

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided. Any notice personally delivered or transmitted via facsimile after 5:30 p.m. in Dallas, Texas shall be deemed to have been received on the following day.

     13.3 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     13.4 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits (if any) hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     13.5 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     13.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by Seller except with the prior written consent of Heartland. Any purported assignment by Seller contrary to the terms of this Agreement shall be void. Notwithstanding the foregoing, Heartland may assign this Agreement and all of its rights and obligations hereunder, to any party. Promptly following said assignment, Heartland shall notify Seller of the name of said assignee.

     13.7 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Time, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland

         1074

and Seller; provided, Heartland shall be entitled to disclose the transactions contemplated hereby without the prior approval of Seller to the extent reasonably necessary for Heartland to comply with applicable securities laws.

     13.8 CONSENT TO JURISDICTION. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Texas, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Heartland and Seller hereby irrevocably submit to the jurisdiction of the state courts of the State of Texas and to the jurisdiction of the United States District Court for the Northern District of Texas, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or thereof brought by either party or its successors or assigns. Each party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby consents to service of process by registered mail at the address to which notices are to be given. Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. Final judgment against either party in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (x) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability therein described or
(y) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that the party may at its option bring suit, or institute other judicial proceedings against the other party or any of its Assets in any state or Federal court of the United States or of any country or place where that party or such Assets may be found.

     13.9 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     13.10 SCHEDULES. The Schedules referred to herein and delivered to Heartland upon execution hereof are hereby made a part of this Agreement, and may not be changed, substituted or altered without Heartland's prior written consent.

     13.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

         1075

E

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            SELLER:

                                            FORT WORTH WIRELESS CABLE T.V.
                                            ASSOCIATES,
                                            a California general partnership

                                            By:    /s/  DONALD MCGEE
                                            Name: Donald McGee
                                            Title:  Co-Chairman
                                                    Management Committee

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.,
                                            a Delaware corporation

                                            By:    /s/  JOHN R. BAILEY
                                            Name: John R. Bailey
                                            Title:  Chief Financial Officer

         1076

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                            903 N. Bowser, Suite 140
                            Richardson, Texas 75081

                               December 13, 1995

Fort Worth Wireless Cable T.V. Associates
200 Balboa Court
Irving, Texas 75062

     Re:  Extension of Certain Dates under the
          Amended and Restated Asset Purchase Agreement

Gentlemen:

     Reference is hereby made to that certain Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between Fort Worth Wireless Cable T.V. Associates ("FTW") and Heartland Wireless Communications, Inc. ("Heartland"), as amended by the letter agreement dated November 30, 1995 (as amended, the "Agreement"). Capitalized terms not defined herein shall have the meaning ascribed thereto in the Agreement.

     By their signatures hereto, FTW and Heartland each agree to extend the Exhibit Delivery Date from December 13, 1995 until December 29, 1995.

     Except as set forth herein, the remaining terms of the Agreement shall be unaltered and remain in full force and effect. This letter may be executed in one or more counterparts and by facsimile signature.

                                      Yours very truly,

                                      HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                      By:   /s/  JOHN R. BAILEY
                                      Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

By:   /s/  DONALD MCGEE
Title: Co-Chairman
      Management Committee

         1077

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                            903 N. Bowser, Suite 140
                            Richardson, Texas 75081

                               November 30, 1995

Fort Worth Wireless Cable T.V. Associates
200 Balboa Court
Irving, Texas 75062

     Re:  Extension of Certain Dates under the
          Amended and Restated Asset Purchase Agreement

Gentlemen:

     Reference is hereby made to that certain Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 ("Signing Date") between Fort Worth Wireless Cable T.V. Associates ("FTW") and Heartland Wireless Communications, Inc. ("Heartland") (the "Agreement"). Capitalized terms not defined herein shall have the meaning ascribed thereto in the Agreement.

     Pursuant to Section 5.13 of the Agreement, FTW and Heartland have agreed that any Exhibit not attached thereto on the Signing Date may be prepared and attached on or before November 30, 1995 (the "Exhibit Delivery Date"), and to cooperate and negotiate in good faith in the preparation of such Exhibits. Pursuant to Section 6.4 of the Agreement, the Agreement of FTW and Heartland on the form of each Exhibit and the attachment thereof to the Agreement on or before the Exhibit Delivery Date is a condition precedent to the obligations of FTW and Heartland to close under the Agreement. By their signatures hereto, FTW and Heartland each agree to extend the Exhibit Delivery Date until December 13, 1995.

     By their signatures hereto, the parties hereto agree that Section 6.8 and all references thereto and to the Approval Notice in this Agreement shall be deleted in their entirety.

     Except as set forth herein, the remaining terms of the Agreement shall be unaltered and remain in full force and effect. This letter may be executed in one or more counterparts and by facsimile signature.

                                      Yours very truly,

                                      HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                      By:   /s/  JOHN R. BAILEY
                                      Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

By:   /s/  DONALD MCGEE
Title: Co-Chairman
      Management Committee

         1078

F
                                                                      APPENDIX F

                               FTW CLAIM RELEASE
         1079

                                 MUTUAL RELEASE

     This Mutual Release ("Release") is executed to be effective      the day of
February, 1996, by the AWS Parties (as hereafter defined) and the FWW Parties (as hereafter defined) for the mutual benefit of the FWW Parties and the AWS Parties.

                                   RECITALS:

     Capitalized terms in these Recitals have the definitions set forth in paragraph 1. Heretofore, FWW and Heartland entered into the Purchase Agreement. A part of the consideration for the execution of the Purchase Agreement is the delivery by AWS and FWW of this mutual Release.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    RELEASE

     1. DEFINITIONS. Capitalized terms have the definitions set forth in the provisions of this Release. The following terms shall have the indicated definitions or the meanings set forth in the indicated part of this Release:

          (a) "Additional AWS Parties" means Dexter A. Cohen, Jeffrey D. Howes and Kevin C. King, if and only if such person or persons execute this Release as an "AWS Party."

          (b) "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or is a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Release, the term "Affiliate" does not include AWS or its predecessors.

          (c) "Approving Partners" means the general partners of FWW voting (by consent, proxy or otherwise) for the approval of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Release), as further described in the Proxy Statement.

          (d) "AWS" means American Wireless Systems, Inc., a Delaware corporation.

          (e) "AWS Parties" means (i) AWS, or its current officers, directors, or existing Affiliates in their capacity as such; (ii) Micom Products, Ltd., a Delaware limited liability company; (iii) Steven G. Johnson (both in his individual capacity and in his capacity as a party listed in (i) above and (iv) any Additional AWS Parties.

          (f) "Consent" means the written form of approval of the Approving Partners of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Release).

          (g) "FWW" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

          (h) "FWW Parties" means FWW, the Approving Partners, present and former management committee members, agents, servants, employees, assigns, predecessors (including, without limitation, Wireless Cable T.V. Associates No. 34, a California general partnership, and the partners thereof), successors and legal representatives.

          (i) "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

          (j) "Person" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity.

         1080

          (k) "Proxy Statement" means the Proxy Statement/Prospectus and
     Disclosure Statement dated January   , 1996 relative to the proposed
     distribution of shares of common stock, $.001 par value per share of Heartland.

          (l) "Purchase Agreement" means that certain Amended and Restated Asset Purchase Agreement between FWW and Heartland dated effective October 4, 1995.

     2. AWS RELEASE. The AWS Parties release and forever discharge the FWW Parties from any and all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by the AWS Parties or any AWS Party, as applicable, against FWW or any FWW Party. It is intended that the claims and causes of action (collectively the "AWS Claims") released pursuant to this paragraph shall include those known, unknown, fixed or contingent. Provided, however, this Release is not intended to nor does it release any claims arising subsequent to the date hereof.

     3. FWW RELEASE. FWW and the Approving Partners release and forever discharge the AWS Parties from any and all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by FWW and the Approving Partners against AWS or any AWS Party. It is intended that the claims and causes of action (collectively the "FWW Claims") released pursuant to this paragraph shall include those known, unknown, fixed or contingent, and shall include, without limitation, the claims described in the Proxy Statement. Provided, however, this Release is not intended to nor does it release any claims arising subsequent to the date hereof.

     4. AWS REPRESENTATIONS. The AWS Parties each jointly and severally represent and warrant to the FWW Parties the following:

          (a) the execution and delivery of this Release has been duly authorized and approved by all appropriate parties and authorities and this Release is binding on and enforceable against the AWS Parties;

          (b) The AWS Parties have not transferred, assigned, encumbered or otherwise burdened any of the AWS Claims; and

          (c) The AWS Parties are the sole owners of the AWS Claims free and clear of all liens, security interests, rights or powers.

     5. FWW REPRESENTATIONS. FWW and the Approving Partners represent and warrant to the AWS Parties the following:

          (a) the execution and delivery of this Release has been duly authorized and approved by all appropriate parties and authorities and this Release is binding on and enforceable against FWW and the Approving Partners;

          (b) FWW and the Approving Partners have not transferred, assigned, encumbered or otherwise burdened any of the FWW Claims;

          (c) FWW and the Approving Partners, as applicable, are the sole owners of the FWW Claims free and clear of all liens, security interests, rights or powers; and

          (d) FWW and each Approving Partner has read and had the opportunity to discuss with legal counsel the effect of this Release and has received and read the Proxy Statement, including without limitation, the portions thereof describing certain claims that may be asserted by the FWW Parties which are included in this Release.

     6. LIMITATIONS; SURVIVAL. The remedy for the breach of any representation contained herein shall be limited strictly to a remedy against the party actually breaching the representation (meaning that, without limitation, FWW and each Approving Partner shall in no event be liable for the breach of any representation by any other party hereto). The representations contained herein shall survive for the period specified for statements, certifications, representations and warranties pursuant to Section 9.1 of the Purchase Agreement.

         1081

     7. APPLICABLE LAW. Except to the extent the laws of the United States are applicable, this Release shall be construed in accordance with the laws of the State of Texas. Any litigation involving the terms of this Release shall be brought in the appropriate state or United States Court in the State of Texas.

     8. COUNTERPARTS. This Release may be executed in one or more counterparts, each of which shall be deemed an original. Each FWW Party acknowledges that the approval of the transactions contemplated by the Purchase Agreement shall constitute each Approving Partner's agreement to be bound by and receive the benefits of this Release, and that the execution of any written document approving such transaction shall constitute the execution and approval of this Release. This Release may also be executed by facsimile signature.

     9. WAIVER. Each party hereto knowingly and voluntarily waives any and all provisions of any applicable law (including, without limitation, any statutes, common law, regulation or other legal requirement or concept) relating to this Release or limiting the scope or effect hereof, including, without limitation, the provisions of Section 1542 of the California Civil Code, which provides that "A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. . . . " Each party hereto acknowledges that this waiver is an essential and material term of this Release.

     Executed to be effective the      day of February, 1996.

                                            AWS PARTIES:

                                            AMERICAN WIRELESS SYSTEMS, INC.,
                                            a Delaware corporation


                                            By:
                                               --------------------------------
                                               Steven G. Johnson,
                                               President and Chief Executive
                                                Officer


                                            MICOM PRODUCTS, LTD., a Delaware
                                            limited liability company


                                              By:
                                                 ------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------


                                            -----------------------------------
                                            Steven G. Johnson

                                            Additional AWS Parties:

                                            -----------------------------------
                                            Dexter A. Cohen

                                            -----------------------------------
                                            Jeffrey D. Howes

                                            -----------------------------------
                                            Kevin C. King

         1082

G
                                                                      APPENDIX G

                              FTW CLAIM ASSIGNMENT
         1083

                              ASSIGNMENT OF CLAIMS

     This Assignment of Claims ("Assignment") is executed to be effective the day of February, 1996, by FWW (as hereafter defined) and Heartland (as hereafter defined).

                                   RECITALS:

     Capitalized terms in these Recitals have the definitions set forth in paragraph 1. Heretofore, FWW and Heartland entered into the Purchase Agreement. A part of the consideration for the execution of the Purchase Agreement is the execution and delivery of this Assignment.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ASSIGNMENT

     1. DEFINITIONS. Capitalized terms have the definitions set forth in the provisions of this Assignment. The following terms shall have the indicated definitions or the meanings set forth in the indicated part of this Assignment:

          (a) "Additional AWS Party" means any of Dexter A. Cohen, Jeffrey D. Howes and/or Kevin C. King, if and only if such person(s) elects to execute the release contemplated in Paragraph 3.

          (b) "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or is a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Assignment, the term "Affiliate" of any party hereto shall not include AWS or its predecessors.

          (c) "Approving Partners" means the general partners of FWW voting (by consent, proxy or otherwise) for the approval of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Assignment), as further described in the Proxy Statement.

          (d) "Assumed Liabilities" has the meaning given in the Purchase Agreement.

          (e) "AWS" means American Wireless Systems, Inc., a Delaware corporation.

          (f) "AWS Parties" means (i) AWS, or its current officers, directors, or existing Affiliates in their capacity as such; (ii) Micom Products, Ltd., a Delaware limited liability company; (iii) Steven G. Johnson (both in his individual capacity and in his capacity as a party listed in (i) above and (iv) any Addtional AWS Parties.

          (g) "Consent" means the written form of approval of the Approving Partners of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of FWW and the execution of this Assignment).

          (h) "FWW" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

          (i) "FWW Parties" means FWW, its general partners, present and former management committee members, agents, servants, employees, assigns, predecessors (including, without limitation, Wireless Cable T.V. Associates No. 34, a California general partnership, and the partners thereof), successors and legal representatives.

          (j) "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

          (k) "Person" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity.

         1084

          (l) "Proxy Statement" means the Proxy Statement/Prospectus and
     Disclosure Statement dated January   , 1996 relative to the proposed
     distribution of shares of common stock, $.001 par value per share of Heartland.

          (m) "Purchase Agreement" means that certain Amended and Restated Asset Purchase Agreement between FWW and Heartland dated effective October 4, 1995.

     2. ASSIGNMENT. Subject to the provisions and reservations contained in paragraph 3., FWW and the Approving Partners hereby assign, sell, transfer and deliver to Heartland all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by FWW and the Approving Partners against AWS or any AWS Party. It is intended that the claims and causes of action (collectively the "FWW Claims") assigned pursuant to this paragraph shall include those known, unknown, fixed or contingent, and shall include, without limitation, the claims described in the Proxy Statement. Provided, however, FWW and the Approving Partners are not assigning any claims arising subsequent to the date hereof.

     3. RESERVATIONS. The assignment in paragraph 2. is conditioned upon the receipt by FWW of a release from each of the AWS Parties releasing the FWW Parties from any and all causes of action, demands, rights and claims of any nature whatsoever, whether known or unknown, fixed or contingent, now or hereafter available to or owned by the AWS Parties against the FWW Parties. If any AWS Party fails to deliver such a release to FWW prior to or contemporaneously with the execution of this Assignment (a "Non-Releasing AWS Party"), FWW expressly reserves the right to assert the AWS Claims against any such Non-Releasing AWS Party, and FWW shall retain the AWS Claims as they relate to any Non-Releasing AWS Party. In addition, FWW reserves the right to assert the AWS Claims in any action or proceeding brought by any Person against any FWW Party and retains its interest in the AWS Claims to the extent necessary to assert the AWS Claims in any such action or proceeding.

     4. INDEMNIFICATION. Heartland agrees to indemnify, protect, defend and hold harmless FWW and each Approving Partner from and against any and all causes of action, damages, demands, lawsuits, judgments and expenses, including attorneys' fees, rights and claims of any nature, known or unknown, fixed or contingent, now or hereafter available to or owned by the AWS Parties or any AWS Party, as applicable, including but not limited to the Assumed Liabilities (collectively, the "AWS Claims"), against FWW or any Approving Partner. Provided, however, this indemnification is not intended nor does it cover any claims arising subsequent to the date hereof. In the event of the assertion of any AWS Claim against FWW or any Approving Partner, Heartland shall assume on behalf of FWW or such Approving Partner and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to FWW or such Approving Partner; provided, however, that FWW and the Approving Partner shall have the right, at their option, to be represented therein by advisory counsel of their own selection and at their own expense. In the event of failure by Heartland to fully perform in accordance with this indemnification provision, FWW or the applicable Approving Partner may, at their option, and without relieving Heartland of its obligations hereunder, may so perform, but all costs and expenses so incurred by FWW or the Approving Partner in that event shall be reimbursed by Heartland to FWW or the Approving Partner, together with interest on the same from the date any such expense was paid by FWW or the Approving Partner until reimbursed by Heartland, at the rate of interest provided to be paid on judgments under the laws of the State of Texas. The indemnification provided in this Paragraph 4 does not cover, and specifically excludes, any claims brought by a Non-Releasing AWS Party in the event that FWW has reserved its right to assert the FWW claims against such Non-Releasing AWS Party pursuant to Paragraph 3 hereof, and has not assigned the FWW claims to Heartland with regard to such Non-Releasing AWS Party.

     5. REPRESENTATIONS.

     (a) FWW and the Approving Partners represent and warrant to Heartland the following:

          (i) the execution and delivery of this Assignment has been duly authorized and approved by all appropriate parties and authorities and this Assignment is binding on and enforceable against FWW and the Approving Partners;

         1085

          (ii) FWW and the Approving Partners, as applicable, have not otherwise transferred, assigned, encumbered or otherwise burdened any of the FWW Claims; and

          (iii) FWW and the Approving Partners, as applicable, are the sole owners of the FWW Claims free and clear of all liens, security interests, rights or powers.

          (iv) FWW and each Approving Partner has read and had the opportunity to discuss with legal counsel the effect of this Assignment and has received and read the Proxy Statement, including without limitation, the portions thereof describing certain claims that may be asserted by FWW which are included in this Assignment.

     (b) The remedy for the breach of any representation contained herein shall be limited strictly to a remedy against the party actually breaching the representation, such that FWW and each Approving Partner shall in no event be liable for the breach of any representation by any other party hereto.

     (c) The representations contained herein shall survive for the period specified for statements, certifications, representations and warranties pursuant to Section 9.1 of the Purchase Agreement.

     6. APPLICABLE LAW. Except to the extent the laws of the United States are applicable, this Release shall be construed in accordance with the laws of the State of Texas. Any litigation involving the terms of this Release shall be brought in the appropriate state or United States Court in the State of Texas.

     7. WAIVER. Each party hereto knowingly and voluntarily waives any and all provisions of any applicable law (including, without limitation, any statutes, common law, regulation or other legal requirement or concept) relating to this Assignment or limiting the scope or effect hereof. Each party hereto acknowledges that this waiver is an essential and material term of this Assignment.

     Executed to be effective the      day of February, 1996.

                                           FORT WORTH WIRELESS CABLE T.V.
                                           ASSOCIATES, a California general
                                           partnership


                                           By:
                                              ----------------------------------
                                              Don McGee, Member of the Executive
                                              Committee of the Management
                                              Committee

                                           HEARTLAND WIRELESS
                                           COMMUNICATIONS, INC., a Delaware
                                           corporation

                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                           Approving Partners:

                                           -------------------------------------
                                           [signature on form of Consent
                                           shall constitute the execution
                                           hereof by such parties]

         1086

H
                                                                      APPENDIX H

                              FTW LIQUIDATION PLAN
         1087

H

                       AGREEMENT AND PLAN OF LIQUIDATION
                                       OF
                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

     This Agreement and Plan of Liquidation of Fort Worth Wireless Cable T.V. Associates ("Plan") is made by Fort Worth Wireless Cable T.V. Associates, a California general partnership (the "Partnership") and provides for the complete winding up, liquidation, and dissolution of the Partnership by providing for the distribution to its partners (the "Partners") of the net proceeds of the Partnership (after paying or providing for all liabilities and expenses of the Partnership) to be realized from the sale of the Partnership's assets.

                                   RECITALS:

     A. The Partnership is a California general partnership formed as of July 1, 1992 pursuant to the Partnership Agreement of Fort Worth Wireless Cable T.V. Associates (the "Partnership Agreement"). The Partnership and American Wireless Systems, Inc. ("AWS") have heretofore been co-venturer's in the informal joint venture (the "Joint Venture") owning 100% of the wireless cable television assets that provide wireless cable television service in the metropolitan area of Fort Worth, Texas (the "Fort Worth System"). The Partnership has heretofore owned a 79.99% interest in the Joint Venture (the "Venture Interest").

     B. The Partnership has entered into the Amended and Restated Asset Purchase Agreement between the Partnership and Heartland Wireless Communications, Inc. ("Heartland") dated as of October 4, 1994 (the "Agreement") pursuant to which the Partnership agreed to sell and assign to Heartland substantially all of the assets ("Partnership Assets") of the Partnership (including its Venture Interest and certain claims the Partnership and Partners may have against AWS and AWS related parties) in exchange for the assumption by Heartland of up to $570,000 of certain known potential liabilities and certain contingent liabilities of the Partnership to AWS, and the issuance, for ultimate distribution to the Partners, and in part, for liquidation and satisfaction of obligations of the Partnership, of a number of shares of common stock of Heartland having an aggregate exchange value of Thirteen Million Three Hundred Thousand and No/100 Dollars ($13,300,000) (the "Purchase Price"). The Agreement also contemplates the liquidation and dissolution of the Partnership. The Agreement and this Plan are subject to approval of Partners representing at least two-thirds (66 2/3%) of the outstanding ownership units of the Partnership ("Partnership Units").

     C. Upon the sale and assignment of the Partnership Assets to Heartland, the Partnership shall not have any ongoing business activities, and the management committee of the Partnership (the "Management Committee") has determined that the best interests of the Partnership and the Partners would be served by the liquidation and dissolution of the Partnership and the winding up of its affairs pursuant to this Plan. By approval of the Agreement, the Partners approve, authorize, and consent to the voluntary liquidation and dissolution of the Partnership, and hereby direct that such liquidation and dissolution be effected as promptly as possible in accordance with this Plan (the "Liquidation").

                                 TERMS OF PLAN

     1. SALE OF PARTNERSHIP ASSETS AND TERMINATION OF BUSINESS. The Partnership shall consummate the sale of Partnership Assets as contemplated by the Agreement, and upon the closing of the sale, the Partnership shall not perform business activities except as required for winding up its affairs (including post-closing obligations of the Partnership under the Agreement), preserving the value of its assets, and distributing its assets in accordance with this Plan.

     2. RECEIPT OF THE ACQUISITION SHARES. Pursuant to the Agreement, Heartland shall deliver to Harris Trust Company of New York (the "Exchange Agent") the number of shares of common stock, $.001 par value per share, of Heartland (the "Acquisition Shares") equal to the Purchase Price divided by the an exchange price ("Exchange Price") calculated as the average closing price of the Heartland common stock as quoted on the NASDAQ National Market System over the ten day period ending on the fifth business day preceding the closing of the Agreement (provided that if such average closing price is in excess of $23.00 per share, the

         1088

Exchange Price shall be $23.00). The Exchange Agent is hereby authorized by the Partnership to receive delivery of the Acquisition Shares (for distribution in whole shares, but not fractional shares, to the Partners in accordance with this
Plan) (the "Distributable Shares") having an aggregate Exchange Price equal to the Purchase Price minus a number of such shares sold to yield proceeds to the Partnership in an amount equal to the sum of (i) Total Liquidated Liabilities, and (ii) the Contingency Reserve. The amount of the "Total Liquidated Liabilities" shall be the amount of the known liquidated liabilities of the Partnership (other than those assumed by the Buyer), including without limitation reimbursement by the Partnership to Management Committee members for expenses incurred by such members on behalf of the Partnership, accounting fees, legal fees, and all expenses incurred by the Partnership to consummate the sale of Partnership Assets to the Buyer. The Contingency Reserve shall be the amount of $350,000.00, which amount has been determined by the Management Committee as the sum that, as of the closing of the Agreement, should reasonably be retained by the Partnership to satisfy contingent or other future liabilities of the Partnership; provided, however, that in the event the Mutual Release (as such term is defined in the Agreement) is not obtained at Closing, the Contingency Reserve shall be $450,000.00. The Exchange Agent is also hereby authorized by the Partnership to receive delivery from Heartland of all remaining Acquisition Shares (for resale by the Partnership), the sale of which shares shall result in proceeds to the Partnership equal to the Total Liquidated Liabilities, the Contingency Reserve, and the value of Acquisition Shares excluded from Distributable Shares by virtue of being fractional shares not distributable to the Partners by the terms of the Agreement (collectively, the "Liquidated Shares").

     3. DISTRIBUTION OF DISTRIBUTABLE SHARES. The Partnership hereby instructs the Exchange Agent, on behalf of the Partnership, to distribute the Distributable Shares to the Partners based on the pro rata ownership of each Partner in the outstanding Partnership Units, as reflected on Exhibit A attached hereto. Provided, however, no fractional shares shall be issued in connection with the delivery of the Distributable Shares; instead, any fractional shares shall be added to other Liquidated Shares and proceeds thereof shall be distributed to the Partners along with any distributions (by or on behalf of the Partnership) of the proceeds of the Liquidated Shares.

     4. RESALE OF THE LIQUIDATED SHARES. The Partnership hereby instructs the Exchange Agent, on behalf of the Partnership, to resell the Liquidated Shares in the open market or in private transactions as instructed by the Liquidating Partner (defined below), and to pay from the proceeds thereof such amounts and to such persons or entities as instructed by the Liquidating Partner.

     5. UTILIZATION OF PROCEEDS OF LIQUIDATED SHARES. The Liquidating Partner shall, on behalf of the Partnership, pay and/or distribute (or cause the Exchange Agent to pay and/or distribute) Distributable Funds (defined below), if any, in the following order:

        (a) Payment of the Total Liquidated Liabilities (it being understood that the Exchange Agent and the Liquidating Partner shall cooperate so as to provide, to the extent possible, for funds available for payment of the Total Liquidated Liabilities upon the closing of sale of Partnership Assets under the Agreement).

        (b) Payment of any debts, liabilities, or obligations of the Partnership not satisfied by payment of the Total Liquidated Liabilities or provided for by establishment of the Contingency Reserve.

        (c) Distribution to each Partner of that portion of the proceeds of the sale of Liquidated Shares representing proceeds of fractional shares that would have been delivered to such Partner in the event fractional shares had been distributed by the Exchange Agent.

        (d) Distribution to the Partners in accordance with the Partnership Agreement (which requires that such amounts be first distributed to the Partners in proportion to, and to the extent of, their capital account; and next to the Partners in proportion to the number of Partnership Units owned by each).

     For purposes of this Plan, the term "Distributable Funds" shall refer to the net cash assets or cash equivalents of the Partnership reduced by the amount which, in the sole reasonable discretion of the Liquidating Partner, is necessary to provide a reasonable reserve for any future claims, expenses, or contingencies that may be incurred during the remainder of the Liquidation. To the extent all funds cannot be

         1089

H

distributed because of contingent liabilities of the Partnership, subsequent distributions of the Distributable Funds, if any, shall be made no less often than quarterly.

     6. TRANSFER OF UNDISTRIBUTED ASSETS TO LIQUIDATING PARTNER. The Distributable Shares shall be distributed by the Exchange Agent in accordance with the procedures set forth in the Exchange Agent Agreement between the Partnership, Heartland, and the Exchange Agent (the "Exchange Agreement"). On the date six (6) months following the closing of the Agreement, the Exchange Agent shall deliver to the Liquidating Partner all assets or other rights held by the Exchange Agent for the benefit of the Partnership or its Partners, including without limitation: (i) Distributable Shares held by the Exchange Agent as a result of any Partner's failure to comply with established procedures for receipt of his or her respective Distributable Shares or the inability to locate a Partner, (ii) undistributed dividends or other distributions paid to the Exchange Agent on the Acquisition Shares, (iii) remaining proceeds of the sale of Liquidated Shares, and (iv) Liquidated Shares, if any, not sold by the Exchange Agent (collectively, the "Undistributed Assets").

     At the sole option of the Liquidating Partner, the Liquidating Partner may (but is not required to) take reasonable steps during the Liquidation to attempt to locate Partners who have failed to provide an accurate mailing address to the Partnership; provided, however, any expenses directly incurred in attempting to locate a Partner shall offset any distributions otherwise payable to such Partner.

     7. COMPLETION OF LIQUIDATION BY THE LIQUIDATING PARTNER. After receipt of the Undistributed Assets but in no event later than completion of all other aspects of the Liquidation, the Liquidating Partner is authorized to and shall sell the Distributable Shares of each Partner that has not been located by the Partnership ("Unlocated Partner"). The proceeds of such sale(s), along with all other funds distributable to an Unlocated Partner shall be transferred by the Liquidating Partner on behalf of the Partnership to a state official, trustee, or other person authorized by law to receive distributions for the benefit of each Unlocated Partner as may be determined by the Liquidating Partner. Such proceeds shall thereafter be held solely for the benefit of and ultimate distribution to each respective Unlocated Partner entitled to receive same. In no event shall any of such proceeds revert to or become the property of the Partnership.

     In addition, in the event the Liquidating Partner receives as Undistributed Assets any Liquidated Shares from the Exchange Agent (as the result of the Exchange Agent being previously unable to sell such shares for the benefit of the Partnership on acceptable terms), the Liquidating Partner shall sell such shares on behalf of the Partnership. After receipt of the Undistributed Assets and sale of any remaining Liquidated Shares, the Liquidating Partner shall take any and all other actions as may be reasonably necessary to promptly resolve any matters with respect to which any portion of the Contingency Reserve is being held. Upon resolution of all such matters, the Liquidation shall be deemed complete.

     8. ALLOCATION OF INCOME AND/OR LOSS. Net Income and net loss of the Partnership as a result of the sale of the Partnership's Assets, and following the date of adoption of this Plan, shall be determined and allocated to the Partners' capital accounts in accordance with the terms of the Partnership Agreement.

     9. PROVISIONS FOR LIQUIDATING PARTNER. The terms and provisions of this Plan shall be carried out by the Partnership by and through a liquidating partner (the "Liquidating Partner"). Until a successor is duly selected by the Management Committee, BD2, Inc., a Texas corporation, shall serve as Liquidating Partner. The Liquidating Partner and the Partnership agree to the following:

        (a) The Liquidating Partner shall receive compensation for its services hereunder as may be provided for in the Partnership Agreement, if any, and shall serve without bond.

        (b) The Liquidating Partner shall not be personally liable (and shall be fully indemnified by the Partnership) for any assessments, charges, or damages, or for any obligations in carrying out or effectuating the purposes of this Plan; provided, however, that nothing shall relieve the Liquidating Partner from liabilities arising out of his own willful misconduct, bad faith, or gross negligence.

        (c) The Liquidating Partner shall not be responsible in any manner whatsoever for the validity or sufficiency of this Plan.

         1090

        (d) The Liquidating Partner is entitled to act upon any paper or document believed by him to be genuine.

        (e) The Liquidating Partner may retain and consult with legal counsel, accountants, and other appropriate professionals, and any act or failure to act done or omitted in good faith in accordance with the opinion of any such person shall create no liability on the part of the Liquidating Partner. The Liquidating Partner may pay reasonable compensation to such persons for services rendered.

        (f) The Liquidating Partner shall not be liable for any acts or omissions of any agents or attorneys elected or appointed by or acting for him or the Partnership.

        (g) The Liquidating Partner shall keep, or cause to be kept, (at the Partnership's expense) just, true, and, correct books of account, which shall reflect all of the receipts and disbursements of the accounts of the Partnership in connection with the Liquidation.

     10. POWERS OF LIQUIDATING PARTNER. The Liquidating Partner shall have the following powers:

        (a) To act on behalf of the Partnership after the closing of the sale of the Partnership Assets under the Agreement as regards any decision, authorization, or action required or contemplated under the Agreement or Exchange Agreement, which includes without limitation, authority to ask for and receive Undistributed Assets from the Exchange Agent.

        (b) To invest amounts received by the Partnership pending distribution, but such investment powers shall be limited to powers to invest in fully insured demand and time deposits in banks and savings institutions, or the highest grade of temporary investments such as short-term certificates of deposit or treasury bills.

        (c) To pay proper expenses of the Partnership, including without limitation the reasonable and necessary expenses incurred in completing the Liquidation.

        (d) Sell, and hold the proceeds of the sale of, in accordance with the terms of this Plan, any Distributable Shares not properly claimed by a Partner.

        (e) Maintain financial and other records, at the Partnership's expense, of the Liquidation.

        (f) Cause to be prepared and filed, and execute on behalf of the Partnership, all appropriate tax returns, reports, or filings required of the Partnership.

        (f) Generally, to do everything necessary or advisable in order to carry out the purposes of this Plan.

     11. RESIGNATION OR REMOVAL OF THE LIQUIDATING PARTNER. The Liquidating Partner may resign at any time by delivering to the other members of the Management Committee a written resignation, in which event the resignation shall take effect immediately. The Liquidating Partner may be removed upon a finding by the other members of the Management Committee that the Liquidating Partner has failed to carry out the responsibilities of his position as set forth herein. Upon the death, dissolution, bankruptcy, resignation, removal, or inability to act as Liquidating Partner, the remaining members of the Management Committee shall promptly select a replacement to fill the vacancy of the Liquidating Partner.

         1091

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     12. TERMINATION OF POSITION. The position of Liquidating Partner shall continue only so long as reasonably necessary to complete the Liquidation under this Plan. Upon completion of the Liquidation, the Liquidating Partner shall thereupon be fully released and discharged and his duties shall cease.

Dated             , 1996

                                            FORT WORTH WIRELESS CABLE T.V.
                                              ASSOCIATES,
                                            a California general partnership


                                            By:
                                               --------------------------------
                                               Donald McGee, Co-Chairman,
                                               Management Committee

Accepted and Agreed to as Liquidating Partner

BD2, Inc., a Texas corporation


By:
   -----------------------------
   Donald McGee, President

         1092

I
                                                                      APPENDIX I

                            FTW DISCLOSURE STATEMENT
         1093

I
                                                                      APPENDIX I

                              DISCLOSURE STATEMENT

                                       OF

                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

                RELATING TO THE SOLICITATION OF WRITTEN CONSENTS
                 FOR APPROVAL OF THE SALE OF PARTNERSHIP ASSETS

     This Disclosure Statement is being furnished to the general partners (the "FTW Partners") of Fort Worth Wireless Cable T.V. Associates, a California general partnership (the "FTW Partnership"), in connection with the solicitation by the members of the management committee of the FTW Partnership (the "Management Committee") of written consents ("Written Consents") approving the sale and assignment (the "Sale") of substantially all of the assets of the FTW Partnership (the "FTW Partnership Assets"), consisting primarily of the FTW Partnership's equity interest in a joint venture owning the wireless cable television assets that provide wireless cable television service in the metropolitan area of Fort Worth, Texas, to Heartland Wireless Communications, Inc. ("Heartland") in exchange for shares of common stock of Heartland, with an aggregate exchange value of $13.3 million.

     Due to the financial condition and other circumstances of the FTW Partnership, beginning in 1993, the Management Committee began to pursue alternatives to the FTW Partnership's relationship with American Wireless Systems, Inc. ("AWS"). Toward that end, as of October 4, 1995, the FTW Partnership executed a definitive asset purchase agreement with Heartland providing for the Sale to Heartland of the FTW Partnership Assets in exchange for shares of common stock of Heartland. Consummation of the Sale is subject to various conditions, including approval by FTW Partners holding two-thirds ( 2/3) of the outstanding equity and voting interest of the FTW Partnership.

     Through this Disclosure Statement (which incorporates by reference the Proxy Statement/Prospectus of Heartland (the "Heartland Prospectus") accompanying this Disclosure Statement) and the Written Consents, the FTW Partners will consider and vote upon the following proposal (the "Proposal"):

     APPROVAL AND AUTHORIZATION OF (I) THE EXECUTION AND DELIVERY OF THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (THE "FTW AGREEMENT"), DATED AS OF OCTOBER 4, 1995, BY AND BETWEEN THE FTW PARTNERSHIP AND HEARTLAND, IN THE FORM ATTACHED TO THE HEARTLAND PROSPECTUS AS APPENDIX E, AND THE PERFORMANCE BY THE FTW PARTNERSHIP OF ALL OF THE TRANSACTIONS CONTEMPLATED BY THE FTW AGREEMENT, INCLUDING WITHOUT LIMITATION, THE SALE OF THE FTW PARTNERSHIP ASSETS IN EXCHANGE FOR SHARES OF COMMON STOCK OF HEARTLAND, WITH AN AGGREGATE EXCHANGE VALUE OF $13.3 MILLION AND THE ASSUMPTION OF UP TO $570,000 OF CERTAIN POTENTIAL LIABILITIES OF THE FTW PARTNERSHIP; (II) THE MUTUAL RELEASE OF AWS AND CERTAIN RELATED AND OTHER PARTIES SPECIFIED IN THE FTW AGREEMENT PURSUANT TO THE FORM OF THE "FTW CLAIM RELEASE" ATTACHED TO THE HEARTLAND PROSPECTUS AS APPENDIX F (OR, IN THE ABSENCE OF SUCH MUTUAL RELEASE, AN ASSIGNMENT TO HEARTLAND OF CERTAIN CLAIMS AGAINST AWS AND CERTAIN RELATED AND OTHER PARTIES SPECIFIED IN THE FTW AGREEMENT PURSUANT TO THE FORM OF THE "FTW CLAIM ASSIGNMENT" ATTACHED TO THE HEARTLAND PROSPECTUS AS APPENDIX G); AND (III) APPROVAL OF THE LIQUIDATION AND DISSOLUTION OF THE FTW PARTNERSHIP AND THE WINDING UP OF ITS AFFAIRS ("FTW LIQUIDATION") PURSUANT TO THE AGREEMENT AND PLAN OF LIQUIDATION (THE "FTW LIQUIDATION PLAN") IN THE FORM ATTACHED TO THE HEARTLAND PROSPECTUS AS APPENDIX H. THE MATTERS ENCOMPASSED BY THE PROPOSAL ARE COLLECTIVELY REFERRED TO HEREIN AS THE "FTW TRANSACTIONS".

     The Written Consents hereby solicited may be revoked, subject to the procedures described herein, until such time that the FTW Partnership has received Written Consents approving the Proposal from FTW Partners representing at least two-thirds ( 2/3) of the FTW Partnership Units.

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS DISCLOSURE STATEMENT AND PAGE 28 OF THE HEARTLAND PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY EACH FTW PARTNER IN DECIDING WHETHER TO APPROVE THE FTW TRANSACTIONS.

     This Disclosure Statement and the accompanying form of Written Consent are first being mailed to the FTW Partners on or about January 26, 1996. THIS DISCLOSURE STATEMENT MAY NOT BE DISTRIBUTED UNLESS ACCOMPANIED BY THE HEARTLAND PROSPECTUS.

           The date of this Disclosure Statement is January 26, 1996.
         1094

I

                                     INDEX

                                       TO
                              DISCLOSURE STATEMENT
                                       OF
                   FORT WORTH WIRELESS CABLE T.V. ASSOCIATES

SALE OF THE FTW PARTNERSHIP ASSETS..................................................      I-1
  Background and Reasons for the FTW Transactions...................................      I-1
  Summary of the FTW Agreement and Related Agreements...............................      I-2
  Number of Shares to be Issued under FTW Agreement and Market Value................      I-8
  Background, Alternatives, Value of FTW Partnership's Assets, and Recommendation of
     the Management Committee.......................................................      I-9
FTW LIQUIDATION PLAN................................................................     I-15
RISK FACTORS........................................................................     I-16
  Risks Associated with Continuation of FTW Venture.................................     I-16
  Risks Associated with the Sale of the FTW Partnership Assets to Heartland.........     I-18
  Risks Associated with the FTW Loan................................................     I-18
POTENTIAL CAUSES OF ACTION HELD BY THE FTW PARTNERSHIP..............................     I-18
VOTING THROUGH THE WRITTEN CONSENTS.................................................     I-19
  The Written Consents..............................................................     I-19
  Vote Required.....................................................................     I-20
ABSENCE OF DISSENTERS' RIGHTS.......................................................     I-20
DESCRIPTION OF THE BUSINESS.........................................................     I-20
  Description of the FTW Partnership................................................     I-20
  Offer and Sale of the FTW Partnership Units.......................................     I-21
  Description of the FTW Venture....................................................     I-21
  Employees.........................................................................     I-21
  Properties........................................................................     I-22
  Legal Proceedings.................................................................     I-22
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations.....................................................................     I-22
  FTW Partnership Unit Ownership of Certain Persons and Management..................     I-22
MEMBERS OF MANAGEMENT COMMITTEE OF THE FTW PARTNERSHIP..............................     I-23
FINANCIAL MATTERS...................................................................     I-24
  Accounting Treatment..............................................................     I-24
  Federal Income Tax Consequences...................................................     I-24
  Financial Statements..............................................................     I-25
ENCLOSURES
  Written Consent of Partner of Fort Worth Wireless Cable T.V. Associates
  Proxy Statement/Prospectus of Heartland Wireless Communications, Inc.

         1095

I

                       SALE OF THE FTW PARTNERSHIP ASSETS

     The detailed terms of the Sale of the FTW Partnership Assets are contained in the FTW Agreement attached in its entirety as APPENDIX E to the Heartland Prospectus. The following discussion describes the more important aspects of the Sale of the FTW Partnership Assets and the terms of the FTW Agreement, the FTW Claim Release, and FTW Claim Assignment. This description is not complete and is qualified in its entirety by the terms of the documents that are referred to and which the FTW Partners are urged to read carefully.

BACKGROUND AND REASONS FOR THE FTW TRANSACTIONS

     The FTW Partnership and AWS (a Delaware corporation) are the venturers in a joint venture (the "FTW Venture") that owns the wireless cable television assets that provide wireless cable television service in the metropolitan area of Fort Worth, Texas (the "Fort Worth System"). The FTW Partnership owns a 79.99% equity interest (the "FTW Interest") in the FTW Venture. The relationship between the FTW Partnership and AWS has been strained due to several factors. First, the FTW Partnership and AWS have been unable to reach a definitive agreement regarding their respective rights and obligations with respect to the FTW Venture. In particular, the FTW Partnership and AWS have disputed the respective obligations of the parties relative to obtaining or providing additional equity and debt financing for the Fort Worth System. Second, the FTW Partnership has questioned whether the original offer and sale of interests in the FTW Partnership by American Wireless System, Inc., a California corporation ("Wireless California") constituted the offer and sale of unregistered securities in violation of federal and state securities laws. In this regard, AWS, Wireless California, and certain of the principals thereof have been the subject of investigations by the Securities and Exchange Commission (the "SEC") and investigations and actions by various state securities administrators regarding the prior offer and sale of the general partnership units of the FTW Partnership (the "FTW Partnership Units"). In addition, the FTW Partnership has maintained that AWS has taken and has failed to take certain actions, which actions and failures to act might be detrimental to the best interests of the FTW Venture and the FTW Partnership. As a result of these and other factors, the future prospects of the FTW Partnership and the FTW Venture and the ability of the FTW Partnership to obtain financing or the FTW Venture to generate positive cash flow so as to be able to provide FTW Partners with a return on their initial investment have been uncertain.

     Due to this strained relationship, the FTW Partnership and AWS have not entered into formal joint venture or management agreements. The FTW Venture has financial requirements for existing obligations as well as the continued development, growth, and operation of the Fort Worth System. Under the circumstances, the FTW Venture has extremely limited, if any, prospects for obtaining financing for such purposes.

     Heartland desires to acquire the FTW Interest from the FTW Partnership. In connection therewith, AWS, Heartland and Heartland Merger Sub, Inc. ("AWS Merger Sub") have entered into an Agreement and Plan of Merger dated September 11, 1995 (the "AWS Merger Agreement") pursuant to which AWS Merger Sub will be merged (the "AWS Merger") with and into AWS and AWS Merger Sub, a wholly owned subsidiary of Heartland, will succeed to AWS's interest in the FTW Venture, subject to various conditions contained in the AWS Merger Agreement. Consummation of the FTW Transactions, however, is not conditioned upon completion of the AWS Merger.

     The proposed Sale by the FTW Partnership of its FTW Interest, together with the proposed AWS Merger, would allow Heartland, directly and through AWS Merger Sub, to acquire 100% of the Fort Worth System and would resolve any continuing uncertainty regarding the FTW Venture. Consummation of the proposed Sale of the FTW Partnership Assets and the subsequent liquidation of the FTW Partnership is intended to resolve the outstanding differences between the FTW Partnership and AWS and provide for the return of the FTW Partners' investment in the FTW Partnership. Because of the financial, legal, and business uncertainty and difficulties surrounding the continuation of the FTW Venture, the Management Committee believes that the FTW Transactions present a fair and reasonable course of action at the present time and unanimously recommends approval of the Proposal. See "SALE OF THE FTW PARTNERSHIP AS-

         1096

SETS -- Background, Alternatives, Value of FTW Partnership's Assets, and Recommendation of the Management Committee."

SUMMARY OF THE FTW AGREEMENT AND RELATED AGREEMENTS

     The following paragraphs summarize the material terms of the FTW Agreement, the FTW Claim Release, and the FTW Claim Assignment, which are included in their entirety as Appendix E, Appendix F, and Appendix G, respectively, to the Heartland Prospectus and are incorporated by reference herein. The FTW Partners are urged to read these documents in their entirety for a more complete description of the transactions contemplated thereby.

  The FTW Agreement

     Sale and Assignment of the FTW Partnership Assets. The FTW Partnership has agreed to transfer to Heartland, at the Closing (defined below), all right, title, and interest in and to the FTW Interest, and to assign to Heartland, subject to applicable conditions or alternatives, certain claims against AWS and certain current and former affiliates of AWS (the "FTW Claims"). The FTW Interest and FTW Claims are sometimes referred to herein as the FTW Partnership Assets. The FTW Partnership Assets constitute all of the material assets of the FTW Partnership.

     The FTW Agreement provides that, to the knowledge of the FTW Partnership, the assets used in the conduct of the Fort Worth System and operations of the FTW Venture, whether held in the name of the FTW Partnership, the FTW Partners, or otherwise, are owned by the FTW Venture. These assets include contracts, governmental permits, licenses, equipment, documents, facilities, prepaid subscriber fees, intellectual property, accounts, accounts receivable, credits, prepaid expenses, advance payments, security deposits, prepaid items, goodwill, and other intangible assets of the Fort Worth System and any other real, personal, tangible or intangible, property or rights of the FTW Partnership used in the conduct of the Fort Worth System. By the transfer of the FTW Interest, the FTW Partnership will transfer all of its direct or indirect rights in the foregoing items to Heartland.

     The FTW Partnership has also agreed to execute a mutual release with respect to the FTW Claims. For a discussion of the release of the FTW Claims, and conditions thereto (including, in the alternative, an assignment of such claims), see hereunder "FTW Claim Release or FTW Claim Assignment."


     Purchase Price. As consideration for the Sale of the FTW Partnership Assets, Heartland has agreed to (a) assume up to $570,000 of certain potential liabilities of the FTW Partnership, and (b) deliver to an exchange agent common stock of Heartland ("Heartland Shares") equal to (i) Thirteen Million Three Hundred Thousand and No/100 Dollars ($13,300,000) (the "Purchase Price"), divided by a specified Exchange Price (such Heartland Shares are referred to as the "FTW Shares"). The Exchange Price is $23 per share if the Closing Share Price (defined below) is $23 or more per share. However, if the Closing Share Price is less than $23 per share, then the Exchange Price shall be that Closing Share Price; however, each party to the FTW Agreement has a right to terminate the FTW Agreement if the Closing Share Price is less than $17 per share. The "Closing Share Price" means the average closing price of the Heartland Shares as reported on the NASDAQ Stock Market National Market System for the ten (10) trading days ending on the fifth (5th) business day prior to the date of the Closing. It is presently anticipated that consummation of the FTW Transactions will occur February 23, 1996; in which case, the Closing Share Price would be the average closing price of the Heartland Shares for the ten trading days ending February 15, 1996. See "SALE OF THE FTW PARTNERSHIP ASSETS -- Number of Shares to be Issued under FTW Agreement and Market Value" herein and "INFORMATION CONCERNING HEARTLAND -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" in the accompanying Heartland Prospectus for a discussion of the maximum and anticipated number of shares of Heartland stock issuable in connection with the FTW Transactions under certain assumed circumstances.


     The FTW Shares will be distributed to the FTW Partners, subject to a portion of such shares being utilized to satisfy outstanding obligations of the FTW Partnership. More particularly, at Closing, the FTW Shares will be delivered to Harris Trust Company of New York, as exchange agent for the benefit of the FTW

         1097

I

Partnership (the "Exchange Agent"), and shall be held by the Exchange Agent pending their distribution to, or liquidation on behalf of, the FTW Partners pursuant to the terms of an exchange agent agreement (the "Exchange Agreement"). Subject to the terms of the Exchange Agreement, the Exchange Agent (on behalf of and at the direction of the FTW Partnership) will take the following actions with respect to the FTW Shares: (a) deliver a number of FTW Shares (the "FTW Liquidated Shares") to the FTW Partnership for concurrent offering for resale to the public, and (b) deliver to the FTW Partners the FTW Shares less the FTW Liquidated Shares (such balance being referred to as the "FTW Distributable Shares"). (See below "Resale of FTW Liquidated Shares," "Distribution of FTW Distributable Shares to FTW Partners," and "Registration of the FTW Shares.")

     The potential liabilities to be assumed by Heartland under the FTW Agreement are (i) potential liabilities of the FTW Partnership for indebtedness owed (or alleged by AWS to be owed) to AWS as of the date of Closing associated with operations of the FTW Venture and the Fort Worth System, to the extent such indebtedness does not exceed on or before January 31, 1996, $510,000; on or before February 29, 1996, $540,000; and on or before March 31, 1996, $570,000;
(ii) any contingent liabilities of the FTW Partnership to AWS arising from certain matters disclosed by the FTW Partnership to Heartland; and (iii) any liabilities associated with the FTW Interest arising after the date of Closing.

     Resale of the FTW Liquidated Shares. When the FTW Liquidated Shares are delivered by the Exchange Agent to the FTW Partnership, the FTW Liquidated Shares will be offered for resale on behalf of the FTW Partnership pursuant to Heartland's Registration Statement (defined below) in the open market, in privately negotiated sales, or as otherwise directed by the FTW Committee. The proceeds of the resale of the FTW Liquidated Shares will be utilized by the FTW Partnership to satisfy liquidated liabilities of the FTW Partnership not assumed by Heartland and to provide a reserve for contingent liabilities. The Management Committee estimates that the amount necessary to satisfy the FTW Partnership's liquidated liabilities will be approximately $900,000, and that the estimated reserve for contingent liabilities will be approximately $450,000. As such, the Management Committee estimates that the number of FTW Liquidated Shares will be the number of FTW Shares having an aggregate value at Closing equal to a total of approximately $1,350,000.

     Distribution of FTW Distributable Shares to FTW Partners. If the FTW Transactions are approved by the FTW Partners, the Exchange Agent will deliver to each FTW Partner a letter of transmittal containing instructions regarding each FTW Partner's receipt of their respective portions of the FTW Distributable Shares. Upon the return of a duly executed letter of transmittal, each FTW Partner will be entitled to receive the number of FTW Distributable Shares equal to such FTW Partners's percentage ownership interest of the FTW Partnership multiplied by the total number of FTW Distributable Shares. Upon completion of the dissolution and winding up of the FTW Partnership, each FTW Partner will also receive the FTW Partner's pro rata interest in the remaining proceeds, if any, from the resale of the FTW Liquidated Shares. The Management Committee anticipates that upon consummation of the FTW Transactions, FTW Shares having an aggregate value of approximately $11,950,000 (or approximately $8,190 per FTW Partnership Unit, rounded down to the nearest whole share) would be available for distribution to the FTW Partners (assuming receipt of stock worth $13.3 million at closing). The number of FTW Distributable Shares to be received by each FTW Partner will be rounded down to the nearest whole share, and any fractional shares will be added to the FTW Liquidated Shares, with the proceeds thereof to be distributed pursuant to the FTW Liquidation Plan. Upon completion of the FTW Liquidation, any remaining FTW Shares (or the proceeds thereof) will be distributed among the FTW Partners.

     Registration of the FTW Shares. Pursuant to the FTW Agreement, Heartland has prepared and filed with the SEC a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the FTW Shares for distribution to the FTW Partners (as regards the FTW Distributable Shares) and distribution to the FTW Partnership and concurrent offering for resale to the public (as regards the FTW Liquidated Shares). The Registration Statement contains the Heartland Prospectus, which accompanies this Disclosure Statement, and is delivered to the FTW Partners with respect to the Heartland Shares issuable pursuant to the FTW Agreement. As set forth in the Heartland Prospectus, upon issuance to the FTW

         1098

Partners of the FTW Distributable Shares, such shares will be available for public trading by the FTW Partners on the NASDAQ Stock Market National Market System under the trading symbol "HART".

     Consummation of the FTW Transactions contemplated by the FTW Agreement would result in each FTW Partner receiving a number of Heartland Shares. As such, each FTW Partner is urged to read the Heartland Prospectus carefully before making a decision to vote FOR or AGAINST the Proposal.

     Closing of the FTW Agreement. Assuming satisfaction of all conditions to closing set forth in the FTW Agreement, the closing of the transactions contemplated by the FTW Agreement (the "Closing") is expected to occur no later than February 29, 1996. The FTW Partnership and Heartland have the right, acting unilaterally, to terminate the FTW Agreement if the Closing has not occurred by March 15, 1996. See "SALE OF THE FTW PARTNERSHIP ASSETS -- Conditions Precedent to Closing" and "-- Termination of the FTW Agreement."

     FTW Claim Release or FTW Claim Assignment. The FTW Partnership and AWS have ongoing disagreements as to the respective rights and obligations of AWS on one hand and the FTW Partnership and the FTW Partners on the other. The FTW Partnership believes that the factual background of the relationship between the FTW Partnership and AWS, and certain acts (or omissions) of AWS and its current and former officers, directors, and related parties, potentially form the basis of certain causes of action by the FTW Partnership against AWS and its current and former officers, directors, and related parties for which the FTW Partnership could seek recovery of monetary damage. Such causes of action are referred to herein as the FTW Claims and are further described herein, see "POTENTIAL CAUSES OF ACTION HELD BY THE FTW PARTNERSHIP." On the other hand, AWS has asserted that it is owed certain amounts, including management fees, by the FTW Venture (for which the FTW Partners and the FTW Partnership could be liable), which assertion the FTW Partnership disputes. The FTW Agreement provides two alternatives with respect to the rights and obligations of the FTW Partnership and Heartland in regard to the FTW Claims. As one alternative, Heartland will obtain from AWS and its current officers, directors, and existing affiliates, Wireless California, AWS Liquidating, L.L.C., Micom Products, Ltd., Jeffrey D. Howes, Dexter S. Cohen, Kevin C. King and Steven G. Johnson (collectively, the "AWS Parties") execution and delivery of a mutual release (the "FTW Claim Release") in the form attached to the Heartland Prospectus as Appendix F, which FTW Claim Release would also be executed by the FTW Partnership. FTW Partners consenting to the FTW Transactions will, by their consent, become a party to the FTW Claim Release. The FTW Claim Release would be a mutual release of any and all claims and causes of action that each AWS Party and the FTW Partnership and FTW Partners consenting to the FTW Transactions may have as to any other party to the release, including without limitation the FTW Claims.

     In the event the FTW Claim Release is not executed by such parties, the FTW Agreement provides that the FTW Partnership and FTW Partners consenting to the FTW Transaction would assign the FTW Claims (or certain of those claims) to Heartland at the Closing in the form of assignment (the "FTW Claim Assignment") attached to the Heartland Prospectus as Appendix G. Through the FTW Claim Assignment, the FTW Partnership would assign to Heartland all of the FTW Partnership's right, title, and interest in the FTW Claims, provided however, the FTW Partnership would retain an interest in the FTW Claims from and after the Closing which will allow the FTW Partnership to assert the FTW Claims in connection with or as a defense to any action brought by any AWS Party against the FTW Partnership or any FTW Partner consenting to the FTW Transaction. Additionally, through the FTW Claim Assignment, Heartland would indemnify the FTW Partnership and FTW Partners consenting to the FTW Transaction from the FTW Claims as set forth in the FTW Claim Assignment.

     FTW Earnest Money; FTW's Loan to the FTW Partnership. In connection with the FTW Agreement, Heartland on October 12, 1995, deposited in escrow $100,000 and has agreed to deposit an additional $55,000 on the first day of each month thereafter commencing November 1, 1995 until the Closing (collectively, the "FTW Earnest Money"). Concurrently with the execution of the FTW Agreement, Heartland agreed to loan (the "FTW Loan") to the FTW Partnership up to $500,000 which funds will be disbursed and utilized in accordance with a loan agreement ("FTW Loan Agreement"), promissory note ("FTW Note"), and security agreement each between the FTW Partnership and Heartland (collectively, the "FTW Loan Documents").

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As set forth in the FTW Loan Agreement, the proceeds of the FTW Loan have been or will be used by the FTW Partnership to pay certain outstanding expenses of the FTW Partnership, including legal and accounting fees, and expenses incurred or to be incurred to consummate the FTW Transactions. The FTW Loan is secured by a first lien granted by the FTW Partnership in and to the FTW Interest.

     The outstanding principal balance of the FTW Note and all accrued but unpaid interest thereon are due and payable in full on the first to occur of the following dates: (i) if the FTW Transactions are consummated in accordance with the FTW Agreement, then the date of Closing; (ii) if the FTW Agreement is terminated by Heartland because of the failure of any representation or warranty made by the FTW Partnership to be true in all material respects, or the failure of the FTW Partnership to materially perform all of its obligations under the FTW Agreement, or if the FTW Agreement is terminated by any party thereto arising from the failure of the Proposal to be approved by FTW Partners representing two-thirds ( 2/3) of the FTW Partnership Units, then 90 days after the date of such termination; (iii) if the FTW Agreement is terminated for reasons not otherwise provided for in the FTW Note, then 6 months after the date of such termination; or (iv) if the FTW Agreement is terminated as a result of a competing acquisition proposal and Heartland does not exercise its right of first refusal regarding such acquisition proposal in accordance with the FTW Agreement, then upon such termination.

     Representations and Warranties. In the FTW Agreement (and through schedules attached thereto), the FTW Partnership makes significant representations and warranties to Heartland regarding the FTW Partnership and the FTW Venture. Although the FTW Agreement sets forth such representations and warranties in full, the nature of representations and warranties include: organization of the FTW Partnership, outstanding rights as to the FTW Interest, authority of the FTW Partnership to consummate the FTW Transactions, financial statements, property, accounts receivable, contracts, FCC matters, insurance, litigation, governmental permits, compliance with laws, environmental matters, intellectual property, liens, regulatory compliance, interference, employees, finder's fees, programming agreements, activities, and books and records of the FTW Partnership and/or the FTW Interest. Notwithstanding such representations and warranties, Heartland acknowledges in the FTW Agreement that the FTW Venture has been managed by AWS and the FTW Partnership has had little or no independent information regarding the FTW Venture's operations, properties, assets, or liabilities, other than information provided to the FTW Partnership by AWS, and that the representations and warranties of the FTW Partnership regarding the FTW Venture are limited to the knowledge of the FTW Partnership derived from inquiry of and/or information provided by AWS.

     In the FTW Agreement, Heartland makes representations and warranties to the FTW Partnership regarding its organization and authority to consummate the FTW Transactions, litigation, consents and approvals, capitalization, financial statements, and SEC filings.

     Business of the FTW Partnership Pending the Closing. The FTW Partnership has agreed that until the Closing, and except as expressly permitted in the FTW Agreement, the FTW Partnership (i) will not, and will not cause the FTW Venture to, engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland; (ii) will use reasonable efforts to keep its business, properties, and business relationships substantially intact; (iii) will pay and perform all of its debts, liabilities, and obligations, except to the extent being contested, or as to which adequate reserves have been established; (iv) will not take action which would cause or constitute a material breach of the FTW Agreement, but if such a breach occurs or is threatened, the FTW Partnership shall give notice to Heartland and use reasonable efforts to remedy such breach;
(v) will use reasonable efforts to cause the FTW Venture to preserve, protect, and maintain its rights and interests in channel leases, FCC licenses, and contracts including but not limited to filing or having the licensees or permittees file with the FCC any and all reports, applications, or other documents necessary to preserve the underlying licenses in full force and effect; (vi) will not, and will not cause the FTW Venture to, enter into, amend, or terminate, or agree to enter into, amend, or terminate, any channel lease, license, permit, application, or contract; (vii) will not, and will not cause the FTW Venture to, make any distributions to the FTW Partnership, AWS, or the FTW Partners, nor will the FTW Partnership cause the FTW Venture to issue or sell any equity interests or rights thereto; (viii) will not, and will not cause the FTW Venture to, sell, lease, transfer, or otherwise dispose of any assets of

         1100

the FTW Partnership or the FTW Venture; (ix) will not, and will not cause the FTW Venture to, increase in any manner the compensation of, or pay bonuses to, any of either of its managers, officers or employees, nor shall the FTW Partnership pay any salaries except in the ordinary course of business; (x) will not grant or transfer any rights to the FTW Interest or FTW Claims; and (xi) will not take any actions which would cause the transactions contemplated under the FTW Agreement to be subject to Subpart 900 of Regulation S-K promulgated under the Securities Act of 1933 (the "Roll-up Rules").

     No Solicitation. Under the FTW Agreement, the FTW Partnership has agreed that neither it nor any of its Management Committee members, agents, or other representatives will solicit, initiate, or encourage any discussions or negotiations with any third party concerning any tender or exchange offer, merger, consolidation, or other business combination involving the FTW Partnership or the FTW Venture or any proposal to acquire any substantial equity interest in, or substantial portion of the assets of, the FTW Partnership or the FTW Venture, other than the transactions contemplated by the FTW Agreement; provided, however, that the FTW Partnership may furnish information or enter into discussions with a third party that makes an unsolicited bona fide offer to acquire the FTW Partnership or a substantial portion of its assets to the extent that the Management Committee determines that such action is required to comply with its fiduciary duties to the FTW Partners. The FTW Partnership has agreed to notify Heartland immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, the FTW Partnership. Further, the ability of the FTW Partnership to accept a competing offer or proposal is subject to Heartland's right of first refusal. In the event the FTW Agreement is terminated as a result of a competing acquisition proposal, the FTW Partnership shall, within two days of such termination, deliver to Heartland the sum of $250,000 plus the outstanding principal and accrued interest under the FTW Loan, and the FTW Earnest Money shall be returned to Heartland.

     Conditions Precedent to Closing. The obligations of the FTW Partnership and Heartland to close the transactions contemplated by the FTW Agreement are subject to a number of conditions. In particular, the obligations of the parties to the FTW Agreement are subject to the following conditions: (i) the effectiveness of the Registration Statement and receipt of any required authorizations from state securities agencies; (ii) no governmental authority or court shall have taken action which makes the transactions under the FTW Agreement illegal; (iii) requisite filings with and consents from governmental entities shall have been made or obtained, (iv) FTW Partners representing two-thirds ( 2/3) or more of the FTW Partnership Units have approved the FTW Transactions; (v) the parties to the FTW Transactions shall not be required to comply with the Roll-up Rules; and (vi) the Closing Share Price shall not be less than $17 per Heartland Share.

     The obligations of Heartland to close the transactions contemplated by the FTW Agreement are conditioned upon the occurrence of the following: (i) the transactions under the FTW Agreement shall have been approved by the requisite votes of the holders of Heartland Shares; (ii) representations and warranties made by the FTW Partnership shall be true and correct in all material respects;
(iii) the FTW Partnership shall have executed and delivered all closing documents to Heartland as set forth in the FTW Agreement; (iv) the Registration Statement shall have been declared effective by the SEC; (v) no material adverse change shall have occurred with respect to the FTW Partnership, the FTW Venture, the FTW Interest, or prospects of any thereof from the date of the FTW Agreement through the date of the Closing, and as of the date of the Closing, specified liabilities of the FTW Partnership do not exceed certain limitations specified in the FTW Agreement; (vi) Heartland shall have obtained audited financial statements of the FTW Partnership and an accountant's letter of consent to use same; (vii) all obligations of the FTW Partnership for Closing shall have been performed in all material respects; and (viii) all necessary approvals or consents contemplated under the FTW Agreement have been obtained.

     FTW Partnership's obligation to close the transactions contemplated under the FTW Agreement is conditioned upon the occurrence of the following: (i) the FTW Transactions shall have been approved by FTW Partners representing at least two-thirds ( 2/3) of the FTW Partnership Units; (ii) representations and warranties made by Heartland shall be true and correct in all material respects;
(iii) Heartland shall have executed and delivered to the FTW Partnership all closing documents contemplated under the FTW Agreement; (iv) all obligations of Heartland for Closing shall have been performed in all material respects;

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and (v) no event shall have occurred that would require the information regarding Heartland contained in the Registration Statement to be amended or supplemented under applicable securities laws.

     It is anticipated that the foregoing conditions will be satisfied, but the FTW Partnership and Heartland may waive any condition to their respective obligations to close the transactions under the FTW Agreement, except that the requisite consent of the FTW Partners and the necessary and appropriate governmental consents, approvals and clearances for consummation of the transactions may not be waived. The Management Committee will not, however, waive any condition which, in the opinion of the Management Committee, will have any material adverse effect on the FTW Partners.

     Indemnification. The FTW Partnership has agreed to indemnify, defend, and hold harmless Heartland from and against, and shall reimburse Heartland with respect to, any and all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs ("Damages") incurred by Heartland by reason of or arising out of or in connections with (A) any breach of any representation or warranty of the FTW Partnership contained or referred to in the FTW Agreement, in any schedule hereto, or in any certificate or other instrument executed by the FTW Partnership in connection with the FTW Agreement; (B) any failure by the FTW Partnership to perform any of its agreements, covenants, or other obligations under the FTW Agreement or in any other document executed by it in connection with the FTW Agreement; (C) liabilities of the FTW Partnership not assumed by Heartland (including the FTW Loan); and (D) the operations and activities of the FTW Partnership and its affiliates, including those related to the FTW Interest and the FTW Partnership Assets, prior to the Closing. Pursuant to the terms of the FTW Agreement, the indemnification obligations of the FTW Partnership generally continue for a period of four years following the consummation of the FTW Agreement. Because the FTW Partnership is a general partnership, and notwithstanding the anticipated liquidation and dissolution of the FTW Partnership, the FTW Partners will remain personally liable for the indemnification obligations of the FTW Partnership under the FTW Agreement to the extent the FTW Partnership is unable to satisfy such obligations. In connection with the FTW Liquidation Plan, the Management Committee anticipates liquidating FTW Shares having a value of approximately $1,350,000 to pay the estimated known liabilities and to reserve for certain contingent liabilities of the FTW Partnership.

     Heartland has agreed to indemnify, defend, and hold harmless the FTW Partnership from and against, and shall reimburse the FTW Partnership for, any and all Damages incurred by it by reason of or arising out of or in connection with (A) any breach of any representation or warranty of Heartland contained or referred to in the FTW Agreement, or in any certificate or other instrument executed by Heartland in connection with the FTW Agreement; (B) any failure by the Heartland to perform any of its agreements, covenants, or other obligations under the FTW Agreement or in any other document executed by it in connection with the FTW Agreement; and (C) liabilities of the FTW Partnership assumed by Heartland pursuant to the FTW Agreement.

     Termination of the FTW Agreement. The FTW Agreement may be terminated and abandoned prior to the Closing: (i) by the mutual consent of the FTW Partnership and Heartland; (ii) by the FTW Partnership in the event the Closing conditions are not satisfied in full or waived on or before January 31, 1996 unless such date is extended pursuant to the terms of the FTW Agreement, or upon a default by Heartland in its obligations under the FTW Loan Documents, or in the event Heartland or any governmental authority requires a modification to this Disclosure Statement or the taking of action in connection with the solicitation of the FTW Partners that the FTW Partnership deems unreasonable, inappropriate, or burdensome; or (iii) by Heartland in the event the Closing conditions are not satisfied in full or waived on or before January 31, 1996 unless such date is extended pursuant to the terms of the FTW Agreement, or by written notice from Heartland, upon the payment (or offset against the FTW Loan) of FTW Earnest Money. Upon termination of the FTW Agreement as described above, each party to the FTW Agreement may have certain rights and remedies against each other, which rights or remedies are set forth in the FTW Agreement and depend on the specific circumstances of the termination. However, in general, if the FTW Agreement is terminated by Heartland as a result of a breach of a representation, warranty, or covenant of the FTW Partnership, then the

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FTW Earnest Money is to be returned to Heartland and the FTW Loan is to be repaid in accordance with its terms. If the FTW Agreement is terminated for any other reason, then the FTW Earnest Money shall be offset against the FTW Loan, and the remainder of the FTW Loan shall be repaid in accordance with its terms.

NUMBER OF SHARES TO BE ISSUED UNDER FTW AGREEMENT AND MARKET VALUE

     Generally. The exact number of shares of Heartland Common Stock ultimately issued under the FTW Agreement will not be determined until consummation of the transactions thereunder. However, such number will be calculated as the Purchase Price of $13,300,000 divided by the Exchange Price (which will be the average closing price of Heartland Common Stock as quoted on the NASDAQ Stock Market over the ten-day-trading period ending on the fifth business day preceding consummation of the FTW Agreement); provided that if such average closing price is in excess of $23 per share, the Exchange Price shall be $23 per share. Further, if such average closing price is below $17 per share, either the FTW Partnership or Heartland may terminate the FTW Agreement (and Heartland has advised the FTW Partnership that it currently intends to exercise such right, if applicable). If the Exchange Price is $17 per share, 782,353 Heartland Shares would be issued; and if the Exchange Price is $23 per share (i.e., if the average closing price is at or over $23 per share), 578,261 Heartland Shares would be issued to the FTW Partnership.

     Number of Shares to be Issued and Related Assumptions. Although the exact Exchange Price at Closing (and therefore the exact number of Heartland Shares issuable under the FTW Agreement) cannot be determined at this time, the following chart indicates, under various pricing scenarios, an example of (i) the aggregate number of Heartland Shares issuable to the FTW Partnership, (ii) the number of shares to be liquidated by the FTW Partnership to satisfy or provide for liabilities and contingencies, (iii) the number of shares distributable to FTW Partners in the aggregate and on a per FTW Partnership Unit basis, and (iv) value (at assumed market values of $23 and $28 per share of Heartland stock) of shares distributed to FTW Partners on a per FTW Partnership Unit basis. Notwithstanding the stated assumptions for determining the following number of shares and values, no assurance can be given that such assumptions will be correct on the relevant dates.

(a)    Exchange Price per share at the Closing................  $     17    $     23    $     28
(b)    Aggregate Number of Heartland Shares Issuable under the
       FTW Agreement..........................................   782,353     578,261     578,261
(c)    Number of Shares Liquidated by the FTW Partnership if
       such shares are liquidated for aggregate net proceeds
       of $1,350,000*.........................................    90,000      64,286      54,000
(d)    Number of Heartland Shares Distributable to FTW
       Partners [(b) minus (c)]...............................   692,353     513,975     524,261
(e)    Number of Heartland Shares Distributable per FTW
       Partnership Unit [(d) divided by 1,459 units
       outstanding]...........................................       474         352         359
(f)    Market Value of Heartland Shares Distributable per FTW
       Partnership Unit if market value of Heartland Common
       Stock is $23 per share.................................        **    $  8,096    $  8,257
(g)    Market Value of Heartland Shares Distributable per FTW
       Partnership Unit if market value of Heartland Common
       Stock is $28 per share.................................        **    $  9,856    $ 10,052

---------------

 * Assumes shares are liquidated with net proceeds to the FTW Partnership of $15 per share if the assumed Exchange Price is $17 per share; net proceeds of $21 per share if the assumed Exchange Price is $23 per share; and net proceeds of $25 per share if the assumed Exchange Price is $28 per share.

** No example given because this scenario is unlikely; however, the amount would be greater than the amounts in each column following.

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BACKGROUND, ALTERNATIVES, VALUE OF THE FTW PARTNERSHIP'S ASSETS, AND RECOMMENDATION OF THE MANAGEMENT COMMITTEE

  Background

     Background and Current Condition. According to the Agreement of General Partnership of the FTW Partnership (the "Partnership Agreement"), the FTW Partnership was formed as of July 1, 1992. The first meeting of the FTW Partners was held in early 1993, and at that meeting the initial Management Committee of the FTW Partnership was elected. When formed, the Management Committee reviewed the facts regarding the formation of the FTW Partnership and the FTW Partnership's relationship with AWS. At that time, the FTW Partnership had access to $80,000 of the funds contributed by the FTW Partners with which to operate, and all of the remaining funds contributed by the FTW Partners were held and utilized by Wireless California and/or AWS, directly or on behalf of the FTW Venture.

     "Oversell" of FTW Partnership Units. Initially, the Management Committee found that more than the authorized number of FTW Partnership Units had been sold by Wireless California or its affiliates or agents, resulting in contributions to FTW Partnership attributable to unauthorized FTW Units of $568,750. Ultimately, the Management Committee received an opinion of counsel for Wireless California that this problem could be solved by amending the Partnership Agreement to authorize the additional FTW Partnership Units and the FTW Partnership's purchase of an additional 4.99% interest in the FTW Venture from Wireless California or its successor. Wireless California and/or AWS solicited the approval of the FTW Partners and accomplished this sale and purchase by causing the $568,750 attributable to the "oversold" units to be paid to Wireless California or AWS. AWS represented to the FTW Partnership that the proposed amendment was approved by more than the required majority of the FTW Partners. The result of the foregoing was to allow 91 additional FTW Partnership Units (at $6,250 per unit) to be sold for $568,750, which was paid to Wireless California or AWS for an additional 4.99% interest in FTW Venture, resulting in the FTW Partnership owning a 79.99% interest therein.

     The FTW Partnership's Issues versus FTW Partners' Issues. After resolving the FTW Partnership Units issue, the Management Committee reviewed the overall relationship between the FTW Partnership and AWS and began to explore various alternatives to that relationship. In this connection, the Management Committee was advised by legal counsel to the FTW Partnership that it should focus on the issues involving the FTW Partnership and its relationship with AWS and certain affiliates or predecessors, rather than the issues which may involve individual FTW Partners. For example, individual FTW Partners may have been affected by and perhaps hold certain causes of action against Wireless California, AWS, or affiliates thereof for, among other things, potential violations of applicable federal or state securities laws; however, the FTW Partnership is concerned about those issues only as they may impact the entity. Additionally, the question of whether or not a violation of securities laws gives rise to a rescission right on the part of an individual FTW Partner affects the FTW Partnership only if that remedy requires the FTW Partnership (rather than Wireless California, for example) to repurchase the interest. Moreover, there are various practical limitations that compliance with securities laws and regulations place on the activities of the FTW Partnership and its ability to effectively and efficiently respond to its needs for funds, approvals of its partners, management structure, change in form of ownership, etc., as further described herein.

     Assessment of Issues Facing the FTW Partnership. At the conclusion of their review, the Management Committee determined that, among other issues facing the FTW Partnership, the following were and are significant issues or problems that impact its business and operations, and significantly affect the alternatives available to the FTW Partners and FTW Partnership:

          a. The FTW Partnership does not have any cash resources with which to conduct its business and retain and pay for (on a current basis) the services of wireless cable specialists, attorneys, accountants, or other professionals necessary to advise the Management Committee and FTW Partnership regarding various matters.

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          b. There is not and has been no agreement with AWS regarding management of the FTW Venture, management of the Fort Worth System, or any aspect of the parties' relative rights and responsibilities in connection with the FTW Venture or the Fort Worth System.

          c. Third-party financing is not now and has not been available to fund future growth of the Fort Worth System under the existing facts and circumstances.

          d. The channel licenses or the leases of those licenses "owned" by the FTW Venture are in the name of AWS or an affiliate thereof rather than the FTW Venture. Certain Federal Communication Commission ("FCC") rules and regulations preclude direct ownership of the channel licenses by the FTW Partnership as it is constituted because some of the FTW Partnership Units were sold by Wireless California or AWS to "foreign" persons or entities. The other assets and agreements necessary for the FTW Venture to operate are also in the name of AWS or an affiliate thereof rather than the FTW Venture.

          e. The FTW Venture had reached what was nominally described by AWS as "break-even"; however, cash shortfalls continue to occur. AWS has informed the FTW Partnership that there are no funds remaining to generate more subscribers. A net loss of subscribers to the Fort Worth System has occurred and continues to occur, resulting in larger cash shortfalls. While AWS has funded the operating shortfall, there is no agreement as to who should bear the ultimate responsibility therefor nor any agreement or assurance from AWS as to the amount or length of time it will continue (or be able to continue) to pay the shortfall.

          f. The FTW Partnership may be subject to various securities laws and regulations. Because of that, the FTW Partnership may be required to comply with the reporting and other requirements of those laws and regulations. The FTW Partnership does not have sufficient liquid resources with which to comply with such requirements.

          g. The nature of the entity and certain provisions of the Partnership Agreement make it difficult to efficiently transact business and protect the FTW Partners. The Management Committee believes that it would be advantageous to reorganize into an entity more appropriate for carrying on the business of the FTW Partnership and one that would protect the FTW Partners; however, the Partnership Agreement indirectly precludes such a reorganization. In this regard, the Management Committee has been and remains concerned about the joint and several liability of the FTW Partners for FTW Partnership and FTW Venture liabilities and the ability of general partners to bind the FTW Partnership. In addition, the current Partnership Agreement and form of doing business, coupled with various securities law issues, adversely affect the ability of the FTW Partnership to efficiently transmit information to the FTW Partners and have meetings or obtain consents without undue exposure or risk to the FTW Partnership or Management Committee members. The FTW Partnership cannot reorganize into corporate form without 100% approval of the FTW Partners. Finally, the Partnership Agreement, securities law compliance, and management issues make it a practical impossibility, under the current facts and circumstances, to reorganize into a limited liability form (other than a corporation -- i.e., a limited liability company or a limited partnership) without taking some extraordinary action, such as bankruptcy. In short, the Management Committee was and is convinced that the structure of the FTW Partnership as a general partnership coupled with the provisions of the Partnership Agreement create a myriad of problems that are difficult and costly to deal with.

          h. The FTW Partners were not selected for their knowledge of the wireless cable industry or their management experience or expertise. When elected, the members of the Management Committee did not represent that they had, and in fact do not have, any material experience or expertise in the wireless cable television industry except that which has been gained as a result of dealing with the FTW Partnership and the issues referred to herein.

     Based on the foregoing, as well as other considerations, the Management Committee has sought and considered various alternatives that may be available to the FTW Partnership.

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  Alternatives

     Alternatives Considered. The Management Committee pursued and considered, without assigning relative weights to each factor, various alternatives with a number of professionals, management concerns, and participants in the wireless cable industry during the past two years. These discussions resulted in several preliminary offers or proposals and substantive negotiation of some of the offers. Most of the inquiries and offers were accompanied by requirements of confidentiality. Because of those requirements, only the general terms and concepts of the different types of proposals and/or offers received and alternatives considered may be presented here, followed by a listing of some of the persons and entities with whom the more material discussions were held.

     Settlement with AWS. The FTW Partnership engaged in numerous conversations and negotiating sessions with AWS in an effort to resolve the existing disputes. These negotiations culminated in an outline of the general agreement of the parties, and drafts of documents to implement those terms were prepared and circulated. The ultimate results of the proposed settlement would have generally included the infusion of cash in both the FTW Venture and FTW Partnership by AWS, reorganization of the FTW Partnership into a corporate form (through a bankruptcy action), and definitive agreements with AWS regarding the Fort Worth System and the assets thereof. In early 1995, the negotiations terminated when AWS informed the FTW Partnership that the funding required by AWS to implement the proposed settlement would not be available.

     Litigation Alternative. The Management Committee considered filing a lawsuit against Wireless California, AWS, and certain of their current and former officers, directors, and related parties. See "POTENTIAL CAUSES OF ACTION HELD BY THE FTW PARTNERSHIP." This course of action was discussed with counsel to the FTW Partnership in the context of a contingent fee arrangement. The Management Committee considered the risks of this course of action including the time period involved in pursuing the litigation, the chances of recovery, the results of a favorable outcome (with consideration that the law firm would own a significant portion of the recovery), the solvency and/or liquidity (or lack thereof) of the persons and entities that would be defendants in the litigation, and the risk that AWS may cease funding the FTW Venture in the event the litigation was instituted and continued for any period of time. In light of these risks, and considering the other alternatives available to the FTW Partnership, the Management Committee determined to postpone pursuit of litigation against AWS and related parties.

     Joint Venture Arrangement With Third Party. Discussions were held with several entities in connection with a potential joint venture or partnership arrangement the essential terms of each of which included the FTW Partnership contributing its interest in the Fort Worth System and/or FTW Venture (along with any and all claims it may have against AWS and related parties) to a new partnership or joint venture with the new entity. The new entity would contribute cash and commit to obtain additional financing upon the occurrence of certain events. Each of these proposals involved the new entity managing the Fort Worth System and coupled the proposal with litigation and/or settlement with AWS and the AWS-related parties. Generally, each of these proposals required the FTW Partnership to effectively transfer up to 50% of the FTW Interest to the new entity and/or subordinate its interest to any new funds contributed, along with giving the new entity a substantial interest in any increase in value in the assets conveyed by the FTW Partnership above an assumed value (which was, in each case, based on a deeply discounted liquidation value of the FTW Interest rather than the market value). Questions regarding ownership of assets (particularly licenses), books and records, and similar issues were obvious problems to each potential venturer or partner, causing valuation discounts because of the perceived risks. In each proposed joint venture arrangement, the maximum cash infusion offered was $2,000,000 which would have been available only for operation of the Fort Worth System or pursuit of claims against AWS or its related parties. None of the funds would have been directly available to the FTW Partnership except in the form of a loan. The Management Committee ultimately concluded that the possible arrangements with third parties were not economically fair to the FTW Partnership and FTW Partners.

     Sale of All of FTW Partnership's Assets. The FTW Partnership engaged in substantive negotiations for a proposed cash sale of all of its interest in the Fort Worth System and any and all causes of action it may have against AWS or any of the parties related thereto. The purchase price was to be $13,500,000 and the

         1106

assumption of certain potential liabilities (subject to a stated maximum) alleged to be owed by the FTW Partnership to AWS or an affiliate. The general terms of the proposed transaction were considered by the Management Committee to be favorable to the FTW Partnership; however, various issues arose in connection with the negotiation of a detailed letter of intent which caused concern to the Management Committee. Significantly, the proposed agreement required that 10% of the proposed purchase price, or $1,350,000, be held in escrow for one (1) year as a fund against which any alleged breaches of representations, warranties, or covenants could be charged. The proposed agreement also required a relatively complex mix of cross-indemnifications with regard to potential actions by and/or against AWS or related parties, and the parties were not able to reach an acceptable agreement regarding the concepts of such an indemnification arrangement. Based on the inability to reach conceptual agreement on these issues and the judgement of the Management Committee that (i) the exposure and time period required to deal with both the indemnification and the "holdback" of funds would increase the costs of the proposed transaction by a material amount (with estimates of a minimum of $250,000) and (ii) the risks of the FTW Partners and the FTW Partnership being involved in litigation (without clear and effective indemnification rights on the part of the FTW Partnership and FTW Partners) were great if the transaction was completed and the purchaser was not able to reach an agreement with AWS that the purchaser deemed acceptable (which was not in the control of the FTW Partnership), the Management Committee elected to forego the proposed sale in favor of the FTW Transactions which are being recommended herein.

     Raising Funds from FTW Partners or Third Parties. This alternative was seriously considered by the Management Committee as a means of giving the FTW Partnership the funds necessary to effectively deal with the various issues facing the FTW Partnership without giving up management and control of the FTW Partnership and its assets. Having sufficient funds to pay its expenses, cover any negative cash flow from operations of the Fort Worth System, engage professional wireless cable management familiar with those operations, deal with AWS from a stronger financial position, and begin to add subscribers (or some combination of those) is an appealing alternative in some respects; however, there were and are practical limitations to this alternative. Those limitations include (i) the cost and effort to comply with applicable securities laws and regulations, including registration of any securities offered or assuring compliance with applicable exemptions from such laws and regulations; (ii) the cost of engaging management and system operations personnel; (iii) the risk involved to any new investor in the FTW Partnership (or the risks of the "new investment" or existing FTW Partners), given the facts and circumstances existent with regard to the lack of documentation of the FTW Venture and the potential claims and cross-claims as among the FTW Partnership and AWS and its related parties; (iv) the lack of management personnel with experience in the wireless cable television industry; (v) the risk of dealing with the FCC and AWS and/or the lessor of the licenses in connection with the FTW Partnership's control of the FTW Venture and operation of the Fort Worth System (particularly if the FTW Partnership and AWS were then in an adversarial relationship); (vi) risks associated with establishing contracts with programmers and billing systems (again, particularly if the FTW Partnership and AWS were in an adversarial relationship); and (vii) the requirement to modify the FTW Partnership Agreement to provide reasonable procedures to implement such a plan and/or modify the form of entity, both of which may require unanimous approval of the FTW Partners.

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     Entities or Persons Contacted by or Contacting FTW Partnership. The following persons and/or entities either contacted the FTW Partnership or were contacted by it in connection with considering the various alternatives described above and other matters, as noted:

                PERSON OR ENTITY                       ALTERNATIVE(S) DISCUSSED
    -----------------------------------------  -----------------------------------------
    Laidlaw Holdings, Inc.                     Brokerage of Assets
    CAI Wireless Systems, Inc.                 Sale of Assets
    American Telecasting, Inc.                 Management of the System; Joint Venture;
                                                 Sale of Assets
    People's Choice TV Corp.                   Sale of Entire System; Informal
                                                 Consultation on Valuation
    James Communication Partners               Management of the FTW Venture and System
    Hardin and Associates, Inc.                Management of the FTW Venture and System
    Columbia Capital                           Joint Venture; Management (with Hardin
                                                 and Associates, Inc.)
    Liberty South Cable                        Management of the System
    Digital & Wireless, L.L.C.                 Joint Venture; Management of the FTW Ven-
      (Dee S. Osborne, principal)                ture and System
    Brown Nietert & Kaufman, Chartered         Proposal to Act as Consultants/Brokerage
      Gerard Klauer Mattison & Co.               for Offers for Assets/Financing, Etc.
      Spectrum Resources, Ltd.
      (all three of foregoing combined for
      this proposal)
    Transworld Telecommunications, Inc.        Sale of Entire System
    Penn Group Incorporated                    Joint Venture Arrangement/Management
    Whatley Financial Group, Inc.              Proposed Capitalization/Sale of
                                                 Securities
    Eagelview Technologies, Inc.               Joint Venture
    Ted Holder                                 Sale of Assets
    CableMaxx, Inc.                            Sale of Assets/System
    Le Groupe Videotron Itee                   Sale of Assets/System
    Century Merchant Bankers Co., Ltd.         Merger into a Public Corporation
    OmniVision, Inc.                           Acquisition of Majority Interest in
                                                 System; Management and Capitalization
                                                 of System

     In addition to the foregoing, other persons and entities were contacted or contacted the FTW Partnership. None of those additional contacts resulted in any additional discussions or specific proposals. Entities included in this group are GTE Southwest and Southwestern Bell Telephone.

  Value of FTW Partnership Assets; Fairness of Transactions

     Indications of Value. As a result of the proposals, negotiations, and consultations with the companies listed above, the Management Committee has developed a working knowledge of some of the more common methods used by the companies in and around the wireless cable television industry in valuing systems and businesses similar to the Fort Worth System. Although valuation techniques vary, some of the more commonly used techniques for markets that are not mature (e.g., not a significant penetration of the market in terms of subscribers and not significant marketing efforts) involve an analysis of the number of line-of-sight ("LOS") households (i.e., those capable of receiving a wireless transmission signal) in the particular market and applying varying levels of discounts/additions depending on the number of channels available, the potential interference issues, the actual number of subscribers, operating expense history, type of equipment available, and other similar issues and considerations. This type of analysis typically results in application of a value per LOS household to the LOS households in the market, as adjusted by the factors noted above. By using the information and offers obtained through the processes described above, the Management Committee has developed a range of value for the Fort Worth System and the FTW Interest and, with information and

         1108

analysis from counsel for the FTW Partnership, has developed a belief as to the value of the assets held by the FTW Partnership, including any claims it may have against Wireless California, AWS, and certain related parties. The range of value for the FTW Interest and the Fort Worth System considered by the Management Committee is discussed below. See "Range of Value."

     In addition to the foregoing, the FTW Partnership has reviewed research released by Alex. Brown & Sons, which is recognized as knowledgeable in the wireless cable television industry. Finally, the FTW Partnership has obtained confirmation of certain other recent transactions including one which closed in October 1995 (involving a partnership with a background similar to the FTW Partnership which owned rights to certain licenses in the Pittsburgh, Pennsylvania market), as well as the transactions which were announced by Heartland at the time the proposed FTW Transaction was announced (and which transactions are described in the Heartland Prospectus). The Management Committee believes that this information gives it a reasonable basis on which to determine whether or not the amount paid or to be paid for the FTW Partnership's Assets in connection with the proposed FTW Transactions is fair and reasonable under the circumstances.

     General Concepts. There are certain facts regarding the Fort Worth System that have a material bearing on its value. For example, the number of channel leases/available channels, population in the service area, line of sight (LOS) households in the service area, number of subscribers, and revenue per subscriber are all used in various ways and with varying degrees of importance in determining the value of a system or market. Other issues that have an impact on the valuation are the percentage of homes in the market that have access to cable television, "shadowing" and other issues involving the availability of the wireless signal to the LOS households, the perceived availability of other channels, estimated costs of adding new subscribers (to the extent those costs may vary in the particular market as opposed to other markets), interference issues with other markets and signals, competition for subscribers in the market, and the type and desirability of the equipment being purchased for the market (such as with the Fort Worth System in which the transmission equipment is in place).

     In situations such as the Fort Worth System, it appears that the actual operation of the system is not as important as the potential in the marketplace, since the system is not "mature" and the penetration of the market in terms of subscribers, advertisement, and attempts to gain new subscribers is not significant.

     Specific Market Information. With regard to the Fort Worth System, based on information published by AWS and contained in the Heartland Prospectus, it appears that the estimated number of TV households in the Fort Worth, Texas market is approximately 539,700. Of those, approximately 442,500 are believed to be LOS households. The number of subscribers for the Fort Worth System on or about November 30, 1995 was approximately 1,550, and the number of wireless cable channels owned by the Fort Worth System (out of 33 available) was 14 (however, AWS has acquired the rights to 8 additional channels which are not yet co-located with the existing channels). Service provided to subscribers is 27 channels, including 13 "off-air." See "Information Concerning AWS -- Business of AWS" contained in the Heartland Prospectus accompanying this Disclosure Statement for additional description of the Fort Worth System.

     Range of Value. Generally, the wireless cable industry attributes approximately $1,500 to each subscriber for a particular system, with any additional value being attributed to the LOS households, adjusted for a factor for the subscribers already counted (e.g., subtract from the LOS households ten times the number of subscribers) and less a factor for the number of channels which are not available to the system. Using this general method of valuation, and assuming that the stock to be received as consideration pursuant to the FTW Agreement is worth $13,300,000 (and further, ascribing no value to the debt assumed by Heartland as part of the FTW Transactions), it appears that the value per LOS household being received by the FTW Partnership is in the range of $33 (without discount for channel capacity) to $49 (assuming a channel discount factor of 67% [22 of 33 channels available]). When the purchase price is adjusted to include the assumption of approximately $540,000 in indebtedness (assuming closing occurs in February, 1996), the value (without discount for channel capacity) increases to approximately $35 per LOS household. This value compares favorably with other similar transactions reviewed by the Management Committee, including those which are part of Heartland's acquisitions as described in the accompanying Heartland Prospectus. In addition to

         1109

I

reviewing the Heartland acquisitions described in Heartland Prospectus, the Management Committee has reviewed a transaction involving a partnership which owned assets/joint venture interest in the Pittsburgh, Pennsylvania market, which partnership had a background similar to that of FTW Partnership. A review of those transactions and the offers and inquiries made as noted above (see "Entities or Persons Contacted by or Contacting FTW Partnership") previously made to the FTW Partnership, indicates that purchase prices for the markets involved range from approximately $8 to $27 per LOS household, without discount for channel capacity, and $14 to $43 per LOS household with certain assumptions regarding a discount for channel capacity. The foregoing values, when compared to the range of values for the Fort Worth System, support the Management Committee's recommendation to approve the FTW Agreement.

     Fairness of Transactions. Based on all of the foregoing, the Management Committee believes that the FTW Transactions are fair and reasonable to the FTW Partnership and the FTW Partners. Because of the all of the contacts made by or on behalf of the Management Committee, the issues relating to the FTW Partnership, and the FTW Partners, and considering the costs of obtaining a fairness opinion from a qualified person, the Management Committee has determined that it is not necessary or appropriate to expend those funds. Thus, no third-party fairness opinion will be obtained in connection with the FTW Transactions.

  Recommendation

     Based on all of the foregoing, the Management Committee has unanimously recommended approval of the FTW Transactions by the FTW Partners, and consummation thereof by the FTW Partnership.

     If you have any questions regarding the FTW Transactions, you may contact Don McGee at (214) 717-3962, Mike Leo at (213) 964-1700, or Bill Walker at (410) 987-0963.

                              FTW LIQUIDATION PLAN

     Through the Written Consents, the FTW Partners are asked to vote upon the Proposal which includes the adoption of the FTW Liquidation Plan to dissolve the FTW Partnership. The FTW Liquidation Plan (which is attached to the Heartland Prospectus as Appendix H and which the FTW Partners are urged to read carefully) provides that, following consummation of the Sale (if approved by the FTW Partners), the FTW Partnership will not perform any business activities except as required for the winding up of its affairs, the preservation of any assets of the FTW Partnership, the liquidation of such assets and the distribution of proceeds to the FTW Partners in accordance with the FTW Liquidation Plan. The FTW Liquidation Plan further provides that net income and net loss of the FTW Partnership following the date of adoption of the FTW Liquidation Plan will be determined and allocated to the FTW Partners' capital accounts in accordance with the provisions of the FTW Partnership Agreement. After giving effect to such allocations of net income and net loss, the proceeds from the liquidation of the FTW Partnership's assets and collection of any accounts receivable of the FTW Partnership are to be distributed in the following order of priority: (i) first, to the payment and discharge of all of the FTW Partnership's debts and liabilities; (ii) second, to the creation of any reserves which the Management Committee deems necessary; (iii) third, to the FTW Partners in proportion to and to the extent of their capital accounts; and (iv) the balance, if any, to the FTW Partners in proportion to the number of the FTW Partnership Units owned by each of them.

     The FTW Liquidation Plan further provides that the Management Committee will be authorized and directed to take all actions necessary or advisable for the complete liquidation and dissolution of the FTW Partnership.

         1110

                                  RISK FACTORS

     In considering whether to approve the FTW Transactions, the following risk factors, including those mentioned elsewhere, should be considered carefully by the FTW Partners.

     IN ADDITION, FTW PARTNERS SHOULD CAREFULLY REVIEW THE DISCUSSIONS UNDER THE HEADINGS "RISK FACTORS -- FACTORS RELEVANT TO ALL OF THE PARTIES" AND
"-- FACTORS SPECIFIC TO FTW PARTNERS" IN THE HEARTLAND PROSPECTUS.

RISKS ASSOCIATED WITH CONTINUATION OF FTW VENTURE

     In the event that FTW Partners representing at least two-thirds ( 2/3) of the FTW Partnership Units do not approve the FTW Transactions, the FTW Partnership and AWS will continue the FTW Venture, which presents risks to the FTW Partners and the FTW Partnership, including the following:

  Limited Operating History and Lack of Profitable Operations

     The FTW Venture commenced operations of the Fort Worth System by serving subscribers in November, 1992. Because the FTW Venture's business has only been in existence for a short time, and during that time AWS has controlled such operations, there is limited historical financial information about the FTW Venture or the FTW Partnership upon which to base an evaluation of either entity's performance. The FTW Partnership and its predecessor partnership have never operated profitably. The FTW Partnership and the FTW Venture have recorded significant net losses since inception. Such losses are primarily attributable to start-up costs, channel lease costs, interest expense, and charges for depreciation and amortization of capital expenditures to develop the Fort Worth System. The FTW Venture has also experienced a negative net cash flow from operations since its formation. There can be no assurance that future operations would result in profitability or positive cash flow for the FTW Partnership or FTW Venture, even in the event of an increase in the number of subscribers for the Fort Worth System. (See "DESCRIPTION OF THE BUSINESS -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "FINANCIAL MATTERS -- Financial Statements.")

  Need for and Lack of Existing Sources of Financing

     The FTW Venture's operations will require substantial financing on a continuing basis to finance capital expenditures and related expenses for maintenance and expansion of the FTW Venture's subscriber base and system development. It is anticipated that future cash flow, if any, from the FTW Venture's operations will be an inadequate source of needed financing. Due to the financial condition of the FTW Partnership and securities laws and regulations, the methods by which the FTW Venture's and the FTW Partnership's activities may be financed are severely limited. The financial condition of the FTW Partnership, coupled with the uncertainty of its relationship with AWS, effectively prohibits the FTW Partnership from obtaining additional debt financing. To the extent that the FTW Partnership is unable to obtain substantial equity financing, the continuing existence of the FTW Partnership will be adversely affected. The specific amount of the FTW Partnership's future capital requirements will depend on a number of factors, including subscriber growth, resolution of pending issues with AWS, legal and administrative costs, as well as other factors not within the FTW Partnership's control, such as competitive conditions, programming costs, and capital costs incurred by the FTW Venture. In the event the Sale is not consummated, there can be no assurance that financing necessary for the Fort Worth System will be available on satisfactory terms and conditions, if at all.

     Currently, the FTW Venture has insufficient revenue to fully cover operating expenses and no funds to cover the costs of installing additional subscribers. Accordingly, additional subscribers cannot be added to the Fort Worth System without additional financing. The negative cash flow of the FTW Venture has heretofore been financed by AWS; however, AWS has no written obligation to continue such funding and the Management Committee believes that it is unlikely that AWS would continue such financing absent a satisfactory resolution with the FTW Partnership of pending issues (see "POTENTIAL CAUSES OF ACTION HELD BY THE FTW PARTNERSHIP"). The inability of the FTW Partnership to obtain an

         1111

I

immediate and significant source of financing in the event the Sale is not consummated would likely have a material adverse effect on the value of the FTW Interest.

  Lack of Formal Joint Venture and Management Agreements

     The FTW Partnership's activities through the FTW Venture are managed by AWS; however, the FTW Partnership has not entered into a formal joint venture or management agreement with AWS. In the absence of formal written agreements, the FTW Partnership and AWS have encountered significant difficulties and have material differences in position with respect to the relative rights and responsibilities of each party to the FTW Venture. Accordingly, the FTW Partnership and AWS have attempted to negotiate terms of a definitive joint venture agreement and management agreement to formalize their relationship and define such rights and responsibilities, although such negotiations have to date been unsuccessful. There can be no assurance when or if any of such negotiations will be resumed, or that, in the event they are resumed, the FTW Partnership can successfully negotiate terms that are acceptable to it. Until the FTW Partnership and AWS agree upon joint venture and management agreements or the FTW Venture is able to obtain additional capital from other sources, the FTW Venture will be unable to add additional subscribers to the Fort Worth System. In addition, so long as a definitive management agreement is not in place, the FTW Partnership has no means by which to assure that the operations of the FTW Venture will be adequately managed.

  Restrictions on Transfers of the FTW Partnership Units

     Except as permitted in the FTW Partnership Agreement, no FTW Partner may transfer FTW Partnership Units. Pursuant to specified procedures under the FTW Partnership Agreement, an FTW Partner may transfer FTW Partnership Units if such units are first offered to, and rejected by, all other FTW Partners under the same terms and conditions as those of the proposed transfer. However, an FTW Partner may, without FTW Partner consent, transfer FTW Partnership Units, by succession or testamentary disposition at death, to certain family trusts, and to an immediate family member. Notwithstanding the permitted methods of transfer of FTW Partnership Units, no assignee shall become a substituted FTW Partner unless, among other things, the assignor and assignee execute other instruments as the other FTW Partners may deem necessary or desirable to effect such substitution, and the transfer is effected in compliance with all applicable state and federal securities and FCC laws as evidenced by an opinion of counsel satisfactory to the other FTW Partners. As a result of the foregoing, among other things, there is no public market for FTW Partnership Units, and it is unlikely that a trading market will develop for the FTW Partnership Units in their present form. As such, it is difficult for an FTW Partner to liquidate an investment in the FTW Partnership, and the consideration received for such liquidation could be adversely affected by the restriction on transfer of FTW Partnership Units and their lack of marketability.

  Risks of Wireless Cable Industry

     There are various risks involved in the wireless cable industry as a whole. The FTW Partners are directed to the "RISK FACTORS" contained in the Heartland Prospectus accompanying this Disclosure Statement for a discussion of such risks.

  General Partnership Liability

     The FTW Partnership is a general partnership under the laws of the State of California. As a result, unless a creditor otherwise specifically agrees, each FTW Partner is individually liable for each of the debts and obligations of the FTW Partnership, including those arising as a result of the operation of the FTW Venture and the Fort Worth System. If the FTW Transactions are not consummated, each FTW Partner could be called upon by creditors of the FTW Partnership to satisfy liabilities of the FTW Partnership, including without limitation liabilities incurred in connection with the proposed FTW Transactions.

         1112

RISKS ASSOCIATED WITH THE SALE OF THE FTW PARTNERSHIP ASSETS TO HEARTLAND

     In the event the FTW Partners representing at least two-thirds ( 2/3) of the FTW Partnership Units approve the FTW Transactions, the FTW Partners will receive Heartland Shares. Acquisition of Heartland Shares presents risks to the FTW Partners. For a description of such risks, see "Risk Factors" contained in the Heartland Prospectus accompanying this Disclosure Statement.

RISKS ASSOCIATED WITH THE FTW LOAN

     In the event the FTW Transactions are not approved by the requisite number of the FTW Partnership Units, the FTW Agreement will terminate and the FTW Partnership will have 90 days from the date of the termination within which to repay the FTW Loan, which may then be as much as $500,000 plus interest. The FTW Partnership does not have the funds with which to repay the FTW Loan and it is not anticipated that such funds will be forthcoming from any source prior to the time the FTW Agreement would be terminated. While the Management Committee believes that alternatives to the FTW Transaction may ultimately be available, the risks associated with a default on the FTW Loan are significant because of the limited period within which the FTW Partnership must repay the loan.

             POTENTIAL CAUSES OF ACTION HELD BY THE FTW PARTNERSHIP

     The nature of the legal relationship between the FTW Partnership and AWS as an informal joint venture is not disputed by the FTW Partnership, and is described as such by AWS and its auditors in various public filings with the SEC. However, the FTW Partnership and AWS have ongoing disagreements as to the specific obligations (both past and present) of AWS to the FTW Partnership and the FTW Partners. In particular, the FTW Partnership believes that the factual background of the relationship between the FTW Partnership and AWS, and certain acts (or omissions) of AWS and its current and former officers, directors, and related parties (the "Potential Defendants"), may form the basis of certain causes of action by the FTW Partnership against the Potential Defendants for which the FTW Partnership could seek recovery of monetary damage. In general, the FTW Partnership believes that the FTW Partnership has possible claims against the Potential Defendants for, but not limited to (i) breach of fiduciary duties owed by the Potential Defendants to the FTW Partnership by reason of and in connection with the fiduciary relationship between the parties, including usurpation of FTW Venture opportunities by AWS as regards the wireless cable industry in the Dallas, Texas, Memphis, Tennessee, and Los Angeles, California markets; self-dealing by the Potential Defendants; and use of the FTW Partnership and FTW Venture funds for unauthorized purposes by the Potential Defendants; (ii) breach of the terms of the joint venture agreement by the Potential Defendants by their failure to cause the FTW Venture to achieve positive cash flow, obtain debt financing, and assure the assets of the system were both as represented to the partnership and owned by an appropriate entity; and (iii) various securities law violations primarily directed at affiliates of AWS (collectively, the "FTW Claims").

     The FTW Partnership has discussed with AWS its general position regarding the FTW Claims, and AWS has disputed both the facts upon which such claims would be based and the interpretation of laws that would control a resolution thereof. Notwithstanding the FTW Partnership's belief that causes of action may exist against the Potential Defendants, the FTW Partnership cannot predict the likelihood of a favorable outcome to the FTW Partnership in the event the FTW Claims are pursued.

     As part of the FTW Transactions, the FTW Partnership (and FTW Partners consenting to the FTW Transactions) will either release the AWS Parties from the FTW Claims, or in the event the FTW Claim Release is not executed, the FTW Partnership (and FTW Partners consenting to the FTW Transaction) will assign to Heartland the FTW Claims (which assignment would be subject to the retention by the FTW Partnership of certain rights and which would be accompanied by certain indemnifications of Heartland and Heartland to the FTW Partnership and the FTW Partners consenting to the FTW Transactions). See "SALE OF THE FTW PARTNERSHIP ASSETS -- Summary of the FTW Agreement and Related Agreements."

         1113

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                      VOTING THROUGH THE WRITTEN CONSENTS

THE WRITTEN CONSENTS

     Each copy of this Disclosure Statement mailed to the FTW Partners is accompanied by a written consent form furnished in connection with the solicitation of the Written Consents by the Management Committee for use in voting FOR or AGAINST approval of the FTW Transactions set forth in the Proposal. Under the FTW Partnership Agreement, each FTW Partnership Unit is entitled to one vote. The Written Consent is the form by which this vote is to be exercised by an FTW Partner for the FTW Partnership Units owned by such FTW Partner. An FTW Partner owning, as of the date of this Disclosure Statement, any FTW Partnership Unit in accordance with the provisions of the FTW Partnership Agreement will be entitled to vote on the Proposal through execution of a Written Consent. Through execution of the form of Written Consent, the FTW Partners will consider and vote upon the Proposal, which encompasses approval and authorization of all of the following matters:

     - Execution and delivery of the FTW Agreement and the performance by the FTW Partnership of all of the transactions contemplated by the FTW Agreement in the form attached to the Heartland Prospectus as Appendix E, including without limitation the Sale of the FTW Partnership Assets in exchange for Heartland Shares with an aggregate exchange value of $13,300,000 and assumption of up to $570,000 of certain potential liabilities of the FTW Partnership;

     - Mutual release of the FTW Partners consenting to the FTW Transactions and the FTW Partnership on one hand and the AWS Parties on the other in the form of the FTW Claim Release attached to the Heartland Prospectus as Appendix F; or, in the event such FTW Claim Release is not provided by the AWS Parties, an assignment to Heartland by such parties of the FTW Claims in the form of FTW Claim Assignment attached to the Heartland Prospectus as Appendix G (which assignment includes a retention of certain rights by the FTW Partnership and certain indemnifications by Heartland); and

     - Liquidation and dissolution of the FTW Partnership and the winding up of its affairs pursuant to the FTW Liquidation Plan in the form attached to the Heartland Prospectus as Appendix H.

      The foregoing matters, all of which are encompassed by the Proposal are collectively referred to herein as the "FTW Transactions".

     FTW Partners should be aware that, in order for the Proposal to be adopted, all FTW Transactions included in the Proposal must be approved; an FTW Partner is not entitled to vote FOR a portion of the Proposal and AGAINST another portion. That is, the Proposal in its entirety, in the form presented herein, must be approved by FTW Partners holding at least two-thirds ( 2/3) of the FTW Partnership Units.

     FTW PARTNERS ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING WRITTEN CONSENT FORM AND RETURN IT PROMPTLY TO THE FTW PARTNERSHIP IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED WRITTEN CONSENT FORM WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE FTW TRANSACTIONS.

     Any FTW Partner who has delivered a Written Consent may revoke it at any time before the FTW Partnership has received Written Consents approving the Proposal from FTW Partners holding at least two-thirds ( 2/3) of the FTW Partnership Units. Revocation of a Written Consent must be in writing and shall be effective when received by the FTW Partnership at the following address:
Attention Donald McGee, c/o Robert E. Morrison, 300 Crescent Court, Suite 1400, Dallas, Texas 75201. Upon receipt by the FTW Partnership of Written Consents (approving the Proposal) from FTW Partners holding at least two-thirds ( 2/3) of the FTW Partnership Units, an FTW Partner's right to revoke a Written Consent approving the Proposal shall terminate.

     The printing and mailing costs of this Disclosure Statement (and all items enclosed herewith) were paid by Heartland; other costs of soliciting Written Consents from FTW Partners are being borne by the FTW Partnership. Such solicitation will be made by mail but also may be made by telephone or in person by the

         1114

members of the Management Committee of the FTW Partnership (who will receive no additional compensation for doing so).

VOTE REQUIRED

     Pursuant to the FTW Agreement, the affirmative vote of FTW Partners owning two-thirds ( 2/3) of the FTW Partnership Units is required to approve the Proposal, which approval is a condition precedent to completion of the Sale. At such time, if any, that the FTW Partnership receives Written Consents from holders of two-thirds ( 2/3) or more of the FTW Partnership Units, the FTW Partnership shall immediately proceed with consummation of the transactions contemplated by the FTW Agreement.

     As of the date of this Disclosure Statement, there were 1,459 the FTW Partnership Units outstanding. Consequently, FTW Partners representing at least 973 of the FTW Partnership Units must vote in favor of the Proposal in order for it to be approved.

     For the reasons described herein, the Management Committee believes that the FTW Transactions, including the consummation of the FTW Agreement (and all matters contemplated therein) and the subsequent dissolution and winding up of the FTW Partnership are in the best interests of the FTW Partnership and the FTW Partners. Accordingly, the Management Committee recommends that the FTW Partners vote FOR approval of the Proposal. See "SALE OF THE FTW PARTNERSHIP ASSETS -- Background and Reasons For the Sale of the FTW Partnership Assets" and
"-- Background, Alternatives, Value of FTW Partnership's Assets, and Recommendation of the Management Committee."

                         ABSENCE OF DISSENTERS' RIGHTS

     The rights of the FTW Partnership are governed by California law. Neither California law nor the FTW Partnership Agreement requires that FTW Partners who object to the Sale of the FTW Partnership Assets or the dissolution of the FTW Partnership and who vote against or abstain from voting in favor of the FTW Agreement or the FTW Liquidation Plan be afforded any appraisal rights or the right to receive cash from the FTW Partnership for their FTW Partnership Units. The FTW Partnership does not intend to make available any such rights to the FTW Partners.

                          DESCRIPTION OF THE BUSINESS

     As a result of the circumstances under which the FTW Partnership Units were issued, the FTW Partners may not have a full understanding of the business of the FTW Partnership and its activities through the FTW Venture. The discussion in this section of the Disclosure Statement is intended to provide such information to the FTW Partners.

DESCRIPTION OF THE FTW PARTNERSHIP

     The FTW Partnership was formed pursuant to the FTW Partnership Agreement as of July 1, 1992. The purposes for which the FTW Partnership was organized include the following: (i) to acquire the assets and assume the liabilities of Wireless Cable T.V. Associates #34 (the "FTW Predecessor Partnership"), a California general partnership which owned a 75% interest in a wireless cable television system in Fort Worth, Texas, and (ii) to acquire additional equipment and facilities necessary to operate the wireless cable system acquired from the FTW Predecessor Partnership.

     The FTW Predecessor Partnership had been formed in 1991 upon the contribution of capital by the partners thereof which capital was to fund the development and operation of a wireless cable television system in Fort Worth, Texas. However, when the FTW Predecessor Partnership had insufficient funds to "launch" its system, additional capital for the proposed system was raised pursuant to the formation of the FTW Partnership, which purchased all of the assets of the FTW Predecessor Partnership. This additional capital consisted of proceeds from the sale of the FTW Partnership Units of the FTW Partnership to partners of the FTW Predecessor Partnership as well as new investors who would also become FTW Partners. In addition, the

         1115

I

partners of the FTW Predecessor Partnership who are FTW Partners exchanged their units in the FTW Predecessor Partnership for FTW Partnership Units.

     The assets of the Fort Worth System have never been owned directly by the FTW Partnership. Likewise, all of the activities of the FTW Partnership have been conducted indirectly through the FTW Venture which holds record or beneficial title to the assets comprising the Fort Worth System. Neither the FTW Partnership nor the FTW Venture have ever operated profitably, nor have any distributions on equity ever been paid by either entity.

OFFER AND SALE OF THE FTW PARTNERSHIP UNITS

     The offer and sale of partnership interests in the FTW Predecessor Partnership and of the FTW Partnership Units was undertaken by Wireless California. Through an affiliate, Wireless California participated in the offer and sale of such the FTW Partnership interests without registration under any federal or state securities laws based on a belief by Wireless California and its affiliates that the subject partnership interests did not constitute securities under applicable federal or state securities laws. The SEC has conducted an investigation involving the activities of Wireless California and certain of its officers, including certain persons who are also officers of AWS, in connection with the offer and sale of interests in the Predecessor the FTW Partnership and the FTW Partnership, as well as partnership interests in two other general partnerships. As a result of the SEC's investigation, the SEC issued, in 1994, cease and desist orders against Wireless California, AWS and certain of their respective current and former officers pursuant to which such persons and entities have been ordered to cease and desist from committing or causing any violation and any future violations of certain securities registration, and broker-dealer registration, laws and regulations. In addition, the securities administrators of at least 22 states have investigated or are currently investigating the activities relating to the unregistered offer and sale of the FTW Partnership Units and the partnership interests in two other general partnerships. Certain of these states have issued cease and desist orders and/or consent orders pursuant to which Wireless California, certain of its general partnerships and certain officers of Wireless California were required, among other things, to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests in the three partnerships and to pay administrative penalties.

DESCRIPTION OF THE FTW VENTURE

     The FTW Partnership business consists of a 79.99% interest in the FTW Venture. The FTW Venture owns and operates the Fort Worth System, the wireless cable television assets that provide wireless cable television service in the metropolitan area of Fort Worth, Texas.

     For a description of the wireless cable television industry and the wireless cable television service provided by the FTW Venture, see "WIRELESS CABLE INDUSTRY" and "INFORMATION CONCERNING AWS -- Business of AWS" in the Heartland Prospectus accompanying this Disclosure Statement.

EMPLOYEES

     As of the date of this Disclosure Statement, the FTW Partnership has (and has previously had) no full-time employees. During that time, the FTW Partnership has not paid any compensation to any of the 9 members of Management Committee although such persons have effectively worked part-time for the FTW Partnership. Of the 9 members of Management, 1 person devotes approximately 50% of his time to the FTW Partnership's business; other members of Management Committee devote 10% or less of their time to the FTW Partnership's business. The FTW Partnership has reimbursed the expenses of the members of the Management Committee in connection with their attendance at meetings and incidental expenses, as well as the expenses of certain FTW Partners participating in Management Committee meetings at the request of the Management Committee.

         1116

PROPERTIES

     The FTW Partnership does not itself own or lease any real property. However, as discussed herein (see "DESCRIPTION OF THE BUSINESS -- Description of the FTW Venture"), the FTW Partnership owns a 79.99% interest in the FTW Venture. The FTW Venture leases various facilities in Arlington and Fort Worth, Texas, including office and warehouse space, transmission sites and tower sites.

LEGAL PROCEEDINGS

     The FTW Partnership is not a party to, and none of the FTW Partnership's property is subject to, any pending legal proceedings. However, the failure of the FTW Partnership to resolve (through litigation, arbitration, settlement, or otherwise), certain claims the FTW Partnership may have against AWS could have a materially adverse effect on the FTW Partnership's business, results of operations, and financial condition. (See "POTENTIAL CAUSES OF ACTION HELD BY THE FTW PARTNERSHIP")

     To the FTW Partnership's knowledge, the FTW Venture is not a party to, and none of the FTW Venture's property is subject to, any pending legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     See the Heartland Prospectus accompanying this Disclosure Statement for management's discussion and analysis of financial condition and results of operations of the FTW Partnership.

FTW PARTNERSHIP UNIT OWNERSHIP OF CERTAIN PERSONS AND MANAGEMENT

     The following table sets forth, as of December 31, 1995, the FTW Partnership Units beneficially owned by (i) each member of the Management Committee, and (ii) the Management Committee as a group (9 persons). "Percent of Total FTW Partnership Units" is based on 1,459 FTW Partnership Units outstanding. The persons named below have sole voting and investment power with respect to all FTW Partnership Units owned, unless otherwise noted. As of December 31, 1995, no FTW Partner beneficially owned more than five percent (5%) of the FTW Partnership Units.

                   NAME AND ADDRESS                    NUMBER OF FTW           PERCENT OF TOTAL
                  OF BENEFICIAL OWNER                PARTNERSHIP UNITS       FTW PARTNERSHIP UNITS
    -----------------------------------------------  -----------------       ---------------------
    Michael Leo                                               2(1)                 *
      11718 Barrington Court
      Suite 228
      Los Angeles, CA 90049
    Donald McGee                                              2(2)                 *
      200 Balboa Court
      Irving, Texas 75062
    Daniel Stevens                                            3                    *
      1080 St. Jean
      Florissant, MO 63031
    Peggy Sumner                                              2                    *
      211 Santa Barbara
      Corpus Christi, TX 78411
    George William Walker, Jr.                                2                    *
      821 Miner Road
      Crownsville, MD 21032
    Edwin Watts                                               4                    *
      2014 Rockcreek Drive
      Arlington, TX 76010

         1117

I

                   NAME AND ADDRESS                    NUMBER OF FTW           PERCENT OF TOTAL
                  OF BENEFICIAL OWNER                PARTNERSHIP UNITS       FTW PARTNERSHIP UNITS
    -----------------------------------------------  -----------------       ---------------------
    Terry Wertz                                               2                          *
      1215 Yellowbrick Road
      Pendleton, IN 46064
    Loran Whitehorn, Jr.                                      4                          *
      15018 Zieglinde Dr.
      Lake Elsinore, CA 92530
    James Williamson                                          2                          *
      30 Thomas Oaks Dr.
      Pottstown, PA 19464
    Management Committee as a group (9 persons)              23                       1.58%

---------------

 *  Less than 1%

(1) Represents FTW Partnership Units beneficially owned by XTALK Associates, a business trust organization of which Mr. Leo is manager.

(2) Represents FTW Partnership Units beneficially owned by Mr. McGee through BD2 Inc., a corporation which is owned 50% by Mr. McGee.

             MEMBERS OF MANAGEMENT COMMITTEE OF THE FTW PARTNERSHIP

     Set forth below is certain biographical information regarding persons presently serving as members of the Management Committee. Except as set forth below, such persons have no particular experience in the wireless cable industry, and were selected to serve as a member of the Management Committee primarily as a result of their desire to maintain the value of the assets of the FTW Partnership.

     Michael Leo, 60, tax consultant; business and trust manager.

     Donald McGee, 65, owner of a corporation selling electrical equipment.

     Daniel Stevens, 41, president of DBS Construction Services, Inc., a remodeling and specialized carpentry company, and president of Steveco Properties, a property management company.

     Peggy Sumner, 39, self-employed in real estate and computer consulting; managerial experience with IBM and through national government network support contracts.

     George William Walker, Jr., 50, executive director of Forum for Rural Maryland, a rural development council.

     Edwin Watts, 69, engineer.

     Terry Wertz, 44, involved in sales on behalf of Terminal Supply Co. of Troy, Michigan.

     Loran Whitehorn, Jr., 38, senior electrical engineer and project manager for Beckman Instruments, Inc.

     James Williamson, 54, sales manager for Akcros Chemicals of New Brunswick, New Jersey.

     The foregoing members of the Management Committee were elected for staggered terms by the FTW Partners at FTW Partnership meetings held in 1993 and 1994, but will serve as a member of the Management Committee until a successor is duly elected and qualified.

     The FTW Partnership is not a party to any written employment agreements. However, members of the Management Committee provide managerial and organizational services for the benefit of the FTW Partnership. The FTW Partnership has not heretofore paid any compensation (cash or otherwise) to members of the Management Committee for services performed by such persons for the benefit of the FTW Partnership. However, the FTW Partnership reimburses members of the Management Committee for out-of-pocket expenses incurred by them in the performance of services for the benefit of the FTW Partnership.

         1118

                               FINANCIAL MATTERS

ACCOUNTING TREATMENT

     The sale of the FTW Partnership Assets will be accounted for by the FTW Partnership as a sale of investment assets in accordance with generally accepted accounting principles. Likewise, the acquisition of such assets will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. As such, the aggregate consideration paid by Heartland in connection with the FTW Transactions will be allocated to FTW Partnership Assets based upon their fair values, and the results of operations of the FTW Partnership will be included in the results of operations of Heartland only for periods subsequent to the consummation of the Sale of the Partnership Assets.

FEDERAL INCOME TAX CONSEQUENCES

     The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this Disclosure Statement. The federal income tax consequences to any particular FTW Partner may be affected by matters not discussed below. Moreover, this Disclosure Statement does not discuss any state or local tax matters, which will vary with each FTW Partner.

     THE DISCUSSION SET FORTH BELOW IS A DISCUSSION OF THE BASIC FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED FTW TRANSACTIONS. EACH FTW PARTNER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE MATTERS DISCUSSED HEREIN AND ANY ADDITIONAL FEDERAL AND ALL STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES THAT COULD RESULT FROM THE SUBJECT FTW TRANSACTIONS BASED UPON THE FTW PARTNER'S PERSONAL TAX SITUATION.

     If the Proposal is adopted and the Closing contemplated by the FTW Agreement is consummated, the Sale of the FTW Partnership Assets to Heartland will be treated as a taxable transaction. Each FTW Partner will report its share of any taxable gain recognized by FTW Partnership upon the Sale of the Partnership Assets because the FTW Partnership is a pass-through entity for tax purposes. Under Section 1231 of the Code, a portion of any gain recognized by the FTW Partnership will be treated as capital gain and reported by the FTW Partners on their personal tax returns. The balance of any gain (also reported by the FTW Partners on their personal tax returns) will be ordinary income.

     As liquidating distributions are received and the FTW Partnership is wound up pursuant to the FTW Liquidation Plan, each FTW Partner will report income based upon the excess of the cash or Heartland Common Stock distributed over the FTW Partner's adjusted tax basis in his or her FTW Partnership Units. The adjusted tax basis will be increased by the amount of any taxable gain and ordinary income recognized by the FTW Partners upon the Sale of the FTW Partnership Assets to Heartland. The gain (or loss) recognized upon the disposition of the FTW Partnership Units (as a result of the FTW Liquidation) will be long term capital gain (or loss) if the FTW Partnership Units were held for more than 12 months for investment purposes.

     On a per unit basis, it is anticipated by the Management Committee that each FTW Partnership Unit will have taxable income of approximately $6,900 from the Sale of the FTW Partnership Assets to Heartland. Most of that income will be treated as gain from the sale of assets used in business and treated as capital gains under Code Section 1231. If any FTW Partner has prior unrecaptured Section 1231 losses, a portion of that capital gain may be recaptured and will have to be reported as ordinary income. After payment of expenses and costs and establishment of a reserve pursuant to the FTW Liquidation Plan, it is anticipated by the Management Committee that each FTW Partnership Unit will receive approximately $8,190 in cumulative value of stock of Heartland (assuming the receipt of stock by the FTW Partnership worth $13,300,000 at Closing, with $1,350,000 thereof being utilized for expenses and obligations of the FTW Partnership) and cash distributions from the FTW Partnership as part of its liquidation.

     Under the terms of the FTW Agreement, it is possible that the FTW Partnership will receive Heartland stock at Closing with an aggregate fair market value in excess of $13,300,000. In such circumstances, the

         1119

I

amount of taxable income from the Sale of the FTW Partnership Assets and the cumulative value of Heartland stock and cash received pursuant to the FTW Liquidation Plan, on a per unit basis will be proportionately greater than disclosed above.

FINANCIAL STATEMENTS

     See the Heartland Prospectus accompanying this Disclosure Statement for the following financial disclosures of the FTW Partnership:

     Report of Independent Public Accountants

     Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995 (unaudited)

     Consolidated Statements of Operations for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995 (unaudited)

     Consolidated Statements of Partners' Equity for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1995 (unaudited)

     Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995 (unaudited)

     Notes to Consolidated Financial Statements

     See the Heartland Prospectus accompanying this Disclosure Statement for the following unaudited pro forma financial disclosures of Heartland:

     Pro Forma Financial Information Relative to the Transactions

     Unaudited Pro Forma Condensed Combined Balance Sheet for the Transactions as of September 30, 1995

     Unaudited Pro Forma Condensed Combined Statement of Operations for the Transactions for the year ended December 31, 1994

     Unaudited Pro Forma Condensed Combined Statement of Operations for the Transactions for the nine months ended September 30, 1995

     Notes to Combined Pro Forma Statements for the Transactions

     FTW Partnership Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1995

     FTW Partnership Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1994

     FTW Partnership Unaudited Pro Forma Condensed Statement of Operations for the nine months ended September 30, 1995

     Notes to Pro Forma Statements for the FTW Transaction

     Introduction to Unaudited Pro Forma Condensed Financial Statements for Consummated Events

     Unaudited Pro Forma Condensed Balance Sheet for Consummated Events as of September 30, 1995

     Unaudited Pro Forma Condensed Statement of Operations for Consummated Events for the year ended December 31, 1994

     Unaudited Pro Forma Condensed Statement of Operations for Consummated Events for the nine months ended September 30, 1995

     Notes to Pro Forma Statements for Consummated Events

                                   ENCLOSURES


Written Consent of Partner of Fort Worth Wireless Cable T.V. Associates


Proxy Statement/Prospectus of Heartland Wireless Communications, Inc.

         1120

J
                                                                      APPENDIX J

                        AMENDED AND RESTATED MINNEAPOLIS
                            ASSET PURCHASE AGREEMENT
         1121

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                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 4, 1995

                                    BETWEEN

                      WIRELESS CABLE TV ASSOCIATES NO. 38

                                   AS SELLER

                                      AND

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                    AS BUYER
         1122

J

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1. CLOSING; EXCHANGE..........................................................   J-1
   1.1       Closing, Closing Time, Date and Place....................................   J-1
   1.2       Transfer of LLC Interest; Assignment of AWS Claims.......................   J-1
   1.3       Consideration............................................................   J-2
   1.4       Liquidation of Seller; Distribution of Distributable Shares..............   J-2
   1.5       Distribution Procedures..................................................   J-2
   1.6       Registration of Acquisition Shares.......................................   J-3
   1.7       Dividends; Transfer Taxes................................................   J-3
   1.8       Return of Exchange Fund..................................................   J-3
   1.9       Further Assurances.......................................................   J-3
   1.10      Extension of Closing Date................................................   J-3
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER...................................   J-4
   2.1       Organization; Doing Business.............................................   J-4
   2.2       Outstanding Rights.......................................................   J-4
   2.3       Authority; Enforceability; Non-Contravention.............................   J-4
   2.4       Financial Statements.....................................................   J-4
   2.5       Property.................................................................   J-5
   2.6       Receivables..............................................................   J-5
   2.7       Contracts................................................................   J-5
   2.8       FCC Matters..............................................................   J-6
   2.9       Insurance................................................................   J-7
   2.10      Litigation...............................................................   J-7
   2.11      Governmental Permits.....................................................   J-7
   2.12      Compliance With Laws.....................................................   J-7
   2.13      Environmental Matters....................................................   J-7
   2.14      Intellectual Property....................................................   J-7
   2.15      Taxes and Fees...........................................................   J-8
   2.16      Liens....................................................................   J-8
   2.17      Regulatory Compliance....................................................   J-8
   2.18      Interference.............................................................   J-8
   2.19      Employees; Benefit Plans.................................................   J-8
   2.20      Finder's Fees............................................................   J-9
   2.21      Programming Agreements...................................................   J-9
   2.22      Further Representation...................................................   J-9
   2.23      Certain Activities.......................................................   J-9
   2.24      Partnership Books and Records............................................   J-9
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND................................   J-9
   3.1       Organization and Good Standing...........................................   J-9
   3.2       Authority; Enforceability; Non-Contravention.............................   J-9
   3.3       Litigation...............................................................   J-9
   3.4       Consents and Approvals...................................................   J-9
   3.5       Capitalization...........................................................  J-10
   3.6       Financial Statements.....................................................  J-11
   3.7       SEC Filings..............................................................  J-11
ARTICLE 4. COVENANTS OF SELLER........................................................  J-11
   4.1       Operation Prior to the Closing Date......................................  J-11
   4.2       Consents.................................................................  J-11

         1123

                                                                                        PAGE
                                                                                        ----
   4.3       Renewal or Extension of FCC Authorizations...............................  J-11
   4.4       No Solicitation..........................................................  J-12
   4.5       Audit of Financial Statements............................................  J-12
ARTICLE 5. ADDITIONAL AGREEMENTS......................................................  J-12
   5.1       Shareholders and Partners Meeting........................................  J-12
   5.2       Registration Statement and Proxy Statement...............................  J-13
   5.3       Access...................................................................  J-13
   5.4       Compliance with the Securities Act.......................................  J-13
   5.5       Reasonable Efforts.......................................................  J-14
   5.6       Public Announcements.....................................................  J-14
   5.7       Notification of Certain Matters..........................................  J-14
   5.8       Letters of Seller's Accountants..........................................  J-14
   5.9       Hart-Scott-Rodino Act Filing.............................................  J-14
   5.10      Employees................................................................  J-14
   5.11      Right of First Refusal...................................................  J-15
   5.12      Exhibits.................................................................  J-15
   5.13      Heartland Loan...........................................................  J-15
   5.14      Delivery of Schedules and Other Items....................................  J-16
ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION........................................  J-16
   6.1       Registration Statement...................................................  J-16
   6.2       No Order.................................................................  J-16
   6.3       Other Approvals..........................................................  J-16
   6.4       Fairness Opinions........................................................  J-16
   6.5       Partner Approval.........................................................  J-16
   6.6       Applicability of the Roll-up Rules.......................................  J-16
   6.7       Closing Share Price......................................................  J-16
   6.8       Intentionally Omitted....................................................  J-16
   6.9       Exhibits.................................................................  J-16
ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING..........................................  J-16
   7.1       Stockholder and Other Approval...........................................  J-16
   7.2       Representations and Warranties...........................................  J-16
   7.3       Seller's Documents.......................................................  J-16
   7.4       Registration Statement Effective.........................................  J-17
   7.5       No Material Adverse Change...............................................  J-17
   7.6       Satisfaction or Waiver of Conditions Precedent of Seller.................  J-17
   7.7       Seller's Obligations Performed...........................................  J-17
   7.8       Consummation of Merger Agreement.........................................  J-17
ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.............................................  J-17
   8.1       Partner Approval.........................................................  J-17
   8.2       Representations and Warranties...........................................  J-17
   8.3       Heartland Documents......................................................  J-17
   8.4       Satisfaction or Waiver of Conditions Precedent of Heartland..............  J-18
   8.5       Heartland Obligations Performed..........................................  J-18
   8.6       No Material Changes......................................................  J-18
ARTICLE 9. CERTAIN CLAIMS.............................................................  J-18
   9.1       Pre-Closing Claims.......................................................  J-18
   9.2       Post-Closing Claims......................................................  J-18

         1124

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                                                                                        PAGE
                                                                                        ----
ARTICLE 10. TERMINATION...............................................................  J-19
  10.1       Termination by Mutual Consent............................................  J-19
  10.2       Termination by Seller....................................................  J-19
  10.3       Termination by Heartland.................................................  J-19
  10.4       Effect of Termination and Abandonment....................................  J-19
ARTICLE 11. DEFINITIONS...............................................................  J-20
  11.1       Definitions..............................................................  J-20
  11.2       Defined Terms............................................................  J-25
ARTICLE 12. POST-CLOSING COVENANTS....................................................  J-25
  12.1       Cooperation and Exchange of Information..................................  J-25
ARTICLE 13. MISCELLANEOUS.............................................................  J-26
  13.1       Expenses of the Transaction..............................................  J-26
  13.2       Further Assurances.......................................................  J-26
  13.3       Notices..................................................................  J-26
  13.4       No Modification Except in Writing........................................  J-26
  13.5       Entire Agreement.........................................................  J-27
  13.6       Severability.............................................................  J-27
  13.7       Assignment...............................................................  J-27
  13.8       Publicity; Announcements.................................................  J-27
  13.9       Consent to Jurisdiction..................................................  J-27
  13.10      Captions; Construction...................................................  J-27
  13.11      Schedules................................................................  J-27
  13.12      Counterparts.............................................................  J-28
EXHIBITS:
   1.3       Exchange Agreement
   1.4       Agreement and Plan of Liquidation
   5.4       Lock-Up
   7.3(c)    Legal Opinion of Seller's Counsel
   7.3(f)-1  Assignment of LLC Interest
   7.3(f)-2  Assignment of AWS Claims
   8.3       Legal Opinion of Heartland's Counsel
   9.2       Dispute Resolution Agreement

         1125

                                                                                        PAGE
                                                                                        ----
SCHEDULES:
   1.2       Excluded Assets
   2.2       Outstanding Rights
   2.4       Financial Statements
   2.5(a)    Equipment
   2.5(b)    Facilities
   2.5(c)    Exceptions to Title
   2.6       Receivables
   2.7       Contracts
   2.8(a)    Channel Leases
   2.8(b)    Licenses and FCC Permits
   2.8(c)    Applications
   2.8(d)    Adverse Channel Disclosures
   2.9       Insurance
   2.10      Litigation
   2.14      Intellectual Property
   2.16      Liens
   2.18      Interference
   2.19      Employees; Benefit Plans
   2.21      Programming Agreements
   2.24      Partners

         1126

J

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 4th day of October, 1995, by and between WIRELESS CABLE TV ASSOCIATES NO. 38, a California general partnership ("Seller"), and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware Corporation ("Heartland").

                              W I T N E S S E T H:

     WHEREAS, Seller and American Wireless Systems, Inc., a Delaware corporation ("AWS") are the sole members in American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company ("LLC") owning 100% of the wireless cable television assets necessary and appropriate to provide wireless cable television service in the metropolitan area of Minneapolis, Minnesota (the "Market");

     WHEREAS, Seller owns a 75% equity interest in the LLC ("LLC Interest"), and desires to sell, and Heartland desires to purchase, the LLC Interest; and

     WHEREAS, AWS and Heartland have entered into that certain Agreement and Plan of Merger dated September 11, 1995 ("Merger Agreement"), pursuant to which a wholly owned subsidiary of Heartland ("Merger Sub") will be merged with and into AWS and the Merger Sub will succeed to AWS's interest in the LLC; and

     WHEREAS, in connection with the proposed acquisition of the LLC Interest by Heartland as set forth herein ("Acquisition"), Heartland and Seller desire to make certain representations and warranties regarding their respective operations and, with respect to Seller, matters relating to the LLC and the Market; and

     WHEREAS, Seller, Heartland and a wholly owned subsidiary of Heartland ("Hartacq") have previously executed an Asset Purchase Agreement, dated as of the date hereof ("Original Agreement"), pursuant to which the LLC Interest and AWS Claims (as defined herein) would be acquired by Heartland; and

     WHEREAS, Seller and Heartland have agreed to amend and restate the Original Agreement as amended to extend certain dates and clarify other matters contained therein; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 11.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1. CLOSING; EXCHANGE.

     1.1 CLOSING, CLOSING TIME, DATE AND PLACE. The closing (the "Closing") of the transactions set forth herein shall take place at 10:00 A.M., Dallas, Texas time, following satisfaction of the closing conditions set forth in Articles 6, 7 and 8 at the offices of Arter, Hadden, Johnson & Bromberg, 1717 Main, Ste. 4100, Dallas, Texas 75201, or at such other time or at such other place as Heartland and Seller may agree, but no later than January 31, 1996, subject to extension as provided in Section 1.11. (Hereinafter, such date, as extended, is referred to as the "Closing Date", such time on the Closing Date is referred to as the "Closing Time", and such offices are referred to as the "Closing Place".)

     1.2 TRANSFER OF LLC INTEREST; ASSIGNMENT OF AWS CLAIMS. Seller agrees that, at the Closing Time and at the Closing Place, it shall transfer to Heartland all right, title, and interest in and to the LLC Interest and assign to Heartland the AWS Claims. Any and all assets, real, personal and mixed, tangible and intangible, used in the conduct of the Wireless Cable Business and operations of the LLC (the "Business") (including but not limited to all Contracts, Governmental Permits, Licenses, Equipment, Documents, Facilities, Prepaid Subscriber Fees, Causes of Action, Intellectual Property, accounts, accounts receivable, credits, prepaid expenses, advance payments, security deposits, prepaid items, goodwill and other intangible assets of the Business, and any other real, personal, tangible or intangible property or rights of Seller used or useful in the conduct of the Business) (collectively, the "Assets"), whether held in the name of Seller, any of its equity owners or otherwise, are owned by the LLC. Except as set forth on Schedule 1.2 (such assets being referred to as the "Excluded Assets"), Seller does not own or have any rights to any assets other than the LLC Interest and AWS Claims.

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     1.3 CONSIDERATION. As consideration for the sale of the LLC Interest and assignment of the AWS Claims by Seller, upon the Closing Date Heartland shall
(a) assume the Assumed Liabilities and (b) deliver to the Exchange Agent the number of shares of common stock, $.001 par value per share, of Heartland ("Heartland Shares") equal to (i) the sum of (A) Eighteen Million and no/100 Dollars ($18,000,000) plus (B) $500 multiplied by each Additional Subscriber (collectively, the "Purchase Price") divided by (ii) the Exchange Price (such Heartland Shares being referred to as the "Acquisition Shares"), which Acquisition Shares shall be held by the Exchange Agent pending their distribution to, or liquidation on behalf of, the Partners pursuant to the terms of an Exchange Agreement in the form attached as Exhibit 1.3 (such Acquisition Shares, any dividends thereon or proceeds thereof being referred to herein as the "Exchange Fund"). As used herein, the term "Exchange Price" shall mean (i) if the Closing Share Price is greater than or equal to $23.00 per share but less than $30.00 per share, then $23.00; (ii) if the Closing Share Price is greater than or equal to $30.00 per share, then (A) the product of the Closing Share Price multiplied by $23, divided by (B) $30; or (iii) if the Closing Share Price is less than $23.00 per share, then the Closing Share Price; subject to each party's right to terminate this Agreement as set forth in Section 6.7 if the Closing Share Price is less than $17.00 per share.

     1.4 LIQUIDATION OF SELLER; DISTRIBUTION OF DISTRIBUTABLE SHARES. Subject to the provisions of the Exchange Agreement and to the requirements of the California Revised Uniform Partnership Act, the Exchange Agent (on behalf of and at the direction of Seller) (a) shall deliver to Seller's equity owners ("Partners") on the Closing Date Acquisition Shares having an aggregate Exchange Price equal to the Purchase Price minus the sum of (i) the Excluded Liabilities and (ii) an amount determined by the Executive Committee as necessary and appropriate to satisfy Seller's contingent liabilities (which amount shall not be less than $500,000) (such Heartland Shares being referred to as the "Distributable Shares") and (b) in connection with resales to be made by Seller pursuant to the Registration Statement, deliver the remaining Acquisition Shares (the "Liquidated Shares") for the benefit of Seller, each in completing the winding-up and liquidation of Seller pursuant to the terms of the Agreement and Plan of Liquidation attached as Exhibit 1.4 in accordance with the Exchange Agent Agreement. Such liquidation shall be made as specified in the Seller's organizational and governing documents with due regard and as required by the California Revised Uniform Partnership Act. Fractional Heartland Shares will not be issued in connection with the delivery of the Distributable Shares, but shall be added to the Liquidated Shares and the remaining proceeds thereof shall be distributed among the Partners in accordance with the Agreement and Plan of Liquidation. The Agreement and Plan of Liquidation shall provide for the disposition of the Seller's assets, satisfaction of Seller's liabilities and termination of the existence of Seller for purposes other than the winding-up and liquidation of Seller. After Seller's receipt of the requisite Partner approval of the Agreement and Plan of Liquidation, Seller will not engage in any business activity except as appropriate to wind up and liquidate its business and affairs. Seller's executive committee ("Executive Committee") shall establish a record date for the purposes of determining the Partners of Seller entitled to receive the Distributable Shares or proceeds of the Liquidated Shares ("Distribution Record Date"). In the discretion of Seller's Executive Committee, such record date may, but shall not be required to be, the Closing Date but in no event shall the Distribution Record Date be later than the Closing Date. Seller's Executive Committee shall also prohibit any transfer of an interest in Seller from and after the date of this Agreement, and any such transfer shall be null and void. Any purported transfer of an interest in Seller shall be immediately reported by Seller to Heartland. Seller shall (i) certify to Heartland a list of Partners, as shown on Seller's books and records, on each of the date hereof, the date of the mailing of the Proxy Statement, and the Closing Date and (ii) shall indemnify and hold Heartland harmless from any inaccuracies in such lists, subject to the limitations set forth in Article 9 below. Seller's Executive Committee, in its discretion, may also require each Partner to surrender any evidences of the partnership interests of Seller prior to receiving any distribution of Acquisition Shares (or the proceeds thereof), and may establish such procedures for the distribution of the Acquisition Shares (or proceeds thereof) as it deems necessary and appropriate.

     1.5 DISTRIBUTION PROCEDURES. At the time of the mailing of the Proxy Statement, the Exchange Agent shall mail to each Partner a letter of transmittal which shall contain instructions regarding each Partner's receipt of their respective portions of the Distributable Shares. Upon the return of the duly executed letter of transmittal (the execution of which shall also constitute such Partner's consent and approval of (i) the sale of

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the LLC Interest pursuant to the terms of this Agreement, (ii) the adoption of the Agreement and Plan of Liquidation, and (iii) the assignment of the AWS Claims), each Partner shall be entitled to receive the number of Distributable Shares equal to such Partner's percentage ownership interest of Seller multiplied by the number of Distributable Shares, and upon the completion of the dissolution and winding up of Seller, such Partner's pro rata interest and the remaining proceeds, if any, of the Liquidated Shares. Until the letter of transmittal is executed and returned to the Escrow Agent by a Partner and surrendered as contemplated by this Section 1.5, each Partner's interest in the Seller shall, at and after the Closing Date, be deemed to represent only the right to receive such Partner's pro rata interest in the Distributable Shares and the remaining proceeds, if any, of the Liquidated Shares.

     1.6 REGISTRATION OF ACQUISITION SHARES. As soon as practicable after the execution of this Agreement, Heartland shall file a registration statement on Form S-4 (the "Registration Statement") with the SEC for the purpose of registering the Acquisition Shares for either (i) distribution to Seller's equity owners (with respect to the Distributable Shares) or (ii) distribution to the Partnership and concurrent reoffering for sale to the public (with respect to the Liquidated Shares), each pursuant to the Agreement and Plan of Liquidation. Heartland shall pay all costs of registration and the cost of obtaining approval from all state and federal regulatory authorities, excluding attorneys' fees and accounting fees of Seller's counsel and its independent accountants, and costs and expenses associated with the solicitation of proxies from Seller's shareholders. Heartland will use reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Seller shall cooperate and use its best efforts to supply Heartland with all requisite information necessary to complete the Registration Statement, including, but not limited to, information relative to proxy solicitations of the Partners for approval of the transactions contemplated herein.

     1.7 DIVIDENDS; TRANSFER TAXES. Any dividends or other distributions that are either declared on or after the Closing Date on Heartland Shares or payable to the holders of record of Heartland Shares on or after the Effective Time will be paid to the persons entitled to receive such Heartland Shares. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Shares are to be paid to or issued in a name other than that of a Partner as indicated on Seller's books and records, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Shares in a name other than that of the registered Partner or shall establish to the satisfaction of the Escrow Agent that such tax has been paid or is not applicable.

     1.8 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Shares which remain undistributed to the former Partners of Seller for one year after the Closing Date shall be delivered to Seller and administered pursuant to the Agreement and Plan of Liquidation, and any former Partners of Seller who have not theretofore complied with this Article 1 shall thereafter look only to the Seller for payment of any liquidating distributions, Distributable Shares and any dividends or distributions with respect to Heartland Shares.

     1.9 FURTHER ASSURANCES. If at any time after the Closing Date Heartland shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Heartland, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Seller, or (b) otherwise to carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Seller, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

     1.10 EXTENSION OF CLOSING DATE. In the event that the Registration Statement has been declared effective on or before January 31, 1996 but the Closing hereunder has not occurred, Heartland shall have the right to extend the Closing Date until March 15, 1996 upon written notice to Seller.

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ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

     To induce Heartland to enter into this Agreement, Seller hereby represents and warrants to Heartland that:

     2.1 ORGANIZATION; DOING BUSINESS. Seller is, and at the Closing Time shall be, a partnership organized under the laws of the State of California. Seller has conducted no business and owns no assets outside of the State of Minnesota.

     2.2 OUTSTANDING RIGHTS. Except as set forth on Schedule 2.2, (a) Seller owns, free and clear of any liens, the LLC Interest; (b) there are no rights of first refusal, transfer restrictions (other than restrictions generally imposed under applicable securities laws) or similar rights or obligations with respect to the LLC Interest; (c) the LLC Interest represents a 75% interest in the LLC; and (d) to the Knowledge of Seller, there are no outstanding subscriptions, options, conversion or exchange rights, commitments or agreements of any character relating to the LLC or the LLC Interest.

     2.3 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Seller and, to the Knowledge of Seller, the LLC have full power and authority to conduct all of the business and activities conducted by it (including without limitation the Business) and to own or lease all of the Assets owned or leased by them. Seller has full power and authority (subject to the approval of Seller's Partners as set forth in Section 6.5) to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Seller pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Seller hereunder have been duly authorized by all action necessary on the part of Seller (subject to the approval of Seller's Partners as set forth in Section 6.5) and have been duly or will be duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by Seller hereunder or the consummation of the transactions hereby contemplated by Seller will (i) conflict with or constitute any violation or breach of the Partnership Agreement of Seller, (ii) subject to the consent of AWS to the transfer of the LLC Interest ("AWS Consent"), constitute any violation or breach of, or give any other Person any rights (including any right of acceleration, termination or cancellation) under, any Contract, License, Governmental Permit, or similar document to which Seller is a party or is bound, either which constitute a portion of the Assets or by which the Assets may be affected, or (iii) constitute a violation of any Order or Legal Requirement, or
(iv) result in the creation of any Lien on any of the Assets.

     2.4 FINANCIAL STATEMENTS. (A) Schedule 2.4 lists the audited financial statements of Seller as of, and for the period(s) ending December 31, 1994, an unaudited financial statements of Seller for the period ended June 30, 1995 including the balance sheets and related statements of income and expense (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller; are complete and correct; fairly present the financial position and results of operations of Seller and, to the Knowledge of Seller, with respect to the Market and the Business, as of the dates thereof and for the periods referenced therein; are in accordance with GAAP; and have been delivered to Heartland.

     (B) Since the date of the Financial Statements, except as set forth on
Schedule 2.4, (i) Seller has conducted its business (including without limitation the Business) in the ordinary, regular course thereof; (ii) there has been no change in the business of Seller or, to the Knowledge of Seller, the LLC, or in the condition, financial or otherwise, of Seller or, to the Knowledge of Seller, the LLC, or assets or liabilities reflected in the Financial Statements which have had a Material Adverse Effect upon the LLC Interest or Assets; or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on the LLC Interest, the Business or the Assets or which is substantial in amount, or any change in the nature; or in the condition, of the business of Seller which has had a Material Adverse Effect upon the LLC Interest or the Assets; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect upon the LLC Interest or the Assets; (iii) except in the ordinary and regular course of its business, Seller and, to the Knowledge of Seller, the LLC, have not made any dispositions of any of the LLC Interest, AWS Claims, or Assets; disposed of any records relating to

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the LLC Interest, AWS Claims, or Assets; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent paid; discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it or waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor, all with respect to or as relate to the LLC Interest or Assets; and (iv) Seller and, to the Knowledge of Seller, the LLC, have not done any act or permitted to be done any act or admitted any act which has or will cause the breach of any representation or warranty of Seller set forth in this Agreement.

     (C) Seller and, to the Knowledge of Seller, the LLC have no Liabilities, absolute, contingent or otherwise, direct or indirect, material or immaterial, asserted or unasserted, attributable to Seller, the LLC, the Business or the Assets, except as set forth on Schedule 2.4 attached hereto. To the Knowledge of Seller, there has been no change in the business financial condition, operations or prospects of the LLC since the date of the most recent Financial Statement which could have Material Adverse Effect.

     2.5 PROPERTY. To the Knowledge of Seller:

          (A) Schedule 2.5(a) lists and describes in detail as of the date thereof all of the Equipment, except small hand tools and similar equipment which are generally described by category and number.

          (B) Schedule 2.5(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is no construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

          (C) The LLC owns and holds good and marketable title to all of the Equipment and Facilities, except as set forth on Schedules 2.5(c) or 2.7, and all of such Equipment and Facilities is in good and serviceable condition; conforms to or complies with all applicable Orders and Legal Requirements; and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the ownership and operation of the Business.

     2.6 RECEIVABLES. To the Knowledge of Seller, all accounts receivable of the Business are reflected in Schedule 2.6 and represent, and at the Closing Time will represent, valid obligations arising from sales made in the ordinary and regular course of the Business. To the Knowledge of Seller, the accounts receivable are valid receivables that have arisen in the ordinary course of the operation of the LLC's Business in the Market and are collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.7 CONTRACTS. (A) Schedule 2.7 is a complete and correct list of all Contracts to which Seller or, to the Knowledge of Seller, the LLC, is a party or is otherwise bound other than (i) policies of insurance which are listed in
Schedule 2.9 and (ii) Channel Leases which are listed in Schedule 2.8(a).

     (B) Except as set forth on Schedule 2.7, the Seller and, to the Knowledge of Seller, the LLC, as applicable, have performed in all respects all obligations required to be performed by it under each of the Contracts. Except as set forth on Schedule 2.7, to the Knowledge of Seller, all of the Contracts are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller or, to the Knowledge of Seller, the LLC, as applicable, or any other party to any such Contract. Except as otherwise set forth in Schedule 2.7, to the Knowledge of Seller, no default under any of the Contracts will be caused by the consummation of the transactions contemplated hereby, and Seller and, to the Knowledge of Seller, the LLC (as applicable), shall have performed and discharged all obligations due or accrued under each Contract relating to periods prior to and including the Closing Date. There exists no management or related agreements between Seller and any of its Affiliates with respect to the Assets or LLC Interest which would require Heartland to make any payment whatsoever in the form of management fees or related payments to Seller or its Affiliates with respect to the LLC Interest, Assets or Business following the Closing.

     (C) To the Knowledge of Seller, each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities and permits the transmission from the property of signals containing video and audio programming.

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     (D) To the Knowledge of Seller, true, complete and accurate copies of all Contracts have been delivered to Heartland by Seller.

     2.8 FCC MATTERS.

          (A) To the Knowledge of Seller, Schedule 2.8(a) is a complete and correct list of all Channel Leases and, except as set forth on Schedule 2.8(a), (i) the LLC has performed in all respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the LLC, or any other party to any such Channel Leases; (iii) no default under any of the Channel Leases will be caused by the consummation of the transactions contemplated hereby; (iv) Channel Leases set forth in the name of Persons other than the LLC, as lessee, have been duly and validly assigned with all requisite consents and approvals of all parties thereto to the LLC, and remain in full force and effect as if the LLC were the initial "lessee" thereunder; (v) no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (vi) the Channel Leases comply in all respects with the Act and the FCC Rules and, each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

          (B) To the Knowledge of Seller, listed in Schedule 2.8(b) are all of the Licenses and FCC Permits held or leased by the LLC; all Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.8(b); all reports or other documents required to be filed with respect to any such License have been timely filed; and the Licenses and the FCC Permits listed on Schedule 2.8(b) attached hereto constitute all of the Authorizations held or leased by the LLC and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for the LLC to lawfully conduct its business operations. Except as otherwise expressly noted on Schedule 2.8(b), to the Knowledge of Seller, each of the Licenses and the FCC Permits (i) is currently and validly held by the Person identified as the holder thereof on Schedule 2.8(b), (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels, (iii) was validly issued, (iv) is validly existing and in full force and effect, and (v) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. To Seller's Knowledge, there are no existing or threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which could result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

          (C) To Seller's Knowledge, Schedule 2.8(c) indicates all Applications and all amendments or other filings thereto. To Seller's Knowledge, the information contained in each Application is materially true and correct, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

          (D) Except as otherwise expressly noted on Schedule 2.8(d), Seller and, to Seller's Knowledge, the LLC, AWS, the FCC Licensees and the FCC Permittees have each timely submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect, (ii) hinder the LLC's ability to fully perform its material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.8(d), to the Knowledge of Seller, no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.8(c). True, complete and accurate copies of all amendments, notices, reports and other documents filed, to Seller's Knowledge, by the LLC, AWS, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits with the FCC, the FAA, the Copyright Office and other Governmental Authorities have been delivered to Heartland.

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     2.9 INSURANCE. Schedule 2.9 is a complete and correct list and brief description of all insurance policies held by the Seller or to Seller's Knowledge, the LLC, related to the LLC Interest or the Assets, each of which are in full force and effect.

     2.10 LITIGATION. Except as set forth in Schedule 2.10, there is no Proceeding pending, or to Seller's Knowledge threatened, against Seller or the LLC relating to the LLC Interest or the Assets or the propriety or validity of the transactions contemplated hereby. Except as set forth in said Schedule 2.10, neither Seller nor, to the Knowledge of Seller, the LLC, is subject to or in default under or with respect to any Order. There are no judgments of any court which in any way may currently constitute the lien or at some future time may be perfected into a lien upon or against the LLC Interest or any portion of the Assets, and, there is no Proceeding pending or threatened against, relating to or affecting the LLC Interest or any portion of the Assets.

     2.11 GOVERNMENTAL PERMITS. Seller, or, to the Knowledge of Seller, the LLC, owns, holds or possesses all Governmental Permits which are necessary to entitle it to own or lease, operate and use its Assets and to carry on and conduct its business as currently conducted except with respect to Applications for which Licenses have not been granted, if any.

     2.12 COMPLIANCE WITH LAWS. Seller and, to the Knowledge of Seller, the LLC, have complied in all respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or its operations, including, but not limited to, all FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, antimonopoly or anticompetitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. There are no Orders outstanding or in effect against or relating to Seller, the LLC, the Assets, the transactions contemplated by this Agreement, or to any of the Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which could, individually or in the aggregate, (i) have a Material Adverse Effect,
(ii) hinder Seller's ability to fully perform its material obligations under this Agreement, or (iii) eliminate or materially diminish the benefits of this Agreement for Heartland. Seller has not received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, Seller or the LLC is not in compliance with any applicable law, ordinance, regulation, building or zoning law relating to the Assets or the Business and Seller has no reason to anticipate that any presently existing circumstances are likely to result in a violation of any such law, statute, ordinance or regulation.

     2.13 ENVIRONMENTAL MATTERS. (A) Neither Seller nor, to the Knowledge of Seller, the LLC, has used, generated, manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law with respect to the property under Seller's or the LLC's control at any Facility.

     (B) Seller has no Knowledge of any prior owner, occupant, tenant or user of any Facility that has ever used, generated, manufactured, refined, transported, treated, stored, leached, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law, at, on or from the property under Seller's or the LLC's control at any Facility.

     (C) Seller has not received notice of any pending or threatened Proceeding, Order or citizen suit instituted by any private party, employee or Governmental Authority arising out of the conduct or the operations of its business, in connection with Environmental Laws, or as a result of any Environmental Condition relating to the property under Seller's or the LLC's control at any Facility.

     2.14 INTELLECTUAL PROPERTY. Schedule 2.14 is a complete and correct list of all Intellectual Property owned or used by the LLC in the Business. To the Knowledge of Seller, no person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on said
Schedule 2.14, to the Knowledge of Seller, the LLC owns each of said properties; has not granted to any other Person any interest in any of said properties, as licensee or otherwise; and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. None of said properties is invalid and none infringes upon the personal or property rights of any third party.

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     2.15 TAXES AND FEES. Seller and, to the Knowledge of Seller, the LLC have each timely filed all Federal, state and local Tax returns required to be filed by Seller or the LLC. Seller and, to the Knowledge of Seller, the LLC have each paid and shall pay all Taxes due and payable for all periods ending prior to the Closing Date.

     2.16 LIENS. Except as set forth on Schedule 2.16, the Seller has good, marketable and valid title to the LLC Interest, and, to the Knowledge of Seller, LLC has good, valid and marketable title to all of its Assets, each free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable.

     2.17 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, Seller and, to Seller's Knowledge, the LLC, the FCC Licensees and the FCC Permittees are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, Seller has no Knowledge and has received no notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. No condition exists or event has occurred with respect to Seller and, to Seller's Knowledge, the LLC, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules, (ii) constitute a default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.8(c) or 2.8(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or nonrenewal of any License or FCC Permit, or (iv) adversely affect any of the material rights of Seller, the LLC, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.18 INTERFERENCE. Neither Seller, nor, to Seller's Knowledge, the LLC or any party to a Channel Lease, has accepted the electrical interference to the Channels from any source, has consented to the grant of any application involved with the FCC that is likely to result in any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities that could reasonably be anticipated to cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on
Schedule 2.18 attached hereto, neither Seller, nor, to Seller's Knowledge, the LLC, any FCC Licensee or FCC Permittee or any other party to a Channel Lease, is likely to experience interference which will adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or is likely to create interference which will adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.18, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB.

     2.19 EMPLOYEES; BENEFIT PLANS. The employees listed on Schedule 2.19 are the LLC's or Seller's only employees associated with the Market. Except as set forth on Schedule 2.19 hereof, neither Seller nor, to the Knowledge of Seller, the LLC has or has had any bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Seller ("Benefit Plan"). Neither Seller nor the LLC has been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended. With respect to the Benefit Plans listed on Schedule 2.19 hereof, (i) all payments due from Seller or the LLC to date for the employees with respect to such Plans have been made and all amounts properly accrued to date as Liabilities of Seller or the LLC are set forth on Schedule 2.19 hereof; and (ii) all reports and information relating to such Plan required to be filed with any governmental entity have been filed. Seller has not (i) experienced any material labor disputes or work stoppages, or
(ii) received any notice that there is any unfair labor practice, charge or complaint pending or threatened, except as is already set out herein.

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     2.20 FINDER'S FEES. Neither Seller nor, to the Knowledge of Seller, the LLC has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.21 PROGRAMMING AGREEMENTS. Schedule 2.21 sets forth a true and complete list of all agreements for programming and for each programming agreement (i) the name of the programmer, (ii) the programming service, (iii) the rate, and all factors that affect rate changes through the end of the term of such agreement, (iv) the term and any rights for early termination or extensions of the term of any party thereof, (v) any renegotiation rights, (vi) the relevant channels, and (vii) any provisions relating to advertising.

     2.22 FURTHER REPRESENTATION. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement or will admit to or state a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. All books, statements, documents, schedules and records furnished or given by it to Heartland or its agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine and contain no material misrepresentations or omissions of material facts.

     2.23 CERTAIN ACTIVITIES. Neither Seller nor, to the Knowledge of Seller, the LLC engages in any business other than the Wireless Cable Business in the Market. The LLC Interest, the AWS Claims and the Excluded Assets are the only assets of Seller.

     2.24 PARTNERSHIP BOOKS AND RECORDS. Schedule 2.24 contains a true and correct list of each Partner of Seller, indicating the percentage interest owned by each such person. Under the applicable provisions of Seller's Partnership Agreement and applicable law, the vote of a majority of the general partnership interest in Seller is required to approve and adopt the Agreement and the transactions contemplated hereby.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.

     Heartland hereby represents and warrants to Seller as follows:

     3.1 ORGANIZATION AND GOOD STANDING. Heartland is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has the corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.8 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement or any of the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

     3.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any), or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland in connection with the

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execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. Heartland is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share. As of the date hereof, 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. The Acquisition Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

     3.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     3.7 SEC FILINGS. Heartland has previously delivered to Seller copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995, (iii) its Form S-3 Registration Statement (33-94838) declared effective by the SEC on August 4, 1995 and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended.

ARTICLE 4. COVENANTS OF SELLER.

     Seller hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. From the date hereof through the Closing Date:

          (A) Seller shall not, and shall not cause the LLC to, engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland.

          (B) Seller will use its best efforts to keep the business, properties and business relationships substantially intact.

          (C) Seller will, and will use its best efforts to cause the LLC to,
     (a) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established, (b) perform its material obligations under all Authorizations and Contracts, and (c) comply in all material respects with all Governmental Rules.

          (D) Seller agrees that (i) Seller will not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach of this Agreement; (ii) Seller will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said Article 2, give notice thereof to Heartland; and (iii) Seller shall use its best efforts to prevent or promptly to remedy such breach.

          (E) Seller will use its best efforts to, and to cause the LLC to, preserve, protect and maintain their rights and interests in the Channel Leases, FCC Licenses, and Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

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          (F) Seller shall not, and shall not cause the LLC to, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Contract.

          (G) Seller shall not, and shall not cause the LLC to, make any distributions to Seller, AWS or any Partners, as applicable, nor shall Seller issue or cause the LLC to issue, sell or agree to sell any equity interests or options or rights with respect thereto.

          (H) Seller shall not, and shall not cause the LLC to, sell, lease, transfer or otherwise dispose of any assets of Seller or the LLC, as applicable, except as provided for by, or contemplated in, this Agreement.

          (I) Seller shall not, and shall not cause the LLC to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its managers, officers or employees, pay bonuses to any such manager, officer or employee, nor shall Seller pay any salaries except in the ordinary course of business.

          (J) Seller shall not grant or transfer any rights to the LLC Interest or AWS Claims.

          (K) Seller shall not take any actions which would cause the transactions contemplated hereby to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Roll-up Rules").

     4.2 CONSENTS. Except as otherwise provided herein, Seller shall obtain or cause to be made, all consents, governmental authorizations, approvals and filings as may be necessary by virtue of the transaction contemplated by this Agreement on or before the Closing Date, so as to ensure that the LLC will continue to enjoy all of the rights and privileges currently under each of the Channel Leases, Licenses and Contracts. Upon request of Heartland, Seller shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases and Material Contracts estoppel certificates certifying that neither Seller nor the LLC is in breach or violation of or in default under any of such Channel Leases or Contracts and that it would not be by virtue of the transactions contemplated hereby. Seller shall seek any appropriate amendments, modifications or changes to each of such Channel Leases and Contracts held in the name of Seller or under which Seller is to receive notices of default so as to ensure that the licensees, permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Contract. In addition to the foregoing, Seller shall obtain a written consent from AWS consenting to the transfer of the LLC Interest to Heartland, admitting Heartland as a member in the LLC, and acknowledging that such transfer will not cause a dissolution of the LLC.

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. Seller shall, and shall use its best efforts to cause the LLC to:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to the LLC remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's Rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, Seller shall file, at the request of and as an accommodation to Heartland, such applications for modification of their outstanding construction permits or licenses to implement the purposes contemplated hereunder. Seller shall utilize its best efforts to diligently and properly prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 4.3.

          (B) assure that the licensees or permittees under the Channel Leases timely file all applications reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or

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     modification result from changes in the FCC's rules or policies of general applicability. Seller shall, and shall use its best efforts to cause the LLC to, use its best efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. Seller shall promptly disclose to Heartland any information it receives regarding any condition or circumstance that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. From and after the date hereof, Seller will not, and will not authorize or permit any of its Executive Committee members, officers, managers, employees, agents and other representatives (collectively, "Seller Representatives") to solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Seller or any Seller Representatives with respect to any of the foregoing. Seller will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal. As used in this Agreement "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Seller or the LLC or any proposal to acquire in any manner a substantial equity interest in, a substantial portion of the assets of, or any rights to any Channels or Licenses of, Seller or the LLC. Notwithstanding the foregoing and subject to Heartland's rights set forth in
Section 5.11, nothing in this Section 4.4 shall prohibit the Executive Committee of Seller from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that (A) the Executive Committee determines in good faith that such action is required for the Executive Committee to comply with its fiduciary duty to its Partners, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, Seller provides written notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) Seller keeps buyer informed, on a current basis, of the status of any such discussions or negotiations; and (ii) in complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Seller will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

     4.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, Seller will have audits conducted and completed so that Seller can provide audited financial statements of Seller as of, and for the period ending, December 31, 1994, including the balance sheets and related statements of income and expense and any subsequent proceeds required by Regulation S-K promulgated under the Securities Act.

ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS AND PARTNERS MEETING. Heartland shall take all action necessary in accordance with applicable law and in accordance with its certificate of incorporation and bylaws to convene a meeting of its stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller shall take all action necessary in accordance with applicable law and its partnership agreement to convene a meeting of its Partners promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement. Seller and Heartland each, through its Executive Committee or board of directors, as applicable, shall recommend to its partners or stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such partners, stockholders and lenders. Seller acknowledges that the consummation of the transactions contemplated by this Agreement by Heartland

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requires (and therefore is subject to) the approval of certain lenders of Heartland, and Heartland agrees to seek to obtain the written approval of such lenders on or before December 1, 1995.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

          (A) Heartland shall prepare and file with the SEC as soon as practicable the Registration Statement containing a proxy statement/prospectus in connection with the registration under the Securities Act of the Heartland Shares issuable pursuant to the terms of this Agreement, a portion of which shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of Heartland and partners of Seller to approve the Acquisition, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with the Heartland Shares prior to the Closing. Seller shall furnish Heartland all information concerning Seller and the holders of its equity interests required for use in the Registration Statement, and Seller shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by Seller pursuant to this Section 5.2. None of the information furnished by or on behalf of Seller for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) Seller shall prepare and file with the SEC as soon as practicable a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of Seller's partners with respect to the consummation of the transactions set forth in this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in any case in the form or forms mailed to Seller's partners, is herein called the "Proxy Statement"). Heartland shall furnish Seller all information concerning Heartland required for use in the Proxy Statement, and Heartland shall take such other action as Seller may reasonably request in connection with the preparation of the Proxy Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and Seller's principal offices, will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of Seller and will be permitted to discuss the affairs, and accounts of Seller with the Executive Committee, AWS, manager, officers, employees, counsel, and accountants of Seller. Such investigation shall not, however, affect the representations and warranties of Seller set forth in Article 2 hereof. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to Seller all such documents (including copies thereof) furnished by Seller to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning Seller obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information (i) previously disclosed to Heartland by AWS prior to the date hereof, (ii) subsequently disclosed to Heartland by AWS in connection with the preparation of the Merger Agreement, or (iii) was at the time of its use or disclosure to any third party by Heartland in the public domain other than as a result of any breach of this provision by Heartland or
(b) such disclosure is required by law; provided that notwithstanding the termination of this Agreement, Heartland shall have the right to use or disclose any information delivered by Seller to Heartland hereunder in connection with the Merger Agreement and any registration statement relating thereto.

     5.4 COMPLIANCE WITH THE SECURITIES ACT. Seller has caused to be prepared and delivered to Heartland a list identifying all persons who, as of the date hereof, may be deemed to be "Affiliates" of Seller as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, Seller shall cause to be prepared and delivered to Heartland an updated list (reasonably

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satisfactory to counsel for Heartland) identifying all persons who at the time of Seller's partner meeting may be deemed to be a Rule 145 Affiliate. Seller shall use all reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to delivered to Heartland on or prior to the Closing Date a written agreement, in the form attached hereto as Exhibit 5.4, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Distributable Shares issued to such Rule 145 Affiliate pursuant to this Agreement, except pursuant to an effective Registration Statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     5.5 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (e) not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

     5.6 PUBLIC ANNOUNCEMENTS. Heartland and Seller will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation, (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on such party, or (iii) Seller's receipt of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.8 LETTERS OF SELLER'S ACCOUNTANTS. Seller shall cause to be delivered to Heartland a letter ("Accountant's Consent Letter") from the accountants engaged pursuant to Section 4.5, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.9 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     5.10 EMPLOYEES. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Heartland shall have the right to contact any employees of Seller and/or the LLC regarding the potential employment of such persons following the Closing Date. Any such employees hired by Heartland

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shall be considered newly hired and Heartland shall not be responsible for any benefits to such employees arising prior to the Closing Date.

     5.11 RIGHT OF FIRST REFUSAL. Notwithstanding any other provisions of this Agreement to the contrary (including, without limitation, Section 4.4), Seller hereby grants to Heartland a right of first refusal ("Right of First Refusal") to purchase or otherwise acquire the LLC Interest upon the receipt of an offer therefor, determined by the Executive Committee to be bona fide and that the Executive Committee intends to accept ("Qualifying Offer"), upon the terms set forth for this Section 5.11. Upon the Executive Committee's receipt of a Qualifying Offer, the terms of such Qualifying Offer shall be delivered to Heartland in a written notice ("Offer Notice") which shall contain a copy of any written Qualifying Offer or a summary of the material terms of any oral Qualifying Offer. Heartland shall have a period of ten (10) business days from its receipt of an Offer Notice to exercise its Right of First Refusal by written notice to Seller of such election ("Election Notice"). If Heartland so elects to exercise the Right of First Refusal, Heartland shall then proceed to consummate the Qualifying Offer in accordance with the terms described in the Offer Notice; provided that (a) in the event the consent of Heartland's shareholders or lenders is required, Heartland shall have a period of thirty (30) days to obtain such consents, (b) in the event that consent of any other third party (such as the FCC or a License holder) is required, Seller shall be responsible for, and Heartland shall cooperate in, obtaining such consent, and (c) any proposed closing of a transaction described in a Qualifying Offer shall occur no earlier than (i) twenty (20) days after Heartland's delivery of the Election Notice or
(ii) twenty (20) days from the date of Heartland's receipt of any consent referred to in clause (b) or (c) above, whichever is later. In the event that Heartland fails to deliver to Seller an Election Notice within the time period specified herein or (ii) fails to obtain any consent referred to in clause (a) of the preceding sentence within the time period specified therein, then Seller may consummate the transaction described in the Offer Notice upon the terms and conditions described to Heartland in the Offer Notice, and upon the consummation of the transaction described in the Offer Notice, Heartland's rights hereunder shall terminate; provided that Heartland's rights hereunder shall not terminate upon the consummation of any transaction described in the Offer Notice with an Affiliate of Seller. In the event any terms and conditions of the Transaction described in the Offer Notice deviate or are subsequently modified in any material aspect from the terms described to Heartland in the Offer Notice, then Seller shall resubmit the Offer Notice to Heartland as if a new Qualifying Offer had been receive. In the event Heartland elects to exercise its Right of First Refusal and consummates the transaction described in the Offer Notice, then this Agreement shall terminate and the parties shall have no further rights or obligations hereunder. Heartland's right of first refusal granted in this
Section 5.11 shall continue so long as Seller (or any Affiliate of Seller) owns the LLC Interest.

     5.12 EXHIBITS. Heartland and Seller agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 1, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits.

     5.13 HEARTLAND LOAN. Concurrently with the execution hereof, Heartland and the LLC have executed that certain Loan Agreement, pursuant to which Heartland will loan (i) to the LLC approximately $575,000, which indebtedness shall be evidenced by a promissory note ("Primary Note"), the proceeds of which shall be used to repay certain indebtedness of the LLC to Tsunami Capital Corporation, and (ii) to the LLC up to $1,000,000.00, which indebtedness shall be evidenced by a promissory note ("Subscriber Note"), the proceeds of which ("Restricted Proceeds") shall be used solely for the following purposes: (A) up to $100,000 of the Restricted Proceeds may be used to fund operating deficits of the LLC attributable to periods from and after the date hereof, and (B) the remainder of such Restricted Proceeds shall be used to purchase broadcast transmission equipment or receive-site equipment or pay labor costs associated with the installation thereof. Upon the written request of Heartland, Seller shall, or shall cause the LLC to, furnish written evidence reasonably satisfactory to Heartland that such Restricted Proceeds were used in accordance with the provisions of this Section 5.13, which evidence shall include copies of third party receipts and invoices and evidence of the payment thereof.

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     5.14 DELIVERY OF SCHEDULES AND OTHER ITEMS. Notwithstanding any statements contained herein to the contrary, Seller shall deliver to Heartland all schedules and documents stated to have been delivered herein on or before November 7, 1995.

ARTICLE 6. CONDITIONS PRECEDENT TO ACQUISITION.

     The obligation of the parties hereto to consummate the Acquisition is subject to the fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     6.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition or the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller and Heartland shall have been made or obtained (as the case may be) without restrictions.

     6.4 FAIRNESS OPINIONS. Intentionally omitted.

     6.5 PARTNER APPROVAL. The sale of the LLC Interest, the Partner's release or assignment of the AWS Claims, the Agreement and Plan of Liquidation and all other transactions contemplated hereunder shall have been approved by the Partners holding two-thirds ( 2/3) of the outstanding equity and voting interest of Seller.

     6.6 APPLICABILITY OF THE ROLL-UP RULES. Heartland and Seller shall not be required to comply with the Roll-up Rules in consummating the Acquisition in accordance with the terms of this Agreement.

     6.7 CLOSING SHARE PRICE. The Closing Share Price shall not be less than $17.00 per Heartland Share.

     6.8 INTENTIONALLY OMITTED.

     6.9 EXHIBITS. On or before December 29, 1995, Heartland and Seller shall have agreed upon the form of each Exhibit to this Agreement and each such Exhibit shall be attached hereto.

ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING.

     The obligations of Heartland to consummate the Acquisition are subject to the fulfillment, or written waiver signed by Heartland, of each of the following conditions precedent on or prior to the Closing Date.

     7.1 STOCKHOLDER AND OTHER APPROVAL. The Acquisition shall have been approved by the requisite votes of the holders of Heartland Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Seller shall be true and correct in all material respects when made and shall be true and correct in all material respects as if initially made on and as of the Closing Date.

     7.3 SELLER'S DOCUMENTS. Seller shall have delivered the following to Heartland in form and substance satisfactory to Heartland and its counsel:

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          (A) A certificate signed by an authorized member of Seller's Executive Committee confirming, on and as of the Closing Date, that each representation and warranty set forth in Section 2 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date and that Seller is in compliance with the applicable covenants set forth in Articles 4 and 5 hereof.

          (B) Evidence that Channel Leases are in place for the Channels and that such agreements shall be effective and fully enforceable.

          (C) An opinion of special counsel to Seller in the form attached hereto as Exhibit 7.3(c).

          (D) The partnership records, list of Partners, minute books, operating agreements and organization documents of Seller.

          (E) All necessary and appropriate governmental and third party consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, receipt of the AWS Consent and a "final" order by the FCC approving, without any materially adverse or onerous conditions, Heartland (or a commonly owned entity) as licensee of the owned FCC Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

          (F) An Assignment of LLC Interest in the form attached hereto as
     Exhibit 7.3(f)-1 and an Assignment of AWS Claims in the form of Exhibit 7.3(f)-2.

          (G) The Dispute Resolution Agreement.

     7.4 REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have been declared effective by the SEC in accordance with the Securities Act and the rules and regulations promulgated thereunder.

     7.5 NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred with respect to Seller, the LLC, the LLC Interest or Assets, or prospects of any thereof from the date hereof through the Closing Date.

     7.6 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF SELLER. Each of the conditions precedent to the obligations of Seller set forth in Article 6 or 8 shall have been satisfied or waived by Seller.

     7.7 SELLER'S OBLIGATIONS PERFORMED. All obligations of Seller to be performed to the Closing Date shall have been performed in all material respects.

     7.8 CONSUMMATION OF MERGER AGREEMENT. The Merger Agreement between Merger Sub, Heartland and AWS shall have been consummated.

ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.

     The obligation of Seller to consummate the Acquisition is subject to fulfillment, or written waiver signed by Seller, of each of the following conditions precedent on or prior to the Closing Date.

     8.1 PARTNER APPROVAL. The Acquisition shall have been approved by the requisite votes (but in no event less than a two-thirds ( 2/3) vote) of Seller's Partners in accordance with applicable law and its partnership agreement and/or other organizational documents.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND DOCUMENTS. Heartland shall have executed and delivered to Seller in form and substance satisfactory to Seller and its counsel:

         1143

          (A) A certificate of an executive officer of Heartland confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 3 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland addressed to Seller in the form attached hereto as Exhibit 8.3.

          (C) The Exchange Agreement, executed by Heartland and the Exchange Agent.

          (D) The Dispute Resolution Agreement.

     8.4 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF HEARTLAND. The conditions precedent to the obligations of Heartland set forth in Article 7 shall have been satisfied or otherwise waived by Heartland.

     8.5 HEARTLAND OBLIGATIONS PERFORMED. All obligations of Heartland to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.6 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the proxy statement to be amended or supplemented under applicable securities laws.

ARTICLE 9. CERTAIN CLAIMS.

     9.1 PRE-CLOSING CLAIMS. In the event that Heartland reasonably believes, at any time on or prior to the Closing Date, that (i) any representation or warranty of Seller hereunder is not true as of the date hereof, or (ii) any representation or warranty of Seller will not be true, or any covenant or obligation of Seller hereunder will not be performed, on or prior to the Closing Date, then Heartland shall deliver to Seller written notice of such matter(s) ("Claim Notice") describing in detail the nature of the alleged or anticipated breach or default under this Agreement and the amount of the damages reasonably anticipated to be suffered by Heartland as the result of such breach or default. Upon Seller's receipt of a Claim Notice, Seller may, at any time prior to the Closing Date, either (a) acknowledge in writing the breach or default by Seller hereunder and agree to the amount of damages specified in the Claim Notice, (b) negotiate with Heartland to resolve the matters set forth in the Claim Notice, the resolution of which, if any, shall be set forth in writing, or (c) deny or dispute the matters set forth in the Claim Notice and elect not to resolve such matter (in which case, Heartland would be entitled to exercise any rights provided in this Agreement in the event that any representation or warranty of Seller hereunder is not true and correct as of the applicable date or Seller fails to perform any covenant or obligation hereunder). If Seller agrees to the damages set forth in the Claim Notice or Seller and Heartland resolve such matters in writing, the agreed damages, if any, arising from such claim ("Stipulated Damages") shall constitute a portion of the Excluded Liabilities and shall be paid to Heartland upon the liquidation of the Liquidated Shares. Notwithstanding anything else contained herein to the contrary, in no event may the aggregate amount of the Stipulated Damages exceed $1,000,000.00.

     9.2 POST-CLOSING CLAIMS. The representations, warranties and covenants of Seller hereunder shall survive for the six-month period following the Closing Date ("Claim Period"). During the Claim Period, Heartland shall be entitled to pursue any claims arising from the breach of the representations, warranties or covenants of Seller hereunder in accordance with applicable law, to the extent and only to the extent that Seller is in possession of proceeds of the Liquidated Shares which have been allocated to contingent claims (which amount shall not be less than $500,000.00), and then only to the extent that such proceeds have not previously been disbursed by or on behalf of Seller to satisfy contingent claims of Seller. Heartland shall not have any recourse to Seller or its Partners other than to such proceeds of the Liquidated Shares. Any claims by Heartland during the Claim Period shall be subject to the alternate dispute resolution procedures set forth in Exhibit 9.2 attached hereto ("Dispute Resolution Agreement") and each party agrees to be bound thereby.

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ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Partners of Seller and shareholders of Heartland, by the mutual consent of Heartland and Seller.

     10.2 TERMINATION BY SELLER. This Agreement may be terminated and the Acquisition may be abandoned by Seller if the Closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of Section 1.10.

     10.3 TERMINATION BY HEARTLAND. This Agreement may be terminated and the Acquisition may be abandoned by Heartland either (a) if the Closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before January 31, 1996, unless such date is extended pursuant to the terms of Section 1.10 or (b) at any time prior to such date, at Heartland's election upon written notice from Heartland and the payment of the amount specified in
Section 10.4(d) or (e) below, as applicable.

     10.4 EFFECT OF TERMINATION AND ABANDONMENT.

          (A) In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article 10, no party hereto (or any directors, managers or officers) shall have any liability or further obligation to the other parties to this Agreement, except as provided in
     Article 10, and the remedies set forth below shall be each party's sole and exclusive remedy for any claims arising from this Agreement or the termination thereof. The payments to be made hereunder are each party's reasonable estimate of the Damages arising from the other party's conduct leading to the termination hereof, and shall constitute liquidated damages for any claims based thereon.

          (B) In the event that any Person shall have made an Acquisition Proposal and the Executive Committee of Seller approves the execution of an agreement relating thereto or recommends to the Partners the acceptance of any Acquisition Proposal and Heartland does not exercise its right of first refusal set forth in Section 5.11, then Seller shall promptly, but in no event later than two (2) days after the date of the expiration of the period in which Heartland may deliver the Election Notice (or earlier date if Heartland delivers to Seller a written waiver of its right of first refusal), (i) pay Heartland a fee of Seven Hundred Fifty Thousand Dollars ($750,000), and (ii) pay to Heartland the aggregate principal balance, plus any accrued interest, outstanding on such date under the Primary Note and Subscriber Note (upon the payment of which such notes shall be discharged and Heartland shall release any liens securing the same). Seller acknowledges that the agreements contained in this Section 10.4(b) are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland would not enter into this Agreement; accordingly, if Seller fails to promptly pay the amount due and pursuant to Section 10.4(b), and, in order to obtain such payment, Heartland commences a suit which results in a judgment against Seller for the fee set forth in this subparagraph (b) the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the interest rate specified in the Subscriber Note in effect on the date such payment was required to be made.

          (C) In the event that this Agreement is terminated (i) by Heartland pursuant to Section 10.2 arising from the failure of a condition precedent set forth in Section 7.2 or 7.7, or (ii) by either party pursuant to Sections 10.2 or 10.3, as applicable, arising from the failure of the condition precedent set forth in Section 6.5 or 6.6, then this Agreement shall terminate and the parties shall have no further obligation or liability to each other.

          (D) This Agreement may be terminated by Heartland in its sole discretion at any time prior to (i) November 1, 1995, upon the payment to Seller of a fee equal to One Hundred Thousand Dollars ($100,000), or (ii) December 1, 1995, upon the payment to Seller of a fee equal to One Hundred Sixty Five Dollars ($165,000).

          (E) In the event that this Agreement is terminated for any reason other than as set forth in subsections (b), (c) or (d) above or in connection with Heartland's exercise of its Right of First Refusal

         1145

     (as set forth in Section 5.11, upon the consummation of which this Agreement shall terminate without the payment of any additional consideration, other than as specified in the Offer Notice), then Heartland shall pay to Seller Five Hundred Thousand Dollars ($500,000).

          (F) The parties acknowledge and agree (i) that nothing contained herein shall affect the obligation of the LLC to repay the Subscriber Note and Primary Note in accordance with the terms thereof, and (ii) that Heartland, at its election, may in lieu of paying the termination fees specified in subsections (d) and (e) above, offset such amounts against amounts owing under the Primary Note and Subscriber Note.

ARTICLE 11. DEFINITIONS.

     11.1 DEFINITIONS. The terms used in this Agreement have the respective meanings specified or referred to in this Article 9:

          "ACCOUNTANT'S CONSENT LETTER" shall have the meaning set forth in
     Section 5.8.

          "ACQUISITION" shall have the meaning set forth in the Recitals.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACQUISITION SHARES" shall have the meaning set forth in Section 1.3.

          "ACT" means The Communication Act of 1934, as amended.

          "ADDITIONAL SUBSCRIBERS" means the number of subscribers receiving and paying for wireless cable television transmissions from the LLC in the Market equal to (i) the number of such subscribers on the date which is five (5) business days prior to the Closing Date minus (ii) the number of such subscribers on the date hereof of (meaning 2,500 subscribers).

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person. For purposes of this Agreement, the term "Affiliate" of any party shall not include AWS or its predecessors.

          "APPLICATION" means a pending application by Seller or Institution or other Parties to the FCC for a License.

          "ASSETS" shall have the meaning set forth in Section 1.2.

          "ASSUMED LIABILITIES" means the Liabilities of Seller for indebtedness owed to AWS as of the Closing Date, to the extent and only to the extent such indebtedness (including any accrued interest thereon) does not exceed Two Million Two Hundred Thousand Dollars ($2,200,000.00), and any liabilities associated with the LLC Interest arising after the Closing Date.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to Seller by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with any Market and the provision thereon of wireless cable services in and around any Market, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedule 2.8(b).

          "AWS CLAIMS" means all causes of action, lawsuits, litigation files, demands, judgments and claims of any nature available to or being pursued by Seller or any Partner, as applicable, against AWS or its predecessor, current or former officers or directors, or Affiliates.

          "AWS CONSENT" shall have the meaning set forth in Section 2.3.

          "BENEFIT PLAN" shall have the meaning set forth in Section 2.19.

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          "BUSINESS" shall have the meaning set forth in Section 1.2.

          "CAUSES OF ACTION" means all causes of action, lawsuits, litigation files, demands, judgments, and claims of any nature available to or being pursued by Seller with respect or relating to the Business or the ownership, use, function, or value of any Asset, whether arising by way of counterclaim or otherwise, other than AWS Claims.

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the Seller.

          "CLAIM NOTICE" shall have the meaning set forth in Section 9.1.

          "CLAIM PERIOD" shall have the meaning set forth in Section 9.2.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.1.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.1.

          "CLOSING PLACE" means the offices where the Closing shall take place on the Closing Date as provided for in Section 1.1.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the ten (10) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Shares do not trade on any date within such ten-day period, the closing price for such date shall be deemed to be the closing price for the day preceding such date for purposes of determining the Closing Share Price.

          "CLOSING TIME" means the time on the Closing Date that the Closing shall take place as provided for in Section 1.1.

          "CONSENT" means any and consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for the Business to be conducted or the Assets to be used or available for use in the conduct of the Business after the Closing Date substantially in the manner as before the Closing Date.

          "CONTRACTS" means all Channel Leases, Site Leases, Site Options, programming agreements, equipment leases, management agreements, joint venture agreements, notes, guaranties, covenants not to compete, employment agreements, consulting agreements, permits, participation agreements, policies, purchase and sale orders, quotations and other executed or executory commitments understandings and instruments to which Seller or the LLC is a party, or of which Seller or the LLC is to receive the benefit or by which any of the Assets of Seller or the LLC is bound relating to the Market or Business, whether written or oral and whether originally entered into by Seller or the LLC or another party.

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

         1147

          "DISPUTE RESOLUTION AGREEMENT" shall have the meaning set forth in
     Section 9.2.

          "DISTRIBUTABLE SHARES" shall have the meaning set forth in Section
     1.4.

          "DISTRIBUTION RECORD DATE" shall have the meaning set forth in Section 1.4.

          "DOCUMENTS" means, with respect to the LLC Interest, Business or the Assets, all applications, engineering or market or other studies, reports, and analysis or memoranda, or records and other documents or data related to the LLC Interest or the Business which are in the possession or under the control of Seller whether or not any such document is reproduced or maintained on paper or stored or retained in or on audio or video tapes or computer hardware disks or by other electronic, magnetic or other means or methods.

          "ELECTION NOTICE" shall have the meaning set forth in Section 5.11.

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off the Site, whether yet discovered, which could or does result in Damages, including any condition resulting from the operations of the LLC or Seller.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to Seller, the LLC, the LLC Interest, or any Assets.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property used or available for use in the Business or located at any of the Facilities and related to the Business.

          "EXCHANGE AGENT" shall mean Harris Trust Company of New York.

          "EXCHANGE AGREEMENT" shall have the meaning set forth in Section 1.3.

          "EXCHANGE PRICE" shall have the meaning set forth in Section 1.3.

          "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.2.

          "EXCLUDED LIABILITIES" shall mean (i) any Liabilities of Seller other than Assumed Liabilities and (ii) 37.5% of the indebtedness outstanding under the Primary Note.

          "EXECUTIVE COMMITTEE" shall have the meaning set forth in Section 1.4.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

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          "FACILITIES" means, with respect to the Business or the Assets, all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by the LLC or Seller or leased by or the use of which are leased by the LLC or Seller.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.4.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are (a) consistent with the principles promulgated and adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HEARTLAND SHARES" shall have the meaning set forth in Section 1.3.

          "HSR ACT" shall have the meaning set forth in Section 5.9.

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which

         1149

     is a qualified applicant for and has entered into a Channel Lease with Seller, the LLC or their respective Affiliates.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of Seller or any Affiliate of Seller which are used or available for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) an individual should have known of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a manager, director or officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to warranties made by Seller, that Seller, based upon a reasonable investigation, believes the warranty is true.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals necessary or required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance.

          "LIQUIDATED SHARES" shall have the meaning set forth in Section 1.4.

          "LLC" shall have the meaning set forth in the Recitals.

          "LLC INTEREST" shall have the meaning set forth in the Recitals.

          "MARKET" means the Minneapolis, Minnesota Standard Metropolitan Area.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in, or is reasonably likely to result in, a material adverse change in the business, operations, properties, prospects relating to the LLC Interest taken as a whole other than general economic change over which Seller has no control.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "OFFER NOTICE" shall have the meaning set forth in Section 5.11.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

          "PARTIES" shall mean all parties to Contracts other than Seller from which Consents are required.

          "PERMITTED ENCUMBRANCES" means deposits under Workmen's Compensation, Unemployment Insurance or Social Security laws, or to secure statutory obligations or surety or other similar bonds; mechanics, suppliers, carriers, warehousemen's or other similar liens; liens securing Taxes, government charges or other governmental levies which are not yet due and payable, or being contested in good faith

         1150

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     by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; and the interest or title of any lessor in property pursuant to a lease of that property.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "PREPAID SUBSCRIBER FEES" means all amounts received by Seller or the LLC from customers or subscribers in the Market (whether held as cash, cash equivalents or otherwise) for periods of service from and after the Closing Date.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 5.2(b).

          "PURCHASE PRICE" shall have the meaning set forth in Section 1.3.

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 1.6.

          "ROLL-UP RULES" shall have the meaning set forth in Section 4.1.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 5.4.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" shall have the meaning set forth in the Recitals.

          "SELLER'S REPRESENTATIVE" shall have the meaning set forth in Section 4.4.

          "SITE" means a wireless cable television site with respect to which Seller is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean a Contract for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "STIPULATED DAMAGES" shall have the meaning set forth in Section 9.1.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

     11.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 12. POST-CLOSING COVENANTS.

     12.1 COOPERATION AND EXCHANGE OF INFORMATION. Following the Closing, Heartland and Seller shall provide to each other, upon reasonable prior notice and during normal business hours, access to the books and records in the possession of the other which relate to the LLC Interest or the Assets to the extent such access may be required (i) to facilitate the investigation, litigation and final disposition of any claims which have been made or may be made against (A) Seller that relate to the LLC Interest for periods of time prior to the Closing, or (B) Heartland that relate to the LLC Interest for periods of time from and after the Closing; and (ii) for any other reasonable business purpose, but in either case only to the extent that such access does not unreasonably interfere with the business and operations of such party or violate any law, order, contract or license applicable to such party.

         1151

ARTICLE 13. MISCELLANEOUS.

     13.1 EXPENSES OF THE TRANSACTION. Each of Seller and Heartland agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated; provided that (a) the following fees and expenses shall be the responsibility of Heartland: (i) the fees of the Exchange Agent, (ii) the printing costs for the Registration Statement and any other solicitation materials, (iii) the cost of mailing the Proxy Statement/Prospectus and any other solicitation materials mailed therewith, (iv) SEC filing fees for the filing of the Registration Statement, and (v) FCC filing or Consent Fees arising from or necessary to consummate the transactions contemplated hereby; and (b) Seller shall be solely responsible for any brokerage fees or commissions payable with regard to the sale of the Liquidated Shares.

     13.2 FURTHER ASSURANCES. Each of Seller and Heartland agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

     13.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        903 N. Bowser, Suite 140
        Richardson, Texas 75081
        Fax: (214) 479-1023
        Attn: John R. Bailey

     With copy to:

        Victor B. Zanetti
        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75201

     If to Seller, to:

        Wireless Cable TV Associates No. 38
        c/o Mansfield & Tanick, P.A.
        1560 International Centre
        900 Second Avenue South
        Minneapolis, Minnesota 55402-3383
        Attn: Earl H. Cohen

     With copy to:

        Earl Cohen
        Mansfield & Tanick, P.A.
        1560 International Centre
        900 Second Avenue South
        Minneapolis, Minnesota 55402-3383

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

     13.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by

         1152

J

performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     13.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits (if any) hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     13.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     13.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by Seller except with the prior written consent of Heartland. Any purported assignment by Seller contrary to the terms of this Agreement shall be void. Notwithstanding the foregoing, Heartland may assign this Agreement and all of its rights and obligations hereunder, to any party. Promptly following said assignment, Heartland shall notify Seller of the name of said assignee.

     13.8 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Time, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland and Seller; provided, Heartland shall be entitled to disclose the transactions contemplated hereby without the prior approval of Seller to the extent reasonably necessary for Heartland to comply with applicable securities laws.

     13.9 CONSENT TO JURISDICTION. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Texas, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Heartland and Seller hereby irrevocably submit to the jurisdiction of the state courts of the State of Texas and to the jurisdiction of the United States District Court for the Northern District of Texas, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or thereof brought by either party or its successors or assigns. Each party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby consents to service of process by registered mail at the address to which notices are to be given. Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. Final judgment against either party in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (x) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability therein described or
(y) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that the party may at its option bring suit, or institute other judicial proceedings against the other party or any of its Assets in any state or Federal court of the United States or of any country or place where that party or such Assets may be found.

     13.10 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     13.11 SCHEDULES. The Schedules referred to herein and delivered to Heartland upon execution hereof as delivered in accordance with Section 5.14 are hereby made a part of this Agreement, and may not be changed, substituted or altered without Heartland's prior written consent.

         1153

     13.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

                  [Remainder of page intentionally left blank]

         1154

J

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

                                             SELLER:

                                             WIRELESS CABLE TV ASSOCIATES No.
                                             38,
                                             a California general partnership

                                             By:/s/ CARL TURNER
                                               Carl Turner, M.D.
                                               Chairman of Management
                                               Committee

                                             By:/s/ DAMON OSTIS
                                               Damon Ostis
                                               Deputy Chairman of Management
                                                Committee

                                             BUYER:

                                             HEARTLAND WIRELESS
                                             COMMUNICATIONS, INC.,
                                             a Delaware corporation

                                             By:    /s/ JOHN R. BAILEY
                                             Name: John R. Bailey
                                             Title:  Chief Financial Officer

         1155

                                                                     EXHIBIT 9.2

                          DISPUTE RESOLUTION AGREEMENT

     THIS DISPUTE RESOLUTION AGREEMENT (the "Agreement") dated February   , 1996
between WIRELESS CABLE TV ASSOCIATES NO. 38 ("Seller"), a California general partnership, and HEARTLAND WIRELESS COMMUNICATIONS, INC. ("Heartland"), a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings given to them in that certain Amended and Restated Asset Purchase Agreement (the "Purchase Agreement") dated as of October 5, 1995 between Seller and Heartland.

                                   RECITALS:

     WHEREAS, Seller and Heartland have entered into the Purchase Agreement in order to provide for the sale by Seller to Heartland of the LLC Interest, as set forth in the Purchase Agreement (the "Purchase"); and

     WHEREAS, Heartland has relied upon the representations, warranties and covenants of Seller set forth in the Purchase Agreement and in schedules, certificates and other documents delivered pursuant to the Purchase Agreement; and

     WHEREAS, pursuant to Section 9.2 of the Purchase Agreement, Heartland is entitled, during the Claim Period, to pursue claims arising from the breach of such representations, warranties and covenants and, in connection therewith, the parties to the Purchase Agreement have agreed to enter into this Agreement in order to establish a mechanism for resolving promptly any disputes which may arise regarding any such claims;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

                               ARTICLE 1. CLAIMS.

     1.1 CLAIM SUBMISSION. With respect to each claim ("Claim") made by Heartland during the Claim Period pursuant to Section 9.2 of the Purchase Agreement, Heartland shall deliver to Seller a certificate signed by an executive officer of Heartland (an "Officer's Certificate"):

          (a) stating that Heartland has paid, suffered or properly accrued, or Heartland in good faith reasonably anticipates that Heartland will have to pay, suffer or accrue, Damages in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith) and, with respect to a Qualifying Offer (as hereinafter defined), that the Qualifying Offer (a copy of which is to be attached to the Officer's Certificate) has been made and not accepted within the time period specified therein and the amount of additional Damages (meaning attorneys' fees and other expenses associated therewith); and further stating that Heartland is entitled to payment by Seller of the amount of such Claim pursuant to this Agreement and Section 9.2 of the Purchase Agreement; and

          (b) specifying in reasonable detail (i) the individual items of Damages included in the amount so stated (or the amount of the Qualifying Offer and additional Damages, such as attorneys' fees and other expenses, associated therewith), (ii) the date each such item was paid or properly accrued or the basis for such anticipated liability, and (iii) the nature of the liability, misrepresentation, breach of warranty or covenant or other matter to which such items is related.

         1156

J

Upon Seller's receipt of the Officer's Certificate, such Claim shall be treated as set forth in Section 1.3 below.

1.2 THIRD PARTY CLAIMS; QUALIFYING OFFERS.

     (a) Within 15 days after receipt by Heartland of notice of any Claim by a third party (a "Third Party Claim") for which Heartland intends to seek payment from Seller pursuant to Section 9.2 of the Purchase Agreement, Heartland shall deliver to Seller written notice thereof; provided that the omission to so notify Seller will not affect Heartland's right of recourse hereunder and that Heartland shall not be required to deliver notice of other Claims disclosed in the Purchase Agreement or in any schedule thereto. Seller shall have the right to participate in any such proceeding and Heartland shall have the right (but not the duty) to control the defense thereof. Whether or not Seller chooses to participate in the defense of any proceeding involving a Third Party Claim, each party hereto and their respective successors and assigns agree to cooperate in the defense and to take all actions in connection with such defense as may be reasonably requested.

     (b) At any time during the first five (5) months of the Claim Period, Heartland shall have the right to make a written offer to the adverse party in any Third Party Claim to settle such Claim for an amount specified in such offer (a "Qualifying Offer"), and Heartland shall give such third party no less than twenty (20) days to accept such Qualifying Offer. If a Qualifying Offer is accepted and the Claim is settled, Heartland may seek payment from Seller for such Claim within the Claim Period in accordance with Section 1.1. If such Qualifying Offer is rejected or not accepted within such twenty (20) day period, then Heartland shall be entitled to seek payment from Seller within ten (10) days from the earlier of Heartland's receipt of a written rejection of a Qualifying Offer or the expiration of such twenty (20) day period for the amount of such Qualifying Offer (together with all expenses and costs relating thereto, including without limitation attorneys' fees) from Seller in accordance with
Section 1.1.

1.3 TREATMENT OF CLAIMS.

     (a) Accepted and Rejected Claims. Seller shall have a period of ten (10) business days from its receipt of an Officer's Certificate delivered to it pursuant to Section 1.1 ("Rejection Period") to review the Officer's Certificate and deliver to Heartland written notice of its rejection of all or a portion of the Claim referenced therein ("Rejection Notice"). If no Rejection Notice is received by Heartland within the Rejection Period, then such Claim shall become an "Accepted Claim."

     (b) Administration of Rejected Claims. For any Claim which is the subject of a Rejection Notice (a "Rejected Claim"), Seller and Heartland shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If Seller and Heartland so agree, a memorandum setting forth such agreement shall be prepared and signed by Heartland and Seller and such Rejected Claim shall become an "Accepted Claim."

     (c) Resolution of Dispute. If no such agreement between Seller and Heartland can be reached with respect to a Rejected Claim after good faith negotiation within thirty (30) days of Heartland's receipt of a Rejection Notice, Heartland and Seller shall each select an independent third party (the "Designated Party") whose determination of the Rejected Claim and the amount of Damage (if any) associated therewith shall be final, nonappealable and binding; provided that, with respect to Claims which are the subject of a Qualifying Offer, the Designated Party shall only be entitled to determine whether such Claim is subject to payment by Seller to Heartland under Section 9.2 of the Purchase Agreement; and the Designated Party shall have no authority to reduce or increase the amount of such Claim from the amount of the Qualifying Offer and Damages associated therewith. The Designated Party shall be a person knowledgeable regarding the wireless cable television business and the value of related assets, and shall be generally knowledgeable with regard to business and financial matters. In the event Heartland and Seller fail to agree upon the Designated Party within forty (40) days after Heartland's receipt of a Rejection Notice, the Designated Party shall be the managing partner of the Dallas, Texas office of an independent "Big Six" accounting firm other than KPMG Peat Marwick, L.L.P. and Arthur Andersen & Co., as selected jointly by the managing partner of the Dallas, Texas offices of said firms or their respective designees, and in the absence of said joint election, as selected by the managing partner of the
Dallas, Texas office of                          or his designee. Upon the
determination of the Designated Party in accordance herewith with respect to a Rejected Claim, the determination of the value of such Claim, if any, by the Designated Party shall become an "Accepted Claim."

         1157

All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

     (d) Payment of Claims. Subject to the provisions of Section 9.2 of the Purchase Agreement (including, without limitation, the limitation of the recourse of Heartland to the proceeds of the Liquidated Shares), once a Claim has become an Accepted Claim in accordance with the terms of this Agreement, Seller shall, within five (5) business days of such date, pay to Heartland the amount of such Claim.

     1.4 COSTS AND EXPENSES. All costs and expenses of the Designated Party shall be borne equally by Seller and Heartland. All other costs and expenses shall be borne by the party incurring such costs and expenses.

                            ARTICLE 2. MISCELLANEOUS

     2.1 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be given in accordance with Section 13.3 of the Purchase Agreement to the parties at the addresses for such parties set forth in such Section 13.3.

     2.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

     2.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

     2.4 PREVAILING PARTY. In the event of any dispute which results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relief to which such party or parties may be entitled to recover) may recover from the nonprevailing party or parties reasonable attorneys' fees and other costs incurred in any action or proceeding.

     2.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                HEARTLAND WIRELESS COMMUNICATIONS, INC.


                                By:
                                   ----------------------------------------
                                Title:
                                      -------------------------------------

                                WIRELESS CABLE TV ASSOCIATES NO. 38
                                a California general partnership


                                By:
                                   ----------------------------------------
                                   Carl Turner, M.D.
                                   Chairman of Management Committee


                                By:
                                   ----------------------------------------
                                   Damon Ostis
                                   Deputy Chairman of Management Committee

         1158

K
                                                                      APPENDIX K

                          MINNEAPOLIS CLAIM ASSIGNMENT
         1159

K


                            ASSIGNMENT OF AWS CLAIMS


     THIS ASSIGNMENT OF AWS CLAIMS ("Assignment") is made and entered into on
this      day of                , 1996 ("Effective Date") by and between
Wireless Cable TV Associates #38, a California general partnership ("Seller"), and each general partner of Seller approving the transactions ("Approving Partners") contemplated by the Purchase Agreement (as defined below) (collectively, Seller and each Approving Partner are referred to as "Assignor") and Heartland Wireless Communications, Inc., a Delaware corporation ("Assignee").

                                  WITNESSETH:

     WHEREAS, Seller and Assignee have executed that certain Amended and Restated Asset Purchase Agreement ("Purchase Agreement") dated as of October 4, 1995, pursuant to which Seller is to convey to Assignee a 75% equity interest ("Membership Interest") in American Wireless System of Minneapolis, LLC, a Delaware limited liability company ("LLC") that owns 100% of the wireless cable television assets that provide wireless cable television service in the metropolitan area of Minneapolis, Minnesota the ("Market").

     WHEREAS, pursuant to the Purchase Agreement and the consents solicited thereby, Assignor has agreed to assign to Assignee the AWS Claims held by Assignor against the AWS Parties (defined below);

     WHEREAS, Assignor and Assignee desire to evidence the assignment of the AWS Claims to Assignee;

     NOW, THEREFORE, for and in consideration of the above-stated premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee do hereby agree as follows:

     1. Definitions. The terms used in this Assignment shall have the respective meanings set forth below:

          "Affiliate" means with respect to any Person, or any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or is a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AWS" means American Wireless Systems, Inc., a Delaware corporation.

          "AWS Claims" means any and all causes of action, demands, rights and claims of any nature, now or hereafter available to or owned by Assignor against any AWS Party, whether known, unknown, fixed or contingent.

          "AWS Parties" means AWS, its predecessors, current or former directors or officers of AWS or its predecessors, or any Affiliate of AWS.

          "Consent" shall mean the written approval of the Approving Partners of the transactions contemplated by the Purchase Agreement (including, without limitation, the dissolution and liquidation of Seller and the execution of this Assignment).

          "Person" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or governmental authority.

          "Proxy Statement" means the Proxy Statement/Prospectus dated January 1996 relative to the proposed distribution of shares of common stock, $.001 par value per share, of Heartland.

     2. Assignment. Each Assignor does hereby SELL, ASSIGN, TRANSFER AND DELIVER to Assignee the AWS Claims, to have and to hold the above AWS Claims unto Assignee and its successors and assigns, forever.

         1160

     3. Representations of Assignor. Each Assignor represents and warrants unto Assignee the following:

          (a) The execution and delivery of this Assignment has been duly authorized and approved by all appropriate parties and authorities and this Assignment is binding on and enforceable against each Assignor;

          (b) Assignor has not transferred, assigned, encumbered or otherwise burdened any of the AWS Claims;

          (c) Each Assignor owns the AWS Claims purported to be transferred hereby free and clear of all liens, security interests, rights or powers; and

          (d) Each Assignor has read and had the opportunity to discuss with legal counsel the effect of this Assignment and has received and read the Proxy Statement, including without limitation the portions thereof describing certain claims that may be enacted by Assignor which are included in that Assignment.

Notwithstanding the foregoing representations and warranties, Assignor makes no representations or warranties regarding the passage or tolling of any applicable statutes or limitations with regard to the AWS Claims, the validity of the AWS Claims, the value (if any) of the AWS Claims, or the collectability of the AWS Claims.

     4. Applicable Law. Except to the extent the laws of the United States are applicable, this Assignment shall be construed in accordance with the laws of the State of Texas, and any litigation involving the terms of this Assignment shall be brought in the appropriate state or United States court in the State of Texas.

     5. Certain Waivers. Each party hereto knowingly and voluntarily waives any and all provisions of applicable law (including, without limitation, any statutes, common law, regulation or other legal requirement or concept) relating to this Assignment or limiting the scope or effect hereof. To the extent applicable to this Assignment, each Assignee hereby waives all rights provided by the following statutory language of section 1542 of the California Civil Code (and any securities provisions provided under the laws of any other state):

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor."

     6. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original. Each Assignor and Assignee acknowledge that the approval of the transactions contemplated by the Purchase Agreement shall constitute each Approving Partner's agreement to be bound by the terms of this Assignment and that the execution of any written document approving such transaction shall constitute the execution and approval of the terms of this Assignment. This Assignment may also be executed by facsimile signature.

         1161

K

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

                                  Seller:        Wireless Cable Television Associates #38,
                                                 a California General Partnership

                                                 By:
                                                    -------------------------------------
                                                 Printed Name:
                                                              ---------------------------
                                                 Its:
                                                     ------------------------------------

                                  Approving
                                  Partner:       ----------------------------------------
                                  (Entity)       By:
                                                     ------------------------------------
                                                 Printed Name:
                                                              ---------------------------
                                                 Its:
                                                     ------------------------------------
                                  Approving
                                  Partner:
                                  (Individual)   ----------------------------------------
                                                 Printed Name:
                                                              ---------------------------

                                  Assignee:      Heartland Wireless Communications, Inc.,
                                                 a Delaware corporation

                                                 By:
                                                    -------------------------------------
                                                 Printed Name:
                                                              ---------------------------
                                                 Its:
                                                     ------------------------------------

         1162

L
                                                                      APPENDIX L

                          MINNEAPOLIS LIQUIDATION PLAN
         1163

L

                              PLAN OF LIQUIDATION

                                       OF

                        WIRELESS CABLE TV ASSOCIATES #38

     1. The General Partners ("General Partners") of Wireless Cable TV Associates #38, a California general partnership ("the Partnership"), hereby approve, authorize and consent to the voluntary dissolution of the Partnership, and hereby direct that such dissolution be affected as promptly as possible in accordance with the Plan of Liquidation set forth herein.

     2. Effective October 4, 1995, the Partnership entered into the Amended and Restated Asset Purchase Agreement by and between Heartland Wireless Communications, Inc. ("Heartland") and the Partnership pursuant to which Heartland proposes to purchase the Partnership's 75% membership interest in and to American Wireless System of Minneapolis, LLC, a Delaware limited liability company that owns and operates the wireless cable television system in Minneapolis, Minnesota and issue to the Partnership in exchange therefore shares of common stock, $.001 par value per share, of Heartland ("Acquisition Shares"). Upon the closing of the transaction contemplated by the Amended and Restated Asset Purchase Agreement which is anticipated to occur no later than February 28, 1996, the Partnership shall not perform business activities thereafter except as required for the winding up of its affairs, preserving the value of its assets and distributing its assets in accordance with this plan.

     3. Net income and net loss of the Partnership following the date of adoption of this plan shall be determined and allocated to the General Partners' capital accounts in accordance with the terms of the General Partnership Agreement of the Partnership. After giving effect to such allocations, (a) the Acquisition Shares or liquidation proceeds thereof and (b) the proceeds from the liquidation of the Partnership's remaining assets and collection of any accounts receivable of the Partnership are to be distributed in the following order of priority: (i) first, to the payment and discharge of all of the Partnership's debts and liabilities; (ii) second, to the creation of any reserves which the Management Committee of the Partnership deems necessary and in accordance with the Asset Purchase Agreement; (iii) to the General Partners in proportion and to the extent to their capital accounts; and (iv) the balance, if any, to the General Partners in proportion to the general partnership owned by each of them.

     4. The members of the Management Committee of the Partnership, or any one of them, shall execute and file all tax returns, certificates, documents and information required to be filed by reason of the complete liquidation and dissolution of the Partnership.

     5. The members of the Management Committee of the Partnership shall consummate this Plan of Liquidation as set forth herein and shall have full power and authority to adopt all resolutions, execute all documents, file all papers and take all actions they deem necessary or advisable for the complete liquidation and dissolution of the Partnership.

         1164


                                                             APPENDICES
-----------     ----------------------------------------------------------------------------------------------------
 A              Appendix A -- Amended and Restated AWS Merger Agreement
-----------     ----------------------------------------------------------------------------------------------------
 B              Appendix B  -- AWS Escrow Agreement
 C              Appendix C -- AWS Fairness Opinion
 D              Appendix D -- Notice of Appraisal Rights Applicable to AWS Stockholders
-----------     ----------------------------------------------------------------------------------------------------
 E              Appendix E -- Amended and Restated FTW Asset Purchase Agreement
 F              Appendix F  -- FTW Claim Release
 G              Appendix G -- FTW Claim Assignment
 H              Appendix H -- FTW Liquidation Plan
 I              Appendix I  -- FTW Disclosure Statement
-----------     ----------------------------------------------------------------------------------------------------
 J              Appendix J  -- Amended and Restated Minneapolis Asset Purchase Agreement
 K              Appendix K -- Minneapolis Claim Assignment
 L              Appendix L  -- Minneapolis Liquidation Plan
-----------     ----------------------------------------------------------------------------------------------------

         1165

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                SUBJECT TO COMPLETION -- DATED JANUARY 26, 1996


                                PROXY STATEMENT

                                      FOR

                                CABLEMAXX, INC.
                          6850 AUSTIN CENTER BOULEVARD
                                   SUITE 320
                              AUSTIN, TEXAS 78731
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 22, 1996

                                   PROSPECTUS

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                     UP TO 8,081,214 SHARES OF COMMON STOCK

                             ---------------------

     This Proxy Statement/Prospectus and the accompanying appendices and other materials are being furnished in connection with the solicitation of proxies by the Board of Directors of CableMaxx, Inc., a Delaware corporation ("CMAX"), to be used at a Special Meeting of Stockholders of CMAX to be held on February 22, 1996 (the "CMAX Meeting") to approve the Amended and Restated Agreement and Plan of Merger, dated as of September 11, 1995 (the "CMAX Merger Agreement"), by and among CMAX, Heartland Merger Sub 2, Inc. ("CMAX Merger Sub") and Heartland Wireless Communications, Inc. ("Heartland").

     The proxies solicited hereby for the CMAX Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the CMAX Meeting.

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED IN ADDITION TO THE OTHER INFORMATION HEREIN, BEFORE VOTING UPON THE TRANSACTIONS TO BE CONSIDERED AT THE CMAX MEETING.

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

     All undefined capitalized terms shall have the meanings set forth in the Glossary beginning on page 160 of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus and the accompanying appendices and Proxy Card are first being mailed to the stockholders of CMAX on or about January 26, 1996.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 26, 1996.
         1166

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..................................................................     2
SUMMARY................................................................................     3
  The Industry.........................................................................     3
  The Parties..........................................................................     3
  The CMAX Meeting.....................................................................     6
  The CMAX Merger......................................................................     7
  Certain Information Regarding Other Transactions.....................................    12
  The Combined Company.................................................................    12
RISK FACTORS...........................................................................    17
INFORMATION CONCERNING HEARTLAND.......................................................    28
  The Business.........................................................................    28
  Recent Transactions..................................................................    38
  Dividends on and Market Prices of Heartland Common Stock.............................    40
  Calculation and Listing of Shares to be Issued in Connection with the Transactions...    41
  Management...........................................................................    44
  Security Ownership of Principal Stockholders and Management..........................    51
  Certain Transactions.................................................................    52
INFORMATION CONCERNING CMAX............................................................    55
  The Business.........................................................................    55
  Dividends on and Market Prices of CMAX Common Stock..................................    65
  Security Ownership of Principal Stockholders and Management..........................    66
CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS.......................................    68
THE COMBINED COMPANY...................................................................    69
  Business of the Combined Company After the Transactions..............................    69
  Management of the Combined Company...................................................    75
  Principal Holders....................................................................    75
  Planned Divestitures.................................................................    76
  Heartland's Reasons for the Transactions.............................................    79
PRO FORMA FINANCIAL INFORMATION RELATIVE TO THE TRANSACTIONS...........................    81
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND...............................   106
HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................   108
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CMAX....................................   119
PRO FORMA INFORMATION OF 1992 ACQUISITION..............................................   120
CMAX -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................   121
THE CMAX MEETING.......................................................................   129
  Time, Place and Date of CMAX Meeting.................................................   129
  Purpose of CMAX Meeting..............................................................   129
  Record Date; Voting Rights...........................................................   129
  Vote Required........................................................................   129
  Solicitation of Proxies and Expenses.................................................   130
  Proxies..............................................................................   130
  Other Matters to be Considered.......................................................   131
  Stockholder Proposals................................................................   131
  Accountants..........................................................................   131
THE CMAX MERGER........................................................................   132
  Background of the CMAX Merger........................................................   132
  Recommendation of the CMAX Board; Reasons for the CMAX Merger........................   133
  Opinion of CMAX Advisor..............................................................   134
  Terms of the CMAX Merger Agreement...................................................   137

         1167

  Effective Time.......................................................................   138
  Exchange of Certificates.............................................................   139
  Representations and Warranties.......................................................   140
  Covenants and Obligations............................................................   140
  No Solicitation......................................................................   141
  Conditions...........................................................................   141
  Regulatory Approvals.................................................................   142
  Termination..........................................................................   142
  Voting Agreements....................................................................   143
  Indemnification......................................................................   143
  Resales; Affiliates; Registration Rights.............................................   143
  Accounting Treatment.................................................................   143
  Certain Federal Income Tax Consequences..............................................   143
  Dissenters and Appraisal Rights......................................................   145
  Interested Parties...................................................................   145
  Material Contacts....................................................................   146
  Certain Expenses.....................................................................   146
WIRELESS CABLE INDUSTRY................................................................   146
  Cable Industry Overview..............................................................   146
  Wireless Cable Technology............................................................   146
  Traditional Hard-Wire Cable Technology...............................................   147
  Regulatory Environment...............................................................   147
  Availability of Programming..........................................................   150
  Pay Television Industry Trends.......................................................   151
  Competition..........................................................................   152
COMPARISON OF RIGHTS OF HOLDERS OF HEARTLAND AND CMAX..................................   154
EXPERTS................................................................................   159
LEGAL MATTERS..........................................................................   159
GLOSSARY...............................................................................   160
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA FINANCIAL
  INFORMATION..........................................................................   F-1

                                   APPENDICES

Appendix A   -- Amended and Restated CMAX Merger Agreement
Appendix B   -- CMAX Fairness Opinion

         1168

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HEARTLAND, CMAX OR ANY OTHER PERSON OR ENTITY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HEARTLAND OR CMAX SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Heartland and CMAX are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). The reports, proxy statements and other information filed by Heartland and CMAX with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. The common stock of each of Heartland and CMAX is listed on the Nasdaq Stock Market's National Market ("Nasdaq-NMS"). Reports, proxy statements and other information concerning Heartland and CMAX can also be inspected at the offices of The National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Heartland has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the transactions described herein and certain other transactions to be consummated contemporaneously with the transactions described herein. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. In particular, certain information relating to the Other Transactions is omitted from this Proxy Statement/Prospectus. Copies of the Registration Statement containing such omitted information are available from the Commission upon payment of certain fees prescribed by the Commission or without charge from Heartland as described below. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an appendix and/or exhibit to the Registration Statement or such other document and each such statement is qualified in all respects by such reference.

     TO OBTAIN, WITHOUT CHARGE, COPIES OF THOSE PORTIONS OF THE REGISTRATION STATEMENT OMITTED FROM THIS PROXY STATEMENT/PROSPECTUS, PLEASE CONTACT HEARTLAND AT 903 N. BOWSER, SUITE 140, RICHARDSON, TEXAS 75081, TELEPHONE NUMBER (214) 479-9244.

     The term "Heartland" when used herein shall mean Heartland Wireless Communications, Inc. and its subsidiaries and affiliates through which it conducts business, unless the context indicates otherwise. The term "CMAX" when used herein shall mean CableMaxx, Inc. and its subsidiaries through which it conducts business, unless the context indicates otherwise.

         1169

                                    SUMMARY

     The following is a summary of information contained elsewhere in this Proxy Statement/Prospectus. This Summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus, the Appendices hereto and the material incorporated by reference, all of which should be carefully reviewed. The information contained herein with respect to Heartland and CMAX has been supplied by each such respective entity. Additionally, the information contained herein with respect to the CMAX Merger is qualified by reference to the CMAX Merger Agreement attached hereto as Appendix A and incorporated herein by reference. Unless otherwise indicated, year-end financial and other information referencing a particular year with respect to Heartland is as of or for the fiscal year ended December 31 and with respect to CMAX is as of or for the fiscal year ended June 30. Cross-references in this Summary refer to indicated captions or portions of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is one of four proxy statements or prospectuses that contain information provided in the Registration Statement. Certain information relating to the Other Transactions is omitted from this Proxy Statement/Prospectus. To obtain, without charge, copies of any other proxy statement or prospectus contained in the Registration Statement, see "Available Information." For a summary discussion of the Other Transactions that are the subject of such other proxy statement or prospectus, see "Certain Information Regarding Other Transactions."

 THE CMAX MERGER (AS HEREINAFTER DEFINED) INVOLVES SUBSTANTIAL RISK. SEE "RISK
                                   FACTORS."

                                  THE INDUSTRY

     Wireless cable is an alternative to traditional hard-wire cable television systems that offers various types of programming including local off-air VHF/UHF channels (such as ABC, CBS, NBC and Fox) and premium channels (such as HBO, Showtime, Disney, MTV, etc.). Like traditional hard-wire cable, wireless cable operates from a head-end consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. Generally, this requires that subscribers be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises). See "Wireless Cable Industry."

                                  THE PARTIES

HEARTLAND WIRELESS COMMUNICATIONS, INC.

     General. Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), develops, owns and operates wireless cable television systems primarily in small to mid-size markets located in the central United States. As of November 30, 1995, Heartland had wireless cable channel rights in 79 existing markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland estimates are serviceable by LOS transmissions. Heartland currently operates wireless cable television systems in 32 markets, representing approximately 3.4 million households, approximately 2.9 million of which Heartland estimates are serviceable by LOS transmissions. On November 30, 1995, Heartland's existing wireless cable television systems provided service to approximately 80,600 subscribers.

     Certain of the wireless cable assets presently held by or sought to be acquired by Heartland pursuant to the Transactions are not included in the discussion of Heartland's business because such assets are not part of Heartland's current long-term business plan (the excluded assets being collectively referred to as the "Heartland Disposition Assets"). Heartland is currently pursuing opportunities to dispose of the Heartland Disposition Assets and expects to sell, contribute or exchange such assets in one or more transactions. See "Summary -- The Combined Company -- Planned Divestitures". Although no assurance can be given that any or all of the Heartland Disposition Assets will be disposed of on terms acceptable to Heartland or when such transactions might be consummated, if such dispositions are consummated, Heartland will have acquired

         1170

pursuant to the Transactions wireless cable channel rights in nine markets representing an aggregate of approximately 1.3 million households, approximately
1.0 million of which can be served by LOS transmissions, and four operating systems serving an aggregate of approximately 37,940 subscribers as of November 30, 1995. Assuming the Transactions are consummated and the Heartland Disposition Assets are sold, contributed or exchanged, Heartland would hold wireless cable channel rights in 79 markets (33 operating markets serving approximately 117,000 subscribers) representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates are serviceable by LOS transmission. See "The Combined Company -- Business of the Combined Company After the Transactions."

     Heartland estimates that, within the 79 wireless cable markets following the consummation of the Transactions and the proposed divestitures, approximately 2.4 million LOS households, or approximately 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     The executive offices of Heartland are located at 903 N. Bowser, Suite 140, Richardson, Texas 75081, and its telephone number is (214) 479-9244. See "Information Concerning Heartland."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Heartland. The data was derived from the more detailed information and the consolidated financial statements of Heartland appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with "Selected Consolidated Financial Information of Heartland," "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                     ---------------------------------------    ---------------------------
                                                        1992          1993          1994           1994            1995
                                                     ----------    ----------    -----------    -----------    ------------
Statement of Operations Data:
  Total revenues...................................  $  205,382    $  868,765    $ 2,229,494    $ 1,289,526    $  9,292,837
  Total operating expenses.........................     218,888     1,105,982      6,043,476      3,016,138      14,309,893
  Operating loss...................................     (13,506)     (237,217)    (3,813,982)    (1,726,612)     (5,017,056)
  Interest income (expense), net...................        (207)      (73,306)      (210,113)        60,519      (6,864,367)
  Income tax benefit...............................          --            --      1,594,963        649,510       1,307,137
  Net loss.........................................     (50,822)     (406,101)    (3,043,321)    (1,213,894)    (11,178,095)
  Net loss per common share........................  $     (.01)   $     (.05)   $      (.30)   $      (.13)   $       (.96)
Weighted average shares outstanding................   8,000,000     8,000,000     10,041,000      9,693,000      11,624,000
Operating and Other Financial Data:
  EBITDA(1)........................................  $   21,413    $  (98,657)   $(2,716,314)   $(1,307,652)   $ (1,050,936)
  Capital expenditures(2)..........................   1,401,737     5,141,021     44,500,351     18,126,653      44,016,522
Number of systems in operation (at end of
  period)..........................................           1             5             13              8              30
Estimated LOS households in systems in operation
  (at end of period)...............................      24,319       371,652      1,108,230        843,904       2,723,365
Subscribers (at end of period).....................       1,076         2,731         19,838          8,040          64,357

                                                                          DECEMBER 31,
                                                                    -------------------------                 SEPTEMBER 30,
                                                                       1993          1994                         1995
                                                                    ----------    -----------                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted
    investments.....................................                $  815,305    $11,985,953                 $ 37,155,064
  Restricted investments............................                        --             --                   24,747,214
  Total assets......................................                 8,665,066     77,921,528                  200,150,474
  Long-term debt, including current portion.........                 1,592,529     40,505,852                  140,045,039
  Total stockholders' equity........................                 4,492,568     30,080,885                   48,293,817

         1171

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures of leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay, Oklahoma system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment and $2,465,265 for leased licenses and $11,649,908 for the investment in RuralVision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of system and equipment, $1,592,024 for expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

CABLEMAXX, INC.

     General. CableMaxx, Inc., a Delaware corporation ("CMAX"), owns, develops and operates wireless cable television systems and currently provides subscription television services to approximately 34,300 subscribers (as of November 30, 1995) in a cluster of wireless cable television systems located in Texas (the "Texas Cluster"). The Texas Cluster provides service to customers in a 250 mile long and 70 mile wide area encompassing the cities of San Antonio, Austin, Temple/Killeen and Waco through the utilization of four separate head-end/transmission facilities. CMAX also presently holds wireless cable channel rights in Sherman/Denison, Lubbock, Athens and Amarillo, Texas (the "Additional Texas Systems") and Salt Lake City, Utah (the "Salt Lake City System"). In connection with the CMAX Merger Agreement, CMAX entered into a Sublease and Purchase Agreement with Heartland (the "Sublease Agreement") pursuant to which CMAX subleased to Heartland all of its wireless cable channel rights in the Additional Texas Systems. CMAX estimates that the Texas Cluster, the Additional Texas Systems and the Salt Lake City System collectively represent approximately 1,614,000 households which can be served by LOS transmissions. CMAX also estimates that approximately 233,000 households in these markets are not passed by traditional hard-wire cable systems.

     The executive offices of CMAX are located at 6850 Austin Center Boulevard, Suite 320, Austin, Texas 78731, and its telephone number is (512) 345-1001. See "Information Concerning CMAX."

  Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for CMAX. The data was derived from the more detailed information and the consolidated financial statements of CMAX appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with "Selected Consolidated Financial Information of CMAX," "CMAX -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of CMAX and the predecessor of CMAX's business (the "CMAX Predecessor") contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

         1172

                                             CMAX                                       CMAX
                                        PREDECESSOR(1)    -----------------------------------------------------------------
                                        --------------                   PRO FORMA
                                         PERIOD FROM      PERIOD FROM     FISCAL                            THREE MONTHS
                                           JULY 1,        DECEMBER 18,     YEAR         FISCAL YEAR             ENDED
                                           1992 TO          1992 TO        ENDED       ENDED JUNE 30,       SEPTEMBER 30,
                                         DECEMBER 17,       JUNE 30,     JUNE 30,    ------------------   -----------------
                                             1992             1993        1993(2)     1994       1995      1994      1995
                                        --------------    ------------   ---------   -------   --------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)          (UNAUDITED)
Statement of Operations Data:
  Total revenues........................    $  1,835        $  2,277      $ 4,112    $ 7,709   $ 13,463   $ 3,144   $ 3,633
  Total operating expenses..............       3,033           3,766        6,701     15,123     23,626     5,362     6,135
  Operating loss........................      (1,198)         (1,489)      (2,589)    (7,414)   (10,163)   (2,218)   (2,502)
  Interest expense......................        (343)           (288)        (525)      (506)      (875)     (101)     (311)
  Net loss..............................      (1,036)         (1,775)      (3,107)    (7,499)   (10,783)   (2,237)   (2,796)
Net loss per common share...............          --          $(0.35)      $(0.61)    $(1.05)    $(1.21)  $ (0.26)  $ (0.29)
Weighted average shares outstanding.....          --           5,100        5,100      7,142      8,902     8,600     9,507
Other Financial Data:
  EBITDA(3).............................    $    (49)       $   (151)     $  (272)   $(3,175)  $ (1,889)  $  (486)  $    12
  Capital expenditures(4)...............         655          21,768       22,423     17,299      9,798     3,939     1,122

                                                                                        JUNE 30,
                                                                                   -------------------   SEPTEMBER 30,
                                                                                    1994        1995         1995
                                                                                   -------    --------   -------------
                                                                                     (IN THOUSANDS)       (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents, and short-term investments.........................   $14,558    $  2,206      $   786
  Total assets..................................................................    53,203      51,954       49,445
  Long-term debt................................................................     3,200      10,808       10,808
  Total stockholders' equity....................................................    44,086      37,709       34,913

---------------

(1) Includes consolidated operations of Austin and San Antonio systems, the assets of which were acquired by CMAX on December 18, 1992 (the "1992 Acquisition") from the CMAX Predecessor.

(2) Presented on a pro forma basis as if the 1992 Acquisition had occurred on July 1, 1992.

(3) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(4) Capital expenditures for the period from December 18, 1992 to June 30, 1993 were comprised of $3,645 for purchases of systems and equipment and $18,123 for the purchase of certain wireless cable systems. Capital expenditures for all other periods presented consist solely of purchases of systems and equipment.

HEARTLAND MERGER SUB 2, INC.

     Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland ("CMAX Merger Sub"), was formed by Heartland for the purpose of effecting the transactions described herein with CMAX. CMAX Merger Sub does not maintain executive offices. CMAX Merger Sub's mailing address is c/o Heartland Wireless Communications, Inc., 903 N. Bowser, Suite 140, Richardson, Texas 75081 and the telephone number is (214) 479-9244.

                                THE CMAX MEETING

     Time, Place and Date. A Special Meeting of Stockholders of CMAX (the "CMAX Meeting") is scheduled to be held on February 22, 1996 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494, commencing at 10:00 a.m. local time.

     Record Date; Shares Entitled to Vote. Holders of record of CMAX common stock, par value $.01 per share ("CMAX Common Stock"), at the close of business on January 11, 1996 (the "CMAX Record Date") will be entitled to notice of, and to vote at, the CMAX Meeting or any adjournment thereof. At the close of business on the CMAX Record Date, 9,507,311 shares of CMAX Common Stock were issued and outstanding. Each outstanding share of CMAX Common Stock is entitled to one vote with respect to each matter to be voted on at the CMAX Meeting.

         1173

     Purpose. At the CMAX Meeting, the stockholders of CMAX will consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of September 11, 1995 (the "CMAX Merger Agreement"), by and among CMAX, CMAX Merger Sub and Heartland, pursuant to which CMAX Merger Sub will be merged with and into CMAX (the "CMAX Merger") and CMAX will become a wholly owned subsidiary of Heartland. If the CMAX Merger Agreement is approved and the CMAX Merger is consummated, each outstanding share of CMAX Common Stock will be converted into the right to receive that portion of a newly issued publicly tradeable share of Heartland common stock, par value $.001 per share ("Heartland Common Stock"), having an exchange value of $8.50 per share of CMAX Common Stock, for an aggregate exchange value for all shares of CMAX Common Stock of approximately $80.8 million, subject to reduction by the amount that CMAX's Net Liabilities exceed its Permitted Net Liabilities (each as defined in the CMAX Merger Agreement). The exchange value of the Heartland Common Stock to be issued in the CMAX Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, CMAX STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE CMAX STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. See "The CMAX Meeting -- Proxies" for information regarding the revocability of CMAX proxies. Pursuant to the terms of the CMAX Merger Agreement, CMAX stockholders will receive cash in lieu of fractional shares of Heartland Common Stock. CMAX, at its option, may terminate the CMAX Merger Agreement if the average closing price of Heartland Common Stock is above $34 per share. In addition, at the CMAX Meeting, CMAX's stockholders may consider and vote upon such other business as may properly come before the CMAX Meeting or any adjournment or postponement thereof.

     Vote Required. The approval of a majority of outstanding shares of CMAX Common Stock is required for the approval of the CMAX Merger Agreement. Because the affirmative vote of a majority of the outstanding shares of CMAX Common Stock is required to approve the CMAX Merger Agreement, abstentions or broker non-votes will have the effect of negative votes. The percentage of currently outstanding shares of CMAX Common Stock entitled to vote held by CMAX directors, executive officers and their affiliates, is 1.3%, or 124,600 shares of CMAX Common Stock inclusive of exercisable stock options, although the exercise price of such options exceeds the per share consideration to be received pursuant to the CMAX Merger Agreement. Under the General Corporation Law of the State of Delaware, holders of CMAX Common Stock are not entitled to any appraisal rights with respect to the CMAX Merger Agreement or the CMAX Merger.

     CHARTER WIRELESS CABLE HOLDINGS, L.L.C. ("CHARTER WIRELESS"), THE HOLDER OF APPROXIMATELY 52.7% OF THE OUTSTANDING SHARES OF CMAX COMMON STOCK (OR 5,010,900 SHARES OF CMAX COMMON STOCK) HAS AGREED TO VOTE ALL SHARES HELD BY IT IN FAVOR OF THE CMAX MERGER AGREEMENT. ACCORDINGLY, STOCKHOLDER APPROVAL OF THE CMAX MERGER AGREEMENT IS ASSURED.

                                THE CMAX MERGER

MERGER OF HEARTLAND AFFILIATE WITH AND INTO CMAX

     CMAX Merger; Consideration. Upon consummation of the CMAX Merger, CMAX Merger Sub will be merged with and into CMAX and CMAX will become a wholly owned subsidiary of Heartland. Under the CMAX Merger Agreement, each share of CMAX Common Stock issued and outstanding immediately prior to the CMAX Merger (excluding the shares of CMAX Common Stock held by CMAX as treasury stock, all of which will be cancelled) will be converted into the right to receive that portion of a newly issued publicly tradeable share of Heartland Common Stock having an exchange value of $8.50 per share of CMAX Common Stock, for an aggregate exchange value of approximately $80.8 million for all shares of CMAX

         1174

Common Stock, subject to adjustment (the "CMAX Merger Consideration"). The exchange value of the Heartland Common Stock to be issued pursuant to the CMAX Merger will be equal to the average closing price of Heartland Common Stock as reported on the Nasdaq-NMS for the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, CMAX STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE CMAX STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. See "The CMAX
Meeting -- Proxies" for information regarding the revocability of CMAX proxies. If CMAX's Net Liabilities exceed its Permitted Net Liabilities (each as defined in the CMAX Merger Agreement) as of the closing of the CMAX Merger Agreement (such excess being referred to as "CMAX Excess Liabilities"), then the CMAX Merger Consideration will be reduced by the amount of the CMAX Excess Liabilities. Heartland, at its option, may terminate the CMAX Merger Agreement if such average closing price is below $10 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 8,081,214 shares of Heartland Common Stock are issuable in connection with the CMAX Merger. CMAX, at its option, may terminate the CMAX Merger Agreement if the average closing price of Heartland Common Stock is above $34 per share. See "The CMAX Merger -- Terms of the CMAX Merger Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

     In connection with the execution of the CMAX Merger Agreement, CMAX entered into a Sublease and Purchase Agreement (the "Sublease Agreement") with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and Heartland paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of the acceptance by the Board of Directors of CMAX of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland will acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland. See "The CMAX Merger -- Terms of the CMAX Merger Agreement -- CMAX Sublease Agreement."

     In connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     In connection with the CMAX Merger, Heartland will grant registration rights to Charter Wireless, the majority stockholder of CMAX, with respect to shares to be issued to such stockholder in connection with the CMAX Merger Agreement that are subject to the restrictions on transfer contained in Rules 144 and 145 promulgated by the Securities and Exchange Commission ("SEC" or the "Commission") under the Securities Act.

     For a period of three years from and after the date of the consummation of the CMAX Merger, Charterhouse Equity Partners, L.P., an affiliate of Charter Wireless, and Tommy L. Gleason, the President and Chief Executive Officer of CMAX, have agreed not to own or operate a wireless cable television business within a fifty-mile radius of any wireless television cable market acquired by Heartland from CMAX.

         1175

     Exchange of Shares of CMAX Common Stock. Harris Trust Company of New York has been selected to act as the exchange agent (the "Exchange Agent") pursuant to the terms of the Exchange Agreement ("CMAX Exchange Agreement") between Heartland and the Exchange Agent (to be executed immediately prior to the CMAX Effective Time (as hereinafter defined)), for the purpose of effectuating the delivery of the shares of Heartland Common Stock (or proceeds thereof) to be issued in the CMAX Merger. Pursuant to the terms of the CMAX Merger Agreement and CMAX Exchange Agreement, shares of Heartland Common Stock having an aggregate exchange value of approximately $80.8 million, subject to reduction by the amount of CMAX Excess Liabilities, will be distributed to the former CMAX stockholders. Promptly after the CMAX Effective Time, Heartland will cause the Exchange Agent to send to each holder of CMAX Common Stock at the CMAX Effective Time a Letter of Transmittal advising such holder of the terms of the exchange of CMAX Common Stock and the procedures for surrendering CMAX stock certificates in exchange for the consideration provided for in the CMAX Merger Agreement. In lieu of any fractional shares, each holder of CMAX Common Stock, upon surrender of certificates which represent shares of CMAX Common Stock for exchange, will be paid an amount in cash (without interest) equal to the exchange value of the fractional share. Any such payment of cash in lieu of fractional shares of Heartland Common Stock will be delivered to each former holder of CMAX Common Stock by check concurrent with the delivery of such holder's portion of the CMAX Merger Consideration represented by Heartland Common Stock. ELECTIONS BY CMAX STOCKHOLDERS MADE IN THE LETTER OF TRANSMITTAL ARE IRREVOCABLE. CMAX STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. See "The CMAX Merger -- Exchange of Certificates."

     Stock Options; Warrants. Pursuant to the terms of the CMAX Merger Agreement, all stock options and warrants to acquire shares of CMAX Common Stock will be exercised or terminated prior to the CMAX Effective Time. See "The CMAX Merger -- Terms of the CMAX Merger Agreement -- Options and Warrants."

     Recommendation of the Board of Directors of CMAX; Reasons for the CMAX Merger. The Board of Directors of CMAX (the "CMAX Board") has determined that the CMAX Merger and the CMAX Merger Agreement are advisable and in the best interests of CMAX and its stockholders and has unanimously approved the CMAX Merger and the CMAX Merger Agreement. Accordingly, the CMAX Board unanimously recommends that stockholders vote FOR the approval and adoption of the CMAX Merger Agreement. See "The CMAX Merger -- Recommendation of the CMAX Board; Reasons for the CMAX Merger."

     Opinion of CMAX Advisor. Bear, Stearns & Co. Inc. ("Bear Stearns") delivered its oral opinion to the Board of Directors of CMAX on September 7, 1995 to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the transaction contemplated by the CMAX Merger Agreement is fair to the stockholders of CMAX from a financial point of view. The full text of the written opinion of Bear Stearns, dated November 13, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and incorporated herein by reference. The written opinion of Bear Stearns dated November 13, 1995 is substantially identical to the September 7, 1995 oral opinion. Holders of CMAX Common Stock are urged to, and should, read such opinion carefully and in its entirety. See "The CMAX Merger -- Opinion of CMAX Advisor."

     Risk Factors. The proposed CMAX Merger involves substantial risk. The following risk factors, together with all the other information appearing in this Proxy Statement/Prospectus, should be carefully considered by shareholders, in light of their particular investment objectives and financial circumstances, prior to determining how to vote: (i) there are significant uncertainties and risks relating to the integration of the companies' operations; (ii) the consideration to be received in connection with the CMAX Merger is subject to adjustment downward, depending upon the liabilities of CMAX as of the closing of the CMAX Merger Agreement; (iii) substantial risks are associated with the potential volatility in the market price of the Heartland Common Stock upon consummation of the Transactions and subsequent liquidation of shares of

         1176

Heartland Common Stock to satisfy certain obligations of the parties to the Transactions; (iv) Heartland may in the future make additional acquisitions or may be unsuccessful in consummating planned divestitures, each of which could adversely affect the liquidity, results of operations and financial condition of Heartland; and (v) simultaneously with the CMAX Merger, Heartland proposes to enter into several other transactions the result of which, if consummated, will be to substantially increase the number of shares of Heartland Common Stock outstanding. See "Risk Factors."

     Certain Federal Income Tax Consequences. CMAX has received an opinion of its counsel to the effect that the CMAX Merger should constitute a tax-free "reorganization" for federal income tax purposes for holders of CMAX Common Stock, although the matter is not free from doubt. See "The CMAX Merger -- Certain Federal Income Tax Consequences."

     Accounting Treatment. The CMAX Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The CMAX Merger -- Accounting Treatment."

     Dissenters Rights. A CMAX stockholder who votes against the CMAX Merger Agreement does not have a statutory right to demand payment of the fair value of his, her or its shares of CMAX Common Stock. See "The CMAX Merger -- Dissenters and Appraisal Rights."

     Conditions to Consummation of the CMAX Merger. The consummation of the CMAX Merger is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the CMAX Merger Agreement. For a detailed description of the conditions to the CMAX Merger, see "The CMAX
Merger -- Conditions."

     Regulatory Approvals. In addition to the federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part, the CMAX Merger requires the early termination of or lapse of waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which early termination was received by Heartland and CMAX effective as of October 26, 1995. See "The CMAX Merger -- Regulatory Approvals."

     Effective Time of the CMAX Merger. If the CMAX Merger is approved by the requisite vote of the stockholders of CMAX and the other conditions of the consummation of the CMAX Merger are satisfied or, where permissible, waived, the CMAX Merger will become effective immediately upon the filing of a Certificate of Merger with the Secretary of State of Delaware (the "CMAX Effective Time"). See "The CMAX Merger -- Effective Time." The Certificate of Merger for the CMAX Merger will be filed only upon satisfaction or waiver (where permissible) of the conditions contained in the CMAX Merger Agreement and only if no party has exercised any right of termination provided in the CMAX Merger Agreement. See "The CMAX Merger -- Conditions" and "-- Termination."

     Termination of the CMAX Merger Agreement. In general, the CMAX Merger Agreement may be terminated (i) by mutual consent of Heartland and CMAX, (ii) by either Heartland or CMAX if the CMAX Merger has not been consummated by February 29, 1996, and (iii) under certain other circumstances. See "The CMAX
Merger -- Termination."

         1177

     Comparative Per Share Data. The following table sets forth for Heartland Common Stock and CMAX Common Stock certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor CMAX has paid any cash dividends. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes of Heartland and CMAX and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement/Prospectus.

                                                                       HEARTLAND      CMAX
                                                                       ---------     ------
    Book Value Per Share as of
      December 31, 1994..............................................   $  2.71      $ 4.62
      September 30, 1995.............................................   $  3.87      $ 3.67
    Pro Forma Equivalent Book Value Per Share as of September 30,
      1995(1)........................................................   $ 12.66      $ 3.84
    Net Loss Per Share
      for the year ended December 31, 1994...........................   $  (.30)     $(1.05)
      for the nine months ended September 30, 1995...................   $  (.96)     $ (.99)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994...........................   $  (.71)     $ (.22)
      for the nine months ended September 30, 1995...................   $  (.74)     $ (.22)

---------------

(1) The pro forma information for CMAX reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 2,886,148 shares of Heartland Common Stock are issued upon consummation of the CMAX Merger, resulting in an exchange ratio of one Heartland share for 3.294 CMAX shares, (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the CMAX Merger is $28, and (iii) all of the Transactions are consummated.

     Comparative Market Price Data. The Heartland Common Stock and the CMAX Common Stock are listed on the Nasdaq-NMS under the symbols "HART" and "CMAX," respectively.

     On September 11, 1995, the last full trading day preceding the public announcement of the execution of the CMAX Merger Agreement, the closing sale price per share of Heartland Common Stock was $21.50 and the closing sale price per share of the CMAX Common Stock was $6.87. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25 and the closing sale price per share of CMAX Common Stock was $7.68. Stockholders of Heartland and CMAX are urged to obtain current market quotations for Heartland Common Stock and CMAX Common Stock.

     The following table sets forth the closing sale price per share of CMAX Common Stock and Heartland Common Stock as reported on the Nasdaq-NMS, and the "equivalent per share" price of CMAX Common Stock on September 11, 1995, the business date preceding public announcement of the CMAX Merger, and on January 22, 1996.

                                                                                     EQUIVALENT
                                                       CMAX          HEARTLAND       PER SHARE
                                                   COMMON STOCK     COMMON STOCK       PRICE
                                                   ------------     ------------     ----------
    September 11, 1995...........................     $ 6.87           $21.50          $ 8.50
    January 22, 1996.............................     $ 7.68           $29.25          $ 8.50

         1178

                CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS

     Contemporaneously with the transactions described in this Proxy Statement/Prospectus, Heartland proposes to consummate the following transactions (collectively, the "Other Transactions" and together with the CMAX Merger, the "Transactions") (i) the merger ("AWS Merger") of AWS Merger Sub into AWS pursuant to the terms of the AWS Merger Agreement; (ii) the acquisition of a 79.99% venture interest in the FTW Venture that owns and operates a wireless cable television system in Fort Worth, Texas, pursuant to the FTW Agreement, and other transactions contemplated thereby (collectively, the "FTW Transaction");
(iii) the acquisition of a 75% interest in Minneapolis LLC which owns and operates a wireless cable television system in Minneapolis, Minnesota pursuant to the Minneapolis Agreement and other transactions contemplated thereby (collectively, the "Minneapolis Transaction"); and (iv) the acquisition of substantially all of the assets formerly held by Technivision pursuant to the TSC Agreement. This Proxy Statement/Prospectus is one of four proxy statements or prospectuses that contain information provided in the Registration Statement. To obtain, without charge, copies of any other proxy statement or prospectus contained therein, see "Available Information." For a summary discussion of the Other Transactions that are the subject of such other proxy statements or prospectuses, see "Certain Information Regarding Other Transactions." There can be no assurance that any or all of the Other Transactions will be consummated.

                              THE COMBINED COMPANY

     Generally. Following the consummation of the Transactions and the disposition of the Heartland Disposition Assets, if this should occur, Heartland, together with the combined operations and businesses of one or more of AWS, CMAX, FTW Venture, Minneapolis LLC and TSC (collectively, the "Combined Company") will be in the business of developing, owning and operating wireless cable television systems in primarily small and mid-sized markets within the central United States. The Combined Company will continue to build out its existing markets substantially in accordance with the business plan adopted by the management of Heartland and described herein. Management of Heartland does not currently anticipate material changes in the Combined Company's business strategy or market focus, although the Combined Company expects to respond as its management deems appropriate to changes in its markets or competitive environment. The Combined Company will continue to aggregate wireless cable channel rights and locate operations in geographic clusters of small to mid-sized markets that have a substantial number of households not currently passed by traditional hard-wire cable. The Combined Company will also continue its strategy of launching most markets with only 12 channels of programming, focusing on areas with limited access to local off-air VHF/UHF broadcast channels. No assurance can be given that any of the Transactions will be consummated and, if consummated, no assurance can be given that the businesses combined thereby can be successfully integrated. See "The Combined
Company -- Business of the Combined Company After the Transactions."

     Management of the Combined Company. The Combined Company will be managed after consummation of the Transactions by Heartland's existing management, and has entered into a noncompetition and consulting agreement with Steven G. Johnson, the President of AWS. The Combined Company does not expect to retain executive officers (other than Mr. Johnson under a consulting and noncompetition agreement) or any significant numbers of management personnel from AWS or CMAX. No management personnel will be hired from TSC, Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain other employees of AWS, CMAX or TSC. No member of the Board of Directors of AWS, CMAX or TSC will continue to serve as a member of the Board of Directors of the Combined Company following the consummation of the Transactions.

         1179

     Principal Holders. The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent (5%) or more of the shares of Heartland Common Stock and (b) persons that will beneficially own five percent (5%) or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72%    4,000,000        17.14%    4,000,000        20.65%
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78
Charter Wireless Cable
  Holdings, L.L.C........          0           0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....          0           0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in accordance with the TSC Liquidation Plan. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

         1180

     Markets. The following table sets forth certain information with respect to the markets to be acquired by Heartland in the Transactions.

                                                                             CURRENT
                                                             ESTIMATED       CHANNELS          NUMBER OF
                                              ESTIMATED       LINE-OF-      (INCLUDING       SUBSCRIBERS AT
                                                TOTAL          SIGHT         OFF-AIR          NOVEMBER 30,
 TRANSACTION              MARKET              HOUSEHOLDS     HOUSEHOLDS     CHANNELS)             1995
--------------  --------------------------    ----------     ----------     ----------       --------------
CMAX            Salt Lake City, UT*.......       454,000        434,000         27(2)                --
                Amarillo, TX(1)(5)........        90,000         80,000          9(3)                --
                Athens, TX(1)(5)..........        90,000         60,000          7(3)                --
                Austin, TX................       360,000        250,000         31               12,299
                Lubbock, TX(1)(5).........       110,000        100,000         12(4)                --
                San Antonio, TX*..........       550,000        440,000         37               11,805
                Sherman/Denison, TX(5)....       100,000         90,000         31(6)                --
                Temple/Killeen, TX........       110,000         80,000         35                6,312
                Waco, TX..................       100,000         80,000         35                3,860
                                               ---------      ---------                          ------
                                               1,964,000      1,614,000                          34,276
                                               ---------      ---------                          ------
AWS             Los Angeles, CA*..........     3,029,500      2,726,500          9(7)                --
                Minneapolis, MN(8)*.......       958,900        882,200         29                2,744
                Fort Worth, TX(8)*........       539,700        442,500         35(9)             1,554
                Dallas, TX*...............       981,500        872,400         16(7)                --
                Memphis, TN*..............       376,900        350,600         22(7)                --
                                               ---------      ---------                          ------
                                               5,886,500      5,274,200                           4,298
                                               ---------      ---------                          ------
TSC             Dayton, OH*...............       460,000        300,000         31                3,242
                Corpus Christi, TX........       135,000        108,000         31               15,468
                El Paso, TX...............       200,000        180,000         27                   --
                                               ---------      ---------                          ------
                                                 795,000        588,000                          18,710
                                               ---------      ---------                          ------
                                               8,645,500      7,476,200                          57,284
                                               =========      =========                          ======

---------------

 *  Constitutes part of the Heartland Disposition Assets.

(1) Heartland currently has an operating system in Lubbock, Texas and certain wireless cable channel rights in the Amarillo and Corsicana/Athens, Texas markets.

(2) Of these channels, 7 are the subject of pending applications.

(3) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(4) Of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

(5) Currently subleased by Heartland pursuant to the Sublease Agreement with CMAX.

(6) Of these channels, 8 are the subject of uncontested application proceedings.

(7) These systems are not in operation and do not include off-air channels.

(8) Includes acquisition of assets from the FTW Partnership and the Minneapolis Partnership in the FTW Transaction and Minneapolis Transaction, as the case may be.

(9) Includes 8 channels which must be co-located at AWS's headend transmission facility before programming may be effected on these channels.

     Planned Divestitures. The Board of Directors of Heartland has identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Bloom Center/Napoleon, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Fort Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions (collectively, the "Heartland Disposition Assets") as being markets for which Heartland should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, Heartland believes that some or all of such markets, properly developed and operated, offer attractive opportunities to participate in the wireless cable television industry.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets. Heartland expects to sell the Flippin market to TruVision for $1.5 million contemporane-

         1181

ously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     Effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), and CS Wireless Systems, Inc., a Delaware corporation and a wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or its contributing subsidiaries) will receive (i) shares of Newco common stock (the "Newco Common Stock") constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing and secured by proceeds of a contemplated issuance by Newco of $125 million of senior discount notes (the "Newco Financing") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing, and prepayable from asset sales and certain other events. Within six months of closing, CAI and Heartland will complete certain so called post-closing net working capital calculations. Components of such calculations include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following the completion of these calculations, an increase or decrease will occur in the principal amounts of the promissory notes received by Heartland from Newco, and CAI will either contribute to or be entitled to a distribution of cash from Newco, depending upon such calculations.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain major transactions will require the affirmative approval of at least 70% (or 7 of 9) of the Directors of Newco.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can

         1182

be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "The Combined Company -- Business of the Combined Company After the Transactions", "-- Planned Divestitures" and "-- Heartland's Reasons for the Transactions."

     Summary Pro Forma Financial Information. The following table sets forth summary pro forma financial data of Heartland. The summary unaudited pro forma statement of operations data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to January 1, 1994, as if such events had occurred on January 1, 1994. The summary unaudited balance sheet data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to September 30, 1995, as if such events had occurred on September 30, 1995. The information contained in this table should be read in conjunction with "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus.

                                                                            PRO FORMA
                                                                  ------------------------------
                                                                                    NINE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1994             1995
                                                                  ------------     -------------
Statement of Operations Data:
  Total revenues................................................  $ 20,091,635     $  20,757,529
  Total operating expenses......................................    34,716,226        33,264,971
  Operating loss................................................   (14,624,591)      (12,507,442)
  Interest expense, net.........................................     5,303,165         8,789,219
  Income tax benefit............................................     7,282,895         7,839,079
  Net loss......................................................   (13,649,455)      (14,253,813)
  Net loss per common share.....................................  $       (.71)    $        (.74)
  Weighted average shares outstanding...........................    19,230,083        19,280,566
Other financial data:
  EBITDA(1).....................................................  $ (3,449,980)    $    (783,996)

                                                                                   PRO FORMA
                                                                                 SEPTEMBER 30,
                                                                                     1995
                                                                                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted investments..................  $  68,613,369
  Restricted investments.......................................................     24,747,214
  Total assets.................................................................    428,093,782
  Long-term debt, including current portion....................................    141,407,486
  Total stockholders' equity...................................................    244,133,989

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

         1183

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, all of the risk factors listed below should be considered carefully by the stockholders of CMAX. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

LIMITED OPERATING HISTORY; NET LOSSES SINCE INCEPTION

     Although Heartland's business commenced in 1990, it did not generate any revenues until April 1992. As of September 30, 1995, Heartland has recorded net losses of approximately $14.8 million since inception, due primarily to interest expense and charges for depreciation and amortization of capital expenditures to develop its wireless cable systems. Until such time as the Combined Company substantially increases its subscriber base, resulting in higher subscription fee revenues, it will continue to experience losses. Because of the costs associated with launching a wireless cable television system and expanding its subscriber base, continued growth by the Combined Company will tend to reduce net income, if any, or increase net losses. As a result, Heartland expects to continue to experience net losses whether or not the Transactions are consummated and for an indefinite period thereafter while it develops and expands its wireless cable systems even if mature individual systems of the Combined Company are profitable.

SUBSTANTIAL INDEBTEDNESS OF THE COMBINED COMPANY; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

     The Combined Company will have a high level of indebtedness. As of September 30, 1995, on a pro forma basis after giving effect to the consummation of the Transactions, the Combined Company would have had approximately $158.6 million of long-term debt and other liabilities ($8.8 million of which is attributable to the Transactions) including the current portion of the long-term debt of $2.0 million. For the years ended December 31, 1992, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, Heartland's earnings were insufficient to cover fixed charges by $50,822, $406,101, $4,638,284, $1,863,404 and $12,485,232, respectively. The ability of the Combined Company to make payments of principal and interest on its indebtedness will be largely dependent upon its future financial performance. Many factors, some of which will be beyond the Combined Company's control (such as prevailing economic conditions), will affect its financial performance. There can be no assurance that the Combined Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Combined Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Combined Company, that the Combined Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. The Combined Company's high level of indebtedness has several important consequences, including, but not limited to: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on the Combined Company's ability to obtain financing, make capital expenditures and acquisitions and take advantage of other business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. There can be no assurance that the Combined Company will be profitable in the future.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES

     Heartland has experienced rapid growth in the number of its employees and the scope of its operating and financial systems. This growth has resulted in an increased level of responsibility for both existing and new management personnel. The consummation of the Transactions will result in additional significant growth of Heartland's operations, particularly if the planned divestiture of assets by Heartland is not consummated. To manage its growth effectively, Heartland will be required to implement and improve its operating and financial systems and controls and to expand, train and manage its employee base. In addition, Heartland may be required to integrate into its business one or more of the businesses acquired from CMAX, AWS, FTW Venture, the Minneapolis LLC and TSC, although Heartland anticipates disposing of all of the business

         1184

acquired through AWS, the FTW Venture and the Minneapolis LLC. Heartland currently has no plans for the Combined Company to retain any of the executive officers of AWS, CMAX or TSC, other than Steven G. Johnson, the President of AWS, with whom Heartland has entered into a consulting and non-competition agreement. As a result, the Combined Company will be dependent upon the existing management of Heartland to assume and perform the management functions formerly performed by management of each of the parties to the Transactions. To the extent that Heartland's existing management is unable to assume or perform these combined duties, the Combined Company could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future, whether or not Heartland consummates one or more of the Transactions.

     In addition, promptly following the consummation of the Transactions, management of the Combined Company will be required to make and implement a number of strategic and operational decisions regarding the integration of the entity's various operations and the exploitation of its assets and businesses. The timing and manner of the implementation of decisions made with respect to the ongoing business of the Combined Company following the consummation of the Transactions will materially affect the operations of the Combined Company. Given the range of potential outcomes arising from such decisions, and the interrelationships among decisions to be made, it is difficult to quantify with precision the composition of the Combined Company. There can also be no assurance that any acquired businesses will be integrated successfully into Heartland's business.

NEED FOR ADDITIONAL FINANCING FOR GROWTH

     The growth of the Combined Company's business requires substantial investment on a continuing basis to finance capital expenditures and expenses related to subscriber growth and system development. Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

POTENTIAL SIGNIFICANT INDUSTRY TRANSACTIONS

     Significant industry transactions such as acquisitions and dispositions of channel rights, joint ventures and other business transactions between and among participants in the wireless cable television industry have occurred with some frequency in the past, and Heartland's management expects this trend to continue in the foreseeable future. Although Heartland regularly engages in discussions concerning such industry transactions with other industry participants, Heartland is not currently subject to any material definitive agreements in such regard except as disclosed herein or in those documents incorporated herein by reference. Whether Heartland proceeds with any of these discussions and whether the Combined Company ultimately negotiates and/or consummates any additional significant industry transactions will depend, among other things, upon the business and prospects of the Combined Company, industry conditions, investment and growth opportunities available to the Combined Company, stock market conditions, availability and suitability of financing for

         1185

such transactions, regulatory and legal considerations, and other plans and requirements of the Combined Company. No assurance can be given that, if consummated, any such significant industry transactions could be successfully integrated into the Combined Company's business.

INVESTMENT IN NEWCO

     Pursuant to the Newco Transaction, Heartland shall contribute or sell the Heartland Disposition Assets, other than the Memphis and Flippin, Tennessee markets to be disposed of in the Memphis Transaction, and the Los Angeles channel rights (which Heartland will seek to sell directly to a third party), to Newco in exchange for cash, promissory notes and a retained equity interest. The Stockholders Agreement provides that Heartland will have the right to appoint less than a majority of the directors of Newco. Therefore, the Combined Company will not control the management of Newco, and it will be dependent upon the skill, expertise and managerial efforts of the management of Newco to achieve a return on this proposed substantial investment. To the extent that Newco proves unsuccessful in its business, the value of the Combined Company's investment therein will be adversely affected. Further, consummation of the Newco Transaction is subject to significant customary closing conditions. No assurance can be given that such conditions will be satisfied. See "The Combined
Company -- Business of the Combined Company After the Transactions" and
"-- Planned Divestitures."

DEPENDENCE ON EXISTING MANAGEMENT; KEY EMPLOYEES

     Heartland is dependent in large part on the experience and knowledge of existing management. Heartland has not entered into any employment agreements with, or obtained key-man life insurance for, any of its executive officers and there can be no assurance that any of such persons will remain in Heartland's employ in the future. The Combined Company's success is also dependent upon its ability to attract and retain qualified employees to develop and operate its wireless cable systems.

COMPETITION

     The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, satellite master antenna television systems, direct broadcast satellites and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of subscription television, cable television systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In addition, within each market, the Combined Company initially must compete with others to acquire, from the limited number of channel licenses issued, rights to a minimum number of channels needed to establish a viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies, from a proposed new wireless service known as local multi-point distribution and from emerging trends and technologies. Heartland has targeted its marketing in its Existing Systems (as hereafter defined) to households that are unpassed by traditional hard-wire cable and that have limited access to local off-air VHF/UHF broadcast channels. Accordingly, to date Heartland has not encountered significant direct competition from traditional hard-wire cable companies. It is likely, given the markets involved in the Transactions, that the Combined Company will face significant direct competition from traditional hard-wire cable companies in the future, especially in the urban markets acquired in the Transactions if the planned divestiture of such markets described herein is not consummated. The basic programming package offered in each of Heartland's existing systems is comparable to that offered by the local traditional hard-wire cable operators. However, certain of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland. In addition, as the telecommunications industry continues to evolve, the Combined Company may face additional competition from new providers of entertainment and data services. In particular, there are a rapidly growing number of information and data service providers serving consumers via informal communications networks, such as the Internet and World

         1186

Wide Web. Although the Combined Company is unaware of any such provider delivering programming like that available over wireless cable television, there can be no assurance that continuing advances in technology will not make such delivery possible. Even if such direct competition does not exist in the future, however, the Combined Company's services will compete, indirectly, with entertainment services generally, including those provided by operators using evolving technology. Many actual and potential competitors have greater financial, marketing and other resources than Heartland. No assurance can be given that the Combined Company will compete successfully in any or all of its markets.

GOVERNMENT REGULATION

     The right to transmit on wireless cable channels is regulated by the Federal Communications Commission (the "FCC") and the copyright for the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

     Cable Act. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems. Heartland cannot predict precisely what effect these regulations or other governmental regulations may have on traditional hard-wire cable operators as to price and service. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on Heartland in particular.

     Copyright Act. Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The United States Congress recently adopted legislation extending the compulsory copyright licensing system to include wireless cable systems. As a result of this action, wireless cable operators may engage in secondary transmissions of distant programming without the copyright holder's approval, provided that such operators file certain reports and pay certain fees set by the Copyright Royalty Tribunal. See "Risk Factors -- Dependence on Program Material Agreements."

     Regulation of Retransmission. Effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that the Combined Company will be able to obtain such consents on terms satisfactory to the Combined Company.

     Other Regulations. Wireless cable operators are also subject to regulation by the Federal Aviation Administration (the "FAA") with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Combined Company will not be required to incur additional costs in complying with such regulations and restrictions. No assurance can be given that new regulations will not be imposed or that existing regulations will not be changed. Any such new or modified regulations could have a material adverse effect on the wireless cable industry as a whole and on Heartland and the Combined Company in particular.

DEPENDENCE ON CHANNEL LEASES; LOSS OF LICENSES BY LESSORS

     Heartland is dependent, and the Combined Company will be dependent, on leases with unaffiliated third parties for most of its wireless cable channel rights. Heartland has entered into leases for substantially all of its wireless cable channel rights with channel license holders, applicants for channel licenses and applicants that have had previously-filed applications returned without prejudice by the FCC and which will be refiled.

         1187

Heartland's channel leases typically cover four instructional television fixed service ("ITFS") and/or one to four multi-point distribution service ("MDS") wireless cable channels each. Generally, ITFS channels may only be owned by qualified non-profit educational organizations and in general must use a minimum of 20 hours per week per channel for educational programming. The remaining excess ITFS channel air time may be leased to wireless cable operators for commercial use without further restriction. MDS channels may be owned by commercial entities and allow full-time usage without programming restrictions. See "Wireless Cable Industry -- Regulatory Environment." Under the rules of the FCC, the term of an ITFS channel lease cannot exceed ten years. There is no such restriction for MDS channel leases. ITFS licenses generally are granted for a term of ten years and are subject to the renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. The use of such channels by the license holders is subject to regulation by the FCC and Heartland's ability to continue to enjoy the benefits of its leases with channel license holders is dependent upon the continuing compliance by the channel license holders with applicable regulations including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators. The remaining initial terms of most of Heartland's channel leases are approximately 5 to 10 years, although certain of Heartland's channel leases have initial terms expiring during the next several years. Most of Heartland's leases grant Heartland a right of first refusal to purchase the channels after the expiration of the lease if FCC rules and regulations so permit, provide for automatic renewal of the lease term upon FCC renewal of the license and/or require the parties to negotiate lease renewals in good faith. The termination of or failure to renew a channel lease or termination of the channel license, or the failure to grant an application for an extension of time to construct an authorized station, would result in Heartland being unable to deliver television programming on such channel(s). Although Heartland does not believe that the termination of or failure to renew a single channel lease or license would adversely affect the Combined Company, several of such terminations or failures in one or more markets that Heartland actively serves could have a material adverse effect on the Combined Company. Additionally, FCC licenses also specify construction deadlines, which, if not met, could result in the loss of the license. Requests for additional time to construct may be filed and are subject to review pursuant to FCC rules. Certain of Heartland's channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request.

UNCERTAINTY OF GRANT OF PENDING APPLICATIONS

     Applications for wireless cable licenses are subject to approval by the FCC. Applicants with whom Heartland has entered into leases have filed a series of applications with the FCC for a number of wireless cable channels and Heartland has entered into leases for additional channels with applicants that have had previously-filed applications returned without prejudice by the FCC and which have been refiled. The vast majority of such leases are in the form of lease agreements with qualified non-profit educational organizations for ITFS channels. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next several months. There is no limit on the time that may elapse between filing the application with the FCC for a modification or new license and action thereon by the FCC. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications ("Competing Applications") must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of

         1188

applications that will be granted. A number of competing applicants for channel licenses have filed with the FCC petitions to deny the applications in which Heartland has acquired channel rights, based upon alleged substantive defects in the applicant or in technical or other aspects of the application. Heartland anticipates that the FCC will deny most of the current petitions to deny the applications in which Heartland has acquired channel rights. However, no assurance can be given as to the precise number of such petitions that will be denied. Although Heartland does not believe that any single award of a channel license to an applicant that has filed a Competing Application or the granting of any single petition to deny an application in which Heartland has acquired channel rights would adversely affect Heartland, several of such awards or grants could have a material adverse effect on Heartland.

UNCERTAINTY OF ABILITY TO OBTAIN FCC AUTHORIZATIONS

     Wireless cable systems transmit programming over wireless cable channels that are licensed by the FCC. Generally, Heartland believes that a minimum of twelve wireless cable channels are necessary to offer a commercially viable wireless cable system in most rural markets and that more channels are required in more competitive markets, such as those well served by traditional cable television systems. In some of its long-term launch markets, Heartland does not currently have the right to operate twelve channels from the same transmitter site. In those markets, Heartland is dependent upon (i) the grant of pending applications for modification of existing licenses for unbuilt ITFS stations,
(ii) the grant of such license modification applications which have not been filed and/or (iii) the grant of applications for new ITFS licenses, some of which have not been filed. There can be no assurance that any or all of the modification applications and new license applications actually made or anticipated to be made by Heartland will be granted by the FCC. Although Heartland does not believe that the denial of any single modification or new license application will adversely affect it, the denial of several such applications, particularly if concentrated in one or a few of Heartland's markets, could have a material adverse effect on its growth. See "Wireless Cable Industry -- Cable Industry Overview" and "-- Regulatory Environment."

INTERFERENCE ISSUES

     Under current FCC regulations, a wireless cable operator may install receive-site equipment and serve any point where its signal can be received, subject to the interference protection rights of certain other wireless cable systems. Interference from other wireless cable systems can limit the ability of a wireless cable system to serve particular points, in the same manner that interference from one television station limits the ability of a viewer to receive another television station broadcasting on the same frequency. In licensing ITFS and multi-point distribution service stations, a primary concern of the FCC is avoiding situations where proposed stations are predicted to cause interference to the reception of existing station signals. Pursuant to current FCC regulations, a wireless cable license holder is generally protected from interference within 35 miles of the transmission site. Heartland's business plan involves moving the authorized transmitter site of various of its MDS and ITFS licensed stations and obtaining the grant of licenses to new stations that Heartland will use in its wireless cable systems. The FCC interference protection standards may make one or more of those proposed relocations or new grants unavailable. In any such event, it may be necessary to negotiate interference agreements with the licensees of stations which would otherwise block such relocations or new grants. There can be no assurance that the Combined Company will be able to negotiate any required interference agreements on terms acceptable to it. In the event that the Combined Company cannot obtain interference agreements required to implement its plans for a given market, the Combined Company may have to curtail or modify operations in that market. Any substantial modification or curtailment of the Combined Company's operations in its markets could have a material adverse effect on its growth or financial performance. In addition, while the Combined Company's leases with MDS and ITFS licensees require their cooperation, it is possible that one or more of the Combined Company's channel lessors may hinder or delay the Combined Company's efforts to use the channels in accordance with its plans for a particular market.

         1189

AUCTION OF BASIC TRADING AREAS

     As a result of legislation authorizing the FCC to utilize competitive bidding (auctions) for the award of initial licenses or construction permits for certain commercial services when mutually exclusive applications have been filed, on June 15, 1995 the FCC adopted new rules replacing lottery procedures with auctions for the awarding of commercial licenses where two or more parties have filed applications for the same frequencies. Auctions under the new rules began November 13, 1995 for the award of initial commercial licenses for "Basic Trading Areas" or "BTAs" (as defined by Rand McNally); however, the new auction rules do not apply when a license is to be renewed. The new rules are effective although pleadings have been filed which might result in changes in the rules, and any auctions conducted pursuant thereto. License holders that obtain an MDS license via an auction must provide interference protection to the 35-mile protected service area of existing license holders. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's objective criteria.

DEPENDENCE ON PROGRAM MATERIAL AGREEMENTS

     In connection with its distribution of television programming, Heartland is dependent, and the Combined Company will be dependent, on fixed-term contracts with various program suppliers. Generally, the terms of such contracts are for periods of one to five years and began to expire in 1995. Although Heartland has no reason to believe that any such contracts will be cancelled or will not be renewed upon expiration, if such contracts are cancelled or not renewed, the Combined Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Combined Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Combined Company's subscribers. The likelihood that program material will be unavailable to the Combined Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by a vertically integrated cable operator, and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The Cable Act is the subject of various legal challenges and if it were found to be unconstitutional, program suppliers might raise their prices or make their program material unavailable to the Combined Company.

PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION

     Wireless cable programming is transmitted via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations without the use of signal boosters. Consequently, the Combined Company may not be able to supply services to certain potential subscribers. In addition, in limited circumstances, extremely adverse weather can damage transmission and receiving antennas as well as transmit site equipment.

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

     While wireless cable television is not a new technology, it is a relatively new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

         1190

POSSIBLE ADDITIONAL CAPITAL EXPENDITURES FOR HEARTLAND DISPOSITION ASSETS

     No assurance can be given that the planned disposition of the Heartland Disposition Assets will be consummated. Consummation of such planned disposition may require, among other items, consents of CAI's lenders to the Newco Transaction, financing secured by Newco on terms acceptable to CAI and Heartland, and consents of the licensees to the assignment of channel leases to Newco, and of the Flippin and Memphis channel rights to TruVision. Accordingly, Heartland may be required to expend a substantial amount of additional capital to maintain certain assets and/or fund lease payments attributable to the Heartland Disposition Assets. Further, no assurance can be given that the disposition of the Heartland Disposition Assets will have the desired impact on the Combined Company's business or financial affairs.

POSSIBLE ADVERSE TAX CONSEQUENCES ATTRIBUTABLE TO HEARTLAND DISPOSITION ASSETS

     The cash and promissory note portion of the consideration received by Heartland and/or its subsidiaries from consummation of the Memphis Transaction and Newco Transaction may result in the recognition of gain for federal income tax purposes. The amount of any tax liability attributable thereto will depend upon numerous factors, including the tax basis of the assets conveyed, the net operating losses available to Heartland and other factors. Certain of these factors will depend upon the tax attributes of CMAX, AWS and TCS as of the closing of the Transactions. There can be no assurance that sufficient tax bases and net operating losses will exist to defray a material amount of any such gain, thereby requiring Heartland to pay certain tax liabilities to federal and/or state authorities. Any such payments would negatively impact the Combined Company's cash flow.

ASSIGNABILITY OF HEARTLAND DISPOSITION ASSETS CHANNEL LEASES

     Substantially all of the channel leases associated with the Heartland Disposition Assets require the consents of the licensees prior to the assignment thereof. No assurance can be given that such consents will be obtained to the assignment of such channel leases to Newco in the Newco Transaction. The failure to obtain any such consents may prevent the Newco Transaction from being consummated, which could have a material adverse effect on the Combined Company's business or financial affairs. See "Risk Factors -- Possible Additional Capital Expenditures for Heartland Disposition Assets." Further, the consent of the FCC is required prior to the assignment of any MDS channels associated with the Heartland Disposition Assets. Heartland will take appropriate action to obtain such consents with respect to such MDS channels to be acquired by Heartland and thereafter conveyed to Newco as part of any Newco Transaction. Such consents are generally received three to five months after application is made with the FCC. Although Heartland expects to lease any acquired MDS channels to Newco as part of any Newco Transaction pending receipt of server approval, there can be no assurance that the FCC will consent to the assignment of such licenses to Heartland or Newco.

CERTAIN SUBSIDIARIES NOT WHOLLY OWNED

     Heartland generally conducts its business through subsidiaries. Heartland's subsidiaries include non-operating subsidiaries that hold interests in channels, subsidiaries that operate systems and subsidiaries that do both. Heartland also has an operating subsidiary that installs wireless cable systems in various markets served by Heartland and its subsidiaries. Certain of Heartland's subsidiaries are not wholly owned and most subsidiaries are indirectly owned by Heartland as a result of its majority ownership of other entities. Although Heartland has a sufficient interest in its subsidiaries to be able to exercise control over them, Heartland may owe a fiduciary duty to the holders of various minority interests in its subsidiaries. Accordingly, Heartland may not exercise unfettered control over such subsidiaries and may be required to deal with such subsidiaries on terms no less favorable to such subsidiaries than could be obtained from unaffiliated third parties. Heartland believes that all of its dealings with its subsidiaries have been on such terms. In addition, dividends or other distributions paid or made by such subsidiaries must be paid or made on a pro rata basis to all stockholders.

     Further, Heartland owns approximately 27% of the outstanding common stock of Wireless One, Inc., a Delaware corporation ("Wireless One"). Although David
E. Webb and J. R. Holland, Jr., Directors of Heartland, serve as Directors of Wireless One, Heartland cannot exercise unfettered control over this

         1191

substantial investment. Similarly, upon consummation of the Newco Transaction, Heartland will own approximately 39.76% (prior to dilution) of the outstanding common stock of Newco. Although David E. Webb and J.R. Holland, Jr., Directors of Heartland, are expected to serve as Directors of Newco, Heartland will not be able to exercise unfettered control over this proposed substantial investment.

CONTROL BY PRINCIPAL STOCKHOLDERS; AGREEMENT TO VOTE FOR BOARD DESIGNEE OF JUPITER; CO-SALE-RIGHT

     David E. Webb, the President and Chief Executive Officer of Heartland, L. Allen Wheeler, a member of the Board of Directors of Heartland and Hunt Capital Group, L.L.C. ("Hunt Capital"), a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, collectively own approximately 62.68% of the outstanding Heartland Common Stock and, if they act together, will be able to control the election of the members of Heartland's Board of Directors and generally to exercise control over Heartland's affairs. Assuming consummation of each of the Transactions and an average closing price of Heartland's Common Stock of $28, such parties will own approximately 40.81% (33.87% if the maximum number of shares are issued) of the outstanding common stock of the Combined Company. Accordingly, following consummation of the Transactions, such persons acting together will not be able to totally control the election of the members of Heartland's Board of Directors. Pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement"), entered into in connection with the private placement of $40.2 million of 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"), each of Hunt Capital, David E. Webb and L. Allen Wheeler, have agreed to vote their shares of Heartland Common Stock (i) in favor of the election to Heartland's Board of Directors of one designee of the purchaser of the Convertible Notes ("Jupiter") and (ii) in favor of Heartland's Board of Directors consisting of at least three and not more than seven members for so long as Jupiter retains a 25% interest in the Convertible Notes originally purchased by it and/or the shares of Heartland Common Stock issued or issuable upon conversion thereof (the "Conversion Shares") originally issuable to it. The agreement of such stockholders to elect Jupiter's designee to the Board of Directors may restrict the ability of such stockholders to elect their preferred slate of directors to manage Heartland, which may result in a member of the Board of Directors having interests that conflict with those of the other stockholders of Heartland. In addition, under the terms of the Stockholders' Agreement, each of Hunt Capital, David E. Webb and L. Allen Wheeler have agreed that, for so long as Jupiter holds such 25% interest, in the event of any proposed sale or series of sales of Heartland Common Stock by any such stockholder to a non-affiliate for aggregate consideration greater than $15 million or representing in excess of 5% of the outstanding Heartland Common Stock at such time, such stockholder shall not effect such sale unless Jupiter is permitted to participate in such sale on a pro rata basis with such stockholder. The co-sale right may reduce the likelihood of a change in control of Heartland because any potential purchaser of stock held by the controlling stockholders may also be required to purchase shares owned by Jupiter.

LIMITED TRADING VOLUME AND POSSIBLE VOLATILITY OF HEARTLAND COMMON STOCK

     During 1994 and for the first nine months of 1995, the average trading volume of shares of Heartland Common Stock on Nasdaq-NMS was approximately 22,800 and 34,200 shares per day, respectively. As of December 31, 1995, approximately 12,611,132 shares of the Heartland Common Stock were issued and outstanding, including 8,106,825 (including 190,600 shares subject to exercisable options) shares held by executive officers, directors and their affiliates. In connection with the Transactions, Heartland may issue up to an additional 10,721,302 shares (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), or 6,763,949 shares (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods) of Heartland Common Stock, some or all of which will be liquidated by FTW Associates, the Minneapolis Partnership and TSC in connection with their respective plans of liquidation. In addition, some recipients of Heartland Common Stock in the Transactions can be expected to immediately dispose of such shares to meet tax or other obligations. There can be no assurance, given the relatively low volume of trading typically exhibited by the Heartland Common Stock that all of those holders seeking to dispose of Heartland Common Stock will be able to do so

         1192

or at what price such shares will be sold if dispositions are made. It is also possible that there will be much greater volatility in the price of the Heartland Common Stock during the period immediately preceding the Transactions and for some time thereafter. Finally, the market price of the Heartland Common Stock could fluctuate substantially in the future for a variety of reasons, including performance of the Combined Company, investor expectations for the Combined Company and the wireless cable television industry, general economic conditions and fluctuations in the overall stock market. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

NO HEARTLAND COMMON STOCK DIVIDENDS

     Heartland has not paid dividends on Heartland Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

POSSIBLE FUTURE ACQUISITIONS

     Heartland has in the past and is in the process of making a number of acquisitions and may in the future make additional acquisitions. The Combined Company can be expected to seek to acquire additional channel rights, both in its existing markets and in other markets, both directly and indirectly by acquiring other wireless cable television providers. Such acquisitions may be in geographic areas or markets outside of Heartland's traditional focus of small to mid sized markets in the central United States. In addition, it is possible that the Combined Company might make one or more acquisitions outside of the business of providing wireless cable television services. Any such acquisitions may be made for cash, securities, including Heartland Common Stock, or combinations thereof. Under applicable law and regulations, in many circumstances, approval by the Combined Company's stockholders of any such acquisitions may not be required. The Combined Company may pay for such acquisitions in cash or by issuing equity or debt securities. The issuance of equity to effect or finance such acquisitions would have the effect of reducing the percentage ownership of the Combined Company held by each pre-acquisition stockholder and the incurrence of indebtedness in connection with such acquisitions could adversely affect the liquidity, results of operations and financial condition of the Combined Company.

RESCISSION RIGHTS OF PARTNERS OF MINNEAPOLIS PARTNERSHIP AND FTW PARTNERSHIP

     Prior to the date hereof, a predecessor of AWS, through an affiliate, participated in the offer and sale of approximately $29 million of general partnership interests in three general partnerships, including FTW Partnership and Minneapolis Partnership, without registration under any federal or state securities laws. Following an investigation by the Commission, AWS, Steven G. Johnson, a director and officer of AWS, Jeffrey D. Howes, formerly a director and officer of AWS, and Dexter S. Cohen and Kevin C. King, each of whom own greater than five percent of AWS common stock, without admitting or denying any wrongdoing, consented to an SEC order to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act. In addition, securities administrators in 22 states also have investigated or are presently investigating the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which AWS, the issuing general partnerships and Messrs. Johnson and Howes, as officers of AWS, were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. In certain cases, such parties have entered into consent decrees with state regulatory authorities, including an order in Arizona requiring AWS to offer to purchase such general partnership interests sold to residents of Arizona or to pay the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or approximately $566,000, plus interest from the time of investment. AWS has advised the Arizona

         1193

Corporation Commission that it does not intend to make such offer to purchase pending consummation of the transactions described herein.

     On September 29, 1995, AWS and the third general partnership in which interests were sold (the "Pittsburgh Partnership") jointly sold (the "Pittsburgh Sale") their respective interest in the joint venture operating the wireless cable television system in Pittsburgh, Pennsylvania to CAI Wireless Systems, Inc. ("CAI"). General partners holding approximately 72% of the general partnership interests of the Pittsburgh Partnership (the "Pittsburgh Partners") executed and delivered written consents to such sale, each of which included a release of AWS and certain related parties from certain contingent claims including claims arising from the offer and sale of the general partnership interests to the Pittsburgh Partners. There can be no assurance that the Minneapolis Partners and the FTW Partners who do not vote in favor of the Minneapolis Transaction or the FTW Transaction, respectively, or the Pittsburgh Partners who did not vote in favor of the Pittsburgh Sale, or any governmental agency will not institute proceedings against AWS or Heartland, as the successor to AWS, based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. No assurance can be given that a successful claim against the predecessors of AWS could not be asserted against Heartland based on a number of theories involving successor liability. The institution of legal action against Heartland arising out of the offer and sale of general partnership interests by AWS' predecessors could result in substantial defense costs to Heartland and the diversion of efforts by Heartland's management, and the imposition of liabilities against Heartland could have an adverse effect on Heartland.

CMAX MERGER CONSIDERATION; EFFECT ON THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CMAX COMMON STOCK IN THE CMAX MERGER

     The relative stock prices of the Heartland Common Stock and the CMAX Common Stock may vary significantly from the prices as of the date of the CMAX Merger Agreement, the date hereof or the date on which the special meetings are held. These variances may be due to changes in the business, operation and prospects of Heartland and CMAX, market assessments of the likelihood that the CMAX Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed or proposed with respect to the combined companies in connection with or following consummation of the CMAX Merger, general market and economic conditions and other factors. While CMAX may terminate the CMAX Merger Agreement if the Closing Share Price (as defined in the CMAX Merger Agreement) exceeds $34 per share, and Heartland may terminate the CMAX Merger Agreement if the Closing Share Price is less than $10 per share, the dollar value of the Heartland Common Stock to be received by holders of CMAX Common Stock will not be determined until shortly before the CMAX Effective Time, and may be substantially more or less than the value of the Heartland Common Stock as of the date of the CMAX Merger Agreement, the date hereof or the date on which the special meetings are held. Additionally, the consideration to be received by the CMAX shareholders is subject to adjustment downward, depending upon the liabilities of CMAX as of the closing of the CMAX Merger Agreement.

DILUTION OF NEW STOCKHOLDERS

     At September 30, 1995, the net tangible book value per share of the Heartland Common Stock was $(2.09). "Net tangible book value per share of Heartland Common Stock" represents the amount of total tangible assets less total liabilities (excluding deferred income taxes) divided by the number of shares of Heartland Common Stock outstanding. The issuance of the shares of Heartland Common Stock in connection with the Transactions will result in a pro forma net tangible book value per share of Heartland Common Stock of $6.52 at September 30, 1995 assuming 6,688,639 shares of Heartland Common Stock are issued in the Transactions (based upon the number of shares assumed to be issued for purposes of the Pro Forma Statements and a closing price of $28 per share). Thus CMAX stockholders will suffer dilution equal to approximately $21.48 per share of Heartland Common Stock if all of the Transactions are consummated.

         1194

                        INFORMATION CONCERNING HEARTLAND

                                  THE BUSINESS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located in the central United States. Heartland has wireless cable channel rights in 79 markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland believes can be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises).

     Heartland targets small to mid-size markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable. Many of these households, particularly in rural areas, have limited access to local off-air VHF/UHF channels (such as ABC, NBC, CBS and Fox), and typically do not have access to pay television service except via satellite receivers. As a result, Heartland believes that its wireless cable television service is an attractive alternative to existing choices for such households. Heartland estimates that within its 79 wireless cable markets, approximately 2.4 million LOS households, or 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     Heartland's 79 markets include (i) 32 markets in which Heartland has systems in operation (the "Heartland Existing Systems"), (ii) nine markets in which Heartland's system is under construction, (iii) 23 near-term launch markets in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 15 long-term launch markets, including 11 in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four in which Heartland has leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC within the next 24 months. As of November 30, 1995, Heartland was providing wireless cable service to an aggregate of approximately 80,600 subscribers through 32 operational systems located in seven states.

     Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna, by utilizing up to 200 MHz of radio spectrum allocated by the FCC to wireless cable operators. Traditional hard-wire cable systems also transmit signals from a transmission facility, but deliver the signal to a subscriber's location through an extensive network of coaxial cable and amplifiers. Since wireless cable systems do not require such an extensive cable network, wireless cable operators such as Heartland can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable traditional hard-wire systems due to lower network maintenance and depreciation expense.

     Like traditional hard-wire operators, Heartland can offer its subscribers local off-air VHF/UHF channels, as well as HBO, Showtime, Disney, ESPN, CNN, USA, WGN, WTBS, Discovery, the Nashville Network, A&E and other programming services. The channels that Heartland offers in each market will vary depending upon the channel rights secured in such market at the time of system launch. In addition, the available channels in a market will typically change as Heartland continues to acquire channel rights. See "Information Concerning
Heartland -- The Business -- Business Strategy."

     Substantially all of Heartland's subscribers have set-top converters that are fully "impulse addressable," which will allow its subscribers to receive impulse pay-per-view programming. Only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability.

         1195

BUSINESS STRATEGY

     Heartland's primary business objective is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income rapidly after system launch and then expand such system while increasing such system's operating income.

     Rural Market Focus. Heartland aggregates wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a substantial number of households not currently passed by traditional hard-wire cable. Heartland believes that this size market typically has a stable economic base, less competition from alternative forms of entertainment and terrain and other conditions conducive to wireless cable transmissions.

     Managed Subscriber Penetration. Heartland attempts to manage system launch and subscriber growth in order to contain system launch costs and to achieve positive cash flow rapidly. Typically, Heartland's operating systems achieve positive monthly operating cash flow upon obtaining an average of approximately 1,500 subscribers. Within a system, Heartland initially directs its marketing at unpassed households, which typically have limited access to local off-air VHF/UHF broadcast channels. Accordingly, Heartland believes it can launch service successfully in most of its markets with only 12 channels of programming, allowing it to contain system launch costs and achieve positive cash flow with a lower number of subscribers. Generally, once a system achieves positive cash flow, Heartland will expand the channel offering and add subscribers while increasing such system's positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems were generating positive monthly operating cash flow. The remaining operating systems that were not generating positive monthly operating cash flow had not reached an average of 1,500 subscribers.

     Low Cost Structure. Wireless cable systems typically cost significantly less to build and operate than traditional hard-wire cable systems for several reasons. First, while both traditional hard-wire cable operators and wireless cable operators must construct a head-end, traditional hard-wire cable operators must also install an extensive network of coaxial cable and amplifiers in order to transmit signals from the head-end to subscribers. Once the head-end is constructed, Heartland estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers. Second, without an extensive cable network, wireless cable operators typically incur lower system maintenance costs and depreciation expense. Third, programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Fourth, Heartland currently experiences a low rate of subscriber turnover of on average approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. Finally, by locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service.

     Acquisition of ITFS Channel Rights. Because Heartland believes it can launch service successfully in its markets with as few as 12 channels of programming, Heartland focuses on development of the 20 available ITFS channels. See "Wireless Cable Industry -- Regulatory Environment -- General." In most of Heartland's markets, few, if any, licenses for ITFS channels had been granted by the FCC to any non-profit educational organizations prior to Heartland's initial development of such markets. Heartland cooperates with many non-profit educational organizations in obtaining ITFS licenses from the FCC. Once Heartland has secured rights to at least 12 ITFS channels in a market, Heartland believes it can launch a commercially viable system in such market. Heartland believes that its strategy of first developing the ITFS channels, in lieu of the MDS channels, has resulted in aggregate leased license expense in its operating systems that is less than the industry-wide average leased license expense.

         1196

PLANNED DIVESTITURES

     Certain of the wireless cable assets currently held by Heartland and certain of the assets sought to be acquired by Heartland in the Transactions are not part of Heartland's current long-term business plan, either because they were inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board of Directors (the "Heartland Board") felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. For example, Heartland will seek to sell AWS's channel rights in Los Angeles to a third party. Also, Heartland and AWS have agreed to sell the Flippin and Memphis, Tennessee markets to TruVision for $1.5 million and $3.9 million, respectively. Further, Heartland has entered into the Participation Agreement with CAI pursuant to which Heartland shall convey and sell to Newco the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline, Michigan, Napoleon/Bloom Center, Indiana, Dallas, Ft. Worth and San Antonio, Texas, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to Newco for approximately $28.3 million of cash, $40 million of promissory notes and a retained equity interest of approximately 39.76 percent. Each of these proposed dispositions is subject to significant customary closing conditions, and no assurance can be given that all or any of such assets will be disposed of on such terms. In addition, sales of assets to Newco are dependent upon the consummation by Newco of certain financing transactions. If the divestiture of any of such assets is not effected as currently anticipated by the Heartland Board, the assets not disposed of will be held by Heartland until other strategic uses can be found therefor. See "The Combined Company -- Planned Divestitures."

         1197

HEARTLAND EXISTING SYSTEMS AND HEARTLAND'S MARKETS

     The table below provides information regarding the 79 existing markets in which Heartland currently has wireless cable channel rights, unless otherwise noted, as of November 30, 1995.

                                       ESTIMATED        ESTIMATED                           NUMBER OF
                                         TOTAL        LINE-OF-SIGHT       CURRENT        SUBSCRIBERS AT
               MARKET                  HOUSEHOLDS     HOUSEHOLDS(1)     CHANNELS(2)     NOVEMBER 30, 1995
-------------------------------------  ----------     -------------     -----------     -----------------
EXISTING SYSTEMS
  Ada, OK............................      30,399          24,319            32                6,508
  Wichita Falls, TX..................      78,290          74,376            28                6,093
  Midland, TX........................     120,037         114,035            26                5,017
  Abilene, TX........................      86,676          82,344            23                4,020
  Lawton, OK.........................      97,023          92,172            27                6,334
  Laredo, TX.........................     313,406(3)      297,736(3)         27                5,420
  Enid, OK...........................      76,602          72,772            21                3,694
  Lindsay, OK........................      51,041          40,833            32                3,267
  Ardmore, OK........................      60,192          51,163            20                3,233
  Mt. Pleasant, TX...................      33,589          26,871            16                1,684
  Lufkin, TX.........................     117,534          88,150            12                   --(4)
  Shaw, KS...........................      47,223          42,763            30                3,961
  Texarkana, TX......................     118,204          94,563            20                1,997
  Stillwater, OK.....................      54,562          40,922            20                5,428
  Lubbock, TX........................     123,934         105,323            34(5)             5,934
  McLeansboro, IL....................      80,136          60,102            34                  859
  Vandalia, IL.......................      73,593          55,195            20                1,365
  Olney, IL..........................      67,812          50,859            20                1,195
  Lykens, OH.........................     210,800         168,640            20                  700
  Paragould, AR......................      77,523          58,500            21                2,157
  Sikeston, MO.......................      69,837          52,378            24                2,163
  Taylorville, IL....................     159,596         119,697            20                1,336
  Peoria, IL.........................     276,446         248,801            19                  762
  Manhattan, KS......................      56,473          42,355            20                  945
  O'Donnell, TX......................      68,940          65,493            27                1,053
  Olton, TX..........................      32,548          30,921            28                  933
  Monroe City/Lakenan, MO............      46,376          34,782            27                  978
  Grand Rapids/Moline, MI(6).........     458,455         343,841            22                  216
  Sweet Springs, MO(6)...............      64,113          48,085            28                  588
  Maysville, MO(6)...................      69,307          51,980            25                  557
  Paris, TX..........................      55,445          41,584            20                   79
  Champaign, IL(7)...................     164,992         148,493            23                2,120
                                        ---------       ---------                             ------
  Total -- Existing Systems..........   3,441,104       2,870,048                             80,596
                                        =========       =========                             ======

         1198

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------  ---------------    -------------    ------------
SYSTEMS UNDER CONSTRUCTION
  Corsicana/Athens, TX(9)...........................        69,161            62,245           23(10)
  Harper/Freeport, IL...............................       125,269            93,952           20
  Hamilton, TX......................................        28,551            21,413           20
  Peaksville, MO....................................        48,157            36,118           15
  Marion, KS........................................        53,881            40,411           19
  Sherman/Denison, TX(12)...........................       100,000            90,000           31(13)
  Sterling, KS......................................        45,213            38,431           24
  Strawn/Ranger, TX.................................        34,488            25,866           20
  Walnut Grove, IL..................................        84,226            63,170           20
                                                         ---------         ---------
          Total -- Systems Under Construction.......       588,946           471,606
                                                         ---------         ---------
NEAR-TERM LAUNCH MARKETS(14)
  Adairsville, GA(11)...............................       205,662           154,247           16
  Amarillo, TX......................................       106,670           101,337           26(15)
  Anthony, KS.......................................        15,798            11,845           16
  Bellflower, MO....................................        63,384            57,046           20
  Bloom Center/Napoleon, IN(6)......................       140,749           112,599           20
  Bluffs, IL........................................        46,389            34,792           20
  Columbia, MO......................................       149,622           127,179           18
  Forrest City, AR..................................        55,642            41,732           21
  Flippin, TN(16)...................................       104,980            83,984           24
  Holdenville, OK...................................        50,637            45,573           16
  Kossuth, TX.......................................        52,490            39,368           20
  Lenapah, OK.......................................        51,921            38,941           12
  Mayfield, KY......................................       175,948           155,972           21
  Muskogee, OK......................................        66,510            53,208           18
  Powers Crossroads, GA(11).........................       135,037           101,278           20
  Purdin, MO........................................        25,001            18,751           20
  Rutledge, GA(11)..................................       141,370           106,028           16
  Shreveport, LA....................................       214,315           182,168           24
  Springfield, MO...................................       139,706           118,750           16
  Tulsa, OK.........................................       321,922           273,634           16
  Tyler, TX.........................................       233,416           186,734           14
  Weatherford, OK...................................        31,445            29,873           16
  Wick, OH..........................................       336,098           268,878           21
                                                         ---------         ---------
          Total -- Near-Term Launch Markets.........     2,864,712         2,343,917
                                                         ---------         ---------
LONG-TERM LAUNCH MARKETS(17)
  Altus, OK.........................................        30,653            29,120           16
  Burnet, TX........................................        24,917            18,688           16
  Charlotte, TX.....................................        32,771            24,578           16
  Crow, TX..........................................        71,421            57,137           12
  Des Moines, IA....................................       267,279           240,551           16
  El Dorado, AR.....................................        54,727            38,310           16
  Elk City, OK......................................        26,379            21,103           17
  Fischer, TX.......................................       317,039           237,779           20
  Henryetta, OK.....................................        31,968            25,574           16
  Ingram, TX........................................        26,235            19,676           20
  McAlester, OK.....................................        36,475            25,533           16
  Miami, OK.........................................        70,820            60,197           15

         1199

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------     ---------         ---------
  Seminole, OK......................................        42,204            35,873           19
  Sabinal, TX.......................................        15,795            11,846           20
  Topeka, KS........................................       211,762           190,586           16
                                                         ---------         ---------
          Total -- Long Term Launch Markets.........     1,260,445         1,036,551
                                                         ---------         ---------
TOTAL -- ALL COMPANY MARKETS........................     8,155,207         6,722,122
                                                         =========         =========

---------------

 (1) Estimated Line-of-Sight Households for each market represents Heartland's estimate of the total number of households within the service area of the primary transmitter in each market that can receive an unobstructed signal based on topographical and engineering analysis and other relevant factors.

 (2) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (3) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (4) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (5) Includes additional channels subleased pursuant to the Sublease Agreement with CMAX. See "The CMAX Merger -- Terms of the CMAX Merger
     Agreement -- CMAX Sublease Agreement." Channel capacity has been increased by 12 channels in the Lubbock System, of which four are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (6) These markets are included in the Heartland Disposition Assets. See "The Combined Company -- Planned Divestitures."

 (7) Heartland consummated the acquisition of the system in Champaign, Illinois on January 16, 1996.

 (8) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch include channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (9) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

(10) Heartland currently subleases 7 of these channels from CMAX pursuant to the Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(11) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(12) Heartland currently subleases the wireless channel rights in the Sherman/Denison System pursuant to the Sublease Agreement with CMAX.

(13) Of these channels, 8 are the subject of uncontested application proceedings.

(14) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(15) Heartland currently subleases 9 of these channels from CMAX pursuant to the Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(16) Heartland is currently a party to an agreement relating to the disposition of this market. See "The Combined Company -- Planned Divestitures."

(17) Such markets include six markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC within the next 24 months. See "Risk Factors -- Uncertainty of Grant of Pending Applications."

     Existing Systems. Heartland currently has 32 Existing Systems. Heartland generally offers 16 to 24 basic cable channels, one to three premium channels (HBO, Showtime and Cinemax) and one pay-per-view channel. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered, resulting in aggregate offerings of approximately 18 to 32 channels. Generally, the Heartland Existing Systems lease all of their

         1200

wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging from years 1998 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The Heartland Existing Systems transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Systems Under Construction. Heartland currently has nine additional systems under construction, which are located in Corsicana/Athens, Texas (certain channels of which were subleased from CMAX pursuant to the Sublease Agreement), Harper/Freeport, Illinois, Hamilton, Texas, Peaksville, Missouri, Marion, Kansas, Sherman/Denison, Texas (which was subleased from CMAX pursuant to the Sublease Agreement), Sterling, Kansas, Strawn/Ranger, Texas and Walnut Grove, Illinois. In each of the systems under construction, Heartland has ordered equipment to commence construction necessary to transmit on its channels in such markets.

     Generally, Heartland's systems under construction lease all of their wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging from years 2001 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The systems under construction transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Near-term and Long-term Launch Markets. In these markets, Heartland has aggregated or is aggregating additional wireless cable channel rights. In the near-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system. In six of the long-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and in four of such markets, Heartland has leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC within the next 24 months. The vast majority of Heartland's channel rights in the long-term launch markets are in the form of lease agreements with educational entities that have pending applications for ITFS channels or that have had applications returned without prejudice by the FCC which will be refiled. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next 24 months. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed and Competing Applications may be filed with respect to the applications to be refiled. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. Heartland therefore anticipates that a substantial number of the pending applications and applications to be refiled will be granted by the FCC over the next 24 months. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. See "Risk Factors -- Dependence on Channel Leases" and "Risk Factors -- Uncertainty of Grant of Pending Applications."

     Heartland currently plans to finish construction of all systems currently under construction during the first quarter of 1996. In addition, Heartland currently expects to construct 20 to 25 additional systems through the end of 1996. Construction will entail the construction of a transmission building near a transmission tower and the installation of transmission equipment and, in certain cases, the construction of the transmission tower. The construction of the transmission facility will enable Heartland to launch wireless cable service in such markets. Heartland is analyzing the appropriate construction schedule for its additional markets. This analysis is being performed based upon multiple factors, including, but not limited to, the expiration dates of leases and FCC construction permits, the number of potential subscribers in each market, the availability of capital and the proximity of a market to its existing systems or other markets ready for construction.

         1201

SYSTEM COSTS

     Traditional hard-wire cable systems typically cost significantly more to build than wireless cable systems. Heartland estimates that the current cost per market for transmission (or head-end) equipment for its wireless cable systems will average approximately $750,000 to $900,000 depending upon the type and sophistication of the equipment and whether Heartland is required to construct a transmission tower. Although traditional hard-wire cable operators must also construct a transmission (or head-end) facility, hard-wire systems must also install a network of coaxial cable and amplifiers in order to deliver signals to their subscribers. This considerable cost is not incurred by wireless cable operators and is only partially offset by the cost a wireless cable operator incurs to purchase and install the wireless frequency receiving antenna and related equipment necessary for each subscriber's location. Heartland estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers.

     The system operating costs for wireless cable systems also are generally lower than those for comparable traditional hard-wire systems. This is attributable to lower system network maintenance and depreciation expense. Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. By locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Each of the Heartland's operating systems or system clusters is managed by a general manager who reports directly to a regional manager. General managers are responsible for the day-to-day operations of their respective systems. Each operating system is staffed with customer service and sales representatives and service technicians. All other functions, including engineering, marketing, billing, and finance and administration, are centralized.

MARKETING AND CUSTOMER SERVICE

     Heartland markets its wireless cable service by highlighting four major competitive advantages over traditional hard-wire cable services and other pay-television alternatives: (1) picture quality and reliability, (2) customer service, (3) programming features and (4) price.

     Picture Quality and Reliability. Heartland's transmission facilities use the latest available technology. Heartland believes that it is positioning itself as a reliable alternative to traditional hard-wire cable by delivering a high quality signal throughout the entire signal area of the Heartland Existing Systems. Wireless cable subscribers enjoy substantially outage-free, highly reliable picture quality because there is no coaxial cable, amplifiers or processing and filtering equipment between the head-end and the subscriber's household, as in the case of traditional hard-wire cable. Within the signal range of the Heartland Existing Systems, the picture quality of Heartland's service is at least as good as that typically received by traditional hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between Heartland's head-end and the subscriber. See "Risk Factors -- Physical Limitations of Wireless Cable Transmission."

     Customer Service. Heartland has established the goal of maintaining high levels of customer satisfaction. In furtherance of that goal, Heartland emphasizes responsiveness and convenient installation scheduling. Heartland has established customer retention and referral programs in an effort to obtain and retain new subscribers. Heartland plans to expand its customer service operations and management information systems as its systems in operation expand. Because municipal franchises created virtual monopolies for traditional hard-wire cable companies, in the past, few have had an incentive to provide as high levels of customer service as Heartland provides. The regulations authorized under the Cable Act will require traditional hard-wire cable

         1202

companies to provide improved customer service which may decrease Heartland's competitive advantage in this area.

     Programming Features. In the Heartland Existing Systems (other than the Lufkin, Texas System) and markets under construction, Heartland believes that it has assembled sufficient channel rights and programming agreements to provide a programming package competitive with those offered by traditional hard-wire cable operators. Additionally, Heartland has the capacity to offer pay-per-view programming and impulse addressability not currently widely offered by traditional hard-wire cable operators. Heartland's typical channel offering includes between 16 and 24 basic cable channels, one to three premium channels (HBO, Showtime or Cinemax) and one pay-per-view channel on an event-by-event basis. Specific programming packages vary according to particular market demand. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered and resulting in aggregate offerings of approximately 18 to 32 channels.

     Price. Heartland offers its subscribers a programming package consisting of basic service and premium programs. Heartland can offer a price to its subscribers for basic service that is competitive with traditional hard-wire cable operators because of lower capital and operating costs. Heartland is unable to predict precisely what effect FCC regulations enacted pursuant to the Cable Act will have on the rates charged by traditional hard-wire cable operators. Notwithstanding the regulations, Heartland believes it will continue to be price competitive with traditional hard-wire cable operators with respect to comparable programming. Heartland's typical pricing structure is $17.95 to $19.95 for basic service and $5.95 to $9.95 for one premium service channel or $14.95 for a combination premium service. Depending on market demand and competition, Heartland offers a combination package consisting of basic service, rental of the receive-site equipment and two premium channels for $29.95 per month.

LEGAL PROCEEDINGS

     On June 21, 1995, TruVision Cable, Inc. ("TruVision") filed a lawsuit in the Circuit Court of Rankin County, Mississippi naming Heartland and AWS as defendants. TruVision asserted in its original pleadings that it had an agreement to purchase from AWS certain wireless cable assets in Memphis, Tennessee ("Memphis Market") for approximately $2,200,000 which agreement Heartland interfered with by entering into negotiations and an alleged agreement with AWS. In its original pleadings, TruVision alleged that Heartland entered into an agreement to acquire AWS, which agreement is alleged to have valued AWS's assets relating to the Memphis Market at $7,000,000. As a result, TruVision sought actual damages of $4,800,000. Subsequently, on June 29, 1995, TruVision filed its First Amended Complaint asserting that in addition to damages sought in its original pleadings, TruVision was entitled to additional damages of an amount as yet undetermined by TruVision, but estimated by TruVision to be $28,196,642, in respect of diminution in the value of TruVision's assets outside of the Memphis Market caused by the alleged agreement between AWS and Heartland and actions related thereto. TruVision is also seeking $20,000,000 in punitive damages. On July 26, 1995, Heartland filed a Motion to Dismiss this litigation for lack of personal jurisdiction. Heartland intends to vigorously defend this lawsuit. On November 7, 1995, Heartland and TruVision entered into an Asset Purchase Agreement providing for the sale by Heartland to TruVision of the Flippin, Tennessee wireless cable market for $1.5 million in cash. On November 7, 1995, TruVision and AWS entered into an Asset Purchase Agreement providing for the sale by AWS to TruVision of the Memphis, Tennessee wireless cable market for $3,900,000 in cash, subject to adjustment. Consummation of each such agreement is contingent upon the consummation of the other agreement. Further, each agreement provides that, prior to closing, each party agrees that this lawsuit would be stayed. Assuming consummation of each Transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision shall have the right to prosecute the lawsuit, and AWS and Heartland shall have the right to raise all defenses and counterclaims associated therewith.

     Certain subsidiaries of Heartland are named as defendants in a lawsuit in the United States District Court, Western Division of Louisiana, Monroe Division, commenced on May 15, 1995 by TCG of Monroe, Inc. On May 18, 1995, a subsidiary of Heartland acquired for $100,000 cash all of the outstanding capital

         1203

stock of Cotton Country Cable, Inc. ("Cotton Country") which held certain wireless cable channel rights in the Monroe, Louisiana market. Cotton Country owes its former shareholders $500,000, which sum is subject to offset for any damages suffered by Cotton Country or Heartland as a result of this lawsuit. These former shareholders are also named as defendants in the lawsuit. The plaintiff has requested, among other items, declaratory relief and specific performance to enforce an alleged prior contract of sale of these cable rights to it from Cotton Country. Further, the plaintiff sought injunctive relief, which was denied on August 8, 1995. Heartland believes all claims against its subsidiaries are without merit and intends to vigorously defend the lawsuit. In addition, Heartland believes that an adverse outcome, if any, would not have a material adverse effect on Heartland. In connection with consummation of the Wireless One Transaction (as hereinafter defined), Heartland conveyed its rights in the Monroe, Louisiana wireless cable market to Wireless One, and agreed to indemnify, defend and hold harmless Wireless One from and against this lawsuit.

     Heartland is a party, from time to time, to routine litigation or employment litigation incident to its business. No provision has been reflected in the Heartland financial statements for any litigation. It is the opinion of management that no pending litigation matter will have a material adverse effect on Heartland's financial condition, results of operations or properties.

EMPLOYEES

     As of December 31, 1995, Heartland had approximately 790 employees. None of Heartland's employees is subject to a collective bargaining agreement. Heartland has experienced no work stoppages and believes that it has good relations with its employees. Heartland also presently utilizes the services of independent contractors to build and install certain of its wireless cable systems and market its services.

PROPERTIES

     Heartland leases approximately 5,500 square feet of office space for its executive offices in Richardson, Texas under a lease that expires September 30, 1998. Heartland pays approximately $35,000 per annum rent for such space. Heartland leases from an affiliate of Messrs. Webb and Wheeler approximately 2,400 square feet for its operating offices in Durant, Oklahoma under a lease that expires May 31, 2000. Heartland pays $18,000 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 5,000 square feet of office space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires March 1, 2000 subject to a 5-year renewal option. Heartland pays $29,004 per annum rent for such space. Heartland leases approximately an additional 1,126 square feet from an affiliate of Messrs. Webb and Wheeler under a lease that expires on May 31, 2000. Heartland pays $8,448 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 10,000 square feet of warehouse space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires on August 1, 2000. Heartland pays $16,000 per annum rent for such space. See "-- Certain Transactions." Heartland believes that these facilities are adequate for the foreseeable future.

     The principal physical assets of a wireless cable system consist of satellite signal reception equipment, radio transmitters and transmission antennae, as well as office space and transmission tower space. Heartland leases office space for the Heartland Existing Systems and will, in the future, purchase or lease additional office space in other locations where it launches other wireless cable systems. Heartland also owns transmission towers or leases space on transmission towers located in its markets. The current capacity range of Heartland's transmission facilities is from 10 to 50 watts, capable of generating a signal over a 35 to 50 mile range. Heartland believes that office space and space on transmission towers currently is readily available on acceptable terms in the markets where Heartland intends to operate wireless cable system.

         1204

                              RECENT TRANSACTIONS
CONSENT SOLICITATION

     Between September 12, 1995 and September 29, 1995, Heartland engaged in the solicitation of consents (the "Consent Solicitation") of the holders of its 13% Senior Notes due 2003 (the "Senior Notes") to (i) amend certain provisions of the indenture then in effect governing the Senior Notes (the "Original Indenture") to permit Heartland to consummate the Wireless One Transaction (as hereinafter defined) and the Transactions and (ii) additionally amend certain definitions and covenants in the Original Indenture, which imposed restrictions on Heartland's ability to pursue certain additional acquisition, divestiture, financing and other opportunities that Heartland believed were necessary to enhance the value of Heartland. The amendments referred to in (i) and (ii) above and sought by Heartland in the Consent Solicitation are referred to herein as the "Proposed Amendments."

     In the Original Indenture Heartland agreed, among other things, to certain restrictions on its and its subsidiaries, ability to make certain investments, to incur certain indebtedness and to consummate certain asset sales. Accordingly, in order to enable Heartland to consummate the Transactions and to facilitate Heartland's ability to pursue such additional opportunities, if and when they arise, Heartland engaged in the Consent Solicitation.

     The Proposed Amendments required the approval of at least a majority in aggregate principal amount of the Senior Notes that were outstanding on or prior to September 29, 1995, the expiration date of the Consent Solicitation. The Proposed Amendments received approval of approximately 95.5% in aggregate principal amount of the Senior Notes and, accordingly, became effective as of October 2, 1995 upon the execution of a supplemental indenture embodying such Proposed Amendments. Promptly after the effectiveness of the supplemental indenture including the Proposed Amendments, Heartland paid to each holder of the Senior Notes who delivered a properly completed and executed consent form $10 in cash for each $1,000 principal amount of Senior Notes for which such consent form was delivered by such holder. Heartland paid an aggregate of $955,000 to the holders of the Senior Notes in this regard.

EXCHANGE OFFER OF SENIOR NOTES

     In connection with the issuance and sale of the Senior Notes, Heartland agreed (i) to file within 30 days after the date of issuance of the Senior Notes (the "Issue Date"), and to cause to become effective within 120 days after the Issue Date (August 24, 1995), a registration statement (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Senior Notes for exchange notes which will have terms identical in all material respects to the Senior Notes (the "Exchange Notes"), except that the Exchange Notes will not contain terms with respect to transfer restrictions, and (ii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Senior Notes. Heartland filed the Exchange Offer Registration Statement with the Commission on May 5, 1995, but the Exchange Offer Registration Statement has not yet been declared effective. Since Heartland has not complied with its registration obligations in a timely manner, it will be required to pay additional interest (in addition to the scheduled payment of interest) during the first 90 day period of such default in an amount equal to 0.50% per annum at the end of such 90-day period. The amount of the additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2% per annum.

THE WIRELESS ONE TRANSACTION

     Effective October 24, 1995, Heartland and certain affiliates of Wireless One consummated a transaction (the "Wireless One Transaction") pursuant to which Heartland and such affiliates contributed all of their respective wireless cable assets in various markets in Alabama, Florida, Georgia, Louisiana and Texas in exchange for $10 million and common stock of Wireless One. Heartland contributed assets relating to 28 markets, including 16 of which were either previously held for sale or were markets in which Heartland had not yet aggregated sufficient wireless cable channel rights to launch a commercially viable wireless cable system. As a result of the Wireless One Transaction, and after giving effect to the initial public offering of its

         1205

common stock contemporaneously therewith, Heartland became the beneficial owner of approximately 26% (after exercise of its over-allotment) of the outstanding common stock of Wireless One.

     In connection with the Wireless One Transaction, Heartland granted Wireless One the option to purchase the wireless cable channel rights of Heartland and its subsidiaries in certain additional markets located in Florida, for either Wireless One Common Stock or cash, at Wireless One's option. Further, following consummation of the Wireless One Transaction, Heartland and Wireless One entered into a letter of intent providing Wireless One an option, exercisable prior to February 29, 1996, to purchase the wireless cable channel rights of Heartland in three markets in Georgia for aggregate consideration of approximately $7.2 million, payable in cash.

     Heartland and certain of the Old Wireless One Stockholders, who beneficially own in the aggregate 57.3% of the outstanding Wireless One Common Stock, are parties to a stockholders agreement (the "Wireless One Stockholders Agreement") whereby, among other things, they agreed to vote their shares of Wireless One Common Stock so that the Board of Directors of Wireless One will have up to seven members, up to three of whom will be designated by Heartland (at least one of whom cannot be an affiliate of Wireless One or Heartland), up to three of whom will be designated by the Old Wireless One Stockholders who are parties to the Wireless One Stockholders Agreement, including Chase Manhattan Capital Company ("CMCC") (at least one of whom must be independent of Wireless One and such stockholders), and one of whom will be designated by CMCC.

     In addition, Heartland has agreed that with certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Heartland will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Alabama, Georgia, Florida, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee, except for the Memphis, Tennessee market and certain existing markets owned by Heartland in these states as of the date of consummation of the Wireless One Transaction. Wireless One has agreed that, also subject to certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Wireless One will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Arizona, Arkansas, Colorado, Illinois, Indiana, Iowa, Kansas, Michigan, Missouri, New Hampshire, Oklahoma, Ohio, Texas and Wyoming, except for certain existing wireless cable markets owned by Wireless One in these states as of the closing of the Wireless One Transaction.

AMENDMENT TO NOTE PURCHASE AGREEMENT

     On October 3, 1995, Heartland and Jupiter entered into that certain Second Amendment to Note Purchase Agreement (the "Second Amendment") to the Note Purchase Agreement for the Convertible Notes (the "Note Purchase Agreement"). Heartland agreed to such amendments in connection with Jupiter's agreement to consent, pursuant to the terms of the Note Purchase Agreement, to the CMAX Merger. Such amendments included the following:

          (a) Heartland's agreement that Jupiter's consent would be required for all acquisitions prior to December 31, 1997, except the acquisition of channel rights in any wireless cable market where Heartland previously owned or leased 16 or more channels or a lease of channel rights in any wireless cable market where Heartland previously owned or leased 12 or more channels, in each case subject to maximum aggregate consideration of $900,000 in cash and 100,000 shares of restricted Heartland Common Stock, without registration rights;

          (b) The parties clarification that an acquisition of channel rights for purposes of the foregoing restriction would include any loan made in connection with an agreement to enter into a purchase transaction, including any option agreement;

         1206

          (c) Heartland's agreement that Permitted Dispositions (as defined in the Note Purchase Agreement) would be limited to dispositions for cash, with Jupiter approval required for any non-cash dispositions and the contribution of assets to any non-wholly owned entity.

          (d) The definition of a Change of Control (as defined in the Note Purchase Agreement) being amended to include a series of transactions consummated prior to December 31, 1997, culminating in a Change of Control;

          (e) The period for which a Change of Control triggers a Material Default (as defined in the Note Purchase Agreement) being extended until December 31, 1997;

          (f) The definition of a Material Default being clarified to confirm that a Change of Control is a Material Default, whether or not the transaction resulting in a Change of Control is approved by Jupiter; and

          (g) The Jupiter nominee which is elected to the Board of Directors of Heartland serving as a member of the Compensation Committee of Heartland.

NEWCO TRANSACTION

     Effective December 12, 1995, Heartland, CAI and CS Wireless Systems, Inc., a Delaware corporation and wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement, pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of certain specified Heartland Disposition Assets. Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain of its subsidiaries. See "The Combined Company -- Planned Divestitures."

            DIVIDENDS ON AND MARKET PRICES OF HEARTLAND COMMON STOCK

     Heartland Common Stock has been traded on the Nasdaq-NMS under the symbol "HART" since April 28, 1994. On December 31, 1995, there were approximately 92 holders of record of Heartland Common Stock.

     The following table sets forth the high and low closing sales prices per share of Heartland Common Stock as reported on the Nasdaq-NMS for the periods indicated.

                                                                           HEARTLAND
                                                                      COMMON STOCK PRICES
                                                                     ---------------------
                                                                       HIGH         LOW
                                                                     --------     --------
    CALENDAR YEAR 1994:
      2nd Quarter*.................................................  $  11.50     $  10.00
      3rd Quarter..................................................  $  15.50     $   9.50
      4th Quarter..................................................  $  15.75     $  11.00
    CALENDAR YEAR 1995:
      1st Quarter..................................................  $  17.25     $  11.75
      2nd Quarter..................................................  $  24.25     $  15.50
      3rd Quarter..................................................  $  25.75     $  19.50
      4th Quarter..................................................  $  31.50     $  27.00
    CALENDAR YEAR 1996:
      1st Quarter (through January 22, 1996).......................  $  29.75     $  28.75

---------------

* From April 28, 1994.

     The market quotations in the chart above reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. RECIPIENTS OF THIS PROXY STATEMENT/PROSPECTUS ARE ENCOURAGED TO CHECK THE MOST RECENT MARKET PRICES OF THE HEARTLAND COMMON STOCK.

         1207

     No dividends have ever been paid or declared on the Heartland Common Stock. Heartland does not expect to declare any dividends on Heartland Common Stock in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full.

     On September 11, 1995, the last full trading day prior to the public announcement of the Transactions, the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $21.50. On January 22, 1996 the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $29.25.

                       CALCULATION AND LISTING OF SHARES
                TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS

CALCULATION

     Generally. The exact number of shares of Heartland Common Stock ultimately issued in each of the five Transactions will not be determined until the consummation thereof. In general, and subject to certain maximums and minimums, the number of shares of Heartland Common Stock to be issued will be determined by dividing, in the case of each Transaction, a particular dollar amount by the average trading price of such stock during a period preceding consummation. See "Certain Information Regarding Other Transactions."

     Assumptions for Purposes of Calculating Maximum Shares. In determining the maximum aggregate number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 4,500 wireless cable television subscribers to the Minneapolis system on the relevant date based upon the capital costs of adding each additional subscriber and the limited capital resources available, (b) the TSC Transaction, Heartland has assumed that (i) the aggregate exchange value will include the maximum additional subscriber consideration attributable to the TSC Transaction of $3.5 million, (ii) Heartland will not assume any liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that the CMAX Net Liabilities will not exceed its Permitted Net Liabilities.

         1208

     The chart below sets forth the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions, subject to the foregoing assumptions and assuming that Heartland elects to exercise its right to terminate each transaction if the relevant closing average is less than the respective specified amount. Because the number of shares of Heartland Common Stock issuable in each Transaction either decreases or remains fixed as the relevant closing average increases, the chart below shows the maximum number of shares issuable at each price at which Heartland has such a termination right ($10 in the CMAX Merger, $16 in the TSC Transaction, and $17 in the Minneapolis and FTW Transactions). At closing averages above $17 per share, the aggregate number of shares issuable in connection with the Transactions begins to decrease and therefore closing averages above $17 are not relevant to determining the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions. As shown below, the maximum aggregate number of shares of Heartland Common Stock issuable in connection with the Transactions is 10,721,302 shares, based upon a closing average of $17 per share for each Transaction.

                                                                   CLOSING AVERAGE(A)
                                                           -----------------------------------
                                                             $10          $16           $17
                                                           --------     --------     ---------
TRANSACTION
AWS Merger(B)
  Aggregate..............................................       (B)    1,700,000     1,700,000
  Per Share..............................................       (B)        .2978         .2978
FTW Transaction(C)
  Aggregate..............................................       (D)          (D)       782,353
  Per Unit...............................................       (D)          (D)      536.2255
Minneapolis Transaction(E)
  Aggregate..............................................       (D)          (D)     1,117,647
  Per Unit...............................................       (D)          (D)      537.5887
CMAX Merger(F)
  Aggregate.............................................. 8,081,214    5,050,759     4,753,655
  Per Share..............................................       .85        .5313            .5
TSC Transaction(G)
  Aggregate..............................................       (D)    2,515,625     2,367,647
  Per Share..............................................       (D)     360.6114      339.3989
                                                          =========    =========    ==========
Total.................................................... 8,081,214    9,266,384    10,721,302
Percent of Outstanding Shares(H).........................     39.05        42.36         45.95

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on the fifth business day preceding the consummation of the TSC Agreement, or CMAX Merger, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23,
    1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on the fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Calculation is based upon a merger consideration of $34 million divided by the exchange price for the AWS Merger (equal to $20 per share for closing averages less than $20 per share, subject to the right of AWS to terminate the AWS Merger if such closing average is less than $12 per share). AWS intends to exercise its termination right, upon which such Transaction will be abandoned. Accordingly, if the exchange price is less than $20 per share but not less than $12 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly less than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 1,459 general partnership units outstanding.

(D) Heartland intends to exercise its termination right, upon which such Transaction will be abandoned.

(E) Based upon an acquisition consideration of $19 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 2,079 general partnership units outstanding.

(F) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

         1209

(G) Based upon an acquisition consideration of $40.25 million divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(H) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

     Assumptions for Purposes of Calculating Anticipated Shares. In determining the anticipated number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 3,500 wireless cable television subscribers to the Minneapolis system on the relevant date, (b) the TSC Transaction, Heartland has assumed (i) the aggregate exchange value will include the additional subscriber consideration attributable to the TSC Transaction of $1.5 million, (ii) Heartland will assume $5 million of liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that CMAX Net Liabilities will not exceed its Permitted Net Liabilities. Because Heartland and the various parties to the Agreements anticipate that such assumptions in the relevant Transactions will be true at the closing of each Transaction, the calculation of the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions reflects these assumptions. Notwithstanding the stated assumptions for determining the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions, no assurance can be given that such assumptions will be correct on the relevant closing dates. Set forth below is a chart indicating the anticipated number of shares issuable in connection with each Transaction at various closing averages, subject to the assumptions set forth above.

                                                   CLOSING AVERAGE(A)
                        -------------------------------------------------------------------------
                          $23          $26          $28          $30          $32          $34
                        --------     --------     --------     --------     --------     --------
TRANSACTION
AWS Merger(B)
  Aggregate...........  1,478,281    1,307,692    1,307,692    1,307,692    1,307,692    1,307,692
  Per Share...........      .2589        .2291        .2291        .2291        .2291        .2291
FTW Transaction(C)
  Aggregate...........    578,261      578,261      578,261      578,261      578,261      578,261
  Per Unit............   396.3406     396.3406     396.3406     396.3406     396.3406     396.3406
Minneapolis
  Transaction(D)
  Aggregate...........    804,348      804,348      804,348      804,348      754,076      709,719
  Per Unit............    386.892      386.892      386.892      386.892      362.711      341.375
CMAX Merger(E)
  Aggregate...........  3,513,571    3,108,159    2,886,148    2,693,738    2,525,379    2,376,828
  Per Share...........      .3696        .3269        .3036        .2833        .2656          .25
TSC Transaction(F)
  Aggregate...........  1,445,652    1,278,846    1,187,500    1,108,333    1,039,063      977,941
  Per Share...........   207.2323      183.321      170.226      158.878      148.948     140.1865
                        =========    =========    =========    =========    =========    =========
Total.................  7,820,093    7,077,306    6,763,949    6,492,372    6,204,471    5,950,441
Percent of Outstanding
  Shares(G)...........      38.78        35.95        34.91        33.99        32.98        32.06

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on the fifth business day preceding the consummation of the TSC Agreement or CMAX Merger, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23,
    1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on the fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Based upon a merger consideration of $34 million divided by the AWS exchange price (equal to the lesser of the closing average or $26 if the closing average is equal to or in excess of $20, subject to the right of Heartland to terminate the AWS Merger if such closing is more than $32 per share). Accordingly, if the exchange price is more than $26 per share but not more than $32 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly more than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by the exchange price (equal $23 if the closing average is in excess of $23). Per unit calculation based upon 1,459 general partnership units outstanding.

         1210

(D) Based upon an acquisition consideration of $18.5 million divided by the exchange price (equal to (i) $23 if the closing average is greater than $23 and less than or equal to $30, and (ii) the closing average times $23, divided by $30 if the closing average is in excess of $30). Per unit calculation based upon 2,079 general partnership units outstanding.

(E) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

(F) Based upon an acquisition consideration of $33.25 million (assumes $1.5 million of additional subscriber consideration and the assumption of $5.0 million of liabilities) divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(G) Based upon 12,611,132 shares outstanding as of December 31, 1995.

LISTING

     The shares of Heartland Common Stock to be issued in connection with the Transactions will be tradeable on the Nasdaq-NMS. Heartland intends to file the appropriate Nasdaq National Market Notification Form for Listing of Additional Shares and notification pursuant to SEC Rule 10b-17 immediately upon closing of the Transactions and calculation of the exact number of shares of Heartland Common Stock issuable in connection therewith.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of the date of this Proxy Statement/Prospectus with respect to each person who is an executive officer or director of Heartland:

               NAME                  AGE                     POSITION
-----------------------------------  ---    -------------------------------------------
J.R. Holland, Jr.(1)...............  52     Chairman of the Board
David E. Webb......................  49     President, Chief Executive Officer and
                                            Director
John R. Bailey.....................  42     Senior Vice President -- Finance, Chief
                                            Financial Officer, Treasurer and Secretary
Randy R. Hendrix...................  35     Senior Vice President -- Marketing
Thomas W. Dixon....................  48     Senior Vice President -- Operations
Robert R. Story....................  40     Senior Vice President -- Installations
David D. Hagey.....................  35     Vice President, Controller and Assistant
                                            Secretary
Alvin H. Lane, Jr.(2)..............  53     Director
Dennis M. O'Rourke(1)..............  53     Director
John A. Sprague....................  43     Director
Wes W. Watkins(2)..................  57     Director
L. Allen Wheeler(1)(2).............  63     Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     J. R. Holland, Jr., began advising Heartland as a consultant in October 1992 and became Chairman of the Board of Directors in October 1993. Mr. Holland has been employed as President of Unity Hunt Resources, Inc. since September 1991. Unity Hunt Resources is a large international, private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President of Hunt Capital. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management." From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified, international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in

         1211

energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. In addition, Mr. Holland is currently a director of Placid Refining Company, Optical Securities Group, Inc. and Wireless One, Inc.

     David E. Webb, co-founder of Heartland, has been President and Chief Executive Officer and a director of Heartland since its formation in September 1990. During 1989 and 1990, Mr. Webb began acquiring rights to wireless cable channels. From 1979 to January 1989, Mr. Webb was a shareholder, director and manager of Durant Cablevision, Inc. and its predecessor, a traditional hard-wire cable system company. Mr. Webb has been a shareholder and director of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Webb is also a director of Wireless One, Inc.

     John R. Bailey, began advising Heartland as a financial consultant in July 1992 and joined Heartland in September 1993 as Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary. Mr. Bailey was named Senior Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary in August 1994. From 1988 to September 1993, Mr. Bailey was the founder and Managing Director of Berkshire Partners, Inc., a private investment bank focusing upon private placements and mergers and acquisitions for communications clients. From February 1991 to February 1992, Mr. Bailey was a Senior Vice President and Chief Financial Officer of Comstock Resources, Inc., an energy company. From October 1989 to February 1991 and from 1980 to September 1985, Mr. Bailey was employed by Eppler, Guerin & Turner, Inc., an investment bank, as Vice
President -- Corporate Finance. Prior to 1988, Mr. Bailey was employed by Bear, Stearns & Co., Inc. as an Associate Director and Kidder, Peabody & Co. Incorporated as a Vice President in Corporate Finance.

     Randy R. Hendrix began advising Heartland as a marketing consultant in January 1991 and joined Heartland as Vice President -- Marketing in September 1993. Mr. Hendrix was named Senior Vice President -- Marketing in August 1994. From 1986 to January 1991, Mr. Hendrix was employed as a Registered Representative for the Equitable Life Assurance Society. Prior to that, Mr. Hendrix served as Marketing Director -- Franchise Development for Curtis Mathis Corporation, a manufacturer and retailer of electronic appliances.

     Thomas W. Dixon began advising Heartland as an operations consultant in March 1992 and joined Heartland as Vice President -- Operations in September 1993. Mr. Dixon was named Senior Vice President -- Operations in August 1994. From 1985 to March 1992, Mr. Dixon was employed as a Vice President of Long Distance Savers, Inc., a long distance telephone company. Mr. Dixon's responsibilities included opening, staffing and training new company offices, as well as sales and marketing in the Louisiana-Texas-Oklahoma tri-state area.

     Robert R. Story has been an adviser to Heartland since its formation on construction, installations and related technical matters. Mr. Story also assisted Heartland with numerous strategic acquisitions. Previously, Mr. Story was President of United States Wireless Cable, Inc., an Austin, Texas based wireless cable operator. In connection with Heartland's purchase of the Lubbock operating system in May 1995, Mr. Story was named Senior Vice
President -- Installations. Mr. Story is responsible for the development of all residential receive sites, special application installations and the training of Heartland personnel for these installations. Mr. Story has been a shareholder and officer of Clear-Vue TV, Inc., Durant Cablevision, Inc. and Green Country Radio, Inc.

     David D. Hagey joined Heartland in June 1994 as Vice President, Controller and Assistant Secretary. Prior to joining Heartland, Mr. Hagey was employed by KPMG Peat Marwick LLP for 11 years, most recently as Senior Manager.

     Alvin H. Lane, Jr., became a director of Heartland in January 1994. In 1983, Mr. Lane founded, and since then has been the President of, Lane and Associates, a management consulting firm. Since October 1993, Mr. Lane has been the President of AHL Finance Company, L.L.C. From 1972 to 1983, Mr. Lane was the Chief Financial Officer and Secretary of the Dr Pepper Company. Mr. Lane is also Chairman of the Board of Love Bottling Company, a soft drink bottling franchise.

         1212

     Dennis M. O'Rourke became a director of Heartland in January 1994. In 1985, Mr. O'Rourke founded, and since then has been the Chairman of the Board and Chief Executive Officer of, O'Rourke Companies Inc., a human resources consulting firm. Prior to that, Mr. O'Rourke was employed in various capacities by Boise Cascade Corporation, American Hospital Supply Corporation and General Motors Corporation.

     John A. Sprague became a director of Heartland in January 1995. Since March 1994, Mr. Sprague has been the managing partner of Jupiter Partners L.P., an investment firm. From January 1993 until February 1994, Mr. Sprague was an independent investor. Prior to that, Mr. Sprague served as a General Partner of Forstmann Little & Co., an investment firm. Mr. Sprague is also a director of Insignia Financial Group, Inc.

     Wes W. Watkins became a director of Heartland in January 1994. Since January 1991, Mr. Watkins has been the President of World Export Services, Inc., a company that invests in telecommunications, real estate and oil production. Mr. Watkins is also the Secretary and Representative for international trade for the State of Oklahoma. From January 1991 until December 1993, Mr. Watkins was the President of Global Communications, Inc., a wireless cable and satellite telecommunications consulting corporation. Prior to that, Mr. Watkins served for 14 years as a member of the House of Representatives of the United States Congress from the State of Oklahoma, serving on the Banking, Finance and Urban Affairs Committee and the House Appropriations Committee.

     L. Allen Wheeler, co-founder of Heartland, has served as a director of Heartland since its formation in September 1990. Mr. Wheeler has owned and managed diversified investments through Allen Wheeler Management, Inc., a personal holding company, for over 20 years. Mr. Wheeler's investments have emphasized the media/communications industries. Mr. Wheeler has been a shareholder, director and officer of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Wheeler is currently Chairman and Chief Executive Officer of Green Country Radio, Inc., which owns and operates one AM and one FM radio station and a television station.

     Executive officers serve at the discretion of the Board of Directors. All directors serve on the Board of Directors of Heartland until the next annual meeting of stockholders of Heartland and until their successors are elected and qualified. Non-employee directors receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as directors of Heartland. In addition, each non-employee director of Heartland (other than Mr. Wheeler) is entitled to receive stock options under Heartland's Stock Option Plan for Non-Employee Directors for his services as a director. See "Information Concerning
Heartland -- Management -- Stock Option Plans." Directors who are also employees do not receive any additional compensation for their services as directors.

     The Board of Directors has established two committees. The Compensation Committee is comprised of Messrs. Holland, O'Rourke, Wheeler and Sprague and makes recommendations to the Board with respect to general compensation and benefit levels, determines the compensation and benefits for Heartland's executive officers and administers Heartland's Employee Stock Option Plan. The Audit Committee is comprised of Messrs. Lane, Watkins and Wheeler and oversees the activities of Heartland's independent auditors and internal accounting controls.

         1213

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation of Heartland's Chief Executive Officer and each other executive officer of Heartland who earned in excess of $100,000 in annual salary and bonus during Heartland's fiscal year ended December 31, 1994 (collectively, the "Named Executive Officers"), for services rendered in all capacities to Heartland during Heartland's fiscal years ended December 31, 1994 and 1993, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-
                                                                                                  TERM
                                                                                                COMPEN-
                                                                                                 SATION
                                                                                                 AWARDS
                                                               ANNUAL COMPENSATION             ----------
                                                       ------------------------------------    SECURITIES
                                                                                  OTHER        UNDERLYING        ALL
                                                                                  ANNUAL        OPTIONS/        OTHER
                                                        SALARY       BONUS     COMPENSATION       SARS       COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR      ($)          ($)         ($)(1)          (#)            ($)
---------------------------------------------  ----    --------      ------    ------------    ----------    ------------
David E. Webb................................  1994    $120,000      $   --       $7,306              --       $ 13,228(2)
  President and Chief Executive Officer        1993      60,750(3)       --           --              --          2,250(2)
John R. Bailey...............................  1994      90,000      45,000        4,200         100,000             --
  Senior Vice President -- Finance, Chief      1993      94,850(3)       --           --              --             --
  Financial Officer, Treasurer and Secretary
Randy R. Hendrix.............................  1994      90,000      45,000        6,668         130,000             --
  Senior Vice President -- Marketing           1993      59,782(3)       --           --              --             --
Thomas W. Dixon..............................  1994      81,000      45,000        4,200          50,000             --
  Senior Vice President -- Operations........  1993      30,000(3)       --           --              --             --

---------------

(1) Other annual compensation is comprised of car allowances.

(2) Rental income paid by Heartland for its operating offices. See "Information Concerning Heartland -- The Business -- Properties" and "Information Concerning Heartland -- Certain Transactions."

(3) Paid by Heartland in the form of consulting fees.

     Since April 1994, Mr. Holland's annual base compensation for the fiscal year ended December 31, 1994, was $120,000. Such compensation is paid to Mr. Holland by Unity Hunt Resources, Inc., an affiliate of Hunt Capital, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland devotes approximately 20 hours per week to Heartland. See "Information Concerning Heartland -- Certain Transactions."

     The following table sets forth, for the fiscal year ended December 31, 1994, the number of individual grants of stock options made during such fiscal year to each of the Named Executive Officers. All options granted during the last fiscal year were granted pursuant to the 1994 Employee Stock Option Plan (the "Employee Option Plan") at an exercise price equal to the fair market value on the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------     POTENTIAL REALIZABLE
                         NUMBER OF                                                      VALUE AT ASSUMED
                         SECURITIES     PERCENT OF                                   ANNUAL RATES OF STOCK
                         UNDERLYING       TOTAL                                      PRICE APPRECIATION FOR
                          OPTIONS/     OPTIONS/SARS    EXERCISE                          OPTION TERM(1)
                            SARS        GRANTED TO     OR BASE                       ----------------------
                         GRANTED(2)    EMPLOYEES IN     PRICE        EXPIRATION         5%          10%
         NAME               (#)        FISCAL YEAR      ($/SH)          DATE           ($)          ($)
-----------------------  ----------    ------------    --------    --------------    --------    ----------
David E. Webb..........          0       N/A             N/A            N/A            N/A          N/A
John R. Bailey.........    100,000         18.8%        $10.50     April 21, 2001    $427,500    $  996,200
Randy R. Hendrix.......    130,000         24.5%        $10.50     April 21, 2001    $555,700    $1,295,000
Thomas W. Dixon........     50,000          9.4%        $10.50     April 21, 2001    $213,700    $  498,100

         1214

---------------

(1) Potential realizable value is based on the assumption that the price of Heartland Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the seven-year option term. The values are calculated in accordance with rules promulgated by the Commission and do not reflect Heartland's estimate of future stock price appreciation.

(2) All options granted are non-qualified options granted at an exercise price equal to fair market value on the date of grant, are 40% vested and will continue to vest at a rate of 20% per year, subject to acceleration upon the death of the optionee or termination of the optionee following a Change of Control (as defined in the option agreements), and have a term of seven years.

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1994, by each of the Named Executive Officers and the number of options held at fiscal year end and the aggregate value of in-the-money options held at fiscal year end.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  SHARES                        UNDERLYING                  IN-THE-MONEY
                                 ACQUIRED                     OPTION/SARS AT               OPTION/SARS AT
                                    ON        VALUE           FISCAL-YEAR-END              FISCAL-YEAR-END
                                 EXERCISE    REALIZED               (#)                          ($)
                                   (#)         ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                 --------    --------    -------------------------    -------------------------
David E. Webb..................         0      N/A               N/A                           N/A
John R. Bailey.................        --          --          40,000/60,000              $ 90,000/$135,000
Randy R. Hendrix...............        --          --          52,000/78,000              $117,000/$175,000
Thomas W. Dixon................        --          --          20,000/30,000              $ 45,000/$ 67,500

NONCOMPETITION AGREEMENTS

     Heartland has entered into noncompetition agreements with Messrs. Holland, Webb, Bailey, Hendrix, Dixon and Wheeler. The noncompetition agreements provide that none of such persons will engage in competitive activities during the term of their service with Heartland and for a period of one year thereafter. In addition, Steven G. Johnson's consulting agreement with Heartland following the AWS Merger also contains certain noncompetition agreements associated with the markets acquired by Heartland through the AWS Merger.

STOCK OPTION PLANS

     Employee Stock Option Plan. Heartland adopted, effective upon Heartland's initial public offering on April 28, 1994 ("the Initial Public Offering"), the Employee Option Plan which provides for the grant to officers and employees of both "incentive stock options" within the meaning of Section 422 of the Code and stock options that are non-qualified for Federal income tax purposes. The total number of shares of Heartland Common Stock for which options may be granted pursuant to the Employee Option Plan is 950,000. The Employee Option Plan will terminate on the tenth anniversary of the consummation of the Initial Public Offering, and is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines which of Heartland's officers and employees receive options, the time when options are granted, whether the options are incentive stock options or non-qualified stock options, the terms of such options, the exercise date of any options and the number of shares subject to options. Members of the Compensation Committee (including Mr. Holland) are not eligible to receive options under the Employee Option Plan. Mr. Webb is not eligible to receive options under the Employee Option Plan. Directors who are also employees (other than Mr. Webb) are eligible to receive options under the Employee Option Plan. Non-employee directors are not eligible to receive options under the Employee Option Plan.

     The exercise price of incentive stock options granted under the Employee Option Plan may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant and the term of any

         1215

option may not exceed 10 years. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of Heartland, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant and the term of such option may not exceed five years.

     The exercise price of a non-qualified stock option is determined by the Compensation Committee on the date the option is granted. However, the exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant.

     Options granted under the Employee Option Plan are nontransferable and, with certain exceptions in the event of the death or disability of an optionee, may be exercised by the optionee only during employment. Options granted under the Employee Option Plan typically vest over a five-year period, although options granted to certain employees (including Messrs. Bailey, Dixon and Hendrix) are 40% vested upon grant and vest an additional 20% per year over a three-year period. Upon the death of an optionee or the termination of the optionee following a Change of Control (as defined in the option agreements), the vesting of an option accelerates. Options granted under the Employee Option Plan expire after seven years, unless terminated earlier.

     Heartland has granted options to purchase an aggregate of 772,000 shares of Heartland Common Stock to eighteen employees, including 160,000, 154,000, 130,000, 65,000 and 20,000 shares, respectively, to each of Messrs. Bailey, Hendrix, Dixon, Story and Hagey, at a weighted average exercise price per share equal to $13.52 per share. Options to purchase 130,000 shares of Heartland Common Stock have been cancelled.

     Stock Option Plan for Non-Employee Directors. Heartland adopted, effective upon consummation of the Initial Public Offering, the 1994 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). The purpose of the Non-Employee Directors Plan is to attract and retain the services of experienced and knowledgeable independent directors of Heartland for the benefit of Heartland and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of Heartland and its stockholders through continuing ownership of Heartland Common Stock. A total of 50,000 shares of Heartland Common Stock may be issued through the exercise of options granted pursuant to the Non-Employee Directors Plan. No option may be granted under the Non-Employee Directors Plan after 10 years following consummation of the Initial Public Offering.

     The Non-Employee Directors Plan is administered by the Board of Directors. Subject to the terms of the Non-Employee Directors Plan, the Board of Directors has the sole authority to determine questions arising under, and to adopt rules for the administration of, the Non-Employee Directors Plan. The Non-Employee Directors Plan may be terminated at any time by the Board of Directors, but such action will not affect options previously granted pursuant thereto.

     Directors of Heartland who are not, and who have not been during the immediately preceding 12-month period, employees of Heartland or any subsidiary of Heartland (each, a "Non-Employee Director") are automatically participants in the Non-Employee Directors Plan. There are currently four directors, Messrs. Lane, O'Rourke, Sprague and Watkins, who are eligible to receive options under the Non-Employee Directors Plan. Mr. Wheeler is excluded from participating in the Non-Employee Directors Plan. More than one option may be granted to any one person and be outstanding at any time.

     Each Non-Employee Director who was in office on the consummation of the Initial Public Offering (Messrs. Lane, O'Rourke and Watkins) was, upon such consummation, automatically granted an option to acquire 4,000 shares of Heartland Common Stock at an exercise price per share equal to $10.50. Each Non-Employee Director who is in office on November 15 of any year (commencing with November 15, 1995) will, on the immediately succeeding January 1, automatically be granted an option to acquire 2,000 shares of Heartland Common Stock. The price of shares that may be purchased upon exercise of an option is the fair market value of the Heartland Common Stock on the date of grant, as evidenced by the average of the high and low sales prices of Heartland Common Stock on such date as reported on the Nasdaq-NMS. The price of shares that may be purchased upon exercise of an option granted upon the consummation of the Initial Public Offering is the initial public offering price. Options granted pursuant to the Non-Employee Directors Plan,

         1216

except as discussed below, are exercisable in installments of 25% upon each anniversary of the date of grant. The term of each option, except as discussed below, is for a period not exceeding seven years from the date of grant. Options may not be assigned or transferred except by will or by operation of the laws of descent and distribution.

     In the event of a Change in Control of Heartland (as defined below), an option granted to a Non-Employee Director will become fully exercisable if, within one year of such Change in Control, such Non-Employee Director ceases for any reason to be a member of the Board of Directors. A Change in Control will be deemed to have occurred if (a) there is consummated (i) any consolidation or merger of Heartland in which Heartland is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a merger of Heartland in which the holders of Heartland Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Heartland; (b) the shareholders approve any plan or proposal for the liquidation or dissolution of Heartland; (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding Heartland Common Stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Heartland's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Any exercise of an option permitted in the event of a Change of Control must be made within 180 days of the relevant Non-Employee Director's termination as a director of Heartland.

         1217

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth (a) certain information regarding the ownership of the Heartland Common Stock as of December 31, 1995 with respect to
(i) each person known by Heartland to own beneficially more than 5% of the outstanding shares of Heartland Common Stock, (ii) each of Heartland's directors, (iii) the Named Executive Officers and (iv) all directors and officers as a group, and (b) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share, the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof, or $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions, of Heartland Common Stock, as noted) on the amount and percentage (5%) of current holdings of shares of Heartland Common Stock owned beneficially by each of such persons. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions." Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Heartland Wireless Communications, Inc., 903 North Bowser, Suite 140, Richardson, Texas 75081.

                                     BENEFICIAL OWNERSHIP            PRO FORMA BENEFICIAL OWNERSHIP
                                          BEFORE THE                     AFTER THE TRANSACTIONS
                                       TRANSACTIONS(1)       -----------------------------------------------
                                     --------------------                   PERCENT(2)         PERCENT(3)
                                        NO.       PERCENT       NO.       ($17 PER SHARE)    ($28 PER SHARE)
                                     ---------    -------    ---------    ---------------    ---------------
Hunt Capital Group, L.L.C..........  4,000,000    31.72%     4,000,000        17.14%             20.65%
David E. Webb......................  1,900,425     15.07     1,900,425          8.14               9.81
L. Allen Wheeler...................  2,004,800     15.90     2,004,800          8.59              10.35
Jupiter Partners, L.P.(4)..........  2,837,688     18.37     2,837,688         10.84              12.78
J. R. Holland, Jr.(5)..............         --                      --
Alvin H. Lane, Jr.(6)..............      5,000         *         5,000             *                  *
Dennis M. O'Rourke(7)..............      1,000         *         1,000             *                  *
John A. Sprague(8).................         --                      --
Wes W. Watkins(9)..................      1,000         *         1,000             *                  *
John R. Bailey(10).................     49,700         *        49,700             *                  *
Randy R. Hendrix(11)...............     87,600         *        87,600             *                  *
Thomas W. Dixon(12)................     55,300         *        55,300             *                  *
All officers and directors as a
  group
  (11 persons)(5)(6)(7)(8)(9)
  (10)(11)(12)(13).................  4,106,825     32.08     4,106,825         17.46              20.99

---------------

  *  Less than 1%.

 (1) Based upon 12,611,132 shares of Heartland Common Stock outstanding on December 31, 1995.

 (2) Percentage based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), assuming (i) that there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
     Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (3) Percentage based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods), assuming (i) that there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (4) Address is 30 Rockefeller Plaza, Suite 4525, New York, N.Y. 10112. Jupiter Partners, L.P. ("Jupiter") is the holder of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the

         1218

     principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

 (5) Address is 1962 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201. Mr. Holland is the sole director, Manager and President of Hunt Capital. Hunt Capital is owned by trusts, of which Mr. Holland serves as a trustee. Mr. Holland disclaims beneficial ownership of the shares of Heartland Common Stock owned by Hunt Capital.

 (6) Includes 1,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are not presently exercisable.

 (7) Includes 1,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are not presently exercisable.

 (8) Mr. Sprague is indirectly a controlling general partner of Jupiter. Accordingly, Mr. Sprague may be deemed to be a beneficial owner of the shares issuable to Jupiter on conversion of the Convertible Notes. Mr. Sprague shares voting and investment power as to shares issuable to Jupiter on conversion of the Convertible Notes with Terry J. Blumer. Mr. Sprague disclaims beneficial ownership of such shares.

 (9) Includes 1,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are not presently exercisable.

(10) Includes 44,000 shares issuable upon the exercise of presently exercisable options. Excludes 76,000 shares issuable upon the exercise of options that are not presently exercisable.

(11) Includes 87,600 shares issuable upon the exercise of presently exercisable options. Excludes 66,400 shares issuable upon the exercise of options that are not presently exercisable.

(12) Includes 54,000 shares issuable upon the exercise of presently exercisable options. Excludes 56,000 shares issuable upon the exercise of options that are not presently exercisable.

(13) Includes 2,000 shares issuable upon the exercise of presently exercisable options issued to David D. Hagey, for a total of 190,600 shares issuable upon the exercise of presently exercisable options held by officers and directors. Excludes 18,000 shares issuable upon the exercise of options issued to Mr. Hagey that are not presently exercisable.

                              CERTAIN TRANSACTIONS

     Heartland's founders, David E. Webb, the President and Chief Executive Officer, and L. Allen Wheeler, a member of the Board of Directors, began acquiring licenses, leases and options to wireless cable channels in 1989, both individually and through various controlled entities. In September 1990, Messrs. Webb and Wheeler formed Wireless Communications, Inc., an Oklahoma corporation ("WCI"), and contributed to it certain assets in exchange for capital stock of WCI. In September 1993, WCI issued the Hunt Note to Unity Hunt, Inc. ("Unity Hunt"), an affiliate of Hunt Capital, pursuant to a loan agreement that provided for a one-year term loan in the principal amount of $988,000, to bear interest at the rate of 10% per annum, which was secured by substantially all of the assets of WCI. The proceeds of this loan were used primarily by WCI to acquire wireless cable channel rights. In October 1993, Hunt Capital, a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, purchased the Hunt Note from Unity Hunt in connection with an internal restructuring that included the dissolution of Unity Hunt. Hunt Capital purchased the Hunt Note for $996,390 (representing the outstanding principal balance plus accrued and unpaid interest through the date of transfer).

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by Messrs. Webb and Wheeler, directly and indirectly through various controlled entities, including WCI. Messrs. Webb and Wheeler contributed all capital stock of entities engaged in the wireless cable businesses owned by them to Heartland and Hunt Capital contributed the Hunt Note, including accrued interest, and approximately $2,000,000 in cash to Heartland. In exchange therefor, Messrs. Webb and Wheeler were each issued 2,000,000 shares of Heartland Common Stock by Heartland and Hunt Capital was issued 4,000,000 shares. In addition, Messrs. Webb and Wheeler leased all other wireless cable channel license rights controlled, directly and indirectly, by them to Heartland for a nominal amount and granted to Heartland an option to purchase such license rights at a nominal price. Finally, the net amount (approximately $68,740) of all advances made to Heartland's predecessors by, and all advances made from Heartland's predecessors to, Messrs. Webb and Wheeler and certain entities controlled by them engaged in the wireless cable business was contributed to Heartland. Such advances, in the form of non-interest-bearing cash transfers, generally arose as a result of borrowings made or services rendered, and included various amounts loaned by a wholly-owned subsidiary of Heartland to Reed's Rail Service, Inc., an affiliate of Messrs. Webb

         1219

and Wheeler, to fund such entity's railroad repair operations and the purchase of equipment; the outstanding balance of such indebtedness at December 31, 1992 was $117,284. Also included in such advances are various amounts loaned by Preferred Capital Corporation, an affiliate of Messrs. Webb and Wheeler, to a wholly-owned subsidiary of Heartland for general corporate purposes; the outstanding balance of such indebtedness at December 31, 1992 was $42,235.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $52,078, $116,315, $376,206 and $24,000, respectively, to various entities controlled by Messrs. Webb and Wheeler for services performed in connection with the development of wireless cable systems or the acquisition of wireless cable channel rights. Such payments included $52,800 during the year ended December 31, 1992 and $258,555 during the year ended December 31, 1993 to Green Country Radio, an affiliate of Mr. Wheeler, for engineering and consulting services. Heartland has not retained the services of such entities since the Initial Public Offering, and does not intend to do so in the future. During the year ended December 31, 1993, Mr. Robert R. Story was a director, officer and minority shareholder of Green Country. Mr. Story is currently the Senior Vice President -- Installations of Heartland.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $2,034, $17,850, $38,776 and $50,559, respectively, to an accounting firm controlled by Mr. Webb for services rendered to Heartland.

     During the year ended December 31, 1993, Heartland paid $40,600 to World Export Services, Inc., an entity controlled by Wes W. Watkins, a director of Heartland, for consulting services provided in connection with the acquisition of certain wireless cable channel rights. In June 1993, World Export Services, Inc. purchased approximately 10% and 5% minority interests, respectively, in two of Heartland's subsidiaries for an aggregate of $45,000. Pursuant to a public exchange offer made by Heartland pursuant to a prospectus dated February 13, 1995 wherein Heartland offered to exchange up to an aggregate of 380,000 shares of Heartland Common Stock for the minority interests in 23 of Heartland's subsidiaries (the "Minority Interests Exchange Offer"), World Export Services, Inc. was issued an aggregate of 4,526 shares of Heartland Common Stock in exchange for such minority interests.

     Heartland leases approximately 2,400 square feet for its operating offices in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler for which the expense amounted to approximately $18,000 annually for the years ended December 31, 1991, 1992, 1993 and 1994. Heartland also leases an aggregate of approximately an additional 6,126 square feet of office space in Durant, Oklahoma from affiliates of Messrs. Webb and Wheeler for which the expense amounted to approximately $4,000 for the year ended December 31, 1994. See "Information Concerning Heartland -- The Business -- Properties."

     Messrs. Webb and Wheeler pledged certain personal assets to secure, and personally guaranteed, notes payable by Heartland to a bank totaling $970,000. Such notes were due in March 1995 and bore interest at variable and fixed rates ranging from 6% to 8% at December 31, 1994. Heartland repaid such notes from the net proceeds of its Initial Public Offering.

     Mr. Holland's annual base compensation for 1994 was $120,000, which was paid to him by Unity Hunt Resources, Inc., an affiliate of Hunt Capital of which Mr. Holland is President, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland's base compensation for 1995 will be $120,000.

     In connection with a $1.0 million principal amount loan to United States Wireless Cable, Inc. ("U.S. Wireless") by First National Bank of Durant ("First National"), Heartland agreed to purchase such loan upon demand from First National for the aggregate amount of principal and interest thereon plus any other amounts owed to First National by U.S. Wireless. U.S. Wireless is a stockholder of Heartland. The loan was paid in full upon the consummation by Heartland's acquisition of the Lubbock market. In addition, on December 15, 1994, Heartland (i) loaned $2.0 million to U.S. Wireless, which loan was secured by 300,000 shares of Heartland's Common Stock owned by U.S. Wireless and all of the rights of U.S. Wireless in and to the Tulsa, Oklahoma wireless cable market,
(ii) acquired the rights of U.S. Wireless in the Amarillo, Texas market and
(iii) was granted an option to acquire the Tulsa, Oklahoma market. In May 1995, Heartland exercised its option on the Tulsa market and closed the acquisition of the Tulsa market. U.S. Wireless and a

         1220

subsidiary to U.S. Wireless ("USWS") repaid the $2.0 million loan in full upon the consummation of the acquisition of the Tulsa market.

     On May 3, 1995, Heartland acquired from Robert R. Story, a former affiliate of USWS and U.S. Wireless and current officer of Heartland, all of the issued and outstanding capital stock of Robert R. Story, Inc., which owns and operates the Lubbock System, for $5.4 million in cash. Immediately prior to the consummation of the acquisition of the Lubbock market, Robert R. Story, Inc. acquired from USWS all of USWS's rights in the Lubbock system. Upon the consummation of the Lubbock Acquisition, the $1,000,000 principal amount loan to U.S. Wireless by First National was paid in full.

     Pursuant to an interim loan arrangement, Hunt Capital and Mr. Wheeler agreed to loan Heartland up to an aggregate of $4.0 million ($2.0 million each) and Jupiter agreed to loan to Heartland, or to guarantee a bank loan to Heartland in the amount of, $2.0 million. Borrowings under the loan agreement could be used solely for working capital. Borrowings under the loan agreement bore interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the loan agreement would have been due and payable in full on June 30, 1995, subject to prepayment upon the receipt by Heartland of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the loan agreement could not be reborrowed. Borrowings under the loan agreement were secured by the capital stock and assets of Heartland's subsidiaries operating the Lindsay and Shaw systems. Heartland borrowed $2.0 million under the loan agreement, funded $1.0 million each by Hunt Capital and Mr. Wheeler. Heartland used a portion of the net proceeds of the sale of the 100,000 Units (the "Units"), consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock, to repay all amounts owed under the loan agreement on April 26, 1995.

     Pursuant to a Chemical Bank Loan arrangement (the "Chemical Bank Loan"), Chemical Bank agreed to loan Heartland up to an aggregate of $2.0 million. Borrowings under the Chemical Bank Loan bore interest at the prime rate plus 1% per annum. All accrued interest on, and the principal amount of, all borrowings under the Chemical Bank Loan would have been due and payable on demand, but in any event not later than June 30, 1995. Heartland paid Chemical Bank a facility fee of $5,000. Amounts borrowed and repaid under the Chemical Bank Loan could not be reborrowed. Borrowings under the Chemical Bank Loan were guaranteed by Jupiter and Mr. Sprague. Heartland borrowed $1.0 million under the Chemical Bank Loan. Heartland used a portion of the net proceeds of the sale of the Units to repay all amounts owed under the Chemical Bank Loan on April 26, 1995.

     The terms of the transactions described above were determined by the parties thereto, and Heartland believes that such transactions involving affiliates were on terms no less favorable to Heartland than could have been obtained from unaffiliated third parties. All future transactions between Heartland and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to Heartland than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of Heartland.

         1221

                          INFORMATION CONCERNING CMAX

                                  THE BUSINESS

OVERVIEW

     CMAX owns, develops and operates wireless cable television systems and currently provides subscription television services to approximately 34,300 subscribers (as of November 30, 1995) in a cluster of wireless cable television systems located in Texas (the "Texas Cluster"). The Texas Cluster provides service to customers in a 250 mile long and 70 mile wide area encompassing the cities of San Antonio, Austin, Temple/Killeen and Waco through the utilization of four separate head-end/transmission facilities. CMAX also presently holds wireless cable channel rights in Sherman/Denison, Lubbock, Athens and Amarillo, Texas (the "Additional Texas Systems") and Salt Lake City, Utah (the "Salt Lake City System"). CMAX estimates that the Texas Cluster, the Additional Texas Systems and the Salt Lake City System collectively represent approximately 1,614,000 households which can be served by LOS transmissions. CMAX also estimates that approximately 233,000 households in these markets are not passed by traditional hard-wire cable systems. Unless the context requires otherwise, the term "CMAX" shall refer to CableMaxx, Inc. and its subsidiaries through which it conducts business.

     On September 11, 1995, CMAX signed the Agreement and Plan of Merger ("CMAX Merger Agreement") among CMAX, Heartland and CMAX Merger Sub. Pursuant to the CMAX Merger Agreement, at the closing, CMAX Merger Sub will be merged with and into CMAX, and the stockholders of CMAX will receive newly issued publicly tradeable shares of Heartland Common Stock valued at $8.50 per share of CMAX common stock, subject to adjustment. Effective upon the closing of the CMAX Merger, CMAX will become a wholly owned subsidiary of Heartland. The total consideration under the CMAX Merger Agreement is valued at approximately $80.8 million, subject to adjustment. The consummation of the CMAX Merger Agreement is subject to customary closing conditions, including the approval of the stockholders of CMAX. There can be no assurance that all such conditions will be met.

     In connection with the execution of the CMAX Merger Agreement, the principal stockholders of CMAX and Heartland, respectively, executed voting agreements agreeing to vote all shares of CMAX or Heartland Common Stock held by them, as the case may be, in favor of the CMAX Merger Agreement in connection with any meetings of the stockholders of CMAX or Heartland, as the case may be. Such agreements will remain in effect until the termination or consummation of the CMAX Merger Agreement by its terms.

     Also in connection with the execution of the CMAX Merger Agreement, CMAX entered into the Sublease Agreement with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland.

     Also, in connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     Wireless cable television programming is transmitted through the air via microwave frequencies in a direct line-of-sight from the transmission facility to an antenna located at the subscriber's location by utilizing

         1222

up to 200 MHz of radio spectrum allocated by the FCC for wireless cable operations. Wireless cable technology eliminates the extensive networks of cable and amplifiers utilized by traditional hard-wire cable operators which substantially reduces the cost to build, operate and maintain a television distribution system. Unlike a traditional hard-wire cable system, a significant portion of the capital costs of a wireless cable system are not incurred until shortly before a subscriber has been added and is about to generate revenue for CMAX. Management believes that CMAX provides customers with (i) an equivalent or higher quality picture, (ii) a more reliable signal resulting in fewer transmission disruptions and (iii) lower average monthly rates, compared to those generally provided by traditional hard-wire cable operators. Despite these lower rates, CMAX's average monthly service revenue per subscriber has increased from $30.22 in fiscal 1993 to $30.75 in fiscal 1994 to $32.76 in fiscal 1995. The estimated 1994 national average monthly service revenue per subscriber for comparable services for traditional hard-wire cable operators was $28.24 according to Paul Kagan Associates, Inc., a national media research firm. CMAX believes that its average monthly service revenue per subscriber is comparable to that of traditional hard-wire cable operators primarily as a result of the relatively high number of CMAX customers who pay for premium service and multiple television outlets. Like traditional hard-wire cable operators, CMAX offers a full range of basic and premium programming including local off-air channels, A&E, CNN, The Disney Channel, HBO, MTV, USA Network and WTBS. All of CMAX's set-top converters are addressable, allowing its subscribers to receive pay-per-view programming.

     In December 1992, a newly organized affiliate of Charterhouse Group International, Inc. ("Charterhouse"), together with Galaxy Cablevision, L.P. ("Galaxy Cablevision") and Galaxy Management, Inc. ("Galaxy") acquired CMAX's business (the "1992 Acquisition") from certain sellers (collectively, the "CMAX Predecessor"). In connection with the 1992 Acquisition, CMAX entered into a $14.5 million revolving credit and term loan facility from Fleet National Bank (the "CMAX Credit Facility"). In November 1993, CMAX effected an initial public offering of 3,500,000 shares of its Common Stock (the "CMAX IPO") from which it raised gross proceeds of $42.0 million. In February 1995 CMAX acquired the Salt Lake City System for a price of approximately $11.0 million.

BUSINESS STRATEGY

     CMAX's strategy is to own, develop and operate wireless cable channel systems with full channel line-ups in geographic clusters which focus on mid-sized cities and their surrounding areas. This clustering enables CMAX to take advantage of economies of scale in management, customer service, training and marketing. CMAX believes these economies help to reduce the number of subscribers required for a system to reach a break-even operating cash flow. CMAX also intends to focus on cities that have growing populations and stable economic bases, particularly in cities in which it believes it is less likely to face competition from alternative forms of entertainment. CMAX has implemented several strategies, including requiring up-front payments for the cost of installation and the first month's service, in order to attract subscribers that are less likely to disconnect voluntarily or to be disconnected as a result of delinquent payment.

     CMAX's marketing strategy is to attract potential subscribers in the following priority: (i) households in geographical areas not passed by traditional hard-wire cable systems; (ii) commercial establishments which are currently not passed by traditional hard-wire cable systems; (iii) households which are passed by, but currently do not subscribe to, traditional hard-wire cable systems; and (iv) households subscribing to traditional hard-wire cable systems.

     To differentiate its product offering from other subscription television providers, CMAX uses marketing themes of dependability, price, popular programming, picture quality and customer service.

     - Dependability. CMAX's subscribers enjoy a substantially higher level of signal reliability compared to traditional hard-wire cable subscribers. This higher level of dependability is the result of the elimination of the extensive network of coaxial cables, amplifiers and processing equipment between the head-end/transmission facility and the subscriber's location. In addition, CMAX has installed back-up power systems and redundant components in all of its head-end/transmission facilities which virtually eliminate the potential for system outages due to power or component failures. Traditional hard-wire cable systems on the other hand are subject

         1223

to failure due to multiple components in their networks of coaxial cable and amplifiers. If a failure does occur in CMAX's system, it is generally easier to diagnose and repair due to the smaller number of system components.

     - Price. CMAX offers its customers attractively priced program packages which it believes are generally lower than those for comparable programming offered by its traditional hard-wire cable competitors. A key component of CMAX's product offering is the inclusion of The Disney Channel as part of its basic plus subscription package. All of CMAX's competitors currently charge an additional fee for this channel. CMAX believes including The Disney Channel as part of CMAX's basic plus service makes its service more attractive to families.

     - Popular Programming. CMAX offers a full range of basic and premium programming featuring the most popular channels. CMAX also offers instructional programming in conjunction with educational institution partners. In addition, all of CMAX's set-top converters are fully addressable, allowing subscribers to receive pay-per-view programming which provides subscribers with access to movies, special sporting events and concerts.

     - Picture Quality. CMAX emphasizes that wireless picture transmission generally offers an equivalent or higher quality picture than traditional hard-wire cable because there is less opportunity for signal degradation between CMAX's head-end and the subscriber's location. In contrast, in a traditional hard-wire cable system, each time a television signal passes through an amplifier, some measure of signal noise is added which can result in a grainier picture.

     - Customer Service. CMAX has established the goal of maintaining high levels of customer satisfaction. To this end, CMAX seeks to provide superior customer service through extended daily customer service hours (7am to 7pm), flexible installation scheduling, responsiveness to customer inquiries and well-trained uniformed field personnel. CMAX also has a policy of calling new subscribers three times over a 45-day period after installation to ensure that the subscriber is satisfied with the installation and understands all the features of CMAX's equipment.

CMAX'S MARKETS

     The following table outlines the markets in which CMAX is operating or in which CMAX holds or has the right to acquire wireless cable channel rights as of November 30, 1995:

                                                                                                ESTIMATED      ESTIMATED
                                              MHZ OF RADIO                                      LINE-OF-       HOUSEHOLDS
                        DMA      NUMBER OF      SPECTRUM                        NUMBER OF         SIGHT         UNPASSED
       MARKET         RANK(1)    CHANNELS(4)   AVAILABLE       LAUNCH DATE     SUBSCRIBERS     HOUSEHOLDS       BY CABLE
--------------------  -------    ---------    ------------    --------------   -----------    -------------    ----------
Austin..............     65          31            186        November 1989       12,299          250,000         50,000
San Antonio.........     39          37            186          March 1993        11,805          440,000         45,000
Temple/Killeen......     98(2)       35            186          April 1994         6,312           80,000         25,000
Waco................     98(2)       35            186          July 1994          3,860           80,000         25,000
Salt Lake City......     37          27(5)         162             (10)               --          434,000         20,000
Sherman/Denison*....    159          31(6)         186             (10)               --           90,000         30,000
Amarillo*...........    130           9(7)          54             (10)               --           80,000          8,000
Lubbock*............    152          12(8)          72             (10)               --          100,000         30,000
Athens, Texas*......      8(3)        7(9)          42             (10)               --           60,000             NA
                                                                                  ------        ---------        -------
    Total...........     --          --             --              --            34,276        1,614,000        233,000
                                                                                  ======        =========        =======

---------------

 * CMAX's wireless cable channel rights in this market are covered by the Sublease Agreement which gives Heartland the right to acquire such wireless cable channel rights.

 (1) DMA rank is the Designated Market Areas ranking of television homes among United States markets as determined by the Nielsen Media Research Company for the 1994/1995 television season.

 (2) Temple/Killeen and Waco share the same DMA household market.

 (3) Athens shares the same DMA household market with Dallas, Texas.

 (4) Includes 6, 4 and 4 off-air channels in San Antonio, Temple/Killeen and Waco, respectively. CMAX's primary traditional hard-wire competitors in each of the markets included within the Texas Cluster offer between 39 and 58 channels to their subscribers.

 (5) Of these channels, 7 are the subject of pending applications.

         1224

 (6) Of these channels, 8 are the subject of uncontested application proceedings.

 (7) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

 (8) Of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (9) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(10) CMAX has not yet set a launch date for these systems. There can be no assurance that the systems in these markets will be launched.

     CMAX, as a whole, has experienced negative cash flow from operations in each year since its formation due to its system development, expansion and acquisition activities. Until sufficient cash flow is generated from operations CMAX will have to utilize external sources of funding to satisfy its working capital needs. Accordingly, in order to conserve cash pending the availability of external funding, CMAX has, since June 30, 1994, reduced the rate of growth of new subscribers. CMAX believes that it needs between 3,000 and 5,000 subscribers to generate operating cash flow in any of its markets. Operating cash flow is revenue less costs of sales other than depreciation and other non-cash charges. All four of the systems in the Texas Cluster are presently generating positive operating cash flow, while CMAX has experienced negative cash flow.

  The Texas Cluster

     Austin. The city of Austin is the state capital of Texas and is the home of numerous state agencies which employ approximately 119,000 people within the five county area in and surrounding Austin. Additionally, Austin is the home of the main campus of the University of Texas which has an enrollment of approximately 50,000 students. CMAX presently provides service to nearly 3,000 dormitory rooms at the University of Texas at Austin. According to the 1990 census, the Austin metropolitan area had a total population of 781,572 which grew 45.6% from 1980 to 1990. Austin has experienced job growth of approximately 5.1% over the past five years, and its metropolitan-wide unemployment rate for July 1995 was 3.4%, significantly below the national average of 5.7% for the same period. Austin is the fourth largest metropolitan area in Texas and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is sixty-fifth nationally in the number of television households.

     The following table sets forth a description of the programming currently offered by the Austin system:

                            AUSTIN CHANNEL OFFERINGS

CHANNEL              NETWORK                CHANNEL               NETWORK
--------  ------------------------------    --------  --------------------------------
    2     KBVO (FOX)                           21     Access*
    3     KVUE (ABC)                           22     Trinity Broadcast Network
    4     KXAN (NBC)                           23     The Weather Channel
    5     KEYE (CBS)                           24     The Nashville Network
    6     ESPN                                 25     Country Music Television*
    7     CNN                                  26     Concordia College*
    8     Home Sports Entertainment*           27     The Learning Channel*
    9     KLRU (PBS)                           28     ACCI
   10     The Family Channel                   29     ACCII*
   11     TBS Superstation                     30     Black Entertainment Television*
   12     Turner Network Television            31     HBO
   13     KVCTV                                32     Showtime
   14     Nickelodeon                          33     The Movie Channel
   15     The Disney Channel                   34     QVC Shopping*
   16     American Movie Classics              35     Home Shopping*
   17     USA Network                          36     Pay Per View
   18     Headline News                        37     MTV
   19     The Discovery Channel                39     Univision
   20     Arts & Entertainment


---------------

* These channels are only available during certain parts of the day.

         1225

     San Antonio. According to the 1990 census, the San Antonio metropolitan area had a total population of 1,302,099 which grew 21.5% from 1980 to 1990. San Antonio has experienced job growth of approximately 2.8% over the past five years, and its metropolitan-wide unemployment rate for July 1995 was 5.0%, below the national average of 5.7% for the same period. San Antonio is the third largest metropolitan area in Texas and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is thirty-ninth nationally in the number of television households.

     The following table sets forth a description of the programming currently offered by the San Antonio system: San Antonio Channel Offerings

                         SAN ANTONIO CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    2     Preview Guide                             22     USA Network
    3     CNN                                       23     The Weather Channel
    4     KMOL (NBC) San Antonio+                   24     The Nashville Network
    5     KENS (CBS) San Antonio+                   25     Country Music Television
    6     ESPN                                      26     MTV
    7     KRRT (UPN)                                27     American Movie Classics
    8     Home Sports Entertainment                 28     C-Span House of Representatives
    9     KLRN (PBS) San Antonio+                   29     KABB (FOX) San Antonio+
   10     The Family Channel                        30     Arts & Entertainment
   11     Black Entertainment Television            31     HBO
   12     KSAT (ABC) San Antonio+                   32     Showtime
   13     WTBS (IND) Atlanta                        33     The Movie Channel
   14     Nickelodeon                               34     FLIX
   15     The Disney Channel                        35     QVC Shopping/Pay-Per-View
   16     The Learning Channel                      36     Cable Video Store
   17     Mind Extension University*                37     Pay-Per-View I
   18     Headline News*                            38     Pay-Per-View II
   19     The Discovery Channel                     39     WGN
   20     Turner Network Television                 41     Univision
   21     EWTN Catholic Network                     60     Telemundo+

---------------

+ These channels are received off-air through an additional antenna at the subscriber's location.

* These channels are only available during certain parts of the day.

     Temple/Killeen. The cities of Temple and Killeen, Texas are located 55 miles northeast of Austin and are the home of Fort Hood, one of the U.S. Army's largest bases worldwide. According to the 1990 census, the Temple/Killeen metropolitan area had a total population of 255,301 which grew 19% from 1980 to 1990. The Temple/Killeen metropolitan area has experienced job growth of 4.0% over the past five years and its metropolitan-wide unemployment rate for July 1995 was 5.2%, below the national average of 5.7% for the same period. The DMA ranking of Temple/Killeen as reported by the Nielsen Media Research Company for 1994/1995 is ninety-eighth nationally in the number of television households.

         1226

     The following table sets forth a description of the programming currently offered by the Temple/Killeen system:

                        TEMPLE/KILLEEN CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    1     Preview Channel                           19     Turner Classic Movies
    2     KWTX (CBS) Waco+                          20     Home Sports Entertainment
    3     KCEN (NBC) Temple+                        21     MTV
    4     KNCT Killeen                              22     The Nashville Network
    5     KXXV (ABC) Waco+                          23     Country Music Television
    6     ESPN                                      24     Black Entertainment Television
    7     KWKT (FOX) Waco+                          25     The Weather Channel
    8     USA Network                               26     Headline News
    9     The Disney Channel                        27     C-SPAN*
   10     CNN                                       28     EWTN Catholic Network
   11     Discovery Channel                         30     HBO
   12     Arts & Entertainment                      31     Showtime
   13     Nickelodeon                               32     The Movie Channel
   14     The Family Channel                        33     QVC*
   15     Univision                                 34     Mind Extension University*
   16     American Movie Classics                   35     Turner Network Television
   17     The Learning Channel                      36     Trinity Broadcasting Network*
   18     TBS                                       38     Request*

---------------

+ These channels are received off-air through an additional antenna at the subscriber's location.

* These channels are only available during certain parts of the day.

     Waco. Waco is located 90 miles northeast of Austin and is the home of Baylor University, which has an enrollment of approximately 12,500 students. According to the 1990 census, the Waco metropolitan area had a total population of 189,123 which grew 10.8% from 1980 to 1990. Waco has experienced job growth of approximately 2.2% over the past five years, and its metropolitan-wide unemployment rate for July 1995 was 5.4%, below the national average of 5.7% for the same period. The DMA ranking of Waco as reported by the Nielsen Media Research Company for 1994/1995 is ninety-eighth nationally in the number of television households.

         1227

     The following table sets forth a description of the programming currently offered by the Waco system: Waco Channel Offerings

                             WACO CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    1     Preview Channel                           19     Turner Classic Movies
    2     KWTX (CBS) Waco+                          20     Home Sports Entertainment
    3     KCEN (NBC) Temple+                        21     MTV
    4     KNCT Killeen                              22     The Nashville Network
    5     KXXV (ABC) Waco+                          23     Country Music Television
    6     ESPN                                      24     Black Entertainment Television
    7     KWKT (FOX) Waco+                          25     The Weather Channel
    8     USA Network                               26     Headline News
    9     The Disney Channel                        27     C-SPAN*
   10     CNN                                       28     EWTN Catholic Network
   11     Discovery Channel                         30     HBO
   12     Arts & Entertainment                      31     Showtime
   13     Nickelodeon                               32     The Movie Channel
   14     The Family Channel                        33     QVC*
   15     Univision                                 34     Mind Extension University
   16     American Movie Classics                   35     Turner Network Television
   17     The Learning Channel                      36     Trinity Broadcasting Network*
   18     TBS                                       38     Request*

---------------

+ These channels are received off-air through an additional antenna at the subscriber's location.

* These channels are only available during certain parts of the day.

     CMAX transmits the signal for the Austin system at 100 watts and the San Antonio, Temple/Killeen and Waco systems at 50 watts. CMAX estimates each system's coverage radius to be approximately 35 miles.

     Salt Lake City. The city of Salt Lake City is the state capital of Utah and is the home of the world headquarters of the Church of Jesus Christ of Latter-day Saints and the University of Utah, which has an enrollment of approximately 24,100 students. According to the 1990 census, the Salt Lake City metropolitan area had a total population of 1,072,227 which grew 17.8% from 1980 to 1990. Salt Lake City has experienced job growth of approximately 4.48% over the past five years, and its metropolitan-wide unemployment rate for June 1995 was 3.2%, one of the lowest rates in the United States for the same period. Salt Lake City is the largest metropolitan area in Utah and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is thirty-seventh nationally in the number of television households.

     The Additional Texas Systems are subject to the Sublease Agreement which gives Heartland the right to acquire such systems. In the markets for some of the Additional Texas Systems, CMAX believes that additional channels have been assembled by third parties, which could make it uneconomic for CMAX to develop such systems. No assurances can be given that, in the event the transactions contemplated by the Sublease Agreement are not consummated, CMAX will be successful in obtaining sufficient additional channel leases to enable CMAX to operate wireless cable systems in each such market.

MARKETING

     CMAX has established marketing and sales operations in the Texas Cluster and plans to establish similar marketing and sales operations as additional systems are launched. CMAX's direct sales efforts are primarily door-to-door by its sales force which, as of December 31, 1995, was comprised of 3 individuals in Austin, 9 individuals in San Antonio, 6 individuals in Temple/Killeen and 6 individuals in Waco. Members of the sales force are responsible for assigned geographic areas and are compensated on a commission basis. CMAX

         1228

also utilizes telemarketing to potential subscribers responding to CMAX's promotional activities. In addition, CMAX utilizes television, direct mail, radio and print advertising and special events to further its marketing efforts.

INSTALLATION

     Subscriber installation in the Texas Cluster is provided for various fixed fees by independent contractors who assume the inventory risk of all installation material, including antennae, masts and down converters, but not set-top converters, which are provided by, and remain the property of, CMAX. This arrangement eliminates CMAX's need to maintain an installation workforce and reduces the amount of inventory it must carry.

COMPETITION

     Wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the cable television industry, some of which are described below. Many of CMAX's competitors have far greater financial resources than CMAX.

     Traditional Hard-Wire Cable. CMAX believes that its primary competition is from traditional hard-wire cable operators. CMAX's primary traditional hard-wire competitors in the Texas Cluster during fiscal 1995 included Time Warner Cable in Austin, Paragon Houston Industries, Inc. in San Antonio and Metrovision in Temple/Killeen and Waco, all of which are significantly larger and have substantially greater financial resources than CMAX. Time Warner Cable has recently announced the proposed acquisition of Paragon Houston Industries, Inc. in San Antonio and Metrovision in Temple/Killeen and Waco. Currently, these primary traditional hard-wire cable competitors in the Texas Cluster offer between 39 and 58 channels to their subscribers compared to between 31 and 37 channels offered by CMAX. The technology used by such operators is a coaxial cable system which transmits signals from a head-end, delivering local and satellite-delivered programming via a distribution network consisting of amplifiers, cable and other components to subscribers.

     Direct Broadcast Satellite ("DBS"). DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a rooftop or in the yard. DBS receiver equipment for a single television set costs approximately $700 per customer, plus installation fees. Each additional, independent outlet requires a separate descrambling device at additional cost to the subscriber.

     Due to the cost of receiving equipment as well as the broader availability of local programming offered by wireless cable systems, CMAX believes that wireless cable systems currently enjoy a comparative cost and local programming advantage over DBS systems.

     Telephone Companies. Under the Communications Act of 1934, as amended (the "Communications Act"), local exchange carriers ("LECs") are currently prohibited from providing video programming directly to subscribers in their respective telephone service areas. Certain Federal courts have recently ruled, however, that this "teleco-cable cross-ownership ban" abridges the First Amendment rights of LECs under the U.S. Constitution. These rulings are currently under appeal or are expected to be appealed. Proposals to lift the teleco-cable cross-ownership ban are also currently under review by the U.S. Congress. In light of these court decisions, the FCC has indicated that it will look favorably on waivers of the teleco-cable cross-ownership ban under certain circumstances. The FCC already permits LECs to provide "video dialtone" service, thereby allowing such carriers to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others. The FCC has ruled that the teleco-cable cross-ownership ban does not apply to wireless cable.

     Satellite Master Antenna Television ("SMATV"). SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, only it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service one or more

         1229

multiple dwelling units. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz ("GHz") band.

     Local Multi-Point Distribution Service. In 1993, the FCC proposed to redesignate the 28 GHz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). As proposed by the FCC, LMDS would provide two licensees up to 49 channels each for the distribution of video programming in prescribed geographic areas. Numerous satellite system operators, including, among others, the National Aeronautics and Space Administration, Motorola Satellite Communications, Inc., Hughes Space and Communications Co., Ameritech, and Loral Quilcomm Satellite Services, Inc., opposed in whole or in part, the redesignation of the 28 GHz band for video distribution. The FCC recently proposed that the 28 GHz band be shared by terrestrial and satellite services, that competitive bidding be used to award LMDS and satellite authorizations, and that LMDS authorizations be based on 493 geographic areas known as basic trading areas ("BTAs").

     Satellite Receive Dishes. Satellite receive dishes are generally seven to twelve foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of scrambling, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity, although CMAX competes with these systems to some degree in marketing its services.

     Off-Air Local Broadcasts. Off-air local broadcasts (e.g., ABC, NBC, CBS, Fox and PBS) provide a free programming alternative to the public. CMAX currently retransmits certain off-air local broadcasts to its wireless cable subscribers, but its ability to do so is generally dependent upon receipt of retransmission consent.

     Video Stores. Retail stores rent video tapes and are a major participant in the television program delivery industry. According to the Cable Television's Fact Book, in 1994 there were approximately 76,312,700 households with video cassette recorders in the United States.

AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to utilize specified frequencies, the operator must then obtain the right to use the programming to be transmitted over those frequencies.

     General. Currently, with the exception of the retransmission of off-air broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to CMAX has been significantly mitigated by the Cable Act and various FCC regulations promulgated thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Of the major cable television programming services carried by CMAX, only ESPN, USA Network and A&E are not currently directly owned by vertically integrated multiple cable system operators, and CMAX historically has not had difficulty in arranging satisfactory contracts for these services.

     Copyright. Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under Section 111 of the Copyright Act, as amended, certain cable systems and wireless cable systems are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports with and the payment of certain fees to the U.S. Copyright Office.

     Certain FCC rules require wireless and traditional hard-wire cable operators to secure the consent of certain local commercial television broadcast stations in order to retransmit their signals. However, wireless cable systems, unlike traditional hard-wire cable systems, are not required under the FCC's "must carry" rules

         1230

to retransmit a specified number of local commercial television or qualified low power television signals. Although there can be no assurances that CMAX will be able to obtain requisite broadcaster consents, CMAX believes in most cases it will be able to do so for little or no additional cost.

EMPLOYEES

     As of December 31, 1995, CMAX had a total of 153 employees, 42 of whom were located in Austin, 49 of whom were located in San Antonio, 37 of whom were located in Temple/Killeen and 25 of whom were located in Waco. Of such employees, 39 provide technical services, 81 are office personnel and customer service representatives (of which 22 are part-time), 24 are marketing and sales staff and 9 are executive and administrative personnel. New subscriber installations are performed by an independent contractor, thus reducing the number of persons employed by CMAX. None of CMAX's employees is subject to a collective bargaining agreement. CMAX has experienced no work stoppages and believes that its relations with its employees are good.

PROPERTY OF CMAX

     CMAX leases approximately 17,000 square feet in Austin, approximately 29,000 square feet in San Antonio and approximately 10,000 square feet in Waco for its customer service and warehouse needs. Such leases run through April 2010, mid-April 2004 and May 1999, respectively. CMAX also leases approximately 6,800 square feet in Austin for its executive offices pursuant to a lease expiring in December 1999. CMAX owns an approximately 10,000 square foot customer service and warehouse facility in the Temple/Killeen area. CMAX believes that space meeting its physical and cost requirements is readily available in Austin, San Antonio and Waco and intends to lease new facilities upon the expiration of its current leases. In addition to office space, CMAX leases land on which it has constructed its head-ends and transmission towers for the Texas Cluster. CMAX's beambenders are located on private lots with the landlord receiving free wireless cable service or nominal rent. CMAX believes that office space and space for head-ends and transmission towers are readily available on acceptable terms in the markets where CMAX intends to operate wireless cable systems.

LEGAL PROCEEDINGS

     CMAX is not a party to any litigation that would have a material adverse effect on its business.

         1231

              DIVIDENDS ON AND MARKET PRICES OF CMAX COMMON STOCK

     The common stock, $.01 par value, of CMAX (the "CMAX Common Stock"), began trading on the Nasdaq-NMS under the symbol "CMAX" on November 19, 1993. The following table sets forth, on a per share basis for the periods shown, the high and low closing bid prices of the CMAX Common Stock as reported by the Nasdaq-NMS. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The price of the CMAX Common Stock in its initial public offering was $12.00 per share.

                                                                           CLOSING SALE
                                                                               PRICE
                                                                         -----------------
                                                                          HIGH       LOW
                                                                         ------     ------
    Fiscal Year Ended June 30, 1994:
      Second Quarter (from November 19, 1993)..........................  $12.25     $10.00
      Third Quarter....................................................  $13.12     $10.25
      Fourth Quarter...................................................  $11.25     $ 6.31
    Fiscal Year Ended June 30, 1995:
      First Quarter....................................................  $ 8.00     $ 6.25
      Second Quarter...................................................  $ 8.00     $ 3.00
      Third Quarter....................................................  $ 6.25     $ 3.88
      Fourth Quarter...................................................  $ 7.75     $ 5.25
    Fiscal Year Ended June 30, 1996:
      First Quarter....................................................  $ 8.00     $ 6.00
      Second Quarter...................................................  $ 7.75     $ 6.59
      Third Quarter (through January 22, 1996).........................  $ 7.88     $ 7.25

     On January 22, 1996, the reported last sale price for the CMAX Common Stock as reported on the Nasdaq NMS was $7.68 per share and there were approximately 100 holders of record and approximately 1,400 beneficial owners of the CMAX Common Stock.

     CMAX has never declared or paid any cash dividends and does not expect to declare any such dividends for the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of CMAX, CMAX's credit facilities and other factors CMAX's Board of Directors considers appropriate. CMAX currently intends to retain earnings, if any, to support continuing growth and expansion.

     The terms of the CMAX Credit Facility prohibit CMAX from paying cash dividends.

         1232

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

DIRECTORS AND OFFICER OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership as of December 31, 1995 as to each (i) director, (ii) the four most highly compensated executive officers of CMAX, including CMAX's Chief Executive Officer, and (iii) all directors and executive officers of CMAX as a group:

                                                                SHARES OF
                                                                   CMAX             PERCENT OF
                            NAME OF                            COMMON STOCK            CMAX
                        BENEFICIAL OWNER                    BENEFICIALLY OWNED     COMMON STOCK
    --------------------------------------------------------------------------     ------------
    David J. Aldrich........................................            --            --
    Barry L. Babcock........................................         4,000            *
    James E. Bray (1).......................................        27,000            *
    Thomas C. Dircks (2)....................................         1,000            *
    A. Lawrence Fagan (2)...................................            --            --
    Tommy L. Gleason (1) (3)................................        47,500            *
    Jerald L. Kent..........................................         2,000            *
    Ralph G. Kelly (1)......................................        26,000            *
    Douglas E. Montandon (1)................................        16,100            *
    George H. More III......................................         1,000            *
    Ronald L. Voss (3)......................................            --            --
    All directors and executive directors as a group
      (11 persons) (1)(2)(3)................................       124,600              1.3%

---------------

* Less than 1%.

(1) The beneficial ownership of shares shown includes stock options exercisable within 60 days of the filing, which were granted to various individuals in this table, or included in this group, pursuant to the 1993 CableMaxx, Inc. Stock Option Plan (the "CMAX Option Plan"). The exercise price per share for such options is $12.00 per share, which is greater than the consideration of $8.50 per share to be received by CMAX stockholders in the CMAX Merger. Pursuant to the CMAX Option Plan and the CMAX Merger Agreement, stock options held by such individuals and other option holders are exercisable in full, without regard to any limitations on exercisability contained in such individual's stock option agreement, during the period prior to the consummation of the CMAX Merger, including 40,000 shares for Tommy L. Gleason, Jr., 25,000 shares for James E. Bray, 25,000 shares for Ralph G. Kelly and 15,000 shares for Douglas E. Montandon.

(2) A. Lawrence Fagan is an executive officer, director and stockholder of Charterhouse and Thomas C. Dircks is an executive officer of Charterhouse. Each of Messrs. Fagan and Dircks disclaims beneficial ownership of the shares of CMAX Common Stock beneficially owned by Charter Wireless. See "Security Ownership and Principal Stockholders -- Other Ownership of CMAX's Common Stock."

(3) Tommy L. Gleason, Jr. is the individual general partner of Galaxy Cablevision and an affiliate of Mr. Gleason is the corporate General Partner of Galaxy Cablevision. In addition, Mr. Gleason is the principal stockholder of Galaxy. Ronald L. Voss is the Vice President of Corporate Development and the corporate general partner of Galaxy Cablevision and certain of its affiliates. Each of Messrs. Gleason and Voss disclaims beneficial ownership of the shares of CMAX Common Stock beneficially owned by Charter Wireless. See "Security Ownership and Principal
     Stockholders -- Other Ownership of CMAX's Common Stock."

         1233

OTHER OWNERSHIP OF CMAX'S COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership as of December 31, 1995 as to each person known to CMAX to be the beneficial owners of more than 5% of the outstanding shares of CMAX Common
Stock:

                                                                SHARES OF           PERCENT OF
                            NAME OF                         CMAX COMMON STOCK      CMAX COMMON
                        BENEFICIAL OWNER                    BENEFICIALLY OWNED        STOCK
    --------------------------------------------------------------------------     ------------
    Charter Wireless Cable Holdings, L.L.C.(1)..............      5,010,900            52.7%
      c/o Charterhouse Group International, Inc.
      535 Madison Avenue
      New York, New York 10022
    Weiss, Peck & Greer, L.L.C.(2)..........................        699,494             7.4%
      One New York Plaza
      New York, New York 10004

---------------

(1) Each of CEP, Galaxy, Galaxy Cablevision and the Predecessor are members of Charter Wireless. Their respective ownership interests in Charter Wireless are as follows: CEP: 74%; Galaxy Cablevision: 15%; Galaxy: 6%; and the CMAX
     Predecessor: 5%. The general partner of CEP is an affiliate of Charterhouse. Accordingly, Charterhouse may be deemed to control Charter Wireless. As a result of the foregoing, all of the shares of CMAX Common Stock held by Charter Wireless would, for purposes of Section 13(d) of the Exchange Act, be considered to be beneficially owned by Charterhouse.

(2) Weiss, Peck & Greer, L.L.C. is a limited liability company organized under Delaware law ("Weiss Peck") which is registered under Section 15 of the Exchange Act and is registered under Section 203 of the Investment Advisers Act of 1940, as amended. As of December 31, 1995, Weiss Peck held 699,494 shares of CMAX Common Stock for the discretionary accounts of certain clients. For purposes of Section 13(d) of the Exchange Act, such shares would be considered to be beneficially owned by Weiss Peck. Weiss Peck disclaims beneficial ownership of such shares. The principals of Weiss Peck also disclaim beneficial ownership of such shares other than those shares of CMAX Common Stock owned of record by such principals.

     As of December 31, 1995, CMAX's management knows of no other beneficial owner of CMAX of greater than 5% of the outstanding shares of CMAX Common Stock.

         1234

                CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS

     In addition to the CMAX Merger Agreement, Heartland has entered into various other agreements that may be consummated contemporaneously with the CMAX Merger Agreement. These agreements, and the transactions contemplated thereby ("Other Transactions"), are described below. There can be no assurance that any or all of the Other Transactions will be consummated.

THE AWS MERGER

     Pursuant to the terms of the AWS Merger Agreement, AWS Merger Sub will merge with and into AWS, AWS will become a wholly owned subsidiary of Heartland, and Heartland will issue to the holders of AWS common stock, $.01 par value per share ("AWS Common Stock"), that number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of $34 million (subject to certain reductions and the escrow requirements discussed below). If the AWS Merger Agreement is consummated, each share of AWS Common Stock issued and outstanding immediately prior to the AWS Merger, subject to certain adjustments provided therein, will be converted into shares of Heartland Common Stock having an exchange value of approximately $5.90, of which approximately $0.56 will be held in the escrow described below. The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996), provided, however, that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in connection with the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable. Pursuant to the AWS Merger Agreement, shares of Heartland Common Stock having an aggregate exchange value of up to $3.25 million (subject to reduction upon the resolution of certain claims against AWS) will be held in escrow for a period of approximately twelve (12) months to satisfy certain indemnification obligations of AWS to Heartland.

THE FTW TRANSACTION

     Pursuant to the terms of the FTW Agreement, (i) FTW Partnership will assign to Heartland substantially all of its assets, consisting of the 79.99% interest in the FTW Venture, (ii) FTW Partnership and the FTW Partners approving the FTW Transaction will either assign to Heartland or release the certain claims against AWS and certain related parties, (iii) Heartland will assume up to $570,000 of certain types of liabilities (including disputed liabilities) of FTW Partnership to AWS, and (iv) Heartland will issue to FTW Partnership newly issued freely tradeable shares of Heartland Common Stock having an aggregate exchange value of $13.3 million. The exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Agreement will be equal to the average closing price of the Heartland Common Stock as quoted on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the FTW Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided that if such average closing price is in excess of $23 per share, the exchange value shall be $23 per share.

THE MINNEAPOLIS TRANSACTION

     Pursuant to the terms of the Minneapolis Agreement, (i) Minneapolis Partnership will sell to Heartland substantially all of its assets, consisting of a 75% membership interest in and to the Minneapolis LLC, which owns and operates a wireless cable television system in Minneapolis, Minnesota, (ii) Heartland will issue to Minneapolis Partnership that number of newly issued publicly tradeable shares (the "Minneapolis Shares") of Heartland Common Stock having an aggregate exchange value equal to the sum of (A) $18.0 million plus
(B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") as of February 15, 1996 (currently estimated to be 1,000 Additional Subscribers, and not anticipated to exceed 2,000 Additional Subscribers), (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to AWS, and (iv) Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Agreement will assign to Heartland certain claims against AWS, its predecessors and their

         1235

respective affiliates. The exchange value of the Minneapolis Shares will be equal to either (a) the lesser of $23 per share and the average closing price of Heartland Common Stock as reported on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) or (b) if such closing average is equal to or in excess of $30 per share, then (i) the product of the closing average multiplied by $23, divided by (ii) $30.

THE TSC TRANSACTION

     Pursuant to the terms of the TSC Agreement (a) TSC will sell to Heartland substantially all of the assets formerly held by Technivision, consisting of wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas, and (b) Heartland will issue to TSC that number of newly issued publicly tradeable shares ("TSC Shares") of Heartland Common Stock having an aggregate exchange value of (i) $36.75 million plus (ii) $1,200 for each wireless cable television subscriber on the fifth day preceding the consummation of the TSC Agreement in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration will not exceed $3.5 million), minus (iii) the amount of any obligations assumed by Heartland (not to exceed $5 million, and currently estimated to be $5 million), minus (iv) if the wireless cable television assets relative to the Dayton, Ohio market are sold prior to the consummation of the TSC Agreement, certain proceeds thereof to be retained by TSC. The exchange value of the Heartland Common Stock to be issued pursuant to the TSC Agreement will be equal to the average closing price of the Heartland Common Stock on the Nasdaq-NMS over the 20-trading-day period ending on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996).

                              THE COMBINED COMPANY

BUSINESS OF THE COMBINED COMPANY AFTER THE TRANSACTIONS

     Following the consummation of the Transactions, but prior to any dispositions of Heartland Disposition Assets consummated in connection therewith or thereafter, Heartland, directly or through one or more subsidiaries, will acquire all the assets and liabilities and succeed to the businesses of AWS and CMAX and acquire substantially all of the assets and certain of the liabilities and succeed to all of the businesses of FTW Venture, Minneapolis LLC and TSC formerly conducted through Technivision (as operated by Heartland following consummation of the Transactions, such businesses, assets and liabilities, together with the current business, assets and liabilities of Heartland, are hereinafter referred to collectively as the "Combined Company"). To the extent that any of the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction or the TSC Transaction are not consummated, the assets and liabilities of AWS, CMAX, FTW Partnership, Minneapolis Partnership or TSC, respectively, will not constitute a part of the Combined Company. In addition, to the extent that any of the Heartland Disposition Assets are not sold or otherwise disposed of by Heartland, such assets will continue to be owned and operated by the Combined Company, but held for disposition.

     The Combined Company will be in the business of developing, owning and operating wireless cable television systems in primarily small to mid-sized markets within the central United States. The Combined Company expects to continue targeting small to mid-sized markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable and to otherwise pursue the business strategy employed by Heartland to date. Assuming the consummation of each of the Transactions and the disposition of all of the assets constituting Heartland Disposition Assets, the Combined Company will have wireless cable channel rights in 79 markets, representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates will be serviceable by LOS transmissions. Heartland further estimates that within these markets, approximately 2.4 million LOS households, or approximately 36% of the Combined Company's total LOS households, are currently unpassed by traditional hard-wire cable systems. The Combined Company's 79 markets will include (i) approximately 33 markets in which the Combined Company will have wireless cable television systems in operation, (ii) nine markets in which the Combined Company will have wireless cable television systems under construction,
(iii) 21 near-term launch markets in which the

         1236

Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 16 long-term launch markets, including 11 in which the Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and five in which the Combined Company will have leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC. Assuming consummation of the Transactions and disposition of the Heartland Disposition Assets, as of November 30, 1995, the 33 systems which Heartland anticipates the Combined Company will operate were providing wireless cable service to approximately 117,000 subscribers. Although management of Heartland is currently performing an ongoing evaluation regarding the nature and scope of the operations of the Combined Company following the consummation of the Transactions, various short- and long-term strategic considerations will need to be addressed following such consummation with regard to the integration and consolidation of the various businesses comprising the Combined Company. Many of the operational and strategic decisions with respect to the business of the Combined Company have not been made and may not be made prior to the consummation of the Transactions. Significant uncertainties and risks relating to the businesses and operations of the Combined Company and the integration of its various businesses and assets exist as of the date hereof and can be expected to continue to exist following consummation of the Transactions. The quality, timing and manner of decisions made by management of the Combined Company with respect to the integration and operation of its various businesses and assets following the consummation of the Transactions will materially affect the operations of the Combined Company and its financial results. See "Risk Factors" and "The Combined Company -- Planned Divestitures."

     In addition to developing, owning and operating wireless cable television systems in small to mid-sized markets located in the central United States, the Combined Company will have an equity investment in Wireless One which it currently proposes to hold indefinitely. Assuming consummation of a Newco Transaction, the Combined Company will also have an equity interest in Newco which it currently intends to hold indefinitely. The Wireless One and Newco investments will permit Heartland to participate, indirectly as an equity owner, in the ownership, development and operation of wireless cable television systems in markets outside of Heartland's traditional demographic and geographic focus. No assurance can be given that the Combined Company will experience an increase in value or return on its investment, if any, in Newco. Heartland does not anticipate receiving any cash dividends from its investment in Wireless One or Newco, if the Newco Transaction is consummated, in the foreseeable future. Heartland is not obligated to fund the future capital requirements of Wireless One, and will not be required to fund the capital requirements of Newco. Because the Combined Company is expected to hold its investment in Wireless One and its proposed investment in Newco indefinitely, and because neither Wireless One nor Newco is expected to pay cash dividends in the foreseeable future, neither investment should materially affect the liquidity of the Combined Company. There can be no assurance that a market for the Combined Company's investment in Wireless One or Newco will exist in the future or to what extent such investments will affect the liquidity and capital resources of the Combined Company. See "Information Concerning Heartland -- Recent Transactions."

     The Combined Company will continue to be subject to all of the liabilities of Heartland, AWS and CMAX and certain of the liabilities, as discussed herein, of FTW Partnership, the Minneapolis Partnership and TSC. Included among these liabilities will be litigation to which Heartland, AWS and CMAX are parties. Pursuant to the terms of the TSC Agreement, the FTW Agreement and the Minneapolis Agreement, Heartland will only assume known liabilities. Although Heartland anticipates that the Combined Company will continue to operate AWS and CMAX as wholly owned subsidiaries, litigation or other liabilities affecting those entities may still materially affect the Combined Company. For a more complete description of litigation and other liabilities affecting CMAX and its respective assets, see "Information Concerning CMAX -- The Business." For a discussion of certain liabilities of AWS under federal and state securities laws and certain litigation to which AWS is a party, see "Risk Factors -- Rescission Rights of Partners of Minneapolis Partnership and FTW Partnership" and "Information Concerning Heartland -- The Business."

         1237

     The summary pro forma financial information for the Combined Company indicates pro forma annual revenues of approximately $20.1 million and operating loss of approximately $14.6 million for the prior pro forma fiscal year. The pro forma balance sheet for the Combined Company reflects cash of approximately $68.6 million, working capital of approximately $99.5 million and a current ratio of 6.18-to-one as of September 30, 1995. Management of Heartland believes that, subject to consummation of each of the Transactions and disposition of all of the Heartland Disposition Assets, the Combined Company will experience a reduction in annual operating costs as a result of the elimination of duplicative public company expenses such as investor relations, regulatory filings and related legal and accounting costs, and as a result of the elimination of duplicative executive officers and related staffing. See "Pro Forma Financial Information Relative to the Transactions."

         1238

     The table below provides information regarding the 79 markets (excluding Heartland Disposition Assets) in which Heartland has or, upon consummation of the Transactions, will have wireless cable channel rights that it currently intends to retain and develop.

                                                                                               NUMBER OF
                                               ESTIMATED       ESTIMATED                     SUBSCRIBERS AT
                                                 TOTAL       LINE-OF-SIGHT      CURRENT       NOVEMBER 30,
                   MARKET                      HOUSEHOLDS     HOUSEHOLDS      CHANNELS(1)         1995
---------------------------------------------  ----------    -------------    -----------    --------------
Existing Systems
  Ada, OK....................................      30,399         24,319           32              6,508
  Wichita Falls, TX..........................      78,290         74,376           28              6,093
  Midland, TX................................     120,037        114,035           26              5,017
  Abilene, TX................................      86,676         82,344           23              4,020
  Lawton, OK.................................      97,023         92,172           27              6,334
  Laredo, TX.................................     313,406(2)     297,736(2)        27              5,420
  Enid, OK...................................      76,602         72,772           21              3,694
  Lindsay, OK................................      51,041         40,833           32              3,267
  Ardmore, OK................................      60,192         51,163           20              3,233
  Mt. Pleasant, TX...........................      33,589         26,871           16              1,684
  Lufkin, TX.................................     117,534         88,150           12                 --(3)
  Shaw, KS...................................      47,223         42,763           30              3,961
  Texarkana, TX..............................     118,204         94,563           20              1,997
  Stillwater, OK.............................      54,562         40,922           20              5,428
  Lubbock, TX................................     123,934        105,323           34(4)           5,934
  McLeansboro, IL............................      80,136         60,102           18                859
  Vandalia, IL...............................      73,593         55,195           20              1,365
  Olney, IL..................................      67,812         50,859           20              1,195
  Lykens, OH.................................     210,800        168,640           24                700
  Paragould, AR..............................      77,523         58,500           21              2,157
  Sikeston, MO...............................      69,837         52,378           24              2,163
  Taylorville, IL............................     159,596        119,697           20              1,336
  Peoria, IL.................................     276,446        248,801           22                762
  Manhattan, KS..............................      56,473         42,355           20                945
  O'Donnell, TX..............................      68,940         65,493           20              1,053
  Olton, TX..................................      32,548         30,921           20                933
  Monroe City/Lakenan, MO....................      46,376         34,782           27                978
  Paris, TX..................................      55,445         41,584           20                 79
  Champaign, IL(5)...........................     164,992        148,493           23              2,120
  Austin, TX(6)..............................     360,000        250,000           31             12,299
  Temple/Killeen, TX(6)......................     110,000         80,000           35              6,312
  Waco, TX(6)................................     100,000         80,000           35              3,860
  Corpus Christi, TX(6)......................     135,000        108,000           31             15,468
                                                ---------      ---------                         -------
          Total -- Existing Systems..........   3,554,229      2,944,142                         117,174
                                                =========      =========                         =======

         1239

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
SYSTEMS UNDER CONSTRUCTION(8)
  Corsicana/Athens, TX...............................       69,161           62,245            23(9)
  Hamilton, TX.......................................       28,551           21,413            20
  Harper/Freeport, IL................................      125,269           93,952            20
  Marion, KS.........................................       53,881           40,411            19
  Peaksville, MO.....................................       48,157           36,118            15
  Sherman/Denison, TX................................      100,000           90,000            31(11)
  Sterling, KS.......................................       45,213           38,431            24
  Strawn/Ranger, TX..................................       34,488           25,866            20
  Walnut Grove, IL...................................       84,226           63,170            20
                                                         ---------        ---------
          Total -- Systems Under Construction........      588,946          471,606
                                                         ---------        ---------
NEAR-TERM LAUNCH MARKETS(12)
  Adairsville, GA(10)................................      205,662          154,247            16
  Amarillo, TX.......................................      106,670          101,337            26(13)
  Anthony, KS........................................       15,798           11,845            16
  Bellflower, MO.....................................       63,384           57,046            20
  Bluffs, IL.........................................       46,389           34,792            20
  Columbia, MO.......................................      149,622          127,179            18
  Forrest City, AR...................................       55,642           41,732            21
  Holdenville, OK....................................       50,637           45,573            16
  Kossuth, TX........................................       52,490           39,368            20
  Lenapah, OK........................................       51,921           38,941            12
  Mayfield, KY.......................................      175,948          155,972            21
  Muskogee, OK.......................................       66,510           53,208            18
  Powers Crossroads, GA(10)..........................      135,037          101,278            20
  Purdin, MO.........................................       25,001           18,751            20
  Rutledge, GA(10)...................................      141,370          106,028            16
  Shreveport, LA.....................................      214,315          182,168            24
  Springfield, MO....................................      139,706          118,750            16
  Tulsa, OK..........................................      321,922          273,634            16
  Tyler, TX..........................................      233,416          186,734            14
  Weatherford, OK....................................       31,445           29,873            16
  Wick, OH...........................................      336,098          268,878            21
                                                         ---------        ---------
          Total -- Near-Term Launch Markets..........    2,618,983        2,147,334
                                                         ---------        ---------

         1240

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
LONG-TERM LAUNCH MARKETS(14)
  Altus, OK..........................................       30,653           29,120            16
  Burnet, TX.........................................       24,917           18,688            16
  Charlotte, TX......................................       32,771           24,578            16
  Crow, TX...........................................       71,421           57,137            12
  Des Moines, IA.....................................      267,279          240,551            16
  El Dorado, AR......................................       54,727           38,310            16
  El Paso, TX(6).....................................      200,000          180,000            27
  Elk City, OK.......................................       26,379           21,103            16
  Fischer, TX........................................      317,039          237,779            20
  Henryetta, OK......................................       31,968           25,574            16
  Ingram, TX.........................................       26,235           19,676            20
  McAlester, OK......................................       36,475           25,533            16
  Miami, OK..........................................       70,820           60,197            15
  Sabinal, TX........................................       15,795           11,846            20
  Seminole, OK.......................................       42,204           35,873            19
  Topeka, KS.........................................      211,762          190,586            16
                                                         ---------        ---------
          Total -- Long-Term Launch Markets..........    1,460,445        1,216,551
                                                         ---------        ---------
          Total -- All Company Markets...............    8,222,603        6,779,633
                                                         =========        =========

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by the Combined Company over wireless cable channels.

 (2) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (3) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 12 channels in the Lubbock System, of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (5) Heartland acquired the system in Champaign, Illinois on January 16, 1996.

 (6) Heartland will acquire the Austin, Temple/Killeen, Waco, Corpus Christi and El Paso, Texas markets upon the consummation of the Transactions.

 (7) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch includes channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (8) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

 (9) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 7 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(10) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(11) Channels acquired pursuant to the Sublease Agreement with CMAX. Of these channels, eight are the subject of uncontested application proceedings.

(12) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(13) Includes additional channels acquired pursuant to the Sublease Agreement with CMAX. Channel capacity has been increased by 9 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(14) Such markets include seven markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC.

         1241

MANAGEMENT OF THE COMBINED COMPANY

     Following the consummation of the Transactions, management of Heartland will manage the Combined Company and the Board of Directors of the Combined Company will consist entirely of the Board of Directors of Heartland. Although Heartland has entered into a consulting and noncompetition agreement with Steven
G. Johnson, the President of AWS, management of Heartland does not otherwise expect to retain executive officers or significant numbers of other management personnel of AWS or CMAX or to enter into employment relationships with executive officers or management personnel of TSC, the Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain nonmanagerial employees of AWS, CMAX or TSC. Mr. Johnson has entered into a consulting and noncompetition agreement with Heartland pursuant to which Mr. Johnson, following consummation of the AWS Merger, will provide consulting and transition services to the Combined Company with regard to AWS and its assets and will refrain from competing with the Combined Company or any of its transferees in any wireless cable television market owned or operated by AWS as of October 31, 1995 for a period of three years. In exchange for entering into the consulting and noncompetition agreement, Mr. Johnson will receive a total of $700,000 payable over a two-year period. No member of the Board of Directors of AWS or CMAX will continue to serve as a member of the Board of Directors or as an executive officer of the Combined Company or of AWS or CMAX, respectively. No member of the Board of Directors of TSC or of the management committees of either the Minneapolis Partnership or FTW Partnership will serve as a member of the Board of Directors or as an executive officer of the Combined Company or any of its subsidiaries following the consummation of the TSC Transaction, the FTW Transaction or the Minneapolis Transaction. See "Information Concerning Heartland -- Management."

PRINCIPAL HOLDERS

     The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions, an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions, as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent or more of the shares of Heartland Common Stock; and (b) persons that will beneficially own five percent or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72%    4,000,000        17.14%    4,000,000        20.65%
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78
Charter Wireless Cable
  Holdings, L.L.C........          0           0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....          0           0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, (iv) the Dayton System will not be sold prior to the consummation of the Transactions and (v) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

         1242

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's Net Liabilities do not exceed its Permitted Net Liabilities. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the current owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in accordance with the TSC Liquidation Plan. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

PLANNED DIVESTITURES

     In connection with approving the Transactions, Heartland's Board determined that certain of the markets currently held by Heartland and certain of those to be acquired in the Transactions should be disposed of, either because their demographics are inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. In particular, the Heartland Board identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Napoleon/Bloom Center, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Ft. Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions as being markets for which Heartland's management should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, the Heartland Board felt that some or all of such markets, properly developed and operated, offered attractive opportunities to participate in the wireless cable television industry. As a result, the Heartland Board further directed Heartland's management to seek one or more opportunities to dispose of the Heartland Disposition Markets which might offer Heartland the ability to retain an equity interest, directly or indirectly, in the disposed of markets.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets, of which Flippin, Tennessee is currently owned by Heartland. Heartland will sell the Flippin market to TruVision for $1.5 million contemporaneously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     After substantial discussions and certain limited agreements regarding the conduct of their respective businesses during the pending of such negotiations, effective December 12, 1995, Heartland, CAI, and CS Wireless Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI

         1243

may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or one or more of its subsidiaries) will receive (i) shares of Newco common stock, $.001 par value per share (the "Newco Common Stock"), constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing (the "First Note") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing (the "Second Note"). The First Note will (i) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall be applied immediately to the repayment of a portion of the First Note; (ii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for Newco's Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied to the repayment of the First Note; (iii) provide assurances, satisfactory to Heartland, that, to the extent not otherwise repaid, the First Note will be payable from $25 million of the net proceeds of $125 million of proceeds of senior discount notes contemplated to be issued by Newco (the "Newco Financing"), which is a condition to consummation of the Newco Transaction, which will be appropriately secured for such purpose; and (iv) bear interest at the effective rate of interest received by Newco from the investment of the $25 million of the net proceeds of the Newco Financing which are security for repayment of the First Note. The Second Note will (i) bear interest at the annual rate of 10%, subject to adjustment as described below; (ii) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall, to the extent available after repayment of the First Note, be applied by Newco to the repayment of a portion of the Second Note; (iii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for the Newco Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied, to the extent available after the repayment of the First Note, to the repayment of the Second Note; (iv) provide that, if the Second Note is not paid in full within one year of the consummation of the Newco Transaction, the annual interest rate on the Second Note shall increase to 15% from and after the first anniversary of the closing; and (v) provide that all interest on the Second Note shall be payable in kind (interest computed rather than payable currently) to the first interest payment date after the Newco senior discount notes to be issued as part of the contemplated Newco Financing have been paid in full. The equity interests of Heartland and CAI in Newco will be subject to dilution for the issuance of (i) Newco Common Stock or warrants to acquire Newco Common Stock which may be issued as a part of the Newco Financing; (ii) options to acquire Newco Common Stock which may be issued to Newco's management; and (iii) warrants or options to acquire up to 10% of Newco's Common Stock (prior to the issuance of any warrants as part of the Newco Financing or options to Newco's management) to BANX, a partnership comprised of Bell Atlantic Corporation and NYNEX Corporation, which is a substantial investor in CAI. Within six months of closing, CAI and Heartland will complete certain post-closing net working capital calculations. Components of such calculations will include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following such calculations, an increase or decrease will occur in the principal amount of the promissory notes to be received by Heartland from Newco, and CAI will either contribute or be entitled to a distribution of cash from Newco, depending upon such calculations.

         1244

     Pursuant to an agreement dated October 10, 1995, each of CAI and Heartland agreed to cooperate in the filing of applications for continuing participation in the public auctions for available spectrums in the multipoint and/or multichannel distribution service in 487 basic trading areas ("BTAs") and six
(6) additional BTA-like geographic areas. The auctions were commenced by the FCC on or about November 13, 1995 with respect to certain markets, including markets which are expected to be conveyed to Newco. In the event of the award of any such licenses to either CAI or Heartland, Newco shall reimburse such entity for the amounts paid by such party upon conveyance of the applicable licenses to Newco.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that CAI has not disposed of more than one-half of the Newco Common Stock it held on the effective date of such agreement); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that Heartland has not disposed of more than one-half of Newco Common Stock it held on the effective date of such agreement); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain transactions will require the affirmative approval of at least 70% (7 of 9) of the Directors of Newco. Such transactions include (i) the participation of Newco in a merger or consolidation, or the sale, lease, exchange or other disposition of all or any substantial part of the assets of Newco, or the liquidation of all or a substantial part of Newco; (ii) the issuance or sale by Newco of any capital stock of Newco, including the type and amount to be issued or sold, except for the options and warrants contemplated as part of the transaction; (iii) the taking of any action by Newco in its capacity as a stockholder of any subsidiary of Newco similar to the foregoing; (iv) any increase or decrease in the total number of directorships of Newco; (v) engaging in any business other than the designated business of Newco (transmitting video, voice or data, inclusive of related activities and services, including the use of wireless channels for any commercial purpose permitted by the FCC); (vi) establishing any executive or other committee of the Board of Newco; (vii) the creation, incurrence, assumption or guaranty of or in any manner becoming liable by Newco or any of its subsidiaries upon any obligation for money borrowed in excess of $10 million in the aggregate principal amount at any time outstanding or the incurrence of any obligation in excess of such amount in connection with the acquisition of property; (viii) the making of or having outstanding any loans or advances to any of Newco's past or present officers, directors or stockholders or to any member of their immediate family; (ix) the entering into, directly or indirectly, of any arrangement, contract or agreement not in the ordinary course of business with a monetary value in excess of $10 million; (x) the sale or other disposal (including contribution) of assets or capital stock (by merger or otherwise) of Newco or any of its subsidiaries, the value of which exceeds $10 million in either original cost or appraised value within any one-year period; (xi) the acquisition of securities or assets by Newco or any of its subsidiaries, the value of which exceeds $10 million in appraised value within any one year period; (xii) any change in the business of Newco from its stated business; or
(xiii) replacement of the Chief Executive Officer or the Chief Financial Officer of Newco.

     Further, the Participation Agreement and Stockholders Agreement provide that Newco may actively engage in discussions and activities with the goal of
(i) acquiring additional geographic markets and assets related to its business;
(ii) selling or otherwise disposing of some or all of its assets (including a sale of all or a portion of the Newco Common Stock by merger or otherwise); and
(iii) creating one or more joint ventures or other joint operations which may involve, among other matters, contributing all or a portion of Newco's assets to such joint venture or operation in exchange for an equity interest therein, cash, notes or other suitable consideration; provided, however, that (A) no such activity shall be undertaken unless the Newco Board determines that each such activity is in the best interest of Newco and (B) with respect to the activities described in clauses (ii) and (iii) above, (i) such sales, contributions and dispositions shall be limited to the markets contributed by Heartland and CAI to Newco; (ii) if any such sales are agreed to or consummated prior to the consummation of the Newco Transaction, the initial purchaser of the Newco Financing shall give its written consent thereto prior to effecting the Newco Financing; (iii) the proposed underwriter mutually selected by CAI and Heartland for an initial public offering, if any, of the Newco Common Stock proposed to

         1245

be initiated during the first year after the closing shall state in writing that any such proposed sale, disposition or joint venture would not have a negative impact on said initial public offering; and (iv) Newco shall not sell, contribute or otherwise dispose of any of its assets (or shares of Newco Common Stock by merger or otherwise) having a value in excess of $10 million in either original cost or appraised value unless the consideration received by Newco shall approximate the greater of (I) the then fair market value of such asset; or (II) an amount equal to the aggregate of (x) the valuation given to such assets at the time of contribution to Newco by Heartland and CAI, as the case may be, plus (y) the amount of any cash investments made by Newco with respect to such assets (such as new subscriber or head-end equipment) plus (z) the full effective after tax cost to Newco of that portion of the Newco Financing (including without limitation the interest rate, initial purchaser's discount, cost of complying with the requirements of the Newco Financing documents and, if applicable, cost of warrants, prepayment penalties and/or change in control premiums) equal to the net proceeds to be received from such sale, contribution or disposition. So long as such transaction is reasonably likely to be consummated within one year after the date of the Participation Agreement and if each of the above requirements are met, CAI and Heartland have each agreed to take any and all actions (on a timely basis) necessary to effect said transaction, including without limitation voting (or causing the vote of) all of the shares of Newco Common Stock held by Heartland and CAI in favor of such transaction.

     If (i) the Newco Transaction is terminated without the closing having occurred, following satisfaction of all material conditions to the closing by Heartland specified in the Participation Agreement; (ii) CAI has not undertaken any action reasonably calculated to prevent the closing; and (iii) Heartland has not at any time prior to the termination of the Participation Agreement, or within one year after such termination, engaged in a transaction involving the sale, transfer or other disposition of at least two of the three markets of Dallas-Fort Worth, Texas (counted as one market), Salt Lake City, Utah and Minneapolis, Minnesota, Heartland shall pay to CAI a break-up fee equal to $3 million, which shall be payable immediately upon the consummation of such transaction as the sole and exclusive remedy to CAI and Newco for Heartland's failure to close the Newco Transaction in breach of the Participation Agreement. CAI is required to pay a break-up fee of $3 million to Heartland if it fails to consummate the Newco Transaction following satisfaction of all material conditions to closing by CAI and it engages in a transaction involving the sale, transfer or other disposition of the Cleveland, Ohio market prior to or within one year following termination of the Participation Agreement, which shall be Heartland's sole and exclusive remedy for CAI's failure to close the Newco Transaction.

     Pursuant to the Participation Agreement, all representations and warranties of CAI and Heartland survive closing of the Newco Transaction for a period of four months. Each party indemnifies the other from and against all damages resulting from a breach of such representations and warranties; provided, however, that no indemnification payment is made for any portion of the initial $500,000 of damages claimed. Either party may reimburse the other for such damages through a combination of cash (or, in the case of Heartland, reduction of the First Note and Second Note) or the assignment of Newco Common Stock not to exceed 50% of the amount of said damages, with shares thereof valued at the values agreed upon by Heartland and CAI as of the consummation of the Newco Transaction.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "The Combined Company -- Business of the Combined Company After the Transactions" and "-- Planned Divestitures."

HEARTLAND'S REASONS FOR THE TRANSACTIONS

     The AWS Merger. The Board of Directors of Heartland (the "Heartland Board") has approved and adopted the AWS Merger Agreement. The Heartland Board believes that the AWS Merger is fair to and in

         1246

the best interest of Heartland and its stockholders. The Heartland Board believes that the AWS Merger would provide Heartland with wireless cable television systems and channel rights targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of their acquisition. Further, if the planned disposition of all of AWS's channel rights is not consummated, the Heartland Board believes that the AWS Merger would increase Heartland's competitive position in the industry by increasing the aggregate number and size of its wireless cable television systems and channel rights at favorable acquisition costs. Such systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The FTW Transaction. The Heartland Board has approved and adopted the FTW Agreement. The Heartland Board believes that the FTW Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the FTW Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including the FTW Interest) is not consummated, the Heartland Board believes the FTW Transaction would increase Heartland's competitive position in the Fort Worth, Texas and Dallas, Texas markets (coupled with the consummation of the AWS Merger) by consolidating the wireless cable television markets of Fort Worth, Texas and Dallas, Texas. Such markets would substantially add to Heartland's geographic cluster of markets in the northern regions of the State of Texas. Such systems would then be held for disposition or strategic exchange for other systems and channel rights, which the Heartland Board believes would enhance Heartland's competitive position.

     The Minneapolis Transaction. The Heartland Board has approved and adopted the Minneapolis Agreement. The Heartland Board believes that the Minneapolis Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the Minneapolis Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including the rights held by the Minneapolis Partnership in the Minneapolis LLC) is not consummated, the Minneapolis system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The CMAX Merger. The Heartland Board has approved and adopted the CMAX Merger and the CMAX Merger Agreement. The Heartland Board believes that the CMAX Merger is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the CMAX Merger will provide Heartland with
(i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (Amarillo, Athens, Austin, Lubbock, Sherman/Denison, Temple/Killeen and Waco, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and
(ii) wireless cable television systems and channel rights targeted for disposition (Salt Lake City, Utah and San Antonio, Texas) on terms and conditions favorable to Heartland in comparison with their cost of acquisition. If the planned disposition is not consummated, the San Antonio and Salt Lake City systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The TSC Transaction. The Heartland Board has approved and adopted the TSC Agreement. The Heartland Board believes that the TSC Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the TSC Transaction would provide Heartland with (i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (El Paso and Corpus Christi, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (ii) wireless cable television systems targeted for disposition (Dayton, Ohio) on terms and conditions favorable to Heartland in comparison with its cost of acquisition. If the planned disposition is not consummated, the Dayton system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

         1247

                        PRO FORMA FINANCIAL INFORMATION
                          RELATIVE TO THE TRANSACTIONS

     The following unaudited pro forma condensed consolidated financial information presents pro forma financial information of Heartland in three sets of pro forma financial statements. The pro forma financial information consists of (1) an Unaudited Pro Forma Condensed Combined Balance Sheet for the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Combined Statements of Operations for the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995, (collectively, the "Combined Pro Forma Statements for the Transactions"), (2) an Unaudited Pro Forma Condensed Balance Sheet for each of the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for each of the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Individual Pro Forma Statements for the Transactions") and (3) an Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Pro Forma Statements for Consummated Events") (all such pro forma financial information together, the "Pro Forma Statements"). The Pro Forma Statements for the Transactions and the Individual Pro Forma Statements for the Transactions follow on pages 82 to 105 of this Proxy Statement/Prospectus. The Pro Forma Statements for Consummated Events have been included on pages F-36 to F-41 of the Proxy Statement/Prospectus.

     The Pro Forma Statements for the Transactions adjust the Pro Forma Statements for Consummated Events to give effect to the Transactions as if the Transactions had occurred on September 30, 1995 for balance sheet information and January 1, 1994 for statement of operations information. The Pro Forma Statements for the Transactions assume that all the Transactions and the proposed Heartland Disposition Assets will be consummated by Heartland. However, because there can be no certainty regarding which of the Transactions, if any, will be consummated and because, correspondingly, it is impossible to precisely determine the ultimate plan of disposition (some assets from each of the Transactions will potentially be disposed of by Heartland or its predecessors), a large number of other potential pro forma outcomes are possible. As a result, Heartland has presented the Individual Pro Forma Statements for the Transactions which include pro forma adjustments related to each separate Transaction and associated disposition. This method of presentation provides readers with all of the information necessary to recalculate, should they so desire, Heartland's pro forma financial information under any possible scenario that might arise from the acquisition and disposition plans described in this Proxy Statement/Prospectus.

     The Transactions will be accounted for by the purchase method of accounting. With respect to the Transactions, the purchase price has been allocated on a preliminary basis to the assets and liabilities acquired based on the estimated fair values of such assets and liabilities.

     The Pro Forma Statements and accompanying notes should be read in conjunction with Heartland's consolidated financial statements (including notes thereto) appearing elsewhere in the Proxy Statement/Prospectus. The Pro Forma Statements do not purport to represent what Heartland's results of operations or financial position actually would have been had such transactions or events occurred on the dates specified, or to project Heartland's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that Heartland's management believes are reasonable. In the opinion of Heartland's management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

         1248

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

   UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET FOR THE TRANSACTIONS
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                                                         FTW
                                    HEARTLAND         CMAX             AWS           PARTNERSHIP
                                  PRO FORMA(A)    PRO FORMA(B)     PRO FORMA(C)      PRO FORMA(D)
                                  ------------    ------------     ------------      ------------
Cash and cash equivalents........ $ 47,155,064    $    786,392     $ 5,082,653        $        --


Restricted investments...........   11,669,874              --              --                 --
Net assets held for cash
  sale or exchange...............    2,200,000              --       7,250,000                 --
Note receivable..................           --              --              --                 --
Other current assets.............    3,035,281         673,913          89,724                 --
                                  ------------    ------------     ------------       ------------
      Total current assets.......   64,060,219       1,460,305      12,422,377                 --
Systems and equipment, net.......   43,368,952      17,035,351         218,404                 --
Leased license investment, net...   60,482,276      32,556,597              --                 --
Investment in Wireless One.......   14,602,442              --              --                 --
Investment in CS Wireless........           --              --              --                 --
Excess of cost over fair
  value of net assets
  acquired.......................    4,470,286       8,549,540       9,015,248                 --
Net assets held for exchange.....           --      43,610,341      27,498,434         16,191,304
Restricted investments...........   13,077,340              --              --                 --
Note receivable..................           --              --              --                 --
Other assets, net................   10,435,034              --          77,179                 --
                                  ------------    ------------     -----------        -----------
                                  $210,496,549    $103,212,134     $49,231,642        $16,191,304
                                  ============    ============     ===========        ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of
  long-term debt................. $    616,610    $    787,500     $    99,442        $        --
Other current liabilities........   10,130,631       3,042,950       1,468,523                 --
                                  ------------    ------------     -----------        -----------
      Total current liabilities..   10,747,241       3,830,450       1,567,965                 --
Long-term debt, less
  current portion................  139,428,429      10,020,000       1,800,000                 --
Deferred income taxes............    1,189,080       8,549,540       9,015,248                 --
Other liabilities................      279,695              --         233,044                 --
Stockholders' equity.............   58,852,104      80,812,144      36,615,385         16,191,304
                                  ------------    ------------     -----------        -----------
                                  $210,496,549    $103,212,134     $49,231,642        $16,191,304
                                  ============    ============     ===========        ===========
                                  MINNEAPOLIS
                                  PARTNERSHIP     TECHNIVISION      PRO FORMA
                                  PRO FORMA(E)    PRO FORMA(F)     ADJUSTMENTS         PRO FORMA
                                  ------------    ------------    -------------       ------------
Cash and cash equivalents........  $        --    $    56,297    $ (10,807,500)(G)   $ 68,613,369
                                                                    (2,000,000)(H)
                                                                    28,340,463(I)
Restricted investments...........           --             --                          11,669,874
Net assets held for cash
  sale or exchange...............           --             --                           9,450,000
Note receivable..................           --             --       25,000,000(I)      25,000,000
Other current assets.............           --        281,895          (74,316)(I)      4,006,497
                                   -----------    -----------    -------------       ------------
      Total current assets.......           --        338,192       40,458,647        118,739,740
Systems and equipment, net.......           --      6,151,964       (2,038,608)(I)     64,736,063
Leased license investment, net...           --     18,687,753       (2,482,706)(I)    109,243,920
Investment in Wireless One.......           --             --                          14,602,442
Investment in CS Wireless........           --             --       55,875,666(I)      55,875,666
Excess of cost over fair
  value of net assets
  acquired.......................           --      6,066,024                          28,101,098
Net assets held for exchange.....   21,913,052     10,720,791     (119,933,922)(I)             --
Restricted investments...........           --             --                          13,077,340
Note receivable..................           --             --       15,000,000(I)      15,000,000
Other assets, net................           --          5,300       (1,800,000)(G)      8,717,513
                                   -----------    -----------    -------------       ------------
                                   $21,913,052    $41,970,024    $ (14,920,923)      $428,093,782
                                   ===========    ===========    =============       ============

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of
  long-term debt.................  $        --    $ 1,263,005    $    (787,500)(G)   $  1,979,057
Other current liabilities........           --      2,890,995         (313,423)(I)     17,219,676
                                   -----------    -----------    -------------       ------------
      Total current liabilities..           --      4,154,000       (1,100,923)        19,198,733
Long-term debt, less
  current portion................           --             --      (11,820,000)(G)    139,428,429
Deferred income taxes............           --      6,066,024                          24,819,892
Other liabilities................           --             --                             512,739
Stockholders' equity.............   21,913,052     31,750,000       (2,000,000)(H)    244,133,989
                                   -----------    -----------    -------------       ------------
                                   $21,913,052    $41,970,024    $ (14,920,923)      $428,093,782
                                   ===========    ===========    =============       ============

         1249

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                                     FTW
                                                     HEARTLAND         CMAX           AWS        PARTNERSHIP
                                                    PRO FORMA(A)   PRO FORMA(B)   PRO FORMA(C)   PRO FORMA(D)
                                                    ------------   ------------   ------------   ------------
Total revenues.................................     $  7,590,823   $  6,765,741   $        --    $         --
                                                    ------------   ------------   -----------    ------------
Operating expenses:
  Systems operations...........................        4,188,612      3,270,598            --              --
  Selling, general and administrative..........        6,377,969      5,229,087            --              --
  Depreciation and amortization................        3,263,717      4,934,844            --              --
                                                    ------------   ------------   -----------    ------------
      Total operating expenses.................       13,830,298     13,434,529            --              --
                                                    ------------   ------------   -----------    ------------
         Operating loss........................       (6,239,475)    (6,668,788)           --              --
Interest expense...............................       (4,185,033)      (459,536)           --              --
Equity in losses of investment.................       (1,004,594)           --             --              --
Interest income and other......................          152,450        577,217            --              --
                                                    ------------   ------------   -----------    ------------
      Loss before income taxes.................      (11,276,652)    (6,551,107)           --              --
Income tax benefit.............................        2,458,812      2,265,743            --              --
                                                    ------------   ------------   -----------    ------------
      Net loss.................................     $ (8,817,840)  $ (4,285,364)  $        --    $         --
                                                    =============  ============   ===========    ============
Net loss per share.............................     $       (0.70) $         --   $        --    $         --
                                                    =============  ============   ===========    ============
Weighted average shares outstanding............        12,541,444     2,886,148     1,307,692         578,261
                                                    =============  ============   ===========    ============
                                                    MINNEAPOLIS
                                                    PARTNERSHIP    TECHNIVISION    PRO FORMA
                                                    PRO FORMA(E)   PRO FORMA(F)   ADJUSTMENTS     PRO FORMA
                                                    ------------   ------------   -----------    ------------
Total revenues.................................     $        --    $  5,735,071    $       --    $ 20,091,635
                                                    -----------    ------------    ----------    ------------
Operating expenses:
  Systems operations...........................              --       2,662,495                    10,121,705
  Selling, general and administrative..........              --       1,812,854                    13,419,910
  Depreciation and amortization................              --       2,976,050                    11,174,611
                                                    -----------    ------------    ----------    ------------
      Total operating expenses.................              --       7,451,399            --      34,716,226
                                                    -----------    ------------    ----------    ------------
         Operating loss........................              --      (1,716,328)                  (14,624,591)
Interest expense...............................              --      (1,388,263)                   (6,032,832)
Equity in losses of investment.................              --              --                    (1,004,594)
Interest income and other......................              --              --                       729,667
                                                    -----------    ------------    ----------    ------------
      Loss before income taxes.................              --      (3,104,591)           --     (20,932,350)
Income tax benefit.............................              --       1,148,699     1,409,641(J)    7,282,895
                                                    -----------    ------------    ----------    ------------
      Net loss.................................     $        --    $ (1,955,892)   $1,409,641    $(13,649,455)
                                                    ===========    ============    ==========    ============
Net loss per share.............................     $        --    $         --    $       --    $      (0.71)
                                                    ===========    ============    ==========    ============
Weighted average shares outstanding............         782,609       1,133,929            --      19,230,083
                                                    ===========    ============    ==========    ============

                 See accompanying notes to Pro Forma Statements

         1250

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                               FTW
                                     HEARTLAND           CMAX                 AWS          PARTNERSHIP
                                   PRO FORMA(A)       PRO FORMA(B)        PRO FORMA(C)     PRO FORMA(D)
                                   ------------       ------------        ------------     ------------
Total revenues.................... $  9,944,209       $  6,674,530        $       --         $     --
                                   ------------       ------------        ----------         --------
Operating expenses:
  Systems operations..............    3,371,531          2,973,011                --               --
  Selling, general and
    administrative................    7,689,026          4,294,351                --               --
  Depreciation and amortization...    4,396,920          5,210,043                --               --
                                   ------------       ------------        ----------         --------
     Total operating expenses.....   15,457,477         12,477,405                --               --
                                   ------------       ------------        ----------         --------
        Operating loss............   (5,513,268)        (5,802,875)               --               --
Interest expense..................   (8,908,459)          (945,475)               --               --
Equity in losses of investees.....   (1,049,583)                --                --               --
Interest income and other.........    1,568,946            121,497                --               --
                                   ------------       ------------        ----------         --------
      Loss before income taxes....  (13,902,364)        (6,626,853)               --               --
Income tax benefit................           --          2,333,311                --               --
                                   ------------       ------------        ----------         --------
      Net loss.................... $(13,902,364)      $ (4,293,542)       $       --         $     --
                                   ============       ============        ==========         ========
Net loss per share................ $      (1.10)      $         --        $       --         $     --
                                   ============       ============        ==========         ========
Weighted average shares
  outstanding.....................   12,591,927          2,886,148         1,307,692          578,261
                                   ============       ============        ==========         ========

                                     MINNEAPOLIS
                                     PARTNERSHIP    TECHNIVISION    PRO FORMA
                                     PRO FORMA(E)   PRO FORMA(F)   ADJUSTMENTS     PRO FORMA
                                     ------------   ------------   -----------    ------------
Total revenues....................     $     --     $ 4,138,790    $        --     $ 20,757,529
                                       --------     -----------    -----------     ------------
Operating expenses:
  Systems operations..............           --       2,056,387                       8,400,929
  Selling, general and
    administrative................           --       1,157,219                      13,140,596
  Depreciation and amortization...           --       2,116,483                      11,723,446
                                       --------     -----------    -----------     ------------
     Total operating expenses.....           --       5,330,089             --       33,264,971
                                       --------     -----------    -----------     ------------
        Operating loss............           --      (1,191,299)            --      (12,507,442)
Interest expense..................           --        (625,728)                    (10,479,662)
Equity in losses of investees.....           --              --                      (1,049,583)
Interest income and other.........           --         253,352                       1,943,795
                                       --------     -----------    -----------     ------------
      Loss before income taxes....           --      (1,563,675)            --      (22,092,892)
Income tax benefit................           --         494,394      5,011,374(J)     7,839,079
                                       --------     -----------    -----------     ------------
      Net loss....................     $     --     $(1,069,281)   $ 5,011,374     $(14,253,813)
                                       ========     ===========    ===========     ============
Net loss per share................     $     --     $        --    $        --     $      (0.74)
                                       ========     ===========    ===========     ============
Weighted average shares
  outstanding.....................      782,609       1,133,929             --       19,280,566
                                       ========     ===========    ===========     ============

                 See accompanying notes to Pro Forma Statements

         1251

          NOTES TO COMBINED PRO FORMA STATEMENTS FOR THE TRANSACTIONS

(A) Reflects pro forma information for events previously consummated by Heartland. See pages F-36 to F-41 for detailed pro forma adjustments related to events previously consummated by Heartland.

(B) Reflects pro forma information for the CMAX Merger. See pages 86 to 89 for detailed pro forma adjustments relating to the CMAX Merger.

(C) Reflects pro forma information for the AWS Merger. See pages 90 to 93 for detailed pro forma adjustments relating to the AWS Merger.

(D) Reflects pro forma information for the FTW Transaction. See pages 94 to 97 for detailed pro forma adjustments relating to the FTW Transaction.

(E) Reflects pro forma information for the Minneapolis Transaction. See pages 98 to 101 for detailed pro forma adjustments relating to the Minneapolis Transaction.

(F) Reflects pro forma information for the TSC Transaction. See pages 102 to 105 for detailed pro forma adjustments relating to the TSC Transaction.

(G) Reflects the repayment of certain indebtedness of CMAX by Heartland upon consummation of the CMAX Merger and the elimination of Heartland's $1.8 million note receivable from AWS. Any differences between historical interest expense recognized by CMAX on the retired indebtedness and interest expense which would be recognized by Heartland on a pro forma basis is not material.

(H) Reflects estimated costs to be incurred in connection with the issuance of Heartland's Common Stock upon consummation of the Transactions.

(I) Reflects Heartland's contribution to Newco of the Heartland Disposition Assets and the receipt by Heartland of (i) 39.76% of the outstanding common shares of Newco, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a $25 million promissory note payable 9 months from closing and (iv) a $15 million promissory note payable 10 years from the closing of the Participation Agreement.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1252

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                CMAX UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                       DISPOSITION            CMAX
                                       CMAX       ADJUSTMENTS         SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                    -----------   ------------       ------------   ------------       ------------
Cash and cash equivalents.........  $   786,392   $                  $    786,392   $                  $    786,392
Other current assets..............      938,437                           938,437       (264,524)(D)        673,913
                                    ------------  ------------       -------------  -------------      -------------
          Total current assets....    1,724,829             --          1,724,829       (264,524)         1,460,305
Systems and equipment, net........   26,447,933                        26,447,933     (9,412,582)(D)     17,035,351
Leased license investment, net....   21,271,892     45,899,604(B)      67,171,496    (34,614,899)(D)     32,556,597
Excess of cost over fair value of
  net assets acquired.............           --      8,549,540(C)       8,549,540                         8,549,540
Net assets held for exchange......           --                                --     43,610,341(D)      43,610,341
                                    ------------  ------------       -------------  -------------      -------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                    ============  ============       =============  =============      =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt............................  $   787,500   $                  $    787,500   $                  $    787,500
Other current liabilities.........    3,724,614                         3,724,614       (681,664)(D)      3,042,950
                                    ------------  ------------       -------------  -------------      -------------
          Total current
            liabilities...........    4,512,114             --          4,512,114       (681,664)         3,830,450
Long-term debt, less current
  portion.........................   10,020,000                        10,020,000                        10,020,000
Deferred income taxes.............           --      8,549,540(C)       8,549,540                         8,549,540
Stockholders' equity..............   34,912,540     80,812,144(A)      80,812,144                        80,812,144
                                                   (34,912,540)(A)
                                    ------------  ------------       -------------  -------------      -------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                    ============  ============       =============  =============      =============

                 See accompanying notes to Pro Forma Statements

         1253

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                       PURCHASE
                                        HISTORICAL    ACCOUNTING                      DISPOSITION          CMAX
                                           CMAX       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS        PRO FORMA
                                        -----------   -----------       -----------   -----------       -----------
Total revenues........................  $11,283,709   $        --       $11,283,709   $(4,517,968)(D)   $ 6,765,741
                                        -----------   -----------       -----------   -----------       -----------
Operating expenses:
  Systems operations..................    5,310,478                       5,310,478    (2,039,880)(D)     3,270,598
  Selling, general and
     administrative...................    9,027,094    (1,382,000)(E)     7,645,094    (2,416,007)(D)     5,229,087
  Depreciation and amortization.......    6,106,007     1,385,643(F)      7,919,127    (2,984,283)(D)     4,934,844
                                                          427,477(G)
                                        -----------   -----------       -----------   -----------       -----------
       Total operating expenses.......   20,443,579       431,120        20,874,699    (7,440,170)       13,434,529
                                        -----------   -----------       -----------   -----------       -----------
          Operating loss..............   (9,159,870)     (431,120)       (9,590,990)    2,922,202        (6,668,788)
Interest expense......................     (459,536)                       (459,536)                       (459,536)
Interest income and other.............      577,217                         577,217                         577,217
                                        -----------   -----------       -----------   -----------       -----------
       Loss before income taxes.......   (9,042,189)     (431,120)       (9,473,309)    2,922,202        (6,551,107)
Income tax benefit....................           --     3,346,958(H)      3,346,958    (1,081,215)(D)     2,265,743
                                        -----------   -----------       -----------   -----------       -----------
       Net loss.......................  $(9,042,189)  $ 2,915,838       $(6,126,351)  $ 1,840,987       $(4,285,364)
                                        ===========   ===========       ===========   ===========       ===========
Net loss per share....................                                  $     (2.12)                    $     (1.48)
                                                                        ===========                     ===========
Weighted average shares outstanding...                  2,886,148(A)      2,886,148                       2,886,148
                                                      ===========       ===========                     ===========

                 See accompanying notes to Pro Forma Statements

         1254

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                  PURCHASE
                                  HISTORICAL     ACCOUNTING                      DISPOSITION          CMAX
                                     CMAX        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                  -----------    -----------      -----------    -----------       -----------
Total revenues..................  $10,621,647    $        --      $10,621,647    $(3,947,117)(D)   $ 6,674,530
                                  -----------    -----------      -----------    -----------       -----------
Operating expenses:
  Systems operations............    4,937,148                       4,937,148     (1,964,137)(D)     2,973,011
  Selling, general and
     administrative.............    6,829,999     (1,364,926)(E)    5,465,073     (1,170,722)(D)     4,294,351
  Depreciation and
     amortization...............    7,251,068        607,918(F)     8,179,594     (2,969,551)(D)     5,210,043
                                                     320,608(G)
                                  -----------    -----------      -----------    -----------       -----------
       Total operating
          expenses..............   19,018,215       (436,400)      18,581,815     (6,104,410)       12,477,405
                                  -----------    -----------      -----------    -----------       -----------
          Operating loss........   (8,396,568)       436,400       (7,960,168)     2,157,293        (5,802,875)
Interest expense................     (945,475)                       (945,475)                        (945,475)
Interest income and other.......      121,497                         121,497                          121,497
                                  -----------    -----------      -----------    -----------       -----------
       Loss before income
          taxes.................   (9,220,546)       436,400       (8,784,146)     2,157,293        (6,626,853)
Income tax benefit..............           --      3,131,509(H)     3,131,509       (798,198) (D)    2,333,311
                                  -----------    -----------      -----------    -----------       -----------
       Net loss.................  $(9,220,546)   $ 3,567,909      $(5,652,637)   $ 1,359,095       $(4,293,542)
                                  ===========    ===========      ===========    ===========       ===========
Net loss per share..............                                  $     (1.96)                     $     (1.49)
                                                                  ===========                      ===========
Weighted average shares
  outstanding...................                   2,886,148(A)     2,886,148                        2,886,148
                                                 ===========      ===========                      ===========

                 See accompanying notes to Pro Forma Statements

         1255

               NOTES TO PRO FORMA STATEMENTS FOR THE CMAX MERGER

     The CMAX historical statement of operations for the year ended December 31, 1994 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1994 and unaudited statements of operations for the six months ended December 31, 1993 and 1994. The CMAX historical statement of operations for the nine months ended September 30, 1995 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1995 and unaudited statements of operations for the six months ended December 31, 1994 and three months ended September 30, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of CMAX's historical equity and the issuance of 2,886,148 shares of Heartland Common Stock at an estimated average closing price of $28 per share in exchange for all outstanding shares of CMAX Common Stock. In addition, subsequent to September 30, 1995, Heartland paid CMAX a $2.4 million deposit with respect to the sublease of certain wireless cable channel rights in various Texas markets and agreed to loan CMAX up to $1,000,000. With respect to the $1,000,000 loan, $500,000 was advanced on December 29, 1995 to be used for working capital purposes and $500,000 may be used for subscriber growth.

(B) Reflects the fair value of approximately $67.2 million assigned to leased license investment for the acquisition of CMAX, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the CMAX net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the CMAX Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of CMAX that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel and professional fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the CMAX Merger. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the CMAX Merger, additional amortization of leased license investment has been calculated from January 1, 1994 since all current operating systems (except for Waco and Temple/Kileen, Texas systems) began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the CMAX Merger.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1256

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                AWS UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                PURCHASE
                                   HISTORICAL  ACCOUNTING                     DISPOSITION          AWS
                                      AWS      ADJUSTMENTS       SUB-TOTAL    ADJUSTMENTS       PRO FORMA
                                   ---------   -----------       ----------   -----------       ----------
Cash and cash equivalents........  $1,182,653  $ 3,900,000(B)    $5,082,653   $                 $5,082,653
Net assets held for cash sale or
  exchange.......................         --                             --     7,250,000(E)     7,250,000
Other current assets.............     89,724                         89,724                         89,724
                                   ----------  -----------       -----------  ------------      -----------
          Total current assets...  1,272,377     3,900,000        5,172,377     7,250,000       12,422,377
Systems and equipment, net.......    218,404                        218,404                        218,404
Leased license investment, net...  2,987,940    23,478,317(B)    23,396,257   (23,396,257)(E)           --
                                                (3,900,000)(B)
                                                   830,000(D)
Investment in joint ventures.....  2,998,398     8,353,779(B)    11,352,177   (11,352,177)(E)           --
Excess of cost over fair value of
  net assets acquired............         --     9,015,248(C)     9,015,248                      9,015,248
Net assets held for exchange.....         --                                   27,498,434(E)    27,498,434
Other assets, net................     77,179                         77,179                         77,179
                                   ----------  -----------       -----------  ------------      -----------
                                   $7,554,298  $41,677,344       $49,231,642  $        --       $49,231,642
                                   ==========  ===========       ===========  ============      ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt...........................  $  99,442   $                 $   99,442   $                 $   99,442
Other current liabilities........    638,523       830,000(D)     1,468,523                      1,468,523
                                   ----------  -----------       -----------  ------------      -----------
          Total current
            liabilities..........    737,965       830,000        1,567,965            --        1,567,965
Long-term debt, less current
  portion........................  1,800,000                      1,800,000                      1,800,000
Deferred income taxes............         --     9,015,248(C)     9,015,248                      9,015,248
Other liabilities................    233,044                        233,044                        233,044
Stockholders' equity.............  4,783,289    36,615,385(A)    36,615,385                     36,615,385
                                                (4,783,289)(A)
                                   ----------  -----------       -----------  ------------      -----------
                                   $7,554,298  $41,677,344       $49,231,642  $        --       $49,231,642
                                   ==========  ===========       ===========  ============      ===========

                 See accompanying notes to Pro Forma Statements

         1257

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                   PURCHASE
                                    HISTORICAL    ACCOUNTING                      DISPOSITION          AWS
                                        AWS       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS       PRO FORMA
                                    -----------   -----------       -----------   -----------       ----------
Total revenues....................  $    83,333   $        --       $    83,333   $   (83,333)(E)   $       --
                                    -----------   -----------       -----------   -----------       ----------
Operating expenses:
  Systems operations..............           --
  Selling, general and
     administrative...............    3,521,413      (960,001)(F)     2,911,412    (2,911,412)(E)           --
                                                      350,000(G)
  Depreciation and amortization...      637,049       450,762(I)      1,087,811    (1,087,811)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Total operating expenses...    4,158,462      (159,239)        3,999,223    (3,999,223)              --
                                    -----------   -----------       -----------   -----------       ----------
          Operating loss..........   (4,075,129)      159,239        (3,915,890)    3,915,890               --
Interest expense..................     (976,867)                       (976,867)      976,867(E)            --
Equity in losses of investees.....     (200,436)     (281,439)(H)      (481,875)      481,875(E)            --
Interest income and other.........     (474,348)                       (474,348)      474,348(E)            --
                                    -----------   -----------       -----------   -----------       ----------
       Loss before income taxes...   (5,726,780)     (122,200)       (5,848,980)    5,848,980               --
Income tax benefit................           --     1,997,341(J)      1,997,341    (1,997,341)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Net loss...................  $(5,726,780)  $ 1,875,141       $(3,851,639)  $ 3,851,639               --
                                    ===========   ===========       ===========   ===========       ==========
Net loss per share................                                  $     (2.95)                    $       --
                                                                    ===========                     ==========
Weighted average shares
  outstanding.....................                  1,307,692(A)      1,307,692                      1,307,692
                                                  ===========       ===========                     ==========

                 See accompanying notes to Pro Forma Statements

         1258

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION          AWS
                                        AWS        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    -----------    -----------      -----------    -----------       ----------
Total revenues....................  $    75,000    $        --      $    75,000    $   (75,000)(E)   $       --
                                    -----------    -----------      -----------    -----------       -----------
Operating expenses:
  Systems operations..............
  Selling, general and
     administrative...............    1,533,152       (315,035)(F)    1,480,617     (1,480,617)(E)           --
                                                       262,500(G)
  Depreciation and amortization...       66,079        338,072(I)       404,151       (404,151)(E)           --
                                    -----------    -----------      -----------    -----------       -----------
       Total operating expenses...    1,599,231        285,537        1,884,768     (1,884,768)              --
                                    -----------    -----------      -----------    -----------       -----------
          Operating loss..........   (1,524,231)      (285,537)      (1,809,768)     1,809,768               --
Interest expense..................     (126,119)                       (126,119)       126,119(E)            --
Equity in losses of investees.....     (136,298)      (196,338)(H)     (332,636)       332,636(E)            --
Interest income and other.........      802,078                         802,078       (802,078)(E)           --
                                    -----------    -----------      -----------    -----------       -----------
       Loss before income taxes...     (984,570)      (481,875)      (1,466,445)     1,466,455               --
Income tax benefit................           --        417,498(J)       417,498       (417,498)(E)           --
                                    -----------    -----------      -----------    -----------       -----------
       Net loss...................  $  (984,570)   $   (64,377)     $(1,048,947)   $ 1,048,947       $       --
                                    ===========    ===========      ===========    ===========       ===========
Net loss per share................                                  $     (0.80)                     $       --
                                                                    ===========                      ===========
Weighted average shares
  outstanding.....................                   1,307,692(A)     1,307,692                       1,307,692
                                                   ===========      ===========                      ===========

                 See accompanying notes to Pro Forma Statements

         1259

                NOTES TO PRO FORMA STATEMENTS FOR THE AWS MERGER

(A) Reflects the elimination of AWS's historical equity and the issuance of 1,307,692 shares of Heartland Common Stock at an estimated market price of $28 per share in exchange for all outstanding shares of AWS Common Stock. Pursuant to the terms of the AWS Merger Agreement and AWS Exchange Agreement, shares of Heartland Common Stock having an aggregate exchange value of $3.25 million ($2.75 million if certain litigation pending against AWS is resolved prior to the AWS Effective Time) will be placed in escrow for approximately one year to satisfy certain indemnification obligations of AWS to Heartland.

(B) Reflects the fair values of approximately $23.4 million and $11.4 million assigned to leased license investment and investment in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. The sale by AWS of the Memphis market for cash of $3.9 million has also been reflected in the pro forma balance sheet. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the AWS net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the recognition of liabilities for severance payments to certain executive officers of AWS.

(E) Reflects the reclassification of certain assets and liabilities acquired in the AWS Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(F) Reflects the elimination of certain historical corporate general and administrative expenses of AWS that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel, directors and officers insurance and professional fees.

(G) Reflects the additional expense from the non-competition and consulting agreement with an AWS executive officer.

(H) Reflects AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

(I) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the AWS Merger.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1260

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

          FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                              FTW
                                      FTW        ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $    25,014    $                $    25,014    $    (25,014)(C)   $        --
Other current assets............       62,456                          62,456         (62,456)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............       87,470             --           87,470         (87,470)               --
Systems and equipment, net......    1,001,027                       1,001,027      (1,001,027)(C)            --
Leased license investment,
  net...........................    2,178,002     17,542,631(B)    19,720,633     (19,720,633)(C)            --
Net assets held for exchange....           --                                      16,191,304(C)     16,191,304
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========

                                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term
  debt..........................  $        --    $                $        --    $                  $        --
Other current liabilities.......    1,207,311       (637,311)(B)      570,000        (570,000)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    1,207,311       (637,311)         570,000        (570,000)               --
Minority interest...............       99,742      3,948,084(B)     4,047,826      (4,047,826)(C)            --
Stockholders' equity............    1,959,446     16,191,304(A)    16,191,304                        16,191,304
                                                  (1,959,446)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

         1261

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                              FTW
                                         FTW        ACCOUNTING                       DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------       -----------    -----------       -----------
Total revenues.....................  $   667,260     $      --        $   667,260    $  (667,260)(C)    $      --
                                     -----------     ---------        -----------    -----------        ---------
Operating expenses:
  Systems operations...............      567,461                          567,461       (567,461)(C)           --
  Selling, general and
     administrative................      695,990      (100,000)(D)        595,990       (595,990)(C)           --
  Depreciation and amortization....      786,572       535,809(E)       1,322,381     (1,322,381)(C)           --
                                     -----------     ---------        -----------    -----------        ---------
       Total operating expenses....    2,050,023       435,809          2,485,832     (2,485,832)              --
                                     -----------     ---------        -----------    -----------        ---------
          Operating loss...........   (1,382,763)     (435,809)        (1,818,572)     1,818,572               --
Interest income and other..........       62,281        87,161(F)         149,442       (149,442)(C)           --
                                     -----------     ---------        -----------    -----------        ---------
       Loss before income taxes....   (1,320,482)     (348,648)        (1,669,130)     1,669,130               --
Income tax benefit.................           --                               --                              --
                                     -----------     ---------        -----------    -----------        ---------
     Net loss......................  $(1,320,482)    $(348,648)       $(1,669,130)   $ 1,669,130        $      --
                                     ===========     =========        ===========    ===========        =========
Net loss per share.................                                   $     (2.89)                      $      --
                                                                      ===========                       =========
Weighted average shares
  outstanding......................                    578,261(A)         578,261                         578,261
                                                     =========        ===========                       =========

                 See accompanying notes to Pro Forma Statements

         1262

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                      HISTORICAL      PURCHASE                                             FTW
                                          FTW        ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                      PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                      -----------    -----------      -----------    -----------       -----------
Total revenues......................  $   451,581     $      --       $   451,581    $  (451,581)(C)    $      --
                                      -----------     ---------       ------------   ------------       ---------
Operating expenses:
  Systems operations................      396,302                         396,302       (396,302)(C)           --
  Selling, general and
     administrative.................      503,910       (75,000)(D)       428,910       (428,910)(C)           --
  Depreciation and amortization.....      581,451       408,612(E)        990,063       (990,063)(C)           --
                                      -----------     ---------       ------------   ------------       ---------
       Total operating expenses.....    1,481,663       333,612         1,815,275     (1,815,275)              --
                                      -----------     ---------       ------------   ------------       ---------
          Operating loss............   (1,030,082)     (333,612)       (1,363,694)     1,363,694               --
Interest income and other...........       44,048        66,722(F)        110,770       (110,770)(C)           --
                                      -----------     ---------       ------------   ------------       ---------
       Loss before income taxes.....     (986,034)     (266,890)       (1,252,924)     1,252,924               --
Income tax benefit..................           --                              --                              --
                                      -----------     ---------       ------------   ------------       ---------
       Net loss.....................  $  (986,034)    $(266,890)      $(1,252,924)   $ 1,252,924        $      --
                                      ===========     =========       ============   ============       =========
Net loss per share..................                                  $     (2.17)                      $      --
                                                                      ============                      =========
Weighted average shares
  outstanding.......................                    578,261(A)        578,261                         578,261
                                                      =========       ============                      =========

                 See accompanying notes to Pro Forma Statements

         1263

             NOTES TO PRO FORMA STATEMENTS FOR THE FTW TRANSACTION

(A) Reflects the elimination of FTW Partnership's historical equity and the issuance of 578,261 shares of Heartland Common Stock at an estimated market price of $28 per share to FTW Partnership. In addition, subsequent to September 30, 1995, Heartland had deposited in escrow $265,000 on behalf of the FTW Partnership and agreed to make cash loans of $500,000 to the FTW Partnership.

(B) Reflects the fair values of approximately $19.7 million and $4.0 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Under terms of the FTW Agreement, total liabilities to be assumed by Heartland will not exceed $570,000 of certain types of liabilities (including disputed liabilities). Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the FTW Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of FTW Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental depreciation and amortization of leased license investment associated with the FTW Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the FTW Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Fort Worth systems began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

         1264

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

      MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                          MINNEAPOLIS
                                  MINNEAPOLIS    ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $   177,941    $                $   177,941    $   (177,941)(C)   $        --
Other current assets............      223,218                         223,218        (223,218)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............      401,159             --          401,159        (401,159)               --
Systems and equipment, net......    1,480,218                       1,480,218      (1,480,218)(C)            --
Leased license investment,
  net...........................    4,603,199     25,543,892(B)    30,147,091     (30,147,091)(C)            --
Net assets held for exchange....                                                   21,913,052(C)     21,913,052
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468     (10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term
  debt..........................  $ 2,000,000               (B)     2,000,000      (2,000,000)(C)   $        --
Other current liabilities.......      811,065                         811,065        (811,065)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    2,811,065             --        2,811,065      (2,811,065)               --
Minority interest...............      289,737      7,014,614(B)     7,304,351      (7,304,351)(C)            --
Stockholders' equity............    3,383,774     21,913,052(A)    21,913,052                        21,913,052
                                                  (3,383,774)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468    $(10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

         1265

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   535,046     $      --       $   535,046    $  (535,046)(C)    $      --
                                     -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations...............    1,187,795                       1,187,795     (1,187,795)(C)           --
  Selling, general and
     administrative................      463,156       (83,333)(D)       379,823       (379,823)(C)           --
  Depreciation and amortization....      977,471       860,445(E)      1,837,916     (1,837,916)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Total operating expenses....    2,628,422       777,112         3,405,534     (3,405,534)              --
                                     -----------     ---------       -----------    -----------        ---------
          Operating loss...........   (2,093,376)     (777,112)       (2,870,488)     2,870,488               --
Interest income and other..........      138,155       194,278(F)        332,433       (332,433)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Loss before income taxes....   (1,955,221)     (582,834)       (2,538,055)     2,538,055               --
Income tax benefit.................           --                              --             --               --
                                     -----------     ---------       -----------    -----------        ---------
       Net loss....................  $(1,955,221)    $(582,834)      $(2,538,055)   $ 2,538,055        $      --
                                     ===========     =========       ===========    ===========        =========
Net loss per share.................                                  $     (3.24)                      $      --
                                                                     ===========                       =========
Weighted average shares
  outstanding......................                    782,609(A)        782,609                         782,609
                                                     =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

         1266

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   740,595     $      --       $   740,595    $  (740,595)(C)    $      --
                                     -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations...............    1,092,248                       1,092,248     (1,092,248)(C)           --
  Selling, general and
     administrative................      373,069       (75,000)(D)       298,069       (298,069)(C)           --
  Depreciation and amortization....      799,154       593,465(E)      1,392,619     (1,392,619)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Total operating expenses....    2,264,471       518,465         2,782,936     (2,782,936)              --
                                     -----------     ---------       -----------    -----------        ---------
          Operating loss...........   (1,523,876)     (518,465)       (2,042,341)     2,042,341               --
Interest income and other..........       90,628       129,616(F)        220,244       (220,244)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Loss before income taxes....   (1,433,248)     (388,849)       (1,822,095)     1,822,095               --
Income tax benefit.................           --                              --                              --
                                     -----------     ---------       -----------    -----------        ---------
       Net loss....................  $(1,433,248)    $(388,849)      $(1,822,095)   $ 1,822,095        $      --
                                     ===========     =========       ===========    ===========        =========
Net loss per share.................                                  $     (2.33)                      $      --
                                                                     ===========                       =========
Weighted average shares
  outstanding......................                    782,609(A)        782,609                         782,609
                                                     =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

         1267

         NOTES TO PRO FORMA STATEMENTS FOR THE MINNEAPOLIS TRANSACTION

(A) Reflects the elimination of Minneapolis Partnership historical equity and the issuance of 782,609 shares of Heartland Common Stock at an estimated market price of $28 per share to Minneapolis Partnership. The Pro Forma Statements for the Minneapolis Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by the Minneapolis Partnership. In addition, subsequent to September 30, 1995, Heartland made cash loans to the Minneapolis LLC in the amount of $1,059,000.

(B) Reflects the fair values of approximately $30.1 million and $7.3 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the Minneapolis Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of Minneapolis Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental amortization of leased license investment associated with the Minneapolis Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the Minneapolis Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Minneapolis System began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

         1268

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

            TECHNIVISION UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                   HISTORICAL      ACCOUNTING                      DISPOSITION      TECHNIVISION
                                  TECHNIVISION    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                  ------------    ------------      -----------    -----------      ------------
Cash and cash equivalents.......  $     78,124    $                 $    78,124    $   (21,827)(D)  $     56,297
Other current assets............       477,325                          477,325       (195,430)(D)       281,895
                                  ------------    ------------      -----------    -----------      ------------
          Total current
            assets..............       555,449              --          555,449       (217,257)          338,192
Systems and equipment, net......     9,001,797                        9,001,797     (2,849,833)(D)     6,151,964
Leased license investment,
  net...........................     3,552,846      23,634,608(B)    27,187,454     (8,499,701)(D)    18,687,753
Excess of cost over fair value
  of net assets acquired........            --       6,066,024(C)     6,066,024                        6,066,024
Net assets held for exchange....                                             --     10,720,791(D)     10,720,791
Other assets, net...............     1,441,093      (1,435,793)(B)        5,300                            5,300
                                  ------------    ------------      -----------    -----------      ------------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========      ============

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term
  debt..........................  $ 13,232,882    $(11,874,953)(B)    1,357,929        (94,924)(D)     1,263,005
Other current liabilities.......     3,642,071                        3,642,071       (751,076)(D)     2,890,995
                                  ------------    ------------      -----------    -----------      ------------
          Total current
            liabilities.........    16,874,953     (11,874,953)       5,000,000       (846,000)        4,154,000
Long-term debt, less current
  portion.......................     6,061,259      (6,061,259)(B)           --                               --
Deferred income taxes...........            --       6,066,024(C)     6,066,024                        6,066,024
Stockholders' equity............    (8,385,027)     31,750,000(A)    31,750,000                       31,750,000
                                                     8,385,027(A)
                                  ------------    ------------      -----------    -----------      ------------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========      ============

                 See accompanying notes to Pro Forma Statements

         1269

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                   TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                   ------------    -----------      -----------    -----------      ------------
Total revenues...................  $  6,587,547    $        --      $ 6,587,547    $  (852,476)(D)  $  5,735,071
                                   ------------    -----------      -----------    -----------      ------------
Operating expenses:
  Systems operations.............     3,726,212                       3,726,212     (1,063,717)(D)     2,662,495
  Selling, general and
     administrative..............     2,977,792       (270,000)(E)    2,707,792       (894,938)(D)     1,812,854
  Depreciation and
     amortization................     2,552,134        864,668(F)     3,718,634       (742,584)(D)     2,976,050
                                                       301,832(G)
                                   ------------    -----------      -----------    -----------      ------------
       Total operating
          expenses...............     9,256,138        896,500       10,152,638     (2,701,239)        7,451,399
                                   ------------    -----------      -----------    -----------      ------------
          Operating loss.........    (2,668,591)      (896,500)      (3,565,091)     1,848,763        (1,716,328)
Interest expense.................    (1,491,725)                     (1,491,725)       103,462(D)     (1,388,263)
                                   ------------    -----------      -----------    -----------      ------------
       Loss before income
          taxes..................    (4,160,316)      (896,500)      (5,056,816)     1,952,225        (3,104,591)
Income tax benefit...............            --      1,759,344(H)     1,759,344       (610,645)(D)     1,148,699
                                   ------------    -----------      -----------    -----------      ------------
       Net loss..................  $ (4,160,316)   $   862,844      $(3,297,472)   $ 1,341,580      $ (1,955,892)
                                   ============    ===========      ===========    ===========      ============
Net loss per share...............                                   $     (2.91)                    $      (1.72)
                                                                    ===========                     ============
Weighted average shares
  outstanding....................                    1,133,929(A)     1,133,929                        1,133,929
                                                   ===========      ===========                     ============

                 See accompanying notes to Pro Forma Statements

         1270

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                     PURCHASE
                                     HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                    TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    ------------    -----------      -----------    -----------      ------------
Total revenues....................  $  5,029,037    $        --      $ 5,029,037    $  (890,247)(D)  $  4,138,790
Operating expenses:
  Systems operations..............     2,675,570                       2,675,570       (619,183)(D)     2,056,387
  Selling, general and
     administrative...............     1,777,721       (202,500)(E)    1,575,221       (418,002)(D)     1,157,219
  Depreciation and amortization...     2,311,943        576,755(F)     3,116,174       (999,691)(D)     2,116,483
                                                        227,476(G)
                                    ------------    -----------      -----------    -----------      ------------
       Total operating expenses...     6,765,234        601,731        7,366,965     (2,036,876)        5,330,089
                                    ------------    -----------      -----------    -----------      ------------
          Operating loss..........    (1,736,197)      (601,731)      (2,337,928)     1,146,629        (1,191,299)
Interest expense..................      (708,446)                       (708,446)        82,718(D)       (625,728)
Interest income and other.........       253,352                         253,352                          253,352
                                    ------------    -----------      -----------    -----------      ------------
       Income before income
          taxes...................    (2,191,291)      (601,731)      (2,793,022)     1,229,347        (1,563,675)
Income tax benefit................            --        949,252(H)       949,252(H)    (454,858)          494,394
                                    ------------    -----------      -----------    -----------      ------------
       Net income.................  $ (2,191,291)   $  (601,731)     $(1,843,770)   $   774,489      $ (1,069,281)
                                    ============    ===========      ===========    ===========      ============
Net income per share..............                                   $     (1.63)                    $       (.94)
                                                                     ===========                     ============
Weighted average shares
  outstanding.....................                    1,133,929(A)     1,133,929                        1,133,929
                                                    ===========      ===========                     ============

                 See accompanying notes to Pro Forma Statements

         1271

             NOTES TO PRO FORMA STATEMENTS FOR THE TSC TRANSACTION

     The Technivision Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1995 and Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1994 and nine months ended September 30, 1995 have been determined utilizing the historical unaudited balance sheet of Technivision as of November 30, 1995 and unaudited statements of operations for the year ended November 30, 1994 and nine months ended November 30, 1995. The Technivision historical statement of operations for the year ended November 30, 1994 has been derived utilizing Technivision's historical audited statement of operations for the year ended May 31, 1995 and unaudited statements of operations for the six months ended May 31, 1994 and 1995. The Technivision historical statement of operations for the nine months ended November 30, 1995 has been derived utilizing Technivision's historical statement of operations for the six months ended November 30, 1995 and three months ended May 31, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of Technivision historical equity and the issuance of 1,133,929 shares of Heartland Common Stock at an estimated market price of $28 per share to Technivision. The Pro Forma Statements for the TSC Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by Technivision. Pursuant to the terms of the TSC Agreement and the TSC Exchange Agreement, TSC Shares having an aggregate exchange value of $5 million will be placed in escrow for approximately 18 months to satisfy certain indemnification obligations of TSC to Heartland, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be placed in escrow for up to six months (subject to extension) to satisfy certain post-closing obligations of TSC to Heartland regarding third party consents to the transfer of certain assets to Heartland.

(B) Reflects the fair value of approximately $27.2 million assigned to leased license investment for the acquisition of Technivision, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. In addition, under terms of the TSC Agreement, certain marketable securities of Technivision will not be acquired by Heartland and total liabilities to be assumed by Heartland will not exceed $5 million of liabilities of Technivision. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the Technivision net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the TSC Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of TechniVision that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the TSC Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the TSC Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Corpus Christi and Dayton systems began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the TSC Transaction.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1272

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND

     The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1990, 1991 and 1992, and for the period from September 1, 1990 (inception of Wireless Communications, Inc., Heartland's predecessor in interest) to December 31, 1990 and the year ended December 31, 1991 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, but which are not included in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited consolidated financial statements of Heartland, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of Heartland, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                             PERIOD FROM
                             SEPTEMBER 1,
                                 1990                                                                  NINE MONTHS ENDED
                            (INCEPTION) TO                YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                             DECEMBER 31,    --------------------------------------------------    -------------------------
                                 1990          1991          1992         1993          1994          1994          1995
                            --------------   --------     ----------    ---------    ----------    ----------    -----------
Statement of Operations
  Data:
  Revenues................     $     --      $     --     $  205,382    $ 868,765    $2,229,494    $1,289,526    $ 9,292,837
                              ---------      ---------    ----------    ----------   -----------   -----------   ------------
  Operating expenses:
    Systems operations....           --            --         36,042      118,649       527,476       320,029      2,894,074
    Cost of goods sold....           --            --             --      202,162       235,025       235,025             --
    Selling, general and
      administrative......       21,026        64,158        147,927      646,611     4,183,307     2,042,124      7,449,699
    Depreciation and
      amortization........        1,000         2,000         34,919      138,560     1,097,668       418,960      3,966,120
                              ---------      ---------    ----------    ----------   -----------   -----------   ------------
        Total operating
          expenses........       22,026        66,158        218,888    1,105,982     6,043,476     3,016,138     14,309,893
  Operating loss..........      (22,026)      (66,158)       (13,506)    (237,217)   (3,813,982)   (1,726,612)    (5,017,056)
  Interest income
    (expense), net........           --            --           (207)     (73,306)     (210,113)       60,519     (6,864,367)
  Equity in losses of
    joint venture.........           --            --             --           --      (386,985)     (163,119)      (128,663)
  Other income
    (expense).............           --            --        (37,109)     (95,578)     (227,204)      (34,192)      (475,146)
  Income tax benefit......           --            --             --           --     1,594,963       649,510      1,307,137
                              ---------      ---------    ----------    ----------   -----------   -----------   ------------
        Net loss..........     $(22,026)     $(66,158)    $  (50,822)   $(406,101)   $(3,043,321)  $(1,213,894)  $(11,178,095)
                              =========      =========    ==========    ==========   ===========   ===========   ============
Net loss per common
  share...................           --      $   (.01)    $     (.01)   $    (.05)   $     (.30)   $     (.13)   $      (.96)
                              =========      =========    ==========    ==========   ===========   ===========   ============
Weighted average shares
  outstanding.............    8,000,000      8,000,000     8,000,000    8,000,000    10,041,000     9,693,000     11,624,000
                              =========      =========    ==========    ==========   ===========   ===========   ============
Other Financial Data:
  EBITDA(1)...............     $(21,026)     $(64,158)    $   21,413    $ (98,657)   $(2,716,314)  $(1,307,652)  $(1,050,936)
  Capital
    expenditures(2).......       42,065       306,484      1,401,737    5,141,021    44,500,351    18,126,653     44,016,522

                                                       DECEMBER 31,
                              ---------------------------------------------------------------     SEPTEMBER 30,
                               1990         1991         1992          1993           1994            1995
                              -------     --------     ---------     ---------     ----------     -------------
Balance Sheet Data:
  Cash and cash equivalents,
    excluding restricted
    investments.............  $ 8,399     $ 53,246     $ 164,971     $ 815,305     $11,985,953     $37,155,064
  Restricted investments....       --           --            --            --             --       24,747,214
  Total assets..............   49,514      426,771     2,267,500     8,665,066     77,921,528      200,150,474
  Long-term debt, including
    current portion.........       --           --            --     1,592,529     40,505,852      140,045,039
  Total stockholders'
    equity..................    6,357      173,409     1,003,882     4,492,568     30,080,885       48,293,817

         1273

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from September 1, 1990 (inception) to December 31, 1990 were comprised of $10,000 for purchases of systems and equipment and $32,065 for expenditures for leased licenses; for the year ended December 31, 1991 were comprised of $25,000 for purchases of systems and equipment and $281,484 for expenditures for leased licenses; for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures for leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment, $2,465,265 for leased licenses and $11,649,908 for the investment in Rural Vision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of systems and equipment, $1,592,024 of expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

         1274

         HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems. Heartland has wireless cable channel rights in small to mid-size wireless cable television markets, located principally in the central United States, with a significant number of households not currently passed by traditional hard-wire cable systems. Wireless Communications, Inc., a wholly owned subsidiary of Heartland and its predecessor in interest ("WCI"), launched its first system, located in Ada, Oklahoma, in April 1992. Subsequently, WCI or Heartland have also launched service in Wichita Falls, Texas; Midland, Texas; Abilene, Texas; Lawton, Oklahoma; Laredo, Texas; Enid, Oklahoma; Monroe, Louisiana; Ardmore, Oklahoma; Mt. Pleasant, Texas; Lufkin, Texas; Texarkana, Texas; and Stillwater, Oklahoma. On December 1, 1994, Heartland purchased the Milano System from RuralVision Joint Venture. On December 29, 1994, Heartland acquired the Lindsay System, for approximately $2.3 million. In addition, Heartland received the distribution of the Shaw System from RuralVision Joint Venture on January 27, 1995. On May 3, 1995, Heartland acquired the Lubbock System for approximately $5.4 million. The systems described in this paragraph are referred to in this Management's Discussion as the "Heartland Existing Systems" or "Existing Systems."

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by WCI. David E. Webb, the President and Chief Executive Officer and a principal stockholder of Heartland and L. Allen Wheeler, a director and principal stockholder of Heartland were the founders of WCI. Heartland's primary business strategy is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income in a particular market rapidly after system launch and then expand such system while increasing such system's operating income. Heartland executes this strategy by developing wireless cable channel rights and locating operations in geographic clusters of small to mid-size markets with a significant number of households not currently passed by traditional hard-wire cable. Heartland's strategy allows it to contain system launch costs because Heartland can launch its service with fewer channels of programming and initially utilize lower power transmission equipment. In addition, by developing wireless cable channel rights and locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Although Heartland has recorded net losses since inception, four operating markets had positive cash flow in their first year of operations. None of the other Systems had achieved positive cash flow or generated operating income, primarily as a result of their early stages of development and number of subscribers.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994

     Management believes that period-to-period comparisons of Heartland's consolidated financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to Heartland's historically high growth rate and system launches during the periods presented.

         1275

     The table below sets forth for each of the Existing Systems the launch or acquisition date, the current channel offering and the approximate number of subscribers at December 31, 1994:

                                                                                    APPROXIMATE
                                                     LAUNCH OR        CURRENT      SUBSCRIBERS AT
                                                    ACQUISITION       CHANNEL       DECEMBER 31,
                       MARKET                          DATE         OFFERING(1)         1994
    --------------------------------------------  ---------------   -----------    --------------
    Ada, Oklahoma...............................  April 1992             32             5,020
    Wichita Falls, Texas........................  October 1993           26             2,690
    Midland, Texas..............................  December 1993          26             1,420
    Abilene, Texas..............................  February 1994          23             2,020
    Lawton, Oklahoma............................  August 1994            27             3,150
    Other Existing Systems:
      Laredo, Texas.............................  September 1994         27             1,110
      Enid, Oklahoma(2).........................  October 1994           21               970
      Monroe, Louisiana(3)......................  N/A                    10               200
      Lindsay, Oklahoma(4)......................  December 1994          32             1,410
      Ardmore, Oklahoma.........................  December 1994          20               170
      Mt. Pleasant, Texas(5)....................  December 1994          16                --
      Lufkin, Texas(6)..........................  N/A                    12                --
      Milano, Texas(7)..........................  December 1994          26             1,680
      Shaw, Kansas(8)...........................  January 1995           30             3,520

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (2) Construction of the Enid System was completed in February 1993. However, Heartland did not begin actively marketing its service in the Enid System until October 1994 when it achieved an increase in its channel offering.

 (3) Construction of the Monroe System was completed in March 1993. Heartland is not actively marketing its service in the Monroe System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Heartland acquired the Lindsay System on December 29, 1994.

 (5) Heartland launched the Mt. Pleasant System in December 1994.

 (6) Heartland completed construction of the Lufkin System in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless channels available to Heartland.

 (7) Heartland acquired the Milano System on December 1, 1994.

 (8) Heartland acquired the Shaw System on January 27, 1995.

  Revenues

     Heartland's first system, the Ada System, was launched in April 1992 and Heartland had no revenues prior to 1992. Heartland's revenues were generated from the following sources for the three years ended December 31, 1994:

                                                               YEAR ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1992        1993         1994
                                                          --------    --------    ----------
    Subscription revenues:
      Ada System........................................  $170,457    $591,741    $  893,126
      Wichita Falls System..............................        --      15,861       313,729
      Midland System....................................        --       3,516       164,816
      Abilene System....................................        --          --       171,830
      Lawton System.....................................        --          --       154,424
      Other Existing Systems............................        --      14,343       155,929
    Installation and service revenues...................    34,925     243,304       375,640
                                                          --------    --------    ----------
              Total.....................................  $205,382    $868,765    $2,229,494
                                                          ========    ========     =========

         1276

     The following table sets forth the number of subscribers in the Heartland Existing Systems on the dates indicated:

     JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
       1992       1992        1992        1993        1993        1993        1993       1994        1994       1994        1994
     --------   ---------   --------   ----------   ---------   ---------   --------   ---------   --------   ---------   --------
Ada
System...    475    760       1,075       1,460       1,540       1,970       2,110      2,235       2,275      3,440       5,020
Wichita
  Falls
  System...     --     --        --          --          --          --         315        475         710      1,530       2,690
Midland
System...     --     --          --          --          --          --         130        370         450        690       1,420
Abilene
System...     --     --          --          --          --          --          --        140         330      1,230       2,020
Lawton
System...     --     --          --          --          --          --          --         --          --        790       3,150
Other
Existing
Systems...     --     --         --          --          10         120         180        205         220        360       5,540

     Historically, Heartland's subscribers have been located predominantly in single-family homes. In the fiscal year ended December 31, 1994, the number of subscribers located in multiple-dwelling units in the Heartland Existing Systems (including the Shaw System) increased as a percentage of total subscribers to approximately 9.6%. Multiple-dwelling unit subscribers typically generate lower per-subscriber revenue than single-family units due to discounted programs offered to these subscribers.

     Subscription Revenues from Ada System. Revenues from the Ada System consist principally of television subscription revenues. The increase in television subscription revenues from $170,457 for 1992 to $591,741 for 1993 (a 247% increase) and to $893,126 for 1994 (a 51% increase) is principally attributable to an increase in the number of subscribers. The Ada System was not yet operational on December 31, 1991. The Ada System had approximately 1,075 subscribers on December 31, 1992, approximately 2,110 subscribers on December 31, 1993 and approximately 5,020 subscribers on December 31, 1994, of which approximately 1,580 subscribers (or 46%) were added in the last quarter of 1994.

     Television subscription revenues consist of monthly fees paid by subscribers for the Ada System's basic programming package, for premium programming services and for equipment rental. The average monthly television subscription revenue per Ada System subscriber in 1992, 1993 and 1994 was $27.90, $30.27 (a 9% increase) and $26.98 (a 10% decrease), respectively. The increase in average monthly subscription revenue per subscriber in 1993 as compared to 1992 was primarily due to the increase in the percentage (from 61% to 80%, respectively) of customers that rented, rather than purchased, the receive-site equipment. The decrease in average monthly subscription revenue per subscriber in 1994 as compared to 1993 was primarily due to the number of subscribers added during the fourth quarter of 1994 who live in multiple-dwelling units, which typically generate lower per-subscriber revenue than single-family units, and certain promotional offerings of premium channel units. During 1994, the standard charge for the basic Ada System programming package of 29 channels (including one local off-air VHF/UHF channel) was $17.95 per month, $9.95 per month for each premium programming service and $6.00 per month for rental of the basic receive-site equipment package. The Ada System had approximately 5,020 subscribers on December 31, 1994, in excess of 80% of whom rented, rather than purchased, the receive-site equipment. Heartland initiated pay-per-view programming in the Ada System on April 1, 1995.

     Subscription Revenues from Wichita Falls System. The Wichita Falls System was launched in October 1993 with 24 channels (including four local off-air VHF/UHF channels). The Wichita Falls System had approximately 315 subscribers on December 31, 1993 and approximately 2,690 subscribers on December 31, 1994. The Wichita Falls System currently offers 26 channels (including two local off-air VHF/UHF channels which are being retransmitted). The average monthly television subscription revenue per Wichita Falls System subscriber for 1994 was $26.46, which consisted of the standard charge of $17.95 per month for the basic Wichita Falls System programming package, $9.95, $8.95 and $2.95 per month, respectively, for certain premium programming services and $6.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Wichita Falls System.

     Subscription Revenues from Midland System. The Midland System was launched in December 1993 with 24 channels (including four local off-air VHF/UHF channels). The Midland System had approximately 130 subscribers on December 31, 1993 and approximately 1,420 subscribers on December 31, 1994. The average monthly television subscription revenue per Midland System subscriber for 1994 was $23.54, which

         1277

consisted of the standard charge of $19.95 per month for the basic Midland System programming package, $9.95 for premium programming services and $9.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Midland System.

     Subscription Revenues from Abilene System. The Abilene System was launched in February 1994 with 23 channels (including three local off-air VHF/UHF channels). The Abilene System had approximately 2,020 subscribers on December 31, 1994. The average monthly television subscription revenue per Abilene System subscribers in 1994 was $23.20, which consisted of the standard charge of $18.95 per month for the basic Abilene System programming package, $10.95 and $2.95 per month, respectively, for premium programming services and $8.90 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Abilene System.

     Subscription Revenues from Lawton System. The Lawton System was launched in August 1994 with 19 channels (including seven local off-air VHF/UHF channels). The Lawton System had approximately 3,150 subscribers on December 31, 1994. The average monthly television subscription revenue per Lawton System subscribers was $26.65 in 1994, which consisted of the standard charge of $17.95 per month for the basic Lawton System programming package, $9.95 per month for a premium programming service and $8.00 per month for rental of the basic receive-site equipment package. Substantially all single-family unit subscribers in the Lawton System rent the receive-site equipment. Multiple-dwelling unit subscribers in the Lawton System (approximately one-third of the total number of subscribers) do not pay a fee to rent the receive-site equipment.

     Subscription Revenues from Other Existing Systems. Television subscription revenues from Existing Systems other than the Ada System, the Wichita Falls System, the Midland System, the Abilene System and the Lawton System were $155,929 in 1994 compared to $14,343 in 1993. This increase is attributable to the increase in subscriber base related to these systems, the number of systems launched in 1994 and the acquisition in December 1994 of one of these systems.

     The Laredo System was launched in September 1994 with 23 channels (including three local off-air VHF/UHF channels). The Laredo System had approximately 1,110 subscribers on December 31, 1994.

     Heartland completed construction of the Enid System in February 1993 in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. Initially, subscribers were obtained without active marketing efforts by Heartland. An increase in the Enid System channel offering was achieved in September 1994 and Heartland began actively marketing its service in the Enid System in October 1994. The Enid System currently offers 21 channels (including two local off-air VHF/UHF channels). The Enid System had approximately 970 subscribers on December 31, 1994.

     Heartland completed construction of the Monroe System, which currently offers 10 channels (including five local off-air VHF/UHF channels), in March 1993. The Monroe System had approximately 160 subscribers on December 31, 1994. The Monroe System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Monroe market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     Heartland acquired the Lindsay System on December 29, 1994. The Lindsay System currently offers 32 channels (including 10 local off-air VHF/UHF channels). The Lindsay System had approximately 1,410 subscribers on December 31, 1994.

     The Ardmore System was launched in December 1994 with 20 channels (including four local off-air VHF/UHF channels). The Ardmore System had approximately 170 subscribers on December 31, 1994.

     The Mt. Pleasant System was launched in December 1994 with 14 channels (including four local off-air VHF/UHF channels). The Mt. Pleasant System had no subscribers on December 31, 1994.

         1278

     Heartland completed construction of the Lufkin System, which currently offers 12 channels (including four local off-air VHF/UHF channels), in December 1994. The Lufkin System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Lufkin market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     The Milano System was acquired on December 1, 1994 from RuralVision Joint Venture. The Milano System currently offers 26 channels (including six local off-air VHF/UHF channels). The Milano System had approximately 1,680 subscribers on December 31, 1994.

     The Shaw System was acquired on January 27, 1995, in accordance with the terms of the Venture Distribution Agreement. The Shaw System currently offers 30 channels (including four local off-air VHF/UHF channels). The Shaw System had approximately 3,520 subscribers on December 31, 1994.

     Installation and Service Revenues. Installation and service revenues represent installation fees charged by Heartland to certain new subscribers, sales of receive-site equipment to certain subscribers and service income. Installation fees are recognized upon origination of service to a customer to the extent of subscriber acquisition costs incurred to obtain subscribers. Revenue from the sale of receive-site equipment to subscribers is recognized upon delivery of such equipment to a subscriber. Installation revenues included installation fees of $34,925 in 1992, $27,289 in 1993 and $107,803 in 1994.
Installation fees declined as a percentage of revenues in 1994 due to selected promotional campaigns in several of Heartland's markets during the period from August 1994 to December 1994 and a higher level of revenues. Sales of receive-site equipment to subscribers were $213,005 for 1993 and $237,730 for 1994, respectively. Through September 1993, installations and sales of receive-site equipment were performed by a formerly affiliated installation company. Subsequent to this period, such installations and sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Additionally, Heartland recorded service income of $30,107 in 1994, a 900% increase from $3,010 in 1993.

     In order to conserve its capital, upon system launch, Heartland initially required the purchase (rather than the rental) of its receive-site equipment by subscribers. Upon system launch in 1992, a new Ada System subscriber was required to purchase the receive-site equipment for approximately $325, but no installation fee was charged. Since September 1992, Heartland has offered potential subscribers in the Ada System the option of purchasing the receive-site equipment or renting such equipment for a monthly charge of approximately $6. In the Ada System, an installation fee of $25 and a deposit of $25 (designed to encourage the return of receive-site equipment) is currently charged to subscribers selecting the monthly rental option. Additional fees are charged for various other installation services. Heartland believes that charging an up-front installation fee better qualifies potential subscribers, reducing subscriber turnover. Reduced subscriber turnover reduces installation and marketing expenses incurred by Heartland. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Currently, approximately 80% of the subscribers in the Ada System rent the receive-site equipment. Through April 1994, the other Existing Systems required a new subscriber to purchase the receive-site equipment. In order to accelerate system expansion after Heartland's initial public offering in April 1994 ("Initial Public Offering"), Heartland began offering new subscribers the option to rent receive-site equipment. Typically, an installation fee of $50 is currently charged to subscribers selecting the monthly rental option in the Existing Systems other than the Ada System. From time to time, Heartland offers no-fee installation on a promotional basis.

     Systems Operations and Cost of Goods Sold. Systems operations include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and certain repairs and maintenance expenditures. Programming costs (with the exception of minimum payments), cost of program guides and channel lease payments (with the exception of certain fixed payments) are variable expenses which increase as the number of subscribers increases. Prior to 1992, Heartland had no operations and therefore no systems operations expense. Heartland incurred $36,042 of systems operations expense in 1992 (all related to the Ada

         1279

System). For 1993, Heartland incurred systems operations expense of $118,649 (a 229% increase). The increase is attributable primarily to the 96% increase in the number of subscribers during 1993 as compared to 1992. Systems operations for 1994 increased 345% from 1993 to $527,476. The increase was attributable primarily to the 240% increase in the average number of subscribers for 1994 compared to 1993.

     Cost of goods sold includes the cost of receive-site equipment sold to subscribers. Such costs amounted to $202,162 in 1993 and $235,025 in 1994. Through September 1993, receive-site equipment was sold to subscribers by a formerly affiliated installation company. Subsequent to this period, such sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Subsequent to the Initial Public Offering, sales of receive-site equipment have been nominal.

     Selling, General and Administrative Expenses. Heartland has experienced increasing selling, general and administrative expenses ("SG&A") since its inception as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers and additional compensation expense. SG&A increased from $147,927 for 1992 to $646,611 for 1993 (a 337% increase). During 1992, the Ada System was launched and SG&A increased significantly due to the expense incurred in launching such system and additional accounting and support costs and sales commissions relating to the increasing number of subscribers. These factors and the expense incurred in launching two more systems and constructing two other systems caused the increase in SG&A for 1993 as compared to 1992. SG&A increased 547% to $4,183,307 in 1994 compared to $646,611 in 1993, principally due to the commencement of the direct payment of compensation to certain of Heartland's executive officers who had previously served as consultants and the addition of personnel, and, to a lesser extent, increased sales commissions relating to the increasing number of subscribers, bonuses to management and employees, implementation of a group health insurance plan and the expenses of being a public company.

     Depreciation and Amortization. Depreciation and amortization expense includes depreciation of systems and equipment and amortization of channel rights and the excess of cost over fair value of net assets acquired. Depreciation and amortization relating to the Ada System equipment and channel rights began in 1992 and totaled $34,920. Depreciation and amortization expense for the year ended December 31, 1993 included depreciation on the equipment in the Ada, Enid, Monroe and Midland Systems as well as amortization of channel rights for such systems and totaled $138,560, a 297% increase over the same period in 1992 during which only the Ada System was operational. Depreciation and amortization expense for 1994 increased 692% to $1,097,668 compared to $138,560 in 1993. The increase was due to additional systems and equipment in connection with systems launched throughout 1994, and increased amortization expense on leased license investment of systems in operation and excess of cost over fair value of net assets acquired related to the acquisition of U.S. Wireless and the acquisition of minority interests in certain other subsidiaries of Heartland. Heartland anticipates that depreciation and amortization expense will increase as a result of such acquisition of minority interests in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest Expense. In 1993, Heartland incurred interest expense of $82,916 compared to $1,392 in 1992 due to an increase in borrowed funds. In 1994, Heartland incurred interest expense of $589,767, which included non-cash interest of $301,125 related to one month's interest on the Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). The remaining interest expense is principally related to (i) the portion of that bridge loan provided by Internationale Nederlanden (U.S.) Capital Corporation ("ING") in the original amount of approximately $10.0 million which closed during July 1994 (the "ING Bridge Loan") that was used by RuralVision Joint Venture to acquire certain RuralVision Assets that Heartland expects to retain and (ii) interest expense on short-term borrowings that were repaid in connection with Heartland's initial public offering in April 1994.

     Interest Income. Interest income for the year ended December 31, 1994 relates to interest earned on Heartland's cash equivalents since the Initial Public Offering.

     Other Expenses. Other expenses are comprised primarily of other non-operating expenses. In 1992, Heartland incurred $18,003 of other non-operating expenses. For the year ended December 31, 1993, Heartland incurred $60,467 of other non-operating expenses, which included a charge of $57,163 relating to a

         1280

settlement with a formerly affiliated installation company (see Note 9 of Notes to Consolidated Financial Statements appearing as pages F-16 to F-17 elsewhere in this Proxy Statement/Prospectus). In 1994, Heartland incurred a recapitalization charge of $205,575. This charge related to costs incurred in connection with a rescinded offering of securities.

     Minority Interests. In connection with the development of certain wireless cable markets, Heartland has sold stock in certain of its subsidiaries principally for cash. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in such systems. Minority ownership interests in such subsidiaries range from 5% to 49.9999% (other than (i) Northern Oklahoma Wireless Cable, Inc., serving the Enid, Oklahoma area, in which minority interest holders own 18% of the outstanding common stock and 100% of the outstanding preferred stock; and (ii) Central Oklahoma Wireless Cable, Inc., serving the Ada, Oklahoma area, in which minority interest holders own 50% of the outstanding preferred stock). Minority interests in earnings of subsidiaries of $19,106 and $35,111 for the years ended December 31, 1992 and 1993, respectively, relate to the minority interest owners' share of net earnings from the Ada System and net losses from the Enid System subsidiaries and dividends on preferred stock of the Ada and Enid System subsidiaries. The increase in the minority interests in earnings of subsidiaries during these periods is related to increased earnings in the Ada System, offset partially by losses during 1993 in the Enid System. Minority interests in losses of subsidiaries of $20,108 for the year ended December 31, 1994 relate to the minority interest owners' share of net earnings from the Ada System subsidiary through April 1994, losses of the Enid System subsidiary and dividends on preferred stock issued by the Ada System ($16,715) and Enid System ($19,600) subsidiaries. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

     Income Tax Benefit. Income tax benefit of $1,594,963 for the year ended December 31, 1994 represents the tax benefit related to Heartland's net operating losses incurred during the period April 28, 1994 through December 31, 1994. Heartland has recognized such tax benefit to the extent of future reversals of existing taxable temporary differences.

     Net Loss. During 1991, Heartland had no revenues and incurred a loss of $66,158, primarily due to SG&A. During 1992, Heartland's Ada System was launched and generated operating income of $71,071 on total revenues of $205,382, which substantially offset Heartland's expenses. Heartland incurred a net loss of $50,822 for the year ended December 31, 1992, primarily due to the increase in SG&A at the corporate level, the increase in other non-operating expenses and accrued dividends on preferred stock of subsidiaries. For 1993, Heartland's Ada System generated operating income of $256,856 on total revenues of $602,837. Nonetheless, due to increased SG&A related to the development of Heartland's other wireless cable markets and increased other expenses (including a settlement charge of $57,163), Heartland incurred a net loss of $406,101. As a result of the above factors, for the year ended December 31, 1994, Heartland incurred a net loss of $3,043,321 as compared to a net loss of $406,101 for the same period in 1993. Heartland expects to continue to incur net operating losses at least through the end of 1996.

RESULTS OF OPERATIONS FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1994

     Revenues consist principally of subscription revenues, installation fees (for 1994 periods) and sales of receive-site equipment to subscribers. Subscription revenues principally consist of monthly fees paid by subscribers for the basic programming package and for premium programming services. Subscription revenues for the nine-month period ended September 30, 1995 increased to $9,292,837 from $984,299 for the same period in 1994, an increase of 944%. Subscription revenues for the three-month period ended September 30, 1995 increased to $4,176,855 from $359,595 for the same period in 1994, an increase of 1,062%. The increase in subscription revenues is principally attributable to a 891% increase in the average number of subscribers for the first nine months of 1995 compared to the same period in 1994. The increase in subscribers is due to Heartland launching two systems in the third quarter of 1994 (Lawton, Oklahoma and Laredo, Texas) and two systems in the fourth quarter of 1994 (Ardmore, Oklahoma and Mt. Pleasant, Texas); the acquisition of two operating systems in the fourth quarter of 1994 (Lindsay, Oklahoma and Milano, Texas); the acquisition

         1281

of one system (Shaw, Kansas) in the first quarter of 1995; the launching of the system in Texarkana, Texas in the first quarter of 1995; the acquisition of one system (Lubbock, Texas) and the launching of five systems in Illinois (McLeansboro, Vandalia, Olney and Taylorville) and Stillwater, Oklahoma in the second quarter of 1995; the launching of the systems in Peoria, Illinois, Manhattan, Kansas, Olton and O'Donnell, Texas, Grand Rapids, Michigan, and Monroe City, Missouri in the third quarter of 1995; and the acquisition of the operating systems in Bucyrus, Ohio, Paragould, Arkansas and Sikeston, Missouri in the third quarter of 1995. The number of subscribers in Heartland's wireless cable systems increased to 64,350 at September 30, 1995 compared to 43,500 at June 30, 1995.

     On a "same system" basis (comparing systems that were operational for all of each of the three-month periods ended September 30, 1994 and 1995), subscription revenues increased $1,102,038 or 301%, to $1,468,157 as compared to $380,648 for the three-month period ended September 30, 1994. Same systems during this period consisted of Heartland's Ada, Wichita Falls, Midland, Abilene and Enid systems. The average number of subscribers in these systems increased approximately 331% during the three months ended September 30, 1995 as compared to the same period in 1994.

     For the three and nine months ended September 30, 1994, revenues included installation fees of $54,530 and $100,159, respectively. Installation fees for the three and nine months ended September 30, 1995 of $63,355 and $452,853, respectively, were offset against direct costs of subscriber installations (See note 2 to consolidated condensed financial statements regarding change in accounting method). Sales of receive-site equipment to subscribers were $205,068 in 1994 (none in 1995). The increase in installation fees is due to the increased number of installations during the three- and nine-month periods ended September 30, 1995, partially offset by lower per subscriber installation charges in certain systems, compared to the same period of 1994. Installation fees vary widely by system based on local market conditions. Recently, Heartland has waived installation charges as part of selected promotional campaigns. Since Heartland's initial public offering in April 1994 (the "Initial Public Offering"), predominately all new subscribers rent, rather than purchase, receive-site equipment, resulting in decreased revenues from the sale of receive-site equipment during the nine-month period ended September 30, 1995 compared to the nine-month period ended September 30, 1994.

     Systems operations expenses include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and repairs and maintenance expenditures. Programming costs, cost of program guides and channel lease payments (with the exception of minimum payments) are variable expenses which increase as the number of subscribers increases. Systems operations expenses for the three- and six-month periods ended September 30, 1995 increased 775% to $1,326,358 from $151,499 and 804% to $2,894,074 from
$320,029 compared to the same periods in 1994. This increase is attributable primarily to the 416% and 700% increases, respectively, in the average number of subscribers for such periods in 1995 compared to such periods in 1994 and rental expense under channel rights lease agreements of $977,241 related to non-operational systems.

     Costs of goods sold include the cost of receive-site equipment sold to subscribers. The decrease in costs of goods sold of $65,808 and $235,025 for the three- and nine-month periods ended September 30, 1995 from the same periods in 1994 is related to the corresponding decrease in sales of receive-site equipment.

     SG&A increased 139% to $2,796,889 from $1,169,598 and 265% to $7,449,699 from $2,042,124, respectively, for the three- and nine-month periods ended September 30, 1995 and 1994, respectively. Heartland has experienced increasing SG&A as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers. Additionally, SG&A increased during the first half of 1995 as compared to the corresponding period in 1994 due to the implementation of a group health insurance plan in August 1994 and investor relations expenses.

     Depreciation and amortization expense for the nine-month period ended September 30, 1995 increased 847% to $3,966,120 from $418,960 for the corresponding period in 1994. Additionally, depreciation and amortization expense for the three-month period ended September 30, 1995 increased 764% to $1,948,576 from $229,055 for the corresponding period in 1994. The increase is due to additional systems and equipment

         1282

related to systems launched and acquired in 1994 and 1995 and additional amortization expense on leased license investment of systems in operation and excess of costs over the fair value of assets acquired due to acquisitions of minority interests. Heartland anticipates that depreciation and amortization expense will increase as a result of the minority interests exchange offer in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest expense increased to $8,908,459 for the nine-month period ended September 30, 1995 from $128,789 for the corresponding period in the preceding year. Interest expense increased to $4,516,446 for the three-month period ended September 30, 1995 from $72,089 for the corresponding period in the preceding year. The increase is principally due to the accretion on the Convertible Notes that were issued in the fourth quarter of 1994 and the interest on Heartland's 13% Senior Notes due 2003 that were issued on April 26, 1995.

     Interest income increased to $1,034,441 from $91,130 and $2,044,092 from $189,308, respectively, for the three and nine-month periods ended September 30, 1995 compared to the same periods in 1994, principally due to interest earned on the increase in Heartland's cash equivalents since the initial public offering in April 1994 and Heartland's debt offerings in November 1994 and April 1995.

     Equity in losses of RuralVision Joint Venture for the nine-month period ended September 30, 1995, relates to the Heartland's 50% share of losses related to the joint venture for the period January 1, 1995 through January 27, 1995.

     Income tax benefit increased to $1,307,137 from $649,510 for the nine-month period ended September 30, 1995 compared to the same period in 1994. Income tax benefit has been recognized to the extent deferred tax assets can be realized through future reversals of existing taxable temporary differences.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Since inception, Heartland has expended funds to lease or otherwise acquire channel rights in various markets and systems in operation, to construct or acquire operating systems in more than 30 markets, to commence construction of the systems under construction, to install equipment in new subscribers' homes and to finance initial operating losses and other working capital requirements. Heartland intends to expand the Existing Systems and launch additional wireless cable systems and may require funds therefore in excess of the funds currently available to it.

     Heartland's capital expenditures during the years ended December 31, 1992, 1993 and 1994 were approximately $1.4 million, $5.1 million, and $44.5 million, respectively. For the nine months ended September 30, 1994 and 1995, Heartland's capital expenditures were approximately $18.1 million and $44.0 million, respectively. Such expenditures were primarily for the construction and expansion of Heartland's wireless cable systems installation of equipment in new subscribers' homes and the acquisition of operating systems and channel rights in other markets.

     Heartland estimates that a launch of a wireless cable system in a typical market (assuming an initial programming package of 12 channels) will involve the initial expenditure of approximately $350,000 to $500,000 for wireless cable system transmission equipment and tower construction and incremental installation costs of approximately $395 to $435 per subscriber for equipment, labor and overhead charges and direct commissions. Other launch costs include the cost of securing adequate space for marketing and warehouse facilities, as well as costs related to employees. As a result of these costs, operating losses are likely to be incurred by a system during the start-up period. Subsequent additions of transmission equipment to enhance the channel offering of the system will approximate $400,000, but may vary depending upon the power of the transmission equipment.

     Heartland expects that under its current plans it will have capital expenditures of approximately $13 million during the fourth quarter of 1995 and $60.0 million in 1996 for system construction, development, launch and expansion activities associated with its current operating systems, systems under construction, near-term launch markets and certain long-term launch markets. Heartland currently expects to launch an aggregate of approximately 20, and as many as 25, systems during the period from November 1995 through the end of 1996. Heartland does not anticipate any other material capital requirements, except as set forth

         1283

below with regard to certain assets to be acquired in connection with the Transactions by Heartland. Heartland expects to continue to incur significant capital expenditures in 1997 and subsequent years in connection with system construction, development, launch and expansion activities.

     Under Heartland's existing debt structure, no material principal or interest payment obligations are required (other than accrued interest due under the Senior Notes which has been escrowed through April 1997) until October 1997. Commencing in October 1997 and every six months thereafter through April 2003, semi-annual accrued interest of $6.5 million under the Senior Notes is due and payable.

     On April 26, 1995, Heartland sold 100,000 Units (the "Units") consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock. Heartland placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. Additionally, Heartland has used approximately $9.5 million in connection with acquisitions for operating systems in Lubbock, Texas and wireless cable channel rights in Tulsa, Oklahoma. During the second and third quarter of 1995, Heartland has sold certain wireless cable channel rights in 12 markets for approximately $3.3 million in cash and a $562,500 note receivable, plus additional contingent consideration of up to $280,000 in cash. Additionally, Heartland has contributed other wireless cable markets for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10 million in notes which was paid upon consummation of an equity and debt offering by Wireless One and in November 1995, Heartland entered into an agreement to sell its wireless cable channel rights in Flippin, Tennessee for $1.5 million in cash. Heartland intends to use the balance of the net proceeds of the sale of the Units, together with cash on hand and cash generated from operations or sale of assets, for system construction, development, launch and expansion activities, to provide working capital and for other general corporate purposes. Subject to certain limitations set forth in the indenture relating to the Notes (the "Indenture"), Heartland may use a portion of such net proceeds to acquire additional wireless cable channel rights, including the purchase of MDS and multichannel MDS ("MMDS") wireless cable channel rights in the December 1995 BTA auction.

     Upon consummation of the Transactions, Heartland, directly or through its ownership of AWS and CMAX, will be required to pay between $15 million and $20 million of liabilities associated with the assets acquired in the Transactions. Such liabilities include bank indebtedness, payables, severance obligations and similar liabilities which will be due and owing upon, or shortly following, consummation of the Transactions. As a result of consummating the Transactions, Heartland expects that it will incur additional capital expenditures of approximately $15.0 million in 1996 for system construction, development, launch and expansion activities associated with the acquired operating systems and other acquired markets that it expects to launch in 1996. All of the operating markets to be acquired and retained are currently generating positive monthly operating cash flow which will supplement Heartland's capital needs in 1996.

     In connection with the Newco Transaction, Heartland expects to receive $28.3 million in cash payable by Newco at the closing and a promissory note in the principal sum of $25 million payable nine (9) months from the closing. Heartland expects that the remaining proceeds from the sale of the Units and the proceeds from the Newco Transaction, together with cash on hand and cash generated from operations, will be sufficient to satisfy Heartland's capital needs through at least the end of 1996. In order to accelerate its growth rate, to respond to competitive pressures or regulatory changes and, subject to certain limitations set forth in the Indenture, to finance the acquisition of additional wireless cable channel rights and businesses, general corporate activities and the launch or build-out of additional systems, Heartland may, subject to the provisions of the note purchase agreement relating to the Convertible Notes (the "Note Purchase Agreement") and the Indenture, supplement its existing sources of funds with financing arrangements at the operating system level, or through additional borrowings, the sale of debt or equity securities, joint ventures or other arrangements. Heartland is presently in the initial stages of locating and negotiating for a suitable revolving credit facility consistent with the terms of the Indenture and Note Purchase Agreement with one or more third parties. Assuming such financing can be secured on acceptable terms, management of Heartland currently intends to draw down funds under such facility upon consummation of the Transactions to repay certain of the obligations incurred or assumed in the Transactions. No assurance can be given that Heartland will locate

         1284

such an acceptable credit facility. As a further capital resource, subject to the terms of the Note Purchase Agreement and the Indenture, Heartland may sell or lease certain wireless cable channel rights as appropriate opportunities become available.

     As an alternative source of financing, Heartland believes a primary factor in obtaining debt financing at the operating system level is the generation of positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems are generating positive monthly cash flow. Heartland expects that the other Existing Systems and the wireless cable systems anticipated to be launched will generate positive monthly operating cash flow, typically within six months from commencement of operations and after attaining 1,500 subscribers, thereby making further bank debt financing available at the operating system level. There can be no assurance, however, that such positive operating cash flow will be generated or will be maintained or that debt financing will be available.

     Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

INCOME TAX MATTERS

     Heartland and certain of its subsidiaries will file a consolidated Federal tax return. Subsidiaries in which Heartland owns less than 80% of the voting stock will file separate Federal tax returns. Heartland has had no material state or Federal income tax expense since inception. As of December 31, 1994, Heartland had approximately $2.9 million in net operating losses for tax purposes, expiring in years 2005 through 2009. The Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of loss carryforwards that a company can use to offset future income upon the occurrence of certain changes in ownership. As a result of the investment in Heartland by Hunt Capital and the Initial Public Offering, Heartland has undergone more than a 50% change in ownership and will therefore be limited in its utilization of its tax loss carryforwards.

INFLATION

     Heartland's management does not believe that inflation has had or is likely to have any significant impact on Heartland's operations. Management believes that Heartland will be able to increase subscriber rates, if necessary, to keep pace with inflationary increases in costs.

OTHER

     Heartland does not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Accounting Standards Nos. 106 and 112.

     Heartland currently intends to adopt Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" in 1996 with respect to its financial statement disclosure. Heartland does not intend to change its accounting method with regard to this statement.

         1285

              SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CMAX

     The selected consolidated statement of operations and balance sheet data presented below for the periods ended December 17, 1992 and June 30, 1993 and the fiscal years ended June 30, 1994 and 1995 and as of June 30, 1994 and 1995, were derived from the consolidated financial statements of CMAX and the predecessor of CMAX's business (the "CMAX Predecessor"), which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated statement of operations data presented below for the fiscal years ended June 30, 1991 and 1992 were derived from the financial statements of CMAX Predecessor, but which are not included in this Proxy Statement/Prospectus. The pro forma statement of operations data give effect to the acquisition of the Austin and San Antonio Systems in December 1992 (the "1992 Acquisition") as if it had occurred July 1, 1992. See "Pro Forma Information for 1992 Acquisition." The statement of operations data for the three months ended September 30, 1994 and 1995 and the balance sheet data as of September 30, 1995 have been derived from the unaudited financial statements of CMAX included elsewhere in this Proxy/Prospectus, but, in the opinion of CMAX, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results for the three months ended September 30, 1994 and 1995 are not necessarily indicative of results to be expected for a full fiscal year. The selected consolidated financial data should be read in conjunction with "CMAX -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of CMAX and CMAX Predecessor contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Information."

                                      CMAX PREDECESSOR(1)                                      CMAX
                               -----------------------------------    ----------------------------------------------------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA
                                                                                       FISCAL
                                FISCAL YEAR ENDED     PERIOD FROM      PERIOD FROM      YEAR         FISCAL YEAR ENDED
                                    JUNE 30,         JULY 1, 1992     DECEMBER 18,     ENDED             JUNE 30,
                               ------------------    TO DECEMBER      1992 TO JUNE    JUNE 30,     -------------------
                                1991       1992        17, 1992         30, 1993       1993(2)      1994        1995
                               -------    -------   --------------    ------------    ---------    -------    --------

Statement of Operations Data:
  Total revenues............   $ 1,182    $ 2,675      $  1,835         $  2,277       $ 4,112     $ 7,709    $ 13,463
  Operating expenses:
    Systems operations......       658      1,282           856            1,092         1,948       3,759       6,301
    Selling, general and
      administrative........     1,467      1,855         1,028            1,336         2,436       7,125       9,051
    Depreciation and
      amortization..........       781      1,661         1,149            1,338         2,317       4,239       8,274
                               -------    -------      --------         --------       -------     -------    --------
        Total operating
          expenses..........     2,906      4,798         3,033            3,766         6,701      15,123      23,626
                               -------    -------      --------         --------       -------     -------    --------
  Operating loss............    (1,724)    (2,123)       (1,198)          (1,489)       (2,589)     (7,414)    (10,163)
  Interest expense..........      (193)      (713)         (343)            (288)         (525)       (506)       (875)
  Other income..............         3          5           505                2             7         421         255
                               -------    -------      --------         --------       -------     -------    --------
        Loss before minority
          interest..........    (1,914)    (2,831)       (1,036)          (1,775)       (3,107)     (7,499)    (10,783)
  Minority interest in
    consolidated net loss...       245        176          --               --            --          --          --
                               -------    -------      --------         --------       -------     -------    --------
        Net loss............   $(1,669)   $(2,655)     $ (1,036)        $ (1,775)      $(3,107)    $(7,499)   $(10,783)
                               =======    =======      ========         ========       =======     =======    ========
Net loss per common share...      --         --            --           $  (0.35)      $ (0.61)    $ (1.05)   $  (1.21)
                               =======    =======       =======         ========       =======     =======    ========
Weighted average shares
  outstanding...............      --         --            --              5,100         5,100       7,142       8,902
                               =======    =======       =======         ========       =======     =======    ========
Other Financial Data:
  EBITDA(3).................      --        --         $    (49)        $   (151)      $  (272)    $(3,175)   $ (1,889)
  Capital expenditures(4)...      --        --              655           21,768        22,423      17,299       9,798

                                       CMAX
                                 ------------------
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  THREE MONTHS ENDED
                                    SEPTEMBER 30,
                                 ------------------
                                  1994       1995
                                 -------    -------
                                      (UNAUDITED)
Statement of Operations Data:
  Total revenues............     $ 3,144    $ 3,633
  Operating expenses:
    Systems operations......       1,442      1,540
    Selling, general and
      administrative........       2,188      2,081
    Depreciation and
      amortization..........       1,732      2,514
                                 -------    -------
        Total operating
          expenses..........       5,362      6,135
                                 -------    -------
  Operating loss............      (2,218)    (2,502)
  Interest expense..........        (101)      (311)
  Other income..............          82         17
                                 -------    -------
        Loss before minority
          interest..........      (2,237)    (2,796)
  Minority interest in
    consolidated net loss...        --         --
                                 -------    -------
        Net loss............     $(2,237)   $(2,796)
                                 =======    =======
Net loss per common share...     $ (0.26)   $ (0.29)
                                 =======    =======
Weighted average shares
  outstanding...............       8,600      9,507
                                 =======    =======
Other Financial Data:
  EBITDA(3).................     $  (486)   $    12
  Capital expenditures(4)...       3,939      1,122

                                                                                                   JUNE 30,
                                                                                              ------------------    SEPTEMBER 30,
                                                                                               1994       1995          1995
                                                                                              -------    -------    -------------
                                                                                                                     (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents and short-term investments.....................................   $14,558    $ 2,206       $   786
  Total assets.............................................................................    53,203     51,954        49,445
  Long-term debt...........................................................................     3,200     10,808        10,808
  Total stockholders' equity...............................................................    44,086     37,709        34,913

---------------

(1) Includes consolidated operations of CMAX Predecessor's Austin and San Antonio systems, the assets of which were acquired by CMAX on December 18, 1992.

(2) Presented on a pro forma basis as if the 1992 Acquisition had occurred on July 1, 1992.

(3) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(4) Capital expenditures for the period from December 18, 1992 to June 30, 1993 were comprised of $3,645 for purchases of systems and equipment and $18,123 for the purchase of certain wireless cable systems. Capital expenditures for all other periods presented consist solely of purchases of systems and equipment.

         1286

                   PRO FORMA INFORMATION OF 1992 ACQUISITION

     CMAX acquired the assets of the CMAX Predecessor's Austin and San Antonio wireless cable television systems in the 1992 Acquisition on December 18, 1992. The Pro Forma Statement of Operations for the year ended June 30, 1993 has been derived from the CMAX Predecessor's audited statement of operations for the period from July 1, 1992 to December 17, 1992 and CMAX's audited statement of operations for the period from December 18, 1992 to June 30, 1993. The Pro Forma Information gives effect to the 1992 Acquisition as if it had occurred July 1, 1992.

     The 1992 Acquisition was accounted for as a purchase. In accordance with Accounting Principles Board Opinion No. 16, the purchase price was allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities. The Pro Forma Information has been prepared by CMAX and all adjustments have been made by CMAX based on assumptions deemed appropriate by CMAX. The Pro Forma Information is presented for information purposes only and does not purport to be indicative of the results of operations which actually would have occurred had the 1992 Acquisition occurred on July 1, 1992 or which may be expected to occur in the future. The Pro Forma Information should be read in conjunction with the Consolidated Financial Statements and Notes included elsewhere in this Proxy Statement/Prospectus.


                                              CMAX
                                           PREDECESSOR                        CMAX
                                         ---------------   --------------------------------------------
                                           PERIOD FROM       PERIOD FROM                   PRO FORMA
                                         JULY 1, 1992 TO    DECEMBER 18,                  FISCAL YEAR
                                          DECEMBER 17,      1992 TO JUNE                   ENDED JUNE
                                              1992            30, 1993     ADJUSTMENTS      30, 1993
                                         ---------------    ------------  ------------    ------------
                                          (AS REPORTED)     (AS REPORTED)
                                                                  (IN THOUSANDS)

    Total revenues.....................      $ 1,835           $ 2,277                          $ 4,112
    Operating expenses:
      Systems operations...............          856             1,092                            1,948
      Selling, general and
         administrative................        1,028             1,336          $  72(1)          2,436
      Depreciation and amortization....        1,149             1,338           (170)(2)         2,317
                                             -------           -------          -----           -------
              Total operating
                expenses...............        3,033             3,766            (98)            6,701
                                             -------           -------          -----           -------
    Operating loss.....................       (1,198)           (1,489)            98            (2,589)
    Interest expense...................         (343)             (288)           106(3)           (525)
    Other income.......................          505                 2           (500)(4)             7
                                             -------           -------          -----           -------
              Net loss.................      $(1,036)          $(1,775)         $(296)          $(3,107)
                                             =======           =======          =====           =======

---------------

(1) Represents executive compensation and related charges as reported by the CMAX Predecessor totalling $192,000 for the fiscal year ended June 30, 1993, which have been reversed and replaced by a pro forma charge for management and consulting fees to CMAX affiliates totalling 3.5% of total revenue and $400,000 annually, respectively.

(2) Represents an increase in depreciation and amortization resulting from step-up in system and equipment assets and intangibles as a result of CMAX's acquisition of certain CMAX Predecessor assets including channel rights amortization related to the certain options of approximately $308,000 for the fiscal year ended June 30, 1993, offset by a reduction in depreciation expense resulting from CMAX's utilization of composite depreciable lives for installation assets in the amount of $478,000 for the fiscal year ended June 30, 1993. See Note 2 to the Notes to Consolidated Financial Statements of CMAX.

(3) Represents interest expense as reported on CMAX Predecessor borrowings principally from stockholders and related parties totalling $343,000 for the fiscal year ended June 30, 1993, which has been reversed and replaced, for the fiscal year ended June 30, 1993, by interest on CMAX's $3,000,000 subordinated seller note and the CMAX Credit Facility as if the maximum amount borrowed during the fiscal year ended June 30, 1993 was outstanding during the entire period.

(4) Represents a forfeited nonrefundable purchase option extension payment not considered a component of the acquired operations.

         1287

                      CMAX -- MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Consolidated Financial Statements and Notes thereto, and other financial information appearing elsewhere in this Proxy Statement/Prospectus. For purposes of this Section, references to CMAX include the CMAX Predecessor.

OVERVIEW

     CMAX is a wireless cable operator with current operations in Austin, San Antonio, Temple/Killeen and Waco. CMAX's four operating systems currently provide wireless cable service to approximately 34,300 subscribers (as of November 30, 1995) in the Texas Cluster. In addition to its existing operating systems, CMAX has significant channel positions in Salt Lake City, Utah, and holds wireless cable channel rights in the Additional Texas Systems. In managing its portfolio of wireless channel rights, CMAX may, at its option, exchange existing rights in unlaunched markets for existing channel rights of others in markets which have a greater strategic value to CMAX or sell, or lease such channel rights.

     In December 1992, CMAX's business was acquired from the CMAX Predecessor by a newly-organized affiliate of Charterhouse together with Galaxy Cablevision for $15.7 million. CMAX's recent financial performance reflects CMAX's brief operating history, the significant costs incurred to launch new systems and the expansion of CMAX's infrastructure in order to manage the expected growth in its subscriber base. See "-- Results of Operations."

     CMAX's strategy is to own, develop and operate wireless cable channel systems with full channel line-ups in geographic clusters which focus on mid-sized cities and their surrounding areas. This clustering enables CMAX to take advantage of economies of scale in management, customer service, training and marketing. CMAX believes these economies help to reduce the number of subscribers required for a system to reach a break-even operating cash flow.

     The growth of CMAX's subscriber base requires a substantial ongoing capital investment. A significant portion of the cost of a wireless cable system is incurred incrementally as subscribers are added to the system. The capital cost of adding a new subscriber is approximately $360 per installation plus convertor boxes, of which approximately $100 of materials plus converter boxes are recoverable upon disconnect. See "-- Liquidity and Capital Resources."

     On September 11, 1995, CMAX signed the CMAX Merger Agreement, with Heartland and its wholly-owned subsidiary, CMAX MergerSub. Pursuant to the CMAX Merger Agreement, at the closing, CMAX MergerSub will be merged with and into CMAX, and the stockholders of CMAX will receive newly issued publicly tradeable shares of Heartland Common Stock valued at $8.50 per share of CMAX Common Stock, subject to adjustment. Effective upon the closing, CMAX will become a wholly owned subsidiary of Heartland. The total consideration under the CMAX Merger Agreement is valued at approximately $80.8 million, subject to adjustment. The consummation of the CMAX Merger Agreement is subject to customary closing conditions, including the approval of the stockholders of CMAX. There can be no assurance that all such conditions will be met.

     Also in connection with the execution of the CMAX Merger Agreement, CMAX entered into the Sublease Agreement with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland.

     Also, in connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on or about December 29, 1995 to be used for

         1288

working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

RESULTS OF OPERATIONS

  Fiscal Years Ended June 30, 1993, 1994 and 1995

     The following table presents, for the periods indicated, the amounts and percentages of CMAX's revenues represented by certain expense items. All statement of operations information in the table and the discussion and analysis that follows with respect to the fiscal year ended June 30, 1993 is derived from the pro forma financial information which gives effect to the 1992 Acquisition as if it had occurred on July 1, 1992.

                                                           FISCAL YEAR ENDED JUNE 30,
                                          -------------------------------------------------------------
                                            PRO FORMA 1993            1994                 1995
                                          ------------------   ------------------   -------------------
                                                      % OF                 % OF                  % OF
                                          AMOUNT    REVENUES   AMOUNT    REVENUES    AMOUNT    REVENUES
                                          -------   --------   -------   --------   --------   --------
                                                  (DOLLARS IN THOUSANDS EXCEPT SUBSCRIBER DATA)
Total revenues..........................  $ 4,112    100.0%    $ 7,709    100.0%    $ 13,463    100.0%
Operating expenses:
  Systems operations....................    1,948     47.4%      3,759     48.8%       6,301     46.8%
  Selling, general and administrative...    2,436     59.2%      7,125     92.4%       9,051     67.2%
  Depreciation and amortization.........    2,317     56.4%      4,239     55.0%       8,274     61.5%
                                          -------              -------              --------
     Total operating expenses...........    6,701    163.0%     15,123    196.2%      23,626    175.5%
                                          -------              -------              --------
Operating loss..........................   (2,589)              (7,414)              (10,163)
Interest expense........................     (525)    12.8%       (506)     6.6%        (875)     6.5%
Other income............................        7      0.2%        421      5.5%         255      1.9%
                                          -------              -------              --------
Net loss................................  $(3,107)             $(7,499)             $(10,783)
                                          =======              =======              ========
Subscriber data:
  Number of subscribers at period end...   11,475               28,024                33,123
  Average monthly service revenue per
     subscriber.........................  $ 30.22              $ 30.75              $  32.76

         1289

     CMAX and the CMAX Predecessor have experienced increasing net losses during each period of their operations. These net losses are attributable to the start-up costs, marketing and advertising costs, interest expense and depreciation and amortization of capital expenditures resulting from the development of the Texas Cluster. These costs are higher during periods when a new system is being launched and during periods when many subscribers are being added to CMAX's systems. CMAX expects to continue experiencing net losses for at least the next several years as a result of expansion of the Texas Cluster. This period of losses could continue longer, especially if CMAX is unable to obtain additional sources of financing.

     The following table presents, as of the dates indicated, the number of subscribers in each market in the Texas Cluster.

                                                    SYSTEM       JUNE 30,    JUNE 30,    JUNE 30,
                                                 LAUNCH DATE       1993        1994        1995
                                                --------------   --------    --------    --------
    Number of subscribers at period end in:
      Austin..................................  November 1989      9,959      14,249      12,443
      San Antonio.............................    March 1993       1,516      11,520      11,846
      Temple/Killeen..........................    April 1994          --       2,255       5,738
      Waco....................................    July 1994           --          --       3,096
                                                                  ------      ------      ------
              Total...........................                    11,475      28,024      33,123
                                                                  ======      ======      ======

FISCAL YEARS ENDED JUNE 30, 1993, 1994 AND 1995

  Revenue Analysis

     Total revenues for CMAX increased 87.5% or $3,597,000 from fiscal 1993 to fiscal 1994 and 74.6% or $5,754,000 from fiscal 1994 to fiscal 1995. The increase in total revenue was primarily due to the increase in the average number of subscribers and an increase in the number of premium subscription units sold to subscribers during such periods. The following table sets forth the various components of revenue for the fiscal years ended June 30, 1993, 1994 and 1995.

                                                          FISCAL YEAR ENDED JUNE 30,
                                        ---------------------------------------------------------------
                                          PRO FORMA 1993             1994                  1995
                                        ------------------    ------------------    -------------------
                                                    % OF                  % OF                   % OF
                                        AMOUNT    REVENUES    AMOUNT    REVENUES    AMOUNT     REVENUES
                                        ------    --------    ------    --------    -------    --------
                                        (DOLLARS IN THOUSANDS)
Basic revenue.........................  $2,540      61.8%     $4,675      60.6%     $ 8,068      59.9%
Premium and pay-per-view revenue......   1,045      25.4%      1,665      21.6%       3,031      22.5%
Other revenue.........................     527      12.8%      1,369      17.8%       2,364      17.6%
                                        ------     ------     ------     ------     -------     ------
          Total revenues..............  $4,112     100.0%     $7,709     100.0%     $13,463     100.0%
                                        ======     ======     ======     ======     =======     ======

     Basic Revenue. Basic revenue increased 84.1% or $2,135,000 from fiscal 1993 to fiscal 1994, and increased 72.6% or $3,393,000 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to fiscal 1994 was primarily the result of an increase in the average number of subscribers in the Austin and San Antonio Systems, plus the addition of subscribers in the Temple/Killeen System which commenced operations in April 1994. The increase from fiscal 1994 to fiscal 1995 was primarily the result of an increase in the average number of subscribers, due chiefly to the subscriber gains in Temple/Killeen and Waco.

     Premium and Pay-Per-View Revenue. Premium and pay-per-view revenue increased 59.3% or $620,000 from fiscal 1993 to fiscal 1994, and increased 82.0% or $1,366,000 from fiscal 1994 to fiscal 1995. The increase in premium and pay-per-view revenue was primarily due to the increase in subscribers discussed above. CMAX's ratio of premium units to basic subscribers at June 30, 1994 and 1995 was 142% and 138%, respectively. This favorable ratio is the result of CMAX's retail policy of packaging and discounting premium services. Following the 1992 Acquisition, CMAX offered The Disney Channel, previously a premium channel, as part of its basic plus service package at all systems.

         1290

     Other Revenue. Other revenue is comprised primarily of service and installation revenue, fees for additional outlets and late fees. Other revenue was 12.8% of total revenues in fiscal 1993, 17.8% of total revenues in fiscal 1994 and 17.6% in fiscal 1995. At the end of fiscal 1993 CMAX began charging installation fees and late fees. The increase from fiscal 1993 to fiscal 1994 was due to a full year of recognizing installation revenue, an increase in the number and percentage of additional outlets sold and the effect of a full year of charging late fees to customers. The decrease during fiscal 1995 to 17.6% of revenue was due to the reduced revenue from installation fees as a result of less installation activity. CMAX believes that charging an up-front installation fee better qualifies potential subscribers. Reduced subscriber turnover improves the overall profitability and cash flow of CMAX's business.

  Operating Expense Analysis

     Total operating expenses increased 125.7% or $8,422,000 from fiscal 1993 to fiscal 1994 and 56.2% or $8,503,000 from fiscal 1994 to fiscal 1995. The increase in operating expenses was primarily due to the significant development of CMAX's corporate infrastructure and the expansion of CMAX's Texas Cluster into Temple/Killeen and Waco. The expansion of CMAX's infrastructure was designed to enable it to serve a larger subscriber base in the future. Further increases in operating expenses were due to an increase in the average number of subscribers during such periods. Operating expenses are comprised of the following: systems operations; selling, general and administrative; and depreciation and amortization. The following table sets forth information regarding CMAX's operating expenses for the fiscal years ended June 30, 1993, 1994 and 1995:

                                                        FISCAL YEAR ENDED JUNE 30,
                                        -----------------------------------------------------------
                                         PRO FORMA 1993            1994                 1995
                                        -----------------   ------------------   ------------------
                                                   % OF                 % OF                 % OF
                                        AMOUNT   REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES
                                        ------   --------   -------   --------   -------   --------
                                                          (DOLLARS IN THOUSANDS)
    System operations.................  $1,948     47.4%    $ 3,759     48.8%    $ 6,301     46.8%
    Selling, general and
      administrative..................   2,436     59.2%      7,125     92.4%      9,051     67.2%
    Depreciation and amortization.....   2,317     56.4%      4,239     55.0%      8,274     61.5%
                                        ------              -------              -------
              Total operating
                expenses..............  $6,701              $15,123              $23,626
                                        ======              =======              =======

     Systems Operations. Systems operations expenses increased 93.0% or $1,811,000 from fiscal 1993 to fiscal 1994 and 67.6% or $2,542,000 from fiscal 1994 to fiscal 1995. Systems operations expenses are comprised primarily of programming (which is the largest component); channel leases; and technical and maintenance costs. Programming expenses increased from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 primarily as a result of increases in the number of subscribers, contractual rate increases and increases in the average number of channels available for programming. Channel leasing costs are a function of the number of subscribers and total revenues, and such costs have increased as the number of systems, subscribers and corresponding revenue have increased.

     Selling, General and Administrative. Selling, general and administrative expenses increased 192.5% or $4,689,000 from fiscal 1993 to fiscal 1994 and increased 27.0% or $1,926,000 from fiscal 1994 to fiscal 1995. Selling, general and administrative expenses are comprised primarily of the following expenses: administrative salaries and management fees; advertising and marketing; sales commissions; bad debt expense; insurance; copyright; and facilities expense. Increases in selling, general and administrative expenses from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 are primarily the result of the significant development of CMAX's corporate infrastructure, costs resulting from CMAX's status as a public company, and the launching of the San Antonio, Temple/Killeen and Waco Systems. Administrative salaries increased as a result of additional employees required to manage and operate CMAX's systems, which increased during fiscal 1994 from two to three such systems and increased from three to four such systems during fiscal 1995.

     Advertising and marketing expenses increased from fiscal 1993 to fiscal 1994 as a result of an increased number of subscribers from 11,475 to 28,024 during fiscal 1994 and the initiation of and preparation for

         1291

operations in Temple/Killeen and Waco. As a result of slower subscriber growth, advertising and marketing and sales commissions expenses decreased from fiscal 1994 to fiscal 1995.

     Depreciation and Amortization. Depreciation and amortization increased 83.0% or $1,922,000 from fiscal 1993 to fiscal 1994, and 95.2% or $4,035,000 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 is due to increased amortization of intangibles as a result of the 1992 Acquisition and increased depreciation associated with the increased base of property and equipment installed to serve CMAX's larger subscriber base.

  Interest Expense Analysis

     Interest expense decreased 3.6% or $19,000 from fiscal 1993 to fiscal 1994 due to a reduction of debt levels following the CMAX IPO. Interest expense increased by 73.0% or $369,000 from fiscal 1994 to fiscal 1995 due to increased borrowings under the CMAX Credit Facility.

  Other Income Analysis

     Other income consists primarily of interest income. Interest income increased during fiscal 1994 primarily as a result of interest earned on the proceeds held by CMAX following the CMAX IPO. Interest income decreased during fiscal 1995 as the balance of cash and cash equivalents decreased.

RESULTS OF OPERATIONS

  Fiscal Quarters Ended September 30, 1994 and 1995

     The following table sets forth the percentage relationship of selected statement of operations items versus revenues for the periods indicated. Dollar amounts in the table below are in thousands.

                                                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                   -------------------------------------------
                                                          1994                    1995
                                                   -------------------     -------------------
                                                                % OF                    % OF
                                                   AMOUNT      REVENUE     AMOUNT      REVENUE
                                                   -------     -------     -------     -------
    Total revenues...............................  $ 3,144      100.0%     $ 3,633      100.0%
    Operating expenses:
      System operations..........................    1,442       45.9%       1,540       42.4%
      Selling, general and administrative........    2,188       69.6%       2,081       57.3%
      Depreciation and amortization..............    1,732       55.1%       2,514       69.2%
                                                   -------      -----      -------      -----
              Total operating expenses...........    5,362     170.5%        6,135     168.9%
                                                   -------      -----      -------      -----
    Operating loss...............................   (2,218)     (70.5)%     (2,502)     (68.9)%
    Interest expense.............................     (101)      (3.2)%       (311)      (8.6)%
    Other income.................................       82        2.6%          17        0.5%
                                                   -------      -----      -------      -----
              Net loss...........................  $(2,237)     (71.2)%    $(2,796)     (77.0)%
                                                   =======      =====      =======      =====

                                                                           THREE MONTHS
                                                                               ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
    Number of subscribers at period end................................  30,432     33,357
    Average number of subscribers......................................  29,448     33,143

     CMAX separately accounts for general and administrative costs incurred by the four operating systems and by the corporate administrative staff. Costs incurred by the corporate administrative staff for the three months ended September 30, 1995, were approximately $620,000, and were included in Selling, General and Administrative expenses on the Statements of Operations. Excluding these corporate administrative costs and excluding operating costs related to the unbuilt markets, each of the four operating systems generated operating income before depreciation and amortization and the total operating income before depreciation and

         1292

amortization for the four markets combined was approximately $674,000 for the three months ended September 30, 1995.

     CMAX has experienced increasing net losses during each period of its operation. These losses are attributable to start-up costs, marketing costs and depreciation and amortization of capital expenditures related to the development of the existing systems. These costs are higher during the periods when new systems are being launched and during periods when many subscribers are being added to the systems. CMAX expects to continue experiencing net losses through the date of the merger with Heartland as a result of the continued expansion in the existing systems.

REVENUE ANALYSIS

     Total revenues for the three months ended September 30, 1995, for CMAX increased 15.6% when compared to the similar quarter of the prior year. These increases were primarily due to the increase in the number of subscribers between years. Average monthly service revenue per subscriber for the quarter ended September 30, 1995 was $33.69, excluding installation revenue and late charges. Average monthly service revenue per subscriber for the quarter ended September 30, 1995, was $32.15, excluding installation revenue and late charges.

     The following tables set forth the various components of revenue for the three months ended September 30, 1995 and 1994. Dollar amounts below are in thousands.

                                                       FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                       ----------------------------------------
                                                              1994                  1995
                                                       ------------------    ------------------
                                                                   % OF                  % OF
                                                       AMOUNT    REVENUES    AMOUNT    REVENUES
                                                       ------    --------    ------    --------
    Basic............................................  $1,879       59.8%    $2,063       56.8%
    Premiums & PPV...................................     705       22.4%       884       24.3%
    Other Revenue....................................     560       17.8%       686       18.9%
                                                       ------      -----     ------      -----
              Total Revenue..........................  $3,144      100.0%    $3,633      100.0%
                                                       ------      -----     ------      -----

     Basic Revenue. Basic revenue increased $184,000 or 9.8%, for the quarter ended September 30, 1995 when compared to the similar quarter in the prior year. This increase was due to the increase in the average number of subscribers, primarily as a result of the growth of the operating systems in Temple and Waco.

     Premium and Pay-Per-View Revenue. Premium and pay-per-view revenue increased $179,000 or 25.4% for the quarter ended September 30, 1995 when compared to the similar quarter in the prior year. This increase is primarily the result of the increase in the number of premium services subscribed to by customers and, second, the result of an increase in Pay-Per-View revenue from $76,000 to $164,000 between periods. CMAX's ratio of premium units per basic subscriber decreased slightly to approximately 138% during the three months ended September 30, 1995, from approximately 140% during the quarter ended September 30, 1994.

     Other Revenue. Other revenue increased $126,000 or 22.5% for the quarter ended September 30, 1995 when compared to the similar quarter of the prior year. Other revenue consists primarily of installation revenue, fees for additional outlets and late charges. The increase in other revenue for the three months ended September 30, 1995 was primarily due to the increase in subscribers.

         1293

OPERATING EXPENSE ANALYSIS

     Total operating expenses increased 14.4% or $773,000 when comparing the quarter ended September 30, 1995 to September 30, 1994. The increase was primarily due to the increase in the number of subscribers served and the significant level of start-up costs associated with launching wireless service into new markets. The following table sets forth information regarding CMAX's operating expenses for the three months ended September 30, 1995 and 1994. Dollar amounts are in the thousands.

                                                              FOR THE THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                       ----------------------------------------
                                                              1994                  1995
                                                       ------------------    ------------------
                                                                   % OF                  % OF
                                                       AMOUNT    REVENUES    AMOUNT    REVENUES
                                                       ------    --------    ------    --------
    Systems operations................................ $1,442      45.9%     $1,540      42.4%
    Selling, general and administrative...............  2,188      69.6%      2,081      57.3%
    Depreciation and amortization.....................  1,732      55.1%      2,514      69.2%
                                                       ------     ------     ------     ------
              Total operating expenses................ $5,362     170.5%     $6,135     168.9%
                                                       ======     ======     ======     ======

     Systems Operations. Systems operations costs increased by $98,000 or 6.8% during the quarter ended September 30, 1995 when compared to the similar quarter during 1994. As a percent of revenue, system operations costs have decreased slightly during the current quarter as certain fixed operating costs are being supported by a larger subscriber base. However, the majority of operating costs are variable and have increased consistent with the increases in subscribers served. These variable costs include programming costs and channel lease costs.

     Selling, General and Administrative. Selling, general and administrative expenses decreased by 4.9% or $107,000 for the quarter ended September 30, 1995 versus the quarter ended September 30, 1994. Selling, general and administrative expenses are composed primarily of marketing and advertising, administrative and customer service salaries and facilities expense. Administrative and customer service salaries rose as a result of additional employees required to manage and operate CMAX's systems, which increased from three to four such systems between the comparable periods. However, selling expenses decreased by approximately $215,000 between comparable quarters, primarily due to a lower volume of customer sales during the current quarter.

     Depreciation and Amortization. Depreciation and amortization expense increased by $782,000 or 45.2% during the quarter ended September 30, 1995, versus the similar quarter of 1994. This increase is due to depreciation related to the increased base of systems and equipment and, second, due to additional amortization related to the increased base of intangible assets following the purchase of channel rights in Salt Lake City.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Cash flow generated from CMAX's operations has not been sufficient to fund the cost of operations, and servicing existing indebtedness, and CMAX expects this trend to continue. In fiscal years 1993, 1994 and 1995 and for the three months ended September 30, 1994 and 1995, net cash used in (provided by) operations and investing activities approximated $14.7 million, $34.6 million, $6.2 million, ($7.1) million and $1.4 million, respectively. Included in those amounts are capital expenditures and acquisitions of approximately $16.2 million, $17.7 million, $14.9 million, $3.9 million and $1.1 million, respectively.

     On September 11, 1995, CMAX signed the CMAX Merger Agreement, with Heartland and its wholly owned subsidiary, CMAX Merger Sub. Pursuant to the CMAX Merger Agreement, at the closing, CMAX Merger Sub will be merged with and into CMAX, and the stockholders of CMAX will receive newly issued publicly tradeable shares of Heartland Common Stock valued at $8.50 per share of CMAX Common Stock, subject to adjustment. Effective upon the closing, CMAX will become a wholly owned subsidiary of Heartland. The total consideration under the CMAX Merger Agreement is valued at approximately

         1294

$80.8 million, subject to adjustment. The consummation of the CMAX Merger Agreement is subject to customary closing conditions, including the approval of the stockholders of CMAX. There can be no assurance that all such conditions will be met.

     During December 1992, CMAX's business was acquired from the CMAX Predecessor for a purchase price of $15.7 million, comprised of a $3.0 million subordinated note due December 1998 bearing interest at 10% per annum, application of a $2.0 million deposit, $9.9 million in cash, and an interest in Charter Wireless Cable Holdings, L.L.C. As part of the 1992 Acquisition, the CMAX Predecessor granted options to CMAX to purchase wireless channel rights in Temple/Killeen and Waco systems and the Additional Texas Systems.

     During the period after the 1992 Acquisition through June 30, 1993, CMAX financed its subscriber additions in its Austin System and the launch of the San Antonio System primarily from proceeds from borrowings under its existing $14.5 million CMAX Credit Facility. On November 29, 1993, CMAX consummated an initial public offering of 3,500,000 shares of CMAX Common Stock at an initial public offering price of $12.00 per share. CMAX raised gross proceeds of $42.0 million, resulting in net proceeds to CMAX of approximately $38.1 million. Proceeds of the CMAX IPO were utilized to reduce outstanding indebtedness under the CMAX Credit Facility, for working capital needs, to construct transmission facilities and establish offices in the Temple/Killeen and Waco Systems, and to finance the capital expenditures associated with subscriber additions in the Texas Cluster Systems. In addition, CMAX utilized approximately $3.2 million of the proceeds of the CMAX IPO to exercise the option from the CMAX Predecessor to acquire the wireless channel rights in the Temple/Killeen and Waco systems and the Additional Texas Systems.

     In February 1995, CMAX completed the acquisition of wireless cable channel rights to the Salt Lake City System from Technivision, Inc., Omnivision, Inc. and Interactive Communications Network, Inc. for a purchase price of approximately $11.0 million, which included $6.6 million in cash and the issuance of a total of 907,311 restricted shares of CMAX Common Stock to such sellers and their designees, valued at approximately $4.4 million.

     CMAX believes that continuing expansion of the Texas Cluster will require significant ongoing capital investment. The initial capital costs required to construct a head-end/transmission facility and establish an operations facility are estimated at approximately $1.3 million per market. The incremental capital costs associated with adding a new subscriber are estimated to be approximately $360 per installation plus the cost of converters, depending on the type of set-top converter utilized. Utilizing refurbished subscriber equipment removed from former customers, however, significantly reduces the cost of adding an additional subscriber. Approximately $100 of materials plus the converter boxes are recoverable upon disconnect.

     As of June 30, 1994 and 1995 and September 30, 1995, outstanding borrowings under the CMAX Credit Facility were $50,000, $7,500,000 and $7,500,000, respectively. Such outstanding amount of $7,500,000 represents the present availability under such bank financing.

     In order to fund the cost of operations through the closing date of the CMAX Merger Agreement, CMAX has entered into the Sublease Agreement with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and, Heartland paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of the acceptance by the Board of Directors of CMAX of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland.

     In connection with the CMAX Merger Agreement, Heartland agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced December 29, 1996 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided,

         1295

that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     If the transactions contemplated by the CMAX Merger Agreement are not consummated, CMAX will have to find additional funding for ongoing operations. Management will continue to negotiate and seek to amend the current CMAX Credit Facility and also pursue other areas of financing.

     If the merger with Heartland is not consummated, CMAX will have to find additional financing for ongoing operations. Management will then attempt to negotiate to amend the existing credit facility and also pursue other areas of financing.

     The operation of CMAX's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for operations. Management believes that CMAX's existing cash and cash equivalents and the CMAX Credit Facility will not be sufficient to fund presently foreseeable operations. In addition, there is no assurance that alternative sources of funding will be available on satisfactory terms and conditions, if at all. Accordingly, if the proposed merger agreement with Heartland is not consummated, CMAX may be unable to continue as a going concern.

                                THE CMAX MEETING

TIME, PLACE AND DATE OF CMAX MEETING

     This Proxy Statement/Prospectus is being furnished to the holders of CMAX Common Stock in connection with the solicitation of proxies by and on behalf of the CMAX Board for use at the Special Meeting of Stockholders of CMAX (together with any adjournments or postponements thereof, the "CMAX Meeting") to be held at 10:00 a.m. on February 22, 1996 at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494.

PURPOSE OF CMAX MEETING

     At the CMAX Meeting, holders of CMAX Common Stock are being asked to approve and adopt the CMAX Merger Agreement attached as Appendix A hereto, providing for the merger of CMAX Merger Sub, a wholly owned subsidiary of Heartland, with and into CMAX and such other matters as may properly be brought before the CMAX Meeting. See "The CMAX Merger -- Recommendation of the CMAX Board; Reasons for the CMAX Merger."

THE CMAX BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CMAX AGREEMENT AND THE CMAX MERGER AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE CMAX MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS

     Only holders of shares of CMAX Common Stock of record at the close of business on January 11, 1996 (the "CMAX Record Date") are entitled to notice of, and to vote at, the CMAX Meeting regarding the approval and adoption of the CMAX Merger Agreement and upon each other matter properly submitted at the CMAX Meeting. On the CMAX Record Date, there were outstanding and entitled to vote 9,507,311 shares of CMAX Common Stock, owned by approximately 100 holders of record. Each share of CMAX Common Stock is entitled to one vote upon the approval and adoption of the CMAX Merger Agreement and each other matter properly submitted at the CMAX Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of CMAX Common Stock entitled to vote will constitute a quorum at the CMAX Meeting. Pursuant to the Delaware General Corporation Law and the Bylaws of CMAX, the affirmative vote of the holders of more than 50% of the outstanding shares of CMAX Common Stock entitled to vote is required for approval and adoption of the CMAX Merger Agreement. Heartland and CMAX Merger Sub do not presently hold or have

         1296

any right to acquire, any shares of CMAX Common Stock. Under the General Corporation Law of the State of Delaware, holders of CMAX Common Stock are not entitled to any appraisal rights with respect to the CMAX Merger Agreement or CMAX Merger. See "The CMAX Merger -- Dissenters and Appraisal Rights."

     Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that time and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the CMAX Meeting. However, because the affirmative votes of the holders of a majority of the outstanding shares of CMAX Common Stock is required to approve the CMAX Merger Agreement, abstentions and broker non-votes will have the same effect as negative votes.

     Pursuant to a voting agreement with Heartland, the shares of CMAX Common Stock held by Charter Wireless, representing an aggregate of 5,010,900 shares of CMAX Common Stock (approximately 52.7% of the outstanding shares of CMAX Common Stock) will be voted at the CMAX Meeting for the approval and adoption of the CMAX Merger Agreement. Accordingly, stockholder approval of the CMAX Merger Agreement is assured.

     As of December 31, 1995, the directors and executive officers of CMAX and their affiliates owned an aggregate of 124,600 shares (approximately 1.3%) of CMAX Common Stock (inclusive of exercisable stock options, although the exercise price of such options exceeds the per share consideration to be received pursuant to the CMAX Merger Agreement). Such persons have informed CMAX of their intention to vote their shares of CMAX Common Stock in favor of the CMAX Merger Agreement. See "Information Concerning CMAX -- Security Ownership of Principal Stockholders and Management."

SOLICITATION OF PROXIES AND EXPENSES

     This Proxy Statement/Prospectus, the accompanying notice and proxy are being mailed on or about January 26, 1996 to holders of CMAX Common Stock entitled to notice of, and to vote at, the CMAX Meeting. The cost of preparing, assembling, printing, filing and mailing the Proxy Statement/Prospectus will be borne jointly by CMAX and Heartland. Brokers, nominees and fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of shares of CMAX Common Stock held of record by them, and such custodians will be reimbursed for their expenses.

     Certain officers, directors and employees of CMAX may solicit proxies by telephone or personal contact. Such officers, directors and employees will not be additionally compensated for such solicitation (other than their regular salaries), but will be reimbursed by CMAX for out-of-pocket expenses incurred by them in the course of such solicitation.

PROXIES

     Holders of CMAX Common Stock are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of CMAX Common Stock represented by properly executed proxies received by CMAX and not revoked will be voted at the CMAX Meeting in accordance with the instructions contained therein. If instructions are not contained therein, proxies will be voted (i) FOR approval and adoption of the CMAX Merger Agreement, and (ii) in the discretion of the holders of the proxy with respect to any other procedural matters incident to the conduct of the CMAX Meeting that may properly come before the CMAX Meeting.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, CMAX STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE CMAX STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. IN THE EVENT OF THE OCCURRENCE OF ANY MATERIAL EVENT NOT DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, CMAX WILL PROMPTLY PROVIDE YOU WITH APPROPRIATE DISCLOSURE RELATING THERETO.

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     ANY PROXY SIGNED AND RETURNED BY A HOLDER OF CMAX COMMON STOCK MAY BE REVOKED BY SUCH HOLDER AT ANY TIME BEFORE IT IS VOTED EITHER BY GIVING DUE WRITTEN NOTICE OF SUCH REVOCATION TO CMAX, OR BY SIGNING AND DULY DELIVERING A PROXY BEARING A LATER DATE, OR BY ATTENDING THE CMAX MEETING AND VOTING IN PERSON. ATTENDANCE AT THE CMAX MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF A PROXY.

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any matter other than those discussed in this Proxy Statement/Prospectus will be brought before the CMAX Meeting. If other matters are presented, proxies for CMAX Common Stock will be voted in accordance with the best judgment of the proxy holders.

STOCKHOLDER PROPOSALS

     CMAX will hold a 1996 Annual Meeting only if the CMAX Merger is not consummated prior thereto. In the event of such a meeting, any stockholder proposals intended to be presented thereat must be received by CMAX at its principal executive offices at 6850 Austin Center Boulevard, Suite 320, Austin, Texas 78731, Attention: Vice President -- Chief Financial Officer, no later than March 31, 1996.

ACCOUNTANTS

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the CMAX Meeting and available to respond to appropriate questions, and will also have the opportunity to make a statement at such time if they desire to do so.

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                                THE CMAX MERGER

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE CMAX MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE CMAX MERGER AGREEMENT ATTACHED HERETO AS APPENDIX A, WHICH IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND OF THE CMAX MERGER

     CMAX has had a strategy of trying to increase its subscriber base through the acquisition of wireless cable channel systems and the build-out of existing wireless cable systems, all of which are capital-intensive activities. In August 1994, the CMAX Board determined that CMAX required additional sources of capital in order to continue subscriber growth. As a result, CMAX attempted to effect an offering of high-yield debt seeking gross proceeds of approximately $60.0 million, but this offering was withdrawn in the fall of 1994 due to unfavorable market conditions. Because CMAX required additional capital in order to fund subscriber growth, CMAX pursued investors through an attempted private placement of approximately $35.0 million of convertible preferred stock during the last quarter of 1994 and the first quarter of 1995. CMAX did not consummate the proposed private placement due in part to lack of investor interest and the low valuation of CMAX's business by potential investors. Throughout these efforts to raise capital, CMAX attempted to increase its credit availability under its $14.5 million revolving credit and term loan facility from Fleet National Bank (the "CMAX Credit Facility"). The current availability under the CMAX Credit Facility is $7.5 million, all of which has been borrowed by CMAX.

     As a result of CMAX's lack of success in raising capital through the public and private markets and CMAX's need for additional capital to continue its growth, in early 1995 representatives of CMAX began having conversations with several potential strategic investors. These discussions reached various stages, ranging from preliminary discussions to initial due diligence, and were discontinued for various reasons, such as lack of investor financing or low valuations of CMAX's business.

     In April 1995, representatives of CMAX met with representatives of ACS Enterprises, Inc. ("ACS"), CAI Wireless Systems, Inc. ("CAI") and Gerard Klauer Mattison & Co., L.L.C. ("GKM"). At the meeting, representatives of CAI expressed an interest in acquiring the shares of CMAX Common Stock held by Charter Wireless at a price of $8.50 per share of CMAX Common Stock, payable in the form of a combination of cash and CAI common stock. Representatives of Bell Atlantic, which has a significant investment in CAI and was interested in directly investing in the wireless cable industry, then joined the discussions. As a result of such discussions, in mid-May 1995, CAI discontinued its discussions with CMAX and the proposed transaction was changed to an acquisition of all of the shares of CMAX Common Stock by Bell Atlantic at a price of $7.75 per share of CMAX Common Stock, with the consideration to be paid in shares of the Bell Atlantic common stock. On May 24, 1995, CMAX signed a "no-shop" agreement with Bell Atlantic pursuant to which CMAX discontinued its discussions with other potential investors. Bell Atlantic commenced its due diligence and distributed a first draft of a merger agreement during the week of June 12, 1995. The no-shop agreement expired on July 7, 1995 and Bell Atlantic, citing a lack of interest in directly investing in the wireless cable industry outside of its regional service area, ultimately decided not to pursue the acquisition of CMAX and discontinued negotiations with CMAX.

     Soon after CMAX's discussions with Bell Atlantic ended, Heartland approached CMAX with a proposal for a merger at a valuation of $8.50 per share of CMAX Common Stock. On August 22, 1995, CMAX received an indication of interest from Wireless Broadcasting Systems of America ("WBSA") in connection with a possible business combination of WBSA (a privately held entity) with CMAX. WBSA's proposal was subject to due diligence and WBSA's proposed relative valuations of the respective companies was deemed unacceptable by the CMAX Board. CMAX discontinued discussions with WBSA after choosing to accept the Heartland proposal.

     On August 24, 1995, CMAX signed a letter of intent with Heartland to merge with Heartland at a valuation of $8.50 per share of CMAX Common Stock in an all-stock merger. After approximately two weeks

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of due diligence and exchanging drafts of the agreement and schedules, the definitive CMAX Merger Agreement was signed on September 11, 1995.

RECOMMENDATION OF THE CMAX BOARD; REASONS FOR THE CMAX MERGER

     THE BOARD OF DIRECTORS OF CMAX (THE "CMAX BOARD") HAS UNANIMOUSLY DETERMINED THAT THE CMAX MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF CMAX AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE CMAX MERGER AND THE CMAX MERGER AGREEMENT. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CMAX MERGER AGREEMENT. See "The CMAX Merger -- Background of the CMAX Merger" and "The CMAX
Merger -- Opinion of CMAX Advisor."

     In reaching its unanimous determination that the CMAX Merger Agreement is in the best interests of CMAX and its stockholders, the CMAX Board considered a number of factors, including without limitation, the following, all of which supported its determination:

          (a) The presentation by Bear Stearns indicating that the CMAX Merger compares favorably with the other comparable transactions reviewed by Bear Stearns, and such advisor's written opinion that the CMAX Merger is fair to CMAX stockholders from a financial point of view. See "The CMAX
     Merger -- Opinion of CMAX Advisor."

          (b) The relationship of the valuation of $8.50 per share of CMAX Common Stock to the historical and current market prices for the CMAX Common Stock preceding the announcement of the CMAX Merger, including the fact that such valuation represents a premium of approximately 24% over the $6.87 closing sale price of the CMAX Common Stock on September 11, 1995, the last trading day before the announcement of the CMAX Merger. See "Summary -- Merger of Heartland Affiliate with and into CMAX -- Comparative Market Price Data."

          (c) The belief of the CMAX Board and management that Heartland's proposal was the most attractive alternative, as opposed to a break-up sale or a continuation of CMAX as an independently held public company, based on senior management's discussions with other potential strategic partners, the limited availability of financing, the lack of access to digital technology, CMAX's size and competition from other cable providers. See "The CMAX Merger -- Background of the CMAX Merger" and "The CMAX
     Merger -- Opinion of CMAX Advisor."

          (d) The CMAX Board's review with its legal and financial advisors of alternatives to the CMAX Merger, particularly the alternative of adhering to CMAX's current business plans which provide for very limited growth.

          (e) The relationship of the valuation of $8.50 per share of CMAX Common Stock to the range of possible values obtainable by stockholders through a strategy of independence, with due consideration given to the timing and likelihood of actually receiving such values.

          (f) The terms of the CMAX Merger Agreement as reviewed by the CMAX Board with its legal and financial advisors (see "The CMAX Merger -- Terms of the CMAX Merger Agreement", and "The CMAX Merger-Termination"), including (i) the nature, adequacy and fairness of the consideration to be received in the CMAX Merger, (ii) the ability of stockholders to receive shares of Heartland which will give them the opportunity to participate in the continuation of CMAX's business, (iii) the ability of CMAX to enter into an agreement with another potential acquiror on terms which the CMAX Board determines in its good faith judgment (based on the advice of independent legal counsel) to be more favorable to CMAX's stockholders than the CMAX Merger.

          (g) The likelihood that the CMAX Merger would be consummated, based upon the experience, reputation and financial capabilities of Heartland.

          (h) Information relating to the financial condition, results of operations, capital levels, asset quality and prospects of CMAX (see "Information Concerning CMAX -- Selected Consolidated Financial Data"), potential profitability and management's best estimates of the prospects of CMAX.

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          (i) The current and prospective environment in which CMAX operates, including the competitive environment for wireless cable providers generally, the availability of financing for wireless cable providers generally, and the trend toward consolidation in the wireless cable industry.

          (j) The strategic and synergistic effect of a business combination with Heartland, including (i) the access to additional capital, (ii) the marketing and competitive advantages of the combination with Heartland, and
     (iii) the compatibility of Heartland's business with CMAX's.

          (k) The impact of the CMAX Merger on the general long-term interests, prospects and objectives of CMAX, and the legal, social, economic, and other effects of the CMAX Merger on CMAX's subscribers, employees, suppliers and creditors and the communities in which CMAX operates.

     The foregoing discussion of the information and factors discussed by the CMAX Board is not meant to be exhaustive but is believed to include all material factors considered by the CMAX Board. The CMAX Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the CMAX Merger is in the best interests of its stockholders.

OPINION OF CMAX ADVISOR

     General. Bear Stearns was retained by CMAX to render an opinion to the CMAX Board as to the fairness, from a financial point of view, to the stockholders of the CMAX Common Stock of the transaction pursuant to the CMAX Merger Agreement, based upon the consideration proposed by Heartland. Bear Stearns was selected to be CMAX's financial advisor because of its substantial experience in mergers and acquisitions and in securities valuations generally and because of its experience in the wireless cable television industry and with CMAX in particular. See "-- Prior Dealings Between Bear Stearns and CMAX."

     On September 7, 1995, Bear Stearns delivered an oral opinion to the CMAX Board to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the transaction is fair to the CMAX stockholders from a financial point of view. Bear Stearns confirmed such oral opinion by delivery of a written opinion dated November 13, 1995 (the "CMAX Fairness Opinion"). The CMAX Fairness Opinion is substantially identical to the September 7, 1995 oral opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF BEAR STEARNS, DATED NOVEMBER 13, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX B AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF CMAX COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.

     In rendering its opinion, Bear Stearns, among other things: (i) reviewed drafts of this Proxy Statement/Prospectus; (ii) analyzed certain publicly available financial statements and other business and financial information relating to CMAX and Heartland; (iii) reviewed and discussed with representatives of the senior management of CMAX and Heartland certain operating and financial information, including projections, provided to Bear Stearns by management of CMAX and Heartland relating to their respective projections, businesses and prospects; (iv) conducted a discounted cash flow analysis; (v) analyzed the historical stock prices and trading activity of CMAX and Heartland, both separately and relative to each other and to various other comparable stocks; (vi) visited CMAX's facilities in San Antonio, Austin, and Temple/Killeen, Texas and met with additional members of CMAX's senior management; (vii) reviewed publicly available financial data and stock market performance data of companies which Bear Stearns deemed generally comparable to CMAX and Heartland; (viii) reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to CMAX; and (ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate. CMAX imposed no limitation on the scope of Bear Stearns' investigations.

     In the course of its review, Bear Stearns has relied upon and assumed the accuracy and completeness of the financial and other information provided to it by CMAX and Heartland. With respect to CMAX's and

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Heartland's projected financial results, Bear Stearns has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CMAX and Heartland as to their respective expected future performance. Bear Stearns has not assumed any responsibility for the information or projections provided to it, and Bear Stearns has further relied upon the assurances of the managements of CMAX and Heartland that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns has not performed or obtained any independent appraisal of the assets of CMAX or Heartland. The opinion of Bear Stearns is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of its opinion.

     In preparing its opinion to CMAX's Board of Directors, Bear Stearns performed a variety of financial and comparative analyses, including those (which constitute the material analyses) described below. The summary of these analyses does not purport to be a complete description of the analyses underlying Bear Stearns's opinion.

     Historical Stock Price and Premium Analysis. Bear Stearns reviewed the performance of the per share daily closing market price of CMAX Common Stock and Heartland Common Stock separately over the period from November 19, 1993 to September 5, 1995, and compared the closing prices of such stocks on August 30, 1995 and their historical price ranges with the closing prices on August 30, 1995 and historical price ranges of certain other publicly traded wireless cable companies. The companies included in the comparison were ACS Enterprises, Inc. ("ACS"), American Telecasting, Inc., CMAX, CAI, Heartland, People's Choice TV Corp. ("PCTV"), and Preferred Entertainment, Inc. ("Preferred") (collectively referred to as the "CMAX Industry Comparables"). Bear Stearns' analyses also indicated that, assuming an exchange ratio ranging from .25 to .85 shares of Heartland Common Stock per share of CMAX Common Stock in the CMAX Merger and a value ranging from $10.00 to $34.00 per share of Heartland Common Stock, the consideration to be received by holders of CMAX Common Stock pursuant to the CMAX Merger represented a premium of approximately 23.6% over the closing price of CMAX Common Stock on August 30, 1995 and 74.4% over the closing price of CMAX Common Stock on February 28, 1995.

     Comparable Public Company Analysis. Bear Stearns compared certain publicly available financial and operating data of the CMAX Industry Comparables with similar financial and operating data of CMAX and financial and operating data of CMAX implied by the consideration to be paid to CMAX's stockholders. Specifically, Bear Stearns compared (i) total market capitalization ("TMC");
(ii) TMC per unmarketed line-of-sight household ("LOS Household"); (iii) TMC per LOS Household; and (iv) TMC per subscriber. Bear Stearns also compared (i) the publicly reported last 12 months ("LTM") net revenues, and (ii) publicly reported LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). For purposes of the above and foregoing calculations, TMC is the sum of the market equity value plus the value of the preferred equity, if any, plus the total debt plus the minority interest less cash less option proceeds and "market equity value" is equal to the closing price per share on August 30, 1995 multiplied by the number of shares outstanding. The ranges for the foregoing values were as follows: (1) TMC: $394.4 to $64.8 million (with an arithmetic mean of $213.4 million); (ii) TMC per unmarketed LOS Household: $78.0 to $21.6 (with a harmonic mean of $34.8); (iii) TMC per LOS Household: $86.8 to $29.4 (with a harmonic mean of $44.2); (iv) TCM per subscriber: $7,925.0 to $1,798.5 (with a harmonic mean of $3,135.0); (v) net revenues: $35.0 to $6.9 million (with an arithmetic mean of $16.4 million); and (vi) EBITDA: $0.9 to ($16.7) million (with an arithmetic mean of ($5.7) million).

     Comparable Acquisition Analysis. Bear Stearns reviewed certain publicly available information regarding four selected acquisitions of wireless cable operations announced since February 1995 (the "CMAX Acquisition Comparables"). The CMAX Acquisition Comparables and the respective dates on which such transactions were announced are as follows: PCTV's acquisition of Preferred (February 1995); Pacific Telesis's acquisition of certain of the properties of Cross Country Wireless (April 1995); CAI's acquisition of ACS (March 1995); and Bell Atlantic/NYNEX's investment in CAI (March 1995).

     Based on a LOS Household valuation, which has become an industry standard, Heartland's offer represents a valuation that is in the range of recent comparable transactions. In reaching this conclusion, Bear

         1302

Stearns compared the TMC per unmarketed LOS Household and the TMC per LOS Household for each CMAX Acquisition Comparable. In both analyses, the CAI acquisition of ACS was deemed to be an anomaly because of ACS's greater suburban base, ACS's positive cash flow and ACS's strategic value, all of which led to the payment of a significant premium for ACS. After disregarding the CAI acquisition of ACS, the range of the TMC per unmarketed LOS Household was $48 to $26, and the range of the TMC per LOS Household was $54 to $33. Based on the implied value in the CMAX Merger, the TMC per unmarketed LOS Household was $44 and the TMC per LOS Household was $59.

     Bear Stearns believes that the Comparable Public Company Analysis and the Comparable Acquisition Analysis described above are standard analyses used in the evaluation of merger and acquisition transactions such as the CMAX Merger.

     Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis of the projected free cash flow of CMAX on a stand alone basis for the fiscal years ending June 30, 1996 through 2000, based on financial projections prepared by CMAX and assuming a discount rate of 12% and that CMAX would be able to fund its negative free cash flow with additional bank indebtedness. Although the magnitude of CMAX's negative free cash flow diminished over time, it never became positive and ranged from ($19.0) million in 1997 to ($1.4) million in 2000.

     Other Factors. Bear Stearns noted other qualitative factors and industry trends in its presentation, including among others: (i) Heartland's goals of expanding beyond the region in which it currently operates; (ii) the competition that CMAX faces from traditional hard-wire cable and direct broadcast satellite services in a capital intensive industry; (iii) CMAX's smaller size which results in few economies of scale in management, marketing, customer service and programming purchases; (iv) CMAX's inability to access the financial markets to fund its significant capital requirements on an attractive basis; (v) the increased future liquidity of a combined company through a diversified and larger shareholder base; (vi) the breadth of CMAX's discussions with each of its most likely strategic buyers; and (vii) the attractiveness of the Heartland offer in terms of price, liquidity and ability to close.

     In arriving at the CMAX Fairness Opinion, Bear Stearns performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Bear Stearns. In addition, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion. The matters considered by Bear Stearns in arriving at its opinion that, as of the date of such opinion, the transaction is fair to the holders of CMAX Common Stock from a financial point of view, are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond CMAX's or Heartland's control. Any estimates incorporated in the analyses performed by Bear Stearns are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to CMAX, Heartland or the business segment for which a comparison is being made and none of the CMAX Acquisition Comparables is identical to the CMAX Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or company to which they are being compared.

     Prior Dealings Between Bear Stearns and CMAX.

     In the past, Bear Stearns has performed certain investment banking services for CMAX, including acting as a co-lead underwriter for the initial public offering of shares of CMAX Common Stock (the "CMAX IPO") in November 1993, acting as the lead underwriter for the attempted high yield debt offering of CMAX,

         1303

which was withdrawn in the fall of 1994 and acting as a private placement agent for the proposed sale of convertible preferred stock of CMAX, which was not completed. CMAX paid Bear Stearns underwriting fees in the connection with the CMAX IPO of approximately $739,000 and did not pay Bear Stearns any fees in connection with the attempted high yield debt offering or private placement.

     Bear Stearns also provided a fairness opinion in connection with the proposed merger of CMAX with and into a subsidiary of Bell Atlantic in June 1995, which merger was never consummated and for which no fees were paid. See "The CMAX Merger -- Background of the CMAX Merger."

     Fees. CMAX engaged Bear Stearns to provide a fairness opinion in connection with the CMAX Merger. The engagement letter provides that Bear Stearns will be paid a fee of $315,000 in connection with the rendering of an opinion as to the fairness from a financial point of view of the transaction, such fee to be payable in installments. In addition, CMAX will reimburse Bear Stearns for all of its reasonable out-of-pocket expenses in connection with its engagement. CMAX also agreed to provide customary indemnification and related obligations in favor of Bear Stearns.

TERMS OF THE CMAX MERGER AGREEMENT

     The CMAX Merger. On September 11, 1995, Heartland, CMAX Merger Sub and CMAX executed the CMAX Merger Agreement. Subject to the terms of CMAX Merger Agreement, at the CMAX Effective Time (as defined hereafter), (i) CMAX Merger Sub will merge with and into CMAX, (ii) the separate existence of CMAX Merger Sub will cease, (iii) CMAX will be the surviving corporation in the CMAX Merger (the "CMAX Surviving Corporation"), and the internal corporate affairs of the CMAX Surviving Corporation will continue to governed by the laws of the State of Delaware.

     Certificate of Incorporation and Bylaws. The CMAX Merger Agreement provides that the Certificate of Incorporation and Bylaws of the CMAX Merger Sub as in effect immediately prior to the CMAX Effective Time will become the Certificate of Incorporation and Bylaws of the CMAX Surviving Corporation; provided, however, that the provisions in such Certificate or Bylaws relating to director and officer indemnification shall be substantially the same as the provisions currently contained in the Certificate of Incorporation and Bylaws of CMAX.

     Directors and Officers. The directors and officers of the CMAX Merger Sub (certain of the directors and executive officers of Heartland) at the CMAX Effective Time will become the directors and officers of the CMAX Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Conversion of CMAX Common Stock in the CMAX Merger. At the CMAX Effective Time, all of the issued and outstanding shares of CMAX Common Stock will be converted into the right to receive a proportionate amount of that number of newly issued publicly tradeable shares of Heartland Common Stock having an aggregate exchange value of approximately $80.8 million for all the shares of CMAX Common Stock (the "CMAX Merger Consideration") resulting in each share of CMAX Common Stock, subject to adjustment, being converted into the right to receive that portion of a share of Heartland Common Stock having an exchange value of $8.50 per share. The exchange value of the Heartland Common Stock to be issued pursuant to the CMAX Merger will be equal to the average closing price of Heartland Common Stock as reported on the Nasdaq-NMS for the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, CMAX STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE CMAX STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. See "The CMAX Meeting -- Proxies" for information regarding the revocability of CMAX proxies. If CMAX's Net Liabilities exceed its Permitted Net Liabilities (each as defined in the CMAX Merger Agreement) (such excess being referred to as "CMAX Excess Liabilities"), the CMAX Merger Consideration shall be reduced by the amount of the CMAX Excess Liabilities. Further, Heartland, at its option, may terminate the CMAX Merger Agreement if such average closing price is below

         1304

$10 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 8,081,214 shares of Heartland Common Stock are issuable in connection with the CMAX Merger. CMAX, at its option, may terminate the CMAX Merger Agreement if such average closing price is above $34.00 per share.

     Fractional Shares. No fractional shares of Heartland Common Stock will be issued in the CMAX Merger. Holders of CMAX Common Stock who would otherwise have been entitled to a fractional share of Heartland Common Stock shall be entitled to receive cash in lieu of such fractional share based upon its exchange value.

     CMAX Sublease Agreement. In connection with the execution of the CMAX Merger Agreement, CMAX entered into a Sublease and Purchase Agreement (the "Sublease Agreement") with Heartland. Pursuant to the terms of the Sublease Agreement, CMAX subleased to Heartland all of its wireless cable television rights in the Additional Texas Systems and Heartland paid CMAX a $2.4 million non-refundable deposit for such rights. If the CMAX Merger Agreement is terminated as a result of a breach thereof by CMAX or as a result of the acceptance by the Board of Directors of CMAX of a competing acquisition proposal, Heartland will acquire such wireless cable television rights for nominal additional consideration. If the CMAX Merger Agreement is terminated for any other reason, Heartland shall acquire such wireless cable television rights for an amount equal to the difference between the appraised value of such rights and the $2.4 million previously paid by Heartland. CMAX has agreed to use the non-refundable deposit from the Sublease Agreement solely for the purposes of marketing, purchasing equipment or paying associated labor costs.

     CMAX Loan. In connection with the CMAX Merger Agreement, Heartland has agreed to loan to CMAX ("CMAX Loan") up to $1,000,000 of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 may be used for subscriber growth. The CMAX Loan will not increase the amount of CMAX Excess Liabilities. Upon consummation of the CMAX Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from CMAX to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the CMAX Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

     Noncompetition Agreements. For a period of three years from and after the date of the consummation of the CMAX Merger, Charterhouse Equity Partners, L.P. ("CEP"), an affiliate of Charter Wireless, and Tommy L. Gleason, the President and Chief Executive Officer of CMAX, have agreed not to own or operate a wireless cable television business within a fifty-mile radius of any wireless television cable market acquired by Heartland from CMAX.

     Sale of Salt Lake City System. Pursuant to the CMAX Merger Agreement, CMAX has the right to solicit bids for and negotiate the sale of the Salt Lake City System, provided that (i) CMAX shall keep Heartland fully informed regarding the status of any negotiation regarding the sale of the Salt Lake City System; (ii) Heartland has the right to approve, in its reasonable discretion, the terms of any proposed disposition of the Salt Lake City System, and the execution of a definitive agreement is subject to Heartland's approval; and (iii) the gross proceeds of any such disposition shall be placed in an escrow account and shall remain in such account through the closing of the CMAX Merger Agreement.

     Options and Warrants. CMAX has agreed that any outstanding stock options and warrants to purchase shares of CMAX Common Stock not exercised prior to the CMAX Effective Time shall be terminated as of the CMAX Effective Time. As of December 31, 1995, officers and other key employees of CMAX held a total of 117,500 outstanding stock options exercisable at a price of $12.00 per share, which is in excess of the consideration of $8.50 per share, subject to adjustment, to be received pursuant to the CMAX Merger.

EFFECTIVE TIME

     Promptly following the receipt of all required governmental approvals and satisfaction or waiver (where permissible) of the other conditions to the CMAX Merger, the CMAX Merger will be consummated and will become effective at the time at which the certificate of merger to be filed pursuant to the DGCL is accepted for filing by the Secretary of State of Delaware or such later date and time as may be specified in the

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certificate of merger (the "CMAX Effective Time"). See "The CMAX
Merger -- Conditions." It is currently anticipated that if all conditions under the CMAX Merger Agreement have been met or (where applicable) waived, including the approval and adoption of the CMAX Merger Agreement by the stockholders of CMAX and Heartland, the CMAX Effective Time will occur on or after the later of the CMAX Special Meeting or the Heartland Special Meeting.

EXCHANGE OF CERTIFICATES

     Harris Trust Company of New York has been selected to act as the exchange agent (the "Exchange Agent") pursuant to the terms of the Exchange Agent Agreement ("CMAX Exchange Agreement") between Heartland and the Exchange Agent (to be executed immediately prior to the CMAX Effective Time), for the purpose of effectuating the delivery of the shares of Heartland Common Stock (or proceeds thereof) to be issued in the CMAX Merger. Promptly after the CMAX Effective Time, Heartland will cause the Exchange Agent to send to each holder of CMAX Common Stock at the CMAX Effective Time a letter of transmittal ("Letter of Transmittal") advising such holders of the terms of the exchange of CMAX Common Stock and the procedures for surrendering CMAX stock certificates in exchange for the consideration provided for in the CMAX Merger Agreement. Any payment of cash in lieu of fractional shares of Heartland Common Stock will be delivered to each former holder of CMAX Common Stock by check concurrent with the delivery of such holder's portion of the CMAX Merger Consideration represented by Heartland Common Stock. ELECTIONS BY CMAX STOCKHOLDERS MADE IN THE LETTER OF TRANSMITTAL ARE IRREVOCABLE. CMAX STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE CMAX EXCHANGE AGENT.

     At and after the CMAX Effective Time and until surrendered as provided above, each certificate for CMAX Common Stock ("CMAX Stock Certificate") will be deemed to represent the right to receive that number of whole shares of Heartland Common Stock into which the shares of CMAX Common Stock formerly represented by a CMAX Stock Certificate were converted in the CMAX Merger, and through a cash payment in lieu of any fractional shares (based upon the exchange value of the Heartland Common Stock). THE HOLDERS OF CMAX STOCK CERTIFICATES WILL NOT BE ENTITLED TO RECEIVE DIVIDENDS OR ANY OTHER DISTRIBUTIONS FROM HEARTLAND UNTIL SUCH CMAX STOCK CERTIFICATES ARE SO SURRENDERED. Upon the surrender of a CMAX Stock Certificate, there will be paid to the person in whose name such shares of Heartland Common Stock are issued any dividends or other distributions which have a record date after the CMAX Effective Time and which become payable prior to surrender with respect to such shares of Heartland Common Stock. After such surrender, there will be paid to the person in whose name such shares of Heartland Common Stock are issued any dividends or other distributions on such shares which have a record date after the CMAX Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     If any check or any certificate representing shares of Heartland Common Stock is to be issued to any person other than registered holders of the shares of CMAX Common Stock represented by the CMAX Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the CMAX Stock Certificate or Certificates so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent or Heartland that such taxes have been paid or are not payable.

     After the CMAX Effective Time, there will be no further registration or transfer of shares of CMAX Common Stock. If, at or after the CMAX Effective Time, a certificate representing such shares is presented it shall be cancelled and exchanged for certificates representing shares of Heartland Common Stock and cash, if applicable, pursuant to the CMAX Merger Agreement.

         1306

     Any certificates for shares of Heartland Common Stock and funds deposited with the Exchange Agent with respect to the formerly outstanding shares of CMAX Common Stock that remain unclaimed for six months after the CMAX Effective Time will be delivered to Heartland upon demand and those holders of CMAX Stock Certificates who have not surrendered their CMAX Stock Certificates shall look only to Heartland or the CMAX Surviving Corporation for redemption and payment with respect thereto. After such time, holders of CMAX Certificates may submit such certificates to Heartland at 903 North Bowser, Suite 140, Richardson, Texas 75081, Attention: Chief Financial Officer.

     Pursuant to the CMAX Exchange Agreement, the Exchange Agent will be compensated for out-of-pocket expenses and Heartland will also indemnify the Exchange Agent against certain liabilities.

REPRESENTATIONS AND WARRANTIES

     The CMAX Merger Agreement contains certain representations, warranties and agreements of CMAX, Heartland and CMAX Merger Sub. CMAX has made certain representations and warranties regarding, without limitation, its organization and qualification and the listing of its shares, subsidiaries, capitalization, authority to enter into the CMAX Merger Agreement, absence of conflicts between the CMAX Merger Agreement and other agreements and documents, financial statements, absence of material adverse changes since June 30, 1995, taxes, title to and condition of real and personal property, receivables, material contracts, FCC matters, insurance, litigation, registration rights, insurance, certain activities and services, governmental permits, compliance with laws, environmental matters, intellectual property, encumbrances and liens on CMAX's assets, regulatory compliance, interference issues, employee plans, finders' fees, compliance with the Copyright Act, programming agreements, adequacy of filings with the Commission, information regarding directors, officers and employees, bank accounts, certain claims, site leases and site options, affiliates for purposes of Rule 145 of the Securities Act, wireless cable television systems and subscribers.

     Each of Heartland and CMAX Merger Sub have made certain representations and warranties regarding its organization and qualification, authority to enter into the CMAX Merger Agreement, absence of conflicts between the CMAX Merger Agreement and other agreements and documents, litigation, government consents and approvals, capitalization, issuance of Heartland Common Stock, financial statements, adequacy of filings with the Commission and finders' fees.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Earlier of the CMAX Effective Time and the Abandonment or Termination of the CMAX Merger. The CMAX Merger Agreement sets forth certain obligations of CMAX pending the earlier of the CMAX Effective Time and the abandonment or termination of the CMAX Merger. See "The CMAX Merger-Termination." CMAX has agreed that it will, and will cause its subsidiaries, to do the following, among other things: (i) operate the business of CMAX only in the ordinary course, (ii) use reasonable efforts to preserve its business, properties and business relationships substantially intact, (iii) comply with and perform in all material respects the provisions of all franchises, permits, licenses, or similar authorizations relating to CMAX's business and the payment of all obligations when due, (iv) not materially breach or take any action which would materially breach any of the representations and warranties of CMAX in the CMAX Merger Agreement and to limit CMAX's liabilities,
(v) keep in full force and effect all of the FCC licenses, channel leases, any obligations with respect to signal interference, certifications and permits and all other material agreements related to the foregoing, (vi) not terminate or amend any of its material contracts and governmental permits, except in accordance with the CMAX Merger Agreement, (vii) not make any distributions or dividends of cash or securities, (viii) not cause its subsidiaries to sell any assets, except in the ordinary course of business, (ix) pay salaries or compensation only in the ordinary course of business, (x) not transfer any interest in any subsidiary and (xi) maintain CMAX Common Stock as a Nasdaq-NMS security.

     Other Agreements of CMAX, Heartland and CMAX Merger Sub. Pursuant to the CMAX Merger Agreement, each of Heartland and CMAX is obligated to call a special meeting of its stockholders to consider and vote upon the adoption and approval of the CMAX Merger Agreement. Subject to its fiduciary duty to stockholders, the Board of Directors of each of CMAX is obligated to recommend to the stockholders the

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adoption and approval of the CMAX Merger Agreement. In addition, CMAX will (i) assist Heartland in obtaining estoppel certificates in connection with material contracts and channel leases and certain accounts payable and (ii) timely file or cause to be filed all required reports with the FCC.

NO SOLICITATION

     CMAX has agreed that it will not, and it will not permit any of its officers, employees, representatives or agents (collectively, "CMAX Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a CMAX Acquisition Proposal (as hereafter defined) from any person or engage in any discussion or negotiations relating thereto or accept any CMAX Acquisition Proposal. For purposes of the CMAX Merger Agreement, the term "CMAX Acquisition Proposal" means any proposal or offer considered by the Board of Directors of CMAX to be bona fide, other than a proposal or offer by Heartland or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving CMAX or any of its subsidiaries or any proposal to acquire in any manner a substantial equity interest in (x) CMAX or any of its subsidiaries, (y) any rights of CMAX or any of its subsidiaries to any wireless cable channels or (z) any wireless cable television system held by CMAX. Notwithstanding the foregoing, nothing in the CMAX Merger Agreement shall prohibit the Board of Directors of CMAX from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal with respect to a CMAX Acquisition Proposal, if and only to the extent that, (A) the Board of Directors of CMAX determines in good faith that such action is required for the Board of Directors of CMAX to comply with its fiduciary duties to its stockholders, and (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, to the extent permitted by applicable law, CMAX provides notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) to the extent permitted by applicable law, CMAX keeps Heartland informed, on a current basis, of the status of any such discussions or negotiations; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a CMAX Acquisition Proposal; or (iii) soliciting or receiving offers for, negotiating the sale of, or selling the Salt Lake City System. See "The CMAX Merger -- Termination."

     CMAX has agreed to promptly inform Heartland as to the fact that information is to be provided in response to an unsolicited inquiry with respect to a CMAX Acquisition Proposal or that an offer has been received and has agreed to furnish to Heartland the identity of the recipient of such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

     CMAX has also agreed to terminate all discussions heretofore held with third parties regarding possible CMAX Acquisition Proposals. CMAX has covenanted that it will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

CONDITIONS

     The respective obligations of the parties to consummate the CMAX Merger are subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) effectiveness of the Registration Statement which includes this Proxy Statement/Prospectus, filed in connection with the CMAX Merger and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect and has the effect of prohibiting the CMAX Merger or any of the transactions contemplated by the CMAX Merger Agreement or otherwise making the consummation of the CMAX Merger or any of the transactions contemplated thereby illegal, and
(iii) receipt of required consents and approvals, including the termination of all applicable waiting periods under the HSR Act.

     The obligations of Heartland to consummate the CMAX Merger are also subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) the requisite stockholder approval of the CMAX Merger by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of CMAX set forth in the CMAX Merger Agreement,
(iii) the delivery of

         1308

certain documents, certificates and legal opinions by CMAX, (iv) the absence of any material adverse change to the business of CMAX, (v) the receipt of a letter from CMAX's accountants, (vi) the performance in all material respects by CMAX of all obligations required to be performed by CMAX prior to the closing of the CMAX Merger, (vii) the delivery of non-competition agreements by Mr. Gleason and CEP, and (viii) the Closing Share Price of Heartland Common Stock (as defined in the CMAX Merger Agreement) not being less than $10.00 per share.

     The obligations of CMAX to consummate the CMAX Merger Agreement are subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) the requisite stockholder approval of the CMAX Merger by the stockholders of CMAX, (ii) the accuracy in all material respects of the representations and warranties of Heartland and CMAX Merger Sub set forth in the CMAX Merger Agreement, (iii) the delivery of certain documents, certificates and legal opinions by Heartland and CMAX Merger Sub, (iv) the performance in all material respects by Heartland and CMAX Merger Sub of all obligations required to be performed by Heartland and CMAX Merger Sub prior to the closing of the CMAX Merger, (v) the absence of any change in the business or affairs of Heartland requiring an amendment or supplement to this Proxy Statement/Prospectus and (vi) the Closing Share Price of Heartland Common Stock (as defined in the CMAX Merger Agreement) not being greater than $34.00 per share.

REGULATORY APPROVALS

     In addition to the federal and state approvals required in connection with the effectiveness of this Proxy Statement/Prospectus, the CMAX Merger requires the early termination of or lapse of waiting periods under the HSR Act, which early termination was received by Heartland and CMAX, effective as of October 26, 1995.

TERMINATION

     The CMAX Merger Agreement may be terminated and the CMAX Merger may be abandoned at any time prior to the filing of the Certificate of Merger, before or after the approval by holders of CMAX Common Stock and Heartland Common Stock, by the mutual consent of Heartland, CMAX Merger Sub and CMAX.

     The CMAX Merger Agreement may be terminated and the CMAX Merger may be abandoned by Heartland and CMAX Merger Sub if (a) the conditions to closing for Heartland or CMAX Merger Sub have not been satisfied or where permissible, waived on or before February 29, 1996, provided that if certain liabilities of CMAX on the closing of the CMAX Merger Agreement exceed the permitted liabilities allowed therein, Heartland shall not have the right to terminate the CMAX Merger Agreement but may reduce the CMAX Merger Consideration by the CMAX Excess Liabilities or (b) CMAX's stockholders do not approve the CMAX Merger and the CMAX Merger Agreement at the CMAX Meeting.

     The CMAX Merger Agreement may be terminated and the CMAX Merger may be abandoned by CMAX if (a) Heartland or CMAX Merger Sub shall have failed to satisfy the covenants or agreements contained in the CMAX Merger Agreement or such covenants or agreements have not been waived on or before February 29, 1996, or (b) if the CMAX Board of Directors approves the execution of an agreement relating to CMAX Acquisition Proposal or recommends to the CMAX stockholders the acceptance of any CMAX Acquisition Proposal.

     In the event that the CMAX Merger is terminated as a result of a CMAX Acquisition Proposal by a third party to CMAX that is approved by the CMAX Board or recommended to the CMAX stockholders by the CMAX Board, then CMAX shall promptly pay to Heartland all amounts outstanding under the CMAX Loan and a fee of $2 million as reimbursement to Heartland for all costs and expenses incurred in connection with the CMAX Merger Agreement and the transactions contemplated thereby. In the event of any other termination of the CMAX Merger Agreement, any rights and remedies which any of the parties to the CMAX Merger Agreement may have against any such other party by reason of such termination shall not be affected thereby but shall be preserved and may be exercised in accordance in applicable law.

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VOTING AGREEMENTS

     In connection with the execution of the CMAX Merger Agreement, Charter Wireless, the holder of approximately 52.7% of the outstanding shares of CMAX Common Stock (or 5,010,900 shares of CMAX Common Stock) has agreed to vote all shares held by it in favor of the CMAX Merger. ACCORDINGLY, STOCKHOLDER APPROVAL OF THE CMAX MERGER IS ASSURED. The approval of a majority of outstanding shares of CMAX Common Stock is required for the approval of the CMAX Merger Agreement.

INDEMNIFICATION

     The CMAX Merger Agreement provides that Heartland shall, and shall cause the CMAX Surviving Corporation to (i) not change, for three years after the closing of the CMAX Merger Agreement, the provisions of its Certificate of Incorporation and Bylaws in effect on the closing of the CMAX Merger Agreement, in each case relating to indemnification of each present or former director and officer of CMAX and its subsidiaries (together with any successor by operation of law, individually an "Indemnified Party" and collectively the "Indemnified Parties") in a manner which adversely affects the rights of such Indemnified Party to indemnification thereunder and (ii) perform its obligations thereunder. Notwithstanding the foregoing, nothing in the CMAX Merger Agreement shall constitute a waiver of, or otherwise operate to adversely affect, the existing rights of the Indemnified Parties under the Certificate of Incorporation or By-laws of CMAX in effect on the date of execution of the CMAX Merger Agreement.

     The CMAX Merger Agreement also provides that Heartland shall cause the CMAX Surviving Corporation to maintain for a period of three years, directors' and officers' liability insurance covering those persons who are currently covered by CMAX's current directors' and officers' liability insurance policy ("D&O Policy") on terms comparable to those now applicable to directors or officers of CMAX, provided that Heartland may, in lieu of maintaining such existing D&O Policy, cause comparable coverage to be provided under any other policy, including without limitation a policy maintained for the benefit of Heartland or any of its subsidiaries, so long as the material terms thereof are no less advantageous to such covered persons than those of the existing D&O Policy or at any time after September 11, 1996, elect to assume the obligations of such covered persons of the insurance company under the D&O Policy (subject to limits, deductions and exclusions of such D&O Policy) through the date which is three years following the closing of the CMAX Merger Agreement.

RESALES; AFFILIATES; REGISTRATION RIGHTS

     In connection with the CMAX Merger, Heartland will grant registration rights to Charter Wireless Cable Holdings, L.L.C., the majority stockholder of CMAX ("Charter Wireless"), with respect to shares to be issued to such stockholder in connection with the CMAX Merger Agreement that are subject to the restrictions on transfer contained in Rules 144 and 145 promulgated by the Commission under the Securities Act.

ACCOUNTING TREATMENT

     It is anticipated that the CMAX Merger will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material federal income tax consequences to CMAX stockholders of the CMAX Merger is based on the opinion CMAX has received from its counsel, Proskauer Rose Goetz & Mendelsohn LLP, which is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, Internal Revenue Service ("Service") rulings and other promulgations and judicial decisions, in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a holder of CMAX Common Stock in light of such holder's particular circumstances or to holders subject to special tax rules, such as dealers in securities, foreign persons, financial institutions, tax-exempt organizations and

         1310

insurance companies. In addition, it does not address the tax consequences to holders of options under the CMAX Option Plan. It also does not address the consequences of the CMAX Merger under state, local or foreign tax statutes.

     This discussion is based on CMAX's understanding that Heartland has no present intention to cause CMAX to dispose of its assets other than in the ordinary course of business and except for the San Antonio system and its wireless cable channel rights in Salt Lake City. However, the CMAX Merger Agreement does not restrict Heartland, in any manner, from disposing of all or any portion of the CMAX assets.

     The CMAX Merger should constitute a "reorganization" within the meaning of either Code section 368(a)(1)(A), by reason of Code section 368(a)(2)(E), or Code section 368(a)(1)(B), although, as discussed below, the matter is not free from doubt. If the CMAX Merger constitutes a reorganization, (a) no gain or loss (other than with respect to cash received in lieu of a fractional share of Heartland Common Stock) will be recognized by a holder of CMAX Common Stock upon the receipt of Heartland Common Stock in exchange for the holder's CMAX Common Stock, (b) the tax basis in the Heartland Common Stock (including a fractional share) received by a holder of CMAX Common Stock will be the same as that holder's tax basis in the CMAX Common Stock exchanged therefor, (c) the holding period for Heartland Common Stock (including a fractional share) received will include the holding period for the shares of CMAX Common Stock exchanged therefor, and (d) a holder of CMAX Common Stock who received cash in lieu of a fractional share of Heartland Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the portion of that holder's tax basis in the shares of CMAX Common Stock that is allocable to that fractional share (that gain or loss will be long-term or short-term depending on the holding period for those shares of CMAX Common Stock).

     The reasons there is doubt as to whether the CMAX Merger will constitute a reorganization are a lack of (a) any contractual requirement in the CMAX Merger Agreement that Heartland retain any of the CMAX assets and (b) authority as to how the continuity of shareholder interest requirement of a reorganization is to be applied in the case of an acquired corporation the stock of which is publicly traded. As to (a) , if Heartland were to dispose of most of the CMAX wireless cable systems and those dispositions were treated for federal income tax purposes as related to the CMAX Merger, that transaction might not satisfy the continuity of business requirement of a reorganization. As to (b), prior to 1991 (when the Service ceased to issue private letter rulings with respect to reorganizations) it was the Service's practice, in connection with the issuance of private letter rulings with respect to reorganizations involving a publicly traded acquired corporation, generally to treat shares of acquiring corporation stock received by acquired corporation shareholders who owned less than 5% of the acquired corporation stock as automatically constituting a continuing shareholder interest, except to the extent that management was aware of a current plan or intention on the part of such shareholders to sell the acquiring corporation's stock. Based on that treatment, the CMAX Merger would satisfy the continuity of shareholder interest requirement, despite the fact that Charter Wireless (the owner of approximately 52.7% of the outstanding shares of CMAX Common Stock) intends to sell as soon as possible after the consummation of the CMAX Merger all the shares of Heartland Common Stock received by it, pursuant to a registration rights agreement with Heartland to be executed at the closing of the CMAX Merger. If, however, the Service took the position that the shares of Heartland Common Stock received by the holders of the CMAX Common Stock other than Charter Wireless do not automatically constitute a continuing shareholder interest, and that position were upheld by the courts, the CMAX Merger might not satisfy the continuity of shareholder interest requirement, and therefore not constitute a reorganization.

     If the CMAX Merger does not constitute a reorganization, each holder of CMAX Common Stock will recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares of Heartland Common Stock received by that holder and the holder's tax basis in the shares of CMAX Common Stock exchanged therefor (the gain or loss will be long-term or short-term depending on the holding period for those shares of CMAX Common Stock). Each holder that recognizes gain will incur tax liability with respect to that gain except to the extent the gain is offset by deductible losses.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. BECAUSE OF THE COMPLEXITY OF THE MATTERS DISCUSSED ABOVE AND BECAUSE THE

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TAX CONSEQUENCES OF THE CMAX MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCE OF EACH HOLDER OF CMAX COMMON STOCK, EACH SUCH HOLDER IS URGED TO CONSULT WITH THE HOLDER'S OWN ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE CMAX MERGER (INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS).

DISSENTERS AND APPRAISAL RIGHTS

     Under the General Corporation Law of the State of Delaware, dissenting stockholders do not have appraisal rights for shares of any class of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and vote at the meeting of stockholders to act upon the agreement of merger, were designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., so long as the holders of such stock are not required to accept in exchange therefor anything except, among other things, shares of stock of any corporation which at the CMAX Effective Time of the CMAX Merger are also so designated. The shares of Heartland Common Stock to be received by CMAX stockholders in the CMAX Merger are to be listed for trading on the Nasdaq-NMS. Consequently, a CMAX stockholder who votes against the CMAX Merger Agreement does not have a statutory right to demand payment of the fair value of his, her or its shares of CMAX Common Stock.

INTERESTED PARTIES

     Certain members of CMAX's management may receive economic benefits as a result of the CMAX Merger and may have other interests in the CMAX Merger. The Board of Directors was aware of these interests and considered them along with the other matters described above under "The CMAX Merger -- Background of the CMAX Merger" and "The CMAX Merger -- Recommendation of the CMAX Board; Reasons for the CMAX Merger."

     Certain employees and management of CMAX will receive severance payments upon the termination or the closing of the CMAX Merger Agreement in the aggregate amount of $330,000. James E. Bray, Executive Vice President and Chief Operating Officer, Ralph G. Kelly, Vice President -- Chief Financial Officer and Douglas E. Montandon, Vice President -- Marketing, will each receive $75,000 upon the closing of the CMAX Merger Agreement.

     Share Ownership. As of December 31, 1995, officers of CMAX owned of record or beneficially an aggregate of 11,600 shares of CMAX Common Stock (exclusive of shares which could be acquired upon exercise of exercisable options pursuant to the CMAX Option Plan since the exercise price of such options exceeds the price per share of CMAX Common Stock to be received in the CMAX Merger) in the individual amounts hereinafter stated under the caption "Information Concerning CMAX -- Security Ownership of Principal Stockholders and Management," for which they will receive the same consideration as other holders of CMAX Common Stock. In the event the CMAX Merger is consummated, Tommy L. Gleason, President and Chief Executive Officer, and Messrs. Bray, Kelly and Montandon, will receive a combination of shares of Heartland Common Stock and cash equal to $63,750, $17,000, $8,500 and $9,350, respectively, without giving any effect to any option exercise under the CMAX Option Plan. See "The CMAX Merger -- Terms of the CMAX Merger Agreement" and "Information Concerning CMAX -- Security Ownership of Principal Stockholders and Management."

     Stock Option Plan. The officers of CMAX held a total of 105,000 outstanding stock options as of December 31, 1995 issued under the 1993 CableMaxx, Inc. Stock Option Plan. Each of such options is exercisable at a price of $12.00 per share which is in excess of the per share consideration to be received by the CMAX stockholders in the CMAX Merger. Accordingly, none of such options will be exercised in connection with the CMAX Merger and all of such options will terminate upon the effectiveness of the CMAX Merger.

     Directors' and Officers' Indemnification. The CMAX Merger Agreement provides that for a period of three years from the CMAX Effective Time, the current or former directors or officers of CMAX will continue to enjoy all rights to indemnification and exculpation from liability for acts or omissions occurring

         1312

prior to the CMAX Effective Time existing in their favor as of the date of the CMAX Merger Agreement as provided in the CMAX Certificate of Incorporation and Bylaws. In addition, Heartland has agreed to cause to be maintained for a period of three years from the CMAX Effective Time CMAX's D&O Policy or other policies with comparable coverage or may at any time after September 11, 1996 elect to assume the obligations under the D&O Policy through the date which is three years following the closing of the CMAX Merger Agreement. See "The CMAX
Merger -- Indemnification."

MATERIAL CONTACTS

     During 1994, CMAX and Heartland had preliminary discussions regarding exchanging some of CMAX's wireless cable channel rights in some of its smaller markets for wireless cable channel rights of Heartland and cash. Heartland later expressed interest in possibly acquiring all of CMAX and a confidentiality agreement was signed on February 3, 1995. Heartland discontinued its discussions with CMAX while it pursued a high-yield debt offering. See also "The CMAX
Merger -- Background of the CMAX Merger."

CERTAIN EXPENSES

     The CMAX Merger Agreement provides that each party will pay its own fees and expenses incident to preparing for, entering into and carrying out the CMAX Merger Agreement and the consummation of the CMAX Merger.

                            WIRELESS CABLE INDUSTRY

                            CABLE INDUSTRY OVERVIEW

     The cable television industry began in the late 1940s and 1950s to serve the needs of residents in predominantly rural areas with limited access to local off-air VHF/UHF broadcasts. The cable television industry expanded to metropolitan areas due to, among other things, better reception and more programming. Today, cable television systems offer various types of programming, which generally include basic service, premium service and, in some instances, pay-per-view service.

                           WIRELESS CABLE TECHNOLOGY

     Initially, most cable systems were hard-wire systems, using coaxial cable and amplifiers to transmit television signals. In 1983, the Federal Communications Commission (the "FCC") allocated a portion of the radio spectrum from 2500 to 2700 MHz, which had previously been allocated entirely for educational use, to commercial wireless cable operation. Simultaneously, the FCC also modified its rules on the usage of the remaining portion of such spectrum allocated for educational use. Nevertheless, regulatory and other obstacles impeded the growth of the wireless cable industry through the remainder of the 1980s. The FCC maintained burdensome restrictions on the commercial use of educational channel capacity. In addition, before the Cable Act became effective, many program suppliers were unwilling to provide programming to wireless cable operators on terms comparable to those offered to traditional hard-wire cable operators, if at all. During the 1990s, several factors have contributed to the growth of the wireless cable industry, including (i) Congressional scrutiny of the rates and practices of the traditional hard-wire cable industry, (ii) improved technology, particularly signal encryption, (iii) regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry, including permitting channel aggregation, (iv) increased availability of programming for wireless cable systems, (v) consumer demand for alternatives to traditional hard-wire cable service, and (vi) increased availability of capital to wireless cable operators in the public and private markets.

     Like a traditional hard-wire cable system, wireless cable operates from a head-end, consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. At the subscriber's location, the microwave signals are converted to frequencies that can pass through conventional coaxial cable into an addressable descrambling converter

         1313

located on top of a television set. Wireless cable requires a clear line-of-sight, because the microwave frequencies used will not pass through large trees, hills, tall buildings or other obstructions. However, many signal blockages can be overcome with the use of signal boosters which retransmit an otherwise blocked signal over a limited area. Heartland believes that its coverage will be further enhanced upon the implementation of digital technology and/or cellularization. Because wireless cable systems do not require an extensive network of coaxial cable and amplifiers, wireless cable operators can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems.

                     TRADITIONAL HARD-WIRE CABLE TECHNOLOGY

     Traditional hard-wire cable operators transmit signals from a head-end, delivering local and satellite-delivered programming via a distribution network consisting of coaxial cable, amplifiers and other components to subscribers. As a direct result of the use of coaxial cable to deliver signals throughout a service area, traditional hard-wire cable systems are susceptible to signal problems. Signals can only be transmitted via coaxial cable a fixed distance without amplification. Each time a television signal passes through an amplifier, some measure of noise is added. A series of amplifiers between the head-end and the viewer leads to progressively greater noise and, accordingly, for some viewers a grainier picture. Also, an amplifier must be properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain will black out all of the system drawing signal from that point. Regular system maintenance is required due to water ingress, temperature changes and other equipment problems, all of which may affect the quality of signals delivered to subscribers. Some traditional hard-wire cable companies have begun installing fiber optic cable networks. While this technology will substantially improve the transmission and reception problems currently experienced by traditional hard-wire cable systems, the high costs associated with such technology may slow the conversion to all fiber optic systems and further enhance the typical cost advantages of wireless cable.

                             REGULATORY ENVIRONMENT

GENERAL

     The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and other reporting requirements on wireless cable operators.

     In the 50 largest markets, 33 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels). In Heartland's markets, 32 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels), 12 of which can be owned by for-profit entities for full-time usage without programming restrictions (MDS channels). Except in limited circumstances, the other 20 wireless cable channels can generally only be owned by qualified non-profit educational organizations, and, in general, each must be used a minimum of 20 hours per week for educational programming (ITFS channels). The remaining excess air time on an ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week per channel for educational programming). Certain programs (e.g., The Discovery Channel and A&E) qualify as educational and thereby facilitate full-time usage of an ITFS channel by commercial wireless cable operators. Additionally, a technique known as "channel mapping" permits ITFS licensees to meet their minimum educational programming requirements by transmitting educational programming over several ITFS channels at different times, but the viewer sees the transmission as one channel. In addition, lessees of ITFS excess air time,

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including Heartland, generally have the right to transmit to their subscribers the educational programming provided by the lessor at no incremental cost. The remaining 12 wireless cable channels (commonly referred to as MDS or commercial channels) available in most of Heartland's operating and targeted markets are made available by the FCC for full-time commercial usage without programming restrictions. The FCC recently amended its rules to permit "channel loading." Channel loading permits ITFS license holders to consolidate their educational programming on one or more of their ITFS channels thereby providing wireless cable operators leasing such channels, including Heartland, with greater flexibility in their use of ITFS channels. The FCC's allocation of frequencies to wireless cable is subject to change and in the future the FCC might propose to alter the present wireless cable allocation to provide a portion of the spectrum for other emerging technologies. Recently, the FCC formally inquired as to whether certain wireless cable frequencies should be reallocated for new computer-based communications services. This inquiry is at a preliminary stage, and it is uncertain whether any definitive action will be taken with respect to this inquiry. Heartland believes that if any such action were taken to reallocate these channels, the FCC would allocate substitute frequency rights to the wireless cable industry or provide other concessions. See "Wireless Cable Industry -- Competition -- Local Multi-Point Distribution Service."

     In 1985, the FCC established a lottery procedure for awarding MDS licenses. In 1990, the FCC established a filing "window" system for new multichannel MDS ("MMDS") applications. The FCC's selection among more than one acceptable MMDS application filed during the same filing window was determined by a lottery. Generally, once an MMDS application is selected by the FCC and the applicant resolves any deficiencies identified by the FCC, a conditional license is issued, allowing construction of the station to commence. Construction generally must be completed within one year of the date of grant of the conditional license, in the case of MMDS channels, or 18 months, in the case of ITFS channels. ITFS and MMDS licenses generally have terms of 10 years. Licenses must be renewed and may be revoked for cause in a manner similar to other FCC licenses. FCC rules prohibit the sale for profit of an MMDS conditional license or of a controlling interest in the conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. The FCC, however, does permit the leasing of 100% of an MMDS license holder's spectrum capacity to a third party and the granting of options to purchase a controlling interest in a license once the required license holding period has lapsed and certain other conditions are met.

     In April 1992, the FCC imposed a freeze on the filing of applications and amendments to applications for new MMDS channel licenses. In February 1993, the FCC imposed a similar freeze on the filing of applications for new ITFS licenses and for major ITFS modifications. The freezes were intended to allow time for the FCC to update its wireless cable data base and to allow the FCC to review and possibly modify its application rules related to these services. The FCC subsequently lifted the freeze on the filing of applications for major ITFS modifications, but indicated that it would accept such applications only until September 15, 1995. Subsequent to the September 15, 1995 deadline, the FCC announced that it would accept new ITFS station applications, and major ITFS modification applications not filed on or before September 15, 1995, from October 16 through October 20, 1995. Competing applications filed in the same window would be processed under existing comparative criteria.

     Recently the FCC adopted a competitive bidding (auction) mechanism for the award of initial licenses for MDS channels to replace the lottery procedure. Auctions to award initial MDS licenses began on November 13, 1995. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTAs" (as defined by Rand McNally) on all MDS channels. The blanket authorization will be subject to the submission of applications for MDS channels demonstrating interference protection to the 35-mile-radius protected service areas of MDS and ITFS stations licensed, or for which there is an application for a license pending as of September 15, 1995. A BTA license holder must show coverage of at least two-thirds of the BTA within five years of receiving the BTA authorization. Auctions for each of the 493 BTAs commenced on November 13, 1995 for qualified bidders that had filed initial "short-form" applications and submitted appropriate upfront payments by specified deadlines. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's existing comparative criteria.

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     Application for renewal of MDS and ITFS licenses must be filed within a certain period prior to expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation for violations of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to hold a license. Heartland's lease agreements with license holders typically require the license holders, at Heartland's expense, to use their best efforts, in cooperation with Heartland, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. Heartland believes this reduces the likelihood that a license will be revoked, cancelled or not renewed by the FCC.

     Wireless cable transmissions are governed by FCC regulations governing interference and reception quality. These regulations specify important signal characteristics such as modulation (i.e., AM/FM) or encoding formats (i.e., analog or digital). Current FCC regulations require wireless cable systems to transmit only analog signals.

     The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the collocation of a commercially viable number of channels operating with common technical characteristics. In order to commence operations in many of Heartland's unlaunched markets, Heartland has filed or will be required to file applications with the FCC to modify licenses for unbuilt stations. In applying for these modifications, Heartland must demonstrate that its proposed signal does not violate interference standards in the FCC-protected area of another wireless cable channel license holder. A wireless cable license holder generally is protected from interference within 35 miles of the transmission site. An ITFS license holder has protection to all of its receive sites, but only a 35 mile protected service area during excess capacity use by a wireless cable operator. If such changes would cause Heartland's signal to cause interference in the FCC-protected area of another wireless cable channel license holder, Heartland would be required to obtain the consent of such other license holder; however, there can be no assurance that such consent would be received and the failure to receive such consent could adversely affect Heartland's ability to serve the affected market.

     When the FCC implements competitive bidding in the awarding of initial MMDS licenses, Heartland cannot predict whether any increase in costs of renewing its leases will result from increased license costs to the initial licensee. However, Heartland does not believe that any such increased costs would materially affect Heartland's operations or financial condition.

THE CABLE ACT

     On October 5, 1992, Congress passed the Cable Act, which imposes greater regulation on traditional hard-wire cable operators and permits regulation of prices in areas in which there is no "effective competition." The Cable Act, among other things, directs the FCC to adopt comprehensive new federal standards for local regulation of certain rates charged by traditional hard-wire cable operators. The legislation also provides for deregulation of traditional hard-wire cable in a given market once other multi-channel video providers serve, in the aggregate, at least 15% of the cable franchise area. Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the Cable Act.

     On May 3, 1993, the FCC issued new regulations implementing the rate regulation provisions in the Cable Act. Traditional hard-wire cable operators with rates above a price benchmark average for basic services were directed to reduce their rates by approximately 10%. On February 22, 1994, the FCC announced that it would require traditional hardwire cable operators to implement a further reduction in rates of another 7%. On November 18, 1994, the FCC adopted some exceptions to its cable rate regulations which would allow certain flow-through item rate increases and after rate flexibility. These and other aspects of the FCC's rate regulation of traditional hard-wire cable subscriber fees have and will continue to be met by challenges both in the courts and at the FCC. The FCC has also adopted regulations implementing the Cable Act that require traditional hard-wire cable operators to establish standardized levels of customer service. Heartland is currently unable to predict what effect these regulations may have on Heartland's price and service competitiveness.

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     While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have a material adverse effect on the industry as a whole and on Heartland in particular. In addition, a number of legal challenges to the Cable Act and the regulations promulgated thereunder have been filed, both in the courts and before the FCC. These challenges, if successful, could substantially increase Heartland's operating costs, make some programming unavailable to Heartland and otherwise have a material adverse effect on the wireless cable industry as a whole or Heartland in particular. In particular, those sections of the Cable Act which prohibit discriminatory or unfair practices in the sale of satellite cable and satellite broadcast programming to competing multichannel video programming distributors have been challenged. Heartland's costs to acquire satellite cable and broadcast programming may be affected by the outcome of those challenges. See "Wireless Cable Industry -- Availability of Programming." Other aspects of the Cable Act that have been challenged, the outcome of which could adversely affect Heartland and the wireless cable industry in general, are the Cable Act's provisions governing rate regulation and customer service standards to be met by traditional hard-wire cable companies. The Cable Act empowered the FCC to regulate the subscription rates charged by traditional hard-wire cable operators. As described above, the FCC recently issued rules requiring such cable operators, under certain circumstances, to reduce the rates charged for basic services by 17%. The Cable Act also empowered the FCC to establish certain minimum customer service standards to be maintained by traditional hard-wire cable operators. These standards include prompt responses to customer telephone inquiries, reliable and timely installations and repairs and readily understandable billing practices. Should these provisions withstand court and regulatory challenges, the extent to which wireless cable operators may continue to maintain an advantage over traditional hard-wire cable operators in price and customer service practices could be diminished.

     Legislation currently pending before Congress could materially impact wireless cable ownership rules and the competitive environment in which Heartland operates. The House and the Senate have passed bills, H.R. 1555 and S.652, that, if enacted into law, would remove certain barriers to investment by telephone companies in hard-wire cable companies. The proposed legislation would lift the current statutory cross-ownership ban contained in the Communications Act of 1934, as amended (the "Communications Act"), that prevents a telephone company from using hard-wire facilities to provide cable television service to the same community where it provides telephone service. The constitutionality of this statutory cross-ownership ban is currently being considered by the U.S. Supreme Court. This statutory ban has never been applied to a telephone company's investment in wireless cable. If the pending legislation is enacted in its current form or the U.S. Supreme Court determines that the cross-ownership ban is unconstitutional, telephone companies operating in the markets serviced by Heartland would be legally permitted to build, lease or purchase hard-wire cable systems and become competitors of Heartland.

OTHER REGULATIONS

     Since the vast complex of coaxial cable utilized by traditional hard-wire cable operators requires a "right of way" to cross municipal streets, such operators must acquire a municipal franchise and pay municipal franchise fees. Since wireless cable uses FCC approved frequencies, it does not require a municipal right of way. Accordingly, wireless cable operators are not subject to those franchise fees. Traditional hard-wire cable operators are also required to set aside public access channels for municipal and local resident use. Wireless cable operators are not subject to these requirements.

     Wireless cable license holders are subject to regulation by the FAA with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that Heartland will not be required to incur additional costs in complying with such regulations and restrictions.

                          AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted.

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GENERAL

     Currently, with the exception of the retransmission of local off-air VHF/UHF broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to Heartland has been significantly mitigated by the Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by vertically integrated multiple cable system operators and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The basic programming package offered in each of the Heartland Existing Systems is comparable to that offered by the local traditional hard-wire cable operators. However, several of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland.

COPYRIGHT

     Under the Federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under
Section 111 of the Copyright Act, certain "cable systems" are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports and the payment of certain fees set by the Copyright Royalty Tribunal.

     Wireless cable operators may rely on Section 111. The United States Congress recently enacted legislation that confirmed the ability of wireless cable operators to obtain the benefit of the compulsory copyright license. Periodically, Congress has considered proposals to phase out the compulsory license. Since the Heartland Existing Systems retransmit only a limited number of broadcast channels, Heartland does not believe that the termination of the compulsory copyright license would have a material adverse effect on Heartland.

     Effective October 6, 1993, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that Heartland will be able to obtain such consents on terms satisfactory to Heartland, if at all.

                         PAY TELEVISION INDUSTRY TRENDS

     Heartland's business will be affected by pay television industry trends and, in order to maintain and increase its subscriber base in the years ahead, Heartland will need to adapt rapidly to industry trends and modify its practices to remain competitive. Due to the limited number of physical components of the wireless transmission system, Heartland believes it will be less expensive for it to adapt to coming industry trends than for traditional hard-wire cable operators. The cost of such adaptation by Heartland could nonetheless be substantial.

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COMPRESSION

     Several decoder manufacturing companies are developing digital compression technology, which would allow several programs to be carried in the amount of bandwidth where only one program is carried now. Manufacturers have projected varying compression ratios for future equipment, with more conservative estimates ranging from 3-to-1 to 10-to-1. Within 12 months, Heartland believes compression technology, allowing six to 10 channels within one 6-MHz bandwidth, will be available. It is generally expected that the intended use for this expanded channel capacity would be for pay-per-view video services. Wireless cable will be able to immediately use digital compression technology when it becomes available, through existing and upgraded set-top converters. Heartland believes traditional hard-wire cable companies will be required to expend significant funds on upgrading current systems in order to utilize digitally-compressed signals.

ADDRESSABILITY AND PAY-PER-VIEW

     "Addressability" means the ability to implement specific orders from or send other communications to each subscriber without having to modify a subscriber's equipment. "Impulse" addressability allows a subscriber to select specialized programming, such as pay-per-view, on an immediate basis simply through the remote control. While Heartland, like many wireless cable operators, uses impulse addressable set-top converters, only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability. Without addressability, a traditional hard-wire cable customer not subscribing to a premium channel must make two trips to the traditional hard-wire cable operator's offices, once to obtain the descrambling device and once to return it. A customer subscribing to a premium channel must telephone the traditional hard-wire cable operator in advance. Heartland believes this lack of convenience has hindered pay-per-view sales. Pay-per-view is expected to become more popular as additional exclusive events become available for distribution on pay-per-view. Compression technology will greatly expand the channel capacity available for such programming. Heartland believes that it will then have an additional advantage over most traditional hard-wire cable operators because its impulse addressable converters provide greater convenience for its subscribers. Traditional hard-wire cable operators will incur significant expenditures to upgrade their systems to be able to offer impulse addressability.

ADVERTISING

     Until recently, most advertising on cable has been sold by program suppliers, who sell national advertising time as part of the signal they deliver to cable operators. Recently, however, advertisers have begun placing advertisements on channels dedicated exclusively to advertising, as well as in local available time (typically, two minutes each hour) set aside by program suppliers for local insertions in their programming of advertisements sold by cable operators. Use of local available time requires automatic spot insertion equipment, which is readily available today at a minimal capital cost.

INTERACTIVITY

     Certain traditional hard-wire cable operators have announced their intentions to develop interactive features for use by their subscribers. Interactivity would allow subscribers to utilize their televisions for two-way communications such as video games and home shopping. Wireless cable operators will be able to utilize a frequency which the FCC has made available for interactive communications. At this time, Heartland believes that commercial viability of interactivity in Heartland's markets is at least several years away.

                                  COMPETITION

     In addition to competition from established traditional hard-wire cable television systems, wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the pay television industry, some of which are described below.

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SATELLITE RECEIVERS

     Satellite receivers are generally seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity, although Heartland will to some degree compete with these systems in marketing its services.

DIRECT BROADCAST SATELLITE

     DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a rooftop or in the yard. In 1994, Hughes Communications, Inc. began offering DBS services capable of delivering approximately 150 channels of programming. DBS receiver equipment for a single television set costs approximately $700 per customer, plus installation fees. Each additional, independent outlet requires a separate descrambling device at additional cost to the subscriber. Primestar is offering DBS service for a monthly fee covering programming services and equipment financing and is capable of providing approximately 70 channels of programming. DBS subscribers pay monthly subscription fees.

SATELLITE MASTER ANTENNA TELEVISION

     SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, except that it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service a specific multiple-dwelling unit. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz band.

TELEPHONE COMPANIES

     Under the Communications Act, local exchange carriers ("LECs") formerly were prohibited from providing video programming directly to subscribers in their respective telephone service areas. The FCC has recently ruled, however, that LECs may acquire wireless cable channel operations. Moreover, certain U.S. District Courts and Courts of Appeal have held that the "telco-cable cross-ownership ban" abridges the First Amendment rights of LECs to free expression under the U.S. Constitution. Such rulings are currently under appeal or are expected to be appealed. The United States Senate and the United States House of Representatives have each passed a bill which, if enacted into law, could lift carriers to the provision of cable television service by telephone companies. The FCC already permits LECs to provide "video dial-tone" service, thereby allowing such carriers to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others.

VIDEO STORES

     Retail stores rent VCRs and/or video tapes, and are a major participant in the television program delivery industry. According to Paul Kagan Associates, Inc., there are over 75.5 million households with VCRs now in use in the United States.

LOCAL OFF-AIR VHF/UHF BROADCASTS

     Local off-air VHF/UHF broadcasts (such as ABC, NBC, CBS and Fox) provide a free programming alternative to the public. Previously, wireless cable systems could retransmit these broadcast signals without permission. However, effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. Heartland has obtained such consents in the Existing Systems where Heartland is retransmitting on a wireless cable

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channel. See "Risk Factors -- Government Regulation." The FCC also has recently permitted broadcasters to acquire, subject to certain restrictions, ownership interests in traditional hard-wire cable systems.

LOCAL MULTI-POINT DISTRIBUTION SERVICE

     In 1993, the FCC proposed to redesignate the 28 gigahertz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Sufficient spectrum for up to 49 analog channels has been designated for the LMDS service. The FCC has not determined how many licenses it will award in each BTA. Final rules for LMDS have not been established. Auctions are not expected to begin until later in 1996.

LOW POWER TELEVISION ("LPTV")

     Low Power Television ("LPTV") utilizes a limited portion of the spectrum allocated by the FCC for local off-air VHF/UHF broadcasts, but LPTV utilizes lower power transmission equipment than local off-air VHF/UHF broadcasts and its signal may be encrypted. LPTV typically has only a 15 to 20 mile signal range. LPTV requires a separate transmitter for each channel and a standard antenna at the receiving site.

             COMPARISON OF RIGHTS OF HOLDERS OF HEARTLAND AND CMAX

     The rights of the stockholders of CMAX are governed by the DGCL. Upon the consummation of the CMAX Merger Agreement, the former CMAX stockholders will become minority stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of Heartland, such Minority Holders' rights will differ in certain respects from those presently held since their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of CMAX's shareholders and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the Heartland Certificate, the Heartland Bylaws and the Certificate of Incorporation and Bylaws of CMAX.

GENERALLY

     The Certificate of Incorporation of CMAX (the "CMAX Certificate") authorizes an aggregate of 20,000,000 shares of CMAX Common Stock and an aggregate of 5,000,000 shares of preferred stock, par value $.01 per share (the "CMAX Preferred Stock"). As of December 31, 1995, 9,507,311 shares of CMAX Common Stock have been issued by CMAX and no shares of CMAX Preferred Stock have been issued.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock, and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Heartland Preferred Stock have been issued.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets prior to be consummation.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held

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to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

     The stockholders of Heartland and CMAX will not receive dissenters or appraisal rights.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland and CMAX have not adopted an amendment to their Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     Neither the Heartland Certificate nor the CMAX Certificate provides for additional requirements regarding amendments to its Certificate of Incorporation.

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AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter, amend and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the board of directors. The Heartland Certificate and the CMAX Certificate each vest in their respective Boards of Directors the power to adopt, alter, amend, or repeal Bylaws.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. Neither the Heartland Certificate nor the CMAX Certificate provide for preemptive rights.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     The Heartland Certificate does not provide additional requirements regarding the distribution of dividends.

     The Certificate of Incorporation of CMAX provides that the shares of CMAX Common Stock shall be entitled to receive a dividend only as declared from time to time by the Board of Directors and only (i) after requirements with respect to prior dividend rights of holders of CMAX Preferred Stock are met; (ii) after requirements with respect to the setting aside of sums as sinking funds or redemption or purchase accounts; and (iii) subject to any other conditions which may be fixed by the Board of Directors.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. Neither the Heartland Bylaws nor the CMAX Bylaws alter the effective period of a proxy.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     The Heartland Certificate and the CMAX Certificate do not provide additional requirements regarding stockholder action by written consent.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     The CMAX Bylaws provide that the Board of Directors or the Chairman of the Board may call a special meeting of the shareholders. In addition, upon the written request of a majority of the Board of Directors or of

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the holders of a majority of CMAX's issued and outstanding capital stock that is entitled to vote, the President or Secretary is required to call a special meeting of the stockholders.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. Neither the Heartland Certificate nor the CMAX Certificate provides for cumulative voting for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. Heartland's Certificate does not fix the number of directors.

     The CMAX Bylaws fix the number of directors at eight (8). The CMAX Bylaws also provide that the number of Directors may be changed by either a majority of the Board of Directors or by the stockholders.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Neither Heartland nor CMAX have established a classified Board of Directors.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by the written consent of the stockholders.

     Under the CMAX Bylaws, a director may be removed from office with or without cause, by the vote of the stockholders.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or by Bylaws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Heartland Certificate does not provide additional requirements regarding vacancies of directors.

         1324

     Under the CMAX Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the number of directors may be filled for the unexpired portion of the term by a majority of the remaining directors, even though that majority constitutes less than a quorum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL. The CMAX Certificate provides that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland and CMAX to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS.

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     Each of the Heartland Certificate and the CMAX Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted by the DGCL.

         1325

                                    EXPERTS


     The consolidated financial statements and schedule of Heartland Wireless Communications, Inc. as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994, and the balance sheets of Cross County Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The report of KPMG Peat Marwick LLP covering the financial statements of Cross Country Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Cross Country Division. As a result of the acquisition, financial information of Cross Country Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.


     The consolidated balance sheets as of June 30, 1994 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows of CMAX for the period December 18, 1992 to June 30, 1993 and the fiscal years ended June 30, 1994 and 1995, and of the CMAX Predecessor for the period commencing July 1, 1992 to December 17, 1992, included in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their report with respect thereto, which includes an explanatory paragraph which states that specified circumstances raise substantial doubt about CMAX's ability to continue as a going concern, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


     The combined financial statements of RuralVision Central, Inc. and RuralVision South, Inc. included in this Prospectus have been included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing herein and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the shares of Heartland Common Stock being offered hereby is being passed upon for Heartland by Arter & Hadden, 1717 Main Street, Suite 4100, Dallas, Texas 75201. Certain federal income tax consequences of the CMAX Merger will be passed upon for CMAX by Proskauer Rose Goetz & Mendelsohn LLP, New York, New York.

         1326

                                    GLOSSARY

     As used in this Proxy Statement/Prospectus, the following terms shall have the meaning set forth below:

     "AWS" means American Wireless Systems, Inc., a Delaware corporation.

     "AWS Merger" means the merger of AWS Merger Sub into AWS pursuant to the terms of the AWS Merger Agreement.

     "AWS Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among AWS, AWS Merger Sub and Heartland.

     "AWS Merger Sub" means Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland.

     "Charter Wireless" means Charter Wireless Cable Holdings, L.L.C., the holder of approximately 52% of the outstanding shares of CMAX Common Stock.

     "CMAX" means CableMaxx, Inc., a Delaware corporation.

     "CMAX Merger" means the merger of CMAX Merger Sub into CMAX pursuant to the terms of the CMAX Merger Agreement.

     "CMAX Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among CMAX, CMAX Merger Sub and Heartland.

     "CMAX Merger Sub" means Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland.

     "Combined Company" means the businesses and operations of Heartland following the consummation, to the extent consummated, of the Transactions.

     "FTW Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between FTW Partnership and Heartland.

     "FTW Partnership" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

     "FTW Transaction" means the transactions contemplated by the FTW Agreement.

     "FTW Venture" means the informal joint venture between FTW Partnership and AWS that owns and operates a wireless cable television system in Fort Worth, Texas.

     "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

     "Heartland Disposition Assets" means those assets of Heartland, AWS, CMAX, the FTW Venture, the Minneapolis L.L.C. and TSC that Heartland has determined to dispose of prior to, following or contemporaneously with the consummation of the Transactions.

     "Minneapolis Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between Heartland and Minneapolis Partnership.

     "Minneapolis LLC" means American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota, of which Minneapolis Partnership owns a 75% equity interest and AWS owns a 25% membership interest.

     "Minneapolis Partnership" means Wireless Cable TV Associates # 38, a California general partnership.

     "Minneapolis Transaction" means the transactions contemplated by the Minneapolis Agreement.

     "Other Transactions" shall mean all of the Transactions other than the CMAX Merger.

     "Technivision" means Technivision, Inc., a former subsidiary of TSC that has been merged with TSC.

     "Transactions" means the AWS Merger, CMAX Merger, FTW Transaction, Minneapolis Transaction and TSC Transaction.

     "TSC" means Three Sixty Corp., a New Jersey corporation.

     "TSC Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 19, 1995 among Heartland, Technivision and TSC.

     "TSC Transaction" means the transactions contemplated by the TSC Agreement.

         1327

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                 AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES


Financial Statements:                                                                             PAGE
                                                                                                  ----
Heartland Wireless Communications, Inc.:
  Independent Auditors' Report..................................................................   F-2
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
    (unaudited).................................................................................   F-3




  Consolidated Statements of Operations for the years ended December 31, 1992, 1993 and 1994 and
    for the nine months ended September 30, 1994 and 1995 (unaudited)...........................   F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1992, 1993
    and 1994 and for the nine months ended September 30, 1995 (unaudited).......................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993 and 1994 and
    for the nine months ended September 30, 1994 and 1995 (unaudited)...........................   F-6
  Notes to Consolidated Financial Statements....................................................   F-7
CableMaxx, Inc. and Supreme Cable Co., Inc. and Subsidiaries:
  Report of Independent Accountants.............................................................  F-21
  Consolidated Balance Sheets as of June 30, 1994 and 1995, and September 30, 1995
    (unaudited).................................................................................  F-22
  Consolidated Statements of Operations for the period of July 1, 1992 to December 17, 1992, the period of December 18, 1992 to June 30, 1993, the years ended June 30, 1994 and 1995, and the three month periods ended September 30, 1994 and 1995, (unaudited)......................  F-23
  Consolidated Statements of Stockholders' Equity for the period of December 18, 1992 to June
    30, 1993, the years ended June 30, 1994 and 1995, and the three month period ended September
    30, 1995,
    (unaudited).................................................................................  F-24
  Consolidated Statements of Cash Flows for the period of July 1, 1992 to December 17, 1992, the period of December 18, 1992 to June 30, 1993, the years ended June 30, 1994 and 1995, and the three month periods ended September 30, 1994 and 1995, (unaudited)......................  F-25
  Notes to Consolidated Financial Statements....................................................  F-26
Unaudited Pro Forma Financial Information:
Heartland Wireless Communications, Inc.:
  Introduction to Unaudited Pro Forma Condensed Financial Statements for Consummated
    Events......................................................................................  F-36
  Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of
    September 30, 1995..........................................................................  F-37
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated Events for
    the year ended December 31, 1994............................................................  F-38
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated Events for
    the nine months ended September 30, 1995....................................................  F-39
  Notes to Pro Forma Statements for Consummated Events..........................................  F-40
RuralVision Central, Inc. and RuralVision South, Inc.:
  Report of Independent Certified Public Accountants............................................  F-42
  Combined Balance Sheets as of December 31, 1992 and 1993 and August 18, 1994 (unaudited)......  F-43
  Combined Statements of Operations for the years ended December 31, 1991, 1992 and 1993 and for the six months ended June 30, 1993 (unaudited) and the period from January 1, 1994 to August
    18, 1994 (unaudited)........................................................................  F-44
  Combined Statements of Stockholders' Deficit for the years ended December 31, 1991, 1992 and
    1993 and the period from January 1, 1994 to August 18, 1994 (unaudited).....................  F-45
  Combined Statements of Cash Flows for the years ended December 31, 1991, 1992 and 1993 and for the six months ended June 30, 1993 (unaudited) and the period from January 1, 1994 to August
    18, 1994 (unaudited)........................................................................  F-46
  Notes to Combined Financial Statements........................................................  F-47
Cross Country Division:
  Independent Auditors' Report..................................................................  F-54
  Balance Sheets as of December 31, 1993 and 1994 and June 30, 1995 (unaudited).................  F-55
  Statements of Operations and Division Equity for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994, the six months ended June 30, 1994 (unaudited), the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995
    (unaudited).................................................................................  F-56
  Statements of Cash Flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994, the six months ended June 30, 1994 (unaudited), the period from August
    19, 1994 to December 31, 1994 and the six months ended June 30, 1995 (unaudited)............  F-57
  Notes to Financial Statements.................................................................  F-58

         1328

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 3, 1995, except as to note 11
  which is as of March 27, 1995

         1329

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31            SEPTEMBER
                                                        -------------------------        30,
                                                           1993          1994            1995
                                                        ----------    -----------    ------------
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $  815,305    $11,985,953    $ 37,155,064
  Restricted assets -- investments in debt
     securities.......................................          --             --      11,669,874
  Subscriber receivables, net of allowance for
     doubtful accounts of $25,082 in 1993, $122,901 in
     1994 and $551,866 in 1995........................      74,560        219,287       1,407,830
  Prepaid expenses and other..........................     300,967        829,790       1,981,640
  Note receivable (note 9)............................          --      2,000,000              --
  Assets held for sale (note 8).......................          --     12,500,000       9,200,000
                                                        ----------    -----------    ------------
          Total current assets........................   1,190,832     27,535,030      61,414,408
                                                        ----------    -----------    ------------
Investment in joint venture (note 8)..................          --     12,044,392              --
Systems and equipment, net (notes 2 and 3)............   3,036,226     16,765,179      46,027,017
Leased license investment, net of accumulated
  amortization of $14,167 in 1993, $179,593 in 1994
  and $785,362 in 1995 (note 8).......................   4,286,867     16,740,139      64,726,389
Excess of cost over fair value of net assets acquired,
  net of accumulated amortization of $80,815 in 1994
  and $223,819 in 1995 (note 4).......................          --      2,565,178       4,470,286
Restricted assets -- investment in debt securities....          --             --      13,077,340
Other assets, net.....................................     151,141      2,271,610      10,435,034
                                                        ----------    -----------    ------------
                                                        $8,665,066    $77,921,528    $200,150,474
                                                        ==========    ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $  522,240    $ 3,840,744    $  3,745,724
  Accrued expenses and other liabilities..............     329,783      1,062,253       6,498,639
  Current portion of long-term debt (note 3)..........     338,851         19,918         616,610
                                                        ----------    -----------    ------------
          Total current liabilities...................   1,190,874      4,922,915      10,860,973
                                                        ----------    -----------    ------------
Long-term debt, less current portion (note 3).........   1,253,678     40,485,934     139,428,429
Deferred income taxes (note 6)........................          --      1,045,959       1,287,560
Other long-term liabilities...........................      13,520             --              --
Minority interests in subsidiaries (note 4)...........   1,714,426      1,385,835         279,695
Stockholders' equity (note 5):
  Common stock, $.001 par value; authorized 50,000,000
     shares, issued 8,000,000 shares in 1993,
     11,109,280 shares in 1994 and 12,476,393 shares
     in 1995..........................................       8,000         11,109          12,476
  Additional paid-in capital..........................   5,029,675     33,658,204      63,047,864
  Accumulated deficit.................................    (545,107)    (3,588,428)    (14,766,523)
                                                        ----------    -----------    ------------
          Total stockholders' equity..................   4,492,568     30,080,885      48,293,817
                                                        ----------    -----------    ------------
Commitments and contingencies (notes 7, 8 and 10)       $8,665,066    $77,921,528    $200,150,474
                                                        ==========    ===========    ============

          See accompanying notes to consolidated financial statements.

         1330

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   NINE MONTHS ENDED SEPTEMBER
                                                 YEAR ENDED DECEMBER 31                        30
                                          -------------------------------------    ---------------------------
                                            1992         1993          1994           1994            1995
                                          --------    ----------    -----------    -----------    ------------
                                                                                           (UNAUDITED)
Revenues................................  $205,382    $  868,765    $ 2,229,494    $ 1,289,526    $  9,292,837
                                          --------    ----------    -----------     ----------     -----------
Operating expenses:
  Systems operations....................    36,042       118,649        527,476        320,029       2,894,074
  Cost of goods sold....................        --       202,162        235,025        235,025              --
  Selling, general and administrative...   147,927       646,611      4,183,307      2,042,124       7,449,699
  Depreciation and amortization.........    34,919       138,560      1,097,668        418,960       3,966,120
                                          --------    ----------    -----------     ----------     -----------
          Total operating expenses......   218,888     1,105,982      6,043,476      3,016,138      14,309,893
                                          --------    ----------    -----------     ----------     -----------
          Operating loss................   (13,506)     (237,217)    (3,813,982)    (1,726,612)     (5,017,056)
Other income (expense):
  Interest income.......................     1,185         9,610        379,654        189,308       2,044,092
  Interest expense......................    (1,392)      (82,916)      (589,767)      (128,789)     (8,908,459)
  Equity in losses of joint venture
     (note 8)...........................        --            --       (386,985)      (163,119)       (128,663)
  Other expense (notes 3, 4 and 9)......   (37,109)      (95,578)      (227,204)       (34,192)       (475,146)
                                          --------    ----------    -----------     ----------     -----------
          Total other income
            (expense)...................   (37,316)     (168,884)      (824,302)      (136,792)     (7,468,176)
                                          --------    ----------    -----------     ----------     -----------
          Loss before income taxes......   (50,822)     (406,101)    (4,638,284)    (1,863,404)    (12,485,232)
Income tax benefit (note 6).............        --            --      1,594,963        649,510       1,307,137
                                          --------    ----------    -----------     ----------     -----------
          Net loss......................  $(50,822)   $ (406,101)   $(3,043,321)   $(1,213,894)   $(11,178,095)
                                          ========    ==========    ===========     ==========     ===========
Net loss per common share...............  $   (.01)   $     (.05)   $      (.30)   $      (.13)   $       (.96)
                                          ========    ==========    ===========     ==========     ===========

          See accompanying notes to consolidated financial statements.

         1331

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK       ADDITIONAL
                                              -------------------    PAID-IN     ACCUMULATED
                                               SHARES     AMOUNT     CAPITAL       DEFICIT        TOTAL
                                              ----------  -------   -----------  ------------   -----------
Balance, December 31, 1991..................   8,000,000  $ 8,000   $   253,593   $   (88,184)  $   173,409
Equity transactions of subsidiaries (note
  4)........................................          --       --       881,235            --       881,235
Net loss....................................          --       --            --       (50,822)      (50,822)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1992........   8,000,000    8,000     1,134,828      (139,006)    1,003,822
Formation of Heartland Wireless
  Communications, Inc. (note 1).............          --       --     3,000,000            --     3,000,000
Equity transactions of subsidiaries (note
  4)........................................          --       --       807,472            --       807,472
Other (note 9)..............................          --       --        87,375            --        87,375
Net loss....................................          --       --            --      (406,101)     (406,101)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1993........   8,000,000    8,000     5,029,675      (545,107)    4,492,568
Issuance of common stock pursuant to initial
  public offering (note 5)..................   2,415,000    2,415    22,349,798            --    22,352,213
Issuance of common stock for acquisitions
  (note 4)..................................     694,280      694     6,278,731            --     6,279,425
Net loss....................................          --       --            --    (3,043,321)   (3,043,321)
                                              ----------  -------   -----------  ------------   -----------
          Balance, December 31, 1994........  11,109,280   11,109    33,658,204    (3,588,428)   30,080,885
Issuance of common stock, primarily for
  minority interests and other acquisitions
  (unaudited)...............................   1,367,113    1,367    29,389,660            --    29,391,027
Net loss (unaudited)........................          --       --            --   (11,178,095)  (11,178,095)
                                              ----------  -------   -----------  ------------   -----------
          Balance, September 30, 1995
            (unaudited).....................  12,476,393  $12,476   $63,047,864  $(14,766,523)  $48,293,817
                                              ==========  =======   ===========  ============   ===========

          See accompanying notes to consolidated financial statements.

         1332

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                                    ----------------------------------------   --------------------------
                                                       1992          1993           1994          1994           1995
                                                    -----------   -----------   ------------   -----------   ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $   (50,822)  $  (406,101)  $ (3,043,321)  $(1,213,894)  $(11,178,095)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.................       34,919       138,560      1,097,668       418,960      3,966,120
    Deferred income tax benefit...................           --            --     (1,594,963)     (649,510)    (1,307,137)
    Accretion on convertible discount
      notes.......................................           --            --        301,125            --      3,156,858
    Equity in losses of joint venture.............           --            --        386,985       163,119        128,663
    Other.........................................        5,100        65,668        (16,205)        7,890         12,216
    Changes in assets and liabilities:
      Subscriber receivables......................       (6,123)      (68,437)       (57,362)      (21,942)    (1,160,242)
      Inventories.................................           --      (251,172)            --            --             --
      Prepaid expenses and other..................       (6,496)     (395,300)      (656,061)     (308,385)      (765,834)
      Accounts payable, accrued expenses and other
         liabilities..............................       51,442       809,962      4,292,617       567,250      4,789,383
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by (used in) operating
           activities.............................       28,020      (106,820)       710,483    (1,036,512)    (2,358,068)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from investing activities:
  Investment in joint venture.....................           --            --    (12,431,379)  (11,649,908)    (5,426,432)
  Proceeds from assets held for sale..............           --            --             --            --      3,323,250
  Purchases of systems and equipment..............     (604,082)   (2,072,937)   (12,414,501)   (4,011,480)   (25,575,252)
  Expenditures for leased licenses................     (797,655)   (3,068,084)    (3,354,471)   (2,465,265)    (1,592,024)
  Restricted assets -- investment in debt
    securities....................................           --            --             --    (7,283,777)   (24,747,214)
  Acquisitions....................................           --            --    (16,300,000)           --    (11,422,814)
  Issuance of note receivable.....................           --            --     (2,000,000)           --             --
  Other...........................................           --            --             --            --     (2,250,000)
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash used in investing
           activities.............................   (1,401,737)   (5,141,021)   (46,500,351)  (25,410,430)   (67,690,486)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........           --     2,000,000     22,352,213    22,283,365             --
  Proceeds from Units Offering....................           --            --             --            --    100,000,000
  Proceeds from minority interest owners..........    1,430,900     1,553,355             --            --             --
  Purchase of minority interests..................           --            --     (1,608,895)   (1,408,858)            --
  Proceeds from short-term borrowings and notes
    payable.......................................           --     2,992,364     10,408,542    10,408,542      3,070,070
  Proceeds from convertible discount notes........           --            --     40,150,000
  Payments on short-term borrowings and notes
    payable.......................................           --      (399,835)   (11,946,344)   (2,001,071)    (3,105,977)
  Payments to stockholders and affiliates.........     (523,493)     (727,189)            --            --             --
  Proceeds from stockholders and affiliates.......      578,035       479,480             --            --             --
  Debt issuance costs.............................           --            --     (2,395,000)     (495,000)    (4,783,975)
  Other...........................................           --            --             --            --         37,547
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by financing
           activities.............................    1,485,442     5,898,175     56,960,516    28,786,978     95,217,665
                                                    -----------   -----------   ------------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents.....................................      111,725       650,334     11,170,648     2,340,036     25,169,111
Cash and cash equivalents at beginning of
  period..........................................       53,246       164,971        815,305       815,305     11,985,953
                                                    -----------   -----------   ------------   -----------   ------------
Cash and cash equivalents at end of period........  $   164,971   $   815,305   $ 11,985,953   $ 3,155,341   $ 37,155,064
                                                    ===========   ===========   ============   ===========   ============

          See accompanying notes to consolidated financial statements.

         1333

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1994
          (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1994 AND 1995 IS UNAUDITED)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and History

     Heartland Wireless Communications, Inc. (the "Company") develops, owns and operates wireless cable television systems. The Company has wireless cable channel rights in various wireless cable television markets located primarily in the central United States. The Company's first operational system, located in Ada, Oklahoma, commenced operations in April 1992. Currently, the Company provides service in fifteen markets located in Texas, Oklahoma, Kansas and Louisiana. Systems in other markets are currently under construction and development by the Company.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany balances and transactions between the entities have been eliminated in consolidation.

     The Company was formed in October 1993 to succeed to the wireless cable businesses previously conducted by two of the current principal stockholders of the Company. The two stockholders contributed their ownership in all capital stock of entities engaged in the wireless cable businesses, including Wireless Communications, Inc. ("WCI") which was formed in September 1990. In addition, the stockholders agreed to lease all other wireless cable channel lease rights controlled by them to the Company and grant to the Company an option to purchase such channel rights at a nominal cost. The formation of the Company and consolidation of the existing wireless cable businesses has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests. Accordingly, the Company's results of operations for periods prior to its formation include the results of operations of all wireless cable businesses previously conducted, either directly or indirectly, through various controlled entities of the stockholders, including WCI.

  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and costs associated with subscriber installations are capitalized. Upon subscriber disconnect, the Company continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service in each respective market. As of December 31, 1994, approximately $12,040,000 of the leased license investment was not yet subject to amortization. The Company continually reevaluates the propriety of the carrying amounts of the leased license investment with respect to each market as well as the amortization period based on

         1334

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

management's estimate of the fair value of each market to determine whether current events and circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period of service. Revenues from the sale of subscriber premises equipment are recognized upon delivery of such equipment to a subscriber ($237,730 in 1994 and $213,005 in 1993). Installation fees are recognized upon origination of service to a subscriber to the extent of costs incurred to obtain subscribers. Installation revenues in excess of such costs will be deferred and amortized over six years.

  (f) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  (h) Sales of Subsidiary Stock

     Gains and losses from the sales of stock by the Company's majority-owned subsidiaries are accounted for as equity transactions in consolidation.

  (i) Net Loss Per Common Share

     Net loss per common share is based on the net loss applicable to the weighted average number of common shares outstanding of 8,000,000 for the years ended December 31, 1992 and 1993, 10,041,000 for the year ended December 31, 1994 and 9,693,000 and 11,624,000 for the nine-month periods ended September 30, 1994 and 1995, respectively. The weighted average number of common shares outstanding in each period gives retroactive effect to an 8,000-for-one split of the Company's common stock (see note 5).

     Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation. Fully-diluted loss per common share is not presented as it would not materially differ from primary loss per common share.

  (j) Statements of Cash Flows

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     During the years ended December 31, 1992 and 1993, the Company had noncash investing and financing activities. During 1992, an affiliate contributed systems and equipment in the amount of $133,403 for preferred stock in a subsidiary of the Company. During 1993, the Company acquired certain systems and equipment by assuming notes payable in the amount of $388,017, certain individuals contributed assets and services in the amount of $96,000 in exchange for common and preferred stock in certain of the Company's subsidiaries, and stockholders of the Company contributed certain equipment and channel rights in the amount of $114,511.

     Cash paid during 1993 and 1994 for interest was $67,124 and $296,596, respectively (none in 1992).

         1335

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (k) Interim Financial Information

     In the opinion of management, the accompanying unaudited consolidated condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of September 30, 1995, and the results of operations and cash flows for the nine months ended September 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                    1993          1994
                                                                  ----------    ----------
    Equipment awaiting installation.............................  $  336,920    $3,034,453
    Subscriber premises equipment and installation costs........     676,347     6,581,632
    Transmission equipment and system construction costs........   1,969,039     7,350,607
    Office furniture and equipment..............................     139,946       406,936
    Buildings and leasehold improvements........................      70,286       145,550
                                                                  ----------    ----------
                                                                   3,192,538    17,519,178
    Accumulated depreciation and amortization...................    (156,312)     (753,999)
                                                                  ----------    ----------
                                                                  $3,036,226   $16,765,179
                                                                  ==========    ==========

     As of December 31, 1994, equipment awaiting installation and approximately $914,000 of transmission equipment and system construction costs were not yet subject to depreciation.

(3) LONG-TERM DEBT

     Long-term debt at December 31, 1993 and 1994 consists of the following:

                                                                    1993          1994
                                                                  ----------    -----------
    Convertible subordinated discount notes.....................  $       --    $40,451,125
    Notes payable...............................................   1,592,529         54,727
                                                                  ----------    -----------
                                                                   1,592,529     40,505,852
    Less current portion........................................     338,851         19,918
                                                                  ----------    -----------
                                                                  $1,253,678    $40,485,934
                                                                  ==========    ===========

     On November 30, 1994, the Company consummated the private placement of $40,150,000 in gross proceeds of 9% Convertible Subordinated Discount Notes ("Convertible Notes") pursuant to the terms of a Note Purchase Agreement. The Convertible Notes accrete at a rate of 9% compounded semiannually, to an aggregate principal amount of $62.4 million at November 30, 1999. Thereafter, interest accrues at the rate of 9% per annum and is payable semiannually from November 30, 1999 or earlier upon the occurrence of a Material Default (as defined in the Note Purchase Agreement). The Convertible Notes mature on November 1, 2004 and are subordinated as to all existing and future indebtedness of the Company other than indebtedness that is expressly subordinated to the Convertible Notes. The Note Purchase Agreement contains covenants that, among other things, prohibit or limit the ability of the Company and its subsidiaries to pay dividends, to sell or lease channel rights, to make certain acquisitions and incur certain indebtedness.

     At the option of a holder, the Convertible Notes are convertible into common stock of the Company at $15.34 per share (the "Conversion Price"). The Convertible Notes are redeemable at the option of the Company at any time on or after November 30, 1999 at 100% of the principal amount at maturity plus accrued

         1336

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and unpaid interest. However, such redemption right is only available if the market price of the Company's common stock exceeds 150% of the Conversion Price for a specified trading period. As the Convertible Notes have been outstanding for only a short period of time, the carrying amounts of borrowings outstanding at December 31, 1994 approximate estimated fair value.

     On March 31, 1994, the Company entered into an agreement with a bank for a $15,000,000 Revolving Credit Facility (the "Facility"). Outstanding borrowings under the Facility will bear interest at the bank's corporate base rate plus 1.5% per annum or LIBOR plus 4.0% per annum, at the Company's option. The Facility will be on a revolving basis for three years with all outstanding borrowings at the end of the third year converting to a term loan payable in equal quarterly installments over three years. The Company must pay an annual commitment fee of 3/8% per annum on the unused portion of the Facility. The total amount of borrowings under the Facility will be subject to certain limitations. Borrowings under the Facility will be secured by substantially all the Company's assets and the capital stock of the Company's subsidiaries. The Facility contains certain restrictive covenants that, among other things, require the Company to satisfy certain financial ratios, and limit the ability of the Company and its subsidiaries to pay dividends, repurchase Company stock and incur additional indebtedness. No amounts were outstanding under the Facility at December 31, 1994. Prior to borrowing any funds under the Facility, the Company would need to obtain a waiver from the bank of certain conditions and covenants relating to the sale of the Convertible Notes. The Company does not currently intend to borrow any funds under the Facility. The Company is actively pursuing alternative bank financing on terms, including an increased amount of a facility, which the Company believes are more favorable than those under the Facility.

     In 1994, the Company incurred a recapitalization charge of $205,575 that is included in other expense in the accompanying statement of operations. This charge related to costs incurred in connection with a rescinded offering of debt securities.

     Aggregate maturities of long-term debt as of December 31, 1994 for the five years ending December 31, 1999 are as follows: 1995 -- $19,918; 1996 -- $21,054 and 1997 -- $13,755.

(4) MINORITY INTERESTS

     In connection with the development of certain wireless cable television markets, the Company has sold stock in certain of its subsidiary companies principally for cash. Total consideration received from the sales of subsidiary stock amounted to $1,430,900 in 1992 and $1,553,355 in 1993. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in the related wireless cable systems. Minority ownership interests in the outstanding common stock of such subsidiary companies range from 5% to 49.9999%.

     As a result of the sales of subsidiary stock, the Company's investment in majority-owned subsidiaries increased by $881,235 in 1992 and $807,472 in 1993. Such increases have been recorded by the Company as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. The Company has not provided deferred income taxes on such increases since the Company ultimately expects to recover its investments in the subsidiaries in a tax-free manner.

     Certain of the Company's subsidiaries have issued preferred stock, a portion of which is held by outside third parties. Preferred stock owned by outside third parties in the amounts of $453,935 at December 31, 1993 and 1994 has been reflected as minority interests in the accompanying consolidated balance sheets. Dividends on the preferred stock accrue at 8% of the stated value per share per year and are cumulative. Preferred stock dividends of the subsidiaries with respect to the third party ownership were $14,006 in 1992, $26,606 in 1993 and $36,315 in 1994 and are included in other expense in the accompanying statements of operations.

     In April 1994, the Company acquired all of the outstanding minority ownership interests held by the minority interest owner in six of the Company's majority-owned subsidiaries in exchange for the issuance by

         1337

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the Company of 650,000 restricted shares of common stock. As a result of the acquisition, the six subsidiaries became wholly-owned subsidiaries of the Company. Additionally, at various dates during 1994, the Company acquired minority interests in certain other subsidiaries for an aggregate of approximately $1,609,000 in cash and 44,280 restricted shares of common stock.

     The acquisitions of the minority ownership interests were accounted for as purchases. For financial reporting purposes, the total purchase price was approximately $7,882,000 and assumes a value per share of $8.93 to $10.75 for the restricted shares. The excess (approximately $2,646,000) of the purchase price over the fair value of the net identifiable assets acquired will be amortized on a straight-line basis over 20 years. Pro forma disclosures that include the effects of the acquisitions of the minority interests would not be materially different from historical information and have not been presented.

     In February 1995, the Company offered to exchange approximately 380,000 shares of its common stock for the minority interests in certain of its subsidiaries (the "Minority Interest Exchange Offer"). The exchange ratio with respect to each minority interest was determined by management of the Company based upon the estimated fair market value of each respective subsidiary. The Minority Interest Exchange Offer expired on March 15, 1995. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

(5) STOCKHOLDERS' EQUITY

  (a) Change in Capital Structure

     On January 18, 1994, the board of directors filed a restated certificate of incorporation to increase the number of authorized shares of common stock to 50,000,000, change the common stock from $.01 par to $.001 par value and authorize 10,000,000 shares of preferred stock at $.01 par value per share. In addition, the Company effected an 8,000-for-one split of its common stock. The consolidated financial statements, including all references to the number of shares of common stock and all per share information, have been adjusted to reflect the common stock split and other changes in the capital structure on a retroactive basis.

  (b) Public Offering

     On April 28, 1994, the Company completed an initial public offering of 2,100,000 shares of its common stock. On June 9, 1994, the Company sold an additional 315,000 shares of common stock upon exercise by the underwriters of their over-allotment option. The aggregate net proceeds to the Company were approximately $22.3 million. The net proceeds have been used to repay indebtedness, construct operating systems, finance operating losses in certain markets and corporate overhead, acquire certain minority interests in subsidiaries, acquire or secure the Company's existing channel rights and fund a portion of the acquisition of certain RuralVision Joint Venture assets.

  (c) Stock Options

     In April 1994, the Company adopted the 1994 Employee Stock Option Plan which provides for the granting of options to purchase a maximum of 950,000 shares of common stock. Options may be granted to key employees at exercise prices of not less than 100% of the fair market value of the common stock on the date of grant. Options typically vest over a five-year period (although options granted to certain employees are 40% vested upon grant and vest an additional 20% per year over a three-year period) and expire at the end of option periods of not more than seven years.

     During 1994, the Company also adopted the 1994 Stock Option Plan for Non-Employee Directors which provides for the granting of options to purchase a maximum of 50,000 shares of common stock. Generally, each non-employee director will be granted on an annual basis an option to acquire 2,000 shares of common stock at exercise prices equal to the fair market value of the common stock on the date of grant. Options

         1338

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

granted generally become exercisable in 25% cumulative annual installments beginning one year from the date of grant and expire at the end of option periods of not more than seven years.

     The following table summarizes the 1994 activity in stock options under these plans:

                                                               NUMBER OF
                                                                OPTIONS       PRICE RANGE
                                                               ---------    ----------------
    Granted..................................................    543,000    $10.50 - $11.125
    Cancelled................................................   (130,000)   $10.50
                                                                --------
      Outstanding at December 31, 1994.......................    413,000    $10.50 -  11.125
                                                                ========
      Exercisable at December 31, 1994.......................    148,000    $10.50
                                                                ========

     As of December 31, 1994, 587,000 shares were available for grant under the stock option plans.

(6) INCOME TAXES

     Income tax benefit of $1,594,963 for the year ended December 31, 1994 consists of a deferred tax benefit.

     Income tax benefit for the years ended December 31, 1992, 1993 and 1994 differed from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                          1992        1993          1994
                                                        --------    ---------    -----------
    Computed "expected" tax benefit...................  $(17,299)   $(138,074)   $(1,577,017)
    Amortization of goodwill..........................        --           --         27,540
    State tax benefit, net............................        --           --       (103,500)
    Loss for which no tax benefit was recognized......    17,299      138,074         58,014
                                                        --------    ---------    -----------
                                                        $     --    $      --    $(1,594,963)
                                                        ========    =========    ===========

         1339

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                                   1993           1994
                                                                 ---------     ----------
    Deferred tax assets:
      Accounts receivable, principally due to allowance for
         doubtful accounts.....................................  $   8,528     $   45,473
      Basis differences between assigned values and tax bases
         of stock of subsidiaries..............................         --        791,453
      Investment in joint venture..............................         --        609,668
      Accretion on Convertible Notes...........................         --        115,486
      Leased license investment, principally due to start-up
         costs not yet deductible for tax purposes.............    120,538        120,538
      Net operating loss carryforwards.........................    136,359      1,082,567
                                                                 ---------     ----------
              Total gross deferred tax assets..................    265,425      2,765,185
      Less valuation allowance.................................   (183,295)      (791,553)
                                                                 ---------     ----------
              Net deferred tax assets..........................     82,130      1,973,632
                                                                 ---------     ----------
    Deferred tax liabilities:
      Systems and equipment, principally due to differences in
         depreciation..........................................    (82,130)       (81,575)
      Leased license investment................................         --     (2,938,016)
                                                                 ---------     ----------
              Total gross deferred tax liabilities.............    (82,130)    (3,019,591)
                                                                 ---------     ----------
              Net deferred tax liability.......................  $      --     $1,045,959
                                                                 =========     ==========

     The net changes in the total valuation allowance for the years ended December 31, 1994 and 1993 were increases of $183,295 and $791,553, respectively. The Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

     As of December 31, 1994, the Company has approximately $2,926,000 of federal income tax loss carryforwards which expire in years 2005 through 2009.

(7) LEASES

     The Company leases from third parties channel rights licensed by the FCC. Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of the Company's channel leases range from 5 to 10 years, although certain of the Company's channel leases have initial terms expiring in the next several years. Most of the Company's leases provide for either a right of first refusal or automatic renewal of their terms upon FCC renewal of the underlying license, grant the Company a right of first refusal to purchase the channels after the expiration of the lease and/or require the parties to negotiate renewal in good faith. Although the Company does not believe that the termination of or failure to renew a single channel lease would adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various subscriber levels.

         1340

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Payments under the channel rights lease agreements begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expense was $1,000, $25,260 and $94,865 for the years ended December 31, 1992, 1993 and 1994, respectively.

     In connection with the purchase of certain assets on December 1, 1994 for RuralVision Joint Venture as discussed in note 8, the Company is obligated under channel rights lease agreements which require royalty payments upon grant of the channel rights. Channel rights lease expense was $72,132 for year ended December 31, 1994.

     The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was $24,375, $41,761 and $205,210 for the years ended December 31, 1992, 1993 and 1994, respectively.

     Future minimum lease payments due under channel rights leases for operational systems and other noncancellable operating leases in effect at December 31, 1994 are as follows:

                                                     CHANNEL      OTHER
YEAR ENDING                                          RIGHTS     OPERATING
DECEMBER 31,                                         LEASES       LEASES
------------                                        ---------     -------
   1995...........................................  $1,481,275    $25,941
   1996...........................................   1,599,500     26,139
   1997...........................................   1,650,000     25,573
   1998...........................................   1,649,450     16,461
   1999...........................................   1,629,100      1,212

(8) RURALVISION ACQUISITION

     On August 19, 1994, RuralVision Joint Venture ("RuralVision Joint Venture"), a newly-formed general partnership in which each of the Company and Cross Country Wireless Inc. ("Cross Country") have a 50% interest, purchased certain assets (the "Rural Vision Assets"), including five operating wireless cable systems and channel rights in approximately 100 markets, from RuralVision Central, Inc. and RuralVision South, Inc. (collectively, "RuralVision"). The aggregate purchase price of approximately $50.0 million for the RuralVision Assets was comprised of a $46.0 million note bearing interest at the rate of 8% per annum (the "RuralVision Note") and approximately $4.0 million of acquisition-related costs paid primarily by the Company and Cross Country. The Company and Cross Country have guaranteed the payment of the RuralVision Note. As of December 31, 1994, the remaining balance outstanding under the RuralVision Note was $8.0 million. The Company's investment in RuralVision Joint Venture has been accounted for under the equity method of accounting.

     On January 27, 1995, the Company, Cross Country and RuralVision entered into the Venture Distribution Agreement, as a result of which the Company (i) paid an additional $4.32 million (including accrued interest of $320,000) in satisfaction of 50% of the remaining balance of the RuralVision Note, (ii) paid $513,000 (including accrued interest of $13,000) in satisfaction of 50% of the remaining balance of certain liabilities which RuralVision Joint Venture had assumed, and (iii) received a distribution (the "RuralVision Distribution") from RuralVision Joint Venture of an operating wireless cable system and wireless cable channel rights in 36 other markets with a carrying amount of approximately $16.0 million. As part of this transaction, the Company granted to Cross Country the right to "put" or sell certain remaining RuralVision Joint Venture assets to the Company for $3.25 million (reduced dollar for dollar by the proceeds of any prior partial sales of such assets) on May 17, 1995. Although the Company remains a 50% partner in RuralVision Joint Venture, the Company, pursuant to the Venture Distribution Agreement, has no economic interest in any remaining RuralVision Joint Venture assets or liabilities other than certain immaterial amounts

         1341

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of office furniture and equipment. As a result, subsequent to January 27, 1995, the carrying amount of the Company's investment in RuralVision Joint Venture is zero.

     Summarized condensed financial information of RuralVision Joint Venture follows:

                              BALANCE SHEET AS OF
                               DECEMBER 31, 1994

                                     ASSETS

    Current assets, including assets to be sold of $20,000,000............    $20,969,043
    Systems and equipment.................................................      6,118,015
    Leased license investment.............................................      4,626,244
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========
    LIABILITIES AND VENTURERS' EQUITY
    Current liabilities, including notes payable of $9,000,000............    $10,537,272
    Venturers' equity.....................................................     21,176,030
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========

                        STATEMENT OF OPERATIONS FOR THE
                   PERIOD FROM AUGUST 19, 1994 (INCEPTION) TO
                               DECEMBER 31, 1994

    Subscription revenues.................................................    $ 1,269,184
    Operating expenses....................................................      2,043,154
                                                                              -----------
              Net loss....................................................    $  (773,970)
                                                                              ===========

     On December 1, 1994 the Company acquired an operating wireless cable system and wireless cable channel rights in 37 other markets from RuralVision Joint Venture for an aggregate purchase price of $14.0 million in cash. The Company has allocated the purchase price on a preliminary basis to the assets acquired and liabilities assumed based on the estimated fair values of such assets and liabilities.

     In connection with the Company's allocation of the purchase price of the acquisition on December 1, 1994, the Company has identified wireless cable channel rights in certain markets which management expects to sell and has classified $12.5 million of such assets as assets held for sale as of December 31, 1994. Based on management's analysis of additional assets to be sold that were included in the assets distributed to the Company as part of the January 27, 1995 Venture Distribution Agreement, the assets held for sale increased to $21.5 million. The assets held for sale as of December 31, 1994 represent wireless cable channel rights in 26 markets.

     Management's determination of the carrying amount of the assets held for sale is based on a number of factors including the markets' stage of development; the value of any channel rights lease agreements held by a market; the potential number of households in the relevant market; the number of channels available in the relevant market; the number of channel rights granted or pending in the relevant market; the capital necessary to commence operations in the relevant market; competitive factors; and the estimated rental payments under channel rights lease agreements and certain other costs that will be capitalized during the estimated holding period. The Company expects to sell certain markets within one year from the date of acquisition from RuralVision Joint Venture. Rental expense under channel rights lease agreements and other costs associated with the assets held for sale amounting to approximately $30,000 have been capitalized and included in assets held for sale. Since the assets held for sale are nonoperating markets, no other operating profit or loss has been

         1342

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

excluded from the Company's 1994 consolidated statement of operations. Additionally, any difference between the carrying amounts and the sale prices on the ultimate disposition of the assets held for sale will be treated as an adjustment of the original purchase price allocation.

     Although the Company expects to sell the assets held for sale for $12.5 million ($21.5 million subsequent to the Venture Distribution Agreement) within one year from the date of their acquisition from RuralVision Joint Venture, there can be no assurance that any sales will be consummated. The Company has entered into definitive agreements and letters of intent to sell certain of the assets held for sale for $4.19 million comprised of $3.515 million of cash and a $675,000 note receivable. In the event the Company is unable to dispose of the assets held for sale within such time frame, the Company would fund approximately $500,000 to $750,000 of rental payments and other costs related to the assets held for sale through August 1995 from the Company's existing available cash, proceeds from the sale of assets held for sale, or other sources of financing, if secured. In addition, if the Company is unable to dispose of certain of the assets held for sale the Company may be required, due to the expiration of construction permits, to construct operating systems for certain assets held for sale. The amount of such funding would approximate $3,000,000 for the period from the estimated date of disposition through December 31, 1995. Should construction of operating systems of certain assets held for sale be required, the Company believes that the value of the constructed systems would be significantly enhanced. However, based on the estimated dates of disposition, the Company currently does not anticipate that such construction will be required during 1995. The amount and timing of the Company's obligations to fund rental payments and other costs attributable to the assets held for sale will depend upon a number of factors, many of which are not within the control of the Company, including the timing of the disposition of the assets held for sale, programming costs and equipment costs.

     Unaudited consolidated condensed pro forma results of operations for 1993 and 1994, as if the December 1, 1994 acquisition of assets from RuralVision Joint Venture discussed above had occurred at the beginning of the respective periods, follow:

                                                                    1993           1994
                                                                 ----------     -----------
    Subscription revenues......................................  $1,709,433     $ 3,087,379
                                                                 ==========     ===========
    Net loss...................................................  $ (565,005)    $(3,870,410)
                                                                 ==========     ===========
    Loss per common share......................................  $     (.07)    $      (.35)
                                                                 ==========     ===========

(9) RELATED PARTY TRANSACTIONS

     The Company has had certain advances to and from stockholders and affiliates. As of October 31, 1993, these advances were converted to equity by the Company and the stockholders and affiliates. The net amount of such conversion of $68,743 has been recorded as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. Generally, these amounts arose as a result of advances to and from stockholders and affiliates for borrowings, or for services rendered in connection with the development of wireless cable television systems or acquisition of wireless cable channel rights. Such amounts were noninterest bearing.

     The Company paid $134,165 in 1992, $414,982 in 1993 and $74,559 in 1994 to
various affiliates for services performed in connection with the development of wireless cable television systems, acquisition of wireless cable channel rights and certain administrative services.

     During 1993, an entity owned by a director of the Company was paid $40,660 for consulting services provided in connection with the acquisition of certain wireless cable channel rights. Such amount has been included as part of the leased license investment in the accompanying consolidated balance sheets. Additionally, such entity purchased approximately 10% and 5% minority interests, respectively, in two of the Company's subsidiaries for $45,000.

         1343

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Subsequent to its formation in 1990, WCI utilized the services of several third-party consultants in conducting its business activities. Consulting services provided by these persons related principally to WCI's acquisition of wireless cable channel rights. In September and October 1993, certain of the persons that provided such consulting services to WCI joined the Company as executive officers.

     During 1993, the Company received inventory and other assets totaling $114,969 in exchange for forgiveness of advances of $172,132 to a formerly affiliated installation company. The Company has reflected the settlement of $57,163 in other expense in the accompanying 1993 consolidated statement of operations.

     The Company leases office space from an entity owned by certain stockholders of the Company for which the expense amounted to approximately $18,000 in 1992 and 1993 and $22,224 in 1994.

     On December 15, 1994, the Company entered into an agreement with a stockholder and its affiliate pursuant to which the Company loaned $2.0 million to the stockholder secured by 300,000 shares of the Company's common stock owned by the stockholder and all of the affiliate's assets in and to the Tulsa, Oklahoma wireless cable market. The loan bears interest at 12% per annum with all accrued interest and the outstanding principal balance due on June 15, 1995. In addition, on December 15, 1994, the affiliate granted to the Company an option for the Company to acquire the Tulsa, Oklahoma wireless cable market. The option is exercisable at any time after January 20, 1995 and continuing through June 15, 1995. The purchase price to be paid upon any exercise of the option is up to a maximum of $5.2 million, subject to adjustment based on the number of granted channels. In addition, the affiliate has the right to obtain a release of this option at any time prior to June 15, 1995, by payment of a $300,000 release price and payment in full of the loan.

(10) COMMITMENTS AND CONTINGENCIES

     The Company has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1994 through 1998. The agreements generally require monthly payments based upon the number of subscribers to the Company's systems, subject to certain minimums.

     In connection with a $1,000,000 loan from a bank to a stockholder of the Company, the Company has agreed to purchase such loan upon demand from the bank for the aggregate amount of principal and interest thereon plus any other amounts owed to the bank by the stockholder. The loan is secured by all of the wireless cable assets of the stockholder relating to the Lubbock, Texas market, including wireless cable channel rights, equipment and accounts receivable.

     The Company is a party to a legal proceeding incidental to its business which, in the opinion of management, is not expected to have a material adverse effect on the Company's consolidated financial position or operating results.

(11) SUBSEQUENT EVENT

     Pursuant to a loan agreement dated March 27, 1995 (the "Loan Agreement"), two stockholders of the Company have agreed to loan the Company up to an aggregate of $4.0 million ($2.0 million each) and a holder of the Convertible Notes has agreed to loan to the Company, or to guarantee a bank loan to the Company in the amount of, $2.0 million. Borrowings under the Loan Agreement may be used solely for working capital. Borrowings under the Loan Agreement will bear interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the Loan Agreement will be due and payable in full on June 30, 1995, subject to prepayment upon the receipt by the Company of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the Loan Agreement may not be reborrowed. Borrowings under the Loan Agreement will be secured by the capital stock and assets of two of the Company's operating subsidiaries. As of March 27, 1995, the Company had borrowed $2.0 million under the Loan Agreement, funded $1.0 million each by the two stockholders.

         1344

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(12) OTHER SUBSEQUENT INFORMATION (UNAUDITED)

     (a) Accounting Change

     In the third quarter of 1995, the Company changed, effective January 1, 1995, its method of accounting for the direct costs and installation fees related to subscriber installations to achieve a better matching of its revenues and expenses and to conform its accounting practices with those of other companies in the wireless cable industry. Pursuant to the change, the Company's policy is to capitalize the excess of direct costs of subscriber installations over installation fees. These direct costs include reception materials and equipment on subscriber premises, installation labor and overhead charges, and direct commissions. Such capitalized costs are amortized on a subscriber-by-subscriber basis over the estimated average subscription term (presently six years). Any unamortized balance of the non-recoverable portion of the cost of a subscriber installation is fully depreciated upon subscriber disconnect and the related cost and accumulated depreciation are removed from the balance sheet. The Company periodically evaluates the estimated amortization period and the recoverability of these costs to determine whether circumstances warrant adjustments to the carrying amounts or revised estimates of the useful life. An impairment loss would be recognized if the expected future operating cash flows from subscribers in an individual market are less than the carrying amount of subscriber installation costs in such market.

     Prior to the accounting change, the Company's policy was to expense all direct commissions associated with subscriber installations and to recognize as revenue all installation fees to the extent of selling costs (including direct commissions) incurred to obtain subscribers. Historically, such selling costs have exceeded installation fees. In addition, upon subscriber disconnect, the Company continued to depreciate the full capitalized installation cost subsequent to the disconnection. The Company has not presented the cumulative effect of the change in accounting because the effect of this change on periods prior to January 1, 1995 was not material. In addition, the results of operations for any prior annual period would not differ materially from results under the new method of accounting. The effect of this change on the nine-month period ended September 30, 1995 was to decrease net loss by approximately $210,000 ($.02 per common share).

     (b) Units Offering

     On April 26, 1995, the Company consummated a private placement of 100,000 units (the "Units") consisting of $100.0 million aggregate principal amount of 13% Senior Notes due 2003 ("Senior Notes") and 600,000 warrants to purchase an equal number of shares of common stock at an exercise price of $19.525 per share to the initial purchasers. The Company placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. In connection with the issuance of the Senior Notes, the Company agreed, among other things, to file within 30 days of the issue date a registration statement with the Securities and Exchange Commission (the "Commission") with respect to an offer to exchange new notes registered under the Securities Act of 1933 for the Senior Notes, which new notes will be identical in all respects to the Senior Notes, except that the new notes will not contain terms with respect to transfer restrictions and to cause such registration statement to become effective within 120 days of the issue date. As of September 30, 1995, the Company had not caused such registration statement to become effective within the 120-day period. As a result, subsequent to August 24, 1995, the Company has been required to pay additional interest on the outstanding Senior Notes. The amount of additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2.00% per annum.

     Between September 12, 1995 and September 29, 1995, the Company engaged in the solicitation of consents from the holders of the Senior Notes to amend certain provisions of the indenture to permit the Company to consummate the Wireless One Transaction and the Transactions (as hereinafter defined) and additionally amend certain definitions and covenants. The proposed amendments to the indenture received

         1345

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approval of approximately 95.5% in aggregate principle amount of the Senior Notes and became effective as of October 2, 1995 upon the execution of a supplemental indenture. The Company paid an aggregate of $955,000 to consenting holders in October 1995.

     The amounts placed in the escrow account have been invested in U.S. Treasury Notes. As of September 30, 1995, $100.0 million aggregate principal amount of the Senior Notes remain outstanding.

     (c) Acquisitions of Minority Interests in Subsidiaries

     On March 15, 1995, the Company consummated the Minority Interest Exchange offer and issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries (18 of which are now wholly-owned). The Company has used the purchase method to account for the acquisitions of these minority interests. For financial statement purposes, the total purchase price was approximately $5.1 million, including out-of-pocket expenses of approximately $500,000. A deferred tax liability of approximately $1.4 million has been recorded for differences between the assigned values and the tax bases of assets and liabilities recognized in the acquisitions of the minority interests. A corresponding amount has been recorded as excess purchase price over the fair value of net identifiable assets acquired and will be amortized over a 20-year period.

     Pro forma disclosures that include the effects of the acquisitions of the minority interests are not materially different from historical information and are not presented.

     (d) Rural Vision Joint Venture

     On May 17, 1995, Cross Country exercised its right to sell certain remaining RuralVision Joint Venture assets to the Company and, as a consequence, the Company acquired such markets. In addition, on May 17, 1995, the Company assigned its remaining interest in RuralVision Joint Venture to an unrelated third party in exchange for nominal consideration and, as a result, ceased to be a joint venturer thereof on such date.

     In connection with the RuralVision Distribution and the Company's acquisition of other wireless cable channel rights from RuralVision Joint Venture in December 1994, the Company identified wireless cable channel rights in certain markets which will be either sold, exchanged or conveyed. The remaining balance at September 30, 1995 of $9.2 million of assets held for sale represents assets that were sold or conveyed for cash subsequent to September 30, 1995.

     (e) Other Acquisitions and Divestitures

     In May 1995, the Company purchased an operating wireless cable system in the Lubbock, Texas market and wireless cable channel rights in the Tulsa, Oklahoma market for approximately $5.4 million (plus approximately $0.2 million of acquisition-related costs) and $3.8 million (plus approximately $0.1 million of acquisition-related costs) in cash, respectively (the "Lubbock and Tulsa Acquisitions").

     In May 1995, the Company sold certain wireless cable channel rights in five markets to an unaffiliated entity for $2.7 million in cash. These assets comprised a portion of the assets held for sale.

     On July 18, 1995, the Company privately placed 1,029,707 shares of its common stock to RuralVision Joint Venture in exchange for $20,000,000 in cash. Immediately subsequent to the issuance of the shares to RuralVision Joint Venture, the Company acquired substantially all of the remaining assets of RuralVision Joint Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in additional markets located in five states for $20,000,000 in cash (the "Cross Country Acquisition").

     Summarized below is the unaudited pro forma information for the nine months ended September 30, 1994 and 1995 as if the Cross Country Acquisition and the Lubbock and Tulsa Acquisitions had been consummated as of the beginning of 1994 and 1995. The pro forma information does not purport to represent

         1346

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

what the Company's results of operations actually would have been had such transactions or events occurred on the dates specified, or to project the Company's results of operations for any future period.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                           ----------------------------
                                                              1994             1995
                                                           -----------     ------------
        Revenues........................................   $ 3,075,000     $ 10,872,000
                                                           ===========     ============
        Net loss........................................   $(1,655,000)    $(11,794,000)
                                                           ===========     ============
        Net loss per common share.......................   $      (.54)    $       (.93)
                                                           ===========     ============

     (f) Wireless One

     In October 1995, the Company contributed certain assets and related liabilities with respect to two operating wireless cable systems and certain other wireless cable markets in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One, Inc. ("Wireless One") for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10.0 million of notes. A portion of these assets comprise the assets held for sale presented in the accompanying balance sheet. Wireless One is a newly-formed corporation into which Wireless One Operating Company, a privately-held wireless cable company, was merged. On October 18, 1995, Wireless One completed an initial public offering of 3,000,000 shares of its common stock and, concurrently therewith, consummated the sale of $150,000,000 in gross proceeds of 13% Senior Notes due 2003. As a result and pursuant to the merger agreement, Wireless One repaid the $10.0 million of notes from the proceeds of the offerings.

     In October 1995, the Company executed an agreement to sell wireless cable channel rights in Flippin, Tennessee for $1.5 million in cash. The transaction is subject to customary closing conditions, including each party's Board of Directors and lender approvals, due diligence review and other conditions.

     (g) Pending Acquisitions

     In September 1995, the Company executed an agreement to acquire Cablemaxx, Inc. ("Cablemaxx") for approximately $80.8 million in common stock of the Company. The agreement provides for the conversion of the common stock of Cablemaxx at a rate of $8.50 per share, subject to adjustment, into common stock of the Company, with the exchange rate determined by the average price of the Company's common stock preceding the closing date of the transaction.

     In September 1995, the Company entered into agreements to acquire American Wireless Cable Systems, Inc. ("AWS") and the assets of Wireless Cable TV Associates #38 (the "Minneapolis Partnership") and Fort Worth Wireless Cable TV Associates (the "Fort Worth Partnership") for an aggregate of approximately $65.3 million of common stock of the Company.

     In October 1995, the Company entered into a definitive agreement with Technivision, Inc. ("Technivision") whereby the Company will acquire substantially all of the assets of Technivision for approximately $36.75 million of the Company's common stock, less an amount of assumed obligations which shall not exceed $5.0 million.

     These transactions (collectively, the "Transactions") are subject to certain conditions, including, without limitation, approval by the shareholders of each company.

     The Company is also currently pursuing opportunities to dispose of certain wireless cable channel rights, presently held by or sought to be acquired by the Company pursuant to the Transactions, and expects to sell, contribute or exchange such assets in one or more transactions.

         1347

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
CableMaxx, Inc.
Supreme Cable, Inc.

     We have audited the accompanying consolidated balance sheets of CableMaxx, Inc. as of June 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the period December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995. We have also audited the consolidated statements of operations and cash flows of Supreme Cable Co., Inc. and Subsidiaries (the "Predecessor") for the period from July 1, 1992 to December 17, 1992. These financial statements are the responsibility of CableMaxx, Inc.'s and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CableMaxx, Inc. as of June 30, 1994 and 1995, and the results of its operations and its cash flows for the period from December 18, 1992 to June 30, 1993 and the years ended June 30, 1994 and 1995, and the consolidated results of operations and cash flows of the Predecessor for the period from July 1, 1992 to December 17, 1992, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11, the Company has entered into a merger agreement which is pending approval. However, the Company's inability to generate through operations or borrow under its revolving credit facility sufficient cash flows to fund operations, the Company's expectation that it will not meet certain financial covenant requirements under its revolving credit facility and the Company's inability to meet the debt service requirements as currently exist under its revolving credit facility raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustment relating to the recoverability of asset carrying amounts or the amount of liabilities that might result should the Company be unable to continue as a going concern.

                                            COOPERS & LYBRAND L.L.P.

Austin, Texas
August 25, 1995

         1348

                                CABLEMAXX, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              JUNE 30,
                                                      -------------------------    SEPTEMBER 30,
                                                         1994          1995            1995
                                                      ----------    -----------    -------------
                                                                                    (UNAUDITED)
Cash and cash equivalents...........................  $  875,963    $ 2,206,303    $     786,392
Investments.........................................  13,682,358             --               --
Subscriber receivables, net of allowance for
  doubtful accounts of approximately $211,000,
  $64,000, and $86,000 (unaudited) as of June 30,
  1994 and 1995 and September 30, 1995,
  respectively......................................     398,602        341,974          457,733
Prepaids and other..................................     653,054        318,300          480,704
Systems and equipment, net..........................  24,681,896     27,424,267       26,447,933
Intangible assets, net..............................  12,910,798     21,663,254       21,271,892
                                                      -----------   ------------   -------------
          Total assets..............................  $53,202,671   $51,954,098    $  49,444,654
                                                      ===========   ============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities............  $5,131,799    $ 2,687,361    $   2,851,680
Due to affiliates...................................     260,198        235,476          366,004
Subscriber deposits.................................     262,089        207,241          198,751
Deferred revenue....................................     262,650        307,954          308,179
Notes payable.......................................   3,200,000     10,807,500       10,807,500
                                                      -----------   ------------   -------------
          Total liabilities.........................   9,116,736     14,245,532       14,532,114
                                                      -----------   ------------   -------------
Commitments
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized, none issued and outstanding........          --             --               --
  Common stock, $.01 par value; 20,000,000 shares
     authorized, 8,600,000, 9,507,311, and 9,507,311
     (unaudited) shares issued and outstanding as of
     June 30, 1994 and 1995 and September 30, 1995,
     respectively...................................      86,000         95,073           95,073
  Additional paid-in capital........................  53,274,159     57,670,727       57,670,727
  Accumulated deficit...............................  (9,274,224)   (20,057,234)     (22,853,260)
                                                      -----------   ------------   -------------
          Total stockholders' equity................  44,085,935     37,708,566       34,912,540
                                                      -----------   ------------   -------------
          Total liabilities and stockholders'
            equity..................................  $53,202,671   $51,954,098    $  49,444,654
                                                      ===========   ============   =============

          See accompanying notes to consolidated financial statements.

         1349

                                CABLEMAXX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  PREDECESSOR
                                  CONSOLIDATED
                                  ------------
                                  PERIOD FROM     PERIOD FROM
                                  JULY 1, 1992    DECEMBER 18,                                   THREE MONTHS ENDED
                                  TO DECEMBER     1992 TO JUNE   YEAR ENDED     YEAR ENDED          SEPTEMBER 30,
                                      17,             30,         JUNE 30,       JUNE 30,     -------------------------
                                      1992            1993          1994           1995          1994          1995
                                  ------------    ------------   -----------   ------------   -----------   -----------
                                                                                                     (UNAUDITED)
Revenues........................  $  1,834,789    $  2,276,602   $ 7,709,411   $ 13,463,076   $ 3,143,660   $ 3,633,462
                                  ------------    ------------   -----------   ------------   -----------   -----------
Operating expenses:
  Systems operations............       855,503       1,091,694     3,758,927      6,301,007     1,441,821     1,540,162
  Selling, general and
     administrative.............     1,028,220       1,335,557     7,125,701      9,051,185     2,188,320     2,080,532
  Depreciation and
     amortization...............     1,149,138       1,338,356     4,239,005      8,274,058     1,732,175     2,514,350
                                  ------------    ------------   -----------   ------------   -----------   -----------
          Total operating
            expenses............     3,032,861       3,765,607    15,123,633     23,626,250     5,362,316     6,135,044
                                  ------------    ------------   -----------   ------------   -----------   -----------
Operating loss..................    (1,198,072)     (1,489,005)   (7,414,222)   (10,163,174)   (2,218,656)   (2,501,582)
Interest expense................      (343,214)       (288,320)     (505,928)      (875,109)     (100,502)     (311,169)
Other income....................       505,488           2,073       421,178        255,273        81,569        16,725
                                  ------------    ------------   -----------   ------------   -----------   -----------
          Net loss..............  $ (1,035,798)   $ (1,775,252)  $(7,498,972)  $(10,783,010)  $(2,237,589)  $(2,796,026)
                                  ============    ============   ===========   ============   ===========   ===========
Net loss per share..............                  $      (0.35)  $     (1.05)  $      (1.21)  $     (0.26)  $     (0.29)
                                                  ============   ===========   ============   ===========   ===========
Weighted average number of
  shares outstanding............                     5,100,000     7,141,667      8,902,437     8,600,000     9,507,311
                                                  ============   ===========   ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

         1350

                                CABLEMAXX, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                PREFERRED STOCK      COMMON STOCK      ADDITIONAL
                                ---------------   ------------------    PAID-IN
                                SHARES   AMOUNT    SHARES    AMOUNT     CAPITAL       DEFICIT        TOTAL
                                ------   ------    ---------  -------   -----------    -----------    ----------
Balance, December 18, 1992....      --       --           --       --            --             --            --
Issuance of common stock......      --       --    5,100,000  $51,000   $15,199,000             --   $15,250,000
Net loss for period...........      --       --           --       --            --   $ (1,775,252)   (1,775,252)
                                ------   ------    ---------  -------   -----------    -----------    ----------
Balance, June 30, 1993........      --       --    5,100,000   51,000    15,199,000     (1,775,252)   13,474,748
                                ------   ------    ---------  -------   -----------    -----------    ----------
Issuance of common stock......      --       --    3,500,000   35,000    38,075,159             --    38,110,159
Net loss for the year.........      --       --           --       --            --     (7,498,972)   (7,498,972)
                                ------   ------    ---------  -------   -----------    -----------    ----------
Balance, June 30, 1994........      --       --    8,600,000   86,000    53,274,159     (9,274,224)   44,085,935
                                ------   ------    ---------  -------   -----------    -----------    ----------
Issuance of common stock......      --       --      907,311    9,073     4,396,568             --     4,405,641
Net loss for the year.........      --       --           --       --            --    (10,783,010)  (10,783,010)
                                ------   ------    ---------  -------   -----------    -----------    ----------
Balance, June 30, 1995........      --       --    9,507,311   95,073    57,670,727    (20,057,234)   37,708,566
                                ------   ------    ---------  -------   -----------    -----------    ----------
Net loss, for the three months
  ended September 30, 1995
  (unaudited).................      --       --           --       --            --     (2,796,026)   (2,796,026)
Balance September 30, 1995
  (unaudited).................      --       --    9,507,311  $95,073   $57,670,727   $(22,853,260)  $34,912,540
                                ======   ======    =========  =======   ===========   ============   ===========

          See accompanying notes to consolidated financial statements.

         1351

                                CABLEMAXX, INC.

                            STATEMENTS OF CASH FLOWS

                                      PREDECESSOR
                                      CONSOLIDATED
                                      ------------
                                      PERIOD FROM     PERIOD FROM
                                        JULY 1,       DECEMBER 18,                                        THREE MONTHS ENDED
                                        1992 TO         1992 TO        YEAR ENDED      YEAR ENDED            SEPTEMBER 30,
                                      DECEMBER 17,      JUNE 30,        JUNE 30,        JUNE 30,     ---------------------------
                                          1992            1993            1994            1995            1994           1995
                                      -----------    ------------    ------------    ------------    ------------    -----------
                                                                                                              (UNAUDITED)
Cash flows from operating
  activities:
  Net loss..........................  $(1,035,798)   $ (1,775,252)   $ (7,498,972)   $(10,783,010)   $ (2,237,589)   $(2,796,026)
  Adjustments to reconcile net loss
    to net cash provided by (used
    in) operating activities:
    Depreciation and amortization...    1,149,138       1,338,356       4,239,005       8,274,058       1,732,175      2,514,350
    Interest capitalized into notes
      payable.......................           --              --         150,000         157,500              --             --
    (Gain)/loss on sale of
      short-term investments........           --              --        (100,164)         16,696          16,696             --
    Accretion of discount on
      short-term
      investments...................           --              --        (238,561)        (76,567)        (76,567)            --
    Changes in assets and
      liabilities:
      Subscriber receivables........      200,353         (28,055)       (259,539)         56,628        (129,824)      (115,759)
      Prepaids and other............     (200,973)        (44,675)       (571,390)        334,754         (63,829)      (162,404)
      Accounts payable and accrued
        liabilities.................      652,411       1,154,420         735,938      (2,828,438)     (3,004,028)      (152,681)
      Due to affiliates.............           --         203,629          56,569         (24,722)       (223,495)       130,528
      Subscriber deposits...........      (28,455)        (16,158)        (78,080)        (54,848)         (9,822)        (8,490)
      Deferred revenue..............           --              --         170,166          45,304          28,977            225
                                      -----------    ------------    ------------    ------------    ------------    -----------
        Net cash provided by (used
          in) operating
          activities................      736,676         832,265      (3,395,028)     (4,882,645)     (3,967,306)      (590,257)
                                      -----------    ------------    ------------    ------------    ------------    -----------
Cash flows from investing
  activities:
  Acquisition of wireless cable
    systems.........................           --     (12,372,712)             --              --
  Purchases of systems and
    equipment.......................     (654,581)     (3,175,684)    (14,445,866)     (9,414,480)     (2,620,827)      (804,667)
  Purchases of rights/options.......      (27,073)             --      (3,248,830)     (5,456,264)        (19,497)       (24,987)
  Purchase of trademark/tradename...           --         (10,000)             --              --              --             --
  Purchase of investments...........           --              --     (69,470,839)             --              --             --
  Proceeds from sale of
    investments.....................           --              --      56,127,206      13,742,229      13,742,229             --
                                      -----------    ------------    ------------    ------------    ------------    -----------
        Net cash used in investing
          activities................     (681,654)    (15,558,396)    (31,038,329)     (1,128,515)     11,101,905       (829,654)
                                      -----------    ------------    ------------    ------------    ------------    -----------
Cash flows from financing
  activities:
  Proceeds from issuance of common
    stock...........................           --      12,500,000      38,110,159              --              --             --
  Proceeds from borrowings..........       64,797       2,854,161       3,689,692       7,450,000              --             --
  Repayments of borrowings..........     (577,778)       (153,322)     (6,490,531)             --              --             --
  Loan acquisition costs............           --        (474,708)             --        (108,500)             --             --
                                      -----------    ------------    ------------    ------------    ------------    -----------
        Net cash provided by (used
          in) financing
          activities................     (512,981)     14,726,131      35,309,320       7,341,500              --             --
                                      -----------    ------------    ------------    ------------    ------------    -----------
Net increase (decrease) in cash.....     (457,959)             --         875,963       1,330,340       7,134,599     (1,419,911)
Cash and cash equivalents, beginning
  of period.........................      502,406              --              --         875,963         875,963      2,206,303
                                      -----------    ------------    ------------    ------------    ------------    -----------
Cash and cash equivalents, end of
  period............................  $    44,447    $         --    $    875,963    $  2,206,303    $  8,010,562    $   786,392
                                      ===========    ============    ============    ============    ============    ===========

          See accompanying notes to consolidated financial statements.

         1352

                                CABLEMAXX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following notes, insofar as they are applicable to the three month periods ended September 30, 1994 and 1995, are not audited. In management's opinion, all adjustments consisting of only normal recurring accruals considered necessary for the fair presentation of such financial statements are included. Interim results are not necessarily indicative of results for a full year.

(1) DESCRIPTION OF BUSINESS

     CableMaxx, Inc. develops, owns and operates wireless cable television systems and currently provides wireless cable television service to subscribers in Austin, San Antonio, Temple/Killeen and Waco, Texas.

     On December 18, 1992, Charter Cable Corporation and Charter Cable (San Antonio), Inc. acquired the Austin and San Antonio wireless cable systems from certain sellers (collectively, the "Predecessor"). These corporations were wholly-owned by Charter Wireless Cable Holdings, L.L.C. ("Charter Holdings"). Charter Holdings is owned by an affiliate of Charterhouse Group International, Inc. ("Charterhouse"), Galaxy Cablevision, L.P. ("Galaxy") and Galaxy Management, Inc. CableMaxx, Inc. was capitalized with $12,500,000 cash, $2,000,000 previously deposited with the Predecessor by Galaxy, and an ownership interest in Charter Holdings valued at $750,000 which was conveyed to the Predecessor in connection with the acquisition.

     In September 1993, Charter Cable (San Antonio), Inc. was merged with and into Charter Cable Corporation, which changed its name to CableMaxx, Inc. and which simultaneously increased its authorized and outstanding shares of $.01 par value Common Stock to 20,000,000 and 5,100,000 shares, respectively. This merger and change in capital structure have been reflected in the financial statements as of June 30, 1993. The Board of Directors is authorized to determine all rights and privileges associated with the preferred stock, including dividend and voting rights, redemption provisions and liquidation preferences.

     In November 1993, CableMaxx, Inc. sold in an initial public offering ("IPO"), 3,500,000 shares of its common stock, par value $.01 per share ("Common Stock"), at an initial price of $12.00 per share, resulting in net proceeds to the Company of $38,110,159 after underwriting discounts and costs in connection with the IPO.

     In connection with the IPO, in November 1993, CableMaxx, Inc. granted to one of the representatives of the Underwriters warrants to purchase an aggregate of 100,000 shares of Common Stock (the "Warrants"). The consideration for the Warrants was $10,000. The Warrants are exercisable from November 29, 1994 through November 28, 1998, at an exercise price of $14.40 per share of Common Stock, subject to adjustment pursuant to the terms of the Warrants.

     In December, 1994, in order to create a holding company structure to facilitate CableMaxx, Inc.'s access to sources of financing, CM Newco, Inc., a wholly-owned subsidiary of CableMaxx Holdings, Inc. ("Holdings"), was merged with and into CableMaxx, Inc. As a result of such merger, (i) Holdings changed its name to CableMaxx, Inc. (the "Company"), is now owned by the stockholders of the former CableMaxx, Inc., immediately prior to such merger, and (ii) CableMaxx, Inc., which changed its name to CableMaxx (Texas), Inc., is now a wholly-owned subsidiary of the Company.

     The accompanying balance sheets as of June 30, 1994 and 1995 and the statements of operations and cash flows for the period December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995 include the consolidated accounts of the Company. All significant intercompany balances and transactions between the entities have been eliminated.

         1353

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) ACQUISITIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Acquisitions

     On December 18, 1992, the Company acquired assets and assumed liabilities related to the Austin and San Antonio wireless cable operations of the Predecessor. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the total acquisition cost has been allocated to the net assets acquired based on the fair values of the assets and liabilities at the date of acquisition. The results of operations of the Austin and San Antonio wireless cable systems are included in the financial statements since the date of acquisition. The acquisition included the following assets and liabilities (amounts rounded):

                                                               ACQUIRED      PREDECESSOR COST
                                                              ASSETS AND    OF ACQUIRED ASSETS
                                                              LIABILITIES    AND LIABILITIES
                                                              ----------    ------------------
    Accounts receivable, net................................  $  111,000        $  111,000
    Systems and equipment...................................   8,095,000         7,295,000
    Intangible assets.......................................  10,397,000           224,000
    Deposits................................................      37,000            37,000
    Subscriber deposits and deferred revenue................    (517,000)         (517,000)
                                                              -----------      -----------
              Net assets acquired...........................  $18,123,000       $7,150,000
                                                              ===========      ===========

     The acquisition costs consisted of the following (amounts rounded):

    Cash paid to Predecessor and certain of their
      affiliates............................................                    $ 9,934,000
    Amount previously deposited with Predecessor by
      Galaxy................................................                      2,000,000
    Subordinated seller note................................                      3,000,000
    Ownership interest in Charter Holdings..................                        750,000
    Acquisition costs.......................................                      2,439,000
                                                                                -----------
                                                                                $18,123,000
                                                                                ===========

     The ownership interest in Charter Holdings was purchased from the Predecessor by Galaxy for $750,000 in February 1993.

     In connection with the acquisition, the Company also received options to acquire wireless cable channel leases, tower leases and head-end sites in the Sherman/Denison, Temple/Killeen, Waco, Lubbock, Athens and Amarillo, Texas markets which did not constitute existing operating wireless cable systems. For an aggregate price of approximately $1,133,000, the Company exercised these options in April 1994, and reimbursed Galaxy approximately $217,000 for costs necessary to maintain the options assets and properties during the option period. Upon exercise of the options, the Company negotiated a settlement with a third party totalling $500,000 to terminate all disputes and claims related to channel rights in certain of the aforementioned markets. All such costs are classified as "Intangible assets -- channel rights."

     In February 1995, the Company completed the acquisition of wireless cable channel rights in Salt Lake City, Utah for approximately $11 million, consisting of cash in the amount of $6.6 million and the issuance of 907,311 shares of common stock. These rights do not constitute an existing operating wireless cable system. Under the Acquisition Agreement, the Company is obligated to maintain the related licenses and perform all other obligations imposed under each channel lease.

  (b) Cash and Cash Equivalents

     All investments including repurchase agreements purchased with remaining maturities of three months or less are cash equivalents. Cash and cash equivalents balances generally do not exceed FDIC coverage.

         1354

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (c) Investments

     At June 30, 1994, the Company's short-term investments consisted primarily of U.S. Government instruments and were carried at the lower of amortized cost or market, with cost approximating market at fiscal year end. Realized gains or losses if any are determined on the specific identification method and are reflected in income.

  (d) Systems and Equipment

     Systems and equipment is carried at cost and includes the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and outside contractor costs associated with subscriber installations including successful and unsuccessful transmission reception testing are capitalized. Upon subscriber disconnect, the Predecessor expensed remaining unamortized installation labor and certain materials. The Company has elected to depreciate the full capitalized installation cost subsequent to disconnect. Capitalized installation costs are accounted for under the composite method. Cost of maintenance and repairs is charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from their respective accounts, and any resulting gain or loss is credited or charged to income.

     Systems and equipment is depreciated as follows:

                                                COMPANY                            PREDECESSOR
                                    --------------------------------    ---------------------------------
                                        METHOD             TERM             METHOD             TERM
                                    --------------    --------------    --------------    ---------------
Wireless cable systems:
  Subscriber installations:
     Material.....................  Straight-line     5.5 to 7 years    Straight-line     7 years
     Outside contract labor.......  Straight-line     3 years           Straight-line     7 years
  Head-end, tower and transmission
     equipment....................  Straight-line     7 to 10 years     Straight-line     7 to 20 years
Vehicles, furniture and
  equipment.......................  Straight-line     3 to 10 years     Straight-line     5 years
Leasehold improvements............  Straight-line     10 years                --                --

     During the fiscal years ended June 30, 1994 and 1995 the Company transferred ownership of installation materials to independent contractors. As a result, ownership of materials removed from disconnected homes remains with the independent contractors. Accordingly, the lives for this equipment are shorter than estimated in prior years. The Company has changed the useful lives for installation materials to 5.5 years, effective July 1, 1994. The effect of this change in estimate increased depreciation expense and increased net loss in the year ended June 30, 1995 by approximately $543,000. The effect of this change was not significant in the year ended June 30, 1994.

         1355

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (e) Intangible Assets

     Intangible assets are amortized as follows:

                                             COMPANY                            PREDECESSOR
                                 --------------------------------   ------------------------------------
                                        METHOD            TERM          METHOD              TERM
                                 --------------------   ---------   --------------   -------------------
Channel rights and goodwill....  Straight-line          15 years    Straight-line    Original term of
                                                                                     channel lease -- 5
                                                                                     to 10 years
Trademark/tradename............  Straight-line          15 years    Straight-line    10 years
Loan acquisition costs.........  Straight-line which    6 years           --                 --
                                 approximates
                                 interest method

     Channel rights and goodwill include the allocation of the excess of purchase price over the fair value of tangible assets and liabilities acquired. The Company reviews goodwill for impairment from time to time, measuring impairment based upon expected future undiscounted cash flows from operations.

  (f) Revenue Recognition

     Revenues from subscribers are recognized in the month that the service is provided. Installation fees are recognized as revenue upon origination of service to subscribers to the extent of any costs incurred to obtain the subscriber, which are expensed as incurred.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(3) SYSTEMS AND EQUIPMENT

     Systems and equipment consisted of the following:

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Wireless cable systems....................................  $26,606,302     $35,805,422
    Vehicles, furniture and equipment.........................    1,678,329       2,156,052
    Building and leasehold improvements.......................      704,474         820,102
    Land......................................................       50,030          50,030
                                                                -----------     -----------
                                                                 29,039,135      38,831,606
    Accumulated depreciation and amortization.................   (4,357,239)    (11,407,339)
                                                                -----------     -----------
                                                                $24,681,896     $27,424,267
                                                                ===========     ===========

         1356

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Channel rights and goodwill...............................  $13,645,276     $23,507,181
    Loan acquisition costs....................................      475,644         584,144
    Trademark/tradename.......................................       10,000          10,000
                                                                -----------     -----------
                                                                 14,130,920      24,101,325
    Accumulated amortization..................................   (1,220,122)     (2,438,071)
                                                                -----------     -----------
                                                                $12,910,798     $21,663,254
                                                                ===========     ===========

(5) NOTES PAYABLE

     Notes payable consisted of the following:

                                                                          JUNE 30,
                                                                 --------------------------
                                                                    1994           1995
                                                                 ----------     -----------
    Revolving credit and term loan.............................  $   50,000     $ 7,500,000
    Subordinated seller note...................................   3,150,000       3,307,500
                                                                 ----------     -----------
                                                                 $3,200,000     $10,807,500
                                                                 ==========     ===========

     On December 18, 1992, the Company entered into a revolving credit and term loan agreement (the "Agreement") with Fleet National Bank allowing it to borrow up to $14.5 million to fund up to $1 million of closing costs in connection with the acquisition and for working capital and capital expenditures in connection with the construction, ownership and operation of the existing wireless cable systems.

     Advances under the Agreement are subject to limits based on multiples of the Company's annualized adjusted net operating income and certain other performance factors. As a result of such limits, the Company's availability under the Agreement will vary over time. Subject to certain mandatory payment provisions as set forth in the Agreement, amounts borrowed are not required to be repaid prior to December 31, 1995 at which time the outstanding amounts borrowed convert to a term loan with quarterly repayments of principal due as follows:

                                                                                 ANNUAL
                                                                              PERCENTAGE OF
                                                                               OUTSTANDING
                                QUARTERLY DATES                               PRINCIPAL DUE
    ------------------------------------------------------------------------  -------------
    March 31, 1996 through December 31, 1996................................        21%
    March 31, 1997 through December 31, 1997................................        37%
    March 31, 1998 through December 31, 1998................................        42%

     In addition to the specified quarterly principal repayments, the Agreement provides for a mandatory repayment based upon excess cash flow, as defined, for annual periods ending December 31, 1996 and after.

     Interest on the revolving credit and term loan is due on the last day of each quarter. The Company has the option to elect either a fixed rate or floating rate based on prime or LIBOR plus applicable margin of interest from time to time throughout the term of the loan. The interest rate in effect on amounts borrowed under this Agreement was 11.58% at June 30, 1995. The Company is also required to pay a commitment fee

         1357

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

equal to one-half of one percent of the unused portion of the line of credit. Amounts borrowed are collateralized by substantially all of the Company's assets, including its interests in channel lease agreements.

     The Agreement contains restrictions on capital expenditures and payments to affiliates, as well as certain restrictive covenants that require the Company to maintain specific financial ratios, minimum subscriber levels and minimum net operating income, among other criteria, as defined by the Agreement. While the Company has obtained a waiver of fiscal 1995 covenant violations, it expects to violate certain of these restrictive financial covenants during fiscal 1996, resulting in expected events of default under the existing terms of the Agreement and leading to possible acceleration of indebtedness by the Lender. The Company is currently seeking to amend the Agreement in order to resolve these expected events of default. The Company obtained a waiver for a covenant violation for the fiscal quarter ended September 30, 1995 (unaudited).

     The current Agreement does not provide for any more advances to the Company. Current cash reserves may not be sufficient to meet future operating needs and liabilities. In connection with the proposed merger discussed in Note 11, the Company sold its channel rights in Sherman, Lubbock, Amarillo and Athens for approximately $2.4 million (unaudited). In addition, the merger agreement was amended to allow the Company to borrow, if necessary, up to $1,000,000 (unaudited). The Company expects that these funds will enable the Company to continue operations through the proposed closing date of the merger. If the merger is not completed, the Company will have to find additional funding for operations. Management will continue to negotiate and seek to amend the current revolving credit facility and also pursue other areas of financing.

     The subordinated seller note is payable to the Predecessor as part of the consideration for the Company's acquisition of the wireless cable systems. The note is due December 18, 1998. Interest accrues on the note at the rate of 10% per annum. Fifty percent of interest accrued for the preceding twelve-month period as of each anniversary date is payable on the last day of the month of the next anniversary date. The remaining accrued interest is payable at 10% per annum on the note's due date. Obligations under this note are subordinated to the Company's indebtedness under the Agreement, and are subject to acceleration upon the occurrence of certain events.

     As of June 30, 1995, the aggregate scheduled maturities of notes payable due for each of the next five years are as follows:

YEAR ENDING
 JUNE 30,                                              AMOUNT
-----------                                           ---------
  1996..............................................  $ 787,500
  1997..............................................  2,175,000
  1998..............................................  2,962,500
  1999..............................................  4,882,500

(6) INCOME TAXES

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The Company has a net operating loss carryforward for income tax purposes of approximately $19,211,000, which expires beginning in 2007. SFAS 109 requires that the tax benefit of net operating losses be reported as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not. Since the Company has had net losses since inception, a valuation allowance of approximately $6,807,000 has been recorded to offset the deferred tax asset.

         1358

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes result from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The source of these differences and tax effect of each is as follows (amounts rounded):

                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax liability:
      Excess book basis over tax basis........................  $  (559,000)             --
    Deferred tax assets:
         Net operating loss carryforward......................    3,491,000     $ 6,532,000
         Deferred revenue.....................................       89,000         105,000
         Allowance for doubtful accounts......................       72,000          22,000
         Accrued liabilities..................................       51,000          23,000
         Excess of tax over book basis........................           --         125,000
                                                                -----------     -----------
                                                                  3,703,000       6,807,000
    Valuation allowance.......................................   (3,144,000)     (6,807,000)
                                                                -----------     -----------
                                                                $        --     $        --
                                                                ===========     ===========

     The valuation allowance adjustments of $2,541,000 and $3,663,000 for 1994 and 1995, respectively, offset the income tax benefit computed by applying the U.S. Federal statutory tax rates to pretax loss.

(7) COMMITMENTS AND CONTINGENCIES

     The Company and its Predecessor lease from third parties channel rights licensed by the Federal Communication Commission ("FCC"). Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable frequencies range from five to ten years, and there is no automatic renewal of such licenses. The use of such frequencies by the third party lessors is subject to regulation by the FCC, and therefore the Company's ability to enjoy the benefit of these leases is dependent upon the third party lessors' continuing compliance with applicable regulations. The remaining terms of the Company's leases range from approximately one year to seven years. Most of the Company's leases provide for renewal of their terms upon FCC renewal of the underlying license or require the parties to negotiate renewal in good faith. Although the Company has no reason to believe that its leases will not be renewed or that the underlying FCC licenses will be canceled or not renewed, such event would prevent the Company from delivering programming over the affected frequencies, which could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various factors including subscriber levels, subscriber revenues, the cost of transmission equipment and facilities, and facility operating costs as specified in the agreements.

     Payments under the leases begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expenses were approximately $168,000, $539,000 and $875,000 for the period from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995, respectively, and $198,000 and $240,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

         1359

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments due under channel rights leases are as follows:

YEAR ENDING
 JUNE 30,                                                AMOUNT
-----------                                             --------
  1996................................................  $516,400
  1997................................................   555,500
  1998................................................   560,500
  1999................................................   479,500
  2000................................................   360,000

     The Company and its Predecessor also have operating leases for office space and equipment, land for head-ends, and transmission facilities. Rental expenses incurred in connection with these leases approximated $64,000, $173,000 and $408,000 for the period from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995, respectively, and $83,000 and $117,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     Future minimum lease payments under such leases are as follows:

YEAR ENDING
 JUNE 30,                                                AMOUNT
-----------                                             --------
  1996................................................  $434,100
  1997................................................   420,800
  1998................................................   427,600
  1999................................................   440,500
  2000................................................   361,200

     Wireless cable system equipment, excluding television-top converters which are provided by the Company, site reception testing and installation are provided through a third party contractor under three year agreement commencing in fiscal year 1994, which establish rate structures for such equipment and services by service area subject to periodic adjustment, specifying minimum charges aggregating $28,400 per month.

(8) RELATED PARTY TRANSACTIONS

     Prior to the IPO, the Company incurred management fees and expenses pursuant to the terms of a management agreement with Galaxy Management, Inc., an affiliate of Galaxy, under which it managed a significant portion of the Company's business. In addition to reimbursing expenses, the Company paid a management fee based on 3.5% of operating revenues as defined in the management agreement. Subsequent to the IPO, Galaxy Management, Inc. ceased to manage the Company's business, but continued to provide certain administrative services for the Company for which it receives reimbursement for certain of its salaries and expenses. Management fees and reimbursable expenses incurred in association with these agreements approximated $269,000 for the period from December 18, 1992 to June 30, 1993 and $523,000 and $320,000 for the years ended June 30, 1994 and 1995, respectively, and $88,000 and $47,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively. The Company's president and CEO who receives an annual salary of $200,000 under provisions of a two-year employment agreement is the principal stockholder and president of Galaxy Management, Inc.

     The Company shares certain operational and administrative expenses and facilities in Austin, Texas with Galaxy and its affiliates, and certain of its customer service representatives and executive and administrative personnel also provide such services for Galaxy. Shared expenses are allocated based upon the Company subscribers to Galaxy subscribers in Austin, Texas. Total expenses allocated to Galaxy for the period from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995 approximated $100,000,

         1360

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$12,000 and $0, respectively, and $0 and $0 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     Pursuant to the terms of a financial consulting agreement with Charterhouse, the Company was charged a consulting fee at the rate of $400,000 per annum through the IPO closing date and at the rate of $280,000 per annum thereafter. Expenses incurred in connection with this agreement approximated $214,000 for the period December 18, 1992 to June 30, 1993, and $330,000 and $280,000 for the years ended June 30, 1994 and 1995, respectively, and $70,000 and $70,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively. Payments in connection with this agreement are subordinated under the Company's revolving credit and term loan agreement. Certain directors of the Company also serve as officers of Charterhouse. In addition, certain other directors of the Company are also officers of Charter Communications.

     Commencing after the IPO through October 1994, the Company was charged a consulting fee of $10,000 per month under an agreement with Charter Communications. Expenses incurred in connection with this agreement approximated $70,000 and $40,000 for the years ended June 30, 1994 and 1995, respectively, and $30,000 and $0 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     Amounts related to the above arrangements are included in due to affiliates as of June 30, 1994 and 1995.

     In connection with negotiating and structuring the acquisition, Charterhouse and Galaxy were paid fees of $330,000 and $500,000, respectively, which have been included in the purchase price allocation.

(9) SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The Company and its Predecessor paid $119,000, $359,000 and $709,000 in interest (net of amounts capitalized into principal on notes payable) for the periods from December 18, 1992 to June 30, 1993 and for the years ended June 30, 1994 and 1995, respectively, and $20,000 and $148,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

     The Predecessor had noncash investing and financing activities related to the acquisition and initial capitalization as disclosed in Notes 1 and 2. The Company had obligations amounting to approximately $2,853,000 and $384,000 related to systems and equipment additions which are included in accounts payable at June 30, 1994 and June 30, 1995, respectively, and $1,318,000 and $317,000 for the three months ended September 30, 1994 and 1995, (unaudited) respectively. Noncash financing activities included $150,000 and $157,500 of interest capitalized into the principal balance of notes payable during the years ended June 30, 1994 and June 30, 1995, respectively, and $0 and $0 for the three months ended September 30, 1994 and 1995, (unaudited) respectively.

(10) STOCK OPTION PLAN

     In December 1993, the Company adopted the CableMaxx, Inc. 1993 Stock Option Plan (the "Plan"). The Plan, which is administered by a committee of the Company's Board of Directors, provides for the grant of incentive stock options and nonqualified stock options to key managerial employees and consultants of the Company as determined by the committee. The Plan provides that the total number of shares of Common Stock that may be subject to options shall be 250,000 shares. The exercise price of the options granted under the Plan shall be at least 100% of the fair market value of the Common Stock on the date of grant. As of June 30, 1995, options for 117,500 shares have been granted at an exercise price of $12.00 per share, with one-third being exercisable.

         1361

                                CABLEMAXX, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) SUBSEQUENT EVENTS (UNAUDITED)

     In September 1995, the Company entered into a agreement (the "Merger Agreement") to merge with a subsidiary of Heartland Wireless Communications, Inc. ("Heartland"). The Merger Agreement provides for the conversion of the common stock of the Company at value of $8.50 per share, subject to adjustment, into Heartland common stock, with the exchange ratio determined by the average price of Heartland stock preceding the transaction date. The transaction is subject to approval by the shareholders' of each company and is subject, among other things, to consent by the Heartland bondholders. Should the Merger Agreement be terminated as a result of a third party acquisition proposal that is approved by the Board of Directors of the Company or recommended to the stockholders of the Company by the Board of Directors, a $2 million fee is payable to Heartland.

     In October 1995, the Company sold certain channel rights to Heartland for approximately $2.4 million subject to adjustment to the appraised value of such channel rights should the Merger Agreement be terminated for any reason other than the Company's breach thereof or the Company's acceptance of a third party's acquisition proposal.

     In connection with the Merger Agreement on December 26, 1995, the Company entered into a Loan Agreement (the "CMAX Loan") with Heartland for up to $1,000,000 bearing interest at a published prime rate plus 2% of which (a) $500,000 was advanced on December 29, 1995 to be used for working capital purposes, and (b) $500,000 is to be used for subscriber growth funded at a rate of $500 per additional subscriber. The CMAX Loan will not increase the amount of CMAX Excess Liabilities as set forth in the Merger Agreement. Upon consummation of the Merger Agreement, it is anticipated that the CMAX Loan will remain as an inter-company obligation from the Company to Heartland. In the event that the CMAX Merger Agreement is not consummated, the CMAX Loan is payable August 29, 1996; provided, that if the Merger Agreement is terminated as a result of a competing acquisition proposal, then the CMAX Loan will be immediately due and payable.

         1362

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             PRO FORMA FINANCIAL INFORMATION FOR CONSUMMATED EVENTS

     The following Pro Forma Statements for Consummated Events present pro forma financial information of the Company with respect to various events (other than the Transactions). The Pro Forma Statements for Consummated Events are further adjusted for the effects of the Transactions as set forth on pages 81 to 85 of this Proxy Statement/Prospectus.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 gives effect to (i) the October 18, 1995 contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One (the "Wireless One Transaction"), (ii) the issuance of approximately 91,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One, (iii) the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and the subsequent repayment of such notes, and (iv) the increase in the Company's equity interest in Wireless One as part of the Wireless One Transaction as if such events had occurred on September 30, 1995. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 give effect to (i) the issuance of 2,415,000 shares of Heartland Common Stock in the Company's initial public offering in April 1994, (ii) the sale in November 1994 of the Convertible Notes, (iii) the 1994 acquisitions of wireless cable systems in Milano, Texas and Lindsay, Oklahoma, (iv) the 1995 acquisitions of wireless cable systems in Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas and Sikeston, Missouri and wireless cable channel rights in certain non-operating markets, (v) the 1994 and 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture, (vi) the issuance of 998,318 shares of Heartland Common Stock in 1994 and 1995 in exchange for minority interests in certain of the Company's subsidiaries, (vii) the issuance in July 1995 of 1,029,707 shares of Heartland Common Stock to RuralVision Joint Venture in exchange for $20,000,000 cash, (viii) the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One in connection with the Wireless One Transaction and
(ix) the Company's equity in pro forma losses of Wireless One, as if such events had occurred on January 1, 1994.

     The pro forma statements of operations financial information does not give effect to the sale of the Notes by the Company in April 1995. Assuming the Notes had been issued on January 1, 1994, interest expense, amortization of related debt issuance costs and amortization of debt discount would have increased by approximately $14 million and $4.6 million for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively.

     The Pro Forma Statements for Consummated Events and accompanying notes should be read in conjunction with the Company's consolidated financial statements (including notes thereto) appearing elsewhere in the Prospectus. The Pro Forma Statements for Consummated Events do not purport to represent what the Company's results of operations or financial position actually would have been had such events occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements for Consummated Events.

         1363

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET FOR CONSUMMATED EVENTS
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                                  WIRELESS
                                               HISTORICAL            ONE            HEARTLAND
                                                HEARTLAND        TRANSACTION        PRO FORMA
                                               ------------      -----------       ------------
Cash and cash equivalents....................  $ 37,155,064      $10,000,000(B)    $ 47,155,064
Restricted investments.......................    11,669,874               --         11,669,874
Net assets held for cash sale or exchange....     9,200,000       (7,000,000)(B)      2,200,000
Other current assets.........................     3,389,470         (354,189)(A)      3,035,281
                                               ------------      -----------       ------------
          Total current assets...............    61,414,408        2,645,811         64,060,219
Systems and equipment, net...................    46,027,017       (2,658,065)(A)     43,368,952
Leased license investment, net...............    64,726,389       (4,244,113)(A)     60,482,276
Investment in Wireless One...................            --       14,044,155(A)      14,602,442
                                                                  10,000,000)(B)
                                                                   2,000,000(C)
                                                                   8,558,287(D)
Notes receivable.............................            --                                  --
Excess of cost over fair value of net assets
  acquired...................................     4,470,286                           4,470,286
Restricted investments.......................    13,077,340                          13,077,340
Net assets held for exchange.................            --                                  --
Other assets , net...........................    10,435,034                          10,435,034
                                               ------------      -----------       ------------
                                               $200,150,474      $10,346,075       $210,496,549
                                               ============      ===========       ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt............  $    616,610      $                 $    616,610
Other current liabilities....................    10,244,363         (113,732)(A)     10,130,631
                                               ------------      -----------       ------------
          Total current
            liabilities......................    10,860,973         (113,732)        10,747,241
Long-term debt, less current portion.........   139,428,429                         139,428,429
Deferred income taxes........................     1,287,560          (98,480)(A)      1,189,080
Other liabilities............................       279,695                             279,695
Stockholders' equity.........................    48,293,817        2,000,000(C)      58,852,104
                                                                   8,558,287(D)
                                               ------------      -----------       ------------
                                               $200,150,474      $10,346,075       $210,496,549
                                               ============      ===========       ============

                See accompanying notes to pro forma statements.

         1364

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                                        PRO FORMA ADJUSTMENTS
                                                                                                     ----------------------------
                                                                                                      WIRELESS
                                                                    HISTORICAL    ACQUISITIONS           ONE           HEARTLAND
                                                                    HEARTLAND      AND OTHER         TRANSACTION       PRO FORMA
                                                                    ----------    ------------       -----------       -----------
Total revenues....................................................  $ 2,229,494   $  5,472,554(E)    $  (111,225)(M)   $ 7,590,823
                                                                    ----------    ------------       -----------       -----------
Operating expenses:
  Systems operations..............................................      762,501      2,362,388(E)        (55,590)(M)     4,188,612
                                                                                     1,119,313(F)
  Selling, general and administrative.............................    4,183,307      2,300,261(E)       (105,599)(M)     6,377,969
  Depreciation and amortization...................................    1,097,668      1,322,786(E)        (44,931)(M)     3,263,717
                                                                                        68,778(G)
                                                                                       819,416(H)
                                                                    ----------    ------------       -----------       -----------
        Total operating expenses..................................    6,043,476      7,992,942          (206,120)       13,830,298
                                                                    ----------    ------------       -----------       -----------
        Operating loss............................................   (3,813,982)    (2,520,388)           94,895        (6,239,475)
Interest expense..................................................     (589,767)    (3,595,266)(I)                      (4,185,033)
Equity in losses of investees.....................................     (386,985)       386,985 (J)    (1,004,594)(N)    (1,004,594)
Interest income and other.........................................      152,450             --                             152,450
                                                                    ----------    ------------       -----------       -----------
        Loss before income taxes..................................   (4,638,284)    (5,728,669)         (909,699)      (11,276,652)
Income tax benefit................................................    1,594,963        863,849 (K)                       2,458,812
                                                                    ----------    ------------       -----------       -----------
        Net loss..................................................  $(3,043,321)  $ (4,864,820)      $  (909,699)      $(8,817,840)
                                                                    ===========   ============       ===========       ===========
Net loss per share................................................  $     (0.30)                                       $     (0.70)
                                                                    ===========                                        ===========
Weighted average shares outstanding...............................   10,041,000      2,407,412 (L)        93,032 (C)    12,541,444
                                                                    ===========   ============       ===========       ===========

                See accompanying notes to pro forma statements.

         1365

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                     PRO FORMA ADJUSTMENTS
                                                                                 ------------------------------
                                                                                                     WIRELESS
                                                                 HISTORICAL      ACQUISITIONS           ONE            HEARTLAND
                                                                  HEARTLAND       AND OTHER         TRANSACTION        PRO FORMA
                                                                 -----------     ------------       -----------       -----------
Total revenues.................................................  $ 9,292,837      $1,283,545(O)     $ (632,173) (M)   $  9,944,209
                                                                 ------------     -----------       ----------        ------------
Operating expenses:
  Systems operations...........................................     2,894,074         627,144(O)      (399,687) (M)      3,371,531
                                                                                      250,000(P)
  Selling, general and administrative..........................     7,449,699         587,774(O)      (348,447) (M)      7,689,026
  Depreciation and amortization................................     3,966,120         350,966(O)      (193,962) (M)      4,396,920
                                                                                      256,602(Q)
                                                                                       17,194(G)
                                                                 ------------     -----------       ----------        ------------
        Total operating expenses...............................    14,309,893       2,089,680         (942,096)         15,457,477
                                                                 ------------     -----------       ----------        ------------
        Operating loss.........................................    (5,017,056)       (806,135)         309,923          (5,513,268)
Interest expense...............................................    (8,908,459)                                          (8,908,459)
Equity in losses of investees..................................      (128,663)        128,663(J)    (1,049,583) (N)     (1,049,583)
Interest income and other......................................     1,568,946                                            1,568,946
                                                                 ------------     -----------       ----------        ------------
        Loss before income taxes...............................   (12,485,232)       (677,472)        (739,660)        (13,902,364)
Income tax benefit.............................................     1,307,137      (1,307,137)(K)                               --
                                                                 ------------     -----------       ----------        ------------
        Net loss...............................................  $(11,178,095)    $(1,984,609)        (739,660)       $(13,902,364)
                                                                 ============     ===========       ==========        ============
Net loss per share.............................................        $(0.96)                                              $(1.10)
                                                                       ======                                               ======
Weighted average shares outstanding............................    11,624,000         874,895(L)        93,032 (C)      12,591,927
                                                                 ============     ===========       ==========        ============

                See accompanying notes to pro forma statements.

         1366

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

              NOTES TO PRO FORMA STATEMENTS FOR CONSUMMATED EVENTS

(A) Reflects the contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One.

(B) Reflects the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and subsequent repayment of such notes.

(C) Reflects the issuance of approximately 93,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One.

(D) Reflects the increase in Heartland's equity interest in Wireless One as part of the Wireless One Transaction as if such event had occurred on September 30, 1995. Subsequent to the Wireless One Transaction, Heartland's equity interest in Wireless One was approximately 26.6%.

(E) Reflects the historical revenues and expenses associated with the acquisitions of wireless cable systems in Milano, Texas in December 1994, Lindsay, Oklahoma in December 1994, Shaw, Kansas in January 1995, Lubbock, Texas in May 1995, Lykens, Ohio in July 1995, Paragould, Arkansas in July 1995, and Sikeston, Missouri in July 1995, until the respective acquisition dates of such systems.

(F) Reflects the incremental lease rental payments associated with the 1994 and 1995 purchases by and distribution to Heartland of certain non-operating markets previously owned by RuralVision Joint Venture.

(G) Reflects incremental amortization of the excess purchase price over the fair value of net identifiable assets acquired associated with the acquisitions of certain minority interests. Amortization of the excess purchase price over the fair value of net identifiable assets acquired is based on an estimated useful life of 20 years.

(H) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Milano, Texas, Lindsay, Oklahoma, Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

(I) Reflects incremental interest expense on $40 million of Convertible Notes issued by Heartland in November 1994 at a rate of 9.0% and incremental amortization of related debt issuance costs by the interest method over the life of such notes.

(J) Reflects the reversal of equity in losses in RuralVision Joint Venture due to the termination of such venture in January 1995 and acquisition of such venture's markets by Heartland.

(K) Reflects the adjustment to income tax benefit related to pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable differences.

(L) Reflects the incremental increase in weighted average shares of Heartland Common Stock outstanding related to the issuance of 2,415,000 shares in Heartland's initial public offering in April 1994, the exchange of 694,280 and 304,038 shares for minority interests in certain of the Company's subsidiaries in 1994 and 1995, respectively, and the issuance of 1,029,707 shares in July 1995 to RuralVision Joint Venture in exchange for $20,000,000 cash.

(M) Reflects the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One.

         1367

(N) Reflects Heartland's equity in pro forma losses of Wireless One as if the Wireless One Transaction had occurred on January 1, 1994.

(O) Reflects the historical revenues and expenses associated with the wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri until their respective acquisition dates. The acquisition dates of each respective system are set forth in note (E).

(P) Reflects the incremental lease rental payments associated with the 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture.

(Q) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

         1368

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
RuralVision Central, Inc. and RuralVision South, Inc.

We have audited the accompanying combined balance sheets of RuralVision Central, Inc. and RuralVision South, Inc. (Kansas and Texas corporations, respectively) as of December 31, 1993 and 1992, and the related combined statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of RuralVision Central, Inc. and RuralVision South, Inc. as of December 31, 1993 and 1992, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Companies will continue as going concerns. As discussed in Note 2 to the financial statements, the Companies have incurred cumulative losses since inception of $17,269,353 through December 31, 1993, and as of that date liabilities exceeded assets by $17,204,736. Additional capital or financing is needed to enable pending licenses to be secured and additional systems to be built. These factors, among others, more fully discussed in Note 2, raise substantial doubt about the Companies' ability to continue as going concerns. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON

Kansas City, Missouri
February 10, 1994

         1369

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                            COMBINED BALANCE SHEETS

                                                           DECEMBER 31,
                                                   -----------------------------      AUGUST 18,
                                                       1992             1993             1994
                                                   ------------     ------------     ------------
                                                                                     (UNAUDITED)
ASSETS
Cash.............................................  $     25,907     $    248,271     $     97,598
Accounts receivable -- trade, net of allowance
  for doubtful accounts of $46,495 in 1992,
  $89,423 in 1993 and $106,987 in 1994 (note
  1(c))..........................................        35,979          205,170          201,838
Inventories of subscriber reception equipment
  (note 1(i))....................................       790,406          498,080          509,675
Prepaid expenses and deposits....................       438,410          821,400        1,381,756
Property and equipment, net (notes 1(d) and 4)...     7,734,063        7,468,540        7,268,923
Deferred licensing costs (notes 1(c) and 3)......     1,059,500        1,024,459        1,553,941
Investment in joint venture (note 9).............            --           62,763               --
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable.................................  $  1,576,331     $    398,303     $    465,271
Accrued expenses.................................       358,471          352,980          139,976
Notes payable -- related party (note 5)..........    16,980,983       25,836,878       30,459,609
Other notes payable (note 5).....................     1,127,362          744,109        1,022,247
Other liabilities................................       152,150          201,149          200,975
Loss in excess of basis in joint venture (note
  8).............................................         8,549               --               --
                                                   ------------     ------------     ------------
                                                     20,203,846       27,533,419       32,288,078
Stockholders' deficit:
  Common stock (note 7)..........................        21,996           24,440           24,440
  Additional paid-in capital.....................        42,621           40,177           40,177
  Accumulated deficit............................   (10,184,198)     (17,269,353)     (21,338,964)
                                                   ------------     ------------     ------------
                                                    (10,119,581)     (17,204,736)     (21,274,347)
Commitments and contingencies (note 6)...........
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============

See accompanying notes to combined financial statements.

         1370

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                          YEARS ENDED DECEMBER 31,              SIX MONTHS        FOR THE PERIOD
                                   ---------------------------------------        ENDED         JANUARY 1, 1994 TO
                                      1991          1992          1993        JUNE 30, 1993      AUGUST 18, 1994
                                   -----------   -----------   -----------   ----------------   ------------------
                                                                                          (UNAUDITED)
Wireless Cable Operations:
  Revenues:
    Pay television revenue.......  $   176,922   $ 2,225,128   $ 4,203,430     $  2,032,697        $  3,042,203
    Installation revenue.........       97,101       247,320       136,305           88,597              53,390
                                   -----------   -----------   -----------     ------------        ------------
         Total revenues..........      274,023     2,472,448     4,339,735        2,121,294           3,095,593
  Costs and expenses:
    Programming costs............       33,401       528,088       980,254          464,116             699,245
    Direct selling and
      marketing..................       49,762       431,419       244,588          178,616             113,754
    Airtime lease fees...........       18,000        90,208       183,083           84,792             151,062
    Depreciation and
      amortization...............      131,694       678,094     1,038,891          718,201             836,693
    Management fee paid to
      related party (note 8).....       12,000       249,422       439,305          214,113             295,992
    Other operating costs........      466,184     1,600,453     2,086,797        1,086,607           1,018,874
                                   -----------   -----------   -----------     ------------        ------------
                                       711,041     3,577,684     4,972,918        2,746,445           3,115,620
                                   -----------   -----------   -----------     ------------        ------------
                                      (437,018)   (1,105,236)     (633,183)        (625,151)            (20,027)
Licensing activities:
  Salaries.......................       90,073       235,316       346,602          307,800             206,512
  Engineering....................      871,610     1,723,912       784,549          491,358             173,481
  Legal fees.....................      214,169       341,221       345,307          150,504             282,597
  Airtime lease fees on
    nonoperating sites...........      360,672       403,347       968,254          338,040           1,003,511
  Other licensing costs..........      124,420       646,252       222,669           62,146             279,565
  Less capitalized licensing
    costs........................   (1,027,430)      (28,350)           --               --                  --
                                   -----------   -----------   -----------     ------------        ------------
                                       633,514     3,321,698     2,667,381        1,349,847           1,945,666
Expenses:
  General and administrative
    expenses.....................    1,211,742     1,521,560     1,381,405          976,346             598,935
  Interest expense -- related
    party........................      287,795     1,536,566     2,406,124        1,049,403           2,073,012
  Interest expense -- other......           --        18,520       140,742           45,572              38,251
  Equity in loss of joint
    venture......................           --       110,549        66,422               --              80,043
                                   -----------   -----------   -----------     ------------        ------------
                                     1,499,537     3,187,195     3,994,693        2,071,321           2,790,242
Other income.....................           --            --      (210,102)         (16,798)           (686,323)
                                   -----------   -----------   -----------     ------------        ------------
  Net loss.......................  $(2,570,069)  $(7,614,129)  $(7,085,155)    $ (4,029,521)       $ (4,069,611)
                                   ===========   ===========   ===========     ============        ============

See accompanying notes to combined financial statements.

         1371

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                      COMMON STOCK
                                        (NOTE 7)          ADDITIONAL
                                   ------------------      PAID-IN       ACCUMULATED
                                   SHARES     AMOUNT       CAPITAL         DEFICIT           TOTAL
                                   ------     -------     ----------     ------------     ------------
Balance January 1, 1991..........      20     $10,000      $     --      $         --     $     10,000
Net loss.........................      --          --            --        (2,570,069)      (2,570,069)
Issued during the year...........  10,000      11,996        38,004                --           50,000
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1991........  10,020      21,996        38,004        (2,570,069)      (2,510,069)
Net loss.........................      --          --            --        (7,614,129)      (7,614,129)
Issuance of warrants (note 7)....      --          --         4,617                --            4,617
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1992
  (note 11)......................  10,020      21,996        42,621       (10,184,198)     (10,119,581)
Net loss.........................      --          --            --        (7,085,155)      (7,085,155)
Issuance of officer stock award
  (notes 10 and 11)..............   1,113       2,444        (2,444)               --               --
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1993........  11,133      24,440        40,177       (17,269,353)     (17,204,736)
Net loss (unaudited).............      --          --            --        (4,069,611)      (4,069,611)
                                   ------     -------      --------      ------------     ------------
Balance August 18, 1994..........  11,133     $24,440      $ 40,177      $(21,338,964)    $(21,274,347)
                                   ======     =======      ========      ============     ============

See accompanying notes to combined financial statements.

         1372

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED DECEMBER 31,                                 FOR THE PERIOD
                                               -----------------------------------------   SIX MONTHS ENDED   JANUARY 1, 1994 TO
                                                  1991           1992           1993        JUNE 30, 1993      AUGUST 18, 1994
                                               -----------    -----------    -----------   ----------------   ------------------
                                                                                                       (UNAUDITED)
Cash flows used in operating activities:
  Net loss...................................  $(2,570,069)   $(7,614,129)   $(7,085,155)    $ (4,029,521)       $ (4,069,611)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
    Gain on sale of asset....................           --             --        (34,350)              --                  --
    Depreciation and amortization............      174,210        854,521      1,194,897          718,203             836,693
    Equity in loss of joint venture..........           --        110,549         66,422               --              80,043
    (Increase) decrease in assets:
      Accounts receivable....................      (10,147)       (15,832)      (169,191)        (109,341)             50,436
      Inventories............................     (748,690)       (41,716)       292,326            5,952             (11,595)
      Prepaid expenses.......................     (131,343)      (283,899)      (382,990)        (421,660)           (607,460)
      Deferred licensing costs...............     (903,001)      (192,499)        35,041               --            (510,455)
    (Decrease) increase in liabilities:
      Accounts payable.......................      668,232        887,346     (1,178,028)        (823,856)            (88,027)
      Accrued expenses.......................      173,401        185,070         (5,491)         704,668            (234,063)
      Accrued interest.......................      286,880      1,532,740      2,406,124        1,049,403           2,073,012
      Other liabilities......................       67,170         84,980         64,263           32,423              (1,701)
                                               -----------    -----------    -----------     ------------        ------------
         Total adjustments...................     (423,288)     3,121,260      2,289,023        1,155,792           1,762,937
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in operating
           activities........................   (2,993,357)    (4,492,869)    (4,796,132)      (2,873,729)         (2,306,674)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from investing activities:
  Proceeds from sale of vehicles.............           --             --        198,000               --                  --
  Purchase of towers and transmitting
    equipment................................   (2,476,615)    (1,764,007)            --               --                  --
  Purchase of subscriber equipment...........     (619,396)    (2,824,655)      (933,288)        (690,006)           (655,076)
  Purchase of other property and equipment...     (247,134)      (740,946)      (175,000)              --                  --
  Investment in joint venture................           --        (66,000)      (137,734)         (63,737)            (17,280)
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in investing
           activities........................   (3,343,145)    (5,395,608)    (1,048,022)        (753,743)           (672,356)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock.....       50,000             --             --               --                  --
  Proceeds from issuance of warrants.........           --          4,617             --               --                  --
  Borrowings from stockholder................    5,862,182      9,190,929      6,449,771        3,936,110            (853,771)
  Line of credit.............................           --        907,996       (189,807)        (161,058)            (25,914)
  Other borrowings...........................           --        219,366       (193,446)              --           2,000,000
  Advances from affiliate....................      467,560       (467,560)            --               --                  --
                                               -----------    -----------    -----------     ------------        ------------
         Net cash provided by financing
           activities........................    6,379,742      9,855,348      6,066,518        3,775,052           2,827,857
                                               -----------    -----------    -----------     ------------        ------------
Net increase (decrease) in cash..............       43,240        (33,129)       222,364          147,580            (151,173)
Cash at beginning of period..................       15,796         59,036         25,907           25,907             248,271
                                               -----------    -----------    -----------     ------------        ------------
Cash at end of period........................  $    59,036         25,907        248,271          173,487              96,735
                                               ===========    ===========    ===========     ============        ============
Supplemental disclosures of cash flow
  information:
    Cash paid for interest...................  $        --    $    10,041    $    98,124     $     36,265        $         --
                                               ===========    ===========    ===========     ============        ============
Noncash investing and financing activities:
  Licenses transferred to joint venture......  $        --    $    36,000    $        --     $         --        $         --
                                               ===========    ===========    ===========     ============        ============

See accompanying notes to combined financial statements.

         1373

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
     (INFORMATION AS OF AUGUST 18, 1994 AND FOR THE SIX-MONTH PERIOD ENDED
       JUNE 30, 1993 AND JANUARY 1, 1994 TO AUGUST 18, 1994 IS UNAUDITED)

(1)  Summary of Accounting Policies

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.

     (a)  Principles of Combination

     The accompanying combined financial statements include the accounts of RuralVision Central, Inc. and RuralVision South, Inc. Voting control of each company is vested in the same stockholders and the companies are under common management. Because of these relationships, the financial statements of the companies (hereinafter collectively referred to as RuralVision or the Company) have been prepared as if they were a single entity. All significant intercompany balances and transactions have been eliminated.

     (b)  History and Business Activity

     Wireless Cable TV, Inc. was formed in May 1990, later named LDH Cablevision, Inc., and ultimately renamed RuralVision Central, Inc. RuralVision, Inc. was formed in December 1990 and its name was later changed to RuralVision South, Inc. Since inception, RuralVision has been in the business of developing wireless cable television systems in nonurban and rural markets in the United States. RuralVision controls or has pending applications for channels in 103 separate markets. The Company has commenced wireless service in five of these markets. The Company also has an interest in licenses in seven additional markets through agreements with other parties.

     (c)  Deferred Licensing Costs

     RuralVision defers outside legal and engineering fees incurred to develop licenses in wireless cable markets. All additional costs related to site modifications and legal and engineering expenses associated with license amendments and defense of applications are expensed in the periods in which they are incurred. Capitalized costs are amortized over the ten-year life of the underlying licenses upon grant. Deferred costs related to abandoned markets are expensed when the licenses are abandoned. Management continually evaluates the recoverability of these deferred costs.

     (d)  Property and Equipment

     Initial subscriber installation costs that are capitalized include reception equipment on subscriber premises, direct labor, outside contract labor and allocated overhead. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization is provided for on a straight-line basis over the following useful lives:

            Subscriber installation costs...........................  7 years
            Tower systems...........................................  10 years
            Furniture, fixtures and equipment.......................  5 to 7 years
            Buildings...............................................  20 years

     (e)  Revenue Recognition

     Subscriber revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up to the extent of costs incurred to obtain subscribers.

     (f)  Airtime Leases

     Payments on granted airtime leases are expensed ratably in the year to which they relate.

         1374

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     (g)  Income Taxes

     Income taxes on any net earnings of RuralVision Central, Inc. and RuralVision South, Inc. would be payable by the stockholders pursuant to an election as an S Corporation under the Internal Revenue Code not to have the Company taxed as a corporation. Losses incurred also flow to the tax return of the stockholders. No income taxes would have been payable had this election not been made.

     (h)  Inventories

     Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

     (i)  Interim Financial Information

     In the opinion of management, the accompanying unaudited combined condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's results of operations and cash flows for the six months ended June 30, 1993 and the period from January 1, 1994 to August 18, 1994, and changes in stockholders' deficit for the period from January 1, 1994 to August 18, 1994. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2)  Realization of Assets

     The accompanying combined financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown on the accompanying balance sheet, the Company's liabilities exceeded its assets by $17,204,736 at December 31, 1993. In addition, the Company has sustained losses through December 31, 1993 of $17,269,353. Continued losses are anticipated as pending licenses are secured and systems are developed. The Company must obtain additional capital to develop and secure licenses, build systems, obtain customers and become profitable. Given these facts, the ability of the Company to continue as a going concern and the recoverability of a major portion of its recorded asset amounts is dependent upon its ability to meet its financing requirements on a continuing basis, to maintain its present financing and to succeed in its future operations.

     The Company and its stockholders are currently exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. There can be no assurance that the Company will be able to obtain additional capital or financing.

     The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or amounts of liabilities that might be necessary depending upon the outcome of these uncertainties.

(3)  Deferred Licensing Costs

     The Company has ownership and lease interests in applications pending and granted for both commercial and noncommercial wireless cable TV licenses. The noncommercial licenses are those that have been set aside by the Federal Communications Commission for "eligible" entities that provide instructional television services. Typically, four television channels are granted to each noncommercial licensee. Pursuant to exclusive lease agreements with noncommercial eligible entities, RuralVision incurs the cost of preparing and filing the applications, constructing the wireless cable systems, and providing certain minimum hours of educational programming per week. In exchange, the noncommercial licensees lease excess airtime exclusively to the Company, which may be used for commercial television services. The Company applies for commercial licenses in its own name; these licenses consist of one to four commercial channels.

         1375

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Deferred licensing costs consist of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1992           1993
                                                                  ----------     ----------
    Granted licenses............................................  $  304,000     $  497,859
    Pending licenses............................................     785,000        585,500
                                                                  ----------     ----------
                                                                   1,089,000      1,083,359
    Less accumulated amortization on granted licenses...........      29,500        (58,900)
                                                                  ----------     ----------
                                                                  $1,059,500     $1,024,459
                                                                  ==========     ==========

     The following is a summary of licenses:

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................  357      257
         Granted...........................................................  152      225
                                                                             ---      ---
                                                                             509      482
                                                                             ===      ===
    Commercial:
         Pending...........................................................  180      129
         Granted...........................................................   12        7
                                                                             ---      ---
                                                                             192      136
                                                                             ===      ===

     The Company has an interest in the following licenses through ventures with other parties (see note 9):

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................   21       11
         Granted...........................................................   15       23
                                                                             ---      ---
                                                                              36       34
                                                                             ===      ===
    Commercial:
         Pending...........................................................    2        6
         Granted...........................................................    5        5
                                                                             ---      ---
                                                                               7       11
                                                                             ===      ===

     In addition, the Company has certain rights to seven microwave frequencies in other markets. Subsequent to December 31, 1993, management was negotiating the sale of these rights to a nonrelated third party.

     Five commercial licenses in one of the Company's currently operating markets have been granted in the name of related parties. Management intends to enter into agreements with these parties to lease the frequencies for nominal amounts.

     The ability to establish a viable wireless cable service market is dependent on the Company obtaining the rights to a sufficient number of channels in the market. The Company had licenses granted or pending, either directly or through joint ventures, in 110 markets as of December 31, 1993. Management believes that RuralVision will obtain channel rights in a significant number of these markets. In markets where, due to

         1376

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

competing applications, the Company does not obtain sufficient channel rights to warrant construction of a system, the Company has historically been able to recover its capitalized costs through negotiated settlements with the competing applicants. Management believes this will continue to be the case.

(4)  Property and Equipment

     Property and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Tower systems.............................................  $ 4,240,622     $ 4,167,820
    Subscriber installation costs.............................    3,444,051       4,185,899
    Vehicles..................................................      239,500              --
    Land and buildings........................................      286,328         366,381
    Furniture, fixtures and equipment.........................      552,293         646,934
                                                                -----------     -----------
                                                                  8,762,794       9,367,034
    Less accumulated depreciation.............................   (1,028,731)     (1,898,494)
                                                                -----------     -----------
                                                                $ 7,734,063     $ 7,468,540
                                                                ===========     ===========

(5)  Notes Payable

     Notes payable consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Related party notes payable:
         Stockholder loans....................................  $15,161,363     $21,611,134
         Accrued interest on stockholder loans................    1,819,620       4,225,744
                                                                -----------     -----------
                                                                 16,980,983      25,836,878
    Other notes payable:
         Bank line of credit..................................      907,997         718,195
         Vehicle loan.........................................      188,365              --
         Other................................................       31,000          25,914
                                                                -----------     -----------
                                                                $ 1,127,362     $   744,109
                                                                ===========     ===========

     The stockholder loans consist of two unsecured notes payable on demand or, if no demand is made, on December 1, 1994. The notes bear interest at the rate of 12% compounded annually.

     The bank line of credit provides for available borrowings of $810,000 and bears interest at the rate of 8% payable quarterly. The line is payable on demand, or, if no demand is made, in May 1994. The line is secured by real estate held in an affiliated company and the guarantee of the estate of the majority stockholder. In July 1994, the bank line of credit, of which $718,195 was outstanding, was assigned to the estate of the majority stockholder and accordingly has been reflected as an increase in the balance of notes payable-related party in the combined balance sheet as of August 18, 1994.

     The vehicle loan is payable in monthly payments of $1,787, including interest at prime plus 1% (7% at December 31, 1992). The vehicle that secured the loan was sold in 1993 and the loan was paid off.

         1377

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(6)  Commitments and Contingencies

     As noted above, the Company has entered into agreements with educational institutions to lease excess airtime on noncommercial licenses. The standard agreement has a 10-year term and provides that the Company has the right to match any outside offer to lease the institution's excess air time at the end of the 10-year period. The leases require payments as follows:

        Initial nonrefundable fee...................................  $1,000
        Fee upon grant of license...................................           $ 4,000
        One year from the date of grant.............................   7,500
        Annual payment in years three through ten...................            10,000

     The Company has also entered into options to lease, and leases for, land for tower sites in the majority of the markets in which the Company has pending or granted lease rights. The option price generally averages $300 for a one-year option period and is renewable for an additional year at the same price. The lease terms are generally 15 years with a 10-year renewal option. The leases call for annual payments averaging $2,500 per year and allow for inflation increases based on the Consumer Price Index after the initial year. At December 31, 1993, the Company was committed on land leases for its five operating sites.

     The Company also leases vehicles, equipment and facilities under noncancellable operating leases.

     Minimum rental commitments under lease obligations are as follows:

                                                                GRANTED       ALL OTHER
                                                                AIRTIME       EXECUTED
                                                                LEASES         LEASES
                                                              -----------     ---------
        1994................................................  $ 2,097,500     $ 241,416
        1995................................................    2,290,000        36,731
        1996................................................    2,290,000        17,178
        1997................................................    2,290,000        13,150
        1998................................................    2,290,000        11,400
        Thereafter..........................................    7,370,000        86,000
                                                              -----------     ---------
                                                              $18,627,500     $ 405,875
                                                              ===========     =========

     The rental commitments shown above do not include lease obligations related to pending noncommercial licenses. Airtime lease obligations will increase substantially if additional pending noncommercial licenses are granted.

     Lease expense in 1993, 1992 and 1991 under airtime leases was $1,151,337, $493,555 and $378,672, respectively. Rental expense under all other noncancellable operating leases in 1993, 1992 and 1991 was $339,939, $332,919 and $203,368, respectively.

     The Company has entered into agreements with certain corporate officers. The agreements provide that in the event of a sale of the Company, if the officers' employment is not continued, they will be paid a bonus of one year's salary.

(7)  Common Stock

     RuralVision Central, Inc. has 100 authorized shares of $500 par value common stock, of which 26.667 shares were outstanding at December 31, 1993. RuralVision South, Inc. has 100,000 authorized shares of $1 par value common stock, of which 11,106.66 shares were outstanding at December 31, 1993.

         1378

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     In 1992 warrants to purchase 16 shares of RuralVision Central, Inc. common stock at a price of $1,250 per share were issued for total consideration of $3,840. At the same time, warrants to purchase 6,664 shares of RuralVision South, Inc. common stock at a price of $.65 per share were issued for total consideration of $777. The warrants were issued to related parties of the Company's stockholder. They can be exercised any time after December 31, 1995 and before April 1, 1996. The consideration paid was based upon an appraisal.

(8)  Related Party Transactions

     The Company leases facilities under a noncancellable operating lease from a stockholder. The lease provides for monthly rent of $6,600 through August 1994. Rental expense paid under the lease was $79,200, $79,200 and $60,000 in 1993, 1992 and 1991, respectively.

     The Company also operates under a management agreement with an affiliated company. Under the terms of the agreement, the Company pays the affiliate 10% of gross revenues for administrative services. Management fee expense in 1993, 1992 and 1991 was $439,305, $249,422 and $12,000, respectively. The Company also leased an airplane from the affiliate in 1992 and 1991. Total expense under this agreement was $85,500 in 1992 and 1991.

(9)  Joint Ventures

     The Company entered into a 50% joint venture with a conflicting cable license applicant in 1992. The joint venture, RuralVision of Southern Illinois, was formed to combine the license rights of the two parties and develop four wireless cable systems. The Company contributed license rights with related deferred costs of $36,000 and cash of $66,000 in 1992 and cash of $137,734 in 1993.

     The summarized unaudited financial position of the unconsolidated joint venture at December 31, 1993 is as follows:

            Cable systems in progress.................................  $604,000
            Other assets..............................................    72,000
                                                                        --------
                                                                        $676,000
                                                                        --------
            Accounts payable..........................................     6,000
            Capital...................................................   670,000
                                                                        --------
                                                                        $676,000
                                                                        ========

     The Company also has an agreement with another party in a market where RuralVision licenses are pending whereby the other party has a 10% interest in future net profits when the cable system is developed. The other party is also required to contribute toward development of the system.

     In addition, the Company has entered into agreements with conflicting license applicants to assign its noncommercial license applications in two markets and abandon noncommercial licenses in one market. As consideration the other parties have agreed to pay RuralVision $128,500. The Company will also receive approximately $.91 per subscriber per month in one market and 2% of gross revenues in the other market for a period of 10 years. The Company has no obligations to contribute to the development of the cable systems in any of these markets.

(10)  Stock Grant

     In December 1992, common stock of both companies was awarded to an officer for services rendered. The award represents a 10% interest in each company after considering the additional shares granted. The

         1379

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

stock was distributed to the officer in January 1993. In 1993 an additional cash bonus of $685,354 was awarded to the same officer. See note 11.

(11)  Prior Period Adjustment

     The combined balance sheet at December 31, 1992, and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended have been restated to reflect the correction of an overstatement of officer's compensation expense and the related accrual of $1,050,000 arising from the award of stock to an officer of the Company (see note 10). The accrued stock compensation, as originally determined, was based on inaccurate information. Accordingly, the 1992 combined financial statements have been restated by reducing the expense for the officer's stock award and the net loss by $1,050,000.

         1380

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Cross Country Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cross Country Division as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on August 19, 1994, RuralVision Joint Venture, a general partnership in which Cross Country Wireless, Inc. had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, in a business combination accounted for as a purchase. As a result of the acquisition, financial information for periods after August 18, 1994 is presented on a different cost basis than that for the periods before August 18, 1994 and, therefore, such information is not comparable.

                                        KPMG Peat Marwick LLP

Dallas, Texas
July 28, 1995

         1381

                             CROSS COUNTRY DIVISION

                                 BALANCE SHEETS


                                                        DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                            1993             1994            1995
                                                        ------------     ------------     -----------
                                                                                          (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................   $   50,370       $   41,745       $    9,348
  Subscriber receivables, net of allowance for
     doubtful accounts of $50,977 in 1993 and $77,979
     in 1994..........................................       65,675           77,979          132,317
  Prepaid expenses and other..........................      200,886          228,080          223,218
                                                         ----------       ----------       ----------
          Total current assets........................      317,021          347,804          364,883
Systems and equipment, net (note 2)...................    3,630,952        3,260,737        3,072,768
Leased license investment, net of accumulated
  amortization of $13,850 in 1993 and $45,847 in 1994
  (note 1(d)).........................................       55,150        6,232,469        6,170,347
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========
           LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............   $  208,627       $  121,169       $  646,460
  Unearned revenue....................................       98,630           93,715          151,389
                                                         ----------       ----------       ----------
          Total current liabilities...................      307,257          214,884          797,849
Division equity (note 1(a))...........................    3,695,886        9,626,126        8,810,149
Commitments (notes 3 and 5)...........................
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========



                See accompanying notes to financial statements.

         1382

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF OPERATIONS
                              AND DIVISION EQUITY


                                                                    SIX                            SIX
                                                  JANUARY 1,      MONTHS        AUGUST 19,       MONTHS
                                   YEAR ENDED      1994 TO         ENDED         1994 TO          ENDED
                                  DECEMBER 31,    AUGUST 18,     JUNE 30,      DECEMBER 31,     JUNE 30,
                                      1993           1994          1994            1994           1995
                                  ------------    ----------    -----------    ------------    -----------
                                                                (UNAUDITED)                    (UNAUDITED)
Revenue..........................  $1,952,207     $1,416,375    $ 1,064,905     $  710,697     $ 1,008,608
                                   ----------     ----------    -----------    -----------     -----------
Operating expenses:
  Systems operations.............     966,153        733,688        498,055        421,074         540,997
  Selling, general and
     administrative..............     839,522        398,938        331,511        242,206         297,127
  Depreciation and
     amortization................     493,478        339,838        247,881        208,922         287,439
                                   ----------     ----------    -----------    -----------     -----------
          Total operating
            expenses.............   2,299,153      1,472,464      1,077,447        872,202       1,125,563
                                   ----------     ----------    -----------    -----------     -----------
          Net loss...............    (346,946)       (56,089)       (12,542)      (161,505)       (116,955)
Division equity at beginning of
  period.........................   3,599,438      3,695,866      3,695,866      3,533,807       9,626,126
Elimination of RuralVision equity
  (note 1(a))....................          --             --             --     (3,533,807)             --
Net investment in and advances
  from (to) parents..............     443,374       (105,970)      (225,328)     9,787,631        (699,022)
                                   ----------     ----------    -----------    -----------     -----------
Division equity at end of
  period.........................  $3,695,866     $3,533,807    $ 3,457,996     $9,626,126     $ 8,810,149
                                   ==========     ==========    ===========     ==========     ===========



                See accompanying notes to financial statements.

         1383

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF CASH FLOWS


                                                   JANUARY 1,     SIX MONTHS      AUGUST 19,     SIX MONTHS
                                    YEAR ENDED       1994 TO         ENDED         1994 TO          ENDED
                                   DECEMBER 31,    AUGUST 18,      JUNE 30,      DECEMBER 31,     JUNE 30,
                                       1993           1994           1994            1994           1995
                                   ------------    -----------    -----------    ------------    -----------
                                                                  (UNAUDITED)                    (UNAUDITED)
Cash flows from operating
  activities:
  Net loss........................  $ (346,946)     $  (56,809)    $  (12,542)    $  (161,505)    $ (116,955)
  Adjustments to reconcile net
     loss to net cash used in
     operating activities:
     Depreciation and
       amortization...............     493,478         339,838        247,881         208,922        287,439
     Other........................      96,538          71,574        121,634          55,363         14,551
     Changes in assets and
       liabilities:
       Subscriber receivables.....     (58,738)        (12,471)         6,332             257        (54,338)
       Prepaid expenses and
          other...................     (84,676)        (15,931)       (85,336)        (22,263)         4,862
       Accounts payable and
          accrued expenses........     (91,592)        (89,441)        29,092           1,983        525,291
       Unearned revenue...........      27,118           2,332        (11,316)         10,924         57,674
                                    ----------       ---------     ----------     -----------     ----------
          Net cash from provided
            by operating
            activities............      35,182         239,812        295,745          86,510        718,524
                                    ----------       ---------     ----------     -----------     ----------
Cash flows used in investing
  activities -- capital
  expenditures....................    (442,117)       (169,824)      (100,670)     (9,846,784)       (51,899)
                                    ----------       ---------     ----------     -----------     ----------
Cash flows provided by (used in)
  financing activities -- net
  investment in and advances from
  (to) parents....................     443,374        (105,970)      (225,328)      9,787,631       (699,022)
                                    ----------       ---------     ----------     -----------     ----------
Net increase (decrease) in cash...      36,439         (35,982)       (30,253)         27,357        (32,397)
Cash at beginning of period.......      13,931          50,370         50,370          14,388         41,745
                                    ----------       ---------     ----------     -----------     ----------
Cash at end of period.............  $   50,370          14,388     $   20,117          41,745     $    9,348
                                    ==========       =========     ==========     ===========     ==========



                See accompanying notes to financial statements.

         1384

                             CROSS COUNTRY DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) General and Basis of Presentation


     Heartland Wireless Communications, Inc. ("Heartland") develops, owns and operates wireless cable television systems. On July 18, 1995, Heartland entered into an agreement with Cross Country Wireless, Inc. ("Cross Country"), whereby Heartland issued 1,029,707 shares of its common stock to RuralVision Joint Venture (the "Venture"), a general partnership in which Cross Country owns a 50% interest, in exchange for $20,000,000 cash in a single privately negotiated transaction. Immediately subsequent to the issuance of the shares to the Venture, Heartland acquired substantially all of the remaining assets of the Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in 12 markets located in five states (collectively, "Cross Country Division") for $20,000,000 cash.



     The accompanying financial statements reflect the historical financial position, results of operations and cash flows of the assets and liabilities comprising Cross Country Division. Until August 18, 1994, the assets and liabilities comprising Cross Country Division were owned by RuralVision Central, Inc. ("RuralVision"). Accordingly, the financial information as of and for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the six months ended June 30, 1994 includes historical financial information from RuralVision with respect to the assets and liabilities comprising Cross Country Division.



     On August 19, 1994, the Venture, a general partnership in which each of Heartland and Cross Country had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, from RuralVision. The Venture accounted for the acquisition as a purchase and, accordingly, established a new cost basis with respect to the assets purchased from RuralVision. Subsequent to August 19, 1994, the assets and liabilities comprising Cross Country Division were owned by the Venture. Accordingly, the financial information as of December 31, 1994 and for the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 includes historical financial information from the Venture with respect to the assets and liabilities comprising Cross Country Division. As a result of the acquisition and the different cost basis with respect to the assets and liabilities comprising Cross Country Division, financial information for periods before and after August 19, 1994 is not comparable.



     On May 17, 1995, Heartland assigned its remaining interest in the Venture to an unrelated third party in exchange for nominal consideration and, as a result ceased to be a joint venturer thereof on such date.


     The accompanying financial statements include the assets, liabilities, revenues and expenses that are directly related to Cross Country Division. The financial statements do not include general unallocated corporate assets, liabilities, revenues and expenses of the parent entities which are not directly related to Cross Country Division or debt financing and associated interest expense and, therefore, may not necessarily reflect what the financial position and results of operations of Cross Country Division would have been had it been a separate, stand-alone entity during the periods covered by the financial statements.

  (b) Cash Management

     Cross Country Division primarily utilized central cash management systems of its parent entities to finance its operations. Cash requirements were satisfied either by transactions between Cross Country Division and its parent entities or by cash from operations. Such transactions are included in the division equity account in the balance sheets and as net investment in and advances (to) from parents in the statements of cash flows.

         1385

                             CROSS COUNTRY DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Receive-site equipment on subscriber premises and costs associated with subscriber installations are capitalized. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Such costs were incurred by the parent entities on behalf of Cross Country Division and have been allocated to Cross Country Division on a proportional basis under a method that management believes is systematic and rational. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service. Prior to August 19, 1994, leased license investment costs were amortized over ten years beginning at the grant of the license. As of December 31, 1994, approximately $3,800,000 of leased license investment was not subject to amortization. Cross Country Division continually reevaluates the propriety of the carrying amounts of the leased license investment as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period service is provided.

  (f) Channel Leases

     Prepayments on granted channel leases are expensed ratably in the year to which they relate.

  (g) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services. Such amounts are charged to expense in the period incurred.

  (h) Income Taxes

     No provision for income taxes has been made as the liability for such taxes was that of the individual stockholders of RuralVision (as an S Corporation) or the Venturers rather than Cross Country Division.

  (i) Interim Financial Information


     In the opinion of management, the accompanying unaudited condensed financial information of Cross Country Division contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly Cross Country Division's financial position as of June 30, 1995, and the results of operations and cash flows for the six-month periods ended June 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

         1386

                             CROSS COUNTRY DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                1993          1994
                                                              ---------     ---------
        Equipment awaiting installation.....................  $  239,472    $  327,958
        Subscriber premises equipment and installation
          costs.............................................   1,868,122     1,317,882
        Transmission equipment and system construction
          costs.............................................   2,188,227     1,692,845
        Other, principally office furniture and equipment...      54,285        70,344
                                                              ----------    ----------
                                                               4,350,106     3,409,029
        Accumulated depreciation............................    (719,154)     (148,292)
                                                              ----------    ----------
                                                              $3,630,952    $3,260,737
                                                              ==========    ==========

(3) LEASES

     Cross Country Division leases from third parties channel rights licensed by the FCC. Cross Country Division, through affiliates, has entered into leases with channel license holders and leases with applicants for channel licenses. Under FCC policy, the base term of most leases cannot exceed ten years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, Cross Country Division's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of Cross Country Division's leases range from 4 to 10 years. Most of Cross Country Division's leases grant Cross Country Division a right of first refusal to match another lease offer after expiration of the lease and/or require the parties to negotiate renewal in good faith. The termination of or failure to renew a channel lease or termination of the channel license would result in Cross Country Division being unable to deliver television programming on such channel. Although Cross Country Division does not believe that the termination of or failure to renew a single channel lease could adversely affect Cross Country Division, several of such terminations or failures in one or more markets that Cross Country Division actively serves could have a material adverse effect on Cross Country Division. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based on various subscriber levels.

     Payments under the channel rights lease agreements generally begin upon the grant of the channel rights. Channel rights lease expense was $138,417, $158,875 and $96,458 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

     Future minimum lease payments due under channel rights leases in effect at December 31, 1994 are as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
               1995...................................................  $ 410,650
               1996...................................................    437,500
               1997...................................................    437,500
               1998...................................................    437,500
               1999...................................................    437,500

         1387

                             CROSS COUNTRY DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


     Cross Country Division also has certain operating leases for office space and transmission tower space which are generally cancellable or with terms less than one year. Rent expense incurred in connection with these leases was $22,184, $24,691 and $13,883 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

(4) LIQUIDITY


     The growth of Cross Country Division's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and system development. These activities may be financed in whole or in part by Cross Country Division through cash flows from operations or other sources of financing. The amount and timing of Cross Country Division's future capital requirements will depend upon a number of factors, many of which are not within Cross Country Division's control, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. Failure to obtain any required additional financing could have a material adverse effect on the growth of Cross Country Division and the development of its markets.


(5) COMMITMENTS

     Cross Country Division has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1995 through 1998. The agreements generally require monthly payments based upon the number of subscribers to Cross Country Division's systems, subject to certain minimums.

         1388

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
         1389

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 11, 1995

                                    BETWEEN

                                CABLEMAXX, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                          HEARTLAND MERGER SUB 2, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                            (A DELAWARE CORPORATION)
         1390

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE 1. THE MERGER...................................................................    1
      1.1   The Merger..................................................................    1
      1.2   Effect of the Merger........................................................    1
      1.3   Closing.....................................................................    4
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF CABLEMAXX..................................    4
      2.1   Organization; Good Standing; Listing........................................    4
      2.2   Subsidiaries................................................................    4
      2.3   Capitalization..............................................................    5
      2.4   Authority; Enforceability; Non-Contravention................................    5
      2.5   Financial Statements........................................................    5
      2.6   Taxes.......................................................................    6
      2.7   Property....................................................................    6
      2.8   Receivables.................................................................    7
      2.9   Contracts...................................................................    7
     2.10   FCC Matters.................................................................    8
     2.11   Insurance...................................................................    9
     2.12   Litigation..................................................................   10
     2.13   Registration Rights.........................................................   10
     2.14   Key-Person Insurance........................................................   10
     2.15   Certain Activities and Services.............................................   10
     2.16   Governmental Permits........................................................   10
     2.17   Compliance With Laws........................................................   10
     2.18   Environmental Matters.......................................................   10
     2.19   Intellectual Property.......................................................   10
     2.20   Liens.......................................................................   11
     2.21   Regulatory Compliance.......................................................   11
     2.22   Interference................................................................   11
     2.23   Employee Plans..............................................................   11
     2.24   Finder's Fees...............................................................   12
     2.25   Copyright Act...............................................................   12
     2.26   Programming Agreements......................................................   12
     2.27   SEC Filings.................................................................   12
     2.28   Directors, Officers and Employees...........................................   13
     2.29   Bank Accounts, etc..........................................................   13
     2.30   Certain Claims..............................................................   13
     2.31   Site Leases and Site Options................................................   13
     2.32   Rule 145 Affiliates.........................................................   13
     2.33   Wireless Cable Television Systems; Subscribers..............................   13
     2.34   Further Representation......................................................   13
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF MERGERSUB AND HEARTLAND....................
                                                                                           13
      3.1   Organization and Good Standing..............................................   13
      3.2   Authority; Enforceability; Non-Contravention................................   13
      3.3   Litigation..................................................................   14
      3.4   Governmental Consents and Approvals.........................................   14
      3.5   Capitalization..............................................................   14
      3.6   Financial Statements........................................................   14

         1391

                                                                                          PAGE
                                                                                          ----
      3.7   SEC Filings.................................................................   15
      3.8   Finder's Fees...............................................................   15
      3.9   Further Representation......................................................   15
ARTICLE 4. COVENANTS OF CABLEMAXX.......................................................   15
      4.1   Operation Prior to the Closing Date.........................................   15
      4.2   Estoppel Certificates.......................................................   16
      4.3   Renewal or Extension of FCC Authorizations..................................   16
      4.4   No Solicitation.............................................................   17
ARTICLE 5. ADDITIONAL AGREEMENTS........................................................   17
      5.1   Shareholders Meeting........................................................   17
      5.2   Registration Statement and Proxy Statement; Listing of Heartland Common
            Shares......................................................................   18
      5.3   Access......................................................................   18
      5.4   Compliance with Securities Act; Registration Rights Agreement...............   18
      5.5   Stock Options...............................................................   19
      5.6   Warrants....................................................................   19
      5.7   Reasonable Efforts..........................................................   19
      5.8   Public Announcements........................................................   20
      5.9   Notification of Certain Matters.............................................   20
     5.10   Letters of CableMaxx's Accountants..........................................   20
     5.11   Hart-Scott-Rodino Act Filing................................................   20
     5.12   SEC Filings.................................................................   20
     5.13   Termination of Certain Agreements...........................................   20
     5.14   Sale of Salt Lake City Market...............................................   20
     5.15   Exhibits....................................................................   21
     5.16   Use of Proceeds from Sublease/Option Agreement..............................   21
     5.17   Indemnification.............................................................   21
     5.18   Repayment of Indebtedness...................................................   21
     5.19   Net Liabilities.............................................................   22
     5.20   Resignation of Directors of CableMaxx.......................................   22
     5.21   Heartland Loan..............................................................   22
     5.22   Interference Resolution.....................................................   22
ARTICLE 6. CONDITIONS PRECEDENT TO MERGER...............................................   22
      6.1   Registration Statement......................................................   22
      6.2   No Order....................................................................   22
      6.3   Other Approvals.............................................................   22
      6.4   Lender's Consents...........................................................   22
      6.5   Fairness Opinions...........................................................   22
ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING BY HEARTLAND AND MERGERSUB...................
                                                                                           23
      7.1   Stockholder Approval........................................................   23
      7.2   Representations and Warranties..............................................   23
      7.3   CableMaxx Documents.........................................................   23
      7.4   No Material Adverse Change..................................................   23
      7.5   Dissenters' Rights..........................................................   23
      7.6   Accountant's Consent Letter.................................................   23
      7.7   CableMaxx Obligations Performed.............................................   23
      7.8   Satisfaction or Waiver of Conditions Precedent of CableMaxx.................   23
      7.9   Non-Competition.............................................................   23
     7.10   Terminal Price..............................................................   23
     7.11   Audit Results...............................................................   24

         1392

                                                                                          PAGE
                                                                                          ----
ARTICLE 8. CONDITIONS PRECEDENT TO CLOSING BY CABLEMAXX.................................   24
      8.1   Stockholder Approval........................................................   24
      8.2   Representations and Warranties..............................................   24
      8.3   Heartland and/or MergerSub Documents........................................   24
      8.4   Satisfaction or Waiver of Conditions Precedent of Heartland and MergerSub...   24
      8.5   Heartland and MergerSub Obligations Performed...............................   24
      8.6   No Material Changes.........................................................   24
      8.7   Terminal Price..............................................................   25
ARTICLE 9. TERMINATION; ADJUSTMENTS TO MERGER CONSIDERATION.............................   24
      9.1   Termination.................................................................   24
      9.2   Termination by CableMaxx....................................................   24
      9.3   Termination by Heartland or MergerSub; Adjustment to Merger Consideration...   24
      9.4   Termination Resulting from Acquisition Proposals............................   25
      9.5   Effect of Termination.......................................................   25
ARTICLE 10. DEFINITIONS.................................................................   25
     10.2   Defined Terms...............................................................   31
ARTICLE 11. MISCELLANEOUS...............................................................   31
     11.1   Expenses of the Transaction.................................................   31
     11.2   Further Assurances..........................................................   31
     11.3   Notices.....................................................................   31
     11.4   No Modification Except in Writing...........................................   32
     11.5   Entire Agreement............................................................   32
     11.6   Severability................................................................   32
     11.7   Assignment..................................................................   32
     11.8   Publicity; Announcements....................................................   32
     11.9   Choice of Law...............................................................   32
    11.10   Captions; Construction......................................................   32
    11.11   Schedules; Exhibits.........................................................   32
    11.12   Counterparts................................................................   32
    11.13   No Survival.................................................................   32

         1393

                         AMENDED AND RESTATED AGREEMENT
                               AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of the 11th day of September, 1995, by and among CABLEMAXX, INC., a Delaware corporation ("CableMaxx"), HEARTLAND MERGER SUB 2, INC., a Delaware corporation ("MergerSub"), and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of CableMaxx, MergerSub and Heartland have approved the merger of MergerSub with and into CableMaxx pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of CableMaxx ("CableMaxx Common Share") will be converted into the right to receive the Conversion Amount (as hereinafter defined);

     WHEREAS, CableMaxx, MergerSub and Heartland have previously executed the Agreement and Plan of Merger, also dated as of the date hereof ("Original Agreement"), and desire to amend the Original Agreement to provide for the extension of certain dates and a loan from Heartland to CableMaxx as further provided herein;

     WHEREAS, CableMaxx, MergerSub and Heartland desire to make certain representations, warranties and agreements in connection with the Merger and also to set forth the various conditions to the Merger;

     WHEREAS, the Board of Directors of CableMaxx, MergerSub and Heartland have adopted resolutions approving this Agreement;

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 10 hereof.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows: ARTICLE 1. THE MERGER

     1.1 THE MERGER. At the Effective Time, MergerSub will merge with and into CableMaxx (the "Merger") in accordance with the terms and conditions of this Agreement. CableMaxx shall be the corporation surviving the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified under the DGCL.

     1.2  EFFECT OF THE MERGER.

          (A) EFFECTIVE TIME. At the Effective Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, (i) MergerSub will merge with and into CableMaxx by the filing with the Secretary of the State of Delaware of a Certificate of Merger;
     (ii) each CableMaxx Common Share outstanding at the Effective Time, by said occurrence and with no further action on the part of the holder thereof, shall be transformed and converted into the right to receive, upon surrender of a certificate representing such CableMaxx Common Share ("Certificate"), the Conversion Amount, without interest or any similar payment thereon or with respect thereto; (iii) each share of common stock of MergerSub outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into one share of common stock of the Surviving Corporation, so that thereafter Heartland will be the sole and exclusive owner of equity securities of the Surviving Corporation; and (iv) the Surviving Corporation shall be the owner of all of the business, assets, rights and other attributes thereto of, or held by, either CableMaxx or MergerSub.

          (B) CONVERSION AMOUNT. On the Closing Date, each outstanding CableMaxx Common Share shall be converted into the right to receive the number of Heartland Common Shares (the "Conversion

         1394

     Amount") equal to (i) Merger Consideration divided by (ii) the product of
     (A) the number of CableMaxx Common Shares outstanding at the Effective Time, multiplied by (B) the Closing Share Price; subject to each party's respective right to terminate this Agreement as set forth in Section 9.2 or 9.3, as applicable, for the failure of the applicable condition precedent to the Merger set forth in Section 7.13 or 8.7, as applicable, if the Terminal Price is either greater than the Maximum Termination Price or less than the Minimum Termination Price.

          (C) CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub immediately prior to the Effective Time; provided that the provisions in such certificate relating to director and officer indemnification shall be substantially the same as the provisions currently contained in the certificate of incorporation of CableMaxx.

          (D) BYLAWS OF THE SURVIVING CORPORATION. The bylaws of the Surviving Corporation shall be the bylaws of MergerSub immediately prior to the Effective Time; provided that the provisions in such bylaws relating to director and officer indemnification shall be substantially the same as the provisions currently contained in the bylaws of CableMaxx.

          (E) BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The board of directors and officers of MergerSub immediately prior to the Effective Time shall be the board of directors and the officers of the Surviving Corporation, respectively, immediately upon the Effective Time, and such persons shall serve in such positions for the respective terms provided by law or in the bylaws of the Surviving Corporation and until their respective successors are elected and qualified.

          (F) HEARTLAND TO ESTABLISH ESCROW. Harris Trust Company of New York shall act as exchange agent hereunder (the "Exchange Agent"). In the event Harris Trust Company of New York is unable or unwilling to act as the Exchange Agent, CableMaxx and Heartland shall, upon mutual agreement, seek to select a comparable party to act as Exchange Agent. Heartland Common Shares shall be held by the Exchange Agent pursuant to the terms of an Exchange Agreement (the "Exchange Agreement") in the form attached hereto as Exhibit 1.2(f) hereto. Immediately prior to the Effective Time, Heartland shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the holders of CableMaxx Common Shares the aggregate Conversion Amount (together with cash in an amount sufficient to be issued in lieu of fractional shares) issuable pursuant to Section 1.2(b) in exchange for outstanding CableMaxx Common Shares (the "Exchange Fund").

          (G) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of CableMaxx Common Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Conversion Amount). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall receive in exchange therefor the Conversion Amount for the CableMaxx Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.2(g), each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Conversion Amount with respect to each CableMaxx Common Share represented thereby in accordance with the terms of this Agreement.

          (H) DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on Heartland Common Shares or are payable to the holders of record of Heartland Common Shares on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive Heartland Common Shares until such persons surrender their Certificates, as provided in this Article 1. Subject to the effect of applicable law, there shall be paid to the record holder of Heartland Common Shares (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole Heartland Common Shares and having a record date on or after the Effective Time and a payment date prior to such surrender and

         1395

     (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to Heartland Common Shares and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Common Shares are to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Common Shares in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (I) NO FRACTIONAL SHARES. No certificates or scrip representing fractional Heartland Common Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and, except as provided in this Section 1.2(i), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Heartland. In lieu of any fractional security, each holder of CableMaxx Common Shares who would otherwise have been entitled to a fraction of a Heartland Common Share upon surrender of Certificates for exchange pursuant to this Article 1 will be paid an amount in cash (without interest) equal to the value of the fractional share based upon the Closing Share Price. Any such payment of cash in lieu of fractional Heartland Common Shares shall be delivered to each former holder of CableMaxx Common Shares by check concurrent with the delivery of the portion of the Conversion Amount represented by Heartland Common Shares.

          (J) RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Common Shares which remain undistributed to the former holders of CableMaxx Common Shares for six (6) months after the Effective Time shall be delivered to Heartland, upon demand of Heartland, and any former holders of CableMaxx Common Shares who have not theretofore complied with this Article 1 shall thereafter look only to the Surviving Corporation and Heartland for payment of their claim for the Conversion Amount into which such CableMaxx Common Shares are convertible, any cash in lieu of fractional Heartland Common Shares, and any dividends or distributions with respect to Heartland Common Shares.

          (K) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All Heartland Common Shares issued, and all cash paid pursuant to this Section 1.2, upon the surrender for exchange of Certificates in accordance with the terms hereof, shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the CableMaxx Common Shares.

          (L) CLOSING OF CABLEMAXX TRANSFER BOOKS. At the Effective Time, the stock transfer books of CableMaxx shall be closed and no transfer of CableMaxx Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1.

          (M) FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of CableMaxx, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each such corporation, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

         1396

          (N) CERTAIN ADJUSTMENTS. The Closing Share Price, Terminal Price, Maximum Termination Price, Minimum Termination Price, Conversion Amount and/or number of Heartland Common Shares, as applicable, to be issued in connection with the Merger shall be subject to appropriate adjustment in the event of a stock split, stock dividend, cash dividend or distribution, asset dividend or distribution or other corporate distribution, reorganization or recapitalization subsequent to the date hereof on or prior to the Effective Time.

     1.3 CLOSING. The Closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Articles 6, 7 and 8 hereof, unless another date or place is agreed to in writing by the parties hereto, at the offices of Arter, Hadden, Johnson & Bromberg, Dallas, Texas, or some other mutually agreeable location in Dallas, Texas; provided that the Closing Date shall occur on or before February 29, 1996.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF CABLEMAXX.

     CableMaxx hereby represents and warrants to Heartland and MergerSub that as of the date hereof:

     2.1 ORGANIZATION; GOOD STANDING; LISTING. CableMaxx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CableMaxx is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.1. The CableMaxx Common Shares are currently quoted and traded on the NASDAQ-NMS. CableMaxx is in compliance with the NASDAQ-NMS listing standards as promulgated by the National Association of Securities Dealers, Inc., and has not received any notices and is not aware of any circumstances which may adversely affect such listing.

     2.2 SUBSIDIARIES. CableMaxx (Texas), Inc. ("CM Texas") is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. CM Texas is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.2. Supreme Cable Metroplex, Inc. ("SCM") is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas. SCM is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth in Schedule 2.2. CM Texas and SCM are the only Subsidiaries of CableMaxx. CableMaxx owns directly, free and clear of liens, all outstanding shares of CM Texas, and all such shares are validly issued, fully paid, non-assessable and not subject to preemptive rights, and CM Texas owns directly, free and clear of liens, all outstanding shares of SCM, and all such shares are validly issued, fully paid, non-assessable and not subject to preemptive rights. Except as set forth on
Schedule 2.2,there are no outstanding subscriptions, options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating any Subsidiary to issue, deliver or sell additional shares of its capital stock or equity interests of any class or any securities convertible into or exchangeable for any such capital stock or equity interests, and there are no rights of first refusal, transfer restrictions or similar rights or obligations with respect to the ownership interests of CableMaxx in any Subsidiary. Except as set forth on Schedule 2.2, CableMaxx does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, Joint Venture, association or other Person.

     2.3 CAPITALIZATION. The authorized capital stock of CableMaxx as of the date of this Agreement, consists of 20,000,000 shares of common stock, $.01 par value per share, of which 9,507,311 are issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value per share, of which no shares have been issued. Schedule 2.3 sets forth as of the date of this Agreement, a true and correct list of all outstanding options, warrants, calls, puts, commitments and other rights to purchase, or securities or other rights convertible or exchangeable into, capital stock of CableMaxx indicating the record and, to the Knowledge of

         1397

CableMaxx, the beneficial owner thereof, the exercise, conversion or exchange price and period thereof, the term and any vesting or other conditions thereof. All securities issued or issuable by CableMaxx or any Subsidiary have been paid for and delivered in accordance with the terms of applicable agreements or instruments, duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; none of such securities were issued in violation of the preemptive rights of any holder of any security of CableMaxx or any Subsidiary or any similar rights granted by CableMaxx or any Subsidiary or applicable laws.

     2.4 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. CableMaxx and each Subsidiary have the corporate power and authority to conduct the business and activities conducted by it or them and to own or lease the assets owned or leased by it or them. CableMaxx has the corporate power and authority (subject to shareholder approval as set forth in Section 8.1) to execute and deliver this Agreement and all other documents required to be executed and delivered by CableMaxx hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by CableMaxx pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by CableMaxx hereunder have been duly authorized by all corporate action necessary on the part of CableMaxx (subject to shareholder approval as set forth in Section 8.1) and have been duly or will when executed and delivered be duly executed and delivered by CableMaxx and constitute the legal, valid and binding obligations of CableMaxx, enforceable against CableMaxx in accordance with their terms. Except as disclosed in Schedule 2.4, neither the execution nor the delivery of this Agreement and all other documents required to be executed and delivered by CableMaxx hereunder or the consummation of the transactions hereby contemplated by CableMaxx (i) conflicts with or constitutes any violation or breach of the Certificate of Incorporation or the Bylaws of CableMaxx; (ii) constitutes any violation or breach of, or gives any other Person any rights (including any right of acceleration, termination or cancellation) under, any Material Contract, License, Channel Lease, Governmental Permit, or other document or agreement to which CableMaxx or any Subsidiary is a party; or (iii) constitutes a violation of any Order or Legal Requirement; or
(iv) will result in the creation of any Lien on any of the assets or properties of CableMaxx or any Subsidiary.

     2.5 FINANCIAL STATEMENTS. (A) Schedule 2.5 lists the audited financial statements of CableMaxx as of, and for the fiscal years ending June 30, 1992, 1993 and 1994 and the unaudited financial statement for the fiscal year ending June 30, 1995, including the balance sheets and related statements of income and expense (collectively, the "Financial Statements"). The Financial Statements and all notes thereto are complete and correct, in accordance with the books and records of CableMaxx and each Subsidiary, fairly present the financial position and results of operations of CableMaxx and each Subsidiary as of the date thereof and for the periods referenced therein, all in accordance with GAAP, and have been delivered to Heartland.

          (B) Since June 30, 1995, except as set forth on Schedule 2.5, (i) CableMaxx and the Subsidiaries have conducted its or their businesses in the ordinary, regular course thereof; (ii) there has been no change in the financial condition of CableMaxx or any Subsidiary which has had a Material Adverse Effect, or any damage, destruction or loss, not covered by insurance, which has had a Material Adverse Effect, or any change in the nature, or in the condition, of the businesses of CableMaxx and the Subsidiaries which has had a Material Adverse Effect; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect; and (iii) except in the ordinary and regular course of its or their businesses, neither CableMaxx nor any Subsidiary has made any dispositions of any of assets; disposed of any records relating to assets or properties; borrowed any funds; incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent; paid, discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; canceled any debts owed to it or them; waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor.

          (C) Neither CableMaxx nor any Subsidiary has any material Liabilities or Severance Obligations, except as described in the Financial Statements or otherwise set forth on Schedule 2.5. Except as set forth on Schedule 2.5, there has been no change in the business, financial condition, operations or prospects of CableMaxx or any Subsidiary, any repurchase of any capital stock of CableMaxx, any dividend declared

         1398

     or paid or any distribution made by CableMaxx with respect to such capital stock, since June 30, 1995 which has had or reasonably could be anticipated to have a Material Adverse Effect.

     2.6  TAXES.

          (A) All federal, state, county, local and foreign taxes, including without limitation, income, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property, and other taxes, duties or charges (collectively, "Taxes") levied, assessed, or imposed upon CableMaxx or any Subsidiary or its or their businesses, assets or properties as of such date have been duly and fully paid or have been adequately provided for on the Balance Sheet of CableMaxx or any Subsidiary as of June 30, 1995. In addition, all filings, returns, and reports with respect to Taxes required by any foreign or domestic law or regulation to be filed by CableMaxx or any Subsidiary on or prior to the date hereof have been duly and timely filed. Except as set forth in Schedule 2.6, there are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor, except as set forth on Schedule 2.6, are there any actions, suits, proceedings, inquiries, investigations or claims of any nature or kind whatsoever now pending or, to the Knowledge of CableMaxx, threatened, against CableMaxx or any Subsidiary with respect to any such returns or reports, or any such Taxes, or any matters under discussion with any federal, state, county, local or other authority relating to Taxes.

          (B) Except as otherwise disclosed on Schedule 2.6, (i) CableMaxx and each Subsidiary has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local, federal or other law; (ii) all amounts of any Taxes, including payroll and federal excise taxes, that are required to be collected or withheld by CableMaxx or any Subsidiary have been duly collected or withheld, and have been duly remitted or deposited in accordance with law;
     (iii) no power of attorney has been granted by CableMaxx or any Subsidiary that is currently in force with respect to any matter relating to Taxes;
     (iv) none of CableMaxx nor any Subsidiary has any deferred gain or loss (A) arising from deferred inter-company transactions, within the meaning of Treas. Regs. Section 1.1502-13 or any successor regulations, or (B) with respect to the stock or obligations of any member of the affiliated group of which CableMaxx is the common parent, as described in Treas. Regs.
     Section 1.1502-14; (v) no taxes relating to periods ending before June 30, 1994 were paid by or charged to any Subsidiary on or after such date; (vi) neither CableMaxx nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is the IRS or any other taxing authority considering any such change in accounting method; (vii) neither CableMaxx nor any Subsidiary has disposed of any property which has been accounted for Tax purposes under the installment method; (viii) neither CableMaxx nor any Subsidiary owns any interest in any entity which is characterized as a partnership for federal income tax purposes; (ix) neither CableMaxx nor any Subsidiary would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Closing Date; (x) neither CableMaxx nor any Subsidiary will have any "non-recaptured net Section 1231 losses," within the meaning of Section 1231(c) of the Code on the Closing Date; (xi) no election under Section 1504(d) of the Code has been made with respect to any Subsidiary; and (xii) no claim or assertion has been made against CableMaxx or any Subsidiary by any tax authority in any jurisdiction in which no tax return has been filed by CableMaxx or said Subsidiary that it may be subject to Tax in that jurisdiction or otherwise is required to file a tax return.

          (C) CableMaxx has a regular tax operating loss carryforward from its last filed federal corporate income tax return for the year ending June 30, 1994, in the approximate amount of $9.5 million. CableMaxx represents that it has not undergone a Section 382 ownership change which would limit the ability to utilize these losses.

     2.7  PROPERTY.

          (A) Schedule 2.7(a) contains a general description, by category, as of the date thereof, all of the Equipment, except small hand tools, office equipment and supplies, and similar equipment.

         1399

          (B) Schedule 2.7(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is any construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site.

          (C) CableMaxx and each Subsidiary own and hold good title, free and clear of any Liens, to all of the owned Equipment and owned Facilities, except as set forth on Schedule 2.7(c) or 2.9, and all of such Equipment and Facilities necessary to the conduct of the business of CableMaxx and each Subsidiary at their present levels of operation is in serviceable condition, conforms to or complies in all material respects with all applicable Orders and Legal Requirements and constitutes all of the Equipment and Facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the business operations of CableMaxx and each Subsidiary.

     2.8 RECEIVABLES. All accounts receivable of CableMaxx and each Subsidiary reflected in the Balance Sheet of CableMaxx or each Subsidiary, as applicable, as of June 30, 1995, represent valid obligations arising from sales made in the ordinary and regular course of the Business. The accounts receivable reflected in the Balance Sheet of CableMaxx or each Subsidiary, as applicable, as of June 30, 1995, are net of reserves therefor, valid receivables that have arisen in the ordinary course of the operations of CableMaxx and each Subsidiary and, are net of reserves therefor, collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.9  CONTRACTS.

          (A) Except as set forth elsewhere on Schedules 2.10, 2.11, 2.26 or 2.31, Schedule 2.9 sets forth a complete and correct list of the following types of contracts to which CableMaxx or any Subsidiary is a party or is otherwise bound (the "Material Contracts"):

             (i) all contracts of a character required to be described in CableMaxx's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 or Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995;

             (ii) all Channel Leases;

             (iii) all contracts or agreements of any kind with any director, executive officer or other officer of CableMaxx or any Subsidiary;

             (iv) any loan agreements, lease agreements, notes, mortgages, indentures, guarantees, security agreements, letters of credit, financing documents or other agreements for the borrowing or lending of money by CableMaxx or any Subsidiary in excess of $25,000;

             (v) all agreements relating to the acquisition of any Subsidiary;

             (vi) all Joint Venture agreements;

             (vii) all agreements involving an aggregate amount in excess of $50,000 to provide goods or perform services or for the payment for goods or services;

             (viii) any commitment or agreement for any capital expenditure or leasehold improvement in excess of $25,000;

             (ix) any agreement, contract or commitment limiting or restraining CableMaxx or any Subsidiary from engaging or competing in any manner or in any business;

             (x) all programming agreements;

             (xi) all agreements with respect to resolution of interference issues;

             (xii) all collective bargaining agreements, employment agreements, consulting agreements and severance agreements;

             (xiii) all agreements for the offer or sale of securities;

             (xiv) all agreements with investment bankers or brokers;

         1400

             (xv) all agreements under which either CableMaxx or any Subsidiary is entitled to indemnification and under which the potential claims subject to indemnification could reasonably be expected to exceed $25,000;

             (xvi) all agreements to which either CableMaxx or any Subsidiary is a party and involving an aggregate amount in excess of $10,000 under which, since January 1, 1994, either CableMaxx or any Subsidiary or the other party to the agreement has, or has been alleged to have, breached, failed to perform under or otherwise failed to comply with the terms of, such agreement;

             (xvii) any agreement with any Governmental Authority;

             (xviii) any material agreement, contract or commitment not made in the ordinary course of business; and

             (xix) any agreements or other arrangements with any Affiliates of CableMaxx or any Subsidiary (such agreements or arrangements to be separately identified or described in such other Schedules or Schedule
        2.9 as "Affiliate Agreements").

          (B) True and correct copies of all the Material Contracts have been delivered to Heartland by or on behalf of CableMaxx. Each of the Material Contracts is valid and enforceable in accordance with its terms. Neither CableMaxx nor any Subsidiary is in default in any material respect in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and, to the Knowledge of CableMaxx, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default thereunder.

     2.10  FCC MATTERS.

          (A) Schedule 2.10(a) is a true and correct list of all Channel Leases setting forth (i) the lessor/licensee and lessee, (ii) the frequency rights and/or Channels leased/call signal, (iii) the payments thereunder, (iv) the term of the Channel Lease, (v) the number of Channels available for analog,
     (vi) any material obligations continuing after the termination of the Channel Lease, (vii) any material conditions that are unfulfilled under a Channel Lease, and (viii) a summary of the obligations of the lessee under the Channel Leases and restrictions on full time usage. Except as set forth on Schedule 2.10(a), (i) CableMaxx and each Subsidiary have performed in all material respects all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable against them in accordance with their respective terms and in full force and effect, and there are no defaults (or to the Knowledge of CableMaxx events which, with notice or lapse of time or both, would constitute a default) by CableMaxx or any other party to any such Channel Leases; (iii) Channel Leases set forth in the name of Persons other than CableMaxx or a Subsidiary, as lessee, are identified on
     Schedule 2.10(a) and have been duly and validly assigned with all requisite consents and approvals of all parties thereto to CableMaxx or a Subsidiary, and remain in full force and effect as if CableMaxx or a Subsidiary were the initial "lessee" thereunder; (iv) since January 1, 1994, no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (v) the Channel Leases comply in all material respects with the Act and the FCC Rules, and each of the Channel Leases, and all amendments thereto, to the extent required, have been filed with and approved by the FCC.

          (B) Listed in Schedule 2.10(b) are all of the Licenses and FCC Permits, and all amendments or other pending filings thereto (except Applications), held or leased by CableMaxx or any Subsidiary. No Licenses or FCC Permits are held by CableMaxx or any Subsidiary, and except as set forth on Schedule 2.10(b), no FCC Consents will be required in connection with the Merger. All reports or other documents required to be filed with respect to any such Licenses have been filed, except where the failure to do so could not reasonable be anticipated to hinder the ability of CableMaxx, any Subsidiary or the holder of any License to receive the benefits thereof. The Licenses and the FCC Permits listed on Schedule 2.10(b), constitute all of the Authorizations held or leased by CableMaxx and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for CableMaxx and Subsidiary to lawfully conduct its and their business operations as

         1401

     currently conducted. Each of the Licenses and the FCC Permits, except as otherwise expressly noted on Schedule 2.10(b), (i) is currently held by the Person identified as the holder thereof on Schedule 2.10(b); (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels; (iii) is existing and in full force and effect; and (iv) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. There are no existing or, to the Knowledge of CableMaxx, threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Entity which, if adversely determined, could be reasonably anticipated to result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

          (C) Schedule 2.10(c) indicates all Applications and all amendments or other filings thereto. To the Knowledge of CableMaxx, the information contained in each Application is true and correct in all material respects, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

          (D) Except as otherwise expressly noted on Schedule 2.10(d), CableMaxx and each Subsidiary and, to the Knowledge of CableMaxx, the FCC Licensees and the FCC Permittees have each submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect, or (ii) hinder the ability of CableMaxx or any Subsidiary to fully perform its and their material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.10(d), no petitions to deny or, to the Knowledge of CableMaxx, informal objections have been filed against any of the amendments listed on Schedule 2.10(c). True and accurate copies of all material amendments, notices, reports and other documents filed by CableMaxx and, to the Knowledge of CableMaxx, the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits, with the FCC, the FAA, the copyright office and other governmental authorities have been either delivered to Heartland by CableMaxx or otherwise identified by CableMaxx and made available for Heartland's review.

     2.11 INSURANCE. Schedule 2.11 is a certificate of insurance which lists all insurance policies held by CableMaxx and which are in full force and effect.

     2.12 LITIGATION. Except as set forth on Schedule 2.12, there is no claim or Proceeding, in each case domestic or foreign, pending or, to the Knowledge of CableMaxx, threatened against, or involving the properties or business of CableMaxx or any Subsidiary which (a) questions the validity of the issuance of the capital stock of CableMaxx or any Subsidiary, this Agreement or any action taken or to be taken by CableMaxx pursuant to or in connection with this Agreement; (b) is required to be, and has not been so, disclosed in the filings with the SEC by CableMaxx (and such proceedings are as summarized in such SEC Filings accurately summarized in all material respects); (c) materially adversely affects the Channel Leases or FCC Licenses or the operation of the Channels and transmission facilities relating thereto and the Wireless Cable Business; or (d) would otherwise have a Material Adverse Effect (such claims or Proceedings being collectively referred to as the "Potential Claims").

     2.13 REGISTRATION RIGHTS. Except as set forth on Schedule 2.13, no Person has rights to the registration of any securities of CableMaxx or any Subsidiary.

     2.14 KEY-PERSON INSURANCE. Neither CableMaxx nor any Subsidiary has any key-person insurance on the life of any officer, director or employee of CableMaxx or any Subsidiary.

     2.15 CERTAIN ACTIVITIES AND SERVICES. Except as set forth on Schedule 2.15, neither CableMaxx nor any Subsidiary engages in any business other than the Wireless Cable Business.

     2.16 GOVERNMENTAL PERMITS. CableMaxx and each Subsidiary own, hold or possess all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct their business as currently conducted, except with respect to Applications for which Licenses have not been granted, if any.

         1402

     2.17 COMPLIANCE WITH LAWS. CableMaxx and each Subsidiary have complied in all material respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or them or its or their operations, including, but not limited to, all material FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, anti-monopoly or anti-competitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. Except as set forth on Schedule 2.17, there are no Orders outstanding and in effect against CableMaxx or any Subsidiary, its or their assets, the transactions contemplated by this Agreement, or, to the Knowledge of CableMaxx, any of the parties to Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which would, individually or in the aggregate: (i) have a Material Adverse Effect, or (ii) hinder in any material respect the ability of CableMaxx or any Subsidiary to fully perform its or their material obligations under this Agreement. Except as set forth in Schedule 2.17, CableMaxx has not received any written notice or, to its Knowledge, oral notice from any Person to the effect that, or otherwise been advised that, CableMaxx or any Subsidiary is not in compliance with any applicable law, ordinance, regulation, building or zoning law, and CableMaxx and each Subsidiary have no reason to reasonably anticipate that any existing circumstances are likely to result in a violation of any material law, statute, ordinance or regulation, the non-compliance or partial compliance with which could reasonably be anticipated to have a Material Adverse Effect.

     2.18  ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 2.18:

          (A) Neither CableMaxx nor any Subsidiary, nor to the Knowledge of CableMaxx, any predecessor thereof or anyone else, has Managed or Released any Hazardous Substances at, on, in, to or from any property or business now or previously owned, operated, leased, controlled, used, occupied or conducted by CableMaxx or any Subsidiary, or any predecessor thereof in quantities or concentrations which violate any applicable Environmental Law such as to have a Material Adverse Effect.

          (B) Neither CableMaxx nor any Subsidiary has received any request for information, notice of claims, demand or notification that it is or may be a potentially responsible party with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance, and, to the Knowledge of CableMaxx, no environmental inspections, audits, tests, reviews or other analysis are being conducted in relation to any property now or previously owned, operated, leased, controlled, used, occupied or conducted by CableMaxx or any Subsidiary.

          (C) No written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of CableMaxx or any Subsidiary in relation to any property or business now or, to the Knowledge of CableMaxx, previously owned, operated, leased, controlled, used, occupied or conducted by CableMaxx or any Subsidiary.

          (D) There are no facts or circumstances related to environmental matters concerning its properties or business now or previously owned, operated, leased, controlled, used, occupied, or conducted by CableMaxx or any Subsidiary, or any predecessor thereof, that reasonably could be expected to lead to any future environmental claims, liabilities or responsibilities against Heartland or against CableMaxx or any Subsidiary, or any predecessor thereof that could reasonably be anticipated to have a Material Adverse Effect.

     2.19 INTELLECTUAL PROPERTY. Schedule 2.19 is a true and correct list of all Intellectual Property owned or used by CableMaxx or any Subsidiary. No person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on Schedule 2.19, CableMaxx owns each of said properties; has not granted to any other Person any interest in any of said properties, as licensee or otherwise; and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. None of said properties is invalid and none infringes upon the personal or property rights of any third party.

         1403

     2.20 LIENS. Except as set forth on Schedule 2.20, CableMaxx and each Subsidiary have good and marketable title to all of its and their owned assets, free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable and except for those assets disposed of in the ordinary course of business.

     2.21 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, CableMaxx and each Subsidiary, and to the Knowledge of CableMaxx, the Licensees and the FCC Permittees, are in material compliance with, and not in material default under or in material violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, and other Legal Requirements applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, neither CableMaxx nor any Subsidiary has received any notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. Except as set forth in Schedule 2.21, to the Knowledge of CableMaxx, no condition exists or event has occurred with respect to CableMaxx or any Subsidiary, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a material violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules; (ii) constitute a material default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.10(c) or 2.10(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or non-renewal of any License or FCC Permit, or
(iv) adversely affect any of the material rights of CableMaxx or any Subsidiary, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.22 INTERFERENCE. Except as set forth in Schedule 2.22, neither CableMaxx nor any Subsidiary, nor to the Knowledge of CableMaxx, any other party to a Channel Lease, has agreed to accept objectionable electrical interference to the Channels from any source, has consented to the grant of any application filed with the FCC that demonstrates any objectionable electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities which demonstrate that they would cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on Schedule 2.22, neither CableMaxx nor any Subsidiary, nor, to the Knowledge of CableMaxx, any FCC Licensee or FCC Permittee or any other party to a Channel Lease Agreement, will experience interference which will materially and adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or will create interference which will materially and adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.22, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB, unless frequency offset or other engineering solutions are employed.

     2.23  EMPLOYEE PLANS.

          (A) Schedule 2.23 sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of CableMaxx or any Subsidiary or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by CableMaxx or to which CableMaxx or any Subsidiary contributes or is or has been obligated or required to contribute or with respect to which CableMaxx or any Subsidiary may have any liability or obligation (collectively, the "Plans"). CableMaxx has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

         1404

          (B) All Plans conform (and at all times within the five years preceding the date hereof have conformed) in all material respects to, and are being administered and operated (and have at all times within the five years preceding the date hereof been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Plans, that could subject CableMaxx or any Subsidiary to any penalty or tax imposed under the Code or ERISA. Except as disclosed in Schedule 2.23, neither CableMaxx nor any Subsidiary maintains or has maintained any Plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Neither CableMaxx nor any Subsidiary has any announced plan or legally binding commitment to create any Plans or to materially amend or modify any existing Plan.

          (C) There are no pending or, to the Knowledge of CableMaxx, threatened claims asserted or instituted against (i) any Plans or its assets, (ii) any fiduciary with respect to any such Plan or (iii) CableMaxx or any Subsidiary or any of its officers, directors or employees under ERISA or any other applicable laws and rules and regulations promulgated thereunder, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for such claim. To the Knowledge of CableMaxx, the Plans are not the subject of any investigation, audit or action by any governmental agency, including, but not limited to, the IRS, the Department of Labor, the Equal Employment Opportunity Commission or the Pension Benefit Guaranty Corporation ("PBGC").

     2.24 FINDER'S FEES. Except as set forth on Schedule 2.24, neither CableMaxx nor any Subsidiary has taken any action which would impose any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.25 COPYRIGHT ACT. Except as set forth in Schedule 2.25, CableMaxx and each Subsidiary have submitted all requisite notices (if any are required) under the Copyright Act of 1976, as amended (together with all rules and regulations thereunder, the "Copyright Act"), for the carriage of all broadcast stations as currently carried over any of the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, CableMaxx and each Subsidiary have filed with the Copyright Office all required documents, instruments and statements of account and has remitted payments of all required royalty fees with respect to the compulsory licenses provided for in Section 111 of the Copyright Act for the carriage of broadcast signals in connection with the Wireless Cable Television Systems. Except as set forth in Schedule 2.25, neither CableMaxx nor any Subsidiary is liable to any Person for copyright infringement under the Copyright Act as a result of its business operations. Except as set forth in
Schedule 2.25, there have been no unresolved inquiries received from the Copyright Office, or, any other party, which questioned such statements of account or any copyright royalty payments made by CableMaxx or any Subsidiary with respect to the Wireless Cable Television Systems to which a response has not been filed, and no claim, action or demand for copyright infringement or for non-payment of royalties is pending or, to the Knowledge of CableMaxx, threatened against CableMaxx or any Subsidiary with respect to the Wireless Cable Television Systems.

     2.26 PROGRAMMING AGREEMENTS. Schedule 2.26 sets forth a true and correct list of all agreements for programming and for each programming agreement. Except as set forth on Schedule 2.26, neither CableMaxx nor any Subsidiary is a party to any agreements providing for the retransmission of any broadcast signals.

     2.27 SEC FILINGS. CableMaxx has previously delivered to Heartland the CableMaxx SEC Filings. Each CableMaxx SEC Filing was timely filed with the SEC and does not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time such document was filed. Except as set forth in Schedule 2.27, no other document or report required to have been be filed by CableMaxx with the SEC has not been filed, and no event or transaction has occurred prior to the date hereof which will hereafter be required to be disclosed by CableMaxx in a Form 10-Q, Form 8-K or similar filing.

         1405

     2.28 DIRECTORS, OFFICERS AND EMPLOYEES. Schedule 2.28 sets forth a list of all directors, officers or managers of CableMaxx and each Subsidiary. Except as set forth on Schedule 2.28, neither CableMaxx nor any Subsidiary has any outstanding loans or extension of credit to, or any contracts, agreements or understandings with, any executive officer or director or member of their immediate family or any person with which any such person has a material relationship. Schedule 2.28 sets forth a list of (a) the names and positions of each employee of CableMaxx and each Subsidiary who was paid an aggregate compensation for the fiscal year ended June 30, 1995 in excess of $75,000, together with the amount thereof; and (b) any agreements or arrangements with any current or former employees, officers or directors that would entitle such person to receive any compensation or other payments upon or arising from either
(i) the termination of such person's services as an employee, officer or director or (ii) the consummation of the Merger, together with the amount thereof (such aggregate amount referred to herein as "Severance Obligations"). CableMaxx has made available to Heartland a true and correct copy of the current payroll which lists all employees of CableMaxx and each Subsidiary by category of employment and salary.

     2.29 BANK ACCOUNTS, ETC. Schedule 2.29 sets forth a list of all (i) bank accounts of CableMaxx and each Subsidiary and the persons authorized to draw thereon and the balances thereof as of July 31, 1995; (ii) safe deposit boxes of CableMaxx and each Subsidiary and the persons who have access thereto; and (iii) powers of attorney for tax purposes or otherwise and a summary of the terms thereof.

     2.30  CERTAIN CLAIMS. With respect to the Potential Claims listed on
Schedule 2.12, CableMaxx has previously delivered to Heartland a claim inventory for each Potential Claim that contains copies of all material written correspondence between CableMaxx, any Subsidiary, and the potential claimant, and summaries of all material oral correspondence between such parties. Each such claim inventory is true and correct in all material respects.

     2.31 SITE LEASES AND SITE OPTIONS. Schedule 2.31 sets forth a true and correct list of each Site Lease and Site Option which CableMaxx or any Subsidiary is a party or is otherwise bound. Each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities, and permits the transmissions from the property of signals containing video and audio programming.

     2.32 RULE 145 AFFILIATES. The only Person deemed to be an "Affiliate" of CableMaxx or any Subsidiary as such term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act (a "Rule 145 Affiliate") is Charter Wireless Cable Holdings, L.L.C. ("CWCH").

     2.33 WIRELESS CABLE TELEVISION SYSTEMS; SUBSCRIBERS. The Wireless Cable Television Systems constitute all of the wireless cable channel rights or pending applications to acquire wireless cable channel rights of CableMaxx.
Schedule 2.33 sets forth a true and correct list of the number of subscribers for each Wireless Cable Television System as of August 31, 1995.

     2.34 FURTHER REPRESENTATION. No representation or warranty of CableMaxx contained in this Agreement contains any untrue statement of, or omits to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. Copies of all documents listed in the Schedules and furnished or given by CableMaxx to Heartland or Heartland's agents are true, complete and genuine.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF MERGERSUB AND HEARTLAND.

     Heartland and MergerSub each hereby represent and warrant to CableMaxx and to the shareholders of CableMaxx, the following:

     3.1 ORGANIZATION AND GOOD STANDING. Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it.

         1406

Heartland has corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement and all the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute
(i) any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland or (ii) subject to lender approval as set forth in Section 6.4, any material violation or breach of any contract or agreement of Heartland, the result of which would have a Material Adverse Effect. MergerSub has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. MergerSub has corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) to execute and deliver this Agreement and all other documents required to be executed by MergerSub, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by MergerSub pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by MergerSub hereunder have been duly authorized by all corporate action necessary on the part of MergerSub (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 6.4 and 7.1) and have been duly or will when executed and delivered be duly executed and delivered by MergerSub, and constitute the legal, valid and binding obligations of MergerSub enforceable against MergerSub in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by MergerSub hereunder or the consummation of the transactions hereby contemplated by MergerSub conflict with or constitute a violation or breach of the Certificate of Incorporation or the Bylaws of MergerSub.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. There is no Proceeding pending or, to MergerSub's Knowledge, threatened against or affecting MergerSub that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. Except as described in Heartland's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, Heartland is not a party to any Proceeding, the adverse resolution of which is reasonably anticipated to have a Material Adverse Effect.

     3.4 GOVERNMENTAL CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any) or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Heartland or MergerSub in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. The authorized capital stock of Heartland as of the date hereof consists of 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 of preferred stock, par value $.01 per share, of which 12,476,393 shares of Heartland common stock are issued and outstanding and no shares of preferred stock have been issued. Heartland Common Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable.

     3.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the dates thereof and for the periods referenced therein, all in accordance with GAAP.

         1407

     3.7  SEC FILINGS. Heartland has previously delivered to CableMaxx copies of
(i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three (3) month periods ended March 31, 1995 and June 30, 1995,
(iii) its Registration Statement on Form S-3 (File No. 33-94838) declared effective by the SEC on August 4, 1995, and (iv) all Form 8-Ks filed with the SEC after June 30, 1995 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. No other document or report required to have been filed by Heartland with the SEC has not been filed, and no event or transaction has occurred prior to the date hereof that will hereafter be required to be disclosed by Heartland in a Form 10-Q, Form 8-K or similar filing.

     3.8 FINDER'S FEES. Heartland has not taken any action which would impose upon CableMaxx any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.9 FURTHER REPRESENTATION. No representation or warranty of MergerSub or Heartland contained in this Agreement contains or will contain any untrue statement of, or omit to state, a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. Copies of all documents specified herein to have been delivered by Heartland to CableMaxx or CableMaxx's agents, are true, complete and genuine.

ARTICLE 4. COVENANTS OF CABLEMAXX.

     CableMaxx hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. Subject to the provisions of Sections 4.4 and 5.14, from the date hereof through the Closing Date:

          (A) Neither CableMaxx nor any of its Subsidiaries shall engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland.

          (B) CableMaxx shall, and shall cause each Subsidiary to, use its best efforts to keep its business, properties and business relationships substantially intact.

          (C) CableMaxx shall and shall cause each Subsidiary to (i) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established, (ii) perform its material obligations under all Authorizations and Material Contracts, and (iii) comply in all material respects with all Governmental Rules.

          (D) CableMaxx shall (i) not take any action, and shall endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach, or would, if such action or event had occurred prior to the date of this Agreement, have caused or constituted a material breach, of any of the representations and warranties set forth in
     Article 2 hereof; (ii) in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in Article 2, give notice thereof to Heartland; (iii) endeavor in good faith not take any action which would result in the aggregate Net Liabilities of CableMaxx and its Subsidiaries on the Closing Date to exceed $13.635 million (such amount, subject to adjustment as provided in Section 5.22, being the "Permitted Net Liabilities"); and (iv) use its best efforts to prevent or promptly to remedy such breach.

          (E) CableMaxx and each of its Subsidiaries shall use their best efforts to preserve, protect and maintain their rights and interests in the Channel Leases, FCC Licenses, and Material Contracts,

         1408

     including, but not limited to, filing or requesting that licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

          (F) CableMaxx shall not, and shall not cause any of its Subsidiaries to enter into, amend or terminate, or agree to enter into, amend or terminate, except to comply with this Agreement, any Channel Lease, License, Permit, Application or Material Contract.

          (G) CableMaxx shall not repurchase, declare or pay any dividends, or make any other distributions consisting of cash or marketable securities or any contribution thereof, nor shall CableMaxx or any of its Subsidiaries issue, sell or agree to sell any shares of its capital stock, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock.

          (H) CableMaxx shall not, and shall not cause any of its Subsidiaries to sell, lease, transfer or otherwise dispose of any of its assets, except as provided for by, or contemplated in, this Agreement, or in the ordinary course of business.

          (I) CableMaxx shall not, and shall not cause any of its Subsidiaries to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or employees, pay bonuses to any such director, officer of employee, or pay any salaries except in the ordinary course of business, except as required under any existing written employment agreement with any officer, director or employee of CableMaxx or any Subsidiary.

          (J) CableMaxx shall not transfer any interest in any Subsidiary.

          (K) CableMaxx shall maintain, and shall not take any action that may jeopardize, the designation of the CableMaxx Common Shares as a NASDAQ-NMS security.

     4.2 ESTOPPEL CERTIFICATES. Upon request of Heartland, CableMaxx shall assist Heartland to obtain from each of the other respective parties to each Channel Lease and Material Contract estoppel certificates in the form of Exhibit
4.2 ("Estoppel Certificates"), certifying that CableMaxx or the Subsidiaries, as applicable, is not in breach or violation of or in default under any of such Channel Leases or Material Contracts or arrangements and that it would not be by virtue of the transaction contemplated hereby. In addition to the other Estoppel Certificates to be obtained pursuant to this Section 4.2, CableMaxx shall obtain either (i) estoppel certificates or (ii) other evidence of amounts owed reasonably satisfactory to Heartland, dated no more than fifteen (15) days prior to the Closing Date, from each Person (other than the State of Texas or parties to programming agreements) that will be owed, or is anticipated to be owed, in excess of $100,000 on the Closing Date, certifying the amount then owed to such Person and amount anticipated to be owing to such Person by CableMaxx or any Subsidiary as of the Closing Date ("Account Estoppels").

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. CableMaxx shall, and shall cause each Subsidiary to:

          (A) timely file, or cause to be filed, all material applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to either CableMaxx or any Subsidiary remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification results from changes in the FCC's rules or policies of general applicability. After the applications, if any, are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an affiliate of Heartland, CableMaxx shall file, or cause to be filed, at the request of and as an accommodation to Heartland, such applications for modification of their outstanding construction Permits or Licenses as are reasonably required to implement the Merger. CableMaxx shall utilize its best efforts to diligently prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 4.3.

          (B) use its best efforts to assure that the licensees or permittees under the Channel Leases timely file all applications, reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full

         1409

     force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. CableMaxx shall use its reasonable efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. CableMaxx shall promptly disclose to Heartland any information it receives regarding any conditions or circumstances that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. Subject to the provisions of Section 5.14 (regarding the proposed sale of the Salt Lake City Market), from and after the date hereof, CableMaxx will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any Subsidiary (collectively, "CableMaxx Representatives") to directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any Person or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. CableMaxx shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any parties conducted heretofore by CableMaxx or any CableMaxx Representatives with respect to any of the foregoing. To the extent permitted by applicable law, CableMaxx will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including (a) the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and (b) the material terms and conditions of any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer considered by the Board of Directors of CableMaxx to be bona fide, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving CableMaxx or any Subsidiary or any proposal to acquire in any manner a substantial equity interest in (x) CableMaxx or any Subsidiary, (y) any rights of CableMaxx or any Subsidiary to any Channels or (z) any Wireless Cable Television System. Notwithstanding the foregoing, nothing in this Section 4.4 shall prohibit the Board of Directors of CableMaxx from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire CableMaxx or any Subsidiary pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or some other transaction, if, and only to the extent that (A) the Board of Directors determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duty to its stockholders, (B) prior to furnishing such information to, or entering into discussions with or negotiations with, such person or entity, to the extent permitted by applicable law, CableMaxx provides notice to Heartland to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and
(C) to the extent permitted by applicable law, CableMaxx keeps Heartland informed, on a current basis, of the status of any such discussions or negotiations; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and (iii) soliciting or receiving offers for, negotiating the sale of, or selling the Salt Lake City Market in accordance with Section 5.14. CableMaxx will use reasonable efforts to cause a Person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS MEETING. CableMaxx and Heartland shall each take all action necessary in accordance with applicable law and in accordance with their respective certificates of incorporation and bylaws to convene a meeting of their respective stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC, to consider and vote upon the approval of this Agreement. CableMaxx (subject to the provisions of Sections 4.4 and Section 9.4) and Heartland each, through its board of directors, shall recommend to its stockholders (and, if applicable, its lenders) approval of this Agreement and shall use reasonable efforts to obtain approval and adoption of this Agreement by such stockholders and lenders. CableMaxx acknowledges that the consummation of the transactions contemplated by this Agreement by MergerSub and Heartland requires (and therefore is subject to) the approval of the holders of the Senior

         1410

Notes and Heartland agrees to seek to obtain the written approval of such holders on or before October 9, 1995.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT; LISTING OF HEARTLAND COMMON SHARES.

          (A) Heartland shall prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 ("Registration Statement") with respect to the Heartland Common Shares issuable in the Merger, a portion of which shall also serve as the joint proxy statement/prospectus with respect to the meetings of the stockholders of Heartland and CableMaxx to approve the Merger, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Heartland shall also take any action required to be taken under blue sky or securities laws in connection with Heartland Common Shares prior to the Closing. CableMaxx shall furnish Heartland all information concerning CableMaxx and its Subsidiaries and the holders of its common stock required for use in the Registration Statement, and CableMaxx shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by CableMaxx pursuant to this Section 5.2. None of the information furnished by or on behalf of CableMaxx for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (B) CableMaxx shall prepare and file with the SEC as soon as practicable a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of CableMaxx's stockholders with respect to the consummation of the transactions set forth in this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in any case in the form or forms mailed to CableMaxx's stockholders, is herein called the "Proxy Statement"). Heartland shall furnish CableMaxx all information concerning Heartland and MergerSub required for use in the Proxy Statement, and Heartland shall take such other action as CableMaxx may reasonably request in connection with the preparation of the Proxy Statement. None of the information furnished by or on behalf of Heartland for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (C) Within a reasonable period of time after the Closing Date, Heartland shall file with the National Association of Securities Dealer, Inc. a Nasdaq National Market Notification Form for Listing Additional Shares and Notification Pursuant to SEC Rule 10b-17 with regard to the Heartland Common Shares to be issued in the Merger.

     5.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and CableMaxx's corporate offices; will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of CableMaxx and each Subsidiary; and will be permitted to discuss the affairs and accounts of CableMaxx and each Subsidiary with the directors, officers, employees, counsel, and accountants of CableMaxx and each Subsidiary. Such investigation shall not, however, affect the representations and warranties of CableMaxx set forth in Article 2 hereof. In the event the transactions contemplated hereby should not close for any reason, Heartland agrees that it will promptly return to CableMaxx all such documents (including copies thereof) furnished by or on behalf of CableMaxx and/or each Subsidiary to Heartland and its representatives and Heartland shall hold in confidence and shall not use or disclose to any third party any information concerning CableMaxx and/or each Subsidiary obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information was at the time of its use or disclosure to any third party by Heartland in the public domain other than as a result of any breach of this provision by Heartland or
(b) such disclosure is required by law.

     5.4 COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS AGREEMENT. Prior to the Closing Date, CableMaxx shall cause to be prepared and delivered to Heartland and MergerSub an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons in addition to CWCH who at the time of

         1411

CableMaxx's shareholder meeting may be deemed to be a Rule 145 Affiliate. On the Closing Date, Heartland and CWCH shall execute a Registration Rights Agreement in the form attached as Exhibit 5.4 providing for the registration of the sale of the Heartland Common Shares to be received by CWCH in the Merger, as further provided therein.

     5.5  STOCK OPTIONS.

          (A) All options and stock appreciation rights previously granted, if any, under any CableMaxx stock option plan for its directors or employees or the directors or employees of any Subsidiary (the "CableMaxx Stock Option Plans") that are unexercised, whether or not then exercisable (the "CableMaxx Stock Options"), shall be, on or prior to the Effective time, immediately exercisable. CableMaxx will permit all of the CableMaxx Stock Options to be exercised by the tender to CableMaxx of any of (i) cash in the amount of the exercise price, (ii) shares of Common Stock of CableMaxx with a fair market value (as such term is defined in the CableMaxx Stock Option Plans) equal to the exercise price, or (iii) the withholding by CableMaxx of whole shares of Common Stock of CableMaxx having a fair market value equal to the exercise price from the shares issued upon the exercise of the CableMaxx Stock Options. Holders of the CableMaxx Stock Options who so exercise such Stock Options prior to the Effective Time shall be entitled to exchange the shares of CableMaxx Common Stock subject to such Stock Options for the Conversion Amount on the same basis as the other shareholders of CableMaxx Common Stock. Any Stock Options remaining unexercised at the Effective Time shall be terminated. All CableMaxx Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of CableMaxx or any Subsidiary shall be deleted as of the Effective Time. CableMaxx shall take all action necessary to ensure that following the Effective Time no participant in any CableMaxx Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of CableMaxx, the Surviving Corporation or any subsidiary thereof, and to terminate all such rights.

          (B) No employee of CableMaxx or any Subsidiary who held options for CableMaxx Common Stock prior to the Effective Time shall have any right to participate in Heartland's stock option plan with respect to all or any portion of any calendar year unless expressly so provided in any agreement between Heartland and such employee.

          (C) The proceeds received by CableMaxx upon the exercise of any option from the date hereof through the Closing Date shall be placed in a separate escrow account and shall remain in such account through the Closing Date.

     5.6 WARRANTS. CableMaxx shall cause each holder of warrants to acquire CableMaxx Common Shares (whether or not then exercisable) to consent to either
(i) the cancellation of such warrants to take effect on or prior to the Effective Time in consideration of the payment to such holder of the Conversion Amount for each share of CableMaxx Common Shares subject to such warrant, upon the payment by such holder of the applicable warrant exercise price or (ii) the termination thereof. Cancellation of such warrants in exchange for the consideration set forth in this Section 5.6 shall be deemed a release of any and all rights the holder had or may have had in the warrant or the CableMaxx Common Stock in respect of such warrant. Any warrants remaining unexercised at the Effective Time shall be terminated. The proceeds received by CableMaxx upon the exercise of any warrant from the date hereof through the Closing Date shall be placed in a separate escrow account and shall remain in such account through the Closing Date.

     5.7 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any

         1412

Governmental Entity; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     5.8 PUBLIC ANNOUNCEMENTS. Heartland and MergerSub, on the one hand, and CableMaxx, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable law.

     5.9 NOTIFICATION OF CERTAIN MATTERS. CableMaxx shall give to Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Heartland shall give CableMaxx
(a) from and after the date of this Agreement, prompt notice of the occurrence of any event that would require Heartland to file a current report on Form 8-K or issue a press release under applicable securities laws, and (b) from and after the date of the mailing of the Proxy Statement, prompt notice of the occurrence of any event that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.10 LETTERS OF CABLEMAXX'S ACCOUNTANTS. CableMaxx shall use reasonable efforts to deliver to Heartland a letter of Coopers & Lybrand, L.L.P., CableMaxx's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Heartland, in form and substance reasonably satisfactory to Heartland and customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement ("Accountant's Consent Letter").

     5.11 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

     5.12 SEC FILINGS. CableMaxx and Heartland shall cause to be filed all periodic and current reports required to be filed with the SEC for all periods after the execution of this Agreement through the Closing Date.

     5.13 TERMINATION OF CERTAIN AGREEMENTS. On or prior to the Closing Date and at the request of Heartland, CableMaxx shall terminate all Affiliate Agreements without compensation and employment or other management agreements without compensation except as set forth in Schedule 2.28, as designated by Heartland.

     5.14 SALE OF SALT LAKE CITY MARKET. Notwithstanding any provisions contained herein to the contrary, CableMaxx shall have the right to solicit bids for and negotiate the sale of the Wireless Cable Television System and related assets servicing the Salt Lake City, Utah Standard Metropolitan Area (collectively, such assets are referred to as the "Salt Lake City Market"); provided that (i) CableMaxx shall keep Heartland fully informed regarding the status of any negotiations regarding the sale of Salt Lake City Market or offers therefor, including without limitation, the identity of the proposed purchaser and the consideration offered or

         1413

requested, (ii) Heartland shall have the right to approve, in its reasonable discretion, the terms of any proposed disposition of the Salt Lake City Market, and CableMaxx (or any Subsidiary) shall not execute a definitive agreement to dispose of the Salt Lake City Market without Heartland's written approval, and
(iii) the gross proceeds of any such disposition shall be placed in an escrow account and shall remain in such account through the Closing Date.

     5.15 EXHIBITS. Heartland and CableMaxx agree that any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 29, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits.

     5.16 USE OF PROCEEDS FROM SUBLEASE/OPTION AGREEMENT. CableMaxx and Heartland have entered into a Sublease Agreement with Option to Purchase ("Sublease/Option Agreement") with regard to certain wireless cable markets identified therein. CableMaxx hereby covenants and agrees that any proceeds received by CableMaxx from Heartland ("Sublease Proceeds") (whether in the form of lease or sublease rentals, payments of option or purchase amounts, or otherwise) shall be used by CableMaxx solely for the purposes of marketing, purchasing transmission equipment, set top converters, home antennae and masts, or paying labor costs associated with the installation thereof ("Permitted Subscriber Expenditures"). CableMaxx shall, upon written request of Heartland, furnish written evidence reasonably satisfactory to Heartland that such Sublease Proceeds were used in accordance with the provisions of this Section 5.16, which shall include copies of third party receipts and invoices and evidence of the payment thereof.

     5.17  INDEMNIFICATION.

          (A) SURVIVING CORPORATION INDEMNIFICATION PROVISIONS. Heartland agrees to cause the Surviving Corporation (i) not to change, for three years after the Closing Date, the provisions of its certificate of incorporation and bylaws in effect on the Closing date in each case relating to indemnification of each present or former director and officer of CableMaxx and its Subsidiaries (together with any successor by operation of law, individually an "Indemnified party" and collectively the "Indemnified Parties") in a manner which adversely affects the rights of such Indemnified Party to indemnification thereunder and (ii) to perform its obligations thereunder. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of, or otherwise operate to adversely affect, the existing rights of the Indemnified Parties under the certificate of incorporation or bylaws of CableMaxx in effect on the date hereof.

          (B) D&O INSURANCE. Heartland will cause the Surviving Corporation to maintain in effect for a period of three (3) years, directors' and officers' liability insurance covering those persons ("Covered Persons") who are currently covered by CableMaxx's current directors' and officers' liability insurance policy (a copy of which has heretofore been delivered to Heartland) ("D&O Policy") on terms comparable to those now applicable to directors or officers of CableMaxx, provided, that Heartland may, in lieu of maintaining such existing directors' and officers' liability insurance, either (i) cause comparable coverage to be provided for such period under any other policy, including, without limitation, a policy maintained for the benefit of Heartland or any of its Subsidiaries, so long as the material terms thereof are no less advantageous to the Covered Persons than those of the D&O Policy, or (ii) at any time after one year from the date hereof, elect to assume the obligations to the Covered Persons of the insurance company under the D&O Policy (subject to limits, deductibles and exclusions of such D&O Policy) through the date which is three (3) years following the Closing Date.

          (C) EFFECT OF SUBSECTIONS (A) AND (B). The provisions of Subsections
     (a) and (b) of this Section 5.17 shall survive the Closing Date, are intended to benefit each of the Indemnified Parties and Covered Parties, as applicable (each of whom shall be entitled to enforce such subsections against the Surviving Corporation or Heartland, as the case may be).

     5.18 REPAYMENT OF INDEBTEDNESS. Immediately prior to Closing, Heartland shall advance to CableMaxx sufficient funds to enable CableMaxx to repay and discharge, and CableMaxx upon receiving such advance shall so repay and discharge, the indebtedness ("Subordinated Indebtedness") evidenced by that certain Subordinated Non-Negotiable Note, dated December 18, 1992, by Charter Cable Corporation and Charter Cable (San Antonio), Inc., predecessors to a Subsidiary of CableMaxx, to Supreme Cable Co., Inc.

         1414

     5.19 NET LIABILITIES. Within fifteen (15) days prior to the Closing Date, but no later than ten (10) days prior to the Closing Date, CableMaxx shall deliver to Heartland an estimate of the Net Liabilities anticipated at the Closing, with reasonable detail showing the calculation of such amount. Heartland shall be entitled to discuss the information used to calculate the Net Liabilities with any officers, attorneys, accountants, representatives, agents, contractors or lenders of CableMaxx or its Subsidiaries to verify the calculation of such amount, and CableMaxx shall cooperate in good faith in assisting Heartland to verify the Net Liabilities and providing Heartland and its representatives access to information necessary to verify such calculation.

     5.20 RESIGNATION OF DIRECTORS OF CABLEMAXX. CableMaxx shall deliver to Heartland, except as otherwise requested by Heartland, the written resignation of all directors of CableMaxx and each Subsidiary.

     5.21 HEARTLAND LOAN. On December 26, 1995, Heartland and CableMaxx shall enter into the Loan Agreement attached as Exhibit 5.21 (the "Heartland Loan"). For purposes of determining the Net Liabilities of CableMaxx, (a) the obligation of CableMaxx to repay the Heartland Loan shall be excluded as a liability, and
(b) the amount of the unspent proceeds of the Heartland Loan shall be subtracted from the cash or cash equivalents of CableMaxx (which amount would otherwise reduce the amount of Net Liabilities).

     5.22 INTERFERENCE RESOLUTION. Notwithstanding any of the covenants to the contrary contained herein, CableMaxx may pay up to $75,000 (the amount of such payment being referred to as the "Interference Resolution Amount") to resolve certain disclosed channel interference arising from Provo, Utah, and the Permitted Net Liabilities shall be increased by the Interference Resolution Amount.

     5.23 PAYMENT OF APPROVED EXPENSES. At Closing, Heartland shall pay all expenses owed to the parties listed on Schedule 5.23, provided that such parties deliver to Heartland any of the following: (i) Estoppel Certificates, (ii) Account Estoppels or (iii) similar evidence of the amounts owed reasonably satisfactory to Heartland; provided further that the aggregate amount of such payments shall not exceed the Permitted Net Liabilities.

ARTICLE 6. CONDITIONS PRECEDENT TO MERGER.

     The obligation of the parties hereto to consummate the Merger is subject to fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     6.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or any of the transactions contemplated hereby or otherwise making the consummation of the Merger or any of the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by CableMaxx, Heartland and MergerSub, shall have been made or obtained (as the case may be) without restrictions.

     6.4 LENDER'S CONSENTS. Heartland shall have delivered to CableMaxx written notice ("Approval Notice") that the merger has been approved or consented to by the holders of the Senior Notes of Heartland relative to the transactions contemplated by this Agreement on or before October 9, 1995.

     6.5 FAIRNESS OPINIONS. CableMaxx shall have delivered to Heartland and MergerSub on or before the tenth (10th) day following the date of this Agreement, an opinion of the CableMaxx Advisor as to the fairness of the Merger to the stockholders of CableMaxx from a financial point of view (the "Fairness Opinion"). The Fairness Opinion shall be satisfactory in form and substance to CableMaxx.

         1415

ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING BY HEARTLAND AND MERGERSUB.

     The obligations of Heartland and MergerSub to consummate the Merger are subject to fulfillment, or written waiver signed by Heartland and MergerSub, of each of the following conditions precedent on or prior to the Closing Date.

     7.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of Heartland Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by CableMaxx shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     7.3 CABLEMAXX DOCUMENTS. CableMaxx shall have delivered the following to Heartland in form and substance reasonably satisfactory to Heartland and its counsel:

          (A) A certificate signed by the chief executive officer of CableMaxx, on behalf of and in his capacity as an officer of CableMaxx, confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 2 hereof was true and correct in all material respects on the date made and are true and correct in all material respects on and as of the Closing Date and that CableMaxx is in compliance in all material respects with the applicable covenants set forth in Articles 4, 5 and 6.

          (B) An opinion of special counsel to CableMaxx and an opinion of FCC counsel to CableMaxx and each Subsidiary in the forms attached hereto as
     Exhibit 7-3(c).1 and Exhibit 7-3(c).2, respectively.

          (C) The minute books, bylaws, certificate of incorporation of CableMaxx and each Subsidiary and the stock books and stock ledgers of each Subsidiary.

          (D) Substantially all of the Estoppel Certificates and all of the Account Estoppels; provided that, if CableMaxx is unable to obtain substantially all of the Estoppel Certificates to be delivered hereunder on or prior to the Closing Date, CableMaxx shall have the right to provide in lieu thereof, and Heartland shall accept, any of (i) evidence reasonably satisfactory to Heartland that all payments under the contract which is the subject of such non-delivered Estoppel Certificate have been made during the preceding twelve (12) months, (ii) copies of all correspondence, if any, received from the other party to such contract during the preceding twelve (12) months (none of which shall indicate any default or dispute has arisen thereunder) or (iii) evidence reasonably satisfactory to Heartland (such as an invoice or other billing statement) of the amount owed to such creditor, vendor, supplier or third party.

     7.4 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to CableMaxx or any Subsidiary, or their respective assets from the date hereof through the Closing Date which would have a Material Adverse Effect.

     7.5 DISSENTERS' RIGHTS. The shareholders of CableMaxx Common Stock shall not be entitled to exercise any appraisal remedies or other dissenter's rights under DGCL in connection with the Merger.

     7.6 ACCOUNTANT'S CONSENT LETTER. Heartland shall have received from CableMaxx the Accountant's Consent Letter.

     7.7 CABLEMAXX OBLIGATIONS PERFORMED. All obligations of CableMaxx to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     7.8 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF CABLEMAXX. Each of the conditions precedent to the obligations of CableMaxx set forth in Article 6 or 8 shall have been satisfied or waived by CableMaxx, except for the provisions of Section 8.1, which shall be satisfied and may not be waived by CableMaxx.

     7.9 NON-COMPETITION. The persons identified on Schedule 7.9 shall have executed a Non-Competition Agreement in the form attached hereto as Exhibit 7.9.

     7.10 TERMINAL PRICE. The Terminal Price shall not be less than the Minimum Termination Price.

         1416

     7.11 AUDIT RESULTS. The information contained in the audited financial statement of CableMaxx and its Subsidiaries for the fiscal year ended June 30, 1995 shall conform in all material respects to the information contained in the unaudited financial statement delivered to Heartland on or prior to the date hereof for such fiscal year.

ARTICLE 8. CONDITIONS PRECEDENT TO CLOSING BY CABLEMAXX.

     The obligation of CableMaxx to consummate the Merger is subject to fulfillment, or written waiver signed by CableMaxx, of each of the following conditions precedent on or prior to the Closing Date.

     8.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of the CableMaxx Common Shares in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland and/or MergerSub shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND AND/OR MERGERSUB DOCUMENTS. Heartland and/or MergerSub, as the applicable case may be, shall have executed and delivered to CableMaxx in form and substance reasonably satisfactory to CableMaxx and to counsel:

          (A) A certificate of the chief executive officer of Heartland and MergerSub, on behalf of and in his respective capacity as an officer of Heartland or Merger Sub, confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 4 hereof was true and correct in all material respects on the date made and are true and correct in all material respects on and as of the Closing Date.

          (B) An opinion of counsel to Heartland and/or MergerSub in the form attached hereto as Exhibit 8.3.

          (C) The Registration Rights Agreement, executed by Heartland.

     8.4 SATISFACTION OR WAIVER OF CONDITIONS PRECEDENT OF HEARTLAND AND MERGERSUB. Each of the conditions precedent to the obligations of Heartland and MergerSub set forth in Article 8 shall have been satisfied or otherwise waived by Heartland and MergerSub.

     8.5 HEARTLAND AND MERGERSUB OBLIGATIONS PERFORMED. All obligations of Heartland and MergerSub to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.6 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws.

     8.7 TERMINAL PRICE. The Terminal Price shall not be greater than the Maximum Termination Price.

ARTICLE 9. TERMINATION; ADJUSTMENTS TO MERGER CONSIDERATION.

     9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of CableMaxx and Heartland, by the mutual consent of Heartland, MergerSub and CableMaxx.

     9.2 TERMINATION BY CABLEMAXX. This Agreement may be terminated and the Merger may be abandoned by CableMaxx if the closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein.

     9.3 TERMINATION BY HEARTLAND OR MERGERSUB; ADJUSTMENT TO MERGER CONSIDERATION. This Agreement may be terminated and the Merger may be abandoned by Heartland or MergerSub if the closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein; provided that if on the Closing Date the Net Liabilities exceed the Permitted Net

         1417

Liabilities (such excess being referred to as "Excess Net Liabilities"), (i) Heartland shall not have the right to terminate this Agreement or abandon the Merger, and (ii) the Merger Consideration shall be automatically reduced by the amount of the Excess Net Liabilities.

     9.4 TERMINATION RESULTING FROM ACQUISITION PROPOSALS. In the event that any Person shall have made an Acquisition Proposal and the Board of Directors of CableMaxx either approves the execution of an agreement relating thereto or recommends to the CableMaxx stockholders the acceptance of any Acquisition Proposal, then CableMaxx shall promptly, but in no event later than two days after the date of such Board approval or recommendation, (a) pay Heartland a fee of Two Million Dollars ($2,000,000) and (b) prepay all principal and accrued interest outstanding under the Heartland Loan, by wire transfer of same day funds as liquidated damages, this Agreement shall terminate and the parties shall have no further liability or obligations hereunder. CableMaxx acknowledges that the agreements contained in this Section 9.4 are integral parts of the transactions contemplated in this Agreement, and that, without these agreements, Heartland and MergerSub would not enter into this Agreement; accordingly, if CableMaxx fails to promptly pay the amount due and pursuant to Section 9.4, and, in order to obtain such payment, Heartland or MergerSub commences a suit which results in a judgment against CableMaxx for the fee set forth in this Section 9.4, the non-prevailing party shall pay the prevailing party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on such amounts at the interest rate applicable to the Heartland Loan.

     9.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement and abandonment of the Merger other than (i) as provided in Section
9.4 above, in which case the payment of the amount specified therein shall be deemed to be liquidated damages for any claims under this Agreement arising from a termination resulting from an Acquisition Proposal or (ii) by Heartland arising from the failure of the condition precedent set forth in Section 6.4, in which case this Agreement shall terminate and the parties shall have no liabilities or obligations to each other hereunder, each party shall have all rights at law or in equity against the other, if any.

ARTICLE 10. DEFINITIONS.

     10.1 The terms used in this Agreement have the respective meanings specified or referred to in this Article 12:

          "ACCOUNT ESTOPPELS" shall have the meaning set forth in Section 4.2.

          "ACCOUNTANT'S CONSENT LETTER" shall have the meaning set forth in
     Section 5.10.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACT" means The Communication Act of 1934, as amended.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AFFILIATE AGREEMENTS" shall have the meaning set forth in Section
     2.9.

          "ANNUAL FCC REPORT" means the reports which a licensee in the MMDS service is required to file annually with the FCC pursuant to Section
     21.911 of the FCC Rules.

          "APPLICATION" means a pending application by CableMaxx or Institution or other Parties to the FCC for a License.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to CableMaxx by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with the provision of wireless cable services, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedules 2.10(b) and 2.10(d).

         1418

          "CABLEMAXX ADVISOR" means Bear, Stearns & Co., Inc.

          "CABLEMAXX COMMON SHARE" shall have the meaning set forth in the Recitals.

          "CABLEMAXX COMMON SHARES" shall mean all of the issued and outstanding capital stock of CableMaxx immediately before the Merger.

          "CABLEMAXX REPRESENTATIVES" shall have the meaning set forth in
     Section 4.4.

          "CABLEMAXX SEC FILINGS" means CableMaxx's Form 10-K filed for the fiscal years ended June 30, 1993 and 1994, Form S-4 (File No. 33-82862) filed with the SEC on October 20, 1994, Form 10-Qs filed for the fiscal quarters ended September 30, 1994, December 31, 1994 and March 31, 1995, and all intervening Form 10-Ks, 10-Qs, 8-Ks and proxy statements filed with the SEC.

          "CABLEMAXX STOCK OPTION PLANS" shall have the meaning set forth in
     Section 4.5(a).

          "CABLEMAXX STOCK OPTIONS" shall have the meaning set forth in Section 4.5(a).

          "CERTIFICATES" shall have the meaning set forth in Section 1.2(a).

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the CableMaxx or Subsidiary.

          "CLOSE" or "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.3.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.3.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Common Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the twenty (20) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Common Shares do not trade on any day during such twenty-day period, then the closing price for such date shall be deemed to be the closing price for the day preceding such date for purposes of determining the Closing Share Price.

          "CM TEXAS" means CableMaxx (Texas), Inc., a Delaware corporation.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONSENTS" means the consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Material Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for Heartland to conduct the operations currently conducted by CableMaxx after the Closing.

          "CONVERSION AMOUNT" shall be the amount of consideration per share for the acquisition of CableMaxx as provided for in Section 1.2(b).

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "COVERED PERSONS" shall have the meaning set forth in Section 5.17(b).

         1419

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DGCL" means the Delaware General Corporation Law.

          "D&O POLICY" shall have the meaning set forth in Section 5.17(b).

          "EFFECTIVE TIME" shall mean the date and time of the filing of the applicable certificate of merger in the State of Delaware.

          "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 2.23(a).

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to CableMaxx.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ESTOPPEL CERTIFICATE" shall have the meaning set forth in Section
     4.2.

          "EXCHANGE ACT" means the Security Exchange Act of 1934, as amended.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 1.2(f).

          "EXCHANGE AGREEMENT" shall have the meaning set forth in Section
     1.2(f).

          "EXCHANGE FUND" shall have the meaning set forth in Section 1.2(f).

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers and other real property interests and related facilities which are either owned by CableMaxx or leased by or the use of which are leased by the CableMaxx.

          "FAIRNESS OPINION" shall have the meaning set forth in Section 6.5.

          "FCC" means the Federal Communications Commission.

         1420

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.5.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are
     (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government or any federal, state or local regulatory authority.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority to CableMaxx or Subsidiary.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials and including radon gas.

          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND COMMON SHARES" means shares of common stock, $.001 par value per share, Heartland Wireless Communications, Inc.

          "HEARTLAND LOAN" shall have the meaning set forth in Section 5.21.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 5.17(a).

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with CableMaxx or any Subsidiary.

         1421

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of CableMaxx or any Affiliate of CableMaxx which are used or available for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "JOINT VENTURE" means a joint venture, partnership, limited liability company or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if such individual is aware or should reasonably be aware, after due inquiry, of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to the warranties made by CableMaxx that CableMaxx, based upon a reasonable investigation, believes is true.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline applicable to or against CableMaxx or Subsidiary.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals which are required to transmit commercial programming, educational programming or any other use currently authorized by law.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance against any assets or properties of CableMaxx or its Subsidiaries.

          "MANAGE OR MANAGEMENT" means the use, possession, processing, generation, treatment, storage, disposal, recycling, transportation or arranging for the transportation of any Hazardous Substance.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in or is reasonably likely to result in a material adverse change in (i) the financial condition, business, operations, properties or prospects of CableMaxx or any Subsidiary taken as a whole, other than either general economic changes or regulatory or competitive changes that affect the wireless cable television industry generally over which neither CableMaxx nor any Subsidiary has no control; (ii) the ability of CableMaxx or any Subsidiary prior to the Effective Time to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

          "MATERIAL CONTRACTS" shall have the meaning set forth in Section 2.9.

          "MAXIMUM TERMINATION PRICE" means $34.00 per share.

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MINIMUM TERMINATION PRICE" means $10.00 per share.

          "MERGER" means the merger described in Section 1.1.

          "MERGER CONSIDERATION" means $80,812,143, as adjusted pursuant to
     Section 9.3.

          "MMDS" means the Multichannel Multipoint Distribution Service.

         1422

          "NASDAQ-NMS" means the National Association of Securities Dealers Automated Quotation National Market System.

          "NET LIABILITIES" means certain liabilities of CableMaxx (including, without limitation, the Subordinated Indebtedness to be repaid at or prior to Closing) less cash or cash equivalents (other than any escrowed proceeds from the sale of the Salt Lake City Market), calculated as of the Closing Date consistent with Schedule A.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator as to which CableMaxx or Subsidiary is a party.

          "PBGC" shall have the meaning set forth in Section 2.23(c).

          PERMITTED SUBSCRIBER EXPENDITURES" shall have the meaning set forth in
     Section 5.16.

          "PERMITTED NET LIABILITIES" shall have the meaning set forth in
     Section 4.1(d).

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

          "POTENTIAL CLAIMS" shall have the meaning set forth in Section 2.12.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 5.2(b).

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 5.2(a).

          "RELEASE" means the releasing, spilling, leaking, discharging, pumping, pouring, emitting, emptying, ejecting, leaching, dumping, disposing or allowing to escape any Hazardous Substance.

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 2.32.

          "SCM" means Supreme Cable Metroplex, Inc., a Texas corporation.

          "SALT LAKE CITY MARKET" shall have the meaning set forth in Section 6.15.

          "SEC" means the United States Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SENIOR NOTES" means the $100 million of 13% Senior Notes due 2003 of Heartland.

          "SEVERANCE OBLIGATIONS" shall have the meaning set forth in Section 2.28.

          "SITE" means a wireless cable television site with respect to which CableMaxx is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean an agreement for the lease of real estate or power space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "SUBORDINATED INDEBTEDNESS" shall have the meaning set forth in
     Section 5.18.

          "SUBSIDIARY" means CM Texas, SCM or any other entity in which CableMaxx has the ability to direct the management or affairs.

          "SURVIVING CORPORATION" shall have the meaning set forth in Section
     1.1.

          "TAX" OR "TAXES" shall have the meaning set forth in Section 2.6.

         1423

          "TERMINAL PRICE" means with respect to Heartland Common Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the five (5) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Common Shares do not trade on any day during such five-day period, then the closing price for such date shall be deemed to be the closing price for the day preceding such date for purposes of determining the Terminal Price.

          "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.

          "WIRELESS CABLE TELEVISION SYSTEMS" means the Austin, Texas; San Antonio, Texas; Temple/Kileen, Texas; Waco, Texas; Salt Lake City, Utah; Sherman/Denison, Texas; Amarillo, Texas; Lubbock, Texas; and Athens, Texas wireless cable television systems and/or channel rights in such geographic areas.

     10.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 11. MISCELLANEOUS.

     11.1 EXPENSES OF THE TRANSACTION. Each of CableMaxx, Heartland and MergerSub agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated.

     11.2 FURTHER ASSURANCES. Each of CableMaxx, Heartland and MergerSub agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

     11.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

     If to Heartland, to:

        Heartland Wireless Communications, Inc.
        902 N. Bowser, Suite 140
        Richardson, Texas 75081
        Attn: Mr. John R. Bailey
        Phone: (214) 479-9244
        Fax: (214) 479-1023

     With copy to:

        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75202
        Attn: Victor B. Zanetti, Esq.
        Phone: (214) 761-4475
        Fax: (214) 741-7139

     If to CableMaxx, to:

        CableMaxx, Inc.
        6850 Austin Center Blvd., Suite 320
        Austin, Texas 78731
        Attn: Mr. Tommy L. Gleason, Jr.
        Phone: (512) 345-1001
        Fax: (512) 345-2557

         1424

     With copy to:

        Proskauer Rose Goetz & Mendelsohn, L.L.P.
        1585 Broadway
        New York, New York 10036
        Attn: Stephen W. Rubin, Esq.
        Phone: (212) 969-3000
        Fax: (212) 969-2900

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

     11.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     11.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

     11.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     11.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties. Any purported assignment contrary to the terms of this Agreement shall be void.

     11.8 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Date, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Heartland and CableMaxx; provided, Heartland and CableMaxx shall be entitled to disclose the transactions contemplated hereby without the prior approval of the other, but with prior notice to the other, to the extent reasonably necessary for Heartland or CableMaxx to comply with applicable securities laws.

     11.9 CHOICE OF LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Delaware, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein.

     11.10 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term "including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     11.11 SCHEDULES; EXHIBITS. The Schedules referred to herein and delivered to Heartland and/or MergerSub upon execution hereof are hereby made a part of this Agreement. Subject to Section 5.15, all Exhibits referred to herein are hereby made a part of this Agreement.

     11.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.

     11.13 NO SURVIVAL. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement (other than the agreements contained or referred to in Sections 5.4 (registration rights agreement), 5.17 (indemnification and insurance obligations), and 7.9 (non-competition) which shall continue for the periods specified therein) shall be conditions to the Merger and shall not survive the Merger.

         1425

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            CABLEMAXX:

                                            CABLEMAXX, INC.

                                            By:    /s/  TOMMY L. GLEASON
                                                       Tommy L. Gleason
                                                          President

                                            HEARTLAND:

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:     /s/  JOHN R. BAILEY
                                                        John R. Bailey
                                                   Chief Financial Officer

                                            HEARTLAND MERGER SUB 2, INC.:

                                            By:     /s/  JOHN R. BAILEY
                                                        John R. Bailey
                                                   Chief Financial Officer

         1426

                                                                      APPENDIX B

                             CMAX FAIRNESS OPINION
         1427
                          [BEAR STEARNS LETTERHEAD]



                               November 13, 1995

CableMaxx, Inc.
6850 Austin Center Boulevard
Suite 320
Austin, TX 78731

     Attention: The Board of Directors

Dear Sirs:

     We understand that CableMaxx, Inc. ("CableMaxx") has entered into an agreement and plan of merger (the "Agreement") with Heartland Wireless Communications, Inc. ("Heartland") pursuant to which each outstanding CableMaxx Common Share will be converted into a right to receive a number of Heartland Common Shares equal to $8.50 divided by the average closing share price of Heartland Common Shares for the twenty trading day period ending on the fifth business day prior to the closing of the transaction subject to adjustment as described in the Agreement (the "Transaction"). You have provided us with the proxy statement, which includes the Agreement, in substantially the form to be sent to the shareholders of CableMaxx (the "Proxy Statement").

     You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of CableMaxx.

     In the course of our analyses for rendering this opinion, we have:

     1. reviewed the Proxy Statement;

     2. reviewed CableMaxx's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1994 and 1995, and its Quarterly Reports on Form 10-Q for the period ended September 30, 1995;

     3. reviewed Heartland's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994, its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1995, its prospectus for a Units Offering dated April 26, 1995, and its prospectus for a Secondary Common Stock Offering dated August 4, 1995;

     4. reviewed certain operating and financial information, including projections, provided to us by management of CableMaxx and Heartland relating to their respective businesses;

     5. met with management of CableMaxx and Heartland to review their respective prospects;

     6. visited CableMaxx's facilities in San Antonio, Austin and
        Temple-Killeen, Texas; reviewed the historical prices and trading volume of the common shares of CableMaxx and Heartland;

     7. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to CableMaxx and Heartland;

     8. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to CableMaxx; and

     9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         1428

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by CableMaxx and Heartland. With respect to CableMaxx's and Heartland's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CableMaxx and Heartland as to their respective expected future performance. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the managements of CableMaxx and Heartland that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of CableMaxx or Heartland. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of CableMaxx.

     We hereby consent to the mention of our name in the Registration Statement on Form S-4 of Heartland and the inclusion of this opinion in its entirety in the Prospectus and Proxy Statement of Heartland and CableMaxx constituting a part thereof.

                                            Very truly yours,

                                            BEAR, STEARNS & CO. INC.

                                            By:  /s/  BEAR, STEARNS & CO. INC.

         1429

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                SUBJECT TO COMPLETION -- DATED JANUARY 26, 1996


                                PROXY STATEMENT

                                      FOR

                               THREE SIXTY CORP.
                               120 FLORAL AVENUE
                        NEW PROVIDENCE, NEW JERSEY 07974
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 22, 1996

                                   PROSPECTUS

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                     UP TO 2,515,625 SHARES OF COMMON STOCK

                             ---------------------

     This Proxy Statement/Prospectus and the accompanying appendices and other materials are being furnished in connection with the solicitation of proxies by the Board of Directors of Three Sixty Corp., a New Jersey corporation ("TSC"), to be used at a Special Meeting of Stockholders of TSC to be held on February 22, 1996 (the "TSC Meeting") to approve the Amended and Restated Asset Purchase Agreement, dated as of October 19, 1995 (the "TSC Agreement"), by and among TSC, Technivision, Inc. ("Technivision") and Heartland Wireless Communications, Inc. ("Heartland").

     The proxies solicited hereby for the TSC Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the TSC Meeting.

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED IN ADDITION TO THE OTHER INFORMATION HEREIN, BEFORE VOTING UPON THE VARIOUS TRANSACTIONS TO BE CONSIDERED AT THE TSC MEETING.

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All undefined capitalized terms used in this Proxy Statement/Prospectus shall have the meanings set forth in the Glossary beginning on page 145 of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus and the accompanying appendices and Proxy Card are first being mailed to the stockholders of TSC on or about January 26, 1996.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 26, 1996.
         1430

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..................................................................     2
SUMMARY................................................................................     3
  The Industry.........................................................................     3
  The Parties..........................................................................     3
  The TSC Meeting......................................................................     6
  The TSC Transaction..................................................................     7
  Certain Information Regarding Other Transactions.....................................    11
  The Combined Company.................................................................    11
RISK FACTORS...........................................................................    16
  Factors Associated with Heartland....................................................    16
  Factors Associated with TSC..........................................................    26
INFORMATION CONCERNING HEARTLAND.......................................................    28
  The Business.........................................................................    28
  Recent Transactions..................................................................    38
  Dividends on and Market Prices of Heartland Common Stock.............................    40
  Calculation and Listing of Shares to be Issued in Connection with the Transactions...    41
  Management...........................................................................    44
  Security Ownership of Principal Stockholders and Management..........................    51
  Certain Transactions.................................................................    52
INFORMATION CONCERNING TSC.............................................................    55
  Business of TSC......................................................................    55
  Dividends on and Market Value of TSC Common Stock....................................    62
  Security Ownership of Principal Stockholders of TSC..................................    62
CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS.......................................    63
THE COMBINED COMPANY...................................................................    65
  Business of the Combined Company After the Transactions..............................    65
  Management of the Combined Company...................................................    70
  Principal Holders....................................................................    70
  Planned Divestitures.................................................................    71
  Reasons for the Transactions.........................................................    74
PRO FORMA FINANCIAL INFORMATION RELATIVE TO THE TRANSACTIONS...........................    76
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND...............................   101
HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................   103
SELECTED HISTORICAL FINANCIAL INFORMATION OF TSC.......................................   114
TSC -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..................................................   115
THE TSC MEETING........................................................................   116
  Time, Place and Date of TSC Meeting..................................................   116
  Purpose of the TSC Meeting...........................................................   116
  Record Date; Voting Rights...........................................................   117
  Vote Required........................................................................   117
  Solicitation of Proxies and Expenses.................................................   117
  Proxies..............................................................................   117
  Other Matters to be Considered.......................................................   118
THE TSC TRANSACTION....................................................................   119
  Background of the TSC Transaction....................................................   119
  Recommendation of the TSC Board; Reasons for the TSC Transaction.....................   120
  Financial Advisor....................................................................   121
  Terms of the TSC Agreement...........................................................   122
  Distribution of TSC Shares...........................................................   123

         1431

  Other Assets.........................................................................   124
  Representations and Warranties.......................................................   124
  Covenants and Obligations............................................................   124
  No Solicitation......................................................................   125
  Conditions...........................................................................   125
  Regulatory Approvals.................................................................   125
  Termination..........................................................................   125
  Indemnification......................................................................   126
  Accounting Treatment.................................................................   126
  Certain Federal Income Tax Consequences..............................................   126
  Appraisal Rights.....................................................................   127
  Interested Parties...................................................................   128
WIRELESS CABLE INDUSTRY................................................................   128
  Cable Industry Overview..............................................................   128
  Wireless Cable Technology............................................................   129
  Traditional Hard-Wire Cable Technology...............................................   129
  Regulatory Environment...............................................................   130
  Availability of Programming..........................................................   133
  Pay Television Industry Trends.......................................................   134
  Competition..........................................................................   135
COMPARISON OF RIGHTS OF HOLDERS OF HEARTLAND AND TSC...................................   137
EXPERTS................................................................................   145
LEGAL MATTERS..........................................................................   145
GLOSSARY...............................................................................   145
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA FINANCIAL
  INFORMATION..........................................................................   F-1

                                   APPENDICES

  Appendix A  -- Amended and Restated TSC Asset Purchase Agreement
  Appendix B  -- TSC Escrow Agreement
  Appendix C  -- TSC Liquidation Plan
  Appendix D  -- Notice of Appraisal Rights Applicable to TSC Stockholders

         1432

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR CONSENTS OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HEARTLAND, TSC OR ANY OTHER PERSON OR ENTITY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY OR CONSENT, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HEARTLAND OR TSC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Heartland is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). The reports, proxy statements and other information filed by Heartland with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. The common stock of Heartland is listed on the Nasdaq Stock Market's National Market ("Nasdaq-NMS"). Reports, proxy statements and other information concerning Heartland can also be inspected at the offices of The National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Heartland has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the transactions described herein and certain other transactions to be consummated contemporaneously with the transactions described herein. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. In particular, certain information relating to Other Transactions is omitted from this Proxy Statement/Prospectus. Copies of the Registration Statement containing such omitted information are available from the Commission upon payment of certain fees prescribed by the Commission, or without charge from Heartland as described below. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an appendix and/or exhibit to the Registration Statement or such other document and each such statement is qualified in all respects by such reference.

     TO OBTAIN, WITHOUT CHARGE, COPIES OF THOSE PORTIONS OF THE REGISTRATION STATEMENT OMITTED FROM THIS PROXY STATEMENT/PROSPECTUS, PLEASE CONTACT HEARTLAND AT 903 N. BOWSER, SUITE 140, RICHARDSON, TEXAS 75081, TELEPHONE NUMBER (214) 479-9244.

     The term "Heartland" when used herein shall mean Heartland Wireless Communications, Inc. and its subsidiaries and affiliates through which it conducts business, unless the context indicates otherwise.

         1433

                                    SUMMARY

     The following is a summary of information contained elsewhere in this Proxy Statement/Prospectus. This Summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus, the Appendices hereto and the material incorporated by reference, all of which should be carefully reviewed. The information contained herein with respect to Heartland, and TSC has been supplied by each such respective entity. Additionally, the information contained herein with respect to the TSC Transaction is qualified by reference to the TSC Agreement attached hereto as Appendix A and incorporated herein by reference. Unless otherwise indicated, year-end financial and other information referencing a particular year with respect to Heartland is as of or for the fiscal year ended December 31, and with respect to TSC is as of or for the fiscal year ended May
31. Cross-references in this Summary refer to indicated captions or portions of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus is one of four proxy statements or prospectuses that are contained in the Registration Statement of which this Proxy Statement/Prospectus constitutes a part. Each proxy statement/prospectus, including this Proxy Statement/Prospectus, describes one or more of five separate but related transactions pursuant to which Heartland proposes to (i) cause a wholly owned subsidiary to merge with and into AWS, (ii) cause a wholly owned subsidiary to merge with and into CMAX, (iii) acquire FTW Partnership's 79.99% joint venture interest in and to the joint venture that owns and operates the wireless cable television system in Fort Worth, Texas, (iv) acquire the Minneapolis Partnership's 75% membership interest in and to American Wireless System of Minneapolis, L.L.C., a limited liability company that owns and operates the wireless cable television system in Minneapolis, Minnesota, and (v) acquire substantially all of the assets formerly held by Technivision (collectively the "Transactions"). To obtain, without charge, copies of any other proxy statement or prospectus contained therein, see "Additional Information." For a summary discussion of the transactions that are the subject of such other proxy statement or prospectus ("Other Transactions"), see "Certain Information Regarding Other Transactions."

  THE TSC TRANSACTION (AS HEREINAFTER DEFINED) INVOLVES SUBSTANTIAL RISK. SEE
                                "RISK FACTORS."

                                  THE INDUSTRY

     Wireless cable is an alternative to traditional hard-wire cable television systems that offers various types of programming including local off-air VHF/UHF channels (such as ABC, CBS, NBC and Fox) and premium channels (such as HBO, Showtime, Disney, MTV, etc.). Like traditional hard-wire cable, wireless cable operates from a head-end consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. Generally, this requires that subscribers be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises). See "Wireless Cable Industry."

                                  THE PARTIES

HEARTLAND WIRELESS COMMUNICATIONS, INC.

     General. Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), develops, owns and operates wireless cable television systems primarily in small to mid-size markets located in the central United States. As of November 30, 1995, Heartland had wireless cable channel rights in 79 existing markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland estimates are serviceable by LOS transmissions. Heartland currently operates wireless cable television systems in 32 markets, representing approximately 3.4 million households, approximately 2.9 million of which Heartland estimates are serviceable by LOS transmissions. On November 30, 1995, Heartland's existing wireless cable television systems provided service to approximately 80,600 subscribers.

         1434

     Certain of the wireless cable assets presently held by or sought to be acquired by Heartland pursuant to the Transactions are not included in the discussion of Heartland's business because such assets are not part of Heartland's current long-term business plan (the excluded assets being collectively referred to as the "Heartland Disposition Assets"). Heartland is currently pursuing opportunities to dispose of the Heartland Disposition Assets and expects to sell, contribute or exchange such assets in one or more transactions. See "Summary -- The Combined Company -- Planned Divestitures." Although no assurance can be given that any or all of the Heartland Disposition Assets will be disposed of on terms acceptable to Heartland or when such transactions might be consummated, if such dispositions are consummated, Heartland will have acquired pursuant to the Transactions wireless cable channel rights in nine markets representing an aggregate of approximately 1.3 million households, approximately 1.0 million of which can be served by LOS transmissions, and four operating systems serving an aggregate of approximately 37,940 subscribers as of November 30, 1995. Assuming the Transactions are consummated and the Heartland Disposition Assets are sold, contributed or exchanged, Heartland would hold wireless cable channel rights in 79 markets (33 operating markets serving approximately 117,000 subscribers) representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates are serviceable by LOS transmission. See "The Combined Company -- Business of the Combined Company After the Transactions."

     Heartland estimates that, within the 79 wireless cable markets following the consummation of the Transactions and the proposed divestitures, approximately 2.4 million LOS households, or approximately 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     The executive offices of Heartland are located at 903 N. Bowser, Suite 140, Richardson, Texas 75081, and its telephone number is (214) 479-9244. See "Information Concerning Heartland."

     Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Heartland. The data was derived from the more detailed information and the consolidated financial statements of Heartland appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with "Selected Consolidated Financial Information of Heartland," "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                     ---------------------------------------    ---------------------------
                                                        1992          1993          1994           1994            1995
                                                     ----------    ----------    -----------    -----------    ------------
Statement of Operations Data:
  Total revenues...................................  $  205,382    $  868,765    $ 2,229,494    $ 1,289,526    $  9,292,837
  Total operating expenses.........................     218,888     1,105,982      6,043,476      3,016,138      14,309,893
  Operating loss...................................     (13,506)     (237,217)    (3,813,982)    (1,726,612)     (5,017,056)
  Interest income (expense), net...................        (207)      (73,306)      (210,113)        60,519      (6,864,367)
  Income tax benefit...............................          --            --      1,594,963        649,510       1,307,137
  Net loss.........................................     (50,822)     (406,101)    (3,043,321)    (1,213,894)    (11,178,095)
  Net loss per common share........................  $     (.01)   $     (.05)   $      (.30)   $      (.13)   $       (.96)
Weighted average shares outstanding................   8,000,000     8,000,000     10,041,000      9,693,000      11,624,000
Operating and Other Financial Data:
  EBITDA(1)........................................  $   21,413    $  (98,657)   $(2,716,314)   $(1,307,652)   $ (1,050,936)
  Capital expenditures(2)..........................   1,401,737     5,141,021     44,500,351     18,126,653      44,016,522
Number of systems in operation (at end of
  period)..........................................           1             5             13              8              30
Estimated LOS households in systems in operation
  (at end of period)...............................      24,319       371,652      1,108,230        843,904       2,723,365
Subscribers (at end of period).....................       1,076         2,731         19,838          8,040          64,357

         1435

                                                                          DECEMBER 31,
                                                                    -------------------------                 SEPTEMBER 30,
                                                                       1993          1994                         1995
                                                                    ----------    -----------                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted
    investments.....................................                $  815,305    $11,985,953                 $ 37,155,064
  Restricted investments............................                        --             --                   24,747,214
  Total assets......................................                 8,665,066     77,921,528                  200,150,474
  Long-term debt, including current portion.........                 1,592,529     40,505,852                  140,045,039
  Total stockholders' equity........................                 4,492,568     30,080,885                   48,293,817

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures of leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay, Oklahoma system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment and $2,465,265 for leased licenses and $11,649,908 for the investment in RuralVision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of system and equipment, $1,592,024 for expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

THREE SIXTY CORP.

     General. Three Sixty Corp., a New Jersey corporation ("TSC"), is the former parent of TechniVision, Inc., a Texas corporation ("Technivision"). Technivision was merged into TSC in January 1996 in order to facilitate the TSC Transaction.

     Prior to its merger into TSC, Technivision developed, owned and operated wireless cable television systems in Corpus Christi, Texas and Dayton, Ohio. In addition, Technivision owned the rights to develop and operate a wireless cable television system with 27 channels in El Paso, Texas (collectively with the Corpus Christi system and the Dayton system, the "TSC Systems"). Technivision management estimates that the Corpus Christi, El Paso and Dayton markets have approximately 795,000 households of which 588,000 are serviceable by LOS transmissions. The Corpus Christi system, which was launched in April 1990, provides 31 channels of service, including six off-air local television stations, to approximately 15,468 subscribers as of November 30, 1995. The Dayton system, which was launched in November 1993, provides 31 channels of service, including five off-air local television stations, to approximately 3,242 subscribers as of November 30, 1995.

     In addition to the TSC Systems, TSC owns and operates two SMATV systems in New Jersey and engages in certain other business activities. See "The TSC Transaction -- Other Assets." Because the TSC Transaction relates only to the TSC Systems, no description of the other business activities of TSC is contained in this Proxy Statement/Prospectus. Unless the context otherwise requires, references herein to TSC relate to TSC as successor to Technivision.

     The executive offices of TSC are located at 120 Floral Avenue, New Providence, New Jersey and its telephone number is (908) 665-0094. See "Information Concerning TSC."

         1436

  Summary Historical Financial Information. The following table sets forth summary historical financial and operating data for Technivision. The data was derived from the more detailed information and the financial statements of Technivision appearing elsewhere in this Proxy Statement/Prospectus. The data should be read in conjunction with Selected Financial Information of TSC,"
"TSC -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of Technivision contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                                                                                                  SIX MONTHS ENDED
                                                              YEAR ENDED MAY 31,                    NOVEMBER 30,
                                                    --------------------------------------    ------------------------
                                                       1993          1994          1995          1994          1995
                                                    ----------    ----------    ----------    ----------    ----------
Statement of Operations Data:
  Revenues........................................  $3,903,922    $5,439,575    $6,756,133    $3,371,705    $3,332,351
  Total operating expenses........................   5,304,204     8,027,539     9,069,832     4,548,518     4,413,488
  Operating loss..................................  (1,400,282)   (2,587,964)   (2,313,699)   (1,176,813)   (1,081,137)
  Interest expense, net...........................  (1,063,620)     (959,647)   (1,338,292)     (543,326)     (674,295)
  Net loss........................................  (2,463,902)   (3,652,611)     (289,761)   (1,720,139)   (1,502,080)
Other Financial Data:
  EBITDA(1).......................................  $  577,070    $ (216,073)   $  310,037    $  146,849    $  218,466
  Capital expenditures(2).........................  $1,255,104    $4,645,998    $1,678,178    $  501,726    $  603,216

                                                                                     MAY 31,
                                                                             ------------------------    NOVEMBER 30,
                                                                                1994          1995           1995
                                                                             ----------    ----------    ------------
Balance Sheet Data:
  Cash and cash equivalents................................................  $    3,197    $   51,637     $    78,124
  Total assets.............................................................  14,358,235    14,877,585      14,551,185
  Long-term debt, including current portion................................  19,053,522    17,242,089      18,338,157
  Total stockholders' deficit..............................................  (8,342,640)   (6,882,947)     (8,385,027)

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the fiscal year ended May 31, 1993 were comprised of $1,225,104 for purchases of systems and equipment; for the fiscal year ended May 31, 1994 were comprised of $4,506,900 for purchases of systems and equipment and $139,098 for expenditures for leased licenses; for the fiscal year ended May 31, 1995 were comprised of $1,514,822 for purchases of systems and equipment and $163,354 for expenditures for leased licenses; for the six months ended November 30, 1994 were comprised of $501,726 for purchases of systems and equipment; and for the six months ended November 30, 1995 were comprised of $603,216 for purchases of systems and equipment.

                                THE TSC MEETING

     Time, Place and Date. A Special Meeting of Stockholders of TSC (the "TSC Meeting") is scheduled to be held on February 22, 1996 at 120 Floral Avenue, New Providence, New Jersey 07974, commencing at 10:00 a.m. local time.

     Record Date; Shares Entitled to Vote. Holders of record of TSC common stock, no par value ("TSC Common Stock"), at the close of business on January 17, 1996 (the "TSC Record Date") will be entitled to notice of, and to vote at, the TSC Meeting. At the close of business on the TSC Record Date, 6,976 shares of TSC Common Stock were issued and outstanding. Each outstanding share of TSC Common Stock is entitled to one vote with respect to each matter to be voted on at the TSC Meeting.

     Purpose. At the TSC Meeting, TSC's stockholders will consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement, dated as of October 19, 1995 ("TSC Agreement"), by and among Heartland, TSC and Technivision, Inc., formerly a subsidiary of TSC that has been merged with and into TSC ("Technivision"), pursuant to which (a) TSC will sell to Heartland substantially all of the assets formerly held by Technivision, consisting of wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas, and (b) Heartland will issue to TSC that number of newly issued publicly

         1437

tradeable shares ("TSC Shares") of Heartland Common Stock, par value $.001 per share ("Heartland Common Stock"), having an aggregate exchange value of (i) $36.75 million plus (ii) $1,200 for each wireless cable television subscriber on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration will not exceed $3.5 million), minus (iii) the amount of any obligations assumed by Heartland (not to exceed $5 million, and anticipated to be $5 million), minus (d) if the wireless cable television assets relative to the Dayton, Ohio market are sold prior to the consummation of the TSC Agreement, certain proceeds thereof to be retained by TSC. As a part of the approval of the TSC Agreement, the TSC stockholders will be asked to approve the liquidation and dissolution of TSC (the "TSC Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix C to this Proxy Statement/Prospectus (the "TSC Liquidation Plan"); pursuant to which the Heartland shares (and the remaining assets of TSC) will be distributed. See "The TSC Transaction -- Other Assets."

     Vote Required. The affirmative vote of a majority of the votes cast by the holders of the TSC Common Stock is necessary to approve the TSC Agreement and the TSC Transaction. Abstentions and broker non-votes will have no effect on the approval of the TSC Transaction (assuming a majority of the shares of TSC Common Stock is present at the Special Meeting.) The percentage of currently outstanding shares of TSC Common Stock entitled to vote by TSC directors, executive officers and their affiliates, (assuming exercise in full of options to purchase TSC Common Stock held by such persons) is 50%, or 3,757 shares of TSC Common Stock. Pursuant to the New Jersey Business Corporation ("NJBCA") Act, holders of TSC Common Stock who vote against the TSC Transaction and comply with the detailed provisions contained in Chapter 11 of the NJBCA will be entitled to dissent from the TSC Transaction and to seek payment of the fair value of the TSC Common Stock. A copy of Chapter 11 of the NJBCA is reproduced as Appendix D hereto. AT THE TSC SPECIAL MEETING, THE TSC STOCKHOLDERS WILL BE ASKED TO APPROVE AND ADOPT THE TSC AGREEMENT, THE TSC LIQUIDATION PLAN AND THE TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE TSC STOCKHOLDERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE TSC AGREEMENT, TSC LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO. BECAUSE AN EXECUTED PROXY CARD WILL BE VOTED "FOR" THE TSC TRANSACTION UNLESS OTHERWISE SPECIFIED, A STOCKHOLDER RETURNING A SIGNED BUT UNMARKED PROXY CARD WILL WAIVE HIS OR HER RIGHT TO DISSENT TO THE TSC TRANSACTION.

                              THE TSC TRANSACTION

     Asset Purchase; Consideration. Pursuant to the TSC Agreement, TSC will sell to Heartland substantially all of the assets formerly held by Technivision, consisting of wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas and El Paso, Texas, and Heartland will issue to TSC the TSC Shares having an aggregate exchange value of (a) $36.75 million plus (b) $1,200 for each wireless cable television subscriber on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration shall not exceed $3.5 million) minus (c) the amount of any obligations assumed by Heartland (not to exceed $5 million and currently estimated to be $5 million), minus (d) if the wireless cable television assets relative to the Dayton, Ohio market are sold prior to the consummation of the TSC Agreement, certain proceeds thereof to be retained by TSC. Pursuant to the terms of the TSC Agreement, TSC Shares having an aggregate exchange value of $5 million will be held in escrow for a period of approximately 18 months to satisfy certain indemnification obligations of TSC to Heartland, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be held in a separate escrow for up to six months (subject to extension) to secure the performance of certain post-closing covenants of TSC. The exchange value for the shares of Heartland Common Stock to be issued in the TSC Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS over the 20-trading-day period ending on the fifth business day preceding the consummation of the TSC Agreement (or

         1438

February 15, 1996 based upon a contemplated closing date of February 23, 1996). IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, TSC STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE TSC STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. SEE "THE TSC
MEETING -- PROXIES" FOR INFORMATION REGARDING THE REVOCABILITY OF TSC PROXIES. Heartland, at its option, may terminate the TSC Agreement if such average closing price is below $16 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 2,515,625 shares of Heartland Common Stock (assuming $3.5 million in additional subscriber consideration and the assumption of no liabilities at closing) are issuable in connection with the TSC Transaction. See "The TSC Transaction -- Terms of the TSC Agreement." Please see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions" for the calculation of the maximum and anticipated number of shares of Heartland Common Stock issuable at various closing averages in connection with the Transactions.

     Distribution, Dissolution and Liquidation. As a part of the approval of the TSC Agreement, the TSC stockholders will be asked to approve the TSC Liquidation Plan, pursuant to which the TSC Shares (and the remaining assets of TSC) will be distributed. See "The TSC Transaction -- Other Assets." To facilitate the distribution of the TSC Shares, Harris Trust Company of New York has been selected to act as an exchange agent (the "Exchange Agent") for the purpose of effectuating the delivery of the TSC Shares. Pursuant to the terms of the TSC Agreement and the Exchange Agent Agreement ("TSC Exchange Agreement"), among Heartland, TSC and the Exchange Agent (to be executed concurrently with the closing of the TSC Transaction), Heartland will deliver to the Exchange Agent the TSC Shares for distribution on behalf of TSC in accordance with the terms of the TSC Liquidation Plan. The Board of Directors of TSC anticipates that upon the consummation of the TSC Transaction, TSC Shares having an aggregate exchange value of approximately $20 million (or approximately $2,865 per share of TSC Common Stock) will be delivered as directed by TSC or sold (in the open market or as otherwise directed by the TSC Board) to satisfy the known and contingent claims against TSC, and the remaining TSC Shares, less TSC Shares to be escrowed (currently estimated to have an aggregate exchange value of $13.25 million or $1,900 per share of TSC Common Stock assuming (i) TSC elects to cause Heartland to assume $5 million of liabilities at closing, (ii) additional subscriber consideration of $1.5 million and (iii) the Dayton System is not sold prior to closing) will be available for distribution to the TSC stockholders. Pursuant to the terms of the TSC Agreement and the TSC Exchange Agreement, TSC Shares having an aggregate exchange value of $5 million will be placed in escrow for approximately 18 months to satisfy certain indemnification obligations of TSC to Heartland, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be placed in escrow for up to six months (subject to extension) to satisfy certain post-closing obligations of TSC to Heartland regarding third party consents to the transfer of certain assets to Heartland. Promptly after the closing under the TSC Agreement, Heartland will cause the Exchange Agent to send to each TSC Stockholder a Letter of Transmittal advising such holder of the terms of the exchange and the procedures for surrendering TSC Stock Certificates in exchange for the consideration provided for in the TSC Agreement. ELECTIONS BY TSC STOCKHOLDERS MADE IN THE LETTER OF TRANSMITTAL ARE IRREVOCABLE. TSC STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. SEE "THE TSC TRANSACTION -- TERMS OF THE TSC AGREEMENT."

  Recommendation of the TSC Board of Directors; Reasons for the TSC Transaction. The TSC Board has approved the TSC Agreement and believes the transactions contemplated thereby are fair to, and in the best interests of, the stockholders of TSC. Accordingly, the TSC Board unanimously recommends that the stockholders of TSC vote FOR approval of the TSC Agreement and TSC Transaction.

         1439

     For a discussion of the background of the TSC Agreement and the factors considered by the TSC Board in reaching its decision to approve the TSC Agreement. See "The TSC Transaction -- Background of the TSC Transaction" and "-- Recommendation of the TSC Board; Reasons for the TSC Transaction."

     TSC Financial Advisor. TSC has retained Gerard Klauer Mattison & Co., L.L.C. ("GKM") to advise TSC with respect to the sale of Technivision's wireless cable television assets. However, TSC did not request that GKM render an opinion regarding the fairness of the consideration to be received by the stockholders of TSC pursuant to the TSC Agreement. See "The TSC Transaction -- Fairness Opinion."

     Risk Factors. The TSC Transaction involves substantial risk. Among the risk factors which should be carefully considered by the TSC stockholders, together with the other information appearing in this Proxy Statement/Prospectus, in light of their particular investment objectives and financial circumstances, prior to determining how to vote are: (i) the risks regarding Heartland, (ii) the financial condition and status of TSC, (iii) the rights of certain creditors of TSC, (iv) risks relating to the implementation of the TSC Liquidation Plan,
(v) financial and managerial requirements of TSC if it were to continue as a stand-alone entity, (vi) risks associated with the potential volatility in the market of the Heartland Common Stock upon the consummation of the Transactions and subsequent liquidation of shares of Heartland Common Stock to satisfy certain obligations of the parties to the Transactions, and the potential adverse effect on the ability of TSC to fulfill its liquidating obligations from the proceeds of the TSC Shares anticipated to be liquidated pursuant to the TSC Liquidation Plan, (vii) simultaneously with the TSC Transaction, Heartland proposes to enter into several other transactions the result of which, if consummated, will be to substantially increase the number of shares of Heartland Common Stock outstanding, and (viii) the fact that a substantial number of shares of Heartland Common Stock will be held in escrow for a substantial period of time following the consummation of the TSC Agreement to secure certain obligations of TSC under the TSC Agreement and ultimately may be returned to Heartland under certain circumstances. See "Risk Factors."

     Certain Federal Income Tax Consequences. The TSC Transaction is intended to be a tax free reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code. Thus, each TSC stockholder is not anticipated to recognize any gain or loss on the receipt of the Heartland Common Stock upon dissolution of TSC and should obtain a basis in the Heartland Common Stock received equal to the basis in his or her TSC Common Stock. However, notwithstanding Heartland and TSC's intent to treat the TSC Transaction as a tax free reorganization, no ruling from the Internal Revenue Service, or tax opinion from counsel, will be received by either Heartland or TSC concerning such treatment. If the TSC Transaction is a taxable transaction, TSC would recognize gain or loss as if it had sold its assets in a fully taxable exchange. Additionally, the TSC Common Stock holders would recognize gain or loss upon the exchange of TSC Common Stock for Heartland Common Stock pursuant to the TSC Liquidation Plan. See "The TSC Transaction -- Certain Federal Income Tax Consequences," "Risk
Factors -- Factors Associated With TSC -- Potential Tax Consequences of the TSC Transaction."

     Accounting Treatment. The TSC Transaction will be accounted for by Heartland under the "purchase method" of accounting in accordance with generally accepted accounting principles. See "The TSC Transaction -- Accounting Treatment."

     Dissenters Rights. Pursuant to the New Jersey Business Corporation Act ("NJBCA"), holders of TSC Common Stock who vote against the TSC Transaction and comply with the detailed provisions contained in Chapter 11 of the NJBCA will be entitled to dissent from the TSC Transaction and to seek payment of the fair value of their TSC Common Stock. A copy of Chapter 11 of the NJBCA is reproduced as Appendix D hereto. See "The TSC Transaction -- Appraisal Rights."

     Conditions to Consummation of the TSC Transaction. The consummation of the TSC Agreement is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the TSC Agreement. For a detailed description of the conditions to the TSC Transactions, see the "TSC Agreement -- Conditions."

     Regulatory Approvals. In addition to the federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part, Heartland

         1440

and TSC have made or expect to make certain regulatory filings with (1) the FCC for the transfer of TSC's commercial wireless cable television licenses to Heartland and (2) the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The TSC Agreement is conditioned upon the notification of expiration of the waiting period under the HSR Act. See "The TSC Transaction -- Regulatory Approvals."

     Termination of the TSC Agreement. The TSC Agreement may be terminated (i) by mutual consent of Heartland and TSC, (ii) by either Heartland or TSC if the TSC Agreement has not been consummated by February 29, 1996, and (iii) under certain other circumstances. See "The TSC Transaction -- Termination."

     Comparative Per Share Data. The following table sets forth for the Heartland Common Stock and the TSC Common Stock certain historical pro forma and equivalent pro forma per share financial information as of December 31, 1994 and the year then ended and as of September 30, 1995 and for the nine months then ended. All such information is presented on a per share basis. Neither Heartland nor TSC has paid any cash dividends. The pro forma amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and accompanying notes to Heartland and Technivision and "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information included elsewhere in this Proxy Statement/ Prospectus.

                                                                    HEARTLAND       TSC(2)
                                                                    ---------     ----------
    Book Value Per Share as of
      December 31, 1994 (November 30, 1994 for TSC)...............   $  2.71      $(1,332.26)
      September 30, 1995 (November 30, 1995 for TSC)..............   $  3.87      $(1,201.98)
    Pro Forma Equivalent Book Value Per Share as of September 30,
      1995(1).....................................................   $ 12.66      $ 2,041.94
    Net Loss Per Share
      for the year ended December 31, 1994 (November 30, 1994 for
         TSC).....................................................   $  (.30)     $  (596.38)
      for the nine months ended September 30, 1995 (November 30,
         1995 for TSC)............................................   $  (.96)     $  (314.12)
    Pro Forma Equivalent Net Loss Per Share(1)
      for the year ended December 31, 1994........................   $  (.71)     $  (114.52)
      for the nine months ended September 30, 1995................   $  (.74)     $  (119.35)

---------------

(1) The pro forma information for TSC reflects an "equivalent" pro forma adjustment determined by multiplying the pro forma information of Heartland by the exchange ratio, assuming that (i) 1,133,929 shares of Heartland Common Stock are issued upon consummation of the TSC Transaction, resulting in an exchange ratio of one Heartland share for .0062 TSC shares outstanding, (ii) the closing average and the closing price of Heartland Common Stock on the closing date of the TSC Transaction is $28, (iii) no additional subscriber consideration and the assumption by Heartland of $5 million of liabilities, and (iv) all of the Transactions are consummated.

(2) The computations of historical and equivalent per share data for the TSC Transaction were made using the number of shares of TSC outstanding (6,976 shares), not that of Technivision. Management of TSC believes that the use of the TSC shares outstanding provides more meaningful data because Technivision is a wholly owned subsidiary of TSC and represents the only TSC interests being sold to Heartland.

     Comparative Market Price Data. The Heartland Common Stock is listed on the Nasdaq-NMS under the symbol "HART." The TSC Common Stock is not listed on any public exchange or automated quotation system, and, as a result, no market price is available for September 11, 1995.

     On September 11, 1995, the last full trading day preceding the public announcement of Heartland's intent to pursue the TSC Agreement, the closing sale price per share of Heartland Common Stock was $21.50. As of January 22, 1996, the closing sale price per share of Heartland Common Stock was $29.25. Stockholders of TSC are urged to obtain current market quotations for Heartland Common Stock.

         1441

                CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS

     Contemporaneously with the TSC Transaction described in this Proxy Statement/Prospectus, Heartland proposes to consummate the following transactions (collectively, the "Other Transactions" and together with the TSC Transaction the "Transactions") (i) the merger of AWS Merger Sub into AWS pursuant to the terms of the AWS Merger Agreement; (ii) the acquisition of a 79.99% venture interest in the FTW Venture pursuant to the terms of the FTW Agreement and other transactions contemplated thereby; (iii) the acquisition of a 75% interest in the Minneapolis LLC pursuant to the terms of the Minneapolis Agreement and other transactions contemplated thereby; and (iv) the merger of CMAX Merger Sub pursuant to the terms of the CMAX Merger Agreement. This Proxy Statement/Prospectus is one of four proxy statements or prospectuses that are contained in the Registration Statement of which this Proxy Statement/Prospectus forms a part. To obtain, without charge, copies of any other proxy statement or prospectus contained therein, see "Additional Information." For a summary discussion of the Other Transactions that are the subject of such other proxy statements or prospectuses, See "Certain Information Regarding Other Transactions." There can be no assurance that any or all of the Other Transactions will be consummated.

                              THE COMBINED COMPANY

     Generally. Following the consummation of the Transactions and the disposition of the Heartland Disposition Assets, if this should occur, Heartland, together with the combined operations and businesses of one or more of AWS, CMAX, FTW Venture, Minneapolis LLC and TSC (collectively, the "Combined Company") will be in the business of developing, owning and operating wireless cable television systems in primarily small and mid-sized markets within the central United States. The Combined Company will continue to build out its existing markets substantially in accordance with the business plan adopted by the management of Heartland and described herein. Management of Heartland does not currently anticipate material changes in the Combined Company's business strategy or market focus, although the Combined Company expects to respond as its management deems appropriate to changes in its markets or competitive environment. The Combined Company will continue to aggregate wireless cable channel rights and locate operations in geographic clusters of small to mid-sized markets that have a substantial number of households not currently passed by traditional hard-wire cable. The Combined Company will also continue its strategy of launching most markets with only 12 channels of programming, focusing on areas with limited access to local off-air VHF/UHF broadcast channels. No assurance can be given that any of the Transactions will be consummated and, if consummated, no assurance can be given that the businesses combined thereby can be successfully integrated. See "The Combined
Company -- Business of the Combined Company After the Transactions."

     Management of the Combined Company. The Combined Company will be managed after consummation of the Transactions by Heartland's existing management, and has entered into a noncompetition and consulting agreement with Steven G. Johnson, the President of AWS. The Combined Company does not expect to retain executive officers (other than Mr. Johnson under a consulting and noncompetition agreement) or any significant numbers of management personnel from AWS or CMAX. No management personnel will be hired from TSC, Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain other employees of AWS, CMAX or TSC. No member of the Board of Directors of AWS, CMAX or TSC will continue to serve as a member of the Board of Directors of the Combined Company following the consummation of the Transactions.

         1442

     Principal Holders. The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent (5%) or more of the shares of Heartland Common Stock and (b) persons that will beneficially own five percent (5%) or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72     4,000,000        17.14     4,000,000        20.65
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78
Charter Wireless Cable
  Holdings, L.L.C........          0           0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....          0           0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other items indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in accordance with the TSC Liquidation Plan. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

         1443

     Markets. The following table sets forth certain information with respect to the markets to be acquired by Heartland in the Transactions.

                                                                             CURRENT
                                                             ESTIMATED       CHANNELS          NUMBER OF
                                              ESTIMATED       LINE-OF-      (INCLUDING       SUBSCRIBERS AT
                                                TOTAL          SIGHT         OFF-AIR          NOVEMBER 30,
 TRANSACTION              MARKET              HOUSEHOLDS     HOUSEHOLDS     CHANNELS)             1995
--------------  --------------------------    ----------     ----------     ----------       --------------
CMAX            Salt Lake City, UT*.......       454,000        434,000         27(2)                --
                Amarillo, TX(1)(5)........        90,000         80,000          9(3)                --
                Athens, TX(1)(5)..........        90,000         60,000          7(3)                --
                Austin, TX................       360,000        250,000         31               12,299
                Lubbock, TX(1)(5).........       110,000        100,000         12(4)                --
                San Antonio, TX*..........       550,000        440,000         37               11,805
                Sherman/Denison, TX(5)....       100,000         90,000         31(6)                --
                Temple/Killeen, TX........       110,000         80,000         35                6,312
                Waco, TX..................       100,000         80,000         35                3,860
                                               ---------      ---------                          ------
                                               1,964,000      1,614,000                          34,276
                                               ---------      ---------                          ------
AWS             Los Angeles, CA*..........     3,029,500      2,726,500          9(7)                --
                Minneapolis, MN(8)*.......       958,900        882,200         29                2,744
                Fort Worth, TX(8)*........       539,700        442,500         35(9)             1,554
                Dallas, TX*...............       981,500        872,400         16(7)                --
                Memphis, TN*..............       376,900        350,600         22(7)                --
                                               ---------      ---------                          ------
                                               5,886,500      5,274,200                           4,298
                                               ---------      ---------                          ------
TSC             Dayton, OH*...............       460,000        300,000         31                3,242
                Corpus Christi, TX........       135,000        108,000         31               15,468
                El Paso, TX...............       200,000        180,000         27                   --
                                               ---------      ---------                          ------
                                                 795,000        588,000                          18,710
                                               ---------      ---------                          ------
                                               8,645,500      7,476,200                          57,284
                                               =========      =========                          ======

---------------

 *  Constitutes part of the Heartland Disposition Assets.

(1) Heartland currently has an operating system in Lubbock, Texas and certain wireless cable channel rights in the Amarillo and Corsicana/Athens, Texas markets.

(2) Of these channels, 7 are the subject of pending applications.

(3) Of these channels, an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(4) Of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

(5) Currently subleased by Heartland pursuant to a Sublease Agreement with CMAX.

(6) Of these channels, 8 are the subject of uncontested application proceedings.

(7) These systems are not in operation and do not include off-air channels.

(8) Includes acquisition of assets from the FTW Partnership and the Minneapolis Partnership in the FTW Transaction and Minneapolis Transaction, as the case may be.

(9) Includes 8 channels which must be co-located at AWS's headend transmission facility before programming may be effected on these channels.

     Planned Divestitures. The Board of Directors of Heartland has identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Bloom Center/Napoleon, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Fort Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions (collectively, the "Heartland Disposition Assets") as being markets for which Heartland should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, Heartland believes that some or all of such markets, properly developed and operated, offer attractive opportunities to participate in the wireless cable television industry.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets. Heartland expects to sell the Flippin market to TruVision for $1.5 million contemporane-

         1444

ously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     Effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), and CS Wireless Systems, Inc., a Delaware corporation and a wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or its contributing subsidiaries) will receive (i) shares of Newco common stock (the "Newco Common Stock") constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing and secured by proceeds of a contemplated issuance by Newco of $125 million of senior discount notes (the "Newco Financing") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing, and prepayable from asset sales and certain other events. Within six months of closing, CAI and Heartland will complete certain so called post-closing net working capital calculations. Components of such calculations include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following the completion of these calculations, an increase or decrease will occur in the principal amounts of the promissory notes received by Heartland from Newco, and CAI will either contribute to or be entitled to a distribution of cash from Newco, depending upon such calculations.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain major transactions will require the affirmative approval of at least 70% (or 7 of 9) of the Directors of Newco.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will

         1445

actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "The Combined Company -- Business of the Combined Company After the Transactions," "-- Planned Divestitures" and
"-- Reasons for the Transactions."

     Summary Pro Forma Financial Information. The following table sets forth summary pro forma financial data of Heartland. The summary unaudited pro forma statement of operations data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to January 1, 1994, as if such events had occurred on January 1, 1994. The summary unaudited balance sheet data gives effect to (i) the Transactions and (ii) various other transactions previously consummated by Heartland subsequent to September 30, 1995, as if such events had occurred on September 30, 1995. The information contained in this table should be read in conjunction with "Pro Forma Financial Information Relative to the Transactions" and other pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus.

                                                                            PRO FORMA
                                                                  ------------------------------
                                                                                    NINE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1994             1995
                                                                  ------------     -------------
Statement of Operations Data:
  Total revenues................................................  $ 20,091,635     $  20,757,529
  Total operating expenses......................................    34,716,226        33,264,971
  Operating loss................................................   (14,624,591)      (12,507,442)
  Interest expense, net.........................................     5,303,165         8,789,219
  Income tax benefit............................................     7,282,895         7,839,079
  Net loss......................................................   (13,649,455)      (14,253,813)
  Net loss per common share.....................................  $       (.71)    $        (.74)
  Weighted average shares outstanding...........................    19,230,083        19,280,566
Other financial data:
  EBITDA(1).....................................................  $ (3,449,980)    $    (783,996)

                                                                                   PRO FORMA
                                                                                 SEPTEMBER 30,
                                                                                     1995
                                                                                 -------------
Balance Sheet Data:
  Cash and cash equivalents, excluding restricted investments..................  $  68,613,369
  Restricted investments.......................................................     24,747,214
  Total assets.................................................................    428,093,782
  Long-term debt, including current portion....................................    141,407,486
  Total stockholders' equity...................................................    244,133,989

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

         1446

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, all of the risk factors listed below should be considered carefully by the stockholders of TSC. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

                       FACTORS ASSOCIATED WITH HEARTLAND

LIMITED OPERATING HISTORY; NET LOSSES SINCE INCEPTION

     Although Heartland's business commenced in 1990, it did not generate any revenues until April 1992. As of September 30, 1995, Heartland has recorded net losses of approximately $14.8 million since inception, due primarily to interest expense and charges for depreciation and amortization of capital expenditures to develop its wireless cable systems. Until such time as the Combined Company substantially increases its subscriber base, resulting in higher subscription fee revenues, it will continue to experience losses. Because of the costs associated with launching a wireless cable television system and expanding its subscriber base, continued growth by the Combined Company will tend to reduce net income, if any, or increase net losses. As a result, Heartland expects to continue to experience net losses whether or not the Transactions are consummated and for an indefinite period thereafter while it develops and expands its wireless cable systems even if mature individual systems of the Combined Company are profitable.

SUBSTANTIAL INDEBTEDNESS OF THE COMBINED COMPANY; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

     The Combined Company will have a high level of indebtedness. As of September 30, 1995, on a pro forma basis after giving effect to the consummation of the Transactions, the Combined Company would have had approximately $158.6 million of long-term debt and other liabilities ($8.8 million of which is attributable to the Transactions) including the current portion of the long-term debt of $2.0 million. For the years ended December 31, 1992, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, Heartland's earnings were insufficient to cover fixed charges by $50,822, $406,101, $4,638,284, $1,863,404 and $12,485,232, respectively. The ability of the Combined Company to make payments of principal and interest on its indebtedness will be largely dependent upon its future financial performance. Many factors, some of which will be beyond the Combined Company's control (such as prevailing economic conditions), will affect its financial performance. There can be no assurance that the Combined Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Combined Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Combined Company, that the Combined Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. The Combined Company's high level of indebtedness has several important consequences, including, but not limited to: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on the Combined Company's ability to obtain financing, make capital expenditures and acquisitions and take advantage of other business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. There can be no assurance that the Combined Company will be profitable in the future.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES

     Heartland has experienced rapid growth in the number of its employees and the scope of its operating and financial systems. This growth has resulted in an increased level of responsibility for both existing and new management personnel. The consummation of the Transactions will result in additional significant growth of Heartland's operations, particularly if the planned divestiture of assets by Heartland is not consummated. To manage its growth effectively, Heartland will be required to implement and improve its operating and financial

         1447

systems and controls and to expand, train and manage its employee base. In addition, Heartland may be required to integrate into its business one or more of the businesses acquired from CMAX, AWS, FTW Venture, the Minneapolis LLC and TSC, although Heartland anticipates disposing of all of the business acquired through AWS, the FTW Venture and the Minneapolis LLC. Heartland currently has no plans for the Combined Company to retain any of the executive officers of AWS, CMAX or TSC, other than Steven G. Johnson, the President of AWS, with whom Heartland has entered into a consulting and non-competition agreement. As a result, the Combined Company will be dependent upon the existing management of Heartland to assume and perform the management functions formerly performed by management of each of the parties to the Transactions. To the extent that Heartland's existing management is unable to assume or perform these combined duties, the Combined Company could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future, whether or not Heartland consummates one or more of the Transactions.

     In addition, promptly following the consummation of the Transactions, management of the Combined Company will be required to make and implement a number of strategic and operational decisions regarding the integration of the entity's various operations and the exploitation of its assets and businesses. The timing and manner of the implementation of decisions made with respect to the ongoing business of the Combined Company following the consummation of the Transactions will materially affect the operations of the Combined Company. Given the range of potential outcomes arising from such decisions, and the interrelationships among decisions to be made, it is difficult to quantify with precision the composition of the Combined Company. There can also be no assurance that any acquired businesses will be integrated successfully into Heartland's business.

NEED FOR ADDITIONAL FINANCING FOR GROWTH

     The growth of the Combined Company's business requires substantial investment on a continuing basis to finance capital expenditures and expenses related to subscriber growth and system development. Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

POTENTIAL SIGNIFICANT INDUSTRY TRANSACTIONS

     Significant industry transactions such as acquisitions and dispositions of channel rights, joint ventures and other business transactions between and among participants in the wireless cable television industry have occurred with some frequency in the past, and Heartland's management expects this trend to continue in the foreseeable future. Although Heartland regularly engages in discussions concerning such industry transactions with other industry participants, Heartland is not currently subject to any material definitive agreements in such regard except as disclosed herein or in those documents incorporated herein by reference. Whether Heartland proceeds with any of these discussions and whether the Combined Company ultimately negotiates

         1448

and/or consummates any additional significant industry transactions will depend, among other things, upon the business and prospects of the Combined Company, industry conditions, investment and growth opportunities available to the Combined Company, stock market conditions, availability and suitability of financing for such transactions, regulatory and legal considerations, and other plans and requirements of the Combined Company. No assurance can be given that, if consummated, any such significant industry transactions could be successfully integrated into the Combined Company's business.

INVESTMENT IN NEWCO

     Pursuant to the Newco Transaction, Heartland shall contribute or sell the Heartland Disposition Assets, other than the Memphis and Flippin, Tennessee markets to be disposed of in the Memphis Transaction, and the Los Angeles channel rights (which Heartland will seek to sell directly to a third party), to Newco in exchange for cash, promissory notes and a retained equity interest. The Stockholders Agreement provides that Heartland will have the right to appoint less than a majority of the directors of Newco. Therefore, the Combined Company will not control the management of Newco, and it will be dependent upon the skill, expertise and managerial efforts of the management of Newco to achieve a return on this proposed substantial investment. To the extent that Newco proves unsuccessful in its business, the value of the Combined Company's investment therein will be adversely affected. Further, consummation of the Newco Transaction is subject to significant customary closing conditions. No assurance can be given that such conditions will be satisfied. See "The Combined
Company -- Business of the Combined Company After the Transactions" and
"-- Planned Divestitures."

DEPENDENCE ON EXISTING MANAGEMENT; KEY EMPLOYEES

     Heartland is dependent in large part on the experience and knowledge of existing management. Heartland has not entered into any employment agreements with, or obtained key-man life insurance for, any of its executive officers and there can be no assurance that any of such persons will remain in Heartland's employ in the future. The Combined Company's success is also dependent upon its ability to attract and retain qualified employees to develop and operate its wireless cable systems.

COMPETITION

     The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, satellite master antenna television systems, direct broadcast satellites and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of subscription television, cable television systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In addition, within each market, the Combined Company initially must compete with others to acquire, from the limited number of channel licenses issued, rights to a minimum number of channels needed to establish a viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies, from a proposed new wireless service known as local multi-point distribution and from emerging trends and technologies. Heartland has targeted its marketing in its Existing Systems (as hereafter defined) to households that are unpassed by traditional hard-wire cable and that have limited access to local off-air VHF/UHF broadcast channels. Accordingly, to date Heartland has not encountered significant direct competition from traditional hard-wire cable companies. It is likely, given the markets involved in the Transactions, that the Combined Company will face significant direct competition from traditional hard-wire cable companies in the future, especially in the urban markets acquired in the Transactions if the planned divestiture of such markets described herein is not consummated. The basic programming package offered in each of Heartland's existing systems is comparable to that offered by the local traditional hard-wire cable operators. However, certain of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland. In addition, as the telecommunications industry

         1449

continues to evolve, the Combined Company may face additional competition from new providers of entertainment and data services. In particular, there are a rapidly growing number of information and data service providers serving consumers via informal communications networks, such as the Internet and World Wide Web. Although the Combined Company is unaware of any such provider delivering programming like that available over wireless cable television, there can be no assurance that continuing advances in technology will not make such delivery possible. Even if such direct competition does not exist in the future, however, the Combined Company's services will compete, indirectly, with entertainment services generally, including those provided by operators using evolving technology. Many actual and potential competitors have greater financial, marketing and other resources than Heartland. No assurance can be given that the Combined Company will compete successfully in any or all of its markets.

GOVERNMENT REGULATION

     The right to transmit on wireless cable channels is regulated by the Federal Communications Commission (the "FCC") and the copyright for the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

     Cable Act. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems. Heartland cannot predict precisely what effect these regulations or other governmental regulations may have on traditional hard-wire cable operators as to price and service. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on Heartland in particular.

     Copyright Act. Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The United States Congress recently adopted legislation extending the compulsory copyright licensing system to include wireless cable systems. As a result of this action, wireless cable operators may engage in secondary transmissions of distant programming without the copyright holder's approval, provided that such operators file certain reports and pay certain fees set by the Copyright Royalty Tribunal. See "Risk Factors -- Factors Associated With Heartland -- Dependence on Program Material Agreements."

     Regulation of Retransmission. Effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that the Combined Company will be able to obtain such consents on terms satisfactory to the Combined Company.

     Other Regulations. Wireless cable operators are also subject to regulation by the Federal Aviation Administration (the "FAA") with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Combined Company will not be required to incur additional costs in complying with such regulations and restrictions. No assurance can be given that new regulations will not be imposed or that existing regulations will not be changed. Any such new or modified regulations could have a material adverse effect on the wireless cable industry as a whole and on Heartland and the Combined Company in particular.

         1450

DEPENDENCE ON CHANNEL LEASES; LOSS OF LICENSES BY LESSORS

     Heartland is dependent, and the Combined Company will be dependent, on leases with unaffiliated third parties for most of its wireless cable channel rights. Heartland has entered into leases for substantially all of its wireless cable channel rights with channel license holders, applicants for channel licenses and applicants that have had previously-filed applications returned without prejudice by the FCC and which will be refiled. Heartland's channel leases typically cover four instructional television fixed service ("ITFS") and/or one to four multi-point distribution service ("MDS") wireless cable channels each. Generally, ITFS channels may only be owned by qualified non-profit educational organizations and in general must use a minimum of 20 hours per week per channel for educational programming. The remaining excess ITFS channel air time may be leased to wireless cable operators for commercial use without further restriction. MDS channels may be owned by commercial entities and allow full-time usage without programming restrictions. See "Wireless Cable Industry -- Regulatory Environment." Under the rules of the FCC, the term of an ITFS channel lease cannot exceed ten years. There is no such restriction for MDS channel leases. ITFS licenses generally are granted for a term of ten years and are subject to the renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. The use of such channels by the license holders is subject to regulation by the FCC and Heartland's ability to continue to enjoy the benefits of its leases with channel license holders is dependent upon the continuing compliance by the channel license holders with applicable regulations including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators. The remaining initial terms of most of Heartland's channel leases are approximately 5 to 10 years, although certain of Heartland's channel leases have initial terms expiring during the next several years. Most of Heartland's leases grant Heartland a right of first refusal to purchase the channels after the expiration of the lease if FCC rules and regulations so permit, provide for automatic renewal of the lease term upon FCC renewal of the license and/or require the parties to negotiate lease renewals in good faith. The termination of or failure to renew a channel lease or termination of the channel license, or the failure to grant an application for an extension of time to construct an authorized station, would result in Heartland being unable to deliver television programming on such channel(s). Although Heartland does not believe that the termination of or failure to renew a single channel lease or license would adversely affect the Combined Company, several of such terminations or failures in one or more markets that Heartland actively serves could have a material adverse effect on the Combined Company. Additionally, FCC licenses also specify construction deadlines, which, if not met, could result in the loss of the license. Requests for additional time to construct may be filed and are subject to review pursuant to FCC rules. Certain of Heartland's channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request.

UNCERTAINTY OF GRANT OF PENDING APPLICATIONS

     Applications for wireless cable licenses are subject to approval by the FCC. Applicants with whom Heartland has entered into leases have filed a series of applications with the FCC for a number of wireless cable channels and Heartland has entered into leases for additional channels with applicants that have had previously-filed applications returned without prejudice by the FCC and which have been refiled. The vast majority of such leases are in the form of lease agreements with qualified non-profit educational organizations for ITFS channels. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next several months. There is no limit on the time that may elapse between filing the application with the FCC for a modification or new license and action thereon by the FCC. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications ("Competing Applications") must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of

         1451

Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. A number of competing applicants for channel licenses have filed with the FCC petitions to deny the applications in which Heartland has acquired channel rights, based upon alleged substantive defects in the applicant or in technical or other aspects of the application. Heartland anticipates that the FCC will deny most of the current petitions to deny the applications in which Heartland has acquired channel rights. However, no assurance can be given as to the precise number of such petitions that will be denied. Although Heartland does not believe that any single award of a channel license to an applicant that has filed a Competing Application or the granting of any single petition to deny an application in which Heartland has acquired channel rights would adversely affect Heartland, several of such awards or grants could have a material adverse effect on Heartland.

UNCERTAINTY OF ABILITY TO OBTAIN FCC AUTHORIZATIONS

     Wireless cable systems transmit programming over wireless cable channels that are licensed by the FCC. Generally, Heartland believes that a minimum of twelve wireless cable channels are necessary to offer a commercially viable wireless cable system in most rural markets and that more channels are required in more competitive markets, such as those well served by traditional cable television systems. In some of its long-term launch markets, Heartland does not currently have the right to operate twelve channels from the same transmitter site. In those markets, Heartland is dependent upon (i) the grant of pending applications for modification of existing licenses for unbuilt ITFS stations,
(ii) the grant of such license modification applications which have not been filed and/or (iii) the grant of applications for new ITFS licenses, some of which have not been filed. There can be no assurance that any or all of the modification applications and new license applications actually made or anticipated to be made by Heartland will be granted by the FCC. Although Heartland does not believe that the denial of any single modification or new license application will adversely affect it, the denial of several such applications, particularly if concentrated in one or a few of Heartland's markets, could have a material adverse effect on its growth. See "Wireless Cable Industry -- Cable Industry Overview" and "-- Regulatory Environment."

INTERFERENCE ISSUES

     Under current FCC regulations, a wireless cable operator may install receive-site equipment and serve any point where its signal can be received, subject to the interference protection rights of certain other wireless cable systems. Interference from other wireless cable systems can limit the ability of a wireless cable system to serve particular points, in the same manner that interference from one television station limits the ability of a viewer to receive another television station broadcasting on the same frequency. In licensing ITFS and multi-point distribution service stations, a primary concern of the FCC is avoiding situations where proposed stations are predicted to cause interference to the reception of existing station signals. Pursuant to current FCC regulations, a wireless cable license holder is generally protected from interference within 35 miles of the transmission site. Heartland's business plan involves moving the authorized transmitter site of various of its MDS and ITFS licensed stations and obtaining the grant of licenses to new stations that Heartland will use in its wireless cable systems. The FCC interference protection standards may make one or more of those proposed relocations or new grants unavailable. In any such event, it may be necessary to negotiate interference agreements with the licensees of stations which would otherwise block such relocations or new grants. There can be no assurance that the Combined Company will be able to negotiate any required interference agreements on terms acceptable to Heartland. In the event that the Combined Company cannot obtain interference agreements required to implement its plans for a given market, the Combined Company may have to curtail or modify operations in that market. Any substantial modification or curtailment of the Combined Company's operations in its markets could have a material adverse effect on its growth or financial performance. In addition, while the Combined Company's leases with MDS and ITFS licensees require their

         1452

cooperation, it is possible that one or more of the Combined Company's channel lessors may hinder or delay the Combined Company's efforts to use the channels in accordance with its plans for a particular market.

AUCTION OF BASIC TRADING AREAS

     As a result of legislation authorizing the FCC to utilize competitive bidding (auctions) for the award of initial licenses or construction permits for certain commercial services when mutually exclusive applications have been filed, on June 15, 1995 the FCC adopted new rules replacing lottery procedures with auctions for the awarding of commercial licenses where two or more parties have filed applications for the same frequencies. Auctions under the new rules began November 13, 1995 for the award of initial commercial licenses for "Basic Trading Areas" or "BTA's" (as defined by Rand McNally); however, the new auction rules do not apply when a license is to be renewed. The new rules are effective although pleadings have been filed which might result in changes in the rules, and any auctions conducted pursuant thereto. License holders that obtain an MDS license via an auction must provide interference protection to the 35-mile protected service area of existing license holders. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's objective criteria.

DEPENDENCE ON PROGRAM MATERIAL AGREEMENTS

     In connection with its distribution of television programming, Heartland is dependent, and the Combined Company will be dependent, on fixed-term contracts with various program suppliers. Generally, the terms of such contracts are for periods of one to five years and began to expire in 1995. Although Heartland has no reason to believe that any such contracts will be cancelled or will not be renewed upon expiration, if such contracts are cancelled or not renewed, the Combined Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Combined Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Combined Company's subscribers. The likelihood that program material will be unavailable to the Combined Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by a vertically integrated cable operator, and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The Cable Act is the subject of various legal challenges and if it were found to be unconstitutional, program suppliers might raise their prices or make their program material unavailable to the Combined Company.

PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION

     Wireless cable programming is transmitted via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations without the use of signal boosters. Consequently, the Combined Company may not be able to supply services to certain potential subscribers. In addition, in limited circumstances, extremely adverse weather can damage transmission and receiving antennas as well as transmit site equipment.

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

     While wireless cable television is not a new technology, it is a relatively new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

         1453

POSSIBLE ADDITIONAL CAPITAL EXPENDITURES FOR HEARTLAND DISPOSITION ASSETS

     No assurance can be given that the planned disposition of the Heartland Disposition Assets will be consummated. Consummation of such planned disposition may require, among other items, consents of CAI's lenders to the Newco Transaction, financing secured by Newco on terms acceptable to CAI and Heartland, and consents of the licensees to the assignment of channel leases to Newco, and of the Flippin and Memphis channel rights to TruVision. Accordingly, Heartland may be required to expend a substantial amount of additional capital to maintain certain assets and/or fund lease payments attributable to the Heartland Disposition Assets. Further, no assurance can be given that the disposition of the Heartland Disposition Assets will have the desired impact on the Combined Company's business or financial affairs.

POSSIBLE ADVERSE TAX CONSEQUENCES ATTRIBUTABLE TO HEARTLAND DISPOSITION ASSETS

     The cash and promissory note portion of the consideration received by Heartland and/or its subsidiaries from consummation of the Memphis Transaction and Newco Transaction may result in the recognition of gain for federal income tax purposes. The amount of any tax liability attributable thereto will depend upon numerous factors, including the tax basis of the assets conveyed, the net operating losses available to Heartland and other factors. Certain of these factors will depend upon the tax attributes of CMAX, AWS and TCS as of the closing of the Transactions. There can be no assurance that sufficient tax bases and net operating losses will exist to defray a material amount of any such gain, thereby requiring Heartland to pay certain tax liabilities to federal and/or state authorities. Any such payments would negatively impact the Combined Company's cash flow.

ASSIGNABILITY OF HEARTLAND DISPOSITION ASSETS CHANNEL LEASES

     Substantially all of the channel leases associated with the Heartland Disposition Assets require the consents of the licensees prior to the assignment thereof. No assurance can be given that such consents will be obtained to the assignment of such channel leases to Newco in the Newco Transaction. The failure to obtain any such consents may prevent the Newco Transaction from being consummated, which could have a material adverse effect on the Combined Company's business or financial affairs. See "Risk Factors -- Factors Associated with to Heartland -- Possible Additional Capital Expenditures for Heartland Disposition Assets." Further, the consent of the FCC is required prior to the assignment of any MDS channels associated with the Heartland Disposition Assets. Heartland will take appropriate action to obtain such consents with respect to such MDS channels to be acquired by Heartland and thereafter conveyed to Newco as part of any Newco Transaction. Such consents are generally received three to five months after application is made with the FCC. Although Heartland expects to lease any acquired MDS channels to Newco as part of any Newco Transaction pending receipt of server approval, there can be no assurance that the FCC will consent to the assignment of such licenses to Heartland or Newco.

CERTAIN SUBSIDIARIES NOT WHOLLY OWNED

     Heartland generally conducts its business through subsidiaries. Heartland's subsidiaries include non-operating subsidiaries that hold interests in channels, subsidiaries that operate systems and subsidiaries that do both. Heartland also has an operating subsidiary that installs wireless cable systems in various markets served by Heartland and its subsidiaries. Certain of Heartland's subsidiaries are not wholly owned and most subsidiaries are indirectly owned by Heartland as a result of its majority ownership of other entities. Although Heartland has a sufficient interest in its subsidiaries to be able to exercise control over them, Heartland may owe a fiduciary duty to the holders of various minority interests in its subsidiaries. Accordingly, Heartland may not exercise unfettered control over such subsidiaries and may be required to deal with such subsidiaries on terms no less favorable to such subsidiaries than could be obtained from unaffiliated third parties. Heartland believes that all of its dealings with its subsidiaries have been on such terms. In addition, dividends or other distributions paid or made by such subsidiaries must be paid or made on a pro rata basis to all stockholders.

     Further, Heartland owns approximately 27% of the outstanding common stock of Wireless One, Inc., a Delaware corporation ("Wireless One"). Although David
E. Webb and J. R. Holland, Jr., Directors of Heartland, serve as Directors of Wireless One, Heartland cannot exercise unfettered control over this

         1454

substantial investment. Similarly, upon consummation of the Newco Transaction, Heartland will own approximately 39.76% (prior to dilution) of the outstanding common stock of Newco. Although David E. Webb and J.R. Holland, Jr., Directors of Heartland, are expected to serve as Directors of Newco, Heartland will not be able to exercise unfettered control over this proposed substantial investment.

CONTROL BY PRINCIPAL STOCKHOLDERS; AGREEMENT TO VOTE FOR BOARD DESIGNEE OF JUPITER; CO-SALE-RIGHT

     David E. Webb, the President and Chief Executive Officer of Heartland, L. Allen Wheeler, a member of the Board of Directors of Heartland and Hunt Capital Group, L.L.C. ("Hunt Capital"), a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, collectively own approximately 62.68% of the outstanding Heartland Common Stock and, if they act together, will be able to control the election of the members of Heartland's Board of Directors and generally to exercise control over Heartland's affairs. Assuming consummation of each of the Transactions and an average closing price of Heartland's Common Stock of $28, such parties will own approximately 40.81% (33.87% if the maximum number of shares are issued) of the outstanding common stock of the Combined Company. Accordingly, following consummation of the Transactions, such persons acting together will not be able to totally control the election of the members of Heartland's Board of Directors. Pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement"), entered into in connection with the private placement of $40.2 million of 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"), each of Hunt Capital, David E. Webb and L. Allen Wheeler, have agreed to vote their shares of Heartland Common Stock (i) in favor of the election to Heartland's Board of Directors of one designee of the purchaser of the Convertible Notes ("Jupiter") and (ii) in favor of Heartland's Board of Directors consisting of at least three and not more than seven members for so long as Jupiter retains a 25% interest in the Convertible Notes originally purchased by it and/or the shares of Heartland Common Stock issued or issuable upon conversion thereof (the "Conversion Shares") originally issuable to it. The agreement of such stockholders to elect Jupiter's designee to the Board of Directors may restrict the ability of such stockholders to elect their preferred slate of directors to manage Heartland, which may result in a member of the Board of Directors having interests that conflict with those of the other stockholders of Heartland. In addition, under the terms of the Stockholders' Agreement, each of Hunt Capital, David E. Webb and L. Allen Wheeler have agreed that, for so long as Jupiter holds such 25% interest, in the event of any proposed sale or series of sales of Heartland Common Stock by any such stockholder to a non-affiliate for aggregate consideration greater than $15 million or representing in excess of 5% of the outstanding Heartland Common Stock at such time, such stockholder shall not effect such sale unless Jupiter is permitted to participate in such sale on a pro rata basis with such stockholder. The co-sale right may reduce the likelihood of a change in control of Heartland because any potential purchaser of stock held by the controlling stockholders may also be required to purchase shares owned by Jupiter.

LIMITED TRADING VOLUME AND POSSIBLE VOLATILITY OF HEARTLAND COMMON STOCK

     During 1994 and for the first nine months of 1995, the average trading volume of shares of Heartland Common Stock on Nasdaq-NMS was approximately 22,800 and 34,200 shares per day, respectively. As of December 31, 1995, approximately 12,611,132 shares of the Heartland Common Stock were issued and outstanding, including 8,106,825 (including 190,600 shares subject to exercisable options) shares held by executive officers, directors and their affiliates. In connection with the Transactions, Heartland may issue up to an additional 10,721,302 shares (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), or 6,763,949 shares (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods) of Heartland Common Stock, some or all of which will be liquidated by FTW Associates, the Minneapolis Partnership and TSC in connection with their respective plans of liquidation. In addition, some recipients of Heartland Common Stock in the Transactions can be expected to immediately dispose of such shares to meet tax or other obligations. There can be no assurance, given the relatively low volume of trading typically exhibited by the Heartland Common Stock that all of those holders seeking to dispose of Heartland Common Stock will be able to do so

         1455

or at what price such shares will be sold if dispositions are made. It is also possible that there will be much greater volatility in the price of the Heartland Common Stock during the period immediately preceding the Transactions and for some time thereafter. Finally, the market price of the Heartland Common Stock could fluctuate substantially in the future for a variety of reasons, including performance of the Combined Company, investor expectations for the Combined Company and the wireless cable television industry, general economic conditions and fluctuations in the overall stock market. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

NO HEARTLAND COMMON STOCK DIVIDENDS

     Heartland has not paid dividends on Heartland Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full. See "Information Concerning Heartland -- Dividends on and Market Prices of Heartland Common Stock."

POSSIBLE FUTURE ACQUISITIONS

     Heartland has in the past and is in the process of making a number of acquisitions and may in the future make additional acquisitions. The Combined Company can be expected to seek to acquire additional channel rights, both in its existing markets and in other markets, both directly and indirectly by acquiring other wireless cable television providers. Such acquisitions may be in geographic areas or markets outside of Heartland's traditional focus of small to mid sized markets in the central United States. In addition, it is possible that the Combined Company might make one or more acquisitions outside of the business of providing wireless cable television services. Any such acquisitions may be made for cash, securities, including Heartland Common Stock, or combinations thereof. Under applicable law and regulations, in many circumstances, approval by the Combined Company's stockholders of any such acquisitions may not be required. The Combined Company may pay for such acquisitions in cash or by issuing equity or debt securities. The issuance of equity to effect or finance such acquisitions would have the effect of reducing the percentage ownership of the Combined Company held by each pre-acquisition stockholder and the incurrence of indebtedness in connection with such acquisitions could adversely affect the liquidity, results of operations and financial condition of the Combined Company.

RESCISSION RIGHTS OF PARTNERS OF MINNEAPOLIS PARTNERSHIP AND FTW PARTNERSHIP

     Prior to the date hereof, American Wireless Systems, Inc., a California corporation and a predecessor of AWS ("Wireless California"), through an affiliate, participated in the offer and sale of approximately $29 million of general partnership interests in three general partnerships, including FTW Partnership and Minneapolis Partnership, without registration under any federal or state securities laws. Following an investigation by the Commission, AWS, Steven G. Johnson, a director and officer of AWS, Jeffrey D. Howes, formerly a director and officer of AWS, and Dexter S. Cohen and Kevin C. King, each of whom own greater than five percent of AWS common stock, without admitting or denying any wrongdoing, consented to an SEC order to cease and desist from committing or causing any violation and any future violations of the securities registration provisions of the Securities Act and the broker-dealer registration provisions of the Exchange Act. In addition, securities administrators in 22 states also have investigated or are presently investigating the activities related to the unregistered sale of the general partnership interests described above. The actions taken by the various state securities administrators range from no action taken to the issuance of 15 cease and desist orders and consent orders pursuant to which AWS, the issuing general partnerships and Messrs. Johnson and Howes, as officers of AWS, were required to cease selling general partnership interests without registration, to offer rescission to individuals who purchased general partnership interests and, in certain cases, to pay administrative penalties. In certain cases, such parties have entered into consent decrees with state regulatory authorities, including an order in Arizona requiring AWS to offer to purchase such general partnership interests sold to residents of Arizona or to pay the Arizona Corporation Commission an amount equal to the amount of the investment made by all general partners who are Arizona residents, or

         1456

approximately $566,000, plus interest from the time of investment. AWS has advised the Arizona Corporation Commission that it does not intend to make such offer to purchase pending consummation of the transactions described herein.

     On September 29, 1995, AWS and the third general partnership in which interests were sold (the "Pittsburgh Partnership") jointly sold (the "Pittsburgh Sale") their respective interest in the joint venture operating the wireless cable television system in Pittsburgh, Pennsylvania to CAI Wireless Systems, Inc. ("CAI"). General partners holding approximately 72% of the general partnership interests in the Pittsburgh Partnership (the "Pittsburgh Partners") executed and delivered written consents to such sale, each of which included a release of AWS and certain related parties from certain contingent claims including claims arising from the offer and sale of the general partnership interests to the Pittsburgh Partners. There can be no assurance that the Minneapolis Partners and the FTW Partners who do not vote in favor of the Minneapolis Transaction or the FTW Transaction, respectively, or the Pittsburgh Partners who did not vote in favor of the Pittsburgh Sale, or any governmental agency will not institute proceedings against AWS or Heartland, as the successor to AWS, based on a failure to register the general partnership interests in connection with a public offering or for damages based on alleged omissions or misrepresentations of material information in connection with the sale of such interests. No assurance can be given that a successful claim against the predecessors of AWS could not be asserted against the Combined Company based on a number of theories involving successor liability. The institution of legal action against the Combined Company arising out of the offer and sale of general partnership interests by AWS' predecessors could result in substantial defense costs to the Combined Company and the diversion of efforts by the Combined Company's management, and the imposition of liabilities against the Combined Company could have an adverse effect on the Combined Company.

                          FACTORS ASSOCIATED WITH TSC

HIGHLY LEVERAGED CONDITION; HISTORICAL OPERATING LOSSES; GOING CONCERN OPINION

     TSC has assumed significant amounts of indebtedness incurred by Technivision relative to its shareholders equity in order to fund the capital expenditures necessary to develop and operate the Technivision systems. At May 31, 1995 after giving effect to the merger of Technivision into TSC, TSC had approximately $27.1 million of outstanding debt. As a result of the highly leveraged nature of its operations, TSC has had substantial operating losses during the five-year period ended May 31, 1995. In addition, at May 31, 1995, TSC had negative stockholders' equity of approximately $7.8 million. As described below under "Rights of Creditors," in the event that TSC does not repay or refinance amounts owed to its major creditor, Philips Credit Corp. ("Philips"), prior to April 30, 1996, Philips has the right to take possession and control of Technivision's assets. Furthermore, under the terms of a consent order (the "Consent") entered in connection with the settlement of an enforcement action brought by the Commission against Greg Parker and certain related entities, TSC is required to sell the TSC systems and pay to a trust established by the Commission (the "Trust") $7 million on or before December 31, 1996 (of which approximately $1 million has been paid). In their report on Technivision's financial statements as of May 31, 1995, KPMG Peat Marwick LLP, Technivision's independent accountants, have included an explanatory paragraph that describes factors raising substantial doubt about Technivision's ability to continue as a going concern. As a result of the merger of Technivision into TSC, those factors are also applicable to TSC. In the event that the TSC Transaction is not consummated, TSC may be unable to continue as a going concern.

RIGHTS OF CREDITORS

     Pursuant to the terms of a Forbearance Agreement, dated February 27, 1995 and an amendment thereto (amended, as the "Forbearance Agreement"), between Technivision and Philips, TSC is required to sell the TSC systems on or before April 30, 1996 and to use the proceeds thereof to repay amounts owed to Philips. In the event that TSC fails to meet the deadlines established in the Forbearance Agreement or certain other events of default occur thereunder, Philips has the right, after April 30, 1996 and pursuant to the terms of applicable security and other agreements executed by Technivision, to take possession of and to operate and sell the Technivision systems. In addition, pursuant to the terms of the Consent, TSC is required to liquidate

         1457

the TSC systems on or prior to December 31, 1996. Pursuant to other arrangements with certain of the creditors of Technivision, those creditors also have the right to take action to foreclose on certain assets of TSC in the event that certain amounts are not paid to such creditors when due. The consent of Philips, the Trust and certain of TSC's other creditors will be required for the consummation of the TSC Transaction. Because the TSC Liquidation Plan provides that such parties will receive shares of Heartland Common Stock in satisfaction of their claims, there can be no assurance that TSC will be able to obtain such consents. In the event that the TSC Transaction is not consummated, there is a substantial likelihood that one or more of TSC's creditors will take action to foreclose upon or otherwise realize upon the value of the TSC systems. See "Information Concerning TSC -- Business of TSC -- SEC Consent; Arrangements with Philips Credit Corp."

RISKS RELATING TO TSC LIQUIDATION PLAN

     Pursuant to the TSC Liquidation Plan, the assets of TSC (including the Heartland Common Stock to be received pursuant to the TSC Transaction) will be used to satisfy the claims of creditors of TSC (or held in a reserve for such purpose) before any distribution of the remaining assets will be made to TSC stockholders. No such distribution will be made until all such claims have been paid or duly provided for. Pursuant to the provisions of the NJBCA, TSC is required to publish notice of the proposed liquidation to give potential creditors an opportunity to make their claims against TSC. Although TSC believes that it has identified and properly accounted for all of the material liabilities of TSC, there can be no assurance that potential claimants will not seek to assert claims against the assets of TSC in amounts in excess of the liabilities recorded on TSC's financial statements. In addition, TSC may be required to institute litigation to determine the amount of certain claims prior to making any distribution to TSC stockholders. Accordingly, there can be no assurance as to the amounts that will ultimately be distributable to TSC stockholders, if any, or as to the timing of any such distribution. In the event that TSC makes a distribution to TSC stockholders prior to the final resolution of all claims against TSC, in certain circumstances creditors of TSC would have the right to proceed against individual TSC stockholders to recover the amounts so distributed to such stockholders. TSC currently estimates that approximately $13.25 million (including amounts which initially will be held in escrow) will be distributed to TSC stockholders pursuant to the TSC Liquidation Plan, (assuming (i) TSC elects to cause Heartland to assume $5.0 million of liabilities at closing, (ii) $1.5 million of additional subscriber consideration and (iii) the Dayton System is not sold prior to closing) which constitutes less than all of the shares of Heartland Common Stock to be received by TSC pursuant to the TSC Transactions. See Appendix C: TSC Liquidation Plan.

POTENTIAL TAX CONSEQUENCES OF THE TSC TRANSACTION

     Although the TSC Transaction has been structured so that the consideration to be received by TSC stockholders is expected to be tax free for federal income tax purposes (except to the extent that stockholders receive cash in lieu of fractional share interests), TSC and Heartland do not intend to seek a ruling to that effect from the Internal Revenue Service (the "IRS"). Furthermore, the TSC Transaction is not conditioned upon the receipt of an opinion of counsel that the TSC Transaction will be tax free to TSC stockholders as described above and no opinion of counsel has been sought. There can be no assurance that the IRS will not seek to recharacterize the TSC Transaction so as to make the TSC Transaction taxable to TSC and/or the TSC stockholders. In such circumstances, TSC might be required to use certain proceeds of the TSC Transaction to satisfy tax liabilities and/or TSC stockholders would be required to recognize any gain from the sale of their TSC stock pursuant to the TSC Transaction. See "The TSC Transaction -- Certain Federal Income Tax Consequences."

FINANCING AND OPERATIONAL REQUIREMENTS

     In the event that the TSC Transaction is not consummated, TSC will require substantial amounts of financing to repay its existing creditors and to finance the capital expenditures and related expenses necessary for system development and subscriber growth. Although TSC's future capital requirements would depend on a number of factors, including subscriber growth, marketing expenses and staffing costs, as well as other factors not within TSC's control, such as competitive conditions, programming costs and the status of the capital markets generally, based on TSC's experiences to date, TSC does not believe that the required

         1458

amounts would be available on terms which would be acceptable to TSC. In addition, TSC believes that its ability to raise additional equity would be severely limited because of the cash flow needs of its operating systems and the large amount of debt currently carried by TSC. Accordingly, there can be no assurance that TSC would be able to obtain the financing it would require to continue its operations if the TSC Transaction is not consummated. In the event that the TSC Transaction is not consummated, TSC will seek to sell the TSC systems to one or more third parties. Any such sale could result in substantially lower net proceeds to the TSC stockholders than is currently contemplated by the TSC Transaction.

     TSC's wireless cable television assets also require substantial investments in the staffing necessary to assure proper management and operations of the systems. TSC has previously determined to liquidate and wind up its affairs. Accordingly, during the past two years TSC has concentrated on streamlining its operations and has eliminated personnel that would be necessary to operate the TSC systems on a long-term basis. As a result, in the event that the TSC Transaction is not consummated, TSC would be required to incur substantial costs to build the infra-structure necessary to operate the systems. There can be no assurance that TSC would be able to build and maintain the management infrastructure necessary to operate the TSC systems.

DILUTION OF NEW STOCKHOLDERS

     At September 30, 1995, the net tangible book value per share of the Heartland Common Stock was $(2.09). "Net tangible book value per share of Heartland Common Stock" represents the amount of total tangible assets less total liabilities (excluding deferred income taxes) divided by the number of shares of Heartland Common Stock outstanding. The issuance of the shares of Heartland Common Stock in connection with the Transactions will result in a pro forma net tangible book value per share of Heartland Common Stock of $6.58 at September 30, 1995 assuming 6,688,639 shares of Heartland Common Stock are issued in the Transactions (based upon the number of shares assumed to be issued for purposes of the Pro Forma Statements and a closing price of $28 per share). Thus, TSC stockholders will suffer dilution equal to approximately $21.48 per share of Heartland Common Stock if all of the Transactions are consummated.

                        INFORMATION CONCERNING HEARTLAND

                                  THE BUSINESS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located in the central United States. Heartland has wireless cable channel rights in 79 markets representing approximately 8.2 million households, approximately 6.7 million of which Heartland believes can be served by line-of-sight ("LOS") transmissions (which generally require a direct, unobstructed transmission path from the central transmitting antenna to the antenna located on the subscriber's premises).

     Heartland targets small to mid-size markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable. Many of these households, particularly in rural areas, have limited access to local off-air VHF/UHF channels (such as ABC, NBC, CBS and Fox), and typically do not have access to pay television service except via satellite receivers. As a result, Heartland believes that its wireless cable television service is an attractive alternative to existing choices for such households. Heartland estimates that within its 79 wireless cable markets, approximately 2.4 million LOS households, or 36% of Heartland's total LOS households, are unpassed by traditional hard-wire cable systems, as compared to the 20 largest hard-wire cable markets in the United States, in which only approximately 2% of all households are unpassed by traditional hard-wire cable.

     Heartland's 79 markets include (i) 32 markets in which Heartland has systems in operation (the "Heartland Existing Systems"), (ii) nine markets in which Heartland's system is under construction, (iii) 23 near-term launch markets in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 15 long-term launch markets, including 11 in which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four in which Heartland has leases with or options from applicants for channel licenses that Heartland expects to be

         1459

granted by the FCC within the next 24 months. As of November 30, 1995, Heartland was providing wireless cable service to an aggregate of approximately 80,600 subscribers through 32 operational systems located in seven states.

     Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna, by utilizing up to 200 MHz of radio spectrum allocated by the FCC to wireless cable operators. Traditional hard-wire cable systems also transmit signals from a transmission facility, but deliver the signal to a subscriber's location through an extensive network of coaxial cable and amplifiers. Since wireless cable systems do not require such an extensive cable network, wireless cable operators such as Heartland can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable traditional hard-wire systems due to lower network maintenance and depreciation expense.

     Like traditional hard-wire operators, Heartland can offer its subscribers local off-air VHF/UHF channels, as well as HBO, Showtime, Disney, ESPN, CNN, USA, WGN, WTBS, Discovery, the Nashville Network, A&E and other programming services. The channels that Heartland offers in each market will vary depending upon the channel rights secured in such market at the time of system launch. In addition, the available channels in a market will typically change as Heartland continues to acquire channel rights. See "Information Concerning
Heartland -- The Business -- Business Strategy."

     Substantially all of Heartland's subscribers have set-top converters that are fully "impulse addressable," which will allow its subscribers to receive impulse pay-per-view programming. Only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability.

BUSINESS STRATEGY

     Heartland's primary business objective is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income rapidly after system launch and then expand such system while increasing such system's operating income.

     Rural Market Focus. Heartland aggregates wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a substantial number of households not currently passed by traditional hard-wire cable. Heartland believes that this size market typically has a stable economic base, less competition from alternative forms of entertainment and terrain and other conditions conducive to wireless cable transmissions.

     Managed Subscriber Penetration. Heartland attempts to manage system launch and subscriber growth in order to contain system launch costs and to achieve positive cash flow rapidly. Typically, Heartland's operating systems achieve positive monthly operating cash flow upon obtaining an average of approximately 1,500 subscribers. Within a system, Heartland initially directs its marketing at unpassed households, which typically have limited access to local off-air VHF/UHF broadcast channels. Accordingly, Heartland believes it can launch service successfully in most of its markets with only 12 channels of programming, allowing it to contain system launch costs and achieve positive cash flow with a lower number of subscribers. Generally, once a system achieves positive cash flow, Heartland will expand the channel offering and add subscribers while increasing such system's positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems were generating positive monthly operating cash flow. The remaining operating systems that were not generating positive monthly operating cash flow had not reached an average of 1,500 subscribers.

     Low Cost Structure. Wireless cable systems typically cost significantly less to build and operate than traditional hard-wire cable systems for several reasons. First, while both traditional hard-wire cable operators and wireless cable operators must construct a head-end, traditional hard-wire cable operators must also install an extensive network of coaxial cable and amplifiers in order to transmit signals from the head-end to subscribers. Once the head-end is constructed, Heartland estimates that each additional wireless cable

         1460

subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers. Second, without an extensive cable network, wireless cable operators typically incur lower system maintenance costs and depreciation expense. Third, programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Fourth, Heartland currently experiences a low rate of subscriber turnover of on average approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. Finally, by locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service.

     Acquisition of ITFS Channel Rights. Because Heartland believes it can launch service successfully in its markets with as few as 12 channels of programming, Heartland focuses on development of the 20 available ITFS channels. See "Wireless Cable Industry -- Regulatory Environment -- General." In most of Heartland's markets, few, if any, licenses for ITFS channels had been granted by the FCC to any non-profit educational organizations prior to Heartland's initial development of such markets. Heartland cooperates with many non-profit educational organizations in obtaining ITFS licenses from the FCC. Once Heartland has secured rights to at least 12 ITFS channels in a market, Heartland believes it can launch a commercially viable system in such market. Heartland believes that its strategy of first developing the ITFS channels, in lieu of the MDS channels, has resulted in aggregate leased license expense in its operating systems that is less than the industry-wide average leased license expense.

PLANNED DIVESTITURES

     Certain of the wireless cable assets currently held by Heartland and certain of the assets sought to be acquired by Heartland in the Transactions are not part of Heartland's current long-term business plan, either because they were inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. For example, Heartland will seek to sell AWS's channel rights in Los Angeles to a third party. Also, Heartland and AWS have agreed to sell the Flippin and Memphis, Tennessee markets to TruVision for $1.5 million and $3.9 million, respectively. Further, Heartland has entered into the Participation Agreement with CAI pursuant to which Heartland shall convey and sell to Newco the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline, Michigan, Napoleon/Bloom Center, Indiana, Dallas, Ft. Worth and San Antonio, Texas, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to Newco for approximately $28.3 million of cash, $40 million of promissory notes and a retained equity interest of approximately
39.76 percent. Each of these proposed dispositions is subject to significant customary closing conditions, and no assurance can be given that all or any of such assets will be disposed of on such terms. In addition, sales of certain assets to Newco are dependent upon the consummation by Newco of certain financing transactions. If the divestiture of any of such assets is not effected as currently anticipated by the Heartland Board, the assets not disposed of will be held by Heartland until other strategic uses can be found therefor. See "The Combined Company -- Planned Divestitures."

         1461

HEARTLAND EXISTING SYSTEMS AND HEARTLAND'S MARKETS

     The table below provides information regarding the 79 existing markets in which Heartland currently has wireless cable channel rights, unless otherwise noted, as of November 30, 1995.

                                       ESTIMATED        ESTIMATED                           NUMBER OF
                                         TOTAL        LINE-OF-SIGHT       CURRENT        SUBSCRIBERS AT
               MARKET                  HOUSEHOLDS     HOUSEHOLDS(1)     CHANNELS(2)     NOVEMBER 30, 1995
-------------------------------------  ----------     -------------     -----------     -----------------
EXISTING SYSTEMS
  Ada, OK............................      30,399          24,319            32                6,508
  Wichita Falls, TX..................      78,290          74,376            28                6,093
  Midland, TX........................     120,037         114,035            26                5,017
  Abilene, TX........................      86,676          82,344            23                4,020
  Lawton, OK.........................      97,023          92,172            27                6,334
  Laredo, TX.........................     313,406(3)      297,736(3)         27                5,420
  Enid, OK...........................      76,602          72,772            21                3,694
  Lindsay, OK........................      51,041          40,833            32                3,267
  Ardmore, OK........................      60,192          51,163            20                3,233
  Mt. Pleasant, TX...................      33,589          26,871            16                1,684
  Lufkin, TX.........................     117,534          88,150            12                   --(4)
  Shaw, KS...........................      47,223          42,763            30                3,961
  Texarkana, TX......................     118,204          94,563            20                1,997
  Stillwater, OK.....................      54,562          40,922            20                5,428
  Lubbock, TX........................     123,934         105,323            34(5)             5,934
  McLeansboro, IL....................      80,136          60,102            34                  859
  Vandalia, IL.......................      73,593          55,195            20                1,365
  Olney, IL..........................      67,812          50,859            20                1,195
  Lykens, OH.........................     210,800         168,640            20                  700
  Paragould, AR......................      77,523          58,500            21                2,157
  Sikeston, MO.......................      69,837          52,378            24                2,163
  Taylorville, IL....................     159,596         119,697            20                1,336
  Peoria, IL.........................     276,446         248,801            19                  762
  Manhattan, KS......................      56,473          42,355            20                  945
  O'Donnell, TX......................      68,940          65,493            27                1,053
  Olton, TX..........................      32,548          30,921            28                  933
  Monroe City/Lakenan, MO............      46,376          34,782            27                  978
  Grand Rapids/Moline, MI(6).........     458,455         343,841            22                  216
  Sweet Springs, MO(6)...............      64,113          48,085            28                  588
  Maysville, MO(6)...................      69,307          51,980            25                  557
  Paris, TX..........................      55,445          41,584            20                   79
  Champaign, IL(7)...................     164,992         148,493            23                2,120
                                        ---------       ---------                             ------
  Total -- Existing Systems..........   3,441,104       2,870,048                             80,596
                                        =========       =========                             ======

         1462

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------  ---------------    -------------    ------------
SYSTEMS UNDER CONSTRUCTION
  Corsicana/Athens, TX(9)...........................        69,161            62,245           23(10)
  Harper/Freeport, IL...............................       125,269            93,952           20
  Hamilton, TX......................................        28,551            21,413           20
  Peaksville, MO....................................        48,157            36,118           15
  Marion, KS........................................        53,881            40,411           19
  Sherman/Denison, TX(12)...........................       100,000            90,000           31(13)
  Sterling, KS......................................        45,213            38,431           24
  Strawn/Ranger, TX.................................        34,488            25,866           20
  Walnut Grove, IL..................................        84,226            63,170           20
                                                         ---------         ---------
          Total -- Systems Under Construction.......       588,946           471,606
                                                         ---------         ---------
NEAR-TERM LAUNCH MARKETS(14)
  Adairsville, GA(11)...............................       205,662           154,247           16
  Amarillo, TX......................................       106,670           101,337           26(15)
  Anthony, KS.......................................        15,798            11,845           16
  Bellflower, MO....................................        63,384            57,046           20
  Bloom Center/Napoleon, IN(6)......................       140,749           112,599           20
  Bluffs, IL........................................        46,389            34,792           20
  Columbia, MO......................................       149,622           127,179           18
  Forrest City, AR..................................        55,642            41,732           21
  Flippin, TN(16)...................................       104,980            83,984           24
  Holdenville, OK...................................        50,637            45,573           16
  Kossuth, TX.......................................        52,490            39,368           20
  Lenapah, OK.......................................        51,921            38,941           12
  Mayfield, KY......................................       175,948           155,972           21
  Muskogee, OK......................................        66,510            53,208           18
  Powers Crossroads, GA(11).........................       135,037           101,278           20
  Purdin, MO........................................        25,001            18,751           20
  Rutledge, GA(11)..................................       141,370           106,028           16
  Shreveport, LA....................................       214,315           182,168           24
  Springfield, MO...................................       139,706           118,750           16
  Tulsa, OK.........................................       321,922           273,634           16
  Tyler, TX.........................................       233,416           186,734           14
  Weatherford, OK...................................        31,445            29,873           16
  Wick, OH..........................................       336,098           268,878           21
                                                         ---------         ---------
          Total -- Near-Term Launch Markets.........     2,864,712         2,343,917
                                                         ---------         ---------
LONG-TERM LAUNCH MARKETS(17)
  Altus, OK.........................................        30,653            29,120           16
  Burnet, TX........................................        24,917            18,688           16
  Charlotte, TX.....................................        32,771            24,578           16
  Crow, TX..........................................        71,421            57,137           12
  Des Moines, IA....................................       267,279           240,551           16
  El Dorado, AR.....................................        54,727            38,310           16
  Elk City, OK......................................        26,379            21,103           17
  Fischer, TX.......................................       317,039           237,779           20
  Henryetta, OK.....................................        31,968            25,574           16
  Ingram, TX........................................        26,235            19,676           20
  McAlester, OK.....................................        36,475            25,533           16
  Miami, OK.........................................        70,820            60,197           15

         1463

                                                                           ESTIMATED        EXPECTED
                                                      ESTIMATED TOTAL    LINE-OF-SIGHT    CHANNELS AT
                       MARKET                           HOUSEHOLDS       HOUSEHOLDS(1)    LAUNCH(2)(8)
----------------------------------------------------     ---------         ---------
  Seminole, OK......................................        42,204            35,873           19
  Sabinal, TX.......................................        15,795            11,846           20
  Topeka, KS........................................       211,762           190,586           16
                                                         ---------         ---------
          Total -- Long Term Launch Markets.........     1,260,445         1,036,551
                                                         ---------         ---------
TOTAL -- ALL COMPANY MARKETS........................     8,155,207         6,722,122
                                                         =========         =========

---------------

 (1) Estimated Line-of-Sight Households for each market represents Heartland's estimate of the total number of households within the service area of the primary transmitter in each market that can receive an unobstructed signal based on topographical and engineering analysis and other relevant factors.

 (2) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (3) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (4) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (5) Includes additional channels subleased pursuant to a Sublease Agreement with CMAX. Channel capacity has been increased by 12 channels in the Lubbock System, of which four are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (6) These markets are included in the Heartland Disposition Assets. See "The Combined Company -- Planned Divestitures."

 (7) Heartland consummated the acquisition of the system in Champaign, Illinois on January 16, 1996.

 (8) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch include channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (9) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

(10) Heartland currently subleases 7 of these channels from CMAX pursuant to a Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(11) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(12) Heartland currently subleases the wireless channel rights in the Sherman/Denison System pursuant to a Sublease Agreement with CMAX.

(13) Of these channels, 8 are the subject of uncontested application proceedings.

(14) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(15) Heartland currently subleases 9 of these channels from CMAX pursuant to a Sublease Agreement, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement petition.

(16) Heartland is currently a party to an agreement relating to the disposition of this market. See "The Combined Company -- Planned Divestitures."

(17) Such markets include six markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC within the next 24 months. See "Risk Factors -- Factors Associated with
     Heartland -- Uncertainty of Grant of Pending Applications."

     Existing Systems. Heartland currently has 32 Existing Systems. Heartland generally offers 16 to 24 basic cable channels, one to three premium channels (HBO, Showtime and Cinemax) and one pay-per-view channel. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered, resulting in aggregate offerings of approximately 18 to 32 channels. Generally, the Heartland Existing Systems lease all of their wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging

         1464

from years 1998 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The Heartland Existing Systems transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Systems Under Construction. Heartland currently has nine additional systems under construction, which are located in Corsicana/Athens, Texas (certain channels of which were subleased from CMAX pursuant to the Sublease Agreement), Harper/Freeport, Illinois, Hamilton, Texas, Peaksville, Missouri, Marion, Kansas, Sherman/Denison, Texas (which was subleased from CMAX pursuant to the Sublease Agreement), Sterling, Kansas, Strawn/Ranger, Texas and Walnut Grove, Illinois. In each of the systems under construction, Heartland has ordered equipment to commence construction necessary to transmit on its channels in such markets.

     Generally, Heartland's systems under construction lease all of their wireless cable channels. The terms of such leases typically expire 10 years from the license grant date, ranging from years 2001 to 2005, and such leases provide for either a right of first refusal or two automatic five-year renewal periods or one 10-year renewal period. The systems under construction transmit at 10 to 50 watts of power from a transmission tower that generally has a signal pattern covering a radius of 35 to 50 miles.

     Near-term and Long-term Launch Markets. In these markets, Heartland has aggregated or is aggregating additional wireless cable channel rights. In the near-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system. In six of the long-term launch markets, Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and in four of such markets, Heartland has leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC within the next 24 months. The vast majority of Heartland's channel rights in the long-term launch markets are in the form of lease agreements with educational entities that have pending applications for ITFS channels or that have had applications returned without prejudice by the FCC which will be refiled. These ITFS applications are expected to undergo review by the FCC's engineers and staff attorneys over the next 24 months. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications must then undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of Heartland's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed and Competing Applications may be filed with respect to the applications to be refiled. In each market, Heartland has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. Heartland therefore anticipates that a substantial number of the pending applications and applications to be refiled will be granted by the FCC over the next 24 months. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. See "Risk Factors -- Factors Associated with Heartland -- Dependence on Channel Leases" and "Risk Factors -- Factors Associated with Heartland -- Uncertainty of Grant of Pending Applications."

     Heartland currently plans to finish construction of all systems currently under construction during the first quarter of 1996. In addition, Heartland currently expects to construct 20 to 25 additional systems through the end of 1996. Construction will entail the construction of a transmission building near a transmission tower and the installation of transmission equipment and, in certain cases, the construction of the transmission tower. The construction of the transmission facility will enable Heartland to launch wireless cable service in such markets. Heartland is analyzing the appropriate construction schedule for its additional markets. This analysis is being performed based upon multiple factors, including, but not limited to, the expiration dates of leases and FCC construction permits, the number of potential subscribers in each market, the availability of capital and the proximity of a market to its existing systems or other markets ready for construction.

         1465

SYSTEM COSTS

     Traditional hard-wire cable systems typically cost significantly more to build than wireless cable systems. Heartland estimates that the current cost per market for transmission (or head-end) equipment for its wireless cable systems will average approximately $750,000 to $900,000 depending upon the type and sophistication of the equipment and whether Heartland is required to construct a transmission tower. Although traditional hard-wire cable operators must also construct a transmission (or head-end) facility, hard-wire systems must also install a network of coaxial cable and amplifiers in order to deliver signals to their subscribers. This considerable cost is not incurred by wireless cable operators and is only partially offset by the cost a wireless cable operator incurs to purchase and install the wireless frequency receiving antenna and related equipment necessary for each subscriber's location. Heartland estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by Heartland of approximately $395 to $435, consisting of, on average, $275 to $300 of material, $95 to $105 of installation labor and overhead charges and $25 to $30 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers.

     The system operating costs for wireless cable systems also are generally lower than those for comparable traditional hard-wire systems. This is attributable to lower system network maintenance and depreciation expense. Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. By locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Each of the Heartland's operating systems or system clusters is managed by a general manager who reports directly to a regional manager. General managers are responsible for the day-to-day operations of their respective systems. Each operating system is staffed with customer service and sales representatives and service technicians. All other functions, including engineering, marketing, billing, and finance and administration, are centralized.

MARKETING AND CUSTOMER SERVICE

     Heartland markets its wireless cable service by highlighting four major competitive advantages over traditional hard-wire cable services and other pay-television alternatives: (1) picture quality and reliability, (2) customer service, (3) programming features and (4) price.

     Picture Quality and Reliability. Heartland's transmission facilities use the latest available technology. Heartland believes that it is positioning itself as a reliable alternative to traditional hard-wire cable by delivering a high quality signal throughout the entire signal area of the Heartland Existing Systems. Wireless cable subscribers enjoy substantially outage-free, highly reliable picture quality because there is no coaxial cable, amplifiers or processing and filtering equipment between the head-end and the subscriber's household, as in the case of traditional hard-wire cable. Within the signal range of the Heartland Existing Systems, the picture quality of Heartland's service is at least as good as that typically received by traditional hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between Heartland's head-end and the subscriber. See "Risk Factors -- Factors Associated with Heartland -- Physical Limitations of Wireless Cable Transmission."

     Customer Service. Heartland has established the goal of maintaining high levels of customer satisfaction. In furtherance of that goal, Heartland emphasizes responsiveness and convenient installation scheduling. Heartland has established customer retention and referral programs in an effort to obtain and retain new subscribers. Heartland plans to expand its customer service operations and management information systems as its systems in operation expand. Because municipal franchises created virtual monopolies for traditional hard-wire cable companies, in the past, few have had an incentive to provide as high levels of customer service as Heartland provides. The regulations authorized under the Cable Act will require traditional hard-wire cable

         1466

companies to provide improved customer service which may decrease Heartland's competitive advantage in this area.

     Programming Features. In the Heartland Existing Systems (other than the Lufkin, Texas System) and markets under construction, Heartland believes that it has assembled sufficient channel rights and programming agreements to provide a programming package competitive with those offered by traditional hard-wire cable operators. Additionally, Heartland has the capacity to offer pay-per-view programming and impulse addressability not currently widely offered by traditional hard-wire cable operators. Heartland's typical channel offering includes between 16 and 24 basic cable channels, one to three premium channels (HBO, Showtime or Cinemax) and one pay-per-view channel on an event-by-event basis. Specific programming packages vary according to particular market demand. Local off-air channels are received by the subscriber along with Heartland's wireless channels, thereby adding an average of three to six channels to the basic channels offered and resulting in aggregate offerings of approximately 18 to 32 channels.

     Price. Heartland offers its subscribers a programming package consisting of basic service and premium programs. Heartland can offer a price to its subscribers for basic service that is competitive with traditional hard-wire cable operators because of lower capital and operating costs. Heartland is unable to predict precisely what effect FCC regulations enacted pursuant to the Cable Act will have on the rates charged by traditional hard-wire cable operators. Notwithstanding the regulations, Heartland believes it will continue to be price competitive with traditional hard-wire cable operators with respect to comparable programming. Heartland's typical pricing structure is $17.95 to $19.95 for basic service and $5.95 to $9.95 for one premium service channel or $14.95 for a combination premium service. Depending on market demand and competition, Heartland offers a combination package consisting of basic service, rental of the receive-site equipment and two premium channels for $29.95 per month.

LEGAL PROCEEDINGS

     On June 21, 1995, TruVision Cable, Inc. ("TruVision") filed a lawsuit in the Circuit Court of Rankin County, Mississippi naming Heartland and AWS as defendants. TruVision asserted in its original pleadings that it had an agreement to purchase from AWS certain wireless cable assets in Memphis, Tennessee ("Memphis Market") for approximately $2,200,000 which agreement Heartland interfered with by entering into negotiations and an alleged agreement with AWS. In its original pleadings, TruVision alleged that Heartland entered into an agreement to acquire AWS, which agreement is alleged to have valued AWS's assets relating to the Memphis Market at $7,000,000. As a result, TruVision sought actual damages of $4,800,000. Subsequently, on June 29, 1995, TruVision filed its First Amended Complaint asserting that in addition to damages sought in its original pleadings, TruVision was entitled to additional damages of an amount as yet undetermined by TruVision, but estimated by TruVision to be $28,196,642, in respect of diminution in the value of TruVision's assets outside of the Memphis Market caused by the alleged agreement between AWS and Heartland and actions related thereto. TruVision is also seeking $20,000,000 in punitive damages. On July 26, 1995, Heartland filed a Motion to Dismiss this litigation for lack of personal jurisdiction. Heartland intends to vigorously defend this lawsuit. On November 7, 1995, Heartland and TruVision entered into an Asset Purchase Agreement providing for the sale by Heartland to TruVision of the Flippin, Tennessee wireless cable market for $1.5 million in cash. On November 7, 1995, TruVision and AWS entered into an Asset Purchase Agreement providing for the sale by AWS to TruVision of the Memphis, Tennessee wireless cable market for $3,900,000 in cash, subject to adjustment. Consummation of each such agreement is contingent upon the consummation of the other agreement. Further, each agreement provides that, prior to closing, each party agrees that this lawsuit would be stayed. Assuming consummation of each Transaction, TruVision agreed to dismiss such lawsuit with prejudice within five days of the closing, and each party agreed to enter into a Settlement Agreement and Release in form satisfactory to the other parties. If such closings do not occur, TruVision shall have the right to prosecute the lawsuit, and AWS and Heartland shall have the right to raise all defenses and counterclaims associated therewith.

     Certain subsidiaries of Heartland are named as defendants in a lawsuit in the United States District Court, Western Division of Louisiana, Monroe Division, commenced on May 15, 1995 by TCG of Monroe, Inc. On May 18, 1995, a subsidiary of Heartland acquired for $100,000 cash all of the outstanding capital

         1467

stock of Cotton Country Cable, Inc. ("Cotton Country") which held certain wireless cable channel rights in the Monroe, Louisiana market. Cotton Country owes its former shareholders $500,000, which sum is subject to offset for any damages suffered by Cotton Country or Heartland as a result of this lawsuit. These former shareholders are also named as defendants in the lawsuit. The plaintiff has requested, among other items, declaratory relief and specific performance to enforce an alleged prior contract of sale of these cable rights to it from Cotton Country. Further, the plaintiff sought injunctive relief, which was denied on August 8, 1995. Heartland believes all claims against its subsidiaries are without merit and intends to vigorously defend the lawsuit. In addition, Heartland believes that an adverse outcome, if any, would not have a material adverse effect on Heartland. In connection with consummation of the Wireless One Transaction (as hereinafter defined), Heartland conveyed its rights in the Monroe, Louisiana wireless cable market to Wireless One, and agreed to indemnify, defend and hold harmless Wireless One from and against this lawsuit.

     Heartland is a party, from time to time, to routine litigation or employment litigation incident to its business. No provision has been reflected in the Heartland financial statements for any litigation. It is the opinion of management that no pending litigation matter will have a material adverse effect on Heartland's financial condition, results of operations or properties.

EMPLOYEES

     As of December 31, 1995, Heartland had approximately 790 employees. None of Heartland's employees is subject to a collective bargaining agreement. Heartland has experienced no work stoppages and believes that it has good relations with its employees. Heartland also presently utilizes the services of independent contractors to build and install certain of its wireless cable systems and market its services.

PROPERTIES

     Heartland leases approximately 5,500 square feet of office space for its executive offices in Richardson, Texas under a lease that expires September 30, 1998. Heartland pays approximately $35,000 per annum rent for such space. Heartland leases from an affiliate of Messrs. Webb and Wheeler approximately 2,400 square feet for its operating offices in Durant, Oklahoma under a lease that expires May 31, 2000. Heartland pays $18,000 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 5,000 square feet of office space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires March 1, 2000 subject to a 5-year renewal option. Heartland pays $29,004 per annum rent for such space. Heartland leases approximately an additional 1,126 square feet from an affiliate of Messrs. Webb and Wheeler under a lease that expires on May 31, 2000. Heartland pays $8,448 per annum rent for such space and the utilities are provided by the owner of the building. Heartland leases approximately an additional 10,000 square feet of warehouse space in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler under a lease that expires on August 1, 2000. Heartland pays $16,000 per annum rent for such space. See "-- Certain Transactions." Heartland believes that these facilities are adequate for the foreseeable future.

     The principal physical assets of a wireless cable system consist of satellite signal reception equipment, radio transmitters and transmission antennae, as well as office space and transmission tower space. Heartland leases office space for the Heartland Existing Systems and will, in the future, purchase or lease additional office space in other locations where it launches other wireless cable systems. Heartland also owns transmission towers or leases space on transmission towers located in its markets. The current capacity range of Heartland's transmission facilities is from 10 to 50 watts, capable of generating a signal over a 35 to 50 mile range. Heartland believes that office space and space on transmission towers currently is readily available on acceptable terms in the markets where Heartland intends to operate wireless cable system.

         1468

                              RECENT TRANSACTIONS
CONSENT SOLICITATION

     Between September 12, 1995 and September 29, 1995, Heartland engaged in the solicitation of consents (the "Consent Solicitation") of the holders of its 13% Senior Notes due 2003 (the "Senior Notes") to (i) amend certain provisions of the indenture then in effect governing the Senior Notes (the "Original Indenture") to permit Heartland to consummate the Wireless One Transaction (as hereinafter defined) and the Transactions and (ii) additionally amend certain definitions and covenants in the Original Indenture, which imposed restrictions on Heartland's ability to pursue certain additional acquisition, divestiture, financing and other opportunities that Heartland believed were necessary to enhance the value of Heartland. The amendments referred to in (i) and (ii) above and sought by Heartland in the Consent Solicitation are referred to herein as the "Proposed Amendments."

     In the Original Indenture Heartland agreed, among other things, to certain restrictions on its and its subsidiaries, ability to make certain investments, to incur certain indebtedness and to consummate certain asset sales. Accordingly, in order to enable Heartland to consummate the Transactions and to facilitate Heartland's ability to pursue such additional opportunities, if and when they arise, Heartland engaged in the Consent Solicitation.

     The Proposed Amendments required the approval of at least a majority in aggregate principal amount of the Senior Notes that were outstanding on or prior to September 29, 1995, the expiration date of the Consent Solicitation. The Proposed Amendments received approval of approximately 95.5% in aggregate principal amount of the Senior Notes and, accordingly, became effective as of October 2, 1995 upon the execution of a supplemental indenture embodying such Proposed Amendments. Promptly after the effectiveness of the supplemental indenture including the Proposed Amendments, Heartland paid to each holder of the Senior Notes who delivered a properly completed and executed consent form $10 in cash for each $1,000 principal amount of Senior Notes for which such consent form was delivered by such holder. Heartland paid an aggregate of $955,000 to the holders of the Senior Notes in this regard.

EXCHANGE OFFER OF SENIOR NOTES

     In connection with the issuance and sale of the Senior Notes, Heartland agreed (i) to file within 30 days after the date of issuance of the Senior Notes (the "Issue Date"), and to cause to become effective within 120 days after the Issue Date (August 24, 1995), a registration statement (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Senior Notes for exchange notes which will have terms identical in all material respects to the Senior Notes (the "Exchange Notes"), except that the Exchange Notes will not contain terms with respect to transfer restrictions, and (ii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Senior Notes. Heartland filed the Exchange Offer Registration Statement with the Commission on May 5, 1995, but the Exchange Offer Registration Statement has not yet been declared effective. Since Heartland has not complied with its registration obligations in a timely manner, it will be required to pay additional interest (in addition to the scheduled payment of interest) during the first 90 day period of such default in an amount equal to 0.50% per annum at the end of such 90-day period. The amount of the additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2% per annum.

THE WIRELESS ONE TRANSACTION

     Effective October 24, 1995, Heartland and certain affiliates of Wireless One, Inc., a newly formed Delaware corporation ("Wireless One") consummated a transaction (the "Wireless One Transaction") pursuant to which Heartland and such affiliates contributed all of their respective wireless cable assets in various markets in Alabama, Florida, Georgia, Louisiana and Texas in exchange for $10 million and common stock of Wireless One. Heartland contributed assets relating to 28 markets, including 16 of which were either previously held for sale or were markets in which Heartland had not yet aggregated sufficient wireless cable channel rights to launch a commercially viable wireless cable system. As a result of the Wireless One

         1469

Transaction, and after giving effect to the initial public offering of its common stock contemporaneously therewith, Heartland became the beneficial owner of approximately 26% (after exercise of its over-allotment) of the outstanding common stock of Wireless One.

     In connection with the Wireless One Transaction, Heartland granted Wireless One the option to purchase the wireless cable channel rights of Heartland and its subsidiaries in certain additional markets located in Florida, for either Wireless One Common Stock or cash, at Wireless One's option. Further, following consummation of the Wireless One Transaction, Heartland and Wireless One entered into a letter of intent providing Wireless One an option, exercisable prior to February 29, 1996, to purchase the wireless cable channel rights of Heartland in three markets in Georgia for aggregate consideration of approximately $7.2 million, payable in cash.

     Heartland and certain of the Old Wireless One Stockholders, who beneficially own in the aggregate 57.3% of the outstanding Wireless One Common Stock, are parties to a stockholders agreement (the "Wireless One Stockholders Agreement") whereby, among other things, they agreed to vote their shares of Wireless One Common Stock so that the Board of Directors of Wireless One will have up to seven members, up to three of whom will be designated by Heartland (at least one of whom cannot be an affiliate of Wireless One or Heartland), up to three of whom will be designated by the Old Wireless One Stockholders who are parties to the Wireless One Stockholders Agreement, including Chase Manhattan Capital Company ("CMCC") (at least one of whom must be independent of Wireless One and such stockholders), and one of whom will be designated by CMCC.

     In addition, Heartland has agreed that with certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Heartland will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Alabama, Georgia, Florida, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee, except for the Memphis, Tennessee market and certain existing markets owned by Heartland in these states as of the date of consummation of the Wireless One Transaction. Wireless One has agreed that, also subject to certain exceptions, from and after the closing until the earlier to occur of the (i) third anniversary of the closing and (ii) time when Heartland and its affiliates cease to own at least five percent (5%) of the outstanding Wireless One Common Stock, Wireless One will not, and will cause each of its subsidiaries to not, engage in the wireless cable television business or acquire wireless cable television assets or related rights in any market in any of the states of Arizona, Arkansas, Colorado, Illinois, Indiana, Iowa, Kansas, Michigan, Missouri, New Hampshire, Oklahoma, Ohio, Texas and Wyoming, except for certain existing wireless cable markets owned by Wireless One in these states as of the closing of the Wireless One Transaction.

AMENDMENT TO NOTE PURCHASE AGREEMENT

     On October 3, 1995, Heartland and Jupiter entered into that certain Second Amendment to Note Purchase Agreement (the "Second Amendment") to the Note Purchase Agreement for the Convertible Notes (the "Note Purchase Agreement"). Heartland agreed to such amendments in connection with Jupiter's agreement to consent, pursuant to the terms of the Note Purchase Agreement, to the CMAX Merger. Such amendments included the following:

          (a) Heartland's agreement that Jupiter's consent would be required for all acquisitions prior to December 31, 1997, except the acquisition of channel rights in any wireless cable market where Heartland previously owned or leased 16 or more channels or a lease of channel rights in any wireless cable market where Heartland previously owned or leased 12 or more channels, in each case subject to maximum aggregate consideration of $900,000 in cash and 100,000 shares of restricted Heartland Common Stock, without registration rights;

          (b) The parties clarification that an acquisition of channel rights for purposes of the foregoing restriction would include any loan made in connection with an agreement to enter into a purchase transaction, including any option agreement;

         1470

          (c) Heartland's agreement that Permitted Dispositions (as defined in the Note Purchase Agreement) would be limited to dispositions for cash, with Jupiter approval required for any non-cash dispositions and the contribution of assets to any non-wholly owned entity.

          (d) The definition of a Change of Control (as defined in the Note Purchase Agreement) being amended to include a series of transactions consummated prior to December 31, 1997, culminating in a Change of Control;

          (e) The period for which a Change of Control triggers a Material Default (as defined in the Note Purchase Agreement) being extended until December 31, 1997;

          (f) The definition of a Material Default being clarified to confirm that a Change of Control is a Material Default, whether or not the transaction resulting in a Change of Control is approved by Jupiter; and

          (g) The Jupiter nominee which is elected to the Board of Directors of Heartland serving as a member of the Compensation Committee of Heartland.

NEWCO TRANSACTION

     Effective December 12, 1995, Heartland, CAI and CS Wireless Systems, Inc., a Delaware corporation and wholly owned subsidiary of CAI ("Newco"), entered into a Participation Agreement, pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of certain specified Heartland Disposition Assets. Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain of its subsidiaries. See "The Combined Company -- Planned Divestitures."

            DIVIDENDS ON AND MARKET PRICES OF HEARTLAND COMMON STOCK

     Heartland Common Stock has been traded on the Nasdaq-NMS under the symbol "HART" since April 28, 1994. On December 31, 1995, there were approximately 92 holders of record of Heartland Common Stock.

     The following table sets forth the high and low closing sales prices per share of Heartland Common Stock as reported on the Nasdaq-NMS for the periods indicated.

                                                                           HEARTLAND
                                                                      COMMON STOCK PRICES
                                                                     ---------------------
                                                                       HIGH         LOW
                                                                     --------     --------
    CALENDAR YEAR 1994:
      2nd Quarter*.................................................  $  11.50     $  10.00
      3rd Quarter..................................................  $  15.50     $   9.50
      4th Quarter..................................................  $  15.75     $  11.00
    CALENDAR YEAR 1995:
      1st Quarter..................................................  $  17.25     $  11.75
      2nd Quarter..................................................  $  24.25     $  15.50
      3rd Quarter..................................................  $  25.75     $  19.50
      4th Quarter..................................................  $  31.50     $  27.00
    CALENDAR YEAR 1996:
      1st Quarter (through January 22, 1996).......................  $  29.75     $  28.75

---------------

* From April 28, 1994.

     The market quotations in the chart above reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. RECIPIENTS OF THIS PROXY STATEMENT/PROSPECTUS ARE ENCOURAGED TO CHECK THE MOST RECENT MARKET PRICES OF THE HEARTLAND COMMON STOCK.

         1471

     No dividends have ever been paid or declared on the Heartland Common Stock. Heartland does not expect to declare any dividends on Heartland Common Stock in the foreseeable future. In addition, provisions relating to Heartland's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to Heartland's Common Stock until such debt is paid in full.

     On September 11, 1995, the last full trading day prior to the public announcement of the Transactions, the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $21.50. On January 22, 1996 the closing price per share of Heartland Common Stock as reported on the Nasdaq-NMS was $29.25.

                       CALCULATION AND LISTING OF SHARES
                TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS

CALCULATION

     Generally. The exact number of shares of Heartland Common Stock ultimately issued in each of the five Transactions will not be determined until the consummation thereof. In general, and subject to certain maximums and minimums, the number of shares of Heartland Common Stock to be issued will be determined by dividing, in the case of each Transaction, a particular dollar amount by the average trading price of such stock during a period preceding consummation. See "Certain Information Regarding Other Transactions" and "The TSC
Transaction -- Terms of the TSC Agreement."

     Assumptions for Purposes of Calculating Maximum Shares. In determining the maximum aggregate number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 4,500 wireless cable television subscribers to the Minneapolis system on the relevant date based upon the capital costs of adding each additional subscriber and the limited capital resources available, (b) the TSC Transaction, Heartland has assumed that (i) the aggregate exchange value will include the maximum additional subscriber consideration attributable to the TSC Transaction of $3.5 million, (ii) Heartland will not assume any liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that the CMAX net liabilities will not exceed specified amounts.

         1472

     The chart below sets forth the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions, subject to the foregoing assumptions and assuming that Heartland elects to exercise its right to terminate each transaction if the relevant closing average is less than the respective specified amount. Because the number of shares of Heartland Common Stock issuable in each Transaction either decreases or remains fixed as the relevant closing average increases, the chart below shows the maximum number of shares issuable at each price at which Heartland has such a termination right ($10 in the CMAX Merger, $16 in the TSC Transaction, and $17 in the Minneapolis and FTW Transactions). At closing averages above $17 per share, the aggregate number of shares issuable in connection with the Transactions begins to decrease and therefore closing averages above $17 are not relevant to determining the maximum number of shares of Heartland Common Stock issuable in connection with the Transactions. As shown below, the maximum aggregate number of shares of Heartland Common Stock issuable in connection with the Transactions is 10,721,302 shares, based upon a closing average of $17 per share for each Transaction.

                                                                   CLOSING AVERAGE(A)
                                                           -----------------------------------
                                                             $10          $16           $17
                                                           --------     --------     ---------
TRANSACTION
AWS Merger(B)
  Aggregate..............................................        (B)    1,700,000     1,700,000
  Per Share..............................................        (B)        .2978         .2978
FTW Transaction(C)
  Aggregate..............................................        (D)          (D)       782,353
  Per Unit...............................................        (D)          (D)      536.2255
Minneapolis Transaction(E)
  Aggregate..............................................        (D)          (D)     1,117,647
  Per Unit...............................................        (D)          (D)      537.5887
CMAX Merger(F)
  Aggregate..............................................  8,081,214    5,050,759     4,753,655
  Per Share..............................................        .85        .5313            .5
TSC Transaction(G)
  Aggregate..............................................        (D)    2,515,625     2,367,647
  Per Share..............................................        (D)     360.6114      339.3989
                                                           =========    =========    ==========
Total....................................................  8,081,214    9,266,384    10,721,302
Percent of Outstanding Shares(H).........................      39.05        42.36         45.95

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on fifth business day preceding the consummation of the CMAX Merger or TSC Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Calculation is based upon a merger consideration of $34 million divided by the exchange price for the AWS Merger (equal to $20 per share for closing averages less than $20 per share, subject to the right of AWS to terminate the AWS Merger if such closing average is less than $12 per share). AWS intends to exercise its termination right, upon which such Transaction will be abandoned. Accordingly, if the exchange price is less than $20 per share but not less than $12 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly less than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 1,459 general partnership units outstanding.

(D) Heartland intends to exercise its termination right, upon which such Transaction will be abandoned.

(E) Based upon an acquisition consideration of $19 million divided by an exchange price (equal to the closing average if the closing average is less than $23 per share). Per unit calculation based upon 2,079 general partnership units outstanding.

(F) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

(G) Based upon an acquisition consideration of $40.25 million divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(H) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

         1473

     Assumptions for Purposes of Calculating Anticipated Shares. In determining the anticipated number of shares of Heartland Common Stock issuable in connection with (a) the Minneapolis Transaction, Heartland has assumed that there will be 3,500 wireless cable television subscribers to the Minneapolis system on the relevant date, (b) the TSC Transaction, Heartland has assumed (i) the aggregate exchange value will include the additional subscriber consideration attributable to the TSC Transaction of $1.5 million, (ii) Heartland will assume $5 million of liabilities of TSC and (iii) the Dayton system will not be sold prior to closing, and (c) the CMAX Merger, Heartland has assumed that CMAX net liabilities will not exceed specified amounts. Because Heartland and the various parties to the Agreements anticipate that such assumptions in the relevant Transactions will be true at the closing of each Transaction, the calculation of the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions reflects these assumptions. Notwithstanding the stated assumptions for determining the anticipated number of shares of Heartland Common Stock issuable in connection with the Transactions, no assurance can be given that such assumptions will be correct on the relevant closing dates. Set forth below is a chart indicating the anticipated number of shares issuable in connection with each Transaction at various closing averages, subject to the assumptions set forth above.

                                                        CLOSING AVERAGE(A)
                                  ---------------------------------------------------------------
                                    $23        $26        $28        $30        $32        $34
                                  --------   --------   --------   --------   --------   --------
TRANSACTION
AWS Merger(B)
  Aggregate..................... 1,478,281  1,307,692  1,307,692  1,307,692  1,307,692  1,307,692
  Per Share.....................     .2589      .2291      .2291      .2291      .2291      .2291
FTW Transaction(C)
  Aggregate.....................   578,261    578,261    578,261    578,261    578,261    578,261
  Per Unit......................  396.3406   396.3406   396.3406   396.3406   396.3406   396.3406
Minneapolis Transaction(D)
  Aggregate.....................   804,348    804,348    804,348    804,348    754,076    709,719
  Per Unit......................   386,892    386.892    386.892    386.892    362.711    341.375
CMAX Merger(E)
  Aggregate..................... 3,513,571  3,108,159  2,886,148  2,693,738  2,525,379  2,376,828
  Per Share.....................     .3696      .3269      .3036      .2833      .2656        .25
TSC Transaction(F)
  Aggregate..................... 1,445,652  1,278,846  1,187,500  1,108,333  1,039,063    977,941
  Per Share.....................  207.2323    183.321    170.226    158.878    148.948   140.1865
                                 =========  =========  =========  =========  =========  =========
Total........................... 7,820,093  7,077,306  6,763,949  6,492,372  6,204,471  5,950,441
Percent of Outstanding
 Shares(G) .....................     38.28      35.95      34.91      33.99      32.98      32.06

---------------

(A) The closing average for the TSC Transaction and CMAX Merger is the average closing price of the Heartland Common Stock over the 20-trading day period ending on fifth business day preceding the consummation of the CMAX Merger or TSC Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996). The closing average for the AWS Merger, FTW Transaction and Minneapolis Transaction is the closing price of the Heartland Common Stock over the ten-trading day period ending on fifth business day preceding the consummation of the AWS Merger, FTW Agreement or Minneapolis Agreement, as applicable (which date is contemplated to be February 15, 1996 based upon a contemplated closing date of February 23, 1996).

(B) Based upon a merger consideration of $34 million divided by the AWS exchange price (equal to the lesser of the closing average or $26 if the closing average is equal to or in excess of $20, subject to the right of Heartland to terminate the AWS Merger if such closing is more than $32 per share). Accordingly, if the exchange price is more than $26 per share but not more than $32 per share, the aggregate merger consideration to which AWS stockholders will be entitled will be correspondingly more than $34,000,000. Per share calculation based upon 5,709,187 shares of AWS Common Stock outstanding.

(C) Based upon an acquisition consideration of $13.3 million divided by the exchange price (equal $23 if the closing average is in excess of $23). Per unit calculation based upon 1,459 general partnership units outstanding.

(D) Based upon an acquisition consideration of $18.5 million divided by the exchange price (equal to (i) $23 if the closing average is greater than $23 and less than or equal to $30, and (ii) the closing average times $23, divided by $30 if the closing average is in excess of $30). Per unit calculation based upon 2,079 general partnership units outstanding.

(E) Based upon a merger consideration of $80,812,143 divided by the exchange price (equal to the closing average). Per share calculation based upon 9,507,311 shares of CMAX Common Stock outstanding.

         1474

(F) Based upon an acquisition consideration of $33.25 million (assumes $1.5 million of additional subscriber consideration and the assumption of $5.0 million of liabilities) divided by the exchange price (equal to the closing average). Per share calculation based upon 6,976 shares of TSC Common Stock outstanding.

(G) Based upon 12,611,132 shares outstanding as of December 31, 1995.

LISTING

     The shares of Heartland Common Stock to be issued in connection with the Transactions will be tradeable on the Nasdaq-NMS. Heartland intends to file the appropriate Nasdaq National Market Notification Form for Listing of Additional Shares and notification pursuant to SEC Rule 10b-17 immediately upon closing of the Transactions and calculation of the exact number of shares of Heartland Common Stock issuable in connection therewith.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of the date of this Proxy Statement/Prospectus with respect to each person who is an executive officer or director of Heartland:

               NAME                  AGE                     POSITION
-----------------------------------  ---    -------------------------------------------
J.R. Holland, Jr.(1)...............  52     Chairman of the Board
David E. Webb......................  49     President, Chief Executive Officer and
                                            Director
John R. Bailey.....................  42     Senior Vice President -- Finance, Chief
                                            Financial Officer, Treasurer and Secretary
Randy R. Hendrix...................  35     Senior Vice President -- Marketing
Thomas W. Dixon....................  48     Senior Vice President -- Operations
Robert R. Story....................  40     Senior Vice President -- Installations
David D. Hagey.....................  35     Vice President, Controller and Assistant
                                            Secretary
Alvin H. Lane, Jr.(2)..............  53     Director
Dennis M. O'Rourke(1)..............  53     Director
John A. Sprague....................  43     Director
Wes W. Watkins(2)..................  57     Director
L. Allen Wheeler(1)(2).............  63     Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     J. R. Holland, Jr., began advising Heartland as a consultant in October 1992 and became Chairman of the Board of Directors in October 1993. Mr. Holland has been employed as President of Unity Hunt Resources, Inc. since September 1991. Unity Hunt Resources is a large international, private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President of Hunt Capital. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management." From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified, international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. In addition, Mr. Holland is currently a director of Placid Refining Company, Optical Securities Group, Inc. and Wireless One, Inc.

     David E. Webb, co-founder of Heartland, has been President and Chief Executive Officer and a director of Heartland since its formation in September 1990. During 1989 and 1990, Mr. Webb began acquiring rights

         1475

to wireless cable channels. From 1979 to January 1989, Mr. Webb was a shareholder, director and manager of Durant Cablevision, Inc. and its predecessor, a traditional hard-wire cable system company. Mr. Webb has been a shareholder and director of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Webb is also a director of Wireless One, Inc.

     John R. Bailey, began advising Heartland as a financial consultant in July 1992 and joined Heartland in September 1993 as Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary. Mr. Bailey was named Senior Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary in August 1994. From 1988 to September 1993, Mr. Bailey was the founder and Managing Director of Berkshire Partners, Inc., a private investment bank focusing upon private placements and mergers and acquisitions for communications clients. From February 1991 to February 1992, Mr. Bailey was a Senior Vice President and Chief Financial Officer of Comstock Resources, Inc., an energy company. From October 1989 to February 1991 and from 1980 to September 1985, Mr. Bailey was employed by Eppler, Guerin & Turner, Inc., an investment bank, as Vice
President -- Corporate Finance. Prior to 1988, Mr. Bailey was employed by Bear, Stearns & Co., Inc. as an Associate Director and Kidder, Peabody & Co. Incorporated as a Vice President in Corporate Finance.

     Randy R. Hendrix began advising Heartland as a marketing consultant in January 1991 and joined Heartland as Vice President -- Marketing in September 1993. Mr. Hendrix was named Senior Vice President -- Marketing in August 1994. From 1986 to January 1991, Mr. Hendrix was employed as a Registered Representative for the Equitable Life Assurance Society. Prior to that, Mr. Hendrix served as Marketing Director -- Franchise Development for Curtis Mathis Corporation, a manufacturer and retailer of electronic appliances.

     Thomas W. Dixon began advising Heartland as an operations consultant in March 1992 and joined Heartland as Vice President -- Operations in September 1993. Mr. Dixon was named Senior Vice President -- Operations in August 1994. From 1985 to March 1992, Mr. Dixon was employed as a Vice President of Long Distance Savers, Inc., a long distance telephone company. Mr. Dixon's responsibilities included opening, staffing and training new company offices, as well as sales and marketing in the Louisiana-Texas-Oklahoma tri-state area.

     Robert R. Story has been an adviser to Heartland since its formation on construction, installations and related technical matters. Mr. Story also assisted Heartland with numerous strategic acquisitions. Previously, Mr. Story was President of United States Wireless Cable, Inc., an Austin, Texas based wireless cable operator. In connection with Heartland's purchase of the Lubbock operating system in May 1995, Mr. Story was named Senior Vice
President -- Installations. Mr. Story is responsible for the development of all residential receive sites, special application installations and the training of Heartland personnel for these installations. Mr. Story has been a shareholder and officer of Clear-Vue TV, Inc., Durant Cablevision, Inc. and Green Country Radio, Inc.

     David D. Hagey joined Heartland in June 1994 as Vice President, Controller and Assistant Secretary. Prior to joining Heartland, Mr. Hagey was employed by KPMG Peat Marwick LLP for 11 years, most recently as Senior Manager.

     Alvin H. Lane, Jr., became a director of Heartland in January 1994. In 1983, Mr. Lane founded, and since then has been the President of, Lane and Associates, a management consulting firm. Since October 1993, Mr. Lane has been the President of AHL Finance Company, L.L.C. From 1972 to 1983, Mr. Lane was the Chief Financial Officer and Secretary of the Dr Pepper Company. Mr. Lane is also Chairman of the Board of Love Bottling Company, a soft drink bottling franchise.

     Dennis M. O'Rourke became a director of Heartland in January 1994. In 1985, Mr. O'Rourke founded, and since then has been the Chairman of the Board and Chief Executive Officer of, O'Rourke Companies Inc., a human resources consulting firm. Prior to that, Mr. O'Rourke was employed in various capacities by Boise Cascade Corporation, American Hospital Supply Corporation and General Motors Corporation.

         1476

     John A. Sprague became a director of Heartland in January 1995. Since March 1994, Mr. Sprague has been the managing partner of Jupiter Partners L.P., an investment firm. From January 1993 until February 1994, Mr. Sprague was an independent investor. Prior to that, Mr. Sprague served as a General Partner of Forstmann Little & Co., an investment firm. Mr. Sprague is also a director of Insignia Financial Group, Inc.

     Wes W. Watkins became a director of Heartland in January 1994. Since January 1991, Mr. Watkins has been the President of World Export Services, Inc., a company that invests in telecommunications, real estate and oil production. Mr. Watkins is also the Secretary and Representative for international trade for the State of Oklahoma. From January 1991 until December 1993, Mr. Watkins was the President of Global Communications, Inc., a wireless cable and satellite telecommunications consulting corporation. Prior to that, Mr. Watkins served for 14 years as a member of the House of Representatives of the United States Congress from the State of Oklahoma, serving on the Banking, Finance and Urban Affairs Committee and the House Appropriations Committee.

     L. Allen Wheeler, co-founder of Heartland, has served as a director of Heartland since its formation in September 1990. Mr. Wheeler has owned and managed diversified investments through Allen Wheeler Management, Inc., a personal holding company, for over 20 years. Mr. Wheeler's investments have emphasized the media/communications industries. Mr. Wheeler has been a shareholder, director and officer of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Wheeler is currently Chairman and Chief Executive Officer of Green Country Radio, Inc., which owns and operates one AM and one FM radio station and a television station.

     Executive officers serve at the discretion of the Board of Directors. All directors serve on the Board of Directors of Heartland until the next annual meeting of stockholders of Heartland and until their successors are elected and qualified. Non-employee directors receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as directors of Heartland. In addition, each non-employee director of Heartland (other than Mr. Wheeler) is entitled to receive stock options under Heartland's Stock Option Plan for Non-Employee Directors for his services as a director. See "Information Concerning
Heartland -- Management -- Stock Option Plans." Directors who are also employees do not receive any additional compensation for their services as directors.

     The Board of Directors has established two committees. The Compensation Committee is comprised of Messrs. Holland, O'Rourke, Wheeler and Sprague and makes recommendations to the Board with respect to general compensation and benefit levels, determines the compensation and benefits for Heartland's executive officers and administers Heartland's Employee Stock Option Plan. The Audit Committee is comprised of Messrs. Lane, Watkins and Wheeler and oversees the activities of Heartland's independent auditors and internal accounting controls.

         1477

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation of Heartland's Chief Executive Officer and each other executive officer of Heartland who earned in excess of $100,000 in annual salary and bonus during Heartland's fiscal year ended December 31, 1994 (collectively, the "Named Executive Officers"), for services rendered in all capacities to Heartland during Heartland's fiscal years ended December 31, 1994 and 1993, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-
                                                                                                  TERM
                                                                                                COMPEN-
                                                                                                 SATION
                                                                                                 AWARDS
                                                               ANNUAL COMPENSATION             ----------
                                                       ------------------------------------    SECURITIES
                                                                                  OTHER        UNDERLYING        ALL
                                                                                  ANNUAL        OPTIONS/        OTHER
                                                        SALARY       BONUS     COMPENSATION       SARS       COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR      ($)          ($)         ($)(1)          (#)            ($)
---------------------------------------------  ----    --------      ------    ------------    ----------    ------------
David E. Webb................................  1994    $120,000      $   --       $7,306              --       $ 13,228(2)
  President and Chief Executive Officer        1993      60,750(3)       --           --              --          2,250(2)
John R. Bailey...............................  1994      90,000      45,000        4,200         100,000             --
  Senior Vice President -- Finance, Chief      1993      94,850(3)       --           --              --             --
  Financial Officer, Treasurer and Secretary
Randy R. Hendrix.............................  1994      90,000      45,000        6,668         130,000             --
  Senior Vice President -- Marketing           1993      59,782(3)       --           --              --             --
Thomas W. Dixon..............................  1994      81,000      45,000        4,200          50,000             --
  Senior Vice President -- Operations........  1993      30,000(3)       --           --              --             --

---------------

(1) Other annual compensation is comprised of car allowances.

(2) Rental income paid by Heartland for its operating offices. See "Information Concerning Heartland -- The Business -- Properties" and "Information Concerning Heartland -- Certain Transactions."

(3) Paid by Heartland in the form of consulting fees.

     Since April 1994, Mr. Holland's annual base compensation for the fiscal year ended December 31, 1994, was $120,000. Such compensation is paid to Mr. Holland by Unity Hunt Resources, Inc., an affiliate of Hunt Capital, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland devotes approximately 20 hours per week to Heartland. See "Information Concerning Heartland -- Certain Transactions."

     The following table sets forth, for the fiscal year ended December 31, 1994, the number of individual grants of stock options made during such fiscal year to each of the Named Executive Officers. All options granted during the last fiscal year were granted pursuant to the 1994 Employee Stock Option Plan (the "Employee Option Plan") at an exercise price equal to the fair market value on the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         --------------------------------------------------------     POTENTIAL REALIZABLE
                         NUMBER OF                                                      VALUE AT ASSUMED
                         SECURITIES     PERCENT OF                                   ANNUAL RATES OF STOCK
                         UNDERLYING       TOTAL                                      PRICE APPRECIATION FOR
                          OPTIONS/     OPTIONS/SARS    EXERCISE                          OPTION TERM(1)
                            SARS        GRANTED TO     OR BASE                       ----------------------
                         GRANTED(2)    EMPLOYEES IN     PRICE        EXPIRATION         5%          10%
         NAME               (#)        FISCAL YEAR      ($/SH)          DATE           ($)          ($)
-----------------------  ----------    ------------    --------    --------------    --------    ----------
David E. Webb..........          0       N/A             N/A            N/A            N/A          N/A
John R. Bailey.........    100,000         18.8%        $10.50     April 21, 2001    $427,500    $  996,200
Randy R. Hendrix.......    130,000         24.5%        $10.50     April 21, 2001    $555,700    $1,295,000
Thomas W. Dixon........     50,000          9.4%        $10.50     April 21, 2001    $213,700    $  498,100

         1478

---------------

(1) Potential realizable value is based on the assumption that the price of Heartland Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the seven-year option term. The values are calculated in accordance with rules promulgated by the Commission and do not reflect Heartland's estimate of future stock price appreciation.

(2) All options granted are non-qualified options granted at an exercise price equal to fair market value on the date of grant, are 40% vested and will continue to vest at a rate of 20% per year, subject to acceleration upon the death of the optionee or termination of the optionee following a Change of Control (as defined in the option agreements), and have a term of seven years.

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1994, by each of the Named Executive Officers and the number of options held at fiscal year end and the aggregate value of in-the-money options held at fiscal year end.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  SHARES                        UNDERLYING                  IN-THE-MONEY
                                 ACQUIRED                     OPTION/SARS AT               OPTION/SARS AT
                                    ON        VALUE           FISCAL-YEAR-END              FISCAL-YEAR-END
                                 EXERCISE    REALIZED               (#)                          ($)
                                   (#)         ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                 --------    --------    -------------------------    -------------------------
David E. Webb..................         0      N/A               N/A                           N/A
John R. Bailey.................        --          --          40,000/60,000              $ 90,000/$135,000
Randy R. Hendrix...............        --          --          52,000/78,000              $117,000/$175,000
Thomas W. Dixon................        --          --          20,000/30,000              $ 45,000/$ 67,500

NONCOMPETITION AGREEMENTS

     Heartland has entered into noncompetition agreements with Messrs. Holland, Webb, Bailey, Hendrix, Dixon and Wheeler. The noncompetition agreements provide that none of such persons will engage in competitive activities during the term of their service with Heartland and for a period of one year thereafter. In addition, Steven G. Johnson's consulting agreement with Heartland following the AWS Merger also contains certain noncompetition agreements associated with the markets acquired by Heartland through the AWS Merger.

STOCK OPTION PLANS

     Employee Stock Option Plan. Heartland adopted, effective upon Heartland's initial public offering on April 28, 1994 ("the Initial Public Offering"), the Employee Option Plan which provides for the grant to officers and employees of both "incentive stock options" within the meaning of Section 422 of the Code and stock options that are non-qualified for Federal income tax purposes. The total number of shares of Heartland Common Stock for which options may be granted pursuant to the Employee Option Plan is 950,000. The Employee Option Plan will terminate on the tenth anniversary of the consummation of the Initial Public Offering, and is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines which of Heartland's officers and employees receive options, the time when options are granted, whether the options are incentive stock options or non-qualified stock options, the terms of such options, the exercise date of any options and the number of shares subject to options. Members of the Compensation Committee (including Mr. Holland) are not eligible to receive options under the Employee Option Plan. Mr. Webb is not eligible to receive options under the Employee Option Plan. Directors who are also employees (other than Mr. Webb) are eligible to receive options under the Employee Option Plan. Non-employee directors are not eligible to receive options under the Employee Option Plan.

     The exercise price of incentive stock options granted under the Employee Option Plan may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant and the term of any

         1479

option may not exceed 10 years. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of Heartland, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant and the term of such option may not exceed five years.

     The exercise price of a non-qualified stock option is determined by the Compensation Committee on the date the option is granted. However, the exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Heartland Common Stock at the time of grant.

     Options granted under the Employee Option Plan are nontransferable and, with certain exceptions in the event of the death or disability of an optionee, may be exercised by the optionee only during employment. Options granted under the Employee Option Plan typically vest over a five-year period, although options granted to certain employees (including Messrs. Bailey, Dixon and Hendrix) are 40% vested upon grant and vest an additional 20% per year over a three-year period. Upon the death of an optionee or the termination of the optionee following a Change of Control (as defined in the option agreements), the vesting of an option accelerates. Options granted under the Employee Option Plan expire after seven years, unless terminated earlier.

     Heartland has granted options to purchase an aggregate of 772,000 shares of Heartland Common Stock to eighteen employees, including 160,000, 154,000, 130,000, 65,000 and 20,000 shares, respectively, to each of Messrs. Bailey, Hendrix, Dixon, Story and Hagey, at a weighted average exercise price per share equal to $13.52 per share. Options to purchase 130,000 shares of Heartland Common Stock have been cancelled.

     Stock Option Plan for Non-Employee Directors. Heartland adopted, effective upon consummation of the Initial Public Offering, the 1994 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). The purpose of the Non-Employee Directors Plan is to attract and retain the services of experienced and knowledgeable independent directors of Heartland for the benefit of Heartland and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of Heartland and its stockholders through continuing ownership of Heartland Common Stock. A total of 50,000 shares of Heartland Common Stock may be issued through the exercise of options granted pursuant to the Non-Employee Directors Plan. No option may be granted under the Non-Employee Directors Plan after 10 years following consummation of the Initial Public Offering.

     The Non-Employee Directors Plan is administered by the Board of Directors. Subject to the terms of the Non-Employee Directors Plan, the Board of Directors has the sole authority to determine questions arising under, and to adopt rules for the administration of, the Non-Employee Directors Plan. The Non-Employee Directors Plan may be terminated at any time by the Board of Directors, but such action will not affect options previously granted pursuant thereto.

     Directors of Heartland who are not, and who have not been during the immediately preceding 12-month period, employees of Heartland or any subsidiary of Heartland (each, a "Non-Employee Director") are automatically participants in the Non-Employee Directors Plan. There are currently four directors, Messrs. Lane, O'Rourke, Sprague and Watkins, who are eligible to receive options under the Non-Employee Directors Plan. Mr. Wheeler is excluded from participating in the Non-Employee Directors Plan. More than one option may be granted to any one person and be outstanding at any time.

     Each Non-Employee Director who was in office on the consummation of the Initial Public Offering (Messrs. Lane, O'Rourke and Watkins) was, upon such consummation, automatically granted an option to acquire 4,000 shares of Heartland Common Stock at an exercise price per share equal to $10.50. Each Non-Employee Director who is in office on November 15 of any year (commencing with November 15, 1995) will, on the immediately succeeding January 1, automatically be granted an option to acquire 2,000 shares of Heartland Common Stock. The price of shares that may be purchased upon exercise of an option is the fair market value of the Heartland Common Stock on the date of grant, as evidenced by the average of the high and low sales prices of Heartland Common Stock on such date as reported on the Nasdaq-NMS. The price of shares that may be purchased upon exercise of an option granted upon the consummation of the Initial Public Offering is the initial public offering price. Options granted pursuant to the Non-Employee Directors Plan,

         1480

except as discussed below, are exercisable in installments of 25% upon each anniversary of the date of grant. The term of each option, except as discussed below, is for a period not exceeding seven years from the date of grant. Options may not be assigned or transferred except by will or by operation of the laws of descent and distribution.

     In the event of a Change in Control of Heartland (as defined below), an option granted to a Non-Employee Director will become fully exercisable if, within one year of such Change in Control, such Non-Employee Director ceases for any reason to be a member of the Board of Directors. A Change in Control will be deemed to have occurred if (a) there is consummated (i) any consolidation or merger of Heartland in which Heartland is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a merger of Heartland in which the holders of Heartland Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Heartland; (b) the shareholders approve any plan or proposal for the liquidation or dissolution of Heartland; (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding Heartland Common Stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Heartland's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Any exercise of an option permitted in the event of a Change of Control must be made within 180 days of the relevant Non-Employee Director's termination as a director of Heartland.

         1481

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth (a) certain information regarding the ownership of the Heartland Common Stock as of December 31, 1995 with respect to
(i) each person known by Heartland to own beneficially more than 5% of the outstanding shares of Heartland Common Stock, (ii) each of Heartland's directors, (iii) the Named Executive Officers and (iv) all directors and officers as a group, and (b) the effect of the Transactions (assuming the consummation of all of the Transactions and an average closing price during the relevant periods of $28 per share, the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof, or $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions, of Heartland Common Stock, as noted) on the amount and percentage (5%) of current holdings of shares of Heartland Common Stock owned beneficially by each of such persons. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions." Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Heartland Wireless Communications, Inc., 903 North Bowser, Suite 140, Richardson, Texas 75081.

                                     BENEFICIAL OWNERSHIP            PRO FORMA BENEFICIAL OWNERSHIP
                                          BEFORE THE                     AFTER THE TRANSACTIONS
                                       TRANSACTIONS(1)       -----------------------------------------------
                                     --------------------                   PERCENT(2)         PERCENT(3)
                                        NO.       PERCENT       NO.       ($17 PER SHARE)    ($28 PER SHARE)
                                     ---------    -------    ---------    ---------------    ---------------
Hunt Capital Group, L.L.C..........  4,000,000    31.72%     4,000,000        17.14%             20.65%
David E. Webb......................  1,900,425     15.07     1,900,425          8.14               9.81
L. Allen Wheeler...................  2,004,800     15.90     2,004,800          8.59              10.35
Jupiter Partners, L.P.(4)..........  2,837,688     18.37     2,837,688         10.84              12.78
J. R. Holland, Jr.(5)..............         --                      --
Alvin H. Lane, Jr.(6)..............      5,000         *         5,000             *                  *
Dennis M. O'Rourke(7)..............      1,000         *         1,000             *                  *
John A. Sprague(8).................         --                      --
Wes W. Watkins(9)..................      1,000         *         1,000             *                  *
John R. Bailey(10).................     49,700         *        49,700             *                  *
Randy R. Hendrix(11)...............     87,600         *        87,600             *                  *
Thomas W. Dixon(12)................     55,300         *        55,300             *                  *
All officers and directors as a
  group
  (11 persons)(5)(6)(7)(8)(9)
  (10)(11)(12)(13).................  4,106,825     32.08     4,106,825         17.46              20.99

---------------

  *  Less than 1%.

 (1) Based upon 12,611,132 shares of Heartland Common Stock outstanding on December 31, 1995.

 (2) Percentage based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions"), assuming (i) that there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
     Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (3) Percentage based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (based upon a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods), assuming (i) that there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

 (4) Address is 30 Rockefeller Plaza, Suite 4525, New York, N.Y. 10112. Jupiter Partners, L.P. ("Jupiter") is the holder of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the

         1482

     principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

 (5) Address is 1962 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201. Mr. Holland is the sole director, Manager and President of Hunt Capital. Hunt Capital is owned by trusts, of which Mr. Holland serves as a trustee. Mr. Holland disclaims beneficial ownership of the shares of Heartland Common Stock owned by Hunt Capital.

 (6) Includes 1,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Lane under the Non-Employee Directors Plan, which are not presently exercisable.

 (7) Includes 1,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. O'Rourke under the Non-Employee Directors Plan, which are not presently exercisable.

 (8) Mr. Sprague is indirectly a controlling general partner of Jupiter. Accordingly, Mr. Sprague may be deemed to be a beneficial owner of the shares issuable to Jupiter on conversion of the Convertible Notes. Mr. Sprague shares voting and investment power as to shares issuable to Jupiter on conversion of the Convertible Notes with Terry J. Blumer. Mr. Sprague disclaims beneficial ownership of such shares.

 (9) Includes 1,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are presently exercisable. Does not include 3,000 options granted to Mr. Watkins under the Non-Employee Directors Plan, which are not presently exercisable.

(10) Includes 44,000 shares issuable upon the exercise of presently exercisable options. Excludes 76,000 shares issuable upon the exercise of options that are not presently exercisable.

(11) Includes 87,600 shares issuable upon the exercise of presently exercisable options. Excludes 66,400 shares issuable upon the exercise of options that are not presently exercisable.

(12) Includes 54,000 shares issuable upon the exercise of presently exercisable options. Excludes 56,000 shares issuable upon the exercise of options that are not presently exercisable.

(13) Includes 2,000 shares issuable upon the exercise of presently exercisable options issued to David D. Hagey, for a total of 190,600 shares issuable upon the exercise of presently exercisable options held by officers and directors. Excludes 18,000 shares issuable upon the exercise of options issued to Mr. Hagey that are not presently exercisable.

                              CERTAIN TRANSACTIONS

     Heartland's founders, David E. Webb, the President and Chief Executive Officer, and L. Allen Wheeler, a member of the Board of Directors, began acquiring licenses, leases and options to wireless cable channels in 1989, both individually and through various controlled entities. In September 1990, Messrs. Webb and Wheeler formed Wireless Communications, Inc., an Oklahoma corporation ("WCI"), and contributed to it certain assets in exchange for capital stock of WCI. In September 1993, WCI issued the Hunt Note to Unity Hunt, Inc. ("Unity Hunt"), an affiliate of Hunt Capital, pursuant to a loan agreement that provided for a one-year term loan in the principal amount of $988,000, to bear interest at the rate of 10% per annum, which was secured by substantially all of the assets of WCI. The proceeds of this loan were used primarily by WCI to acquire wireless cable channel rights. In October 1993, Hunt Capital, a principal stockholder of Heartland and affiliate of J. R. Holland, Jr., the Chairman of the Board of Heartland, purchased the Hunt Note from Unity Hunt in connection with an internal restructuring that included the dissolution of Unity Hunt. Hunt Capital purchased the Hunt Note for $996,390 (representing the outstanding principal balance plus accrued and unpaid interest through the date of transfer).

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by Messrs. Webb and Wheeler, directly and indirectly through various controlled entities, including WCI. Messrs. Webb and Wheeler contributed all capital stock of entities engaged in the wireless cable businesses owned by them to Heartland and Hunt Capital contributed the Hunt Note, including accrued interest, and approximately $2,000,000 in cash to Heartland. In exchange therefor, Messrs. Webb and Wheeler were each issued 2,000,000 shares of Heartland Common Stock by Heartland and Hunt Capital was issued 4,000,000 shares. In addition, Messrs. Webb and Wheeler leased all other wireless cable channel license rights controlled, directly and indirectly, by them to Heartland for a nominal amount and granted to Heartland an option to purchase such license rights at a nominal price. Finally, the net amount (approximately $68,740) of all advances made to Heartland's predecessors by, and all advances made from Heartland's predecessors to, Messrs. Webb and Wheeler and certain entities controlled by them engaged in the wireless cable business was contributed to Heartland. Such advances, in the form of non-interest-bearing cash transfers, generally arose as a result of borrowings made or services rendered, and included various amounts loaned by a wholly-owned subsidiary of Heartland to Reed's Rail Service, Inc., an affiliate of Messrs. Webb

         1483

and Wheeler, to fund such entity's railroad repair operations and the purchase of equipment; the outstanding balance of such indebtedness at December 31, 1992 was $117,284. Also included in such advances are various amounts loaned by Preferred Capital Corporation, an affiliate of Messrs. Webb and Wheeler, to a wholly-owned subsidiary of Heartland for general corporate purposes; the outstanding balance of such indebtedness at December 31, 1992 was $42,235.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $52,078, $116,315, $376,206 and $24,000, respectively, to various entities controlled by Messrs. Webb and Wheeler for services performed in connection with the development of wireless cable systems or the acquisition of wireless cable channel rights. Such payments included $52,800 during the year ended December 31, 1992 and $258,555 during the year ended December 31, 1993 to Green Country Radio, an affiliate of Mr. Wheeler, for engineering and consulting services. Heartland has not retained the services of such entities since the Initial Public Offering, and does not intend to do so in the future. During the year ended December 31, 1993, Mr. Robert R. Story was a director, officer and minority shareholder of Green Country. Mr. Story is currently the Senior Vice President -- Installations of Heartland.

     During the years ended December 31, 1991, 1992, 1993 and 1994, Heartland paid $2,034, $17,850, $38,776 and $50,559, respectively, to an accounting firm controlled by Mr. Webb for services rendered to Heartland.

     During the year ended December 31, 1993, Heartland paid $40,600 to World Export Services, Inc., an entity controlled by Wes W. Watkins, a director of Heartland, for consulting services provided in connection with the acquisition of certain wireless cable channel rights. In June 1993, World Export Services, Inc. purchased approximately 10% and 5% minority interests, respectively, in two of Heartland's subsidiaries for an aggregate of $45,000. Pursuant to a public exchange offer made by Heartland pursuant to a prospectus dated February 13, 1995 wherein Heartland offered to exchange up to an aggregate of 380,000 shares of Heartland Common Stock for the minority interests in 23 of Heartland's subsidiaries (the "Minority Interests Exchange Offer"), World Export Services, Inc. was issued an aggregate of 4,526 shares of Heartland Common Stock in exchange for such minority interests.

     Heartland leases approximately 2,400 square feet for its operating offices in Durant, Oklahoma from an affiliate of Messrs. Webb and Wheeler for which the expense amounted to approximately $18,000 annually for the years ended December 31, 1991, 1992, 1993 and 1994. Heartland also leases an aggregate of approximately an additional 6,126 square feet of office space in Durant, Oklahoma from affiliates of Messrs. Webb and Wheeler for which the expense amounted to approximately $4,000 for the year ended December 31, 1994. See "Information Concerning Heartland -- The Business -- Properties."

     Messrs. Webb and Wheeler pledged certain personal assets to secure, and personally guaranteed, notes payable by Heartland to a bank totaling $970,000. Such notes were due in March 1995 and bore interest at variable and fixed rates ranging from 6% to 8% at December 31, 1994. Heartland repaid such notes from the net proceeds of its Initial Public Offering.

     Mr. Holland's annual base compensation for 1994 was $120,000, which was paid to him by Unity Hunt Resources, Inc., an affiliate of Hunt Capital of which Mr. Holland is President, which receives a management fee equal to such amount from Heartland for the provision of Mr. Holland's services. Mr. Holland's base compensation for 1995 will be $120,000.

     In connection with a $1.0 million principal amount loan to United States Wireless Cable, Inc. ("U.S. Wireless") by First National Bank of Durant ("First National"), Heartland agreed to purchase such loan upon demand from First National for the aggregate amount of principal and interest thereon plus any other amounts owed to First National by U.S. Wireless. U.S. Wireless is a stockholder of Heartland. The loan was paid in full upon the consummation by Heartland's acquisition of the Lubbock market. In addition, on December 15, 1994, Heartland (i) loaned $2.0 million to U.S. Wireless, which loan was secured by 300,000 shares of Heartland's Common Stock owned by U.S. Wireless and all of the rights of U.S. Wireless in and to the Tulsa, Oklahoma wireless cable market,
(ii) acquired the rights of U.S. Wireless in the Amarillo, Texas market and
(iii) was granted an option to acquire the Tulsa, Oklahoma market. In May 1995, Heartland exercised its option on the Tulsa market and closed the acquisition of the Tulsa market. U.S. Wireless and a

         1484

subsidiary to U.S. Wireless ("USWS") repaid the $2.0 million loan in full upon the consummation of the acquisition of the Tulsa market.

     On May 3, 1995, Heartland acquired from Robert R. Story, a former affiliate of USWS and U.S. Wireless and current officer of Heartland, all of the issued and outstanding capital stock of Robert R. Story, Inc., which owns and operates the Lubbock System, for $5.4 million in cash. Immediately prior to the consummation of the acquisition of the Lubbock market, Robert R. Story, Inc. acquired from USWS all of USWS's rights in the Lubbock system. Upon the consummation of the Lubbock Acquisition, the $1,000,000 principal amount loan to U.S. Wireless by First National was paid in full.

     Pursuant to an interim loan arrangement, Hunt Capital and Mr. Wheeler agreed to loan Heartland up to an aggregate of $4.0 million ($2.0 million each) and Jupiter agreed to loan to Heartland, or to guarantee a bank loan to Heartland in the amount of, $2.0 million. Borrowings under the loan agreement could be used solely for working capital. Borrowings under the loan agreement bore interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the loan agreement would have been due and payable in full on June 30, 1995, subject to prepayment upon the receipt by Heartland of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the loan agreement could not be reborrowed. Borrowings under the loan agreement were secured by the capital stock and assets of Heartland's subsidiaries operating the Lindsay and Shaw systems. Heartland borrowed $2.0 million under the loan agreement, funded $1.0 million each by Hunt Capital and Mr. Wheeler. Heartland used a portion of the net proceeds of the sale of the 100,000 Units (the "Units"), consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock, to repay all amounts owed under the loan agreement on April 26, 1995.

     Pursuant to a Chemical Bank Loan arrangement (the "Chemical Bank Loan"), Chemical Bank agreed to loan Heartland up to an aggregate of $2.0 million. Borrowings under the Chemical Bank Loan bore interest at the prime rate plus 1% per annum. All accrued interest on, and the principal amount of, all borrowings under the Chemical Bank Loan would have been due and payable on demand, but in any event not later than June 30, 1995. Heartland paid Chemical Bank a facility fee of $5,000. Amounts borrowed and repaid under the Chemical Bank Loan could not be reborrowed. Borrowings under the Chemical Bank Loan were guaranteed by Jupiter and Mr. Sprague. Heartland borrowed $1.0 million under the Chemical Bank Loan. Heartland used a portion of the net proceeds of the sale of the Units to repay all amounts owed under the Chemical Bank Loan on April 26, 1995.

     The terms of the transactions described above were determined by the parties thereto, and Heartland believes that such transactions involving affiliates were on terms no less favorable to Heartland than could have been obtained from unaffiliated third parties. All future transactions between Heartland and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to Heartland than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of Heartland.

         1485

                           INFORMATION CONCERNING TSC

                                BUSINESS OF TSC

     Technivision has developed, owned and operated wireless cable television systems in Corpus Christi, Texas and Dayton, Ohio. In addition, Technivision owned the rights to develop and operate a wireless cable television system with 27 channels in El Paso, Texas. Management estimates that the Corpus Christi, El Paso and Dayton markets have approximately 795,000 households of which 588,000 are serviceable by LOS transmissions. The Corpus Christi system, which was launched in April 1990, provides 31 channels of service, including six off-air local television stations, to approximately 15,468 subscribers as of November 30, 1995. The Dayton system, which was launched in November 1993, provides 31 channels of service, including five off-air local television stations, to approximately 3,242 subscribers as of November 30, 1995.

     In January 1996, Technivision was merged into its parent corporation, TSC, in order to facilitate the TSC Transaction. In addition to the Technivision systems, TSC owns and operates SMATV systems in New Jersey and engages in certain other business activities. Because the TSC Transaction relates only to the Technivision systems, no description of the other business activities of TSC is contained in this Proxy Statement/Prospectus. Unless the context otherwise requires, references herein to TSC relate to TSC as successor to the Technivision assets.

     The executive offices of TSC are located at 120 Floral Avenue, New Providence, New Jersey and its telephone number is (908) 665-0094.

SEC CONSENT; ARRANGEMENTS WITH PHILIPS CREDIT CORP.

     Technivision acquired the right to build wireless cable television systems in Corpus Christi, Texas, El Paso, Texas, Dayton, Ohio and Salt Lake City, Utah in 1989. Following the acquisition, Technivision sought to raise the funds necessary to finance the construction and operations of the TSC systems. Technivision received a proposal from Philips to provide sufficient financing for that purpose. Unfortunately, Technivision ultimately received only a portion of the funds needed due to adverse conditions in the credit markets generally. With the reduced level of funding made available by Philips, Technivision began to build the system in Corpus Christi because management believed that it was the closest to being ready to launch. In April 1990, the system in Corpus Christi commenced commercial operation.

     The construction and operation of the Corpus Christi system required significant amounts of capital. By April 1991, the funds provided by Philips had been fully employed to acquire the necessary equipment, obtain licensing and programming rights, and build the installed base of subscribers for the system. Thereafter, Technivision began to seek additional funding for its operations from new sources of capital. Representatives of Technivision met with potential sources of funding over a period that stretched from the fall of 1990 through the fall of 1992, but were unable to obtain any financing commitments.

     Commencing in November 1992, representatives of Technivision began negotiations with a group led by Mr. Greg Parker regarding a proposed equity infusion. Ultimately, on January 8, 1993 Technivision entered into certain financing arrangements with an entity formed by Mr. Parker. Pursuant to those arrangements, Mr. Parker agreed to cause certain entities to be formed which would raise money from investors to invest in joint ventures to be formed by Mr. Parker. In exchange, Technivision would contribute its wireless cable television rights to those joint ventures. However, according to a complaint subsequently filed by the Commission against Mr. Parker and his associates, Mr. Parker raised the money to be invested in the joint ventures through the illegal sale of securities to the public. Although the proposed transfers of the Technivision systems never took place because Technivision was unable to procure Philips' consent thereto, Technivision ultimately received approximately $7 million from the entities formed by Mr. Parker which were used to finance the expansion of the Corpus Christi system and the construction of the Dayton system. In addition, in September 1994, Technivision sold the rights to the Salt Lake City system to CMAX for $10.2 million, a portion of which was ultimately paid to the Parker group.

     Upon becoming aware of the nature of Mr. Parker's conduct, Technivision sought to terminate all ties with him. In order to avoid the potential adverse effects of protracted proceedings regarding Mr. Parker's

         1486

activities, Technivision entered into the Consent pursuant to which Technivision agreed to repay all amounts it had received from the entities formed by Parker to the Trust. Pursuant to the Consent, Technivision is required to sell the TSC systems on or prior to December 31, 1996 and to pay the Trust $7 million out of the proceeds of such sale. As a result of the liquidation of certain other assets, Technivision had reduced the amount owed to the Trust to approximately $6 million as of November 1, 1995. Upon the merger of Technivision into TSC, TSC succeeded to Technivision's obligations under the Consent.

     In connection with the negotiation of the Consent, Technivision also entered into discussions with Philips regarding the terms and conditions of the repayment of Technivision's loan. Pursuant to the terms of the Forbearance Agreement, Technivision agreed to sell the TSC systems under a specified time schedule. In exchange, Philips agreed to refrain from exercising certain remedies available to it as a result of Technivision's default in the terms of its loan. In addition, Philips agreed that if its loan was repaid on or prior to March 31, 1996, Philips would forego its right to share in the proceeds of the sale of the TSC systems. In the event that Technivision does not repay Philips by March 31, 1996, or upon the occurrence of certain other events, under the terms of the Forbearance Agreement, Technivision will not be entitled to the benefits described above and Philips will have the right after April 30, 1996 to obtain possession of the TSC systems through an instrument of peaceful possession delivered by Technivision at the time the Forbearance Agreement was executed. Upon the merger of Technivision into TSC, TSC succeeded to Technivision's obligations to Philips and under the Forbearance Agreement.

INDUSTRY OVERVIEW

     Wireless cable television programming is transmitted through the air via microwave frequencies in a direct line-of-sight from the transmission facility to an antenna located at the subscriber's location by utilizing up to 200 MHz of radio spectrum allocated by the FCC for wireless cable operations. Wireless cable technology eliminates the extensive networks of cable and amplifiers utilized by traditional hard-wire cable operators which substantially reduces the cost to build, operate and maintain a television distribution system. Unlike a traditional hard-wire cable system, a significant portion of the capital costs of a wireless cable system are not incurred until shortly before a subscriber has been added and is about to generate revenue for TSC. Management believes that the Technivision systems provide customers with (i) an equivalent or higher quality picture, (ii) a more reliable signal resulting in fewer transmission disruptions and (iii) lower average monthly rates, compared to those generally provided by traditional hard-wire cable operators. The estimated 1994 national average monthly service revenue per subscriber for comparable services for traditional hard-wire cable operators was $28.24 according to Paul Kagan Associates, Inc., a national media research firm. Management believes that Technivision's average monthly service revenue per subscriber is comparable to that of traditional hard-wire cable operators primarily as a result of the relatively high number of customers of the Technivision systems who pay for premium service and multiple television outlets. Like traditional hard-wire cable operators, the Technivision systems offer a full range of basic and premium programming including local off-air channels, A&E, CNN, The Disney Channel, HBO, MTV, USA Network and WTBS. All of Technivision's set-top converters are addressable, allowing its subscribers to receive pay-per-view programming.

BUSINESS STRATEGY

     Technivision's business strategy had been to acquire the rights to operate wireless cable television systems in geographic areas where a combination of appropriate topography and population density made the proposed systems economically viable. In pursuit of this strategy, Technivision acquired the rights to construct and operate wireless cable television systems in Corpus Christi, Texas, El Paso Texas, Dayton, Ohio and Salt Lake City, Utah (which was sold in September 1994 to CMAX). As described above, the Corpus system was launched in April 1990. The Dayton system became operational in November 1993.

     The marketing strategy for the Technivision systems is to attract potential subscribers in the following priority: (i) households in geographical areas not passed by traditional hard-wire cable systems; (ii) commercial establishments which are currently not passed by traditional hard-wire cable systems;

         1487

(iii) households which are passed by, but currently do not subscribe to, traditional hard-wire cable systems; and (iv) households subscribing to traditional hard-wire cable systems.

     To differentiate their product offering from other subscription television providers, the Technivision systems use marketing themes of dependability, price, popular programming, picture quality and customer service.

     - Dependability. Subscribers of the Technivision systems enjoy a substantially higher level of signal reliability compared to traditional hard-wire cable subscribers. This higher level of dependability is the result of the elimination of the extensive network of coaxial cables, amplifiers and processing equipment between the head-end/transmission facility and the subscriber's location. In addition, back-up power systems and redundant components have been installed in all of the head-end/transmission facilities of the Technivision systems which virtually eliminate the potential for system outages due to power or component failures. Traditional hard-wire cable systems on the other hand are subject to failure due to multiple components in their networks of coaxial cable and amplifiers. If a failure does occur in a Technivision system, it is generally easier to diagnose and repair due to the smaller number of system components.

     - Price. Customers of the Technivision systems receive attractive priced program packages which management believes are generally lower than those for comparable programming offered by traditional hard-wire cable competitors. A key component of the product offering of the Technivision systems is the inclusion of The Disney Channel as part of their basic plus subscription package. Certain competitors currently charge an additional fee for this channel. Management believes including The Disney Channel as part of the basic plus service of the Technivision systems makes their service more attractive to families.

     - Popular Programming. The Technivision systems offer a full range of basic and premium programming featuring the most popular channels. The Technivision systems also offer instructional programming in conjunction with educational institution partners. In addition, all of their set-top converters are fully addressable, allowing subscribers to receive pay-per-view programming which provides subscribers with access to movies, special sporting events and concerts.

     - Picture Quality. Technivision emphasizes that wireless picture transmission generally offers an equivalent or higher quality picture than traditional hard-wire cable because there is less opportunity for signal degradation between its head-end and the subscriber's location. In contrast, in a traditional hard-wire cable system, each time a television signal passes through an amplifier, some measure of signal noise is added which can result in a grainier picture.

     - Customer Service. Each Technivision system has established the goal of maintaining high levels of customer satisfaction. To this end, each Technivision system seeks to provide superior customer service through extended daily customer service hours (8a.m. to 6p.m.), flexible installation scheduling, responsiveness to customer inquiries and well-trained uniformed field personnel.

MARKETS

     The following table outlines the markets in which the Technivision systems are operating or in which TSC holds or has the right to acquire wireless cable channel rights as of November 30, 1995:

                                     DMA                   AVAILABLE                                               SERVED
             MARKET                RANK(1)   CHANNELS(2)   SPECTRUM     LAUNCH DATE    SUBSCRIBERS   HOUSEHOLDS   BY CABLE
---------------------------------  -------   -----------   ---------   --------------  -----------   ----------   --------
Corpus Christi...................    128          37          186      April 1990         15,468       135,000     60,000
Dayton...........................     53          36          186      November 1993       3,242       460,000    235,000
El Paso..........................    100          27          162      (3)                    --       200,000    100,000
        Total....................     --          --           --      --                 18,710       795,000    395,000
                                                                                          ======       =======    =======

---------------

(1) DMA rank is the Designated Market Areas ranking of television homes among United States markets as determined by the Nielsen Media Research Company for the 1994/1995 television season.

(2) Includes 6 off-air channels in Corpus Christi and 5 off-air channels in Dayton, respectively.

(3) At this time, TSC has no plans to launch this system.

         1488

     Technivision, as a whole, has experienced negative cash flow from operations in each year since its formation due to its system development, expansion and acquisition activities. Until sufficient cash flow is generated from operations external sources of funding will have to be utilized to satisfy the working capital needs of the Technivision systems. Accordingly, in order to conserve cash pending the availability of external funding, Technivision has, since June 30, 1994, reduced the rate of growth of new subscribers. Management estimates that between 3,000 and 5,000 subscribers are needed to generate operating cash flow in any of the Technivision markets. Operating cash flow is revenue less costs of sales other than depreciation and other non-cash charges. The Corpus Christi system is presently generating positive operating cash flow while the Dayton system has experienced negative cash flow.

CORPUS CHRISTI

     Corpus Christi. Corpus Christi is the sixth largest port in the United States (in terms of tonnage). According to the 1990 census, the Corpus Christi metropolitan area had a total population of approximately 350,000 which grew approximately 7.3% from 1980 to 1990. Corpus Christi has experienced job growth of approximately 4.1% over the past five years. Corpus Christi is the seventh largest metropolitan area in Texas and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is 128th nationally in the number of television households.

     The following table sets forth a description of the programming currently offered by the Corpus system:

                            CORPUS CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    2     C-SPAN                                    17     TBS-Superstation Atlanta
    3     KIII (ABC)                                18     HBO
    4     The Weather Channel                       19     Home Shopping Club/Preview Guide
    5     USA Network                               20     The Nashville Network
    6     KRIS (NBC)                                21     The Disney Channel
    7     Turner Classic Movies                     22     ESPN
    8     Arts & Entertainment                      23     Cinemax
    9     WGN (Chicago)                             24     Discovery
   10     KZTV (CBS)                                25     MTV
   11     Sci-Fi Channel                            26     Del Mar College/The Learning Channel
   12     Turner Network Television                 27     Catholic Community Network
   13     KDF (Fox)                                 28     KORO
   14     Headline News                             29     CNN
   15     Nickelodeon                               30     The Family Channel
   16     KEDT (PBS)                                31     Pay Per View
                                                    32     Galavision

     Dayton. According to the 1990 census, the Dayton metropolitan area had a total population of approximately 574,000 which grew approximately 1.0% from 1980 to 1990. Dayton is the sixth largest metropolitan area in Ohio and its DMA ranking as reported by the Nielsen Media Research Company for 1994/1995 is 53rd nationally in the number of television households.

         1489

     The following table sets forth a description of the programming currently offered by the Dayton system:

                            DAYTON CHANNEL OFFERINGS

CHANNEL                  NETWORK                 CHANNEL                  NETWORK
-------   -------------------------------------  -------   -------------------------------------
    2     WDTN (ABC)                                28     USA Network
    3     ESPN                                      29     The Learning Channel
    4     Sci-Fi Channel                            30     CNN
    5     The Weather Channel                       33     Sinclair College
    6     Turner Network Television                 21     The Disney Channel
    7     WHIO (CBS)                                34     Nickelodeon
    8     FOX                                       35     The Nashville Network
    9     WGN (Chicago)                             37     Lifetime
   14     WPTO -- Oxford                            39     The Family Channel
   16     Greater Dayton PBS                        42     The Disney Channel
   17     TBS-Superstation Atlanta                  44     Cinemax
   18     HBO                                       48     Discovery
   22     WKEF (NBC)                                50     Arts & Entertainment
   24     Mind Extension University                 51     MTV
   25     Pay Per View                              52     Headline News
                                                    54     QVC

MARKETING

     Marketing and sales operations are maintained in Corpus Christi and Dayton. Each TSC system engages in television, direct mail, radio and print advertising and special events promotions to generate leads for its marketing efforts. Telemarketers then contact potential subscribers responding to those promotional activities.

INSTALLATION

     Subscriber installation in Corpus Christi is provided for various fixed fees by independent contractors using equipment which the Corpus Christi system purchases on an as-needed basis. In Dayton, installation is handled by in-house personnel also using equipment owned by the Dayton system.

COMPETITION

     Wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the cable television industry, some of which are described below. Many competitors of the TSC systems have far greater financial resources than either TSC or Technivision.

     Traditional Hard-Wire Cable. TSC believes that the primary competition for the Technivision systems is from traditional hard-wire cable operators. Primary traditional hard-wire competitors in Corpus Christi include Tele-Communications, Inc. ("TCI") and Falcon and in Dayton include TimeWarner, TCI and Continental Cablevision, all of which are significantly larger and have substantially greater financial resources than TSC. Currently, these primary traditional hard-wire cable competitors offer between 39 and 58 channels to their subscribers compared to the 31 channels offered by the TSC systems. The technology used by such operators is a coaxial cable system which transmits signals from a head-end. delivering local and satellite-delivered programming via a distribution network consisting of amplifiers, cable and other components to subscribers.

     Direct Broadcast Satellite ("DBS"). DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a roof top or in the yard. DBS receiver equipment for a single television set costs approximately $700 per customer,

         1490

plus installation fees. In additional, each independent outlet requires a separate de-scrambling device at additional cost to the subscriber.

     Due to the cost of receiving equipment as well as the broader availability of local programming offered by wireless cable systems, management believes that wireless cable systems currently enjoy a comparative cost and local programming advantage over DBS systems, although no assurance can be given that such advantage will continue.

     Telephone Companies. Under the Communications Act of 1934, as amended (the "Communications Act"), local exchange carriers ("LECs") are currently prohibited from providing video programming directly to subscribers in their respective telephone service areas. Certain Federal Courts have recently ruled, however, that this "teleco-cable cross-ownership ban" abridges the First Amendment rights of LECs under the U.S. Constitution. These rulings are currently under appeal or are expected to be appealed. Proposals to lift the teleco-cable cross-ownership ban are also currently under review by the U.S. Congress. In light of these court decisions, the FCC has indicated that it will look favorably on waivers of the teleco-cable cross-ownership ban under certain circumstances. The FCC already permits LECs to provide "video dialtone" service, thereby allowing such carriers to make available to multiple service providers on a non discriminatory common carrier bass, a basic platform that will permit end users to access video program services provided by others. The FCC has ruled that the teleco-cable cross-ownership ban does not apply to wireless cable.

     Satellite Master Antenna Television ("SMATV"). SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, only it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service one or more multiple dwelling units. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz ("GHz") band.

     Local Multi-Point Distribution Service. In 1993, the FCC proposed to re-designate the 28 GHz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). As proposed by the FCC, LMDS would provide two licensees up to 49 channels each for the distribution of video programming in prescribed geographic areas. Numerous satellite system operators, including, among others, the National Aeronautics and Space Administration, Motorola Satellite Communications, Inc., Hughes Space and Communications Co., Ameritech, and Loral Quilcomm Satellite Services, Inc., opposed in whole or in part, the redesignation of the 28 GHz band for video distribution. The FCC recently proposed that the 28 GHz band be shared by terrestrial and satellite services, that competitive bidding be used to award LMDS and satellite authorizations, and that LMDS authorizations be based on 493 geographic areas known as basic training areas ("BTAs").

     Satellite Receive Dishes. Satellite receive dishes are generally seven to twelve foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of scrambling, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity although TSC competes with these systems to some degree in marketing its services.

     Off-Air Local Broadcasts. Off-air local broadcasts (e.g., ABC, NBC, CBS, Fox and PBS) provide a free programming alterative to the public. Each TSC system currently re-transmits certain off-air local broadcasts to its wireless cable subscribers, but its ability to do so is generally dependent upon receipt of re-transmission consent.

     Video Stores. Retail stores rent video tapes and are a major participant in the television program delivery industry. According to the Cable Television's Fact Book, in 1994 there were approximately 76,312,700 households with video cassette recorders in the United States.

AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to utilize specified frequencies, the operator must then obtain the right to use the programming to be transmitted over those frequencies.

         1491

     General. Currently, with the exception of the re-transmission of off-air broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to the TSC systems has been significantly mitigated by the Cable Act and various FCC regulations promulgated thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Of the major cable television programming services carried by the TSC systems, only ESPN, USA Network and A&E are not currently directly owned by vertically integrated multiple cable system operators, and the Technivision systems historically have not had difficulty in arranging satisfactory contracts for these services.

     Copyright. Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program may be re-transmitted. Under Section III of the Copyright Act, as amended, certain cable systems and wireless cable systems are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports with and the payment of certain fees to the U.S. Copyright Office.

     Certain FCC rules require wireless and traditional hard-wire cable operators to secure the consent of certain local commercial television broadcast stations in order to re-transmit their signals. However, wireless cable systems, unlike traditional hard-wire cable systems, are not required under the FCC's "must carry" rules to re-transmit a specified number of local commercial television or qualified low power television signals. Although there can be no assurances that the TSC systems will be able to obtain requisite broadcaster consents, management believes in most cases the TSC systems will be able to do so for little or no additional cost.

EMPLOYEES

     As of November 1, 1995, the Technivision systems had a total of 61 employees, 43 of whom were located in Corpus Christi, and 18 of whom were located in Dayton. Of such employees, 21 provide technical services, 24 are office personnel and customer service representatives, eight are marketing and sales staff and eight are executive and administrative personnel. None of such employees is subject to a collective bargaining agreement. The TSC systems have experienced no work stoppages and Management believes that relations with such employees are good.

PROPERTY

     The Technivision systems lease approximately 7,360 square feet in Corpus Christi and approximately 6,400 square feet in Dayton for their customer service and warehouse needs. Such leases run through March 2000 and June 1998, respectively. Management believes that space meeting the physical and cost requirements of the Technivision systems is readily available in each of these locations at market rates. In addition to office space, the Technivision systems lease land on which their head-ends and transmission towers are constructed in Corpus Christi, Dayton and El Paso. Management believes that office space and space for head-ends and transmission towers are readily available on acceptable terms in the markets where the Technivision systems are located.

LEGAL PROCEEDINGS

     TSC is not currently a party to any litigation that would have an adverse effect on its business. See "-- SEC Consent; Arrangements with Philips Credit Corp."

         1492

               DIVIDENDS ON AND MARKET VALUE OF TSC COMMON STOCK

     The TSC Common Stock is not listed on any exchange or traded or quoted in any established securities market. TSC has never declared or paid any cash dividends and does not expect to declare any such dividends for the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of TSC, TSC's credit facilities and other factors TSC's Board of Directors considers appropriate. TSC currently intends to retain earnings, if any, to support continuing growth and expansion. TSC is prevented from paying any dividends to its shareholders under the terms of TSC's indebtedness.

              SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS OF TSC

     The following table presents certain information regarding the beneficial ownership as of November 1, 1995 of (i) each director, (ii) the executive officers of TSC, (iii) all directors and executive officers of TSC as a group, and (iv) each person who, to the knowledge of TSC, is a beneficial owner of 5% or more of the outstanding shares of TSC Common Stock. The business address of each person listed below is 120 Floral Avenue, New Providence, New Jersey 07974. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                       NAME                         NUMBER OF SHARES(1)       PERCENTAGE OF OUTSTANDING
--------------------------------------------------  -------------------       -------------------------
Walter J. Mecleary................................         1,168(2)                      16.2%
Three Sixty Associates............................           790                         11.0
Salvatore Lamarca.................................           790(3)                      11.0
Richard G. Nowalk.................................           790(4)                      11.0
Roy D. Tartaglia..................................           762(5)(6)                   10.9
Richard A. Thomas.................................           630(5)                       9.0
Waterville Partners, L.P. ........................           575                          8.1
Robert D. Bilodeau................................           543(7)                       7.7
Earnest H. Manuwald...............................           495(8)                       7.0
Barry Weshnak.....................................           399(9)                       5.7
Rand Capital Corp. ...............................           400                          5.7
Robert H. Greenwood...............................           230                          3.3
All directors and executive
  officers as a group (9 persons).................         3,217                         50.0%

---------------

(1) Includes shares issuable upon conversion of TSC's Convertible Debentures (the "Debentures").

(2) Includes 595 shares owned by Three Sixty Associates ("Associates") plus 195 shares issuable upon the conversion of Debentures owned by Associates. Mr. Mecleary is a General Partner of Associates and therefore is deemed to have beneficial ownership of all shares held by Associates. Mr. Mecleary disclaims beneficial ownership of all of such shares except to the extent of his pecuniary interest therein.

(3) Consists of 595 shares owned by Associates plus 195 shares issuable upon the conversion of Debentures owned by Associates. Mr. Lamarca is a General Partner of Associates and therefore is deemed to have beneficial ownership of all shares held by Associates. Mr. Lamarca disclaims beneficial ownership of all of such shares except to the extent of his pecuniary interest therein.

(4) Consists of 595 shares owned by Associates plus 195 shares issuable upon the conversion of Debentures owned by Associates. Mr. Nowalk is a General Partner of Associates and therefore is deemed to have beneficial ownership of all shares held by Associates. Mr. Nowalk disclaims beneficial ownership of all of such shares except to the extent of his pecuniary interest therein.

(5) Includes 470 shares held by RTK Corporation ("RTK"). Mr. Tartaglia and Mr. Thomas jointly control RTK and therefore are deemed to share beneficial ownership of all shares held by RTK.

(6) Includes 132 shares held by Mr. Tartaglia's spouse.

(7) Includes 140 shares held by Mr. Bilodeau's spouse and 20 shares issuable to Mr. Bilodeau's spouse upon conversion of the Debentures.

(8) Includes 120 shares held by Mr. Manuwald's spouse and 40 shares issuable to Mr. Manuwald's spouse upon conversion of the Debentures.

(9) Includes 69 shares held in trust for Mr. Weshnak's children for which Mr. Weshnak act as trustee and 5 shares issuable to the trust upon conversion of the Debentures.

         1493

                CERTAIN INFORMATION REGARDING OTHER TRANSACTIONS

     In addition to the TSC Agreement, Heartland has entered into various other agreements that may be consummated contemporaneously with the TSC Agreement. These agreements, and the transactions contemplated thereby ("Other Transactions"), are described below.

THE AWS MERGER

     Pursuant to the terms of the AWS Merger Agreement, AWS Merger Sub will merge with and into AWS, AWS will become a wholly owned subsidiary of Heartland, and Heartland will issue to the holders of AWS common stock, $.01 par value per share ("AWS Common Stock"), that number of newly issued publicly tradeable shares of Heartland common stock, $.001 par value per share ("Heartland Common Stock"), having an aggregate exchange value of $34 million (subject to certain reductions and the escrow requirements discussed below). If the AWS Merger Agreement is consummated, each share of AWS Common Stock issued and outstanding immediately prior to the AWS Merger, subject to certain adjustments provided therein, will be converted into shares of Heartland Common Stock having an exchange value of approximately $5.90, of which approximately $0.56 will be held in the escrow described below. The exchange value of the Heartland Common Stock to be issued in the AWS Merger will be equal to the average closing price of the Heartland Common Stock as reported on Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the consummation of the AWS Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996), provided, however, that if such average is less than $20 or more than $26 per share, then the number of shares of Heartland Common Stock to be issued in connection with the AWS Merger will be based upon an exchange value of $20 or $26 per share, as applicable. Pursuant to the AWS Merger Agreement, shares of Heartland Common Stock having an aggregate exchange value of up to $3.25 million (subject to reduction upon the resolution of certain claims against AWS) will be held in escrow for a period of approximately twelve (12) months to satisfy certain indemnification obligations of AWS to Heartland.

THE FTW TRANSACTION

     Pursuant to the terms of the FTW Agreement, (i) FTW Partnership will assign to Heartland substantially all of its assets, consisting of the 79.99% interest in the FTW Venture, (ii) FTW Partnership and the FTW Partners approving the FTW Transaction will either assign to Heartland or release the certain claims against AWS and certain related parties, (iii) Heartland will assume up to $570,000 of certain types of liabilities (including disputed liabilities) of FTW Partnership to AWS, and (iv) Heartland will issue to FTW Partnership newly issued freely tradeable shares of Heartland Common Stock having an aggregate exchange value of $13.3 million. The exchange value for the shares of Heartland Common Stock to be issued in connection with the FTW Agreement will be equal to the average closing price of the Heartland Common Stock as quoted on the Nasdaq-NMS over the ten-trading-day period ending on the fifth business day preceding the consummation of the FTW Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996); provided that if such average closing price is in excess of $23 per share, the exchange value shall be $23 per share.

THE MINNEAPOLIS TRANSACTION

     Pursuant to the terms of the Minneapolis Agreement, (i) Minneapolis Partnership will sell to Heartland substantially all of its assets, consisting of a 75% membership interest in and to Delaware limited liability company that owns and operates a wireless cable television system in the Minneapolis LLC,
(ii) Heartland will issue to Minneapolis Partnership that number of newly issued publicly tradeable shares Heartland Common Stock having an aggregate exchange value equal to the sum of (A) $18.0 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") as of the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently estimated to be 1,000 Additional Subscribers, and not anticipated to exceed 2,000 Additional Subscribers), (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to AWS, and (iv) Minneapolis Partnership and the Minneapolis

         1494

Partners approving the Minneapolis Agreement will assign to Heartland certain claims against AWS, its predecessors and their respective affiliates. The exchange value of the Minneapolis Shares will be equal to either (a) the lesser of $23 per share and the average closing price of Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) or (b) if such closing average is equal to or in excess of $30 per share, then (i) the product of the closing average multiplied by $23, divided by (ii) $30.

THE CMAX MERGER

     Pursuant to the terms of the CMAX Merger Agreement, CMAX Merger Sub will be merged with and into CMAX and CMAX will become a wholly owned subsidiary of Heartland. If the CMAX Merger Agreement is approved and the CMAX Merger is consummated, each outstanding share of common stock, par value $.01 per share, of CMAX ("CMAX Common Stock") will be converted into the right to receive that portion of a newly issued publicly tradeable share of Heartland Common Stock having an exchange value of $8.50 per share of CMAX Common Stock for an aggregate exchange value for all shares of CMAX Common Stock of approximately $80.8 million, subject to reduction by the amount of certain excess liabilities. The exchange value of the Heartland Common Stock to be issued in the CMAX Merger will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the 20-trading-day period ending on the fifth business day preceding the consummation of the CMAX Merger (or February 15, 1996 based upon a contemplated closing date of February 23, 1996).

         1495

                              THE COMBINED COMPANY

BUSINESS OF THE COMBINED COMPANY AFTER THE TRANSACTIONS

     Following the consummation of the Transactions, but prior to any dispositions of Heartland Disposition Assets consummated in connection therewith or thereafter, Heartland, directly or through one or more subsidiaries, will acquire all the assets and liabilities and succeed to the businesses of AWS and CMAX and acquire substantially all of the assets and certain of the liabilities and succeed to all of the businesses of FTW Venture, Minneapolis LLC and TSC formerly conducted through Technivision (as operated by Heartland following consummation of the Transactions, such businesses, assets and liabilities, together with the current business, assets and liabilities of Heartland, are hereinafter referred to collectively as the "Combined Company"). To the extent that any of the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction or the TSC Transaction are not consummated, the assets and liabilities of AWS, CMAX, FTW Partnership, Minneapolis Partnership or TSC, respectively, will not constitute a part of the Combined Company. In addition, to the extent that any of the Heartland Disposition Assets are not sold or otherwise disposed of by Heartland, such assets will continue to be owned and operated by the Combined Company, but held for disposition.

     The Combined Company will be in the business of developing, owning and operating wireless cable television systems in primarily small to mid-sized markets within the central United States. The Combined Company expects to continue targeting small to mid-sized markets with significant numbers of LOS households that are unpassed by traditional hard-wire cable and to otherwise pursue the business strategy employed by Heartland to date. Assuming the consummation of each of the Transactions and the disposition of all of the assets constituting Heartland Disposition Assets, the Combined Company will have wireless cable channel rights in 79 markets, representing approximately 8.2 million households, approximately 6.8 million of which Heartland estimates will be serviceable by LOS transmissions. Heartland further estimates that within these markets, approximately 2.4 million LOS households, or approximately 36% of the Combined Company's total LOS households, are currently unpassed by traditional hard-wire cable systems. The Combined Company's 79 markets will include (i) approximately 33 markets in which the Combined Company will have wireless cable television systems in operation, (ii) nine markets in which the Combined Company will have wireless cable television systems under construction,
(iii) 21 near-term launch markets in which the Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and (iv) 16 long-term launch markets, including 11 in which the Combined Company will have aggregated sufficient wireless cable channel rights to commence construction of a system and five in which the Combined Company will have leases with or options from applicants for channel licenses that Heartland expects to be granted by the FCC. Assuming consummation of the Transactions and disposition of the Heartland Disposition Assets, as of November 30, 1995, the 33 systems which Heartland anticipates the Combined Company will operate were providing wireless cable service to approximately 117,000 subscribers. Although management of Heartland is currently performing an ongoing evaluation regarding the nature and scope of the operations of the Combined Company following the consummation of the Transactions, various short- and long-term strategic considerations will need to be addressed following such consummation with regard to the integration and consolidation of the various businesses comprising the Combined Company. Many of the operational and strategic decisions with respect to the business of the Combined Company have not been made and may not be made prior to the consummation of the Transactions. Significant uncertainties and risks relating to the businesses and operations of the Combined Company and the integration of its various businesses and assets exist as of the date hereof and can be expected to continue to exist following consummation of the Transactions. The quality, timing and manner of decisions made by management of the Combined Company with respect to the integration and operation of its various businesses and assets following the consummation of the Transactions will materially affect the operations of the Combined Company and its financial results. See "Risk Factors -- Factors Associated with Heartland" and "The Combined Company Planned Divestitures."

     In addition to developing, owning and operating wireless cable television systems in small to mid-sized markets located in the central United States, the Combined Company will have an equity investment in

         1496

Wireless One which it currently proposes to hold indefinitely. Assuming consummation of a Newco Transaction, the Combined Company will also have an equity interest in Newco which it currently intends to hold indefinitely. The Wireless One and Newco investments will permit Heartland to participate, indirectly as an equity owner, in the ownership, development and operation of wireless cable television systems in markets outside of Heartland's traditional demographic and geographic focus. No assurance can be given that the Combined Company will experience an increase in value or return on its investment, if any, in Newco. Heartland does not anticipate receiving any cash dividends from its investment in Wireless One or Newco, if the Newco Transaction is consummated, in the foreseeable future. Heartland is not obligated to fund the future capital requirements of Wireless One, and will not be required to fund the capital requirements of Newco. Because the Combined Company is expected to hold its investment in Wireless One and its proposed investment in Newco indefinitely, and because neither Wireless One nor Newco is expected to pay cash dividends in the foreseeable future, neither investment should materially affect the liquidity of the Combined Company. There can be no assurance that a market for the Combined Company's investment in Wireless One or Newco will exist in the future or to what extent such investments will affect the liquidity and capital resources of the Combined Company. See "Information Concerning Heartland -- The Business -- Recent Transaction."

     The Combined Company will continue to be subject to all of the liabilities of Heartland, AWS and CMAX and certain of the liabilities, as discussed herein, of FTW Partnership, the Minneapolis Partnership and TSC. Included among these liabilities will be litigation to which Heartland, AWS and CMAX are parties. Pursuant to the terms of the TSC Agreement, the FTW Agreement and the Minneapolis Agreement, Heartland will only assume known liabilities. Although Heartland anticipates that the Combined Company will continue to operate AWS and CMAX as wholly owned subsidiaries, litigation or other liabilities affecting those entities may still materially affect the Combined Company. For a discussion of certain liabilities of AWS under federal and state securities laws and certain litigation to which AWS is a party, see "Risk Factors -- Factors Associated with Heartland -- Recession Rights of Partners of Minneapolis Partnership and ATW Partnership."

     The summary pro forma financial information for the Combined Company indicates pro forma annual revenues of approximately $20.1 million and operating loss of approximately $14.6 million for the prior pro forma fiscal year. The pro forma balance sheet for the Combined Company reflects cash of approximately $68.6 million, working capital of approximately $99.5 million and a current ratio of 6.18-to-one as of September 30, 1995. Management of Heartland believes that, subject to consummation of each of the Transactions and disposition of all of the Heartland Disposition Assets, the Combined Company will experience a reduction in annual operating costs as a result of the elimination of duplicative public company expenses such as investor relations, regulatory filings and related legal and accounting costs, and as a result of the elimination of duplicative executive officers and related staffing. See "Pro Forma Financial Information Relative to the Transactions."

         1497

     The table below provides information regarding the 79 markets (excluding Heartland Disposition Assets) in which Heartland has or, upon consummation of the Transactions, will have wireless cable channel rights that it currently intends to retain and develop.

                                                                                               NUMBER OF
                                               ESTIMATED       ESTIMATED                     SUBSCRIBERS AT
                                                 TOTAL       LINE-OF-SIGHT      CURRENT       NOVEMBER 30,
                   MARKET                      HOUSEHOLDS     HOUSEHOLDS      CHANNELS(1)         1995
---------------------------------------------  ----------    -------------    -----------    --------------
Existing Systems
  Ada, OK....................................      30,399         24,319           32              6,508
  Wichita Falls, TX..........................      78,290         74,376           28              6,093
  Midland, TX................................     120,037        114,035           26              5,017
  Abilene, TX................................      86,676         82,344           23              4,020
  Lawton, OK.................................      97,023         92,172           27              6,334
  Laredo, TX.................................     313,406(2)     297,736(2)        27              5,420
  Enid, OK...................................      76,602         72,772           21              3,694
  Lindsay, OK................................      51,041         40,833           32              3,267
  Ardmore, OK................................      60,192         51,163           20              3,233
  Mt. Pleasant, TX...........................      33,589         26,871           16              1,684
  Lufkin, TX.................................     117,534         88,150           12                 --(3)
  Shaw, KS...................................      47,223         42,763           30              3,961
  Texarkana, TX..............................     118,204         94,563           20              1,997
  Stillwater, OK.............................      54,562         40,922           20              5,428
  Lubbock, TX................................     123,934        105,323           34(4)           5,934
  McLeansboro, IL............................      80,136         60,102           18                859
  Vandalia, IL...............................      73,593         55,195           20              1,365
  Olney, IL..................................      67,812         50,859           20              1,195
  Lykens, OH.................................     210,800        168,640           24                700
  Paragould, AR..............................      77,523         58,500           21              2,157
  Sikeston, MO...............................      69,837         52,378           24              2,163
  Taylorville, IL............................     159,596        119,697           20              1,336
  Peoria, IL.................................     276,446        248,801           22                762
  Manhattan, KS..............................      56,473         42,355           20                945
  O'Donnell, TX..............................      68,940         65,493           20              1,053
  Olton, TX..................................      32,548         30,921           20                933
  Monroe City/Lakenan, MO....................      46,376         34,782           27                978
  Paris, TX..................................      55,445         41,584           20                 79
  Champaign, IL(5)...........................     164,992        148,493           23              2,120
  Austin, TX(6)..............................     360,000        250,000           31             12,299
  Temple/Killeen, TX(6)......................     110,000         80,000           35              6,312
  Waco, TX(6)................................     100,000         80,000           35              3,860
  Corpus Christi, TX(6)......................     135,000        108,000           31             15,468
                                                ---------      ---------                        --------
          Total -- Existing Systems..........   3,554,229      2,944,142                         117,174
                                                =========      =========                        ========

         1498

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
SYSTEMS UNDER CONSTRUCTION(8)
  Corsicana/Athens, TX...............................       69,161           62,245            23(9)
  Hamilton, TX.......................................       28,551           21,413            20
  Harper/Freeport, IL................................      125,269           93,952            20
  Marion, KS.........................................       53,881           40,411            19
  Peaksville, MO.....................................       48,157           36,118            15
  Sherman/Denison, TX................................      100,000           90,000            31(11)
  Sterling, KS.......................................       45,213           38,431            24
  Strawn/Ranger, TX..................................       34,488           25,866            20
  Walnut Grove, IL...................................       84,226           63,170            20
                                                         ---------        ---------
          Total -- Systems Under Construction........      588,946          471,606
                                                         ---------        ---------
NEAR-TERM LAUNCH MARKETS(12)
  Adairsville, GA(10)................................      205,662          154,247            16
  Amarillo, TX.......................................      106,670          101,337            26(13)
  Anthony, KS........................................       15,798           11,845            16
  Bellflower, MO.....................................       63,384           57,046            20
  Bluffs, IL.........................................       46,389           34,792            20
  Columbia, MO.......................................      149,622          127,179            18
  Forrest City, AR...................................       55,642           41,732            21
  Holdenville, OK....................................       50,637           45,573            16
  Kossuth, TX........................................       52,490           39,368            20
  Lenapah, OK........................................       51,921           38,941            12
  Mayfield, KY.......................................      175,948          155,972            21
  Muskogee, OK.......................................       66,510           53,208            18
  Powers Crossroads, GA(10)..........................      135,037          101,278            20
  Purdin, MO.........................................       25,001           18,751            20
  Rutledge, GA(10)...................................      141,370          106,028            16
  Shreveport, LA.....................................      214,315          182,168            24
  Springfield, MO....................................      139,706          118,750            16
  Tulsa, OK..........................................      321,922          273,634            16
  Tyler, TX..........................................      233,416          186,734            14
  Weatherford, OK....................................       31,445           29,873            16
  Wick, OH...........................................      336,098          268,878            21
                                                         ---------        ---------
          Total -- Near-Term Launch Markets..........    2,618,983        2,147,334
                                                         ---------        ---------

         1499

                                                        ESTIMATED         ESTIMATED         EXPECTED
                                                          TOTAL         LINE-OF-SIGHT     CHANNELS AT
                       MARKET                          HOUSEHOLDERS      HOUSEHOLDS       LAUNCH(1)(7)
-----------------------------------------------------  ------------     -------------     ------------
LONG-TERM LAUNCH MARKETS(14)
  Altus, OK..........................................       30,653           29,120            16
  Burnet, TX.........................................       24,917           18,688            16
  Charlotte, TX......................................       32,771           24,578            16
  Crow, TX...........................................       71,421           57,137            12
  Des Moines, IA.....................................      267,279          240,551            16
  El Dorado, AR......................................       54,727           38,310            16
  El Paso, TX(6).....................................      200,000          180,000            27
  Elk City, OK.......................................       26,379           21,103            16
  Fischer, TX........................................      317,039          237,779            20
  Henryetta, OK......................................       31,968           25,574            16
  Ingram, TX.........................................       26,235           19,676            20
  McAlester, OK......................................       36,475           25,533            16
  Miami, OK..........................................       70,820           60,197            15
  Sabinal, TX........................................       15,795           11,846            20
  Seminole, OK.......................................       42,204           35,873            19
  Topeka, KS.........................................      211,762          190,586            16
                                                         ---------        ---------
          Total -- Long-Term Launch Markets..........    1,460,445        1,216,551
                                                         ---------        ---------
          Total -- All Company Markets...............    8,222,603        6,779,633
                                                         =========        =========

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by the Combined Company over wireless cable channels.

 (2) Includes households located in Mexico, to which Heartland would be permitted to provide service in conjunction with a Mexican-owned company.

 (3) Construction of the Lufkin System was completed in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Includes additional channels acquired pursuant to a Sublease Agreement with CMAX. Channel capacity has been increased by 12 channels in the Lubbock System, of these channels, 4 are the subject of an appeal by an unsuccessful applicant for the frequencies.

 (5) Heartland acquired the system in Champaign, Illinois on January 16, 1996.

 (6) Heartland will acquire the Austin, Temple/Killeen, Waco, Corpus Christi and El Paso, Texas markets upon the consummation of the Transactions.

 (7) Heartland's business strategy is generally to launch a market with approximately 12 wireless cable channels. Although Heartland has no current intention to launch any market with less than 12 channels, Heartland will launch certain markets with more than 12 channels and may, at some point in the future, launch one or more markets with less than 12 channels due to FCC construction deadlines or competitive considerations in such markets. Expected channels at launch includes channels with respect to which Heartland has a lease with or an option from a channel license holder, an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. In certain markets, Heartland has rights to additional wireless cable channels but does not expect to utilize such channels upon system launch.

 (8) Systems in which the system head-end is under construction. Expected channels at launch for such systems include channels with respect to which Heartland has a lease with or an option from a channel license holder or an applicant for a channel license.

 (9) Includes additional channels acquired pursuant to a Sublease Agreement with CMAX. Channel capacity has been increased by 7 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(10) Wireless One has the option to purchase these markets through February 28, 1996 for $7.2 million.

(11) Channels acquired pursuant to a Sublease Agreement with CMAX. Of these channels, eight are the subject of uncontested application proceedings.

(12) Heartland has aggregated sufficient wireless cable channel rights in such markets to commence construction of a system.

(13) Includes additional channels acquired pursuant to a Sublease Agreement with CMAX. Channel capacity has been increased by 9 channels, of which an application relating to 4 channels has been dismissed and is the subject of a reinstatement position.

(14) Such markets include seven markets with respect to which Heartland has aggregated sufficient wireless cable channel rights to commence construction of a system and four markets with respect to which Heartland has a lease with or an option from an applicant for a channel license or an entity that has had an application for a channel license returned without prejudice by the FCC and which will be refiled. Heartland expects a substantial number of such licenses to be granted by the FCC.

         1500

MANAGEMENT OF THE COMBINED COMPANY

     Following the consummation of the Transactions, management of Heartland will manage the Combined Company and the Board of Directors of the Combined Company will consist entirely of the Board of Directors of Heartland. Although Heartland has entered into a consulting and noncompetition agreement with Steven
G. Johnson, the President of AWS, management of Heartland does not otherwise expect to retain executive officers or significant numbers of other management personnel of AWS or CMAX or to enter into employment relationships with executive officers or management personnel of TSC, the Minneapolis Partnership or FTW Partnership. To the extent necessary to maintain customer service and system launch schedules, the Combined Company may retain certain nonmanagerial employees of AWS, CMAX or TSC. Mr. Johnson has entered into a consulting and noncompetition agreement with Heartland pursuant to which Mr. Johnson, following consummation of the AWS Merger, will provide consulting and transition services to the Combined Company with regard to AWS and its assets and will refrain from competing with the Combined Company or any of its transferees in any wireless cable television market owned or operated by AWS as of October 31, 1995 for a period of three years. In exchange for entering into the consulting and noncompetition agreement, Mr. Johnson will receive a total of $700,000 payable over a two-year period. No member of the Board of Directors of AWS or CMAX will continue to serve as a member of the Board of Directors or as an executive officer of the Combined Company or of AWS or CMAX, respectively. No member of the Board of Directors of TSC or of the management committees of either the Minneapolis Partnership or FTW Partnership will serve as a member of the Board of Directors or as an executive officer of the Combined Company or any of its subsidiaries following the consummation of the TSC Transaction, the FTW Transaction or the Minneapolis Transaction. See "Information Concerning Heartland -- Management."

PRINCIPAL HOLDERS

     The following table sets forth (a) the effect of the Transactions (assuming the consummation of all of the Transactions, an average closing price during the relevant periods of $28 per share (the approximate closing average of the Heartland Common Stock over the ten- and 20-day trading periods preceding the date hereof) or $17 per share (the closing average at which the maximum number of shares of Heartland Common Stock are issuable pursuant to the Transactions) of Heartland Common Stock and certain other assumptions, as noted) on the amount and percentage of present holdings of shares of Heartland Common Stock owned beneficially by each holder of five percent or more of the shares of Heartland Common Stock; and (b) persons that will beneficially own five percent or more of the outstanding shares of Heartland Common Stock outstanding immediately following the Transactions. See "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

                                                      HEARTLAND COMMON STOCK     HEARTLAND COMMON STOCK
                           HEARTLAND COMMON STOCK        OWNED AFTER THE            OWNED AFTER THE
                              OWNED BEFORE THE             TRANSACTIONS               TRANSACTIONS
                                TRANSACTIONS          (AT $17 PER SHARE)(1)      (AT $28 PER SHARE)(2)
                           -----------------------   ------------------------   ------------------------
          NAME              NUMBER      PERCENT(3)    NUMBER       PERCENT(4)    NUMBER       PERCENT(5)
-------------------------  --------     ----------   ---------     ----------   ---------     ----------
Hunt Capital Group,
  L.L.C..................  4,000,000       31.72%    4,000,000        17.14%    4,000,000        20.65%
David E. Webb............  1,900,425       15.07     1,900,425         8.14     1,900,425         9.81
L. Allen Wheeler.........  2,004,800       15.90     2,004,800         8.59     2,004,800        10.35
Jupiter Partners,
  L.P.(6)................  2,837,688       18.37     2,837,688        10.84     2,837,688        12.78
Charter Wireless Cable
  Holdings, L.L.C........          0           0     2,505,450        10.74     1,521,167         7.85
Three Sixty Corp.(7).....          0           0     2,073,529         8.89     1,187,500         6.13

---------------

(1) Assumes (i) there will be 4,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $3.5 million will be paid in the TSC Transaction, (iii) assumption of no liabilities in the TSC Transaction, (iv) the Dayton System will not be sold prior to the consummation of the Transactions and (v) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

(2) Assumes (i) there will be 3,500 subscribers to the Minneapolis system on the relevant date, (ii) additional subscriber consideration of $1.5 million will be paid in the TSC Transaction, (iii) assumption of $5 million of liabilities in the TSC Transaction, and (iv) CMAX's net liabilities do not exceed specified amounts. See "Information Concerning
    Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions."

         1501

(3) Based upon 12,611,132 shares of Heartland Common Stock outstanding as of December 31, 1995.

(4) Based on 23,332,434 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $17 per share, the closing average at which the maximum number of shares of Heartland Common Stock are issuable -- see "Information Concerning Heartland -- Calculation and Listing of Shares to be Issued in Connection with the Transactions").

(5) Based on 19,375,081 shares of Heartland Common Stock outstanding after the Transactions (assuming, among other things indicated, a closing average of $28 per share, the approximate closing average of the Heartland Common Stock over the preceding ten- and 20-day trading periods).

(6) Jupiter Partners, L.P. is the current owner of $40.0 million gross proceeds of Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). Each Convertible Note is convertible into the number of shares of Heartland Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price (as defined in the Convertible Notes) then in effect. The current Conversion Price is $15.34 per share.

(7) Reflects ownership prior to the distribution of the Heartland Common Stock in accordance with the TSC Liquidation Plan. See "Information Concerning Heartland -- Security Ownership of Principal Stockholders and Management."

PLANNED DIVESTITURES

     In connection with approving the Transactions, Heartland's Board determined that certain of the markets currently held by Heartland and certain of those to be acquired in the Transactions should be disposed of, either because their demographics are inconsistent with Heartland's focus on small to mid-sized markets with a significant number of LOS households unpassed by traditional hard-wired cable or because the Heartland Board felt that the consideration to be received in a disposition thereof might be attractive when compared to developing and operating a wireless cable system in the market. In particular, the Heartland Board identified the Maysville and Sweet Springs, Missouri, Grand Rapids/Moline Michigan, Napoleon/Bloom Center, Indiana and Flippin, Tennessee markets currently owned by Heartland, and the Los Angeles, California, Dallas, Ft. Worth and San Antonio, Texas, Memphis, Tennessee, Dayton, Ohio, Salt Lake City, Utah and Minneapolis, Minnesota markets to be acquired in the Transactions as being markets for which Heartland's management should seek one or more disposition opportunities for cash, promissory notes, retained equity interests or a combination thereof. Notwithstanding its determination to seek the sale, exchange or other disposition of the Heartland Disposition Assets, the Heartland Board felt that some or all of such markets, properly developed and operated, offered attractive opportunities to participate in the wireless cable television industry. As a result, the Heartland Board further directed Heartland's management to seek one or more opportunities to dispose of the Heartland Disposition Markets which might offer Heartland the ability to retain an equity interest, directly or indirectly, in the disposed of markets.

     Heartland is currently a party to an agreement relating to the disposition of the Memphis and Flippin, Tennessee markets, of which Flippin, Tennessee is currently owned by Heartland. Heartland will sell the Flippin market to TruVision for $1.5 million contemporaneously with the sale to TruVision by AWS of the Memphis market for $3.9 million (collectively, the "Memphis Transaction"). Heartland will not retain a direct or indirect interest in these markets.

     After substantial discussions and certain limited agreements regarding the conduct of their respective businesses during the pending of such negotiations, effective December 12, 1995, Heartland, CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), and CS Wireless Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of CAI ("Newco"), entered into a Participation Agreement (the "Participation Agreement"), pursuant to which Heartland or its subsidiaries will contribute or sell to Newco the wireless cable assets and all related liabilities of the Heartland Disposition Assets, other than the assets to be sold to TruVision as part of the Memphis Transaction and the Los Angeles, California channel rights of AWS (which Heartland will seek to sell directly to a third party). Simultaneous with Heartland's contribution and sale of these assets to Newco, CAI or its subsidiaries will contribute to Newco all of the outstanding capital stock of certain subsidiaries of CAI, which will retain all of their assets and liabilities related to the wireless cable markets of Bakersfield, California, Charlotte, North Carolina, Cleveland, Ohio and Stockton/Modesto, California. Subject to certain conditions, Heartland or CAI may sell certain of these assets prior to the closing or contribute cash to Newco in lieu thereof (such transactions collectively being referred to as the "Newco Transaction"). Heartland contemplates that the Newco Transaction will close contemporaneously with or immediately following consummation of the Transactions.

         1502

     The combination of these assets in Newco will create a company with approximately 5.7 million LOS households and 54,700 subscribers. CAI is a publicly held wireless cable company headquartered in Albany, New York whose common stock is publicly traded on NASDAQ:CAWS.

     In connection with the Newco Transaction, Heartland (or one or more of its subsidiaries) will receive (i) shares of Newco common stock, $.001 par value per share (the "Newco Common Stock"), constituting approximately 39.76% of the outstanding shares of Newco Common Stock at the closing, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a promissory note in the principal sum of $25 million payable nine (9) months from the closing (the "First Note") and (iv) a promissory note in the sum $15 million payable ten
(10) years from the closing (the "Second Note"). The First Note will (i) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall be applied immediately to the repayment of a portion of the First Note; (ii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for Newco's Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied to the repayment of the First Note; (iii) provide assurances, satisfactory to Heartland, that, to the extent not otherwise repaid, the First Note will be payable from $25 million of the net proceeds of $125 million of proceeds of senior discount notes contemplated to be issued by Newco (the "Newco Financing"), which is a condition to consummation of the Newco Transaction, which will be appropriately secured for such purpose; and (iv) bear interest at the effective rate of interest received by Newco from the investment of the $25 million of the net proceeds of the Newco Financing which are security for repayment of the First Note. The Second Note will (i) bear interest at the annual rate of 10%, subject to adjustment as described below; (ii) require that all of the net proceeds received by Newco from the sale of assets (including any proceeds received prior to consummation of the Newco Transaction from the sale of any of the assets to be contributed to Newco) shall, to the extent available after repayment of the First Note, be applied by Newco to the repayment of a portion of the Second Note; (iii) require that 30% (or such higher percentage as is deemed reasonable by the underwriter for the Newco Common Stock) of the net proceeds of any initial public offering of the Newco Common Stock shall be applied, to the extent available after the repayment of the First Note, to the repayment of the Second Note; (iv) provide that, if the Second Note is not paid in full within one year of the consummation of the Newco Transaction, the annual interest rate on the Second Note shall increase to 15% from and after the first anniversary of the closing; and (v) provide that all interest on the Second Note shall be payable in kind (interest computed rather than payable currently) to the first interest payment date after the Newco senior discount notes to be issued as part of the contemplated Newco Financing have been paid in full. The equity interests of Heartland and CAI in Newco will be subject to dilution for the issuance of (i) Newco Common Stock or warrants to acquire Newco Common Stock which may be issued as a part of the Newco Financing; (ii) options to acquire Newco Common Stock which may be issued to Newco's management; and (iii) warrants or options to acquire up to 10% of Newco's Common Stock (prior to the issuance of any warrants as part of the Newco Financing or options to Newco's management) to BANX, a partnership comprised of Bell Atlantic Corporation and NYNEX Corporation, which is a substantial investor in CAI. Within six months of closing, CAI and Heartland will complete certain post-closing net working capital calculations. Components of such calculations will include the relative accounts payable, accounts receivable and related working capital assets of the contributed systems, the number of granted channels represented and actually contributed to Newco for each market, increase or decrease in the number of subscribers in each contributed system from the number of subscribers stated in the Participation Agreement and related factors. Following such calculations, an increase or decrease will occur in the principal amount of the promissory notes to be received by Heartland from Newco, and CAI will either contribute or be entitled to a distribution of cash from Newco, depending upon such calculations.

     Pursuant to an agreement dated October 10, 1995, each of CAI and Heartland agreed to cooperate in the filing of applications for continuing participation in the public auctions for available spectrums in the multipoint and/or multichannel distribution service in 487 basic trading areas ("BTAs") and six
(6) additional BTA-like geographic areas. The auctions were commenced by the FCC on or about November 13, 1995 with respect to certain markets, including markets which are expected to be conveyed to Newco. In the

         1503

event of the award of any such licenses to either CAI or Heartland, Newco shall reimburse such entity for the amounts paid by such party upon conveyance of the applicable licenses to Newco.

     In connection with the closing of the Newco Transaction, CAI, Heartland and Newco will enter into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement will provide, among other things, that Heartland and CAI will agree to vote their shares of Newco Common Stock in favor of a Board of Directors of Newco having nine (9) members consisting of (i) up to four members designated by CAI (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that CAI has not disposed of more than one-half of the Newco Common Stock it held on the effective date of such agreement); (ii) up to three members designated by Heartland (provided that at least one of whom may not be an affiliate of either CAI or Heartland and that Heartland has not disposed of more than one-half of Newco Common Stock it held on the effective date of such agreement); (iii) the Chief Executive Officer of Newco; and (iv) the Chief Financial Officer of Newco. The Stockholders Agreement and Newco's Bylaws further provide that certain transactions will require the affirmative approval of at least 70% (7 of 9) of the Directors of Newco. Such transactions include (i) the participation of Newco in a merger or consolidation, or the sale, lease, exchange or other disposition of all or any substantial part of the assets of Newco, or the liquidation of all or a substantial part of Newco; (ii) the issuance or sale by Newco of any capital stock of Newco, including the type and amount to be issued or sold, except for the options and warrants contemplated as part of the transaction; (iii) the taking of any action by Newco in its capacity as a stockholder of any subsidiary of Newco similar to the foregoing; (iv) any increase or decrease in the total number of directorships of Newco; (v) engaging in any business other than the designated business of Newco (transmitting video, voice or data, inclusive of related activities and services, including the use of wireless channels for any commercial purpose permitted by the FCC); (vi) establishing any executive or other committee of the Board of Newco; (vii) the creation, incurrence, assumption or guaranty of or in any manner becoming liable by Newco or any of its subsidiaries upon any obligation for money borrowed in excess of $10 million in the aggregate principal amount at any time outstanding or the incurrence of any obligation in excess of such amount in connection with the acquisition of property; (viii) the making of or having outstanding any loans or advances to any of Newco's past or present officers, directors or stockholders or to any member of their immediate family; (ix) the entering into, directly or indirectly, of any arrangement, contract or agreement not in the ordinary course of business with a monetary value in excess of $10 million; (x) the sale or other disposal (including contribution) of assets or capital stock (by merger or otherwise) of Newco or any of its subsidiaries, the value of which exceeds $10 million in either original cost or appraised value within any one-year period; (xi) the acquisition of securities or assets by Newco or any of its subsidiaries, the value of which exceeds $10 million in appraised value within any one year period; (xii) any change in the business of Newco from its stated business; or
(xiii) replacement of the Chief Executive Officer or the Chief Financial Officer of Newco.

     Further, the Participation Agreement and Stockholders Agreement provide that Newco may actively engage in discussions and activities with the goal of
(i) acquiring additional geographic markets and assets related to its business;
(ii) selling or otherwise disposing of some or all of its assets (including a sale of all or a portion of the Newco Common Stock by merger or otherwise); and
(iii) creating one or more joint ventures or other joint operations which may involve, among other matters, contributing all or a portion of Newco's assets to such joint venture or operation in exchange for an equity interest therein, cash, notes or other suitable consideration; provided, however, that (A) no such activity shall be undertaken unless the Newco Board determines that each such activity is in the best interest of Newco and (B) with respect to the activities described in clauses (ii) and (iii) above, (i) such sales, contributions and dispositions shall be limited to the markets contributed by Heartland and CAI to Newco; (ii) if any such sales are agreed to or consummated prior to the consummation of the Newco Transaction, the initial purchaser of the Newco Financing shall give its written consent thereto prior to effecting the Newco Financing; (iii) the proposed underwriter mutually selected by CAI and Heartland for an initial public offering, if any, of the Newco Common Stock proposed to be initiated during the first year after the closing shall state in writing that any such proposed sale, disposition or joint venture would not have a negative impact on said initial public offering; and (iv) Newco shall not sell, contribute or otherwise dispose of any of its assets (or shares of Newco Common Stock by merger or otherwise) having a value in excess of $10 million in either original cost or appraised value unless the consideration received by Newco shall approximate the greater of (I) the then fair market value of such asset;

         1504

or (II) an amount equal to the aggregate of (x) the valuation given to such assets at the time of contribution to Newco by Heartland and CAI, as the case may be, plus (y) the amount of any cash investments made by Newco with respect to such assets (such as new subscriber or head-end equipment) plus (z) the full effective after tax cost to Newco of that portion of the Newco Financing (including without limitation the interest rate, initial purchaser's discount, cost of complying with the requirements of the Newco Financing documents and, if applicable, cost of warrants, prepayment penalties and/or change in control premiums) equal to the net proceeds to be received from such sale, contribution or disposition. So long as such transaction is reasonably likely to be consummated within one year after the date of the Participation Agreement and if each of the above requirements are met, CAI and Heartland have each agreed to take any and all actions (on a timely basis) necessary to effect said transaction, including without limitation voting (or causing the vote of) all of the shares of Newco Common Stock held by Heartland and CAI in favor of such transaction.

     If (i) the Newco Transaction is terminated without the closing having occurred, following satisfaction of all material conditions to the closing by Heartland specified in the Participation Agreement; (ii) CAI has not undertaken any action reasonably calculated to prevent the closing; and (iii) Heartland has not at any time prior to the termination of the Participation Agreement, or within one year after such termination, engaged in a transaction involving the sale, transfer or other disposition of at least two of the three markets of Dallas-Fort Worth, Texas (counted as one market), Salt Lake City, Utah and Minneapolis, Minnesota, Heartland shall pay to CAI a break-up fee equal to $3 million, which shall be payable immediately upon the consummation of such transaction as the sole and exclusive remedy to CAI and Newco for Heartland's failure to close the Newco Transaction in breach of the Participation Agreement. CAI is required to pay a break-up fee of $3 million to Heartland if it fails to consummate the Newco Transaction following satisfaction of all material conditions to closing by CAI and it engages in a transaction involving the sale, transfer or other disposition of the Cleveland, Ohio market prior to or within one year following termination of the Participation Agreement, which shall be Heartland's sole and exclusive remedy for CAI's failure to close the Newco Transaction.

     Pursuant to the Participation Agreement, all representations and warranties of CAI and Heartland survive closing of the Newco Transaction for a period of four months. Each party indemnifies the other from and against all damages resulting from a breach of such representations and warranties; provided, however, that no indemnification payment is made for any portion of the initial $500,000 of damages claimed. Either party may reimburse the other for such damages through a combination of cash (or, in the case of Heartland, reduction of the First Note and Second Note) or the assignment of Newco Common Stock not to exceed 50% of the amount of said damages, with shares thereof valued at the values agreed upon by Heartland and CAI as of the consummation of the Newco Transaction.

     Consummation of the Newco Transaction is expected contemporaneously with or immediately following consummation of the Transactions and is subject to significant customary closing conditions, including, without limitation, consummation of the Transactions, receipt of certain consents (including consent of the holders of CAI's outstanding debt securities), consummation of the Newco Financing on terms acceptable to Heartland and CAI, acceptable partition or interference agreements with respect to certain markets adjacent to the Newco markets, certain regulatory approvals, and satisfactory due diligence review by each party of the assets to be contributed to Newco. Such conditions may be waived in certain circumstances. No assurance can be given that such conditions will be satisfied. If such closing conditions are not satisfied, Heartland will actively seek one or more disposition opportunities for this portion of the Heartland Disposition Assets for cash, promissory notes, retained equity interests or a combination thereof. See "The Combined Company -- Business of the Combined Company After the Transactions," "-- Planned Divestitures" and
"-- Reasons for the Transactions."

REASONS FOR THE TRANSACTIONS

     The AWS Merger. The Board of Directors of Heartland (the "Heartland Board") has approved and adopted the AWS Merger Agreement. The Heartland Board believes that the AWS Merger is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the AWS Merger would provide Heartland with wireless cable television systems and channel rights targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of their acquisition. Further, if the planned

         1505

disposition of all of AWS's channel rights is not consummated, the Heartland Board believes that the AWS Merger would increase Heartland's competitive position in the industry by increasing the aggregate number and size of its wireless cable television systems and channel rights at favorable acquisition costs. Such systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The FTW Transaction. The Heartland Board has approved and adopted the FTW Agreement. The Heartland Board believes that the FTW Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the FTW Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including the FTW Interest) is not consummated, the Heartland Board believes the FTW Transaction would increase Heartland's competitive position in the Fort Worth, Texas and Dallas, Texas markets (coupled with the consummation of the AWS Merger) by consolidating the wireless cable television markets of Fort Worth, Texas and Dallas, Texas. Such markets would substantially add to Heartland's geographic cluster of markets in the northern regions of the State of Texas. Such systems would then be held for disposition or strategic exchange for other systems and channel rights, which the Heartland Board believes would enhance Heartland's competitive position.

     The Minneapolis Transaction. The Heartland Board has approved and adopted the Minneapolis Agreement. The Heartland Board believes that the Minneapolis Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the Minneapolis Transaction will provide Heartland with a wireless cable television system targeted for disposition on terms and conditions favorable to Heartland in comparison with the cost of its acquisition. Further, if the planned disposition of certain channel rights (including rights held by the Minneapolis Partnership in the Minneapolis LLC) is not consummated, the Minneapolis system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The CMAX Merger. The Heartland Board has approved and adopted the CMAX Merger and the CMAX Merger Agreement. The Heartland Board believes that the CMAX Merger is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the CMAX Merger will provide Heartland with
(i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (Amarillo, Athens, Austin, Lubbock, Sherman/Denison, Temple/Killeen and Waco, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and
(ii) wireless cable television systems and channel rights targeted for disposition (Salt Lake City, Utah and San Antonio, Texas) on terms and conditions favorable to Heartland in comparison with their cost of acquisition. If the planned disposition is not consummated, the San Antonio and Salt Lake City systems would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

     The TSC Transaction. The Heartland Board has approved and adopted the TSC Agreement. The Heartland Board believes that the TSC Transaction is fair to and in the best interest of Heartland and its stockholders. The Heartland Board believes that the TSC Transaction would provide Heartland with (i) additional wireless cable television systems and channel rights consistent with Heartland's rural market focus (El Paso and Corpus Christi, Texas) strategically located with Heartland's existing wireless cable television systems in the State of Texas and (ii) wireless cable television systems targeted for disposition (Dayton, Ohio) on terms and conditions favorable to Heartland in comparison with its cost of acquisition. If the planned disposition is not consummated, the Dayton system would then be held for disposition or strategic exchange for other systems and channel rights which the Heartland Board believes would enhance Heartland's competitive position.

         1506

                        PRO FORMA FINANCIAL INFORMATION
                          RELATIVE TO THE TRANSACTIONS

     The following unaudited pro forma condensed consolidated financial information presents pro forma financial information of Heartland in three sets of pro forma financial statements. The pro forma financial information consists of (1) an Unaudited Pro Forma Condensed Combined Balance Sheet for the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Combined Statements of Operations for the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995, (collectively, the "Combined Pro Forma Statements for the Transactions"), (2) an Unaudited Pro Forma Condensed Balance Sheet for each of the Transactions as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for each of the Transactions for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Individual Pro Forma Statements for the Transactions") and (3) an Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 and the related Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Pro Forma Statements for Consummated Events") (all such pro forma financial information together, the "Pro Forma Statements"). The Pro Forma Statements for the Transactions and the Individual Pro Forma Statements for the Transactions follow on pages 77 to 100 of this Proxy Statement/Prospectus. The Pro Forma Statements for Consummated Events have been included on pages F-31 to F-36 of the Proxy Statement/Prospectus.

     The Pro Forma Statements for the Transactions adjust the Pro Forma Statements for Consummated Events to give effect to the Transactions as if the Transactions had occurred on September 30, 1995 for balance sheet information and January 1, 1994 for statement of operations information. The Pro Forma Statements for the Transactions assume that all the Transactions and the proposed Heartland Disposition Assets will be consummated by Heartland. However, because there can be no certainty regarding which of the Transactions, if any, will be consummated and because, correspondingly, it is impossible to precisely determine the ultimate plan of disposition (some assets from each of the Transactions will potentially be disposed of by Heartland or its predecessors), a large number of other potential pro forma outcomes are possible. As a result, Heartland has presented the Individual Pro Forma Statements for the Transactions which include pro forma adjustments related to each separate Transaction and associated disposition. This method of presentation provides readers with all of the information necessary to recalculate, should they so desire, Heartland's pro forma financial information under any possible scenario that might arise from the acquisition and disposition plans described in this Proxy Statement/Prospectus.

     The Transactions will be accounted for by the purchase method of accounting. With respect to the Transactions, the purchase price has been allocated on a preliminary basis to the assets and liabilities acquired based on the estimated fair values of such assets and liabilities.

     The Pro Forma Statements and accompanying notes should be read in conjunction with Heartland's consolidated financial statements (including notes thereto) appearing elsewhere in the Proxy Statement/Prospectus. The Pro Forma Statements do not purport to represent what Heartland's results of operations or financial position actually would have been had such transactions or events occurred on the dates specified, or to project Heartland's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that Heartland's management believes are reasonable. In the opinion of Heartland's management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

         1507


                     HEARTLAND WIRELESS COMMUNICATIONS, INC.

    UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET FOR THE TRANSACTIONS
                                SEPTEMBER 30, 1995

                                      ASSETS

                                                                                                                FTW
                                                                HEARTLAND         CMAX           AWS        PARTNERSHIP
                                                               PRO FORMA(A)   PRO FORMA(B)   PRO FORMA(C)   PRO FORMA(D)
                                                               ------------   ------------   ------------   ------------
Cash and cash equivalents..................................     $47,155,064     $   786,392    $ 5,082,653   $        --


Restricted investments.....................................      11,669,874              --             --            --
Net assets held for cash sale or exchange..................       2,200,000              --      7,250,000            --
Note receivable............................................              --              --             --            --
Other current assets.......................................       3,035,281         673,913         89,724            --
                                                                -----------     -----------   ------------   ------------
Total current assets.......................................      64,060,219       1,460,305     12,422,377            --
Systems and equipment, net.................................      43,368,952      17,035,351        218,404            --
Leased license investment, net.............................      60,482,276      32,556,597             --            --
Investment in Wireless One.................................      14,602,442              --             --            --
Investment in CS Wireless..................................              --              --             --            --
Excess of cost over fair value of net assets acquired......       4,470,286       8,549,540      9,015,248            --
Net assets held for exchange...............................              --      43,610,341     27,498,434    16,191,304
Restricted investments.....................................      13,077,340              --             --            --
Note receivable............................................              --              --             --            --
Other assets, net..........................................      10,435,034              --         77,179            --
                                                               ------------    ------------   ------------   -----------
                                                               $210,496,549    $103,212,134    $49,231,642   $16,191,304
                                                               ============    ============    ===========   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt..........................    $    616,610    $    787,500    $    99,442   $        --
Other current liabilities..................................      10,130,631       3,042,950      1,468,523            --
                                                               ------------    ------------    -----------   -----------
Total current liabilities..................................      10,747,241       3,830,450      1,567,965            --
Long-term debt, less current portion.......................     139,428,429      10,020,000      1,800,000            --
Deferred income taxes......................................       1,189,080       8,549,540      9,015,248            --
Other liabilities..........................................         279,695              --        233,044            --
Stockholders' equity.......................................      58,852,104      80,812,144     36,615,385    16,191,304
                                                               ------------    ------------    -----------   -----------
                                                               $210,496,549    $103,212,134    $49,231,642   $16,191,304
                                                               ============    ============    ===========   ===========
                                                               MINNEAPOLIS
                                                               PARTNERSHIP    TECHNIVISION     PRO FORMA
                                                               PRO FORMA(E)   PRO FORMA(F)    ADJUSTMENTS     PRO FORMA
                                                               ------------   ------------   -------------   ------------
Cash and cash equivalents..................................    $        --   $    56,297   $ (10,807,500)(G)  $ 68,613,369
                                                                                              (2,000,000)(H)
                                                                                              28,340,463 (I)
Restricted investments.....................................             --            --                        11,669,874
Net assets held for cash sale or exchange..................             --            --                         9,450,000
Note receivable............................................             --            --       25,000,000 (I)   25,000,000
Other current assets.......................................             --       281,895          (74,316)(I)    4,006,497
                                                                -----------   ----------     ------------      -----------
Total current assets.......................................             --       338,192       40,458,647      118,739,740
Systems and equipment, net.................................             --     6,151,964       (2,038,608)(I)   64,736,063
Leased license investment, net.............................             --    18,687,753       (2,482,706)(I)  109,243,920
Investment in Wireless One.................................             --            --                        14,602,442
Investment in CS Wireless..................................             --            --       55,875,666 (I)   55,875,666
Excess of cost over fair value of net assets acquired......             --     6,066,024                        28,101,098
Net assets held for exchange...............................     21,913,052    10,720,791    (119,933,922)(I)            --
Restricted investments.....................................             --            --                        13,077,340
Note receivable............................................             --            --      15,000,000 (I)    15,000,000
Other assets, net..........................................             --         5,300      (1,800,000)(G)     8,717,513
                                                               -----------   -----------   -------------     ------------
                                                               $21,913,052   $41,970,024    $ (14,920,923)    $428,093,782
                                                               ===========   ===========    =============     ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt..........................     $       --   $ 1,263,005    $    (787,500)(G) $  1,979,057
Other current liabilities..................................             --     2,890,995         (313,423)(I)   17,219,676
                                                                ----------   -----------     ------------      -----------
Total current liabilities..................................             --     4,154,000       (1,100,923)      19,198,733
Long-term debt, less current portion.......................             --            --      (11,820,000)(G)  139,428,429
Deferred income taxes......................................             --     6,066,024                        24,819,892
Other liabilities..........................................             --            --                           512,739
Stockholders' equity.......................................     21,913,052    31,750,000       (2,000,000)(H)  244,133,989
                                                               -----------   -----------      -----------     ------------
                                                               $21,913,052   $41,970,024    $ (14,920,923)    $428,093,782
                                                               ===========   ===========    =============     ============

                 See accompanying notes to Pro Forma Statements

         1508

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                        FTW
                                        HEARTLAND         CMAX           AWS        PARTNERSHIP
                                       PRO FORMA(A)   PRO FORMA(B)   PRO FORMA(C)   PRO FORMA(D)
                                       ------------   ------------   ------------   ------------
Total  revenues......................  $  7,590,823   $  6,765,741   $        --     $       --
                                       ------------   ------------   ------------    -----------
Operating expenses:
  Systems operations.................     4,188,612      3,270,598            --             --
  Selling, general and
    administrative...................     6,377,969      5,229,087            --             --
  Depreciation and
    amortization.....................     3,263,717      4,934,844            --             --
                                       ------------   ------------   ------------    -----------
      Total operating
        expenses.....................    13,830,298     13,434,529            --             --
                                       ------------   ------------   ------------    -----------
        Operating loss...............    (6,239,475)    (6,668,788)           --             --
Interest expense.....................    (4,185,033)      (459,536)           --             --
Equity in losses of investment.......    (1,004,594)           --             --             --
Interest income and other............       152,450        577,217            --             --
                                       ------------   ------------   ------------    -----------
      Loss before income
         taxes.......................   (11,276,652)    (6,551,107)           --             --
Income tax benefit...................     2,458,812      2,265,743            --             --
                                       ------------   ------------   ------------    -----------
      Net loss.......................  $ (8,817,840)  $ (4,285,364)  $        --     $       --
                                       ============   ============   ============    ===========
Net loss per share...................  $      (0.70)  $        --    $        --     $       --
                                       ============   ============   ============    ===========
Weighted average shares
  outstanding........................    12,541,444      2,886,148      1,307,692        578,261
                                       ============   ============   ============    ===========

                                       MINNEAPOLIS
                                       PARTNERSHIP    TECHNIVISION    PRO FORMA
                                       PRO FORMA(E)   PRO FORMA(F)   ADJUSTMENTS     PRO FORMA
                                       ------------   ------------   -----------    ------------
Total  revenues......................  $        --    $  5,735,071    $      --     $  20,091,635
                                       ------------   ------------    -----------   -------------
Operating expenses:
  Systems operations.................           --        2,662,495                    10,121,705
  Selling, general and
    administrative...................           --        1,812,854                    13,419,910
  Depreciation and
    amortization.....................           --        2,976,050                    11,174,611
                                       ------------   -------------   -----------   -------------
      Total operating
        expenses.....................           --        7,451,399           --       34,716,226
                                       ------------   -------------   -----------   -------------
        Operating loss...............           --       (1,716,328)                  (14,624,591)
Interest expense.....................           --       (1,388,263)                   (6,032,832)
Equity in losses of investment.......           --              --                     (1,004,594)
Interest income and other............           --              --                        729,667
                                       ------------   -------------   -----------   -------------
      Loss before income
         taxes.......................           --       (3,104,591)          --      (20,932,350)
Income tax benefit...................           --        1,148,699     1,409,641(J)    7,282,895
                                       ------------   -------------   -----------   -------------
      Net loss.......................  $        --    $  (1,955,892)   $1,409,641   $ (13,649,455)
                                       ============   =============   ===========   =============
Net loss per share...................  $        --    $         --    $       --    $       (0.71)
                                       ============   =============   ===========   =============
Weighted average shares                     782,609       1,133,929           --       19,230,083
  outstanding........................  ============   =============   ===========   =============



                 See accompanying notes to Pro Forma Statements

         1509

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                              FOR THE TRANSACTIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                                  FTW
                                                     HEARTLAND        CMAX          AWS       PARTNERSHIP
                                                    PRO FORMA(A)  PRO FORMA(B)  PRO FORMA(C)  PRO FORMA(D)
                                                    ------------  ------------  ------------  ------------
Total revenues..................................    $ 9,944,209   $ 6,674,530    $       --     $     --
                                                    -----------   -----------    ----------     --------
Operating expenses:
  Systems operations............................      3,371,531     2,973,011            --           --
  Selling, general and administrative...........      7,689,026     4,294,351            --           --
 Depreciation and amortization..................      4,396,920     5,210,043            --           --
                                                   ------------   -----------    ----------     --------
     Total operating expenses...................     15,457,477    12,477,405            --           --
                                                   ------------   -----------    ----------     --------
 Operating loss.................................     (5,513,268)   (5,802,875)           --           --
Interest expense................................     (8,908,459)     (945,475)           --           --
Equity in losses of investees...................     (1,049,583)           --            --           --
Interest income and other.......................      1,568,946       121,497            --           --
                                                   ------------   -----------    ----------     --------
      Loss before income taxes..................    (13,902,364)   (6,626,853)           --           --
Income tax benefit..............................             --     2,333,311            --           --
                                                   ------------   -----------    ----------     --------
      Net loss..................................   $(13,902,364)  $(4,293,542)   $       --     $     --
                                                   ============   ===========    ==========     ========
Net loss per share..............................   $      (1.10)  $        --    $       --     $     --
                                                   ============   ===========    ==========     ========
Weighted average shares outstanding.............     12,591,927     2,886,148     1,307,692      578,261
                                                   ============   ===========    ==========     ========
                                                   MINNEAPOLIS
                                                   PARTNERSHIP    TECHNIVISION   PRO FORMA
                                                   PRO FORMA(E)   PRO FORMA(F)  ADJUSTMENTS     PRO FORMA
                                                   ------------   ------------  -----------   ------------
Total revenues..................................     $     --      $ 4,138,790   $       --    $ 20,757,529
                                                     --------      -----------   ----------    ------------
Operating expenses:
  Systems operations............................           --        2,056,387                    8,400,929
  Selling, general and administrative...........           --        1,157,219                   13,140,596
 Depreciation and amortization..................           --        2,116,483                  11,723,446
                                                     --------      -----------   ----------    ------------
     Total operating expenses...................           --        5,330,089           --      33,264,971
                                                     --------      -----------   ----------    ------------
 Operating loss.................................           --       (1,191,299)          --     (12,507,442)
Interest expense................................           --         (625,728)                 (10,479,662)
Equity in losses of investees...................           --               --                   (1,049,583)
Interest income and other.......................           --          253,352                    1,943,795
                                                     --------      -----------   ----------    ------------
      Loss before income taxes..................           --       (1,563,675)          --     (22,092,892)
Income tax benefit..............................           --          494,394    5,011,374(J)    7,839,079
                                                     --------      -----------   ----------    ------------
      Net loss..................................     $     --      $(1,069,281)  $5,011,374    $(14,253,813)
                                                     ========      ===========   ==========    ============
Net loss per share..............................     $     --      $        --   $       --    $      (0.74)
                                                     ========      ===========   ==========    ============
Weighted average shares outstanding.............      782,609        1,133,929           --      19,280,566
                                                     ========      ===========   ==========    ============

                 See accompanying notes to Pro Forma Statements

         1510

          NOTES TO COMBINED PRO FORMA STATEMENTS FOR THE TRANSACTIONS

(A) Reflects pro forma information for events previously consummated by Heartland. See pages F-31 to F-36 for detailed pro forma adjustments related to events previously consummated by Heartland.

(B) Reflects pro forma information for the CMAX Merger. See pages 81 to 84 for detailed pro forma adjustments relating to the CMAX Merger.

(C) Reflects pro forma information for the AWS Merger. See pages 85 to 88 for detailed pro forma adjustments relating to the AWS Merger.

(D) Reflects pro forma information for the FTW Transaction. See pages 89 to 92 for detailed pro forma adjustments relating to the FTW Transaction.

(E) Reflects pro forma information for the Minneapolis Transaction. See pages 93 to 96 for detailed pro forma adjustments relating to the Minneapolis Transaction.

(F) Reflects pro forma information for the TSC Transaction. See pages 97 to 100 for detailed pro forma adjustments relating to the TSC Transaction.

(G) Reflects the repayment of certain indebtedness of CMAX by Heartland upon consummation of the CMAX Merger and the elimination of Heartland's $1.8 million note receivable from AWS. Any differences between historical interest expense recognized by CMAX on the retired indebtedness and interest expense which would be recognized by Heartland on a pro forma basis is not material.

(H) Reflects estimated costs to be incurred in connection with the issuance of Heartland's Common Stock upon consummation of the Transactions.

(I) Reflects Heartland's contribution to Newco of the Heartland Disposition Assets and the receipt by Heartland of (i) 39.76% of the outstanding common shares of Newco, (ii) approximately $28.3 million in cash payable by Newco at the closing, (iii) a $25 million promissory note payable 9 months from closing and (iv) a $15 million promissory note payable 10 years from the closing of the Participation Agreement.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1511

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                CMAX UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                       DISPOSITION            CMAX
                                       CMAX       ADJUSTMENTS         SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                    -----------   ------------       ------------   ------------       ------------
Cash and cash equivalents.........  $   786,392   $                  $    786,392   $                  $    786,392
Other current assets..............      938,437                           938,437       (264,524)(D)        673,913
                                    -----------   ------------       ------------   ------------       ------------
          Total current assets....    1,724,829             --          1,724,829       (264,524)         1,460,305
Systems and equipment, net........   26,447,933                        26,447,933     (9,412,582)(D)     17,035,351
Leased license investment, net....   21,271,892     45,899,604(B)      67,171,496    (34,614,899)(D)     32,556,597
Excess of cost over fair value of
  net assets acquired.............           --      8,549,540(C)       8,549,540                         8,549,540
Net assets held for exchange......           --                                --     43,610,341(D)      43,610,341
                                    -----------   ------------       ------------   ------------       ------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                    ===========   ============       ============   ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt............................  $   787,500   $                  $    787,500   $                  $    787,500
Other current liabilities.........    3,724,614                         3,724,614       (681,664)(D)      3,042,950
                                    -----------   ------------       ------------   ------------       ------------
          Total current
            liabilities...........    4,512,114             --          4,512,114       (681,664)         3,830,450
Long-term debt, less current
  portion.........................   10,020,000                        10,020,000                        10,020,000
Deferred income taxes.............           --      8,549,540(C)       8,549,540                         8,549,540
Stockholders' equity..............   34,912,540     80,812,144(A)      80,812,144                        80,812,144
                                                   (34,912,540)(A)
                                    -----------   ------------       ------------   ------------       ------------
                                    $49,444,654   $ 54,449,144       $103,893,798   $   (681,664)      $103,212,134
                                    ===========   ============       ============   ============       ============

                 See accompanying notes to Pro Forma Statements

         1512

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                       PURCHASE
                                        HISTORICAL    ACCOUNTING                      DISPOSITION          CMAX
                                           CMAX       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS        PRO FORMA
                                        -----------   -----------       -----------   -----------       -----------
Total revenues........................  $11,283,709   $        --       $11,283,709   $(4,517,968)(D)   $ 6,765,741
                                        -----------   -----------       -----------   -----------       -----------
Operating expenses:
  Systems operations..................    5,310,478                       5,310,478    (2,039,880)(D)     3,270,598
  Selling, general and
     administrative...................    9,027,094    (1,382,000)(E)     7,645,094    (2,416,007)(D)     5,229,087
  Depreciation and amortization.......    6,106,007     1,385,643(F)      7,919,127    (2,984,283)(D)     4,934,844
                                                          427,477(G)
                                        -----------   -----------       -----------   -----------       -----------
       Total operating expenses.......   20,443,579       431,120        20,874,699    (7,440,170)       13,434,529
                                        -----------   -----------       -----------   -----------       -----------
          Operating loss..............   (9,159,870)     (431,120)       (9,590,990)    2,922,202        (6,668,788)
Interest expense......................     (459,536)                       (459,536)                       (459,536)
Interest income and other.............      577,217                         577,217                         577,217
                                        -----------   -----------       -----------   -----------       -----------
       Loss before income taxes.......   (9,042,189)     (431,120)       (9,473,309)    2,922,202        (6,551,107)
Income tax benefit....................           --     3,346,958(H)      3,346,958    (1,081,215)(D)     2,265,743
                                        -----------   -----------       -----------   -----------       -----------
       Net loss.......................  $(9,042,189)  $ 2,915,838       $(6,126,351)  $ 1,840,987       $(4,285,364)
                                        ===========   ===========       ===========   ===========       ===========
Net loss per share....................                                  $     (2.12)                    $     (1.48)
                                                                        ===========                     ===========
Weighted average shares outstanding...                  2,886,148(A)      2,886,148                       2,886,148
                                                      ===========       ===========                     ===========

                 See accompanying notes to Pro Forma Statements

         1513

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           CMAX UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                  PURCHASE
                                  HISTORICAL     ACCOUNTING                      DISPOSITION          CMAX
                                     CMAX        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                  -----------    -----------      -----------    -----------       -----------
Total revenues..................  $10,621,647    $        --      $10,621,647    $(3,947,117)(D)   $ 6,674,530
                                  -----------    -----------      -----------    -----------       -----------
Operating expenses:
  Systems operations............    4,937,148                       4,937,148     (1,964,137)(D)     2,973,011
  Selling, general and
     Administrative.............    6,829,999     (1,364,926)(E)    5,465,073     (1,170,722)(D)     4,294,351
  Depreciation and
     amortization...............    7,251,068        607,918(F)     8,179,594     (2,969,551)(D)     5,210,043
                                                     320,608(G)
                                  -----------    -----------      -----------    -----------       -----------
       Total operating
          expenses..............   19,018,215       (436,400)      18,581,815     (6,104,410)       12,477,405
                                  -----------    -----------      -----------    -----------       -----------
          Operating loss........   (8,396,568)       436,400       (7,960,168)     2,157,293        (5,802,875)
Interest expense................     (945,475)                       (945,475)                        (945,475)
Interest income and other.......      121,497                         121,497                          121,497
                                  -----------    -----------      -----------    -----------       -----------
       Loss before income
          taxes.................   (9,220,546)       436,400       (8,784,146)     2,157,293        (6,626,853)
Income tax benefit..............           --      3,131,509(H)     3,131,509       (798,198)(D)     2,333,311
                                  -----------    -----------      -----------    -----------       -----------
       Net loss.................  $(9,220,546)   $ 3,567,909      $(5,652,637)   $ 1,359,095       $(4,293,542)
                                  ===========    ===========      ===========    ===========       ===========
Net loss per share..............                                  $     (1.96)                     $     (1.49)
                                                                  ===========                      ===========
Weighted average shares
  outstanding...................                   2,886,148(A)     2,886,148                        2,886,148
                                                 ===========      ===========                      ===========

                 See accompanying notes to Pro Forma Statements

         1514

               NOTES TO PRO FORMA STATEMENTS FOR THE CMAX MERGER

     The CMAX historical statement of operations for the year ended December 31, 1994 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1994 and unaudited statements of operations for the six months ended December 31, 1993 and 1994. The CMAX historical statement of operations for the nine months ended September 30, 1995 has been derived utilizing CMAX's historical audited statement of operations for the year ended June 30, 1995 and unaudited statements of operations for the six months ended December 31, 1994 and three months ended September 30, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of CMAX's historical equity and the issuance of 2,886,148 shares of Heartland Common Stock at an estimated average closing price of $28 per share in exchange for all outstanding shares of CMAX Common Stock. In addition, subsequent to September 30, 1995, Heartland paid CMAX a $2.4 million deposit with respect to the sublease of certain wireless cable channel rights in various Texas markets and agreed to loan CMAX up to $1,000,000. With respect to the $1,000,000 loan, $500,000 was advanced on December 29, 1995 to be used for working capital purposes and $500,000 may be used for subscriber growth.

(B) Reflects the fair value of approximately $67.2 million assigned to leased license investment for the acquisition of CMAX, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the CMAX net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the CMAX Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of CMAX that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel and professional fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the CMAX Merger. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the CMAX Merger, additional amortization of leased license investment has been calculated from January 1, 1994 since all current operating systems (except for Waco and Temple/Kileen, Texas systems) began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the CMAX Merger.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1515

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                AWS UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                 PURCHASE
                                   HISTORICAL   ACCOUNTING                      DISPOSITION            AWS
                                      AWS       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS         PRO FORMA
                                   ----------   -----------       -----------   ------------       -----------
Cash and cash equivalents........  $1,182,653   $ 3,900,000(B)    $ 5,082,653   $                  $ 5,082,653
Net assets held for cash sale or
  exchange.......................          --                              --      7,250,000(E)      7,250,000
Other current assets.............      89,724                          89,724                           89,724
                                   ----------   -----------       -----------   ------------       -----------
          Total current assets...   1,272,377     3,900,000         5,172,377      7,250,000        12,422,377
Systems and equipment, net.......     218,404                         218,404                          218,404
Leased license investment, net...   2,987,940    23,478,317(B)     23,396,257    (23,396,257)(E)            --
                                                 (3,900,000)(B)
                                                    830,000(D)
Investment in joint ventures.....   2,998,398     8,353,779(B)     11,352,177    (11,352,177)(E)            --
Excess of cost over fair value of
  net assets acquired............          --     9,015,248(C)      9,015,248                        9,015,248
Net assets held for exchange.....          --                                     27,498,434(E)     27,498,434
Other assets, net................      77,179                          77,179                           77,179
                                   ----------   -----------       -----------   ------------       -----------
                                   $7,554,298   $41,677,344       $49,231,642   $         --       $49,231,642
                                   ==========   ===========       ===========   ============       ===========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term
  debt...........................  $   99,442   $                 $    99,442   $                  $    99,442
Other current liabilities........     638,523       830,000(D)      1,468,523                        1,468,523
                                   ----------   -----------       -----------   ------------       -----------
          Total current
            liabilities..........     737,965       830,000         1,567,965             --         1,567,965
Long-term debt, less current
  portion........................   1,800,000                       1,800,000                        1,800,000
Deferred income taxes............          --     9,015,248(C)      9,015,248                        9,015,248
Other liabilities................     233,044                         233,044                          233,044
Stockholders' equity.............   4,783,289    36,615,385(A)     36,615,385                       36,615,385
                                                 (4,783,289)(A)
                                   ----------   -----------       -----------   ------------       -----------
                                   $7,554,298   $41,677,344       $49,231,642   $         --       $49,231,642
                                   ==========   ===========       ===========   ============       ===========

                 See accompanying notes to Pro Forma Statements

         1516

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                   PURCHASE
                                    HISTORICAL    ACCOUNTING                      DISPOSITION          AWS
                                        AWS       ADJUSTMENTS        SUB-TOTAL    ADJUSTMENTS       PRO FORMA
                                    -----------   -----------       -----------   -----------       ----------
Total revenues....................  $    83,333   $        --       $    83,333   $   (83,333)(E)   $       --
                                    -----------   -----------       -----------   -----------       ----------
Operating expenses:
  Systems operations..............           --
  Selling, general and
     administrative...............    3,521,413      (960,001)(F)     2,911,412    (2,911,412)(E)           --
                                                      350,000(G)
  Depreciation and amortization...      637,049       450,762(I)      1,087,811    (1,087,811)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Total operating expenses...    4,158,462      (159,239)        3,999,223    (3,999,223)              --
                                    -----------   -----------       -----------   -----------       ----------
          Operating loss..........   (4,075,129)      159,239        (3,915,890)    3,915,890               --
Interest expense..................     (976,867)                       (976,867)      976,867(E)            --
Equity in losses of investees.....     (200,436)     (281,439)(H)      (481,875)      481,875(E)            --
Interest income and other.........     (474,348)                       (474,348)      474,348(E)            --
                                    -----------   -----------       -----------   -----------       ----------
       Loss before income taxes...   (5,726,780)     (122,200)       (5,848,980)    5,848,980               --
Income tax benefit................           --     1,997,341(J)      1,997,341    (1,997,341)(E)           --
                                    -----------   -----------       -----------   -----------       ----------
       Net loss...................  $(5,726,780)  $ 1,875,141       $(3,851,639)  $ 3,851,639               --
                                    ===========   ===========       ===========   ===========       ==========
Net loss per share................                                  $     (2.95)                    $       --
                                                                    ===========                     ==========
Weighted average shares
  outstanding.....................                  1,307,692(A)      1,307,692                      1,307,692
                                                  ===========       ===========                     ==========

                 See accompanying notes to Pro Forma Statements

         1517

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

           AWS UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION          AWS
                                        AWS        ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    -----------    -----------      -----------    -----------       ----------
Total revenues....................  $    75,000    $        --      $    75,000    $   (75,000)(E)   $       --
                                    -----------    -----------      -----------    -----------       ----------
Operating expenses:
  Systems operations..............
  Selling, general and
     administrative...............    1,533,152       (315,035)(F)    1,480,617     (1,480,617)(E)           --
                                                       262,500(G)
  Depreciation and amortization...       66,079        338,072(I)       404,151       (404,151)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Total operating expenses...    1,599,231        285,537        1,884,768     (1,884,768)              --
                                    -----------    -----------      -----------    -----------       ----------
          Operating loss..........   (1,524,231)      (285,537)      (1,809,768)     1,809,768               --
Interest expense..................     (126,119)                       (126,119)       126,119(E)            --
Equity in losses of investees.....     (136,298)      (196,338)(H)     (332,636)       332,636(E)            --
Interest income and other.........      802,078                         802,078       (802,078)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Loss before income taxes...     (984,570)      (481,875)      (1,466,445)     1,466,455               --
Income tax benefit................           --        417,498(J)       417,498       (417,498)(E)           --
                                    -----------    -----------      -----------    -----------       ----------
       Net loss...................  $  (984,570)   $   (64,377)     $(1,048,947)   $ 1,048,947       $       --
                                    ===========    ===========      ===========    ===========       ==========
Net loss per share................                                  $     (0.80)                     $       --
                                                                    ===========                      ==========
Weighted average shares
  outstanding.....................                   1,307,692(A)     1,307,692                       1,307,692
                                                   ===========      ===========                      ==========

                 See accompanying notes to Pro Forma Statements

         1518

                NOTES TO PRO FORMA STATEMENTS FOR THE AWS MERGER

(A) Reflects the elimination of AWS's historical equity and the issuance of 1,307,692 shares of Heartland Common Stock at an estimated market price of $28 per share in exchange for all outstanding shares of AWS Common Stock. Pursuant to the terms of the AWS Merger Agreement and AWS Exchange Agreement, shares of Heartland Common Stock having an aggregate exchange value of $3.25 million ($2.75 million if certain litigation pending against AWS is resolved prior to the AWS Effective Time) will be placed in escrow for approximately one year to satisfy certain indemnification obligations of AWS to Heartland.

(B) Reflects the fair values of approximately $23.4 million and $11.4 million assigned to leased license investment and investment in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. The sale by AWS of the Memphis market for cash of $3.9 million has also been reflected in the pro forma balance sheet. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the AWS net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the recognition of liabilities for severance payments to certain executive officers of AWS.

(E) Reflects the reclassification of certain assets and liabilities acquired in the AWS Merger to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets have been eliminated from the pro forma statements of operations.

(F) Reflects the elimination of certain historical corporate general and administrative expenses of AWS that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees, salaries of officers and other duplicative corporate personnel, directors and officers insurance and professional fees.

(G) Reflects the additional expense from the non-competition and consulting agreement with an AWS executive officer.

(H) Reflects AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

(I) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the AWS Merger.

(J) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1519

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

          FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                              FTW
                                      FTW        ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $    25,014    $                $    25,014    $    (25,014)(C)   $        --
Other current assets............       62,456                          62,456         (62,456)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............       87,470             --           87,470         (87,470)               --
Systems and equipment, net......    1,001,027                       1,001,027      (1,001,027)(C)            --
Leased license investment,
  net...........................    2,178,002     17,542,631(B)    19,720,633     (19,720,633)(C)            --
Net assets held for exchange....           --                                      16,191,304(C)     16,191,304
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term
  debt..........................  $        --    $                $        --    $                  $        --
Other current liabilities.......    1,207,311       (637,311)(B)      570,000        (570,000)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    1,207,311       (637,311)         570,000        (570,000)               --
Minority interest...............       99,742      3,948,084(B)     4,047,826      (4,047,826)(C)            --
Stockholders' equity............    1,959,446     16,191,304(A)    16,191,304                        16,191,304
                                                  (1,959,446)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 3,266,499    $17,542,631      $20,809,130    $ (4,617,826)      $16,191,304
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

         1520

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                              FTW
                                         FTW        ACCOUNTING                       DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------       -----------    -----------       -----------
Total revenues.....................  $   667,260     $      --        $   667,260    $  (667,260)(C)    $      --
                                     -----------     ---------        -----------    -----------        ---------
Operating expenses:
  Systems operations...............      567,461                          567,461       (567,461)(C)           --
  Selling, general and
     administrative................      695,990      (100,000)(D)        595,990       (595,990)(C)           --
  Depreciation and amortization....      786,572       535,809(E)       1,322,381     (1,322,381)(C)           --
                                     -----------     ---------        -----------    -----------        ---------
       Total operating expenses....    2,050,023       435,809          2,485,832     (2,485,832)              --
                                     -----------     ---------        -----------    -----------        ---------
          Operating loss...........   (1,382,763)     (435,809)        (1,818,572)     1,818,572               --
Interest income and other..........       62,281        87,161(F)         149,442       (149,442)(C)           --
                                     -----------     ---------        -----------    -----------        ---------
       Loss before income taxes....   (1,320,482)     (348,648)        (1,669,130)     1,669,130               --
Income tax benefit.................           --                               --                              --
                                     -----------     ---------        -----------    -----------        ---------
     Net loss......................  $(1,320,482)    $(348,648)       $(1,669,130)   $ 1,669,130        $      --
                                     ===========     =========        ===========    ===========        =========
Net loss per share.................                                   $     (2.89)                      $      --
                                                                      ===========                       =========
Weighted average shares
  outstanding......................                    578,261(A)         578,261                         578,261
                                                     =========        ===========                       =========

                 See accompanying notes to Pro Forma Statements

         1521

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

     FTW PARTNERSHIP UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                      HISTORICAL      PURCHASE                                             FTW
                                          FTW        ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                      PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                      -----------    -----------      -----------    -----------       -----------
Total revenues......................  $   451,581     $      --       $   451,581    $  (451,581)(C)    $      --
                                      -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations................      396,302                         396,302       (396,302)(C)           --
  Selling, general and
     administrative.................      503,910       (75,000)(D)       428,910       (428,910)(C)           --
  Depreciation and amortization.....      581,451       408,612(E)        990,063       (990,063)(C)           --
                                      -----------     ---------       -----------    -----------        ---------
       Total operating expenses.....    1,481,663       333,612         1,815,275     (1,815,275)              --
                                      -----------     ---------       -----------    -----------        ---------
          Operating loss............   (1,030,082)     (333,612)       (1,363,694)     1,363,694               --
Interest income and other...........       44,048        66,722(F)        110,770       (110,770)(C)           --
                                      -----------     ---------       -----------    -----------        ---------
       Loss before income taxes.....     (986,034)     (266,890)       (1,252,924)     1,252,924               --
Income tax benefit..................           --                              --                              --
                                      -----------     ---------       -----------    -----------        ---------
       Net loss.....................  $  (986,034)    $(266,890)      $(1,252,924)   $ 1,252,924        $      --
                                      ===========     =========       ===========    ===========        =========
Net loss per share..................                                  $     (2.17)                      $      --
                                                                      ===========                       =========
Weighted average shares
  outstanding.......................                    578,261(A)        578,261                         578,261
                                                      =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

         1522

             NOTES TO PRO FORMA STATEMENTS FOR THE FTW TRANSACTION

(A) Reflects the elimination of FTW Partnership's historical equity and the issuance of 578,261 shares of Heartland Common Stock at an estimated market price of $28 per share to FTW Partnership. In addition, subsequent to September 30, 1995, Heartland had deposited in escrow $265,000 on behalf of the FTW Partnership and agreed to make cash loans of $500,000 to the FTW Partnership.

(B) Reflects the fair values of approximately $19.7 million and $4.0 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Under terms of the FTW Agreement, total liabilities to be assumed by Heartland will not exceed $570,000 of certain types of liabilities (including disputed liabilities). Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the FTW Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of FTW Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental depreciation and amortization of leased license investment associated with the FTW Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the FTW Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Fort Worth systems began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

         1523

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

      MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                  HISTORICAL      PURCHASE                                          MINNEAPOLIS
                                  MINNEAPOLIS    ACCOUNTING                      DISPOSITION        PARTNERSHIP
                                  PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS         PRO FORMA
                                  -----------    -----------      -----------    ------------       -----------
Cash and cash equivalents.......  $   177,941    $                $   177,941    $   (177,941)(C)   $        --
Other current assets............      223,218                         223,218        (223,218)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            assets..............      401,159             --          401,159        (401,159)               --
Systems and equipment, net......    1,480,218                       1,480,218      (1,480,218)(C)            --
Leased license investment,
  net...........................    4,603,199     25,543,892(B)    30,147,091     (30,147,091)(C)            --
Net assets held for exchange....                                                   21,913,052(C)     21,913,052
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468     (10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt..........................  $ 2,000,000               (B)     2,000,000      (2,000,000)(C)   $        --
Other current liabilities.......      811,065                         811,065        (811,065)(C)            --
                                  -----------    -----------      -----------    ------------       -----------
          Total current
            liabilities.........    2,811,065             --        2,811,065      (2,811,065)               --
Minority interest...............      289,737      7,014,614(B)     7,304,351      (7,304,351)(C)            --
Stockholders' equity............    3,383,774     21,913,052(A)    21,913,052                        21,913,052
                                                  (3,383,774)(A)
                                  -----------    -----------      -----------    ------------       -----------
                                  $ 6,484,576    $25,543,892      $32,028,468    $(10,115,416)      $21,913,052
                                  ===========    ===========      ===========    ============       ===========

                 See accompanying notes to Pro Forma Statements

         1524

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   535,046     $      --       $   535,046    $  (535,046)(C)    $      --
                                     -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations...............    1,187,795                       1,187,795     (1,187,795)(C)           --
  Selling, general and
     administrative................      463,156       (83,333)(D)       379,823       (379,823)(C)           --
  Depreciation and amortization....      977,471       860,445(E)      1,837,916     (1,837,916)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Total operating expenses....    2,628,422       777,112         3,405,534     (3,405,534)              --
                                     -----------     ---------       -----------    -----------        ---------
          Operating loss...........   (2,093,376)     (777,112)       (2,870,488)     2,870,488               --
Interest income and other..........      138,155       194,278(F)        332,433       (332,433)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Loss before income taxes....   (1,955,221)     (582,834)       (2,538,055)     2,538,055               --
Income tax benefit.................           --                              --             --               --
                                     -----------     ---------       -----------    -----------        ---------
       Net loss....................  $(1,955,221)    $(582,834)      $(2,538,055)   $ 2,538,055        $      --
                                     ===========     =========       ===========    ===========        =========
Net loss per share.................                                  $     (3.24)                      $      --
                                                                     ===========                       =========
Weighted average shares
  outstanding......................                    782,609(A)        782,609                         782,609
                                                     =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

         1525

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             MINNEAPOLIS PARTNERSHIP UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                     HISTORICAL      PURCHASE                                         MINNEAPOLIS
                                     MINNEAPOLIS    ACCOUNTING                      DISPOSITION       PARTNERSHIP
                                     PARTNERSHIP    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS        PRO FORMA
                                     -----------    -----------      -----------    -----------       -----------
Total revenues.....................  $   740,595     $      --       $   740,595    $  (740,595)(C)    $      --
                                     -----------     ---------       -----------    -----------        ---------
Operating expenses:
  Systems operations...............    1,092,248                       1,092,248     (1,092,248)(C)           --
  Selling, general and
     administrative................      373,069       (75,000)(D)       298,069       (298,069)(C)           --
  Depreciation and amortization....      799,154       593,465(E)      1,392,619     (1,392,619)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Total operating expenses....    2,264,471       518,465         2,782,936     (2,782,936)              --
                                     -----------     ---------       -----------    -----------        ---------
          Operating loss...........   (1,523,876)     (518,465)       (2,042,341)     2,042,341               --
Interest income and other..........       90,628       129,616(F)        220,244       (220,244)(C)           --
                                     -----------     ---------       -----------    -----------        ---------
       Loss before income taxes....   (1,433,248)     (388,849)       (1,822,095)     1,822,095               --
Income tax benefit.................           --                              --                              --
                                     -----------     ---------       -----------    -----------        ---------
       Net loss....................  $(1,433,248)    $(388,849)      $(1,822,095)   $ 1,822,095        $      --
                                     ===========     =========       ===========    ===========        =========
Net loss per share.................                                  $     (2.33)                      $      --
                                                                     ===========                       =========
Weighted average shares
  outstanding......................                    782,609(A)        782,609                         782,609
                                                     =========       ===========                       =========

                 See accompanying notes to Pro Forma Statements

         1526

         NOTES TO PRO FORMA STATEMENTS FOR THE MINNEAPOLIS TRANSACTION

(A) Reflects the elimination of Minneapolis Partnership historical equity and the issuance of 782,609 shares of Heartland Common Stock at an estimated market price of $28 per share to Minneapolis Partnership. The Pro Forma Statements for the Minneapolis Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by the Minneapolis Partnership. In addition, subsequent to September 30, 1995, Heartland made cash loans to the Minneapolis LLC in the amount of $1,059,000.

(B) Reflects the fair values of approximately $30.1 million and $7.3 million assigned to leased license investment and AWS's minority interest in the Fort Worth and Minneapolis joint ventures, respectively, net of historical balances. Historical balances of working capital are assumed to approximate their fair values. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the reclassification of certain assets and liabilities acquired in the Minneapolis Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(D) Reflects the elimination of certain historical corporate general and administrative expenses of Minneapolis Partnership that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(E) Reflects incremental amortization of leased license investment associated with the Minneapolis Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the Minneapolis Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Minneapolis System began service prior to such date.

(F) Reflects the adjustment of minority interest for AWS's portion of the additional losses of the Fort Worth and Minneapolis joint ventures.

         1527

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

            TECHNIVISION UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                    PURCHASE
                                   HISTORICAL      ACCOUNTING                      DISPOSITION      TECHNIVISION
                                  TECHNIVISION    ADJUSTMENTS        SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                  ------------    ------------      -----------    -----------      ------------
Cash and cash equivalents.......  $     78,124    $                 $    78,124    $   (21,827)(D)  $     56,297
Other current assets............       477,325                          477,325       (195,430)(D)       281,895
                                  ------------    ------------      -----------    -----------      ------------
          Total current
            assets..............       555,449              --          555,449       (217,257)          338,192
Systems and equipment, net......     9,001,797                        9,001,797     (2,849,833)(D)     6,151,964
Leased license investment,
  net...........................     3,552,846      23,634,608(B)    27,187,454     (8,499,701)(D)    18,687,753
Excess of cost over fair value
  of net assets acquired........            --       6,066,024(C)     6,066,024                        6,066,024
Net assets held for exchange....                                             --     10,720,791(D)     10,720,791
Other assets, net...............     1,441,093      (1,435,793)(B)        5,300                            5,300
                                  ------------    ------------      -----------    -----------      ------------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========      ============

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term
  debt..........................  $ 13,232,882    $(11,874,953)(B)    1,357,929        (94,924)(D)     1,263,005
Other current liabilities.......     3,642,071                        3,642,071       (751,076)(D)     2,890,995
                                  ------------    ------------      -----------    -----------      ------------
          Total current
            liabilities.........    16,874,953     (11,874,953)       5,000,000       (846,000)        4,154,000
Long-term debt, less current
  portion.......................     6,061,259      (6,061,259)(B)           --                               --
Deferred income taxes...........            --       6,066,024(C)     6,066,024                        6,066,024
Stockholders' equity............    (8,385,027)     31,750,000(A)    31,750,000                       31,750,000
                                                     8,385,027(A)
                                  ------------    ------------      -----------    -----------      ------------
                                  $ 14,551,185    $ 28,264,839      $42,816,024    $  (846,000)     $ 41,970,024
                                  ============    ============      ===========    ===========      ============

                 See accompanying notes to Pro Forma Statements

         1528

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                                    PURCHASE
                                    HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                   TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                   ------------    -----------      -----------    -----------      ------------
Total revenues...................  $  6,587,547    $        --      $ 6,587,547    $  (852,476)(D)  $  5,735,071
                                   ------------    -----------      -----------    -----------      ------------
Operating expenses:
  Systems operations.............     3,726,212                       3,726,212     (1,063,717)(D)     2,662,495
  Selling, general and
     administrative..............     2,977,792       (270,000)(E)    2,707,792       (894,938)(D)     1,812,854
  Depreciation and
     amortization................     2,552,134        864,668(F)     3,718,634       (742,584)(D)     2,976,050
                                                       301,832(G)
                                   ------------    -----------      -----------    -----------      ------------
       Total operating
          expenses...............     9,256,138        896,500       10,152,638     (2,701,239)        7,451,399
                                   ------------    -----------      -----------    -----------      ------------
          Operating loss.........    (2,668,591)      (896,500)      (3,565,091)     1,848,763        (1,716,328)
Interest expense.................    (1,491,725)                     (1,491,725)       103,462(D)     (1,388,263)
                                   ------------    -----------      -----------    -----------      ------------
       Loss before income
          taxes..................    (4,160,316)      (896,500)      (5,056,816)     1,952,225        (3,104,591)
Income tax benefit...............            --      1,759,344(H)     1,759,344       (610,645)(D)     1,148,699
                                   ------------    -----------      -----------    -----------      ------------
       Net loss..................  $ (4,160,316)   $   862,844      $(3,297,472)   $ 1,341,580      $ (1,955,892)
                                   ============    ===========      ===========    ===========      ============
Net loss per share...............                                   $     (2.91)                    $      (1.72)
                                                                    ===========                     ============
Weighted average shares
  outstanding....................                    1,133,929(A)     1,133,929                        1,133,929
                                                   ===========      ===========                     ============

                 See accompanying notes to Pro Forma Statements

         1529

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

       TECHNIVISION UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                     PURCHASE
                                     HISTORICAL     ACCOUNTING                      DISPOSITION      TECHNIVISION
                                    TECHNIVISION    ADJUSTMENTS       SUB-TOTAL     ADJUSTMENTS       PRO FORMA
                                    ------------    -----------      -----------    -----------      ------------
Total revenues....................  $  5,029,037    $        --      $ 5,029,037    $  (890,247)(D)  $  4,138,790
Operating expenses:
  Systems operations..............     2,675,570                       2,675,570       (619,183)(D)     2,056,387
  Selling, general and
     administrative...............     1,777,721       (202,500)(E)    1,575,221       (418,002)(D)     1,157,219
  Depreciation and amortization...     2,311,943        576,755(F)     3,116,174       (999,691)(D)     2,116,483
                                                        227,476(G)
                                    ------------    -----------      -----------    -----------      ------------
       Total operating expenses...     6,765,234        601,731        7,366,965     (2,036,876)        5,330,089
                                    ------------    -----------      -----------    -----------      ------------
          Operating loss..........    (1,736,197)      (601,731)      (2,337,928)     1,146,629        (1,191,299)
Interest expense..................      (708,446)                       (708,446)        82,718(D)       (625,728)
Interest income and other.........       253,352                         253,352                          253,352
                                    ------------    -----------      -----------    -----------      ------------
       Income before income
          taxes...................    (2,191,291)      (601,731)      (2,793,022)     1,229,347        (1,563,675)
Income tax benefit................            --        949,252(H)       949,252(H)    (454,858)          494,394
                                    ------------    -----------      -----------    -----------      ------------
       Net income.................  $ (2,191,291)   $  (601,731)     $(1,843,770)   $   774,489      $ (1,069,281)
                                    ============    ===========      ===========    ===========      ============
Net income per share..............                                   $     (1.63)                    $       (.94)
                                                                     ===========                     ============
Weighted average shares
  outstanding.....................                    1,133,929(A)     1,133,929                        1,133,929
                                                     ==========      ===========                      ===========

                 See accompanying notes to Pro Forma Statements

         1530

             NOTES TO PRO FORMA STATEMENTS FOR THE TSC TRANSACTION

     The Technivision Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1995 and Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1994 and nine months ended September 30, 1995 have been determined utilizing the historical unaudited balance sheet of Technivision as of November 30, 1995 and unaudited statements of operations for the year ended November 30, 1994 and nine months ended November 30, 1995. The Technivision historical statement of operations for the year ended November 30, 1994 has been derived utilizing Technivision's historical audited statement of operations for the year ended May 31, 1995 and unaudited statements of operations for the six months ended May 31, 1994 and 1995. The Technivision historical statement of operations for the nine months ended November 30, 1995 has been derived utilizing Technivision's historical statement of operations for the six months ended November 30, 1995 and three months ended May 31, 1995. No material adjustments were recorded in determining such amounts.

(A) Reflects the elimination of Technivision historical equity and the issuance of 1,133,929 shares of Heartland Common Stock at an estimated market price of $28 per share to Technivision. The Pro Forma Statements for the TSC Transaction do not assume the issuance of any additional shares of Heartland Common Stock for additional subscribers added by Technivision. Pursuant to the terms of the TSC Agreement and the TSC Exchange Agreement, TSC Shares having an aggregate exchange value of $5 million will be placed in escrow for approximately 18 months to satisfy certain indemnification obligations of TSC to Heartland, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be placed in escrow for up to six months (subject to extension) to satisfy certain post-closing obligations of TSC to Heartland regarding third party consents to the transfer of certain assets to Heartland.

(B) Reflects the fair value of approximately $27.2 million assigned to leased license investment for the acquisition of Technivision, net of historical leased license investment. Historical balances of working capital are assumed to approximate their fair values. In addition, under terms of the TSC Agreement, certain marketable securities of Technivision will not be acquired by Heartland and total liabilities to be assumed by Heartland will not exceed $5 million of liabilities of Technivision. Heartland has evaluated the propriety of the carrying amounts of leased license investment with respect to each market based on management's estimate of the fair value of each market and expected future operating cash flows from subscribers in an individual market, and believes such amounts to be recoverable.

(C) Reflects the recognition of deferred income taxes at an estimated 37% effective tax rate on excess book value over tax basis relating to the Technivision net assets acquired. The related increase in excess purchase price over the fair value of net identifiable assets acquired will be amortized over an estimated useful life of 20 years. Heartland has evaluated the propriety of the carrying amount of excess cost over fair value of net assets acquired based on management's estimate of the fair value of Heartland's markets and expected future operating cash flows from subscribers, and believes such amount to be recoverable.

(D) Reflects the reclassification of certain assets and liabilities acquired in the TSC Transaction to net assets held for exchange based on management's expectations with respect to such net assets. Accordingly, historical operating results relating to such net assets are eliminated from the pro forma statements of operations.

(E) Reflects the elimination of certain historical corporate general and administrative expenses of TechniVision that, in the opinion of Heartland management, will not be incurred by Heartland. Such expenses consist primarily of management fees.

(F) Reflects incremental depreciation and amortization of leased license investment associated with the TSC Transaction. Amortization of leased license investment is calculated beginning with inception of service in each respective market over an estimated useful life of 20 years. For purposes of the Pro Forma Statements for the TSC Transaction, additional amortization of leased license investment has been calculated from January 1, 1994 since the Corpus Christi and Dayton systems began service prior to such date.

(G) Reflects incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the TSC Transaction.

(H) Reflects the adjustment to income tax benefit related to the pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable temporary differences.

         1531

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEARTLAND

     The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of December 31, 1990, 1991 and 1992, and for the period from September 1, 1990 (inception of Wireless Communications, Inc., Heartland's predecessor in interest) to December 31, 1990 and the year ended December 31, 1991 were derived from the consolidated financial statements of Heartland, which were audited by KPMG Peat Marwick LLP, but which are not included in this Proxy Statement/Prospectus. The selected consolidated statement of operations and balance sheet data presented below as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 were derived from the unaudited consolidated financial statements of Heartland, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of Heartland, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected consolidated financial data should be read in conjunction with "Heartland -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Heartland contained elsewhere in this Proxy Statement/Prospectus. See "Index to Consolidated Financial Statements and Unaudited Pro Forma Financial Information."

                             PERIOD FROM
                             SEPTEMBER 1,
                                 1990                                                                  NINE MONTHS ENDED
                            (INCEPTION) TO                YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                             DECEMBER 31,    --------------------------------------------------    -------------------------
                                 1990          1991          1992         1993          1994          1994          1995
                            --------------   --------     ----------    ---------    ----------    ----------    -----------
Statement of Operations
  Data:
  Revenues................     $     --      $     --     $  205,382    $ 868,765   $ 2,229,494   $ 1,289,526   $  9,292,837
                            --------------   --------     ----------    ---------   -----------   -----------   ------------
  Operating expenses:
    Systems operations....           --            --         36,042      118,649       527,476       320,029      2,894,074
    Cost of goods sold....           --            --             --      202,162       235,025       235,025             --
    Selling, general and
      administrative......       21,026        64,158        147,927      646,611     4,183,307     2,042,124      7,449,699
    Depreciation and
      amortization........        1,000         2,000         34,919      138,560     1,097,668       418,960      3,966,120
                            --------------   --------     ----------    ---------   -----------   -----------   ------------
        Total operating
          expenses........       22,026        66,158        218,888    1,105,982     6,043,476     3,016,138     14,309,893
  Operating loss..........      (22,026)      (66,158)       (13,506)    (237,217)   (3,813,982)   (1,726,612)    (5,017,056)
  Interest income
    (expense), net........           --            --           (207)     (73,306)     (210,113)       60,519     (6,864,367)
  Equity in losses of
    joint venture.........           --            --             --           --      (386,985)     (163,119)      (128,663)
  Other income
    (expense).............           --            --        (37,109)     (95,578)     (227,204)      (34,192)      (475,146)
  Income tax benefit......           --            --             --           --     1,594,963       649,510      1,307,137
                            --------------   --------     ----------    ---------   -----------   -----------   ------------
        Net loss..........     $(22,026)     $(66,158)    $  (50,822)   $(406,101)  $(3,043,321)  $(1,213,894)  $(11,178,095)
                            ============     ========     ==========    =========   ===========   ===========   ============
Net loss per common
  share...................           --      $   (.01)    $     (.01)   $    (.05)  $      (.30)  $      (.13)  $       (.96)
                            ============     ========     ==========    =========   ===========   ===========   ============
Weighted average shares
  outstanding.............    8,000,000     8,000,000      8,000,000    8,000,000    10,041,000     9,693,000     11,624,000
                            ===========     =========      =========    =========   ===========    ==========   ============
Other Financial Data:
  EBITDA(1)...............     $(21,026)     $(64,158)    $   21,413    $ (98,657)   (2,716,314)  $(1,307,652)  $(1,050,936)
  Capital
    expenditures(2).......       42,065       306,484      1,401,737    5,141,021    44,500,351    18,126,653    44,016,522

                                                       DECEMBER 31,
                              ---------------------------------------------------------------     SEPTEMBER 30,
                               1990         1991         1992          1993           1994            1995
                              -------     --------     ---------     ---------     ----------     -------------
Balance Sheet Data:
  Cash and cash equivalents,
    excluding restricted
    investments.............  $ 8,399     $ 53,246     $ 164,971     $ 815,305     $11,985,953     $37,155,064
  Restricted investments....       --           --            --            --             --       24,747,214
  Total assets..............   49,514      426,771     2,267,500     8,665,066     77,921,528      200,150,474
  Long-term debt, including
    current portion.........       --           --            --     1,592,529     40,505,852      140,045,039
  Total stockholders'
    equity..................    6,357      173,409     1,003,882     4,492,568     30,080,885       48,293,817

         1532

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the period from September 1, 1990 (inception) to December 31, 1990 were comprised of $10,000 for purchases of systems and equipment and $32,065 for expenditures for leased licenses; for the year ended December 31, 1991 were comprised of $25,000 for purchases of systems and equipment and $281,484 for expenditures for leased licenses; for the year ended December 31, 1992 were comprised of $604,082 for purchases of systems and equipment and $797,655 of expenditures for leased licenses; for the year ended December 31, 1993, $2,072,937 for purchases of systems and equipment and $3,068,084 for expenditures for leased licenses; for the year ended December 31, 1994, $12,414,501 for purchases of systems and equipment, $3,354,471 for expenditures for leased licenses, $12,431,379 for the investment in Rural Vision Joint Venture and $16,300,000 for the purchase of certain assets from Rural Vision Joint Venture and the acquisition of the Lindsay system; for the nine months ended September 30, 1994, $4,011,480 for systems and equipment, $2,465,265 for leased licenses and $11,649,908 for the investment in Rural Vision Joint Venture; and for the nine months ended September 30, 1995, $25,575,252 for purchases of systems and equipment, $1,592,024 of expenditures for leased licenses, $5,426,432 for the investment in Rural Vision Joint Venture and $11,422,814 for the acquisition of wireless cable television systems in Lubbock, Texas and Tulsa, Oklahoma and the acquisition of certain additional assets from Rural Vision Joint Venture.

         1533

         HEARTLAND -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Heartland develops, owns and operates wireless cable television systems. Heartland has wireless cable channel rights in small to mid-size wireless cable television markets, located principally in the central United States, with a significant number of households not currently passed by traditional hard-wire cable systems. Wireless Communications, Inc., a wholly owned subsidiary of Heartland and its predecessor in interest ("WCI"), launched its first system, located in Ada, Oklahoma, in April 1992. Subsequently, WCI or Heartland have also launched service in Wichita Falls, Texas; Midland, Texas; Abilene, Texas; Lawton, Oklahoma; Laredo, Texas; Enid, Oklahoma; Monroe, Louisiana; Ardmore, Oklahoma; Mt. Pleasant, Texas; Lufkin, Texas; Texarkana, Texas; and Stillwater, Oklahoma. On December 1, 1994, Heartland purchased the Milano System from RuralVision Joint Venture. On December 29, 1994, Heartland acquired the Lindsay System, for approximately $2.3 million. In addition, Heartland received the distribution of the Shaw System from RuralVision Joint Venture on January 27, 1995. On May 3, 1995, Heartland acquired the Lubbock System for approximately $5.4 million. The systems described in this paragraph are referred to in this Management's Discussion as the "Heartland Existing Systems" or "Existing Systems."

     Heartland was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by WCI. David E. Webb, the President and Chief Executive Officer and a principal stockholder of Heartland and L. Allen Wheeler, a director and principal stockholder of Heartland were the founders of WCI. Heartland's primary business strategy is to develop, own and operate wireless cable television systems in markets in which Heartland believes it can achieve positive cash flow and operating income in a particular market rapidly after system launch and then expand such system while increasing such system's operating income. Heartland executes this strategy by developing wireless cable channel rights and locating operations in geographic clusters of small to mid-size markets with a significant number of households not currently passed by traditional hard-wire cable. Heartland's strategy allows it to contain system launch costs because Heartland can launch its service with fewer channels of programming and initially utilize lower power transmission equipment. In addition, by developing wireless cable channel rights and locating its operations in geographic clusters, Heartland can further contain costs by taking advantage of economies of scale in management, sales and customer service. Although Heartland has recorded net losses since inception, four operating markets had positive cash flow in their first year of operations. None of the other Systems had achieved positive cash flow or generated operating income, primarily as a result of their early stages of development and number of subscribers.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994

     Management believes that period-to-period comparisons of Heartland's consolidated financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to Heartland's historically high growth rate and system launches during the periods presented.

     The table below sets forth for each of the Existing Systems the launch or acquisition date, the current channel offering and the approximate number of subscribers at December 31, 1994:

                                                                                    APPROXIMATE
                                                     LAUNCH OR        CURRENT      SUBSCRIBERS AT
                                                    ACQUISITION       CHANNEL       DECEMBER 31,
                       MARKET                          DATE         OFFERING(1)         1994
    --------------------------------------------  ---------------   -----------    --------------
    Ada, Oklahoma...............................  April 1992             32             5,020
    Wichita Falls, Texas........................  October 1993           26             2,690
    Midland, Texas..............................  December 1993          26             1,420
    Abilene, Texas..............................  February 1994          23             2,020
    Lawton, Oklahoma............................  August 1994            27             3,150
    Other Existing Systems:
      Laredo, Texas.............................  September 1994         27             1,110
      Enid, Oklahoma(2).........................  October 1994           21               970

         1534

                                                                                    APPROXIMATE
                                                     LAUNCH OR        CURRENT      SUBSCRIBERS AT
                                                    ACQUISITION       CHANNEL       DECEMBER 31,
                       MARKET                          DATE         OFFERING(1)         1994
    --------------------------------------------  ---------------   -----------    --------------
    Monroe, Louisiana(3)........................  N/A                        10               200
    Lindsay, Oklahoma(4)........................  December 1994              32             1,410
    Ardmore, Oklahoma...........................  December 1994              20               170
    Mt. Pleasant, Texas(5)......................  December 1994              16                --
    Lufkin, Texas(6)............................  N/A                        12                --
    Milano, Texas(7)............................  December 1994              26             1,680
    Shaw, Kansas(8).............................  January 1995               30             3,520

---------------

 (1) Includes local off-air VHF/UHF channels, some of which are retransmitted by Heartland over wireless cable channels.

 (2) Construction of the Enid System was completed in February 1993. However, Heartland did not begin actively marketing its service in the Enid System until October 1994 when it achieved an increase in its channel offering.

 (3) Construction of the Monroe System was completed in March 1993. Heartland is not actively marketing its service in the Monroe System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless cable channels available to Heartland.

 (4) Heartland acquired the Lindsay System on December 29, 1994.

 (5) Heartland launched the Mt. Pleasant System in December 1994.

 (6) Heartland completed construction of the Lufkin System in December 1994. Heartland is not actively marketing its service in the Lufkin System because it is awaiting action by the FCC to grant licenses, which would increase the number of wireless channels available to Heartland.

 (7) Heartland acquired the Milano System on December 1, 1994.

 (8) Heartland acquired the Shaw System on January 27, 1995.

  Revenues

     Heartland's first system, the Ada System, was launched in April 1992 and Heartland had no revenues prior to 1992. Heartland's revenues were generated from the following sources for the three years ended December 31, 1994:

                                                               YEAR ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1992        1993         1994
                                                          --------    --------    ----------
    Subscription revenues:
      Ada System........................................  $170,457    $591,741    $  893,126
      Wichita Falls System..............................        --      15,861       313,729
      Midland System....................................        --       3,516       164,816
      Abilene System....................................        --          --       171,830
      Lawton System.....................................        --          --       154,424
      Other Existing Systems............................        --      14,343       155,929
    Installation and service revenues...................    34,925     243,304       375,640
                                                          --------    --------    ----------
              Total.....................................  $205,382    $868,765    $2,229,494
                                                          ========    ========    ==========

     The following table sets forth the number of subscribers in the Heartland Existing Systems on the dates indicated:

     JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
       1992       1992        1992        1993        1993        1993        1993       1994        1994       1994        1994
     --------   ---------   --------   ----------   ---------   ---------   --------   ---------   --------   ---------   --------
Ada
System...    475    760       1,075       1,460       1,540       1,970       2,110      2,235       2,275      3,440       5,020
Wichita
  Falls
  System...     --     --        --          --          --          --         315        475         710      1,530       2,690
Midland
System...     --     --          --          --          --          --         130        370         450        690       1,420
Abilene
System...     --     --          --          --          --          --          --        140         330      1,230       2,020
Lawton
System...     --     --          --          --          --          --          --         --          --        790       3,150
Other
Existing
Systems...     --     --         --          --          10         120         180        205         220        360       5,540

     Historically, Heartland's subscribers have been located predominantly in single-family homes. In the fiscal year ended December 31, 1994, the number of subscribers located in multiple-dwelling units in the Heartland Existing Systems (including the Shaw System) increased as a percentage of total subscribers to approximately 9.6%. Multiple-dwelling unit subscribers typically generate lower per-subscriber revenue than single-family units due to discounted programs offered to these subscribers.

         1535

     Subscription Revenues from Ada System. Revenues from the Ada System consist principally of television subscription revenues. The increase in television subscription revenues from $170,457 for 1992 to $591,741 for 1993 (a 247% increase) and to $893,126 for 1994 (a 51% increase) is principally attributable to an increase in the number of subscribers. The Ada System was not yet operational on December 31, 1991. The Ada System had approximately 1,075 subscribers on December 31, 1992, approximately 2,110 subscribers on December 31, 1993 and approximately 5,020 subscribers on December 31, 1994, of which approximately 1,580 subscribers (or 46%) were added in the last quarter of 1994.

     Television subscription revenues consist of monthly fees paid by subscribers for the Ada System's basic programming package, for premium programming services and for equipment rental. The average monthly television subscription revenue per Ada System subscriber in 1992, 1993 and 1994 was $27.90, $30.27 (a 9% increase) and $26.98 (a 10% decrease), respectively. The increase in average monthly subscription revenue per subscriber in 1993 as compared to 1992 was primarily due to the increase in the percentage (from 61% to 80%, respectively) of customers that rented, rather than purchased, the receive-site equipment. The decrease in average monthly subscription revenue per subscriber in 1994 as compared to 1993 was primarily due to the number of subscribers added during the fourth quarter of 1994 who live in multiple-dwelling units, which typically generate lower per-subscriber revenue than single-family units, and certain promotional offerings of premium channel units. During 1994, the standard charge for the basic Ada System programming package of 29 channels (including one local off-air VHF/UHF channel) was $17.95 per month, $9.95 per month for each premium programming service and $6.00 per month for rental of the basic receive-site equipment package. The Ada System had approximately 5,020 subscribers on December 31, 1994, in excess of 80% of whom rented, rather than purchased, the receive-site equipment. Heartland initiated pay-per-view programming in the Ada System on April 1, 1995.

     Subscription Revenues from Wichita Falls System. The Wichita Falls System was launched in October 1993 with 24 channels (including four local off-air VHF/UHF channels). The Wichita Falls System had approximately 315 subscribers on December 31, 1993 and approximately 2,690 subscribers on December 31, 1994. The Wichita Falls System currently offers 26 channels (including two local off-air VHF/UHF channels which are being retransmitted). The average monthly television subscription revenue per Wichita Falls System subscriber for 1994 was $26.46, which consisted of the standard charge of $17.95 per month for the basic Wichita Falls System programming package, $9.95, $8.95 and $2.95 per month, respectively, for certain premium programming services and $6.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Wichita Falls System.

     Subscription Revenues from Midland System. The Midland System was launched in December 1993 with 24 channels (including four local off-air VHF/UHF channels). The Midland System had approximately 130 subscribers on December 31, 1993 and approximately 1,420 subscribers on December 31, 1994. The average monthly television subscription revenue per Midland System subscriber for 1994 was $23.54, which consisted of the standard charge of $19.95 per month for the basic Midland System programming package, $9.95 for premium programming services and $9.85 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Midland System.

     Subscription Revenues from Abilene System. The Abilene System was launched in February 1994 with 23 channels (including three local off-air VHF/UHF channels). The Abilene System had approximately 2,020 subscribers on December 31, 1994. The average monthly television subscription revenue per Abilene System subscribers in 1994 was $23.20, which consisted of the standard charge of $18.95 per month for the basic Abilene System programming package, $10.95 and $2.95 per month, respectively, for premium programming services and $8.90 per month for rental of the basic receive-site equipment package. Substantially all subscribers rent the receive-site equipment in the Abilene System.

     Subscription Revenues from Lawton System. The Lawton System was launched in August 1994 with 19 channels (including seven local off-air VHF/UHF channels). The Lawton System had approximately 3,150 subscribers on December 31, 1994. The average monthly television subscription revenue per Lawton System subscribers was $26.65 in 1994, which consisted of the standard charge of $17.95 per month for the basic Lawton System programming package, $9.95 per month for a premium programming service and $8.00 per

         1536

month for rental of the basic receive-site equipment package. Substantially all single-family unit subscribers in the Lawton System rent the receive-site equipment. Multiple-dwelling unit subscribers in the Lawton System (approximately one-third of the total number of subscribers) do not pay a fee to rent the receive-site equipment.

     Subscription Revenues from Other Existing Systems. Television subscription revenues from Existing Systems other than the Ada System, the Wichita Falls System, the Midland System, the Abilene System and the Lawton System were $155,929 in 1994 compared to $14,343 in 1993. This increase is attributable to the increase in subscriber base related to these systems, the number of systems launched in 1994 and the acquisition in December 1994 of one of these systems.

     The Laredo System was launched in September 1994 with 23 channels (including three local off-air VHF/UHF channels). The Laredo System had approximately 1,110 subscribers on December 31, 1994.

     Heartland completed construction of the Enid System in February 1993 in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. Initially, subscribers were obtained without active marketing efforts by Heartland. An increase in the Enid System channel offering was achieved in September 1994 and Heartland began actively marketing its service in the Enid System in October 1994. The Enid System currently offers 21 channels (including two local off-air VHF/UHF channels). The Enid System had approximately 970 subscribers on December 31, 1994.

     Heartland completed construction of the Monroe System, which currently offers 10 channels (including five local off-air VHF/UHF channels), in March 1993. The Monroe System had approximately 160 subscribers on December 31, 1994. The Monroe System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Monroe market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     Heartland acquired the Lindsay System on December 29, 1994. The Lindsay System currently offers 32 channels (including 10 local off-air VHF/UHF channels). The Lindsay System had approximately 1,410 subscribers on December 31, 1994.

     The Ardmore System was launched in December 1994 with 20 channels (including four local off-air VHF/UHF channels). The Ardmore System had approximately 170 subscribers on December 31, 1994.

     The Mt. Pleasant System was launched in December 1994 with 14 channels (including four local off-air VHF/UHF channels). The Mt. Pleasant System had no subscribers on December 31, 1994.

     Heartland completed construction of the Lufkin System, which currently offers 12 channels (including four local off-air VHF/UHF channels), in December 1994. The Lufkin System was constructed in anticipation of action by the FCC to grant licenses which would increase the number of wireless cable channel rights available to Heartland. However, such action has not yet been taken by the FCC. Accordingly, Heartland is not actively marketing, and does not currently intend to actively market, its service in the Lufkin market until an increase in its channel offering is achieved, which Heartland expects to occur within the next 12 months.

     The Milano System was acquired on December 1, 1994 from RuralVision Joint Venture. The Milano System currently offers 26 channels (including six local off-air VHF/UHF channels). The Milano System had approximately 1,680 subscribers on December 31, 1994.

     The Shaw System was acquired on January 27, 1995, in accordance with the terms of the Venture Distribution Agreement. The Shaw System currently offers 30 channels (including four local off-air VHF/UHF channels). The Shaw System had approximately 3,520 subscribers on December 31, 1994.

     Installation and Service Revenues. Installation and service revenues represent installation fees charged by Heartland to certain new subscribers, sales of receive-site equipment to certain subscribers and service

         1537

income. Installation fees are recognized upon origination of service to a customer to the extent of subscriber acquisition costs incurred to obtain subscribers. Revenue from the sale of receive-site equipment to subscribers is recognized upon delivery of such equipment to a subscriber. Installation revenues included installation fees of $34,925 in 1992, $27,289 in 1993 and $107,803 in 1994. Installation fees declined as a percentage of revenues in 1994 due to selected promotional campaigns in several of Heartland's markets during the period from August 1994 to December 1994 and a higher level of revenues. Sales of receive-site equipment to subscribers were $213,005 for 1993 and $237,730 for 1994, respectively. Through September 1993, installations and sales of receive-site equipment were performed by a formerly affiliated installation company. Subsequent to this period, such installations and sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Additionally, Heartland recorded service income of $30,107 in 1994, a 900% increase from $3,010 in 1993.

     In order to conserve its capital, upon system launch, Heartland initially required the purchase (rather than the rental) of its receive-site equipment by subscribers. Upon system launch in 1992, a new Ada System subscriber was required to purchase the receive-site equipment for approximately $325, but no installation fee was charged. Since September 1992, Heartland has offered potential subscribers in the Ada System the option of purchasing the receive-site equipment or renting such equipment for a monthly charge of approximately $6. In the Ada System, an installation fee of $25 and a deposit of $25 (designed to encourage the return of receive-site equipment) is currently charged to subscribers selecting the monthly rental option. Additional fees are charged for various other installation services. Heartland believes that charging an up-front installation fee better qualifies potential subscribers, reducing subscriber turnover. Reduced subscriber turnover reduces installation and marketing expenses incurred by Heartland. Heartland currently experiences a low rate of subscriber turnover of approximately 1.5% per month, as compared to the rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Currently, approximately 80% of the subscribers in the Ada System rent the receive-site equipment. Through April 1994, the other Existing Systems required a new subscriber to purchase the receive-site equipment. In order to accelerate system expansion after Heartland's initial public offering in April 1994 ("Initial Public Offering"), Heartland began offering new subscribers the option to rent receive-site equipment. Typically, an installation fee of $50 is currently charged to subscribers selecting the monthly rental option in the Existing Systems other than the Ada System. From time to time, Heartland offers no-fee installation on a promotional basis.

     Systems Operations and Cost of Goods Sold. Systems operations include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and certain repairs and maintenance expenditures. Programming costs (with the exception of minimum payments), cost of program guides and channel lease payments (with the exception of certain fixed payments) are variable expenses which increase as the number of subscribers increases. Prior to 1992, Heartland had no operations and therefore no systems operations expense. Heartland incurred $36,042 of systems operations expense in 1992 (all related to the Ada System). For 1993, Heartland incurred systems operations expense of $118,649 (a 229% increase). The increase is attributable primarily to the 96% increase in the number of subscribers during 1993 as compared to 1992. Systems operations for 1994 increased 345% from 1993 to $527,476. The increase was attributable primarily to the 240% increase in the average number of subscribers for 1994 compared to 1993.

     Cost of goods sold includes the cost of receive-site equipment sold to subscribers. Such costs amounted to $202,162 in 1993 and $235,025 in 1994. Through September 1993, receive-site equipment was sold to subscribers by a formerly affiliated installation company. Subsequent to this period, such sales have been conducted through two subsidiaries of Heartland that were merged together in December 1994. Subsequent to the Initial Public Offering, sales of receive-site equipment have been nominal.

     Selling, General and Administrative Expenses. Heartland has experienced increasing selling, general and administrative expenses ("SG&A") since its inception as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers and additional compensation expense. SG&A increased from $147,927 for 1992 to $646,611 for 1993 (a 337% increase). During 1992, the Ada System was launched and SG&A increased significantly due to the expense incurred in launching such system and additional accounting and support costs and sales

         1538

commissions relating to the increasing number of subscribers. These factors and the expense incurred in launching two more systems and constructing two other systems caused the increase in SG&A for 1993 as compared to 1992. SG&A increased 547% to $4,183,307 in 1994 compared to $646,611 in 1993, principally due to the commencement of the direct payment of compensation to certain of Heartland's executive officers who had previously served as consultants and the addition of personnel, and, to a lesser extent, increased sales commissions relating to the increasing number of subscribers, bonuses to management and employees, implementation of a group health insurance plan and the expenses of being a public company.

     Depreciation and Amortization. Depreciation and amortization expense includes depreciation of systems and equipment and amortization of channel rights and the excess of cost over fair value of net assets acquired. Depreciation and amortization relating to the Ada System equipment and channel rights began in 1992 and totaled $34,920. Depreciation and amortization expense for the year ended December 31, 1993 included depreciation on the equipment in the Ada, Enid, Monroe and Midland Systems as well as amortization of channel rights for such systems and totaled $138,560, a 297% increase over the same period in 1992 during which only the Ada System was operational. Depreciation and amortization expense for 1994 increased 692% to $1,097,668 compared to $138,560 in 1993. The increase was due to additional systems and equipment in connection with systems launched throughout 1994, and increased amortization expense on leased license investment of systems in operation and excess of cost over fair value of net assets acquired related to the acquisition of U.S. Wireless and the acquisition of minority interests in certain other subsidiaries of Heartland. Heartland anticipates that depreciation and amortization expense will increase as a result of such acquisition of minority interests in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest Expense. In 1993, Heartland incurred interest expense of $82,916 compared to $1,392 in 1992 due to an increase in borrowed funds. In 1994, Heartland incurred interest expense of $589,767, which included non-cash interest of $301,125 related to one month's interest on the Heartland's 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"). The remaining interest expense is principally related to (i) that bridge loan provided by Internationale Nederlanden (U.S.) Capital Corporation ("ING") in the original amount of approximately $10.0 million which closed during July 1994 (the "ING Bridge Loan") that was used by RuralVision Joint Venture to acquire certain RuralVision Assets that Heartland expects to retain and (ii) interest expense on short-term borrowings that were repaid in connection with Heartland's initial public offering in April 1994.

     Interest Income. Interest income for the year ended December 31, 1994 relates to interest earned on Heartland's cash equivalents since the Initial Public Offering.

     Other Expenses. Other expenses are comprised primarily of other non-operating expenses. In 1992, Heartland incurred $18,003 of other non-operating expenses. For the year ended December 31, 1993, Heartland incurred $60,467 of other non-operating expenses, which included a charge of $57,163 relating to a settlement with a formerly affiliated installation company (see
Note 9 of Notes to Consolidated Financial Statements appearing as pages F-16 to F-17 elsewhere in this Proxy Statement/Prospectus). In 1994, Heartland incurred a recapitalization charge of $205,575. This charge related to costs incurred in connection with a rescinded offering of securities.

     Minority Interests. In connection with the development of certain wireless cable markets, Heartland has sold stock in certain of its subsidiaries principally for cash. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in such systems. Minority ownership interests in such subsidiaries range from 5% to 49.9999% (other than (i) Northern Oklahoma Wireless Cable, Inc., serving the Enid, Oklahoma area, in which minority interest holders own 18% of the outstanding common stock and 100% of the outstanding preferred stock; and (ii) Central Oklahoma Wireless Cable, Inc., serving the Ada, Oklahoma area, in which minority interest holders own 50% of the outstanding preferred stock). Minority interests in earnings of subsidiaries of $19,106 and $35,111 for the years ended December 31, 1992 and 1993, respectively, relate to the minority interest owners' share of net earnings from the Ada System and net losses from the Enid System subsidiaries and dividends on preferred stock of the Ada and Enid System subsidiaries. The increase in the

         1539

minority interests in earnings of subsidiaries during these periods is related to increased earnings in the Ada System, offset partially by losses during 1993 in the Enid System. Minority interests in losses of subsidiaries of $20,108 for the year ended December 31, 1994 relate to the minority interest owners' share of net earnings from the Ada System subsidiary through April 1994, losses of the Enid System subsidiary and dividends on preferred stock issued by the Ada System ($16,715) and Enid System ($19,600) subsidiaries. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

     Income Tax Benefit. Income tax benefit of $1,594,963 for the year ended December 31, 1994 represents the tax benefit related to Heartland's net operating losses incurred during the period April 28, 1994 through December 31, 1994. Heartland has recognized such tax benefit to the extent of future reversals of existing taxable temporary differences.

     Net Loss. During 1991, Heartland had no revenues and incurred a loss of $66,158, primarily due to SG&A. During 1992, Heartland's Ada System was launched and generated operating income of $71,071 on total revenues of $205,382, which substantially offset Heartland's expenses. Heartland incurred a net loss of $50,822 for the year ended December 31, 1992, primarily due to the increase in SG&A at the corporate level, the increase in other non-operating expenses and accrued dividends on preferred stock of subsidiaries. For 1993, Heartland's Ada System generated operating income of $256,856 on total revenues of $602,837. Nonetheless, due to increased SG&A related to the development of Heartland's other wireless cable markets and increased other expenses (including a settlement charge of $57,163), Heartland incurred a net loss of $406,101. As a result of the above factors, for the year ended December 31, 1994, Heartland incurred a net loss of $3,043,321 as compared to a net loss of $406,101 for the same period in 1993. Heartland expects to continue to incur net operating losses at least through the end of 1996.

RESULTS OF OPERATIONS FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1994

     Revenues consist principally of subscription revenues, installation fees (for 1994 periods) and sales of receive-site equipment to subscribers. Subscription revenues principally consist of monthly fees paid by subscribers for the basic programming package and for premium programming services. Subscription revenues for the nine-month period ended September 30, 1995 increased to $9,292,837 from $984,299 for the same period in 1994, an increase of 944%. Subscription revenues for the three-month period ended September 30, 1995 increased to $4,176,855 from $359,595 for the same period in 1994, an increase of 1,062%. The increase in subscription revenues is principally attributable to a 891% increase in the average number of subscribers for the first nine months of 1995 compared to the same period in 1994. The increase in subscribers is due to Heartland launching two systems in the third quarter of 1994 (Lawton, Oklahoma and Laredo, Texas) and two systems in the fourth quarter of 1994 (Ardmore, Oklahoma and Mt. Pleasant, Texas); the acquisition of two operating systems in the fourth quarter of 1994 (Lindsay, Oklahoma and Milano, Texas); the acquisition of one system (Shaw, Kansas) in the first quarter of 1995; the launching of the system in Texarkana, Texas in the first quarter of 1995; the acquisition of one system (Lubbock, Texas) and the launching of five systems in Illinois (McLeansboro, Vandalia, Olney and Taylorville) and Stillwater, Oklahoma in the second quarter of 1995; the launching of the systems in Peoria, Illinois, Manhattan, Kansas, Olton and O'Donnell, Texas, Grand Rapids, Michigan, and Monroe City, Missouri in the third quarter of 1995; and the acquisition of the operating systems in Bucyrus, Ohio, Paragould, Arkansas and Sikeston, Missouri in the third quarter of 1995. The number of subscribers in Heartland's wireless cable systems increased to 64,350 at September 30, 1995 compared to 43,500 at June 30, 1995.

     On a "same system" basis (comparing systems that were operational for all of each of the three-month periods ended September 30, 1994 and 1995), subscription revenues increased $1,102,038 or 301%, to $1,468,157 as compared to $380,648 for the three-month period ended September 30, 1994. Same systems during this period consisted of Heartland's Ada, Wichita Falls, Midland, Abilene and Enid systems. The average number of subscribers in these systems increased approximately 331% during the three months ended September 30, 1995 as compared to the same period in 1994.

         1540

     For the three and nine months ended September 30, 1994, revenues included installation fees of $54,530 and $100,159, respectively. Installation fees for the three and nine months ended September 30, 1995 of $63,355 and $452,853, respectively, were offset against direct costs of subscriber installations (See note 2 to consolidated condensed financial statements regarding change in accounting method). Sales of receive-site equipment to subscribers were $205,068 in 1994 (none in 1995). The increase in installation fees is due to the increased number of installations during the three- and nine-month periods ended September 30, 1995, partially offset by lower per subscriber installation charges in certain systems, compared to the same period of 1994. Installation fees vary widely by system based on local market conditions. Recently, Heartland has waived installation charges as part of selected promotional campaigns. Since Heartland's initial public offering in April 1994 (the "Initial Public Offering"), predominately all new subscribers rent, rather than purchase, receive-site equipment, resulting in decreased revenues from the sale of receive-site equipment during the nine-month period ended September 30, 1995 compared to the nine-month period ended September 30, 1994.

     Systems operations expenses include programming costs, channel lease payments, transmitter site and tower rentals, cost of program guides and repairs and maintenance expenditures. Programming costs, cost of program guides and channel lease payments (with the exception of minimum payments) are variable expenses which increase as the number of subscribers increases. Systems operations expenses for the three- and six-month periods ended September 30, 1995 increased 775% to $1,326,358 from $151,499 and 804% to $2,894,074 from
$320,029 compared to the same periods in 1994. This increase is attributable primarily to the 416% and 700% increases, respectively, in the average number of subscribers for such periods in 1995 compared to such periods in 1994 and rental expense under channel rights lease agreements of $977,241 related to non-operational systems.

     Costs of goods sold include the cost of receive-site equipment sold to subscribers. The decrease in costs of goods sold of $65,808 and $235,025 for the three- and nine-month periods ended September 30, 1995 from the same periods in 1994 is related to the corresponding decrease in sales of receive-site equipment.

     SG&A increased 139% to $2,796,889 from $1,169,598 and 265% to $7,449,699 from $2,042,124, respectively, for the three- and nine-month periods ended September 30, 1995 and 1994, respectively. Heartland has experienced increasing SG&A as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices, additional accounting and support costs and additional sales commissions relating to the increasing number of subscribers. Additionally, SG&A increased during the first half of 1995 as compared to the corresponding period in 1994 due to the implementation of a group health insurance plan in August 1994 and investor relations expenses.

     Depreciation and amortization expense for the nine-month period ended September 30, 1995 increased 847% to $3,966,120 from $418,960 for the corresponding period in 1994. Additionally, depreciation and amortization expense for the three-month period ended September 30, 1995 increased 764% to $1,948,576 from $229,055 for the corresponding period in 1994. The increase is due to additional systems and equipment related to systems launched and acquired in 1994 and 1995 and additional amortization expense on leased license investment of systems in operation and excess of costs over the fair value of assets acquired due to acquisitions of minority interests. Heartland anticipates that depreciation and amortization expense will increase as a result of the minority interests exchange offer in March 1995 and as additional systems are launched and more subscribers continue to rent, rather than purchase, the receive-site equipment.

     Interest expense increased to $8,908,459 for the nine-month period ended September 30, 1995 from $128,789 for the corresponding period in the preceding year. Interest expense increased to $4,516,446 for the three-month period ended September 30, 1995 from $72,089 for the corresponding period in the preceding year. The increase is principally due to the accretion on the Convertible Notes that were issued in the fourth quarter of 1994 and the interest on Heartland's 13% Senior Notes due 2003 that were issued on April 26, 1995.

     Interest income increased to $1,034,441 from $91,130 and $2,044,092 from $189,308, respectively, for the three and nine-month periods ended September 30, 1995 compared to the same periods in 1994, principally due to interest earned on the increase in Heartland's cash equivalents since the initial public offering in April 1994 and Heartland's debt offerings in November 1994 and April 1995.

         1541

     Equity in losses of RuralVision Joint Venture for the nine-month period ended September 30, 1995, relates to the Heartland's 50% share of losses related to the joint venture for the period January 1, 1995 through January 27, 1995.

     Income tax benefit increased to $1,307,137 from $649,510 for the nine-month period ended September 30, 1995 compared to the same period in 1994. Income tax benefit has been recognized to the extent deferred tax assets can be realized through future reversals of existing taxable temporary differences.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Since inception, Heartland has expended funds to lease or otherwise acquire channel rights in various markets and systems in operation, to construct or acquire operating systems in more than 30 markets, to commence construction of the systems under construction, to install equipment in new subscribers' homes and to finance initial operating losses and other working capital requirements. Heartland intends to expand the Existing Systems and launch additional wireless cable systems and may require funds therefore in excess of the funds currently available to it.

     Heartland's capital expenditures during the years ended December 31, 1992, 1993 and 1994 were approximately $1.4 million, $5.1 million, and $44.5 million, respectively. For the nine months ended September 30, 1994 and 1995, Heartland's capital expenditures were approximately $18.1 million and $44.0 million, respectively. Such expenditures were primarily for the construction and expansion of Heartland's wireless cable systems installation of equipment in new subscribers' homes and the acquisition of operating systems and channel rights in other markets.

     Heartland estimates that a launch of a wireless cable system in a typical market (assuming an initial programming package of 12 channels) will involve the initial expenditure of approximately $350,000 to $500,000 for wireless cable system transmission equipment and tower construction and incremental installation costs of approximately $395 to $435 per subscriber for equipment, labor and overhead charges and direct commissions. Other launch costs include the cost of securing adequate space for marketing and warehouse facilities, as well as costs related to employees. As a result of these costs, operating losses are likely to be incurred by a system during the start-up period. Subsequent additions of transmission equipment to enhance the channel offering of the system will approximate $400,000, but may vary depending upon the power of the transmission equipment.

     Heartland expects that under its current plans it will have capital expenditures of approximately $13 million during the fourth quarter of 1995 and $60.0 million in 1996 for system construction, development, launch and expansion activities associated with its current operating systems, systems under construction, near-term launch markets and certain long-term launch markets. Heartland currently expects to launch an aggregate of approximately 20, and as many as 25, systems during the period from November 1995 through the end of 1996. Heartland does not anticipate any other material capital requirements, except as set forth below with regard to certain assets to be acquired in connection with the Transactions by Heartland. Heartland expects to continue to incur significant capital expenditures in 1997 and subsequent years in connection with system construction, development, launch and expansion activities.

     Under Heartland's existing debt structure, no material principal or interest payment obligations are required (other than accrued interest due under the Senior Notes which has been escrowed through April 1997) until October 1997. Commencing in October 1997 and every six months thereafter through April 2003, semi-annual accrued interest of $6.5 million under the Senior Notes is due and payable.

     On April 26, 1995, Heartland sold 100,000 Units (the "Units") consisting of $100 million 13% Senior Notes due 2003 and 600,000 warrants to purchase an equal number of shares of Heartland Common Stock. Heartland placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. Additionally, Heartland has used approximately $9.5 million in connection with acquisitions for operating systems in Lubbock, Texas and wireless cable channel rights in Tulsa, Oklahoma. During the second and third quarter of 1995, Heartland has sold certain wireless cable channel rights in 12 markets for

         1542

approximately $3.3 million in cash and a $562,500 note receivable, plus additional contingent consideration of up to $280,000 in cash. Additionally, Heartland has contributed other wireless cable markets for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10 million in notes which was paid upon consummation of an equity and debt offering by Wireless One and in November 1995, Heartland entered into an agreement to sell its wireless cable channel rights in Flippin, Tennessee for $1.5 million in cash. Heartland intends to use the balance of the net proceeds of the sale of the Units, together with cash on hand and cash generated from operations or sale of assets, for system construction, development, launch and expansion activities, to provide working capital and for other general corporate purposes. Subject to certain limitations set forth in the indenture relating to the Notes (the "Indenture"), Heartland may use a portion of such net proceeds to acquire additional wireless cable channel rights, including the purchase of MDS and multichannel MDS ("MMDS") wireless cable channel rights in the December 1995 BTA auction.

     Upon consummation of the Transactions, Heartland, directly or through its ownership of AWS and CMAX, will be required to pay between $15 million and $20 million of liabilities associated with the assets acquired in the Transactions. Such liabilities include bank indebtedness, payables, severance obligations and similar liabilities which will be due and owing upon, or shortly following, consummation of the Transactions. As a result of consummating the Transactions, Heartland expects that it will incur additional capital expenditures of approximately $15.0 million in 1996 for system construction, development, launch and expansion activities associated with the acquired operating systems and other acquired markets that it expects to launch in 1996. All of the operating markets to be acquired and retained are currently generating positive monthly operating cash flow which will supplement Heartland's capital needs in 1996.

     In connection with the Newco Transaction, Heartland expects to receive $28.3 million in cash payable by Newco at the closing and a promissory note in the principal sum of $25 million payable nine (9) months from the closing. Heartland expects that the remaining proceeds from the sale of the Units and the proceeds from the Newco Transaction, together with cash on hand and cash generated from operations, will be sufficient to satisfy Heartland's capital needs through at least the end of 1996. In order to accelerate its growth rate, to respond to competitive pressures or regulatory changes and, subject to certain limitations set forth in the Indenture, to finance the acquisition of additional wireless cable channel rights and businesses, general corporate activities and the launch or build-out of additional systems, Heartland may, subject to the provisions of the note purchase agreement relating to the Convertible Notes (the "Note Purchase Agreement") and the Indenture, supplement its existing sources of funds with financing arrangements at the operating system level, or through additional borrowings, the sale of debt or equity securities, joint ventures or other arrangements. Heartland is presently in the initial stages of locating and negotiating for a suitable revolving credit facility consistent with the terms of the Indenture and Note Purchase Agreement with one or more third parties. Assuming such financing can be secured on acceptable terms, management of Heartland currently intends to draw down funds under such facility upon consummation of the Transactions to repay certain of the obligations incurred or assumed in the Transactions. No assurance can be given that Heartland will locate such an acceptable credit facility. As a further capital resource, subject to the terms of the Note Purchase Agreement and the Indenture, Heartland may sell or lease certain wireless cable channel rights as appropriate opportunities become available.

     As an alternative source of financing, Heartland believes a primary factor in obtaining debt financing at the operating system level is the generation of positive operating cash flow. As of November 30, 1995, 17 of Heartland's operating systems are generating positive monthly cash flow. Heartland expects that the other Existing Systems and the wireless cable systems anticipated to be launched will generate positive monthly operating cash flow, typically within six months from commencement of operations and after attaining 1,500 subscribers, thereby making further bank debt financing available at the operating system level. There can be no assurance, however, that such positive operating cash flow will be generated or will be maintained or that debt financing will be available.

     Although Heartland believes that its cash and cash equivalent assets will be sufficient to fund the Combined Company's operations and expansion through at least the end of 1996, there is no assurance that additional funds will not be necessary to complete the launch, build-out and expansion of all of the Combined

         1543

Company's wireless cable systems and to bring such systems to a mature state or that any such required additional funds would be available on satisfactory terms and conditions, if at all. In addition, the Combined Company's capital needs will depend in part upon the success of Heartland's and the Combined Company's efforts to sell or otherwise dispose of the Heartland Disposition Assets and the nature of any consideration received as a result of such dispositions. To the extent assets and markets designated for disposition are not sold, or are not sold for cash, the Combined Company's requirements for additional funds will be increased. There is also no assurance that the Combined Company will not pursue, from time to time, other opportunities to acquire additional wireless cable channel rights and businesses that may utilize the capital currently expected to be available for its current markets. The amount and timing of the Combined Company's future capital requirements, if any, will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Combined Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Combined Company.

INCOME TAX MATTERS

     Heartland and certain of its subsidiaries will file a consolidated Federal tax return. Subsidiaries in which Heartland owns less than 80% of the voting stock will file separate Federal tax returns. Heartland has had no material state or Federal income tax expense since inception. As of December 31, 1994, Heartland had approximately $2.9 million in net operating losses for tax purposes, expiring in years 2005 through 2009. The Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of loss carryforwards that a company can use to offset future income upon the occurrence of certain changes in ownership. As a result of the investment in Heartland by Hunt Capital and the Initial Public Offering, Heartland has undergone more than a 50% change in ownership and will therefore be limited in its utilization of its tax loss carryforwards.

INFLATION

     Heartland's management does not believe that inflation has had or is likely to have any significant impact on Heartland's operations. Management believes that Heartland will be able to increase subscriber rates, if necessary, to keep pace with inflationary increases in costs.

OTHER

     Heartland does not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Accounting Standards Nos. 106 and 112.

     Heartland currently intends to adopt Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" in 1996 with respect to its financial statement disclosure. Heartland does not intend to change its accounting method with regard to this statement.

         1544

                SELECTED HISTORICAL FINANCIAL INFORMATION OF TSC

     The selected statement of operations and balance sheet data presented below as of May 31, 1994 and 1995 and for the years ended May 31, 1993, 1994 and 1995 were derived from the financial statements of TechniVision, which were audited by KPMG Peat Marwick LLP, independent certified public accountants, and which are included elsewhere in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of May 31, 1991, 1992 and 1993, and for the years ended May 31, 1991 and 1992 were derived from the financial statements of TechniVision, but which are not included in this Proxy Statement/Prospectus. The selected statement of operations and balance sheet data presented below as of November 30, 1995 and for the six months ended November 30, 1994 and 1995 were derived from the unaudited financial statements of TechniVision, which are included elsewhere in this Proxy Statement/Prospectus and which, in the opinion of management of TechniVision, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such unaudited interim periods. The statement of operations data for interim periods are not necessarily indicative of results for subsequent periods or for the full year. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of TechniVision contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements."

                                                                                                       SIX MONTHS ENDED
                                                     YEAR ENDED MAY 31,                                  NOVEMBER 30,
                             ------------------------------------------------------------------    ------------------------
                                1991          1992          1993          1994          1995          1994          1995
                             ----------    ----------    ----------    ----------    ----------    ----------    ----------
Statement of Operations
  Data:
  Revenues.................. $ 2,360,694   $ 2,086,528   $ 3,903,922   $ 5,439,575   $ 6,756,133   $ 3,371,705   $ 3,332,351
  Operating expenses:
    Systems operations......   1,054,109     1,743,387     1,709,254     2,991,486     3,642,681     2,086,496     1,749,605
    Selling, general and
      administrative........   1,074,606     1,562,002     1,617,598     2,664,162     2,803,415     1,138,360     1,364,880
    Depreciation and
      amortization..........     879,242     1,600,147     1,977,352     2,371,891     2,623,736     1,323,662     1,299,603
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total operating
          expenses..........   3,007,957     4,905,536     5,304,204     8,027,539     9,069,832     4,548,518     4,413,488
  Operating loss............    (647,263)   (2,819,008)   (1,400,282)   (2,587,964)   (2,313,699)   (1,176,813)   (1,081,137)
  Interest expense, net.....    (746,271)   (1,061,354)   (1,063,620)     (959,647)   (1,338,292)     (543,326)     (674,295)
  Other income (expense)....    (536,759)           --            --      (105,000)    3,362,230            --       253,352
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Net loss............ $(1,930,266)  $(3,880,362)  $(2,463,902)  $(3,652,611)  $  (289,761)  $(1,720,139)  $(1,502,080)
                             ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net loss per common share... $    (64.34)  $   (124,34)  $    (82.13)  $   (121.75)  $     (9.66)  $    (57.34)  $    (50.07)
                             ===========   ===========   ===========   ===========   ===========   ===========   ===========
Weighted average shares
  outstanding...............      30,000        30,000        30,000        30,000        30,000        30,000        30,000
                             ===========   ===========   ===========   ===========   ===========   ===========   ===========
Other Financial Data:
  EBITDA(1)................. $   231,979   $(1,218,861)  $   577,070   $  (216,073)  $   310,037   $   146,849   $   218,466
  Capital expenditures(2)... $ 6,850,043   $   171,266   $ 1,255,104   $ 4,645,998   $ 1,678,188   $   501,726   $   603,216

                                                                       MAY 31,                                   NOVEMBER
                                          ------------------------------------------------------------------        30,
                                             1991          1992          1993          1994          1995          1995
                                          ----------    ----------    ----------    ----------    ----------    -----------
Balance Sheet Data:
  Cash and cash equivalents.............. $   57,471    $    1,749    $    1,500    $    3,197    $   51,637    $    78,124
  Total assets........................... 13,104,004    10,668,693     9,998,929    14,358,235    14,877,585     14,551,185
  Long-term debt, including current
    portion.............................. 10,059,494    10,999,402    11,941,820    19,053,522    17,242,089     18,338,157
  Total stockholders' equity (deficit)...     33,249    (3,695,253)   (4,975,811)   (8,342,640)   (6,882,947)    (8,385,027)

---------------

(1) "EBITDA" represents operating income (loss) before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA is not a financial measure determined under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of funds available for discretionary or other liquidity purposes.

(2) Capital expenditures for the fiscal year ended May 31, 1991 were comprised of $6,796,147 for purchase of systems and equipment and $53,896 of expenditures for leased licenses; for the fiscal year ended May 31, 1992 were comprised of $171,266 for purchases of systems and equipment; for the fiscal year ended May 31, 1993 were comprised of $1,225,104 for the purchase of system and equipment; for the fiscal year ended May 31, 1994 were comprised of $4,506,900 for purchases of system and equipment and $139,098 for expenditures for leased licenses; for the fiscal year ended May 31, 1995 were comprised of $1,514,822 for purchases of system and equipment and $163,354 for expenditures for leased licenses; for the six months ended November 30, 1994 were comprised of $501,726 for purchase of systems and equipment and for the six months ended November 30, 1995 $603,216 for the purchase of systems and equipment.

         1545

       TSC -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Revenue Analysis. Total revenues for Technivision increased 39.4% or $1,535,653 from fiscal 1993 to 1994 and 24.2% or $1,316,558 from fiscal 1994 to
1995. Revenues increased primarily due to the increase in the average number of subscribers and an increase in the number of premium subscription units sold to subscribers during such periods.

     Basic Revenue. Basic Revenue increased 38.1% or $946,076 from fiscal 1993 to fiscal 1994 and increased 33.8% or $1,159,777 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to fiscal 1994 was primarily the result of an increase in the average number of subscribers in the Corpus system and the addition of subscribers in the Dayton system which commenced operations in November 1993. The increase from fiscal 1994 to fiscal 1995 was primarily the result of an increase in the average number of subscribers in the Corpus and Dayton systems.

     Premium and Pay-Per-View Revenue. Premium and pay-per-view revenue increased 9.8% or $125,820 from fiscal 1993 to fiscal 1994, and increased 13.3% or $188,342 from fiscal 1994 to fiscal 1995. The increase in premium and pay-per-view revenue was primarily due to the increase in subscribers discussed above. Technivision's ratio of premium units to basic subscribers for fiscal 1995 was 63%, which is slightly below the estimated national ratio for the traditional hard-wire cable industry in 1995 of 73% according to Paul Kagan Associates, Inc. Technivision offers The Disney Channel, previously a premium channel, as part of its basic service package at its systems.

     Other Revenue. Other revenue is comprised primarily of service and installation revenue, fees for additional outlets and late fees. Other revenue was 11.0% of total revenues in fiscal 1994 and 8.4% of total revenues in fiscal 1995. The decrease from fiscal 1994 to fiscal 1995 primarily resulted from the increase in basic and premium revenues as they relate to the total revenue.

     Operating Expense Analysis. Total operating expenses increased 51.3% or $2,723,335 from fiscal 1993 to fiscal 1994 and 13.0% or $1,042,293 from fiscal 1994 to fiscal 1995. The increase in operating expenses was primarily due to the expansion of Technivision's Corpus and Dayton operations. Further increases in operating expenses were due to an increase in the average number of subscribers during such periods. Operating expenses are comprised of the following: systems operations; selling, general and administrative; and depreciation and amortization.

     Systems Operations. Systems operations expenses increased 75.0% or $1,282,232 from fiscal 1993 to fiscal 1994 and 21.8% or $651,195 from fiscal 1994 to fiscal 1995. Systems operations expenses are comprised primarily of programming (which is the largest component); channel leases; and technical and maintenance costs. Programming expenses increased from fiscal 1993 to fiscal 1994 and from fiscal 1994 to fiscal 1995 primarily as a result of increases in the number of subscribers, contractual rate increases and increases in the average number of channels available for programming. Channel leasing costs are a function of the number of subscribers and total revenues, and such costs have increased as the number of systems, subscribers and corresponding revenue have increased.

     Selling, General and Administrative. Selling, general and administrative expenses increased 64.7% or $1,046,564 from fiscal 1993 to fiscal 1994 and increased 5.2% or $139,253 from fiscal 1994 to fiscal 1995. Selling, general and administrative expenses are comprised primarily of the following expenses: administrative salaries and management fees; advertising and marketing; bad debt expense; insurance; copyright; and facilities expense. Salaries and management fees increased from fiscal 1993 to fiscal 1994 primarily as a result of increases in the subscriber base and the launching of the Dayton system. Increases in selling, general and administrative expenses from fiscal 1994 to fiscal 1995 are primarily the result of the continued increase of the subscriber base in the Corpus and Dayton systems.

     Depreciation and Amortization. Depreciation and amortization increased 19.9% or $394,539 from fiscal 1993 to fiscal 1994 and 10.6% or $251,845 from fiscal 1994 to fiscal 1995. The increase from fiscal 1993 to

         1546

fiscal 1994 and from fiscal 1994 to fiscal 1995 is due to increased depreciation associated with the increased base of property and equipment installed to serve Technivision's larger subscriber base.

     Interest Expense Analysis. Interest expense decreased 9.8% or $103,973 from fiscal 1993 to fiscal 1994 due to reductions in interest rate levels. Interest expense increased 39.5% or $378,645 from fiscal 1994 to fiscal 1995 due to the increase in debt levels accruing interest.

     Other Income Analysis. Other income consists primarily of the gain on sale of assets in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The wireless cable television business is a capital intensive business. Cash flow generated from Technivision's operations has not been sufficient to fund the cost of operations, the cost of expanding the Corpus and Dayton systems and servicing existing indebtedness, and the Company expects this trend to continue as it expands and develops the systems. In fiscal years 1993, 1994 and 1995, net cash used in operations and investing activities approximated $2.0 million, $6.5 million and $.5 million, respectively. Included in those amounts are capital expenditures of approximately $1.2 million, $4.9 million and $1.5 million, respectively.

     During the period through May 31, 1995, Technivision financed its subscriber additions in its systems primarily from advances from its parent and investors. Approximately $7 million was lent by investors during this period and $3 million was advanced from the parent.

     Technivision believes that the development of its markets will require significant ongoing capital investment. The incremental capital costs associated with adding a new subscriber are estimated to be between $360 and $600, depending on the amount of installation materials and number and type of set-top converter utilized. Utilizing refurbished subscriber equipment removed from former customers, however, significantly reduces the cost of adding an additional subscriber by $100 to $200, depending upon the amount of installation materials and type of set-top converter utilized

     The operation of the TSC systems requires substantial investment on a continuing basis to finance capital expenditures and related expenses for operations, expansion of the subscriber base and system development. In addition, as described under "Risk Factors" above, significant amounts of additional financing would be necessary to repay amounts owed to creditors of TSC. Management believes that TSC's existing cash and cash equivalents will not be sufficient to fund the presently foreseeable needs of the TSC systems. In addition, management believes that it is unlikely that alternative sources of funding will be available on satisfactory terms and conditions, if at all. Accordingly, if the TSC Transaction is not consummated, TSC may be unable to continue as a going concern. See "Risk Factors."

                                THE TSC MEETING

TIME, PLACE AND DATE OF TSC MEETING

     This Proxy Statement/Prospectus is being furnished to the holders of TSC Common Stock in connection with the solicitation of proxies by and on behalf of the TSC Board for use at the Special Meeting of Stockholders of TSC (together with any adjournments or postponements thereof, the "TSC Meeting") to be held at 10:00 a.m. on February 22, 1996 at 120 Floral Avenue, New Providence, New Jersey 07974.

PURPOSE OF THE TSC MEETING

     At the TSC Meeting, holders of TSC Common Stock are being asked to approve and adopt the TSC Agreement, attached as Appendix A and the related TSC Transactions. See "The TSC Transaction -- Recommendation of the TSC Board; Reasons for the TSC Transaction."

     THE TSC SPECIAL MEETING, THE TSC STOCKHOLDERS WILL BE ASKED TO APPROVE AND ADOPT THE TSC AGREEMENT, TSC LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE TSC STOCKHOLDERS ARE NOT

         1547

BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE TSC AGREEMENT, TSC LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

THE TSC BOARD OF DIRECTORS HAS APPROVED THE TSC TRANSACTION AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE TSC TRANSACTION.

RECORD DATE; VOTING RIGHTS

     Only the holders of shares of TSC Common Stock of record at the close of business on January 17, 1996 (the "TSC Record Date") are entitled to notice of, and to vote at, the TSC Meeting regarding the approval and adoption of the TSC Transaction and upon each other matter properly submitted at the TSC Meeting. On the TSC Record Date there were outstanding and entitled to vote 6,976 shares of TSC Common Stock, owned by approximately 50 holders of record. Each share of TSC Common Stock is entitled to one vote upon the approval and adoption of the TSC Transaction and any other matter properly submitted at the TSC Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of TSC Common Stock entitled to vote will constitute a quorum at the TSC Meeting. The affirmative vote of a majority of the votes cast by the holders of the TSC Common Stock is necessary to approve the TSC Transaction. As of December 31, 1995, the directors and executive officers of TSC and their affiliates beneficially owned an aggregate of 3,757 shares (50%) of TSC Common Stock; such persons have informed TSC of their intention to vote their shares of TSC Common Stock in favor of the TSC Transaction. See "Information Concerning TSC -- Security Ownership of Principal Stockholders and Management."

     Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power at that time and has not received instructions from the beneficial owner) are counted for the purposes of determining the presence or absence of a quorum at the TSC Meeting. Abstentions and broker non-votes will have no effect on the approval of the TSC Transaction (assuming a majority of the shares of TSC Common Stock is present at the TSC Meeting).

     Holders of TSC Common Stock who vote against the TSC Transaction and comply with the detailed provisions contained in Chapter 11 of the NJBCA will be entitled to dissent from the TSC Transaction and to seek payment of the fair value of their TSC Common Stock. Because an executed Proxy Card will be voted FOR the TSC Transaction unless otherwise specified, a stockholder returning a signed but unmarked Proxy Card will waive his or her right to dissent from the TSC Transaction. A copy of Chapter 11 of the NJBCA is reproduced as Appendix D to the attached Proxy Statement/Prospectus. TSC stockholders wishing to dissent from the TSC Transaction should read such materials carefully. See "The TSC Transaction -- Appraisal Rights."

SOLICITATION OF PROXIES AND EXPENSES

     This Proxy Statement/Prospectus, the accompanying notice and proxy are being mailed on or about January 26, 1996 to holders of TSC Common Stock entitled to notice of, and to vote at, the TSC Meeting. The cost of preparing, assembling, printing, filing and mailing the Proxy Statement/Prospectus will be borne jointly by TSC and Heartland. Certain officers, directors and employees of TSC may solicit proxies by telephone or personal contact. Such officers, directors and employees will not be additionally compensated for such solicitation (other than their regular salaries), but will be reimbursed by TSC for out-of-pocket expenses incurred by them in the course of such solicitation.

PROXIES

     Holders of TSC Common Stock are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of TSC Common Stock represented by properly executed proxies received by TSC and not revoked will be voted at the TSC Meeting in accordance with the instructions contained therein. If instructions are not contained therein, proxies will be voted FOR approval and adoption of the TSC Transaction. In addition, proxies will be voted in the discretion of the holders of the

         1548

proxy with respect to any other procedural matters incident to the conduct of the TSC Meeting that may properly come before the TSC Meeting.

     IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, TSC STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE TSC STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. IN THE EVENT OF THE OCCURRENCE OF ANY MATERIAL EVENT NOT DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, TSC WILL PROMPTLY PROVIDE YOU WITH APPROPRIATE DISCLOSURE RELATING THERETO.

     Any proxy signed and returned by a holder of TSC Common Stock may be revoked by such holder at any time before it is voted either by giving due written notice of such revocation to the secretary of the TSC Meeting, or by signing and duly delivering a proxy bearing a later date, or by attending the TSC Meeting and voting in person. Signed but unmarked proxies returned by a holder of TSC Common Stock will be voted FOR approval and adoption of the TSC Transaction and otherwise in the discretion of the proxies designated therein. Attendance at the TSC Meeting will not in and of itself constitute a revocation of a proxy.

OTHER MATTERS TO BE CONSIDERED

     It is not anticipated that any matter other than those discussed in this Proxy Statement/Prospectus will be brought before the TSC Meeting. If other matters are presented, proxies for TSC Common Stock will be voted in accordance with the best judgment of the proxy holders.

         1549

                              THE TSC TRANSACTION

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TSC AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE TSC AGREEMENT ATTACHED HERETO AS APPENDIX A WHICH IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND OF THE TSC TRANSACTION

     Pursuant to the terms of the Forbearance Agreement, dated February 27, 1995, and an amendment thereto (as amended, the "Forbearance Agreement"), between Technivision and Philips Credit Corp. ("Philips") and the consent order (the "Consent") entered in connection with the settlement of the enforcement action brought by the Commission described under "Risk Factors -- Factors Associated with TSC," in March 1995 Technivision began to market its wireless cable television assets in Corpus Christi, Texas, Dayton, Ohio and El Paso, Texas. In mid-1995, Technivision retained Gerard Klauer Mattison & Co., LLC ("GKM") to assist it in marketing and selling the TSC Systems. In connection with that engagement, GKM prepared a descriptive memorandum (the "Descriptive Memorandum") describing the business and prospects of Technivision. The Descriptive Memorandum was sent to a number of possible purchasers of the TSC systems, including Heartland.

     In connection with this marketing effort, the Board of Directors of Technivision had considered whether the TSC systems should be sold separately or together. Although the Board of Directors put no restrictions on GKM, Technivision preferred a sale of all of the TSC systems to one purchaser because it felt that a sale of any one system would not yield sufficient net proceeds to pay the trust established by the Commission pursuant to the Consent (the "Trust"), Philips and its other creditors in full. Furthermore, the Board of Directors recognized that further developing and operating the TSC systems would require substantial additional financing. In addition, because TSC had previously determined to wind up its operations, the Board of Directors recognized that Technivision did not and would not have the personnel required to operate the TSC systems on a long-term basis.

     During the course of the next several months, representatives of Technivision provided information to, and held exploratory discussions with, a number of potential purchasers. Substantially all of such potential purchasers were owners and operators of other wireless cable television systems. Based on these preliminary discussions, Technivision concluded that Heartland provided the best opportunity to realize the greatest value from the sale of the TSC systems.

     In July 1995, Technivision began detailed negotiations with Heartland regarding the terms of a proposed sale of the TSC systems. During the next several weeks, Richard G. Nowalk, a certified public accountant and the Technivision treasurer, together with representatives of GKM, held a number of discussions with John F. Bailey, Heartland's Senior Vice President -- Finance, regarding the price and structure of a potential transaction.

     On September 5, 1995, the Board of Directors of Technivision approved the terms of a letter of intent describing the basic terms of a proposed transaction with Heartland. Subsequently, representatives of Technivision had numerous discussions with representatives of Heartland regarding the terms and conditions of the TSC Agreement. During the course of those discussions, the parties agreed that in order to preserve certain tax benefits, the transaction should be structured as a combination of Technivision and TSC and a sale by TSC of the assets of Technivision.

     On October 9, 1995, the Board of Directors of TSC approved the terms of the TSC Agreement and authorized the officers of TSC to finalize and execute a definitive agreement. On October 19, 1995, TSC and Technivision executed and delivered the TSC Agreement.

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RECOMMENDATION OF THE TSC BOARD; REASONS FOR THE TSC TRANSACTION

     In determining to approve the TSC Agreement, the Board of Directors of TSC considered, among others, the following factors (all of which favored approval of the TSC Transaction):

          (i) The Financial and Other Terms of the TSC Agreement. The Board of Directors of TSC considered the terms of the TSC Agreement and the transactions contemplated thereby, especially the number of shares of Heartland Common Stock to be received by shareholders of TSC, which would be established shortly before the TSC Effective Date thereby minimizing the risks of fluctuations in the per share price of the Heartland Common Stock. The Board of Directors also considered the fact that the TSC Agreement allows TSC to terminate the TSC Agreement in the event that the per share price for Heartland Common Stock increases beyond a specified level. In addition, the Board of Directors considered the fact that the terms of the TSC Agreement provided a higher price for the TSC systems than any other indication of interest Technivision had received. The Board of Directors also considered the proposed timing of the TSC Agreement, which allowed Technivision to meet the September 30 deadline (subsequently extended) established in the Forbearance Agreement for the execution of a definitive sale agreement and which contemplated a closing date as close as possible to the closing deadline set by Philips and to meet the December 31, 1996 deadline established by the Commission. See "Risk Factors -- Factors Associated with TSC." Finally, the TSC Board considered that the sale of the TSC systems to Heartland would result in TSC stockholders receiving shares of stock in a public company when previously they have held an illiquid investment.

          (ii) Opportunity to Participate in Industry Growth. The TSC Board of Directors considered that by combining with a larger entity that will have the critical mass to fund the development and operation of wireless cable television systems, stockholders of TSC will continue to participate in the favorable dynamics currently being experienced by the wireless cable television industry.

          (iii) Ability to Pay Creditors. As described above, the TSC Board considered the terms and conditions of the arrangements entered into with the Commission and Philips. In the event that the TSC Agreement was not executed and delivered by the date set forth in the Forbearance Agreement, Philips had the right to take possession of the TSC systems and to liquidate them to pay Technivision's debt. In addition, under its arrangements with the SEC, Technivision was required to sell the Technivision systems by no later than December 31, 1996. The Board also considered the fact that the Forbearance Agreement provides Technivision with substantial benefits if the TSC systems are sold on or before January 2, 1996.

          (iv) Certain Financial and Other Information Concerning Heartland. The TSC Board analyzed the historical financial results of Heartland and the expected future impact of the Transactions on those results. The TSC Board also considered Heartland's record as an owner and operator of other wireless cable television systems.

          (v) Other Market Transactions. The TSC Board considered the valuation ascribed to the TSC systems in the TSC Agreement and compared that valuation to other recent sales of wireless cable television assets.

          (vi) Expected Tax Treatment of the TSC Transaction. The TSC Board considered that the TSC Transaction is expected to be tax-free (other than with respect to cash paid in lieu of fractional shares) to TSC stockholders for federal income tax purposes. See "-- Certain Federal Income Tax Considerations."

          (vii) Regulatory and Other Approvals. The TSC Board considered the nature of, and likelihood of obtaining, the regulatory and other approvals that would be required with respect to the TSC Transaction. See
     "-- Regulatory Approvals."

          (viii) Economic and Competitive Environment. The TSC Board considered the current and prospective economic and competitive environment facing the wireless cable television industry generally and TSC and Heartland in particular.

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          (ix) Alternatives to the TSC Transaction. The TSC Board considered the effect on stockholder value of Technivision continuing as a stand-alone entity or selling its assets to other potential purchasers (including those entities with whom Technivision had engaged in exploratory discussions), compared to the effect of entering into the TSC Agreement and determining that the TSC Transaction presented the best opportunity for maximizing stockholder value given Technivision unique circumstances and prospects.

     After deliberating with respect to the TSC Agreement and the TSC Transaction, and after considering the other alternatives thereto, the TSC Board, by the unanimous vote of the directors present, approved the TSC Agreement and the TSC Transaction as being in the best interests of TSC and its stockholders. In reaching its determination to approve the TSC Agreement, the TSC Board of Directors did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the TSC Board is not intended to be exhaustive but includes all material factors considered by the TSC Board.

     For the reasons described above, the TSC Board approved the TSC Agreement and believes that the TSC Transaction is fair to, and in the best interest of, its stockholders. Accordingly, the TSC Board unanimously recommends that TSC stockholders vote "FOR" approval of the TSC Agreement. For certain information regarding Heartland's reasons for pursuing the TSC Transaction and the Other Transactions, see "The Combined Company -- Reasons for the Transactions."

FINANCIAL ADVISOR

     GKM was retained by TSC to assist it in marketing and selling the TSC systems and to provide financial advice and assistance in connection with any sale of the TSC systems. Although GKM provided advice to TSC in connection with the structuring and negotiation of the TSC Transaction (including the consideration to be paid by Heartland for the TSC systems), TSC did not ask for, and GKM did not provide, an opinion regarding the fairness of the TSC Transaction to the TSC stockholders. TSC did not seek a fairness opinion from GKM with respect to the TSC Transaction for several reasons, including the following: (i) TSC is privately held by a relatively small number of sophisticated investors, many of whom are familiar with the wireless cable television industry, (ii) TSC's Board of Directors includes individuals possessing specialized knowledge regarding the wireless cable television industry, (iii) Heartland's offer exceeded the price offered by any other potential purchaser of the TSC systems identified during TSC's marketing process, (iv) no other potential purchaser could meet TSC's time schedule, and
(v) the cost of obtaining such an opinion.

     GKM is a nationally recognized investment banking firm and was selected by TSC based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of wireless cable television businesses and because of its familiarity with, and prior work for, TSC. GKM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prior to the merger of Technivision into TSC, GKM owned approximately 1% of Technivision.

     For the services rendered by it in connection with the TSC Transaction, TSC has agreed to pay GKM approximately $750,000 (subject to upward adjustment in certain circumstances) in the event that the TSC Transaction is consummated. TSC has also agreed to pay GKM its out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify GKM against certain liabilities, including certain liabilities arising under the federal securities laws. GKM has provided certain investment banking and advisory services to TSC from time to time, including having prepared a memorandum in connection with a proposed private placement in 1990. In addition, GKM has provided, and may provide in the future, certain investment banking services to Heartland and CMAX for which it received, and will receive, customary compensation. Except as described herein, TSC has not paid GKM for any investment banking or advisory services since January 1, 1993.

     As of December 31, 1995, GKM owned 87 shares of TSC Common Stock.

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TERMS OF THE TSC AGREEMENT

     Acquisition; Consideration. On October 19, 1995, Heartland, TSC and Technivision executed the TSC Agreement. Upon the consummation of and pursuant to the TSC Agreement, TSC will sell to Heartland substantially all of its assets, consisting of the wireless cable television assets in Dayton, Ohio, Corpus Christi, Texas, and El Paso, Texas ("TSC Markets"), and Heartland will issue to TSC (subject to the escrow requirements described below) that number of shares of Heartland Common Stock ("TSC Shares") having an aggregate exchange value of (a) $36.75 million plus (b) $1,200 for each wireless cable television subscriber on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) in excess of amounts specified in the TSC Agreement (currently estimated to be $1.5 million, provided that the aggregate of such additional subscriber consideration shall not exceed $3.5 million) minus (c) the amount of certain obligations to be assumed by Heartland (not to exceed $5 million and currently anticipated to be $5 million), minus (d) certain proceeds to be retained by TSC from any sale of the Dayton, Ohio wireless cable television system prior to the consummation of the TSC Agreement (collectively, the "TSC Consideration"). The exchange value ("Exchange Value") for the shares of Heartland Common Stock to be issued in the TSC Transaction will be equal to the average closing price of the Heartland Common Stock as reported on the Nasdaq-NMS of the 20-day-trading period ending on the fifth business day preceding the consummation of the TSC Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996). Heartland, at its option, may terminate the TSC Agreement if such average closing price is below $16 per share. Heartland currently intends to exercise such right, if applicable. As a result, a maximum of 2,515,625 shares of Heartland Common Stock are issuable in connection with the TSC Transaction. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ-NMS OVER THE 17 TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST 17 DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, TSC STOCKHOLDERS WILL BE PROVIDED WITH AN ADDITIONAL PROXY CARD FOR THE SPECIAL MEETING TO ENABLE TSC STOCKHOLDERS WHO WISH TO DO SO TO CHANGE THEIR VOTE.

     Indemnity Escrow; Consent Escrow. Upon the consummation of the TSC Agreement, Heartland will deliver to the Exchange Agent TSC Shares having an aggregate exchange value of $5 million ("Indemnity Shares") to be held in escrow pursuant to the TSC Exchange Agreement for a period of up to 18 months to satisfy the indemnification obligations to TSC to Heartland under the TSC Agreement, and TSC Shares having an aggregate exchange value of up to $3.6 million (currently estimated to be $1 million) will be held in escrow pursuant to the TSC Escrow Agreement (attached as Appendix B to the Proxy Statement/Prospectus) pending TSC's delivery of specified FCC consents and other approvals that are not delivered on the date the TSC Agreement is consummated ("Consent Shares"). Pursuant to the terms of the TSC Escrow Agreement, (a) the Indemnity Shares will be held in escrow for up to 18 months ("Indemnity Period"), during which period Heartland will have the right to submit claims for indemnification to the Exchange Agent subject to certain minimum amounts, and, following a claims procedure, recover Indemnity Shares or the proceeds thereof for any claims for which indemnity is proper pursuant to the terms of the TSC Agreement, and (b) the Consent Shares will be held in escrow for a period of up to six (6) months (subject to extension) ("Consent Period"), during which period TSC is to deliver to Heartland specified FCC consents and other approvals required under the TSC Agreement ("Required Consents"). Any remaining Consent Shares at the expiration of the Consent Period shall be released to Heartland.

     Noncompetition. In connection with the TSC Agreement, TSC has agreed that for a period of five (5) years following the consummation of the TSC Agreement, it will not engage in a competing business within a 100-mile radius of the TSC Markets.

     Sale of Dayton Market. Pursuant to the TSC Agreement and subject to the consent of certain creditors of TSC, TSC and Heartland have the right to solicit bids for the sale of the wireless cable television assets servicing the Dayton, Ohio market ("Dayton Market"). In the event that the sale of the Dayton Market occurs prior to the consummation of the TSC Agreement, then TSC will be entitled to retain up to $11.7 million ("Dayton Proceeds") of such proceeds, plus $1,200 for each wireless cable television subscriber

         1553

in the Dayton Market in excess of 3,050, and Heartland will be entitled to receive any proceeds in excess thereof ("Excess Dayton Proceeds"). Upon the sale of the Dayton Market prior to the closing under the TSC Agreement, the TSC Consideration will be reduced by the amount of the Dayton Proceeds.

     Assumption of Liabilities. Pursuant to the TSC Agreement, Heartland has agreed to assume and pay up to $5 million of liabilities of TSC at closing, and any liabilities so assumed shall reduce the TSC Consideration.

DISTRIBUTION OF TSC SHARES

     As a part of the approval of the TSC Agreement, the stockholders of TSC ("TSC Stockholders") are being asked to approve the liquidation and dissolution of TSC ("TSC Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix C (the "TSC Liquidation Plan"), pursuant to which the TSC Shares (and the remaining assets of TSC) will be distributed. See "-- Other Assets." To facilitate the distribution of the TSC Shares, the Exchange Agent has been selected to effectuate the delivery of the TSC Shares. Pursuant to the shares of the Exchange Agent Agreement ("TSC Exchange Agreement") between TSC, Heartland and the Exchange Agent, Heartland will deliver to the Exchange Agent the TSC Shares for sale or distribution in accordance with the terms of the TSC Liquidation Plan. Pursuant to the TSC Agreement and the TSC Exchange Agreement, the TSC Shares will be delivered to the Exchange Agent in accordance with the TSC Liquidation Plan, and the Indemnity Shares and Consent Shares will be held in the escrows created pursuant to the TSC Escrow Agreement to be distributed in accordance therewith. The TSC Board anticipates that upon the consummation of the TSC Transaction, TSC Shares having an aggregate exchange value of approximately $20 million (or approximately $2,865 per share of TSC Common Stock) ("TSC Liquidated Shares") will be delivered to certain creditors of TSC or sold in the open market or other transaction approved by the TSC Board, to satisfy the known and contingent claims against TSC. The remaining TSC Shares, other than the Indemnity Shares, Consent Shares and TSC Liquidated Shares (the "TSC Distributable Shares"), will be available for distribution to the TSC Stockholders. The number of TSC Distributable Shares to be received by each TSC Stockholder will be rounded down to the nearest whole share, and any fractional shares will be added to the TSC Liquidated Shares, with the proceeds thereof to be distributed to the TSC Liquidation Plan. Upon the completion of the TSC Liquidation, any remaining TSC Shares (or proceeds thereof) will be distributed among the TSC Stockholders.

     Promptly after the consummation of the TSC Agreement and the TSC Stockholders' approval of the TSC Liquidation Plan, Heartland will cause the Exchange Agent to send to each TSC stockholder a letter of transmittal ("Letter of Transmittal") containing instructions regarding procedures for each TSC Stockholder to receive his or her respective portion of the TSC Shares (or proceeds thereof). Upon the consummation of the TSC Agreement, each TSC Stockholder shall be entitled to receive, upon return of a duly executed Letter of Transmittal, such stockholder's pro rata interest in (i) TSC Distributable Shares, (ii) the remaining proceeds, if any, of the TSC Liquidated Shares after satisfaction of TSC's claims and obligations, (iii) any Consent Shares to be distributed pursuant to the Consent Escrow, and (iv) any remaining Indemnity Shares upon the expiration of the Indemnity Period, or earlier release of the Indemnity Shares from the Indemnity Escrow. As contemplated by the TSC Liquidation Plan, until the Letter of Transmittal is executed and returned to the Exchange Agent along with the Certificate representing the TSC Common Stock ("TSC Certificate"), each TSC Certificate shall, upon the consummation of the TSC Transaction, be deemed to represent only the right to receive such TSC Stockholder's pro rata interest in (i) the TSC Distributable Shares, (ii) the remaining proceeds, if any, of the TSC Liquidated Shares, (iii) any TSC Consent Shares to be distributed to the TSC Stockholders, and (iv) any remaining TSC Indemnity Shares.

     Any dividends or other distributions declared on or after the closing date on shares of Heartland Common Stock or payable to the holders of record of Heartland Common Stock on or after the TSC Closing Date will be paid to the person(s) entitled to receive such shares. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or distributions. If any dividends, cash attributable to fractional shares or shares of Heartland Common Stock are to be paid or issued in a name other than that of the person entitled thereto as indicated on TSC's books and records, it shall be a

         1554

condition of such exchange that the person requesting the exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the Heartland Common Stock in a name other than that of the person so entitled or to establish to the satisfaction of the Exchange Agent and Heartland that such tax has been paid or is not applicable.

OTHER ASSETS

     In addition to the Technivision systems, TSC currently owns certain other assets which are not being sold to Heartland pursuant to the TSC Transaction. Such assets are comprised of (i) two SMATV systems in New Jersey operated by TSC's subsidiary, Clearview Inc., (ii) two notes payable from third parties and
(iii) certain investment securities. Certain of these assets have been pledged to creditors of TSC. In addition, the marketability and/or ultimate collectibility of certain of these assets is in doubt. TSC is currently in the process of seeking one or more purchasers for these assets. Pursuant to the TSC Liquidation Plan, in the event that such assets are not sold prior to distribution date established pursuant to the TSC Liquidation Plan, such assets may be distributed in kind to the TSC stockholders pro rata in accordance with their interests.

REPRESENTATIONS AND WARRANTIES

     Generally, the representations and warranties of TSC (and its predecessor, Technivision) relate to (i) corporate organization and qualification, (ii) ownership and outstanding rights to assets, (iii) capitalization, (iv) the authority and enforceability of the TSC Agreement and non-contravention of the TSC Agreement with other agreements, laws or organizational documents, (v) the accuracy of the financial statements of TSC, (vi) assets, liabilities and contracts, (vii) regulatory matters, (viii) compliance with laws, (ix) litigation and tax matters, (x) consents and approvals required in connection with the TSC Agreement, and (xi) the accuracy of information to be included in the Proxy Statement/Prospectus and the Registration Statement. Generally, the representations and warranties of Heartland relate to (i) its corporate organization and standing, (ii) authorization and enforceability of the TSC Agreement and noncontravention of the TSC Agreement with its charter documents,
(iii) the absence of pending or threatened litigation, (iv) consents and approvals required in connection with the TSC Agreement, (v) capitalization,
(vi) the accuracy of Heartland's financial statements and securities filings and
(vii) the accuracy of information to be included in the Proxy Statement/Prospectus and the Registration Statement.

COVENANTS AND OBLIGATIONS

     Covenants Pending the Consummation or Termination of the TSC Agreement. TSC has agreed, among other things, that prior to the consummation of the TSC Agreement or earlier termination thereof and with respect to the TSC Markets, except as contemplated by the TSC Agreement, TSC will (i) not engage in any practice or take any action other than in the ordinary course of business, (ii) use reasonable efforts to keep its business, properties and business relationships substantially in tact, (iii) pay and perform all of its debts and obligations except to the extent being contested in good faith and as to which adequate reserves have been established, (iv) perform its material obligations under its governmental authorizations and contracts, (v) comply in all material respects with all governmental rules, (vi) not take any action that would cause a material breach of the TSC Agreement, (vii) use reasonable efforts to preserve, protect and maintain its rights in channel leases, FCC licenses and other agreements, (viii) not enter into, amend or terminate any channel lease, FCC license, permit, application or contract, (ix) not make any distributions to the TSC stockholders or sell any equity interest or options or rights with respect thereto, (x) not sell, lease, transfer or otherwise dispose of any assets except as contemplated in the TSC Agreement, (xi) enter into any new compensation arrangements with its employees or pay any salaries other than in the ordinary course of business, and (xii) not take any action that would cause the transactions contemplated by the TSC Agreement to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and Exchange Act ("Roll-up Rules").

     Other Agreements. TSC has agreed to (a) use reasonable efforts to obtain any required consents for the transfer of wireless cable television channel rights to Heartland, (b) provide estoppel certificates from specified parties certifying that TSC is not in default under the relevant agreements and that the transactions

         1555

contemplated by the TSC Agreement would not cause a default thereunder, and (c) not take any action that would cause the net operating losses of TSC to be less than $9.5 million or deny Heartland the ability to use such losses following the close of the TSC Agreement.

NO SOLICITATION

     Pursuant to the TSC Agreement, TSC has agreed that neither it nor any of its officers, directors or other representatives will solicit, initiate, or encourage any discussions or negotiations with any third party concerning any tender offer, exchange offer, merger, consolidation or other business combination involving TSC or any proposal to acquire a substantial equity in, or a substantial portion in the assets of, TSC, other than transactions contemplated by the TSC Agreement.

CONDITIONS

     The respective obligations of the parties to consummate the TSC Agreement are subject to the satisfaction of or, where permissible, waiver of the following conditions: (i) the effectiveness of the Registration Statement/Prospectus, filed in connection with the TSC Transaction and the receipt of any required authorizations from state securities agencies, (ii) the absence of any action or proceeding which is then in effect that has the effect of prohibiting the TSC Agreement or the TSC Transaction or otherwise making consummation of the TSC Transaction or any other transactions contemplated thereby illegal, (iii) the receipt of all required consents and approvals, including the termination of all applicable waiting periods under the HSR Act, and (iv) the approval of the TSC Transaction by certain lenders of Heartland and TSC.

     The obligations of Heartland to consummate the TSC Transaction are also subject to the satisfaction or, where permissible, waiver of the following conditions: (i) required stockholder approval of the TSC Transaction by the stockholders of Heartland, (ii) the accuracy in all material respects of the representations and warranties of TSC set forth in the TSC Agreement, (iii) the delivery of certain documents, certificates and legal opinions of TSC, (iv) the absence of any material adverse change with regard to TSC, (v) the execution of a noncompetition agreement by TSC, (vi) the performance by TSC in all material respects of its obligations under the TSC Agreement, (vii) the exchange value not being less than $16 per share of Heartland Common Stock.

     The obligations of TSC to consummate the TSC Transaction are also subject to the satisfaction or, where permissible, waiver of the following conditions:
(i) the approval of the TSC Stockholders of the TSC Agreement, (ii) the accuracy in all material respects of the representations and warranties of Heartland,
(iii) the delivery of certain documents, certificates and legal opinions by Heartland, (iv) the performance by Heartland, in all material respects of their respective obligations under the TSC Agreement, (v) the absence of any change in the business or affairs of Heartland acquiring amendment or supplement to this Proxy Statement/Prospectus, and (vi) the exchange value shall not be greater than $40 per share of Heartland Common Stock.

REGULATORY APPROVALS

     In addition to the federal and state approvals required in connection with the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part, Heartland and TSC have made or expect to make certain regulatory filings with (1) the FCC for the transfer of TSC's commercial wireless cable television licenses to Heartland and (2) the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act. The TSC Agreement is conditioned upon notification of expiration of the waiting period under the HSR Act.

TERMINATION

     The TSC Agreement may be terminated and abandoned at any time prior to closing, before or after the approval of the stockholders of TSC and Heartland, by the mutual consent of Heartland and TSC. The TSC Agreement may be terminated by TSC if the conditions to closing for TSC have not been satisfied in full or,

         1556

where permissible, waived on or before February 29, 1996. The TSC Agreement may be terminated by Heartland (i) if the closing conditions for the performance by Heartland have not been satisfied or, where permissible, waived on or before February 29, 1996, or earlier date set forth therein, and (ii) in connection with TSC's delivery of a supplemental schedule containing material changes from any prior disclosure to Heartland, adverse to Heartland.

     In the event that the TSC Agreement is terminated as a result of the failure of TSC to receive the required consents of certain creditors to the TSC transaction, TSC has agreed to pay Heartland the sum of $350,000 as liquidated damages.

INDEMNIFICATION

     TSC has agreed to indemnify, defend and hold harmless Heartland from and against any damages incurred by Heartland arising out of (i) a breach of a representation or warranty under the TSC Agreement, (ii) any failure by TSC to perform any of its obligations under the TSC Agreement, (iii) any liabilities of TSC, other than liabilities assumed by Heartland, and (iv) the operations and activities of TSC and its affiliates, including activities relating to the assets to be acquired by Heartland, prior to the consummation of the TSC Agreement. Pursuant to the terms of the TSC Agreement, the indemnification obligations of TSC continue for the duration of the Indemnity Period (approximately 18 months). Heartland and TSC have agreed to the measure of damages for breaches involving (i) the amount of net operating losses to transfer with the assets to be acquired by Heartland, (ii) the number of channels to which TSC has secured channel rights in each TSC Market, and (iii) the number of subscribers in each TSC Market.

     Heartland has agreed to indemnify, defend and hold TSC harmless from and against damages incurred by TSC arising out of (i) any breach of any representation or warranty of Heartland contained in the TSC Agreement, (ii) any obligations assumed by Heartland, or (iii) any failure by Heartland to perform its obligations under the TSC Agreement.

ACCOUNTING TREATMENT

     As required by generally accepted accounting principles, the TSC Transaction will be accounted for as a purchase. Under purchase accounting principles, the assets of TSC to be purchased by Heartland and the liabilities of TSC to be assumed by Heartland will be recorded at their fair market value on the books and records of Heartland. Any purchase price in excess of such fair market value will be recorded as an intangible asset (goodwill) and amortized over its estimated useful life.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The TSC Transaction is intended to be a tax free reorganization pursuant to
Section 368(a)(1)(C) of the Internal Revenue Code. Thus, each TSC stockholder will not recognize any gain or loss on the receipt of the Heartland Common Stock upon dissolution of TSC and will obtain tax basis in the Heartland Common Stock received equal to the tax basis in his or her TSC Common Stock. However, notwithstanding Heartland and TSC's intent to treat the TSC Transaction as a tax free reorganization. TSC and Heartland do not intend to seek a ruling to that effect from the IRS. Furthermore, the TSC Transaction is not conditioned upon the receipt of an opinion of counsel that the TSC Transaction will be tax free to TSC stockholders as described above and no opinion has been sought. There can be no assurance that the IRS will not seek to recharacterize the TSC Transaction so as to make the TSC Transaction taxable to TSC and/or the TSC stockholders.

     If it is ultimately determined that the TSC Transaction may not be treated as a tax free reorganization, then the TSC Transaction would be treated as a fully taxable sale of all the assets of TSC. As a result, TSC would recognize taxable gain or loss and would incur income tax liability as if it had exchanged all of its assets for the Heartland Common Stock.

     In addition, each TSC shareholder would recognize taxable gain or loss upon the TSC Liquidation equal to the difference between the value of any property distributed and their tax basis in the TSC shares surrendered. The character of any gain or loss recognized by a holder of TSC Common Stock would depend upon a TSC Common Stock holder's individual circumstances. If the TSC Common Stock surrendered in the TSC Liquidation was a capital asset in the hands of the holder, any gain or loss would be treated as capital gain or loss for that holder. The capital gain or loss would be short-term if the TSC Common Stock had been

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held for one year or less as of the TSC Liquidation, and long term if the TSC Common Stock had been held for more than one year as of the TSC Liquidation. Each holder of TSC Common Stock should consult with the holder's tax advisor regarding whether the holder's TSC Common Stock is a capital asset and the differences in tax treatment between long term and short term capital gains and losses.

APPRAISAL RIGHTS

     Holders of TSC Common Stock will have the right to dissent and exercise appraisal rights with respect to the TSC Transaction under the NJBCA. Pursuant to Chapter 11 of the NJBCA, holders of record of TSC Common Stock who object to the TSC Transaction and who follow the procedures prescribed by Chapter 11 of the NJBCA will be entitled to receive a cash payment equal to the "fair value" of the shares of TSC Common Stock held by them in lieu of receiving the consideration proposed under the TSC Agreement. Set forth below is a summary of the procedures holders of TSC Common Stock must follow in order to exercise appraisal rights under the NJBCA. This summary does not purport to be complete and is qualified in its entirety by reference to Chapter 11 of the NJBCA (a copy of which, as of the date hereof, is attached to this Proxy Statement/Prospectus as Appendix D) and to any amendments to, or modifications of, such provisions as may be adopted after the date hereof.

     Any holder of TSC Common Stock contemplating the possibility of objecting to the TSC Transaction should carefully review the text of Appendix D (particularly the specified procedural steps required to perfect their appraisal rights) and should consult as appropriate with such holder's legal counsel. Appraisal rights will be lost if the procedural requirements of Chapter 11 of the NJBCA are not fully and precisely satisfied.

     Under Chapter 11 of the NJBCA, any holder of TSC Common Stock who files with TSC, prior to the taking of the vote with respect to the TSC Agreement at the TSC Meeting, written notice of such holder's intent to demand the fair value for such holder's shares of TSC Common Stock if the TSC Transaction is consummated and who complies with the other applicable procedural requirements of Chapter 11, shall be entitled, if the TSC Transaction is consummated, to receive a cash payment of the fair value of such shares. However, a holder of TSC Common Stock who votes such holder's TSC Common Stock against approval of the TSC Agreement will not, solely by virtue of such vote, satisfy the notice requirement referred to above. Moreover, because an executed Proxy Card will be voted FOR the TSC Transaction unless otherwise specified, a stockholder returning a signed but unmarked Proxy Card will waive his or her right to dissent from the TSC Transaction.

     Written notices of the intent to exercise dissenters' appraisal rights must be sent to TSC at 120 Floral Avenue, New Providence, New Jersey 07974.
Attention: Corporate Secretary, prior to the taking of the vote at the TSC Meeting. A holder of TSC Common Stock who does not satisfy each of the requirements of Chapter 11 of the NJBCA will not be entitled to appraisal rights under the provisions of the NJBCA and will be bound by the terms of the TSC Agreement.

     Within ten days after consummation of the TSC Transaction, TSC must send written notice of such consummation by certified mail to all holders of TSC Common Stock who have given proper written notice of their intent to exercise appraisal rights (and who have not otherwise voted any TSC Common Stock in favor of approval of the TSC Agreement) as described above. Any such holder who wishes to exercise such appraisal rights must make a written demand on TSC for the payment of the fair value of such TSC Common Stock within 20 days after the mailing of such notice by TSC. Not later than 20 days making such written demand, the holder of TSC Common Stock shall submit to TSC the certificate or certificates representing such holder's shares of TSC Common Stock for notation thereon that such demand has been made. Upon making a demand to receive fair value, a holder of TSC Common Stock shall have no rights in TSC or Heartland by virtue of holding such shares of TSC Common Stock, other than the right to receive fair value for such shares.

     Every notice or other communication required to be given or made by TSC to any holder of TSC Common Stock with respect to the exercise of appraisal rights will specify the relevant dates as of which action must be taken in order for such holder to perfect such holder's rights as a dissenting stockholder under the NJBCA.

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     Not later than ten days after the expiration of the period within which holders of TSC Common Stock may make a written demand on TSC to be paid the fair value of their shares, TSC must mail to each holder that has properly exercised appraisal rights under Chapter 11 of the NJBCA (each, a "dissenting holder") certain financial statements of TSC. TSC may accompany such mailing with a written offer to pay each dissenting holder an amount deemed by TSC to be the fair value of the shares of TSC Common Stock held by such holder. Such offer much be made at that same price per share to all dissenting holders. If TSC and any dissenting holder agree upon the fair value of the shares of TSC Common Stock held within 30 days after the expiration of the ten-day period in which TSC must mail financial statements as discussed above, TSC shall pay the agreed upon amount of that dissenting holder upon surrender to TSC of the certificate or certificates representing such TSC Common Stock.

     If TSC and any dissenting holder fail to agree upon a fair value within the specified 30 day period, each such dissenting holder shall have an additional 30 days in which to demand that TSC commence an action in New Jersey Superior Court for the determination of the fair value of the shares. TSC shall have 30 days after receipt of such demand in which to institute the action. If TSC fails or refuses to institute the action within such latter 30-day period, the dissenting holder may commence the action in TSC's name, but not later than 60 days after the expiration of the time within which TSC was required to commence the action. The costs and expenses of any judicial proceeding to determine fair value shall be apportioned and assessed upon the parties of any of them in the manner the court may find equitable.

     The term "fair value" as used in Chapter 11 of the NJBCA will be determined as of the day prior to the day of the TSC Meeting and will exclude any appreciation or depreciation resulting from the TSC Transaction.

     Dissenting holders may not withdraw their election to exercise appraisal rights unless TSC consents in writing to such withdrawal. Holders of TSC Common Stock who do not follow the procedures set forth in Chapter 11 of the NJBCA within the time limits specified therein will lose their right to dissent and to receive fair value for their shares. Such holders will, however, be entitled to receive, in exchange for their shares of TSC Common Stock, shares of Heartland Common Stock as provided in the TSC Agreement. See "Description of Heartland Capital Stock -- Common Stock."

     Except as provided herein with respect to the holders of TSC Common Stock, no other holders of TSC securities will be entitled to appraisal rights in connection with the TSC Transaction.

INTERESTED PARTIES

     Certain of the directors and executive officers of TSC have interests in one or more creditors of TSC. To the extent that the TSC Transaction will result in the payment of such creditors in full, those directors and executive officers may be deemed to have an interest in the TSC Transaction. Except as described above, to the knowledge of TSC, no director or executive officer of TSC has a substantial interest, direct or indirect, in the TSC Transaction, other than any interest arising from the ownership of securities of TSC.

                            WIRELESS CABLE INDUSTRY

                            CABLE INDUSTRY OVERVIEW

     The cable television industry began in the late 1940s and 1950s to serve the needs of residents in predominantly rural areas with limited access to local off-air VHF/UHF broadcasts. The cable television industry expanded to metropolitan areas due to, among other things, better reception and more programming. Today, cable television systems offer various types of programming, which generally include basic service, premium service and, in some instances, pay-per-view service.

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                           WIRELESS CABLE TECHNOLOGY

     Initially, most cable systems were hard-wire systems, using coaxial cable and amplifiers to transmit television signals. In 1983, the Federal Communications Commission (the "FCC") allocated a portion of the radio spectrum from 2500 to 2700 MHz, which had previously been allocated entirely for educational use, to commercial wireless cable operation. Simultaneously, the FCC also modified its rules on the usage of the remaining portion of such spectrum allocated for educational use. Nevertheless, regulatory and other obstacles impeded the growth of the wireless cable industry through the remainder of the 1980s. The FCC maintained burdensome restrictions on the commercial use of educational channel capacity. In addition, before the Cable Act became effective, many program suppliers were unwilling to provide programming to wireless cable operators on terms comparable to those offered to traditional hard-wire cable operators, if at all. During the 1990s, several factors have contributed to the growth of the wireless cable industry, including (i) Congressional scrutiny of the rates and practices of the traditional hard-wire cable industry, (ii) improved technology, particularly signal encryption, (iii) regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry, including permitting channel aggregation, (iv) increased availability of programming for wireless cable systems, (v) consumer demand for alternatives to traditional hard-wire cable service, and (vi) increased availability of capital to wireless cable operators in the public and private markets.

     Like a traditional hard-wire cable system, wireless cable operates from a head-end, consisting of satellite reception and other equipment necessary to receive the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna located on a subscriber's rooftop. At the subscriber's location, the microwave signals are converted to frequencies that can pass through conventional coaxial cable into an addressable descrambling converter located on top of a television set. Wireless cable requires a clear line-of-sight, because the microwave frequencies used will not pass through large trees, hills, tall buildings or other obstructions. However, many signal blockages can be overcome with the use of signal boosters which retransmit an otherwise blocked signal over a limited area. Heartland believes that its coverage will be further enhanced upon the implementation of digital technology and/or cellularization. Because wireless cable systems do not require an extensive network of coaxial cable and amplifiers, wireless cable operators can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems.

                     TRADITIONAL HARD-WIRE CABLE TECHNOLOGY

     Traditional hard-wire cable operators transmit signals from a head-end, delivering local and satellite-delivered programming via a distribution network consisting of coaxial cable, amplifiers and other components to subscribers. As a direct result of the use of coaxial cable to deliver signals throughout a service area, traditional hard-wire cable systems are susceptible to signal problems. Signals can only be transmitted via coaxial cable a fixed distance without amplification. Each time a television signal passes through an amplifier, some measure of noise is added. A series of amplifiers between the head-end and the viewer leads to progressively greater noise and, accordingly, for some viewers a grainier picture. Also, an amplifier must be properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain will black out all of the system drawing signal from that point. Regular system maintenance is required due to water ingress, temperature changes and other equipment problems, all of which may affect the quality of signals delivered to subscribers. Some traditional hard-wire cable companies have begun installing fiber optic cable networks. While this technology will substantially improve the transmission and reception problems currently experienced by traditional hard-wire cable systems, the high costs associated with such technology may slow the conversion to all fiber optic systems and further enhance the typical cost advantages of wireless cable.

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                             REGULATORY ENVIRONMENT

GENERAL

     The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and other reporting requirements on wireless cable operators.

     In the 50 largest markets, 33 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels). In Heartland's markets, 32 channels are available for wireless cable (in addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels), 12 of which can be owned by for-profit entities for full-time usage without programming restrictions (MDS channels). Except in limited circumstances, the other 20 wireless cable channels can generally only be owned by qualified non-profit educational organizations, and, in general, each must be used a minimum of 20 hours per week for educational programming (ITFS channels). The remaining excess air time on an ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week per channel for educational programming). Certain programs (e.g., The Discovery Channel and A&E) qualify as educational and thereby facilitate full-time usage of an ITFS channel by commercial wireless cable operators. Additionally, a technique known as "channel mapping" permits ITFS licensees to meet their minimum educational programming requirements by transmitting educational programming over several ITFS channels at different times, but the viewer sees the transmission as one channel. In addition, lessees of ITFS excess air time, including Heartland, generally have the right to transmit to their subscribers the educational programming provided by the lessor at no incremental cost. The remaining 12 wireless cable channels (commonly referred to as MDS or commercial channels) available in most of Heartland's operating and targeted markets are made available by the FCC for full-time commercial usage without programming restrictions. The FCC recently amended its rules to permit "channel loading." Channel loading permits ITFS license holders to consolidate their educational programming on one or more of their ITFS channels thereby providing wireless cable operators leasing such channels, including Heartland, with greater flexibility in their use of ITFS channels. The FCC's allocation of frequencies to wireless cable is subject to change and in the future the FCC might propose to alter the present wireless cable allocation to provide a portion of the spectrum for other emerging technologies. Recently, the FCC formally inquired as to whether certain wireless cable frequencies should be reallocated for new computer-based communications services. This inquiry is at a preliminary stage, and it is uncertain whether any definitive action will be taken with respect to this inquiry. Heartland believes that if any such action were taken to reallocate these channels, the FCC would allocate substitute frequency rights to the wireless cable industry or provide other concessions. See "Wireless Cable Industry -- Competition -- Local Multi-Point Distribution Service."

     In 1985, the FCC established a lottery procedure for awarding MDS licenses. In 1990, the FCC established a filing "window" system for new multichannel MDS ("MMDS") applications. The FCC's selection among more than one acceptable MMDS application filed during the same filing window was determined by a lottery. Generally, once an MMDS application is selected by the FCC and the applicant resolves any deficiencies identified by the FCC, a conditional license is issued, allowing construction of the station to commence. Construction generally must be completed within one year of the date of grant of the conditional license, in the case of MMDS channels, or 18 months, in the case of ITFS channels. ITFS and MMDS licenses generally have terms of 10 years. Licenses must be renewed and may be revoked for cause in a manner similar to other FCC licenses. FCC rules prohibit the sale for profit of an MMDS conditional license or of a controlling interest in the conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. The FCC, however, does permit the leasing of 100% of an MMDS license holder's spectrum capacity to a third party and the granting of options to purchase

         1561

a controlling interest in a license once the required license holding period has lapsed and certain other conditions are met.

     In April 1992, the FCC imposed a freeze on the filing of applications and amendments to applications for new MMDS channel licenses. In February 1993, the FCC imposed a similar freeze on the filing of applications for new ITFS licenses and for major ITFS modifications. The freezes were intended to allow time for the FCC to update its wireless cable data base and to allow the FCC to review and possibly modify its application rules related to these services. The FCC subsequently lifted the freeze on the filing of applications for major ITFS modifications, but indicated that it would accept such applications only until September 15, 1995. Subsequent to the September 15, 1995 deadline, the FCC announced that it would accept new ITFS station applications, and major ITFS modification applications not filed on or before September 15, 1995, from October 16 through October 20, 1995. Competing applications filed in the same window would be processed under existing comparative criteria.

     Recently the FCC adopted a competitive bidding (auction) mechanism for the award of initial licenses for MDS channels to replace the lottery procedure. Auctions to award initial MDS licenses began on November 13, 1995. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTAs" (as defined by Rand McNally) on all MDS channels. The blanket authorization will be subject to the submission of applications for MDS channels demonstrating interference protection to the 35-mile-radius protected service areas of MDS and ITFS stations licensed, or for which there is an application for a license pending as of September 15, 1995. A BTA license holder must show coverage of at least two-thirds of the BTA within five years of receiving the BTA authorization. Auctions for each of the 493 BTAs commenced on November 13, 1995 for qualified bidders that had filed initial "short-form" applications and submitted appropriate upfront payments by specified deadlines. Under the statutory auction authority enacted in 1993, ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's existing comparative criteria.

     Application for renewal of MDS and ITFS licenses must be filed within a certain period prior to expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation for violations of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to hold a license. Heartland's lease agreements with license holders typically require the license holders, at Heartland's expense, to use their best efforts, in cooperation with Heartland, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. Heartland believes this reduces the likelihood that a license will be revoked, cancelled or not renewed by the FCC.

     Wireless cable transmissions are governed by FCC regulations governing interference and reception quality. These regulations specify important signal characteristics such as modulation (i.e., AM/FM) or encoding formats (i.e., analog or digital). Current FCC regulations require wireless cable systems to transmit only analog signals.

     The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the collocation of a commercially viable number of channels operating with common technical characteristics. In order to commence operations in many of Heartland's unlaunched markets, Heartland has filed or will be required to file applications with the FCC to modify licenses for unbuilt stations. In applying for these modifications, Heartland must demonstrate that its proposed signal does not violate interference standards in the FCC-protected area of another wireless cable channel license holder. A wireless cable license holder generally is protected from interference within 35 miles of the transmission site. An ITFS license holder has protection to all of its receive sites, but only a 35 mile protected service area during excess capacity use by a wireless cable operator. If such changes would cause Heartland's signal to cause interference in the FCC-protected area of another wireless cable channel license holder, Heartland would be required to obtain the consent of such other license holder; however, there can be no assurance that such consent would be received and the failure to receive such consent could adversely affect Heartland's ability to serve the affected market.

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     When the FCC implements competitive bidding in the awarding of initial MMDS licenses, Heartland cannot predict whether any increase in costs of renewing its leases will result from increased license costs to the initial licensee. However, Heartland does not believe that any such increased costs would materially affect Heartland's operations or financial condition.

THE CABLE ACT

     On October 5, 1992, Congress passed the Cable Act, which imposes greater regulation on traditional hard-wire cable operators and permits regulation of prices in areas in which there is no "effective competition." The Cable Act, among other things, directs the FCC to adopt comprehensive new federal standards for local regulation of certain rates charged by traditional hard-wire cable operators. The legislation also provides for deregulation of traditional hard-wire cable in a given market once other multi-channel video providers serve, in the aggregate, at least 15% of the cable franchise area. Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the Cable Act.

     On May 3, 1993, the FCC issued new regulations implementing the rate regulation provisions in the Cable Act. Traditional hard-wire cable operators with rates above a price benchmark average for basic services were directed to reduce their rates by approximately 10%. On February 22, 1994, the FCC announced that it would require traditional hardwire cable operators to implement a further reduction in rates of another 7%. On November 18, 1994, the FCC adopted some exceptions to its cable rate regulations which would allow certain flow-through item rate increases and after rate flexibility. These and other aspects of the FCC's rate regulation of traditional hard-wire cable subscriber fees have and will continue to be met by challenges both in the courts and at the FCC. The FCC has also adopted regulations implementing the Cable Act that require traditional hard-wire cable operators to establish standardized levels of customer service. Heartland is currently unable to predict what effect these regulations may have on Heartland's price and service competitiveness.

     While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have a material adverse effect on the industry as a whole and on Heartland in particular. In addition, a number of legal challenges to the Cable Act and the regulations promulgated thereunder have been filed, both in the courts and before the FCC. These challenges, if successful, could substantially increase Heartland's operating costs, make some programming unavailable to Heartland and otherwise have a material adverse effect on the wireless cable industry as a whole or Heartland in particular. In particular, those sections of the Cable Act which prohibit discriminatory or unfair practices in the sale of satellite cable and satellite broadcast programming to competing multichannel video programming distributors have been challenged. Heartland's costs to acquire satellite cable and broadcast programming may be affected by the outcome of those challenges. See "Wireless Cable Industry -- Availability of Programming." Other aspects of the Cable Act that have been challenged, the outcome of which could adversely affect Heartland and the wireless cable industry in general, are the Cable Act's provisions governing rate regulation and customer service standards to be met by traditional hard-wire cable companies. The Cable Act empowered the FCC to regulate the subscription rates charged by traditional hard-wire cable operators. As described above, the FCC recently issued rules requiring such cable operators, under certain circumstances, to reduce the rates charged for basic services by 17%. The Cable Act also empowered the FCC to establish certain minimum customer service standards to be maintained by traditional hard-wire cable operators. These standards include prompt responses to customer telephone inquiries, reliable and timely installations and repairs and readily understandable billing practices. Should these provisions withstand court and regulatory challenges, the extent to which wireless cable operators may continue to maintain an advantage over traditional hard-wire cable operators in price and customer service practices could be diminished.

     Legislation currently pending before Congress could materially impact wireless cable ownership rules and the competitive environment in which Heartland operates. The House and the Senate have passed bills, H.R. 1555 and S.652, that, if enacted into law, would remove certain barriers to investment by telephone companies in hard-wire cable companies. The proposed legislation would lift the current statutory cross-ownership ban contained in the Communications Act of 1934, as amended (the "Communications Act"), that

         1563

prevents a telephone company from using hard-wire facilities to provide cable television service to the same community where it provides telephone service. The constitutionality of this statutory cross-ownership ban is currently being considered by the U.S. Supreme Court. This statutory ban has never been applied to a telephone company's investment in wireless cable. If the pending legislation is enacted in its current form or the U.S. Supreme Court determines that the cross-ownership ban is unconstitutional, telephone companies operating in the markets serviced by Heartland would be legally permitted to build, lease or purchase hard-wire cable systems and become competitors of Heartland.

OTHER REGULATIONS

     Since the vast complex of coaxial cable utilized by traditional hard-wire cable operators requires a "right of way" to cross municipal streets, such operators must acquire a municipal franchise and pay municipal franchise fees. Since wireless cable uses FCC approved frequencies, it does not require a municipal right of way. Accordingly, wireless cable operators are not subject to those franchise fees. Traditional hard-wire cable operators are also required to set aside public access channels for municipal and local resident use. Wireless cable operators are not subject to these requirements.

     Wireless cable license holders are subject to regulation by the FAA with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that Heartland will not be required to incur additional costs in complying with such regulations and restrictions.

                          AVAILABILITY OF PROGRAMMING

     Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted.

GENERAL

     Currently, with the exception of the retransmission of local off-air VHF/UHF broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to Heartland has been significantly mitigated by the Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of programming. Only a few of the major cable television programming services carried by Heartland are not currently directly owned by vertically integrated multiple cable system operators and Heartland historically has not had difficulty in arranging satisfactory contracts for these services. The basic programming package offered in each of the Heartland Existing Systems is comparable to that offered by the local traditional hard-wire cable operators. However, several of such local traditional hard-wire cable operators currently offer more premium, pay-per-view and public access channels than Heartland.

COPYRIGHT

     Under the Federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under
Section 111 of the Copyright Act, certain "cable systems" are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports and the payment of certain fees set by the Copyright Royalty Tribunal.

         1564

     Wireless cable operators may rely on Section 111. The United States Congress recently enacted legislation that confirmed the ability of wireless cable operators to obtain the benefit of the compulsory copyright license. Periodically, Congress has considered proposals to phase out the compulsory license. Since the Heartland Existing Systems retransmit only a limited number of broadcast channels, Heartland does not believe that the termination of the compulsory copyright license would have a material adverse effect on Heartland.

     Effective October 6, 1993, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. Heartland has obtained such consents in each of its Existing Systems where Heartland is retransmitting on a wireless cable channel. Such consents will be required in Heartland's other markets. There can be no assurance that Heartland will be able to obtain such consents on terms satisfactory to Heartland, if at all.

                         PAY TELEVISION INDUSTRY TRENDS

     Heartland's business will be affected by pay television industry trends and, in order to maintain and increase its subscriber base in the years ahead, Heartland will need to adapt rapidly to industry trends and modify its practices to remain competitive. Due to the limited number of physical components of the wireless transmission system, Heartland believes it will be less expensive for it to adapt to coming industry trends than for traditional hard-wire cable operators. The cost of such adaptation by Heartland could nonetheless be substantial.

COMPRESSION

     Several decoder manufacturing companies are developing digital compression technology, which would allow several programs to be carried in the amount of bandwidth where only one program is carried now. Manufacturers have projected varying compression ratios for future equipment, with more conservative estimates ranging from 3-to-1 to 10-to-1. Within 12 months, Heartland believes compression technology, allowing six to 10 channels within one 6-MHz bandwidth, will be available. It is generally expected that the intended use for this expanded channel capacity would be for pay-per-view video services. Wireless cable will be able to immediately use digital compression technology when it becomes available, through existing and upgraded set-top converters. Heartland believes traditional hard-wire cable companies will be required to expend significant funds on upgrading current systems in order to utilize digitally-compressed signals.

ADDRESSABILITY AND PAY-PER-VIEW

     "Addressability" means the ability to implement specific orders from or send other communications to each subscriber without having to modify a subscriber's equipment. "Impulse" addressability allows a subscriber to select specialized programming, such as pay-per-view, on an immediate basis simply through the remote control. While Heartland, like many wireless cable operators, uses impulse addressable set-top converters, only approximately 35% of traditional hard-wire cable operators use addressability and approximately 5% use impulse addressability. Without addressability, a traditional hard-wire cable customer not subscribing to a premium channel must make two trips to the traditional hard-wire cable operator's offices, once to obtain the descrambling device and once to return it. A customer subscribing to a premium channel must telephone the traditional hard-wire cable operator in advance. Heartland believes this lack of convenience has hindered pay-per-view sales. Pay-per-view is expected to become more popular as additional exclusive events become available for distribution on pay-per-view. Compression technology will greatly expand the channel capacity available for such programming. Heartland believes that it will then have an additional advantage over most traditional hard-wire cable operators because its impulse addressable converters provide greater convenience for its subscribers. Traditional hard-wire cable operators will incur significant expenditures to upgrade their systems to be able to offer impulse addressability.

         1565

ADVERTISING

     Until recently, most advertising on cable has been sold by program suppliers, who sell national advertising time as part of the signal they deliver to cable operators. Recently, however, advertisers have begun placing advertisements on channels dedicated exclusively to advertising, as well as in local available time (typically, two minutes each hour) set aside by program suppliers for local insertions in their programming of advertisements sold by cable operators. Use of local available time requires automatic spot insertion equipment, which is readily available today at a minimal capital cost.

INTERACTIVITY

     Certain traditional hard-wire cable operators have announced their intentions to develop interactive features for use by their subscribers. Interactivity would allow subscribers to utilize their televisions for two-way communications such as video games and home shopping. Wireless cable operators will be able to utilize a frequency which the FCC has made available for interactive communications. At this time, Heartland believes that commercial viability of interactivity in Heartland's markets is at least several years away.

                                  COMPETITION

     In addition to competition from established traditional hard-wire cable television systems, wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the pay television industry, some of which are described below.

SATELLITE RECEIVERS

     Satellite receivers are generally seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity, although Heartland will to some degree compete with these systems in marketing its services.

DIRECT BROADCAST SATELLITE

     DBS involves the transmission of an encoded signal direct from a satellite to the home user. Because the signal is at a higher power level and frequency than most satellite transmitted signals, its reception can be accomplished with a relatively small (18 inch) dish mounted on a rooftop or in the yard. In 1994, Hughes Communications, Inc. began offering DBS services capable of delivering approximately 150 channels of programming. DBS receiver equipment for a single television set costs approximately $700 per customer, plus installation fees. Each additional, independent outlet requires a separate descrambling device at additional cost to the subscriber. Primestar is offering DBS service for a monthly fee covering programming services and equipment financing and is capable of providing approximately 70 channels of programming. DBS subscribers pay monthly subscription fees.

SATELLITE MASTER ANTENNA TELEVISION

     SMATV is a multi-channel television service offered through a wired plant very similar to a traditional hard-wire cable system, except that it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service a specific multiple-dwelling unit. The FCC has recently amended its rules to provide point-to-point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz band.

TELEPHONE COMPANIES

     Under the Communications Act, local exchange carriers ("LECs") formerly were prohibited from providing video programming directly to subscribers in their respective telephone service areas. The FCC has recently ruled, however, that LECs may acquire wireless cable channel operations. Moreover, certain

         1566

U.S. District Courts and Courts of Appeal have held that the "telco-cable cross-ownership ban" abridges the First Amendment rights of LECs to free expression under the U.S. Constitution. Such rulings are currently under appeal or are expected to be appealed. The United States Senate and the United States House of Representatives have each passed a bill which, if enacted into law, could lift carriers to the provision of cable television service by telephone companies. The FCC already permits LECs to provide "video dial-tone" service, thereby allowing such carriers to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others.

VIDEO STORES

     Retail stores rent VCRs and/or video tapes, and are a major participant in the television program delivery industry. According to Paul Kagan Associates, Inc., there are over 75.5 million households with VCRs now in use in the United States.

LOCAL OFF-AIR VHF/UHF BROADCASTS

     Local off-air VHF/UHF broadcasts (such as ABC, NBC, CBS and Fox) provide a free programming alternative to the public. Previously, wireless cable systems could retransmit these broadcast signals without permission. However, effective October 6, 1993, pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. Heartland has obtained such consents in the Existing Systems where Heartland is retransmitting on a wireless cable channel. See "Risk
Factors -- Factors Associated with Heartland -- Government Regulation." The FCC also has recently permitted broadcasters to acquire, subject to certain restrictions, ownership interests in traditional hard-wire cable systems.

LOCAL MULTI-POINT DISTRIBUTION SERVICE

     In 1993, the FCC proposed to redesignate the 28 gigahertz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Sufficient spectrum for up to 49 analog channels has been designated for the LMDS service. The FCC has not determined how many licenses it will award in each BTA. Final rules for LMDS have not been established. Auctions are not expected to begin until later in 1996.

LOW POWER TELEVISION ("LPTV")

     Low Power Television ("LPTV") utilizes a limited portion of the spectrum allocated by the FCC for local off-air VHF/UHF broadcasts, but LPTV utilizes lower power transmission equipment than local off-air VHF/UHF broadcasts and its signal may be encrypted. LPTV typically has only a 15 to 20 mile signal range. LPTV requires a separate transmitter for each channel and a standard antenna at the receiving site.

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         COMPARISON OF RIGHTS OF SECURITY HOLDERS OF HEARTLAND AND TSC

     The rights of the stockholders of TSC are governed by the NJBCA. Upon the tender and acceptance of their shares of Heartland Common Stock and the consummation of the TSC Agreement, the former TSC stockholders will become minority stockholders ("Minority Holders") of Heartland, a Delaware corporation. As stockholders of Heartland, such Minority Holders rights will differ in certain respects from those presently held since their rights will also be governed by the Heartland Certificate and Heartland Bylaws.

     Certain differences and similarities between the rights of TSC's stockholders and those of Heartland's stockholders are set forth below. This summary is not intended to be relied upon as an exhaustive list of differences or a detailed description and analysis of the provisions discussed and is qualified in its entirety by the DGCL, the NJBCA, the Heartland Certificate, the Heartland Bylaws and the Certificate of Incorporation and Bylaws of TSC.

GENERALLY

     The Certificate of Incorporation of TSC (the "TSC Certificate"), as amended by the Certificate of Amendment to the Certificate of Incorporation of TSC, dated June 2, 1987, authorizes an aggregate of 12,000 shares of common stock, no par value (the "TSC Common Stock"). As of December 31, 1995, 6,976 shares of TSC Common Stock have been issued.

     The Heartland Certificate authorizes an aggregate of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Heartland Common Stock and 10,000,000 shares of Heartland Preferred Stock. As of December 31, 1995, 12,611,132 shares of the Heartland Common Stock were issued and outstanding and no shares of the Preferred Stock have been issued.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange, of all or substantially all the corporation's assets to be consummated.

     Under the NJBCA, approvals of mergers and consolidations and of sales of all or substantially all of the assets of the corporation, other than in the ordinary course of the business of such corporation, requires the approval of a majority of the outstanding shares of the corporation, except that no vote of stockholders of the corporation surviving a merger (unless its Certificate of Incorporation provides otherwise) is necessary if: (i) the plan of merger does not amend the certificate of incorporation of the surviving corporation which is required by the provisions of the NJBCA to be approved by the shareholders; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of participating shares of the surviving corporation outstanding immediately before the merger. The TSC Certificate does not provide additional requirements regarding business combinations.

DISSENTERS RIGHTS

     Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or, only under the DGCL, designated as a national market system security on an

         1568

inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD;
(c) cash in lieu of fractional shares of the corporations described in clause
(a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and
(c). The stockholders of Heartland will not receive dissenters or appraisal rights in connection with the Transaction.

     Under the NJBCA, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, provided that, unless the Certificate of Incorporation otherwise provides, the stockholder shall not have the right to dissent (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (ii) from a transaction pursuant to a plan of dissolution of a corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (a) cash or (b) shares, obligations or other securities which, upon consummation or the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or (c) cash and other such securities; or
(iii) from a sale pursuant to an order of a court having jurisdiction.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

     Heartland has not adopted an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by these provisions.

         1569

     Under the NJBCA, section 14A:10A-4 provides, among other things, that no resident domestic corporation may engage in any business combination with any "interested stockholder" of such corporation (defined as a holder of 10% or more of stock) for a period of five years unless that business combination is approved by the Board of Directors prior to the date on which the interested stockholder made its stock acquisition. In addition to the restrictions stated in the preceding sentence, no such corporation may engage in a business combination with an interested stockholder other than one in which (i) the Board of Directors has approved such business combination prior to such interested stockholder's stock acquisition date; (ii) such business combination is approved by the affirmative vote of the holders of two-thirds ( 2/3) of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) the aggregate amount of cash and the market value, as of the consummation date, of consideration to be received per share by holders of outstanding shares of common stock in the business combination is at least equal to a certain "fair price" as determined by various criteria set forth in the statute, subject to certain provisions.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate requires an affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Heartland Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

     Under the NJBCA, amendments to the Certificates of Incorporation must be approved by the Board of Directors, adopted and approved by the affirmative vote of holders of a majority of all shares entitled to vote thereon and in addition, if any class or series of shares is entitled to vote thereon, a majority of the votes cast in each class vote; except that if the Certificate of Incorporation requires the vote of a greater proportion of all or any class of the stockholders than is required by the NJBCA to effect such amendment, such provision shall control and may not be amended, altered or repealed except by such greater vote. The TSC Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter, amend and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests it in the board of directors. The Heartland Certificate vests in its Board of Directors the power to adopt, alter, amend, or repeal Bylaws.

     Under the NJBCA, the power to adopt, alter, amend and appeal the Bylaws is vested exclusively in the board of directors, unless such power is reserved to the shareholders in the Certificate of Incorporation, but Bylaws made by the board of directors may be altered or repealed, and new Bylaws made by the shareholders. The shareholders may prescribe in the Bylaws that any bylaw made by them shall not be altered or repealed by the board of directors. Pursuant to the Bylaws of TSC (the "TSC Bylaws"), the TSC Bylaws may be altered, amended or repealed by the shareholders or the Board of Directors; provided that any Bylaw adopted, amended or repealed by the shareholders may be amended or repealed by the Board of Directors, unless the resolution of the shareholders adopting such Bylaw expressly reserves to the shareholders the right to amend or repeal it.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Heartland Certificate does not provide for preemptive rights.

     Under the NJBCA, a stockholder does not possess preemptive rights unless its rights are specifically granted in the Certificate of Incorporation. Pursuant to the Certificate of Amendment to the Certificate of Incorporation of TSC, dated November 30, 1988, a resolution by the shareholders gave the stockholders of TSC Common Stock preemptive rights, exercisable by written notice to TSC given within 30 days after receipt of notice from TSC to such stockholders, to acquire ratably, (i) any shares of TSC Common Stock

         1570

hereafter issued or sold; (ii) any warrants, options or rights hereafter issued or sold to subscribe for, purchase, or otherwise acquire shares of TSC Common Stock; and (iii) any securities hereafter issued or sold which are exchanged for or convertible into shares of TSC Common Stock; but in any case only at such prices, and upon such terms and conditions, as may be determined from time to time by the Board of Directors. However, no preemptive rights shall exist with respect to the issuance of (a) securities of TSC issued upon exercise, conversation or exchange of any warrant, option or rider security which itself was, when issued, subject to the provisions of the provision or (b) securities of TSC issued with respect to any stock rights outstanding as of June 3, 1987, specifically and including all 8% convertible debentures issued in connection with the private placement memorandum of June 26, 1986, and all additional stock rights provided for in connection with such offering.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired. The Heartland Certificate does not provide additional requirements regarding the distribution of dividends.

     Under the NJBCA, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation; provided, however, that a corporation may not make a distribution if, after giving effect thereto, either (i) the corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) the corporation's total assets would be less than its total liabilities. The corporation may pay dividends on its shares in cash, in its own shares, in its bonds or in other property, including the shares or bonds of other corporations. The TSC Certificate does not provide additional requirements regarding the distribution of dividends.

DURATION OF PROXIES

     Generally, under the DGCL, no proxy is valid for more than three years after its date unless otherwise provided in the proxy. The Heartland Bylaws do not alter the effective period of a proxy.

     Under the NJBCA, no proxy is valid for more than eleven months, unless a longer period is expressly provided in the proxy. The TSC Bylaws do not alter the effective period of a proxy.

STOCKHOLDER ACTION

     Action requiring the vote of stockholders may be taken without a meeting, without prior notice and without a vote, by the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and acted. The Heartland Certificate does not provide additional requirements regarding stockholder action by written consent.

     Action requiring the vote of stockholders may be taken without a meeting, by the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voting, except that written consent for the annual election of directors must be unanimous. The TSC Bylaws provide that the shareholders may act without a meeting, if, prior or subsequent to such action, each shareholder who would have been entitled to vote upon such action shall consent in writing to such action. Such written consent or consents shall be filed in the minute book of TSC. Owners of non-voting shares must either consent or be notified in the case of mergers, consolidations or sales of substantially all assets.

         1571

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Heartland Bylaws permit the Board of Directors, the Chairman of the Board, the President or the record holders of at least a majority of the issued and outstanding shares of Heartland Common Stock, to call a special meeting of stockholders for any purpose or purposes.

     Under the NJBCA, special meetings may be called by the President, the Chairman of the Board, a majority of the directors, stockholders of not less than 10% of the shares entitled to vote at the meeting (unless the Articles of Incorporation or Bylaws provide for a smaller percentage) or such other officers or persons as may be provided in the Articles of Incorporation or Bylaws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Superior Court may, upon the application of any shareholder, summarily order the meeting. The TSC Bylaws provide that a special meeting of the shareholders may be called for any purpose by the President or the Board of Directors.

CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Heartland Certificate does not provide for cumulative voting for the election of directors.

     The NJBCA permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The TSC Certificate does not provide for cumulative voting for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. Heartland's Certificate does not fix the number of directors.

     The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Heartland has not established a classified board of directors or managers.

     Under the NJBCA, the Board of Directors of a corporation shall consist of one or more members. Subject to any provisions contained in the Certificate of Incorporation, the Bylaws shall specify the number of directors, or that the number of directors shall not be less than a stated minimum nor more than a stated maximum, with the actual number to be determined in the manner prescribed in the Bylaws, except as to the number constituting the first board. Pursuant to the TSC Bylaws, the number of board members shall not be fewer than three (3), but shall not be greater than twenty-five (25). The Certificate of Amendment to the Certificate of Incorporation of TSC, dated May 15, 1985, fixed the number of board members at 16.

     Under the NJBCA, a corporation may provide in its Certificate of Incorporation for the classification of its directors in respect to the time for which they shall severally hold office, but no class of directors shall hold office for a term shorter than one year or longer than five years, and the term of office of at least one class shall expire in each year. No classification of directors shall be effective prior to the first annual meeting of shareholders. TSC has not established a classified board.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified

         1572

board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part. The Heartland Certificate and the Heartland Bylaws provide that any director may be removed, with or without cause, at any time by vote at an election of directors or by the written consent of the stockholders.

     Under the NJBCA, one or more or all the directors of a corporation may be removed for cause, or, unless otherwise provided in the Certificate of Incorporation, without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors, except that (i) in any case where cumulative voting is authorized, if less than the total number of directors then serving on the board of directors is to be removed by the shareholders, no one of the directors may be so removed if the votes cast again his removal would be sufficient to elect him if then voted cumulatively at the election of the entire board or, if there are classes of directors, at an election of the class of directors of which he is part; (ii) a director elected by a class vote, as authorized by section 14A:6-4(2) of the NJBCA, may be removed only by a class vote of the holders of shares entitled to vote for his election; (iii) if the Certificate of Incorporation requires a greater vote than a plurality of the votes cast for the election of directors, no director may be removed except by the greater vote required to elect him, and (iv) shareholders of a corporation whose board of directors is classified as provided in section 14A:6-4(1) of the NJBCA shall not be entitled to remove directors without cause. The Certificate of Incorporation or a Bylaw adopted by the shareholders may provide that the board of directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal. The TSC Bylaws do not provide additional requirements regarding the removal of directors.

VACANCIES

     Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office. The Heartland Certificate does not provide additional requirements regarding vacancies of directors.

     Under the NJBCA, unless otherwise provided in the Certificate of Incorporation or the Bylaws, any directorship not filled at the annual meeting, any vacancy, however caused, occurring in the board, and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director. A director so elected by the board shall hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified. Unless otherwise provided in the Certificate of Incorporation or Bylaws when one or more directors shall resign from the board effective at a future date, a majority of the directors, then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations have become effective, and each director so chosen shall hold office as herein provided in the filling of other vacancies. Any directorship not filled by the board may be filled by the shareholders at any annual meeting or at a special meeting of shareholders called for that purpose. If by reason of death,

         1573

resignation or other cause a corporation has no directors in office, any shareholder or the executor or administrator of a deceased shareholder may call a special meeting of shareholders for the election of directors. The TSC Bylaws provide that any vacancy in the board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board, or by a sole remaining director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Heartland Bylaws provide that such persons shall be indemnified to the full extent authorized by the DGCL.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The DGCL requires Heartland to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Heartland pursuant to the foregoing provisions, Heartland has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Under the NJBCA, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the New Jersey Superior Court determines that, in view of all the circumstances

         1574

of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The TSC Bylaws do not provide any additional provisions with respect to indemnification of directors.

     A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the NJBCA's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The NJBCA states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

     The NJBCA requires TSC to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS.

     The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation.

     The Heartland Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

     The NJBCA provides that a director of a corporation who votes for, or concurs in for any of the following corporate actions shall be jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent of any injuries suffered by such persons, as a result of such action: (i) the declaration of any dividend or any distribution of assets to shareholders contrary to the provisions of this act or contrary to any restrictions contained in the Certificate of Incorporation; (ii) the purchase of the shares of the corporation contrary to the provisions of this act or contrary to any restrictions contained in the Certificate of Incorporation;
(iii) the distribution of assets to shareholders during or after dissolution of the corporation without paying, or adequately providing for, all known debts, obligations and liabilities of the corporation, except that directors shall be liable only to the extent of the value of assets so distributed and to the extent that such debts, obligations and liabilities of the corporation are not thereafter paid, discharged, or barred by statute or otherwise; (iv) the complete liquidation of the corporation and distribution of all of its assets to its shareholders without dissolving or providing for the dissolution of the corporation and the payment of all fees, taxes and other expenses incidental thereto, except that the director shall be liable only to the extent of the value of the assets so distributed and to the extent that such fees, taxes and other expenses incidental to dissolution are not thereafter paid; and (v) the making of any loan to an officer, director or employee of the corporation or of any subsidiary thereof contrary to the provisions of this act. Any director against whom a claim is successfully asserted under the NJBCA shall be entitled to contribution from the other directors who voted for, or concurred in, the action upon which the claim is asserted. The TSC Certificate does not provide any additional provisions with respect to limitations of personal liability of directors.

         1575

                                    EXPERTS


     The consolidated financial statements and schedule of Heartland Wireless Communications, Inc. as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994, and the balance sheets of Cross County Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The report of KPMG Peat Marwick LLP covering the financial statements of Cross Country Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Cross Country Division. As a result of the acquisition, financial information of Cross Country Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.


     The financial statements of Technivision as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and excess of current liabilities over current assets raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


     The combined financial statements of RuralVision Central, Inc. and RuralVision South, Inc. included in this Prospectus have been included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing herein and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the shares of Heartland Common Stock being offered hereby is being passed upon for Heartland by Arter & Hadden, 1717 Main Street, Suite 4100, Dallas, Texas 75201.

                                    GLOSSARY

     As used in this Proxy Statement/Prospectus, the following terms shall have the meaning set forth below:

     "AWS" means American Wireless Systems, Inc., a Delaware corporation.

     "AWS Merger" means the merger of AWS Merger Sub into AWS pursuant to the terms of the AWS Merger Agreement.

     "AWS Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among AWS, AWS Merger Sub and Heartland.

     "AWS Merger Sub" means Heartland Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Heartland.

     "CMAX" means CableMaxx, Inc., a Delaware corporation.

     "CMAX Merger" means the merger of CMAX Merger Sub into CMAX pursuant to the terms of the CMAX Merger Agreement.

     "CMAX Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995 among CMAX, CMAX Merger Sub and Heartland.

     "CMAX Merger Sub" means Heartland Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Heartland.

         1576

     "Combined Company" means the businesses and operations of Heartland following the consummation, to the extent consummated, of the Transactions.

     "FTW Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between FTW Partnership and Heartland.

     "FTW Partnership" means Fort Worth Wireless Cable T.V. Associates, a California general partnership.

     "FTW Transaction" means the transactions contemplated by the FTW Agreement.

     "FTW Venture" means the informal joint venture between FTW Partnership and AWS that owns and operates a wireless cable television system in Fort Worth, Texas.

     "Heartland" means Heartland Wireless Communications, Inc., a Delaware corporation.

     "Heartland Disposition Assets" means those assets of Heartland, AWS, CMAX, the FTW Venture, the Minneapolis LLC and TSC that Heartland has determined to dispose of prior to, following or contemporaneously with the consummation of the Transactions.

     "Minneapolis Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 4, 1995 between Heartland and Minneapolis Partnership.

     "Minneapolis LLC" means American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota, of which Minneapolis Partnership owns a 75% equity interest and AWS owns a 25% membership interest.

     "Minneapolis Partnership" means Wireless Cable TV Associates #38, a California general partnership.

     "Minneapolis Transaction" means the transactions contemplated by the Minneapolis Agreement.

     "Other Transactions" means all Transactions other than the TSC Transaction.

     "Technivision" means Technivision, Inc., a former subsidiary of TSC that has been merged with TSC.

     "Transactions" means the AWS Merger, the CMAX Merger, the FTW Transaction, the Minneapolis Transaction and the TSC Transaction.

     "TSC" means Three Sixty Corp., a New Jersey corporation.

     "TSC Agreement" means the Amended and Restated Asset Purchase Agreement dated as of October 19, 1995 among Heartland, Technivision and TSC.

     "TSC Transaction" means the transactions contemplated by the TSC Agreement.

         1577

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                 AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES


Financial Statements:                                                                             PAGE
                                                                                                  ----
Heartland Wireless Communications, Inc.:
  Independent Auditors' Report..................................................................   F-2
  Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995
    (unaudited).................................................................................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1992, 1993 and 1994 and
    for the nine months ended September 30, 1994 and 1995 (unaudited)...........................   F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1992, 1993
    and 1994 and for the nine months ended September 30, 1995 (unaudited).......................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993 and 1994 and
    for the nine months ended September 30, 1994 and 1995 (unaudited)...........................   F-6
  Notes to Consolidated Financial Statements....................................................   F-7
TechniVision, Inc.
  Independent Auditors' Report..................................................................  F-21
  Balance Sheets as of May 31, 1994 and 1995 and November 30, 1995 (unaudited)..................  F-22
  Statements of Operations for the years ended May 31, 1993, 1994 and 1995 and for the six months ended November 30, 1994 and 1995 (unaudited).........................................  F-23
  Statements of Stockholders' Deficit for the years ended May 31, 1993, 1994 and 1995 and for the six months ended November 30, 1995 (unaudited)..........................................  F-24
  Statements of Cash Flows for the years ended May 31, 1993, 1994 and 1995 and for the six months ended November 30, 1994 and 1995 (unaudited).........................................  F-25
  Notes to Financial Statements.................................................................  F-26
Unaudited Pro Forma Financial Information:
Heartland Wireless Communications, Inc.:
  Introduction to Unaudited Pro Forma Condensed Financial Statements for Consummated
    Events......................................................................................  F-31
  Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of
    September 30, 1995..........................................................................  F-32
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated Events for
    the year ended December 31, 1994............................................................  F-33
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for Consummated Events for
    the nine months ended September 30, 1995....................................................  F-34
  Notes to Pro Forma Statements for Consummated Events..........................................  F-35
RuralVision Central, Inc. and RuralVision South, Inc.:
  Report of Independent Certified Public Accountants............................................  F-37
  Combined Balance Sheets as of December 31, 1992 and 1993 and August 18, 1994 (unaudited)......  F-38
  Combined Statements of Operations for the years ended December 31, 1991, 1992 and 1993 and for the six months ended June 30, 1993 (unaudited) and the period from January 1, 1994 to August
    18, 1994 (unaudited)........................................................................  F-39
  Combined Statements of Stockholders' Deficit for the years ended December 31, 1991, 1992 and
    1993 and the period from January 1, 1994 to August 18, 1994 (unaudited).....................  F-40
  Combined Statements of Cash Flows for the years ended December 31, 1991, 1992 and 1993 and for the six months ended June 30, 1993 (unaudited) and the period from January 1, 1994 to August
    18, 1994 (unaudited)........................................................................  F-41
  Notes to Combined Financial Statements........................................................  F-42
Cross Country Division:
  Independent Auditors' Report..................................................................  F-49
  Balance Sheets as of December 31, 1993 and 1994 and June 30, 1995 (unaudited).................  F-50
  Statements of Operations and Division Equity for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994, the six months ended June 30, 1994 (unaudited), the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995
    (unaudited).................................................................................  F-51
  Statements of Cash Flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994, the six months ended June 30, 1994 (unaudited), the period from August
    19, 1994 to December 31, 1994 and the six months ended June 30, 1995 (unaudited)............  F-52
  Notes to Financial Statements.................................................................  F-53

         1578

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 3, 1995, except as to note 11
  which is as of March 27, 1995

         1579

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31           SEPTEMBER
                                                        -------------------------        30,
                                                           1993          1994           1995
                                                        ----------    -----------    ------------
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $  815,305    $11,985,953    $ 37,155,064
  Restricted assets -- investments in debt
     securities.......................................          --             --      11,669,874
  Subscriber receivables, net of allowance for
     doubtful accounts of $25,082 in 1993, $122,901 in
     1994 and $551,866 in 1995........................      74,560        219,287       1,407,830
  Prepaid expenses and other..........................     300,967        829,790       1,981,640
  Note receivable (note 9)............................          --      2,000,000              --
  Assets held for sale (note 8).......................          --     12,500,000       9,200,000
                                                        ----------    -----------    ------------
          Total current assets........................   1,190,832     27,535,030      61,414,408
                                                        ----------    -----------    ------------
Investment in joint venture (note 8)..................          --     12,044,392              --
Systems and equipment, net (notes 2 and 3)............   3,036,226     16,765,179      46,027,017
Leased license investment, net of accumulated
  amortization of $14,167 in 1993, $179,593 in 1994
  and $785,362 in 1995 (note 8).......................   4,286,867     16,740,139      64,726,389
Excess of cost over fair value of net assets acquired,
  net of accumulated amortization of $80,815 in 1994
  and $223,819 in 1995 (note 4).......................          --      2,565,178       4,470,286
Restricted assets -- investment in debt securities....          --             --      13,077,340
Other assets, net.....................................     151,141      2,271,610      10,435,034
                                                        ----------    -----------    ------------
                                                        $8,665,066    $77,921,528    $200,150,474
                                                        ==========    -==========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $  522,240    $ 3,840,744    $  3,745,724
  Accrued expenses and other liabilities..............     329,783      1,062,253       6,498,639
  Current portion of long-term debt (note 3)..........     338,851         19,918         616,610
                                                        ----------    -----------    ------------
          Total current liabilities...................   1,190,874      4,922,915      10,860,973
                                                        ----------    -----------    ------------
Long-term debt, less current portion (note 3).........   1,253,678     40,485,934     139,428,429
Deferred income taxes (note 6)........................          --      1,045,959       1,287,560
Other long-term liabilities...........................      13,520             --              --
Minority interests in subsidiaries (note 4)...........   1,714,426      1,385,835         279,695
Stockholders' equity (note 5):
  Common stock, $.001 par value; authorized 50,000,000
     shares, issued 8,000,000 shares in 1993,
     11,109,280 shares in 1994 and 12,476,393 shares
     in 1995..........................................       8,000         11,109          12,476
  Additional paid-in capital..........................   5,029,675     33,658,204      63,047,864
  Accumulated deficit.................................    (545,107)    (3,588,428)    (14,766,523)
                                                        ----------    -----------    ------------
          Total stockholders' equity..................   4,492,568     30,080,885      48,293,817
                                                        ----------    -----------    ------------
Commitments and contingencies (notes 7, 8 and 10)       $8,665,066    $77,921,528    $200,150,474
                                                        ==========    ===========    ============

          See accompanying notes to consolidated financial statements.

         1580

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   NINE MONTHS ENDED SEPTEMBER
                                                 YEAR ENDED DECEMBER 31                        30
                                          -------------------------------------    ---------------------------
                                            1992         1993          1994           1994            1995
                                          --------    ----------    -----------    -----------    ------------
                                                                                           (UNAUDITED)
Revenues................................  $205,382    $  868,765    $ 2,229,494    $ 1,289,526    $  9,292,837
                                          --------    ----------    -----------     ----------     -----------
Operating expenses:
  Systems operations....................    36,042       118,649        527,476        320,029       2,894,074
  Cost of goods sold....................        --       202,162        235,025        235,025              --
  Selling, general and administrative...   147,927       646,611      4,183,307      2,042,124       7,449,699
  Depreciation and amortization.........    34,919       138,560      1,097,668        418,960       3,966,120
                                          --------    ----------    -----------     ----------     -----------
          Total operating expenses......   218,888     1,105,982      6,043,476      3,016,138      14,309,893
                                          --------    ----------    -----------     ----------     -----------
          Operating loss................   (13,506)     (237,217)    (3,813,982)    (1,726,612)     (5,017,056)
Other income (expense):
  Interest income.......................     1,185         9,610        379,654        189,308       2,044,092
  Interest expense......................    (1,392)      (82,916)      (589,767)      (128,789)     (8,908,459)
  Equity in losses of joint venture
     (note 8)...........................        --            --       (386,985)      (163,119)       (128,663)
  Other expense (notes 3, 4 and 9)......   (37,109)      (95,578)      (227,204)       (34,192)       (475,146)
                                          --------    ----------    -----------     ----------     -----------
          Total other income
            (expense)...................   (37,316)     (168,884)      (824,302)      (136,792)     (7,468,176)
                                          --------    ----------    -----------     ----------     -----------
          Loss before income taxes......   (50,822)     (406,101)    (4,638,284)    (1,863,404)    (12,485,232)
Income tax benefit (note 6).............        --            --      1,594,963        649,510       1,307,137
                                          --------    ----------    -----------     ----------     -----------
          Net loss......................  $(50,822)   $ (406,101)   $(3,043,321)   $(1,213,894)   $(11,178,095)
                                          ========    ==========    ===========     ==========     ===========
Net loss per common share...............  $   (.01)   $     (.05)   $      (.30)   $      (.13)   $       (.96)
                                          ========    ==========    ===========     ==========     ===========

          See accompanying notes to consolidated financial statements.

         1581

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK       ADDITIONAL
                                              -------------------    PAID-IN     ACCUMULATED
                                               SHARES     AMOUNT     CAPITAL       DEFICIT        TOTAL
                                              ---------   -------   ----------   -----------   -----------
Balance, December 31, 1991..................  8,000,000   $ 8,000   $  253,593   $   (88,184)  $   173,409
Equity transactions of subsidiaries (note
  4)........................................         --        --      881,235            --       881,235
Net loss....................................         --        --           --       (50,822)      (50,822)
                                              ----------  -------   -----------  -----------   -----------
          Balance, December 31, 1992........  8,000,000     8,000    1,134,828      (139,006)    1,003,822
Formation of Heartland Wireless
  Communications, Inc. (note 1).............         --        --    3,000,000            --     3,000,000
Equity transactions of subsidiaries (note
  4)........................................         --        --      807,472            --       807,472
Other (note 9)..............................         --        --       87,375            --        87,375
Net loss....................................         --        --           --      (406,101)     (406,101)
                                              ----------  -------   -----------  -----------   -----------
          Balance, December 31, 1993........  8,000,000     8,000    5,029,675      (545,107)    4,492,568
Issuance of common stock pursuant to initial
  public offering (note 5)..................  2,415,000     2,415   22,349,798            --    22,352,213
Issuance of common stock for acquisitions
  (note 4)..................................    694,280       694    6,278,731            --     6,279,425
Net loss....................................         --        --           --    (3,043,321)   (3,043,321)
                                              ----------  -------   -----------  -----------   -----------
          Balance, December 31, 1994........  11,109,280   11,109   33,658,204    (3,588,428)   30,080,885
Issuance of common stock, primarily for
  minority interests and other acquisitions
  (unaudited)...............................  1,367,113     1,367   29,389,660            --    29,391,027
Net loss (unaudited)........................         --        --           --   (11,178,095)  (11,178,095)
                                              ----------  -------   -----------  -----------   -----------
          Balance, September 30, 1995
            (unaudited).....................  12,476,393  $12,476   $63,047,864  $(14,766,523) $48,293,817
                                              ==========  =======   ===========  ===========   ===========

          See accompanying notes to consolidated financial statements.

         1582

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                                    ----------------------------------------   --------------------------
                                                       1992          1993           1994          1994           1995
                                                    -----------   -----------   ------------   -----------   ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $   (50,822)  $  (406,101)  $ (3,043,321)  $(1,213,894)  $(11,178,095)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.................  34,919.....       138,560      1,097,668       418,960      3,966,120
    Deferred income tax benefit...................           --            --     (1,594,963)     (649,510)    (1,307,137)
    Accretion on convertible discount
      notes.......................................           --            --        301,125            --      3,156,858
    Equity in losses of joint venture.............           --            --        386,985       163,119        128,663
    Other.........................................        5,100        65,668        (16,205)        7,890         12,216
    Changes in assets and liabilities:
      Subscriber receivables......................       (6,123)      (68,437)       (57,362)      (21,942)    (1,160,242)
      Inventories.................................           --      (251,172)            --            --             --
      Prepaid expenses and other..................       (6,496)     (395,300)      (656,061)     (308,385)      (765,834)
      Accounts payable, accrued expenses and other
         liabilities..............................       51,442       809,962      4,292,617       567,250      4,789,383
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by (used in) operating
           activities.............................       28,020      (106,820)       710,483    (1,036,512)    (2,358,068)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from investing activities:
  Investment in joint venture.....................           --            --    (12,431,379)  (11,649,908)    (5,426,432)
  Proceeds from assets held for sale..............           --            --             --            --      3,323,250
  Purchases of systems and equipment..............     (604,082)   (2,072,937)   (12,414,501)   (4,011,480)   (25,575,252)
  Expenditures for leased licenses................     (797,655)   (3,068,084)    (3,354,471)   (2,465,265)    (1,592,024)
  Restricted assets -- investment in debt
    securities....................................           --            --             --    (7,283,777)   (24,747,214)
  Acquisitions....................................           --            --    (16,300,000)           --    (11,422,814)
  Issuance of note receivable.....................           --            --     (2,000,000)           --             --
  Other...........................................           --            --             --            --     (2,250,000)
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash used in investing
           activities.............................   (1,401,737)   (5,141,021)   (46,500,351)  (25,410,430)   (67,690,486)
                                                    -----------   -----------   ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........           --     2,000,000     22,352,213    22,283,365             --
  Proceeds from Units Offering....................           --            --             --            --    100,000,000
  Proceeds from minority interest owners..........    1,430,900     1,553,355             --            --             --
  Purchase of minority interests..................           --            --     (1,608,895)   (1,408,858)            --
  Proceeds from short-term borrowings and notes
    payable.......................................           --     2,992,364     10,408,542    10,408,542      3,070,070
  Proceeds from convertible discount notes........           --            --     40,150,000
  Payments on short-term borrowings and notes
    payable.......................................           --      (399,835)   (11,946,344)   (2,001,071)    (3,105,977)
  Payments to stockholders and affiliates.........     (523,493)     (727,189)            --            --             --
  Proceeds from stockholders and affiliates.......      578,035       479,480             --            --             --
  Debt issuance costs.............................           --            --     (2,395,000)     (495,000)    (4,783,975)
  Other...........................................           --            --             --            --         37,547
                                                    -----------   -----------   ------------   -----------   ------------
         Net cash provided by financing
           activities.............................    1,485,442     5,898,175     56,960,516    28,786,978     95,217,665
                                                    -----------   -----------   ------------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents.....................................      111,725       650,334     11,170,648     2,340,036     25,169,111
Cash and cash equivalents at beginning of
  period..........................................       53,246       164,971        815,305       815,305     11,985,953
                                                    -----------   -----------   ------------   -----------   ------------
Cash and cash equivalents at end of period........  $   164,971   $   815,305   $ 11,985,953   $ 3,155,341   $ 37,155,064
                                                    ===========   ===========   ============   ===========   ============

          See accompanying notes to consolidated financial statements.

         1583

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1994
          (INFORMATION AS OF SEPTEMBER 30, 1995 AND FOR THE NINE-MONTH
            PERIODS ENDED SEPTEMBER 30, 1994 AND 1995 IS UNAUDITED)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and History

     Heartland Wireless Communications, Inc. (the "Company") develops, owns and operates wireless cable television systems. The Company has wireless cable channel rights in various wireless cable television markets located primarily in the central United States. The Company's first operational system, located in Ada, Oklahoma, commenced operations in April 1992. Currently, the Company provides service in fifteen markets located in Texas, Oklahoma, Kansas and Louisiana. Systems in other markets are currently under construction and development by the Company.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany balances and transactions between the entities have been eliminated in consolidation.

     The Company was formed in October 1993 to succeed to the wireless cable businesses previously conducted by two of the current principal stockholders of the Company. The two stockholders contributed their ownership in all capital stock of entities engaged in the wireless cable businesses, including Wireless Communications, Inc. ("WCI") which was formed in September 1990. In addition, the stockholders agreed to lease all other wireless cable channel lease rights controlled by them to the Company and grant to the Company an option to purchase such channel rights at a nominal cost. The formation of the Company and consolidation of the existing wireless cable businesses has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests. Accordingly, the Company's results of operations for periods prior to its formation include the results of operations of all wireless cable businesses previously conducted, either directly or indirectly, through various controlled entities of the stockholders, including WCI.

  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and costs associated with subscriber installations are capitalized. Upon subscriber disconnect, the Company continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service in each respective market. As of December 31, 1994, approximately $12,040,000 of the leased license investment was not yet subject to amortization. The Company continually reevaluates the propriety of the carrying amounts of the leased license investment with respect to each market as well as the amortization period based on

         1584

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

management's estimate of the fair value of each market to determine whether current events and circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period of service. Revenues from the sale of subscriber premises equipment are recognized upon delivery of such equipment to a subscriber ($237,730 in 1994 and $213,005 in 1993). Installation fees are recognized upon origination of service to a subscriber to the extent of costs incurred to obtain subscribers. Installation revenues in excess of such costs will be deferred and amortized over six years.

  (f) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services.

  (g) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  (h) Sales of Subsidiary Stock

     Gains and losses from the sales of stock by the Company's majority-owned subsidiaries are accounted for as equity transactions in consolidation.

  (i) Net Loss Per Common Share

     Net loss per common share is based on the net loss applicable to the weighted average number of common shares outstanding of 8,000,000 for the years ended December 31, 1992 and 1993, 10,041,000 for the year ended December 31, 1994 and 9,693,000 and 11,624,000 for the nine-month periods ended September 30, 1994 and 1995, respectively. The weighted average number of common shares outstanding in each period gives retroactive effect to an 8,000-for-one split of the Company's common stock (see note 5).

     Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation. Fully-diluted loss per common share is not presented as it would not materially differ from primary loss per common share.

  (j) Statements of Cash Flows

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     During the years ended December 31, 1992 and 1993, the Company had noncash investing and financing activities. During 1992, an affiliate contributed systems and equipment in the amount of $133,403 for preferred stock in a subsidiary of the Company. During 1993, the Company acquired certain systems and equipment by assuming notes payable in the amount of $388,017, certain individuals contributed assets and services in the amount of $96,000 in exchange for common and preferred stock in certain of the Company's subsidiaries, and stockholders of the Company contributed certain equipment and channel rights in the amount of $114,511.

     Cash paid during 1993 and 1994 for interest was $67,124 and $296,596, respectively (none in 1992).

         1585

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (k) Interim Financial Information

     In the opinion of management, the accompanying unaudited consolidated condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of September 30, 1995, and the results of operations and cash flows for the nine months ended September 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                    1993          1994
                                                                  ----------   -----------
    Equipment awaiting installation.............................  $  336,920    $3,034,453
    Subscriber premises equipment and installation costs........     676,347     6,581,632
    Transmission equipment and system construction costs........   1,969,039     7,350,607
    Office furniture and equipment..............................     139,946       406,936
    Buildings and leasehold improvements........................      70,286       145,550
                                                                  ----------    ----------
                                                                   3,192,538    17,519,178
    Accumulated depreciation and amortization...................    (156,312)     (753,999)
                                                                  ----------    ----------
                                                                  $3,036,226   $16,765,179
                                                                  ==========   ===========

     As of December 31, 1994, equipment awaiting installation and approximately $914,000 of transmission equipment and system construction costs were not yet subject to depreciation.

(3) LONG-TERM DEBT

     Long-term debt at December 31, 1993 and 1994 consists of the following:

                                                                    1993          1994
                                                                  ----------   -----------
    Convertible subordinated discount notes.....................  $       --   $40,451,125
    Notes payable...............................................   1,592,529        54,727
                                                                  ----------   -----------
                                                                   1,592,529    40,505,852
    Less current portion........................................     338,851        19,918
                                                                  ----------   -----------
                                                                  $1,253,678   $40,485,934
                                                                  ==========   ===========

     On November 30, 1994, the Company consummated the private placement of $40,150,000 in gross proceeds of 9% Convertible Subordinated Discount Notes ("Convertible Notes") pursuant to the terms of a Note Purchase Agreement. The Convertible Notes accrete at a rate of 9% compounded semiannually, to an aggregate principal amount of $62.4 million at November 30, 1999. Thereafter, interest accrues at the rate of 9% per annum and is payable semiannually from November 30, 1999 or earlier upon the occurrence of a Material Default (as defined in the Note Purchase Agreement). The Convertible Notes mature on November 1, 2004 and are subordinated as to all existing and future indebtedness of the Company other than indebtedness that is expressly subordinated to the Convertible Notes. The Note Purchase Agreement contains covenants that, among other things, prohibit or limit the ability of the Company and its subsidiaries to pay dividends, to sell or lease channel rights, to make certain acquisitions and incur certain indebtedness.

     At the option of a holder, the Convertible Notes are convertible into common stock of the Company at $15.34 per share (the "Conversion Price"). The Convertible Notes are redeemable at the option of the Company at any time on or after November 30, 1999 at 100% of the principal amount at maturity plus accrued

         1586

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and unpaid interest. However, such redemption right is only available if the market price of the Company's common stock exceeds 150% of the Conversion Price for a specified trading period. As the Convertible Notes have been outstanding for only a short period of time, the carrying amounts of borrowings outstanding at December 31, 1994 approximate estimated fair value.

     On March 31, 1994, the Company entered into an agreement with a bank for a $15,000,000 Revolving Credit Facility (the "Facility"). Outstanding borrowings under the Facility will bear interest at the bank's corporate base rate plus 1.5% per annum or LIBOR plus 4.0% per annum, at the Company's option. The Facility will be on a revolving basis for three years with all outstanding borrowings at the end of the third year converting to a term loan payable in equal quarterly installments over three years. The Company must pay an annual commitment fee of 3/8% per annum on the unused portion of the Facility. The total amount of borrowings under the Facility will be subject to certain limitations. Borrowings under the Facility will be secured by substantially all the Company's assets and the capital stock of the Company's subsidiaries. The Facility contains certain restrictive covenants that, among other things, require the Company to satisfy certain financial ratios, and limit the ability of the Company and its subsidiaries to pay dividends, repurchase Company stock and incur additional indebtedness. No amounts were outstanding under the Facility at December 31, 1994. Prior to borrowing any funds under the Facility, the Company would need to obtain a waiver from the bank of certain conditions and covenants relating to the sale of the Convertible Notes. The Company does not currently intend to borrow any funds under the Facility. The Company is actively pursuing alternative bank financing on terms, including an increased amount of a facility, which the Company believes are more favorable than those under the Facility.

     In 1994, the Company incurred a recapitalization charge of $205,575 that is included in other expense in the accompanying statement of operations. This charge related to costs incurred in connection with a rescinded offering of debt securities.

     Aggregate maturities of long-term debt as of December 31, 1994 for the five years ending December 31, 1999 are as follows: 1995 -- $19,918; 1996 -- $21,054 and 1997 -- $13,755.

(4) MINORITY INTERESTS

     In connection with the development of certain wireless cable television markets, the Company has sold stock in certain of its subsidiary companies principally for cash. Total consideration received from the sales of subsidiary stock amounted to $1,430,900 in 1992 and $1,553,355 in 1993. In addition to providing a portion of the cash necessary for market development, the sales of subsidiary stock were intended to provide for local community involvement and ownership in the related wireless cable systems. Minority ownership interests in the outstanding common stock of such subsidiary companies range from 5% to 49.9999%.

     As a result of the sales of subsidiary stock, the Company's investment in majority-owned subsidiaries increased by $881,235 in 1992 and $807,472 in 1993. Such increases have been recorded by the Company as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. The Company has not provided deferred income taxes on such increases since the Company ultimately expects to recover its investments in the subsidiaries in a tax-free manner.

     Certain of the Company's subsidiaries have issued preferred stock, a portion of which is held by outside third parties. Preferred stock owned by outside third parties in the amounts of $453,935 at December 31, 1993 and 1994 has been reflected as minority interests in the accompanying consolidated balance sheets. Dividends on the preferred stock accrue at 8% of the stated value per share per year and are cumulative. Preferred stock dividends of the subsidiaries with respect to the third party ownership were $14,006 in 1992, $26,606 in 1993 and $36,315 in 1994 and are included in other expense in the accompanying statements of operations.

     In April 1994, the Company acquired all of the outstanding minority ownership interests held by the minority interest owner in six of the Company's majority-owned subsidiaries in exchange for the issuance by

         1587

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the Company of 650,000 restricted shares of common stock. As a result of the acquisition, the six subsidiaries became wholly-owned subsidiaries of the Company. Additionally, at various dates during 1994, the Company acquired minority interests in certain other subsidiaries for an aggregate of approximately $1,609,000 in cash and 44,280 restricted shares of common stock.

     The acquisitions of the minority ownership interests were accounted for as purchases. For financial reporting purposes, the total purchase price was approximately $7,882,000 and assumes a value per share of $8.93 to $10.75 for the restricted shares. The excess (approximately $2,646,000) of the purchase price over the fair value of the net identifiable assets acquired will be amortized on a straight-line basis over 20 years. Pro forma disclosures that include the effects of the acquisitions of the minority interests would not be materially different from historical information and have not been presented.

     In February 1995, the Company offered to exchange approximately 380,000 shares of its common stock for the minority interests in certain of its subsidiaries (the "Minority Interest Exchange Offer"). The exchange ratio with respect to each minority interest was determined by management of the Company based upon the estimated fair market value of each respective subsidiary. The Minority Interest Exchange Offer expired on March 15, 1995. On March 15, 1995, Heartland issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries.

(5) STOCKHOLDERS' EQUITY

  (a) Change in Capital Structure

     On January 18, 1994, the board of directors filed a restated certificate of incorporation to increase the number of authorized shares of common stock to 50,000,000, change the common stock from $.01 par to $.001 par value and authorize 10,000,000 shares of preferred stock at $.01 par value per share. In addition, the Company effected an 8,000-for-one split of its common stock. The consolidated financial statements, including all references to the number of shares of common stock and all per share information, have been adjusted to reflect the common stock split and other changes in the capital structure on a retroactive basis.

  (b) Public Offering

     On April 28, 1994, the Company completed an initial public offering of 2,100,000 shares of its common stock. On June 9, 1994, the Company sold an additional 315,000 shares of common stock upon exercise by the underwriters of their over-allotment option. The aggregate net proceeds to the Company were approximately $22.3 million. The net proceeds have been used to repay indebtedness, construct operating systems, finance operating losses in certain markets and corporate overhead, acquire certain minority interests in subsidiaries, acquire or secure the Company's existing channel rights and fund a portion of the acquisition of certain RuralVision Joint Venture assets.

  (c) Stock Options

     In April 1994, the Company adopted the 1994 Employee Stock Option Plan which provides for the granting of options to purchase a maximum of 950,000 shares of common stock. Options may be granted to key employees at exercise prices of not less than 100% of the fair market value of the common stock on the date of grant. Options typically vest over a five-year period (although options granted to certain employees are 40% vested upon grant and vest an additional 20% per year over a three-year period) and expire at the end of option periods of not more than seven years.

     During 1994, the Company also adopted the 1994 Stock Option Plan for Non-Employee Directors which provides for the granting of options to purchase a maximum of 50,000 shares of common stock. Generally, each non-employee director will be granted on an annual basis an option to acquire 2,000 shares of common stock at exercise prices equal to the fair market value of the common stock on the date of grant. Options

         1588

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

granted generally become exercisable in 25% cumulative annual installments beginning one year from the date of grant and expire at the end of option periods of not more than seven years.

     The following table summarizes the 1994 activity in stock options under these plans:

                                                               NUMBER OF
                                                                OPTIONS       PRICE RANGE
                                                               ---------    ----------------
    Granted..................................................    543,000    $10.50 - $11.125
    Cancelled................................................   (130,000)   $10.50
                                                                --------
      Outstanding at December 31, 1994.......................    413,000    $10.50 -  11.125
                                                                ========
      Exercisable at December 31, 1994.......................    148,000    $10.50
                                                                ========

     As of December 31, 1994, 587,000 shares were available for grant under the stock option plans.

(6) INCOME TAXES

     Income tax benefit of $1,594,963 for the year ended December 31, 1994 consists of a deferred tax benefit.

     Income tax benefit for the years ended December 31, 1992, 1993 and 1994 differed from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                          1992        1993           1994
                                                        --------    ---------    -----------
    Computed "expected" tax benefit...................  $(17,299)   $(138,074)   $(1,577,017)
    Amortization of goodwill..........................        --           --         27,540
    State tax benefit, net............................        --           --       (103,500)
    Loss for which no tax benefit was recognized......    17,299      138,074         58,014
                                                        --------    ---------    -----------
                                                        $     --    $      --    $(1,594,963)
                                                        ========    =========    ===========

         1589

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                                   1993           1994
                                                                 ---------     ----------
    Deferred tax assets:
      Accounts receivable, principally due to allowance for
         doubtful accounts.....................................  $   8,528     $   45,473
      Basis differences between assigned values and tax bases
         of stock of subsidiaries..............................         --        791,453
      Investment in joint venture..............................         --        609,668
      Accretion on Convertible Notes...........................         --        115,486
      Leased license investment, principally due to start-up
         costs not yet deductible for tax purposes.............    120,538        120,538
      Net operating loss carryforwards.........................    136,359      1,082,567
                                                                 ---------     ----------
              Total gross deferred tax assets..................    265,425      2,765,185
      Less valuation allowance.................................   (183,295)      (791,553)
                                                                 ---------     ----------
              Net deferred tax assets..........................     82,130      1,973,632
                                                                 ---------     ----------
    Deferred tax liabilities:
      Systems and equipment, principally due to differences in
         depreciation..........................................    (82,130)       (81,575)
      Leased license investment................................         --     (2,938,016)
                                                                 ---------     ----------
              Total gross deferred tax liabilities.............    (82,130)    (3,019,591)
                                                                 ---------     ----------
              Net deferred tax liability.......................  $      --     $1,045,959
                                                                 =========     ==========

     The net changes in the total valuation allowance for the years ended December 31, 1994 and 1993 were increases of $183,295 and $791,553, respectively. The Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

     As of December 31, 1994, the Company has approximately $2,926,000 of federal income tax loss carryforwards which expire in years 2005 through 2009.

(7) LEASES

     The Company leases from third parties channel rights licensed by the FCC. Under FCC rules, the base term of each lease cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of the Company's channel leases range from 5 to 10 years, although certain of the Company's channel leases have initial terms expiring in the next several years. Most of the Company's leases provide for either a right of first refusal or automatic renewal of their terms upon FCC renewal of the underlying license, grant the Company a right of first refusal to purchase the channels after the expiration of the lease and/or require the parties to negotiate renewal in good faith. Although the Company does not believe that the termination of or failure to renew a single channel lease would adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various subscriber levels.

         1590

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Payments under the channel rights lease agreements begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expense was $1,000, $25,260 and $94,865 for the years ended December 31, 1992, 1993 and 1994, respectively.

     In connection with the purchase of certain assets on December 1, 1994 for RuralVision Joint Venture as discussed in note 8, the Company is obligated under channel rights lease agreements which require royalty payments upon grant of the channel rights. Channel rights lease expense was $72,132 for year ended December 31, 1994.

     The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was $24,375, $41,761 and $205,210 for the years ended December 31, 1992, 1993 and 1994, respectively.

     Future minimum lease payments due under channel rights leases for operational systems and other noncancellable operating leases in effect at December 31, 1994 are as follows:

                                                     CHANNEL       OTHER
YEAR ENDING                                          RIGHTS      OPERATING
DECEMBER 31,                                         LEASES       LEASES
------------                                        ----------    -------
   1995...........................................  $1,481,275    $25,941
   1996...........................................   1,599,500     26,139
   1997...........................................   1,650,000     25,573
   1998...........................................   1,649,450     16,461
   1999...........................................   1,629,100      1,212

(8) RURALVISION ACQUISITION

     On August 19, 1994, RuralVision Joint Venture ("RuralVision Joint Venture"), a newly-formed general partnership in which each of the Company and Cross Country Wireless Inc. ("Cross Country") have a 50% interest, purchased certain assets (the "Rural Vision Assets"), including five operating wireless cable systems and channel rights in approximately 100 markets, from RuralVision Central, Inc. and RuralVision South, Inc. (collectively, "RuralVision"). The aggregate purchase price of approximately $50.0 million for the RuralVision Assets was comprised of a $46.0 million note bearing interest at the rate of 8% per annum (the "RuralVision Note") and approximately $4.0 million of acquisition-related costs paid primarily by the Company and Cross Country. The Company and Cross Country have guaranteed the payment of the RuralVision Note. As of December 31, 1994, the remaining balance outstanding under the RuralVision Note was $8.0 million. The Company's investment in RuralVision Joint Venture has been accounted for under the equity method of accounting.

     On January 27, 1995, the Company, Cross Country and RuralVision entered into the Venture Distribution Agreement, as a result of which the Company (i) paid an additional $4.32 million (including accrued interest of $320,000) in satisfaction of 50% of the remaining balance of the RuralVision Note, (ii) paid $513,000 (including accrued interest of $13,000) in satisfaction of 50% of the remaining balance of certain liabilities which RuralVision Joint Venture had assumed, and (iii) received a distribution (the "RuralVision Distribution") from RuralVision Joint Venture of an operating wireless cable system and wireless cable channel rights in 36 other markets with a carrying amount of approximately $16.0 million. As part of this transaction, the Company granted to Cross Country the right to "put" or sell certain remaining RuralVision Joint Venture assets to the Company for $3.25 million (reduced dollar for dollar by the proceeds of any prior partial sales of such assets) on May 17, 1995. Although the Company remains a 50% partner in RuralVision Joint Venture, the Company, pursuant to the Venture Distribution Agreement, has no economic interest in any remaining RuralVision Joint Venture assets or liabilities other than certain immaterial amounts

         1591

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of office furniture and equipment. As a result, subsequent to January 27, 1995, the carrying amount of the Company's investment in RuralVision Joint Venture is zero.

     Summarized condensed financial information of RuralVision Joint Venture follows:

                              BALANCE SHEET AS OF
                               DECEMBER 31, 1994

                                     ASSETS

    Current assets, including assets to be sold of $20,000,000............    $20,969,043
    Systems and equipment.................................................      6,118,015
    Leased license investment.............................................      4,626,244
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========
    LIABILITIES AND VENTURERS' EQUITY
    Current liabilities, including notes payable of $9,000,000............    $10,537,272
    Venturers' equity.....................................................     21,176,030
                                                                              -----------
                                                                              $31,713,302
                                                                              ===========

                        STATEMENT OF OPERATIONS FOR THE
                   PERIOD FROM AUGUST 19, 1994 (INCEPTION) TO
                               DECEMBER 31, 1994

    Subscription revenues.................................................    $ 1,269,184
    Operating expenses....................................................      2,043,154
                                                                              -----------
              Net loss....................................................    $  (773,970)
                                                                              ===========

     On December 1, 1994 the Company acquired an operating wireless cable system and wireless cable channel rights in 37 other markets from RuralVision Joint Venture for an aggregate purchase price of $14.0 million in cash. The Company has allocated the purchase price on a preliminary basis to the assets acquired and liabilities assumed based on the estimated fair values of such assets and liabilities.

     In connection with the Company's allocation of the purchase price of the acquisition on December 1, 1994, the Company has identified wireless cable channel rights in certain markets which management expects to sell and has classified $12.5 million of such assets as assets held for sale as of December 31, 1994. Based on management's analysis of additional assets to be sold that were included in the assets distributed to the Company as part of the January 27, 1995 Venture Distribution Agreement, the assets held for sale increased to $21.5 million. The assets held for sale as of December 31, 1994 represent wireless cable channel rights in 26 markets.

     Management's determination of the carrying amount of the assets held for sale is based on a number of factors including the markets' stage of development; the value of any channel rights lease agreements held by a market; the potential number of households in the relevant market; the number of channels available in the relevant market; the number of channel rights granted or pending in the relevant market; the capital necessary to commence operations in the relevant market; competitive factors; and the estimated rental payments under channel rights lease agreements and certain other costs that will be capitalized during the estimated holding period. The Company expects to sell certain markets within one year from the date of acquisition from RuralVision Joint Venture. Rental expense under channel rights lease agreements and other costs associated with the assets held for sale amounting to approximately $30,000 have been capitalized and included in assets held for sale. Since the assets held for sale are nonoperating markets, no other operating profit or loss has been

         1592

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

excluded from the Company's 1994 consolidated statement of operations. Additionally, any difference between the carrying amounts and the sale prices on the ultimate disposition of the assets held for sale will be treated as an adjustment of the original purchase price allocation.

     Although the Company expects to sell the assets held for sale for $12.5 million ($21.5 million subsequent to the Venture Distribution Agreement) within one year from the date of their acquisition from RuralVision Joint Venture, there can be no assurance that any sales will be consummated. The Company has entered into definitive agreements and letters of intent to sell certain of the assets held for sale for $4.19 million comprised of $3.515 million of cash and a $675,000 note receivable. In the event the Company is unable to dispose of the assets held for sale within such time frame, the Company would fund approximately $500,000 to $750,000 of rental payments and other costs related to the assets held for sale through August 1995 from the Company's existing available cash, proceeds from the sale of assets held for sale, or other sources of financing, if secured. In addition, if the Company is unable to dispose of certain of the assets held for sale the Company may be required, due to the expiration of construction permits, to construct operating systems for certain assets held for sale. The amount of such funding would approximate $3,000,000 for the period from the estimated date of disposition through December 31, 1995. Should construction of operating systems of certain assets held for sale be required, the Company believes that the value of the constructed systems would be significantly enhanced. However, based on the estimated dates of disposition, the Company currently does not anticipate that such construction will be required during 1995. The amount and timing of the Company's obligations to fund rental payments and other costs attributable to the assets held for sale will depend upon a number of factors, many of which are not within the control of the Company, including the timing of the disposition of the assets held for sale, programming costs and equipment costs.

     Unaudited consolidated condensed pro forma results of operations for 1993 and 1994, as if the December 1, 1994 acquisition of assets from RuralVision Joint Venture discussed above had occurred at the beginning of the respective periods, follow:

                                                                    1993           1994
                                                                 ----------     -----------
    Subscription revenues......................................  $1,709,433     $ 3,087,379
                                                                 ==========     ===========
    Net loss...................................................  $ (565,005)    $(3,870,410)
                                                                 ==========     ===========
    Loss per common share......................................  $     (.07)    $      (.35)
                                                                 ==========     ===========

(9) RELATED PARTY TRANSACTIONS

     The Company has had certain advances to and from stockholders and affiliates. As of October 31, 1993, these advances were converted to equity by the Company and the stockholders and affiliates. The net amount of such conversion of $68,743 has been recorded as additional paid-in capital in the accompanying consolidated statements of stockholders' equity. Generally, these amounts arose as a result of advances to and from stockholders and affiliates for borrowings, or for services rendered in connection with the development of wireless cable television systems or acquisition of wireless cable channel rights. Such amounts were noninterest bearing.

     The Company paid $134,165 in 1992, $414,982 in 1993 and $74,559 in 1994 to
various affiliates for services performed in connection with the development of wireless cable television systems, acquisition of wireless cable channel rights and certain administrative services.

     During 1993, an entity owned by a director of the Company was paid $40,660 for consulting services provided in connection with the acquisition of certain wireless cable channel rights. Such amount has been included as part of the leased license investment in the accompanying consolidated balance sheets. Additionally, such entity purchased approximately 10% and 5% minority interests, respectively, in two of the Company's subsidiaries for $45,000.

         1593

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Subsequent to its formation in 1990, WCI utilized the services of several third-party consultants in conducting its business activities. Consulting services provided by these persons related principally to WCI's acquisition of wireless cable channel rights. In September and October 1993, certain of the persons that provided such consulting services to WCI joined the Company as executive officers.

     During 1993, the Company received inventory and other assets totaling $114,969 in exchange for forgiveness of advances of $172,132 to a formerly affiliated installation company. The Company has reflected the settlement of $57,163 in other expense in the accompanying 1993 consolidated statement of operations.

     The Company leases office space from an entity owned by certain stockholders of the Company for which the expense amounted to approximately $18,000 in 1992 and 1993 and $22,224 in 1994.

     On December 15, 1994, the Company entered into an agreement with a stockholder and its affiliate pursuant to which the Company loaned $2.0 million to the stockholder secured by 300,000 shares of the Company's common stock owned by the stockholder and all of the affiliate's assets in and to the Tulsa, Oklahoma wireless cable market. The loan bears interest at 12% per annum with all accrued interest and the outstanding principal balance due on June 15, 1995. In addition, on December 15, 1994, the affiliate granted to the Company an option for the Company to acquire the Tulsa, Oklahoma wireless cable market. The option is exercisable at any time after January 20, 1995 and continuing through June 15, 1995. The purchase price to be paid upon any exercise of the option is up to a maximum of $5.2 million, subject to adjustment based on the number of granted channels. In addition, the affiliate has the right to obtain a release of this option at any time prior to June 15, 1995, by payment of a $300,000 release price and payment in full of the loan.

(10) COMMITMENTS AND CONTINGENCIES

     The Company has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1994 through 1998. The agreements generally require monthly payments based upon the number of subscribers to the Company's systems, subject to certain minimums.

     In connection with a $1,000,000 loan from a bank to a stockholder of the Company, the Company has agreed to purchase such loan upon demand from the bank for the aggregate amount of principal and interest thereon plus any other amounts owed to the bank by the stockholder. The loan is secured by all of the wireless cable assets of the stockholder relating to the Lubbock, Texas market, including wireless cable channel rights, equipment and accounts receivable.

     The Company is a party to a legal proceeding incidental to its business which, in the opinion of management, is not expected to have a material adverse effect on the Company's consolidated financial position or operating results.

(11) SUBSEQUENT EVENT

     Pursuant to a loan agreement dated March 27, 1995 (the "Loan Agreement"), two stockholders of the Company have agreed to loan the Company up to an aggregate of $4.0 million ($2.0 million each) and a holder of the Convertible Notes has agreed to loan to the Company, or to guarantee a bank loan to the Company in the amount of, $2.0 million. Borrowings under the Loan Agreement may be used solely for working capital. Borrowings under the Loan Agreement will bear interest at 11% per annum. All accrued interest on, and the principal amount of, all borrowings under the Loan Agreement will be due and payable in full on June 30, 1995, subject to prepayment upon the receipt by the Company of cash proceeds from any financing, refinancing or sale of assets. Amounts borrowed and repaid under the Loan Agreement may not be reborrowed. Borrowings under the Loan Agreement will be secured by the capital stock and assets of two of the Company's operating subsidiaries. As of March 27, 1995, the Company had borrowed $2.0 million under the Loan Agreement, funded $1.0 million each by the two stockholders.

         1594

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(12) OTHER SUBSEQUENT INFORMATION (UNAUDITED)

     (a) Accounting Change

     In the third quarter of 1995, the Company changed, effective January 1, 1995, its method of accounting for the direct costs and installation fees related to subscriber installations to achieve a better matching of its revenues and expenses and to conform its accounting practices with those of other companies in the wireless cable industry. Pursuant to the change, the Company's policy is to capitalize the excess of direct costs of subscriber installations over installation fees. These direct costs include reception materials and equipment on subscriber premises, installation labor and overhead charges, and direct commissions. Such capitalized costs are amortized on a subscriber-by-subscriber basis over the estimated average subscription term (presently six years). Any unamortized balance of the non-recoverable portion of the cost of a subscriber installation is fully depreciated upon subscriber disconnect and the related cost and accumulated depreciation are removed from the balance sheet. The Company periodically evaluates the estimated amortization period and the recoverability of these costs to determine whether circumstances warrant adjustments to the carrying amounts or revised estimates of the useful life. An impairment loss would be recognized if the expected future operating cash flows from subscribers in an individual market are less than the carrying amount of subscriber installation costs in such market.

     Prior to the accounting change, the Company's policy was to expense all direct commissions associated with subscriber installations and to recognize as revenue all installation fees to the extent of selling costs (including direct commissions) incurred to obtain subscribers. Historically, such selling costs have exceeded installation fees. In addition, upon subscriber disconnect, the Company continued to depreciate the full capitalized installation cost subsequent to the disconnection. The Company has not presented the cumulative effect of the change in accounting because the effect of this change on periods prior to January 1, 1995 was not material. In addition, the results of operations for any prior annual period would not differ materially from results under the new method of accounting. The effect of this change on the nine-month period ended September 30, 1995 was to decrease net loss by approximately $210,000 ($.02 per common share).

     (b) Units Offering

     On April 26, 1995, the Company consummated a private placement of 100,000 units (the "Units") consisting of $100.0 million aggregate principal amount of 13% Senior Notes due 2003 ("Senior Notes") and 600,000 warrants to purchase an equal number of shares of common stock at an exercise price of $19.525 per share to the initial purchasers. The Company placed approximately $24.1 million of the approximately $95.3 million net proceeds realized from the sale of the Units into an escrow account and used approximately $3.0 million of such proceeds to repay indebtedness. In connection with the issuance of the Senior Notes, the Company agreed, among other things, to file within 30 days of the issue date a registration statement with the Securities and Exchange Commission (the "Commission") with respect to an offer to exchange new notes registered under the Securities Act of 1933 for the Senior Notes, which new notes will be identical in all respects to the Senior Notes, except that the new notes will not contain terms with respect to transfer restrictions and to cause such registration statement to become effective within 120 days of the issue date. As of September 30, 1995, the Company had not caused such registration statement to become effective within the 120-day period. As a result, subsequent to August 24, 1995, the Company has been required to pay additional interest on the outstanding Senior Notes. The amount of additional interest will increase by an additional 0.50% per annum for each subsequent 90-day period until such obligations are complied with, up to a maximum amount of additional interest of 2.00% per annum.

     Between September 12, 1995 and September 29, 1995, the Company engaged in the solicitation of consents from the holders of the Senior Notes to amend certain provisions of the indenture to permit the Company to consummate the Wireless One Transaction and the Transactions (as hereinafter defined) and additionally amend certain definitions and covenants. The proposed amendments to the indenture received

         1595

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approval of approximately 95.5% in aggregate principle amount of the Senior Notes and became effective as of October 2, 1995 upon the execution of a supplemental indenture. The Company paid an aggregate of $955,000 to consenting holders in October 1995.

     The amounts placed in the escrow account have been invested in U.S. Treasury Notes. As of September 30, 1995, $100.0 million aggregate principal amount of the Senior Notes remain outstanding.

     (c) Acquisitions of Minority Interests in Subsidiaries

     On March 15, 1995, the Company consummated the Minority Interest Exchange offer and issued an aggregate of 304,038 shares of common stock in exchange for minority interests in 21 subsidiaries (18 of which are now wholly-owned). The Company has used the purchase method to account for the acquisitions of these minority interests. For financial statement purposes, the total purchase price was approximately $5.1 million, including out-of-pocket expenses of approximately $500,000. A deferred tax liability of approximately $1.4 million has been recorded for differences between the assigned values and the tax bases of assets and liabilities recognized in the acquisitions of the minority interests. A corresponding amount has been recorded as excess purchase price over the fair value of net identifiable assets acquired and will be amortized over a 20-year period.

     Pro forma disclosures that include the effects of the acquisitions of the minority interests are not materially different from historical information and are not presented.

     (d) Rural Vision Joint Venture

     On May 17, 1995, Cross Country exercised its right to sell certain remaining RuralVision Joint Venture assets to the Company and, as a consequence, the Company acquired such markets. In addition, on May 17, 1995, the Company assigned its remaining interest in RuralVision Joint Venture to an unrelated third party in exchange for nominal consideration and, as a result, ceased to be a joint venturer thereof on such date.

     In connection with the RuralVision Distribution and the Company's acquisition of other wireless cable channel rights from RuralVision Joint Venture in December 1994, the Company identified wireless cable channel rights in certain markets which will be either sold, exchanged or conveyed. The remaining balance at September 30, 1995 of $9.2 million of assets held for sale represents assets that were sold or conveyed for cash subsequent to September 30, 1995.

     (e) Other Acquisitions and Divestitures

     In May 1995, the Company purchased an operating wireless cable system in the Lubbock, Texas market and wireless cable channel rights in the Tulsa, Oklahoma market for approximately $5.4 million (plus approximately $0.2 million of acquisition-related costs) and $3.8 million (plus approximately $0.1 million of acquisition-related costs) in cash, respectively (the "Lubbock and Tulsa Acquisitions").

     In May 1995, the Company sold certain wireless cable channel rights in five markets to an unaffiliated entity for $2.7 million in cash. These assets comprised a portion of the assets held for sale.

     On July 18, 1995, the Company privately placed 1,029,707 shares of its common stock to RuralVision Joint Venture in exchange for $20,000,000 in cash. Immediately subsequent to the issuance of the shares to RuralVision Joint Venture, the Company acquired substantially all of the remaining assets of RuralVision Joint Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in additional markets located in five states for $20,000,000 in cash (the "Cross Country Acquisition").

     Summarized below is the unaudited pro forma information for the nine months ended September 30, 1994 and 1995 as if the Cross Country Acquisition and the Lubbock and Tulsa Acquisitions had been consummated as of the beginning of 1994 and 1995. The pro forma information does not purport to represent

         1596

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

what the Company's results of operations actually would have been had such transactions or events occurred on the dates specified, or to project the Company's results of operations for any future period.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                           ----------------------------
                                                              1994             1995
                                                           -----------     ------------
        Revenues........................................   $ 3,075,000     $ 10,872,000
                                                           ===========     ============
        Net loss........................................   $(1,655,000)    $(11,794,000)
                                                           ===========     ============
        Net loss per common share.......................   $      (.54)    $       (.93)
                                                           ===========     ============

     (f) Wireless One

     In October 1995, the Company contributed certain assets and related liabilities with respect to two operating wireless cable systems and certain other wireless cable markets in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One, Inc. ("Wireless One") for consideration consisting of approximately 35% of the outstanding common stock of Wireless One and approximately $10.0 million of notes. A portion of these assets comprise the assets held for sale presented in the accompanying balance sheet. Wireless One is a newly-formed corporation into which Wireless One Operating Company, a privately-held wireless cable company, was merged. On October 18, 1995, Wireless One completed an initial public offering of 3,000,000 shares of its common stock and, concurrently therewith, consummated the sale of $150,000,000 in gross proceeds of 13% Senior Notes due 2003. As a result and pursuant to the merger agreement, Wireless One repaid the $10.0 million of notes from the proceeds of the offerings.

     In October 1995, the Company executed an agreement to sell wireless cable channel rights in Flippen, Tennessee for $1.5 million in cash. The transaction is subject to customary closing conditions, including each party's Board of Directors and lender approvals, due diligence review and other conditions.

     (g) Pending Acquisitions

     In September 1995, the Company executed an agreement to acquire Cablemaxx, Inc. ("Cablemaxx") for approximately $80.8 million in common stock of the Company. The agreement provides for the conversion of the common stock of Cablemaxx at a rate of $8.50 per share, subject to adjustment, into common stock of the Company, with the exchange rate determined by the average price of the Company's common stock preceding the closing date of the transaction.

     In September 1995, the Company entered into agreements to acquire American Wireless Cable Systems, Inc. ("AWS") and the assets of Wireless Cable TV Associates #38 (the "Minneapolis Partnership") and Fort Worth Wireless Cable TV Associates (the "Fort Worth Partnership") for an aggregate of approximately $65.3 million of common stock of the Company.

     In October 1995, the Company entered into a definitive agreement with Technivision, Inc. ("Technivision") whereby the Company will acquire substantially all of the assets of Technivision for approximately $36.75 million of the Company's common stock, less an amount of assumed obligations which shall not exceed $5.0 million.

     These transactions (collectively, the "Transactions") are subject to certain conditions, including, without limitation, approval by the shareholders of each company.

     The Company is also currently pursuing opportunities to dispose of certain wireless cable channel rights, presently held by or sought to be acquired by the Company pursuant to the Transactions, and expects to sell, contribute or exchange such assets in one or more transactions.

         1597

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TechniVision, Inc.:

     We have audited the accompanying balance sheets of TechniVision, Inc. as of May 31, 1994 and 1995, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TechniVision, Inc. as of May 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended May 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred cumulative losses since inception of $14,870,712 through May 31, 1995, and as of that date current liabilities exceeded current assets by $15,086,000. Additional capital or financing is needed to enable the Company to meet its debt service requirements in fiscal year 1996. These factors, as more fully discussed in note 2, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            KPMG Peat Marwick LLP

Dallas, Texas
October 25, 1995

         1598

                               TECHNIVISION, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                    NOVEMBER
                                                                                       30,
                                                       MAY 31,        MAY 31,         1995
                                                        1994           1995        -----------
                                                     -----------    -----------    (UNAUDITED)
Current assets:
  Cash.............................................  $     3,197    $    51,637    $    78,124
  Subscriber receivables, net of allowance for
     doubtful accounts of $48,996 in 1994 and
     $80,715 in 1995...............................      349,702        386,390        324,281
  Prepaid expenses and other.......................       51,287         38,147        153,044
                                                     ------------   ------------   ------------
          Total current assets.....................      404,186        476,174        555,449
Investment in equity security (note 6).............           --      1,638,629      1,134,473
Systems and equipment, net (notes 3 and 4).........   10,310,235      9,401,638      9,001,797
Leased license investment, net of accumulated
  amortization of $668,739 in 1994 and $863,504 in
  1995.............................................    3,238,648      3,144,649      3,552,846
Other assets, net..................................      405,166        216,495        306,620
                                                     ------------   ------------   ------------
                                                     $14,358,235    $14,877,585    $14,551,185
                                                     ============   ============   ============
                            LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................  $ 1,909,767    $ 1,990,880    $ 2,676,813
  Accounts payable -- affiliates...................       63,312        468,886        158,905
  Accrued expenses and other liabilities...........    1,185,073      1,642,771        806,353
  Current portion of long-term debt (note 4).......   11,875,980     11,043,590     12,276,898
  Note payable -- affiliates.......................      489,201        415,906        955,984
                                                     ------------   ------------   ------------
          Total current liabilities................   15,523,333     15,562,033     16,874,953
Long-term debt, less current portion (note 4)......    7,177,542      6,198,499      6,061,259
Stockholders' deficit:
  Common stock, $1 par value; authorized 30,000
     shares, issued 30,000 shares in 1994 and
     1995..........................................       30,000         30,000         30,000
  Paid-in capital..................................    6,208,311      7,957,765      7,957,765
  Accumulated deficit..............................  (14,580,951)   (14,870,712)   (16,372,792)
                                                     ------------   ------------   ------------
          Total stockholders' deficit..............   (8,342,640)    (6,882,947)    (8,385,027)
Commitments (notes 5 and 8)
                                                     ------------   ------------   ------------
                                                     $14,358,235    $14,877,585    $14,551,185
                                                     ============   ============   ============

                See accompanying notes to financial statements.

         1599

                               TECHNIVISION, INC.

                            STATEMENTS OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                    YEARS ENDED MAY 31                      NOVEMBER 30
                                         -----------------------------------------    ------------------------
                                            1993           1994           1995           1994          1995
                                         -----------    -----------    -----------    ----------    ----------
                                                                                      (UNAUDITED)
Revenues:
  Subscription.........................  $ 3,796,172    $ 5,214,508    $ 6,663,988    $3,330,288    $3,268,823
  Installation.........................      107,750        225,067         92,145        41,417        63,528
                                         -----------    -----------    -----------    ----------    ----------
          Total revenues...............    3,903,922      5,439,575      6,756,133     3,371,705     3,332,351
                                         -----------    -----------    -----------    ----------    ----------
Operating expenses:
  Systems operations...................    1,709,254      2,991,486      3,642,681     2,086,496     1,749,005
  Selling, general and
     administrative....................    1,617,598      2,664,162      2,803,415     1,138,360     1,364,880
  Depreciation and amortization........    1,977,352      2,371,891      2,623,736     1,323,662     1,299,603
                                         -----------    -----------    -----------    ----------    ----------
          Total operating expenses.....    5,304,204      8,027,539      9,069,832     4,548,518     4,413,488
                                         -----------    -----------    -----------    ----------    ----------
          Operating loss...............   (1,400,282)    (2,587,964)    (2,313,699)   (1,176,813)   (1,081,137)
                                         -----------    -----------    -----------    ----------    ----------
Other income (expense):
  Gain on sale of assets (note 6)......           --             --      3,362,230            --       253,352
  Interest expense.....................   (1,063,620)      (959,647)    (1,338,292)     (543,326)     (674,295)
  Other expense........................           --       (105,000)            --            --            --
                                         -----------    -----------    -----------    ----------    ----------
          Total other income
            (expense)..................   (1,063,620)    (1,064,647)     2,023,938      (543,326)     (420,943)
                                         -----------    -----------    -----------    ----------    ----------
          Net loss.....................  $(2,463,902)   $(3,652,611)   $  (289,761)   (1,720,139)   (1,502,080)
                                         ===========    ===========    ===========    ==========    ==========
Net loss per common share..............  $    (82.13)   $   (121.75)   $     (9.66)   $   (57.34)       (50.07)
                                         ===========    ===========    ===========    ==========    ==========

                See accompanying notes to financial statements.

         1600

                               TECHNIVISION, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                        COMMON STOCK       ADDITIONAL
                                      -----------------     PAID-IN      ACCUMULATED
                                      SHARES    AMOUNT      CAPITAL        DEFICIT         TOTAL
                                      ------    -------    ----------    -----------    -----------
Balance, May 31, 1992...............  30,000    $30,000    $4,739,185    $(8,464,438)   $(3,695,253)
Net investment by parent............      --         --     1,183,344             --      1,183,344
Net loss............................      --         --            --     (2,463,902)    (2,463,902)
                                      ------    -------    ----------    ------------   -----------
Balance, May 31, 1993...............  30,000     30,000     5,922,529    (10,928,340)    (4,975,811)
Net investment by parent............      --         --       285,782             --        285,782
Net loss............................      --         --            --     (3,652,611)    (3,652,611)
                                      ------    -------    ----------    ------------   -----------
Balance, May 31, 1994...............  30,000     30,000     6,208,311    (14,580,951)    (8,342,640)
Net investment by parent............      --         --     1,749,454             --      1,749,454
Net loss............................      --         --            --       (289,761)      (289,761)
                                      ------    -------    ----------    ------------   -----------
Balance, May 31, 1995...............  30,000     30,000     7,957,765    (14,870,712)    (6,882,947)
Net loss (unaudited)................      --         --            --     (1,502,080)    (1,502,080)
                                      ------    -------    ----------    ------------   -----------
Balance, November 30, 1995
  (unaudited).......................  30,000    $30,000    $7,957,765    $(16,372,792)  $(8,385,027)
                                      ======    =======    ==========    ============   ===========

                 See accompanying notes to financial statements

         1601

                               TECHNIVISION, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                     SIX MONTHS ENDED
                                                YEARS ENDED MAY 31,                    NOVEMBER 30,
                                       --------------------------------------    ------------------------
                                          1993          1994          1995          1994          1995
                                       ----------    ----------    ----------    ----------    ----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss............................ $(2,463,902)  $(3,652,611)  $  (289,761)   $(1,720,139)  $(1,502,080)
  Adjustments to reconcile net loss to
     net cash provided by (used in)
     operating activities:
     Depreciation and amortization....   1,977,352     2,371,891     2,623,736      1,323,662     1,299,603
     Gain on sale of assets...........         --            --     (3,362,230)           --       (253,352)
     Changes in assets and
       liabilities:
       Subscriber receivables.........     (35,566)     (176,261)      (36,688)      (146,225)      (62,109)
       Prepaid expenses and other.....     (45,088)     (139,846)       23,875        (57,090)     (114,897)
       Accounts payable, accrued
          expenses and other
          liabilities.................    (220,915)      128,918       944,385        544,053         8,425
                                       -----------   -----------   -----------    -----------   -----------
          Net cash provided by (used
            in) operating
            activities................    (788,119)   (1,467,909)      (96,683)       (55,739)     (624,410)
                                       -----------   -----------   -----------    -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of assets........         --            --      1,958,575            --        757,508
  Purchases of systems and
     equipment........................  (1,225,104)   (4,506,900)   (1,514,824)      (501,726)     (603,216)
  Expenditures for leased licenses....         --      (139,098)      (163,354)       (81,677)           --
                                       -----------   -----------   -----------    -----------   -----------
          Net cash provided by (used
            in)
            investing activities......  (1,225,104)   (4,645,998)      280,397       (583,403)      154,292
                                       -----------   -----------   -----------    -----------   -----------
Cash flows from financing activities:
  Net investment by parent............   1,183,344       285,782     1,749,454        988,824           --
  Advances from investors.............   1,124,000     5,876,000           --             --            --
  Proceeds (payments) on notes
     payable..........................    (294,370)      (46,178)   (1,884,728)      (309,728)      496,605
                                       -----------   -----------   -----------    -----------   -----------
          Net cash provided by (used
            in) financing
            activities................   2,012,974     6,115,604      (135,274)       679,096       496,605
                                       -----------   -----------   -----------    -----------   -----------
Net increase (decrease) in cash.......        (249)        1,697        48,440         39,954        26,487
Cash at beginning of period...........       1,749         1,500         3,197          3,197        51,637
                                       -----------   -----------   -----------    -----------   -----------
Cash at end of period................. $     1,500   $     3,197   $    51,637    $    43,151   $    78,124
                                       ===========   ===========   ===========    ===========   ===========

                See accompanying notes to financial statements.

         1602

                               TECHNIVISION, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         THREE YEARS ENDED MAY 31, 1995
       (INFORMATION AS OF NOVEMBER 30, 1995 AND FOR THE SIX-MONTH PERIODS
                 ENDED NOVEMBER 30, 1994 AND 1995 IS UNAUDITED)

(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     TechniVision, Inc. ("TechniVision" or the "Company") develops, owns and operates wireless cable television systems. The Company currently has wireless cable channel rights in three markets (Dayton, Ohio and El Paso and Corpus Christi, Texas) and has operational systems in the Dayton and Corpus Christi markets. The Company is a majority-owned subsidiary of Three Sixty Corp. ("Three Sixty").

  (b) Investment in Equity Security

     The Company's investment in equity security is stated at cost and earnings are realized as dividends are received.

  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Reception equipment on subscriber premises and costs associated with initial subscriber installations are capitalized. Upon subscriber disconnect, the Company continues to depreciate the full capitalized installation cost subsequent to the disconnection. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 3 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Intangible Assets

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over an estimated useful life of 20 years beginning with inception of service in each respective market. As of May 31, 1994 and 1995, approximately $276,567 and $184,155 of the leased license investment was not yet subject to amortization. The Company continually reevaluates the propriety of the carrying amounts of the leased license investment based on undiscounted future cash flows with respect to each market as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period that the service is provided. Installation fees are recognized upon origination of service to a subscriber to the extent of costs incurred to obtain subscribers. Installation revenues in excess of such costs will be deferred and amortized over six years.

  (f) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services.

         1603

                               TECHNIVISION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (g) Income Taxes

     The Company is included in the consolidated federal income tax return of Three Sixty. Total current and deferred tax expense is allocated to the Company as if such taxes were calculated on a separate return basis under the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." For the three years ended May 31, 1995, no tax benefit or expense was recorded by the Company as a result of losses incurred by the Company.

  (h) Statements of Cash Flows

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     Cash paid for interest during 1993, 1994 and 1995 was $1,049,926, $780,570 and $1,334,496, respectively.

  (i) Interim Financial Information

     In the opinion of management, the accompanying unaudited condensed financial information of the Company contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly the Company's financial position as of November 30, 1995, and the results of its operations and its cash flows for the six-month periods ended November 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) REALIZATION OF ASSETS

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown on the accompanying balance sheet, the Company's current liabilities exceeded its current assets by $15,086,000 at May 31, 1995. In addition, the Company has sustained losses through May 31, 1995 of $14,780,712. In order for the Company to meet its debt service requirements in fiscal year 1996, the Company must obtain additional capital or financing. Given these facts, the ability of the Company to continue as a going concern and the recoverability of a major portion of its recorded asset amounts is dependent upon its ability to meet its financing requirements on a continuing basis.

     The Company and its stockholders have been exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. As a result, in October 1995, the Company entered into a definitive agreement with Heartland Wireless Communications, Inc. ("Heartland") whereby Heartland will acquire substantially all of the assets of the Company for approximately $36.75 million of Heartland common stock, less an amount of assumed obligations which shall not exceed $5.0 million. This transaction is subject to certain conditions and there can be no assurance that the Company will be able to consummate such transaction. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or amounts of liabilities that might be necessary depending upon the outcome of these uncertainties.

         1604

                               TECHNIVISION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at May 31, 1994 and 1995:

                                                                   1994           1995
                                                                ----------     ----------
    Equipment awaiting installation...........................  $  497,757     $  385,596
    Subscriber premises equipment and installation costs......  10,865,123     11,762,796
    Transmission equipment and system construction costs......   3,384,604      3,922,033
    Office furniture and equipment............................   1,063,133      1,200,060
    Buildings and leasehold improvements......................     342,199        342,199
                                                                -----------    -----------
                                                                16,152,816     17,612,684
    Accumulated depreciation and amortization.................  (5,842,581)    (8,211,046)
                                                                -----------    -----------
                                                                $10,310,235    $9,401,638
                                                                ===========    ===========

     As of May 31, 1994 and 1995, equipment awaiting installation and approximately $285,435 and $230,481 of transmission equipment and system construction costs were not yet subject to depreciation.

(4) LONG-TERM DEBT

     Long-term debt at May 31, 1994 and 1995 consists of the following:

                                                                   1994            1995
                                                                -----------     -----------
    Philips Credit Corporation................................  $10,000,000     $ 9,326,358
    Addison Group.............................................    1,660,000       1,600,000
    Investor advances/UCL Disgorgement Fund...................    7,000,000       6,000,000
    Other.....................................................      393,522         315,731
                                                                -----------     -----------
                                                                 19,053,522      17,242,089
    Less current portion......................................   11,875,980      11,043,590
                                                                -----------     -----------
                                                                $ 7,177,542     $ 6,198,499
                                                                ===========     ===========

     In 1990, TechniVision and Philips Credit Corporation ("PCC") entered into a credit agreement, as amended, whereby the Company could borrow a maximum of $10.0 million to finance principally the construction of and initial operational costs for the wireless cable system located in Corpus Christi. As of May 31, 1995, outstanding borrowings under the credit agreement amounted to $9,326,000. The note is secured by an interest in certain assets of the Company and bears interest at a rate floating at prime (9.00% at May 31, 1995) plus 1.85%.

     The Company has failed to make payments to PCC in accordance with the credit agreement and has failed to comply with certain financial and other covenants. As a result, on March 27, 1995, PCC and the Company entered into a forbearance agreement which, among other things, extended the due date of the note to January 2, 1996, contingent upon the Company entering into an agreement by September 30, 1995 to sell the assets of the Company.

     In connection with Three Sixty's acquisition of TechniVision in October 1989, the Company entered into a compensation agreement with the seller that provided for additional payments during the first five years after launching a market based on the number of subscribers added or a payment of $750,000 for each market sold during such period. Amounts paid under the compensation agreement with respect to additional subscribers are recorded as additional leased license investment. As of May 31, 1995, the Company has remaining obligations of $1,600,000 relating to the Dayton and Corpus Christi systems. The notes are secured by security interests in certain assets of the Company and bear interest at rates ranging from 8% to 10%. The obligations are currently due, and the lenders may, at their option, give notice that the amounts outstanding are

         1605

                               TECHNIVISION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

immediately payable. As discussed in note 2, the Company and its stockholders have been exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. If the sale of the Company to Heartland is consummated, an additional $750,000 will be payable to the seller related to the El Paso market.

     During 1993, the Company entered into a series of agreements with certain third parties for the purpose of raising capital for the development of the Dayton, Corpus Christi, El Paso and Salt Lake City systems. The third parties were to receive interests in such systems in consideration for raising the agreed upon capital. Solely as a result of having received funds derived from securities laws violations committed by others, the Company was named as a relief defendant by the Securities and Exchange Commission ("SEC"). As a result, in February 1995, the Company voluntarily entered into an agreement with the SEC to disgorge the sum of $7.0 million, representing the proceeds it received from securities laws violations committed by others. The note is noninterest-bearing and is payable in full on December 31, 1996 or upon the sale of TechniVision. In April 1995, the Company paid $1.0 million on the note out of the proceeds from the sale of the Salt Lake City market (see note 6).

(5) LEASES

     The Company leases from third parties channel rights licensed by the FCC. Under FCC policy, the base term of most of these leases cannot exceed ten years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels range from five to ten years, and there is no automatic renewal of such licenses. The use of such channels by third parties is subject to regulation by the FCC and, therefore, the Company's ability to continue to enjoy the benefits of these leases is dependent upon the third party lessor's continuing compliance with applicable regulations. The remaining terms of the Company's channel leases range from less than one year to 10 years. Most of the Company's leases provide for automatic renewal of their terms upon FCC renewal of the underlying license, grant the Company a right of first refusal and/or require the parties to negotiate renewal in good faith. Although the Company does not believe that the termination of or failure to renew a single channel lease could adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various factors, such as subscriber levels or subscriber revenues.

     Payments under the channel rights lease agreements begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. Channel rights lease expense was $61,190, $123,510 and $169,964 for the years ended May 31, 1993, 1994 and 1995, respectively.

     The Company also has certain operating leases for office space and transmission tower space. Rent expense incurred in connection with other operating leases was $90,059, $142,326 and $159,383 for the years ended May 31, 1993, 1994 and 1995, respectively.

     Future minimum lease payments due under channel rights leases for operational systems and other noncancellable operating leases in effect at May 31, 1995 are as follows:

                                                    CHANNEL       OTHER
YEAR ENDING                                          RIGHTS      OPERATING
  MAY 31,                                            LEASES       LEASES
-----------                                         --------     --------
  1996............................................  $307,889     $148,770
  1997............................................   307,889      158,970
  1998............................................   325,889      163,170
  1999............................................   361,889      116,000
  2000............................................   361,889       99,600

         1606

                               TECHNIVISION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) SETTLEMENT AGREEMENT/SALE OF SALT LAKE CITY MARKET

     In February 1995, the Company sold its wireless cable channel rights in the Salt Lake City market to CableMaxx, Inc. ("CableMaxx"). The sales price consisted of cash of $5.85 million and 907,311 restricted shares of CableMaxx common stock. In April 1995, the Company entered into a settlement agreement with various third parties with respect to certain claims and disputes which arose in connection with the development of the Dayton, Corpus Christi, El Paso and Salt Lake City systems (see note 4). The settlement agreement provided for, among other things, the dismissal of certain actions and mutual releases of claims among the parties and the manner of distribution among the parties to the settlement agreement of the cash and CableMaxx common stock from the sale of the Salt Lake City wireless cable channel rights. As a result of the sale of the channel rights and the settlement agreement, the Company received 50% of the proceeds from the sale and recorded a gain from the sale of the Salt Lake City channel rights of $3,362,000 during the year ended May 31, 1995.

(7) RELATED PARTY TRANSACTIONS

     The Company paid $305,496 in 1993, $1,055,029 in 1994 and $632,130 in 1995
to various affiliates for services performed in connection with the development of wireless cable television systems and certain administrative services.

(8) COMMITMENTS

     The Company has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1994 through 1997. The agreements generally require monthly payments based upon the number of subscribers to the Company's systems, subject to certain minimums.

         1607

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             PRO FORMA FINANCIAL INFORMATION FOR CONSUMMATED EVENTS

     The following Pro Forma Statements for Consummated Events present pro forma financial information of the Company with respect to various events (other than the Transactions). The Pro Forma Statements for Consummated Events are further adjusted for the effects of the Transactions as set forth on pages 77 to 100 of this Proxy Statement/Prospectus.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet for Consummated Events as of September 30, 1995 gives effect to (i) the October 18, 1995 contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One (the "Wireless One Transaction"), (ii) the issuance of approximately 91,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One, (iii) the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and the subsequent repayment of such notes, and (iv) the increase in the Company's equity interest in Wireless One as part of the Wireless One Transaction as if such events had occurred on September 30, 1995. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for Consummated Events for the year ended December 31, 1994 and the nine months ended September 30, 1995 give effect to (i) the issuance of 2,415,000 shares of Heartland Common Stock in the Company's initial public offering in April 1994, (ii) the sale in November 1994 of the Convertible Notes, (iii) the 1994 acquisitions of wireless cable systems in Milano, Texas and Lindsay, Oklahoma, (iv) the 1995 acquisitions of wireless cable systems in Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas and Sikeston, Missouri and wireless cable channel rights in certain non-operating markets, (v) the 1994 and 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture, (vi) the issuance of 998,318 shares of Heartland Common Stock in 1994 and 1995 in exchange for minority interests in certain of the Company's subsidiaries, (vii) the issuance in July 1995 of 1,029,707 shares of Heartland Common Stock to RuralVision Joint Venture in exchange for $20,000,000 cash, (viii) the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One in connection with the Wireless One Transaction and
(ix) the Company's equity in pro forma losses of Wireless One, as if such events had occurred on January 1, 1994.

     The pro forma statements of operations financial information does not give effect to the sale of the Notes by the Company in April 1995. Assuming the Notes had been issued on January 1, 1994, interest expense, amortization of related debt issuance costs and amortization of debt discount would have increased by approximately $14 million and $4.6 million for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively.

     The Pro Forma Statements for Consummated Events and accompanying notes should be read in conjunction with the Company's consolidated financial statements (including notes thereto) appearing elsewhere in the Prospectus. The Pro Forma Statements for Consummated Events do not purport to represent what the Company's results of operations or financial position actually would have been had such events occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements for Consummated Events.

         1608

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET FOR CONSUMMATED EVENTS
                               SEPTEMBER 30, 1995

                                     ASSETS

                                                                   WIRELESS
                                                HISTORICAL           ONE            HEARTLAND
                                                HEARTLAND        TRANSACTION        PRO FORMA
                                               ------------      -----------       ------------
Cash and cash equivalents....................  $ 37,155,064      $10,000,000(B)    $ 47,155,064
Restricted investments.......................    11,669,874               --         11,669,874
Net assets held for cash sale or exchange....     9,200,000       (7,000,000)(B)      2,200,000
Other current assets.........................     3,389,470         (354,189)(A)      3,035,281
                                               ------------      -----------       ------------
          Total current assets...............    61,414,408        2,645,811         64,060,219
Systems and equipment, net...................    46,027,017       (2,658,065)(A)     43,368,952
Leased license investment, net...............    64,726,389       (4,244,113)(A)     60,482,276
Investment in Wireless One...................            --       14,044,155(A)      14,602,442
                                                                  10,000,000)(B)
                                                                   2,000,000(C)
                                                                   8,558,287(D)
Notes receivable.............................            --                                  --
Excess of cost over fair value of net assets
  acquired...................................     4,470,286                           4,470,286
Restricted investments.......................    13,077,340                          13,077,340
Net assets held for exchange.................            --                                  --
Other assets , net...........................    10,435,034                          10,435,034
                                               ------------      -----------       ------------
                                               $200,150,474      $10,346,075       $210,496,549
                                               ============      ===========       ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt............  $    616,610      $                 $    616,610
Other current liabilities....................    10,244,363         (113,732)(A)     10,130,631
                                               ------------      -----------       ------------
          Total current
            liabilities......................    10,860,973         (113,732)        10,747,241
Long-term debt, less current portion.........   139,428,429                         139,428,429
Deferred income taxes........................     1,287,560          (98,480)(A)      1,189,080
Other liabilities............................       279,695                             279,695
Stockholders' equity.........................    48,293,817        2,000,000(C)     v58,852,104
                                                                   8,558,287(D)
                                               ------------      -----------       ------------
                                               $200,150,474      $10,346,075       $210,496,549
                                               ============      ===========       ============

                See accompanying notes to pro forma statements.

         1609

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                          YEAR ENDED DECEMBER 31, 1994

                                                                                                        PRO FORMA ADJUSTMENTS
                                                                                                     ----------------------------
                                                                                                      WIRELESS
                                                                    HISTORICAL    ACQUISITIONS           ONE           HEARTLAND
                                                                    HEARTLAND      AND OTHER         TRANSACTION       PRO FORMA
                                                                    ----------    ------------       -----------       ----------
Total revenues....................................................  $2,229,494     $5,472,554(E)     $  (111,225)(M)  $ 7,590,823
                                                                    -----------    ----------        -----------      -----------
Operating expenses:
  Systems operations..............................................     762,501      2,362,388(E)         (55,590)(M)    4,188,612
                                                                                    1,119,313(F)
  Selling, general and administrative.............................   4,183,307      2,300,261(E)        (105,599)(M)    6,377,969
  Depreciation and amortization...................................   1,097,668      1,322,786(E)         (44,931)(M)    3,263,717
                                                                                       68,778(G)
                                                                                      819,416(H)
                                                                    -----------    ----------        -----------      -----------
        Total operating expenses..................................   6,043,476      7,992,942           (206,120)      13,830,298
                                                                    -----------    ----------        -----------      -----------
        Operating loss............................................  (3,813,982)    (2,520,388)            94,895       (6,239,475)
Interest expense..................................................    (589,767)    (3,595,266)(I)                      (4,185,033)
Equity in losses of investees.....................................    (386,985)       386,985(J)      (1,004,594)(N)   (1,004,594)
Interest income and other.........................................     152,450             --                             152,450
                                                                    -----------    ----------        -----------      -----------
        Loss before income taxes..................................  (4,638,284)    (5,728,669)          (909,699)     (11,276,652)
Income tax benefit................................................   1,594,963        863,849(K)                        2,458,812
                                                                    -----------    ----------        -----------      -----------
        Net loss..................................................  $(3,043,321)   $(4,864,820)      $  (909,699)     $(8,817,840)
                                                                    ===========    ==========        ===========      ===========
Net loss per share................................................  $    (0.30)                                       $     (0.70)
                                                                                                                      ===========
Weighted average shares outstanding...............................  10,041,000      2,407,412(L)          93,032(C)    12,541,444
                                                                    ===========    ==========        ===========      ===========

                See accompanying notes to pro forma statements.

         1610

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             FOR CONSUMMATED EVENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                     PRO FORMA ADJUSTMENTS
                                                                                 ------------------------------
                                                                                                     WIRELESS
                                                                 HISTORICAL      ACQUISITIONS           ONE            HEARTLAND
                                                                  HEARTLAND       AND OTHER         TRANSACTION        PRO FORMA
                                                                 -----------     ------------       -----------       -----------
Total revenues................................................. $  9,292,837      $1,283,545(O)     $ (632,173)(M)    $  9,944,209
                                                                ------------     -----------        -----------       ------------
Operating expenses:
  Systems operations...........................................    2,894,074         627,144(O)       (399,687)(M)       3,371,531
                                                                                     250,000(P)
  Selling, general and administrative..........................    7,449,699         587,774(O)       (348,447)(M)       7,689,026
  Depreciation and amortization................................    3,966,120         350,966(O)       (193,962)(M)       4,396,920
                                                                                     256,602(Q)
                                                                                      17,194(G)
                                                                ------------     -----------        -----------       ------------
        Total operating expenses...............................   14,309,893       2,089,680          (942,096)         15,457,477
                                                                ------------     -----------        -----------       ------------
        Operating loss.........................................   (5,017,056)       (806,135)          309,923          (5,513,268)
Interest expense...............................................   (8,908,459)                                           (8,908,459)
Equity in losses of investees..................................     (128,663)        128,663(J)     (1,049,583)(N)      (1,049,583)
Interest income and other......................................    1,568,946                                             1,568,946
                                                                ------------     -----------        -----------       ------------
        Loss before income taxes...............................  (12,485,232)       (677,472)         (739,660)        (13,902,364)
Income tax benefit.............................................    1,307,137      (1,307,137)(K)                                --
                                                                ------------     -----------        -----------       ------------
        Net loss............................................... $(11,178,095)    $(1,984,609)         (739,660)       $(13,902,364)
                                                                ============     ===========        ===========       ============
Net loss per share.............................................       $(0.96)                                               $(1.10)
                                                                      ======                                                ======
Weighted average shares outstanding............................   11,624,000         874,895(L)         93,032 (C)      12,591,927
                                                                ============     ===========        ===========       ============

                See accompanying notes to pro forma statements.

         1611

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

              NOTES TO PRO FORMA STATEMENTS FOR CONSUMMATED EVENTS

(A) Reflects the contribution of wireless cable systems located in Milano, Texas and Monroe, Louisiana and wireless cable channel rights in other markets located in Texas, Louisiana, Alabama, Georgia and Florida to Wireless One.

(B) Reflects the issuance by Wireless One of the $10.0 million of Wireless One notes as part of the Wireless One Transaction and subsequent repayment of such notes.

(C) Reflects the issuance of approximately 93,000 shares of Heartland Common Stock related to the acquisition of wireless cable channel rights in a non-operating Alabama market and the contribution of such channel rights to Wireless One.

(D) Reflects the increase in Heartland's equity interest in Wireless One as part of the Wireless One Transaction as if such event had occurred on September 30, 1995. Subsequent to the Wireless One Transaction, Heartland's equity interest in Wireless One was approximately 26.6%.

(E) Reflects the historical revenues and expenses associated with the acquisitions of wireless cable systems in Milano, Texas in December 1994, Lindsay, Oklahoma in December 1994, Shaw, Kansas in January 1995, Lubbock, Texas in May 1995, Lykens, Ohio in July 1995, Paragould, Arkansas in July 1995, and Sikeston, Missouri in July 1995, until the respective acquisition dates of such systems.

(F) Reflects the incremental lease rental payments associated with the 1994 and 1995 purchases by and distribution to Heartland of certain non-operating markets previously owned by RuralVision Joint Venture.

(G) Reflects incremental amortization of the excess purchase price over the fair value of net identifiable assets acquired associated with the acquisitions of certain minority interests. Amortization of the excess purchase price over the fair value of net identifiable assets acquired is based on an estimated useful life of 20 years.

(H) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Milano, Texas, Lindsay, Oklahoma, Shaw, Kansas, Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

(I) Reflects incremental interest expense on $40 million of Convertible Notes issued by Heartland in November 1994 at a rate of 9.0% and incremental amortization of related debt issuance costs by the interest method over the life of such notes.

(J) Reflects the reversal of equity in losses in RuralVision Joint Venture due to the termination of such venture in January 1995 and acquisition of such venture's markets by Heartland.

(K) Reflects the adjustment to income tax benefit related to pro forma adjustments. Income tax benefit reflects the recognition of deferred tax assets to the extent such assets can be realized through reversals of existing taxable differences.

(L) Reflects the incremental increase in weighted average shares of Heartland Common Stock outstanding related to the issuance of 2,415,000 shares in Heartland's initial public offering in April 1994, the exchange of 694,280 and 304,038 shares for minority interests in certain of the Company's subsidiaries in 1994 and 1995, respectively, and the issuance of 1,029,707 shares in July 1995 to RuralVision Joint Venture in exchange for $20,000,000 cash.

(M) Reflects the elimination of historical revenues and expenses associated with the wireless cable systems located in Milano, Texas and Monroe, Louisiana which were contributed to Wireless One.

         1612

(N) Reflects Heartland's equity in pro forma losses of Wireless One as if the Wireless One Transaction had occurred on January 1, 1994.

(O) Reflects the historical revenues and expenses associated with the wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri until their respective acquisition dates. The acquisition dates of each respective system are set forth in note (E).

(P) Reflects the incremental lease rental payments associated with the 1995 purchases by and distribution to the Company of certain non-operating markets previously owned by RuralVision Joint Venture.

(Q) Reflects the incremental amortization of leased license investment associated with the acquisitions of wireless cable systems in Lubbock, Texas, Lykens, Ohio, Paragould, Arkansas, and Sikeston, Missouri. The acquisition dates of each respective system are set forth in note (E). Amortization of leased license investment is calculated beginning with inception of service in each respective market.

         1613

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
RuralVision Central, Inc. and RuralVision South, Inc.

We have audited the accompanying combined balance sheets of RuralVision Central, Inc. and RuralVision South, Inc. (Kansas and Texas corporations, respectively) as of December 31, 1993 and 1992, and the related combined statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of RuralVision Central, Inc. and RuralVision South, Inc. as of December 31, 1993 and 1992, and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Companies will continue as going concerns. As discussed in Note 2 to the financial statements, the Companies have incurred cumulative losses since inception of $17,269,353 through December 31, 1993, and as of that date liabilities exceeded assets by $17,204,736. Additional capital or financing is needed to enable pending licenses to be secured and additional systems to be built. These factors, among others, more fully discussed in Note 2, raise substantial doubt about the Companies' ability to continue as going concerns. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON

Kansas City, Missouri
February 10, 1994

         1614

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                            COMBINED BALANCE SHEETS

                                                           DECEMBER 31,
                                                   -----------------------------      AUGUST 18,
                                                       1992             1993             1994
                                                   ------------     ------------     ------------
                                                                                     (UNAUDITED)
                     ASSETS
Cash.............................................  $     25,907     $    248,271     $     97,598
Accounts receivable -- trade, net of allowance
  for doubtful accounts of $46,495 in 1992,
  $89,423 in 1993 and $106,987 in 1994 (note
  1(c))..........................................        35,979          205,170          201,838
Inventories of subscriber reception equipment
  (note 1(i))....................................       790,406          498,080          509,675
Prepaid expenses and deposits....................       438,410          821,400        1,381,756
Property and equipment, net (notes 1(d) and 4)...     7,734,063        7,468,540        7,268,923
Deferred licensing costs (notes 1(c) and 3)......     1,059,500        1,024,459        1,553,941
Investment in joint venture (note 9).............            --           62,763               --
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============
      LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable.................................  $  1,576,331     $    398,303     $    465,271
Accrued expenses.................................       358,471          352,980          139,976
Notes payable -- related party (note 5)..........    16,980,983       25,836,878       30,459,609
Other notes payable (note 5).....................     1,127,362          744,109        1,022,247
Other liabilities................................       152,150          201,149          200,975
Loss in excess of basis in joint venture (note
  8).............................................         8,549               --               --
                                                   ------------     ------------     ------------
                                                     20,203,846       27,533,419       32,288,078
Stockholders' deficit:
  Common stock (note 7)..........................        21,996           24,440           24,440
  Additional paid-in capital.....................        42,621           40,177           40,177
  Accumulated deficit............................   (10,184,198)     (17,269,353)     (21,338,964)
                                                   ------------     ------------     ------------
                                                    (10,119,581)     (17,204,736)     (21,274,347)
Commitments and contingencies (note 6)...........
                                                   ------------     ------------     ------------
                                                   $ 10,084,265     $ 10,328,683     $ 11,013,731
                                                   ============     ============     ============

See accompanying notes to combined financial statements.

         1615

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                          YEARS ENDED DECEMBER 31,              SIX MONTHS        FOR THE PERIOD
                                   ---------------------------------------        ENDED         JANUARY 1, 1994 TO
                                      1991          1992          1993        JUNE 30, 1993      AUGUST 18, 1994
                                   -----------   -----------   -----------   ----------------   ------------------
                                                                                          (UNAUDITED)
Wireless Cable Operations:
  Revenues:
    Pay television revenue.......  $   176,922   $ 2,225,128   $ 4,203,430     $  2,032,697        $  3,042,203
    Installation revenue.........       97,101       247,320       136,305           88,597              53,390
                                   -----------   -----------   -----------     ------------        ------------
         Total revenues..........      274,023     2,472,448     4,339,735        2,121,294           3,095,593
  Costs and expenses:
    Programming costs............       33,401       528,088       980,254          464,116             699,245
    Direct selling and
      marketing..................       49,762       431,419       244,588          178,616             113,754
    Airtime lease fees...........       18,000        90,208       183,083           84,792             151,062
    Depreciation and
      amortization...............      131,694       678,094     1,038,891          718,201             836,693
    Management fee paid to
      related party (note 8).....       12,000       249,422       439,305          214,113             295,992
    Other operating costs........      466,184     1,600,453     2,086,797        1,086,607           1,018,874
                                   -----------   -----------   -----------     ------------        ------------
                                       711,041     3,577,684     4,972,918        2,746,445           3,115,620
                                   -----------   -----------   -----------     ------------        ------------
                                      (437,018)   (1,105,236)     (633,183)        (625,151)            (20,027)
Licensing activities:
  Salaries.......................       90,073       235,316       346,602          307,800             206,512
  Engineering....................      871,610     1,723,912       784,549          491,358             173,481
  Legal fees.....................      214,169       341,221       345,307          150,504             282,597
  Airtime lease fees on
    nonoperating sites...........      360,672       403,347       968,254          338,040           1,003,511
  Other licensing costs..........      124,420       646,252       222,669           62,146             279,565
  Less capitalized licensing
    costs........................   (1,027,430)      (28,350)           --               --                  --
                                   -----------   -----------   -----------     ------------        ------------
                                       633,514     3,321,698     2,667,381        1,349,847           1,945,666
Expenses:
  General and administrative
    expenses.....................    1,211,742     1,521,560     1,381,405          976,346             598,935
  Interest expense -- related
    party........................      287,795     1,536,566     2,406,124        1,049,403           2,073,012
  Interest expense -- other......           --        18,520       140,742           45,572              38,251
  Equity in loss of joint
    venture......................           --       110,549        66,422               --              80,043
                                   -----------   -----------   -----------     ------------        ------------
                                     1,499,537     3,187,195     3,994,693        2,071,321           2,790,242
Other income.....................           --            --      (210,102)         (16,798)           (686,323)
                                   -----------   -----------   -----------     ------------        ------------
  Net loss.......................  $(2,570,069)  $(7,614,129)  $(7,085,155)    $ (4,029,521)       $ (4,069,611)
                                   ===========   ===========   ===========     ============        ============

See accompanying notes to combined financial statements.

         1616

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                      COMMON STOCK
                                        (NOTE 7)          ADDITIONAL
                                   ------------------      PAID-IN       ACCUMULATED
                                   SHARES     AMOUNT       CAPITAL         DEFICIT           TOTAL
                                   ------     -------     ----------     ------------     ------------
Balance January 1, 1991..........      20     $10,000      $     --      $         --     $     10,000
Net loss.........................      --          --            --        (2,570,069)      (2,570,069)
Issued during the year...........  10,000      11,996        38,004                --           50,000
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1991........  10,020      21,996        38,004        (2,570,069)      (2,510,069)
Net loss.........................      --          --            --        (7,614,129)      (7,614,129)
Issuance of warrants (note 7)....      --          --         4,617                --            4,617
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1992
  (note 11)......................  10,020      21,996        42,621       (10,184,198)     (10,119,581)
Net loss.........................      --          --            --        (7,085,155)      (7,085,155)
Issuance of officer stock award
  (notes 10 and 11)..............   1,113       2,444        (2,444)               --               --
                                   ------     -------      --------      ------------     ------------
Balance December 31, 1993........  11,133      24,440        40,177       (17,269,353)     (17,204,736)
Net loss (unaudited).............      --          --            --        (4,069,611)      (4,069,611)
                                   ------     -------      --------      ------------     ------------
Balance August 18, 1994..........  11,133     $24,440      $ 40,177      $(21,338,964)    $(21,274,347)
                                   ======     =======      ========      ============     ============

See accompanying notes to combined financial statements.

         1617

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED DECEMBER 31,                                 FOR THE PERIOD
                                               -----------------------------------------   SIX MONTHS ENDED   JANUARY 1, 1994 TO
                                                  1991           1992           1993        JUNE 30, 1993      AUGUST 18, 1994
                                               -----------    -----------    -----------   ----------------   ------------------
                                                                                                        (UNAUDITED)
Cash flows used in operating activities:
  Net loss...................................  $(2,570,069)   $(7,614,129)   $(7,085,155)    $ (4,029,521)       $ (4,069,611)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
    Gain on sale of asset....................           --             --        (34,350)              --                  --
    Depreciation and amortization............      174,210        854,521      1,194,897          718,203             836,693
    Equity in loss of joint venture..........           --        110,549         66,422               --              80,043
    (Increase) decrease in assets:
      Accounts receivable....................      (10,147)       (15,832)      (169,191)        (109,341)             50,436
      Inventories............................     (748,690)       (41,716)       292,326            5,952             (11,595)
      Prepaid expenses.......................     (131,343)      (283,899)      (382,990)        (421,660)           (607,460)
      Deferred licensing costs...............     (903,001)      (192,499)        35,041               --            (510,455)
    (Decrease) increase in liabilities:
      Accounts payable.......................      668,232        887,346     (1,178,028)        (823,856)            (88,027)
      Accrued expenses.......................      173,401        185,070         (5,491)         704,668            (234,063)
      Accrued interest.......................      286,880      1,532,740      2,406,124        1,049,403           2,073,012
      Other liabilities......................       67,170         84,980         64,263           32,423              (1,701)
                                               -----------    -----------    -----------     ------------        ------------
         Total adjustments...................     (423,288)     3,121,260      2,289,023        1,155,792           1,762,937
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in operating
           activities........................   (2,993,357)    (4,492,869)    (4,796,132)      (2,873,729)         (2,306,674)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from investing activities:
  Proceeds from sale of vehicles.............           --             --        198,000               --                  --
  Purchase of towers and transmitting
    equipment................................   (2,476,615)    (1,764,007)            --               --                  --
  Purchase of subscriber equipment...........     (619,396)    (2,824,655)      (933,288)        (690,006)           (655,076)
  Purchase of other property and equipment...     (247,134)      (740,946)      (175,000)              --                  --
  Investment in joint venture................           --        (66,000)      (137,734)         (63,737)            (17,280)
                                               -----------    -----------    -----------     ------------        ------------
         Net cash used in investing
           activities........................   (3,343,145)    (5,395,608)    (1,048,022)        (753,743)           (672,356)
                                               -----------    -----------    -----------     ------------        ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock.....       50,000             --             --               --                  --
  Proceeds from issuance of warrants.........           --          4,617             --               --                  --
  Borrowings from stockholder................    5,862,182      9,190,929      6,449,771        3,936,110            (853,771)
  Line of credit.............................           --        907,996       (189,807)        (161,058)            (25,914)
  Other borrowings...........................           --        219,366       (193,446)              --           2,000,000
  Advances from affiliate....................      467,560       (467,560)            --               --                  --
                                               -----------    -----------    -----------     ------------        ------------
         Net cash provided by financing
           activities........................    6,379,742      9,855,348      6,066,518        3,775,052           2,827,857
                                               -----------    -----------    -----------     ------------        ------------
Net increase (decrease) in cash..............       43,240        (33,129)       222,364          147,580            (151,173)
Cash at beginning of period..................       15,796         59,036         25,907           25,907             248,271
                                               -----------    -----------    -----------     ------------        ------------
Cash at end of period........................  $    59,036         25,907        248,271          173,487              96,735
                                               ===========    ===========    ===========     ============        ============
Supplemental disclosures of cash flow
  information:
    Cash paid for interest...................  $        --    $    10,041    $    98,124     $     36,265        $         --
                                               ===========    ===========    ===========     ============        ============
Noncash investing and financing activities:
  Licenses transferred to joint venture......  $        --    $    36,000    $        --     $         --        $         --
                                               ===========    ===========    ===========     ============        ============

See accompanying notes to combined financial statements.

         1618

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
     (INFORMATION AS OF AUGUST 18, 1994 AND FOR THE SIX-MONTH PERIOD ENDED
       JUNE 30, 1993 AND JANUARY 1, 1994 TO AUGUST 18, 1994 IS UNAUDITED)

(1)  Summary of Accounting Policies

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.

     (a)  Principles of Combination

     The accompanying combined financial statements include the accounts of RuralVision Central, Inc. and RuralVision South, Inc. Voting control of each company is vested in the same stockholders and the companies are under common management. Because of these relationships, the financial statements of the companies (hereinafter collectively referred to as RuralVision or the Company) have been prepared as if they were a single entity. All significant intercompany balances and transactions have been eliminated.

     (b)  History and Business Activity

     Wireless Cable TV, Inc. was formed in May 1990, later named LDH Cablevision, Inc., and ultimately renamed RuralVision Central, Inc. RuralVision, Inc. was formed in December 1990 and its name was later changed to RuralVision South, Inc. Since inception, RuralVision has been in the business of developing wireless cable television systems in nonurban and rural markets in the United States. RuralVision controls or has pending applications for channels in 103 separate markets. The Company has commenced wireless service in five of these markets. The Company also has an interest in licenses in seven additional markets through agreements with other parties.

     (c)  Deferred Licensing Costs

     RuralVision defers outside legal and engineering fees incurred to develop licenses in wireless cable markets. All additional costs related to site modifications and legal and engineering expenses associated with license amendments and defense of applications are expensed in the periods in which they are incurred. Capitalized costs are amortized over the ten-year life of the underlying licenses upon grant. Deferred costs related to abandoned markets are expensed when the licenses are abandoned. Management continually evaluates the recoverability of these deferred costs.

     (d)  Property and Equipment

     Initial subscriber installation costs that are capitalized include reception equipment on subscriber premises, direct labor, outside contract labor and allocated overhead. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization is provided for on a straight-line basis over the following useful lives:

            Subscriber installation costs...........................  7 years
            Tower systems...........................................  10 years
            Furniture, fixtures and equipment.......................  5 to 7 years
            Buildings...............................................  20 years

     (e)  Revenue Recognition

     Subscriber revenues are recognized in the period of service. Installation fees are recognized as revenues upon subscriber hook-up to the extent of costs incurred to obtain subscribers.

     (f)  Airtime Leases

     Payments on granted airtime leases are expensed ratably in the year to which they relate.

         1619

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     (g)  Income Taxes

     Income taxes on any net earnings of RuralVision Central, Inc. and RuralVision South, Inc. would be payable by the stockholders pursuant to an election as an S Corporation under the Internal Revenue Code not to have the Company taxed as a corporation. Losses incurred also flow to the tax return of the stockholders. No income taxes would have been payable had this election not been made.

     (h)  Inventories

     Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

     (i)  Interim Financial Information

     In the opinion of management, the accompanying unaudited combined condensed financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's results of operations and cash flows for the six months ended June 30, 1993 and the period from January 1, 1994 to August 18, 1994, and changes in stockholders' deficit for the period from January 1, 1994 to August 18, 1994. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(2)  Realization of Assets

     The accompanying combined financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown on the accompanying balance sheet, the Company's liabilities exceeded its assets by $17,204,736 at December 31, 1993. In addition, the Company has sustained losses through December 31, 1993 of $17,269,353. Continued losses are anticipated as pending licenses are secured and systems are developed. The Company must obtain additional capital to develop and secure licenses, build systems, obtain customers and become profitable. Given these facts, the ability of the Company to continue as a going concern and the recoverability of a major portion of its recorded asset amounts is dependent upon its ability to meet its financing requirements on a continuing basis, to maintain its present financing and to succeed in its future operations.

     The Company and its stockholders are currently exploring financing and capitalization alternatives, including the possibility of a sale of the Company or its assets. There can be no assurance that the Company will be able to obtain additional capital or financing.

     The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or amounts of liabilities that might be necessary depending upon the outcome of these uncertainties.

(3)  Deferred Licensing Costs

     The Company has ownership and lease interests in applications pending and granted for both commercial and noncommercial wireless cable TV licenses. The noncommercial licenses are those that have been set aside by the Federal Communications Commission for "eligible" entities that provide instructional television services. Typically, four television channels are granted to each noncommercial licensee. Pursuant to exclusive lease agreements with noncommercial eligible entities, RuralVision incurs the cost of preparing and filing the applications, constructing the wireless cable systems, and providing certain minimum hours of educational programming per week. In exchange, the noncommercial licensees lease excess airtime exclusively to the Company, which may be used for commercial television services. The Company applies for commercial licenses in its own name; these licenses consist of one to four commercial channels.

         1620

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Deferred licensing costs consist of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1992           1993
                                                                  ----------     ----------
    Granted licenses............................................  $  304,000     $  497,859
    Pending licenses............................................     785,000        585,500
                                                                  ----------     ----------
                                                                   1,089,000      1,083,359
    Less accumulated amortization on granted licenses...........      29,500        (58,900)
                                                                  ----------     ----------
                                                                  $1,059,500     $1,024,459
                                                                  ==========     ==========

     The following is a summary of licenses:

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................  357      257
         Granted...........................................................  152      225
                                                                             ---      ---
                                                                             509      482
                                                                             ===      ===
    Commercial:
         Pending...........................................................  180      129
         Granted...........................................................   12        7
                                                                             ---      ---
                                                                             192      136
                                                                             ===      ===

     The Company has an interest in the following licenses through ventures with other parties (see note 9):

                                                                             DECEMBER 31,
                                                                             -------------
                                                                             1992     1993
                                                                             ----     ----
    Noncommercial:
         Pending...........................................................   21       11
         Granted...........................................................   15       23
                                                                             ---      ---
                                                                              36       34
                                                                             ===      ===
    Commercial:
         Pending...........................................................    2        6
         Granted...........................................................    5        5
                                                                             ---      ---
                                                                               7       11
                                                                             ===      ===

     In addition, the Company has certain rights to seven microwave frequencies in other markets. Subsequent to December 31, 1993, management was negotiating the sale of these rights to a nonrelated third party.

     Five commercial licenses in one of the Company's currently operating markets have been granted in the name of related parties. Management intends to enter into agreements with these parties to lease the frequencies for nominal amounts.

     The ability to establish a viable wireless cable service market is dependent on the Company obtaining the rights to a sufficient number of channels in the market. The Company had licenses granted or pending, either directly or through joint ventures, in 110 markets as of December 31, 1993. Management believes that RuralVision will obtain channel rights in a significant number of these markets. In markets where, due to

         1621

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

competing applications, the Company does not obtain sufficient channel rights to warrant construction of a system, the Company has historically been able to recover its capitalized costs through negotiated settlements with the competing applicants. Management believes this will continue to be the case.

(4)  Property and Equipment

     Property and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Tower systems.............................................  $ 4,240,622     $ 4,167,820
    Subscriber installation costs.............................    3,444,051       4,185,899
    Vehicles..................................................      239,500              --
    Land and buildings........................................      286,328         366,381
    Furniture, fixtures and equipment.........................      552,293         646,934
                                                                -----------     -----------
                                                                  8,762,794       9,367,034
    Less accumulated depreciation.............................   (1,028,731)     (1,898,494)
                                                                -----------     -----------
                                                                $ 7,734,063     $ 7,468,540
                                                                ===========     ===========

(5)  Notes Payable

     Notes payable consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1992            1993
                                                                -----------     -----------
    Related party notes payable:
         Stockholder loans....................................  $15,161,363     $21,611,134
         Accrued interest on stockholder loans................    1,819,620       4,225,744
                                                                -----------     -----------
                                                                 16,980,983      25,836,878
    Other notes payable:
         Bank line of credit..................................      907,997         718,195
         Vehicle loan.........................................      188,365              --
         Other................................................       31,000          25,914
                                                                -----------     -----------
                                                                $ 1,127,362     $   744,109
                                                                ===========     ===========

     The stockholder loans consist of two unsecured notes payable on demand or, if no demand is made, on December 1, 1994. The notes bear interest at the rate of 12% compounded annually.

     The bank line of credit provides for available borrowings of $810,000 and bears interest at the rate of 8% payable quarterly. The line is payable on demand, or, if no demand is made, in May 1994. The line is secured by real estate held in an affiliated company and the guarantee of the estate of the majority stockholder. In July 1994, the bank line of credit, of which $718,195 was outstanding, was assigned to the estate of the majority stockholder and accordingly has been reflected as an increase in the balance of notes payable-related party in the combined balance sheet as of August 18, 1994.

     The vehicle loan is payable in monthly payments of $1,787, including interest at prime plus 1% (7% at December 31, 1992). The vehicle that secured the loan was sold in 1993 and the loan was paid off.

         1622

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

(6)  Commitments and Contingencies

     As noted above, the Company has entered into agreements with educational institutions to lease excess airtime on noncommercial licenses. The standard agreement has a 10-year term and provides that the Company has the right to match any outside offer to lease the institution's excess air time at the end of the 10-year period. The leases require payments as follows:

        Initial nonrefundable fee...................................  $1,000
        Fee upon grant of license...................................           $ 4,000
        One year from the date of grant.............................   7,500
        Annual payment in years three through ten...................            10,000

     The Company has also entered into options to lease, and leases for, land for tower sites in the majority of the markets in which the Company has pending or granted lease rights. The option price generally averages $300 for a one-year option period and is renewable for an additional year at the same price. The lease terms are generally 15 years with a 10-year renewal option. The leases call for annual payments averaging $2,500 per year and allow for inflation increases based on the Consumer Price Index after the initial year. At December 31, 1993, the Company was committed on land leases for its five operating sites.

     The Company also leases vehicles, equipment and facilities under noncancellable operating leases.

     Minimum rental commitments under lease obligations are as follows:

                                                                GRANTED       ALL OTHER
                                                                AIRTIME       EXECUTED
                                                                LEASES         LEASES
                                                              -----------     ---------
        1994................................................  $ 2,097,500     $ 241,416
        1995................................................    2,290,000        36,731
        1996................................................    2,290,000        17,178
        1997................................................    2,290,000        13,150
        1998................................................    2,290,000        11,400
        Thereafter..........................................    7,370,000        86,000
                                                              -----------     ---------
                                                              $18,627,500     $ 405,875
                                                              ===========     =========

     The rental commitments shown above do not include lease obligations related to pending noncommercial licenses. Airtime lease obligations will increase substantially if additional pending noncommercial licenses are granted.

     Lease expense in 1993, 1992 and 1991 under airtime leases was $1,151,337, $493,555 and $378,672, respectively. Rental expense under all other noncancellable operating leases in 1993, 1992 and 1991 was $339,939, $332,919 and $203,368, respectively.

     The Company has entered into agreements with certain corporate officers. The agreements provide that in the event of a sale of the Company, if the officers' employment is not continued, they will be paid a bonus of one year's salary.

(7)  Common Stock

     RuralVision Central, Inc. has 100 authorized shares of $500 par value common stock, of which 26.667 shares were outstanding at December 31, 1993. RuralVision South, Inc. has 100,000 authorized shares of $1 par value common stock, of which 11,106.66 shares were outstanding at December 31, 1993.

         1623

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     In 1992 warrants to purchase 16 shares of RuralVision Central, Inc. common stock at a price of $1,250 per share were issued for total consideration of $3,840. At the same time, warrants to purchase 6,664 shares of RuralVision South, Inc. common stock at a price of $.65 per share were issued for total consideration of $777. The warrants were issued to related parties of the Company's stockholder. They can be exercised any time after December 31, 1995 and before April 1, 1996. The consideration paid was based upon an appraisal.

(8)  Related Party Transactions

     The Company leases facilities under a noncancellable operating lease from a stockholder. The lease provides for monthly rent of $6,600 through August 1994. Rental expense paid under the lease was $79,200, $79,200 and $60,000 in 1993, 1992 and 1991, respectively.

     The Company also operates under a management agreement with an affiliated company. Under the terms of the agreement, the Company pays the affiliate 10% of gross revenues for administrative services. Management fee expense in 1993, 1992 and 1991 was $439,305, $249,422 and $12,000, respectively. The Company also leased an airplane from the affiliate in 1992 and 1991. Total expense under this agreement was $85,500 in 1992 and 1991.

(9)  Joint Ventures

     The Company entered into a 50% joint venture with a conflicting cable license applicant in 1992. The joint venture, RuralVision of Southern Illinois, was formed to combine the license rights of the two parties and develop four wireless cable systems. The Company contributed license rights with related deferred costs of $36,000 and cash of $66,000 in 1992 and cash of $137,734 in 1993.

     The summarized unaudited financial position of the unconsolidated joint venture at December 31, 1993 is as follows:

            Cable systems in progress.................................  $604,000
            Other assets..............................................    72,000
                                                                        --------
                                                                        $676,000
                                                                        --------
            Accounts payable..........................................     6,000
            Capital...................................................   670,000
                                                                        --------
                                                                        $676,000
                                                                        ========

     The Company also has an agreement with another party in a market where RuralVision licenses are pending whereby the other party has a 10% interest in future net profits when the cable system is developed. The other party is also required to contribute toward development of the system.

     In addition, the Company has entered into agreements with conflicting license applicants to assign its noncommercial license applications in two markets and abandon noncommercial licenses in one market. As consideration the other parties have agreed to pay RuralVision $128,500. The Company will also receive approximately $.91 per subscriber per month in one market and 2% of gross revenues in the other market for a period of 10 years. The Company has no obligations to contribute to the development of the cable systems in any of these markets.

(10)  Stock Grant

     In December 1992, common stock of both companies was awarded to an officer for services rendered. The award represents a 10% interest in each company after considering the additional shares granted. The

         1624

                         RURALVISION CENTRAL, INC. AND
                            RURALVISION SOUTH, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

stock was distributed to the officer in January 1993. In 1993 an additional cash bonus of $685,354 was awarded to the same officer. See note 11.

(11)  Prior Period Adjustment

     The combined balance sheet at December 31, 1992, and the related combined statements of operations, stockholders' deficit and cash flows for the year then ended have been restated to reflect the correction of an overstatement of officer's compensation expense and the related accrual of $1,050,000 arising from the award of stock to an officer of the Company (see note 10). The accrued stock compensation, as originally determined, was based on inaccurate information. Accordingly, the 1992 combined financial statements have been restated by reducing the expense for the officer's stock award and the net loss by $1,050,000.

         1625

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     We have audited the accompanying balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of Cross Country Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cross Country Division as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on August 19, 1994, RuralVision Joint Venture, a general partnership in which Cross Country Wireless, Inc. had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, in a business combination accounted for as a purchase. As a result of the acquisition, financial information for periods after August 18, 1994 is presented on a different cost basis than that for the periods before August 18, 1994 and, therefore, such information is not comparable.

                                        KPMG Peat Marwick LLP

Dallas, Texas
July 28, 1995

         1626

                             CROSS COUNTRY DIVISION

                                 BALANCE SHEETS


                                                        DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                            1993             1994            1995
                                                        ------------     ------------     -----------
                                                                                          (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................   $   50,370       $   41,745       $    9,348
  Subscriber receivables, net of allowance for
     doubtful accounts of $50,977 in 1993 and $77,979
     in 1994..........................................       65,675           77,979          132,317
  Prepaid expenses and other..........................      200,886          228,080          223,218
                                                         ----------       ----------       ----------
          Total current assets........................      317,021          347,804          364,883
Systems and equipment, net (note 2)...................    3,630,952        3,260,737        3,072,768
Leased license investment, net of accumulated
  amortization of $13,850 in 1993 and $45,847 in 1994
  (note 1(d)).........................................       55,150        6,232,469        6,170,347
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========
           LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............   $  208,627       $  121,169       $  646,460
  Unearned revenue....................................       98,630           93,715          151,389
                                                         ----------       ----------       ----------
          Total current liabilities...................      307,257          214,884          797,849
Division equity (note 1(a))...........................    3,695,886        9,626,126        8,810,149
Commitments (notes 3 and 5)...........................
                                                         ----------       ----------       ----------
                                                         $4,003,123       $9,841,010       $9,607,998
                                                         ==========       ==========       ==========



                See accompanying notes to financial statements.

         1627

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF OPERATIONS
                              AND DIVISION EQUITY


                                                                    SIX                            SIX
                                                  JANUARY 1,      MONTHS        AUGUST 19,       MONTHS
                                   YEAR ENDED      1994 TO         ENDED         1994 TO          ENDED
                                  DECEMBER 31,    AUGUST 18,     JUNE 30,      DECEMBER 31,     JUNE 30,
                                      1993           1994          1994            1994           1995
                                  ------------    ----------    -----------    ------------    -----------
                                                                (UNAUDITED)                    (UNAUDITED)
Revenue..........................  $1,952,207     $1,416,375    $ 1,064,905     $  710,697     $ 1,008,608
                                   ----------     ----------    -----------     ----------     -----------
Operating expenses:
  Systems operations.............     966,153        733,688        498,055        421,074         540,997
  Selling, general and
     administrative..............     839,522        398,938        331,511        242,206         297,127
  Depreciation and
     amortization................     493,478        339,838        247,881        208,922         287,439
                                   ----------     ----------    -----------     ----------     -----------
          Total operating
            expenses.............   2,299,153      1,472,464      1,077,447        872,202       1,125,563
                                   ----------     ----------    -----------     ----------     -----------
          Net loss...............    (346,946)       (56,089)       (12,542)      (161,505)       (116,955)
Division equity at beginning of
  period.........................   3,599,438      3,695,866      3,695,866      3,533,807       9,626,126
Elimination of RuralVision equity
  (note 1(a))....................          --             --             --     (3,533,807)             --
Net investment in and advances
  from (to) parents..............     443,374       (105,970)      (225,328)     9,787,631        (699,022)
                                   ----------     ----------    -----------     ----------     -----------
Division equity at end of
  period.........................  $3,695,866     $3,533,807    $ 3,457,996     $9,626,126     $ 8,810,149
                                   ==========     ==========    ===========     ==========     ===========



                See accompanying notes to financial statements.

         1628

                             CROSS COUNTRY DIVISION

                            STATEMENTS OF CASH FLOWS


                                                   JANUARY 1,     SIX MONTHS      AUGUST 19,     SIX MONTHS
                                    YEAR ENDED       1994 TO         ENDED         1994 TO          ENDED
                                   DECEMBER 31,    AUGUST 18,      JUNE 30,      DECEMBER 31,     JUNE 30,
                                       1993           1994           1994            1994           1995
                                   ------------    -----------    -----------    ------------    -----------
                                                                  (UNAUDITED)                    (UNAUDITED)
Cash flows from operating
  activities:
  Net loss........................  $ (346,946)     $  (56,809)    $  (12,542)    $  (161,505)    $ (116,955)
  Adjustments to reconcile net
     loss to net cash used in
     operating activities:
     Depreciation and
       amortization...............     493,478         339,838        247,881         208,922        287,439
     Other........................      96,538          71,574        121,634          55,363         14,551
     Changes in assets and
       liabilities:
       Subscriber receivables.....     (58,738)        (12,471)         6,332             257        (54,338)
       Prepaid expenses and
          other...................     (84,676)        (15,931)       (85,336)        (22,263)         4,862
       Accounts payable and
          accrued expenses........     (91,592)        (89,441)        29,092           1,983        525,291
       Unearned revenue...........      27,118           2,332        (11,316)         10,924         57,674
                                    ----------       ---------     ----------     -----------     ----------
          Net cash from provided
            by operating
            activities............      35,182         239,812        295,745          86,510        718,524
                                    ----------       ---------     ----------     -----------     ----------
Cash flows used in investing
  activities -- capital
  expenditures....................    (442,117)       (169,824)      (100,670)     (9,846,784)       (51,899)
                                    ----------       ---------     ----------     -----------     ----------
Cash flows provided by (used in)
  financing activities -- net
  investment in and advances from
  (to) parents....................     443,374        (105,970)      (225,328)      9,787,631       (699,022)
                                    ----------       ---------     ----------     -----------     ----------
Net increase (decrease) in cash...      36,439         (35,982)       (30,253)         27,357        (32,397)
Cash at beginning of period.......      13,931          50,370         50,370          14,388         41,745
                                    ----------       ---------     ----------     -----------     ----------
Cash at end of period.............  $   50,370          14,388     $   20,117          41,745     $    9,348
                                    ==========       =========     ==========     ===========     ==========



                See accompanying notes to financial statements.

         1629

                             CROSS COUNTRY DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(1) GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) General and Basis of Presentation


     Heartland Wireless Communications, Inc. ("Heartland") develops, owns and operates wireless cable television systems. On July 18, 1995, Heartland entered into an agreement with Cross Country Wireless, Inc. ("Cross Country"), whereby Heartland issued 1,029,707 shares of its common stock to RuralVision Joint Venture (the "Venture"), a general partnership in which Cross Country owns a 50% interest, in exchange for $20,000,000 cash in a single privately negotiated transaction. Immediately subsequent to the issuance of the shares to the Venture, Heartland acquired substantially all of the remaining assets of the Venture, consisting primarily of wireless cable systems located in Lykens, Ohio; Paragould, Arkansas; Sikeston, Missouri and channel rights in 12 markets located in five states (collectively, "Cross Country Division") for $20,000,000 cash.



     The accompanying financial statements reflect the historical financial position, results of operations and cash flows of the assets and liabilities comprising Cross Country Division. Until August 18, 1994, the assets and liabilities comprising Cross Country Division were owned by RuralVision Central, Inc. ("RuralVision"). Accordingly, the financial information as of and for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the six months ended June 30, 1994 includes historical financial information from RuralVision with respect to the assets and liabilities comprising Cross Country Division.



     On August 19, 1994, the Venture, a general partnership in which each of Heartland and Cross Country had a 50% interest, purchased certain wireless cable television assets, including assets comprising the Cross Country Division, from RuralVision. The Venture accounted for the acquisition as a purchase and, accordingly, established a new cost basis with respect to the assets purchased from RuralVision. Subsequent to August 19, 1994, the assets and liabilities comprising Cross Country Division were owned by the Venture. Accordingly, the financial information as of December 31, 1994 and for the period from August 19, 1994 to December 31, 1994 and the six months ended June 30, 1995 includes historical financial information from the Venture with respect to the assets and liabilities comprising Cross Country Division. As a result of the acquisition and the different cost basis with respect to the assets and liabilities comprising Cross Country Division, financial information for periods before and after August 19, 1994 is not comparable.



     On May 17, 1995, Heartland assigned its remaining interest in the Venture to an unrelated third party in exchange for nominal consideration and, as a result ceased to be a joint venturer thereof on such date.


     The accompanying financial statements include the assets, liabilities, revenues and expenses that are directly related to Cross Country Division. The financial statements do not include general unallocated corporate assets, liabilities, revenues and expenses of the parent entities which are not directly related to Cross Country Division or debt financing and associated interest expense and, therefore, may not necessarily reflect what the financial position and results of operations of Cross Country Division would have been had it been a separate, stand-alone entity during the periods covered by the financial statements.

  (b) Cash Management

     Cross Country Division primarily utilized central cash management systems of its parent entities to finance its operations. Cash requirements were satisfied either by transactions between Cross Country Division and its parent entities or by cash from operations. Such transactions are included in the division equity account in the balance sheets and as net investment in and advances (to) from parents in the statements of cash flows.

         1630

                             CROSS COUNTRY DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


  (c) Systems and Equipment

     Systems and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. Receive-site equipment on subscriber premises and costs associated with subscriber installations are capitalized. All other initial subscriber costs, including marketing costs, are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over useful lives ranging from 6 to 10 years. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations and is stated at the lower of average cost or market.

  (d) Leased License Investment

     Leased license investment includes costs incurred to acquire wireless cable channel rights. Such costs were incurred by the parent entities on behalf of Cross Country Division and have been allocated to Cross Country Division on a proportional basis under a method that management believes is systematic and rational. Costs incurred to acquire channel rights issued by the Federal Communications Commission ("FCC") are deferred and amortized ratably over estimated useful lives of 20 years beginning with inception of service. Prior to August 19, 1994, leased license investment costs were amortized over ten years beginning at the grant of the license. As of December 31, 1994, approximately $3,800,000 of leased license investment was not subject to amortization. Cross Country Division continually reevaluates the propriety of the carrying amounts of the leased license investment as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  (e) Revenue Recognition

     Revenues from subscribers are recognized in the period service is provided.

  (f) Channel Leases

     Prepayments on granted channel leases are expensed ratably in the year to which they relate.

  (g) Systems Operations

     Systems operations expenses consist principally of programming fees, channel lease costs, tower rental and other costs of providing services. Such amounts are charged to expense in the period incurred.

  (h) Income Taxes

     No provision for income taxes has been made as the liability for such taxes was that of the individual stockholders of RuralVision (as an S Corporation) or the Venturers rather than Cross Country Division.

  (i) Interim Financial Information


     In the opinion of management, the accompanying unaudited condensed financial information of Cross Country Division contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly Cross Country Division's financial position as of June 30, 1995, and the results of operations and cash flows for the six-month periods ended June 30, 1994 and 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

         1631

                             CROSS COUNTRY DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


(2) SYSTEMS AND EQUIPMENT

     Systems and equipment consists of the following at December 31, 1993 and 1994:

                                                                1993          1994
                                                              ---------     ---------
        Equipment awaiting installation.....................  $  239,472    $  327,958
        Subscriber premises equipment and installation
          costs.............................................   1,868,122     1,317,882
        Transmission equipment and system construction
          costs.............................................   2,188,227     1,692,845
        Other, principally office furniture and equipment...      54,285        70,344
                                                              ----------    ----------
                                                               4,350,106     3,409,029
        Accumulated depreciation............................    (719,154)     (148,292)
                                                              ----------    ----------
                                                              $3,630,952    $3,260,737
                                                              ==========    ==========

(3) LEASES

     Cross Country Division leases from third parties channel rights licensed by the FCC. Cross Country Division, through affiliates, has entered into leases with channel license holders and leases with applicants for channel licenses. Under FCC policy, the base term of most leases cannot exceed ten years from the time the lessee begins using the leased channel rights. FCC licenses for wireless cable channels generally must be renewed every ten years, and there is no automatic renewal of such licenses. The use of such channels by the lessors is subject to regulation by the FCC and, therefore, Cross Country Division's ability to continue to enjoy the benefits of these leases is dependent upon the lessors' continuing compliance with applicable regulations. The remaining initial terms of Cross Country Division's leases range from 4 to 10 years. Most of Cross Country Division's leases grant Cross Country Division a right of first refusal to match another lease offer after expiration of the lease and/or require the parties to negotiate renewal in good faith. The termination of or failure to renew a channel lease or termination of the channel license would result in Cross Country Division being unable to deliver television programming on such channel. Although Cross Country Division does not believe that the termination of or failure to renew a single channel lease could adversely affect Cross Country Division, several of such terminations or failures in one or more markets that Cross Country Division actively serves could have a material adverse effect on Cross Country Division. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based on various subscriber levels.

     Payments under the channel rights lease agreements generally begin upon the grant of the channel rights. Channel rights lease expense was $138,417, $158,875 and $96,458 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

     Future minimum lease payments due under channel rights leases in effect at December 31, 1994 are as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
               1995...................................................  $ 410,650
               1996...................................................    437,500
               1997...................................................    437,500
               1998...................................................    437,500
               1999...................................................    437,500

         1632

                             CROSS COUNTRY DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1993 AND 1994

                  (INFORMATION AS OF JUNE 30, 1995 AND FOR THE


          SIX-MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)


     Cross Country Division also has certain operating leases for office space and transmission tower space which are generally cancellable or with terms less than one year. Rent expense incurred in connection with these leases was $22,184, $24,691 and $13,883 for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994, respectively.

(4) LIQUIDITY


     The growth of Cross Country Division's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and system development. These activities may be financed in whole or in part by Cross Country Division through cash flows from operations or other sources of financing. The amount and timing of Cross Country Division's future capital requirements will depend upon a number of factors, many of which are not within Cross Country Division's control, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. Failure to obtain any required additional financing could have a material adverse effect on the growth of Cross Country Division and the development of its markets.


(5) COMMITMENTS

     Cross Country Division has entered into a series of noncancellable agreements to purchase entertainment programming for retransmission which expire in 1995 through 1998. The agreements generally require monthly payments based upon the number of subscribers to Cross Country Division's systems, subject to certain minimums.

         1633

A
                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          TSC ASSET PURCHASE AGREEMENT
         1634

A
                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               THREE SIXTY CORP.,

                              TECHNIVISION, INC.,

                                      AND

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                OCTOBER 19, 1995
         1635

A

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE 1. CLOSING; EXCHANGE...........................................................   A-2
      1.1       Purchase and Sale of Assets............................................   A-2
      1.2       Acquisition Consideration..............................................   A-2
      1.3       Liquidation of Seller; Creation of Escrows: Distribution of Shares.....   A-2
      1.4       Prorations.............................................................   A-4
      1.5       Further Assurances.....................................................   A-5
      1.6       Closing, Closing Time, Date and Place..................................   A-5
      1.7       Allocation of Acquisition Consideration................................   A-5
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER....................................   A-5
      2.1       Organization; Qualification............................................   A-5
      2.2       Title to Assets; Outstanding Rights....................................   A-5
      2.3       Capitalization.........................................................   A-5
      2.4       Authority; Enforceability; Non-Contravention...........................   A-6
      2.5       Financial Statements...................................................   A-6
      2.6       Property...............................................................   A-7
      2.7       Receivables............................................................   A-7
      2.8       Contracts..............................................................   A-7
      2.9       FCC Matters............................................................   A-8
      2.10      Insurance..............................................................   A-9
      2.11      Litigation.............................................................   A-9
      2.12      Governmental Permits...................................................   A-9
      2.13      Compliance With Laws...................................................   A-9
      2.14      Environmental Matters..................................................   A-9
      2.15      Intellectual Property..................................................   A-9
      2.16      Taxes and Fees.........................................................  A-10
      2.17      Regulatory Compliance..................................................  A-10
      2.18      Interference...........................................................  A-11
      2.19      Employees..............................................................  A-11
      2.20      Finder's Fees..........................................................  A-11
      2.21      Programming and Retransmission Agreements..............................  A-11
      2.22      Certain Activities.....................................................  A-12
      2.23      Subscribers............................................................  A-12
      2.24      Others Approvals.......................................................  A-12
      2.25      Further Representation.................................................  A-12
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.................................  A-12
      3.1       Organization; Qualification............................................  A-12
      3.2       Authority; Enforceability; Non-Contravention...........................  A-12
      3.3       Litigation.............................................................  A-12
      3.4       Consents and Approvals.................................................  A-12
      3.5       Capitalization.........................................................  A-12
      3.6       Financial Statements...................................................  A-13
      3.7       SEC Filings............................................................  A-13
      3.8       .......................................................................  A-13
      3.9       .......................................................................  A-13
      3.10      Finder's Fees..........................................................  A-13
      3.11      Further Representation.................................................  A-13

         1636

                                                                                         PAGE
                                                                                         ----
ARTICLE 4. COVENANTS OF SELLER.........................................................  A-13
      4.1       Operation Prior to the Closing Date....................................  A-13
      4.2       Consents...............................................................  A-14
      4.3       Renewal or Extension of FCC Authorizations.............................  A-14
      4.4       No Solicitation........................................................  A-15
      4.5       Audit of Financial Statements..........................................  A-15
      4.6       Reorganization.........................................................  A-15
      4.7       NOLs...................................................................  A-15
ARTICLE 5. ADDITIONAL AGREEMENTS.......................................................  A-16
      5.1       Shareholders Meeting...................................................  A-16
      5.2       Registration Statement and Proxy Statement.............................  A-16
      5.3       Access.................................................................  A-17
      5.4       Compliance with the Securities Act.....................................  A-17
      5.5       Reasonable Efforts.....................................................  A-17
      5.6       Public Announcements...................................................  A-18
      5.7       Notification of Certain Matters........................................  A-18
      5.8       Hart-Scott-Rodino Act Filing...........................................  A-18
      5.9       Employees..............................................................  A-18
      5.10      Exhibits and Schedules.................................................  A-18
      5.11      Sale of Dayton, Ohio Market............................................  A-18
      5.12      Noncompetition.........................................................  A-19
      5.13      Excess Consents........................................................  A-19
      5.14      Updated Schedules......................................................  A-19
      5.15      Lender Arrangements....................................................  A-20
ARTICLE 6. GENERAL CONDITIONS TO CLOSING...............................................  A-21
      6.1       Registration Statement.................................................  A-21
      6.2       No Order...............................................................  A-21
      6.3       Other Approvals........................................................  A-21
      6.4       Heartland Lenders' Consents............................................  A-21
      6.5       Seller Creditors' Consents.............................................  A-21
      6.6       Lender Arrangements....................................................  A-21
      6.7       Exhibits...............................................................  A-21
ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING...........................................  A-21
      7.1       Heartland Approval.....................................................  A-21
      7.2       Representations and Warranties.........................................  A-22
      7.3       Seller's Documents.....................................................  A-22
      7.4       No Material Adverse Change.............................................  A-22
      7.5       Non-Competition........................................................  A-22
      7.6       Seller's Obligations Performed.........................................  A-22
      7.7       Heartland's Investigation..............................................  A-22
      7.8       Closing Share Price....................................................  A-23
      7.9       Minimum Consents.......................................................  A-23
ARTICLE 8. SELLER'S CONDITIONS TO CLOSING..............................................  A-23
      8.1       Stockholder Approval...................................................  A-23
      8.2       Representations and Warranties.........................................  A-23
      8.3       Heartland's Documents..................................................  A-23
      8.4       Heartland Obligations Performed........................................  A-23
      8.5       No Material Changes....................................................  A-23
      8.6       Closing Share Price....................................................  A-23

         1637

A

                                                                                         PAGE
                                                                                         ----
ARTICLE 9. INDEMNIFICATION.............................................................  A-23
      9.1       Provisions Regarding Representations and Warranties....................  A-23
      9.2       Indemnification by Seller..............................................  A-24
      9.3       Limitation on Claims of Heartland......................................  A-24
      9.4       Indemnification by Heartland...........................................  A-24
      9.5       Limitation on Claims of Seller.........................................  A-24
      9.6       Notice of Claims.......................................................  A-25
      9.7       Third Party Claims.....................................................  A-25
ARTICLE 10. TERMINATION................................................................  A-25
     10.1       Termination............................................................  A-25
     10.2       Termination by Seller..................................................  A-25
     10.3       Termination by Heartland...............................................  A-25
     10.4       Effect of Termination..................................................  A-26
ARTICLE 11. DEFINITIONS................................................................  A-26
     11.1       Definitions............................................................  A-26
     11.2       Defined Terms..........................................................  A-33
ARTICLE 12. GENERAL PROVISIONS AND OTHER AGREEMENTS....................................  A-34
     12.1       Notices................................................................  A-34
     12.2       Fees and Expenses......................................................  A-34
     12.3       Interpretation.........................................................  A-34
     12.4       Counterparts...........................................................  A-34
     12.5       Miscellaneous..........................................................  A-35

EXHIBITS

Exhibit 1.2          Form of Assumption Agreement
Exhibit 1.3(a)       Form of Exchange Agreement
Exhibit 1.3(c)       Three Sixty Liquidation Plan
Exhibit 4.3          Form of Estoppel Certificate
Exhibit 5.4          Lock-Up Agreement for Rule 145 Affiliates
Exhibit 5.13         Form of Management/Option Agreement
Exhibit 7.3(a)       Form of Bill of Sale
Exhibit 7.3(e)-1     Form of Seller Legal Opinion
Exhibit 7.3(e)-2     Form of Seller FCC Opinion
Exhibit 7.5          Form of Non-Competition Agreement
Exhibit 8.3          Form of Heartland Legal Opinion

         1638

SCHEDULES

Schedule 1.1         Excluded Assets
Schedule 2.2         Exceptions to Title; Outstanding Rights
Schedule 2.3         Three Sixty Stockholders and Holders of Certain Rights
Schedule 2.4         Adverse Disclosure Regarding Non-Contravention
Schedule 2.5         Financial Statements
Schedule 2.6(a)      Equipment
Schedule 2.6(b)      Facilities
Schedule 2.6(c)      Non-owned Property
Schedule 2.7         Accounts Receivable
Schedule 2.8         Contracts
Schedule 2.9(a)      Channel Leases
Schedule 2.9(b)      Licenses and FCC Permits
Schedule 2.9(c)      Applications
Schedule 2.9(d)      Adverse FCC Disclosures
Schedule 2.10        Insurance
Schedule 2.11        Litigation
Schedule 2.13        Adverse Disclosures Regarding Compliance with Laws
Schedule 2.14        Adverse Disclosures Regarding Environmental Matters
Schedule 2.15        Intellectual Property
Schedule 2.16        Adverse Disclosures Regarding Taxes
Schedule 2.16(c)     NOLs as of May 31, 1995
Schedule 2.17        Adverse Disclosures Regarding Regulatory Compliance
Schedule 2.18        Interference
Schedule 2.19        Employees
Schedule 2.21        Programming and Retransmission Agreements
Schedule 2.22        Certain Activities
Schedule 2.23        Subscribers
Schedule 5.13        Required Consents; Stipulated Consent Amounts
Schedule 7.5         Persons to Execute Non-Competition Agreement

         1639

A

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of the 19th day of October, 1995, by and between THREE SIXTY CORP., a New Jersey corporation ("Seller"), TECHNIVISION, INC., a Texas corporation ("Technivision"), and HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland").

                            RECITALS OF THE PARTIES:

     WHEREAS, Seller owns substantially all of the Common Stock of Technivision;

     WHEREAS, Technivision is the owner of certain wireless cable television assets necessary and appropriate to provide wireless cable television service in the metropolitan areas of Corpus Christi, Texas, El Paso, Texas and Dayton, Ohio (collectively, the "Markets") and is so providing such service in the Corpus Christi, Texas and Dayton, Ohio Markets;

     WHEREAS, Seller has agreed, prior to the Effective Date, to cause Technivision to be merged with and into Seller ("Reorganization"), in connection with which Seller will be the surviving corporation and succeed by operation of law to the assets and liabilities of Technivision;

     WHEREAS, Seller desires to sell, and Heartland desires to purchase, substantially all of the assets and certain of the liabilities of Technivision relating to the Markets, in accordance with the terms and conditions set forth herein;

     WHEREAS, pursuant to this Agreement, Seller and Heartland intend to effect a tax-free reorganization under Sections 354 and 368(a)(1)(C) of the Code, whereby Seller will transfer to Heartland the Assets;

     WHEREAS, within one year following the Closing Date and pursuant to a plan of reorganization, Seller will dissolve (the "Dissolution") and, pursuant to the Dissolution, will distribute Heartland's Shares and any other assets of Seller as of such time to the Three Sixty Stockholders, subject to the arrangements that provide for the payment of, or reserving for, all contingent and other liabilities of Seller (other than the Assumed Liabilities);

     WHEREAS, this Agreement, together with the authorizations of the Board of Directors of Seller and the Three Sixty Stockholders are intended to constitute the plan of reorganization pursuant to which the reorganization under Sections 354 and 368(a)(1)(C) of the Code will be effected;

     WHEREAS, Seller, Technivision, Heartland and a wholly owned subsidiary of Heartland ("Hartacq") have previously entered into an Asset Purchase Agreement ("Original Agreement") dated as of the date hereof, pursuant to which the Assets (as defined herein) would be acquired by Hartacq;

     WHEREAS, Seller, Technivision and Heartland have agreed that the Assets will be acquired by Heartland directly, and have agreed to amend and restate the Original Agreement to so provide and to extend certain dates contained therein; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 11 hereto.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby adopt the above recitals and agree as follows:

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                                  AGREEMENTS:

ARTICLE 1. CLOSING; EXCHANGE.

     1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of the Operative Documents, the parties hereto agree that, at the Closing Time and at the Closing Place, Seller shall sell, transfer, assign, convey and deliver to Heartland and Heartland shall purchase from Seller, all of Seller's right, title, and interest in and to any and all assets, real, personal and mixed, tangible and intangible, used in the conduct of the Business (including, but not limited to, all Contracts, Governmental Permits (to the extent assignable), Licenses (to the extent assignable), Equipment, Documents, Facilities (to the extent assignable), Prepaid Subscriber Fees, Causes of Action, Intellectual Property (to the extent assignable), Customer Data, Real Property, supplier data, accounts, accounts receivable, credits, prepaid expenses, advance payments, security deposits, prepaid items, goodwill and other intangible assets of the Business (general and specific), and any other real, personal, tangible or intangible property or rights of Seller used or held for use in the conduct of the Business) (collectively, the "Assets") free and clear of all Liens, other than the Permitted Encumbrances. Notwithstanding those assets listed in this
Section 1.1, the foregoing definition of Assets shall exclude those items specifically identified on Schedule 1.1 hereto (the "Excluded Assets"); provided that, to the extent the Excluded Assets purport to exclude cash or deposit accounts, the parties agree that any cash or deposit accounts representing Prepaid Subscriber Fees shall, subject to Section 1.4, constitute a portion of the Assets. Seller, Technivision and Heartland acknowledge and agree that (a) substantially all of the Assets are currently owned by Technivision, (b) prior to the Effective Date, Seller shall have succeeded to the ownership of the Assets by operation of law pursuant to the Reorganization, and (c) the description of the Assets is intended to include all assets (other than Excluded Assets) currently held by either Technivision or Seller, which Assets shall be held by Seller as of the Closing Date.

     1.2 ACQUISITION CONSIDERATION. As consideration for the sale of the Assets by Seller, upon the Closing, Heartland shall (a) assume the Assumed Liabilities pursuant to the terms of an Assumption Agreement, the form of which is attached as Exhibit 1.2 hereto ("Assumption Agreement") and (b) deliver to the Exchange Agent that number of Heartland Shares ("Acquisition Shares") equal to (i) the Acquisition Consideration divided by (ii) the Closing Share Price, subject to each party's right to terminate this Agreement as set forth in Section 10.2 or 10.3, as applicable, if the Closing Share Price is either greater than the Maximum Termination Price or less than the Minimum Termination Price. As used herein, the term "Acquisition Consideration" shall mean the sum of (A) Thirty Six Million Seven Hundred Fifty Thousand Dollars ($36,750,000) plus (B) the Additional Subscriber Consideration, minus (C) the amount of Permitted GAAP Liabilities minus (D) any Dayton Proceeds other than Additional Dayton Consideration. On or prior to the Closing Date, Seller shall designate those GAAP Liabilities (and the amounts thereof) which shall constitute Permitted GAAP Liabilities (and thereby Assumed Liabilities) hereunder.

     1.3 LIQUIDATION OF SELLER; CREATION OF ESCROWS: DISTRIBUTION OF SHARES.

     (a) EXCHANGE FUND. At the Closing, Heartland shall deposit the Acquisition Shares with Harris Trust Company of New York as exchange agent (the "Exchange Agent") to be held thereby pursuant to the terms of that Exchange Agreement attached as Exhibit 1.3(a) hereto (the "Exchange Agreement") as part of the pending liquidation of Seller and subsequent distribution of such Acquisition Shares pursuant to the Three Sixty Liquidation Plan (as defined below). In the event Harris Trust Company of New York is unable or unwilling to act as Exchange Agent, Heartland and the Sellers shall, upon mutual agreement, seek to select a comparable party to act as Exchange Agent. The Acquisition Shares deposited with the Escrow Agent and any dividends thereon or proceeds thereof shall be referred to herein as the "Exchange Fund."

     (b) ESCROW SHARES. The Exchange Agent shall hold a number of Acquisition Shares equal to (i) $5,000,000 divided by the Closing Share Price ("Escrow Shares") in escrow ("Escrow") for a period of up to eighteen (18) months following the Closing Date ("Escrow Period"), in accordance with the terms of the Exchange Agreement, for the purpose of satisfying the post-closing indemnification obligations of Seller to Heartland under this Agreement and (ii) the aggregate of the "Stipulated Consent Amounts" for the Excess Consents that have not been obtained prior to the Closing Date divided by the Closing Share Price ("Consent

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Shares") in escrow ("Consent Escrow") for a period of up to six (6) months following the Closing Date ("Consent Period"), in accordance with the terms of the Exchange Agreement. The Acquisition Shares, other than the Escrow Shares and Consent Shares, shall be referred to herein as the "Initial Shares."

     (c) DISTRIBUTION OF SHARES.

     (I) The Acquisition Shares shall be held by the Exchange Agent pending their distribution or liquidation pursuant to the terms of the Exchange Agreement and the Agreement and Plan of Liquidation attached as Exhibit 1.3(c) hereto (the "Three Sixty Liquidation Plan") which provides, among other things, for the disposition of the Seller's assets (including specifically the Initial Shares and, upon release from the escrows created pursuant to the Exchange Agreement, any Escrow Shares and Consent Shares), satisfaction of, or reserve for, Seller's liabilities, and subsequent termination of existence of Seller.

     (II) In accordance with the terms and provisions of the Three Sixty Liquidation Plan and Section 1.3(c)(i) hereunder, Seller hereby undertakes to prepare as soon as practicable after the execution of this Agreement, a proxy statement/prospectus and a form of proxy, in connection with the solicitation by the Board of Directors of Seller respecting the Three Sixty Liquidation Plan and the other transactions set forth in this Agreement to be included in the Registration Statement to be filed by Heartland with the SEC (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, herein called the "Proxy Statement"). Thereafter, on the basis of such Registration Statement and subject to the provisions of the Exchange Agreement and the requirements of applicable law, the Exchange Agent (on behalf of and at the direction of Seller) (a) shall deliver to Seller or the Three Sixty Stockholders, as applicable, on the Closing Date, a number of Acquisition Shares ("Distributable Shares") equal to the number of Initial Shares minus that number of Heartland Shares having an aggregate Closing Share Price equal to the sum of
(i) the Excluded GAAP Liabilities and (ii) an amount determined by the Board of Directors of Seller in its discretion as necessary and appropriate to satisfy Seller's contingent liabilities (including, without limitation, any Dissenters' Payments), (b) pursuant to the terms of the Three Sixty Liquidation Plan, either deliver a portion of the Acquisition Shares to certain Creditors (as defined in Section 5.1) or, in connection with resales to be made by Seller to the public pursuant to the Registration Statement, deliver the remaining Initial Shares (collectively, the "Liquidated Shares") for the benefit of Seller, (c) shall hold during the Consent Period the Consent Shares and shall deliver to Heartland any Consent Shares that have not been distributed pursuant to the terms of the Exchange Agreement to Seller or the Three Sixty Stockholders upon the expiration of the Consent Period, and (d) shall hold during the Escrow Period the Escrow Shares (other than Escrow Shares that are to be released prior to the expiration of the Escrow Period) and shall distribute any Escrow Shares that have not been delivered to Heartland or previously distributed to the Three Sixty Stockholders pursuant to the terms of the Exchange Agreement upon the expiration of the Escrow Period, all in completing the winding-up and liquidation of Seller pursuant to the terms of the Three Sixty Liquidation Plan. Fractional Heartland Shares will not be issued in connection with the delivery of the Distributable Shares, but shall be added to the Liquidated Shares and the remaining proceeds thereof shall be distributed in accordance with the Three Sixty Liquidation Plan. After Seller's receipt of the requisite Three Sixty Stockholders' approval of the Three Sixty Liquidation Plan, Seller will not engage in any business activity except as expressly contemplated hereby or as appropriate to wind up and liquidate its business and affairs. The Board of Directors of Seller shall establish a record date for the purposes of determining the Three Sixty Stockholders entitled to receive the Distributable Shares, any remaining proceeds of the Liquidated Shares and/or any remaining Escrow Shares or Consent Shares ("Distribution Record Date"). In the discretion of the Board of Directors of Seller such record date may, but shall not be required to be, the Closing Date but in no event shall the Distribution Record Date be later than the Closing Date. Seller shall (i) certify to Heartland a list of Three Sixty Stockholders, as shown on Seller's books and records, on each of the date hereof, the date of the mailing of the Proxy Statement, and the Closing Date and
(ii) shall indemnify and hold Heartland and the Exchange Agent harmless from any inaccuracies in such lists.

     (D) DISTRIBUTION PROCEDURES. At the time of the mailing of the Proxy Statement, the Exchange Agent shall mail to each Three Sixty Stockholder a letter of transmittal which shall contain instructions regarding each such Three Sixty Stockholder's receipt of their respective portion of (i) the Distributable Shares, (ii) the

         1642

proceeds of the Liquidated Shares after satisfaction of the Seller's claims and obligations, if any, (iii) any Consent Shares to be distributed to the Three Sixty Stockholders, and/or (iv) any remaining Escrow Shares upon the expiration of the Escrow Period, or earlier release of Escrow Shares from the Escrow. Upon the return of the duly executed letter of transmittal, each Three Sixty Stockholder shall be entitled to receive (i) the number of Distributable Shares equal to such Three Sixty Stockholder's percentage ownership interest of Seller multiplied by the number of Distributable Shares, (ii) upon the completion of the dissolution and winding up of Seller, such Three Sixty Stockholder's pro rata interest in the remaining proceeds, if any, of the Liquidated Shares, (iii) upon the distribution of Consent Shares from the Consent Escrow, such Three Sixty Stockholder's pro rata interest in such Consent Shares and (iv) upon the expiration of the Escrow Period or earlier release of Escrow Shares from the Escrow, such Three Sixty Stockholder's pro rata interest in the remaining Escrow Shares, if any. As contemplated by the Three Sixty Liquidation Plan, until the letter of transmittal is executed and returned to the Exchange Agent by a Three Sixty Stockholder and surrendered as contemplated by this Section 1.3(d), each Three Sixty Stockholder's interest in the Seller shall, at and after the Closing Date, be deemed to represent only the right to receive such Three Sixty Stockholder's pro rata interest in (i) the Distributable Shares, (ii) the remaining proceeds, if any, of the Liquidated Shares, (iii) any Consent Shares to be distributed to the Three Sixty Stockholders, and (iv) any remaining Escrow Shares.

     (E) RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund and any dividends or distributions with respect to Heartland Shares which remain undistributed for three (3) months after the expiration of the Escrow Period shall be delivered to Seller, and any Three Sixty Stockholders who have not theretofore complied with the distribution procedures of Section 1.3(d) above shall thereafter look only to Seller for their portion of the Acquisition Shares (or proceeds thereof).

     (F) CERTAIN ADJUSTMENTS. The Closing Share Price, Maximum Termination Price, Minimum Termination Price, and/or number of Heartland Shares to be issued in connection with this Agreement, as applicable, shall be subject to appropriate adjustment in the event of a stock split, stock dividend, cash dividend or distribution, asset dividend or distribution or other corporate distribution, reorganization, or recapitalization subsequent to the date hereof on or prior to the Closing Date.

     (G) DIVIDEND; TRANSFER TAXES. Any dividends or other distributions that are declared on or after the Closing Date on Heartland Shares or payable to the holders of record of Heartland Shares upon or after the Closing Date will be paid to the person(s) entitled to receive such Heartland Shares. In no event shall the person entitled to receive such distributions or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or Heartland Shares are to be paid or issued in a name other than that of the person entitled thereto as indicated on Seller's books and records, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Heartland Shares in a name other than that of the person so entitled or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (H) DISSENTERS' AND APPRAISAL RIGHTS. TSC shall be responsible for the payment of any amounts payable in connection with the exercise of dissenters' or appraisal rights by any Three Sixty Stockholder arising in connection with this Agreement (such payments being collectively referred to herein as "Dissenters' Payments").

     1.4 PRORATIONS. Seller and Heartland shall each pay their respective pro rata portion of all 1995 ad valorem or similar personal property taxes under any property or lease included in the Assets. Seller shall pay to Heartland at the Closing (or designate as Permitted GAAP Liabilities) estimated ad valorem or similar personal property taxes for the current year (based on the prior year's taxes) pro rated to the Closing Date. Seller shall make available to Heartland copies of all statements and assessments reflecting such prior year's taxes. Heartland shall pay such sum and any additional amounts required to pay such taxes in full to the appropriate taxing authorities when due, prior to becoming delinquent. Heartland shall promptly forward to Seller, after receipt by Heartland, copies of all 1995 tax assessments under any such property or lease. If the 1995 taxes are greater than the prior year's taxes, Seller shall pay (or designate as Permitted GAAP Liabilities) its pro rata share of any difference promptly upon notice of such taxes having been paid by

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Heartland. If such 1995 taxes are less than the prior year's taxes, Heartland shall refund to Seller its pro rata share of such reduction upon payment by Heartland. Except as provided in this Section 1.4, Heartland shall have no other liability for Taxes payable by Seller (including income Taxes) relating to the operations or business of Seller or the transactions contemplated by this Agreement. Subscriber fees (cash) shall be prorated for the month of Closing.

     1.5 FURTHER ASSURANCES. If at any time after the Closing Date Heartland shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Heartland, Seller's right, title or interest in, to or under any of the Assets, or (b) to carry out the purposes of this Agreement, Seller shall promptly undertake such actions as requested by either in writing. If at any time after the Closing Date, Seller shall consider or be advised that any agreements, assurances or any other acts or things are necessary, desirable or proper to (y) confirm Heartland's assumption of the Assumed Liabilities or (z) to carry out the purposes of this Agreement, Heartland shall promptly undertake such actions as requested by Seller in writing.

     1.6 CLOSING, CLOSING TIME, DATE AND PLACE. The closing (the "Closing") of the transactions set forth herein shall take place at 10:00 a.m., Dallas, Texas time, following satisfaction of the closing conditions set forth in Articles 6, 7 and 8 at the offices of Arter, Hadden, Johnson & Bromberg, 1717 Main Street, Suite 4100, Dallas, Texas 75201, or at such other time and/or at such other place as Heartland and Seller may agree, but no later than February 29, 1996. (Hereinafter, such date is referred to as the "Closing Date", such time on the Closing Date is referred to as the "Closing Time", and such offices are referred to as the "Closing Place".)

     1.7 ALLOCATION OF ACQUISITION CONSIDERATION. Prior to the Closing Date, Seller and Heartland shall mutually agree on the allocation of the Acquisition Consideration among the Assets.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF SELLER AND TECHNIVISION.

     Seller and Technivision, jointly and severally, hereby represent and warrant to Heartland the following:

     2.1 ORGANIZATION; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller is qualified as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect. Technivision is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Technivision is qualified as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect.

     2.2 TITLE TO ASSETS; OUTSTANDING RIGHTS. Except as set forth on Schedule 2.2, (a) Seller or Technivision, as applicable, has good, marketable and indefeasible title to the Assets and such Assets are free and clear of any and all Liens, except the Permitted Encumbrances; (b) there are no rights of first refusal, transfer restrictions (other than restrictions generally imposed under applicable securities laws) or similar rights or obligations with respect to the Assets; and (c) there are no outstanding subscription rights, options, conversion or exchange rights, commitments or agreements of any character relating to the Business or the Assets. Except for the Excluded Assets, neither Seller nor Technivision owns, or otherwise has any rights to, any assets other than the Assets.

     2.3 CAPITALIZATION. The authorized capital stock of Seller consists of 12,000 shares of common stock, no par value per share, of which 6,976 shares are issued and outstanding as of October 11, 1995. Schedule 2.3 hereto contains a complete and accurate list of the holders of any class or series of capital stock of Seller (including, without limitation, the Three Sixty Stockholders) as of the date hereof. Seller is the owner and holder of substantially all of the issued and outstanding capital stock of Technivision, and there are no outstanding options, warrants, calls, puts, commitments or other rights to purchase, or securities or other rights convertible or exchangeable into, capital stock of Technivision. Schedule 2.3 sets forth, as of the date hereof, a complete and accurate list of all outstanding options, warrants, calls, puts, commitments and other rights to

         1644

purchase, or securities or other rights convertible or exchangeable into, capital stock of Seller indicating the record and, to the Knowledge of Seller or Technivision (as applicable) the beneficial owner thereof, the exercise, conversion or exchange price and period thereof, the term and any vesting or other conditions thereof. All securities issued or issuable by Seller have been paid for and delivered in accordance with the terms of applicable agreements instruments and Legal Requirements, are duly authorized and validly issued and are fully paid and nonassessable; the holders thereof have no rights of rescission with respect thereto; none of such securities were issued in violation of the preemptive rights of any holder of any security of Seller or any similar rights granted by Seller or applicable laws.

     2.4 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Seller or Technivision, as applicable, has corporate power and authority to conduct the business and activities conducted by it (including without limitation the Business) and to own or lease all of the Assets owned or leased by it. Seller or Technivision, as applicable, has the corporate power and authority (subject to shareholders approval and obtaining lenders' consent to the sale of the Assets and/or proposed Recapitalization as set forth in Sections 8.1 and 6.5) to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller or Technivision, as applicable, hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Seller or Technivision, as applicable, pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Seller or Technivision, as applicable, hereunder have been duly authorized by all corporate action necessary on the part of Seller or Technivision, as applicable (subject to shareholders approval and obtaining lenders' consent to the sale of the Assets and/or proposed Recapitalization as set forth in Sections 8.1 and 6.5) and have been duly or will be duly executed and delivered by Seller or Technivision, as applicable, and constitute, or when executed and delivered will constitute, the legal, valid and binding obligations of Seller or Technivision, as applicable, enforceable against Seller or Technivision, as applicable, in accordance with their terms. Except as set forth in Schedule 2.4, neither the execution nor delivery of this Agreement or any of the other Operative Documents to be executed and delivered by Seller or Technivision, as applicable, or the consummation of the transactions hereby contemplated by Seller or Technivision (including, without limitation, the Reorganization) will (subject to shareholders approval and obtaining lenders' consent to the sale of the Assets and/or proposed Recapitalization as set forth in Sections 8.1 and 6.5) (i) conflict with or constitute any violation or breach of the Certificate of Incorporation or Bylaws of Seller or Technivision, as applicable, (ii) constitute any violation or breach of, or give any other Person any rights (including any right of acceleration, termination or cancellation) under, any Contract, License, Governmental Permit, or similar document to which Seller or Technivision, as applicable, is a party or is bound, either which constitute a portion of the Assets or by which the Assets may be affected, (iii) constitute a violation of any Order or Legal Requirement, or (iv) result in the creation of any Lien on any of the Assets.

     2.5 FINANCIAL STATEMENTS. (a) Schedule 2.5 lists the consolidated financial statements of Seller as of, and for the period(s) ending May 31, 1995, including the balance sheets and related statements of income and expense (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with the books and records of Seller; are complete and correct; fairly present the financial position and results of operations of Seller as of the date and for the periods covered thereby; are in accordance with GAAP; and have been delivered to Heartland.

     (B) Since the date of the Financial Statements, except as set forth on
Schedule 2.5, (i) Seller or Technivision, as applicable, has conducted its business (including, without limitation, the Business) in the ordinary and regular course thereof; (ii) there has been no change in the business of Seller or Technivision (including, without limitation, the Business) or, in the condition, financial or otherwise, of Seller or Technivision or assets or liabilities reflected in the Financial Statements which have had a Material Adverse Effect on Seller or Technivision; or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on Seller or Technivision or which is substantial in amount; or any change in the nature, or in the condition, of the business of Seller or Technivision which has had a Material Adverse Effect on Seller or Technivision; or any event, condition or state of facts of any character whatsoever, the occurrence of which has had a Material Adverse Effect on Seller or Technivision, other than the general economic conditions and events, conditions or states of facts affecting the wireless cable television industry

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generally; (iii) except in the ordinary and regular course of its business, neither Seller nor Technivision has made any dispositions of any of the Assets; disposed of any records relating to the Assets; borrowed any funds; become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent; paid, discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise; cancelled any debts owed to it; waived any claims or rights of value; granted or extended any power of attorney; or acted as any guarantor, all with respect to or as it may relate to the Assets; and (iv) neither Technivision nor Seller has done any act or permitted to be done any act or omitted to perform any act which has or will cause the breach of any representation or warranty of Technivision or Seller set forth in this Agreement.

     (C) Neither Seller nor Technivision has any material Liabilities attributable to Seller, Technivision, the Business or the Assets, except as disclosed in the Financial Statements or set forth on Schedule 2.5 attached hereto.

     2.6 PROPERTY. Schedule 2.6(a) contains a general description, by category, as of the date thereof, of all of the Equipment, except small hand tools and similar equipment. Schedule 2.6(b) lists all Facilities, designating whether such Facility is owned or leased, including whether there is any construction-in-progress of any towers, fixtures, vaults or pedestals attributable to any Site. Such Equipment and Facilities are in serviceable condition; conform to or comply in all material respects with all applicable Orders and Legal Requirements; and constitute all of the Equipment and Facilities that are used or held for use in the Business. Schedule 2.6(c) sets forth a description of all real and personal property currently leased or otherwise occupied, used or exploited by Seller or Technivision in the Business but not owned by Seller or Technivision.

     2.7 RECEIVABLES. Schedule 2.7 contains a complete and accurate list of all accounts receivable (including aged accounts receivables, loan receivables and advances) of the Business as of May 31, 1995 which represent bona fide obligations arising from sales made in the ordinary and regular course of the Business in the Markets. Except as set forth on Schedule 2.7, the accounts receivable (net of reserves therefor) are collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

     2.8 CONTRACTS. (A) Schedule 2.8 is a complete and accurate list of all Contracts to which Seller or Technivision is a party or is otherwise bound other than (i) policies of insurance which are listed in Schedule 2.10, (ii) programming agreements which are listed on Schedule 2.21, (iii) Channel Leases which are listed in Schedule 2.9(a), and (iv) Contracts under which the liability or aggregate payments of Seller or Technivision, as applicable, during any twelve-month period from and after the date hereof is reasonably anticipated to be less than $10,000.

     (B) Except as set forth on Schedule 2.8, Seller or Technivision has performed in all material respects all obligations required to be performed by it under each of the Contracts. Except as set forth on Schedule 2.8, all of the Contracts are legal, valid and binding obligations of Seller or Technivision enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Seller or Technivision or, to the Knowledge of Seller or Technivision, any other party to any such Contract. Except as otherwise set forth in Schedule 2.8, no default under any of the Contracts will be caused by the consummation of the transactions contemplated hereby, and Seller or Technivision shall have performed and discharged all obligations due or accrued under each Contract relating to periods prior to and including the Closing Date. Except as set forth and separately identified on
Schedule 2.8, there exists no management or related agreements between Seller or Technivision and any of their respective Affiliates with respect to the Assets which would require Heartland to make any payment whatsoever in the form of management fees or related payments to Seller or its Affiliates with respect to the Assets or Business following the Closing.

     (C) Each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities and permits the transmission from the property of signals containing video and audio programming.

     (D) True, complete and accurate copies of all Contracts have been delivered to Heartland by Seller.

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     2.9 FCC MATTERS.

     (A) Schedule 2.9(a) is a complete and accurate list of all Channel Leases and, except as set forth on Schedule 2.9(a), (i) Seller or Technivision has performed, in all respects, all obligations required to be performed by it under each of the Channel Leases; (ii) all of the Channel Leases are legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or, to the Knowledge of Seller or Technivision (as applicable) events which, with notice or lapse of time or both, would constitute a default) by Seller or Technivision, or any other party to any such Channel Leases; (iii) no default under any of the Channel Leases will be caused by the consummation of the transactions contemplated hereby; (iv) Channel Leases set forth in the name of Persons other than Seller or Technivision, as lessee, have been duly and validly assigned with all requisite consents and approvals of all parties thereto to Seller or Technivision, and remain in full force and effect as if Seller or Technivision were the initial "lessee" thereunder; (v) no default or termination has been threatened in writing under any of the Channel Leases by any party thereto; and (vi) the Channel Leases comply in all material respects with the Act and the FCC Rules and, each of the Channel Leases, and all amendments thereto, have been filed with and approved by the FCC.

     (B) Schedule 2.9(b) is a complete and accurate list of all of the Licenses and FCC Permits held or leased by Seller or Technivision; all Licenses and FCC Permits are in the name of the Person set forth in Schedule 2.9(b). Except as set forth in Schedule 2.9(b), all reports or other documents required to be filed with respect to any such License have been timely filed; and the Licenses and the FCC Permits listed on Schedule 2.9(b)attached hereto constitute all of the Authorizations held or leased by the Seller and are all of the Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary for Seller or Technivision to lawfully conduct its business operations as currently conducted. Except as otherwise expressly noted on Schedule 2.9(b), each of the Licenses and the FCC Permits (i) is currently held by the Person identified as the holder thereof on
Schedule 2.9(b), (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels, and (iii) is in full force and effect, and (iv) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to ITFS, MDS or MMDS Channels. Except as set forth in Schedule 2.9(b), there are no existing or, to the Knowledge of Seller, or Technivision (as applicable) threatened investigations, inquiries or proceedings by or before the FCC or other Governmental Body which could result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any Authorization or Application.

     (C) Schedule 2.9(c) is a complete and accurate list of all Applications and all amendments or other filings thereto. To the Knowledge of Seller or Technivision (as applicable) the information contained in each Application is materially true and correct, and each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

     (D) Except as otherwise expressly noted on Schedule 2.9(d), Seller or Technivision, as applicable, and, to the Knowledge of Seller or Technivision (as applicable), the FCC Licensees and the FCC Permittees have each timely submitted to the FCC, the FAA and all other Governmental Bodies all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements, the Licenses and the FCC Permits except where the failure to do so would not (i) have a Material Adverse Effect on the business of Seller or Technivision, as applicable, or (ii) hinder the ability or Seller or Technivision, as applicable, to fully perform its material obligations under this Agreement. Except as otherwise expressly noted on Schedule 2.9(d), no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.9(c). True, complete and accurate copies of all amendments, notices, reports and other documents filed by the Seller or Technivision, as applicable, and, to the Knowledge of Seller or Technivision (as applicable), the FCC Licensees and the FCC Permittees with respect to the Licenses and the FCC Permits with the FCC, the FAA, the Copyright Office and other Governmental Bodies have been delivered to Heartland.

         1647

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     2.10 INSURANCE. Schedule 2.10 contains a complete and accurate list and brief description of all insurance policies currently held by the Seller or Technivision, as applicable, related to the Assets, all of which are in full force and effect as of the date hereof.

     2.11 LITIGATION. Except as set forth in Schedule 2.11, there is no Proceeding pending, or to Seller's Knowledge threatened, against Seller or Technivision, as applicable, relating to the Assets or the propriety or validity of the transactions contemplated hereby. Except as set forth in said Schedule 2.11, (a) neither Seller nor Technivision is subject to or in default under or with respect to any Order, (b) there are no judgments of any court which in any way may currently constitute a Lien or at some future time may be perfected into a Lien upon or against any portion of the Assets, and (c) there is no Proceeding pending or, to the Knowledge of Seller or Technivision (as applicable), threatened against, relating to or affecting any portion of the Assets.

     2.12 GOVERNMENTAL PERMITS. Seller or Technivision, as applicable, owns, holds or possesses all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its Assets and to carry on and conduct its business as currently conducted except with respect to Applications for which Licenses have not been granted, if any.

     2.13 COMPLIANCE WITH LAWS. Seller or Technivision, as applicable, has complied in all material respects with all applicable Legal Requirements and Orders of any Governmental Body having jurisdiction over it or its operations, including, but not limited to, all material FCC Rules and any laws, rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, antitrust, antimonopoly or anticompetitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. Except as set forth in Schedule 2.13, there are no Orders outstanding and in effect against or relating to Seller, Technivision, the Assets, the transactions contemplated by this Agreement, or, to the Knowledge of Seller or Technivision (as applicable) any of the parties to the Channel Leases, other than Orders issued with respect to the wireless cable industry generally and in the normal course of regulation, which could, individually or in the aggregate, (i) have a Material Adverse Effect, or (ii) hinder in any material respect the ability of Seller or Technivision to fully perform their respective material obligations under this Agreement. Except as set forth on Schedule 2.13 neither Seller nor Technivision has received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, either Seller or Technivision is not in compliance with any applicable law, ordinance, regulation, building or zoning law relating to the Assets or the Business, and neither Seller nor Technivision has any reason to anticipate that any presently existing circumstances are likely to result in a violation of any such law, statute, ordinance or regulation, the non-compliance or partial compliance with which could reasonably be anticipated to have a Material Adverse Effect.

     2.14 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 2.14,

     (A) Neither Seller nor Technivision has used, generated, manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in violation of any Environmental Law with respect to the property under Seller's control at any Facility.

     (B) Neither Seller nor Technivision has any Knowledge of any prior owner, occupant, tenant or user of any Facility that has ever used, generated, manufactured, refined, transported, treated, stored, leached, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in violation of any Environmental Law, at, on or from the property under control of Seller or Technivision at any Facility.

     (C) Neither Seller nor Technivision has received notice of any pending or threatened Proceeding, Order or citizen suit instituted by any private party, employee or Governmental Body arising out of the conduct or the operations of its business, in connection with Environmental Laws, or as a result of any Environmental Condition relating to the property under control of Seller or Technivision at any Facility.

     2.15 INTELLECTUAL PROPERTY. Schedule 2.15 contains a complete and accurate list of all Intellectual Property owned or used by the Seller or Technivision in the Business. No person has any right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on said Schedule 2.15,

         1648

either Seller or Technivision owns each of said properties; and has filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. Except as set forth on Schedule 2.15, neither Seller nor Technivision has granted to any other Person any interest in any of said properties, as licensee or otherwise. None of said properties is invalid and none infringes upon the personal or property rights of any third party.

     2.16 TAXES AND FEES.

     (A) All federal, state, county, local and foreign taxes, including, without limitation, income, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property and other taxes, duties or charges (collectively, the "Taxes") levied, assessed, or imposed upon Seller or Technivision or their respective businesses, assets or properties as of such date have been duly and fully paid or have been adequately provided for on the consolidated balance sheet of Seller as of May 31, 1995 constituting a part of the Financial Statements. In addition, all filings, returns or reports with respect to Taxes required by any foreign or domestic law or regulation to be filed by Seller or Technivision on or prior to the date hereof have been duly and timely filed. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor, except as set forth on Schedule 2.16, are there any actions, suits, proceedings, inquiries, investigations or claims of any nature or any kind whatsoever now pending or, to the Knowledge of Seller or Technivision, threatened, against Seller or Technivision with respect to any such returns or reports, or any such Taxes or any matters under discussion with any federal, state, county, local or other authorities relating to Taxes.

     (B) Except as otherwise disclosed on Schedule 2.16, (i) Seller or Technivision, as applicable, has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local, federal or other law; (ii) all amounts of any Taxes, including payroll and federal excise taxes, that are required to be collected or withheld by Seller or Technivision have been duly collected or withheld, and have been duly remitted or deposited in accordance with law; (iii) no power of attorney has been granted by Seller or Technivision that is currently in force with respect to any matter relating to Taxes; (iv) neither Seller nor Technivision, as applicable, has had any deferred gain or loss (A) arising from deferred inter-company transactions, within the meaning of Treas. Regs. Section 1.1502-13 or any successor regulations, or (B) with respect to the stock or obligations of any member of the affiliated group of Seller of which Seller is the common parent, as described in Treas. Regs. Section 1.1502-14; (v) no taxes relating to periods ending before May 31, 1995 were paid by or charged to any subsidiary of Seller on or after such date; (vi) neither Seller nor Technivision is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulation) by reason of a change in accounting method, nor is the IRS or any other taxing authority considering any such change in accounting method; (vii) neither Seller nor Technivision has disposed of any property which has been accounted for Tax purposes under the installment method;
(viii) neither Seller nor Technivision owns any interest in any entity which is characterized as a partnership for federal income tax purposes; (ix) neither Seller nor Technivision is liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Closing Date;
(x) neither Seller nor Technivision will have any "non-recaptured net Section 1231 losses," within the meaning of Section 1231(c) of the Code on the Closing Date; (xi) no election under Section 1504(d) of the Code has been made with respect to any subsidiary; and (xii) no claim or assertion has been made against Seller or Technivision, as applicable, by any tax authority in any jurisdiction in which no tax return has been filed by Seller or Technivision, as applicable, that it may be subject to Tax in that jurisdiction or otherwise is required to file a tax return.

     (C) Seller has regular tax operating loss carryforward from its last filed federal corporate income tax return for the year ending May 31, 1995, in the approximate amount set forth in Schedule 2.16(c). Seller represents that it has not undergone a Section 382 ownership change which would limit the ability to utilize these losses.

     2.17 REGULATORY COMPLIANCE. Except as otherwise expressly set forth on
Schedule 2.17, Seller or Technivision, as applicable, and, to the Knowledge of Seller or Technivision (as applicable), the FCC Licensees and FCC Permittees are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules and other Legal Requirements

         1649

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applicable to the Licenses or FCC Permits. Except as otherwise expressly noted on the Schedules attached hereto, neither Seller nor Technivision has any no Knowledge and has received no notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable Licenses or FCC Permits. No condition exists or event has occurred with respect to Seller, the Licensees, the FCC Permittees, or any of the Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would (i) constitute or result in a material violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules, (ii) constitute a material default in the due performance and observation of any term, covenant or condition of any of the Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.9(c) or 2.9(d) amendments, or the suspension, termination, revocation, material impairment, material adverse modification or nonrenewal of any License or FCC Permit, or
(iv) adversely affect any of the material rights of Seller, any FCC Licensee or FCC Permittee under any of the Licenses or FCC Permits.

     2.18 INTERFERENCE. Neither Seller, Technivision nor, to the Knowledge of Seller, or Technivision (as applicable), any party to a Channel Lease, has accepted the electrical interference to the Channels from any source, has consented to the grant of any application involved with the FCC that is likely to result in any electrical interference to the Channels, or has failed to timely petition to deny any application that proposes facilities that could reasonably be anticipated to cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on Schedule 2.18 attached hereto, neither Seller nor Technivision nor, to the Knowledge of Seller or technivision (as applicable), any FCC Licensee or FCC Permittee or any other party to a Channel Lease, is likely to experience interference which will adversely impact operation of the Facilities it has constructed and/or operated, or is constructing once such Facilities are constructed and operated, or is likely to create interference which will adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.18, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected receiver, is less than 45 dB, unless frequency offset or other engineering solutions are employed.

     2.19 EMPLOYEES. The employees listed on Schedule 2.19 are the only employees of Seller or Technivision associated with the Markets. Except as set forth on Schedule 2.19 hereof, neither Technivision nor Seller has any bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Seller or Technivision, as applicable ("Benefit Plan"), and neither Seller nor Technivision has any continuing unfulfilled obligations under any similar benefit plans that may have been terminated prior to the date hereof. Neither Seller nor Technivision has been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended. With respect to the Benefit Plans listed on Schedule 2.19 hereof, (i) all payments due from Seller or Technivision, as applicable, to date for the employees with respect to such Benefit Plans have been made and all amounts properly accrued to date as Liabilities of Seller or Technivision, as applicable, are set forth on Schedule 2.19 hereof; and (ii) all reports and information relating to such Benefit Plan required to be filed with any governmental entity have been filed. Neither Technivision nor Seller has (i) experienced any material labor disputes or work stoppages, or (ii) received any notice that there is any unfair labor practice, charge or complaint pending or threatened, except as is already set out herein.

     2.20 FINDER'S FEES. Neither Technivision nor Seller has taken any action which would impose upon Heartland any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Subject to the provisions of Section 12.2, Seller shall be solely responsible for any costs for any broker fee payable to Gerard Klauer Mattison & Co., Inc. (or any other party engaged by Seller or Technivision).

     2.21 PROGRAMMING AND RETRANSMISSION AGREEMENTS. Schedule 2.21 sets forth a true and complete list of all agreements (a) for programming and (b) providing for the retransmission of any broadcast signals.

         1650

     2.22 CERTAIN ACTIVITIES. Except as set forth on Schedule 2.22, neither Technivision nor Seller engages in any business other than the Business in the Markets.

     2.23 SUBSCRIBERS. Schedule 2.23 sets forth a true and correct list of the number of Bona Fide Subscribers in each Market as of the date hereof.

     2.24 OTHER APPROVALS. No filings shall be required under the HSR Act with respect to the acquisition by TSC of the Acquisition Shares in accordance with the terms of this Agreement.

     2.25 FURTHER REPRESENTATION. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to or state a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. All books, statements, documents, schedules and records furnished or given by it to Heartland or its agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are, as of their respective dates, true, complete and genuine and contain no material misrepresentations or omissions of material facts.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND.

     Heartland hereby represents and warrants to Seller and Technivision, and to each of them, the following :

     3.1 ORGANIZATION; QUALIFICATION. Heartland is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Heartland has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. Heartland has the corporate power and authority (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 6.4) to execute and deliver this Agreement and all other documents required to be executed by Heartland hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Heartland pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Heartland hereunder have been duly authorized by all corporate action necessary on the part of Heartland (subject to shareholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 6.4) and have been duly or will when executed and delivered be duly executed and delivered by Heartland, and constitute the legal, valid and binding obligations of Heartland enforceable against Heartland in accordance with their terms. Neither the execution nor the delivery of this Agreement and all the documents required to be executed and delivered by Heartland hereunder or the consummation of the transactions hereby contemplated by Heartland conflict with or constitute (i) any violation or breach of the Certificate of Incorporation or the Bylaws of Heartland or (ii) subject to lender approval as set forth in Section 6.4, any material violation or breach of any contract or agreement of Heartland, the result of which would have a Material Adverse Effect.

     3.3 LITIGATION. There is no Proceeding pending or, to Heartland's Knowledge, threatened against or affecting Heartland that could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby. Except as described in Heartland's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, Heartland is not a party to any Proceedings, the adverse resolution of which is reasonably anticipated to have a Material Adverse Effect.

     3.4 CONSENTS AND APPROVALS. Other than any filings required under the HSR Act, FCC Consents (if any), or the filing of the Registration Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required on behalf of Heartland in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

     3.5 CAPITALIZATION. Heartland is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of August 31, 1995, 12,476,393 shares of Heartland Common Stock are issued and outstanding and no shares of preferred stock

         1651

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have been issued. The Acquisition Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable, and subject to no pre-emptive or other subscription rights.

     3.6 FINANCIAL STATEMENTS. The financial statements contained in the Heartland SEC Filings are correct and complete and fairly present the financial position and results of operations of Heartland as of the date thereof and for the periods referenced therein, all in accordance with GAAP.

     3.7 SEC FILINGS. Heartland has previously delivered to Seller copies of (i) its Form 10-K for the fiscal year ended December 31, 1994, (ii) its Form 10-Q for the three month periods ended March 31, 1995 and June 30, 1995, (iii) its Form S-3 Registration Statement (33-94838) declared effective by the SEC on August 4, 1995 and (iv) all Form 8-Ks filed with the SEC after December 31, 1994 and prior to the date of this Agreement ("Heartland SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any misstatement of material fact or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. Heartland has filed all documents required to be filed with the SEC. As of their respective dates, such reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No other document or report required to have been filed by Heartland with the SEC has not been filed, and no event or transaction has occurred prior to the date hereof that will hereafter be required to be disclosed by Heartland in a Form 10-Q, Form 8-K or similar filing.

     3.8 Intentionally omitted.

     3.9 Intentionally omitted.

     3.10 FINDER'S FEES. No person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from Heartland or any of its subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

     3.11 FURTHER REPRESENTATION. No representation or warranty of Heartland contained in this Agreement contains or will contain any untrue statements of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 4. COVENANTS OF SELLER.

     Prior to the Closing Date or the termination of this Agreement as provided herein, Seller or Technivision, as applicable, hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. From the date hereof through the Closing Date, except as expressly disclosed or set forth in this Agreement, Technivision shall, and Seller, with respect to the Assets or the Business, shall:

          (A) not engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business without the consent of Heartland;

          (B) use reasonable efforts to keep the business, properties and business relationships substantially intact;

          (C) (i) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established, (ii) perform its material obligations under all Authorizations and Contracts, and (iii) comply in all material respects with all Governmental Rules;

          (D) (i) not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach of this Agreement; (ii) in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the

         1652

     representations and warranties set forth in Article 2 hereof, give notice thereof to Heartland; and (iii) use its best efforts to prevent or promptly to remedy such breach;

          (E) use reasonable efforts to preserve, protect and maintain its rights and interests in the Channel Leases, FCC Licenses, and Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect;

          (F) not, enter into, amend or terminate, or agree to enter into, amend, except to comply with this Agreement, or terminate any Channel Lease, License, Permit, Application or Contract;

          (G) not make any distributions to the Three Sixty Stockholders nor shall Seller issue, sell or agree to sell any equity interests or options or rights with respect thereto;

          (H) not sell, lease, transfer or otherwise dispose of any Assets except as provided for by, or contemplated in, this Agreement;

          (I) except in the ordinary course of business, not pay any salaries to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its managers, officers or employees; or pay bonuses to any such manager, officer or employee;

          (J) not take any actions which would cause the transactions contemplated hereby to be subject to Subpart 900 of Regulation S-K, promulgated under the Securities Act and the Exchange Act (the "Roll-up Rules").

     4.2 CONSENTS. Except as otherwise provided herein (including, without limitation, Section 5.13), Seller or Technivision, as applicable, shall, at its sole cost and expense, use reasonable efforts to obtain or cause to be made, all Consents, governmental authorizations, approvals and filings as may be necessary by virtue of the transactions contemplated by this Agreement (including, without limitation, the Reorganization) on or before the Closing Date, so as to ensure that Heartland will continue to enjoy following the Closing all of the rights and privileges currently held by Seller or Technivision, as applicable, under each of the Channel Leases, Licenses and Contracts. Upon request of Heartland, Seller or Technivision, as applicable, shall assist Heartland to obtain from each of the other respective parties to each of such Channel Leases or Contracts estoppel certificates in the form attached as Exhibit 4.3 ("Estoppel Certificates") certifying that neither Technivision nor Seller, as applicable, is in breach or violation of or in default under any of such Channel Leases or Contracts and that it would not be by virtue of the transactions contemplated hereby. At the request of Heartland, Seller or Technivision shall use reasonable efforts to obtain with each Consent an Estoppel Certificate. Seller or Technivision shall seek any appropriate amendments, modifications or changes to each of such Channel Leases and Contracts so as to ensure that the licensees, permittees or other parties thereto notify Heartland directly in the event of a breach or violation of or default under any such Channel Lease or Contract.

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. Seller or Technivision, as applicable, shall:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to the Seller remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's Rules or policies of general applicability. After the applications are filed for FCC consent to the transfer of control of the FCC Licenses for said Channels to Heartland or an Affiliate of Heartland, Seller or Technivision, as applicable, shall file, at the request of and as an accommodation to Heartland such applications for modification of their outstanding construction permits or licenses to implement the purposes contemplated hereunder. Seller or Technivision, as applicable, shall utilize its best efforts to diligently and properly prosecute in good faith all applications, reports and submissions submitted in accordance with this
     Section 4.3.

         1653

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          (B) assure that the licensees or permittees under the Channel Leases timely file all applications reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that such FCC Licenses remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification result from changes in the FCC's rules or policies of general applicability. Seller or Technivision, as applicable, shall use its best efforts to assure that the licensees or permittees under the Channel Leases diligently prosecute in good faith all such applications, reports and submissions. Seller or Technivision, as applicable, shall promptly disclose to Heartland any information it receives regarding any condition or circumstance that would cause, or might cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

     4.4 NO SOLICITATION. Subject only to the provisions of Section 5.11 hereunder (regarding the proposed sale of the Dayton, Ohio Market), from and after the date hereof, neither Seller nor Technivision will, or will authorize or permit any of their respective officers, employees, agents and other representatives (collectively, "Seller Representatives") to solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Seller or Technivision, as applicable, shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Seller or Technivision, as applicable, or any Seller Representatives with respect to any of the foregoing. Seller or Technivision, as applicable, will promptly notify Heartland of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal. As used in this Agreement "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Heartland or any of its Affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving Seller or Technivision, as applicable, or any proposal to acquire in any manner a substantial equity interest in, a substantial portion of the assets of, or any rights to any Channels or Licenses of, Seller or Technivision, as applicable.

     4.5 AUDIT OF FINANCIAL STATEMENTS. Prior to the filing of the Registration Statement, Seller shall have audits conducted and completed by an accounting firm of national reputation, reasonably acceptable to Heartland so that Seller can provide audited financial statements of Seller as of, and for the period ending, May 31, 1995, including the balance sheets and related statements of income and expense, and any other periods required by Regulation 3-05 of Regulation S-X.

     4.6 REORGANIZATION. On or prior to the Effective Date, Seller shall cause the Reorganization to occur, Seller shall be the surviving corporation of the Reorganization, and the certificate of incorporation for the surviving corporation shall be that of Seller. At the time of such Reorganization, Seller and Technivision shall have obtained all necessary Consents so that Seller shall succeed to all rights of Technivision in the Assets held by Technivision immediately prior to the Reorganization, and no continuing default under any Contract, License or other Asset shall be caused thereby. Upon the consummation of the Reorganization, Seller shall succeed to all obligations and liabilities of Technivision for the covenants, representations and warranties of Technivision contained herein, as if such representations and warranties were made by Seller as of the date hereof and such covenant was made directly by Seller to Purchaser hereunder. On the Closing Date, Seller shall remake all representations or warranties of Technivision contained herein, subject to
Section 5.14, and shall be responsible for the performance of all covenants of Technivision hereunder.

     4.7 NOLS. Neither Seller nor Technivision shall take any action, other than the sale of the Dayton Market as contemplated in Section 5.11, which would cause the net operating losses of Seller on the Closing Date to be less than $9.5 million or deny Heartland the ability to use the full amount of such net operating losses after the Closing Date.

         1654

ARTICLE 5. ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS MEETING. Seller shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of the Three Sixty Stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement, the Three Sixty Liquidation Plan and the other transactions contemplated hereby. Seller shall, through its Board of Directors, recommend to the Three Sixty Stockholders approval of all such action and shall use reasonable efforts to obtain approval and adoption by such Three Sixty Stockholders. Seller acknowledges that the consummation of the transactions contemplated by this Agreement by Heartland requires (and therefore is subject to), among other things, (a) the approval of certain lenders of Heartland, and (b) the approval of the holders of the Heartland Shares of the issuance of a block of Heartland Shares, certain (but not all) of which are issuable pursuant to the terms hereof. Heartland shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws and to convene a meeting of its stockholders promptly after the Registration Statement is declared effective by the SEC to consider and vote upon the issuance of the Acquisition Shares. Heartland shall, through its Board of Directors, recommend to the Heartland stockholders the approval of such action and shall use reasonable efforts to obtain the approval and adoption by such Heartland stockholders. Heartland shall use reasonable efforts to obtain the written approval of its lenders on or before December 1, 1995. Heartland acknowledges that the consummation of the transactions contemplated by this Agreement (including, without limitation, the Three Sixty Liquidation Plan) by Seller requires (and therefore is subject to), among other things, the approval of (a) the stockholders of Three Sixty, (b) the UCL Disgorgement Trust (the "Trust"), (c) Philips Credit Corporation ("Philips"), (d) Howard Addison, Charles Lowe and Bruce Davis (collectively, the "Addison Group"), and (e) certain other creditors of Seller (collectively, the Trust, Phillips and the Addison Group are referred to as the "Creditors"). Seller shall use reasonable efforts to obtain the written approval of the Creditors within ten (10) days of the Effective Date.

     5.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

     (A) Heartland shall prepare and file with the SEC as soon as practicable after the execution of this Agreement a Registration Statement on Form S-4 (the "Registration Statement") in connection with the registration under the Securities Act of the offer and sale of the Acquisition Shares. Heartland shall include the Proxy Statement as part of the joint proxy statement/prospectus required in the Registration Statement. Heartland shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. Heartland shall also take any action required to be taken under applicable "blue sky" or state securities laws in connection with the Heartland Shares to be registered thereby prior to the Closing. Seller shall furnish Heartland all information concerning Seller or Technivision, as applicable, and the Three Sixty Stockholders required for use in the Registration Statement, and Seller shall take such other actions as Heartland may reasonably request in connection with the preparation of such Registration Statement and the actions to be taken by Seller pursuant to this
Section 5.2. None of the information furnished by or on behalf of Seller for use in the Registration Statement or Proxy Statement, and neither the Registration Statement when declared effective nor the Proxy Statement when mailed to the Three Sixty Stockholders (or any supplement or amendment thereto) shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. All documents which Seller or Technivision are responsible for filing with the SEC and any regulatory authority in connections with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

     (B) Heartland shall furnish Seller all information concerning (i) Heartland and (ii) the other entities to be acquired by Heartland required for use in the Proxy Statement ("Heartland Information"), and Heartland shall take such other action as Seller may reasonably request in connection with the preparation of the Proxy Statement. None of the Heartland Information, and neither the Registration Statement when declared effective nor the Proxy Statement when mailed to the Three Sixty Stockholders (or any supplement or amendment thereto), shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. All documents which Heartland is

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responsible for filing with the SEC and any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

     (C) Heartland will bear all costs and expenses (including its legal, accounting and printing costs and filing fees payable to the SEC and other Governmental Bodies but excluding attorneys' fees and accounting fees of Sellers and costs and expenses associated with the solicitation of proxies from the Three Sixty Stockholders) related to the preparation and filing of the Registration Statement.

     (D) Within a reasonable period of time after the Closing Date, Heartland shall file with the National Association of Securities Dealers, Inc. a Nasdaq National Market Notification Form for Listing of Additional Shares and Notification Pursuant to SEC Rule 10b-17 with regard to the Heartland Shares to be issued in connection with this Agreement.

     5.3 ACCESS. Heartland and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours upon reasonable notice be permitted reasonable access to the Facilities and the offices of Seller and Technivision, will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of Seller and Technivision relating solely to the Business and the Assets and will be permitted to discuss the affairs, and accounts of Seller and Technivision relating solely to the Business and the Assets with the Board of Directors, officers, employees, counsel, and accountants of Seller and Technivision. Such investigation shall not, however, affect the representations and warranties of Seller and Technivision set forth in Article 2 hereof. All such information shall be subject to the terms of the Confidentiality Agreement between Heartland and Technivision dated September 5, 1995 ("Confidentiality Agreement").

     5.4 COMPLIANCE WITH THE SECURITIES ACT. Seller has caused to be prepared and delivered to Heartland a list identifying all persons who, as of the date hereof, may be deemed to be "Affiliates" of Seller as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliates"), and prior to the Closing Date, Seller shall cause to be prepared and delivered to Heartland an updated list (reasonably satisfactory to counsel for Heartland) identifying all persons who at the time of Seller's stockholders meeting may be deemed to be a Rule 145 Affiliate. Seller shall use all reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such updated list to deliver to Heartland on or prior to the Closing Date a written agreement, in the form attached hereto as Exhibit 5.4, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Distributable Shares, Consent Shares or Escrow Shares issued to such Rule 145 Affiliate pursuant to this Agreement, except pursuant to the effective Registration Statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     5.5 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (e) not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

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     5.6 PUBLIC ANNOUNCEMENTS. Heartland, on the one hand, and Seller and Technivision, on the other hand, will consult with each other before issuing any press release or other communication with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation and the consent of such other party, provided, however, that if either of such parties has a duty to disclose such information under the Securities Act, the Exchange Act or other Legal Requirement such party may upon prior notice to the other party and its legal counsel as set forth herein, disclose such information; provided, further, that if the timing of any required disclosure renders consultation with the other party impractical and the failure to timely disclose could be deemed a material violation of applicable law, consultation is not required hereunder provided notice is given to the other party as soon as reasonably practical.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give Heartland prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement under any note, license, agreement or other instrument or obligation, and (ii) any Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on such party. Heartland shall give Seller (a) from and after the date of this Agreement, prompt notice of the occurrence of any event that would require Heartland to file a current report on Form 8-K or issue a press release under applicable securities laws, and (b) from and after the date of the mailing of the Proxy Statement, prompt notice of the occurrence of any event that would require the Heartland Information contained in the Proxy Statement to be amended or supplemented under applicable securities laws. Each party shall give the other prompt notice the receipt of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.8 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and will use their respective reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable; provided, however, that no party hereto shall be required to respond to a "second request" in connection therewith.

     5.9 EMPLOYEES. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Heartland shall have the right to contact any employees of Seller or Technivision involved in the Business regarding the potential employment of such persons following the Closing Date. Any such employees hired by Heartland shall be considered newly hired and Heartland shall not be liable to or responsible for any benefits to such employees arising prior to the Closing Date.

     5.10 EXHIBITS AND SCHEDULES. Heartland and Seller agree that (a) any Exhibits not attached hereto on the date hereof shall be prepared and attached on or before December 29, 1995, and agree to cooperate and negotiate in good faith in the preparation of such Exhibits, (b) any Schedules not attached hereto on the date hereof may be attached on or before December 20, 1995; provided that Purchaser shall have the absolute right to terminate this Agreement without liability within ten (10) days after the initial delivery of any such Schedule, as further provided in Section 10.3.

     5.11 SALE OF DAYTON, OHIO MARKET. Subject to the consent of Philips, the Trust and the Addison Group, notwithstanding any provisions contained herein to the contrary, Seller or Technivision, as applicable, and Heartland shall have the right to solicit bids for and negotiate the sale of wireless cable television assets held for the purpose of servicing the Market located in Dayton, Ohio (collectively, such assets are referred to as the "Dayton Market"); provided that (i) Seller or Technivision, as applicable and Heartland shall keep each other fully informed regarding the status of any negotiations regarding the sale of the Dayton Market or offers therefor, including without limitation, the identity of the proposed purchaser and the consideration offered or requested,
(ii) Heartland shall have the right to approve, in its sole discretion, the terms of any proposed disposition of the Dayton Market, and neither Seller nor Technivision shall execute a definitive agreement to

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dispose of the Dayton Market without such written approval by Heartland, and
(iii) the gross proceeds of the sale of the Dayton Market (less reasonable transaction costs, but excluding any taxes or brokerage fees payable to Gerard Klauer Mattison & Co.) (the "Dayton Consideration") shall be payable as follows:
(I) $11.7 million plus the Additional Dayton Consideration (collectively, the "Dayton Proceeds") shall be paid to Seller and shall constitute an Excluded Asset, and (II) the excess, if any, of the Dayton Consideration over the Dayton Proceeds ("Excess Dayton Proceeds") shall be paid to Heartland upon such disposition (in cash to the extent the gross proceeds from such disposition consist of cash) as compensation to Heartland for services rendered in connection with such disposition. To the extent that the Dayton Consideration is payable other than in cash or instruments in a stated amount, Seller and Heartland shall mutually agree to the valuation of such assets. Other than Gerard Klauer Mattison & Co., neither party currently has any arrangements with any brokers regarding the sale of the Dayton Market, and neither party shall enter into any such arrangement without the approval of the other.

     5.12 NONCOMPETITION. Seller agrees that if the transactions contemplated by this Agreement are consummated, the Seller shall not, for a period of five (5) years after the Closing Date, directly or indirectly, alone or with others, Engage in any Competing Business within a one hundred (100) mile radius of any Market. For purposes of this Agreement, (a) "Engage" means that the Seller is or becomes an owner or operator or, directly or indirectly, a shareholder, lender, borrower, consultant, partner, joint venturer, or participant in any other capacity whatsoever in any business enterprise (regardless of whether it is a corporation, partnership, sole proprietorship or business association); provided, however, that Seller may own up to five percent (5%) of the voting securities of any company engaged in a Competing Business solely as a passive investor and (b) a "Competing Business" shall mean any business enterprise which is engaged in the business of owning, leasing or operating ITFS, MDS or MMDS Channels.

     5.13 EXCESS CONSENTS. If Seller or Technivision, as applicable, fails to deliver any of the Primary Consents or Secondary Consents (collectively, "Excess Consents") prior to the Closing Date, then the Consent Shares attributable to such Excess Consents shall be held in the Consent Escrow for the Consent Period in accordance with the terms of the Exchange Agreement. In the event Seller or Technivision, as applicable, is unable to obtain an Excess Consent prior to the Closing Date, using reasonable efforts, then the Contract or License that is the subject of such Excess Consent shall remain in the name of Seller or Technivision, as applicable, and Seller or Technivision, as applicable, shall retain title to such Contract or License for Heartland's account pending the obtaining of such Excess Consent (with an Estoppel Certificate containing no adverse disclosures). Revenue therefrom, if any, shall be the property of Heartland. In the event that any FCC Consent is not obtained prior to the Closing Date with regard to any MDS or MMDS Channels, such Channels shall be subleased to Heartland pending Seller's obtaining such Consent pursuant to the terms of a management/option agreement in the form attached hereto as Exhibit
5.13. If any Excess Consent which is not obtained prior to the Closing is obtained prior to the expiration of the Consent Period, Seller shall have the right to direct the Exchange Agent to release Consent Shares having an aggregate Closing Share Price equal to the Stipulated Consent Amount related to such Excess Consent to Seller or as Seller otherwise directs, without offset or deduction of any kind or nature whatsoever in accordance with the terms of the Exchange Agreement. If an Excess Consent is not obtained on or before the expiration of the Consent Period, Seller shall, at its option upon written notice to Heartland and Exchange Agent, either extend the Consent Period pending the receipt of an Excess Consent, or forfeit the Stipulated Consent Amount related to such Excess Consent and direct the Exchange Agent to pay such amount to Heartland or as Heartland otherwise directs, without offset or deduction of any kind or nature whatsoever. Any such Consent Shares held by the Exchange Agent shall not be deemed to be part of the Escrow Shares for any purpose hereunder.

     5.14 UPDATED SCHEDULES. Seller shall have the right to update the Schedules to be delivered hereunder at any time prior to (a) December 20, 1995 without the consent or approval of Heartland, and (b) after December 20, 1995 but prior to the tenth (10th) day preceding the Closing Date without the prior consent or approval of Heartland; provided that if the disclosure in such updated or supplemented Schedule represents a material change from any disclosure to Heartland on or prior to December 20, 1995, adverse to Heartland, Heartland shall, within five (5) days of Seller's delivery of such supplemental Schedule, deliver to Seller written notice of any objection to such supplemental Schedule, and if Seller does not deliver to Heartland

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written notice that Seller has elected to withdraw its supplemental Schedule within five (5) days thereafter, then Heartland shall have the right to terminate this Agreement within fifteen (15) days of their receipt of such updated or supplemented Schedule, as further provided in Section 10.3, in which case Seller's delivery of such supplemental Schedule shall be deemed to be a breach of this Agreement ("Schedule Breach"). If Heartland does not terminate this Agreement as provided herein and proceeds to Close under this Agreement, then, except as provided below with respect to Adverse Subscriber Disclosure or Adverse Channel Disclosure, Heartland shall be deemed to have accepted such supplemental Schedule and waived the Schedule Breach; provided further that Seller shall not have the right to supplement any Schedule within ten (10) days prior to the Closing Date.

     In addition to and not in limitation of Heartland's right to terminate this Agreement as provided above, in the event that the final updated Schedules delivered by Seller or Technivision, as the case may be, disclose that the number of Bona Fide Subscribers in (x) the Corpus Market ("Corpus Subscribers") is less than 15,300 or (y) in the Dayton Market ("Dayton Subscribers") is less than 3,050 (such Schedule constituting an "Adverse Subscriber Disclosure"), then Heartland shall have the right to Close under this Agreement without waiving its claim for Damages arising from such Schedule Breach, and shall be entitled to indemnification from the Escrow Shares for Damages in an amount equal to $1,200 times the sum of (A)(i) 15,300 minus (ii) the actual number of Corpus Subscribers and (B)(i) 3,050 minus (ii) the actual number of Dayton Subscribers ("Subscriber Damages"); provided, however, that the provisions of this sentence relating to the Dayton Market shall not apply in the event that the Dayton Market is sold pursuant to Section 5.11 prior to Closing.

     In addition to and not in limitation of Heartland's right to terminate this Agreement as provided above, in the event that the final updated Schedules delivered by Seller or Technivision, as the case may be, disclose that the number of Channels leased by Seller or Technivision in (x) the Corpus Market (the "Corpus Channels") is less than 31 (the "Corpus Denominator"), (y) the Dayton Market (the "Dayton Channels") is less than 31 (the "Dayton Denominator"), or (z) in the El Paso Market (the "El Paso Channels") is less than 27 (the "El Paso Denominator) (such Schedule constituting an "Adverse Channel Disclosure"), then Heartland shall have the right to Close under this Agreement without waiving its claim for Damages arising from such Schedule Breach, and shall be entitled to indemnification from the Escrow Shares for Damages in the following amounts (collectively, "Channel Damages"):

          (x) with respect to the Corpus Market, an amount equal to the product of (A) $20,050,000 and (B) one minus a fraction, the numerator of which is the Corpus Channels and the denominator of which is the Corpus Denominator;

          (y) with respect to the Dayton Market, an amount equal to the product of (A) $11,700,000 and (B) one minus a fraction, the numerator of which is the Dayton Channels and the denominator of which is the Dayton Denominator;

          (z) with respect to the El Paso Market, an amount equal to the product of (A) $5,000,000 and (B) one minus a fraction, the numerator of which is the El Paso Channels and the denominator of which is the El Paso Denominator;

     provided, however, that the provisions of this sentence relating to the Dayton Market shall not apply in the event that the Dayton Market is sold pursuant to Section 5.11 prior to Closing. Heartland and Seller acknowledge and agree that the Subscriber Damages and Channel Damages are reasonable estimates of the Damages attributed to the relevant Schedule Breach and shall constitute liquidated damages hereunder.

     5.15 LENDER ARRANGEMENTS. Heartland and Seller acknowledge that it is their mutual intention that the Creditors shall receive Acquisition Shares at the Closing, whether resulting from the recapitalization of the indebtedness held by the Creditors ("Recapitalization") or otherwise, pursuant to the Three Sixty Liquidation Plan in satisfaction of any amounts owed to them so that (i) such Acquisition Shares will be freely transferrable by the Creditors and (ii) neither Heartland nor Seller will recognize any gain for federal income tax purposes in connection with the delivery of such shares to the Creditors or the disposition of those shares

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by the Creditors. In accordance with the foregoing, the parties agree to negotiate in good faith to structure the transactions contemplated hereby so that the intent of the parties described in the preceding sentence is realized; provided that Heartland shall not have any obligation to grant to such Creditors any registration rights or file additional registration statements relative to the Acquisition Shares to be received by such Creditors.

ARTICLE 6. GENERAL CONDITIONS TO CLOSING.

     The obligation of the parties hereto to consummate the transactions contemplated by this Agreement is subject to fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date set forth therein.

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received and shall be in full force and effect.

     6.2 NO ORDER. No Governmental Body or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the transactions contemplated by this Agreement or otherwise making the consummation of the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all filings required to be made with, and all, subject to Section 5.13, consents, approvals, permits and authorizations required to be obtained from, any Governmental Body in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by any of the parties hereto shall have been made or obtained (as the case may be) without restrictions.

     6.4 HEARTLAND LENDERS' CONSENTS. The transactions contemplated by this Agreement shall have been approved or consented to by Jupiter Partners, L.P. and the holders of the $100,000,000 of 13% Senior Notes due 2003 of Heartland on or before December 1, 1995, and Heartland shall have delivered to Seller written notice of the same ("Heartland Approval Notice").

     6.5 SELLER CREDITORS' CONSENTS. The transactions contemplated by this Agreement and the Recapitalization or other transaction agreed to by the parties pursuant to Section 5.15 shall have been approved or consented to by the Creditors within ten (10) days after the Effective Date, and Seller shall have delivered to Heartland on or prior to such date written notice of the same ("Seller's Approval Notice").

     6.6 LENDER ARRANGEMENTS. Heartland and Seller shall have reached a mutual agreement on the structure of the transactions described in Section 5.15 on or before December 1, 1995.

     6.7 EXHIBITS. Seller and Heartland shall have agreed on the form of all exhibits hereto, and such exhibits shall be attached hereto, on or before December 29, 1995.

ARTICLE 7. HEARTLAND'S CONDITIONS TO CLOSING.

     The obligation of Heartland to consummate the transactions contemplated by this Agreement are subject to the fulfillment, or written waiver signed by Heartland, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     7.1 HEARTLAND APPROVAL. The transactions contemplated by this Agreement shall have been approved by the requisite votes of the holders of Heartland Shares in accordance with applicable law, its Certificate of Incorporation and Bylaws.

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     7.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Seller or Technivision shall be true and correct in all material respects when made and shall be true and correct in all material respects as if initially made on and as of the Closing Date.

     7.3 SELLER'S DOCUMENTS. Seller shall have executed and/or delivered the following to Heartland in form and substance reasonably satisfactory to Heartland and its counsel:

          (A) Bill of Sale in the form attached as Exhibit 7.3(a).

          (B) Intentionally omitted.

          (C) A certificate signed by the President of Seller (i) confirming, on and as of the Closing Date, that each representation and warranty set forth in Section 2 hereof was true and correct in all material respects on the date made and, subject to the provisions of Section 5.14, is true and correct in all material respects on and as of the Closing Date, (ii) that Seller is in compliance in all material respects with the applicable covenants set forth in Articles 4, 5 and 6 hereof and (iii) confirming that the copies of the resolutions duly adopted by the Board of Directors of Seller and Technivision, as applicable, and Three Sixty Stockholders approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby are true and correct in all respects and have not been superseded or amended in any way.

          (D) Subject to Section 5.13, evidence that Channel Leases are in place for the Channels and that such agreements shall be effective and fully enforceable.

          (E) An opinion of special counsel to Seller and an opinion of FCC counsel to Seller substantially to the effect set forth in Exhibit 7.3(e)-1 and Exhibit 7.3(e)-2, respectively.

          (F) Certified copies of the Certificate of Incorporation, Bylaws, minute books, transfer ledgers and any other organizational documents of Seller.

          (G) Subject to Section 5.13, all necessary and appropriate governmental and third party Consents, approvals and clearances for consummation of the transactions contemplated herein, including, but not limited to, a "final" order by the FCC approving, without any materially adverse or onerous conditions, Heartland (or a commonly owned entity) as licensee of the owned FCC Licenses. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

          (H) Possession or constructive possession of the Assets.

     7.4 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to Seller, the Assets, the Business or prospects of any thereof from the date hereof through the Closing Date which would have a Material Adverse Effect.

     7.5 NON-COMPETITION. The persons identified on Schedule 7.5 shall have executed non-competition agreements in the form attached hereto as Exhibit 7.5.

     7.6 SELLER'S OBLIGATIONS PERFORMED. All obligations of Seller to be performed to the Closing Date shall have been performed in all material respects.

     7.7 HEARTLAND'S INVESTIGATION. The investigation by Heartland and its representatives in connection with the transactions contemplated by this Agreement shall not have caused Heartland, or its respective representatives to become aware of any facts or circumstances which relate to the business, operations, assets, properties, liabilities, financial conditions, results of operation or affairs of Seller that, in the good faith business judgment of Heartland represents a material adverse change or a state of facts that could reasonably be expected to result in a material adverse change in the Business, operations, Assets, properties or prospects of Seller or Technivision, as applicable. Heartland shall deliver, based upon its review of the Schedules and other information delivered on or prior to December 20, 1995, to Seller a written notice (the "Due Diligence Notice") that Heartland are satisfied with the results of their due diligence investigations of Seller or prior to

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December 29, 1995. Heartland's failure to deliver the Due Diligence Notice on or prior to December 29, 1995 shall constitute a waiver of this condition by Heartland.

     7.8 CLOSING SHARE PRICE. The Closing Share Price shall not be less than the Minimum Termination Price.

     7.9 MINIMUM CONSENTS. Seller shall have delivered to Heartland the Minimum Consents required for each Market in a form reasonably acceptable to Heartland.

ARTICLE 8. SELLER'S CONDITIONS TO CLOSING.

     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment, or written waiver signed by Seller, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     8.1 STOCKHOLDER APPROVAL. The transactions contemplated by this Agreement shall have been approved by the requisite votes of the Three Sixty Stockholders in accordance with applicable law and its Certificate of Incorporation and Bylaws.

     8.2 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Heartland shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

     8.3 HEARTLAND'S DOCUMENTS. Heartland shall have executed and/or delivered to Seller in form and substance reasonably satisfactory to Seller and its counsel:

          (A) Assumption Agreement.

          (B) A certificate signed by an executive officer of Heartland (i) confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Section 3 hereof was true and correct in all material respects on the date made and is true and correct in all material respects on and as of the Closing Date, (ii) that Heartland is in material compliance with the applicable covenants set forth in Articles 5 and 6 hereof and (iii) confirming that the resolutions adopted by the Board of Directors of Heartland approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby is true and correct in all respects and has not been amended or superseded in any way.

          (C) An opinion of counsel to Heartland addressed to Seller substantially to the effect set forth in Exhibit 8.3.

          (D) The Exchange Agreement, executed by Heartland and the Exchange Agent.

     8.4 HEARTLAND OBLIGATIONS PERFORMED. All obligations of Heartland to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.5 NO MATERIAL CHANGES. No event shall have occurred that would require the information regarding Heartland contained in the Proxy Statement to be amended or supplemented under applicable securities laws.

     8.6 CLOSING SHARE PRICE. The Closing Share Price shall not be greater than the Maximum Termination Price.

ARTICLE 9. INDEMNIFICATION.

     9.1 PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES. All statements, certifications, representations and warranties made by the parties hereto in this Agreement, in any Schedule, or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of the Escrow Period. All covenants, agreements and indemnifications made by the parties hereto in this Agreement, in any Schedule or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of the Escrow Period.

         1662

     9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Heartland from and against, and shall reimburse Heartland with respect to, any and all Damages incurred by Heartland by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Seller contained or referred to herein, in any Schedule hereto, or in any certificate or other instrument executed by Seller in connection with this Agreement;

          (B) any failure by Seller to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement;

          (C) the Excluded Liabilities; or

          (D) the operations and activities of Seller and its Affiliates, including the Assets, prior to and including the Closing Date; provided that Heartland shall not make any claims until the aggregate of such claims exceeds $100,000, and then Heartland shall only have the right to make claims hereunder to the extent such claims do not exceed the value of the Escrow Shares, except that Heartland shall be entitled to seek up to the full amount of the Acquisition Consideration with respect to the breach of
     Section 2.2 (Title to Assets; Outstanding Rights) hereunder; provided further that if a claim is asserted by Heartland for a breach of the covenant contained in Section 4.7, the parties agree that the Damages arising therefrom shall be equal to the product of (a) the difference between $9.5 million (as reduced in connection with any sale of the Dayton Market as provided in Section 5.11) minus the actual net operating losses of Seller to which Acquisition will succeed on the Closing Date multiplied by (b) thirty-five percent (35%); provided further that if a claim is asserted by Heartland relative to a Schedule Breach arising from an Adverse Subscriber Disclosure or Adverse Channel Disclosure, the parties agree that Heartland shall be entitled to indemnification from Escrow Shares for the amount of the Subscriber Damages or Channel Damages, as applicable, as further provided in Section 5.14. The provisions of this Section 9.2 shall constitute the sole and exclusive remedy of Heartland for any breach of the representations, warranties, covenants and agreements of Seller or Technivision hereunder.

     9.3 LIMITATION ON CLAIMS OF HEARTLAND. Notwithstanding anything in Section
9.2 hereof to the contrary, Heartland shall not have any claim against Seller pursuant to Section 9.2 hereof to the extent that Heartland receives payment with regard to such claim from any third party provided that Heartland need not pursue or exhaust remedies, if any, against such third party. If, at any time after Seller has made an indemnifying payment to Heartland with respect to a claim hereunder, Heartland receives (or has a right to receive) payment with respect to such claim from a third party, Heartland will promptly refund Seller the aggregate amount of such third party payments or will assign to Seller the rights of Heartland to receive such third party payment (provided, however, that Seller shall not be entitled to receive from Heartland, whether by way of payment from Heartland or by way of collection pursuant to rights assigned by Heartland, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Seller to Heartland with respect to such claim).

     9.4 INDEMNIFICATION BY HEARTLAND. Heartland shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller for, any and all Damages incurred by it by reason of or arising out of or in connection with:

          (A) any breach of any representation or warranty of Heartland contained or referred to herein, or in any certificate, or other instrument executed by it in connection with this Agreement;

          (B) any Assumed Obligations; or

          (C) any failure by purchasers to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement.

     9.5 LIMITATION ON CLAIMS OF SELLER. Notwithstanding anything in Section 9.4 hereof to the contrary, Seller shall not have any claim against Heartland pursuant to Section 9.4 hereof to the extent that Seller receives payment with regard to such claim from any third party provided that Seller need not pursue or exhaust remedies, if any, against such third party. If, at any time after Heartland has made an indemnifying

         1663

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payment to Seller with respect to a claim hereunder, Seller receives (or has a right to receive) payment with respect to such claim from a third party, Seller will promptly refund Heartland the aggregate amount of such third party payments or will assign to Heartland the rights of Seller to receive such third party payment (provided, however, that Heartland shall not be entitled to receive from Seller, whether by way of payment from Seller or by way of collection pursuant to rights assigned by Seller, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Heartland to Seller with respect to such claim).

     9.6 NOTICE OF CLAIMS. In the event Seller shall seek indemnification hereunder, Seller shall give to Heartland a notice (a "Seller Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Seller Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. In the event Heartland shall seek indemnification hereunder, Heartland shall comply with the indemnification claim procedure set forth in the Exchange Agreement.

     9.7 THIRD PARTY CLAIMS. In the event of any third party claim, deficiency or demand asserted or any action commenced or notice given of any audit, administrative or other proceeding against Seller (a "Seller Claim"), as to which indemnification may be sought from Heartland, as applicable, Seller shall promptly deliver a Seller Claim Notice to Heartland; provided, however, that the failure by Seller to give such prompt notice shall not release Heartland of its indemnification obligations hereunder, except to the extent such failure materially prejudices Heartland. Heartland shall have the right to defend and direct the defense against any such Seller Claim, in its name or in the name of Seller, as the case may be, at the expense of Heartland and with counsel selected by Heartland and reasonably satisfactory to Seller unless (i) such Seller Claim seeks an order, injunction or other equitable relief against Seller, or (ii) Seller shall have reasonably concluded that (x) there is a conflict of interest between the Seller and Heartland in the conduct of the defense of such Seller Claim or (y) Seller has one or more defenses not available to Heartland. Seller shall have the right to participate in the defense of any Seller Claim with counsel employed at its own expense; provided, however, that in the case of any Seller Claim described in clause (i) or (ii) of the preceding sentence or as to which Heartland has not in fact employed counsel to assume the defense of such Seller Claim within fifteen (15) days after receipt of such Seller Claim Notice that Heartland is required, pursuant to this
Article 9 to indemnify Seller for the full amount of such Seller Claim, the reasonable fees and disbursements of such counsel shall be at the expense of Heartland. In any case, Heartland may not settle or compromise any such Seller Claim without the prior written consent of Seller, which in the case of a settlement solely involving monetary damages shall not be unreasonably withheld. In the event of any third party claim, deficiency or demand asserted or any action commenced or notice given of any audit, administrative or other proceeding against Heartland as to which indemnification may be sought from Seller, Heartland shall proceed in accordance with the claims procedures set forth in the Exchange Agreement.

ARTICLE 10. TERMINATION.

     10.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Closing Date, before or after the respective meetings of the stockholders of Seller and Heartland, by the mutual consent of the parties.

     10.2 TERMINATION BY SELLER. This Agreement may be terminated by Seller (a) if the Closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein, (b) at any time on or prior to December 29, 1995 upon written notice to Heartland upon the failure of the Closing conditions set forth in Sections 6.4, 6.6, or 6.7, or (c) upon the failure of the Closing condition set forth in
Section 6.5.

     10.3 TERMINATION BY HEARTLAND. This Agreement may be terminated by Heartland if the Closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before February 29, 1996 or the date specified therein, or (b) at any time on or prior to December 29, 1995 upon written notice to Seller (i) in accordance with Section 5.10(b) or (ii) upon the failure of the Closing conditions set forth in

         1664

Sections 6.4, 6.6, 6.7 or 7.7, (c) in accordance with Section 5.14(b), or (d) upon the failure of the Closing condition set forth in Section 6.5; provided that Heartland shall not have the right to terminate this Agreement arising from a breach of the covenant set forth in Section 4.7, the Damages from which shall be calculated in accordance with Section 9.2 and administered pursuant to the terms of the Exchange Agreement.

     10.4 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided herein, this Agreement shall become wholly void and have no further force and effect except as hereinafter provided; there shall be no continuing obligations on the part of Heartland, Acquisition, Technivision or Seller (or their respective officers or directors) except to comply with the provisions of the Confidentiality Agreement; Section 12.2 (Fees and Expenses) and except as otherwise provided herein. Nothing contained herein shall relieve any party from liability for its breach of this Agreement; provided that the parties hereby agree that upon a termination (a) by Seller or Heartland pursuant to Sections 10.2(b) or 10.3(b), as applicable, neither party shall have any liability to the other under this Agreement, (b) by Seller or Heartland pursuant to Sections 10.2(c) or 10.3(d), as applicable, Seller shall pay to Heartland Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), which the parties agree is a reasonable estimate of the expenses to be incurred by Heartland hereunder.

ARTICLE 11. DEFINITIONS.

     11.1 DEFINITIONS. The terms used in this Agreement have the respective meanings specified or referred to in this Article 11:

          "ACQUISITION CONSIDERATION" shall have the meaning set forth in
     Section 1.2

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section
     4.4.

          "ACQUISITION SHARES" shall have the meaning set forth in Section 1.2.

          "ACT" means The Communication Act of 1934, as amended.

          "ADDISON GROUP" shall have the meaning set forth in Section 5.1.

          "ADDITIONAL DAYTON CONSIDERATION" means the aggregate number of Bona Fide Subscribers on the date that the Dayton Market is sold, if at all, in accordance with Section 5.11, in excess of 3,050, multiplied by $1,200; provided that in no event shall the Additional Dayton Consideration exceed $3,500,000.

          "ADDITIONAL SUBSCRIBER CONSIDERATION" means the lesser of (i) $1,200 multiplied by each Additional Subscriber; and (ii) an amount equal to $3,500,000 minus the Additional Dayton Consideration (if the Dayton Market is sold prior to Closing).

          "ADDITIONAL SUBSCRIBERS" means the aggregate number of Bona Fide Subscribers on the fifth (5th) business day prior to the Closing Date equal to the sum of (i) the number of Bona Fide Subscribers being served by the Corpus Christi, Texas Market in excess of 15,300 and (ii) the number of Bona Fide Subscribers being served by the Dayton Market in excess of 3,050; provided that, if the Dayton Market is sold prior to Closing, then any Additional Subscribers attributable to the Dayton Market shall be excluded from the calculation of the Additional Subscriber Consideration.

          "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

          "AGREEMENT" shall mean this Asset Purchase Agreement, as amended, if at all.

          "APPLICATION" means a pending application by Seller, Technivision, or any Institution or other Parties to the FCC for a License related to the Markets.

          "ASSETS" shall have the meaning set forth in Section 1.1.

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          "ASSUMPTION AGREEMENT" shall mean an executed Assumption Agreement in the form of Exhibit 1.2 hereto.

          "ASSUMED LIABILITIES" means (i) Permitted GAAP Liabilities, (ii) the obligations of Seller under the Contracts and Licenses arising from and attributable to periods occurring after the Closing Date, (iii) counterclaims arising from Causes of Action (to the extent and any to the extent that the amount of such counterclaim does not exceed the amount being asserted in the Cause of Action), (iv) ad valorem or similar Taxes to be prorated pursuant to Section 1.4 and (v) all liabilities and obligations arising from the operation of the Business for periods commencing after the Closing.

          "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to Seller or Technivision, as applicable, by a Governmental Body which is used, useable or held for use in or in conjunction with or otherwise associated with any of the Markets and the provision thereon of wireless cable services in and around any Market, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedule 2.9.

          "BENEFIT PLAN" shall have the meaning set forth in Section 2.19.

          "BILL OF SALE" shall mean a Bill of Sale in the form of Exhibit
     7.3(a).

          "BONA FIDE SUBSCRIBERS" means a customer or subscriber receiving and paying for regular monthly basic wireless cable television services in a Market who has paid for at least one (1) full month of basic service in full without discount, whose service rates are not less than the rates generally charged when that subscriber became a subscriber and whose account receivable for such service does not include any balance due for services provided more than sixty (60) days before the date of determination.

          "BUSINESS" means the business of transmitting programming to subscribers in the Markets through the use of MMDS, MDS or ITFS licenses as conducted by Seller or Technivision on the date hereof.

          "CAUSES OF ACTION" means all causes of action, lawsuits, litigation files, demands, judgments, and claims of any nature available to or being pursued by Seller or Technivision with respect or relating to the Business or the ownership, use, function, or value of any Asset, whether arising by way of counterclaim or otherwise.

          "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service.

          "CHANNEL LEASE" means an agreement pursuant to which authority under an Authorization has been leased to the Seller or Technivision, as applicable, in the Markets.

          "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.6.

          "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.6.

          "CLOSING PLACE" means the offices where the Closing shall take place on the Closing Date as provided for in Section 1.6.

          "CLOSING SHARE PRICE" shall mean with respect to Heartland Shares the average of the closing prices of such stock as reported on the NASDAQ NMS for the twenty (20) trading days ending on the fifth (5th) business day prior to the Closing Date. In the event that the Heartland Shares do not trade on any date within such twenty-day period, then the closing price for such date shall be deemed to be the closing price for the day preceding such date on which such trading took place for purposes of determining the Closing Share Price.

          "CLOSING TIME" means the time on the Closing Date that the Closing shall take place as provided for in Section 1.6.

          "CODE" means the Internal Revenue Code of 1986, as amended.

         1666

          "COMPETING BUSINESS" shall have the meaning set forth in Section 5.12.

          "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
     Section 5.3.

          "CONSENT" means any and all consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary or desirable for the Business to be conducted or the Assets to be used or available for use in the conduct of the Business after the Closing Date substantially in the manner as before the Closing Date.

          "CONSENT ESCROW" shall have the meaning set forth in Section 1.3(b).

          "CONSENT PERIOD" shall have the meaning set forth in Section 1.3(b).

          "CONSENT SHARES" shall have the meaning set forth in Section 1.3(b).

          "CONTRACTS" means all Channel Leases, Site Leases, Site Options, leasehold interests in and to ITFS lease agreements, subscriber contracts, programming agreements, tower and equipment leases, management agreements, joint venture agreements, notes, guaranties, covenants not to compete, employment agreements, consulting agreements, permits, participation agreements, policies, purchase and sale orders, quotations and other executed or executory commitments understandings and instruments with respect to the Business to which Seller or Technivision is a party, or of which Seller or Technivision is to receive the benefit or by which any of the Assets of Seller or Technivision is bound relating to the Markets or Business, whether written or oral and whether originally entered into by Seller or Technivision or another party.

          "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

          "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

          "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

          "CREDITORS" shall have the meaning set forth in Section 5.1.

          "CUSTOMER DATA" means all of the customer lists, records, databases, lists of potential customers, sales and service records, telephone numbers and other customer data (including credit data) of Seller or Technivision relating to the Business.

          "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

          "DAYTON MARKET" shall have the meaning set forth in Section 5.11.

          "DAYTON PROCEEDS" shall have the meaning set forth in Section 5.11.

          "DISSENTERS' PAYMENTS" shall have the meaning set forth in Section 1.3(h).

          "DISTRIBUTABLE SHARES" shall have the meaning set forth in Section 1.3(c).

          "DISTRIBUTION RECORD DATE" shall have the meaning set forth in Section 1.3(c).

          "DOCUMENTS" means, with respect to the Business or the Assets, all applications, engineering or market or other studies, reports, and analysis or memoranda, or records and other documents or data related to the Business or the Assets which are in the possession or under the control of Seller or Technivision whether or not any such document is reproduced or maintained on paper or stored or retained in or on audio or video tapes or computer hardware disks or by other electronic, magnetic or other means or methods.

         1667

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          "DUE DILIGENCE NOTICE" shall have the meaning set forth in Section
     7.7.

          "EFFECTIVE DATE" shall mean the time and date that the Registration Statement is declared effective by the SEC.

          "ENGAGE" shall have the meaning set forth in Section 5.12.

          "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off the Site, whether yet discovered, which could or does result in Damages, including any condition resulting from the operations of Seller or Technivision.

          "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all Legal Requirements of courts and other Governmental Bodies pertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro-magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to Seller, Technivision or any Assets.

          "EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, amplifiers, waveguides, combiners and related items, subscriber receive equipment, all other equipment associated with receiving and distributing signals at the head-end site and all other antenna and all electronic equipment, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, and all other tangible personal property and goods owned by Seller or Technivision and used or held for use in the Business.

          "ESCROW" shall have the meaning set forth in Section 1.3(b).

          "ESCROW PERIOD" shall have the meaning set forth in Section 1.3(b).

          "ESCROW SHARES" shall have the meaning set forth in Section 1.3(b).

          "ESTOPPEL CERTIFICATES" shall have the meaning set forth in Section
     4.3.

          "EXCESS CONSENTS" shall mean the Primary Consents and Secondary Consents.

          "EXCESS DAYTON PROCEEDS" shall have the meaning set forth in Section 5.11.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "EXCHANGE AGENT" shall have the meaning set forth in Section 1.3(a).

          "EXCHANGE AGREEMENT" shall mean an executed Exchange Agreement in the form of Exhibit 1.3(a) hereto.

          "EXCHANGE FUND" shall have the meaning set forth in Section 1.3(a).

          "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.1.

          "EXCLUDED GAAP LIABILITIES" shall mean any GAAP Liabilities of Seller on the Closing Date other than Permitted GAAP Liabilities.

         1668

          "EXCLUDED LIABILITIES" shall mean any Liabilities of Seller other than the Assumed Liabilities.

          "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

          "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

          "FACILITIES" means, with respect to the Business or the Assets, all of the plants, offices, broadcast towers, antenna towers, head-ends, studios, control centers, leasehold improvements, and other real property interests and related facilities which are either owned by the Seller or Technivision, as applicable, or leased by or the use of which are leased by Seller or Technivision, as applicable.

          "FCC" means the Federal Communications Commission.

          "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

          "FCC LICENSEE" shall mean a person who holds a License authorized by the FCC.

          "FCC PERMIT" shall mean a permit issued by the FCC to any Party to construct a facility to transmit signals over one or more ITFS, MDS or MMDS Channels.

          "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

          "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

          "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
     2.5.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are (a) consistent with the principles promulgated and adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          "GAAP LIABILITIES" means Liabilities on the Closing Date that would be properly reportable on a balance sheet for Seller as of the Closing Date prepared in accordance with GAAP.

          "GOVERNMENTAL BODY" means any federal, state, local, municipal, foreign or other government.

          "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Body.

          "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. sec. 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Body; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

         1669

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          "HEARTLAND" shall have the meaning set forth in the Recitals.

          "HEARTLAND APPROVAL NOTICE" shall have the meaning set forth in
     Section 6.4.

          "HEARTLAND SEC FILINGS" shall have the meaning set forth in Section
     3.7.

          "HEARTLAND SHARES" shall mean shares of common stock, $.001 par value per share, of Heartland.

          "HSR ACT" shall have the meaning set forth in Section 5.8.

          "INITIAL SHARES" shall have the meaning set forth in Section 1.3(b).

          "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into a Channel Lease with Seller, or any of it Affiliates.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, service marks, tradenames, copyrights, licenses, formulas, computer software, advertising, technology, advertising slogans, advertising techniques, operating procedures, know-how, data and other intellectual property rights of Seller or any Affiliate of Seller which are used or held for use in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "ITFS" means Instructional Television Fixed Service.

          "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if such individual is aware or should reasonably be aware, after due inquiry, of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a director or executive officer of such Person has "knowledge" of such fact or other matter; and (c) with respect to warranties made by Seller or Technivision, as applicable, that Seller or Technivision, as applicable, based upon a reasonable investigation, believes the warranty is true.

          "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline.

          "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

          "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals necessary or required to transmit commercial programming, educational programming or any other use currently authorized by law, including, without limitation, all rights, title and interest in and to all MDS and MMDS commercial channel licenses associated with the Markets.

          "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, or encumbrance of any kind.

          "LIQUIDATED SHARES" shall have the meaning set forth in Section
     1.3(c).

          "MARKETS" shall collectively refer to the metropolitan areas of Corpus Christi, Texas, El Paso, Texas and Dayton, Ohio and "MARKET" shall refer to one of such markets as the context of the provision shall note.

          "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in, or is reasonably likely to result in, a material adverse change in the business, operations, assets, properties or prospects of the specified entity, or would affect, in any material respect, such entity's ability to perform its obligations under this Agreement.

          "MAXIMUM TERMINATION PRICE" shall mean $40.00 per share.

         1670

          "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

          "MINIMUM CONSENTS" shall mean (a) with respect to the Dayton Market and Corpus Christi Market, Consents for the transfer to Heartland of the rights of Seller (i) broadcast or head-end facilities in each Market and
     (ii) 23 Channels in each Market, and (b) with respect to the El Paso Market, Consents for the transfer to Heartland of the rights of Seller in
     (i) the broadcast or head-end facilities in such Market and (ii) 20 Channels in such Market.

          "MINIMUM TERMINATION PRICE" shall mean $16.00 per share.

          "MMDS" means the Multichannel Multipoint Distribution Service.

          "NASDAQ-NMS" shall mean the Nasdaq Stock Market's National Market.

          "OPERATIVE DOCUMENTS" shall mean this Agreement, the Assumption Agreement, the Bill of Sale, the Exchange Agreement, the Three Sixty Liquidation Plan and all other agreements, instruments, documents and certificates executed and delivered by or on behalf of the parties hereto at or prior to the Closing pursuant to this Agreement.

          "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          "PARTIES" shall mean all parties to Contracts other than Seller or Technivision from which Consents are required.

          "PERMITTED ENCUMBRANCES" means deposits under Workmen's Compensation, Unemployment Insurance or Social Security laws, or to secure statutory obligations or surety or other similar bonds; government charges or other governmental levies which are not yet due and payable, or being contested in good faith by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; statutory liens imposed by law incurred in the ordinary course of business or obligations not yet due to carriers, warehousemen, laborers or materialmen; easements and restrictions of record relative to the Real Property that do not affect title thereto or interfere with or prohibit the current use of such Real Property by Seller or Technivision; liens or encumbrances arising from any Assumed Liabilities; and the interest or title of any lessor in property pursuant to a lease of that property.

          "PERMITTED GAAP LIABILITIES" means GAAP Liabilities as of the Closing Date, to the extent and only to the extent such GAAP Liabilities, in the aggregate, do not exceed $5.0 million.

          "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Body.

          "PHILIPS" shall have the meaning set forth in Section 5.1.

          "PREPAID SUBSCRIBER FEES" means all amounts received by Seller or Technivision from customers or subscribers in the Markets (whether held as cash, cash equivalents or otherwise) for periods of service from and after the Closing Date.

          "PRIMARY CONSENT" shall mean a Consent to the transfer of the rights of Seller to Heartland in the first four Channels in a Market in excess of Channels subject to Minimum Consents in the Market.

          "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

          "PROXY STATEMENT" shall have the meaning set forth in Section 1.3(c).

          "REAL PROPERTY" shall mean include tower locations and related real property rights.

          "RECAPITALIZATION" shall have the meaning set forth in Section 5.15.

          "REORGANIZATION" shall have the meaning set forth in the Recitals.

         1671

A

          "REGISTRATION STATEMENT" shall have the meaning set forth in Section 5.2.

          "REQUIRED CONSENTS" shall have the meaning set forth in Section 5.13.

          "ROLL-UP RULES" shall have the meaning set forth in Section 4.1(j).

          "RULE 145 AFFILIATE" shall have the meaning set forth in Section 5.4.

          "SEC" means the Securities and Exchange Commission.

          "SECONDARY CONSENT" shall mean a Consent to the transfer of the rights of Seller to Heartland in up to three Channels in a Market in excess of Channels subject to Minimum Consents and Primary Consents in a Market.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLER" shall have the meaning set forth in the Recitals.

          "SELLER CLAIM" shall have the meaning set forth in Section 9.7.

          "SELLER CLAIM NOTICE" shall have the meaning set forth in Section 9.6.

          "SELLER'S APPROVAL NOTICE" shall have the meaning set forth in Section 6.5.

          "SELLER'S REPRESENTATIVES" shall have the meaning set forth in Section 4.4.

          "SITE" means a wireless cable television site with respect to which Seller or Technivision is operating the Business or any part thereof and transmitting programming to subscribers in connection therewith.

          "SITE LEASE" shall mean a Contract for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

          "SITE OPTION" shall mean an option or right to obtain a Site Lease.

          "STIPULATED CONSENT AMOUNT" shall mean with respect to any Primary Consent, $225,000 per Channel subject to a Primary Consent, and with respect to any Secondary Consent, $100,000, per Channel subject to a Secondary Consent.

          "TAXES" shall mean any federal, state, local or foreign income, sales, excise, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interests and penalties) imposed by any Legal Requirement.

          "TECHNIVISION" shall have the meaning set forth in the Recitals.

          "THREE SIXTY COMMON STOCK" shall mean all of the issued and outstanding shares of common stock, no par value, of Seller.

          "THREE SIXTY LIQUIDATION PLAN" shall have the meaning set forth in
     Section 1.3(c).

          "THREE SIXTY STOCKHOLDERS" shall mean the holders of the Three Sixty Common Stock.

          "TRUST" shall have the meaning set forth in Section 5.1.

     11.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

         1672

ARTICLE 12. GENERAL PROVISIONS AND OTHER AGREEMENTS

     12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex, telecopy (receipt confirmed) or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

     (A) If to Heartland:

         Heartland Wireless Communications, Inc.
         903 N. Bowser, Suite 140
         Richardson, Texas 75081
         Attention: John R. Bailey
         Telecopy: (214) 479-1023

         with a copy to:

         Arter, Hadden, Johnson & Bromberg
         1717 Main Street, Suite 4100
         Dallas, Texas 75201
         Attention: Victor B. Zanetti, Esq.
         Telecopy: (214) 741-7139

     (B) If to Seller:

         Technivision, Inc.
         c/o Nowalk & Associates
         Constitution Center
         880 Route 130 North
         Cranbury, New Jersey 08512
         Attention: Mr. Richard Nowalk
         Telecopy: (609) 655-5271

         with a copy to:

         Young Dimero & Sayovitz
         414 Eagle Rock Avenue
         West Orange, New Jersey 07052
          Attention: Bob Greenwood, Esq.
         Telecopy: (201) 669-8149

     12.2 FEES AND EXPENSES. Except as otherwise expressly set forth herein, each of the parties hereto shall pay their own costs, fees and expenses, including, but not limited to, costs and expenses associated with legal counsel, accountants and other advisers. Seller shall be solely responsible for any costs
(i) for any broker fee payable to Gerard Klauer Mattison & Co., Inc. (or any other party engaged by Seller) and (ii) associated with securing necessary consents or approvals for the assignment of the Assets to Heartland. Seller shall have the right to designate all such fees and expenses, including fees and disbursements of counsel and other advisors, as Permitted GAAP Liabilities to be paid by Heartland at the Closing.

     12.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

     12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         1673

A

     12.5 MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) is not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof, except for rights that may expressly arise as a consequence of the Transaction;
(c) may not be assigned by operation of law or otherwise; (d) has been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto; (e) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Delaware without regard to conflict of law provisions; and (f) shall be binding upon and inure to the benefit of each party's successors and assigns.

     [The remainder of this page has intentionally been left blank]

         1674

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officer.

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:    /s/  JOHN R. BAILEY
                                            Name:  John R. Bailey
                                            Title:

                                            TECHNIVISION, INC.

                                            By:    /s/  ROBERT BILODEAU
                                            Name:  Robert Bilodeau
                                            Title: President

                                            THREE SIXTY CORP.

                                            By:    /s/  ROBERT BILODEAU
                                            Name:  Robert Bilodeau
                                            Title: President

         1675

B
                                                                      APPENDIX B

                         TSC INDEMNITY ESCROW AGREEMENT
         1676

B

                                ESCROW AGREEMENT
                     [To be attached to Exchange Agreement]

     THIS ESCROW AGREEMENT (the "Agreement") is made as of                , 1996
by and among THREE SIXTY CORPORATION, a New Jersey corporation ("TSC"), HEARTLAND WIRELESS COMMUNICATIONS, INC., a Delaware corporation ("Heartland"), and HARRIS TRUST COMPANY OF NEW YORK (the "Escrow Agent"). Capitalized terms used but not defined herein shall have the meanings given to them in that certain Amended and Restated Asset Purchase Agreement (the "Purchase Agreement"), dated as of October 19, 1995, among Heartland, TSC and Technivision, Inc., a Texas corporation ("Technivision").

                                   RECITALS:

     WHEREAS, TSC, Technivision and Heartland have entered into the Purchase Agreement in order to provide for the sale by TSC to Heartland of substantially all of the assets and certain of the liabilities formerly held by Technivision (subsequently merged with and into TSC), as set forth in the Purchase Agreement (the "Purchase"); and

     WHEREAS, the Closing of the Purchase is taking place as of the date hereof; and

     WHEREAS, Heartland has relied upon the representations, warranties and covenants of TSC and Technivision provided in the Purchase Agreement and in schedules, certificates and other documents delivered pursuant to the Purchase Agreement; and

     WHEREAS, pursuant to Article 9 of the Purchase Agreement, TSC has agreed to indemnify and hold Heartland harmless from and against certain losses, obligations, liabilities and damages, as further provided therein and, in connection therewith, the parties to the Purchase Agreement have agreed, pursuant to Section 1.3(b) thereof, to establish an escrow for the purpose of satisfying such indemnification obligations (the "Indemnity Escrow"); and

     WHEREAS, pursuant to Section 5.13 of the Purchase Agreement, TSC and Technivision have agreed to deliver to Heartland the Excess Consents and, in connection with such agreement, the parties to the Purchase Agreement have agreed, pursuant to Section 1.3(b) thereof, to establish an escrow for the purpose of ensuring the obtaining of such consents (the "Consent Escrow");

     NOW, THEREFORE, to induce Heartland to proceed with the Closing of the Purchase, and in consideration of such Closing and in further consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

         ARTICLE 1. TSC AS REPRESENTATIVE; APPOINTMENT OF ESCROW AGENT

1.1 TSC AS REPRESENTATIVE OF THREE SIXTY STOCKHOLDERS.

     TSC shall act as the representative of the persons entitled to receive (subject to the terms hereof and the Purchase Agreement) the Escrow Shares and the Consent Shares, in accordance with this Escrow Agreement. No bond shall be required of TSC, and TSC shall not receive compensation for services hereunder. The Escrow Agent is hereby relieved from any liability for any acts done by it in accordance with any resolution, action, decision, consent or instruction of TSC.

1.2 APPOINTMENT OF ESCROW AGENT; EXCHANGE VALUE.

     (A) Heartland and TSC hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as the agent of such parties in performing the duties of the Escrow Agent provided herein. As compensation for Escrow Agent's services hereunder, Escrow Agent shall receive compensation of $1,500 payable within ten
(10) days from the date hereof, $1,000 upon the last to occur of the termination of the Consent Escrow and

         1677

the Indemnity Escrow, and the reimbursement of all other Administrative Costs (as such term is defined in Section 4.2).

     (B) For purposes of this Agreement, each Heartland Share constituting
Escrow Shares or Consent Shares shall have a value equal to $          (the
"Exchange Value") and such valuation shall apply throughout the duration of this Agreement.

                          ARTICLE 2. INDEMNITY ESCROW

2.1 INDEMNITY ESCROW.

     (A) On the date hereof, Heartland shall cause to be deposited with the Escrow Agent the Escrow Shares, such deposit, together with any dividends or other distributions paid thereon properly allocable to the Escrow Shares in accordance with the Purchase Agreement, to constitute an escrow fund (the "Indemnity Fund") to be governed by the terms set forth herein. Upon full compliance with all of the terms hereof, Heartland shall be entitled to receive payment from the Indemnity Fund for all claims ("Claims") for which Heartland is entitled to indemnification under Article 9 of the Purchase Agreement.

     (B) The Escrow Agent shall hold, safeguard and dispose of the Indemnity Fund in accordance with the terms hereof, and shall treat such fund as a trust fund in accordance with the terms hereof and not as the property of TSC, the Three Sixty Stockholders or Heartland.

     (C) The Indemnity Fund created hereby shall remain in existence until the date all of the Escrow Shares and other assets in the Indemnity Fund have been distributed in accordance herewith (such period being referred to herein as the "Indemnity Period").

2.2 CLAIM SUBMISSION PERIOD. In order to assert a Claim against the Indemnity Fund, Heartland shall deliver (in accordance with Section 5.1 below) to TSC and the Escrow Agent within eighteen (18) months from the date hereof (as such period may be extended for certain Third Party Claims pursuant to Section 2.3(b) below, the "Claim Submission Period"), a certificate signed by an executive officer of Heartland ("Officer's Certificate"):

          (I) stating that Heartland has paid, suffered or properly accrued, or Heartland in good faith reasonably anticipates that Heartland will have to pay, suffer or accrue, Damages in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith) ; and further stating that Heartland is entitled to indemnification out of the Indemnity Fund pursuant to this Agreement and the Purchase Agreement; and

          (II) specifying in reasonable detail (A) the individual items of Damages included in the amount so stated, (B) the date each such item was paid or properly accrued or the basis for such anticipated liability, and
     (C) the nature of the liability, misrepresentation, breach of warranty or covenant or other matter to which such items is related.

Upon the Escrow Agent's and TSC's receipt of the Officer's Certificate, such Claim shall be administered by the Escrow Agent pursuant to Section 2.4 below.

2.3 THIRD PARTY CLAIMS.

     (A) Within 15 days after receipt by Heartland of notice ("Third Party Claim Notice") of any Claim by a third party ("Third Party Claim"), Heartland shall deliver to TSC written notice thereof; provided that the omission to so notify TSC will not affect Heartland's right of recourse to the Indemnity Fund hereunder so long as TSC is not prejudiced thereby. TSC shall have the right to defend and direct the defense against any such Third Party Claim, at the expense of TSC and with counsel selected by TSC and reasonably satisfactory to Heartland unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against Heartland, or (ii) Heartland shall have reasonably concluded that
(x) there is a conflict of interest between TSC and Heartland in the conduct of the defense of such Third Party Claim or (y) Heartland has one or more defenses not available to TSC. Heartland shall have the right to participate in the defense of any Third Party

         1678

B

Claim with counsel employed at its own expense; provided, however, that in the case of any Third Party Claim described in clause (i) or (ii) of the preceding sentence or as to which TSC has not in fact employed counsel to assume the defense of such Third Party Claim within fifteen (15) days after receipt of such Third Party Claim Notice that TSC is required, pursuant to Article 9 of the Purchase Agreement, to indemnify Heartland, the reasonable fees and disbursements of such counsel shall be at the expense of TSC. In any case, TSC may not settle or compromise any such Third Party Claim without the prior written consent of Heartland, which in the case of a settlement solely involving monetary damages shall not be unreasonably withheld.

     (B) If Heartland has delivered to TSC and Escrow Agent a Third Party Claim Notice within eighteen (18) months from the date of this Agreement and the Claim that is the subject of such notice has not been resolved within such 18-month period, then the Claim Submission Period with respect to each such Third Party Claim shall be extended until the final resolution of such Claim.

2.4 ADMINISTRATION OF CLAIMS.

     (A) ACCEPTED AND REJECTED CLAIMS. TSC shall have a period of ten (10) business days from its receipt of an Officer's Certificate ("Rejection Period") to review the Officer's Certificate and deliver to Heartland and Escrow Agent written notice of its rejection of all or a portion of the Claim referenced therein ("Rejection Notice"). During the Rejection Period, Heartland shall, upon written request from TSC, make available or provide any records reasonably requested by TSC relevant to such Claim, and such Rejection Period shall be tolled until five business days following the receipt by TSC of such records. If no Rejection Notice is received by Heartland and Escrow Agent within the Rejection Period, then such Claim shall become an "Accepted Claim."

     (B) ADMINISTRATION OF REJECTED CLAIMS. For any Claim which is the subject of a Rejection Notice (a "Rejected Claim"), TSC and Heartland shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If TSC and Heartland so agree, a memorandum setting forth such agreement shall be prepared and signed by Heartland and TSC and shall be furnished to the Escrow Agent and such Rejected Claim shall become an "Accepted Claim."

     (C) RESOLUTION OF DISPUTES. If no such agreement between TSC and Heartland can be reached with respect to a Rejected Claim after good faith negotiation within thirty (30) days of Heartland's receipt of a Rejection Notice, Heartland and TSC shall mutually select an independent third party (the "Designated Party") whose determination of the Rejected Claim and the amount of Damage (if any) associated therewith shall be final, nonappealable and binding. The Designated Party shall be a person knowledgeable regarding the wireless cable television business and the value of related assets, and shall be generally knowledgeable with regard to business and financial matters. In the event Heartland and TSC fail to agree upon the Designated Party within forty (40) days after Heartland's receipt of a Rejection Notice, the Designated Party shall be
the managing partner of the                offices of an independent "Big Six"
accounting firm other than KPMG Peat Marwick, L.L.P., as selected jointly by TSC and Heartland, and in the absence of said joint election, as selected by the
managing partner of the                office of KPMG Peat Marwick, L.L.P. or
his designee. Upon the determination of the Designated Party in accordance herewith with respect to a Rejected Claim, the determination of the value of such Claim, if any, by the Designated Party shall become an "Accepted Claim." All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

     (D) PAYMENT OF CLAIMS. Subject to Section 9.2 of the Purchase Agreement, once a Claim has become an Accepted Claim in accordance with the terms of this Agreement, the Escrow Agent shall, within five (5) business days of the written request of Heartland, deliver to Heartland Escrow Shares having an aggregate Exchange Value equal to the amount of the Claim for which Heartland is entitled to indemnification, rounded down to the nearest whole share.

         1679

                           ARTICLE 3. CONSENT ESCROW

3.1 CONSENT ESCROW.

     (A) On the date hereof, Heartland shall cause to be deposited with the Escrow Agent the Consent Shares, such deposit, together with any dividends or other distributions paid thereon properly allocable to the Consent Shares in accordance with the Purchase Agreement, to constitute an escrow fund (the "Consent Fund") to be governed by the terms set forth herein. Upon compliance with the terms hereof, TSC shall be entitled to receive disbursement of the Consent Shares from the Consent Fund for disbursement to the Three Sixty Stockholders.

     (B) The Escrow Agent shall hold, safeguard and dispose of the Consent Fund in accordance with the terms hereof, and shall treat such fund as a trust fund in accordance with the terms hereof and not as the property of TSC, the Three Sixty Stockholders or Heartland.

     (C) The Consent Escrow created hereby shall remain in existence for six (6) months from the date of this Agreement or earlier termination of the Consent Escrow; provided, however, that TSC shall have the right to extend the Consent Escrow for two additional six-month periods upon written notice to Heartland and the Escrow Agent (such period as it may be extended pursuant to the terms hereof) being referred to herein as the "Consent Period").

3.2 ADMINISTRATION OF CONSENT FUND.

     (A) During the Consent Period, TSC may deliver to the Escrow Agent and Heartland copies of Excess Consents received by it together with written instructions to the Escrow Agent requesting the Escrow Agent to deliver to TSC Consent Shares having an aggregate Exchange Value equal to the Stipulated Consent Amounts specified for the Excess Consent covered thereby (the "Instructions"). If the Escrow Agent receives Contrary Instructions (as defined in subparagraph (c) of this Section 3.2) from Heartland within fifteen (15) calendar days after the receipt of the Instructions by Heartland, the Escrow Agent shall promptly deliver a copy of such Contrary Instructions to TSC and shall take no action with respect to the Consent Fund as to the amount in dispute with respect to such Instructions, but shall continue to hold the affected portion of the Consent Fund until jointly directed by Heartland and TSC or until such dispute is resolved in accordance with Section 3.2(d) below. If the Escrow Agent does not receive Contrary Instructions from Heartland within such fifteen (15) day period or if such Contrary Instructions apply only to a portion of the Excess Consents covered thereby, Consent Shares having an aggregate Exchange Value equal to the sum of the Stipulated Consent Amounts relating to the Consent(s) set forth in the Instructions as to which there is no dispute, rounded to the nearest whole share (with fractional shares equal to or greater than .5 being rounded up), shall be released from the Consent Escrow ("Released Consent Shares") and shall be disbursed in accordance with the Three Sixty Liquidation Plan, as directed in writing by TSC, within five business days thereafter.

     (B) Instructions (i) shall be in writing, addressed to the Escrow Agent, dated currently, and signed on behalf of TSC by officers thereof, (ii) shall refer to this Agreement, (iii) shall identify the Excess Consent as a Primary Consent or Secondary Consent, and (iv) shall be accompanied by a copy of each such Consent (the original of which shall be delivered to Heartland by TSC).

     (C) "Contrary Instructions" shall mean the filing of a notice with the Escrow Agent by Heartland (which Heartland shall concurrently send to TSC) stating that the Instructions delivered by TSC are inaccurate (with a reasonably detailed description setting forth the basis of such inaccuracy) and that all or a portion of the Consent Fund should not be disbursed in connection with such Instructions until the resolution of such dispute in accordance with Section 3.2(d) below.

     (D) In the event that Contrary Instructions are filed with the Escrow Agent by Heartland and Heartland and TSC do not execute mutual instructions to the Escrow Agent regarding the resolution of such dispute within ten business days of Heartland's delivery of Contrary Instructions, then the Designated Party (selected in accordance with Section 2.4(c) hereof) shall determine whether the Instructions and Excess Consent that is the subject thereof are sufficient for purposes of this Agreement and the Purchase Agreement, and the

         1680

B

determination of the Designated Party shall be final, not appealable and binding. All determinations by a Designated Party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

       ARTICLE 4. EXPIRATION OF ESCROWS; COSTS; CERTAIN RESPONSIBILITIES

4.1 EXPIRATION OF ESCROW PERIODS.

     (A) Subject to the provisions of Section 4(d) below regarding the early release of Escrow Shares from the Indemnity Fund, upon resolution of each Claim that is the subject of a properly submitted Officer's Certificate within the Claim Submission Period, any Escrow Shares remaining in the Indemnity Fund and any dividends or distributions paid with respect thereto shall be delivered in accordance with the Three Sixty Liquidation Plan, as directed in writing by TSC. Any fractional shares remaining in the Indemnity Fund shall be repurchased by Heartland for the aggregate Exchange Value for such Escrow Shares and the proceeds thereof shall be distributed on the basis set forth in the preceding sentence.

     (B) Upon the expiration of the Consent Period, the Escrow Agent shall deliver to Heartland any Consent Shares remaining in the Consent Fund after delivery of the Released Consent Shares pursuant to Section 3.2(a) above.

     (C) Following the expiration of the Indemnity Period and the Consent Period and distribution in accordance herewith of the Indemnity Fund and the Consent Fund, the escrows created hereby and this Agreement, other than the provisions of Section 4.6 shall terminate.

     (D) If, upon the date which is one year from the date hereof, Heartland has not submitted Officer's Certificates relating to Claims that, in the aggregate, exceed $500,000, then Escrow Agent shall, within five business days of such date, release from the Indemnity Fund and deliver, in accordance with the Three Sixty Liquidation Plan (as directed in writing by TSC), Escrow Shares having an aggregate Exchange Value of $1.3 million. If, upon the date which is one (1) year from the date hereof, Heartland has submitted Officer's Certificates relating to Claims that, in the aggregate, exceed $500,000, then Escrow Agent shall, within five (5) business days of such date, release from the Indemnity Fund and deliver, in accordance with the Three Sixty Liquidation Plan (as directed in writing by TSC), Escrow Shares having an aggregate Exchange Value equal to the difference between (a) $1.3 million minus (b) a product of .26 multiplied by the aggregate amount of such Claims. If, on the date which is eighteen months from the date hereof, there are any outstanding Rejected Claims or Third Party Claims for which Heartland has delivered Third Party Claim Notices, the Escrow Agent shall release from the Indemnity Fund all Escrow Shares other than Disputed Escrow Shares. As used herein, the term "Disputed Escrow Shares" means Escrow Shares that are the subject of an unresolved Rejected Claim or Third Party Claim Notice on the date which is eighteen months from the date hereof having an aggregate Exchange Value equal to the maximum amount of Damages set forth in such Officer's Certificate or Third Party Claim Notice (or in the absence of a specified amount, an amount agreed to in writing by Heartland and TSC).

4.2 ADMINISTRATIVE COSTS AND INDEMNIFICATION.

     All costs and expenses of administering this Agreement (including, without limitation, fees and expenses of the Escrow Agent and any Designated Party) ("Administrative Costs") shall be borne equally by the Indemnity Fund and Heartland. The Escrow Agent shall from time to time invoice such costs and expenses in accordance with its standard practice and provide copies thereof to TSC and Heartland. Within fifteen (15) business days after Heartland's receipt of an invoice from the Escrow Agent, Heartland shall pay to the Escrow Agent the amount of such invoice for use by the Escrow Agent in paying or reimbursing such costs and expenses and the Escrow Agent shall thereupon deliver to Heartland Escrow Shares having an aggregate Exchange Value equal to 50% of the amount of the related invoice rounded down to the nearest whole share. The Escrow Agent shall be indemnified and saved harmless by TSC and Heartland from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be

         1681

subject by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Funds made by the Escrow Agent pursuant to this Escrow Agreement, unless caused by the gross negligence or willful misconduct of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by TSC and Heartland. This right of indemnification shall survive the termination of this Agreement and/or the resignation or removal of the Escrow Agent.

4.3 VOTING.

     (A) The Escrow Agent shall invest any cash held in either Escrow Fund in an interest-bearing account or money market instruments in accordance with written instructions from TSC. Any interest payable on the funds shall be added to the appropriate Escrow Fund and become a part thereof. The parties acknowledge that the Escrow Agent shall not be liable for any diminution in the Escrow Fund due to losses resulting from investments made pursuant to this Escrow Agreement.

     (B) The Escrow Shares and the Consent Shares shall be issued and held in the name of the Escrow Agent, and the Escrow Agent hereby grants to TSC an irrevocable proxy to vote the Escrow Shares and the Consent Shares. TSC shall have voting rights with respect to the Escrow Shares and the Consent Shares (and on any voting securities added to the respective escrow funds) held by the Escrow Agent so long as such Escrow Shares or Consent Shares or other voting securities are held in the Escrow Fund. The Escrow Agent shall execute and deliver to TSC upon request all such proxies, forms for election or other instruments which it receives as may be required with respect to the Escrow Shares and the Consent Shares in order to give effect to the foregoing.

4.4 TSC'S RESPONSIBILITIES HEREUNDER.

     TSC is vested with the authority, duty and responsibility to represent the interests of the Three Sixty Stockholders in the escrow funds as set forth herein, and TSC agrees to manage and discharge its duties and responsibilities as agent in accordance with the terms hereof. The resolution, action, decision, consent or instruction of TSC shall be final, conclusive and absolutely binding upon each of the Three Sixty Stockholders, and Heartland and the Escrow Agent may rely upon any such resolution, action, decision, consent or instruction of TSC as being the resolution, action, decision, consent or instruction of each and all of the Three Sixty Stockholders.

4.5 ESCROW AGENT'S RIGHTS AND RESPONSIBILITIES.

     To induce the Escrow Agent to act hereunder, it is further agreed that:

          (A) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.

          (B) The Escrow Agent may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions while acting in good faith and exercising reasonable judgment.

          (C) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (D) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (E) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case

         1682

B

     the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (F) The Escrow Agent is authorized to rely on the written instructions of TSC as being the act of all of the Three Sixty Stockholders and the written instructions of the President or any executive officer of Heartland as being the act of Heartland.

          (G) This Agreement sets forth the exclusive duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of the Escrow Agent shall be read into this Agreement.

          (H) The Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

          (I) The Escrow Agent shall be deemed to have fully complied with its obligations hereunder to transfer the Escrow Shares and Consent Shares by delivery to the transfer agent of Heartland (the "Transfer Agent") of the Escrow Shares and Consent Shares, all in form satisfactory to such Transfer Agent, of certificates properly endorsed for transfer with instructions to the Transfer Agent to issue in the name of and deliver to the person to whom such transfer is to be made a certificate or certificates for the required number of shares. Transfer taxes, if any, applicable to such transfer shall be payable by the person whom the Escrow Shares and Consent Shares, as the case may be, are being transferred.

          (J) The Escrow Agent shall be fully protected in acting in accordance with any instructions given to it hereunder and believed by it to have been executed by the proper parties. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and is not charged with any duties or responsibilities in connection with any other document or agreement.

4.6 RECORDS; FINAL ACCOUNTING.

     The Escrow Agent shall maintain a record of all Claims against the Indemnity Fund filed with it pursuant to Sections 2.2 and 2.3, a record of all such Claims which shall become payable claims as provided in Section 2.3 and a record of all payments or distributions from the Indemnity Fund and the Consent Fund. Upon the termination or resignation of the Escrow Agent or termination or expiration of this Agreement, the Escrow Agent shall within ten (10) business days deliver to Heartland and TSC a full and final accounting with regard to the Indemnity Fund and the Consent Fund.

4.7 RESIGNATION OF ESCROW AGENT.

     The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving written notice thereof to Heartland and TSC. Such resignation shall become effective following such written notice upon the earlier of the appointment by Heartland and TSC of a successor Escrow Agent that accepts the appointment and agrees to be bound by the provisions of this Agreement or the expiration of 60 days thereafter. Upon the effectiveness of such resignation, all duties of the Escrow Agent so resigning shall cease, other than the duty to account in accordance with Section 4.6. Heartland and TSC shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor Escrow Agent that has accepted the appointment and agreed to be bound by the provisions of this Agreement, or an agreement executed by Heartland and TSC directing the release or payment of the remaining Escrow Shares or amounts in the Indemnity Fund. In event of such termination, the Escrow Agent shall turn over and deliver to such successor Escrow Agent the Indemnity Fund, the Consent Fund, and any other sums and the records and instruments held by it under this Agreement and render the accounting required by Section 4.6.

         1683

                            ARTICLE 5. MISCELLANEOUS

5.1 NOTICES.

     All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized, overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed by a copy sent by courier or registered or certified mail) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

     To Heartland:

        John R. Bailey
        903 N. Bowser, Suite 104
        Richardson, TX 75081
        Telefax: 214/479-1023

     with a copy to:

        Victor B. Zanetti, Esq.
        Arter, Hadden, Johnson & Bromberg
        1717 Main Street, Suite 4100
        Dallas, TX 75201
        Telefax: 214/741-7139

     To TSC:

        c/o Nowalk & Associates
        Constitution Center
        880 Route 130 North
        Cranbury, New Jersey 08512
        Attn: Mr. Richard Nowalk
        Telefax: (609) 655-5271

     with a copy to:

        Young, Dimero & Sayovitz
        414 Eagle Rock Avenue
        West Orange, New Jersey 07052
        Attn: Bob Greenwood, Esq.
        Telefax: (201) 669-8149

     To the Escrow Agent:

        Harris Trust Company of New York

        --------------------------------

        --------------------------------

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery or by a nationally recognized overnight courier, on the date of such delivery, (b) in the case of mailing, on the date received, and (c) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication.

5.2 SUCCESSORS AND ASSIGNS.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         1684

B

5.3 GOVERNING LAW.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely in Delaware.

5.4 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                            HEARTLAND WIRELESS
                                            COMMUNICATIONS, INC.

                                            By:
                                                --------------------------------
                                            Title:
                                                  ------------------------------

                                            THREE SIXTY CORPORATION

                                            By:
                                                --------------------------------
                                            Title:
                                                  ------------------------------

                                            HARRIS TRUST COMPANY OF NEW YORK

                                            By:
                                                --------------------------------
                                            Title:
                                                  ------------------------------

         1685

C
                                                                      APPENDIX C

                              TSC LIQUIDATION PLAN
         1686

C

                    PLAN OF LIQUIDATION OF THREE SIXTY CORP.

     WHEREAS, the Corporation is about to sell substantially all of its assets in exchange for the stock of Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), in an exchange governed by Sections 354 and 368(a)(1)(C) of the Internal Revenue Code, as amended (the "Code") pursuant to an Agreement among Heartland, Technivision, Inc. and Three Sixty Corp. ("Corporation") dated October 19, 1995 (the "Heartland Agreement") and

     WHEREAS, in accordance with such section of the Code, the Corporation must liquidate as soon as reasonably practical, therefore it is

     RESOLVED, that this Board of Directors hereby adopts the following plan of liquidation of the assets of the Corporation:

          1. The following plan of liquidation is adopted for the assembling and marshaling of the assets of the Corporation, the paying of all known debts and liabilities or the making of adequate provisions of the creditors and debtors of the Corporation, and the distribution of the remaining assets among the shareholders according to their respective rights and interests.

          2. The Heartland Agreement is hereby ratified and approved. The Corporation shall sell substantially all of its assets pursuant to the Heartland Agreement, subject to the assumption by Heartland of certain of its business liabilities.

          3. Ancillary to the Heartland Agreement, the Corporation shall enter into an agreement (the "TSC Exchange Agreement") among Heartland, the Corporation and Harris Trust Company of New York (the "Exchange Agent") for the purpose of effecting the delivery of the Heartland shares to be received by the Corporation pursuant to the Heartland Agreement. The Exchange Agent shall participate in the liquidation and distribution of the assets of the Corporation as described in Section 1.3 of the Heartland Agreement and under the TSC Exchange Agreement.

          4. All liabilities and obligations of the Corporation will be paid or discharged, or adequate provision will be made for any remaining liabilities and obligations of the Corporation including federal and state tax liabilities. Such payments shall be made from the Heartland shares delivered to the Exchange Agent or otherwise from the assets of the Corporation. In particular, obligations to Philips Credit Corp. and the SEC shall be satisfied immediately upon closing of the Heartland Agreement.

          5. The officers of the Corporation are authorized to sell (or to request the Exchange Agent or others to sell with respect to the Heartland shares) any or all corporate assets on the terms and conditions, and for the consideration, that the officers deem reasonable or expedient, and to execute any instruments necessary to transfer title to these assets.

          6. After the provision for, or the payment of, the known debts and liabilities of the Corporation, and the creation of any reserves deemed reasonable by the officers, the officers of the Corporation are authorized and directed to distribute the remaining assets of the Corporation to the shareholders of record of the Corporation on the date of closing of the Heartland Agreement (or such earlier date as the Board may hereafter determine) in the following manner:

             a. with respect to any cash held by the Corporation, by distributing to each shareholder of record an amount of cash equal to the proportion that the shares owned by the shareholder bears to the total issued and outstanding shares of the Corporation;

             b. with respect to assets consisting of shares of stock in any other corporation, by distributing to each shareholder of record the number of shares of any such stock that results from dividing the number of such shares by the number of shares of the Corporation issued and outstanding, the manner of distributing fractional shares to be left to the discretion of the Corporation's officers; such shares of stock to be distributed to include (but not be limited to) potentially, shares of stock of Heartland Communications, Inc., CableMaxx, Inc., Transworld Telecommunications, Inc., Dom's

         1687

        Tele Cable, Inc., and any subsidiary of the Corporation, including Clearview Cable, Inc. and Three Sixty Delaware, Inc.;

             c. with respect to any other assets, by distributing to each shareholder of record an undivided interest in each of the assets equal to the proportion that the shares of the Corporation owned by each shareholder bears to the total issued and outstanding shares of the Corporation; and

             d. at the time that the officers and directors determine that all liabilities of the Corporation have been paid or adequately provided for and there is no further need for a reserve fund, the balance in the reserve fund, if any, shall be distributed as provided above.

     To the extent that the direct distribution to the shareholders of the Corporation of any non-cash assets of the Corporation is impossible or impractical, the officers are hereby authorized to establish such liquidating trust or trusts as they deem necessary or desirable for the prompt effectuation of the plan of liquidation. The Board may, but need not, make one or more interim distributions, provided it is satisfied that any such distribution shall not interfere with the ability of the corporation to pay in full all actual or contingent claims of creditors.

          7. The distribution of the assets shall be made to the shareholders of the Corporation on the following conditions:

             a. that each shareholder properly endorse and surrender the certificate or certificates evidencing that shareholder's ownership of shares of the Corporation;

             b. that the distribution shall be in complete satisfaction of the rights of each shareholder of the Corporation upon distribution and liquidation of assets; and

             c. that this plan of liquidation and distribution be approved by the shareholders.

          8. The officers of the Corporation are authorized and directed to take appropriate measures to obtain the shareholders' approval of the plan of liquidation authorized in these resolutions, including soliciting approval at a shareholders meeting pursuant to a joint proxy statement-prospectus filed as part of a Registration Statement on Form S-4 by Heartland.

          9. The officers of the Corporation are authorized to do whatever acts and to take whatever steps that may be necessary or convenient to effect these resolutions, including, but not limited to, the execution of any instruments required to vest title to the assets of the Corporation in the shareholders (or in any liquidating trust).

          10. The Board is authorized:

             (a) to continue the employment of officers and other employees to the extent reasonably necessary to carry out the provisions of this plan and to retain counsel, accountants, and other experts to assist it in effecting the dissolution and liquidation of the corporation in an orderly, expeditious, and economical fashion;

             (b) to cause the corporation to establish reserves, to provide for the administration of the reserves, and to purchase insurance to provide for the payment of pending contested, contingent, known or unknown liabilities that might be asserted in the future; and

             (c) to cause the corporation to take the steps necessary to notify creditors to present their claims in writing and to bar such claims if not presented within the times prescribed by law.

          11. The Corporation shall not undertake any new business activities after the closing of the Heartland transaction, but it shall fulfill its existing contractual obligations.

          12. The Corporation shall be dissolved, as proposed by the Board and approved by the shareholders. The officers and directors shall take all steps necessary to effect the formal dissolution of the Corporation by filing a certificate of dissolution with the Secretary of State of New Jersey. The certificate shall be filed

         1688

C

     at whatever time the Board deems appropriate, taking into account the nature of the winding up business activities of the Corporation and relevant, legal, tax and regulatory requirements.

          13. The current members of the Board and the current officers shall remain the same, notwithstanding the dissolution of the corporation, subject to their removal or replacement as provided in the by-laws of the Corporation and by law.

          14. The only business activities of the Corporation following dissolution shall be those necessary or desirable for the purpose of winding up the affairs of the Corporation, as determined by the board in its business judgment.

          15. The officers and directors of the Corporation are authorized and directed to take any action necessary or proper to carry out, perform, implement, and consummate this plan of liquidation and distribution and to wind up corporate affairs as soon as feasible following the closing of the sale of substantially all of the assets of the Corporation to Heartland, in exchange for its stock pursuant to the Heartland Agreement.

          16. This plan may be amended from time to time by the Board of Directors. Any amendment, however, that would permit the Corporation to engage in new business activities or cause the Corporation to engage in its existing business activities for longer than one year from the date of adoption of this plan must be approved by the shareholders.

         1689

D
                                                                      APPENDIX D

                           NOTICE OF APPRAISAL RIGHTS
                         APPLICABLE TO TSC STOCKHOLDERS
         1690

D

                 CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS

     14A:11-1 RIGHT OF SHAREHOLDERS TO DISSENT. -- (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

     (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

     (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

     (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

     (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsections 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

     (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by no less than 1,000 holders; or

     (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within 1 year after the date of such transaction, where such transaction is wholly for

     (A) cash; or

     (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

     (C) cash and such securities; or

     (iii) from a sale pursuant to an order of a court having jurisdiction.

     (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

     (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

     (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

     14A:11-2 NOTICE OF DISSENT; DEMAND FOR PAYMENT; ENDORSEMENT OF CERTIFICATES. -- (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the

         1691

corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraphs 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

     (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

     (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

     (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

     (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

     (6) Not later than 20 days after demanding payment for his shares pursuant to his section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

     (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must betaken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

     14A:11-3 "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE. -- (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder".

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined.

     (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

         1692

D

     (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

     (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

     14A:11-4 TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES. -- (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

     (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

     (b) his demand for payment is withdrawn with the written consent of the corporation;

     (c) the fair value of the share is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

     (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

     (e) the proposed corporate action is abandoned or rescinded; or

     (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

     14A:11-5 RIGHTS OF DISSENTING SHAREHOLDER. -- (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

     14A:11-6 DETERMINATION OF FAIR VALUE BY AGREEMENT. -- (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet, or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made a the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

         1693

     (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

     14A:11-7 PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE. -- (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand had been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation no later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

     14A:11-8 ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER. -- In any action to determine the fair value of shares pursuant to this Chapter:

     (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

     (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

     (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

     (d) The court shall render judgment against the corporation and in favor of each shareholder who is party to the action for the amount of the fair value of his shares.

     14A:11-9 JUDGMENT IN ACTION TO DETERMINE FAIR VALUE. -- (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

     (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

     14A:11-10 COSTS AND EXPENSES OF ACTION. -- The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

     14A:11-11 DISPOSITION OF SHARES ACQUIRED BY CORPORATION. -- (1) The shares of a dissenting shareholder in a transition described in paragraph 14A:11-1(1)(b) and the shares of a dissenting shareholder of the surviving corporation in a merger shall become reacquired by the corporation which issued

         1694

D

them upon the payment of the fair value of shares. Such shares shall be canceled if reacquired out of stated capital or if the plan of merger so requires; otherwise they shall become treasury shares.

     (2) In a merger or consolidation, if the surviving or new corporation pays out of surplus the fair value of the shares of dissenting shareholders of the merged or constituent corporation, the shares of the surviving or new corporation into which such shares would have been converted under the plan of merger or consolidation shall become treasury shares of such corporation, unless the plan shall provide otherwise.

     (3) In an acquisition of shares pursuant to section 14A:10-9, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be canceled.

         1695

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article VI of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") eliminates the liability of the Registrant's directors to the Registrant or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers. In addition, Article IX, Section 1 of the Registrant's Restated By-Laws requires the Registrant to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Registrant has entered into indemnity agreements with its directors, which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

         EXHIBIT
           NO.                                 DESCRIPTION OF EXHIBIT
  -------------------------------------------------------------------------------------------
           2.1         -- Letter Agreement regarding formation of the Registrant (filed as
                          Exhibit 2.1 to the Registrant's Registration Statement on Form S-1,
                          File No. 33-74244 (the "Form S-1"), and incorporated herein by reference)
           2.2         -- Supplement to Letter Agreement regarding formation of the
                          Registrant (filed as Exhibit 2.2 to the Form S-1 and incorporated herein by reference)
           2.3         -- Asset Purchase Agreement among RuralVision Joint Venture,
                          RuralVision Central, Inc. and RuralVision South, Inc. (filed as
                          Exhibit 2.3 to the Registrant's Registration Statement on Form S-1,
                          File No. 33-84408 (the "November Form S-1") and incorporated herein by reference)
           2.4         -- Supplemental Agreement to the Asset Purchase Agreement among
                          RuralVision Joint Venture, RuralVision Central, Inc. and
                          RuralVision South, Inc. (filed as Exhibit 2.4 to the November Form
                          S-1 and incorporated herein by reference)
           2.5         -- Closing Agreement amending the Supplemental Agreement among
                          RuralVision Joint Venture, RuralVision Central, Inc. and
                          RuralVision South, Inc. (filed as Exhibit 2.5 to the November Form
                          S-1 and incorporated herein by reference)
           2.6         -- Asset Purchase Agreement between RuralVision Joint Venture and
                          Cable Equity Partners, Inc. (filed as Exhibit 2.6 to the November
                          Form S-1 and incorporated herein by reference)
           2.7         -- Letter Agreement amending Asset Purchase Agreement between
                          RuralVision Joint Venture and Cable Equity Partners, Inc. (filed as
                          Exhibit 2.7 to the November Form S-1 and incorporated herein by reference)
           2.8         -- Letter Agreement between the Registrant and Cross Country Wireless,
                          Inc. (filed as Exhibit 2.8 to the November Form S-1 and
                          incorporated herein by reference)
           2.9         -- Letter Agreement between the Registrant and Cable Equity Partners,
                          Inc. (filed as Exhibit 2.9 to the Registrant's Registration
                          Statement on Form S-4, File No. 33-87076 (the "Form S-4") and
                          incorporated herein by reference)
           2.10        -- Lease Purchase Agreement between the Registrant and Choice
                          Television of Iowa, L.C. (filed as Exhibit 2.10 to the Form S-4 and incorporated herein by reference)

         1696

         EXHIBIT
           NO.                                 DESCRIPTION OF EXHIBIT
  -------------------------------------------------------------------------------------------
           2.11        -- Asset Purchase Agreement between the Registrant and RuralVision
                          Joint Venture (filed as Exhibit 2.11 to the Form 8-K Current Report dated as of December 1, 1994 and filed with the Commission on
                          December 14, 1994 (the "Form 8-K"), and incorporated herein by reference)
           2.12        -- Agreement for Purchase and Sales of Assets between the Registrant and REC Services, Inc. (filed as Exhibit 2.12 to the Form S-4 and incorporated herein by reference)
           2.13        -- Letter Agreement among the Registrant, United States Wireless
                          Cable, Inc. and United States Wireless Cable Systems, Inc. (filed as Exhibit 2.13 to the Form S-4 and incorporated herein by reference)
           2.14        -- Letter Agreement among the Registrant, Cross Country Wireless, Inc.
                          and RuralVision Joint Venture (filed as Exhibit 2.14 to the Form
                          S-4 and incorporated herein by reference)
           2.15        -- Extension Agreement among the Registrant, Cross Country Wireless,
                          Inc., Cross Country Wireless Cable West, L.P., RuralVision Joint
                          Venture, RuralVision Central, Inc., RuralVision South, Inc. and
                          Selling Shareholders of RuralVision Central, Inc. and RuralVision
                          South, Inc. (filed as Exhibit 2.15 to the Form S-4 and incorporated herein by reference)
           2.16        -- Note Modification Agreement among the Registrant, Cross Country
                          Wireless, Inc., Cross Country Wireless Cable West, L.P.,
                          RuralVision Joint Venture, RuralVision Central, Inc., RuralVision
                          South, Inc., the Selling Shareholders of RuralVision Central, Inc.
                          and RuralVision South, Inc., the Larry D. Hudson Trust and Jerri
                          Hudson Bell (filed as Exhibit 2.16 to the Form S-4 and incorporated herein by reference)
           2.17        -- Asset Purchase Agreement between Heartland Wireless Paducah, Inc.
                          and Cross Country Wireless, Inc. (filed as Exhibit 2.17 to the Form
                          S-4 and incorporated herein by reference)
           2.18        -- First Amendment to Joint Venture Agreement between the Registrant and Cross Country Wireless, Inc. (filed as Exhibit 2.18 to the Form
                          S-4 and incorporated herein by reference)
           2.19        -- Venture Distribution Agreement between the Registrant and
                          RuralVision Joint Venture (filed as Exhibit 2.19 to the Form S-4 and incorporated herein by reference)
           2.20        -- Stock Purchase Agreement between Wireless Communications, Inc. and
                          Robert R. Story (previously filed as Exhibit 2.20 to the original filing of this Registration Statement on Form S-4, File No.
                          33-65357, (the "Current S-4") and incorporated herein by reference)
           2.21        -- Asset Purchase Agreement between United States Wireless Systems,
                          Inc. and Robert R. Story, Inc. (previously filed as Exhibit 2.21 to the Current S-4 and incorporated herein by reference)
          *2.22        -- Amended and Restated Agreement and Plan of Merger dated as of
                          September 11, 1995 between American Wireless Systems, Inc.,
                          Heartland Merger Sub, Inc. and the Registrant (included as Appendix
                          C to the Heartland Proxy Statement forming a part of this
                          Registration Statement)
          *2.23        -- Amended and Restated Asset Purchase Agreement dated as of October
                          4, 1995 between Fort Worth Wireless Cable T.V. Associates and the
                          Registrant (included as Appendix F to the Heartland Proxy Statement forming a part of this Registration Statement)
          *2.24        -- Amended and Restated Asset Purchase Agreement dated as of October
                          4, 1995 between Wireless Cable TV Associates #38 and the Registrant
                          (included as Appendix K to the Heartland Proxy Statement forming a part of this Registration Statement)

         1697

         EXHIBIT
           NO.                                 DESCRIPTION OF EXHIBIT
  -------------------------------------------------------------------------------------------
          *2.25        -- Amended and Restated Agreement and Plan of Merger dated as of
                          September 11, 1995 between CableMaxx, Inc., Heartland Merger Sub 2,
                          Inc. and the Registrant (included as Appendix O to the Heartland
                          Proxy Statement forming a part of this Registration Statement)
          *2.26        -- Amended and Restated Asset Purchase Agreement dated as of October
                          19, 1995, between Three Sixty Corp., Technivision, Inc. and the
                          Registrant (included as Appendix Q to the Heartland Proxy Statement forming a part of this Registration Statement)
          *2.27        -- AWS Escrow Agreement (included as Appendix D to the Heartland Proxy
                          Statement forming a part of this Registration Statement)
          *2.28        -- FTW Claim Release (included as Appendix G to the Heartland Proxy
                          Statement forming a part of this Registration Statement)
          *2.29        -- FTW Claim Assignment (included as Appendix H to the Heartland Proxy
                          Statement forming a part of this Registration Statement)
          *2.30        -- FTW Liquidation Plan (included as Appendix I to the Heartland Proxy
                          Statement forming a part of this Registration Statement)
          *2.31        -- Minneapolis Claim Assignment (included as Appendix L to the
                          Heartland Proxy Statement forming a part of this Registration
                          Statement)
          *2.32        -- Minneapolis Liquidation Plan (included as Appendix M to the
                          Heartland Proxy Statement forming a part of this Registration
                          Statement)
          *2.33        -- TSC Escrow Agreement (included as Appendix R to the Heartland Proxy
                          Statement forming a part of this Registration Statement)
          *2.34        -- TSC Liquidation Plan (included as Appendix S to the Heartland Proxy
                          Statement forming a part of this Registration Statement)
           3.1         -- Restated Certificate of Incorporation of the Registrant (filed as
                          Exhibit 3.1 to the Form S-1 and incorporated herein by reference)
           3.2         -- Restated By-laws of the Registrant (filed as Exhibit 3.2 to the
                          Form S-1 and incorporated herein by reference)
           4.1         -- 1994 Employee Stock Option Plan of the Registrant (filed as Exhibit
                          4.1 to the Form S-1 and incorporated herein by reference)
           4.2         -- Form of Nontransferable Incentive Stock Option Agreement under the
                          1994 Employee Stock Option Plan of the Registrant (filed as Exhibit
                          4.2 to the Form S-1 and incorporated herein by reference)
           4.3         -- Form of Nontransferable Non-Qualified Stock Option Agreement under the 1994 Employee Stock Option Plan of the Registrant (filed as
                          Exhibit 4.3 to the Form S-1 and incorporated herein by reference)
           4.4         -- 1994 Stock Option Plan for Non-Employee Directors of the Registrant
                          (filed as Exhibit 4.4 to the Form S-1 and incorporated herein by reference)
           4.5         -- Form of Stock Option Agreement under the 1994 Stock Option Plan for
                          Non-Employee Directors of the Registrant (filed as Exhibit 4.5 to the Form S-1 and incorporated herein by reference)
           4.6         -- Warrant Agreement between the Registrant and Gerard Klauer Mattison
                          & Co., Inc. (including form of warrant certificate) (filed as
                          Exhibit 4.6 to the Form S-1 and incorporated herein by reference)
           4.7         -- Registration Rights Agreement among the Registrant, Jupiter
                          Partners L.P. and Thomas R. Haack (filed as Exhibit 4.7 to the Form
                          S-4 and incorporated herein by reference)
           4.8         -- Stockholders Agreement among the Registrant, Hunt Capital Group,
                          L.L.C., David E. Webb, L. Allen Wheeler and Jupiter Partners L.P.
                          (filed as Exhibit 4.8 to the Form S-4 and incorporated herein by reference)

         1698


         EXHIBIT
           NO.                                 DESCRIPTION OF EXHIBIT
  -------------------------------------------------------------------------------------------
           4.9         -- Note Purchase Agreement among the Registrant, Jupiter Partners L.P.
                          and Thomas R. Haack (filed as Exhibit 4.9 to the Form S-4 and incorporated herein by reference)
           4.10        -- First Amendment to Note Purchase Agreement among the Registrant,
                          Jupiter Partners L.P. and Thomas R. Haack (filed as Exhibit 4.10 to the Form 10-K Annual Report filed with the Commission on March 31,
                          1995 (the "Form 10-K"), and incorporated herein by reference)
           4.11        -- Indenture between the Registrant and First Trust of New York,
                          National Association, as Trustee (the "Trustee") (filed as Exhibit
                          4.11 to the Registrants Registration Statement on Form S-4, File
                          No. 33-91930 (the "Exchange Offer S-4") and incorporated herein by reference)
           4.12        -- Registration Rights Agreement among the Registrant, BT Securities
                          Corporation ("BT Securities") and Lazard Freres & Co. LLC
                          ("Lazard") (filed as Exhibit 4.12 to the Exchange Offer S-4 and incorporated herein by reference)
           4.13        -- Securityholders' and Registration Rights Agreement among the
                          Registrant, BT Securities and Lazard Freres & Co. LLC (filed as
                          Exhibit 4.13 to the Exchange Offer S-4 and incorporated herein by reference)
           4.14        -- Warrant Agreement between the Registrant and Bankers Trust Company, as Warrant Agent (filed as Exhibit 4.14 to the Exchange Offer S-4 and incorporated herein by reference)
           4.15        -- Unit Agreement among the Registrant, Bankers Trust Company, as Unit
                          Agent and Warrant Agent, and the Trustee (filed as Exhibit 4.15 to the Exchange Offer S-4 and incorporated herein by reference)
           5           -- Opinion of Arter & Hadden (including the consent of such firm)
                          regarding legality of securities being offered (previously filed as
                          Exhibit 5 to the Current S-4 and incorporated herein by reference)
           8.1         -- Opinion of Proskauer, Rose, Goetz & Mendelsohn LLP (including the consent of such firm) regarding certain tax consequences
                          (previously filed as Exhibit 8.1 to the Current S-4 and
                          incorporated herein by reference)
          10.1         -- Standard Form of MMDS License Agreement (filed as Exhibit 10.1 to the Form S-1 and incorporated herein by reference)
          10.2         -- Standard Form of ITFS License Agreement (filed as Exhibit 10.2 to the Form S-1 and incorporated herein by reference)
          10.3         -- Form of Indemnity Agreement between the Registrant and each of its directors (filed as Exhibit 10.3 to the Form S-1 and incorporated herein by reference)
          10.4         -- Noncompetition Agreement between the Registrant and J. R. Holland,
                          Jr. (filed as Exhibit 10.4 to the Form S-1 and incorporated herein by reference)
          10.5         -- Noncompetition Agreement between the Registrant and David E. Webb
                          (filed as Exhibit 10.5 to the Form S-1 and incorporated herein by reference)
          10.6         -- Noncompetition Agreement between the Registrant and John R. Bailey
                          (filed as Exhibit 10.6 to the Form S-1 and incorporated herein by reference)
          10.7         -- Noncompetition Agreement between the Registrant and Randy R.
                          Hendrix (filed as Exhibit 10.7 to the Form S-1 and incorporated herein by reference)
          10.8         -- Noncompetition Agreement between the Registrant and Thomas W. Dixon
                          (filed as Exhibit 10.8 to the Form S-1 and incorporated herein by reference)
          10.9         -- Noncompetition Agreement between the Registrant and L. Allen
                          Wheeler (filed as Exhibit 10.9 to the Form S-1 and incorporated herein by reference)
          10.10        -- Credit Agreement between the Registrant and Bank One, Texas, N.A.
                          (filed as Exhibit 10.10 to the November Form S-1 and incorporated herein by reference)

         1699


         EXHIBIT
           NO.                                 DESCRIPTION OF EXHIBIT
  -------------------------------------------------------------------------------------------
          10.11        -- Credit Agreement between the Registrant and International
                          Nederlanden (U.S.) Capital Corporation (filed as Exhibit 10.11 to the November Form S-1 and incorporated herein by reference)
          10.12        -- Standard Commercial Lease between the Registrant and Tech Concepts
                          Joint Venture regarding the Registrant's Richardson, Texas office
                          (filed as Exhibit 10.12 to the November Form S-1 and incorporated herein by reference)
          10.13        -- Building Lease Agreement dated June 1, 1990, between Wireless
                          Communications, Inc. and The Federal Building, Inc. (filed as
                          Exhibit 10.13 to the Form 10-K and incorporated herein by
                          reference)
          10.14        -- Building Lease Agreement dated January 2, 1995, between the
                          Registrant and W&W Commercial Group, L.L.C. (filed as Exhibit 10.14 to the Form 10-K and incorporated herein by reference)
          10.15        -- Building Lease Agreement dated May 1, 1994, between Wireless
                          Communications, Inc. and The Federal Building, Inc. (filed as
                          Exhibit 10.15 to the Form 10-K and incorporated herein by
                          reference)
          10.16        -- Loan Agreement dated March 27, 1995, among the Registrant, Hunt
                          Capital Group, L.L.C., Jupiter Partners L.P. and L. Allen Wheeler
                          (filed as Exhibit 10.16 to the Form 10-K and incorporated herein by reference)
          10.17        -- Purchase Agreement among the Registrant, BT Securities and Lazard
                          (filed as Exhibit 10.17 to the Exchange Offer S-4 and incorporated herein by reference)
          10.18        -- Escrow and Disbursement Agreement among the Registrant, Bankers
                          Trust Company as Escrow Agent and the Trustee (filed as Exhibit
                          10.18 to the Exchange Offer S-4 and incorporated herein by reference)
          21           -- List of Subsidiaries (previously filed as Exhibit 21 to the Current
                          S-4 and incorporated herein by reference)
          23.1         -- Consent of Arter & Hadden (previously included as part of its opinion filed as Exhibit 5 to the Current S-4 and incorporated herein by reference)
         *23.2         -- Consent of KPMG Peat Marwick LLP, independent certified public accountants (Registrant)
         *23.3         -- Consent of Arthur Andersen LLP, independent certified public accountants
         *23.4         -- Consent of Coopers & Lybrand L.L.P. independent certified public accountants
         *23.5         -- Consent of KPMG Peat Marwick LLP, independent certified public accountants (Technivision)
          23.6         -- Consent of Lazard Freres & Co. LLC (previously included as Exhibit
                          23.6 to the Current S-4 and incorporated herein by reference)
         *23.7         -- Consent of Daniels & Associates, L.P. (included as part of its opinion filed as Appendix C to the AWS Proxy Statement/Prospectus forming a part of this Registration statement)
         *23.8         -- Consent of Bear, Stearns & Co., Inc. (included as part of its opinion filed as Appendix B to the CMAX Proxy Statement/Prospectus forming a part of this Registration statement)
          23.9         -- Consent of Proskauer, Rose, Goetz & Mendelsohn LLP (previously included as part of its opinion filed as Exhibit 8.1 to the Current
                          S-4)
         *23.10        -- Consent of Grant Thornton LLP, independent certified public accountants
         *23.11        -- Consent of KPMG Peat Marwick LLP, independent certified public accountants (Cross Country Division)
          24           -- Powers of Attorney (previously included on page II-9 to the Current
                          S-4)
          99.1         -- Form of proxy for special meeting to be mailed to stockholders of the Registrant (previously included as Exhibit 99.1 to the Current
                          S-4 and incorporated herein by reference)

         1700


         EXHIBIT
           NO.                                 DESCRIPTION OF EXHIBIT
  -------------------------------------------------------------------------------------------
          99.2         -- Form of proxy for special meeting to be mailed to stockholders of
                          American Wireless Systems, Inc. (previously included as Exhibit
                          99.2 to the Current S-4 and incorporated herein by reference)
          99.3         -- Form of consent solicitation to be mailed to general partners of
                          Fort Worth Wireless Cable T.V. Associates (previously included as
                          Exhibit 99.3 to the Current S-4 and incorporated herein by reference)
          99.4         -- Form of consent solicitation to be mailed to general partners of
                          Wireless Cable TV Associates #38 (previously included as Exhibit
                          99.4 to the Current S-4 and incorporated herein by reference)
          99.5         -- Form of proxy for special meeting to be mailed to stockholders of
                          CableMaxx, Inc. (previously included as Exhibit 99.5 to the Current
                          S-4 and incorporated herein by reference)
          99.6         -- Form of proxy for special meeting to mailed to stockholders of
                          Three Sixty Corp. (previously included as Exhibit 99.6 and incorporated herein by reference)
         *99.7         -- Letter dated January 26, 1996 from the Registrant to the stockholders of the Registrant
         *99.8         -- Letter dated January 26, 1996 from American Wireless Systems, Inc.
                          to the stockholders of American Wireless Systems, Inc.
         *99.9         -- Letter dated January 26, 1996 from Wireless Cable TV Associates #38 to the general partners of Wireless Cable TV Associates #38
         *99.10        -- Letter dated January 26, 1996 from CableMaxx, Inc. to the stockholders of CableMaxx, Inc.
         *99.11        -- Letter dated January 26, 1996 from Three Sixty Corp. to the stockholders of Three Sixty Corp.
         *99.12        -- Letter dated January 26, 1996 from Fort Worth Wireless Cable T.V.
                          Associates to the general partners of Fort Worth Wireless Cable
                          T.V. Associates
         *99.13        -- Opinion of Lazard Freres & Co., LLC (included as Appendix A to the
                          Heartland Proxy Statement forming a part of this Registration
                          Statement)
         *99.14        -- Opinion of Daniels & Associates, L.P. (included as Appendix C to the AWS Proxy Statement/Prospectus forming a part of this
                          Registration Statement)
         *99.15        -- Opinion of Bear, Stearns & Co., Inc. (included as Appendix B to the
                          CMAX Proxy Statement/Prospectus forming a part of this Registration
                          Statement)


---------------

 * Filed herewith.

     The Registrant agrees to furnish supplementally a copy of any omitted schedules (or similar attachments) to the Commission upon request.

     (b) Financial Statement Schedules

     The following financial statement schedules are included in this Registration Statement.

                                                                                    PAGE
                                                                                    ----
    Heartland Wireless Communications, Inc.
      Independent Auditors' Report................................................  S-2
      Valuation and Qualifying Accounts -- Three Years Ended December 31, 1994....  S-3

Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

         1701

ITEM 22. UNDERTAKINGS.

        (a) Rule 415 Offering.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that: for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g) Registration on Form S-4.

     The undersigned Registrant hereby undertakes that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (2) Every prospectus (i) that is filed pursuant to paragraph (g)(1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         1702

     (h) Request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (z) Other. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         1703

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 25th day of January, 1996.


                                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                                    By    *  /s/  J. R. HOLLAND, JR.
                                        ---------------------------------
                                                 J. R. Holland, Jr.
                                               Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 25th day of January, 1996, by the following persons in the capacities indicated:


                  SIGNATURE                                          TITLE
---------------------------------------------    ---------------------------------------------
          *  /s/  J. R. HOLLAND, JR.             Chairman of the Board and Director
  ------------------------------------------
              J. R. Holland, Jr.

            *  /s/  DAVID E. WEBB                President, Chief Executive Officer and
  ------------------------------------------       Director (Principal Executive Officer)
                David E. Webb

             /s/  JOHN R. BAILEY                 Senior Vice President -- Finance, Chief
  ------------------------------------------       Financial Officer, Treasurer and Secretary
                John R. Bailey                     (Principal Financial Officer)


            *  /s/  DAVID D. HAGEY               Vice President, Controller and Assistant
  ------------------------------------------
                David D. Hagey                     Secretary (Principal Accounting Officer)

          *  /s/  ALVIN H. LANE, JR.             Director
  ------------------------------------------
              Alvin H. Lane, Jr.

                                                 Director
  ------------------------------------------
              Dennis M. O'Rourke

                                                 Director
  ------------------------------------------
               John A. Sprague

                                                 Director
  ------------------------------------------
                Wes W. Watkins

           *  /s/  L. ALLEN WHEELER              Director
  ------------------------------------------
               L. Allen Wheeler

       *By:        /s/  JOHN R. BAILEY
           ---------------------------------
                John R. Bailey
          Agent and Attorney-in-Fact

         1704

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     INDEX TO FINANCIAL STATEMENT SCHEDULES


Independent Auditors' Report...........................................................  S-2
Valuation and Qualifying Accounts -- Three years ended December 31, 1994...............  S-3


All other schedules are omitted as the required information is inapplicable or presented in the consolidated financial statements or related notes.

         1705

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Heartland Wireless Communications, Inc.:

     Under date of March 3, 1995, except as to note 11 which is as of March 27, 1995, we reported on the consolidated balance sheets of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1993 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which are included in the annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                            KPMG Peat Marwick LLP

Dallas, Texas

March 3, 1995

         1706

                                                                     SCHEDULE II

            HEARTLAND WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                      ADDITIONS
                                                              -------------------------
                                               BALANCE AT     CHARGED TO                                   BALANCE AT
                                               BEGINNING      COSTS AND      CHARGED TO                      END OF
                 DESCRIPTION                   OF PERIOD       EXPENSES        OTHER        DEDUCTIONS       PERIOD
---------------------------------------------  ----------     ----------     ----------     ----------     ----------
Year ended December 31, 1992:
  Allowance for doubtful accounts............   $      --      $    501       $     --       $     --       $     501
                                                =========      ========       ========       ========       =========
  Valuation allowance for deferred tax
     assets..................................   $  29,982      $     --       $ 17,279(b)    $     --       $  47,261
                                                =========      ========       ========       ========       =========
Year ended December 31, 1993:
  Allowance for doubtful accounts............   $     501      $ 26,065       $     --       $ (1,484)      $  25,082
                                                =========      ========       ========       ========       =========
  Valuation allowance for deferred tax
     assets..................................   $  47,261      $     --       $136,034(b)    $     --       $ 183,295
                                                =========      ========       ========       ========       =========
Year ended December 31, 1994:
  Allowance for doubtful accounts............   $  25,082      $ 72,066       $ 25,753(a)    $     --       $ 122,901
                                                =========      ========       ========       ========       =========
  Valuation allowance for deferred tax
     assets..................................   $ 183,295      $     --       $608,258(b)    $     --       $ 791,553
                                                =========      ========       ========       ========       =========

---------------

(a) Allocation of assets from the purchase of Milano System.

(b) Recognized as a component of federal income tax benefit.

         1707

                               INDEX TO EXHIBITS

      EXHIBIT
        NO.                                   DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
          2.1        -- Letter Agreement regarding formation of the Registrant (filed as
                        Exhibit 2.1 to the Registrant's Registration Statement on Form S-1,
                        File No. 33-74244 (the "Form S-1"), and incorporated herein by reference)
          2.2        -- Supplement to Letter Agreement regarding formation of the Registrant
                        (filed as Exhibit 2.2 to the Form S-1 and incorporated herein by reference)
          2.3        -- Asset Purchase Agreement among RuralVision Joint Venture, RuralVision
                        Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.3 to the Registrant's Registration Statement on Form S-1, File No.
                        33-84408 (the "November Form S-1") and incorporated herein by reference)
          2.4        -- Supplemental Agreement to the Asset Purchase Agreement among
                        RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision
                        South, Inc. (filed as Exhibit 2.4 to the November Form S-1 and incorporated herein by reference)
          2.5        -- Closing Agreement amending the Supplemental Agreement among
                        RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision
                        South, Inc. (filed as Exhibit 2.5 to the November Form S-1 and incorporated herein by reference)
          2.6        -- Asset Purchase Agreement between RuralVision Joint Venture and Cable
                        Equity Partners, Inc. (filed as Exhibit 2.6 to the November Form S-1 and incorporated herein by reference)
          2.7        -- Letter Agreement amending Asset Purchase Agreement between
                        RuralVision Joint Venture and Cable Equity Partners, Inc. (filed as
                        Exhibit 2.7 to the November Form S-1 and incorporated herein by reference)
          2.8        -- Letter Agreement between the Registrant and Cross Country Wireless,
                        Inc. (filed as Exhibit 2.8 to the November Form S-1 and incorporated herein by reference)
          2.9        -- Letter Agreement between the Registrant and Cable Equity Partners,
                        Inc. (filed as Exhibit 2.9 to the Registrant's Registration Statement
                        on Form S-4, File No. 33-87076 (the "Form S-4") and incorporated herein by reference)
          2.10       -- Lease Purchase Agreement between the Registrant and Choice Television of Iowa, L.C. (filed as Exhibit 2.10 to the Form S-4 and incorporated herein by reference)
          2.11       -- Asset Purchase Agreement between the Registrant and RuralVision Joint
                        Venture (filed as Exhibit 2.11 to the Form 8-K Current Report dated as of December 1, 1994 and filed with the Commission on December 14,
                        1994 (the "Form 8-K"), and incorporated herein by reference)
          2.12       -- Agreement for Purchase and Sales of Assets between the Registrant and
                        REC Services, Inc. (filed as Exhibit 2.12 to the Form S-4 and incorporated herein by reference)
          2.13       -- Letter Agreement among the Registrant, United States Wireless Cable,
                        Inc. and United States Wireless Cable Systems, Inc. (filed as Exhibit
                        2.13 to the Form S-4 and incorporated herein by reference)
          2.14       -- Letter Agreement among the Registrant, Cross Country Wireless, Inc.
                        and RuralVision Joint Venture (filed as Exhibit 2.14 to the Form S-4 and incorporated herein by reference)
          2.15       -- Extension Agreement among the Registrant, Cross Country Wireless,
                        Inc., Cross Country Wireless Cable West, L.P., RuralVision Joint
                        Venture, RuralVision Central, Inc., RuralVision South, Inc. and
                        Selling Shareholders of RuralVision Central, Inc. and RuralVision
                        South, Inc. (filed as Exhibit 2.15 to the Form S-4 and incorporated herein by reference)
          2.16       -- Note Modification Agreement among the Registrant, Cross Country
                        Wireless, Inc., Cross Country Wireless Cable West, L.P., RuralVision
                        Joint Venture, RuralVision Central, Inc., RuralVision South, Inc.,
                        the Selling Shareholders of RuralVision Central, Inc. and RuralVision
                        South, Inc., the Larry D. Hudson Trust and Jerri Hudson Bell (filed as Exhibit 2.16 to the Form S-4 and incorporated herein by reference)

         1708

      EXHIBIT
        NO.                                   DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
          2.17       -- Asset Purchase Agreement between Heartland Wireless Paducah, Inc. and
                        Cross Country Wireless, Inc. (filed as Exhibit 2.17 to the Form S-4 and incorporated herein by reference)
          2.18       -- First Amendment to Joint Venture Agreement between the Registrant and
                        Cross Country Wireless, Inc. (filed as Exhibit 2.18 to the Form S-4 and incorporated herein by reference)
          2.19       -- Venture Distribution Agreement between the Registrant and RuralVision
                        Joint Venture (filed as Exhibit 2.19 to the Form S-4 and incorporated herein by reference)
          2.20       -- Stock Purchase Agreement between Wireless Communications, Inc. and
                        Robert R. Story (previously filed as Exhibit 2.20 to the original filing of this Registration Statement on Form S-4, File No. 33-65357,
                        (the "Current S-4") and incorporated herein by reference)
          2.21       -- Asset Purchase Agreement between United States Wireless Systems, Inc.
                        and Robert R. Story, Inc. (previously filed as Exhibit 2.21 to the
                        Current S-4 and incorporated herein by reference)
         *2.22       -- Amended and Restated Agreement and Plan of Merger dated as of
                        September 11, 1995 between American Wireless Systems, Inc., Heartland
                        Merger Sub, Inc. and the Registrant (included as Appendix C to the
                        Heartland Proxy Statement forming a part of this Registration
                        Statement)
         *2.23       -- Amended and Restated Asset Purchase Agreement dated as of October 4,
                        1995 between Fort Worth Wireless Cable T.V. Associates and the
                        Registrant (included as Appendix F to the Heartland Proxy Statement forming a part of this Registration Statement)
         *2.24       -- Amended and Restated Asset Purchase Agreement dated as of October 4,
                        1995 between Wireless Cable TV Associates #38 and the Registrant
                        (included as Appendix K to the Heartland Proxy Statement forming a part of this Registration Statement)
         *2.25       -- Amended and Restated Agreement and Plan of Merger dated as of
                        September 11, 1995 between CableMaxx, Inc., Heartland Merger Sub 2,
                        Inc. and the Registrant (included as Appendix O to the Heartland
                        Proxy Statement forming a part of this Registration Statement)
         *2.26       -- Amended and Restated Asset Purchase Agreement dated as of October 19,
                        1995, between Three Sixty Corp., Technivision, Inc. and the
                        Registrant (included as Appendix Q to the Heartland Proxy Statement forming a part of this Registration Statement)
         *2.27       -- AWS Escrow Agreement (included as Appendix D to the Heartland Proxy
                        Statement forming a part of this Registration Statement)
         *2.28       -- FTW Claim Release (included as Appendix G to the Heartland Proxy
                        Statement forming a part of this Registration Statement)
         *2.29       -- FTW Claim Assignment (included as Appendix H to the Heartland Proxy
                        Statement forming a part of this Registration Statement)
         *2.30       -- FTW Liquidation Plan (included as Appendix I to the Heartland Proxy
                        Statement forming a part of this Registration Statement)
         *2.31       -- Minneapolis Claim Assignment (included as Appendix L to the Heartland
                        Proxy Statement forming a part of this Registration Statement)
         *2.32       -- Minneapolis Liquidation Plan (included as Appendix M to the Heartland
                        Proxy Statement forming a part of this Registration Statement)
         *2.33       -- TSC Escrow Agreement (included as Appendix R to the Heartland Proxy
                        Statement forming a part of this Registration Statement)
         *2.34       -- TSC Liquidation Plan (included as Appendix S to the Heartland Proxy
                        Statement forming a part of this Registration Statement)
          3.1        -- Restated Certificate of Incorporation of the Registrant (filed as
                        Exhibit 3.1 to the Form S-1 and incorporated herein by reference)

         1709


      EXHIBIT
        NO.                                   DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
          3.2        -- Restated By-laws of the Registrant (filed as Exhibit 3.2 to the Form
                        S-1 and incorporated herein by reference)
          4.1        -- 1994 Employee Stock Option Plan of the Registrant (filed as Exhibit
                        4.1 to the Form S-1 and incorporated herein by reference)
          4.2        -- Form of Nontransferable Incentive Stock Option Agreement under the
                        1994 Employee Stock Option Plan of the Registrant (filed as Exhibit
                        4.2 to the Form S-1 and incorporated herein by reference)
          4.3        -- Form of Nontransferable Non-Qualified Stock Option Agreement under the 1994 Employee Stock Option Plan of the Registrant (filed as
                        Exhibit 4.3 to the Form S-1 and incorporated herein by reference)
          4.4        -- 1994 Stock Option Plan for Non-Employee Directors of the Registrant
                        (filed as Exhibit 4.4 to the Form S-1 and incorporated herein by reference)
          4.5        -- Form of Stock Option Agreement under the 1994 Stock Option Plan for
                        Non-Employee Directors of the Registrant (filed as Exhibit 4.5 to the
                        Form S-1 and incorporated herein by reference)
          4.6        -- Warrant Agreement between the Registrant and Gerard Klauer Mattison &
                        Co., Inc. (including form of warrant certificate) (filed as Exhibit
                        4.6 to the Form S-1 and incorporated herein by reference)
          4.7        -- Registration Rights Agreement among the Registrant, Jupiter Partners
                        L.P. and Thomas R. Haack (filed as Exhibit 4.7 to the Form S-4 and incorporated herein by reference)
          4.8        -- Stockholders Agreement among the Registrant, Hunt Capital Group,
                        L.L.C., David E. Webb, L. Allen Wheeler and Jupiter Partners L.P.
                        (filed as Exhibit 4.8 to the Form S-4 and incorporated herein by reference)
          4.9        -- Note Purchase Agreement among the Registrant, Jupiter Partners L.P.
                        and Thomas R. Haack (filed as Exhibit 4.9 to the Form S-4 and incorporated herein by reference)
          4.10       -- First Amendment to Note Purchase Agreement among the Registrant,
                        Jupiter Partners L.P. and Thomas R. Haack (filed as Exhibit 4.10 to the Form 10-K Annual Report filed with the Commission on March 31,
                        1995 (the "Form 10-K"), and incorporated herein by reference)
          4.11       -- Indenture between the Registrant and First Trust of New York,
                        National Association, as Trustee (the "Trustee") (filed as Exhibit
                        4.11 to the Registrants Registration Statement on Form S-4, File No.
                        33-91930 (the "Exchange Offer S-4") and incorporated herein by reference)
          4.12       -- Registration Rights Agreement among the Registrant, BT Securities
                        Corporation ("BT Securities") and Lazard Freres & Co. LLC ("Lazard")
                        (filed as Exhibit 4.12 to the Exchange Offer S-4 and incorporated herein by reference)
          4.13       -- Securityholders' and Registration Rights Agreement among the
                        Registrant, BT Securities and Lazard Freres & Co. LLC (filed as
                        Exhibit 4.13 to the Exchange Offer S-4 and incorporated herein by reference)
          4.14       -- Warrant Agreement between the Registrant and Bankers Trust Company, as Warrant Agent (filed as Exhibit 4.14 to the Exchange Offer S-4 and incorporated herein by reference)
          4.15       -- Unit Agreement among the Registrant, Bankers Trust Company, as Unit
                        Agent and Warrant Agent, and the Trustee (filed as Exhibit 4.15 to the Exchange Offer S-4 and incorporated herein by reference)
          5          -- Opinion of Arter & Hadden (including the consent of such firm)
                        regarding legality of securities being offered (previously filed as
                        Exhibit 5 to the Current S-4 and incorporated herein by reference)
          8.1        -- Opinion of Proskauer, Rose, Goetz & Mendelsohn LLP (including the consent of such firm) regarding certain tax consequences (previously filed as Exhibit 8.1 to the Current S-4 and incorporated herein by reference)


         1710


      EXHIBIT
        NO.                                   DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         10.1        -- Standard Form of MMDS License Agreement (filed as Exhibit 10.1 to the
                        Form S-1 and incorporated herein by reference)
         10.2        -- Standard Form of ITFS License Agreement (filed as Exhibit 10.2 to the
                        Form S-1 and incorporated herein by reference)
         10.3        -- Form of Indemnity Agreement between the Registrant and each of its directors (filed as Exhibit 10.3 to the Form S-1 and incorporated herein by reference)
         10.4        -- Noncompetition Agreement between the Registrant and J. R. Holland,
                        Jr. (filed as Exhibit 10.4 to the Form S-1 and incorporated herein by reference)
         10.5        -- Noncompetition Agreement between the Registrant and David E. Webb
                        (filed as Exhibit 10.5 to the Form S-1 and incorporated herein by reference)
         10.6        -- Noncompetition Agreement between the Registrant and John R. Bailey
                        (filed as Exhibit 10.6 to the Form S-1 and incorporated herein by reference)
         10.7        -- Noncompetition Agreement between the Registrant and Randy R. Hendrix
                        (filed as Exhibit 10.7 to the Form S-1 and incorporated herein by reference)
         10.8        -- Noncompetition Agreement between the Registrant and Thomas W. Dixon
                        (filed as Exhibit 10.8 to the Form S-1 and incorporated herein by reference)
         10.9        -- Noncompetition Agreement between the Registrant and L. Allen Wheeler
                        (filed as Exhibit 10.9 to the Form S-1 and incorporated herein by reference)
         10.10       -- Credit Agreement between the Registrant and Bank One, Texas, N.A.
                        (filed as Exhibit 10.10 to the November Form S-1 and incorporated herein by reference)
         10.11       -- Credit Agreement between the Registrant and International Nederlanden
                        (U.S.) Capital Corporation (filed as Exhibit 10.11 to the November
                        Form S-1 and incorporated herein by reference)
         10.12       -- Standard Commercial Lease between the Registrant and Tech Concepts
                        Joint Venture regarding the Registrant's Richardson, Texas office
                        (filed as Exhibit 10.12 to the November Form S-1 and incorporated herein by reference)
         10.13       -- Building Lease Agreement dated June 1, 1990, between Wireless
                        Communications, Inc. and The Federal Building, Inc. (filed as Exhibit
                        10.13 to the Form 10-K and incorporated herein by reference)
         10.14       -- Building Lease Agreement dated January 2, 1995, between the
                        Registrant and W&W Commercial Group, L.L.C. (filed as Exhibit 10.14 to the Form 10-K and incorporated herein by reference)
         10.15       -- Building Lease Agreement dated May 1, 1994, between Wireless
                        Communications, Inc. and The Federal Building, Inc. (filed as Exhibit
                        10.15 to the Form 10-K and incorporated herein by reference)
         10.16       -- Loan Agreement dated March 27, 1995, among the Registrant, Hunt
                        Capital Group, L.L.C., Jupiter Partners L.P. and L. Allen Wheeler
                        (filed as Exhibit 10.16 to the Form 10-K and incorporated herein by reference)
         10.17       -- Purchase Agreement among the Registrant, BT Securities and Lazard
                        (filed as Exhibit 10.17 to the Exchange Offer S-4 and incorporated herein by reference)
         10.18       -- Escrow and Disbursement Agreement among the Registrant, Bankers Trust
                        Company as Escrow Agent and the Trustee (filed as Exhibit 10.18 to the Exchange Offer S-4 and incorporated herein by reference)
         21          -- List of Subsidiaries (previously filed as Exhibit 21 to the Current
                        S-4 and incorporated herein by reference)
         23.1        -- Consent of Arter & Hadden (previously included as part of its opinion filed as Exhibit 5 to the Current S-4 and incorporated herein by reference)
        *23.2        -- Consent of KPMG Peat Marwick LLP, independent certified public accountants (Registrant)
        *23.3        -- Consent of Arthur Andersen LLP, independent certified public accountants
        *23.4        -- Consent of Coopers & Lybrand L.L.P. independent certified public accountants
        *23.5        -- Consent of KPMG Peat Marwick LLP, independent certified public accountants (Technivision)


         1711

      EXHIBIT
        NO.                                   DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         23.6        -- Consent of Lazard Freres & Co. LLC (previously included as Exhibit
                        23.6 to the Current S-4 and incorporated herein by reference)
        *23.7        -- Consent of Daniels & Associates, L.P. (included as part of its opinion filed as Appendix C to the AWS Proxy Statement/Prospectus forming a part of this Registration statement)
        *23.8        -- Consent of Bear, Stearns & Co., Inc. (included as part of its opinion filed as Appendix B to the CMAX Proxy Statement/Prospectus forming a part of this Registration statement)
         23.9        -- Consent of Proskauer, Rose, Goetz & Mendelsohn LLP (previously included as part of its opinion filed as Exhibit 8.1 to the Current
                        S-4)
        *23.10       -- Consent of Grant Thornton LLP, independent certified public accountants
        *23.11       -- Consent of KPMG Peat Marwick LLP, independent certified public accountants (Cross Country Division)
         24          -- Powers of Attorney (previously included on page II-9 to the Current
                        S-4)
         99.1        -- Form of proxy for special meeting to be mailed to stockholders of the
                        Registrant (previously included as Exhibit 99.1 to the Current S-4 and incorporated herein by reference)
         99.2        -- Form of proxy for special meeting to be mailed to stockholders of
                        American Wireless Systems, Inc. (previously included as Exhibit 99.2 to the Current S-4 and incorporated herein by reference)
         99.3        -- Form of consent solicitation to be mailed to general partners of Fort
                        Worth Wireless Cable T.V. Associates (previously included as Exhibit
                        99.3 to the Current S-4 and incorporated herein by reference)
         99.4        -- Form of consent solicitation to be mailed to general partners of
                        Wireless Cable TV Associates #38 (previously included as Exhibit 99.4 to the Current S-4 and incorporated herein by reference)
         99.5        -- Form of proxy for special meeting to be mailed to stockholders of
                        CableMaxx, Inc. (previously included as Exhibit 99.5 to the Current
                        S-4 and incorporated herein by reference)
         99.6        -- Form of proxy for special meeting to mailed to stockholders of Three
                        Sixty Corp. (previously included as Exhibit 99.6 and incorporated herein by reference)
        *99.7        -- Letter dated January 26, 1996 from the Registrant to the stockholders of the Registrant
        *99.8        -- Letter dated January 26, 1996 from American Wireless Systems, Inc. to the stockholders of American Wireless Systems, Inc.
        *99.9        -- Letter dated January 26, 1996 from Wireless Cable TV Associates #38 to the general partners of Wireless Cable TV Associates #38
        *99.10       -- Letter dated January 26, 1996 from CableMaxx, Inc. to the stockholders of CableMaxx, Inc.
        *99.11       -- Letter dated January 26, 1996 from Three Sixty Corp. to the stockholders of Three Sixty Corp.
        *99.12       -- Letter dated January 26, 1996 from Fort Worth Wireless Cable T.V.
                        Associates to the general partners of Fort Worth Wireless Cable T.V.
                        Associates
        *99.13       -- Opinion of Lazard Freres & Co., LLC (included as Appendix A to the
                        Heartland Proxy Statement forming a part of this Registration
                        Statement)
        *99.14       -- Opinion of Daniels & Associates, L.P. (included as Appendix C to the
                        AWS Proxy Statement/Prospectus forming a part of this Registration
                        Statement)
        *99.15       -- Opinion of Bear, Stearns & Co., Inc. (included as Appendix B to the
                        CMAX Proxy Statement/Prospectus forming a part of this Registration
                        Statement)


---------------

 * Filed herewith.